Filed pursuant to Rule 424(b)(5)
                                            Registration Statement No. 333-60749


                  SUBJECT TO COMPLETION DATED SEPTEMBER 9, 1998

PROSPECTUS SUPPLEMENT
---------------------
(TO PROSPECTUS DATED SEPTEMBER 9, 1998)

                          $2,558,779,000 (APPROXIMATE)

                      COMMERCIAL MORTGAGE ACCEPTANCE CORP.

                                  AS DEPOSITOR

                       MERRILL LYNCH MORTGAGE CAPITAL INC.
                           MIDLAND LOAN SERVICES, INC.
                   GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.
                                 AS SELLERS AND
                           MIDLAND LOAN SERVICES, INC.
                     AS MASTER SERVICER AND SPECIAL SERVICER
          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1998-C2

                              -------------------

     The Commercial Mortgage Pass-Through Certificates, Series 1998-C2 (the Certificates") will consist of various classes of Certificates, designated as
(i) the Class A-1, Class A-2 and Class A-3 Certificates (the "Class A Certificates"), (ii) the Class X Certificates (together with the Class A Certificates, the "Senior Certificates") and (iii) the Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L and Class M Certificates, and one or more classes of residual certificates. Only the Senior Certificates and the Class B, Class C, Class D and Class E Certificates (the "Offered Certificates") are offered hereby. It is a condition to their issuance that the respective classes of Offered Certificates be assigned ratings by Duff & Phelps Credit Rating Co. ("DCR") and by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), as set forth in the table below. Each Class of Offered Certificates will be issued with the aggregate principal balance (the aggregate "Certificate Balance") or aggregate notional amount (the aggregate "Notional Amount"), and will accrue interest at the per annum rate (the "Pass-Through Rate"), set forth in the table below.

     The Certificates will evidence the entire beneficial ownership interest in a trust fund (the "Trust Fund") to be established by Commercial Mortgage Acceptance Corp. (the "Depositor") pursuant to a Pooling and Servicing Agreement, to be dated as of September 1, 1998 (the "Pooling and Servicing Agreement"), among the Depositor, Midland Loan Services, Inc., as master servicer (the "Master Servicer") and as special servicer (the "Special Servicer"), and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). Distributions on the Certificates will be payable solely from the assets transferred to the Trust Fund for the benefit of the holders of the Certificates (the "Certificateholders"). THE OFFERED CERTIFICATES DO NOT CONSTITUTE OBLIGATIONS OF THE DEPOSITOR, THE SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. Neither the Offered Certificates nor the Mortgage Loans (other than certain Credit Lease Loans, as described herein) are insured or guaranteed by any governmental agency or instrumentality or by the Depositor, the Sellers, the Master Servicer, the Special Servicer, the Trustee, the Underwriters or any of their respective affiliates or any other person.
(Cover page continued on following page)

                              -------------------

   SEE "RISK FACTORS" BEGINNING ON PAGE S-28 IN THIS PROSPECTUS SUPPLEMENT AND
     PAGE 12 OF THE PROSPECTUS FOR A DISCUSSION OF THE MATERIAL RISKS TO BE
             CONSIDERED BEFORE PURCHASING THE OFFERED CERTIFICATES.

                              -------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

   THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

====================================================================================================================================
                                                     INITIAL              INITIAL              SCHEDULED                    FINAL
                                                   CERTIFICATE          PASS-THROUGH         DISTRIBUTION                RATINGS (3)
                CLASS                              BALANCE (1)              RATE                DATE (2)                  S&P/DCR
------------------------------------------------------------------------------------------------------------------------------------
Class A-1 ...........................             $  515,016,000              %              March 15, 2006                AAA/AAA
Class A-2 ...........................             $  837,749,000              %              March 15, 2008                AAA/AAA
Class A-3 ...........................             $  671,128,000              %              March 15, 2008                AAA/AAA
Class X .............................             $2,891,276,720             (4)             August 15, 2028               AAAr/AAA
Class B .............................             $  144,564,000             (4)             August 15, 2008               AA/AA
Class C .............................             $  173,477,000             (4)             August 15, 2008               A/A
Class D .............................             $  173,476,000             (4)             November 15, 2009             BBB/BBB
Class E .............................             $   43,369,000             (4)             June 15, 2010                 BBB-/BBB-
====================================================================================================================================

(footnotes on next page)

     The Offered Certificates will be offered by Merrill Lynch, Pierce, Fenner & Smith ("Merrill Lynch") and by Greenwich NatWest Limited, as agent for National Westminster Bank, Plc ("GNL", and, together with Merrill Lynch, the "Underwriters") from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of the Offered Certificates will be approximately $_____________, before deducting certain expenses payable by the Depositor, plus accrued interest. For further information with respect to the plan of distribution and any discounts and commissions, see "PLAN OF DISTRIBUTION" herein.

     The Offered Certificates are offered by the Underwriters, when, as and if issued by the Depositor, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the Offered Certificates will be made in book-entry form through the Same-Day Funds Settlement System of The Depository Trust Company ("DTC") in the United States and may be made in book-entry form through Cedel Bank, societe anonyme and the Euroclear System, as participants of DTC in Europe, against payment therefor on or about September 28, 1998.

                              -------------------

MERRILL LYNCH & CO.                                            GREENWICH NATWEST

                      PNC CAPITAL MARKETS AS SELLING AGENT

                              -------------------

           The date of this Prospectus Supplement is September __, 1998


Information contained herein is subject to change, completion or amendment. Offers to buy these securities may not be accepted without the delivery of a final prospectus supplement and prospectus. This prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                 MAP INDICATING
                             PRIMARY PROPERTY TYPE
                            BY CUT-OFF DATE BALANCE

[M H C]  Logo of Manufactured Home Communities

                                   ----------

                              --Four Photographs--

                                   ----------

                                   Picture of
                         Contempo Marin, San Rafael, CA


                                   Picture of
                   Holiday Hills Village, Federal Heights, CO


                                   Picture of
                   Country Place Village, New Port Richey, FL


                                   Picture of
                           Casa del Sol, Glendale, AZ

[Logo for World Financial Properties, Inc.]


              Two Pictures Representing One Liberty Plaza, NY, NY
                        One Liberty Plaza, New York, NY


                                   Picture of
                 Sheraton Chicago, Hotel & Towers, Chicago, Ill


[Logo of Tishman Hotel Corporation

The footnotes to the table on the cover page are as follows:

(1) The table sets forth: in the case of the Class X Certificates, the initial aggregate Notional Amount thereof; and, in the case of each other Class of Offered Certificates, the initial aggregate Certificate Balance thereof. The Class X Certificates will not have a Certificate Balance and will not entitle the holders thereof to distributions of principal. The initial aggregate Certificate Balance or Notional Amount of each Class of Offered Certificates is subject to a permitted variance of plus or minus 5%.

(2) The "Scheduled Final Distribution Date" with respect to any Class of Offered Certificates is the Distribution Date on which the final distribution would occur for such Class based on the assumptions described in "Description of the Certificates--Scheduled Final Distribution Date" herein. The actual performance and experiences of the Mortgage Loans will likely differ from such assumptions. As described herein under "RATINGS", the Rated Final Distribution Date for those Classes of Offered Certificates entitled to distributions of principal will be the Distribution Date in September 2030.

(3)  See "RATINGS" herein.

(4) The Pass-Through Rates for the Class A-1, Class A-2 and Class A-3 Certificates for each Distribution Date are fixed at the respective per annum rates set forth in the table. The Pass-Through Rate for the Class X Certificates is the approximate initial Pass-Through Rate and, subsequent to the initial Distribution Date (as defined herein), is variable and will be determined as described under "DESCRIPTION OF THE CERTIFICATES-- Pass-Through Rates" herein. The Pass-Through Rates for the Class B,
     Class C, Class D and Class E Certificates are the approximate initial Pass-Through Rates and, subsequent to the initial Distribution Date, will equal the Weighted Average Net Mortgage Rate (as defined herein) minus ___%, ___%, ___%, and ___%, respectively.

----------

(Continued from cover)

     THE PROSPECTUS THAT ACCOMPANIES THIS PROSPECTUS SUPPLEMENT CONTAINS IMPORTANT INFORMATION REGARDING THIS OFFERING THAT IS NOT CONTAINED HEREIN, AND PROSPECTIVE INVESTORS ARE URGED TO READ BOTH THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT IN FULL TO OBTAIN MATERIAL INFORMATION CONCERNING THE OFFERED CERTIFICATES.

     UNTIL DECEMBER __, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE OFFERED CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     FOR UNITED KINGDOM PURCHASERS: THE CERTIFICATES MAY NOT BE OFFERED OR SOLD IN THE UNITED KINGDOM OTHER THAN TO PERSONS WHOSE ORDINARY BUSINESS IS TO BUY OR SELL SECURITIES, WHETHER AS PRINCIPAL OR AGENT OR OTHERWISE IN CIRCUMSTANCES THAT DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE PUBLIC OFFERS OF SECURITIES REGULATIONS 1995, AND THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS MAY ONLY BE ISSUED OR PASSED ON TO ANY PERSON IN THE UNITED KINGDOM IF THAT PERSON IS OF A KIND DESCRIBED IN ARTICLE 11(3) OF THE FINANCIAL SERVICES ACT 1986 (INVESTMENT ADVERTISEMENTS) (EXEMPTIONS) ORDER 1996, AS AMENDED.

     No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus Supplement or the Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Depositor or the Underwriters. This Prospectus Supplement and the Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein or therein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Depositor since such date.

     There is currently no secondary market for the Offered Certificates. The Underwriters have advised the Depositor that they currently intend to make a secondary market in the Offered Certificates, but they are under no obligation to do so. There can be no assurance that such a market will develop or, if it does develop, that it will continue or will provide investors with a sufficient level of liquidity of investment. The Offered Certificates will not be listed on any securities exchange. See "RISK FACTORS--Limited Liquidity" herein.

                              AVAILABLE INFORMATION

     The Depositor has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the Offered Certificates. This Prospectus Supplement and the accompanying Prospectus, which form a part of the Registration Statement, omit certain information contained in such Registration Statement pursuant to the rules and regulations of the Commission. The Registration Statement can be inspected and copied at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W, Washington D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Web site is http://www.sec.gov. See "ADDITIONAL INFORMATION" and "REPORTS" in the Prospectus.


                           FORWARD-LOOKING STATEMENTS

     If and when included in this Prospectus Supplement and the accompanying Prospectus or in documents incorporated herein or therein by reference, the words "expects," "intends," "anticipates," "estimates" and analogous expressions are intended to identify forward-looking statements. Any such statements, which may include statements contained in "RISK FACTORS" herein and in the Prospectus, inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, among others, general economic and business conditions, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, customer preferences and various other events, conditions and circumstances, many of which are beyond the Depositor's control. These forward-looking statements speak only as of the date of this Prospectus Supplement. The Depositor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Depositor's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.


                          REPORTS TO CERTIFICATEHOLDERS

     The Trustee will mail or otherwise make available monthly reports concerning the Certificates to all Certificateholders of record.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

AVAILABLE INFORMATION ..................................................    S-3
FORWARD-LOOKING STATEMENTS .............................................    S-3
REPORTS TO CERTIFICATEHOLDERS ..........................................    S-3
SUMMARY OF PROSPECTUS SUPPLEMENT .......................................    S-6
RISK FACTORS ...........................................................    S-28
     Investment in Commercial and Multifamily Mortgage Loans ...........    S-28
     Repurchase of Mortgage Loans ......................................    S-37
     Prepayment and Yield Considerations ...............................    S-37
     Effect of Prepayment Premiums .....................................    S-39
     Limited Liquidity .................................................    S-39
     Potential Conflict of Interest in Connection with
        Specially Serviced Mortgage Loans ..............................    S-39
     Risk of Year 2000 .................................................    S-39
DESCRIPTION OF THE MORTGAGE POOL .......................................    S-40
     General ...........................................................    S-40
     Underwriting Standards ............................................    S-41
     Certain Terms and Conditions of the Mortgage Loans ................    S-41
     Assessment of Property Condition ..................................    S-44
     Largest Mortgage Loans ............................................    S-45
     Credit Lease Loans ................................................    S-45
     Additional Mortgage Loan Information ..............................    S-45
     The Sellers .......................................................    S-57
     Assignment of the Mortgage Loans; Repurchases and Substitutions ...    S-57
     Representations and Warranties; Repurchases and Substitutions .....    S-58
     Changes in Mortgage Pool Characteristics ..........................    S-59
MASTER SERVICER AND SPECIAL SERVICER ...................................    S-60
DESCRIPTION OF THE CERTIFICATES ........................................    S-62
     General ...........................................................    S-62
     Certificate Balances and Notional Amounts .........................    S-63
     Pass-Through Rates ................................................    S-63
     Distributions .....................................................    S-64
     Appraisal Reductions ..............................................    S-70
     Subordination, Realized Losses and Allocations of Certain
        Expenses .......................................................    S-71
     Scheduled Final Distribution Date .................................    S-73
     Optional Termination ..............................................    S-73
     Voting Rights .....................................................    S-74
     Delivery, Form and Denomination ...................................    S-74
     Registration and Transfers ........................................    S-77
YIELD AND MATURITY CONSIDERATIONS ......................................    S-78
     Yield Considerations ..............................................    S-78
     Weighted Average Life .............................................    S-82
THE POOLING AND SERVICING AGREEMENT ....................................    S-86
     General ...........................................................    S-86
     Assignment of the Mortgage Loans ..................................    S-86
     Servicing of the Mortgage Loans; Collection of Payments ...........    S-86
     Collection Activities .............................................    S-87
     Advances ..........................................................    S-87
     Accounts ..........................................................    S-88
     Withdrawals from the Certificate Account and the
        Distribution Account ...........................................    S-89
     Inspections .......................................................    S-90
     Realization Upon Mortgage Loans ...................................    S-90
     Amendments, Modifications and Waivers .............................    S-93
     The Trustee .......................................................    S-93

                                                                            PAGE
                                                                            ----

     Duties of the Trustee ..........................................      S-94
     Servicing Compensation and Payment of Expenses .................      S-95
     Special Servicing ..............................................      S-96
     The Controlling Class Representative ...........................      S-98
     Limited Liability of Controlling Class Representative ..........      S-99
     Sub-Servicers ..................................................      S-99
     Reports to Certificateholders; Available Information ...........      S-99
MATERIAL FEDERAL INCOME TAX CONSEQUENCES ............................      S-103
ERISA CONSIDERATIONS ................................................      S-104
LEGAL INVESTMENT ....................................................      S-107
PLAN OF DISTRIBUTION ................................................      S-108
USE OF PROCEEDS .....................................................      S-109
LEGAL MATTERS .......................................................      S-109
RATINGS .............................................................      S-109
INDEX OF DEFINITIONS ................................................      S-110
ANNEX A--Certain Characteristics of the Mortgage Loans ..............      A-1
ANNEX B--Form of Distribution Date Statements .......................      B-1
ANNEX C--Form of Supplemental Statements ............................      C-1
ANNEX D--Description of Largest Mortgage Loans ......................      D-1

--------------------------------------------------------------------------------

                        SUMMARY OF PROSPECTUS SUPPLEMENT

     Prospective investors are advised to read carefully, and should rely solely on, the detailed information appearing elsewhere in this Prospectus Supplement and the Prospectus relating to the Offered Certificates in making their investment decision. The following Summary does not include all relevant information relating to the Offered Certificates or the Mortgage Loans, particularly with respect to the risks and special considerations involved with an investment in the Offered Certificates and is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and the Prospectus. Prior to making any investment decision, a prospective investor should review fully this Prospectus Supplement and the Prospectus. Capitalized terms used and not otherwise defined herein have the respective meanings assigned to them in the Prospectus. See "INDEX OF DEFINITIONS" herein and in the Prospectus.



                                 INITIAL
                                AGGREGATE
                               CERTIFICATE        % OF                                                     DESCRIPTION     INITIAL
                               BALANCE OR        INITIAL         EXPECTED     WEIGHTED                       OF PASS-       PASS-
                                NOTIONAL          POOL           RATING BY     AVERAGE      PRINCIPAL         THROUGH      THROUGH
CLASS                           AMOUNT(1)        BALANCE          S&P/DCR      LIFE(2)      WINDOW(2)          RATE         RATE
-----                          -----------       -------         ---------    --------      ---------      -----------     -------

Senior Certificates
-------------------
   A-1 ....................  $  515,016,000        17.8%           AAA/AAA         5.0     10/98-03/06      Fixed Rate         %
   A-2 ....................  $  837,749,000        29.0%           AAA/AAA         9.2     03/06-03/08      Fixed Rate         %
   A-3 ....................  $  671,128,000        23.2%           AAA/AAA         9.7     03/08-08/08      Fixed Rate         %
   X ......................  $2,891,276,720(3)      (3)           AAAr/AAA         N/A         N/A       Variable Rate I/O    (4)

Subordinate Certificates
------------------------
   B ......................  $  144,564,000        5.00%            AA/AA          9.9     08/08-08/08        Net WAC         (5)
   C ......................  $  173,477,000        6.00%             A/A           9.9     08/08-08/08        Net WAC         (5)
   D ......................  $  173,476,000        6.00%           BBB/BBB        10.0     08/08-11/09        Net WAC         (5)
   E ......................  $   43,369,000        1.50%          BBB-/BBB-       11.3     11/09-06/10        Net WAC         (5)
   F(6) ...................  $  122,880,000        4.25%             (6)          13.5     06/10-05/13        Net WAC         (5)
   G(6) ...................  $   21,684,000        0.75%             (6)          14.7     05/13-07/13        Net WAC         (5)
   H(6) ...................  $   36,141,000        1.25%             (6)          14.9     07/13-08/13      Fixed Rate         %
   J(6) ...................  $   65,054,000        2.25%             (6)          15.4     08/13-08/15      Fixed Rate         %
   K(6) ...................  $   14,456,000        0.50%             (6)          17.5     08/15-10/16      Fixed Rate         %
   L(6) ...................  $   28,913,000        1.00%             (6)          19.0     10/16-03/18      Fixed Rate         %
   M(6) ...................  $   43,369,720        1.50%             (6)          20.8     03/18-08/28      Fixed Rate         %

----------

(1)  In each case, subject to a variance of plus or minus 5%.

(2) The weighted average life (expressed in years) and the period (expressed in months following the Closing Date and commencing with the month of the first Distribution Date) during which distributions of principal would be received (the "Principal Window") set forth in the foregoing table are based on the assumptions described in "Description of the Certificates--Scheduled Final Distribution Date" herein. See "YIELD AND MATURITY CONSIDERATIONS" herein.

(3) The Class X Certificates will not have a principal balance nor will they entitle the holders thereof to receive distributions of principal, but will entitle such holders to receive payments of interest equal to the aggregate of the interest accrued on the Notional Amount of each of its Components (each as defined herein). See "DESCRIPTION OF THE CERTIFICATES--Certificate Balances and Notional Amounts" and "--Pass-Through Rates" herein.

(4) The initial Pass-Through Rate for the Class X Certificates set forth in the table is approximate. The Pass-Through Rate for the Class X Certificates is variable and, subsequent to the initial Distribution Date, will be determined as described under "DESCRIPTION OF THE
     CERTIFICATES--Pass-Through Rates" herein.

(5) The Pass-Through Rates for the Class B, Class C, Class D, Class E, Class F and Class G Certificates will equal the Weighted Average Net Mortgage Rate minus ___%, ___%, ___%, __%, __% and ___%, respectively.

(6)  Not offered hereby.

     The residual certificates are not represented in this table. The residual certificates do not have Certificate Balances, Notional Amounts, Pass-Through Rates or any ratings thereon.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Title of Certificates ............ Commercial Mortgage Acceptance Corp.
                                      Commercial Mortgage Pass-Through
                                      Certificates, Series 1998-C2 (the
                                      "Certificates").

                                   The Certificates will be issued pursuant to a
                                      Pooling and Servicing Agreement to be
                                      dated as of September 1, 1998 (the
                                      "Pooling and Servicing Agreement") among the Depositor, the Master Servicer, the Special Servicer and the Trustee.

                                   Only the Senior Certificates (as defined
                                      herein) and the Class B, Class C, Class D and Class E Certificates are offered hereby.

                                   The Class F, Class G, Class H, Class J, Class
                                      K, Class L and Class M Certificates and
                                      any residual certificates (collectively, the "Private Certificates") have not been registered under the 1933 Act and are not offered hereby. Accordingly, to the extent this Prospectus Supplement contains information regarding the terms of the Private Certificates, such information is provided solely because of its relevance to a prospective purchaser of an Offered Certificate.

Depositor ........................ Commercial Mortgage Acceptance Corp. (the
                                      "Depositor"), a wholly owned subsidiary of Midland Loan Services, Inc. (the Master Servicer, Special Servicer and one of the Sellers). See "THE DEPOSITOR" in the Prospectus.

Sellers .......................... Merrill Lynch Mortgage Capital Inc. ("MLMCI")
                                      as to 228 Mortgage Loans, representing
                                      69.0% of the Initial Pool Balance (as
                                      defined herein); Greenwich Capital
                                      Financial Products, Inc. ("GCFP") as to
                                      165 Mortgage Loans, representing 17.4% of the Initial Pool Balance; and Midland Loan Services, Inc. ("Midland" and, collectively with MLMCI and GCFP, the "Sellers") as to 119 Mortgage Loans, representing 13.7% of the Initial Pool Balance. Each Seller will sell its Mortgage Loans to the Depositor on the Closing Date pursuant to an agreement (each, a "Mortgage Loan Purchase Agreement"), which will be assigned to the Trustee. See "DESCRIPTION OF THE MORTGAGE POOL--The Sellers" herein.

Master Servicer .................. Midland Loan Services, Inc. (the "Master
                                      Servicer"), a wholly owned subsidiary of PNC Bank, N.A. ("PNC"). See "MASTER SERVICER AND SPECIAL SERVICER" herein.

Special Servicer ................. Midland Loan Services, Inc. (the "Special
                                      Servicer"), a wholly owned subsidiary of PNC. The Special Servicer will be responsible for performing certain servicing functions with respect to Mortgage Loans that, in general, are in default or as to which default is reasonably foreseeable, and for the management of and potential disposition of REO Properties. The Controlling Class of Sequential Pay Certificates (as defined herein) will have the right, subject to certain conditions described herein, to replace the Special Servicer and to select a representative (the "Controlling Class Representative") from whom the Special Servicer will seek advice and approval and take directions under certain circumstances, as described herein. An affiliate of the Special Servicer is expected to purchase the Class H, Class J, Class K,

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                      Class L and Class M Certificates on or
                                      shortly after the Closing Date. See "THE
                                      POOLING AND SERVICING AGREEMENT--Special
                                      Servicing," and "--Servicing Compensation and Payment of Expenses" herein. See "MASTER SERVICER AND SPECIAL SERVICER" herein.

Trustee .......................... Norwest Bank Minnesota, National Association,
                                      a national banking association (the
                                      "Trustee"). See "THE POOLING AND SERVICING
                                      AGREEMENT--The Trustee" herein.

Cut-Off Date ..................... September 1, 1998.

Closing Date ..................... On or about September 29, 1998.

Distribution Date ................ The 15th day of each month, or if such 15th day is not a business day, the business
                                      day immediately following such day,
                                      commencing in October, 1998; provided,
                                      however, that the Distribution Date will be no earlier than the fourth business day following the related Determination Date.

Scheduled Final
  Distribution Date .............. The Scheduled Final Distribution Dates set
                                      forth below are the Distribution Dates on which the final distribution would occur for each offered Class based on the assumption that no Mortgage Loan is prepaid in whole or in part, and otherwise have been determined on the basis of the assumptions described in "DESCRIPTION OF THE CERTIFICATES--Scheduled Final
                                      Distribution Date" herein.

                                                              SCHEDULED FINAL
                                       CLASS DESIGNATION      DISTRIBUTION DATE
                                       -----------------      -----------------
                                       Class A-1              March 15, 2006
                                       Class A-2              March 15, 2008
                                       Class A-3              August 15, 2008
                                       Class X                August 15, 2028
                                       Class B                August 15, 2008
                                       Class C                August 15, 2008
                                       Class D                November 15, 2009
                                       Class E                June 15, 2010


Record Date ...................... With respect to each Distribution Date, the close of business on the last business day of the month preceding the month in which such Distribution Date occurs.

Interest Accrual Period .......... With respect to any Distribution Date, the calendar month preceding the month in
                                      which such Distribution Date occurs.
                                      Interest for each Interest Accrual Period is calculated based on a 360-day year consisting of twelve 30-day months.

Determination Date ............... With respect to each Distribution Date, the tenth day of such month, or if such tenth day is not a business day, the next succeeding business day.

Denominations .................... The Offered Certificates of each Class will be issued, maintained and transferred on the book-entry records of the Depository Trust Company ("DTC") and its Participants (as defined herein)

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                                      in denominations of $1,000 actual or
                                      notional principal amount and in integral multiples of $1 in excess thereof.

Clearance and Settlement ......... Certificateholders must elect to hold their
                                      Offered Certificates in book-entry form, delivery of which will be made through the facilities of DTC in the United States and may be made through the facilities of Cedel Bank, societe anonyme ("CEDEL"), or the Euroclear System ("Euroclear") in Europe. Transfers within DTC, CEDEL or Euroclear, as the case may be, will be in accordance with the usual rules and operating procedures of the relevant system. Crossmarket transfers between persons holding directly or indirectly through DTC, on the one hand, and counterparties holding directly or indirectly through CEDEL or Euroclear, on the other, will be effected by DTC through Citibank, N.A. or The Chase Manhattan Bank, the relevant depositaries of CEDEL and Euroclear, respectively.

Description of the Certificates .. The Certificates will be issued pursuant to the Pooling and Servicing Agreement, and will represent in the aggregate the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting of the Mortgage Loans and certain related assets.

Certificate Balances and
 Notional Amounts ................ Upon initial issuance, and in each case subject to a permitted variance of plus or minus 5%, the Offered Certificates (other than the Class X Certificates) will have the Certificate Balances representing the approximate percentage of the Initial Pool Balance (as defined herein) set forth in the table at the beginning of this Summary.

                                   The "Certificate Balance" of any Class A,
                                      Class B, Class C, Class D, Class E, Class
                                      F, Class G, Class H, Class J, Class K,
                                      Class L and Class M Certificates (the
                                      "Sequential Pay Certificates")
                                      outstanding at any time represents the
                                      maximum amount that the holders thereof
                                      are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Trust Fund. As described herein, the Certificate Balance of each Class of Sequential Pay Certificates will be reduced on each Distribution Date by any distributions of principal actually made on such Class of Certificates on such Distribution Date, and further by any Realized Losses and Additional Trust Fund Expenses (each, as defined herein) that are allocated to such Class of Certificates on such Distribution Date.

                                   The Class X Certificates will not have a
                                      Certificate Balance, but will represent
                                      the right to receive the sum of the
                                      interest accrued on the Notional Amount of each of its Components, as described herein. As of any Distribution Date, each Component will have a Notional Amount equal to the Certificate Balance of the Class of Sequential Pay Certificates with the same Class designation immediately prior to such Distribution Date. The Components do not represent separate Classes of Certificates, but rather separate components, each of which is a part of the Class X Certificates.

                                   None of the residual certificates will have a
                                      Certificate Balance.

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                                      S-9

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                                   See "DESCRIPTION OF THE CERTIFICATES--
                                      Certificate Balances and Notional Amounts" herein.

Pass-Through Rates ............... The Initial Pass-Through Rate applicable to each Class of Sequential Pay Certificates for each Distribution Date is set forth or described in the table at the beginning of the Summary. The Pass-Through Rates for the Class B, Class C, Class D and Class E Certificates will equal the Weighted Average Net Mortgage Rate minus __%, __%, __% and __%, respectively.

                                   The Class X Certificates will receive
                                      payments of interest equal to the
                                      aggregate of the interest accrued on the Notional Amount of each of its Components. Each Component will accrue interest at its applicable Strip Rate (as set forth below) on its related Notional Amount. The Strip Rate applicable to the Class A-1, Class A-2 and Class A-3 Components for each Distribution Date will equal the Weighted Average Net Mortgage Rate for such Distribution Date minus _____%, ____% and ____%, respectively (but not less than zero); the Strip Rate applicable to the Class B, Class C, Class D, Class E, Class F and Class G Components for each Distribution Date will equal ____%, ____%, ____%, ____%,____% and ____%, respectively; and the Strip Rate
                                      applicable to the Class H, Class J, Class
                                      K, Class L and Class M Components for each
                                      Distribution Date will each equal the
                                      Weighted Average Net Mortgage Rate for
                                      such Distribution Date minus ____% (but
                                      not less than zero).

                                   The residual certificates will not bear
                                      interest, but will represent the right to receive certain limited amounts not otherwise payable on the Sequential Pay and Class X Certificates.

                                   The "Weighted Average Net Mortgage Rate" for
                                      each Distribution Date is the weighted
                                      average of the Net Mortgage Rates for the Mortgage Loans as of the commencement of the related Collection Period (as defined herein), weighted on the basis of their respective Stated Principal Balances outstanding immediately prior to such Distribution Date.

                                   The "Net Mortgage Rate" for each Mortgage
                                      Loan will equal (x) the Mortgage Rate in effect for such Mortgage Loan as of the Cut-Off Date minus (y) the Administrative Cost Rate (as defined herein) for such Mortgage Loan; provided, that if any Mortgage Loan does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months (which is the basis on which interest accrues in respect of the Sequential Pay Certificates), then, solely for the purpose of calculating the Weighted Average Net Mortgage Rate, the Mortgage Rate referred to in clause (x) and the Master Servicing Fee Rate will, to the extent appropriate, be adjusted from accrual period to accrual period to compensate for such difference.

                                   The "Stated Principal Balance" of each
                                      Mortgage Loan outstanding at any time
                                      represents the principal balance of such Mortgage Loan ultimately due and payable thereon and generally will equal the Cut-Off Date Balance (as defined herein) thereof,

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                                      reduced on each Distribution Date (to not
                                      less than zero) by (i) any payments or
                                      other collections (or advances in lieu
                                      thereof) of principal on such Mortgage
                                      Loan that are due or received, as the case may be, during the related Collection Period and distributed on the Certificates on such Distribution Date and (ii) the principal portion of any Realized Loss incurred in respect of such Mortgage Loan during the related Collection Period for such Distribution Date. Notwithstanding the foregoing, if any Mortgage Loan is paid in full, liquidated or otherwise removed from the Trust Fund, commencing as of the first Distribution Date following the Collection Period during which such event occurred, the Stated Principal Balance of such Mortgage Loan will be zero. See "DESCRIPTION OF THE
                                      CERTIFICATES--Pass-Through Rates" herein.

Distributions .................... On each Distribution Date, for so long as the aggregate Certificate Balance of the
                                      Classes of the Sequential Pay Certificates is greater than zero, the Trustee will (except as otherwise described under "DESCRIPTION OF THE CERTIFICATES--Optional Termination" herein) apply the Available Distribution Amount (as defined herein) for such date for the following purposes and in the following order of priority, in each case to the extent of remaining available funds:

                                      (1)  to distributions of interest to the
                                           holders of the Class A-1, Class A-2,
                                           Class A-3 and Class X Certificates
                                           (in each case, so long as any such
                                           Class remains outstanding), pro rata,
                                           in accordance with the respective
                                           amounts of Distributable Certificate
                                           Interest (as defined herein) on such
                                           Classes of Certificates on such
                                           Distribution Date, in an amount equal
                                           to all Distributable Certificate
                                           Interest in respect of each such
                                           Class of Certificates for such
                                           Distribution Date and, to the extent
                                           not previously paid, for all prior
                                           Distribution Dates;

                                      (2)  to distributions of principal to the
                                           holders of the Class A-1 Certificates
                                           in an amount (not to exceed the then
                                           outstanding Certificate Balance of
                                           such Class of Certificates) equal to
                                           the Principal Distribution Amount (as
                                           defined herein) for such Distribution
                                           Date;

                                      (3)  after the Class A-1 Certificates have
                                           been retired, to distributions of
                                           principal to the holders of the Class
                                           A-2 Certificates in an amount (not to
                                           exceed the then outstanding
                                           Certificate Balance of such Class of
                                           Certificates) equal to the Principal
                                           Distribution Amount for such
                                           Distribution Date, less any portion
                                           thereof distributed in respect of the
                                           Class A-1 Certificates;

                                      (4)  after the Class A-1 and Class A-2
                                           Certificates have been retired, to
                                           distributions of principal to the
                                           holders of the Class A-3 Certificates
                                           in an amount (not to exceed the then
                                           outstanding Certificate Balance of
                                           such Class of Certificates) equal to
                                           the Principal Distribution Amount for
                                           such

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                                      S-11

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                                           Distribution Date, less any portion
                                           thereof distributed in respect of the
                                           Class A-1 and/or Class A-2
                                           Certificates;

                                      (5)  to distributions to the holders of
                                           the Class A-1, Class A-2 and Class
                                           A-3 Certificates, pro rata, in
                                           accordance with the amount of
                                           Realized Losses and Additional Trust
                                           Fund Expenses, if any, previously
                                           allocated to such Classes of
                                           Certificates for which no
                                           reimbursement has previously been
                                           received, to reimburse such holders
                                           for all Realized Losses and
                                           Additional Trust Fund Expenses, if
                                           any;

                                      (6)  to distributions of interest to the
                                           holders of the Class B Certificates
                                           in an amount equal to all
                                           Distributable Certificate Interest in
                                           respect of such Class of Certificates
                                           for such Distribution Date and, to
                                           the extent not previously paid, for
                                           all prior Distribution Dates;

                                      (7)  after the Class A Certificates have
                                           been retired, to distributions of
                                           principal to the holders of the Class
                                           B Certificates in an amount (not to
                                           exceed the then outstanding
                                           Certificate Balance of such Class of
                                           Certificates) equal to the Principal
                                           Distribution Amount for such
                                           Distribution Date, less any portion
                                           thereof distributed in respect of the
                                           Class A Certificates;

                                      (8)  to distributions to the holders of
                                           the Class B Certificates to reimburse
                                           such holders for all Realized Losses
                                           and Additional Trust Fund Expenses,
                                           if any, previously allocated to such
                                           Class of Certificates and for which
                                           no reimbursement has previously been
                                           received;

                                      (9)  to distributions of interest to the
                                           holders of the Class C Certificates
                                           in an amount equal to all
                                           Distributable Certificate Interest in
                                           respect of such Class of Certificates
                                           for such Distribution Date and, to
                                           the extent not previously paid, for
                                           all prior Distribution Dates;

                                      (10) after the Class A and Class B
                                           Certificates have been retired, to
                                           distributions of principal to the
                                           holders of the Class C Certificates
                                           in an amount (not to exceed the then
                                           outstanding Certificate Balance of
                                           such Class of Certificates) equal to
                                           the Principal Distribution Amount for
                                           such Distribution Date, less any
                                           portion thereof distributed in
                                           respect of the Class A and/or Class B
                                           Certificates;

                                      (11) to distributions to the holders of
                                           the Class C Certificates to reimburse
                                           such holders for all Realized Losses
                                           and Additional Trust Fund Expenses,
                                           if any, previously allocated to such
                                           Class of Certificates and for which
                                           no reimbursement has previously been
                                           received;

                                      (12) to distributions of interest to the
                                           holders of the Class D Certificates
                                           in an amount equal to all
                                           Distributable

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                                      S-12

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                                           Certificate Interest in respect of
                                           such Class of Certificates for such
                                           Distribution Date and, to the extent
                                           not previously paid, for all prior
                                           Distribution Dates;

                                      (13) after the Class A, Class B and Class
                                           C Certificates have been retired, to
                                           distributions of principal to the
                                           holders of the Class D Certificates
                                           in an amount (not to exceed the then
                                           outstanding Certificate Balance of
                                           such Class of Certificates) equal to
                                           the Principal Distribution Amount for
                                           such Distribution Date, less any
                                           portion thereof distributed in
                                           respect of the Class A, Class B
                                           and/or Class C Certificates;

                                      (14) to distributions to the holders of
                                           the Class D Certificates to reimburse
                                           such holders for all Realized Losses
                                           and Additional Trust Fund Expenses,
                                           if any, previously allocated to such
                                           Class of Certificates and for which
                                           no reimbursement has previously been
                                           received;

                                      (15) to distributions of interest to the
                                           holders of the Class E Certificates
                                           in an amount equal to all
                                           Distributable Certificate Interest in
                                           respect of such Class of Certificates
                                           for such Distribution Date and, to
                                           the extent not previously paid, for
                                           all prior Distribution Dates;

                                      (16) after the Class A, Class B, Class C
                                           and Class D Certificates have been
                                           retired, to distributions of
                                           principal to the holders of the Class
                                           E Certificates in an amount (not to
                                           exceed the then outstanding
                                           Certificate Balance of such Class of
                                           Certificates) equal to the Principal
                                           Distribution Amount for such
                                           Distribution Date, less any portion
                                           thereof distributed in respect of the
                                           Class A, Class B, Class C and/or
                                           Class D Certificates;

                                      (17) to distributions to the holders of
                                           the Class E Certificates to reimburse
                                           such holders for all Realized Losses
                                           and Additional Trust Fund Expenses,
                                           if any, previously allocated to such
                                           Class of Certificates and for which
                                           no reimbursement has previously been
                                           received; and

                                      (18) to distributions to the holders of
                                           the respective Classes of Private
                                           Certificates (other than the residual
                                           certificates) as described herein
                                           (provided that no distributions of
                                           principal will be made in respect of
                                           any Class of Private Certificates
                                           until the aggregate Certificate
                                           Balance of the Class A, Class B,
                                           Class C, Class D and Class E
                                           Certificates has been reduced to
                                           zero). See "DESCRIPTION OF THE
                                           CERTIFICATES--Distributions--
                                           Application of Available Distribution
                                           Amount" herein.

                                   After the Certificate Balance of the
                                      Subordinate Certificates has been reduced to zero, distributions of principal will be made in respect of the Class A Certificates, pro rata.

                                   The "Distributable Certificate Interest" in
                                      respect of any Class of Certificates for each Distribution Date represents that portion of

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                                      S-13

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                                      the Accrued Certificate Interest in
                                      respect of such Class of Certificates and such Distribution Date reduced (to not less than zero) by such Class's allocable share (calculated as described below) of the aggregate of any Prepayment Interest Shortfalls resulting from voluntary principal prepayments made on the Mortgage Loans (other than a Specially Serviced Mortgage Loan) during the related Collection Period that are not covered by the Master Servicer's Compensating Interest Payment for such Distribution Date (the aggregate of such Prepayment Interest Shortfalls that are not so covered, as to such Distribution Date, the "Net Aggregate Prepayment Interest Shortfall"). See "THE POOLING AND SERVICING AGREEMENT--Servicing
                                      Compensation and Payment of Expenses" and "DESCRIPTION OF THE CERTIFICATES-- Distributions--Distributable Certificate
                                      Interest" herein.

                                   The "Accrued Certificate Interest" in respect
                                      of each Class of Sequential Pay
                                      Certificates for each Distribution Date is equal to one month's interest at the Pass-Through Rate applicable to such Class of Certificates and such Distribution Date accrued during the immediately preceding calendar month on the related Certificate Balance outstanding immediately prior to such Distribution Date. The "Accrued Certificate Interest" in respect of the Class X Certificates for each Distribution Date is equal to the sum of one month's interest at the Strip Rate applicable to each Component and such Distribution Date accrued during the immediately preceding calendar month on the related Notional Amount outstanding on each such Component immediately prior to such Distribution Date. Accrued Certificate Interest will be calculated on a 30/360 day basis.

                                   The "Principal Distribution Amount" for each
                                      Distribution Date will generally equal the sum of (a) the aggregate of the principal portions of all Scheduled Payments (as defined herein) (other than Balloon Payments) due (to the extent received or advanced), and the principal portions of any Assumed Scheduled Payments (as defined herein) deemed due, on or in respect of the Mortgage Loans for their respective Due Dates occurring during the related Collection Period; (b) the aggregate of all principal prepayments received on the Mortgage Loans during the related Collection Period (including any Remaining Cash Flow); (c) with respect to any Mortgage Loan as to which the related stated maturity date occurred during or prior to the related Collection Period, any payment of principal made by or on behalf of the related borrower during the related Collection Period (including any Balloon Payment), net of any portion of such payment that represents a recovery of the principal portion of any Scheduled Payment (other than a Balloon Payment) due or the principal portion of any Assumed Scheduled Payment deemed due, in respect of such Mortgage Loan on a Due Date during or prior to the related Collection Period and not previously recovered; (d) the aggregate of all liquidation proceeds and insurance proceeds, condemnation awards and proceeds of Mortgage Loan repurchases that were received on or in respect of Mortgage Loans or

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                                      REO Loans during the related Collection
                                      Period and that were identified and
                                      applied by the Master Servicer as
                                      recoveries of principal, in each case net of any portion of such amounts that represents a recovery of the principal portion of any Scheduled Payment (other than a Balloon Payment) due, or of the principal portion of any Assumed Scheduled Payment deemed due, in respect of the related Mortgage Loan or REO Loan on a Due Date during or prior to the related Collection Period and not previously recovered; and (e) if such Distribution Date is subsequent to the initial Distribution Date, the excess, if any, of the Principal Distribution Amount for the immediately preceding Distribution Date, over the aggregate distributions of principal made on the Certificates on such immediately preceding Distribution Date.

                                   Reimbursements of Realized Losses and
                                      Additional Trust Fund Expenses previously allocated to principal will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Certificates in respect of which any such reimbursement is made.

                                   The holders of the Offered Certificates may
                                      also receive portions of any Prepayment
                                      Premiums, to the extent described under
                                      "DESCRIPTION OF THE CERTIFICATES--
                                      Distributions--Allocation of Prepayment
                                      Premiums" herein. Such distributions will be in addition to the distributions of interest, if any, made to such holders from the Available Distribution Amount on each Distribution Date.

Certain Yield and Prepayment
 Considerations .................. The yield on each Class of the Offered
                                      Certificates will depend on, among other things, the Pass-Through Rate for such Certificates.

                                   The yield on any Sequential Pay Certificate
                                      that is purchased at a discount or premium will also be affected by the rate and timing of distributions in respect of principal on such Certificate, which in turn will be affected by (i) the rate and timing of principal payments (including principal prepayments) on the Mortgage Loans and (ii) the extent to which such principal payments are applied on any Distribution Date in reduction of the Certificate Balance of such Certificate. An investor that purchases any Sequential Pay Certificate at a discount should consider the risk that a slower than anticipated rate of principal payments on such Certificate will result in an actual yield that is lower than such investor's expected yield. An investor that purchases any Sequential Pay Certificate at a premium should consider the risk that a faster than anticipated rate of principal payments on such Certificate will result in an actual yield that is lower than such investor's expected yield. Insofar as an investor's initial investment in any Sequential Pay Certificate is returned in the form of payments of principal thereon, there can be no assurance that such amounts can be reinvested in a comparable alternative investment with a comparable yield. Investors in the Offered Certificates should consider that, as of the Cut-Off Date, certain of the Mortgage

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                                      Loans may be prepaid at any time and
                                      others may be prepaid at any time after
                                      the expiration of the applicable Lockout
                                      Period, subject, in most cases, to the
                                      payment of a Yield Maintenance Charge or Percentage Premium. See "DESCRIPTION OF THE MORTGAGE POOL--Certain Terms and Conditions of the Mortgage Loans-- Prepayment Provisions" herein.
                                      Accordingly, the rate of prepayments on
                                      the Mortgage Loans is likely to be
                                      inversely related to the level of
                                      prevailing market interest rates (and,
                                      presumably, to the yields on comparable
                                      alternative investments). The yield to an investor in the Certificates also will be affected by, among other things, Pass-Through Rates in effect from time to time, Appraisal Reductions, Realized Losses and Additional Trust Fund Expenses, which may adversely affect the amounts distributable to one or more Classes of Regular Certificates. See "DESCRIPTION OF THE CERTIFICATES--Distributions--
                                      Application of Available Distribution
                                      Amount" and "--Distributions--Principal
                                      Distribution Amount" herein.

                                   The Class X Certificates are interest-only
                                      Certificates and are not entitled to any distributions in respect of principal. The yield to maturity of the Class X Certificates will be especially sensitive to the prepayment, repurchase, extension, default and recovery experience on the Mortgage Loans, which prepayment, repurchase, default and recovery experience may fluctuate significantly from time to time. A rate of principal payments and liquidations on the Mortgage Loans that is more rapid than expected by investors will have a material negative effect on the yield to maturity of the Class X Certificates. Investors in the Class X Certificates should fully consider the associated risks, including the risk that a rapid rate of prepayment of the Mortgage Loans could result in the failure of such investors to fully recoup their initial investments. See "YIELD AND MATURITY CONSIDERATIONS--Yield Sensitivity of the Class X Certificates" herein.

                                   The allocation to any Class of Offered
                                      Certificates of any Prepayment Premium may be insufficient to offset fully the adverse effects on the reduction to the anticipated yield to maturity resulting from the corresponding principal prepayment. Any delay in collection of a Balloon Payment due at the maturity of a Mortgage Loan or any delay in the repayment of the principal balance of an ARD Loan (as defined herein) by its Anticipated Repayment Date will likely extend the weighted average life of the Class or Classes of Offered Certificates entitled to distributions in respect of principal as of the date such Balloon Payment was due or as of such Anticipated Repayment Date. See "DESCRIPTION OF THE CERTIFICATES--Certificate Balances and
                                      Notional Amounts" and "--Distributions,"
                                      "YIELD AND MATURITY CONSIDERATIONS" and
                                      "THE POOLING AND SERVICE AGREEMENT--
                                      Amendments, Modifications and Waivers
                                      herein, and "RISK FACTORS--Effects of
                                      Prepayments on Average Life of
                                      Certificates and Yields" in the
                                      Prospectus.

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                                   The actual rate of prepayment of principal on
                                      the Mortgage Loans cannot be predicted.
                                      The investment performance of the Offered
                                      Certificates may vary materially and
                                      adversely from the investment expectations of investors due to prepayments on the Mortgage Loans being higher or lower than anticipated by investors. The actual yield to the holder of an Offered Certificate may not be equal to the yield anticipated at the time of purchase of the Certificate or, notwithstanding that the actual yield is equal to the yield anticipated at that time, the total return on investment expected by the investor or the expected weighted average life of the Certificate may not be realized. For a discussion of certain factors affecting prepayment of the Mortgage Loans, including the effect of Prepayment Premiums, see "YIELD AND MATURITY CONSIDERATIONS" herein. In deciding whether to purchase any Offered Certificates, an investor should make an independent decision as to the appropriate prepayment assumptions to be used.

Advances ......................... As and to the extent described herein, the
                                      Master Servicer will be obligated to make advances ("Advances") in respect of delinquent payments of principal (other than the principal portion of Balloon Payments) and/or interest on the Mortgage Loans (each, a "P&I Advance") and the Master Servicer will be obligated to cover certain servicing expenses (each, a "Servicing Advance") in accordance with the provisions set forth in the Pooling and Servicing Agreement. See "THE POOLING AND SERVICING AGREEMENT--Advances" herein. If the Master Servicer fails to make any Advance that it is obligated to make pursuant to the Pooling and Servicing Agreement, the Trustee will be required to make such Advance.

                                   Each of the Master Servicer and the Trustee,
                                      as applicable, will be obligated to make
                                      Advances only to the extent that it
                                      determines, in its reasonable discretion, that such Advances are ultimately recoverable from future payments and other collections on the related Mortgage Loan or REO Property. Such determination will be conclusive and binding on the Certificateholders.

                                   The Master Servicer and the Trustee will each
                                      be entitled, with respect to any Advance made thereby, to receive interest accrued on the amount of such Advance for so long as it is outstanding at a rate per annum (the "Advance Rate") equal to the "prime rate" as published in the "Money Rates" section of The Wall Street Journal, as such "prime rate" may change from time to time. Such interest on any Advance will be payable to the Master Servicer or the Trustee, as the case may be, first from related collections from the mortgagors or the related Mortgaged Property, and then, out of any amounts then on deposit in the Certificate Account. To the extent not offset by default interest or late charges actually collected in respect of the related defaulted Mortgage Loan, interest accrued on outstanding Advances made in respect thereof will result in a reduction in amounts payable on the Certificates. See "THE POOLING AND SERVICING AGREEMENT--Advances" herein.

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Subordination; Allocation of
  Realized Losses and Expense
  Losses ......................... The rights of the Class B, Class C, Class D,
                                      Class E, Class F, Class G, Class H, Class
                                      J, Class K, Class L and Class M
                                      Certificates (the "Subordinate
                                      Certificates") to receive payments of
                                      principal and interest will be
                                      subordinated to the rights of the Class A and Class X Certificates (the "Senior Certificates"), to the extent described herein and, further, in the case of any particular Class of Subordinate Certificates to the rights of the holders of each other Class of Subordinate Certificates, if any, with an earlier alphabetical Class designation, as described herein. Such subordination will be accomplished by (i) the application of the Available Distribution Amount in the order described above under
                                      "--Distributions" and (ii) the allocation of Realized Losses incurred on the Mortgage Loans and Additional Trust Fund Expenses to the Sequential Pay Certificates in reverse order of their alphabetical Class designations; provided that Realized Losses and Additional Trust Fund Expenses are allocated pro rata to the Class A Certificates in accordance with their respective Certificate Balances. Any Realized Losses and Additional Trust Fund Expenses allocated to any Class of Sequential Pay Certificates will have a corresponding reduction in the Notional Amount of the related Component of the Class X Certificates. No other form of credit enhancement is offered for the benefit of the holders of the Certificates.

Prepayment Interest Shortfalls ... If a borrower prepays a Mortgage Loan, in whole or in part, prior to the
                                      Determination Date in any calendar month, the amount of interest at the related Mortgage Rate (as defined herein) accrued on such prepayment, in general, from the beginning of such calendar month to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected, constitute a "Prepayment Interest Excess." Conversely, if a borrower prepays a Mortgage Loan, in whole or in part, after the Determination Date in any calendar month and does not pay interest on such prepayment through, in general, the end of such calendar month, then the shortfall in a full month's interest (net of related Master Servicing Fees and Trustee Fees) on such prepayment will constitute a "Prepayment Interest Shortfall."

                                   Prepayment Interest Excesses collected on the
                                      Mortgage Loans during any Collection
                                      Period will first be applied to offset
                                      Prepayment Interest Shortfalls incurred in respect of the Mortgage Loans during such Collection Period and, to the extent not needed for such purposes, will be retained by the Master Servicer as additional servicing compensation. The Master Servicer will be obligated to cover, out of its own funds, without right of reimbursement, to the extent of its Master Servicing Fees for the related Collection Period, any Prepayment Interest Shortfalls in respect of the Mortgage Loans that are not so offset by Prepayment Interest Excesses (but only up to 0.01% per annum per Mortgage Loan). Any payment so made by the Master Servicer to cover such shortfalls will constitute a "Compensating Interest Payment". The aggregate of all Prepayment Interest Shortfalls

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                                      S-18

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                                      incurred in respect of the Mortgage Loans
                                      during any Collection Period that are
                                      neither offset by Prepayment Interest
                                      Excesses collected on the Mortgage Loans during such Collection Period nor covered by a Compensating Interest Payment made by the Master Servicer, shall constitute the "Net Aggregate Prepayment Interest Shortfall" for the related Distribution Date.

                                   Any Net Aggregate Prepayment Interest
                                      Shortfall for a Distribution Date will be allocated among the respective Classes of Regular Certificates, on a pro rata basis, in the ratio that the Accrued Certificate Interest with respect to any such Class of Certificates for such Distribution Date, bears to the total of the Accrued Certificate Interest with respect to all Classes of Regular Certificates for such Distribution Date. The Distributable Certificate Interest in respect of any Class of Regular Certificates will be reduced to the extent that any Net Aggregate Prepayment Interest Shortfalls are allocated thereto. See "THE POOLING AND SERVICING AGREEMENT--Servicing
                                      Compensation and Payment of Expenses"
                                      herein.

Optional Termination ............. The Majority Subordinate Certificateholder,
                                      the Depositor, the Master Servicer and the Special Servicer will each have the option to purchase, at the purchase price specified herein, all of the Mortgage Loans, and all property acquired through exercise of remedies in respect of any Mortgage Loans, remaining in the Trust Fund, and thereby effect a termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Certificate Balance of all Classes of Sequential Pay Certificates then outstanding is less than or equal to 1% of the Initial Pool Balance. See "DESCRIPTION OF THE CERTIFICATES--Optional Termination" herein.

Risk Factors ..................... There are material risks associated with an investment in the Offered Certificates.
                                      See "RISK FACTORS" herein and in the
                                      Prospectus.

Material Federal Income Tax
  Consequences ................... One or more separate "real estate mortgage investment conduit" ("REMIC") elections
                                      will be made with respect to the Trust
                                      Fund for federal income tax purposes. The
                                      Offered Certificates will constitute
                                      "regular interests" in one of such REMICs.
                                      See "MATERIAL FEDERAL INCOME TAX
                                      CONSEQUENCES" herein and in the
                                      Prospectus. The assets of the lowest-tier
                                      REMIC will generally consist of the
                                      Mortgage Loans, the Senior Meidinger Tower
                                      Interest (as defined herein), any REO
                                      Properties acquired on behalf of the
                                      Certificateholders and the Certificate
                                      Account. For federal income tax purposes, the Regular Certificates (or, in the case of the Class X Certificates, each Component thereof) will represent "regular interests" in a REMIC and generally will be treated as debt instruments of such REMIC.

                                   The _____ Certificates will not, and the
                                      _____ Certificates will, be treated as
                                      having been issued with original issue
                                      discount for federal income tax reporting purposes. The prepayment assumption that will be used for purposes of computing the accrual of origi-

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                                      S-19

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                                      nal issue discount, market discount and
                                      premium, if any, for federal income tax
                                      purposes will be equal to a CPR (as
                                      defined herein) of 0%. No representation is made that the Mortgage Loans will prepay at that rate or at any other rate.

                                   The Offered Certificates will be treated as
                                      "real estate assets" within the meaning of
                                      Section 856(c)(4)(A) of the Internal
                                      Revenue Code of 1986, as amended (the
                                      "Code"). In addition, interest (including original issue discount) on the Offered Certificates will be interest described in
                                      Section 856(c)(3)(B) of the Code. However, each Class of Offered Certificates will generally only be considered assets described in Section 7701(a)(19)(C) of the Code to the extent of the percentage of the total Mortgage Pool which is represented by the Mortgage Loans that are secured by residential property and, accordingly, an investment in the Offered Certificates may not be suitable for certain thrift institutions.

                                   For further information regarding the federal
                                      income tax consequences of investing in
                                      the Offered Certificates, see "MATERIAL
                                      FEDERAL INCOME TAX CONSEQUENCES" herein
                                      and in the Prospectus.

ERISA Considerations ............. A fiduciary of any employee benefit plan or other retirement arrangement subject to
                                      the Employee Retirement Income Security
                                      Act of 1974, as amended ("ERISA"), or
                                      Section 4975 of the Code (each, a "Plan") should review carefully with its legal advisors whether the purchase or holding of Offered Certificates could give rise to a transaction that is prohibited or is not otherwise permitted either under ERISA or
                                      Section 4975 of the Code or whether there exists any statutory or administrative exemption applicable to an investment therein.

                                   The U.S. Department of Labor has issued to
                                      Merrill Lynch an individual exemption,
                                      Prohibited Transaction Exemption 90-29,
                                      which generally exempts from the
                                      application of certain of the prohibited transaction provisions of Sections 406 (a) and (b) and 407(a) of ERISA, and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code and Section 502(i) of ERISA, transactions relating to the purchase, sale and holding of pass-through certificates underwritten by Merrill Lynch and the servicing and operation of related asset pools, provided that certain conditions are satisfied.

                                   The Depositor expects that the Prohibited
                                      Transaction Exemption will generally apply to the Class A-1, Class A-2, Class A-3 and Class X Certificates, but it will not apply to the other Classes of Offered Certificates. ACCORDINGLY, EXCEPT AS DESCRIBED HEREIN, THE CLASS B, CLASS C, CLASS D AND CLASS E CERTIFICATES MAY NOT BE ACQUIRED BY A PLAN OR ANY INVESTOR HOLDING ASSETS OF A PLAN. Purchasers using insurance company general account funds to effect such purchase should consider the availability of Prohibited Transaction Class Exemption 95-60 issued by the U.S. Department of Labor. See "ERISA CONSIDERATIONS" herein and in the Prospectus.

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                                      S-20

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Ratings .......................... It is a condition of their issuance that the
                                      Class A-1, Class A-2, Class A-3, Class B,
                                      Class C, Class D, Class E and Class X
                                      Certificates receive the ratings from Duff
                                      & Phelps Credit Rating Co. ("DCR") and
                                      Standard & Poor's Ratings Services, a
                                      division of The McGraw-Hill Companies,
                                      Inc. ("S&P" and together with DCR, the
                                      "Rating Agencies"), set forth on the cover page of this Prospectus Supplement. The ratings on the Offered Certificates address the likelihood of the timely receipt by holders thereof of all distributions of interest to which they are entitled and, except in the case of the Class X Certificates, distributions of principal sufficient to reduce the Certificate Balance of each Class of Offered Certificates to zero by the Rated Final Distribution Date, which is September 15, 2030, the first Distribution Date that follows the second anniversary of the end of the amortization term for the Mortgage Loan that, as of the Cut-Off Date, has the longest remaining amortization term. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. A security rating does not represent any assessment of (i) the likelihood or frequency of principal prepayments on the Mortgage Loans or the corresponding effect on yield to investors, (ii) the degree to which such prepayments might differ from those originally anticipated, or (iii) whether and to what extent Prepayment Premiums and Additional Interest will be received. Also, a security rating does not represent any assessment of the yield to maturity that investors may experience or the possibility that the holders of the Class X Certificates might not fully recover their investment in the event of rapid prepayments of the Mortgage Loans (including both voluntary and involuntary prepayments). If the entire pool were to prepay in the initial month, with the result that the Class X Certificateholders receive only a single month's interest and thus suffer a nearly complete loss of their investment, all amounts "due" to such holders nevertheless will have been paid, and such result is consistent with the "AAA" or "AAAr" rating received on the Class X Certificates. The Notional Amounts upon which interest is calculated for each of the Components is reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary to each Class of Sequential Pay Certificates. The rating does not address the timing or magnitude of reductions of such Notional Amounts, but only the obligation to pay interest timely on the Notional Amounts as so reduced from time to time. Accordingly, the ratings of the Class X Certificates should be evaluated independently from similar ratings on other types of securities. S&P assigns the additional symbol of "r" to highlight classes of securities that S&P believes may experience high volatility or high variability in expected returns due to non-credit risks; however, the absence of an "r" symbol should not be taken as an indication that a class will exhibit no volatility or variability in total return. See "RATINGS" herein and "RISK FACTORS--Limited Nature of Credit Ratings" in the Prospectus.

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                                      S-21

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Legal Investment ................. The Offered Certificates will not constitute
                                      "mortgage related securities" within the meaning of the Secondary Mortgage Market Enhancement Act of 1984. The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, may be subject to significant interpretative uncertainties.
                                      In addition, institutions whose investment activities are subject to review by federal or state regulatory authorities may be or may become subject to restrictions on the investment by such institutions in certain forms of mortgage backed securities. Investors should consult their own legal advisors to determine whether and to what extent the Offered Certificates constitute legal investments for them. See "LEGAL INVESTMENT" herein and in the Prospectus.

Collateral Overview: Loan
  Details ........................ The Mortgage Pool is expected to consist of
                                      512 conventional, fixed rate Mortgage
                                      Loans secured by 546 Mortgaged Properties with an aggregate Cut-Off Date Balance of $2,891,276,720 (the "Initial Pool
                                      Balance"). See "DESCRIPTION OF THE
                                      MORTGAGE POOL--Certain Terms and
                                      Conditions of the Mortgage Loans--Other
                                      Financing" herein. The Cut-Off Date
                                      Balances of the Mortgage Loans will range from $168,507 to $273,132,900 and the
                                      Mortgage Loans will have an average
                                      Cut-Off Date Balance of $5,647,025. All
                                      loan balances and percentages are subject to a variance of plus or minus 5%. The "Cut-Off Date Balance" of any Mortgage Loan will equal the unpaid principal balance thereof as of the Cut-Off Date, after reduction for all payments of principal due on or before such date, whether or not received. All percentages referred to herein without further description are approximate percentages by Initial Pool Balance. References to percentages of Mortgaged Properties are references to the percentages of the Initial Pool Balance represented by the portion of the Cut-Off Date Balance of the related Mortgage Loans represented by appraised value, or in the case of the MHC Loan, or 9.2%, by market value studies, of such Mortgaged Properties. See "Annex D--Manufactured Home Communities--Market
                                      Studies."

Security for the Mortgage Loans .. All of the Mortgage Loans are generally non-recourse obligations of the respective borrowers. No Mortgage Loan will be insured or guaranteed by any governmental entity or private insurer (other than certain Credit Lease Loans (as defined herein) with respect to which a lease enhancement policy or a residual value insurance policy is in effect).

                                   Each Mortgage Loan is secured by a lien on
                                      the borrower's interest, except as set
                                      forth below, in one or more
                                      income-producing real properties (each, a
                                      "Mortgaged Property"). Five hundred six
                                      (506) Mortgage Loans, of 93.4%, are
                                      secured by a first mortgage lien or the
                                      related borrower's fee simple estate in
                                      the related Mortgaged Property. Five of
                                      the Mortgage Loans, or 6.4%, are secured by a first mortgage lien on the respective borrower's leasehold estate in the related Mortgaged Property. One Mortgage Loan, or 0.2%, is secured by (a) a first mortgage lien on the

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                                      S-22

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                                      related borrower's fee interest and
                                      leasehold estate of the related Mortgaged
                                      Property, and (b) a second mortgage lien on the fee interest in a portion of the Mortgaged Property owned by a governmental agency. See "DESCRIPTION OF THE MORTGAGE POOL--General" herein.

Property Types ................... Set forth below are the number of Mortgaged
                                      Properties and the approximate percentage of the Initial Pool Balance represented by the portion of the Mortgage Loans that are secured by Mortgaged Properties operated for each of the indicated purposes with concentrations above 5%:

                                                        NUMBER OF       % OF
                                                        MORTGAGED   INITIAL POOL
                                      PROPERTY TYPE    PROPERTIES      BALANCE
                                      -------------    ----------   ------------
                                      Multifamily .....   217            30%
                                      Office ..........    58            23%
                                      Retail
                                        Anchored ......    48            11%
                                        Unanchored ....    67             6%
                                                         --------------------
                                                          115            17%
                                      Hospitality .....    32            10%
                                      Mobile Home Park     44            10%


Geographic Concentration ......... The Mortgaged Properties for the Mortgage
                                      Loans are located throughout 41 states,
                                      the District of Columbia and the U.S.
                                      Virgin Islands. Set forth below are the
                                      number of Mortgaged Properties and the
                                      approximate percentage of the Initial Pool
                                      Balance represented by such Mortgaged
                                      Properties that are located in the states with concentrations of Mortgaged Properties above 5%:

                                                        NUMBER OF       % OF
                                                        MORTGAGED   INITIAL POOL
                                          STATE        PROPERTIES      BALANCE
                                      -------------    ----------   ------------

                                      California           94            14%
                                      New York             28            11%
                                      Texas                66             8%
                                      Illinois              6             8%
                                      New Jersey           14             6%
                                      Pennsylvania         20             6%
                                      Florida              34             6%

Borrower Concentration ........... No Mortgage Loan or group of Mortgage Loans to one borrower or group of related
                                      borrowers exceeds 9.45% of the Initial
                                      Pool Balance. See "DESCRIPTION OF THE
                                      MORTGAGE POOL" herein. Except with respect to the three largest Mortgage Loans, a description of which is set forth in Annex D hereto, no Mortgage Loan or group of Mortgage Loans to one borrower or group of related borrowers exceeds 3.96% of the Initial Pool Balance.

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                                      S-23

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Loan Size ........................ Set forth below are the number of Mortgage
                                      Loans and the approximate percentage of
                                      the Initial Pool Balance represented by
                                      the Mortgage Loans which have Cut-Off Date
                                      Balances within the indicated range:

                              RANGE OF                 NUMBER OF       % OF
                           CUT-OFF DATE                MORTGAGE     INITIAL POOL
                              BALANCE                    LOANS        BALANCE
                           ------------                ---------    ------------

                     $   168,507-$    999,999 .....       68            1%
                       1,000,000-   1,999,999 .....      131            7%
                       2,000,000-   2,999,999 .....      105            9%
                       3,000,000-   3,999,999 .....       59            7%
                       4,000,000-   4,999,999 .....       35            5%
                       5,000,000-   5,999,999 .....       26            5%
                       6,000,000-   6,999,999 .....       16            4%
                       7,000,000-   7,999,999 .....       12            3%
                       8,000,000-   8,999,999 .....       14            4%
                       9,000,000-   9,999,999 .....        8            3%
                      10,000,000-  14,999,999 .....       12            5%
                      15,000,000-  19,999,999 .....        8            5%
                      20,000,000-  24,999,999 .....        3            2%
                      25,000,000-  29,999,999 .....        5            5%
                      30,000,000-  34,999,999 .....        3            3%
                      40,000,000- 69,999,999 ......        4            7%
                                                       -----------------------
                     $70,000,000-$273,132,900 .....        3           24%
                          Total ...................      512          100%
                                                       =======================

Mortgage Loan Payments ........... All of the Mortgage Loans bear interest at annualized rates ("Mortgage Rates") that will remain fixed for their respective remaining loan terms, except as described herein. Scheduled payments of principal and interest (the "Periodic Payments ") on all but one of the Mortgage Loans are due monthly on the first day of each month (the "Due Date"). For purposes of calculating amounts payable to Certificateholders each month, the Due Date for the remaining Mortgage Loan will be deemed to be the first day of each month. See "DESCRIPTION OF THE MORTGAGE POOL--Certain Terms and Conditions of the Mortgage Loans--Due Dates" and "--Mortgage Rates; Calculations of Interest" herein.

                                   Amortization Characteristics ..... Certain of
                                      the Mortgage Loans provide for Periodic
                                      Payments based on amortization schedules significantly longer than their respective remaining terms to maturity. As a result, such Mortgage Loans (the "Balloon Loans") will have substantial principal amounts due and payable (each such amount, together with the corresponding payment of interest, a "Balloon Payment") on their respective scheduled maturity dates, unless prepaid prior thereto. See "RISK FACTORS--Investment in Commercial and Multifamily Mortgage Loans--Balloon
                                      Payments" herein and "RISK
                                      FACTORS--Balloon Payments" in the
                                      Prospectus. Certain of the Mortgage Loans
                                      (the "ARD Loans") fully or substantially amortize through their respective remaining terms to maturity, but provide that after a date set forth in the respective Mortgage Loan documents (each such date, an "Anticipated Repayment Date"), interest will generally accrue on each ARD

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                                      S-24

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                                      Loan at an interest rate above the related
                                      Mortgage Rate and, in addition to its
                                      obligation to make its scheduled Periodic
                                      Payments, the related borrower will be
                                      obligated to apply all monthly cash flow generated by the related Mortgaged
                                      Property in excess of regular debt service payment (without giving effect to the Adjusted Mortgage Rate), reserves and certain other property expenses (the "Remaining Cash Flow") to the repayment of principal of such Mortgage Loan. See "DESCRIPTION OF THE MORTGAGE POOL--Certain Terms and Conditions of the Mortgage
                                      Loans" and "--Amortization" herein.
                                      Certain of the Mortgage Loans (the "Fully
                                      Amortizing Loans"), other than the ARD
                                      Loans, fully or substantially amortize
                                      through their respective remaining terms to maturity.

                                   Set forth below are the number of Mortgage
                                      Loans and the approximate percentages of the Initial Pool Balance, respectively, represented by Balloon Loans, Fully Amortizing Loans and ARD Loans:

                                                       NUMBER OF        % OF
                                                       MORTGAGE     INITIAL POOL
                                AMORTIZATION TYPE       LOANS          BALANCE
                                -----------------      ---------    ------------

                                  Balloon .............   397           58%
                                  ARD .................    48           36%
                                  Fully Amortizing ....    67            5%
                                                       -----------------------
                                     Total ............   512          100%
                                                       =======================

Prepayment Provisions ............ As of the Cut-Off Date, all of the Mortgage
                                      Loans restrict or prohibit voluntary
                                      principal prepayments. In general, the
                                      Mortgage Loans: (i) prohibit voluntary
                                      prepayments of principal for a period (a
                                      "Lockout Period ") ending on a date
                                      specified in the related Mortgage Note (as defined herein) and, in general, thereafter impose a Yield Maintenance Charge or Percentage Premium (each as defined herein) for most of their respective remaining terms to maturity (303 Mortgage Loans, or 35%); (ii) prohibit voluntary prepayments of principal for most of their remaining term to maturity (121 Mortgage Loans, or 57%);
                                      (iii) permit voluntary principal
                                      prepayments provided that the prepayment is accompanied by a Yield Maintenance Charge for a period and then a Percentage Premium in excess of the amount prepaid for most of their respective remaining terms to maturity (53 Mortgage Loans, or 4%); (iv) permit voluntary principal prepayments provided that the prepayment is accompanied by a Yield Maintenance Charge for most of their respective remaining terms to maturity (23 Mortgage Loans, or 2%); or (v) prohibit prepayment for a specified Lockout Period, then require that a prepayment is accompanied by a Yield Maintenance Charge for a period, and then a Percentage Premium in excess of the amount prepaid for most of their respective remaining terms to maturity (12 Mortgage Loans, or 1%). See "DESCRIPTION OF THE MORTGAGE
                                      POOL--Additional Mortgage Loan
                                      Information" herein. With respect to ARD
                                      Loans, voluntary principal prepayments
                                      after the Anticipated Repayment Date are permitted without material restrictions. The ability of the Master

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                      Servicer or the Special Servicer to waive or modify the terms of any Mortgage Loan relating to the payment of a Prepayment Premium (as defined herein) is limited as described herein. See "THE POOLING AND SERVICING AGREEMENT--Amendments,
                                      Modifications and Waivers" herein. The
                                      Depositor makes no representation as to
                                      the enforceability of the provisions of
                                      any Mortgage Note requiring the payment of a Prepayment Premium, or of the collectability of any Prepayment Premium.

                                   One hundred twenty one (121) of the Mortgage
                                      Loans, or 57.4%, after a period during
                                      which defeasance is prohibited (which
                                      period includes the two years after the
                                      Closing Date), provide that, in general, under certain conditions, the related borrower may substitute a pledge of "Defeasance Collateral" in exchange for a release of the Mortgaged Property from the lien of the related Mortgage. "Defeasance Collateral" is non-callable United States Treasury obligations that provide for payments that reflect, as closely as possible, the remaining scheduled payments in respect of the related Mortgage Loan. Such obligations must provide for payments on or prior, but as close as possible, to each successive Due Date through and including the maturity date (or, in the case of the ARD Loans, the Anticipated Repayment Date) with respect to the defeased Mortgage Loan, with each such payment being equal to or greater than (with any excess to be returned to the borrower) the Periodic Payments and the Balloon Payment with respect to such defeased Mortgage Loan (or, in the case of an ARD Loan, the payment anticipated on the related Anticipated Repayment Date).

Credit Lease Loans ............... Nine (9) of the Mortgage Loans (the "Credit
                                      Lease Loans"), or 0.9%, are secured by
                                      Mortgages on Mortgaged Properties that
                                      are, in each case, subject to a lease (a
                                      "Credit Lease") to a tenant (each a
                                      "Credit Lease Tenant") which possesses (or whose parent or other affiliate which guarantees the Credit Lease obligation possesses) a credit rating meeting the originator's underwriting criteria. See "DESCRIPTION OF THE MORTGAGE POOL--Credit Lease Loans" herein.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Dates of Origination ............. Set forth below is the approximate percentage of the Initial Pool Balance represented by the Mortgage Loans originated in the indicated year:

                                                                 % OF
                                                               INITIAL POOL
                                        YEAR                     BALANCE
                                       ------                  ------------
                                        1997                       31%
                                        1998                       69%

Additional Mortgage Loan
  Characteristics ................ Set forth below is certain information regarding the Mortgage Loans and the
                                      related Mortgaged Properties as of the
                                      Cut-Off Date (weighted averages set forth below are based on the Initial Pool Balance). Such information is more fully described, and additional information regarding the Mortgage Loans and the related Mortgaged Properties is set forth, in the tables under "DESCRIPTION OF THE MORTGAGE POOL--Additional Mortgage Loan Information" herein and in Annex A hereto. All terms used below have the meanings as otherwise defined herein.



          Minimum Cut-Off Date Balance ........................... $    168,507
          Maximum Cut-Off Date Balance ........................... $273,132,900
          Average Cut-Off Date Balance ........................... $  5,647,025
          Minimum Mortgage Rate ..................................         6.66%
          Maximum Mortgage Rate ..................................         9.38%
          Weighted Average Mortgage Rate .........................         7.21%
          Minimum Remaining Term (months)(1) .....................           47
          Maximum Remaining Term (months)(1) .....................          359
          Weighted Average Remaining Term (months)(1) ............          127
          Minimum Remaining Amortization Term (months) ...........          104
          Maximum Remaining Amortization Term (months) ...........          360
          Weighted Average Remaining Amortization Term (months) ..          300
          Minimum Cut-Off Date DSCR(2) ...........................         1.12x
          Maximum Cut-Off Date DSCR(2) ...........................         3.28x
          Weighted Average Cut-Off Date DSCR(2) ..................         1.43x
          Minimum Cut-Off Date LTV(2) ............................        24.93%
          Maximum Cut-Off Date LTV(2) ............................        86.10%
          Weighted Average Cut-Off Date LTV(2) ...................        71.66%
          Minimum Repayment LTV(2)(3) ............................        19.89%
          Maximum Repayment LTV(2)(3) ............................        75.08%
          Weighted Average Repayment LTV(3) ......................        61.64%

          ----------

          (1) Term to maturity with respect to Balloon Loans and Fully Amortizing Loans and term to Anticipated Repayment Date with respect to ARD Loans.

          (2)  Calculated without regard to Credit Lease Loans.

          (3) At maturity with respect to Balloon Loans only or at Anticipated Repayment Date with respect to ARD Loans. Does not include Fully Amortizing Loans.

--------------------------------------------------------------------------------

                                  RISK FACTORS

     Prospective holders of Certificates should consider, among other things, the factors listed below and in the Prospectus under "RISK FACTORS" in connection with the purchase of the Certificates. Additional risk factors are set forth elsewhere in this Prospectus Supplement under separate headings in connection with discussions regarding particular aspects of assets of the Trust Fund or the Offered Certificates.

INVESTMENT IN COMMERCIAL AND MULTIFAMILY MORTGAGE LOANS

     Commercial and Multifamily Lending Generally. Commercial and multifamily lending generally is viewed as exposing a lender to risks which are different from many of the risks faced in connection with other types of lending such as residential mortgage lending. Commercial and multifamily lending generally involves larger loans, thereby providing lenders with less diversification of risk. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property, rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay its loan may be impaired. This may occur for a variety of reasons, including an increase in vacancy rates, a decline in rental rates, an increase in operating expenses and/or an increase in necessary capital expenditures. Because the value of an income-producing property is directly related to the net income derived from such property, if the borrower becomes unable to meet its obligations under the related Mortgage Loan, the liquidation value of any such Mortgaged Property may be substantially less, relative to the amount outstanding on the related Mortgage Loan. The income from and market value of a Mortgaged Property may also be adversely affected by such factors as changes in the general economic climate, the existence of an oversupply of comparable space or a reduction in demand for real estate in the area, the attractiveness of the property to tenants and guests and perceptions regarding such property's safety, convenience and services. Real estate values and income are also affected by such factors as government regulations and changes in real estate, zoning or tax laws, the willingness and ability of a property owner to provide capable management, changes in interest rate levels, the availability of financing and potential liability under environmental and other laws. Accordingly, commercial and multifamily property values and net operating income are subject to volatility.

     In addition, as described in more detail below with respect to the various types of properties constituting the Mortgaged Properties, additional risk may be presented by the type and use of a particular Mortgaged Property.

     a. Property Location and Condition. In general, the location, age, construction quality and design of a particular Mortgaged Property may affect the occupancy level as well as the rents that may be charged for individual leases or, in the case of any hospitality property, the amount that the customer may be charged for the occupancy thereof. The characteristics of an area or neighborhood in which a Mortgaged Property is located may change over time or in relation to competing facilities. The effects of poor construction quality are likely to require the borrower to spend increasing amounts of money over time for maintenance and capital improvements. Even Mortgaged Properties that were well constructed will deteriorate over time if adequate maintenance is not scheduled and performed in a timely manner.

     b. Leases. In general, except in the case of any hospitality property, borrowers rely upon periodic lease or rental payments from tenants to pay for maintenance and other operating expenses of their related Mortgaged Property, to fund capital improvements and to service the related Mortgage Loan and any other outstanding debt or other obligations. There can be no guarantee that tenants will renew leases upon expiration or, in the case of a commercial tenant, that it will continue operations throughout the term of its lease. Income from and the market value of the Mortgaged Properties would be adversely affected if vacant space in the Mortgaged Properties could not be leased for a significant period of time, if tenants were unable to meet their lease obligations or if, for any other reason, rental payments could not be collected. Accordingly, repayment of the Mortgage Loans may be affected by the expiration or termination of occupancy leases and the ability of the related borrowers to renew such leases with the existing occupants or to release the space on economically favorable terms to new occupants, or the existence of a market which requires a reduced rental rate, substantial tenant improvements or expenditures or other concessions to a tenant in connection with a lease renewal. No assurance can be given that leases that expire can be renewed, that the space covered by leases that expire or are terminated can be leased in a timely manner at comparable rents or on comparable terms or that the borrower will have the cash or be able to obtain the financing to fund any required tenant improvements. In addition, upon the occurrence of an event of default by a tenant, delays and costs in enforcing the lessor's rights could occur and a recovery with respect thereto, if any, may be significantly less than if no default had occurred. If a significant portion of a Mortgaged Property is leased to a single tenant, the consequences of the failure of the borrower to release such portion of such Mortgaged Property in the event that such tenant vacates the space leased to it (either as a result of the expiration of the term of the lease or a default by the tenant) or a failure of such tenant to perform its obligations under the related lease, will be more pronounced than if such Mortgaged Property were leased to a greater number of tenants. See "--Tenant Matters" herein. Certain tenants at the Mortgaged Properties may be entitled to terminate their leases or reduce their rents based upon negotiated lease provisions, e.g., if an anchor tenant ceases operations at the related Mortgaged Property. In such cases, there can be no assurance that the operation of such provisions will not allow such a termination or rent reduction. A tenant's lease may also be terminated or otherwise affected if such tenant becomes the subject of a bankruptcy proceeding.

      In the case of retail, office and industrial properties, the performance and liquidation value of such properties may be dependent upon the business operated by tenants, the creditworthiness of such tenants and/or the number of tenants. In some cases, a single tenant or a relatively small number of tenants may account for all or a disproportionately large share of the rentable space or rental income of such property. Accordingly, a decline in the financial condition of a significant or the sole tenant, as the case may be, or other adverse circumstances of such a tenant (such as a bankruptcy or insolvency), may have a disproportionately greater effect on the net operating income derived from such property than would be the case if rentable space or rental income were more evenly distributed among a greater number of tenants at such property.

      c. Competition. Other multifamily and commercial properties located in the areas of the Mortgaged Properties compete with the Mortgaged Properties of similar types to attract customers, tenants and other occupants. Such properties generally compete on the basis of rental rates, location, condition and features of the property. If competing properties in the applicable market have lower rents, lower operating costs, more favorable locations or better facilities, the rental rates for a Mortgaged Property may be adversely affected. In addition, if any oversupply of competing properties exists in a particular market (either as a result of an increase in similar properties or a decrease in the number of customers, tenants or other occupants due to a decline in economic activity in the area), the rental rates for a Mortgaged Property may be adversely affected. Increased competition could adversely affect income from and the market value of the Mortgaged Properties.

      d. Quality of Management. The successful operation of a Mortgaged Property may also be dependent on the performance and viability of the respective property managers of the Mortgaged Properties. Property managers are responsible for responding to changes in the local market, planning and implementing the rental rate structure (including establishing levels of rent payments) and advising the related borrower so that maintenance and capital improvements can be carried out in a timely fashion. Management errors may adversely affect the long-term viability of a Mortgaged Property. There can be no assurance regarding the performance of any present or future property manager, or that any such property manager will at all times be in a financial condition to continue to fulfill its management responsibilities under the related management agreement.

     Risks Particular to Multifamily Properties. Multifamily projects are part of a market that, in general, is characterized by low barriers to entry. Thus, a particular apartment market with historically low vacancies could experience substantial new construction, and a resultant oversupply of units, in a relatively short period of time. Since multifamily apartment units are typically leased on a short-term basis: (i) the tenants who reside in a particular project within such a market may easily move to newer projects with better amenities; and (ii) the timely receipt of rent payments and occupancy and rent levels may be adversely affected more rapidly than other types of properties by unfavorable economic conditions generally, local military base or factory closings and national and local politics, including current or future rent stabilization and rent control laws and agreements. Further, reduced mortgage interest rates may encourage renters to purchase single-family housing.

     Risks Particular to Office Properties. Office properties generally require their owners to expend significant amounts for general capital improvements, tenant improvements and costs of reletting space. In addition, office properties that are not equipped to accommodate the needs of modern business may become functionally obsolete and thus non-competitive. Office properties may also be adversely affected if there is an economic decline in the businesses operated by their tenants. The risk of such an adverse effect is increased if revenue is dependent on a significant tenant or if there is a significant concentration of tenants in a particular business or industry.

     Risks Particular to Retail Properties. In addition to risks generally associated with real estate, retail properties can also be adversely affected by other factors such as adverse changes in economic conditions generally, consumer preferences, demographics or spending patterns and competition from alternative forms of retailing (such as

"off-price" or "factory outlet" retailing, direct mail, video shopping networks, telephone shopping and electronic commerce) that reduce the need for retail space. In addition, significant tenants at a retail property play an important part in generating customer traffic and making a retail property a desirable location for other tenants. Thus, a retail property may be adversely affected if an anchor or other significant tenant ceases operations (which may occur at the expiration of a lease term or the term of its covenant to operate, the tenant's bankruptcy, its general cessation of business activities or for other reasons). In addition, certain tenants at retail properties may be entitled to terminate their leases if one or more anchor tenants cease operations.

     Risks Particular to Self Storage Facilities. Tenant privacy, anonymity and unsupervised access may heighten environmental risks to a lender making a loan secured by a self storage property. The environmental site assessments discussed herein did not include an inspection of the contents of the self-storage units included in the self storage properties and there is no assurance that all of the units included in the self storage properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future. See "--Environmental Risks" below. Due to the short-term nature of self storage leases, self storage properties also may be subject to more volatility in terms of supply and demand than loans secured by other types of properties. Additionally, because of the construction utilized in connection with certain self storage facilities, it might be difficult or costly to convert such a facility to an alternative use. Thus, the liquidation value of self storage properties may be substantially less than would be the case if the same were readily adaptable to other uses.

     Risks Particular to Congregate Care Facilities. Mortgage Loans secured by liens on residential health care facilities pose risks not associated with loans secured by liens on other types of income-producing real estate. Providers of long-term nursing care, assisted living and other medical services are subject to federal and state laws that relate to the adequacy of medical care, distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies and additions to facilities and services and, to the extent dependent on patients whose fees are reimbursed by private insurers, to the reimbursement policies of such insurers. The failure of any of such borrower to maintain or renew any required license or regulatory approval could prevent it from continuing operations at a Mortgaged Property (in which case no revenues would be received from such property or portion thereof requiring licensing) or, if applicable, bar it from participation in government reimbursement programs. Furthermore, in the event of foreclosure, there can be no assurance that the Trustee or any other purchaser at a foreclosure sale would be entitled to the rights under such licenses and such party may have to apply in its own right for such license. There can be no assurance that a new license could be obtained or that the related Mortgaged Property would be adaptable to other uses. To the extent any residential health care facility receives a significant portion of its revenues from government reimbursement programs, primarily Medicaid and Medicare, such revenue may be subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings, policy interpretations, delays by fiscal intermediaries and government funding restrictions. Moreover, governmental payers have employed cost-containment measures that limit payments to health care providers, and there are currently under consideration various proposals in the United States Congress that could materially change or curtail those payments. Accordingly, there can be no assurance that payments under government reimbursement programs will, in the future, be sufficient to fully reimburse the cost of caring for program beneficiaries. If not, net operating income of the Mortgaged Properties that receive substantial revenues from those sources, and consequently the ability of the related borrowers to meet their Mortgage Loan obligations, could be adversely affected. Under applicable federal and state laws and regulations, including those that govern Medicare and Medicaid programs, only the provider who actually furnished the related medical goods and services may sue for or enforce its rights to reimbursement. Accordingly, in the event of foreclosure, none of the Trustee, the Master Servicer, the Special Servicer or a subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the respective properties prior to such foreclosure.

      Risks Particular to Hospitality Properties. Various factors, including location, quality and franchise affiliation, if any, affect the economic viability of a hospitality property. Additional factors affecting a hospitality property's performance include a high level of continuing capital expenditures to keep necessary furniture, fixtures and equipment updated, competition from other hospitality properties, increases in operating costs, dependence on business and commercial travelers and tourism, increases in energy costs and other expenses of travel and adverse effects of general and local economic conditions. Because hospitality property rooms generally are rented for short periods of time, such properties tend to experience more volatility in response to adverse economic conditions and competition than do other commercial properties. Additionally, the revenues of certain hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature.

Furthermore, the financial strength and capabilities of the owner and operator of a hospitality property may have an impact on such property's quality of service and economic viability. Certain of the Mortgaged Properties consisting of hospitality properties are franchisees of national chains. The viability of any hospitality property affiliated with a franchise depends in part on the continued existence and financial strength of the franchisor, such property's adherence to the franchise operating standards, the public perception of the franchise service mark and the duration of the franchise licensing agreements. The loss of a franchise could have a material adverse effect upon the operations or the underlying value of the related Mortgaged Property because of the loss of associated name recognition, marketing support and centralized reservation system. Additionally, in the event of a foreclosure on a hospitality property
(i) any related franchise agreement, operating, liquor or other licenses may not be transferable; (ii) it may be difficult to terminate an ineffective operator; and (iii) future occupancy rates may be adversely affected by any negative perception created by the foreclosure.

     Risks Particular to Parking Garage Facilities. The risks associated with garage properties are generally the risks associated with the type of property from which such garage property draws its customers. A garage property dependent upon a retail facility for customers is subject to the risks affecting such retail facility, while a garage property dependent upon an office facility for customers is subject to the risks affecting such office facility. Due to the short-term nature of parking leases, garage properties also may be subject to more volatility than other types of properties.

     Risks Particular to Mobile Home Parks. Mortgage lenders whose loans are secured by mortgages encumbering mobile home parks may be subject to additional risks not faced by lenders whose loans are secured by other types of income producing properties. Since the borrower often does not own the mobile homes located upon the related Mortgaged Property, the borrower (and the lender subsequent to any foreclosure) may face additional costs and delays in obtaining evictions of tenants and the removal of mobile homes upon a default or abandonmentby a tenant.

     Risks Particular to Industrial Properties. Mortgage Loans secured by an industrial property may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment. Furthermore, a property that suited the particular needs of a tenant may be difficult to lease to a future tenant or may become functionally obsolete relative to newer properties. Given the inherent nature of the operations typically conducted upon them, industrial properties may be subject to increased environmental risks. See "--Environmental Risks" herein.

     Risks Particular to Credit Lease Properties. The payment of interest and principal on Credit Lease Loans is dependent principally on the payment by each Credit Lease Tenant or guarantor of the Credit Lease (the "Guarantor"), if any, of monthly rental payments and other payments due under the terms of its Credit Lease. A downgrade in the credit rating of the Credit Lease Tenant and/or the Guarantor may have a related adverse effect on the rating of the Offered Certificates. In addition, because the ability of a Credit Lease to service the related Credit Lease Loan is dependent on revenue from a single Credit Lease Tenant, in the event of a default under a Credit Lease or the associated guarantee, as the case may be, the related borrower may not have the ability to make required payments on such Credit Lease Loan until the premises are re-let. If a payment default on the Credit Lease Loan occurs, the Special Servicer may be entitled to foreclose upon or otherwise realize upon the related Mortgaged Property to recover amounts due under the Credit Lease Loan, and will also be entitled to pursue any available remedies against the defaulting Credit Lease Tenant and any Guarantor.

     Certificateholders may be adversely affected by any failure by the provider of any lease enhancement policy or residual value policy to pay under the terms of any such policy, and any downgrade of the credit rating of such provider may adversely affect the ratings of the Offered Certificates. See "DESCRIPTION OF THE MORTGAGE POOL--Credit Lease Loans" herein.

     Mortgage Loans Not Insured. No Mortgage Loan is insured or guarantied by the United States of America, any governmental agency or instrumentality, any private mortgage insurer (other than certain Credit Lease Loans with respect to which a lease enhancement policy or a residual value insurance policy is in effect) or by the Depositor, the applicable Seller, the Master Servicer, the Special Servicer, the Trustee, the Underwriters, any of their respective affiliates or any other person. However, as more fully described under "DESCRIPTION OF THE MORTGAGE POOL--General" and "--Representations and Warranties; Repurchases and Substitution" herein, the applicable Seller will be obligated to repurchase or substitute a Mortgage Loan if (i) there is a defect with respect to certain of the documents relating to such Mortgage Loan or (ii) certain of their respective representations or warranties concerning such Mortgage Loan are breached, and such defect or breach materially and adversely affects the interests of the Certificateholders and such defect or breach is not cured as required. There can be no assurance that the applicable Seller will be in a financial position to effect such repurchase or substitution. See "DESCRIPTION OF THE MORTGAGE POOL--The Sellers" herein.

     Limited Recourse. Substantially all of the Mortgage Loans are non-recourse loans as to which recourse, in the event of default, will be limited to the related Mortgaged Property. With respect to Mortgage Loans where recourse is permitted as to any person or entity, generally, no current evaluation has been undertaken of the financial condition of such person or entity. Consequently, prospective Investors should consider each of the Mortgage Loans to be a non-recourse loan, the payment of which is primarily dependent upon the sufficiency of the net operating income from the related Mortgaged Property and, at maturity, upon the market value of such Mortgaged Property or the ability of the related borrower to refinance such Mortgaged Property.

     Concentration of Mortgage Loans and Borrowers. Several of the Mortgage Loans, individually or together with other Mortgage Loans with which they are cross-collateralized, have Cut-Off Date Balances that are substantially higher than the average Cut-Off Date Balance. In general, a mortgage pool with a smaller number of loans that have larger average balances may be subject to losses that are more severe than other pools having the same or similar aggregate principal balance and composed of smaller average loan balances and a greater number of loans. Additionally, a mortgage pool with a high concentration of Mortgage Loans to the same borrower or affiliated borrowers is subject to the potential risk that a borrower undergoing financial difficulties might divert its resources or undertake remedial actions (such as a bankruptcy) in order to alleviate such difficulties, to the detriment of one or more of the Mortgaged Properties. In all cases, each investor should carefully consider all aspects of any loans representing a significant percentage of the outstanding principal balance of a mortgage pool in order to ensure that such loans are not subject to risks unacceptable to such Investor. See "DESCRIPTION OF THE MORTGAGE POOL--Certain Characteristics of the Mortgage Pool--Concentration of Mortgage Loans and Borrowers" herein.

     No Reunderwriting of Mortgage Loans. The Depositor has not reunderwritten the Mortgage Loans. Instead, the Depositor has relied on the representations and warranties made by the applicable Seller, and the applicable Seller's obligation to repurchase a Mortgage Loan in the event that a representation or warranty was not true when made. These representations and warranties do not cover all of the matters that the Depositor would review in underwriting a mortgage loan and should not be viewed as a substitute for reunderwriting the Mortgage Loans. If the Depositor had reunderwritten the Mortgage Loans, it is possible that the reunderwriting process may have revealed problems with a Mortgage Loan not covered by a representation or warranty. In addition, no assurance can be given that the applicable Seller will be able to repurchase a Mortgage Loan if a representation or warranty has been breached. See "DESCRIPTION OF THE MORTGAGE POOL--Representations and Warranties; Repurchase" herein.

     Tax Considerations Related to Foreclosure. One or more of the REMICs established under the Pooling and Servicing Agreement might become subject to federal (and possibly state or local) tax on certain of its net income from the operation and management of a Mortgaged Property subsequent to the Trust Fund's acquisition of a Mortgaged Property pursuant to a foreclosure or deed-in-lieu of foreclosure, including in some circumstances a 100% prohibited transaction tax, thereby substantially reducing net proceeds available for distribution to Certificateholders. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES--Federal Income Tax Consequences for REMIC Certificates--Taxation of REMIC Regular Certificates," "--Federal Income Tax Consequences for REMIC Certificates--Taxation of the REMIC" and "--Federal Income Tax Consequences for REMIC Certificates--Taxation of Holders of Residual Certificates" in the Prospectus.

     Geographic Concentration. In general, a mortgage pool with a significant portion of its loans secured by properties located in a smaller number of states or geographic regions may be subject to losses that are more severe than other pools having a more diverse geographic distribution of its loans. See "DESCRIPTION OF THE MORTGAGE POOL--Certain Characteristics of the Mortgage Pool--Geographic Concentration" herein for a more detailed discussion of the location of the Mortgaged Properties on a state-by-state basis. Repayments by borrowers and the market values of the Mortgaged Properties could be affected by economic conditions generally or in the regions where the borrowers and the Mortgaged Properties are located, conditions in the real estate markets where the Mortgaged Properties are located, changes in governmental rules and fiscal policies, natural disasters (which may result in uninsured losses) and other factors that are beyond the control of the borrowers. To the extent that general economic or other relevant conditions in states or regions in which Mortgaged Properties securing significant portions of the aggregate principal balance of the Mortgage Loans are located decline and result in a decrease in commercial property, housing or consumer demand in the region, the income from and market value of the Mortgaged Properties may be adversely affected. See "DESCRIPTION OF THE MORTGAGE POOL--Certain Characteristics of the Mortgage Pool--Geographic Concentration" herein.

      Environmental Risks. If an adverse environmental condition exists with respect to a Mortgaged Property, the Trust Fund may be subject to the following risks: (i) a diminution in the value of such Mortgaged Property or the inability to foreclose against such Mortgaged Property; (ii) the potential that the related borrower may default on the related Mortgage Loan due to such borrower's inability to pay high remediation costs or difficulty in bringing its operations into compliance with environmental laws; (iii) in certain circumstances as more fully described below, liability for clean-up costs or other remedial actions, which liability could exceed the value of such Mortgaged Property or the unpaid balance of the related Mortgage Loan; or (iv) the inability to sell the related Mortgage Loan in the secondary market or to lease such Mortgaged Property to potential tenants. Under certain federal and state laws, the reimbursement of remedial costs incurred by state and federal regulatory agencies to correct environmental conditions are secured by a statutory lien over the subject property, which lien, in some instances, may be prior to the lien of an existing mortgage. Any such lien arising with respect to a Mortgaged Property would adversely affect the value of such Mortgaged Property and could make impracticable the foreclosure by the Special Servicer on such Mortgaged Property in the event of a default by the related borrower.

      Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real property, as well as certain other categories of parties, may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, adjacent to or in such property. The cost of any required remediation and the owner's liability therefor as to any property is generally not limited under applicable laws, and could exceed the value of the property and/or the aggregate assets of the owner. Under some environmental laws, a secured lender (such as the Trust Fund) may be found to be an "owner" or "operator" of the related Mortgaged Property if it is determined that the lender participated in the management of the borrower, regardless of whether the borrower actually caused the environmental damage. In such cases, a secured lender may be liable for the costs of any required removal or remediation of hazardous substances. The Trust Fund's potential exposure to liability for cleanup costs will increase if the Trust Fund, or an agent of the Trust Fund, actually takes possession of a Mortgaged Property or control of its day-to-day operations. See "CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS--Environmental Risks" in the Prospectus, and "DESCRIPTION OF THE MORTGAGE
POOL--Assessment of Property Condition--Environmental Assessments" herein.

      The Pooling and Servicing Agreement will provide that the Special Servicer, acting on behalf of the Trust Fund, may not acquire title to a Mortgaged Property securing a Mortgage Loan or take over its operation unless the Special Servicer has previously determined, based upon an environmental site assessment prepared by a person who regularly conducts environmental audits, that: (i) the Mortgaged Property is in compliance with applicable environmental laws, and there are no circumstances present at the Mortgaged Property relating to the use, management or disposal of any hazardous substances, hazardous materials, wastes or petroleum based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation; or (ii) if the Mortgaged Property is not so in compliance or such circumstances are so present, then it would be in the best economic interest of the Trust Fund to acquire title to the Mortgaged Property and further to take such actions as would be necessary and appropriate to effect such compliance and/or respond to such circumstances, which may include obtaining an environmental insurance policy. Such requirement may effectively preclude enforcement of the security for the related Note until a satisfactory environmental site assessment is obtained (or until any required remedial action is thereafter taken), but will decrease the likelihood that the Trust Fund will become liable for any damages or for remediation costs under any environmental law. However, there can be no assurance that the environmental site assessment will accurately reveal the existence of conditions or circumstances that would diminish the value of the related Mortgaged Property or result in the Trust Fund becoming liable under any environmental law. See "THE POOLING AND SERVICING AGREEMENT--Realization Upon Mortgage Loans--Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans" herein and "CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS--Environmental Risks" in the Prospectus.

      Special Hazards Losses. The Master Servicer and/or Special Servicer will generally be required to cause the borrower on each Mortgage Loan serviced by it to maintain such insurance coverage in respect of the related Mortgaged Property as is required under the related Mortgage, including hazard insurance; provided that each of the Master Servicer and the Special Servicer may satisfy its obligation to cause hazard insurance to be maintained with respect to any Mortgaged Property through its acquisition of a blanket or master single interest insurance policy. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements on the related Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy. Although the policies covering the Mortgaged Properties are underwritten by different insurers under different state laws in accordance with different applicable state forms, and therefore do not contain identical terms and conditions, most such policies typically do not cover any physical damage resulting from war, revolution, governmental actions, floods and other water-related causes, earth movement (including earthquakes, landslides and mud flows), wet or dry rot, vermin, domestic animals and other kinds of risks not specified in the preceding sentence. Any losses incurred with respect to Mortgage Loans due to uninsured risks or insufficient hazard insurance proceeds could adversely affect distributions to the Certificateholders.

      Balloon Payments. Three hundred ninety-seven Mortgage Loans, or 58.3% (the "Balloon Loans"), do not fully amortize over their terms to maturity and have a Balloon Payment due at maturity. Mortgage Loans with Balloon Payments involve a greater risk to a lender than Fully Amortizing Loans because the ability of a borrower to make a Balloon Payment typically will depend upon its ability either to fully refinance the loan or to sell the related Mortgaged Property at a price sufficient to permit the borrower to make the Balloon Payment. Moreover, whether or not losses are ultimately sustained, any delay in the collection of a Balloon Payment that would otherwise be distributable in respect of a Class of Offered Certificates will likely extend the weighted average life of such Class. The ability of a borrower to effect a refinancing or sale will be affected by a number of factors, including the value of the related Mortgaged Property, the level of available mortgage rates at the time of sale or refinancing, the borrower's equity in the Mortgaged Property, the financial condition and operating history of the borrower and the Mortgaged Property, tax laws, prevailing general economic conditions and the availability of credit for loans secured by multifamily or commercial, as the case may be, real properties generally. See "RISK FACTORS--Balloon Payments" in the Prospectus.

     In order to maximize recoveries on defaulted Mortgage Loans, the Pooling and Servicing Agreement permits the Master Servicer, or the Special Servicer, to extend and modify Mortgage Loans that are in material default or as to which a payment default (including the failure to make a Balloon Payment) is reasonably foreseeable; subject, however, to the limitations described under "THE POOLING AND SERVICING AGREEMENT--Amendments, Modifications and Waivers" herein. There can be no assurance, however, that any such extension or modification will increase the present value of recoveries in a given case. Any delay in collection of a Balloon Payment that would otherwise be distributable in respect of a Class of Offered Certificates, whether such delay is due to borrower default or to modification of the related Mortgage Loan, will likely extend the weighted average life of such Class of Offered Certificates. See "YIELD AND MATURITY CONSIDERATIONS" herein.

      Other Financing. In general, the borrowers: (i) are required to satisfy all existing indebtedness encumbering the related Mortgaged Property as of the closing of the related Mortgage Loan and (ii) are prohibited from encumbering the related Mortgaged Property with additional secured debt without the lender's prior approval. With respect to 20 Mortgage Loans, or 7.9% (control numbers MLMI-042, MLMI-068, MLMI-076, MLMI-094, MLMI-109, MLMI-117, MLMI-151, MLMI-160,
GCM-037, GCM-052, GCM-076, GCM-093, GCM-103, GCM-129, GCM-200, MID-38, MID-47,
MID-73, WMFG-106 and WMFG-108), the related Mortgage Loan documents allow the borrower, under certain specified circumstances, to either maintain an existing subordinate mortgage encumbering the related Mortgaged Properties, or to grant such a subordinate mortgage in the future. As of the Cut-Off Date, the Mortgaged Properties securing seven of such Mortgage Loans or 5.8% (control numbers MLMI-042, MLMI-068, MLMI-109, MLMI-117, MLMI-151, and WMFG-106 and WMFG-108),
are encumbered by secured subordinated debt. The existence of secured subordinated debt encumbering any Mortgaged Property may increase the difficulty of refinancing the related Mortgage Loan at maturity and the possibility that reduced cash flow could result in deferred maintenance. Also, in the event that the holder of the subordinated debt has filed for bankruptcy or been placed in involuntary receivership, foreclosure by any senior lienholder (including the Trust Fund) on the Mortgaged Property could be delayed. Notwithstanding the foregoing, with respect to many of the Mortgage Loans, the Mortgage Loan documents do not prohibit the borrower from incurring additional indebtedness which is not secured by a lien on the related Mortgaged Properties. A default by the borrower on such additional indebtedness could impair the borrower's financial condition and result in the bankruptcy or receivership of the borrower in which event foreclosure by the Trust Fund on the Mortgaged Property would be delayed. However, with respect to any such future subordinate debt, a violation of such prohibition may not become evident until the related

Mortgage Loan otherwise defaults. In cases in which one or more subordinate liens are imposed on a Mortgaged Property or the borrower incurs other indebtedness, the Trust Fund is subject to additional risks, including, without limitation, the risks that the necessary maintenance of the Mortgaged Property could be deferred to allow the borrower to pay the required debt service on the subordinate financing and that the value of the Mortgaged Property may fall as a result, and that the borrower may have a greater incentive to repay the subordinate or unsecured indebtedness first and that it may be more difficult for the borrower to refinance the Mortgage Loan or to sell the Mortgaged Property for purposes of making any Balloon Payment upon the maturity of the Mortgage Loan. See "CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS--Secondary Financing; Due-on-Encumbrance Provisions" in the Prospectus and "DESCRIPTION OF THE MORTGAGE POOL--Certain Characteristics of the Mortgage Pool--Other Financing" herein.

      Risks Related to the Borrower's Form of Entity. The borrowers may be either individuals or legal entities. Mortgage loans made to legal entities may entail risks of loss greater than those of mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, various types of entities generally do not have personal assets and creditworthiness at stake. The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. The borrowers are generally not bankruptcy-remote entities, and therefore may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because such borrowers may be (a) operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business and (b) individuals who have personal liabilities unrelated to the property. However, any borrower, even a bankruptcy-remote entity, as owner of real estate will be subject to certain potential liabilities and risks. No assurance can be given that a borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member. See "CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS--Foreclosure--Bankruptcy Laws" in the Prospectus.

      Limitations of Appraisals and Engineering Reports. In general, appraisals and market value studies represent only the analysis and opinion of qualified experts and are not guaranties of present or future value, and may determine a value of a property that is significantly higher than the amount that can be obtained from the sale of a Mortgaged Property under a distress or liquidation sale. Information regarding the values of the Mortgaged Properties as of the Cut-off Date is presented under "DESCRIPTION OF THE MORTGAGE POOL--Additional Mortgage Loan Information" herein for illustrative purposes only. Any engineering reports obtained in connection with this offering represent only the analysis of the individual engineers or site inspectors preparing such reports, and may not reveal all necessary or desirable repairs, maintenance or capital improvement items.

      Zoning Compliance. The Mortgaged Properties are typically subject to applicable building and zoning ordinances and codes ("Zoning Laws") affecting the construction and use of real property. Since the Zoning Laws applicable to a Mortgaged Property (including, without limitation, density, use, parking and set-back requirements) are generally subject to change by the applicable regulatory authority at any time, certain of the improvements upon the Mortgaged Properties may not comply fully with all applicable current and future Zoning Laws. Such changes may limit the ability of the related borrower to rehabilitate, renovate and update the premises, and to rebuild or utilize the premises "as is" in the event of a substantial casualty loss with respect thereto.

      Costs of Compliance with Applicable Laws and Regulations. A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related Mortgaged Property, e.g., Zoning Laws and the Americans with Disabilities Act of 1990. See "CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS--Americans With Disabilities Act" in the Prospectus. The expenditure of such costs or the imposition of injunctive relief, penalties or fines in connection with the borrower's noncompliance could negatively impact the borrower's cash flow and, consequently, its ability to pay its Mortgage Loan.

      Limitations on Enforceability of Due-on-Sale Clauses and Assignments of Leases and Rents. The Mortgages generally contain due-on-sale clauses, which permit the acceleration of the maturity of the related Mortgage Loan if the borrower sells, transfers or conveys the related Mortgaged Property or its interest in the Mortgaged Property. There may be limitations on the enforceability of such clauses. The Mortgages also generally include a debt-acceleration clause, which permits the acceleration of the related Mortgage Loan upon a monetary or non-monetary default by the borrower. The courts of all states will generally enforce clauses providing for acceleration in the event of a material payment default, but may refuse the foreclosure of a Mortgage when acceleration of the indebtedness would be inequitable or unjust or the circumstances would render acceleration unconscionable. See "CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS--Enforceability of Certain Provisions" in the Prospectus.

      The Mortgage Loans may also be secured by an assignment of leases and rents pursuant to which the borrower typically assigns its right, title and interest as landlord under the leases on the related Mortgaged Property and the income derived therefrom to the lender as further security for the related Mortgage Loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect the rents. Such assignments are typically not perfected as security interests prior to the lender's taking possession of the related Mortgaged Property and/or appointment of a receiver. Some state laws may require that the lender take possession of the Mortgaged Property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender's ability to collect the rents may be adversely affected. See "CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS--Leases and Rents" in the Prospectus.

      Limitations on Enforceability of Cross-Collateralization. Certain of the Mortgage Loans (the "Cross-Collateralized Loans") are cross-collateralized and cross-defaulted with one or more related Cross-Collateralized Loans. Such arrangements could be challenged as fraudulent conveyances by creditors of any of the related borrowers or by the representative of the bankruptcy estate of any related borrower if one or more of such borrowers were to become a debtor in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, a lien granted by any such borrower could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its Mortgaged Property to be encumbered by the liens securing the indebtedness represented by the other Cross-Collateralized Loans, receive "fair consideration" or "reasonably equivalent value" for pledging such Mortgaged Property for the equal benefit of the other related borrowers. No assurance can be given that a lien granted by a borrower on a Cross-Collateralized Loan to secure the Mortgage Loan of another borrower, or any payment thereon, would not be avoided as a fraudulent conveyance. See "DESCRIPTION OF THE MORTGAGE POOL--Certain Terms and Conditions of the Mortgage Loans--Cross-Default and Cross-Collateralization of Certain Mortgage Loans" and Annex A herein for more information regarding the Cross-Collateralized Loans.

      Tenant Matters. Certain of the Mortgaged Properties are leased wholly or in large part to a single tenant or are wholly or in large part owner-occupied (each such tenant or owner-occupier, a "Major Tenant"). Any default by a Major Tenant could adversely affect the related borrower's ability to make payments on the related Mortgage Loan. There can be no assurance that any Major Tenant will continue to perform its obligations under its lease (or, in the case of an owner-occupied Mortgaged Property, under the related Mortgage Loan documents). See "DESCRIPTION OF THE MORTGAGE POOL--Certain Terms and Conditions of the Mortgage Loans--Tenant Matters" herein.

      Risks of Different Timing of Mortgage Loan Amortization. If and as principal payments, property releases, or prepayments are made on a Mortgage Loan, the remaining Mortgage Pool may be subject to more concentrated risk with respect to the diversity of properties, types of properties and property characteristics and with respect to the number of borrowers. See each table entitled "Stated Remaining Terms to Maturity" under "DESCRIPTION OF THE MORTGAGE POOL--Additional Mortgage Loan Information" for a description of the respective maturity dates of the Mortgage Loans. Because principal on the Offered Certificates (other than the Class X Certificates) is payable in sequential order to the extent described herein under "DESCRIPTION OF CERTIFICATES--Distributions," Classes that have a lower priority of distributions are more likely to be exposed to the risk of concentration discussed under "--Concentration of Mortgage Loans and Borrowers" above than Classes with a higher sequential priority.

      Ground Leases. Mortgage Loans secured by a Mortgage encumbering a leasehold interest are subject to certain risks not applicable to a Mortgage encumbering a fee interest. One of such risks is the potential for the total loss of the security for the related Mortgage Loan upon the termination or expiration of the ground lease creating the mortgaged leasehold interest. In general, the closer the expiration date of a ground lease is to the maturity date of the related Mortgage Loan, the more adversely affected will be the value of the related Mortgaged Property and the ability of the related borrower to sell or refinance such Mortgaged Property. See "CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS--Foreclosure-Leasehold Risks" in the Prospectus. Pursuant to Section 365(h) of the Bankruptcy Code, ground lessees are currently afforded rights not to treat a ground lease as terminated and to remain in possession of their leased premises upon the bankruptcy of their ground lessor and the rejection of the ground lease by the representative of such ground lessor's bankruptcy estate. The leasehold mortgages provide that the borrower may not elect to treat the ground lease as terminated on account of any such bankruptcy of, and rejection by, the ground lessor without the prior approval of the holder of the Mortgage Note. In the event of a bankruptcy of a ground lessee/borrower, the ground lessee/borrower under the protection of the Bankruptcy Code has the right to assume (continue) or reject (terminate) any or all of its ground leases. In the event of concurrent bankruptcy proceedings involving the ground lessor and the ground lessee/borrower, the Trustee may be unable to enforce the bankrupt ground lessee/borrower's obligation to refuse to treat a ground lease rejected by a bankrupt ground lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained therein or in the related Mortgage.

      Litigation. From time to time, there may be legal proceedings pending or threatened against the borrowers and their affiliates relating to the business of, or arising out of the ordinary course of business of, the borrowers and their affiliates. There can be no assurance that any such litigation will not have a material adverse effect on any borrower's ability to meet its obligations under the related Mortgage Loan and, thus, on the distributions to Certificateholders.

      Condemnations. From time to time, there may be Condemnations pending or threatened against one or more of the Mortgaged Properties. There can be no assurance that the proceeds payable in connection with a total Condemnation will be sufficient to restore the related Mortgaged Property or to satisfy the remaining indebtedness of the related Mortgage Loan. The occurrence of a partial Condemnation may have a material adverse effect on the continued use of or income generation from the affected Mortgaged Property. Therefore, no assurance can be made that the occurrence of any Condemnation will not have a negative impact upon the distributions to Certificateholders.

REPURCHASE OR SUBSTITUTION OF MORTGAGE LOANS

      As more fully described under "DESCRIPTION OF THE MORTGAGE POOL--General," "--Assignment of the Loans; Repurchases and Substitutions" and "--Representations and Warranties; Repurchase and Substitutions" herein, the applicable Seller will be obligated to substitute a Qualified Substitute Mortgage Loan or to repurchase a Mortgage Loan if (i) there is a defect with respect to the documents relating to such Mortgage Loan or (ii) one or more of its representations or warranties concerning such Mortgage Loan in the related Mortgage Loan Purchase Agreement are breached, if such defect or breach materially and adversely affects the interests of the Certificateholders and such defect or breach is not cured as required. However, there can be no assurance that the applicable Seller will be in a financial position to effect such substitution or repurchase. The ability of Midland to perform its obligations as Master Servicer and Special Servicer under the Pooling and Servicing Agreement may be jeopardized if it incurs significant liabilities for the repurchase or substitution of Mortgage Loans as to which there has been a breach of a representation or warranty. In addition, since the Pooling and Servicing Agreement requires the Master Servicer to enforce on behalf of the Trust the Sellers' obligations to repurchase or substitute Mortgage Loans, Midland may experience a conflict of interest to the extent that Midland is obligated to repurchase or substitute a Mortgage Loan as a Seller.

PREPAYMENT AND YIELD CONSIDERATIONS

      The yield on any Offered Certificate that is purchased at a discount or premium will be affected by (i) the rate and timing of principal payments and collections on the Mortgage Loans, particularly unscheduled payments or collections in the form of voluntary prepayments of principal or unscheduled recoveries of principal due to defaults, casualties or condemnations whether before or after the scheduled maturity date of the related Mortgage Loans, and
(ii) the order of priority of distributions of principal in respect of the Certificates. The rate and timing of unscheduled payments and collections of principal on the Mortgage Loans is impossible to accurately predict and will be affected by a variety of factors, including, without limitation, the level of prevailing interest rates, restrictions on voluntary prepayments contained in the promissory notes (the "Mortgage Notes"), the availability of mortgage credit and other economic, demographic, geographic, tax and legal factors. In general, however, if prevailing interest rates fall significantly below the Mortgage Rates on the Mortgage Loans, borrowers under the Mortgage Loans will have an increased incentive to prepay. As described herein, the Principal Distribution Amount for each Distribution Date will be distributable entirely in reduction of the Certificate Balance of the Class A-1 Certificates until the Certificate

Balance thereof is reduced to zero, and will thereafter be distributable in its entirety in respect of each remaining Class of Certificates (except for the Class X Certificates), sequentially in alphabetical and numerical order of Class designation, until the Certificate Balance of each such Class is, in turn, reduced to zero. See "DESCRIPTION OF THE CERTIFICATES--Distributions--Application of the Available Distribution Amount" herein. Accordingly, the actual rate of principal payments on the Mortgage Loans may have different effects on the yields of the respective Classes of Offered Certificates. Any payment of principal in reduction of the Certificate Balance of any Class of Sequential Pay Certificates will result in a corresponding reduction in the Notional Amount of the related Component. Thus, the yield on the Class X Certificates will be extremely sensitive to the rate and timing of principal payments on the Mortgage Loans, and the faster the rate at which the Notional Amounts of the Components are reduced, the greater will be the negative effect on the yield of the Class X Certificates, to the extent such effect is not offset by distributions of a portion of any applicable Prepayment Premiums to the holders thereof, as described under "DESCRIPTION OF THE CERTIFICATES--Distributions--Allocation of Prepayment Premiums" herein. In addition, the Mortgage Loans may not require the payment of Prepayment Premiums in the event of involuntary prepayments resulting from casualty or condemnation. Accordingly, prospective investors in the Class X Certificates should consider the associated risks, including the risk that a rapid rate of prepayments on the Mortgage Loans could result in the failure of such investors to recoup their initial investments.

      The yield on any Offered Certificate also will be affected by the rate and timing of losses attributable to defaults on the Mortgage Loans, the severity of such losses and the extent to which such losses and related expenses are applied in reduction of the actual or notional principal amount of such Certificate or otherwise reduce the amount of funds available for distribution to the holder of such Certificate. To the extent described herein, the Private Certificates are subordinate in right and time of payment to the Offered Certificates and will bear shortfalls in collections and losses incurred in respect of the Mortgage Loans prior to the Offered Certificates; and the Class B, Class C, Class D and Class E Certificates are subordinate in right and time of payment to the Class A-1, Class A-2, Class A-3 and Class X Certificates and will bear such shortfalls in collections and losses prior to the Class A-1, Class A-2, Class A-3 and Class X Certificates, in reverse alphabetical order of Class designation. Even though the Class A-3 Certificates will receive principal payments only after the Certificate Balance of the Class A-1 and Class A-2 Certificates have been reduced to zero and the Class A-2 Certificates will receive principal payments only after the Certificate Balance of the Class A-1 Certificates has been reduced to zero, the Class A-1, Class A-2 and Class A-3 Certificates will bear shortfalls in collections and losses incurred in respect of the Mortgage Loans pro rata in proportion to their outstanding Certificate Balances. On each Distribution Date, following all distributions on the Certificates to be made on such date, the aggregate of all Realized Losses and Additional Trust Fund Expenses that have been incurred since the Cut-Off Date through the end of the related Collection Period and that have not previously been allocated to the Certificates will be allocated, subject to the limitations described herein, first to the Private Certificates in the order described in the Pooling and Servicing Agreement, and then to the Class E, Class D, Class C and Class B Certificates, in that order, until the Certificate Balance of each such Class has been reduced to zero. Thereafter any additional Realized Losses and Additional Trust Fund Expenses will be allocated to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata in proportion to their outstanding Certificate Balances (in each case in reduction of their respective Certificate Balances as of the related Distribution Date), but in the aggregate only to the extent that the aggregate Certificate Balance of such Classes of Certificates remaining outstanding after giving effect to the distributions on such Distribution Date exceeds the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date. See "DESCRIPTION OF THE CERTIFICATES--Subordination, Realized Losses and Allocation of Certain Expenses" herein. Any Realized Loss or Additional Trust Fund Expenses allocated in reduction of the Certificate Balance of any Class of Sequential Pay Certificates will result in a corresponding reduction in the Notional Amount of the related Component. See "DESCRIPTION OF THE CERTIFICATES--Distributions" and "--Subordination, Realized Losses and Allocation of Certain Expenses" herein and "YIELD AND MATURITY CONSIDERATIONS" herein and in the Prospectus.

      The Pass-Through Rate applicable to the Class B, Class C, Class D and Class E, Class F and Class G Certificates for each Distribution Date will equal the Weighted Average Net Mortgage Rate minus ____%, ____%,____%, ____%, ____% and ____%, respectively (but not less than zero), the Strip Rate applicable to the Class A-1, Class A-2 and Class A-3 Components for each Distribution Date will equal the Weighted Average Net Mortgage Rate minus ____%, ____%, and ____%, respectively (but not less than zero), and the Strip Rate applicable to the Class H, Class J, Class K, Class L and Class M Component for each Distribution Date will each equal the Weighted Average Net

Mortgage Rate minus ___% (but not less than zero). Accordingly, the Pass-Through Rate on such Classes of Certificates and the Strip Rate on such Components and, correspondingly, the yield on the Class X Certificates, will be sensitive to changes in the relative composition of the Mortgage Pool as a result of scheduled amortization, voluntary and involuntary prepayments and liquidations. See "DESCRIPTION OF THE CERTIFICATES--Distributions" and "--Subordination, Realized Losses and Allocation of Certain Expenses" herein and "YIELD AND MATURITY CONSIDERATIONS" herein.

EFFECT OF PREPAYMENT PREMIUMS

     The rate and timing of principal payments made on a Mortgage Loan will be affected, in part, by restrictions on voluntary prepayments contained in the related Mortgage Note (e.g., Lockout Periods and Prepayment Premiums). All of the Mortgage Loans generally provide that a permitted prepayment must be accompanied by a Prepayment Premium or a restriction on prepayment; provided, however, that the Prepayment Premium requirement generally expires prior to the maturity date of a Mortgage Loan. The existence of Prepayment Premiums generally will result in the Mortgage Loans prepaying at a lower rate. However, the requirement that a prepayment be accompanied by a Prepayment Premium may not provide a sufficient economic disincentive to a borrower seeking to refinance at a more favorable interest rate. In addition, potential purchasers of the Offered Certificates should especially consider that provisions requiring Prepayment Premiums may not be enforceable in some states and under federal bankruptcy law and may constitute interest for usury purposes. Accordingly, no assurance can be given that the obligation to pay a Prepayment Premium will be enforceable under applicable state or federal law or, if enforceable, that the foreclosure proceeds received with respect to a defaulted Mortgage Loan will be sufficient to make such payment. See "DESCRIPTION OF THE MORTGAGE POOL--Certain Terms and Conditions of the Mortgage Loans--Prepayment Provisions" herein. In addition, pursuant to the Pooling and Servicing Agreement, the Special Servicer will be able to waive any Prepayment Premium with respect to Specially Serviced Mortgage Loans. See "THE POOLING AND SERVICING AGREEMENT--Amendments, Modifications and Waivers."

LIMITED LIQUIDITY

     There is currently no secondary market for the Offered Certificates. The Underwriters have advised the Depositor that they currently intend to make a secondary market in the Offered Certificates, but they are under no obligation to do so. Accordingly, there can be no assurance that a secondary market for the Offered Certificates will develop. Moreover, if a secondary market does develop, there can be no assurance that it will provide holders of Offered Certificates with liquidity of investment or that it will continue for the life of the Offered Certificates. The Offered Certificates will not be listed on any securities exchange.

POTENTIAL CONFLICT OF INTEREST IN CONNECTION WITH SPECIALLY SERVICED MORTGAGE LOANS

      The Special Servicer is given considerable latitude in determining whether and in what manner to liquidateor modify defaulted Mortgage Loans. As described under "THE POOLING AND SERVICING AGREEMENT--Special Servicing" herein, the Controlling Class of Sequential Pay Certificates will be empowered to replace the Special Servicer and to select the Controlling Class Representative. See "THE POOLING AND SERVICING AGREEMENT--General" herein. At any given time, the Controlling Class Representative will be controlled generally by the holders of the most subordinated (or, under certain circumstances as described herein, the next most subordinated) Class of Certificates (that is, the Controlling Class as described herein) outstanding from time to time, and such holders may have interests in conflict with those of the holders of the Offered Certificates. For instance, the holders of Certificates of the Controlling Class might desire to mitigate the potential for loss to that Class from a troubled Mortgage Loan by deferring enforcement in the hope of maximizing future proceeds. However, the interests of the Trust Fund may be better served by prompt action, since delay followed by a market downturn could result in less proceeds to the Trust Fund than would have been realized if earlier action had been taken. The Pooling and Servicing Agreement will provide that the Controlling Class Representative and the Controlling Class may act in their own interest without incurring any liability to the holders of any other Class of Certificates. It is anticipated that an affiliate of the Special Servicer may acquire certain of the most subordinated Regular Certificates (including those of the initial Controlling Class). Under such circumstances, the Special Servicer may have interests that conflict with the interests of the other holders of the Certificates.

RISK OF YEAR 2000

     The transition from the year 1999 to the year 2000 may disrupt the ability of computerized systems to process information. The Master Servicer and the Trustee are currently modifying their computer systems and applications such that they will be year 2000 compliant by August 31, 1999. If the Master Servicer or the Trustee is unable to complete such modifications by the year 2000, the ability of the Master Servicer or Trustee to service the Mortgage Loans and make distributions to the Certificateholders, respectively, may be materially and adversely affected.

                        DESCRIPTION OF THE MORTGAGE POOL

 GENERAL

      The Mortgage Pool is expected to consist of 512 conventional, fixed rate Mortgage Loans, with an aggregate Cut-Off Date Balance of $2,891,276,720 (the "Initial Pool Balance") which are secured by first liens on 546 commercial and multifamily properties except as set forth below. See "--Other Financing" herein. The Cut-Off Date Balances of the Mortgage Loans will range from $168,507 to $273,132,900 and the Mortgage Loans will have an average Cut-Off Date Balance of $5,647,025. All loan balances and percentages are subject to a variance of plus or minus 5%. The "Cut-Off Date Balance" of any Mortgage Loan will equal the unpaid principal balance thereof as of the Cut-Off Date, after reduction for all payments of principal due on or before such date, whether or not received. All percentages referred to herein without further description are approximate percentages by Initial Pool Balance. References to percentages of Mortgaged Properties are references to the percentages of the Initial Pool Balance represented by the portion of the Cut-Off Date Balance of the related Mortgage Loans represented by such Mortgaged Properties based on their related appraised value or in the case of the MHC Loan, or 9.2% by market value studies. See "ANNEX D--Manufactured Home Communities--Market Studies."

     All of the Mortgage Loans are generally non-recourse obligations of the respective borrowers. No Mortgage Loan will be insured or guaranteed by any governmental entity or private insurer (other than certain Credit Lease Loans).

     Each Mortgage Loan is secured by a lien on the borrower's fee simple or leasehold interest in one or more income-producing real properties (each, a "Mortgaged Property"). Five hundred six (506) Mortgage Loans, or 93.4% are secured by first mortgage lien on the related borrower's fee simple estate in the related Mortgaged Property. Five of the Mortgage Loans, or 6.4%, (control numbers MLMI-038, MLMI-003, GCM-200, WMF-042 and WMF-034) are secured by a first mortgage lien on the borrower's leasehold estate in the related Mortgaged Property. One Mortgage Loan, or 0.2%, (control number MID-154) is secured by (a) a first mortgage lien on the related borrower's fee interest and leasehold estate in the related Mortgaged Property, and (b) a second mortgage lien on the fee interest in a portion of the Mortgaged Property owned by a Governmental Agency.

     Two hundred twenty-eight (228) Mortgage Loans, or 69.0%, will be acquired by the Depositor from MLMCI, which originated such Mortgage Loans through an affiliate or acquired such Mortgage Loans from one of the participants in its commercial and multifamily mortgage loan conduit program concurrently with or shortly after origination, or in the case of one hundred twenty-three (123) of such Mortgage Loans, or 29.0%, acquired such Mortgage Loans in a secondary market purchase, including 81 Mortgage Loans, or 23.8%, which were acquired from WMF Capital Corp. ("WMF"). One hundred sixty-five (165) Mortgage Loans, or 17.4%, were acquired by the Depositor from GCFP, which originated such Mortgage Loans or acquired such Mortgage Loans from one of the participants in its commercial and multifamily mortgage loan conduit program concurrently with or shortly after origination, or in the case of 68 of such Mortgage Loans, or 7.9%, acquired such Mortgage Loans from Midland in a secondary market purchase. One hundred nineteen (119) Mortgage Loans, 13.7%, were acquired by the Depositor from Midland, which originated such Mortgage Loans.

     Set forth below is the approximate percentage of the Initial Pool Balance represented by the Mortgage Loans originated in the indicated year:

                                                         % OF
                                                     INITIAL POOL
                 YEAR                                   BALANCE
                 ----                                   -------
                 1997 .................................   31%
                 1998 .................................   69%

     None of the Mortgage Loans were 30 days or more delinquent as of the Cut-Off Date.

     No Mortgage Loan or group of Mortgage Loans to one borrower or group of related borrowers exceeds 9.45% of the Initial Pool Balance. Except with respect to the three largest Mortgage Loans, a description of which is set forth in Annex D hereto, no Mortgage Loan or group of Mortgage Loans to one borrower or group of related borrowers exceeds 3.96% of the Initial Pool Balance. Mortgage Loans to one borrower or a group of related borrowers are identified on Annex A hereto. See "--Additional Mortgage Loan Information" and "RISK FACTORS--Related Borrowers" herein.

UNDERWRITING STANDARDS

     Based upon information provided by each Seller, which has not been independently verified by any of the Depositor, the Master Servicer, the Special Servicer, the Underwriters or the Trustee, the following is a discussion of the customary underwriting policies and procedures utilized in connection with the origination of the Mortgage Loans. Such policies and procedures involved an evaluation of both the prospective borrower and the proposed real estate collateral. Factors typically analyzed in connection with a Mortgaged Property include its historical cash flow; age and condition; appraised value; gross square footage; net rentable area; gross land area; number of units, rooms or beds; current tenants' size, identity and any lease termination or purchase option rights; property interest to be mortgaged (fee or leasehold); term, expiration and rental rates under current leases; leasing commissions, tenant improvements and concessions; applicable market rentals for similar properties; historical vacancy rate, market vacancy rate and credit loss rate; debt service coverage ratio; and loan to value ratio. A site inspection of the related Mortgaged Property was also typically performed, and third party appraisals, engineering reports and Phase I environmental site assessments were generally obtained. Factors typically analyzed in connection with a prospective borrower include its credit history, capitalization and overall financial resources and management skill and experience in the applicable property type.

CERTAIN TERMS AND CONDITIONS OF THE MORTGAGE LOANS

      Mortgage Rates; Calculations of Interest. All of the Mortgage Loans bear interest at Mortgage Rates that will remain fixed for their remaining terms, except with respect to the ARD Loans which may provide for an increase in the interest rate accruing on such Mortgage Loans after their respective Anticipated Repayment Dates. One hundred six (106) Mortgage Loans, or 20.2%, accrue interest on the basis (a "30/360 basis") of a 360-day year consisting of twelve 30-day months and 406 Mortgage Loans, or 79.8%, accrue interest on the basis (an "actual/360 basis") of the actual number of days elapsed over a 360-day year.

     Due Dates. Except with respect to one Mortgage Loan (which Mortgage Loan will be deemed due on the first day of each month), or 0.1%, all of the Mortgage Loans have Due Dates (that is, the dates upon which the related Periodic Payments become due) that occur on the first day of each month that a payment is due. Periodic Payments are due monthly with respect to all of the Mortgage Loans.

     Amortization. Three hundred ninety-seven (397) Mortgage Loans, or 58.3%, provide for Periodic Payments based on amortization schedules significantly longer than their respective remaining terms to maturity. As a result, such Mortgage Loans (the "Balloon Loans") will have substantial principal amounts due and payable (each such amount, together with the corresponding payment of interest, a "Balloon Payment") on their respective scheduled maturity dates, unless prepaid prior thereto. See "RISK FACTORS--Investment in Commercial and Multifamily Mortgage Loans--Balloon Payments" herein and "RISK FACTORS--Balloon Payments" in the Prospectus. Forty-eight (48) Mortgage Loans, or 36.4%, (the "ARD Loans") fully amortize through their respective remaining terms to maturity, but provide that after a date set forth in the respective Mortgage Loan documents (each such date, an "Anticipated Repayment Date"), interest generally will accrue on each ARD Loan at an interest rate above the Mortgage Rate (the "Adjusted Mortgage Rate") and, in addition to its obligation to make its scheduled Periodic Payments, the related borrower will be obligated to apply all monthly cash flow generated by the related Mortgaged Property in excess of regular debt service payments (without giving effect to the Adjusted Mortgage
Rate), reserves and certain other property expenses (the "Remaining Cash Flow") to the repayment of principal of such Mortgage Loan. The excess interest which accrues on each ARD Loan and is attributable to the difference between the Adjusted Mortgage Rate and the related original Mortgage Rate (the "Additional Interest") will be deferred until the principal balance of such ARD Loan has been reduced to zero and bears interest at the Adjusted Mortgage Rate to the extent permitted by law. With respect to the ARD Loans, no Prepayment Premiums will be due in connection with any principal prepayment on or after the Anticipated Repayment Date. Sixty-seven (67) Mortgage Loans, or 5.4%, (the "Fully Amortizing Loans"), excluding the ARD Loans, fully or substantially amortize through their respective remaining terms to maturity. To the extent the Periodic Payment for a Fully Amortizing Loan or ARD Loan is calculated on an assumed 30/360 basis but interest accrues on such Mortgage Loan on an actual/360 basis, there may be a remaining balance upon maturity.

     Prepayment Provisions. As of the Cut-Off Date, all of the Mortgage Loans restrict or prohibit voluntary principal prepayments. In general, the Mortgage Loans (other than the Mortgage Loans described in the next succeeding paragraph): (i) prohibit voluntary prepayments of principal for a period (a "Lockout Period") ending on a date specified in the related Mortgage Note (as defined herein) and, in general, thereafter impose a Yield Maintenance Charge or Percentage Premium (each as defined herein) for most of their respective remaining terms to maturity (303 Mortgage Loans, or 35%,); (ii) prohibit voluntary prepayments of principal for most of their remaining term to maturity (121 Mortgage Loans (57%); (iii) permit voluntary prepayments provided that the prepayment is accompanied by a Yield Maintenance Charge and then a Percentage Premium in excess of the amount prepaid for most of their respective terms to maturity (53 Mortgage Loans, or 4%); (iv) permit voluntary principal prepayments provided that the prepayment is accompanied by a Yield Maintenance Charge for most of their respective remaining terms to maturity (23 Mortgage Loans, or 2%); or (v) prohibit prepayment for a period, then require that a prepayment is accompanied by a Yield Maintenance Charge for a period, and then a Percentage Premium in excess of the amount prepaid for most of their respective remaining terms to maturity (12 Mortgage Loans, or 1%). See "--Additional Mortgage Loan Information" herein. With respect to the ARD Loans, voluntary principal prepayments after the Anticipated Repayment Date are permitted without material restrictions. The ability of the Master Servicer or a Special Servicer to waive or modify the terms of any Mortgage Loan relating to the payment of a Prepayment Premium is limited as described herein. See "SERVICING OF THE MORTGAGE LOANS--Modifications, Waivers and Amendments" herein. The Depositor makes no representation as to the enforceability of the provisions of any Mortgage Note requiring the payment of a Prepayment Premium, or as to the collectability of any Prepayment Premium.

     Defeasance. One hundred twenty-one (121) Mortgage Loans, or 57.4%, after a period during which defeasance is prohibited (which period includes the two years after the Closing Date), provide that, in general, under certain conditions, the related borrower may substitute a pledge of "Defeasance Collateral" in exchange for a release of the Mortgaged Property from the lien of the related Mortgage. "Defeasance Collateral" is non-callable United States Treasury obligations that provide for payments that reflect, as closely as possible, the remaining scheduled payments in respect of the related Mortgage Loan. Such obligations must provide for payments on or prior, but as close as possible, to each successive Due Date through and including the maturity date (or, in the case of the ARD Loans, the Anticipated Repayment Date) with respect to the defeased Mortgage Loan, with each such payment being equal to or greater than (with any excess to be returned to the borrower) the Periodic Payments and the Balloon Payment with respect to such defeased Mortgage Loan (or, in the case of an ARD Loan, the payment anticipated on the related Anticipated Repayment
Date). A borrower's ability to obtain such a release is in each case subject to certain conditions specified in the related loan documents.

     Nonrecourse Obligations. The Mortgage Loans are generally non-recourse obligations of the respective borrowers and, upon any such borrower's default in the payment of any amount due under the related Mortgage Loan, the holder thereof may look only to the related Mortgaged Property for satisfaction of the borrower's obligations. In addition, in those cases where recourse to a borrower or guarantor is purportedly permitted, the Depositor has not undertaken an evaluation of the financial condition of any such person, and prospective investors should thus consider all of the Mortgage Loans to be nonrecourse. No Mortgage Loan will be insured or guaranteed by any governmental entity or private insurer (other than certain Credit Lease Loans).

     "Due-on-Sale" and "Due-on-Encumbrance" Provisions. Generally, the Mortgages contain "due-on-sale" and "due-on-encumbrance" clauses that, in most circumstances, (i) permit the holder of the Mortgage to accelerate the maturity of the related Mortgage Loan if the borrower sells or otherwise transfers or encumbers the related Mortgaged Property or (ii) prohibit the borrower from doing so without the consent of the holder of the Mortgage, which consent, in certain cases, may not be unreasonably withheld if certain conditions are met. As provided in the Pooling and Servicing Agreement, the Special Servicer, on behalf of the Trust Fund, will determine, in a manner consistent with the servicing standard described herein under "SERVICING OF THE MORTGAGE LOANS--General," the other requirements set forth in the Pooling and Servicing Agreement, and subject to the rights of the Controlling Class Representative described herein under "THE POOLING AND SERVICING AGREEMENT--The Controlling Class Representative," whether to exercise any right the holder of any Mortgage may have under any such clause to accelerate payment of the related Mortgage Loan upon, or to withhold its consent to, any transfer or further encumbrance of the related Mortgaged Property. The Depositor makes no representation as to the enforceability of any due-on-sale or due-on-encumbrance provision in connection with any Mortgage Loan that is the subject of a proceeding under the Bankruptcy Code.

     Cross-Default and Cross-Collateralization of Certain Mortgage Loans. Twenty-four (24) of the Mortgage Loans, or 5.2%, are cross-collateralized and cross-defaulted with other Mortgage Loans. Three Mortgage Loans, or 0.1%, are cross-defaulted but not cross-collaterized with other Mortgage Loans. No Mortgage Loans are cross-collateralized or cross-defaulted with any loans which are not included in the Mortgage Pool. The Special Servicer will determine whether to enforce the cross-default and cross-collateralization rights upon a mortgage loan default with respect to any of these Mortgage Loans. The Certificateholders will not have any right to participate in or control any such determination. No other Mortgage Loans are subject to cross-collateralization or cross-default provisions.

     Other Financing. The related Mortgage Loan documents generally prohibit subordinate financing without the mortgagee's prior consent. With respect to 20 Mortgage Loans, or 7.9% (control numbers, MLMI-042, MLMI-068, MLMI-076, MLMI-094, MLMI-109, MLMI-117, MLMI-151, MLMI-160, GCM-037, GCM-052, GCM-076,
GCM-093, GCM-103, GCM-129, GCM-200, MID-38, MID-47, MID-73, WMFG-106 and
WMFG-108), the related Mortgage Loan documents allow the borrower, under certain specified circumstances, to either maintain an existing subordinate mortgage encumbering the related Mortgaged Properties, or to grant such a subordinate mortgage in the future. As of the Cut-Off Date, the Mortgaged Properties securing seven of such Mortgage Loans, or 5.8% (control numbers MLMI-042, MLMI-068, MLMI-109, MLMI-117, MLMI-151, WMFG-106 and WMFG-108), are encumbered by secured subordinated debt. Generally, prior to any such subordinate mortgage being allowed, certain conditions specified in the related Mortgage Loan documents must be satisfied. Such conditions may include one or more of the following: (a) the purpose, amount, term and amortization period of the proposed subordinate debt, together with the identity of the subordinate lender and the terms of the subordinate loan documents, must be acceptable to the senior mortgagee; (b) pursuant to either the specific terms of the subordinate mortgage or a separate recorded agreement obtained from such subordinate lender, the subordinate mortgage must be unconditionally subordinated to the related Mortgage Loan documents, and the subordinate lender is also typically prohibited from exercising any remedies against the borrower without the senior mortgagee's consent and from receiving any payments on such subordinate debt if, for the immediately prior 12 months, either (i) the aggregate debt service coverage ratio for such Mortgage Loan and such subordinate debt is less than a specified ratio, or (ii) the aggregate loan to value ratio for such Mortgage Loan and such subordinate debt is greater than a specified ratio; (c) the subordinate debt must be non-recourse; and (d) acceptable economic conditions regarding the related Mortgaged Property must exist as of the effective date of such subordinate financing, typically including (i) an aggregate debt service coverage ratio for such Mortgage Loan and such subordinate debt equal to or exceeding a specified ratio, and/or (ii) an aggregate loan to value ratio for such Mortgage Loan and such subordinate debt of less than a specified ratio.

     The Trust Fund will also include one mortgage loan (the "Meidinger Tower Loan") as to which a separate class of grantor trust certificates will be issued which will represent a subordinated interest (the "Subordinate Meidinger Tower Interest") in the Meidinger Tower Loan, while the senior interest (the "Senior Meidinger Tower Interest") in the Meidinger Tower Loan will be represented by the Certificates. Notwithstanding that the entire amount of the Meidinger Tower Loan is included in the Trust Fund, for purposes of the presentation set forth in this Prospectus Supplement the Senior Meidinger Tower Interest will be treated as a separate Mortgage Loan, with a Cut-Off Date Balance of $21,000,000, a fixed Mortgage Rate of 7.60% per annum, a Periodic Payment of $133,000 and a maturity date of April 15, 2005. The Subordinate Meidinger Tower Interest had a Cut-Off Date Balance of $6,997,500. As of the Cut-Off Date the combined loan-to-value ratio was 95.88% and the combined debt service coverage ratio was 1.01x. As further described in the Pooling and Servicing Agreement, in the absence of default thereunder, collections on the Meidinger Tower Loan will be allocated between distributions on the Senior Meidinger Tower Interest, on the one hand, and distributions on the Subordinate Meidinger Tower Interest, on the other hand, on a pro rata basis in accordance with their respective principal balances; however, in the event of default under such Mortgage Loan, such collections will be applied to make distributions in respect of the Senior Meidinger Tower Interest prior to being applied to make distributions in respect of the Subordinate Meidinger Tower Interest. The Master Servicer will be responsible for the servicing of the Meidinger Tower Loan, but it is expected that such servicing will be conducted through a sub-servicer related to the initial holder of the Subordinate Meidinger Tower Interest.

     Tenant Matters. Generally, Major Tenants do not have investment-grade credit ratings. The Major Tenants generally occupy their premises pursuant to leases which require them to pay or reimburse the landlord for all applicable real property taxes, maintain insurance over such premises thereon and maintain the physical condition of such premises. In 44 of the Mortgage Loans, or 6.7%, the related Major Tenant occupies approximately 50% or more of the related Mortgaged Property.

     Hazard, Liability and Other Insurance. Generally, each Mortgage Loan requires that the related Mortgaged Property be insured (in an amount not less than the lesser of (a) the full replacement cost of the Mortgaged Property or
(b) the outstanding principal balance of the related Mortgage Note, but in any event in an amount sufficient to avoid the operation of any co-insurance provisions) against loss or damage by fire or other risks and hazards covered by a standard extended coverage insurance policy, and such other insurance as may from time to time reasonably be required by the mortgagee. With respect to many of the Mortgage Loans, the related borrower has satisfied the applicable insurance requirements by obtaining blanket insurance policies, subject to the review and approval of the same by the mortgagee, including the amount of insurance and the number of properties covered by such policies.

     Casualty and Condemnation. The related Mortgage Loan documents typically provide that in the event of damage to the related Mortgaged Property by reason of fire or other casualty or in the event of any taking or exercise of the power of eminent domain with respect to the related Mortgaged Property, all applicable insurance proceeds or condemnation awards will be applied to either the outstanding indebtedness of the related Mortgage Loan, or to the repair or restoration of the related Mortgaged Property, except in the instance of any claims paid pursuant to any special risk casualty/condemnation insurance policies under which the lender is the named insured (as opposed to merely loss payee), in which case such proceeds may be applied at the discretion of the holder of the related Mortgage Note.

ASSESSMENT OF PROPERTY CONDITION

     Property Inspection. All of the Mortgaged Properties were inspected in connection with the origination or acquisition of the related Mortgage Loans by or on behalf of the originator or the related Seller to assess their general condition. No inspection revealed any patent structural deficiency or any deferred maintenance considered material and adverse to the interests of the holders of the Offered Certificates and for which adequate reserves have not been established.

      Appraisals. All of the Mortgaged Properties were appraised by a state certified appraiser or an appraiser belonging to the Appraisal Institute, except with respect to one Mortgage Loan, or 9.2%, with respect to which market value studies were performed. The primary purpose of each appraisal was to provide an opinion of the fair market value of the related Mortgaged Property. There can be no assurance that another appraiser would have arrived at the same opinion of value.

      Environmental Assessments. A "Phase I" environmental site assessment was performed with respect to all the Mortgaged Properties in connection with the origination of the related Mortgage Loans. In certain cases, additional environmental testing, as recommended by such "Phase I" assessment, was performed. In each case where environmental assessments recommended further action, the originator of the related Mortgage Loan determined that the necessary remediation or testing was being undertaken in a satisfactory manner or that such remediation or testing would be adequately addressed post-closing. In some instances, the originator of the related Mortgage Loan required that the related borrower obtain an environmental insurance policy or third party indemnity satisfactory to such originator or deposit reserves with such originator or its designee to cover the estimated cost of such remediation. Generally, such reserves were in an amount equal to approximately 125% of the licensed inspector's estimated cost of the recommended action.

     Engineering Assessments. Generally, a licensed engineer or architect inspected the related Mortgaged Property with respect to all of the Mortgage Loans to assess the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Certain of the resulting reports indicated certain deferred maintenance items and/or recommended capital improvements with respect to certain of such Mortgaged Properties. The related borrowers generally deposited with the lender or its designee at the origination of the related Mortgage Loans an amount equal to approximately 110%-125% of the licensed engineer's or architect's estimated cost of any material recommended repairs, corrections or replacements not completed by closing, to assure their completion.

     Earthquake Analyses. An architectural or engineering consultant performed an analysis on all but twenty of the Mortgaged Properties, representing 2.4% of the Initial Pool Balance, located in the State of California in order to evaluate the structural and seismic condition of the Mortgaged Property and to assess, based primarily on statistical information, the probable maximum loss or bounded maximum loss for the Mortgaged Property in an earthquake scenario. If the resulting reports concluded that in the event of an earthquake and with respect to a Mortgaged Property, the probable maximum loss would exceed 25% and either (i) the bounded maximum loss over a 50-year period would exceed 20% of the amount of the estimated replacement cost of the improvements or (ii) no bounded maximum loss analysis was performed, earthquake insurance on such Mortgaged Properties was obtained.

     Zoning Compliance. Due to changes in applicable building and zoning ordinances and codes ("Zoning Laws") affecting certain of the Mortgaged Properties which have come into effect after the construction of improvements on such Mortgaged Properties and for other reasons, certain improvements thereon may not comply fully with current Zoning Laws, including density, use, parking and set back requirements, but qualify as permitted non-conforming uses. Such changes may limit the ability of the related borrower to rebuild the premises "as is" in the event of a substantial casualty loss with respect thereto and may adversely affect the ability of the borrower to meet its Mortgage Loan obligations from cash flow. While it is expected that insurance proceeds would be available for application to the related Mortgage Loan if a substantial casualty were to occur, no assurance can be given that such proceeds would be sufficient to pay off such Mortgage Loan in full or that, if the Mortgaged Property were to be repaired or restored in conformity with current law, whether the value of the related Mortgaged Property or its revenue producing potential would be diminished.

LARGEST MORTGAGE LOANS

     Certain information with respect to the three largest Mortgage Loans, or 24.1%, is set forth in Annex D hereto.

CREDIT LEASE LOANS

     Each Credit Lease has a primary lease term (the "Primary Term") that expires on or after the scheduled final maturity date of the related Credit Lease Loan. The amount of the Monthly Rental Payments payable by each Credit Lease Tenant is equal to or greater than the scheduled payment of all principal, interest and other amounts due each month on the related Credit Lease Loan, with any Balloon Payments to be paid from the proceeds of any residual value insurance policies or offers to purchase the Mortgaged Property by the Credit Lease Tenant, as may be required in the related Credit Lease. Except with respect to one Credit Lease Loan, or 10.2%, each of the Credit Lease Tenants (or the related Guarantor) possesses an investment grade credit rating. In the case of Credit Lease Loans with debt service reserve accounts, withdrawals of funds on deposit in the debt service reserve account will be used to supplement Monthly Rental Payments in an amount necessary to fully amortize such Mortgage Loans.

     Each Credit Lease generally provides that the related Credit Lease Tenant must pay all real property taxes and assessments levied or assessed against the related Mortgaged Property, and except in the case of certain of the Double Net Leases, all charges for utility services, insurance and other operating expenses incurred in connection with the operation of the related Mortgaged Property.

     Pursuant to the terms of each assignment of a Credit Lease (each, a "Credit Lease Assignment"), the related borrower has assigned to the mortgagee of the related Credit Lease Loan, as security for such borrower's obligations thereunder, such borrower's rights under the related Credit Lease and its rights to all income and profits to be derived from the operation and leasing of the related Mortgaged Property including, but not limited to, an assignment of any guarantee of the Credit Lease Tenant's obligations under the Credit Lease and an assignment of the right to receive all Monthly Rental Payments due under the Credit Lease. Pursuant to the terms of the Credit Lease Assignments, each Credit Lease Tenant is obligated under its Credit Lease to make all Monthly Rental Payments directly to the owner of the related Credit Lease Loan.

     Each Credit Lease Loan that provides the Credit Lease Tenant with termination and abatement rights directly arising from certain casualty occurrences or condemnations ("Casualty or Condemnation Rights") has the benefit of a noncancelable lease enhancement insurance policy or requires the Credit Lease Tenant to make a rejectable offer to purchase the related Mortgaged Property pursuant to a set termination value schedule, except in connection with two Mortgage Loans, or 0.2%, with respect to which the related lease enhancement insurance policies do not apply to casualty or condemnation rights during the last two years of the term of the related Credit Lease Loan. Each lease enhancement insurance policy provides, subject to customary exclusions, that in the event of a permitted termination by a Credit Lease Tenant of its Credit Lease as a result of a casualty or condemnation, the related insurer will pay to the Master Servicer on behalf of the Trustee the "Loss of Rents" (that is, a lump sum payment of all outstanding principal plus, subject to certain limitations, accrued interest on the Credit Lease Loan).

     The Mortgage Loans which are Credit Lease Loans are indicated on Annex A hereto.

ADDITIONAL MORTGAGE LOAN INFORMATION

     The Mortgage Pool. For a detailed presentation of certain of the characteristics of the Mortgage Loans and the Mortgaged Properties, on an individual basis, see Annex A hereto. Certain additional information regardingthe Mortgage Loans is contained herein under "--Assignment of the Mortgage Loans; Repurchases" and "--Representations and Warranties; Repurchases," and in the Prospectus under "CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS."

     For purposes of the following tables and the tables set forth in the Summary and Annex A:

          (i) References to "Remain Amort. Term" are references to the remaining amortization terms.

          (ii) References to "DSCR" are references to "Debt Service Coverage Ratios." With respect to the Mortgage Loans, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service (that is, cash that remains after payment of non-capital expenses of operation, tenant improvements, leasing commissions and replacement reserves during the term of the Mortgage Loan) to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. The "Debt Service Coverage Ratio" for any Mortgage Loan (other than a Credit Lease Loan) is the ratio of annual Net Cash Flow (as defined herein) produced by the related Mortgaged Property to the annualized amount of debt service that will be payable under that Mortgage Loan commencing after the origination date. Net Cash Flow for a Mortgaged Property is determined by the Seller or the applicable originator on the basis of Mortgaged Property operating statements, generally unaudited, and certified rent rolls or occupancy reports (as applicable) supplied by the related borrower in the case of multifamily, mixed use, retail, manufactured housing community, nursing homes, industrial, self storage, hospitality and office properties (each, a "Rental Property").

     In general, the applicable Seller or originator relied on full-year operating statements, rolling 12-month operating statements and/or applicable year-to-date financial statements, if available, and on certified rent rolls or occupancy reports (as applicable) for all Rental Properties that were current as of a date not earlier than six months prior to the respective date of origination or acquisition in determining Net Cash Flow for the Mortgaged Properties. References to "Cut-Off Date DSCR" are references to the DSCR as of the Cut-Off Date. In general, Net Cash Flow is the revenue derived from the use and operation of a Mortgaged Property less operating expenses (such as utilities, administrative expenses, repairs and maintenance, payroll, management fees and advertising), fixed expenses (such as insurance, real estate taxes and, if applicable, ground lease payments), stabilized tenant improvement costs and leasing commissions and replacement reserves. Net Cash Flow does not reflect interest expenses and non-cash items such as depreciation and amortization, and generally does not reflect capital expenditures, but does reflect reserves for replacements.

     In determining the "revenue" component of Net Cash Flow for each Rental Property, the applicable Seller or originator generally relied on the most recent certified rent roll supplied and certified by the related borrower and, where the actual vacancy shown thereon and the market vacancy was less than 5%, generally assumed a minimum of 5% vacancy in determining revenue from rents, except that in the case of certain anchored shopping centers and certain single tenant properties, space occupied by such anchor or single tenants may have been disregarded in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants, in accordance with the respective Seller's underwriting standards. In determining the rental revenue for each of the Rental Properties, the applicable Seller or originator either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on certified rent rolls or operating statements with respect to the prior one- to 12-month periods. Generally, in the case of hospitality properties, gross receipts were determined on the basis of historical operating levels shown on the borrower-supplied operating statements, but in no case in excess of rolling 12-month operating statements. Occupancy rates and average daily room rates were within the then current market ranges. In general, any non-recurring items and non-property related revenue were eliminated from the calculation except in the case of residential health care facilities.

     In determining the "expense" component of Net Cash Flow for each Rental Property, the Seller or originator generally relied on full-year or year-to-date financial statements and/or rolling 12-month operating statements or financial statements supplied by the related borrower, except that (a) if real estate tax or insurance expense information more current than that reflected in the financial statements was available, the newer information was used, (b) property management fees were generally assumed to be 3% to 5% of effective gross revenue, (c) assumptions were made with respect to stabilized reserves for leasing commissions and tenant improvement expenses and (d) expenses were assumed to include annual replacement reserves. See Annex A hereto. In addition, in some instances, the applicable Seller or originator recharacterized as capital expenditures those items reported by borrowers as operating expenses (thus increasing Net Cash Flow) where such Seller or originator determined appropriate.

      The borrower's financial information used to determine Net Cash Flow was in most cases unaudited, and neither the Sellers nor the Depositor verified their accuracy.

     (i) References to "Cut-Off Date LTV" are references to the ratio, expressed as a percentage, of the Cut-Off Date Balance of a Mortgage Loan to the appraised value, or with respect to one Mortgage Loan, or 9.2%, the market value, of the related Mortgaged Property as shown on the most recent third-party appraisal or market value study thereof available to the related Seller prior to the Cut-Off Date.

     (ii) References to "Repayment LTV" are references to the ratio, expressed as a percentage, of the expected balance of a Balloon Loan on its scheduled maturity date or an ARD Loan on its Anticipated Repayment Date, as the case may be (prior to the payment of any Balloon Payment or repayment of principal), to the appraised value, or with respect to one Mortgage Loan, or 9.2%, the market value, of the related Mortgaged Property as shown on the most recent third-party appraisal or market value study thereof available to the related Seller prior to the Cut-Off Date.

     (iii) References to "Loan per Sq ft, Unit, Pad, Room or Bed" are, for each Mortgage Loan secured by a lien on (1) a retail, industrial, medical office or office property, (2) a multifamily or self storage property, (3) a manufactured housing community, (4) a hospitality property or (5) a healthcare facility, respectively, references to the Cut-Off Date Balance of such Mortgage Loan divided by the number of square feet, dwelling or storage units, pads, guest suites or rooms, or health care facility beds, as applicable, that comprise the related Mortgaged Property, and, for each Mortgage Loan secured by a lien on a retail, industrial, medical office or office property, references to the Cut-Off Date Balance of such Mortgage Loan divided by the net rentable square footage of the related Mortgaged Property.

     (iv) References to "Year Built" are references to the year that a Mortgaged Property was originally constructed. With respect to any Mortgaged Property which was constructed in phases, the "Year Built" refers to the year that the first phase was originally constructed.

     (v) References to "weighted averages" are references to averages weighted on the basis of the Cut-Off Date Balances of the related Mortgage Loans or in the event of substantial renovation or rehabilitation of a Mortgaged Property, the year in which such renovation or rehabilitation was completed.

     (vi) References to "Mortgage Rate" are references to the interest rate on a Mortgage Loan set forth in the related Mortgage Note on the Cut-Off Date.

     (vii) References to "Initial Reserves at Closing" represent reserves escrowed at closing for needed maintenance, repairs, replacements and corrections of engineering and environmental issues as outlined in the engineering and environmental reports. Such amounts typically represent 125% of the costs of the work outlined in such reports and not completed by closing. With respect to amounts considered de minimus and a part of ongoing maintenance, a reserve was not established.

     (viii) References to "Underwriting Reserves" represent amounts underwritten on an annual basis to cover capital costs, as used by the applicable Seller in determining net cash flow.

     (ix) References to "Administrative Cost Rate" represent the sum of the Master Servicing Fee Rate and the Trustee Fee Rate.

     (x) References to "Occupancy Percentage" are, with respect to any Mortgaged Property, references to (a) in the case of multifamily properties and manufactured housing communities, the percentage of units or pads rented, (b) in the case of medical office, office, industrial and retail properties, the percentage of the net rentable square footage rented, (c) in the case of self-storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented (depending on borrower reporting) and (d) in the case of congregate care facilities, the percentage of beds rented.

     (xi) References to "Stated Remaining Term" are references to the remaining term to maturity for each Mortgage Loan (or the remaining number of months to the Anticipated Repayment Date with respect to each ARD Loan) as of the Cut-Off Date.

     The sum in any column of any of the following tables may not equal the indicated total due to rounding.

     The DSCR, Cut-Off Date LTV and the Repayment LTV calculations for the Mortgage Loans are exclusive of Credit Lease Loans because the Credit Lease Loans were originated primarily on the basis of the creditworthiness of the related Credit Lease Tenants or Guarantors.

                                 PROPERTY TYPES




                                                                                                                       WEIGHTED
                                                   AGGREGATE                         AVERAGE             HIGHEST       AVERAGES
                                  NUMBER OF        CUT-OFF        % OF INITIAL       CUT-OFF             CUT-OFF       --------
                                  MORTGAGED          DATE              POOL            DATE                DATE        MORTGAGE
    PROPERTY TYPES                PROPERTIES       BALANCE           BALANCE         BALANCE             BALANCE         RATE
    --------------                ----------       ---------      ------------       -------             -------       --------

MULTIFAMILY
 Multifamily                         200       $  780,411,325          26.99%      $ 3,902,057         $ 31,229,864      7.136%
 Multifamily/Retail                   14           36,627,130           1.27         2,616,224           10,749,828      7.095
 Multifamily/Retail/Office             1           45,856,749           1.59        45,856,749           45,856,749      6.838
 Section 42                            2            4,923,573           0.17         2,461,786            3,078,111      7.180
---------------------------------------------------------------------------------------------------------------------------------
  SubTotal                           217          867,818,777          30.02         3,999,165           45,856,749      7.119

OFFICE                                58          663,258,842          22.94        11,435,497          273,132,900      7.099

RETAIL
 Anchored Retail                      48          327,231,500          11.32         6,817,323           33,728,960      7.265
 Unanchored Retail                    67          167,809,972           5.80         2,504,626            9,490,541      7.459
---------------------------------------------------------------------------------------------------------------------------------
  SubTotal                           115          495,041,472          17.12         4,304,708           33,728,960      7.331

HOSPITALITY
 Full service                         10          246,323,091           8.52        24,632,309          159,014,062      7.104
 Limited service                      22           50,801,496           1.76         2,309,159            4,874,496      7.973
---------------------------------------------------------------------------------------------------------------------------------
  SubTotal                            32          297,124,587          10.28         9,285,143          159,014,062      7.253

MOBILE HOME PARK                      44          285,878,173           9.89         6,497,231           19,648,519      7.123

INDUSTRIAL                            33          129,594,203           4.48         3,927,097           25,500,000      7.518

MIXED USE
 Office/Industrial                     5           40,738,063           1.41         8,147,613           26,930,301      7.606
 Office/Retail                         9           20,418,818           0.71         2,268,758            3,617,971      7.317
 Retail/Self Storage                   1            3,972,791           0.14         3,972,791            3,972,791      7.440
---------------------------------------------------------------------------------------------------------------------------------
  SubTotal                            15           65,129,671           2.25         4,341,978           26,930,301      7.506

CONGREGATE CARE                        8           31,686,746           1.10         3,960,843            8,284,903      7.793

CTL                                    9           26,551,070           0.92         2,950,119           10,388,234      7.176

SELF STORAGE                          14           25,201,171           0.87         1,800,084            3,208,688      7.839

PARKING GARAGE                         1            3,992,008           0.14         3,992,008            3,992,008      7.200
---------------------------------------------------------------------------------------------------------------------------------
  TOTALS                             546       $2,891,276,720         100.00%      $ 5,295,379         $273,132,900      7.206%




                                                       WEIGHTED AVERAGES
                          ---------------------------------------------------------------------------
                           STATED       REMAINING                                                           LOAN PER
                          REMAINING      AMORT.       CUT-OFF      CUT-OFF                  OCCUPANCY     SQ FT. UNIT,      AVERAGE
                            TERM          TERM         DATE         DATE     REPAYMENT       PERCENT-      PAD, ROOM       PROPERTY
    PROPERTY TYPES          (MO.)         (MO.)       DSCR(A)      LTV(A)       LTV           AGE(B)         OR BED          SIZE(C)
    --------------        ---------     ---------     -------      -------   ---------      ---------     ------------     ---------
MULTIFAMILY
 Multifamily                124           343          1.34x       75.60%      62.69%          96%           39,825             212
 Multifamily/Retail         115           343          1.46        75.30       64.30           95            46,072             205
 Multifamily/Retail/
   Office                   116           356          1.27        68.04       58.60           94            63,956             717
 Section 42                 178           358          1.20        85.27       66.05           90            29,379              90
------------------------------------------------------------------------------------------------------------------------------------
  SubTotal                  123           344          1.34        75.25       62.56           96            41,305             238

OFFICE                      116           344          1.42        69.12       59.11           98               130         996,851

RETAIL
 Anchored Retail            148           336          1.32        73.38       55.32           97                89         190,666
 Unanchored Retail          127           321          1.43        69.99       55.99           95                92          46,283
------------------------------------------------------------------------------------------------------------------------------------
  SubTotal                  141           331          1.36        72.23       55.54           96                90         141,723

HOSPITALITY
 Full service               111           292          1.74        62.80       47.62       NAP(D)           102,842             872
 Limited service            176           264          1.49        68.10       30.10       NAP(D)            28,437              99
------------------------------------------------------------------------------------------------------------------------------------
  SubTotal                  122           287          1.70        63.70       44.62       NAP(D)            90,120             740

MOBILE HOME PARK            116            23          1.54        74.26       72.56           98            26,173             392

INDUSTRIAL                  145           314          1.38        73.89       53.81           99                57         209,174

MIXED USE
 Office/Industrial          123           326          1.30        75.26       62.49           99                61         309,593
 Office/Retail              154           296          1.50        65.03       40.85           94               107          30,431
 Retail/Self Storage        116           296          1.51        69.09       55.56           96                69          57,311
------------------------------------------------------------------------------------------------------------------------------------
  SubTotal                  132           315          1.37        71.67       55.29           97                76         206,684

CONGREGATE CARE             144           269          1.66        66.43       41.42           94            30,934             186

CTL                         248           276          0.00         0.00        0.00          100               134          61,111

SELF STORAGE                161           273          1.49        65.12       34.22           88             3,202             684

PARKING GARAGE              118           298          1.50        62.38       50.47           98                16         251,850
------------------------------------------------------------------------------------------------------------------------------------
  TOTALS                    127           300          1.43x       71.66%      58.63%          97%           24,664         268,078


----------

(A) The Cut-Off Date DSCR and Cut-Off Date LTV ratio information shown above do not reflect the nine Credit Lease Loans, representing 0.9% of the Initial Pool Balance, which typically have debt service coverage ratios equal to or less than 1.00x and loan to value ratios in excess of 79%.

(B) Weighted average of the occupancy percentage for the corresponding property type determined on the basis of the individual occupancy percentages set forth on Annex A.

(C) Average Property Size refers to total leasable square feet with respect to retail, office and industrial properties, number of units with respect to multifamily properties, number of pads with respect to manufactured housing communities, number of guest rooms with respect to each hospitality property, number of square feet with respect to self storage facilities and number of beds with respect to health care facilities.

(D) NAP = Not Applicable.

                                                 GEOGRAPHIC DISTRIBUTION

                                                                                                        WEIGHTED AVERAGES
                                                            AGGREGATE              % OF         ------------------------------------
                                            NUMBER OF        CUT-OFF             INITIAL        CUT-OFF     CUT-OFF
  STATE OR                                  MORTGAGED          DATE                POOL          DATE        DATE         REPAYMENT
 DISTRICT(1)                               PROPERTIES        BALANCE             BALANCE        DSCR(2)      LTV(2)         LTV
 -----------                               ----------       ---------            -------        -------     -------       ---------

California                                    94        $  410,267,397            14.19%         1.41x       71.55%        55.45%
New York                                      28           327,086,224            11.31          1.52        64.62         52.88
Texas                                         66           231,995,081             8.02          1.42        71.79         57.30
Illinois                                       6           226,405,523             7.83          1.66        66.25         57.69
New Jersey                                    14           177,825,050             6.15          1.34        72.37         59.01
Pennsylvania                                  20           174,492,176             6.04          1.37        73.02         58.96
Florida                                       34           173,561,102             6.00          1.38        75.36         64.12
Arizona                                       25           113,350,011             3.92          1.52        70.28         63.10
Maryland                                      12           102,589,130             3.55          1.29        75.99         63.59
Colorado                                      22            91,345,352             3.16          1.52        73.47         70.38
Virginia                                      21            91,286,621             3.16          1.31        76.72         63.41
District of Columbia                           2            71,907,156             2.49          1.26        79.55         69.16
Washington                                    17            71,339,061             2.47          1.32        73.09         59.47
Oklahoma                                      15            68,623,017             2.37          1.32        76.43         67.25
Indiana                                        9            60,225,931             2.08          1.29        76.72         67.40
Massachusetts                                 14            52,157,458             1.80          1.45        71.09         49.85
Nevada                                        13            47,293,998             1.64          1.41        71.69         62.53
Oregon                                        15            41,027,838             1.42          1.40        66.42         37.78
Utah                                           9            34,363,027             1.19          1.35        77.23         64.05
Ohio                                           8            24,737,222             0.86          1.41        74.94         63.75
Georgia                                        7            23,744,315             0.82          1.55        72.63         56.43
Missouri                                       7            23,380,253             0.81          1.51        72.90         57.74
Kansas                                         7            22,555,916             0.78          1.33        72.02         61.29
North Carolina                                 4            21,749,344             0.75          1.33        76.69         59.83
Minnesota                                      8            21,637,520             0.75          1.43        71.18         62.98
Kentucky                                       1            21,000,000             0.73          1.61        71.92         69.07
Connecticut                                   12            20,623,938             0.71          1.41        72.34         51.82
Michigan                                       8            20,134,789             0.70          1.35        76.02         60.74
South Carolina                                 9            18,833,575             0.65          1.43        73.48         32.19
Louisiana                                      7            16,664,775             0.58          1.41        70.46         39.98
Tennessee                                      3            13,430,630             0.46          1.39        67.64         17.03
New Mexico                                     3            11,090,836             0.38          1.31        72.84         51.52
New Hampshire                                  6            10,920,479             0.38          1.52        71.81         53.30
Idaho                                          5             9,889,098             0.34          1.36        76.01         48.68
Montana                                        1             8,127,230             0.28          1.54        74.93         74.92
Vermont                                        1             7,953,321             0.28          1.45        75.75         66.88
Nebraska                                       4             7,448,888             0.26          1.32        69.25         54.98
Iowa                                           2             5,378,414             0.19          1.30        73.95         31.05
Maine                                          2             5,078,047             0.18          1.36        76.59         58.56
North Dakota                                   2             3,907,388             0.14          1.29        73.01         31.43
US Virgin Islands                              1             2,997,012             0.10          1.85        65.15         52.80
South Dakota                                   1             2,378,325             0.08          1.50        52.24         33.29
Rhode Island                                   1               474,254             0.02          1.46        67.75         56.49
------------------------------------------------------------------------------------------------------------------------------------
TOTALS/WTG. AVGS.                            546        $2,891,276,720           100.00%     1.43x           71.66%        58.63%

----------

(1) Mortgaged Properties are located in 41 states, the District of Columbia and the U.S. Virgin Islands.

(2) The Cut-Off Date DSCR and Cut-Off Date LTV ratio information shown above do not reflect the nine Credit Lease Loans, representing 0.9% of the Initial Pool Balance, which typically have debt service coverage ratios equal to or less than 1.00x and loan to value ratios in excess of 79%.

                                                       YEARS BUILT


                                                                                               WEIGHTED AVERAGES
                                     AGGREGATE         % OF      CUMULATIVE     ----------------------------------------------------
                NUMBER OF             CUT-OFF         INITIAL   % OF INITIAL                  STATED      REMAINING
 RANGE OF       MORTGAGED              DATE            POOL         POOL        MORTGAGE    REMAINING      AMORT.        SEASONING
YEARS BUILT    PROPERTIES             BALANCE         BALANCE      BALANCE        RATE     TERM (MO.)     TERM (MO.)      (MO.)(A)
-----------    ----------            ---------        -------   ------------    --------   ----------     ----------     ---------
1848-1849          1             $      474,254         0.02%        0.02%       8.240%        118           298              2
1850-1899          7                 92,924,805         3.21         3.23        6.986         119           351              1
1900-1929         38                 87,999,089         3.04         6.27        7.494         136           300              5
1930-1959         24                 83,069,013         2.87         9.15        7.139         151           313              2
1960-1969         76                364,926,984        12.62        21.77        7.238         134           223              5
1970-1979        136                833,585,083        28.83        50.60        7.140         126           275              6
1980-1989        161              1,054,541,070        36.47        87.07        7.182         116           331              4
1990-1998        103                373,756,423        12.93       100.00        7.386         146           327              5
------------------------------------------------------------------------------------------------------------------------------------
TOTALS/WTG.
 AVGS.            546            $2,891,276,720       100.00%      100.00%       7.206%        127           300              5


                                              WEIGHTED AVERAGES
                           ----------------------------------------------------
                            CUT-OFF             CUT-OFF
 RANGE OF                    DATE                 DATE            REPAYMENT
YEARS BUILT                 DSCR(B)              LTV(B)              LTV
-----------                ---------            -------           ---------

1848-1849                    1.46x                67.75%            56.49%
1850-1899                    1.31                 77.02             66.62
1900-1929                    1.42                 70.34             50.48
1930-1959                    1.32                 72.14             46.07
1960-1969                    1.43                 72.47             61.51
1970-1979                    1.48                 69.83             57.74
1980-1989                    1.43                 71.97             60.26
1990-1998                    1.35                 73.07             55.86
-------------------------------------------------------------------------------
TOTALS/WTG.
 AVGS.                       1.43x                71.66%            58.63%

----------

(A)  Number of months elapsed since the first Due Date following origination.

(B) The Cut-Off Date DSCR and Cut-Off Date LTV ratio information shown above do not reflect the nine Credit Lease Loans, representing 0.9% of the Initial Pool Balance, which typically have debt service coverage ratios equal to or less than 1.00x and loan to value ratios in excess of 79%.


                                         DEBT SERVICE COVERAGE RATIOS

                                                                                                    WEIGHTED AVERAGES
                                                                                     --------------------------------------------
  RANGE OF                             AGGREGATE           % OF         CUMULATIVE
DEBT SERVICE         NUMBER OF          CUT-OFF           INITIAL      % OF INITIAL                    STATED        REMAINING
  COVERAGE           MORTGAGE            DATE              POOL            POOL       MORTGAGE        REMAINING       AMORT.
    RATIO              LOANS            BALANCE           BALANCE         BALANCE       RATE         TERM (MO.)     TERM (MO.)
------------         ---------         ---------          -------      ------------   --------       ----------     ----------
CTL Loans               9          $   26,551,070           0.92%           0.92%      7.176%           248            276
1.10-1.19               3               5,468,553           0.19            1.11       7.128            154            357
1.20-1.29             129             873,619,371          30.22           31.32       7.160            128            345
1.30-1.39             165             661,045,678          22.86           54.19       7.344            134            329
1.40-1.49              92             301,837,464          10.44           64.63       7.364            139            311
1.50-1.59              51             695,893,830          24.07           88.69       7.097            118            209
1.60-1.69              26              83,330,483           2.88           91.58       7.393            124            329
1.70-1.79              18              45,592,087           1.58           93.15       7.390            147            305
1.80-1.89               8             173,171,224           5.99           99.14       6.875             83            296
1.90-1.99               3               8,165,399           0.28           99.43       7.621            116            305
2.00-2.49               6              15,156,025           0.52           99.95       7.593            115            285
2.50-2.99               1                 283,862           0.01           99.96       8.125            174            354
3.00-3.28               1               1,161,676           0.04          100.00       8.340            169            169
---------------------------------------------------------------------------------------------------------------------------------
TOTALS/WTG.
 AVGS.                512          $2,891,276,720         100.00%         100.00%      7.206%           127            300



                                             WEIGHTED AVERAGES
                           ---------------------------------------------------
  RANGE OF
DEBT SERVICE               CUT-OFF             CUT-OFF
  COVERAGE                  DATE                DATE                 REPAYMENT
    RATIO                   DSCR                 LTV                    LTV
------------               -------             -------               ---------
CTL Loans                   NAP(1)              NAP(1)                NAP(1)
1.10-1.19                    1.16x              81.99%                65.10%
1.20-1.29                    1.26               75.86                 62.39
1.30-1.39                    1.34               73.21                 57.41
1.40-1.49                    1.44               70.48                 51.08
1.50-1.59                    1.54               68.82                 61.40
1.60-1.69                    1.64               68.19                 53.49
1.70-1.79                    1.74               64.68                 41.81
1.80-1.89                    1.82               63.70                 55.27
1.90-1.99                    1.93               66.13                 54.89
2.00-2.49                    2.33               50.98                 39.29
2.50-2.99                    2.85               31.02                 24.09
3.00-3.28                    3.28               24.93                  0.00
TOTALS/WTG.
 AVGS.                       1.43x              71.66%                58.63%

----------

(1)  NAP=Not Applicable.



                                                 CUT-OFF DATE LTV RATIOS


                                                                                             WEIGHTED AVERAGES
   RANGE                       AGGREGATE          % OF     CUMULATIVE  -------------------------------------------------------------
OF CUT-OFF     NUMBER OF        CUT-OFF          INITIAL  % OF INITIAL           STATED    REMAINING   CUT-OFF   CUT-OFF
 DATE LTV      MORTGAGE          DATE             POOL        POOL     MORTGAGE REMAINING    AMORT.     DATE       DATE    REPAYMENT
  RATIOS         LOANS          BALANCE          BALANCE    BALANCE     RATE    TERM (MO.) TERM (MO.)   DSCR       LTV         LTV
----------     ---------       ---------         -------  ------------ -------- ---------- ---------- ---------   -------  ---------
CTL Loans            9      $   26,551,070         0.92%      0.92%     7.176%    248         276      NAP(1)     NAP(1)    NAP(1)
 0.01-50.00         19          35,313,817         1.22       2.14      7.590     126         266       1.92x     45.01%    29.28%
50.01-60.00         43         138,326,540         4.78       6.92      7.529     149         278       1.47      58.04     34.75
60.01-70.00        118         831,214,330        28.75      35.67      7.127     119         325       1.54      65.02     51.93
70.01-80.00        314       1,762,546,839        60.96      96.63      7.217     127         288       1.37      75.88     63.58
80.01-86.10          9          97,324,125         3.37     100.00      7.090     119         355       1.25      81.15     70.71
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL/WTG
 AVGS              512      $2,891,276,720       100.00%    100.00%     7.206%    127         300       1.43x     71.66%    58.63%

----------

(1)  NAP=Not Applicable.

                              REPAYMENT LTV RATIOS

                                                                                                           WEIGHTED
                                              AGGREGATE           % OF                CUMULATIVE           AVERAGES
 RANGE OF                   NUMBER OF          CUT-OFF           INITIAL             % OF INITIAL          --------
 REPAYMENT                  MORTGAGE            DATE              POOL                  POOL               MORTGAGE
LTV RATIOS                    LOANS            BALANCE           BALANCE               BALANCE               RATE
----------                  ---------         ---------          -------             ------------          --------
CTL Loans                      9          $   26,551,070          0.92%                 0.92%                 7.176%
Fully Amortizing              60             132,611,540          4.59                  5.50                  7.736
 0.01   - 50.00               77             262,924,982          9.09                 14.60                  7.444
50.01   - 60.00              138             905,362,802         31.31                 45.91                  7.125
60.01   - 70.00              204           1,137,647,678         39.35                 85.26                  7.179
70.01   - 75.08               24             426,178,649         14.74                100.00                  7.138
--------------------------------------------------------------------------------------------------------------------
TOTALS/
 WTG. AVGS.                  512          $2,891,276,720        100.00%               100.00%                 7.206%


                                                              WEIGHTED AVERAGES
                          ----------------------------------------------------------------------------------------
 RANGE OF                   STATED        REMAINING      CUT-OFF               CUT-OFF
 REPAYMENT                REMAINING        AMORT.         DATE                  DATE                REPAYMENT
LTV RATIOS                TERM (MO.)      TERM (MO.)     DSCR (A)               LTV (A)                LTV

CTL Loans                    248              276          NAP(B)                NAP(B)                NAP(B)
Fully Amortizing             236              236          1.45x                 65.70%                NAP(C)
 0.01   - 50.00              164              302          1.49                  63.10                 42.11%
50.01   - 60.00              115              328          1.51                  66.66                 55.88
60.01   - 70.00              117              347          1.33                  76.35                 65.90
70.01   - 75.08              111              134          1.44                  76.93                 73.48
------------------------------------------------------------------------------------------------------------------
TOTALS/
 WTG. AVGS.                  127              300          1.43x                 71.66%                58.63%

----------

(A) The Cut-Off Date DSCR and Cut-Off Date LTV ratio information shown above do not reflect the nine Credit Lease Loans, representing 0.9% of the Initial Pool Balance, which typically have debt service coverage ratios equal to or less than 1.00x and loan to value ratios in excess of 79%.

(B)  NAP=Not Applicable.

(C) Not Applicable. Fully Amortizing Loans which compute interest on an Actual/360 basis generally have de minimis amounts (in addition to the Scheduled Payment) due on its maturity date. Such amounts are not considered Balloon Payments.


                                 MORTGAGE RATES

                                                                                                  WEIGHTED AVERAGES
                                                                                                 ----------------------
                                            AGGREGATE             % OF          CUMULATIVE
RANGE OF             NUMBER OF                CUT-OFF           INITIAL       % OF INITIAL                    STATED
MORTGAGE             MORTGAGE                  DATE               POOL             POOL          MORTGAGE    REMAINING
 RATES                LOANS                  BALANCE            BALANCE          BALANCE          RATE       TERM (MO.)
--------             ---------              ---------           -------       ------------       --------    ----------
6.660%-6.999%            72              $1,081,131,121           37.39%           37.39%           6.889       114
7.000 -7.124             62                 559,231,665           19.34            56.73            7.082       123
7.125 -7.249             65                 244,951,465            8.47            65.21            7.169       129
7.250 -7.374             62                 235,665,548            8.15            73.36            7.296       148
7.375 -7.499             55                 230,854,428            7.98            81.34            7.417       132
7.500 -7.624             35                 215,575,936            7.46            88.80            7.551       134
7.625 -7.749             29                  69,361,405            2.40            91.20            7.687       150
7.750 -7.874             19                  48,061,657            1.66            92.86            7.792       144
7.875 -7.999             15                  36,969,205            1.28            94.14            7.934       155
8.000 -8.124             16                  37,624,334            1.30            95.44            8.027       169
8.125 -8.249             23                  40,619,952            1.40            96.84            8.185       130
8.250 -8.374             16                  25,081,049            0.87            97.71            8.284       163
8.375 -8.499             13                  26,391,988            0.91            98.62            8.429       143
8.500 -8.624             11                  17,983,736            0.62            99.25            8.557       124
8.625 -8.749              7                  12,363,685            0.43            99.67            8.680       139
8.750 -8.874             10                   8,241,469            0.29            99.96            8.782       199
8.875 -8.999              1                     812,228            0.03            99.99            8.875       114
9.000 -9.375              1                     355,851            0.01           100.00            9.375       113
-----------------------------------------------------------------------------------------------------------------------
TOTALS/
 WTG. AVGS.             512              $2,891,276,720          100.00%          100.00%           7.206       127


                                                                 WEIGHTED AVERAGES
                                --------------------------------------------------------------------------
RANGE OF                        REMAINING                CUT-OFF          CUT-OFF
MORTGAGE                          AMORT.                   DATE             DATE               REPAYMENT
 RATES                          TERM (MO.)               DSCR (A)          LTV (A)               LTV
-------------                   ----------               --------         --------             -----------
6.660%-6.999%                      344                     1.44x           70.92%                61.22%
7.000 -7.124                       176                     1.45            73.79                 65.59
7.125 -7.249                       331                     1.42            73.14                 59.57
7.250 -7.374                       326                     1.38            73.19                 54.77
7.375 -7.499                       323                     1.33            71.64                 57.03
7.500 -7.624                       322                     1.47            71.15                 56.47
7.625 -7.749                       297                     1.49            70.31                 45.64
7.750 -7.874                       296                     1.42            70.23                 41.95
7.875 -7.999                       288                     1.40            64.34                 37.43
8.000 -8.124                       261                     1.36            66.17                 27.53
8.125 -8.249                       307                     1.37            70.12                 51.70
8.250 -8.374                       281                     1.56            65.63                 37.47
8.375 -8.499                       303                     1.42            69.75                 50.35
8.500 -8.624                       322                     1.35            70.88                 56.39
8.625 -8.749                       277                     1.33            72.31                 47.84
8.750 -8.874                       264                     1.51            64.16                 22.82
8.875 -8.999                       353                     1.23            67.69                 60.73
9.000 -9.375                       293                     1.25            64.12                 53.96
TOTALS/
 WTG. AVGS.                        300                     1.43x           71.66%                58.63%

----------

(A) The Cut-Off Date DSCR and Cut-Off Date LTV ratio information shown above do not reflect the nine Credit Lease Loans, representing 0.9% of the Initial Pool Balance, which typically have debt service coverage ratios equal to or less than 1.00x and loan to value ratios in excess of 79%.

                                 ORIGINAL TERMS

                                                                                                     WEIGHTED AVERAGES
                                                                                    % OF          -------------------------
                                NUMBER OF              AGGREGATE                   INITIAL                         STATED
    ORIGINAL                    MORTGAGE             CUT-OFF DATE                   POOL          MORTGAGE        REMAINING
      TERMS                       LOANS                 BALANCE                    BALANCE          RATE         TERM (MO.)
    --------                    ---------            ------------                 --------        --------       ----------
5 Year Balloon                       6               $   18,383,911                 0.64%          7.813%           50
6 to 9 Year Balloon                 14                   62,828,008                 2.17           7.454            77
10 Year Balloon                    305                1,303,547,801                45.09           7.237           116
11 to 14 Year Balloon               12                   72,308,748                 2.50           7.402           138
15 Year Balloon                     44                  175,813,349                 6.08           7.384           177
16 to 20 Year Balloon               16                   52,454,168                 1.81           7.417           235

6 to 9 Year ARD                      2                  167,298,965                 5.79           6.871            79
10 Year ARD                         36                  824,974,470                28.53           7.035           114
11 to 14 Year ARD                    1                   13,137,941                 0.45           6.930           138
15 Year ARD                          4                   13,900,286                 0.48           7.209           179
16 to 20 Year ARD                    5                   31,938,940                 1.10           7.506           213

Fully Amortizing                    67                  154,690,132                 5.35           7.633           240
----------------------------------------------------------------------------------------------------------------------------
TOTALS/WTG.
 AVGS.                             512               $2,891,276,720               100.00%          7.206%          127


                                        WEIGHTED AVERAGES

                                  REMAINING                                  CUT-OFF            CUT-OFF
  ORIGINAL                          AMORT.               SEASONING             DATE               DATE              REPAYMENT
    TERMS                         TERM (MO.)             (MO.)(A)            DSCR (B)            LTV (B)               LTV
  --------                        ----------             ---------           --------           --------            ---------
5 Year Balloon                       329                    10                 1.35x              69.94%             66.48%
6 to 9 Year Balloon                  328                     6                 1.43               72.19              65.70
10 Year Balloon                      338                     4                 1.37               73.17              62.63
11 to 14 Year Balloon                336                     6                 1.31               72.69              58.98
15 Year Balloon                      333                     3                 1.35               73.85              53.56
16 to 20 Year Balloon                327                     5                 1.43               71.37              37.07

6 to 9 Year ARD                      295                     5                 1.81               65.02              56.83
10 Year ARD                          235                     6                 1.47               71.14              64.53
11 to 14 Year ARD                    354                     6                 1.39               79.62              65.51
15 Year ARD                          340                     1                 1.34               72.52              53.46
16 to 20 Year ARD                    323                     3                 1.38               65.85              38.09

Fully Amortizing                     240                     3                 1.45               65.70              NAP(C)
-----------------------------------------------------------------------------------------------------------------------------
TOTALS/WTG.
 AVGS.                               300                     5                   1.43x              71.66%             58.63%

----------

(A)  Number of months elapsed since the first Due Date following origination.

(B) The Cut-Off Date DSCR and Cut-Off Date LTV ratio information shown above do not reflect the nine Credit Lease Loans, representing 0.9% of the Initial Pool Balance, which typically have debt service coverage ratios equal to or less than 1.00x and loan to value ratios in excess of 79%.

(C)  NAP = Not Applicable.


                                   REMAINING TERMS
                                                                     % OF           CUMULATIVE
   RANGE OF              NUMBER OF           AGGREGATE             INITIAL        % OF INITIAL
   REMAINING             MORTGAGE           CUT-OFF DATE            POOL              POOL
  TERMS (MO.)              LOANS              BALANCE              BALANCE          BALANCE
--------------           ---------         -------------           -------        ------------
     47- 48                  1             $  10,203,470             0.35%            0.35%
     49- 72                  7                15,186,829             0.53             0.88
     73- 84                 14               223,120,586             7.72             8.60
     97-108                 12                49,441,314             1.71            10.31
    109-120                331             2,081,794,190            72.00            82.31
    121-228                 70               320,456,899            11.08            93.39
    229-240                 68               146,978,167             5.08            98.47
    241-300                  7                35,985,128             1.24            99.72
    301-359                  2                 8,110,137             0.28           100.00
----------------------------------------------------------------------------------------------
TOTALS/WTG. AVGS.          512            $2,891,276,720           100.00%          100.00%

                                                                 WEIGHTED AVERAGES
                         -----------------------------------------------------------------------------------------------
   RANGE OF                                 STATED           REMAINING         CUT-OFF          CUT-OFF
   REMAINING             MORTGAGE          REMAINING          AMORT.            DATE              DATE         REPAYMENT
  TERMS (MO.)              RATE            TERM (MO.)        TERM (MO.)        DSCR (A)          LTV (A)          LTV
--------------           --------          ----------        ----------        --------         --------       ---------
     47- 48               7.840%               47               347              1.34x            72.88%         69.92%
     49- 72               7.777                61               254              1.32             62.00          52.11
     73- 84               7.007                79               307              1.72             67.29          59.84
     97-108               8.303               107               321              1.36             72.90          63.04
    109-120               7.132               116               297              1.41             72.34          63.30
    121-228               7.380               168               320              1.36             71.95          49.45
    229-240               7.606               235               280              1.40             68.33          18.98
    241-300               7.612               277               277              1.52             68.60           0.00
    301-359               7.186               359               359              1.27             79.70           0.00
------------------------------------------------------------------------------------------------------------------------
TOTALS/WTG. AVGS.         7.206%              127               300              1.43x            71.66%         58.63%

----------

(A) The Cut-Off Date DSCR and Cut-Off Date LTV ratio information shown above do not reflect the nine Credit Lease Loans, representing 0.9% of the Initial Pool Balance, which typically have debt service coverage ratios equal to or less than 1.00x and loan to value ratios in excess of 79%.

           YEARS OF SCHEDULED MATURITY OR ANTICIPATED REPAYMENT DATE


 SCHEDULED                                       % OF      CUMULATIVE
 MATURITY          NUMBER OF     AGGREGATE      INITIAL   % OF INITIAL
  OR ARD           MORTGAGE    CUT-OFF DATE      POOL         POOL
   YEAR              LOANS        BALANCE       BALANCE      BALANCE
 ---------         --------  --------------     -------   ------------
    2002               2     $  12,182,313        0.42%        0.42%
    2003               4         6,201,599        0.21         0.64
    2004               3         8,539,351        0.30         0.93
    2005              13       221,587,622        7.66         8.60
    2007              36       662,938,689       22.93        31.52
    2008             307     1,468,296,816       50.78        82.31
    2009               6        41,808,553        1.45        83.75
    2010               4        38,948,321        1.35        85.10
    2011               3         4,689,815        0.16        85.26
    2012               3         9,682,158        0.33        85.60
    2013              50       201,204,543        6.96        92.56
    2014               2        18,835,080        0.65        93.21
    2015               1         2,893,131        0.10        93.31
    2016               1         2,395,299        0.08        93.39
    2017               6        13,938,899        0.48        93.87
    2018              62       133,039,268        4.60        98.47
    2020               5        20,340,058        0.70        99.18
    2023               2        15,645,071        0.54        99.72
    2028               2         8,110,137        0.28       100.00
----------------------------------------------------------------------
TOTALS/WTG.
  AVGS.              512    $2,891,276,720      100.00%      100.00%

                                                WEIGHTED AVERAGES
 SCHEDULED            --------------------------------------------------------------------------------
 MATURITY                             STATED        REMAINING        CUT-OFF    CUT-OFF
  OR ARD              MORTGAGE       REMAINING       AMORT.           DATE        DATE       REPAYMENT
   YEAR                 RATE        TERM (MO.)     TERM (MO.)        DSCR (A)    LTV (A)        LTV
 ---------            --------      ----------  -----------------    --------   --------     ---------
    2002               7.885%          47             338             1.34x       70.93%       67.88%
    2003               7.671           55             311             1.37        67.98        63.73
    2004               7.910           70             211             1.30        55.13        40.62
    2005               6.996           79             308             1.72        67.44        59.97
    2007               7.157          111             205             1.51        69.88        64.42
    2008               7.160          117             339             1.36        73.48        62.78
    2009               7.743          133             329             1.31        75.92        62.02
    2010               6.910          141             353             1.31        71.24        58.68
    2011               7.125          154             298             1.53        75.44        52.65
    2012               8.206          168             274             1.71        62.88        39.54
    2013               7.342          177             320             1.35        72.88        48.59
    2014               7.581          191             283             1.47        58.07        29.77
    2015               7.000          203             203             1.22        77.15         0.00
    2016               7.890          215             215             1.44        68.44         0.00
    2017               7.553          231             276             1.36        75.14        28.55
    2018               7.612          236             281             1.41        67.83        18.27
    2020               7.953          261             261             1.52        68.07         0.00
    2023               7.169          297             297             1.50        70.66         0.00
    2028               7.186          359             359             1.27        79.70         0.00
------------------------------------------------------------------------------------------------------
TOTALS/WTG.
  AVGS.                7.206          127             300             1.43x       71.66%        58.63%

----------

(A) The Cut-Off Date DSCR and Cut-Off Date LTV ratio information shown above do not reflect the nine Credit Lease Loans, representing 0.9% of the Initial Pool Balance, which typically have debt service coverage ratios equal to or less than 1.00x and loan to value ratios in excess of 79%.

                              CUT-OFF DATE BALANCES

    RANGE OF                             AGGREGATE         % OF       CUMULATIVE
     CUT-OFF             NUMBER OF        CUT-OFF         INITIAL    % OF INITIAL
      DATE               MORTGAGE          DATE            POOL         POOL
    BALANCES               LOANS          BALANCE         BALANCE      BALANCE
    --------             ---------       ---------        -------    ------------
$  168,507-$   999,999      68       $   42,931,299        1.48%        1.48%
 1,000,000-  1,999,999     131          197,316,295        6.82         8.31
 2,000,000-  2,999,999     105          265,104,677        9.17        17.48
 3,000,000-  3,999,999      59          202,442,677        7.00        24.48
 4,000,000-  4,999,999      35          155,419,263        5.38        29.86
 5,000,000-  5,999,999      26          144,301,247        4.99        34.85
 6,000,000-  6,999,999      16          103,268,602        3.57        38.42
 7,000,000-  7,999,999      12           90,912,342        3.14        41.56
 8,000,000-  8,999,999      14          119,750,987        4.14        45.70
 9,000,000-  9,999,999       8           74,336,951        2.57        48.28
10,000,000- 14,999,999      12          144,431,308        5.00        53.27
15,000,000- 19,999,999       8          133,904,211        4.63        57.90
20,000,000- 24,999,999       3           69,709,818        2.41        60.31
25,000,000- 29,999,999       5          135,771,981        4.70        65.01
30,000,000- 34,999,999       3           97,908,824        3.39        68.40
40,000,000- 69,999,999       4          216,619,276        7.49        75.89
70,000,000-273,132,900       3          697,146,963       24.11       100.00
---------------------------------------------------------------------------------
TOTALS/WTG.
 AVGS.                     512       $2,891,276,720      100.00%      100.00%



                                                          WEIGHTED AVERAGES
    RANGE OF               -----------------------------------------------------------------------
     CUT-OFF                             STATED        REMAINING     CUT-OFF   CUT-OFF
      DATE                 MORTGAGE    REMAINING        AMORT.        DATE       DATE    REPAYMENT
    BALANCES                 RATE      TERM (MO.)      TERM (MO.)    DSCR (A)   LTV (A      LTV
    --------               --------    -----------     ----------    --------  --------  ---------
$  168,507-$   999,999      8.037%        155             294         1.46x     65.80%     39.79%
 1,000,000-  1,999,999      7.502         146             302         1.44      69.27      48.56
 2,000,000-  2,999,999      7.455         136             310         1.43      70.68      51.76
 3,000,000-  3,999,999      7.322         130             317         1.36      71.63      55.87
 4,000,000-  4,999,999      7.313         135             332         1.37      73.38      58.62
 5,000,000-  5,999,999      7.266         152             331         1.40      73.11      52.90
 6,000,000-  6,999,999      7.468         135             318         1.39      73.14      54.45
 7,000,000-  7,999,999      7.333         143             334         1.36      74.36      56.80
 8,000,000-  8,999,999      7.220         139             324         1.48      72.02      52.01
 9,000,000-  9,999,999      7.255         116             337         1.34      73.10      62.35
10,000,000- 14,999,999      7.070         131             350         1.33      76.84      66.45
15,000,000- 19,999,999      7.113         127             351         1.30      74.45      63.02
20,000,000- 24,999,999      7.307         107             339         1.47      67.00      58.90
25,000,000- 29,999,999      7.343         144             346         1.30      75.08      60.61
30,000,000- 34,999,999      7.140         119             339         1.30      72.53      61.51
40,000,000- 69,999,999      6.886         118             358         1.25      77.05      67.05
70,000,000-273,132,900      6.960         104             205         1.60      68.05      62.83
-------------------------------------------------------------------------------------------------
TOTALS/WTG.
 AVGS.                      7.206%        127             300         1.43x     71.66%     58.63%

----------

Average Cut-Off Date Balance is $     .

(A) The Cut-Off Date DSCR and Cut-Off Date LTV ratio information shown above do not reflect the nine Credit Lease Loans, representing 0.9% of the Initial Pool Balance, which typically have debt service coverage ratios equal to or less than 1.00x and loan to value ratios in excess of 79%.

                                PREPAYMENT RESTRICTIONS BY CATEGORIES

                                                                                         WEIGHTED
                                                       AGGREGATE          % OF            AVERAGE
                                     NUMBER OF          CUT-OFF          INITIAL          STATED
                                     MORTGAGE            DATE             POOL           REMAINING
     PREPAYMENT RESTRICTIONS (A)       LOANS            BALANCE          BALANCE        TERM (MOS.)
     --------------------------      ---------     --------------      -----------     -------------
LO (B)                                  121        $1,654,732,895          57.23%          123
LO, then PP                              28            37,036,189           1.28           185
LO, then YM                             275           988,033,692          34.17           131
LO, then YM, then PP                     12            37,046,717           1.28           146
YM Only                                  23            51,396,270           1.78           114
YM, then PP                              53           123,030,958           4.26           126
----------------------------------------------------------------------------------------------------
TOTAL/WTG. AVGS.                        512        $2,891,276,720         100.00%          127


                                      LOCKOUT/DEFEASANCE
                                         TERM (MO.)/              WEIGHTED AVERAGE # OF
                                     % OF WEIGHTED AVERAGE           MONTHS OPEN TO
                                     STATED REMAINING TERM          PREPAYMENT PRIOR
     PREPAYMENT RESTRICTIONS (A)          OF LOCKOUT                 TO MATURITY/ARD
     --------------------------      ----------------------       ----------------------
LO (B)                                 118      96.43%                     4
LO, then PP                            102      54.96                      6
LO, then YM                             58      44.71                      7
LO, then YM, then PP                    51      34.90                     11
YM Only                                  0       0.00                      8
YM, then PP                              0       0.00                     13
---------------------------------------------------------------------------------------
TOTAL/WTG. AVGS.                        90      70.87%                     6

------------


(A)  LO=Locked Out, YM=Yield Maintenance, PP=Percentage Premium.

(B)  Includes Defeasance Mortgage Loans.


                                           PREPAYMENT RESTRICTIONS BY ORIGINAL TERM




                                                                    AGGREGATE
                                                       NUMBER OF     CUT-OFF
                                                       MORTGAGE       DATE
   ORIGINAL TERM          PREPAYMENT RESTRICTION (A)     LOANS       BALANCE
   -------------          --------------------------   ---------  -------------
5 Year Balloon              LO Only (B)                   2       $   1,615,334
                            LO, then YM                   1           2,295,642
                            YM, then PP                   3          14,472,935
-------------------------------------------------------------------------------
                             SubTotal                     6          18,383,911

6 to 9 Year Balloon         LO, then PP                   1           2,608,705
                            LO, then YM                   9          53,941,785
                            LO, then YM, then PP          1           3,451,361
                            YM Only                       1             373,409
                            YM, then PP                   2           2,452,748
-------------------------------------------------------------------------------
                             SubTotal                    14          62,828,008

6 to 9 Year Balloon ARD     LO Only                       2         167,298,965

10 Year Balloon             LO Only                      59         507,743,076
                            LO, then PP                  19          16,531,420
                            LO, then YM                 181         638,353,510
                            LO, then YM, then PP          7          19,883,153
                            YM Only                      22          51,022,861
                            YM, then PP                  17          70,013,781
-------------------------------------------------------------------------------
                             SubTotal                   305       1,303,547,801

10 Year Balloon ARD         LO Only                      12         731,084,023
                            LO, then YM                  24          93,890,447
-------------------------------------------------------------------------------
                             SubTotal                    36         824,974,470

11 to 14 Year Balloon       LO Only                       5          37,337,960
                            LO, then YM                   5          29,293,879
                            YM, then PP                   2           5,676,909
-------------------------------------------------------------------------------
                             SubTotal                    12          72,308,748

11 to 14 Year Balloon ARD   LO Only                       1          13,137,941

15 Year Balloon             LO Only                      18         118,753,440
                            LO, then PP                   5           2,623,407
                            LO, then YM                  10          31,273,493
                            LO, then YM, then PP          1           6,294,785
                            YM, then PP                  10          16,868,225
-------------------------------------------------------------------------------
                             SubTotal                    44         175,813,349



                                    WEIGHTED AVERAGES
                          ------------------------------------------------------------------
                                                                                REMAINING
                                     STATED   REMAINING                          MONTHS
                                    REMAINING  MONTHS   REMAINING REMAINING       OPEN
                          MORTGAGE    TERM     LOCKED    MONTHS    MONTHS        PRIOR TO
   ORIGINAL TERM            RATE      (MO.)      OUT       YM        PP        MATURITY/ARD
   -------------          --------  --------- --------- --------- ---------    ------------
5 Year Balloon             7.958%      56        49         0         0              7
                           7.440       58        10        42         0              6
                           7.856       48         0        36         6              6
--------------------------------------------------------------------------------------------
                           7.813       50         6        34         5              6

6 to 9 Year Balloon        8.450       78        30         0        42              6
                           7.315       77        38        35         0              4
                           8.150       71        23        24        12             12
                           8.660       81         0        74         0              7
                           8.282       74         0        58        10              6
--------------------------------------------------------------------------------------------
                           7.454       77        35        34         3              5

6 to 9 Year Balloon ARD    6.871       79        77         0         0              2

10 Year Balloon            7.126      119       115         0         0              4
                           8.064      116        53         0        54              9
                           7.226      115        52        57         0              6
                           7.702      112        43        45        12             12
                           7.485      114         0       106         0              8
                           7.643      110         0        82        20              9
--------------------------------------------------------------------------------------------
                           7.237      116        72        37         2              6

10 Year Balloon ARD        7.014      113       109         0         0              4
                           7.201      117        45        64         0              7
--------------------------------------------------------------------------------------------
                           7.035      114       102         7         0              4

11 to 14 Year Balloon      7.493      135       129         0         0              7
                           7.032      142        60        66         0             16
                           8.710      131         0        47        60             24
-------------------------------------------------------------------------------
                           7.402      138        91        30         5             12

11 to 14 Year Balloon ARD  6.930      138       131         0         0              7

15 Year Balloon            7.273      178       172         0         0              6
                           7.789      175       100         0        70              5
                           7.302      176        83        85         0              8
                           8.250      168        36        60        60             12
                           7.933      176         0       116        53              7
--------------------------------------------------------------------------------------------
                           7.384      177       134        28         8              6


                     PREPAYMENT RESTRICTIONS BY ORIGINAL TERM--(CONTINUED)

                                                                    AGGREGATE          % OF
                                                       NUMBER OF     CUT-OFF          INITIAL
                                                       MORTGAGE       DATE             POOL
   ORIGINAL TERM          PREPAYMENT RESTRICTION (A)     LOANS       BALANCE          BALANCE
   -------------          --------------------------   ---------  -------------       -------
15 Year Balloon ARD         LO Only                       2           9,592,712         0.33%
                            LO, then YM                   2           4,307,574         0.15%
---------------------------------------------------------------------------------------------
                             SubTotal                     4          13,900,286         0.48%

16 to 20 Year Balloon       LO Only                       4          11,460,617         0.40%
                            LO, then PP                   1           2,997,779         0.10%
                            LO, then YM                   8          30,619,048         1.06%
                            LO, then YM, then PP          2           6,378,187         0.22%
                            YM, then PP                   1             998,536         0.03%
---------------------------------------------------------------------------------------------
                             SubTotal                    16          52,454,168         1.81%

16 to 20 Year Balloon ARD   LO Only                       1           2,772,538         0.10%
                            LO, then YM                   4          29,166,402         1.01%
---------------------------------------------------------------------------------------------
                             SubTotal                     5          31,938,940         1.10%

Fully Amortizing            LO Only                      15          53,936,290         1.87%
                            LO, then PP                   2          12,274,878         0.42%
                            LO, then YM                  31          74,891,909         2.59%
                            LO, then YM, then PP          1           1,039,231         0.04%
                            YM, then PP                  18          12,547,824         0.43%
---------------------------------------------------------------------------------------------
                             SubTotal                    67         154,690,132         5.35%

                            TOTALS                      512      $2,891,276,720       100.00%



                                     WEIGHTED AVERAGES
                          -----------------------------------------------------------------
                                                                                REMAINING
                                     STATED   REMAINING                           MONTHS
                                    REMAINING  MONTHS   REMAINING REMAINING        OPEN
                          MORTGAGE    TERM     LOCKED    MONTHS    MONTHS        PRIOR TO
   ORIGINAL TERM            RATE      (MO.)      OUT       YM        PP        MATURITY/ARD
   -------------          --------  --------- --------- --------- ---------    ------------
15 Year Balloon ARD        7.251       179       172         0         0            7
                           7.115       179        47       126         0            6
-------------------------------------------------------------------------------------------
                           7.209       179       133        39         0            7

16 to 20 Year Balloon      7.449       236       232         0         0            4
                           8.460       239       119         0       113            7
                           7.259       234        83       147         0            5
                           7.455       236       107        62        61            7
                           8.520       238         0       118        60           60
-------------------------------------------------------------------------------------------
                           7.417       235       119        95        15            6

16 to 20 Year Balloon ARD  7.250       239       239         0         0            0
                           7.530       210       117        89         0            4
-------------------------------------------------------------------------------------------
                           7.506       213       128        82         0            4

Fully Amortizing           7.612       254       240         0         0           14
                           7.017       289       179         0       110            1
                           7.667       221       103       105         0           13
                           6.750       359        48        72       235            4
                           8.198       230         0       125        59           46
-------------------------------------------------------------------------------------------
                           7.633       240       148        61        15           15

                           7.206       127        90        28         3            6

-----------

(A)  LO=Locked Out, YM=Yield Maintenance, PP=Percentage Premium.

(B)  Includes Defeasance Mortgage Loans.


                                             PREPAYMENT LOCK-OUT/PREMIUM ANALYSIS

                        CURRENT    12 MO.    24 MO.    36 MO.    48 MO.     60 MO.    72 MO.    84 MO.    96 MO.     108 MO.
       PREPAYMENT      SEPTEMBER  SEPTEMBER SEPTEMBER SEPTEMBER SEPTEMBER  SEPTEMBER SEPTEMBER SEPTEMBER SEPTEMBER  SEPTEMBER
      RESTRICTIONS       1998       1999      2000      2001      2002       2003      2004      2005      2006       2007
      ------------     ---------  --------- --------- --------- ---------  --------- --------- --------- --------   ---------
Locked Out                 94.0%     93.8%      93.1%     91.0%     83.6%     64.0%      63.6%     62.2%     61.4%     40.5%
Yield Maintenance           6.0       6.2        6.9       8.5      15.8      35.0       34.8      34.6      33.7      23.9
Percentage Premium
 5.00% and greater          0.0       0.0        0.0       0.0       0.2       0.5        0.0       0.3       0.6       0.1
 4.00 to 4.99%              0.0       0.0        0.0       0.1       0.0       0.2        0.5       0.0       0.0       0.2
 3.00 to 3.99%              0.0       0.0        0.0       0.0       0.1       0.0        0.2       2.2       0.1       0.0
 2.00 to 2.99%              0.0       0.0        0.0       0.0       0.0       0.1        0.1       0.2       1.9       0.0
 1.00 to 1.99%              0.0       0.0        0.0       0.4       0.2       0.1        0.1       0.4       0.6       0.5
Open                        0.0       0.0        0.0       0.0       0.2       0.1        0.8       0.1       1.8      34.8
-----------------------------------------------------------------------------------------------------------------------------
TOTALS                    100.0%    100.0%     100.0%    100.0%    100.0%    100.0%     100.0%    100.0%    100.0%    100.0%
Mortgage Pool
 Balance
 ($millions)           $2,891.3  $2,859.8   $2,826.4  $2,789.8  $2,740.8  $2,691.0   $2,641.8  $2,398.2  $2,351.7  $2,259.2
% of Initial Pool
 Balance                  100.0%     98.9%      97.8%     96.5%     94.8%     93.1%      91.4%     82.9%     81.3%     78.1%



                         120 MO.   132 MO.   144 MO.    156 MO.   168 MO.   180 MO.
       PREPAYMENT       SEPTEMBER SEPTEMBER SEPTEMBER  SEPTEMBER SEPTEMBER SEPTEMBER
      RESTRICTIONS        2008      2009      2010       2011      2012      2013
      ------------      --------- --------- ---------   -------- --------- ---------
Locked Out                  53.0%     45.0%     53.0%     51.7%      47.2%     28.8%
Yield Maintenance           34.4      35.4      36.6      37.8       35.3      51.4
Percentage Premium
 5.00% and greater           6.3       0.0       0.0       0.0        0.0      10.4
 4.00 to 4.99%               0.1       6.5       0.0       0.0        0.0       0.0
 3.00 to 3.99%               1.2       0.1       7.7       0.0        0.0       0.0
 2.00 to 2.99%               0.0       1.3       0.1       7.8        0.0       0.0
 1.00 to 1.99%               0.4       0.4       2.0       0.5        6.0       2.8
Open                         4.5      11.3       0.7       2.2       11.4       6.6
------------------------------------------------------------------------------------
TOTALS                     100.0%    100.0%    100.0%    100.0%     100.0%    100.0%
Mortgage Pool
 Balance
 ($millions)              $404.8    $379.1    $307.1    $287.6     $266.1    $117.0
% of Initial Pool
 Balance                    14.0%     13.1%     10.6%      9.9%       9.2%      4.0%

THE SELLERS

     On or prior to the Closing Date, the Depositor will acquire the Mortgage Loans from the Sellers pursuant to separate agreements (the "Mortgage Loan Purchase Agreements"). The Sellers acquired or originated the Mortgage Loans as described above under "--General."

     On or prior to the Closing Date, the Depositor will transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the Certificateholders. In connection with such transfer, the Depositor will require each Seller to deliver to the Trustee or to a document custodian appointed by the Trustee (a "Custodian"), among other things, the following documents with respect to each Mortgage Loan (collectively, as to each Mortgage Loan, the "Mortgage File"): (i) the original Mortgage Note, endorsed, without recourse, to the order of the Trustee or in blank; (ii) the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon; (iii) the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage), together with an original or a copy of any intervening assignments of any such assignments of leases, in each case with evidence of recording indicated thereon (any of which assignments, however, may be included in a related assignment of Mortgage and need not be a separate instrument); (iv) an original assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Depositor or applicable Seller); (v) an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Depositor or applicable Seller); (vi) originals or copies of all written modification agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified; (vii) the original or a copy of the policy or certificate of lender's title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued, an irrevocable, binding commitment (or a pro forma or specimen title insurance policy) to issue such title insurance policy; (viii) any file copies of any UCC financing statements in the possession of the applicable Seller; and (ix) an original assignment in favor of the Trustee or in blank of any financing statement executed and in a form suitable for filing or recording (but for the insertion of the name of the assignee and any related filing or recording information which is not yet available to the Depositor or applicable Seller).

ASSIGNMENT OF THE MORTGAGE LOANS; REPURCHASES AND SUBSTITUTIONS

     The Trustee or a Custodian on its behalf will be required to review each Mortgage File within a specified period following its receipt thereof. If any of the above-described documents is found during the course of such review to be missing from any Mortgage File or defective, and in either case such omission or defect materially and adversely affects the interests of the Certificateholders or the value of the affected Mortgage Loan, the applicable Seller, if it cannot deliver the document or cure the defect (other than omissions solely due to a document not having been returned by the related recording office) within a period of 90 days following its receipt of notice thereof, will be obligated pursuant to the applicable Mortgage Loan Purchase Agreement (the relevant rights under which will be assigned by the Depositor to the Trustee) to (1) repurchase the affected Mortgage Loan within such 90-day period at a price (the "Purchase Price") generally equal to the sum of (i) the unpaid principal balance of such Mortgage Loan,(ii) unpaid accrued interest on such Mortgage Loan (calculated at the applicable Mortgage Rate) to but not including the Due Date in the Collection Period in which the purchase is to occur and (iii) certain Additional Trust Fund Expenses in respect of such Mortgage Loan, including but not limited to, servicing expenses that are reimbursable to the Master Servicer, the Special Servicer or the Trustee plus any interest thereon and on any related P&I Advances or (2) substitute a Qualified Substitute Mortgage Loan for such Mortgage Loan and pay the Trustee a shortfall amount equal to the difference between the Purchase Price of the deleted Mortgage Loan calculated as of the date of substitution and the Stated Principal Balance of such Qualified Substitute Mortgage Loan as of the date of substitution (the "Substitution Shortfall Amount"); provided, that such Seller will have an additional 90-day period to deliver the document or cure the defect, as the case may be, if it is diligently proceeding to effect such delivery or cure, has delivered to the Trustee an officer's certificate that describes the reasons that such delivery or cure was not effected within the first 90-day cure period and the actions it proposes to take to effect such delivery or cure, and which states that it anticipates such delivery or cure will be effected within the additional 90-day period, and such defect does not relate to any Mortgage Loan not being treated as a "qualified mortgage" within the meaning of the REMIC Provisions; provided, further, that for a period of two years from the Closing Date, such Seller will have additional 90-day periods to complete such cure as long as such Seller continues to provide officer's certificates as described above. The foregoing repurchase or substitution obligation will constitute the sole remedy available to the Certificateholders and the Trustee for any uncured failure to deliver, or any uncured defect in, a constituent Mortgage Loan document. The applicable Seller will be solely responsible for such repurchase or substitution obligation, and such obligation will not be the responsibility of the Depositor or any of its other affiliates.

     The Pooling and Servicing Agreement will require that each of the assignments described in clauses (iv), (v) and (ix) of the second preceding paragraph be promptly (and in any event within 45 days after the later of the delivery of a complete Mortgage File or the Closing Date) submitted for recording or filing in the appropriate public office for real property records or UCC financing statement records.

     A "Qualified Substitute Mortgage Loan" is a mortgage loan which must, on the date of substitution: (i) have an outstanding Stated Principal Balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (iii) have the same Due Date as the deleted Mortgage Loan; (iv) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (v) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (vi) have an original loan-to-value ratio not higher than that of the deleted Mortgage Loan and a current loan-to-value ratio not higher than the then-current loan-to-value ratio of the deleted Mortgage Loan;
(vii) comply as of the date of substitution with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an environmental report with respect to the related Mortgaged Property which will be delivered as a part of the related Mortgage File; (ix) have an original debt service coverage ratio not less than the original debt service coverage ratio of the deleted Mortgage Loan; (x) at the Trustee's request, be determined by an Opinion of Counsel to be a "qualified replacement mortgage" within the meaning of Section 860G(a)(4) of the Code; (xi) not have a maturity date after the date three years prior to the Rated Final Distribution Date;
(xii) not be substituted for a deleted Mortgage Loan unless the Trustee has received prior confirmation in writing by each Rating Agency that such substitution will not result in the withdrawal, downgrade, or qualification of the rating assigned by the Rating Agency to any Class of Certificates then rated by the Rating Agency (the cost, if any, of obtaining such confirmation to be paid by the applicable Seller); and (xiii) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of any of the REMICs or the imposition of tax on any of the REMICs other than a tax on income expressly permitted or contemplated to be received by the terms of the Pooling and Servicing Agreement. In the event that one or more mortgage loans are substituted for one or more deleted Mortgage Loans, then the amounts described in clause (i) shall be determined on the basis of aggregate principal balances and the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis. When a Qualified Substitute Mortgage Loan is substituted for a deleted Mortgage Loan, the applicable Seller shall certify that such Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee.

REPRESENTATIONS AND WARRANTIES; REPURCHASES AND SUBSTITUTIONS

     In each Mortgage Loan Purchase Agreement, the applicable Seller will represent and warrant with respect to each related Mortgage Loan (subject to certain exceptions specified in the related Mortgage Loan Purchase Agreement), as of the Closing Date, or as of such other date specifically provided in the representation and warranty, among other things, generally that: (i) the information set forth in the schedule of Mortgage Loans attached to the applicable Mortgage Loan Purchase Agreement (which contains certain of the information set forth in Annex A) is true and correct in all material respects as of the Cut-Off Date; (ii) the applicable Seller owns the Mortgage Loan, has full right and authority to sell, transfer and assign such Mortgage Loan and is transferring the Mortgage Loan free and clear of any and all liens, pledges, charges or security interests; (iii) the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder; (iv) each of the related Mortgage Note, related Mortgage and other agreements executed in connection therewith is the legal, valid and binding obligation of the maker thereof (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value deficiency legislation), enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws affecting the enforcement of creditors' rights, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); (v) the assignment of the related Mortgage to the Trustee on behalf of the Certificateholders constitutes the legal, valid, binding and enforceable assignment of such Mortgage, except as the enforcement of such assignment may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors' rights or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);
(vi) the related Mortgage is a valid and enforceable first priority lien on the related Mortgaged Property in the outstanding principal amount of the related Mortgage Loan, except for (A) the lien of current real property taxes, ground rents, water charges, sewer rents and assessments not yet delinquent or accruing interest or penalties, (B) covenants, conditions and restrictions, rights of way, easements and other matters that are of public record, and (C) the exceptions set forth in the related title insurance policy; (vii) taxes (including taxes payable in future installments) that would be a lien on the related Mortgaged Property and that prior to the Cut-Off Date have become delinquent were paid, or an escrow of funds sufficient to cover such payment had been established; (viii) as of the Cut-Off Date, no scheduled payment of principal or interest was more than 30 days past due; (ix) there is no proceeding pending for the total or partial condemnation of any material portion of the related Mortgaged Property and to the applicable Seller's knowledge, the Mortgaged Property is free and clear of any material damage that would materially and adversely affect its value as security for the Mortgage Loan; (x) the related Mortgaged Property is covered by a lender's title insurance policy (or a pro forma or specimen policy, escrow letter or a marked up title insurance commitment on which the required premium has been paid which evidence that such title insurance policy will be issued) insuring that the related Mortgage is a valid first lien on such Mortgaged Property, subject only to the exceptions stated therein; (xi) each Mortgage Loan represents a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code; (xii) any Prepayment Premium constitutes a "customary prepayment penalty" within the meaning of Treasury Regulations Section 1.860G-l(b)(2); and (xiii) the applicable Seller has no knowledge of any material and adverse environmental condition or circumstance affecting any Mortgaged Property that was not disclosed in the report of the environmental assessment of the Mortgaged Property.

     In the case of a breach of any of the foregoing representations and warranties that materially and adversely affects the interests of the Certificateholders or the value of the affected Mortgage Loan, the applicable Seller, if it cannot cure such breach within a period of 90 days following its receipt of notice thereof, will be obligated pursuant to the applicable Mortgage Loan Purchase Agreement (the relevant rights under which will be assigned by the Depositor to the Trustee) to either substitute a Qualified Substitute Mortgage Loan and pay any Substitution Shortfall Amount or to repurchase the affected Mortgage Loan within such 90-day period at the applicable Purchase Price; provided, that such Seller will generally have an additional 90-day period to cure such breach if it is diligently proceeding with such cure, and has delivered to the Trustee an officer's certificate that describes the reasons that a cure was not effected within the first 90-day cure period and the actions it proposes to take to effect such cure and which states that it anticipates such cure will be effected within the additional 90-day period.

     The foregoing substitution or repurchase obligation will constitute the sole remedy available to the Certificateholders and the Trustee for any uncured breach of the applicable Seller's representations and warranties regarding the applicable Mortgage Loans. The applicable Seller will be the sole warranting party in respect of the Mortgage Loans sold by such Seller to the Depositor, and neither the Depositor nor any of its other affiliates will be obligated to substitute or repurchase any such affected Mortgage Loan in connection with a breach of the applicable Seller's representations and warranties if the applicable Seller defaults on its obligation to do so.

CHANGES IN MORTGAGE POOL CHARACTERISTICS

     The description in this Prospectus Supplement of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the time the Offered Certificates are issued. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. A limited number of other mortgage loans may be included in the Mortgage Pool prior to the issuance of the Offered Certificates, unless including such mortgage loans would materially alter the characteristics of the Mortgage Pool as described herein. The Depositor believes that the information set forth herein will be representative of the characteristics of the Mortgage Pool as it will be constituted at the time the Offered Certificates are issued, although the range of Mortgage Rates, maturities and certain other characteristics of such Mortgage Loans may vary.

     A Current Report on Form 8-K (the "Form 8-K") will be available to purchasers of the Offered Certificates on or shortly after the Closing Date and will be filed, together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission within fifteen days after the initial issuance of the Offered Certificates. If Mortgage Loans are removed from or added to the Mortgage Pool as described in the preceding paragraph, such removal or addition will be noted in the Form 8-K.

                      MASTER SERVICER AND SPECIAL SERVICER

     Midland Loan Services, L.P., was organized under the laws of the State of Missouri in 1992 as a limited partnership. On April 3, 1998, substantially all of the assets of Midland Loan Services, L.P., were acquired by Midland Loan Services, Inc. ("Midland"), a newly formed, wholly owned subsidiary of PNC Bank, National Association ("PNC"). Midland is a real estate financial services company that provides loan servicing and asset management for large pools of commercial and multifamily real estate assets and that originates commercial real estate loans. Midland's address is 210 West 10th Street, 6th Floor, Kansas City, Missouri 64105. Midland will serve as the Master Servicer and the initial Special Servicer for the Trust Fund under the Pooling and Servicing Agreement. In addition, Midland (or its predecessor in interest, Midland Loan Services, L.P.) and its affiliates are the Sellerwith respect to 119 of the Mortgage Loans. See "DESCRIPTION OF THE MORTGAGE POOL--The Sellers" herein.

     As of July 31, 1998, Midland was responsible for the servicing of approximately 12,600 commercial and multifamily loans with an aggregate principal balance of approximately $29.6 billion the collateral for which is located in all 50 states, Puerto Rico and the District of Columbia. With respect to such loans, approximately 10,250 loans with an aggregate principal balance of approximately $20.5 billion pertain to commercial and multifamily mortgage-backed securities. Property type concentrations within the portfolio include multifamily, office, retail, hospitality and other types of income producing properties. Midland also provides commercial loan servicing for newly-originated loans and loans acquired in the secondary market on behalf of issuers of commercial and multifamily mortgage-backed securities, financial institutions and private investors.

     Midland provides asset management and disposition services for commercial and multifamily mortgage-backed securities transactions and transactions for private investors. As of June 30, 1998, Midland provided such services for 27 transactions with original aggregate asset balances in excess of $9.5 billion. Midland and its affiliates have liquidated, disposed of or otherwise resolved approximately 2,250 assets with net recoveries of more than$2.4 billion.




     The following delinquency tables set forth information concerning the delinquency experience on commercial and multifamily mortgage loans serviced by the Master Servicer (including loans serviced by Midland Loan Services, L.P.
prior to April 3, 1998) for commercial mortgage-backed securities transactions
(the "CMBS Portfolio"). The CMBS Portfolio does not include mortgage loans included in distressed RTC portfolios.


                                                       AS OF DECEMBER 31,
                               ----------------------------------------------------------------------
                                      1995                    1996                      1997
                               ------------------     ---------------------     ---------------------
                                 BY     BY DOLLAR       BY        BY DOLLAR       BY       BY DOLLAR
                               NO. OF    AMOUNT       NO. OF       AMOUNT       NO. OF      AMOUNT
                               LOANS    OF LOANS       LOANS      OF LOANS       LOANS     OF LOANS
                               -----   ----------     -------    ----------     -------   -----------
                                                  (DOLLAR AMOUNTS IN THOUSANDS)
Total Portfolio ..........     651     $1,899,207      2,782     $6,557,024      4,290    $13,284,970
                               ===     ==========      =====     ==========      =====    ===========
Period of delinquency(1)
  30-59 days .............      16     $   80,888        198     $   89,419         96    $   140,191
  60 to 89 days ..........       3          1,372         17         10,479         27         13,381
  90 days or more(2) .....       6         49,607         18         33,898         78        155,223
                               ---     ----------      -----     ----------      -----    -----------
Total delinquent loans ...      25     $  131,866        233     $  133,795        201    $   308,795
                               ===     ==========      =====     ==========      =====    ===========
Percent of portfolio .....       4%             7%         8%             2%         5%             2%
                               ===     ==========      =====     ==========      =====    ===========

--------------

(1) The indicated periods of delinquency are based on the number of days past due on a contractual basis, based on a 30-day month. No mortgage loan is considered delinquent for these purposes until the monthly anniversary of its contractual due date (e.g., a mortgage loan with a payment due on January 1 would first be considered delinquent on February 1), at which time such mortgage loan is considered 30 days delinquent. The delinquencies reported above were determined as of the dates indicated.

(2)  Includes pending foreclosures.

                                           AS OF JUNE 30,
                            ---------------------------------------------
                                    1997                    1998
                            --------------------     --------------------
                              BY       BY DOLLAR       BY      BY DOLLAR
                            NO. OF      AMOUNT       NO. OF     AMOUNT
                             LOANS     OF LOANS       LOANS    OF LOANS
                            -------  -----------     -------  -----------
                                    (DOLLAR AMOUNTS IN THOUSANDS)

Total Portfolio ........    3,504    $10,911,715     4,923    $17,119,746
                            =====    ===========     =====    ===========
Period of delinquency(1)
  30-59 days ...........      180    $    65,609        38    $    24,196
  60 to 89 days ........       19         20,812        14         23,791
  90 days or more(2) ...       44         93,282        97         74,112
                            -----    -----------     -----    -----------
Total delinquent loans .      243    $   179,704       149    $   122,100
                            =====    ===========     =====    ===========
Percent of portfolio ...      6.9%           1.6%      3.0%           0.7%
                            =====    ===========     =====    ===========
---------------

(1) The indicated periods of delinquency are based on the number of days past due on a contractual basis, based on a 30-day month. No mortgage loan is considered delinquent for these purposes until the monthly anniversary of its contractual due date (e.g., a mortgage loan with a payment due on January 1 would first be considered delinquent on February 1), at which time such mortgage loan is considered 30 days delinquent. The delinquencies reported above were determined as of the dates indicated.

(2)  Includes pending foreclosures.

     Management of Midland believes that because the delinquency rate for the CMBS Portfolio is relatively low, any changes in delinquency levels from period to period are not due to any overall market trends, but rather are primarily due to variations in the size of the CMBS Portfolio, as well as individual property level economics and circumstances unique to individual borrowers.

     The delinquency experience set forth above is historical and is based on the servicing of mortgage loans that may not be representative of the Mortgage Loans in the Mortgage Pool. Consequently, there can be no assurance that the delinquency experience on the Mortgage Loans in the Mortgage Pool will be consistent with the data set forth above. In addition, most of the mortgage loans included in the CMBS Portfolio were originated by persons that are not affiliated with the Master Servicer and were not reunderwritten by the Master Servicer or its affiliates. These mortgage loans were originated by numerous entities over a long period of time in accordance with a variety of underwriting policies and standards that may be materially different from those used to underwrite the Mortgage Loans included in the Mortgage Pool. Furthermore, some of the mortgage loans included in the CMBS Portfolio and some of the Mortgage Loans in the Mortgage Pool are being primary serviced or sub-serviced by third parties.

     The CMBS Portfolio includes many mortgage loans which have not been outstanding long enough to have seasoned to a point where delinquencies would be fully reflected. In the absence of substantial continuous additions of servicing for recently originated mortgage loans to the CMBS Portfolio, it is possible that the delinquency percentages experienced in the future could be significantly higher than those indicated in the tables above.

     It should be noted that if the commercial and/or multifamily real estate market should experience an overall decline in property values, the actual rates of delinquencies could be higher than those previously experienced by the Master Servicer. In addition, adverse economic conditions may affect the timely payment of scheduled payments of principal and interest on the Mortgage Loans and, accordingly, the actual rates of delinquencies with respect to the Mortgage Pool.

     Midland has been approved as a master and special servicer for investment grade commercial and multifamily mortgage-backed securities by Fitch IBCA, Inc. ("Fitch") and S&P Midland is ranked "Strong" as a commercial loan servicer and asset manager and "Above Average" as a master servicer by S&P, and "Acceptable" as a master servicer and "Above Average" as a special servicer by Fitch. S&P ranks commercial loan servicers, asset managers and master servicers in one of five rating categories: Strong, Above Average, Average, Below Average and Weak. Fitch ranks special servicers in one of five categories: Superior, Above Average, Average, Below Average and Unacceptable. Fitch ranks master servicers as Acceptable or Unacceptable.

     The information concerning Midland set forth above has been provided by Midland and none of the Trustee, the Sellers or the Underwriters make any representation or warranty as to the accuracy thereof.

                         DESCRIPTION OF THE CERTIFICATES

GENERAL

     The Certificates will be issued pursuant to the Pooling and Servicing Agreement and will consist of various Classes of Certificates, designated as (i) the Class A-1, Class A-2 and Class A-3 Certificates (collectively, the "Class A Certificates"), (ii) the Class X Certificates (the "Class X Certificates" and together with the Class A Certificates, the "Senior Certificates") and (iii) the Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L and Class M Certificates (collectively, the "Subordinate Certificates") and one or more classes of residual certificates. The Pooling and Servicing Agreement will be included as part of the Form 8-K to be filed with the Commission within 15 days after the Closing Date. See "THE POOLING AND SERVICING AGREEMENT" herein and "DESCRIPTION OF THE CERTIFICATES" and "SERVICING OF THE MORTGAGE LOANS" in the Prospectus for more important additional information regarding the terms of the Pooling and Servicing Agreement and the Certificates.

     The Certificates represent in the aggregate the entire beneficial ownership interest in a Trust Fund consisting primarily of: (i) the Mortgage Loans and principal due after the Cut-Off Date and all payments under and proceeds of the Mortgage Loans received on and after the Cut-Off Date (exclusive of principal prepayments received prior to the Cut-Off Date and scheduled payments of principal and interest due before the Cut-Off Date); (ii) any Mortgaged Property acquired on behalf of the Trust Fund through foreclosure, deed-in-lieu of foreclosure or otherwise (upon acquisition, an "REO Property"); (iii) such funds or assets as from time to time are deposited in the Certificate Account, the Distribution Account and any account established in connection with REO Properties (an "REO Account"); (iv) the rights of the mortgagee under all insurance policies with respect to the Mortgage Loans; (v) the Depositor's rights and remedies under the applicable Mortgage Loan Purchase Agreement; and
(vi) all of the mortgagee's right, title and interest in the reserve accounts.

CERTIFICATE BALANCES AND NOTIONAL AMOUNTS

     Upon initial issuance, and in each case subject to a permitted variance of plus or minus 5%, the Sequential Pay Certificates will have the Certificate Balances, representing the approximate percentage of the Initial Pool Balance as set forth in the following table:

                                                            PERCENT OF INITIAL
                                              INITIAL              POOL
          CLASS OF CERTIFICATE          CERTIFICATE BALANCE      BALANCE
          --------------------          -------------------     --------
          Class A-1 ................    $                             %
          Class A-2 ................    $                             %
          Class A-3 ................    $                             %
          Class B ..................    $                             %
          Class C ..................    $                             %
          Class D ..................    $                             %
          Class E ..................    $                             %
          Class F ..................    $                             %
          Class G ..................    $                             %
          Class H ..................    $                             %
          Class J ..................    $                             %
          Class K ..................    $                             %
          Class L ..................    $                             %
          Class M ..................    $                             %

     The "Certificate Balance" of any Class of Sequential Pay Certificates outstanding at any time represents the maximum amount that the holders thereof are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Trust Fund. The Certificate Balance of each Class of Sequential Pay Certificates will be reduced on each Distribution Date by any distributions of principal actually made on such Class of Certificates on such Distribution Date, and further by any Realized Losses and Additional Trust Fund Expenses that are allocated to such Class of Certificates on such Distribution Date pursuant to the terms of the Pooling and Servicing Agreement.

     The Class X Certificates will not have a principal balance, but will represent the right to receive distributions of interest accrued on the respective Notional Amount of each of its Components (each a "Component"), as described herein. Each such Component will relate to each separate Class of Sequential Pay Certificates with the same Class designation. As of any Distribution Date, each Component will have a Notional Amount equal to the Certificate Balance of the related Class of Sequential Pay Certificates immediately prior to such Distribution Date. The Components do not represent separate Classes of Certificates, but rather separate components, each of which is a part of the Class X Certificates. None of the Residual Certificates will have a Certificate Balance.

PASS-THROUGH RATES

     The Initial Pass-Through Rate applicable to each Class of Sequential Pay Certificates for each Distribution Date is set forth in the table at the beginning of the Summary. The Pass-Through Rates for the Class B, Class C, Class D and Class E Certificates will equal the Weighted Average Net Mortgage Rate Minus __%, __%, __% and __%, respectively.

     The Class X Certificates will receive payments of interest equal to the aggregate of the interest accrued on the Notional Amount of each of its Components. Each Component will accrue interest at its applicable Strip Rate on its related Notional Amount. The Strip Rate applicable to the Class A-1, Class A-2 and Class A-3 Components for each Distribution Date will equal the Weighted Average Net Mortgage Rate for such Distribution Date minus ____%, ____% and _____%, respectively (but not less than zero); the Strip Rate applicable to the Class B, Class C, Class D, Class E, Class F and Class G Components for each Distribution Date will equal ____%, ____%, ____%, ___%, ___% and ____%, respectively; and the Strip Rate applicable to the Class H, Class J, Class K, Class L and Class M Components for each Distribution Date will each equal the Weighted Average Net Mortgage Rate for such Distribution Date minus ____% (but not less than zero).

     The residual certificates will not bear interest, but will represent the right to receive certain limited amounts not otherwise payable on the Sequential Pay and the Class X Certificates.

     The "Weighted Average Net Mortgage Rate" for each Distribution Date is the weighted average of the Net Mortgage Rates for the Mortgage Loans as of the commencement of the related Collection Period (as defined herein), weighted on the basis of their respective Stated Principal Balances outstanding immediately prior to such Distribution Date. The "Net Mortgage Rate" for each Mortgage Loan will equal (x) the Mortgage Rate in effect for such Mortgage Loan as of the Cut-Off Date, minus (y) the Administrative Cost Rate for such Mortgage Loan; provided, that if any Mortgage Loan does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months (which is the basis on which interest accrues in respect of the Sequential Pay Certificates), then, solely for the purpose of calculating the Weighted Average Net Mortgage Rate, the Mortgage Rate referred to in clause (x) and the Master Servicing Fee Rate will, to the extent appropriate, be adjusted from accrual period to accrual period to compensate for such difference. The "Stated Principal Balance" of each Mortgage Loan outstanding at any time represents the principal balance of such Mortgage Loan ultimately due and payable thereon and generally will equal the Cut-Off Date Balance thereof, reduced on each Distribution Date (to not less than zero) by (i) any payments or other collections (or advances in lieu thereof) of principal on such Mortgage Loan that are due or received, as the case may be, during the related Collection Period and distributed on the Certificates on such Distribution Date and (ii) the principal portion of any Realized Loss incurred in respect of such Mortgage Loan during the related Collection Period for such Distribution Date. Notwithstanding the foregoing, if any Mortgage Loan is paid in full, liquidated or otherwise removed from the Trust Fund, commencing as of the first Distribution Date following the Collection Period during which such event occurred, the Stated Principal Balance of such Mortgage Loan will be zero. See "DESCRIPTION OF THE CERTIFICATES--Pass-Through Rates" herein.

     The "Collection Period" for each Distribution Date will be the period that begins immediately following the Determination Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the initial Distribution Date, immediately following the Cut-Off Date) and ends on and includes the Determination Date in the same month as such Distribution Date. The "Determination Date" will be the 10th day of each month (or, if not a business day, the next succeeding business day).

DISTRIBUTIONS

     General. Distributions on the Certificates will be made by the Trustee, to the extent of available funds, on the 15th day of each month or, if any such 15th day is not a business day, then on the next succeeding business day with the same force and effect and no additional interest shall accrue, commencing October 16, 1998 (each, a "Distribution Date"); provided, however, that the Distribution Date will be no earlier than the fourth business day following the related Determination Date. Except as described below, all such distributions will be made to the persons in whose names the Certificates are registered (the "Certificateholders") at the close of business on the last business day of the month preceding the month in which the related Distribution Date occurs (the "Record Date") and shall be made by wire transfer of immediately available funds, if such Certificateholder shall have provided written wiring instructions to the Trustee no less than five business days prior to such Record Date, or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate register. The final distribution on any Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to such Certificate) will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class based on their respective percentage interests in such Class.

     The Available Distribution Amount. The aggregate amount available for distribution to Certificateholders on each Distribution Date (the "Available Distribution Amount") will, in general, equal the sum of thefollowing amounts:

          (a) the total amount of all cash due after the Cut-Off Date and received on or in respect of the Mortgage Loans and any REO Properties by the Master Servicer as of the close of business on the related Determination Date, exclusive of any portion thereof that represents one or more of the following:

               (i) any Periodic Payments collected but due on a Due Date after the related Collection Period,

               (ii) any Prepayment Premiums,

               (iii) all amounts in the Certificate Account that are payable or reimbursable to any person other than the Certificateholders, including any Servicing Fees and Trustee Fees and any Additional TrustFund Expenses, and

               (iv) amounts deposited in the Certificate Account in error;

          (b) all P&I Advances made by the Master Servicer or the Trustee with respect to such Distribution Date;

          (c) any Compensating Interest Payment made by the Master Servicer to cover the aggregate of any Prepayment Interest Shortfalls experienced during the related Collection Period. See "THE POOLING AND SERVICING AGREEMENT--Servicing Compensation and Payment of Expenses","--Advances" and "-- Accounts" herein.

     Any Prepayment Premiums actually collected will be distributed separately from the Available Distribution Amount. See "--Distributions--Allocation of Prepayment Premiums" herein.

     Application of Available Distribution Amount. On each Distribution Date, for so long as the aggregate Certificate Balance of the Sequential Pay Certificates is greater than zero, the Trustee will (except as otherwise described under "--Optional Termination" below) apply the Available Distribution Amount for such date for the following purposes and in the following order of priority, in each case to the extent of the Available Distribution Amount:

     (1) to distributions of interest to the holders of the Class A-1, Class A-2, Class A-3 and Class X Certificates (in each case, so long as any such Class remains outstanding), pro rata, in accordance with the respective amounts of Distributable Certificate Interest (as defined herein) in respect of such Classes of Certificates on such Distribution Date in an amount equal to all Distributable Certificate Interest in respect of each such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (2) to distributions of principal to the holders of the Class A-1 Certificates in an amount (not to exceed the then outstanding Certificate Balance of such Class of Certificates) equal to the Principal Distribution Amount (as defined herein) for such Distribution Date;

     (3) after the Class A-1 Certificates have been retired, to distributions of principal to the holders of the Class A-2 Certificates in an amount (not to exceed the then outstanding Certificate Balance of such Class of Certificates) equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of the Class A-1 Certificates;

     (4) after the Class A-1 and Class A-2 Certificates have been retired, to distributions of principal to the holders of the Class A-3 Certificates in an amount (not to exceed the then outstanding Certificate Balance of such Class of Certificates) equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of the Class A-1 and/or Class A-2 Certificates;

     (5) to distributions to the holders of the Class A-1, Class A-2 and Class A-3 Certificates, pro rata, in accordance with the amount of Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Classes of Certificates for which no reimbursement has previously been received, to reimburse such holders for all Realized Losses and Additional Trust Fund Expenses, if any;

     (6) to distributions of interest to the holders of the Class B Certificates in an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (7) after the Class A-1, Class A-2 and Class A-3 Certificates have been retired, to distributions of principal to the holders of the Class B Certificates in an amount (not to exceed the then outstanding Certificate Balance of such Class of Certificates) equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of the Class A-1, Class A-2 and/or Class A-3 Certificates on such Distribution Date;

     (8) to distributions to the holders of the Class B Certificates to reimburse such holders for all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

     (9) to distributions of interest to the holders of the Class C Certificates in an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (10) after the Class A-1, Class A-2, Class A-3 and Class B Certificates have been retired, to distributions of principal to the holders of the Class C Certificates in an amount (not to exceed the then outstanding Certificate Balance of such Class of Certificates) equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of the Class A-1, Class A-2, Class A-3 and/or Class B Certificates on such Distribution Date;

     (11) to distributions to the holders of the Class C Certificates to reimburse such holders for all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

     (12) to distributions of interest to the holders of the Class D Certificates in an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (13) after the Class A-1, Class A-2, Class A-3, Class B and Class C Certificates have been retired, to distributions of principal to the holders of the Class D Certificates in an amount (not to exceed the then outstanding Certificate Balance of such Class of Certificates) equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of the Class A-1, Class A-2, Class A-3, Class B and/or Class C Certificates on such Distribution Date;

     (14) to distributions to the holders of the Class D Certificates to reimburse such holders for all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

     (15) to distributions of interest to the holders of the Class E Certificates in an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (16) after the Class A-1, Class A-2, Class A-3, Class B, Class C and Class D Certificates have been retired, to distributions of principal to the holders of the Class E Certificates in an amount (not to exceed the then outstanding Certificate Balance of such Class of Certificates) equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of the Class A-1, Class A-2, Class A-3, Class B, Class C and/or Class D Certificates;

     (17) to distributions to the holders of the Class E Certificates to reimburse such holders for all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

     (18) to distributions of interest to the holders of the Class F Certificates in an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (19) after the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D and Class E Certificates have been retired, to distributions of principal to the holders of the Class F Certificates in an amount (not to exceed the then outstanding Certificate Balance of such Class of Certificates) equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D and/or Class E Certificates;

            (20) to distributions to the holders of the Class F Certificates to reimburse such holders for all Realized Losses and Additional Trust Fund
  Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

     (21) to distributions of interest to the holders of the Class G Certificates in an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (22) after the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E and Class F Certificates have been retired, to distributions of principal to the holders of the Class G Certificates in an amount (not to exceed the then outstanding Certificate Balance of such Class of Certificates) equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E and/or Class F Certificates;

     (23) to distributions to the holders of the Class G Certificates to reimburse such holders for all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

     (24) to distributions of interest to the holders of the Class H Certificates in an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (25) after the Class A-1, Class A-2, Class A-3 Class B, Class C, Class D, Class E, Class F and Class G Certificates have been retired, to distributions of principal to the holders of the Class H Certificates in an amount (not to exceed the then outstanding Certificate Balance of such Class of Certificates) equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F and/or Class G Certificates;

     (26) to distributions to the holders of the Class H Certificates to reimburse such holders for all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to each such Class of Certificates and for which no reimbursement has previously been received;

     (27) to distributions of interest to the holders of the Class J Certificates in an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (28) after the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates have been retired, to distributions of principal to the holders of the Class J Certificates in an amount (not to exceed the then outstanding Certificate Balance of such Class of Certificates) equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G and/or Class H Certificates;

     (29) to distributions to the holders of the Class J Certificates to reimburse such holders for all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to each such Class of Certificates and for which no reimbursement has previously been received;

     (30) to distributions of interest to the holders of the Class K Certificates in an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (31) after the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J Certificates have been retired, to distributions of principal to the holders of the Class K Certificates in an amount (not to exceed the then outstanding Certificate Balance of such Class of Certificates) equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G, Class H and/or Class J Certificates;

     (32) to distributions to the holders of the Class K Certificates to reimburse such holders for all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to each such Class of Certificates and for which no reimbursement has previously been received; and

     (33) to distributions of interest to the holders of the Class L Certificates in an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

     (34) after the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates have been retired, to distributions of principal to the holders of Class L Certificates in an amount (not to exceed the then outstanding Certificate Balance of such Class of Certificates) equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates;

     (35) to distributions to the holders of the Class L Certificates to reimburse such holders for all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to each such Class of Certificates and for which no reimbursement has previously been received; and

     (36) to distribution of interest to the holders of the Class M Certificates in an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates

     (37) after the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K and Class L Certificates have been retired, to distributions of principal to the holders of Class M Certificates in an amount (not to exceed the then outstanding Certificate Balance of such Class of Certificates) equal to the Principal Distribution Amount for such Distribution Date, less any portion thereof distributed in respect of the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K and Class L Certificates;

     (38) to distributions to the holders of the Class M Certificates to reimburse such holders for all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to each such Class of Certificates and for which no reimbursement has previously been received; and

     (39) to distributions to the holders of the residual certificates in an amount equal to the balance, if any, of the Available Distribution Amount remaining after the distributions to be made on such Distribution Date as described in the above clauses.

     After the Certificate Balance of the Subordinate Certificates has been reduced to zero, distributions of principal will be made in respect of the Class A Certificates, pro rata.

     Distributable Certificate Interest. The "Distributable Certificate Interest" in respect of any Class of Certificates for each Distribution Date represents that portion of the Accrued Certificate Interest in respect of such Class of Certificates and such Distribution Date reduced (to not less than zero) by such Class's allocable share (calculated as described below) of the aggregate of any Prepayment Interest Shortfalls resulting from voluntary principal prepayments made on the Mortgage Loans (other than Specially Serviced Mortgage Loans) during the related Collection Period that are not covered by the Master Servicer's Compensating Interest Payment for such Distribution Date (the aggregate of such Prepayment Interest Shortfalls that are not so covered, as to such Distribution Date, the "Net Aggregate Prepayment Interest Shortfall").

     The "Accrued Certificate Interest" in respect of each Class of Sequential Pay Certificates for each Distribution Date is equal to one month's interest at the Pass-Through Rate applicable to such Class of Certificates and such Distribution Date accrued during the immediately preceding calendar month on the related Certificate Balance outstanding immediately prior to such Distribution Date. The "Accrued Certificate Interest" in respect of the Class X Certificates for each Distribution Date is equal to the sum of one month's interest at the Strip Rate applicable to each such Component and such Distribution Date accrued during the immediately preceding calendar month on the related Notional Amount outstanding on each such Component immediately prior to such Distribution Date. Accrued Certificate Interest will be calculated on a 30/360 day basis.

     The portion of the Net Aggregate Prepayment Interest Shortfall for any Distribution Date that is allocable to each Class of Regular Certificates will equal the product of (a) such Net Aggregate Prepayment Interest Shortfall, multiplied by (b) a fraction, the numerator of which is equal to the Accrued Certificate Interest in respect of such Class of Certificates for such Distribution Date, and the denominator of which is equal to the aggregate Accrued Certificate Interest for all the Regular Certificates for such Distribution Date.

     Principal Distribution Amount. The "Principal Distribution Amount" for each Distribution Date will generally equal the sum of:

          (a) the aggregate of the principal portions of all Scheduled Payments (other than Balloon Payments) due (to the extent received or advanced, and the principal portions of any Assumed Scheduled Payments deemed due, on or in respect of the Mortgage Loans for their respective Due Dates occurring during the related Collection Period;

          (b) the aggregate of all principal prepayments received on the Mortgage Loans during the related Collection Period (including any Remaining Cash Flow);

          (c) with respect to any Mortgage Loan as to which the related stated maturity date occurred during or prior to the related Collection Period, any payment of principal made by or on behalf of the related borrower during the related Collection Period (including any Balloon Payment), net of any portion of such payment that represents a recovery of the principal portion of any Scheduled Payment (other than a Balloon Payment) due or the principal portion of any Assumed Scheduled Payment deemed due, in respect of such Mortgage Loan on a Due Date during or prior to the related Collection Period and not previously recovered;

          (d) the aggregate of all liquidation proceeds and insurance proceeds, condemnation awards, proceeds of Mortgage Loan repurchases and Substitution Shortfall Amounts that were received on or in respect of Mortgage Loans or REO Loans during the related Collection Period and that were identified and applied by the Master Servicer as recoveries of principal, in each case net of any portion of such amounts that represents a recovery of the principal portion of any Scheduled Payment (other than a Balloon Payment) due, or of the principal portion of any Assumed Scheduled Payment deemed due, in respect of the related Mortgage Loan or REO Loan on a Due Date during or prior to the related Collection Period and not previously recovered; and

          (e) if such Distribution Date is subsequent to the initial Distribution Date, the excess, if any, of the Principal Distribution Amount for the immediately preceding Distribution Date, over the aggregate distributions of principal made on the Certificates on such immediately preceding Distribution Date.

     The "Scheduled Payment" due on any Mortgage Loan on any related Due Date is the amount of the Periodic Payment that is or would have been, as the case may be, due thereon on such date, without regard to any waiver, modification or amendment of such Mortgage Loan granted or agreed to by the Master Servicer or the Special Servicer or otherwise resulting from a bankruptcy or similar proceeding involving the related borrower or the application of any Remaining Cash Flow with respect to an ARD Loan, and assuming that each prior Periodic Payment has been made in a timely manner. The "Assumed Scheduled Payment" is an amount deemed due (i) in respect of any Balloon Loan that is delinquent in respect of its Balloon Payment beyond the first Determination Date that follows its stated maturity date and (ii) in respect of each REO Loan. The Assumed Scheduled Payment deemed due on any such Balloon Loan on its stated maturity date and on each successive related Due Date that it remains or is deemed to remain outstanding will equal the Scheduled Payment that would have been due thereon on such date if the related Balloon Payment had not come due but rather such Mortgage Loan had continued to amortize in accordance with such loan's amortization schedule, if any, in effect prior to its stated maturity date. The Assumed Scheduled Payment deemed due on any REO Loan on each Due Date that the related REO Property remains part of the Trust Fund will equal the Scheduled Payment that would have been due in respect of such predecessor Mortgage Loan on such Due Date had it remained outstanding or, if such Mortgage Loan was a Balloon Loan and such Due Date coincides with or follows what had been its stated maturity date, the Assumed Scheduled Payment that would have been deemed due in respect of such Mortgage Loan on such Due Date had it remained outstanding.

     Distributions of the Principal Distribution Amount will constitute the only distributions of principal on the Certificates. Reimbursements of Realized Losses and Additional Trust Fund Expenses previously allocated to principal will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Certificates in respect of which any such reimbursement is made.

     Treatment of REO Properties. Notwithstanding that any Mortgaged Property may be acquired as part of the Trust Fund through foreclosure, deed in lieu of foreclosure or otherwise, the related Mortgage Loan will be treated, for purposes of (i) determining distributions on the Certificates, (ii) allocating Realized Losses and Additional Trust Fund Expenses to the Certificates, and
(iii) determining the amount of Trustee Fees and Master Servicing Fees payable under the Pooling and Servicing Agreement, as having remained outstanding until such REO Property is liquidated. In connection therewith, operating revenues and other proceeds derived from such REO Property (net of related operating costs) will be "applied" by the Master Servicer as principal, interest and other amounts that would have been "due" on such Mortgage Loan, and the Master Servicer or the Trustee will be required to make P&I Advances in respect of such Mortgage Loan, in all cases as if such Mortgage Loan had remained outstanding. References to "Mortgage Loan" or "Mortgage Loans" in the definitions of "Principal Distribution Amount" and "Weighted Average Net Mortgage Rate" include any Mortgage Loan as to which the related Mortgaged Property has become an REO Property (an "REO Loan").

     Allocation of Prepayment Premiums. In the event a borrower is required to pay any Prepayment Premium, the amount of such payments actually collected will be distributed in respect of the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F and Class G Certificates and the Class X Certificates, as set forth below. A "Prepayment Premium" is any Yield Maintenance Charge or any other fees (each such other fee, a "Percentage Premium") paid or payable, as the context requires, as a result of a prepayment of principal on a Mortgage Loan which are calculated based upon a specified percentage (which may decline over time) of the amount prepaid. "Yield Maintenance Charges" are payments paid or payable, as the context requires, on a Mortgage Loan as a result of a prepayment of principal not otherwise due thereon, which has been calculated (based on Scheduled Payments on such Mortgage
Loan) to compensate the holder of the Mortgage Loan for reinvestment losses based on the aggregate payment of interest which would have accrued on such Mortgage Loan on each subsequent due date through the maturity date of such Mortgage Loan, at a rate calculated as the difference between the Mortgage Rate on such Mortgage Loan and the applicable U.S. Treasury rate in effect on the date of prepayment (the "Rate Differential"), but in certain cases, not less than a fixed percentage.

     On each Distribution Date, any Prepayment Premium collected on a Mortgage Loan during the related Collection Period will be distributed as follows: the holders of each Class of the Certificates then entitled to distributions of principal with respect to such Mortgage Loan on such Distribution Date will be entitled to an amount equal to the amount of such Prepayment Premium, multiplied by (a) a fraction (which in no event may be greater than one) the numerator of which is equal to the excess, if any, of the Pass-Through Rate of such Class of Certificates, over the relevant Discount Rate (as defined below), and the denominator of which is equal to the excess, if any, of the Mortgage Rate of the prepaid Mortgage Loan, over the relevant Discount Rate, and (b) a fraction, the numerator of which is equal to the amount of principal distributable on such Class of Certificates on such Distribution Date, and the denominator of which is the Principal Distribution Amount for such Distribution Date. If there is more than one Class of Certificates entitled to distributions of such principal on any particular Distribution Date on which a Prepayment Premium is distributable, the aggregate amount of such Prepayment Premium will be allocated among all such Classes up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with, the foregoing sentence. The portion, if any, of the Prepayment Premium remaining after any such payments to the holders of such Certificates will be distributed to the holders of the Class X Certificates.

     The "Discount Rate" applicable to any Class of Offered Certificates will be equal to the yield (when compounded monthly) on the non-callable U.S. Treasury issue (primary issue) with a maturity date closest to the maturity date for the prepaid Mortgage Loan as reported in The Wall Street Journal on the date of such prepayment. In the event that there are two such U.S. Treasury issues (a) with the same coupon, the issue with the lower yield will be utilized, and (b) with maturity dates equally close to the maturity date for the prepaid Mortgage Loan, the issue with the earlier maturity date will be utilized.

     The Depositor makes no representation as to the enforceability of the provision of any Mortgage Note requiring the payment of a Prepayment Premium, or of the collectability of any Prepayment Premium. See "DESCRIPTION OF THE MORTGAGE POOL--Certain Terms and Conditions of the Mortgage
Loans--PrepaymentProvisions" herein.

APPRAISAL REDUCTIONS

     Upon the earliest of the date (each such date, a "Required Appraisal Date") that (1) any Mortgage Loan is one hundred twenty (120) days delinquent in respect of any Periodic Payment, (2) any REO Property is acquired on behalf of the Trust Fund, (3) any Mortgage Loan has been modified by the Special Servicer to reduce the amount of any Periodic Payment, other than a Balloon Payment, (4) is sixty days after a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing any Mortgage Loan, (5) is sixty days after a borrower with respect to any Mortgage Loan has become subject to any bankruptcy proceeding or (6) is the third anniversary of the date on which an extension of the scheduled maturity date of a Mortgage Loan becomes effective as a result of a modification of such Mortgage Loan by the Special Servicer, which extension does not change the amount of Periodic Payments on the Mortgage Loan (each such Mortgage Loan, including any REO Loan, a "Required Appraisal Loan"), the Special Servicer will use its best efforts to promptly obtain (within 60 days of the applicable Required Appraisal Date; provided, however, that with respect to an event described in clause (1), the Special Servicer will be required to receive such appraisal within the 120-day period set forth in such clause (1)) (i) an appraisal of the related Mortgaged Property prepared in accordance with 12 CFR 225.62 and conducted in accordance with the standards of the Appraisal Institute by a Qualified Appraiser, unless such an appraisal had been previously obtained within the prior twelve months, or with respect to any Mortgage Loan with an outstanding principal balance equal to or less than $1,500,000, (ii) an internal property valuation performed by the Special Servicer at its discretion in accordance with the servicing standard. A "Qualified Appraiser" is an independent appraiser, selected by the Special Servicer, that is a member in good standing of the Appraisal Institute and that is, if the state in which the subject Mortgaged Property is located certifies or licenses appraisers, certified or licensed in such state, and in each such case who has a minimum of five years experience in the subject property type and market. The cost of such appraisal will be an Advance by the Master Servicer, subject to the Master Servicer's right to be reimbursed therefor out of related proceeds or, if not reimbursable therefrom, out of general funds on deposit in the Certificate Account with interest thereon at the Reimbursement Rate and subject to the Master Servicer's determination that such Advance would not be a nonrecoverable Advance. As a result of any such appraisal, it may be determined that an "Appraisal Reduction Amount" exists with respect to the related Required Appraisal Loan, such determination to be made upon the later of 30 days after the Required Appraisal Date if no new appraisal is required or upon receipt of a new appraisal. The Appraisal Reduction Amount for any Required Appraisal Loan will equal the excess, if any, of (a) the sum of, without duplication, as of the Determination Date immediately succeeding the date on which the appraisal is obtained, (i) the Stated Principal Balance of such Required Appraisal Loan, (ii) to the extent not previously advanced by or on behalf of the Master Servicer or the Trustee, all unpaid interest on the Required Appraisal Loan through the most recent Due Date prior to such Determination Date at a per annum rate equal to the related Net Mortgage Rate, (iii) all accrued but unpaid Servicing Fees and any Additional Trust Fund Expenses in respect of such Required Appraisal Loan,
(iv) all related unreimbursed Advances, plus interest thereon, made by or on behalf of the Master Servicer, the Special Servicer and the Trustee with respect to such Required Appraisal Loan and (v) all currently due and unpaid real estate taxes and assessments, insurance premiums, and, if applicable, ground rents in respect of the related Mortgaged Property (net of any amount escrowed therefor), over (b) an amount equal to 90% of the appraised value (net of any prior liens) of the related Mortgaged Property as determined by such appraisal. If an Appraisal Reduction Amount exists with respect to any Required Appraisal Loan, the Controlling Class Representative may, at its expense, direct the Special Servicer to obtain and deliver to the Master Servicer and Trustee an appraisal meeting the requirements for a Required Appraisal and, further, will be entitled to request that the Appraisal Reduction Amount for such Required Appraisal Loan be recalculated based upon such appraisal.

     Notwithstanding the foregoing, if any Required Appraisal Loan as to which an Appraisal Reduction Amount has been established in accordance with the preceding paragraph becomes a Corrected Mortgage Loan, then the Appraisal Reduction Amount shall be deemed to be zero, subject to such Mortgage Loan again becoming subject to the appraisal requirement described above; provided, that, in the case of any Required Appraisal Loan that has been modified as described in the immediately preceding paragraph, the Appraisal Reduction Amount will be deemed to exist for so long as the terms of the modification are in effect.

SUBORDINATION, REALIZED LOSSES AND ALLOCATIONS OF CERTAIN EXPENSES

     The rights of holders of the Class B, Class C, Class D and Class E Certificates and each Class of the Private Certificates (collectively, the "Subordinate Certificates") to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described herein, to the rights of holders of the Class A-1, Class A-2, Class A-3 and Class X Certificates (collectively, the "Senior Certificates") and each other such Class of Subordinate Certificates, if any, with an earlier alphabetical Class designation. This subordination is intended to enhance the likelihood of timely receipt by the holders of the Senior Certificates of the full amount of Distributable Certificate Interest payable in respect of such Classes of Certificates on each Distribution Date, and the ultimate receipt by the holders of the Class A-1, Class A-2 and Class A-3 Certificates of principal in an amount equal to the entire respective Certificate Balance of such Classes of Certificates. Similarly, but to decreasing degrees, this subordination is also intended to enhance the likelihood of timely receipt by the holders of the Class B, the Class C, the Class D and the Class E Certificates of the full amount of Distributable Certificate Interest payable in respect of each such Class of Certificates on each Distribution Date, and the ultimate receipt by the holders of each such Class of Certificates of principal equal to the entire related Certificate Balance. The protection afforded to the holders of the Class E Certificates by means of the subordination of the Private Certificates, to the holders of the Class D Certificates by means of the subordination of the Class E and the Private Certificates, to the holders of the Class C Certificates by means of the subordination of the Class D, the Class E and the Private Certificates, to the holders of the Class B Certificates by means of the subordination of the Class C, the Class D, the Class E and the Private Certificates, and to the holders of the Senior Certificates by means of the subordination of the Subordinate Certificates, will be accomplished by (i) the application of the Available Distribution Amount on each Distribution Date in accordance with the order of priority described under "--Distributions--Application of the Available Distribution Amount" above and
(ii) the allocation of Realized Losses and Additional Trust Fund Expenses as described below. The Class A-2 Certificates will receive principal payments only after the Certificate Balance of the Class A-1 Certificates has been reduced to zero. The Class A-3 Certificates will receive principal payments only after the Certificate Balance of the Class A-1 and the Class A-2 Certificates has been reduced to zero. However, the Class A-1, Class A-2, Class A-3 and Class X Certificates will bear shortfalls in collections and losses incurred in respect of the Mortgage Loans pro rata. No other form of credit support will be available for the benefit of the holders of the Offered Certificates.

     On each Distribution Date, following all distributions on the Certificates to be made on such date, the aggregate of all Realized Losses and Additional Trust Fund Expenses (to the extent such Additional Trust Fund Expenses are not covered by interest received on the Mortgage Loans) that have been incurred since the Cut-Off Date through the end of the related Collection Period and that have not previously been allocated as described below will be allocated among the respective Classes of Sequential Pay Certificates (in each case in reduction of their respective Certificate Balances) as follows, but in the aggregate only to the extent that the aggregate Certificate Balance of all Classes of Sequential Pay Certificates remaining outstanding after giving effect to the distributions on such Distribution Date exceeds the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date: first, to the Class M Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero; second, to the Class L Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero; third, to the Class K Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero; fourth, to the Class J Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero; fifth, to the Class H Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero; sixth, to the Class G Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero; seventh, to the Class F Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero; eighth, to the Class E Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero; ninth to the Class D Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero; tenth to the Class C Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero; and eleventh to the Class B Certificates, until the remaining Certificate Balance of such Class of Certificates is reduced to zero. Thereafter, additional Realized Losses and Additional Trust Fund Expenses will be allocated to the Class A-1 Certificates, the Class A-2 Certificates and the Class A-3 Certificates, pro rata, in proportion to their outstanding Certificate Balances, until the remaining Certificate Balances of such Classes of Certificates are reduced to zero.

     Any Realized Loss or Additional Trust Fund Expense allocated in reduction of the Certificate Balance of any Class of Sequential Pay Certificates will result in a corresponding reduction in the Notional Amount for therelated Component.

     "Realized Losses" are losses arising from the inability to collect all amounts due and owing under any defaulted Mortgage Loan, including by reason of the fraud or bankruptcy of the borrower or a casualty of any nature at the related Mortgaged Property, to the extent not covered by insurance. The Realized Loss in respect of a liquidated Mortgage Loan (or related REO Property) is an amount generally equal to the excess, if any, of (a) the outstanding principal balance of such Mortgage Loan as of the date of liquidation, together with (i) all accrued and unpaid interest thereon at the related Mortgage Rate in effect from time to time to but not including the Due Date in the Collection Period in which the liquidation occurred and (ii) certain related unreimbursed servicing expenses, over (b) the aggregate amount of liquidation proceeds, if any, recovered in connection with such liquidation. If any portion of the debt due under a Mortgage Loan is forgiven, whether in connection with a modification, waiver or amendment granted or agreed to by the Special Servicer or in connection with the bankruptcy or similar proceeding involving the related borrower, the amount so forgiven also will be treated as a Realized Loss.

     "Additional Trust Fund Expenses" include, among other things, (i) any Special Servicing Fees or Recovery Fees paid to the Special Servicer, (ii) any interest paid to the Master Servicer, the Special Servicer and/or the Trustee in respect of unreimbursed Advances and (iii) any of certain unanticipated, non-Mortgage Loan specific expenses of the Trust Fund, including, but not limited to, certain reimbursements and indemnifications to the Trustee of the type described under "THE POOLING AND SERVICING AGREEMENT--The Trustee" herein, certain reimbursements to the Master Servicer, the Special Servicer and the Depositor of the type described under "THE POOLING AND SERVICING AGREEMENT--Servicing of the Mortgage Loans; Collection of Payments" herein, and certain federal, state and local taxes, and certain tax-related expenses, payable from the assets of the Trust Fund and described under "MATERIAL FEDERAL INCOME TAX CONSEQUENCES--Prohibited Transactions Tax and Other Taxes" herein and the costs of certain opinions of counsel required to be obtained in connection with the servicing of the Mortgage Loans and administration of the Trust Fund. Additional Trust Fund Expenses will reduce amounts payable to Certificateholders and, subject to the distribution priorities described above, may result in a loss on one or more Classes of Offered Certificates.

SCHEDULED FINAL DISTRIBUTION DATE

     The "Scheduled Final Distribution Date" with respect to any Class of Certificates is the Distribution Date on which the aggregate Certificate Balance or aggregate Notional Amount, as the case may be, of such Class of Certificates would be reduced to zero based on the assumptions set forth below. Such Distribution Date shall in each case be as follows:

      CLASS OF DESIGNATION                    SCHEDULED FINAL DISTRIBUTION DATE
      --------------------                    ---------------------------------
        Class A-1 .......................             March 15, 2006
        Class A-2 .......................             March 15, 2008
        Class A-3 .......................             August 15, 2008
        Class X .........................             August 15, 2028
        Class B .........................             August 15, 2008
        Class C .........................             August 15, 2008
        Class D .........................             November 15, 2009
        Class E .........................             June 15, 2010
        Class F .........................             May 15, 2013
        Class G .........................             July 15, 2013
        Class H .........................             August 15, 2013
        Class J .........................             August 15, 2015
        Class K .........................             October 15, 2016
        Class L .........................             March 15, 2018
        Class M .........................             August 15, 2028

     The Scheduled Final Distribution Dates set forth above were calculated without regard to any delays in the collection of Balloon Payments and without regard to a reasonable liquidation time with respect to any Mortgage Loans that may be delinquent. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Certificates may be later, and could be substantially later, than the related Scheduled Final Distribution Date(s).

     In addition, the Scheduled Final Distribution Dates set forth above were calculated assuming no involuntary or voluntary prepayments (in whole or in part), no repurchases, no early termination, no defaults, no modifications and no extensions. Since the rate of payment (including prepayments) of the Mortgage Loans can be expected to exceed the scheduled rate of payments, and could exceed such scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Certificates may be earlier, and could be substantially earlier, than the related Scheduled Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and no assurance can be given as to actual payment experience.

OPTIONAL TERMINATION

     The obligations created by the Pooling and Servicing Agreement will terminate upon the final distribution to the Certificateholders, which shall follow the earlier of (i) the final payment (or advance in respect thereof) or other liquidation of the last Mortgage Loan or REO Property subject thereto and
(ii) the purchase of all of the Mortgage Loans and all of the REO Properties remaining in the Trust Fund, if any, by the Majority Subordinate Certificateholder, the Depositor, the Master Servicer or the Special Servicer. Written notice of termination of the Pooling and Servicing Agreement will be given to each Certificateholder, and the final distribution will be made only upon surrender and cancellation of the Certificates at the office of the Trustee or other registrar for the Certificates or at such other location as may be specified in such notice of termination.

     Any such purchase by the Majority Subordinate Certificateholder, the Master Servicer, the Depositor or the Special Servicer of all the Mortgage Loans and all of the REO Properties, if any, remaining in the Trust Fund is required to be made at a price equal to (i) the aggregate Purchase Price of all the Mortgage Loans (other than REO Loans) then included in the Trust Fund, plus (ii) the fair market value of all REO Properties then included in the Trust Fund, as determined by an appraiser mutually agreed upon by the Master Servicer and the Trustee, minus (iii) if the purchaser is the Master Servicer the aggregate of amounts payable or reimbursable to the Master Servicer, under the Pooling and Servicing Agreement. Such purchase will effect early retirement of the then outstanding Offered Certificates, but the right of the Majority Subordinate Certificateholder, the Master Servicer, the Depositor or the

Special Servicer to effect such termination is subject to the requirement that the then aggregate Stated Principal Balance of the Mortgage Pool be less than 1% of the Initial Pool Balance.

     The purchase price paid in connection with the purchase of all Mortgage Loans and REO Properties remaining in the Trust Fund, exclusive of any portion thereof payable or reimbursable (as if such purchase price constituted liquidation proceeds) to any person other than the Certificateholders, will constitute part of the Available Distribution Amount for the final Distribution Date. The Available Distribution Amount for the final Distribution Date will be distributed by the Trustee generally as described herein under "--Distributions--Application of the Available Distribution Amount," except that the distributions of principal on any Class of Sequential Pay Certificates described thereunder will be made, subject to available funds and the distribution priorities described thereunder, in an amount equal to the entire Certificate Balance of such Class remaining outstanding. VOTING RIGHTS

     At all times during the term of the Pooling and Servicing Agreement, 100% of the voting rights for the Certificates (the "Voting Rights") will be allocated among the respective Classes of Sequential Pay Certificates in proportion to the Certificate Balances of those Classes. Voting Rights allocated to a Class of Certificates will be allocated among the related Certificateholders in proportion to the percentage interests in such Class evidenced by their respective Certificates. The Class A-1 Certificates, Class A-2 Certificates and Class A-3 Certificates will be treated as one Class for determining the Controlling Class. Certificateholders will generally have a right to vote with respect to required consents to certain amendments to the Pooling and Servicing Agreement and as otherwise specified herein.

DELIVERY, FORM AND DENOMINATION

     Book-Entry Certificates. No Person acquiring an Offered Certificate will be entitled to receive a physical certificate representing such Certificate, except under the limited circumstances described below. Absent such circumstances, the Offered Certificates will be registered in the name of a nominee of DTC and beneficial interests therein will be held by investors ("Beneficial Owners") through the book-entry facilities of DTC, as described herein. The Offered Certificates will initially be issued in denominations of not less than $1,000 actual or notional principal amount and integral multiples of $1 in excess thereof. The Depositor has been informed by DTC that its nominee will be Cede & Co. Accordingly, Cede & Co. is expected to be the holder of record of the Offered Certificates. Certificateholders may also hold Certificates through CEDEL or Euroclear (in Europe), if they are participants in such systems or indirectly through organizations that are participants in such systems. CEDEL and Euroclear will hold omnibus positions on behalf of their participants through customers' certificates accounts in CEDEL's and Euroclear's names on the books of their respective Depositaries which in turn will hold such positions in customers' certificates accounts in the Depositaries' names on the books of DTC. Citibank, N.A. ("Citibank") will act as depositary for CEDEL and The Chase Manhattan Bank ("Chase") will act as depositary for Euroclear (in such capacities, the "Depositaries").

     Transfers between DTC participants will occur in the ordinary way in accordance with DTC rules. Transfers between CEDEL Participants and Euroclear Participants will occur in the ordinary way in accordance with their applicable rules and operating procedures.

     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through CEDEL or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterpart in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving certificates through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. CEDEL Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

     Because of time-zone differences, credits of certificates received in CEDEL or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent certificates settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such certificates settled during such processing will be reported to the relevant Euroclear or CEDEL Participant on such business day. Cash received in CEDEL or Euroclear as a result of sales of certificates by or through a CEDEL Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant CEDEL or Euroclear cash account only as of the business day following settlement in DTC.

     No Beneficial Owner of an Offered Certificate will be entitled to receive a definitive Certificate (a "Definitive Certificate") representing such person's interest in the Offered Certificates, except as set forth below. Unless and until Definitive Certificates are issued to Beneficial Owners in respect of the Offered Certificates under the limited circumstances described herein, all references to actions taken by Certificateholders or holders will, in the case of the Offered Certificates, refer to actions taken by DTC upon instructions from its participants, and all references herein to distributions, notices, reports and statements to Certificateholders or holders will, in the case of the Offered Certificates, refer to distributions, notices, reports and statements to DTC or Cede & Co., as the case may be, for distribution to Beneficial Owners in accordance with DTC procedures. DTC may discontinue providing its services as securities depository with respect to the Offered Certificates at any time by giving reasonable notice to the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. The Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar may for all purposes, including the making of payments due on the Offered Certificates, deal with DTC as the authorized representative of the Beneficial Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders under the Pooling and Servicing Agreement.

     Offered Certificates will be converted to Definitive Certificates and reissued to Beneficial Owners or their nominees, rather than to DTC or its nominee, only if (i)(A) the Depositor advises the Certificate Registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to any Class of the Offered Certificates and (B) the Depositor is unable to locate a qualified successor or
(ii) the Depositor, at its option, advises the Trustee and Certificate Registrar that it elects to terminate the book-entry system through DTC with respect to any Class of the Offered Certificates.

     Upon the occurrence of any event described in the immediately preceding paragraph, the Certificate Registrar will be required to notify all affected Beneficial Owners through DTC of the availability of Definitive Certificates. Upon surrender by DTC of the physical certificates representing the affected Offered Certificates and receipt from DTC of instructions for re-registration, the Certificate Registrar will reissue the Offered Certificates as Definitive Certificates to the Beneficial Owners. Upon the issuance of Definitive Certificates for purposes of evidencing ownership of the Certificates, the registered holders of such Definitive Certificates will be recognized as Certificateholders under the Pooling and Servicing Agreement and, accordingly, will be entitled directly to receive payments on, and exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

     Definitive Certificates will be transferable and exchangeable at the offices of the Trustee or the Certificate Registrar in accordance with the terms of the Pooling and Servicing Agreement.

     The Depository Trust Company. The Depository Trust Company ("DTC") is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participating organizations ("Participants") and to facilitate the clearance and settlement of securities transactions among Participants through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies and clearing corporations and certain other organizations. The rules applicable to DTC and its participants are on file with the Commission. Indirect access to the DTC system also is available to banks, brokers, dealers, trust companies and other institutions that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     Purchases of Offered Certificates under the DTC system must be made by or through Direct Participants, which will receive a credit for the Offered Certificates on DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Offered Certificates are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Certificates except in the event that use of the book-entry system for the Offered Certificates is discontinued. Neither the Certificate Registrar nor the Trustee will have any responsibility to monitor or restrict the transfer of ownership interests in Offered Certificates through the book-entry facilities of DTC.

     To facilitate subsequent transfers, all Offered Certificates deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Offered Certificates with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Offered Certificates; DTC's records reflect only the identity of the Direct Participants to whose accounts such Offered Certificates are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. Beneficial Owners will not be recognized as Certificateholders, as such term is used in the Pooling and Servicing Agreement, by the Trustee or any paying agent (each, a "Paying Agent") appointed by the Trustee. Beneficial Owners will be permitted to exercise the rights of Certificateholders only indirectly through DTC and its Participants.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a Beneficial Owner to pledge Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to lack of a definitive Certificate for such Offered Certificates. In addition, under a book-entry format, Beneficial Owners may experience delays in their receipt of payments, since distributions will be made by the Trustee or a Paying Agent on behalf of the Trustee to Cede & Co., as nominee for DTC.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Offered Certificates. Under its usual procedures, DTC mails an Omnibus Proxy to the Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on that record date (identified in a listing attached to the Omnibus Proxy). DTC may take conflicting actions with respect to Percentage Interests or Voting Rights to the extent that Participants whose holdings of Offered Certificates evidence such Percentage Interests or Voting Rights authorize divergent action.

     Neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, nor any Paying Agent will have any responsibility for any aspect of the records relating to, or payments made on account of, beneficial ownership interests of the Offered Certificates registered in the name of Cede & Co., as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. In the event of the insolvency of DTC, a Participant or an Indirect Participant in whose name Offered Certificates are registered, the ability of the Beneficial Owners of such Offered Certificates to obtain timely payment may be impaired. In addition, in such event, if the limits of applicable insurance coverage by the Securities Investor Protection Corporation are exceeded or if such coverage is otherwise unavailable, ultimate payment of amounts distributable with respect to such Offered Certificates maybe impaired.

     CEDEL. Cedel Bank, societe anonyme ("CEDEL") is incorporated under the laws of Luxembourg as a professional depository. CEDEL holds securities for its participating organizations ("CEDEL Participants") and facilitates the clearance and settlement of securities transactions between CEDEL Participants through electronic book-entry changes in accounts of CEDEL Participants, thereby eliminating the need for physical movement of securities. Transactions may be settled in CEDEL in any of 28 currencies, including United States dollars. CEDEL provides to its Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. CEDEL interfaces with domestic markets in several countries. As a professional depository, CEDEL is subject to regulation by the Luxembourg Monetary Institute. CEDEL Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to CEDEL is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a CEDEL Participant, either directly or indirectly.

     Euroclear. The Euroclear System ("Euroclear") was created in 1968 to hold securities for participants of the Euroclear System ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 27 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. The Euroclear System is operated by Morgan Guaranty Trust Company of New York, Brussels, Belgium office (the "Euroclear Operator"), under contract with Euroclear Clearance System S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of a New York banking corporation that is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Certificates clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution to specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

REGISTRATION AND TRANSFER

     Subject to the restrictions on transfer and exchange set forth in the Pooling and Servicing Agreement, the holder of any Definitive Certificate may transfer or exchange the same in whole or part (in a principal amount equal to the minimum authorized denomination or any integral multiple thereof) by surrendering such Definitive Certificate at the offices of the certificate registrar appointed pursuant to the Pooling and Servicing Agreement (the "Certificate Registrar") or at the office of any transfer agent, together with an executed instrument of assignment and transfer in the case of transfer and a written request for exchange in the case of exchange. In exchange for any Definitive Certificate properly presented for transfer or exchange with all necessary accompanying documentation, the Certificate Registrar will, within five Business Days of such request if made at the corporate trust office of the Certificate Registrar, or within ten Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at such corporate trust office or the office of the transfer agent, as the case may be, to the transferee (in the case of transfer) or holder (in the case of exchange) or send by first class mail at the risk of the transferee (in the case of transfer) or holder (in the case of exchange) to such address as the transferee or holder, as applicable, may request, a Definitive Certificate or Definitive Certificates, as the case may require, for a like aggregate Certificate Balance or Notional Amount, as applicable, and in such authorized denomination or denominations as may be requested. The presentation for transfer or exchange of any Definitive Certificate will not be valid unless made at the offices of the Certificate Registrar or at the office of a transfer agent by the registered holder in person, or by a duly authorized attorney-in-fact. The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Definitive Certificate during the period of 15 days preceding any Distribution Date.

     No fee or service charge will be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to herein; provided, however, that in connection with the transfer of Private Certificates to certain institutional accredited investors, the Certificate Registrar will be entitled to be reimbursed by the transferor for any costs incurred in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to pay any tax, expense or other governmental charge payable in connection with any such transfer.

     For a discussion of certain transfer restrictions, see "ERISA CONSIDERATIONS" herein.

                        YIELD AND MATURITY CONSIDERATIONS

YIELD CONSIDERATIONS

     General. The yield on any Offered Certificate will depend on the price at which such Certificate is purchased by an investor and the rate, timing and amount of distributions on such Certificate. The rate, timing and amount of distributions on any Offered Certificate will in turn depend on, among other things, (i) the Pass-Through Rate for such Certificate, (ii) the rate and timing of principal payments (including principal prepayments) and other principal collections on the Mortgage Loans and the extent to which such amounts are to be applied in reduction of the Certificate Balance or Notional Amount of the related Class, (iii) the rate, timing and severity of Realized Losses and Additional Trust Fund Expenses and the extent to which such losses and expenses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class and (iv) the timing and severity of any Net Aggregate Prepayment Interest Shortfalls and the extent to which such shortfalls are allocable in reduction of the Distributable Certificate Interest payable on the related Class.

     Rate and Timing of Principal Payment. The yield to holders of the Class X Certificates will be extremely sensitive to, and the yield to holders of any other Offered Certificates purchased at a discount or premium will be affected by, the rate and timing of principal payments made in reduction of the Certificate Balance of such Certificates (or, in the case of the Class X Certificates, in reduction of the Notional Amount of one or more of the Components thereof). As described herein, the Principal Distribution Amount for each Distribution Date will be distributable first in respect of the Class A-1 Certificates until the Certificate Balance thereof is reduced to zero, and will thereafter be distributable entirely in respect of the Class A-2 Certificates, the Class A-3 Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates and the Class E Certificates, in that order, in each case until the Certificate Balance of such Class of Certificates is reduced to zero. Any reduction of the Certificate Balance of any Class of Sequential Pay Certificates will result in a corresponding reduction in the Notional Amount of the related Component. Consequently, the rate and timing of principal payments that are distributed or otherwise result in reduction of the Certificate Balance or Notional Amount of each Class of Offered Certificates will be directly related to the rate and timing of principal payments on or in respect of the Mortgage Loans, which will in turn be affected by the amortization schedules thereof, the dates on which Balloon Payments are due and the rate and timing of principal prepayments and other unscheduled collections thereon (including for this purpose, collections made in connection with liquidations of Mortgage Loans due to defaults, casualties or condemnations affecting the Mortgaged Properties, or purchases of Mortgage Loans out of the Trust Fund). Prepayments and, assuming the respective stated maturity dates therefor have not occurred, liquidations and purchases of the Mortgage Loans, will result in distributions on the Offered Certificates (other than the Class X Certificates) of amounts that would otherwise be distributed over the remaining terms of the Mortgage Loans. Defaults on the Mortgage Loans, particularly at or near their stated maturity dates, may result in significant delays in payments of principal on the Mortgage Loans (and, accordingly, on the Offered Certificates that are Sequential Pay Certificates) while work-outs are negotiated, foreclosures are completed or bankruptcy proceedings are resolved. See "THE POOLING AND SERVICING AGREEMENT--Amendments, Modifications and Waivers" and "--Realization Upon Mortgage Loans" herein and "CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS--Foreclosure" in the Prospectus.

     The extent to which the yield to maturity of any Class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which such Certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans in turn are distributed or otherwise result in reduction of the Certificate Balance or Notional Amount of such Certificates. An investor should consider, in the case of any Offered Certificate purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of a Class X Certificate or any other Offered Certificate purchased at a premium, the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance (or the Notional Amount of a Component) of an Offered Certificate purchased at a discount or premium, the greater will be the effect on an investor's yield to maturity. As a result, the effect on an investor's yield of principal payments on the Mortgage Loans occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of such principal payments. Investors in the Class X Certificates should fully consider the risk that a rapid rate of principal payments on the Mortgage Loans could result in the failure of such investors to recoup their initial investments. Because the rate of principal payments on the Mortgage Loans will depend on future events and a variety of factors (as described more fully below), no assurance can be given as to such rate or the rate of principal prepayments in particular. The Depositor is not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experience of a large group of mortgage loans comparable to the Mortgage Loans.

     Most of the Mortgage Loans do not fully amortize over their terms to maturity and have a Balloon Payment due at maturity. Mortgage Loans with Balloon Payments involve a greater risk to a lender than Fully Amortizing Loans because the ability of a borrower to make a Balloon Payment typically will depend upon its ability either to fully refinance the loan or to sell the related Mortgaged Property at a price sufficient to permit the borrower to make the Balloon Payment. Moreover, and whether or not losses are ultimately sustained, any delay in the collection of a Balloon Payment that would otherwise be distributable in respect of a Class of Offered Certificates will likely extend the weighted average life of such Class. The ability of a borrower to effect a refinancing or sale will be affected by a number of factors, including the value of the related Mortgaged Property, the level of available mortgage rates at the time of sale or refinancing, the borrower's equity in the Mortgaged Property, the financial condition and operating history of the borrower and the Mortgaged Property, tax laws, prevailing general economic conditions and the availability of credit for loans secured by multifamily or commercial, as the case may be, real properties generally. See "RISK FACTORS--Balloon Payments" in the Prospectus.

     Losses and Shortfalls. The yield to holders of the Offered Certificates will also depend on the extent to which such holders are required to bear the effects of any losses or shortfalls on the Mortgage Loans. Losses and other shortfalls on the Mortgage Loans will, with the exception of any Net Aggregate Prepayment Interest Shortfalls, generally be borne by the holders of the respective Classes of Sequential Pay Certificates, to the extent of amounts otherwise distributable in respect of their Certificates, in reverse alphabetical order of their Class designations. Realized Losses and Additional Trust Fund Expenses will be allocated, as and to the extent described herein, to the respective Classes of Sequential Pay Certificates (in reduction of the Certificate Balance of each such Class), in reverse alphabetical order of their Class designations. Any Realized Loss or Additional Trust Fund Expense allocated in reduction of the Certificate Balance of any Class of Sequential Pay Certificates will result in a corresponding reduction in the Notional Amount for the related Component. As more fully described herein under "DESCRIPTION OF THE CERTIFICATES--Distributions--Distributable Certificate Interest," Net Aggregate Prepayment Interest Shortfalls will generally be borne by the respective Classes of Regular Certificates on a pro rata basis.

     Strip Rates. The Strip Rate applicable to the Class A-1, Class A-2 and Class A-3 Components for each Distribution Date will equal the Weighted Average Net Mortgage Rate for such Distribution Date minus ______%, ____% and ______% respectively (but not less than zero); the Strip Rate applicable to the Class B, Class C, Class D, Class E, Class F and Class G Components for each Distribution Date will equal ____%, ____%, ____%, ____%, ____% and ____%, respectively; and
the Strip Rate applicable to the Class H, Class J, Class K, Class L and Class M Components for each Distribution Date will each equal the Weighted Average Net Mortgage Rate for such Distribution Date minus ____% (but not less than zero).

     Pass-Through Rate. Because (i) the Pass-Through Rate for the Class X Certificates is equal to the weighted average of the Strip Rates of each of its Components and (ii) the Pass-Through Rate for the Class B, Class C, Class D and Class E Certificates is equal to the Weighted Average Net Mortgage Rate minus __%, __%, __% and __%, respectively, the Pass-Through Rate for the Class X Certificates will be sensitive to changes in both the Weighted Average Net Mortgage Rate and the weighted average Pass-Through Rate and the Pass-Through Rate for the Class B, Class C, Class D and Class E Certificates will be sensitive to changes in the Weighted Average Net Mortgage Rate.

     The weighted average Pass-Through Rate will fluctuate based on the relative sizes of the Certificate Balances of the Sequential Pay Certificates. The Weighted Average Net Mortgage Rate will fluctuate over the life of the Class X, Class B, Class C, Class D and Class E Certificates as a result of scheduled amortization, voluntary prepayments and liquidations and repurchases of Mortgage Loans. If principal payments, including voluntary and involuntary Principal Prepayments, are made on a Mortgage Loan with a relatively high Net Mortgage Rate at a rate faster than the rate of principal payments on the Mortgage Pool as a whole, the Pass-Through Rates applicable to the Class X, Class B, Class C, Class D and Class E Certificates will be adversely affected. Accordingly, the yield on each such Class of Certificates will be sensitive to changes in the outstanding principal balances of the Mortgage Loans as a result of scheduled amortization, voluntary prepayments, repurchases and liquidations of Mortgage Loans.

     Certain Relevant Factors. The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, prevailing interest rates, the terms of the Mortgage Loans (for example, Lockout Periods, provisions requiring the payment of Prepayment Premiums and amortization terms that require Balloon Payments), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental units, hotel/motel guest rooms, residential health care facility beds or comparable commercial space, as applicable, in such areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See "RISK FACTORS--Investment in Commercial and Multifamily Mortgage Loans" and "DESCRIPTION OF THE MORTGAGE POOL" herein.

     The rate of prepayment on the Mortgage Pool is likely to be affected by prevailing market interest rates for mortgage loans of a comparable type, term and risk level. When the prevailing market interest rate is below a mortgage interest rate, the related borrower has an incentive to refinance its mortgage loan. As of the Cut-off Date, all of the Mortgage Loans may either be voluntarily prepaid or defeased at any time after the expiration of the applicable Lockout Period, subject, in most cases, to the payment of a Yield Maintenance Charge or Percentage Premium. A requirement that a prepayment be accompanied by a Prepayment Premium may not provide a sufficient economic disincentive to deter a borrower from refinancing at a more favorable interest rate.

     Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell or refinance Mortgaged Properties in order to realize their equity therein, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

     An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the principal balance of the Offered Certificates entitled to distributions of principal may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest amounts distributed in reduction of the principal balance of such investor's Offered Certificate may be lower than the Pass-Through Rate applicable thereto. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of principal balance of the Offered Certificates entitled to distributions of principal, may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in such Certificates for reinvestment at such high prevailing interest rates may be relatively small.

     If the markets for commercial and multifamily real estate should experience an overall decline in property values such that the outstanding balances of the Mortgage Loans exceed the value of the respective Mortgaged Properties, a borrower under a non-recourse loan may have a decreased incentive to fund operating cash flow deficits and, as a result, actual losses may be higher than those originally anticipated by investors.

     The Depositor makes no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of such factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to whether a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

     Delay in Payment of Distributions. Because monthly distributions will not be made to Certificateholders until a date that is scheduled to be at least 14 days following the Due Dates for the Mortgage Loans during the related Collection Period, the effective yield to the holders of the Offered Certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming such prices did not account for such delay).

     Unpaid Distributable Certificate Interest. As described under "DESCRIPTION OF THE CERTIFICATES--Distributions--Application of the Available Distribution Amount" herein, if the portion of the Available Distribution Amount distributable in respect of interest on any Class of Offered Certificates on any Distribution Date is less than the Distributable Certificate Interest then payable for such Class, the shortfall will be distributable to holders of such Class of Certificates on subsequent Distribution Dates, to the extent of available funds. Any such shortfall will not bear interest, however, and will therefore negatively affect the yield to maturity of such Class of Certificates for so long as it is outstanding.

     Yield Sensitivity of the Class X Certificates. The yield to maturity on the Class X Certificates will be extremely sensitive to the rate and timing of principal payments (including by reason of prepayments, defaults and liquidations) on the Mortgage Loans. Accordingly, investors in the Class X Certificates should fully consider the associated risks, including the risk that a rapid rate of prepayment of the Mortgage Loans could result in the failure of such investors to fully recoup their initial investments. The allocation of a portion of collected Percentage Premiums or Yield Maintenance Charges to the Class X Certificates is intended to reduce those risks; however, such allocation may be insufficient to offset fully the adverse effects on the yields on such Class of Certificates that the related prepayments may otherwise have.

     Prepayments on mortgage loans may be measured by a prepayment standard or model. The model used in this Prospectus Supplement is the "Constant Prepayment Rate" or "CPR" model. The CPR model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then scheduled principal balance of one or more mortgage loans. As used in the following table, the column headed "0%" assumes that none of the Mortgage Loans is prepaid in whole or in part before maturity. The columns headed "5%" and "10%," respectively, assume that prepayments are made each month at those levels of CPR on each Mortgage Loan whether or not it is then in its Lockout Period, if any.

     The following table indicates the approximate pre-tax yields to maturity (on a corporate bond equivalent basis ("CBE")) on the Class X Certificates for the specified CPRs. Such calculations are based on the following assumptions ("Table Assumptions"): (i) no prepayment restrictions apply, and each Mortgage Loan is assumed to prepay at the indicated level of CPR, with the CPR in each case being applied on the first day of each month to that portion of the scheduled principal amount of the Mortgage Loan that is outstanding, (ii) the initial Certificate Balances of the Sequential Pay Certificates and the Pass-Through Rates for the Regular Certificates are as described in the Summary hereof, (iii) there are no delinquencies or Additional Trust Fund Expenses, (iv) scheduled interest and principal payments on the Mortgage Loans are timely received, except as described above, and prepayments are made on the Mortgage Loans on their respective Due Dates (assumed in all cases to be the first day of each month) at the indicated levels of CPR set forth in the tables, (v) partial prepayments on the Mortgage Loans are permitted, but are assumed not to affect the amortization schedules, (vi) no Prepayment Premiums are collected, (vii) neither the Master Servicer, the Special Servicer, the majority holder of the Controlling Class nor the Depositor exercises its right of optional termination of the Trust Fund described herein, (viii) no Mortgage Loan is required to be purchased from the Trust Fund, (ix) there are no Prepayment Interest Shortfalls or Appraisal Reductions, (x) distributions on the Certificates are made on the 15th day (each assumed to be a business day) of each month, commencing in October 1998, (xi) the assumed settlement date is September 30, 1998, and (xii) the Mortgage Rate used solely for the amortization of the Meidinger Tower Loan is 9.1%.

           PRE-TAX YIELD TO MATURITY (CBE) OF THE CLASS X CERTIFICATES


                                 BREAK-EVEN    PRE-TAX YIELD TO MATURITY AT
   ASSUMED PURCHASE PRICE          CPR% AT
(INCLUDING ACCRUED INTEREST)    0% YIELD (A)    0% CPR    5% CPR    10% CPR
----------------------------    ------------    ------    ------    -------
$
                                         %           %         %
$
                                         %           %         %
$
                                         %           %         %
--------------

(A) The Break-Even CPR% is the approximate CPR% for each assumed purchase price where the pre-tax yield to maturity (CBE) is approximately 0%.

     The pre-tax yields set forth in the preceding table were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flow to be paid on the Class X Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed aggregate purchase price of the Class X Certificates, which includes accrued interest, and by converting such monthly rates to corporate bond equivalent rates. Such calculation does not take into account shortfalls in collection of interest due to prepayments (or other liquidations) on the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the Class X Certificates (and consequently does not purport to reflect the return on any investment in the Class X Certificates when such reinvestment rates are considered).

     The characteristics of the Mortgage Loans differ in substantial respects from those assumed in preparing the table above, and the table is presented for illustrative purposes only. In particular, many of the Mortgage Loans are subject to Lockout Periods and/or required defeasance periods disregarded in preparing the table. Thus, the Mortgage

Loan will not pay at any constant rate. In addition, there can be no assurance that the Mortgage Loans will prepay at any particular rate, that the actual pre-tax yields on the Class X Certificates will correspond to any of the pre-tax yields shown herein or that the aggregate purchase prices of the Class X Certificates will be those assumed. Accordingly, investors must make their own decisions as to the appropriate assumptions (including prepayment assumptions) to be used in deciding whether to purchase the Class X Certificates. WEIGHTED AVERAGE LIFE

     The weighted average life of any Class A-1, Class A-2, Class A-3, Class B, Class C, Class D or Class E Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of such Certificate is distributed to the investor. The weighted average life of any such Offered Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise collected or advanced and applied to pay principal of such Offered Certificate. Any delay in collection of a Balloon Payment due at the maturity of a Mortgage Loan or the repayment of the principal balance of a Mortgage Loan on its respective Anticipated Repayment Date will likely extend the weighted average life of the Class or Classes of Offered Certificates entitled to distributions in respect of principal as of the date such Balloon Payment was due or such Anticipated Repayment Date. As described herein, the Principal Distribution Amount for each Distribution Date will be distributable first in respect of the Class A-1 Certificates until the Certificate Balance thereof is reduced to zero, and will thereafter be distributable entirely in respect of the Class A-2 Certificates, the Class A-3 Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates and the Class E Certificates, in that order, in each case until the Certificate Balance of such Class of Certificates is reduced to zero.

     The following tables indicate the percentage of the initial Certificate Balance of each Class of Offered Certificates (other than the Class X Certificates) that would be outstanding after each of the dates shown under each of the designated scenarios (each, a "Scenario") and the corresponding weighted average life of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the assumptions described below. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D and/or Class E Certificates may mature earlier or later than indicated by the tables. Accordingly, the Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions underlying any of the Scenarios. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay.

     The tables set forth below were prepared on the basis of the relevant Table Assumptions, except that it was assumed that there are no prepayments on the Mortgage Loans other than in accordance with the designated Scenario. The Scenarios are as follows:

     Scenario (1): No Mortgage Loan prepays; that is, the CPR for the Mortgage Pool is 0%.

     Scenarios (2), (3), (4) and (5): No Mortgage Loan (including Mortgage Loans allowing defeasance but not voluntary prepayment during the Lockout Period) prepays during a month in which a Lockout Period is in effect or in which prepayments on such Mortgage Loan are required to be accompanied by a Yield Maintenance Charge. All other Mortgage Loans prepay each month at the rate of 5% CPR in the case of Scenario (2), 10% CPR in the case of Scenario (3), 15% in the case of Scenario (4) and 25% in the case of Scenario (5).

     Based on the above-referenced assumptions, the following seven tables indicate the resulting weighted average lives of each Class of Offered Certificates (other than the Class X Certificates) and sets forth the percentages of the initial Certificate Balance of such Class of Offered Certificates that would be outstanding after each of the dates shown under each of the designated Scenarios. For purposes of the following tables, the weighted average life is determined by (i) multiplying the amount of each principal distribution thereon by the number of years from the Closing Date of such Certificate to the related Distribution Date, (ii) summing the results and (iii) dividing the sum by the aggregate amount of the reductions in the principal balance of such Certificate.


                              PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE
                              CLASS A-1 CERTIFICATES UNDER EACH DESIGNATED SCENARIO

                                                                          0% CPR DURING LOCKOUT
                                                                        OR YLD. MAINT.-OTHERWISE
                                                                            AT INDICATED CPR
                                                           -----------------------------------------------------
                                            (0% CPR)       (5% CPR)      (10% CPR)      (15% CPR)     (25% CPR)
DISTRIBUTION DATE                               1              2             3              4             5
-----------------                           --------       --------      ---------      ---------     ----------
Closing Date ..............................
October 15, 1999 ..........................
October 15, 2000 ..........................
October 15, 2001 ..........................
October 15, 2002 ..........................
October 15, 2003 ..........................
October 15, 2004 ..........................
October 15, 2005 (and thereafter) .........
Weighted Average Life .....................
 (in years) ...............................


                              PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE
                              CLASS A-2 CERTIFICATES UNDER EACH DESIGNATED SCENARIO

                                                                          0% CPR DURING LOCKOUT
                                                                        OR YLD. MAINT.-OTHERWISE
                                                                            AT INDICATED CPR
                                                           -----------------------------------------------------
                                            (0% CPR)       (5% CPR)      (10% CPR)      (15% CPR)     (25% CPR)
DISTRIBUTION DATE                               1              2             3              4             5
-----------------                           --------       --------      ---------      ---------     ----------
Closing Date ..............................
October 15, 1999 ..........................
October 15, 2000 ..........................
October 15, 2001 ..........................
October 15, 2002 ..........................
October 15, 2003 ..........................
October 15, 2004 ..........................
October 15, 2005 ..........................
October 15, 2006 ..........................
October 15, 2007 ..........................
October 15, 2008 (and thereafter) .........
Weighted Average Life .....................
 (in years) ...............................


                              PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE
                              CLASS A-3 CERTIFICATES UNDER EACH DESIGNATED SCENARIO

                                                                          0% CPR DURING LOCKOUT
                                                                        OR YLD. MAINT.-OTHERWISE
                                                                            AT INDICATED CPR
                                                           -----------------------------------------------------
                                            (0% CPR)       (5% CPR)      (10% CPR)      (15% CPR)     (25% CPR)
DISTRIBUTION DATE                               1              2             3              4             5
-----------------                           --------       --------      ---------      ---------     ----------
Closing Date ..............................
October 15, 1999 ..........................
October 15, 2000 ..........................
October 15, 2001 ..........................
October 15, 2002 ..........................
October 15, 2003 ..........................
October 15, 2004 ..........................
October 15, 2005 ..........................
October 15, 2006 ..........................
October 15, 2007 ..........................
October 15, 2008 (and thereafter) .........
Weighted Average Life .....................
 (in years) ...............................


                              PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE
                              CLASS B CERTIFICATES UNDER EACH DESIGNATED SCENARIO

                                                                          0% CPR DURING LOCKOUT
                                                                        OR YLD. MAINT.-OTHERWISE
                                                                            AT INDICATED CPR
                                                           -----------------------------------------------------
                                            (0% CPR)       (5% CPR)      (10% CPR)      (15% CPR)     (25% CPR)
DISTRIBUTION DATE                               1              2             3              4             5
-----------------                           --------       --------      ---------      ---------     ----------
Closing Date ..............................
October 15, 1999 ..........................
October 15, 2000 ..........................
October 15, 2001 ..........................
October 15, 2002 ..........................
October 15, 2003 ..........................
October 15, 2004 ..........................
October 15, 2005 ..........................
October 15, 2006 ..........................
October 15, 2007 ..........................
October 15, 2008 (and thereafter) .........
Weighted Average Life .....................
 (in years) ...............................


                                    PERCENTAGES OF THE INITIAL BALANCE OF THE
                               CLASS C CERTIFICATES UNDER EACH DESIGNATED SCENARIO

                                                                          0% CPR DURING LOCKOUT
                                                                        OR YLD. MAINT.-OTHERWISE
                                                                            AT INDICATED CPR
                                                           ----------------------------------------------------
                                            (0% CPR)       (5% CPR)      (10% CPR)      (15% CPR)     (25% CPR)
DISTRIBUTION DATE                               1              2             3              4             5
-----------------                           --------       --------      ---------      ---------     ----------
Closing Date ..............................
October 15, 1999 ..........................
October 15, 2000 ..........................
October 15, 2001 ..........................
October 15, 2002 ..........................
October 15, 2003 ..........................
October 15, 2004 ..........................
October 15, 2005 ..........................
October 15, 2006 ..........................
October 15, 2007 ..........................
October 15, 2008 (and thereafter) .........
Weighted Average ..........................
 Life (in years) ..........................


                              PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE
                               CLASS D CERTIFICATES UNDER EACH DESIGNATED SCENARIO

                                                                          0% CPR DURING LOCKOUT
                                                                        OR YLD. MAINT.-OTHERWISE
                                                                            AT INDICATED CPR
                                                           ----------------------------------------------------
                                            (0% CPR)       (5% CPR)      (10% CPR)      (15% CPR)     (25% CPR)
DISTRIBUTION DATE                               1              2             3              4             5
-----------------                           --------       --------      ---------      ---------     ----------
Closing Date ..............................
October 15, 1999 ..........................
October 15, 2000 ..........................
October 15, 2001 ..........................
October 15, 2002 ..........................
October 15, 2003 ..........................
October 15, 2004 ..........................
October 15, 2005 ..........................
October 15, 2006 ..........................
October 15, 2007 ..........................
October 15, 2008 (and thereafter) .........
Weighted Average Life .....................
 (in years) ...............................


                                    PERCENTAGES OF THE INITIAL BALANCE OF THE
                               CLASS E CERTIFICATES UNDER EACH DESIGNATED SCENARIO

                                                                          0% CPR DURING LOCKOUT
                                                                        OR YLD. MAINT.-OTHERWISE
                                                                            AT INDICATED CPR
                                                           ----------------------------------------------------
                                            (0% CPR)       (5% CPR)      (10% CPR)      (15% CPR)     (25% CPR)
DISTRIBUTION DATE                               1              2             3              4             5
-----------------                           --------       --------      ---------      ---------     ----------
Closing Date ..............................
October 15, 1999 ..........................
October 15, 2000 ..........................
October 15, 2001 ..........................
October 15, 2002 ..........................
October 15, 2003 ..........................
October 15, 2004 ..........................
October 15, 2005 ..........................
October 15, 2006 ..........................
October 15, 2007 ..........................
October 15, 2008 ..........................
October 15, 2009 (and thereafter) .........
Weighted Average Life .....................
 (in years)

                       THE POOLING AND SERVICING AGREEMENT

GENERAL

     The Certificates will be issued pursuant to a Pooling and Servicing Agreement to be dated as of September 1, 1998 (the "Pooling and Servicing Agreement"), by and among the Depositor, the Master Servicer, the Special Servicer and the Trustee.

     The Depositor will provide a copy of the Pooling and Servicing Agreement (without exhibits) without charge upon written request of a holder of a Certificate addressed to Commercial Mortgage Acceptance Corp., 210 West 10th Street, 6th Floor, Kansas City, Missouri 64105 Attention: Clarence Krantz at telephone number (816) 435-5000. ASSIGNMENT OF THE MORTGAGE LOANS

     With respect to each Mortgage Loan, the Depositor will deliver (or cause to be delivered) to the related Trustee (or to a custodian appointed by the Trustee) certain loan documents which, will include the original Mortgagee Note endorsed, without recourse, to the order of the Trustee, the original Mortgage (or a certified copy thereof) with evidence of recording indicated thereon and an assignment of the Mortgage to the Trustee in recordable form. The Pooling and Servicing Agreement will require that the Depositor or other party thereto promptly cause each such assignment of Mortgage to be recorded in the appropriate public office for real property records.

     The Trustee (or the custodian appointed by the Trustee) will be required to review the Mortgage Loan documents within 45 days after receipt thereof, and the Trustee (or the custodian) will hold such documents in trust for the benefit of the Certificateholders. If any such document is found to be missing or defective, in either case such that interests of the Certificateholders are materially and adversely affected, the Trustee (or such custodian) will be required to notify the Master Servicer and the Depositor, and the Master Servicer will be required to notify the relevant Seller. In that case, and if the Seller cannot deliver the document or cure the defect within 90 days after receipt of such notice, then the Seller will be obligated to repurchase it from the Trustee at the Purchase Price or substitute a Qualified Substitute Mortgage Loan.

SERVICING OF THE MORTGAGE LOANS; COLLECTION OF PAYMENTS

     The Pooling and Servicing Agreement will require the Master Servicer and the Special Servicer to service and administer the Mortgage Loans (or in the case of the Special Servicer, the Specially Serviced Mortgage Loans and REO Mortgage Loans) on behalf of the Trust Fund solely in the best interests of and for the benefit of all of the Certificateholders and the Trustee in accordance with the terms of the Pooling and Servicing Agreement and the Mortgage Loans. In furtherance of and to the extent consistent with the foregoing, except to the extent that the Pooling and Servicing Agreement provides for a contrary specific course of action, each of the Master Servicer and the Special Servicer will be required to service and administer the Mortgage Loans (x) in the same manner in which, and with the same care, skill, prudence and diligence with which it services and administers similar mortgage loans for other third-party portfolios, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage loan servicers used with respect to loans comparable to the Mortgage Loans or (y) in the same manner in which, and with the same care, skill, prudence and diligence with which, it services and administers similar mortgage loans which it owns, whichever standard of care is higher, and taking into account its other obligations under the Pooling and Servicing Agreement, but without regard to (i) any other relationship that the Master Servicer, the Special Servicer, any Sub-Servicer or any affiliate of the Master Servicer, the Special Servicer or any Sub-Servicer may have with the borrowers or any affiliate of such borrowers; (ii) the ownership of any Certificate by the Master Servicer, the Special Servicer or any affiliate of either; (iii) the Master Servicer's or the Trustee's obligations, as applicable, to make Advances or to incur servicing expenses with respect to the Mortgage Loans; (iv) the Master Servicer's, the Special Servicer's or any Sub-Servicer's right to receive compensation for its services under the Pooling and Servicing Agreement or with respect to any particular transaction; (v) the ownership, servicing or management for others by the Master Servicer, the Special Servicer or any Sub-Servicer of any other mortgage loans or property or
(vi) any obligation of the Master Servicer, the Special Servicer, any Sub-Servicer or any affiliate of the Master Servicer, the Special Servicer or any Sub-Servicer to repurchase or substitute, as a Seller, any Mortgage Loan if
(a) there is a defect with respect to certain of the documents relating to such Mortgage Loan or (b) certain of its representations or warranties concerning such Mortgage Loan are breached, and such defect or breach materially and adversely affects the interests of the Certificateholders and such breach or defect is not cured as required. The Pooling

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and Servicing Agreement will provide, however, that neither the Master Servicer nor the Special Servicer, nor any of their directors, officers, employees or agents, will have any liability to the Trust Fund or the Certificateholders for taking any action or refraining from taking an action in good faith or for errors in judgment. The foregoing provision would not protect the Master Servicer, the Special Servicer or such person for the breach of any of the Master Servicer's or Special Servicer's respective representations or warranties in the Pooling and Servicing Agreement, or against any specific liability imposed on the Master Servicer or the Special Servicer for a breach of the servicing standards set forth in the Pooling and Servicing Agreement, any liability by reason of willful misfeasance, misrepresentation, bad faith, fraud or negligence in the performance of its duties or by reason of its negligent disregard of obligations or duties under the Pooling and Servicing Agreement. The Pooling and Servicing Agreement will further provide that the Master Servicer, the Special Servicer, the Depositor and any director, officer, employee or agent of either of them will be entitled to indemnification by the Trust Fund against any loss, liability or expense incurred in connection with any legal action that relates to the Pooling and Servicing Agreement or the Certificates; provided, however, that such indemnification will not extend to any loss, liability or expense (i) that such person is specifically required to bear pursuant to the terms of such agreement, or is incidental to the performance of obligations and duties thereunder and is not reimbursable pursuant to the Pooling and Servicing Agreement; (ii) incurred in connection with any breach of a representation, warranty or covenant made in the Pooling and Servicing Agreement; (iii) incurred by reason of misfeasance, bad faith or negligence in the performance of obligations or duties under the Pooling and Servicing Agreement, or by reason of reckless disregard of such obligations of duties; or (iv) incurred in connection with any violation of any state or federal securities law. In addition, the Pooling and Servicing Agreement will provide that neither the Master Servicer, the Special Servicer nor the Depositor will be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective responsibilities under the Pooling and Servicing Agreement and that in its opinion may involve it in any expense or liability.

     The Pooling and Servicing Agreement will require the Master Servicer and the Special Servicer to make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans, and to follow collection procedures as are consistent with the servicing standard under the Pooling and Servicing Agreement. Consistent with the above, the Master Servicer or the Special Servicer, as applicable, may, in its discretion, waive any late payment charge or penalty fee in connection with any delinquent Periodic Payment or Balloon Payment with respect to any Mortgage Loan.

COLLECTION ACTIVITIES

     The Master Servicer monitors the performance of all loans, including tracking of the status of outstanding payments due, grace periods and due dates, and the calculation and assessment of late fees. The Master Servicer has created a customized collection system that downloads all current loan information from the servicing system on a daily basis. A variety of delinquency reports are regularly prepared, and a series of delinquency notice letters is system-generated and mailed. Payment reminder letters are automatically generated and mailed to borrowers at 10 days past due; more strongly worded collection letters are sent at 30 and 60 days past due. Higher-risk mortgage loans, such as those with a large principal balance or chronic delinquency, are flagged on the system and the borrower receives a telephone call rather than a letter. A delinquent Mortgage Loan will be transferred to the Special Servicer upon such Mortgage Loan becoming a Specially Serviced Mortgage Loan. See "--Special Servicing" herein.

ADVANCES

     On the business day prior to each Distribution Date, the Master Servicer will be obligated, subject to the recoverability determination described in the next paragraph, to make advances (each, a "P&I Advance") out of its own funds or, subject to the replacement thereof as provided in the Pooling and Servicing Agreement, from funds held in the Certificate Account that are not required to be distributed to Certificateholders on such Distribution Date, in an amount that is generally equal to the aggregate of all Scheduled Payments (other than Balloon Payments) and any Assumed Scheduled Payments, net of related Master Servicing Fees and, if any, Recovery Fees, due or deemed due, as the case may be, in respect of the Mortgage Loans during the related Collection Period, in each case to the extent such amount was not paid by or on behalf of the related borrower or otherwise collected as of the close of business on the related Determination Date. The Master Servicer's obligations to make P&I Advances in respect of any Mortgage Loan will continue until liquidation of such Mortgage Loan or disposition of any REO Property acquired in respect thereof. However, if the Periodic Payment on any Mortgage Loan has been reduced in connection with a bankruptcy or similar proceeding or a modification, waiver or amendment granted or agreed to by the Special Servicer, the Master

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Servicer will be required to advance only the amount of the reduced Periodic
Payment (net of related Master Servicing Fees and, if any, Recovery Fees) in respect of subsequent delinquencies. In addition, if it is determined that an Appraisal Reduction Amount (as defined below) exists with respect to any Required Appraisal Loan (as defined below), then, with respect to the Distribution Date immediately following the date of such determination and with respect to each subsequent Distribution Date for so long as such Appraisal Reduction Amount exists, the Master Servicer will be required in the event of subsequent delinquencies to advance in respect of such Mortgage Loan only an amount equal to (a) the principal amount of the P&I Advance for such Mortgage Loan plus (b) the product of (i) the amount of the interest component of the P&I Advance for such Mortgage Loan that would otherwise be required without regard to this sentence, multiplied by (ii) a fraction, the numerator of which is equal to the Stated Principal Balance of such Mortgage Loan, net of such Appraisal Reduction Amount, and the denominator of which is equal to the Stated Principal Balance of such Mortgage Loan. Pursuant to the terms of the Pooling and Servicing Agreement, if the Master Servicer fails to make a P&I Advance required to be made, the Trustee shall then be required to make such P&I Advance.

     In addition to P&I Advances, the Master Servicer will also be obligated (subject to the limitations described herein) to make cash advances ("Servicing Advances," and together with P&I Advances, "Advances") to pay (i) certain costs and expenses incurred in connection with defaulted Mortgage Loans, acquiring title to, or management of, REO Property or the sale of defaulted Mortgage Loans or REO Properties, (ii) delinquent real estate taxes, assessments and hazard insurance premiums and (iii) other similar costs and expenses necessary to protect and preserve the security of the related Mortgage.

     The Master Servicer (or the Trustee) will be entitled to recover any Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan (net of related Servicing Fees with respect to collections of interest and net of related Recovery Fees) as to which such Advance was made, whether such amounts are collected in the form of late payments, insurance proceeds, liquidation proceeds or any other recovery of the related Mortgage Loan or REO Property ("Related Proceeds"). Neither the Master Servicer nor the Trustee will be obligated to make any Advance that it determines in accordance with the servicing standards described herein, would, if made, not be recoverable out of Related Proceeds (a "Nonrecoverable Advance"), and the Master Servicer (or the Trustee) will be entitled to recover, from general funds on deposit in the Certificate Account, any Advance made that it later determines to be a Nonrecoverable Advance. For so long as the Trustee has not succeeded to the duties of the Master Servicer pursuant to the terms of the Pooling and Servicing Agreement, the Trustee may conclusively rely upon the Master Servicer's determination of a Nonrecoverable Advance.

     If the Master Servicer fails to fulfill its obligation to make any required Advance, the Trustee will be required to make the Advance subject to its good faith determination of recoverability.

     The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan pursuant to the Pooling and Servicing Agreement will continue through the foreclosure of such Mortgage Loan and until the liquidation of the Mortgage Loan or related Mortgaged Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

     In connection with the reimbursement of the Master Servicer or the Trustee of any Advance made by it, the Master Servicer or the Trustee, as applicable, will be entitled to be paid, out of any amounts then on deposit in the Certificate Account, interest compounded annually at a per annum rate (the "Reimbursement Rate") equal to the "prime rate" published in the "Money Rates" section of The Wall Street Journal, as such "prime rate" may change from time to time, accrued on the amount of such Advance from the date made to but not including the date of reimbursement. To the extent not offset or covered by default interest and late charges collected with respect to the related Mortgage Loan or by amounts otherwise payable on the Private Certificates, interest accrued on outstanding Advances will result in a reduction in amounts payable on the Offered Certificates, subject to the distribution priorities described herein.

ACCOUNTS

     Certificate Account. The Master Servicer will, pursuant to the Pooling and Servicing Agreement, establish and maintain a segregated account or accounts (the "Certificate Account") into which it will be required to deposit, within one business day of receipt the following payments and collections received or made by it on or with respect to the Mortgage Loans: (i) all payments on account of principal on the Mortgage Loans; (ii) all payments on account of

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interest and default interest on the Mortgage Loans and all Prepayment Premiums;
(iii) any amounts required to be deposited by the Master Servicer in connection with losses realized on Permitted Investments with respect to funds held in the Certificate Account and in connection with Prepayment Interest Shortfalls; (iv)
(x) all Net REO Proceeds transferred from an REO Account and (y) all condemnation proceeds, insurance proceeds and net liquidation proceeds not required to be applied to the restoration or repair of the related Mortgaged Property; (v) any amounts received from borrowers that represent recoveries of Servicing Advances; and (vi) any other amounts required by the provisions of the Pooling and Servicing Agreement to be deposited into the Certificate Account by the Master Servicer or the Special Servicer, including, without limitation, proceeds of any purchase or repurchase of a Mortgage Loan as described under "DESCRIPTION OF THE MORTGAGE POOL--Representations and Warranties; Repurchase," "THE POOLING AND SERVICING AGREEMENT--Realization Upon Mortgage Loans" and "DESCRIPTION OF THE CERTIFICATES--Optional Termination" herein.

     "Net REO Proceeds" with respect to any REO Property and any related Mortgage Loan are all revenues received by the Special Servicer with respect to such REO Property or REO Mortgage Loan that do not constitute liquidation proceeds, net of any insurance premiums, taxes, assessments and other costs and expenses permitted to be paid from the related REO Account pursuant to the Pooling and Servicing Agreement.

     The foregoing requirements for deposits in the Certificate Account will be exclusive, and any payments in the nature of late payment charges, late fees, NSF check charges, assumption fees, loan modification fees, loan service transaction fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited in the Certificate Account by the Master Servicer and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable, will be entitled to retain any such charges and fees received with respect to the Mortgage Loans. In the event that the Master Servicer deposits into the Certificate Account any amount not required to be deposited therein, the Master Servicer may at any time withdraw such amount from the Certificate Account.

     Distribution Account. The Trustee will, pursuant to the Pooling and Servicing Agreement, establish and maintain a segregated account or accounts (the "Distribution Account") in the name of the Trustee for the benefit of the holders of Certificates. With respect to each Distribution Date, the Master Servicer will deposit in the Distribution Account, to the extent of funds on deposit in the Certificate Account, on or before the Remittance Date an aggregate amount of immediately available funds equal to the Available Distribution Amount plus any Prepayment Premiums received by the Master Servicer during the related Collection Period. To the extent not included in Available Distribution Amount, the Master Servicer will remit to the Trustee all P&I Advances for deposit into the Distribution Account on the related Distribution Date. See "DESCRIPTION OF THE CERTIFICATES--Distributions" herein.

WITHDRAWALS FROM THE CERTIFICATE ACCOUNT AND THE DISTRIBUTION ACCOUNT

     The Master Servicer or the Trustee may make withdrawals from the Certificate Account or the Distribution Account for any of the following purposes:

          (i) to make distributions to the Certificateholders on each Distribution Date;

          (ii) to reimburse the Master Servicer or the Trustee for unreimbursed amounts advanced by it as described under "--Advances," such reimbursement to be made out of amounts received which were identified and applied by the Master Servicer as late collections of interest on and principal of the particular Mortgage Loans on REO Loans with respect to which the advances were made (net of Master Servicing Fees or Recovery Fees, if any);

          (iii) to reimburse the Master Servicer for unpaid servicing fees earned by it and certain unreimbursed servicing expenses incurred by it with respect to Mortgage Loans and properties acquired in respect thereof, such reimbursement to be made out of amounts that represent liquidation proceeds and insurance proceeds collected on the particular Mortgage Loans and properties, and net income collected on the particular properties, with respect to which such fees were earned or such expenses were incurred;

          (iv) to reimburse the Special Servicer for unpaid servicing fees earned by it, such reimbursement in the case of the Recovery Fees to be made out of amounts collected on the related Mortgage Loan;

          (v) to reimburse the Master Servicer or the Trustee for any advances described in clause (ii) above made by it and any servicing expenses referred to in clause (iii) above incurred by it which, in the good faith judgment of the Master Servicer or the Trustee, will not be recoverable from the amounts described in clauses (ii) and (iii), respectively, such reimbursement to be made from amounts collected on other Mortgage Loans;

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          (vi) to pay for costs and expenses incurred by the Trust Fund for environmental site assessments performed with respect to Mortgaged Properties that constitute security for defaulted Mortgage Loans, and for any containment, clean-up or remediation of hazardous wastes and materials present on such Mortgaged Properties, as described under "--Realization Upon Defaulted Mortgage Loans";

          (vii) to reimburse the Master Servicer, the Special Servicer, the Depositor, or any of their respective directors, officers, employees and agents, as the case may be, for certain expenses, costs and liabilities incurred thereby, as and to the extent described under "--Servicing of the Mortgage Loans; Collection of Payments";

          (viii) to pay the fees of the Trustee;

          (ix) to reimburse the Trustee or any of its directors, officers, employees and agents, as the case may be, for certain expenses, costs and liabilities incurred thereby, as and to the extent described under "--The Trustee";

          (x) to pay the Master Servicer or the Trustee, as additional compensation, interest and investment income earned in respect of amounts held in the applicable account;

          (xi) to pay (generally from related income) for costs incurred in connection with the operation, management and maintenance of any Mortgaged Property acquired by the Trust Fund by foreclosure or otherwise;

          (xii) to pay any federal, state or local taxes imposed on the Trust Fund or its assets or transactions, as and to the extent described under "Certain Federal Income Tax Consequences--REMICS--Prohibited Transactions Tax and Other Taxes";

          (xiii) to pay for the cost of an independent appraiser or other expert in real estate matters retained to determine a fair sale price for a defaulted Mortgage Loan or a property acquired in respect thereof in connection with the liquidation of such Mortgage Loan or property;

          (xiv) to pay for the cost of various opinions of counsel obtained pursuant to the Pooling and Servicing Agreement for the benefit of Certificateholders;

          (xv) to make any other withdrawals permitted by the Pooling and Servicing Agreement; and (xvi) to clear and terminate such account upon the termination of the Trust Fund.

INSPECTIONS

     The Master Servicer (or the Special Servicer with respect to Specially Serviced Mortgage Loans or REO Property) will be required (at its own expense) to inspect each Mortgaged Property at least once every two years (or, if the related Mortgage Loan has a then current principal balance greater than $2,000,000, then at least once every year). The Master Servicer and the Special Servicer will each prepare or cause to be prepared as soon as reasonably possible a written report of each such inspection and will deliver a copy of such report to the Trustee and the Controlling Class Representative within 10 days after the preparation thereof. REALIZATION UPON MORTGAGE LOANS

     Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans. In connection with any foreclosure or other acquisition, any costs and expenses incurred in any such proceedings will be advanced by the Master Servicer as a Servicing Advance, unless the Master Servicer determines that such Advance would constitute a Nonrecoverable Advance.

     If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state in which the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in its best judgment, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officer's certificate delivered to the Trustee.

     A borrower's failure to make required Mortgage Loan payments may mean that operating income is insufficient to service the mortgage debt, or may reflect the diversion of that income from the servicing of the mortgage debt. In

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addition, a borrower that is unable to make Mortgage Loan payments may also be unable to make timely payments of taxes and to otherwise maintain and insure the related Mortgaged Property. In general, the Special Servicer will be required to monitor any Mortgage Loan that is in default, evaluate whether the causes of the default can be corrected over a reasonable period without significant impairment of the value of the related Mortgaged Property, initiate corrective action in cooperation with the borrower if cure is likely, inspect the related Mortgaged Property and take such other actions as are consistent with the Servicing Standard (as defined in the Pooling and Servicing Agreement). A significant period of time may elapse before the Special Servicer is able to assess the success of any such corrective action or the need for additional initiatives.

     The time within which the Special Servicer can make the initial determination of appropriate action, evaluate the success of corrective action, develop additional initiatives, institute foreclosure proceedings and actually foreclose (or accept a deed to a Mortgaged Property in lieu of foreclosure) on behalf of the Certificateholders may vary considerably depending on the particular Mortgage Loan, the Mortgaged Property, the borrower, the presence of an acceptable party to assume the Mortgage Loan and the laws of the jurisdiction in which the Mortgaged Property is located. If a borrower files a bankruptcy petition, the Special Servicer may not be permitted to accelerate the maturity of the related Mortgage Loan or to foreclose on the Mortgaged Property for a considerable period of time. See "CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS--Foreclosure" in the Prospectus.

     The Pooling and Servicing Agreement grants to the Master Servicer, the Special Servicer and any holder of Certificates evidencing a majority interest (or, if no Certificateholder holds a majority interest, the holder of Certificates evidencing the largest interest) in the Controlling Class (the "Majority Subordinate Certificateholder") a right to purchase from the Trust Fund certain defaulted Specially Serviced Mortgage Loans in the priority described below. If the Special Servicer has determined in good faith, in accordance with the Servicing Standard, that any such defaulted Specially Serviced Mortgage Loan will become subject to foreclosure proceedings, the Special Servicer will be required to promptly so notify in writing the Trustee and the Master Servicer, and the Trustee will be required, within ten days after receipt of such notice, to notify the Majority Subordinate Certificateholder. Such Certificateholder may at its option purchase from the Trust Fund, at a cash price equal to the applicable Purchase Price, any such defaulted Specially Serviced Mortgage Loan at any time prior to liquidation thereof; provided that if such Certificateholder has not purchased such defaulted Specially Serviced Mortgage Loan within 30 days of its having received notice in respect thereof, either the Special Servicer or the Master Servicer, in that order of preference, may at its option also purchase such Mortgage Loan from the Trust Fund, at a cash price equal to the applicable Purchase Price. In addition, the Special Servicer may offer to sell any such defaulted Specially Serviced Mortgage Loan not otherwise purchased as described in the preceding sentence, if and when the Special Servicer determines, consistent with the Servicing Standard, that such a sale would be in the best economic interests of the Trust Fund. Such offer will be required to be made in a commercially reasonable manner for a period of not less than ten days. The Majority Subordinate Certificateholders, the Master Servicer and the Special Servicer may offer to purchase any such Specially Serviced Mortgage Loan or REO Property. Unless the Special Servicer determines that acceptance of any bid would not be in the best economic interests of the Certificateholders (as a collective whole) and subject to any rights that the Controlling Class Representative may have to object if the winning bid is not at least equal to the applicable Purchase Price, the Special Servicer will be required to accept the highest cash bid received from any person that constitutes a "fair price" (determined in accordance with the Pooling and Servicing Agreement) for the particular Mortgage Loan. See "--The Controlling Class Representative" below.

     Notwithstanding any of the foregoing, the Special Servicer will not be obligated to accept the highest cash bid if the Special Servicer determines, in accordance with the Servicing Standard, that rejection of such bid would be in the best interests of the Certificateholders (as a collective whole); and subject to any rights that the Controlling Class Representative may have to object if the winning bid is not at least equal to the applicable Purchase Price, the Special Servicer may accept a lower cash bid (from any person or entity other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such bid would be in the best interests of the Certificateholders (as a collective whole) (for example, if the prospective buyer making the lower bid is more likely to perform its obligations or the terms (other than the price) offered by the prospective buyer making the lower bid are more favorable).

     Neither the Trustee, in its individual capacity, nor any of its affiliates may bid for or purchase any defaulted Specially Serviced Mortgage Loan or any REO Property.

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

     The Special Servicer will be required to exercise reasonable efforts, consistent with the Servicing Standard and the discussion under "--The Controlling Class Representative" below, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments and which are not sold as described above.

     Notwithstanding any provision to the contrary, the Special Servicer will not, on behalf of the Trust Fund, obtain title to a Mortgaged Property as a result of or in lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, for the Trust Fund or the holders of Certificates, would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of, such Mortgaged Property within the meaning of CERCLA or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Trust Fund to take such actions as are necessary to bring such Mortgaged Property in compliance therewith and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Trust Fund to take such actions with respect to the affected Mortgaged Property.

     In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale will be issued to the Trustee, or to its nominee (which shall not include the Master Servicer or the Special Servicer) or a separate trustee or co-trustee on behalf of the Trustee, as the holder of the lowest tier REMIC and as Trustee for the holders of Certificates. Notwithstanding any such acquisition of title and cancellation of the related Mortgage Loan, such Mortgage Loan will be considered to be a Mortgage Loan held in the Trust Fund until such time as the related REO Property is sold by the Trust Fund and the principal balance thereof will be reduced by Net REO Proceeds allocated thereto.

     If the Trust Fund acquires a Mortgaged Property by foreclosure or deed-in-lieu of foreclosure upon a default of a Mortgage Loan, the Pooling and Servicing Agreement will provide that the Special Servicer must administer such Mortgaged Property so that it qualifies at all times as "foreclosure property" within the meaning of Code Section 860G(a)(8). The Pooling and Servicing Agreement will also require that any such Mortgaged Property be managed and operated by an "independent contractor," within the meaning of applicable Treasury regulations, who furnishes or renders services to the tenants of such Mortgaged Property, unless the Special Servicer provides the Trustee with an opinion of counsel that the operation and management of the Mortgaged Property other than through an independent contractor will not cause such Mortgaged Property to fail to qualify as "foreclosure property" (which opinion will be an expense of the Trust Fund). Generally, the lowest-tier REMIC will not be taxable on income received with respect to the Mortgaged Property to the extent that it constitutes "rents from real property," within the meaning of Code Section 856(c)(3)(A) and Treasury regulations thereunder. "Rents from real property" do not include the portion of any rental based on the net income or gain of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. "Rents from real property" include charges for services customarily furnished or rendered in connection with the rental of real property, whether the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings that are of a similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are "customary" within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Trust Fund, presumably allocated based on the value of any non-qualifying services, would not constitute "rents from real property." In addition to the foregoing, any net income from a trade or business operated or managed by an independent contractor on a Mortgaged Property owned by the lowest-tier REMIC will not constitute "rents from real property." Any of the foregoing types of income may instead constitute "net income from foreclosure property," which would be taxable to the lowest-tier REMIC at the highest marginal federal corporate rate (currently 35%; however, phase out rates of 39% for taxable income between $100,000 and $335,000 and 38% for taxable income between $15,000,000 and $18,333,333 apply) and may also be subject to state or local taxes. Any such taxes would be chargeable against the related income for purposes of determining the Net REO Proceeds available for distribution to holders of Certificates. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Trust Fund to earn "net income from foreclosure property" that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than what would be realized under another method of operating or net leasing the mortgaged property. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES--Federal Income Tax Consequences for REMIC Certificates--Taxation of the REMIC," "--Federal Income Tax Consequences for REMIC Certificates--Taxation of REMIC Regular Certificates" and "--Federal Income Tax Consequences for REMIC Certificates--Taxation of Holders of Residual Certificates" in the Prospectus.

AMENDMENTS, MODIFICATIONS AND WAIVERS

     The Pooling and Servicing Agreement will permit the Special Servicer or the Master Servicer, as applicable, to modify, waive or amend any term of any Mortgage Loan if (a) it determines, in accordance with the servicing standard described under "--General" above, that it is appropriate to do so and (b) except as described in the following paragraph, such modification, waiver or amendment will not (i) affect the amount or timing of any scheduled payments of principal, interest or other amount (including Prepayment Premiums) payable under the Mortgage Loan, (ii) affect the obligation of the related borrower to pay a Prepayment Premium or permit a principal prepayment during the applicable Lockout Period, (iii) except as expressly provided by the related Mortgage or in connection with a material adverse environmental condition at the related Mortgaged Property, result in a release of the lien of the related Mortgage on any material portion of such Mortgaged Property without a corresponding principal prepayment or (iv) in the judgment of the Special Servicer or the Master Servicer, as applicable, materially impair the security for the Mortgage Loan or reduce the likelihood of timely payment of amounts due thereon.

     Notwithstanding clause (b) of the preceding paragraph, and subject to the following sentence and the discussion under "--The Controlling Class Representative," the Special Servicer may (i) reduce the amounts owing under any Specially Serviced Mortgage Loan by forgiving principal, accrued interest and/or any Prepayment Premium, (ii) reduce the amount of the Periodic Payment on any Specially Serviced Mortgage Loan, including by way of a reduction in the related Mortgage Rate, (iii) forbear in the enforcement of any right granted under any Mortgage Note or Mortgage relating to a Specially Serviced Mortgage Loan, and/or
(iv) accept a principal prepayment during any Lockout Period; provided, that (x) the related borrower is in default with respect to such Specially Serviced Mortgage Loan or, in the judgment of the Special Servicer, such default is reasonably foreseeable, (y) in the sole, good faith judgment of the Special Servicer, such modification, waiver or amendment would increase the recovery to Certificateholders on a net present value basis documented to the Trustee and
(z) such modification, waiver or amendment does not result in a tax being imposed on the Trust Fund or cause any of the REMICs created pursuant to the Pooling and Servicing Agreement to fail to qualify as a REMIC at any time the Certificates are outstanding. In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Mortgage Loan beyond a date that is two years prior to the Rated Final Distribution Date or (ii) if the Mortgage Loan is secured by a ground lease, extend the maturity date of such Mortgage Loan beyond a date which is ten years prior to the expiration of the term of such ground lease.

     The Special Servicer and the Master Servicer, as applicable, will be required to notify the Trustee, the Rating Agencies and, in the case of the Special Servicer, the Master Servicer of any modification, waiver or amendment of any term of any Mortgage Loan, and to deliver to the Trustee or the related Custodian (with a copy to the Master Servicer), for deposit in the related Mortgage File, an original counterpart of the agreement related to such modification, waiver or amendment, promptly (and in any event within ten business days) following the execution thereof. Copies of each agreement whereby any such modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the Trustee.

THE TRUSTEE

     Norwest Bank Minnesota, National Association ("Norwest Bank") will act as Trustee pursuant to the Pooling and Servicing Agreement. Norwest Bank, a direct, wholly owned subsidiary of Norwest Corporation, is a national banking association originally chartered in 1872 and is engaged in a wide range of activities typical of a national bank. Norwest Bank's principal office is located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-0113. Certificate transfer services are conducted at Norwest Bank's offices in Minneapolis. Norwest Bank

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otherwise conducts its trustee and securities administration services at its offices in Columbia, Maryland. Its address there is 11000 Broken Land Parkway, Columbia, Maryland 21044-3562. In addition, Norwest Bank maintains a trust office in New York located at 3 New York Plaza, New York, New York 10004. Certificateholders and other interested parties should direct their inquiries to the New York office. The telephone number is (212) 515-5240. As compensation for its services, the Trustee will be entitled to receive, from general funds on deposit in the Certificate Account, the Trustee Fee. The "Trustee Fee" for each Distribution Date will be equal to one-twelfth of the product of (a) the Trustee Fee Rate and (b) the aggregate of the Certificate Balances of the Sequential Pay Certificates immediately prior to such Distribution Date. The "Trustee Fee Rate" will be a per annum rate as set forth in the Pooling and Servicing Agreement.

     The Trustee will also have certain duties with respect to REMIC administration (in such capacity, the "REMIC Administrator"). See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES--Reporting Requirements and Backup Withholding" and "SERVICING OF THE MORTGAGE LOANS--Certain Matters With Respect to the Master Servicer, the Special Servicer, the Trustee and the Depositor," "--Events of Default" and "--Rights Upon Event of Default" in the Prospectus.

     The Trustee may resign at any time by giving written notice to the Depositor, the Master Servicer and the Special Servicer. Upon such notice of the Trustee's resignation, the Master Servicer will appoint a successor trustee, which appointment of successor trustee will not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by the Rating Agencies to any Class of the Certificates as confirmed in writing by each of the Rating Agencies. The cost, if any, of obtaining such confirmation shall be paid by the resigning Trustee. If no successor trustee is appointed within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for appointment of a successor trustee.

     If at any time the Trustee ceases to be eligible to continue as such under the Pooling and Servicing Agreement, or if at any time the Trustee becomes incapable of acting, or if certain events of (or proceedings in respect of) bankruptcy or insolvency occur with respect to the Trustee, the Depositor will be authorized to remove the Trustee and appoint a successor trustee. In addition, holders of the Certificates entitled to at least 51% of the Voting Rights may at any time (with or without cause) remove the Trustee and appoint a successor trustee.

     Any resignation or removal of the Trustee and appointment of a successor trustee will not become effective until acceptance of appointment by the successor trustee.

     The Trust Fund will indemnify the Trustee and its directors, officers, employees, agents and affiliates against any and all losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees) arising in respect of the Pooling and Servicing Agreement or the Certificates (but only to the extent that they are expressly reimbursable under the Pooling and Servicing Agreement or are unanticipated expenses incurred by any REMIC) other than those resulting from the gross negligence, misrepresentation, fraud, bad faith or willful misconduct of the Trustee and those for which such indemnified persons are indemnified pursuant to the last sentence of this paragraph. The Trustee will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if in the Trustee's opinion the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Each of the Master Servicer and the Special Servicer will indemnify the Trustee, and their respective directors, officers, employees, agents and affiliates for similar losses incurred related to the willful misconduct, fraud, misrepresentation, bad faith and/or negligence in the performance of the Master Servicer's or the Special Servicer's respective duties under the Pooling and Servicing Agreement or by reason of negligent disregard of the Master Servicer's or the Special Servicer's respective obligations and duties under the Pooling and Servicing Agreement.

DUTIES OF THE TRUSTEE

     The Trustee, the Special Servicer and Master Servicer will make no representation as to the validity or sufficiency of the Pooling and Servicing Agreement, the Certificates, this Prospectus Supplement or the validity, enforceability or sufficiency of the Mortgage Loans or related documents. The Trustee will not be accountable for the use or application by the Depositor of any Certificates or of the proceeds of such Certificates, or for the use of or

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application of any funds paid to the Depositor, the Master Servicer or the
Special Servicer in respect of the Mortgage Loans, or any funds deposited in or withdrawn from the Certificate Account or the Distribution Account by the Depositor, the Master Servicer or the Special Servicer, other than with respect to any funds held by the Trustee.

     If no Event of Default has occurred of which the Trustee has actual knowledge and after the curing of all Events of Default that may have occurred, the Trustee will be required to perform only those duties specifically required under the Pooling and Servicing Agreement. Upon receipt of the various certificates, reports or other instruments required to be furnished to it, the Trustee will be required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

     If the Master Servicer fails to make any required Advance, the Trustee will be required to make such Advance to the extent that such Advance is not deemed to be nonrecoverable. The Trustee will be entitled to rely conclusively on any determination by the Master Servicer that an Advance, if made, would be nonrecoverable. The Trustee will be entitled to reimbursement for each Advance made by it in the same manner and to the same extent as the Master Servicer. See "--Advances" herein.

SERVICING COMPENSATION AND PAYMENT OF EXPENSES

     The primary compensation to be paid to the Master Servicer in respect of its servicing activities (including fees to be paid to any sub-servicer) will be the Master Servicing Fee (together with the Special Servicing Fee, the "Servicing Fees"). The "Master Servicing Fee" will be payable monthly on a loan-by-loan basis from amounts received in respect of interest on each Mortgage Loan or as otherwise described herein, will accrue at the related Master Servicing Fee Rate and will be computed on the basis of the same principal amount and for the same period respecting which any related interest payment due on the Mortgage Loan is computed. In the event Midland Loan Services, Inc. is terminated as Master Servicer, Midland Loan Services, Inc. will retain each month, and the Master Servicing Fee will be reduced by an amount calculated by subtracting .025% from the Master Servicing Fee Rate for each Mortgage Loan and multiplying such adjusted percentage by the principal balance of such Mortgage Loan as described in the calculation of the Master Servicing Fee. The "Master Servicing Fee Rate" will be a per annum rate equal to _____% in the case of ___ (__) Mortgage Loans (__%), _____% in the case of ___ Mortgage Loans (__%), _____% in the case of __ Mortgage Loans (__%), _____% in the case of one Mortgage Loan (___%), _____% in the case of __ Mortgage Loans (__%), and ranging from ____% to ____% in the case of three Mortgage Loans (____%). The weighted average Master Servicing Fee Rate as of the Cut-Off Date will be _____%. In addition, as additional servicing compensation, the Master Servicer, in addition to Prepayment Interest Excesses and with respect to Mortgage Loans that are not Specially Serviced Mortgage Loans, and the Special Servicer, with respect to such Specially Serviced Mortgage Loans, will be entitled to retain all modification fees, assumption fees, extension fees, late charges, default interest (except to the extent such late charges and default interest are applied to offset interest accrued on Advances with respect to the related Mortgage Loan), exit fees, repayment fees, "Not Sufficient Funds" check charges, and other similar fees and charges collected from borrowers on the related Mortgage Loans. The Master Servicer is authorized to invest or direct the investment of funds held in the Certificate Account and the reserve amounts (to the extent permitted by law and the applicable Mortgage Loan documents) in certain short-term United States government securities and other investment grade obligations, and the Master Servicer will be entitled to retain any interest or other income earned on such funds, but shall be required to cover any losses on such investments from its own fund without any right to reimbursement.

     If a borrower voluntarily prepays a Mortgage Loan on a date that is prior to its Due Date in a Collection Period, the amount of interest (net of the related Servicing Fees) that accrues on the Mortgage Loan (other than a Specially Serviced Mortgage Loan) during such Collection Period will be less (such shortfall, a "Prepayment Interest Shortfall") than the amount of interest (net of related Servicing Fees and without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) that would have accrued on the Mortgage Loan through its Due Date. If such a principal prepayment occurs during any Collection Period after the Due Date for such Mortgage Loan in such Collection Period, the amount of interest (net of related Servicing Fees and the Trustee Fee) that accrues and is collected on the Mortgage Loans during such Collection Period will exceed (such excess, a "Prepayment Interest Excess") the amount of interest (net of related Servicing Fee and the Trustee Fee and without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) that would have been collected on the Mortgage Loan during such Collection Period if the borrower had not prepaid. Any Prepayment Interest Excesses collected will be paid to the Master Servicer as additional servicing compensation. However, with respect to each

Distribution Date, the Master Servicer will be required to deposit into the Certificate Account (such deposit, a "Compensating Interest Payment"), without any right of reimbursement therefor (but only up to 0.01% per annum per Mortgage
Loan), an amount equal to the lesser of (i) its total servicing compensation for the related Collection Period, including any Prepayment Interest Excesses received during such Collection Period, and (ii) the aggregate of any Prepayment Interest Shortfalls experienced during the related Collection Period. Compensating Interest Payments will not cover shortfalls in Mortgage Loan interest accruals that result from any liquidation of a defaulted Mortgage Loan, or of any REO Property acquired in respect thereof, that occurs during a Collection Period prior to the related Due Date therein.

     As and to the extent described herein under "--Advances," the Master Servicer will be entitled to receive interest, at the Reimbursement Rate, on any Advances made by it. Such interest will compound annually and will be paid contemporaneously with the reimbursement first from related collections from the Mortgagors or the related Mortgage Property, and then, out of any amounts then on deposit in the Certificate Account.

     The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee and, under the circumstances described herein, Recovery Fees. The "Special Servicing Fee" will accrue at a rate (the "Special Servicing Fee Rate") equal to 0.35% per annum and will be computed on the basis of the same principal amount and for the same period respecting which any related interest payment on the Specially Serviced Mortgage Loan or REO Loan is computed. However, earned Special Servicing Fees will be payable out of general collections on the Mortgage Loans then on deposit in the Certificate Account. The Special Servicing Fee with respect to any Specially Serviced Mortgage Loan will cease to accrue if such Mortgage Loan is liquidated or becomes a Corrected Mortgage Loan. The Special Servicer will be entitled to a "Recovery Fee" with respect to each Specially Serviced Trust Fund Asset and Corrected Mortgage Loan, which Recovery Fee generally will be in an amount equal to 1.0% of all amounts received in respect thereof. However, no Recovery Fee will be payable in connection with, or out of liquidation proceeds resulting from, the purchase of any Specially Serviced Trust Fund Asset or Corrected Mortgage Loan (i) by a Seller (as described herein under "DESCRIPTION OFTHE MORTGAGE POOL--Assignment of the Mortgage Loans; Repurchases and Substitutions" and "--Representations and Warranties; Repurchases and Substitutions"), (ii) by the Majority Subordinate Certificateholder, the Master Servicer, the Special Servicer or the Depositor as described herein under "DESCRIPTION OF THE CERTIFICATES--Optional Termination" or (iii) in certain other limited circumstances set forth in the Pooling and Servicing Agreement. If any Person is acting as Special Servicer at such time as any Specially Serviced Mortgage Loan become a Corrected Mortgage Loan and such Person is subsequently terminated as Special Servicer hereunder, and if such Corrected Mortgage Loan was still a Corrected Mortgage Loan at the time of such termination, then such Person shall, following such termination, continue to be entitled to all Recovery Fees payable in respect to such Corrected Mortgage Loan. As additional servicing compensation, the Special Servicer will be entitled to retain all assumption fees, modification fees and late payment charges received on or with respect to the Specially Serviced Mortgage Loans and investment income with respect to any REO Accounts.

     The Pooling and Servicing Agreement will provide that each of the Master Servicer and the Special Servicer will comply with the provisions of the Code and the Treasury Regulations thereunder relating to REMICs. Each of the Master Servicer and the Special Servicer will, in general, be required to pay all ordinary expenses incurred by it in connection with its servicing activities under the Pooling and Servicing Agreement, including the fees of any sub-servicers retained by it, and will not be entitled to reimbursement therefor except as expressly provided in the Pooling and Servicing Agreement. However, the Master Servicer will be permitted to pay certain of such expenses (including certain expenses incurred as a result of a Mortgage Loan default) directly out of the Certificate Account and at times without regard to the relationship between the expense and the funds from which it is being paid. See "DESCRIPTION OF THE CERTIFICATES--Distributions" herein.

SPECIAL SERVICING

     The initial Special Servicer will be Midland Loan Services, Inc. The Special Servicer will conduct property inspections, collect financial statements, rent-rolls and other financial data on the Mortgaged Properties related to Specially Serviced Mortgage Loans, and prepare reports, as set forth in the Pooling and Servicing Agreement. In addition, the Special Servicer will be responsible for performing certain servicing functions with respect to Mortgage Loans that, in general, are in default or as to which default is reasonably foreseeable, for administering any REO Property and for performing certain other servicing functions with respect to the Mortgage Pool under the Pooling and

Servicing Agreement. One or more affiliates of the Special Servicer is expected to purchase the Class H, Class J. Class K, Class L and Class M Certificates shortly after the Closing Date.

     The Pooling and Servicing Agreement permits the holder (or holders) of the majority of the Voting Rights allocated to holders of the Controlling Class of Sequential Pay Certificates to replace the Special Servicer or any successor and to select a representative (the "Controlling Class Representative") from whom the Special Servicer will seek advice and approval and take direction under certain circumstances, so long as it is consistent with the Special Servicer's servicing standard. The "Controlling Class of Sequential Pay Certificates" is the Class of Sequential Pay Certificates that has the latest alphabetical Class designation and that has a Certificate Balance that is greater than 20% of its original Certificate Balance and 1% of the aggregate Certificate Balance of all Sequential Pay Certificates (or if no Classes of Sequential Pay Certificates has a Certificate Balance that is greater then 20% of its original Certificate Balance and 1% of the aggregate Certificate Balance of all Sequential Pay Certificates, the Class of Sequential Pay Certificates with the latest alphabetical Class designation). The Class A-1, Class A-2 and Class A-3 Certificates will be treated as one Class for determining the Controlling Class of Sequential Pay Certificates. Any replacement of the Special Servicer by the Controlling Class of Sequential Pay Certificates will be subject to, among other things, (i) the delivery of notice of the proposed replacement to the Rating Agencies and receipt of notice from the Rating Agencies that the replacement will not result in a qualification, downgrade or withdrawal of any of the then current ratings assigned to the Certificates, and (ii) the written agreement of the successor Special Servicer to be bound by the terms and conditions of the Pooling and Servicing Agreement. Subject to the foregoing, any Certificateholder or affiliate thereof may be appointed as Special Servicer. See "DESCRIPTION OF CERTIFICATES--Voting Rights" herein.

     The Special Servicer will be responsible for servicing and administering any Mortgage Loan as to which (a) any Periodic Payment shall be delinquent 45 or more days (or, in the case of a Balloon Payment, if the Master Servicer determines that the related borrower has obtained a commitment to refinance, such longer period of delinquency (not to exceed 120 days) within which such refinancing is expected to occur); (b) the Master Servicer shall have determined that a default in making a Periodic Payment is likely to occur within 30 days and is likely to remain unremedied for at least 60 days (or, in the case of a Balloon Payment, if the Master Servicer determines that the related borrower has obtained commitment to refinance, such longer period of delinquency (not to exceed 120 days) within which such refinancing is expected to occur); (c) there shall have occurred a default (other than as described in clause (a) above) that materially impairs the value of the Mortgaged Property as security for the Mortgage Loan or otherwise materially adversely affects the interests of Certificateholders and that continues unremedied for the applicable grace period under the terms of the Mortgage Loan (or, if no grace period is specified, for 30 days); (d) a decree or order under any bankruptcy, insolvency or similar law shall have been entered against the related borrower and such decree or order shall have remained in force, undischarged or unstayed for a period of 60 days;
(e) the related borrower shall have consented to (or be subject to) the appointment of a conservator or receiver or liquidator in any insolvency or similar proceedings of or relating to such related borrower or relating to all or substantially all of its property; (f) the related borrower shall have admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations; (g) the Master Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or(h) such Mortgage Loan is a Required Appraisal Loan.

     In the event of any of the foregoing with respect to any Mortgage Loan, the Master Servicer is required to use its reasonable efforts to cause the transfer of its servicing responsibilities with respect thereto to the Special Servicer within five business days. Notwithstanding such transfer, the Master Servicer will continue to receive payments on such Mortgage Loan (including amounts collected by the Special Servicer), to make certain calculations with respect to such Mortgage Loan, and to make remittances (including, if necessary, Advances) and prepare certain reports to the Trustee with respect to such Mortgage Loan. If title to the related Mortgaged Property is acquired by the Trust Fund (upon acquisition, an "REO Property"), whether through foreclosure, deed in lieu of foreclosure or otherwise, the Special Servicer will continue to be responsible for the operation and management thereof. Mortgage Loans serviced by the Special Servicer are referred to herein as "Specially Serviced Mortgage Loans" and, together with any REO Properties, constitute "Specially Serviced Trust Fund Assets." If the Special Servicer is not the Master Servicer, the Master Servicer will have no responsibility for the Special Servicer's performance of its duties under the Pooling and Servicing Agreement.

     The Special Servicer will prepare a report (an "Asset Status Report") for each Mortgage Loan which becomes a Specially Serviced Mortgage Loan not later than 30 days after such Mortgage Loan becomes a Specially Serviced Mortgage Loan. Each Asset Status Report will be delivered to the Controlling Class Representative and eachRating Agency.

     A Mortgage Loan will cease to be a Specially Serviced Mortgage Loan (and will become a "Corrected Mortgage Loan" as to which the Master Servicer will re-assume servicing responsibilities):

          (v) with respect to the circumstances described in clause (a) of the second preceding paragraph, when the related borrower has made all delinquent payments and has made three consecutive full and timely Periodic Payments under the terms of such Mortgage Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, waiver or amendment granted or agreed to by the Special Servicer);

          (w) with respect to any of the circumstances described in clauses (b),
     (d), (e) and (f) of the second preceding paragraph, when such circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (d), (e) and (f), no later than the entry of an order or decree dismissing such proceeding;

          (x) with respect to the circumstances described in clause (c) of the second preceding paragraph, when such default is cured; and

          (y) with respect to the circumstances described in clause (g) of the second preceding paragraph, when such proceedings are terminated.

so long as at that time no circumstance identified in such clauses (a) through
(g) exists that would cause the Mortgage Loan to continue to be characterized as a Specially Serviced Mortgage Loan.

THE CONTROLLING CLASS REPRESENTATIVE

     The Controlling Class Representative will be entitled to advise the Special Servicer with respect to the following actions of the Special Servicer, and the Special Servicer will not take any of the following actions, subject in all events to its obligations under the servicing standard, unless the Controlling Class Representative has approved such action in writing within ten business days of having been notified thereof and having been provided with all reasonably requested information with respect thereto (provided that if such written notice has not been received by the Special Servicer within ten business days, then the Controlling Class Representative's approval will be deemed to have been given):

          (i) any foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Specially Serviced Mortgage Loans as come into and continue in default;

          (ii) any modification of a monetary term of a Mortgage Loan other than a modification consisting of the extension of the maturity date of a Mortgage Loan for one year or less;

          (iii) any proposed sale of a defaulted Mortgage Loan or REO Property (other than in connection with the termination of the Trust Fund as described under "DESCRIPTION OF THE CERTIFICATES--Optional Termination" herein);

          (iv) any acceptance of a discounted payoff;

          (v) any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous materials located at an REO Property;

          (vi) any release of collateral (other than in accordance with the terms of, or upon satisfaction of, a Mortgage Loan);

          (vii) any acceptance of substitute or additional collateral for a Mortgage Loan (other than in accordance with the terms of, or upon satisfaction of, a Mortgage Loan);

          (viii) any waiver of a "due-on-sale" or "due-on-encumbrance" clause (other than in accordance with the terms of, or upon satisfaction of, a Mortgage Loan); and

          (ix) any acceptance of an assumption agreement releasing a borrower from liability under a Mortgage Loan (other than in accordance with the terms of, or upon satisfaction of, a Mortgage Loan).

     In addition, the Controlling Class Representative may direct the Special Servicer to take or to refrain from taking, such other actions as the Controlling Class Representative may deem advisable or as to which provision is otherwise made in the Pooling and Servicing Agreement; provided that no such direction may require or cause the Special Servicer to violate any provision of the Pooling and Servicing Agreement, including the Special Servicer's obligation to act in accordance with the servicing standards described under "--General" above, or expose the Master Servicer, the Special Servicer, the Trust Fund or the Trustee to liability, or materially expand the scope of the Special Servicer's responsibilities under the Pooling and Servicing Agreement.

LIMITATION ON LIABILITY OF CONTROLLING CLASS REPRESENTATIVE

     The Controlling Class Representative will have no liability to the Certificateholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment; provided, however, that the Controlling Class Representative will not be protected against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties. By its acceptance of a Certificate, each Certificateholder confirms its understanding that the Controlling Class Representative may take actions that favor the interests of one or more Classes of the Certificates over other Classes of the Certificates, that the Controlling Class Representative may have special relationships and interests that conflict with holders of some Classes of the Certificates, that the Controlling Class Representative does not have any duties to the holders of any Class of Certificates other than the Controlling Class, and, absent willful misfeasance, bad faith or gross negligence on the part of the Controlling Class Representative, each Certificateholder agrees to take no action against the Controlling Class Representative or any of its officers, directors, employees, principals or agents as a result of such a special relationship or conflict, and that the Controlling Class Representative will not be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance or to have recklessly disregarded any obligations or duties by reason of its having acted solely in the interests of the Controlling Class and that the Controlling Class Representative will have no liability whatsoever for having so acted.

SUB-SERVICERS

     The Master Servicer and Special Servicer may each delegate its servicing obligations in respect of the Mortgage Loans serviced thereby to one or more third-party servicers (each, a "Sub-Servicer"); provided that the Master Servicer or Special Servicer, as the case may be, will remain obligated under the Pooling and Servicing Agreement for such delegated duties, and will be responsible for the acts and omissions of any such Sub-Servicer.

     The Master Servicer and Special Servicer will each be solely liable for all fees owed by it to any Sub-Servicer retained thereby, irrespective of whether its compensation pursuant to the Pooling and Servicing Agreement is sufficient to pay such fees. Each Sub-Servicer retained thereby will be reimbursed by the Master Servicer or Special Servicer, as the case may be, for certain expenditures which it makes, generally to the same extent the Master Servicer or Special Servicer would be reimbursed under the Pooling and Servicing Agreement. See "--Servicing Compensation and Payment of Expenses" herein.

REPORTS TO CERTIFICATEHOLDERS; AVAILABLE INFORMATION

     On each Distribution Date, based solely on information provided in monthly reports prepared by the Master Servicer and the Special Servicer and delivered to the Trustee, the Trustee will be required to provide or make available to (i) each holder of an Offered Certificate, (ii) the initial beneficial owners of the Offered Certificates and (iii) subsequent beneficial owners of the Offered Certificates upon their request to the Trustee (x) a statement (a "Distribution Date Statement"), providing various items of information relating to distributions made on such date with respect to the relevant Class and a statement, similar in content to the form of Annex B, setting forth the recent status of the Mortgage Pool based on information provided to it by the Master Servicer and the Special Servicer, and (y) certain additional information regarding the Mortgage Loans in the form of Annex C. Each Distribution Date Statement will substantially contain the information set forth below:

          (1) A statement setting forth, among other things: (I) the amount of distributions, if any, made on such Distribution Date to the holders of each Class of Sequential Pay Certificates and applied to reduce the respective

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     Certificate Balances thereof; (ii) the amount of distributions, if any, made on such Distribution Date to the holders of each Class of Sequential Pay Certificates and the Class X Certificates allocable to Distributable Certificate Interest and Prepayment Premiums; (iii) the Available Distribution Amount for such Distribution Date; (iv) the aggregate amount of P&I Advances made in respect of the immediately preceding Distribution Date; (v) the aggregate Stated Principal Balance of the Mortgage Pool outstanding immediately before and immediately after such Distribution Date; (vi) the number, aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Pool as of the end of the Collection Period for the prior Distribution Date; (vii) as of the close of business on the last day of the most recently ended calendar month, the number and aggregate unpaid principal balance of Mortgage Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 days or more, and (D) as to which foreclosure proceedings have been commenced; (viii) with respect to any REO Property included in the Trust Fund as of the end of the Collection Period for such Distribution Date, the principal balance of the Mortgage Loan as of the date such Mortgage Loan became delinquent; (ix) the Accrued Certificate Interest and Distributable Certificate Interest in request of each Class of Sequential Pay Certificates and the Class X Certificates for such Distribution Date; (x) the aggregate amount of Distributable Certificate Interest payable in respect of each Class of Sequential Pay Certificates and the Class X Certificates on such Distribution Date, including, without limitation, any Distributable Certificate Interest remaining unpaid from prior Distribution Dates; (xi) any unpaid Distributable Certificate Interest in respect of such Class of Sequential Pay Certificates and the Class X Certificates after giving effect to the distributions made on such Distribution Date; (xii) the Pass-Through Rate for each Class of Sequential Pay Certificates and the Class X Certificates for such Distribution Date; (xiii) the Principal Distribution Amount for such Distribution Date, separately identifying the respective components of such amount; (xiv) the aggregate of all Realized Losses incurred during the related Collection Period and, aggregated by type, all Additional Trust Fund Expenses incurred during the related Collection Period; (xv) the Certificate Balance or Notional Amount, as the case may be, of each Class of Sequential Pay Certificates and the Class X Certificates outstanding immediately before and immediately after such Distribution Date, separately identifying any reduction therein due to the allocation of Realized Losses and Additional Trust Fund Expenses on such Distribution Date; (xvi) the aggregate amount of servicing fees paid to the Master Servicer and the Special Servicer, collectively and separately, during the Collection Period for the prior Distribution Date; and (xvii) a brief description of any material waiver, modification or amendment of any Mortgage Loan entered into by the Master Servicer or Special Servicer pursuant to the Pooling and Servicing Agreement during the related Collection Period. In the case of information furnished pursuant to clauses (i) and (ii) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per a specified denomination.

          (2) A report containing information regarding the Mortgage Loans as of the close of business on the immediately preceding Determination Date, which report shall contain certain of the categories of information regarding the Mortgage Loans set forth in this Prospectus Supplement in the tables under the caption "Annex A: Certain Characteristics of the Mortgage Loans" (calculated, where applicable, on the basis of the most recent relevant information provided by the borrowers to the Master Servicer or the Special Servicer and by the Master Servicer or the Special Servicer, as the case may be, to the Trustee) and such information shall be presented in a loan-by-loan and tabular format substantially similar to the formats utilized in this Prospectus Supplement on Annex A (provided that no information will be provided as to any repair and replacement or other cash reserve and the only financial information to be reported on an ongoing basis will be actual expenses, actual revenues and actual net operating income for the respective Mortgage Properties and a debt service coverage ratio calculated on the basis thereof).

     The reports set forth in Annex D will include:

          (a) A "Delinquent Loan Status Report" containing substantially the content set forth in Annex D attached hereto, prepared by the Master Servicer setting forth, among other things, those Mortgage Loans that were delinquent 30-59 days, delinquent 60-89 days, delinquent 90 days or more, current but specially serviced, or in foreclosure but not REO Property.

          (b) An "Historical Loan Modification Report" setting forth, among other things, those Mortgage Loans that have been modified pursuant to the Pooling and Servicing Agreement (i) during the related Collection Period and (ii) since the Cut-Off Date, showing the original and revised terms thereof.

          (c) An "Historical Loss Estimate Report" setting forth, among other things, (i) the aggregate amount of liquidation proceeds and expenses relating to each Final Recovery Determination (as defined in the Pooling and Servicing Agreement), both during the related Collection Period and historically, and (ii) the amount of Realized Losses occurring during the related Collection Period, set forth on a loan-by-loan basis.

          (d) An "REO Status Report" setting forth, among other things, with respect to each REO Property then currently included in the Trust Fund, (i) the acquisition date of such REO Property, (ii) the amount of income collected with respect to such REO Property (net of related expenses) and other amounts, if any, received on such REO Property during the related Collection Period and (iii) the value of the REO Property based on the most recent appraisal or other valuation thereof available to the Special Servicer as of such Determination Date (including any prepared internally by the Special Servicer).

          (e) A "Servicer Watch List" prepared by the Master Servicer identifying each Mortgage Loan that is not a Specially Serviced Mortgage Loan (i) with a debt service coverage ratio of less than 1.05x, (ii) that has a stated maturity date occurring in the next sixty days, (iii) that is delinquent in respect of its real estate taxes, (iv) for which any outstanding Advances exist, (v) that has been a Specially Serviced Mortgage Loan in the past 90 days, (vi) for which the debt service coverage ratio has decreased by more than 10% in the prior 12 months, (vii) for which any lease relating to more than 25% of the related Mortgaged Property has expired, been terminated, is in default or will expire within the next three months, (viii) that is late in making its Monthly Payment three or more times in the preceding 12 months, (ix) with material deferred maintenance at the related Mortgaged Property or (x) that is 30 or more days delinquent.

          (f) An "Operating Statement Analysis Report" together with copies of the operating statements and rent rolls (but only to the extent the related borrower is required by the Mortgage to deliver, or otherwise agrees to provide, such information). The Special Servicer is required consistent with the servicing standards described herein to endeavor to obtain such operating statements and rent rolls.

          (g) With respect to any Mortgaged Property or REO Property, an "NOI Adjustment Worksheet" presenting the computations to "normalize" the full year net operating income and debt service coverage numbers used by the Special Servicer in the other reports referenced above.

          (h) A "Comparative Financial Status Report" setting forth, among other things, the occupancy, revenue, net operating income and DSCR for each Mortgaged Loan or the Related Mortgaged Property, as applicable, as of the end of the calendar month immediately preceding the preparation of such report for each of the following three periods (to the extent such information is in the Special Servicer's possession); (i) the most current available year-to-date, (ii) each of the previous two full fuscal years stated separately; and (iii) the "base year" (representing the original analysis of information used as of the Cut-Off Date).

     The reports identified in clauses (a), (b), (c) and (d) above are referred to herein as the "Unrestricted Servicer Reports", and the reports identified in clauses (e), (f), (g) and (h) above are referred to herein as the "Restricted Servicer Reports".

     Although the form of the Distribution Date Statement may change at the discretion of the Trustee, the content will be consistent with the requirements of the Pooling and Servicing Agreement. It is anticipated that a portion of the Distribution Date Statement may include certain operating information for the respective Mortgaged Properties. See "SERVICING OF THE MORTGAGE LOANS--Inspections" herein. Such information will generally be obtained from the related borrowers, and neither the Master Servicer, the Special Servicer nor the Trustee will assume any responsibility therefor.

     The Trustee will make available each month, to any interested party, the Distribution Date Statement via the Trustee's Website, electronic bulletin board and its fax-on-demand service. In addition, the Trustee will make available each month the Unrestricted Servicer Reports on the Trustee's Internet Website. The Trustee's Internet Website will initially be located at "www.securitieslink.net/cmbs". The Trustee's electronic bulletin board may be accessed by calling (301) 815-6620, and its fax-on demand service may be accessed by calling (301) 815-6610. For assistance with the above mentioned servicer, investors may call (301) 815-6600. In addition, the Trustee will also make Mortgage Loan information as presented in the CSSA loan setup file and CSSA loan periodic update file format available each month to any Certificateholder, the Rating Agencies, the parties hereto or any other interested party via the Trustee's Internet Website. In addition, pursuant to the Pooling and Servicing Agreement, the Trustee will make available, as a convenience for interested parties (and not in furtherance of the distribution of the Prospectus or the Prospectus Supplement under the securities laws), the Pooling and Servicing Agreement, the Prospectus and the Prospectus Supplement via the Trustee's Internet Website. The Trustee will make no representations or warranties as to the accuracy or completeness of such documents and will assume no responsibility therefor.

     The Trustee will make available each month, the Restricted Servicer Reports, to any holder or Certificate Owner of an Offered Certificate or any person identified to the Trustee by any such holder or Certificate Owner as a prospective transferee or an Offered Certificate or any interest therein, the Rating Agencies, the Underwriters and to any of the parties to the Pooling and Servicing Agreement (collectively, "Privileged Persons") via the Trustee's internet website with the use of a password provided by the Trustee to such person upon receipt by the Trustee from such person of a certification in the form attached to the Pooling and Servicing Agreement; provided, however, that the Rating Agencies, and the parties to the Pooling and Servicing Agreement will not be required to provide such certification.

     In connection with providing access to the Trustee's Internet Website or electronic bulletin board, the Trustee may require registration and the acceptance of a disclaimer. The Trustee shall not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

     Except as described above, until such time as Definitive Offered Certificates are issued in respect of a Class of Offered Certificates, the foregoing information will be available to the related Certificate Owners only to the extent it is forwarded by or otherwise available through DTC and its Participants. The manner in which notices and other communications are conveyed by DTC to Participants, and by Participants to the Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The Master Servicer, the Trustee and the Depositor may recognize as owner of a Certificate the person in whose name the Certificate is registered on the books and records of the Trustee, as registrar in respect of the Certificates (in such capacity, the "Certificate Registrar").

     The Pooling and Servicing Agreement requires that the Trustee make available at its offices, during normal business hours, for review by any Certificate Owner owning an interest in a Certificate, the Controlling Class Representative or any person identified to the Trustee as a prospective transferee of such an interest, originals or copies of, among other things, the following items: (a) the Pooling and Servicing Agreement and any amendments thereto, (b) all Distribution Date Statements delivered to holders of the relevant Class of Offered Certificates since the Closing Date, (c) all officer's certificates delivered to the Trustee since the Closing Date, (d) all accountants' reports delivered to the Trustee since the Closing Date, (e) the most recent property inspection report prepared in respect of each Mortgaged Property and delivered to the Trustee, (f) the most recent Mortgaged Property annual operating statements and rent roll, if any, collected and delivered to the Trustee, (g) any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into by the Special Servicer and delivered to the Trustee and (h) any and all officers' certificates and other evidence delivered to the Trustee to support the Master Servicer's (or the Trustee's) determination that any Advance was or, if made, would not be recoverable from related proceeds. Copies of any and all of the foregoing items will be available from the Trustee upon request; however, the Trustee will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such information to the Certificate Owners, including, without limitation, copy charges and reasonable fees for employee time and for space.

     The Trustee will make available, upon reasonable advance written notice and at the expense of the requesting party, copies of the items referred to in the prior paragraph that are maintained thereby, to Certificateholders, Certificate Owners and prospective purchasers of Certificates and interests therein; provided that the Trustee may require (a) in the case of a Certificate Owner, a written confirmation executed by the requesting person or entity, in a form reasonably acceptable to the Trustee, generally to the effect that such person or entity is a beneficial owner of any Class of Certificates, is requesting the information solely for use in evaluating such person's or entity's investment in such Certificates and will otherwise keep such information confidential and (b) in the case of a prospective purchaser, confirmation executed by the requesting person or entity, in a form reasonably acceptable to the Trustee, generally to the effect that such person or entity is a prospective purchaser of any Class of Certificates or an interest therein, is requesting the information solely for use in evaluating a possible investment in such Certificates and will otherwise keep such information confidential. Certificateholders, by the acceptance of their Certificates, will be deemed to have agreed to keep such information confidential. Notwithstanding the foregoing, however, no Certificateholder, Certificate Owner or prospective purchaser will be required to keep confidential any information received from the

Trustee as described above that has previously been filed with the Securities and Exchange Commission (the "SEC"), and the Trustee will not be required to obtain either of the confirmations referred to in the second preceding sentence in connection with providing any information that has previously been filed with the SEC.

     Upon written request of any Certificateholder of record made for purposes of communicating with other Certificateholders with respect to their rights under the Pooling and Servicing Agreement, the Certificate Registrar will furnish such Certificateholder with a list of the other Certificateholders then of record.

     The Master Servicer, the Special Servicer, the Trustee, the Depositor and the Certificate Registrar are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the Certificate Registrar.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     Upon the issuance of the Offered Certificates, Willkie Farr & Gallagher, counsel to the Underwriters, will deliver and file with the Commission its opinion generally to the effect that, assuming compliance with all provisions of the Pooling and Servicing Agreement, for federal income tax purposes each portion of the Trust Fund designated in the Pooling and Servicing Agreement as a REMIC will qualify as a REMIC under the Code. The assets of one of such REMICs will generally consist of the Mortgage Loans, any REO Properties acquired by the Trust Fund on behalf of the Certificateholders and the Certificate Account. For federal income tax purposes, the Regular Certificates (or, in the case of the Class X Certificates, each Component thereof) will represent the "regular interests" in one of such REMICs and generally will be treated as debt instruments of such REMIC. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES--Federal Income Tax Consequences For REMIC Certificates" in the Prospectus.

     The _____________ Certificates will not, and the Certificates will, be treated as having been issued with original issue discount for federal income tax reporting purposes. The prepayment assumption that will be used in determining the rate of accrual of original issue discount, market discount and premium, if any, for federal income tax purposes will be based on the assumption that subsequent to the date of any determination the Mortgage Loans will prepay at a rate equal to a CPR of 0%. No representation is made that the Mortgage Loans will prepay at that rate or at any other rate. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES--Federal Income Tax Consequences For REMIC Certificates--Taxation of REMIC Regular Certificates" in the Prospectus.

     If the method for computing original issue discount described in the Prospectus results in a negative amount for any period with respect to a Certificateholder (in particular, the holder of a Class X Certificate), the amount of original issue discount allocable to such period would be zero and such Certificateholder would be permitted to offset such negative amount only against future original issue discount (if any) attributable to such Certificates. Although the matter is not free from doubt, a holder of a Class X Certificate may be permitted to deduct a loss to the extent that his or her respective remaining basis in such Certificate exceeds the maximum amount of future payments to which such Certificateholder is entitled, assuming no further prepayments of the Mortgage Loans. Any such loss might be treated as a capital loss.

     The Internal Revenue Service (the "IRS") has issued regulations (the "OID Regulations") under Sections 1271 through 1275 of the Code generally addressing the treatment of debt instruments issued with original issue discount. The OID Regulations in some circumstances permit the holder of a debt instrument to recognize original issue discount under a method that differs from that used by the issuer. Accordingly, it is possible that the holder of an Offered Certificate may be able to select a method for recognizing original issue discount that differs from that used by the Trustee in preparing reports to the Certificateholders and the IRS. Prospective purchasers of Offered Certificates are advised to consult their tax advisors concerning the tax treatment of such Certificates.

     The Offered Certificates will be treated as "real estate assets" within the meaning of Section 856(c)(4)(A) of the Code. In addition, interest (including original issue discount) on the Offered Certificates will be interest described in Section 856(c)(3)(B) of the Code. However, each Class of the Offered Certificates will generally only be considered assets described in Section 7701(a)(19)(C) of the Code to the extent of the percentage of the total Mortgage Pool which is represented by the Mortgage Loans that are secured by residential property and, accordingly, investment in the Offered Certificates may not be suitable for certain thrift institutions.

     Prepayment Premiums actually collected will be distributed to the holders of the Offered Certificates as described herein. It is not entirely clear under the Code when the amount of a Prepayment Premium should be taxed to the holder of an Offered Certificate, but it is not expected, for federal income tax reporting purposes, that Prepayment Premiums will be treated as giving rise to any income to the holders of the Offered Certificates prior to the Master Servicer's actual receipt of a Prepayment Premium. It appears that Prepayment Premiums, if any, will be treated as ordinary income rather than capital gain. However, that is not entirely clear and Certificateholders should consult their own tax advisors concerning the treatment of Prepayment Premiums. For further information regarding the federal income tax consequences of investing in the Offered Certificates, see "MATERIAL FEDERAL INCOME TAX CONSEQUENCES--Federal Income Tax Consequences For REMIC Certificates" in the Prospectus.

                              ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject toTitle I of ERISA,
(b) plans (as defined in Section 4975 of the Code) that are subject to Section 4975 of the Code, (c) entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each of (a), (b), and (c) a "Plan") and (d) persons who have certain specified relationships to such Plans ("Parties in Interest" under ERISA and "Disqualified Persons" under the Code). Moreover, based on the reasoning of the United States Supreme Court in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 114 S. Ct. 517 (1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a Party in Interest with respect to such Plans by virtue of such investment. ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA, and both ERISA and the Code prohibit certain transactions involving "plan assets" between a Plan and Parties in Interest, fiduciaries or Disqualified Persons with respect to such Plan. Violation of these rules may result in the imposition of an excise tax or penalty. Under ERISA, any person who exercises any authority or control respecting the management or disposition of the assets of a Plan is considered to be a fiduciary of such Plan (subject to certain exceptions not here relevant).

     Accordingly a fiduciary of any Plan should carefully review with its legal advisors whether the purchase or holding of Offered Certificates could give rise to a transaction that is prohibited or is not otherwise permitted either under ERISA or Section 4975 of the Code or whether there exists any statutory or administrative exemption applicable thereto.

     Neither ERISA nor the Code defines the term "plan assets." However, the Department of Labor ("DOL") has issued a final regulation (29 C.F.R. Section 2510.3-101) concerning the definition of what constitutes the assets of a Plan. This regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan makes an "equity" investment will be deemed for certain purposes, including the prohibited transaction provisions of ERISA and Section 4975 of the Code, to be assets of the investing Plan unless certain exceptions apply.

     Under the terms of the regulation, if the assets of the Trust Fund were deemed to constitute Plan assets by reason of a Plan's investment in an Offered Certificate, such Plan assets would include an undivided interest in the Mortgage Loans and any other assets of the Trust Fund, which in turn could have the consequence that certain aspects of such investment, including (i) the deemed extension of credit by such Plan to the borrowers and (ii) the operation of the Trust Fund might give rise to or result in prohibited transactions under ERISA and Section 4975 of the Code.

     The Final Regulation provides an exemption from "plan asset" treatment for securities issued by an entity if, immediately after the most recent acquisition of any equity interest in the entity, less than 25% of the value of each Class of equity interests in the entity, excluding interests held by any person who has discretionary authority or control with respect to the assets of the entity (or any affiliate of such a person), are held by "benefit plan investors" (e.g., Plans, governmental, foreign and other plans not subject to ERISA and entities holding assets deemed to be "plan assets"). Because the availability of this exemption to the Trust Fund depends upon the identity of the holders of the Offered Certificates at any time, there can be no assurance that any Class of the Offered Certificates will qualify for this exemption.

     Certain employee benefit plans, such as governmental plans and church plans (if no election has been made under Section 410(d) of the Code), are not subject to the restrictions of ERISA, and assets of such plans may be invested in the Offered Certificates without regard to the ERISA considerations described below, subject to the "25% of the value of equity interests held by benefit plan investors" rule discussed above, and to other applicable federal

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and state law. However, any such governmental or church plan which is qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code is subject to the prohibited transaction rules set forth in Section 503 of the Code.

     The U.S. Department of Labor issued to Merrill Lynch an individual prohibited transaction exemption, Prohibited Transaction Exemption 90-29, as amended by Prohibited Transaction Exemption 97-34 (the "Exemption"), which generally exempts from the application of the prohibited transaction provisions of Section 406(a) and (b) and 407(a) of ERISA, and the excise taxes imposed on such prohibited transactions pursuant to Sections 4975(a) and (b) of the Code and Section 501(i) of ERISA, certain transactions, among others, relating to the servicing and operation of mortgage pools, such as the Mortgage Pool, and the purchase, sale and holding of mortgage pass-through certificates, such as the Senior Certificates, underwritten by an "underwriter," provided that certain conditions set forth in the Exemption are satisfied. For purposes of this discussion, the term "underwriter" shall include (a) Merrill Lynch, (b) any person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Merrill Lynch and (c) any member of the underwriting syndicate or selling group of which a person described in (a) or (b) is a manager or co-manager with respect to the Senior Certificates.

     The Exemption sets forth six general conditions that must be satisfied for a transaction involving the purchase, sale and holding of Class A-1, Class A-2, Class A-3 and Class X Certificates to be eligible for exemptive relief thereunder. First, the acquisition of the Certificates by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm's-length transaction with an unrelated party. Second, the rights and interests evidenced by such Certificates must not be subordinated to the rights and interests evidenced by the other certificates of the same trust. Third, such Certificates at the time of acquisition by the Plan must be rated in one of the three highest generic rating categories by S & P, DCR, Moody's Investors' Service, Inc. ("Moody's") or Fitch. Fourth, the Trustee cannot be an affiliate of any other member of the "Restricted Group," which consists of the Underwriters, the Depositor, the Master Servicer, the Special Servicer, the Trustee, any sub-servicer, and any borrower with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of the Mortgage Loans as of the date of initial issuance of such Certificates. Fifth, the sum of all payments made to and retained by the Underwriters must represent not more than reasonable compensation for underwriting such Certificates; the sum of all payments made to and retained by the Depositor pursuant to the assignment of the Mortgage Loans to the Trust Fund must represent not more than the fair market value of such obligations; and the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for such person's services under the Pooling and Servicing Agreement and reimbursement of such person's reasonable expenses in connection therewith. Sixth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities and Exchange Commission under the Securities Act.

     Because none of the Class A-1, Class A-2, A-3 and Class X Certificates are subordinated to any other Class of Certificates, the second general condition set forth above is satisfied with respect to such Certificates. It is a condition of the issuance of the Class A-1, Class A-2 and A-3 Certificates that they be rated not lower than "AAA" by DCR and "AAA" by S & P and that the Class X Certificates be rated not lower than "AAA" by DCR and "AAAr" by S & P; thus, the third general condition set forth above is satisfied with respect to such Certificates as of the Closing Date. In addition, the fourth general condition set forth above is also satisfied as of the Closing Date. A fiduciary of a Plan contemplating purchasing any such Certificate in the secondary market must make its own determination that, at the time of such purchase, such Certificate continues to satisfy the third and fourth general conditions set forth above. A fiduciary of a Plan contemplating the purchase of any such Certificate must make its own determination that the first, fifth and sixth general conditions set forth above will be satisfied with respect to such Certificate as of the date of such purchase.

     The Exemption also requires that the Trust Fund meet the following requirements: (i) the Trust Fund must consist solely of assets of the type that have been included in other investment pools; (ii) certificates in such other investment pools must have been rated in one of the three highest categories of S & P, DCR, Moody's or Fitch for at least one year prior to the Plan's acquisition of such Certificates; and (iii) certificates in such other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan's acquisition of such Certificates. The Depositor has confirmed to its satisfaction that such requirements have been satisfied as of the date hereof.

     If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code) in connection with (i) the direct or indirect sale, exchange or transfer of such Certificates in the initial issuance of Certificates between the Depositor or an Underwriter and a Plan when the Depositor, an Underwriter, Trustee, Master Servicer, Special Servicer, sub-servicer or borrower is a Plan or person who has certain specified relationships to the investing Plan (a "Party in Interest"), (ii) the direct or indirect acquisition or disposition in the secondary market of Senior Certificates by a Plan and (iii) the holding of Senior Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of such Certificate on behalf of an "Excluded Plan" by any person who has discretionary authority or renders investment advice with respect to the assets of such Excluded Plan. For purposes hereof, an Excluded Plan is a Plan sponsored by any member of the Restricted Group.

     If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Section 4975(c)(1)(E) of the Code in connection with (1) the direct or indirect sale, exchange or transfer of Senior Certificates in the initial issuance of Certificates between the Depositor or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of such Plan's assets in such Certificates is (a) a borrower with respect to 5% or less of the fair market value of the Mortgage Loans or (b) an affiliate of such a person, (2) the direct or indirect acquisition or disposition in the secondary market of Senior Certificates by such Plan and (3) the holding of such Certificates by such Plan.

     Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code for transactions in connection with the servicing, management and operation of the Mortgage Pool. The Depositor expects that the specific conditions of the Exemption required for this purpose will be satisfied with respect to the Senior Certificates.

     The Exemption also may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code if such restrictions are deemed to otherwise apply merely because a person is deemed to be a Party in Interest with respect to an investing Plan by virtue of providing services to the Plan (or by virtue of having certain specified relationships to such a person) solely as a result of the Plan's ownership of the Senior Certificates. A purchaser of any such Certificate should be aware, however, that even if the conditions specified in one or more Exemptions are satisfied, the scope of relief provided by an Exemption may not cover all acts that may be considered prohibited transactions.

     Before purchasing any Senior Certificate, a fiduciary of a Plan should itself confirm that the specific and general conditions of the Exemption and the other requirements set forth in the Exemption would be satisfied. In addition to making its own determination as to the availability of the exemptive relief provided in the Exemption, the Plan fiduciary should consider the availability of any other prohibited transaction exemptions. See "ERISA CONSIDERATIONS" in the Prospectus.

     Moreover, and in accordance with ERISA's general fiduciary standards, a Plan fiduciary should determine whether investing in an Offered Certificate is permitted under the governing Plan instruments and is appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. A Plan fiduciary should especially consider the ERISA requirement of investment prudence and the sensitivity of the return on the Certificates to the rate of principal repayments (including voluntary prepayments by the borrowers and involuntary liquidations) on the Mortgage Loans, as discussed in "YIELDS AND MATURITY CONSIDERATIONS" herein.

     The characteristics of the Class B, Class C, Class D and Class E Certificates do not meet the requirements of the Exemptions. Accordingly, Certificates of those Classes may not be acquired by a Plan, on behalf of or with assets of (A) a Plan, (B) a governmental plan subject to any federal, state or local law ("Similar Law") that is, to a material extent, similar to the provisions of ERISA or the Code ("Other Plans"), (C) a collective investment fund in which Plans or Other Plans are invested, or (D) other persons acting on behalf of any Plan or Other Plans or using the assets of any Plan or Other Plans or any entity whose underlying assets include plan assets by reason of a Plan's or Other Plan's investment in the entity (within the meaning of DOL Regulations
Section 2510.3-101).

     Each prospective transferee of a Subordinate Certificate will be required to deliver to the Depositor, the Certificate Registrar and the Trustee, (i) a transferee representation letter, substantially in the form attached as an Exhibit to the Pooling and Servicing Agreement, stating that such prospective transferee is not a person referred to in clause (A), (B), (C) or (D) above, or
(ii) an opinion of counsel which establishes to the satisfaction of the Depositor, the Trustee and the Certificate Registrar that the purchase or holding of such Certificate will not result in the assets of the Trust Fund being deemed to be "plan assets" and subject to the fiduciary responsibility or prohibited transaction provisions of ERISA, the Code or any Similar Law, and will not constitute or result in a prohibited transaction within the meaning of
Section 406 or 407 of ERISA, Section 4975 of the Code or any Similar Law, and will not subject the Master Servicer, the Special Servicer, the Depositor, the Trustee or the Certificate Registrar to any obligation or liability (including obligations or liabilities under ERISA or Section 4975 of the Code), which opinion of counsel will not be an expense of the Trustee, the Trust Fund, the Master Servicer, the Special Servicer, the Certificate Registrar or the Depositor.

     Purchasers that are insurance companies should consult their legal advisors with respect to the applicability of the Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60"), regarding transactions by insurance company general accounts. In addition to any exemption that may be available under PTCE 95-60 for the purchase and holding of Certificates by an insurance company general account, the Small Business Job Protection Act of 1996 added a new Section 401(c) to ERISA, which provides certain exemptive relief from the provisions of
Part 4 of Title I of ERISA and Section 4975 of the Code, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. The DOL issued proposed regulations under Section 401(c) on December 22, 1997, but the required final regulations have not been issued as of the date hereof. Section 401(c) of ERISA required the DOL to issue final regulations ("401(c) Regulations") no later than December 31, 1997, to provide guidance for the purpose of determining, in cases where insurance policies or annuity contracts supported by an insurer's general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute plan assets. Section 401(c) of ERISA generally provides that, until the date that is 18 months after the 401(c) Regulations become final, no person shall be subject to liability under Part 4 of Title I of ERISA and
Section 4975 of the Code on the basis of a claim that the assets of an insurance company general account constitute plan assets of any plan, unless (i) as otherwise provided by the Secretary of Labor in the 401(c) Regulations to prevent avoidance of the regulations or (ii) an action is brought by the Secretary of Labor for certain breaches of fiduciary duty which would also constitute a violation of federal or state criminal law. Any assets of an insurance company general account that support insurance policies or annuity contracts issued to a Plan after December 31, 1998, or issued to Plans on or before December 31, 1998, for which the insurance company does not comply with the 401(c) Regulations may be treated as plan assets. In addition, because
Section 401(c) does not relate to insurance company separate accounts, separate account assets are still treated as plan assets of any Plan invested in such separate account. Insurance companies contemplating the investment of general account assets in the Certificates should consult their legal counsel with respect to the applicability of Section 401(c) of ERISA, including the general account's ability to continue to hold the Certificates after the date which is 18 months after the date the 401(c) Regulations become final.

                                LEGAL INVESTMENT

     The Offered Certificates will not constitute "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984 ("SMMEA"). The appropriate characterization of the Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Certificates, may be subject to significant interpretive uncertainties.

     The Depositor makes no representations as to the proper characterization of the Offered Certificates for legal investment purposes, financial institution regulatory purposes or other purposes or as to the ability of particular investors to purchase the Offered Certificates under applicable legal investment restrictions. These uncertainties (and any unfavorable future determinations concerning legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity of the Certificates. Accordingly, all institutions whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult their own legal advisors in determining whether and to what extent the Certificates constitute a legal investment or are subject to investment, capital or other restrictions.

                              PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement") between the Depositor and the Underwriters, the Depositor has agreed to sell to Merrill Lynch and GNL and Merrill Lynch and GNL have agreed to purchase ___% and ___%, respectively, of the respective Certificate Balances of each Class of Offered Certificates.

     PNC Capital Markets, Inc., an affiliate of Midland, is acting as selling agent for the Certificates. In the Underwriting Agreement, the Underwriters have generally agreed to purchase all of the Offered

     Certificates if any are purchased. In the event of a default by either Underwriter, the Underwriting Agreement provides that the purchase commitment of the non-defaulting Underwriter may be increased. Proceeds to the Depositor from the sale of the Offered Certificates, before deducting expenses payable by the Depositor, will be approximately $___________, which includes accrued interest.

     Distribution of the Offered Certificates will be made by each Underwriter from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Each Underwriter may effect such transactions by selling the Offered Certificates to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from such Underwriter. In connection with the purchase and sale of the Offered Certificates, the Underwriters may be deemed to have received compensation from the Depositor in the form of underwriting discounts. Each Underwriter and any dealers that participate with such Underwriter in the distribution of the Offered Certificates may be deemed to be underwriters and any profit on the resale of the Offered Certificates positioned by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     Purchasers of the Offered Certificates, including dealers, may, depending on the facts and circumstances of such purchases, be deemed to be "underwriters" within the meaning of the Securities Act in connection with reoffers and sales by them of Offered Certificates. Certificateholders should consult with their legal advisors in this regard prior to any such reoffer or sale.

     The Depositor also has been advised by the Underwriters that each of them, through one or more of its affiliates, currently intends to make a market in the Offered Certificates; however, neither Underwriter has any obligation to do so, any market making may be discontinued at any time and there can be no assurance that an active public market for the Offered Certificates will develop. See "RISK FACTORS--Limited Liquidity" herein and "RISK FACTORS--Limited Liquidity; Lack of Market for Resale" in the Prospectus.

     The Depositor has agreed to indemnify the Underwriters and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act against, or make contributions to each Underwriter and each such controlling person with respect to, certain liabilities, including liabilities under the Securities Act.

     GNL, a United Kingdom broker-dealer and a member of the Securities and Futures Authority Limited, has agreed that, as part of the distribution of the Certificates offered hereby and subject to certain exceptions, it will not offer or sell any Certificates within the United States, its territories or possessions or to persons who are citizens thereof or residents therein. The Underwriting Agreement does not limit sales of Certificates offered hereby outside of the United States.

     Each of the Underwriters has represented that: (i) it has not offered or sold and will not offer or sell, prior to the date six months after their date of issuance, any of the Certificates to persons in the United Kingdom, except to persons whose activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted in and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Certificates in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the Certificates to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom the document can otherwise lawfully be issued or passed on.

                                 USE OF PROCEEDS

     The Depositor will use net proceeds from the sale of the Offered Certificates to pay part of the purchase price for the Mortgage Loans and to pay the costs of structuring, issuing and underwriting the Offered Certificates.

                                  LEGAL MATTERS

     The legality of the Offered Certificates will be passed upon for the Depositor by Morrison & Hecker, L.L.P., Kansas City, Missouri. The material federal income tax consequences of investing in the Offered Certificates will be passed upon by Willkie Farr & Gallagher, New York, New York, as special counsel for the Depositor. Certain legal matters with respect to the Offered Certificates will be passed upon for the Underwriters by Willkie Farr & Gallagher.

                                     RATINGS

     It is a condition of their issuance that the Class A-1, Class A-2 and Class A-3 Certificates be rated not lower than "AAA" by Standard & Poor's and "AAA" by DCR, that the Class X Certificates be rated not lower than "AAAr" by S & P and "AAA" by DCR, that the Class B Certificates be rated not lower than "AA" by S&P and "AA" by DCR, that the Class C Certificates be rated not lower than "A" by S & P and "A" by DCR, that the Class D Certificates be rated not lower than "BBB" by S & P and "BBB" by DCR and that the Class E Certificates be rated not lower than "BBB-" by S & P and "BBB-" by DCR.

     The ratings on the Offered Certificates address the likelihood of the timely receipt by holders thereof of distributions of interest to which they are entitled and, except in the case of the Class X Certificates, distributions of principal sufficient to reduce the Certificate Balance of each Class of Offered Certificates to zero by the Rated Final Distribution Date, which is the first Distribution Date that follows the second anniversary of the end of the amortization term for the Mortgage Loan that, as of the Cut-Off Date, has the longest remaining amortization term. The ratings take into consideration the credit quality of the Mortgage Pool, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream from the Mortgage Pool is adequate to make payments required under the Offered Certificates. A security rating does not represent any assessment of (i) the likelihood or frequency of principal prepayments on the Mortgage Loans, (ii) the degree to which such prepayments might differ from those originally anticipated or (iii) whether and to what extent Prepayment Premiums and Additional Interest will be received. Also, a security rating does not represent any assessment of the yield to maturity that investors may experience or the possibility that the holders of the Class X Certificates might not fully recover their investment in the event of rapid prepayments of the Mortgage Loans (including both voluntary and involuntary prepayments). As described herein, the amounts payable with respect to the Class X Certificates consist only of interest. If the Mortgage Pool were to entirely prepay in the initial month, with the result that holders of the Class X Certificates receive only a single month's interest and thus suffer a nearly complete loss of their investment, all amounts "due" to such Certificateholders will nevertheless have been paid, and such result is consistent with the ratings received on the Class X Certificates. The Class X Certificate Notional Amount upon which interest is calculated is reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The rating does not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount as so reduced from time to time. Accordingly, the ratings of the Class X Certificates should be evaluated independently from similar ratings on other types of securities.

     S&P assigns the additional symbol of "r" to highlight classes of securities that S&P believes may experience high volatility or high variability in expected returns due to non-credit risks; however, the absence of an "r" symbol should not be taken as an indication that a class will exhibit no volatility or variability in total return.

     There can be no assurance that any rating agency not requested to rate the Offered Certificates will not nonetheless issue a rating to any or all Classes thereof and, if so, what such rating or ratings would be. A rating assigned to any Class of Offered Certificates by a rating agency that has not been requested by the Depositor to do so may be lower than the rating assigned thereto by any of the Rating Agencies.

     The ratings on the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. See "RISK
FACTORS--Limited Nature of Credit Ratings" in the Prospectus.

                              INDEX OF DEFINITIONS

   1933 Act ...........................................                     S-3
   30/360 basis .......................................                    S-41
   401(c) Regulations .................................                   S-107
   Accrued Certificate Interest .......................              S-14, S-68
   actual/360 basis ...................................                    S-41
   Additional Interest ................................                    S-41
   Additional Trust Fund Expenses .....................                    S-72
   Adjusted Mortgage Rate .............................                    S-41
   Administrative Cost Rate ...........................                    S-47
   Advance Rate .......................................                    S-17
   Advances ...........................................              S-17, S-88
   Anticipated Repayment Date .........................              S-24, S-41
   Appraisal Reduction Amount .........................                    S-71
   ARD Loans ..........................................              S-24, S-41
   Asset Status Report ................................                    S-98
   Assumed Scheduled Payment ..........................                    S-69
   Available Distribution Amount ......................                    S-64
   Balloon Loans ......................................        S-24, S-34, S-41
   Balloon Payment ....................................              S-24, S-41
   Beneficial Owners ..................................                    S-74
   Casualty or Condemnation Rights ....................                    S-45
   CBE ................................................                    S-81
   CEDEL ..............................................               S-9, S-76
   CEDEL Participants .................................                    S-76
   Certificate Account ................................                    S-88
   Certificate Balance ................................               S-9, S-63
   Certificate Registrar ..............................                   S-102
   Certificateholders .................................                    S-64
   Certificates .......................................              Cover, S-7
   Chase ..............................................                    S-74
   Citibank ...........................................                    S-74
   CMBS Portfolio .....................................                    S-61
   Code ...............................................                    S-20
   Class A Certificates ...............................             Cover, S-62
   Class X Certificates ...............................             Cover, S-62
   Closing Date .......................................                     S-8
   Collection Period ..................................                    S-64
   Commission .........................................                     S-3
   Compensating Interest Payment ......................             S-18,  S-96
   Component ..........................................                    S-63
   Constant Prepayment Rate ...........................                    S-80
   Controlling Class of Sequential Pay Certificates ...                    S-97
   Controlling Class Representative ...................               S-7, S-97
   Cooperative ........................................                    S-77
   Corrected Mortgage Loan ............................                    S-98
   CPR ................................................                    S-81
   Credit Lease Assignment ............................                    S-45
   Credit Lease Loans .................................                    S-26
   Credit Lease .......................................                    S-26
   Credit Lease Tenants ...............................                    S-26
   Cross-Collateralized Loans .........................                    S-36
   Custodian ..........................................                    S-57
   Cut-Off Date .......................................                     S-8
   Cut-Off Date Balance ...............................              S-22, S-40
   Cut-Off Date DSCR ..................................                    S-46
   Cut-Off Date LTV ...................................                    S-47
   DCR ................................................             Cover, S-21
   Debt Service Coverage Ratio ........................                    S-45
   Debt Service Coverage Ratios .......................                    S-45
   Defeasance Collateral ..............................              S-26, S-42
   Definitive Certificate .............................                    S-75
   Depositaries .......................................                    S-74
   Depositor ..........................................        Cover, S-7, S-75
   Determination Date .................................               S-8, S-64
   Discount Rate ......................................                    S-70
   Distributable Certificate Interest .................              S-13, S-68
   Distribution Account ...............................                    S-89
   Distribution Date ..................................               S-8, S-64
   Distribution Date Statement ........................                    S-99
   DOL ................................................                   S-104
   DSCR ...............................................                    S-46
   DTC ................................................        Cover, S-8, S-75
   Due Date ...........................................                    S-24
   ERISA ..............................................             S-20, S-104
   Euroclear Operator .................................                    S-77
   Euroclear ..........................................               S-9, S-76
   Euroclear Participants .............................                    S-76
   Exemption ..........................................                   S-105
   Excluded Plan ......................................                   S-106
   Fitch ..............................................                    S-62
   Form 8-K ...........................................                    S-60
   Fully Amortizing Loans .............................                    S-41
   GCFP ...............................................                     S-7
   GNL ................................................                   Cover
   Guarantor ..........................................                    S-31
   Indirect Participants ..............................                    S-75
   Initial Pool Balance ...............................              S-22, S-40
   Initial Reserves at Closing ........................                    S-47
   IRS ................................................                   S-103
   Loan per Sq ft, Unit, Pad, Room or Bed .............                    S-46
   Lockout Period .....................................              S-25, S-42
   Loss of Rents ......................................                    S-45
   Major Tenant .......................................                    S-36
   Majority Subordinate Certificateholder .............                    S-91
   Master Servicer ....................................              Cover, S-7
   Master Servicing Fee ...............................                    S-95
   Master Servicing Fee Rate ..........................                    S-95
   Meidinger Tower Loan ...............................                    S-43
   Merrill Lynch ......................................                   Cover
   Midland ............................................               S-7, S-60
   MLMCI ..............................................                     S-7
   Moody's ............................................                   S-105
   Mortgage File ......................................                    S-57
   Mortgage Loan Purchase Agreement ...................                    S-57
   Mortgage Notes .....................................                    S-37
   Mortgage Rate ......................................              S-24, S-47
   Mortgaged Property .................................              S-22, S-40
   Net Aggregate Prepayment Interest
    Shortfall .........................................        S-14, S-19, S-68
   Net Cash Flow ......................................                    S-45
   Net Mortgage Rate ..................................              S-10, S-64
   Net REO Proceeds ...................................                    S-89

   Nonrecoverable Advance .............................                    S-88
   Norwest Bank .......................................                    S-93
   Notional Amount ....................................                   Cover
   Occupancy Percentage ...............................                    S-47
   Offered Certificates ...............................                   Cover
   OID Regulations ....................................                   S-103
   Other Plans ........................................                   S-106
   P&I Advance ........................................              S-17, S-88
   Participants .......................................                    S-75
   Party in Interest ..................................                   S-104
   Pass-Through Rate ..................................                   Cover
   Paying Agent .......................................                    S-76
   Percentage Premium .................................                    S-69
   Periodic Payments ..................................                    S-24
   Plan ...............................................             S-20, S-104
   PNC ................................................               S-7, S-60
   Pooling and Servicing Agreement ....................        Cover, S-7, S-86
   Prepayment Interest Excess .........................              S-18, S-95
   Prepayment Interest Shortfall ......................              S-18, S-95
   Prepayment Premium .................................                    S-74
   Primary Term .......................................                    S-45
   Principal Distribution Amount ......................              S-14, S-69
   Principal Window ...................................                     S-6
   Private Certificates ...............................                     S-7
   PTCE 95-60 .........................................                   S-107
   Purchase Price .....................................                    S-57
   Qualified Substitute Mortgage Loan .................                    S-58
   Rate Differential ..................................                    S-70
   Rating Agencies ....................................             Cover, S-21
   Realized Losses ....................................                    S-72
   Record Date ........................................               S-8, S-64
   Recovery Fee .......................................                    S-96
   Reimbursement Rate .................................                    S-88
   Related Proceeds ...................................                    S-88
   Remain Amort. Term .................................                    S-46
   Remaining Cash Flow ................................              S-25, S-41
   REMIC ..............................................                    S-19
   REMIC Administrator ................................                    S-94
   Rental Property ....................................                    S-52
   REO Account ........................................                    S-62
   REO Loan ...........................................                    S-69
   REO Property .......................................              S-62, S-97
   Repayment LTV ......................................                    S-47
   Required Appraisal Date ............................                    S-70
   Required Appraisal Loan ............................                    S-70
   Restricted Group ...................................                   S-105
   Scenario ...........................................                    S-82
   Scheduled Final Distribution Date ..................               S-8, S-73
   Scheduled Payment ..................................                    S-69
   SEC ................................................                   S-101
   Sellers ............................................                     S-7
   Senior Certificates ................................ Cover, S-18, S-62, S-71
   Senior Meidinger Tower Interest ....................                    S-43
   Sequential Pay Certificates ........................                     S-9
   Servicing Advance ..................................              S-17, S-88
   Servicing Fees .....................................                    S-95
   Similar Law ........................................                   S-106
   SMMEA ..............................................                   S-107
   Special Servicer ...................................              Cover, S-7
   Special Servicing Fee ..............................                    S-96
   Special Servicing Fee Rate .........................                    S-96
   Specially Serviced Mortgage Loans ..................                    S-97
   Specially Serviced Trust Fund Assets ...............                    S-97
   S & P ..............................................             Cover, S-21
   Stated Principal Balance ...........................              S-10, S-64
   Stated Remaining Term ..............................                    S-47
   Subordinate Certificates ...........................                    S-18
   Subordinate Meidinger Tower Interest ...............                    S-43
   Substitution Shortfall Amount ......................                    S-57
   Sub-Servicer .......................................                    S-99
   Table Assumptions ..................................                    S-81
   Terms and Conditions ...............................                    S-77
   Trust Fund .........................................              Cover, S-9
   Trustee ............................................              Cover, S-8
   Trustee Fee ........................................                    S-94
   Trustee Fee Rate ...................................                    S-94
   Underwriters .......................................                   Cover
   Underwriting Agreement .............................                   S-108
   Underwriting Reserves ..............................                    S-47
   Voting Rights ......................................                    S-74
   Weighted Average Net Mortgage Rate .................              S-10, S-64
   Weighted averages ..................................                    S-47
   WMF ................................................                    S-40
   Year Built .........................................                    S-47
   Yield Maintenance Charges ..........................                    S-69
   Zoning Laws ........................................                    S-45

                  CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
                                     ANNEX A


    Loan         Control
   Source          No.        Property Name                                     Address                           City
====================================================================================================================================

    MLMI        MLMI-001     One Liberty Plaza                            149 - 171 Broadway                    New York

    MLMI        MLMI-002a    Holiday Hills Village                        2000 West 92nd Avenue                 Federal Heights
    MLMI        MLMI-002b    California-Hawaiian                          3637 Snell Avenue                     San Jose
    MLMI        MLMI-002c    Contempo Marin                               400 Yosemite Road                     San Rafael
    MLMI        MLMI-002d    Green Acres                                  8785 Turkey Ridge Road                Breinigsville
    MLMI        MLMI-002e    Hillcrest Village                            1600 Sable Boulevard                  Aurora
    MLMI        MLMI-002f    Concord Cascade                              245 Aria Drive                        Pacheco
    MLMI        MLMI-002g    Bonanza Village                              3700 East Stewart Avenue              Las Vegas
    MLMI        MLMI-002h    Golden Terrace Village West                  431 Zeta Street                       Golden
    MLMI        MLMI-002i    Windmill Village                             16131 North Cleveland Avenue          North Fort Myers
    MLMI        MLMI-002j    Lamplighter Village                          10767 Jamacha Boulevard               Spring Valley
    MLMI        MLMI-002k    The Meadows                                  2401 West Southern Avenue             Tempe
    MLMI        MLMI-002l    Windmill Village North                       4000 North Tuttle Avenue              Sarasota
    MLMI        MLMI-002m    Hacienda De Valencia                         201 South Greenfield Road             Mesa
    MLMI        MLMI-002n    Cimarron                                     12205 North Perry Street              Broomfield
    MLMI        MLMI-002o    Lake Haven                                   1415 Main Street                      Dunedin
    MLMI        MLMI-002p    Golden Terrace Village                       17601 West Colfax Avenue              Golden
    MLMI        MLMI-002q    Casa Village                                 422 South 24th Street West            Billings
    MLMI        MLMI-002r    Central Park Village                         205 West Bell Road                    Phoenix
    MLMI        MLMI-002s    Camelot Acres                                14750 West Burnsville Parkway         Burnsville
    MLMI        MLMI-002t    Casa del Sol #2                              10960 North 67th Avenue               Glendale
    MLMI        MLMI-002u    Casa del Sol #1                              11411 North 91st Avenue               Peoria
    MLMI        MLMI-002v    East Bay Oaks                                601 Starkey Road                      Largo
    MLMI        MLMI-002w    Holiday Village Colorado                     3405 Sinton Road                      Colorado Springs
    MLMI        MLMI-002x    Oak Tree Village                             254 Sandalwood Avenue                 Portage
    MLMI        MLMI-002y    Windmill Village South                       3000 North Tuttle Avenue              Sarasota
    MLMI        MLMI-002z    Rancho Valley Village                        12970 Highway 8 Business              El Cajon
    MLMI        MLMI-002aa   Eldorado Village                             2505 East Bay Drive                   Largo
    MLMI        MLMI-002ab   Country Place Village                        2535 Country Place Boulevard          New Port Richey
    MLMI        MLMI-002ac   Pueblo Grande Village                        999 Fortino Boulevard West            Pueblo
------------------------------------------------------------------------------------------------------------------------------------
    MLMI         MLMI-002
    MLMI         MLMI-003    Sheraton Chicago Hotel & Towers              301 East North Water St               Chicago
    WMFG         WMFG-108    Evening Star Building                        1101 Pennsylvania Avenue N.W.         Washington

    WMFG        WMFG-018a    Lenox Court                                  5289-5299 85th Avenue                 New Carrollton
    WMFG        WMFG-018b    Sutton Walk                                  5306 85th Avenue                      New Carrollton
    WMFG        WMFG-018c    Brittany                                     4500 South Four Mile Run Drive        Arlington
    WMFG        WMFG-018d    Crestleigh                                   9556 Muirkirk Road                    Laurel
------------------------------------------------------------------------------------------------------------------------------------
    WMFG         WMFG-018

    MLMI         MLMI-093    Doral Plaza                                  151-155 N. Michigan Ave.              Chicago
    WMFG         WMFG-106    1900 Market Street                           1900 Market Street                    Philadelphia
    WMFG         WMFG-114    Shore Mall                                   6725 Black Horse Pike                 Egg Harbor Township
    MLMI         MLMI-133    Bell Atlantic Building                       One Washington Street                 Newark
    WMFG         WMFG-092    Bay Landing                                  121 Roble Road                        Walnut Creek
    WMFG         WMFG-074    499 Thornall                                 499 Thornall Street                   Edison
    WMFG         WMFG-077    Flamingo Pines Shopping Center               SWC of Flamingo Road and Pines Blvd.  Pembroke Pines
    MLMI         MLMI-075    330 South Warminster Road                    330 South Warminster Road             Hatboro
    MLMI         MLMI-068    Wharton Warehouse Business                   20 Harry Shupe Boulevard              Wharton
    WMFG         WMFG-005    Gateway Shopping Center                      125 East Swedesford Road              Tredyffrin
    WMFG         WMFG-112    St. Paul Plaza                               200 St. Paul Place                    Baltimore
    MLMI         MLMI-182    Omni Richardson Hotel                        701 East Campbell Road                Richardson
     GCM         GCM-196     Meidinger Tower                              462 South Fourth Ave                  Louisville
   MIDLAND       MID-172     Oak Tree Center                              Oak Tree Road and Wood Avenue         Edison
    WMFG         WMFG-093    Connemara                                    3070 230th Lane South East            Issaquah
    WMFG         WMFG-179    Applewood Center                             5529-5605 E Scatterfield Rd           Anderson
     GCM         GCM-108     Sheraton Newport                             4545 MacArthur Boulevard              Newport Beach
    MLMI         MLMI-151    Broadwater Apartments                        15000 Southwest 104th Street          Miami
   MIDLAND       MID-140     Bay View Summit Apartments                   3101-3180 Clairemont Dr.              San Diego
    WMFG         WMFG-017    Andrews Manor                                6375 Maxwell Drive                    Camp Springs
    WMFG         WMFG-180    Tippecanoe Court                             2513 E. Maple Point Drive             Lafayette
    WMFG         WMFG-011    Chesapeake Square Shopping Center            6716 Ritchie Highway                  Glen Burnie
   MIDLAND       MID-099     IRS District Headquarters                    210 East Earll Drive                  Phoenix
    MLMI         MLMI-099    Edgewood Village                             2190 Uecker Street                    Lewisville
    MLMI         MLMI-091    Plum Tree Shopping Center                    2250 N. University Parkway            Provo
     GCM         GCM-076     Bonita Glen Apartments                       250 Bonita Glen Dr.                   Chula Vista
   MIDLAND       MID-076     Greens of Bedford Apartments                 6508 South 106th East Place           Tulsa
    MLMI         MLMI-098    Sunset Oaks Apartments                       3550 Timberglen Road                  Carrollton
    MLMI         MLMI-035    Venetian Bridges                             2244 Rosemarie Lane                   Stockton
    WMFG         WMFG-042    HRB SYSTEMS, INC                             300 N. Science Park Road              State College
    WMFG         WMFG-162    Capitol Chevrolet/Guarantor Frontier Ins     600 Murfreesboro Road                 Nashville
   MIDLAND       MID-001     Hampton Ridge Apartments                     3464 Hampton Ridge Drive              Rockford
     GCM         GCM-012     Quail Ridge Apartments                       2609 Featherstone Road                Oklahoma City
     GCM         GCM-083     Sunset Gardens Apartments                    1231 West Francisquito Avenue         West Covina
    WMFG         WMFG-051    Harbor View Hotel                            131 North Water Street                Edgartown
    WMFG         WMFG-105    Fairfax Centre I Shopping Center             11211-11219 Lee Highway               Fairfax
   MIDLAND       MID-038     Sandpiper Village Apartments                 999 Marshall Rd.                      Vacaville
    MLMI         MLMI-124    Park City Square Apartments                  1246 and 1247 West 30th Street        Los Angeles

                                                                                                            Cumulative % of
    Loan                  Zip                                Original        Cut-Off        % of Initial     Initial Pool
   Source    State        Code      Property Type            Balance        Date Balance     Pool Balance      Balance
===========================================================================================================================

    MLMI      NY         10006      Office                $ 275,000,000     $ 273,132,900         9.45%        9.45%

    MLMI      CO         80221      Mobile Home Park         19,648,519        19,648,519
    MLMI      CA         95136      Mobile Home Park         18,172,398        18,172,398
    MLMI      CA         94903      Mobile Home Park         16,324,454        16,324,454
    MLMI      PA         18031      Mobile Home Park         16,189,222        16,189,222
    MLMI      CO         80011      Mobile Home Park         15,646,311        15,646,311
    MLMI      CA         94553      Mobile Home Park         10,495,213        10,495,213
    MLMI      NV         89110      Mobile Home Park         10,097,035        10,097,035
    MLMI      CO         80401      Mobile Home Park          9,842,768         9,842,768
    MLMI      FL         33903      Mobile Home Park          9,508,774         9,508,774
    MLMI      CA         91978      Mobile Home Park          9,496,024         9,496,024
    MLMI      AZ         49201      Mobile Home Park          9,360,469         9,360,469
    MLMI      FL         34234      Mobile Home Park          9,167,990         9,167,990
    MLMI      AZ         85206      Mobile Home Park          8,512,440         8,512,440
    MLMI      CO         80020      Mobile Home Park          8,175,494         8,175,494
    MLMI      FL         34698      Mobile Home Park          8,159,907         8,159,907
    MLMI      CO         80401      Mobile Home Park          8,128,750         8,128,750
    MLMI      MT         59102      Mobile Home Park          8,127,230         8,127,230
    MLMI      AZ         85023      Mobile Home Park          7,262,981         7,262,981
    MLMI      MN         55306      Mobile Home Park          7,079,041         7,079,041
    MLMI      AZ         85304      Mobile Home Park          6,995,402         6,995,402
    MLMI      AZ         85345      Mobile Home Park          6,860,369         6,860,369
    MLMI      FL         33771      Mobile Home Park          6,747,204         6,747,204
    MLMI      CO         80907      Mobile Home Park          6,332,387         6,332,387
    MLMI      IN         46368      Mobile Home Park          6,158,305         6,158,305
    MLMI      FL         34234      Mobile Home Park          5,624,197         5,624,197
    MLMI      CA         92021      Mobile Home Park          4,696,354         4,696,354
    MLMI      FL         33771      Mobile Home Park          4,626,080         4,626,080
    MLMI      FL         34655      Mobile Home Park          4,051,025         4,051,025
    MLMI      CO         81008      Mobile Home Park          3,513,657         3,513,657
    MLMI                                                    265,000,000       265,000,000         9.17%       18.61%
---------------------------------------------------------------------------------------------------------------------------

    MLMI      IL         60611      Hospitality             160,000,000       159,014,062         5.50%       24.11%
    WMFG      DC         20004      Office                   69,500,000        69,454,752         2.40%       26.51%

    WMFG      MD         20784      Multifamily               3,986,000         3,977,644
    WMFG      MD         20784      Multifamily               7,714,000         7,697,829
    WMFG      VA         22204      Multifamily              26,791,000        26,734,838
    WMFG      MD         20708      Multifamily              18,966,000        18,926,240
---------------------------------------------------------------------------------------------------------------------------
    WMFG                            Multifamily              57,457,000        57,336,551         1.98%       28.50%

    MLMI      IL         60601      Multifamily              46,000,000        45,856,749         1.59%       30.08%
    WMFG      PA         19103      Office                   44,000,000        43,971,224         1.52%       31.60%
    WMFG      NJ         08232      Retail                   33,750,000        33,728,960         1.17%       32.77%
    MLMI      NJ         07102      Office                   32,950,000        32,950,000         1.14%       33.91%
    WMFG      CA         94596      Multifamily              31,250,000        31,229,864         1.08%       34.99%
    WMFG      NJ         08818      Office                   30,000,000        29,981,808         1.04%       36.03%
    WMFG      FL         33027      Retail                   28,000,000        27,969,514         0.97%       36.99%
    MLMI      PA         19040      Mixed Use                25,600,000        26,930,301         0.93%       37.93%
    MLMI      NJ         07885      Industrial               25,500,000        25,500,000         0.88%       38.81%
    WMFG      PA         19087      Retail                   25,500,000        25,390,358         0.88%       39.69%
    WMFG      MD         21202      Office                   24,750,000        24,734,374         0.86%       40.54%
    MLMI      TX         75081      Hospitality              24,000,000        23,975,444         0.83%       41.37%
     GCM      KY         40202      Office                   21,000,000        21,000,000         0.73%       42.10%
   MIDLAND    NJ         08820      Retail                   19,750,000        19,737,501         0.68%       42.78%
    WMFG      WA         98027      Multifamily              18,750,000        18,737,918         0.65%       43.43%
    WMFG      IN         46013      Retail                   16,800,000        16,790,658         0.58%       44.01%
     GCM      CA         92660      Hospitality              16,200,000        16,181,886         0.56%       44.57%
    MLMI      FL         33196      Multifamily              16,100,000        16,051,332         0.56%       45.12%
   MIDLAND    CA         92117      Multifamily              16,000,000        15,989,350         0.55%       45.68%
    WMFG      MD         20746      Multifamily              15,256,000        15,224,018         0.53%       46.20%
    WMFG      IN         47905      Retail                   15,200,000        15,191,548         0.53%       46.73%
    WMFG      MD         21060      Retail                   14,800,000        14,763,234         0.51%       47.24%
   MIDLAND    AZ         85012      Office                   14,250,000        14,240,900         0.49%       47.73%
    MLMI      TX         75067      Multifamily              13,440,000        13,355,066         0.46%       48.19%
    MLMI      UT         84604      Retail                   13,200,000        13,137,941         0.45%       48.65%
     GCM      CA         91910      Multifamily              13,200,000        13,121,731         0.45%       49.10%
   MIDLAND    OK         74133      Multifamily              12,200,000        12,165,638         0.42%       49.52%
    MLMI      TX         75287      Multifamily              11,520,000        11,443,425         0.40%       49.92%
    MLMI      CA         95207      Multifamily              10,800,000        10,749,828         0.37%       50.29%
    WMFG      PA         16803      Industrial               10,618,000        10,611,610         0.37%       50.66%
    WMFG      TN         37210      CTL                      10,400,000        10,388,234         0.36%       51.02%
   MIDLAND    IL         61109      Multifamily              10,330,000        10,250,232         0.35%       51.37%
     GCM      OK         73120      Multifamily              10,300,000        10,203,470         0.35%       51.72%
     GCM      CA         91790      Multifamily               9,600,000         9,534,994         0.33%       52.05%
    WMFG      MA         02539      Hospitality               9,500,000         9,491,150         0.33%       52.38%
    WMFG      VA         22030      Retail                    9,500,000         9,490,541         0.33%       52.71%
   MIDLAND    CA         95687      Multifamily               9,250,000         9,230,674         0.32%       53.03%
    MLMI      CA         90007      Multifamily               9,200,000         9,193,564         0.32%       53.35%


    Loan                    Affiliated
   Source                    Borrower
========================================================

    MLMI

    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
    MLMI
--------------------------------------------------------

    MLMI
    WMFG                  WMFG-106, WMFG-095

    WMFG
    WMFG
    WMFG
    WMFG
--------------------------------------------------------
    WMFG                       WMFG-017

    MLMI
    WMFG                  WMFG-108, WMFG-095
    WMFG
    MLMI
    WMFG                       WMFG-093
    WMFG
    WMFG
    MLMI
    MLMI
    WMFG
    WMFG
    MLMI
     GCM
   MIDLAND
    WMFG                       WMFG-092
    WMFG                       WMFG-180
     GCM                       GCM-199
    MLMI
   MIDLAND
    WMFG                       WMFG-018
    WMFG                       WMFG-179
    WMFG
   MIDLAND
    MLMI
    MLMI
     GCM                       MID-065
   MIDLAND   MID-020, MID-034, MID-037, MID-078, MID-090
    MLMI
    MLMI
    WMFG
    WMFG
   MIDLAND                     MID-002
     GCM          MID-139, GCM-013, GCM-042, GCM-043
     GCM
    WMFG
    WMFG                       WMFG-089
   MIDLAND                     MID-047
    MLMI

                                                                 9/11/98 1:37 AM

                                                                                              Rem
                                                                    Orig     Rem    Amort     Amort
                     Interest Accrual   Mortgage   Administrative   Term    Term    Term      Term     Origination   Repayment
     Crossed              Method          Rate        Cost Rate    (Mos.)  (Mos.)  (Mos.)    (Mos.)        Date         Date
===================================================================================================================================
                        Actual/360       6.900%       0.09675%       120     112     360       352       12/19/97    12/19/2007






























-----------------------------------------------------------------------------------------------------------------------------------
                          30/360          7.098        0.09675       120     112     IO        IO        12/12/97    12/31/2007

                        Actual/360        6.832        0.09675        84      79     300       295       03/25/98    04/01/2005
                        Actual/360        6.865        0.09675       120     119     360       359       07/30/98    08/01/2008





-----------------------------------------------------------------------------------------------------------------------------------
                        Actual/360        6.977        0.09675       120     117     360       357       05/15/98    06/01/2008

                        Actual/360        6.838        0.08675       120     116     360       356       04/22/98    05/01/2008
                        Actual/360        6.850        0.09675       120     119     360       359       07/30/98    08/01/2008
                        Actual/360        7.010        0.09675       120     119     360       359       07/28/98    08/01/2008
                        Actual/360        7.500        0.09675       120     120     300       300       08/05/98    09/01/2008
     WMFG-093           Actual/360        6.900        0.09675       120     119     360       359       07/31/98    08/01/2008
                        Actual/360        7.100        0.09675       120     119     360       359       07/31/98    08/01/2008
                        Actual/360        7.450        0.06675       120     118     360       358       06/23/98    07/01/2008
                        Actual/360        7.575        0.09675       143     134     360       351       10/21/97    11/01/2009
                        Actual/360        7.500        0.09675       180     180     360       360       08/04/98    09/01/2013
                        Actual/360        7.110        0.09675       180     176     300       296       04/03/98    05/01/2013
                        Actual/360        6.968        0.09675       120     119     360       359       07/16/98    08/01/2008
                        Actual/360        7.400        0.09675       120     119     300       299       07/31/98    08/01/2008
                          30/360          7.600        0.03675        84      79     360       360(2)    04/01/98    04/15/2005
                        Actual/360        6.960        0.08175       120     119     360       359       07/27/98    08/01/2008
     WMFG-092           Actual/360        6.900        0.09675       120     119     360       359       07/31/98    08/01/2008
     WMFG-180           Actual/360        7.375        0.09675       120     119     360       359       07/31/98    08/01/2008
                          30/360          7.620        0.09675       192     191     300       299       07/08/98    08/01/2014
                        Actual/360        6.970        0.13675       120     116     360       356       04/15/98    05/01/2008
                        Actual/360        6.790        0.08175       120     119     360       359       07/28/98    08/01/2008
                        Actual/360        6.977        0.09675       120     117     360       357       05/15/98    06/01/2008
     WMFG-179           Actual/360        7.375        0.09675       120     119     360       359       07/31/98    08/01/2008
                        Actual/360        7.330        0.09675       180     176     360       356       04/30/98    05/01/2013
                        Actual/360        6.930        0.08175       144     143     360       359       07/10/98    08/01/2010
                        Actual/360        6.660        0.13675       120     113     360       353       01/20/98    02/01/2008
                        Actual/360        6.930        0.09675       144     138     360       354       02/12/98    03/01/2010
                        Actual/360        7.130        0.20175       120     112     360       352       12/22/97    01/01/2008
                        Actual/360        6.870        0.08175       120     116     360       356       04/28/98    05/01/2008
                        Actual/360        7.010        0.13675        84      76     360       352       12/31/97    01/01/2005
                        Actual/360        6.985        0.09675       120     114     360       354       02/25/98    03/01/2008
                        Actual/360        7.125        0.09675       120     119     360       359       07/06/98    08/01/2008
                        Actual/360        6.875        0.09675       300     299     300       299       07/31/98    07/31/2023
     MID-002            Actual/360        7.300        0.08175       120     109     360       349       09/30/97    10/01/2007
                          30/360          7.840        0.20175        60      47     360       347       07/28/97    08/01/2002
                          30/360          6.940        0.09675       120     112     360       352       12/29/97    01/01/2008
                        Actual/360        7.500        0.09675       120     119     300       299       07/30/98    08/01/2008
                          30/360          7.040        0.09675       120     119     330       329       07/29/98    08/01/2008
                        Actual/360        6.990        0.08175       120     117     360       357       05/07/98    06/01/2008
                        Actual/360        6.970        0.09675       120     119     360       359       07/09/98    08/01/2008


                                                                                       Annual         Underwriting      Underwriting
Balloon/Repayment                                                                       Debt              Total            Total
     Balance         Maturity Term   Prepayment Restrictions                           Service           Revenue          Expenses
====================================================================================================================================
   $236,388,184         Hyperam      L(32), Def(84),O(4)                             $ 21,952,805      $ 79,928,516     $ 40,978,426

                                                                                                          3,139,781          980,889
                                                                                                          3,219,075        1,356,283
                                                                                                          2,694,058          900,400
                                                                                                          2,543,272          764,472
                                                                                                          2,498,893          779,746
                                                                                                          1,940,471          787,304
                                                                                                          1,699,624          590,207
                                                                                                          1,451,142          369,663
                                                                                                          1,602,577          557,796
                                                                                                          1,724,694          681,313
                                                                                                          1,729,933          701,446
                                                                                                          1,640,339          633,001
                                                                                                          1,363,415          428,106
                                                                                                          1,374,614          476,327
                                                                                                          1,480,893          584,319
                                                                                                          1,234,845          341,694
                                                                                                          1,433,764          540,780
                                                                                                          1,155,736          357,712
                                                                                                          1,460,616          682,802
                                                                                                          1,085,620          316,996
                                                                                                          1,035,042          281,256
                                                                                                          1,205,635          464,283
                                                                                                            972,521          276,746
                                                                                                          1,145,985          469,338
                                                                                                          1,070,893          452,931
                                                                                                            873,520          357,505
                                                                                                            836,933          328,640
                                                                                                            867,204          422,095
                                                                                                            662,914          276,849
------------------------------------------------------------------------------------------------------------------------------------
   265,000,000          Hyperam      L(32), Def(84),O(4)                               18,809,170        45,144,009       16,160,899

  138,805,322           Hyperam      L(29), Def(53),O(2)                               13,487,722        86,350,500       61,747,595
   60,502,361           Balloon      L(25),Def(91),O(4)                                 5,473,215        10,347,518        3,391,636

                                                                                                            717,071          334,570
                                                                                                          1,482,855          684,812
                                                                                                          4,275,624        1,681,357
                                                                                                          3,746,317        1,923,231
------------------------------------------------------------------------------------------------------------------------------------
   50,168,395           Hyperam      L(27),D(89),O(4)                                   4,576,509        10,221,867        4,623,970

   39,498,254           Hyperam      L(28), Def(88), O(4)                               3,650,035        11,668,518        7,029,565
   38,288,349           Balloon      L(25),D(91),O(4)                                   3,459,769        10,157,885        5,293,434
   29,493,402           Balloon      L(48),Def(68),O(4)                                 2,697,196         6,311,445        2,677,051
   26,421,187           Hyperam      L(24), Def(92), O(4)                               2,949,953         7,301,333        2,991,904
   27,229,610           Balloon      L(25),Def(91),O(4)                                 2,469,750         4,374,431        1,337,934
   26,277,980           Balloon      L(48),Def(68),O(4)                                 2,419,315         5,436,722        1,999,004
   24,754,978           Balloon      L(60),Def(56),O(4)                                 2,337,868         4,203,102        1,246,609
   22,641,953           balloon      L(33), Def (103), O(7)                             2,315,918         4,245,229        1,131,333
   19,366,677           Balloon      L(24), Def(152), O(4)                              2,162,410         4,268,922        1,311,175
   16,318,785           Balloon      L(28),Def(148),O(4)                                2,184,264         4,826,573        1,704,470
   21,604,636           Balloon      L(25),Def(91),O(4)                                 1,969,570         5,643,870        2,748,586
   19,193,289           Balloon      L(60), >YM or 1% ( 56), O(4)                       2,129,876        13,722,637       10,532,056
   20,168,005           Balloon      L(60),> of YM or 1% (20),O(4)                      1,596,000         4,918,564        2,344,058
   17,236,435           Hyperam      L(48),> YM or 1%(60),O(12)                         1,570,405         3,570,410        1,242,748
   16,337,770           Balloon      L(25),Def(91),O(4)                                 1,481,850         2,885,164        1,025,314
   14,819,605           Balloon      L(25),Def(91),O(4)                                 1,392,401         2,426,220          664,785
    9,495,898           Hyperam      L(120), > of YM or 1% (68),O(4)                    1,451,807        10,017,916        7,884,296
   13,867,597           Hyperam      L(28), Def(88), O(4)                               1,294,900         3,429,523        1,816,845
   13,900,709           Balloon      L(60),> YM or 1%(54),O(6)                          1,250,418         2,634,935        1,013,126
   13,320,725           Hyperam      L(27),Def(89),O(4)                                 1,215,156         2,962,392        1,492,491
   13,408,212           Balloon      L(25),Def(91),O(4)                                 1,259,791         2,077,476          503,545
   11,530,487           Balloon      L(28),Def(139),O(13)                               1,221,197         2,075,592          433,658
   11,877,787           Balloon      L(72),> YM or 1%(66),O(6)                          1,129,640         2,809,008        1,255,276
   11,486,634           Balloon      L(60), >YM or 1% ( 56), O(4)                       1,046,549         2,342,913        1,079,973
   10,808,475           Hyperam      L(30), Def (107), O(7)                             1,057,352         1,911,427          365,345
   11,565,723           Balloon      L(60),> of YM or 1% (54),O(6)                      1,067,705         2,278,989          898,221
   10,625,741           Balloon      L(60),> YM or 1%(54),O(6)                            961,255         2,230,624        1,028,281
   10,532,785           Balloon      L(24), >YM or 1% ( 56), O(4)                         930,004         2,344,366        1,126,417
    9,307,541           Balloon      L(60), >YM or 1% ( 56), O(4)                         869,977         2,591,627        1,243,465
    9,306,690           Balloon      L(25),Def(91),O(4)                                   858,425         1,601,654          110,466
       NAP            Fully Amort    L(180),5%(120)                                       880,029           900,000                -
    9,094,055           Hyperam      L(48),> YM or 1%(66),O(6)                            849,834         1,860,359          760,439
    9,788,132           Balloon      > of YM or 5% (48),1%(6),O(6)                        893,185         2,551,546        1,355,022
    8,242,140           Balloon      > of YM or 1% (84),3%(12),2%(12),1%(5),O(7)          761,792         1,660,630          696,513
    7,738,024           Balloon      L(25),Def(88),O(7)                                   842,450         7,552,874        6,319,842
    7,878,094           Balloon      L(25),Def(91),O(4)                                   782,312         1,452,604          373,626
    8,079,369           Balloon      L(48),YM(66),O(6)                                    737,740         1,760,605          760,451
    7,922,822           Hyperam      L(25), Def (88), O(7)                                739,846         1,599,442          596,527

     Underwriting     Underwriting        Appraised
         NCF              DSCR              Value
=========================================================
     $ 33,736,418         1.54x        $ 430,000,000

        2,158,892                         25,847,024 (3)
        1,862,792                         15,583,294 (3)
        1,793,658                         22,464,847 (3)
        1,778,800                         19,474,000 (3)
        1,719,147                         20,635,482 (3)
        1,153,167                         14,176,635 (3)
        1,109,417                         14,099,235 (3)
        1,081,479                         13,242,259 (3)
        1,044,781                         17,398,729 (3)
        1,043,381                         12,397,765 (3)
        1,028,487                         12,484,400 (3)
        1,007,338                         12,794,576 (3)
          935,309                         11,083,341 (3)
          898,287                         11,044,906 (3)
          896,574                         11,062,341 (3)
          893,151                         10,926,941 (3)
          892,984                         10,750,012 (3)
          798,024                          9,079,553 (3)
          777,814                          8,834,424 (3)
          768,624                          9,472,835 (3)
          753,786                          8,971,765 (3)
          741,352                          9,373,082 (3)
          695,775                          8,309,647 (3)
          676,647                         13,496,706 (3)
          617,962                          7,959,600 (3)
          516,015                          6,117,176 (3)
          508,293                          6,398,729 (3)
          445,109                          5,246,941 (3)
          386,065                          4,939,200 (3)
---------------------------------------------------------
       28,983,110          1.54          353,665,447

       24,602,905          1.82          247,000,000
        6,906,544          1.26           87,000,000

          382,501                          4,840,000
          798,043                         10,060,000
        2,594,267                         32,200,000
        1,823,086                         23,850,000
---------------------------------------------------------
        5,597,897          1.22           70,950,000

        4,621,792          1.27           67,400,000
        4,439,875          1.28           57,000,000
        3,529,654          1.31           52,500,000
        4,007,967          1.36           43,500,000
        3,036,496          1.23           40,000,000
        3,131,747          1.29           41,785,000
        2,868,871          1.23           35,500,000
        2,998,621          1.29           34,800,000
        2,884,139          1.33           33,300,000
        2,918,645          1.34           35,770,000
        2,611,500          1.33           35,500,000
        3,190,581          1.50           40,000,000
        2,574,507          1.61(1)(2)     29,200,000
        2,222,619          1.42           26,400,000
        1,859,850          1.26           25,250,000
        1,715,009          1.23           21,400,000
        2,133,620          1.47           27,400,000
        1,612,678          1.25           20,130,000
        1,621,809          1.30           20,974,496
        1,469,901          1.21           20,200,000
        1,518,803          1.21           19,500,000
        1,575,542          1.29           18,500,000
        1,412,122          1.25           22,500,000
        1,262,940          1.21           16,800,000
        1,464,795          1.39           16,500,000
        1,380,768          1.29           16,135,000
        1,202,342          1.25           15,400,000
        1,217,949          1.31           14,400,000
        1,337,251          1.54           14,000,000
        1,372,407          1.60           13,700,000
          900,000          1.02           10,500,000
        1,099,920          1.29           13,400,000
        1,196,524          1.34           14,000,000
          964,117          1.27           12,000,000
        1,233,033          1.46           16,000,000
        1,011,942          1.29           12,800,000
        1,000,154          1.36           13,150,000
        1,002,915          1.36           11,800,000


                                                                 9/11/98 1:37 AM
                                                                    Page 2 of 21

                                                                                       Loan per
                                                             Sq Ft, Units,           Sq Ft, Unit,                       Initial
Appraisal    Current     Repayment   Year                     Beds, Pads,              Bed, Pad,         Occupancy      Reserves
   Year        LTV          LTV      Built                     or Room                  or Room          Percentage    At Closing
====================================================================================================================================
   1997       63.52        54.97     1971                 2,124,775 Sq. Ft.            129 per sq. ft.      100%          --

   1997                              1961                       737 Pads            26,660 per pad           98%
   1997                              1971                       412 Pads            44,108 per pad          100%
   1997                              1972                       396 Pads            41,223 per pad          100%
   1997                              1969                       595 Pads            27,209 per pad           99%
   1997                              1970                       604 Pads            25,904 per pad           95%
   1997                              1969                       283 Pads            37,086 per pad           99%
   1997                              1971                       353 Pads            28,603 per pad           99%
   1997                              1971                       316 Pads            31,148 per pad           98%
   1997                              1969                       491 Pads            19,366 per pad           99%
   1997                              1969                       270 Pads            35,170 per pad           96%
   1997                              1971                       391 Pads            23,940 per pad           98%
   1997                              1969                       471 Pads            19,465 per pad          100%
   1997                              1970                       366 Pads            23,258 per pad           96%
   1997                              1970                       327 Pads            25,002 per pad           98%
   1997                              1962                       379 Pads            21,530 per pad           98%
   1997                              1971                       262 Pads            31,026 per pad           99%
   1997                              1962                       491 Pads            16,552 per pad           96%
   1997                              1973                       293 Pads            24,788 per pad           95%
   1997                              1971                       319 Pads            22,191 per pad           98%
   1997                              1979                       239 Pads            29,269 per pad           99%
   1997                              1971                       246 Pads            27,888 per pad           99%
   1997                              1969                       328 Pads            20,571 per pad           99%
   1997                              1970                       240 Pads            26,385 per pad           98%
   1997                              1969                       380 Pads            16,206 per pad           99%
   1997                              1979                       306 Pads            18,380 per pad          100%
   1997                              1969                       140 Pads            33,545 per pad           94%
   1997                              1968                       227 Pads            20,379 per pad          100%
   1997                              1986                       515 Pads             7,866 per pad           72%
   1997                              1972                       252 Pads            13,943 per pad           98%
------------------------------------------------------------------------------------------------------------------------------------
              74.93        74.93                             10,629 Pads            24,932 per pad                         --

   1998       64.38        56.20     1988                     1,204 Rooms          132,071 per room          NAP       4,641,327
   1998       79.83        69.54     1898                   218,447 Sq. Ft.            318 per sq. ft.      100%           --

   1998                              1961                        89 Units           44,693 per unit          98%
   1998                              1966                       184 Units           41,836 per unit          97%
   1998                              1975                       408 Units           65,527 per unit          96%
   1998                              1970                       389 Units           48,654 per unit          95%
------------------------------------------------------------------------------------------------------------------------------------
   1998       80.81        70.71                              1,070 Units           53,586 per unit          96%         867,251

   1997       68.04        58.60     1982                       717 Units           63,956 per unit          94%         144,081
   1998       77.14        67.17     1981                   456,374 Sq. Ft.             96 per sq. ft.       96%           --
   1998       64.25        56.18     1968                   616,730 Sq. Ft.             55 per sq. ft.       96%         160,103
   1998       75.75        60.74     1983                   370,671 Sq. Ft.             89 per sq. ft.       97%          60,485
   1998       78.07        68.07     1988                       360 Units           86,750 per unit          99%           --
   1998       71.75        62.89     1981                   257,430 Sq. Ft.            116 per sq. ft.       97%          40,000
   1998       78.79        69.73     1986                   257,370 Sq. Ft.            109 per sq. ft.       99%         257,577
   1997       77.39        65.06     1963                   423,374 Sq. Ft.             64 per sq. ft.       98%         490,625
   1998       76.58        58.16     1998                   609,426 Sq. Ft.             42 per sq. ft.      100%           --
   1998       70.98        45.62     1968                   218,595 Sq. Ft.            116 per sq. ft.       99%         116,375
   1998       69.67        60.86     1989                   264,626 Sq. Ft.             93 per sq. ft.      100%          29,375
   1998       59.94        47.98     1987                       342 Rooms           70,104 per room          NAP           --
   1998       71.92(1)     69.07     1982                   331,054 Sq. Ft.             63 per sq. ft.       96%         186,025
   1998       74.76        65.29     1986                   189,610 Sq. Ft.            104 per sq. ft.       95%         500,000
   1998       74.21        64.70     1988                       266 Units           70,443 per unit          95%           --
   1998       78.46        69.25     1985                   233,450 Sq. Ft.             72 per sq. ft.       93%             500
   1998       59.06        34.66     1975                       337 Rooms           48,017 per Room          NAP          54,000
   1998       79.74        68.89     1987                       424 Units           37,857 per unit          96%          10,063
   1998       76.23        66.27     1955                       324 Units           49,350 per unit          97%         184,000
   1998       75.37        65.94     1959                       414 Units           36,773 per unit          91%         140,601
   1998       77.91        68.76     1997                   246,338 Sq. Ft.             62 per sq. ft.       90%           --
   1998       79.80        62.33     1986                   213,716 Sq. Ft.             69 per sq. ft.       98%           --
   1998       63.29        52.79     1992                   128,845 Sq. Ft.            111 per sq. ft.      100%           --
   1997       79.49        68.37     1997                       260 Units           51,366 per unit          94%           --
   1997       79.62        65.51     1989                   159,294 Sq. Ft.             82 per sq. ft.      100%           --
   1997       81.32        71.68     1970                       294 Units           44,632 per unit          96%           --
   1998       79.00        69.00     1984                       384 Units           31,681 per unit          96%           --
   1997       79.47        73.14     1985                       320 Units           35,761 per unit          92%           --
   1997       76.78        66.48     1978                       354 Units           30,367 per unit          90%         133,125
   1998       77.46        67.93     1986                   102,880 Sq. Ft.            103 per sq. ft.      100%          37,750
   1998       98.94         0.00     1968                   135,400 Sq. Ft.             77 per sq. ft.      100%         109,700
   1997       76.49        67.87     1988                       252 Units           40,676 per unit          95%          61,750
   1997       72.88        69.92     1984                       628 Units           16,248 per unit          95%          19,163
   1997       79.46        68.68     1977                       200 Units           47,675 per unit          98%          59,565
   1998       59.32        48.36     1891                       124 Rooms           76,542 per  room         NAP           2,313
   1998       74.14        61.55     1986                    80,871 Sq. Ft.            117 per sq. ft.       90%           --
   1998       70.20        61.44     1986                       210 Units           43,956 per unit          97%           --
   1998       77.91        67.14     1991                       132 Units           69,648 per unit         100%           --

                                                                               Largest Tenant
                                                     ----------------------------------------------------------------
Appraisal Underwriting           Reserves                                                      Area Leased    Lease       Control
   Year     Reserves            Collected                      Name                              (Sq. Ft.)   Exp Date       No.
====================================================================================================================================
   1997        0.20            0.20 per sq. ft.      Cleary, Gottlieb, Steen & Hamilton           301,425   12/31/2010   MLMI-001

   1997                                                                                                                  MLMI-002a
   1997                                                                                                                  MLMI-002b
   1997                                                                                                                  MLMI-002c
   1997                                                                                                                  MLMI-002d
   1997                                                                                                                  MLMI-002e
   1997                                                                                                                  MLMI-002f
   1997                                                                                                                  MLMI-002g
   1997                                                                                                                  MLMI-002h
   1997                                                                                                                  MLMI-002i
   1997                                                                                                                  MLMI-002j
   1997                                                                                                                  MLMI-002k
   1997                                                                                                                  MLMI-002l
   1997                                                                                                                  MLMI-002m
   1997                                                                                                                  MLMI-002n
   1997                                                                                                                  MLMI-002o
   1997                                                                                                                  MLMI-002p
   1997                                                                                                                  MLMI-002q
   1997                                                                                                                  MLMI-002r
   1997                                                                                                                  MLMI-002s
   1997                                                                                                                  MLMI-002t
   1997                                                                                                                  MLMI-002u
   1997                                                                                                                  MLMI-002v
   1997                                                                                                                  MLMI-002w
   1997                                                                                                                  MLMI-002x
   1997                                                                                                                  MLMI-002y
   1997                                                                                                                  MLMI-002z
   1997                                                                                                                  MLMI-002aa
   1997                                                                                                                  MLMI-002ab
   1997                                                                                                                  MLMI-002ac
------------------------------------------------------------------------------------------------------------------------------------
                50               25 per pad                                                                              MLMI-002

   1998          4%               4% of revenue                                                                          MLMI-003
   1998       0.20             0.04 per sq. ft.      McKinsey & Company                             57,729 12/31/1999    WMFG-108

   1998                                                                                                                  WMFG-018a
   1998                                                                                                                  WMFG-018b
   1998                                                                                                                  WMFG-018c
   1998                                                                                                                  WMFG-018d
------------------------------------------------------------------------------------------------------------------------------------
   1998      239.31           239.31 per unit                                                                            WMFG-018

   1997         224      204 / $0.16 per unit / sq.ft.                                                                   MLMI-093
   1998        0.20             0.20 per sq. ft.      Cozen & O'Connor                              151,015 12/31/2010   WMFG-106
   1998        0.19             0.19 per sq. ft.      Boscov's                                      158,682 09/19/2008   WMFG-114
   1998        0.15             none per sq.ft.       Bell Atlantic                                 348,821 02/28/2003   MLMI-133
   1998         202             none per unit                                                                            WMFG-092
   1998        0.15             none per sq. ft.      US Energy Corporation                          72,714 06/30/2003   WMFG-074
   1998        0.10             none per sq. ft.      Publix Supermarket                             55,000 07/31/2018   WMFG-077
   1997        0.17             none per sq.ft.       Conti Mortgage                                203,114 08/01/2009   MLMI-075
   1998        0.15             0.15 per sq.ft.       Nestle Beverage Co.                           409,663 05/31/2008   MLMI-068
   1998        0.20             0.20 per sq. ft.      TJ Maxx                                        28,000 08/01/2006   WMFG-005
   1998        0.10             0.10 per sq. ft.      MD Attorney General                           100,375 09/30/2005   WMFG-112
   1998           4%               4% of revenue                                                                         MLMI-182
   1998        0.25             none per sq. ft.      William M Mercer Inc                          116,176 07/31/2002   GCM-196
   1998        0.15             none per sq. ft.      Shop Rite                                      74,000 11/30/2005   MID-172
   1998         209             none per unit                                                                            WMFG-093
   1998        0.20             0.20 per sq. ft.      Pay Less Super Markets, Inc.                   72,000 11/01/2008   WMFG-179
   1998        0.04               2% of revenue                                                                          GCM-108
   1998         225              225 per unit                                                                            MLMI-151
   1998         250              250 per unit                                                                            MID-140
   1998         230              230 per unit                                                                            WMFG-017
   1998        0.10             0.10 per sq. ft.      Payless Super Markets, Inc.                    83,878 11/30/2015   WMFG-180
   1998        0.12             0.12 per sq. ft.      K-Mart (Bradlees Sublease 5/88)                85,100 10/01/2009   WMFG-011
   1998        0.23             none per sq. ft.      General Services Admin                        128,845 09/17/2007   MID-099
   1997         200              150 per unit                                                                            MLMI-099
   1997        0.15             none per sq. ft.      Food 4 Less                                    61,000 04/01/2007   MLMI-091
   1997         250             none per unit                                                                            GCM-076
   1998         250             none per unit                                                                            MID-076
   1997         250              246 per unit                                                                            MLMI-098
   1997         260              260 per unit                                                                            MLMI-035
   1998        0.12             0.12 per sq. ft.      HRB Systems, Inc.                             102,880 12/22/2005   WMFG-042
   1998        0.00             none per sq. ft.      Capitol Chevrolet/Guarantor Frontier Ins      135,400 07/31/2023   WMFG-162
   1997         200              251 per unit                                                                            MID-001
   1997         225             none per unit                                                                            GCM-012
   1997         206              206 per unit                                                                            GCM-083
   1998        2436             2436 per room                                                                            WMFG-051
   1998        0.34             0.34 per sq. ft.      Cellco Partnership                              9,615 09/30/2003   WMFG-105
   1998         250             none per unit                                                                            MID-038
   1998         300              300 per unit                                                                            MLMI-124


                                                                 9/11/98 1:37 AM
                                                                    Page 3 of 21


    Loan         Control
   Source          No.       Property Name                          Address                                        City
====================================================================================================================================
    WMFG        WMFG-107a    Best Western - Orange/GULF HOTELS      2630 Interstate 10                             Orange
    WMFG        WMFG-107b    Ramada Inn - Orange/GULF HOTELS        2610 Interstate 10                             Orange
    WMFG        WMFG-107c    Ramada Inn - Port Arthur/GULF HOTELS   3801 Highway 73                                Port Arthur
    WMFG         WMFG-107

    MLMI         MLMI-090    Minyard Shopping Center                1401 Jupiter Road                              Plano
     GCM         GCM-034     The Colonnade                          6723 to 6815 West Canal Drive                  Kennewick
    MLMI         MLMI-061    Fiesta Inn                             2100 South Priest Drive                        Tempe
   MIDLAND       MID-168     Nexus Centre Torrey Pines Building 2   11149 N. Torrey Pines Road                     San Diego
   MIDLAND       MID-046     1601 Las Plumas Ave.                   1601 Las Plumas Ave.                           San Jose
    WMFG         WMFG-185    Riverbirch Apartments                  8025 River Birch Drive                         Charlotte
   MIDLAND       MID-090     The Links Apartments                   2121 West Royal Palm Road                      Phoenix
     GCM         GCM-110     Roswell Shopping Center                11060 Alpharetta Highway                       Roswell
    WMFG         WMFG-098    Shoppes at Lakewood                    2000 Chapel Hill Road                          Durham
    MLMI         MLMI-069    Mariner's Cove                         939 River Road                                 Edgewater
    MLMI         MLMI-094    Three Rivers Apartments                101 Three Rivers North                         Fort Wayne
    MLMI         MLMI-081    McCallum Highlands I                   6565 McCallum Blvd                             Dallas
    WMFG         WMFG-076    Liberty Tree Building                  630 Washington Street                          Boston
    MLMI         MLMI-107    Holiday Inn  - Buena Park              7000 Beach Blvd                                Buena Park
     GCM         GCM-157     Leewood Heathcare Center               7120 Braddock Rd.                              Annandale
    WMFG         WMFG-034    2020 Office Building                   2020 East First Street                         Santa Ana
     GCM         GCM-075     Olde Orchard Park Condominiums         12-20 Fayette Road                             S. Burlington
    WMFG         WMFG-165    BJ's Wholesale Club                    3985 Plank Road                                Fredericksburg
     GCM         GCM-060     Woodinville Commerce Center            18500-18800 142nd Avenue Northeast             Woodinville
     GCM         GCM-008     Atrium Office Park @ Southpointe       851-865 Southwest 78th Ave.                    Plantation
    MLMI         MLMI-080    The Bentley                            3362 Forest Lane                               Dallas
    MLMI         MLMI-070    The Missions at Vista Primera          7434 La Carrera                                Santa Fe
    MLMI         MLMI-121    North Fork Plaza Shopping Ctr          13945 Highway 183                              Austin
   MIDLAND       MID-010     Albers Mill Building                   1200 NW Front Avenue                           Portland
     GCM         GCM-092     Clairridge Estates Apartments          36770 Harper Avenue                            Clinton Township
     GCM         GCM-043     Stonebrook Apartments                  9301 N. MacArthur Boulevard                    Oklahoma City
    WMFG         WMFG-035    Springfield Shopping Center            295 Route 22 East                              Springfield
    WMFG         WMFG-119    5555/5575 Wilshire Boulevard           5555 and 5575  Wilshire Boulevard              Los Angeles
   MIDLAND       MID-154     Trainers Station                       2 North West End Blvd.                         Quakertown
    WMFG         WMFG-062    Village Park Apartments                850-980 W. 74th Street                         Hialeah
     GCM         GCM-001     Consumer Square Plaza                  821 and 845 County Route 64                    Big Flats
    WMFG         WMFG-004    Chelsea Village                        Providence Court at Fairmont Ave.              Atlantic City
   MIDLAND       MID-133     Strawberry Square                      Corner of Market and North Third Streets       Harrisburg
    MLMI         MLMI-130    Best Western Kissimmee                 2261 E. Irlo Bronson Highway                   Kissimmee
    MLMI         MLMI-095    Oak Park - Oak Green Apartments        40-60 Reservoir-30-50 Oak Ext                  Brockton
     GCM         GCM-071     Silver Creek Apartment                 10710 East 41st St                             Tulsa
     GCM         GCM-056     Patrick Airport Park                   3035- 3095 East Patrick Lane                   Las Vegas
     GCM         GCM-026     7421 Chapman Avenue                    7421 Chapman Ave.                              Garden Grove
   MIDLAND       MID-123     McKesson Industrial Building           915 Chad Lane                                  Tampa
     GCM         GCM-165     Villa Del Sol Apartments               6231 West McDowell Road                        Phoenix
    WMFG         WMFG-088    Backlick Center                        6651-6691 Backlick Road                        Springfield
    MLMI         MLMI-056    Midway Tower Office Center             4230 LBJ Freeway                               Dallas
    MLMI         MLMI-034    Morrowfield Apartments                 2715 Murray Avenue                             Pittsburgh
   MIDLAND       MID-034     The Lewiston Apartments                5270 South Lewis Avenue                        Tulsa
    MLMI         MLMI-042    Hillsborough Village Apartments        11902 Central Ave                              Chino
    MLMI         MLMI-179    Huntington Green Apartments            13100 Stonefield Drive                         Houston
     GCM         GCM-137     Grancare Medical Center                16640 N. 38th Street                           Phoenix
     GCM         GCM-069     Wau-Lin-Cree Apartments                4335 NW Line Creek Dr.                         Kansas City
     GCM         GCM-079     Raintree Apartments                    2915 North Texas Street                        Fairfield
    MLMI         MLMI-113    Westwood Apts                          70 Kane Street                                 West Hartford
    MLMI         MLMI-063    Daybreak Plaza                         960-990 Ontario Mills Drive                    Ontario
     GCM         GCM-129     4142 Lankershim Boulevard              4142, 4144, 4146 & 4153 Lankershim Boulevard   North Hollywood
     GCM         GCM-072     Fox Run Apartments                     1157 South Webb Street                         Wichita
    MLMI         MLMI-104    Presidents Village                     2500 Dunstan Street                            Houston
   MIDLAND       MID-105     Moon Nissan                            18707 Studebaker Road                          Cerritos
    MLMI         MLMI-149    Canyon Cove Apartments                 1455 Valley Drive                              Ogden
    WMFG         WMFG-057    DeVille Southwest Apartments           820 Southwest Avenue                           Jefferson City
    MLMI         MLMI-054    Best Western Hood River Inn            1108 East  Marina Way                          Hood River
     GCM         GCM-090     Rivermont Square Shopping Center       8560 Holcomb Bridge Road                       Alpharetta
     GCM         GCM-113     Rockwood Gardens Apartments            200-240 SE 188th Ave                           Gresham
    MLMI         MLMI-138    Best Buy - Allentown                   1504 MacArthur Rd                              Whitehall
     GCM         GCM-161     Berkeley Center Building               2000 Center Street                             Berkeley
     GCM         GCM-127     Oaks of Kingsbridge Apartments         11888 Longridge Dr.                            Baton Rouge
    MLMI         MLMI-116    Princeton House Retail Condo           2538 Broadway                                  New York
    MLMI         MLMI-189    Leben Home for Adults                  80-08 45th Avenue                              Elmhurst
    MLMI         MLMI-041    City Promenade Apartments              405-445 S. Clementine St.                      Anaheim
     GCM         GCM-116     Orchard Supply Hardware Center         1041-1061 Market Place                         San Ramon
   MIDLAND       MID-085     The Sunridge Apartments                4502 N. University Dr.                         Nacogdoches
     GCM         GCM-002     The Biltmore Apartments                5225 Verde Valley Lane                         Dallas
     GCM         GCM-198     The Greens of Carrollwood              3820 Ehrlich Rd.                               Tampa
   MIDLAND       MID-104     Remington Park Apartments              6801 Par Lane                                  Wichita
    WMFG         WMFG-050    Holiday Inn - East Belt                15157 Interstate 10 East                       Channelview
    MLMI         MLMI-076    Chelsea Village Apartments             37 Bradford Drive                              Leola
    WMFG         WMFG-073    4350 Weaver Parkway                    4350 Weaver Parkway                            Warrenville
    WMFG         WMFG-102    Kent Towne Market                      US Route 50 and Maryland Route 522             Chester
    MLMI         MLMI-117    The Savannah Retail Condo              2409 Broadway                                  New York
     GCM         GCM-086     Chapman Shopping Center                3451 West 6th Street                           Los Angeles
     GCM         GCM-114     Seranado Fountain Apartments           100 South Seranado Street                      Orange
     GCM         GCM-080     Union Square Apartments                424 North 300 East                             Provo

                                                                                       Cumulative % of
    Loan            Zip                        Original      Cut-Off     % of Initial   Initial Pool
   Source   State  Code       Property Type    Balance    Date Balance   Pool Balance      Balance
======================================================================================================
    WMFG      TX   77632      Hospitality     1,707,576      1,706,074
    WMFG      TX   77632      Hospitality     2,613,636      2,611,337
    WMFG      TX   77642      Hospitality     4,878,788      4,874,496
    WMFG                      Hospitality     9,200,000      9,191,907         0.32%       53.67%

    MLMI      TX   75074      Retail          9,200,000      9,177,466         0.32%       53.98%
     GCM      WA   99336      Retail          9,100,000      9,026,655         0.31%       54.30%
    MLMI      AZ   85282      Hospitality     9,000,000      8,941,061         0.31%       54.60%
   MIDLAND    CA   92121      Industrial      8,900,000      8,891,059         0.31%       54.91%
   MIDLAND    CA   95133      Industrial      8,900,000      8,847,680         0.31%       55.22%
    WMFG      NC   28210      Multifamily     8,800,000      8,800,000         0.30%       55.52%
   MIDLAND    AZ   85021      Multifamily     8,630,000      8,611,498         0.30%       55.82%
     GCM      GA   30076      Retail          8,600,000      8,593,102         0.30%       56.12%
    WMFG      NC   27707      Retail          8,500,000      8,494,924         0.29%       56.41%
    MLMI      NJ   07020      Multifamily     8,500,000      8,473,603         0.29%       56.70%
    MLMI      IN   46802      Multifamily     8,500,000      8,458,898         0.29%       57.00%
    MLMI      TX   75252      Multifamily     8,500,000      8,445,641         0.29%       57.29%
    WMFG      MA   02111      Office          8,400,000      8,394,906         0.29%       57.58%
    MLMI      CA   90620      Hospitality     8,400,000      8,379,085         0.29%       57.87%
     GCM      VA   22003      Health Care     8,300,000      8,284,903         0.29%       58.16%
    WMFG      CA   92705      Office          8,150,000      8,134,627         0.28%       58.44%
     GCM      VT   05403      Multifamily     8,000,000      7,953,321         0.28%       58.71%
    WMFG      VA   22407      Retail          7,950,000      7,950,000         0.27%       58.99%
     GCM      WA   98072      Industrial      8,000,000      7,928,684         0.27%       59.26%
     GCM      FL   33324      Office          8,000,000      7,928,365         0.27%       59.54%
    MLMI      TX   75234      Multifamily     8,000,000      7,912,488         0.27%       59.81%
    MLMI      NM   87505      Multifamily     7,700,000      7,663,404         0.27%       60.07%
    MLMI      TX   78717      Retail          7,500,000      7,485,369         0.26%       60.33%
   MIDLAND    OR   97205      Office          7,500,000      7,458,980         0.26%       60.59%
     GCM      MI   48035      Multifamily     7,300,000      7,271,744         0.25%       60.84%
     GCM      OK   73132      Multifamily     7,200,000      7,154,095         0.25%       61.09%
    WMFG      NJ   07081      Retail          7,150,000      7,134,987         0.25%       61.34%
    WMFG      CA   90036      Retail          7,075,000      7,070,906         0.24%       61.58%
   MIDLAND    PA   18951      Retail          7,000,000      6,995,729         0.24%       61.82%
    WMFG      FL   33104      Multifamily     6,844,000      6,840,195         0.24%       62.06%
     GCM      NY   14844      Retail          7,000,000      6,839,119         0.24%       62.30%
    WMFG      NJ   08401      Multifamily     6,850,000      6,826,164         0.24%       62.53%
   MIDLAND    PA   17101      Office          6,600,000      6,578,512         0.23%       62.76%
    MLMI      FL   34744      Hospitality     6,600,000      6,572,291         0.23%       62.99%
    MLMI      MA   02403      Multifamily     6,600,000      6,553,143         0.23%       63.21%
     GCM      OK   74146      Multifamily     6,500,000      6,461,898         0.22%       63.44%
     GCM      NV   89120      Mixed Use       6,500,000      6,436,998         0.22%       63.66%
     GCM      CA   92641      Industrial      6,375,000      6,294,785         0.22%       63.88%
   MIDLAND    FL   33619      Industrial      6,300,000      6,287,873         0.22%       64.10%
     GCM      AZ   85035      Multifamily     6,200,000      6,192,153         0.21%       64.31%
    WMFG      VA   22150      Retail          6,160,000      6,156,435         0.21%       64.52%
    MLMI      TX   75244      Office          6,150,000      6,116,618         0.21%       64.73%
    MLMI      PA   15217      Multifamily     6,150,000      6,092,190         0.21%       64.94%
   MIDLAND    OK   74105      Multifamily     6,050,000      6,024,500         0.21%       65.15%
    MLMI      CA   91710      Multifamily     6,000,000      5,995,498         0.21%       65.36%
    MLMI      TX   77014      Multifamily     6,000,000      5,986,001         0.21%       65.57%
     GCM      AZ   85032      Health Care     6,000,000      5,976,792         0.21%       65.77%
     GCM      MO   64151      Multifamily     6,000,000      5,963,103         0.21%       65.98%
     GCM      CA   94533      Multifamily     6,000,000      5,959,998         0.21%       66.19%
    MLMI      CT   06119      Multifamily     5,950,000      5,943,478         0.21%       66.39%
    MLMI      CA   91764      Retail          5,887,500      5,865,955         0.20%       66.60%
     GCM      CA   91602      Office          5,820,000      5,813,128         0.20%       66.80%
     GCM      KS   67207      Multifamily     5,800,000      5,766,079         0.20%       67.00%
    MLMI      TX   77005      Office          5,750,000      5,717,844         0.20%       67.19%
   MIDLAND    CA   90701      Retail          5,700,000      5,688,736         0.20%       67.39%
    MLMI      UT   84401      Multifamily     5,655,000      5,633,454         0.19%       67.59%
    WMFG      MO   65109      Multifamily     5,600,000      5,596,552         0.19%       67.78%
    MLMI      OR   97031      Hospitality     5,630,000      5,583,176         0.19%       67.97%
     GCM      GA   30076      Retail          5,600,000      5,579,084         0.19%       68.16%
     GCM      OR   97233      Multifamily     5,400,000      5,390,820         0.19%       68.35%
    MLMI      PA   18052      Retail          5,330,000      5,308,442         0.18%       68.53%
     GCM      CA   94704      Office          5,300,000      5,296,855         0.18%       68.72%
     GCM      LA   70816      Multifamily     5,300,000      5,291,493         0.18%       68.90%
    MLMI      NY   10025      Retail          5,300,000      5,277,779         0.18%       69.08%
    MLMI      NY   11373      Health Care     5,290,000      5,256,837         0.18%       69.27%
    MLMI      CA   92805      Multifamily     5,180,000      5,160,798         0.18%       69.44%
     GCM      CA   94583      Retail          5,100,000      5,096,859         0.18%       69.62%
   MIDLAND    TX   75961      Multifamily     5,080,000      5,073,609         0.18%       69.80%
     GCM      TX   75240      Multifamily     5,100,000      5,056,972         0.17%       69.97%
     GCM      FL   33624      Multifamily     5,025,000      5,021,906         0.17%       70.14%
   MIDLAND    KS   67212      Multifamily     5,005,000      4,994,269         0.17%       70.32%
    WMFG      TX   77530      Hospitality     5,000,000      4,990,389         0.17%       70.49%
    MLMI      PA   17540      Multifamily     5,000,000      4,967,713         0.17%       70.66%
    WMFG      IL   60555      Office          4,800,000      4,797,089         0.17%       70.83%
    WMFG      MD   21619      Retail          4,750,000      4,747,146         0.16%       70.99%
    MLMI      NY   10024      Retail          4,750,000      4,730,085         0.16%       71.16%
     GCM      CA   90020      Retail          4,750,000      4,698,598         0.16%       71.32%
     GCM      CA   92669      Multifamily     4,700,000      4,697,097         0.16%       71.48%
     GCM      UT   84606      Multifamily     4,700,000      4,670,158         0.16%       71.64%


    Loan                   Affiliated
   Source                   Borrower
==========================================================
    WMFG
    WMFG
    WMFG
    WMFG

    MLMI
     GCM
    MLMI
   MIDLAND
   MIDLAND
    WMFG
   MIDLAND    MID-020, MID-034, MID-037, MID-076, MID-078
     GCM                        GCM-109
    WMFG
    MLMI
    MLMI
    MLMI                        MLMI-086
    WMFG
    MLMI
     GCM
    WMFG
     GCM
    WMFG
     GCM
     GCM
    MLMI
    MLMI
    MLMI
   MIDLAND
     GCM
     GCM               GCM-012, GCM-013, GCM-042
    WMFG                        WMFG-036
    WMFG                        WMFG-080
   MIDLAND
    WMFG                        WMFG-063
     GCM
    WMFG                        WMFG-181
   MIDLAND
    MLMI
    MLMI
     GCM                        GCM-072
     GCM
     GCM
   MIDLAND
     GCM
    WMFG                        WMFG-104
    MLMI              MLMI-055, MLMI-057, MLMI-058
    MLMI
   MIDLAND    MID-020, MID-037, MID-076, MID-078, MID-090
    MLMI
    MLMI
     GCM
     GCM
     GCM
    MLMI                   MLMI-111, MLMI-112
    MLMI
     GCM
     GCM                        GCM-071
    MLMI
   MIDLAND
    MLMI
    WMFG
    MLMI
     GCM
     GCM
    MLMI
     GCM
     GCM
    MLMI                        MLMI-117
    MLMI
    MLMI
     GCM
   MIDLAND                  MID-083, MID-084
     GCM
     GCM
   MIDLAND         MID-011, MID-025, MID-106, MID-107
    WMFG
    MLMI
    WMFG
    WMFG
    MLMI                        MLMI-116
     GCM
     GCM
     GCM

                                                                 9/11/98 1:37 AM
                                                                    Page 4 of 21

                                                                                     Rem
                                                          Orig     Rem    Amort     Amort
           Interest Accrual   Mortgage   Administrative   Term    Term    Term      Term     Origination   Repayment
Crossed         Method          Rate        Cost Rate    (Mos.)  (Mos.)  (Mos.)    (Mos.)        Date         Date
========================================================================================================================



              Actual/360        7.750        0.09675       120     119     300       299       07/31/98    08/01/2008

              Actual/360        6.700        0.09675       120     117     360       357       05/01/98    06/01/2008
                30/360          8.180        0.20175       120     108     360       348       08/28/97    09/01/2007
              Actual/360        7.500        0.09675       120     114     300       294       02/12/98    03/01/2008
              Actual/360        7.160      0.166050003     120     119     300       299       07/28/98    08/01/2008
              Actual/360        7.100        0.08175       180     178     180       178       06/11/98    07/01/2013
              Actual/360        6.750        0.09675       144     144     360       360       08/03/98    09/01/2010
              Actual/360        6.890        0.08175       120     117     360       357       05/12/98    06/01/2008
                30/360          7.110        0.09675       120     119     360       359       07/22/98    08/01/2008
              Actual/360        7.150        0.11675       120     119     360       359       07/30/98    08/01/2008
                30/360          7.320        0.09675       240     236     360       356       04/03/98    05/01/2018
              Actual/360        6.800        0.13675       120     114     360       354       02/09/98    03/01/2008
              Actual/360        7.210        0.09675       120     112     360       352       12/02/97    01/01/2008
              Actual/360        7.100        0.09675       120     119     360       359       07/23/98    08/01/2008
              Actual/360        8.040        0.12675       264     262     264       262       06/08/98    07/01/2020
              Actual/360        7.620        0.09675        84      82     300       298       06/26/98    07/01/2005
              Actual/360        7.375        0.09675       120     117     360       357       05/29/98    06/01/2008
              Actual/360        7.200        0.20175       120     112     360       352       12/22/97    01/01/2008
              Actual/360        7.188        0.09675       180     180     360       360       08/05/98    09/01/2013
              Actual/360        7.360        0.24175       120     112     300       292       12/08/97    01/01/2008
                30/360          8.460        0.20175       120     106     360       346       06/27/97    07/01/2007
              Actual/360        7.140        0.09675       120     111     300       291       11/12/97    12/01/2007
              Actual/360        6.880        0.12675       120     114     360       354       02/27/98    03/01/2008
              Actual/360        7.720        0.12675       120     117     360       357       05/07/98    06/01/2008
              Actual/360        7.180        0.14175       120     115     300       295       03/30/98    04/01/2008
                30/360          7.350        0.09675       180     175     360       355       03/26/98    04/01/2013
GCM-042       Actual/360        7.250        0.20175       120     111     360       351       11/18/97    12/01/2007
WMFG-036      Actual/360        6.970        0.09675       120     118     300       298       06/03/98    07/01/2008
              Actual/360        7.250        0.09675       360     359     360       359       07/31/98    08/01/2028
              Actual/360        7.080        0.08175       120     119     360       359       07/16/98    08/01/2008
WMFG-063      Actual/360        7.375        0.09675       120     119     360       359       07/31/98    08/01/2008
              Actual/360        8.010        0.24175       180     172     180       172       12/01/97    01/01/2013
              Actual/360        7.090        0.09675       120     115     360       355       03/31/98    04/01/2008
              Actual/360        7.400        0.08175       120     118     240       238       06/29/98    07/01/2008
              Actual/360        7.670        0.09675       264     261     264       261       05/27/98    06/01/2020
              Actual/360        7.310        0.09675       120     110     360       350       10/14/97    11/01/2007
              Actual/360        7.180        0.20175       120     112     360       352       12/18/97    01/01/2008
              Actual/360        7.490        0.24175       120     111     300       291       11/20/97    12/01/2007
                30/360          8.250        0.20175       180     168     300       288       08/28/97    09/01/2012
              Actual/360        7.300        0.16175       120     117     360       357       05/06/98    06/01/2008
              Actual/360        6.970        0.09675       120     118     360       358       06/26/98    07/01/2008
              Actual/360        7.250        0.09675       120     119     360       359       07/16/98    08/01/2008
              Actual/360        7.590        0.12675       120     115     300       295       03/06/98    04/01/2008
                30/360          8.580        0.09675       120     105     360       345       05/24/97    06/01/2007
              Actual/360        6.990        0.13175       180     174     360       354       02/17/98    03/01/2013
              Actual/360        6.690        0.12675       120     119     360       359       07/17/98    08/01/2008
              Actual/360        6.920        0.13675       120     117     360       357       05/29/98    06/01/2008
              Actual/360        7.630        0.09675       120     116     300       296       04/20/98    05/01/2008
              Actual/360        6.970        0.10175       120     112     360       352       12/18/97    01/01/2008
                30/360          7.020        0.09675       120     112     360       352       12/12/97    01/01/2008
              Actual/360        7.125        0.12675       120     119     300       299       07/16/98    08/01/2008
              Actual/360        7.310        0.09675       120     115     360       355       03/24/98    04/01/2008
                30/360          7.280        0.09675       120     119     300       299       07/28/98    08/01/2008
              Actual/360        7.190        0.15175       120     112     360       352       12/05/97    01/01/2008
              Actual/360        7.410        0.09675       132     127     300       295       03/30/98    04/01/2009
              Actual/360        7.250      0.160650003     120     118     300       298       06/22/98    07/01/2008
              Actual/360        7.120        0.09675       120     116     324       320       04/01/98    05/01/2008
              Actual/360        7.050        0.09675       180     179     360       359       07/08/98    08/01/2013
              Actual/360        7.990        0.12675       240     235     240       235       03/20/98    04/01/2018
                30/360          7.530        0.09675       240     235     360       355       03/25/98    04/01/2018
                30/360          6.830        0.09675       120     118     360       358       06/17/98    07/01/2008
              Actual/360        7.610        0.09675       240     234     360       354       02/24/98    03/01/2018
              Actual/360        7.170        0.09675       180     179     360       359       07/10/98    08/01/2013
              Actual/360        7.470        0.09675       240     239     240       239       07/29/98    08/01/2018
              Actual/360        7.450        0.12675       240     234     360       354       02/03/98    03/01/2018
              Actual/360        7.750        0.09675       300     294     300       294       02/19/98    03/01/2023
              Actual/360        7.250        0.12675       180     175     360       355       03/06/98    04/01/2013
              Actual/360        7.050        0.09675       120     119     360       359       07/22/98    08/01/2008
              Actual/360        6.990        0.08175       120     118     360       358       06/09/98    07/01/2008
                30/360          7.950        0.20175       120     108     360       348       08/04/97    09/01/2007
              Actual/360        7.050        0.09675       120     119     360       359       07/29/98    08/01/2008
              Actual/360        6.890        0.08175       120     117     360       357       05/27/98    06/01/2008
              Actual/360        7.375        0.09675       120     118     300       298       06/09/98    07/01/2008
              Actual/360        7.160        0.09675       120     112     360       352       12/24/97    01/01/2008
              Actual/360        7.100        0.07675       120     119     360       359       07/28/98    08/01/2008
              Actual/360        7.130        0.09675       180     179     360       359       07/27/98    08/01/2013
              Actual/360        7.450        0.12675       240     234     360       354       02/03/98    03/01/2018
                30/360          7.640        0.09675       120     114     240       234       02/25/98    03/01/2008
              Actual/360        7.040        0.09675       120     119     360       359       07/17/98    08/01/2008
                30/360          7.270        0.09675       120     112     360       352       12/15/97    01/01/2008


                                                                                                                        Annual
 Balloon/Repayment                                                                                                       Debt
      Balance         Maturity Term   Prepayment Restrictions                                                           Service
===================================================================================================================================



     7,548,893           Balloon      L(25),Def(95)                                                                     833,883

     7,870,949           Balloon      L(60), >YM or 1% ( 56), O(4)                                                      719,678
     8,025,456           Balloon      > of YM or 4% (96),3%(12),O(12)                                                   815,016
     7,219,677           Balloon      L(60), >YM or 1% ( 56), O(4)                                                      805,980
     7,175,564           Balloon      L(60),> YM or 1%(54),O(6)                                                         765,776
        NAP            Fully Amort    L(90),> YM or 5%(84),O(6)                                                         965,929
     7,289,323           Balloon      L(49), > YM or 1% (59),O(36)                                                      684,920
     7,517,945           Balloon      L(60),> YM or 1%(54),O(6)                                                         681,354
     7,412,782           Balloon      L(60),> of YM or 1% (53),O(7)                                                     694,233
     7,455,078           Balloon      L(25),Def(91),O(4)                                                                688,915
     4,986,103           Balloon      L(120), >YM or 1% (116),O(4)                                                      700,669
     7,293,326           Balloon      L(66), >YM or 1% (47), O(7)                                                       671,844
     7,359,096           Balloon      L(60), >YM or 1% ( 56), O(4)                                                      700,214
     7,357,839           Balloon      L(25),Def(91),O(4)                                                                677,408
        NAP            Fully Amort    L(26), Def (234), 0(4)                                                            822,928
     7,371,971           Hyperam      L(48),Def(29),O(7)                                                                743,827
     7,189,502           Balloon      L(27),Def(89),O(4)                                                                675,480
     7,022,142           Balloon      L(60),> of YM or 1% (48),O(12)                                                    651,637
     6,149,112           Balloon      L(24),Def(152),O(4)                                                               646,757
     6,485,481           Balloon      L(48),> of YM or 5% (66),O(6)                                                     700,713
     7,094,010           Balloon      > of YM or 1% (96),1%(12),O(12)                                                   735,437
     6,352,709           Balloon      L(48), > YM or 1% (65), O(7)                                                      693,493
     6,619,522           Balloon      L(36), >YM or 1% (77), O(7)                                                       613,639
     6,567,601           Balloon      L(27), Def(89), O(4)                                                              649,962
     6,050,928           Balloon      L(48),> YM or 1%(66),O(6)                                                         646,473
     5,492,373           Balloon      > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(5),O(7)                        603,540
     6,330,247           Balloon      L(60),> of YM or 5% (54),O(6)                                                     589,400
     5,733,140           Balloon      L(26),Def(90),O(4)                                                                604,776
        NAP            Fully Amort    L(25),Def(250),O(85)                                                              579,168
     6,128,344           Hyperam      L(48),> YM or 1%(66),O(6)                                                         563,374
     6,037,225           Balloon      L(25),Def(91),O(4)                                                                567,238
        NAP            Fully Amort    L(84),> of YM or 1% (90),O(6)                                                     803,233
     5,998,932           Balloon      L(60),Def(56),O(4)                                                                551,856
     4,584,191           Hyperam      L(48),> YM or 1%(66),O(6)                                                         633,196
        NAP            Fully Amort    L(27), Def (233), 0(4)                                                            627,540
     5,809,721           Balloon      > YM or 1% (114), 1% (2), O(4)                                                    543,510
     5,702,568           Balloon      L(48),> of YM or 1% (66),O(6)                                                     528,399
     5,291,958           Balloon      L(48),> of YM or 3% (66),O(6)                                                     575,906
     4,119,992           Balloon      L(48),> of YM or 5% (60),5%(12),4%(12),3%(12),2%(12),1%(12),O(12)                 603,164
     5,546,981           Hyperam      L(48),> YM or 1%(66),O(6)                                                         518,292
     5,414,162           Hyperam      L(60),Def(53),O(7)                                                                493,487
     5,416,639           Balloon      L(48),Def(68),O(4)                                                                504,265
     4,942,181           Balloon      L(60), >YM or 1% ( 56), O(4)                                                      555,165
     5,465,960           Balloon      L(39),Def(9),Def or >YM or 1%(68),O(4)                                            571,648
     4,644,308           Balloon      L(90),> YM or 1%(84),O(6)                                                         482,522
     5,132,672           Balloon      L(25), Def (35), Def or > YM or 1% ( 56), O(4)                                    468,810
     5,160,989           Balloon      L(60), >YM or 1% ( 56), O(4)                                                      480,061
     4,908,128           Hyperam      L(28),Def(85),O(7)                                                                538,177
     5,235,322           Balloon      L(60),> of YM or 1% (54),O(6)                                                     477,568
     5,160,970           Balloon      > of YM or 0% (113),O(7)                                                          479,985
     4,722,891           Balloon      L(60), > of YM or 1% ( 56), O(4)                                                  515,137
     5,109,771           Balloon      L(60), >YM or 1% ( 56), O(4)                                                      490,012
     4,626,185           Balloon      L(60),> of YM or 1% (56),O(4)                                                     506,159
     5,089,750           Balloon      L(48),> of YM or 1% (66),O(6)                                                     471,966
     4,428,712           Balloon      L(29), Def (96), O(7)                                                             510,763
     4,609,895           Balloon      L(60),> YM or 1%(54),O(6)                                                         494,400
     4,672,274           Balloon      L(60), > of YM or 1% ( 56), O(4)                                                  476,741
     4,306,211           Balloon      L(48),Def(128),O(4)                                                               449,342
        NAP            Fully Amort    L(29), Def(207),O(4)                                                              569,644
     3,322,448           Balloon      L(120), > of YM or 1% (60), 5%(12), 4%(12), 3%(12), 2%(12), 1%(5), O(7)           471,253
     4,624,162           Balloon      > of YM or 1% (113),O(7)                                                          423,743
     3,196,095           Balloon      L(30), Def(206),O(4)                                                              457,033
     4,097,509           Hyperam      L(36),Def(137),O(7)                                                               430,418
        NAP            Fully Amort    L(25),Def(211),O(4)                                                               511,191
     3,150,877           Hyperam      L(120), >YM or 1% (116),O(4)                                                      447,351
        NAP            Fully Amort    L(156), > of YM or 1% (140), O(4)                                                 484,309
     3,897,911           Balloon      L(29), Def(147), O(4)                                                             428,547
     4,461,447           Balloon      > of YM or 1% (113),O(7)                                                          409,222
     4,438,460           Balloon      L(36),YM(72),O(12)                                                                405,159
     4,476,923           Balloon      > of YM or 0% (108),O(12)                                                         446,933
     4,395,837           Balloon      L(60),> of YM or 1% (56),O(4)                                                     403,204
     4,360,059           Balloon      L(60),> YM or 1%(54),O(6)                                                         395,154
     4,059,055           Balloon      L(26),Def(94)                                                                     438,528
     4,323,965           Balloon      L(60), > of YM or 1% (53), O(7)                                                   409,824
     4,204,476           Balloon      L(25),Def(91),O(4)                                                                387,090
     3,665,735           Balloon      L(48),Def(119),O(13)                                                              384,212
     2,823,897           Hyperam      L(120), >YM or 1% (116),O(4)                                                      400,928
     3,256,001           Balloon      > of YM or 1% (84),3%(12),2%(12),1%(5),O(7)                                       464,080
     4,110,456           Balloon      L(60),> of YM or 1% (53),O(7)                                                     376,747
     4,065,925           Balloon      > of YM or 0% (84),3%(12),2%(12),1%(5),O(7)                                       385,513


  Underwriting      Underwriting
      Total            Total         Underwriting     Underwriting        Appraised
     Revenue          Expenses           NCF              DSCR              Value
===================================================================================
      701,593          437,495          264,097                          2,450,000
    1,219,305          957,723          261,582                          3,750,000
    1,791,828        1,136,284          655,543                          7,000,000
    3,712,726        2,531,503        1,181,223           1.42          13,200,000

    1,416,579          432,117          969,180           1.35          11,600,000
    1,260,432          243,470        1,004,415           1.23          12,000,000
    6,551,741        4,572,782        1,978,959           2.46          18,100,000
    1,639,404          454,505        1,096,924           1.43          12,500,000
    2,030,052          509,585        1,447,042           1.50          12,500,000
    1,516,897          637,419          879,478           1.28          11,600,000
    1,457,418          596,203          861,215           1.26          10,700,000
    1,673,132          396,279        1,162,361           1.67          12,070,000
    1,321,313          388,712          878,695           1.28          10,700,000
    1,370,280          298,879        1,071,401           1.53          13,600,000
    2,073,344        1,173,409          899,935           1.34          10,900,000
    1,788,502          800,406          988,096           1.41          10,650,000
    1,253,424          337,645          915,780           1.35          10,500,000
    5,643,058        4,520,152        1,122,906           1.36          12,000,000
    6,638,925        5,451,431        1,187,494           1.60          10,700,000
    1,789,705          826,474          848,030           1.26          12,600,000
    1,352,553          405,359          947,194           1.45          10,500,000
      877,742           17,555          860,187           1.33          10,600,000
    1,285,605          298,928          894,413           1.28          10,700,000
    1,626,784          559,321          995,608           1.35          10,700,000
    2,041,026        1,019,259        1,021,767           1.47          10,000,000
    1,374,530          586,705          787,825           1.28          10,200,000
    1,225,651          310,244          855,844           1.32          10,700,000
    1,715,963          569,622          996,303           1.54          11,900,000
    1,468,281          661,590          806,691           1.34           9,200,000
    1,609,936          814,162          795,774           1.35           9,500,000
    1,145,280          340,785          797,444           1.32           9,850,000
      933,733          179,912          743,038           1.28           8,875,000
    1,094,368          255,086          803,978           1.43           9,300,000
    1,367,892          647,614          720,278           1.27           8,550,000
    1,383,656          338,557        1,015,085           1.26          11,500,000
    1,542,551          792,543          750,008           1.36           8,600,000
    2,410,760        1,335,790          918,446           1.45          11,300,000
    4,235,039        3,152,566        1,082,473           1.72           9,470,000
    2,258,011        1,329,165          928,846           1.71           9,200,000
    1,360,393          698,134          662,258           1.25           8,250,000
    1,035,863          210,257          739,511           1.28           9,000,000
    1,197,761          351,071          826,606           1.37           9,100,000
      909,771          217,035          665,502           1.28           7,930,000
    1,549,166          913,629          635,537           1.29           7,750,000
    1,027,181          299,591          683,654           1.36           7,700,000
    1,787,328          794,319          840,450           1.51           9,500,000
    1,289,370          519,317          738,277           1.29           7,750,000
    1,359,947          722,456          637,490           1.32           7,800,000
    1,279,964          669,873          610,091           1.30           8,100,000
    1,460,742          845,638          615,104           1.28           7,600,000
    8,780,770        7,739,897        1,040,876           1.93           8,700,000
    1,715,298          921,967          793,331           1.66           9,550,000
    1,101,643          525,672          575,971           1.20           8,000,000
    1,507,730          813,701          694,028           1.35           7,900,000
      991,059          238,640          727,783           1.49           7,850,000
    1,075,694          314,494          700,430           1.38           8,000,000
    1,341,737          730,290          611,447           1.30           7,400,000
    1,017,991          309,783          655,121           1.28           7,700,000
    1,089,009          153,793          880,796           1.78           9,250,000
    1,269,683          671,026          598,657           1.26           7,220,000
    1,473,180          836,702          636,478           1.42           7,000,000
    4,538,676        3,722,897          815,779           1.43           9,420,000
    1,009,081          295,425          658,959           1.40           7,200,000
    1,110,674          530,786          579,888           1.37           7,110,000
      673,087           42,719          630,368           1.38           7,300,000
      985,682          346,135          587,548           1.37           7,000,000
    1,472,511          803,231          669,280           1.31           7,550,000
      898,598          314,220          578,112           1.29           7,500,000
    1,185,200          458,565          726,635           1.50           7,440,000
      916,983          401,621          515,362           1.20           7,000,000
      664,537          118,126          543,495           1.33           6,475,000
    1,155,765          565,442          590,323           1.46           6,500,000
    1,075,454          440,477          634,977           1.42           7,285,000
      776,671          270,522          506,149           1.26           6,510,000
    1,018,899          504,855          514,044           1.30           7,100,000
    3,424,197        2,752,475          671,722           1.53           7,600,000
    1,452,346          834,811          617,535           1.51           6,800,000
      667,473          129,771          510,279           1.32           6,100,000
      836,687          293,849          509,432           1.33           6,700,000
      884,744          348,014          530,225           1.32           6,400,000
    1,017,605          370,404          625,639           1.35           6,500,000
      889,186          403,418          485,768           1.29           6,000,000
      895,436          376,562          518,874           1.35           6,110,000

                                                                 9/11/98 1:37 AM
                                                                    Page 5 of 21

                                                                         Loan per
                                                Sq Ft, Units,           Sq Ft, Unit,                        Initial
 Appraisal    Current     Repayment   Year       Beds, Pads,             Bed, Pad,           Occupancy      Reserves    Underwriting
    Year        LTV          LTV      Built        or Room                or Room            Percentage    At Closing     Reserves
====================================================================================================================================
    1998                              1978          60 Rooms                                    NAP
    1998                              1976         125 Rooms                                    NAP
    1998                              1982         125 Rooms                                    NAP
    1998       69.64        57.19     1986         310 Rooms           29,651 per room                      64,456           599

    1998       79.12        67.85     1997      99,237 Sq. Ft.             92 per sq. ft.        95%            --          0.10
    1997       75.22        66.88     1996     126,878 Sq. Ft.             71 per sq. ft.        95%            --          0.10
    1997       49.40        39.89     1975         270 Rooms           33,115 per room          NAP             --             4%
    1998       71.13        57.40     1989      42,873 Sq. Ft.            207 per sq. ft.       100%            --          0.20
    1998       70.78         0.00     1956     230,025 Sq. Ft.             38 per sq. ft.       100%            --          0.16
    1998       75.86        62.84     1983         210 Units           41,905 per unit           95%        16,800           210
    1998       80.48        70.26     1980         207 Units           41,601 per unit           88%         1,000           250
    1998       71.19        61.41     1986     148,124 Sq. Ft.             58 per sq. ft.        86%         4,240          0.13
    1998       79.39        69.67     1964     200,451 Sq. Ft.             42 per sq. ft.        97%         5,620          0.17
    1998       62.31        36.66     1997          44 Units          192,582 per unit           95%        14,500           324
    1997       77.60        66.91     1967         355 Units           23,828 per unit           98%       130,620           293
    1997       79.30        69.10     1983         277 Units           30,490 per unit           97%        84,250           225
    1998       79.95        70.07     1850      37,179 Sq. Ft.            226 per sq. ft.       100%            --          0.15
    1998       69.83         0.00     1974         245 Rooms           34,200 per room          NAP             --             4%
    1998       77.43        68.90     1968         176 Beds            47,073 per bed            93%         1,563           250
    1998       64.56        57.06     1985     110,489 Sq. Ft.             74 per sq. ft.        99%        19,625          0.20
    1997       75.75        66.88     1993         150 Units           53,022 per nit           100%            --           200
    1998       75.00        58.01     1994     115,310 Sq. Ft.             69 per sq. ft.       100%         9,900          0.00
    1997       74.10        60.61     1982     148,112 Sq. Ft.             54 per sq. ft.        98%            --          0.15
    1997       74.10        66.30     1997      98,250 Sq. Ft.             81 per sq. ft.       100%            --          0.20
    1997       79.12        63.53     1997         117 Units           67,628 per unit          100%            --           200
    1997       75.13        64.90     1994         208 Units           36,843 per unit           90%            --           207
    1998       69.96        61.38     1985     163,148 Sq. Ft.             46 per sq. ft.        91%        12,625          0.15
    1998       62.68        50.85     1911     119,392 Sq. Ft.             62 per sq. ft.       100%            --          0.25
    1998       79.04        59.70     1970         234 Units           31,076 per unit           98%        16,000           230
    1997       75.31        66.63     1983         360 Units           19,872 per unit           92%       165,000           225
    1998       72.44        58.20     1996      55,209 Sq. Ft.            129 per sq. ft.       100%            --          0.10
    1998       79.67         0.00     1946      33,070 Sq. Ft.            214 per sq. ft.       100%            --          0.10
    1998       75.22        65.90     1995      82,982 Sq. Ft.             84 per sq. ft.        99%         4,156          0.15
    1998       80.00        70.61     1974         201 Units           34,031 per unit           87%       315,034           312
    1997       59.47         0.00     1994     133,750 Sq. Ft.             51 per sq. ft.        96%            --          0.12
    1998       79.37        69.76     1937         261 Units           26,154 per unit           93%       326,750           265
    1998       58.22        40.57     1900     172,828 Sq. Ft.             38 per sq. ft.        93%         4,500          0.20
    1998       69.40         0.00     1974         282 Rooms           23,306 per room          NAP        169,693          0.04
    1997       71.23        63.15     1971         282 Units           23,238 per unit           96%       128,300           225
    1997       78.33        69.12     1980         320 Units           20,193 per unit           96%       192,500           225
    1997       71.52        58.80     1993     109,523 Sq. Ft.             59 per sq. ft.        99%            --          0.20
    1997       69.17        45.27     1984     207,000 Sq. Ft.             30 per sq. ft.       100%            --          0.10
    1998       79.29        69.95     1988     171,151 Sq. Ft.             37 per sq. ft.        83%            --          0.12
    1998       79.90        69.86     1984         320 Units           19,350 per unit           97%         4,625           250
    1998       79.95        70.35     1980      53,427 Sq. Ft.            115 per sq. ft.        95%         8,631          0.28
    1997       64.39        52.02     1971     161,799 Sq. Ft.             38 per sq. ft.        90%        31,875          0.15
    1997       78.61        70.53     1922         156 Units           39,052 per unit           99%        39,938           200
    1998       77.24        59.54     1972         272 Units           22,149 per unit           90%        40,688           250
    1998       74.02        63.37     1987         196 Units           30,589 per unit           98%            --           264
    1998       78.76        67.91     1984         264 Units           22,674 per unit           99%            --           250
    1997       68.70        56.42     1985         200 Beds            29,884 per bed            95%            --           250
    1997       62.44        54.82     1973         286 Units           20,850 per unit           91%         1,000           250
    1997       74.50        64.51     1985         136 Units           43,824 per unit           95%         5,631           248
    1998       75.23        59.78     1972         200 Units           29,717 per unit           91%        32,800           290
    1997       74.73        65.09     1997      42,476 Sq. Ft.            138 per sq. ft.        95%            --          0.15
    1998       72.66        57.83     1977      51,105 Sq. Ft.            114 per sq. ft.       100%       314,760          0.26
    1997       77.92        68.78     1978         336 Units           17,161 per unit           97%         1,000           250
    1998       74.26        57.52     1965      79,245 Sq. Ft.             72 per sq. ft.        82%       232,925          0.15
    1998       61.50        49.84     1980      47,031 Sq. Ft.            121 per sq. ft.       100%            --          0.20
    1998       78.03        64.71     1974         192 Units           29,341 per unit           93%        18,263           285
    1998       79.95        61.52     1967         362 Units           15,460 per unit           96%        25,563           232
    1998       59.27         0.00     1967         149 Rooms           37,471 per room          NAP             --          0.04
    1998       77.49        46.15     1984     100,152 Sq. Ft.             56 per sq. ft.        93%        16,940          0.19
    1998       75.82        65.04     1974         180 Units           29,949 per unit           96%        52,444           281
    1998       72.72        43.78     1997      46,368 Sq. Ft.            114 per sq. ft.       100%            --          0.20
    1998       75.67        58.54     1971      47,511 Sq. Ft.            111 per sq. ft.       100%         1,665          0.14
    1998       70.09         0.00     1974         343 Units           15,427 per unit           83%       770,266           200
    1998       70.37        42.01     1986      28,091 Sq. Ft.            188 per sq. ft.       100%            --          0.15
    1998       70.66         0.00     1926      99,600 Sq. Ft.             53 per sq. ft.       100%        20,625           300
    1997       73.73        55.68     1991         102 Units           50,596 per unit           95%            --           251
    1998       78.72        68.90     1989      54,704 Sq. Ft.             93 per sq. ft.       100%            --          0.10
    1998       78.06        68.28     1985         208 Units           24,392 per unit           94%            --           275
    1997       69.42        61.45     1972         137 Units           36,912 per unit           96%        25,056           200
    1998       77.14        67.52     1988          69 Units           72,781 per unit           96%            --           293
    1997       70.34        61.41     1977         253 Units           19,740 per unit           92%            --           250
    1998       65.66        53.41     1980         181 Rooms           27,571 per room          NAP         11,438           757
    1997       73.05        63.59     1964         238 Units           20,873 per unit           92%        75,375           250
    1998       78.64        68.93     1998      39,620 Sq. Ft.            121 per sq. ft.       100%            --          0.10
    1998       70.85        54.71     1986      63,241 Sq. Ft.             75 per sq. ft.        97%        18,750          0.34
    1998       73.91        44.12     1985      20,947 Sq. Ft.            226 per sq. ft.       100%            --          0.15
    1998       72.29        50.09     1929      36,545 Sq. Ft.            129 per sq. ft.       100%            --          0.12
    1998       78.28        68.51     1972         106 Units           44,312 per unit           94%       151,125           213
    1997       76.43        66.55     1991         139 Units           33,598 per unit          100%         1,250           300

                                                                     Largest Tenant
                                     ---------------------------------------------------------------------------
 Appraisal     Reserves                                                             Area Leased     Lease         Control
    Year       Collected                   Name                                      (Sq. Ft.)     Exp Date         No.
============================================================================================================================
    1998                                                                                                          WMFG-107a
    1998                                                                                                          WMFG-107b
    1998                                                                                                          WMFG-107c
    1998         599 per room                                                                                      WMFG-107

    1998        none per sq. ft.      Minyard's Grocery                                  62,137     11/01/2017     MLMI-090
    1997        none per sq. ft.      Future Shop                                        33,308     05/15/2011     GCM-034
    1997        none of revenue                                                                                    MLMI-061
    1998        0.20 per sq. ft.      SDK                                                26,383     10/15/1999     MID-168
    1998        0.21 per sq. ft.      Therma Corporation                                230,025     06/09/2018     MID-046
    1998         210 per unit                                                                                      WMFG-185
    1998        none per unit                                                                                      MID-090
    1998        0.13 per sq. ft.      Sportslife Health Club                             36,476     10/31/2008     GCM-110
    1998        0.17 per sq. ft.      Food Lion                                          29,000     02/28/2017     WMFG-098
    1998         324 per unit                                                                                      MLMI-069
    1997        none per unit                                                                                      MLMI-094
    1997         225 per unit                                                                                      MLMI-081
    1998        0.15 per sq. ft.      Commonwealth of MA                                 36,000     03/31/2013     WMFG-076
    1998          4% of revenue                                                                                    MLMI-107
    1998         215 per bed                                                                                       GCM-157
    1998        0.20 per sq. ft.      Option One Mortgage Corporation                    54,671     04/30/1999     WMFG-034
    1997        none per nit                                                                                       GCM-075
    1998        none per sq. ft.      BJ's Wholesale Club                               115,310     11/23/2016     WMFG-165
    1997        none per sq. ft.      Orca Bay                                           10,915     12/31/1998     GCM-060
    1997        none per sq. ft.      American Telnet, Inc.                              44,775     03/31/2006     GCM-008
    1997         200 per unit                                                                                      MLMI-080
    1997         207 per unit                                                                                      MLMI-070
    1998        none per sq. ft.      Michael's Stores                                   51,000     02/28/1999     MLMI-121
    1998        0.28 per sq. ft.      Physician Partners                                 15,303     11/30/1999     MID-010
    1998         230 per unit                                                                                      GCM-092
    1997        none per unit                                                                                      GCM-043
    1998        0.10 per sq. ft.      The Sports Authority                               42,679     05/31/2016     WMFG-035
    1998        0.10 per sq. ft.      Rite-Aid                                           16,690     08/31/2017     WMFG-119
    1998        none per sq. ft.      Sears                                              23,775     03/12/2006     MID-154
    1998         312 per unit                                                                                      WMFG-062
    1997        none per sq. ft.      MJ Designs                                         32,000     01/31/2005     GCM-001
    1998         265 per unit                                                                                      WMFG-004
    1998        none per sq. ft.      State Civil Srevice                                60,768     06/01/2003     MID-133
    1998        none per room                                                                                      MLMI-130
    1997         200 per unit                                                                                      MLMI-095
    1997        none per unit                                                                                      GCM-071
    1997        none per sq. ft.      Associated Business                                14,831     03/31/1998     GCM-056
    1997        none per sq. ft.      Aaron Thomas Co.                                  207,000     08/31/2022     GCM-026
    1998        none per sq. ft.      McKesson Corporation                              141,918     04/30/2003     MID-123
    1998         250 per unit                                                                                      GCM-165
    1998        0.28 per sq. ft.      Outback Steakhouse                                  6,000     03/31/2002     WMFG-088
    1997        none per sq. ft.      W. Max Frankum M.D.                                 9,662     12/31/2000     MLMI-056
    1997         237 per unit                                                                                      MLMI-034
    1998        none per unit                                                                                      MID-034
    1998         264 per unit                                                                                      MLMI-042
    1998         239 per unit                                                                                      MLMI-179
    1997        none per bed                                                                                       GCM-137
    1997        none per unit                                                                                      GCM-069
    1997         248 per unit                                                                                      GCM-079
    1998         290 per unit                                                                                      MLMI-113
    1997        none per sq.ft.       Discount Bigscreen                                  8,800     08/31/2008     MLMI-063
    1998        0.23 per sq. ft.      Editing Solutions, Inc.                            51,105     02/28/2008     GCM-129
    1997        none per unit                                                                                      GCM-072
    1998        none per sq.ft.       Balley's                                           65,023     08/25/2008     MLMI-104
    1998        0.20 per sq. ft.      Moon Nissan                                        47,031     08/31/2006     MID-105
    1998         285 per unit                                                                                      MLMI-149
    1998         232 per unit                                                                                      WMFG-057
    1998        none per room                                                                                      MLMI-054
    1998        none per sq. ft.      Steinmart/Winn Dixie                               35,928     06/19/2005     GCM-090
    1998         281 per unit                                                                                      GCM-113
    1998        none per sq.ft.       Best Buy, Inc.                                     46,368     02/28/2018     MLMI-138
    1998        0.14 per sq. ft.      County of Alameda                                  14,593     05/01/2001     GCM-161
    1998         200 per unit                                                                                      GCM-127
    1998        none per sq.ft.       Mallan Parking                                     19,060     05/31/2010     MLMI-116
    1998         250 per sq. ft.      Leben Home for Adults                              99,600     02/01/1925     MLMI-189
    1997         251 per unit                                                                                      MLMI-041
    1998        0.10 per sq. ft.      Orchard Supply Hardware Store                      51,518     09/26/2014     GCM-116
    1998        none per unit                                                                                      MID-085
    1997        none per unit                                                                                      GCM-002
    1998        none per unit                                                                                      GCM-198
    1997         250 per unit                                                                                      MID-104
    1998         757 per room                                                                                      WMFG-050
    1997         250 per unit                                                                                      MLMI-076
    1998        0.10 per sq. ft.      Reltec Corporation                                 39,620     01/31/2008     WMFG-073
    1998        0.34 per sq. ft.      Ace Hardware                                        8,796     06/30/2001     WMFG-102
    1998        none per sq. ft.      Hoffland Garage                                    12,813     08/31/2004     MLMI-117
    1998        0.12 per sq. ft.      Renaissance Billiards                               4,841     09/30/2002     GCM-086
    1998         213 per unit                                                                                      GCM-114
    1997         300 per unit                                                                                      GCM-080

                                                                 9/11/98 1:37 AM
                                                                    Page 6 of 21


    Loan         Control
   Source          No.       Property Name                                      Address
====================================================================================================================================
   MIDLAND       MID-060     Longs Drugs Store                                  352 University Avenue
    MLMI         MLMI-160    University Park Apartments                         20 Easthampton Road
    MLMI         MLMI-137    Riverwood Apartments                               1625 SE "N" Street
   MIDLAND       MID-089     The Robert V. Jones Corporation Office Building    3275 South Jones Blvd.
    WMFG         WMFG-049    Fairfield Inn - Frederick                          5220 Westview Drive
     GCM         GCM-082     Mainstream Apartments                              3000 Murworth Drive
   MIDLAND       MID-115     The Shoppes of Loveland                            10671 Loveland -Madeira Road
     GCM         GCM-085     The Willows Apartments                             1201 40th Street
     GCM         GCM-040     Chapel Hill Square Shopping Center                 1912 - 1952 Buchholzer Blvd.
    WMFG         WMFG-089    Jermantown Square Shopping Center                  11190 Lee Highway
     GCM         GCM-102     The Cannery West Shopping Center                   3455 E. Flamingo Road
   MIDLAND       MID-088     Oxford Hall I and II                               1368 Hartman Street
    MLMI         MLMI-044    Harbour Bay Plaza                                  3700-3754 SE Ocean Boulevard
     GCM         GCM-163     Everett Medical and Dental Building                2722 Colby Avenue
     GCM         GCM-042     Quail Run Apartments                               3624 West Memorial Road
    MLMI         MLMI-161    Colonial Gardens Apartments                        Highview Dr. & 1175 Dalton Ave.
   MIDLAND       MID-043     Northgate Station                                  9580 1st Avenue NE
   MIDLAND       MID-006     Terrace Pond Apartments                            723 Riverside Street
     GCM         GCM-009     Pate Foods Building                                1450 Pate Plaza Road and 1455 Gardner Street
     GCM         GCM-112     GE Distribution Center                             1736 Lammers Pike
     GCM         GCM-041     Westview Gardens Apartments                        4800 Hall Road
    WMFG         WMFG-104    Spring Mall Square                                 6701 Loisdale Road
   MIDLAND       MID-073     Atrium Office Building                             1001 Cross Timbers Road
   MIDLAND       MID-037     Summerstone Duplexes                               1801 South 132nd East Place
     GCM         GCM-073     Best Buy Store #187                                1550 Lake Woodlands Parkway
     GCM         GCM-033     Sahara Vista I Professional Office Building        5440 West Sahara Avenue
    WMFG         WMFG-086    Cinema Park Shopping Center                        23300 Cinema Drive
   MIDLAND       MID-103     12th & Walnut Street Parking Garage                1201-11 Walnut Street
    MLMI         MLMI-077    Quality Inn Haywood                                50 Orchard Park Drive
    MLMI         MLMI-046    Twain Swenson Plaza                                Twain Avenue
   MIDLAND       MID-100     Lincoln Village Shops                              6202-6208 North Scottsdale Road
    MLMI         MLMI-065    Crossroad Village Center                           601-69 S Ventura Rd/1562-76 5th St.
   MIDLAND       MID-106     Kings Crossing Apartments                          330 South Tyler Road
    WMFG         WMFG-001    Pebble Hill                                        2353 Mission Road & 750 White Drive
   MIDLAND       MID-011     Ashley Park Apartments                             5477 East 71st Street
   MIDLAND       MID-121     Evergreen Square Shopping Center                   East Red Bank Avenue & North Evergreen Avenue

    WMFG        WMFG-096a    Olde Oaks Shopping Center                          3702 FM 1960 West & 7314 Louetta Road
    WMFG        WMFG-096b    Kleinwood Shopping Center                          7314 Louetta Road
------------------------------------------------------------------------------------------------------------------------------------
    WMFG         WMFG-096
    WMFG         WMFG-006    Montego Palms                                      2323 E. Flower St
   MIDLAND       MID-067     Parkway Apartments                                 101 Spruce Road
    WMFG         WMFG-113    Englewood Plaza                                    400-800 Northwest Englewood Rd.
   MIDLAND       MID-175     Mesa Commerce Center                               1930 South Alma School Road
     GCM         GCM-117     Los Altos Retail/Office Building                   170 State St.
   MIDLAND       MID-007     Northgate Business Park                            119 W. Naylor Mill Road
    MLMI         MLMI-105    Hidden Vale Apartments                             5726 59th Street Court West
    MLMI         MLMI-118    The Shenango Inn                                   1330 Kimberly Road
    MLMI         MLMI-062    Plaza West Shopping Center                         11628 Santa Monica Blvd
   MIDLAND       MID-094     PDS Warehouse/ Distribution Building               12154 Montague Street
    MLMI         MLMI-039    1881 - 1899  Dobbin Dr.                            1881 - 1899  Dobbin Dr.
    MLMI         MLMI-135    230-244 West 125th Street                          230-244 West 125th Street
   MIDLAND       MID-084     Saddle Brook Apartments                            1400 H.G. Mosley
     GCM         GCM-019     Imation Building                                   1185 Wolters Boulevard
     GCM         GCM-125     The Timbers Apartments                             2928 Ruddell Road Southeast
    MLMI         MLMI-089    Fielder Crossing                                   1727 Westview Terrace
   MIDLAND       MID-014     The Hemet West Shopping Center                     3100-3232 Florida Avenue
   MIDLAND       MID-072     Lindenshire Apartments                             5950 Lindenshire Lane
     GCM         GCM-087     Carriage House Apartments                          433-437 South Mary Avenue
   MIDLAND       MID-071     John Alden Building                                1005 Main Street
     GCM         GCM-061     Plaza Costa Mesa                                   1815 Newport Boulevard
    WMFG         WMFG-181    Towne Oaks                                         159 Main Street
     GCM         GCM-098     Willow Brook Apartments                            1455 East 4705 South
    WMFG         WMFG-109    3 Industrial Avenue                                3 Industrial Avenue
    MLMI         MLMI-165    Millport Apartments                                1001 Islington Street
   MIDLAND       MID-066     Three Fountains Apartments                         2102 Fountains Blvd.
     GCM         GCM-013     Kickingbird Hills Apartments                       1900 Kickingbird Road
     GCM         GCM-015     Minikahda Mini-Storage VI                          10830 Greenbrier Road
   MIDLAND       MID-170     Olde Andover Village                               83-93 Main Street
    WMFG         WMFG-172    Circuit City Houston                               9950 Kleckley Street
    WMFG         WMFG-037    Mustang Square Shopping Center                     3105 Ira E. Woods Avenue
     GCM         GCM-199     Holiday Inn                                        U.S. Route 219 & Interstate 80
    MLMI         MLMI-110    Poet's Row Apartments                              1001-1055 Sherman Street
    MLMI         MLMI-129    Savannah Apartments                                4055 Mac Eachen Boulevard
    MLMI         MLMI-082    Versailles/Marrakesh Apartments                    4625 Cedar Springs
    WMFG         WMFG-063    Westland Gardens Apartments                        1751 West 62nd Street
     GCM         GCM-124     Lynnwood Garden Village Apartments                 4816 176th Street SW
     GCM         GCM-068     QDS Building                                       9500 Toledo Way
    MLMI         MLMI-162    Riviera Apartments                                 1-122 Riviera Drive
     GCM         GCM-088     Stierlin Arms Apartments                           465 Stierlin Road
     GCM         GCM-109     Spalding Centre                                    6365-6395 Spalding Drive
    MLMI         MLMI-115    188 Second Avenue                                  188 Second Avenue
    MLMI         MLMI-067    Hampton Inn - Branson                              2350 Green Mountain Drive
    WMFG         WMFG-070    Parkview                                           1138 West 10th Ave.


    Loan                                                  Zip                                  Original               Cut-Off
   Source     City                           State        Code       Property Type              Balance             Date Balance
==================================================================================================================================
   MIDLAND    Palo Alto                        CA         94301      Retail                    4,600,000               4,580,846
    MLMI      Holyoke                          MA         01040      Multifamily               4,572,000               4,541,816
    MLMI      Grants Pass                      OR         97526      Multifamily               4,525,000               4,514,919
   MIDLAND    Las Vegas                        NV         89102      Office                    4,500,000               4,494,890
    WMFG      Frederick                        MD         21703      Hospitality               4,500,000               4,491,108
     GCM      Houston                          TX         77025      Multifamily               4,500,000               4,471,817
   MIDLAND    Loveland                         OH         45140      Retail                    4,450,000               4,444,702
     GCM      Bakersfield                      CA         93301      Multifamily               4,450,000               4,427,134
     GCM      Akron                            OH         44310      Retail                    4,450,000               4,410,317
    WMFG      Fairfax                          VA         22030      Retail                    4,400,000               4,395,549
     GCM      Las Vegas                        NV         89121      Retail                    4,400,000               4,393,475
   MIDLAND    Boise                            ID         83704      Multifamily               4,400,000               4,390,801
    MLMI      Sewalls Point                    FL         34997      Retail                    4,325,000               4,307,264
     GCM      Everett                          WA         98201      Office                    4,300,000               4,295,857
     GCM      Oklahoma City                    OK         73134      Multifamily               4,300,000               4,272,585
    MLMI      Pittsfield                       MA         01201      Multifamily               4,279,000               4,250,750
   MIDLAND    Seattle                          WA         98105      Retail                    4,250,000               4,244,766
   MIDLAND    Portland                         ME         04103      Multifamily               4,240,000               4,229,139
     GCM      South Beloit                     IL         61080      Industrial                4,260,000               4,205,151
     GCM      Batesville                       IN         47006      Industrial                4,200,000               4,195,124
     GCM      Columbus                         OH         43228      Multifamily               4,200,000               4,178,416
    WMFG      Springfield                      VA         22150      Retail                    4,120,000               4,117,521
   MIDLAND    Flower Mound                     TX         75028      Office                    4,100,000               4,092,044
   MIDLAND    Tulsa                            OK         74108      Multifamily               4,100,000               4,082,360
     GCM      The Woodlands                    TX         77380      Retail                    4,100,000               4,076,338
     GCM      Las Vegas                        NV         89102      Office                    4,080,000               4,022,034
    WMFG      Santa Clarita                    CA         91335      Retail                    4,000,000               3,995,297
   MIDLAND    Philadelphia                     PA         19107      Other                     4,000,000               3,992,008
    MLMI      Greenville                       SC         29615      Hospitality               4,000,000               3,981,257
    MLMI      Las Vegas                        NV         89109      Mixed Use                 3,990,000               3,972,791
   MIDLAND    Scottsdale                       AZ         85253      Retail                    3,960,000               3,952,192
    MLMI      Oxnard                           CA         93030      Retail                    4,000,000               3,925,694
   MIDLAND    Wichita                          KS         67209      Multifamily               3,900,000               3,891,639
    WMFG      Tallahassee                      FL         32301      Multifamily               3,900,000               3,886,669
   MIDLAND    Tulsa                            OK         74136      Multifamily               3,835,000               3,826,778
   MIDLAND    Woodbury                         NJ         08096      Retail                    3,825,000               3,809,550

    WMFG      Houston                          TX         77068      Retail                    2,016,327               2,014,746
    WMFG      Houston                          TX         77070      Retail                    1,783,673               1,782,275
----------------------------------------------------------------------------------------------------------------------------------
    WMFG                                                             Retail                    3,800,000               3,797,021
    WMFG      Phoenix                          AZ         85016      Multifamily               3,725,000               3,715,192
   MIDLAND    Elko                             NV         89801      Multifamily               3,720,000               3,707,414
    WMFG      Kansas City                      MO         64118      Retail                    3,650,000               3,647,888
   MIDLAND    Mesa                             AZ         85210      Office                    3,650,000               3,642,834
     GCM      Los Altos                        CA         94022      Mixed Use                 3,620,000               3,617,971
   MIDLAND    Salisbury                        MD         21801      Office                    3,620,000               3,609,032
    MLMI      University Place                 WA         98467      Multifamily               3,600,000               3,594,917
    MLMI      Sharon                           PA         16146      Health Care               3,650,000               3,555,027
    MLMI      Los Angeles                      CA         90015      Mixed Use                 3,540,000               3,537,192
   MIDLAND    Pacoima                          CA         91331      Industrial                3,500,000               3,493,159
    MLMI      San Jose                         CA         95133      Industrial                3,500,000               3,477,093
    MLMI      New York                         NY         10021      Retail                    3,500,000               3,475,446
   MIDLAND    Longview                         TX         75604      Multifamily               3,460,000               3,455,647
     GCM      Vadnais Heights                  MN         55127      Mixed Use                 3,500,000               3,451,361
     GCM      Lacey                            WA         98503      Multifamily               3,450,000               3,444,277
    MLMI      Arlington                        TX         76013      Multifamily               3,440,000               3,423,114
   MIDLAND    Hemet                            CA         92543      Retail                    3,400,000               3,396,804
   MIDLAND    Dallas                           TX         75230      Multifamily               3,400,000               3,395,723
     GCM      Sunnyvale                        CA         94086      Multifamily               3,410,000               3,392,916
   MIDLAND    Boise                            ID         83702      Office                    3,404,000               3,390,082
     GCM      Costa Mesa                       CA         92627      Retail                    3,400,000               3,380,252
    WMFG      S.Bound Brook                    NJ         08880      Multifamily               3,350,000               3,347,237
     GCM      Salt Lake City                   UT         84117      Multifamily               3,320,000               3,315,811
    WMFG      Mahwah                           NJ         07430      Industrial                3,300,000               3,298,209
    MLMI      Portsmouth                       NH         03801      Multifamily               3,300,000               3,273,397
   MIDLAND    Kissimmee                        FL         34741      Multifamily               3,260,000               3,253,458
     GCM      Edmond                           OK         73120      Multifamily               3,250,000               3,230,993
     GCM      Minnetonka                       MN         55305      Industrial                3,250,000               3,208,688
   MIDLAND    Andover                          MA         02193      Mixed Use                 3,200,000               3,200,000
    WMFG      Houston                          TX         77075      Retail                    3,200,000               3,196,934
    WMFG      Grapevine                        TX         76092      Retail                    3,200,000               3,195,294
     GCM      DuBois                           PA         15801      Hospitality               3,200,000               3,194,547
    MLMI      Denver                           CO         80203      Multifamily               3,200,000               3,189,243
    MLMI      Sarasota                         FL         34233      Multifamily               3,200,000               3,187,486
    MLMI      Dallas                           TX         75219      Multifamily               3,200,000               3,179,693
    WMFG      Hialeah                          FL         33012      Multifamily               3,181,000               3,179,231
     GCM      Lynnwood                         WA         98037      Multifamily               3,150,000               3,139,963
     GCM      Irvine                           CA         92618      Office                    3,150,000               3,135,609
    MLMI      Agawam                           MA         01001      Multifamily               3,156,000               3,135,164
     GCM      Mountain View                    CA         94043      Multifamily               3,150,000               3,134,219
     GCM      Norcross                         GA         30092      Retail                    3,100,000               3,097,562
    MLMI      New York                         NY         10003      Multifamily               3,100,000               3,087,877
    MLMI      Branson                          MO         65616      Hospitality               3,095,000               3,086,574
    WMFG      Kennewick                        WA         99336      Multifamily               3,080,000               3,078,111

                             Cumulative % of
    Loan      % of Initial     Initial Pool                        Affiliated
   Source      Pool Balance      Balance                            Borrower
==================================================================================================
   MIDLAND           0.16%       71.80%
    MLMI             0.16%       71.96%                       MLMI-159, MLMI-161, MLMI-162
    MLMI             0.16%       72.11%
   MIDLAND           0.16%       72.27%
    WMFG             0.16%       72.42%
     GCM             0.15%       72.58%
   MIDLAND           0.15%       72.73%
     GCM             0.15%       72.89%
     GCM             0.15%       73.04%
    WMFG             0.15%       73.19%                                 WMFG-105
     GCM             0.15%       73.34%
   MIDLAND           0.15%       73.49%
    MLMI             0.15%       73.64%
     GCM             0.15%       73.79%
     GCM             0.15%       73.94%                        GCM-012, GCM-013, GCM-043
    MLMI             0.15%       74.09%                       MLMI-159, MLMI-160, MLMI-162
   MIDLAND           0.15%       74.23%
   MIDLAND           0.15%       74.38%
     GCM             0.15%       74.52%
     GCM             0.15%       74.67%
     GCM             0.14%       74.81%
    WMFG             0.14%       74.96%                                 WMFG-088
   MIDLAND           0.14%       75.10%
   MIDLAND           0.14%       75.24%               MID-020, MID-034, MID-076, MID-078, MID-090
     GCM             0.14%       75.38%
     GCM             0.14%       75.52%
    WMFG             0.14%       75.66%
   MIDLAND           0.14%       75.80%
    MLMI             0.14%       75.93%
    MLMI             0.14%       76.07%
   MIDLAND           0.14%       76.21%                    MID-068, MID-069, MID-070, MID-113
    MLMI             0.14%       76.34%
   MIDLAND           0.13%       76.48%                    MID-011, MID-025, MID-104, MID-107
    WMFG             0.13%       76.61%
   MIDLAND           0.13%       76.74%                    MID-025, MID-104, MID-106, MID-107
   MIDLAND           0.13%       76.88%

    WMFG
    WMFG
--------------------------------------------------------------------------------------------------
    WMFG             0.13%       77.01%
    WMFG             0.13%       77.14%
   MIDLAND           0.13%       77.26%
    WMFG             0.13%       77.39%
   MIDLAND           0.13%       77.52%
     GCM             0.13%       77.64%
   MIDLAND           0.12%       77.77%
    MLMI             0.12%       77.89%
    MLMI             0.12%       78.01%
    MLMI             0.12%       78.14%
   MIDLAND           0.12%       78.26%
    MLMI             0.12%       78.38%
    MLMI             0.12%       78.50%
   MIDLAND           0.12%       78.62%                             MID-083, MID-085
     GCM             0.12%       78.74%
     GCM             0.12%       78.86%                                 GCM-124
    MLMI             0.12%       78.97%
   MIDLAND           0.12%       79.09%
   MIDLAND           0.12%       79.21%
     GCM             0.12%       79.33%                                 GCM-088
   MIDLAND           0.12%       79.44%
     GCM             0.12%       79.56%
    WMFG             0.12%       79.68%                                 WMFG-004
     GCM             0.11%       79.79%
    WMFG             0.11%       79.91%
    MLMI             0.11%       80.02%
   MIDLAND           0.11%       80.13%
     GCM             0.11%       80.24%                    MID-139, GCM-012, GCM-042, GCM-043
     GCM             0.11%       80.35%                                 GCM-014
   MIDLAND           0.11%       80.46%
    WMFG             0.11%       80.57%
    WMFG             0.11%       80.69%
     GCM             0.11%       80.80%                                 GCM-108
    MLMI             0.11%       80.91%
    MLMI             0.11%       81.02%
    MLMI             0.11%       81.13%
    WMFG             0.11%       81.24%                                 WMFG-062
     GCM             0.11%       81.34%                                 GCM-125
     GCM             0.11%       81.45%
    MLMI             0.11%       81.56%                       MLMI-159, MLMI-160, MLMI-161
     GCM             0.11%       81.67%                                 GCM-087
     GCM             0.11%       81.78%                                 GCM-110
    MLMI             0.11%       81.88%                                 MLMI-114
    MLMI             0.11%       81.99%
    WMFG             0.11%       82.10%                                 WMFG-009

                                                                 9/11/98 1:37 AM
                                                                    Page 7 of 21

                                                                                                          Rem
                                                                               Orig     Rem    Amort     Amort
                                Interest Accrual   Mortgage   Administrative   Term    Term    Term      Term     Origination
Crossed                              Method          Rate       Cost Rate     (Mos.)  (Mos.)   (Mos.)    (Mos.)       Date
===============================================================================================================================


                                    Actual/360        7.270        0.08175       120     116     300       296       04/22/98
MLMI-159, MLMI-161, MLMI-162        Actual/360        7.100        0.09675       240     234     300       294       02/27/98
                                    Actual/360        7.130        0.09675       120     117     360       357       05/29/98
                                    Actual/360        7.320        0.18175       120     118     360       358       06/19/98
                                    Actual/360        7.250        0.09675       180     178     300       298       07/01/98
                                      30/360          7.340        0.09675       120     112     360       352       12/29/97
                                    Actual/360        7.170        0.08175       120     118     360       358       06/26/98
                                      30/360          6.850        0.09675       120     114     360       354       02/23/98
                                    Actual/360        7.940        0.14175       120     111     300       291       11/25/97
                                      30/360          6.950        0.09675       120     119     330       329       07/10/98
                                      30/360          7.520        0.09675       120     118     360       358       06/17/98
                                    Actual/360        6.990        0.18175       120     118     300       298       06/17/98
                                    Actual/360        7.720        0.12675       120     116     300       296       04/30/98
                                    Actual/360        7.350        0.09675       180     179     300       299       07/27/98
          GCM-043                   Actual/360        7.250        0.20175       120     111     360       351       11/18/97
MLMI-159, MLMI-160, MLMI-162        Actual/360        7.100        0.09675       240     234     300       294       02/27/98
                                    Actual/360        7.060        0.18175       120     118     360       358       06/04/98
                                    Actual/360        7.220        0.08175       120     116     360       356       04/03/98
                                      30/360          8.630        0.20175       120     107     300       287       07/14/97
                                    Actual/360        7.250        0.09675       180     178     360       358       06/16/98
                                    Actual/360        7.740        0.14175       120     112     360       352       12/01/97
                                    Actual/360        7.125        0.09675       120     119     360       359       07/30/98
                                    Actual/360        7.270        0.08175        84      81     360       357       05/13/98
                                    Actual/360        6.910        0.13175       120     114     360       354       02/10/98
                                    Actual/360        7.660        0.20175       240     231     360       351       11/21/97
                                      30/360          8.010        0.20175       120     107     300       287       07/18/97
                                    Actual/360        7.210        0.09675       120     118     360       358       06/29/98
                                    Actual/360        7.200        0.08175       120     118     300       298       06/30/98
                                    Actual/360        8.340        0.12675       240     237     240       237       05/08/98
                                    Actual/360        7.440        0.12675       120     116     300       296       04/16/98
          MID-113                   Actual/360        7.260        0.08175       120     118     300       298       06/03/98
                                    Actual/360        7.125        0.09675       180     174     180       174       02/27/98
                                    Actual/360        6.890        0.08175       120     117     360       357       05/27/98
                                    Actual/360        7.160        0.09675       120     115     360       355       03/25/98
                                    Actual/360        6.890        0.08175       120     117     360       357       05/27/98
                                    Actual/360        7.420        0.08175       120     116     300       296       04/27/98



-------------------------------------------------------------------------------------------------------------------------------
                                    Actual/360        7.120        0.09675       120     119     330       329       07/07/98

                                    Actual/360        7.120        0.09675       120     116     360       356       04/08/98
                                    Actual/360        7.200        0.18175       120     115     360       355       03/30/98
                                    Actual/360        7.250        0.09675       120     119     360       359       07/31/98
                                    Actual/360        7.280        0.08175       120     118     300       298       06/11/98
                                    Actual/360        7.350        0.09675       120     119     360       359       07/20/98
                                    Actual/360        7.490        0.18175       120     117     300       297       05/08/98
                                    Actual/360        6.950        0.09675       120     118     360       358       06/01/98
                                    Actual/360        7.410        0.12675        72      68     108       104       04/23/98
                                    Actual/360        7.440        0.12675       180     179     330       329       07/09/98
                                    Actual/360        7.300        0.08175       120     118     300       298       06/05/98
                                      30/360          7.875        0.12675       120     114     300       294       02/19/98
                                    Actual/360        7.100        0.09675       120     114     300       294       02/19/98
                                    Actual/360        6.990        0.08175       120     118     360       358       06/09/98
                                      30/360          8.150        0.20175        84      71     300       287       07/11/97
                                      30/360          6.955        0.09675       120     118     360       358       06/25/98
                                    Actual/360        6.730        0.09675        84      78     360       354       02/06/98
                                    Actual/360        7.460        0.18175       120     119     300       299       07/01/98
                                    Actual/360        6.990        0.08175       180     178     360       358       06/26/98
                                      30/360          6.980        0.09675       120     114     360       354       02/25/98
                                    Actual/360        7.360        0.08175       120     116     300       296       04/30/98
                                    Actual/360        7.220        0.10175       240     232     360       352       12/24/97
                                    Actual/360        6.920        0.09675       120     119     330       329       07/22/98
                                    Actual/360        6.980        0.09675       120     118     360       358       06/02/98
                                    Actual/360        7.450        0.09675       180     179     360       359       07/30/98
                                    Actual/360        7.250        0.09675       120     113     300       293       01/30/98
                                    Actual/360        7.180        0.08175       180     178     300       298       06/22/98
                                    Actual/360        7.190        0.20175        84      76     360       352       12/17/97
                                      30/360          8.710        0.20175       144     131     300       287       07/03/97
                                    Actual/360        7.170        0.18175       120     120     300       300       08/14/98
                                    Actual/360        7.375        0.09675       180     179     300       299       07/29/98
                                    Actual/360        7.375        0.09675       120     118     330       328       06/03/98
                                      30/360          7.970        0.09675       240     239     240       239       07/08/98
                                    Actual/360        7.290        0.12675       180     177     300       297       05/14/98
                                    Actual/360        7.000        0.12675       120     115     360       355       03/25/98
                                    Actual/360        7.250        0.09675        84      76     360       352       12/04/97
          WMFG-062                  Actual/360        7.375        0.09675       120     119     360       359       07/24/98
                                      30/360          7.190        0.09675       120     116     360       356       04/28/98
                                    Actual/360        8.220        0.30175       120     112     360       352       12/22/97
MLMI-159, MLMI-160, MLMI-161        Actual/360        7.100        0.09675       240     234     300       294       02/27/98
                                      30/360          6.980        0.09675       120     114     360       354       02/25/98
                                      30/360          7.210        0.09675       120     119     360       359       07/22/98
                                    Actual/360        7.000        0.12675       120     115     360       355       03/20/98
                                    Actual/360        7.500        0.09675       120     118     264       262       06/05/98
                                    Actual/360        7.063        0.09675       180     179     360       359       07/17/98


  Repayment      Balloon/Repayment
    Date             Balance          Maturity Term   Prepayment Restrictions
====================================================================================================================================
   05/01/2008        3,722,655           Balloon      L(60),> YM or 1%(54),O(6)
   03/01/2018        1,842,158           Balloon      L(60), >YM or 1% (176), O(4)
   06/01/2008        3,911,287           Balloon      L(60), >YM or 1% ( 56), O(4)
   07/01/2008        3,965,433           Balloon      L(48),> YM or 1%(66),O(6)
   07/01/2013        2,900,929           Balloon      L(26),Def(150),O(4)
   01/01/2008        3,899,010           Balloon      > of YM or 1% (84),3%(12),2%(12),1%(5),O(7)
   07/01/2008        3,906,322           Hyperam      L(48),> YM or 1%(66),O(6)
   03/01/2008        3,812,466           Balloon      > of YM or 1% (84),3%(12),2%(12),1%(5),O(7)
   12/01/2007        3,670,746           Balloon      L(48),> of YM or 1% (48),1%(12),O(12)
   08/01/2008        3,640,441           Balloon      L(25),Def(91),O(4)
   07/01/2008        3,827,500           Balloon      L(60),> of YM or 1% (53),O(7)
   07/01/2008        3,530,272           Balloon      L(60),> YM or 1%(54),O(6)
   05/01/2008        3,488,857           Balloon      L(60), >YM or 1% (53), O(7)
   08/01/2013        2,784,848           Hyperam      L(84),Def(89),O(7)
   12/01/2007        3,780,564           Balloon      L(60),> of YM or 5% (54),O(6)
   03/01/2018        1,724,101           Balloon      L(60), > of YM or 1% (176), O(4)
   07/01/2008        3,720,105           Balloon      L(48),> YM or 1%(60),O(12)
   05/01/2008        3,726,891           Hyperam      L(48),> YM or 1%(66),O(6)
   08/01/2007        3,503,792           Balloon      > of YM or 1.5% (108),O(12)
   07/01/2013        3,260,357           Balloon      L(120), > of YM or 1% (53),O(7)
   01/01/2008        3,736,450           Balloon      L(60),> of YM or 1% (54),O(6)
   08/01/2008        3,611,182           Balloon      L(48),Def(68),O(4)
   06/01/2005        3,795,429           Balloon      L(36),> YM or 1%(42),O(6)
   03/01/2008        3,575,533           Balloon      L(60),> YM or 1%(54),O(6)
   12/01/2017        2,642,578           Balloon      L(84),> of YM or 1% (150),O(6)
   08/01/2007        3,305,434           Balloon      > of YM or 5% (96),5%(12),O(12)
   07/01/2008        3,514,925           Balloon      L(26),Def(90),O(4)
   07/01/2008        3,230,102           Balloon      L(48),> YM or 1%(66),O(6)
   06/01/2018           NAP            Fully Amort    L(120), >YM or 1% (116),O(4)
   05/01/2008        3,194,952           Balloon      L(60), >YM or 1% ( 56), O(4)
   07/01/2008        3,203,635           Balloon      L(60),> YM or 1%(54),O(6)
   03/01/2013           NAP            Fully Amort    L(96), >YM or 1%(80), O(4)
   06/01/2008        3,397,450           Balloon      L(60),> YM or 1%(54),O(6)
   04/01/2008        3,421,654           Balloon      L(48),Def(68),O(4)
   06/01/2008        3,340,825           Balloon      L(60),> YM or 1%(54),O(6)
   05/01/2008        3,109,484           Hyperam      L(48),> YM or 1%(66),O(6)



------------------------------------------------------------------------------------------------------------------------------------
   08/01/2008        3,211,049           Balloon      L(48),Def(68),O(4)

   05/01/2008        3,265,762           Balloon      L(36),Def(80),O(4)
   04/01/2008        3,267,096           Balloon      L(60),> YM or 1%(54),O(6)
   08/01/2008        3,209,533           Balloon      L(25),Def(91),O(4)
   07/01/2008        2,954,635           Balloon      L(36),> YM or 1%(72),O(12)
   08/01/2008        3,191,256           Balloon      L(60),> of YM or 1% (53),O(7)
   06/01/2008        2,947,830           Balloon      L(60),> YM or 1%(54),O(6)
   07/01/2008        3,099,377           Balloon      L(60), >YM or 1% ( 56), O(4)
   05/01/2004        1,535,324           Balloon      L(12), > of YM or 1% (56), O(4)
   08/01/2013        2,479,608           Balloon      L(96), >YM or 1%(80), O(4)
   07/01/2008        2,834,925           Balloon      L(60), >YM or 5%(54),O(6)
   03/01/2008        2,825,871           Balloon      L(60), > of YM or 1% ( 56), O(4)
   03/01/2008        2,777,334           Balloon      L(60), > of YM or 1% ( 56), O(4)
   07/01/2008        3,023,046           Balloon      L(36),YM(72),O(12)
   08/01/2004        3,101,373           Balloon      L(36),> of YM or 5% (24),1%(12),O(12)
   07/01/2008        2,963,061           Balloon      L(60),> of YM or 1% (36),1%(11),O(13)
   03/01/2005        3,133,237           Balloon      L(48), >YM or 1% (32), O(4)
   08/01/2008        2,766,108           Balloon      L(60),> YM or 1%(54),O(6)
   07/01/2013        2,608,697           Balloon      L(90),> YM or 1%(84),O(6)
   03/01/2008        2,930,420           Balloon      > of YM or 1% (113),O(7)
   05/01/2008        2,762,259           Balloon      L(60),> YM or 1%(54),O(6)
   01/01/2018        2,123,350           Balloon      L(120), > of YM or 1% (114),O(6)
   08/01/2008        2,814,739           Balloon      L(36),Def(80),O(4)
   07/01/2008        2,899,961           Balloon      > of YM or 1% (113),O(7)
   08/01/2013        2,583,019           Balloon      L(25),Def(151),O(4)
   02/01/2008        2,665,961           Balloon      L(60), >YM or 1% ( 56), O(4)
   07/01/2013        2,093,815           Balloon      L(90),> YM or 1%(84),O(6)
   01/01/2005        3,004,029           Balloon      L(48),> of YM or 5% (30),O(6)
   08/01/2009        2,490,278           Balloon      > of YM or 5% (60),5%(12),4%(12),3%(12),2%(12),1%(12),O(24)
   09/01/2008        2,580,318           Balloon      L(48),> YM or 1%(66),O(6)
   08/01/2013        2,075,152           Balloon      L(25),Def(151),O(4)
   07/01/2008        2,724,315           Balloon      L(26),Def(90),O(4)
   08/01/2018           NAP            Fully Amort    L(120), > of YM or 1% (72),O(48)
   06/01/2013        1,994,095           Balloon      L(27), Def (146), O(7)
   04/01/2008        2,757,690           Balloon      L(60), >YM or 1% ( 56), O(4)
   01/01/2005        2,936,357           Balloon      L(48), >YM or 1% (29), O(7)
   08/01/2008        2,806,021           Balloon      L(25),Def(91),O(4)
   05/01/2008        2,720,112           Balloon      L(60),> of YM or 1% (36),1%(11),O(13)
   01/01/2008        2,834,182           Balloon      L(60),> of YM or 1% (54),O(6)
   03/01/2018        1,271,624           Balloon      L(60), >YM or 1% (176), O(4)
   03/01/2008        2,706,986           Balloon      > of YM or 1% (113),O(7)
   08/01/2008        2,678,151           Balloon      L(60),> of YM or 1% (53),O(7)
   04/01/2008        2,671,513           Balloon      L(60), > of YM or 1% (53), O(7)
   07/01/2008        2,289,138           Balloon      L(26), Def(90), O(4)
   08/01/2013        2,369,754           Balloon      L(48),Def(128),O(4)

Annual         Underwriting     Underwriting
 Debt             Total            Total         Underwriting  Underwriting        Appraised
Service          Revenue          Expenses           NCF           DSCR              Value
==============================================================================================
399,701           647,988          105,742          515,731        1.29              8,310,000
391,274         1,068,039          510,841          557,198        1.42              6,000,000
369,857           830,115          356,242          473,873        1.28              6,400,000
370,943           718,959          155,516          506,213        1.36              5,570,000
390,316         1,722,234        1,145,981          576,253        1.48              6,000,000
371,677         1,578,294        1,023,433          554,861        1.49              7,200,000
361,389           778,308          215,831          512,677        1.42              5,600,000
349,908         1,141,276          619,527          521,749        1.49              5,700,000
410,030           783,163          210,484          524,444        1.28              6,000,000
359,221           717,279          197,613          473,123        1.32              5,800,000
369,909           740,618          220,203          488,423        1.32              5,620,000
372,843         1,023,653          509,920          513,734        1.38              5,825,000
394,910         1,086,582          418,690          607,143        1.54              6,100,000
376,299         1,119,679          530,054          504,486        1.34              6,400,000
352,003           931,429          459,433          471,995        1.34              5,450,000
366,199         1,069,111          548,750          520,362        1.42              5,500,000
341,362           818,013          195,443          584,699        1.71              7,050,000
346,057           864,667          412,840          451,827        1.31              5,300,000
416,120           569,310           42,132          508,805        1.22              5,800,000
343,817           456,633           12,839          422,222        1.23              5,860,000
360,724         1,078,920          579,743          499,177        1.38              5,150,000
333,086           613,224          173,364          416,377        1.25              5,700,000
336,298           853,851          269,120          472,231        1.40              5,510,000
324,360           966,543          530,757          435,786        1.34              5,250,000
349,420           582,083           94,266          487,817        1.40              5,300,000
378,206           738,031          193,278          495,418        1.31              5,580,000
326,143           743,142          197,007          483,515        1.48              6,660,000
345,403         1,515,062          988,420          516,437        1.50              6,400,000
415,423         1,730,470        1,164,668          565,802        1.36              5,820,000
355,407           894,927          303,032          535,684        1.51              5,750,000
343,784           684,545          177,056          478,534        1.39              5,300,000
437,692         1,052,052          283,072          733,777        1.68              7,500,000
307,912           895,892          491,074          404,818        1.31              5,300,000
316,407           716,661          295,951          420,710        1.33              5,458,000
302,780           871,531          483,010          388,521        1.28              5,000,000
336,812           667,106          183,161          434,040        1.29              5,000,000

                  378,047          125,929          225,199                          2,600,000
                  304,207          110,104          173,216                          2,300,000
----------------------------------------------------------------------------------------------
315,323           682,254          236,033          398,415        1.26              4,900,000

301,001           859,523          428,082          431,441        1.43              4,815,000
303,011           744,853          311,691          433,162        1.43              4,650,000
298,793           670,184          228,765          387,400        1.30              4,600,000
317,436           918,794          429,229          418,905        1.32              5,340,000
299,289           594,488          182,770          397,689        1.33              4,900,000
320,735           583,820          129,607          416,966        1.30              4,600,000
288,946           822,850          436,597          386,254        1.34              4,825,000
559,441         2,342,026        1,641,888          700,138        1.25              7,720,000
305,849           615,097          165,330          435,773        1.42              4,900,000
304,933           632,862          142,845          462,037        1.52              4,500,000
320,693           654,629          141,358          507,906        1.58              6,000,000
302,384           794,862          259,180          528,634        1.75              5,400,000
275,955         1,144,097          799,169          344,929        1.25              4,420,000
328,347           663,895          205,265          419,461        1.28              5,050,000
274,185           870,588          511,582          359,006        1.31              4,500,000
269,940           831,535          467,386          364,149        1.35              4,400,000
300,448           636,496          192,704          398,760        1.33              5,030,000
271,169           523,369          179,604          343,766        1.27              4,550,000
271,692           536,017          179,811          356,206        1.31              4,550,000
298,153           693,355          252,263          407,884        1.37              4,350,000
277,498           490,005           92,543          397,462        1.43              4,650,000
272,709           776,135          400,191          375,945        1.38              4,200,000
264,522           531,400          187,516          343,883        1.30              4,430,000
275,534           386,576           21,069          353,988        1.28              4,125,000
286,232           651,812          254,188          389,709        1.36              4,400,000
281,000           979,172          610,437          368,735        1.31              5,100,000
264,463           773,034          412,419          360,614        1.36              4,225,000
319,577           767,042          324,553          442,489        1.38              4,370,000
275,582           760,921          325,099          386,965        1.40              4,400,000
280,658           346,038            6,921          339,117        1.21              4,150,000
272,015           518,223          130,941          357,420        1.31              4,300,000
320,476         2,724,693        2,249,518          475,175        1.48              7,600,000
281,207           831,479          434,628          396,851        1.41              4,750,000
258,137           651,148          297,532          353,616        1.37              4,000,000
264,670           646,385          303,899          342,487        1.29              4,040,000
263,645           637,980          308,828          329,152        1.25              4,200,000
256,326           660,720          327,728          332,992        1.30              4,500,000
283,182           596,855          209,027          352,181        1.24              3,775,000
270,092           796,689          462,970          333,719        1.24              4,250,000
250,977           508,556          174,158          334,398        1.33              4,200,000
252,761           606,739          211,596          354,218        1.40              4,250,000
250,070           475,223          135,422          337,804        1.35              3,975,000
290,255         1,408,501          949,593          458,908        1.58              4,300,000
247,449           533,211          243,347          289,864        1.17              3,575,000

                                                                 9/11/98 1:37 AM
                                                                    Page 8 of 21

                                                                         Loan per
                                                Sq Ft, Units,          Sq Ft, Unit,                         Initial
 Appraisal    Current     Repayment   Year       Beds, Pads,             Bed, Pad,           Occupancy      Reserves    Underwriting
    Year        LTV          LTV      Built       or Room                or Room             Percentage    At Closing     Reserves
====================================================================================================================================



1998           55.12        44.80     1949      33,761 Sq. Ft.            136 per sq. ft.        91%            --          0.14
1997           75.70        30.70     1970         152 Units           29,880 per unit           97%        20,813           272
1998           70.55        61.11     1989         151 Units           29,900 per unit           97%            --           250
1998           80.70        71.19     1994      30,611 Sq. Ft.            147 per sq. ft.       100%            --          0.20
1998           74.85        48.35     1996         105 Rooms           42,772 per room          NAP             --           656
1997           62.11        54.15     1977         325 Units           13,759 per unit           98%        18,389           237
1997           79.37        69.76     1989      64,567 Sq. Ft.             69 per sq. ft.       100%         9,375          0.15
1997           77.67        66.89     1986         240 Units           18,446 per unit           95%        22,188           284
1997           73.51        61.18     1987      66,221 Sq. Ft.             67 per sq. ft.        98%            --          0.15
1998           75.79        62.77     1981      34,844 Sq. Ft.            126 per sq. ft.        93%            --          0.37
1998           78.18        68.10     1988      37,693 Sq. Ft.            117 per sq. ft.       100%        11,506          0.24
1998           75.38        60.61     1971         200 Units           21,954 per unit           94%         1,000           250
1998           70.61        57.19     1979      61,804 Sq. Ft.             70 per sq. ft.        95%        47,000          0.17
1998           67.12        43.51     1927      96,919 Sq. Ft.             44 per sq. ft.        92%         3,483          0.14
1997           78.40        69.37     1978         208 Units           20,541 per unit           92%       412,500           233
1997           77.29        31.35     1965         156 Units           27,248 per unit           97%         8,250           207
1998           60.21        52.77     1988      35,130 Sq. Ft.            121 per sq. ft.        97%            --          0.15
1998           79.80        70.32     1988         117 Units           36,146 per unit           99%            --           250
1997           72.50        60.41     1984     176,226 Sq. Ft.             24 per sq. ft.       100%            --          0.12
1998           71.59        55.64     1994     150,620 Sq. Ft.             28 per sq. ft.       100%            --          0.06
1997           81.13        72.55     1969         196 Units           21,318 per unit           88%       101,000           250
1998           72.24        63.35     1977      22,837 Sq. Ft.            180 per sq. ft.       100%         3,875          0.44
1998           74.27        68.88     1986      74,445 Sq. Ft.             55 per sq. ft.        97%            --          0.20
1998           77.76        68.11     1974         172 Units           23,735 per unit           98%         1,000           250
1997           76.91        49.86     1997      45,000 Sq. Ft.             91 per sq. ft.       100%            --          0.17
1997           72.08        59.24     1995      38,525 Sq. Ft.            104 per sq. ft.        98%            --          0.20
1998           59.99        52.78     1997      32,000 Sq. Ft.            125 per sq. ft.        86%           156          0.10
1998           62.38        50.47     1980     251,850 Sq. Ft.             16 per sq. ft.        98%       250,000          0.20
1998           68.41         0.00     1985         146 Rooms           27,269 per room          NAP             --             4%
1997           69.09        55.56     1986      57,311 Sq. Ft.             69 per sq. ft.        96%            --          0.22
1998           74.57        60.45     1979      34,059 Sq. Ft.            116 per sq. ft.       100%         1,000          0.15
1997           52.34         0.00     1977      80,848 Sq. Ft.             49 per sq. ft.        97%            --          0.33
1997           73.43        64.10     1974         193 Units           20,164 per unit           93%            --           250
1998           71.21        62.69     1988         104 Units           37,372 per unit          100%            --           350
1997           76.54        66.82     1979         192 Units           19,931 per unit           88%        34,366           250
1998           76.19        62.19     1989      53,512 Sq. Ft.             71 per sq. ft.       100%         1,875          0.15

1998                                  1982      54,120 Sq. Ft.                                   86%
1998                                  1981      37,517 Sq. Ft.                                   86%
1998           77.49        65.53     1980      91,637 Sq. Ft.             41 per sq. ft.                   66,875          0.20

1998           77.16        67.82     1972         114 Units           32,589 per unit           93%       100,438           166
1998           79.73        70.26     1990         100 Units           37,074 per unit           98%            --           250
1998           79.30        69.77     1983      74,900 Sq. Ft.             49 per sq. ft.        96%        15,494          0.18
1998           68.22        55.33     1981      71,068 Sq. Ft.             51 per sq. ft.        97%            --          0.20
1998           73.84        65.13     1965      28,058 Sq. Ft.            129 per sq. ft.       100%         6,747          0.21
1998           78.46        64.08     1991      66,188 Sq. Ft.             55 per sq. ft.        93%            --          0.15
1998           74.51        64.24     1985         142 Units           25,316 per unit           98%            --           250
1998           46.05        19.89     1950         137 Beds            25,949 per bed            86%         1,625           223
1998           72.19        50.60     1984      20,090 Sq. Ft.            176 per sq. ft.        97%            --          0.25
1998           77.63        63.00     1974     106,800 Sq. Ft.             33 per sq. ft.       100%            --          0.10
1998           57.95        47.10     1985      78,000 Sq. Ft.             45 per sq. ft.       100%            --          0.15
1998           64.36        51.43     1922      33,400 Sq. Ft.            104 per sq. ft.       100%        65,000          0.73
1998           78.18        68.39     1980         264 Units           13,090 per unit           94%         1,000           250
1997           68.34        61.41     1983     109,927 Sq. Ft.             31 per sq. ft.       100%            --          0.10
1998           76.54        65.85     1976         174 Units           19,795 per unit           94%       118,000           261
1998           77.80        71.21     1984         119 Units           28,766 per unit           95%            --           250
1998           67.53        54.99     1978      61,312 Sq. Ft.             55 per sq. ft.        98%         1,000          0.15
1998           74.63        57.33     1992          29 Units          117,094 per unit           97%            --           250
1997           74.57        64.40     1968          46 Units           73,759 per unit          100%        15,456           235
1998           77.93        63.50     1910      53,812 Sq. Ft.             63 per sq. ft.        91%            --          0.18
1997           72.69        45.66     1997      21,150 Sq. Ft.            160 per sq. ft.        96%            --          0.15
1998           79.70        67.02     1969          97 Units           34,508 per unit           96%        37,875           248
1998           74.85        65.46     1983          78 Units           42,510 per unit           95%            --           326
1998           79.96        62.62     1989      44,614 Sq. Ft.             74 per sq. ft.       100%        12,656          0.21
1997           74.40        60.59     1916          64 Units           51,147 per unit          100%           533       251 / $0.15
1998           63.79        41.06     1974         192 Units           16,945 per unit           95%         1,000           250
1997           76.47        71.10     1980         180 Units           17,950 per unit           99%            --           225
1997           73.43        56.99     1995         854 Units            3,757 per unit           87%            --            20
1998           72.73        58.64     1900      54,587 Sq. Ft.             59 per sq. ft.        98%        10,000          0.19
1998           77.03        50.00     1992      32,090 Sq. Ft.            100 per sq. ft.       100%         3,080          0.00
1998           74.31        63.36     1997      32,794 Sq. Ft.             97 per sq. ft.       100%            --          0.10
1998           42.03         0.00     1969         159 Rooms           20,091 per room          NAP          5,000          0.04
1998           67.14        41.98     1933         183 Units           17,428 per unit          100%            --           275
1998           79.69        68.94     1970          81 Units           39,352 per unit          100%            --           250
1997           78.71        72.68     1966          77 Units           41,295 per unit           99%        14,063           200
1998           75.70        66.81     1972         100 Units           31,792 per unit          100%        28,329           243
1998           69.78        60.45     1968          96 Units           32,708 per unit           98%        22,342           277
1997           83.06        75.08     1983      37,779 Sq. Ft.             83 per sq. ft.       100%            --          0.59
1997           73.77        29.92     1974         122 Units           25,698 per unit           89%         5,823           230
1997           74.62        64.45     1967          49 Units           63,964 per unit          100%         4,968           203
1998           72.88        63.02     1984      51,890 Sq. Ft.             60 per sq. ft.        81%        15,955          0.22
1998           77.68        67.21     1903          22 Units          140,358 per unit           96%        38,500           252
1997           71.78        53.24     1992         113 Rooms           27,315 per room          NAP             --             4%
1998           86.10        66.29     1996         109 Units           28,240 per unit           93%            --           150


                                                                      Largest Tenant
                                        -----------------------------------------------------------------------------
 Appraisal        Reserves                                                                Area Leased        Lease       Control
    Year          Collected                   Name                                          (Sq. Ft.)       Exp Date       No.
===================================================================================================================================



1998               0.14 per sq. ft.      Longs Drug Stores                                   25,761        07/11/2013     MID-060
1997                250 per unit                                                                                          MLMI-160
1998                250 per unit                                                                                          MLMI-137
1998               0.20 per sq. ft.      Robert V. Jones Corp.                               14,936        06/14/2003     MID-089
1998                656 per room                                                                                          WMFG-049
1997                236 per unit                                                                                          GCM-082
1997               0.15 per sq. ft.      Super Food Services, Inc                            18,850        11/05/1999     MID-115
1997                284 per unit                                                                                          GCM-085
1997               none per sq. ft.      M. C. Sports                                        14,000        11/30/1999     GCM-040
1998               0.37 per sq. ft.      Tysons National Bank                                 3,063        09/01/2002     WMFG-089
1998               0.24 per sq. ft.      JR Food Mart                                        11,069        06/30/2010     GCM-102
1998                250 per unit                                                                                          MID-088
1998               none per sq. ft.      Majik Fish                                           6,758        06/22/2000     MLMI-044
1998               0.14 per sq. ft.      Snohomish County Human Services                     25,131        12/31/1999     GCM-163
1997               none per unit                                                                                          GCM-042
1997                144 per unit                                                                                          MLMI-161
1998               0.15 per sq. ft.      Silver Platters                                      9,900        03/31/2002     MID-043
1998                250 per unit                                                                                          MID-006
1997               none per sq. ft.      Pate Foods Corporation                              91,700        10/31/2013     GCM-009
1998               none per sq. ft.      GE Electric Corp                                   150,620        09/30/2009     GCM-112
1997               none per unit                                                                                          GCM-041
1998               0.44 per sq. ft.      The Leather Center                                   4,000        03/31/2003     WMFG-104
1998               none per sq. ft.      Family Health Association                           11,458        03/31/2000     MID-073
1998               none per unit                                                                                          MID-037
1997               none per sq. ft.      Best Buy                                            45,000        11/30/2017     GCM-073
1997               none per sq. ft.      Saxton                                              19,224        01/31/2016     GCM-033
1998               0.10 per sq. ft.      Juggles                                              3,664        06/30/2002     WMFG-086
1998               none per sq. ft.      Gamerary                                             2,303        12/31/2001     MID-103
1998                 4% of revenue                                                                                        MLMI-077
1997               none per sq. ft.      El Rey                                              10,703        03/31/2001     MLMI-046
1998               0.15 per sq. ft.      Trader Joe's                                         7,578        09/30/2008     MID-100
1997               none per sq. ft.      State of California                                 27,216        12/31/2002     MLMI-065
1997                250 per unit                                                                                          MID-106
1998                350 per unit                                                                                          WMFG-001
1997                250 per unit                                                                                          MID-011
1998               none per sq. ft.      Four Corners Health Club                             9,510        02/28/2002     MID-121

1998                                     NCA - Kid Fit                                        9,320        11/30/2000    WMFG-096a
1998                                     Spec's Liquors                                       6,600        12/31/2007    WMFG-096b
1998               0.20 per sq. ft.                                                                                       WMFG-096

1998                166 per unit                                                                                          WMFG-006
1998                250 per unit                                                                                          MID-067
1998               0.18 per sq. ft.      National Tire Battery                               15,200        04/30/2004     WMFG-113
1998               0.10 per sq. ft.      Comcare, Inc.                                       11,059        02/28/2000     MID-175
1998               0.21 per sq. ft.      Design & Interiors                                   7,168        02/28/2004     GCM-117
1998               none per sq. ft.      Immigration & Naturalization Services               11,200        12/31/2006     MID-007
1998                250 per unit                                                                                          MLMI-105
1998               none per bed                                                                                           MLMI-118
1998               none per sq. ft.      Western Bagel                                        3,050        03/31/2005     MLMI-062
1998               0.15 per sq. ft.      Promotion Distributor Services Corp.               106,800        05/01/2013     MID-094
1998               none per sq. ft.      Touche Electronics                                  58,000        11/30/2013     MLMI-039
1998               none per sq. ft.      780 Flatbush Leasing Corp.                          11,700        12/31/2007     MLMI-135
1998               none per unit                                                                                          MID-084
1997               none per sq. ft.      Imation Corporation                                109,927        05/31/2002     GCM-019
1998                261 per unit                                                                                          GCM-125
1998                250 per unit                                                                                          MLMI-089
1998               none per sq. ft.      Stater Bros.                                        24,400        11/30/2003     MID-014
1998                250 per unit                                                                                          MID-072
1997                235 per unit                                                                                          GCM-087
1998               0.23 per sq. ft.      John Alden Life Insurance                           48,875        03/31/2008     MID-071
1997               none per sq. ft.      Petco                                               14,350        09/30/2012     GCM-061
1998                248 per unit                                                                                          WMFG-181
1998                326 per unit                                                                                          GCM-098
1998               0.21 per sq. ft.      Wireless Telecom                                    44,614        05/31/2013     WMFG-109
1997             100.00 per unit / sq.ft.                                                                                 MLMI-165
1998                250 per unit                                                                                          MID-066
1997               none per unit                                                                                          GCM-013
1997               none per unit                                                                                          GCM-015
1998               none per sq. ft.      F.C. Church, Inc.                                    5,664        03/31/2007     MID-170
1998               none per sq. ft.      Circuit City                                        32,090        04/30/2014     WMFG-172
1998               0.10 per sq. ft.      Cornerstone Learning Center, Inc.                   11,247        05/31/2003     WMFG-037
1998                 2% of revenue                                                                                        GCM-199
1998                275 per unit                                                                                          MLMI-110
1998                250 per unit                                                                                          MLMI-129
1997                200 per unit                                                                                          MLMI-082
1998                243 per unit                                                                                          WMFG-063
1998                277 per unit                                                                                          GCM-124
1997               none per sq. ft.      Fidelity Federal Bank                               20,923        11/30/2002     GCM-068
1997                185 per unit                                                                                          MLMI-162
1997                203 per unit                                                                                          GCM-088
1998               0.22 per sq. ft.      Mike Reiss Golf Learning Center                      4,822        11/30/2000     GCM-109
1998        250 / $0.16 per unit / sq.ft.                                                                                 MLMI-115
1997                 4% of revenue                                                                                        MLMI-067
1998                150 per unit                                                                                          WMFG-070


                                                                 9/11/98 1:37 AM
                                                                    Page 9 of 21


    Loan         Control
   Source          No.       Property Name
======================================================================================
   MIDLAND       MID-003     Sunstate Commerce Center
     GCM         GCM-074     Oracle at the River
    MLMI         MLMI-058    Westridge Office Center
   MIDLAND       MID-101     Maxor Plaza Office Building
     GCM         GCM-156     Sudbury Pines Extended Care Facility
     GCM         GCM-164     Sun Self-Storage
   MIDLAND       MID-064     Loveridge Center
    MLMI         MLMI-096    Royal Oaks Apartments
    WMFG         WMFG-002    Binford Lofts
    MLMI         MLMI-122    Amherst Apartments
     GCM         GCM-107     A & W Restaurant, Inc. Headquarters Building
    MLMI         MLMI-140    WinnDixie - Greenwood
     GCM         GCM-037     El Toro Square
    MLMI         MLMI-152    Forest Creek Commons
    WMFG         WMFG-075    ARS Office
   MIDLAND       MID-155     Frankford Square Shopping Center
     GCM         GCM-111     Fairway Gardens Apartments
   MIDLAND       MID-139     MEI Building
   MIDLAND       MID-174     North 30th Street Office Buildings
    WMFG         WMFG-061    Summit East Plaza
    WMFG         WMFG-060    Townlake Apartments
   MIDLAND       MID-169     Heckler & Koch Building
     GCM         GCM-050     Lakepointe Aprtments
     GCM         GCM-101     New Brighton Place Apartments
   MIDLAND       MID-128     Royal Palm Center
   MIDLAND       MID-068     South Park Apartments
   MIDLAND       MID-124     Northpointe Office Building
    WMFG         WMFG-038    Oak Alley
   MIDLAND       MID-040     393 Jericho Turnpike
    WMFG         WMFG-080    Colorado/Mentor Center
   MIDLAND       MID-039     Baker's Food Store
     GCM         GCM-051     Frankford Village Shopping Center
   MIDLAND       MID-063     Windflower Park Apartments
     GCM         GCM-029     The Treehouse Apartments
     GCM         GCM-106     Eckerd - Vinings
   MIDLAND       MID-021     Canyon Gate Mini Storage
    MLMI         MLMI-079    Alief Square Apartments
     GCM         GCM-038     Solon Place
    WMFG         WMFG-033    PetsMart, Inc.
     GCM         GCM-202     North Town Center
    MLMI         MLMI-053    55-59 Chrystie Street
    WMFG         WMFG-010    Howard Johnson's Airport Lodge
    MLMI         MLMI-086    McCallum Highlands II
   MIDLAND       MID-015     Yakima Secure Storage
    MLMI         MLMI-106    Landmark Plaza
     GCM         GCM-045     Pioneer Square Commercial Shopping Center
   MIDLAND       MID-077     Main Street Plaza & Food Court
     GCM         GCM-095     2710 Ingersoll Avenue
    MLMI         MLMI-163    Eastwood Terrace Apts.
    MLMI         MLMI-040    Camelot Apartments
   MIDLAND       MID-142     Marriott Fairfield Inn
    MLMI         MLMI-123    Southwicke Apartments
   MIDLAND       MID-107     Georgetown Courts Apartments
     GCM         GCM-104     Pinole Terrace Office Center
    WMFG         WMFG-054    Wild Pines of Naples
    MLMI         MLMI-055    Meadowbriar Apartments
     GCM         GCM-014     Minikahda Mini-Storage II
     GCM         GCM-099     Casa Blanca Apartments
     GCM         GCM-047     1800 Eye Street, N.W.
   MIDLAND       MID-059     Farr Court Apartments
    MLMI         MLMI-085    Bassett Furniture
    MLMI         MLMI-083    Royal Lane Business Park
   MIDLAND       MID-171     Gypsy Lane Estates Mobile Home Park
    MLMI         MLMI-112    The Packard
    MLMI         MLMI-109    Super 8 Bayview Hotel
    WMFG         WMFG-008    Mariposa
     GCM         GCM-103     Bear Creek Apartments
    WMFG         WMFG-012    Ramada Inn Torrance
    MLMI         MLMI-114    174-176 Second Avenue
   MIDLAND       MID-062     Corporate Centre Office Building
    MLMI         MLMI-128    Days Inn Neptune Beach
     GCM         GCM-030     12900 Firestone Boulevard
   MIDLAND       MID-144     Meadowlark Hill Mobile Estates
     GCM         GCM-024     1519 and 1549 Old Bridge Road
     GCM         GCM-032     Regency Park Apartments
     GCM         GCM-097     Milpitas Office Building
   MIDLAND       MID-125     Twin City Estates Mobile Home Park
    MLMI         MLMI-158    Chandana Corners Shopping Center
     GCM         GCM-007     7620 - 7640 Hub Parkway
   MIDLAND       MID-122     Hamilton Road Shopping Center & Brice & Main Shopp
   MIDLAND       MID-030     Quail Creek Apartments
    MLMI         MLMI-136    Willow Woods Apartments
     GCM         GCM-003     Manitou Townhomes
   MIDLAND       MID-020     Apple Creek Apartments
    MLMI         MLMI-084    Sheffield Village Apartments


    Loan
   Source       Address
========================================================================================================================
   MIDLAND      1105 Taylor Street, 1205 Elizabeth Street, and 204 McKenzie Street
     GCM        4720-4760 Oracle Rd
    MLMI        1300 W. Walnut Hill Lane
   MIDLAND      320 South Polk
     GCM        642 Boston Post Road
     GCM        41 A Barren Spot Road
   MIDLAND      2111 & 2137 Loveridge Road, 1295 E. Leland Road
    MLMI        149 Portland Avenue
    WMFG        837-857 Traction Avenue
    MLMI        10440 Valley Forge
     GCM        27685 Halsted Road
    MLMI        2551 South Main Street
     GCM        24280-24400 Swartz Drive
    MLMI        6510 U.S. 31 South
    WMFG        25 Woodrow Avenue
   MIDLAND      6801 Frankford Avenue
     GCM        6539 SE Federal Highway
   MIDLAND      1893 Preston White Drive
   MIDLAND      4935-4965 North 30th Street
    WMFG        217 N. Independence
    WMFG        1315 East Hillside Road
   MIDLAND      21480 Pacific Boulevard
     GCM        120 SE Mast Avenue
     GCM        1260 Brighton Avenue
   MIDLAND      1520 Royal Palm Square Blvd.
   MIDLAND      4701 South Park Drive
   MIDLAND      2525 Telegraph Road
    WMFG        1645 Carol Sue Avenue
   MIDLAND      393 Jericho Turnpike
    WMFG        950-962 E. Colorado Boulevard
   MIDLAND      888 Saddlecreek Road
     GCM        3030 N. Josey Lane
   MIDLAND      800 E. 17th Street South
     GCM        3203 Walnut Hill Lane
     GCM        2498 Cumberland Parkway
   MIDLAND      8055 W. Sahara Avenue
    MLMI        7500 Cook Road
     GCM        1000 Solon Place Way
    WMFG        6204 W. Park Blvd.
     GCM        4141-4237 North Main St., 4241-4243 North Main St., 11-29 Bennington Dr., 26 West Nottingham Rd.
    MLMI        55-59 Chrystie Street
    WMFG        124 South 24th Street
    MLMI        6585 McCallum Blvd
   MIDLAND      3010 Castlevale Road
    MLMI        361-381 Forest Avenue
     GCM        3345,3375, and 3385 South Decatur Boulevard
   MIDLAND      2540 Main Street
     GCM        2710 Ingersoll Avenue
    MLMI        2921-2933 Clark Road
    MLMI        986 5th Avenue
   MIDLAND      1405 South Westwood Street
    MLMI        15430 40th Ave
   MIDLAND      6841 Shade Lane
     GCM        2550-2570 Appian Way
    WMFG        2745 Wild Pines Drive
    MLMI        3025 E. Park Row
     GCM        5350 Industrial Boulevard
     GCM        38863 Fremont Blvd.
     GCM        1800 Eye Street, NW
   MIDLAND      South 210 Farr Road
    MLMI        IH 635 & Towne Centre
    MLMI        Royal Lane & I-35
   MIDLAND      535 West Gypsy Lane Road
    MLMI        755 Farmington Avenue
    MLMI        1835 Columbia Street
    WMFG        10965 & 10997 Del Norte Avenue
     GCM        935 West Silver Sands Drive
    WMFG        2880 Pacific Coast Highway
    MLMI        174-176 Second Avenue
   MIDLAND      5757 Corporate Blvd.
    MLMI        1401 Atlantic Blvd
     GCM        12900 Firestone Boulevard
   MIDLAND      840 North Spruce
     GCM        1519 and 1549 Old Bridge Road
     GCM        622 Southwest Bishop Road
     GCM        75 South Milpitas Boulevard
   MIDLAND      3001 Twin City Drive
    MLMI        3510-3540 Calumet Avenue
     GCM        7620 - 7640 Hub Parkway
   MIDLAND      873-897 S. Hamilton Road & 1286-1314 Brice Road
   MIDLAND      2111 Kasold Drive
    MLMI        3007-A Ingleside Drive
     GCM        1454 Todds Lane
   MIDLAND      101 South Apple Creek Drive
    MLMI        8300 Calmont Avenue


    Loan                                                   Zip                                  Original               Cut-Off
   Source     City                           State        Code       Property Type              Balance             Date Balance
===================================================================================================================================
   MIDLAND    Punta Gorda                      FL         33950      Industrial                3,100,000               3,077,044
     GCM      Tucson                           AZ         85716      Office                    3,100,000               3,075,379
    MLMI      Irving                           TX         75038      Office                    3,080,000               3,063,607
   MIDLAND    Amarillo                         TX         79101      Office                    3,050,000               3,047,114
     GCM      Sudbury                          MA         01776      Health Care               3,000,000               2,997,779
     GCM      Estate Barren Spot, St. Croix   USVI        00851      Self Storage              3,000,000               2,997,012
   MIDLAND    Pittsburg                        CA         94588      Retail                    3,000,000               2,993,835
    MLMI      Dover                            NH         03820      Multifamily               3,000,000               2,993,721
    WMFG      Los Angeles                      CA         90013      Multifamily               3,000,000               2,988,226
    MLMI      Houston                          TX         77042      Multifamily               3,000,000               2,987,037
     GCM      Farmington Hills                 MI         48331      Mixed Use                 3,000,000               2,978,231
    MLMI      Greenwood                        SC         29646      Retail                    2,985,000               2,976,652
     GCM      Lake Forest                      CA         92691      Retail                    3,000,000               2,974,100
    MLMI      Indianapolis                     IN         46227      Health Care               3,000,000               2,959,546
    WMFG      Indianapolis                     IN         46222      Industrial                2,950,000               2,948,362
   MIDLAND    Philadelphia                     PA         19135      Retail                    2,950,000               2,948,287
     GCM      Stuart                           FL         34997      Multifamily               2,950,000               2,943,224
   MIDLAND    Reston                           VA         22090      Office                    2,900,000               2,898,284
   MIDLAND    Colorado Springs                 CO         80919      Office                    2,900,000               2,897,010
    WMFG      Lee's Summit                     MO         64063      Multifamily               2,900,000               2,896,431
    WMFG      Laredo                           TX         78041      Multifamily               2,900,000               2,893,131
   MIDLAND    Sterling                         VA         20166      Industrial                2,888,000               2,884,605
     GCM      Lincoln City                     OR         97301      Multifamily               2,875,000               2,857,599
     GCM      Albany                           CA         94706      Multifamily               2,860,000               2,853,064
   MIDLAND    Fort Myers                       FL      33919-1036    Office                    2,825,000               2,818,139
   MIDLAND    Baton Rouge                      LA         70816      Multifamily               2,800,000               2,797,119
   MIDLAND    Bloomfield                       MI         48302      Office                    2,800,000               2,796,604
    WMFG      Terrytown                        LA         70056      Multifamily               2,800,000               2,796,499
   MIDLAND    Mineola                          NY         11501      Industrial                2,800,000               2,791,190
    WMFG      Pasadena                         CA         91106      Retail                    2,775,000               2,772,538
   MIDLAND    Omaha                            NE         68106      Retail                    2,775,000               2,769,480
     GCM      Carrollton                       TX         75007      Retail                    2,775,000               2,758,883
   MIDLAND    Norwalk                          IA         50211      Multifamily               2,750,000               2,748,260
     GCM      Irving                           TX         75038      Multifamily               2,782,500               2,741,563
     GCM      Cobb County                      GA         30305      CTL                       2,752,000               2,735,914
   MIDLAND    Las Vegas                        NV         89117      Self Storage              2,750,000               2,735,469
    MLMI      Houston                          TX         77072      Multifamily               2,750,000               2,729,737
     GCM      Waxahachie                       TX         75165      Multifamily               2,750,000               2,721,760
    WMFG      Plano                            TX         75093      CTL                       2,709,573               2,704,694
     GCM      Dayton                           OH         45405      Retail                    2,700,000               2,697,530
    MLMI      New York                         NY         10002      Industrial                2,700,000               2,695,452
    WMFG      Phoenix                          AZ         85034      Hospitality               2,700,000               2,690,815
    MLMI      Dallas                           TX         75252      Multifamily               2,700,000               2,681,774
   MIDLAND    Yakima                           WA         98908      Self Storage              2,700,000               2,677,866
    MLMI      Laguna Beach                     CA         92649      Mixed Use                 2,682,000               2,653,194
     GCM      Las Vegas                        NV         89102      Retail                    2,680,000               2,653,128
   MIDLAND    Irvine                           CA         92714      Retail                    2,650,000               2,646,914
     GCM      Des Moines                       IA         50312      Retail                    2,650,000               2,630,154
    MLMI      Ypsilanti                        MI         48197      Multifamily               2,640,000               2,624,192
    MLMI      Chula Vista                      CA         91911      Multifamily               2,630,000               2,614,976
   MIDLAND    Mesa                             AZ         85210      Hospitality               2,632,000               2,608,705
    MLMI      Tukwila                          WA         98188      Multifamily               2,560,000               2,558,279
   MIDLAND    Wichita                          KS      67212-4325    Multifamily               2,560,000               2,554,511
     GCM      Pinole                           CA         94564      Mixed Use                 2,550,000               2,540,346
    WMFG      Naples                           FL         34112      Multifamily               2,500,000               2,498,496
    MLMI      Arlington                        TX         76010      Multifamily               2,500,000               2,481,837
     GCM      Fridley                          MN         55305      Industrial                2,500,000               2,468,221
     GCM      Fremont                          CA         94536      Multifamily               2,470,000               2,464,010
     GCM      Washington                       DC         20006      Mixed Use                 2,475,000               2,452,404
   MIDLAND    Spokane                          WA         99206      Multifamily               2,457,000               2,448,450
    MLMI      Mesquite                         TX         75150      Retail                    2,450,000               2,444,511
    MLMI      Dallas                           TX         75229      Industrial                2,440,000               2,429,551
   MIDLAND    Bowling Green                    OH         43402      Mobile Home Park          2,425,000               2,419,788
    MLMI      West Hartford                    CT         06119      Multifamily               2,400,000               2,397,409
    MLMI      San Diego                        CA         92101      Hospitality               2,400,000               2,395,299
    WMFG      Ventura                          CA         93004      Multifamily               2,400,000               2,393,886
     GCM      San Antonio                      TX         78216      Multifamily               2,400,000               2,392,077
    WMFG      Torrance                         CA         90505      Hospitality               2,400,000               2,391,042
    MLMI      New York                         NY         10003      Multifamily               2,400,000               2,390,615
   MIDLAND    Baton Rouge                      LA         70808      Office                    2,390,000               2,385,349
    MLMI      Neptune Beach                    FL         32266      Hospitality               2,400,000               2,380,400
     GCM      Santa Fe Springs                 CA         90671      Industrial                2,400,000               2,378,838
   MIDLAND    Rapid City                       SD         57701      Mobile Home Park          2,400,000               2,378,325
     GCM      Woodbridge                       VA         22192      Office                    2,400,000               2,377,918
     GCM      Lawton                           OK         73501      Multifamily               2,380,000               2,349,186
     GCM      Milpitas                         CA         95035      Office                    2,325,000               2,317,963
   MIDLAND    Mandan                           ND         52402      Mobile Home Park          2,310,000               2,310,000
    MLMI      Valparaiso                       IN         46383      Retail                    2,320,000               2,308,669
     GCM      Valley View                      OH         44125      Industrial                2,325,000               2,298,233
   MIDLAND    Whitehall/Reynoldsburgh          OH         43213      Retail                    2,300,000               2,295,778
   MIDLAND    Lawrence                         KS         66047      Multifamily               2,300,000               2,295,642
    MLMI      High Point                       NC         27260      Multifamily               2,300,000               2,293,388
     GCM      Hampton                          VA         23666      Multifamily               2,310,000               2,290,623
   MIDLAND    Sand Springs                     OK         74063      Multifamily               2,300,000               2,289,874
    MLMI      Fort Worth                       TX         76116      Multifamily               2,300,000               2,282,998

                          Cumulative % of
    Loan    % of Initial    Initial Pool                        Affiliated
   Source   Pool Balance      Balance                            Borrower
===============================================================================================
   MIDLAND        0.11%       82.20%
     GCM          0.11%       82.31%
    MLMI          0.11%       82.42%                       MLMI-055, MLMI-056, MLMI-057
   MIDLAND        0.11%       82.52%
     GCM          0.10%       82.63%
     GCM          0.10%       82.73%
   MIDLAND        0.10%       82.83%
    MLMI          0.10%       82.94%
    WMFG          0.10%       83.04%                                 WMFG-003
    MLMI          0.10%       83.14%
     GCM          0.10%       83.25%
    MLMI          0.10%       83.35%
     GCM          0.10%       83.45%
    MLMI          0.10%       83.55%
    WMFG          0.10%       83.66%
   MIDLAND        0.10%       83.76%
     GCM          0.10%       83.86%
   MIDLAND        0.10%       83.96%                    GCM-012, GCM-013, GCM-042, GCM-043
   MIDLAND        0.10%       84.06%
    WMFG          0.10%       84.16%
    WMFG          0.10%       84.26%
   MIDLAND        0.10%       84.36%
     GCM          0.10%       84.46%
     GCM          0.10%       84.56%                             GCM-099, GCM-100
   MIDLAND        0.10%       84.65%
   MIDLAND        0.10%       84.75%                    MID-069, MID-070, MID-100, MID-113
   MIDLAND        0.10%       84.85%
    WMFG          0.10%       84.95%
   MIDLAND        0.10%       85.04%
    WMFG          0.10%       85.14%                                 WMFG-119
   MIDLAND        0.10%       85.23%
     GCM          0.10%       85.33%
   MIDLAND        0.10%       85.42%
     GCM          0.09%       85.52%                             GCM-058, GCM-059
     GCM          0.09%       85.61%                                 GCM-105
   MIDLAND        0.09%       85.71%
    MLMI          0.09%       85.80%
     GCM          0.09%       85.90%
    WMFG          0.09%       85.99%
     GCM          0.09%       86.08%
    MLMI          0.09%       86.18%
    WMFG          0.09%       86.27%
    MLMI          0.09%       86.36%                                 MLMI-081
   MIDLAND        0.09%       86.45%               GCM-048, GCM-062, GCM-063, GCM-064, GCM-065
    MLMI          0.09%       86.55%
     GCM          0.09%       86.64%
   MIDLAND        0.09%       86.73%
     GCM          0.09%       86.82%
    MLMI          0.09%       86.91%
    MLMI          0.09%       87.00%
   MIDLAND        0.09%       87.09%
    MLMI          0.09%       87.18%
   MIDLAND        0.09%       87.27%                    MID-011, MID-025, MID-104, MID-106
     GCM          0.09%       87.36%
    WMFG          0.09%       87.44%
    MLMI          0.09%       87.53%                       MLMI-056, MLMI-057, MLMI-058
     GCM          0.09%       87.61%                                 GCM-015
     GCM          0.09%       87.70%                             GCM-100, GCM-101
     GCM          0.08%       87.78%
   MIDLAND        0.08%       87.87%
    MLMI          0.08%       87.95%
    MLMI          0.08%       88.04%
   MIDLAND        0.08%       88.12%
    MLMI          0.08%       88.20%                            MLMI-111, MLMI-113
    MLMI          0.08%       88.29%
    WMFG          0.08%       88.37%
     GCM          0.08%       88.45%
    WMFG          0.08%       88.54%
    MLMI          0.08%       88.62%                                 MLMI-115
   MIDLAND        0.08%       88.70%
    MLMI          0.08%       88.78%
     GCM          0.08%       88.87%
   MIDLAND        0.08%       88.95%
     GCM          0.08%       89.03%
     GCM          0.08%       89.11%
     GCM          0.08%       89.19%
   MIDLAND        0.08%       89.27%
    MLMI          0.08%       89.35%                                 MLMI-153
     GCM          0.08%       89.43%
   MIDLAND        0.08%       89.51%
   MIDLAND        0.08%       89.59%
    MLMI          0.08%       89.67%
     GCM          0.08%       89.75%                                 GCM-027
   MIDLAND        0.08%       89.83%               MID-034, MID-037, MID-076, MID-078, MID-090
    MLMI          0.08%       89.91%

                                                                 9/11/98 1:37 AM

                                                                                                 Rem
                                                                      Orig     Rem    Amort     Amort
                       Interest Accrual   Mortgage   Administrative   Term    Term    Term      Term     Origination   Repayment
Crossed                     Method          Rate        Cost Rate    (Mos.)  (Mos.)  (Mos.)    (Mos.)        Date         Date
====================================================================================================================================
                          Actual/360        7.740        0.18175       120     113     300       293       01/08/98    02/01/2008
                          Actual/360        8.000        0.20175       120     112     300       292       12/30/97    01/01/2008
                          Actual/360        7.700        0.12675       120     115     300       295       03/12/98    04/01/2008
                          Actual/360        7.430        0.08175       180     179     300       299       07/22/98    08/01/2013
                          Actual/360        8.460        0.09675       240     239     300       299       07/30/98    08/01/2018
                          Actual/360        7.200        0.09675       119     118     300       299       07/29/98    07/01/2008
                          Actual/360        7.070        0.08175       120     118     300       298       06/25/98    07/01/2008
                          Actual/360        7.410        0.09675       120     117     360       357       05/14/98    06/01/2008
                            30/360          7.280        0.09675       120     115     360       355       03/31/98    04/01/2008
                          Actual/360        7.430        0.12675       240     236     300       296       04/16/98    05/01/2018
                            30/360          7.540        0.09675       121     117     240       236       04/28/98    06/01/2008
                          Actual/360        7.310        0.09675       240     236     360       356       04/13/98    05/01/2018
                          Actual/360        7.540        0.10175       120     112     300       292       12/08/97    01/01/2008
                            30/360          8.340        0.09675       120     107     300       287       07/15/97    08/01/2007
                          Actual/360        7.380        0.09675       180     179     360       359       07/20/98    08/01/2013
                          Actual/360        7.240        0.08175       120     119     360       359       07/29/98    08/01/2008
                            30/360          7.375        0.09675       120     117     360       357       06/03/98    06/01/2008
                          Actual/360        7.180        0.18175       120     119     360       359       07/30/98    08/01/2008
                          Actual/360        7.040        0.18175       120     119     300       299       07/22/98    08/01/2008
                          Actual/360        7.063        0.09675       120     118     360       358       06/26/98    07/01/2008
                          Actual/360        7.000        0.09675       204     203     204       203       07/30/98    08/01/2015
                          Actual/360        7.210        0.18175       120     118     360       358       06/24/98    07/01/2008
                          Actual/360        7.040        0.20175       120     112     360       352       12/18/97    01/01/2008
                            30/360          7.100        0.09675       120     117     360       357       05/22/98    06/01/2008
                          Actual/360        7.410        0.08175       120     116     360       356       05/14/98    05/01/2008
                          Actual/360        7.050        0.18175       120     119     300       299       07/06/98    08/01/2008
                          Actual/360        7.110        0.18175       120     118     360       358       06/25/98    07/01/2008
                          Actual/360        7.010        0.09675       120     118     360       358       06/04/98    07/01/2008
                          Actual/360        7.300        0.08175       120     117     300       297       05/21/98    06/01/2008
                          Actual/360        7.250        0.09675       240     239     312       311       07/21/98    08/01/2018
                          Actual/360        7.220        0.08175       144     142     300       298       06/08/98    07/01/2010
                          Actual/360        7.220        0.20175       120     112     360       352       12/11/97    01/01/2008
                          Actual/360        6.960        0.08175       120     119     360       359       07/01/98    08/01/2008
                            30/360          8.280        0.20175       120     106     300       286       06/30/97    07/01/2007
                            30/360          7.320        0.09675       234     231     234       231       05/04/98    12/01/2017
                          Actual/360        7.360        0.18175       120     115     300       295       03/10/98    04/01/2008
                          Actual/360        7.125        0.09675       120     113     324       317       01/12/98    02/01/2008
                          Actual/360        7.820        0.20175       120     110     300       290       10/28/97    11/01/2007
                            30/360          8.580        0.09675       120     117     360       357       05/29/98    06/01/2008
                          Actual/360        7.580        0.09675       120     119     300       299       07/31/98    08/01/2008
                          Actual/360        8.375        0.12675       120     118     300       298       06/02/98    07/01/2008
                          Actual/360        8.230        0.09675       120     116     300       296       04/27/98    05/01/2008
                          Actual/360        6.930        0.09675       120     112     360       352       12/31/97    01/01/2008
                          Actual/360        7.770        0.18175       240     235     240       235       03/27/98    04/01/2018
                          Actual/360        7.340        0.12675       192     188     192       188       04/30/98    05/01/2014
                          Actual/360        7.950        0.20175       120     110     300       290       10/21/97    11/01/2007
                          Actual/360        7.240        0.18175       120     118     360       358       06/01/98    07/01/2008
                            30/360          7.280        0.09675       240     236     240       236       04/07/98    05/01/2018
                          Actual/360        7.510        0.09675       120     111     360       351       11/25/97    12/01/2007
                          Actual/360        7.250        0.12675       120     114     324       318       02/19/98    03/01/2008
                          Actual/360        8.450        0.08175        84      78     240       234       02/17/98    03/01/2005
                          Actual/360        7.125        0.12675       120     119     360       359       07/23/98    08/01/2008
                          Actual/360        6.890        0.08175       120     117     360       357       05/27/98    06/01/2008
                            30/360          7.140        0.09675       240     238     240       238       06/03/98    07/01/2018
                          Actual/360        7.125        0.09675       180     179     360       359       07/07/98    08/01/2013
                          Actual/360        7.210        0.12675       120     113     324       317       01/30/98    02/01/2008
                            30/360          8.710        0.20175       144     131     300       287       07/03/97    08/01/2009
                            30/360          7.100        0.09675       120     117     360       357       05/22/98    06/01/2008
                          Actual/360        7.225        0.20175       120     112     300       292       12/24/97    01/01/2008
                          Actual/360        7.090        0.18175       120     115     360       355       03/27/98    04/01/2008
                          Actual/360        6.950        0.09675       120     118     300       298       06/26/98    07/01/2008
                          Actual/360        7.480        0.09675       120     116     300       296       04/06/98    05/01/2008
                          Actual/360        6.860        0.08175       120     118     300       298       06/22/98    07/01/2008
                          Actual/360        7.125        0.12675       120     119     300       299       07/16/98    08/01/2008
                          Actual/360        7.890        0.12675       216     215     216       215       07/31/98    08/01/2016
                          Actual/360        7.240        0.09675       120     116     360       356       04/14/98    05/01/2008
                            30/360          7.010        0.09675       120     116     360       356       04/27/98    05/01/2008
                          Actual/360        7.800        0.09675       120     116     300       296       04/30/98    05/01/2008
                          Actual/360        7.000        0.12675       120     115     360       355       03/20/98    04/01/2008
                          Actual/360        7.320        0.08175       120     118     300       298       06/29/98    07/01/2008
                          Actual/360        8.130        0.09675       240     235     240       235       03/13/98    04/01/2018
                          Actual/360        8.000        0.20175       120     111     300       291       11/21/97    12/01/2007
                            30/360          7.700        0.08175       180     172     300       292       12/30/97    01/01/2013
                          Actual/360        8.410        0.20175       120     110     300       290       10/30/97    11/01/2007
                            30/360          8.070        0.20175       120     108     300       288       08/28/97    09/01/2007
                            30/360          7.450        0.09675       120     116     360       356       04/20/98    05/01/2008
                          Actual/360        7.120        0.08175       180     180     360       360       08/03/98    09/01/2013
                          Actual/360        7.950        0.09675       120     112     360       352       12/31/97    01/01/2008
                            30/360          8.240        0.20175       120     109     300       289       09/09/97    10/01/2007
                          Actual/360        7.580        0.08175       120     118     300       298       06/03/98    07/01/2008
                          Actual/360        7.440        0.08175        60      58     300       298       06/01/98    07/01/2003
                          Actual/360        7.190        0.12675       120     116     360       356       04/28/98    05/01/2008
                          Actual/360        7.700        0.20175        60      52     300       292       12/12/97    01/01/2003
                          Actual/360        6.820        0.13175       120     114     360       354       02/10/98    03/01/2008
                          Actual/360        7.110        0.09675        84      77     324       317       01/13/98    02/01/2005

                                                                                                                        Annual
 Balloon/Repayment                                                                                                       Debt
      Balance         Maturity Term   Prepayment Restrictions                                                           Service
====================================================================================================================================
     2,540,871           Hyperam      L(48),> YM or 1%(66),O(6)                                                         280,738
     2,560,413           Balloon      L(60),> of YM or 1% (42),O(18)                                                    287,116
     2,482,726           Balloon      L(60), >YM or 1% ( 56), O(4)                                                      280,710
     1,983,552           Balloon      L(60),> YM or 1%(117),O(3)                                                        268,806
     1,356,497           Balloon      L(120),5%(12),4%(12),3%(12),2%(12),1%(65),O(7)                                    288,912
     2,428,691           Hyperam      L(60),Def(52),O(7)                                                                259,052
     2,412,955           Balloon      L(60),> YM or 1%(54),O(6)                                                         256,050
     2,609,500           Balloon      L(60), 5% (12), 4% (12), 3% (12), 2% (12), 1% (8), O(4)                           252,180
     2,595,854           Balloon      L(48),Def(68),O(4)                                                                246,316
     1,124,407           Balloon      L(28), Def(208),O(4)                                                              266,985
     2,038,609           Balloon      L(60),> of YM or 1% (54),O(7)                                                     290,895
     1,760,380           Hyperam      L(120), > of YM or 1% (116),O(4)                                                  248,462
     2,445,078           Balloon      L(36),> of YM or 1% (72),O(12)                                                    266,974
     2,450,377           Balloon      L(60), >YM or 1% (53), O(7)                                                       286,011
     2,301,995           Balloon      L(25),Def(151),O(4)                                                               244,620
     2,593,343           Hyperam      L(48),> YM or 1%(66),O(6)                                                         241,250
     2,558,007           Balloon      L(60),> of YM or 1% (53),O(7)                                                     244,499
     2,545,466           Balloon      L(60),> YM or 1%(54),O(6)                                                         235,747
     2,329,528           Balloon      L(60),>YM or 5%(57),O(3)                                                          246,848
     2,538,591           Balloon      L(48),Def(68),O(4)                                                                232,988
        NAP            Fully Amort    L(72),Def(128),O(4)                                                               292,202
     2,537,775           Balloon      L(60),> YM or 1%(54),O(6)                                                         235,476
     2,513,184           Balloon      L(36),> of YM or 0% (78),O(6)                                                     230,457
     2,464,615           Balloon      L(48),> of YM or 0% (65),O(7)                                                     230,641
     2,495,170           Hyperam      L(48),> YM or 1%(66),O(6)                                                         234,948
     2,249,892           Balloon      L(60),> YM or 1%(54),O(6)                                                         238,551
     2,454,090           Hyperam      L(48),> YM or 1%(66),O(6)                                                         226,029
     2,447,682           Balloon      L(26),Def(90),O(4)                                                                223,767
     2,267,162           Balloon      L(48),> YM or 1%(66),O(6)                                                         243,947
     1,276,669           Hyperam      L(25),Def(215)                                                                    237,443
     2,079,308           Balloon      L(72),> YM or 1%(66),O(6)                                                         240,051
     2,437,051           Balloon      L(60),> of YM or 1% (54),O(6)                                                     226,488
     2,400,010           Balloon      L(60),> YM or 1%(54),O(6)                                                         218,664
     2,269,402           Balloon      > of YM or 1% (108),O(12)                                                         263,933
        NAP            Fully Amort    L(120), > of YM or 1% (60),O(54)                                                  265,401
     2,230,781           Balloon      L(60),> YM or 1%(54),O(6)                                                         240,870
     2,271,202           Balloon      L(60), > of YM or 1% ( 56), O(4)                                                  231,861
     2,259,788           Balloon      L(48),> of YM or 5% (48),5%(12),O(12)                                             250,777
     2,408,214           Balloon      L(27),Def(93)                                                                     251,857
     2,204,437           Balloon      L(60),Def(53),O(7)                                                                241,122
     2,214,590           Balloon      L(60), > of YM or 1% ( 56), O(4)                                                  260,852
     2,247,101           Balloon      L(24),Def(92),O(4)                                                                255,025
     2,322,543           Balloon      L(60), >YM or 1% ( 56), O(4)                                                      216,199
        NAP            Fully Amort    L(120),>YM or 3%(114),O(6)                                                        266,387
        NAP            Fully Amort    L(28), Def (160), O(4)                                                            287,383
     2,210,487           Balloon      L(48),> of YM or 1% (66),O(6)                                                     247,152
     2,330,433           Balloon      L(60),> YM or 1%(54),O(6)                                                         216,716
        NAP            Fully Amort    L(48),> of YM or 1% (132),O(60)                                                   251,918
     2,336,330           Balloon      L(60), >YM or 1% (53), O(7)                                                       221,728
     2,180,329           Balloon      L(60), > of YM or 1% ( 56), O(4)                                                  224,491
     2,188,151           Balloon      L(36),1%(42),O(6)                                                                 273,095
     2,212,543           Balloon      L(25), Def(91), O(4)                                                              209,135
     2,230,121           Balloon      L(60),> YM or 1%(54),O(6)                                                         202,116
        NAP            Fully Amort    > of YM or 1% (180),5%(12),4%(12),3%(12),2%(12),1%(5),O(7)                        239,820
     1,928,907           Balloon      L(48),Def(128),O(4)                                                               202,116
     2,069,209           Balloon      L(60), >YM or 1% ( 56), O(4)                                                      212,487
     1,915,598           Balloon      > of YM or 5% (60),5%(12),4%(12),3%(12),2%(12),1%(12),O(24)                       245,828
     2,128,531           Balloon      L(48),> of YM or 0% (65),O(7)                                                     199,190
     1,998,323           Balloon      L(48),> of YM or 1% (66),O(6)                                                     214,196
     2,151,735           Balloon      L(60),> YM or 1%(54),O(6)                                                         197,943
     1,935,652           Hyperam      L(60), > of YM or 1% ( 56), O(4)                                                  208,789
     1,955,892           Balloon      L(60), >YM or 1% ( 53), O(7)                                                      218,117
     1,937,805           Hyperam      L(48),> YM or 1%(66),O(6)                                                         203,081
     1,905,033           Balloon      L(60), > of YM or 1% ( 56), O(4)                                                  207,786
        NAP            Fully Amort    L(25), Def(187), O(4)                                                             252,090
     2,110,645           Balloon      L(49), > YM or 1%, (67),O(4)                                                      196,272
     2,063,908           Balloon      > of YM or 1% (84),3%(12),2%(12),1%(5),O(7)                                       191,801
     1,973,039           Balloon      L(28),Def(88),O(4)                                                                218,481
     2,068,268           Balloon      L(60), > of YM or 1% (53), O(7)                                                   193,603
     1,937,017           Balloon      L(60),> YM or 1%(54),O(6)                                                         208,596
        NAP            Fully Amort    L(29), Def(207)  O,(4)                                                            245,395
     1,983,120           Balloon      L(60),> of YM or 1% (54),O(6)                                                     222,283
     1,515,612           Balloon      L(60),> YM or 1%(84),O(36)                                                        216,589
     2,005,196           Balloon      L(48),> of YM or 3% (48),3%(12),O(12)                                             230,161
     1,931,071           Balloon      L(36),> of YM or 5% (60),5%(12),O(12)                                             221,757
     2,019,395           Balloon      > of YM or 1% (113),O(7)                                                          194,127
     1,781,354           Hyperam      L(48),> YM or 1%(126),O(6)                                                        186,661
     2,074,321           Balloon      L(60), > of YM or 1% ( 56), O(4)                                                  203,310
     1,894,408           Balloon      > of YM or 5% (96),5%(12),O(12)                                                   219,791
     1,878,604           Hyperam      L(48),> YM or 1%(66),O(6)                                                         205,400
     2,126,673           Balloon      L(12),> YM or 1%(42),O(6)                                                         202,886
     1,991,177           Balloon      L(60), >YM or 1% (53), O(7)                                                       189,155
     2,142,186           Balloon      > of YM or 3% (48),1%(6),O(6)                                                     208,468
     2,000,967           Balloon      L(60),> YM or 1%(54),O(6)                                                         180,299
     2,051,432           Balloon      L(48), >YM or 1% (32), O(4)                                                       193,666

Underwriting      Underwriting
    Total            Total         Underwriting     Underwriting        Appraised
   Revenue          Expenses           NCF              DSCR              Value
=================================================================================
    546,682          158,619          357,808           1.27           4,000,000
  1,279,314          766,737          383,874           1.34           6,186,000
    837,015          379,586          364,777           1.30           4,400,000
  1,068,832          560,062          404,905           1.51           5,500,000
  4,953,483        4,465,009          488,474           1.69           4,800,000
    890,474          394,010          479,960           1.85           4,600,000
    545,943          153,809          366,301           1.43           4,000,000
    875,479          428,382          447,097           1.77           4,000,000
    524,571          186,186          338,385           1.37           4,000,000
  1,027,618          660,517          367,102           1.37           4,700,000
    399,485           17,601          381,884           1.31           4,000,000
    354,091           31,922          322,169           1.30           4,000,000
    724,460          188,107          487,544           1.83           6,500,000
  1,496,583        1,102,425          394,159           1.38           4,200,000
    409,063           19,522          371,963           1.52           4,100,000
    522,626          131,707          347,509           1.44           4,000,000
    556,605          240,150          316,455           1.29           3,700,000
    532,887          205,748          293,734           1.25           4,000,000
    586,109          195,773          338,727           1.37           4,500,000
    782,306          456,026          326,280           1.40           3,680,000
    661,944          305,638          356,306           1.22           3,750,000
    353,055           21,650          303,244           1.29           3,610,000
    558,140          182,382          375,758           1.63           4,400,000
    586,435          235,306          351,129           1.52           4,400,000
    588,764          245,278          298,936           1.27           3,800,000
    750,472          385,750          364,722           1.53           3,535,000
    603,496          267,083          291,359           1.29           3,700,000
    756,690          465,852          290,839           1.30           3,500,000
    656,533          288,316          318,120           1.30           3,800,000
    428,422          115,769          297,283           1.25           3,750,000
    506,571          167,744          323,703           1.35           4,800,000
    585,163          203,832          337,825           1.49           3,740,000
    634,402          346,337          288,065           1.32           3,950,000
  1,106,169          558,364          547,805           2.08           3,850,000
    266,233               --          266,233           1.00           3,100,000
    619,600          237,686          381,914           1.59           4,775,000
  1,097,956          772,462          325,493           1.40           3,700,000
    749,525          334,794          414,731           1.65           4,000,000
    254,401            2,544          251,857           1.00           2,740,000
    684,841          294,407          301,666           1.25           3,400,000
    486,921          122,753          339,329           1.30           3,850,000
  1,231,410          832,900          398,510           1.56           3,750,000
    526,653          237,767          288,886           1.34           3,400,000
    556,203          196,335          359,868           1.35           3,875,000
    585,812          134,969          419,377           1.46           5,100,000
    512,818          167,330          303,893           1.23           4,865,000
    572,723          192,582          356,071           1.64           4,000,000
    499,385          172,296          320,931           1.27           3,350,000
    545,831          224,953          320,878           1.45           3,330,000
    510,086          230,922          279,164           1.24           3,300,000
  1,146,929          771,296          375,633           1.38           3,760,000
    496,798          200,717          296,081           1.42           3,200,000
    437,018          178,980          258,039           1.28           3,200,000
    572,755          145,402          395,946           1.65           4,500,000
    585,987          319,361          266,626           1.32           3,330,000
  1,123,246          731,234          392,012           1.84           3,700,000
    697,023          349,148          347,875           1.42           3,580,000
    513,733          212,242          301,492           1.51           3,800,000
    572,433          248,690          285,802           1.33           3,430,000
    433,295          185,861          247,434           1.25           3,150,000
    332,015           20,040          311,976           1.49           3,400,000
    560,572          270,154          274,249           1.26           3,260,000
    599,246          241,046          358,200           1.76           4,250,000
    598,711          292,436          306,275           1.47           3,300,000
  1,245,541          881,537          364,004           1.44           3,500,000
    402,497          157,742          244,755           1.25           3,000,000
    711,181          379,846          331,335           1.73           4,190,000
    963,609          621,579          342,030           1.57           4,000,000
    418,117          121,968          294,231           1.52           3,350,000
    618,597          269,393          291,126           1.40           4,000,000
  1,212,521          880,429          332,091           1.35           4,000,000
    434,843          125,107          300,343           1.35           3,200,000
    629,275          303,543          325,732           1.50           4,553,000
    507,520          137,075          320,682           1.39           3,300,000
    762,410          475,914          286,496           1.29           3,250,000
    410,251          136,224          253,905           1.31           3,100,000
    628,088          387,688          240,400           1.29           3,350,000
    391,041          123,897          257,036           1.26           2,900,000
    493,540          151,280          319,361           1.45           3,100,000
    487,375          161,539          325,836           1.59           3,075,000
    640,866          371,920          268,946           1.33           3,860,000
    599,903          311,999          287,904           1.52           2,920,000
    563,200          265,716          297,484           1.43           3,100,000
    557,627          295,065          262,562           1.46           2,900,000
    732,337          463,091          269,246           1.39           3,050,000

                                                                 9/11/98 1:37 AM
                                                                   Page 11 of 21

                                                                         Loan per
                                                Sq Ft, Units,          Sq Ft, Unit,                        Initial
 Appraisal    Current     Repayment   Year       Beds, Pads,             Bed, Pad,           Occupancy     Reserves     Underwriting
    Year        LTV          LTV      Built       or Room                 or Room            Percentage   At Closing      Reserves
====================================================================================================================================
    1997       76.93        63.52     1985      71,804 Sq. Ft.             43 per sq. ft.        92%        16,250          0.15
    1997       49.72        41.39     1982      87,684 Sq. Ft.             35 per sq. ft.        92%         1,000          0.24
    1997       69.63        56.43     1979      70,214 Sq. Ft.             44 per sq. ft.       100%        19,375          0.15
    1998       55.40        36.06     1960     136,917 Sq. Ft.             22 per sq. ft.        99%            --          0.21
    1998       62.45        28.26     1964          82 Beds            36,558 per bed            85%            --           350
    1998       65.15        52.80     1986         968 Units            3,096 per unit           88%            --         16.48
    1998       74.85        60.32     1992      27,379 Sq. Ft.            109 per sq. ft.        85%            --          0.15
    1997       74.84        65.24     1972         125 Units           23,950 per unit           98%        12,313           270
    1998       74.71        64.90     1925          36 Units           83,006 per unit           95%        11,031           350
    1998       63.55        23.92     1974         211 Units           14,157 per unit           90%        26,875           250
    1998       74.46        50.97     1998      37,440 Sq. Ft.             80 per sq. ft.       100%            --          0.15
    1998       74.42        44.01     1998      48,466 Sq. Ft.             61 per sq. ft.       100%            --          0.20
    1997       45.76        37.62     1979      61,098 Sq. Ft.             49 per sq. ft.        97%            --          0.25
    1997       70.47        58.34     1995          84 Units           35,233 per unit          100%         1,130           350
    1998       71.91        56.15     1998      72,720 Sq. Ft.             41 per sq. ft.       100%            --          0.10
    1998       73.71        64.83     1951      50,750 Sq. Ft.             58 per sq. ft.       100%        33,444          0.19
    1998       79.55        69.14     1989          80 Units           36,790 per unit          100%            --           200
    1998       72.46        63.64     1986      29,807 Sq. Ft.             97 per sq. ft.       100%        18,125          0.30
    1998       64.38        51.77     1983      49,093 Sq. Ft.             59 per sq. ft.       100%            --          0.20
    1998       78.71        68.98     1972         150 Units           19,310 per unit           99%       134,928           281
    1998       77.15         0.00     1992         108 Units           26,788 per unit           99%        27,465           230
    1998       79.91        70.30     1987      43,722 Sq. Ft.             66 per sq. ft.       100%        82,250          0.15
    1997       64.95        57.12     1994          96 Units           29,767 per unit           85%            --           200
    1998       64.84        56.01     1970          60 Units           47,551 per unit          100%            --           200
    1998       74.16        65.66     1991      36,139 Sq. Ft.             78 per sq. ft.        84%            --          0.17
    1998       79.13        63.65     1968         126 Units           22,199 per unit           96%            --           250
    1998       75.58        66.33     1986      29,808 Sq. Ft.             94 per sq. ft.        98%        26,250          0.21
    1998       79.90        69.93     1974         148 Units           18,895 per unit           97%        43,800           325
    1998       73.45        59.66     1925      58,160 Sq. Ft.             48 per sq. ft.        98%            --          0.15
    1998       73.93        34.04     1990      16,617 Sq. Ft.            167 per sq. ft.        93%         4,625          0.10
    1998       57.70        43.32     1989      63,342 Sq. Ft.             44 per sq. ft.       100%            --          0.15
    1997       73.77        65.16     1982      67,927 Sq. Ft.             41 per sq. ft.        95%            --          0.30
    1998       69.58        60.76     1988         108 Units           25,447 per unit           97%            --           139
    1997       71.21        58.95     1974         160 Units           17,135 per unit           99%       376,000           250
    1998       88.26         0.00     1997      10,908 Sq. Ft.            251 per sq. ft.       100%            --          0.00
    1998       57.29        46.72     1996         975 Units            2,806 per unit           86%        15,600            16
    1997       73.78        61.38     1977         240 Units           11,374 per unit           99%       139,656           261
    1997       68.04        56.49     1984         120 Units           22,681 per unit           93%            --           250
    1998       98.71        87.89     1998      26,040 Sq. Ft.            104 per sq. ft.       100%            --          0.00
    1998       79.34        64.84     1955     150,965 Sq. Ft.             18 per sq. ft.       100%            --          0.15
    1998       70.01        57.52     1900      41,500 Sq. Ft.             65 per sq. ft.       100%        11,250          0.16
    1998       71.76        59.92     1973         101 Rooms           26,642 per room          NAP         77,375           488
    1997       78.88        68.31     1984          84 Units           31,926 per unit           98%            --           250
    1998       69.11         0.00     1981         914 Units            2,930 per unit           82%            --            21
    1998       52.02         0.00     1990      18,493 Sq. Ft.            143 per sq. ft.        72%            --          0.15
    1997       54.54        45.44     1997      37,737 Sq. Ft.             70 per sq. ft.        81%            --          0.15
    1998       66.17        58.26     1987      27,780 Sq. Ft.             95 per sq. ft.        79%            --          0.12
    1998       78.51         0.00     1977      32,600 Sq. Ft.             81 per sq. ft.       100%           272          0.10
    1997       78.80        70.16     1987          84 Units           31,240 per unit           98%         5,968           200
    1998       79.24        66.07     1969          75 Units           34,866 per unit           96%        16,355           250
    1998       69.38        58.20     1995          66 Rooms           39,526 per room          NAP             --           869
    1998       79.95        69.14     1986          72 Units           35,532 per unit           94%        73,305           416
    1997       79.83        69.69     1983          92 Units           27,766 per unit           85%         1,000           250
    1997       56.45         0.00     1987      40,500 Sq. Ft.             63 per sq. ft.        97%        16,687          0.24
    1998       75.03        57.93     1968          96 Units           26,026 per unit           95%        15,288           279
    1997       67.08        55.92     1969         200 Units           12,409 per unit          100%        19,688           267
    1997       68.94        53.51     1986         775 Units            3,185 per unit           97%            --            25
    1998       64.84        56.01     1969          54 Units           45,630 per unit          100%            --           247
    1997       71.50        58.26     1912      22,557 Sq. Ft.            109 per sq. ft.        90%         1,000          0.25
    1998       77.73        68.31     1995          72 Units           34,006 per unit           94%            --           200
    1997       71.90        56.93     1998      22,925 Sq. Ft.            107 per sq. ft.       100%            --          0.15
    1997       74.53        60.00     1980     154,201 Sq. Ft.             16 per sq. ft.       100%            --          0.17
    1998       56.94        45.60     1958         290 Lots             8,344 per lots           93%         1,063            50
    1998       72.65        57.73     1928          74 Units           32,397 per unit           99%         2,281           295
    1998       68.44         0.00     1986         102 Rooms           23,483 per room          NAP             --             4%
    1998       79.80        70.35     1972          52 Units           46,036 per unit          100%        33,268           225
    1998       57.09        49.26     1980         148 Units           16,163 per unit           97%            --           248
    1998       59.78        49.33     1967          88 Rooms           27,171 per room          NAP         14,969           548
    1998       71.36        61.74     1890          24 Units           99,609 per unit           92%        19,125           239
    1998       59.63        48.43     1984      46,903 Sq. Ft.             51 per sq. ft.       100%            --          0.20
    1998       59.51         0.00     1973         132 Rooms           18,033 per room          NAP         35,000             4%
    1997       74.34        61.97     1997      58,916 Sq. Ft.             40 per sq. ft.       100%            --          0.15
    1997       52.24        33.29     1973         312 Lots             7,623 per lots          100%            --            50
    1997       72.06        60.76     1986      40,000 Sq. Ft.             59 per sq. ft.        83%            --          0.20
    1997       72.28        59.42     1970         200 Units           11,746 per unit          100%        20,625           275
    1998       74.77        65.14     1986      19,311 Sq. Ft.            120 per sq. ft.       100%         2,750          0.24
    1998       68.96        53.17     1975         277 Lots             8,339 per lots          100%        16,125            50
    1997       79.61        71.53     1991      29,190 Sq. Ft.             79 per sq. ft.       100%         8,696          0.15
    1997       74.14        61.11     1975     136,651 Sq. Ft.             17 per sq. ft.        92%           500          0.14
    1998       74.66        61.09     1966      54,905 Sq. Ft.             42 per sq. ft.        90%         2,625          0.20
    1998       59.47        55.10     1969          95 Units           24,165 per unit           95%        24,375           300
    1998       78.54        68.19     1974         112 Units           20,477 per unit           96%        13,431           250
    1997       73.89        69.10     1970          77 Units           29,748 per unit           97%        55,000           250
    1998       78.96        69.00     1984         124 Units           18,467 per unit           97%         8,285           250
    1997       74.85        67.26     1978         195 Units           11,708 per unit           92%        13,150           207

                                                                      Largest Tenant
                                        ----------------------------------------------------------------------------
 Appraisal        Reserves                                                                Area Leased         Lease      Control
    Year          Collected                   Name                                         (Sq. Ft.)         Exp Date       No.
===================================================================================================================================
    1997           0.08 per sq. ft.      HRS                                                 17,503        07/31/1998     MID-003
    1997           none per sq. ft.      Dental-Net                                           7,546        06/30/2000     GCM-074
    1997           none per sq. ft.      Capstone Pharmacy                                    4,989        10/31/1998     MLMI-058
    1998           none per sq. ft.      Downtown Athletic Club                              34,645        08/31/2007     MID-101
    1998            351 per bed                                                                                           GCM-156
    1998           none per unit         Jihad Idheileh d/b/a Carlo's Warehouse               4,753        01/01/2003     GCM-164
    1998           0.15 per sq. ft.      Diablo Renal Services                                5,488        05/31/2001     MID-064
    1997            268 per unit                                                                                          MLMI-096
    1998            350 per unit                                                                                          WMFG-002
    1998            250 per unit                                                                                          MLMI-122
    1998           none per sq. ft.      A&W Restaurants, Inc.                               37,440        03/31/2013     GCM-107
    1998           none per sq. ft.      WinnDixie                                           48,466        02/11/2018     MLMI-140
    1997           none per sq. ft.      Aaron Brothers                                      12,000        11/30/2004     GCM-037
    1997            161 per bed                                                                                           MLMI-152
    1998           0.10 per sq. ft.      American Residential Services                       72,720        06/20/2008     WMFG-075
    1998           0.19 per sq. ft.      World Wide Aquarium                                 28,600        12/31/2016     MID-155
    1998            200 per unit                                                                                          GCM-111
    1998           0.20 per sq. ft.      Artel, Inc.                                         14,032        07/31/2002     MID-139
    1998           0.20 per sq. ft.      DMW Group                                           16,600        10/31/2002     MID-174
    1998            281 per unit                                                                                          WMFG-061
    1998           none per unit                                                                                          WMFG-060
    1998           none per sq. ft.      Heckler & Koch, Inc.                                43,722        11/30/2004     MID-169
    1997            125 per unit                                                                                          GCM-050
    1998            200 per unit                                                                                          GCM-101
    1998           none per sq. ft.      Paine Webber                                         8,338        01/31/2003     MID-128
    1998            250 per unit                                                                                          MID-068
    1998           none per sq. ft.      T&C Federal C.U.                                     7,681        03/30/2002     MID-124
    1998            325 per unit                                                                                          WMFG-038
    1998           0.15 per sq. ft.      Gilman & Ciocia                                     13,600        09/30/2000     MID-040
    1998           0.10 per sq. ft.      Delhi Palace Cuisine of India                        2,137        04/20/2003     WMFG-080
    1998           0.15 per sq. ft.      Baker Supermarkets, Inc.                            63,342        08/31/2009     MID-039
    1997           none per sq. ft.      Carrollton Public Library                           24,792        12/31/2003     GCM-051
    1998            250 per unit                                                                                          MID-063
    1997           none per unit                                                                                          GCM-029
    1998           none per sq. ft.      Eckerd Corporation                                  10,908        11/28/2017     GCM-106
    1998           none per unit                                                                                          MID-021
    1997            261 per unit                                                                                          MLMI-079
    1997           none per unit                                                                                          GCM-038
    1998           none per sq. ft.      PetsMart, Inc.                                      26,040        05/31/2018     WMFG-033
    1998           0.15 per sq. ft.      Family Dollar                                       13,800        01/01/2000     GCM-202
    1998           none per sq. ft.                                                                                       MLMI-053
    1998            488 per room                                                                                          WMFG-010
    1997            250 per unit                                                                                          MLMI-086
    1998           none per unit                                                                                          MID-015
    1998           none per sq. ft.      Wells Fargo                                          5,097        10/31/2004     MLMI-106
    1997           none per sq. ft.      Alfonso Bernal                                       6,105        07/01/2002     GCM-045
    1998           0.24 per sq. ft.      Sir Speedy                                           3,000        12/31/1999     MID-077
    1998           0.10 per sq. ft.      Office Max                                          23,800        01/31/2013     GCM-095
    1997            210 per unit                                                                                          MLMI-163
    1998            250 per unit                                                                                          MLMI-040
    1998            761 per room                                                                                          MID-142
    1998            416 per unit                                                                                          MLMI-123
    1997            250 per unit                                                                                          MID-107
    1997           0.15 per sq. ft.      Chung's Chinese Restaurant                           5,099        06/01/2002     GCM-104
    1998            279 per unit                                                                                          WMFG-054
    1997            267 per unit                                                                                          MLMI-055
    1997           none per unit                                                                                          GCM-014
    1998            247 per unit                                                                                          GCM-099
    1997           none per sq. ft.      R and V. Manocha                                     2,350        04/30/2002     GCM-047
    1998           none per unit                                                                                          MID-059
    1997           none per sq. ft.      Bassett Furniture                                   22,925        12/31/2012     MLMI-085
    1997           none per sq. ft.      Redman Industries                                   79,201        12/30/2002     MLMI-083
    1998           none per lots                                                                                          MID-171
    1998            295 per unit                                                                                          MLMI-112
    1998             4% of revenue                                                                                        MLMI-109
    1998            225 per unit                                                                                          WMFG-008
    1998            214 per unit                                                                                          GCM-103
    1998            548 per room                                                                                          WMFG-012
    1998    250 / $0.15 per unit / sq.ft.                                                                                 MLMI-114
    1998           0.21 per sq. ft.      Health Management Services                          15,382        06/30/1999     MID-062
    1998             4% of revenue                                                                                        MLMI-128
    1997           none per sq. ft.      Envicor                                             58,916        01/31/2007     GCM-030
    1997           none per lots                                                                                          MID-144
    1997           none per sq. ft.      PHP                                                 28,550        12/31/2001     GCM-024
    1997           none per unit                                                                                          GCM-032
    1998           0.46 per sq. ft.      Read Rite                                            7,467        05/31/2001     GCM-097
    1998             12 per lots                                                                                          MID-125
    1997           0.12 per sq. ft.      Southlake Nautilis                                  10,575        11/30/2001     MLMI-158
    1997           none per sq. ft.      Copperfield Chimney Supply                          81,039        05/31/2007     GCM-007
    1998           none per sq. ft.      Hancock Fabrics                                      9,075        07/31/2007     MID-122
    1998            150 per unit                                                                                          MID-030
    1998            250 per unit                                                                                          MLMI-136
    1997            250 per unit                                                                                          GCM-003
    1998           none per unit                                                                                          MID-020
    1997            207 per unit                                                                                          MLMI-084

                                                                 9/11/98 1:37 AM
                                                                   Page 12 of 21


    Loan         Control
   Source          No.       Property Name                                               Address
====================================================================================================================================
   MIDLAND       MID-002     Hampton Courtyard Apartments                                2900 Sandy Hollow Road
     GCM         GCM-054     Jack Johnson Office Lodge                                   1777 Sun Peak Drive
     GCM         GCM-091     Grandview Apartments                                        840 Grand Highway
   MIDLAND       MID-108     Fall View Apartments                                        25, 33 & 41 DeForest Street
   MIDLAND       MID-033     Imperial Square Shopping Center                             1444-1448 Belcher Road
     GCM         GCM-046     Staples                                                     2000 Santiam Highway
    MLMI         MLMI-097    Richmond Oaks Apartments                                    2815 Richmond Road
    WMFG         WMFG-056    57 Off Memorial                                             160 Birdsall
    MLMI         MLMI-127    Jacksonville Super 8                                        5929 Ramona Boulevard
    MLMI         MLMI-072    Holiday Inn - Express                                       5301 North I-85 Service Road
     GCM         GCM-011     Palm Harbor Shopping Center                                 35125 - 35271 U.S. Hwy 19
     GCM         GCM-089     Houser Glen Apartments                                      1225 Houser Lane
     GCM         GCM-100     Alameda Park Apartments                                     547-549 Buena Vista Avenue
     GCM         GCM-053     40th Avenue Square                                          1300 N. 40th Avenue
    WMFG         WMFG-087    Centrepointe Shopping Center                                8120 Research Boulevard
   MIDLAND       MID-091     Rayco Roof Services Property                                6870 Wellington Road
   MIDLAND       MID-078     Royal Arms Apartments                                       5116 S. Norfolk
   MIDLAND       MID-145     Patrician Village Apartments                                5045 North 58th Avenue
     GCM         GCM-062     Self Stor Mini-Storage Facility                             1070 Bertlesen Road
    WMFG         WMFG-079    240 Andover Street                                          240 Andover Street
    MLMI         MLMI-037    Comp-USA                                                    3665 North Rock Road
     GCM         GCM-070     Michaels Store                                              25310 Marguerite Parkway
    WMFG         WMFG-048    Econo Lodge Motel - Gaithersburg                            18715 North Frederick Avenue
     GCM         GCM-055     Plaza de Majorca                                            12220 Pigeon Pass Road
   MIDLAND       MID-130     Windsong Mobile Village                                     3200 S. 7th Street
    MLMI         MLMI-143    Birch Hollow Mobile Home Park                               704 Liberty Hall Road
    MLMI         MLMI-141    Riverwood Apartments                                        1053 Rifle Range Road
     GCM         GCM-094     Bayview Apartments                                          851 N. Amphlett Blvd.
    MLMI         MLMI-169    Lawnfair Apartments                                         207 Winchester Road
    WMFG         WMFG-015    1239 20th Street                                            1239 20th Street
    MLMI         MLMI-087    Hampton Inn-Lewisville                                      885 S. Stemmons Fwy.
    MLMI         MLMI-134    Rinconada Square                                            6220 San Mateo NE
     GCM         GCM-027     The Ridge Apartments                                        2755 Brandon Avenue
     GCM         GCM-105     Eckerd Drug Store - Warner Robins                           2900 Watson Boulevard
    WMFG         WMFG-039    CVS                                                         3700 Two Notch Rd.
     GCM         GCM-059     Cochran Apartments                                          657& 665 South Cochran Avenue
     GCM         GCM-036     Creekside Apartments                                        52520 SW Fourth Street
    MLMI         MLMI-101    2770-2780 Kingsbridge Terrace                               2770-2780 Kingsbridge Terrace
    WMFG         WMFG-025    OfficeMax Store 749                                         4920 N. 3rd Avenue
   MIDLAND       MID-167     Timbercrest Apartments                                      1322-28 Bluff St. & 401-405 E. 16th Ave.
    MLMI         MLMI-146    Comfort Suites Nashville                                    2615 Elm Hill Pike
   MIDLAND       MID-065     Washington Plaza                                            8196 SW Hall Blvd
   MIDLAND       MID-079     Valle Verde Center                                          691 - 693 North Valle Verde Drive
     GCM         GCM-096     Walnut Lane Apartments                                      232-242 W. Walnut Lane
    MLMI         MLMI-057    Oak Park Apartments                                         2800 West Pioneer Dr.
   MIDLAND       MID-092     Pinnacle Woods Apartments                                   7370 Pinnacle Pines Drive
    WMFG         WMFG-009    Rock Creek                                                  2181 West 1575 North
     GCM         GCM-200     Troop Plaza                                                 3208 E. Los Angeles Ave
    MLMI         MLMI-142    Comfort Inn - Santee                                        265 Britain Street
    WMFG         WMFG-014    Rite Aid                                                    1024 Orange Avenue
    WMFG         WMFG-124    Applewood Crest Apartments                                  1975 Oak Street
    WMFG         WMFG-016    1223 20th Street                                            1223 20th Street
   MIDLAND       MID-018     180 Mountain Avenue                                         180 Mountain Avenue
    WMFG         WMFG-013    Rite Aid                                                    1531 Piney Forest Rd.
    WMFG         WMFG-044    Rite Aid                                                    5795 Princess Anne Rd.
    MLMI         MLMI-059    Walnut Villas Apartments                                    3925 West Walnut Street
   MIDLAND       MID-042     Park Center Industrial Park                                 1175-1185 Park Center Drive
   MIDLAND       MID-044     Cohen Office Complex                                        1741 and 1745 Sidewinder Drive
    MLMI         MLMI-103    Tyler Town Center                                           East Southeast Loop 323
    MLMI         MLMI-088    Forest Creek Apartments                                     6050 Oakland Hills
    MLMI         MLMI-073    Village at Aspen Creek Shopping Center                      601 Aspen Street
    MLMI         MLMI-038    Bally - Fullerton                                           246 E. Orangethorpe
     GCM         GCM-020     Columbia Heights Business Center                            3989 Central Avenue NE
     GCM         GCM-057     Willow Creek Office Building                                10200 Willow Creek Road
   MIDLAND       MID-146     Woodland Hills Duplexes                                     6500 South Memorial Drive
   MIDLAND       MID-017     Itron Office - Warehouse Headquarters Facility              20855 Kensington Blvd.
    MLMI         MLMI-144    Creekside Mobile Home Park                                  Bacon's Bridge Road
    WMFG         WMFG-003    Spring Street                                               756 South Spring Street
    MLMI         MLMI-066    Union Place Apartments                                      74 Union Place
   MIDLAND       MID-083     Cambridge Oaks Duplexes                                     8414 Cambridge Road
     GCM         GCM-093     Hampshire Village Center                                    3055-3095  Thousand Oaks Boulevard
     GCM         GCM-134     Lemcar Industrial Park                                      1000 Bucks Hollow Road
   MIDLAND       MID-048     The Vandevort Building                                      26 - 38 South Raymond Avenue
   MIDLAND       MID-061     Reservoir Manor Apartments                                  10-20 Reservoir Manor Drive
   MIDLAND       MID-086     RAM Building                                                12176-12220 Livingston Road
     GCM         GCM-066     Berry Hill Apartments                                       13971 S. Beavercreek Rd.
   MIDLAND       MID-035     Phase I of Bullhead Medical Plaza                           2755 Silver Creek Road
   MIDLAND       MID-132     The Woods Apartments                                        3504-3514 28th Avenue SW
    MLMI         MLMI-032    11825-11835 Wilshire Boulevard                              11825-11835 Wilshire Boulevard
   MIDLAND       MID-116     Burns Hill Apartments                                       11 Burns Hill Road
    MLMI         MLMI-175    109-333 Kirby Street                                        109 Kirby Street
   MIDLAND       MID-036     Countryside Apartments                                      266 Main Street
    MLMI         MLMI-159    Lamplighter Apartments                                      1-86 Amherst Avenue
     GCM         GCM-028     Men's Wearhouse                                             260 Andover Street
   MIDLAND       MID-166     Ramona Shopping Center                                      1413-1453 Main Street


    Loan                                                  Zip                                  Original               Cut-Off
   Source    City                           State        Code       Property Type              Balance             Date Balance
==================================================================================================================================
   MIDLAND   Rockford                         IL         61109      Multifamily               2,300,000               2,282,240
     GCM     Park City                        UT         84098      Office                    2,300,000               2,280,072
     GCM     Clermont                         FL         32771      Multifamily               2,280,000               2,270,928
   MIDLAND   Seymour                          CT         06483      Multifamily               2,275,000               2,267,353
   MIDLAND   Clearwater                       FL         33764      Retail                    2,250,000               2,243,345
     GCM     Albany                           OR         97321      Retail                    2,270,000               2,235,495
    MLMI     Texarkana                        TX         75503      Multifamily               2,250,000               2,225,697
    WMFG     Houston                          TX         77007      Multifamily               2,225,000               2,220,481
    MLMI     Jacksonville                     FL         32205      Hospitality               2,200,000               2,187,123
    MLMI     Charlotte                        NC         28213      Hospitality               2,175,000               2,161,033
     GCM     Palm Harbor                      FL         34684      Retail                    2,175,000               2,148,911
     GCM     Modesto                          CA         95351      Multifamily               2,150,000               2,141,292
     GCM     Alameda                          CA         94501      Multifamily               2,145,000               2,139,798
     GCM     Yakima                           WA         98908      Retail                    2,150,000               2,130,698
    WMFG     Austin                           TX         78758      Retail                    2,100,000               2,097,874
   MIDLAND   Manassas                         VA         20109      Industrial                2,100,000               2,096,469
   MIDLAND   Tulsa                            OK         74105      Multifamily               2,100,000               2,094,085
   MIDLAND   Glendale                         AZ         85301      Multifamily               2,100,000               2,082,631
     GCM     Eugene                           OR         97402      Industrial                2,110,000               2,081,086
    WMFG     Peabody                          MA         02116      Retail                    2,075,000               2,073,792
    MLMI     Wichita                          KS         67226      Retail                    2,080,000               2,071,043
     GCM     Mission Viejo                    CA         92692      Retail                    2,050,000               2,032,079
    WMFG     Gaithersburg                     MD         20879      Hospitality               2,025,000               2,023,177
     GCM     Moreno Valley                    CA         92553      Retail                    2,025,000               2,005,372
   MIDLAND   Fort Pierce                      FL         34982      Mobile Home Park          2,000,000               1,997,574
    MLMI     Goose Creek                      SC         29445      Mobile Home Park          2,000,000               1,995,666
    MLMI     Mt. Pleasant                     SC         29464      Multifamily               2,000,000               1,994,459
     GCM     San Mateo                        CA         94402      Multifamily               2,000,000               1,993,201
    MLMI     Fairlawn                         OH         44333      Multifamily               2,000,000               1,992,458
    WMFG     Santa Monica                     CA         90404      Multifamily               1,995,000               1,990,910
    MLMI     Lewisville                       TX         75067      Hospitality               2,000,000               1,986,186
    MLMI     Albuquerque                      NM         87109      Retail                    2,000,000               1,982,462
     GCM     Roanoke                          VA         24015      Multifamily               2,000,000               1,978,843
     GCM     Centerville                      GA         31028      CTL                       1,987,000               1,975,385
    WMFG     Forest Acres                     SC         29204      CTL                       1,980,000               1,972,775
     GCM     Los Angeles                      CA         90036      Multifamily               1,950,000               1,935,462
     GCM     Scappoose                        OR         97056      Multifamily               1,950,000               1,927,421
    MLMI     Bronx                            NY         10463      Multifamily               1,920,000               1,911,814
    WMFG     Kearney                          NE         68847      Retail                    1,910,000               1,906,274
   MIDLAND   Bellevue                         NE         68005      Multifamily               1,904,000               1,900,002
    MLMI     Nashville                        TN         37214      Hospitality               1,900,000               1,897,079
   MIDLAND   Beaverton                        OR         97008      Office                    1,900,000               1,894,323
   MIDLAND   Henderson                        NV         89104      Retail                    1,900,000               1,894,232
     GCM     Philadelphia                     PA         19144      Multifamily               1,900,000               1,886,644
    MLMI     Irving                           TX         75060      Multifamily               1,880,200               1,869,253
   MIDLAND   Fort Myers                       FL         33919      Multifamily               1,850,000               1,846,274
    WMFG     St. George                       UT         84770      Multifamily               1,850,000               1,845,462
     GCM     Simi Valley                      CA         93065      Retail                    1,848,000               1,844,592
    MLMI     Santee                           SC         29142      Hospitality               1,850,000               1,841,178
    WMFG     Roanoke                          VA         24016      CTL                       1,850,000               1,839,278
    WMFG     Lakewood                         CO         80215      Multifamily               1,824,000               1,822,860
    WMFG     Santa Monica                     CA         90404      Multifamily               1,800,000               1,796,310
   MIDLAND   Malden                           MA         02148      Multifamily               1,805,000               1,795,259
    WMFG     Danville                         VA         24540      CTL                       1,800,000               1,789,568
    WMFG     Virginia Beach                   VA         23462      CTL                       1,770,000               1,767,784
    MLMI     Garland                          TX         75402      Multifamily               1,760,000               1,750,373
   MIDLAND   Vista                            CA         92083      Industrial                1,750,000               1,747,825
   MIDLAND   Park City                        UT         84060      Office                    1,750,000               1,746,704
    MLMI     Tyler                            TX         75702      Retail                    1,750,000               1,744,291
    MLMI     Ft Worth                         TX         76112      Multifamily               1,750,000               1,740,183
    MLMI     Broken Arrow                     OK         74012      Retail                    1,744,000               1,734,493
    MLMI     Fullerton                        CA         92632      Retail                    1,750,000               1,730,501
     GCM     Columbia Heights                 MN         55421      Office                    1,750,000               1,725,986
     GCM     San Diego                        CA         92131      Office                    1,750,000               1,723,219
   MIDLAND   Tulsa                            OK         74133      Multifamily               1,700,000               1,698,950
   MIDLAND   Lakeville                        MN         55044      Industrial                1,700,000               1,696,648
    MLMI     Summerville                      SC         29985      Mobile Home Park          1,700,000               1,696,316
    WMFG     Los Angeles                      CA         90014      Multifamily               1,700,000               1,693,713
    MLMI     Hartford                         CT         06103      Multifamily               1,700,000               1,690,133
   MIDLAND   Tyler                            TX         75703      Multifamily               1,680,000               1,677,886
     GCM     Thousand Oaks                    CA         91362      Mixed Use                 1,675,000               1,669,600
     GCM     Mahopac                          NY         10541      Industrial                1,660,000               1,654,562
   MIDLAND   Pasadena                         CA         91105      Office                    1,650,000               1,647,067
   MIDLAND   Seymour                          CT         06483      Multifamily               1,650,000               1,642,721
   MIDLAND   Manassas                         VA         22110      Industrial                1,645,000               1,641,911
     GCM     Oregon City                      OR         97045      Multifamily               1,625,000               1,610,333
   MIDLAND   Bullhead City                    AZ         86439      Office                    1,600,000               1,598,332
   MIDLAND   Fargo                            ND         58103      Multifamily               1,600,000               1,597,388
    MLMI     Los Angeles                      CA         90025      Retail                    1,600,000               1,595,771
   MIDLAND   Hudson                           NH         03051      Multifamily               1,600,000               1,594,735
    MLMI     Garland                          TX         75042      Industrial                1,600,000               1,593,172
   MIDLAND   Windsor Locks                    CT         06096      Multifamily               1,600,000               1,588,850
    MLMI     Agawam                           MA         01001      Multifamily               1,579,000               1,568,576
     GCM     Peabody                          MA         01960      Retail                    1,575,000               1,556,078
   MIDLAND   Ramona                           CA         92065      Retail                    1,550,000               1,548,473

                            Cumulative % of
    Loan      % of Initial    Initial Pool                       Affiliated
   Source     Pool Balance      Balance                           Borrower
=================================================================================================
   MIDLAND          0.08%       89.99%                                 MID-001
     GCM            0.08%       90.06%
     GCM            0.08%       90.14%
   MIDLAND          0.08%       90.22%                                 MID-061
   MIDLAND          0.08%       90.30%
     GCM            0.08%       90.38%
    MLMI            0.08%       90.45%
    WMFG            0.08%       90.53%
    MLMI            0.08%       90.61%
    MLMI            0.07%       90.68%
     GCM            0.07%       90.75%
     GCM            0.07%       90.83%
     GCM            0.07%       90.90%                             GCM-099, GCM-101
     GCM            0.07%       90.98%
    WMFG            0.07%       91.05%
   MIDLAND          0.07%       91.12%
   MIDLAND          0.07%       91.19%               MID-020, MID-034, MID-037, MID-076, MID-090
   MIDLAND          0.07%       91.27%
     GCM            0.07%       91.34%               MID-015, GCM-048, GCM-063, GCM-064, GCM-065
    WMFG            0.07%       91.41%
    MLMI            0.07%       91.48%
     GCM            0.07%       91.55%
    WMFG            0.07%       91.62%
     GCM            0.07%       91.69%
   MIDLAND          0.07%       91.76%
    MLMI            0.07%       91.83%                            MLMI-144, MLMI-145
    MLMI            0.07%       91.90%
     GCM            0.07%       91.97%
    MLMI            0.07%       92.04%
    WMFG            0.07%       92.10%
    MLMI            0.07%       92.17%
    MLMI            0.07%       92.24%
     GCM            0.07%       92.31%                                 GCM-003
     GCM            0.07%       92.38%                                 GCM-106
    WMFG            0.07%       92.45%                                 WMFG-040
     GCM            0.07%       92.51%                             GCM-029, GCM-058
     GCM            0.07%       92.58%
    MLMI            0.07%       92.65%                            MLMI-100, MLMI-102
    WMFG            0.07%       92.71%
   MIDLAND          0.07%       92.78%
    MLMI            0.07%       92.84%
   MIDLAND          0.07%       92.91%                                 GCM-076
   MIDLAND          0.07%       92.97%
     GCM            0.07%       93.04%
    MLMI            0.06%       93.10%                       MLMI-055, MLMI-056, MLMI-058
   MIDLAND          0.06%       93.17%
    WMFG            0.06%       93.23%                                 WMFG-070
     GCM            0.06%       93.30%
    MLMI            0.06%       93.36%
    WMFG            0.06%       93.42%                                 WMFG-013
    WMFG            0.06%       93.49%                                 WMFG-058
    WMFG            0.06%       93.55%
   MIDLAND          0.06%       93.61%
    WMFG            0.06%       93.67%                                 WMFG-014
    WMFG            0.06%       93.73%
    MLMI            0.06%       93.79%
   MIDLAND          0.06%       93.85%
   MIDLAND          0.06%       93.92%
    MLMI            0.06%       93.98%
    MLMI            0.06%       94.04%
    MLMI            0.06%       94.10%
    MLMI            0.06%       94.16%
     GCM            0.06%       94.22%
     GCM            0.06%       94.27%
   MIDLAND          0.06%       94.33%
   MIDLAND          0.06%       94.39%
    MLMI            0.06%       94.45%                            MLMI-143, MLMI-145
    WMFG            0.06%       94.51%                                 WMFG-002
    MLMI            0.06%       94.57%
   MIDLAND          0.06%       94.63%                             MID-084, MID-085
     GCM            0.06%       94.68%
     GCM            0.06%       94.74%                                 GCM-132
   MIDLAND          0.06%       94.80%
   MIDLAND          0.06%       94.85%                                 MID-108
   MIDLAND          0.06%       94.91%
     GCM            0.06%       94.97%
   MIDLAND          0.06%       95.02%
   MIDLAND          0.06%       95.08%
    MLMI            0.06%       95.13%
   MIDLAND          0.06%       95.19%
    MLMI            0.06%       95.24%
   MIDLAND          0.05%       95.30%
    MLMI            0.05%       95.35%                       MLMI-160, MLMI-161, MLMI-162
     GCM            0.05%       95.41%
   MIDLAND          0.05%       95.46%

                                                                 9/11/98 1:37 AM
                                                                   Page 13 of 21

                                                                                                           Rem
                                                                                Orig     Rem    Amort     Amort
                                 Interest Accrual   Mortgage   Administrative   Term    Term    Term      Term     Origination
Crossed                               Method          Rate        Cost Rate    (Mos.)  (Mos.)  (Mos.)    (Mos.)        Date
===============================================================================================================================
          MID-001                   Actual/360        7.300        0.08175       120     109     360       349       09/30/97
                                    Actual/360        7.520        0.20175       120     112     300       292       12/15/97
                                      30/360          7.210        0.09675       120     115     360       355       03/27/98
          MID-061                   Actual/360        6.960        0.08175       120     117     300       297       05/20/98
                                    Actual/360        7.610        0.08175       120     117     300       297       05/18/98
                                    Actual/360        7.800        0.20175       240     231     240       231       11/12/97
                                    Actual/360        8.010        0.09675       180     169     300       289       09/24/97
                                    Actual/360        7.125        0.09675       120     118     300       298       06/29/98
                                    Actual/360        8.750        0.12675       240     236     240       236       04/06/98
                                    Actual/360        8.375        0.09675       264     259     264       259       03/06/98
                                      30/360          8.550        0.20175       120     108     300       288       08/18/97
                                      30/360          7.120        0.09675       120     115     360       355       03/06/98
                                      30/360          7.100        0.09675       120     117     360       357       05/22/98
                                    Actual/360        7.320        0.20175       120     112     300       292       12/18/97
                                    Actual/360        7.125        0.09675       120     119     300       299       07/16/98
                                    Actual/360        7.170        0.08175       240     239     240       239       07/13/98
                                    Actual/360        6.870        0.08175       120     116     360       356       04/28/98
                                    Actual/360        7.100        0.08175       120     113     300       293       01/23/98
                                    Actual/360        7.740        0.20175       240     232     240       232       12/29/97
                                    Actual/360        7.230        0.11675       120     119     360       359       07/30/98
                                    Actual/360        7.330        0.09675       180     174     360       354       02/17/98
                                    Actual/360        7.470        0.20175       120     112     300       292       12/24/97
                                    Actual/360        7.650        0.09675       120     119     300       299       07/17/98
                                    Actual/360        7.490        0.30175       120     111     300       291       11/25/97
                                    Actual/360        7.110        0.08175       180     178     360       358       06/11/98
          MLMI-145                  Actual/360        7.125        0.12675       156     154     300       298       06/30/98
                                    Actual/360        7.350        0.12675       180     176     360       356       04/28/98
                                      30/360          6.860        0.09675       120     116     360       356       04/14/98
                                    Actual/360        7.410        0.09675       120     114     360       354       02/06/98
                                    Actual/360        7.063        0.09675       120     117     360       357       05/15/98
                                    Actual/360        7.875        0.09675       264     259     264       259       03/20/98
                                    Actual/360        7.580        0.09675       240     235     240       235       03/25/98
                                    Actual/360        8.120        0.22175        60      49     300       289       09/15/97
                                      30/360          7.320        0.09675       234     231     234       231       05/04/98
                                      30/360          6.930        0.09675       238     236     238       236       06/24/98
                                      30/360          7.620        0.20175       120     110     360       350       10/01/97
                                      30/360          7.580        0.20175       144     134     300       290       10/03/97
                                    Actual/360        7.375        0.12675       120     114     360       354       02/10/98
                                    Actual/360        7.250        0.09675       176     173     360       357       05/29/98
                                    Actual/360        6.970        0.08175       120     118     300       298       06/26/98
                                    Actual/360        8.050        0.12675       240     239     240       239       07/10/98
                                    Actual/360        7.560        0.08175       120     117     300       297       05/01/98
                                    Actual/360        7.480        0.08175       120     117     300       297       05/21/98
                                      30/360          7.800        0.09675       240     236     240       236       04/20/98
                                    Actual/360        7.150        0.12675       120     114     324       318       02/10/98
                                    Actual/360        7.130        0.08175       120     117     360       357       05/28/98
                                    Actual/360        7.375        0.09675       180     176     360       356       04/22/98
                                      30/360          7.330        0.09675       240     239     240       239       07/23/98
                                    Actual/360        8.210        0.09675       240     237     240       237       05/27/98
                                      30/360          7.125        0.09675       238     235     238       235       05/06/98
                                    Actual/360        7.000        0.09675       120     119     360       359       07/23/98
                                    Actual/360        7.063        0.09675       120     117     360       357       05/15/98
                                    Actual/360        7.250        0.08175       120     115     300       295       03/11/98
                                      30/360          7.125        0.09675       238     235     238       235       05/06/98
                                      30/360          7.000        0.09675       240     239     298       297       07/16/98
                                    Actual/360        7.540        0.12675       120     115     300       295       03/12/98
                                    Actual/360        7.030        0.08175       120     118     360       358       06/17/98
                                    Actual/360        7.380        0.08175       120     117     360       357       05/08/98
                                    Actual/360        7.670        0.09675       240     238     240       238       06/10/98
                                    Actual/360        7.300        0.09675       120     113     360       353       01/23/98
                                    Actual/360        7.560        0.12675        84      79     300       295       03/11/98
                                    Actual/360        7.250        0.12675       120     118     120       118       06/30/98
                                      30/360          8.230        0.20175       120     107     300       287       07/23/97
                                    Actual/360        7.750        0.20175       240     231     240       231       11/03/97
                                    Actual/360        7.040        0.08175       120     119     360       359       07/15/98
                                    Actual/360        7.260        0.18175       120     118     300       298       06/29/98
                                    Actual/360        7.125        0.12675       156     154     300       298       06/30/98
                                      30/360          7.580        0.09675       120     115     360       355       03/31/98
                                    Actual/360        7.190        0.09675       120     115     300       295       03/31/98
                                    Actual/360        6.990        0.08175       120     118     360       358       06/09/98
                                      30/360          7.130        0.09675       120     116     360       356       04/02/98
                                    Actual/360        8.400        0.09675       180     176     300       296       04/17/98
                                    Actual/360        7.720        0.08175       120     118     300       298       06/30/98
          MID-108                   Actual/360        6.980        0.08175       120     116     300       296       04/23/98
                                    Actual/360        7.480        0.08175       120     118     300       298       06/09/98
                                    Actual/360        7.290        0.20175       120     112     300       292       12/19/97
                                    Actual/360        6.990        0.08175       120     119     300       299       07/09/98
                                    Actual/360        7.360        0.08175       240     239     240       239       07/13/98
                                      30/360          8.125        0.28675       120     116     360       356       04/20/98
                                    Actual/360        7.070        0.08175       120     117     300       297       05/05/98
                                    Actual/360        7.500        0.09675       180     176     300       296       04/14/98
                                    Actual/360        7.190        0.08175       120     116     240       236       04/21/98
MLMI-160, MLMI-161, MLMI-162        Actual/360        7.100        0.09675       240     234     300       294       02/27/98
                                      30/360          8.540        0.20175       144     132     300       288       08/18/97
                                    Actual/360        7.250        0.18175       120     119     300       299       07/28/98



Repayment     Balloon/Repayment
   Date            Balance         Maturity Term   Prepayment Restrictions
====================================================================================================================================
10/01/2007        2,024,814           Hyperam      L(48),> YM or 1%(66),O(6)
01/01/2008        1,873,455           Balloon      L(36),> of YM or 1% (78),O(6)
04/01/2008        1,969,737           Balloon      > of YM or 1% (84),3%(12),2%(12),1%(5),O(7)
06/01/2008        1,823,028           Balloon      L(60),> YM or 1%(54),O(6)
06/01/2008        1,838,726           Balloon      L(60),> YM or 1%(54),O(6)
12/01/2017           NAP            Fully Amort    L(48),> of YM or 1% (186),O(6)
10/01/2012        1,507,243           Balloon      L(48),  >YM or 3% (48), > YM or 2% (48), > YM or 1% (29), O(7)
07/01/2008        1,792,631           Balloon      L(48),Def(68),O(4)
05/01/2018           NAP            Fully Amort    L(120), >YM or 1% (116),O(4)
04/01/2020           NAP            Fully Amort    L(132), >YM or 1%(128), O(4)
09/01/2007        1,785,520           Balloon      > of YM or 1% (84),2%(12),1%(12),O(12)
04/01/2008        1,853,621           Balloon      > of YM or 1% (113),O(7)
06/01/2008        1,848,461           Balloon      L(48),> of YM or 0% (65),O(7)
01/01/2008        1,740,887           Balloon      L(48),> of YM or 1% (66),O(6)
08/01/2008        1,691,304           Balloon      L(25),Def(91),O(4)
08/01/2018           NAP            Fully Amort    L(120),> YM or 1%(114),O(6)
05/01/2008        1,829,021           Balloon      L(60),> YM or 1%(54),O(6)
02/01/2008        1,688,830           Balloon      L(60),> YM or 1%(54),O(6)
01/01/2018           NAP            Fully Amort    L(120), > of YM or 3% (114),O(6)
08/01/2008        1,823,665           Balloon      L(25),Def(91),O(4)
03/01/2013        1,570,821           Balloon      L(96), > of YM or 1%(80), O(4)
01/01/2008        1,667,352           Balloon      L(60),> of YM or 1% (54),O(6)
08/01/2008        1,656,735           Balloon      L(25),Def(91),O(4)
12/01/2007        1,648,649           Balloon      L(60),> of YM or 1% (54),O(6)
07/01/2013        1,542,864           Hyperam      L(48),> YM or 1%(126),O(6)
07/01/2011        1,392,656           Balloon      L(26), Def(126), O(4)
05/01/2013        1,510,914           Balloon      L(28), Def(148), O(4)
05/01/2008        1,713,874           Balloon      L(60),> of YM or 1% (53),O(7)
03/01/2008        1,766,909           Balloon      L(60), >YM or 1% ( 56), O(4)
06/01/2008        1,745,834           Balloon      L(27),Def(89),O(4)
04/01/2020           NAP            Fully Amort    L(132), >YM or 1%(128), O(4)
04/01/2018           NAP            Fully Amort    L(120), >YM or 1% (116),O(4)
10/01/2002        1,864,946           Balloon      > of YM or 3% (48),1%(6),O(6)
12/01/2017           NAP            Fully Amort    L(120), > of YM or 1% (60),O(54)
05/01/2018           NAP            Fully Amort    L(36),Def(202)
11/01/2007        1,699,947           Balloon      L(36),> of YM or 1% (78),O(6)
11/01/2009        1,442,546           Balloon      L(48),> of YM or 1% (84),O(12)
03/01/2008        1,669,465           Balloon      L(60), > of YM or 1% ( 56), O(4)
02/01/2013        1,498,076           Balloon      L(27),Def(145),O(4)
07/01/2008        1,526,698           Balloon      L(60),>YM or 5%(54),O(6)
08/01/2018           NAP            Fully Amort    L(25), Def(211), O(4)
06/01/2008        1,550,415           Balloon      L(60),> YM or 1%(54),O(6)
06/01/2008        1,546,745           Balloon      L(60),> YM or 1%(54),O(6)
05/01/2018           NAP            Fully Amort    L(180),5%(12),4%(12),3%(12),2%(12),1%(5),O(7)
03/01/2008        1,554,761           Balloon      L(60), >YM or 1% ( 56), O(4)
06/01/2008        1,621,785           Balloon      L(60),> YM or 1%(54),O(6)
05/01/2013        1,444,177           Balloon      L(36),Def(140),O(4)
08/01/2018           NAP            Fully Amort    L(84),> of YM or 1% (96),O(60)
06/01/2018           NAP            Fully Amort    L(27), Def(209), O(4)
04/01/2018           NAP            Fully Amort    L(37),Def(201)
08/01/2008        1,593,536           Balloon      L(25),Def(91),O(4)
06/01/2008        1,575,190           Balloon      L(27),Def(89),O(4)
04/01/2008        1,459,356           Balloon      L(60),> YM or 1%(54),O(6)
04/01/2018           NAP            Fully Amort    L(37),Def(201)
08/01/2018         624,499            Balloon      L(36),Def(204)
04/01/2008        1,412,760           Balloon      L(29), Def(87), O(4)
07/01/2008        1,530,605           Balloon      L(60),> YM or 1%(54),O(6)
06/01/2008        1,543,952           Balloon      L(36),> YM or 1%(78),O(6)
07/01/2018           NAP            Fully Amort    L(120), >YM or 1% (116),O(4)
02/01/2008        1,518,177           Balloon      L(63), >YM or 1% (50), O(7)
04/01/2005        1,532,982           Balloon      L(24), >YM or 1% (56), O(4)
07/01/2008           NAP            Fully Amort    L(60), > of YM or 1% (50), O(10)
08/01/2007        1,425,548           Balloon      > of YM or 5% (96),5%(12),O(12)
12/01/2017           NAP            Fully Amort    L(120), > of YM or 1% (114),O(6)
08/01/2008        1,486,760           Balloon      L(60),>YM or 5%(54),O(6)
07/01/2008        1,375,298           Balloon      L(60),> YM or 1%(54),O(6)
07/01/2011        1,183,758           Balloon      L(26), Def(126), O(4)
04/01/2008        1,480,730           Balloon      L(48),Def(68),O(4)
04/01/2008        1,351,805           Balloon      L(60), >YM or 1% ( 56), O(4)
07/01/2008        1,467,837           Balloon      L(36),YM(72),O(12)
05/01/2008        1,444,431           Balloon      > of YM or 1% (84),3%(12),2%(12),1%(5),O(7)
05/01/2013        1,135,067           Balloon      > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(5),O(7)
07/01/2008        1,353,251           Balloon      L(60),> YM or 1%(54),O(6)
05/01/2008        1,323,486           Balloon      L(60),> YM or 1%(54),O(6)
07/01/2008        1,339,630           Balloon      L(36),> YM or 1%(78),O(6)
01/01/2008        1,314,603           Balloon      L(60),> of YM or 1% (42),O(18)
08/01/2008        1,283,277           Balloon      L(60),> YM or 1%(54),O(6)
08/01/2018           NAP            Fully Amort    L(144),> YM or 1%(90),O(6)
05/01/2008        1,409,521           Balloon      L(59), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)
06/01/2008        1,286,486           Hyperam      L(48),> YM or 1%(66),O(6)
05/01/2013        1,006,589           Balloon      L(96),7%(12),6%(12),5%(12),4%(12),3%(12),2%(12),1%(8),O(4)
05/01/2008        1,103,086           Balloon      L(60),> YM or 1%(54),O(6)
03/01/2018         636,216            Balloon      L(60), >YM or 1% (176), O(4)
09/01/2009        1,200,745           Balloon      L(36),> of YM or 5% (84),O(24)
08/01/2008        1,253,097           Balloon      L(60),> YM or 1%(54),O(6)


 Annual        Underwriting      Underwriting
  Debt             Total            Total         Underwriting     Underwriting        Appraised
 Service          Revenue          Expenses           NCF              DSCR              Value
================================================================================================
 189,218           370,956          131,038          239,918           1.27           2,950,000
 204,321           384,953           71,572          298,262           1.46           3,100,000
 185,902           698,958          431,630          267,328           1.44           2,850,000
 192,255           488,417          206,843          281,575           1.46           3,125,000
 201,463           430,443          128,616          272,573           1.35           3,100,000
 224,467           288,029           12,829          269,561           1.20           3,050,000
 208,569           670,061          284,967          385,094           1.85           3,429,500
 190,845           668,542          363,043          305,499           1.60           3,000,000
 235,505         1,297,763          917,277          380,486           1.62           3,450,000
 218,827         1,176,492          838,447          338,045           1.54           3,200,000
 211,044           459,159          153,126          281,349           1.33           3,100,000
 173,732           379,338          178,267          201,071           1.16           2,700,000
 172,981           510,214          240,505          269,709           1.56           3,300,000
 187,649           347,288           66,670          269,896           1.44           2,945,000
 180,123           396,749          124,334          227,470           1.26           3,500,000
 197,955           334,629           67,028          252,390           1.27           2,800,000
 165,462           486,630          274,914          211,716           1.28           2,750,000
 179,719           557,632          341,340          216,292           1.20           2,920,000
 207,708           437,003          171,117          265,886           1.28           2,950,000
 169,524           330,983           74,579          250,786           1.48           3,100,000
 173,482           237,917           15,850          222,067           1.28           2,600,000
 181,312           280,320           12,790          254,692           1.40           2,950,000
 181,952         1,090,579          766,731          323,848           1.78           2,700,000
 179,417           471,401          176,497          263,924           1.47           2,900,000
 161,450           406,813          188,123          218,690           1.35           2,500,000
 173,174           575,031          314,915          260,116           1.50           2,600,000
 167,139           513,291          272,188          241,103           1.44           2,500,000
 157,422           609,682          312,510          297,172           1.89           4,800,000
 166,335           432,804          215,567          217,237           1.31           2,750,000
 160,280           287,450           90,917          196,533           1.23           2,950,000
 193,346           897,132          600,165          296,967           1.54           3,100,000
 196,167           366,352           82,097          271,190           1.38           3,200,000
 187,148           537,489          287,852          249,637           1.33           3,250,000
 191,625           192,216               --          192,216           1.00           2,200,000
 180,439           185,491            3,677          181,814           1.01           2,050,000
 165,543           445,804          215,925          229,879           1.39           2,510,000
 174,143           363,301          131,919          231,382           1.33           2,575,000
 160,857           454,350          234,812          219,538           1.36           2,400,000
 156,355           216,553            8,847          207,706           1.33           2,600,000
 161,048           429,750          219,755          209,996           1.30           2,380,000
 193,100           953,056          681,480          271,576           1.41           2,850,000
 169,381           452,843          167,625          229,752           1.36           3,200,000
 168,193           316,903           80,993          224,034           1.33           2,685,000
 187,880           734,399          467,416          266,983           1.42           2,600,000
 158,979           533,677          300,264          233,414           1.47           2,600,000
 149,640           350,218          156,250          193,969           1.30           2,375,000
 153,330           312,403          122,670          189,733           1.24           2,200,000
 176,350           595,415          259,759          303,982           1.72           3,260,000
 190,286           912,760          623,948          288,810           1.52           2,590,000
 174,448           192,686            3,585          189,101           1.08           2,040,000
 145,621           293,172          108,866          184,306           1.27           2,300,000
 144,613           262,605           79,864          182,741           1.26           2,675,000
 156,560           375,752          159,673          216,079           1.38           2,300,000
 169,733           188,284            3,541          184,742           1.09           2,000,000
 150,493           199,482            3,432          196,050           1.30           2,230,000
 158,156           673,603          408,031          265,572           1.68           2,200,000
 140,137           305,226           89,924          188,660           1.35           2,410,000
 145,113           299,944           81,365          199,850           1.38           2,400,000
 172,841           390,016          139,721          238,117           1.38           2,600,000
 145,451           577,123          332,667          244,456           1.68           2,350,000
 156,996           315,796           85,117          202,379           1.29           2,400,000
 247,734           591,375          237,155          354,220           1.43           2,650,000
 165,294           793,131          460,727          242,981           1.47           2,700,000
 172,399           344,427           93,990          219,431           1.27           2,450,000
 136,270           333,848          117,305          216,542           1.59           2,300,000
 147,584           344,560          128,809          198,030           1.34           2,440,000
 147,198           448,116          218,240          229,876           1.56           2,320,000
 143,759           363,020          168,824          194,196           1.35           2,300,000
 148,056           605,591          398,814          199,997           1.35           2,430,000
 133,990           328,879          130,889          197,990           1.48           2,235,000
 135,485           693,355          344,665          303,301           2.24           3,875,000
 159,061           314,260           88,687          218,177           1.37           2,250,000
 149,165           287,312           77,034          194,829           1.31           2,450,000
 139,690           344,903          148,241          196,662           1.41           2,145,000
 145,620           282,595           72,659          189,483           1.30           2,150,000
 141,450           307,985          123,083          184,902           1.31           2,300,000
 135,579           326,063          109,229          187,882           1.39           2,310,000
 153,034           305,862          109,044          196,818           1.29           2,025,000
 142,559           240,663           52,555          188,108           1.32           2,625,000
 136,560           357,916          165,714          192,202           1.41           2,100,000
 143,282           340,536          113,088          220,200           1.54           2,180,000
 151,055           492,371          263,362          229,009           1.52           2,400,000
 135,132           488,692          314,869          173,823           1.29           2,050,000
 152,698           270,232           55,223          207,641           1.36           2,100,000
 134,442           291,531           97,575          176,101           1.31           2,275,000

                                                                 9/11/98 1:37 AM
                                                                   Page 14 of 21

                                                                         Loan per
                                                Sq Ft, Units,          Sq Ft, Unit,                         Initial
 Appraisal    Current     Repayment   Year       Beds, Pads,             Bed, Pad,           Occupancy      Reserves    Underwriting
    Year        LTV          LTV      Built       or Room                or Room             Percentage    At Closing     Reserves
====================================================================================================================================
    1997       77.36        68.64     1997         44 Units           51,869 per unit            98%            --           200
    1997       73.55        60.43     1996     16,909 Sq. Ft.            135 per sq. ft.        100%            --          0.21
    1997       79.68        69.11     1975        142 Units           15,992 per unit            95%        94,874           249
    1998       72.56        58.34     1910         72 Units           31,491 per unit           100%            --           250
    1998       72.37        59.31     1966     61,875 Sq. Ft.             36 per sq. ft.         94%            --          0.15
    1997       73.29         0.00     1997     24,500 Sq. Ft.             91 per sq. ft.        100%         1,250          0.13
    1997       64.90        43.95     1984        120 Units           18,547 per unit            98%            --           290
    1998       74.02        59.75     1964         92 Units           24,136 per unit            97%        77,875           250
    1998       63.39         0.00     1974        171 Rooms           12,790 per room           NAP         76,956             4%
    1997       67.53         0.00     1970        100 Rooms           21,610 per room           NAP        338,406             4%
    1997       69.32        57.60     1985     42,850 Sq. Ft.             50 per sq. ft.         96%            --          0.10
    1998       79.31        68.65     1991         76 Units           28,175 per unit            97%            --           264
    1998       64.84        56.01     1970         65 Units           32,920 per unit           100%            --           264
    1997       72.35        59.11     1997     23,003 Sq. Ft.             93 per sq. ft.         86%            --          0.15
    1998       59.94        48.32     1985     40,648 Sq. Ft.             52 per sq. ft.        100%         8,250          0.20
    1998       74.87         0.00     1987     53,800 Sq. Ft.             39 per sq. ft.        100%            --          0.10
    1998       76.15        66.51     1964        100 Units           20,941 per unit            98%         1,000           250
    1997       71.32        57.84     1973        128 Units           16,271 per unit            89%       100,763           250
    1997       70.55         0.00     1975        565 Units            3,683 per unit            90%            --            18
    1998       66.90        58.83     1995     14,715 Sq. Ft.            141 per sq. ft.        100%         1,344          0.10
    1997       79.66        60.42     1997     26,362 Sq. Ft.             79 per sq. ft.        100%            --          0.15
    1997       68.88        56.52     1977     29,200 Sq. Ft.             70 per sq. ft.        100%         1,000          0.15
    1998       74.93        61.36     1985         98 Rooms           20,645 per room           NAP         30,794           445
    1997       69.15        56.85     1987     38,572 Sq. Ft.             52 per sq. ft.         94%            --          0.15
    1998       79.90        61.71     1974        152 Lots            13,142 per lots            98%        17,250            75
    1998       76.76        53.56     1984        339 Pads             5,887 per pad             78%            --            50
    1998       79.78        60.44     1978         88 Units           22,664 units               89%        14,438           250
    1998       41.53        35.71     1972         76 Units           26,226 per unit            97%            --           251
    1997       72.45        64.25     1962         72 Units           27,673 per unit            94%         2,375           250
    1998       67.49        59.18     1988         23 Units           86,561 per unit           100%         2,750           250
    1997       64.07         0.00     1996         54 Rooms           36,781 per room           NAP             --             4%
    1998       61.95         0.00     1985     16,413 Sq. Ft.            121 per sq. ft.         91%            --          0.25
    1997       60.89        57.38     1964        120 Units           16,490 per unit            90%         2,000           225
    1998       89.79         0.00     1997     11,200 Sq. Ft.            176 per sq. ft.        100%            --          0.00
    1998       96.23         0.00     1998     10,125 Sq. Ft.            195 per sq. ft.        100%            --          0.18
    1997       77.11        67.73     1928         63 Units           30,722 per unit            95%        69,950           250
    1997       74.85        56.02     1997         45 Units           42,832 per unit           100%            --           200
    1997       79.66        69.56     1927         73 Units           26,189 per unit           100%            --           249
    1998       73.32        57.62     1998     23,500 Sq. Ft.             81 per sq. ft.        100%            --          0.10
    1998       79.83        64.15     1968         88 Units           21,591 per unit           100%         1,722           250
    1998       66.56         0.00     1984         50 Rooms           37,942 per room           NAP             --             4%
    1997       59.20        48.45     1979     37,973 Sq. Ft.             50 per sq. ft.        100%        38,500          0.29
    1998       70.55        57.61     1988     15,750 Sq. Ft.            120 per sq. ft.         92%            --          0.15
    1998       72.56         0.00     1924        156 Units           12,094 per unit            96%        57,031           250
    1997       71.89        59.80     1970        104 Units           17,974 per unit            98%        37,500           225
    1998       77.74        68.29     1989         60 Units           30,771 per unit            98%            --           250
    1998       83.88        65.64     1996         59 Units           31,279 per unit            86%            --           150
    1998       56.58         0.00     1986     42,777 Sq. Ft.             43 per sq. ft.         91%            --          0.27
    1998       71.09         0.00     1994         62 Rooms           29,696 per room           NAP         17,713             4%
    1998       90.16         0.00     1998     11,057 Sq. Ft.            166 per sq. ft.        100%            --          0.15
    1998       79.25        69.28     1973         42 Units           43,401 per unit           100%         2,500           271
    1998       67.15        58.89     1988         18 Units           99,795 per unit           100%        13,360           251
    1997       78.05        63.45     1971         45 Units           39,895 per unit            98%        19,450           250
    1998       89.48         0.00     1998     11,057 Sq. Ft.            162 per sq. ft.        100%            --          0.15
    1998       79.27        28.00     1998     11,057 Sq. Ft.            160 per sq. ft.        100%         1,250          0.13
    1997       79.56        64.22     1964        114 Units           15,354 per unit            96%       138,938           225
    1998       72.52        63.51     1989     41,618 Sq. Ft.             42 per sq. ft.        100%            --          0.15
    1998       72.78        64.33     1994     13,064 Sq. Ft.            134 per sq. ft.         99%            --          0.25
    1998       67.09         0.00     1984     45,313 Sq. Ft.             38 per sq. ft.         97%        42,250          0.15
    1998       74.05        64.60     1984        150 Units           11,601 per unit            77%        34,750           253
    1997       72.27        63.87     1985     37,027 Sq. Ft.             47 per sq. ft.        100%            --          0.29
    1998       65.30         0.00     1982     37,500 Sq. Ft.             46 per sq. ft.        100%        56,250          0.16
    1997       63.93        52.80     1981     85,818 Sq. Ft.             20 per sq. ft.         93%        46,250          0.35
    1997       70.34         0.00     1979     23,834 Sq. Ft.             72 per sq. ft.         97%            --          0.24
    1998       73.87        64.64     1978         34 Units           49,969 per unit           100%            --           286
    1998       69.53        56.36     1996     31,200 Sq. Ft.             54 per sq. ft.        100%            --          0.15
    1998       73.12        51.02     1976        325 Pads             5,219 per pad             83%            --            50
    1998       73.64        64.38     1923         24 Units           70,571 per unit            96%           625           370
    1997       69.55        55.63     1900         73 Units           23,153 per unit            96%       112,625           268
    1998       75.07        65.68     1981         48 Units           34,956 per unit            96%         1,000           250
    1998       43.09        37.28     1991     34,045 Sq. Ft.             49 per sq. ft.        100%            --          0.29
    1998       73.54        50.45     1989     41,000 Sq. Ft.             40 per sq. ft.        100%            --          0.15
    1998       67.23        55.23     1894     13,726 Sq. Ft.            120 per sq. ft.        100%            --          0.20
    1998       76.58        61.70     1978         53 Units           30,995 per unit           100%           893           250
    1997       76.37        62.31     1988     36,500 Sq. Ft.             45 per sq. ft.        100%            --          0.27
    1997       70.01        57.16     1972         43 Units           37,450 per unit            95%         3,500           250
    1998       69.19        55.55     1995     16,544 Sq. Ft.             97 per sq. ft.         93%            --          0.20
    1998       78.88         0.00     1997         45 Units           35,498 per unit           100%        17,000           250
    1998       60.79        53.70     1946     14,495 Sq. Ft.            110 per sq. ft.        100%            --          0.34
    1998       75.94        61.26     1984         56 Units           28,477 per unit           100%            --           263
    1998       73.08        46.17     1976     96,000 Sq. Ft.             17 per sq. ft.        100%        13,381          0.15
    1998       66.20        45.96     1966         75 Units           21,185 per unit            97%        29,826           250
    1997       76.52        31.03     1966         86 Units           18,239 per unit            95%         7,500           266
    1997       74.10        57.18     1996      9,177 Sq. Ft.            170 per sq. ft.        100%            --          0.10
    1998       68.06        55.08     1981     21,625 Sq. Ft.             72 per sq. ft.         91%            --          0.15

                                                                     Largest Tenant
                                          ---------------------------------------------------------------------------
 Appraisal          Reserves                                                                Area Leased       Lease      Control
    Year            Collected                   Name                                          (Sq. Ft.)     Exp Date       No.
====================================================================================================================================
    1997             178 per unit                                                                                         MID-002
    1997            none per sq. ft.      Jack Johnson Company                                 6,027       12/31/2003     GCM-054
    1997             249 per unit                                                                                         GCM-091
    1998             250 per unit                                                                                         MID-108
    1998            0.15 per sq. ft.      Big Lots                                            22,000       01/31/1999     MID-033
    1997            none per sq. ft.      Staples, Inc.                                       24,500       08/31/2012     GCM-046
    1997            none per unit                                                                                         MLMI-097
    1998             250 per unit                                                                                         WMFG-056
    1998              4% of revenue                                                                                       MLMI-127
    1997              4% of revenue                                                                                       MLMI-072
    1997            none per sq. ft.      Bulevin Properties                                   8,463       07/14/1999     GCM-011
    1998             264 per unit                                                                                         GCM-089
    1998             264 per unit                                                                                         GCM-100
    1997            none per sq. ft.      PACCAR Automotive, Inc.                              6,600       07/16/2007     GCM-053
    1998            0.20 per sq. ft.      Capital City Comedy Club                             9,000       10/31/1999     WMFG-087
    1998            0.10 per sq. ft.      Rayco Roof Services                                 28,600       06/30/2018     MID-091
    1998            none per unit                                                                                         MID-078
    1997            none per unit                                                                                         MID-145
    1997            none per unit                                                                                         GCM-062
    1998            0.10 per sq. ft.      Blockbuster Video                                    7,668       01/01/2005     WMFG-079
    1997            none per sq. ft.      CompUSA                                             26,362       10/31/2012     MLMI-037
    1997            none per sq. ft.      Michaels                                            29,200       02/28/2004     GCM-070
    1998             445 per room                                                                                         WMFG-048
    1997            none per sq. ft.      Cheers Restaurant                                    5,725       11/08/2002     GCM-055
    1998            none per lots                                                                                         MID-130
    1998              50 per pad                                                                                          MLMI-143
    1998             250 units                                                                                            MLMI-141
    1998             251 per unit                                                                                         GCM-094
    1997             237 per unit                                                                                         MLMI-169
    1998             250 per unit                                                                                         WMFG-015
    1997              4% of revenue                                                                                       MLMI-087
    1998            none per sq. ft.      Kinko's                                              7,378       09/01/2006     MLMI-134
    1997            none per unit                                                                                         GCM-027
    1998            none per sq. ft.      Eckerd Corporation                                  11,200       11/14/2017     GCM-105
    1998            0.18 per sq. ft.      CVS                                                 10,125       05/31/2018     WMFG-039
    1997            none per unit                                                                                         GCM-059
    1997            none per unit                                                                                         GCM-036
    1997             253 per unit                                                                                         MLMI-101
    1998            none per sq. ft.      Office Max                                          23,500       02/28/2013     WMFG-025
    1998             136 per unit                                                                                         MID-167
    1998              4% of revenue                                                                                       MLMI-146
    1997            0.29 per sq. ft.      AES Inc.                                             6,174       06/30/2001     MID-065
    1998            0.15 per sq. ft.      Silver State Bank                                    4,957       04/30/2006     MID-079
    1998             250 per unit                                                                                         GCM-096
    1997             225 per unit                                                                                         MLMI-057
    1998             250 per unit                                                                                         MID-092
    1998             150 per unit                                                                                         WMFG-009
    1998            none per sq. ft.      Troop Real Estate                                   15,156       08/31/2010     GCM-200
    1998              4% of revenue                                                                                       MLMI-142
    1998            0.15 per sq. ft.      Rite Aid                                            11,057       04/30/2018     WMFG-014
    1998             271 per unit                                                                                         WMFG-124
    1998             251 per unit                                                                                         WMFG-016
    1997             250 per unit                                                                                         MID-018
    1998            0.15 per sq. ft.      Rite Aid                                            11,057       04/30/2018     WMFG-013
    1998            0.13 per sq. ft.      Rite Aid                                            11,057       06/30/2018     WMFG-044
    1997             225 per unit                                                                                         MLMI-059
    1998            0.15 per sq. ft.      Hydro Components                                     4,727       04/30/1998     MID-042
    1998            0.25 per sq. ft.      First American Title                                 5,000       03/31/2003     MID-044
    1998            none per sq. ft.      Tuesday Morning                                     10,235       01/15/2008     MLMI-103
    1998             253 per unit                                                                                         MLMI-088
    1997            none per sq. ft.      Theatre Arts                                         5,880       08/30/2001     MLMI-073
    1998            none per sq. ft.      Bally Total Fitness                                 37,500       05/31/2008     MLMI-038
    1997            none per sq. ft.      U of M Clinical Services                            16,215       11/30/1998     GCM-020
    1997            none per sq. ft.      Paragon Steakhouse Restaurants, Inc.                23,205       05/31/2001     GCM-057
    1998            none per unit                                                                                         MID-146
    1998            none per sq. ft.      Itron, Inc                                          31,200       10/31/2006     MID-017
    1998              50 per pad                                                                                          MLMI-144
    1998             370 per unit                                                                                         WMFG-003
    1997     255 / $0.19 per unit / sq.ft.                                                                                MLMI-066
    1998            none per unit                                                                                         MID-083
    1998            none per sq. ft.      Val Surf                                             4,650       10/31/2000     GCM-093
    1998            none per sq. ft.      Pure Granite                                         7,000       01/01/2005     GCM-134
    1998            0.20 per sq. ft.      White Rose Bridal Salon                              3,139       12/31/2002     MID-048
    1998             225 per unit                                                                                         MID-061
    1997            none per sq. ft.      RAM Leather and Fur                                 17,000       04/30/2000     MID-086
    1997             250 per unit                                                                                         GCM-066
    1998            0.25 per sq. ft.      Hospital                                            12,015       10/06/2000     MID-035
    1998             226 per unit                                                                                         MID-132
    1998            0.03 per sq. ft.      Q's Billiards                                        6,000       07/31/2000     MLMI-032
    1998             263 per unit                                                                                         MID-116
    1998            none per sq. ft.      CDR Machine                                          6,000       04/30/2000     MLMI-175
    1998             250 per unit                                                                                         MID-036
    1997              76 per unit                                                                                         MLMI-159
    1997            none per sq. ft.      Men's Wearhouse                                      6,700       02/28/2007     GCM-028
    1998            0.15 per sq. ft.      Elam's Hallmark                                      3,620       01/31/2000     MID-166

                                                                 9/11/98 1:37 AM
                                                                   Page 15 of 21


    Loan         Control
   Source          No.       Property Name
====================================================================================
   MIDLAND       MID-069     Magnolia Garden Apartments
   MIDLAND       MID-074     Parkway Plaza
   MIDLAND       MID-113     El Torito Restaurant and Black Angus Restaurant
   MIDLAND       MID-022     Fitch Office Building
     GCM         GCM-004     Creekside at Columbine
   MIDLAND       MID-109     Harbour Lights Apartments
     GCM         GCM-058     Carseka Apartments
   MIDLAND       MID-129     Cardinal Self Storage
     GCM         GCM-135     Shamrock Nursing & Rehabilitation
    WMFG         WMFG-036    Salem Shopping Center
    MLMI         MLMI-014    University Village
     GCM         GCM-130     Casitas de Las Cruces Apartments
     GCM         GCM-039     Amber Park Apartments
   MIDLAND       MID-019     Lakeside Business Center
   MIDLAND       MID-119     Chesapeake Estates of New Oxford
     GCM         GCM-151     Twinbrook Corner
    MLMI         MLMI-164    Little Creek Apartments
    MLMI         MLMI-045    West Village Shopping Center
   MIDLAND       MID-027     A Super 8 Motel
    WMFG         WMFG-040    CVS
    WMFG         WMFG-084    Highway 6 Retail
     GCM         GCM-166     Post Road Office Building
     GCM         GCM-016     Miller Plaza
   MIDLAND       MID-008     Victory Supermarket Plaza
   MIDLAND       MID-024     Sun Colony Apartments
    MLMI         MLMI-102    2785 Sedgwick Avenue
    MLMI         MLMI-048    MK-141 Avenue A
    MLMI         MLMI-033    Sycamore Place
     GCM         GCM-136     Federal Terrace Apartments
     GCM         GCM-065     Bend Sentry Storage
    MLMI         MLMI-031    17 Cleveland Place
   MIDLAND       MID-150     Morena Plaza
   MIDLAND       MID-070     Greenwell Plaza Apts
    MLMI         MLMI-043    Motel 6 - New Haven
   MIDLAND       MID-012     1230-48 Latta Road
   MIDLAND       MID-135     Factoria Plaza
   MIDLAND       MID-023     Stone Henge Apartments
     GCM         GCM-132     Drewville Professional  Buildings
    MLMI         MLMI-153    Greentree Plaza
     GCM         GCM-192     Mobile Manor Mobile Home Park
    MLMI         MLMI-176    234 Park Avenue
   MIDLAND       MID-095     North 16th Street Commercial Center
    MLMI         MLMI-148    Woodstock Apartments
   MIDLAND       MID-126     Coventry Square North
   MIDLAND       MID-031     Gateway Mini-Storage
     GCM         GCM-052     Sungate Apartments
     GCM         GCM-049     Colorado's Liquor Outlet
    MLMI         MLMI-047    Beaconsfield Apartments
     GCM         GCM-025     Lone Oak Apartments
     GCM         GCM-143     Galer Gardens Commercial Condominiums
     GCM         GCM-203     Tyler Court Mini Storage
     GCM         GCM-031     Madera Rehabilitation and Convalescent Center
    MLMI         MLMI-100    686 Rosewood Street & 3251-3265 White Plains Rd.
   MIDLAND       MID-131     US Trust Co. Building
   MIDLAND       MID-016     Pinewood Manor Townhomes
    WMFG         WMFG-094    Montgomery Self Storage
    MLMI         MLMI-060    Central Drive Lot 14
    WMFG         WMFG-095    Rohrerstown Diagnostic Imaging Center
    MLMI         MLMI-049    MK-Lido Beach Apartments
     GCM         GCM-063     Self Stor Mini-Storage Complex
     GCM         GCM-152     Bird Trucking
     GCM         GCM-145     States Plaza
    WMFG         WMFG-058    Garden Center Apartments
    MLMI         MLMI-111    Emerson Court
     GCM         GCM-148     Tall Pines Apartments
    WMFG         WMFG-097    Marine Gardens
     GCM         GCM-191     Compass Pointe Apartments
   MIDLAND       MID-026     The Office Building Located at 265 Parkside Drive
    MLMI         MLMI-078    Days Inn - Killeen
     GCM         GCM-144     Greenbrook Plaza
     GCM         GCM-167     Reno Office Building
   MIDLAND       MID-120     Darlington Estates Mobile Estates
    MLMI         MLMI-145    Ryefield Mobile Home Park
     GCM         GCM-178     Tramore Castle Apartments
   MIDLAND       MID-127     The Barrymore
    MLMI         MLMI-147    Econo Lodge
     GCM         GCM-077     Cambridge in the Groves Apartments
   MIDLAND       MID-025     Westborough Arms Apartments
    MLMI         MLMI-021    Karen West Apartments
     GCM         GCM-044     7946 East McClain Drive
     GCM         GCM-201     Galveston Apartments
     GCM         GCM-067     The Sunset Ridge Retail Center
    WMFG         WMFG-111    Red Oak Office Building
     GCM         GCM-017     Bartow Shopping Center
     GCM         GCM-048     Albany Self Storage #1


    Loan                                                                                                               Zip
   Source       Address                                                             City                 State        Code
===============================================================================================================================
   MIDLAND      8820 Greenwell Springs Road                                         Baton Rouge            LA         70814
   MIDLAND      945 West Valley Parkway                                             Escondido              CA         92025
   MIDLAND      6200 & 6300 N. Scottsdale Road                                      Scottsdale             AZ         85253
   MIDLAND      17922 Fitch Avenue                                                  Irvine                 CA         92614
     GCM        5901 - 5961 S. Middlefield Road                                     Littleton              CO         80123
   MIDLAND      1032 Radcliffe Street                                               Bristol                PA         19007
     GCM        9618 Exposition Boulevard                                           Los Angeles            CA         90232
   MIDLAND      3010 Alternate U.S. Highway 19                                      Palm Harbor            FL         34683
     GCM        1634 Telfair Street                                                 Dublin                 GA         31021
    WMFG        524-528 South Broadway (Route 28)                                   Salem                  NH         03079
    MLMI        300-310 N. Indian Hill & 353-383 W. Bonita Avenue                   Claremont              CA         91711
     GCM        1155 N. Miranda                                                     Las Cruces             NM         88005
     GCM        295 Colt Lane NE                                                    Salem                  OR         97301
   MIDLAND      7941-8051 East Lakeside Parkway                                     Tucson                 AZ         85730
   MIDLAND      575 Kohler School Road                                              Mount Pleasant         PA         17350
     GCM        12303 Twinbrook Parkway                                             Rockville              MD         20850
    MLMI        3670 John Hix Rd                                                    Wayne                  MI         48184
    MLMI        1013-1053 West Main Street                                          Fremont                MI         49412
   MIDLAND      605 Peterson Road                                                   Colorado Springs       CO         80915
    WMFG        1950 Cedar Lane Rd.                                                 Greenville             SC         29611
    WMFG        NEC Highway 6 North and West Road                                   Houston                TX         77077
     GCM        272 Post Road East                                                  Westport               CT         06880
     GCM        12606 SE 38th Place                                                 Bellevue               WA         98006
   MIDLAND      21 Timpany Boulevard                                                Gardner                MA         01440
   MIDLAND      1900 Coffee Port Road                                               Brownsville            TX         78521
    MLMI        2785 Sedgwick Avenue                                                Bronx                  NY         10468
    MLMI        141 Avenue A                                                        New York               NY         10122
    MLMI        1500 Sycamore Avenue                                                Hercules               CA         94547
     GCM        3030, 3060, 3080 South Federal Boulevard                            Denver                 CO         80236
     GCM        1291 SE Wilson Avenue                                               Bend                   OR         97702
    MLMI        17 Cleveland Place                                                  Gloucester             MA         01930
   MIDLAND      1022 West Morena Boulevard                                          San Diego              CA         92111
   MIDLAND      8235 Greenwell Springs Road                                         Baton Rouge            LA         70814
    MLMI        270 Foxon Boulevard                                                 New Haven              CT         06513
   MIDLAND      1230-48 Latta Road                                                  Greece                 NY         14612
   MIDLAND      3900 128th Ave SE                                                   Bellevue               WA         98006
   MIDLAND      4250 Country Day Lane                                               Fort Worth             TX         76109
     GCM        Drewville Road                                                      Carmel                 NY         10509
    MLMI        1501-1523 West 81st Avenue                                          Merrillville           IN         46410
     GCM        1107 30th Street Road                                               Greeley                CO         80631
    MLMI        234 Park Avenue                                                     Hoboken                NJ         07030
   MIDLAND      6102- 6120 N. 16th Street                                           Phoenix                AZ         85016
    MLMI        5950 Boca Raton                                                     Fort Worth             TX         76112
   MIDLAND      12000 N. Dale Mabry Hwy                                             Tampa                  FL         33618
   MIDLAND      3501 Gandy Boulevard                                                Pinellas Park          FL         33781
     GCM        6829 North Broadway                                                 Gladstone              MO         64118
     GCM        1615 Briargate Boulevard                                            Colorado Springs       CO         80920
    MLMI        535-539 Chestnut St., 88-106 110-118 Pearl St., 500 & 502 Pine St.  Manchester             NH         03101
     GCM        102 & 104 14th Street NE                                            Buffalo                MN         55313
     GCM        1417 Queen Anne Avenue North                                        Seattle                WA         98119
     GCM        521 Tyler Road                                                      Ypsilanti              MI         48198
     GCM        517 South A Street                                                  Madera                 CA         93638
    MLMI        686 Rosewood Street                                                 Bronx                  NY         10467
   MIDLAND      1581 Franklin Avenue                                                Garden City            NY         11530
   MIDLAND      913 E. Raines Road                                                  Memphis                TN         38116
    WMFG        28575 Highway 105 West                                              Montgomery             TX         77356
    MLMI        565 & 567 Central Drive                                             Virginia Beach         VA         23454
    WMFG        924 Red Rose Ct.                                                    East Hempfield         PA         17603
    MLMI        820-830 East Broadway                                               Long Beach             NY         11561
     GCM        435 N. E. Circle Blvd                                               Corvallis              OR         97330
     GCM        2340 South 3270 West                                                West Valley            UT         84119
     GCM        1639 Fifth Avenue                                                   Bayshore               NY         11706
    WMFG        64 Garden Center                                                    Broomfield             CO         80020
    MLMI        1-22, 14-22 Emerson St. & 89-97 Belcher Rd.                         Wethersfield           CT         06109
     GCM        646-670 Country Road 207                                            Durango                CO         81301
    WMFG        220 Ocean Blvd                                                      Long Branch            NJ         07740
     GCM        29 North Lakewood                                                   Tulsa                  OK         74115
   MIDLAND      265 Parkside Drive                                                  Colorado Springs       CO         80910
    MLMI        810 Central Expressway                                              Killeen                TX         76541
     GCM        1389 Fifth Avenue                                                   Bayshore               NY         11706
     GCM        100 & 140 Washington St.                                            Reno                   NV         89503
   MIDLAND      Conowingo Road(U.S. Route 1) and Center Road                        Darlington             MD         21034
    MLMI        234 Miami Road                                                      Ladson                 SC         29456
     GCM        4515-4525 Lindell Blvd.                                             St. Louis              MO         63108
   MIDLAND      238 & 248  Camac Street                                             Philadelphia           PA         19107
    MLMI        117 U.S. Highway 59 Loop South                                      Livingston             TX         77351
     GCM        5501 West Washington                                                Groves                 TX         77619
   MIDLAND      9301 W. Central Avenue                                              Wichita                KS         67212
    MLMI        3061Karen Avenue                                                    Las Vegas              NV         89103
     GCM        7946 East McClain Drive                                             Scottsdale             AZ         85260
     GCM        625 North Alma School Road                                          Chandler               AZ         85224
     GCM        2895 N. Green Valley Parkway                                        Henderson              NV         89014
    WMFG        8316 Red Oak Street                                                 Rancho Cucamonga       CA         91730
     GCM        1206-1264 North Broadway Avenue                                     Bartow                 FL         33830
     GCM        263 S. W. Queen Avenue                                              Albany                 OR         97321

                                                                                             Cumulative % of
    Loan                                    Original               Cut-Off     % of Initial    Initial Pool
   Source        Property Type              Balance             Date Balance   Pool Balance      Balance
================================================================================================================
   MIDLAND       Multifamily               1,550,000               1,548,405         0.05%       95.51%
   MIDLAND       Retail                    1,540,000               1,537,147         0.05%       95.57%
   MIDLAND       Retail                    1,540,000               1,536,963         0.05%       95.62%
   MIDLAND       Office                    1,550,000               1,536,762         0.05%       95.67%
     GCM         Office                    1,550,000               1,532,964         0.05%       95.73%
   MIDLAND       Multifamily               1,525,000               1,521,859         0.05%       95.78%
     GCM         Multifamily               1,525,000               1,512,404         0.05%       95.83%
   MIDLAND       Self Storage              1,500,000               1,497,145         0.05%       95.88%
     GCM         Health Care               1,500,000               1,494,186         0.05%       95.93%
    WMFG         Retail                    1,450,000               1,446,962         0.05%       95.98%
    MLMI         Retail                    1,450,000               1,445,070         0.05%       96.03%
     GCM         Multifamily               1,450,000               1,444,969         0.05%       96.08%
     GCM         Multifamily               1,450,000               1,439,731         0.05%       96.13%
   MIDLAND       Office                    1,440,000               1,432,508         0.05%       96.18%
   MIDLAND       Mobile Home Park          1,400,000               1,400,000         0.05%       96.23%
     GCM         Retail                    1,400,000               1,397,354         0.05%       96.28%
    MLMI         Multifamily               1,400,000               1,393,392         0.05%       96.33%
    MLMI         Retail                    1,400,000               1,391,437         0.05%       96.38%
   MIDLAND       Hospitality               1,400,000               1,386,485         0.05%       96.42%
    WMFG         CTL                       1,380,000               1,377,438         0.05%       96.47%
    WMFG         Retail                    1,375,000               1,374,229         0.05%       96.52%
     GCM         Office                    1,350,000               1,348,731         0.05%       96.57%
     GCM         Retail                    1,360,000               1,347,079         0.05%       96.61%
   MIDLAND       Retail                    1,350,000               1,342,548         0.05%       96.66%
   MIDLAND       Multifamily               1,300,000               1,295,804         0.04%       96.70%
    MLMI         Multifamily               1,280,000               1,274,543         0.04%       96.75%
    MLMI         Multifamily               1,275,000               1,272,458         0.04%       96.79%
    MLMI         Retail                    1,275,000               1,271,714         0.04%       96.84%
     GCM         Multifamily               1,275,000               1,269,955         0.04%       96.88%
     GCM         Industrial                1,280,000               1,262,460         0.04%       96.92%
    MLMI         Multifamily               1,260,000               1,256,497         0.04%       96.97%
   MIDLAND       Retail                    1,250,000               1,248,817         0.04%       97.01%
   MIDLAND       Multifamily               1,250,000               1,248,714         0.04%       97.05%
    MLMI         Hospitality               1,250,000               1,241,463         0.04%       97.10%
   MIDLAND       Multifamily               1,250,000               1,239,749         0.04%       97.14%
   MIDLAND       Retail                    1,240,000               1,238,732         0.04%       97.18%
   MIDLAND       Multifamily               1,245,000               1,236,969         0.04%       97.23%
     GCM         Office                    1,225,000               1,221,032         0.04%       97.27%
    MLMI         Retail                    1,220,000               1,214,821         0.04%       97.31%
     GCM         Mobile Home Park          1,200,000               1,199,057         0.04%       97.35%
    MLMI         Multifamily               1,200,000               1,198,696         0.04%       97.39%
   MIDLAND       Retail                    1,200,000               1,197,752         0.04%       97.43%
    MLMI         Multifamily               1,200,000               1,196,744         0.04%       97.48%
   MIDLAND       Office                    1,200,000               1,196,298         0.04%       97.52%
   MIDLAND       Self Storage              1,200,000               1,193,720         0.04%       97.56%
     GCM         Multifamily               1,200,000               1,192,548         0.04%       97.60%
     GCM         Retail                    1,200,000               1,190,061         0.04%       97.64%
    MLMI         Multifamily               1,200,000               1,187,705         0.04%       97.68%
     GCM         Multifamily               1,200,000               1,184,756         0.04%       97.72%
     GCM         Retail                    1,175,000               1,172,952         0.04%       97.76%
     GCM         Self Storage              1,171,000               1,170,082         0.04%       97.80%
     GCM         Health Care               1,200,000               1,161,676         0.04%       97.84%
    MLMI         Multifamily               1,160,000               1,155,054         0.04%       97.88%
   MIDLAND       Office                    1,150,000               1,149,366         0.04%       97.92%
   MIDLAND       Multifamily               1,150,000               1,145,317         0.04%       97.96%
    WMFG         Self Storage              1,140,000               1,137,929         0.04%       98.00%
    MLMI         Industrial                1,130,000               1,124,037         0.04%       98.04%
    WMFG         Office                    1,100,000               1,098,936         0.04%       98.08%
    MLMI         Multifamily               1,100,000               1,097,807         0.04%       98.12%
     GCM         Industrial                1,110,000               1,094,789         0.04%       98.15%
     GCM         Industrial                1,087,500               1,085,801         0.04%       98.19%
     GCM         Retail                    1,065,000               1,062,576         0.04%       98.23%
    WMFG         Multifamily               1,050,000               1,049,344         0.04%       98.27%
    MLMI         Multifamily               1,050,000               1,048,867         0.04%       98.30%
     GCM         Multifamily               1,050,000               1,048,257         0.04%       98.34%
    WMFG         Multifamily               1,040,000               1,039,231         0.04%       98.37%
     GCM         Multifamily               1,035,000               1,034,113         0.04%       98.41%
   MIDLAND       Office                    1,025,000               1,021,742         0.04%       98.45%
    MLMI         Hospitality               1,025,000               1,018,107         0.04%       98.48%
     GCM         Retail                    1,010,000               1,007,701         0.03%       98.52%
     GCM         Office                    1,000,000                 998,536         0.03%       98.55%
   MIDLAND       Mobile Home Park          1,000,000                 997,975         0.03%       98.58%
    MLMI         Mobile Home Park          1,000,000                 997,833         0.03%       98.62%
     GCM         Multifamily               1,000,000                 997,157         0.03%       98.65%
   MIDLAND       Multifamily               1,000,000                 996,850         0.03%       98.69%
    MLMI         Hospitality               1,000,000                 993,651         0.03%       98.72%
     GCM         Multifamily               1,000,000                 990,391         0.03%       98.76%
   MIDLAND       Multifamily               1,000,000                 982,732         0.03%       98.79%
    MLMI         Multifamily                 975,000                 971,848         0.03%       98.82%
     GCM         Mixed Use                   950,000                 941,173         0.03%       98.86%
     GCM         Multifamily                 925,000                 919,784         0.03%       98.89%
     GCM         Retail                      925,000                 916,148         0.03%       98.92%
    WMFG         Office                      900,000                 899,559         0.03%       98.95%
     GCM         Retail                      900,000                 891,719         0.03%       98.98%
     GCM         Industrial                  900,000                 887,667         0.03%       99.01%


    Loan                        Affiliated
   Source                        Borrower
===============================================================
   MIDLAND              MID-068, MID-070, MID-100, MID-113
   MIDLAND
   MIDLAND              MID-068, MID-069, MID-070, MID-100
   MIDLAND
     GCM
   MIDLAND
     GCM                         GCM-029, GCM-059
   MIDLAND
     GCM
    WMFG                             WMFG-035
    MLMI
     GCM
     GCM
   MIDLAND
   MIDLAND                           MID-120
     GCM
    MLMI
    MLMI
   MIDLAND
    WMFG                             WMFG-039
    WMFG
     GCM
     GCM
   MIDLAND
   MIDLAND
    MLMI                        MLMI-100, MLMI-101
    MLMI              MLMI-049, MLMI-50, MLMI-051, MLMI-052
    MLMI
     GCM
     GCM           MID-015, GCM-048, GCM-062, GCM-063, GCM-064
    MLMI
   MIDLAND
   MIDLAND              MID-068, MID-069, MID-100, MID-113
    MLMI
   MIDLAND
   MIDLAND
   MIDLAND
     GCM                             GCM-134
    MLMI                             MLMI-158
     GCM
    MLMI
   MIDLAND
    MLMI
   MIDLAND
   MIDLAND
     GCM
     GCM
    MLMI
     GCM
     GCM
     GCM
     GCM                             GCM-067
    MLMI                        MLMI-101, MLMI-102
   MIDLAND
   MIDLAND
    WMFG
    MLMI
    WMFG                        WMFG-106, WMFG-108
    MLMI              MLMI-048, MLMI-50, MLMI-051, MLMI-052
     GCM           MID-015, GCM-048, GCM-062, GCM-064, GCM-065
     GCM
     GCM                             GCM-144
    WMFG                             WMFG-124
    MLMI                        MLMI-112, MLMI-113
     GCM
    WMFG                             WMFG-090
     GCM
   MIDLAND
    MLMI
     GCM                             GCM-145
     GCM
   MIDLAND                           MID-119
    MLMI                        MLMI-143, MLMI-144
     GCM
   MIDLAND
    MLMI
     GCM
   MIDLAND              MID-011, MID-104, MID-106, MID-107
    MLMI
     GCM
     GCM
     GCM                             GCM-031
    WMFG
     GCM
     GCM           MID-015, GCM-062, GCM-063, GCM-064, GCM-065

                                                                 9/11/98 1:37 AM
                                                                   Page 16 of 21

                                                                                                 Rem
                                                                      Orig     Rem    Amort     Amort
                       Interest Accrual   Mortgage   Administrative   Term    Term    Term      Term     Origination   Repayment
Crossed                     Method          Rate        Cost Rate    (Mos.)  (Mos.)  (Mos.)    (Mos.)        Date         Date
====================================================================================================================================
                          Actual/360        7.050        0.18175       120     119     300       299       07/06/98    08/01/2008
                          Actual/360        7.540        0.18175       120     118     300       298       06/03/98    07/01/2008
MID-100                   Actual/360        7.260        0.08175       120     118     300       298       06/03/98    07/01/2008
                          Actual/360        7.600        0.08175       120     112     300       292       12/29/97    01/01/2008
                            30/360          8.530        0.20175        84      73     300       289       09/10/97    10/01/2004
                          Actual/360        7.060        0.08175       120     118     300       298       06/18/98    07/01/2008
                            30/360          7.600        0.20175       120     109     360       349       09/29/97    10/01/2007
                          Actual/360        7.420        0.18175       120     118     300       298       06/03/98    07/01/2008
                          Actual/360        7.620        0.09675       120     116     300       296       04/24/98    05/01/2008
WMFG-035                  Actual/360        6.980        0.09675       120     118     300       298       06/03/98    07/01/2008
                            30/360          8.000        0.28675       120     115     360       355       03/03/98    04/01/2008
                          Actual/360        8.140        0.09675       180     176     300       296       04/08/98    05/01/2013
                            30/360          7.880        0.20175       120     110     360       350       10/22/97    11/01/2007
                          Actual/360        7.440        0.08175       120     115     300       295       03/17/98    04/01/2008
                          Actual/360        6.890        0.08175       120     120     360       360       08/07/98    09/01/2008
                          Actual/360        7.450        0.09675       240     238     300       298       06/09/98    07/01/2018
                          Actual/360        7.650        0.09675       120     113     360       353       01/02/98    02/01/2008
                          Actual/360        7.890        0.12675       120     114     300       294       02/04/98    03/01/2008
                          Actual/360        7.860        0.08175       120     114     240       234       02/09/98    03/01/2008
                          Actual/360        6.900        0.09675       237     236     237       236       07/23/98    05/01/2018
                          Actual/360        7.350        0.09675       120     119     360       359       07/24/98    08/01/2008
                          Actual/360        7.460        0.09675       120     119     300       299       07/16/98    08/01/2008
                          Actual/360        8.240        0.20175       120     110     300       290       10/30/97    11/01/2007
                          Actual/360        7.710        0.08175       120     118     180       178       06/17/98    07/01/2008
                          Actual/360        7.170        0.08175       120     117     300       297       05/06/98    06/01/2008
                          Actual/360        7.375        0.12675       120     114     360       354       02/10/98    03/01/2008
                          Actual/360        7.625        0.12675       120     117     360       357       05/06/98    06/01/2008
                            30/360          8.250        0.28675       120     116     360       356       04/21/98    05/01/2008
                          Actual/360        7.520        0.09675       120     116     300       296       04/14/98    05/01/2008
                          Actual/360        7.740        0.20175       240     232     240       232       12/29/97    01/01/2018
                            30/360          7.875        0.28675        60      56     360       356       04/15/98    05/01/2003
                          Actual/360        7.430        0.08175       120     119     300       299       07/28/98    08/01/2008
                          Actual/360        7.050        0.18175       120     119     300       299       07/06/98    08/01/2008
                            30/360          8.250        0.12675       264     259     264       259       03/27/98    04/01/2020
                          Actual/360        7.150        0.08175       120     113     300       293       01/23/98    02/01/2008
                          Actual/360        7.080        0.18175       120     119     300       299       07/09/98    08/01/2008
                          Actual/360        7.220        0.08175       120     114     300       294       02/05/98    03/01/2008
                          Actual/360        8.450        0.09675       180     176     300       296       04/17/98    05/01/2013
                          Actual/360        8.510        0.09675       120     112     360       352       12/31/97    01/01/2008
                          Actual/360        8.220        0.09675       120     119     300       299       07/13/98    08/01/2008
                          Actual/360        7.090        0.12675       180     179     300       299       07/30/98    08/01/2013
                          Actual/360        7.490        0.08175       120     118     300       298       06/15/98    07/01/2008
                          Actual/360        7.440        0.09675       120     116     360       356       04/20/98    05/01/2008
                          Actual/360        7.400        0.18175       120     117     300       297       05/22/98    06/01/2008
                          Actual/360        7.410        0.08175       120     115     300       295       03/31/98    04/01/2008
                          Actual/360        7.360        0.20175       240     231     360       351       11/20/97    12/01/2017
                          Actual/360        7.770        0.20175       120     112     300       292       12/17/97    01/01/2008
                          Actual/360        7.750        0.12675       240     234     240       234       02/25/98    03/01/2018
                            30/360          8.190        0.20175       120     108     300       288       08/22/97    09/01/2007
                          Actual/360        7.660        0.09675       120     117     360       357       05/05/98    06/01/2008
                          Actual/360        8.230        0.09675       120     119     300       299       07/29/98    08/01/2008
                            30/360          8.340        0.35175       180     169     180       169       09/22/97    10/01/2012
                          Actual/360        7.375        0.12675       120     114     360       354       02/10/98    03/01/2008
                          Actual/360        7.400        0.08175       120     119     360       359       07/17/98    08/01/2008
                          Actual/360        7.380        0.08175       180     176     300       296       04/29/98    05/01/2013
                          Actual/360        7.625        0.09675       120     118     300       298       06/30/98    07/01/2008
                          Actual/360        7.750        0.12675       120     115     300       295       03/06/98    04/01/2008
                          Actual/360        7.330        0.08675       120     119     300       299       07/07/98    08/01/2008
                          Actual/360        7.625        0.12675       120     117     360       357       05/06/98    06/01/2008
                          Actual/360        7.740        0.20175       240     232     240       232       12/29/97    01/01/2018
                          Actual/360        8.260        0.09675       180     178     300       298       06/05/98    07/01/2013
                          Actual/360        8.840        0.09675       180     177     300       297       05/14/98    06/01/2013
                          Actual/360        7.000        0.09675       120     119     360       359       07/23/98    08/01/2008
                          Actual/360        7.125        0.12675       120     119     300       299       07/16/98    08/01/2008
                          Actual/360        8.010        0.09675       180     178     300       298       06/05/98    07/01/2013
                          Actual/360        6.750        0.09675       360     359     360       359       07/07/98    08/01/2028
                          Actual/360        7.860        0.09675       120     119     300       299       07/22/98    08/01/2008
                          Actual/360        7.440        0.08175       120     115     360       355       03/20/98    04/01/2008
                            30/360          8.160        0.09675       240     236     240       236       04/23/98    05/01/2018
                          Actual/360        8.840        0.09675       180     177     300       297       05/13/98    06/01/2013
                          Actual/360        8.520        0.09675       240     238     300       298       06/25/98    07/01/2018
                          Actual/360        7.110        0.08175       120     117     360       357       05/26/98    06/01/2008
MLMI-143                  Actual/360        7.125        0.12675       156     154     300       298       06/30/98    07/01/2011
                          Actual/360        8.250        0.09675       240     238     240       238       06/23/98    07/01/2018
                          Actual/360        7.290        0.08175       120     117     300       297       05/27/98    06/01/2008
                          Actual/360        8.160        0.09675       240     236     240       236       04/20/98    05/01/2018
                            30/360          8.750        0.09675       120     110     300       290       10/23/97    11/01/2007
                          Actual/360        6.780        0.08175       120     117     120       117       05/08/98    06/01/2008
                            30/360          8.250        0.28675       120     115     360       355       03/11/98    04/01/2008
                            30/360          7.520        0.20175       120     112     300       292       12/03/97    01/01/2008
                            30/360          7.870        0.09675        84      76     360       352       12/17/97    01/01/2005
                          Actual/360        7.560        0.20175       120     111     300       291       11/21/97    12/01/2007
                          Actual/360        7.750        0.09675       120     119     360       359       07/30/98    08/01/2008
                          Actual/360        8.410        0.20175       120     110     300       290       10/22/97    11/01/2007
                          Actual/360        7.740        0.20175       240     232     240       232       12/29/97    01/01/2018

                                                                                                                        Annual
 Balloon/Repayment                                                                                                       Debt
      Balance         Maturity Term   Prepayment Restrictions                                                           Service
====================================================================================================================================
     1,245,475           Balloon      L(60),> YM or 1%(54),O(6)                                                         132,055
     1,256,360           Balloon      L(60),> YM or 1%(54),O(6)                                                         137,047
     1,245,858           Balloon      L(60),> YM or 1%(54),O(6)                                                         133,694
     1,265,520           Balloon      L(36),> YM or 1%(78),O(6)                                                         138,664
     1,381,764           Balloon      > of YM or 1% (72),1%(6),O(6)                                                     150,148
     1,226,208           Hyperam      L(48),> YM or 1%(66),O(6)                                                         130,042
     1,328,875           Balloon      L(36),> of YM or 1% (78),O(6)                                                     129,212
     1,219,360           Hyperam      L(48),> YM or 1%(66),O(6)                                                         132,083
     1,226,671           Balloon      L(36),4%(12),3%(12),2%(12),1%(12),O(36)                                           134,427
     1,163,026           Balloon      L(26),Def(90),O(4)                                                                122,758
     1,274,153           Balloon      L(59), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)                           127,675
      978,655            Balloon      > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(5),O(7)                        135,914
     1,271,014           Balloon      L(48),> of YM or 5% (48),5%(12),O(12)                                             126,222
     1,170,917           Balloon      L(60),> YM or 1%(54),O(6)                                                         127,024
     1,219,394           Hyperam      L(48),> YM or 1%(66),O(6)                                                         110,532
      581,078            Balloon      L(60),Def(173),O(7)                                                               123,605
     1,242,550           Balloon      L(60), >YM or 1% ( 56), O(4)                                                      119,198
     1,134,543           Balloon      L(60), >YM or 1% ( 56), O(4)                                                      129,750
      988,499            Balloon      L(36),> YM or 1%(78),O(6)                                                         139,062
        NAP            Fully Amort    L(36),Def(201)                                                                    129,136
     1,212,148           Balloon      L(48),Def(68),O(4)                                                                113,680
     1,098,308           Balloon      L(60),Def(53),O(7)                                                                119,295
     1,130,945           Balloon      L(48),> of YM or 1% (66),O(6)                                                     128,566
      656,772            Balloon      L(48),>YM or 5%(66),O(6)                                                          152,116
     1,048,472           Balloon      L(60),> YM or 1%(54),O(6)                                                         111,955
     1,112,978           Balloon      L(60), > of YM or 1% ( 56), O(4)                                                  107,238
     1,114,236           Balloon      L(60), >YM or 1% ( 56), O(4)                                                      109,473
     1,126,005           Balloon      L(59), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)                           114,944
     1,039,590           Hyperam      L(60),> of YM or 1% (53),O(7)                                                     113,265
        NAP            Fully Amort    L(120), > of YM or 3% (114),O(6)                                                  126,003
     1,197,769           Balloon      L(53), O(7)                                                                       109,630
     1,016,043           Balloon      L(60),> YM or 1%(54),O(6)                                                         110,167
     1,004,416           Balloon      L(60),> YM or 1%(54),O(6)                                                         106,496
        NAP            Fully Amort    L(120), >YM or 1% (140), O(4)                                                     123,333
     1,006,786           Balloon      L(48),> YM or 5% (66),O(6)                                                        107,457
      997,298            Balloon      L(60),> YM or 1%(54),O(6)                                                         105,929
     1,006,251           Balloon      L(60),> YM or 1%(54),O(6)                                                         107,699
      839,705            Balloon      > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(5),O(7)                        117,874
     1,104,900           Balloon      L(60), >YM or 1% ( 56), O(4)                                                      112,673
      997,939            Balloon      > of YM or 1% (113),O(7)                                                          113,248
      741,069            Balloon      L(25), Def(151), O(4)                                                             103,564
      977,528            Balloon      L(60),> YM or 1%(54),O(6)                                                         106,321
     1,044,704           Balloon      L(60), > of YM or 1% (53), O(7)                                                   101,184
      974,563            Hyperam      L(48),> YM or 1%(66),O(6)                                                         105,480
      974,891            Balloon      L(60),> YM or 1%(54),O(6)                                                         105,573
      757,468            Balloon      L(120), > of YM or 1% (114),O(6)                                                   99,310
      984,618            Balloon      L(60),> of YM or 1% (54),O(6)                                                     108,956
        NAP            Fully Amort    L(120), > of YM or 1% (116),O(4)                                                  119,249
      976,556            Balloon      > of YM or 5% (96),5%(12),O(12)                                                   112,960
     1,043,890           Hyperam      L(60),Def(53),O(7)                                                                100,139
      974,094            Balloon      > of YM or 1% (113),O(7)                                                          110,605
        NAP            Fully Amort    > of YM or 5% (96),5%(24),4%(12),3%(12),2%(12),1%(12),O(12)                       140,455
     1,008,634           Balloon      L(60), > of YM or 1% ( 56), O(4)                                                   97,185
     1,015,076           Balloon      L(48),> YM or 1%(66),O(6)                                                          95,548
      746,484            Balloon      L(90),> YM or 1%(84),O(6)                                                         100,906
      932,371            Balloon      L(48),Def(68),O(4)                                                                102,209
      912,052            Balloon      L(60), > of YM or 1% ( 56), O(4)                                                  103,441
      891,444            Balloon      L(60),Def(60)                                                                      96,092
      961,301            Balloon      L(60), >YM or 1% ( 56), O(4)                                                       94,447
        NAP            Fully Amort    L(120), > of YM or 3% (114),O(6)                                                  109,268
      738,347            Balloon      > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(5),O(7)                        102,980
      743,540            Balloon      > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(5),O(7)                        105,853
      917,332            Balloon      L(25),Def(91),O(4)                                                                 83,828
      833,451            Balloon      L(60), >of YM or 1% ( 56), O(4)                                                    90,907
      703,969            Balloon      > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(5),O(7)                         97,332
        NAP            Fully Amort    L(25),Def(24), Def or  > of YM or 1%(72),1%(235),O(4)                              81,767
      851,960            Balloon      > of YM or 1% (120)                                                                94,711
      905,710            Balloon      L(60),> YM or 1%(54),O(6)                                                          85,499
        NAP            Fully Amort    L(120), >YM or 1% (116),O(4)                                                      104,110
      705,141            Balloon      > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(5),O(7)                        100,386
      455,278            Balloon      > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(12),O(60)                       96,789
      876,186            Hyperam      L(48),> YM or 1%(66),O(6)                                                          80,725
      696,329            Balloon      L(26), Def(126), O(4)                                                              86,587
        NAP            Fully Amort    > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(12),O(60)                      102,248
      809,631            Hyperam      L(48),> YM or 1%(66),O(6)                                                          87,034
        NAP            Fully Amort    L(120), >YM or 1% (116),O(4)                                                      102,487
      824,804            Balloon      > of YM or 0% (84),3%(12),2%(12),1%(5),O(7)                                        98,657
        NAP            Fully Amort    L(36),> YM or 1%(78),O(6)                                                         137,973
      861,063            Balloon      L(59), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)                            87,898
      759,991            Balloon      L(36),> of YM or 1% (78),O(6)                                                      84,393
      855,003            Balloon      > of YM or 1% (60),2%(12),1%(5),O(7)                                               80,444
      754,647            Balloon      L(60),> of YM or 1% (42),O(18)                                                     82,462
      801,303            Balloon      L(48),Def(68),O(4)                                                                 77,373
      751,948            Balloon      L(48),> of YM or 1% (66),O(6)                                                      86,310
        NAP            Fully Amort    L(120), > of YM or 3% (114),O(6)                                                   88,596

   Underwriting      Underwriting
       Total            Total         Underwriting     Underwriting        Appraised
      Revenue          Expenses           NCF              DSCR              Value
====================================================================================
       501,820          289,862          211,958           1.61           2,385,000
       261,142           45,853          200,852           1.47           2,350,000
       231,292           38,302          183,571           1.37           2,650,000
       338,839          142,078          180,418           1.30           2,325,000
       496,625          228,198          218,851           1.46           3,300,000
       404,698          223,681          181,017           1.39           1,900,000
       351,726          180,903          170,824           1.32           2,350,000
       319,975          128,002          191,973           1.45           2,500,000
     3,038,577        2,800,537          238,040           1.77           2,400,000
       330,431          121,493          207,557           1.69           2,400,000
       214,042           40,106          173,020           1.36           2,000,000
       339,867          155,230          184,637           1.36           1,910,000
       263,511           99,228          164,283           1.30           2,050,000
       347,842          152,890          179,988           1.42           1,863,000
       469,080          288,783          180,297           1.63           3,300,000
       238,301           59,202          169,683           1.37           1,870,000
       245,584           97,765          147,819           1.24           1,850,000
       341,247          129,133          189,761           1.46           2,150,000
       531,439          288,030          243,409           1.75           2,046,500
       156,541            3,692          152,849           1.18           1,732,000
       212,192           60,947          146,873           1.29           1,900,000
       204,345           56,117          148,228           1.24           1,700,000
       261,331           82,754          168,914           1.31           2,100,000
       291,128           52,087          222,491           1.46           2,400,000
       704,202          492,610          211,592           1.89           2,860,000
       302,456          156,148          146,307           1.36           1,600,000
       323,658          114,265          209,393           1.91           1,900,000
       219,824           72,893          139,312           1.21           1,860,000
       347,328          177,093          170,235           1.50           1,600,000
       303,120          118,862          184,258           1.46           2,025,000
       219,621           76,593          143,028           1.30           1,680,000
       207,212           36,966          154,582           1.40           1,975,000
       444,497          271,323          173,174           1.63           2,035,000
       712,551          535,381          177,170           1.44           2,200,000
       297,436          158,046          139,390           1.30           1,580,000
       248,994           61,564          173,860           1.64           2,086,000
       358,407          217,694          140,713           1.31           1,660,000
       284,419           99,973          171,786           1.46           1,840,000
       245,121          101,806          135,368           1.20           1,525,000
       265,816          111,881          153,935           1.36           1,860,000
       222,547           74,776          147,771           1.43           1,800,000
       266,197           92,369          153,832           1.45           1,600,000
       551,270          393,997          157,272           1.55           1,520,000
       222,014           72,138          135,416           1.28           1,600,000
       351,442          167,368          184,074           1.74           2,200,000
       384,373          218,786          165,587           1.67           1,500,000
       285,057           81,410          193,193           1.77           1,881,000
       387,454          223,574          163,881           1.37           1,800,000
       345,751          178,026          167,725           1.48           1,750,000
       159,828            9,712          145,616           1.45           1,500,000
       307,595          144,966          162,629           1.47           1,700,000
       515,982           40,349          460,789           3.28           4,660,000
       256,194          106,993          149,200           1.54           1,450,000
       259,297          131,546          118,882           1.24           2,000,000
       306,149          167,655          138,493           1.37           1,650,000
       269,142          108,513          160,630           1.57           1,550,000
       184,848           35,713          143,729           1.39           1,600,000
       152,318            9,025          129,518           1.35           1,650,000
       272,459          150,313          122,146           1.29           1,450,000
       272,595          117,783          154,812           1.42           1,800,000
       174,693           30,158          144,535           1.40           1,760,000
       209,848           68,348          139,666           1.32           1,510,000
       234,609           96,690          137,919           1.65           1,400,000
       264,355          139,005          125,349           1.38           1,350,000
       181,944           52,538          129,406           1.33           1,420,000
       197,334           98,547           98,787           1.21           1,300,000
       328,036          203,537          124,499           1.31           1,400,000
       181,461           55,557          113,491           1.33           1,375,000
       502,819          339,988          162,831           1.56           1,620,000
       216,093           80,028          134,852           1.34           1,350,000
       297,444          142,328          138,986           1.44           1,800,000
       208,262           79,407          128,855           1.60           1,605,000
       215,278           82,323          132,955           1.54           1,300,000
       340,651          163,404          177,247           1.73           1,950,000
       185,516           65,613          119,903           1.38           1,350,000
       441,520          306,723          134,797           1.32           1,475,000
       430,625          298,320          132,305           1.34           1,400,000
       576,214          286,560          289,655           2.10           2,960,000
       200,572           91,947          108,624           1.24           1,300,000
       157,905           33,102          118,283           1.40           1,390,000
       236,765          120,049          116,716           1.45           1,150,000
       213,870           43,885          158,085           1.92           1,900,000
       160,841           48,725           97,041           1.25           1,275,000
       201,843           78,124          114,339           1.32           1,300,000
       225,071          104,211          120,860           1.36           1,880,000

                                                                 9/11/98 1:37 AM
                                                                   Page 17 of 21

                                                                                         Loan per
                                                                Sq Ft, Units,          Sq Ft, Unit,                        Initial
 Appraisal    Current     Repayment   Year                       Beds, Pads,             Bed, Pad,           Occupancy     Reserves
    Year        LTV          LTV      Built                       or Room                 or Room            Percentage   At Closing
====================================================================================================================================
    1998       64.92        52.22     1973                       119 Units           13,012 per unit            93%           --
    1998       65.41        53.46     1980                    15,940 Sq. Ft.             96 per sq. ft.        100%       20,000
    1998       58.00        47.01     1979                    19,800 Sq. Ft.             78 per sq. ft.        100%           --
    1997       66.10        54.43     1980                    22,792 Sq. Ft.             67 per sq. ft.        100%           --
    1997       46.45        41.87     1983                    47,959 Sq. Ft.             32 per sq. ft.         92%           --
    1997       80.10        64.54     1965                        60 Units           25,364 per unit            95%        4,625
    1997       64.36        56.55     1971                        54 Units           28,007 per unit            96%        1,000
    1998       59.89        48.77     1991                       439 Units            3,410 per unit            90%        7,540
    1997       62.26        51.11     1966                       105 Beds            14,230 per bed             97%           --
    1998       60.29        48.46     1997                    26,124 Sq. Ft.             55 per sq. ft.        100%           --
    1997       72.25        63.71     1997                     8,063 Sq. Ft.            179 per sq. ft.         91%           --
    1997       75.65        51.24     1974                        76 Units           19,013 per unit            94%           --
    1997       70.23        62.00     1997                        40 Units           35,993 per unit           100%           --
    1998       76.89        62.85     1984                    66,510 Sq. Ft.             22 per sq. ft.        100%       12,000
    1998       42.42        36.95     1973                       176 Lots             7,955 per lots           100%        9,125
    1998       74.72        31.07     1968                    12,920 Sq. Ft.            108 per sq. ft.        100%           --
    1997       75.32        67.16     1996                        30 Units           46,446 per unit           100%           --
    1997       64.72        52.77     1965                    40,783 Sq. Ft.             34 per sq. ft.         94%        9,750
    1997       67.75        48.30     1983                        41 Rooms           33,817 per room           NAP            --
    1998       79.53         0.00     1998                    10,125 Sq. Ft.            136 per sq. ft.        100%           --
    1998       72.33        63.80     1997                    10,120 Sq. Ft.            136 per sq. ft.        100%           --
    1998       79.34        64.61     1942                     7,500 Sq. Ft.            180 per sq. ft.        100%          250
    1997       64.15        53.85     1987                     9,984 Sq. Ft.            135 per sq. ft.         87%           --
    1997       55.94        27.37     1963                    41,601 Sq. Ft.             32 per sq. ft.         91%       10,000
    1997       45.31        36.66     1974                       152 Units            8,525 per unit            96%           --
    1997       79.66        69.56     1928                        49 Units           26,011 per unit           100%           --
    1998       66.97        58.64     1880                        24 units           53,019 per unit           100%        7,475
    1998       68.37        60.54     1984                    11,823 Sq. Ft.            108 per sq. ft.         90%           --
    1997       79.37        64.97     1972                        69 Units           18,405 per unit           100%       54,306
    1997       62.34         0.00     1992                       389 Units            3,245 per unit            87%           --
    1998       74.79        71.30     1985                        32 Units           39,266 per unit           100%           --
    1998       63.23        51.45     1968                    25,250 Sq. Ft.             49 per sq. ft.        100%           --
    1998       61.36        49.36     1974                       104 Units           12,007 per unit            96%           --
    1997       56.43         0.00     1986                        58 Rooms           21,405 per room           NAP            --
    1997       78.47        63.72     1972                        50 Units           24,795 per unit            96%        1,000
    1998       59.38        47.81     1978                    13,447 Sq. Ft.             92 per sq. ft.        100%           --
    1997       74.52        60.62     1969                        74 Units           16,716 per unit           100%       34,375
    1998       66.36        45.64     1989                    14,000 Sq. Ft.             87 per sq. ft.        100%           --
    1997       79.66        72.45     1988                    18,707 Sq. Ft.             65 per sq. ft.         90%        9,484
    1998       64.47        53.65     1964                        90 Pads            13,323 per Pad             99%       12,500
    1998       66.59        41.17     1900                        20 Units           59,935 per unit           100%           --
    1998       74.86        61.10     1979                    20,172 Sq. Ft.             59 per sq. ft.        100%           --
    1997       78.73        68.73     1978                       140 Units            8,548 per unit            92%       96,000
    1998       74.77        60.91     1988                    16,707 Sq. Ft.             72 per sq. ft.        100%        3,844
    1998       54.26        44.31     1996                       330 Units            3,617 per unit           100%           --
    1997       79.50        50.50     1970                        72 Units           16,563 per unit            94%           --
    1997       63.27        52.35     1997                    20,595 Sq. Ft.             58 per sq. ft.        100%           --
    1997       65.98         0.00     1910                        75 Units           15,836 per unit           100%      179,030
    1997       67.70        55.80     1987                        54 Units           21,940 per unit            98%           --
    1998       78.20        69.59     1996                     6,149 Sq. Ft.            191 per sq. ft.        100%           --
    1998       68.83        57.30     1978                       385 Units            3,039 per unit            84%      340,050
    1997       24.93         0.00     1964                       176 Beds             6,600 per bed             89%           --
    1997       79.66        69.56     1928  29 units, 4,220 sf retailUnits/Sq. Ft.   32,085 per unit           100%           --
    1998       57.47        50.75     1925                    13,200 Sq. Ft.             87 per sq. ft.        100%           --
    1998       69.41        45.24     1973                        58 Units           19,747 per unit            93%           --
    1998       73.41        60.15     1995                    36,075 Sq. Ft.             32 per sq. ft.         96%        2,375
    1997       70.25        57.00     1997                    28,860 Sq. Ft.             39 per sq. ft.        100%           --
    1998       66.60        54.03     1986                    12,630 Sq. Ft.             87 per sq. ft.        100%           --
    1998       75.71        66.30     1951                        26 Units           42,223 per unit           100%       12,000
    1997       60.82         0.00     1977                       495 Units            2,212 per unit            83%           --
    1998       61.69        41.95     1968                    39,320 Sq. Ft.             28 per sq. ft.        100%       19,063
    1997       70.37        49.24     1990                    12,047 Sq. Ft.             88 per sq. ft.        100%           --
    1998       74.95        65.52     1972                        38 Units           27,614 per unit            97%        2,375
    1998       77.69        61.74     1954                        33 Units           31,784 per unit           100%           --
    1998       73.82        49.58     1979                        27 Units           38,824 per unit           100%        7,938
    1998       79.94         0.00     1950                        24 Units           43,301 per unit            96%       58,438
    1998       73.87        60.85     1968                        86 Units           12,025 per unit            97%       14,688
    1998       74.31        65.87     1997                    11,094 Sq. Ft.             92 per sq. ft.         96%           --
    1997       62.85         0.00     1990                        40 Rooms           25,453 per room           NAP            --
    1997       74.64        52.23     1993                    13,135 Sq. Ft.             77 per sq. ft.        100%           --
    1998       55.47        25.29     1963                    31,352 Sq. Ft.             32 per sq. ft.         98%           --
    1998       62.18        54.59     1960                        64 Lots            15,593 per lots            94%        4,375
    1998       76.76        53.56     1986                       128 Pads             7,796 per pad             98%           --
    1998       51.14         0.00     1928                        48 Units           20,774 per unit           100%           --
    1998       73.84        59.97     1920                        28 Units           35,602 per unit            93%        9,375
    1998       67.37         0.00     1983                        55 Rooms           18,066 per room           NAP            --
    1997       70.74        58.91     1966                       101 Units            9,806 per unit            90%       49,200
    1998       33.20         0.00     1965                        96 Units           10,237 per unit            91%      125,000
    1997       74.76        66.24     1971                        43 Units           22,601 per unit            98%           --
    1997       67.71        54.68     1997                    15,649 Sq. Ft.             60 per sq. ft.        100%           --
    1997       79.98        74.35     1974                        42 Units           21,900 per unit            98%       24,310
    1997       48.22        39.72     1996                    10,808 Sq. Ft.             85 per sq. ft.        100%           --
    1998       70.55        62.85     1992                    16,894 Sq. Ft.             53 per sq. ft.        100%           --
    1997       68.59        57.84     1984                    21,050 Sq. Ft.             42 per sq. ft.        100%           --
    1997       47.22         0.00     1974                       315 Units            2,818 per unit            92%           --

                                                                               Largest Tenant
                                                       --------------------------------------------------------------
 Appraisal    Underwriting     Reserves                                                   Area Leased       Lease        Control
    Year        Reserves       Collected                   Name                            (Sq. Ft.)       Exp Date         No.
====================================================================================================================================
    1998           250           250 per unit                                                                             MID-069
    1998          0.15          0.40 per sq. ft.      North County Camera                        2,780     10/01/1999     MID-074
    1998          0.15          none per sq. ft.      Black Angus                               10,300     04/11/2003     MID-113
    1997          0.25          none per sq. ft.      HMO California                            22,792     10/01/2013     MID-022
    1997          0.25          none per sq. ft.      System Innovations                         9,167     08/31/1997     GCM-004
    1997           250          none per unit                                                                             MID-109
    1997           250          none per unit                                                                             GCM-058
    1998          0.00          none per unit                                                                             MID-129
    1997           250          none per bed                                                                              GCM-135
    1998          0.12          0.12 per sq. ft.      Pep Boys                                  18,560     09/30/2017     WMFG-036
    1997          0.15          0.02 per sq. ft.      Koo Koo Roo                                2,548     12/16/2007     MLMI-014
    1997           150          none per unit                                                                             GCM-130
    1997           150          none per unit                                                                             GCM-039
    1998          0.10          none per sq. ft.      Perfection Powder Coat                     9,800     07/31/1998     MID-019
    1998            50          none per lots                                                                             MID-119
    1998          0.10          0.10 per sq. ft.      Oren Music                                 6,325     03/31/2002     GCM-151
    1997           200           238 per unit                                                                             MLMI-164
    1997          0.19          none per sq. ft.      State of Michigan                          5,500     02/28/1999     MLMI-045
    1997           648          none per room                                                                             MID-027
    1998          0.21          0.21 per sq. ft.      CVS                                       10,125     05/31/2018     WMFG-040
    1998          0.10          0.10 per sq. ft.      Blockbuster Videos, Inc.                   7,020     05/31/2008     WMFG-084
    1998          0.20          0.20 per sq. ft.      Prudential Connecticut Realty              7,500     08/31/2002     GCM-166
    1997          0.20          none per sq. ft.      Jenny Craig                                2,700     01/31/2002     GCM-016
    1997          0.34          none per sq. ft.      Victory Supermarket                       37,993     12/31/2001     MID-008
    1997           250          none per unit                                                                             MID-024
    1997           253           253 per unit                                                                             MLMI-102
    1998           261           261 per unit                                                                             MLMI-048
    1998          0.16          none per sq. ft.      Pinole Medical Group                       2,675     06/30/2003     MLMI-033
    1997           250           250 per unit                                                                             GCM-136
    1997            20          none per unit                                                                             GCM-065
    1998           250           667 per unit                                                                             MLMI-031
    1998          0.15          none per sq. ft.      Shutter Mart of California                13,000     03/31/2004     MID-150
    1998           250           250 per unit                                                                             MID-070
    1997             4%           4% of revenue                                                                           MLMI-043
    1997           250          none per unit                                                                             MID-012
    1998          0.15          0.15 per sq. ft.      Abbey Carpet of Factoria                   2,546     08/31/2002     MID-135
    1997           261          none per unit                                                                             MID-023
    1998          0.15          none per sq. ft.      St. Agnes                                 11,000     09/30/2006     GCM-132
    1997          0.15          0.30 per sq. ft.      Apparel                                    3,657     09/30/2002     MLMI-153
    1998            52          none per Pad                                                                              GCM-192
    1998           250           250 per unit                                                                             MLMI-176
    1998          0.15          0.42 per sq. ft.      Valley Financial                           4,172     07/14/2013     MID-095
    1997           231           231 per unit                                                                             MLMI-148
    1998          0.20          none per sq. ft.      W-H-E-T Realty, Inc.                       6,972     07/31/1999     MID-126
    1998            19            25 per unit                                                                             MID-031
    1997           250          none per unit                                                                             GCM-052
    1997          0.20          none per sq. ft.      W.H. Liquors, Inc.                        20,595     11/30/2006     GCM-049
    1997           261           261 per unit                                                                             MLMI-047
    1997           225          none per unit                                                                             GCM-025
    1998          0.10          none per sq. ft.      Washington Mutual                          4,372     05/01/2007     GCM-143
    1998            18          none per unit                                                                             GCM-203
    1997            65          none per bed                                                                              GCM-031
    1997           260           260 per unit                                                                             MLMI-100
    1998          0.20          none per sq. ft.      US Trust Company of New York               9,954     09/30/2011     MID-131
    1998           281          none per unit                                                                             MID-016
    1998          0.20          0.20 per sq. ft.                                                                          WMFG-094
    1997          0.15          none per sq. ft.      Air Products                               9,600     04/30/2002     MLMI-060
    1998          0.11          0.11 per sq. ft.      St. Joseph Hospital, Inc.                 12,630     01/01/2008     WMFG-095
    1998           250           250 per unit                                                                             MLMI-049
    1997            11          none per unit                                                                             GCM-063
    1998          0.15          none per SF           Bird Trucking                             39,320     04/01/2018     GCM-152
    1997          0.15          none per sq. ft.                                                                          GCM-145
    1998           256           256 per unit                                                                             WMFG-058
    1998           296           296 per unit                                                                             MLMI-111
    1998           250          none per unit                                                                             GCM-148
    1998           300           300 per unit                                                                             WMFG-097
    1998           250          none per unit                                                                             GCM-191
    1998          0.24          none per sq. ft.      GSA F.B.I                                  5,600     04/11/2007     MID-026
    1997             4%           4% or revenue                                                                           MLMI-078
    1997          0.15          none per sq. ft.      F.A. Plaza Laundromat                      8,535     10/31/2018     GCM-144
    1998          0.16          none per sq. ft.      Morrison College                          18,000     05/01/2001     GCM-167
    1998            50          none per lots                                                                             MID-120
    1998            50            50 per pad                                                                              MLMI-145
    1998           250          none per unit                                                                             GCM-178
    1998           250          none per unit                                                                             MID-127
    1998             4%           4% of revenue                                                                           MLMI-147
    1997           200           200 per unit                                                                             GCM-077
    1998           250          none per unit                                                                             MID-025
    1997           250           896 per unit                                                                             MLMI-021
    1997          0.10          none per sq. ft.      Orco Construction Supply                  15,649     09/30/2004     GCM-044
    1997           200           200 per unit                                                                             GCM-201
    1997          0.16          none per sq. ft.      Piazza D'Angelo Restaurant                 3,176     06/30/2002     GCM-067
    1998          0.15          0.15 per sq. ft.      Vincent Garcia                             2,033     03/31/2002     WMFG-111
    1997          0.10          none per sq. ft.      Rehab Management Systems                   3,300     06/30/2000     GCM-017
    1997            17          none per unit                                                                             GCM-048

                                                                 9/11/98 1:37 AM
                                                                   Page 18 of 21


    Loan         Control
   Source          No.       Property Name
========================================================================================
    MLMI         MLMI-015    Greenville Southwestern Center
   MIDLAND       MID-087     711 South Tejon Street
     GCM         GCM-138     Huntington Apartments
    MLMI         MLMI-150    Ninth Fairway - Buildings B&C
     GCM         GCM-142     Cliveden Apartments
     GCM         GCM-169     Best Western Heritage Motor Inn
    MLMI         MLMI-028    Caglifly Apartments
    MLMI         MLMI-010    David Gutierrez
    WMFG         WMFG-090    Riverside Industrial Park
     GCM         GCM-171     Evergreen Trailer Park
     GCM         GCM-139     Garden City MHP 1 (Pool #2)
     GCM         GCM-064     Self Stor Mini-Storage Complex
    MLMI         MLMI-052    MK-413 East 9th Street
    MLMI         MLMI-051    MK-153 Avenue A
     GCM         GCM-141     Garden City MHP 3 (Pool #3)
   MIDLAND       MID-153     Camelot Center
     GCM         GCM-133     Woodcrest Apartments
     GCM         GCM-140     Garden City MHP 2 (Pool #1)
    MLMI         MLMI-026    3614 Martin Luther King
     GCM         GCM-174     280 Collins Street
    MLMI         MLMI-030    Chief Auto Parts Store
    MLMI         MLMI-005    Eckerd Drugstore
     GCM         GCM-170     The Fairmont Building
     GCM         GCM-189     Mountain Vista MHP
    MLMI         MLMI-050    MK-153 First Avenue
     GCM         GCM-155     248 State Street
     GCM         GCM-182     Jefferson Street Aprtments
     GCM         GCM-153     Radio Plaza Apartments
     GCM         GCM-184     Patrick Street Apartments
     GCM         GCM-131     10 Research Drive
    MLMI         MLMI-017    Williams, Charles
     GCM         GCM-195     334 South Water Street
     GCM         GCM-183     Church Street Apartments
     GCM         GCM-175     Kingsley Crossing Shopping Center
     GCM         GCM-154     Webster Place
    MLMI         MLMI-008    Star Crest Center
     GCM         GCM-172     1111 First Avenue
     GCM         GCM-146     Westwood Apartments
    MLMI         MLMI-025    1776 Bonanza
    MLMI         MLMI-022    7239 Bradburn Blvd
    MLMI         MLMI-009    1429 and 1431 W. 260th Street
    MLMI         MLMI-027    2223 Blanco Rd
   MIDLAND       MID-047     1918 El Parque
     GCM         GCM-177     Mockingbird Apartments
    MLMI         MLMI-011    11982 E. Walnut Street
    MLMI         MLMI-016    798 West Highland Avenue
     GCM         GCM-150     732 St. Marks Avenue
     GCM         GCM-147     Davidson Building
    MLMI         MLMI-020    983 Charles Avenue
    MLMI         MLMI-018    565-573 Catalina
     GCM         GCM-149     846-848 Prospect Place
    MLMI         MLMI-029    2905 Stanford
    MLMI         MLMI-024    1705 7th Street


    Loan
   Source     Address                                                                                              City
====================================================================================================================================
    MLMI      6110-6130 Greenville Avenue                                                                          Dallas
   MIDLAND    711 South Tejon St.                                                                                  Colorado Springs
     GCM      112 East Glenmore Drive                                                                              Gretna
    MLMI      16 Inverness Place East                                                                              Englewood
     GCM      49 Cliveden Street                                                                                   Philadelphia
     GCM      935 Central Street                                                                                   Millinocket
    MLMI      906-906 1/2 3rd Avenue NE                                                                            Buffalo
    MLMI      209 Avenida Del Mar                                                                                  San Clemente
    WMFG      100 American Legion Drive                                                                            Riverside
     GCM      2135 North Oxnard Blvd.                                                                              Oxnard
     GCM      (1) 308 E. 48th St. (2) 412 E. 48th St.                                                              Garden City
     GCM      2600 Lafayette Avenue                                                                                McMinnville
    MLMI      413 East 9th Street                                                                                  New York
    MLMI      153 Avenue A                                                                                         New York
     GCM      (1) 406 E. 44th St. (2) 408 E. 51st St. (3) 3948 Adams St.                                           Garden City
   MIDLAND    8040 Midcrown Dr.                                                                                    San Antonio
     GCM      102-120 East 550 North                                                                               Bountiful
     GCM      (1) 505 E. 44th St. (2) 116 E. 45th St. (3) 203 E. 41th St. (4) 106 E. 37th St. (5) 312 E. 47th St.  Garden City
    MLMI      3614-3628 Martin Luther King Jr.                                                                     Lynwood
     GCM      280 Collins Street                                                                                   Hartford
    MLMI      8005 Vineland Avenue                                                                                 Sun Valley
    MLMI      653 Terry Parkway                                                                                    Gretna
     GCM      2708 Fairmont Street                                                                                 Dallas
     GCM      1100 S. Warner Rd.                                                                                   Apache Junction
    MLMI      153 First Avenue                                                                                     New York
     GCM      248 State Street                                                                                     Albany
     GCM      906 Jefferson St. & 807 Alfred Street                                                                Alexandria
     GCM      2241-2251 Woodward Heights                                                                           Ferndale
     GCM      918 Jefferson Street/806 S. Patrick                                                                  Alexandria
     GCM      10 Research Drive                                                                                    Stratford
    MLMI      302-306 Main Street                                                                                  Newport Beach
     GCM      334 South Water Street                                                                               Providence
     GCM      919-921 Church Street                                                                                Alexandria
     GCM      9644-9670 Plano Road                                                                                 Dallas
     GCM      28 Daniel Plummer                                                                                    Goffstown
    MLMI      8902 North 59th Avenue                                                                               Glendale
     GCM      1111 First Avenue                                                                                    New York
     GCM      575 Farmington Avenue                                                                                Hartford
    MLMI      1766 and 1770 Bonanza Street; 1508 and 1512 Shuey Avenue                                             Walnut Creek
    MLMI      7239 Bradburn Blvd                                                                                   Westminster
    MLMI      1429 and 1431 W. 260th Street                                                                        Harbor City
    MLMI      2223 Blanco Rd                                                                                       San Antonio
   MIDLAND    1918 El Parque                                                                                       Colorado Springs
     GCM      3500 Mockingbird Lane                                                                                Amarillo
    MLMI      11982 E. Walnut Street                                                                               Norwalk
    MLMI      798 West Highland Avenue                                                                             San Bernardino
     GCM      732 St. Marks Avenue                                                                                 Brooklyn
     GCM      400 North Pearl Street                                                                               Ellensberg
    MLMI      983 Charles Avenue                                                                                   Atlanta
    MLMI      565-573 Catalina                                                                                     Laguna Beach
     GCM      846-848 Prospect Place                                                                               Brooklyn
    MLMI      2905 Stanford Ave                                                                                    Los Angeles
    MLMI      1705 7th Street                                                                                      Riverside

                                                                                                                     Cumulative % of
    Loan                       Zip                                  Original               Cut-Off     % of Initial   Initial Pool
   Source        State        Code       Property Type              Balance             Date Balance   Pool Balance      Balance
====================================================================================================================================
    MLMI           TX         75244      Retail                      885,000                 882,211         0.03%       99.04%
   MIDLAND         CO         80903      Office                      875,000                 873,401         0.03%       99.07%
     GCM           NE         68028      Multifamily                 875,000                 873,132         0.03%       99.10%
    MLMI           CO         80012      Office                      875,000                 869,433         0.03%       99.13%
     GCM           PA         19119      Multifamily                 865,000                 862,716         0.03%       99.16%
     GCM           ME         04462      Hospitality                 850,000                 848,908         0.03%       99.19%
    MLMI           MN         55313      Multifamily                 825,000                 822,819         0.03%       99.22%
    MLMI           CA         92672      Office                      815,500                 812,228         0.03%       99.25%
    WMFG           NJ         08075      Industrial                  800,000                 799,104         0.03%       99.28%
     GCM           CA         93030      Mobile Home Park            800,000                 797,908         0.03%       99.30%
     GCM           ID         83714      Mobile Home Park            800,000                 795,553         0.03%       99.33%
     GCM           OR         97128      Industrial                  800,000                 789,037         0.03%       99.36%
    MLMI           NY         10009      Multifamily                 680,000                 678,644         0.02%       99.38%
    MLMI           NY         10009      Multifamily                 675,000                 673,654         0.02%       99.41%
     GCM           ID         83714      Mobile Home Park            670,000                 666,276         0.02%       99.43%
   MIDLAND         TX         78218      Retail                      650,000                 649,434         0.02%       99.45%
     GCM           UT         84010      Multifamily                 650,000                 647,625         0.02%       99.47%
     GCM           ID         83714      Mobile Home Park            650,000                 646,387         0.02%       99.50%
    MLMI           CA         90262      Retail                      615,000                 613,415         0.02%       99.52%
     GCM           CT         06105      Multifamily                 600,000                 599,198         0.02%       99.54%
    MLMI           CA         91352      Retail                      600,000                 598,414         0.02%       99.56%
    MLMI           LA         70056      Retail                      600,000                 597,196         0.02%       99.58%
     GCM           TX         75201      Office                      590,000                 589,013         0.02%       99.60%
     GCM           AZ         85220      Mobile Home Park            580,000                 579,514         0.02%       99.62%
    MLMI           NY         10122      Multifamily                 560,000                 558,884         0.02%       99.64%
     GCM           NY         12210      Multifamily                 530,000                 528,639         0.02%       99.66%
     GCM           VA         22314      Multifamily                 515,000                 514,130         0.02%       99.68%
     GCM           MI         48022      Multifamily                 510,000                 509,108         0.02%       99.69%
     GCM           VA         22314      Multifamily                 490,000                 489,170         0.02%       99.71%
     GCM           CT         06497      Industrial                  485,000                 482,325         0.02%       99.73%
    MLMI           CA         92661      Multifamily                 480,000                 476,982         0.02%       99.74%
     GCM           RI         02903      Mixed Use                   475,000                 474,254         0.02%       99.76%
     GCM           VA         22314      Multifamily                 465,000                 464,214         0.02%       99.78%
     GCM           TX         75238      Retail                      450,000                 449,669         0.02%       99.79%
     GCM           NH         03045      Industrial                  425,000                 423,959         0.01%       99.81%
    MLMI           AZ         85302      Retail                      425,000                 422,173         0.01%       99.82%
     GCM           NY         10021      Multifamily                 400,000                 398,896         0.01%       99.83%
     GCM           CT         06105      Multifamily                 375,000                 373,409         0.01%       99.85%
    MLMI           CA         94596      Retail                      365,000                 364,106         0.01%       99.86%
    MLMI           CO         80030      Industrial                  360,000                 358,836         0.01%       99.87%
    MLMI           CA         90710      Industrial                  358,000                 355,851         0.01%       99.88%
    MLMI           TX         78212      Retail                      357,500                 355,122         0.01%       99.90%
   MIDLAND         CO         80907      Multifamily                 350,000                 348,821         0.01%       99.91%
     GCM           TX         79109      Multifamily                 348,750                 348,277         0.01%       99.92%
    MLMI           CA         90650      Multifamily                 330,000                 328,716         0.01%       99.93%
    MLMI           CA         92405      Retail                      285,000                 283,862         0.01%       99.94%
     GCM           NY         11216      Multifamily                 280,000                 279,223         0.01%       99.95%
     GCM           WA         98926      Mixed Use                   275,000                 273,857         0.01%       99.96%
    MLMI           GA         30306      Multifamily                 270,000                 269,082         0.01%       99.97%
    MLMI           CA         92651      Multifamily                 250,000                 249,150         0.01%       99.98%
     GCM           NY         11216      Multifamily                 245,000                 244,321         0.01%       99.99%
    MLMI           CA         90292      Retail                      190,000                 189,510         0.01%       99.99%
    MLMI           CA         92507      Multifamily                 169,000                 168,507         0.01%      100.00%


    Loan                        Affiliated
   Source                        Borrower
===============================================================
    MLMI
   MIDLAND
     GCM
    MLMI
     GCM
     GCM
    MLMI
    MLMI
    WMFG                             WMFG-097
     GCM
     GCM                         GCM-140, GCM-141
     GCM           MID-015, GCM-048, GCM-062, GCM-063, GCM-065
    MLMI              MLMI-048, MLMI-049, MLMI-50, MLMI-051
    MLMI              MLMI-048, MLMI-049, MLMI-50, MLMI-052
     GCM                         GCM-139, GCM-140
   MIDLAND
     GCM
     GCM                         GCM-139, GCM-141
    MLMI
     GCM
    MLMI
    MLMI
     GCM
     GCM
    MLMI              MLMI-048, MLMI-049, MLMI-051, MLMI-052
     GCM
     GCM                             GCM-183
     GCM
     GCM
     GCM
    MLMI
     GCM
     GCM                             GCM-182
     GCM
     GCM
    MLMI
     GCM
     GCM
    MLMI
    MLMI
    MLMI
    MLMI
   MIDLAND                           MID-038
     GCM
    MLMI
    MLMI
     GCM                             GCM-149
     GCM
    MLMI
    MLMI
     GCM                             GCM-150
    MLMI
    MLMI


(1) Numbers only reflect the Senior Meidinger Tower Interest. The Senior Meidinger Tower Interest and the Subordinate Meidinger Tower Interest have a combined LTV of 95.88% and a combined DSCR of 1.01x.

(2) The DSCR only reflects interest only payments for the first 24 months of the term of the Meidinger Tower Loan. During its amortization period, the Meidinger Tower Loan will have a DSCR of 1.45x.

(3) The appraised value of the related Mortgaged Properties was based on the NOI provided by market studies performed by a third party appraiser and applying an 8.5% capitalization rate.

                                                                 9/11/98 1:37 AM
                                                                   Page 19 of 21

                                                                                                 Rem
                                                                      Orig     Rem    Amort     Amort
                       Interest Accrual   Mortgage   Administrative   Term    Term    Term      Term     Origination   Repayment
Crossed                     Method          Rate        Cost Rate    (Mos.)  (Mos.)  (Mos.)    (Mos.)        Date         Date
====================================================================================================================================
                            30/360          8.375        0.28675       120     115     360       355       03/02/98    04/01/2008
                          Actual/360        7.490        0.08175       120     117     360       357       05/18/98    06/01/2008
                          Actual/360        7.850        0.09675       120     116     360       356       04/30/98    05/01/2008
                          Actual/360        7.290        0.09675       120     114     300       294       02/12/98    03/01/2008
                          Actual/360        8.160        0.09675       120     117     300       297       05/06/98    06/01/2008
                          Actual/360        8.830        0.09675       240     239     240       239       07/21/98    08/01/2018
                            30/360          8.125        0.28675       120     116     360       356       04/03/98    05/01/2008
                            30/360          8.875        0.28675       121     114     360       353       12/17/97    02/01/2008
                          Actual/360        6.930        0.09675       240     239     293       292       07/23/98    08/01/2018
                          Actual/360        8.750        0.09675       240     238     240       238       06/24/98    07/01/2018
                          Actual/360        8.700        0.09675       240     236     240       236       04/30/98    05/01/2018
                          Actual/360        7.740        0.20175       240     232     240       232       12/29/97    01/01/2018
                          Actual/360        7.625        0.12675       120     117     360       357       05/06/98    06/01/2008
                          Actual/360        7.625        0.12675       120     117     360       357       05/06/98    06/01/2008
                          Actual/360        8.700        0.09675       240     236     240       236       04/30/98    05/01/2018
                          Actual/360        7.790        0.08175       120     119     300       299       07/16/98    08/01/2008
                          Actual/360        7.900        0.09675       180     176     300       296       04/15/98    05/01/2013
                          Actual/360        8.700        0.09675       240     236     240       236       04/30/98    05/01/2018
                            30/360          8.250        0.28675       120     116     360       356       04/10/98    05/01/2008
                          Actual/360        8.600        0.09675       240     239     240       239       07/31/98    08/01/2018
                            30/360          8.125        0.28675       120     116     360       356       04/24/98    05/01/2008
                            30/360          8.125        0.28675       120     113     360       353       01/05/98    02/01/2008
                          Actual/360        7.980        0.09675       120     118     300       298       07/01/98    07/01/2008
                          Actual/360        7.960        0.09675       120     119     300       299       07/10/98    08/01/2008
                          Actual/360        7.625        0.12675       120     117     360       357       05/06/98    06/01/2008
                          Actual/360        8.290        0.09675       120     117     300       297       05/27/98    06/01/2008
                            30/360          8.040        0.09675       240     239     240       239       07/27/98    08/01/2018
                          Actual/360        7.790        0.09675       120     118     300       298       06/16/98    07/01/2008
                            30/360          8.020        0.09675       240     239     240       239       07/22/98    08/01/2018
                          Actual/360        8.750        0.09675       240     236     240       236       04/13/98    05/01/2018
                            30/360          8.125        0.28675       120     114     300       294       02/20/98    03/01/2008
                          Actual/360        8.240        0.09675       120     118     300       298       06/25/98    07/01/2008
                            30/360          8.040        0.09675       240     239     240       239       07/27/98    08/01/2018
                          Actual/360        8.480        0.09675       120     119     300       299       07/20/98    08/01/2008
                          Actual/360        8.510        0.09675       180     177     300       297       05/27/98    06/01/2013
                            30/360          8.750        0.28675       120     113     300       293       01/21/98    02/01/2008
                          Actual/360        7.680        0.09675       180     179     180       179       07/30/98    08/01/2013
                          Actual/360        8.660        0.09675        84      81     240       237       05/14/98    06/01/2005
                            30/360          8.500        0.28675       120     116     360       356       04/20/98    05/01/2008
                            30/360          8.250        0.28675        60      55     360       355       03/18/98    04/01/2003
                            30/360          9.375        0.28675       120     113     300       293       01/14/98    02/01/2008
                            30/360          8.250        0.28675       120     116     240       236       03/31/98    05/01/2008
                          Actual/360        6.950        0.08175       120     117     300       297       05/26/98    06/01/2008
                          Actual/360        8.510        0.09675       240     239     240       239       07/06/98    08/01/2018
                            30/360          8.250        0.28675       180     174     360       354       01/30/98    03/01/2013
                            30/360          8.125        0.28675       180     174     360       354       02/11/98    03/01/2013
GCM-149                   Actual/360        8.400        0.09675       240     238     240       238       06/05/98    07/01/2018
                          Actual/360        8.790        0.09675       240     237     240       237       05/12/98    06/01/2018
                            30/360          8.000        0.28675       120     115     360       355       02/27/98    04/01/2008
                            30/360          8.000        0.28675       180     175     360       355       03/10/98    04/01/2013
GCM-150                   Actual/360        8.400        0.09675       240     238     240       238       06/05/98    07/01/2018
                            30/360          8.250        0.28675       120     116     360       356       04/24/98    05/01/2008
                            30/360          8.750        0.28675       180     175     360       355       03/25/98    04/01/2013


                                                                                                                        Annual
 Balloon/Repayment                                                                                                       Debt
      Balance         Maturity Term   Prepayment Restrictions                                                           Service
====================================================================================================================================
      783,491            Balloon      L(59), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)                            80,720
      774,107            Balloon      L(60),> YM or 1%(54),O(6)                                                          73,346
      781,261            Balloon      > of YM or 1% (113),O(7)                                                           75,950
      708,710            Balloon      L(60), >YM or 1% ( 56), O(4)                                                       76,166
      718,168            Balloon      > of YM or 1% (113),O(7)                                                           81,218
        NAP            Fully Amort    > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(12),O(60)                       90,660
      726,784            Balloon      L(59), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)                            73,507
      728,751            Balloon      L(60), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)                            77,862
      290,079            Balloon      L(25), Def (24), Def or >YM or 1% (72),1% (115), O(4)                              68,044
        NAP            Fully Amort    > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(12),O(60)                       84,836
        NAP            Fully Amort    > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(12),O(60)                       84,530
        NAP            Fully Amort    L(120), > of YM or 3% (114),O(6)                                                   78,752
      594,259            Balloon      L(60), >YM or 1% ( 56), O(4)                                                       58,386
      589,889            Balloon      L(60), >YM or 1% ( 56), O(4)                                                       57,956
        NAP            Fully Amort    > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(12),O(60)                       70,794
      533,966            Balloon      L(60),> YM or 1%(54),O(6)                                                          59,121
      433,406            Balloon      > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(5),O(7)                         59,686
        NAP            Fully Amort    > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(12),O(60)                       68,681
      543,132            Balloon      L(59), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)                            55,443
        NAP            Fully Amort    > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(12),O(60)                       62,940
      528,571            Balloon      L(59), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)                            53,460
      528,571            Balloon      L(59), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)                            53,460
      487,543            Balloon      > of YM or 1% (113),O(7)                                                           54,551
      478,800            Balloon      > of YM or 1% (113),O(7)                                                           53,534
      489,390            Balloon      L(60), >YM or 1% ( 56), O(4)                                                       48,082
      441,639            Balloon      > of YM or 1% (113),O(7)                                                           50,316
        NAP            Fully Amort    > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(12),O(60)                       51,846
      419,132            Balloon      > of YM or 1% (113),O(7)                                                           46,387
        NAP            Fully Amort    > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(12),O(60)                       49,256
        NAP            Fully Amort    > of YM or 1% (60),4%(12),3%(12),2%(12),1%(12),O(132)                              51,432
      389,994            Balloon      L(59), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)                            44,935
      395,415            Balloon      > of YM or 1% (113),O(7)                                                           44,904
        NAP            Fully Amort    > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(12),O(60)                       46,812
      376,935            Balloon      > of YM or 1% (113),O(7)                                                           43,410
      291,963            Balloon      > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(5),O(7)                         41,101
      350,542            Balloon      L(59), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)                            41,929
        NAP            Fully Amort    > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(5),O(7)                         44,989
      312,872            Balloon      > of YM or 1% (77),O(7)                                                            39,509
      323,912            Balloon      L(59), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)                            33,678
      343,366            Balloon      L(53), O(7)                                                                        32,455
      299,475            Balloon      L(59), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)                            37,161
      249,685            Balloon      L(59), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)                            36,554
      280,380            Balloon      L(48),YM(66),O(6)                                                                  29,551
        NAP            Fully Amort    > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(12),O(60)                       36,345
      256,266            Balloon      L(119), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)                           29,750
      220,392            Balloon      L(119), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)                           25,393
        NAP            Fully Amort    > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(12),O(60)                       28,947
        NAP            Fully Amort    > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(12),O(60)                       29,247
      237,257            Balloon      L(59), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)                            23,774
      192,505            Balloon      L(119), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)                           22,013
        NAP            Fully Amort    > of YM or 1% (120),5%(12),4%(12),3%(12),2%(12),1%(12),O(60)                       25,328
      167,796            Balloon      L(59), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)                            17,129
      133,384            Balloon      L(119), 5% (12), 4% (12), 3% (12), 2% (12), 1% (6), O(7)                           15,954


  Underwriting      Underwriting
      Total            Total         Underwriting     Underwriting        Appraised
     Revenue          Expenses           NCF              DSCR              Value
===================================================================================
      183,189           68,137          107,487        1.33              1,325,000
      163,123           54,501           94,111        1.28              1,170,000
      155,268           58,194           97,074        1.28              1,180,000
      196,318           85,451           97,407        1.28              1,150,000
      214,954           97,275          117,679        1.45              1,200,000
      490,900          340,951          149,949        1.65              1,400,000
      202,152          105,003           97,149        1.32              1,135,000
      136,808           32,219           96,159        1.23              1,200,000
      141,591           59,723           81,868        1.20              1,130,000
      347,636          215,017          132,619        1.56              1,550,000
      181,454           72,656          108,798        1.29              1,060,000
      215,092           99,944          115,148        1.46              1,360,000
      137,783           61,853           75,929        1.30                850,000
      152,911           65,836           87,074        1.50                875,000
      157,531           65,440           92,091        1.30                895,000
      166,604           61,434           80,450        1.36              1,050,000
      104,880           30,969           73,911        1.24                900,000
      152,794           63,550           89,244        1.30                885,000
      130,148           35,078           84,036        1.52                820,000
      318,532          207,015          111,517        1.77                970,000
       99,750            6,098           88,569        1.66              1,035,000
       87,744            8,558           73,505        1.37                911,150
      128,435           53,789           72,184        1.32                830,000
      125,386           51,547           73,839        1.38                775,000
      119,999           49,344           70,655        1.47                700,000
      174,443          102,965           70,840        1.41                750,000
       92,112           26,648           65,464        1.26                750,000
      116,811           54,282           62,529        1.35                640,000
       86,811           24,367           62,444        1.27                710,000
       96,525           29,705           66,820        1.30                660,000
       86,998           18,651           65,968        1.47                800,000
      105,429           37,434           65,647        1.46                700,000
       86,982           28,344           58,638        1.25                645,000
      102,885           41,696           57,795        1.33                700,000
      122,202           61,864           54,277        1.32                600,000
      147,826           53,282           87,993        2.10                985,000
      212,883          101,094          109,392        2.43              1,220,000
      165,834          100,127           65,707        1.66                520,000
       60,021           12,118           45,313        1.35                560,000
       60,450            4,772           49,547        1.53                590,000
       68,351           20,894           46,382        1.25                555,000
       70,395            7,832           58,885        1.61                725,000
       72,746           29,497           43,249        1.46                578,000
      119,394           63,897           55,497        1.53                470,000
       79,321           33,616           45,705        1.54                440,000
       84,953           10,058           72,285        2.85                915,000
      122,462           72,968           49,494        1.71                530,000
       85,158           31,401           47,171        1.61                635,000
       60,249           24,039           36,210        1.52                370,000
       43,968           19,366           24,602        1.12                460,000
      113,550           69,919           43,631        1.72                460,000
       43,740           10,390           30,850        1.80                330,000
       45,360           21,710           23,650        1.48                230,000

                                                                 9/11/98 1:37 AM
                                                                   Page 20 of 21

                                                                         Loan per
                                                Sq Ft, Units,          Sq Ft, Unit,                         Initial
 Appraisal    Current     Repayment   Year       Beds, Pads,             Bed, Pad,           Occupancy      Reserves    Underwriting
    Year        LTV          LTV      Built       or Room                 or Room            Percentage    At Closing     Reserves
====================================================================================================================================
    1998       66.58        59.13     1978     10,800 Sq. Ft.             82 per sq. ft.        100%            --          0.15
    1998       74.65        66.16     1983     13,600 Sq. Ft.             64 per sq. ft.         96%            --          0.19
    1998       73.99        66.21     1995         24 Units           36,381 per unit           100%            --           200
    1997       75.60        61.63     1982     12,174 Sq. Ft.             71 per sq. ft.        100%         5,551          0.31
    1998       71.89        59.85     1927         40 Units           21,568 per unit            90%        45,250           250
    1998       60.64         0.00     1972         49 Rooms           17,325 per room           NAP             --          0.05
    1998       72.50        64.03     1986         36 Units           22,856 per unit           100%            --           250
    1997       67.69        60.73     1980      7,800 Sq. Ft.            104 per sq. ft.        100%            --          0.15
    1998       70.72        25.67     1953     69,655 Sq. Ft.             11 per sq. ft.        100%        26,981          0.15
    1998       51.48         0.00     1960         81 Pads             9,851 per pad             96%       146,000           100
    1998       75.05         0.00     1970         64 Pads            12,431 per pad            100%        20,581            61
    1997       58.02         0.00     1977        293 Units            2,693 per unit            81%            --            18
    1998       79.84        69.91     1900         19 Units           35,718 per unit            90%         5,388           250
    1998       76.99        67.42     1900         20 Units           33,683 per unit           100%         5,713           250
    1998       74.44         0.00     1970         68 Pads             9,798 per pad             99%         5,963            50
    1998       61.85        50.85     1980     21,810 Sq. Ft.             30 per sq. ft.        100%            --          0.15
    1998       71.96        48.16     1971         16 Units           40,477 per unit           100%         4,000           250
    1998       73.04         0.00     1970         64 Pads/Units      10,100 per pad/unit       100%         6,688            50
    1998       74.81        66.24     1990      9,729 Sq. Ft.             63 per sq. ft.        100%            --          0.31
    1998       61.77         0.00     1960         54 Units           11,096 per unit            98%            --           250
    1998       57.82        51.07     1962      7,625 Sq. Ft.             78 per sq. ft.        100%            --          0.15
    1997       65.54        58.01     1979      8,640 Sq. Ft.             69 per sq. ft.        100%            --          0.16
    1998       70.97        58.74     1985      5,927 Sq. Ft.             99 per sq. ft.        100%            --          0.15
    1998       74.78        61.78     1975         45 Pads            12,878 per pad            100%            --            50
    1998       79.84        69.91     1900          8 Units           69,860 per unit           100%         6,600           275
    1998       70.49        58.89     1934         34 Units           15,548 per unit            97%            --           228
    1998       68.55         0.00     1943          9 Units           57,126 per unit           100%            --           250
    1998       79.55        65.49     1966         20 Units           25,455 per unit           100%        19,053           250
    1998       68.90         0.00     1940          8 Units           61,146 per unit           100%            --           250
    1998       73.08         0.00     1960     12,960 Sq. Ft.             37 per sq. ft.        100%            --          0.15
    1998       59.62        48.75     1910      5,507 Sq. Ft.             87 per sq. ft.        100%            --          0.17
    1997       67.75        56.49     1848     11,100 Sq. Ft.             43 per sq. ft.        100%            --          0.16
    1998       71.97         0.00     1943         10 Units           46,421 per unit            90%            --           250
    1998       64.24        53.85     1981     12,000 Sq. Ft.             37 per sq. ft.        100%        26,250          0.15
    1998       70.66        48.66     1988     25,751 Sq. Ft.             16 per sq. ft.        100%            --          0.15
    1997       42.86        35.59     1974     15,660 Sq. Ft.             27 per sq. ft.        100%            --          0.15
    1998       32.70         0.00     1900         14 Units           28,493 per sq. ft.         93%            --           274
    1998       71.81        60.17     1970         32 Units           11,669 per unit            94%            --           250
    1998       65.02        57.84     1960      3,433 Sq. Ft.            106 per sq. ft.        100%            --          0.15
    1998       60.82        58.20     1983     11,662 Sq. Ft.             31 per sq. ft.        100%            --          0.15
    1997       64.12        53.96     1948     15,768 Sq. Ft.             23 per sq. ft.        100%            --          0.15
    1998       48.98        34.44     1997      5,418 Sq. Ft.             66 per sq. ft.        100%            --          0.15
    1998       60.35        48.51     1918          8 Units           43,603 per unit           100%            --           350
    1998       74.10         0.00     1976         32 Units           10,884 per unit            91%         7,188           250
    1998       74.71        58.24     1960         14 Units           23,480 per unit           100%            --           339
    1998       31.02        24.09     1997      5,400 Sq. Ft.             53 per sq. ft.        100%            --          0.15
    1998       52.68         0.00     1920         21 Units           13,296 per unit           100%            --           250
    1998       43.13         0.00     1889     17,265 Sq. Ft.             16 per sq. ft.        100%            --          0.15
    1997       72.72        64.12     1961          9 Units           29,898 per unit           100%            --           250
    1998       54.16        41.85     1947          6 Units           41,525 per unit           100%            --           320
    1998       53.11         0.00     1920         20 Units           12,216 per unit            95%            --           250
    1998       57.43        50.85     1953      3,536 Sq. Ft.             54 per sq. ft.        100%            --          0.41
    1998       73.26        57.99     1986         12 Units           14,042 per unit           100%            --           250

                                                                 Largest Tenant
                                    ---------------------------------------------------------------------------
 Appraisal    Reserves                                                              Area Leased        Lease         Control
    Year      Collected                   Name                                       (Sq. Ft.)        Exp Date         No.
===============================================================================================================================
    1998      none per sq. ft.      Car Stereo Store                                    3,450         04/30/1999     MLMI-015
    1998      0.19 per sq. ft.      M,P,E & H, LLP                                      8,400         12/31/2006     MID-087
    1998      none per unit                                                                                          GCM-138
    1997      none per sq. ft.      Management Technology Int                          10,272         01/31/2003     MLMI-150
    1998      none per unit                                                                                          GCM-142
    1998      none per room                                                                                          GCM-169
    1998      none per unit                                                                                          MLMI-028
    1997      0.02 per sq. ft.      Cottage Development                                 2,098         01/31/2001     MLMI-010
    1998      0.15 per sq. ft.      Sea Gull Lighting Corp.                            69,600         11/16/2002     WMFG-090
    1998      none per pad                                                                                           GCM-171
    1998      none per pad                                                                                           GCM-139
    1997      none per unit                                                                                          GCM-064
    1998       250 per unit                                                                                          MLMI-052
    1998       250 per unit                                                                                          MLMI-051
    1998      none per pad                                                                                           GCM-141
    1998      none per sq. ft.      A&S Hld.                                            6,560         12/30/1998     MID-153
    1998      none per unit                                                                                          GCM-133
    1998      none per pad/unit                                                                                      GCM-140
    1998      none per sq. ft.      JWCH                                                4,965         08/31/2000     MLMI-026
    1998      none per unit                                                                                          GCM-174
    1998      none per sq. ft.      Chief Auto Parts, Inc.                              7,625         06/30/2006     MLMI-030
    1997      none per sq. ft.      Blockbuster Video                                   8,640         06/30/2007     MLMI-005
    1998      none per sq. ft.      The Sporting Scene-Art Gallery                      2,392         03/01/2001     GCM-170
    1998      none per pad                                                                                           GCM-189
    1998    275.00 per unit                                                                                          MLMI-050
    1998      none per unit                                                                                          GCM-155
    1998      none per unit                                                                                          GCM-182
    1998      none per unit                                                                                          GCM-153
    1998      none per unit                                                                                          GCM-184
    1998      none per sq. ft.      Sonic Systems, Inc.                                12,960         04/30/2018     GCM-131
    1998      none per sq. ft.      Blue Sails                                          1,320         12/31/1998     MLMI-017
    1997      none per sq. ft.      Barnsider's Mile & 1/4, Inc.                       10,225         05/31/2003     GCM-195
    1998      none per unit                                                                                          GCM-183
    1998      none per sq. ft.      King Food Mart No.2                                 3,000         09/01/2005     GCM-175
    1998      none per sq. ft.      LWG Inc.                                            2,400         07/01/1999     GCM-154
    1997      none per sq. ft.      Playmates                                           4,500         04/30/2015     MLMI-008
    1998      none per sq. ft.      East River Cafe                                     3,840         03/31/2004     GCM-172
    1998      none per unit                                                                                          GCM-146
    1998      none per sq. ft.      Christiansen Financial Plan                         1,352         12/31/2001     MLMI-025
    1998      none per sq. ft.      Mesa Oil                                           11,662         12/31/1998     MLMI-022
    1997      0.02 per sq. ft.      La-Z-Boy                                            4,270         08/31/1999     MLMI-009
    1998      none per sq. ft.      Chief Auto                                          5,418         08/31/2007     MLMI-027
    1998      none per unit                                                                                          MID-047
    1998      none per unit                                                                                          GCM-177
    1998       396 per unit                                                                                          MLMI-011
    1998      none per sq. ft.      Chief Auto Parts                                    5,400         12/01/2007     MLMI-016
    1998      none per unit                                                                                          GCM-150
    1998      none per sq. ft.      Mountain High Sports                                3,634         11/30/1998     GCM-147
    1997       188 per unit                                                                                          MLMI-020
    1998       320 per unit                                                                                          MLMI-018
    1998      none per unit                                                                                          GCM-149
    1998      0.08 per sq. ft.      Computer Store                                        968             MTM        MLMI-029
    1998      none per unit                                                                                          MLMI-024

                                                                 9/11/98 1:37 AM

                      COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR             Reports Available on the World Wide Web
NEW YORK, NY 10004                           @ www.securitieslink.net/cmbs

                                                           PAYMENT DATE: 4/15/98
                                                           RECORD DATE:  9/30/98
================================================================================

                          DISTRIBUTION DATE STATEMENT

                               Table of Contents

================================================================================

STATEMENT SECTIONS                                                       PAGE(s)
------------------                                                       -------

Certificate Distribution Detail                                              2
Certificate Factor Detail                                                    3
Reconciliation Detail                                                        4
Other Required Information                                                   5
Ratings Detail                                                               6
Current Mortgage Loan and Property Stratification Tables                  7-15
Mortgage Loan Detail                                                        16
Principal Prepayment Detail                                                 17
Historical Detail                                                           18
Delinquency Loan Detail                                                     19
Specially Serviced Loan Detail                                           20-21
Modified Loan Detail                                                        22
Liquidated Loan Detail                                                      23
================================================================================

                                  Underwriter
================================================================================
Merrill Lynch, Pierce, Fenner & Smith Inc.
World Financial Center, North Tower
250 Vesey Street
New York, NY 10281

Contact: John E. Gluszak
Phone Number: (212) 449-1000
================================================================================

                                 Master Servicer
================================================================================
Midland Loan Services, Inc.
210 West 10th Street
Kansas City, MO 64105

Contact: Brad Hauger
Phone Number: (816) 435-5175
================================================================================

                                Special Servicer
================================================================================
Midland Loan Services, Inc.
210 West 10th Street
Kansas City, MO 64105

Contact: Brad Hauger
Phone Number: (816) 435-5175
================================================================================

This report has been compiled from information provided to Norwest by various third parties, which may include the Servicer, Master Servicer, Special Servicer and others. Norwest has not independently confirmed the accuracy of information received from these third parties and assumes no duty to do so. Norwest expressly disclaims any responsibility for the accuracy or completeness of information furnished by third parties.

================================================================================
Copyright 1997, Norwest Bank Minnesota, N. A.                       Page 1 of 23

                      COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================

                        CERTIFICATE DISTRIBUTION DETAIL

===================================================================================================================================
                                                                                          Realized Loss/
              Pass-Through   Original  Beginning    Principal      Interest   Prepayment  Additional Trust      Total      Ending
Class   CUSIP    Rate         Balance   Balance    Distribution  Distribution  Penalties   Fund Expenses    Distribution   Balance
===================================================================================================================================
 A-1             0.000000%       0.00       0.00           0.00          0.00       0.00              0.00          0.00      0.00
 A-2             0.000000%       0.00       0.00           0.00          0.00       0.00              0.00          0.00      0.00
 A-MF            0.000000%       0.00       0.00           0.00          0.00       0.00              0.00          0.00      0.00
  B              0.000000%       0.00       0.00           0.00          0.00       0.00              0.00          0.00      0.00
  C              0.000000%       0.00       0.00           0.00          0.00       0.00              0.00          0.00      0.00
  D              0.000000%       0.00       0.00           0.00          0.00       0.00              0.00          0.00      0.00
  E              0.000000%       0.00       0.00           0.00          0.00       0.00              0.00          0.00      0.00
  F              0.000000%       0.00       0.00           0.00          0.00       0.00              0.00          0.00      0.00
  G              0.000000%       0.00       0.00           0.00          0.00       0.00              0.00          0.00      0.00
  H              0.000000%       0.00       0.00           0.00          0.00       0.00              0.00          0.00      0.00
  J              0.000000%       0.00       0.00           0.00          0.00       0.00              0.00          0.00      0.00
  K              0.000000%       0.00       0.00           0.00          0.00       0.00              0.00          0.00      0.00
R-I              0.000000%       0.00       0.00           0.00          0.00       0.00              0.00          0.00      0.00
R-II             0.000000%       0.00       0.00           0.00          0.00       0.00              0.00          0.00      0.00
R-III            0.000000%       0.00       0.00           0.00          0.00       0.00              0.00          0.00      0.00
===================================================================================================================================
Totals                           0.00       0.00           0.00          0.00       0.00              0.00          0.00      0.00
===================================================================================================================================

======================
            Current
        Subordination
Class       Level(1)
======================
 A-1             0.00%
 A-2             0.00%
 A-MF            0.00%
  B              0.00%
  C              0.00%
  D              0.00%
  E              0.00%
  F              0.00%
  G              0.00%
  H              0.00%
  J              0.00%
  K              0.00%
R-I              0.00%
R-II             0.00%
R-III            0.00%
======================
Totals
======================

====================================================================================================
                             Original   Beginning                                            Ending
              Pass-Through   Notional   Notional    Interest     Prepayment      Total      Notional
Class   CUSIP    Rate         Amount     Amount    Distribution   Premium     Distribution   Amount
====================================================================================================
  X              0.000000%       0.00        0.00          0.00        0.00           0.00      0.00
====================================================================================================

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

================================================================================
Copyright 1997, Norwest Bank Minnesota, N. A.                       Page 2 of 23

                      COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================

                           CERTIFICATE FACTOR DETAIL

===================================================================================================
                                                                        Realized Loss/
                 Beginning     Principal      Interest      Prepayment  Additional/Trust     Ending
Class   CUSIP     Balance     Distribution  Distribution     Penalties   Fund Expenses      Balance
====================================================================================================
 A-1            0.00000000      0.00000000    0.00000000    0.00000000      0.00000000    0.00000000
 A-2            0.00000000      0.00000000    0.00000000    0.00000000      0.00000000    0.00000000
 A-MF           0.00000000      0.00000000    0.00000000    0.00000000      0.00000000    0.00000000
  B             0.00000000      0.00000000    0.00000000    0.00000000      0.00000000    0.00000000
  C             0.00000000      0.00000000    0.00000000    0.00000000      0.00000000    0.00000000
  D             0.00000000      0.00000000    0.00000000    0.00000000      0.00000000    0.00000000
  E             0.00000000      0.00000000    0.00000000    0.00000000      0.00000000    0.00000000
  F             0.00000000      0.00000000    0.00000000    0.00000000      0.00000000    0.00000000
  G             0.00000000      0.00000000    0.00000000    0.00000000      0.00000000    0.00000000
  H             0.00000000      0.00000000    0.00000000    0.00000000      0.00000000    0.00000000
  J             0.00000000      0.00000000    0.00000000    0.00000000      0.00000000    0.00000000
  K             0.00000000      0.00000000    0.00000000    0.00000000      0.00000000    0.00000000
 R-I            0.00000000      0.00000000    0.00000000    0.00000000      0.00000000    0.00000000
 R-II           0.00000000      0.00000000    0.00000000    0.00000000      0.00000000    0.00000000
 R-III          0.00000000      0.00000000    0.00000000    0.00000000      0.00000000    0.00000000
====================================================================================================

=================================================================
                Beginning                                Ending
                Notional     Interest     Prepayment     Notional
Class   CUSIP    Amount    Distribution    Penalties     Amount
=================================================================
 X             0.00000000    0.00000000   0.00000000   0.00000000

================================================================================
Copyright 1997, Norwest Bank Minnesota, N. A.                       Page 3 of 23

                      COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================

                             RECONCILIATION DETAIL

ADVANCE SUMMARY

P & I Advances Outstanding                                    0.00
Servicing Advances Outstanding                                0.00

Reimbursement for Interest on Advances                        0.00
paid from general collections

Reimbursement for Interest on Advances                        0.00
paid from general collections


SERVICING FEE BREAKDOWNS

Current Period Accrued Servicing Fees                         0.00
Less Delinquent Master Servicing Fees                         0.00
Less Reductions to Master Servicing Fees                      0.00
Plus Master Servicing Fees for Delinquent Payments Received   0.00
Plus Adjustments for Prior Master Servicing Calculation       0.00
Total Master Servicing Fees Collected                         0.00


                      CERTIFICATE INTEREST RECONCILIATION

=============================================================================================================================
        Accrued        Net Aggregate    Distributable      Distributable     Additional                   Remaining Unpaid
       Certificate      Prepayment       Certificate   Certificate Interest  Trust Fund     Interest        Distributable
Class   Interest    Interest Shortfall    Interest          Adjustment        Expenses    Distribution   Certificate Interest
=============================================================================================================================

A-1    0.00            0.00                0.00              0.00                0.00         0.00             0.00
A-2    0.00            0.00                0.00              0.00                0.00         0.00             0.00
A-MF   0.00            0.00                0.00              0.00                0.00         0.00             0.00
X      0.00            0.00                0.00              0.00                0.00         0.00             0.00
B      0.00            0.00                0.00              0.00                0.00         0.00             0.00
C      0.00            0.00                0.00              0.00                0.00         0.00             0.00
D      0.00            0.00                0.00              0.00                0.00         0.00             0.00
E      0.00            0.00                0.00              0.00                0.00         0.00             0.00
F      0.00            0.00                0.00              0.00                0.00         0.00             0.00
G      0.00            0.00                0.00              0.00                0.00         0.00             0.00
H      0.00            0.00                0.00              0.00                0.00         0.00             0.00
J      0.00            0.00                0.00              0.00                0.00         0.00             0.00
K      0.00            0.00                0.00              0.00                0.00         0.00             0.00
=============================================================================================================================
Total  0.00            0.00                0.00              0.00                0.00         0.00             0.00 23
=============================================================================================================================


================================================================================
Copyright 1997, Norwest Bank Minnesota, N. A.                      Page 4 of 23

                      COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================

                           OTHER REQUIRED INFORMATION

--------------------------------------------------------------------------------

Sec 4.02(a)(iii)
Available Distribution Amount                                              0.00


Sec. 4.02(a)(xiii)
Principal Distribution Amount                                              0.00
         (a) Principal portion of Monthly Payments         0.00
             and any Assumed Monthly Payments

         (b) Voluntary Principal Prepayments               0.00

         (c) Collection of Principal on a Balloon          0.00
             Loan after its Stated Maturity Date

         (d) Liquidation Proceeds and Insurance            0.00
             Proceeds received on a Mortgage Loan

         (e) Plus the excess of the prior Principal        0.00
             Distribution Amount over the principal
             paid to the Certificates minus the A-MF
             Principal Distribution Amount




Sec 4.02(a)(v) and (vi)
Aggregate Number of Outstanding Loans                                         0

Aggregate Stated Principal Balance of the Mortgage Pool                     0.00
  before distribution

Aggregate Stated Principal Balance of the Mortgage Pool                     0.00
  after distribution


Sec 4.02(a)(xiii)
Total Servicing and Special Servicing Fee paid                              0.00
               Servicing Fee paid                           0.00
               Special Servicing Fee paid                   0.00

Trustee Fee paid                                                            0.00

Sec 4.02(a)(xiv)
Additional Trust Fund Expenses                                              0.00
             (i) Fees paid to Special Servicer              0.00
            (ii) Interest on Advances                       0.00
            (iv) Unanticipated expenses of the  Trust       0.00


--------------------------------------------------------------------------------

           Appraisal Reduction Amount

=================================================
                 Appraisal         Date Appraisal
Loan             Reduction         Reduction
Number           Amount            Effected
=================================================




=================================================
TOTAL
=================================================


================================================================================
Copyright 1997, Norwest Bank Minnesota, N. A.                      Page 5 of 23

                      COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================

                                 RATINGS DETAIL

================================================================================
                         Original Ratings             Current Ratings (1)
                    ------------------------------------------------------------
Class   CUSIP       DCR  Fitch  Moody's  S & P    DCR  Fitch  Moody's  S & P
================================================================================
A- 1
A- 2
A-MF
B
C
D
E
F
G
H
J
K
================================================================================

NR  - Designates that the class was not rated by the above agency at the time of original issuance.
X   - Designates that the above rating agency did not rate any classes in this transaction at the time of original issuance.
N/A - Data not available this period.

1) For any class not rated at the time of original issuance by any particular rating agency, no request has been made subsequent to issuance to obtain rating information, if any, from such rating agency. The current ratings were obtained directly from the applicable rating agency within 30 days of the payment date listed above. The ratings may have changed since they were obtained. Because the ratings may have changed, you may want to obtain current ratings directly from the rating agencies.

Duff & Phelps Credit Rating Co.
55 East Monroe Street
Chicago, Illinois 60603
(312) 368-3100

Fitch IBCA, Inc.
One State Street Plaza
New York, New York 10004
(212) 908-0500

Moody's Investors Service
99 Church Street
New York, New York 10007
(212) 553-0300

Standard & Poor's Rating Services
26 Broadway
New York, New York 10004
(212) 208-8000

================================================================================
Copyright 1997, Norwest Bank Minnesota, N. A.                      Page 6 of 23

                      COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                  SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================

            CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES

                               SCHEDULED BALANCE
================================================================================
                                        % of
Scheduled      # of      Scheduled      Agg.      WAM                Weighted
Balance        Loans     Balance        Bal.      (2)       WAC    Avg DSCR (1)
================================================================================




================================================================================
Totals
================================================================================


                                     STATE (3)
================================================================================
                                        % of
               # of      Scheduled      Agg.      WAM                Weighted
State          Props.    Balance        Bal.      (2)       WAC    Avg DSCR (1)
================================================================================




================================================================================
Totals
================================================================================

See footnotes on last page of this section.


================================================================================
Copyright 1997, Norwest Bank Minnesota, N. A.                       Page 7 of 23

                      COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================

            CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                 AGGREGATE POOL
                          DEBT SERVICE COVERAGE RATIO
================================================================================
  Debt Service     # of     Scheduled    % of       WAM             Weighted
 Coverage Ratio    Loans     Balance      Agg       (2)     WAC    Avg DSCR (1)
                                          Bal.
================================================================================




================================================================================
Totals
================================================================================


                                    NOTE RATE
================================================================================
       Note        # of     Scheduled    % of       WAM             Weighted
       Rate        Loans     Balance      Agg       (2)     WAC    Avg DSCR (1)
                                          Bal.
================================================================================




================================================================================
Totals
================================================================================


                               PROPERTY TYPE (3)
================================================================================
      Property     # of     Scheduled    % of       WAM             Weighted
        Type       Props.    Balance      Agg       (2)     WAC    Avg DSCR (1)
                                          Bal.
================================================================================




================================================================================
Totals
================================================================================

                                    SEASONING
================================================================================
                   # of     Scheduled    % of       WAM             Weighted
  Seasoning        Loans     Balance      Agg       (2)     WAC    Avg DSCR (1)
                                          Bal.
================================================================================




================================================================================
Totals
================================================================================

See footnotes on last page of this section.


================================================================================
Copyright 1997, Norwest Bank Minnesota, N.A.                        Page 8 of 23

                       COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================

            CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                 AGGREGATE POOL
               ANTICIPATED REMAINING TERM (ARD AND BALLOON LOANS)
================================================================================
   Anticipated     # of     Scheduled    % of       WAM             Weighted
    Remaining      Loans     Balance     Agg.       (2)     WAC    Avg DSCR (1)
     Term(2)                             Bal.
================================================================================




================================================================================
Totals
================================================================================


               REMAINING AMORTIZATION TERM (ARD AND BALLOON LOANS)
================================================================================
    Remaining      # of     Scheduled    % of       WAM             Weighted
   Amortization    Loans     Balance      Agg.      (2)     WAC    Avg DSCR (1)
      Term                                Bal.
================================================================================




================================================================================
Totals
================================================================================


                 REMAINING STATED TERM (FULLY AMORTIZING LOANS)
================================================================================
    Remaining      # of     Scheduled    % of       WAM             Weighted
     Stated        Loans     Balance      Agg.      (2)     WAC    Avg DSCR (1)
      Term                                Bal.
================================================================================




================================================================================
Totals
================================================================================


                             AGE OF MOST RECENT NOI
================================================================================
  Age of Most      # of     Scheduled    % of       WAM             Weighted
  Recent NOI       Loans     Balance      Agg.      (2)     WAC    Avg DSCR (1)
                                          Bal.
================================================================================




================================================================================
Totals
================================================================================

(1) Debt Service Coverage Ratios are calculated as described in the prospectus, values are updated periodically as new NOI figures become available from borrowers on an asset level. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.


================================================================================
Copyright 1997, Norwest Bank Minnesota, N.A.                        Page 9 of 23

                      COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                  SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================

            CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES

                                     GROUP 1
                               SCHEDULED BALANCE
================================================================================
                                        % of
Scheduled      # of      Scheduled      Agg.      WAM                Weighted
Balance        Loans     Balance        Bal.      (2)       WAC    Avg DSCR (1)
================================================================================




================================================================================
Totals
================================================================================


                                     STATE (3)
================================================================================
                                        % of
               # of      Scheduled      Agg.      WAM                Weighted
State          Props.    Balance        Bal.      (2)       WAC    Avg DSCR (1)
================================================================================




================================================================================
Totals
================================================================================

See footnotes on last page of this section.


================================================================================
Copyright 1997, Norwest Bank Minnesota, N. A.                      Page 10 of 23

                      COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================

            CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                     GROUP 1

                          DEBT SERVICE COVERAGE RATIO
================================================================================
  Debt Service     # of     Scheduled    % of       WAM             Weighted
 Coverage Ratio    Loans     Balance      Agg       (2)     WAC    Avg DSCR (1)
                                          Bal.
================================================================================




================================================================================
Totals
================================================================================


                                    NOTE RATE
================================================================================
       Note        # of     Scheduled    % of       WAM             Weighted
       Rate        Loans     Balance      Agg       (2)     WAC    Avg DSCR (1)
                                          Bal.
================================================================================




================================================================================
Totals
================================================================================


                               PROPERTY TYPE (3)
================================================================================
      Property     # of     Scheduled    % of       WAM             Weighted
        Type       Props.    Balance      Agg       (2)     WAC    Avg DSCR (1)
                                          Bal.
================================================================================




================================================================================
Totals
================================================================================

                                    SEASONING
================================================================================
                   # of     Scheduled    % of       WAM             Weighted
  Seasoning        Loans     Balance      Agg       (2)     WAC    Avg DSCR (1)
                                          Bal.
================================================================================




================================================================================
Totals
================================================================================

See footnotes on last page of this section.


================================================================================
Copyright 1997, Norwest Bank Minnesota, N.A.                       Page 11 of 23

                       COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================

            CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                     GROUP 1
               ANTICIPATED REMAINING TERM (ARD AND BALLOON LOANS)
================================================================================
   Anticipated     # of     Scheduled    % of       WAM             Weighted
    Remaining      Loans     Balance     Agg.       (2)     WAC    Avg DSCR (1)
     Term(2)                             Bal.
================================================================================




================================================================================
Totals
================================================================================


               REMAINING AMORTIZATION TERM (ARD AND BALLOON LOANS)
================================================================================
    Remaining      # of     Scheduled    % of       WAM             Weighted
   Amortization    Loans     Balance      Agg.      (2)     WAC    Avg DSCR (1)
      Term                                Bal.
================================================================================




================================================================================
Totals
================================================================================


                 REMAINING STATED TERM (FULLY AMORTIZING LOANS)
================================================================================
    Remaining      # of     Scheduled    % of       WAM             Weighted
     Stated        Loans     Balance      Agg.      (2)     WAC    Avg DSCR (1)
      Term                                Bal.
================================================================================




================================================================================
Totals
================================================================================


                             AGE OF MOST RECENT NOI
================================================================================
  Age of Most      # of     Scheduled    % of       WAM             Weighted
  Recent NOI       Loans     Balance      Agg.      (2)     WAC    Avg DSCR (1)
                                          Bal.
================================================================================




================================================================================
Totals
================================================================================

(1) Debt Service Coverage Ratios are calculated as described in the prospectus, values are updated periodically as new NOI figures become available from borrowers on an asset level. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.


================================================================================
Copyright 1997, Norwest Bank Minnesota, N.A.                       Page 12 of 23

                      COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                  SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================

            CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                    GROUP 2

                               SCHEDULED BALANCE
================================================================================
                                        % of
Scheduled      # of      Scheduled      Agg.      WAM                Weighted
Balance        Loans     Balance        Bal.      (2)       WAC    Avg DSCR (1)
================================================================================




================================================================================
Totals
================================================================================


                                     STATE (3)
================================================================================
                                        % of
               # of      Scheduled      Agg.      WAM                Weighted
State          Props.    Balance        Bal.      (2)       WAC    Avg DSCR (1)
================================================================================




================================================================================
Totals
================================================================================

See footnotes on last page of this section.


================================================================================
Copyright 1997, Norwest Bank Minnesota, N. A.                      Page 13 of 23

                      COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================

            CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                     GROUP 2
                          DEBT SERVICE COVERAGE RATIO
================================================================================
  Debt Service     # of     Scheduled    % of       WAM             Weighted
 Coverage Ratio    Loans     Balance      Agg       (2)     WAC    Avg DSCR (1)
                                          Bal.
================================================================================




================================================================================
Totals
================================================================================


                                    NOTE RATE
================================================================================
       Note        # of     Scheduled    % of       WAM             Weighted
       Rate        Loans     Balance      Agg       (2)     WAC    Avg DSCR (1)
                                          Bal.
================================================================================




================================================================================
Totals
================================================================================


                               PROPERTY TYPE (3)
================================================================================
      Property     # of     Scheduled    % of       WAM             Weighted
        Type       Props.    Balance      Agg       (2)     WAC    Avg DSCR (1)
                                          Bal.
================================================================================




================================================================================
Totals
================================================================================

                                    SEASONING
================================================================================
                   # of     Scheduled    % of       WAM             Weighted
  Seasoning        Loans     Balance      Agg       (2)     WAC    Avg DSCR (1)
                                          Bal.
================================================================================




================================================================================
Totals
================================================================================

See footnotes on last page of this section.


================================================================================
Copyright 1997, Norwest Bank Minnesota, N.A.                       Page 14 of 23

                       COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================

            CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                     GROUP 2
               ANTICIPATED REMAINING TERM (ARD AND BALLOON LOANS)
================================================================================
   Anticipated     # of     Scheduled    % of       WAM             Weighted
    Remaining      Loans     Balance     Agg.       (2)     WAC    Avg DSCR (1)
     Term(2)                             Bal.
================================================================================




================================================================================
Totals
================================================================================


               REMAINING AMORTIZATION TERM (ARD AND BALLOON LOANS)
================================================================================
    Remaining      # of     Scheduled    % of       WAM             Weighted
   Amortization    Loans     Balance      Agg.      (2)     WAC    Avg DSCR (1)
      Term                                Bal.
================================================================================




================================================================================
Totals
================================================================================


                 REMAINING STATED TERM (FULLY AMORTIZING LOANS)
================================================================================
    Remaining      # of     Scheduled    % of       WAM             Weighted
     Stated        Loans     Balance      Agg.      (2)     WAC    Avg DSCR (1)
      Term                                Bal.
================================================================================




================================================================================
Totals
================================================================================


                             AGE OF MOST RECENT NOI
================================================================================
  Age of Most      # of     Scheduled    % of       WAM             Weighted
  Recent NOI       Loans     Balance      Agg.      (2)     WAC    Avg DSCR (1)
                                          Bal.
================================================================================




================================================================================
Totals
================================================================================

(1) Debt Service Coverage Ratios are calculated as described in the prospectus, values are updated periodically as new NOI figures become available from borrowers on an asset level. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.


================================================================================
Copyright 1997, Norwest Bank Minnesota, N.A.                       Page 15 of 23

                       COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================

                              MORTGAGE LOAN DETAIL

====================================================================================================================================
                                                               Anticipated             Neg.   Beginning    Ending    Paid  Appraisal
 Loan  ODCR Property  City  State  Interest  Principal  Gross    Repayment   Maturity  Amort  Scheduled   Scheduled  Thru  Reduction
Number      Type (1)               Payment    Payment   Coupon     Date        Date    (Y/N)   Balance     Balance   Date    Date
====================================================================================================================================




====================================================================================================================================
Totals
====================================================================================================================================

===============================
         Appraisal  Res.   Mod.
 Loan    Reduction Strat.  Code
Number    Amount    (2)    (3)
===============================




===============================
Totals
===============================

(1) Property Type Code  (2) Resolution Strategy Code  (3) Modification Code

  MF - Multi- Family       1  - Modification         1 - Maturity Date Extension
  RT - Retail              2  - Foreclosure          2 - Amortization Change
  HC - Health Care         3  - Bankruptcy           3 - Principal Write-Off
  IN - Industrial          4  - Extension            4 - Combination
  WH - Warehouse           5  - Note Sale
  MH - Mobile Home Park    6  - DPO
  OF - Office              7  - REO
  MU - Mixed Use           8  - Resolved
  LO - Lodging             9  - Pending Return
  SS - Self Storage              to Master Servicer
  OT - Other               10 - Deed In Lieu Of
                                 Foreclosure


================================================================================
Copyright 1997, Norwest Bank Minnesota, N.A.                       Page 16 of 23

                       COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                               SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================


                           PRINCIPAL PREPAYMENT DETAIL

================================================================================================================
                                   Principal Prepayment Amount                   Prepayment Penalties
             Offering Document  ---------------------------------  ---------------------------------------------
Loan Number  Cross-Reference    Payoff Amount  Curtailment Amount  Precentage Premium  Yield Maintenance Premium
================================================================================================================










================================================================================================================
Totals
================================================================================================================

================================================================================
Copyright 1997, Norwest Bank Minnesota, N.A.                       Page 17 of 23

                       COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                               SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================

                               HISTORICAL DETAIL

====================================================================================================================================
                                    Delinquencies                                           Prepayments        Rate and Maturities
------------------------------------------------------------------------------------------------------------------------------------
Distribution  30-59 Days 60-89 Days 90 Days or More Foreclosure    REO    Modifications Curtailments  Payoff  Next Weighted Avg.
    Date      # Balance  # Balance    # Balance      # Balance  # Balance   # Balance    #  Amount   # Amount Coupon      Remit  WAM
------------------------------------------------------------------------------------------------------------------------------------









====================================================================================================================================

Note: Foreclosure and REO Totals are excluded from the delinquencies aging categories.

================================================================================
Copyright 1997, Norwest Bank Minnesota, N.A.                       Page 18 of 23

                       COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                               SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================


                             DELINQUENCY LOAN DETAIL

=============================================================================================================================
                 Offering      # of                  Current   Outstanding  Status of  Resolution
                 Document     Months   Paid Through   P & I       P & I     Mortgage    Strategy     Servicing    Foreclosure
Loan Number  Cross-Reference  Delinq.      Date      Advances  Advances **   Loan (1)   Code (2)   Transfer Date      Date
=============================================================================================================================









=============================================================================================================================
Totals
=============================================================================================================================

                  Delinquency Loan Detail

==========================================================
              Current   Outstanding
             Servicing   Servicing                    REO
Loan Number  Advances     Advances   Bankruptcy Date  Date
==========================================================










==========================================================
Totals
==========================================================

      (1) Status of Mortgage Loan              (2) Resolution Strategy Code
      ---------------------------              ----------------------------

   A - Payment Not Received                           1 - Modification
       But Still in Grace Period                      2 - Foreclosure
   B - Late Payment But Less                          3 - Bankruptcy
       Than 1 Month Delinquent                        4 - Extension
   0 - Current                                        5 - Note Sale
   1 - One Month Delinquent                           6 - DPO
   2 - Two Months Delinquent                          7 - REO
   3 - Three Or More Months Delinquent                8 - Resolved
   4 - Assumed Scheduled Payment                      9 - Pending Return
       (Performing Matured Balloon)                       to Master Servicer
   7 - Foreclosure                                    10- Deed In Lieu Of
   9 - REO                                                Foreclosure

** Outstanding P & I Advances include the current period advance

===============================================================================
Copyright 1997, Norwest Bank Minnesota, N.A.                       Page 19 of 23

                       COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                               SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================

                    SPECIALLY SERVICED LOAN DETAIL - PART 1

====================================================================================================================================
                         Offering       Servicing  Resolution                                                      Net
Distribution   Loan      Document       Transfer    Strategy     Scheduled  Property  State  Interest   Actual   Operating   NOI
   Date       Number  Cross-Reference    Date       Code (1)      Balance   Type (2)           Rate    Balance    Income    Date
------------------------------------------------------------------------------------------------------------------------------------




====================================================================================================================================


=================================
                      Remaining
      Note  Maturity Amortization
DSCR  Date    Date      Term
=================================





=================================

  (1) Resolution Strategy Code            (2) Property Type Code

   1  - Modification                      MF - Multi-Family
   2  - Foreclosure                       RT - Retail
   3  - Bankruptcy                        HC - Health Care
   4  - Extension                         IN - Industrial
   5  - Note Sale                         WH - Warehouse
   6  - DPO                               MH - Mobile Home Park
   7  - REO                               OF - Office
   8  - Resolved                          MU - Mixed Use
   9  - Pending Return                    LO - Lodging
         to Master Servicer               SS - Self Storage
   10 - Deed In Lieu Of                   OT - Other
         Foreclosure


================================================================================
Copyright 1997, Norwest Bank Minnesota, N.A.                       Page 20 of 23

                       COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                               SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================


                     SPECIALLY SERVICED LOAN DETAIL - PART 2

===================================================================================================================================
                          Offering      Resolution     Site
Distribution   Loan       Document       Strategy   Inspection                Appraisal  Appraisal     Other REO
    Date      Number   Cross-Reference   Code (1)      Date     Phase 1 Date     Date      Value    Property Revenue     Comment
===================================================================================================================================






===================================================================================================================================

                      (1) Resolution Strategy Code
                         1  - Modification
                         2  - Foreclosure
                         3  - Bankruptcy
                         4  - Extension
                         5  - Note Sale
                         6  - DPO
                         7  - REO
                         8  - Resolved
                         9  - Pending Return
                              to Master Servicer
                         10 - Deed In Lieu Of
                              Foreclosure

================================================================================
Copyright 1997, Norwest Bank Minnesota, N.A.                       Page 21 of 23

                       COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                               SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                           @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/30/98
================================================================================


                              MODIFIED LOAN DETAIL
================================================================================
            Offering
 Loan       Document       Pre-Modification                        Modification
Number   Cross-Reference        Balance        Modification Date   Description
================================================================================





================================================================================
Total
================================================================================


================================================================================
Copyright 1997, Norwest Bank Minnesota, N.A.                       Page 22 of 23

                       COMMERCIAL MORTGAGE ACCEPTANCE CORP.
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 1998-C2

[LOGO] NORWEST BANKS(R)               For Additional Information, please contact
NORWEST BANK MINNESOTA, N.A.                         Leslie Gaskill
CORPORATE TRUST SERVICES                             (212) 515-5254
3 NEW YORK PLAZA, 15TH FLOOR            Reports Available on the World Wide Web
NEW YORK, NY 10004                          @ www.securitieslink.net/cmbs

                                                 PAYMENT DATE: 10/15/98
                                                 RECORD DATE:   9/301/98
================================================================================

                             LIQUIDATED LOAN DETAIL

===========================================================================================================
           Final Recovery      Offering                                                      Gross Proceeds
 Loan      Determination       Document       Appraisal   Appraisal    Actual     Gross        as a % of
Number         Date         Cross-Reference     Date        Value      Balance   Proceeds    Actual Balance
===========================================================================================================



===========================================================================================================
Current Total
===========================================================================================================
Cumulative Total
===========================================================================================================

=======================================================
Aggregate     Net Proceeds                  Repurchased
Liquidation    as a % of       Realized      by Seller
Number        Actual Balance    Loss          (Y/N)
=======================================================



=======================================================
Current Total
=======================================================
Cumulative Total
=======================================================

* Aggregate liquidation expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

================================================================================
Copyright 1997, Norwest Bank Minnesota, N.A.                       Page 23 of 23

                                                                         ANNEX C

                          DELINQUENT LOAN STATUS REPORT
                           AS OF ____________________

------------------------------------------------------------------------------------------------------------------------------------
      S4              S55             S61          S57        S58   S62 OR S63      P8           P7            P37            P39
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            (A)           (B)            (C)
------------------------------------------------------------------------------------------------------------------------------------

                   SHORT NAME                                                      PAID       SCHEDULED     TOTAL P&I        TOTAL
  PROSPECTUS         (WHEN         PROPERTY                          SQ FT OR      THRU         LOAN         ADVANCES       EXPENSES
      ID          APPROPRIATE)       TYPE         CITY       STATE     UNITS       DATE        BALANCE       TO DATE        TO DATE
------------------------------------------------------------------------------------------------------------------------------------
90 + DAYS DELINQUENT
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
60 DAYS DELINQUENT
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
30 DAYS DELINQUENT
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Current & at Special Servicer
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
FCL - Foreclosure
------------------------------------------------------------------------------------------------------------------------------------
LTM - Latest 12 Months either Last Annual or Trailing 12 months
------------------------------------------------------------------------------------------------------------------------------------
*     Workout Strategy should match the CSSA Loan file using abreviated words in place of a code number such as (FCL - In Foreclosure, MOD - Modification,
      DPO - Discount Payoff, NS - Note Sale, BK - Bankrupcy, PP - Payment Plan,
      TBD - To Be Determined etc...)
------------------------------------------------------------------------------------------------------------------------------------
      It is possible to combine the status codes if the loan is going in more than one direction. (i.e. FCL/Mod, BK/Mod, BK/FCL/DPO)
------------------------------------------------------------------------------------------------------------------------------------
**    App - Appraisal, BPO - Broker opinion, Int. - Internal Value
------------------------------------------------------------------------------------------------------------------------------------
***   How to determine the cap rate is agreed upon by Underwriter and special services - to be provided by a third party
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
      S4          P38                    P25       P10        P11       P58       P54       P55     P81                       P74
------------------------------------------------------------------------------------------------------------------------------------
             (d)         (e)=a+b+c+d                                                                           (f)=P38/P81
------------------------------------------------------------------------------------------------------------------------------------

                Other                                                                                            Value
               Advances                Current   Current                                                       using NOI
  Prospectus   (Taxes &      Total     Monthly  Interest   Maturity   LTM NOI                       Cap Rate     & Cap     Valuation
      ID        Escrow)    Exposure      P&I      Rate       Date      Date     LTM NOI  LTM DSCR   Assigned     Rate        Date
------------------------------------------------------------------------------------------------------------------------------------
90 + DAYS DELINQUENT
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
60 DAYS DELINQUENT
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
30 DAYS DELINQUENT
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Current & at Special Servicer
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
    S4         P75                                  P35       P77         P79        P42       P82         P76
-----------------------------------------------------------------------------------------------------------------------------
                      (g)=(.92*f)-e  (h)=(g/e)
-----------------------------------------------------------------------------------------------------------------------------
            APPRAISAL                              TOTAL
              BPO OR   LOSS USING    ESTIMATED   APPRAISAL                           FCL      EXPECTED
PROSPECTUS  INTERNAL    92% APPR.    RECOVERY    REDUCTION  TRANSFER   RESOLUTION    START    FCL SALE   WORKOUT
    ID       VALUE**   OR BPO (F)       %        REALIZED     DATE        DATE       DATE      DATE     STRATEGY   COMMENTS
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
90 + DAYS DELINQUENT
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
60 DAYS DELINQUENT
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
30 DAYS DELINQUENT
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
Current & at Special Servicer
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
FCL - Foreclosure
----------------------------------------------------------------------------------------------------------------------------
LTM - Latest 12 Months either Last Annual or Trailing 12 m
----------------------------------------------------------------------------------------------------------------------------
*     Workout Strategy should match the CSSA Loan file using abr etc...
----------------------------------------------------------------------------------------------------------------------------
      It is possible to combine the status codes if the loan is goi
----------------------------------------------------------------------------------------------------------------------------
**    App - Appraisal, BPO - Broker opinion, Int. - Internal Va
----------------------------------------------------------------------------------------------------------------------------
***   How to deterime the cap rate is agreed upon by Underwriter and special services - to be provided by a third party
----------------------------------------------------------------------------------------------------------------------------

                      HISTORICAL LOAN MODIFICATION REPORT
                            AS OF _________________

---------------------------------------------------------------------------------------------------------------------------
      S4            S57       S58       P49        P48        P7*          P7*        P50*                P50*      P25*
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------


                                                            BALANCE    BALANCE AT
                                                             WHEN          THE
                                       MOD /                SENT TO     EFFECTIVE              # MTHS
  PROSPECTUS                         EXTENTION  EFFECT      SPECIAL      DATE OF       OLD    FOR RATE     NEW      OLD
      ID           CITY      STATE     FLAG       DATE     SERVICER   REHABILITATION  RATE     CHANGE     RATE      P&I
===========================================================================================================================
THIS REPORT IS HISTORICAL
---------------------------------------------------------------------------------------------------------------------------
Information is as of modification. Each line it should not change in the future. Only new modifications should be added.
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

===========================================================================================================================
TOTAL FOR ALL LOANS:
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
TOTAL FOR LOANS IN CURRENT MONTH:
---------------------------------------------------------------------------------------------------------------------------
                                                # OF LOANS            $ BALANCE
---------------------------------------------------------------------------------------------------------------------------
MODIFICATIONS:
---------------------------------------------------------------------------------------------------------------------------
MATURITY DATE EXTENTIONS:
---------------------------------------------------------------------------------------------------------------------------
TOTAL:
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
* The information in these columns is from a particular point in time and should not change on this report once assigned.
---------------------------------------------------------------------------------------------------------------------------
(1) Actual principal loss taken by bonds
---------------------------------------------------------------------------------------------------------------------------
(2) Expected future loss due to a rate reduction. This is just an estimate calculated at the time of the modification.
---------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
      S4            P25*       P11*        P11*                    P47
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                                                                             (2) EST.
                                                                              FUTURE
                                                      TOTAL #                INTEREST
                                                       MTHS        (1)        LOSS TO
                                                       FOR      REALIZED      TRUST $
  PROSPECTUS        NEW        OLD         NEW        CHANGE     LOSS TO       (RATE
      ID            P&I      MATURITY    MATURITY     OF MOD     TRUST $    REDUCTION)            COMMENT
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

==========================================================================================================
TOTAL FOR ALL LOANS:
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
TOTAL FOR LOANS IN CURRENT MONTH:
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
MODIFICATIONS:
----------------------------------------------------------------------------------------------------------
MATURITY DATE EXTENTIONS:
----------------------------------------------------------------------------------------------------------
TOTAL:
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

                                      C-2

        HISTORICAL LOSS ESTIMATE REPORT (REO-SOLD or DISCOUNTED PAYOFF)
                          as of ______________________

-----------------------------------------------------------------------------------------------------------------------------------
    S4           S55        S61     S57    S58   P45/P7       P75                            P45        P7        P37       P39+P38
-----------------------------------------------------------------------------------------------------------------------------------
                                                  (c)=b/a     (a)                 (b)        (d)       (e)        (f)         (g)
-----------------------------------------------------------------------------------------------------------------------------------
                                                              LATEST
                                                             APPRAISAL
             SHORT NAME                              %          OR       EFFECT             NET AMT
PROSPECTUS      (WHEN     PROPERTY               RECEIVED     BROKERS   DATE OF   SALES    RECEIVED  SCHEDULED  TOTAL P&I     TOTAL
    ID      APPROPRIATE)    TYPE    CITY  STATE  FROM SALE    OPINION    SALE     PRICE    FROM SALE  BALANCE    ADVANCED   EXPENSE
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
THIS REPORT IS HISTORICAL
-----------------------------------------------------------------------------------------------------------------------------------
All information is from the liquidation date and does not need to be updated.
-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================
TOTAL ALL LOANS:
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
CURRENT MONTH ONLY:
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
    S4
---------------------------------------------------------------------------------------------------------
                 (h)      (i)=d-(f+g+h)   (k)=i-e               (m)                (n)=k+m     (o)=n/e
---------------------------------------------------------------------------------------------------------

                                                       DATE               MINOR
                                                       LOSS                ADJ     TOTAL LOSS  LOSS % OF
PROSPECTUS     SERVICING                ACTUAL LOSSES PASSED  MINOR ADJ   PASSED      WITH     SCHEDULED
    ID        FEES EXPENSE NET PROCEEDS  PASSED THRU   THRU    TO TRUST    THRU    ADJUSTMENT   BALANCE
=========================================================================================================

---------------------------------------------------------------------------------------------------------
THIS REPORT IS HISTORICAL
---------------------------------------------------------------------------------------------------------
All information is from the liquidation date and does not need to be updated.
---------------------------------------------------------------------------------------------------------

=========================================================================================================
Total all Loans:
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
Current Month Only:
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------

                                      C-3

                                REO STATUS REPORT
                           as of ____________________

-------------------------------------------------------------------------------------------------------------------------
      S4              S55         S61     S57     S58     S62 or    P8        P7          P37          P39         P38
-------------------------------------------------------------------------------------------------------------------------
                                                           S63               (a)          (b)          (c)         (d)
-------------------------------------------------------------------------------------------------------------------------
  PROSPECTUS      SHORT NAME     PROPE   CITY    STATE    SQ FT    PAID   SCHEDULED      TOTAL        TOTAL       OTHER
      ID             (WHEN        RTY                       OR     THRU      LOAN         P&I       EXPENSES     ADVANCES
                 APPROPRIATE)    TYPE                     UNITS    DATE    BALANCE      ADVANCES     TO DATE     (TAXES &
                                                                                        TO DATE                  ESCROW)
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
      S4                         P25         P11        P58       P54       P81        P74                     P75
---------------------------------------------------------------------------------------------------------------------
                 (e)=a+b+c+d                                      (k)       (j)                    (f)=(k/j)    (g)
---------------------------------------------------------------------------------------------------------------------
  PROSPECTUS         TOTAL     CURRENT    MATURITY      LTM       LTM       CAP     VALUATION     VALUE     APPRAISAL
      ID           EXPOSURE    MONTHLY      DATE        NOI      NOI /     RATE        DATE       USING       BPO OR
                                 P&I                   DATE       DSC     ASSIGN                  NOI &      INTERNAL
                                                                                                 CAP RATE    VALUE**

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
      S4                                      P35         P77        P82          P79
-----------------------------------------------------------------------------------------------------
               (h)=(.92*g)     (i)=(g/e)
-----------------------------------------------------------------------------------------------------
  PROSPECTUS         LOSS      ESTIMATED      TOTAL    TRANSFER      REO         PENDING
      ID             USING      RECOVERY    APPRAISAL    DATE     AQUISITION   RESOLUTION  COMMENTS
                      92%          %        REDUCTION                DATE        DATE
                   APPR. OR                 REALIZED
                    BPO (f)
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

(1) Use the following codes; App. - Appraisal, BPO - Brokers Opinion, Int -

    Internal Value

                               SERVICER WATCH LIST
                           as of ____________________

------------------------------------------------------------------------------------------------------------------------------------
    S4         S55         S61      S57   S58     P7      P8     P11      P54
------------------------------------------------------------------------------------------------------------------------------------
PROSPECTUS SHORT NAME   PROPERTY   CITY  STATE SCHEDULED PAID  MATURITY   LTM                COMMENT / REASON ON WATCH LIST
    ID        (WHEN       TYPE                   LOAN    THRU    DATE     DSCR
           APPROPRIATE)                         BALANCE  DATE
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
List all loans on watch list and reason sorted in decending balance order.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Total:                                         $
------------------------------------------------------------------------------------------------------------------------------------
*LTM - Last 12 months either trailing or last annual
------------------------------------------------------------------------------------------------------------------------------------

                   Form of OPERATING STATEMENT ANALYSIS REPORT
                           as of ____________________


 PROPERTY OVERVIEW
                                     --------------
      LB Control Number
                                     --------------
                                     -------------------------
      Current Balance/Paid to Date
                                     -----------------------------------------------------------------------------------------------
      Property Name
                                     -----------------------------------------------------------------------------------------------
      Property Type
                                     -----------------------------------------------------------------------------------------------
      Property Address, City, State
                                     -----------------------------------------------------------------------------------------------
      Net Rentable Square Feet
                                     -------------------------
      Year Built/Year Renovated
                                     -----------------------------------------------------------------
      Year of Operations              UNDERWRITING     1994         1995        1996      TRAILING
                                     -----------------------------------------------------------------
      Occupancy Rate *
                                     -----------------------------------------------------------------
      Average Rental Rate
                                     -----------------------------------------------------------------
                                     * OCCUPANCY RATES ARE YEAR END OR THE ENDING DATE OF THE FINANCIAL STATEMENT FOR THE PERIOD.
  INCOME:                                                                                 NO. OF MOS.
                                                                                        --------------
      Number of Mos.                                             PRIOR YEAR  CURRENT YR.
                                     ------------------------------------------------------------------------------------------
      Period Ended                   UNDERWRITING      1994         1995        1996    97 TRAILING**  1996-BASE   1996-1995
                                                                                        --------------
      Statement Classification         BASE LINE    NORMALIZED   NORMALIZED  NORMALIZED  AS OF / /97    VARIANCE    VARIANCE
                                     ------------------------------------------------------------------------------------------
      Rental Income (Category 1)
                                     ------------------------------------------------------------------------------------------
      Rental Income (Category 2)
                                     ------------------------------------------------------------------------------------------
      Rental Income (Category 3)
                                     ------------------------------------------------------------------------------------------
      Pass Through/Escalations
                                     ------------------------------------------------------------------------------------------
      Other Income
                                     ------------------------------------------------------------------------------------------

                                     ------------------------------------------------------------------------------------------
   EFFECTIVE GROSS INCOME                       $0.00        $0.00        $0.00      $0.00         $0.00   %           %
                                     ------------------------------------------------------------------------------------------
                                     Normalized - Full year Financial statements that have been reviewed by the underwriter or
                                     Servicer
                                     ** Servicer will not be expected to "Normalize" these YTD numbers.
  OPERATING EXPENSES:
                                     ------------------------------------------------------------------------------------------
      Real Estate Taxes
                                     ------------------------------------------------------------------------------------------
      Property Insurance
                                     ------------------------------------------------------------------------------------------
      Utilities
                                     ------------------------------------------------------------------------------------------
      General & Administration
                                     ------------------------------------------------------------------------------------------
      Repairs and Maintenance
                                     ------------------------------------------------------------------------------------------
      Management Fees
                                     ------------------------------------------------------------------------------------------
      Payroll & Benefits Expense
                                     ------------------------------------------------------------------------------------------
      Advertising & Marketing
                                     ------------------------------------------------------------------------------------------
      Professional Fees
                                     ------------------------------------------------------------------------------------------
      Other Expenses
                                     ------------------------------------------------------------------------------------------
      Ground Rent
                                     ------------------------------------------------------------------------------------------
   TOTAL OPERATING EXPENSES                     $0.00        $0.00        $0.00      $0.00         $0.00   %           %
                                     ------------------------------------------------------------------------------------------

                                     ------------------------------------------------------------------------------------------
   OPERATING EXPENSE RATIO
                                     ------------------------------------------------------------------------------------------

                                     ------------------------------------------------------------------------------------------
   NET OPERATING INCOME                         $0.00        $0.00        $0.00      $0.00         $0.00
                                     ------------------------------------------------------------------------------------------

                                     ------------------------------------------------------------------------------------------
      Leasing Commissions
                                     ------------------------------------------------------------------------------------------
      Tenant Improvements
                                     ------------------------------------------------------------------------------------------
      Replacement Reserve
                                     ------------------------------------------------------------------------------------------
   TOTAL CAPITAL ITEMS                          $0.00        $0.00        $0.00      $0.00         $0.00                  $0.00
                                     ------------------------------------------------------------------------------------------

                                     ------------------------------------------------------------------------------------------
   N.O.I. AFTER CAPITAL ITEMS                   $0.00        $0.00        $0.00      $0.00         $0.00
                                     ------------------------------------------------------------------------------------------

                                     ------------------------------------------------------------------------------------------
DEBT SERVICE (PER SERVICER)                     $0.00        $0.00        $0.00      $0.00         $0.00
                                     ------------------------------------------------------------------------------------------
CASH FLOW AFTER DEBT SERVICE                    $0.00        $0.00        $0.00      $0.00         $0.00
                                     ------------------------------------------------------------------------------------------

                                     ------------------------------------------------------------------------------------------
(1) DSCR: (NOI/DEBT SERVICE)
                                     ------------------------------------------------------------------------------------------

                                     ------------------------------------------------------------------------------------------
DSCR: (AFTER RESERVES\CAP EXP.)
                                     ------------------------------------------------------------------------------------------

                                     ------------------------------------------------------------------------------------------
   SOURCE OF FINANCIAL DATA:
                                     ------------------------------------------------------------------------------------------
                                     (ie. operating statements, financial statements, tax return, other)
Notes and  Assumptions:
===========================================================================================================================

The years shown above will roll always showing a three year history. 1996 is the current year financials; 1995 is the prior year financials.

This report may vary depending on the property type and because of the way information may vary in each borrowers statement.

Rental Income need to be broken down, differently whenever possible for each property type as follows: Retail: 1) Base Rent 2) Percentage rents on cashflow

Hotel: 1) Room Revenue 2) Food/Beverage  Nursing Home: 1) Private  2) Medicaid
3) Medicare

INCOME: COMMENT

EXPENSE: COMMENT

CAPITAL ITEMS: COMMENT

(1) Used in the Comparative Financial Status Report

                   Form of NOI ADJUSTMENT WORKSHEET for "year"
                           as of ____________________

 PROPERTY OVERVIEW
                                     -------------
      LB Control Number
                                     -------------------------
      Current Balance/Paid to Date
                                     --------------------------------------------------------------------------------------------
      Property Name
                                     --------------------------------------------------------------------------------------------
      Property Type
                                     --------------------------------------------------------------------------------------------
      Property Address, City, State
                                     --------------------------------------------------------------------------------------------
      Net Rentable Square Feet
                                     -------------------------
      Year Built/Year Renovated
                                     --------------------------------------------
      Year of Operations                 BORROWER   ADJUSTMENT    NORMALIZED
                                     --------------------------------------------
      Occupancy Rate *
                                     --------------------------------------------
      Average Rental Rate
                                     --------------------------------------------
                                     * OCCUPANCY RATES ARE YEAR END OR THE ENDING
                                     DATE OF THE FINANCIAL STATEMENT FOR THE
                                     PERIOD.
  INCOME:
      Number of Mos.Annualized          "Year"
                                     -------------------------------------------------------------------
      Period Ended                      Borrower                 Adjustment                Normalized
      Statement Classification          Actual
                                     -------------------------------------------------------------------
      Rental Income (Category 1)
                                     -------------------------------------------------------------------
      Rental Income (Category 2)
                                     -------------------------------------------------------------------
      Rental Income (Category 3)
                                     -------------------------------------------------------------------
      Pass Throughs/Escalations
                                     -------------------------------------------------------------------
      Other Income
                                     -------------------------------------------------------------------

                                     -------------------------------------------------------------------
   EFFECTIVE GROSS INCOME                      $0.00               $0.00                     $0.00
                                     -------------------------------------------------------------------
                                     Normalized - Full year financial statements that have been reviewed by the underwriter or Servicer

  OPERATING EXPENSES:
                                     -------------------------------------------------------------------
      Real Estate Taxes
                                     -------------------------------------------------------------------
      Property Insurance
                                     -------------------------------------------------------------------
      Utilities
                                     -------------------------------------------------------------------
      General & Administration
                                     -------------------------------------------------------------------
      Repairs and Maintenance
                                     -------------------------------------------------------------------
      Management Fees
                                     -------------------------------------------------------------------
      Payroll & Benefits Expense
                                     -------------------------------------------------------------------
      Advertising & Marketing
                                     -------------------------------------------------------------------
      Professional Fees
                                     -------------------------------------------------------------------
      Other Expenses
                                     -------------------------------------------------------------------
      Ground Rent
                                     -------------------------------------------------------------------
   TOTAL OPERATING EXPENSES                    $0.00                       $0.00                   $0.00
                                     -------------------------------------------------------------------

                                     -------------------------------------------------------------------
   OPERATING EXPENSE RATIO
                                     -------------------------------------------------------------------

                                     -------------------------------------------------------------------
   NET OPERATING INCOME                        $0.00                       $0.00                   $0.00
                                     -------------------------------------------------------------------

                                     -------------------------------------------------------------------
      Leasing Commissions
                                     -------------------------------------------------------------------
      Tenant Improvements
                                     -------------------------------------------------------------------
      Replacement Reserve
                                     -------------------------------------------------------------------
   TOTAL CAPITAL ITEMS                         $0.00                       $0.00                   $0.00
                                     -------------------------------------------------------------------

                                     -------------------------------------------------------------------
   N.O.I. AFTER CAPITAL ITEMS                  $0.00                       $0.00                   $0.00
                                     -------------------------------------------------------------------

                                     -------------------------------------------------------------------
DEBT SERVICE (PER SERVICER)                    $0.00                       $0.00                   $0.00
                                     -------------------------------------------------------------------
CASH FLOW AFTER DEBT SERVICE                   $0.00                       $0.00                   $0.00
                                     -------------------------------------------------------------------

                                     -------------------------------------------------------------------
(1)DSCR: (NOI/DEBT SERVICE)
                                     -------------------------------------------------------------------

                                     -------------------------------------------------------------------
DSCR: (AFTER RESERVES\CAP EXP.)
                                     -------------------------------------------------------------------

                                     -------------------------------------------------------------------
   SOURCE OF FINANCIAL DATA:
                                     -------------------------------------------------------------------
                                     (ie. operating statements, financial statements, tax return, other)

NOTES AND  ASSUMPTIONS:
================================================================================
This report should be completed by the Servicer for any "Normalization" of the Borrowers numbers.

The "Normalized" column is used in the Operating Statement Analysis Report.

This report may vary depending on the property type and because of the way information may vary in each borrowers statement.

INCOME: COMMENTS

EXPENSE: COMMENTS

CAPITAL ITEMS: COMMENTS

(1) Used in the Comparative Financial Status Report

                       COMPARATIVE FINANCIAL STATUS REPORT
                           as of ____________________

---------------------------------------------------------------------------------------------------------------
    S4        S57     S58                  P7        P8                S72       S69     S70      S65   S66
---------------------------------------------------------------------------------------------------------------
                                                                               ORIGINAL UNDERWRITING
---------------------------------------------------------------------------------------------------------------
                                                                                    INFORMATION
---------------------------------------------------------------------------------------------------------------
                                                                    BASIS YEAR
---------------------------------------------------------------------------------------------------------------
                               Last
                             Property   Scheduled   Paid   Annual    Financial
Prospectus                   Inspect       Loan     Thru    Debt    Info as of     %     Total     $     (1)
    ID       City    State     Date      Balance    Date   Service     Date       Occ   Revenue   NOI    DSCR
---------------------------------------------------------------------------------------------------------------
                              yy/mm                                   yy/mm
---------------------------------------------------------------------------------------------------------------
List all loans currently in deal with or without information largest to smallest loan
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
Total                                   $                  $                      WA    $         $      WA
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

===============================================================================================================
                                                                        RECEIVED
---------------------------------------------------------------------------------------------------------------
FINANCIAL INFORMATION:                                                LOANS                BALANCE
---------------------------------------------------------------------------------------------------------------
                                                                        #         %       $       %
---------------------------------------------------------------------------------------------------------------
CURRENT FULL YEAR:
---------------------------------------------------------------------------------------------------------------
CURRENT FULL YR. RECEIVED WITH DSC <1:
---------------------------------------------------------------------------------------------------------------
PRIOR FULL YEAR:
---------------------------------------------------------------------------------------------------------------
PRIOR FULL YR. RECEIVED WITH DSC <1:
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------
    S4          P65       P64     P59     P61    P63      P58        P57    P52      P54    P56
------------------------------------------------------------------------------------------------
                 2ND PRECEDING ANNUAL OPERATING                   PRECEDING ANNUAL OPERATING
------------------------------------------------------------------------------------------------
                          INFORMATION                                INFORMATION
------------------------------------------------------------------------------------------------
             AS OF ___________            NORMALIZED      AS OF ___________          NORMALIZED
------------------------------------------------------------------------------------------------

                                      Financial                                    Financial
Prospectus                            Info as of    %     Total     $     (1)      Info as of  %    Total      $      (1)
    ID                                   Date      Occ   Revenue   NOI    DSCR        Date    Occ  Revenue    NOI    DSCR
---------------------------------------------------------------------------------------------------------------
                                      yy/mm                                        yy/mm
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
Total                                              WA    $         $      WA                  WA   $          $      WA
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

=========================================================================================================================
                                           REQUIRED
-------------------------------------------------------------------------------------------------------------------------
FINANCIAL INFORMATION:                       LOANS          BALANCE
-------------------------------------------------------------------------------------------------------------------------
                                        #          %       $       %
-------------------------------------------------------------------------------------------------------------------------
CURRENT FULL YEAR:
-------------------------------------------------------------------------------------------------------------------------
CURRENT FULL YR. RECEIVED WITH DSC <1:
-------------------------------------------------------------------------------------------------------------------------
PRIOR FULL YEAR:
-------------------------------------------------------------------------------------------------------------------------
PRIOR FULL YR. RECEIVED WITH DSC <1:
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------
    S4          P72       P73     P66     P68    P70      (2)
-------------------------------------------------------------------------------
                  TRAILING FINANCIAL                      NET CHANGE
-------------------------------------------------------------------------------
                       INFORMATION
-------------------------------------------------------------------------------
                       MONTH REPORTED    ACTUAL           PRECEDING & BASIS
-------------------------------------------------------------------------------

                                                                     %
Prospectus   FS Start  FS End     Total     $     (%)       %      Total     (1)
    ID         Date      Date    Revenue   NOI    DSC      Occ    Revenue    DSC
--------------------------------------------------------------------------------
             yy/mm     yy/mm
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Total                     WA    $         $      WA       WA    $           WA
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

===============================================================================

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

================================================================================

-------------------------------------------------------------------------------
(1) DSCR should match to Operating Statement and is normally calculated using NOI/Debt Service
-------------------------------------------------------------------------------
(2)  Net change should compare the latest year to the underwriting year
-------------------------------------------------------------------------------

================================================================================

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

ONE LIBERTY PLAZA, NEW YORK CITY
--------------------------------------------------------------------------------

                              LOAN INFORMATION


PRINCIPAL BALANCE:            Original                 Cut-Off Date
                              --------                 ------------
                              $275,000,000             $273,132,901


ORIGINATION DATE:             December 19, 1997

ANTICIPATED REPAYMENT
DATE ("ARD"):                 December 19, 2007

MATURITY DATE:                January 1, 2028

INITIAL INTEREST RATE:        6.90%

AMORTIZATION:                 30 years

HYPERAMORTIZATION:            Subsequent to December 19, 2007, the interest rate
                              will increase to the greater of (i) the Initial
                              Interest Rate plus two percent (2%) or (ii) 200 basis points plus the interpolated 10-year UST rate. Additionally, all excess cash flow will be captured under the terms of the Cash Collateral
                              Agreement and applied to the outstanding principal balance of the Note. Interest due under the Revised Interest Rate above that which is due under the Initial Interest Rate will be payable subsequent to the payment of principal. Any interest due under the Note but not paid will be accrued.

PREPAYMENT TERMS/
DEFEASANCE/
RELEASE PROVISIONS:           Prepayment is locked out through September
                              19, 2007. Subsequent to and including
                              September 20, 2007, the Note is prepayable thereafter without penalty.

                              The Loan may be defeased with United States
                              Treasury obligations after two years from the Closing Date.

                              No separate portion of the OLP Mortgaged Property may be released from the lien of the OLP Mortgage.

THE BORROWER:                 The borrowing entity, WFP One Liberty Plaza Co.
                              L.P., as well as its general partner, is organized as a special-purpose, bankruptcy-remote entity.

TI AND LEASING RESERVE:       $416,667/month ($2.35 per rentable square foot per
                              annum, based on 2,126,516 rentable square feet).

MATERIAL LEASE RESERVE:       Commencing with the 12-month period prior to the
                              expiration of a material lease (in excess of 80,000 rentable square feet), a monthly reserve equal to 1/12 of the product of (i) $45 per square foot, times (ii) the rentable square footage of the applicable material lease. This amount is adjustable upwards based on increases in the Consumer Price Index since the Origination Date of the Loan.

GRUNTAL LEASE RESERVE:        $12,400,000 was reserved at origination (and an
                              additional $1,600,000 was reserved through June
                              30, 1998) to reimburse tenant improvement and leasing commission expenses with respect to the recently signed lease with Gruntal & Co., Incorporated. Funds may be disbursed to the Mortgagor monthly to reimburse tenant improvement or leasing expenses. The reserve is releasable to the OLP Mortgagor upon receipt of an officer's certificate stating that (i) the tenant is in physical occupancy and possession of the space demised under the OLP Gruntal Lease (as defined in the Mortgage), and (ii) all tenant improvement costs and leasing commissions payable with respect to the OLP Gruntal Lease have been paid in full.

CAPITAL EXPENDITURE
RESERVE: $88,604.83/month ($0.50 per rentable square foot per annum, based on 2,126,516 rentable square feet).

--------------------------------------------------------------------------------

                              PROPERTY INFORMATION

PROPERTY TYPE:                Office/Retail

LOCATION:                     One Liberty Plaza
                              149-171 Broadway
                              NY, NY 10006

OCCUPANCY:                    99.8% (as of 8/26/98)

SQUARE FEET:                  2,112,265 sq. ft.

YEAR BUILT:                   1971

YEAR RENOVATED:               1988-1991

THE COLLATERAL:               One Liberty Plaza

PROPERTY
MANAGEMENT:                   World Financial Properties, Inc.

1997 NET
OPERATING INCOME:             $47,832,256

UNDERWRITTEN NET
CASH FLOW:                    $33,736,418

APPRAISED VALUE:              $430,000,000

APPRAISAL DATE:               November 18, 1997

CUT-OFF DATE LTV:             63.52%

UNDERWRITTEN DSC:             1.54x

LOAN/SQ. FT.
AS OF CUT-OFF DATE:           $129 sq. ft.

ONE LIBERTY PLAZA LOAN: THE BORROWER; THE PROPERTY

     The Loan. The loan (the "OLP Loan") was originated in the amount of $275,000,000 on December 19, 1997 and acquired simultaneously therewith by Merrill Lynch Mortgage Capital Inc. ("MLMC"). The OLP Loan has a Cut-off Date Balance of approximately $273,132,901 The OLP Loan is evidenced by a Consolidated, Amended and Restated Mortgage Note in the original principal amount of $275,000,000 (the "OLP Note") and by a Consolidated, Amended and Restated Mortgage, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents and Security Deposits (the "OLP Mortgage") encumbering the One Liberty Plaza Borrower's (as hereinafter defined) fee simple interest in the office tower known as One Liberty Plaza located in New York, New York (the "OLP Property").

     The Borrower. WFP One Liberty Plaza Co. L.P., (the "OLP Borrower") is a special-purpose Delaware limited partnership whose purpose and business is limited to holding ownership and leasehold interests in the OLP Property, leasing, managing, operating and mortgaging the same, and carrying on all incidental or related activities. The OLP Borrower owns no material asset other than the OLP Property. The sole general partner of the OLP Borrower is WFP One Liberty Plaza Co. G.P. Corp., a Delaware special-purpose corporation (the "OLP General Partner"). The certificate of incorporation of the OLP General Partner provides that it is organized for the sole purpose of acting as general partner of the OLP Borrower and to engage in activities related thereto. Each of the OLP Borrower and OLP General Partner are direct wholly-owned subsidiaries of World Financial Properties, L.P.

     The Property. One Liberty Plaza is a 54-story, Class A office/retail property located at 149-171 Broadway in New York, NY. Originally constructed in 1971, the building underwent renovation between 1988 and 1991. Since the opening of the building in 1972, the security, computer and telecommunication systems have been continually upgraded.

     The land area of the property is approximately 101,307 square feet, comprised of the building site (approximately 68,501 square feet) and a park located across Liberty Street (approximately 32,806 square feet). One Liberty Plaza contains approximately 2,112,265 net rentable square feet, including a ground-floor retail area and 53 floors of office space offering nearly one acre of space on each column free floor. As of August, 1998, the contractual occupancy was approximately 99.8% with a weighted-average remaining lease term of approximately 10.5 years.

     Approximately 70% of the building is occupied by tenants occupying 150,000+ square feet (each a "Major Tenant"), including 46.7% leased to tenants having a long term debt rating from either Moody's of Baa3 or Standard & Poor's of BBB-or higher (each an "OLP Credit Tenant"), including Bank of Nova Scotia, NYLCare Health Plans, Royal Bank of Canada, and Zurich Insurance. Most of these rated tenants have long term leases currently in place. Cleary, Gottlieb, Steen & Hamilton, a law firm of long standing, occupies 14.2% of the building under a long term lease.

  Market Overview.

     Based on a third party appraisal for the OLP Loan, Manhattan contains over 350 million square feet of office space and is the largest office market in the United States. The Downtown Manhattan Market, which is the third largest in the nation (behind the Midtown Manhattan and Chicago Loop Markets) is linked to financial services, Wall Street firms, and the New York City government. The Downtown Manhattan office market which contains 109 million square feet of office space (including 55.6 million square feet of Class A office space) remained strong in 1997, posting (through the third quarter) leasing activity of
6.9 million square feet and net absorption of 3.4 million square feet. Vacancy in the Downtown Manhattan Market was at approximately 9.9% in the third quarter of 1997, down from approximately 12.2% in the previous quarter, driven by the strength of the local economy and of the financial markets. One Liberty Plaza is located in the World Trade Center sub-market. The sub-market has very little contiguous Class "A" office space currently available. Vacancies in first quarter 1998 ranged between approximately .04 and 2.8%.

  Location/Access.

     One Liberty Plaza is located at 149-171 Broadway in New York City, New York. The property is bounded by Broadway, Church, Liberty, and Cortland Streets, in the heart of Downtown Manhattan, and is situated midway between Wall Street and the World Financial Center. The property is accessible from the city street grid and has public transportation served by the New York City subway system, the New Jersey Path Trains and many commuter and city bus lines.

  Environmental Reports.

     A Phase I Environmental Assessment dated November 24, 1997, was performed on One Liberty Plaza. The Phase II Assessment was not recommended. The Phase I assessment did not reveal any environmental liability that the originator believed would have a material adverse effect on the Borrower's business, assets or results of operations taken as a whole. Nevertheless, there can be no assurance that all environmental conditions and risks were identified in such environmental assessment.

  Engineering Report.

     A Property Condition Report was completed on One Liberty Plaza on November 26, 1997 by a third-party due diligence firm. The Property Condition Report concluded that One Liberty Plaza was generally in good condition and determined $65,000 in required repairs, $140,000 in ADA Complaince Costs, and $489,000 in significant required repairs. At the origination of the One Liberty Plaza loan, the Borrower established a capital expenditures account which requires a monthly reserve of $88,604.83, to address the above.

  Property Management.

     The OLP Property is managed by World Financial Properties L.P., which is an affiliate of the OLP Borrower. Presently, there are no third party management agreements in effect relating to the OLP Property. Manager has agreed: (i) not to terminate or modify the management agreement without the prior consent of the Lender, (ii) to subordinate the management agreement to the lien of the mortgage, and (iii) to grant Lender the right to terminate in the event of a default under the mortgage, Manager's uncured defaults, a change in 50% or more of the control of the ownership of Manager or for cause (including, but not limited to, Manager's gross negligence, wilfull misconduct or fraud).

     Operating History. The following table shows certain information regarding the operating history of the OLP Property:


                    OLP PROPERTY OPERATING STATEMENT ANALYSIS

                           1995 ACTUAL   1996 ACTUAL   1997 ACTUAL  UNDERWRITTEN
                           -----------   -----------   -----------  ------------

INCOME:
 Base Rental Income: ...   $62,652,000   $64,144,000   $64,424,230   $72,132,778
 Expense Recoveries: ...     5,381,000     4,758,000     5,523,012     5,604,377
 Other Income: .........     9,388,000     2,409,000    17,368,885     2,191,361
                           -----------   -----------   -----------   -----------
 Effective Gross Income:    77,421,000    71,311,000    87,316,127    79,928,516
                           ===========   ===========   ===========   ===========
EXPENSES:
 Operating Expenses:
  Administration: ......   $   231,000   $   131,000   $   385,818   $   397,393
  CAM: .................     5,622,000     5,614,000     6,955,906     7,164,583
  Utilities: ...........     7,649,000     7,929,000     7,301,136     7,520,170
  Water: ...............       231,000        24,000       324,390       334,122
  Management: ..........     1,173,000     1,477,000     1,639,004     1,998,213
  Payroll: .............     3,193,000     3,326,000     3,685,536     3,796,102
                           -----------   -----------   -----------   -----------
 Fixed Expenses:
  Insurance: ...........   $   426,000   $   409,000   $   426,785   $   439,589
  Taxes: ...............    13,684,000    12,895,000    18,647,628    19,207,057
  Other: ...............       120,000       109,000       117,668       121,198
                           -----------   -----------   -----------   -----------
Total Expenses: ........   $32,329,000   $31,914,000   $39,483,871   $40,978,426
                           ===========   ===========   ===========   ===========
NET OPERATING INCOME: ..   $45,092,000   $39,397,000   $47,832,256   $38,950,091
                           -----------   -----------   -----------   -----------
RESERVES:
 Tenant Improvements: ..          --            --            --       2,789,403
 Leasing Commissions: ..          --            --            --       1,983,651
 Capital Expenditures: .          --            --            --         440,618
                           -----------   -----------   -----------   -----------
NET CASH FLOWS: ........   $45,092,000   $39,397,000   $47,832,256   $33,736,418
                           ===========   ===========   ===========   ===========

     Major Tenants/OLP Credit Tenants--The following table shows certain information regarding the major tenants of the OLP Property


                        MAJOR TENANTS/OLP CREDIT TENANTS

                                           SQUARE        % OF       LEASE             PARENT                               RATINGS
   TENANT                                   FEET       BUILDING   EXPIRES(1)          COMPANY                             MOODYS/S&P
   ------                                  ------      --------   ----------          -------                             ----------

Cleary, Gottlieb                           300,756       14.2%     12/31/10            --                                   NR NR
Bank of Nova Scotia                        246,484       11.7       5/31/14   The Bank of Nova Scotia                       Aa3/AA-
Gruntal & Co., Incorporated                246,007       11.6       5/31/13            --                                   NR/NR
NYLCARE Health Plans, Inc                  200,341        9.5       2/28/06   New York Life Insurance Company               Aa1/AA+
Royal Bank of Canada                       173,712        8.2       9/30/12   Royal Bank of Canada                          Aa2/AA-
Long Term Credit Bank of Japan             160,415        7.6       8/31/04   The LongTerm Credit Bank of Japan, Limited    Ba1 BB+
Zurich Insurance Company                   154,496        7.3       5/31/06   Zurich Insurance Company                      Aa1 AA+
                                         ---------      -----
SUBTOTAL--MAJOR TENANTS                  1,482,211       70.2%
                                         =========      =====
Other Tenants                              630,054       29.8%
                                         ---------      -----
TOTAL                                    2,112,265      100.0%
                                         =========      =====

----------

(1)  Does not include renewal options, if any.

(2)  Zurich Insurance Company has 24,296 square feet which expire April 30,
     2004.

     Lease Expiration Schedule. The following table shows certain information regarding future lease expirations of the OLP Property


                                    OLP LOAN

                  LEASE EXPIRATION BY TENANT, SQ. FOOT AND YEAR
                                   (1995-2005)


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                             YEAR 1          YEAR 2          YEAR 3
FOR THE YEARS ENDING                              DEC-95        DEC-96    DEC-97             DEC-98          DEC-99          DEC-00
-----------------------------------------------------------------------------------------------------------------------------------

TENANT
Local Area Telecommunications                       --            --        --                 --              --              --
Metropolitan Fiber System                           --            --        --                 --              --              --
Sydney Reinsurance Corporation(1)                   --            --        --               41,480            --              --
Teleport Communication                              --            --        --                 --              --              --
Cosmo Securities America                            --            --        --                 --             3,550            --
Generali Insurance Co.(2)                           --            --        --                 --            27,697            --
Mabon Securities Corp.                              --            --        --                 --            11,342            --
National Reinsurance Corp.(3)                       --            --        --                 --            13,600            --
American Capital Access                             --            --        --                 --              --             7,234
Eastern Lobby Shops                                 --            --        --                 --              --               600
M. Arthur Gensler Jr.                               --            --        --                 --              --             5,827
MCI                                                 --            --        --                 --              --              --
Ogaki Kyoritsu Bank                                 --            --        --                 --              --            10,611
SAP America, Inc.                                   --            --        --                 --              --             5,918
Tudor Investment Corp.                              --            --        --                 --              --             8,120
Greig Fester                                        --            --        --                 --              --              --
A-T Financial Information                           --            --        --                 --              --              --
Centre Reinsurance Co.                              --            --        --                 --              --              --
James Martin & Co., Inc.                            --            --        --                 --              --              --
Pasqua, Inc.                                        --            --        --                 --              --              --
Tokio Re Corporation                                --            --        --                 --              --              --
Teligent, Inc.                                      --            --        --                 --              --              --
Credit Suisse                                       --            --        --                 --              --              --
Fleming, Zulack & Willia                            --            --        --                 --              --              --
Long Term Credit Bank of Japan                      --            --        --                 --              --              --
Mutual of America                                   --            --        --                 --              --              --
Odyssey Reinsurance Corp.                           --            --        --                 --              --              --
The Bank of Fukuoka, Ltd.                           --            --        --                 --              --              --
Tudor Investment Corp.                              --            --        --                 --              --              --
Zurich Insurance Company                            --            --        --                 --              --              --
Fireman's Fund Insurance                            --            --        --                 --              --              --
Bank Indonesia                                      --            --        --                 --              --              --
Maria Fiorini Ramirez                               --            --        --                 --              --              --
NYLCARE Health Plans, Inc.                          --            --        --                 --              --              --
Reserve Bank of Australia                           --            --        --                 --              --              --
World Financial Properties                          --            --        --                 --              --              --
Zurich Insurance Company                            --            --        --                 --              --              --
Folksamerica Reinsurance                            --            --        --                 --              --              --
vHyperion Capital Management                        --            --        --                 --              --              --
ILX Systems                                         --            --        --                 --              --              --
Swiss Reamerica Holdings                            --            --        --                 --              --              --
Cleary, Gottlieb                                    --            --        --                 --              --              --
Prudential Securities                               --            --        --                 --              --              --
Brooks Brothers                                     --            --        --                 --              --              --
Royal Bank of Canada                                --            --        --                 --              --              --
Gruntal & Co., Incorporated                         --            --        --                 --              --              --
Bank of Nova Scotia                                 --            --        --                 --              --              --
TOTAL SQUARE FEET EXPIRING                             0             0         0             41,480          56,189          38,310
% of Total                                           0.0%          0.0%      0.0%               2.0%            2.7%            1.8%
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL RENT EXPIRING (3)                        $  18,878      $  9,591      $  0      $   1,597,777      $2,444,142      $1,682,935
% of Total Rent Expiring                             0.0%          0.0%      0.0%               2.2%            3.4%            2.4%
-----------------------------------------------------------------------------------------------------------------------------------
Average Rent per Square Foot                         N/A           N/A       N/A      $       38.52      $    43.50      $    43.93


-----------------------------------------------------------------------------------------------------------------------------------
                                            YEAR 4              YEAR 5          YEAR 6               YEAR 7                 YEAR 8
FOR THE YEARS ENDING                        DEC-01              DEC-02          DEC-03               DEC-04                 DEC-05
-----------------------------------------------------------------------------------------------------------------------------------

TENANT
Local Area Telecommunications                  --                   --              --                   --                    --
Metropolitan Fiber System                      --                   --              --                   --                    --
Sydney Reinsurance Corporation(1)              --                   --              --                   --                    --
Teleport Communication                         --                   --              --                   --                    --
Cosmo Securities America                       --                   --              --                   --                    --
Generali Insurance Co.(2)                      --                   --              --                   --                    --
Mabon Securities Corp.                         --                   --              --                   --                    --
National Reinsurance Corp.(3)                  --                   --              --                   --                    --
American Capital Access                        --                   --              --                   --                    --
Eastern Lobby Shops                            --                   --              --                   --                    --
M. Arthur Gensler Jr.                          --                   --              --                   --                    --
MCI                                            --                   --              --                   --                    --
Ogaki Kyoritsu Bank                            --                   --              --                   --                    --
SAP America, Inc.                              --                   --              --                   --                    --
Tudor Investment Corp.                         --                   --              --                   --                    --
Greig Fester                                7,623                   --              --                   --                    --
A-T Financial Information                      --                7,537              --                   --                    --
Centre Reinsurance Co.                         --               19,090              --                   --                    --
James Martin & Co., Inc.                       --                2,030              --                   --                    --
Pasqua, Inc.                                   --                  920              --                   --                    --
Tokio Re Corporation                           --               13,918              --                   --                    --
Teligent, Inc.                                 --                   --              --                   --                    --
Credit Suisse                                  --                   --              --                   --                    --
Fleming, Zulack & Willia                       --                   --              --               40,818                    --
Long Term Credit Bank of Japan                 --                   --              --              160,415                    --
Mutual of America                              --                   --              --                2,921                    --
Odyssey Reinsurance Corp.                      --                   --              --               84,483                    --
The Bank of Fukuoka, Ltd.                      --                   --              --                6,633                    --
Tudor Investment Corp.                         --                   --              --               29,912                    --
Zurich Insurance Company                       --                   --              --               24,296                    --
Fireman's Fund Insurance                       --                   --              --                   --                81,154
Bank Indonesia                                 --                   --              --                   --                    --
Maria Fiorini Ramirez                          --                   --              --                   --                    --
NYLCARE Health Plans, Inc.                     --                   --              --                   --                    --
Reserve Bank of Australia                      --                   --              --                   --                    --
World Financial Properties                     --                   --              --                   --                    --
Zurich Insurance Company                       --                   --              --                   --                    --
Folksamerica Reinsurance                       --                   --              --                   --                    --
vHyperion Capital Management                   --                   --              --                   --                    --
ILX Systems                                    --                   --              --                   --                    --
Swiss Reamerica Holdings                       --                   --              --                   --                    --
Cleary, Gottlieb                               --                   --              --                   --                    --
Prudential Securities                          --                   --              --                   --                    --
Brooks Brothers                                --                   --              --                   --                    --
Royal Bank of Canada                           --                   --              --                   --                    --
Gruntal & Co., Incorporated                    --                   --              --                   --                    --
Bank of Nova Scotia                            --                   --              --                   --                    --
TOTAL SQUARE FEET EXPIRING                  7,623               43,495               0              349,478                81,154
% of Total                                    0.4%                 2.1%            0.0%                16.5%                  3.8%
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL RENT EXPIRING (3)                  $272,898           $1,666,902         $31,200          $15,168,123            $3,215,417
% of Total Rent Expiring                      0.4%                 2.3%            0.0%                21.2%                  4.5%
-----------------------------------------------------------------------------------------------------------------------------------
Average Rent per Square Foot             $  35.80           $    38.32             N/A          $     43.40            $    39.62

----------

(1)  Space has been released to Generali Insurance Co. through 2009.

(2) Cleary, Gottlieb is required to take this space per its existing lease terms.

(3) Rent Expiring reflects current Base Rent, Abatements, and Escalations as of August 26, 1998. Rent Expiring does not include contractual step-ups in Base Rent over the terms of the relevant leases.

                                                   (Continued on following page)

                                    OLP LOAN

            LEASE EXPIRATION BY TENANT, SQ. FOOT AND YEAR (CONTINUED)
                                   (2006-2014)

-----------------------------------------------------------------------------------------------------------------------------------

                                                            YEAR 9       YEAR 10           YEAR 11       YEAR 12            YEAR 13
FOR THE YEARS ENDING                                        DEC-06       DEC-07            DEC-08        DEC-09             DEC-10
-----------------------------------------------------------------------------------------------------------------------------------

TENANT
Local Area Telecommunications                                 --           --                 --           --                  --
Metropolitan Fiber System                                     --           --                 --           --                  --
Sydney Reinsurance Corporation                                --           --                 --           --                  --
Teleport Communication                                        --           --                 --           --                  --
Cosmo Securities America                                      --           --                 --           --                  --
Generali Insurance Co.                                        --           --                 --           --                  --
Mabon Securities Corp.                                        --           --                 --           --                  --
National Reinsurance Corp.                                    --           --                 --           --                  --
American Capital Access                                       --           --                 --           --                  --
Eastern Lobby Shops                                           --           --                 --           --                  --
M. Arthur Gensler Jr.                                         --           --                 --           --                  --
MCI                                                           --           --                 --           --                  --
Ogaki Kyoritsu Bank                                           --           --                 --           --                  --
SAP America, Inc.                                             --           --                 --           --                  --
Tudor Investment Corp.                                        --           --                 --           --                  --
Greig Fester                                                  --           --                 --           --                  --
A-T Financial Information                                     --           --                 --           --                  --
Centre Reinsurance Co.                                        --           --                 --           --                  --
James Martin & Co., Inc.                                      --           --                 --           --                  --
Pasqua, Inc.                                                  --           --                 --           --                  --
Tokio Re Corporation                                          --           --                 --           --                  --
Teligent, Inc.                                                --           --                 --           --                  --
Credit Suisse                                                 --           --                 --           --                  --
Fleming, Zulack & Willia                                      --           --                 --           --                  --
Long Term Credit Bank of Japan                                --           --                 --           --                  --
Mutual of America                                             --           --                 --           --                  --
Odyssey Reinsurance Corp.                                     --           --                 --           --                  --
The Bank of Fukuoka, Ltd.                                     --           --                 --           --                  --
Tudor Investment Corp.                                        --           --                 --           --                  --
Zurich Insurance Company                                      --           --                 --           --                  --
Fireman's Fund Insurance                                      --           --                 --           --                  --
Bank Indonesia                                               6,471         --                 --           --                  --
Maria Fiorini Ramirez                                        5,301         --                 --           --                  --
NYLCARE Health Plans, Inc.                                 200,341         --                 --           --                  --
Reserve Bank of Australia                                    4,647         --                 --           --                  --
World Financial Properties                                  22,814         --                 --           --                  --
Zurich Insurance Company                                   130,200         --                 --           --                  --
Folksamerica Reinsurance                                      --           --               40,621         --                  --
Hyperion Capital Management                                   --           --               16,886         --                  --
ILX Systems                                                   --           --               27,139         --                  --
Swiss Reamerica Holdings                                      --           --               24,722         --                  --
Cleary, Gottlieb                                              --           --                 --           --               300,756
Prudential Securities                                         --           --                 --           --                32,667
Brooks Brothers                                               --           --                 --           --                  --
Royal Bank of Canada                                          --           --                 --           --                  --
Gruntal & Co., Incorporated                                   --           --                 --           --                  --
Bank of Nova Scotia                                           --           --                 --           --                  --
TOTAL SQUARE FEET EXPIRING                                 369,774            0            109,368            0             333,423
% of Total                                                    17.5%         0.0%               5.2%         0.0%               15.8%
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL RENT EXPIRING (1)                                $10,070,722         $  0         $2,026,882         $  0         $15,986,814
% of Total                                                    14.1%         0.0%               2.8%         0.0%               22.4%
-----------------------------------------------------------------------------------------------------------------------------------
Average Rent per Square Foot                           $     27.23          N/A         $    18.53          N/A          $    47.95


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             TOTAL
                                                            YEAR 14      YEAR 15           YEAR 16       YEAR 17            SQ. FT.
FOR THE YEARS ENDING                                        DEC-11       DEC-12            DEC-13        DEC-14             EXPIRING
-----------------------------------------------------------------------------------------------------------------------------------

TENANT
Local Area Telecommunications                    --              --                   --                    --                    0
Metropolitan Fiber System                        --              --                   --                    --                    0
Sydney Reinsurance Corporation                   --              --                   --                    --               41,480
Teleport Communication                           --              --                   --                    --                    0
Cosmo Securities America                         --              --                   --                    --                3,550
Generali Insurance Co.                           --              --                   --                    --               27,697
Mabon Securities Corp.                           --              --                   --                    --               11,342
National Reinsurance Corp.                       --              --                   --                    --               13,600
American Capital Access                          --              --                   --                    --                7,234
Eastern Lobby Shops                              --              --                   --                    --                  600
M. Arthur Gensler Jr.                            --              --                   --                    --                5,827
MCI                                              --              --                   --                    --                    0
Ogaki Kyoritsu Bank                              --              --                   --                    --               10,611
SAP America, Inc.                                --              --                   --                    --                5,918
Tudor Investment Corp.                           --              --                   --                    --                8,120
Greig Fester                                     --              --                   --                    --                7,623
A-T Financial Information                        --              --                   --                    --                7,537
Centre Reinsurance Co.                           --              --                   --                    --               19,090
James Martin & Co., Inc.                         --              --                   --                    --                2,030
Pasqua, Inc.                                     --              --                   --                    --                  920
Tokio Re Corporation                             --              --                   --                    --               13,918
Teligent, Inc.                                   --              --                   --                    --                    0
Credit Suisse                                    --              --                   --                    --                    0
Fleming, Zulack & Willia                         --              --                   --                    --               40,818
Long Term Credit Bank of Japan                   --              --                   --                    --              160,415
Mutual of America                                --              --                   --                    --                2,921
Odyssey Reinsurance Corp.                        --              --                   --                    --               84,483
The Bank of Fukuoka, Ltd.                        --              --                   --                    --                6,633
Tudor Investment Corp.                           --              --                   --                    --               29,912
Zurich Insurance Company                         --              --                   --                    --               24,296
Fireman's Fund Insurance                         --              --                   --                    --               81,154
Bank Indonesia                                   --              --                   --                    --                6,471
Maria Fiorini Ramirez                            --              --                   --                    --                5,301
NYLCARE Health Plans, Inc.                       --              --                   --                    --              200,341
Reserve Bank of Australia                        --              --                   --                    --                4,647
World Financial Properties                       --              --                   --                    --               22,814
Zurich Insurance Company                         --              --                   --                    --              130,200
Folksamerica Reinsurance                         --              --                   --                    --               40,621
Hyperion Capital Management                      --              --                   --                    --               16,886
ILX Systems                                      --              --                   --                    --               27,139
Swiss Reamerica Holdings                         --              --                   --                    --               24,722
Cleary, Gottlieb                                 --              --                   --                    --              300,756
Prudential Securities                            --              --                   --                    --               32,667
Brooks Brothers                                  --            15,768                 --                    --               15,768
Royal Bank of Canada                             --           173,712                 --                    --              173,712
Gruntal & Co., Incorporated                      --              --                246,007                  --              246,007
Bank of Nova Scotia                              --              --                   --                 246,484            246,484
TOTAL SQUARE FEET EXPIRING                          0         189,480              246,007               246,484          2,112,265
% of Total                                        0.0%            9.0%                11.6%                 11.7%             100.0%
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL RENT EXPIRING (1)                          $  0        $543,820        $   6,457,990        $   10,229,892        $71,423,983
% of Total                                        0.0%            0.8%                 9.0%                 14.3%             100.0%
-----------------------------------------------------------------------------------------------------------------------------------
Average Rent per Square Foot                      N/A        $   2.87        $       26.25        $        41.50        $     33.81


----------

(1) Rent Expiring reflects current Base Rent, Abatements, and Escalations as of August 26, 1998. Rent Expiring does not include contractual step-ups in Base Rent over the terms of the relevant leases.

                                    OLP LOAN

                            LEASE EXPIRATION BY YEAR

SQUARE FEET
EXPIRING                                                                                                   YEAR 1            YEAR 2
FOR THE YEARS ENDING                       VACANT         DEC-95         DEC-96         DEC-97             DEC-98            DEC-99
------------------------------------------------------------------------------------------------------------------------------------
Square Feet Expiring                           0              0              0              0             41,480             56,189
Cumulative SF                                  0              0              0              0             41,480             97,669
------------------------------------------------------------------------------------------------------------------------------------
%                                            0.0%           0.0%           0.0%           0.0%               2.0%               2.7%
Cumulative %                                 0.0%           0.0%           0.0%           0.0%               2.0%               4.6%
------------------------------------------------------------------------------------------------------------------------------------

RENT EXPIRING (1)
Escalated Rent Expiring                     $  0      $  18,878      $   9,591      $       0      $   1,597,777      $   2,444,142
Cumulative Rent                                0         18,878         28,469         28,469          1,626,246          4,070,388
------------------------------------------------------------------------------------------------------------------------------------
%                                            0.0%           0.0%           0.0%           0.0%               2.2%               3.4%
Cumulative %                                 0.0%           0.0%           0.0%           0.0%               2.3%               5.7%
------------------------------------------------------------------------------------------------------------------------------------
Average Rent per Square Foot                 N/A            N/A            N/A            N/A      $       38.52      $       43.50
------------------------------------------------------------------------------------------------------------------------------------



SQUARE FEET
EXPIRING                                          YEAR 3             YEAR 4             YEAR 5            YEAR 6              YEAR 7
FOR THE YEARS ENDING                              DEC-00             DEC-01             DEC-02            DEC-03              DEC-04
------------------------------------------------------------------------------------------------------------------------------------
Square Feet Expiring                             38,310              7,623             43,495                 0             349,478
Cumulative SF                                   135,979            143,602            187,097           187,097             536,575
------------------------------------------------------------------------------------------------------------------------------------
%                                                   1.8%               0.4%               2.1%              0.0%               16.5%
Cumulative %                                        6.4%               6.8%               8.9%              8.9%               25.4%
------------------------------------------------------------------------------------------------------------------------------------

RENT EXPIRING (1)
Escalated Rent Expiring                   $   1,682,935      $     272,898      $   1,666,902      $     31,200      $   15,168,123
Cumulative Rent                               5,753,323          6,026,222          7,693,124         7,724,324          22,892,447
------------------------------------------------------------------------------------------------------------------------------------
%                                                   2.4%               0.4%               2.3%              0.0%               21.2%
Cumulative %                                        8.1%               8.4%              10.8%             10.8%               32.1%
------------------------------------------------------------------------------------------------------------------------------------
Average Rent per Square Foot              $       43.93      $       35.80      $       38.32               N/A      $        43.40
------------------------------------------------------------------------------------------------------------------------------------

----------

(1) Rent Expiring reflects current Base Rent, Abatements, and Escalations as of August 26, 1998. Rent Expiring does not include contractual step-ups in Base Rent over the terms of the relevant leases.

                                                   (Continued on following page)

                                    OLP LOAN

                      LEASE EXPIRATION BY YEAR (CONTINUED)

SQUARE FEET
EXPIRING                             YEAR 8            YEAR 9          YEAR 10           YEAR 11          YEAR 12           YEAR 13
FOR THE YEARS ENDING                 DEC-05            DEC-06          DEC-07            DEC-08           DEC-09            DEC-10
------------------------------------------------------------------------------------------------------------------------------------

Square Feet Expiring                 81,154           369,774                0           109,368                0           333,423
Cumulative SF                       617,729           987,503          987,503         1,096,871        1,096,871         1,430,294
------------------------------------------------------------------------------------------------------------------------------------
%                                       3.8%             17.5%             0.0%              5.2%             0.0%             15.8%
Cumulative %                           29.2%             46.8%            46.8%             51.9%            51.9%             67.7%
------------------------------------------------------------------------------------------------------------------------------------

RENT EXPIRING (1)
Escalated Rent Expiring      $    3,215,417    $   10,070,722    $           0    $    2,026,882    $           0    $   15,986,814
Cumulative Rent                  26,107,864        36,178,586       36,178,586        38,205,468       38,205,468        54,192,282
------------------------------------------------------------------------------------------------------------------------------------
%                                       4.5%             14.1%             0.0%              2.8%             0.0%             22.4%
Cumulative %                           36.6%             50.7%            50.7%             53.5%            53.5%             75.9%
------------------------------------------------------------------------------------------------------------------------------------
Average Rent per
Square Foot                  $        39.62    $        27.23              N/A    $        18.53              N/A    $        47.95
------------------------------------------------------------------------------------------------------------------------------------



SQUARE FEET
EXPIRING                                         YEAR 14           YEAR 15            YEAR 16            YEAR 17
FOR THE YEARS ENDING                             DEC-11            DEC-12             DEC-13             DEC-14               TOTAL
------------------------------------------------------------------------------------------------------------------------------------

Square Feet Expiring                                  0            189,480            246,007            246,484          2,112,265
Cumulative SF                                 1,430,294          1,619,774          1,865,781          2,112,265          2,112,265
------------------------------------------------------------------------------------------------------------------------------------
%                                                   0.0%               9.0%              11.6%              11.7%             100.0%
Cumulative %                                       67.7%              76.7%              88.3%             100.0%             100.0%
------------------------------------------------------------------------------------------------------------------------------------

RENT EXPIRING (1)
Escalated Rent Expiring                   $           0     $      543,820     $    6,457,990     $   10,229,892     $   71,423,983
Cumulative Rent                              54,192,282         54,736,102         61,194,092         71,423,983         71,423,983
------------------------------------------------------------------------------------------------------------------------------------
%                                                   0.0%               0.8%               9.0%              14.3%             100.0%
Cumulative %                                       75.9%              76.6%              85.7%             100.0%             100.0%
------------------------------------------------------------------------------------------------------------------------------------
Average Rent per Square Foot                        N/A     $         2.87     $        26.25     $        41.50     $        33.81
------------------------------------------------------------------------------------------------------------------------------------

----------

(1) Rent Expiring reflects current Base Rent, Abatements, and Escalations as of August 26, 1998. Rent Expiring does not include contractual step-ups in Base Rent over the terms of the relevant leases.

ONE LIBERTY PLAZA: THE LOAN

     Security. The OLP Loan is a nonrecourse loan, secured only by the OLP Borrower's fee interest in the OLP Property and certain other collateral relating thereto (including an assignment of leases and rents, and a cash collateral account). The mortgagee is the insured under the title insurance policies which insure, among other things, that the OLP Mortgage constitutes a valid and enforceable first lien on the OLP Property, subject to certain exceptions and exclusions from coverage set forth therein. Such title insurance policies, together with the OLP Note, the OLP Mortgage and other documents and agreements evidencing and securing the OLP Loan (collectively, with all other security documents referenced herein, the "Loan Documents"), will be assigned to the Trustee.

     Payment Terms. The OLP Loan matures on January 1, 2028 (the "OLP Maturity Date") and bears interest at (a) a fixed rate per annum equal to 6.90% (the "OLP Initial Interest Rate") through and including December 18, 2007 and (b) from and after December 19, 2007 (the "OLP Effective Maturity Date"), at a fixed rate per annum (the "OLP Revised Interest Rate") equal to the greater of (i) the OLP Initial Interest Rate plus 2% or (ii) the OLP Treasury Rate (as defined below) plus 2% (the "OLP Applicable Interest Rate"). The "OLP Treasury Rate" means the yield, calculated by linear interpolation of the yield of noncallable United States Treasury obligations with terms (one longer and one shorter) most nearly approximating the period from the OLP Effective Maturity Date to the tenth anniversary thereafter. Any interest accrued at the excess of the OLP Revised Interest Rate over the OLP Initial Interest Rate is deferred and added to the outstanding indebtedness under the OLP Loan and earns interest at the OLP Revised Interest Rate (such deferred interest and interest thereon, the "OLP Accrued Interest"). Interest on the OLP Loan is calculated on the basis of a 360-day year and the actual number of days elapsed in the applicable period.

     The payment date for the OLP Loan is the first business day of each month (each, an "OLP Payment Date"), with no grace period for a default in the payment of scheduled principal or interest. Commencing on February 1, 1998 and continuing through the OLP Maturity Date, 360 equal monthly installments of principal and interest (the "OLP Debt Service Payments") in the amount of $1,829,400.41 (based on a 360-month amortization schedule and the OLP Initial Interest Rate) shall be due and payable. In the event of a default in payments, interest will accumulate thereon at the applicable interest rate plus three percent (3.0%) per annum (the "OLP Default Rate").

     Commencing with the first Payment Date after the OLP Effective Maturity Date and continuing on each Payment Date thereafter through and including the OLP Maturity Date, the OLP Borrower is required to apply 100% of rents and other revenues from the OLP Property to the following items in the following order of priority: (a) to payment of interest accruing at the OLP Default Rate and any late payment charges, if applicable; (b) to payment of required monthly amounts of taxes and insurance premiums (the "OLP Mortgage Escrow Amounts"); (c) to payment of the OLP Monthly Debt Service Payments; (d) to payment of monthly cash expenses pursuant to the annual budget approved by the mortgagee (the "Cash Expenses"); (e) to payment of extraordinary expenses approved by the mortgagee, if any (the "Extraordinary Expenses"); (f) to payments to be applied against the outstanding principal of the loan until such principal amount is paid in full,
(g) to payments of the OLP Accrued Interest; and (h) to payments of any other amounts due under the Loan Documents. Any excess amounts shall be paid to the OLP Borrower. The scheduled principal balance of the OLP Loan as of the OLP Effective Maturity Date is approximately $236,388,184.

     Events of Default. The occurrence of any of the following constitutes an "Event of Default" under the OLP Mortgage: (a) failure to make any payment of interest or principal when due, or failure to pay the principal balance when due; (b) failure to pay any other amount payable pursuant to the OLP Note or the OLP Mortgage when due and payable, with such failure continuing for ten (10) days after mortgagee delivers written notice thereof to the OLP Borrower; (c) failure to keep in full force and effect the insurance required under the OLP Mortgage to be maintained or failure to comply with any other covenant relating to insurance requirements, which failure continues for five (5) business days after the mortgagee delivers written notice thereof to the OLP Borrower; (d) failure to comply with certain OLP Mortgage covenants which (1) require the OLP Borrower to keep the OLP Property free from liens and encumbrances (with such default continuing for five (5) business days after mortgagee delivers written notice thereof to the OLP Borrower), and (2) prohibit the sale of the OLP Property and transfers of direct and indirect beneficial interests in the OLP Borrower; (e) any attempt by the OLP Borrower to assign its rights under the OLP Mortgage; (f) any other default in the performance or payment, or breach, of any material covenant, warranty, representation or agreement set forth in the documents which evidence and secure the OLP Loan, with such default continuing for thirty (30) business days after mortgagee delivers written notice thereof to the OLP Borrower; (g) the occurrence of certain bankruptcy events; (h) the termination, or the failure to continue to be valid and effective, of the OLP Mortgage (or the ceasing of any lien granted thereunder to be a perfected first priority lien) or any of the Loan Documents evidencing the OLP Loan; or (i) the occurrence of any event of default under any other of the Loan Documents.

     If the OLP Borrower defaults on any payment of any OLP Debt Service Payment on any OLP Payment Date and such default is not cured within 5 days, then the OLP Borrower shall be obligated to pay to mortgagee a late payment charge in an amount equal to three percent (3%) of the amount of the installment not paid. If the OLP Borrower defaults in the payment of any OLP Debt Service Payment on the Payment Date due, or defaults in any other manner so as to constitute an Event of Default, then mortgagee at its option and without further notice to the OLP Borrower may declare the entire unpaid amount of principal with interest at the Default Rate together with all other sums due, if any, immediately due and payable.

     Prepayment. Voluntary prepayment is not permitted under the OLP Loan prior to the 90 day period preceding the OLP Effective Maturity Date. Thereafter, and until the OLP Effective Maturity Date, the OLP Loan may be prepaid without penalty or premium. Prepayments made following an Event of Default under the OLP-Mortgage or an acceleration by the mortgagee shall be deemed to be voluntary and shall be subject to a prepayment premium ("OLP Yield Maintenance Premium") equal to the greater of (a)1.0% of the principal amount being prepaid or (b) the product of (i) a fraction whose numerator is an amount equal to the portion of the principal balance being paid and whose denominator is the entire outstanding principal balance on the date of such prepayment, and (ii) an amount equal to the remainder obtained by subtracting (x) an amount equal to the entire outstanding principal as of the date of such prepayment from (y) the present value as of the date of such prepayment of the remaining scheduled payments of principal and interest determined by discounting such payments at the OLP Discount Rate. The "OLP Discount Rate" means the rate which, when compounded monthly, equals the yield, calculated by linear interpolation of the yields of noncallable United States Treasury obligations with terms (one longer and one shorter) most nearly approximating the period from the date of such prepayment to the OLP Effective Maturity Date.

     No OLP Yield Maintenance Premium or other premium or penalty is required to be paid in connection with any prepayment resulting from the application of insurance or condemnation proceeds to repayment of the OLP Loan in accordance with the requirements of the OLP Mortgage.

     Defeasance Collateral. For the purposes of this section, "Defeasance Collateral" shall mean obligations or securities not subject to prepayment, call or early redemption which are direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America or any agency or instrumentality of the United States of America, or the obligations of which are backed by the full faith and credit of the United States of America, the ownership of which will not cause the mortgagee to be an investment company under the Investment Company Act of 1940, as amended, included as collateral under the OLP Loan. For the purposes of this section, the term "Total Defeasance Collateral Requirement" shall mean an amount sufficient to pay all principal indebtedness outstanding as of the date of the OLP Defeasance (as described below) under the OLP Note as it becomes due and sufficient to pay scheduled principal and interest payments on the OLP Loan amount through and including the OLP Effective Maturity Date.

     The OLP Borrower shall be entitled on any OLP Payment Date to defease (an "OLP Defeasance") the OLP Loan from and after the earlier to occur of (x) December 19, 2000 and (y) the second anniversary of the date on which the OLP Loan is deposited into a REMIC, in connection with the delivery of Defeasance Collateral, provided that: (i) the mortgagee shall have received from the OLP Borrower at least 30 days' prior written notice of the date proposed for such release (the "OLP Release Date"); (ii) no Event of Default shall have occurred and be continuing as of the date of such notice and the OLP Release Date; (iii) the OLP Borrower shall deliver on the OLP Release Date, Defeasance Collateral in such amount as shall satisfy the Total Defeasance Collateral Requirement; (iv) the OLP Borrower shall have granted mortgagee a valid perfected first priority security interest in the Defeasance Collateral, all securities entitlements relating thereto and all proceeds thereof; (v) the OLP Borrower shall have delivered a certificate of an officer of the OLP Borrower (an "OLP Officer's Certificate") dated as of the date of such delivery, confirming the matters referred to in clause (ii) above, certifying that the applicable provisions of clause (iii) above have been complied with and certifying that all conditions precedent for such release have been complied with; and (vi) the OLP Borrower shall have delivered to mortgagee the opinions of counsel required by the OLP Mortgage upon a defeasance of the lien.

     Lockbox and Reserves. The OLP Borrower has established with The Republic National Bank of New York (the "OLP Securities Intermediary") a cash collateral account in the name of Securities Intermediary, as agent for mortgagee, as secured party (the "OLP Lockbox Account"). The OLP Borrower has instructed tenants to make all checks payable to the OLP Operating Account (as described below) with respect to rent due under the leases and has covenanted to deposit all operating revenues received directly into the OLP Lockbox Account.

     The OLP Borrower has established with the OLP Securities Intermediary (a) an operating account (the "OLP Operating Account") to receive deposits daily of amounts on deposit in the OLP Lockbox Account, (b) a P&I escrow account (the "OLP P&I Escrow Account") to be funded each month before the OLP Effective Maturity Date in an amount equal to the amount of interest and principal due on the next Payment Date, (c) a real estate taxes and insurance premium escrow account (the "OLP Mortgage Escrow Account"), (d) a capital expenditure reserve account (the "OLP Capital Expenditure Reserve Account") as described below, (e) a tenant improvement and leasing reserve account (the "OLP TI and Leasing Reserve Account") as described below, (f) a Gruntal Lease Reserve Account (the "OLP Gruntal Lease Reserve Account") as described below, and (h) a material lease reserve account (the "OLP Material Lease Reserve Account") as described below. The sum of $12,400,000 was deposited into the OLP Gruntal Lease Reserve Account on the closing date. Commencing on January 1, 1998, and on the first business day of every month through and including June 1, 1998 (or until such time as $14,000,000 is on deposit in the OLP Gruntal Lease Reserve Account), the OLP Borrower shall instruct the Securities Intermediary to withdraw from the OLP Lockbox Account and deposit into the OLP Gruntal Lease Reserve Account a sum in the amount of $266,667. Disbursements shall be made from the OLP Gruntal Lease Reserve Account to pay for costs associated with tenant improvements and leasing commissions related to the Gruntal Lease (the "Gruntal Lease"). The sum of $5,999,534.45 was deposited into the OLP Mortgage Escrow Account on the closing date. An amount equal to $0.50 per square foot per annum, or $88,604.83 monthly, for the OLP Property shall be funded on a monthly basis into the OLP Capital Expenditure Reserve Account by the OLP Borrower. The OLP Borrower shall deposit into the OLP TI and Leasing Reserve Account, on a monthly basis, an amount equal to $2.35 per square foot per annum, or $416,667 monthly, provided, however, that in no event shall Borrower be required to have on deposit an amount in excess of $5,000,000 in the OLP TI and Leasing Reserve Account. The OLP TI and Leasing Reserve Account amounts shall be disbursed by the Securities Intermediary upon delivery of an OLP Officer's Certificate that certain costs have been incurred in connection with tenant improvements, leasing commissions and other customary leasing costs. The OLP Borrower shall be required to deposit into the OLP Material Lease Reserve Account reserves with respect to leases demising space to a single tenant in excess of 80,000 square feet at the OLP Property (a "Material Lease") which are expiring within one year, which reserves shall be equal to one twelfth of the product of (x) $45 per square foot of the OLP Property and (y) the square footage of the expiring Material Lease (subject to adjustment based upon increases in the Consumer Price Index published by the United States Department of Labor, Bureau of Labor Statistics (the "OLP Lease Expiration Reserve Amounts"). The OLP Lease Expiration Reserve Amounts shall be funded monthly to the extent of available cash in the OLP Operating Account and shall be disbursed to the OLP Borrower upon delivery of a fully executed lease complying in all respects with the terms set forth in the OLP Mortgage. In lieu of certain reserve amounts described above, the OLP Borrower may substitute a letter of credit in form acceptable to the mortgagee.

     Until the OLP Effective Maturity Date, the OLP Securities Intermediary will withdraw from the OLP Operating Account on the first business day of each month, funds in the following amounts and in the following order of priority: (i) funds in an amount of $1,829,400.41 (the "OLP Monthly Amount") and deposit the same into the OLP P&I Escrow Account; (ii) funds in an amount equal to the monthly OLP Mortgage Escrow Amounts (which monthly amount initially shall be $1,000,483.05) and deposit the same into the OLP Mortgage Escrow Account; (iii) funds in an amount equal to the OLP Reserve Amounts (as hereinafter defined), if any, and deposit the same into the OLP Mortgage Escrow Account; (iv) funds in an amount equal to the monthly OLP Capital Expenditure Amounts and deposit the same into the OLP Capital Expenditure Reserve Account; (v) funds in an amount equal to the OLP Gruntal Lease Reserve Amounts and deposit the same into the OLP Gruntal Lease Reserve Account; (vi) funds in an amount equal to the monthly OLP TI and Leasing Reserve Amount and deposit the same into the OLP TI and Leasing Reserve Account; and (vii) from time to time, funds in an amount equal to the OLP Lease Expiration Reserve Amounts and deposit the same into the OLP Material Lease Reserve Account.

     Provided that (i) the OLP Securities Intermediary shall not have received written notice that an Event of Default shall have occurred and be continuing hereunder or under any of the other Loan Documents, (ii) neither the OLP Borrower nor Lender shall have delivered to the OLP Securities Intermediary a notice stating that an Event of Default has occurred and is then outstanding hereunder or under any of the other Loan Documents, (iii) the OLP Securities Intermediary shall not have been notified in writing that there are any payables of the OLP Borrower outstanding that are more than sixty (60) days past due, unless the same are being contested by the OLP Borrower in good faith, and no other obligations of the OLP Borrower that are past due, and (iv) the OLP Borrower shall have delivered to (or shall deliver simultaneously therewith) or shall have instructed (or shall instruct simultaneously therewith) the OLP Securities Intermediary to transfer from the Operating Account to the Mortgage Escrow Account, an amount equal to one hundred twenty-five percent (125%) of any amounts being contested in connection with any payables which exceed Two Hundred-Fifty Thousand Dollars ($250,000) in the aggregate (such amounts in excess of Two Hundred-Fifty Thousand Dollars ($250,000) delivered in connection with any such contest in excess of Two Hundred Fifty Thousand Dollars ($250,000) being hereinafter referred to as the "OLP Reserve Amounts"), then the OLP Borrower may, at any time, instruct the Securities Intermediary to transfer all amounts deposited from time to time in the OLP Operating Account for the balance of the applicable month, from the OLP Operating Account to such accounts as the OLP Borrower may determine (the "OLP Borrower Accounts"), but in no event more frequently than once weekly, to pay operating expenses of the OLP Property, to make distributions to the partners of the OLP Borrower, or otherwise.

     After the OLP Effective Maturity Date, the OLP Securities Intermediary shall withdraw from the OLP Operating Account on the first Business Day of each month, the following amounts in the following order of priority, based on the information set forth in a statement delivered to the OLP Securities Intermediary pursuant to the OLP Mortgage, upon which the OLP Securities Intermediary may conclusively rely: (i) funds in an amount equal to the OLP Monthly Amount due on the OLP Note on the next Payment Date and deposit the same into the OLP P&I Escrow Account; (ii) funds in an amount equal to the monthly OLP Mortgage Escrow Amounts and deposit the same into the OLP Mortgage Escrow Account; (iii) funds in an amount equal to the OLP Reserve Amounts, if any, and deposit the same into the OLP Mortgage Escrow Account; (iv) funds in an amount (it being understood that mortgagee shall notify the OLP Securities Intermediary of the amounts thereof) equal to the monthly allocation of OLP Operating Expenses pursuant to an approved annual budget ("OLP Approved Operating Expenses") and approved Extraordinary Expenses ("OLP Approved Extraordinary Expenses"), if any, and pay the same to mortgagee; (v) funds in an amount equal to the OLP Capital Expenditure Reserve Amounts and deposit the same into the OLP Capital Expenditure Reserve Account; (vi) funds in an amount equal to the OLP TI and Leasing Reserve Amounts and deposit the same into the OLP TI and Leasing Reserve Account; (vii) funds in an amount equal to the OLP Material Lease Reserve Amounts and deposit the same into the OLP Material Lease Reserve Account; (viii) funds to be applied against the outstanding principal due under the OLP Note until such principal amount is paid in full and pay the same to mortgagee; (ix) funds in an amount (it being understood that mortgagee shall notify the Securities Intermediary of the amounts thereof) equal to the OLP Accrued Interest, including, if applicable, interest at the OLP Default Rate applicable from and after the OLP Effective Maturity Date and pay the same to mortgagee; (x) funds in an amount (it being understood that mortgagee shall notify the Securities Intermediary of the amounts thereof) equal to any other amounts due under the Loan Documents and pay the same to mortgagee; and (xi) thereafter, any remaining amounts will be remitted to the OLP Borrower.

     Transfer of Properties and Interest in Borrower; Encumbrance; Other Debt. The OLP Borrower is generally prohibited from transferring or encumbering the OLP Property except for a transfer of the OLP Property that has been released as described under "Defeasance Collateral" in this section. The OLP Borrower may, without the consent of the mortgagee, (i) make immaterial transfers of portions of the OLP Property to government authorities for dedication or public use, or portions of the OLP Property to third parties, including owners of outparcels, or other properties for the purpose of erecting and operating additional structures whose use is integrated with the use of the OLP Property, and (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes or amend the operating agreements, provided that no such transfer, conveyance or encumbrance set forth in clauses (i) and (ii) above shall materially impair the utility and operation of the OLP Property or materially adversely affects the value of the OLP Property taken as a whole. In connection with any transfer or any series of transfers that affect (on a cumulative basis) more than 10% of the value of the OLP Property (not including leasing in the ordinary course of business), a tax opinion and a non-disqualification opinion of counsel shall be furnished to mortgagee.

     Mortgagee's approval is not required for a transfer of any direct or indirect beneficial interests in the OLP Borrower, provided that (i) no Event of Default shall have occurred and be continuing, (ii) the OLP Borrower (or the transferor of such interest) shall deliver notice thereof to the mortgagee at least 15 business days prior to the effective date of such transfer, (iii) the OLP Borrower shall remain a single purpose entity, (iv) no transfer of limited partner, non-managing member or shareholder interests shall result in any one person (or any group of affiliates) owning, directly or indirectly, more than 49% of the beneficial ownership interests of the OLP Borrower, and (iv) World Financial Properties, L.P. shall own not less than 51 % of the beneficial interests in the OLP Borrower, and if the OLP Borrower shall be a partnership, all general partners shall be wholly-owned subsidiaries of World Financial Properties, L.P. If 10% or more of direct beneficial interests in the OLP Borrower are transferred or if any transfer shall result in a person or a group of affiliates acquiring more than a 49% interest as set forth above, the OLP Borrower shall deliver or cause to be delivered to the mortgagee (x) an opinion of counsel addressed to the Rating Agencies and the mortgagee and dated as of the date of the transfer to the effect that in a properly presented case, a bankruptcy court in a case involving such transferee, or any affiliate thereof, would not disregard the corporate or partnership forms of such entity, their affiliates and/or their partners, as the case may be, so as to consolidate the assets and liabilities of such entity or entities and/or their affiliates with those of the OLP Borrower or their OLP General Partner, and (y) an OLP Officer's Certificate certifying that such transfer is not an Event of Default, provided, however that the Rating Agencies shall deliver written confirmation that any such transfer will not result in the withdrawal, qualification or downgrading of the then current ratings of the Certificates. For the purposes of this section, a sale of stock in World Financial Properties, L.P. on a publicly traded exchange is not an indirect transfer of beneficial interest in the OLP Borrower.

     The OLP Borrower is not permitted to incur, create or assume any additional debt or liabilities without the consent of mortgagee; provided, however, that if no Event of Default shall have occurred and be continuing, the OLP Borrower may, without the consent of the mortgagee, incur, create or assume any or all of the following indebtedness (collectively, "Permitted Debt"): (i) the OLP Note and the other obligations, indebtedness and liabilities specifically provided for in the Loan Documents; (ii) unsecured indebtedness for trade payables incurred in the ordinary course of business (other than liens being contested in accordance with the provisions of the OLP Mortgage), not to exceed $2,000,000 and is paid within 60 days following the date on which each such amount was actually due and payable unless (a) the OLP Borrower is in good faith contesting its obligation to pay such indebtedness in a manner satisfactory to the mortgagee, (b) adequate reserves with respect thereto are maintained on the books of the OLP Borrower in accordance with GAAP, (c) such contest operates to suspend collection of such amounts or enforcement of such obligations, and (d) no Event of Default exists and is continuing; and (iii) unsecured indebtedness for amounts payable or reimbursable to any tenant on account of work performed at the OLP Property by such tenant or for costs incurred by such tenant in connection with its occupancy of space, including for tenant improvements.

     Insurance. The OLP Borrower is required to maintain for the OLP Property
(a) insurance against all perils included within the classification "All Risks of Physical Loss" with extended coverage in amounts at all times sufficient to prevent the OLP Borrower from becoming a co-insurer, but in any event equal to the full insurable value of the improvements and equipment, (b) comprehensive general liability insurance in such amounts as are generally required by institutional lenders for comparable properties but in no event less than $5,000,000 per occurrence and with an aggregate limit of not less than $10,000,000, (c) statutory worker's compensation insurance, (d) business interruption and/or loss of "rental value" insurance to cover the loss of at least 24 months income, (e) during any period of repair or restoration, builder's "all risk" insurance in an amount not less than the full insurable value of the OLP Property, (f) broad form boiler and machinery insurance and insurance covering all boilers or other pressure vessels, machinery and equipment, if any, located in, on or about the OLP Property and insurance against loss of occupancy or use arising from any such breakdown in such amounts as are generally available at commercially reasonable premiums and are generally required by institutional lenders for properties comparable to the OLP Property against loss of occupancy or use arising from any such breakdown in such amounts as are generally available at commercially reasonable premiums and are generally required by institutional lenders for properties comparable to the OLP Property;
(g) flood insurance, if available, with respect to any of the OLP Property located within a designated "flood prone" zone or "special flood hazard area" in an amount equal to the lesser of the OLP Loan and the maximum limit of coverage available with respect to the OLP Property; and (h) at the mortgagee's reasonable request, such other insurance, including but not limited to earthquake insurance, against loss or damage of the kinds from time to time customarily insured against and in such amounts as are generally required by institutional lenders on loans of similar amounts and secured by comparable properties.

     The insurance coverage may be effected under a blanket policy or policies provided that any such blanket policy shall specify, except in the case of public liability insurance, the portion of the total coverage of such policy that is allocated to the OLP Property, and any sublimits in such blanket policy applicable to the OLP Property, which amounts shall not be less than the amounts required pursuant to this section and which shall in any case comply in all other respects with the requirements of the OLP Loan. All insurance policies are required to name the mortgagee as an additional named insured, to provide that all proceeds (except with respect to proceeds of general liability and workers' compensation insurance) be payable to the mortgagee as and to the extent described below in "Casualty and Condemnation", and shall contain: (i) a standard "non-contributory mortgagee" endorsement or its equivalent relating, inter alia, to recovery by the mortgagee notwithstanding the negligent or willful acts or omissions of the OLP Borrower; (ii) a waiver of subrogation endorsement in favor of the mortgagee; (iii) an endorsement providing that no policy shall be impaired or invalidated by virtue of any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by the OLP Borrower, the mortgagee or any other named insured, additional insured or loss payee, except for the willful misconduct of the mortgagee knowingly in violation of the conditions of such policy; (iv) an endorsement providing for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of first class properties comparable to and in the general vicinity of the property, but in no event in excess of $100,000, except in the case of earthquake coverage, for which such deductible shall not be in excess of that generally required by institutional lenders on loans of similar amounts secured by comparable properties; and (v) a provision that such policies shall not be canceled, terminated or expired without at least thirty (30) days' prior written notice to the mortgagee, in each instance. The OLP Loan requires the OLP Borrower to obtain the insurance coverage described above, from domestic primary insurers having (x) a claims-paying-ability rating by Standard & Poor's Ratings Services of not less than "AA" and its equivalent by any other Rating Agency, and (y) an Alfred M. Best Company, Inc. rating of "A" or better and a financial size category of not less than IX. All insurers providing insurance required by the OLP Mortgage shall be authorized to issue insurance in the state where the OLP Property is located.

     Condemnation and Casualty. The OLP Borrower will promptly notify the mortgagee in writing upon obtaining knowledge of (i) the institution of any proceedings relating to any taking, or (ii) the occurrence of any casualty, damage or injury to, the OLP Property or any portion thereof the restoration of which is estimated by the OLP Borrower in good faith to cost more than the $6,000,000 (the "OLP Threshold Amount"). In addition, such notice shall set forth a good faith estimate of the cost of repairing or restoring such casualty, damage, injury or taking in reasonable detail if the same is then available and, if not, as soon thereafter as it can reasonably be provided.

     Except as described below, in the event of any taking of or casualty or other damage or injury to the OLP Property, the OLP Borrower's right, title and interest in and to all compensation, awards, proceeds, damages, claims, insurance recoveries, causes and rights of action (whether accrued prior to or after the initial closing of the OLP Loan) and payments which the OLP Borrower may receive or to which it may become entitled or any part thereof other than payments received in connection with any liability or loss of rental value or business interruption insurance (collectively, the "OLP Proceeds"), in connection with any such taking of, or casualty or other damage or injury to, any OLP Property or any part thereof are assigned by the OLP Borrower to, and shall be paid to, the mortgagee.

     For purposes of this section, a "OLP Total Loss" shall mean (i) a casualty, damage or destruction of the OLP Property, the cost of restoration of which would exceed 25% of the amount of the OLP Loan, and with respect to which the OLP Borrower is not required, under the applicable leases to apply insurance and condemnation proceeds to the restoration of such OLP Property or (ii) a permanent taking of 25% or more of the gross leasable area of the OLP Property or so much of the OLP Property, in either case, such that it would be impracticable, in the mortgagee's sole discretion, even after restoration, to operate such OLP Property as an economically viable whole and with respect to which the applicable lease does not require such restoration.

     Following a casualty or condemnation, the OLP Proceeds shall be applied by mortgagee (unless mortgagee, in its sole discretion, otherwise elects) to prepay the OLP Note without prepayment premium or penalty, if. (i) the proceeds shall equal or exceed the OLP Loan, (ii) an Event of Default shall have occurred and be continuing, (iii) a OLP Total Loss has occurred, (iv) the work is not capable of being completed before the earlier to occur of the date which is 180 days prior to the OLP Maturity Date, and the date on which the business interruption insurance carried by the OLP Borrower shall expire, or (v) the OLP Property is not capable of being restored substantially to its condition prior to such taking or casualty.

     Notwithstanding anything to the contrary contained in the OLP Mortgage, and excluding situations requiring prepayment, to the extent insurance and condemnation proceeds do not exceed the OLP Threshold Amount, such insurance and condemnation proceeds are to be paid directly to the OLP Borrower to be applied to restoration of the OLP Property. Promptly after the occurrence of any damage or destruction to all or any portion of the OLP Property or a taking of a portion thereof, in either case which shall not constitute a OLP Total Loss, the OLP Borrower shall either cause such OLP Property to be released, or shall commence and diligently prosecute to completion the repair, restoration and rebuilding of such OLP Property (in the case of a partial taking, to the extent it is capable of being restored) so damaged, destroyed or remaining after such taking in full compliance with all material legal requirements and free and clear of any and all liens except permitted encumbrances. Except upon the occurrence and during the continuance of an Event of Default, the OLP Borrower may settle any insurance claim with respect to proceeds which does not exceed the OLP Threshold Amount. If an Event of Default shall have occurred and be continuing, or if the OLP Borrower fails to file and/or prosecute any insurance claim for a period of fifteen (15) business days following the OLP Borrower's receipt of written notice from the mortgagee, the OLP Borrower empowers the mortgagee to file and prosecute such claim (including settlement thereof) with counsel satisfactory to the mortgagee and to collect and to make receipt for any such payment, all at the OLP Borrower's expense.

     In the event that any insurance or condemnation proceeds (other than business interruption insurance) are in excess of the OLP Threshold Amount and are not required to be applied to the payment or prepayment of the OLP Loan then mortgagee is obligated to make such proceeds available to the OLP Borrower for payment or reimbursement of the OLP Borrower's or the applicable tenant's costs and expenses incurred with respect to the work of restoration, only if: (A) at the time of loss or damage or at any time thereafter while the OLP Borrower is holding any portion of such proceeds, there shall be no continuing Event of Default; (B) if the estimated cost of the work of restoration shall exceed the such proceeds, the OLP Borrower shall, at its option either deposit with or deliver to the mortgagee (i) cash and cash equivalents, (ii) a letter or letters of credit in an amount equal to the estimated cost of the work of restoration less such proceeds available, or such other evidence of the OLP Borrower's ability to meet such excess costs and which is satisfactory to the mortgagee and the Rating Agencies; and (iii) the mortgagee shall, within a reasonable period of time prior to request for initial disbursement, be furnished with an estimate of the cost of the work of restoration accompanied by an independent architect's certification as to such costs and appropriate plans and specifications for such work.

     Upon the occurrence and during the continuance of an Event of Default, or in the event that any insurance or condemnation proceeds are required to be paid to the mortgagee, all such proceeds shall be paid over to the mortgagee and shall be applied first toward reimbursement of the mortgagee's reasonable costs and expenses actually incurred in connection with recovery of the insurance and condemnation proceeds and disbursement of such proceeds, including reasonable administrative costs and inspection fees.

     Approval Rights. Under the OLP Loan, for each calendar year commencing on the first day of January following the OLP Effective Maturity Date and for each calendar year thereafter, the OLP Borrower is required to submit to the mortgagee, for the mortgagee's written approval, an annual budget not later than 60 days prior to the commencement of each calendar year. In the event the mortgagee notifies the OLP Borrower within 15 days of any objections to such budget, the OLP Borrower is required within 3 days after receipt of such objections to revise the same and resubmit it to the mortgagee. The mortgagee shall then advise the OLP Borrower of any objections to such annual budget within 10 days after such resubmission, and the OLP Borrower is required to promptly revise same and resubmit it to the mortgagee until an annual budget is approved; provided, however, that if the mortgagee shall not advise the OLP Borrower of its objections to any proposed annual budget within the applicable time period set forth herein, then such proposed annual budget shall be deemed approved by the mortgagee. In the event the OLP Borrower must incur an extraordinary operating expense or a capital expense not set forth in the approved annual budget, it is required to deliver to the mortgagee a reasonably detailed explanation, for the mortgagee's approval, of such proposed expense.

     The OLP Borrower may not, without the consent of mortgagee, amend, modify or waive the provisions of any Lease or terminate, reduce rents under or shorten the term of any Lease in any manner which would have a material adverse effect on the OLP Property taken as a whole.

     Financial Reporting. As used herein the term "OLP DSCR" means for any period the ratio of net operating income to debt service on the OLP Note for such period. The OLP Borrower is required to furnish to the mortgagee: (a) annually within 90 days after the end of each fiscal year, a copy of the OLP Borrower's year-end financial statement reviewed by an independent accountant, and (b) an unaudited balance sheet and statement of net operating income for the fourth quarter of such year, together with a statement of revenues and expenses for such quarter. Such annual financial statements shall also be accompanied by an OLP Officer's Certificate certifying to the best of the signor's knowledge,
(A) that such statements fairly represent the financial condition and results of operations of the OLP Borrower in accordance with GAAP consistently applied, (B) that as of the date of such OLP Officer's Certificate, no default exists or, if so, specifying the nature and status of each such default and the action then being taken by the OLP Borrower or proposed to be taken to remedy such default,
(C) the OLP DSCR for the preceding calendar quarter and calendar year, and (D) that as of the date of each OLP Officer's Certificate, no litigation exists involving the OLP Borrower or the OLP Property in which the amount involved is $500,000 or more, or, if so, specifying such litigation and the actions being taking in relation thereto; (c) quarterly within 45 days after each calendar quarter, quarterly unaudited financial statements, which shall be accompanied by a OLP Officer's Certificate; (d) quarterly (as to the preceding calendar quarter) within 45 days of each calendar quarter, a complete rent roll, which shall be accompanied by a OLP Officer's Certificate; (e) annually within 45 days after the end of each calendar year (commencing with calendar year 1998), an annual summary of all capital expenditures made at the OLP Property during the prior 12-month period; and (f) promptly, such further information regarding the OLP Property as the mortgagee may reasonably request.

SHERATON CHICAGO HOTEL & TOWERS, CHICAGO, IL
--------------------------------------------------------------------------------

                                LOAN INFORMATION

PRINCIPAL BALANCE:            Original                        Cut-Off Date
                              --------                        ------------
                              $160,000,000                    $159,014,062

ORIGINATION DATE:             March 25, 1998

ANTICIPATED REPAYMENT
DATE ("ARD"):                 April 1, 2005

MATURITY DATE:                April 1, 2023

INITIAL INTEREST RATE:        6.832%

AMORTIZATION:                 25 years

HYPERAMORTIZATION:            Subsequent to April 1, 2005, a rate per annum
                              equal to the greater of (i) the Initial Interest
                              Rate plus 200 basis points or (ii) the
                              interpolated UST plus 200 basis points, with a term approximating the period from the ARD to the Maturity Date (the "Revised Interest Rate").
                              Additionally, all excess cash flow will be captured under the terms of a cash collateral agreement and applied to the outstanding principal balance of the Note. Interest due under the Revised Interest Rate above that which is due under the Initial Interest Rate will be payable subsequent to the payment of principal, which deferred interest shall accrue interest at the Revised Interest Rate, to the extent permitted by law.

PREPAYMENT TERMS/
DEFEASANCE/
RELEASE PROVISIONS:           The loan is not prepayable until 30 days prior to
                              the ARD. Subsequent to this date, prepayment in full is permitted without penalty. Subsequent to the earliest to occur of (i) the date of the securitization if the securitization vehicle permits defeasance, (ii) the third anniversary of the Origination Date or (iii) the second anniversary of the securitization of the loan, defeasance will be permitted upon the delivery of appropriate defeasance collateral.

THE SHERATON BORROWER:        The borrowing entity, Cityfront Hotel Associates
                              Limited Partnership, as well as its general partner, is each organized as a special-purpose, bankruptcy-remote entity.

LIEN POSITION:                First leasehold mortgage lien on the Sheraton
                              Chicago Hotel & Towers, Chicago, IL.

CROSS-COLLATERALIZATION/
DEFAULT:                      No

GROUND LEASE:                 Between Chicago Dock and Land Trust as landlord
                              and Tishman Realty Corporation of Cook County as tenant. Expires September 30, 2038.

GROUND RENT RESERVE:          Equal to the greater of (a) 105% of the amount of
                              Ground Rent from the corresponding month of the previous year which was paid pursuant to the Ground Lease and (b) the budgeted amount of Ground
                              Rent for such month which the Sheraton Borrower anticipates paying pursuant to the Ground Lease.

FF&E RESERVE:                 On a monthly basis an amount equal to 4% of the
                              monthly Operating Income (as defined in the Sheraton Mortgage), exclusive of any interest income with respect to the funds in the FF&E
                              Reserve Account and any other interest income, for the month which is two months preceding the month in which such deposit is made.

----------

(1)  "TTM" means trailing twelve month amounts.


--------------------------------------------------------------------------------
                              PROPERTY INFORMATION

PROPERTY TYPE:                Hotel

LOCATION:                     301 East North Water St.
                              Chicago, IL 60611



                                                       MARCH 31, 1998
                               1997                         TTM(1)
                               ----                         ------

OCCUPANCY PERCENTAGE:         78.54%                        81.04%
ADR:                          $148.24                       $151.00
REVPAR:                       $116.43                       $122.36
================================================================================


NUMBER OF ROOMS:              1,204

YEAR BUILT:                   1992

MORTGAGED PROPERTY:           The Sheraton Chicago Hotel & Towers, a
                              full-service hotel in Chicago, IL.

PROPERTY
MANAGEMENT:                   Sheraton Operating Corporation

1997 NET
OPERATING INCOME:             $26,161,000

TTM AS OF
MARCH 31, 1998

NET OPERATING INCOME:         $29,463,700

UNDERWRITTEN NET
CASH FLOW:                    $24,602,905

APPRAISED VALUE:              $247,000,000

APPRAISAL DATE:               January 1, 1998

CUT-OFF DATE LTV:             64.38%

TTM (3/31/98) DSCR:           1.82x

CUT-OFF DATE
LOAN/ROOM:                    $132,071

SHERATON CHICAGO HOTEL & TOWERS: PROPERTY DESCRIPTION

The Mortgaged Property:

     The property (the "Sheraton Property"), which is comprised of an approximately 100,310 square-foot parcel of land, was leased from The Hotel Land Company, L.L.C. for a term which extends to 2038 and has a 25 and then a 24 year extension option, as well as a purchase option. The Sheraton Property is improved with a 1,204 room, first-class, convention lodging facility which opened upon completion of construction in March, 1992. The Sheraton Operating Corporation is the current manager of the Sheraton Property pursuant to a management agreement expiring on December 31, 2009, which agreement has two 10-year renewal options. The Sheraton Property contains five food and beverage outlets, roughly 60,235 square feet of meeting and banquet space, including a 40,000 square foot ballroom that is the largest in the Midwest, a 35,000 square foot exhibition hall, 36 uniquely designed meeting rooms, a fitness center, a gift shop, two levels of underground parking, and other facilities and amenities typical of a first-class, convention-oriented hotel. The Sheraton Property is located approximately three blocks east of Michigan Avenue, one of the major thoroughfares serving downtown Chicago, and features first-class retail outlets, prime office space, fine dining establishments, historic sites and entertainment alternatives.

     The first seven levels of the Sheraton Property are public areas, while levels 8 through 34 primarily house guestrooms. Levels 8 through 30 feature typical guestrooms, level 31 is the Sheraton Executive Level, and levels 32 through 34 are designated as the "Towers". The Sheraton Property's rounded exterior walls create distinctively shaped guest rooms with broad expanses of glass, offering views of the Chicago skyline and/or Lake Michigan.

Location/Access:

     The Sheraton Chicago Hotel & Towers's address is 301 East North Water Street in Chicago, Illinois, and the property is located on the eastern side of North Columbus Drive and the northern side of the Chicago River in the Cityfront Center mixed-use development.

     The Sheraton Property is served by a mixture of local, county, state and interstate highways. The area's well developed network of local roadways increase the property's primary market area and enhance demand for the property's lodging, meeting and dining facilities.

     Two main airports are available in the Chicago area: O'Hare International and Midway. The city is served by more than 350 major domestic and international carriers that offer non-stop service to the business centers of Europe and Asia. O'Hare International Airport is a significant asset to the regional economy. A $618,000,000 international terminal was completed at O'Hare International Airport in 1994, which increased the capacity for international flights. Midway Airport is served by 16 commercial airlines, and handles more corporate jet traffic than O'Hare. The city recently invested $100,000,000 for parking, terminal and airfield improvements at Midway.

Market Overview:

     The Sheraton Property is situated in the city of Chicago in Cook County, Illinois. Cook is one of the nine counties that comprise Chicago. Approximately 75% of the metropolitan area's population resides in Cook County. Chicago is the third most populous city in the United States, behind New York and Los Angeles. As the headquarters of the nation's two largest food processors (Beatrice and Kraft), two major commodities and futures exchanges (the Chicago Board of Trade and the Chicago Mercantile Exchange), and other domestic and international financial institutions, Chicago is considered the financial and industrial center of the Midwest. Together, the Chicago exchanges account for more than 75% of the world's commodities trades. The city is the nation's leader in stock options, currency futures and interest rate futures trading, and ranks second in precious metals trading.

     Convention activity is strong in the Chicago hotel market. Large conventions recently held in the city include the International Manufacturing Technology Show, the National Restaurant Association Show, the National Sporting Goods Association Convention and the 1996 Democratic National Convention.

     Leisure demand is generated by downtown Chicago's many sites, attractions and events. Numerous museums, historic sites and exclusive retail outlets assist the city in drawing leisure travelers from around the world. Navy Pier was recently converted to an exposition and entertainment venue. Located approximately one-half mile east of the Sheraton Property, on Illinois Street, this development includes a 1,500-seat performing arts pavilion, several thousand feet of meeting and exhibition space, an amusement park and a myriad of shops and restaurants.

Competition:

     Four properties are considered primarily competitive with the Sheraton Property. All but one of these are affiliated with nationally recognized brands. The competing hotels range in size from 1,172 rooms at the Chicago Marriott to 2,019 rooms at the Hyatt Regency Chicago. In 1997, the primary competitors maintained an overall occupancy rate of 78.0% at an average rate of $141.89 per room per night, yielding RevPAR of $110.72. The competitor's market segmentation is estimated to have been 66% meeting and group, 22% commercial and 12% leisure. See the chart on the next page D-20 setting forth certain information regarding competitors of the Sheraton Property.

Operating History:

     The Sheraton Property performed well through the first quarter of 1998. The Sheraton Property's occupancy rate of 81.04% represented a 6.6 percentage point increase from 1997, and the Sheraton Property's average rate of $151.00 per room per night was $3.00 higher than that registered the previous year. The following table shows historical operating statements in summary form:


                 SHERATON PROPERTY--OPERATING STATEMENT ANALYSIS

                                                                    UNDERWRITTEN
                                                          TTM            TTM
                                                       MARCH 31,        AS OF
                           1996           1997           1998         MARCH 31,
                          ACTUAL         ACTUAL         ACTUAL          1998
                       -----------    -----------    -----------    -----------

INCOME:
 Room Revenue ......   $46,085,000    $51,166,000    $53,774,400    $53,774,400
 Food & Beverage ...    22,886,000     25,579,000     27,485,400     27,485,400
 Telephone .........     2,178,000      2,445,000      2,572,800      2,572,800
 Other Department ..     1,567,000      1,783,000      1,833,100      1,833,100
 Rental Income .....       506,000        750,000        684,800        684,800
                       -----------    -----------    -----------    -----------
GROSS INCOME .......   $73,222,000    $81,723,000    $86,350,500    $86,350,500
                       ===========    ===========    ===========    ===========
OPERATING EXPENSES:
 Rooms .............   $ 9,757,000    $10,948,000    $11,399,300    $11,399,300
 Food & Beverage ...    14,281,000     14,957,000     15,725,000     15,725,000
 Telephone .........       787,000        824,000        845,300        845,300
 Other Department ..       717,000        770,000        792,100        792,100
                       -----------    -----------    -----------    -----------
  Total Department
    Expenses .......    25,542,000     27,499,000     28,761,700     28,761,700
                       -----------    -----------    -----------    -----------
  Department Profit    $47,680,000    $54,224,000    $57,588,800    $57,588,800
                       ===========    ===========    ===========    ===========
UNALLOCATED
  EXPENSES:
 Administrative &
   General .........   $ 4,897,000    $ 5,280,000    $ 5,186,100    $ 5,186,100
 Repairs &
   Maintenance .....     3,033,000      3,045,000      2,915,100      2,915,100
 Utilities .........     2,592,000      2,481,000      2,442,300      2,442,300
 Management Fees ...     2,186,000      2,776,000      2,573,500      3,397,095
 Marketing .........     4,132,000      4,347,000    $ 4,419,400      4,419,400
 Franchise Fees ....          --             --             --             --
 Insurance .........        78,000         75,000        179,100        179,100
 Taxes .............     6,057,000      7,064,000      7,315,300      7,315,300
 Asset Management
   Fee .............          --             --             --             --
 Other Department ..       327,000        378,000        429,600        429,600
 Ground Rent .......     2,164,000      2,617,000      2,664,700      3,247,880
                       -----------    -----------    -----------    -----------
TOTAL EXPENSES .....   $25,466,000    $28,063,000    $28,125,100    $29,531,875
                       ===========    ===========    ===========    ===========
NET OPERATING INCOME   $22,214,000    $26,161,000    $29,463,700    $28,056,925
 Replacement Reserve     2,175,000      2,434,000      2,573,500      3,454,020
                       -----------    -----------    -----------    -----------
NET CASH FLOW ......   $20,039,000    $23,727,000    $26,890,200    $24,602,905
                       ===========    ===========    ===========    ===========
Average Daily rate .   $    140.63    $    148.24    $    151.00    $    151.00
Average Occupancy ..         74.36%         78.54%         81.04%         81.04%
REVPAR .............   $    104.58    $    116.43    $    122.36    $    122.36

Environmental Report:

     A Phase I site assessment was performed March 6, 1998 on the Sheraton Property. The Phase I assessment did not reveal any environmental liability that the originator believes would have a material adverse effect on the borrower's business, assets or results of operations taken as a whole. Nevertheless, there can be no assurance that all environmental conditions and risks were identified in such environmental assessment.

Engineering Report:

     A Hotel Condition Report was completed on the Sheraton Property on March 4, 1998 by a third-party due diligence firm. The Hotel Condition Report concluded that the Sheraton Property was in good condition and identified approximately $40,000 in deferred maintenance requirements and $210,000 in ADA compliance costs.

  PRIMARY COMPETITORS AND AGGREGATE SECONDARY COMPETITORS (BASED ON APPRAISAL)

===================================================================================================================================
                                                                       SQUARE FOOTAGE           ESTIMATED 1997 MARKET SEGMENTATION
                                                                  -------------------------    ------------------------------------
                                                                                   MEETING                                 1997
                                             YEAR      NO. OF      MEETING          SPACE             MTG. &             PUBLISHED
PROPERTY/LOCATION                           OPENED      ROOMS       SPACE         PER ROOM      COMM.  GROUP   LEISURE     RATES
-----------------                          --------   --------    ---------      ----------    ------------------------------------

Subject Property
 301 East North Water St                     1992       1,204       95,235           79          16%     75%      9%     $109-$275

Chicago Marriott
 540 North Michigan Ave                      1978       1,172       58,800           50          40      50      10      $139-$199

Hyatt Regency Chicago
 151 East Wacker Dr.                         1974       2,019      227,300          113          10      80      10      $149-$195

Chicago Hilton & Towers
 720 South Michigan Ave                      1927       1,543      234,000          152          30      55      15      $155-$255

Palmer House
 17 East Monroe                              1926       1,640      173,000          105          20      65      15      $125-$205
-----------------------------------------------------------------------------------------------------------------------------------

Sub-Totals and Averages                                              7,578      157,667         100      22%     66%            12%

Secondary Competitors                                                                         2,908      40      48             12
-----------------------------------------------------------------------------------------------------------------------------------

Totals and Averages                                                                          10,486      27%     61%            12%
-----------------------------------------------------------------------------------------------------------------------------------



====================================================================================================================================
                                                  ESTIMATED 1996                               ESTIMATED 1997
                                         -------------------------------  ----------------------------------------------------------

                                                     AVERAGE                          AVERAGE                OCCUPANCY      YIELD
PROPERTY/LOCATION                         OCC.        RATE       REVPAR    OCC.        RATE       REVPAR    PENETRATION  PENETRATION
-----------------                        ------     ---------   --------  ------     ---------   --------   -----------  -----------

Subject Property
 301 East North Water St                 74.4%   $   140.63  $   104.63    78.5%   $   148.25  $   116.38      101.7%       103.6%

Chicago Marriott
 540 North Michigan Ave                  80.0        143.00      114.40    81.0        153.00      123.93      104.9        110.4

Hyatt Regency Chicago
 151 East Wacker Dr.                     76.0        123.00       93.48    77.0        135.00      103.95       99.7         92.6

Chicago Hilton & Towers
 720 South Michigan Ave                  74.2        132.50       98.32    77.0        139.00      107.03       99.7         95.3

Palmer House
 17 East Monroe                          76.8        127.85       98.19    77.8        140.00      108.92      100.8         97.0
------------------------------------------------------------------------------------------------------------------------------------

Sub-Totals and Averages                  76.0%   $   131.93  $   100.22    78.0%   $   141.89  $   110.72      101.1%        98.6%

Secondary Competitors                    74.0        144.02      106.58    75.0        155.22      116.42       97.2        103.7
------------------------------------------------------------------------------------------------------------------------------------

Totals and Averages                      75.5%   $   135.23  $   102.14    77.2%   $   145.48  $   112.30      100.0%       100.0%
------------------------------------------------------------------------------------------------------------------------------------

SHERATON CHICAGO HOTEL & TOWERS: MORTGAGE LOAN

General:

     The commercial mortgage loan secured by the Sheraton Property (the "Sheraton Loan") is evidenced by a Mortgage Note (the "Sheraton Note") in the outstanding principal amount of $160,000,000 made by Cityfront Hotel Associates Limited Partnership ("CHA" or "Sheraton Borrower") and is secured principally by
(i) the Indenture of Mortgage, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents and Security Deposits (the "Sheraton Mortgage") made by CHA and the first mortgage lien, subject to the Permitted Encumbrances (as defined in the Mortgage), created thereby on the Sheraton Ground Leasehold Estate (as defined herein), (ii) the Assignment of Leases, Rents and Security Deposits made by CHA (the "Assignment of Leases and Rents") containing the assignment of CHA's rights under the retail space leases at the Sheraton Property including all payments thereunder and all room rents and other income derived from the Sheraton Property, (iii) the Cash Collateral Account Security, Pledge, Assignment and Control Agreement among CHA and the other parties thereto (the "Cash Collateral Agreement") and the security interest created thereby in a certain operating account into which income from the Sheraton Property is to be deposited and the other accounts described therein, and (iv) all proceeds, revenue and income from any of the foregoing (such documents, together with all other documents and agreements evidencing or securing the Sheraton Loan as set forth in the Sheraton Mortgage, collectively, the "Sheraton Security Documents" and the collateral securing the Sheraton Note pursuant thereto, collectively, the "Sheraton Collateral").

Ground Lease:

     CHA is the owner of a ground leasehold estate in a parcel of land which is the site of the Sheraton Property together with the improvements and equipment located thereon (the "Sheraton Ground Leasehold Estate") pursuant to a Ground Lease (the "Sheraton Ground Lease") dated October 1, 1988 by and between the Chicago Dock and Canal Trust, as landlord, and Tishman Realty Corporation of Cook County, as tenant, and as amended by First Amendment to Lease dated as of December 18, 1989, and assigned by tenant to Cityfront Hotel Associates Limited Partnership on December 18, 1989, and as assigned by landlord to The Hotel Land Company, L.L.C. by assignment dated April 18, 1997. The Sheraton Ground Lease expires on September 30, 2038.

Sheraton Property:

     The Sheraton Property consists of all right, title and interest of CHA in and to the Sheraton Ground Leasehold Estate and all reciprocal easement agreements, operating agreements and similar agreements affecting the ownership, use and operation of the Sheraton Property included in the definition of "Permitted Encumbrances" (as defined in the Sheraton Mortgage).

     The Borrower has warranted, among other things, that, as of the date of the Sheraton Mortgage, the Sheraton Property was free of material damage or injury by fire or other casualty which has not been restored or was in the process of being restored, that it owned good and insurable title to the Sheraton Ground Leasehold Estate, and that none of the Permitted Encumbrances (as defined in the Sheraton Mortgage) other than the Sheraton Mortgage would materially adversely affect the marketability of the Sheraton Property, the Borrower's ability to pay its obligations when due, the fair market value of the Sheraton Property or the use or operation of the Sheraton Property.

The Sheraton Borrower:

     Cityfront Hotel Associates Limited Partnership is an Illinois limited partnership and the owner of 100% of the Sheraton Ground Leasehold Estate. The sole general partner of Cityfront Hotel Associates Limited Partnership is Tishman/C-H-A Limited Partnership, an Illinois limited partnership (the "Tishman General Partner"), having a 23% partnership interest in CHA. The 77% limited partner interest in CHA is held by THR Asset LP. The general partner of the Tishman General Partner is THR Illinois Corp., a Delaware corporation which holds a 1% partnership interest in the Tishman General Partner. A 99% limited partnership interest in the Tishman General Partner is held by THR Asset LP. THR Asset LP is an affiliate of the Tishman General Partner.

     The Sheraton Borrower was organized for the purpose of acquiring and owning the Sheraton Ground Leasehold Estate and is expected to have no significant assets other than its interests in the Sheraton Property and the other Sheraton Collateral described herein.

     The Tishman General Partner has been organized to satisfy the requirements of the Rating Agencies (as defined in the Sheraton Mortgage) with respect to "special-purpose," "bankruptcy-remote" entities.

The Sheraton Note:

     The debt under the Sheraton Loan is evidenced by the Sheraton Note. From and after April 1, 1998 and ending prior to April 1, 2005 (the "Reset Date"), interest accrues on the Sheraton Note at a per annum rate equal to 6.832% (the "Initial Interest Rate"). From and after the Reset Date, interest shall accrue at a per annum rate (the "Revised Interest Rate") equal to the greater of (a) the Initial Interest Rate plus 200 basis points or (b) the Treasury Rate (as defined in the Sheraton Note), plus 200 basis points. Each of the interest rates described above with respect to the Note is referred herein as a "Sheraton Note Rate."

     Interest and principal is payable under the Sheraton Note in 300 equal monthly installments of $1,123,976.83 each (the "Sheraton Monthly Amount"). Each Sheraton Monthly Amount shall be due on the first day of each calendar month or, if such day is not a Business Day (as defined herein), the next succeeding Business Day (the "Sheraton Payment Date"). "Business Day" as used herein means a day other than a Saturday or Sunday or other day on which commercial banks in New York are authorized or obligated.

     For any period during which a Mortgage Event of Default (as defined in the Sheraton Mortgage) has occurred and is continuing, the Sheraton Note will also bear interest at the per annum rate of 5.00% (the "Sheraton Default Rate "), which will accrue in addition to interest at the applicable Sheraton Note Rate.

     In the event that the SheratonBorrower does not prepay the entire principal balance of the Sheraton Note on or before the Reset Date, then the Sheraton Borrower shall thereafter make the following payments from the "Rents" (as defined in the Sheraton Mortgage) on each Sheraton Payment Date after the Reset
Date: first to payment of interest accruing at the Default Rate and late payment charges, if any; second, to payment of the Mortgage Escrow Amounts (as defined in the Sheraton Mortgage); third, to payment of the Ground Rent Escrow Reserve (as defined in the Sheraton Mortgage); fourth, to payment of the Sheraton Monthly Amount; fifth, to payment of FF&E Reserve Amount (as defined in the Sheraton Mortgage); sixth, to payment of monthly Cash Expenses (as defined in the Sheraton Note) pursuant to the terms and conditions of the related approved Annual Budget (as defined in the Sheraton Note); seventh, to payment of Extraordinary Expenses (as defined in the Sheraton Note) approved by Lender, if any; eighth, to payments to the Lender to be applied against the outstanding principal due under the Sheraton Note until such principal amount is paid in full; ninth, to payments to the lender for Accrued Interest (as defined in the Note); and lastly, to payments to the Lender of any other amounts then due and payable under the Sheraton Loan Documents.

The Sheraton Mortgage and Other Collateral for the Sheraton Note:

     The Sheraton Note is secured by, among other things, the (i) Sheraton Mortgage and the first mortgage lien created thereby on the Sheraton Property subject only to the Permitted Encumbrances, (ii) Assignment of Leases and Rents containing the assignment of the rights of the Sheraton Borrower under retail space leases and room rentals at the Sheraton Property, including all payments thereunder, and (iii) Cash Collateral Agreement, including the Operating Account, the Amortization Account, the Ground Rent Escrow Reserve, the FF&E Reserve Account and the other subaccounts created thereunder (each as defined herein and collectively, the "Sheraton Accounts").

     At any time after the earliest to occur of (1) the date of the Securitization (as defined in the Sheraton Mortgage) (and provided not otherwise prohibited under the terms of the Securitization), (2) the second anniversary of the date of the Securitization, or (3) the third anniversary of the date of the Sheraton Loan, the Sheraton Borrower may have the Sheraton Property released from the lien of the Sheraton Mortgage and substitute therefor certain collateral (the "Sheraton Defeasance Collateral") more particularly set forth in the Sheraton Mortgage (a "Sheraton Defeasance"). The Sheraton Defeasance Collateral will be held in a "Sheraton Defeasance Collateral Account", as more particularly described in the Sheraton Mortgage. In no event shall a Sheraton Defeasance cause the Sheraton Borrower to be released from its obligations to make payments of principal and interest under the Sheraton Note.

Cash Collateral Agreement:

     As additional security for the Sheraton Note, the Sheraton Borrower has established a cash collateral account (the "Sheraton Operating Account") with LaSalle National Bank (the "Sheraton Securities Intermediary") pursuant to the Cash Collateral Agreement. All income from the Sheraton Property, including all credit card receipts from the Sheraton Property, all rents from retail space leases, profits and income payable to the Sheraton Borrower with respect to the Sheraton Property are required to be deposited by the Sheraton Borrower through wire transfers from the bank accounts specified in the Cash Collateral Agreement into which such payments are deposited (the "Sheraton Property Account") into the Sheraton Borrower's Operating Account. The bank holding the Sheraton Property Account has been instructed by the Sheraton Borrower (which instructions are irrevocable until the Sheraton Loan is paid in full) to make such wire transfers daily to the Operating Account. Amounts in the Operating Account are applied to establish reserve accounts or subaccounts of the Operating Account for monthly payments of interest and principal, payment of real estate taxes, insurance premiums, Ground Rent (as defined in the Sheraton Mortgage), FF&E Expenses (as defined in the Sheraton Mortgage) and casualty restoration (if applicable). Unless a Mortgage Event of Default or certain casualty events shall have occurred and be continuing, any excess amounts in the Operating Account are paid to the Sheraton Borrower. Upon the occurrence of a Mortgage Event of Default and acceleration of the Sheraton Note, the funds in the accounts under the Cash Collateral Agreement described herein may be applied to payment of the Sheraton Note.

Amortization Account:

     Pursuant to the Cash Collateral Agreement, the Securities Intermediary withdraws funds from the Sheraton Operating Account on a monthly basis, in an amount equal to the amount of principal and interest due on the Sheraton Note on the next Sheraton Payment Date and deposits such funds into a subaccount of the Sheraton Operating Account (the "Sheraton Amortization Account"). Amounts in the Sheraton Amortization Account will be used by the Sheraton Borrower to make payment of the principal of and interest on the Sheraton Note on each Sheraton Payment Date, or upon acceleration of the principal amount thereof.

Mortgage Escrow Reserve:

     Pursuant to the Sheraton Mortgage and the Cash Collateral Agreement, on a monthly basis the Sheraton Borrower is required to deposit or cause to be deposited into a subaccount of the Operating Account (the "Sheraton Mortgage Escrow Reserve") an amount equal to one twelfth of the amount of annual real estate taxes and insurance premiums next coming due. Provided no Mortgage Event of Default shall have occurred and be continuing, the funds in the Sheraton Mortgage Escrow Reserve will be made available to the Sheraton Borrower to pay real estate taxes and insurance premiums as and when the same become due and payable.

Ground Rent Escrow Reserve:

     Pursuant to the Sheraton Mortgage and the Cash Collateral Agreement, on a monthly basis the Sheraton Borrower is required to deposit or cause to be deposited into a subaccount of the Operating Account (the "Ground Rent Escrow Reserve") an amount (the "Ground Rent Deposit") equal to the greater of (a) 105% of the amount of Ground Rent from the corresponding month of the previous year which was paid pursuant to the Ground Lease and (b) the budgeted amount of Ground Rent for such month which the Sheraton Borrower anticipates paying pursuant to the Sheraton Ground Lease. Provided no Mortgage Event of Default shall have occurred and be continuing, the funds in the Ground Rent Escrow Reserve will be used by the Sheraton Borrower to pay Ground Rent as it becomes due and payable.

FF&E Reserve Account:

     Pursuant to the Sheraton Mortgage and the Cash Collateral Agreement, the Sheraton Borrower is required to deposit or cause to be deposited into a segregated interest bearing trust account (the "FF&E Reserve Account") on a monthly basis an amount equal to 4% of the monthly Operating Income (as defined in the Sheraton Mortgage), exclusive of any interest income with respect to the funds in the FF&E Reserve Account and any other interest income, for the month which is two months preceding the month in which such deposit is made. Provided no

Mortgage Event of Default has occurred and is continuing, portions of the funds in the FF&E Reserve Account will be disbursed to the Sheraton Borrower for payments in connection with actual expenditures for the financing of furniture, fixtures and equipment leases or purchases in the ordinary course of operating the Hotel and other capital improvements.

Other Accounts:

     Pursuant to the Sheraton Mortgage and the Cash Collateral Agreement, upon the occurrence of a major casualty, the Sheraton Borrower will be required to cause all amounts in the Operating Account, following the funding of all reserves required to be funded under the Sheraton Mortgage and the Cash Collateral Agreement and the payment of actual operating expenses, to be deposited into a subaccount of the Operating Account (the "Major Casualty Escrow Reserve"). Amounts on deposit in the Major Casualty Escrow Reserve will be disbursed in accordance with the provisions of the Sheraton Mortgage and the Cash Collateral Agreement.

Assignment of Leases and Rents:

     As additional security for the Sheraton Loan, the Sheraton Borrower has executed an Assignment of Leases and Rents, assigning the rights of the Sheraton Borrower in and to the retail space leases and room rentals at the Sheraton Property, including all room charges and other payments thereunder.

Voluntary Prepayment; Prepayment Premiums:

     The Sheraton Note will be subject to prepayment in whole, any time after the date which is thirty (30) days prior to the Reset Date, without premium or penalty.

Mandatory Prepayment Upon Certain Events of Casualty or Condemnation:

     Pursuant to the Sheraton Mortgage, the Sheraton Borrower will be required to apply proceeds related to certain casualty or condemnation events, unless such proceeds are made available for the restoration of the Sheraton Property, to prepayment of the Sheraton Note. No prepayment premium or other premium or penalty will be payable with respect to any such prepayment.

     Mortgage Events of Default with respect to the Sheraton Loan include (i) the failure of the Sheraton Borrower to make any payment of interest on or principal of the Sheraton Note when due which default is not cured within one Business Day without notice, failure to pay the total outstanding principal balance of the Sheraton Note when due or the failure to make the required deposits into the Accounts in accordance with the Cash Collateral Agreement,
(ii) the breach of certain covenants, representations and warranties of the Sheraton Borrower contained in the Sheraton Mortgage, and (iii) certain events of insolvency or reorganization relating to the Sheraton Borrower.

     The occurrence and continuation of a Mortgage Event of Default will permit acceleration of all or any portion of the principal amount outstanding under the Sheraton Note and the election of remedies available to lender pursuant to the Sheraton Mortgage, including the commencement of foreclosure proceedings, and the application of amounts in the Accounts to protect the lender's security interest or to enforce the lender's rights with respect to the Sheraton Collateral.

Hotel Management:

     The Hotel is managed by Sheraton Operating Corporation, a Delaware corporation ("Sheraton "), pursuant to a management agreement, dated as of December 18, 1989 between CHA and Sheraton (the "Management Agreement "). Sheraton's obligations under the Management Agreement have been guaranteed by its parent, The Sheraton Corporation.

Permitted Transfers and Indebtedness:

     Under the Sheraton Mortgage, the borrower may not, subject to certain permitted exceptions, (i) sell, assign, convey, transfer, pledge or otherwise dispose of (in each case, "Transfer") all or any portion of the Sheraton Property,

(ii) incur indebtedness for borrowed money, (iii) mortgage, hypothecate or otherwise encumber or grant a security interest in all or any part of the Sheraton Mortgaged Property, (iv) permit any Transfer of any interest in the Sheraton Borrower or (v) file a declaration of condominium with respect to the Sheraton Property. Notwithstanding the foregoing, and subject to the terms and conditions more fully set forth in the Sheraton Mortgage, the following Transfers, indebtedness and encumbrances are permitted: (a) provided no Mortgage Event of Default is then continuing, without the consent of lender, the Sheraton Borrower may sell the whole of its interest in the Sheraton Property provided that (i) the Sheraton Borrower delivers a written affirmation from the Rating Agency that the credit rating of the securities issued or to be issued in connection with any securitization immediately prior to such sale will not be qualified, downgraded or withdrawn as a result of such sale (a "Rating Agency Confirmation"), (ii) the purchaser is a Single Purpose Entity (as defined in the Sheraton Mortgage) controlled by (a) any entity as to which a Rating Agency Confirmation would be issued, (b) any partner (or member) of the Sheraton Borrower or any of their respective Affiliates (as defined in the Mortgage), (c) any insurance company with direct or indirect interests in hotel assets of at least $100,000,000 exclusive of the Sheraton Property, (d) any pension fund or separate account or investment vehicle established by such an entity, or any publicly traded real estate investment trust or other publicly traded real estate company, which has direct or indirect interests in hotel assets of at least $100,000,000 exclusive of the Sheraton Mortgaged Property, or (e) any privately held real estate company as to which a Rating Agency Confirmation would be issued and which has direct or indirect interests in hotel assets of at least $250,000,000 exclusive of the Sheraton Mortgaged Property, including a minimum of five (5) hotel properties exclusive of the Sheraton Property or Tishman Hotel & Realty LP, Tishman Realty & Construction Company Co., Inc., or their affiliates (a "Qualified Purchaser") which assumes such mortgage and (iii) after such sale the Sheraton Property is managed by a Qualifying Manager (as defined in the Mortgage); (b) certain limited Transfers of direct or indirect beneficial interests in the Borrower; (c) provided no Mortgage Event of Default is then continuing, the Sheraton Borrower may incur indebtedness not secured by the Sheraton Property (other than liens being properly contested in accordance with the Sheraton Mortgage) for ordinary course trade obligations owing for not more than 90 days, and the Sheraton Borrower may incur indebtedness for furniture, fixtures and equipment leases or purchases not secured by the Sheraton Property; provided, that the aggregate annual payments related thereto for the Hotel do not exceed $1,600,000; (d) without the consent of lender and only to the extent the same will not materially impair the utility of the Sheraton Property or abate, reduce or offset against rents payable under any lease, transfers or dispositions of equipment which is being replaced or is no longer necessary in connection with the operation of the Sheraton Property; and
(e) without the consent of the lender and provided the utility and operation of the applicable Sheraton Property is not materially impaired, immaterial Transfers to government bodies or agencies for dedication or public use, or transfers of portions of the Sheraton Property to third parties for the purpose of erecting and operating additional structures whose use is integrated with the use of the Sheraton Property, and grants of easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, utility lines or other purposes and amendments to certain agreements affecting the Sheraton Property.

MANUFACTURED HOME COMMUNITIES
--------------------------------------------------------------------------------

                                LOAN INFORMATION


PRINCIPAL BALANCE:            Original                      Cut-Off Date
                              --------                      ------------
                              $265,000,000                  $265,000,000

ORIGINATION DATE:             December 12, 1997

ANTICIPATED REPAYMENT
DATE ("ARD"):                 December 31, 2007

MATURITY DATE:                January 2, 2028

INTEREST RATE:                7.0978%

AMORTIZATION:                 None (Interest-Only until January 1, 2008)

HYPERAMORTIZATION:            Subsequent to December 31, 2007, the interest rate
                              will increase to the greater of (i) the Initial
                              Interest Rate plus two percent (2%) or (ii) 200 basis points 10 year UST rate. Additionally, all excess cash flow will be captured under the terms of the Cash Collateral Agreement and applied to the outstanding principal balance of the MHC Note.
                              Any interest due under the MHC Note but not paid will be accrued.

PREPAYMENT TERMS/
DEFEASANCE/
RELEASE PROVISIONS:           The MHC Borrower may not prepay the MHC Note,
                              except in connection with a casualty or
                              condemnation, through and including September 30, 2007. Subsequent to and including October 1, 2007, the loan is prepayable without penalty.

DEFEASANCE:                   Defeasance with non-callable U.S. Treasuries will
                              be permitted upon the earlier of (i) the second anniversary of securitization of the loan, or (ii)
                              December 12, 2000.

PARTIAL DEFEASANCE:           Permitted upon delivery of defeasance collateral
                              of 125% of the Allocated Loan Amount which is sufficient to pay scheduled interest and principal payments on the Allocated Loan Amount assuming repayment at the ARD Date.

SUBSTITUTION:                 Permitted provided that (i) the new property have
                              a fair market value greater than (a) 1.25x the Allocated Loan Amount of the property being replaced, (b) the then fair market value of the property being replaced, and (c) $4,000,000, (ii) the Beneficiary receive Rating Agency confirmation that the proposed substitution will not adversely impact the ratings of the securities secured by a pledge of the Note, and (iii) other conditions as specified in the Mortgage.

THE BORROWERS:                MHC Financing L.P., together with its four
                              corporate nominees, of which it is the sole shareholder, and an Illinois land trust of which it is the sole beneficiary. Both MHC Financing
                              L.P. and its corporate general partner are organized as special-purpose, bankruptcy-remote entities.

CAPITAL REPLACEMENT
RESERVE: A monthly reserve equal to one-twelfth of the product obtained by multiplying $25.00 by the number of Sites at the Properties, unless waived by Rating Agencies.

CROSS-COLLATERALIZATION/
DEFAULT: One Mortgage Loan secured by 29 separate manufactured home communities.



--------------------------------------------------------------------------------
                              PROPERTY INFORMATION

PROPERTY TYPE:                Manufactured Home Communities

LOCATION:                     Various States, including CO, CA, FL, AZ, PA, NV,
                              MT, MN and IN

AVERAGE
OCCUPANCY AS OF 7/98:         97.17%

SIZE:                         29 Manufactured Home Communities 10,629 pads

YEARS BUILT:                  1961-1986

THE COLLATERAL:               29 Manufactured Home Communities

1997 NET
OPERATING INCOME:             $31,568,758

TRAILING-TWELVE-MONTH
NET OPERATING INCOME:         $29,241,134

UNDERWRITTEN NET
CASH FLOW:                    $28,983,110

MARKET VALUE:                 $353,665,447

MARKET STUDY DATE:            November 24, 1997 to December 5, 1997

CUT-OFF DATE LTV(1)           74.93%

DSC:                          1.54x

LOAN /SQ. FT.
AS OF CUT-OFF DATE:           $24,932 loan/pad

                                                          NO. OF  YEAR    YR.
PROPERTY NAME                       CITY             STATE  PADS  BUILT RENOV.
--------------------------------------------------------------------------------
Holiday Hills Village               Federal Heights    CO   737   1961
California-Hawaiian                 San Jose           CA   412   1971
Contempo Marin                      San Rafael         CA   396   1972
Green Acres                         Breinigsville      PA   595   1969   1994
Hillcrest Village                   Aurora             CO   604   1970
Concord Cascade                     Pacheco            CA   283   1969
Bonanza Village                     Las Vegas          NV   353   1971   1974
Golden Terrace Village West         Golden             CO   316   1971
Windmill Village North              Fort Myers         FL   491   1969
Lamplighter Village                 Spring Valley      CA   270   1969
The Meadows                         Tempe              AZ   391   1971
Windmill Village                    North Sarasota     FL   471   1969
Hacienda De Valencia                Mesa               AZ   366   1970
Cimarron                            Broomfield         CO   327   1970
Lake Haven                          Dunedin            FL   379   1962
Golden Terrace Village              Golden             CO   262   1971
Casa Village                        Billings           MT   491   1962   1994
Central Park Village                Phoenix            AZ   293   1973
Camelot Acres                       Burnsville         MN   319   1971
Casa del Sol #2                     Glendale           AZ   239   1979
Casa del Sol #1                     Peoria             AZ   246   1971
East Bay Oaks                       Largo              FL   328   1969
Holiday Village Colorado            Colorado Springs   CO   240   1970
Oak Tree Village                    Portage            IN   380   1969   1989
Windmill Village                    South Sarasota     FL   306   1979
Rancho Valley Village               El Cajon           CA   140   1969
Eldorado Village                    Largo              FL   227   1968
Country Place Village               New Port Richey    FL   515   1986   1997
Pueblo Grande Village               Pueblo             CO   252   1972

----------

(1) LTV based on an implied market value obtained by capping historical net operating income at an 8.5% capitalization rate.

MANUFACTURED HOME COMMUNITIES LOAN: THE BORROWER; THE PROPERTIES

     The Loan. The loan to MHC Financing Limited Partnership, Grapeland Vistas, Inc., Orangeland Vistas, Inc., Pennland Vistas, Inc., Sandland Vistas, Inc. and Samuel Zell as sole surviving Trustee under Trust No. 41586 (the "MHC Loan") was originated on December 12, 1997 and acquired simultaneously therewith by Merrill Lynch Mortgage Capital Inc. ("MLMC"). The MHC Loan had a principal balance at origination of $265,000,000 and has a Cut-Off Date Balance of approximately $265,000,000. It is evidenced by a mortgage note (the "MHC Note") and secured by a single mortgage (the "MHC Mortgage") encumbering twenty-nine (29) manufactured home communities located in Arizona, California, Colorado, Florida, Indiana, Minnesota, Montana, Nevada and Pennsylvania (the "MHC Properties").

     The Borrowers. The borrowers under the MHC Loan are MHC Financing Limited Partnership, an Illinois limited partnership (the "MHC Financing Partnership"), Grapeland Vistas, Inc., and Orangeland Vistas, Inc., Pennland Vistas, Inc., Sandland Vistas, Inc., each an Illinois corporation (the "MHC Nominees"), and Samuel Zell as sole surviving Trustee under Trust No. 41586, an Illinois land trust (the "MHC Trust"; the MHC Financing Partnership, the MHC Nominees and the MHC Trust are, collectively, the "MHC Borrowers"). The MHC Financing Partnership is a single-purpose limited partnership which, directly or indirectly through the MHC Nominees or the MHC Trust, owns the MHC Properties. The MHC Financing Partnership is the sole shareholder and beneficiary of the MHC Nominees and the MHC Trust, respectively. The MHC Nominees and the MHC Trust hold title to certain of the MHC Properties in the states of California, Florida, Nevada and Pennsylvania as the nominee and on behalf of the MHC Financing Partnership. The limited partnership agreement of the MHC Financing Partnership provides that it is organized for the limited purposes of acquiring, owning, improving, leasing, operating, financing, refinancing, holding, mortgaging or managing the MHC Properties, either directly or through the MHC Nominees and/or the MHC Trust, and carrying on all activities incidental or related thereto. The general partner of the MHC Financing Partnership is MHC-QRS, Inc., a single-purpose Delaware corporation (the "MHC GP"). The certificate of incorporation of the MHC GP provides that its sole and exclusive purpose is to provide for the operation of the MHC Financing Partnership.

The Properties.

     The 29 MHC Properties range in size from 140 pads to 737 pads, for a total of 10,629 pads. As of July 1998 the average occupancy for the MHC Properties was 97.1%. The aggregate value of the MHC Properties, based the NOI provided by the market studies performed by a third party appraiser and applying an 8.5% capitalization rate is $353,665,447.

The Market Studies.

     In lieu of appraisals the originator obtained a market study from a third party appraiser between November 24 and December 5, 1997 for each of the MHC Properties. Each market study included inspection of the related property, interviews of the on-site manager, market research into asking rental rates for comparable properties, market investigations, and sales prices of comparable properties. Additionally, each market study included market research and evaluation of demographic and economic trends; and, the market position and rating of the related property.

     The Individual Properties. The following table depicts the names, locations and certain other information pertaining to each of the MHC Properties:

                              MHC PROPERTY SUMMARY



===================================================================================================================================
                                                                                      NUMBER           YEAR             YEAR
PROPERTY NAME                   CITY                        STATE                    OF PADS           BUILT          ACQUIRED
-------------                   ----                        -----                    -------           -----          --------

Bonanza Village                 Las Vegas                    NV                         353             1971             1973
California-Hawaiian             San Jose                     CA                         412             1971             1997
Camelot Acres                   Burnsville                   MN                         319             1971             1973
Casa del Sol #1                 Peoria                       AZ                         246             1971             1969
Casa del Sol #2                 Glendale                     AZ                         239             1979             1996
Casa Village                    Billings                     MT                         491             1962             1996
Central Park Village            Phoenix                      AZ                         293             1973             1977
Cimarron                        Broomfield                   CO                         327             1970             1972
Concord Cascade                 Pacheco                      CA                         283             1969             1976
Contempo Marin                  San Rafael                   CA                         396             1972             1994
Country Place Village           New Port Richey              FL                         515             1986             1984
East Bay Oaks                   Largo                        FL                         328             1969             1977
Eldorado Village                Largo                        FL                         227             1968             1971
Golden Terrace Village          Golden                       CO                         262             1971             1970
Golden Terrace Village West     Golden                       CO                         316             1971             1986
Green Acres                     Breinigsville                PA                         595             1969             1988
Hacienda De Valencia            Mesa                         AZ                         366             1970             1973
Hillcrest Village               Aurora                       CO                         604             1970             1971
Holiday Hills Village           Federal Heights              CO                         737             1961             1969
Holiday Village Colorado        Colorado Springs             CO                         240             1970             1973
Lake Haven                      Dunedin                      FL                         379             1962             1976
Lamplighter Village             Spring Valley                CA                         270             1969             1970
Oak Tree Village                Portage                      IN                         380             1969             1987
Pueblo Grande Village           Pueblo                       CO                         252             1972             1973
Rancho Valley Village           El Cajon                     CA                         140             1969             1973
The Meadows                     Tempe                        AZ                         391             1971             1994
Windmill Village                North Fort Myers             FL                         491             1969             1974
Windmill Village North          Sarasota                     FL                         471             1969             1974
Windmill Village South          Sarasota                     FL                         306             1979             1979
                                                                                     ------
  Total/Weighted Average                                                             10,629
                                                                                     ======



===================================================================================================================================
                                                                                                            LTV @         ORIGINAL
                                                   OCCUPANCY    UNDERWRITTEN            MARKET             MARKET        ALLOCATED
PROPERTY NAME                                         7/98      NET CASH FLOW           VALUE               VALUE          LOAN
-------------                                      ---------    -------------           ------             ------        ---------

Bonanza Village                                       95.8%      $ 1,109,417         $14,099,235            71.61%     $ 10,097,035
California-Hawaiian                                  100.0         1,862,792          15,583,294           116.61        18,172,398
Camelot Acres                                         97.2           777,814           8,834,424            80.13         7,079,041
Casa del Sol #1                                       94.7           753,786           8,971,765            76.47         6,860,369
Casa del Sol #2                                       98.7           768,624           9,472,835            73.85         6,995,402
Casa Village                                          96.8           892,984          10,750,012            75.60         8,127,230
Central Park Village                                  94.5           798,024           9,079,553            79.99         7,262,981
Cimarron                                              97.6           898,287          11,044,906            74.02         8,175,494
Concord Cascade                                       98.9         1,153,167          14,176,635            74.03        10,495,213
Contempo Marin                                        99.5         1,793,658          22,464,847            72.67        16,324,454
Country Place Village                                 74.8           445,109           5,246,941            77.21         4,051,025
East Bay Oaks                                         99.7           741,352           9,373,082            71.98         6,747,204
Eldorado Village                                      98.2           508,293           6,398,729            72.30         4,626,080
Golden Terrace Village                                98.1           893,151          10,926,941            74.39         8,128,750
Golden Terrace Village West                           97.8         1,081,479          13,242,259            74.33         9,842,768
Green Acres                                           97.8         1,778,800          19,474,000            83.13        16,189,222
Hacienda De Valencia                                  94.0           935,309          11,083,341            76.80         8,512,440
Hillcrest Village                                     95.4         1,719,147          20,635,482            75.82        15,646,311
Holiday Hills Village                                 95.9         2,158,892          25,847,024            76.02        19,648,519
Holiday Village Colorado                              97.1           695,775           8,309,647            72.21         6,332,387
Lake Haven                                            97.4           896,574          11,062,341            73.76         8,159,907
Lamplighter Village                                   94.1         1,043,381          12,397,765            76.59         9,496,024
Oak Tree Village                                      98.2         1,028,487          13,496,706            45.63         6,158,305
Pueblo Grande Village                                 97.6           676,647           4,939,200            71.14         3,513,657
Rancho Valley Village                                 95.0           386,065           6,117,176            76.77         4,696,354
The Meadows                                           96.2           516,015          12,484,400            74.98         9,360,469
Windmill Village                                      99.0         1,044,781          17,398,729            54.65         9,508,774
Windmill Village North                                99.6         1,007,338          12,794,576            71.66         9,167,990
Windmill Village South                                99.7           617,962           7,959,600            70.66         5,624,197
                                                     -----       -----------        ------------           ------      ------------
Total/Weighted Average                                97.1%      $28,983,110        $353,665,447            74.93%     $265,000,000
                                                     =====       ===========        ============           ======      ============

     The table below represents the aggregate operating performance of the MHC
Properties:


                                                       CASH FLOWS

                                                                                                         TTM           UNDERWRITTEN
                                                1995               1996               1997              AS OF           (TTM AS OF
                                               ACTUAL             ACTUAL             ACTUAL         OCTOBER 1997       OCTOBER 1997
                                               ------             ------             ------         ------------       ------------
REVENUES
  Gross Rent ........................      $ 35,579,078       $ 37,981,063       $ 43,788,257       $ 42,807,475       $ 44,488,092
  Vacancies .........................        (1,420,398)        (1,536,972)        (1,449,986)        (1,385,342)        (2,251,997)
  Other Income ......................         1,948,578          2,077,608          2,805,950          2,645,404          2,907,914
                                           ------------       ------------       ------------       ------------       ------------
TOTAL REVENUES ......................      $ 36,107,258       $ 38,521,699       $ 45,144,221       $ 44,067,537       $ 45,144,009
                                           ============       ============       ============       ============       ============
EXPENSES ............................         1,576,547          1,651,292          1,713,627          1,702,660          1,739,612
  Maintenance & Repairs .............         2,475,640          2,504,866          2,825,013          2,777,710          2,826,431
  Payroll & Benefits ................         4,328,742          4,633,419          5,294,349          5,140,565          5,140,565
  Utilities .........................            86,340             50,731             67,767             66,431             66,431
  Bad Debts .........................           244,313            172,313            197,352            193,090            196,694
  Insurance .........................         1,729,814          1,587,259               --            1,592,029          1,754,596
  Management Fee ....................           164,461            153,195            154,078            142,781            144,594
  Other Expenses ....................         2,169,732          2,285,447          2,472,203          2,412,849          2,665,708
  Property Taxes ....................           703,022            669,189            851,070            798,288            824,210
                                           ------------       ------------       ------------       ------------       ------------
  Administration
TOTAL EXPENSES ......................      $ 13,478,611       $ 13,707,711       $ 13,575,459       $ 14,826,403       $ 15,628,799
                                           ============       ============       ============       ============       ============
NET OPERATING INCOME ................      $ 22,628,647       $ 24,813,988       $ 31,568,762       $ 29,241,134       $ 29,515,210
                                           ============       ============       ============       ============       ============
  Reserve for Replacement ...........              --                 --                 --                 --                 --
NET CASH FLOW .......................      $ 22,628,647       $ 24,813,988       $ 31,568,762       $ 29,241,134       $ 28,983,110
                                           ============       ============       ============       ============       ============
Debt Service Coverage Ratio .........                NA                 NA              1.68x              1.55x              1.54x

     The table below represents the individual operating performance of the MHC Properties.

                                                                    UNDERWRITTEN
                                                                     TTM AS OF
                                        1996            1997        OCTOBER 1997
                                        ----            ----        ------------

BONANZA VILLAGE

Revenues ......................      $1,678,024      $1,766,938      $ 1,699,624
Expenses ......................      $  519,714      $  491,035      $   572,557
Net Operating Income ..........      $1,158,310      $1,275,903      $ 1,127,067

Reserves ......................            --              --        $    17,650
Net Cash Flow .................            --              --        $ 1,109,417
Market Value ..................            --              --        $14,099,235

CALIFORNIA-HAWAIIAN(1)

Revenues ......................            --        $2,609,030      $ 3,219,075
Expenses ......................            --        $  999,357      $ 1,335,683
Net Operating Income ..........            --        $1,609,673      $ 1,883,392

Reserves ......................            --              --        $    20,600
Net Cash Flow .................            --              --        $ 1,862,792
Market Value ..................            --              --        $15,583,294

CAMELOT ACRES

Revenues ......................      $1,296,670      $1,456,843      $ 1,460,616
Expenses ......................      $  648,345      $  631,601      $   666,852
Net Operating Income ..........      $  648,325      $  825,242      $   793,764

Reserves ......................            --              --        $    15,950
Net Cash Flow .................            --              --        $   777,814
Market Value ..................            --              --        $ 8,834,424

CASA DEL SOL #1(2)

Revenues ......................      $  189,020      $1,018,123      $ 1,035,042
Expenses ......................      $   47,570      $  245,303      $   268,956
Net Operating Income ..........      $  141,450      $  772,820      $   766,086

Reserves ......................            --              --        $    12,300
Net Cash Flow .................            --              --        $   753,786
Market Value ..................            --              --        $ 8,971,765

CASA DEL SOL #2(2)

Revenues ......................      $  203,670      $1,091,190      $ 1,085,620
Expenses ......................      $   52,708      $  265,171      $   305,046
Net Operating Income ..........      $  150,962      $  826,019      $   780,574

Reserves ......................            --              --        $    11,950
Net Cash Flow .................            --              --        $   768,624
Market Value ..................            --              --        $ 9,472,835

CASA VILLAGE

Revenues ......................      $1,377,322      $1,448,173      $ 1,433,764
Expenses ......................      $  534,053      $  477,169      $   516,280
Net Operating Income ..........      $  843,269      $  971,004      $   917,484

Reserves ......................            --              --        $    24,500
Net Cash Flow .................            --              --        $   892,984
Market Value ..................            --              --        $10,750,012

----------

(1) Because the property was acquired during 1997, 1997 Operating Statistics do not reflect a full year's income.

(2) Because the property was acquired during 1996, 1996 Operating Statistics do not reflect a full year's income. UNDERWRITTEN

                                                                    UNDERWRITTEN
                                                                     TTM AS OF
                                        1996            1997        OCTOBER 1997
                                        ----            ----        ------------

CENTRAL PARK VILLAGE

Revenues ......................      $1,073,774      $1,119,499      $ 1,155,736
Expenses ......................      $  327,248      $  310,311      $   343,062
Net Operating Income ..........      $  746,526      $  809,188      $   812,674

Reserves ......................            --              --        $    14,650
Net Cash Flow .................            --              --        $   798,024
Market Value ..................            --              --        $ 9,079,553

CIMARRON

Revenues ......................      $1,338,730      $1,397,296      $ 1,374,614
Expenses ......................      $  479,542      $  405,723      $   459,977
Net Operating Income ..........      $  859,188      $  991,573      $   914,637

Reserves ......................            --              --        $    16,350
Net Cash Flow .................            --              --        $   898,287
Market Value ..................            --              --        $11,044,906

CONCORD CASACADE

Revenues ......................      $1,928,425      $1,985,851      $ 1,940,471
Expenses ......................      $  737,510      $  715,469      $   773,104
Net Operating Income ..........      $1,190,915      $1,270,382      $ 1,167,367

Reserves ......................            --              --        $    14,200
Net Cash Flow .................            --              --        $ 1,153,167
Market Value ..................            --              --        $14,176,635

CONTEMPO MARIN

Revenues ......................      $2,732,114      $2,808,363      $ 2,694,058
Expenses ......................      $  916,955      $  738,781      $   880,600
Net Operating Income ..........      $1,815,159      $2,069,582      $ 1,813,458

Reserves ......................            --              --        $    19,800
Net Cash Flow .................            --              --        $ 1,793,658
Market Value ..................            --              --        $22,464,847

COUNTRY PLACE VILLAGE

Revenues ......................      $  752,708      $  875,916      $   867,204
Expenses ......................      $  389,774      $  365,175      $   396,445
Net Operating Income ..........      $  362,934      $  510,741      $   470,759

Reserves ......................            --              --        $    25,650
Net Cash Flow .................            --              --        $   445,109
Market Value ..................            --              --        $ 5,246,941

EAST BAY OAKS

Revenues ......................      $1,183,221      $1,247,835      $ 1,205,635
Expenses ......................      $  468,132      $  414,337      $   447,833
Net Operating Income ..........      $  715,089      $  833,498      $   757,802

Reserves ......................            --              --        $    16,450
Net Cash Flow .................            --              --        $   741,352
Market Value ..................            --              --        $ 9,373,082

                                                                    UNDERWRITTEN
                                                                     TTM AS OF
                                        1996            1997        OCTOBER 1997
                                        ----            ----        ------------

ELDORADO VILLAGE

Revenues .........................     $  819,033     $  863,165     $   836,933
Expenses .........................     $  324,685     $  290,490     $   317,290
Net Operating Income .............     $  494,348     $  572,675     $   519,643

Reserves .........................           --             --       $    11,350
Net Cash Flow ....................           --             --       $   508,293
Market Value .....................           --             --       $ 6,398,729

GOLDEN TERRACE VILLAGE

Revenues .........................     $1,174,659     $1,262,250     $ 1,234,845
Expenses .........................     $  346,931     $  289,440     $   328,444
Net Operating Income .............     $  827,728     $  972,810     $   906,401

Reserves .........................           --             --       $    13,250
Net Cash Flow ....................           --             --       $   893,151
Market Value .....................           --             --       $10,926,941

GOLDEN TERRACE VILLAGE WEST

Revenues .........................     $1,381,536     $1,486,158     $ 1,451,142
Expenses .........................     $  394,428     $  258,640     $   353,813
Net Operating Income .............     $  987,108     $1,227,518     $ 1,097,329

Reserves .........................           --             --       $    15,850
Net Cash Flow ....................           --             --       $ 1,081,479
Market Value .....................           --             --       $13,242,259

GREEN ACRES

Revenues .........................     $2,293,167     $2,506,477     $ 2,543,272
Expenses .........................     $  724,640     $  591,230     $   734,672
Net Operating Income .............     $1,568,527     $1,915,247     $ 1,808,600

Reserves .........................           --             --       $    29,800
Net Cash Flow ....................           --             --       $ 1,778,800
Market Value .....................           --             --       $19,474,000

HACIENDA DE VALENCIA

Revenues .........................     $1,320,928     $1,368,041     $ 1,363,415
Expenses .........................     $  416,509     $  360,364     $   409,806
Net Operating Income .............     $  904,419     $1,007,677     $   953,609

Reserves .........................           --             --       $    18,300
Net Cash Flow ....................           --             --       $   935,309
Market Value .....................           --             --       $11,083,341

HILLCREST VILLAGE

Revenues .........................     $2,334,213     $2,500,972     $ 2,498,893
Expenses .........................     $  799,511     $  633,891     $   749,646
Net Operating Income .............     $1,534,702     $1,867,081     $ 1,749,247

Reserves .........................           --             --       $    30,100
Net Cash Flow ....................           --             --       $ 1,719,147
Market Value .....................           --             --       $20,635,482

                                                                    UNDERWRITTEN
                                                                     TTM AS OF
                                        1996            1997        OCTOBER 1997
                                        ----            ----        ------------

HOLIDAY HILLS VILLAGE

Revenues ......................      $2,922,376      $3,142,882      $ 3,139,781
Expenses ......................      $  909,275      $  787,062      $   943,839
Net Operating Income ..........      $2,013,101      $2,355,820      $ 2,195,942

Reserves ......................            --              --        $    37,050
Net Cash Flow .................            --              --        $ 2,158,892
Market Value ..................            --              --        $25,847,024

HOLIDAY VILLAGE COLORADO

Revenues ......................      $  927,602      $  987,548      $   972,521
Expenses ......................      $  286,944      $  237,935      $   264,746
Net Operating Income ..........      $  640,658      $  749,613      $   707,775

Reserves ......................            --              --        $    12,000
Net Cash Flow .................            --              --        $   695,775
Market Value ..................            --              --        $ 8,309,647

LAKE HAVEN

Revenues ......................      $1,440,393      $1,501,648      $ 1,480,893
Expenses ......................      $  569,353      $  506,680      $   565,369
Net Operating Income ..........      $  871,040      $  994,968      $   915,524

Reserves ......................            --              --        $    18,950
Net Cash Flow .................            --              --        $   896,574
Market Value ..................            --              --        $11,062,341

LAMPLIGHTER VILLAGE

Revenues ......................      $1,616,802      $1,744,558      $ 1,724,694
Expenses ......................      $  586,605      $  607,637      $   667,813
Net Operating Income ..........      $1,030,197      $1,136,921      $ 1,056,881

Reserves ......................            --              --        $    13,500
Net Cash Flow .................            --              --        $ 1,043,381
Market Value ..................            --              --        $12,397,765

THE MEADOWS

Revenues ......................      $1,648,575      $1,731,734      $ 1,729,933
Expenses ......................      $  674,719      $  623,384      $   681,796
Net Operating Income ..........      $  973,856      $1,108,350      $ 1,048,137

Reserves ......................            --              --        $    19,650
Net Cash Flow .................            --              --        $ 1,028,487
Market Value ..................            --              --        $12,484,400

OAK TREE VILLAGE

Revenues ......................      $1,095,889      $1,187,531      $ 1,145,985
Expenses ......................      $  349,149      $  404,583      $   450,088
Net Operating Income ..........      $  746,740      $  782,948      $   695,897

Reserves ......................            --              --        $    19,250
Net Cash Flow .................            --              --        $   676,647
Market Value ..................            --              --        $13,496,706

                                                                    UNDERWRITTEN
                                                                     TTM AS OF
                                        1996            1997        OCTOBER 1997
                                        ----            ----        ------------

PUEBLO GRANDE VILLAGE

Revenues ......................      $  623,147      $  678,572      $   662,914
Expenses ......................      $  271,435      $  230,896      $   264,249
Net Operating Income ..........      $  351,712      $  447,676      $   398,665

Reserves ......................            --              --        $    12,600
Net Cash Flow .................            --              --        $   386,065
Market Value ..................            --              --        $ 4,939,200

RANCHO VALLEY VILLAGE

Revenues ......................      $  846,720      $  881,460      $   873,520
Expenses ......................      $  368,412      $  303,065      $   350,505
Net Operating Income ..........      $  478,308      $  578,395      $   523,015

Reserves ......................            --              --        $     7,000
Net Cash Flow .................            --              --        $   516,015
Market Value ..................            --              --        $ 6,117,176

WINDMILL VILLAGE

Revenues ......................      $1,616,431      $1,668,014      $ 1,602,577
Expenses ......................      $  542,353      $  475,606      $   533,246
Net Operating Income ..........      $1,074,078      $1,192,408      $ 1,069,331

Reserves ......................            --              --        $    24,550
Net Cash Flow .................            --              --        $ 1,044,781
Market Value ..................            --              --        $17,398,729

WINDMILL VILLAGE NORTH

Revenues ......................      $1,632,649      $1,696,694      $ 1,640,339
Expenses ......................      $  583,739      $  532,943      $   609,451
Net Operating Income ..........      $1,048,910      $1,163,751      $ 1,030,888

Reserves ......................            --              --        $    23,550
Net Cash Flow .................            --              --        $ 1,007,338
Market Value ..................            --              --        $12,794,576

WINDMILL VILLAGE SOUTH

Revenues ......................      $1,073,901      $1,111,460      $ 1,070,893
Expenses ......................      $  437,472      $  382,181      $   437,631
Net Operating Income ..........      $  636,429      $  729,279      $   633,262

Reserves ......................            --              --        $    15,300
Net Cash Flow .................            --              --        $   617,962
Market Value ..................            --              --        $ 7,959,600

Environmental Report.

     Phase I site assessments have been performed on the MHC Properties in January and February 1998. The Phase I assessments did not reveal any environmental liabilities that the Originator believes would have a material adverse effect on the borrower's business, assets or results of operations taken as a whole. Nevertheless, there can be no assurance that all environmental conditions and risks were identified in such environmental assessments.

Engineering Report.

     Property Condition Reports were completed on the MHC Properties between January to February 1998 by third-party due diligence firms. The Property Condition Reports concluded that the Manufactured Home Communities Pool Properties were in above average condition and identified approximately $82,327 in deferred maintenance requirements. At the origination of the Manufactured Home Communities Loan, the Manufactured Home Community Borrower established a monthly capital expenditures deposit of $25 per pad per annum.

     Property Management. The MHC Properties are managed by MHC Management Limited Partnership, an Illinois limited partnership ("MHC Manager"), pursuant to the terms of a Property Management and Leasing Agreement (the "MHC Management Agreement"). The MHC Management Agreement provides for a management fee of 5% of the gross rents actually collected for each MHC Property. The term of the MHC Management Agreement expires on December 31, 2007 (subject to renewal for successive one (1) year periods thereafter), unless sooner terminated by either party thereto.

     Pursuant to the terms of a Manager's Consent and Subordination of Management Agreement given by the MHC Manager and the MHC Borrowers in favor of the holder of the MHC Loan (the "MHC Mortgagee"), the MHC Manager has agreed (i) not to terminate the MHC Management Agreement without the consent of the MHC Mortgagee, except for nonpayment of management fees (in which case the MHC Mortgagee has a sixty (60) day cure period), (ii) that all liens, rights and interests owned, claimed or held by the MHC Manager in and to the MHC Properties are and will be in all respects subordinate to the lien and security interest securing the MHC Loan, including the lien of the MHC Mortgage, (iii) that during the continuance of an Event of Default (as defined below) under the MHC Loan, the MHC Manager will continue to perform under the MHC Management Agreement provided that the Mortgagee performs or causes to be performed the obligations of the MHC Borrowers thereunder, (iv) that, notwithstanding anything in the MHC Management Agreement to the contrary, the MHC Mortgagee, or the MHC Borrowers at the MHC Mortgagee's direction, shall have the right to terminate the MHC Management Agreement on thirty (30) days' prior written notice (a) upon the occurrence of an Event of Default (as hereinafter defined) and the MHC Mortgagee's taking possession of the MHC Properties or a material default by the MHC Manager under the MHC Management Agreement beyond any applicable notice and/or grace period; (b) upon a 50% or more change in control of ownership of the MHC Manager, unless the entity controlling the MHC Manager after such change in control is in turn controlled by Manufactured Home Communities, Inc. or MHC Operating Limited Partnership; and (c) at any time for cause (including, but not limited to, the MHC Manager's gross negligence, willful misconduct or fraud);
(v) not to amend or modify any material economic provisions of the MHC Management Agreement without the prior written consent of the MHC Mortgagee, and
(vi) within 10 days after a request from the Mortgagee therefor, the MHC Manager will deliver to MHC Mortgagee the information required to be delivered to the Mortgagee by the MHC Borrowers and described under "MHC: The Loan: Financial Reporting" below.

THE MHC LOAN

     Security. The MHC Loan is a non-recourse loan, secured by a mortgage lien on the fee estate of the MHC Borrowers in the MHC Properties and certain other collateral relating thereto (including an assignment of leases, rents and security deposits, an assignment of certain agreements and the funds in certain accounts pursuant to a cash collateral account agreement) (collectively, with all other security documents referenced herein, the "MHC Loan Documents"). The MHC Mortgagee is the insured under title insurance policies which insure, among other things, that the MHC Mortgage constitutes a valid and enforceable first lien on the MHC Properties, subject to certain exceptions and exclusions from coverage set forth therein. Such insurance policies, together with the MHC Note, the MHC Mortgage and all other agreements and documents evidencing and securing the MHC Loan shall be assigned to the Trust Fund.

     Payment Terms. The MHC Loan matures on January 2, 2028 (the "MHC Maturity Date") and bears interest at (a) a fixed rate per annum equal to 7.0978% (the "MHC Initial Interest Rate") through and including December 30, 2007 and (b) from and after December 31, 2007 (the "MHC Effective Maturity Date") through and including the MHC Maturity Date, at an interest rate per annum equal to the greater of (i) the MHC Initial Interest Rate plus 2% or (H) the MHC Treasury Rate (as defined below) plus 2% (the "MHC Revised Interest Rate"). The "MHC Treasury Rate" means the yield, calculated by linear interpolation (rounded to the nearest one thousandth of one percent), of noncallable United States Treasury obligations with terms (one longer and one shorter) most nearly approximating the period from the MHC Effective Maturity Date to January 1, 2018. Any interest accrued at the MHC Revised Interest Rate and not paid in accordance with the MHC Note shall be deferred and added to the principal indebtedness and shall earn interest at the MHC Revised Interest Rate to the extent permitted by applicable law (such deferred interest and interest thereon, the "MHC Accrued Interest"). Interest on the MHC Loan is calculated on the basis of a 360 day year composed of twelve (12) months of thirty (30) days each.

     The payment date for the MHC Loan is the first business day of each month (each, a "MHC Payment Date"), with no grace period for a default in payment of principal or interest. Commencing on February 1, 1998, the MHC Loan requires 120 equal monthly installments of interest only of $1,567,430.83 (the "MHC Debt Service Payment"). Each MHC Debt Service Payment, due and payable on each MHC Payment Date, shall be applied to interest due on the MHC Loan at the MHC Initial Interest Rate. In the event of a default in payment, interest will accumulate thereon at a rate per annum equal to the sum of (a) the MHC Initial Interest Rate, for the period through the MHC Effective Maturity Date, or the MHC Revised Interest Rate, for the period from and after the MHC Effective Maturity Date, and (b) 3% (the "Default Rate"). On the MHC Maturity Date, the entire remaining unpaid balance of principal of the MHC Note, all interest accrued thereon and all other sums payable thereunder or under the other MHC Loan Documents shall be due and payable in full.

     Commencing with the first MHC Payment Date after the MHC Effective Maturity Date and continuing on each MHC Payment Date thereafter through and including the MHC Maturity Date, the MHC Borrowers are required to apply 100% of the rents and other revenues from the MHC Properties to the following items in the following order of priority: (a) to the deposit of required monthly escrow amounts for real estate taxes and insurance premiums; (b) to payment of interest calculated on the basis of the MHC Initial Interest Rate; (c) to the deposit of required monthly capital expenditure reserves; (d) to the deposit of required reserve amounts for contested trade payables, if any; (e) to payment of monthly cash expenses pursuant to the annual budget approved (the "Annual Budget") by the Mortgagee and to payment of extraordinary, unbudgeted operating or capital expenses ("Extraordinary Expenses") approved by the Mortgagee, if any; (f) to payments to be applied against the outstanding principal of the MHC Loan until such principal amount is paid in full; (g) to payments of MHC Accrued Interest; and (h) to payments of any other amounts due under the MHC Loan Documents. Any excess amounts shall be paid to MHC Borrower. The scheduled principal balance of the MHC Loan as of the MHC Effective Maturity Date is approximately $265,000,000.

     Events of Default. The occurrence of any of the following constitutes an "Event of Default" under the MHC Mortgage: (a) failure to make any payment of interest or principal due under the MHC Note when due, or failure to pay the principal balance when due; (b) failure to pay any other amount payable pursuant to the MHC Note or the MHC Mortgage when due and payable, with such failure continuing for ten (10) days after Mortgagee delivers written notice thereof to the MHC Borrowers; (c) failure to keep in force the insurance required under the MHC Mortgage to be maintained or failure to comply with any other covenant relating to insurance requirements, which failure continues for ten (10) business days after the Mortgagee delivers written notice thereof to the MHC Borrowers; (d) failure to comply with certain MHC Mortgage covenants which require the MHC Borrowers to keep the MHC Properties free from liens and encumbrances (with such default continuing for five (5) business days after Mortgagee delivers written notice thereof to the MHC Borrowers), and which, prohibit the sale of the MHC Properties and transfers of direct and indirect beneficial interests in the MHC Borrowers; (e) any attempt by the MHC Borrowers to assign their rights under the MHC Mortgage; (f) any other default in the performance or payment, or breach, of any material covenant, warranty, representation or agreement set forth in the MHC Loan Documents, with such default continuing for thirty (30) business days after Mortgagee delivers written notice thereof to the MHC Borrowers; (g) the occurrence of certain bankruptcy events; (h) the termination, or the failure to continue to be valid and effective, of the MHC Mortgage (or the ceasing of any lien granted thereunder to be a perfected first priority lien) or any of the MHC Loan Documents evidencing the MHC Loan; and (i) any event of default under any other of the MHC Loan Documents.

     If the MHC Borrowers default in the payment of any MHC Debt Service Payment on the Payment Date when due, then the MHC Borrowers shall pay to the lender a late payment charge in an amount equal to three percent (3%) of the amount of the installment not paid. An additional late charge equal to three percent (3%) of the monthly payment due will be charged for each successive month the payment, or any part thereof, remains outstanding. If the MHC Borrowers default in the payment of any MHC Debt Service Payment on the MHC Payment Date when due, or default in any other manner so as to constitute an Event of Default, then the lender at its option and without further notice to the MHC Borrowers may declare the entire unpaid amount of principal with interest at the Default Rate together with all other sums due, if any, due and payable immediately.

     Prepayment. Voluntary prepayment of the principal of the MHC Note is prohibited at any time prior to the date which is three (3) months prior to the MHC Effective Maturity Date except in the event of a casualty or condemnation the MHC Loan may be prepaid. Thereafter, the MHC Loan may be prepaid without a prepayment premium. A tender of payment of the amount necessary to pay and satisfy the entire unpaid principal balance or any portion thereof at any time after an Event of Default or an acceleration by the lender prior to the MHC Effective Maturity Date, whether such payment is tendered voluntarily, during or after foreclosure of the MHC Mortgage, or pursuant to realization upon other security, shall require the additional payment of the positive difference between (i) the amount of the Defeasance Collateral (as hereinafter defined) that would be required to effect a defeasance of the MHC Note as of the date of such tender and (ii) the then outstanding principal amount of the MHC Loan.

     Defeasance Collateral. The MHC Borrowers shall be entitled to have one (1) or more or all of the MHC Properties released from the lien of the MHC Mortgage at any time from and after the earlier of (i) December 12, 2000 and (ii) the
(2nd) anniversary of this Offering upon the delivery of Defeasance Collateral in accordance with the MHC Mortgage, provided the following release conditions have been met: (i) the lender has received at least thirty (30) days' prior written notice of the date proposed for such release (the "Release Date"); (ii) no Event of Default has occurred and is continuing; (iii) in the case of a release of less than all of the MHC Properties, the MHC Borrowers shall deliver Defeasance Collateral (as defined below), in accordance with the provisions of the MHC Mortgage, in an amount sufficient to pay scheduled interest and principal payments on 125% of the loan amount (the "Allocated Loan Amount") allocated to the applicable MHC Property or MHC Properties and, in the case of a release of all of the MHC Properties, the MHC Borrowers shall deliver Defeasance Collateral, in accordance with the provisions of the MHC Mortgage, in an amount sufficient as of the Release Date to pay scheduled interest and principal payments on the MHC Loan; (iv) the MHC Borrowers shall deliver a certificate of an officer of the MHC GP certifying compliance with requirements (ii) and (iii) above; (v) in the case of a release of less than all of the MHC Properties, the MHC Borrowers shall deliver one or more endorsements to the lender's title insurance policies insuring the lien of the MHC Mortgage that such policies shall not be adversely affected by the release; and (vi) in the case of a release of less than all of the MHC Properties, the fair market value as of the Release Date of the MHC Properties that will remain subject to the lien of the MHC Mortgage shall not be less than the fair market value of such MHC Properties as of the closing date of the MHC Loan. The term "Defeasance Collateral" shall mean obligations or securities not subject to prepayment, call or early redemption which are direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America or any agency or instrumentality of the United States of America, or the obligations of which are backed by the full faith and credit of the United States of America, the ownership of which will not cause the lender to be an "investment company" under the Investment Company Act of 1940, as amended.

     Substitution. The MHC Borrowers may, time to time, substitute a new property or properties (an "MHC Substitute Property") for, and of a similar type and aggregate fair market value as, an existing specified MHC Property or MHC Substitute Property (a "Replaced Property") or Defeasance Collateral. From and after any such substitution, the MHC Substitute Property shall be an MHC Property under the MHC Mortgage and the MHC Borrowers shall either enter into a new mortgage encumbering the MHC Substitute Property (the "Substitute Mortgage") or a counterpart original of the MHC Mortgage, modified as necessary, shall be entered into by the MHC Borrowers to encumber the Substitute Property and the remainder of the Trust Estate. To qualify as an MHC Substitute Property, the property or properties in question must, at the time of substitution: (1) be owned by the MHC Borrowers free and clear of any lien or other encumbrance except for matters which do not have a material adverse effect on the value of such property for its then current use; (2) be free and clear of hazardous substances except for nominal amounts in compliance with all environmental laws;
(3) be in reasonably good repair and condition; (4) be in compliance, in all material respects, with applicable laws and requirements of insurers; and (5) have a fair market value (as reasonably determined by the lender based on information provided to the lender by the MHC Borrowers) not less than the greater of (A) the fair market value of the Replaced Property as of the date of the MHC Mortgage, (B) the then fair market value (as reasonably determined by the lender) of the Replaced Property immediately prior to the substitution, and (C) $4,000,000 per Substitute Property (as determined by the lender). In addition to the foregoing, substitution of any MHC Property shall be subject to the satisfaction of the following conditions: (1) receipt by the lender of at least thirty (30) days prior written notice of the proposed substitution, together with such information as the lender may reasonably request; (2) the Rating Agencies shall confirm that the credit ratings of the Certificates will not be qualified, downgraded or withdrawn as a result of such substitution; (3) delivery to the lender of legal opinions as to the enforceability of the Substitute Mortgage and a nondisqualification opinion and a tax opinion; (4) no Event of Default shall have occurred and be continuing;
(5) delivery to the lender of originals of a Substitute Mortgage or an amendment to the MHC Mortgage, a substitute assignment of leases and rents and cash collateral account agreement with respect to the MHC Substitute Property or an amendment to the existing assignment of leases and the MHC Cash Collateral Agreement, a title insurance policy or endorsement to the existing title insurance polices insuring that the Substitute Mortgage creates a valid first lien on the Substitute Property, a certified as-built survey of such Substitute Property, Uniform Commercial Code financing statements covering all fixtures, building equipment and other personal property collateral at the MHC Substitute Property and all proceeds thereof, naming the MHC Borrowers as debtor and the lender as secured party, insurance certificates evidencing the insurance coverages required under the MHC Mortgage and payment of all costs and expenses anticipated to be incurred in connection with such substitution.

     Lockbox and Reserves. Pursuant to a cash collateral account security, pledge, assignment and control agreement (the "MHC Cash Collateral Agreement"), the MHC Borrowers have established in the name of the Mortgagee, as secured party, an interest bearing cash collateral account at Bank of America National Trust and Savings Association (the "MHC Agent Bank"). All operating revenues, rental payments and other proceeds from the MHC Properties are deposited into certain operating accounts (the "MHC Property Accounts") maintained by the MHC Borrowers at various financial institutions (the "MHC Property Account Banks"), which MHC Property Accounts are the only accounts permitted to be maintained by the MHC Borrowers for the collection of rent and other revenues from the MHC Properties. The MHC Borrowers have delivered irrevocable instructions to the Property Account Banks to deposit on a daily basis, by wire transfer, all cleared funds from the MHC Property Accounts to the account established with the MHC Agent Bank, as agent for the lender, as secured party (the "MHC Lockbox Account").

     The MHC Borrowers have established with the MHC Agent Bank (a) an interest bearing cash collateral account (the "MHC Escrow Account") for the deposit of reserves for the payment of (i) real estate taxes and insurance premiums (the "MHC Tax and Insurance Escrow Amounts") and (ii) contested trade payables of $150,000 or more which are sixty (60) days or more past due ("MHC Trade Payables Amounts"), if any, (b) an interest bearing cash collateral account (the "MHC Debt Service Escrow Amounts") for the monthly deposit of reserves for interest and principal due on the next Payment Date (the "MHC Debt Service Escrow Account"), and (c) an interest bearing cash collateral account (the "MHC Capital Improvement Escrow Account") for the deposit of required monthly reserves (the "MHC Capital Improvement Escrow Amounts") for capital improvements in an amount equal to 1/12 of the product of $25 and the number of sites at the MHC Properties (collectively, the "Accounts"). The collateral held in the Accounts derives from a blocked account agreement between the MHC Borrowers and the MHC Agent Bank, which shall be irrevocable until full payment of the MHC Note.

     Until the MHC Effective Maturity Date, the MHC Agent Bank will withdraw the funds on deposit in the MHC Lockbox Account on each Payment Date in the following amounts and in the following order of priority: (i) funds in an amount equal to the monthly MHC Tax and Insurance Escrow Amounts and deposit the same into the MHC Escrow Account, (ii) funds in an amount equal to the MHC Debt Service Escrow Amounts, for deposit into MHC Debt Service Escrow Account; (iii) funds in an amount equal to the monthly MHC Capital Improvement Escrow Amounts, for deposit into the MHC Capital Improvement Escrow Account; and (iv) funds in an amount equal to the MHC Trade Payables Amounts, if any, for deposit into the MHC Escrow Account.

     Prior to the MHC Effective Maturity Date, provided that (a) no Event of Default shall have occurred and be continuing; (b) the MHC Borrowers shall have paid to the Mortgagee all amounts due to the lender under the MHC Loan Documents, including late charges, default interest and reimbursement for expenses incurred by the lender; (c) the MHC Borrowers certify that there are no payables more than sixty (60) days past due, unless the same are being contested in good faith, and no other obligations of the MHC Borrowers are past due; and
(d) the MHC Borrowers
certify that they have delivered instructions to the MHC Agent Bank to transfer from the MHC Lockbox Account to the MHC Escrow Account an amount equal to any Trade Payables Reserve Amounts due, then the MHC Borrowers may at any time during the remainder of such month, instruct the MHC Agent Bank to transfer amounts from the MHC Lockbox Account to such account or accounts of the MHC Borrowers as instructed to pay operating expenses of the MHC Properties, to make distribution to the partners, shareholders and beneficiaries of the MHC Borrowers, or otherwise.

     After the MHC Effective Maturity Date, the MHC Agent Bank will withdraw from the MHC Lockbox Account on each Payment Date or as soon thereafter as there shall be collected funds in the MHC Lockbox Account, funds in the following amounts and in the following order of priority: (i) funds in an amount equal to the monthly MHC Tax and Insurance Escrow Amounts and deposit the same into the MHC Escrow Account, (ii) funds in an amount equal to the amount of interest at the MHC Initial Interest Rate for deposit into MHC Debt Service Escrow Account;
(iii) funds in an amount equal to the monthly MHC Capital Improvement Escrow Amounts, for deposit into the MHC Capital Improvement Escrow Account; (iv) funds in an amount equal to the MHC Trade Payables Amounts, if any, for deposit into the MHC Escrow Account; (v) funds in an amount equal to the monthly allocation of operating expenses in the Annual Budget approved by Mortgagee and approved Extraordinary Expenses, if any; (vi) funds to be applied against the outstanding principal due under the MHC Note until the principal amount is paid in full, and
(vii) funds to be applied against the MHC Accrued Interest until paid in full.

     Transfer of Properties and Interest in Borrower, Encumbrance; Other Debt. Subject to limited exceptions described below, the MHC Borrowers will not (i) transfer all or any part of the MHC Properties; (ii) incur indebtedness for borrowed money; (iii) mortgage, hypothecate or otherwise encumber or grant a security interest in all or any part of the MHC Properties; (iv) permit any transfer of any interest in the MHC Financing Partnership of the MHC GP; or (v) file a declaration of condominium with respect to any of the MHC Properties.

     The MHC Borrowers are generally prohibited form transferring or encumbering any of the MHC Properties except for a transfer of a MHC Property that has been released as described under the headings "Defeasance Collateral" or "Substitution". The MHC Borrowers may, without the consent of the lender, (i) make immaterial transfers of portions of a MHC Property to governmental authorities for dedication or public use; (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business;
(iii) transfer or ground lease (A) to a compatible user one or more non-income producing sites not located immediately adjacent to an improvement upon an MHC Property or (B) to a retail or other compatible user a site subject to leases, provided that none of the above transfers materially impairs the utility and operation of the applicable MHC Property or materially adversely affects the value of the applicable MHC Property taken as a whole and that, in the case of a transfer described in clause (iii) above, the MHC Borrowers obtain confirmation from the Rating Agencies that the transfer does not adversely affect the rating of the Certificates. In connection with any transfer or series of transfers that affect (on a cumulative basis) more than 10% of the value of the MHC Properties, a tax opinion and a nondisqualification opinion shall be furnished to the lender.

     The lender's consent shall not be required with respect to transfers of direct or indirect beneficial interests in MHC Financing Partnership, provided that (i) no Event of Default shall have occurred and be continuing; (ii) the MHC Borrowers shall deliver to the lender and the Rating Agencies written notice at least fifteen (15) business days' prior to the effective date of the transfer;
(iii) the MHC Financing Partnership and the MHC GP shall each remain a single purpose entity; (iv) no transfer of limited partner, non-managing member or shareholder interests shall result in any one person or any group of affiliates (other than affiliates of Manufactured Home Communities, Inc.) owning, directly or indirectly, 50% or more of the beneficial ownership interests of the MHC Financing Partnership or the MHC GP; and (v) Manufactured Home Communities, Inc. shall at all times directly or indirectly own not less than 51% of the beneficial interests in MHC Financing Partnership and all general partner(s) of the MHC Financing Partnership shall be wholly-owned subsidiaries of Manufactured Home Communities, Inc. In connection with any transfer of more than 10% of the direct beneficial interests in the MHC Financing Partnership or the MHC GP to any party other than an affiliate of Manufactured Home Communities, Inc., or if the transfer results in a person or entity other than an affiliate of Manufactured Home Communities, Inc. more than a 50% interest in the MHC Financing Partnership or the MHC GP, the MHC Borrowers shall furnish a nonconsolidation opinion and confirmation from the Rating Agencies that the rating of the Certificates will not be adversely affected thereby. Transfers of interests in the MHC Borrowers of not more than 49% and not involving any general partner or managing member interest shall not require the Mortgagee's consent, nor shall the issuance or trading of shares or partnership interests in Manufactured Home Communities, Inc. or the MHC Operating Partnership or any merger or consolidation involving Manufactured Home Communities, Inc. or the MHC Operating Partnership.

     The MHC Borrowers shall not incur, create or assume any indebtedness or incur any liabilities without the consent of the Mortgagee; provided, however, that the MHC Borrowers may, without the consent of the lender, incur, create or assume any or all of the following indebtedness: (i) the MHC Note and the other obligations, indebtedness and liabilities provided for in any MHC Loan Document evidencing or securing the MHC Loan; (ii) amounts, not secured by liens on the MHC Properties, not to exceed $75,000 for any single MHC Property and $2,000,000 in the aggregate for all of the MHC Properties; (iii) amounts, not secured by liens on the MHC Properties, payable or reimbursable to any tenant on account of work performed at a MHC Property by such tenant or for cost incurred by such tenant in connection with its occupancy of space in the MHC Property, and (iv) indebtedness relating solely to the financing or leasing of building equipment, either unsecured or secured by liens on such building equipment, (A) in amounts not to exceed $25,000 for any single MHC Property and $825,000 in the aggregate for all of the MHC Properties, (B) the proceeds of which are not distributed to any beneficial owner of the MHC Borrowers and (C) the terms of which require the repayment thereof prior to any distribution of net operating income from the MHC Properties to any beneficial owner of the MHC Borrowers.

     Insurance. The MHC Borrowers are required to maintain for the MHC Properties (a) insurance with respect to the improvements and the building equipment against any peril included within the classification of "All Risks of Physical Loss" with extended coverage in amount at all times sufficient to prevent the MHC Borrowers from becoming a co-insurer, but in any event equal to the full insurable value of improvements and the building equipment; (b) comprehensive general liability insurance, including bodily injury, contractual injury, death and property damage liability, and excess and/or umbrella liability insurance with a per occurrence limit of not less than $1,000,000 and with an aggregate limit of not less than $5,000,000 per MHC Property; (c) statutory worker's compensation insurance with respect to any work by or for the MHC Borrowers performed on or about the MHC Property; (d) loss of rental value or business interruption insurance in an amount sufficient to avoid any co-insurance penalty and to provide proceeds which will cover the loss of rents sustained during the period of eighteen (18) months following the date of casualty; (e) during the period of performance of any restoration or repair work, builder's all risk insurance in an amount equal to not less than the full insurable value of the applicable MHC Property; (f) if any improvement or any MHC Property is located within an area designated as "flood prone" or a "special flood hazard area", flood insurance, if available, in an amount equal to the lesser of the Allocated Loan Amount for the applicable MHC Property and the maximum limit of coverage available with respect to the applicable MHC Property;
(g) with respect to the MHC Properties located in the state of California, earthquake coverage with such limits and deductibles as are customarily required by institutional lenders holding mortgages upon properties similar to such MHC Properties, and in any event in an amount equal to the lesser of the Allocated Loan Amount for the applicable MHC Property and the maximum limit of coverage available with respect to the applicable MHC Property, and (h) with respect to the MHC Properties located in the State of Florida, windstorm coverage with such limits and deductibles as are customarily required by institutional lenders holding mortgages upon properties similar to such MHC Properties, and in any event in an amount equal to the lesser of the Allocated Loan Amount for the applicable MHC Property and the maximum limit of coverage available with respect to the applicable MHC Property. At the lender's request, the MHC Borrowers shall obtain such other insurance, excluding earthquake and windstorm insurance, against any loss or damage of the kinds from time to time customarily insured against.

     The above insurance coverage shall be maintained with one or more domestic primary insurers, having both (1) a claims-paying-ability rating by Standard & Poor's Rating Services of not less than "AA" and its equivalent by any other nationally recognized statistical rating agency (or "B" in the case of insurance policies for coverage of less than $10,00,000) and (2) an Alfred M. Best Company, Inc. rating of "A" or better and a financial size category of not less than "X".

     The insurance coverage required may be affected under a blanket policy or policies covering the MHC Properties, provided that any such blanket policy shall specify, except in the case of public liability insurance, the portion of the total coverage of such policy that is allocated to the MHC Properties and any sublimits in such blanket policy applicable to the MHC Properties, which amounts shall not be less than those required above.

     Casualty and Condemnation. The MHC Borrowers will promptly notify the lender upon obtaining knowledge of (i) the institution of any condemnation proceedings relating to any MHC Property or (ii) the occurrence of any casualty, damage or injury to, any MHC Property or any portion thereof the restoration of which is estimated by the MHC Borrowers in good faith to cost more than ten percent (10%) of the Allocated Loan Amount for the particular MHC Property (the "MHC Individual Threshold Amount"). In addition, the MHC Borrowers are obligated to include with the notice of any casualty, damage, injury or condemnation, the restoration of which is estimated by the MHC Borrowers to cost more than the MHC Individual Threshold Amount (or to forward as soon thereafter as possible), an estimate of the cost of repairing or restoring such casualty, damage, injury or condemnation in reasonable detail.

     Following a casualty or condemnation at a MHC Property, any insurance or condemnation proceeds will be applied (after payment of the Mortgagee's reasonable expenses of collection thereof) to amounts due under the MHC Loan and the prepayment of the principal amount outstanding thereon, if: (i) the proceeds shall equal or exceed the Allocated Loan Amount with respect to the applicable MHC Property; (ii) an Event of Default has occurred and is continuing; (iii) a MHC Total Loss (as defined below) shall have occurred; (iv) (A) the work to be performed is not capable of being completed before the earlier to occur of the date which is six (6) months prior to the MHC Maturity Date or the date which the business interruption insurance expires and (B) the MHC Borrowers shall not have provided adequate financial assurances or, if the foregoing clauses (i),
(ii) or (iv) of this paragraph apply, the MHC Borrowers shall not have provided an MHC Substitute Property; (v) the applicable MHC Property is incapable of substantial restoration to its condition prior to the condemnation or casualty. Notwithstanding the foregoing, to the extent such proceeds with respect to such MHC Property do not exceed $500,000 (the "MHC Casually Amount"), or, if less than the MHC Casualty Amount but when aggregated with all other then unapplied proceeds, do not exceed $5,300,000 in the aggregate, such proceeds are to be paid directly to MHC Borrowers for restoration of the MHC Properties, except if an MHC Substitute Property is provided.

     A "MHC Total Loss" means (x) a casualty, damage or destruction of a MHC Property, the cost of restoration of which would exceed 75% of the outstanding principal balance of the applicable Allocated Loan Amount, or (y) a permanent taking by condemnation of 75% or more of the pads at an MHC Property, in either case, such that it would be impractical, in the Mortgagee's sole discretion, even after restoration, to operate the MHC Property as an economically viable whole and with respect to which the applicable tenant leases do not require restoration.

     Unless an MHC Substitute Property is provided, in the event of (i) a MHC Total Loss resulting from casualty, damage or destruction, if either (A) the cost to repair the MHC Property would exceed the MHC Casualty Amount and the restoration of the MHC Property cannot reasonably be completed before the date which is the later to occur of the date of expiration of any business interruption insurance or the date of expiration of any letter of credit posted in lieu thereof or in addition thereto and the MHC Borrowers shall not have provided adequate financial assurances or an MHC Substitute Property and under such circumstances the applicable MHC Borrower is not required under any tenant lease to make the proceeds available to restore the MHC Property or (B) the lender elects not to make such proceeds available to the MHC Borrowers for the restoration of the MHC Property, or (C) a MHC Total Loss resulting from a condemnation, then the MHC Borrowers must prepay the MHC Loan to the extent of the casualty or condemnation proceeds received, up to an amount equal to the outstanding principal thereon (without prepayment premium or penalty).

     If any insurance or condemnation proceeds (other than business interruption insurance proceeds) are in excess of the MHC Individual Threshold Amount and the Mortgagee has elected not to permit restoration of the MHC Property in question, then all such proceeds will be applied as follows: first, toward reimbursement of the lender's reasonable out-of-pocket costs and expenses in connection with the recovery and disbursement of such proceeds, and then, to the prepayment of the principal amount outstanding on the MHC Loan, without prepayment premium or penalty, provided no Event of Default shall exist.

     In the event that the casualty and condemnation proceeds (other than business interruption insurance proceeds) are in excess of the MHC Individual Threshold Amount and are not required to be applied to the payment or prepayment of the MHC Loan as described above and an MHC Substitute Property has not been provided, then the Mortgagee is obligated to make all casualty and condemnation proceeds (other than business interruption insurance proceeds) available to the NMC Borrowers for payment or reimbursement of the costs and expenses of the repair, restoration and rebuilding of the MHC Property if (i) at the time of the loss or damage or at any time thereafter while the MHC Borrowers are holding any portion of the proceeds, there is no continuing Event of Default, (ii) the estimated cost of the work (as estimated by the independent architect referred to in clause (iii) below) shall exceed the proceeds, the MHC Borrowers shall at their option (within a reasonable period of time after receipt of such estimate) either deposit with or deliver to the Mortgagee
(A) cash and cash equivalents, (B) a letter or letters of credit in an amount equal to the estimated cost the work less the proceeds available, or (C) such other evidence of the MHC Borrowers' ability to meet such excess costs and which is satisfactory to the Mortgagee and the Rating Agencies; and (iii) the lender shall, within a reasonable period of time prior to request for initial disbursement, be furnished with an estimate of the cost of the work accompanied by an independent architect's certification as to such costs and appropriate plans and specifications for the work.

     Approval Rights. Under the MHC Cash Collateral Agreement, for each calendar year commencing with the calendar year 2008, the MHC Borrowers are required to submit to the lender, for the lender's written approval, an annual budget not later than 30 days prior to the commencement of such calendar year. In the event that the MHC Borrowers must incur an extraordinary operating expense or a capital expense not set forth in the approved annual budget, they are required promptly to deliver to the lender, for the lender's approval, a reasonably detailed explanation of such proposed expense.

     Under the MHC Mortgage, the MHC Borrowers shall notify the lender and the Rating Agencies of any entity proposed to be designated as manager of all or any of the MHC Properties no less than 30 days before such proposed manager begins to manage such MHC Property(ies). Such proposed manager must manage at least five (5) other manufactured home communities having at least 150 sites each and be reasonably acceptable to the lender (a "Qualifying Manager") and with respect to any qualifying manager the MHC Borrowers must obtain a written confirmation from the Rating Agencies that the retention of such qualifying manager will not result in a downgrade, withdrawal or qualification of the then ratings of the Certificates. The MHC Manager and MHC Operating Limited Partnership are deemed by the lender to be acceptable property managers. A qualifying manager may be retained at the Mortgagee's direction at any time following the occurrence and during the continuance of any Event of Default and at any time following the MHC Effective Maturity Date unless the MHC Loan has been paid in full. The lender has the right to approve any new management agreement with the qualifying manager.

     Provided that no event of default shall have occurred and be continuing, the MHC Borrowers shall have the right, without the lender's consent, to undertake any alteration, improvement, demolition or removal of any MHC Property or any portion thereof (any such alteration, improvement, demolition or removal, an "Alteration") so long as (i) the MHC Borrowers provide the lender with prior written notice of any Material Alteration (as defined below); and (ii) any Alteration is undertaken in accordance with the applicable provisions of the MHC Mortgage and the other documents evidencing and securing the MHC Loan; is not prohibited by relevant operating agreements and the leases, and shall not upon completion (giving credit to rent and other charges attributable to leases executed upon such completion) materially adversely (A) affect the value, use or operation of such MHC Property taken as a whole or (B) reduce the net operating income of such MHC Property from the level available immediately prior to commencement of such Alteration. Any Material Alteration, as defined below, shall be conducted under the supervision of an independent architect and no such Material Alteration shall be undertaken until five (5) business days after there shall have been filed with the Mortgagee detailed plans and specifications and cost estimates therefor, prepared by such independent architect, as well as an officer's certificate stating that the Alteration will involve an estimated cost of more than (x) the greater of the MHC Individual Threshold Amount and $500,000 with respect to Alterations being undertaken at a single MHC Property at such time or (Y) $5,300,000 for Alterations at all the MHC Properties (such an Alteration, a "Material Alteration"). Notwithstanding anything to the contrary contained in the foregoing, no Material Alteration nor any Alterations which when aggregated with all other Alterations (other than Material Alterations) then being undertaken by the Borrowers exceeds $5,300,000, shall be performed by or on behalf of the MHC Borrowers unless the MHC Borrowers have delivered to the Mortgagee cash and cash equivalents and/or a letter of credit as security in an amount not less than the estimated cost of the Material Alteration or the Alterations in excess of the such amount.

     Financial Reporting. The MHC Borrowers are required to provide to the
Mortgagee: (1) not later than sixty (60) days following the end of each calendar quarter (other than the fourth (4th) quarter of any calendar year), unaudited financial statements, internally prepared, in accordance with generally accepted accounting principals, including a balance sheet and a statement of revenues and expenses; (2) not later than 120 days after the end of the MHC Borrowers' fiscal year, audited financial statements certified by an independent accountant, including a balance sheet and a statement of revenues and expenses for the year;
(3) not later than sixty (60) days following the end of each calendar quarter, a statement as to the occupancy rate for each of the MHC Properties (and in the aggregate for all of the MHC Properties) as of the last day of the last month of such quarter; (4) not later than sixty (60) days following the end of the second (2) and fourth (e) calendar quarter, a rent roll for each of the MHC Properties as of the last day of the last month of such quarter showing the percentage of sites leased at each of the MHC Properties (and in the aggregate), the current annual rent and a lease turnover report, with a copy to the Rating Agencies; (5) within forty-five (45) days after the end of each calendar year during the term of the MHC Note, an annual summary of any and all capital expenditures made at each MHC Property during the twelve
(12) month period (with a copy to the Rating Agency); and (6) promptly, after written request from the lender or the Rating Agency, such additional information as may be reasonably requested by the lender or the Rating Agency with respect to the MHC Properties.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                    [Letterhead of Cushman & Wakefield, Inc]

                                                 August 25, 1998

Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, NY 10281


      Re:  Office Market Update
      One Liberty Plaza
      New York, NY


Dear Mr. Welch:

      In accordance with your request we have reviewed the competitive office market since our last appraisal of the subject property dated November 18, 1997. The Downtown Office Market in general has shown strong leasing activity which has led to dramatically lower vacancy rates and increased rentals. The strong market has also lessened the Landlord's need to provide rental concessions.

      The following Downtown Manhattan Office Summary is taken from Cushman & Wakefield's Manhattan Market Report, First Quarter 1998:

      "In 1997, Downtown Manhattan exhibited dramatic recovery fueled by strong demand and conversions of Class C space to residential and hotel use. Unlike 1997, which was dominated by large "newsworthy leases ", 1998 began with numerous smaller deals (50,000 square feet and less) with a majority of the activity for the quarter taking place in Class B properties.

      Rental rates continued to climb Downtown as the market tightened. The Class A direct rate showed the most significant jump, up 12%, from $29.78 per square foot to $33.36. Meanwhile, availabilities continued to fall with the overall vacancy rate at 12.1%, down from 17.1% last year. The Class A vacancy rate was almost cut in half dropping from 15.4% to 8.0% percent. Along with the strong leasing activity, little new space was added to the market resulting in positive net absorption of 458,752 square feet.

Cushman & Wakefield, Inc.

Mr. Edward J. Welch
Merrill Lynch                           2                         August 25,1998


      The World Trade Center continued to be a hotbed of activity with the two largest leases for the quarter occurring in the complex. Georgeson & Company took 58,566 square feet in Two World Trade Center with Fred Alger Management leasing 49,098 square feet in One World Trade Center. Other large leases included Goldman Sachs, taking the last available floor at One New York Plaza (42,125 square feet), Healthfirst signing for an additional 40,250 square feet at 22 Cortlandt Street. After scouting other potential locations Downtown, IBJ Schroder renewed its lease at One State Street Plaza for 212,859 square feet. With such strong activity, the amount of large blocks of Class A space (50,000 square feet and larger) have been cut in half from 30 last year to just 15 at the end of the first quarter of 1998.

      There are several tenants in the market considering the remaining large blocks in Downtown Manhattan. The deals should close within the next two quarters, shrinking availabilities even further. In addition, the asking rental rates on the remaining space will continue to climb to record levels. One major event to look for in the coming year is an announcement from the New York Stock Exchange regarding its expansion plans."

      Since our last appraisal the following new leases have transacted within the subject property:

-----------------------------------------------------------------------------------------------------------------------
DATE          TENANT             ADDRESS            SIZE:             RENT/TERM              WORK             FREE
                                                   SQ.FT,                                                     RENT
-----------------------------------------------------------------------------------------------------------------------
Oct. 98       General Re        One Liberty        41,480             $38.02/RSF           $32.55/RSF         None
                                   Plaza                                1-5 yrs.
                                                                      $42.00/RSF
                                                                        6-lOyrs.
-----------------------------------------------------------------------------------------------------------------------
Jan.98         Tudor            One Liberty        35,000            $42.00/IRSF           $25.00/RSF         None
             Investment            Plaza                                6 yrs.
            Corporation
-----------------------------------------------------------------------------------------------------------------------
June 98       Generali          One Liberty        30,000            $36.00/RS             $40.00/RSF        8 months
              Insurance            Plaza                                1 - 5 yrs.
                                                                     $40.00/RSF
                                                                        6-11 yrs.
-----------------------------------------------------------------------------------------------------------------------
Mar. 98       Prudential        One Liberty        32,000            $35.00/RSF            $20.00/RSF        None
                                   Plaza                                49 mos.
                                                                     $39.00/RSF
                                                                        49mos.
                                                                     $42.00/RSF
                                                                       52 months
-----------------------------------------------------------------------------------------------------------------------


No warranty or representation, express or implied, is made as to the accuracy of the information contained herein, and same is submitted subject to errors, omissions, change of price, rental or other conditions, withdrawal without notice, and to any special listing conditions, imposed by our principals.

Cushman & Wakefield, Inc.

Mr. Edward J. Welch
Merrill Lynch                           3                        August 25, 1998


      In addition, we have researched the market for recent Downtown Manhattan transactions:

-----------------------------------------------------------------------------------------------------------------------
DATE          TENANT             ADDRESS            SIZE:             RENT/TERM              WORK             FREE
                                                   SQ.FT,                                                     RENT
-----------------------------------------------------------------------------------------------------------------------
Feb.98     CIBC/Oppenheimer      One World         17,000           $35.00/RSF - 2           As Is              1
                               Financial Center                         yrs.                                  month
-----------------------------------------------------------------------------------------------------------------------
Feb.-98    Argus Research      90 West Street      12,000           $22.50/RSF -           $40.00/RSF           4
                              (secondary space)                       Average                                 months
-----------------------------------------------------------------------------------------------------------------------
Pending    Skidmore Owings &    14 Wall Street     50,000           $25.00/RSF -           $45.00/RSF          16
              Merrill         (secondary space)                       Average                                 months
-----------------------------------------------------------------------------------------------------------------------
Pending    Scott Printing       One Exchange       10,000           $23.00/RSF - 5         $40.00/RSF          10
                                   Plaza                                yrs.                                  months
                              (secondary space)                     $25.00/RSF - 5
                                                                        yrs.
-----------------------------------------------------------------------------------------------------------------------
Pending        GFI             199 Water Street    30,000           $21.50/RSF - 5         $32.50/RSF          10
                                 (sublease)                             yrs.                                  months
-----------------------------------------------------------------------------------------------------------------------
Pending   Weatherly Securities  40 Wall Street     23,000           $26.50/RSF - 3         $40.00/RSF          12
                                                                        yrs.                                  months
                                                                    $28.50/RSF - 4
                                                                        yrs.
-----------------------------------------------------------------------------------------------------------------------
Pending     Confidential        17 State Street    14,000           $40.00/RSF             $35.00/RSF           4
                                                                     1 - 5 yrs.                              months
                                                                    $45.00/RSF
                                                                    6 - 10 yrs.
-----------------------------------------------------------------------------------------------------------------------

Conclusion of Market Rent - Office

      Based upon the above information, it is our opinion that the base rents cited in our appraisal of November 18, 1997 have increased by 35+/-% to reflect the following:

      o The rapid recovery of the Downtown Manhattan Office Market, as cited earlier

      o The market's recognition of the subject as one of the premier Downtown office buildings

No warranty or representation, express or implied, is made as to the accuracy of the information contained herein, and same is submitted subject to errors, omissions, change of price, rental or other conditions, withdrawal without notice, and to any special listing conditions, imposed by our principals.

Cushman & Wakefield, Inc.

Mr. Edward J. Welch
Merrill Lynch                        4                           August 25, 1998


      Based upon the above, it is our opinion that the average effective rent most applicable to the subject is $31 per square foot. Our examination of the above comparable leases and discussions with brokers acquainted with the subject, have led us to conclude that the appropriate improvement allowance is $25 per square foot and that 12 months of free rent should be granted for a 15 year lease and six months for a five year lease. When our previously concluded average effective rent of $31 per square foot is readjusted to reflect these concessions, an average face rate of $40.00+/- per square foot is indicated. Our review of the leases presented earlier indicates that the typical 15 year lease will include a step-up at the beginning of years 6 and 11. In the instance of the subject, we have assumed that a 10 percent step-up applicable.

      Based upon the considerations discussed above, we have projected that the new office leases concluded in the subject as of the date of valuation would be written as follows:

            Term:                           Partial Floor - 5 years
                                            Full Floor - 15 years

            Average Base Rent:              $40.00/SF

            ------------------------------------------------------
                Floors        Low-     Mid-     High-    Average
                              Rise     Rise     Rise
            ------------------------------------------------------
               Years 1-5     $36.00   $38.00   $40.00    $38.00
            ------------------------------------------------------
               Years 6-10    $38.00   $40.00   $42.00    $40.00
            ------------------------------------------------------
               Years 11-15   $40.00   $42.00   $44.00    $42.00
            ------------------------------------------------------
               Average       $38.00   $40.00   $42.00    $40.00
            ------------------------------------------------------

Additional Rent:              Pro Rate share of increases in real estate taxes
                              and operating expenses.

Options:                      None

Rent Concessions:             6 months free rent for 5 year leases (partial
                              floor) 12 months free rent for 15 year leases
                              (full floor)

Tenant Alterations:           We have assumed that new tenants will receive an
                              improvement allowance equal to $25 per square foot.

Sincerely,


/s/ James F. Ryan

James F. Ryan, MAI

cc: Glen Taylor

No warranty or representation, express or implied, is made as to the accuracy of the information contained herein, and same is submitted subject to errors, omissions, change of price, rental or other conditions, withdrawal without notice, and to any special listing conditions, imposed by our principals.

================================================================================


COMPLETE APPRAISAL
OF REAL PROPERTY

Office Building
One Liberty Plaza
(a/k/a 149-171 Broadway)
New York, New York


================================================================================


IN A SELF-CONTAINED REPORT



As of November, 1997

Prepared For:


Merrill Lynch & Company
Four World Financial Center
250 Vesey Street - 26th Floor
New York, New York  10281

Prepared By:

Cushman & Wakefield, Inc.
Valuation Advisory Services
51 West 52nd Street, 9th Floor
New York, NY  10019

                       [Letterhead of Cushman & Wakefield, Inc.]

November 25, 1997


Mr. Edward J. Welch
Director
Merrill Lynch & Company
Four World Financial Center
250 Vesey Street - 26th Floor
New York, New York  10281

Re:  Complete Appraisal of Real Property
     Office Building
     One Liberty Plaza
     (a/k/a 149-71 Broadway)
     New York, New York

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of New York is pleased to transmit our report estimating the market value of the leased fee estate in the referenced real property.

      As specified in the Letter of Engagement, the value opinion reported below is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report. The purpose of the report is to estimate the market value of the leased fee interest in the subject property in "as is" condition as of November 18, 1997.

      An interior and exterior inspection was performed in conjunction with this appraisal by James F. Ryan. The valuation is subject to the terms and conditions of existing leases. This appraisal report has been prepared subject to the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

      The accompanying report includes pertinent data secured in our investigation, exhibits and the details of the processes used to arrive at our conclusion of value.

      This report was prepared for the Client and it is intended only for their specified use. It may not be distributed to or relied upon by other persons or entities without written permission of the Appraiser.

Mr. Edward J. Welch
Merrill Lynch & Company                -2-                     November 25, 1997


      As a result of the examination and study made, it is our opinion that the market value of the leased fee interest in the subject property, in "as is" condition and subject to the terms and conditions of the existing leases and subject to the assumptions, limiting conditions, certifications, and definitions, as of November 18, 1997, was:

                       FOUR HUNDRED THIRTY MILLION DOLLARS
                                 ($430,000,000)

      Marketing Time

      Marketing time is an estimate of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the appraisal. Marketing time is subsequent to the effective date of the appraisal and exposure time is presumed to precede the effective date of the appraisal. The estimate of marketing time uses some of the same data analyzed in the process of estimating reasonable exposure time and it is not intended to be a predication of a date of sale.

      We believe, based on the assumptions employed in our cash flow, as well as our selection of investment parameters for the subject, the value conclusion represents a market price achievable within 12 month's marketing time on the open market.

      This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and an Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD, INC.

James F. Ryan, MAI
Director
Valuation Advisory Services
New York State Certified
General Real Estate Appraiser
No. 46000003439

JFR:mls

                                        SUMMARY OF SALIENT FACTS AND CONCLUSIONS
================================================================================

Location:                         One Liberty Plaza
                                  (a/k/a 149-171 Broadway)
                                  New York, New York

Assessor's Parcel Number:         Block 62, Lot 1

Interest Appraised:               Leased fee, as unencumbered   by  the
                                  existing ground lease.

Date of Value:                    November 18, 1997

Date of Inspection:               November 18, 1997

Ownership:                        World Financial Properties, Inc.

Land Area:                        101,307+/- square feet, which includes the
                                  building site of 68,501+/- square feet and the park located directly across Liberty
                                  Street, which contains 32,806+/- square feet.

Zoning:                           C-5-5
                                  Restricted Central Commercial District

Highest and Best Use
   If Vacant:                     Hold for future development with retail on
                                  the first level and office space above.

   As Improved:                   Existing  use as an  office  building  with
                                  first level retail.

Improvements
   Type:                          Class A (Primary) office tower building

   Year Built:                    1971

   Type of Construction:          Fire-proofed structural steel frame

   Size
      Net Rentable Area:          2,081,231+/- SF (above grade)
                                  2,124,775+/- SF (total)

   Condition:                     Very good

                                        Summary Of Salient Facts And Conclusions
================================================================================

Value Indicators
   Sales Comparison Approach:       $416,000,000 to $458,000,000

   Income Approach:                 $430,000,000

Value Conclusion:                   $430,000,000

Special Assumptions Affecting Valuation:

1. A ground lease between related parties encumbers the subject property. As requested, the subject has been appraised assuming that it is not encumbered by this lease.

2. Please refer to the complete list of assumptions and limiting conditions included at the end of this report.

                                ONE LIBERTY PLAZA

                                 [PHOTO OMITTED]

                               NEW YORK, NEW YORK

                                ONE LIBERTY PLAZA

                                 [PHOTO OMITTED]

                                    INTERIORS

                                                               TABLE OF CONTENTS
================================================================================

                                                                           Page

INTRODUCTION.................................................................1
    Identification of Property...............................................1
    Property Ownership and Recent History....................................1
    Purpose and Intended Use of the Appraisal................................1
    Scope of the Appraisal...................................................1
    Extent of the Appraisal Process..........................................2
    Date of Value and Property Inspection....................................2
    Property Rights Appraised................................................2
    Definitions of Value, Interest Appraised, and Other Pertinent Terms....2-3
    Legal Description........................................................4

NEW YORK REGIONAL ANALYSIS................................................5-12

DOWNTOWN OFFICE MARKET ANALYSIS..........................................13-27

PROPERTY DESCRIPTION........................................................28
    Site Description.....................................................28-29
    Improvements Description.............................................29-34

REAL PROPERTY TAXES AND ASSESSMENTS......................................35-37

ZONING...................................................................38-39

HIGHEST AND BEST USE........................................................40

VALUATION PROCESS...........................................................41

SALES COMPARISON APPROACH................................................42-45

INCOME CAPITALIZATION APPROACH...........................................46-74

RECONCILIATION AND FINAL VALUE ESTIMATE..................................75-76

ASSUMPTIONS AND LIMITING CONDITIONS......................................77-78

CERTIFICATION OF APPRAISAL..................................................79

ADDENDA.....................................................................80

     Office Building Sales
     Appraisers' Qualifications

                                                                    INTRODUCTION
================================================================================

Identification of Property

     The subject property is a 54-story office building containing an above grade leasable area of 2,070,773+/- square feet. The building is situated on a 101,307+/- square foot site. The site is comprised of two parcels. The parcel that is improved with the office tower is bounded by Broadway, Liberty, Church and Cortlandt Streets and contains 68,501+/- square feet. The second parcel is located directly south of the first and is bounded by Broadway, Liberty, Church and Cedar Streets. The second parcel contains 32,806+/- square feet and is utilized as a park. The subject property currently accommodates three retail tenants on the ground floor and provides 53 office tenant floors above. The property is commonly known as One Liberty Plaza although its street address is 149-171 Broadway. Both parcels are identified on the tax maps of the Borough of Manhattan as Lot 1 in Block 62, City, County and State of New York.

Property Ownership and Recent History

     The subject property is encumbered by a ground lease between two related parties, the O&Y Liberty Plaza Company (Lessor) and the Trinity Place Company (Lessee). As a result of the reorganization of Olympia & York (USA), the title to the subject has been conveyed to World Financial Properties, the successor company to Olympia & York (USA) and its subsidaries.

Purpose and Intended Use of the Appraisal

     The purpose of the report is to estimate the market value of the leased fee interest in the subject property in "as is" condition as of November 18, 1997, as unencumbered by the ground lease between O&Y Liberty Plaza Company as Lessor (predessor to World Financial Properties, Inc.) and Trinity Place Company as Lessee. It has been reported to the appraisers that the lessor and lessee are related parties.

     The report is subject to the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

Scope of the Appraisal

     In the process of preparing this appraisal, we inspected the property, interviewed a representative of the property management company, reviewed a detailed rent roll, reviewed the operating expense history and expense budgets, conducted market research into asking rental rates for comparable space, obtained information regarding leases recently negotiated, conducted market investigations, ascertained sale prices of comparable properties, developed a value estimate by direct sales comparison, and prepared a detailed discounted cash flow analysis for the purpose of discounting a forecasted net income stream to a present value estimate for the leased fee estate.

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                                                                    Introduction
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Extent of the Appraisal Process

      In the process of preparing this appraisal, we:

      o Inspected the exterior of the building and the site improvements and a representative sample of tenant spaces with Mr. Robert A. Ross, Vice President of World Financial Properties, Inc.

      o Interviewed Ms. Benedetta Arena, Senior Financial Analyst of World Financial Properties, Inc.

      o Reviewed leasing policy, concessions, tenant build-out allowances, and history of recent rental rates and occupancy with the building manager.

      o Reviewed a detailed history of income and expense and a budget forecast for 1998, including the budget for planned capital expenditures and repairs.

      o Conducted market research of occupancies, asking rents, concessions and operating expenses at competing buildings which involved interviews with on-site managers and a review of our own data base from previous appraisal files.

      o Prepared an estimate of stabilized income and expense (for capitalization purposes).

      o Conducted market inquiries into recent sales of similar buildings to ascertain sales price per square foot, effective gross income multipliers and capitalization rates. This process involved telephone interviews with sellers, buyers and/or participating brokers. (See detailed sales write-ups in Addenda for more complete information on the verification process.)

      o Prepared Sales Comparison and Income Capitalization Approaches to value.

Date of Value and Property Inspection

      The date of value is as of November 18, 1997. The property was inspected by James F. Ryan, MAI, on November 18, 1997.

Property Rights Appraised

      Leased fee estate, as unencumbered by the existing ground lease.

Definitions of Value, Interest Appraised, and Other Pertinent Terms

      The definition of market value taken from the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, is as follows:

      The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

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                                                                    Introduction
================================================================================

      1.    Buyer and seller are typically motivated;

      2. Both parties are well informed or well advised, and acting in what they consider their own best interests;

      3.    A reasonable time is allowed for exposure in the open market;

      4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

      5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

      Exposure Time

      Under Paragraph 3 of the Definition of Market Value, the value estimate presumes that "A reasonable time is allowed for exposure in the open market". Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

      The following definitions of pertinent terms are taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute.

      Leased Fee Estate

      An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

      Market Rent

      The rental income that a property would most probably command in the open market; indicated by the current rents paid and asked for comparable space as of the date of the appraisal.

      Cash Equivalent

      A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

      Market Value As Is on Appraisal Date

      Value of the property appraised in the condition observed upon inspection and as it physically and legally exists without hypothetical conditions, assumptions, or qualifications on the effective date of appraisal.

================================================================================


                                      -3-
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                                                             WAKEFIELD(R)
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

                                                                    Introduction
================================================================================

Legal Description

      The reader is referred to the Addendum of the report where a legal description can be found.

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

                                                      NEW YORK REGIONAL ANALYSIS
================================================================================

Area Overview

      The New York metropolitan area, centered in New York City, is the nation's center for finance, the arts, media, fashion, telecommunications and corporate headquarters. The region generally encompasses 20 counties in three states, extending for a radius of approximately 50 miles from New York City. Included in this area are: New York City's five boroughs of Manhattan, Brooklyn, Queens, Bronx and Staten Island; the New York State counties of Nassau, Suffolk, Westchester, Rockland, Orange and Putnam; the northern New Jersey counties of Bergen, Essex, Hudson, Union, Middlesex, Passaic, Somerset and Morris; and the southern Connecticut county of Fairfield.

Population Trends

      The New York area is the largest metropolitan area in the country in terms of population. The following chart provides population growth for the metropolitan area between 1980 and 1990, estimated figures for 1996 and projected population statistics for the year 2001.

===================================================================================================================================
                                            New York Metropolitan Area Population
===================================================================================================================================
                                                                                              % Increase                 % Increase
                                    1980            1990         % Increase     1996          1990-1996      2001        1996-2001
  County                           Census          Census         1980-1990   Estimated        (Est.)     Projection    (Projected)
===================================================================================================================================
New York City                     7,071,641       7,322,564         3.54%     7,382,450         0.82%      7,466,689       1.14%
-----------------------------------------------------------------------------------------------------------------------------------
NYS (Nassau/
Suffolk/Westchester/
Rockland/Orange/
Putnam)                           4,068,738       4,141,141         1.78%     4,255,711         2.77%      4,313,220       1.53%
-----------------------------------------------------------------------------------------------------------------------------------
New Jersey
Counties                          4,411,992       4,436,976         0.57%     4,497,693         1.37%      4,434,801      -1.40%
-----------------------------------------------------------------------------------------------------------------------------------
Connecticut
Fairfield                           807,143         827,645         2.54%       834,637         0.84%        845,931       1.35%
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL                            16,359,512      16,728,326         2.25%    16,970,491         1.76%     17,060,641       0.53%
===================================================================================================================================
Source: Equifax National Decision Systems
===================================================================================================================================

Transportation

      Metropolitan New York is served by the most diverse transportation system in the United States. The region's transportation network links the area to regional, national and global commerce and trade. A brief synopsis of the region's transportation system follows below.

      Rail System

      o NYC Subway system: 710-mile subway line servicing 3.5 million passengers a day.

      o Metro North: Based in the landmark Grand Central Terminal in Midtown Manhattan, train lines span Westchester and Putnam counties in New York and Fairfield County, Connecticut to an 80-mile radius. Over 100,000 passengers use this system daily.

      o Long Island Railroad: Commuter line to Pennsylvania Station in Manhattan and to Atlantic Terminal in Brooklyn servicing over 270,000 commuters daily. Improvements are scheduled for the next few years, including the addition of 24 new "dual mode" locomotive engines that allow trains to switch between

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                                      -5-
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                                                      New York Regional Analysis
================================================================================

            diesel and electric power while en route so that passengers will no longer have to switch trains when the tracks change. In addition, over 120 new rail cars will be added to the fleet and 13 additional stations are to be equipped with automatic ticket vending machines.

      o (PATH) - Port Authority Trans-Hudson subway system: Services nearly 200,000 commuters daily from Newark and Hoboken to Manhattan.

      o New Jersey Transit-rail: Train service for commuters in the northern part of the state to either Hoboken, New Jersey or Pennsylvania Station in Manhattan. Plans are currently underway for a 20.5-mile technologically advanced light rail system from Bayonne to Hoboken, ultimately extending to Ridgefield, which will make a great improvement in transportation in Hudson County. Construction of the first phase (between Bayonne and Hoboken) is scheduled to begin shortly, with completion expected by the year 2000.

      Bus System

      o New York City Transit: Regularly scheduled bus service in New York City's five boroughs handles over one million riders daily.

      o Port Authority Bus Terminal: Regional bus lines servicing an average of 175,000 passengers daily, with most service to and from New Jersey.

      Airports

      o The region contains three major commercial airports: Newark, LaGuardia and Kennedy International (JFK). Newark Airport, in New Jersey, recently opened a new international terminal, doubling the airport's ability to process international passengers. A $350 million monorail system, connecting the three passenger terminals to the airport's long-term parking lots, opened last spring. Plans are being made to extend the monorail to nearby Amtrak and New Jersey Transit rail stations. At JFK Airport in Queens, a $1.1 billion redevelopment project to expand and improve its international arrivals and customs facilities is expected to begin during 1997. Construction of a light rail system providing passengers with a link between terminals as well as connections from the airport to the New York City subway system and the Long Island Rail Road will be scheduled in phases to minimize disruptions at the airport. A $549 million roadway/utility renewal effort and a $63 million air traffic control tower will also greatly improve conditions for travelers. Major improvements at LaGuardia Airport include a new passenger terminal and improved roadways to expedite traffic flow into and out of the airport. Renovation work continues in the main terminal and a new retail and food court is being built.

      Ferries

      o Regularly scheduled service runs from Staten Island, Brooklyn and several New Jersey cities to Downtown and Midtown Manhattan.

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                                                      New York Regional Analysis
================================================================================

Regional Economic and Employment Trends

      The New York metropolitan region saw a net increase of nearly 48,000 new jobs in the last 12-month period ending October 1996, the highest increase so far this decade. Northern New Jersey's employment outlook also improved, though slightly, with a gain of 9,800 new jobs.

      Outlined below are the most current employment statistics available by industry.

      o The service industry experienced 94 percent of the area's overall job growth, the largest gain in employment during the last twelve months. The New York area netted 35,300 new jobs, Long Island expanded by approximately 10,000, and New Jersey increased its service sector jobs by 15,000.

      o The second-largest employment increase in the New York region occurred in the retail trade, with over 11,000 new jobs in New York City, boosted by the surge of retail and entertainment projects. In particular, the Midtown Manhattan area has been transformed by a plethora of retailers, such as Kmart, Tower Records, Barnes & Noble, The Gap, Pottery Barn, the Disney Store, Nike town and Reebok Sports Club. Madison Avenue, one of the most desirable and expensive retail locales in the world, recently opened its doors to highly sought-after designers such as Calvin Klein, Valentino and Giorgio Armani. On Long Island, 6,600 retailing jobs were created. Retail also accounted for the second-largest employment gain in New Jersey, adding 4,200 new jobs.

      o New York's construction industry added 2,000 new jobs, making it the third largest net gain employment category. On Long Island, construction jobs increased by 300. With a number of major renovations and new retail projects coming on-line on Long Island, construction activity should continue on the upswing.

      o During this period, wholesale trade added 1,900 jobs in the New York region and the transportation sector increased by 1,800 new jobs in the City and 900 on Long Island. New Jersey suffered in both areas, declining 1,200 jobs in transportation and losing 600 in the wholesale trade industry.

      o The FIRE (finance, insurance and real estate) sector accounts for the third largest group of the New York region's workforce -- 13 percent -- which greatly exceeds the national average of 5.8 percent. Considering this, FIRE's loss of 1,900 jobs, considered minor, is a significant improvement over the last few years, when the brunt of corporate downsizing, mergers and consolidations took its toll within the sector's workforce.

      o The two sectors that suffered the largest losses in employment in the metropolitan area were in the public sector. There was a reduction of approximately 12,000 government jobs. In manufacturing, there were losses of 5,900 workers in New York, 3,600 jobs on Long Island and 5,600 unemployed in Northern New Jersey.

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                                                      New York Regional Analysis
================================================================================

      Lucrative incentive packages in the form of city and state tax breaks and attractive leasing packages have been successful in enticing many large corporations into staying in the region as well as attracting businesses seeking locations elsewhere. The New York Cotton Exchange, as well as the Coffee, Sugar & Cocoa Exchange will keep its 5,300 employees in New York City at a new facility, encouraged by a reported $99 million tax incentive package, among other municipal-backed financial incentives. Paine Webber, with its 2,650 employees, will maintain its world headquarters at 1285 Avenue of the Americas in Midtown Manhattan through the year 2015, attributed to an attractive lease deal and a series of tax incentives, sales tax exemptions and energy savings. In a deal that marks a first time return to New York after moving out of state, Nine West will relocate to White Plains, bringing with it 1,400 jobs, with an expected addition of 500 jobs during the course of its 25-year lease. They will occupy a 377,000+/- square foot building that was previously the home of NYNEX. The Nine West deal was assisted by a $7.8 million package of tax incentives, grants and electricity savings.

      In October 1996, New York City Mayor Rudolph Giuliani introduced a series of tax incentives and other benefits to attract tenants and developers to move to certain areas of Downtown Manhattan. American International Group (AIG) will take advantage of that, keeping its headquarters and over 5,100 employees at 175 Water Street, an office tower which the company recently purchased. AIG also expects to add almost 1,900 new jobs as a result of growth and consolidation of other leased properties outside the city.

      Other encouraging corporate news items include MasterCard, which moved into its new corporate headquarters in Purchase, New York. IBM is planning to consolidate to a new state-of-the-art headquarters facility adjacent to their existing building in Armonk, New York. Ciba-Geigy has relocated its corporate headquarters, along with 1,200 employees, to the Tarrytown Corporate Center, and is constructing a new $40 million laboratory, scheduled for occupancy in 1997. Symbol Technologies Inc., employing 2,500 on Long Island, recently relocated to its new corporate headquarters, encompassing 48+/- acres in Holtsville.

Unemployment

      Unemployment rates, for the most part, have continued to decline nationally and regionally over the past few years. However, the latest statistics available from the Department of Labor indicated that the unemployment rate for the New York region (including New York City, Putnam, Rockland and Westchester), as of September 1997, was 8.9 percent, an increase from 8.4 percent twelve months earlier. Long Island's September 1997 unemployment rate remains at 4.0 percent, the same figure reported in September 1996.

      In New Jersey, the unemployment rate as of September 1997, was 5.1 percent, compared to 6.0 percent the year before. Economists explain that unemployment rates change at a slower rate than other economic indicators and, therefore, may not accurately reflect recent shifts in the job market. Employment figures provide a more accurate reflection of economic performance in the region.

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                                                      New York Regional Analysis
================================================================================

Real Estate Markets

      o     Office Markets

      Strong leasing performance in the Midtown, Midtown South and Downtown Manhattan Class A office markets has resulted in a shrinking supply of premium space. The Long Island markets have shown improvement with lowered vacancy rates. In Northern New Jersey, leasing of Class A space has also been notable. Midtown Manhattan exhibits the lowest Class A vacancy rate in the region between 10 and 14 percent, and the Downtown, Long Island, and New Jersey markets all report Class A vacancy rates at their lowest points for the year, between 10 and 15 percent. However, Westchester vacancy rates increased, due to fact that more space was vacated than occupied in 1996, and the region is striving to recover from the wave of corporate consolidations and reorganizations that began in 1995. With vacancy rates of prime space falling, the focus has changed to construction to meet the demand for suitable space.

      Times Square will be the site of one of the first new office developments in the Midtown area. Located at the northeast corner of Broadway between West 42nd and 43rd streets, 4 Times Square, a 1.6+/- million square foot office and retail project, broke ground in August 1996. The Durst Organization acquired the western portion of the same city block which they have a majority ownership. A scheduled completion date of 1999 is expected. Another site that is generating a great deal of interest from prominent developers is the New York Coliseum site at Columbus Circle. Among the bids submitted are plans for a mixed used development with office space, a large retail component, residential apartments condominiums and hotel rooms. The governmental agencies requesting the bids received nine proposals and four finalists are to be announced.

      There are several projects in the preliminary planning stages on Long Island, including developer Edward J. Minskoff's proposal for a 200,000 square foot office building at the site of the former Roosevelt Raceway, where he also plans a separate 350,000 square foot office building. Anchor tenants have been secured for both buildings. Also slated for development are Brookhaven Town Center and Parr Yaphank, with a potential of 3+/- million additional square feet of new office development. In Jersey City's Waterfront district, the Newport Office Center III will contribute 750,000 square feet of new office space, with developers planning to complete construction within 2 years after securing 25 percent of the space through pre-leasing.

      o     Retail Markets

      Retailing activity has skyrocketed in both new and expansion projects due to the region's rebounding economy. The New York City area, traditionally served by large department stores and small boutiques, is presently experiencing a different kind of retail experience connected to the multi-media and entertainment fields. Revitalizing projects in the Times Square area, such as Disney's renovation of the New Amsterdam theater, David Copperfield's magic-theme restaurant, the Official All Star Cafe, Sony's State Theatre, and E Walk, an entertainment complex developed in part by Tishman Broadway Corp., has made the area attractive for continued development. Additionally, large retailers such as Kmart, Barnes & Noble, and a new Gap chain, Old Navy Clothing Co. have expanded into Manhattan with one or two signature stores so as to not overextend themselves or saturating the market. The Warner Brothers Studio Store, originally opened in October 1993 on the corner of Fifth Avenue and 57th Street, recently expanded to nine stories, adding 75,000 square feet retail space to include interactive

================================================================================


                                      -9-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                      New York Regional Analysis
================================================================================

games, a cafe and a 74-seat screening room to feature computer generated 3-D cartoons featuring the well-known Warner Brothers characters. Warner Brothers more recently leased the 1 Times Square building and is to open a second Manhattan studio store on West 42nd Street and Broadway. Luxury retailers also made news, with Chanel moving a few doors away to a completely renovated site with a 99-year lease. Other upscale designers, such as the aforementioned Calvin Klein, Valentino and Giorgio Armani, also opened new retail spaces. Next to Chanel on East 57th Street, Louis Vuitton, the French luxury leather goods designer, is building a 23-story tower, two floors for their retail business and the upper floors designated to the company's corporate offices. Elizabeth Arden and Red Door Salons Inc., slated for extensive renovations and expansion, will close this month and reopen in April of 1997.

      Long Island is renovating and expanding many of its retail centers, such as the Walt Whitman Mall in Huntington, the South Shore Mall in Islip, the Tanger Outlet center in Riverhead and the Bellport Outlet Center. Roosevelt Field mall will be adding a Nordstrom's to the second level expansion project and completion is expected by the fall of 1997. In Westbury, a two-level mall expansion project, The Source, will add 525,000 square feet to the existing site and is scheduled to be completed in the summer of 1997. The Source will feature a number of big-name, large-draw retailers such as Fortunoff (the project's joint venture partner), Nordstrom Rack, Old Navy, Saks Off Fifth, Loehmann's, The Disney Store, Bertolini's Restaurant and Virgin Megastore. In addition, a number of new retail developments over 100,000 square feet are being proposed, among them the Brookhaven Town Center in Yaphank, which ultimately may include a significant amount of office space as well.

      In Westchester, renovations are underway at the Westchester Mall, which will double in size to 766,000 square feet and be renamed the Cortlandt Town Center. It will feature commanding retailers such as Home Depot, Barnes & Noble, United Artists Theater, and an A&P Superstore. About 80 percent of the space has been pre-leased and completion is scheduled for 1999. Just over the Westchester border in West Nyack, Pyramid Companies has commenced construction of Palisades Center, a 1.85 million square foot power mall, due to open late 1997. It will be host to anchor stores such as JC Penney, Lord & Taylor, Filene's Basement and BJ's Wholesale Club. Other headlining retailers lined up so far include Home Depot, The Wiz, Target, Sony Multiplex Theatre and Burlington Coat Factory.

      o Residential Markets

      The New York City residential markets have exhibited a strong recovery from the past recession. Over the past few years in Manhattan, vacancy rates have been at the lowest point in years (from 3.4 percent to as low as 1+/- percent, according to some sources), despite rising supply and market rents. This factor has, in turn, stimulated the outer borough markets, as many renters seek relief from the tight Manhattan market and turn to Brooklyn and Queens as alternatives. Other potential renters have chosen to buy apartments, some more affordably priced than in the past, boosting the lagging sales of co-ops and condominiums.

================================================================================


                                      -10-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                      New York Regional Analysis
================================================================================

      Overall vacancy figures for Northern New Jersey, currently between 4 percent and 5 percent, can vary between submarkets, due to the fact that the region contains some of the most impoverished areas along with some of the most affluent neighborhoods in the nation. The Long Island residential market has shown some improvement, but along with Northern New Jersey, restrictive zoning and rent control ordinances hinder multifamily development and allow for only modest improvements in the existing markets. Legislation proposed to eliminate rent control may alter the development scene dramatically.

      New residential construction in the New York region is showing great promise for the near future and is a reflection of increased momentum of the region's economy. In New York City, there are ten or more projects that are at or near completion, which should serve to ease the demand for rental and condominium units for tenants, including low and middle-income families.

      In Westchester County, Avalon Gardens, a 500-unit project, should be ready for occupancy by late 1998. On Long Island, Avalon is building 300 apartments in Smithtown, which should also be completed by the end of 1998. In Huntington, a complex is in the planning stages for a continuous care facility that would include 1,000 apartments, townhouses and detached homes for senior citizens, as well as another 250-unit senior housing project.

      o Hotel Markets

      The region's hotel market is currently in the midst of a dramatic recovery from a period of economic recession. The supply of hotel rooms in New York has changed over the past few years, as many older sites are being replaced by more modern facilities. In some cases, hotels such as the New York Palace, Grand Hyatt, Marriott EastSide and The Roosevelt have been completely renovated, with more accommodating guestrooms and facilities designed to pamper the occupants with more upscale amenities. The demand for hotel space is on the rise and is expected to continue in the near future. This trend is supported by the number of new and proposed hotel developments currently in the planning stages, under construction or near completion.

      The Downtown area of SoHo is the site of two new hotels and another under proposal. The first hotel to open in this resurgent area, the 367-room SoHo Grand Hotel, was completed in the summer of 1996 and has already made a favorable impression among models, artists and actors. The 73-room Mercer Hotel is currently under construction and has signed a major retailer, J. Crew, to their attractive ground floor space. Developer Hank Sopher has proposed the 160-room SoHo Gateway, which will reportedly cost $25+/- million and is still in the planning stages.

      The first new hotel to be constructed in the successfully revitalized Downtown Brooklyn area is finally underway. Developer Josh Muss' Renaissance Plaza, a 31-story hotel/office complex will encompass a 7-story, 384-room Marriott Hotel. The project broke ground in late 1996 and is expected to be completed between 1998 and 1999. The latest new hotel proposal in the Times Square area is a plan by Milstein Properties to build a 500,000 square foot hotel and retail complex on the parking lot located at West 42nd Street and Eighth Avenue, across the street from the Tishman development. The Milsteins have owned the property for 15 years, and have been waiting for the right incentive package from the city and state to catalyze the project.


================================================================================

                                      -11-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                      New York Regional Analysis
================================================================================

      Marriott has plans to open two new Courtyard hotels in midtown Manhattan within the next two years. Targeted at budget-conscious business travelers, is a $50 million plan to build a 300-room Courtyard by Marriott hotel on the top floors of 866 Third Avenue. Construction is scheduled to commence Mid-year 1997 and should be completed in approximately one year. Ground has broken at a second Courtyard hotel, located in the Garment District.

      On Long Island, Edward J. Minskoff is proposing two hotel projects at the former Roosevelt Raceway property in Westbury. The first hotel would be a 170-room economy rate project, and the second a 130 suite room project to be built on the former racetrack's grandstand site. Construction is to begin Mid-year 1997 and should take about two years to complete. Another significant proposal is the plan for a 200-room hotel in Jersey City, along the Hudson River waterfront area. The hotel will be a part of the Hudson Exchange mixed-use project and will be located next to the Newport Mall and accessible to the planned light rail system in Hudson County. The hotel will be a vital link to the area's development as a viable business district and will certainly be a factor in its future growth.

Conclusion

      The downward pattern within the New York region in the past few years has made a significant turnaround which, boosted by a stable economy and a strong performance by Wall Street, has prompted some economists to predict that conditions should remain favorable through at least year end 1997. According to Crain's New York Business, inflation in the region has been below the national average for the last six out of seven months. The latest employment figures are a powerful indication of the strength of the region's economy.

================================================================================


                                      -12-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 DOWNTOWN OFFICE MARKET ANALYSIS
================================================================================

Manhattan Overview

      Manhattan contains over 350 million square feet of Class A, B and C office space and is, by a very wide margin, the largest market in the United States. The Manhattan office market is actually composed of three markets: Midtown, Midtown South and Downtown. The Midtown market, which is identified as that area north of 32nd Street, is widely diversified among legal services, financial institutions, insurance companies, media companies, advertising agencies and accounting firms, among others. The Midtown South market is identified as that area north of Canal Street and south of 32nd Street and is dominated by Class B and C buildings which are generally occupied by local service firms, back office divisions of large companies and front offices for local manufacturers. The Downtown market, identified as that area south of Canal Street to the Battery, is linked significantly to financial services, Wall Street firms and New York City government. The Downtown Manhattan office market is the third largest in the nation, behind Midtown Manhattan and Chicago's Loop.

      The Manhattan office market got off to a strong start in 1997 and continued to improve in the third quarter. For the first time since the 1980s, the New York City economy has been stronger than in the surrounding suburbs. Through May, 1997 over 29,000 new jobs were created within the City's private sector, primarily in the services and securities sectors.

      The Downtown office market contains 244 buildings with a total inventory of 109+/- million square feet and is divided into five sub-districts:

      1. World Trade: bounded by Albany Street, Hudson River, Chambers Street, Church Street, Vesey Street, Broadway, Liberty Street and Greenwich Street.

      2. Financial East: bounded by Battery Park, Broadway, Liberty Street, William Street, Pine Street and the East River.

      3. Financial West: bounded by Battery Park, Hudson River, Albany Street, Greenwich Street, Liberty Street and Broadway.

      4. Insurance: bounded by Pine Street, William Street, Liberty Street, Broadway, Park Row and the Brooklyn Bridge.

      5. City Hall: bounded by the Brooklyn Bridge, Park Row, Vesey Street, Chambers Street, Hudson River, Canal Street and the East River.

      The following chart summarizes the status of the Downtown office market as of the third quarter of 1997.

==================================================================================================================================
                  Downtown Manhattan                Class A               Class B               Class C               Overall
==================================================================================================================================
Number of Buildings                                    50                     71                   123                   244
----------------------------------------------------------------------------------------------------------------------------------
Inventory (SF)                                     55,643,005             35,046,934            18,368,430           109,058,369
----------------------------------------------------------------------------------------------------------------------------------
Overall Availabilities (SF)                         5,536,067             6,483,995             2,808,626             14,828,688
----------------------------------------------------------------------------------------------------------------------------------
Overall Vacancy Rate                                  9.9%                  18.5%                 15.3%                 13.6%
----------------------------------------------------------------------------------------------------------------------------------
Average Asking Rental Rate                           $30.55                 $24.67                $17.64                $25.53
----------------------------------------------------------------------------------------------------------------------------------
Total Leasing Activity (SF) - 1996                  2,493,002             2,007,513             1,182,413             5,682,928
----------------------------------------------------------------------------------------------------------------------------------
Total Net Absorption (SF) - 1996                     239,302               435,067               337,113              1,011,482
----------------------------------------------------------------------------------------------------------------------------------
Total Leasing Activity - 3QYTD 1997                 4,280,641             1,527,659              876,308              6,684,608
----------------------------------------------------------------------------------------------------------------------------------
Total Net Absorption - 3QYTD 1997                   3,020,034              140,275               247,034              3,407,343
----------------------------------------------------------------------------------------------------------------------------------
New Construction (SF) - 3QYTD 1997                      0                     0                     0                     0
==================================================================================================================================
Source:  Cushman & Wakefield Research Services
==================================================================================================================================

================================================================================


                                      -13-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Downtown Office Market Analysis
================================================================================

      Cushman & Wakefield defines Class A, B, and C space as follows:

      Class A: Buildings which meet three or more of the following criteria: centrally located, professionally managed and maintained; attract high-quality tenants and command upper-tier rental rates. Structures are modern or have been modernized to successfully compete with newer buildings.

      Class B: Buildings with less than three of the criteria listed above. In addition, the current or prospective tenants must be office space users.

      Class C: Buildings competing for tenants requiring functional space at rents below average.

      The Downtown market was severely affected by the October 1987 stock market crash and the concomitant retrenchment of the financial services industry, the prime generator of demand for Downtown office space. The market softened after the stock market crash and was deeply affected by the recession of the early 1990s. The wave of new construction begun in the early 1980s added millions of square feet to inventory. Over 100,000 jobs were lost on Wall Street during the recession and many companies chose to relocate out of the Downtown market. The loss of workers and overabundance of space led to high vacancy rates and declining rental rates which plagued the Downtown market for many years.

      Downtown Manhattan's office demand is more dependent on the securities industry while Midtown demand is generated by a more diverse base of potential users. Generally, there is correlation between demand for Downtown office space and the "boom and bust" cycles of the finance, insurance and real estate (FIRE) sector. Historically, the Downtown office market has been the first of the two Manhattan office districts to feel the effects of any retrenchment of office demand and the last to reap the benefit of any recovery.

      To combat the deterioration of the Downtown market, New York City and New York State signed legislation forming incentive programs to encourage development in the Downtown market. The objective was to reduce tenant occupancy costs, providing financial inducements to make the area a more competitive business environment. In addition, zoning laws were revised to allow many obsolete office buildings to be acquired for conversion to residential use. The conversion of former office buildings to residential use, in whole or in part, served to reduce the overall inventory of space. Combined, these efforts are anticipated to continue to reduce overall office vacancies and create a "24-hour city" rather than the one that is virtually deserted after business hours.

================================================================================


                                      -14-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Downtown Office Market Analysis
================================================================================

Plan for the Revitalization of Lower Manhattan

      The Plan for the Revitalization of Lower Manhattan was conceived as a response to the decline of the Downtown office market. In December 1994, Mayor Rudolph Giuliani announced the Downtown Revitalization Program, a series of tax abatements, zoning proposals and energy-saving incentives covering that area of Manhattan south of Chambers Street to the Battery. As part of this plan, zoning changes eliminating restrictions on residential conversion will create up to 2,000 residential units within the next 12 months. This plan to attract potential residential tenants and investors, combined with the reduction in the office supply, is anticipated to hasten Downtown's recovery and, ultimately, recovery of the overall Manhattan office market

      The long-term benefits proposed by the mayor also include ICIP (Industrial Commercial Incentive Program) abatements for new "smart buildings" and renovated buildings in the commercial core (primarily along Broad Street), and energy cost savings programs that will reduce electric costs by 30+/- percent for the first eight years, then decline at a rate of 6 percent a year until the rebate expires in the twelfth year.

      Finally, a special reduction in the calculation of the commercial rent tax will be available for a period of five years.

      A primary example of the Plan's achievement is 55 Broad Street, where Rudin Management Company spent $15 million renovating, upgrading and installing the latest telecommunications equipment in a building that had been vacant for five years. The 400,000 square foot building, now known as the New York Information Technology Center, is currently 86 percent leased, with three new leases signed during the second quarter of 1997. William C. Rudin, president of Rudin Management, credits the Downtown Revitalization Plan for the building's leasing success.

      Two other tenants taking advantage of the Lower Manhattan Revitalization Program's incentives are the State of New York, which will house the Office of Court Administration, Department of Insurance, and the Division of Housing and Community Renewal within its 440,241 square foot lease at 60 Broad Street; and the City of New York Children's Services with the 306,454 square foot transaction at 150 William Street.

Inventory

      The Downtown market contains approximately 109+ million square feet of office space, of which approximately 55.6+ million square feet in 50 buildings is considered Class A space. Approximately 35.0+ million square feet contained within 71 buildings is considered Class B space, and 18.3+/- million square feet in 123 buildings is considered Class C space. Distribution of space in the Downtown market may be summarized as follows:

================================================================================


                                      -15-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Downtown Office Market Analysis
================================================================================

=============================================================================================================================
                                Downtown Manhattan Office Market Distribution of Space
                                             As of Third Quarter 1997
=============================================================================================================================
                                        Square Feet                                                    Percentage
=============================================================================================================================
District                  Class A          Class B          Class C          Total           Class A     Class B      Class C
=============================================================================================================================
World Trade             24,331,521        3,034,050        1,396,150       28,761,721         84.64%      10.55%       4.85%
-----------------------------------------------------------------------------------------------------------------------------
Financial East          21,321,525       15,971,869        2,316,549       39,609,943         53.82%      40.32%       5.84%
-----------------------------------------------------------------------------------------------------------------------------
Financial West             663,315        3,166,230        3,799,282        7,628,827          8.69%      41.50%      49.80%
-----------------------------------------------------------------------------------------------------------------------------
Insurance                5,196,179        7,773,027        4,394,485       17,363,691         29.93%      44.77%      25.31%
-----------------------------------------------------------------------------------------------------------------------------
City Hall                4,130,465        5,101,758        6,461,964       15,694,187         26.31%      32.51%      41.17%
=============================================================================================================================
      Total             55,643,005       35,046,934       18,368,430      109,058,369         51.27%      31.81%      16.91%
=============================================================================================================================
Source: Cushman & Wakefield Research Services
=============================================================================================================================

      The total Downtown office inventory has been shrinking since 1995, as indicated by the following chart. Note that only Class A has a slight increase of 3.34 percent.

         =================================================================================
                Category            January 1995       September 1997     Percent Change
         =================================================================================
             Class A  (SF)           53,843,089          55,643,005            3.34
         ---------------------------------------------------------------------------------
             Class B  (SF)           38,785,153          35,046,934           (9.63)
         ---------------------------------------------------------------------------------
             Class C  (SF)           19,367,351          18,368,430           (5.16)
         =================================================================================
                 Total              111,995,593         109,058,369           (2.62)
         =================================================================================

      This decline in the overall supply may be attributable to the conversion of many obsolete office buildings to residential use. Buildings that have recently been removed from commercial inventory and that are currently in the process of being converted are summarized as follows:

      ===================================================================
                        DOWNTOWN RESIDENTIAL CONVERSIONS
      ===================================================================
                 Address                  Class             Rentable SF
      ===================================================================
            56 Beaver Street                C                  56,000
      -------------------------------------------------------------------
            17 Battery Place                C                 330,000
      -------------------------------------------------------------------
               71 Broadway                  B                 237,413
      -------------------------------------------------------------------
              100 Broadway                  B                 294,062
      -------------------------------------------------------------------
              195 Broadway                  C                 875,000
      -------------------------------------------------------------------
            25 Hudson Street                C                 128,000
      -------------------------------------------------------------------
            145 Hudson Street               C                 168,000
      -------------------------------------------------------------------
             17 John Street                 C                 103,979
      -------------------------------------------------------------------
             80 John Street                 C                 152,039
      -------------------------------------------------------------------
             127 John Street                A                 528,369
      -------------------------------------------------------------------
             45 Wall Street                 B                 488,935
      -------------------------------------------------------------------
             21 West Street                 C                 250,472
      -------------------------------------------------------------------
             47 West Street                 C                  80,400
      -------------------------------------------------------------------
            110 Church Street               B                 131,509
      -------------------------------------------------------------------
            120 Church Street               B                 574,401
      -------------------------------------------------------------------
              53 Park Place                 C                 115,000
      ===================================================================
      Source: Cushman & Wakefield Research Services
      ===================================================================

================================================================================


                                      -16-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Downtown Office Market Analysis
================================================================================

      The conversion of many of these Downtown office buildings is aided by the real estate tax abatements being provided by the City. The abatements and exemptions that are being provided by the City may run from 12 to 15 years in duration (depending upon whether the building has been designated as a landmark). To qualify, at least 75 percent of the building must be converted to residential use. In exchange for the abatement, the apartments that are created must be subject to rent stabilization. The City has also created an exemption from real estate taxes for the rehabilitation of Mixed-Use properties, in which 25 percent or more of the gross floor area is allocated to commercial space with the remaining space allocated to residential conversion. It is estimated that there may be as many as 1,500 to 2,000 additional residential units Downtown within the next 12 months as a direct result of these conversions.

      Of course, not all pre-war buildings are suited for residential conversion. Long, narrow mid-block locations are ill-suited for conversion due to the difficulty in providing light and air to the interior portions of any apartments that may be created. The decrease in their functionality for continued office use will likely, over time, result in the assemblage of these properties with neighboring parcels, their demolition, and eventual redevelopment in either a commercial or residential fashion, as the market dictates.

Supply and Demand

      The following chart provides a summary of leasing activity in the Downtown market by sub-district from 1986 through the third quarter of 1997.

===================================================================================
                            DOWNTOWN LEASING ACTIVITY
===================================================================================
            World       Financial    Financial
   Year     Trade         East         West     Insurance    City Hall    Total
===================================================================================
   1986   1,608,801     2,593,785     751,776   1,595,418     376,918   6,926,698
-----------------------------------------------------------------------------------
   1987   1,449,429     2,662,149     729,881   1,742,064     350,966   6,934,489
-----------------------------------------------------------------------------------
   1988   2,255,500     1,174,675     494,741     866,266     719,007   5,510,189
-----------------------------------------------------------------------------------
   1989   1,378,361     1,583,681     567,396     861,640     165,436   4,556,514
-----------------------------------------------------------------------------------
   1990   1,879,282     1,546,053     982,578     632,499     191,174   5,231,586
-----------------------------------------------------------------------------------
   1991     964,729     1,000,905     614,808     652,003     204,702   3,437,147
-----------------------------------------------------------------------------------
   1992     788,383     1,197,189     354,607     676,154     157,895   3,174,228
-----------------------------------------------------------------------------------
   1993     943,581     2,171,719     327,878     670,004     255,395   4,368,577
-----------------------------------------------------------------------------------
   1994     673,748     2,454,073     302,410     785,461     165,820   4,381,512
-----------------------------------------------------------------------------------
   1995     847,536     1,617,349     457,475     657,757     389,719   3,969,836
-----------------------------------------------------------------------------------
   1996   1,049,815     2,474,854     568,549   1,321,471     268,239   5,682,928
-----------------------------------------------------------------------------------
 3Q 1997  1,260,686     3,201,342     473,235   1,434,954     314,391   6,684,608
===================================================================================
Source: Cushman & Wakefield Research Services
===================================================================================

      Currently, the Downtown market is in a period of long overdue recovery. Total leasing activity for 1993 reached 4.37+/- million square feet, the highest level since 1990 and a 37.6 percent increase over 1992's total of 3.17 million square feet. Leasing continued to rise through 1994, reaching 4.38 million square feet by year end. Activity was down 9.4 percent, to 3.97 million square feet, in 1995, however. Leasing activity in 1996 bounced back to 5.68 million square feet, more than 1.7 million square feet over the 1995 year-end total. As of the third quarter of 1997 the demand for Downtown market space totaled 6.6+/- million square feet, reaching the highest level recorded in the Downtown market since 1987. The Downtown class A overall vacancy closed at 9.9 percent, down from 12.2 percent last quarter. The class B rate

================================================================================


                                      -17-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Downtown Office Market Analysis
================================================================================

increased slightly to 18.5 percent from 18.2 percent, and the class C vacancy rate fell from 18.9 percent to 15.3 percent. Overall Downtown vacancy was reported at 12.9 percent as of third quarter 1997.

      With transactions totaling 6.6+/- million square feet, leasing was impressive through the third quarter of 1997. The number of available large blocks of space in downtown Manhattan is rapidly declining as the number of large tenants continues to increase. Two third quarter transactions, Goldman Sachs & Company at 10 Hanover Square and the City of New York (Human Resources Administration) at 180 Water Street, totaled over 400,000 square feet each. The number of available class A large blocks of space (50,000 square feet and greater) has dwindled from 35 blocks at the close of the third quarter one year ago to 23 presently.

      The largest leases Downtown over the past four quarters are summarized on the following chart.

===================================================================================================================================
                                               Major Leases - Downtown - Last 12 months
===================================================================================================================================
       Property                                 Tenant                        Quarter             District              SF Leased
===================================================================================================================================
55 Water Street                      Standard & Poors Corporation               2Q 97           Financial East          932,873
-----------------------------------------------------------------------------------------------------------------------------------
10 Hanover Square                    Goldman Sachs                              3Q 97           Financial East          486,378
-----------------------------------------------------------------------------------------------------------------------------------
60 Broad Street                      State of New York                          3Q 96           Financial East          440,241
-----------------------------------------------------------------------------------------------------------------------------------
180 Water Street                     City of New York                           2Q 97           Financial East          430,000
-----------------------------------------------------------------------------------------------------------------------------------
150 William Street                   City of NY Children's Services             4Q 96           Insurance               306,454
-----------------------------------------------------------------------------------------------------------------------------------
33 Maiden Lane                       Federal Reserve Bank of NY                 3Q 97           Insurance               291,493
-----------------------------------------------------------------------------------------------------------------------------------
4 World Trade                        Banker's Trust                             3Q 97           World Trade             273,375
-----------------------------------------------------------------------------------------------------------------------------------
One Liberty Plaza                    Gruntal & Company                          2Q 97           World Trade             241,362
-----------------------------------------------------------------------------------------------------------------------------------
One Liberty Plaza                    Royal Bank of Canada                       2Q 97           World Trade             175,000
-----------------------------------------------------------------------------------------------------------------------------------
55 Water Street                      Chubb Insurance Company                    2Q 97           Financial East          152,116
-----------------------------------------------------------------------------------------------------------------------------------
120 Broadway                         Donaldson, Lufkin & Jenrette               4Q 96           Financial East           94,000
-----------------------------------------------------------------------------------------------------------------------------------
Financial Square                     Goldman Sachs & Company                    1Q 97           Financial East           93,794
-----------------------------------------------------------------------------------------------------------------------------------
One World Trade Center               Lumbermen's Mutual Casualty                4Q 96           World Trade              92,232
-----------------------------------------------------------------------------------------------------------------------------------
55 Water Street                      Depository Trust Company                   4Q 96           Financial East           91,073
-----------------------------------------------------------------------------------------------------------------------------------
Three World Financial Center         Global Financial Information               3Q 96           World Trade              77,300
-----------------------------------------------------------------------------------------------------------------------------------
One World Trade Center               Cantor-Fitzgerald                          1Q 97           World Trade              74,348
-----------------------------------------------------------------------------------------------------------------------------------
Two World Trade Center               Dow Jones & Company, Inc.                  2Q 97           World Trade              71,597
-----------------------------------------------------------------------------------------------------------------------------------
One World Financial Center           Nat'l. Financial Services                  4Q 96           World Trade              63,765
-----------------------------------------------------------------------------------------------------------------------------------
120 Broadway                         Banco Popular                              3Q 96           Financial East           63,244
-----------------------------------------------------------------------------------------------------------------------------------
Two World Trade Center               Frenkel & Company                          1Q 97           World Trade              60,000
-----------------------------------------------------------------------------------------------------------------------------------
120 Wall Street                      The National Urban League                  1Q 97           Financial East           48,568
-----------------------------------------------------------------------------------------------------------------------------------
Financial Square                     Cowen & Company                            1Q 97           Financial East           32,515
-----------------------------------------------------------------------------------------------------------------------------------
88 Pine Street                       Willis Corroon Corporation                 1Q 97           Insurance                31,384
===================================================================================================================================
Source: Cushman & Wakefield Research Services
===================================================================================================================================

Building Sales

There were fifteen building sales recorded Downtown in 1996 and twenty sales recorded in 1997 as of the third quarter of 1997. The largest sale in 1996, in terms of total price as well as price per square foot, was the purchase of the former National Westminster Bank building at 175 Water Street, for $59.2 million, or $89 per square foot. The following chart represents the major Downtown property sales through the third quarter of 1997.

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                                                     ---------------------------
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                                                     ---------------------------

                                                 Downtown Office Market Analysis
================================================================================

===================================================================================================
                     Downtown Property Sales Through the 3rd Quarter 1997
===================================================================================================
        Address                Purchase Dt       Rentable SF        Purchase Amt.      Price Per SF
===================================================================================================
 90 Washington Street           01-Jan-97          328,928                   N/A            N/A
---------------------------------------------------------------------------------------------------
    33 Maiden Lane              01-Feb-97          540,000           $44,000,000           $ 81
---------------------------------------------------------------------------------------------------
    101 Maiden Lane             01-Apr-97           24,000           $ 2,095,000           $ 87
---------------------------------------------------------------------------------------------------
    21 West Street              01-Apr-97          285,780           $21,500,000           $ 75
---------------------------------------------------------------------------------------------------
   90 William Street            01-May-97          148,850           $ 4,365,000           $ 29
---------------------------------------------------------------------------------------------------
  22 Cortlandt Street           01-May-97          601,487           $15,600,000           $ 26
---------------------------------------------------------------------------------------------------
   100 Church Street            01-May-97          860,000           $55,000,000           $ 64
---------------------------------------------------------------------------------------------------
   120 Church Street            30-May-97          574,401                   N/A            N/A
---------------------------------------------------------------------------------------------------
      50 Broadway               01-Jun-97          270,000           $14,400,000           $ 53
---------------------------------------------------------------------------------------------------
  80 Lafayette Street           01-Jun-97          312,267           $16,000,000           $ 51
---------------------------------------------------------------------------------------------------
     250 Broadway               01-Jun-97          515,000           $31,700,000           $ 62
---------------------------------------------------------------------------------------------------
    17 John Street              01-Aug-97          103,979           $ 5,400,000           $ 52
---------------------------------------------------------------------------------------------------
     350 Broadway               01-Aug-97          102,000           $ 9,350,000           $ 92
---------------------------------------------------------------------------------------------------
  80 & 90 Maiden Lane           01-Aug-97          521,125           $34,500,000           $ 66
---------------------------------------------------------------------------------------------------
     222 Broadway               01-Aug-97          729,751           $72,695,000           $100
---------------------------------------------------------------------------------------------------
    44 Wall Street              01-Sep-97          265,780           $23,000,000           $ 87
---------------------------------------------------------------------------------------------------
   20 Exchange Place            01-Sep-97          671,432           $50,000,000           $ 74
---------------------------------------------------------------------------------------------------
Source: Cushman & Wakefield Research Services
===================================================================================================

Absorption

      Net absorption in the Downtown market has exhibited wide fluctuations over the past few years and has also varied considerably by district and between primary and secondary properties. Net absorption had increased to record levels at the close of 1996, reaching over 1.0+/- million square feet, the highest level since 1993. Healthy leasing activity and a relatively insignificant amount of large blocks of space added to the market during the year allowed the absorption rate to increase from the previous year's negative 691,884 square feet. Over 1.5 million square feet of new space added to the market during the first half of the year contributed to the decrease in the absorption level.

================================================================================
                               DOWNTOWN ABSORPTION
================================================================================
     District           1995          1996      95-96 Difference     3Q YTD 1997
--------------------------------------------------------------------------------
World Trade          1,744,164        43,408      (1,700,756)          (30,433)
--------------------------------------------------------------------------------
Financial East        (728,028)      139,892         867,920         2,494,450
--------------------------------------------------------------------------------
Financial West        (110,511)      (29,357)         81,154           144,466
--------------------------------------------------------------------------------
Insurance             (930,253)      147,633       1,077,886           620,861
--------------------------------------------------------------------------------
City Hall             (667,256)      709,906       1,377,162           177,999
================================================================================
     Total:           (691,884)    1,011,482       1,703,366         3,407,343
================================================================================
Source: Cushman & Wakefield Research Services
================================================================================

      Due to Cushman & Wakefield Research Services' reclassifications of Downtown office space in 1990 and 1995, comparison of absorption figures on a historical basis is difficult. Downtown absorption by space classification through the year-end 1996 is presented below, juxtaposed with the comparable figures for 1995. Third quarter 1997 figures are shown for comparison.

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

                                                 Downtown Office Market Analysis
================================================================================

================================================================================
     Space Type    SF Absorbed- 1995    SF Absorbed- 1996   SF Absorbed YTD 1997
================================================================================
      Class A           681,211             239,302          3,020,034
================================================================================
      Class B        (1,437,950)            435,067            140,275
================================================================================
      Class C            64,855             337,113            247,034
================================================================================
       Total           (691,884)          1,011,482          3,407,343
================================================================================

      It is important to note that the two recently completed federal office buildings were fully responsible for the positive absorption being experienced in the Downtown market year-end 1996.

Downtown Manhattan Sub-districts

      Downtown Manhattan is divided into five sub-districts delineated by geographic boundaries. Each sub-district has its own characteristics which distinguish it from the others. The sub-districts are: World Trade, Financial East, Financial West, Insurance, and City Hall.

      The Financial East and Insurance districts are long-standing primary office locations, while the World Trade District is a newer area that emerged during the 1980-1987 expansion of the traditional Downtown office market. Financial West is an older district that appealed to tenants in the 1980s because of its lower rents. The City Hall District, as its name implies, contains Manhattan's governmental center. Vacancies in the City Hall District are consistently below those of the Downtown market as a whole.

================================================================================


                                      -20-
                                                              CUSHMAN &
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                                                     ---------------------------

                                [CHART OMITTED]

                              Plot Points to come

                 Insert Absorption Color Chart -- get from Pete
                     [provided by Downtown Market Research]

SOURCE: Cushman & Wakefield, Inc.
New York Research Services

                                                 Downtown Office Market Analysis
================================================================================

      World Trade District

      This district derives its name from the World Trade Center and the twin 110-story towers that are its centerpiece. Buildings One through Five of the World Trade Center are owned by the Port Authority of New York and New Jersey. Six World Trade Center is the site of the U.S. Customs House. Seven World Trade Center is a 47-story building constructed in 1987 by Silverstein Properties. Located directly across West Street from the World Trade Center is Olympia & York's World Financial Center in the New York State-sponsored Battery Park City development. Other notable buildings in this district include One Bankers Trust Plaza and One Liberty Plaza.

      The World Trade District continually commands the strongest Downtown market rents. This is the result of the district's reputation as the primary Downtown location for domestic and international corporate headquarters for industries such as banking, law and the financial services. As a result of the 1995 reclassification of space by Research Services, the inventory of Class A space in the World Trade District was reduced from 25,891,390 square feet to 23,793,827 square feet. The total amount of office space remained virtually unchanged in 1996 through the third quarter of 1997, with 28,761,721 square feet spread among the three classes.

      Financial East District

      The Financial East District contains the core of what had been New York's financial services industry, symbolically represented by the New York Stock Exchange at the corner of Wall and Broad Streets. This district has experienced a tremendous exodus of tenants to the World Trade District, to Midtown, to Brooklyn, and to New Jersey. Many of the buildings in this district pre-date World War II and are functionally obsolete by contemporary standards. Although Morgan Guaranty Trust constructed a new 50-story headquarters in 1989 at 60 Wall Street, most new construction in this district occurred along and near the banks of the East River, including 85 Broad Street, Financial Square, and 7 Hanover Square.

      The reclassification of space by Research Services has reduced the inventory of Class A space in the Financial East district by 14.4 million square feet, from 34 million in 1994 to 19.6 million square feet in 1995. Again, the total inventory of office space in this district remains almost unchanged, with
41.8 million square feet in 1994 versus 41.7 million square feet in 1995. The total was reduced by an additional 791,776 square feet, to 40.66+/- million square feet in 1996, as properties have been removed from the inventory for conversion to an alternate use. Third quarter 1997 inventory was reported as 39.6+/- million square feet.

      Financial West District

      The Financial West District has traditionally been the beneficiary of the overflow of demand for office space in the Financial East and World Trade districts. After a reclassification of space that reduced its primary inventory from 3.2 million to 1.6 million square feet in 1987 and to 829,196 square feet in 1990, only 10 percent of the Financial West District's total office inventory was comprised of Class A space. Our 1995 reclassification of space reduced the amount of Class A space by 165,881 square feet to 663,315 square feet. The total office inventory in the Financial West District increased slightly, with 7.9 million square feet in 1994 and 8.0 million square feet in 1995. Through the fourth quarter of 1996, the total inventory in

================================================================================


                                      -22-
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                                                     ---------------------------

                                                 Downtown Office Market Analysis
================================================================================

this district was reduced an additional 317,813 square feet, to 7.7 million square feet. As of the third quarter of 1997 total inventory was 7.6 million square feet.

      Insurance District

      The Insurance District is located to the north of the Financial East District, and east of the World Trade District. It is similar in character to the Financial East District, and like its neighbor to the south, most of this district's new construction occurred along the East River, with the Continental Insurance Center, One Seaport Plaza, and 175 Water Street being the most notable structures. Like the Financial East District, the amount of Class A space in the Insurance District was drastically reduced, from 12.88 million square feet in 1994 to 5.6 million square feet in 1995, and currently stands at 5.17 million square feet. The total amount of office space in this district, as a result of our reclassification, increased from 17.93 million square feet in 1994 to 18.45 million square feet in 1995. As in the Financial East District, the removal of office product from the overall inventory due to its anticipated conversion to an alternate use has resulted in an overall Insurance District office supply of
17.83 million square feet as of the fourth quarter of 1996. Third quarter of 1997 was reported as 17.36 million square feet.

      City Hall District

      As noted earlier, the City Hall District runs across the northern portion of the Downtown market, from the Hudson to the East River. It derives its name from the governmental center of New York City. The largest addition to its primary supply was not generated by government agencies, but by the financial services sector, when Shearson/American Express constructed a 1.6 million square foot facility at 390 Greenwich Street. Two new office projects in the City Hall District were completed in January, 1995; the 818,535 square foot federal government building at 290 Broadway and the 922,000+/- square foot Federal Courthouse at Foley Square. These buildings are fully occupied by the courts and federal agencies. Were it not for the completion and occupation of these two buildings, the net absorption of space in the Downtown market would have been negative. Although first quarter of 1997 Downtown net absorption was negative 115,506 square feet, it is still significantly better than the first three months of 1996.

      Even with the addition of these two new buildings to the City Hall District's Class A inventory, the total amount of such space in this district has been reduced from 5.95 million square feet in 1994 to 4.13 million square feet in 1995. However, the City Hall District has experienced the greatest increase in total office inventory, with 12.63 million square feet in 1994 growing to 15.83 million square feet in 1995. Through the third quarter of 1997, the overall inventory of office space has been reduced slightly, to 15.69 million square feet.

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                                      -23-
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

                                                 Downtown Office Market Analysis
================================================================================

Office Projects Under Construction and Proposed

      Currently, there are no speculative office buildings planned for the Downtown market.

Trends in the Downtown Office Market

      The Downtown office market experienced positive gains throughout 1996 and unparalleled leasing activity throughout the third quarter of 1997. The Lower Manhattan Revitalization Program's energy cost-savings and tax abatement incentive packages have made the Downtown area an economic and attractive alternative to small and mid-size companies, in addition to large corporations trying to economize as a result of past downsizing. The New York City Planning Department, the New York City Economic Development Corporation, and the Downtown-Lower Manhattan Association are examining potential new uses for older office buildings. These groups envision a district with a mix of traditional office space, residential conversions, and space for innovative uses such as educational centers and computer software design laboratories.

      There are a number of older office buildings whose owners are finding it advantageous to upgrade and/or renovate for use by small to medium-sized companies, specifically those in the information technology area. The combination of competitive rents, tax abatements, energy cost savings and generous tenant work letters for constructing space is attracting tenants who have considered relocating to other areas in Midtown or outside of New York City. Banco Popular, the city's largest Hispanic bank, has taken 60,000 square feet at 120 Broadway, where it will consolidate operations from other offices in and outside of Manhattan. New Horizons Computer Learning Center, whose parent company is located in New Jersey, has leased 14,600 square feet at 40 Broad Street for use as a satellite training center, due to the convenience to its client base. MCI Telecommunications leased 34,200 square feet at 100 Wall Street as a consolidation of two offices, one already in the Downtown area at 61 Broadway and the other in Midtown at 757 Third Avenue. The software consulting firm Micro Modeling Associates leased 2,300 square feet at 111-115 Broadway four years ago, and at the end of 1996, expanded its operations to 38,000 square feet, employing 100 people on two full floors of the building.

      The owner of 55 Water Street is spending $140 million to overhaul the building's mechanical systems and elevators and is constructing a new entrance and lobby. The prestigious law firm of Debevoise & Plimpton announced recently that it is considering an unprecedented move from its Midtown office, consisting of 11 floors at 875 Third Avenue, to the 3.5 million square foot tower at 55 Water Street. If a prominent firm such as Debevoise & Plimpton opts for a Downtown location, it is likely that other firms would follow.

      On a larger scale, The New York Mercantile Exchange, which had contemplated moving to New Jersey, decided to remain Downtown. The Mercantile Exchange, which merged with the Commodity Exchange, is constructing its own headquarters in Battery Park City. The Exchange will house its 8,100 employees in a 20-story building with trading floors and offices located at the north end of Battery Park City. Both New York City and New York State offered incentives including $125 million towards construction costs and $43 million in tax abatements to keep the Exchange in New York.

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                                      -24-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     ---------------------------

                                                 Downtown Office Market Analysis
================================================================================

      Late in August 1996, the New York Stock Exchange announced that it would look for larger quarters Downtown. This is the second such announcement by the Exchange, with an earlier discussion having occurred in 1992. The earlier proposal concerned the construction of a new facility across from their present location, on a site that is currently occupied by J.P. Morgan. In October 1996, this proposal was refined to the point where the "Big Board" has specifically proposed that the first floor be extended across the roadbed of Broad Street, with a glass-enclosed atrium that would permit pedestrians to view the neo-classical facade of the existing Exchange. This would result in the closure of Broad Street immediately in front of the Exchange. Most experts acquainted with the current discussions are of the opinion that the "Big Board" will stay at its present location but it is seeking tax relief from the City. These discussions and ideas are in their preliminary phase.

      Standard & Poors have remained in Manhattan, leasing nearly 950,000 square feet of office space at 55 Water Street after considering a consolidation move to New Jersey. The company will receive approximately $19.7 million in sales tax exemptions and $4 million in energy discounts.

      New York City approved plans for a Downtown Business Improvement District
(BID) which is managed by a not-for-profit organization called Alliance for Downtown New York, Inc. The Alliance has a budget of roughly $0.09 per square foot, and commenced operations on January 1, 1995. The mission of the Alliance is to revitalize the Downtown area in order to attract commercial and retail businesses, residential development and tourists. The Alliance provides extra security service for the area; and a supplemental sanitation force. The Alliance also has a professional outreach program working with the homeless within the BID. Transportation improvements include an up-and-running free shuttle loop every ten to fifteen minutes between Battery Park City to South Street Seaport, with many stops and points of interest along the way. The Alliance also sponsors special events such as art shows, cultural events, and restaurant and retail promotional campaigns to promote activities in Downtown Manhattan. Long-range plans for the BID are more complex than those of other BIDs by virtue of its size and the nature of the Downtown area, and the Alliance will most likely involve itself in a variety of planning issues and work closely with City officials.

      The Alliance for Downtown New York has also launched a marketing program for new Internet-ready space in what is being called Downtown's "Silicon Alley." The City of New York, the Alliance and owners of six downtown properties have joined the "Plug 'n' Go" program, adding 120,000 square feet of space that is specifically designed and equipped to meet the needs of today's "high-tech" firms.

      In an effort to absorb some of the area's over-supply of office space, the City is supporting programs to attract foreign firms and is looking for opportunities to provide "incubator" space for small businesses. The Port Authority of New York & New Jersey will provide qualified foreign companies with rent-free, fully furnished offices at the World Trade Center for up to six months under a two-year program recently authorized by the agency's Board of Commissioners.

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                                      -25-
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

                                                 Downtown Office Market Analysis
================================================================================

      The Port Authority recently authorized the development of a $10 million program to undertake various studies and prepare cost estimates for the revamping of the World Trade Center's public areas. The actual renovations are expected to cost about $300 million and plans for the spaces include new escalators, corridors, entrances and skylights to the Plaza level, and adding light to the currently dim shopping areas. With numerous leases expiring over the next five years, the Port Authority hopes that these improvements will help to retain and attract tenants.

      The most likely impetus to the resurrection of the Downtown Manhattan office market will be the state of the market in Midtown. As of the third quarter 1997, the Midtown Class A vacancy rate was 8.9 percent, down from 10 percent at the year-end 1996. Additionally the average asking Midtown rent at the close of the third quarter 1997 was $39.10, a 9.4 percent increase above the average asking Midtown rent at year-end 1996. The most notable aspect of the Midtown market is the increasing shortage of large blocks of space.

      Through the third quarter 1997, the Downtown market's Class A vacancy rate decreased to 9.9 percent from 12.2 percent in the previous quarter. Leasing activity increased by 822,807 square feet from December 1995 to the fourth quarter of 1996 (1.67 million square feet in 1995 versus 2.49 million square feet through 1996). Overall leasing activity as of the third quarter of 1997 was at 6,684,608 square feet, with 64 percent, or 4,280,641 square feet coming from Class A market. The attractiveness of Class A space in the Downtown market is further enhanced by the price differential between the two Manhattan markets (Midtown and Downtown). At year-end 1996, the average asking rent for Downtown Class A space was $30.48 per square foot, $4.49 per square foot less than Midtown Class A space at $34.97 per square foot. As of the third quarter of 1997, Downtown Class A space was $30.55 per square foot, while Midtown Class A was at $39.10 per square foot.

      The difference in the real cost of space in the two markets increases further when one considers the difference in effective gross rent (the rent that is indicated after amortizing free rent and tenant improvement allowances) between the two Manhattan markets, which in some cases exceeds $10.00 per square foot. When rent differences of this magnitude are combined with the greater availability of large blocks of space, the recently approved tax abatements and reduced electrical rates, Downtown office space starts to become competitive with the surrounding suburban markets.

      Neither new office nor new residential construction is economically feasible at the present time. However, reconstruction of many of obsolete office buildings for residential use may prove a viable alternative. While not every 'pre-war' building is suited for residential conversion, several are already in the process of being converted to either condominium or rental apartment use.

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                                      -26-
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                                                             WAKEFIELD(R)
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

                                                 Downtown Office Market Analysis
================================================================================
Summary

      The Downtown Manhattan office market experienced positive gains in a number of areas throughout 1996 and through the third quarter 1997. The increase in leasing activity, absorption and strong investment sales, combined with the decline in the vacancy rate, indicate that the market, which was stagnant during the past several years, is headed towards recovery.

      The Downtown Revitalization Program has also had a significant impact, allowing the Downtown market to reposition itself, becoming more attractive to residential and commercial tenants, as well as potential investors. The Alliance for Downtown New York, is working to revitalize the lower Manhattan area, with the goal of assuring the area's economic viability and resurgence as the preeminent financial and information capital of the world.

      Boosted by a stable national economy and a resurgence of industries linked to Wall Street and high-tech technologies, the New York City economy is likely to encourage growth in many of the Downtown sectors. In addition, the availability of quality buildings and competitive rental rates will enable the Downtown market to remain attractive. The level of leasing is expected to exceed
9.0 million square feet, the highest level on record for lower Manhattan. The overall vacancy rate, currently at 13.6 percent, is expected to fall to the 11 to 12 percent range, a tremendous improvement from the 17.6 percent reported at year-end 1996. Overall, it is expected that the Downtown office market will continue to strengthen through the remainder of the year.

================================================================================


                                      -27-
                                                              CUSHMAN &
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                                                     ---------------------------

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

Location:                           Main Building Site

                                    Block bounded by Broadway, Liberty, Church and Cortlandt Streets, New York, New York

                                    Park

                                    Block bounded by Broadway, Liberty, Church and Cedar Streets, New York, New York

Shape:                              Rectangular

Area:                               Main Parcel    -    68,501+/-Sq. Ft.
                                    Park           -    32,806+/-Sq. Ft.

                                    Total          -   101,307+/-Sq. Ft.

Frontage:                           Main Parcel                    Park

                                    226.11+/-' on Broadway       117.00+/-'
                                                                 on Broadway
                                    290.47+/-' on Liberty St.    288.34+/-'
                                                                 on Liberty St.
                                    315.25+/-' on Cortlandt St.  278.30+/-'
                                                                 on Cedar St.
                                    226.25+/-' on Church St.     114.58+/-'
                                                                 on Church St.

Topography:                         Gradual slope in general conformity with
                                    surrounding street grades from Broadway, downward towards Church Street.

Street Improvements:                Typical city improvements including macadam
                                    paved street, street lighting, concrete
                                    sidewalks, curbs and gutters.

Soil Conditions:                    We did not receive nor review a soil report.
                                    However, we assume that the soil's
                                    load-bearing capacity is sufficient to
                                    support the existing structure. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Utilities:                          All standard utilities are available to the
                                    subject property.

Access: The site has good access and visibility. The subject building has truck dock access along its Cortlandt Street frontage. Pedestrian access to the building is along its four frontages. From the subject's concourse level, access is gained to the New York City Subway system.

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                                      -28-
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                                                            Property Description
================================================================================

Land Use Restrictions:              We were not given a title report to review.
                                    We do not know of any easements,
                                    encroachments, or restrictions that would adversely affect the site's use. However, we recommend a title search to determine whether any adverse conditions exist.

Site Improvements:                  The Main Parcel is approximately 61 percent
                                    covered by the existing structure or surface improvements. The subject is a 54-story steel and glass office building.

Comments:                           Overall, the subject site is typical of a
                                    large downtown site. This site is
                                    functionally adequate and well suited for its existing office tower use.

Improvements Description

      The building improvements are a steel frame, 54-seven story Class A office tower that was built in 1971. The multi-tenanted building contains six elevator banks, currently serving two office tenants. The first floor features retail stores and the office lobby. The concourse level permits access to the subway system.

      The building was designed by architects Skidmore, Owings & Merrill. The builder was Turner Construction.

General Description
    Year Built:                     1971

    Rentable Building Area:         2,081,231+/- square feet (above grade)
                                    2,124,775+/- square feet (total)

    Building Height:                Office floors have floor to floor
                                    measurement of approximately 12 feet, 6
                                    inches; mechanical floors measure 14 feet, 6 inches from deck to deck.

Construction Detail
    Footings and Foundations:       Steel reinforced concrete slab on caissons
                                    and piles.

    Framing:                        Fireproof structural steel

    Ceiling Height:                 Finished ceiling heights are 8.5 to
                                    9.0+/-feet.

    Floors: Lightweight concrete over corrugated steel deck.

    Exterior Walls:                 Painted steel and glass curtainwall.

    Roof Structure:                 Corrugated steel deck.

    Roof Cover:                     Built-up tar and gravel finish.

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                                      -29-
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                                                     ---------------------------

================================================================================

                                  STACKING PLAN
                                One Liberty Plaza

--------------------------------------------------------------------------------
  FLOOR                       OCCUPIED                        VACANT       TOTAL
--------------------------------------------------------------------------------

    54                        Mechanical                                     --
    53     24,296     19,090                                             43,386
    52     10,611      8,120    24,722                                   43,453
    51      1,522      3,968     1,950   28,390                7,559     43,389
    50     43,119                                                        43,119
    49     43,119                                                        43,119
    48     41,874                                                        41,874
    47     32,303      6,500     2,921      133                          41,857
    46      4,647     32,667     5,301                                   42,615
    45     16,747     25,937     2,098                                   44,782
    44     42,778                                                        42,778
    43     42,778                                                        42,778
    42     42,778                                                        42,778
    41     42,778                                                        42,778
    40                         Mechanical                                    --
    39     41,339                                                        41,339
    38     40,821                                                        40,821
    37     13,600     27,697                                             41,297
    36      7,537     13,918     3,648    2,500       16,886             44,489
    35     40,818                                                        40,818
    34     41,779                                                        41,779
    33     41,779                                                        41,779
    32     42,096                                                        42,096
    31     15,605     11,070     6,153    1,470        6,471             40,769
    30     40,919                                                        40,919
    29     41,480                                                        41,480
    28     31,580      3,550                                   6,007     41,137
    27     41,480                                                        41 480
    26     41,480                                                        41,480
    25     41,408                                                        41,408
    24     41,408                                                        41,408
    23     40,234                                                        40,234
    22     40,234                                                        40,234
    21     40,589                                                        40,589
    20     40,565                                                        40,565
    19     40,621                                                        40,621
    18     40,621                                                        40,621
    17     40,525                                                        40,525
    16     40,496                                                        40,496
    15                         Mechanical                                    --
    14     40,586                                                        40,586
    13     39,623                                                        39,623
    12     38,623                                                        39,623
    11     40,025                                                        40,025
    10     40,079                                                        40,079
    9      40,079                                                        40,079
    8      40,079                                                        40,079
    7      40,079                                                        40,079
    6      17,265     22,814                                             40,079
    5      40,079                                                        40,079
    4      40,079                                                        40,079
    3      41,035                                                        41,035
    2M      9,500                                                         9,500
    2      25,754      8,690                                      154    34,598
    1         650        270       600    7,078                           8,598
--------------------------------------------------------------------------------
Total Above Grade                                                     2,081,231
--------------------------------------------------------------------------------
Concourse
    1      30,000      4,800       240    5,919        4,810             45,769

Concourse
    2         946        991       744    3,698                 3,068     9,447
--------------------------------------------------------------------------------
Total Building Area                                                   2,136,447
================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     ---------------------------

                                                            Property Description
================================================================================

    Windows: Single-glazed in steel frame. The windows are hinged, and swivel inward for cleaning.

    Pedestrian Doors:               Typical office space floors have full height
                                    wood doors. Lobby doors are revolving glass and service and storage doors are metal.

    Loading Doors:                  One automatic overhead door allowing truck
                                    dock access from Cortlandt Street.

Mechanical Detail
    Heating and Cooling:            The building utilizes Con Edison steam and
                                    electricity. Steam is fed through a
                                    high-pressure steam riser to the stream
                                    turbines on the 54th floor. A 7,500 ton
                                    refrigeration plant, consisting of three steam centrifugal machines is located on the 54th floor. A 3,000 ton supplementary cooling plant provides chilled water for computer room operation.

                                    The typical office floor is heated and
                                    cooled by two systems. The perimeter (to a depth of 15 feet from the glass wall) is heated and cooled by a two-pipe system with induction units. The interior zone is served by a variable volume central station system.

    Plumbing:                       Venting and drainage of the plumbing
                                    fixtures and equipment is provided through vent stacks, house drains and house sewers to street sewers.

                                    There are 6 house tanks: 2 on the 54th
                                    floor; 2 on the 40th floor; and 2 on the 15th floor.

    Electrical Service:             A reported building load of 24,000 KVA.

    Elevator and Escalator Service: 36 passenger elevators rated at 4,000 pounds, broken down into 6 banks with 6 cars each, as follows:

                                    Bank       Cars         Floors Serviced
                                    A          6            Plaza, Mezz.-11
                                    B          6            Plaza, 11-19
                                    C          6            Plaza, 20-27
                                    D          6            Plaza, 28-35
                                    E          6            Plaza, 36-45
                                    F          6            Plaza, 46-53

================================================================================


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

                                                            Property Description
================================================================================

                                    In addition, there are three freight
                                    elevators each with a 5,000 pound capacity.
                                    The freight elevators serve all floors.

                                    Finally, there are six escalators. Two
                                    escalators connect the plaza and mezzanine;
                                    two connect the plaza and the concourse; and two connect the subway passage.

    Fire Protection:                The building is fully sprinklered and
                                    complies with Local Law No. 5. The main
                                    monitoring system is located at lobby level.
                                    The system is also connected to the
                                    emergency power generator. The diesel
                                    generator is located in the sub-basement.

Interior Detail
    Layout: Sub-basement - Building office, locker rooms, supply rooms, store rooms, security office, ejector room, 2 diesel-powered emergency generators.

                                    Concourse (Basement) - Access to subway (N and R lines).

                                    Plaza (Lobby) - Main lobby and retail
                                    spaces.

                                    2nd through 14th Floors - Offices

                                    15th Floor - Mechanical area with one
                                    emergency generator for Credit Suisse.

                                    16th through 39th Floors - Offices

                                    40th Floor - Mechanical area

                                    41st through 53rd Floors - Offices

                                    54th Floor - Mechanical area.

    Floor Covering:                 The lobby is finished with white marble.
                                    Office areas are typically carpeted,
                                    although elevator lobbies and reception
                                    areas may have marble, granite or wooden finishes.

    Walls: The lobby is finished with stainless steel panels with white marble borders. Office areas are typically finished with sheetrock on metal studs. Many offices have wood panel accents.

================================================================================


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                                                            Property Description
================================================================================

    Ceilings:                       Typical tenant finish is acoustic tile
                                    although some have painted sheetrock finish.

    Lighting:                       2' x 2' fluorescent fixtures with parabolic
                                    reflectors. Lighting is primarily recessed fluorescent and incandescent.

    Restrooms:                      One set per floor on office tenant floors.

Hazardous Substances:               Please see Assumptions and Limiting
                                    Conditions section of this report.

Site Improvements
    On-Site Parking:                None provided.

    Landscaping:                    None

    Condition:                      Very good

Comments:                           As a result of a renovation that ran from
                                    1988 through 1991, the building is in very good condition with routine maintenance evident. No items of deferred maintenance were reported by on-site management or observed during the appraiser's inspection.

================================================================================


                                      -33-
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                                                     ---------------------------

                               ONE LIBERTY PLAZA


                               [GRAPHIC OMITTED]


                               [GRAPHIC OMITTED]

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                                                             WAKEFIELD(R)
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                                                     ---------------------------

                                             REAL PROPERTY TAXES AND ASSESSMENTS
================================================================================

      Under the provisions of Section 305 of the Real Property Tax Law, local governments are permitted to assess local property at a uniform percentage of value and to tax real property on a classified basis. The purpose of this legislation is to shift the greater portion of the tax load from the homeowner to the commercial and industrial sector. New York City is permitted to classify real property into four categories:

                  1.    One, two and three family homes;

                  2.    Apartments, co-ops and condominiums;

                  3.    Utility properties;

                  4.    All other properties

      Each of these classes are taxed at difference rates. According to these classifications, One Liberty Plaza is identified as a Class 4 property. According to information found in public records, the assessment for the 1997/1998 tax year is as follows:

                                     Transitional      Actual
                                     ------------      ------
                      Land           $ 45,000,000   $ 45,000,000
                      Improvements   $ 77,220,216   $ 81,000,000
                                     ------------   ------------
                      Total          $122,220,216   $126,000,000

          The assessment for the 1996/97 tax year was:

                                     Transitional      Actual
                                     ------------      ------
                      Land           $ 48,150,000   $ 45,000,000
                      Improvements   $ 82,170,216   $ 81,000,000
                                     ------------   ------------
                      Total          $130,320,216   $126,000,000

      The 1997/98 tax rate for the subject property is a Class 4 rate of .10164. Application of this rate to the lower actual assessment resulted in a 1997/98 tax liability of $12,422,463.

      Since 1990/91, Class 4 tax rates have increased at a compound rate of 0.23 percent per annum. Assuming a 0.25 percent increase in this rate yields an estimated 1998/99 tax rate of $10.189 per $100 of assessment.

      New York City's fiscal year commences on July 1, and our cash flow commences as of January 1, 1998, thus, the calendar year 1998 taxes have been estimated as follows:

================================================================================


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                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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

                                             Real Property Taxes And Assessments
================================================================================

           Taxable               Tax                                                  Weighted
  Year     Assessment      X     Rate    =     Taxes          Pro-Rated         =      Taxes
 1997/98   $122,220,216    X    .10164   =     $12,422,463    6 months/12 mos   =    $ 6,211,231
 1998/99   $123,920,000    X    .10189   =     $12,626,208    6 months/12 mos   =    $ 6,313,104
                           Total Estimated CY 1996 Taxes                             $12,524,335

      The actual assessment theoretically represents 45 percent of full market value, such actual assessment to be achieved over a five-year period for existing real estate. The subject was reassessed in 1997 at an actual assessment that represents a market value of $280,000,000. In an effort to evaluate the fairness of the subject's current assessed value and future prospects for a change in the assessment, we have 1) compared the most recent tentative assessments (land and building) to that of other similar properties, 2) compared the assessment to the market value estimate concluded in this report, and 3) considered the potential for future changes in the assessed value of the subject property.

      An analysis of comparable assessments was undertaken and the results are shown below.

===========================================================================================
                         Office Building Tax Comparables
-------------------------------------------------------------------------------------------
                                                                     Estimated
                              Year   Rentable Sq.    Total Actual    1997/1998
  Property Address            Built   Ft. (R.S.F.)    Assessment       Taxes*    Tax/R.S.F.*
-------------------------------------------------------------------------------------------
140 Broadway                  1967   1,141,256+/-   $ 49,500,000   $  5,031,180   $4.41
-------------------------------------------------------------------------------------------
130 Liberty Street            1974   1,415,086+/-   $ 76,500,000   $  7,775,460   $5.49
-------------------------------------------------------------------------------------------
One Chase Manhattan           1963   2,239,000+/-   $126,000,000   $ 12,806,640   $5.72
===========================================================================================

              *Utilizing Class 4 rate of $10.164/$100 of assessment

      Based on the above tax range of $4.41 to $5.72 per square foot, the subject's tax burden of approximately $5.96 per rentable square foot (above grade) appears to be reasonable.

      In estimating the subject's real estate tax burden over the course of our cash flow projection, we have targeted an effective reversionary tax rate (taxes divided by value) of 4.5 to 5.0 percent, in keeping with the City's practice. As a result, the average annual increase in the subject's real estate tax liability during our ten year projection is 3.0 percent per annum.

================================================================================


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                                                             WAKEFIELD(R)
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                                                     ---------------------------

                                     TAX MAP

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

                                                                          ZONING
================================================================================

      Map 12B of the Zoning Resolution of the City of New York indicates that the subject property is in a C5-5 Restricted Central Commercial District. According to the Planning Commission:

      "These districts are designed to provide for office buildings and the great variety of large retail stores and related activities which occupy the prime retail frontage in the central business district, and which serve the entire metropolitan region. The district regulations also permit a few high-value custom manufacturing establishments which are generally associated with the predominant retail activities and which depend on personal contacts with persons living all over the region. The district regulations are also designed to provide for continuous retail frontage."

      The C5-5 District permits a floor area ratio that governs building size of 15 times the lot area, 18 with bonus. The subject site contains a total Zoning Lot area of 101,307 square feet. As of right, the site may be improved with a 1,519,605 square foot building. Assuming a bonusable area of 18 times the lot area, a 1,823,526 square foot building may be constructed. The subject's above grade building area appears to exceed when the bonusable limits to development. As the subject was constructed in 1971, it must have conformed to the legal requirements of the current Zoning Ordinance, which dates to 1961. We are not privy to the circumstances surrounding the subject's construction, however.

      We know of no deed restrictions, private or public, that further limit the subject property's use. We cannot guarantee that no such restrictions exist. Deed restrictions are a legal matter and only a title examination by an attorney or title company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist.

================================================================================


                                      -38-
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                                                             WAKEFIELD(R)
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

                                   ZONING MAP

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

                                                            HIGHEST AND BEST USE
================================================================================

      According to The Dictionary of Real Estate Appraisal, Third Edition, a publication of the Appraisal Institute, the highest and best use is defined as:

      "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility and maximum profitability."

      We evaluated the site's highest and best use as if vacant. The highest and best use must meet four criteria. The use must be (1) physically possible, (2) legally permissible, (3) financially feasible, and (4) maximally profitable.

      The first test is what is physically possible. A 101,307+/- square foot parcel in Manhattan can be improved with a wide range of urban uses including residential, retail, hotel, community service, light manufacturing or commercial use. Although no soil report has been examined, the subject site appears to be capable of physically supporting a variety of structures built according to current zoning standards.

      The second test concerns permitted uses. Permissible uses include offices and commercial uses including retail facilities. As noted earlier, the size of the subject improvements maximizes that which would currently be permitted under the existing Zoning Ordinance.

      The third and fourth tests are, respectively, what is feasible and what will produce the highest net return to the land. Consideration has been given to the various factors affecting the highest and best use of the subject property including location, market demand, neighboring property influences, zoning, and physical and economic factors.

      Considering the subject site's location and size, it is the appraiser's opinion that if it were vacant and available for development, a likely improvement would be a commercial office building built to the maximum floor area allowable by current zoning regulations. As a vacant site, the improvements would not be erected until the market could support new development costs.

      As improved, the subject is being utilized within the context of its highest and best use. The subject is considered to be a Class A office building that offers contemporary construction features. The location is considered desirable, in the heart of the Downtown office core. Given the nature of the Downtown office market recovery, it is our opinion that the highest and best use of the subject is its continued use as a commercial office building.

================================================================================

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                                                             WAKEFIELD(R)
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

                                                               VALUATION PROCESS
================================================================================

      Appraisers typically use three approaches in valuing real property: the Cost Approach, the Income Approach, and the Sales Comparison Approach. The type and age of the property and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation.

      In the Cost Approach to value, accrued depreciation is deducted from the cost new of the improvements and the profit necessary to attract investment capital, with the balance added to the land value. Given the age of the subject, calculations of replacement cost and accrued depreciation would be too subjective to be meaningful to the valuation of the subject. Furthermore, as will be illustrated in the Sales Comparison Approach, purchasers of investment grade properties place little reliance on construction costs in deciding upon what price to pay for a given property.

      The Sales Comparison Approach, the second approach to value, is used to estimate the value of the land and/or the value of the entire property as improved. The appraiser gathers data on sales of comparable properties and analyzes the nature and condition of each sale, making logical adjustments for dissimilar characteristics. A common denominator, the price per square foot, will be employed in this analysis. Where available, the financial parameters indicated by the office sales presented will serve as a guide in determining the appropriate rates applicable to the cash flows according to the interests in the subject that are being appraised. The Sales Comparison Approach gives a good indication of value when sales of similar properties are available.

      The Income Approach is predicated on the assumption that there is a definite relationship between the amount of income a property will generate and its value. This approach is based on the principle that value is created by the expectation of benefits derived in the future. The anticipated net income to be generated to the leased fee interest being appraised is capitalized to produce an indication of value. In the instance of the leased fee interest in the subject, that income will be comprised of lease payments. The interest has been valued on a cash equivalent basis. One method of converting income into an estimate of value is called direct capitalization, which involves dividing the net income by a capitalization rate. Factors such as risk, time, interest on the capital investment and recapture of the depreciating asset are considered in the rate. The appropriateness of this rate is critical and there are a number of techniques by which it may be developed. An alternate capitalization method is the discounted cash flow analysis. Net income to the interest appraised is estimated for each year of a projection period. The projected cash flows in the future are discounted to a present value at an appropriate yield rate. This form of analysis is particularly germane to the problem at hand since most investors and lenders would follow the same procedures in analyzing investment property.

================================================================================

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

                                                       SALES COMPARISON APPROACH
================================================================================

Methodology

      In the Sales Comparison Approach, we estimated value by comparing this property with similar, recently sold properties in the surrounding or competing area. Inherent in this approach is the principle of substitution, which holds that when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution.

      By analyzing sales that qualify as arms-length transactions between willing and knowledgeable buyers and sellers, we can identify value and price trends. The basic steps of this approach are:

      1. research recent, relevant property sales and current offerings throughout the competitive area;

      2. select and analyze properties that are similar to the property appraised, considering changes in economic conditions that may have occurred between the sale date and the date of value, and other physical, functional, or locational factors;

      3. identify sales that include favorable financing and calculate the cash equivalent price;

      4. reduce the sale prices to a common unit of comparison such as price per square foot of net rentable area, effective gross income multiplier, and overall capitalization rate;

      5. make appropriate comparative adjustments to the prices of the comparable properties to relate them to the property being appraised; and

      6. interpret the adjusted sales data and draw a logical value conclusion.

      The most widely-used and market-oriented unit of comparison for properties such as the subject is the sales price per square foot. All comparable sales were analyzed on this basis.

Analysis of Sales

      In analyzing the subject, we have included a summary chart on the following page of the most recent transactions of comparable Manhattan office buildings. These sales were transacted between October, 1996 and July, 1997. The unit values indicated by the sales range from a low of $80.27 to a high of $210.74 per square foot, prior to adjustment. Following is a discussion of sales and adjustments we have exhibited.

================================================================================

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
===============================================================================================================================
                                                 COMPARABLE OFFICE SALES & ADJUSTMENTS
-------------------------------------------------------------------------------------------------------------------------------
                          SUBJECT              SALE NO. 1          SALE NO. 2            SALE NO. 3          SALE NO. 4
                          -------              ----------          ----------            ----------          ----------
LOCATION               One Liberty Plaza     222 Broadway        90 Park Avenue        100 Wall Street     33 Maiden Lane

                          New York             New York             New York              New York            New York

GRANTOR                                     Swiss Bank Corp.      Sumitomo Trust    Hexalon R. E., Inc.   Federal Tower Assoc.
                                                                                                          c/c George Klein

GRANTEE                                    Merrill, Lynch & Co.   Vornado Realty       100 Wall LLC         Maiden Fed LLC
                                                                     Trust           c/o Witkoff Group    c/o Stellar Mngmt.

DATE OF SALE                                   July-97             April-97              April-97            January-97
                                             (Contract)                                (Contract)

SALE PRICE                                   $73,000,000         $185,000,000           $37,000,000          $44,000,000

INTEREST CONVEYED        Leased Fee          Fee Simple           Leased Fee            Leased Fee          Leased Fee

YEAR CONSTRUCTED            1971                1961                 1964                  1968               1984
CONDITION                 Very Good             Good                 Good                  Good             Very Good

NO. OF STORIES               54                  31                   41                    29                  27
NET RENTABLE AREA (SF)    2,081,231           756,138               877,869              457,460              548,157
LOCATION                    Good            Average - Good           Good             Average - Good       Average - Good
UTILITY                     Good                Good                 Good                  Good                 Good

LAND AREA (SF)            101,307              33,340               38,032                22,285               30,785

PRICE/SF                                       $96.54              $210.74                $80.88               $80.27

OVERALL RATE                                                         10.6%                 12.7%                19.3%

ADJUSTMENTS

 Time                                            0.0%                 5.0%                 100%                100%

 Time Adjusted Unit Price                     $96.54              $221.27               $88.97               $88.30

 Interest Conveyed                               0.0%                 0.0%                 0.0%                 0.0%
 Net Rentable Area                               0.0%                 0.0%                 0.0%                 0.0%
 Building Location                              20.0%               -10.0%                10.0%                20.0%
 Age/Condition                                  10.0%                 5.0%                 0.0%                 0.0%
 Utility                                         5.0%                 0.0%                10.0%                20.0%
 TI's & Commission                              20.0%                 5.0%                 0.0%                20.0%
 NOI Differential                               10.0%                 0.0%                50.0%                 5.0%
                                             ----------------------------------------------------------------------------------
TOTAL ADJUSTMENT                                65.0%                 0.0%                70.0%                65.0%

ADJUSTED PRICE/SF                             $159.30              $221.27              $151.25              $145.69

                                    SALE NO. 5
                                    ----------
LOCATION                        45 Broadway Atrium
                                   (45 Broadway)

                                    New York

GRANTOR                            Nippon Credit/
                                HRO International

GRANTEE                          Paramount Group-
                                  45 Broadway LP

DATE OF SALE                       October-96


SALE PRICE                         $31,500,000

INTEREST CONVEYED                  Leased Fee

YEAR CONSTRUCTED                     1983
CONDITION                          Very Good

NO. OF STORIES                        32
NET RENTABLE AREA (SF)              376,109
LOCATION                         Average - Good
UTILITY                             Average

LAND AREA (SF)                      15,598

PRICE/SF                            $83.75

OVERALL RATE                         10.5%

ADJUSTMENTS

 Time                                200%

 Time Adjusted Unit Price           $100.50

 Interest Conveyed                     0.0%
 Net Rentable Area                   -10.0%
 Building Location                    10.0%
 Age / Condition                       0.0%
 Utility                              30.0%
 TI's & Commission                    25.0%
 NOI Differential                     30.0%
                                ------------------
TOTAL ADJUSTMENT                      85.0%

ADJUSTED PRICE/SF                   $185.93


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

                                                       Sales Comparison Approach
================================================================================

      Comparable Sale No. 1 is the sale of 222 Broadway, in Downtown Manhattan, approximately three blocks north of the subject property. This 31-story, 756,138+/- square foot building sold in July 1997 for $73,000,000, or $96.54 per rentable square foot. The property was purchased by Merrill Lynch from the Suisse Bank Corp. for its own use. Upward adjustments were made to reflect the superior location of this property, its older construction and inferior condition, smaller floor sizes (utility), the tenant improvements that would have to be made prior to occupancy by Merrill Lynch and the difference in market rents between the two properties as reflected in "NOI differential". After adjustment, a unit price of $159.30 per rentable square foot is indicated by this sale.

      Comparable Sale No. 2 is the April 1997 sale of 90 Park Avenue, 41-story, 877,869 square foot Class A office building located on the southern periphery of the Midtown Manhattan office core. Although located in Midtown, this property has a similar leasing profile to that of the subject property. The $185,000,000 purchase price indicated by this sale actually reflects the purchase of a mortgage on the property by Vornado Realty Trust. Prior to adjustment, this mortgage acquisition price is equal to a unit price of $210.74 per rentable square foot. A downward adjustment has been made to reflect the peripheral Midtown location of this property, while upward adjustments were made to reflect its older construction and its lower level of occupancy which would require the landlord to incur tenant improvement costs and leasing commissions prior to the leasing and occupancy of that space. After adjustment, a unit price of $221.27 per rentable square foot is indicated by this sale.

      Comparable Sale No. 3, the April 1997 sale of 100 Wall Street, a 29-story, 457,460+/- square foot building located at the corner of Wall and Water Streets in Downtown Manhattan. A $37,000,000 sales price of this property is reflective of a recorded price of $34,000,000 plus $3,000,000 in capital expenditures. Total acquisition price is equal to a unit price of $80.88 per rentable square foot. Upward adjustments have been made to reflect the positive change in economic changes over the last six months, its slightly inferior location, and its smaller floor plates (utility). An upward adjustment has also been made "NOI differential" as its income per square foot of approximately $10.27 per square foot is substantially below that, that will be generated by the subject property. After adjustment, a unit price of $151.25 per square foot is indicated by this sale.

      Comparable Sale No. 4 is the January, 1997 sale of 33 Maiden Lane, a 27-story, 548,157+/- square foot building. This property indicated an unadjusted unit price of $80.27 per rentable square foot. As of the date of sale, approximately one-quarter of the building was vacant, one-quarter was occupied by Chase Manhattan Bank under a short term lease, and the IBM Corporation was the primary tenant of the lower 15 floors within this building at an above market rent. IBM had sublet virtually all of its space and has expressed its intention not to renew its lease. The extremely high overall capitalization rate reflects above market rents generated by the IBM lease. Upward adjustments were made to reflect the positive change in economic conditions since the date of sale of this property, for its inferior location, its inferior utility given its side core characteristics, for the tenant improvements and commissions that would be incurred prior to occupancy of the vacant space and for the slight difference in unit net income between this comparable and the subject property. After adjustment, a unit price of $145.69 per rentable square foot is indicated by this sale.

================================================================================


                                      -44-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

      Comparable Sale No. 5 is the October 1996 sale of 45 Broadway Atrium, a 32-story, 376,109+/- square foot building located approximately three blocks to the south of the subject property. This property sold for $31,500,000, or $83.75 per rentable square foot. Upward adjustments were made to reflect the positive change in economic conditions due to the passage of time, its inferior location, its inferior utility attributable to side core nature of its construction and its small floor plates, its low level of occupancy as of the date of sale, its relatively low net income per square foot relative to the subject. After adjustment, a unit price of $185.93 per rentable square foot is indicated by this sale.

Conclusion

      After adjustment, the five office building sales reflect unit prices that ranged from a low of $145.69 to a high of $221.27 per rentable square foot. Greatest reliance has been placed upon the unit price indicated by Sale No. 2, despite its Midtown location. This property is the largest of the comparable sales, although it is still less than one-half the size of the subject property, and it required the fewest number of adjustments. Placing greatest reliance upon this sale, secondary reliance upon Sale Nos. 1, 3 and 4, we have concluded that the market value of the subject property, as indicated by the Sales Comparison Approach, falls within a range of $200.00 to $220.00 per rentable square foot. Applying these unit prices to the 2,081,231 square feet contained within the subject yields values ranging from $416,000,000 to $458,000,000.

================================================================================


                                      -45-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  INCOME CAPITALIZATION APPROACH
================================================================================

Methodology

      The Income Capitalization Approach is a method of converting the anticipated economic benefits of owning property into a value estimate through capitalization. The principle of "anticipation" underlies this approach in that investors recognize the relationship between an asset's income and its value. In order to value the anticipated economic benefits of a particular property, potential income and expenses must be estimated, and the most appropriate capitalization method must be selected.

      The two most common methods of converting net income into value are direct capitalization and discounted cash flow analysis. In direct capitalization, net operating income is divided by an overall rate extracted from market sales to indicate a value. In the discounted cash flow method, anticipated future net income streams and a reversionary value are discounted to an estimate of net present value at a chosen yield rate (internal rate of return).

      In valuing this property, it is our opinion that the discounted cash flow method is the most applicable in the valuation of the leased fee interest, subject to the existing lease encumbrances. The absorption of both the existing and anticipated vacancies within the subject makes the utilization of the direct capitalization technique inappropriate.

      The principle underlying this method recognizes that a prudent investor will pay a certain sum in an open market to receive a particular income stream for a defined holding period. Income producing real estate, as an asset, has the properties of utility, scarcity, transferability and immobility. The quality and quantity of these characteristics are directly reflected by the income that the property produces.

      Typical investors are motivated by current economics, tempered by property performance, and price real estate on their expectation of the magnitude of these benefits and their judgment of the risks involved. Our valuation endeavors to reflect the most likely actions of typical buyers and sellers of property interests similar to the subject. An analytical real estate model that simulates the behavioral aspects of the property and examines the results mathematically, much as an investor would, will be employed for the discounted cash flow analysis. Since investors are the basis of the marketplace in which the subject property would be bought and sold, this type of analysis is particularly meaningful to the appraisal problem.

Methodology of the Discounted Cash Flow Analysis

      Investors in New York City office buildings typically make a forecast of net operating incomes and cash flows over a period of time ranging from 10 to 20 years based on investment expectations and the current lease profile. The subject is a multi-tenanted facility, constructed in 1971. Currently, the subject's above grade space is 85+/- percent leased. By December 31, 2006, the entire office tenancy of the subject will have turned over, requiring the appraisers to make lease-up projections. We will project the absorption of the space within the subject in order to achieve stabilized occupancy.

================================================================================


                                      -46-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

      A general outline summary of the major steps involved may be listed as follows:

      1. Analysis of the current marketplace; establishment of a market rent for each direct tenant space; projection of future revenues annually for a 10 year period commencing on January 1, 1996, based upon projected leases, probable renewals at market rent and expected vacancy experience.

      2. Analysis of projected escalation recovery income based upon clauses found in the current leases as well as those currently found in the market, to provide coverage for increases in operating expenses and real estate taxes.

      3. A projection of future property expenses based upon a comparison with other buildings of similar vintage or operation. The appraisers have been presented with the historical income and expense reports for 1988 through 1995. We have analyzed this data in conjunction with supporting data, indices and expertise.

      4. A derivation of the most probable net operating income and pre-tax cash flows to be generated by the property by subtracting all property expenses from the effective gross income.

      5. Estimation of a reversionary sale price based upon a capitalization of the 11th year's projected net operating income for the 10 year projection starting on January 1, 1996. Our capitalization rates are selected from market information and surveys.

      6. Determination of a yield rate (internal rate of return) which would attract a prudent investor to invest money in a similar situation with comparable degrees of risk, non-liquidity and management burdens.

      7. Conversion of the pre-tax cash flows into a present value by discounting at an acceptable range of yield rates.

      Of primary importance to a cash flow projection and, in particular to the subject property, is the examination of the first year's income and expense statement. The ensuing years of the projection period are essentially formulated through the extension of the first year. To facilitate the construction of a credible first year budget, the income and expenses will be examined by analysis of the historic operations of the subject, comparative analysis with other competitive buildings and general market experience.

      The market will be researched to identify current leasing trends and activity in competitive properties which will assist in determining the most probable renting level. Coinciding with this investigation, a reasonable determination of appropriate expense recapture contributions will also be established since these "pass-throughs" are considered a formidable source of additional income.

================================================================================


                                      -47-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Office Space Revenue

      Of the subject's 2,081,231+/- square feet of rentable area, 99.8 percent or 2,065,990 square feet is office space, 4,783+/- square feet is ground level retail space and 54,002+/- square feet is concourse level office and space.

      The most recent lease signed within the subject was a 15 year lease by the Royal Bank of Canada. This lease was signed in June 1997, but had not been occupied as of the date of inspection. The base rent will commence on October 1, 1998 at $19.34 per square foot, and will increase to $26.00 per square foot in April 1999, and to $30.00 per square foot in April 2004. Operating expense and real estate tax reimbursements are based on NYLCare's pro-forma share of increases over a base year.

================================================================================


                                      -48-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                ONE LIBERTY PLAZA
                              LEASE ABSTRACT REPORT
                                 FOR ALL TENANTS

                               PRIMARY/                                                             ANNUAL               CEIL-
                              SECONDARY   SQUARE     LEASE   LEASE     OPTION      MINIMUM         MINIMUM     OVERAGE    ING
       TENANT                   CODES      FEET      BEGIN    END       #/MOS      RENT/SF           RENT         %     (000'S)
------------------            ---------   ------     -----   -----     ------   -------------     ---------    -------  -------
# 1-SUITE 5103                     2       7,234      8/97   12/97        -             27.14       196,295        -      -
JAMES MARTIN & Co                 30

# 2-SUITE P/O 36                   2       3,648      1/98    5/02        -             34.75       126,768        -      -
JAMES MARTIN & CO                 20

# 3-SUITE 3606                     2       7,537      9/94    5/02        -             29.00       218,573        -      -
AT FINANCIAL                      20

# 4-SUITE 22 - 27                  1     246,244      7/90    5/14        -             40.00     9,849,760        -      -
BANK OF NOVA SCOTI                20                                            6/99    45.00%   11,080,980
                                                                                6/04    50.00%   12,312,200
                                                                                6/09    55.00%   13,543,420

# 5-SUITE STOR                     1         240      1/93    5/14        -             11.00         2,640        -      -
BANK OF NOVA STOR                 40                                            6/99    12.00         2,880
                                                                                6/04    13.00         3,120
                                                                                6/09    14.00         5,360

# 6-SUITE 0102                     1       7,078      5/96    3/12        -              0.00             0        -      -
BROOKS BROTHERS                   50                                            9/98    40.00       283,120
                                                                                4/01    45.O0       318,510
                                                                                4/06    50.00       353,900

# 7-SUITE 0202                     1       8,690      5/96    3/12        -              0.00             0        -      -
BROOKS BROTHERS                   50                                            8/98    30.00       260,700

# 8-SUITE 5301                     2      19,090      1/95    4/02        -             40.00       763,600        -      -
CENTRE REINSURANCE                30                                            1/98    43.50       830,415

# 9-SUITE 30, 39, 41               1     295,956      1/91   12/10        -             47.86%   14,163,566        -      -
CLEARLY, GOTTLEIB                 20                                            1/98    48.42%   14,331,077
                                                                                1/99    48.46%   14,341,436
                                                                                1/00    49.10%   14,530,848
                                                                                1/01    49.96%   14,785,074
                                                                                1/02    50.83%   15,043,740
                                                                                1/03    51.72%   15,306,845
                                                                                1/04    52.63%   15,574,980
                                                                                1/05    53.55%   15,847,556
                                                                                1/06    54.48%   16,124,867
                                                                                1/07    55.44%   16,406,913
                                                                                1/08    56.41%   16,694,286
                                                                                1/09    57.39%   16,986,098

                                                                       1-60             42.03%   12,438,415        -      -


# 10-SUITE STOR                    1       4,800      1/91   12/10        -             17.50        84,000        -      -
CLEARLY, GOTTLEIB                 20
                                                                       1-60             42.03       201,734        -      -


# 11-SUITE 2803                    2       3,550      8/91   10/99        -             37.00       131,350        -      -
COSMO SECURITIES                  20

# 12-SUITE 2 - 6                         146,947      6/97    9/12        -              0.00             0        -      -
CREDIT SUISSE                     10                                           10/98    19.34     2,841,955
                                                                                4/99    26.00     3,820,622
                                                                                4/04    30.00     4,408,410
                            BREAK-
                            POINT                             PRO RATA    % OF RENT
       TENANT               (000'S)    RECOVERIES            SHARE BASE   SUBJ TO CPI
------------------          -------    ----------            ----------   -----------
# 1-SUITE 5103                -    90% GROSS UP POOL        %16,246,014
JAMES MARTIN & Co                  REAL ESTATE TAXES        %13,846,550

# 2-SUITE P/O 36              -    90% GROSS UP POOL        %20,234,232
JAMES MARTIN & CO                  REAL ESTATE TAXES        %12,422,463

# 3-SUITE 3606                -    90% GROSS UP POOL        %15,977,623
AT FINANCIAL                       REAL ESTATE TAXES        %14,445,319

# 4-SUITE 22 - 27             -    90% GROSS UP POOL        %13,816,014
BANK OF NOVA SCOTI                 REAL ESTATE TAXES        %13,180,668



# 5-SUITE STOR                -    NONE
BANK OF NOVA STOR



# 6-SUITE 0102                -    90% GROSS UP POOL               ZERO
BROOKS BROTHERS                    REAL ESTATE TAXES               ZERO



# 7-SUITE 0202                -    90% GROSS UP POOL               ZERO
BROOKS BROTHERS                    REAL ESTATE TAXES               ZERO

# 8-SUITE 5301                -    90% GROSS UP POOL        %14,137,779
CENTRE REINSURANCE                 REAL ESTATE TAXES        %18,290,968

# 9-SUITE 30, 39, 41          -    90% GROSS UP POOL        %13,816,014
CLEARLY, GOTTLEIB                  REAL ESTATE TAXES        %14,022,648












                              -    90% GROSS UP POOL        %29,517,858
                                   REAL ESTATE TAXES        %18,392,404

# 10-SUITE STOR               -    90% GROSS UP POOL        %13,816,014
CLEARLY, GOTTLEIB                  REAL ESTATE TAXES        %14,022,668
                              -    90% GROSS UP POOL        %29,517,858
                                   REAL ESTATE TAXES        %18,392,404

# 11-SUITE 2803               -    90% GROSS UP POOL        %15,146,638
COSMO SECURITIES                   REAL ESTATE TAXES        %18,290,968

# 12-SUITE 2 - 6              -    REAL ESTATE TAXES        %12,723,953
CREDIT SUISSE                      90% GROSS UP POOL        %17,316,000

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                               PRIMARY/                                                             ANNUAL               CEIL-
                              SECONDARY   SQUARE     LEASE   LEASE     OPTION      MINIMUM         MINIMUM     OVERAGE    ING
       TENANT                   CODES      FEET      BEGIN    END       #/MOS      RENT/SF           RENT         %     (000'S)
------------------            ---------   ------     -----   -----     ------   -------------     ---------    -------  -------
# 13-SUITE MZ01                    1       9,500      6/97    9/12        -              0.00             0        -      -
ROYAL BANK OF CANA                10                                           10/98    19.34       183,730
                                                                                4/99    26.00       247,000
                                                                                4/04    35.54       337,630

# 14-SUITE CONC                    1      20,000      9/92    5/98        -             42.19       843,800        -      -
DEPOSITORY TRUST                  10                                            7/96    45.10       901,976

# 15-SUITE CONC                    1      10,000      9/92    5/98        -             21.00       210,000        -      -
DEPOSITORY TRUST                  10                                           12/97    24.00       240,000

# 16-SUITE CONC                    1      27,139      6/98    5/08        -             26.00       705,614        -      -
ILX SYSTEMS                       10                                            6/03    30.00       814,170

# 17-SUITE 5203                    1      24,722      8/95   12/05        -             34.00       840,548        -      -
DUNCANSON & HOLT                  30

# 18-SUITE 0103                    2         600     10/90    9/00        -             67.08        40,248        -      -
EASTERN LOBBY SHOP                50                                           10/96    80.67        48,402


# 19-SUITE 2000                    1      81,154      3/90    2/05        -             38.50     3,124,429        -      -
FIREMAN'S FUND                    10                                            3/00    42.50     3,449,045
                                                                       1-60             32.54     2,640,857        -      -


# 20-SUITE 3500                    1      40,818      8/94    8/04        -             23.16       945,345        -      -
FLEMMING ZULACK                   20                                            2/97    20.33       830,010
                                                                                3/97    23.16       945,345
                                                                       1-60             34.17     1,394,855        -      -

# 21-SUITE 1900                    1      40,621      9/93    8/08        -             30.33     1,232,035        -      -
FOLKSAMERICA                      10                                            9/98    36.00     1,462,356
                                                                                9/03    41.50     1,685,772
                                                                       1-60             35.56     1,444,432        -      -


# 22-SUITE 3700                    1      27,697     12/88   12/99        -             43.43     1,202,881        -      -
GENERAL INSURANCE                 20                                           12/98    48.43     1,341,366

# 23-SUITE 3105                    2       1,470      9/93    6/01        -             30.00        44,100        -      -
GREIG FESTER                      20                                            7/98    33.50        49,245

# 24-SUITE 3104                    2       6,153      9/93    6/01        -             30.00       184,590        -      -
GREIG FESTER                      20                                            7/98    32.00       196,896

# 25-SUITE 5105                    2       1,950      3/90    7/00        -             36.00        70,200        -      -
KUKUSAI INVESTMENT                30

# 26-SUITE 47 - 50                 1     160,415      8/88    8/04        -             43.00     6,897,845        -      -
LONG TERM CREDIT                  30                                            8/96    45.00     7,218,675
                                                                                8/99    50.00     8,020,730
                                                                       1-60             36.75     5,895,510        -      -


# 27-SUITE STOR                    1         272      7/88    9/98        -             29.00         7.888        -      -
MABON SECURITIES                  40

                            BREAK-
                            POINT                             PRO RATA    % OF RENT
       TENANT               (000'S)    RECOVERIES            SHARE BASE   SUBJ TO CPI
------------------          -------    ----------            ----------   -----------
# 13-SUITE MZ01               -    REAL ESTATE TAXES        %12,723,953
ROYAL BANK OF CANA                 90% GROSS UP POOL        %17,316,0O0



# 14-SUITE CONC               -    90% GROSS UP POOL        %14,183,331
DEPOSITORY TRUST                   REAL ESTATE TAXES        %18,691,148

# 15-SUITE CONC               -    90% GROSS UP POOL        %14,183,331
DEPOSITORY TRUST                   REAL ESTATE TAXES        %18,691,148

# 16-SUITE CONC               -    90% GROSS UP POOL        %20,234,232
ILX SYSTEMS                        REAL ESTATE TAXES        %12,524,335

# 17-SUITE 5203               -    90% GROSS UP POOL        %15,977,623
DUNCANSON & HOLT                   REAL ESTATE TAXES        %12,578,422

# 18-SUITE 0103               -    90% GROSS UP POOL        %16,683,323
EASTERN LOBBY SHOP                 REAL ESTATE TAXES        %13,846,550


# 19-SUITE 2000               -    90% GROSS UP POOL        %14,166,787
FIREMAN'S FUND                     REAL ESTATE TAXES        %14,917,468
                              -    90% GROSS UP POOL               ZERO
                                   REAL ESTATE TAXES        %15,403,351

# 20-SUITE 3500               -    90% GROSS UP POOL        %15,977,623
FLEMMING ZULACK                    REAL ESTATE TAXES        %14,445,319

                              -    90% GROSS UP POOL        %24,179,492
                                   REAL ESTATE TAXES        %14,954,710
# 21-SUITE 1900               -    90% GROSS UP POOL        %15,146,638
FOLKSAMERICA                       REAL ESTATE TAXES        %18,691,148

                              -    90% GROSS UP POOL        %27,140,560
                                   REAL ESTATE TAXES        %16,831,656

# 22-SUITE 3700               -    90% GROSS UP POOL        %13,816,014
GENERAL INSURANCE                  REAL ESTATE TAXES        %13,513,609

# 23-SUITE 3105               -    90% GROSS UP POOL        %15,071,097
GREIG FESTER                       REAL ESTATE TAXES        %18,290,968

# 24-SUITE 3104               -    90% GROSS UP POOL        %15,071,097
GREIG FESTER                       REAL ESTATE TAXES        %18,290,968

# 25-SUITE 5105               -    90% GROSS UP POOL        %12,422,463
KUKUSAI INVESTMENT                 90% GROSS UP POOL        %17,316,000

# 26-SUITE 47 - 50            -    90% GROSS UP POOL        %12,333,018
LONG TERM CREDIT                   REAL ESTATE TAXES        %13,180,668

                              -    90% GROSS UP POOL        %24,179,492
                                   REAL ESTATE TAXES        %14,954,710

# 27-SUITE STOR               -    90% GROSS UP POOL        %12,333,018
MABON SECURITIES                   REAL ESTATE TAXES        %13,180,668

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                               PRIMARY/                                                             ANNUAL               CEIL-
                              SECONDARY   SQUARE     LEASE   LEASE     OPTION      MINIMUM         MINIMUM     OVERAGE    ING
       TENANT                   CODES      FEET      BEGIN    END       #/MOS      RENT/SF           RENT         %     (000'S)
------------------            ---------   ------     -----   -----     ------   -------------     ---------    -------  -------
# 28-SUITE 3101                    1      11,070      7/88    9/98        -             38.00       420,660        -      -
MABON SECURITIES                  20

# 29-SUITE 2800                    2         330     10/91   12/97        -             35.82        11,821        -      -
MUTUAL OF AMERICA                 20

# 30-SUITE 4703                    2       2,921      2/97    8/04        -             34.00        99,314        -      -
MUTUAL OF AMERICA                 20

# 31-SUITE 3701                    2      13,600      8/88   11/99        -             41.00       557,600        -      -
NATIONAL REINSURAN                20

# 32-SUITE 7 - 11                  1     200,341      8/95    2/06        -             25.00     5,008,525        -      -
NEW YORK LIFE                     20
                                                                       1-60             36.25     6,525,659        -      -


# 33-SUITE 5202                    2      10,611      7/90    9/00        -             50.00       530,550        -      -
OGAKI KYORITSU BAN                30                                            7/96    53.00       562,383

# 34-SUITE 0105                    2         270      1/93   12/02        -             18.47         4,986        -      -
PASQUA                            50                                            1/98    19.14         5,168
                                                                               12/98    19.39         5,235
                                                                                1/99    20.10         5,427
                                                                               12/99    20.36         5,497
                                                                                1/00    21.11         5,700
                                                                               12/00    21.38         5,773
                                                                                1/01    22.16         5,983
                                                                               12/01    22.45         6,062
                                                                                1/02    23.27         6,283

# 35-SUITE 0104                    2         650      1/93   12/02        -             51.42        33,426        -      -
PASQUA                            50                                           12/97    52.09        33,859
                                                                                1/98    54.00        35,100
                                                                               12/98    54.69        35,549
                                                                                1/99    56.70        36,855
                                                                               12/99    57.43        37,330
                                                                                1/00    59.53        38,695
                                                                               12/00    60.29        39,189
                                                                                1/01    62.51        40,632
                                                                               12/01    63.31        41,152
                                                                                1/02    65.63        42,660

# 36-SUITE 5106                    2       3,968     10/96    6/00        -             33.00       130,944        -      -
SAP AMERICA                       30

# 37-SUITE 4601                    1      32,667      4/88    4/98        -             45.00     1,470,015        -      -
PRUDENTIAL BACHE                  30

# 38-SUITE 4603                    2       4,647      1/95    6/06        -             34.00       157,998        -      -
RESERVE BANK OF AU                30                                            8/99    38.00       176,586

# 39-SUITE 3301                    1      83,558      1/93    8/04        -             47.02     3,928,897        -      -
ODYSSEY REINSURANC                20                                            9/99    52.02     4,346,687
                                                                       1-60             34.17     2,855,390        -      -


# 40-SUITE STOR                    1         925      1/93    8/04        -             22.50        20,813        -      -
ODYSSEY REINSURANC                40                                            9/99    25.25        23,356
                                                                       1-60             13.54        12,525        -      -

                            BREAK-
                            POINT                             PRO RATA    % OF RENT
       TENANT               (000'S)    RECOVERIES            SHARE BASE   SUBJ TO CPI
------------------          -------    ----------            ----------   -----------
# 28-SUITE 3101               -    90% GROSS UP POOL        %12,333,018
MABON SECURITIES                   REAL ESTATE TAXES        %13,180,668

# 29-SUITE 2800               -    90% GROSS UP POOL        %15,146,638
MUTUAL OF AMERICA                  REAL ESTATE TAXES        %18,290,968

# 30-SUITE 4703               -    90% GROSS UP POOL        %17,316,000
MUTUAL OF AMERICA                  REAL ESTATE TAXES        %12,422,463

# 31-SUITE 3701               -    90% GROSS UP POOL        %15,504,516
NATIONAL REINSURAN                 REAL ESTATE TAXES        %13,180,668

# 32-SUITE 7 - 11             -    90% GROSS UP POOL        %15,534,149
NEW YORK LIFE                      REAL ESTATE TAXES        %13,125,909
                              -    90% GROSS UP POOL        %25,585,880
                                   REAL ESTATE TAXES        %15,865,451

# 33-SUITE 5202               -    90% GROSS UP POOL        %14,662,210
OGAKI KYORITSU BAN                 REAL ESTATE TAXES        %15,988,385

# 34-SUITE 0105               -    90% GROSS UP POOL        %11,219,981
PASQUA                             REAL ESTATE TAXES        %18,691,148









# 35-SUITE 0104               -    90% GROSS UP POOL        %11,219,981
PASQUA                             REAL ESTATE TAXES        %18,691,148










# 36-SUITE 5106               -    REAL ESTATE TAXES        %13,125,909
SAP AMERICA                        90% GROSS UP POOL        %17,316,000

# 37-SUITE 4601               -    90% GROSS UP POOL        %14,763,018
PRUDENTIAL BACHE                   REAL ESTATE TAXES        %12,439,440

# 38-SUITE 4603               -    90% GROSS UP POOL        %16,159,957
RESERVE BANK OF AU                 REAL ESTATE TAXES        %14,445,319

# 39-SUITE 3301               -    90% GROSS UP POOL        %13,424,026
ODYSSEY REINSURANC                 REAL ESTATE TAXES        %13,513,609
                              -    90% GROSS UP POOL        %24,179,492
                                   REAL ESTATE TAXES        %14,954,710

# 40-SUITE STOR               -    NONE
ODYSSEY REINSURANC
                              -    NONE

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                               PRIMARY/                                                             ANNUAL               CEIL-
                              SECONDARY   SQUARE     LEASE   LEASE     OPTION      MINIMUM         MINIMUM     OVERAGE    ING
       TENANT                   CODES      FEET      BEGIN    END       #/MOS      RENT/SF           RENT         %     (000'S)
------------------            ---------   ------     -----   -----     ------   -------------     ---------    -------  -------
# 41-SUITE 2902                    1      41,480     11/94    9/98        -             36.14     1,499,087        -      -
SYDNEY REINSURANCE                20
                                                                       1-60             26.50     1,099,220        -      -


# 42-SUITE 4702                    2       6,500     11/88    8/04        -             32.00       208,000        -      -
THE BANK OF FUKUOK                30

# 43-SUITE 4704                    2         133      4/97    8/04        -             17.00         2,261        -      -
THE BANK OF FUKUOK                30

# 44-SUITE 3604                    2      11,418      5/92    5/02        -             34.36       392,323        -      -
TOKIO RE CORP.                    20                                            6/99    37.41       427,098

# 45-SUITE 3605                    2       2,500      5/92    5/02        -             10.00        25,000        -      -
TOKIO RE CORP.                    20

# 46-SUITE 5100                    1      28,390      3/90    7/00        -             45.00     1,277,550        -      -
TUDOR INVESTMENT                  30                                            2/97    47.00     1,334,330

# 47-SUITE 5102                    1       1,522      3/90    7/0O        -             45.00        68,490        -      -
TUDOR INVESTMENT                  30                                            2/97    47.00        71,534

# 48-SUITE 5201                    1       8,120      3/90    7/00        -             40.00       324,800        -      -
TUDOR INVESTMENT                  30                                            4/99    42.00       341,040

# 49-SUITE 5302                    1      24,296      1/93    4/04        -             40.00       971,840        -      -
ZURICH INSURANCE                  30                                            4/99    43.50     1,056,876
                                                                       1-60             36.75       892,917        -      -


# 50-SUITE 2801                    1      31,580      1/93    5/06        -             30.00       947,400        -      -
ZURICH INSURANCE                  30                                           12/97    33.50     1,057,930
                                                                       1-60             36.75     1,160,616        -      -


# 51-SUITE 30 - 32                 1      98,620      4/96    5/06        -             27.00     2,662,740        -      -
ZURICH INSURANCE                  20                                            5/04    28.50     2,810,670

# 52-SUITE 3106                    2       6,471      7/95    6/06        -             29.00       187,659        -      -
BANK OF INDONESIA                 20                                            7/01    32.50       210,308

# 53-SUITE 3601/08                 1      16,886      1/97    3/08        -             30.00       506,580        -      -
HYPERION CAPITAL                  20                                            4/03    33.00       557,238

# 54-SUITE 12 - 18                 1     241,474      3/98    5/13        -              0.00             0        -      -
GRUMTAL & CO, INC                 10                                            8/98    12.37     2,987,033
                                                                                9/98    26.50     6,399,061
                                                                                6/03    30.50     7,364,957
                                                                                6/08    34.5O     8,330,853

# 55-SUITE 4604                    1       5,301     11/96    6/06        -             32.00       169,632        -      -
MARIA FIORINI-RAMI                30                                            8/02    35.00       185,535

# 56-SUITE 0601                    1      22,814     10/96   10/06        -             30.00       684,420        -      -
WORLD FINANCIAL                   10

# 57-SUITE SPEC                    3      40,696      1/98   12/07        -             26.50     1,078,444        -      -
MID RISE                          20

                             BREAK-
                             POINT                             PRO RATA    % OF RENT
       TENANT                (000'S)    RECOVERIES            SHARE BASE   SUBJ TO CPI
------------------           -------    ----------            ----------   -----------
# 41-SUITE 2902                -    90% GROSS UP POOL        %12,333,018
SYDNEY REINSURANCE                  REAL ESTATE TAXES        %13,180,668
                               -    90% GROSS UP POOL        %20.234,232
                                    REAL ESTATE TAXES        %12,524,335

# 42-SUITE 4702                -    90% GROSS UP POOL        %17,316,000
THE BANK OF FUKUOK                  REAL ESTATE TAXES        %12,422,463

# 43-SUITE 4704                -    90% GROSS UP POOL        %17,316,000
THE BANK OF FUKUOK                  REAL ESTATE TAXES        %12,422,463

# 44-SUITE 3604                -    90% GROSS UP POOL        %15,146,638
TOKIO RE CORP.                      REAL ESTATE TAXES        %19,091,324

# 45-SUITE 3605                -    90% GROSS UP POOL        %15,146,638
TOKIO RE CORP.                      REAL ESTATE TAXES        %19,091,324

# 46-SUITE 5100                -    90% GROSS UP POOL        %13,816,014
TUDOR INVESTMENT                    REAL ESTATE TAXES        %13,846,550

# 47-SUITE 5102                -    90% GROSS UP POOL        %13,816,014
TUDOR INVESTMENT                    REAL ESTATE TAXES        %13,846,550

# 48-SUITE 5201                -    90% GROSS UP POOL        %15,071,097
TUDOR INVESTMENT                    REAL ESTATE TAXES        %17,139,676

# 49-SUITE 5302                -    90% GROSS UP POOL        %14,137,779
ZURICH INSURANCE                    REAL ESTATE TAXES        %18,290,968
                               -    90% GROSS UP POOL        %24,179,492
                                    REAL ESTATE TAXES        %14,954,710

# 50-SUITE 2801                -    90% GROSS UP POOL        %14,137,779
ZURICH INSURANCE                    REAL ESTATE TAXES        %18,290,968
                               -    90% GROSS UP POOL        %24,179,492
                                    REAL ESTATE TAXES        %14,954,710

# 51-SUITE 30 - 32             -    REAL ESTATE TAXES        %12,852,166
ZURICH INSURANCE                    90% GROSS UP POOL        %15,534,149

# 52-SUITE 3106                -    90% GROSS UP POOL        %15,977,623
BANK OF INDONESIA                   REAL ESTATE TAXES        %12,578,422

# 53-SUITE 3601/08             -    REAL ESTATE TAXES        %12,422,463
HYPERION CAPITAL                    90% GROSS UP POOL        %17,316,000

# 54-SUITE 12 - 18             -    REAL ESTATE TAXES        %12,422,463
GRUMTAL & CO, INC                   90% GROSS UP POOL        %20,234,232




# 55-SUITE 4604                -    REAL ESTATE TAXES        %13,125,909
MARIA FIORINI-RAMI                  90% GROSS UP POOL        %15,534,149

# 56-SUITE 0601                -    REAL ESTATE TAXES        %13,125,909
WORLD FINANCIAL                     90% GROSS UP POOL        %15,534,149

# 57-SUITE SPEC                -    90% GROSS UP POOL        %20,234,232
MID RISE                            REAL ESTATE TAXES       %12,524,335

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

      The following pages provide a summary of the subject's tenants and their lease terms, as of the date of value.

Estimate of Market Rent - Office

      Our market information details the factors affecting any building; market rent levels, absorption, vacancy and new construction. The information points to stronger demand for space attributable to declining rent levels, but with high vacancies due to the overbuilding of the preceding decade. The subject is perceived to be a primary building at a primary location. However, until the competitively priced spaces are absorbed, it will be necessary for the subject to compete on the basis of price and concessions.

      In order to further support our market information, exhibited on the following page is a summary chart delineating recent Downtown leases.

      The comparable leases exhibit a range in average rental rates from a low of $20.94 per square foot to a high of $33.00 per square foot for office space. After adjusting these average "face" rates for free rent and the amortization of tenant improvement allowances, effective rent rates range from $12.01 to $21.60 per square foot. This range in rental rates reflects the immediate monies due and reflects other data including escalations as well as timing, floor sizes, location and commissions. We have also spoken to brokers active in this area in an effort to round out this information.

      Comparable Rental No. 1 is the 1997 lease of 17,600 square feet at 40 Wall Street. This 10 year lease was drawn for an initial base rent of $30.00 per square foot with step-ups in the fourth and seventh floors. This lease averages $33.00 per square foot over its 10 year term. Twelve months of free rent and a $40.00 tenant improvement allowance were conceded by the landlord, resulting in an average effective rent of $21.60 per square foot over the term of the lease. Although this building was constructed in 1931, it has been undergoing a major renovation. Therefore, a slight upward adjustment was made to reflect the superior age relative to the subject property. A slight upward adjustment was also made to reflect the term of this lease relative to those typical found within the subject property. After adjustment, an average effective rent of $23.76 per rentable square foot is indicated by this comparable.

================================================================================


                                      -53-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

===================================================================================================================
                                      COMPARABLE OFFICE RENTS & ADJUSTMENTS
-------------------------------------------------------------------------------------------------------------------
                                       RENTAL NO. 1              RENTAL NO.2                   RENTAL NO.3
                                       ------------              -----------                   -----------
LOCATION                             40 Wall Street            180 Water Street              125 Broad Street
                                                            (fomerly 130 John Street)
                                      New York                    New York                      New York

ANNUAL RENT/SF                   Years 1 thru 3 - $30.00     Years 1 thru 5 - $17.25      Years 1 thru 5 - $22.00
                                 Years 4 thru 6 - $32.00     Years 6 thru 10 - $20.50    Years 6 thru 10 - $28.00
                                Years 7 thru 10 - $36.00     Years 11 thru 15 - $22.50    Years 11 thru 15 - $31.00
                                   Average - $33.00          Years 16 thru 20 - $23.50    Years 16 thru 20 - $34.00
                                                              Average - $20.94             Average - $29.50

TERMS                                 10 years                     20 years                    20 years
                                    TI's - $4O.O0/sf             TI's - $25.O0/sf            TI's - $5O.O0/sf
                                 Free Rent - 12 months        Free Rent - 1 month        Free Rent - 20 months
                                  Direct pass-through         Direct pass-through         Direct pass-through

FLOOR LOCATION                       High-Rise                                                Mid-Rise

DATE OF LEASE                          May-97                      May-97                      May-97

SIZE (SF)                              17,600                     467,000                     67,568

BUILDING LOCATION                    Similiar                    Inferior                    Inferior

YEAR CONSTRUCTED                       1931                        1970                        1970
CONDITION                              Good                        Good                        Good
QUALITY                              Similiar                    Inferior                    Inferior

AVERAGE EFFECTIVE RENT/SF             $21.80                      $17.83                       $18.73

ADJUSTMENTS

 Time                                   0.0%                        0.0%                         0.0%

 Time Adjusted Unit Price             $21.80                      $17.83                       $18.73

 Size                                   0.0%                        0.0%                         0.0%
 Building Location                      0.0%                       10.0%                         5.0%
 Floor Location                         0.0%                        0.0%                         0.0%
 Age/Condition                          5.0%                       10.0%                         5.0%
 Quality                                0.0%                        5.0%                         5.0%
 Term                                   5.0%                       -5.0%                        -5.0%
                                  ---------------------------------------------------------------------------------
 TOTAL ADJUSTMENT                      10.0%                       20.0%                        10.0%

 ADJUSTED RENT/SF                     $22.76                      $21.40                       $20.60

                                     RENTAL NO.4                   RENTAL NO. 5               RENTAL NO.6
                                     -----------                   ------------               -----------
LOCATION                          22 Cortlandt Street         One Chase Manhattan Plaza     180 Maiden Lane

                                       New York                      New York                    New York

ANNUAL RENT/SF                   Years 1 thru 5 - $22.00       Years 1 thru 5 - $28.00     Years 1 thru 5 - $25.00
                                Years 6 thru 10 - $24.00      Years 6 thru 10 - $32.00    Years 6 thru 10 - $27.00
                                   Average - $23.00           Years 11 thru 15 - $36.00   Years 11 thru 15 - $29.00
                                                                   Average - $32.00           Average - $27.00


TERMS                                 10 years                        15 years                l5 years
                                    TI's - $4O.O0/sf               TI's - $6O.O0/sf         TI's - $25.O0/sf
                                 Free Rent - 15 months         Free Rent - 18 months     Free Rent - 18 months
                                   Direct pass-through           Direct pass-through       Direct pass-through

FLOOR LOCATION

DATE OF LEASE                         1996                       1996                       1996

SIZE (SF)                            33,000                    163,000                     145,000

BUILDING LOCATION                    Similiar                  Inferior                   Inferior

YEAR CONSTRUCTED                      1971                       1960                        1984
CONDITION                          Average - good              Similiar                   Very Good
QUALITY                              Inferior                  Similiar                   Similiar

AVERAGE EFFECTIVE RENT/SF            $12.01                    $18.59                     $18.78

ADJUSTMENTS

 Time                                 10.0%                     10.0%                      10.0%

 Time Adjusted Unit Price            $13.21                    $20.45                     $20.66

 Size                                  0.0%                      0.0%                       0.0%
 Building Location                     0.0%                      0.0%                       5.0%
 Floor Location                        0.0%                      0.0%                       0.0%
 Age/Condition                        10.0%                      0.0%                       0.0%
 Quality                              10.0%                      0.0%                       0.0%
 Term                                  5.0%                      0.0%                       0.0%
                                     ------------------------------------------------------------------------------
 TOTAL ADJUSTMENT                     25.0%                      0.0%                       5.0%

 ADJUSTED RENT/SF                    $16.51                    $20.45                     $21.69
===================================================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

      Comparable Rental No. 2 is the 1997 lease of 467,000 square feet at 180 Water Street by the City of New York. This 20 year lease was drawn at an initial base rent of $17.25 per square foot, with step-ups every 5 years. This lease averages $20.94 over its term. The landlord granted one month of free rent and a tenant improvement allowance equal to $25.00 per square foot, resulting in an average effective rent of $17.83 per rentable square foot. Upward adjustments were made to reflect the inferior location of this building, its inferior condition relative to the subject, and its inferior quality of construction relative to the subject property. A downward adjustment has been made to reflect the longer term relative to those typically found within the subject. After adjustment, an average effective rent of $21.40 per rentable square foot is indicated by this comparable.

      Comparable Rental No. 3 is the 1997 lease of 67,568 square feet at 125 Broad Street (also known as 2 New York Plaza), at the tip of Manhattan. This 20 year lease was drawn for an initial base rent of $25.00 per square foot, with step-ups every five years with an average rent of $29.50 per square foot over the 20 year term. Twenty months of free rent and a $50.00 per square foot tenant improvement allowance were conceded by the landlord, resulting in an average effective rent of $18.73 per square foot. Upward adjustments were made to reflect the slightly inferior location of this property, its slightly inferior condition, and its slightly inferior quality of construction. A downward adjustment was made to reflect a longer term of this lease relative to those typically found within the subject. After adjustment, an average effective rent of $20.60 per rentable square foot is indicated by this comparable.

      Comparable Rental No. 4 is the 1996 lease of 33,000 square feet of space at 22 Cortlandt Street, across the street from the subject property. This 10 year lease was drawn for an initial base rent of $22.00 per square foot with a step-up in its 6th year. This lease averages $23.00 per square foot over its 10 year term and includes 15 months of free rent and a $40.00 per square foot tenant improvement allowance granted by the landlord. The resulting average effective rent is $12.01 per rentable square foot. Upward adjustments were made to reflect the inferior condition of this property relative to the subject, its inferior quality of construction, and its shorter term relative to those typically found within the subject. After adjustment, the average effective rent of $16.51 per rentable square foot is indicated by this comparable.

      Comparable Rental No. 5 is the 1996 lease of 163,000 square feet at One Chase Manhattan Plaza, two blocks to the east of the subject. This 15 year lease was drawn for an initial base rent of $28.00 per square foot with step-ups in the 6th and 11th years. The average base rent for this lease is $32.00 per square foot, however, the landlord granted 18 months of free rent and a tenant improvement allowance equal to $60.00 per square foot. The resulting average effective rent was $18.59 per square foot. The only adjustment considered to be necessary was an upward adjustment to reflect the positive change in economic conditions since this lease was executed. The resulting average effective rent indicated by this comparable is $20.45 per square foot.

================================================================================


                                      -55-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

      Comparable Rental No. 6 is the 1996 lease of 145,000 square feet by the law firm of Stroock, Stroock and Lavan at 180 Maiden Lane. This 15 year lease was drawn for an initial base rent of $25.00 per square foot, with steps in the 6th and 11th years. This lease averages $27.00 per square foot over its term with landlord concessions of 18 months of free rent and a tenant improvement allowance equal to $25.00 per square foot. The resulting average effective rent was equal to $18.78 per square foot. Upward adjustments were made to reflect the positive change in economic conditions since this lease was executed, and for the slightly inferior location of this property relative to the subject. After adjustment, an average effective rent of $21.69 per rentable square foot is indicated.

      After adjustment the average effective rents indicated by the comparables range from a low of $16.51 to a high of $23.76 per square foot.

Free Rent

      As mentioned previously, free rent has been an element in many of the recent leases in the building. Tenants typically do not pay rent during the period when their space is being prepared for occupancy which generally ranges from 3 to 4 months. In addition, the current soft office market conditions have placed pressure on landlords to provide additional free rent or "real free rent" to prospective tenants. Based upon the most recent leases signed in the market, we have assumed that 18 months of free rent will be granted to tenants signing 15 year leases, and 6 months will be granted to tenants signing leases that are 5 years in duration. As the market strengthens, however, we feel that these concessions will decline to 15 months by 1999 (for 15 year leases). The following schedule summarizes our free rent forecast.

        =====================================================================
             Year       Free Rent-15 Yr. Leases      Free Rent-5 Yr. Leases
        ---------------------------------------------------------------------
             1998              18 months                    6 months
           1999 and            15 months                    3 months
          Thereafter
        =====================================================================

Tenant Improvement Allowance

      Some of the leases previously exhibited contain stipulated workletters, provided by the landlord. Landlord work ranging from $26 per square foot to $60 per square foot is common in the current market. We have assumed that the landlord would incur an average $40 per square foot charge to refurbish space for new tenants and one-half of that amount for renewing tenants. Here too, we expect some scaling back as the market strengthens. Due to the burden of the initial cash outlay, we expect this concession to be reduced to $35 per square foot for new tenants and $15.00 per square foot for renewals by 2001. The following schedule summarizes our conclusions:

            Year                        Allowance
        1998 and 1999                   $40.00/SF
         Thereafter                     $35.00/SF

================================================================================


                                      -56-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Conclusion of Market Rent - Office

      Based upon the above, it is our opinion that the average effective rent most applicable to the subject is $21 per square foot. Our examination of the comparable leases and discussions with brokers acquainted with the subject, have led us to conclude that the appropriate improvement allowance is $40 per square foot and that 18 months of free rent should be granted for a 15 year lease and six months for a five year lease. When our previously concluded average effective rent of $21 per square foot is readjusted to reflect these concessions, an average face rate of $29.00+/- per square foot is indicated. Our review of the leases presented earlier indicates that the typical 15 year lease will include a step-up at the beginning of years 6 and 11. In the instance of the subject, we have assumed that a 10 percent step-up is applicable.

      Based upon the considerations discussed above, we have projected that new office leases concluded in the subject as of the date of valuation would be written as follows:

Term:                                              Partial Floor -  5 years
                                                   Full Floor    - 15 years

      Average Base Market Rent:                            $29.00/SF

  ========================================================================
                         Low-         Mid-         High-
        Floors           Rise         Rise         Rise        Average
  ------------------------------------------------------------------------
       Years 1-5        $24.50       $26.50       $28.50       $26.50
  ------------------------------------------------------------------------
      Years 6-10        $27.00       $29.00       $31.00       $29.00
  ------------------------------------------------------------------------
      Years 11-15       $29.50       $31.50       $33.50       $31.50
  ------------------------------------------------------------------------
        Average         $27.00       $29.00       $31.00       $29.00
  ========================================================================

    Additional Rent:          Pro rata share of increases in real estate taxes
                              and operating expenses.

    Options:                  None

    Rent Concessions:         6 months free rent for 5 year leases (partial
                              floor) 18 months free rent for 15 year leases
                              (full floor)

    Tenant Alterations:       We have assumed that new tenants will receive an
                              improvement allowance equal to $45 per square foot.

Estimate of Market Rent-Retail

      Presented on the following page is a chart detailing four comparable retail rents in the downtown area. Prior to adjustment, the leases have initial rents per square foot ranging from $40.00 to $65.00 per square foot. This range reflects the immediate monies due and other data including escalations, as well as timing, floor sizes, location and commissions.

================================================================================


                                      -57-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

      Retail Rental No. 1 is the April, 1995 lease of 15,000 square feet at 52 Broadway. This 8 year lease was drawn at an initial base rent of $50.00 per square foot. Relative to the subject, an upward adjustment was made to reflect the larger size of this space relative to that available at the subject property. Downward adjustments were made to reflect its superior location on Broadway, which enjoys a higher flow of pedestrian traffic, and for its superior age and condition. After adjustment, an initial base rent of $40.00 per square foot is indicated by this lease.

      Retail Rental No. 2 is the April, 1995 lease of 4,200 square feet of space at 335 Broadway for $65.00 per square foot. This space is located in close proximity to 26 Federal Plaza, the federal office building and the new government office and courthouse complex located at 290 Broadway. Therefore, a downward adjustment has been made to reflect the superior location of this retail space. An upward adjustment has been made to reflect the prewar nature of this building. After adjustment, an initial base rent of $58.50 per square foot is indicated.

      Retail Rental No. 3 is the November, 1994 lease of 1,700 square feet of space at 175 Water Street, an initial base rent of $40.00 per square foot. A slight downward adjustment has been made to reflect the deterioration of the market since the date of this lease. The only other adjustment required was a downward adjustment to reflect the newer condition of this space relative to the subject. After adjustment, a unit rent of $34.20 per square foot is indicated by this lease.

      Retail Rental No. 4 is the March, 1994 lease of 1,923 square feet at 55 Broadway at an initial base rent of $40.00 per square foot. A slight downward adjustment has again been made to reflect the deterioration of the market since this lease was signed. Downward adjustments were also made to reflect the superior Broadway location of this space and the superior age and condition of this property. After adjustment, an initial unit rent of $26.60 per square foot is indicated.

      After adjustment, the indicated initial unit rents range from a low of $26.60 to a high of $58.50 per square foot. Therefore, it is our conclusion that the retail market rent most applicable to the subject property ranges from $50.00 to $75.00 per square foot.

================================================================================


                                      -58-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

===============================================================================================================================
                                                  COMPARABLE RETAIL RENTS & ADJUSTMENTS
-------------------------------------------------------------------------------------------------------------------------------
                                   RENTAL NO. 1                        RENTAL NO. 2                       RENTAL NO. 3
                                   ------------                        ------------                       ------------
LOCATION                           52 Broadway                         335 Broadway                      175 Water Street

                                    New York                            New York                           New York

ANNUAL RENT/SF                       $50.00                              $65.00                              $40.00
                                    (Initial)                           (Initial)                     3% increase every year

TERMS                                 8 years                            10 years                           10 years
                                Pro-rata share of taxes            Pro-rata share of taxes           Pro-rata share of taxes
                                   over base year                     over base year                      over base year

DATE OF LEASE                          April-95                            April-95                         November-94

SIZE (SF)                               15,000                              4,200                              1,700

BUILDING LOCATION                      Similar                            Inferior                           Similar

YEAR CONSTRUCTED                        1987                                1981                               1984
CONDITION                             Very Good                            Inferior                         Very Good
QUALITY                                Similar                             Similar                           Similar

ADJUSTMENTS
    Time                                 0.0%                                0.0%                             -5.0%
    Time Adjusted Unit Price           $50.00                              $65.00                            $38.00
    Size                                10.0%                                0.0%                              0.0%
    Building Location                  -20.0%                              -20.0%                              0.0%
    Age/Condition                      -10.0%                               10.0%                            -10.0%
    Quality                              0.0%                                0.0%                              0.0%
                                    -------------------------------------------------------------------------------------------
TOTAL ADJUSTMENT                        -20.0%                             -10.0%                            -10.0%

ADJUSTED RENT/SF                        $40.00                             $58.50                            $34.20

                                     RENTAL NO. 6
                                     ------------
LOCATION                              55 Broadway

                                       New York

ANNUAL RENT/SF                           $40.00
                                        (Initial)

TERMS                                  15 years
                                  Pro-rata share of taxes
                                     over base year

DATE OF LEASE                           March-94

SIZE (SF)                                1,923

BUILDING LOCATION                       Inferior

YEAR CONSTRUCTED                         1984
CONDITION                              Very Good
QUALITY                                 Similar

ADJUSTMENTS
    Time                                 -5.0%
    Time Adjusted Unit Price            $38.00
    Size                                  0.0%
    Building Location                   -20.0%
    Age/Condition                       -10.0%
    Quality                               0.0%
                            ------------------------------------
TOTAL ADJUSTMENT                        -30.0%

ADJUSTED RENT/SF                        $26.60
================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Expense Recoveries

      There are two forms of expense recapture forecasted for leases in the subject building as derived from our typical lease assumption: recapture of the increase in real estate taxes and off operating expenses over a base year. The subject's existing tenants pay for electric service based on sub-metering.

      All tenants will reimburse the landlord for any increases in real estate taxes and operating expenses on a pro rata share formula. This formula may be highlighted as follows:

                     Billing Year Real Estate Taxes
                     Less:  Base Year Real Estate Taxes

                     Equals:  Increase in Real Estate Taxes
                     Multiplied by:  Tenant's Proportionate Share of Building

                     Equals:  Real Estate Tax Escalation for Billing Year

      Operating expense reimbursements are calculated in a fashion similar to that used for the calculation of tax reimbursements for tenants with a direct pass-through clause. Typically, the base year in which calculations are derived is the year in which the tenant occupies the space and the lease commences. The defined building area is usually the rentable area, but there may be some differences between a tenant's pro-rata share and the percentage designated in the lease. All new leases are projected to include a direct pass-through clause rather than the porters wage clause, which may be found in some of the existing leases.

      The porter's wage clause is an aggressive method of reimbursement, and is not considered acceptable in the current soft market. The porter's wage method of reimbursement is calculated as follows:

                     Billing Year Wage Rate
                     Less:  Base Year Wage Rate

                     Equals:  Increase in Wage Rate
                     Multiplied by:  Tenant's Pro-rata Square Footage

                     Equals:  Escalation Computed
                     Multiplied by:  1.0 or 1.5 plus fringes

                     Equals:  Porter's Wage Escalation

Sale and Sundry

      In addition to base rental income and expense recoveries, the landlord is capable of generating income from the sale of miscellaneous services performed on behalf of a tenant. These sales and services include overtime electric and air conditioning, maintenance and repairs within the tenant's space, as well as a variety of smaller items. A history of this income of the subject may be summarized as follows:

================================================================================


                                      -60-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

                 Year                Miscellaneous
              ====================================
                 1992                $2,042,168
                 1993                $2,565,213
                 1994                $1,894,386
                 1995                $2,116,253
                 1996                $1,036,515
                 Sept. 1997          $1,548,150
              ====================================

      Based upon the above, we have projected Sale and Sundry Income to be $2,100,000 in 1998, growing 3 percent per annum thereafter.

Absorption

      As noted earlier in this report, the subject contains 13,720 square feet of above grade office space that is currently vacant, less than 1 percent of its total. Given its level of occupancy, absorption of any vacant space does not appear to be a concern for the subject.

Vacancy

      Any assumption of vacancy in the building must account for the following factors: the length of the leases in force; current economic and market conditions; historical trends; and the characteristics inherent to the building itself. The location of the subject has historically been very desirable for office tenancies. The writers have assumed that direct leases in the subject will be drawn for a period of 5 to 10 years. These assumptions are based on the leases in the subject as well as current offering information. These assumptions attempt to recognize the differences in product, the nature of the tenancies and the attractiveness of a fixed rental rate which would make tenants reluctant to vacate.

      In analyzing the subject, an allowance for potential vacancy and credit loss would clearly be provided by a prudent investor. As real estate is basically a long term investment, there always exists the possibility of occasional rent loss such as the period between the day one tenant vacates the premises and the day the incoming tenant begins to pay rent. Downtime and turnover vacancy is reflected in the "Minimum Rent - All Tenants" line in our Cash Flow analysis on page 90. Please note that we have assumed an initial weighted average of 8 months vacancy attributable to downtime and vacancy in turnover. Assuming leases within the subject to average ten years in duration, this equals a vacancy of 6.7 percent (8 months/120 months). When added to our
5.0 percent global vacancy and credit loss, total vacancy and credit loss equal
11.7 percent. Given the long term prospects for Class A space in the World Trade District, this total level of vacancy appears to be reasonable.

      The market studies, exhibited previously, yielded a current vacancy rate for Class A office buildings in the World Trade District area of 10.2 percent with an average asking rental for this space of $31.86 per square foot in the subject's district as of the third quarter of 1997. Class B figures for this same period indicated an average vacancy rate of 31.2 percent and an average asking rent of $25.50 per square foot.


                                      -61-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

          It should be noted that space which is presently listed as vacant in occupied buildings may not actually be so. Tenant indications to landlords of their desire to leave or not renew will automatically place their space in a listing as available.

Property Expenses

          As property expenses are a serious offset to any income, an accurate estimate of what operating expenses will be for a building of this type is crucially important to the cash flow. The subject property consists of a 27 year old building whose size is typical of those found in the marketplace.

          We have exhibited on the following page a comparison of several buildings in New York for which operating expenses were available. We project operating costs to vary in several categories as operating efficiencies are different from building to building. All of the expense comparables require an upward adjustment to reflect what will be stabilized calendar year 1998 estimates for the subject. As certain expenses are more sensitive to occupancy levels (heat, cleaning, electric), the full impact of those expenses will be considered in the adjustments made in order to arrive at a value for the subject "as is". It should also be noted that there are significant differences in the various categories from one building to another. As a check on the expenses indicated by the comparables, we have also consulted the Building Owners and Managers Association Experience Exchange Report and Cushman & Wakefield's Management Services Division in order to ascertain the reasonableness of our expense estimates in the absence of an owner's statement for the subject.

================================================================================


                                      -62-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

=========================================================================================================
                                    HISTORICAL OPERATING INCOME & EXPENSES
=========================================================================================================
   CATEGORY                         CY 1998 ACTUAL            CY 1996 ACTUAL       Thru 9/30/97 ACTUAL
                                      $        $/SF             $        $/SF           $         $/SF
--------------------------------------------------------------------------------------------------------
INCOME
    Base Rent                    $62,651,806    $30.10    $64,143,862    $30.82    $48,212,517    $23.17
    Electric                     $ 3,468,133    $ 1.67    $ 3,167,217    $ 1.52    $ 2,397,671    $ 1.15
    Escalations                  $ 1,912,924    $ 0.92    $ 1,590,651    $ 0.76    $ 1,692,404    $ 0.81
    Sales and Sundry             $ 2,116,252    $ 1.02    $ 1,036,515    $ 0.50    $ 1,548,150    $ 0.74
    Tenant Loan Repayment        $    18,327    $ 0.01    $     5,128    $ 0.00    $         0    $ 0.00
    Interest Income              $   270,728    $ 0.13    $   382,622    $ 0.18    $   315,514    $ 0.15
    Other Income                 $ 7,271,680    $ 3.49    $ 1,372,293    $ 0.66    $15,191,250    $ 7.30

TOTAL RENTAL INCOME              $77,709,850    $37.34    $71,698,288    $34.45    $69,357,506    $33.33

EXPENSES

    Payroll                      $ 3,193,259    $ 1.53    $ 3,326,070    $ 1.60    $ 2,558,964    $ 1.23
    Cleaning & Other Contract
    Services                     $ 3,423,703    $ 1.65    $ 3,022,670    $ 1.45    $ 2,522,941    $ 1.21
    Repairs & Maintenance        $ 2,197,879    $ 1.06    $ 2,590,591    $ 1.24    $ 2,631,786    $ 1.26
    Rubbish                      $   293,737    $ 0.14    $   157,480    $ 0.08    $    29,176    $ 0.01
    Gas and Steam                $ 1,445,512    $ 0.69    $ 1,757,948    $ 0.84    $ 1,227,093    $ 0.59
    Electricity                  $ 5,909,120    $ 2.84    $ 6,014,054    $ 2.89    $ 4,321,881    $ 2.08
    Water                        $   230,782    $ 0.11    $    23,717    $ 0.01    $   279,836    $ 0.13
    Miscellaneous                $   116,653    $ 0.06    $   102,091    $ 0.05    $    74,602    $ 0.04
    Professional Fees            $   230,962    $ 0.11    $   131,305    $ 0.06    $   250,762    $ 0.12
    Insurance                    $   425,968    $ 0.20    $   408,582    $ 0.20    $   499,090    $ 0.24
    Renting Expense              $     3,125    $ 0.00    $     6,667    $ 0.00    $    16,838    $ 0.01
    Management                   $ 1,172,789    $ 0.56    $ 1,477,224    $ 0.71    $ 1,304,343    $ 0.63

    Total Operating Expenses     $18,643,489    $ 8.96    $19,018,399    $ 9.14    $15,717,312    $ 7.55

    Real Estate Taxes            $13,684,059    $ 6.57    $12,895,120    $ 6.20    $12,829,291    $ 6.16
    Other Taxes                  $         0    $ 0.00    $         0    $ 0.00    $         0    $ 0.00

  Total Fixed Expenses           $13,684,059    $ 6.57    $12,895,120    $ 6.20    $12,829,291    $ 6.16

TOTAL EXPENSES                   $32,327,548    $15.53    $31,913,519    $15.33    $28,546,603    $13.72

NET OPERATING INCOME             $45,382,302    $21.81    $39,784,769    $19.12    $40,810,903    $19.61

=========================================================================================
     CATEGORY                     1997 ANNUALIZED             CY 1998 FORECAST
                                     $         $/SF              $          $/SF
-----------------------------------------------------------------------------------------
INCOME
    Base Rent                    $64,283,356    $30.89    $67,660,032    $   32.51
    Electric                     $ 3,196,895    $ 1.54    $ 3,182,700    $    1.53
    Escalations                  $ 2,256,539    $ 1.08    $ 5,006,975    $    2.41
    Sales and Sundry             $ 2,064,200    $ 0.99    $ 2,100,000    $    1.01
    Tenant Loan Repayment        $         0    $ 0.00    $         0    $    0.00
    Interest Income              $   420,685    $ 0.20    $         0    $    0.00
    Other Income                 $20,255,000    $ 9.73    $    46,461    $    0.02

TOTAL RENTAL INCOME              $92,476,675    $44.43    $77,996,168    $   37.48

EXPENSES

    Payroll                      $ 3,411,952    $ 1.64    $ 3,750,000    $    1.80
    Cleaning & Other Contract
    Services                     $ 3,363,921    $ 1.62    $ 3,850,000    $    1.85
    Repairs & Maintenance        $ 3,509,048    $ 1.69    $ 2,450,000    $    1.18
    Rubbish                      $    38,901    $ 0.02    $    50,000    $    0.02
    Gas and Steam                $ 1,636,124    $ 0.79    $ 1,725,000    $    0.83
    Electricity                  $ 5,762,508    $ 2.77    $ 6,000,000    $    2.88
    Water                        $   373,115    $ 0.18    $   240,000    $    0.12
    Miscellaneous                $    99,469    $ 0.05    $   125,000    $    0.06
    Professional Fees            $   334,349    $ 0.16    $   250,000    $    0.12
    Insurance                    $   665,453    $ 0.32    $   400,000    $    0.19
    Renting Expense              $    22,451    $ 0.01    $     4,500    $    0.00
    Management                   $ 1,739,124    $ 0.84    $   730,678    $    0.35

    Total Operating Expenses     $20,956,416    $10.07    $19,575,178    $    9.41

    Real Estate Taxes            $12,829,291    $ 6.16    $12,524,336    $    6.02
    Other Taxes                  $         0    $ 0.00    $   190,962    $    0.09

  Total Fixed Expenses           $12,829,291    $ 6.16    $12,715,298    $    6.11

TOTAL EXPENSES                   $33,785,707    $16.23    $32,290,476    $   15.52

NET OPERATING INCOME             $58,690,968    $28.20    $45,705,692    $   21.96
=========================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

      Operating expenses for the purposes of this report are defined as the dollar amounts per square foot necessary to operate the building. These expenses exclude those monies which are paid for real estate taxes, tenant commissions and tenant improvements or alterations. The comparison of real estate taxes may be misleading as they are a function of location, the last date of sale, where applicable, and individual tax situations. Tenant installations and commissions are a function of the tenant rent roll and the contractual agreements with tenants and brokers, each landlord having specific agreements. Therefore, in comparing operating expenses, these highly subjective expenses must be eliminated.

      The following expense estimates are for calendar year 1996, in order to facilitate comparison with the subject's historical operations. Our cash flow projection will be on a calendar year basis.

Real Estate Taxes

      The subject's real estate tax burden has been discussed earlier. Its 1997/98 taxes are $12,422,463, or $5.97 per rentable square foot. The subject's tenants benefit from the Lower Manhattan Revitalization Plan's tax abatement program. This program does not affect the net income and case flow generated by the subject as the tenant reimbursements (income) are offset by a corresponding reimbursement to the landlord from the City (expenses).

      In addition to its real estate tax liability, the subject falls within the boundaries of the Downtown Lower Manhattan Business Improvement District. The total amount due for 1998 is $190,962, or $0.09 per rentable square foot.

Insurance

      We have projected that insurance will be approximately $400,000, or $0.19 per rentable square foot of building area. Our analysis of the expenses of comparable buildings, a review of the BOMA indices, and a conversation with C&W building personnel indicated that such an expense was in line with typical insurance expenses for a building of this type. This reflects the standard structural and liability coverage, and appears reasonable when compared to the comparables.

Payroll

      The cost of the building personnel, including fringe benefits (workmen's compensation; hospitalization; union dues, pension and annuity fund; and social security) was estimated to be $3,750,000 per annum, or $1.80 per rentable square foot in the first year of our projection.

Repairs and Maintenance

      This category includes such items as general upkeep, rubbish removal, elevator maintenance, plumbing and electrical repairs, supplies, structural, and roof repairs. Based on current projections, we have stabilized this expense at $2,500,000 annually, or $1.20 per square foot. While slightly lower than the historical costs with which we have been presented, it is in line with our comparables.

================================================================================


                                      -64-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Cleaning and Cleaning Supplies

      This category includes the cost of providing cleaning, cleaning supplies and janitorial service. Our review of the subject's history led us to conclude that these expenses conformed with market level costs. Based on current parameters, this expense will be $3,850,000 in the first year of our projection, or $1.85 per rentable square foot.

Electric

      This expense item covers the cost of electric for the tenant spaces, hallways and lobbies, as the subject is master metered. For 1998, we have estimated this expense at $6,000,000, or $2.88 per rentable square foot.

Utilities

      This item covers water and sewer charges from the City as well as the cost of purchasing high pressure steam from Con Ed to heat the building. Based on the subject's history and our analysis of the comparables, we have estimated this expense at $1,965,000 or $0.94 per rentable square foot in the first year of our analysis.

Renting Expenses

      This covers those expenses associated with the leasing of the property that are not covered or included in leasing commission. These expenses were estimated to be $4,500 or $0.01 per square foot.

Management Fee and Other Administrative Expenses

      Typical fees for managing a property such as this range from 1.0 to 3.0 percent. As management and leasing agencies are frequently linked, real estate firms frequently bid quite competitively for the management contract. Therefore, we are of the opinion that 1.0 percent is an appropriate fee for management and administration, or $730,585 in year 1.

Miscellaneous

      It is prudent to include a sum for miscellaneous expenses. This will cover any expenses out of the ordinary that management may incur. We project $0.06 per square foot or $125,000 to be reasonable.

Professional Fees

      This cost covers legal and accounting fees, and has been estimated at $250,000 or $0.12 per rentable square foot.

Capital Additions (Reserves for Replacement)

      It is customary and prudent to deduct an annual sum from effective gross revenues to establish a reserve for replacing short-lived items in the building. A reserve equal to $0.20 per square foot, or $424,791 in year 1, is considered to be a reasonable amount to cover the cost of replacing the roof and mechanical systems.

================================================================================


                                      -65-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

      The subject property's calendar year 1998 operating expenses are projected to be $9.08 per square foot, excluding taxes, BID dues and reserves. In light of other expenses for competing office buildings in the area, it is a level considered to be quite reasonable. The total per square foot operating expense is slightly above the operating expenses of other properties. However, the writers feel that this is reasonable as the subject's expenses include common area and tenant electric.

Leasing Commissions

      Tenant commissions, for the purpose of projection, are assumed to be the average present rates currently in force for various New York leasing brokers. Commissions are expended in the year in which they occur and are calculated using the following standard commission rates:

                       ================================
                           Year   New Lease   Renewal
                        -------------------------------
                             1       5.00%      2.50%
                             2       4.00       2.00
                             3       3.50       1.75
                             4       3.50       1.75
                             5       3.50       1.75
                             6       2.50       1.25
                             7       2.50       1.25
                             8       2.50       1.25
                             9       2.50       1.25
                            10       2.50       1.25
                       ================================

      The writers have endeavored to keep the assumptions to a minimum, the thought being that minimizing the number of assumptive or speculative variables would reduce the possible number of potential errors. An overview of the assumptions employed in our analysis is as follows:

I.  Projection Period               11 year period, commencing January 1, 1998.

II. Growth Rates
    A.  Market Rental Rates         Year                    Growth Rate
        Rates                       ----                    -----------

                                    1998-2001               5% per annum
                                    Thereafter              3%

                                    This projected rent growth averages 3.49 percent over the 10 years of the holding period.

    B. Operating Expenses           3.0 percent per annum

    C. Real Estate Taxes            3.0 percent per annum, in order to reflect
                                    an average effective tax rate (taxes divided simple value) of 4.5+/-percent, in accordance with City targets for Class 4 properties.

================================================================================


                                      -66-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

D. CPI                              3.0 percent per annum

III. Market Rents                   1998 Gross Rent/SF

     Office Space                   5 year leases
                                           Low-Rise      - $27.00/SF
                                           Mid-Rise      - $29.00/SF
                                           High-Rise     - $31.00/SF

    =================================================================
        Floors        Low-Rise    Mid-Rise    High-Rise   Average
    -----------------------------------------------------------------
       Years 1-5       $24.50      $26.50      $28.50      $26.50
    -----------------------------------------------------------------
      Years 6-10       $27.00      $29.00      $31.00      $29.00
    -----------------------------------------------------------------
      Years 11-15      $29.50      $31.50      $33.50      $31.50
    -----------------------------------------------------------------
        Average        $27.00      $29.00      $31.00      $29.00
    =================================================================

IV. Revenues

     A. Rental Income               Based upon actual leases

     B. Tenant Electric             Submetered

     C. Escalation Income           Tenants responsible for increase in real
                                    estate taxes and operating expenses over a base year based on direct pass-through.

     D. Vacancy/Credit Loss

                                    Year               Vacancy Between Leases

                                    1998                 12 months
                                    1999                  9 months
                                    Thereafter            8 months
                                    Plus 5.0 percent global credit loss

V. Expenses
   A. Operating Expenses
   1. Building Operating
      Expenses Based upon typical expenses incurred as a primary, multi-tenant office building.

   1998 Expenses                    Per Square Foot
   -------------                    ---------------

    $18,894,500                     $9.08

   (1) Based upon total net rentable area of 2,081,231+/- square feet, above grade.

    B. Real Estate Taxes            Estimated real estate taxes for CY 1998 are
                                    $12,524,336 or $6.02 per rentable square foot.

================================================================================


                                      -67-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

      C. Business Improvements
         District Dues              Business improvement district dues for
                                    1996/97 are $190,962, or $0.09 per rentable
                                    square foot.

VI.   Rollovers and Renewals
      A. Tenant Mix Upon
         Lease Expiration           Assuming that 50 percent of the space renews
                                    and 50 percent vacates.

      B. Office Space: Characteristics of New Leases

           1. Lease Term            5 to 15 years

                                                         Vacancy Between
           2. Vacant Period         Year                 Leases
                                    ----                 ------
                                    1999                 12 months
                                    1999                  9 months
                                    Thereafter            8 months

           3. Free Rent             6 months for 5 year leases
                                    18 months for 15 year leases, declining to 15 months in 1997.

           4. Base Rent             Base rent is assumed to be market rent in
                                    the year of rollover.

           5. Type of Escalation    Pass-through of pro rata share of increases
                                    in real estate taxes and operating expenses;
                                    reimbursement for electric costs on a
                                    sub-meter basis.

           6. Leasing
              Commissions
             i.  New Leases         24.38 percent of first year's rent for a 5
                                    year lease payable in the year incurred; 40 percent for a 10 year lease (assumes that a commission and one-quarter will be paid for outside broker participation in securing tenants).

             ii. Renewals           One-half of the above described commission.

           7. Tenant Alteration
             i.  New Leases         Estimated 1998 and 1990 cost of $40 per
                                    square foot.

             ii. Renewals           One-half the cost of a new installation

================================================================================


                                      -68-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

VII. Reversion

      At the end of the 10th year, a sale is assumed to occur based upon a capitalization of the following year's net operating income. The basis for the use of this method is the definition of value, which may be viewed as the present worth of the rights to future benefits. Three percent sales costs have been deducted.

VIII. Discounted Present Value

      The calculation of the discounted present worth of the cash flows will be based upon the selection of appropriate yield and capitalization rates to be applied to the subject property's cash flow. These will be discussed in the appropriate section.

      The general underlying theory that serves as support for these cash flows assumes that the owners are astute, prudent financial managers who will operate the building in order to maximize the returns on the property. This theory assumes competent management and that all necessary steps are taken in order to insure the maximization of the cash flows from the building and the sensible upkeep of all the improvements.

      Exhibited on following page is the cash flow analysis which will form the basis for our conclusions of the market value of the fee simple interest, as encumbered by the existing and projected leases, via the discounted cash flow analysis.

      It has been determined that the property can reasonably be expected to operate at a level capable of generating adequate revenues above expenses. The opportunity for appreciation through increasing rates of return coincides with the property's ability to keep pace with market conditions. This situation is influenced by the nature of the existing and projected tenancy, and the associated contractual arrangements.

================================================================================


                                      -69-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                         One Liberty Plaza
                                                          Cash Flow Report

----------------------------------                                                 -------------------------------------------------
Building Size (SF)      2.061.231                                                  Reconciled Value                    $430,000,000
Cost of Sales                 2.0%                                                 Value per SF                             $206.61
Holding Period (Years)         10                                                  Residual as % of Reconciled Value           43.1%
----------------------------------                                                 -------------------------------------------------

                             1998            1999            2000            2001            2002            2003           2004
BASE RENT                 67,660,032      76,287,072      76,480,656      77,146,880      76,943,328      78,099,312     80,412,240
  Free Rent               (1,363,223)       (130,182)       (566,927)       (591,787)       (244,983)        (79,456)    (2,455,952)
  Expense Recoveries       5,006,975       5,576,062       6,142,263       6,935,311       7,794,788       8,764,656      9,077,059
                         -----------------------------------------------------------------------------------------------------------
GROSS INCOME              71,303,784      81,732,952      82,055,992      83,490,404      84,493,133      86,784,512     87,033,347
  Credit/Vacancy Loss     (3,565,190)     (4,086,648)     (4,102,796)     (4,174,511)     (4,224,656)     (4,339,224)    (4,351,665)
  Miscellaneous Incomes    5,329,161       5,488,489       5,652,556       5,821,567       5,995,648       6,174,950      6,359,632
                         -----------------------------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME    73,067,755      83,134,773      83,605,752      85,137,460      86,264,125      88,620,238     89,041,314

EXPENSES
  Real Estate Taxes       12,524,338      12,900,066      13,287,068      13,685,680      14,096,250      14,519,136     14,954,710
  Operating Expenses      19,766,140      20,437,873      21,030,778      21,651,937      22,287,217      22,953,517     23,619,746
                         -----------------------------------------------------------------------------------------------------------
TOTAL EXPENSES            32,290,476      33,337,939      34,317,846      35,337,617      36,383,467      37,472,653     38,574,456

NET OPERATING INCOME      40,777,279      49,796,834      49,287,906      49,799,843      49,880,658      51,147,585     50,466,858

COMMISSIONS                  883,001          55,770         898,418         111,569         259,760          75,597      2,065,139
TENANT IMPROVEMENTS       15,306,348         127,598       1,746,204         224,787         543,274         137,956      3,959,736
CAPITAL ADDITIONS            424,791         437,535         450,661         464,181         478,106         492,449        507,223
                         -----------------------------------------------------------------------------------------------------------
CASH FLOW                 24,163,139      49,175,931      46,192,623      48,999,306      48,599,518      50,441,583     43,934,760

Implied Overall Rate             9.5%           11.6%           11.5%           11.6%           11.6%           11.9%          11.7%

Cash on Cash Return              5.6%           11.4%           10.7%           11.4%           11.3%           11.7%          10.2%

                               2005            2006            2007            2008

BASE RENT                   79,274,416      79,125,696      81,180,208      82,228,968
  Free Rent                   (624,237)     (2,715,466)       (971,501)     (1,712,497)
  Expense Recoveries         9,451,125       8,964,718       9,449,140      10,118,370
                          --------------------------------------------------------------
GROSS INCOME                88,101,304      85,374,948      89,657,847      90,634,841
  Credit/Vacancy Loss       (4,405,062)     (4,268,751)     (4,482,892)     (4,531,740)
  Miscellaneous Incomes      6,549,853       6,745,782       6,947,590       7,155,450
                          --------------------------------------------------------------
EFFECTIVE GROSS INCOME      90,246,095      87,851,979      92,122,545      93,258,551

EXPENSES
  Real Estate Taxes         15,403,352      15,865,452      16,341,414      16,831,656
  Operating Expenses        24,313,673      24,992,068      25,758,178      26,514,649
                          --------------------------------------------------------------
TOTAL EXPENSES              39,717,025      40,857,520      42,099,592      43,346,305

NET OPERATING INCOME        50,529,070      46,994,459      50,022,953      49,912,246

COMMISSIONS                    501,289       2,743,669         357,143       1,735,209
TENANT IMPROVEMENTS          1,138,785       4,750,609         619,407       3,013,385
CAPITAL ADDITIONS              522,439         538,112         554,256         570,883
                          --------------------------------------------------------------
CASH FLOW                   48,366,557      38,962,069      48,492,147      44,592,769

Implied Overall Rate              11.8%           10.9%           11.6%           11.6%

Cash on Cash Return               11.2%            9.1%           11.3%           10.4%

  [The following table was depicted as a line chart in the printed material.]

--------------------------------------------------------------------------------
                                   CASH FLOW

                            1            24,163,139
                            2            49,175,931
                            3            46,192,623
                            4            48,999,306
                            5            48,599,518
                            6            50,441,583
                            7            43,934,760
                            8            48,366,557
                            9            38,962,069
                            10           48,492,147
                            11           44,592,769
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                      Sale Yield Matrix
                                      Terminal Cap Rate
                    ------------------------------------------------------------
Discount Rate             9.0%               9.5%               10.0%
--------------------------------------------------------------------------------
    10.5%             $473,849,017       $462,069,730       $451,530,369
    11.0%             $458,796,199       $447,536,884       $437,462,760
    11.5%             $444,379,939       $433,615,458       $423,984,081
    12.0%             $430,569,068       $420,275,604       $411,065,863
    12.5%             $417,334,109       $407,489,091       $396,680,390
--------------------------------------------------------------------------------

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

      Investors realize that a property's net income stream can fluctuate over a typical holding period and are concerned about the effects on the bottom line. The escalating expenses can offset profits if the leasing arrangements are without clauses that can protect the income streams. Tenant expense contribution clauses, as in the case of the subject property, insure to a degree that escalating expenses will not seriously damage the net income. Upon renewals, the landlord incurs base year expenses and, by absorbing operating expenses during different years in the holding period, causes the net income to vary. Additionally, in years where there is a substantial amount of turnover, not only will the landlord incur a corresponding amount of base year expenses, he will also bear the responsibility of leasing commissions and rental concessions.

      The major consideration for the subject property in the investment marketplace is its location in Downtown Manhattan's office district. This market is more dependent upon the financial services sector than the Midtown Manhattan market. The recovery of the Downtown market typically lags that of Midtown. Most experts are of the opinion that the Midtown market started to recover in the second half of 1993.

      One of the items that is sometimes overlooked in any investment analysis is the quality of the construction and the type of technology that is used to construct the improvements. In the case of the subject property, the improvements are roughly 27 years old. It contains mechanical systems, such as the chillers, and elevators that are in need of replacement. This will enhance the desirability of the building as an economic vehicle.

Capitalization

      Capitalization is defined as the process of converting a series of anticipated future periodic installments of net income into present value (or obtaining the present worth of).

      The anticipated net income stream is converted into a value estimate by a rate which attracts capital to purchase investments with similar characteristics such as risk, terms and liquidity. The capitalization process takes into consideration the quantity, quality and durability of the income stream in determining which rates are appropriate for valuing the subject office building.

Discounted Cash Flow Analysis

      Discounted cash flow analysis can be used to estimate present value of an income stream. Periodic cash flows and the projected reversion amount at the end of a holding period are discounted at an appropriate rate. Our analysis refers to an all-cash purchase.

================================================================================


                                      -71-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Reversionary Capitalization

      Reversionary capitalization rates or "terminal" capitalization rates are typically slightly higher than "going-in" (first-year) capitalization rates. The theory is that, all other things being equal, an investor will pay less for an older building with a shorter remaining economic life than a newer building. Based on the location of the subject property and assuming market stability and operational stability of the subject, we have estimated a terminal capitalization rate of 9.5 percent for the subject property.

Discount Rate Selection

      The projected net operating income for each of the ten years prior to sale have been discounted to reflect the risk inherent in receiving future cash flows. The deferred return of the initial investment (reversion) when the property is estimated to be sold 13 years in the future is also discounted.

      The discount rate is the rate of return which equals the sum of the real return anticipated in the investment, plus a change in value and any risk premiums associated with the specific investment when compared to alternative investments. It is the average annual rate of return necessary to attract capital based upon the overall investment characteristics.

      The discount rate selection requires the appraiser to interpret the attitudes and expectations of market participants. Discount rates are partly a function of perceived risks. Risk is a function of general economic conditions and characteristics of the investment. The critical elements of an investment include the quantity and certainty of gross income, operating expenses, and resultant net income over some future time period. Value is a reflection of future income expectations, and such elements are risky.

      A determination of the proper discount and capitalization rates for the subject involved speaking with investors, and brokers of office properties throughout the country, discussing investment parameters with other industry experts and considering the results of several published investment surveys.

      The following survey is published by Cushman & Wakefield's Valuation Advisory Services. This office investors survey indicates an average-low going-in capitalization rate of 8.9 percent and an average-high of 9.5 percent. The average-low terminal capitalization rate is 9.2 percent with an average-high of 9.7 percent. Results of this survey also indicate an average-low internal rate of return of 11.0 percent, and an average-high of 11.8 percent. The results of the Cushman & Wakefield Summer 1997 Investor Survey for Class A Urban offices (value added) are on the following table.

================================================================================


                                      -72-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Office Market
Urban / CBD

===================================================================================================================================
                              Capitalization Rates                                    Growth Rate
                         --------------------------------      Internal        --------------------------      Typical Projection
                            Going-In         Terminal        Rate of Return      Income          Expenses         Period (Years)
-----------------------------------------------------------------------------------------------------------------------------------
                          Low      High     Low     High     Low     High      Low     High     Low     High       Low    High
-----------------------------------------------------------------------------------------------------------------------------------
Class A - Leased Asset
-----------------------------------------------------------------------------------------------------------------------------------
                          5.0%    10.0%
                          9.0%     9.0%     5.5%    8.5%                                                            3.0    5.0
                          9.0%     9.0%     9.5%    9.5%    11.5%    11.5%     4.0%    4.0%     4.0%     4.0%      10.0   10.0
                          9.0%     9.0%     9.0%    9.0%                       4.0%    4.0%     4.0%     4.0%      10.0   10.0
                          9.5%     9.5%     9.5%    9.5%    11.5%    11.5%     4.0%    4.0%     3.0%     3.0%       5.0    5.0
                         10.5%    10.5%     9.5%    9.5%                       4.0%    4.0%     4.0%     4.0%       5.0    5.0
                          8.0%     9.0%     9.0%   10.0%    10.5%    12.0%     3.5%    3.5%     3.5%     3.5%      10.0   10.0
                          6.5%     9.5%     9.0%    9.5%    10.5%    11.5%                                         10.0   10.0
                          9.0%     9.5%     9.5%   10.0%    12.0%    12.0%     3.5%    4.0%     3.5%     4.0%      10.0   10.0
                          9.5%     9.5%    10.0%   10.0%                       4.0%    5.0%     4 0%     4.0%      10.0   10.0
                          8.0%    10.0%     8.5%   11.0%    10.0%    12.0%                      3.5%     3.5%      10.0   10.0
-----------------------------------------------------------------------------------------------------------------------------------
     Responses             11      11        10      10        6        6         7      7        8        8         10     10
     Average(%)           8.9%    9.5%     9.2%     9.7%    11.0%    11.8%     3.9%    4.1%     3.7%     3.8%       8.3    8.5
-----------------------------------------------------------------------------------------------------------------------------------

      The Korpacz Real Estate Investor Survey, Third Quarter 1997, summarizes investor requirements for Central Business District offices. The going-in capitalization rate ranged from 7.5 percent to 11.5 percent. The average going-in capitalization rate was 9.25 percent. The range of terminal capitalization rates for the subject's category was 8.25 percent to 11.5 percent, with an average of 9.61 percent. The internal rate of return was reported to range from 10.0 percent to 15.0 percent with an average of 11.70 percent. In addition, the market rent change rate was reported to range from zero percent to 8.0 percent with an average of 3.50 percent. The operating expense change rate was reported to range from 3.0 percent to 5.0 percent, with an average of 3.66 percent.

Discounted Cash Flow Model

      Our valuation analyses and matrixes are presented on the following page. Incorporated in our model are these assumptions and estimates.

      Projection Period:            Ten years with sale/refinancing at beginning
                                    of eleventh year.

      Internal Rate of Return:      10.5 to 12.5 percent

      Terminal Capitalization Rate: Estimated at 9.5 percent, applied to the
                                    11th year's net operating income. We have deducted 3.0 percent for estimated closing costs from the forecasted sale price.

      The discounted cash flow analysis presented on the following page provides an estimated value of the subject within the parameters described.

================================================================================


                                      -73-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Direct Capitalization

          Direct capitalization is a method used to convert an estimate of a single year's income expectancy into an indication of value. The single year's income is typically designed to reflect a subject property's stabilized level of operation and revenue potential. The conversion into a value indication is accomplished in one direct step by dividing the income estimate by an appropriate capitalization rate.

      The previously illustrated investor surveys revealed a range of going-in overall rates as follows:

          ===========================================================
           Investor Surveys                          Range of Rates
          ===========================================================
           Cushman & Wakefield                         8.9 to 9.5%

           Korpacz                                   7.5% to 11.5%
          ===========================================================

      The following table illustrates overall capitalization rates for the subject property that have been derived based on our estimate of value via the discounted cash flow method. The Year 1 overall capitalization rate of 9.5 percent falls comfortably within the parameters indicated by both the Cushman & Wakefield and the Korpacz surveys and, given the long-term, relatively level nature of the income stream, was considered to be reasonable.

================================================================================


                                      -74-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         RECONCILIATION AND FINAL VALUE ESTIMATE
================================================================================

      We have considered each of the three traditional approaches to Market
Value: the Cost Approach, the Sales Comparison Approach, and the Income Approach. The Cost Approach was not utilized due to the fact that the improvements are 27 years old and estimates regarding reproduction costs or accrued depreciation could not be made with reasonable accuracy. The Sales Comparison Approach was utilized as a check upon the value indicated for the leased fee interest in the subject. The Income Approach was utilized as there is sufficient market data to develop an indication of value and this approach was considered to be the most applicable in the valuation of an investment grade property.

      The subject property will be bought and sold in investment circles and is highly suited to analysis by the discounted cash flow method. As the basis for investment is profit in the form of return or yield on investment, the focusing of the property in relation to the anticipated income is well founded. The magnitude or lack of benefits realized weighed against typical investor expectations is utilized in reaching value conclusions.

      Through the projection of all variables that determine the net income, positive and negative aspects of the building's behavior may be accounted for by a detailed analysis of such variables. By incorporating reasonable market assumptions acceptable in the marketplace at the time of the analysis for a projection of variables into the future, a simulative building model may be created mathematically.

      Once the model has been formulated, financial expectations applicable at the time may be implemented to rate the investment. The process of discounting at appropriate yield rates to arrive at a present value estimate equivalent to the right to receive the income stream over the life of the building is the investment tool most widely used in today's market. By using the same perspectives in analyzing a property as an investor would, the applicability of the approach becomes meaningful.

      The subject property, as an investment vehicle, is sensitive to all changes in the marketplace and the expectations of investors. The discounted cash flow method operates within the framework of both quite successfully and may easily reflect changes in either by adjusting the variables used to qualify the model. Due to the ability of this method to account for change, assuming an investment posture and having a basis in financial data, the writer will weigh most heavily upon the results of this analysis.

      The discounted cash flow analysis is especially useful in reflecting the level of vacancy at the subject, the absorption of that space, and the impact of the accompanying free rent, tenant improvements and leasing commissions. Direct capitalization was utilized as a check upon the value developed via the discounted cash flow technique. After developing an estimate of the subject's market value assuming stabilized occupancy, we have deducted the present value of those lease-up costs in order to arrive at a value for the subject in its "as is" condition.

================================================================================


                                     -75-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         Reconciliation and Final Value Estimate
================================================================================

Conclusions

      We have analyzed the applicability of the three traditional appraisal methods to the appraisal problem that is the subject of this report. Due to the highly subjective nature of estimating replacement costs and accrued depreciation, the Cost Approach was not considered to be applicable. Primary reliance has been placed upon the discounted cash flow method of developing an estimate of value for the leased fee interest in the subject property, as encumbered by its existing leases. It is our opinion that the market value of the leased fee interest in the subject property, as of November 18, 1997, was:

                      FOUR HUNDRED THIRTY MILLION DOLLARS
                                 ($430,000,000)

Marketing Time

      Marketing time is an estimate of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the appraisal. Marketing time is subsequent to the effective date of the appraisal and exposure time is presumed to precede the effective date of the appraisal. The estimate of marketing time uses some of the same data analyzed in the process of estimating reasonable exposure time and it is not intended to be a prediction of a date of sale.

      We believe, based on the assumptions employed in our cash flow, as well as our selection of investment parameters for the subject, the value conclusion represents a market price achievable within 12 month's marketing time on the open market.

================================================================================


                                      -76-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Appraisal" means the appraisal report and opinion of value stated therein; or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Appraisal.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Appraisal.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Appraisal.

This appraisal is made subject to the following assumptions and limiting conditions:

1. No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters which are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Appraisal or upon which the Appraisal is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters.

3. The opinion of value is only as of the date stated in the Appraisal. Changes since that date in external and market factors or in the Property itself can significantly affect property value.

4. The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise stated in the letter of engagement, the Appraisal may not be used by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. No part of the Appraisal shall be conveyed to the public through advertising, or used in any sales or promotional material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

================================================================================


                                      -77-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions and Limiting Conditions
================================================================================

6. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

7. The physical condition of the improvements considered by the Appraisal is based on visual inspection by the Appraiser or other person identified in the Appraisal. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

8. The forecasted potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser has not reviewed lease documents and assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

9. The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisages for the future in terms of rental rates, expenses, supply and demand.

10. Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

11. Unless otherwise stated in the Appraisal, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the property. C&W recommends that an expert in this field be employed.

================================================================================


                                      -78-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                      CERTIFICATION OF APPRAISAL
================================================================================

      I certify that, to the best of my knowledge and belief:

1.    James F. Ryan, MAI inspected the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions, and conclusions.

4. I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

S5.    My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. The appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

6. No one provided significant professional assistance to the person signing this report.

7. My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, James F. Ryan, MAI has completed the requirements of the continuing education program of the Appraisal Institute.


      James F. Ryan, MAI
      Director
      Valuation Advisory Services
      New York State Certified
      General Real Estate Appraiser
      No. 46000003439

================================================================================


                                      -79-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================

                              OFFICE BUILDING SALES

                           APPRAISERS' QUALIFICATIONS

================================================================================

                                                            OFFICE BUILDING SALE
================================================================================

Location Data
   Property Name:                    222 Broadway
   Location:                         222 Broadway Btwn. Fulton and Ann Streets
   City:                             New York
   County:                           New York
   State/Zip:                        New York
   Assessor's Parcel No(s):          BLOCK 89, LOT 12
   Atlas Reference:                  N/A

Physical Data
   Type:                             CBD
   Land Area:                        33,340 Sqft    Zoning: C5-5CR/Restricted
                                                    Cent'l Com'l
   Gross Building Area:              756,138 SF
   Net Rentable Area:                735,413 SF
   Usable Building Area:             735,413 SF
   Year Built:                       1961
   # of Stories:                     31
   Parking:                          None
   Condition:                        Good
   Exterior Walls:                   Masonry
   Amenities:                        Quality Retail
   Class:                            B

Sale Data
   Transaction Type:                 Contract
   Date of Transaction:              07/97
   Marketing Time:                   14 months
   Grantor:                          Swiss Bank Corp.
   Grantee:                          Merrill Lynch & Company
   Document No.:                     UNDER CONTRACT
   Sale Price:                       $73,000,000
   Financing:                        Cash to Seller
   Cash Equivalent Price:            $73,000,000
   Required Capital Cost:            $0
   Adjusted Sale Price:              $73,000,000
   Verification:                     C&W VAS NY 7/97

Financial Data
   Assumptions & Forecast:           Appraiser
   Occupancy at Sale:                98%
   Existing or Pro Forma Income:     Pro Forma
                                     TOTAL            P.S.F.
                                     -----            ------
   Potential Gross Income:            N/A              N/A
   Vacancy and Credit Loss:           N/A              N/A
   Effective Gross Income:            N/A              N/A
   Expenses:                          N/A              N/A
   Net Operating Income:              N/A              N/A

BROADWAY 222

                                                            OFFICE BUILDING SALE
================================================================================

Analysis

      Value Indicators:                       Direct Cap, DCF and P.S.F
      Overall Capitalization Rate (OAR):      N/A %
      Projected IRR:                          N/A%
      Effective Gross Multiplier (EGIM):      N/A
      Operating Expense Ratio (OER):          N/A %
      Price Per Square Foot:                  $99.26

Comments

      Swiss Bank Corporation, purchased the building in 1988 for approximately $150 million and spent over $40 million on extensive renovations, including a brokerage trading floor. The seller occupied approximately half of the building which was being vacated in advance of the company's move to Stamford, Connecticut. Merrill Lynch intends to occupy much of the building for their own use and future expansion. The New York based brokerage firm received subsidies from the New York City Economic Development Corporation. The cash and tax incentives were expected to reach in excess of $28 million and in turn, Merrill Lynch pledged to increase employment by 2,000 persons. The building is located one block east of the World Trade Center and two blocks south of City Hall Park. The site comprises the entire blockfront with very good retail space. Asking rents at the time of sale were $26.00 per square foot.

      The building has large lower floorplates 32,000 - 34,850 square feet. The tower floors range from 8,250 to 15,500 square feet. Other major tenants include Barclay's Bank with 6 floors in the middle of the building. Barclay's was reported to be paying an above market rent with a lease through 2002.

BROADWAY 222

                                                            OFFICE BUILDING SALE
================================================================================

Location Data
      Property Name:                  90 Park Avenue - Mortgage
      Location:                       90 Park Avenue Btwn. East 39th & East
                                      40th Streets
      City:                           New York
      County:                         New York
      State/Zip:                      New York
      Assessor's Parcel No(s):        BLOCK 869 LOT 34
      Atlas Reference:                N/A


Physical Data
      Type:                           CBD
      Land Area:                      38,032 Sqft     Zoning: C5-3/C5-2.5 Rest
                                                      Cent Com'l
      Gross Building Area:            877,869 SF
      Net Rentable Area:              877,869 SF
      Usable Building Area:           877,869 SF
      Year Built:                     1964
      # of Stories:                   41
      Parking:                        156 space below grade parking
      Condition:                      Good
      Exterior Walls:                 Steel & Glass
      Amenities:                      N/A
      Class:                          A

Sale Data
      Transaction Type:               Sale
      Date of Transaction:            04/97
      Marketing Time:                 N/A
      Grantor:                        Sumitomo c/o Brad Gillman
      Grantee:                        Vornado Realty c/o Steven Roth
      Document No.:                   SEE COMMENTS
      Sale Price:                     $185,000,000
      Financing:                      See Comments
      Cash Equivalent Price:          $185,000,000
      Required Capital Cost:          $0
      Adjusted Sale Price:            $185,000,000
      Verification:                   C&W VAS NY 7/97

Financial Data
      Assumptions & Forecast:         Advisor
      Occupancy at Sale:              82.7%
      Existing or Pro Forma Income:   Pro Forma
                                      TOTAL            P.S.F.
                                      -----            ------
      Potential Gross Income:         N/A              N/A
      Vacancy and Credit Loss:        N/A              N/A
      Effective Gross Income:         N/A              N/A
      Expenses:                       N/A              N/A
      Net Operating Income:           $19,607,142      $22.33

PARK AVE 90

                                                            OFFICE BUILDING SALE
================================================================================

Analysis
      Value Indicators:                         Price Per S.F.
      Overall Capitalization Rate (OAR):        10.60 %
      Projected IRR:                            N/A%
      Effective Gross Multiplier (EGIM):        N/A
      Operating Expense Ratio (OER):            N/A %
      Price Per Square Foot:                    $210.74

Comments

      The buyers, Vornado Realty, purchased mortgages on this property following the threat of foreclosure by Sumitomo There was no controlling interest included in the transaction.

PARK AVE 90

                                                            OFFICE BUILDING SALE
================================================================================

Location Data
      Property Name:                100 Wall Street
      Location:                     100 Wall Street, Btwn. Water & Front Streets
      City:                         New York
      County:                       New York
      State/Zip:                    New York
      Assessor's Parcel No(s):      BLOCK 38 LOT 1
      Atlas Reference:              N/A

Physical Data
      Type:                         CBD
      Land Area:                    22,285 Sqft        Zoning: C6-9CR; General
                                                       Cent'l Com'l
      Gross Building Area:          475,000 SF
      Net Rentable Area:            457,460 SF
      Usable Building Area:         457,460 SF
      Year Built:                   1968
      # of Stories:                 29
      Parking:                      None
      Condition:                    Excellent
      Exterior Walls:               Steel & Glass
      Amenities:                    Retail, new lobby
      Class:                        A

Sale Data
      Transaction Type:             Sale
      Date of Transaction:          04/97
      Marketing Time:               N/A
      Grantor:                      Hexalon R.E. Inc. c/o Martin J. Hoek-
                                    Dutch Fund
      Grantee:                      100 Wall, LLC c/o Witkoff Group, Steven
                                    Witkoff
      Document No.:                 LIBER 2460 PAGE 2090 Rec. Date: 05/29/97
      Sale Price:                   $34,000,000
      Financing:                    Cash to Seller
      Cash Equivalent Price:        $34,000,000
      Required Capital Cost:        $3,000,000
      Adjusted Sale Price:          $37,000,000
      Verification:                 C&W VAS NY 6/97

Financial Data
      Assumptions & Forecast:       Buyer
      Occupancy at Sale:            97%
      Existing or Pro Forma
      Income:                       Existing
                                    TOTAL            P.S.F.
                                    -----            ------
      Potential Gross Income:       N/A              N/A
      Vacancy and Credit Loss:      N/A              N/A
      Effective Gross Income:       N/A              N/A
      Expenses:                     N/A              N/A
      Net Operating Income:         $4,700,000       $10.27

WALL ST 100

                                                            OFFICE BUILDING SALE
================================================================================

Analysis
      Value Indicators:                       Direct Cap and DCF
      Overall Capitalization Rate (OAR):      12.70 %
      Projected IRR:                          N/A%
      Effective Gross Multiplier (EGIM):      N/A
      Operating Expense Ratio (OER):          N/A %
      Price Per Square Foot:                  $80.88

Comments

      The property was renovated and refurbished with a new lobby in 1994 and received a BOMA award for quality.

      The building is located on the full blockfront of Wall Street with good views and exposures. The floorplates are rectangular ranging from 16,700 to 17,100 square feet.

      The anchor tenants were Swiss American Corp., and Waterhouse Securities with over 75,000 square feet. Office asking rents at sale were $28 - $30/SF, direct. A 6140 SF bank branch was vacant at time of sale. The property was sold by a foreign Dutch Fund. The buyer indicated that the property was purchased based on in-place income with significant vacancy exposure in 1999; 120,000 square feet was to vacate. The recorded price was $34.0 million, however, the actual price was $37.0 million according to the buyer.

WALL ST 100

                                                            OFFICE BUILDING SALE
================================================================================

Location Data
      Property Name:                33 Maiden Lane
      Location:                     33 Maiden Lane A/K/A 56-70 Nassau St Btwn.
                                    Maiden Ln & John St
      City:                         New York
      County:                       New York
      State/Zip:                    New York
      Assessor's Parcel No(s):      BLK 67, L 23 (30 & 31)
      Atlas Reference:              N/A


Physical Data
      Type:                         CBD
      Land Area:                    30,783 Sqft Zoning: C5-5CR, Rest
                                    Cent'l Com'l
      Gross Building Area:          570,000 SF
      Net Rentable Area:            548,157 SF
      Usable Building Area:         548,157 SF
      Year Built:                   1984
      # of Stories:                 27
      Parking:                      None
      Condition:                    Excellent
      Exterior Walls:               Brick Veneer
      Amenities:                    Outdoor & indoor pedestrian plaza,
                                    subway entry
      Class:                        A


Sale Data
      Transaction Type:             Sale
      Date of Transaction:          01/97
      Marketing Time:               N/A
      Grantor:                      FED Tower Assocs. Ltd. c/o George Klein
      Grantee:                      Maiden Fed LLC c/o Steven Witkoff c/o
                                    Steller Mgt.
      Document No.:                 LIBER 2430 PAGE 1283 Rec. Date:03/10/97
      Sale Price:                   $44,000,000
      Financing:                    Cash to Seller
      Cash Equivalent Price:        $44,000,000
      Required Capital Cost:        $0
      Adjusted Sale Price:          $44,000,000
      Verification:                 C&W-VAS, NY - 7/1997



Financial Data
      Assumptions & Forecast:       Appraiser
      Occupancy at Sale:            71%
      Existing or Pro Forma
      Income:                       Existing
                                    TOTAL           P.S.F.
                                    -----           ------
      Potential Gross Income:       $15,359,844     $28.02
      Vacancy and Credit Loss:      N/A             N/A
      Effective Gross Income:       $15,359,844     $28.02
      Expenses:                     $7,616,556      $13.89
      Net Operating Income:         $7,743,288      $14.13

MAIDEN LN 33

                                                            OFFICE BUILDING SALE
================================================================================

Analysis
      Value Indicators:                        Direct Cap,DCF and P.S.F
      Overall Capitalization Rate (OAR):       17.60 %
      Projected IRR:                           N/A%
      Effective Gross Multiplier (EGIM):       2.86
      Operating Expense Ratio (OER):           49.59 %
      Price Per Square Foot:                   $80.27

Comments

      The buyer purchased the existing mortgage note at a discount from Mitsubishi Trust as part of this sale. The building was anchored by IBM and Chase bank with 50% of the space. The Chase space was on the market for lease at the time of sale. These leases expire 2 to 4 years from the date of sale and had rental rates which were well above current market rents.

      The building is side core construction with semi-rectangular floor plates. The floors have 22,000 to 23,000 rentable square feet. Asking office rents were $32.00 per square foot at the time of sale. The building has limited retail space due to the plaza and sloping street grade. The seller, Park Tower Realty Corporation, was to be retained as the managing agent after the sale, however The Witkoff Group (the buyer) installed their own management. IBM was an equity partner in the initial development, however their ownership interest was later forfeited.

MAIDEN LN 33

                                                            OFFICE BUILDING SALE
================================================================================

Location Data
      Property Name:                45 Broadway Atrium
      Location:                     45 Broadway, Btwn. Exchange PL & Morris St @
                                    Trinity PL
      City:                         New York
      County:                       New York
      State/Zip:                    New York
      Assessor's Parcel No(s):      BLOCK 20, LOT 9
      Atlas Reference:              N/A

Physical Data
      Type:                         CBD
      Land Area:                    15,598 Sqft     Zoning: C5-5, Restricted
                                                    Greenwich Str
      Gross Building Area:          377,398 SF
      Net Rentable Area:            376,109 SF
      Usable Building Area:         376,109 SF
      Year Built:                   1983
      # of Stories:                 32
      Parking:                      None
      Condition:                    Good
      Exterior Walls:               Brick Veneer
      Amenities:                    Plaza Atrium
      Class:                        A

Sale Data
      Transaction Type:             Sale
      Date of Transaction:          10/96
      Marketing Time:               N/A
      Grantor:                      45 Bdwy Atrium Ptnrs. c/o HRO Internat'l/
                                    Nippon Cr
      Grantee:                      45 Bdwy LP c/o Paramount Group
      Document No.:                 LIBER 2387, PAGE 1454 Rec. Date: 10/31/96
      Sale Price:                   $30,300,000
      Financing:                    Cash to Seller
      Cash Equivalent Price:        $30,300,000
      Required Capital Cost:        $1,200,000
      Adjusted Sale Price:          $31,500,000
      Verification:                 C&W Broker - 10/96

Financial Data
      Assumptions & Forecast:       Broker
      Occupancy at Sale:            58%
      Existing or Pro Forma
      Income:                       Existing
                                    TOTAL            P.S.F.
                                    -----            ------
      Potential Gross Income:       N/A              N/A
      Vacancy and Credit Loss:      N/A              N/A
      Effective Gross Income:       N/A              N/A
      Expenses:                     N/A              N/A
      Net Operating Income:         $3,300,000       $8.77

BROADWAY 45

                                                            OFFICE BUILDING SALE
================================================================================

Analysis
      Value Indicators:                      Direct Cap
      Overall Capitalization Rate (OAR):     10.48 %
      Projected IRR:                         N/A%
      Effective Gross Multiplier (EGIM):     N/A
      Operating Expense Ratio (OER):         N/A %
      Price Per Square Foot:                 $83.75

Comments
      The building is located through-block between Broadway and Trinity Place. The property was developed by Howard Ronson - HRO International who also developed 55 Broadway during the early 1980. While HRO International owned the property, Nippon Credit Bank controlled the asset for the sale.

      The building features small column-free floorplates ranging from 11,725 to 15,500 square feet. Asking rents at the time of sale were $27 - $32/SF. The broker indicated that the property was purchased based on in-place income and an overall rate of 10 percent. The recorded price was $30.3 million; however, the actual price was $31.5 million including closing adjustments.

BROADWAY 45

                                                 QUALIFICATIONS OF JAMES F. RYAN
================================================================================

      Mr. Ryan commenced his career as a real estate appraiser in June 1973. After six years as a residential real estate appraiser in suburban New York City, he made the transition to the field of commercial property appraisal. During his career, Mr. Ryan has been awarded the designation of Senior Residential Appraiser (SRA) and Member, Appraisal Institute (MAI) by the Appraisal Institute. Mr. Ryan has national experience with a wide variety of properties including: major office buildings; apartment buildings; retail and industrial properties of various sizes; vacant land and subdivisions; hotels; and such limited market properties as computer chip manufacturing plants, airline catering facilities, and airplane manufacturing facilities. He has served as a consultant to property owners contesting their ad valorem assessments, to security firms marketing limited partnership interests, and to other appraisers involved in the appraisal of properties for income tax resolution. He is knowledgeable in the application of such computer programs as PRO-JECT, Office 2, Center, Excel and Lotus. Mr. Ryan has also a lectured at New York University.

Real Estate Experience

      Cushman & Wakefield, Inc. (1982-1983 and 1986-present) - Currently a Director with New York Valuation Advisory Services. Responsible for local and national appraisal and consulting assignments, including the co-ordination of projects that involve several offices. Assists in training of junior personnel, with business development, and quality control. Was Assistant Manager of San Francisco office prior to relocating back to New York.

      BA Appraisals, Inc. (1983-1986) - Initially a Vice President in the New York office of this BankAmerica Corp. subsidiary. Relocated to San Francisco to manage that office in early 1985. Responsible for hiring, terminating, training, business development, and quality control.

      James H. Bums Company, Inc. (1979-1982) - Initiated commercial appraising career, rising to Senior Appraiser and Office Manager.

      Prior to employment at the James H. Bums Company, Inc., Mr. Ryan was employed as a residential appraiser in suburban New York City.

Professional Affiliations

      Member of the Appraisal Institute (MAI Designation No. 6868)
      New York State Certified General Real Estate Appraiser (No. 46000003439) Licensed Salesperson, State of New York
      Real Estate Board of New York

Teaching

      Former lecturer - Valuation of Income Producing Properties at New York University Real Estate Institute

      Former instructor - "Real Estate Appraisal Principles" at Golden Gate University in San Francisco

Testimony in Courts of Law and Quasi-Judicial Hearings

      Supreme Court, Mineola, New York
      Supreme Court, New York, New York
      State of New York Attorney General's Office, New York, New York United States Bankruptcy Court, Southern District of New York

                                                 QUALIFICATIONS OF JAMES F. RYAN
================================================================================

Education

          Miami University, Oxford, Ohio - BA, Political Science (1973)

      Various seminars addressing current valuation concepts, real estate trends, and computer applications.

=============
     HVS
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INTERNATIONAL
=============

================================================================

                                                 -------------------------------
                                                 Economic Study and Appraisal
                                                 -------------------------------
                                                 Sheraton Chicago Hotel & Towers
                                                 -------------------------------
                                                 Chicago, Illinois
                                                 -------------------------------

Prepared by:
Hospitality Valuation Services
A Division of Hotel Consulting Services, Inc.
372 Willis Avenue
Mineola, NY  11501
516-248-8828

Submitted to:
Mr. Edward J. Welch
Director - Investment Banking
Merrill Lynch Pierce Fenner & Smith
World Financial Center, North Tower
250 Vesey Street, 26th Floor
New York, NY  10281

        [Letterhead of HVS International Hospitality Valuation Services]

                                                March 18, 1998

Mr. Edward J. Welch
Director - Investment Banking
Merrill Lynch Pierce Fenner & Smith
World Financial Center, North Tower
250 Vesey Street, 26th Floor
New York, NY  10281

                                        Re: Sheraton Chicago Hotel & Towers
                                            Chicago, Illinois
                                            Ref. #9810108

Dear Mr. Welch:

Pursuant to your request, we herewith submit our economic study and appraisal pertaining to the above-captioned property. We have inspected the site and facilities and analyzed the hostelry market conditions in the Cook area. This document, which represents a complete, self-contained report, was prepared in accordance with, and is subject to, the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act (FIRREA) and the Uniform Standards of Professional Appraisal Practice (USPAP), as provided by the Appraisal Institute.

Based on the available data, our analysis, and our experience in the hotel industry, it is our opinion that the market value of the leasehold interest in the subject property described in this report, as of January 1, 1998, is:

                                  $247,000,000
                     TWO HUNDRED FORTY SEVEN MILLION DOLLARS

We hereby certify that we have no undisclosed interest in the property, and our employment and compensation are not contingent upon our findings and valuation. The economic study and appraisal is made part hereof, and must remain attached in order for the value opinion set forth to be considered valid. This study is subject to the comments made throughout this report and to all assumptions and limiting conditions set forth herein.

                                        Very truly yours,
                                        HOSPITALITY VALUATION SERVICES
                                        A Division of Hotel Consulting
                                        Services, Inc.


                                        /s/ Anjali Poorswani

                                        Anjali Poorswani
                                        Consulting and Valuation Analyst


                                        /s/ Sabena Arora

                                        Sabena Arora
                                        Senior Associate


                                        /s/ Stephen Rushmore

                                        Stephen Rushmore, CRE, MAI, CHA
                                        President

AP:SA:SR:nnw

HVS International, Mineola, New York                           Table of Contents
--------------------------------------------------------------------------------

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     HVS
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INTERNATIONAL
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================================================================================
Table of Contents

      1. Executive Summary ................................................    1
      2. Nature of the Assignment .........................................    3
      3. Description of the Land, Improvements,
         Zoning, Taxes, and Neighborhood ..................................    7
      4. Market Area Analysis .............................................   30
      5. Overview of External Forces Affecting the U.S. Lodging Industry ..   45
      6. Lodging Market Supply and Demand Analysis ........................   61
      7. Projection of Occupancy and Average Rate .........................   80
      8. Highest and Best Use .............................................   93
      9. Approaches to Value ..............................................   95
     10. Income Capitalization Approach ...................................   98
     11. Sales Comparison Approach ........................................  140
     12. Cost Approach ....................................................  150
     13. Reconciliation of Value Indications ..............................  152
     14. Statement of Assumptions and Limiting Conditions .................  156
     15. Certification ....................................................  159

         Addenda

            Photographs of the Subject Property
            Photographs of the Competitors
            Legal Description
            Management Agreement
            Explanation of the Simultaneous Valuation Formula

         Qualifications

            Anjali Poorswani
            Sabena Arora
            Stephen Rushmore, CRE, MAI, CHA

HVS International, Mineola, New York                         Executive Summary 1
--------------------------------------------------------------------------------

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     HVS
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INTERNATIONAL
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1. Executive Summary

Property:                           Sheraton Chicago Hotel & Towers
Location:                           301 East North Water Street
                                    Chicago, Illinois  60611
Date of Inspection:                 March 5, 1998
Interest Appraised:                 Leasehold, including the improvements and
                                    the furniture, fixtures, and equipment
Date of Value:                      January 1, 1998

Land Description
Area:                               +/-2.3028 acres, or +/-100,310 square feet
Zoning:                             PD - Business-Residential Planned
                                    Development
Assessor's Parcel Number:           Real Estate Index Number 17-10-221-001

Improvements Description
Age:                                Opened in March of 1992
Property Type:                      First-class, convention hotel
Guestrooms:                         1,204
Number of Stories:                  33 stories plus two basement levels
Food and Beverage Facilities:
                                    Riverside Cafe (210 seats)
                                    Streeterville Grille & Bar (115 seats)
                                    Spectators Bar & Grill (83 seats)
                                    Waves Lounge (261 seats)
                                    Esplanade Express (28 seats plus outdoor
                                    seating)
Meeting Space:                      60,235 square feet
Exhibit Space:                      35,000 square feet
Parking:                            372 underground spaces

Summary of Value Parameters
Highest and Best Use (as if
  vacant):                          Lodging facility
Highest and Best Use (as
  improved):                        Lodging facility
Marketing Period:                   Three to six months
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Number of Years to
Stabilize:                          Three
Stabilized Year:                    2000

Valuation Assumptions
Mortgage Interest Rate:             8.5%
Amortization Period:                25 years
Debt Service Constant:              0.096627
Loan-to-Value Ratio:                70%
Stabilized Inflation Rate:          3.0%
Equity Yield Rate:                  18.0%
Terminal Capitalization Rate:       10.5%
Brokerage and Legal Fees:           2.0%
Holding Period:                     Ten years
Calculated Discount Rate:           12.0%

Estimates of Value
Income Capitalization Approach:     $247,122,000
Sales Comparison Approach:          $192,000,000 to $229,000,000
Cost Approach (Replacement Cost):   $197,000,000
Market Value Conclusion:            $247,000,000
Market Value Conclusion per Room:   $205,150
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2. Nature of the Assignment

Subject of the          The subject of the economic study and appraisal (which
Economic Study          represents a complete, self-contained report) is the
and Appraisal           leasehold interest in a +/-100,310-square-foot
                        (+/-2.3028-acre) parcel improved with a 1,204-room, first-class, convention lodging facility known as the Sheraton Chicago Hotel & Towers, which opened in March of 1992. In addition to guestrooms, the subject property contains five food and beverage outlets, roughly 60,235 square feet of meeting and banquet space, a 35,000-square-foot exhibition hall, a fitness center, a gift shop, two levels of underground parking, and other facilities and amenities typical of a first-class, convention-oriented hotel. The Sheraton is located on the eastern side of North Columbus Drive in the Cityfront Center mixed-use development, immediately north of the Chicago River. Municipal jurisdictions governing the property include the City of Chicago, Cook
                        County, and the State of Illinois. The hotel's civic address is 301 East North Water Street, Chicago,
                        Illinois, 60611.

Objective of the        The objective of the economic study and appraisal is to
Economic Study          evaluate the supply and demand factors affecting the
and Appraisal           market for transient accommodations in the Chicago area
                        for the purpose of estimating the market value of the subject property. Market value is defined by the Office of the Comptroller of the Currency (OCC), 12 CFR, Part
                        34, as follows:

                              The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus.

                              Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

                              1.    buyer and seller are typically motivated;

                              2.    both parties are well informed or well
                                    advised, and acting in what they consider
                                    their own best interests;
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                              3.    a reasonable time is allowed for exposure in
                                    the open market;

                              4. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

                              5.    the price represents the normal
                                    consideration for the property sold
                                    unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.(1)

Use of the              This appraisal is being prepared for the use of Merrill
Appraisal               Lynch Pierce Fenner & Smith in connection with
                        refinancing decisions. The information presented in this report should not be disseminated to the public or third parties without the express written consent of Hospitality Valuation Services.

Scope of                All information was collected and analyzed by the staff
the Appraisal           of Hospitality Valuation Services. Data such as
                        historical operating statements, site plans, floor plans, and so forth were supplied by the Tishman Hotel
                        Corporation and the property's on-site management representatives. Unless noted otherwise, we have inspected the competitive lodging facilities and analyzed the sales summarized in this report, and our value conclusion is based on this investigation and analysis.

Property                The property rights appraised are the leasehold
Rights Appraised        ownership of the improvements, including the furniture,
                        fixtures, and equipment. The leasehold interest is defined as "the right to use and occupy real estate for a stated term and under certain conditions; conveyed by a lease."(2) The hotel is appraised as a going concern
                        (i.e., an open and operating facility).

                        The Sheraton Chicago & Towers is subject to a ground lease between the Chicago Dock and Canal Trust (which has been assigned to the Hotel Land Company LLC) and the subject property's owner, the Cityfront Hotel Associates Limited Partnership. The ground rent terms set forth in the October 1, 1988 agreement indicate payment of the greater of either a base rent or a percentage rent. Base rent is payable monthly (in arrears beginning November 1, 1991); beyond 1996, the base rent increases each year in conjunction with the Consumer Price Index, with a minimum annual increase of 5% and a maximum annual increase of 10%. The percentage rent is payable

                        (1) Federal Register, Vol. 55, No. 165, August 24, 1990; p. 34696.

                        (2) The Dictionary of Real Estate Appraisal - Second Edition, American Institute of Real Estate Appraisers, Chicago, IL, 1989, p. 177.
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                        on a quarterly basis, and is calculated as an escalating
                        percentage of rooms, food, beverage, and other revenue. The rent agreement will be outlined in more detail later in this report.

Method of Study         The methodology used to develop this economic study and
                        appraisal is based on the market research and valuation techniques set forth in the textbooks authored by HVS
                        International for the American Institute of Real Estate
                        Appraisers and the Appraisal Institute, entitled The
                        Valuation of Hotels and Motels,(1) Hotels, Motels and
                        Restaurants: Valuations and Market Studies,(2) The
                        Computerized Income Approach to Hotel/Motel Market
                        Studies and Valuations,(3) and Hotels and Motels: A
                        Guide to Market Analysis, Investment Analysis, and
                        Valuations.(4)

                        The appraisal will consider the three standard approaches to value: income capitalization, sales comparison, and cost. Because lodging facilities are income-producing properties that are normally bought and sold on the basis of capitalization of their anticipated stabilized earning power, the greatest weight is given to the value indicated by the income capitalization approach. We find that most hotel investors employ a similar procedure in formulating their purchase decisions, and thus the income capitalization approach most closely reflects the rationale of typical buyers. When appropriate, the sales comparison and cost approaches are used to test the reasonableness of the results indicated by the income capitalization approach.

                        (1) The Valuation of Hotels and Motels, Stephen Rushmore, American Institute of Real Estate Appraisers, Chicago, IL, 1978.

                        (2) Hotels, Motels and Restaurants: Valuations and Market Studies, Stephen Rushmore, American Institute of Real Estate Appraisers, Chicago, IL, 1983.

                        (3) The Computerized Income Approach to Hotel/Motel Market Studies and Valuations, Stephen Rushmore, American Institute of Real Estate Appraisers, Chicago, IL, 1990.

                        (4)   Hotels and Motels: A Guide to Market Analysis,
                              Investment Analysis, and Valuations, Stephen
                              Rushmore, Appraisal Institute, Chicago, IL, 1992.
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Ownership,              A photocopy of the subject property's legal description
Franchise, and          is presented in the addenda to this report; the
Management              appraisers assume no responsibility regarding the
                        accuracy of this document. The Sheraton Hotel & Towers opened in March of 1992; the construction cost was reported to have been $180,724,500. The facility is owned by the Cityfront Hotel Associates Limited
                        Partnership since its development, and it is managed by the Sheraton Operating Corporation. The land on which the hotel is situated was leased from the Chicago Dock and Canal Trust, and has now been assigned to Hotel Land
                        Company LLC. The subject property also operates under a management agreement with the Sheraton Operating
                        Corporation; this agreement expires on December 31, 2009. We should note that this contract carries two
                        20-year renewal options.

Marketing Period        In light of the renewed interest in hotel investments
                        and the increasing availability of debt and equity capital, we believe that it will take three to six months to sell the subject property assuming it is placed on the market at the concluded value.

Effective Date          The effective date of the appraisal is January 1, 1998.
of the Appraisal        All projections are expressed in inflated dollars, and
                        the value estimate represents 1998 dollars.

Date of Inspection      The subject property was inspected by Sabena Arora and
                        Anjali Poorswani on March 5, 1998.
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3. Description of the Land, Improvements, Zoning, Taxes, and Neighborhood

LAND The suitability of the land for the operation of a lodging facility is an important consideration affecting the economic viability of a property and its overall value. Factors such as size, topography, access, visibility, and the availability of utilities have a direct impact on the desirability of a particular site.

Size and                The subject site is located on the eastern side of North
Topography              Columbus Drive in the Cityfront Center mixed-use
                        development, immediately north of the Chicago River.
                        Municipal jurisdictions governing the property include the City of Chicago, Cook County, and the State of Illinois.

                        According to information provided by management representatives, the subject parcel measures approximately +/-100,310 square feet, or +/-2.3028 acres, and is an irregular rectangle. The site features
                        417.8 feet of frontage on East North Water Street to the north and 246.4 feet abutting North River Drive to the east; the 424.6-foot southern property line fronts the Chicago River. The subject property's western boundary, which fronts North Columbus Drive, extends 74.6 feet north from the western end of the southern property line, turns west for 27.5 feet, and then continues north for 149.7 feet to meet the western end of the northern boundary. The subject site is generally flat, and its size and topography appear well suited for hotel use.

Access                  A lodging facility's ease of access and degree of
and Visibility          visibility should be evaluated with respect to local
                        modes of transportation and the area's demand
                        generators. The subject property is located
                        approximately three blocks east of Michigan Avenue, one
                        of the major thoroughfares serving downtown Chicago.
                        Michigan Avenue, which lies on a north/south axis,
                        extends virtually the length of the city; in the
                        vicinity of the subject property, this route features a
                        number of first-class retail outlets, office space, fine
                        dining establishments, historic sites, and entertainment
                        alternatives. The hotel's proximity to Michigan Avenue
                        is considered a locational advantage, although in
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                        terms of prestige and visibility, it is not as favorable
                        as a site directly on Michigan Avenue.

Regional Access         Chicago is well served by a mixture of local, county,
                        state, and interstate highways. The region's most important arterial expressways include Interstates 90, 94, 294, 290, 55, 57, 80, and 88.

                        Interstate 90 originates in Boston and extends west through Albany and Buffalo, New York; Cleveland and Toledo, Ohio; Chicago, Illinois; southern Minnesota and South Dakota; and northeastern Wyoming. This highway then turns northwest before terminating in Seattle, Washington. Interstate 94 is another major east/west highway that originates in Detroit and continues west through Chicago, Milwaukee, Madison, Minneapolis, and southern North Dakota before terminating at its intersection with I-90 outside of Billings, Montana. In downtown Chicago, I-90 and I-94 combine to form the Kennedy Expressway; north of the downtown district, I-90 extends northwest (where it is known as the Northwest Tollway) and I-94 extends north to become the Edens Expressway and the Tri-State Tollway (upon intersection with I-294).

                        Access to the subject property is relatively straightforward. Motorists traveling in either direction on the Kennedy Expressway take Exit 50B to Ohio Street, which carries eastbound traffic, and proceed approximately two miles before turning right onto North Fairbanks Court/North Columbus Drive. The subject property is located roughly three blocks south of this intersection, on the left-hand side. To reach the Kennedy Expressway from the hotel, guests must travel four blocks north to East Ontario Street; this route carries westbound traffic and leads directly to the expressway.

                        Interstate 290, which is also known as the Eisenhower Expressway, originates in downtown Chicago (immediately south of the Loop) and extends west for approximately 14 miles to I-294. In the Chicago area, I-294 is known as the Tri-State Tollway. Access to the Sheraton from I-290/294 is fairly direct. Interstate 290 terminates at the Chicago River, where it continues east and becomes Congress Parkway. Congress Parkway ends at Columbus Drive, and the subject property is situated less than one mile north of this intersection, on the right-hand side of Columbus Drive.

                        Interstate 55, which is also known as the Stevenson Expressway, originates in Chicago and continues in a southwesterly direction through St. Louis, Memphis, and Jackson before terminating just north of New Orleans.
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                        Michigan Avenue provides direct access to Interstate 55,
                        which is situated less than three miles south of the Sheraton.

                        Lake Shore Drive also provides access to I-55; guests leaving the subject property can travel one block north to East Illinois Street, turn right, and continue approximately two blocks to the point where Illinois Street terminates at Lake Shore Drive. Because Illinois Street carries only eastbound traffic, motorists arriving at the subject property from Lake Shore Drive must travel west on East Grand Avenue (which is located one block north of Illinois Street) in order to reach Columbus Drive.

                        Interstate 57 extends south from Chicago to provide access to eastern Illinois (including the state capital of Champaign); this highway terminates at its intersection with I-55 in southeastern Missouri. Southbound I-94 provides access to I-57 from downtown Chicago.

                        Interstate 80 extends from New York City to San Francisco, and passes roughly five miles south of the Chicago city limits; this roadway can be reached via I-94 or I-57. Interstate 88, which is also known as the East-West Tollway, extends southwest from the western terminus of I-290; this highway traverses northern Illinois and terminates at I-80 in Davenport, Iowa.

                        Regional access to the subject property is excellent. The area's well developed network of high-speed interstates and superior local roadways significantly increases the hotel's primary market area and facilitates the capture of room night demand and food and beverage patronage.

Local Access            Direct access to the subject site is provided by East
                        North Water Street, which forms the property's northern boundary. As it passes the Sheraton, Water Street is a two-lane, bi-directional, undivided roadway. Visibility is relatively unobstructed from both directions, thus facilitating left- and right-hand turns into and out of the subject property.

                        Motorists arriving at the Sheraton from Michigan Avenue travel two blocks east on East Illinois Street, turn right at North Fairbanks Court/North Columbus Drive, and continue south one block to East North Water Street. The Sheraton is situated at the southeastern corner of this intersection. As noted earlier, a number of the area's east-west arteries (including East Illinois Street) are restricted to one-way traffic. Although this configuration may be slightly confusing, alternating streets carry traffic in opposite directions, thus minimizing the inconvenience to arriving guests.
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                        Visibility of the subject site varies depending on the
                        vantage point. Northbound motorists on Michigan Avenue have an excellent view of the hotel from the Michigan Avenue bridge over the Chicago River; travelers cross this bridge approximately three blocks prior to the East Illinois Street intersection (which provides access to North Columbus Drive and the subject property). The view of the hotel from the southbound lanes of North Michigan Avenue is obscured by numerous high-rise buildings located between North Columbus Drive and North Michigan Avenue. Because the subject parcel has more than 220 feet of frontage along North Columbus Drive, the Sheraton enjoys excellent visibility from that roadway. Likewise, visibility is favorable from Lake Shore Drive (particularly northbound) and upper East Wacker Drive (across the river from the hotel).

Airport Access          Additional transportation to the Chicago area is
                        provided by O'Hare International Airport and Midway
                        Airport. O'Hare is located roughly 30 miles northwest of the subject property via Interstate 90; travel time is approximately 35 minutes. Midway Airport is situated roughly ten miles southwest of the Sheraton, near
                        Interstate 55. Motorists can reach the subject property from O'Hare via the Kennedy Expressway, as outlined previously; access to Midway Airport is gained via
                        Interstate 55. Although the Sheraton does not receive direct airport-related demand in the form of airline crews or delayed passengers, many arriving passengers rent automobiles or take taxis and drive to demand generators located in the subject property's market area.

                        Arriving passengers at either airport can also use the
                        Chicago Transit Authority's (CTA) rapid-transit trains
                        to reach the downtown district. The Blue Line extends
                        from O'Hare into downtown Chicago; Blue Line trains
                        leave from the lower level of the airport terminal every
                        five to ten minutes during the day and evening, and
                        every 30 minutes from 1:00 am to 5:00 am. The train ride
                        takes approximately 40 minutes and costs $1.50.
                        Similarly, the Orange Line CTA train provides
                        transportation from Midway Airport to downtown Chicago;
                        the train ride takes roughly half an hour and also costs
                        $1.50. Orange Line trains leave from a station connected
                        to the east side of airport, and run from 5:00 am to
                        11:30 pm Monday through Saturday and from 7:30 am to
                        11:30 pm on Sundays and holidays. To reach the subject
                        property, CTA train passengers from both airports must
                        exit at Washington and Dearborn in downtown Chicago and
                        take a taxi to the Sheraton. Various van, limousine, and
                        taxi services are also available at both airports.
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Access to Local         The Sheraton Chicago Hotel and Towers is proximate to
Demand Generators       the area's primary demand generators of lodging demand.
                        Demand is generated primarily by retail outlets and other major businesses located along the Michigan Avenue corridor. McCormick Place, a major convention facility in downtown Chicago, is the site of major citywide events. Michigan Avenue, Lake Shore Drive, and Columbus
                        Drive provide access from the subject property to the McCormick Place, which is situated approximately two and one-half miles south of the Sheraton. A locational advantage of the subject property is its ready access to McCormick Place via Lake Shore Drive and Columbus Drive;
                        by using these routes, hotel guests can reach the convention center in roughly 15 minutes while avoiding the congestion on Michigan Avenue. In addition, the hotel occupies a central location with respect to a number of local businesses. By virtue of the excellent transportation network in the immediate vicinity, the Sheraton enjoys access that is comparable or superior to that of its competitors. Leisure demand is also generated by downtown Chicago's many sites, attractions, and events. The following table outlines some of these major demand generators and their distance from the subject site.

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Table 3-1  Demand Generators
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                                   Approximate Distance      Approximate Driving
Demand Generator               from Subject Site (in Miles)   Time (in Minutes)
----------------               ----------------------------  -------------------
Navy Pier                                  0.5                         5
The Magnificent Mile                       1.0                         5
Art Institute                              1.0                         5
Sears Tower                                2.0                        10
McCormick Place Expo Center                2.5                        15
Soldier Field                              3.0                        15
John G. Shedd Aquarium                     3.0                        15
O'Hare International Airport              30.0                        30
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                        Overall, the subject site is well positioned in relation
                        to Chicago's primary demand generators, and the hotel should continue to benefit from this favorable location.

Utilities               The subject site is served by all necessary utilities,
                        which are provided as follows.
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                        Table 3-2  Available Utilities
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                              Utility                Provider
                              -------                --------
                              Water                  City of Chicago
                              Electricity            Commonwealth Edison
                              Telephone              Illinois Bell & AT&T
                              Sewer                  City of Chicago
                              Gas                    Enron Capital & Trade
                        --------------------------------------------------------

Soil and                Geological and soil reports were not provided to the
Subsoil Conditions      appraisers or made available for review during the
                        preparation of this report. The appraisers are not qualified to evaluate soil conditions other than by a visual inspection of the surface.

Nuisances               The appraisers have not been informed of any
and Hazards             site-specific nuisances or hazards, and there were no
                        visible signs of toxic ground contaminants at the time of our inspection. Because the appraisers are not experts in this field, we do not warrant the absence of hazardous waste, and we urge the reader to obtain an independent analysis of this factor.

Easements               We were not provided with any information concerning
                        easements affecting the subject property. For the purpose of this appraisal, we assume that the subject property is not encumbered by any unusual or onerous easements that would affect its use or marketability.

Land Conclusion         The subject parcel appears well suited as the site of a
                        lodging facility. We have analyzed the issues of size, topography, access, visibility, and the availability of utilities, and noted the following advantages and disadvantages.

                        Advantages

                        o The parcel is of sufficient size and enjoys favorable frontage on Columbus Drive and the Chicago River.

                        o     The subject parcel features a smooth topography.

                        o A highly developed transportation network is in place in the property's immediate vicinity.

                        o Visibility is favorable from Lakeshore Drive and from the northbound lanes of Michigan Avenue.
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                        o     Access to McCormick Place and numerous other local
                              demand generators is simple and convenient.

                        o     All necessary utilities are available.

                        Disadvantages

                        o Visibility of the site from southbound Michigan Avenue is restricted by a number of high-rise buildings.

                        o The subject property is not located on Michigan Avenue, which is improved with numerous first-class retail outlets, hotels, office buildings, dining establishments, entertainment alternatives, and historic sites.

                        Because these few disadvantages are mitigated by the Sheraton's highly desirable locational attributes, we believe that the subject parcel is well suited for hotel use.

IMPROVEMENTS            The quality of a lodging facility's physical
                        improvements has a direct influence on its marketability and attainable occupancy and average rate. The design and functionality of the structure can also affect operating efficiency and overall profitability. This section investigates the subject property's physical improvements and personal property in an effort to determine how they contribute to total value. The following description of the improvements is based on our inspection of the hotel and information provided by on-site management representatives.

                        The Sheraton Chicago Hotel & Towers is a full-service, first-class lodging facility containing 1,204 rentable units, five food and beverage outlets, approximately +/-60,235 square feet of meeting and banquet space, and appropriate back-of-the-house facilities. The 33-story property opened in March of 1992, and operates under a management agreement with Sheraton Operating Corporation. Overall, the hotel appears to be in very good condition; management representatives report that all building systems are in good working order.

Exterior                The hotel structure occupies virtually the entire
                        subject site. Vehicular access to the property is provided by East North Water Street, which forms the parcel's northern boundary. A designated convention entrance situated just east of the main hotel entrance opens into the lobby, which is located on Level Three. This separate convention entrance provides the Sheraton with an advantage over several of its competitors by reducing congestion around the front desk during check-in and check-out periods. Service
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                        traffic can gain access to the hotel's main loading dock
                        and ramps along the western side of Level One. A loading dock and a ramp serving the exhibition hall are located along the eastern side of the building; service vehicles can reach these facilities by turning right onto North River Street beyond the north side of the hotel.

                        A porte cochere built into Level Three covers the passenger area in front of the main hotel and convention entrances. Because these entrances are located on the northern side of the building, fronting East North Water Street, they can be distinguished by passing motorists.

Level One               The exhibition hall occupies a majority of Level One;
                        support facilities include two registration desks, two sets of public restrooms, public telephones, the Esplanade Express food and beverage outlet, and a small support kitchen. Access to the Esplanade, which extends along the Chicago River banks, is available from this level. Limited outdoor seating is provided in this area during the summer months. Back-of-the-house space located in the western portion of Level One includes five loading docks, a trash storage area, the receiving and purchasing offices, a security office, the employee entrance, employee locker rooms, and a uniform room. A mechanical room housing air handling units is situated in the northeastern portion of Level One, as are the car ramp leading to the valet parking garage, a truck dock, and a service ramp leading to the eastern portion of the exhibition hall.

Level Two               The public areas of Level Two primarily consist of 14
                        small meeting rooms, the Riverside Cafe, and two sets of public restrooms and telephones. Access to the guest parking garage is available from the southwestern portion of this level. The western and northern areas of Level Two are devoted to back-of-the-house space such as the food and beverage offices, the human resources office, the employee cafeteria, and the hotel's main kitchen. This kitchen, which serves the Riverside Cafe and room service, includes dedicated areas for stewarding and executive chef offices, food storage, banquet preparation areas, a garde manger station, a butcher shop, a bakery, and the main dishwashing room.

Level Three             As noted earlier, the subject property's main entrance
                        is located on Level Three, and leads into the lobby,
                        which is situated in the central and western portions of
                        this floor. The lobby is circular, and features marble
                        and woodwork finishes. New carpeting was installed
                        recently, and the area is attractive and inviting. A
                        seating area is located in the center of the lobby, and
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                        the bell stand is situated immediately left of the
                        entrance. Farther left is the front desk and registration area. The subject property's rooms department is operated on a computerized system;
                        management representatives report that this system works efficiently. Several of the hotel's administrative offices are located behind the front desk, including the front desk manager's office, the hotel switchboard, the reservations office, the general cashier's office, the yield manager's office, and guest vaults.

                        Immediately right of the main hotel entrance are the entrance to the Streeterville Grille and Bar (which has its own full-service kitchen); public restrooms; elevators leading to the valet parking garage; and a luggage storage room. The concierge desk is located beyond the main entrance and to the right. A security office and management's mailboxes are located behind the concierge desk.

                        Two guest elevator banks are located beyond the concierge desk, to the right. The Columbus meeting rooms, public restrooms, and public telephones are located in the southwestern portion of Level Three, past the elevator banks. A large seating area and Waves (the lobby bar) are located east of the elevators, beyond the front desk; this area extends almost the entire southern length of Level Three. Spectators Bar and Grill and an adjoining support kitchen are located in the southeastern corner of Level Three.

                        The convention entrance opens into the northeastern portion of Level Three. Public space located in this area includes the gift shop, the Sheraton Executive Center (which offers six small meeting rooms), two additional meeting rooms, public restrooms and telephones, a coat room, and the guest relations office. Facilities located between the main hotel entrance and the convention entrance include a convention registration desk, a shoeshine stand, an automatic teller machine, a business center, public telephones, a luggage storage room, and a Starbucks coffee counter.

Level Four              Level Four is a mezzanine that houses back-of-the-house
                        space, including the general storeroom, banquet storage, and convention services storage.

Level Five              Public space on Level Five includes the subject
                        property's main ballroom, two ballroom registration
                        areas with permanent beverage service equipment, two
                        sets of restrooms, and public telephones.
                        Back-of-the-house areas include the ballroom kitchen, a
                        silver storage room, a stewarding area, refrigerators,
                        and service corridors that surround the northern,
                        eastern, and western perimeters of the ballroom.
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Level Six               The sixth level is dedicated to general storage areas,
                        swimming pool equipment, audio-visual offices (which are leased to an independent company), the mini-bar storeroom, banquet offices, and the computer systems room.

Level Seven             Level Seven houses a considerable number of
                        administrative offices, as well as some public areas and back-of-the-house space. Administrative facilities located on the seventh floor include the executive office (which is used by the general manager, the hotel manager, and the executive assistant manager), the sales and catering office, and offices for convention services, marketing, and public relations. The fitness center is also located on the seventh floor. Mechanical equipment on this level consists of hot water pumps and air handling units for the corridors.

Guestroom Levels        Levels Eight through 34 primarily house guestrooms; it
                        should be noted that there is no designated 13th floor.
                        Levels Eight through 30 feature typical guestrooms, Level 31 is the Sheraton Executive Level, and Levels 32 through 34 are designated as the Towers. Guestrooms are double-loaded along L-shaped corridors. The following tables illustrate the number of units on each floor and the various types of accommodations available at the subject property.

                        ========================================================
                        Table 3-3  Rooms per Level
                        --------------------------------------------------------
                                                                 Rooms
                                 Level                         per Level
                                 ---------------------------------------
                                 8 & 9                              42
                                 10                                 47
                                 11 & 12                            48
                                 14-16                              47
                                 17-19                              49
                                 20-29                              52
                                 30 & 31                            47
                                 32 & 33                            25
                                 34                                 27
                                 ---------------------------------------
                                 Total                           1,204
                        --------------------------------------------------------
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                        Table 3-4  Guestroom Configuration
                        --------------------------------------------------------
                                                             Number
                                  Room Type                 of Units
                                  ----------------------------------
                                  Double/Doubles                573
                                  Kings                         579
                                  Suites                         52
                                  ----------------------------------
                                  Total                       1,204
                        --------------------------------------------------------

                        Most of the subject property's guestrooms are configured in a typical manner. The closet and bathroom are situated on opposite sides of the entryway; the bedroom lies immediately beyond a small vestibule. Bedrooms contain the following furnishings and equipment.

                        o     One king-sized bed or two double beds

                        o     Armoire with mini-bar

                        o     Color television with remote control

                        o     Nightstand(s) with lamp(s)

                        o     Desk and chair

                        o     Floor lamp

                        o     Couch or armchair

                        o     Side table or coffee table

                        o     Valet stand

                        o     Sheers and draperies with black-out lining

                        o     In-room safe (in closet)

                        o     Bedside and desk-top telephones

                        o     Vanity sink

                        Guest bathrooms are standard three-fixture units equipped with tank toilets, combination tub/shower units, counter-type sinks, and wall-mounted mirrors. Coffeemakers are also provided in each bathroom. Typical bathroom finishes include ceramic tile, vinyl, and paint. At the time of our inspection, the subject property's guestrooms appeared to be in very good
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                        condition, and were modern and attractive. According to
                        management representatives 404 guestrooms received a soft goods renovation in 1997, and an additional 204 units will be completed in 1998; new soft goods will be installed in the remaining rooms in 1999.

                        Guestrooms situated on Levels 32 through 34 are designated as Towers units, and feature a separate registration desk on Level 33. Towers guests are offered complimentary continental breakfast and evening hors d'oeuvres on each day of their stay. These services are provided in the Towers Lounge, a two-story facility located on Levels 33 and 34. Towers units feature upgraded bathroom finishes and amenities such as marble floors and vanities, in-room hair dryers, scales, and wall-mounted magnifying mirrors; bedroom soft goods are also superior to those available in the standard guestrooms. As noted earlier, Level 31 is the Sheraton Executive Level; management representatives indicate that this floor currently functions as another Towers level. According to management, four three-bay suites were converted to two six-bay suites, effectively reducing the original room count by two rooms (from 1,206 to 1,204).

                        Guestroom corridors are wide enough to permit the use of housekeeping and room service carts, and guestroom doorways are slightly recessed to facilitate traffic circulation. Elevator lobbies are located on the northern side of the intersection of the L-shaped corridors, thus minimizing the distance from the elevators to the northern- and easternmost guestrooms. The elevator lobbies are spacious, and glass walls on the northern side provide natural light and exterior views. Guestroom corridors are finished with carpeted floors and vinyl-covered walls, and the lighting is adequate.

                        Each guestroom floor is equipped with an ice machine and a housekeeping closet. The housekeeping closets provide access to the linen chute that serves all floors, and provide space for linen and supply storage.

Basement Level          The subject property is equipped with two basement
                        levels, designated P1 and P2. Level P1 houses the valet
                        parking garage, which is operated by Standard Parking.
                        This 372-space facility, which is located directly
                        beneath the exhibition hall, can accommodate roughly 450
                        vehicles because valet attendants can use both parking
                        spaces and circulation areas. Additional facilities
                        located on Level P1 include a valet lounge, accounting
                        offices, and engineering offices. A large mechanical
                        room is located between Levels P1 and P2; this area is
                        equipped with three chillers, water softeners, a
                        compressor, and boilers.
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                        Level P2 houses the laundry, housekeeping, and valet
                        departments. The subject property's laundry is equipped with three 700-pound-capacity Washex washing machines, two 120-pound-capacity Washex washing machines, two large Norman dryers, two ironers, and two folders. All laundry and valet services are performed on the site.

Food and                The subject property offers five food and beverage
Beverage Outlets        outlets. The Riverside Cafe is situated on Level Two;
                        this all-purpose dining facility seats 210 people at tables and banquettes (inclusive of the private Hudson
                        Room), and serves three meals daily. The Riverside Cafe is equipped with a built-in buffet, and direct access to the main kitchen is available. Finishes include carpeted floors and acoustic-tile ceilings; the facility is attractive and appears to be in very good condition.
                        Additional signage advertising the Riverside Cafe is installed in the Level Three lobby and in the guest elevators, thereby mitigating its disadvantageous location on Level Two.

                        More upscale dining is available in the 115-seat Streeterville Grille & Bar, which features Italian cuisine. This outlet, which is located on the lobby level, is open for lunch on weekdays and for dinner Monday through Saturday. Management representatives indicate that the Streeterville Grille & Bar enjoys a strong local following despite the lack of an exterior entrance from Columbus Drive. The restaurant is served by its own kitchen.

                        Spectators Bar & Grill, which is located in the southeastern corner of Level Three, features an upscale sports motif. In addition to cocktails and televised entertainment, this facility offers a limited selection of pub-style food that is prepared in a small adjoining kitchen. The outlet seats 83 people at booths, tables, and the bar.

                        Waves is a 261-seat lobby lounge located on Level Three. This facility is restricted to beverage service except when the hotel is accommodating large groups or when volume is particularly high; at these times, a buffet-style continental breakfast is set up on the bar.

                        The Esplanade Express is situated in the southeastern corner of Level One. This outlet accommodates approximately 28 people, and serves grilled menu items and sandwiches from a small adjoining kitchen. The Esplanade Express operates primarily when the exhibition hall is in use and during the summer, when it can capitalize on pedestrian traffic along the Chicago River Esplanade (located immediately outside of the facility).
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                        As noted earlier, the subject property's main kitchen is
                        located in the northern portion of Level Two. This facility features direct access to the Riverside Cafe and service corridors leading to the Level Two meeting rooms; however, the main ballroom is located on Level Five, which features only a small kitchen area. As a result of this configuration, food must be transported from the main kitchen to the ballroom level via service elevators. Given the size of the subject property's main ballroom, we consider this a configurational disadvantage.

                        Access to the main kitchen from the loading dock and the receiving area, which are situated on western side of Level One, is provided by freight and service elevators. Most of the hotel's food and beverage storage areas are located in the vicinity of the main kitchen. Management representatives indicate that all kitchen equipment is in good working order.

                        Overall, the food and beverage outlets appear to be in very good condition. The Streeterville Grille & Bar received new carpeting in 1997, and new furniture is scheduled to be installed in this facility in 1998. Furthermore, the back-of-the-house service flow appears adequate for this type of hotel.

Meeting and             Meeting and banquet space totaling 60,235 square feet is
Banquet Space           located on Levels Two, Three, and Five. The
                        40,000-square-foot Sheraton Chicago Ballroom is located on Level Five; this is the largest column-free ballroom in the midwest, and offers 22-foot ceilings and full audio-visual capabilities. Movable partitions may be used to divide the ballroom into as many as ten smaller facilities ranging from 1,953 to 4,875 square feet.
                        Service corridors surround the northern, eastern, and western sides of the ballroom, allowing direct and simultaneous food and beverage service to each division.
                        The 13,000-square-foot Ballroom Promenade extends the length of the ballroom's southern perimeter, and can be used as pre-function space.

                        As noted earlier, the ballroom is situated three levels above the main kitchen. Although a small prep kitchen adjoins the northwestern portion of the ballroom, this facility cannot accommodate the food service demands of large groups. Hence, it is often necessary to transport food from the second level via service and freight elevators, which is somewhat inefficient and represents a configurational disadvantage.

                        Meeting rooms on Level Three include the Sheraton Executive Center, Parlor A, the Lincoln Executive Boardroom, and Columbus Corner. The Sheraton Executive Center, which is situated in the northeastern corner of the
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                        lobby level, consists of six small meeting rooms
                        (Parlors B through G). Columbus Corner is formed by two meeting rooms (Columbus A and B) located in the southwestern corner of this floor. The subject property's business center is also located on Level Three, near the meeting rooms, which is considered advantageous. There are no service corridors providing access to the Level Three meeting rooms, thus necessitating the use of public corridors to deliver food and beverages; this represents another configurational inefficiency.

                        The Sheraton's remaining function space is located on Level Two. Most of these rooms feature direct service access from the main kitchen, thus facilitating the transfer of food and beverages. The exceptions are the Mayfair, Ontario, and Huron Rooms and the Illinois Executive Boardroom. The Colorado, Missouri, and Mayfair Rooms received new carpets, light fixtures, and wall vinyl in February of 1995, at a reported cost of $144,000.

Exhibition Hall         The 35,000-square-foot River Exhibition Hall is located
                        on Level One. This area can be divided into two facilities measuring 17,875 and 17,125 square feet. The
                        6,000-square-foot River Exhibition Hall Promenade extends along the southern perimeter of the exhibition hall, and can be used as a registration area or as pre-function space; the promenade can accommodate approximately 700 people for receptions.

Fitness Center          A full fitness center is available for guest use;
                        equipment includes four Lifecycles, three Life Step machines, three Trotter Supertrainers (treadmills), one
                        Life Rower, and a Universal weight circuit. Local memberships are not offered. Additional facilities and amenities include an indoor swimming pool (featuring a glass ceiling that provides natural light), locker rooms with saunas, and massage therapy. Hotel guests are charged $8.00 per day to use the fitness center, or $15.00 for unlimited use for the duration of their stay.
                        There is an additional charge for massages.

Gift Shop               A 1,082-square-foot gift shop is situated in the
                        northeastern portion of the lobby level; this facility is leased to an independent operator known as Gift
                        Partners L.P.I. on a year-to-year basis.

Vertical                Vertical transportation at the Sheraton is provided by
Transportation          elevators, escalators, and stairwells. Two guest
                        elevator banks are situated in the southwestern portion
                        of the hotel. One bank of four elevators serves the
                        lobby level, the ballroom level, and Levels Seven
                        through 17. The second bank of four elevators provides
                        access to the lobby, the ballroom level, and Levels 18
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                        through 34. All guest elevators are high-speed,
                        4,000-pound-capacity Montgomery units; management representatives indicate that the use of two separate banks provides efficient service and maximizes guest comfort. Two additional elevators extending from the lobby to Level P1 (the valet parking garage) are located in the northwestern portion of Level Three.

                        The subject property is equipped with five service elevators that extend the length of the building. These are also 4,000-pound-capacity Montgomery units, and management representatives indicate that they are insufficient during peak demand periods. Two freight elevators extend from Level P1 to the ballroom level, and a larger freight elevator extends from Level 1 to Level Five.

                        In addition to elevators, the subject property is equipped with seven sets of escalators, six of which are located along the south side of Levels One, Two, Three, and Five. Each set extends only one level, and these escalators serve to expedite transportation for people attending meetings, conventions, and exhibitions. It should be noted that the escalators extending to Levels One and Two provide the only means of guest access to these floors (except fire stairs). A seventh set of escalators is situated in the southwestern portion of Level 1, and provides access to the valet parking garage.

                        Three sets of interior fire stairs extend from the lobby level through the 34th floor, and numerous service stairwells provide access to Levels One, Two, Three, and Five. We are of the opinion that the subject property's public vertical transportation system provides extremely efficient access to the guestrooms and meeting space, and is superior to those found in most of the hotel's competitors.

Heating,                All of the building's HVAC systems are electrical.
Ventilation and         Guestrooms feature a two-pipe system; units are heated
Air Conditioning        by 1,000- to 1,500-watt heat coils and cooled by chilled
(HVAC)                  water. Guestrooms feature individual climate control
                        when the deadbolt is secured; otherwise, the temperature is pre-set at 60 degrees Fahrenheit. This type of system is advantageous because it provides a high degree of climate control to each guestroom. Although electric resistance heat tends to be the most expensive energy source, it is efficient; individual units can be turned off in rooms that are not occupied.

Fire Protection         All building areas are equipped with fire sprinklers and
                        hard-wired smoke alarms. Annunciator panels for the
                        smoke alarm system are located in the
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                        lobby, in the security office, on the ballroom level,
                        and in the mechanical rooms on Level Seven.

Renovation              The following table lists the budgeted capital
                        improvements and renovations that were scheduled for 1997, based on information provided by management representatives. Budget provisions were made for a total of $1,549,000; our site inspection suggests that these allocations are adequate. The subject property is in excellent condition, but management believes that ongoing maintenance and renovation projects are necessary to ensure the hotel's competitive position. We note that these projects are still underway, and are at various stages of completion.

                        ========================================================
                        Table 3-5  Renovation and Budgeted Capital Improvements
                                   - 1997
                        --------------------------------------------------------
                                                                        Budget
                        Project Description                            Provision
                        --------------------------------------------------------
                        ADA - Two Roll-In Showers                        $20,000
                        Three Presidential Suites (at $25,000 each)       75,000
                        Seven Illinois Suites (at $35,000 each)          245,000
                        14 Illinois Suites (at $15,000 each)             210,000
                        Ballroom Foyer Carpet                            100,000
                        Lobby Carpet                                      50,000
                        Seventh Floor Corridor & Health Club Carpet       30,000
                        Spectators/Waves                                  90,000
                        Systems - Personal Computers                     180,000
                        Corporate Club Rooms                             101,000
                        Lighting Upgrade                                 208,000
                        Streeterville Carpet                              25,000
                        Miscellaneous Guestrooms                          50,000
                        Banquet Chairs                                    60,000
                        Back of House Equipment                           30,000
                        Design Fees                                       75,000
                        --------------------------------------------------------
                        Total                                         $1,549,000
                        --------------------------------------------------------

Improvements            In general, the subject property's improvements appear
Conclusion              well suited for hotel use. The building is
                        straightforward in design and configuration, permitting
                        efficiency of operation and convenient guest traffic
                        flow. The exterior design is modern and inviting, and
                        the interior finishes are attractive and appear to be in
                        very good condition. The fact that the Sheraton remains
                        the newest major hotel in the Chicago market further
                        enhances the property's marketability to commercial,
                        leisure, and meeting and convention travelers.
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                        One significant configurational inadequacy is the lack
                        of direct food and beverage service to the main ballroom. Although operating efficiency would improve if the main kitchen were closer to the ballroom, management representatives indicate that guest satisfaction does not suffer as a result of this configuration. Because the Sheraton reportedly operates with little difficulty even at high volume, we do not believe that this problem will have any notable impact on the hotel's future performance.

Zoning                  The subject property is zoned as follows.

                            PD - Business-Residential Planned Development

                        Development in this district is subject to regulations set forth in the Plan of Development (dated November 6, 1985), as negotiated by the Department of Planning, the Chicago Dock & Canal Trust, and the Equitable Life Assurance Society of the United States. This district measures approximately 1,799,668 square feet (or 41.31 acres, exclusive of public rights of way), and includes the subject property and its immediate vicinity.

                        The Sheraton is located in Sub-Area B of this development. According to the Chicago Dock-Equitable Venture Plan of Development, maximum development in Sub-Area B consists of 500,000 square feet of retail space, 3,850,000 square feet of commercial space, and/or 3,000 hotel rooms. There is a maximum floor-to-area ratio of 14.01, and the maximum site coverage is 75%. At least one parking space is required for every four guestrooms, and the building height is restricted to 450 feet.

                        Based on this information, the subject property appears to conform to local zoning regulations. We assume that all necessary permits and approvals have been secured (including an appropriate liquor license), and that the subject property was constructed in accordance with local zoning ordinances, building codes, and all other applicable regulations.

Assessed                Property tax is one of the primary revenue sources of
Value and Taxes         municipalities. Based on the concept that the tax burden
                        should be distributed in proportion to the value of all
                        properties within a taxing jurisdiction, a system of
                        assessments is established by the local assessor.
                        Theoretically, the assessed value placed on each parcel
                        bears a definite relationship to market value, so
                        properties of equal market value will have similar
                        assessments and properties with higher and lower values
                        will have proportionately larger and smaller
                        assessments.
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                        Depending on the taxing policy of the municipality,
                        property taxes can be based on the value of the real property or the value of the personal property and the real property. The taxing jurisdiction governing the subject property assesses real property only. In Cook
                        County, the assessor's fair market value is based on triennial reassessments. The next reassessment is in 1998. According to management representatives and the Cook County Assessor's Office, the subject property's real estate assessment is under appeal.

                        In 1989, the assessed value ratio for commercial properties of more than three stories was set at 38% of market value. The assessor's determination of value is multiplied by the assessment ratio to yield a property's assessed value. The State of Illinois also applies an equalization rate that changes each year; the effective tax rate is equal to the tax rate multiplied by the equalization factor, and is expressed as the tax per $100 of assessed value. The following table sets forth the historical tax rates, equalization factors, and effective tax rates in the subject property's jurisdiction.

================================================================================
Table 3-    Historical Tax Rates
--------------------------------------------------------------------------------
                                                       Effective
                                   Equalization        Tax Rate          Percent
Year             Tax Rate             Factor           (per $100)         Change
--------------------------------------------------------------------------------
1983              10.042              1.9122             19.2023             --
1984              10.160              1.8445             18.7401           (2.4%
1985               9.710              1.8085             17.5605           (6.3)
1986              10.352              1.8486             19.1367            9.0
1987               9.660              1.8916             18.2729           (4.5)
1988               9.927              1.9266             19.1254            4.7
1989              10.197              1.9133             19.5099            2.0
1990               9.964              1.9946             19.8742            1.9
1991               9.474              2.0523             19.4435           (2.2)
1992               9.659              2.0897             20.1844            3.8
1993               9.590              2.1407             20.5293            1.7
1994               9.422              2.1135             19.9134           (3.0)
1995               9.345              2.1243             19.8516           (0.3)
1996               9.453              2.1517             20.3400            2.5

Avg. Annual
Comp. Change,
1983-96:                                                     0.4%
1991-96:                                                     0.9

                    Source: Cook County Tax Assessor's Office
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                        Effective tax rates in the subject property's
                        jurisdiction have remained relatively stable, increasing at an average annual compounded rate of only 0.4% between 1983 and 1996. From 1991 to 1996, the effective tax rate increased by 0.9% annually. As a result of this stability, our projection of the subject property's tax burden is primarily based on estimated increases in the assessed value and the underlying monetary inflation rate.

                        Taxes are levied on the basis of calendar years, but are not payable until the following calendar year. Thus, the subject property paid taxes in 1997 that were based on its 1996 assessment. For accounting purposes, however, the Sheraton's reported tax expense is based on an estimate of the year's actual tax burden (which is not known until the following year, when it is payable). The subject property's 1996 real estate assessment was $32,026,404. To forecast the Sheraton's 1998 tax burden, we have increased the property's 1996 effective tax and equalization rates by an inflation factor of 2.5% annually; we also assume a 10% increase in the real estate assessment in 1998. The following table illustrates the subject property's historical assessments, the applicable tax rates, and our estimate of the hotel's 1998 real estate tax burden.

=============================================================================================
Table 3-7  Historical Assessments, Tax Rates, and Projected 1998 Taxes
---------------------------------------------------------------------------------------------
Assessment     Property     Percent                  Equalization   Effective
   Year       Assessment     Change       Tax Rate       Rate        Tax Rate      Tax Burden
---------------------------------------------------------------------------------------------
   1991               --        --          9.474       2.0523        19.4435              --
   1992      $15,868,053        --          9.659       2.0897        20.1844      $3,202,873
   1993       19,864,308      25.2%         9.590       2.1407        20.5293       4,078,006
   1994       25,163,602      26.7          9.422       2.1135        19.9134       5,010,928
   1995       27,679,957      10.0          9.345       2.1243        19.8516       5,494,910
   1996       32,026,404      15.7          9.453       2.1517        20.3400       6,514,177
   1997       32,026,404       0.0          9.689       2.2055        21.3697       6,843,957
   1998       35,229,044      10.0          9.932       2.2606        22.4516       7,909,484

                          Source: Cook County Assessor's Office
---------------------------------------------------------------------------------------------

                        In subsequent projection periods, property taxes are expected to rise by 3.0% annually, in tandem with the assumed underlying inflation rate. We should note in addition to real estate taxes, the subject property is subject to a city sewer tax. In 1997, this tax equated to $64,000; we assume that this amount will increase at the underlying inflation rate. The following table

                                          Description of the Land, Improvements,
HVS International, Mineola, New York          Zoning, Taxes, and Neighborhood 27
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     HVS
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                        illustrates our projection of the hotel's property and
                        sewer tax burden through a stabilized year of operation.

================================================================================
Table 3-8  Forecast of Property and Sewer Taxes
--------------------------------------------------------------------------------
                                           1998           1999        Stabilized
--------------------------------------------------------------------------------
Projected Property Taxes (+000)           $7,975         $8,214        $8,461
--------------------------------------------------------------------------------

NEIGHBORHOOD            The neighborhood surrounding a lodging facility often
                        has an impact on a hotel's status, image, class, style of operation, and sometimes its ability to attract and properly serve a particular market segment. For example, although one would expect a luxury hotel to be situated in a first-class area, the quality of neighborhood may be of less importance in the case of a budget facility.
                        This section investigates the subject property's neighborhood and evaluates any pertinent locational factors that could affect the hotel's occupancy, average rate, revenues, overall profitability, marketability, and value. A neighborhood or district is defined as a grouping of complementary land uses with relatively observable uniformity, and exhibits a greater degree of commonality than the larger area.

                        The subject property is situated in a mixed-use urban development known as Cityfront Center. This complex is bounded by the Chicago River to the south, Lake Shore Drive to the east, East Grand Avenue to the north, and North Michigan Avenue and North St. Clair Street to the west. Approximately 40 acres of this land (including the subject site) were owned by the Chicago Dock and Canal Trust, a real estate investment trust, until early 1997. The land on which the subject property is situated has been assigned to Hotel Land Company LLC.

                        The master design plan for Cityfront Center provides for a community with generous open public space, riverfront improvements, and recreational activities that will enhance the locational attributes of the development. The master plan was formulated by Cooper, Eckstut Associates (the planners of Battery Park City in New York City) in conjunction with the City of Chicago Department of Planning. The Chicago Dock and Canal Trust had intended the development to integrate office, hotel, residential, and retail uses, and for its Cityfront Center property to eventually include up to 22,000,000 square feet of developable space. A substantial portion of the

                                          Description of the Land, Improvements,
HVS International, Mineola, New York          Zoning, Taxes, and Neighborhood 28
--------------------------------------------------------------------------------

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     HVS
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                        Cityfront Center complex is expected to be completed
                        during the next 15 years.

                        Existing improvements in the subject property's vicinity include office space, retail outlets, and residential buildings. The NBC Tower is situated immediately northwest of the Sheraton. North Pier, a mixed-use facility offering retail, restaurant, and office improvements, is located approximately two blocks northeast of the hotel. To the east and immediate northeast of the subject property is Cityfront Place, which consists of 900 apartments housed in two mid-rise buildings and one high-rise structure. Ogden Park is a one-acre park located at the northeastern corner of North Columbus Drive and East North Water Street, just north of the Sheraton. McClurg Court Plaza, which is situated immediately southeast of the subject property, provides riverfront seating surrounding a fountain. The River Esplanade, a pedestrian walkway along the Chicago River, extends along the southern perimeter of the Sheraton.

                        Plans for the neighborhood include extending the Esplanade east of the hotel to Lake Shore Drive as development increases in this area; there are also plans to improve Point du Sable Park, a 3.5-acre park located on the peninsula east of Lake Shore Drive. New luxury townhouses and condominiums are located along the southern bank of Ogden Slip, approximately 200 yards east of the subject property. In addition, the Senior Lifestyle Corporation intends to build a 225-unit apartment complex on a site east of Cityfront Place.

                        Navy Pier is situated across Lake Shore Drive from the Sheraton, roughly one-half mile east of the hotel. A $196,000,000 revitalization of the pier was completed in July of 1995. In addition to offering a variety of restaurants and activities, Navy Pier includes Festival Hall (with 170,000 square feet of meeting and banquet space), the Skyline Stage (seating 1,500 people), a Ferris wheel, an ice-skating rink, a carousel, a children's museum, and a large-screen theater. The subject property's management representatives indicate that the hotel is attracting some seasonal demand from these facilities, although the Days Inn that adjoins Navy Pier offers lower rates, and is expected to capture much of the increased demand from this source.

                        A foundation permit was issued on February 10, 1997 for construction of a six-story parking garage that will add 700 spaces to the 1,400 spaces currently available at Navy Pier. The new garage is likely to help Navy Pier to retain conventions and other businesses by mitigating the growing parking

                                          Description of the Land, Improvements,
HVS International, Mineola, New York          Zoning, Taxes, and Neighborhood 29
--------------------------------------------------------------------------------

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     HVS
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                        problem that has plagued the area since the 1995
                        revitalization. The Chicago Music and Dance Theatre, which recently abandoned plans to build a $32,000,000, 1,500-seat theater at Cityfront Center, is reportedly showing renewed interest in a Navy Pier location.

                        A seven-story annex of the University of Chicago Business School opened in January of 1994, and provides classrooms and administrative space for the evening and executive business programs offered by the school. The Sheraton Chicago has been successful in marketing the annex during the evening hours for meetings and banquet functions hosted by the hotel, thus benefiting both entities. The annex parcel is owned by Equitable, which also owns four undeveloped parcels west of North Columbus Drive.

                        It should be noted that the subject property is situated approximately three blocks east of North Michigan Avenue, and this distance may represent a locational disadvantage. Michigan Avenue is improved with numerous dining and retail establishments and offers a prestigious address that is easy to identify. Although the subject property's neighborhood provides attractive views of the river and proximity to the retail and dining outlets of Navy Pier, relatively few entertainment alternatives are available within walking distance of the hotel. In general, the area is quiet and residential in character. Because of the glut of available office space in the market, commercial and office development in the subject property's neighborhood is expected to be slower than initially planned. We note that the residential concentrations in the immediate area benefit the Sheraton by providing a base of food and beverage patronage.

Conclusion              In conclusion, the neighborhood surrounding the subject
                        property appears well suited for the operation of a lodging facility. A base level of commercial and meeting visitation is generated by nearby offices, and the area's retail outlets and dining establishments provide a source of diversion for the hotel's guests. The neighborhood's attractive surroundings and first-class image enhance the subject property's market position and should have a favorable impact on its attainable occupancy, average rate, and food and beverage volume.
                        Developable land is still available in Cityfront Center, and the growth anticipated for the area should serve to generate additional lodging demand and maintain the desirability of the neighborhood.

HVS International, Mineola, New York                     Market Area Analysis 30
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================================================================================
4. Market Area Analysis

                        The economic vitality of the market surrounding the subject property is an important consideration in forecasting lodging demand and income potential. Economic and demographic trends that reflect the amount of visitation provide a basis from which to project hostelry demand. The purpose of the area analysis is to review available economic and demographic data to determine whether the local market will undergo economic growth, stability, or decline. In addition to predicting the direction of the economy, the rate of change must be quantified. These trends are then correlated based on their propensity to reflect variations in lodging demand with the objective of forecasting the growth or decline in visitation by individual market segment.

Market Area             The subject property's market area includes the Chicago
Definition              Metropolitan Statistical Area (MSA) and the
                        Chicago-Gary-Kenosha IL-IN-WI Consolidated Metropolitan
                        Statistical Area (CMSA). More specifically, the hotel is situated in the City of Chicago in Cook County, Illinois. Cook is one of the nine counties that constitute the Chicago; the remaining eight are DeKalb, DuPage, Grundy, Kane, Kendall, Lake, McHenry, and Will
                        Counties. Approximately 75% of the metropolitan area's population resides in Cook County.

                        Located in the northeastern portion of Illinois, at the base of Lake Michigan, Chicago is the third most populous city in the United States, behind New York and Los Angeles. As the headquarters of the nation's two largest food processors (Beatrice and Kraft), two major commodities and futures exchanges (the Board of Trade and the Chicago Mercantile), and a multitude of domestic and international financing institutions, Chicago is considered the financial and industrial center of the midwest, and second only to New York in the United States. Together, the Chicago exchanges account for more than 75% of the world's commodities traded. The city is the nation's leader in stock options trading, currency futures, and interest rate futures, and ranks second in precious metals trading.

                                    AREA MAP


                                 [MAP OMITTED]

HVS International, Mineola, New York                     Market Area Analysis 31
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Economic and            Based on fieldwork conducted in the area and our
Demographic Data        in-house sources, we have evaluated various economic and
                        demographic statistics to determine trends in lodging demand. A primary source of economic and demographic statistics used in this analysis is the Complete
                        Economic and Demographic Data Source published by Woods
                        & Poole Economics, Inc., a well-regarded forecasting service based in Washington, DC. Using a data- base containing more than 300 variables for each county in the nation, Woods & Poole employs a sophisticated regional model to forecast economic and demographic trends. Historical statistics are based on census data and information published by the Bureau of Economic
                        Analysis. Projections are formulated by Woods & Poole.
                        All dollar amounts have been adjusted for inflation, and thus growth or decline represents real change in constant dollars.

Population              Between 1980 and 1996, Cook County registered an average
                        annual compounded population decline of 0.1%, while the MSA, the CMSA, the State of Illinois, and the United
                        States achieved growth rates of 0.4%, 0.4%, 0.2%, and 1.0%, respectively. Between 1990 and 1996, annual compounded population increases in the county, the MSA, the CMSA, and the State of Illinois rose to 0.1%, 0.7%, 0.7%, and 0.6%, respectively; the national average remained at 1.0% per year. Projections indicate virtually no change in the population of Cook County from 1996 through the year 2000, and the MSA, the CMSA, the state, and the nation are anticipated to achieve average annual compounded gains of 0.4%, 0.4%, 0.3%, and 0.9%, respectively. These growth rates are similar to those registered from 1980 to 1996. We find that the rate of population growth generally establishes a minimum rate of increase for commercial hotel demand;
                        this observation also holds true for the meeting and group segment if a majority of the meetings are business-oriented.

Retail Sales            Retail sales in Cook County increased at an average
                        annual compounded rate of 0.6% between 1980 and 1996.
                        This level was lower than the 1.3% gain registered by the MSA and the CMSA, the 1.0% growth rate exhibited by the state, and the 1.7% annual increase achieved by the nation as a whole. Slightly higher growth rates were apparent from 1990 to 1996 in all of these areas; during that period, there were average annual compounded increases of 1.0% in the county, 1.6% in the MSA and the CMSA, 1.5% in Illinois, and 1.8% in the United States.
                        Slower retail sales growth is anticipated from 1996 to the year 2000. In the county, a minimal gain of 0.1% annually is anticipated through the end of the decade;
                        somewhat higher increases are projected in the MSA and the CMSA (at 0.6%), the state (at

HVS International, Mineola, New York                     Market Area Analysis 32
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     HVS
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                        0.5%), and the nation (at 1.1%). Overall, retail sales
                        trends indicate slower economic growth in the subject property's market area, as well as in the nation as a whole.

Personal Income         Between 1980 and 1996, personal income in Cook County
                        increased at an inflation-adjusted average annual compounded rate of 1.3%; this gain was outpaced by those of the MSA, the CMSA, the state, and the nation (at levels of 1.9%, 1.9%, 1.7%, and 2.4%, respectively).
                        During the more recent period of 1990 to 1996, growth increased in four out of the five geographic areas.
                        Personal income in Cook County, the MSA, the CMSA, and the State of Illinois rose at average annual compounded rates of 1.6%, 2.0%, 2.0%, and 1.9%, respectively; the national average slipped to 2.1% during that period.
                        Projections show slower increases from 1996 to the year
                        2000, at rates of 1.0% in the county, 1.6% in the MSA, the CMSA, and the state, and 2.1% in the nation.

Work Force              Between 1980 and 1996, the most rapid growth in
Characteristics         employment in Cook County occurred in the agricultural
                        services and services sectors (at average annual compounded rates of 4.7% and 2.7%, respectively).
                        Overall employment rose by a modest 0.1% annually during this period, and most sectors registered declines.
                        Minimal gains were apparent in construction; the transportation, communications, and public utilities
                        (TCPU) sector; and the finance, insurance, and real estate (FIRE) industry. Projections show no change in total employment from 1996 through the year 2000.
                        Services and agricultural services are anticipated to continue to achieve some growth, and FIRE employment is projected to increase at an average annual compounded rate of 1.2%.

                        Chicago is the headquarters location of numerous multi-billion-dollar companies, and 78 of the Fortune 1,000 industrial and services firms maintain corporate headquarters in the metropolitan area. The city is also a center of education and research, boasting 12 major colleges and universities.

                        The major employers in Chicago represent a cross section of hotel demand potential. Some are national in scope, while others operate on a more local basis. Most of these employers are engaged in manufacturing, high-technology industries, services, insurance, or banking. The following table outlines some of the major employers in Chicago.

HVS International, Mineola, New York                     Market Area Analysis 33
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                        ========================================================
                        Table 4-1  Chicago's Major Employers
                        --------------------------------------------------------
                                                                       Number of
                        Firm                                           Employees
                        --------------------------------------------------------
                        Chicago Public Schools                          45,118
                        City of Chicago                                 41,551
                        U.S. Government                                 33,712
                        Cook County                                     27,385
                        Jewel Food Stores                               24,945
                        U.S. Postal  Service                            24,114
                        Motorola, Inc.                                  23,500
                        State of Illinois                               21,509
                        Advocate Health Care                            19,914
                        Ameritech Corp.                                 19,038
                        First Chicago NBD Corp.                         16,708
                        Abbott Laboratories                             15,300
                        United Airlines                                 14,613
                        Sears, Roebuck & Co.                            13,000
                        Chicago Transit Authority                       12,881
                        Walgreen Co.                                    12,508
                        Commonwealth Edison Co.                         11,992
                        University of Illinois - Chicago                11,746
                        American Airlines                               11,422
                        Dominick's Finer Foods, Inc.                    11,170

                                   Source: Crain's Chicago Business
                        --------------------------------------------------------

Office Space            Trends in occupied office space are among the most
                        reliable indicators of lodging demand, because firms that occupy office space often exhibit a strong propensity to attract commercial visitors. Thus, trends that cause changes in vacancy rates or in the amount of occupied office space may have a proportional impact on commercial lodging demand, and a less direct effect on meeting demand. Moreover, the development of office and industrial space often indicates that new businesses are moving into the area, or that existing firms are expanding.

                        More than a decade of continuous growth in the inventory of downtown Chicago office space came to a halt in 1992, but not before the addition of approximately 39,500,000 square feet of space. In 1990, construction commenced on several large buildings, at a time when the demand for office space underwent a sharp decline. In 1992, the relocation of major companies such as Sears, Roebuck & Company and Ameritech to the western suburbs exacerbated the problem. The result was negative net absorption in

HVS International, Mineola, New York                     Market Area Analysis 34
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                        1992, and a record increase in the vacancy rate. Market
                        dynamics have improved since that time, however, and there has been a steady decline in the downtown vacancy rate. This trend has been aided by a lack of new construction and the demolition and conversion of some Class C space. As illustrated by the following table, the office vacancy rate stood at 15.6% at the end of 1996.

================================================================================
Table 4-2  Chicago Office Market 1996 Performance Statistics
--------------------------------------------------------------------------------
Submarket                      Square Feet      Vacancy Rate      Net Absorption
--------------------------------------------------------------------------------
West Loop                      26,577,288          12.2%            1,147,562
Central Loop                   44,510,873          16.8%               62,186
East Loop                      21,929,434          19.1%              145,851
North Michigan Avenue          13,307,009          15.7%              213,884
River North                     2,873,819          14.3%              162,533
--------------------------------------------------------------------------------
Totals                        109,198,423          15.6%            1,732,016

                              Source: CB Commercial
--------------------------------------------------------------------------------

Airport Traffic         Two main airports are available in the Chicago area:
                        O'Hare International and Midway. The city is served by more than 50 major domestic and international carriers that offer non-stop service to the business centers of Europe and Asia. O'Hare International Airport is a significant asset to the regional and national economies. A $618,000,000 international terminal was completed in 1994, which increased the capacity for international flights. Midway Airport is served by 16 commercial airlines, and handles more corporate jet traffic than O'Hare. The city recently invested
                        $100,000,000 in parking, terminal, and airfield improvements at Midway.

                        Because of its strategic location and extensive network of interstate highways, railroads, commercial flight paths, and waterways, Chicago has long been one of the nation's major transportation hubs. The area ships a greater tonnage of manufactured goods by rail than any other production center in the nation. Passenger activity at O'Hare International Airport totaled more than 70,000,000 in 1997, making it the nation's busiest commercial air center. O'Hare International Airport carries more freight and mail than any other facility in the country, and the value of its import and export shipments exceeds that of any other inland facility in the nation. The following table shows historical passenger counts at O'Hare International Airport.

HVS International, Mineola, New York                     Market Area Analysis 35
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                        ========================================================
                        Table 4-3  O'Hare International Airport Passenger
                                   Statistics
                        --------------------------------------------------------
                                     Passenger
                        Year         Movements          Change(1)      Change(2)
                        --------------------------------------------------------
                        1985         49,961,008            --              --
                        1986         54,771,979           9.6%            9.6%
                        1987         57,543,865           5.1             7.3
                        1988         58,860,349           2.3             5.6
                        1989         59,215,032           0.6             4.3
                        1990         60,010,234           1.3             3.7
                        1991         59,852,330          (0.3)            3.1
                        1992         64,441,087           7.7             3.7
                        1993         65,091,168           1.0             3.4
                        1994         66,468,269           2.1             3.2
                        1995         67,253,358           1.2             3.0
                        1996         69,153,528           2.8             3.0
                        1997         70,385,073           1.8             2.9

                         (1) Average annual compounded percent change from the
                                              previous year
                         (2) Average annual compounded percent change from 1985

                             Source: City of Chicago Department of Aviation
                        --------------------------------------------------------

                        According to the City of Chicago Department of Aviation, there were 70,385,073 passenger arrivals and departures at O'Hare in 1997, representing an average annual compounded increase of approximately 2.9% over the 49,961,008 level registered in 1985.

                        Midway Airport is located on the southwest side of the city, approximately 15 miles southwest of the subject property. In recent years, Southwest Airlines has become the dominant carrier at this airport, and the addition of new discount airlines such as American Trans Air have increased Midway's commercial traffic. Air passenger traffic increased by approximately 41% from 1993 to 1994, and by 3.8% between 1994 and 1995; however, there was a slight decline of 0.1% from 1996 to 1997.

Convention Activity     Convention activity is a strong force in the Chicago
                        hotel market. Large conventions held in the city recently include the International Manufacturing
                        Technology Show, the National Restaurant Association
                        Show, the National Sporting Goods Association
                        Convention, and the 1996 Democratic National Convention.

HVS International, Mineola, New York                     Market Area Analysis 36
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                        Located approximately two and one-half miles from the
                        subject property, McCormick Place is the most extensive convention facility in the nation. Chicago's ability to attract large meetings and conventions should be enhanced by a recent expansion of McCormick Place. This $987,000,000 project was completed in 1997, resulting in the addition of more than 1,000,000 square feet of exhibition space (doubling the amount available previously). The expanded facility is better equipped to accommodate small events, as well as large regional and national conventions.

                        Construction of the 800-room Hyatt McCormick Place should further enhance the city's ability to attract conventions by ensuring an adequate supply of guestrooms in the immediate vicinity of McCormick Plaza. The Metropolitan Pier and Exposition Authority voted to issue bonds to develop the hotel in order to help the city compete with other major convention destinations for large events. The construction cost of the Hyatt McCormick Place is estimated at $80,000,000, and completion is scheduled for summer of 1998. The following table sets forth historical attendance figures at Chicago conventions and trade shows.

====================================================================================================================================
Table 4-4  Conventions, Trade Shows and Corporate Meetings in Chicago
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Estimated
                                                                                                         ---------------------------
                           1991         1992          1993          1994          1995          1996          1997          1998
------------------------------------------------------------------------------------------------------------------------------------
Conventions
Number of Events          1,105        1,055         1,224         1,377         1,205         1,135         1,100         1,130
Attendance              333,407      470,768       567,493       712,472       853,466       983,000       957,000     1,000,500

Trade Shows
Number of Events            205          192           180           165           153           140           156           150
Attendance            2,092,600    1,998,250     1,952,550     1,961,799     2,006,604     2,214,742     2,343,000     2,449,500

Corporate Meetings
Number of Events         28,288       28,835        34,317        35,993        37,499        41,353        43,000        45,580
Attendance              931,853      951,566     1,132,457     1,118,769     1,237,525     1,633,800     1,840,000     1,940,000

Total Events
Number of Events         29,598       30,082        35,721        37,535        38,857        42,628        44,256        46,860
Percent Change               --          1.6%         18.7%          5.1%          3.5%          9.7%          3.8%          5.9%
Attendance            3,357,860    3,420,584     3,652,500     3,793,040     4,097,595     4,831,542     5,140,000     5,390,000
Percent Change               --          1.9%          6.8%          3.8%          8.0%         17.9%          6.4%          4.9%

                                            Source: Chicago Convention and Tourism Bureau
------------------------------------------------------------------------------------------------------------------------------------

HVS International, Mineola, New York                     Market Area Analysis 37
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                        The number of conventions, trade shows, and corporate
                        meetings held in Chicago increased at a substantial average annual compounded rate of 5.7% between 1991 and 1996, and attendance at these events increased by 4.8% annually. Estimated 1997 and 1998 figures indicate increases that are healthy, if somewhat lower than those registered in 1996. Given the recent expansion of McCormick Place and the historical and projected increases in convention attendance in Chicago, we anticipate meeting and group demand in the local market to undergo strong growth. The following table lists Chicago's top conventions, trade shows, and consumer shows in 1996; these events are ranked in order of attendance.

================================================================================
Table 4-5  Largest Conventions, Trade Shows, and Consumer Shows - 1996
--------------------------------------------------------------------------------
Convention                                          Attendance        Show Type
--------------------------------------------------------------------------------
Chicago Auto Show                                    993,646           Consumer
Chicago Chevy-Vette Fest                             193,000           Consumer
International Manufacturing Technology Show          121,601            Trade
Motorcycle Swap Meet                                 106,000           Consumer
World of Wheels                                      103,752           Consumer
National Restaurant Association Show                 103,457            Trade
National Sporting Goods Association Exposition        94,166            Trade
Softbank Comdex                                       92,794            Trade
Packaging Machinery Manufacturing Institute           77,555           Consumer
National Hardware Show                                70,000            Trade
Promise Keepers                                       69,000          Convention
Design Engineering Show & Conference -
  National Manufacturing                              65,000            Trade
Radiological Society of North America                 61,000            Trade
National Houseware Manufacturers                      58,917            Trade

         Source: Chicago Convention and Tourism Bureau, October 8, 1997
--------------------------------------------------------------------------------

Leisure Travel and      Leisure demand is generated by downtown Chicago's many
Tourist Attractions     sites, attraction, and events. Numerous museums,
                        historic sites, and exclusive retail outlets assist the city in drawing leisure travelers from around the world.
                        Navy Pier was recently converted to an exposition and entertainment venue. Located approximately a half a mile east of the subject property, on Illinois Street, this development includes a 1,500-seat performing arts pavilion, several thousand feet of meeting and exhibition space, an amusement park, and a myriad of shops and restaurants. The following table outlines some of Chicago's main attractions and the number of visitors at each in 1996.

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Table 4-6  1996 Visitation Statistics for Chicago Attractions
--------------------------------------------------------------------------------
Attraction                                                         Attendance
--------------------------------------------------------------------------------
Navy Pier                                                           5,000,000
Lincoln Park Zoo                                                    4,000,000
Art Institute of Chicago                                            2,366,914
John G. Shedd Aquarium                                              1,775,765
Museum of Science and Industry                                      1,760,813
Sears Tower Skydeck                                                 1,363,824
Field Museum of Natural History                                     1,212,475
Chicago Children's Museum                                             600,000
Chicago Cultural Center                                               565,882
Adler Planetarium & Astronomy Museum                                  458,357
Chicago Symphony Orchestra                                            453,059
Museum of Contemporary Art                                            372,158
Lyric Opera of Chicago                                                326,031
The Chicago Athenaeum: Museum of Architecture and Design              250,000
DuSable Museum of African-American History                            247,502
Chicago Architecture Foundation Tours                                 247,000
Goodman Theatre                                                       225,832
Chicago Historial Society                                             176,015
Steppenwolf Theatre                                                   174,286
Terra Museum of American Art                                           94,722
Mexican Fine Arts Center Museum                                        94,610
Chicago Academy of Sciences: The Nature Museum                         56,313
Chicago Theatre                                                        45,000
Hubbard Street Dance Festival                                          22,154
Prairie Avenue House Museums                                           10,731
National Vietnam Veterans Art Museum (April - December)                 5,000

 Source: Chicago Office of Tourism, Chicago Convention and Tourism Bureau, 1997

--------------------------------------------------------------------------------

                        International visitation to the Chicago area has also undergone significant growth. The following table outlines the number of international visitors in the Chicago area in 1994 and 1995 (the most recent statistics available).

HVS International, Mineola, New York                     Market Area Analysis 39
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                        ========================================================
                        Table 4-7  International Visitation Statistics for 1994
                                   and 1995
                        --------------------------------------------------------
                        Country of Origin          1994                   1995
                        --------------------------------------------------------
                        Canada                    342,000                371,450
                        United Kingdom            141,768                198,299
                        Germany                   123,510                143,091
                        Japan                     138,546                120,557
                        Mexico                     75,000                 64,222
                        --------------------------------------------------------
                        Totals                    820,824                897,619

                         Source: City of Chicago Department of Cultural Affairs,
                                     Chicago Office of Tourism
                        --------------------------------------------------------

                        As illustrated above, the number of international visitors in Chicago rose by 76,795 from 1994 to 1995. There were increases in the number of visitors from Canada, the United Kingdom, and Germany, although the number of tourists arriving from Japan and Mexico declined.

Conclusion              Our review of various economic and demographic data
                        indicates that the subject property's market area can be expected to remain relatively stable barring any unforeseen changes. Cook County and the Chicago MSA have exhibited moderate gains in most categories since 1990, and similar trends are anticipated through the year
                        2000. The following table summarizes the economic and demographic trends discussed throughout this section.
                        All figures that reflect dollar amounts have been adjusted for inflation, and thus they reflect real change. It should be noted that the percent changes indicated in the following tables are based on unrounded figures; consequently, they may not calculate exactly.

HVS International, Mineola, New York                     Market Area Analysis 40
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Table 4-8 Economic and Demographic Data for the Subject Property's Market Area

-------------------------------------------------------------------------------------------------------------------------------

                                                                                                                    Avg. Annual
Data Type                                                             Period         Data Point      Data Point    Comp. Change
-------------------------------------------------------------------------------------------------------------------------------
Long-Term Historical Population (+000)
   Cook County                                                       1980-1996         5,246.5         5,136.9        (0.1)%
   Chicago, IL MSA                                                   1980-1996         7,245.8         7,757.6         0.4
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1980-1996         8,113.3         8,625.0         0.4
   State of Illinois                                                 1980-1996        11,435.4        11,873.0         0.2
   United States                                                     1980-1996       227,225.6       265,225.5         1.0
Short-Term Historical Population (+000)
   Cook County                                                       1990-1996         5,106.0         5,136.9         0.1
   Chicago, IL MSA                                                   1990-1996         7,426.1         7,757.6         0.7
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1990-1996         8,257.1         8,625.0         0.7
   State of Illinois                                                 1990-1996        11,448.3        11,873.0         0.6
   United States                                                     1990-1996       249,403.0       265,225.5         1.0
Projected Population (+000)
   Cook County                                                       1996-2000         5,136.9         5,129.1        (0.0)
   Chicago, IL MSA                                                   1996-2000         7,757.6         7,880.0         0.4
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1996-2000         8,625.0         8,754.6         0.4
   State of Illinois                                                 1996-2000        11,873.0        12,020.1         0.3
   United States                                                     1996-2000       265,225.5       274,581.0         0.9
Long-Term Historical Retail Sales (+000,000)
   Cook County                                                       1980-1996        37,470.9        41,175.7         0.6
   Chicago, IL MSA                                                   1980-1996        53,505.0        65,677.6         1.3
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1980-1996        59,329.3        72,386.0         1.3
   State of Illinois                                                 1980-1996        81,282.6        95,325.4         1.0
   United States                                                     1980-1996     1,636,425.6     2,143,737.6         1.7
Short-Term Historical Retail Sales (+000,000)
   Cook County                                                       1990-1996        38,737.1        41,175.7         1.0
   Chicago, IL MSA                                                   1990-1996        59,758.7        65,677.6         1.6
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1990-1996        65,707.3        72,386.0         1.6
   State of Illinois                                                 1990-1996        87,121.3        95,325.4         1.5
   United States                                                     1990-1996     1,926,189.3     2,143,737.6         1.8
Projected Retail Sales (+000,000)
   Cook County                                                       1996-2000        41,175.7        41,404.9         0.1
   Chicago, IL MSA                                                   1996-2000        65,677.6        67,238.4         0.6
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1996-2000        72,386.0        74,056.4         0.6
   State of Illinois                                                 1996-2000        95,325.4        97,315.3         0.5
   United States                                                     1996-2000     2,143,737.6     2,239,888.5         1.1
Long-Term Historical Retail Sales per Capita
   Cook County                                                       1980-1996         7,142.1         8,015.6         0.7
   Chicago, IL MSA                                                   1980-1996         7,384.3         8,466.2         0.9
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1980-1996         7,312.6         8,392.6         0.9
   State of Illinois                                                 1980-1996         7,108.0         8,028.8         0.8
   United States                                                     1980-1996         7,201.8         8,082.7         0.7
-------------------------------------------------------------------------------------------------------------------------------

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Table 4-8 Economic and Demographic Data for the Subject Property's Market Area
          (continued)

-------------------------------------------------------------------------------------------------------------------------------

                                                                                                                    Avg. Annual
Data Type                                                             Period       Data Point      Data Point      Comp. Change
-------------------------------------------------------------------------------------------------------------------------------
Short-Term Historical Retail Sales per Capita
   Cook County                                                       1990-1996         7,586.6         8,015.6         0.9%
   Chicago, IL MSA                                                   1990-1996         8,047.1         8,466.2         0.8
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1990-1996         7,957.7         8,392.6         0.9
   State of Illinois                                                 1990-1996         7,610.0         8,028.8         0.9
   United States                                                     1990-1996         7,723.2         8,082.7         0.8
Projected Retail Sales per Capita
   Cook County                                                       1996-2000         8,015.6         8,072.6         0.2
   Chicago, IL MSA                                                   1996-2000         8,466.2         8,532.8         0.2
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1996-2000         8,392.6         8,459.2         0.2
   State of Illinois                                                 1996-2000         8,028.8         8,096.0         0.2
   United States                                                     1996-2000         8,082.7         8,157.5         0.2
Long-Term Historical Eating and Drinking Place Sales (+000,000)
   Cook County                                                       1980-1996         4,081.6         4,926.6         1.2
   Chicago, IL MSA                                                   1980-1996         5,454.6         7,191.0         1.7
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1980-1996         6,049.5         7,852.2         1.6
   State of Illinois                                                 1980-1996         7,983.8        10,238.3         1.6
   United States                                                     1980-1996       153,945.2       225,235.6         2.4
Short-Term Historical Eating and Drinking Place Sales (+000,000)
   Cook County                                                       1990-1996         4,577.9         4,926.6         1.2
   Chicago, IL MSA                                                   1990-1996         6,496.6         7,191.0         1.7
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1990-1996         7,086.2         7,852.2         1.7
   State of Illinois                                                 1990-1996         9,242.2        10,238.3         1.7
   United States                                                     1990-1996       199,371.1       225,235.6         2.1
Projected Eating and Drinking Place Sales (+000,000)
   Cook County                                                       1996-2000         4,926.6         5,152.0         1.1
   Chicago, IL MSA                                                   1996-2000         7,191.0         7,632.8         1.5
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1996-2000         7,852.2         8,329.9         1.5
   State of Illinois                                                 1996-2000        10,238.3        10,841.1         1.4
   United States                                                     1996-2000       225,235.6       244,351.7         2.1
Long-Term Historical Eating and Drinking Place Sales per Capita
   Cook County                                                       1980-1996           778.0           959.1         1.3
   Chicago, IL MSA                                                   1980-1996           752.8           927.0         1.3
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1980-1996           745.6           910.4         1.3
   State of Illinois                                                 1980-1996           698.2           862.3         1.3
   United States                                                     1980-1996           677.5           849.2         1.4
Short-Term Historical Eating and Drinking Place Sales per Capita
   Cook County                                                       1990-1996           896.6           959.1         1.1
   Chicago, IL MSA                                                   1990-1996           874.8           927.0         1.0
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1990-1996           858.2           910.4         1.0
   State of Illinois                                                 1990-1996           807.3           862.3         1.1
   United States                                                     1990-1996           799.4           849.2         1.0
-------------------------------------------------------------------------------------------------------------------------------

HVS International, Mineola, New York                     Market Area Analysis 42
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Table 4-8 Economic and Demographic Data for the Subject Property's Market Area
          (continued)

-------------------------------------------------------------------------------------------------------------------------------

                                                                                                                    Avg. Annual
Data Type                                                             Period       Data Point      Data Point      Comp. Change
-------------------------------------------------------------------------------------------------------------------------------
Projected Eating and Drinking Place Sales per Capita
   Cook County                                                       1996-2000           959.1         1,004.5         1.2%
   Chicago, IL MSA                                                   1996-2000           927.0           968.6         1.1
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1996-2000           910.4           951.5         1.1
   State of Illinois                                                 1996-2000           862.3           901.9         1.1
   United States                                                     1996-2000           849.2           889.9         1.2
Long-Term Historical Personal Income (+000,000)
   Cook County                                                       1980-1996       104,881.4       128,595.0         1.3
   Chicago, IL MSA                                                   1980-1996       146,719.8       199,699.0         1.9
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1980-1996       161,502.3       216,708.3         1.9
   State of Illinois                                                 1980-1996       212,689.1       278,242.2         1.7
   United States                                                     1980-1996     3,861,548.9     5,687,220.1         2.4
Short-Term Historical Personal Income (+000,000)
   Cook County                                                       1990-1996       116,917.5       128,595.0         1.6
   Chicago, IL MSA                                                   1990-1996       177,110.1       199,699.0         2.0
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1990-1996       192,294.0       216,708.3         2.0
   State of Illinois                                                 1990-1996       248,428.1       278,242.2         1.9
   United States                                                     1990-1996     5,011,216.3     5,687,220.1         2.1
Projected Personal Income (+000,000)
   Cook County                                                       1996-2000       128,595.0       134,015.8         1.0
   Chicago, IL MSA                                                   1996-2000       199,699.0       212,977.4         1.6
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1996-2000       216,708.3       231,009.2         1.6
   State of Illinois                                                 1996-2000       278,242.2       295,924.4         1.6
   United States                                                     1996-2000     5,687,220.1     6,172,122.3         2.1
Long-Term Personal Income per Capita
   Cook County                                                       1980-1996        19,991.0        25,033.0         1.4
   Chicago, IL MSA                                                   1980-1996        20,249.0        25,742.0         1.5
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1980-1996        19,906.0        25,126.0         1.5
   State of Illinois                                                 1980-1996        18,599.0        23,435.0         1.5
   United States                                                     1980-1996        16,994.0        21,443.0         1.5
Short-Term Historical Personal Income per Capita
   Cook County                                                       1990-1996        22,898.0        25,033.0         1.5
   Chicago, IL MSA                                                   1990-1996        23,850.0        25,742.0         1.3
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1990-1996        23,288.0        25,126.0         1.3
   State of Illinois                                                 1990-1996        21,700.0        23,435.0         1.3
   United States                                                     1990-1996        20,093.0        21,443.0         1.1
Projected Personal Income per Capita
   Cook County                                                       1996-2000        25,033.0        26,129.0         1.1
   Chicago, IL MSA                                                   1996-2000        25,742.0        27,027.0         1.2
   Chicago-Gary-Kenosha, IL-IN-WI CMSA                               1996-2000        25,126.0        26,387.0         1.2
   State of Illinois                                                 1996-2000        23,435.0        24,619.0         1.2
   United States                                                     1996-2000        21,443.0        22,478.0         1.2
-------------------------------------------------------------------------------------------------------------------------------

HVS International, Mineola, New York                     Market Area Analysis 43
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Table 4-8 Economic and Demographic Data for the Subject Property's Market Area
          (continued)

-------------------------------------------------------------------------------------------------------------------------------

                                                                                                                    Avg. Annual
Data Type                                                             Period       Data Point      Data Point      Comp. Change
-------------------------------------------------------------------------------------------------------------------------------
Long-Term Historical Employment - Cook County (+000)
   Farming                                                           1980-1996         1.2             0.6            (4.2)%
   Agricultural Services                                             1980-1996         6.6            13.8             4.7
   Mining                                                            1980-1996         5.7             2.6            (4.7)
   Construction                                                      1980-1996       105.2           112.2             0.4
   Manufacturing                                                     1980-1996       645.7           433.9            (2.5)
   Transportation, Communications, & Public Utilities                1980-1996       170.0           196.9             0.9
   Total Trade                                                       1980-1996       658.9           658.3            (0.0)
      Wholesale                                                      1980-1996       223.5           189.7            (1.0)
      Retail                                                         1980-1996       435.4           468.7             0.5
   Finance, Insurance, & Real Estate                                 1980-1996       274.4           333.1             1.2
   Services                                                          1980-1996       675.8         1,041.7             2.7
   Total Government                                                  1980-1996       362.4           357.7            (0.1)
      Federal Civilian                                               1980-1996        57.7            54.1            (0.4)
      Federal Military                                               1980-1996        14.6            13.1            (0.6)
      State & Local                                                  1980-1996       290.1           290.5             0.0
   Total                                                             1980-1996     2,905.9         3,150.9             0.5
Short-Term Historical Employment - Cook County (+000)
   Farming                                                           1990-1996         0.7             0.6            (2.5)
   Agricultural Services                                             1990-1996        10.9            13.8             3.9
   Mining                                                            1990-1996         4.0             2.6            (6.7)
   Construction                                                      1990-1996       123.6           112.2            (1.6)
   Manufacturing                                                     1990-1996       479.6           433.9            (1.7)
   Transportation, Communications, & Public Utilities                1990-1996       190.7           196.9             0.5
   Total Trade                                                       1990-1996       687.6           658.3            (0.7)
      Wholesale                                                      1990-1996       217.1           189.7            (2.2)
      Retail                                                         1990-1996       470.5           468.7            (0.1)
   Finance, Insurance, & Real Estate                                 1990-1996       337.5           333.1            (0.2)
   Services                                                          1990-1996       934.0         1,041.7             1.8
   Total Government                                                  1990-1996       362.6           357.7            (0.2)
      Federal Civilian                                               1990-1996        62.0            54.1            (2.2)
      Federal Military                                               1990-1996        19.7            13.1            (6.5)
      State & Local                                                  1990-1996       281.0           290.5             0.6
   Total                                                             1990-1996     3,131.2         3,150.9             0.1
-------------------------------------------------------------------------------------------------------------------------------

HVS International, Mineola, New York                     Market Area Analysis 44
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Table 4-8 Economic and Demographic Data for the Subject Property's Market Area
          (continued)

-------------------------------------------------------------------------------------------------------------------------------

                                                                                                                    Avg. Annual
Data Type                                                             Period     Data Point      Data Point        Comp. Change
-------------------------------------------------------------------------------------------------------------------------------
Projected Employment - Cook County (+000)
   Farming                                                           1996-2000         0.6             0.6            (2.4)%
   Agricultural Services                                             1996-2000        13.8            14.3             1.0
   Mining                                                            1996-2000         2.6             2.6            (0.7)
   Construction                                                      1996-2000       112.2           109.5            (0.6)
   Manufacturing                                                     1996-2000       433.9           409.9            (1.4)
   Transportation, Communications, & Public Utilities                1996-2000       196.9           196.6            (0.0)
   Total Trade                                                       1996-2000       658.3           641.9            (0.6)
      Wholesale                                                      1996-2000       189.7           182.2            (1.0)
      Retail                                                         1996-2000       468.7           459.7            (0.5)
   Finance, Insurance, & Real Estate                                 1996-2000       333.1           349.5             1.2
   Services                                                          1996-2000     1,041.7         1,074.2             0.8
   Total Government                                                  1996-2000       357.7           356.8            (0.1)
      Federal Civilian                                               1996-2000        54.1            53.7            (0.2)
      Federal Military                                               1996-2000        13.1            11.8            (2.6)
      State & Local                                                  1996-2000       290.5           291.3             0.1
   Total                                                             1996-2000     3,150.9         3,155.8             0.0

                                      Source: Woods & Poole Economics, Inc., Washington, DC
-------------------------------------------------------------------------------------------------------------------------------

                        In later sections of this economic study and appraisal, we will relate these historical and projected growth trends to specific market segments based on their propensity to reflect visitation. This analysis will provide a basis for forecasting changes in room night demand in the subject property's area.

                                           Overview of External Forces Affecting
HVS International, Mineola, New York                the U.S. Lodging Industry 45
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================================================================================
5. Overview of External Forces Affecting the U.S. Lodging Industry

Introduction            Hotel ownership is ultimately the business of creating
                        and enhancing value. To understand the investment potential of lodging facilities, investors must be thoroughly aware of the many forces that can cause changes in the value of their properties. Although some of these forces are internal (such as the layout and design of the facilities, the quality of management, and the condition of the property), others are external
                        (such as the local economic environment and the competitive nature of the market). The risk associated with hotel investment lies largely with the external forces that are beyond the control of ownership and contribute to the variability of future income flows.

                        Investors and appraisers can project financial results by evaluating the historical impact of external forces on hotel values. Successful hotel investors seek opportunities where the risk of external forces can be minimized, thus reducing the uncertainty associated with income expectations.

                        When investors engage in due diligence prior to acquiring a lodging facility, they are primarily interested in trends affecting a limited geographic market area, such as a town, city, or county. A broader overview takes into account national and international travel patterns and trends. An understanding of the general characteristics of the United States hotel market is important because these trends often foreshadow economic and demographic changes in smaller areas.

                        This section of the appraisal will present an overview of the U.S. lodging industry by tracing many of the forces that influence hotel values. Historical economic and demographic data, and industry statistics will be analyzed to provide a basi s for projections. Forecasts will be evaluated to determine their reasonableness. The conclusions represent another set of criteria that hotel investors consider in making their acquisition decisions.

                                           Overview of External Forces Affecting
HVS International, Mineola, New York                the U.S. Lodging Industry 46
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The Supply and
Demand Relationship     Most business ventures are influenced by the
                        relationship between supply and demand. In the hotel industry, supply refers to the number of units. A unit consists of one or more rooms and represents the smallest accommodation that can be rented to a guest.
                        Each unit must have a full bath and its own entrance to a public hallway or the building exterior. Demand refers to a room night, which is one unit that is occupied for one night. The supply and demand relationship has a significant influence on a hotel's occupancy and/or average room rate.

                        Occupancy is calculated by dividing the number of rooms that are occupied for a specific period by the total number of rooms that are available during the same period. Average room rate is determined by dividing the total rooms revenue achieved during a specific period by the number of rooms occupied during that period; it also represents the weighted average of all the room rates charged during that period. In a market where demand is increasing faster than supply, occupancies rise and average rate growth generally exceeds inflation. When supply is increasing faster than demand, occupancies fall and average rates typically remain level or decline. Hotels generate revenue based on occupancy and average rate, and thus the supply and demand relationship is an important factor in analyzing profits and value.

                        Hotel occupancy levels have shown definite cycles that reflect the balance between supply and demand. The early 1970s marked the beginning of a hotel building boom reminiscent of the 1920s. Many factors contributed to this expansion, but the two main elements were readily available financing and aggressive chains that were eager to sell franchises. The new construction during the 1970s was made possible by the enormous amount of financing generated by all lenders, particularly real estate investment trusts (REITs). These high-leverage finance companies were created to allow small investors to participate in real estate mortgages and equities. The concept was quickly accepted by Wall Street, and soon billions of dollars were available to finance real estate projects. Many lenders became so overwhelmed with new money that their underwriting procedures broke down and some marginal developments were approved.

                        During the late 1960s and early 1970s, hotel companies actively expanded their chains through franchising. Franchising was a source of new capital, allowing hotel companies to grow and achieve national recognition using the franchisee's financial investment in individual properties. Some franchisors, eager to demonstrate sustained growth and establish a national

                                           Overview of External Forces Affecting
HVS International, Mineola, New York                the U.S. Lodging Industry 47
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                        presence, employed questionable marketing tactics to
                        sell new franchises. Salespeople were often compensated based on the number of franchises sold, so there was little incentive to discourage developers from investing in poor locations and overbuilt markets. Many lenders and hostelry developers were led to believe that a national franchise would guarantee a successful operation.

                        The combination of readily available financing and aggressive hotel chains eager to sell franchises resulted in overbuilding and development of many poorly located, undercapitalized hostelries managed by inexperienced owners. The bubble burst on the lodging industry when inflation caused construction costs and interest rates to escalate. The 1974 energy crisis drastically reduced travel, and the accompanying recession curtailed business trips, conferences, and conventions.

                        Operators of marginal properties quickly fell behind in their mortgage payments, and lenders were forced to foreclose. As lenders became hostelry owners, they either organized work-out departments headed by experienced hoteliers or engaged professional hotel management companies to assume operational responsibilities. Sales data indicate that lenders who were looking for quick sales to remove nonperforming hotel assets from their books had to lower their prices substantially to attract all-cash buyers. Lenders who were willing to hold on to foreclosed hotels and employ professional management to reposition and improve the properties' operation were generally able to recoup their original investments in three to five years, once the industry began to recover. However, even lenders who repositioned their hotels had to take back favorable purchase-money financing to sell the properties because money from other sources was not available.

                        History has shown that during economic downturns, hotel values generally do not fall in proportion to the properties' declining incomes. Sellers, and particularly lenders who take back hotels through foreclosure, are often unwilling to sell at substantially reduced prices. They are more likely to wait out the downward cycle and dispose of their assets when the market begins to rebound. Thus, appraisers can best reflect market behavior by projecting a facility's net income to a point of recovery and applying the proper discounted cash flow procedure over that time period.

                        The late 1970s was a period of relative calm for the lodging industry. Because most lenders were recovering from the financial wounds inflicted by
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                        the 1975 recession, they had little interest in making
                        hotel mortgages. New construction was restrained, and primarily consisted of additions to existing properties and the development of some large, downtown hotels oriented toward the commercial and convention markets. The rebirth of center-city hostelries was a direct result of fuel shortages and the availability of government financing for inner-city redevelopment projects. Highway-oriented properties, on the other hand, were adversely affected by escalating gasoline prices and decreased automobile travel, and these lodging facilities lost some of their appeal among investors and hotel companies.

                        Decreased building activity, the normal retirement of older hostelries from the market, and an improving economy created a favorable supply and demand relationship and record-high occupancy levels from 1979 to 1980. Average room rates increased rapidly as operators took advantage of the excess demand to recoup earlier losses and keep up with inflation.


                        After the decline in hotel development during the late 1970s, the environment appeared suitable for a period of renewed expansion. However, the Federal Reserve tightened the money supply in the early 1980s, sending the prime interest rate up to double-digit levels. Most of the projects that were in the preliminary planning stages but lacked sensible financing were put on hold.


                        Fiscal policy and declining energy prices eventually reduced the national inflation rate. This caused a decline in hotel interest rates beginning in 1983, and suddenly massive amounts of capital were available for real estate investments. Hotel developers who had been out of the market since the mid-1970s rushed to initiate new projects. They were aided by several major real estate development incentives: high occupancies and escalating room rates, readily available debt and equity financing, and unique income tax benefits designed to stimulate the national economy out of a recession.

                        During the early 1980s, trends were generally favorable for new hotel development. Although the recession caused a decline in lodging demand, many markets showed relatively high occupancy levels. Room rates were usually able to keep up with inflation, and the travel industry was expected to boom as a result of a recovering economy. Franchise sellers signed up new prospects aggressively, using product segmentation to justify the saturation of a market with a common brand.
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                        Financing was readily available from the savings and
                        loan industry. Following deregulation, these banks were permitted to lend on commercial real estate, such as hotels. Although savings and loans had experience in making loans on single-family homes, few had expertise with commercial properties, and fewer still with hotels. The result was almost identical to the real estate investment trust fiasco the decade before: loan underwriting and administration were inept and sometimes nonexistent, the number of loans made seemed more important than the quality of the real estate and the integrity of the borrower, and short-term funds were often used to finance long-term mortgages. In the early 1990s, the industry suffered the consequences of this lending spree: most major hotel markets became severely overbuilt and many savings and loans went out of business.

                        Another factor contributing to hotel development in the 1980s was the very favorable treatment provided by income tax regulations. By carefully structuring hotel syndications to take advantage of all available tax benefits, investors could virtually recoup their total cash outlay in the first year and reap additional benefits in the future regardless of the economic success of the underlying asset. Because there was little incentive to justify a transaction's economics (i.e., cash flow and reversionary benefits), a number of syndicators overpaid for hotel properties, took out usurious fees, and overloaded their hotels with debt.

                        A change in the tax law in the mid-1980s eliminated many of the benefits associated with hotels, but the overbuilding in most markets was either in progress or had already taken place. By the end of the 1980s, the abuses of the savings and loans had become apparent, but it was too late to reverse the overbuilding. Between 1985 and 1990, approximately 556,000 rooms were added to the U.S. hotel supply.

                        The national economy entered another recession in 1990, and this factor (coupled with overbuilding and the Persian Gulf War in 1991) caused the national hotel occupancy rate to bottom out at 60.9%. In some markets, hotel occupancies were as low as 35%. This supply and demand imbalance was almost identical to the situation in the 1970s that led to numerous hotel failures. As in the REIT days, the number of non-performing loans reached record levels, and lenders moved to a work-out mode of operation in order to foreclose and restructure their hotel investments. Many of the savings and loans were taken over by the government and their hotel assets were sold at auction.
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                        According to the American Council of Life Insurance,
                        which represents major life insurance companies, the number of delinquent hotel loans and the number of hotel loans in foreclosure peaked in 1991. This trend is undergoing a reversal as the U.S. lodging industry begins to recover. Loan restructuring was an attractive alternative to foreclosure during this period, and the number of loans in good standing with restructured terms almost doubled.

                        By 1993, new hotel construction had declined significantly. Lenders, trying to get out from under problematic hotel portfolios, curtailed all real estate lending and would not even consider hotels. The tax benefits associated with lodging facilities had been reduced significantly, and passive investors left the hospitality market entirely.

                        The slowdown in the growth of supply had a beneficial impact on occupancy levels, which started to recover in 1992. Improved occupancies are expected to continue through the late 1990s as increases in lodging demand outpace growth in supply.

                        Beginning in 1991, many lenders and the Resolution Trust Corporation (RTC) sold their oldest and least desirable hotels at liquidation prices. Because virtually no third-party financing was available, most lenders were forced to take back purchase-money mortgages at favorable terms in order to sell these properties without suffering massive write-downs. The newer and more desirable hotels were not put on the market, because their lenders/owners were waiting for values to recover. This course of action significantly reduced the number of transactions involving good-quality lodging facilities. The following table shows the volume of hotel transactions exceeding $10,000,000 between 1990 and 1996.

================================================================================
Table 5-1 Summary of Major Hotel Transactions

---------------------------------------------------------------------------------------------------

Year                       1990        1991       1992       1993       1994       1995      1996
---------------------------------------------------------------------------------------------------
Number of Transactions        127         56         68         53        115        141        231
Number of Rooms            39,708     16,824     26,118     19,446     39,972     47,810     73,151
Average Price per Room   $137,000    $93,000    $83,000    $83,000    $80,000    $80,000   $109,000

                                      Source: HVS International
---------------------------------------------------------------------------------------------------

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                        In 1991, there were only 56 major hotel sales recorded.
                        This number increased to 68 in 1992 and declined to 53 in 1993, then rose dramatically in 1994 and 1995. During the low-volume years, many sellers remained on the sidelines waiting for values to increase before placing their properties on the market. The jump in 1994 is attributable to a number of factors, including the greater availability of mortgage funds, a return of institutional investors to the market, and a resurgence of investor interest in lodging facilities.

                        The profile of typical hotel buyers has changed somewhat. During the mid-1980s, when tax-driven syndications were popular, many hotels were purchased by passive investors who hired management companies to operate their properties. These owners had little involvement in day-to-day management decisions, which occasionally led to poor management and financial losses. Today, most buyers of major hotels are owner-operators who bring with them both the acquisition funds (usually from a joint venture partner) and management expertise. We also note that real estate investment trusts (REITs) and public hotel companies (C-Corps) are actively acquiring hotels using funds from public equity stock offerings.

                        The supply of new hotel rooms is expected to increase slowly during the next several years. Lenders are beginning to return to the market, and are making some hotel loans based on conservative criteria. Initially, mortgage funds were available mainly to the budget and economy lodging sectors, for the purpose of refinancing existing properties or assisting buyers in acquisitions. Now, a number of lenders are willing to finance new construction for these small, low-end properties. Although financing is also becoming available for the acquisition of large, full-service hotels, very little has been allocated for new construction. At present, active hotel lenders are not necessarily traditional banks and insurance companies, but may include credit companies and Wall Street securities firms.

                        A number of hotel owners and developers are now constructing budget and economy hotels; a few are planning more upscale, full-service properties. Most lenders are taking a conservative approach to new hotel loans, which should limit new development to those projects that demonstrate true economic feasibility. As a result, severe short-term overbuilding is unlikely.
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Room Rates              The supply and demand relationship has a direct impact
                        on hotel occupancies and an indirect influence on room rate growth. Between 1978 and 1995, hotel room rates increased at an average annual compounded rate of almost 6%. Significant rate growth was recorded during the late 1970s and early 1980s as a result of strong occupancies (70%'s) coupled with a high monetary inflation rate (14%). In recent years, room rate growth slowed as a result of low occupancies and a drop in inflation.

                        Hotel room rates generally increase faster than the Consumer Price Index (CPI) when occupancies are strong or moving upward. When occupancies are low or declining, room rate growth tends to lag behind the CPI; in some cases, rates may remain flat or actually drop. The following table compares the historical and projected annual increase in hotel room rates in the United States to the change in the national CPI.
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Table 5-2 Percent Change in Average Room Rates Versus CPI - U.S. Hotels

--------------------------------------------------------------------------------

                                                   Consumer Price
                                    Hotel Rate         Index          Hotel
                           Year   Percent Change   Percent Change   Occupancy
                        --------------------------------------------------------

                           1973        4.2%             6.2%          70.2%
                           1974        7.6             11.0           64.0
                           1975        7.3              9.1           63.7
                           1976        8.2              5.7           65.8
                           1977        8.1              6.5           67.3
                           1978       14.0              7.7           69.2
                           1979       17.0             11.3           71.9
                           1980       15.2             13.5           70.6
                           1981       10.0             10.3           67.9
                           1982        6.5              6.2           66.7
                           1983        5.1              3.2           64.4
                           1984        6.9              4.3           64.0
                           1985        4.6              3.6           63.1
                           1986        3.2              1.9           62.5
                           1987        3.6              3.6           61.9
                           1988        3.6              4.1           62.3
                           1989        3.5              4.8           63.2
                           1990        3.0              5.4           62.4
                           1991        0.6              4.2           60.9
                           1992        1.4              3.0           62.1
                           1993        2.8              3.0           63.1
                           1994        4.8              2.6           64.7
                           1995        4.8              2.8           65.5
                           1996*       5.0              3.0           66.0
                           1997*       5.5              3.5           67.0
                           1998*       6.0              4.0           68.0
                           1999*       5.5              4.0           68.0

                                   *Projected

              Sources: Smith Travel Research and HVS International

--------------------------------------------------------------------------------

                        This table shows two periods when hotel room rate growth failed to keep pace with the CPI. From 1973 to 1975, the hotel industry was suffering from overbuilding related to real estate investment trusts, a recession, and a downturn in travel caused by the oil embargo. The second period of slow room rate growth occurred between 1988 and 1993, when the industry was again affected by overbuilding and a weak economy. The table illustrates
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                        that during periods of prosperity, room rates are a good
                        hedge against inflation; this was true even when the CPI increased at double-digit levels.

                        The projections indicate a strong recovery of room rates as the relationship between supply and demand becomes more favorable. Growth is expected to peak in 1998 at 6%, which is significantly higher than the projected gain in the CPI. This may appear high, but a similar trend occurred in 1978, when room rates rose 14.0% and the CPI increased by only 7.7%.

                        Hotels are unique because their room rates can be adjusted at any time. Unlike office space, where rents are typically negotiated for a five-year period, hotel operators are free to base rates on occupancy trends. Using sophisticated yield management programs, modern lodging facilities can ride the demand curve and maximize room rates whenever the market permits. As a result, hotels generally offer significant upside potential during periods of economic prosperity.

                        If lodging facilities can increase room rates faster than the CPI and still maintain occupancies, bottom-line profits usually escalate. If they can raise room rates and occupancy at the same time, profits will grow significantly. The opposite occurs when room rates fail to keep pace with inflation. Because market value is basically a multiple of bottom-line profits, changes caused by fluctuations in occupancy and average rate have a direct impact on value.

Rooms Revenue           The ability of a hotel to maximize its occupancy and
per Available           room rate is measured in terms of rooms revenue per
Room (RevPAR)           available room (RevPAR), which is the product of
                        occupancy and average rate. Between 1978 and 1995, RevPAR in the U.S. lodging industry increased at an average annual compounded rate of approximately 5%. As in the case of average rate, most of the increase occurred during the late 1970s, when occupancies escalated rapidly. The only decline in RevPAR occurred in 1991.

Trends in Hotel Sales   HVS International constantly monitors hotel markets in
                        order to collect information on sales of lodging facilities. This comprehensive database is known as the Hospitality Market Data Exchange (HMDE). The HMDE includes more than 90% of all hotel sales that took place during this period.

                        The HMDE data shows that the number of transactions peaked at 726 in 1986. This strong activity is largely attributable to pending changes in the tax laws, which made it less favorable to own hotels. It is also possible that forward-thinking investors noted the substantial overbuilding and
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                        declining economy and decided to bail out at that time.
                        In 1987 and 1990, the average sales price per room peaked at $75,000. This was more than twice the 1981 average of $36,000.

                        Following the 1990 peak, hotel prices fell rapidly as occupancies and profits were eroded by the massive number of hotel rooms entering the market. By 1991, the year of the Persian Gulf War, sales prices had fallen to $38,000 per room. Even the highest price per room declined from the record $1,195,652 (for the sale of the Bel Aire Hotel) to $251,816 in 1992. The market hit bottom in 1993 when the average sales price dropped to $36,000 per room. Prices recovered rapidly in 1994 and 1995 as investors became interested in hotels again and more full-service properties were put on the market. In 1995, the average sales price was $61,000 per room.

                        The figures presented in the HMDE represent actual sales prices; no attempt was made to adjust for factors such as favorable or unfavorable financing, forced or liquidation sales, bankruptcy sales, foreclosures, and so forth. As a result, the average price per room does not necessarily reflect market value, which assumes a willing buyer and a willing seller. Many of the transactions that took place during the early 1990s involved unwilling sellers - usually lenders who were forced to liquidate hotel portfolios quickly at prices that were below market levels. Most hotel experts agree that a recovery is underway, and they recommend that owners hold their properties until more favorable conditions prevail.

Trends in               A more meaningful indicator of trends in hotel value is
Hotel Values            the Hotel Valuation Index (HVI), developed by HVS
                        International. This index tracks changes in hotel values in 23 major markets and the nation as a whole. It is developed through an income approach, using market area data provided by Smith Travel Research and operational and capitalization rate information from HVS
                        International, and is indexed to the 1986 U.S.A. value
                        (1.0000). The following table sets forth the HVI from 1986 to 1995.
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Table 5-3 Hotel Valuation Index per Room

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                                             Valuation Index Per Room
                  ---------------------------------------------------------------------------------------

                   1986     1987     1988     1989     1990     1991     1992     1993     1994     1995
---------------------------------------------------------------------------------------------------------
United States     1.0000   0.9464   1.0536   1.1250   1.0714   0.9214   0.9929   1.1429   1.3214   1.6071
Honolulu          3.3571   4.0357   4.6964   5.2857   5.3214   4.7857   4.9286   4.2857   4.3929   5.6071
New Orleans       1.5357   1.7500   2.2857   2.3929   2.5000   2.6071   3.2857   3.2500   3.8929   4.4286
New York          3.5714   4.1071   4.6429   4.5357   3.9286   3.0357   2.5714   2.5714   3.1429   4.1071
San Francisco     2.5000   3.0893   3.2500   3.0714   2.9286   2.5714   2.5714   2.9643   3.2143   4.0000
Phoenix           1.2143   1.0714   1.1786   1.5357   1.4286   1.2500   1.5000   1.9643   2.3571   3.2143
San Diego         2.8571   2.3571   2.5714   2.6786   2.3929   2.5357   2.5357   2.2143   2.3571   3.0357
Miami             1.4286   1.6071   1.7321   2.1429   2.1786   2.2500   2.5714   2.7857   2.3214   2.9286
Washington, DC    2.1786   2.1786   2.4464   2.6071   2.2500   1.8571   2.0357   2.5000   2.3929   2.8929
Atlanta           1.0714   1.0179   1.0536   1.0357   1.1429   1.1250   1.2857   1.7857   2.1429   2.6786
Minneapolis       0.7321   0.6964   0.7143   0.7143   0.7857   1.0000   1.2857   1.5714   1.8214   2.1786
Chicago           1.4643   1.5000   1.5714   1.5000   1.4286   1.2143   1.2500   1.5000   1.8571   2.1786
Boston            2.3571   2.7143   2.6071   2.1429   1.8214   1.2500   1.3036   1.3214   1.6071   2.1071
Fort Lauderdale   1.4643   1.2679   1.3214   1.4286   1.4821   1.3571   1.7143   1.8929   1.6071   1.9286
Orlando           1.5000   1.6429   1.9286   2.5000   2.5357   1.8929   2.0714   1.7857   1.6071   1.8929
Denver            0.5357   0.4464   0.4643   0.4821   0.7857   0.9268   1.0357   1.3214   1.5000   1.8571
Dallas            0.5536   0.6250   0.6607   0.7321   0.7857   0.7143   0.9643   1.0357   1.3214   1.7143
Los Angeles       2.1071   2.2857   2.3929   2.4643   2.1786   1.5714   1.0714   0.9643   1.1964   1.5000
Tampa             0.8393   0.7679   0.8571   1.1429   1.2857   1.0357   1.0714   1.0357   1.1071   1.3214
Anaheim           1.7679   1.7321   1.7500   1.8571   1.6071   1.2857   0.9642   0.9464   0.8393   1.2500
Houston           0.3571   0.4286   0.6964   0.7857   1.1071   1.1607   1.1429   1.0357   1.0000   1.1786
Philadelphia      1.4643   1.5357   1.4286   1.3214   1.0714   0.6786   0.5714   0.6071   0.7500   1.0714
Norfolk           1.1786   1.0536   0.9286   0.7857   0.6429   0.5357   0.6071   0.6429   0.7500   0.9643
Riverside         0.9643   1.2143   1.5714   1.7143   1.4643   1.2500   0.7857   0.5357   0.4286   0.5357

                                         Source: HVS International
---------------------------------------------------------------------------------------------------------

                        The HVI can be used to show the value change in a particular market over time or to show the relative difference in hotel values in various cities. The following table shows the annual change in hotel values in 23 major markets and the United States as a whole.
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Table 5-4 Percent Change in the Hotel Valuation Index

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                                                             Annual Percent Change
                    -------------------------------------------------------------------------------------------------------

                    '86-'87    '87-'88   '88-'89   '89-'90    '90-'91    '91-'92    '92-'93    '93-'94    '94-'95   '86-'95
---------------------------------------------------------------------------------------------------------------------------
United States         (5)%       11%        7%       (5)%      (14)%        8%        15%        16%        22%       61
Honolulu              20         16        13         1        (10)         3        (13)         3         28        67%
New Orleans           14         31         5         4          4         26         (1)        20         14       188
New York              15         13        (2)      (13)       (23)       (15)         0         22         31        15
San Francisco         24          5        (5)       (5)       (12)         0         15          8         24        60
Phoenix              (12)        10        30        (7)       (13)        20         31         20         36       165
San Diego            (18)         9         4       (11)         6          0        (13)         6         29         6
Miami                 12          8        24         2          3         14          8        (17)        26       105
Washington, DC         0         12         7       (14)       (17)        10         23         (4)        21        33
Atlanta               (5)         4        (2)       10         (2)        14         39         20         25       150
Minneapolis           (5)         3         0        10         27         29         22         16         20       198
Chicago                2          5        (5)       (5)       (15)         3         20         24         17        49
Boston                15         (4)      (18)      (15)       (31)         4          1         22         31       (11)
Fort Lauderdale      (13)         4         8         4         (8)        26         10        (15)        20        32
Orlando               10         17        30         1        (25)         9        (14)       (10)        18        26
Denver               (17)         4         4        63         18         12         28         14         24       247
Dallas                13          6        11         7         (9)        35          7         28         30       210
Los Angeles            8          5         3       (12)       (28)       (32)       (10)        24         25       (29)
Tampa                 (9)        12        33        12        (19)         3         (3)         7         19        57
Anaheim               (2)         1         6       (13)       (20)       (25)        (2)       (11)        49       (29)
Houston               20         62        13        41          5         (2)        (9)        (3)        18       230
Philadelphia           5         (7)       (8)      (19)       (37)       (16)         6         24         43       (27)
Norfolk              (11)       (12)      (15)      (18)       (17)        13          6         17         29       (18)
Riverside             26         29         9       (15)       (15)       (37)       (32)       (20)        25       (44)

                                                  Source: HVS International
---------------------------------------------------------------------------------------------------------------------------

                        On a national basis, hotel values rose in 1988 and 1989, then declined in 1990 and dropped by 14% in 1991. A turnaround commenced in 1992, when values increased by 8%; still greater increases of 15% in 1993, 16% in 1994, and 22% in 1995 signaled that a recovery was well underway. In the case of the individual cities, it is obvious that the movement in national hotel values has been offset somewhat by trends in local markets. Between 1986 and 1995, Riverside hotels lost more than 40% of their value, while San Francisco showed a 60% increase. Anaheim, Los Angeles, and Philadelphia also suffered significant drops.

Future Trends           Most hotel owners, operators and lenders agree that the
                        U.S. lodging industry has emerged from one of the worst
                        periods since the Depression of 1929. Today, there are
                        many indications that signal a strong recovery is
                        underway, and most hotels have experienced a dramatic
                        rise in profitability. Conversely, the hotel industry
                        remains cyclical, and there are long-term trends and
                        risk factors that could have an unfavorable impact on
                        the operating results and investment potential of
                        lodging facilities. The following
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                        list summarizes the positive and negative factors that
                        are likely to influence the U.S. lodging industry in coming years.

                        o No significant amount of new hotel development is
                          likely to occur during the next three to five years. Lenders stopped financing new hotels in the early 1990s because of the high rate of loan defaults, and they are only now starting to make construction loans. Although mortgage funds are available to refinance existing properties and construction loans are being made for economy hotels, mortgages for new hotels in the mid-rate, first-class, and luxury categories are still difficult to secure. This lack of financing is major barrier to entry, and will prevent a number of proposed projects from moving forward. With only a slow increase in supply, hotel occupancies should rebound as fast as the growth in demand permits.

                        o An additional barrier to entry is the current
                          discrepancy between market values and replacement costs for first-class and luxury hotels. In today's market, many upscale hotels are still selling for prices that are below what it would cost to develop a comparable hotel. As a result, there is little justification for building a new hotel when a similar, existing facility is available for sale at some fraction of the cost. Until the gap between market value and replacement cost narrows, there will be minimal new hotel construction in the upper-tier segments. The market values and replacement costs of budget and economy hotels have been in equilibrium for several years which is another reason why new development is proceeding in these segments.

                        o The U.S. economy continues to improve, which suggests
                          that more people are traveling. Many people curtailed their travel plans during the recent recession, and there is likely to be pent-up demand that will be released as consumer confidence escalates.

                        o Minimal additions to the hotel supply coupled with
                          growth in demand should result in further improvement in occupancies during the next several years.

                        o As shown by the historical data, hotel room rates rise
                          rapidly as occupancies escalate. The most frequent complaint that owners and operators had during the recent recession was their inability to achieve average rate gains. Starting in 1994, gains in hotel room rates returned to levels in excess of inflation, foreshadowing enhanced profitability. In real dollars, hotel room rates are expected to return to 1988 levels by 1998. This
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                          is a good indication that hotel values will return to
                          record levels in the next two to four years.

                        o The low cost of capital is another factor that tends
                          to enhance value. Because capitalization rates are tied directly to the price of capital, the lower the cost, the lower the cap rate and the higher the value. The cost of hotel debt capital averaged 10.5% in 1990. Today, similar financing is available at 8.5% to 9.5%. Recent hotel sales support the downward trend in capitalization rates.

                        o Government regulations are becoming increasingly
                          expensive for the U.S. hotel industry. A national health care policy could force small operators to provide better benefits for many more employees, particularly the part-time workers who are used extensively by hotels and restaurants. Environmental laws are becoming stricter and will require hotels to implement recycling, reuse, and conservation procedures. Congress has limited deductions for meals and entertainment expenses, which increases the cost of doing business in hotels and restaurants. Local municipalities use hotel rooms taxes as a source of revenue for general use, and the hotel rooms tax is so high in some areas that it has driven away demand. This is particularly true with respect to meetings and conventions, which can be held in cities that tax accommodations at a lower rate.

                        o Improved technology is rapidly changing the way
                          business is conducted. During the next decade, advances such as video communication, enhanced data transfer, and faster transportation are expected to limit the need for face-to-face meetings and shorten the time that executives are away from their offices. Commercial hotels are bound to be influenced by this trend.

Conclusion              Interest in hotel acquisition has increased
                        significantly during the past several years. Buyers have concluded that future earnings trends are likely to be favorable, and the risks posed by overbuilding or an economic downturn are small. Some sellers are holding their properties until prices reach a higher level.
                        Consequently, we believe there is pent-up desire to sell once prices begin to approach levels that allow the existing (or restructured) debt to be paid off.

                        The fact that numerous buyers are chasing very few acquisition opportunities has had a favorable impact on recent sales prices. For buyers to be successful in this highly competitive market, their projected operating results
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                        must take into account at least a portion of any upside
                        created from improved performance, particularly if the improvement can be readily achieved through management efficiencies. Capitalization rates based on historical operating income have fallen during the past several years. Hotel buyers in today's market must be aggressive in all of their acquisition assumptions. As a result, hotel values in some parts of the country are approaching the levels registered during the mid-1980s, and a full recovery is expected to occur in the next two to four years.
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================================================================================
6. Lodging Market Supply and Demand Analysis

MARKET FOR              The market for transient accommodations is an
TRANSIENT               all-encompassing term referring to the many types of
ACCOMMODATIONS          travelers who use lodging facilities in a given area.
                        These travelers represent the market's accommodated room night demand. This section will begin with an analysis of historical demand trends to determine what changes have occurred; the historical number of competitive hotel rooms will then be estimated to evaluate local supply trends. Areawide occupancy levels can be calculated based on the number of hotel rooms available in the market and the demand for lodging accommodations.
                        The total hotel room night demand will be divided into individual market segments to allow us to forecast growth rates based on the economic and demographic data set forth earlier in this report.

Historical Supply       Smith Travel Research (STR) has compiled historical
and Demand Data         supply and demand data for the subject property and its
                        competitors. This information is presented in the following table, along with the marketwide occupancy, average rate, and rooms revenue per available room
                        (RevPAR). RevPAR is calculated by multiplying occupancy by average rate, and provides an indication of how well rooms revenue is being maximized.
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Table 6-1 Historical Room Supply and Demand Trends (STR)

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                                                                                                                     Avg. Annual
                                                                                         Year-to-Date January        Comp. Change
                                                                                         ---------------------   -------------------
                     1992        1993        1994        1995        1996        1997         1997       1998     1992-97   1995-97
------------------------------------------------------------------------------------------------------------------------------------
Number of Rooms       11,790      11,984      11,984      11,984      11,984      11,984     11,984     11,984       0.3%      0.0%
Annual Guestroom
  Supply           4,303,360   4,374,160   4,374,160   4,374,160   4,374,160   4,374,160    371,504    371,504
Percent Change            --         1.6%        0.0%        0.0%        0.0%        0.0%        --        0.0%

Room Night Demand  2,763,625   2,988,298   3,102,591   3,159,238   3,286,047   3,335,684    188,964    218,004       3.8       2.8
Percent Change            --          81%        3.8%        1.8%        4.0%        1.5%        --       15.4%

Occupancy               64.2%       68.3%       70.9%       72.2%       75.1%       76.3%      50.9%      58.7%      3.5       2.8
Percent Change            --         6.4         3.8%        1.8%        4.0%        1.5%        --       15.4%

Average Rate         $110.02     $113.23     $117.80     $123.18     $137.43     $149.70    $126.17    $131.74       6.4      10.2
Percent Change            --         2.9%        4.0%        4.6%       11.6%        8.9%        --        4.4%

RevPAR                $70.66      $77.35      $83.56      $88.97     $103.25     $114.16     $64.18     $77.31      10.1      13.3
Percent Change            --         9.5%        8.0%        6.5%       16.0%       10.6%        --       20.5%
------------------------------------------------------------------------------------------------------------------------------------

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                        It is important to note some limitations of the STR
                        data. Hotels are occasionally added to or removed from the sample, and not every property reports data in a consistent and timely manner; these factors can influence the overall quality of the information by skewing the results. These inconsistencies may also cause the STR data to differ from the results of our competitive survey. Nonetheless, we find that hotel buyers often rely on STR statistics, and thus they are considered relevant to this study.

                        As illustrated by the previous table, supply rose in 1993; this reflects the opening of the subject property, which had its first full year of operation in that year. Supply has remained stable since that time. Room night demand jumped by 8.1% in 1993, as the market began recovering from the national recession; this was followed by more moderate gains of 3.8% in 1994, 1.8% in 1995, 4.0% in 1996, and 1.5% in 1997. Year-to-date
                        January figures are auspicious, showing strong demand growth of 15.4% from 1997 to 1998. Overall, demand rose at an average annual compounded rate of 3.8% from 1992 through 1997. Because there have been no changes in supply since 1993, occupancy trends have mirrored demand growth. We note that despite the opening of the subject property, occupancy continued to increase consistently; this suggests that the opening of the subject property may have induced demand into the market. Between 1992 and 1997, the marketwide occupancy increased at an average annual compounded rate of 3.5%.

                        Like occupancy, average rate increased consistently throughout the historical period. The strongest increases occurred in 1996 and 1997 (at 11.6% and 8.9%, respectively). From 1992 through 1997, average rate rose by 6.4% compounded annually, which was well in excess of inflation; from 1995 through 1997, the rate of increase was even stronger, at 10.2% per year. As a result of the moderate gains in occupancy rates and the strong average growth, RevPAR increased at a substantial average annual compounded rate of 10.1% from 1992 through 1997. As a result of the jump in average rate, the largest RevPAR increases occurred in 1996 (at 16.0%) and 1997 (at 10.6%). Overall, our analysis of the STR data indicates a healthy market that is likely to undergo moderate growth during the next few years.

Demand Analysis         For the purpose of demand analysis, the overall market
Using Market            is divided into individual segments based on the nature
Segmentation            of travel. Although a market may have various segments,
                        the three primary classifications occurring in most
                        areas are commercial, meeting and group, and leisure.
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                        Market segmentation is a useful procedure because
                        individual classifications often exhibit unique characteristics in terms of growth potential, seasonality of demand, average length of stay, double occupancy, facility requirements, price sensitivity, and so forth. By quantifying the room night demand by market segment and analyzing the characteristics of each segment, the overall demand for transient accommodations can be projected. Lodging demand in the downtown Chicago market is generated primarily by the following three market segments.

                                    Segment 1     Commercial
                                    Segment 2     Meeting and Group
                                    Segment 3     Leisure

                        Based on our fieldwork, area analysis, and knowledge of the local lodging market, we estimate the 1997 distribution of accommodated hotel room night demand as follows.

================================================================================
Table 6-2 1997 Accommodated Room Night Demand

--------------------------------------------------------------------------------

                                  Marketwide              Subject Property
                            -----------------------   --------------------------
                            Accommodated   Percent    Accommodated    Percent
Market Segment                 Demand      of Total     Demand       of Total
--------------------------------------------------------------------------------

Commercial                      793,000       27%        56,000         16%
Meeting and Group             1,808,000       61        259,000         75
Leisure                         353,000       12         30,000          9
--------------------------------------------------------------------------------
Total                         2,955,000      100%       345,000        100%
--------------------------------------------------------------------------------

                        Meeting and group demand predominates in the subject property's market, and contributed approximately 61% of the 1997 room night demand. Commercial demand followed, with a 27% share, and leisure travelers comprised the remaining 12% of the 1997 total. The subject property's demand segmentation differs from that of the market to some degree. Approximately 75% of the Sheraton's occupancy is derived from the meeting and group segment, reflecting the hotel's large inventory of function space. The commercial segment constitutes roughly 16% of the subject property's demand, which is substantially lower than the marketwide ratio. Leisure travelers account for only 9% of the hotel's occupancy. Using the distribution of accommodated hotel demand as a starting point, we will analyze the
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                        characteristics of each market segment in an effort to
                        determine future trends in room night demand.

Commercial Segment      The commercial segment consists of individual
                        businesspeople who are visiting various firms in the subject property's market. Commercial demand in the subject property's market is generated by businesspeople who are visiting various firms in the subject property's market. Commercial demand is strongest Monday through Thursday nights, declines significantly on Friday and Saturday, and increases somewhat on Sunday. The typical length of stay ranges from one to three days, and the rate of double occupancy is a low 1.2 to 1.3 people per room. Commercial demand is relatively constant throughout the year, although some declines are noticeable in late December and during other holiday periods.

                        In general, commercial travelers are not overly rate-sensitive, and will make use of a hotel's food and beverage outlets and recreational facilities. Consequently, this segment represents a highly desirable and lucrative market that provides a consistent level of demand at relatively high room rates.

                        Commercial demand for the subject property is generated primarily by retail outlets and other businesses in the North Michigan Avenue corridor. Many of the nation's most exclusive retailers are represented along the Magnificent Mile; the stores that contribute the greatest amount of lodging demand are Bloomingdale's, Neiman-Marcus, Lord & Taylor, and Saks Fifth Avenue. Smaller outlets in the area include Ann Taylor, Banana Republic, Structure, and Crate & Barrel.

                        Local hotels also receive some demand from firms located in the Loop (Chicago's financial district), because many businesspeople prefer the exclusivity and entertainment options provided by North Michigan Avenue and the surrounding neighborhood. Commercial demand is also generated by companies with corporate headquarters in downtown Chicago, such as Allied Products, Helene
                        Curtis, Quaker Oats, Amoco, Sara Lee, the Beatrice Company, Continental Bank, Commonwealth Edison, Ameritech, USG Corporation, Inland Steel, Sears, Roebuck & Company, Borg Warner, Fruit of the Loom, ITEL Corporation, Navistar International, the Tribune
                        Company, Wm. Wrigley Jr., Stone Container, the Whitman Corporation, Amsted, the Hartmarx Corporation, Morton International, Inc., AM International, FMC Corporation, and Great American Management.
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                        To reach a more specific forecast of demand expectations
                        in this segment, we have evaluated the economic and demographic information that has the greatest propensity to reflect changes in commercial visitation. Between
                        1980 and 1996, shifts in non-agricultural employment in the Chicago MSA ranged from a 4.7% average annual compounded decline in mining to a 2.7% annual increase in the service sector. Total employment rose at an average annual compounded rate of 0.5% during this period. Office vacancy in downtown Chicago stood at 15.6% in 1996. Lodging data provided by Smith Travel Research indicates that total demand in the subject property's rose at an average annual compounded rate of 3.8% from 1992 to 1997. Based on economic conditions in the market and historical trends in occupancy and room night demand, we expect commercial demand to increase by 3.0% annually throughout the projection period.

Meeting and             The meeting and group market includes meetings,
Group Segment           seminars, conventions, trade association shows, and
                        similar gatherings of ten or more people. Peak convention demand typically occurs in the spring and fall. Because of vacations, the summer months represent the slowest period for this market segment; winter demand varies. The average length of stay for typical meetings and groups ranges from three to five days. Most commercial groups meet during the weekday period of Monday through Thursday, but associations and social groups will sometimes gather on weekends. Commercial groups tend to have a low double occupancy of 1.3 to 1.5 people per room, while social groups are likely to have double occupancy rates ranging from 1.5 to 1.9.

                        Meeting and group patronage is quite profitable for hotels. Although room rates are discounted for large groups, the property benefits from the use of meeting space and the revenues generated by in-house banquets and cocktail receptions. Facilities that are necessary to attract meetings and groups include function areas with adequate space for breakout, meals, and receptions; recreational amenities; and a sufficient number of guestrooms to house the attendees.

                        A majority of Chicago's meeting and convention demand is generated by events held at McCormick Place. These functions provide significant occupancy to the area's large, convention-oriented hotels, and some business spills over to smaller properties in the downtown district. Hotels with adequate function space are able to host small meetings of regional or state associations independently. Given the recent expansion of McCormick Place and historical and projected increases in convention attendance in Chicago,
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                        we anticipate relatively strong growth in meeting and
                        group demand in the local market.

                        In projecting meeting and group demand, we give considerable weight to data reflecting convention center activity, because citywide conventions are the primary source of room nights in this segment. For the purpose of this study, we forecast meeting and group demand to increase by 3.5% per year from 1998 through 2001, and by 3.0% annually in subsequent years. These growth rates reflect the strong historical gains exhibited by the Chicago area, and the anticipated increases engendered by the opening of the Hyatt McCormick Place and the expansion of the convention center.

Leisure Segment         The leisure market segment consists of individuals and
                        families who are spending time in the area or passing through en route to other destinations. Their travel purposes may include sightseeing, recreation, visiting friends and relatives, or numerous other non-business activities. Leisure demand is strongest Friday and Saturday nights and all week during holiday periods and the summer months. These peak periods are negatively correlated with commercial visitation, underscoring the stabilizing effect of capturing weekend and summer tourist travel. The typical length of stay ranges from one to four days, depending on the destination and travel purpose, and the rate of double occupancy generally ranges from 1.8 to 2.5 people per room.

                        Leisure travelers tend to be the most price-sensitive segment of the lodging market. They often prefer low-rise accommodations where parking is convenient to the rooms, and they typically demand extensive recreational facilities and amenities. Ease of highway access and proximity to tourist attractions are important locational considerations.

                        Leisure demand is generated by downtown Chicago's many sites, attractions, and events. Local hotels, including the subject property, promote leisure demand by providing weekend, holiday, and special-event packages. Chicago offers a wide array of activities, and draws visitors from throughout the midwestern United States. Numerous museums, historic sites, and the exclusive retail outlets on Michigan Avenue and Oak Street assist the Sheraton in capturing leisure demand. The 1995 opening of Navy Pier, which is located roughly one-half of a mile from the subject property (on the other side of Lake Shore Drive), has also assisted the Sheraton in attracting room nights.
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                        Future leisure demand is related to the overall economic
                        health of the nation. Trends showing changes in state and regional unemployment and disposable personal income often have a strong impact on non-commercial visitation. Attendance figures at local attractions indicate steady growth in this market segment; the recent rise in international visitation also supports this conclusion. Based on our review of economic and demographic trends in the subject property's market area and the popularity of local attractions and events, we anticipate leisure demand to increase by 1.0% annually throughout the projection period.

Growth Rates            The purpose of segmenting the lodging market is to
                        define each major type of demand, identify customer characteristics, and estimate future growth trends.
                        Starting with an analysis of the local area, three segments were defined as representing the subject property's lodging market. Various types of economic and demographic data were then evaluated to determine their propensity to reflect changes in hotel demand. Based on this procedure, we forecast the following average annual compounded market segment growth rates.

================================================================================
Table 6-3 Average Annual Compounded Market Segment Growth Rates

--------------------------------------------------------------------------------

Segment                   1998      1999      2000      2001      2002      2003
--------------------------------------------------------------------------------

Commercial                3.0%      3.0%      3.0%      3.0%      3.0%      3.0%
Meeting and Group         3.5       3.5       3.5       3.5       3.0       3.0
Leisure                   1.0       1.0       1.0       1.0       1.0       1.0
--------------------------------------------------------------------------------

                        These growth rates will be used in subsequent sections of this study to forecast changes in lodging demand.

COMPETITION             An integral component of the supply and demand
                        relationship that has a direct impact on the
                        availability of lodging demand is the current and
                        anticipated supply of competitive lodging facilities.
                        The downtown Chicago lodging market can be divided into
                        two geographical regions, which are separated by the
                        Chicago River. The subject property is located north of
                        the river in the North Michigan Avenue corridor, which
                        is the city's premier retail district. The Sheraton also
                        competes with hotels located south of the river in the
                        financial district, which is known as the Loop. Most
                        hotels situated south of the river are large properties
                        that cater to firms located in the Loop and to demand
                        generated by McCormick Place, which is located
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                        approximately three and one-half miles south of the
                        financial district. Despite the differences in size and location, these hotels compete with the Sheraton because many businesspeople visiting firms in the Loop prefer accommodations in the North Michigan Avenue area, which offers a wider variety of retail outlets, restaurants, pubs, and entertainment alternatives.

                        Criteria used to determine the degree of competitiveness include average rate structure, occupancy, market orientation and segmentation, location, chain affiliation, age, quality, condition of facilities, availability of meeting facilities, recreational amenities, type of food and beverage outlets, frequent guest programs, travel agent commission policy, market perceptions, and the comments of property management. A number of lodging facilities in the market are judged to be secondarily competitive or non-competitive based on these criteria.

                        We have identified four properties that are considered primarily competitive with the Sheraton Chicago Hotel & Towers. Including the subject property, these primary competitors total 7,578 rooms. Seven additional lodging facilities are judged to be only secondarily competitive; although the facilities, rate structures, or market orientations of these hotels prevent their inclusion among the primarily competitive supply, they do compete with the subject property to some extent. The room count of each secondary competitor has been weighted to reflect the degree to which it competes with the Sheraton Chicago Hotel & Towers; the aggregate weighted room count of the secondary competitors is 2,908.

Primary Competitors     The following table summarizes the important operating
                        characteristics of the primary competitors and the aggregate secondary competitors. This information was compiled from personal interviews, inspections, lodging directories, and our in-house library of operating data.
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================================================================================
Table 6-4 Primary Competitors and Aggregate Secondary Competitors

------------------------------------------------------------------------------------------------------------------------------------

                                                                      Estimated 1997
                                               Square Footage       Market Segmentation                          Estimated 1996
                                             ------------------   ------------------------                 -------------------------
                                                       Meeting                                  1997
                           Year     No. of   Meeting    Space             Mtg. &             Published             Average
Property/Location         Opened    Rooms     Space    per Room   Comm.   Group    Leisure      Rates      Occ.      Rate    RevPAR
------------------------------------------------------------------------------------------------------------------------------------
Subject Property
  301 East North Water St  1992     1,204     95,235      79        16%    75%        9%     $109 - $275   74.4%   $140.63   $104.63
Chicago Marriott
  540 North Michigan Ave   1978     1,172     58,800      50        40     50        10      $139 - $199   80.0     143.00    114.40
Hyatt Regency Chicago
  151 East  Wacker Dr.     1974     2,019    227,300     113        10     80        10      $149 - $195   76.0     123.00     93.48
Chicago Hilton &Towers
  720 South Michigan Ave   1927     1,543    234,000     152        30     55        15      $155 - $255   74.2     132.50     98.32
Palmer House
  17 East Monroe           1926     1,640    173,000     105        20     65        15      $125 - $205   76.8     127.85     98.19
------------------------------------------------------------------------------------------------------------------------------------

Sub-Totals and Averages             7,578    157,667     100        22%    66%       12%                   76.0%   $131.93   $100.22

Secondary Competitors               2,908                           40     48        12                    74.0     144.02    106.58
------------------------------------------------------------------------------------------------------------------------------------

Totals and Averages                10,486                           27%    61%       12%                   75.5%   $135.23   $102.1
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                               Estimated 1997
                           -----------------------------------------------------

                                   Average              Occupancy       Yield
Property/Location          Occ.     Rate     RevPAR    Penetration   Penetration
--------------------------------------------------------------------------------

Subject Property
  301 East North Water St  78.5%   $148.25   $116.38      101.7%        103.6%
Chicago Marriott
  540 North Michigan Ave   81.0     153.00    123.93      104.9         110.4
Hyatt Regency Chicago
  151 East  Wacker Dr.     77.0     135.00    103.95       99.7          92.6
Chicago Hilton &Towers
  720 South Michigan Ave   77.0     139.00    107.03       99.7          95.3
Palmer House
  17 East Monroe           77.8     140.00    108.92      100.8          97.0
--------------------------------------------------------------------------------

Sub-Totals and Averages    78.0%   $141.89   $110.72      101.1%         98.6%

Secondary Competitors      75.0     155.22    116.42       97.2         103.7
--------------------------------------------------------------------------------

Totals and Averages        77.2%   $145.48   $112.30      100.0%        100.0%
--------------------------------------------------------------------------------

                                COMPETITION MAP


                                 [MAP OMITTED]
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                        Our survey of the primary competitors shows a
                        representation of full-service properties, all but one of which are affiliated with nationally recognized lodging franchises. The hotels range in size from 1,172 rooms at the Chicago Marriott to 2,019 at the Hyatt Regency. In 1997, the primary competitors maintained an overall occupancy of 78.0% at an average rate of $141.89, yielding RevPAR of $110.72. Their market segmentation is estimated to have been 66% meeting and group, 22% commercial, and 12% leisure.

                        The subject property performed well in 1997. The hotel's occupancy of 78.5% represented a 4.1 percentage point increase from 1996, and the hotel's average rate of $148.25 was nearly eight dollars higher than that registered the previous year. By virtue of its healthy occupancy and average rate levels, the Sheraton maintained a yield penetration factor in excess of 100% in both 1996 and 1997. In terms of average rate, the subject property is surpassed only by the Marriott. In light of the significant improvement in operating performance from 1996 to 1997, the Sheraton's management representatives now anticipate maintaining occupancy at more or less the current level while pursuing further average rate gains. Each primary competitor was inspected and evaluated, and descriptions of our findings are presented below.

Chicago Marriott        The Marriott is located in the heart of the North
                        Michigan Avenue Magnificent Mile, directly across from
                        Cityfront Center. The Marriott offers 1,172 rooms, including two concierge floors and 25 suites. This hotel opened in 1978, and is highly comparable to the subject property in terms of location and size.

                        A $13,000,000 renovation of the Marriott's guestrooms, meeting space, lobby, and public areas was completed in 1988. Management representatives indicate that the soft goods in the lobby and the guestrooms were replaced again in 1991 and 1992; however, the property still suffers from a non-descript exterior and meeting facilities that are dispersed on four levels. An approximate $3,000,000 renovation of the lobby and the executive conference center began in 1997; upon completion of this project, the lobby will feature a two-story atrium. Management representatives also anticipate the addition of approximately 50,000 square feet of retail space. Guestroom corridors are also being upgraded, and are expected to be completed in March of 1998. A guestroom renovation is scheduled for 1999, at an estimated cost of $10,000,000 to $12,000,000; this project will include replacement of workstations, soft goods, and some case goods.
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                        Food and beverage service at the Marriott is provided by
                        Allie's American Grill, the hotel's all-purpose restaurant; J.W.'s, which features continental cuisine; the Fourth Edition Lounge; a lobby bar; and Upper
                        Avenue, which provides nightly entertainment. Like many areas of the hotel, these outlets appear worn. Recreational facilities consist of a health club, a sports center, an indoor swimming pool, an outdoor sports deck, and an outdoor basketball court. We note that the recreational facilities are available for guest use at no charge.

                        Meeting and banquet facilities total roughly 58,800 square feet, which equates to roundly 50 square feet per guestroom; this level is considerably lower than the 79 square feet per guestroom available at the subject property, and the space is less flexible. The largest meeting rooms offered by the Marriott are the Grand Ballroom (19,552 square feet) and the Chicago Ballroom (12,972 square feet).

                        The Marriott's excellent North Michigan Avenue location provides ready access to numerous retail outlets and restaurants, and allows the hotel to serve a variety of markets. Furthermore, Marriott's Honored Guest Program enables this property to achieve the highest occupancy among the primary competitors. Weekend demand is particularly strong, and the Marriott achieves extremely high occupancies on Friday and Saturday nights (although at a lower average rate than that achieved during the week). We estimate that the Chicago Marriott derived approximately 50% of its 1997 room night demand from meetings and groups, 40% from commercial travelers, and the remaining 10% from the leisure market segment.

Hyatt Regency           The Hyatt Regency is located in the Illinois Center
Chicago                 mixed-use complex, approximately one block south of the
                        subject property (across the Chicago River). Illinois
                        Center forms the southern boundary of the North Michigan
                        Avenue corridor, and a pedestrian mall on the concourse level links the hotel to the complex. As a result, the Hyatt is successful in capturing a significant amount of the commercial demand generated by Illinois Center.

                        This property contains 2,019 guestrooms, including 172 suites, and is the largest hotel in Chicago. A Regency Club located on the top four floors of the west tower features upgraded amenities and services geared toward frequent business travelers.

                        The Hyatt was constructed in 1974 as a 1,000-room convention hotel, and a 1,019-room tower was added in 1980. The two towers are separated by
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                        Stetson Avenue, although a sky bridge on the
                        second-floor lobby level provides pedestrian access. This configuration can be somewhat confusing, and necessitates long public circulation corridors. A $21,000,000 renovation of the Hyatt's guestrooms and function space was completed recently.

                        Food and beverage facilities are extensive, and include a multi-purpose restaurant known as the All-Seasons Cafe, the hotel's all-purpose restaurant; Stetson's Restaurant and Lounge; Mrs. O'Leary's Restaurant and Lounge; and Knuckles Lounge. In addition, the Big Bar is located on the second level of the East Tower, overlooking the atrium lobby.

                        Function space totals approximately 227,300 square feet, which equates to roundly 113 square feet per guestroom; this ratio is higher than that of the subject property. The Hyatt's 24,500-square-foot ballroom was the largest in the city prior to the Sheraton's opening. A significant portion of the hotel's meeting space is located on the lower levels, and because these rooms do not receive any natural light, the subject property's meeting and banquet facilities are more attractive than those of the Hyatt.

                        We estimate that the Hyatt derived approximately 80% of its 1997 occupancy from meetings and groups, 10% from commercial travelers, and the remaining 10% from leisure demand. The Hyatt and the Sheraton compete directly for designation as headquarters hotel for McCormick Place-based conventions and trade shows, and both hotels are capable of hosting their own events.

Chicago                 The Hilton is located on South Michigan Avenue in the
Hilton & Towers         vicinity of Chicago's Loop, approximately one and
                        one-half miles south of the subject property. This
                        location is quite removed from most of the city's
                        entertainment alternatives, which places the hotel at
                        somewhat of a disadvantage. The Chicago Hilton & Towers
                        opened in May of 1927 as the Stevens Hotel. The original
                        property contained 3,000 guestrooms, five sub-basements,
                        an 18-hole miniature golf course on the roof, a
                        hospital, and a 1,200-seat theater. During World War II,
                        the hotel was used as a U.S. Army barracks for one year.
                        Stephen Healy, a local contractor, purchased and
                        re-opened the Stevens Hotel in November of 1943; in
                        February of 1945, Conrad Hilton purchased the property
                        and renamed it the Conrad Hilton Hotel. The property was
                        sold to a joint venture partnership that included the
                        Hilton Hotels Corporation, the Prudential Insurance
                        Company, and Charles Shaw (a local developer) in 1984.
                        The hotel closed in December of that year to undergo a
                        major reconstruction project, and 806 rooms were
                        available for occupancy by
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                        October of 1985. Approximately 100 additional rooms were
                        finished each month until June of 1986, when the entire inventory became available. Renovation costs, including the purchase of the building and land by Hilton, reportedly totaled approximately $173,000,000. The renovation effectively created a new hotel within an old shell. The hotel's external facade (fronting South
                        Michigan Avenue) was refurbished in 1996.

                        This property's 1,543 guestrooms include Tower units that offer upgraded services and amenities. The 23rd floor features a private registration lobby, a concierge, and the Towers Lounge, which provides complimentary beverages and hors d'oeuvres throughout the day. Approximately 626 of the Hilton's guestrooms are equipped with two baths; this configuration is the result of two small rooms being combined to form one larger unit. These rooms are very popular among meeting and convention attendees, who are often doubled up in rooms. The Hilton's extensive meeting and convention facilities are considered highly competitive with those of the subject property. Food and beverage service is provided by the Pavilion, an all-purpose restaurant; Buckingham's, a fine dining outlet; Kitty O'Shea's Irish pub; the Lakeside Green lobby lounge; and the Fast Lane delicatessen.

                        The Hilton offers extensive function space totaling over 234,000 square feet, which includes approximately 120,000 of dedicated exhibition space. Meeting space equates to more than 152 square feet per guestroom; this ratio is notably higher than those of the other primary competitors, and provides a competitive advantage. We estimate that the Hilton derived approximately 55% of its 1997 room night demand from the meeting and group segment, 30% from commercial guests, and 15% from leisure travelers.

Palmer House            The Palmer House, which was constructed in 1926, is
                        located near the Loop and in the heart of the financial district, roughly one mile southwest of the subject property. Although the property does not bear the Hilton name, it is operated by the Hilton Hotels Corporation.

                        This hotel features 1,640 guestrooms, including 500 triples and 100 quads, and is considered primarily competitive with the Sheraton as a result of its size and extensive meeting and banquet facilities. Two floors are Tower levels that offer upgraded guestrooms and special services. This property features attractive architectural and design details that cannot be found in more modern buildings.
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                        During the past decade, this facility has undergone a
                        major renovation that is expected to cost approximately $100,000,000 upon completion. Currently, soft goods and case goods are being replaced in approximately 400 guestrooms; this project is expected to be completed by the end of March, 1998. Those guestrooms that were not renovated in previous years will be revamped during the winter of 1998/99. Further plans for 1998 include a complete upgrading of the elevator system; this multi-million-dollar project is expected to take three years to complete.

                        Food and beverage outlets include the Palmer Steak and Seafood House; Trader Vic's, which serves cocktails, lunch, and dinner; the French Quarter, which features Cajun specialties; and the Palmer Cafe. Recreational amenities consist of an executive fitness center that offers an exercise room, an indoor swimming pool, a sauna, a whirlpool, and aerobics instruction.

                        Meeting and banquet space totals roughly 173,000 square feet, which equates to roundly 105 square feet per available guestroom. Although this is higher than the ratio offered by the subject property, the largest function room available at the Palmer House is the 13,200-square-foot grand ballroom, which can accommodate approximately 1,700 people for banquets. This is notably lower than the subject property's maximum banquet capacity.

                        Although the Palmer House is situated near the commercial demand generators in the Loop, the neighborhood offers little evening activity and suffers from a rather poor reputation; this limits the hotel's ability to attract leisure travelers. Because it is not situated amid the concentration of downtown hotels, the Palmer House attracts less convention demand than the Sheraton, and the group demand that it does accommodate is generally characterized by lower rates. Nonetheless, this hotel can combine marketing forces with the Chicago Hilton & Towers, and thus it is considered primarily competitive in the meeting and group market segment. We estimate that this hotel derived approximately 65% of its 1997 occupancy from meeting and group demand, 20% from commercial guests, and 15% from leisure travelers.

Secondary               The following table summarizes the important operating
Competitors             characteristics of the secondary competitors. This
                        information was compiled from personal interviews, inspections, lodging directories, and our in-house library of operating data.
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Table 6-5 Secondary Competitors

---------------------------------------------------------------------------------------------------------------------------

                                                                         Estimated 1997
                                                                       Market Segmentation           Estimated 1996
                                                                     ------------------------   ------------------------
                                                          Weighted
                           Year     No. of     Percent     No. of            Mtg. &                    Average
Property                  Opened    Rooms    Competitive   Rooms     Comm.    Group   Leisure   Occ.    Rate     RevPAR
---------------------------------------------------------------------------------------------------------------------------
Renaissance                1991      565         75%         424      35%      50%      15%      76%   $151.00   $114.76
Fairmont                    N/A      692         75          519      40       50       10       78     148.00    115.44
Hotel Inter-Continental    1990      860         75          645      40       50       10       72     136.00     97.92
Swissotel                  1988      630         75          473      50       40       10       77     142.00    109.34
Westin River North         1987      421         50          211      55       35       10       76     141.00    107.16
Westin Michigan Avenue     1987      740         50          370      25       60       15       70     129.00     90.30
Drake Hotel                 N/A      535         50          268      40       40       20       71     170.22    120.86
---------------------------------------------------------------------------------------------------------------------------

Totals and Averages                4,443                   2,908      40%      48%      12%      74%   $144.02   $106.58
---------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------

                               Estimated 1997
                          ------------------------

                                 Average
Property                  Occ.    Rate     RevPAR
--------------------------------------------------
Renaissance                73%   $175.00   $127.75
Fairmont                   80     163.00    130.40
Hotel Inter-Continental    79     141.00    111.39
Swissotel                  73     145.00    105.85
Westin River North         69     166.00    114.54
Westin Michigan Avenue     73     141.00    102.93
Drake Hotel                70     175.00    122.50
--------------------------------------------------

Totals and Averages        75%   $155.22   $116.42
--------------------------------------------------
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                                                           Lodging Market Supply
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                        The secondary competitors include both franchised and
                        independent, full-service hotels ranging in size from 421 rooms at the Westin River North (formerly the Hotel Nikko) to 860 at the Inter-Continental. As noted earlier, the room counts have been weighted to reflect each property's degree of competitiveness with the Sheraton. In 1997, the secondary competitors accommodated a higher percentage of commercial demand than the primary competitors, at 40% of the total; the meeting and group segment contributed 48%, and leisure travelers comprised the remaining 12%. In 1997, these properties maintained an overall occupancy of 75.0% at an average rate of $155.22, yielding a RevPAR level of $116.42.

Proposed                It is important to consider any new hotels that may have
Competitors             an impact on the subject property's operating
                        performance. Based on our fieldwork in the market and
                        our discussions with local hotel operators, developers,
                        and government officials, there are numerous hotels that
                        are proposed or under development in the Chicago area.
                        The following table outlines these potential projects,
                        as reported by the Department of Planning and
                        Development.
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HVS International, Mineola, New York                      and Demand Analysis 78
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Table 6-6 Hotels Proposed or Under Development in Chicago

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Project Name                       Address                 Rooms    Development    Status
-------------------------------------------------------------------------------------------------------------------
Essex Inn                          800 S. Michigan Ave.     ---     Unknown        In Planning
730 N. Michigan Ave.               730 N. Michigan Ave.     200     New            In Planning
Courtyard by Marriott              2185 S. Michigan Ave.    165     Conversion     In Planning
Marriott - Franklin Point          600 S. Wells St.         458     New            In Planning
Central Station Hotel              1201 S. Michigan Ave.    500     Conversion     In Planning
541 N. Wabash                      541 N. Wabash            ---     New            In Planning
River East Center                  350 E. Illinois          500     New            In Planning
Grand Pier Development             250 E. Illinois          500     New            In Planning
540 N. Michigan Ave.               540 N. Michigan Ave.     ---     Renovation     In Planning
540 N. Wabash                      540 N. Wabash            ---     New            In Planning
Loews Hotel - Block 37             10 N. State St.          250     New            In Planning
Carbon & Carbide Building          230 N. Michigan Ave.     350     Conversion     In Planning
Donnelly Building                  350 Cermack Ave.         ---     Conversion     In Planning
Oxford House                       252 N. Wabash            194     Renovation     In Planning
Marina City Hotel                  333 N. Dearborn St.      370     Conversion     In Planning
Wyndham Chicago                    633 N. St. Clair         418     Conversion     In Planning - 7/98
100 S. Michigan                    100 S. Michigan Ave.     ---     Conversion     In Planning - Late 1998
Residence Inn                      2180 S. Indiana Ave.     165     Conversion     In Planning - Late 1999
Bismarck Hotel                     134 N. LaSalle St.       483     Conversion     In Planning - Late 1999
Hyatt Regency McCormick Place      355 E. Cermack Ave.      800     New            Under Construction
Allerton Hotel                     701 N. Michigan Ave.     400     Renovation     Under Construction
Hampton Inn and Suites             33 W. Illinois St.       230     New            Under Construction
Crowne Plaza Silversmith Chicago   10 S. Wabash Ave.        143     Conversion     Under Construction - 12/97
One North Western Center           165 N. Canal St.         170     Conversion     Under Construction - Fall 1998
320 N. Michigan                    320 N. Michigan Ave.     115     Conversion     Under Construction - Late 1998
Park Hyatt                         801 N. Rush St.          192     New            Under Construction - Winter 1999
-------------------------------------------------------------------------------------------------------------------

                        Based on this information, a total of 6,603 new rooms are proposed or under construction in the Chicago area. Some of these projects represent conversions or renovations of older hotels or buildings. Virtually all of these proposed hotels are anticipated to be transient-based facilities with less function space than is found among the primary competitors.

                        Our analysis assumes that the 800-room Hyatt McCormick Place will be directly competitive with the subject property. As noted earlier, the Metropolitan Pier and Exposition Authority voted to issue bonds to develop this hotel in order to help the city compete with other major convention destinations in capturing large events. The property will reportedly cost approximately $80,000,000 to construct, and completion is scheduled for June
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                        of 1998; Hyatt has been selected to manage the hotel.
                        Although this property is expected to accommodate a large portion of the room nights generated by the convention center, it will not be able to handle all of the demand associated with large trade shows and conventions; consequently, some business is expected to spill over to downtown hotels. It is also possible that many people attending functions at McCormick Place will prefer to stay in downtown Chicago; the convention center is situated roughly three and a half miles south of the downtown district, in a neighborhood that offers few attractions. These factors should mitigate some of the impact of this new hotel on the downtown properties; however, this facility will be the newest hotel in the market, and it may be able to attract groups that have not met in Chicago previously. We also note that this hotel will share an affiliation with the Hyatt Regency Chicago, allowing these hotels to be marketed jointly to large national groups. As a result of this relationship, the Hyatt Regency Chicago is also likely to be the first hotel that receives overflow demand from the new property.

                        As a market reaches occupancy levels in excess of 75%, barriers to supply entry begin to diminish. As illustrated by the previous table, numerous hotels are under development in the Chicago area. None of these properties will compete with the Sheraton; however, the opening of large hotels with meeting space and national franchise affiliations may have an impact on the competitive set. Demand may be diluted as these rooms are absorbed, causing a decline in the marketwide occupancy. In an attempt to reflect the potential for supply gains over and above the 800-room Hyatt McCormick Place, our analysis assumes that 400 new guestrooms will enter the market in January of 1999, followed by 500 more in the year 2000. We assume that these hotels will cater to commercial travelers and small corporate groups, and that they will be roughly 75% competitive with the subject property.

CONCLUSION              A review of historical demand trends in the subject
                        property's area indicates steady growth in the local market. Both occupancy and average rate have increased, which should prove beneficial to the Sheraton. A total of 7,578 guestrooms are included in the primarily competitive supply, and seven additional hotels are considered secondarily competitive with the subject property; these hotels have achieved strong increases in both occupancy and average rate since 1992. The recent expansion of McCormick Place and the market's strong historical performance lend support to our forecast of moderate demand growth during the next several years.

                                                         Projection of Occupancy
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================================================================================
7. Projection of Occupancy and Average Rate

Historical              The following table sets forth the subject property's
Operating               historical occupancy, average rate, and RevPAR. For the
Performance             purpose of comparison, we have also presented
                        corresponding data (as provided by Smith Travel
                        Research) for the competitive hotels described in the previous section. In addition to the annual percent change calculations, we have determined the subject property's occupancy, average rate, and RevPAR penetration factors. Table 7-1 Historical Trends
                        [GRAPHIC OMITTED]

================================================================================
Tabel 7-1 Historical Trends

----------------------------------------------------------------------------------------------------------

                                                                     Year-to-Date Jannuary
                                                                     ---------------------    Avg. Annual
                                                                                             Comp. Change,
                             1994       1995       1996       1997       1997       1998        1994-97
----------------------------------------------------------------------------------------------------------
Subject Property

Occupancy                     67.8%      71.5%      74.4%      78.5%      53.7%      68.0%
Percent Change                  --        5.5%       4.0%       5.6%        --       26.6%          5.0%
Occupancy Penetration         95.6%      99.0%      99.0%     103.0%     105.6%     115.9%

Average Rate               $121.77    $128.97    $140.63    $148.25    $116.72    $131.71
Percent Change                  --        5.9%       9.0%       5.4%        --       12.8%          6.8
Average Rate Penetration     103.4%     104.7%     102.3%      99.0%      92.5%     100.0%

RevPAR                      $82.56     $92.23    $104.58    $116.43     $62.68     $89.56
Percent Change                  --       11.7%      13.4%      11.3%        --       42.9%         12.1
RevPAR Penetration            98.8%     103.7%     101.3%     102.0%      97.7%     115.8%

Areawide (STR)

Occupancy                     70.9%      72.2%      75.1%      76.3%      50.9%      58.7%
Percent Change                  --        1.8%       4.0%       1.5%        --       15.4%          2.4

Average Rate               $117.80    $123.18    $137.43    $149.70    $126.17    $131.74
Percent Change                  --        4.6%      11.6%       8.9%        --        4.4%          8.3

RevPAR                      $83.56     $88.97    $103.25    $114.16     $64.18     $77.31
Percent Change                  --        6.5%      16.0%      10.6%        --       20.5%         11.0
----------------------------------------------------------------------------------------------------------

                                                         Projection of Occupancy
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                        As illustrated by the previous table, the subject
                        property achieved occupancies lower than the marketwide averages reported by STR from 1994 through 1996. The Sheraton's occupancy rose gradually from 67.8% in 1994 to 78.5% in 1997, yielding an average annual compounded growth rate of 5.0%. Average rate growth has been consistent, although the gains registered by the Sheraton have been somewhat lower than those of the market. The subject property's average rate rose from $121.77 in 1994 to $148.25 in 1997, and there was a substantial 9.0% increase in 1996. Overall, the Sheraton's 1997 average rate was only slightly lower than those of the hotels included in the STR survey. Occupancy penetration increased from 95.6% in 1994 to 103.0% in 1997, indicating that the subject property is now accommodating slightly more than its fair share of the market demand. By virtue of the gains in occupancy and average rate, the Sheraton's RevPAR increased at an average annual compounded rate of 12.1% from 1994 through 1997, outpacing the 11.0% growth rate exhibited by the participating STR hotels.

Premise of              To a certain degree, occupancy and rate attainment can
the Projections         be manipulated by management. For example, hotel
                        operators may choose to lower rates in an effort to maximize occupancy. Our forecasts reflect an operating strategy that we believe would be implemented by a competent hotel management team to achieve an optimal mix of occupancy and average rate.

Projected Room          Lodging demand and occupancy can be projected through a
Night Demand            process known as room night analysis. A room night is a
                        unit of demand that equals one room that is occupied for one night. After estimating the number of room nights a hotel can be expected to attract during a 12-month period, we can determine occupancy by dividing the number of room nights of demand captured by the number of room nights available (calculated as the room count x
                        365). The total annual number of room nights occupied in the competitive hotels equates to the market's accommodated room night demand, as shown in the following table.

                                                         Projection of Occupancy
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Table 7-2  1997 Accommodated Room Night Demand

--------------------------------------------------------------------------------

                              Marketwide                 Subject Property
                       -----------------------     ---------------------------

                       Accommodated    Percent     Accommodated     Percent
Market Segment            Demand      of Total        Demand       of Total
--------------------------------------------------------------------------------

Commercial                 793,000      27%            56,000        16%
Meeting and Group        1,808,000      61            259,000        75
Leisure                    353,000      12             30,000         9
--------------------------------------------------------------------------------

Total                    2,955,000     100%           345,000       100%
--------------------------------------------------------------------------------

Latent Demand           The previous table illustrates the accommodated room
                        night demand in the subject property's competitive market. Because this estimate is based on occupancies, it includes only those hotel rooms that were used by guests. Latent demand considers guests who could not be accommodated by the existing competitive supply, and can be divided into unaccommodated demand and induced demand.

Unaccommodated          Unaccommodated demand refers to individuals who are
Demand                  unable to secure accommodations in the market because
                        all of the local hotels are filled. These travelers must defer their trips, settle for less desirable accommodations, or stay in properties located outside the market area. Because this demand did not yield occupied room nights, it is not included in the estimate of historical accommodated room night demand.
                        Unaccommodated demand is generally estimated as a percentage of accommodated demand.

                        Climate has a strong influence on the degree of seasonality affecting the Chicago lodging market, and the highest occupancies occur during the spring, summer, and fall. As a result of the large number of conventions hosted by McCormick Place and a number of the competitive properties, local hotels often fill to capacity during these periods and are forced to turn away business. For the purpose of this analysis, we estimate that 5% of the market's current meeting and group demand goes unaccommodated. This equates to roughly 90,413 room nights, as illustrated by the following table. We assume that 60% of this demand will be phased into the market in 1998 and 100% in 1999, as new guestroom supply is absorbed.

                                                         Projection of Occupancy
HVS International, Mineola, New York                         and Average Rate 83
--------------------------------------------------------------------------------

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     HVS
-------------
INTERNATIONAL
=============

================================================================================
Table 7-3 1997 Accommodated and Unaccommodated Demand

--------------------------------------------------------------------------------

                            Accommodated                      Unaccommodated
                             Room Night     Unaccommodated      Room Night
Market Segment                 Demand     Demand Percentage       Demand
--------------------------------------------------------------------------------

Commercial                    793,000           0.0%                   0
Meeting and Group           1,808,000           5.0               90,413
Leisure                       353,000           0.0                    0
--------------------------------------------------------------------------------

Total                       2,955,000                             90,413
--------------------------------------------------------------------------------

Induced Demand          Induced demand represents the additional room nights
                        that are expected to be attracted to the market following the introduction of a new demand generator.
                        Situations that can induce demand include the opening of a new manufacturing plant, the expansion of a convention center, or the addition of a new hotel with a distinct chain affiliation or unique facilities. Although the expansion of McCormick Place is likely to induce demand into the local market, we have considered this factor in our determination of demand growth rates rather than estimating induced demand separately.

Total Usable            Total usable room night demand is estimated by combining
Room Night Demand       accommodated demand and usable latent demand. Usable
                        latent demand is that portion of latent demand that can be absorbed based on the number of existing and proposed hotel rooms in the market. As noted earlier in this report, the Hyatt at McCormick Place is scheduled to open in June of 1998. Our analysis also assumes that 400 rooms will enter the market in 1999, followed by another
                        500 in the year 2000. These rooms are assumed to be 75% competitive with the Sheraton. Unaccommodated demand cannot be accommodated until this new supply begins to become available. The following table shows the projected annual change in accommodated and usable room night demand in the subject property's competitive market.

                                                         Projection of Occupancy
HVS International, Mineola, New York                         and Average Rate 84
--------------------------------------------------------------------------------

=============
     HVS
-------------
INTERNATIONAL
=============

================================================================================
Table 7-4 Total Usable Room Night Demand

-----------------------------------------------------------------------------------------------------------------

                         Historical        1998         1999         2000         2001         2002         2003
-----------------------------------------------------------------------------------------------------------------
Commercial
Growth Rate                      --         3.0%         3.0%         3.0%         3.0%         3.0%         3.0%
Accommodated Demand         793,429     817,232      841,749      867,001      893,011      919,801      947,395
Usable Latent Demand             --           0            0            0            0            0            0

Meeting and Group
Growth Rate                      --         3.5%         3.5%         3.5%         3.5%         3.0%         3.0%
Accommodated Demand       1,808,268   1,871,557    1,937,061    2,004,858    2,075,028    2,137,279    2,201,397
Usable Latent Demand             --      56,146       96,852      100,242      103,750      106,863      110,069

Leisure
Growth Rate                      --         1.0%         1.0%         1.0%         1.0%         1.0%         1.0%
Accommodated Demand         352,879     356,408      359,972      363,572      367,208      370,880      374,589
Usable Latent Demand             --           0            0            0            0            0            0

Totals
Commercial                  793,429     817,232      841,749      867,001      893,011      919,801      947,395
Meeting and Group         1,808,268   1,927,703    2,033,913    2,105,100    2,178,778    2,244,142    2,311,466
Leisure                     352,879     356,408      359,972      363,572      367,208      370,880      374,589
-----------------------------------------------------------------------------------------------------------------

TOTAL DEMAND              2,954,576   3,101,343    3,235,634    3,335,673    3,438,997    3,534,823    3,633,450

Overall Growth
Including Latent Demand          --         5.0%         4.3%         3.1%         3.1%         2.8%         2.8%
-----------------------------------------------------------------------------------------------------------------

Guestroom Supply        In 1997, the competitive properties provided a weighted
                        total of 10,486 guestrooms. As noted earlier, the 800-room Hyatt at McCormick Place is expected to enter the market in June of 1998, followed by 400 secondarily competitive rooms in 1999 and 500 in the year 2000. The following table shows the projection of total demand, the number of available room nights, and the overall competitive occupancy. To calculate the annual number of available room nights, the number of available rooms is multiplied by 365.

                                                         Projection of Occupancy
HVS International, Mineola, New York                         and Average Rate 85
--------------------------------------------------------------------------------

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     HVS
-------------
INTERNATIONAL
=============

================================================================================
Table 7-5 Available Rooms and Room Nights

                        --------------------------------------------------------

                                        Total Room                 Overall
                                          Night                  Competitive
                           Year           Demand     Available    Occupancy
                        --------------------------------------------------------

                        Historical       2,954,576   3,827,481      77%
                           1998          3,101,343   3,998,666      78
                           1999          3,235,634   4,228,981      77
                           2000          3,335,673   4,365,856      76
                           2001          3,438,997   4,365,856      79
                           2002          3,534,823   4,365,856      81
                           2003          3,633,450   4,365,856      83
                        --------------------------------------------------------

Overall                 As a result of steady increases in demand, we expect
Competitive             occupancy to remain relatively stable. The slight dip in
Occupancy               1999 and the year 2000 reflects the addition of new
                        supply, followed by consistent increases. It should be noted, however, that the seasonality affecting the Chicago lodging market makes it difficult to maintain annual occupancies of 80% or greater, and our estimate of the subject property's stabilized occupancy considers this factor.

Competitive             Competitive indexes are used to analyze the relative
Index Analysis          market position of each property on the basis of a
                        particular demand segment. The index represents the number of times each year that one room is occupied by one type of traveler (e.g., commercial, meeting and group, or leisure), or the number of room nights actually accommodated per year, per room, per market segment. For example, if a hotel has a commercial competitive index of 190, each room in the property is occupied 190 times a year by a commercial traveler. The competitive index is calculated by dividing a hotel's annual accommodated room night demand in a particular market segment by that property's room count.
                        Competitive indexes will be used to illustrate each property's position in the market based on its ability to compete with other local lodging facilities.

Commercial Segment      The 1997 commercial segment competitive indexes ranged
                        from 28 at the Hyatt Regency to 118 at the Chicago
                        Marriott. The Chicago Hilton & Towers was the second most successful of the primary competitors in the commercial segment, with an index of 84. As a result of its location and meeting and group orientation, we expect the Hyatt McCormick Place to accommodate a minimal amount of corporate demand. By the year 2000, this hotel is expected to reach a stabilized

                                                         Projection of Occupancy
HVS International, Mineola, New York                         and Average Rate 86
--------------------------------------------------------------------------------

=============
     HVS
-------------
INTERNATIONAL
=============

                        commercial segment competitive index of 25. Given the planned renovation programs, the secondary hotels are expected to achieve a slight increase in competitiveness in this market, stabilizing at an index of 120 in 1999. The proposed rooms in the new secondary competitors are expected to stabilize at commercial segment indexes of 140 in the case of the 400 rooms and 130 in the case of the 500 rooms. The following table shows the projected commercial segment competitive indexes of the area's hotels.

================================================================================
Table 7-6 Commercial Segment Competitive Indexes

--------------------------------------------------------------------------------

Property                   Historical    1998   1999   2000   2001   2002   2003
--------------------------------------------------------------------------------

Subject Property               47          47     47     47     47     47     47
Chicago Marriott              118         118    118    118    118    118    118
Hyatt Regency Chicago          28          28     28     28     28     28     28
Chicago Hilton &Towers         84          84     84     84     84     84     84
Palmer House                   57          57     57     57     57     57     57
Secondary Competitors         110         115    120    120    120    120    120
Hyatt at McCormick Place        0          15     20     25     25     25     25
Proposed 400 Rooms              0           0     90    120    140    140    140
Proposed 500 Rooms              0           0      0    100    120    130    130
--------------------------------------------------------------------------------

Meeting and             We project the Sheraton's meeting and group segment
Group Segment           index to decline somewhat, because we expect management
                        to replace some low-rated group business with commercial travelers in response to improving economic conditions and the opening of the Hyatt McCormick Place. As noted earlier, we also believe that overflow demand that cannot be accommodated by the Hyatt McCormick Place is likely to be directed to the Hyatt Regency Chicago;
                        consequently, we project that hotel's meeting and group segment competitive index to increase to 230 in 1999.
                        The Chicago Marriott is also expected to become increasingly competitive in this segment as a result of its upcoming renovation, and the potential to capture overflow demand. The 400 new rooms are expected to reach a stabilized index of 90 in this segment, and the 500 rooms are projected to attain a level of 110. The following table illustrates the competitive indexes in the meeting and group segment.

                                                         Projection of Occupancy
HVS International, Mineola, New York                         and Average Rate 87
--------------------------------------------------------------------------------

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     HVS
-------------
INTERNATIONAL
=============

================================================================================
Table 7-7 Meeting and Group Segment Competitive Indexes

--------------------------------------------------------------------------------

Property                Historical  1998    1999    2000    2001    2002    2003
--------------------------------------------------------------------------------

Subject Property           215       215     214     212     212     212     212
Chicago Marriott           148       150     155     155     155     155     155
Hyatt Regency Chicago      225       227     230     230     230     230     230
Chicago Hilton &Towers     155       155     155     155     155     155     155
Palmer House               185       185     185     185     185     185     185
Secondary Competitors      131       138     150     150     150     150     150
Hyatt at McCormick Place     0       160     190     220     220     220     220
Proposed 400 Rooms           0         0      60      70      90      90      90
Proposed 500 Rooms           0         0       0      70      90     110     110
--------------------------------------------------------------------------------

Leisure Segment         In light of the small amount of leisure demand
                        accommodated by the Sheraton and its competitors and the degree of price sensitivity associated with these travelers, we anticipate minimal changes in this market segment, although the existing secondary competitors are expected to undergo an increase as a result of ongoing and planned renovations. The Hyatt McCormick Center, which will be a convention-oriented facility, is projected to reach a stabilized index of only 20 in 1999. The proposed rooms are projected to attain the highest stabilized indexes in the leisure segment, reflecting their new facilities. The following table illustrates the competitive indexes in the leisure segment.

================================================================================
Table 7-8 Leisure Segment Competitive Indexes

--------------------------------------------------------------------------------

Property                Historical  1998    1999    2000    2001    2002    2003
--------------------------------------------------------------------------------

Subject Property            25        25      25      25      25      25      25
Chicago Marriott            30        35      40      40      40      40      40
Hyatt Regency Chicago       28        28      28      28      28      28      28
Chicago Hilton &Towers      42        42      42      42      42      42      42
Palmer House                43        43      43      43      43      43      43
Secondary Competitors       33        40      40      40      40      40      40
Hyatt at McCormick Place     0        15      20      20      20      20      20
Proposed 400 Rooms           0         0      50      55      55      55      55
Proposed 500 Rooms           0         0       0      50      55      55      55
--------------------------------------------------------------------------------

Subject Property's      After the competitive index is calculated, it is
Room Night Capture      adjusted to reflect the property's room count, yielding
and Occupancy           a figure referred to as the market share adjuster. The
                        market share adjuster of each property is then divided by the total market share adjuster for all of the competitors, resulting in each hotel's market

                                                         Projection of Occupancy
HVS International, Mineola, New York                         and Average Rate 88
--------------------------------------------------------------------------------

=============
     HVS
-------------
INTERNATIONAL
=============

                        share. By multiplying the projected market share by the area's usable room night demand, we can determine the total number of room nights captured by a specific hotel. Occupancy is then calculated by dividing the projected number of room nights captured by the property's total number of available room nights. Multiplying the subject property's projected market share by the estimated room night demand in each segment results in the following estimate of room nights captured by the hotel.

================================================================================
Table 7-9 Room Nights Captured by the Subject Property

-----------------------------------------------------------------------------------------------

                        1998         1999         2000         2001         2002         2003
-----------------------------------------------------------------------------------------------
Commercial
Demand                 817,232      841,749      867,001      893,011      919,801      947,395
Market Share            0.0693       0.0653       0.0617       0.0608       0.0606       0.0606
-----------------------------------------------------------------------------------------------
Capture                 56,674       54,972       53,503       54,308       55,713       57,384

Meeting and Group
Demand               1,927,703    2,033,913    2,105,100    2,178,778    2,244,142    2,311,466
Market Share            0.1354       0.1255       0.1214       0.1206       0.1202       0.1202
-----------------------------------------------------------------------------------------------
Capture                260,997      255,324      255,463      262,718      269,644      277,733

Leisure
Demand                 356,408      359,972      363,572      367,208      370,880      374,589
Market Share            0.0779       0.0723       0.0690       0.0687       0.0687       0.0687
-----------------------------------------------------------------------------------------------
Capture                 27,768       26,036       25,076       25,218       25,470       25,725

Total Capture          345,439      336,332      334,042      342,244      350,827      360,842
-----------------------------------------------------------------------------------------------

                        Dividing the total number of room nights captured by the subject property's number of available room nights per year (calculated as 1,204 x 365) produces the projected occupancy percentage.

                                                         Projection of Occupancy
HVS International, Mineola, New York                         and Average Rate 89
--------------------------------------------------------------------------------

=============
     HVS
-------------
INTERNATIONAL
=============

================================================================================
Table 7-10 Calculation of the Subject Property's Projected Occupancy

---------------------------------------------------------------------------------------------

                          1998        1999        2000        2001        2002        2003
---------------------------------------------------------------------------------------------
Room Nights Captured     345,439     336,332     334,042     342,244     350,827     360,842
Available Room Nights    439,460     439,460     439,460     439,460     439,460     439,460
Occupancy                  78.61%      76.53%      76.01%      77.88%      79.83%      82.11%
Rounded                       79%         77%         76%         78%         80%         82%
---------------------------------------------------------------------------------------------

                        For the purpose of forecasting income and expense, we will use the following occupancy levels.

================================================================================
Table 7-11 Occupancy Forecast

--------------------------------------------------------------------------------

                                            Year            Occupancy
                                        -------------------------------

                                           1998                79%
                                           1999                77
                                        Stabilized             76
--------------------------------------------------------------------------------

                        Although the preceding room night analysis shows the subject property achieving an 82% occupancy in 2003, we believe that a stabilized level of 76% is more reasonable. The stabilized occupancy is intended to reflect the anticipated results of the property over its remaining economic life, given any and all changes in the life cycle of the hotel. Thus, the stabilized occupancy excludes from consideration any abnormal relationship between supply and demand, as well as any nonrecurring conditions that may result in unusually high or low occupancies. Although the subject property may operate at occupancies above this stabilized level, we believe it equally possible for new competition and temporary economic downturns to force the occupancy below this selected point of stability.

AVERAGE                 One of the most important considerations in estimating
RATE ANALYSIS           the value of a lodging facility is a supportable
                        forecast of its attainable average rate, which is more formally defined as the average rate per occupied room.
                        Average rate can be calculated by dividing the total rooms revenue achieved during a specified period by the number of rooms sold during the same period. The projected average rate and the anticipated occupancy percentage are used to forecast rooms revenue, which in turn provides the basis for estimating most other income and expense categories.

                                                         Projection of Occupancy
HVS International, Mineola, New York                         and Average Rate 90
--------------------------------------------------------------------------------

=============
     HVS
-------------
INTERNATIONAL
=============

Competitive             The average rate of the Sheraton Chicago Hotel & Towers
Positioning             will be projected using a competitive positioning
                        method. This technique begins with an analysis of the average rates achieved by the subject property and its competitors. These rates establish a range that reflects certain characteristics of the specific market, such as price sensitivity, demand orientation, and occupancy.
                        The subject property's average rate is then compared to those of the hotels to which it is most similar in terms of size, quality, facilities, amenities, market orientation, location, management, image, and affiliation. Adjustments are made to reflect any relevant differences.

                        Although the average rate analysis presented here follows the occupancy projections, these two statistics are highly correlated; in reality, one can not project occupancy without making specific assumptions regarding average rate. This relationship is best illustrated by rooms revenue per available room (RevPAR), which reflects a property's ability to maximize rooms revenue. The following table summarizes the 1997 average rate and RevPAR of the subject property and its primary competitors.

================================================================================
Table 7-12 1997 Average Rate and RevPAR of the Primary Competitors

--------------------------------------------------------------------------------

                              Property                Average Rate    RevPAR
                              ----------------------------------------------

                              Subject Property           $148.25     $116.38
                              Chicago Marriott            153.00      123.93
                              Hyatt Regency Chicago       135.00      103.95
                              Chicago Hilton &Towers      139.00      107.03
                              Palmer House                140.00      108.92
                              ----------------------------------------------
                              Average                    $141.89     $110.72
--------------------------------------------------------------------------------

                        The Chicago Marriott maintains the highest average rate among the primary competitors, largely as a result of its highly successful Honored Guest Program. The Sheraton, which offers the newest facilities, holds second place.

Average                 It is important to note that hotel room rate increases
Rate Increases          do not necessarily conform to the underlying monetary
                        inflation rate, because lodging facilities are influenced by market conditions such as the relationship between supply and demand. A hotel's ability to raise room rates is affected by a number of factors, including the following.

                                                         Projection of Occupancy
HVS International, Mineola, New York                         and Average Rate 91
--------------------------------------------------------------------------------

=============
     HVS
-------------
INTERNATIONAL
=============

                        o Supply and Demand Relationships - The relationship between supply and demand is one of the factors that determine hotel occupancies and average rates. Strong markets where lodging demand is increasing faster than supply are often characterized by rate growth that exceeds inflation. Markets that are overbuilt or suffering from declining demand are unlikely to exhibit any significant increases in average rates.

                        o Inflationary Pressures - Price increases caused by inflation affect hotel room rates by eroding profit margins and encouraging operators to raise prices. This strategy is effective only in markets that are characterized by a healthy supply and demand relationship.

                        o Improving the Competitive Standard - When a new lodging facility enters a mature market, its rates may be set higher than the marketwide average in an effort to justify the development costs. This may allow other competitors to achieve corresponding gains by effectively raising the amount the market will bear; however, if the addition to supply has a severe impact on the occupancy levels of other hotels, price competition may ensue.

                        o Property-Specific Improvements - Changes that make a hotel more or less attractive to guests can have an impact on average rate. An expansion, renovation, upgrading, or the introduction of additional facilities and amenities may enable greater-than-inflationary room rate increases. Likewise, deferred maintenance may make a property less competitive, engendering a decline in room rates.

                        In determining average rate projections, changes that occur prior to occupancy stabilization are generally attributable to factors that are specific to the property and the market. After a hotel achieves a stabilized occupancy, room rates are generally expected to continue to increase at the underlying inflation rate throughout the remainder of the projection period.

                        As illustrated by the Smith Travel Research data presented earlier, marketwide average rates increased at average annual compounded rates of 6.4% from 1992 to 1997 and 10.2% from 1995 to 1997. These rates are well in excess of inflation. Moreover, the new Hyatt at McCormick Place and the proposed rooms that are expected to enter the market will offer high-quality facilities, which should allow further gains in the marketwide average rate. Based on these considerations, the following table shows our projection of average rate increases in the market and at the subject property.

                                                         Projection of Occupancy
HVS International, Mineola, New York                         and Average Rate 92
--------------------------------------------------------------------------------

=============
     HVS
-------------
INTERNATIONAL
=============

================================================================================
Table 7-13 Average Rate Forecast

--------------------------------------------------------------------------------

                                 Marketwide                 Subject Property
                          ------------------------   ---------------------------

                                           Rate        Rate         Projected
   Year                   Occupancy      Increase    Increase     Average Rate
--------------------------------------------------------------------------------

Historical                   --                --      --            $148.25
   1998s                     78%         6% to 8%       8%            160.09
   1999s                     77            6 to 8       6             169.70
   2000s                     76            4 to 6       4             176.49
   2001s                     79            2 to 3       3             181.78
   2002s                     81            2 to 3       3             187.24
   2003s                     83            2 to 3       3             192.85
--------------------------------------------------------------------------------

We anticipate the Sheraton to achieve average rate gains of 8.0% in 1998, 6.0% in 1999, and 4.0% in the year 2000. In subsequent projection periods, average rate increases are expected to conform to the underlying monetary inflation rate of 3.0% annually.

HVS International, Mineola, New York                     Highest and Best Use 93
--------------------------------------------------------------------------------

=============
     HVS
-------------
INTERNATIONAL
=============

================================================================================
8. Highest and Best Use

                        The concept of highest and best use recognized by the Appraisal Institute distinguishes between the highest and best use of the land (as though vacant) and that of the property (as improved). Highest and best use is defined as:

                              The reasonably probable and legal use of vacant land or improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value.(1)

                        The concept of highest and best use is the premise upon which value is based, and is a product of competitive forces in the marketplace. The principle of balance holds that real property value is created and sustained when contrasting, opposing, or interacting elements are in a state of equilibrium. This principle applies to relationships among various property components as well as the relationship between the costs of production and the property's productivity. The point of economic balance is achieved when the combination of land and building is optimal (i.e., when no marginal benefit or utility is achieved by adding another unit of capital). The law of increasing returns holds that larger amounts of the agents of production produce greater net income up to a certain point, after which the law of diminishing returns is applied.(2)

                        It is important to recognize that the highest and best use of the land (as though vacant) may differ from the highest and best use of the property (as improved). This may occur when a site has existing improvements and the highest and best use of the land differs from the current use. Nonetheless, the current property use will continue until the value of the land under its highest and best use exceeds the value of the property in its current use, plus the cost to remove the existing improvements.

                        (1) The Appraisal of Real Estate - Eleventh Edition, Appraisal Institute, Chicago, IL, 1996, p. 50.

                        (2) Ibid., p. 44.

HVS International, Mineola, New York                     Highest and Best Use 94
--------------------------------------------------------------------------------

=============
     HVS
-------------
INTERNATIONAL
=============

                        In consideration of the factors influencing development in the immediate area, it is the appraisers' opinion that the highest and best use of the subject site, as vacant, would be for the development of a lodging facility. Given the fact that the value of the land does not exceed the value of the hotel plus the cost of demolition, it is our further opinion that the subject property's highest and best use, as improved, is its current use as a lodging facility.

HVS International, Mineola, New York                      Approaches to Value 95
--------------------------------------------------------------------------------

=============
     HVS
-------------
INTERNATIONAL
=============

================================================================================
9. Approaches to Value

                        In appraising real estate for market value, the appraiser has three approaches from which to select: the income capitalization, sales comparison, and cost approaches. Although all three valuation procedures are given consideration, the inherent strengths of each approach and the nature of the subject property must be evaluated to determine which will provide supportable estimates of market value. The appraiser is then free to select one or more of the appropriate approaches in arriving at a final value estimate.

The Income              The income capitalization approach takes a property's
Capitalization          projected net income before debt service and allocates
Approach                this future benefit to the mortgage and equity
                        components based on market rates of return and loan-to-value ratios. Through a discounted cash flow and income capitalization procedure, the value of each component is calculated. The total of the mortgage component and the equity component equals the value of the property. This approach is often selected as the preferred valuation method for income- producing properties, because it most closely reflects the investment rationale of knowledgeable buyers.

The Sales               The sales comparison approach estimates the value of a
Comparison              property by comparing it to similar properties that have
Approach                been sold on the open market. To obtain a supportable
                        estimate of value, the sales price of a comparable property must be adjusted to reflect any dissimilarities between it and the property being appraised.

                        The sales comparison approach may provide a useful value estimate in the case of simple forms of real estate, such as vacant land and single-family homes, where the properties are homogeneous and the adjustments are few and relatively simple to compute. In the case of complex investments such as shopping centers, office buildings, restaurants, and lodging facilities, where the adjustments are numerous and more difficult to quantify, the sales comparison approach loses much of its reliability.
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                        Hotel investors typically do not employ the sales
                        comparison approach in reaching their final purchase decisions. Factors such as the lack of recent sales data, the numerous insupportable adjustments that are necessary, and the general inability to determine the true financial terms and human motivations of comparable transactions often make the results of this technique questionable. Although the sales comparison approach may provide a range of values that supports the final estimate, reliance on this method beyond the establishment of broad parameters is rarely justified by the quality of the sales data.

                        The market-derived capitalization rates sometimes used by appraisers are susceptible to the same shortcomings inherent in the sales comparison approach. To substantially reduce the reliability of the income capitalization approach by employing capitalization rates obtained from unsupported market data weakens the final value estimate and ignores the typical investment analysis procedures employed by hotel purchasers. Because appraisers are obligated to mirror the actions of the marketplace, we generally give the sales comparison approach minimal weight in the hotel appraisal process beyond bracketing the final estimate.(1)

The Cost Approach       The cost approach estimates market value by computing
                        the current cost to replace the property and subtracting any depreciation resulting from physical deterioration, functional obsolescence, and external (or economic) obsolescence. The value of the land, as if vacant and available, is then added to the depreciated value of the improvements to produce a total value estimate.

                        The cost approach may provide a reliable estimate of value in the case of new properties; however, as buildings and other improvements grow older and begin to deteriorate, the resultant loss in value becomes increasingly difficult to quantify accurately. We find that knowledgeable hotel buyers base their purchase decisions on economic factors such as projected net income and return on investment. Because the cost approach does not reflect these income-related considerations and requires a number of highly subjective depreciation estimates, this approach is given minimal weight in the hotel valuation process. As noted in Hotels and Motels: A Guide to Market

                        (1) Hotels and Motels: A Guide to Market Analysis, Investment Analysis, and Valuations, Stephen Rushmore, Appraisal Institute, Chicago, IL, 1992, p. 209.
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                        Analysis, Investment Analysis, and Valuations, "the cost
                        approach is seldom used to value existing hotels and motels."(1)

Reconciliation          The final step in the valuation process is the
                        reconciliation and correlation of the value indications.
                        Factors that are considered in assessing the reliability of each approach include the purpose of the appraisal, the nature of the subject property, and the reliability of the data used. In reconciliation, we consider the applicability and supportability of each approach and examine the range of value indications. The most significant weight is given to the approach that produces the most reliable solution and most closely reflects the criteria used by typical investors.

                        Our nationwide experience with numerous hostelry buyers and sellers indicates that the procedures used in estimating market value by the income capitalization approach are comparable to those employed by the investors who constitute the marketplace. For this reason, the income capitalization approach produces the most supportable value estimate, and it is given the greatest weight in the hotel valuation process.

                        (1) Hotels and Motels: A Guide to Market Analysis, Investment Analysis, and Valuations, Stephen Rushmore, Appraisal Institute, Chicago, IL, 1992, p. 208.
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10. Income Capitalization Approach

                        The income capitalization approach is based on the principle that the value of a property is indicated by its net return, or what is known as the present worth of future benefits. The future benefits of income-producing properties, such as hotels, are net income before debt service and depreciation (as estimated by a forecast of income and expense) and any anticipated reversionary proceeds from a sale. These future benefits can be converted into an indication of market value through a capitalization process and discounted cash flow analysis. Using the income capitalization approach, the subject property has been valued by analyzing the local market for transient accommodations, examining existing and proposed competition, and developing a forecast of income and expense that reflects current and anticipated income trends and cost components through a stabilized year of operation.

                        The forecast of income and expense is expressed in current dollars for each year. The stabilized year is intended to reflect the anticipated operating results of the property over its remaining economic life, given any or all applicable stages of build-up, plateau, and decline in the life cycle of the hotel. Thus, income and expense estimates from the stabilized year forward exclude from consideration any abnormal relationship between supply and demand, as well as any nonrecurring conditions that may result in unusual revenues or expenses.

                        As stated in the textbook entitled Hotels and Motels: A Guide to Market Analysis, Investment Analysis, and Valuations, published by the Appraisal Institute, "of the three valuation approaches available to the appraiser, the income capitalization approach generally provides the most persuasive and supportable conclusions when valuing a lodging facility."(1) This text recommends that using a ten-year forecast and an equity yield rate "most accurately reflects the actions of typical hotel buyers, who purchase properties based

                        (1) Hotels and Motels: A Guide to Market Analysis, Investment Analysis, and Valuations, Stephen Rushmore, Appraisal Institute, Chicago, IL, 1992, p. 236.
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                        on their leveraged discounted cash flow."(1) The simpler
                        procedure of using a ten-year forecast and a discount rate is "less reliable because the derivation of the discount rate has little support. Moreover, it is difficult to adjust the discount rate for changes in the cost of capital."(2)

                        We have used both methods to discount the subject property's projected net income into an estimate of value. Method One is a ten-year discounted cash flow analysis in which the cash flow to equity and the equity reversion are discounted to the present value at the equity yield rate, and the income to the mortgagee is discounted at a mortgage interest rate. The sum of the equity and mortgage values is the total property value. Method Two is a simple ten-year discounted cash flow analysis in which the annual net income before debt service and the reversionary proceeds following a sale at the end of the tenth year are discounted back to the date of the appraisal at an overall discount rate, and then totaled to produce an indication of the present worth of future benefits.

                        To convert the projected income stream into an estimate of value through Method One, the anticipated net income (before debt service and depreciation) is allocated to the mortgage and equity components based on market rates of return and loan-to-value ratios. The process is described as follows.

                        1. The terms of typical hotel financing are set forth, including interest rate, amortization term, and loan-to-value ratio.

                        2. An equity yield rate of return is established. Numerous hotel buyers base their equity investments on a ten-year equity yield rate projection that takes into account ownership benefits such as periodic cash flow distributions, residual sale or refinancing distributions that return any property appreciation and mortgage amortization, income tax benefits, and various non-financial considerations such as status and prestige. The equity yield rate is also known as the internal rate of return on equity.

                        (1) Hotels and Motels: A Guide to Market Analysis, Investment Analysis, and Valuations, Stephen Rushmore, Appraisal Institute, Chicago, IL, 1992, p. 236.

                        (2) Ibid.
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                        3.    The value of the equity component is calculated by
                              first deducting the annual debt service from the projected net income before debt service, leaving the net income to equity for each year. The net income as of the 11th year is capitalized into a reversionary value. After deducting the mortgage balance at the end of the tenth year and the typical brokerage and legal costs, the equity residual is discounted back to the date of value at the equity yield rate. The net income to equity for each of the ten projection years is also discounted to the present value. The sum of these discounted values equates to the value of the equity component. Adding the equity component to the initial mortgage balance yields the overall property value.

                              Because the mortgage and the debt service amounts are unknown but the loan-to-value ratio was determined in Step #1, the preceding calculation can be solved through an iterative process or by use of a linear algebraic equation that computes the total property value. The algebraic equation that solves for the total property value using a ten-year mortgage and equity technique was developed by Suzanne R. Mellen, MAI, Managing Director of the San Francisco office of HVS International. A complete discussion of the technique is presented in her article entitled, "Simultaneous Valuation: A New Technique."(1)

                        4. The value is proven by allocating the total property value between the mortgage and equity components and verifying that the rates of return set forth in Steps #1 and #2 can be met from the projected net income.

                        The process of converting the projected income stream into an estimate of value through Method Two is described as follows.

                        1. A discount rate is established by evaluating the total property yield derived by Method One. Occasionally, the discount rate may be adjusted slightly based on the total property yields indicated by recent transactions involving hotels similar to the subject property.

                        2. The reversionary value is calculated by capitalizing the 11th-year net income by the terminal capitalization rate and deducting typical brokerage and legal fees.

                        (1) Suzanne R. Mellen, MAI, "Simultaneous Valuation: A New Technique," Appraisal Journal, April, 1983.
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                        3.    The ten-year forecast of net income (before debt
                              service and depreciation) and the reversionary value are discounted to the date of value at the rate derived above.

Review of               Because the Sheraton Chicago Hotel & Towers is an
Operating History       existing hotel with an established operating
                        performance, its historical income and expense experience can serve as a basis for projections. The subject property opened in March of 1992, and achieved occupancy levels of 74.4% in 1996 and 78.5% in 1997. The following income and expense statements were provided by the subject property's on-site managers and the Tishman
                        Hotel Corporation, and are unaudited. Where applicable, we have reorganized the statements in accordance with the Uniform System of Accounts for Hotels.
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================================================================================
Table 10-1 Historical Operating Performance

----------------------------------------------------------------------------------------------------------------------------------

                                                   1997                                                1996
                                ----------------------------------------------   -------------------------------------------------
No. of Rooms:                     1,204                                            1,204
No. of Occupied Rooms:          345,169                                          327,697
No. of Days Open:                   365                                              366
Occupancy:                        78.5%                Amount per   Amount per     74.4%                 Amount per     Amount per
Average Rate:                   $148.25    Percent     Available     Occupied    $140.63      Percent     Available      Occupied
                                 (+000)    of Gross      Room          Room       (+000)      of Gross      Room           Room
----------------------------------------------------------------------------------------------------------------------------------
REVENUE
   Rooms                        $51,166      63.2%     $42,497       $148.24     $46,086        63.6%     $38,277       $140.63
   Food                          20,969      25.9       17,416         60.75      18,681        25.8       15,516         57.01
   Beverage                       4,610       5.7        3,829         13.36       4,198         5.8        3,487         12.81
   Telephone                      2,445       3.0        2,031          7.08       2,178         3.0        1,809          6.65
   Minor Operating Dept.          1,013       1.3          841          2.93         850         1.2          706          2.60
   Rent & Other Income              750       0.9          623          2.17         506         0.7          420          1.54
        Total                    80,953     100.0       67,237        234.53      72,500       100.1       60,216        221.24
----------------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES*
   Rooms                         10,948      21.4        9,093         31.72       9,757        21.2        8,104         29.78
   Food & Beverage               14,957      58.5       12,423         43.33      14,275        62.4       11,856         43.56
   Telephone                        824      33.7          684          2.39         787        36.1          653          2.40
        Total                    26,729      33.0       22,200         77.44      24,819        34.2       20,613         75.74
----------------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL INCOME              54,224      67.0       45,036        157.09      47,681        65.9       39,602        145.50
----------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
   Administrative & General       5,280       6.5        4,386         15.30       4,897         6.8        4,067         14.94
   Management Fee                 2,775       3.4        2,305          8.04       2,186         3.0        1,815          6.67
   Marketing                      4,347       5.4        3,610         12.59       4,132         5.7        3,432         12.61
   Property Oper. & Maint.        3,045       3.8        2,529          8.82       3,033         4.2        2,519          9.25
   Energy                         2,481       3.1        2,060          7.19       2,592         3.6        2,152          7.91
        Total                    17,928      22.2       14,891         51.94      16,838        23.3       13,985         51.38
----------------------------------------------------------------------------------------------------------------------------------
HOUSE PROFIT                     36,295      44.8       30,145        105.15      30,843        42.6       25,617         94.12
----------------------------------------------------------------------------------------------------------------------------------
FIXED EXPENSES
   Property and Sewer Taxes       7,064       8.7        5,867         20.46       6,057         8.4        5,031         18.48
   Insurance                         75       0.1           62          0.22          78         0.1           64          0.24
   Reserve for Replacement        2,434       3.0        2,021          7.05       2,175         3.0        1,806          6.64
   Ground Rent                    2,617       3.2        2,174          7.58       2,164         3.0        1,798          6.60
   Leases                           378       0.5          314          1.09         327         0.5          271          1.00
        Total                    12,567      15.5       10,438         36.41      10,801        15.0        8,971         32.96
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                      $23,728      29.3%     $19,707        $68.74     $20,042        27.6%     $16,646        $61.16
==================================================================================================================================

                        *Departmental expense ratios are expressed as a percentage of departmental revenues

----------------------------------------------------------------------------------------------------------------------------------

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Table 10-2 Historical Operating Performance

----------------------------------------------------------------------------------------------------------------------------------

                                                   1995                                           1994
                                 ---------------------------------------------   -------------------------------------------------
No. of Rooms:                     1,204                                            1,204
No. of Occupied Rooms:          314,273                                          297,960
No. of Days Open:                   365                                              365
Occupancy:                        71.5%                Amount per   Amount per     67.8%                 Amount per     Amount per
Average Rate:                   $128.37    Percent     Available     Occupied    $121.77      Percent     Available      Occupied
                                 (+000)    of Gross      Room          Room       (+000)      of Gross      Room           Room
----------------------------------------------------------------------------------------------------------------------------------
REVENUE
   Rooms                        $40,530      63.0%     $33,663       $128.97     $36,281       62.9%      $30,134       $121.77
   Food                          16,825      26.2       13,974         53.54      15,248       26.5        12,665         51.18
   Beverage                       3,776       5.9        3,136         12.02       3,428        5.9         2,847         11.51
   Telephone                      1,882       2.9        1,563          5.99       1,807        3.1         1,501          6.06
   Minor Operating Dept.            724       1.1          601          2.30         490        0.8           407          1.64
   Rent & Other Income              554       0.9          460          1.76         384        0.7           319          1.29
        Total                    64,291     100.0       53,398        204.57      57,639       99.9        47,873        193.44
----------------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES*
   Rooms                          8,676      21.4        7,206         27.61       8,317       22.9         6,908         27.91
   Food & Beverage               13,360      64.8       11,096         42.51      13,431       71.9        11,155         45.08
   Telephone                        748      39.7          621          2.38         691       38.2           574          2.32
        Total                    22,784      35.4       18,923         72.50      22,439       38.9        18,637         75.31
----------------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL INCOME              41,507      64.6       34,475        132.07      35,200       61.0        29,236        118.14
----------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
   Administrative & General       4,601       7.2        3,822         14.64       4,500        7.8         3,737         15.10
   Management Fee                 1,775       2.8        1,474          5.65       1,451        2.5         1,205          4.87
   Marketing                      3,867       6.0        3,211         12.30       3,879        6.7         3,222         13.02
   Property Oper. & Maint.        2,710       4.2        2,251          8.62       2,661        4.6         2,210          8.93
   Energy                         2,384       3.7        1,980          7.58       1,866        3.2         1,550          6.26
        Total                    15,337      23.9       12,738         48.80      14,357       24.8        11,924         48.18
----------------------------------------------------------------------------------------------------------------------------------
HOUSE PROFIT                     26,171      40.7       21,737         83.27      20,843       36.2        17,312         69.96
----------------------------------------------------------------------------------------------------------------------------------
FIXED EXPENSES
   Property and Sewer Taxes       5,409       8.4        4,493         17.21       5,456        9.5         4,531         18.31
   Insurance                         89       0.1           74          0.28          89        0.2            74          0.30
   Reserve for Replacement        1,291       2.0        1,072          4.11         871        1.5           724          2.92
   Ground Rent                    1,201       1.9          997          3.82         150        0.3           125          0.50
   Leases                           397       0.6          330          1.26         446        0.8           371          1.50
        Total                     8,386      13.0        6,965         26.68       7,012       12.3         5,824         23.53
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                      $17,785      27.7%     $14,772        $56.59     $13,831       23.9%      $11,488        $46.43
==================================================================================================================================

                        *Departmental expense ratios are expressed as a percentage of departmental revenues
----------------------------------------------------------------------------------------------------------------------------------

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                        The historical statements show significant occupancy and
                        average rate growth between 1994 and 1997, and rooms revenue rose by $5,080,000 in 1997. Total departmental income also increased as an amount per occupied room from 1996 to 1997, and total revenues rose by $8,453,000. Departmental expenses declined as a ratio to departmental income. Although rooms expense increased slightly on a per occupied room basis and as a percentage of rooms revenue, there has been a significant improvement in the property's food and beverage expense ratio, which reached 58.5% of food and beverage revenues in 1997.

                        Other than management fees, all operating expenses declined in 1997 as percentages of total revenue; this reflects a continuation of a trend that began in 1994. Fixed expenses remained relatively stable in 1997, largely as a result of the high property taxes that are payable in Cook County. Net income increased by $3,686,000 in 1997, and equated to 29.3% of total revenue in that year. Overall, the historical statements reflect an efficient operation.

Forecast of             The forecast of income and expense is intended to
Income and Expense      reflect the appraisers' subjective estimate of how a
                        typical buyer would project the subject property's operating results. Depending on the dynamics of the local market, a typical buyer's projection may be adjusted upward or downward. We have attempted to consider these factors in formulating this forecast.

                        HVS International uses a fixed and variable component model to project a lodging facility's revenue and expense levels. This model is based on the premise that hotel revenues and expenses have one component that is fixed and another that varies directly with occupancy and facility usage. A projection can be made by taking a known level of revenue or expense and calculating its fixed and variable components. The fixed component is then held constant, while the variable component is adjusted for the percent change between the projected occupancy and facility usage and that which produced the known level of revenue or expense.

Base-Year               Based on our review of the operating histories of the
Statement of            subject property and comparable hotels, we have derived
Income and Expense      a base-year statement of income and expense that is
                        expressed in 1997 dollars. The units of comparison include a percentage of departmental and total revenue, amounts per available room, and amounts per occupied room. The income and expense ratios reflect an occupancy of 78.5%, which is the level achieved by the hotel in 1997. The base-year profit and loss statement will be used to determine the relationship between the fixed and variable components.
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Table 10-4 Base-Year Statement of Income and Expense

--------------------------------------------------------------------------------

                                                  1997 Dollars
                                ----------------------------------------------
No. of Rooms:                     1,204
Occupancy:                        78.5%
Average Rate:                   $148.24                Amount per   Amount per
No. of Occupied Rooms:          345,169      Percent    Available    Occupied
                                 (+000)      of Gross     Room        Room
------------------------------------------------------------------------------
REVENUES
   Rooms                        $51,166        62.6%     $42,497     $148.24
   Food                          21,746        26.6      $18,061       63.00
   Beverage                       4,660         5.7        3,870       13.50
   Telephone                      2,445         3.0        2,031        7.08
   Minor Operating Dept.          1,003         1.2          833        2.90
   Rent & Other Income              750         0.9          623        2.17
        Total                    81,770       100.0       67,915      236.90
------------------------------------------------------------------------------
EXPENSES
   Rooms*                        11,391        22.3        9,461       33.00
   Food & Beverage*              15,579        59.0       12,940       45.14
   Telephone*                       824        33.7          684        2.39
   Minor Operating Dept.*             0         0.0            0        0.00
   Administrative & General       5,418         6.6        4,500       15.70
   Management Fee                 2,453         3.0        2,037        7.11
   Marketing                      4,515         5.5        3,750       13.08
   Property Oper. & Maint.        3,130         3.8        2,600        9.07
   Energy                         2,491         3.0        2,069        7.22
   Property and Sewer Taxes       7,743         9.5        6,431       22.43
   Insurance                         75         0.1           62        0.22
   Reserve for Replacement        3,271         4.0        2,717        9.48
   Ground Rent                    2,617         3.2        2,174        7.58
   Leases                           378         0.5          314        1.09
        Total                    59,884        73.2       49,738      173.49
------------------------------------------------------------------------------
NET INCOME                      $21,885        26.8%     $18,177      $63.40
==============================================================================

                   *Departmental expense ratios are expressed
                    as a percentage of departmental revenues
--------------------------------------------------------------------------------

Inflation               The base revenue and expense amounts are inflated to
Assumptions             reflect current dollars for each projection year.
                        Although line items can be affected by different factors, we must establish a general rate of inflation that will be applied to most revenue and expense categories. The following table shows inflation estimates made by analysts at some noted institutions and corporations.
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Table 10-5 Inflation Estimates

--------------------------------------------------------------------------------

                                      Projected Increase in Consumer Price Index
                                      (Annualized Rate Versus 12 Months Earlier)
                                      ------------------------------------------
                                            June                      Dec.
Source                                     of 1998                  of 1998
--------------------------------------------------------------------------------

Maureen Allyn, Scudder Stevens & Clark       2.4%                     2.4%
Wayne Angell, Bear Stearns                   1.5                      1.6
Richard Berner, Mellon Bank                  1.9                      2.3
David Berson, Fannie Mae                     2.4                      2.5
David Blitzer, S&P                           2.5                      2.0
Paul Boltz, T. Rowe Price                    2.2                      2.6
David Bostian, Herzog, Heine, Geduld         1.9                      2.1
Philip Braverman, DKB Securities             1.8                      1.5
William Brown, J.P. Morgan                   1.8                      2.7
W. Van Bussmann, Chrysler Corp.              2.0                      2.0
Rosanne Cahn, CS First Boston                2.3                      2.3
James Coons, Huntington National Bank        2.3                      2.4
Michael Cosgrove, The Econoclast             2.6                      2.8
Dewey Daane, Vanderbilt University           2.3                      2.0
W.Dudley, Goldman Sachs                      1.9                      2.1
Theodore Eck, Amoco Corp.                    2.4                      2.2
Michael Englund, MMS Intl                    2.2                      2.6
Gail Fosler, Conference Board                2.1                      3.0
Maury Harris, Paine Webber, Inc.             1.5                      2.0
Michael J. Held, Salomon Smith Barney        2.0                      2.4
Tracy Herrick, Jefferies                     2.1                      2.4
Stuart Hoffman, PNC Bank                     2.3                      2.4
William Hummer, Wayne Hummer                 2.4                      2.3
Edward Hyman, ISI Group                      1.5                      2.0
Saul Hymans, University of Michigan          2.0                      2.1
Mieczyslaw Karczmar, Deutsche Bank           2.0                      2.2
K.Karl/A.Sinai,  WEFA/PDE                    2.2                      2.4
D. Laufenberg, American Express
  Financial Advisors                         2.6                      2.9
Carol Leisenring, CoreStates Financial       2.0                      2.2
Mickey Levy, NationsBank Capital Markets     2.3                      2.2
David Littmann, Comerica                     1.8                      2.2
John Lonski, Moody's Investors Service       2.3                      2.8
Paul McCulley, UBS Securities                2.0                      2.0
John McDevitt, 3M                            2.2                      2.9
Arnold Moskowitz, Moskowitz Capital          1.7                      1.4
John Mueller, LBMC, Inc.                     3.2                      3.2
Nicholas Perna, Fleet Financial Group        2.4                      2.5
Elliott Platt, Donaldson Lufkin Jenrette     2.2                      2.4
Maria F. Ramirez, MFR, Inc.                  2.4                      2.4
Donald Ratajczak, Georgia State University   2.0                      2.3
David Resler, Nomura Securities
  International                              2.3                      2.2
Allan Reynolds, Hudson Institute             1.8                      2.6
Richard Rippe, Prudential Securities         2.4                      2.4
A. Gary Shilling, Shilling & Co.             1.8                      1.6
James Smith, University of North Carolina    1.7                      1.4
Sung Won Sohn, Norwest Corp.                 2.5                      2.7
Bruce Steinberg, Merrill Lynch               1.8                      1.8
Susan Sterne, Economic Analysis              1.0                      1.8
Thomas Synott III, U.S. Trust Company        2.3                      2.6
John Walter, Dow-Corning                     2.0                      1.7
John Williams, Bankers Trust                 2.6                      2.9
Raymond Worseck, A.G. Edwards                2.5                      2.9
David Wyss, DRI/McGraw-Hill                  1.7                      2.1
Edward Yardeni, Deutsche Morgan Grenfell     1.7                      1.3
Mark Zandi, Regional Financial Associates    2.4                      2.8
                                            ----                     ----
     Averages                                2.1%                     2.3%

                  Source: Wall Street Journal, January 2, 1998
--------------------------------------------------------------------------------

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                        As the preceding table indicates, the financial analysts
                        who were surveyed anticipate inflation rates ranging from 1.0% to 3.2% (on an annualized basis) during the first half of 1998. A majority of the respondents estimate rates of 2.4% to 2.8%; the average is 2.1%. For the 12 months ending in December of 1998, the inflation forecasts range from 1.3% to 3.2%; most fall between 2.0% and 2.6%, and the average is 2.3%.

                        As a further check on these inflation projections, we have reviewed historical increases in the Consumer Price Index (CPI-U). Because the value of real estate is predicated on cash flows over a relatively long period, inflation should be considered from a long-term perspective. Between 1987 and 1997, the national CPI increased at an average annual compounded rate of 3.5%. During the more recent period of 1992 through 1997, a lower increase of 2.7% annually is indicated. In consideration of these historical trends, the projections set forth above, and our assessment of probable property appreciation levels, we have selected a stabilized inflation rate of 3.0% annually.

                        Exceptions to this general inflation assumption include the projected growth in average rate and the increase in property taxes. As noted earlier, increases in the subject property's room rate are projected as follows.

================================================================================
Table 10-6 Projected Growth in Average Rate

--------------------------------------------------------------------------------
                                               Increase From
                                Year           Previous Year
                             --------------------------------
                                1998                8.0%
                                1999                6.0
                                2000                4.0
                             Thereafter             3.0
--------------------------------------------------------------------------------

                        As outlined in a previous section of this report, we have used a 2.5% inflation factor to project the subject property's 1998 real estate taxes, using the 1996 assessment as a basis. Thereafter, we assume an underlying inflation rate of 3.0%.

                        Using these assumptions, the base-year income and expense statement (which is expressed in 1997 dollars) is inflated to arrive at projections. Each revenue and expense category will be projected using the inflated base statement to determine the relationship between the fixed and variable components.

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Rooms Revenue           Rooms revenue is determined by two variables: occupancy
                        and average rate. Earlier in this report, we estimated the subject property's occupancy and average rate as follows.

================================================================================
Table 10-7 Projected Occupancy and Average Rate

--------------------------------------------------------------------------------

                                                 1998         1999    Stabilized
                                              -------      -------      -------
Projected Occupancy Percentage                   79.0%        77.0%        76.0%
Projected Average Rate                        $160.09      $160.70      $176.49
--------------------------------------------------------------------------------

                        Rooms revenue is calculated as follows.

================================================================================
Table 10-8 Forecast of Rooms Revenue

---------------------------------------------------------------------------------------

                                                                                 Rooms
                                                  No. of         Days           Revenue
   Year     Occupancy         Average Rate        Units         in Year          (+000)
---------------------------------------------------------------------------------------
   1998        79%     x        $160.09     x     1,204     x     365     =     $55,580
   1999        77      x         169.70     x     1,204     x     365     =      57,424
Stabilized     76      x         176.49     x     1,204     x     365     =      58,945
---------------------------------------------------------------------------------------

Food and                Food and beverage revenue is generated by a hotel's
Beverage Revenue        restaurants, lounges, coffee shops, snack bars, banquet
                        rooms, and room service. In addition to providing a source of revenue, these outlets serve as an amenity that assists in the sale of guestrooms. With the exception of properties with active lounges or banquet facilities that draw local residents, in-house guests generally represent a substantial percentage of a hotel's food and beverage patrons.

                        The Uniform System of Accounts for Hotels defines food revenue as "revenue derived from the sale of food, including coffee, milk, tea and soft drinks. Food sales do not include meals charged on employees' (staff) checks." Beverage revenues are "derived from the sale of beverages." In addition to the revenue generated by the sale of food and beverages, hotels often produce other income that is related to this department, such as meeting room rentals, cover charges, service charges, and miscellaneous banquet revenue. We note that although food revenue varies directly with changes in occupancy, the small portion generated by banquet sales and outside capture is relatively fixed. The following table sets forth our projection of food revenue
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                        and several units of comparison that can be used to
                        check the reasonableness of the forecast.

================================================================================
Table 10-9 Forecast of Food Revenue

--------------------------------------------------------------------------------

                                          1998            1999        Stabilized
--------------------------------------------------------------------------------
Projected Food Revenue (+000)           $22,496         $22,730       $23,185
Percent of Total Revenue                   25.8%           25.4%         25.3%
Amount per Available Room               $18,684         $18,879       $19,257
Amount per Occupied Room                 $64.80          $67.17        $69.42
--------------------------------------------------------------------------------

                        Based on these units of comparison, the projected food revenue appears reasonable when compared with industry standards.

Beverage Revenue        Beverage revenue is generated by the sale of alcoholic
                        beverages in a hotel's restaurants and banquet rooms and the sale of alcoholic and nonalcoholic beverages in the bars and lounges. Based on an analysis of comparable lodging facilities, beverage revenue is estimated to average approximately 21.0% of food revenue. The following table illustrates the forecast of beverage revenue.

================================================================================
Table 10-10 Forecast of Beverage Revenue

--------------------------------------------------------------------------------

                                           1998       1999     Stabilized
--------------------------------------------------------------------------------

Projected Beverage Revenue (+000)        $4,821     $4,871       $4,968
--------------------------------------------------------------------------------

Telephone Revenue       Telephone revenue is generated by hotel guests who
                        charge local and long-distance calls to their rooms, and by individuals who use the property's public telephones.
                        Prior to the deregulation of the telephone industry in the early 1980s, hotels were limited to a 15% commission on long-distance calls, a mark-up that allowed few profits. Deregulation and the development of sophisticated call-accounting equipment have resulted in profitable telephone departments. State-of-the-art equipment is capable of least-cost routing, automatic price billing, and posting telephone charges to guest folios. Hotels can select among various long-distance services, and can also work with any one of a number of Alternative Operator Services (AOS). These systems route and price calls, and may provide additional services.

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                        In recent years, the hospitality industry has
                        experienced diverging trends with respect to telephone revenue. Prices per call have increased, in some cases dramatically, yielding departmental profits as high as 50% to 55%; however, the number of long-distance calls billed per occupied room has declined as a result of the extensive use of long-distance carrier services that can be accessed locally or through a toll-free number. When guests charge long-distance calls to their personal or business accounts in this manner, the hotel loses the revenue associated with long-distance tariffs and mark-ups, and only receives an access fee.

                        Most telephone revenue varies directly with changes in occupancy; however, there is a small fixed component consisting of public telephone revenue, which is primarily generated by individuals who are using the hotel's food, beverage, and meeting facilities. Using this fixed and variable relationship, the subject property's telephone revenue is projected as follows.

================================================================================
Table 10-11 Forecast of Telephone Revenue

--------------------------------------------------------------------------------

                                             1998           1999      Stabilized
--------------------------------------------------------------------------------

Projected Telephone Revenue (+000)         $2,532         $2,548       $2,594
Percent of Total Revenue                      2.9%           2.8%         2.8%
Amount per Available Room                  $2,103         $2,116       $2,155
Amount per Occupied Room                    $7.29          $7.53        $7.77
--------------------------------------------------------------------------------

Minor Operating         The minor operating departments category is a composite
Departments             of several small revenue sources, including guest
                        laundry, the business center, the parking garage, movie rentals, and the fitness center. Although these departments also generate expenses, the revenues are expressed as a net amount on the income and expense statement.

================================================================================
Table 10-12 Forecast of Minor Operating Department Income

--------------------------------------------------------------------------------

                                                  1998       1999     Stabilized
--------------------------------------------------------------------------------

Projected Minor Operating Dept. Income (+000)   $1,034     $1,057      $1,085
Percent of Total Revenue                           1.2%       1.2%        1.2%
Amount per Available Room                         $859       $878        $901
Amount per Occupied Room                         $2.98      $3.12       $3.25
--------------------------------------------------------------------------------

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Rents and               Other income is derived from sources other than
Other Income            guestrooms, food and beverages, and telephone services,
                        and minor operating departments. Depending on the type of hotel and the facilities and amenities offered, income from minor operating departments may include the following items.

                        o Rentals - stores, office space, concession space, showcases, clubs, and storage.

                        o Commissions from auto rentals, photography, telegrams, and vending services.

                        o Concessions - revenue derived from charges for the privilege of operating departments that could be operated by the hotel. Gift shops, barber shops, and beauty salons are often operated as concessions.

                        o Cash discounts earned - discounts from creditors' accounts for payment within the discount period. This item does not include trade discounts, which are a deduction from the cost of goods sold.

                        o     Electronic games and pinball machines.

                        o Forfeited advance deposits and guaranteed no-shows.

                        o Service charges - service charges that are added to a customer's account but are not paid to service personnel.

                        o     Interest income - interest from house accounts.

                        o Salvage - revenue from the sale of old or obsolete items.

                        Rents and other income are highly correlated to occupancy and slightly sensitive to food and beverage volume. The following table sets forth our forecast of rents and other income. These amounts appear reasonable, and are comparable to those achieved by similar lodging facilities.

================================================================================
Table 10-13 Forecast of Rents and Other Income

--------------------------------------------------------------------------------

                                                  1998       1999    Stabilized
--------------------------------------------------------------------------------

Projected Rent & Other Income (+000)              $775       $788       $806
Percent of Total Revenue                           0.9%       0.9%       0.9%
Amount per Available Room                         $644       $655       $670
Amount per Occupied Room                         $2.23      $2.33      $2.41
--------------------------------------------------------------------------------

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Rooms Expense           Rooms expense consists of items related to the sale and
                        upkeep of guestrooms and public space. Salaries, wages, and employee benefits account for a substantial portion of this category. Although payroll varies somewhat with occupancy (because managers can schedule maids, bell personnel, and house cleaners to work when demand requires), much of a hotel's payroll is fixed. Front desk personnel, public area cleaners, the housekeeper, and other supervisors must be maintained at all times. As a result, salaries, wages, and employee benefits are only moderately sensitive to changes in occupancy.

                        Commissions represent remuneration to travel agents for booking rooms. Because these fees are based on a percentage of rooms revenue, they are highly dependent on occupancy and rate. Reservations is a similar expense that reflects the cost of a franchise reservation system that typically bills as a percentage of rooms revenue. China, glassware, and linen; operating supplies; other operating expenses; and uniforms are only slightly affected by changes in volume. In light of these considerations, we project the subject property's rooms expense as follows.

================================================================================
Table 10-14 Forecast of Rooms Expense

--------------------------------------------------------------------------------

                                             1998          1999      Stabilized
--------------------------------------------------------------------------------

Projected Rooms Expense (+000)            $11,760       $11,989       $12,286
Percent of Rooms Revenue                     21.2%         20.9%         20.8%
Amount per Available Room                  $9,767        $9,958       $10,204
Amount per Occupied Room                   $33.87        $35.43        $36.79
--------------------------------------------------------------------------------

Food and                Food and beverage expenses consist of items necessary
Beverage Expense        for the operation of a hotel's food, beverage, and
                        banquet facilities. Although food and beverage revenues are projected separately and occupy separate categories on a hotel's income and expense statement, the corresponding expenses are combined into a single category.

                        The costs associated with food and beverage sales and payroll are moderately to highly correlated to food and beverage revenues, and comprise a substantial portion of this category. China, glassware, and linen; operating supplies; other operating expenses; and uniforms are very slightly dependent on volume. Although the other expense items are basically fixed, they represent a relatively insignificant factor. Overall, we estimate that approximately 55% of food and beverage expense is fixed and 45% varies with food

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                        and beverage revenue. We note that the Sheraton has been
                        increasingly successful in controlling the costs associated with this department, and food and beverage expense declined from 71.9% of food and beverage revenues in 1994 to 58.5% in 1997. This greater operating efficiency can be attributed to improved management and a greater proportion of banquet and other revenues (as opposed to outlet revenues). We note that the projected food and beverage expense ratios set forth above are at the low end of industry norms; however, given the Sheraton's historical volume of food, beverage, and banquet revenues, it is our opinion that the subject property's highly efficient food and beverage operations and low expense ratios are sustainable. We forecast the subject property's food and beverage expense as follows.

================================================================================
Table 10-15 Forecast of Food and Beverage Expense

--------------------------------------------------------------------------------

                                                    1998       1999   Stabilized
--------------------------------------------------------------------------------

Projected Food & Beverage Expense (+000)         $16,078    $16,418    $16,838
Percent of Food and Beverage Revenue                58.9%      59.5%      59.8%
Amount per Available Room                        $13,354    $13,637    $13,985
Amount per Occupied Room                          $46.31     $48.52     $50.41
--------------------------------------------------------------------------------

Telephone Expense       Telephone expense consists of all costs associated with
                        this department. In the case of small hotels with automated systems, the operation of telephones may be an additional responsibility of front desk personnel;
                        however, most large properties employ full-time operators.

                        The bulk of the telephone expense consists of the cost of local and long-distance calls billed by the telephone companies that provide these services. Because most calls are made by in-house guests, these costs are moderately correlated to occupancy. Unless a particular hotel department incurs high expenses, use of telephone services by hotel employees is charged to this account. The remaining costs, which include salaries, wages, printing, and other expenses, are moderately fixed. The following table illustrates our forecast of telephone expense.

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================================================================================
Table 10-16 Forecast of Telephone Expense

--------------------------------------------------------------------------------

                                              1998         1999      Stabilized
--------------------------------------------------------------------------------

Projected Telephone Expense (+000)            $850         $868         $890
Percent of Telephone Revenue                  33.6%        24.1%        34.3%
Amount per Available Room                     $706         $721         $739
Amount per Occupied Room                     $2.45        $2.57        $2.66
--------------------------------------------------------------------------------

Administrative and      Administrative and general expense includes the salaries
General Expense         and wages of all administrative personnel who are not
                        directly associated with a particular department.
                        Expense items related to the management and operation of the property are also allocated to this category.

                        Most administrative and general expenses are relatively fixed. The exceptions are cash overages and shortages; commissions on credit card charges; provision for doubtful accounts, which are moderately affected by the number of transactions or total revenue; and salaries, wages, and benefits, which are very slightly influenced by volume.

                        In recent years, several new items have been added to the administrative and general expense category. Human resources includes the cost of recruiting, relocating, and training personnel. Security consists of the cost of contract security for the property and related expenses.

                        The general insurance category includes premiums for liability, fidelity, life, theft coverage, and business interruption insurance. Fire and extended-coverage insurance on the building and contents is a separate insurance expense category. Liability insurance covers third-party actions involving bodily injury and personal property, and is typically based on rooms receipts, meeting and banquet income, and food and beverage revenue. Factors that may have an impact on a hotel's liability expense include the size of the meeting, banquet, and restaurant facilities; the ratio between the amount of alcohol served and total food and beverage sales; the presence of a dance floor; a high-rise structure; a swimming pool; life safety support systems; and the guest transportation services provided by the hotel. The following table illustrates our forecast of administrative and general expense.

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================================================================================
Table 10-17 Forecast of Administrative and General Expense

--------------------------------------------------------------------------------

                                                 1998         1999    Stabilized
--------------------------------------------------------------------------------

Projected Admin. & General Expense (+000)      $5,640       $5,801      $5,965
Percentage of Total Revenue                       6.5%         6.5%        6.5%
Amount per Available Room                      $4,684       $4,818      $4,954
Amount per Occupied Room                       $16.25       $17.14      $17.86
--------------------------------------------------------------------------------

Management Fee          Management expense consists of the basic fee paid to the
                        type of company that is anticipated to operate the subject property. Some companies provide management services alone, while others also provide a brand name affiliation. When a management company has no brand identification, the property owner often acquires a franchise that provides the necessary image and recognition. Although most hotel management companies employ a fee schedule that includes a basic fee (usually a percentage of total revenue) and an incentive fee
                        (usually a percentage of defined profit), the incentive portion is often subordinated to debt service and does not appear in a forecast of net income before debt service. Basic hotel management fees are almost always based on a percentage of total revenue, which means they have no fixed component.

                        Although the incentive fee does not decrease the cash flow available for debt service, it does reduce the potential cash flow to equity, and must be accounted for in the valuation process. Generally, the most appropriate procedure for handling the impact of the incentive fee on the equity component is to use the projected net income before debt service and incentive fee, but adjust the equity dividend or yield rate upward to reflect this added management cost. The adjusted equity dividend and yield rates will be described later in this section.

                        The subject property is managed by the Sheraton Operating Corporation, a well-known, first-tier company with experience operating hotels of this type. The management contract requires a fee of 3.0% of gross revenues. Applying this percentage to the projection of total revenue yields the following forecast of the subject property's management fee.

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================================================================================
Table 10-18 Forecast of Management Fee

--------------------------------------------------------------------------------

                                              1998          1999     Stabilized
--------------------------------------------------------------------------------

Projected Management Fee (+000)             $2,617        $2,683       $2,747
--------------------------------------------------------------------------------

Marketing Expense       Marketing expense consists of all costs associated with
                        advertising, sales, and promotion; these activities are intended to attract and retain customers. Marketing can be used to create an image, develop customer awareness, and stimulate patronage of a property's various facilities.

                        The marketing category is unique in that all expense items, with the exception of fees and commissions, are totally controlled by management. Most hotel operators establish an annual marketing budget that sets forth all planned expenditures. If the budget is followed, total marketing expenses can be projected accurately.

                        Marketing expenditures are unusual because although there is a lag period before results are realized, the benefits are often extended over a long period. Depending on the type and scope of the advertising and promotion program implemented, the lag time can be as short as a few weeks or as long as several years; however, the favorable results of an effective marketing campaign tend to linger, and a property often enjoys the benefits of concentrated sales efforts for many months.

                        Marketing expense can be divided into five categories: sales, reservations, advertising and merchandising, other marketing activities, and fees and commissions. Together, these categories include all marketing efforts made by hotel personnel and outside parties. Marketing expenses are fixed with the exception of reservations, fees, and commissions, which are calculated as a percentage of rooms revenue. Based on the location of the subject property, the local market for transient accommodations, the competitive environment, and the hotel's anticipated market segmentation, we have developed the following marketing forecast using a fixed and variable component model.

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================================================================================
Table 10-19 Forecast of Marketing Expense

--------------------------------------------------------------------------------

                                           1998           1999       Stabilized
--------------------------------------------------------------------------------

Projected Marketing Expense (+000)       $4,700         $4,834         $4,971
Percentage of Total Revenue                 5.4%           5.4%           5.4%
Amount per Available Room                $3,904         $4,015         $4,128
Amount per Occupied Room                 $13.54         $14.29         $14.88
--------------------------------------------------------------------------------

Property Operations     Property operations and maintenance expense is another
and Maintenance         expense category that is largely controlled by
                        management. Except for repairs that are necessary to keep the facility open and prevent damage (e.g., plumbing, heating, and electrical items), most maintenance can be deferred for varying lengths of time.

                        Maintenance is an accumulating expense. If management elects to postpone performing a required repair, they have not eliminated or saved the expenditure; they have only deferred payment until a later date. A lodging facility that operates with a lower-than-normal maintenance budget is likely to accumulate a considerable amount of deferred maintenance.

                        The age of a lodging facility has a strong influence on the required level of maintenance. A new or thoroughly renovated property is protected for several years by modern equipment and manufacturers' warranties; however, as a hostelry grows older, maintenance expenses escalate. A well-organized preventive maintenance system often helps delay deterioration, but most facilities face higher property operations and maintenance costs each year, regardless of the occupancy trend. The quality of initial construction can also have a direct impact on future maintenance requirements. The use of high-quality building materials and construction methods generally reduces the need for maintenance expenditures over the long term.

                        Property operations and maintenance is considered an operating expense; as such, it includes only those components that can be expensed, rather than capitalized, under Internal Revenue Service regulations. For example, if a table leg is broken, the repair of that leg is considered an expense and is chargeable to property operations and maintenance. If the table is replaced, it becomes a capital expenditure and does not appear under the property operations and maintenance category. Appraisers account for capital replacement of items such as furniture and equipment in the reserve for replacement account, which is discussed later in this section. Property

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                        operations and maintenance costs are relatively fixed,
                        and are projected as follows.

================================================================================
Table 10-20 Forecast of Property Operations and Maintenance Expense

--------------------------------------------------------------------------------

                                                  1998       1999    Stabilized
--------------------------------------------------------------------------------

Projected Prop. Oper. & Maint. Expense (+000)   $3,259     $3,352      $3,446
Percentage of Total Revenue                        3.7%       3.7%        3.8%
Amount per Available Room                       $2,707     $2,784      $2,862
Amount per Occupied Room                         $9.39      $9.90      $10.32
--------------------------------------------------------------------------------

Energy Expense          The energy consumption of a lodging facility takes
                        several forms, including water and space heating, air conditioning, lighting, cooking fuel, and other miscellaneous power requirements. The most common sources of hotel energy are electricity, natural gas, fuel oil, and steam. This category also includes the cost of water service.

                        Total energy cost depends on the source and quantity of fuel used. Electricity tends to be the most expensive source, followed by oil and gas. Although all hotels consume a sizable amount of electricity, many properties supplement their energy requirements with less expensive sources, such as gas and oil, for heating and cooking.

                        A large portion of a hostelry's energy consumption is relatively fixed. Restaurants, kitchens, public areas, and corridors must be continually lighted and climate-controlled, regardless of occupancy. The energy cost of an additional occupied room (i.e., a few hours of light, television, heat, or air conditioning) is minimal. The following table presents our forecast of the subject property's energy expense.

================================================================================
Table 10-21 Forecast of Energy Expense

--------------------------------------------------------------------------------

                                          1998           1999       Stabilized
--------------------------------------------------------------------------------

Projected Energy Expense (+000)         $2,575         $2,651         $2,728
Percentage of Total Revenue                3.0%           3.0%           3.0%
Amount per Available Room               $2,138         $2,201         $2,266
Amount per Occupied Room                 $7.42          $7.83          $8.17
--------------------------------------------------------------------------------

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Property Taxes          The estimate of property taxes was detailed in a
                        previous section of this report. The following table summarizes these projections.

================================================================================
Table 10-22 Forecast of Property Taxes

--------------------------------------------------------------------------------

                                             1998          1999      Stabilized
--------------------------------------------------------------------------------

Projected Property Taxes (+000)            $7,975        $8,214        $8,461
--------------------------------------------------------------------------------

Insurance Expense       The insurance expense category consists of the cost of
                        insuring the hotel and its contents against damage or destruction by fire, weather, sprinkler leakage, boiler explosion, plate glass breakage, and so forth. It does not include liability coverage, which is a component of administrative and general expense.

                        Insurance rates are based on many factors, including building design and construction, fire detection and extinguishing equipment, fire district, distance from the firehouse, and the area's fire experience. Insurance expenses do not vary with occupancy.

                        Based on historical levels, we project the subject property's insurance expense at approximately $77,000 in 1998 (the first projection period). In subsequent years, this amount is assumed to increase in tandem with inflation. The following table outlines our projection of insurance expense.

================================================================================
Table 10-23 Forecast of Insurance Expense

--------------------------------------------------------------------------------

                                                 1998       1999     Stabilized
--------------------------------------------------------------------------------

Projected Insurance Expense (+000)                $77        $80        $82
--------------------------------------------------------------------------------

Reserve for             Furniture, fixtures, and equipment are essential to the
Replacement             operation of a lodging facility, and their quality often
                        influences a property's class. This category includes all non-real estate items that are capitalized, rather than expensed. The furniture, fixtures, and equipment of a hotel are exposed to heavy use and must be replaced at regular intervals. The useful life of these items is determined by their quality, durability, and the amount of guest traffic and use.

                        Periodic replacement of furniture, fixtures, and equipment is essential to maintain the quality, image, and income-producing potential of a lodging

HVS International, Mineola, New York          Income Capitalization Approach 120
--------------------------------------------------------------------------------

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     HVS
-------------
INTERNATIONAL
=============

                        facility. Because capitalized expenditures are not included in the operating statement but nevertheless affect an owner's cash flow, an appraisal should reflect these expenses in the form of an appropriate reserve for replacement.

                        Our industry experience indicates that a reserve for replacement of 3% to 5% of total revenue is generally sufficient to provide for the timely replacement of furniture, fixtures, and equipment. Because the reserve for replacement is based on a percentage of total revenue, it has no fixed component.

                        Based on an analysis of comparable lodging facilities, we believe that a reserve for replacement of 4.0% of total revenue is sufficient to provide for the periodic replacement of the subject property's furniture, fixtures, and equipment. The following table summarizes the projected reserve amounts.

================================================================================
Table 10-24 Forecast of Reserve for Replacement

--------------------------------------------------------------------------------

                                                 1998        1999    Stabilized
--------------------------------------------------------------------------------

Projected Replacement Reserves (+000)          $3,490      $3,577      $3,663
--------------------------------------------------------------------------------

Ground Rent             The following is an outline of the ground rent terms set
                        forth in the October 1, 1988 agreement between the Chicago Dock and Canal Trust and the subject property's owners.

                        o Base Land Rent - Base ground rent is payable monthly (in arrears beginning November 1, 1991) per the following schedule.

================================================================================
Table 10-25 Annual Base Land Rent

--------------------------------------------------------------------------------

                          Year                        Base Ground Rent
                     --------------------------------------------------------

                       1989 - 1994                        $150,000
                          1995                            $975,000
                          1996                           $2,100,000
                     1997 and beyond                $2,100,000 plus CPI
                                              (minimum of 5%, maximum of 10%)
--------------------------------------------------------------------------------

                        In 1997 and beyond, the annual base rent increases in conjunction with the Consumer Price Index, with a minimum annual increase of 5% and a maximum annual increase of 10%.

HVS International, Mineola, New York          Income Capitalization Approach 121
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INTERNATIONAL
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                        Percentage Land Rent - Percentage land rent is payable
                        on a quarterly basis, and is equal to the amount by which the sum of the following percentages of gross revenues exceed the base rental for the indicated operating years.

================================================================================
Table 10-26 Percentage Land Rent

--------------------------------------------------------------------------------

                                                      Percentages
                                       -----------------------------------------
                            Year         Rooms      Food     Beverages     Other
                           -----------------------------------------------------
                            1993            --        --         --          --
                            1994            --        --         --          --
                            1995            --        --         --          --
                            1996          3.50%     2.00       3.00%       3.00%
                            1997          3.50      2.00       3.00        3.00
                            1998          3.50      2.00       3.00        3.00
                            1999          3.50      2.00       3.00        3.00
                            2000          3.75      2.50       3.25        3.50
                            2001          3.75      2.50       3.25        3.50
                            2002          4.00      3.00       3.50        4.00
                            2003          4.00      3.00       3.50        4.00
                            2004          4.50      4.50       4.50        4.50
                            2005          4.50      4.50       4.50        4.50
                           Therafter      5.00      5.00       5.00        5.00
--------------------------------------------------------------------------------

                        The following table sets forth the subject property's estimated ground rent throughout the stabilized year.

================================================================================
Table 10-27 Percentage Land Rent

--------------------------------------------------------------------------------

                                                 1998        1999    Stabilized
--------------------------------------------------------------------------------

Projected Ground Rent (+000)                   $2,647      $2,719      $3,080
--------------------------------------------------------------------------------

Leases Equipment lease expense includes the cost of items leased in conjunction with the operation of the hotel, which may include vehicles, computer equipment, and so forth. Because the payments are stipulated in each lease, this expense does not vary with occupancy; however, equipment must be replaced or upgraded over time, and thus lease payments tend to increase from year to year. Based on historical information, we forecast the subject property's equipment lease expense at $389,000 in 1998, increasing by 3.0% annually in subsequent years.

HVS International, Mineola, New York          Income Capitalization Approach 122
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     HVS
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INTERNATIONAL
=============

Summary of              Based on the preceding analysis, we have formulated a
Projections             forecast of income and expense. The table on the
                        following page presents a detailed forecast through the stabilized year, including amounts per available room
                        (PAR) and per occupied room (POR). For the purpose of comparison, this table also presents the subject property's most recent full year of operating history.
                        The second table illustrates our ten-year forecast of income and expense in less detail. The forecasts pertain to calendar operating years, and are expressed in inflated dollars for each year.

HVS International, Mineola, New York          Income Capitalization Approach 123
--------------------------------------------------------------------------------

================================================================================
Table 10-28 Detailed Forecast of Income and Expense through the Stabilized Year and Most Recent Operating History, Sheraton Chicago Hotel & Towers, Chicago, Illinois

                                           1997 Operating History                                     1998
                                -----------------------------------------------    -------------------------------------------
No. of Rooms:                     1,204                                              1,204
Occupancy:                         78.5%                                              79.0%
Average Rate:                   $148.24                                            $160.09
No. of Days Open:                   365     Percent                                    365     Percent
No. of Occupied Rooms:          345,169        of                                  347,173       of
                                  (+000)     Gross          PAR           POR        (+000)     Gross       PAR          POR
------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Rooms                         $51,166       63.2%       $42,497       $148.24    $55,580       63.7%    $46,163      $160.09
  Food                           20,969       25.9         17,416         60.75     22,496       25.8      18,684        64.80
  Beverage                        4,610        5.7          3,829         13.36      4,821        5.5       4,004        13.89
  Telephone                       2,445        3.0          2,031          7.08      2,532        2.9       2,103         7.29
  Minor Operating Dept.           1,013        1.3            841          2.93      1,034        1.2         859         2.98
  Rent & Other Income               750        0.9            623          2.17        775        0.9         644         2.23
    Total                        80,953      100.0         67,237        234.53     87,238      100.0      72,457       251.28
------------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES*
  Rooms                          10,948       21.4          9,093         31.72     11,760       21.2       9,767        33.87
  Food & Beverage                14,957       58.5         12,423         43.33     16,078       58.9      13,354        46.31
  Telephone                         824       33.7            684          2.39        850       33.6         706         2.45
    Total                        26,729       33.0         22,200         77.44     28,688       32.9      23,827        82.63
------------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL INCOME              54,224       67.0         45,036        157.09     58,550       67.1      48,630       168.65
------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
  Administrative & General        5,280        6.5          4,386         15.30      5,640        6.5       4,684        16.25
  Management Fee                  2,775        3.4          2,305          8.04      2,617        3.0       2,174         7.54
  Marketing                       4,347        5.4          3,610         12.59      4,700        5.4       3,904        13.54
  Property Oper. & Maint.         3,045        3.8          2,529          8.82      3,259        3.7       2,707         9.39
  Energy                          2,481        3.1          2,060          7.19      2,575        3.0       2,139         7.42
    Total                        17,928       22.2         14,891         51.94     18,791       21.6      15,607        54.13
------------------------------------------------------------------------------------------------------------------------------
HOUSE PROFIT                     36,295       44.8         30,146        105.15     39,759       45.5      33,022       114.52
------------------------------------------------------------------------------------------------------------------------------
FIXED EXPENSES
  Property and Sewer Taxes        7,064        8.7          5,867         20.46      7,975        9.1       6,624        22.97
  Insurance                          75        0.1             62          0.22         77        0.1          64         0.22
  Reserve for Replacement         2,434        3.0          2,021          7.05      3,490        4.0       2,899        10.05
  Ground Rent                     2,617        3.2          2,174          7.58      2,647        3.0       2,198         7.62
  Leases                            378        0.5            314          1.09        389        0.4         323         1.12
    Total                        12,567       15.5         10,438         36.41     14,578       16.7      12,108        41.99
------------------------------------------------------------------------------------------------------------------------------
NET INCOME                      $23,728       29.3%       $19,708        $68.74    $25,181       28.9%    $20,915       $72.53
==============================================================================================================================
                      *Departmental expense ratios are expressed as a percentage of departmental revenues

Food/Rooms                         41.0%                                              40.5%
Beverage/Food                      22.0%                                              21.4%
Telephone/Rooms                     4.8%                                               4.6%

                                                  1999                                         Stabilized
                                --------------------------------------------    -------------------------------------------
No. of Rooms:                     1,204                                           1,204
Occupancy:                         77.0%                                          76.0%
Average Rate:                   $169.70                                         $176.49
No. of Days Open:                   365     Percent                                 365      Percent
No. of Occupied Rooms:          338,384       of                                333,990        of
                                  (+000)     Gross       PAR           POR        (+000)      Gross      PAR          POR
---------------------------------------------------------------------------------------------------------------------------
REVENUE
  Rooms                         $57,424       64.3 %   $47,694       $169.70    $58,945       64.4%    $48,958      $176.49
  Food                           22,730       25.4      18,879         67.17     23,185       25.3      19,257        69.42
  Beverage                        4,871        5.4       4,046         14.39      4,968        5.4       4,126        14.87
  Telephone                       2,548        2.8       2,116          7.53      2,594        2.8       2,154         7.77
  Minor Operating Dept.           1,057        1.2         878          3.12      1,085        1.2         901         3.25
  Rent & Other Income               788        0.9         654          2.33        806        0.9         669         2.41
    Total                        89,418      100.0      74,267        264.25     91,583      100.0      76,066       274.21
---------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES*
  Rooms                          11,989       20.9       9,958         35.43     12,286       20.8      10,204        36.79
  Food & Beverage                16,418       59.5      13,636         48.52     16,838       59.8      13,985        50.41
  Telephone                         868       34.1         721          2.57        890       34.3         739         2.66
    Total                        29,275       32.7      24,315         86.51     30,014       32.8      24,929        89.87
---------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL INCOME              60,143       67.3      49,953        177.74     61,569       67.2      51,137       184.34
---------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
  Administrative & General        5,801        6.5       4,818         17.14      5,965        6.5       4,954        17.86
  Management Fee                  2,683        3.0       2,228          7.93      2,747        3.0       2,282         8.22
  Marketing                       4,834        5.4       4,015         14.29      4,971        5.4       4,129        14.88
  Property Oper. & Maint.         3,352        3.7       2,784          9.91      3,446        3.8       2,862        10.32
  Energy                          2,651        3.0       2,202          7.83      2,728        3.0       2,266         8.17
    Total                        19,321       21.6      16,047         57.10     19,857       21.7      16,493        59.45
---------------------------------------------------------------------------------------------------------------------------
HOUSE PROFIT                     40,822       45.7      33,905        120.64     41,712       45.5      34,645       124.89
---------------------------------------------------------------------------------------------------------------------------
FIXED EXPENSES
  Property and Sewer Taxes        8,214        9.2       6,822         24.27      8,461        9.2       7,027        25.33
  Insurance                          80        0.1          66          0.24         82        0.1          68         0.25
  Reserve for Replacement         3,577        4.0       2,971         10.57      3,663        4.0       3,042        10.97
  Ground Rent                     2,719        3.0       2,258          8.03      3,080        3.4       2,558         9.22
  Leases                            401        0.4         333          1.19        413        0.5         343         1.24
    Total                        14,991       16.8      12,451         44.30     15,699       17.1      13,039        47.01
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                      $25,831       28.9 %   $21,455        $76.34    $26,013       28.4%    $21,605       $77.88
===========================================================================================================================
                    *Departmental expense ratios are expressed as a percentage of departmental revenues

Food/Rooms                         39.6%                                           39.3%
Beverage/Food                      21.4%                                           21.4%
Telephone/Rooms                     4.4%                                            4.4%

HVS International, Mineola, New York          Income Capitalization Approach 124
--------------------------------------------------------------------------------

Table 10-29 Ten-Year Forecast of Income and Expense, Sheraton Chicago Hotel &
            Towers, Chicago, Illinois

---------------------------------------------------------------------------------------------------------------------------

                                    1998                1999               2000               2001               2002
                              ----------------    ---------------    ---------------    ---------------    ---------------
No. of Rooms:                    1204                1204               1204               1204               1204
No. of Occupied Rooms:        347,173             338,384            333,990            333,990            333,990
Occupancy:                      79.0%    % of       77.0%   % of       76.0%   % of       76.0%   % of       76.0%   % of
Average Rate:                 $160.09    Gross    $169.70   Gross    $176.49   Gross    $181.78   Gross    $187.24   Gross
---------------------------------------------------------------------------------------------------------------------------
REVENUE
   Rooms                      $55,580     63.7%   $57,424    64.3%   $58,945    64.4%   $60,714    64.4%   $62,535    64.4%
   Food                        22,496     25.8     22,730    25.4     23,185    25.3     23,880    25.3     24,597    25.3
   Beverage                     4,821      5.5      4,871     5.4      4,968     5.4      5,117     5.4      5,271     5.4
   Telephone                    2,532      2.9      2,548     2.8      2,594     2.8      2,672     2.8      2,752     2.8
   Minor Operating Dept.        1,034      1.2      1,057     1.2      1,085     1.2      1,117     1.2      1,151     1.2
   Rent & Other Income            775      0.9        788     0.9        806     0.9        831     0.9        856     0.9
      Total                    87,238    100.0     89,418   100.0     91,583   100.0     94,331   100.0     97,162   100.0
---------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES*
   Rooms                       11,760     21.2     11,989    20.9     12,286    20.8     12,654    20.8     13,034    20.8
   Food & Beverage             16,078     58.9     16,418    59.5     16,838    59.8     17,343    59.8     17,863    59.8
   Telephone                      850     33.6        868    34.1        890    34.3        916    34.3        944    34.3
      Total                    28,688     32.9     29,275    32.7     30,014    32.8     30,913    32.8     31,841    32.8
---------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL INCOME            58,550     67.1     60,143    67.3     61,569    67.2     63,418    67.2     65,321    67.2
---------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
   Administrative & General     5,640      6.5      5,801     6.5      5,965     6.5      6,144     6.5      6,328     6.5
   Management Fee               2,617      3.0      2,683     3.0      2,747     3.0      2,830     3.0      2,915     3.0
   Marketing                    4,700      5.4      4,834     5.4      4,971     5.4      5,120     5.4      5,273     5.4
   Property Oper. & Maint.      3,259      3.7      3,352     3.7      3,446     3.8      3,550     3.8      3,656     3.8
   Energy                       2,575      3.0      2,651     3.0      2,728     3.0      2,810     3.0      2,895     3.0
      Total                    18,791     21.6     19,321    21.6     19,857    21.7     20,454    21.7     21,067    21.7
---------------------------------------------------------------------------------------------------------------------------
HOUSE PROFIT                   39,759     45.5     40,822    45.7     41,712    45.5     42,964    45.5     44,254    45.5
---------------------------------------------------------------------------------------------------------------------------
FIXED EXPENSES
   Property and Sewer Taxes     7,975      9.1      8,214     9.2      8,461     9.2      8,714     9.2      8,976     9.2
   Insurance                       77      0.1         80     0.1         82     0.1         84     0.1         87     0.1
   Reserve for Replacement      3,490      4.0      3,577     4.0      3,663     4.0      3,773     4.0      3,886     4.0
   Ground Rent                  2,647      3.0      2,719     3.0      3,080     3.4      3,173     3.4      3,580     3.7
   Leases                         389      0.4        401     0.4        413     0.5        425     0.5        438     0.5
      Total                    14,578     16.7     14,991    16.8     15,699    17.1     16,169    17.1     16,967    17.5
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                    $25,181%    28.9%   $25,831    28.9%   $26,013    28.4%   $26,795    28.4%   $27,287    28.1%
===========================================================================================================================
                                   2003                2004                2005                2006                2007
                             ---------------     ---------------     ---------------     ---------------     ----------------
No. of Rooms:                   1204                1204                1204                1204                1204
No. of Occupied Rooms:       333,990             333,990             333,990             333,990             333,990
Occupancy:                     76.0%   % of        76.0%   % of        76.0%   % of        76.0%   % of        76.0%   % of
Average Rate:                $192.85   Gross     $198.64   Gross     $204.60   Gross     $210.74   Gross     $217.06   Gross
-----------------------------------------------------------------------------------------------------------------------------
REVENUE
   Rooms                     $64,411    64.4%    $66,343    64.4%    $68,334    64.4%    $70,384    64.4%    $72,495    64.4%
   Food                       25,335    25.3      26,095    25.3      26,878    25.3      27,684    25.3      28,514    25.3
   Beverage                    5,429     5.4       5,592     5.4       5,760     5.4       5,932     5.4       6,110     5.4
   Telephone                   2,835     2.8       2,920     2.8       3,007     2.8       3,097     2.8       3,190     2.8
   Minor Operating Dept        1,185     1.2       1,221     1.2       1,258     1.2       1,295     1.2       1,334     1.2
   Rent & Other Income           881     0.9         908     0.9         935     0.9         963     0.9         992     0.9
      Total                  100,076   100.0     103,079   100.0     106,172   100.0     109,355   100.0     112,635   100.0
-----------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES*
   Rooms                      13,425    20.8      13,827    20.8      14,242    20.8      14,670    20.8      15,110    20.8
   Food & Beverage            18,399    59.8      18,951    59.8      19,520    59.8      20,105    59.8      20,708    59.8
   Telephone                     972    34.3       1,001    34.3       1,031    34.3       1,062    34.3       1,094    34.3
      Total                   32,796    32.8      33,779    32.8      34,793    32.8      35,837    32.8      36,912    32.8
-----------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL INCOME           67,280    67.2      69,300    67.2      71,379    67.2      73,518    67.2      75,723    67.2
-----------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
   Administrative & General    6,518     6.5       6,713     6.5       6,915     6.5       7,122     6.5       7,336     6.5
   Management Fee              3,002     3.0       3,092     3.0       3,185     3.0       3,281     3.0       3,379     3.0
   Marketing                   5,432     5.4       5,595     5.4       5,762     5.4       5,935     5.4       6,113     5.4
   Property Oper. & Maint      3,766     3.8       3,879     3.8       3,995     3.8       4,115     3.8       4,239     3.8
   Energy                      2,981     3.0       3,071     3.0       3,163     3.0       3,258     3.0       3,356     3.0
      Total                   21,699    21.7      22,350    21.7      23,020    21.7      23,711    21.7      24,423    21.7
-----------------------------------------------------------------------------------------------------------------------------
HOUSE PROFIT                  45,581    45.5      46,950    45.5      48,359    45.5      49,807    45.5      51,300    45.5
-----------------------------------------------------------------------------------------------------------------------------
FIXED EXPENSES
   Property and Sewer Taxes    9,245     9.2       9,522     9.2       9,808     9.2      10,102     9.2      10,405     9.2
   Insurance                      90     0.1          92     0.1          95     0.1          98     0.1         101     0.1
   Reserve for Replacement     4,003     4.0       4,123     4.0       4,247     4.0       4,374     4.0       4,505     4.0
   Ground Rent                 3,687     3.7       4,598     4.5       4,736     4.5       5,420     5.0       5,582     5.0
   Leases                        451     0.5         465     0.5         478     0.5         493     0.5         508     0.5
      Total                   17,476    17.5      18,800    18.2      19,364    18.2      20,487    18.7      21,101    18.7
-----------------------------------------------------------------------------------------------------------------------------
NET INCOME                   $28,105    28.1%    $28,105    27.3%    $28,995    27.3%    $29,320    26.8%    $30,199    26.8
=============================================================================================================================

                      *Departmental expense ratios are expressed as a percentage of departmental revenues
-----------------------------------------------------------------------------------------------------------------------------

HVS International, Mineola, New York          Income Capitalization Approach 125
--------------------------------------------------------------------------------

=============
     HVS
-------------
INTERNATIONAL
=============

                        The conversion of a property's projected net income into an estimate of value is based on the premise that investors typically purchase real estate with a small amount of equity cash (25% to 40%) and a large amount of mortgage financing (60% to 75%). The amounts and terms of available mortgage financing and the rates of return that are required to attract sufficient equity capital form the basis for allocating the net income between the mortgage and equity components and deriving a value estimate.

Mortgage Component      Data for the mortgage component may be developed from
                        statistics of actual hotel mortgages made by long-term lenders. The American Council of Life Insurance, which represents 20 large life insurance companies, publishes quarterly information pertaining to the hotel mortgages issued by its member companies. The following table summarizes the average mortgage interest rates of the hotel loans made by these lenders. In addition, the average A corporate bond yield (as reported by Moody's
                        Bond Record) is shown for the purpose of comparison.

HVS International, Mineola, New York          Income Capitalization Approach 126
--------------------------------------------------------------------------------

=============
     HVS
-------------
INTERNATIONAL
=============

================================================================================
Table 10-30 Average Mortgage Interest Rates and A Corporate Bond Yields

--------------------------------------------------------------------------------

                                                                     Average A
                                                     Average         Corporate
    Period                                        Interest Rate      Bond Yield
--------------------------------------------------------------------------------

2nd Quarter 1997                                      8.85%             7.84%
1st Quarter 1997                                      8.25              7.71
4th Quarter 1996                                      9.49              7.54
3rd Quarter 1996                                      8.96              7.90
2nd Quarter 1996                                      8.82              7.93
1st Quarter 1996                                      7.79              7.37
4th Quarter 1995                                      8.44              7.28
3rd Quarter 1995                                      8.61              7.67
2nd Quarter 1995                                      9.25              7.87
1st Quarter 1995                                      9.14              8.50
3rd Quarter 1994                                      9.64              8.48
2nd Quarter 1994                                      9.38              8.28
4th Quarter 1993                                      9.38              7.80
3rd Quarter 1993                                      8.41              7.28
2nd Quarter 1993                                     10.53              9.65
4th Quarter 1992                                      9.43              8.48
3rd Quarter 1992                                      9.99              8.38
2nd Quarter 1992                                      9.47              8.79
1st Quarter 1992                                     10.02              8.81
4th Quarter 1991                                     10.49              8.97
3rd Quarter 1991                                     10.03              9.29
2nd Quarter 1991                                     10.75              9.45
3rd Quarter 1990                                     10.47              9.89
2nd Quarter 1990                                     10.58              9.83
4th Quarter 1989                                      9.96              9.42
3rd Quarter 1989                                      9.55              9.46
2nd Quarter 1989                                     10.54              9.93
1st Quarter 1989                                     10.39             10.16
4th Quarter 1988                                     10.07             10.03
3rd Quarter 1988                                     10.66             10.51
2nd Quarter 1988                                     10.09             10.33
4th Quarter 1987                                     10.41             10.45
3rd Quarter 1987                                     10.00              9.95
2nd Quarter 1987                                      9.81              9.46
1st Quarter 1987                                      9.43              9.19
4th Quarter 1986                                      9.44              9.55
3rd Quarter 1986                                      9.56              9.71
2nd Quarter 1986                                      9.80              9.91
1st Quarter 1986                                     10.99             10.62

        Sources: American Council of Life Insurance; Moody's Bond Record
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                        Because of the six- to nine-month lag time in reporting
                        and publishing hotel mortgage statistics, it is necessary to update this information to reflect current lending practices. Research by HVS International indicates that there is a close mathematical relationship between the average interest rate of a hotel mortgage and the concurrent yield on an average A corporate bond. Through a regression analysis, this relationship is expressed as follows.

                                             Y = 2.773274 + 0.781144 X

                              Where:   Y  =  Estimated Hotel/Motel Mortgage
                                             Interest Rate
                                       X  =  Current Average A Corporate Bond
                                             Yield
                                             (Coefficient of correlation is 96%)

                        The March 6, 1998 yield on average A bonds, as reported by Moody's Bond Record, was 7.12%. Using a factor of 7.12% in the equation presented above produces an estimated hotel/motel interest rate of 8.33%.

                        In addition to the mortgage interest rate estimate derived from this regression analysis, HVS International constantly monitors the terms of hotel mortgage loans made by our institutional lending clients. In the past year, we have noted an increase in the availability of debt financing, and many lenders have returned to the market. The current level of lending activity represents a significant increase from the restricted environment of the early 1990s. Nonetheless, the market for hotel mortgage loans remains somewhat tight, particularly when compared to the conditions that prevailed in the mid-to late 1980s. In the current lending climate, strong hotel projects that are structured on an economic basis can secure mortgage financing at interest rates ranging from 8% to 11%, depending on the property, location, affiliation, and operator.

                        In the 1980s, when hotel mortgages were widely available, loan-to-value ratios typically ranged from 75% to 80%. Amortization schedules were generally based on 30 years, although the term of the loan was more likely to be seven to ten years. The few loans that were underwritten in the early 1990s were based on far more stringent parameters: loan-to-value ratios declined to a range of 50% to 65%, and amortization periods of 20 to 25 years were most common.

                        With the recent reemergence of hotel financing, loan-to-value requirements and amortization schedules have loosened somewhat. At present, we find that lenders who are active in the market are using loan-to-value ratios of
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                        65% to 75%, and amortization periods of 25 to 30 years.
                        The exact terms offered depend on specific factors such as the property's location, the age and quality of the physical facility, local hostelry market conditions, and (perhaps more significantly) the profile of the borrower. The strongest projects typically command the highest loan-to-value ratios.

                        Information pertaining to transactions that involved the Hotel & Motel Brokers of America, an association of active hotel sales agents, is summarized in a publication entitled TransActions. The following table presents HMBA data regarding first-mortgage hotel financing.

                                                1991   1992   1993   1994   1995
                                                ----   ----   ----   ----   ----
                          Average First-Year
                            Interest            9.8%   9.1%   8.4%   9.0%   9.7%
                          Loan-to-Value Ratio    74     73     76     73     73

                        Based on the preceding analysis of the current lodging industry mortgage market and adjustments for specific factors such as the property's location and conditions in the local hotel market, it is our opinion that a 25-year amortization mortgage with a 8.5% interest rate and a 0.096627 constant is appropriate for the subject property. We believe that a mortgage lender will lend up to 70% of the hotel's market value as determined by this appraisal.

Equity Component        The remaining capital required for a hotel investment
                        generally comes from the equity investor. The rate of return that an equity investor expects over a ten-year holding period is known as the equity yield. Unlike the equity dividend, which is a short-term rate of return, the equity yield specifically considers a long-term holding period (generally ten years), annual inflation-adjusted cash flows, property appreciation, mortgage amortization, and proceeds from a sale at the end of the holding period.

                        It is difficult to quantify the rate of return required by equity investors who are seeking to purchase hotel properties. To establish an appropriate equity yield rate, HVS International uses two sources of data: past appraisals and investor interviews.

                        Past Appraisals - During the past 12 months, HVS International has appraised more than 400 hotels, including properties located in most major national markets. Each appraisal used a similar mortgage-equity approach in which income is projected and then discounted to a current value at rates reflecting the cost of debt and equity capital. In the case of hotels that were sold subsequent to our valuations, we are able to determine an appropriate
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                        equity yield rate by excluding incentive management fees
                        from the projection of income and expense, inserting the projection into a valuation model, and adjusting the appraised value to reflect the actual sales price by modifying the return assumptions. The following table shows a representative sample of hotels that were sold shortly after we appraised them, along with the imputed equity return based on our valuation approach.
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================================================================================
Table 10-31 Sample of Hotels Sold

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                            Overall Rate Based on
                                                                                                            Net Operating Income
                                                                                                        ----------------------------
                                                                                     Total              Stabil-    Histor-    Pro-
                                                   No. of   Date                   Property   Equity     ized       ical     jected
Hotel                        City and State        Rooms   of Sale  Sale Price      Yield      Year      Year       Year    Year One
------------------------------------------------------------------------------------------------------------------------------------
Holiday Inn                  Binghamton, NY         250     12/85   $13,050,000     14.6%     20.3%     10.4%       5.1%       8.1%
La Costa                     Carlsbad, CA           482      7/87   250,000,000      8.7       5.6       7.9         --        3.3
Beverly Wilshire Hotel       Beverly Hills, CA      470     12/87   125,000,000     19.7      32.0      14.9         --         --
Ramada                       Kingston, NY           147      4/88     9,082,000     14.8      22.9      10.7       10.6       10.1
Mark Twain Hotel             San Francisco, CA      116      4/88     6,500,000     17.3      28.9      12.2         --       12.3
Holiday Inn                  Milford, CT            108      6/88     6,500,000     14.3      20.0      10.8        5.8       11.0
Holiday Inn - Civic Center   San Francisco, CA      389      6/88    17,000,000     10.5      12.8       8.7         --        7.9
Logan Hilton                 Boston, MA             557      7/88    29,000,000     15.3      21.8      10.8         --        7.9
Raffles Hotel                Denver, CO             486      7/88    25,000,000     14.3      19.4      11.9       15.2        9.8
Holiday Inn Airport          Philadelphia, PA       307      7/88    15,034,000     14.5      21.5       9.8         --       11.4
Hyatt Regency                Chicago, IL          2,019      9/88   251,837,000     12.3      16.5       9.0        7.2        8.7
Wilmington Hilton            Wilmington, DE         193      9/88    17,100,000     19.9      34.5      14.1         --       13.6
Copley Plaza                 Boston, MA             397     12/88    56,000,000     13.2      17.7      10.1        4.0        5.8
J. W. Marriott Hotel         Los Angeles, CA        375      1/89    85,000,000     19.5      36.2      14.7         --       12.1
Stanford Court Hotel         San Francisco, CA      402      1/89    92,000,000     15.7      19.7      10.3         --         --
New Orleans Marriott         New Orleans, LA      1,329      3/89   129,000,000     17.1      28.9      11.9       10.8       11.9
Corning Hilton               Corning, NY            174      4/89     6,000,000     20.9      37.1      14.5       14.2       13.8
Marriott Hotel               Mission Valley, CA     350      7/89    46,891,000     16.0      24.6      11.4         --        8.5
Marriott Hotel               Annapolis, MD          132     11/89    16,000,000     17.6      31.4      15.5         --       13.4
Back Bay Hilton              Boston, MA             337     11/89    34,500,000     16.0      25.2      12.0        3.6        7.8
Hilton                       Concord, CA            333     11/89    20,000,000     20.2      35.5      16.5         --       12.5
Parkside Plaza Hotel         Walnut Creek, CA       329     12/89    16,200,000     15.0      20.3      12.1         --        4.6
Cartwright Hotel             San Francisco, CA      114      1/90    12,000,000     14.7      22.5      10.1         --        9.5
Mariner Inn                  Easton, MD              80      2/90     2,200,000     21.2      38.4      14.5       18.1       14.5
Holiday Inn                  Foster City, CA        238      2/90    17,900,000      9.8       8.4       8.5       neg.       15.0
Hyatt Grand Champions        Palm Springs, CA       344      3/90    65,760,000     19.6      33.7      14.0         --        9.5
Westin Lennox                Buckhead, GA           371      5/90    27,500,000     13.8      19.6      10.2        0.0        5.3
Sheraton                     Newport Beach, CA      338      7/90    30,000,000     17.0      28.0      12.0         --       10.2
Henry VIII Hotel             Bridgeton, MO          387      6/91     5,500,000     16.1      20.4      15.7         --        0.0
Mt. Washington Hotel         Bretton Woods, NH      157      8/91     3,150,000     22.7      27.6      31.7         --        0.0
Hilton Hotel                 Breckenridge, CO       208      1/92     9,726,000     14.2      23.8      11.3        0.4        5.8
Guest Quarters               Bethesda, MD           187      4/92    19,001,000     14.9      21.6      10.3        3.4       10.9
Omni Berkshire               New York, NY           415      4/92    83,500,000     13.7      18.3       9.0         --        6.7
Hampton Inn                  Bow, NH                114      6/92     3,850,000     17.3      25.5      10.8       10.5       10.7
Parc 51                      New York, NY           178      6/92    42,000,000     11.8      14.1       8.0       neg.        4.0
Concourse Hotel              Madison, WI            362      6/92    12,900,000     18.4      28.0      13.1         --         --
Mulberry Inn                 Savannah, GA           120      7/92     4,192,000     15.2      21.3       8.7        2.8        3.6
Omni Parker House            Boston, MA             535     11/92    17,471,000     14.6      21.2      11.5         --         --
Radisson Lord Baltimore      Baltimore, MD          440     12/92     8,490,000     18.0      27.2      12.9       neg.       neg.
Westin Resort                Vail, CO               290     12/92    21,200,000     12.9      17.3       8.3         --        8.3
L'Ermitage Hotel             Beverly Hills, CA      129      1/93    12,502,000     36.0      70.8      38.0       36.9       22.3
Marriott Hotel               Stamford, CT           508      3/93    19,500,000     21.2      35.7      14.1       14.4       14.3
Hyatt Hotel Airport          Atlanta, GA            400      4/93    19,994,000     10.7      11.7       8.0       neg.        3.8
Omni Hotel                   Norfolk, VA            442      4/93     9,994,000     30.0      63.5      26.4         --       23.3
Radisson Pan American        Miami, FL              146      5/93     7,000,000     12.0      17.1       8.3        7.3        9.4
------------------------------------------------------------------------------------------------------------------------------------
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Table 10-31 Sample of Hotels Sold (continued)

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                                                                                                            Overall Rate Based on
                                                                                                            Net Operating Income
                                                                                                        ----------------------------
                                                                                     Total              Stabil-    Histor-    Pro-
                                                   No. of   Date                   Property   Equity     ized       ical     jected
Hotel                        City and State        Rooms   of Sale  Sale Price      Yield      Year      Year       Year    Year One
------------------------------------------------------------------------------------------------------------------------------------
Airport Marriott             Long Beach, CA           290    7/93   $10,500,000     18.5%     30.1%     14.7%        --       16.2%
Doubletree Hotel             Salt Lake City, UT       381    7/93    25,060,000     16.5      26.5      10.4        7.9        7.1
Seven Peaks Excelsior        Provo, UT                232    8/93     6,448,000     15.3      20.7       8.7         --        8.7
Omni Chicago                 Chicago, IL              347    9/93    31,250,000     14.3      20.4       8.5        4.4        6.0
Hyatt Regency                Waikoloa, HI           1,241   11/93    52,004,000     36.0      64.8      32.0         --       10.7
Sir Francis Drake            San Francisco, CA        417   12/93    28,107,000     16.9      25.6       7.7         --        8.8
Ritz-Carlton                 Phoenix, AZ              281    2/94    23,000,000     14.6      21.7      11.0        6.2       10.2
Marriott Marina              Fort Lauderdale, FL      580    2/94    40,000,000     16.4      26.7      12.2         --       12.2
Holiday Inn                  Edison, NJ               274    3/94    11,803,000     17.0      26.3       7.8        4.1        9.3
Crescent Hotel               Phoenix, AZ              342    3/94    26,000,000      7.2       2.2       6.5        0.0        6.1
Checkers Hotel Kempinski     Los Angeles, CA          173    4/94    12,750,000     18.3      27.0       3.0         --        4.0
Best Western Fireside Inn    Cambria, CA               46    4/94     3,377,000     15.8      24.3      11.7         --       12.7
Phoenician Resort            Phoenix, AZ              580    4/94   224,000,000      9.3       8.9       6.6        1.3        5.2
Newark-Fremont Hilton        Newark, CA               300    5/94     8,950,000     14.9      20.7       8.8        8.4        9.9
Radisson Inn                 Orlando, FL              299    5/94    11,150,000     18.0      28.2      12.9        8.3        9.8
Westin Kauai                 Lihue, Kauai, HI         840    6/94    97,400,000      8.1       7.2      (1.9)        --        0.0
Residence Inn                Binghamton, NY            72    6/94     6,325,000     13.9      21.9      10.8       11.3       11.0
Hotel Millenium              New York, NY             561    6/94    75,000,000     14.1      23.0       9.5        7.3        9.2
Best Western Otay Valley     Chula Vista, CA          120    7/94     2,350,000     21.1      31.8      13.2         --       13.2
Hampton Inn                  Islandia, NY             121    7/94     6,572,000     16.6      28.2      12.6       10.1       12.2
Hampton Inn                  Willow Grove, PA         150    7/94    10,220,000     14.3      23.0      11.0       10.3       11.6
Hampton Inn                  West Palm Beach, FL      136    7/94     4,220,000     10.8      14.3      10.8         --        9.9
Hampton Inn                  Naples, FL               107    7/94     5,700,000     11.5      24.9      11.4         --       12.3
Hampton Inn                  Albany, NY               126    7/94     9,204,000     11.5      15.8       9.3         --         --
Marriott Hotel               South Bend, IN           299    7/94    11,500,000     13.2      18.9      10.5        6.5       10.8
Marriott SFO                 Burlingame, CA           684    8/94    61,700,000     13.2      19.0      10.2         --         --
Westfields Conference Center Chantilly, VA            340    8/94    46,000,000     15.9      25.3      12.3        8.0       10.2
Radisson Mark Resort         Vail, CO                 349    9/94    25,200,000     15.8      24.1       8.9         --         --
Marriott East Side           New York, NY             664   10/94    55,000,000      9.7      11.1       8.5        6.5        6.4
Marriott Resort              Vail, CO                 349   10/94    25,200,000     18.9      30.5      14.2         --        8.4
Marriott Quorum              Addison, TX              547   10/94    29,815,000     18.2      31.8      13.5       12.9       14.2
Sheraton Hotel               Hasbrouck Heights, NJ    338   11/94    10,450,000     21.1      30.7      18.3        0.3        4.2
Sheraton Inn                 Napa, CA                 191   12/94     9,968,000     13.7      19.8       8.9         --        7.8
Marriott Fisherman's Wharf   San Francisco, CA        255   12/94    27,755,000     13.4      19.4      10.8         --         --
Marriott Hotel               Portland, OR             503   12/94    45,000,000     17.4      30.0      12.9        0.8       14.2
Radisson Inn                 Springfield, MO          199   12/94     5,800,000     10.1      11.3       8.2        6.5        9.5
Williamsburg Hilton          Williamsburg, VA         291   12/94    15,000,000     19.0      32.0      15.4        9.8        9.9
Marriott Tech Center         Denver, CO               625   12/94    36,000,000     16.4      27.1      13.7         --       10.1
Holiday Inn Sunspree         Singer Island, FL        222   12/94    11,900,000     10.6      12.4       8.6         --        7.7
Le Meridien Hotel            Chicago, IL              246    2/95    41,000,000     12.3      17.2       8.9        2.1        5.3
Holiday Inn Crowne Plaza     Rockville, MD            315    3/95    26,750,000     12.2      16.5       9.2        5.6        6.5
Savoy Hotel                  San Francisco, CA         83    3/95     5,100,000     14.4      19.6        --         --        5.8
Fullerton Suites             Fullerton, CA             96    5/95     5,000,000     18.7      28.5      12.9         --         --
Hyatt Regency Beaver Creek   Avon, CO                 295    5/95    40,000,000     16.4      26.0      12.5         --       11.4
Walnut Creek Marriott        Walnut Creek, CA         338    5/95    15,000,000     21.5      35.5      15.7         --       15.4
------------------------------------------------------------------------------------------------------------------------------------
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Table 10-31 Sample of Hotels Sold (continued)

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                                                                                                            Overall Rate Based on
                                                                                                            Net Operating Income
                                                                                                        ----------------------------
                                                                                     Total              Stabil-    Histor-    Pro-
                                                    No. of   Date                  Property   Equity     ized       ical     jected
Hotel                           City and State      Rooms   of Sale  Sale Price     Yield      Year      Year       Year    Year One
------------------------------------------------------------------------------------------------------------------------------------
Sheraton Denver Tech Center     Denver, CO            625     5/95   $40,000,000    16.2%     25.6%     12.3%         --       9.1%
The Plaza                       New York, NY          805     6/95   325,000,000    11.0      14.0       7.0          --        --
Holiday Inn - Airport East      Phoenix, AZ           301     6/95    17,000,000    18.1      28.8      13.8          --      14.6
Residence Inn                   Baton Rouge, LA        80     6/95     6,518,000    14.8      21.2      12.7          --        --
Residence Inn                   Overland Park, KS     112     6/95     8,500,000    14.7      20.8       8.9          --        --
Residence Inn                   Des Moines, IA        112     6/95     7,660,000    14.1      19.6       9.8          --        --
Residence Inn                   Hunt Valley, MD        96     6/95     6,580,000    13.6      18.3      12.3          --        --
Residence Inn                   Kansas City, MO       112     6/95     6,560,000    13.2      19.8      10.4          --        --
Residence Inn                   Lincoln, NE           120     6/95     7,100,000    13.7      18.5      10.0          --        --
DFW Marriott                    Irving, TX            491     7/95    44,000,000    15.3      24.6      11.3        12.1      12.6
High Mesa Inn                   Sante Fe, NM          211     9/95    11,200,000    17.7      30.4      13.1          --      13.6
Radisson Hotel Agoura Hills     Agoura Hills, CA      281     9/95    12,100,000     8.1       6.2       8.0         4.0       9.6
Residence Inn - Perimeter West  Atlanta, GA           120    10/95    11,650,000    10.0      10.2       8.6          --       9.6
Terrace Garden Inn              Atlanta, GA           368    10/95    27,900,000    16.0      26.1      12.2         8.5      11.2
Holiday Inn - Northwest Plaza   Austin, TX            193    10/95    13,170,000    15.8      26.0      12.0        13.9      13.6
Holiday Inn                     San Angelo, TX        148    10/95     6,500,000    17.4      29.0      13.6        11.2      11.7
Radisson Hotel and Suites       Dallas, TX            198    10/95    11,350,000    16.0      25.8      12.5         5.1       8.2
Radisson Hotel                  New Orleans, LA       759    10/95    49,500,000    14.8      23.1      10.9        10.6      10.1
Bourbon Orleans                 New Orleans, LA       211    10/95    30,000,000    15.8      25.5      11.7         9.2      11.8
Holiday Inn Select              Farmer's Branch, TX   374    10/95    21,500,000    16.9      27.4      13.4         9.8      10.3
Peachtree Exec. Conf. Ctr       Peachtree City, GA    250    10/95    37,500,000    17.2      28.2      13.6        10.8      12.4
Hampton Inn                     Rochester, NY         113    10/95     8,160,300    14.5      22.5      11.4        11.0      11.3
Radisson Suite Hotel            Houston, TX           173    10/95    13,350,000    11.8      15.9       9.7         8.8       9.0
Embassy Suites Hunt Valley      Hunt Valley, MD       223    11/95    15,650,000    15.4      24.5      11.9       10.96      11.7
Westin Bonaventure              Los Angeles, CA      1368    12/95    50,000,000    17.8      24.2        --          --       1.9
Embassy Suites                  Schaumburg, IL        209    12/95    17,800,000    13.5      18.9      10.0          --        --
Marriott Hotel                  Andover, MA           293    12/95    24,000,000    13.5      19.2       9.7         7.4      10.2
Doubletree Suites               Valley Forge, PA      229    12/95    28,500,000    15.5      10.7      14.2         7.7      10.4
Marriott Hotel                  Tysons Corner, VA     390    12/95    41,100,000    13.1      18.0      10.7         8.2       8.9
Marriott Hotel                  Warner Center, CA     461    12/95    57,900,000    11.6      14.2       6.2          --        --
Hilton at the Club              Pleasanton, CA        294    12/95    22,000,000    10.5      17.0      10.5          --        --
Ft. Lauderdale Airport Hilton   Dania, FL             388    12/95    14,792,000    22.2      36.8      16.7          --      14.5
Crowne Plaza Ravina             Atlanta, GA           495    12/95    44,000,000    17.1      29.2      13.4        17.4      14.4
Embassy Suites                  Lompoc, CA            156     2/96     7,700,000    16.7      25.8        --          --      12.8
Hilton Hotel                    Del Mar, CA           245     3/96    14,450,000    18.4      31.7        --          --      12.6
Holiday Inn Lenox               Atlanta, GA           297     3/96    11,188,000    18.9      31.6      13.9        24.3      11.9
Hyatt Newporter                 Newport Beach, CA     410     4/96    17,450,000    19.4      33.6        --          --      17.0
Park Plaza Suites               Seattle, WA           194     4/96    26,000,000    14.6      22.6      11.4         9.9      10.4
Westcoast Gateway Hotel         Sea-Tac, WA           145     4/96    11,218,164    13.8      20.8      10.9         8.1       9.1
Westcoast Wenatchee Ctr. Hotel  Wenatchee, WA         147     4/96     7,680,000    11.2      14.1       9.7         5.7       4.7
Westcoast Roosevelt Hotel       Seattle, WA           151     4/96    15,900,000    14.6      22.9      11.2        10.8      12.2
West Coast Hotel                Long Beach, CA        192     4/96     3,300,000    13.4      18.6        --          --       1.8
Hyatt Regency Lexington         Lexington, KY         365     5/96    14,000,000    17.2      28.9      13.4        11.8      12.8
Los Angeles Biltmore            Los Anglels, CA       683     6/96    61,000,000    13.4      17.4        --          --       4.9
The Copley Plaza                Boston, MA            373     6/96    65,000,000     9.9      11.7       8.5         6.6       8.3
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Table 10-31 Sample of Hotels Sold (continued)

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                             Overall Rate Based on
                                                                                                             Net Operating Income
                                                                                                         ---------------------------
                                                                                        Total            Stabil-   Histor-    Pro-
                                                       No. of   Date                  Property   Equity   ized      ical     jected
Hotel                           City and State         Rooms   of Sale  Sale Price     Yield      Year    Year      Year    Year One
------------------------------------------------------------------------------------------------------------------------------------
Doubletree Hotel Denver/Boulder  Westminster, CO        180      6/96   $12,039,000    14.5%     22.5%   11.2%      9.0%      neg.
Wyndham Midtown Atlanta          Atlanta, GA            191      7/96    65,000,000     9.9      11.7     8.5       6.6        8.3%
Wyndham Greenspoint              Houston, TX            472      7/96    44,000,000    14.4      22.2    11.3       9.1       10.8
Doubletree Horton Plaza          San Diego, CA          450      8/96    46,500,000    12.1      18.5      --        --        9.5
Doubletree LAX                   Los Angeles, CA        720      8/96    34,000,000    16.4      29.8      --        --       10.5
Arlington Park Hilton            Arlington Heights, IL  421      8/96    13,000,000    15.2      28.9    10.8       0.0       15.0
Radisson Marque                  Winston-Salem, NC      293      8/96     7,500,000    13.5      20.4    11.9       5.3        5.5
Ritz-Carlton                     Kansas City, MO        373      8/96    42,500,000    10.9      14.9     8.7       7.1        8.2
Ritz-Carlton                     Philadelphia, PA       290      8/96    34,000,000    13.8      22.8    10.0       5.1        9.7
Hotel Park Tucson                Tucson, AZ             216      8/96    11,000,000    12.3      18.3    10.2       5.4        7.0
Embassy Suites Hotel             Palm Desert, CA        198      8/96    14,000,000    13.8      22.8    10.7       7.2       10.1
Sheraton Ft. Lauderdale Airport  Dania, FL              250      8/96    22,000,000     9.0       9.1     7.8       4.7        7.3
Doubletree Hotel                 Atlanta, GA            370      8/96    52,000,000    10.6      14.2     9.1       7.0        8.8
The Marque of Atlanta            Atlanta, GA            274      8/96    23,000,000    14.8      25.7    11.5       9.6       10.9
Doubletree Grand Hotel           Bloomington, MN        321      8/96    37,000,000    13.3      22.0    10.3       9.9       11.3
Sheraton Minneapolis Metrodome   Minneapolis, MN        252      8/96    18,000,000    13.1      21.5    10.2       8.9       11.2
Sheraton Needham                 Needham, MA            247      8/96    20,000,000    15.0      26.8    11.4       8.4       12.5
Westin Hotel                     Waltham, MA            346      8/96    41,000,000    13.5      20.8    10.2       6.4       10.8
Embassy Suites                   St. Louis, MO          297      8/96    20,000,000    14.7      25.3    11.4       7.7       10.2
Valley River Inn                 Eugene, OR             257      8/96    18,750,000    14.5      21.8    11.3       9.2       10.0
Marriott Wind Watch              Islip, NY              360      9/96    30,200,000    13.4      20.4    10.6       7.8       11.3
Allentown Hilton                 Allentown, PA          224     10/96     7,500,000    12.2      18.9     9.7       8.5       10.0
Summer House Inn                 La Jolla, CA            90     10/96     8,600,000    13.5      19.3      --        --        8.8
Mayfair Suites                   St. Louis, MO          184     10/96     8,600,000    17.7      28.7    15.1       0.5        8.5
Howard Johnson Pickwick          San Francisco, CA      189     10/96    14,750,000    10.9      12.5      --        --        7.3
Doubletree at Allen Center       Houston, TX            341     11/96    27,550,000    13.0      18.8    10.3       5.9        7.0
Tutwiler                         Birmingham, AL         147     11/96    11,000,000    19.1      33.0    14.8      11.0       12.6
Doubletree Downtown              Tulsa, OK              417     12/96    22,405,000    13.6      20.1    10.8       7.5       10.0
Hollywood Palm                   Hollywood, CA          153     12/96     5,330,000    13.8      20.5      --        --        5.0
Westwood Marquis                 Los Angeles, CA        257      1/97    35,000,000    12.2      15.1      --        --        2.6
Grand Hyatt Hotel                San Francisco, CA      687      1/97   126,000,000    11.2      15.0      --        --        7.8
Hotel Inter-Continental          Los Angeles, CA        433      1/97    38,000,000    13.4      18.3      --        --        6.4
Marriott's Casa Marina Resort    Key West, FL           311      1/97    62,800,000    12.6      18.3     9.7       9.8        9.2
Radisson Hotel & Conf. Center    Northbrook, IL         310      1/97    15,250,000    13.9      20.7    11.1       9.0        9.1
The Boulders                     Carefree, AZ           160      1/97    83,353,416    17.8      30.5    12.9       9.6       11.9
Radisson Hotel Overland Park     Overland Park, KS      190      1/97     7,650,000    16.8      26.2    14.2       8.4        7.2
Hotel Nikko                      Atlanta, GA            439      2/97    89,000,000    13.6      20.1    13.6       8.1       10.4
Union Station Hotel              Nashville, TN          124      3/97     9,600,000    13.9      20.8    11.0       2.2        7.9
Doubletree Guest Suites          Minneapolis, MN        230      3/97    18,500,000    18.0      29.2    13.5       7.4        9.0
Myrtle Beach Hilton              Myrtle Beach, SC       385      4/97    35,000,000    13.7      20.6    11.5       7.6        8.3
Sheraton Park Place              St. Louis Park, MN     297      4/97    17,000,000    18.3      30.4    14.5       7.6        8.3
Ambassador West                  Chicago, IL            219      7/97    15,750,000    13.4      20.1    10.7       7.2        9.5
Ramada Hotel SFO                 So. San Francisco      175      7/97    17,000,000    13.6      20.0      --        --        7.7
Holiday Inn SFO                  So. San Francisco      224      7/97    19,500,000    14.2      22.8      --        --       11.7

                                                      Source: HVS International
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                        Investor Interviews - HVS International is in constant
                        contact with numerous institutional and individual hotel
                        investors. This source of equity funds has definite
                        return requirements that can be expressed as an equity
                        yield rate based on a ten-year projection of net income
                        before incentive management fees but after debt service.
                        Based on our surveys and investor interviews, the
                        following table illustrates the range of equity yields
                        generally required by individual and institutional
                        investors.

================================================================================
Table 10-32 Equity Yield Requirements

--------------------------------------------------------------------------------

                              Source                   Equity Yield Requirement
                              ------                   ------------------------

                              Individual                       20% - 24%
                              Institution                      18% - 22%
--------------------------------------------------------------------------------

                        Based on the assumed 70% loan-to-value ratio, the risk inherent in achieving the projected income stream, and the age, condition, and anticipated market position of the subject property, it is our opinion that an equity investor is likely to require an equity yield rate of 18.0% before payment of incentive management fees. This estimate is well supported by the equity yield requirements presented previously.

Terminal                Inherent in this valuation process is the assumption of
Capitalization Rate     a sale at the end of the ten-year holding period. The
                        estimated reversionary sales price as of that date is
                        calculated by capitalizing the projected 11th-year net
                        income by an overall terminal capitalization rate. A
                        percentage for the seller's brokerage and legal fees is
                        deducted from this sales price, and the net proceeds to
                        the equity interest (also known as the equity residual)
                        are calculated by deducting the outstanding mortgage
                        balance from the reversion.

                        The terminal capitalization rate, which is used to
                        reflect what a potential purchaser would be willing to
                        pay for the property at that point of time, should bear
                        some relationship to the going-in rate, which is the
                        rate that equates the stabilized year's net income to
                        the property's appraised value or purchase price. Based
                        on the sample of hotel sales presented earlier, the 1996
                        and 1997 transactions indicate that a majority of the
                        overall going-in rates (based on the net operating
                        income as of the stabilized year) ranged from 9% to 11%.
                        Because this overall rate will be used to capitalize net
                        income ten years from the date of value, an upward
                        adjustment is appropriate to reflect the uncertainty
                        inherent in this extended period. For the purpose of
                        this valuation, we will use a terminal capitalization
                        rate of 10.5%.
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Summary of              The following table summarizes the variables that have
Valuation Variables     been used to estimate the subject property's value via
                        the income capitalization approach.

================================================================================
Table 10-33 Summary of Valuation Variables

--------------------------------------------------------------------------------

Annual Net Income                             NI            See Forecast
Loan-to-Value Ratio                           M                70.0%
Interest Rate                                 i                 8.5%
Debt Service Constant                         f               0.096627
Equity Yield                                  Ye               18.0%
Brokerage and Legal Fees                      b                 2.0%
Annual Constant Required to
  Amortize the Loan in Ten Years              fp              0.148783
Terminal Capitalization Rate                  Rr               10.5%
--------------------------------------------------------------------------------

Valuation of the        The valuation of the mortgage and equity components is
Mortgage and            accomplished through use of an algebraic equation that
Equity Components       calculates the exact amount of debt and equity that the
                        hotel will be able to support based on the anticipated
                        cash flow (as derived from the forecast of income and
                        expense) and the specific return requirements demanded
                        by the mortgage lender (interest) and the equity
                        investor (equity yield). The equation and the
                        calculations associated with this simultaneous valuation
                        formula are set forth in the addenda to this report.
                        Using the variables summarized above, we estimate the
                        value of the subject property at roundly $247,122,000
                        via the income capitalization approach.

Proof of Value          The value is proven by calculating the yields to the
                        mortgage and equity components during the projection
                        period. If the mortgagee achieves an 8.5% yield and the
                        equity yield is 18.0%, then $247,122,000 is the correct
                        value by the income capitalization approach. Using the
                        assumed financial structure set forth in the previous
                        calculations, market value can be allocated between the
                        debt and equity as follows.

                                    Mortgage Component (70%)      $172,986,000
                                    Equity Component (30%)          74,137,000
                                                                  ------------
                                          Total                   $247,122,000

                        The annual debt service is calculated by multiplying the
                        mortgage component by the mortgage constant.
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                                    Mortgage Component            $172,986,000
                                    Mortgage Constant                 0.096627
                                                                  ------------
                                          Annual Debt Service      $16,715,161

                        The cash flow to equity is calculated by deducting the debt service from the projected net income before debt service.

================================================================================
Table 10-34 Forecast of Net Income to Equity

--------------------------------------------------------------------------------

                      Net Income
                     Available for                                    Net Income
Year                 Debt Service            Debt Service             to Equity
--------------------------------------------------------------------------------

1998                 $25,181,000      -      $16,715,000      =       $8,466,000
1999                  25,831,000      -       16,715,000      =        9,116,000
2000                  26,013,000      -       16,715,000      =        9,298,000
2001                  26,795,000      -       16,715,000      =       10,080,000
2002                  27,287,000      -       16,715,000      =       10,572,000
2003                  28,105,000      -       16,715,000      =       11,390,000
2004                  28,150,000      -       16,715,000      =       11,435,000
2005                  28,995,000      -       16,715,000      =       12,280,000
2006                  29,320,000      -       16,715,000      =       12,605,000
2007                  30,199,000      -       16,715,000      =       13,484,000
--------------------------------------------------------------------------------

                        The equity residual at the end of the tenth year is calculated as follows.

                        Reversionary Value ($31,105,000 / 0.105)    $296,238,000
                        Less: Brokerage and Legal Fees                 5,925,000
                        Less: Mortgage Balance                       141,451,000
                                                                    ------------
                              Net Sale Proceeds to Equity           $148,862,000

                        The overall property yield (before debt service), the yield to the lender, and the yield to the equity position have been calculated by computer, with the following results.
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Table 10-35 Overall Property Yields

--------------------------------------------------------------------------------

                                                           Projected Yield
                                                      (Internal Rate of Return)
Position                        Value                Over 10-Year Holding Period
--------------------------------------------------------------------------------

Total Property               $247,122,000                       12.0%
Mortgage                      172,986,000                        8.5
Equity                         74,137,000                       18.0
--------------------------------------------------------------------------------

Note: Whereas the mortgage constant and value are calculated on the basis of monthly mortgage payments, the mortgage yield in this proof assumes single annual payments. As a result, the proof's derived yield may be slightly less than that actually input.

--------------------------------------------------------------------------------

                        The following tables demonstrate that the property receives its anticipated yields, proving that the $247,122,000 value is correct based on the assumptions used in this approach.

================================================================================
Table 10-36 Total Property Yield

--------------------------------------------------------------------------------

         Net Income Before        Present Worth of $1             Discounted
Year       Debt Service             Factor at 12.0%               Cash Flow
--------------------------------------------------------------------------------

1998       $25,181,000         x        0.893162        =        $22,491,000
1999        25,831,000         x        0.797738        =         20,606,000
2000        26,013,000         x        0.712508        =         18,534,000
2001        26,795,000         x        0.636385        =         17,052,000
2002        27,287,000         x        0.568395        =         15,510,000
2003        28,105,000         x        0.507668        =         14,268,000
2004        28,150,000         x        0.453430        =         12,764,000
2005        28,995,000         x        0.404986        =         11,743,000
2006        29,320,000         x        0.361718        =         10,606,000
2007       320,512,000*        x        0.323073        =        103,549,000
                                                                ------------
                        Total Property Value                    $247,123,000

    *Tenth-year net income of $30,199,000 plus sales proceeds of $290,313,000
--------------------------------------------------------------------------------
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Table 10-37 Mortgage Component Yield

--------------------------------------------------------------------------------

                                  Present Worth of $1             Discounted
Year       Debt Service             Factor at 8.5%                Cash Flow
--------------------------------------------------------------------------------

1998       $16,715,000         x        0.922256        =        $15,416,000
1999        16,715,000         x        0.850557        =         14,217,000
2000        16,715,000         x        0.784431        =         13,112,000
2001        16,715,000         x        0.723447        =         12,092,000
2002        16,715,000         x        0.667203        =         11,152,000
2003        16,715,000         x        0.615333        =         10,285,000
2004        16,715,000         x        0.567494        =          9,486,000
2005        16,715,000         x        0.523375        =          8,748,000
2006        16,715,000         x        0.482686        =          8,068,000
2007       158,166,000*        x        0.445160        =         70,409,000
                                                                ------------
                        Value of the Mortgage Component         $172,985,000

                  *Tenth-year debt service of $16,715,000 plus
                  outstanding mortgage balance of $141,451,000
--------------------------------------------------------------------------------

================================================================================
Table 10-38 Equity Component Yield

--------------------------------------------------------------------------------

            Net Income            Present Worth of $1            Discounted
Year         to Equity              Factor at 18.0%              Cash Flow
--------------------------------------------------------------------------------

1998        $8,466,000         x        0.847457        =        $7,175,000
1999         9,116,000         x        0.718183        =         6,547,000
2000         9,298,000         x        0.608629        =         5,659,000
2001        10,080,000         x        0.515786        =         5,199,000
2002        10,572,000         x        0.437107        =         4,621,000
2003        11,390,000         x        0.370429        =         4,219,000
2004        11,435,000         x        0.313922        =         3,590,000
2005        12,280,000         x        0.266036        =         3,267,000
2006        12,605,000         x        0.225454        =         2,842,000
2007       162,346,000*        x        0.191062        =        31,018,000
                                                                -----------
                        Value of the Equity Componet            $74,137,000

              *Tenth-year net income to equity of $13,484,000 plus
                         sales proceeds of $148,862,000
--------------------------------------------------------------------------------

Valuation Method Two:   The total property yield derived from the previous
Discounted Cash Flow    valuation method was 12.0%. After reviewing the total
                        property yields indicated by recent hotel sales, it is
                        our opinion that a 12.5% discount factor is appropriate
                        for the Sheraton Chicago Hotels & Towers. The following
                        table illustrates the discounted cash flow analysis
                        using this 12.5% factor.
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Table 10-39 Discounted Cash Flow Analysis

--------------------------------------------------------------------------------

                                        Discount
                Net                      Factor                  Discounted
Year          Income                    at 12.5%                 Cash Flow
--------------------------------------------------------------------------------

1998       $25,181,000         x        0.888889        =       $22,383,111
1999        25,831,000         x        0.790123        =        20,409,679
2000        26,013,000         x        0.702332        =        18,269,761
2001        26,795,000         x        0.624295        =        16,727,987
2002        27,287,000         x        0.554929        =        15,142,346
2003        28,105,000         x        0.493270        =        13,863,359
2004        28,150,000         x        0.438462        =        12,342,716
2005        28,995,000         x        0.389744        =        11,300,637
2006        29,320,000         x        0.346439        =        10,157,604
2007       320,512,333 *       x        0.307946        =        98,700,538
                                                               -------------

                       Estimated Market Value                  $239,297,738
                       (Say)                                   $239,300,000

Reversion Analysis
11th-Year Net Income                                            $31,105,000
Capitalization Rate                                                   10.5%
                                                              -------------

Total Sales Proceeds                                           $296,238,095
Less: Brokerage & Legal Fees at 2.0%                              5,924,762
                                                              -------------
Net Sales Proceeds                                             $290,313,333

  *Tenth-year net income of $30,199,000 plus net sales proceeds of $290,313,333
--------------------------------------------------------------------------------

Conclusion              Based on our extensive experience in the hotel industry
                        and comprehensive support provided by literature
                        published by the Appraisal Institute, it is our opinion
                        that the valuation procedure embodied by Method One most
                        closely reflects the investment rationale of typical
                        hotel buyers. As stated in the textbook entitled Hotels
                        and Motels: A Guide to Market Analysis, Investment
                        Analysis and Valuations,(1) Method Two (which discounts
                        the projected net income and reversion using an overall
                        discount rate, or total property yield) "does not
                        consider the impact of mortgage debt, leverage and the
                        specific equity demands of typical hotel
                        investors...This technique is simple but less reliable
                        because the derivation of the discount rate has little
                        support." In light of this consideration, we have relied
                        on the $247,122,000 value conclusion indicated by Method
                        One.

                        (1) Hotels and Motels: A Guide to Market Analysis,
                        Investment Analysis, and Valuations, Stephen Rushmore,
                        Appraisal Institute, Chicago, IL, 1992, p. 236.
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================================================================================
11. Sales Comparison Approach

                        The sales comparison approach is based on the assumption that an informed purchaser will pay no more for a property than the cost to acquire an existing property with equal utility. This approach estimates market value by comparing the sales prices indicated by recent transactions involving properties that are similar to the property being appraised. Dissimilarities are resolved with appropriate adjustments; these differences may pertain to the date of sale, age, location, construction, condition, layout, equipment, size, or external economic factors. The reliability of the sales comparison approach depends on three factors:

                        1.    the availability of timely, comparable sales data;

                        2. an understanding of the true terms of the sales and the motivation of the buyers and sellers;

                        3. the degree of comparability, or the extent of the adjustments needed to reflect differences between the subject property and the comparable property.

                        In appraising lodging facilities, it is often difficult to find an adequate number of recent sales involving hotels that are truly comparable to the subject property. Consequently, it may be necessary to consider transactions involving properties in different market areas, and the required adjustments greatly diminish the reliability of the conclusions. As a result of these shortcomings, the use of the sales comparison approach in valuing hotels is primarily as a check against the value indicated by the income capitalization approach.

Comparable Sales        Based on information provided by the Hospitality Market
                        Data Exchange and compiled by the six offices of HVS
                        International, the following local transactions involved
                        hotels that appear to have some degree of comparability
                        to the subject property. As a result of the subject
                        property's unique facilities, market segmentation, and
                        metropolitan location, we have also
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                        reviewed national sales that have some degree of
                        comparability; these are presented following the local
                        sales.

Local Sales             Sale #1:
                        Property:                   Swissotel
                        Location:                   323 East Wacker Drive,
                                                    Chicago, Illinois
                        Date of Sale:               August, 1997
                        Sales Price:                $113,000,000
                        Est. 1996 Occupancy:        66%
                        Est. 1996 Average Rate:     $128.00
                        Grantor:                    American National Bank &
                                                    Trust
                        Grantee:                    BRE/Swiss LLC
                        Year Opened:                1986
                        Number of Rooms:            630
                        Price per Room:             $179,365
                        Comments:                   This hotel was purchased as
                                                    part of a package that also
                                                    included Swissotels in
                                                    Atlanta, New York, and
                                                    Boston.

                        Sale #2:
                        Property:                   Raphael Hotel
                        Location:                   201 East Delaware Place,
                                                    Chicago, Illinois
                        Date of Sale:               May, 1997
                        Sales Price:                $17,750,000
                        Grantor:                    Koar Raphael Group
                                                    (Pistilli)
                        Grantee:                    Starwood Lodging
                        Year Opened:                1925
                        Est. 1996 Occupancy:        66%
                        Est. 1996 Average Rate:     $128.00
                        Number of Rooms:            172
                        Price per Room:             $103,198
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Local Sales             Sale #3:
                        Property:                   Tremont Hotel
                        Location:                   100 Chestnut Street,
                                                    Chicago, Illinois
                        Date of Sale:               April, 1997
                        Sales Price:                $14,400,000
                        Grantor:                    Morgan Stanley
                        Grantee:                    Starwood Lodging
                        Year Opened:                1928
                        Est. 1996 Occupancy:        63%
                        Est. 1996 Average Rate:     $140.00
                        Number of Rooms:            129
                        Price per Room:             $111,628
                        Comments:                   This hotel was purchased in
                                                    1994 for $59,843 per room,
                                                    representing a 23% annual
                                                    appreciation from 1994 to
                                                    1997.

                        Sale #4:
                        Property:                   Embassy Suites
                        Location:                   600 North State Street,
                                                    Chicago, Illinois
                        Date of Sale:               February, 1997
                        Sales Price:                $67,200,000
                        Grantor:                    Koar-Shaw Chicago Investment
                        Grantee:                    Interstate Hotels
                        Year Opened:                1991
                        Est. 1996 Occupancy:        82%
                        Est. 1996 Average Rate:     $159.00
                        Number of Rooms:            358
                        Price per Room:             $187,709

                        Sale #5:
                        Property:                   Days Inn
                        Location:                   Chicago, Illinois
                        Date of Sale:               February, 1997
                        Sales Price:                $48,000,000
                        Grantor:                    Unknown
                        Grantee:                    Starwood Lodging
                        Number of Rooms:            578
                        Price per Room:             $83,045
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                        Sale #6:
                        Property:                   Allerton Hotel
                        Location:                   Chicago, Illinois
                        Date of Sale:               January, 1997
                        Sales Price:                $35,000,000
                        Grantor:                    Allerton Hotel Partnership
                        Grantee:                    Bristol Hotel Company
                        Number of Rooms:            383
                        Price per Room:             $91,384
                        Comments:                   Following completion of a
                                                    major renovation, the hotel
                                                    will be converted to the
                                                    Chicago Crowne Plaza.

                        Sale #7:
                        Property:                   Drake Hotel
                        Location:                   Chicago, Illinois
                        Date of Sale:               September, 1996
                        Sales Price:                $40,000,000
                        Grantor:                    Jupiter Industries
                        Grantee:                    Ladbroke Group PLC
                        Number of Rooms:            535
                        Price per Room:             $74,766

                        Sale #8:
                        Property:                   Oakbrook Hills Hotel and
                                                    Resort
                        Location:                   Oakbrook, Illinois
                        Date of Sale:               July, 1996
                        Sales Price:                $51,300,000
                        Grantor:                    Dial Corporation
                        Grantee:                    Lowe Enterprises
                        Number of Rooms:            382
                        Price per Room:             $134,293
                        Comments:                   The resort includes an
                                                    18-hole golf course and
                                                    roughly 35,000 square feet
                                                    of meeting space. At the
                                                    time of sale, Lowe
                                                    Enterprises planned to
                                                    invest $13,000,000 over five
                                                    years in a capital
                                                    improvement plan.
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                        Sale #9:
                        Property:                   Embassy Suites
                        Location:                   Deerfield, Illinois
                        Date of Sale:               June, 1996
                        Sales Price:                $23,000,000
                        Grantor:                    Deerfield Hotel, LP
                        Grantee:                    Felcor Suite Hotels
                        Number of Rooms:            237
                        Price per Room:             $97,046

                        Sale #10:
                        Property:                   Midland Hotel
                        Location:                   Chicago, Illinois
                        Date of Sale:               May, 1996
                        Sales Price:                $21,000,000
                        Grantor:                    Mrs. Pekow
                        Grantee:                    Starwood Lodging
                        Year Opened:                1929
                        Number of Rooms:            257
                        Price per Room:             $81,712
                        Comments:                   This property is part of a
                                                    mixed-use building; the
                                                    hotel occupies the first
                                                    through 12th floors, and
                                                    office space is located on
                                                    the 14th through 22nd floors
                                                    (there is no 13th floor).
                                                    The total sales price
                                                    included 92,000 square feet
                                                    of commercial office space.

                        Sale #11:
                        Property:                   Regal Knickerbocker Hotel
                        Location:                   Chicago, Illinois
                        Date of Sale:               December, 1995
                        Sales Price:                $27,000,000
                        Grantor:                    KB Holdings Corp.
                        Grantee:                    Chicago Hotel Holdings, Inc.
                        Number of Rooms:            250
                        Price per Room:             $108,000
                        Comments:                   This underwent a substantial
                                                    renovation in the early
                                                    1990s following its purchase
                                                    by KB
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                                                    Holdings, and its operating
                                                    results have improved since
                                                    that time.

                        Sale #12:
                        Property:                   Embassy Suites
                        Location:                   Schaumburg, Illinois
                        Date of Sale:               December, 1995
                        Sales Price:                $16,512,000
                        Grantor:                    Unknown
                        Grantee:                    Unknown
                        Number of Rooms:            209
                        Price per Room:             $79,005

                        Sale #13:
                        Property:                   Le Meridian Hotel
                        Location:                   Chicago, Illinois
                        Date of Sale:               February, 1995
                        Sales Price:                $41,000,000
                        Grantor:                    Cassise Central (lender)
                        Grantee:                    Sutton Place/Grand Hotel
                                                    Company
                        Number of Rooms:            247
                        Price per Room:             $165,992
                        Comments:                   Now known as the Sutton
                                                    Place Hotel.

National Sales          Sale #1:
                        Property:                   Hyatt Regency New Orleans
                        Location:                   Poydras PLZ & Loyola Avenue,
                                                    New Orleans, Louisiana
                        Date of Sale:               November, 1997
                        Sales Price:                $259,177,600
                        Grantor:                    Prudential Insurance
                        Grantee:                    Strategic Hotel Capital
                        Number of Rooms:            1,184
                        Price per Room:             $218,900
                        Confirmed by:               Prudential Insurance
                        Comments:                   This sale was part of a
                                                    package of five hotels. The
                                                    price represents an
                                                    allocation based on room
                                                    count.
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                        Sale #2:
                        Property:                   Hotel Nikko
                        Location:                   Atlanta, Georgia
                        Date of Sale:               February, 1997
                        Sales Price:                $89,000,000
                        Grantor:                    JDC Group - Prudential Joint
                                                    Venture
                        Grantee:                    Hyatt Hotels Corporation
                        Number of Rooms:            439
                        Price per Room:             $202,733
                        Est. 1996 Occupancy:        79%
                        Est. 1996 Average Rate:     $149.00
                        Comments:                   Following the sale, this
                                                    hotel was converted to a
                                                    Hyatt Regency.

                        Sale #3:
                        Property:                   Grand Hyatt
                        Location:                   San Francisco, California
                        Date of Sale:               January, 1997
                        Sales Price:                $126,000,000
                        Grantor:                    Union Square Hotel Partners,
                                                    LP (Lehman Bros.)
                        Grantee:                    Hyatt Hotels Corporation
                        Number of Rooms:            687
                        Price per Room:             $183,406
                        Comments:                   This property is located in
                                                    the Union Square district of
                                                    San Francisco, a popular
                                                    shopping destination. The
                                                    hotel opened in 1973, and
                                                    consists of a 36-story tower
                                                    with basement meeting space
                                                    and an adjoining low-rise
                                                    building housing food and
                                                    beverage outlets, retail
                                                    space, and an exercise
                                                    facility. The hotel
                                                    underwent a $20,000,000
                                                    renovation in 1990 and was
                                                    reported to be in good
                                                    condition at the time of
                                                    sale. The property is
                                                    encumbered by a long-term
                                                    management contract with
                                                    Hyatt Hotels.
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                        Sale #4
                        Property:                   Marriott Financial Center
                        Location:                   New York, New York
                        Date of Sale:               December, 1996
                        Sales Price:                $101,000,000
                        Grantor:                    Swiss Bank Corporation
                        Grantee:                    Host Marriott
                        Number of Rooms:            504
                        Price per Room:             $200,397
                        Comments:                   Swiss Bank had reportedly
                                                    taken title to this asset in
                                                    lieu of foreclosure.
                                                    Marriott, which originally
                                                    had a minority equity
                                                    interest in the property and
                                                    continued to maintain a
                                                    long-term management
                                                    contract, purchased the fee
                                                    simple interest from Swiss
                                                    Bank. The existence of the
                                                    long-term management
                                                    contract reportedly limited
                                                    the number of potential
                                                    buyers, and the property was
                                                    not widely marketed. We
                                                    believe that the sale price
                                                    is slightly below market
                                                    levels as a result of this
                                                    consideration.

                        Sale #5:
                        Property:                   Vista Hotel
                        Location:                   New York, New York
                        Date of Sale:               December, 1995
                        Sales Price:                $141,500,000
                        Grantor:                    Port Authority of New York &
                                                    New Jersey
                        Grantee:                    HOST Marriott Corporation
                        Number of Rooms:            820
                        Price per Room:             $172,561
                        Comments:                   This property reopened in
                                                    November of 1994 after
                                                    completion of a $65,000,000
                                                    renovation and repair
                                                    program following the
                                                    February, 1993 bombing of
                                                    the World Trade Center. The
                                                    property is situated on
                                                    leased land, and Marriott
                                                    officials indicate that
                                                    annual lease payments are
                                                    $1,000,000. The Port
                                                    Authority began marketing
                                                    the Vista actively during
                                                    the first quarter of 1995,
                                                    and received at least five
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                                                    qualified bids. The property
                                                    is in excellent condition
                                                    following the renovation. In
                                                    addition to guestrooms, the
                                                    Vista houses approximately
                                                    22,000 square feet of
                                                    meeting space, an extensive
                                                    health club, and three food
                                                    and beverage outlets. The
                                                    hotel operators also have
                                                    the right to use an
                                                    additional 25,000 square
                                                    feet of meeting space
                                                    located in the World Trade
                                                    Center.

                        Sale #6:
                        Property:                   Boston Park Plaza
                        Location:                   Boston, Massachusetts
                        Date of Sale:               December, 1995
                        Sales Price:                $100,000,000
                        Grantor:                    Saunders Real Estate
                        Grantee:                    Starwood Lodging Trust
                        Number of Rooms:            977
                        Price per Room:             $102,354

Conclusion              Although the sales comparison approach is sometimes
                        useful in providing a value range and reflecting certain
                        market characteristics, its applicability is limited by
                        the numerous possible points of difference between the
                        subject property and other hotels that have sold in
                        recent years. These factors can include location,
                        access, size, services and facilities offered, market
                        conditions, chain affiliation, market orientation,
                        management, rate structure, age, physical condition,
                        date of sale, the highest and best use of the land, and
                        the anticipated profitability of the operation.
                        Circumstances surrounding a sale, such as financing
                        terms, tax considerations, income guarantees, sales of
                        partial interests, duress on the part of the buyer or
                        seller, or a particular deal structure can cause a
                        disparity between the sales price and pure market value.
                        Moreover, it is often difficult to determine the
                        marketing periods that were necessary to consummate the
                        transactions. It is extremely difficult to quantify the
                        appropriate adjustment factors accurately because of
                        their number and complexity, as well as the difficulty
                        in obtaining specific, detailed information. Any attempt
                        to manipulate the necessary adjustments is insupportable
                        and purely speculative.

                        Because appraisers are expected to reflect the
                        analytical processes and the actions of typical buyers
                        and sellers rather than to create a highly subjective
                        valuation approach, the investment rationale of hotel
                        owners is an essential
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                        consideration. As specialists in the valuation of
                        hotels, we find that typical buyers purchase properties
                        based on a thorough analysis of the anticipated economic
                        benefits of property ownership rather than on historical
                        sales data.

                        In light of these factors, it is our opinion that the sales comparison approach is unsuitable for indicating a specific estimate of the market value of the Sheraton
                        Chicago Hotel & Towers; however, this approach may indicate a range of values that is likely to be appropriate for the subject property. We note that many of the local sales outlined did not involve convention-oriented hotels; consequently, we have relied on the national sales in determining an appropriate range. Furthermore, we deem the more recent national sales to be most reflective of the current hotel market.
                        The national sales that took place in 1996 and 1997 indicate a price range from $183,406 to $218,900 per room. We have adjusted this sales range to account for the fact that the subject property represents a leasehold interest. In the year 2000, when the hotel is assumed to have reached a stabilized level of operation, the ground lease accounts for roundly 13% of the subject property's net income. After adjustment for this factor, the prices indicated by the sales comparison approach range from $159,563 to $190,443 per room, or $192,000,000 to $229,000,000. The income capitalization approach indicates a value of $247,122,000, which is roughly 8% higher than the range indicated following the adjustment for the leasehold interest. This reflects the hotel's unique market orientation and above-average operating performance.
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12. Cost Approach

                        The cost approach is founded on the principle of substitution, which implies that no prudent person will pay more for a property than the amount for which he or she can acquire a site and construct a building of equal desirability and utility without undue delay. The cost approach typically estimates market value by first calculating the current cost of replacing the improvements, and then making appropriate deductions for depreciation resulting from physical deterioration, functional obsolescence, and external (economic) obsolescence. Assuming the property is not a leasehold interest, the value of the land is then added to the depreciated replacement cost to provide an estimate of market value. To illustrate the potential barriers to new construction, we will consider the replacement cost of the subject property.

                        Replacement cost is the current cost to construct a building with the same utility as the subject property, but using modern materials and current construction and design standards. As of the effective date of this appraisal, the subject property is approximately six years old. Based on our discussion with management representatives, the actual construction budget provides the most reliable estimate of the hotel's replacement cost. The following table illustrates the final construction budget for the Sheraton Chicago Hotel &
                        Towers, as provided by the Tishman Hotel Corporation.
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Table 12-1 Total Development Cost

--------------------------------------------------------------------------------

                                                                       Cost Per
                                                                       Available
Use of Funds                                         Total Cost          Room
--------------------------------------------------------------------------------

Building Cost                                       $112,485,112        $93,426
Furniture, Fixtures, and Equipment                    30,857,813         25,629
Land Lease Payments                                      793,750            659
Indirect Cost                                          2,567,087          2,132
Indirect Fees                                         11,799,472          9,800
Financing                                              3,973,750          3,300
Administrative and General                             2,137,143          1,775
Start-Up Costs                                         8,482,983          7,046
Construction Interest                                  6,484,501          5,386
Miscellaneous                                          1,142,889            949
--------------------------------------------------------------------------------

Total Development Cost                              $180,724,500       $150,103
--------------------------------------------------------------------------------

                        As illustrated by the preceding table, the subject property's total construction budget was roundly
                        $180,700,000, or approximately $150,000 per available guestroom. We have compared these figures to those indicated by a hotel development cost survey conducted by HVS International, and they appear to be reasonable.

                        We have analyzed the Sheraton's building improvement costs using data provided by the Tishman Hotel
                        Corporation, but because the property is subject to a ground lease, land value was not considered. According to January, 1998 data provided by the Marshall Valuation
                        Service, the comparative cost multiplier for the City of Chicago was 1.209 in January of 1992; multiplying the subject property's 1992 budgeted cost by 1.209 produces a cost estimate of roundly $218,500,000. Assuming an average useful life of 60 years and an effective age of six years (yielding a depreciation factor of roughly
                        10%), the depreciated replacement cost is estimated at roundly $163,300 per room, or $197,000,000 for the 1,204-unit subject property. It should be noted that there are few, if any, sites in downtown Chicago that would be suitable for the construction of a hotel similar to the subject property. For this reason, we believe that an upward adjustment of the replacement cost may be warranted.
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13. Reconciliation of Value Indications

                        The reconciliation, which is the last step in the appraisal process, involves summarizing and correlating the data and procedures employed throughout the analysis. The final conclusion of value is arrived at after reviewing the estimates indicated by the income capitalization, sales comparison, and cost approaches.
                        The relative significance, applicability, and defensibility of each indicated value is considered, and the greatest weight is given to that approach deemed most appropriate for the property being appraised.

                        The purpose of this report is to estimate the market value of the leasehold interest in the subject property.
                        Our appraisal involves a careful analysis of the property itself and the economic, demographic, political, physical, and environmental factors that influence real estate values. Based on the data set forth in this report, the following value indications were developed.

                            Approach                     Value Indication
                            --------                     ----------------

                            Income Capitalization          $247,122,000
                            Sales Comparison        $192,000,000 to $229,000,000
                            Cost                           $197,000,000





Income                  To estimate the subject property's value via the income
Capitalization          capitalization approach, we analyzed the local market
Approach                for transient accommodations, examined the competitive
                        environment, projected occupancy and average rate
                        levels, and developed a forecast of income and expense
                        that reflects anticipated income trends and cost
                        components through a stabilized year of operation. The
                        subject property's projected net income before debt
                        service was then allocated to the mortgage and equity
                        components based on market rates of return and
                        loan-to-value ratios. Through a discounted cash flow and
                        income capitalization procedure, the value of each
                        component was calculated; the total of the mortgage and
                        equity components equates to the value of the property.
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                        Our nationwide experience indicates that the procedures
                        used in estimating market value by the income
                        capitalization approach are comparable to those employed
                        by the hotel investors who constitute the marketplace.
                        For this reason, we believe that the income
                        capitalization approach produces the most supportable
                        value estimate, and it is given the greatest weight in
                        our final estimate of the subject property's market
                        value.

Sales                   The sales comparison approach uses actual sales of
Comparison              similar properties to provide an indication of the
Approach                subject property's value. The strength of this approach
                        is that it measures value based on the investment
                        decisions made by actual buyers and sellers. Although we
                        have investigated a number of sales in an attempt to
                        develop a range of value indications, several
                        adjustments are necessary to render the sales prices
                        applicable to the subject property. These adjustments,
                        which are numerous and highly subjective, diminish the
                        reliability of the sales comparison approach.
                        Furthermore, we find that typical hotel investors employ
                        a sales comparison procedure only to establish broad
                        value parameters.

                        The recent national hotel sales outlined earlier in this report indicate a value range of $159,563 to $190,443 per available room after adjustment to reflect the leasehold interest. The income capitalization approach indicates a per-room value of approximately $205,250, which is higher than the range indicated by the comparable sales.

Cost Approach           To estimate the subject property's value via the cost
                        approach, we estimated the current replacement cost of
                        the property. We give the cost approach limited weight
                        in arriving at a final value estimate, because
                        knowledgeable buyers of lodging facilities generally
                        base their purchase decisions on economic factors (such
                        as projected net income and return on investment) rather
                        than on a property's replacement cost.

                        Another factor that limits the applicability of the cost approach is the difficulty in estimating and substantiating a number of highly subjective variables, such as effective age, accrued depreciation, and the remaining economic life of the improvements. In terms of the cost to construct a functional equivalent, the replacement cost was inherently considered in the final value estimate.

                        The replacement cost estimate developed via the cost
                        approach can help to corroborate the results of the
                        income capitalization and sales comparison approaches to
                        value. If the replacement cost is substantially higher
                        or lower
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                        than the value indicated by the income capitalization
                        approach, an upward or downward adjustment of the income
                        capitalization approach value may be necessary.

                        We note that the replacement cost of the subject property is less than the value indicated by the income capitalization approach. This is often the case in very strong markets (such as Chicago), where occupancy and average rates are favorably influenced by surging demand. However, a replacement cost that is lower than the value indicated by the income capitalization approach suggests that there are no cost-related barriers to entry into the market. Generally developers are drawn by such an environment. As a result, additional rooms supply is likely to enter the market at some point. If demand growth does not continue to keep pace with, or surpass, the increases in supply, the subject property's capacity to generate net income at the current levels may be affected.

Value Conclusion        Careful consideration has been given to the strengths
                        and weaknesses of the three approaches to value
                        discussed above. In recognition of the purpose of this
                        appraisal, we have given primary weight to the value
                        indicated by the income capitalization approach and made
                        some subjective adjustments based on the sales
                        comparison approach, the replacement cost estimate, and
                        our extensive experience in the hospitality industry. It
                        is our opinion that the market value of the leasehold
                        interest in the Sheraton Chicago Hotel & Towers, as of
                        January 1, 1998, is:

                                             $247,000,000

                                TWO HUNDRED FORTY SEVEN MILLION DOLLARS

                        The estimate of market value includes the land, the improvements, and the furniture, fixtures, and equipment. The appraisal assumes that the hotel is open and operational.

                        This value estimate equates to roundly $205,150 per room. The estimate of value assumes either the availability of third-party financing or the willingness and capability of the seller to take back purchase-money financing so that a buyer can obtain the level of debt set forth in the Income Capitalization Approach section of this appraisal.

Marketing Period        Our estimate of market value assumes a marketing period
                        of three to six months. Under normal economic
                        conditions, hotels are transferred within this time
                        frame.
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Personal Property       In accordance with the appraisal standards set forth by
and Business Value      the Office of the Comptroller of the Currency, it is
                        necessary for bank appraisals to identify and value any
                        personal property, fixtures, or intangible items that
                        are included in the appraisal and discuss their impact
                        on the overall estimate of market value. A hotel's
                        income-generating ability depends on a suitable
                        inventory of furniture, fixtures, and equipment. Removal
                        of these items can decrease the property value by as
                        much as the cost to replace the inventory plus the loss
                        of income incurred while the hotel cannot function.

                        A hotel's personal property consists of a wide variety of components, including bedroom furnishings, bathroom fixtures, restaurant and kitchen equipment, front office and accounting computers, exterior signs, and similar items. Our inspection of the Sheraton Chicago Hotel &
                        Towers indicates that the personal property and fixtures are in good condition.

                        Based on construction costs submitted by the Tishman
                        Hotel Corporation, we estimate the total replacement cost of the subject property's furniture, fixtures, and equipment at roundly $31,000 per available room.
                        Assuming an average useful life of ten years and an effective age of three years, the value of the furniture, fixtures, and equipment currently in place is approximately $21,700 per room, or a total of $26,127,000. Because furniture, fixtures, and equipment are essential to a hotel's income-generating ability and are seldom removed from the property or sold separately, we note that the separation of the personal property component from the real property is not particularly meaningful.

                        The Financial Institutions Reform, Recovery, and
                        Enforcement Act (FIRREA) stipulates that "...any business interest or other intangible item should be valued separately within the appraisal."(1) Hotels have both business and real estate components; without the business expertise necessary to operate the facility, a hostelry would have little real estate value.

                        (1) Federal Register, Vol. 55, No. 143, July 25, 1990,
                        p. 30205.
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                                                        Statement of Assumptions
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14. Statement of Assumptions and Limiting Conditions

                        1. This report is to be used in whole and not in part.

                        2. No responsibility is assumed for matters of a legal nature, nor do we render any opinion as to title, which is assumed to be marketable and free of any deed restrictions and easements. The property is valued as though free and clear unless otherwise stated.

                        3. We assume that there are no hidden or unapparent conditions of the sub-soil or structures, such as underground storage tanks, that would render the property more or less valuable. No responsibility is assumed for these conditions or for any engineering that may be required to discover them.

                        4. We have not considered the presence of potentially hazardous materials such as asbestos, urea formaldehyde foam insulation, PCBs, any form of toxic waste, polychlorinated biphengyls, pesticides, or lead-based paints. The appraisers are not qualified to detect hazardous substances, and we urge the client to retain an expert in this field if desired.

                        5. The Americans with Disabilities Act (ADA) became effective on January 26, 1992. We have conducted no specific compliance survey to determine whether the subject property is operating in accordance with the various detailed requirements of the ADA.
                              It is possible that the property does not conform to the requirements of the act, and this could have an unfavorable effect on value. Because we have no direct evidence regarding this issue, our estimate of value does not consider possible non-compliance with the ADA.

                        6.    We have made no survey of the property, and we
                              assume no responsibility in connection with such
                              matters. Sketches, photographs, maps, and other
                              exhibits are included to assist the reader in
                              visualizing the property. It is assumed that the
                              use of the land and improvements is
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                              within the boundaries of the property described,
                              and that there is no encroachment or trespass
                              unless noted.

                        7. All information, financial operating statements, estimates, and opinions obtained from parties not employed by HVS International are assumed to be true and correct. We can assume no liability resulting from misinformation.

                        8. Unless noted, we assume that there are no encroachments, zoning violations, or building violations encumbering the subject property.

                        9. The property is assumed to be in full compliance with all applicable federal, state, local, and private codes, laws, consents, licenses, and regulations (including a liquor license where appropriate), and that all licenses, permits, certificates, franchises, and so forth can be freely renewed or transferred to a purchaser.

                        10. All mortgages, liens, encumbrances, leases, and servitudes have been disregarded unless specified otherwise.

                        11. None of this material may be reproduced in any form without our written permission, and the report cannot be disseminated to the public through advertising, public relations, news, sales, or other media.

                        12. We are not required to testify or appear in court by reason of this analysis without previous arrangements, and only when our standard per diem fees and travel costs are paid prior to the appearance.

                        13. If the reader is making a fiduciary or individual investment decision and has any questions concerning the material presented in this report, it is recommended that the reader contact us.

                        14. We take no responsibility for any events or circumstances that take place subsequent to either the date of value or the date of our field inspection, whichever occurs first.

                        15. The quality of a lodging facility's on-site management has a direct effect on a property's economic viability and value. The financial forecasts presented in this analysis assume responsible ownership and competent management.
                              Any departure from this assumption may have a significant impact on the projected operating results and the value estimate.

                        16.   The estimated operating results presented in this
                              report are based on an evaluation of the overall
                              economy, and neither take into account nor
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                                                        Statement of Assumptions
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                              make provision for the effect of any sharp rise or
                              decline in local or national economic conditions.
                              To the extent that wages and other operating
                              expenses may advance during the economic life of
                              the property, we expect that the prices of rooms,
                              food, beverages, and services will be adjusted to
                              at least offset those advances. We do not warrant
                              that the estimates will be attained, but they have
                              been prepared on the basis of information obtained
                              during the course of this study and are intended
                              to reflect the expectations of a typical hotel
                              buyer.

                        17.   This analysis assumes continuation of all Internal
                              Revenue Service tax code provisions as stated or interpreted on either the date of value or the date of our field inspection, whichever occurs first.

                        18. Many of the figures presented in this report were generated using sophisticated computer models that make calculations based on numbers carried out to three or more decimal places. In the interest of simplicity, most numbers have been rounded to the nearest tenth of a percent. Thus, these figures may be subject to small rounding errors.

                        19. It is agreed that our liability to the client is limited to the amount of the fee paid as liquidated damages. Our responsibility is limited to the client, and use of this report by third parties shall be solely at the risk of the client and/or third parties. The use of this report is also subject to the terms and conditions set forth in our engagement letter with the client.

                        20.   Appraising hotels is both a science and an art.
                              Although this analysis employs various
                              mathematical calculations to provide value indications, the final estimate is subjective and may be influenced by our experience and other factors not specifically set forth in this report.

                        21. Any distribution of the total value between the land and improvements or between partial ownership interests applies only under the stated use.
                              Moreover, separate allocations between components are not valid if this report is used in conjunction with any other analysis.

                        22.   This study was prepared by Hospitality Valuation
                              Services, a division of Hotel Consulting Services,
                              Inc. All opinions, recommendations, and
                              conclusions expressed during the course of this assignment are rendered by the staff of Hotel
                              Consulting Services, Inc. as employees, rather than as individuals.

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15. Certification

                        We, the undersigned appraisers, hereby certify:

                        1. that the statements and opinions presented in this report, subject to the limiting conditions set forth, are correct to the best of our knowledge and belief;

                        2. that Anjali Poorswani and Sabena Arora personally inspected the property described in this report; Stephen Rushmore participated in the analysis and reviewed the findings, but did not personally inspect the property;

                        3. that we have no current or contemplated interests in the real estate that is the subject of this report;

                        4. that we have no personal interest or bias with respect to the subject matter of this report or the parties involved;

                        5. that this report sets forth all of the limiting conditions (imposed by the terms of this assignment) affecting the analyses, opinions, and conclusions presented herein;

                        6. that the fee paid for the preparation of this report is not contingent upon our conclusions;

                        7. that this report has been prepared in accordance with, and is subject to, the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute;

                        8. that the use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives;

                        9. that this report has been prepared in accordance with the Uniform Standards of Professional Appraisal Practice (as adopted by the Appraisal Foundation);
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HVS International, Mineola, New York                           Certification 160
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                        10.   that no one other than the undersigned prepared
                              the analyses, conclusions, and opinions concerning real estate that are set forth in this appraisal report;

                        11. that as of the date of this report, Stephen Rushmore has completed the requirements of the continuing education program of the Appraisal Institute;

                        12. that this appraisal is not based on a requested minimum value, a specific value, or the approval of a loan.


                                        /s/ Anjali Poorswani

                                        Anjali Poorswani
                                        Consulting and Valuation Analyst
                                        Hotel Consulting Services, Inc.


                                        /s/ Sabena Arora

                                        Sabena Arora
                                        Senior Associate
                                        Hotel Consulting Services, Inc.


                                        /s/ Stephen Rushmore

                                        Stephen Rushmore, CRE, MAI, CHA
                                        President
                                        Hotel Consulting Services, Inc.


                        AP: SA: SR: nnw
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                       Exterior view of Subject Property
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                                      Lobby
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                                  Junior suite


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                          View of a typical guestroom
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                                Typical bathroom
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                                Chicago Marriott
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                              Hyatt Regency Chicago
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                             Chicago Hilton & Towers
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                                  Palmer House
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                          Hyatt Regency McCormick Place

                                    EXHIBIT A

BLOCK 12 IN CITYFRONT CENTER, BEING A RESUBDIVISION IN THE NORTH FRACTION OF
SECTION 10, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTH WEST CORNER OF BLOCK 12 AFORESAID, BEING THE INTERSECTION OF THE EASTERLY LINE OF N. COLUMBUS DRIVE WITH 720 SOUTHERLY LINE OF E. NORTH WATER STREET, AND RUNNING THENCE SOUTH 85 DEGREES 51 MINUTES 31 SECONDS EAST ALONG THE NORTHERLY LINE OF SAID BLOCK 12, SAID NORTHERLY LINE BEING ALSO THE SOUTHERLY LINE 0F E. NORTH WATER STREET, A DISTANCE OF 417.846 FEET TO THE NORTH EAST CORNER OF SAID BLOCK 12; THENCE SOUTH 00 DEGREES 16 MINUTES 30 SECONDS EAST ALONG THE EASTERLY LINE OF SAID BLOCK 12, A DISTANCE OF 246.399 FEET, TO THE SOUTH EAST CORNER THEREOF; THENCE NORTH 83 DEGREES 20 MINUTES 31 SECONDS WEST ALONG THE SOUTHERLY LINE OF SAID BLOCK 12, SAID SOUTHERLY LINE BEING ALSO THE NORTHERLY DOCK LINE OF THE CHICAGO RIVER, A DISTANCE OF 346.159 FEET; THENCE NORTH 82 DEGREES 19 MINUTES 05 SECONDS WEST, CONTINUING ALONG SAID SOUTHERLY LINE OF BLOCK 12, A DISTANCE OF 78.382 FEET, TO THE SOUTH WEST CORNER OF SAID BLOCK 12; THENCE NORTH 7 DEGREES 53 MINUTES 38 SECONDS EAST ALONG THE WESTERLY LINE OF SAID BLOCK 12, SAID WESTERLY LINE BEING ALSO THE EASTERLY LINE OF N. COLUMBUS DRIVE, A DISTANCE OF 74.628 FEET TO A CORNER IN SAID LINE; THENCE NORTH 82 DEGREES 06 MINUTES 22 SECONDS WEST, A DISTANCE OF 27.50 FEET, AND THENCE NORTH 7 DEGREES 53 MINUTES 38 SECONDS EAST CONTINUING ALONG SAID WESTERLY LINE OF BLOCK 12, A DISTANCE OF 149.683 FEET TO THE POINT OF BEGINNING, IN COOK COUNTY, ILLINOIS.

                              MANAGEMENT AGREEMENT

      This Agreement made this 18th day of December, 1989 between CITYFRONT HOTEL ASSOCIATES LIMITED PARTNERSHIP, an Illinois limited partnership, having an office at 666 Fifth Avenue, New York, New York 10103, ("Owner") and SHERATON OPERATING CORPORATION, a Delaware corporation, having an office at 60 State Street, Boston, Mass., ("Operator").

                              W I T N E S S E T H:

      WHEREAS, Owner is the lessee of the land located in Chicago, Illinois, described in Exhibit "A" hereto ("Premises"), pursuant to a certain ground lease dated October 1, 1988, as amended by that certain First Amendment to Lease dated as of December 18, 1989 by and between The Chicago Dock and Canal Trust, as Landlord, and Tishman Realty Corporation of Cook County ("Tishman-Cook"), as Tenant, the Tenant's interest therein being assigned by Tishman-Cook to Owner by Assignment of Lease and Purchase Option dated December 18, 1989 (the "Ground Lease", a copy of which has been initialed by Owner and Operator), and

      WHEREAS, Owner independently is constructing or proposes to construct, furnish and equip at its own expense a first-class convention hotel on the Premises in accordance with plans and specifications hereinafter referred to; and

      WHEREAS, Operator is a wholly-owned subsidiary of The Sheraton Corporation ("Sheraton"), a Delaware corporation having its principal office at Sixty State Street, Boston, Massachusetts 02109, which is experienced in the planning, decorating, furnishing, equipping and promoting, as well as the ownership, management and operation, through subsidiary companies, of hotels and inns throughout the world; and

      WHEREAS, Owner desires Operator to furnish to Owner and Operator desires to furnish Owner with assistance in the planning, decorating, furnishing and equipping of the said hotel; and

      WHEREAS, Owner wishes, when the hotel is fully constructed, furnished and equipped, to obtain the benefits of Sheraton expertise in the foregoing areas by authorizing Operator to operate, direct, manage and supervise it, subject to the rights and obligations of Owner as hereinafter set forth, and Operator, for a fee, wishes to assume said responsibility;

      WHEREAS, Sheraton will guaranty the obligations of Operator pursuant to a guaranty, a copy of which is annexed hereto as Exhibit "F" ("Guaranty")

      NOW, THEREFORE, Owner and Operator covenant and agree as follows:

                                    ARTICLE I

                CONSTRUCTION OF HOTEL AND INSTALLATIONS BY OWNER

A.    Owner Obligations to Construct

      Owner shall, in accordance with final plans and specifications approved by Operator as hereinafter provided and in conformity with all applicable laws, ordinances and governmental regulations, at its own expense and with all reasonable diligence, construct, furnish and equip on the Premises a first-class convention hotel.

      The hotel shall consist of a building containing approximately 1200 guest rooms (each with private bath), restaurants, lobbies, lounges, banquet rooms, meeting rooms, commercial space for the sale of merchandise, goods or services, back of the house and parking areas for approximately 425 valet parking spaces, swimming pool, appropriate landscaping, and other related facilities necessary or desirable for a first-class convention hotel, together with all installations necessary for the operation of the building for first-class hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment and elevators) (all of which shall hereinafter be referred to as "Building and Appurtenances"). Owner and Operator agree that additional parking may be necessary at the hotel for certain special occasions. Owner and Operator agree to cooperate in identifying and securing additional parking spaces to meet such demand. Owner shall furnish and install therein all necessary furniture, furnishings, wall coverings, fixtures and hotel equipment, which shall include all equipment required for the operation of kitchens, bars, laundries, and dry cleaning facilities, office equipment, dining room wagons, material handling equipment, cleaning and engineering equipment and vehicles (all of which shall hereinafter be referred to as "Furniture and Equipment") and all necessary chinaware, glassware, linens, silverware, uniforms, utensils and other items of a similar nature, including such items bearing the "Sheraton" name or identifying characteristics as Operator shall consider appropriate (all of which shall hereinafter be referred to as "Operating Equipment"), which are to be of a class or grade not less in quality or relative scope than that generally used at present in other newly constructed Sheraton hotels of similar type. The Premises, the Building and Appurtenances, all Furniture and Equipment and all Operating Equipment and Operating Supplies (as defined in Article III) therein shall be hereinafter referred to collectively as "the Hotel". The Hotel shall be constructed and furnished in accordance with Sheraton's Design Guide, Sheraton's Fire and Life Safety Guide, and Sheraton's Approved Design Program.

      For the foregoing purposes, Owner shall engage at its own expense and subject to Operator's approval such reputable and first-class architects, contractors, engineers, decorators and other specialists and consultants as may be necessary or desirable. The plans and specifications for the building and facilities shall be prepared at Owner's sole expense by such licensed architect. Operator hereby acknowledges its approval of Solomon, Cordwell & Buenz as the Hotel's architect, Tishman Construction Company of Illinois as the Hotel's Construction Manager, Chris P. Stefanos Associates, Inc. as the Hotel's structural consultants, and Cosentini Associates as the Hotel's mechanical consultants.

Owner shall:

            (1) Submit to Operator for approval conceptual plans and specifications showing general layout and design, receipt and approval of which is acknowledged by Operator.

            (2) Submit to Operator for approval preliminary plans and specifications, receipt and approval of which is hereby acknowledged.

            (3) Commence the submission to Operator for approval final plans and specifications by April 15, 1990 and complete such submission as such plans and specifications are available; provided that no construction shall commence until final plans therefor have been submitted to and approved by Operator. Operator acknowledges that Owner intends to employ the "fast track" method of construction and in connection therewith plans will be submitted to Operator for approval in stages affecting various areas of construction.

            (4)   Commence construction of the Hotel by November 30, 1990.

            (5) Complete the Building and Appurtenances and the installation of the Furniture and Equipment and Operating Equipment by April 1, 1993.

            (6) Submit to Operator for prior approval plans, specifications, renderings and working drawings relating to the interior design and decoration, and other matters affecting the operating efficiency of the Hotel and the selection of all Furniture and Equipment and all Operating Equipment at various stages as requested by Operator.

            (7) Provide Operator, within 6 months after the Opening Date, with a full inventory of all Furniture and Equipment and with a full-costed inventory of all Operating Equipment supplied by Owner in accordance with this Article I.

      It is understood that in making its review and approval of conceptual, preliminary or final plans and specifications, Operator will not undertake to review or approve foundation plans or plans and specifications relating to structural matters, foundation and structural soundness of the Hotel not being the responsibility of Sheraton or Operator.

      Matters required to be submitted for approval to Operator shall be sent care of The Sheraton Corporation, Sixty State Street, Boston, Massachusetts, 02109, Attention: Project Coordination.

      Within five (5) business days after receipt by Operator under subparagraphs (3), (6), and B(ii) below, Operator shall either give its written approval thereof or give written comments of correction to Owner for resubmittal within a reasonable time set forth in such comments. If Operator does not so respond within said five (5) business day period, the said submittal shall be deemed approved. The dates set forth in subparagraphs (3), (4), (5), and (7) above are subject to reasonable extension for delays due to causes reasonably beyond the control of Owner; provided, however, that, there shall be no such extension for any delay which has commenced more than twenty-one (21) days before Operator is notified thereof in writing.

      Operator will furnish Owner with assistance in connection with the items specified in the Technical Service Agreement annexed hereto as Exhibit "B" in the manner and on the terms specified in Article II of this Agreement. Owner will cause its architect to cooperate with Operator in carrying out Operator's responsibilities under the said Technical Services Agreement. In addition, after construction of the Hotel commences, Owner will cause its architect to furnish Operator monthly until construction is completed with a copy of the certification provided to the Owner's construction lender that the construction completed to date has been completed in accordance with the final plans and specifications. The conceptual, preliminary (schematic) and final plans and specifications, after approval by Operator, shall not be changed in any material manner without Operator's consent. In making its approvals Operator will not make changes in design concepts previously approved. Operator may recommend, subject to Owner's approval, such further changes in the final plans and specifications as are necessary to meet problems that may arise during the period of constructing, furnishing and equipping the Hotel. Operator shall have the right periodically to inspect the construction to determine if such construction is in conformity with the final plans and specifications.

      Without diminishing its approval rights as hereinabove set forth Operator agrees not to exercise its approval rights or make recommendations hereunder in a manner so as to (i) cause substantial delay in the construction of the Hotel,
(ii) materially increase the cost of such construction, (iii) be inconsistent with the specific requirements of the construction lender for the Hotel; nor shall Operator's rights of approval pertain to changes required by law or by the Ground Lease.

      It is understood that all matter to be submitted to Operator for review hereunder will have been competently prepared by Owner's architect, interior designer, and other consultants. Operator's review of such matter will be for the limited purposes of enabling Operator to make suggestions to Owner for improving the Hotel from a functional and aesthetic point of view or for making changes which may result in cost savings in respect of the construction and/or operation of the Hotel and assuring that if the Hotel is constructed in accordance with such suggestions, it will be acceptable to Operator for management under this Agreement. In making such suggestions Operator will take into consideration local legal requirements applicable to the design, construction or operation of the Hotel which are designated and furnished to it by Owner. Owner recognizes, however, that Operator does not undertake to advise Owner of any such local requirements, and shall not be responsible for compliance therewith.

      B. Construction Period Approval Rights and Procedures

      The preliminary (schematic) and final plans and specifications, after approval by Operator and/or Sheraton in accordance with Section (A) of this
Article I, shall not be changed in any material manner without the further consent of the approving party. Operator and Sheraton have the right periodically to inspect the construction of the Improvements to determine if such construction is in conformity with the final plans and specifications which they have approved. Operator and Sheraton may recommend such further changes in the final plans and specifications as are necessary to meet problems that may arise during the period of constructing, furnishing and equipping the Hotel. During the period of construction, Operator shall implement its rights of approval under this Section (B) through the following procedures:

      (i) If construction is to proceed in phases, Operator shall, together with Owner and lenders, approve the plans and specifications prior to commencement of the work;

      (ii) The prior written approval of Operator shall be required with respect to the following (a) change orders which depart from Sheraton's Fire and Life Safety Guide regardless of the amount of any such change order, and (b) change orders which modify final plans and specifications previously approved by Operator which exceed $100,000 in amount, and (c) change orders which modify final plans and specifications previously approved by Operator where such change orders aggregate in amount more than $300,000 in any one (1) calendar month.

      (iii) During construction of the Hotel Operator or its designee shall have the right to attend all project and/or construction review meetings, and shall be notified not later than five (5) business days in advance thereof. Operator shall receive copies of minutes of all such meetings;

      (iv) Operator recognizes and agrees to at all times respect the confidentiality of the financial records of Owner, and Owner hereby grants to Operator the right, at reasonable times and upon reasonable notice, to inspect (whether on or off the construction site) such documents as will provide Operator with information regarding the status of the construction of the Hotel.

      The provisions of this Article I shall in no way be construed as a guaranty of completion of the Hotel by the Owner. Owner shall have the right in its sole discretion at any time prior to the Opening Date (as said term is defined below) to terminate the construction, furnishing and equipping of the Hotel. Owner shall notify Operator of its decision to so terminate such work and such termination shall not be a default hereunder. This agreement shall be deemed cancelled by such termination, the rights of the parties hereto in such case to be as provided for in the last paragraph of subparagraph A of Article XXIV, and neither party shall have any further rights against the other hereunder.

      Notwithstanding the provisions of the preceding paragraph hereof, if at any time within eighteen (18) months after such work is terminated, Owner commences completion of the work as a convention hotel, Operator may within sixty (60) days of such commencement or of Operator's first notice thereof or of written notice from Owner of its intention to commence such work, reinstate this Agreement by written notice to Owner.

                                   ARTICLE II

                               TECHNICAL SERVICES

      Operator shall provide Owner and Owner shall receive from Operator the services ("Technical Services") set forth in the Technical Services Agreement annexed hereto as Exhibit "B" and made a part hereof. Said services may be performed by Operator, Sheraton or any of their affiliated or subsidiary companies or by third parties pursuant to contracts with any of the foregoing entities.

      Owner shall reimburse Operator for its reasonable out-of-pocket expenses for such services: provided, however, that the total amount of reimbursement for the salaries of all employees providing such services shall not exceed $200,000. Such expenses shall be reimbursed to Operator by Owner on a monthly basis based on invoices submitted to Owner by Operator and coordinated with the construction draws.

Payments shall be made to Operator at Sixty State Street, Boston, Massachusetts 02109, Attention: Director of General Accounting.

                                   ARTICLE III

                        PRE-OPENING SERVICES BY OPERATOR

      Prior to the Opening Date (as hereafter defined in this Article III), Operator, as agent and for the account of Owner, shall be responsible for performing the following activities ("Pre-Opening Services") which shall commence not earlier than the commencement of construction of the Hotel, and shall use reasonable efforts to achieve the following results, provided that funds are advanced therefor as hereinafter required:

      1. Recruit, train, direct and employ an initial staff for the Hotel.

      2. Create, initiate and pursue a marketing program consisting of sales, advertising, promotion, publicity and public relations, designed to attract guests to the Hotel on and after the Opening Date (based on a pre-opening marketing plan subject to Owner's approval) and contract for the rental of rooms at the Hotel to be occupied either before or after the Opening Date.

      3. In cooperation with Owner negotiate leases, licenses and concession agreements for stores, office space and lobby space at the Hotel, subject to Owner's approval and signature.

      4. In cooperation with Owner apply for, process and take all necessary steps to procure (in Operator's name or Owner's name or both as may be required by the issuing authority) all licenses and permits required for the operation of the Hotel and its related facilities, provided that it will be Owner's obligation to obtain liquor licenses for the sale of alcoholic beverages at all restaurants and bars in the Hotel and to all guest rooms, but Operator agrees to render Owner all reasonable assistance in connection with its efforts to obtain such liquor licenses.

      5. Purchase all initial inventories of paper supplies, cleaning materials and similar consumable items ("Operating Supplies"), with funds therefor furnished by Owner from Owner's Furniture, Fixture and Equipment budget. Initial inventories of food and beverages shall be purchased by Operator and paid for out of the working capital furnished by Owner under Article XI of this Agreement. All such purchases may be made in accordance with the provisions of Article X.

      6. In cooperation with Owner arrange for suitable inaugural ceremonies (the cost of which ceremonies shall be a Pre-Opening Expense).

      7. Do all other things necessary for the proper opening of the Hotel, within the confines of the budget for Pre-Opening Services referred to below.

      Moreover, Operator may incorporate the Hotel in the Sheraton Reservations System at such time prior to the Opening Date as Operator deems reasonably advisable after consultation with Owner. Provision of the reservation service to Owner will be considered a Pre-Opening Service and Owner will pay Sheraton or such affiliate or subsidiary of Sheraton as shall render the reservation service the normal fees therefor in accordance with Article X hereof or such reduced fee therefor as Operator shall specify in writing, from the time of the incorporation of the Hotel into the system.

      All expenses incurred by Operator or by Sheraton or any of Operator or Sheraton's affiliated or subsidiary companies in performing the foregoing Pre-Opening Services shall be referred to as "Pre-Opening Expenses," and shall include, without limitation: travel expenses; the costs of moving executive level Hotel personnel, their families and their belongings to the area in which the Hotel is located at the commencement of their employment at the Hotel, in accordance with Sheraton's then current practice; and expenses of business entertainment; salary (including payroll taxes and cost of employee benefits) of specialists and non-specialist executives for time actually spent in the performance of Pre-Opening Services (including travel time); pre-opening salary as defined in Article XIV (2) hereof, for the manager and other Hotel personnel; all expenses incurred in conducting partial operations of the Hotel prior to the Opening Date; the cost of pre-opening sales, marketing, advertising, promotion and publicity; the cost of obtaining all necessary licenses and permits, including the fees of lawyers and other consultants incident thereto; the Basic Fee payable in accordance with the provisions of Article XIII in relation to partial operations prior to the acceptance of the Hotel by Operator; and the fees payable for participation in the Sheraton Reservations System, as specified in this Article III. All Pre-Opening Expenses shall be paid for by Owner.

      The estimated cost of Pre-Opening Services shall be $7,489,900 exclusive, however, of [1] all costs in connection with obtaining all licenses and permits, including attorneys' and consultants' fees, and [2] the fee payable to Operator in accordance with the provisions of Article XIII in relation to partial operations prior to the Opening Date. Operator shall provide Owner with a three months rolling forecast of pre-opening expenses and Owner shall provide Operator with funds required to fund such expenses for the next succeeding thirty (30) day period.

      The estimated cost of all Pre-Opening Services is based on the pre-opening budget prepared by Operator and approved by Owner, a copy of which is hereto annexed as Exhibit "C". It is agreed that the funds for Pre-Opening Services shall be expended in accordance with said budget. However, Operator may exercise its judgment to make changes in the individual line by line budget allocations without increasing the total based on changes in circumstances or for other reasons which in Operator's judgment warrant a reallocation of the budgeted funds to the extent of ten (10%) percent of such allocation. Any adjustments in individual line by line budget allocations in excess of the aforesaid ten percent shall require Owner's consent.

      Operator will incur no costs in excess of the estimated cost of all pre-opening services described in the pre-opening budget without the prior consent of Owner, provided, however, that in the event Operator anticipates a delay such that the Hotel will not be formally opened to the public on or before March 1, 1992, (the "Estimated Opening Date") and such delay has not been caused by any act or omission of Operator, Owner shall, at the request of Operator at any time and from time to time, deposit with Operator such additional amounts as Operator and Owner shall reasonably estimate to represent the additional Pre-Opening Expenses occasioned by the anticipated delay, which shall include, without limitation, wages and other expenses relating to Hotel personnel already employed; provided that such additional Pre-Opening expenses for each 30 day period of delay shall not exceed the amount budgeted for the 30 day period immediately preceding the Estimated Opening Date. It is expressly agreed that Operator's Pre-Opening Budget (Exhibit "C" hereto) has been prepared in function of the Estimated Opening Date.

      Within one hundred twenty (120) days after the Opening Date, (as defined in Article IV hereof) Operator shall account to Owner in detail with appropriate documentation for all expenditures made under this Article III. If any balance remains of the funds deposited by Owner with Operator or paid by Owner to Operator hereunder, they shall be placed in the Agency Account provided for in
Article XI to the extent that there is insufficient working capital therein, and any surplus shall be, repaid to Owner forthwith. If Operator at any time expends funds in excess of the amount deposited with it under this Article III, with the consent of Owner, or by reason of Owner's not depositing additional funds with Operator in the event of anticipated or actual delay, such excess shall be refunded to Operator forthwith upon demand.

                                   ARTICLE IV

                                  OPENING DATE

      The Opening Date is agreed to be the date on which the first revenue paying guest is admitted to room accommodations at the Hotel. Operator may, without accepting the Hotel and with Owner's consent, conduct partial operations of the Hotel. Final acceptance of the Hotel by Operator shall occur on a date to be specified by Operator with the approval of Owner after Operator deems the Hotel to be substantially completed and the Furniture and Equipment and Operating Equipment have been substantially installed therein, all in accordance with the provisions of Article I, after all licenses and permits required for the operation of the Hotel (including a certificate of occupancy, liquor and restaurant licenses) have been obtained, adequate working capital has been furnished by Owner in accordance with Article XI, and the Hotel in the opinion of Operator is ready to render first-class service to guests on a fully operational basis. Notwithstanding Operator's conditional and/or final acceptance of the Hotel, Owner shall proceed diligently thereafter to fulfill all of its obligations hereunder regarding the construction, furnishing and equipping of the Hotel.

                                    ARTICLE V

                           OPERATING TERM OF AGREEMENT

      1. The "Initial Operating Term" of this Agreement shall be a period commencing on the Opening Date and terminating at midnight on December 31 of the twentieth full fiscal year following the Opening Date. For purposes of this Agreement, the words "fiscal year" shall mean the calendar year, and "full fiscal year" shall mean a fiscal year containing not less than 365 days. The words "Operating Term" when used herein shall mean the Initial Operating Term and any extension thereof.

      2. Operator shall have the right to extend the Operating Term for two successive periods of ten (10) years each, provided that:

            A. Owner at such time is not entitled to terminate this Agreement pursuant to Article XXIV by reason of Operator's default;

            B. The Operating Term shall have been extended for all prior periods (if any); and

            C. Operator shall have given notice to Owner of its election to extend the Operating Term on or before the first day of January of the last full calendar year of the Initial Operating Term, or any extension thereof then in force.

                                   ARTICLE VI

                OPERATION OF THE HOTEL ON AND AFTER OPENING DATE

      Operator hereby represents that it and Sheraton are experienced and capable and will remain experienced and capable in the planning, decorating, furnishing, equipping and promoting, as well as the ownership, management and operation through subsidiary companies, of hotels, including first-class convention hotels, and motor inns throughout the United States of America. In reliance on the foregoing, Owner hereby engages Operator as the Operator of the Hotel during the Operating Term. Operator shall have sole authority in respect of and be responsible for, the operation, direction, management and supervision of the Hotel, subject to the terms of this Agreement including the limitations on Operator's authority set forth herein, and the approvals and consents of Owner set forth herein. Such authority of Operator shall include, subject to the terms of this Agreement, without limitation, determination of labor policies (including the hiring, transfer and discharge of all employees and entering into a contract or contracts with an applicable union or unions in Owner's name), credit policies (including entering into agreements with credit card organizations), terms of admittance, charges for rooms, entertainment and amusement policies, food and beverage policies (including the right to conduct catering operations outside of the Hotel), the institution of such legal proceedings in the name of Owner or Operator as Operator shall deem appropriate in connection with the operation of the Hotel, and all phases of sales, marketing, advertising, promotion and publicity relating to the Hotel. In exercising such authority, Operator may enter into such contracts, leases, concession agreements and other undertakings on behalf of Owner as Operator shall from time to time consider appropriate, (but not having terms expiring after the term of this Agreement) in Owner's name, or Owner (if Owner is an individual) or officers of Owner (if Owner is a corporation or other legal entity) will execute any or all of same at Operator's request. As the Operator of the Hotel, Operator shall perform all those duties as are necessary to operate the Hotel as a first-class convention hotel, and as are customary and usual in the industry for such a facility.

      Notwithstanding the foregoing:

      1. It is understood that if there is negotiation of a labor contract with a union or unions representing Hotel employees and this negotiation is conducted in the city or local area of the Hotel on an association basis, the Hotel may, in Operator's discretion, with Owner's approval, seek to be a member of the association. Moreover, if the negotiation of such a labor contract with such a union or unions was conducted on an association basis and is in existence at the time it first becomes necessary for labor negotiations to take place with respect to Hotel employees, Operator may in its discretion become a party to any such labor contract with Owner's approval if Owner participates in such negotiations, and without Owner's approval if Owner does not participate in such negotiations. To the extent that such negotiations for such contract for the Hotel are not handled through such an association, Owner shall have the right to participate in such negotiations and, if Owner participates therein, Operator will not enter into the contract based on negotiations so conducted with any labor organization in Owner's name or on Owner's behalf without Owner's prior written approval of such contract. Such approval will not be withheld in any case if such contract is substantially consistent with similar agreements commonly in effect in the area of the Hotel. If Owner does not participate in such negotiations, Operator may enter into such contract in Owner's name or on Owner's behalf without Owner's approval.

      2. Legal proceedings of a non-extraordinary nature relating to the operation of the Hotel, such as collections, enforcement of contracts and proceedings against guests and/or Hotel tenants, may be instituted by Operator in Owner's name without Owner's consent and by counsel designated by Operator. Legal proceedings of other types and of an unusual nature or involving a significant monetary claim brought on behalf of Owner in respect of the operation of the Hotel shall require Owner's approval of the action and designated counsel. In addition, Operator shall have the right to defend through counsel designated by Operator legal proceedings of a non-extraordinary nature against Owner or Operator resulting from the operation of the Hotel such as guest claims for loss of property or injury to persons and claims relating to employment or application for employment at the Hotel. The institution of action against or in defense of the Hotel of a more significant nature (including, without limitation, any aspect of any negligence claim against Owner or Operator arising out of the operation of the Hotel and involving in excess of $25,000 as to which the insurance company denies coverage or "reserves rights" as to coverage) shall be reported to Owner and designated counsel shall be subject to Owner's approval. All claims against Owner and/or Operator arising out of the operation of the Hotel which are covered in whole or in part by insurance shall be forwarded by Operator or an affiliate of Operator to the appropriate insurer.

      3. Not later than 60 days prior to the commencement of each fiscal year Operator shall submit to Owner an annual forecast for the operation of the Hotel for the forthcoming fiscal year specifying the beginning and ending dates of each Accounting Period in such fiscal year and containing detailed revenue projections and budgets of expenses. Such forecasts shall be substantially in the form of the schedules attached hereto as Exhibit D, as the form of such schedules may be revised or replaced from time to time in accordance with Sheraton policy relating to managed hotels in the Sheraton system (provided that such revisions, replacements or substitutions may only reasonably rearrange the line items into which particular projected revenues and particular budgeted expenses are placed, but the aggregate of projected revenues and particular budgeted expenses may not be changed thereby) and the assumptions on the basis of which such schedules were prepared in narrative form as well as separate budget items for
            (a) all projected capital expenditures and (b) all projected expenditures for replacements, substitutions and additions to Furniture and Equipment, (c) a complete marketing plan, for such fiscal year (the "Business Plan"). Operator shall provide Owner on request reasonable additional detail, information and assumptions used in preparation of the Business Plan. Operator shall review the Business Plan with Owner, and subject to Owner's approval Operator shall implement such Business Plan for the successive fiscal year (during which it shall, if approved by Owner, be referred to as the "Approved Budget"). In the event Owner declines to approve a specific item or items of the Business Plan and provides Operator written notice thereof prior to commencement of the fiscal year in question, Operator may request that the dispute be submitted to arbitration pursuant to Article XXVII if such dispute pertains to an item or items constituting Operating Expense. If such dispute pertains to an item or items constituting capital expenditures other than capital expenditures to be made from the Reserve Fund pursuant to Article XV hereof or pursuant to Article XVI hereof, Owner shall have the absolute right to disapprove such expenditures. Pending resolution of any such dispute, the specific disputed items of the Business Plan shall be suspended and respective item(s) of actual expense in effect for the current year shall continue in effect for the fiscal year in question, subject to escalation per item by the percentage increase in the Producer Price Index over the 12-month period immediately preceding the start of the fiscal year in question. Operator makes no assurances that the actual performance of the Hotel shall correspond to such estimates. However, Operator agrees to use its best efforts to operate the Hotel within the Approved Budget. Notwithstanding the foregoing, if required to do so after Operator's exercise of its best efforts to operate the Hotel within the Approved Budget, Operator may expend, in the normal day-to-day operation of the Hotel, and without specific prior approval of Owner, funds in excess of those set forth in the Approved

            Budget for any given fiscal year; provided however, that such excess expenditure, except for items otherwise specifically limited in this Agreement shall not exceed in the aggregate in such fiscal year 10% of the total of all expense categories set forth in the Approved Budget, and provided further that (i) if departmental revenue in any operating department exceeds projected departmental revenue in the Approved Budget for any given Full Fiscal Year then Operator may 1) increase the level of expenditures for departmental operating expenses in that department by an amount equal to the Applicable Fraction (as hereinafter defined) multiplied by the amount by which actual revenue for that operating department exceeds the projected revenue for that operating department in the Approved Budget and 2) increase total undistributed operating expenses (except marketing) by an amount equal to the amount by which actual revenue for any operating department exceeds the projected revenue for such operating department in the Approved Budget multiplied by a fraction the numerator of which is total undistributed operating expenses (except marketing) in the Approved Budget and the denominator of which is projected Total Revenue in the Approved Budget. The "Applicable Fraction" is a fraction the numerator of which is the projected departmental operating expenses for that operating department in the Approved Budget and the denominator of which is projected revenue for that operating department in the Approved Budget, and (ii) there shall be no reduction in the level of excess expenditures permitted hereby in any given fiscal year solely by virtue of the fact that actual Total Revenue is less than projected Total Revenue set forth in the Approved Budget for such fiscal year.

      4. The number of Hotel employees whose salaries are properly accounted for under the following categories in accordance with the Uniform System (as defined in Article XII):

            Administrative and General-Manager's Office
            Administrative and General-Accounting Office
            Advertising and Sales Promotion
            Repair and Maintenance (exclusive of special projects) Heat, Light and Power will be indicated to Owner prior to the commencement of the first fiscal year of the Operating Term and will not be increased thereafter without Owner's approval.

      5. No Hotel employee shall receive a salary (excluding benefits, as described in item (2) of Article XIV and amounts payable under bonus programs) in excess of $150,000 per year (exclusive of the value of food and lodging and the use of Hotel facilities and, in the case of the Hotel General Manager and/or Resident Manager, if either of them do not live in the Hotel, any payment made to defer the expenses of living outside of the Hotel) without Owner's prior approval of the pay rate. The foregoing amount may be redetermined by agreement from time to time to reflect increases in industry standards and in the cost of living, said maximum rate to be determined conclusively by the Independent Certified Public Accountant at the request of either party in the event the parties fail to agree to any suggested increase. Operator, in its discretion, may enroll the Hotel employees in the pension, medical and health, life insurance and similar employee benefit plans, including multi-employer plans described in Exhibit "E", and Owner shall adopt resolutions and execute participation elections and adoption agreements substantially in the form of those attached hereto as Exhibit "E" giving full force and effect to such Operator action. The said plans may be joint plans for the benefit of employees at more than one hotel or motor inn owned, leased or managed by Sheraton or any of its subsidiaries. Employer contributions to such plans, reasonable administrative fees which Operator may expend in connection therewith, and any liabilities relating to multi-employer pension or welfare plans will be Operating Expenses hereunder. The administrative expenses of any joint plans will be equitably apportioned by Sheraton among properties covered. Sheraton shall receive no fee or other compensation or make any profit as a result of enrolling Hotel employees in any such plans.

      6. Not later than thirty (30) days prior to the commencement of each fiscal year, normally as part of the Business Plan, Operator will submit to Owner for its approval the rates to be published and charged to members of the general public for normal transient occupancy of the various categories of rooms and suites in the Hotel ("Rack Rates") during such fiscal year. The Rack Rates, as approved by Owner, may not be changed without Owner's further approval. However, it is understood that the said rates will not apply to group business or other categories of business to which Operator may afford a lower rate and that in its discretion Operator may from time to time permit individuals to occupy rooms or suites at the Hotel at rates lower than the said published rates. The provisions of this item (6) will be inapplicable if Owner engages in the operation of or exercises any control or right of approval of the rates charged at any other hotel in competition with the Hotel.

      7. No lease, license or concession agreement for stores, office space or the parking garage at the Hotel shall be entered into by Operator without Owner's prior written approval.

      8. Except as herein otherwise provided per contract, no aggregate, annual expenditure in excess of $50,000 per contract shall be made by Operator without Owner's approval, under any contract for services required in the ordinary course of business in operating the Hotel, such as maintenance, detective agency protection, vermin extermination and services of like nature, but exclusive of (i) Centralized Services (as defined in Article X), (ii) utilities and
            (iii) the services of entertainers and other like services; provided, however, that the foregoing amount may be redetermined by agreement from time to time to reflect increases in the cost of living, said maximum amount to be determined conclusively by the Independent Certified Public Account at the request of either party made any time in the event the parties fail to agree to any suggested increase. Expenses related to employee benefit items, provided for under sub-paragraph (5) of this Article VI, shall not be included in this subparagraph (8).

      9. Owner shall have the right of prior approval with respect to (i) the Hotel's local advertising agency and public relations firm and (ii) all press releases issued from Operator's home or regional office or the Hotel making reference to Owner, the Tishman Organization, or their related organizations and affiliates. In addition, so long as the Tishman Organization or its related organization or affiliates is a general partner of Owner, Operator, (except in emergency situations) shall use reasonable efforts to furnish Owner with a copy of any proposed press release issued from and pertaining primarily to the Hotel not less than twenty-four (24) hours prior to the issuance of any such press release. Operator will give due consideration to Owner's comments and suggestions with respect to any such press release, it being understood that Owner will have no right of approval with respect thereto. Owner acknowledges that failure to furnish Owner with a copy of any such press release shall not be deemed a default under this Agreement.

      Operator, in its discretion and as is customary and usual in Sheraton hotels, may provide food and lodging for Hotel employees and allow them the use of Hotel facilities and may allow the General Manager of the Hotel or another Hotel employee suitable living quarters within the Hotel and the use of all Hotel facilities, including food, without charge to the said Hotel employee or to the General Manager or Operator.

      Operator shall operate the Hotel and all of its facilities and activities in the same manner as is customary and usual in the operation of other similar Sheraton hotels consistent with the Hotel's facilities and in accordance with the criteria of first class Sheraton convention hotels.

      Operator will be available to consult with and advise Owner, at Owner's reasonable request, concerning all policies and procedures affecting all phases of the conduct of business at the Hotel and will give consideration to suggestions made by Owner. To the extent possible, such consultation and advice shall take place prior to effectuating any major policies and procedures. Owner shall direct all contacts and communications (other than required notices, statements and demands, which shall be given pursuant to Article XXVI hereof) concerning operation of the Hotel after the Opening Date to the General Manager of the Hotel and his Sheraton Area or Regional Manager. Owner shall also have access to other Sheraton Senior Executives. Prior to Opening Date Owner and Operator shall schedule quarterly meetings and after the Opening Date monthly meetings at mutually convenient times and places.

      In its operation of the Hotel, Operator shall

      (a) furnish to Owner, upon receipt by Operator, any and all notices from any mortgagees or lessors or taxing or other governmental authority and notices of violation of law or municipal ordinances issued by any governmental authority or by any Board of Underwriters or other similar body;

      (b) provide and furnish those management services provided by Sheraton for hotels of similar type as the Hotel;

      (c) put into effect at the Hotel Sheraton policies and procedures with respect to administration, operation, sales, personnel, purchasing and other areas affecting the operation of the Hotel;

      (d) prior to appointing a general manager and director of marketing of the Hotel, who shall be a qualified and experienced general manager and director of marketing, Operator shall consult with an individual designated by Owner and shall supply Owner's designee with information with respect to its selections and give Owner's designee the opportunity to meet the selected candidates prior to the appointments. Operator agrees to give due consideration to the suggestions of Owner's designee with respect to the selection of the general manager and director of marketing, but the selection of the general manager and director of marketing shall be made by Operator in Operator's discretion after consultation with Owner's designee as provided herein. The provisions of this subparagraph (d) shall also pertain to any replacements of the general manager and director of marketing of the Hotel. Two weeks prior to discussing their transfers with the incumbent general manager or director of marketing to another Sheraton hotel, Operator will notify Owner of its intentions to make such transfers, and Operator will use its best efforts to notify Owner in advance of termination or dismissal of the general manager or director of marketing.

      (e) establish, implement and supervise for the Hotel the accounting, inventory and cost control systems utilized by Sheraton from time to time. Also, Operator shall maintain adequate control of the records of the Hotel and where requested by Owner of the acquisition and disposition of all Furniture and Equipment used in the operation of the hotel;

      (f) on behalf of Owner, collect and remit promptly to the proper governmental authorities all applicable excise, sales and use taxes or similar governmental charges collected by the Hotel directly from patrons or guests, or as part of the sales price of any goods, services, or displays such as gross receipts, admission, cabaret or similar or equivalent taxes;

      (g) subject to the provisions of Article X hereof, make available to the Hotel substantially all operational, departmental, supervisory, and other group services furnished to other hotels operated by Operator or owned, leased or managed by Sheraton or any subsidiary of Sheraton;

      (h) Prepare on behalf of Owner and file punctually when due all forms, reports and returns required by law relating to the employment of personnel of the Hotel or the operations of the Hotel;

      (i) develop, implement and coordinate a sales, advertising and marketing program for the Hotel. Operator shall, on behalf of Owner, sell and promote the Hotel through the sales offices of Sheraton and accept reservations for the Hotel at the reservation offices of Sheraton and its affiliates. Operator will list the Hotel in printings of general tariff bulletins for Sheraton hotels and in Sheraton's directory of hotels; and

      (j) not enter into any agreement or commitment except in the ordinary course of business or as permitted in this Agreement (including, without limitation, the purchase of supplies and services) either utilizing the credit of Owner or borrowing money in the name of Owner.

                                   ARTICLE VII

                    OPERATOR TO ACT SOLELY AS AGENT OF OWNER

      In the performance of its duties as Operator of the Hotel, Operator shall act solely as agent of Owner. Nothing herein shall constitute or be construed to be or create a partnership or joint venture between Owner and Operator. Owner acknowledges that this Agreement is a management service contract which is irrevocable by Owner and Operator except as herein set forth. Owner and Operator also acknowledge that they have significant and substantial duties, powers and obligations under the terms hereof relating to the ultimate success of the Hotel.

      All debts and liabilities, including employment related expenses and liabilities, to third persons incurred by Operator in the course of its operation and management of the Hotel shall be the debts and liabilities of Owner only and Operator shall not be liable for any such obligations by reason of its management, supervision, direction and operation of the Hotel for Owner in accordance with the terms of this Agreement. All income derived from the operation of the Hotel shall be for the account of Owner. Upon termination of this Agreement for any reason, all such Owner debts and liabilities, and any which may specifically arise by virtue of such termination, are expressly acknowledged to be the debts and liabilities of Owner alone. Operator may so inform third parties with whom it deals on behalf of Owner and may take any other reasonable steps to carry out the intent of this paragraph.

      Each Hotel employee shall be the employee of Owner and not of Operator and every person performing services in connection with this Agreement, including any agent or employee of Operator, Sheraton or their affiliates or any agent or employee of Owner hired by Operator, shall be acting as the agent of Owner. Nonetheless, the Hotel manager and other executive personnel of the Hotel may be on the payroll of Sheraton or any of its subsidiaries or affiliates and their salaries and other related expenses (including, but not limited to, payroll taxes and the cost of employee benefits) shall be Operating Expenses (as defined in Article XIV). To the extent that Operator deems advisable and in Owner's best interest, Operator may delegate to one or more persons in its general employ or to the manager of the Hotel the responsibility of employing, paying, supervising and discharging Hotel employees. Each person to whom any such duty is delegated shall be the agent of Owner and not of Operator for such purposes.

                                  ARTICLE VIII

                      OWNER TO BEAR ALL OPERATING EXPENSES

      In performing its duties hereunder during the Operating Term, Operator shall act solely for the account of Owner. All expenses and liabilities incurred by Operator in performing its said duties shall be borne exclusively by Owner. To the extent the funds necessary therefor are not generated by the operation of the Hotel, they shall be supplied by Owner to Operator in the manner provided in
Article XI. If Operator deems such action necessary five (5) days after Owner has failed to provide funds requested by Operator, it may use the funds in the Reserve for Replacements, Substitutions and Additions to Furniture and Equipment (provided for in Article XV) to defray Operating Expenses (as defined in Article
XIV) of the Hotel other than the expenses for which the said reserve was created, and Owner shall replace all such funds on demand.

      Operator shall in no event be required to advance any of its funds for the operation of the Hotel, nor to incur any liability in connection therewith unless Owner shall have furnished Operator with funds necessary for the discharge thereof. However, if Operator shall at any time advance any funds in payment of Operating Expenses, which Operator shall have the right but not the obligation to do, Owner shall repay Operator on demand all or any part thereof, with interest at the prevailing prime rate at The First National Bank of Boston ("Prime Rate"), provided that Operator shall have made written demand on Owner for funds prior to making any such advance.

                                   ARTICLE IX

                                   ADVERTISING

      Operator shall arrange and contract for all advertising which Operator may deem necessary for the operation of the Hotel. The Hotel generally shall be advertised by Operator as a "Sheraton" hotel.

      Not later than sixty (60) days prior to the commencement of each fiscal year, as part of the Business Plan, Operator shall deliver to Owner a budget of the estimated advertising costs of the Hotel for such year, including a complete marketing plan for the hotel for such year. The aggregate advertising costs provided for in the said budget shall require Owner's approval if they exceed, in the aggregate, a sum equal to 2% of the Total Revenue of the Hotel for the previous fiscal year, (or, for the first full and any initial, partial fiscal year, a sum equal to 3% of the projected Total Revenue for such periods), which approval may be granted or denied in Owner's sole discretion. The foregoing sum, as it may be increased with Owner's approval as specified herein, shall be an Operating Expense of the Hotel to the extent it is actually expended for advertising the Hotel either exclusively or in conjunction with the advertising of other named Sheraton hotels or inns, as part of so-called "cluster" advertising. In the latter event, the Hotel will bear such proportionate share of the cost as is reasonably allocated to it by Operator and Sheraton. No expense for advertising in excess of the budget for any fiscal year shall be incurred or contracted for by Operator without Owner's approval.

      As part of the annual budget of estimated advertising costs referred to above, Operator shall submit to Owner for Owner's approval an Advertising Program for the ensuing fiscal year containing a detailed itemization of the proposed advertising expenditures for such fiscal year by category. Operator will make reasonable revisions to the Advertising Program if Owner does not approve same as originally submitted, but it is understood that an Advertising Program will be approved by Owner prior to the Commencement of each fiscal year of the Operating Term for such fiscal year. Owner's disapproval of the

Advertising Program may not be based on the fact that it provides for excessive expenditures for advertising if the aggregate of the proposed advertising expenditures does not exceed the amount Qperator is permitted to expend for advertising without Owner's approval hereunder. Once Owner has approved the Advertising Program, Operator will not expend during the fiscal year involved more than 110% of the amount specified for any category of advertising expenditures without Owner's approval, nor will Operator expend any amount in excess of the total expenditures provided for in the Advertising Program without Owner's approval.

      In addition, the Hotel will obtain the benefits of Sheraton's institutional marketing program for Sheraton owned and managed hotels and inns, at no additional cost to Owner.

                                    ARTICLE X

                       CENTRALIZED SERVICES AND PURCHASING

      A. Centralized Services. Operator shall cause Sheraton or any of Sheraton's affiliates to provide for the Hotel and its guests the full benefit of the Sheraton Reservation System, the Sheraton Club International Program, the Sheraton Guest Satisfaction Program and the Sheraton SAME Program. Owner shall pay to Sheraton or the Sheraton Affiliate designated by Operator, a reasonable participation payment as its share of the total costs of operation of the Reservations System, the Sheraton Club International Program, the Sheraton Guest Satisfaction Program and the Sheraton SAME Program. On or prior to the Opening Date and as often as any change in rates hereinafter described may be notified to Owner, Operator shall provide Owner such data and other information as is reasonable to substantiate the calculation of Owner's share of the costs. Subject to change from time to time so that such fee shall reflect Owner's proper share of the estimated cost of the Reservations System (which changes shall be effective upon notification thereof in writing to Owner), the monthly payment for participation therein after the Opening Date is, as of January 1, 1988, .8% of gross room revenue, plus $8.65 per Available Room per month, plus actual lease or purchase costs of the NCR tower equipment in the Hotel and plus $3.50 per reservation made through the Reservations System by any other third party reservation system. "Available Room" shall be defined for purposes of this Section as any guest room in the Hotel which is available for occupancy during the month in question. During the six month period immediately preceding the Opening Date, the monthly payment for participation in the Reservation System shall be a flat rate per Available Room equal to $5.00 during the fifth and sixth months, $6.00 during the third and fourth months, $7.00 during the second month, and $8.00 during the first month prior to the Opening Date. Owner hereby agrees that the Hotel shall participate in the Sheraton Reservation System and all such other Centralized Services which now exist or may become available in the future on the terms and conditions hereinafter specified, provided, that seventy-five (75%) percent of other Sheraton hotels managed (but not owned or leased) by Operator or an affiliate of Operator or of Sheraton to whom such Centralized Services are made available so participates.

      Sheraton or such of Sheraton's affiliated or subsidiary companies as provide Centralized Services shall be entitled to be reimbursed for the Hotel's share of the total costs that they reasonably estimate will be incurred in providing same on a system-wide basis to Sheraton hotels, which estimate of costs may include, without limitation, salaries (including payroll taxes and employee benefits) of employees and officers of Sheraton, its affiliated and subsidiary companies, and costs of all equipment employed in the rendition of such services. The Hotel's share of said costs shall be determined in an equitable manner by Sheraton and shall be an Operating Expense.

      In addition, if Equipment is installed and maintained at the Hotel in connection with the rendition of any Centralized Services, all costs thereof will be paid by Owner and charged to the operation of the Hotel either as current expenses or over a period of years, as determined by the certified public accountant who audits Sheraton's books.

      B. Purchasing. In its management of the Hotel hereunder, Operator may purchase goods, supplies and services from or through Sheraton or any of its affiliated or subsidiary companies so long as the the prices and terms thereof are competitive with the prices and terms of goods and services of equal quality available from others, provided, however, that any such purchase contract for goods, supplies and services in excess of $50,000 or having a term of more than one year shall require Owner's prior written approval. Moreover, Operator may pay to any of same a fee for the negotiation of contracts for the direct purchase by Operator from independent suppliers of goods, supplies and services so long as the prices and terms thereof when added to the said fee are competitive with the prices and terms of goods and services of equal quality available from others, said fee to be charged to the operation of the Hotel on the same basis as it is charged to the operation of hotels owned by Sheraton subsidiaries. In addition, subject to Owner's prior written approval, Operator may retain a Sheraton subsidiary, affiliate or division as a consultant and to perform technical services in connection with any substantial remodeling, repairs, construction or other capital improvement to the Hotel and said subsidiary, affiliate or division shall be reasonably compensated for its services.

                                   ARTICLE XI

                        WORKING CAPITAL AND BANK ACCOUNTS

      Owner shall provide Operator with initial working capital in the sum of $713,500 which shall be provided to Operator in installments within 30 days after requests therefor are made. Upon the close of each Accounting Period, if and as requested by Operator upon 30 days prior written notice, accompanied by a detailed cash flow projection for the next ninety (90) days or the remainder of the Fiscal Year, whichever is longer, Owner shall provide to Operator operating funds sufficient in amount (after taking into account funds in the Agency Account (as defined below) from the operation of the Hotel) to constitute normal working capital for the uninterrupted and efficient operation of the Hotel, including payment of all Operating Expenses. Any dispute as to the amount of such working capital required for the operation of the Hotel shall be resolved by the Independent Certified Public Accountant who shall take into account in each instance all foreseeable future financial needs of the Hotel.

      All funds received by Operator in the operation of the Hotel, including working capital furnished by Owner, shall be deposited in a special account or accounts bearing the name of the Hotel ("Agency Account") in a bank or trust company selected by Owner after consultation with Operator. Such funds shall not be mingled with Operator's or Owner's other funds. Out of said Agency Account, Operator shall pay all Operating Expenses (as defined in Article XIV) as well as Operator's Incentive Fee (as provided in Article XIII).

      In addition to the Agency Account, a cash fund shall be established for the Reserve for Replacements, Substitutions and Additions to Furniture and Equipment ("Reserve Fund") provided for an Article XV.

      The foregoing accounts shall be opened and maintained at all times solely by Operator. Checks or other documents of withdrawal shall be signed only by representatives of Operator, provided such representatives shall be bonded or otherwise insured. Operator shall supply Owner with such bonds or other insurance unless said bonds or other insurance shall have been placed by Owner and delivered directly by the bonding or insurance company to Owner. The premiums thereon shall be an Operating Expense. Further, Operator shall institute and maintain reasonab1e and prudent procedures with respect to the safeguarding and handling of all funds of Owner or the Hotel over which it has access or control. Owner shall receive from the foregoing accounts the payments to be made by Operator to Owner under the provisions of this Agreement.

Notwithstanding the foregoing, Owner will bear all losses occasioned by the failure or insolvency of the bank or trust company in which the Agency Account or the Reserve Account is maintained. Upon the expiration or termination of this Agreement, subject to the provisions of Article XXV hereof, all remaining amounts in the foregoing accounts shall be transferred forthwith to Owner.

                                   ARTICLE XII

                          BOOKS, RECORDS AND STATEMENTS

      Operator shall, for the account of Owner, keep full and adequate books of accounts and other records reflecting the results of operation of the Hotel on an accrual basis, all in accordance with the "Uniform System of Accounts For Hotels" (8th Revised Edition, 1986) as adopted by the American Hotel and Motel Association of the United States and Canada ("Uniform System") with such exceptions as may be required by the provisions of this Agreement, which exceptions shall include without limitation the definitions of Total Revenue, Gross Operating Profit (the term and definition of "Total income before fixed charges" as set forth in the Uniform System is not applicable herein) and Operating Expenses; provided however, that Operator may make such modifications in its books of accounts as are consistent with Sheraton's standard practice in accounting for its operations under management contracts generally, so long as such modifications do not affect the determination of Total Revenue, Adjusted Gross Operating Profit, Gross Operating Profit, the Basic Fee or the Incentive Fee as defined in this Agreement. Except for the books and records which may be kept in Sheraton's home office or other suitable location pursuant to the adoption of a central billing system or other centralized service, the books of account and all other records relating to or reflecting the operation of the Hotel shall be kept at the Hotel and shall be available to Owner and its representatives at all reasonable times for examination, audit, inspection and transcription. All of such books and records pertaining to the Hotel, including without limitation, books of account, guest records and front office records, at all times shall be the property of Owner, and except as herein otherwise provided, shall not be removed from the Hotel by Operator without Owner's approval and consent. Upon any termination of this Agreement, all of such books and records forthwith shall be turned over to Owner so as to insure the orderly continuance of the operation of the Hotel, but such books and records shall thereafter be available to Operator at all reasonable times for inspection, audit, examination and transcription for a period of ten (10) years.

      Operator shall deliver to Owner at or prior to the twentieth day of each month or other accounting period used by Operator in accounting for the operations of the Hotel containing not less than three nor more than six full weeks, which month or other accounting period will be referred to herein as an "accounting period", a profit and loss statement showing the results of the operation of the Hotel for the immediately preceding accounting period and for the fiscal year to date. Such statement (a) shall be in the form customarily prepared by Operator or other Sheraton subsidiaries for other hotels managed by them, (b) shall be taken from the books and records maintained by Operator in the manner hereinabove specified, (c) shall follow the general form set forth in the Uniform System, (d) shall show Total Revenue, Gross Operating Profit, Adjusted Gross Operating Profit, the Basic Fee and the Incentive Fee, all as defined herein, for the period in question, and for the year to date, (e) shall show all information in a comparative form to the corresponding periods and year to date for the period year, and (f) shall show all information in a comparative form to the approved Budget for the accounting period. A copy of the Sheraton form for providing this information is annexed hereto as Exhibit D. Operator shall also provide Owner with all financial reports Owner is required to file under the Ground Lease no later than fifteen (15) days prior to the date Owner is required to file such reports pursuant to the Ground Lease. Within ninety
(90) days after the end of each fiscal year, Operator shall deliver to Owner a profit and loss statement, certified by the Independent Certified Public Accountant, and in a form sufficient to be filed under the Ground Lease, showing the results of operations of the Hotel during such fiscal year, including the Gross Operating Profit, Total Revenue, Adjusted Gross Operating Profit, the Basic Fee, the Incentive Fee, if any, for such fiscal year and a balance sheet as of the end of the year. Owner shall be deemed to have waived any objections to said certified statements not specified to Operator in writing within two (2) years and ninety (90) days of receipt thereof, except for issues raised by the Internal Revenue Service as a result of examination or audit of Owner's tax returns, in which cases the applicable statute of limitations shall apply. Any disputes as to the contents of any such statement or any accounting matter hereunder shall be determined by the Independent Certified Public Accountant, whose decisions shall be final and conclusive on Operator and Owner.

                                  ARTICLE XIII

                      OPERATOR'S MANAGEMENT FEE AND PAYMENT
                              TO OPERATOR AND OWNER

During each fiscal year of the Operating Term (and proportionately for a fraction of a fiscal year) Owner shall pay to Operator for services rendered under this Agreement, the following amounts:

      A. A "Basic Fee" equal to the following percentages of Total Revenue, as defined in Article XIV, for each such fiscal year;

      1. Two (2%) percent of Total Revenue for the first and second fiscal year;
      2. Two and one-half (2.5%) percent of Total Revenue for the third fiscal year;
      3. Two and three-fourths (2.75%) percent of Total Revenue for the fourth fiscal year;
      4. Three (3%) percent of Total Revenue for the fifth fiscal year and every fiscal year thereafter during the Operating Term; plus

      B. An "Incentive Fee" of Twenty (20%) percent of Adjusted Gross Operating Profit, as defined in Article XIV, for such fiscal year; payable as follows:

            On or before the fifth day of each accounting period (as defined in Article XII) during the Operating Term, Operator shall be paid out of the Agency Account referred to in Article XI its Basic Fee for the preceding accounting period, and on the fifth day of the first, fourth, seventh and tenth accounting periods Operator shall either:

            (a) be paid out of said Agency Account its Incentive Fee to date based on the cumulative Adjusted Gross Operating Profit for that portion of the fiscal year which ended on the last day of the preceding three accounting periods (minus any Incentive Fee for the fiscal year which has already been paid to Operator) : or

            (b) return to the Agency Account any excess Incentive Fee Operator may have already received for the fiscal year to date, based on the cumulative Adjusted Gross Operating Profit for that portion of the fiscal year which ended on the last day of the preceding three accounting periods.

            To the extent that there may be insufficient funds in the Agency Account for such payments, Owner shall pay to the Operator forthwith on demand the said Basic Fee and Incentive Fee. Notwithstanding anything contained above, in no event shall Operator receive, in the course of each six month period of a fiscal year, Incentive Fee payments in excess of the estimated Incentive Fee as projected for each such six month period in the Annual Budget for such fiscal year. Any Incentive Fee payments due to Operator in excess of such projected amount in the Annual Budget for each such six month period shall be payable to Operator in each fiscal year as follows: (i) on each June 30th (after appropriate adjustments), and (ii) within thirty (30) days of the completion of each annual audit as described below.

      On or before the twentieth day of (i) each accounting period during the Operating Term, after payment of Operator's Basic Fee for the preceding accounting period and retention of working capital sufficient to assure the uninterrupted and efficient operation of the Hotel for the foreseeable future and (ii) the first, fourth, seventh and tenth accounting periods after payment of Operator's Incentive Fee all remaining funds in the Agency Account shall be retained in the Agency Account to the end of the fiscal year and remitted to Owner subject to the adjustments described in section 4.1(c) of the Credit Agreement dated December 18, 1989, between Sheraton and Owner ("Credit Agreement").

      At the end of each fiscal year and following receipt by Owner of the annual audit, an adjustment will be made based on said audit, if necessary, so that Operator shall have received its proper Basic Fee and Incentive Fee as hereinabove specified for the said fiscal year and Owner shall have received all sums due to it hereunder. Within thirty (30) days of receipt by Owner of such audit Operator shall either (a) place in the Agency Account or remit to Owner, as appropriate, any excess amounts it may have received as fees during such fiscal year, or (b) be paid out of the Agency Account or by Owner, as appropriate, any deficiency in the amounts it shall have received as such fees, whichever the case may be.

      In the event there is an operating loss in any fiscal year, it will be borne exclusively by Owner and the amount thereof will not be applied against either the Adjusted or Gross Operating Profit of any other fiscal year for the purpose of determining Operator's Incentive Fee.

                                  ARTICLE XIV

                    TOTAL REVENUE AND GROSS OPERATING PROFIT

The term "Total Revenue" as used in this Agreement shall mean all income and proceeds of sales of every kind (whether in cash or on credit) resulting from the operation of the Hotel and all of the facilities therein including, without limitation, all income received from tenants, transient guests, lessees, licensees and concessionaires and other persons occupying space at the Hotel and/or rendering services to the Hotel guests, all income from catering operations conducted outside of the Hotel, and the proceeds of use and occupancy insurance actually received by Operator or Owner with respect to the operation of the Hotel (after deduction from said proceeds of all necessary expenses incurred in the adjustment or collection thereof). The term Total Revenue shall not include either (i) gross receipts of any lessee, licensee, concessionaire or other person occupying space in the Hotel, (ii) all consideration received at the Hotel for hotel accommodations, goods or services to be provided at other hotels, although arranged by, for or on behalf of Operator; (iii) applicable excise, sales and use taxes or similar government charges collected directly from patrons or guests, or as part of the sales price of any goods, services or displays, such as gross receipts, admission, cabaret or similar or equivalent taxes; (iv) refunds, rebates, discounts and credits given, paid, returned or received by Owner or Operator; receipts from condemnation awards or sales in lieu of and under the threat of condemnation; (vi) proceeds of hazard or other insurance (other than business interruption insurance); (vii) gains arising or revenues derived from the sale or other disposition of capital assets, Furniture and Equipment, Operating Equipment, the Premises (or any part thereof), or the Building and Appurtenances; (viii) interest received on any funds held in any accounts pursuant to this Agreement or otherwise; or (ix) proceeds from financing or refinancing the Hotel or any portion thereof.

The words "Gross Operating Profit" as used in this Agreement shall mean the excess of Total Revenue over all costs and expenses of maintaining, conducting and supervising the operation of the Hotel incurred by Operator directly or at its request pursuant to this Agreement or as otherwise specifically provided herein ("Operating Expenses"), which are properly attributable to the period under consideration under Operator's system of accounting, including without limitation:

      (1) The cost of all food and beverages sold or consummed and of all Operating Equipment and Operating Supplies placed in use (other than reserve stock thereof in storerooms), with the exception of the Operating Equipment initially supplied by Owner pursuant to Article I hereof. For purposes of this provision, Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Hotel to the appropriate operating departments.

      (2) Salaries and wages of Hotel personnel, including costs of payroll taxes and employee benefits (which benefits may include, without limitation, a pension plan, medical insurance, life insurance, travel accident insurance and bonus and service award programs) and the costs of moving executive level Hotel personnel, their families and their belongings to the area in which the Hotel is located at the commencement of their employment at the Hotel and all other expenses not otherwise specifically referred to in this Article XIV which are referred to as "Administrative and General Expenses" in the Uniform System. If the General Manager of the Hotel and other Hotel executive personnel are on the payroll of Sheraton or any affiliated company, the cost of their salaries, payroll taxes and employee benefits (which benefits, in the case of employees who are not United States citizens or in the case of employees of hotels located outside of the continental United States, may include, without limitation, (but subject to Owner's approval which shall not be unreasonably withheld) in addition to the foregoing benefits, reasonable home leave transportation expenses) consistent with Sheraton policies shall be billed by said company to and be reimbursed monthly from the Agency Account and such reimbursement shall be an Operating Expense. Except as herein otherwise expressly provided, the salaries or wages of other employees or executives of Operator, Sheraton or any of their affiliated companies shall in no event be Operating Expenses, but they shall be entitled to free room and board and the free use of all Hotel facilities at such times as they visit the Hotel substantially in connection with the management thereof hereunder. Notwithstanding the foregoing, if it becomes necessary for a Sheraton employee or an employee or executive of a company affiliated with Sheraton to temporarily perform services at the Hotel of a nature normally performed by Hotel personnel, his salary (including payroll taxes and employee benefits) as well as his traveling expenses will be Operating Expenses and he will be entitled to free room, board and use of hotel facilities, as aforesaid, while performing such services.

      (3) The cost of all other goods and services obtained by Operator in connection with its operation of the Hotel including, without limitation, heat and utilities, office supplies and all services performed by third parties.

      (4)   The cost of repairs to and maintenance of the Hotel.

      (5) Insurance premiums for public liability insurance, Workmen's Compensation Insurance or insurance required by similar employee benefits acts and such business interruption, crime or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Hotel (as distinguished from any property damage insurance on the Hotel building or its contents, the cost of which will be borne by Owner and will not be considered an Operating Expense) and losses incurred on any self-insured risks of the foregoing types, provided that Operator has approved in advance such self-insurance or insurance is unavailable to cover such risks. Premiums on policies for more than one year will be pro-rated over the period of insurance and premiums under blanket policies will be allocated among properties covered.

      (6) All taxes, assessments and other charges (other than income taxes) payable by or assessed against Operator with respect to the operation of the Hotel, and water and sewer charges. Specifically excluded from this deduction are all taxes levied or imposed against the Hotel or its contents, such as real and personal property taxes.

      (7) Legal fees and fees of any Independent Certified Public Accountant for services (including in the latter case fees for the Hotel annual audit) directly related to the operation of the Hotel and its facilities.

      (8) The costs and expenses, including salaries and reasonable fees, of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, functional, decorating, design or construction problems and activities. Such costs and expenses may include the reasonable fees of Sheraton or any Sheraton subsidiary or division in connection therewith, provided that such fees have either been included in the Approved Budget or do not exceed $5,000 in any one instance, failing which the same shall be subject to approval by Owner. Within five (5) business days after receipt by Owner of Operator's request for approval, Owner shall either grant or withhold such approval, in writing, and if approval is withheld, Owner shall provide Operator with its reasons therefor. If Owner does not respond within said five (5) business day period the request shall be deemed approved.

      (9) All expenses incident to the marketing program, consisting of sales, advertising, promotion, publicity and public relations expenses of the Hotel.

      (10) All out-of--pocket expenses and disbursements determined by the Independent Certified Public Accountant to have been reasonably, properly and specifically incurred by Operator, Sheraton or any of their affiliated or subsidiary companies pursuant to, in the course of and directly related to, the management and operation of the Hotel under this Agreement. Without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, radiogram, cablegram, air express and other incidental expenses, but, except as herein otherwise expressly provided, shall not include any of the regular expenses of the offices maintained by Operator, Sheraton, or any of their affiliated or subsidiary companies other than offices maintained at the Hotel for the management of the Hotel.

      (11)  The cost of Centralized Services, as provided in Article X.

Operating Expenses shall not include, (i) depreciation and amortization, (ii) interest on Owner's indebtedness and any rent payable by Owner either in respect of the Premises, the Building and Appurtenances, the Furniture and Equipment, the Operating Equipment, the Operating Supplies, or any part of any of the foregoing, (iii) real and personal property taxes and property damage insurance premiums, and (iv) the costs, required to be paid by Owner at its sole expense under Article XVI, of structural additions or modifications, extraordinary repairs, extraordinary maintenance and capital improvements and any other things specified herein to be done or provided at Owner's sole expense.

The words "Adjusted Gross Operating Profit" as used in this Agreement shall mean the excess of Gross Operating Profit over the sum total of that portion of each of the following items which is properly attributable to the period under consideration under the Operator's system of accounting:

      (i) Amounts provided for the Reserve for Replacements, Substitutions and Additions to Furniture and Equipment in accordance with Article XV of this Agreement (exclusive of any interest which may accrue thereto from time to time);

      (ii) Operator's Basic Fee (but not Operator's Incentive Fee) provided for in Article XIII of this Agreement;

      (iii) Real and personal property taxes currently assessed on the Hotel and its contents; and

      In the event Owner exercises its option to purchase the land pursuant to the terms of the Ground Lease the following provision shall be substituted for subparagraph (v) above, from and after the date of such purchase.

      (a) for the first fiscal year after the purchase (and any partial year) the rent in effect for the fiscal year prior to the purchase plus 20% of the difference between the rent in effect for the fiscal year prior to the purchase and 12.5% of the purchase price of the land.

      (b) for the second fiscal year after the purchase the rent in effect for the fiscal year prior to the purchase plus 40% of the difference between the rent in effect for the fiscal year prior to the purchase and 12.5% of the purchase price of the land.

      (c) for the third fiscal year after the purchase the rent in effect for the fiscal year prior to the purchase plus 60% of the difference between the rent in effect for the fiscal year prior to the purchase and 12.5% of the purchase price of the land.

      (d) for the fourth fiscal year after the purchase the rent in effect for the fiscal year prior to the purchase plus 80% of the difference between the rent in effect for the fiscal year prior to the purchase and 12.5% of the purchase price of the land.

      (e) for the fifth fiscal year after the purchase and every year thereafter during the Operating Term the rent in effect for the fiscal year prior to the purchase plus 100% of the difference between the rent in effect for the fiscal year prior to the purchase and 12.5% of the purchase price of the land.

                                   ARTICLE XV

              RESERVE FOR REPLACEMENTS, SUBSTITUTIONS AND ADDITIONS
                           TO FURNITURE AND EQUIPMENT

During each fiscal year (and proportionately for any fraction thereof) there shall be deducted in monthly installments from Gross Operating Profit, in computing Adjusted Gross Operating Profit, the following stated amounts:

      1. During the first full fiscal year (including any initial, partial fiscal year), one (1%) percent of Total Revenue.

      2. During the second fiscal year of the Operating Term, one and one-half (1.5%) percent of Total Revenue.

      3. During the third fiscal year of the Operating Term, two (2%) percent of Total Revenue.

      4. During the remainder of the Operating Term, three (3%) percent of Total Revenue.

A cash fund of the amounts so deducted shall be created in an interest bearing account for the purpose of making replacements, substitutions and additions to said Furniture and Equipment.

Such fund ("Reserve Fund") shall be recorded on the books of account maintained for the Hotel as "Reserve for Replacements, Substitutions and Additions to Furniture and Equipment." Interest on such account shall be credited to the Reserve Fund.

Except as otherwise specified in this Agreement, the Reserve Fund shall be used solely for the purposes specified in this Article. Any proposed expenditures in any fiscal year from the Reserve Fund in excess of the amount provided for in the Approved Budget shall be subject to Owner's approval. All purchase orders in excess of $5,000 for capital items in the Approved Budget shall be subject to Owner's approval, except for capital items which were contained in a project release (in form attached hereto as Exhibit G or as such form may be reasonably modified from time to time) previously approved by Owner, in which case Owner will be provided with confirmation of the purchase of the capital items contained in such project release. Owner shall either give its written approval or reasons for its denial to requests for approval within one (1) business day after receipt of requests for approval of a purchase order and within five (5) business days after receipt of requests for approval of a project release. If Owner does not so respond within the applicable time periods as aforesaid, said requests shall be deemed approved. All proceeds from the sale of Furniture and Equipment no longer needed for the operation of the Hotel shall be credited to the Reserve Fund. All amounts remaining in the Reserve Fund at the close of each fiscal year shall be carried forward and retained until fully used as herein provided. Any expenditure in excess of the Reserve Fund which Operator may propose or consent to shall be subject to Owner's approval and shall be charged as an Operating Expense over a period of years in the manner determined by the Independent Certified Public Accountant, based on the useful life of the assets purchased.

                                   ARTICLE XVI

                REPAIRS AND MAINTENANCE AND CAPITAL IMPROVEMENTS

Subject to Owner's providing the necessary working capital therefor, as required under Article XI hereof, Operator shall from time to time make such expenditures for repairs and maintenance as it deems necessary to keep the Hotel in good operating condition (excluding structural repairs and changes and extraordinary repairs to or replacement of equipment included in the definition of Building and Appurtenances). If any such repairs or maintenance shall be made necessary by any condition against the occurrence of which Owner has received the guaranty or warranty of the builder of the Hotel or of any supplier of labor or materials for the construction of the Hotel, then Operator may invoke said guarantees or warranties in Owner's or Operator's name and Owner will cooperate fully with Operator in the enforcement thereof.

Operator, at Owner's sole expense, in emergency situations, may also make expenditures for capital improvements to the Hotel having an estimated cost not in excess of $50,000 in the aggregate in any year, which expenditures shall be reported to Owner within one (1) business day after being made.

Owner may from time to time at its sole expense make such further alterations, additions or improvements in or to the Hotel as Operator and Owner shall mutually approve, all of which will be made with as little hindrance to the operation of the Hotel as possible. Owner shall seriously consider any alterations, additions or improvements recommended by Operator.

If structural repairs or changes in the Hotel or extraordinary repairs to or replacements of any equipment included in the definition of Building and Appurtenances shall be required at any time during the term of this Agreement to maintain the Hotel in good operating condition or by reason of any laws, ordinances, rules or regulations now or hereafter in force, or by order of any governmental or municipal power, department, agency, authority or officer, or otherwise, or because Operator and Owner jointly agree upon the desirability thereof, then in such event all such repairs, changes or replacements shall be made by Owner and at Owner's sole expense, and shall be made with as little hindrance to the operation of the Hotel as possible. Notwithstanding the foregoing, Owner shall have the right to contest the need for any such repairs, changes or replacements required by any law, ordinance, regulation or order of governmental authority and may postpone compliance therewith, if so permitted by law, but in each such event Owner shall protect Operator from any loss, cost, damage or expense which may result therefrom, such protection to be in a form reasonably satisfactory to Operator.

The provisions of this Article XVI are without prejudice to any of Operator's rights or remedies arising out of any breach by Owner of its obligation under
Article I.

                                  ARTICLE XVII

                                     CASINO

In the event applicable law shall permit the operation of a casino at the Hotel, and Owner elects to have a casino in the Hotel, the casino shall be operated by Operator on terms consistent with terms governing the operation of casinos at first-class convention hotels in accordance with an agreement to be negotiated by Owner and Operator. In the event Owner and Operator fail to reach agreement on such terms, the issue shall be submitted to arbitration in accordance with
Article XXVII hereof.

                                  ARTICLE XVIII

                                    INSURANCE

Owner shall provide and maintain at Owner's sole expense, all risk insurance (including flood and earthquake to the extent available at reasonable rates) during the period of construction covering the Hotel, Furniture and Equipment including, without limitation, boiler and machinery insurance for all direct loss or damage to property caused by explosion or breakdown of boilers, pressure vessels and mechanical or electrical equipment, but excluding, at Owner's discretion, damage resulting from war, nuclear energy, and wear, tear, or inherent vice. Owner shall also during such period provide and maintain at Owner's sole expense adequate public liability and property damage insurance fully protecting Owner, Operator, Sheraton, and their respective subsidiaries, ITT Corporation and its subsidiaries performing services under this Agreement against loss or damage arising in connection with the construction, furnishing and equipping and preparation for opening of the Hotel. Such public liability insurance shall specifically include such of the coverages and limits specified in the third paragraph of this Article XVIII as Operator may request.

Thereafter, throughout the Operating Term of this Agreement, Owner shall maintain all risk insurance (including without limitation flood and earthquake if available at reasonable rates) and boiler and machinery insurance (including use and occupancy/loss of income, for all direct loss or damage to property caused by explosion or breakdown of boilers, pressure vessels and mechanical or electrical equipment, in minimum limits of $5,000,000, but excluding, at Owner's discretion, damage resulting from war, nuclear energy, and wear, tear and inherent vice) in aggregate amounts which shall be not less than eighty (80%) percent of the full replacement cost of the Hotel. Owner shall carry such other or additional insurance in such amounts and against such risks as Operator or Owner shall reasonably require with respect to the buildings, facilities and contents of the Hotel, it being reasonable for Operator to require insurance of the types and in the amounts generally carried on first-class convention hotels owned or operated by Sheraton or its affiliates.

Owner shall also throughout the Operating Term provide and maintain:

      1. Public liability insurance having a minimum per occurrence limit of $100,000,000 against all claims which may be brought anywhere in the world for personal injury (including bodily injury), death or damage to property of third persons. Such coverage shall not exclude liability for punitive or exemplary damages. Such insurance shall further include coverage against liability arising out of the ownership or operation of motor vehicles. Such coverages must include, at a minimum, those coverages contained under the standard broad form Comprehensive General Liability endorsement which includes contractual liability, employees as an insured, personal injury liability (including false arrest, libel, slander, and defamation or violation of the right of privacy), incidental medical malpractice, extended bodily injury coverage, and, to the extent available, liquor law ("Dram Shop") liability coverages.

      2. Workmen's compensation insurance or insurance required by similar employee benefit acts as required by law. In addition, Employer's Liability insurance against all claims which may be brought for personal injury or death of Hotel employees but not less than $1,000,000 per occurrence; and

      3. Business interruption insurance covering loss of income to both Owner and Operator (including Basic and Incentive Fees) for a minimum period of one (1) year resulting from interruption of business caused by the occurrence of any of the risks insured against under the property damage insurance referred to in the preceding paragraph of this Article XVIII.

      4. Crime insurance, including bonds covering Hotel employees for a minimum of $5,000,000 shall be purchased by Operator.

Operator may reasonably require Owner to increase the above limits of insurance coverage and may reasonably require Owner to carry other or additional insurance, it being reasonable for Operator to require insurance of the types and in the amounts generally carried on hotels owned or operated by Sheraton. Such additional insurance shall be subject to Owner's approval, which shall not be unreasonably withheld. Owner shall pay all premiums on the insurance required under subparagraphs 1, 2, 3, and 4, above, and hereunder, but the cost of insurance required there and hereunder shall be an Operating Expense.

All insurance shall be in such form and with such companies as shall be reasonably satisfactory to Operator. Such property damage policies shall provide that all coverages thereunder shall be primary, and that the loss, if any, payable thereunder shall be adjusted with and payable to Owner (or in the case of Business Interruption coverage, to Owner and Operator as their interests may appear). All insurance shall be in the name of Owner, Operator, Sheraton, ITT Corporation ("ITT") and their respective subsidiaries as the insured, as their interests may appear.

Certificates of all policies shall be delivered to Operator and/or Owner; (a) prior to the period of construction, furnishing and equipping of the Hotel in the case of insurance relating to the period of said construction, furnishing and equipping; (b) not less than ten (10) days prior to the Opening Date in the case of all insurance required to be maintained during the Operating Term; and (c) not less than ten (10) days prior to the expiration date of all policies of insurance that must be maintained subsequent to such expiration dates under the terms of this Agreement. All such certificates shall specify that the policies to which they relate cannot be cancelled on less than thirty (30) days prior written notice to Operator.

Should Owner fail to supply Operator with such certificates within the foregoing time limits, Operator may provide but only after fifteen (15) days prior notice to Owner of such action any such insurance as to which such certificates are not supplied or may enroll Owner in any "self-insurance" program maintained by Operator, Sheraton or any of their affiliated or subsidiary companies, the expenses of such provision of insurance or the losses under such "self-insurance" program to be treated hereunder as if Owner had paid for the said insurance as required hereunder, or elected the said enrollment. Any advances for such insurance made by Operator shall be reimbursed by Owner on demand.

Owner and Operator hereby waive their right of subrogation against the other and shall have all policies of insurance provide that the insurance company will have no right of subrogation against Operator, Sheraton, ITT or any of their respective affiliated or subsidiary companies or the agents or employees thereof. Owner assumes all risks in connection with the adequacy of any insurance or self-insurance program required or permitted under this Article XVIII, and waives any claim against Operator, Sheraton, ITT and all of their respective subsidiaries and affiliates for any liability, cost or expense arising out of any uninsured claim, in part or in full, of any nature whatsoever. Nothing contained in this paragraph shall be construed as authorizing any self-insurance program not approved by Operator. Owner acknowledges that Operator, Sheraton, ITT or any of their respective affiliated or subsidiary companies may at their sole expense, carry insurance coverages separate and distinct from those required under this Article XVIII, including any excess coverage protecting only their separate interests.

      Operator shall make available to Owner, and Owner may, at its sole election, purchase any of the insurance required hereunder under the "Master Insurance Programs" maintained by Sheraton, or any of its affiliates or subsidiaries. Sheraton agrees to promptly provide Owner with price quotes regarding such programs for Owner's review and consideration.

                                   ARTICLE XIX

                           OPERATOR, AS OWNER'S AGENT,
                     TO PAY REAL AND PERSONAL PROPERTY TAXES

Provided that funds therefor are available in the Agency Account, or are otherwise made available by Owner, and provided that tax bills are furnished by Owner, Operator, as agent of Owner, shall pay from the Agency Account or with funds furnished by Owner not less than ten (10) days prior to the dates the same become delinquent, with the right to pay the same in installments to the extent permitted by law, all real estate taxes, all personal property taxes and all betterment assessments levied against the Hotel or any of its component parts. Operator shall furnish Owner, not less than ten (10) days prior to the respective dates the foregoing taxes and assessments will become delinquent, proof of payment thereof in form satisfactory to Owner. If there are insufficient funds in the Agency Account to pay such taxes and Owner does not make such funds available, Operator (1) may pay any such taxes or assessments on Owner's behalf, (2) shall be reimbursed forthwith by Owner for all sums so expended, and (3) may withdraw same from the Reserve Fund at any time, in which event Owner shall at Operator's request replenish the funds so withdrawn.

Notwithstanding the foregoing, Owner may, at its sole expense, contest the validity or the amount of any such tax or assessment, provided that such contest in no way jeopardizes Operator's rights under this Agreement. Operator agrees to cooperate with Owner and execute any documents or pleadings required for such purpose, provided that Operator is satisfied that the facts set forth in such documents or pleadings are accurate and that such execution or cooperation does not impose any obligations or expenses on Operator, and Owner agrees to reimburse Operator for all increased expenses occasioned to Operator by any such contest.

Operator, as agent of Owner, shall pay all rent under the Ground Lease and all debt service payments under all mortgages affecting the Hotel at least five (5) days prior to the date (excluding any grace periods) on which such payments are due and payable under the terms of said Ground Lease and mortgages; provided there are funds therefor in the Agency Account or are otherwise made available by Owner, and further provided that all necessary information and calculations to make such payments in timely fashion is furnished to Operator.

Operator shall, as agent of Owner, subject to sufficient funds being made available to Operator to meet its obligations under this Article XIX where appropriate, perform such obligations and comply with such terms and provisions of the Ground Lease and the mortgages as shall require Operator's performance and compliance for the due performance of Owner's obligations and responsibilities under said agreements; provided, however, that such performance or compliance by Operator shall be within the scope of Operator's authority under this Agreement; and further provided that copies of the Ground Lease and mortgages have been furnished to Operator. Nothing herein contained shall create any liability on the part of Operator to the Landlord under the Ground Lease or the mortgagees under the mortgages.

Operator shall provide Owner with all estoppels or similar certificates Owner is required to provide from Operator under the Ground Lease or any mortgage or insurance policy affecting the Hotel within the time periods specified in such documents.

                                   ARTICLE XX

                              USE OF NAME SHERATON

During the term of this Agreement, the Hotel shall at all times be known and designated as the "Sheraton Chicago Hotel & Towers", or by such other name as from time to time may be agreed upon by Owner and Operator. During such term, Owner shall not use or refer to the word "Sheraton" other than in connection with the Hotel. Moreover, no press releases or other written matter prepared by Owner for publication in which the name "Sheraton" is used shall be released without Operator's prior written approval. Upon the termination of this Agreement, such portion of the name as does not contain the word "Sheraton" and the right to the use thereof shall continue to be the exclusive property of Owner. However, thereafter neither Owner nor any other owner or operator of the Hotel shall have the right to use the word "Sheraton" or any Sheraton trademarks, emblems, insignia, slogans or distinguishing characteristics in connection with the operation of the Hotel, except that Owner shall have the right to use all of the then existing Operating Equipment and Operating Supplies even though marked with the name "Sheraton," or with other Sheraton characteristics, until fully consumed, and Operator shall have the right at Owner's expense to remove from the Hotel any signs or other indicia of any connection with the Sheraton hotel system. Notwithstanding the foregoing, if within fifteen (15) days after termination Operator offers to buy any or all of said Operating Equipment and Operating Supplies bearing the name Sheraton or Sheraton trademarks, emblems, insignia or distinguishing characteristics, at fair market value, Owner shall cease to use same and shall sell same to Operator provided that Owner shall have a reasonable amount of time to replace such Operating Equipment and Operating Supplies. In the event of any dispute as to fair market value, the Independent Certified Public Accountant shall determine said value. Operator shall have the right to seek injunctive or other relief in a court of competent jurisdiction, to enforce the foregoing provisions, notwithstanding the arbitration provisions contained in this Agreement. Owner shall bear all of Operator's costs, including reasonable attorneys' fees, in connection with the enforcement of Operator's rights under this Article XX. The provisions of this Article XX shall survive termination of this Agreement for any reason.

                                   ARTICLE XXI

                            FINANCING AND REFINANCING

1. Original Financing. Owner shall obtain the majority of the funds to pay the total cost of the Hotel pursuant to the financing plan as described in Article XXXIV, Clause 1, (the "Original Financing"). Such financing shall be secured by mortgages, deeds of trust and other security instruments.

2. Refinancing. Owner may, in its discretion, from time to time, increase, amend, replace or add to the Original Financing or otherwise refinance ("Refinancing") the Hotel and execute and deliver new financing agreements, deeds of trust, mortgages and other security instruments to secure such Refinancing. Operator will, from time to time, execute such documents as Owner requests to subordinate its interest under this Agreement to such additional financing or Refinancing.

3. Owner's Financing.

      A. As used herein the term "Securities" shall mean any shares of capital stock of Owner or units of Partnership interest, as the case may be, in Owner or in any other legal entity under the direct or indirect control of Owner or any other interest in Owner which, in connection with the Hotel, would be considered a security under the Securities Act of 1933, as amended, or under any applicable state securities law.

      B. Owner shall not represent to any third party in connection with any proposed financing arrangement or loan or any public or private offering of Securities that Operator, Sheraton, or any of their respective Affiliates, are in any way responsible for Owner's obligations under said financing arrangement or loan, or shall be participating in any such private or public offering of Securities. Owner shall not make use of the name "Sheraton" or the name of Operator, Sheraton or any of their respective Affiliates in connection with any proposed financing arrangement, loan or public or private offering of Securities, other than to state (a) that the Hotel may bear the name "Sheraton", will be managed by Operator subject to the terms of this Agreement, will be a part of the "Sheraton Hotel System", and (b) Sheraton will make the loans to Owner described and in accordance with the Credit Agreement referred to in
Article XXIV hereof. At least 30 days prior to the closing of any proposed financing arrangement, loan or offering, Owner shall inform Operator of the identity of the proposed lender, partner or partners or purchasers of Securities (if known to Owner), and shall furnish to Operator copies of all material, documents and instruments to be used in connection with the closing of the financing arrangement, loan or offering and such other information and materials as Operator may reasonably request (if and to the extent the same are reasonably available to Owner). Operator shall have the right to notify the proposed lender, partner or purchaser of the legal relationship between Operator, Sheraton and their respective Affiliates and Owner. Operator may inform such parties that neither Operator, Sheraton nor any of their respective Affiliates makes any warranties as to, or represents in any way the accuracy of, any information provided to such parties by Owner.

      C. Owner shall not offer to sell or cause or consent to be so offered, directly or indirectly through any intermediary or otherwise, any Securities without furnishing Operator full particulars relating to such contemplated offer, and shall not sell or offer to sell any Securities unless Owner shall furnish a legal opinion of its counsel, for the benefit of Operator, Sheraton and their respective Affiliates, to the effect (i) that either (x) such sale or offer of sale is exempt from the registration requirements of the Securities Act of 1933 (the "Act") or (y) such sale or offer of sale will not violate the Act, and (ii) in the case of (x), that to the knowledge of such counsel (no independent investigation having been conducted for such purpose), the private placement or offering memorandum, as amended, distributed in connection with such sale or offer of sale, if any, contains no untrue statement of a material fact and does not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (it being understood that such counsel need express no opinion as to the financial statements and other financial data contained therein). The foregoing restriction shall expressly not apply to transfers of any presently outstanding shares of capital stock or presently outstanding units of partnership interest, as the case may be, by any holder of such shares or units, of his or its shares or units, to any entity wholly owned and controlled by such holder or as permitted under Article XXIX hereof ("Permitted Transfers").

      D. Owner, for itself, each controlling person of Owner for itself, each partner of Owner for itself and each controlling person of such partner for itself, severally but not jointly hereby represents, warrants and covenants that the Securities shall be sold in conformity with all applicable Securities Laws (as hereinafter defined). Operator, its representatives and legal counsel, shall have full access at all reasonable times to all offering memoranda, brochures, advertising and promotional materials that may from time to time be used by Owner, its representatives or sale agents in connection with the sale of the Securities. Upon request, Owner shall permit Operator, its representatives or legal counsel, upon reasonable prior notice, to examine such of its books, records and documents and those of any representatives or sales agents of Owner as will reasonably permit Operator or its representatives or legal counsel to assure Operator that no violation or breach of any applicable Securities Law has occurred. As used herein, the term "Securities Laws" means the Act, the Securities Exchange Act of 1934, the Interstate Land Sales Full Disclosure Act, the Federal Reserve Margin requirements, the New York State Real Estate Syndication Act, any state securities laws or any other similar law or any rule or regulation promulgated under any of the foregoing.

      E. Notwithstanding anything to the contrary in the foregoing, Owner will not file or deliver any registration statement, prospectus, notification under regulation "A" of the Act, Blue Sky application, private offering memorandum or brochure or any other document, or any amendment to any of the foregoing, pursuant to any of the Securities Laws or in connection with the offer to sell any Securities wherein Operator, Sheraton, or their respective Affiliates, or this Agreement, directly or indirectly, in whole or in part, is described or referred to, without submitting such matter in advance to Operator. Owner warrants that no such documents or materials shall contain any untrue fact or shall omit to state any material fact which may be required to be stated therein to comply with the requirements of any of the Securities Laws or may be necessary to make statements therein not misleading.

      F. In no event shall Operator, Sheraton, ITT Corporation ("ITT") or any of their respective Affiliates be required (a) to file or sign any Registration Statement under the Act or any applicable Securities Law pertaining to the sale of any Securities, or (b) to include in any such registration statement or related document any financial information or description of the business, affairs, operation or management of Operator, Sheraton ITT or any Affiliate thereof, or the "Sheraton" system of hotels and motor inns, which in the sole opinion and belief of the management of Operator or Sheraton is deemed to be confidential even if deemed necessary by the Securities and Exchange Commission ("SEC"), any state securities commissioner or in the opinion of Operator's counsel in order to avoid a violation of the Act or applicable state law. Other than as aforesaid, Operator shall furnish Owner all information Owner may reasonably request for the inclusion in any offering brochure, memorandum or prospectus of material descriptive of Operator, Sheraton and their respective Affiliates, provided that such offering brochure, memorandum, prospectus and material has previously been reviewed by Operator, and the preparation or use thereof is permitted by this Section.

      G. Reasonable counsel fees in connection with the rendering of any opinion delivered pursuant to this Article XXI shall be paid by Owner and shall not be an Operating Expense under this Agreement.

      H. Owner, for itself, each controlling person of Owner for itself, each partner of Owner for itself and each controlling person of such partner for itself (each of which are referred to herein as "Indemnitor"), severally but not jointly hereby agrees to indemnify, defend and hold harmless Operator, Sheraton and each of their respective Affiliates as well as each director, officer, agent or attorney of such corporation or corporations (the "Indemnitees"), against any liability, obligation, claim, cause of action, suit, judgment or damage asserted against any of them, based upon or arising out of any violation or breach by such Indemnitor, or by any officer or director thereof, of any of the applicable provisions of the Securities Laws (other than a claim for which any Indemnitor is entitled to indemnification pursuant to paragraph I below). Such Indemnity shall include all costs, expenses, damages, judgments, settlement amounts and reasonable attorneys' fees incurred by any of the Indemnitees in connection with the defense of any such matter. An Indemnitee shall give each Indemnitor from which it seeks indemnity reasonable notice of the assertion of any such claim against him or it upon the occurrence thereof. Upon notice of such claim such Indemnitor or Indemnitors shall undertake the full defense thereof; provided, however, that any defendant shall have the right to counsel of his own choice and at its own expense, which shall not in any way reduce or limit any other obligation of such Indemnitor or Indemnitors to such Indemnitee under the terms of this Agreement. The individual liability of any Indemnitor liable under this paragraph shall be limited to its direct or indirect interest in the Owner as the same is constituted.

      I. Operator, Sheraton and each controlling person thereof ("Operator Indemnitor") severally but not jointly agrees to indemnify, defend and hold harmless Owner, each partner of Owner and each agent or attorney of Owner ("Owner Indemnitee") against any liability, obligation, claim, cause of action, suit, judgment or damage aserted against any of them which is based upon or arises out of the false or misleading nature of any material or information supplied by such Operator Indemnitor or any of its Affiliates and included in any offering memorandum or brochure or prospectus filed with or delivered to any person or entity by or on behalf of Owner in compliance with this Article XXI. Such indemnity shall include all costs, expenses, damages, judgments, settlements amounts and reasonable attorneys' fees incurred by any Owner Indemnitee in connection with the defense of any such matter. Each such Owner Indemnitee shall give each Operator Indemnitor from which it seeks indemnity reasonable notice of the assertion of any such claim against him or it upon the occurrence thereof. Upon notice of such claim such Operator Indemnitor(s) may undertake the full defense thereof; provided however, that any defendant shall have the right to counsel of his own choice, and at his own expense, which shall not in any way reduce or limit any other obligation of such Operator Indemnitor(s) to such Owner Indemnitee under the terms of this Agreerment. The individual liability of any Operator Indemnitor liable under this paragraph shall be limited to an amount equal to the maximum liability that the Indemnitee would have to Operator Indemnitor, in a situation in which liabilities were reversed.

      J. If any Indemnitor (except Operator Indemnitor) shall fail at any time to comply with any part of the provisions of this Section and such failure shall result in the consummation of a sale of Securities involving an act or omission to act by an Indemnitor in violation of law which subjects Operator to any liability under the Securities Laws, Operator shall have the unqualified right immediately to terminate this Agreement by sending notice by cable, telegram, telex or letter to Owner at its last known address; provided however, that such right to terminate shall not arise where such Operator liability shall, in the opinion of Operator's counsel, be wholly curable by rescission (judicially or otherwise effected) of such sale and/or payment of damages, and action to effect such rescission and payment shall be commenced promptly, diligently pursued and effected within a reasonable time and without materially adversely affecting Operator, Sheraton or any of their respective Affiliates resulting in any additional liability to Operator, Sheraton or any Affiliate thereof, which additional liability is not similarly cured or curable by rescission and/or payment.

      K. No such termination shall affect any liability of Owner or such Indemnitor to Operator, Sheraton or any of their respective Affiliates, or to any officers or directors of such corporation under any applicable provisions of this Article XXI which provide for continuing liability after the termination hereof. Any obligations or liability arising by reason of this Article XXI shall survive termination of this Agreement, subject to the provisions of Article XXI.

                                  ARTICLE XXII

                      DAMAGE OR DESTRUCTION - CONDEMNATION

      If the Hotel or any portion thereof shall be damaged or destroyed at any time or times during the Operating Term by fire, casualty or any other cause, Owner will, at its own cost and expense subject to the requirements of any mortgage affecting the Hotel and the Ground Lease, and with due diligence, repair, rebuild or replace the same so that after such repairing, rebuilding, or replacing, the Hotel shall be substantially the same as prior to such damage or destruction. If Owner fails to undertake such work within ninety (90) days after the final adjustment of the loss from this fire or other casualty for insurance purposes or one year after the damage or destruction whichever occurs first, (Owner and Operator hereby agree that the commencement of design and planning work for such rebuilding shall qualify as such an undertaking) or shall fail to complete the same diligently, Operator may, at its option, terminate this Agreement by written notice to Owner, effective as of the date sent. Notwithstanding the foregoing, if the Hotel is damaged or destroyed to such an extent that the cost of repairs or restoration as reasonably estimated by Operator exceeds one-third of the replacement cost of the Hotel, Operator may terminate this Agreement by written notice to Owner, or Owner may, if it determines not to repair, rebuild or replace the Hotel, as aforesaid, terminate this Agreement by such notice to Operator. If Owner fails to repair, rebuild or replace the Hotel as required herein, or in the event Owner is not required to do so under the terms hereof but nevertheless at any time within five (5) years after such damage or destruction occurs, Owner does so repair, rebuild or replace the Hotel, then Operator may within sixty (60) days of the commencement of such repairing, rebuilding or restoring or of Operator's first notice thereof or of written notice from Owner of its intention to repair, rebuild or replace the Hotel, reinstate this Agreement by written notice to Owner. Subject to the requirements of any mortgage affecting the Hotel or the Ground Lease all casualty insurance proceeds shall belong to Owner.

      If the whole of the Hotel shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority or if such a portion thereof shall be taken or condemned as in Owner's opinion as to make it imprudent or unreasonable to use the remaining portion as a hotel of the type and class immediately preceding such taking or condemnation, then the Operating Term shall terminate as of the date of such taking or condemnation.

      If only a part of the Hotel shall be taken or condemned and the taking or condemnation of such part does not in Owner's opinion make it unreasonable or imprudent to operate the remainder as a hotel of the type and class immediately preceding such taking or condemnation, this Agreement shall not terminate, and subject to the requirements of any mortgage affecting the Hotel and the Ground Lease, the entire award shall be paid to Owner and Owner shall make all necessary alterations or modifications of the Hotel, or any part thereof, so as to make it a satisfactory architectural unit as a hotel of similar type and class as prior to the taking or condemnation; provided however, that Owner shall in no event be required to spend more than the amount of the award in making such alterations or modifications.

      Notwithstanding the foregoing, Operator shall have the right, in the case of either total or partial taking or condemnation, to institute any available administrative proceeding or judicial action, intended to determine just compensation for such taking, for the purpose of representing Operator's compensable interest in any award thereof arising from this Agreement.

                                  ARTICLE XXIII

                                  FORCE MAJEURE

Performance by Owner or Operator of any of its obligations hereunder shall expressly not be required but rather shall be suspended in any circumstance reasonably attributable to force majeure, provided, however, that Operator shall not without prior approval of Owner suspend Hotel operations in any material degree except in circumstances of public emergency or where such action is required by public authority. Owner and Operator shall notify the other in writing within thirty (30) days after the occurrence of an event for which it claims delay under this Article XXIII.

                                  ARTICLE XXIV

                                   TERMINATION

A. Termination For Owner's Failure to Meet Certain Pre-Opening Deadlines and Basic Conditions

In the event that Owner shall fail to (1) submit final plans and specifications to Operator, (2) commence construction of the Hotel, (3) complete the Building and Appurtenances and the installation of the Furniture and Equipment and Operating Equipment, and/or (4) submit a financing plan satisfactory to Operator, by the dates specified for each of the said activities in Article I hereof, as extended by any extensions thereof provided for in the said Article I, Operator may, at its sole option, on thirty (30) days written notice to Owner, terminate this Agreement and all its obligations hereunder unless Owner, within said thirty (30) day period shall have commenced to cure and shall be diligently proceeding to complete the curing of such failure.

      Moreover, if the construction materially varies from the final plans and specifications, and Owner shall not within thirty (30) days of being so advised by Operator in writing in the case of a determination that the construction materially varies from the final plans and specifications have arranged in a manner satisfactory to Operator to cure such default and have commenced and diligently proceeded with such cure, or if Operator should at any time thereafter determine that Owner is not diligently proceeding with such cure, then Operator may, on thirty (30) days prior written notice to Owner, terminate this Agreement.

      In the event Operator terminates this Agreement in the manner specified in this Section A of Article XXIV, Owner shall. notwithstanding such termination, be liable to Operator for the actual costs of all activities Operator, Sheraton, any of their subsidiaries or affiliates or third parties pursuant to contracts with any of the foregoing entities have performed pursuant to this Agreement prior to such termination. Operator may withhold said actual costs (as estimated by Operator) from any amounts paid by Owner to Operator hereunder prior to such termination, subject to return of any excess of its estimate of such costs over the actual amounts thereof. Other than as aforesaid, upon such termination neither of the parties shall have any further rights against the other hereunder.

B. Termination For Other Defaults

      The following shall constitute events of default:

      1. The failure of Operator to pay any amount to Owner provided for herein when the same is payable, or the failure of Owner to pay or furnish to Operator any amount Owner is required to pay or furnish to Operator in accordance with the terms hereof (including, without limitation, fees and working capital) when the same is payable or required to be furnished or the failure of Owner to pay any amount payable to Sheraton or any of its affiliated or subsidiary companies for a period of thirty (30) days after such amount becomes payable.

      2. The filing of a voluntary petition under 11 U.S.C. Section 101 et seq (the "Bankruptcy Code") or any successor thereto or under any other federal or state insolvency law for liquidation or reorganization by either Owner or Operator, Sheraton or ITT Corporation ("ITT").

      3. The consent to an involuntary petition under the Bankruptcy Code or the failure to vacate within sixty (60) days from the date of entry of an order for relief thereunder or any other order approving an involuntary petition by either Owner or Operator, Sheraton or ITT.

      4. The entry of an order for relief, judgment, or decree by any court of competent jurisdiction, on the application of a creditor, under the Bankruptcy Code against either Owner or Operator, Sheraton or ITT as a bankrupt or insolvent or approving a petition seeking reorganization, liquidation or appointment of a custodian, receiver, trustee or liquidator of all or a substantial part of such party's assets, and such order, judgment or decree shall continue unstayed and in effect for a period of one hundred twenty (120) consecutive days.

      5. Failure of Owner or Operator to maintain at all times throughout the term hereof all of the insurance required to be maintained by Owner or Operator under Article XVIII, provided Operator has complied with all of Operator's obligations with respect thereto and has paid in timely fashion all premiums, unless failure so to pay is attributable to failure by Owner to furnish Operator with necessary funds.

      6. The failure of either Owner or Operator to perform, keep or fulfill any of the other material covenants, undertakings, obligations or conditions set forth in this Agreement.

      7. Sheraton's default under the Credit Agreement or the loan documents ("Loan Documents") as defined in the Credit Agreement.

With respect to the events of default referred to in items (2), (3), (4) and (7) above, the non-defaulting party may give to the defaulting party notice of its intention to terminate this Agreement after the expiration of a period of thirty
(30) days from the efffective date of such notice and, upon the expiration of such period, the Operating Term shall expire. With respect to the events of default referred to in items (1), (5) and (6) above, unless a different right of termination or cure is specified elsewhere in this Agreement for the breach in question the non-defaulting party may give to the defaulting party notice of such default and upon receipt of such notice the defaulting party shall promptly and with all due diligence cure the default within the thirty (30) day period from the effective date of such notice provided always that with respect to any default referred to in item (6) above, cure of which is not otherwise governed as aforesaid, if such default is not susceptible of being cured within said thirty (30) day period, the defaulting party shall take and continue action to cure such default with all due diligence until the same is cured, such additional period of cure not in any event to exceed ninety (90) days from such notice. If such cure has not been effected as aforesaid the non-defaulting party may give to the defaulting party notice of its intention to terminate this Agreement after the expiration of a period of fifteen (15) days from the effective date of such notice and, upon the expiration of such period, the Operating Term shall expire.

      The rights granted above shall not be in substitution for, but shall be, except as otherwise provided in this Agreement, in addition to any and all rights and remedies for breach of contract (other than the right to terminate this Agreement) granted by applicable provisions of law.

C. Owner's Option to Terminate If Hotel Fails To Produce Specified Gross Operating Profit

      In addition to the foregoing rights of termination for default, Owner shall have the right to terminate this Agreement upon occurrence of both of the events described in subparagraphs 1. and 2. hereof; provided that (a) a notice of termination shall be given within one hundred twenty (120) days after receipt by Owner of the certified profit and loss statement prepared in accordance with
Article XII hereof, and (b) the notice shall specify a termination date not less than sixty (60) days nor more than ninety (90) days after the giving of such notice: [l(a) and (b) below to be collectively known as the "Target GOP"]

1. The Gross Operating Profit for each of any two consecutive fiscal years occurring after the first four full fiscal years shall be less than (a) for the fifth full fiscal year $33,000,000 and (b) for the sixth full fiscal year and for each full fiscal year thereafter $33,000,000 plus the difference, if any, between the total cost of the following item for any such full fiscal year and the total cost of said items for the fifth full fiscal year:

      (1) Rental under the Ground Lease, including any deferred rental payments and interest payable thereon when paid.

      (2) Real and personal property taxes assessed on the Hotel and its contents, and

      (3) Premiums on property damage insurance carried by Owner on the Hotel and its contents;

      provided that for purposes of this Article XXIV C in no event shall the total of items (1), (2) and (3) in any fiscal year exceed the total of said items for the fifth fiscal year by more than ten (10%) percent per year. The ten (10%) percent restriction will, in the event that the increased sum of the three items specified above exceed 10% in a year after the fifth year, apply to all subsequent years as a maximum until the actual amount and the calculated amount for this purpose coincide.

2. The net cumulative percentage increase or decrease in gross room sales for the Hotel for such two consecutive fiscal years is less than the net cumulative increase or greater than the net cumulative decrease, as the case may be, for competitive convention hotels in the Chicago area ("Competitive Hotels").

3. Furthermore, for any year in which the Hotel is rendered totally or partially inoperative or in which Gross Operating Profit and/or gross room sales are otherwise materially and adversely affected by reason of strike, fire, flood, pestilence, war, civil strife, embargo, act of God or other circumstances beyond the control of Operator, or if the size of the hotel shall be reduced by reason of partial destruction or governmental taking, the amount of the aforesaid Target GOP and/or gross room sales shall be reduced proportionately to reflect the effect of the foregoing enumerated circumstances on the Gross Operating Profit and/or gross room sales of the Hotel.

4.    The parties acknowledge that the purpose of the formula set forth in this
      Article XXIVC is to assess whether Operator, acting as an experienced first-class hotel operator, has performed in accordance with the terms of this Agreement and in a satisfactory manner to maintain the Hotel's pro rata share of the market for Competitive Hotels. In recognition of such purpose, Owner acknowledges that if the application of the formula indicates that Operator has failed to maintain such pro rata share, Operator shall be deemed to have failed the test incorporated in the formula only if such failure is caused by Operator's management of the Hotel and not caused by circumstances beyond Operator's control such as, without limitation, substantial improvements or material modifications to the facilities of Competitive Hotels, the impact of the addition of new hotels to the Competitive Hotels, or failure of Owner to fund reasonably required capital improvements,

5. Any dispute in determining the gross room sales for the Hotel and the Competitive Hotels, any dispute as to which hotels are to be included in the Competitive Hotels, and any dispute as to whether or not the purpose for determining the Hotel's pro-rata share of the market for Competitive Hotels has been achieved will be resolved by Pannell, Kerr, Forster and Company and the cost of retaining Pannell, Kerr, Forster and Company for this purpose will be shared equally by the Owner and the Operator.

6. The provisions of this Article XXIV C to the contrary notwithstanding, if Owner shall have the right to terminate this Agreement pursuant to this
      Article XXIV C, and shall send a notice of such termination in accordance with said

      Article, within thirty (30) days after receipt by Operator of such notice Operator shall have the right, but not the obligation to loan Owner the difference between the actual Gross Operating Profit for each of the two consecutive fiscal years giving rise to Owner's right to terminate on which Owner's said notice was based and the Target GOP for such fiscal years, or such amount to which it may have been reduced in accordance with the provision of subparagraph 1 hereof, (said loan being hereinafter referred to as the "Gap Loan"), in which event Owner's notice of termination shall be deemed withdrawn and Owner shall not have the right to send another notice of termination unless the conditions of this Paragraph XXIV C are met for each of any two consecutive years thereafter.

Such Gap Loans, if made by Operator, shall be subordinate to any first mortgage on the Hotel, shall not bear interest and shall be repayable from time to time from Adjusted Gross Operating Profit, but only after Operator Incentive Fee due hereunder and any amounts due and payable to Owner or Sheraton under the Credit Agreement or Loan Documents, and after Owner's Preferred Return (as defined in
Article XIV hereof). The Gap Loans, if not so paid in full, shall be paid in full by Owner in the event of a sale of all or a portion of the assets of Owner or upon expiration or termination of this Agreement for any reason. In the event the Owner is terminating this Agreement pursuant to the terms of this Article XXIV B or C such payment shall be a condition precedent to Owner's right to terminate.

                                   ARTICLE XXV

                         LIMITATION ON OWNER'S LIABILITY

In any action brought to enforce the obligations of the Owner hereunder, the judgment or decree shall be enforceable against the Owner only to the extent of its interest in the Hotel and Owner's partnership or corporate assets, and the partnership or corporate assets of any corporation or partnership to which Owner may assign this Agreement, and any such judgment shall not be subject to execution on, nor be a lien on, assets of the Owner, other than its interest in the Hotel. Further, neither the Owner, nor any subsequent owner of the Hotel, nor any partner, shareholder, employee, director, agent or principal (either known or unknown or disclosed or undisclosed) of Owner or any subsequent Owner shall have any personal liability for the payment of any judgment or decree hereunder. For purposes of this Article the Hotel shall include the 2 acre site comprising the Premises (as defined in Article I hereof), including the Building and Appurtenances, all Furniture and Equipment and Operating Supplies. In its management of the Hotel, Operator shall insert in each and every contract or lease it enters into on behalf of Owner (except contracts for the rental of rooms in the normal course of business), a clause exculpating the Owner or any entity which may from time to time be the Owner hereunder, from personal liability under such contract or lease, such exculpation to be substantially in the form of this paragraph.

                                  ARTICLE XXVI

                                     NOTICES

      Any notice, statement or demand required to be given under this Agreement shall, except as herein otherwise provided, be in writing, sent by certified mail, return receipt requested, addressed, if to Owner, c/o Tishman Realty Company of Cook County 321 Clark Street, Suite 2800, Chicago, Illinois 60610 and, if to Operator, to Sixty State Street, Boston, Massachusetts 02109 c/o Legal Department, with copy to the General Manager at the Hotel, or to such other addresses as Operator or Owner shall designate in the manner herein provided, and shall be deemed to have been given and shall be effective on the day three (3) days after it shall have been mailed, as aforesaid, in any post office or branch post office regularly maintained by the United States Government.

                                  ARTICLE XXVII

                                   ARBITRATION

Any dispute between the parties hereto for which arbitration is specifically provided for herein shall be settled by final and binding arbitration in accordance with the rules, then obtaining, of the American Arbitration Association or any successor organization. Owner and Operator shall each select an arbitrator, and the arbitrators so selected shall together select a third arbitrator and the panel decisions shall be rendered by a majority. Such arbitration shall be conducted in Chicago, Illinois. The decision or award rendered may be entered in a court of competent jurisdiction. The allocation of the cost of the arbitration shall be determined by the arbitrators. The arbitrators will be reasonably compensated, such reasonable compensation to be established by agreement of the parties, or if the parties should fail to agree, to be conclusively established by the American Arbitration Association. If the arbitrators selected by the parties hereto are unable to agree upon a third panel member within thirty (30) days after either party has given the other party written notice of its desire to arbitrate any matter, then either party may apply to any judge of the highest court of competent jurisdiction in Chicago, Illinois for the appointment of a single arbitrator to hear the parties and settle the matter in dispute. At any time when the Hotel is encumbered by one or more mortgages, the holder of the first mortgage (i) shall be given copies of any notice or demand for arbitration by Operator and of all notices served on either Owner or Operator in any arbitration, and (ii) shall, if Owner fails to designate an arbitrator within the time period allowed, receive notice of such failure and be given an additional ten (10) days in which to designate the arbitration on behalf of Owner.

                                 ARTICLE XXVIII

                                     CONSENT

      Except as herein otherwise provided to the contrary, whenever in this Agreement the consent or approval of Operator or Owner is required, Owner and Operator each agree to act reasonably and without undue delay with respect to requests for such consent or approval. Such consent or approval shall also be in writing only and shall be duly executed by an authorized officer or agent of the party granting such consent or approval.

                                  ARTICLE XXIX

                              OWNER'S RIGHT OF SALE

      A. Owner may sell, lease or otherwise dispose of all or any part of the Hotel to any constituent partner of Owner, and any such constituent partner may transfer all or any part of its interest in Owner to an Affiliate (herein defined as an affiliate, subsidiary or controlling person) of such constituent partner; provided that Tishman Realty Corporation of Cook County shall retain all of its interest in Owner until Opening Date of the Hotel. Further, any constituent partner of Owner may transfer its interest in Owner to any transferee who meets the standards set forth and described in the second paragraph of Article XXIX(B) of this Agreement, provided that Tishman Realty Corporation of Cook County shall retain all of its interest in Owner until Opening Date of the Hotel.

      B. Any party desiring to effect a transfer not permitted by Paragraph A of this Article shall give Operator not less than 30 days advance written notice of such intention. Such notice shall identify in reasonable detail the owners of the proposed transferee or lessee of the Hotel and shall be accompanied by the last available audited and unaudited financial statements of the proposed transferee or lessee. Operator shall then have the option, exercisable in writing within 30 days of Operator's receipt of such notice either to (1) terminate this Agreement or (2) to require the proposed transferee or lessee to accept the assignment of this Agreement from the Owner and assume the obligations of Owner hereunder subject to the limitations on Owner's liability herein contained. If Operator elects the former option, this Agreement shall terminate when and only if such sale, lease or other disposition of the Hotel is consummated. If Operator elects the latter option, the assumption of this Agreement by the proposed transferee or lessee of the Hotel shall be a condition of this sale, lease or other disposition and Operator shall have the right to enjoin said sale, lease or other disposition in the event that an agreement of such assumption in form reasonably satisfactory to

Operator's counsel and executed by the proposed transferee shall not have been delivered to Operator at least ten days prior to said sale or disposition or five days after Operator notifies the Owner of its election, whichever occurs later. If Operator has not elected either option by the delivery of written notice of such election to the Owner within the foregoing 30 day period, then the Operator shall be deemed to have elected the latter option. Upon any permitted sale, lease or other disposition, this Agreement shall be assigned to the successor entity.

The foregoing provisions of this Article XXIX to the contrary notwithstanding, Operator shall not have the option to terminate this Agreement in the case of a purchaser (a) having a net worth (determined by generally accepted accounting principles consistently applied) at the time of the proposed sale of not less than $10,000,000 or who can demonstrate in a manner reasonably satisfactory to Operator sufficient financial capacity to perform Owner's obligations under this Agreement, and (b) having a reputation of sound moral character in the business community with known business affiliations (disputes between Owner and Operator over whether a proposed purchaser meets the above criteria shall be subject to arbitration hereunder) and (c) who is not engaged as a primary business in the operation or franchising of hotels.

                                   ARTICLE XXX

                                   ASSIGNMENT

Operator shall have the right to assign all its right, title and interest under this Agreement to a subsidiary company of it or Sheraton, provided that Operator, Sheraton or a subsidiary of Sheraton shall at all times own at least fifty-one (51%) percent of all classes of capital stock of said subsidiary, and provided further that said subsidiary enjoys the benefits of the Sheraton organization to the same degree as Operator and provided that Sheraton reaffirms to Owner its guaranty of Operator's obligations under this Agreement and states in writing that it guarantees said subsidiary's obligations hereunder, and provided further that said subsidiary assumes all of Operator's obligations hereunder. Operator shall also have the right to assign this Agreement to any successor or assignee of Operator or Sheraton which may result from any merger, consolidation or reorganization, or to another corporation which acquires all or substantially all of the business and assets of Sheraton, provided in any event that Sheraton or its successors or assigns reaffirms to Owner its guaranty of Operator's obligations hereunder, and provided further that said successor or assigns assumes all of Operator's obligations hereunder and enjoys the benefits of the Sheraton organization to the same degree as Operator, including, without limitation, the right to continued use of the Sheraton name in the operation of the Hotel as set forth in this Agreement. Except as set forth above, Operator shall have no right to assign its right, title and interest under this Agreement,

Except as expressly permitted under Article XXIX, and under this Article XXX Owner shall not assign this Agreement without first having obtained Operator's written consent to such assignment, which consent may be granted or withheld by Operator in Operator's absolute discretion. Operator's assent to an assignment on any occasion shall not be deemed an assent to any other assignment on any future occasion. Owner shall have the right to assign this Agreement to any lender as collateral security if so required pursuant to the terms of any mortgage covering the Hotel now or in the future.

Upon any assignment permitted by this Article and Article XXIX and upon assumption of this Agreement by the assignee, the assignor shall be relieved of any obligation or liability under this Agreement incurred subsequent to the date of such assignment.

                                  ARTICLE XXXI

                                 INDEMNIFICATION

If Operator, Sheraton, ITT or any of their respective affiliates or subsidiaries who perform services on behalf of Operator hereunder or under Technical Services Agreement annexed hereto as Exhibit "B" shall, in the performance of this Agreement or the Technical Services Agreement, become liable or be alleged to be liable to any person or entity other than Owner for any act, omission or error of judgment (whether the same is determined or alleged to be negligent, tortious or otherwise) of Owner or of Operator, Sheraton, ITT or any of their respective affiliates or subsidiaries, or any officer, agent or employee of any of them, whether such liability or allegation thereof is based on the sole negligence of any such entity or individual, or the concurrent negligence of two or more such entities or individuals (one or more of which may be Owner or any of its officers, agents or employees), or on any other theory, except where such act or omission is found to have been due to the gross negligence or wilful misconduct of any executive employees of Operator, Sheraton or their respective affiliates or subsidiaries or to any breach of the duties of Operator, Sheraton or their respective affiliates or subsidiaries under this Agreement or to a breach by Sheraton of its guaranty of Operator's obligations hereunder then Operator, Sheraton, ITT and their respective affiliates and subsidiaries shall be entitled to be indemnified and saved harmless by Owner from all loss, damage, cost and expense (including reasonable attorney's fees) by reason of any of the foregoing acts, omissions, errors of judgment, and in respect of any of the foregoing liabilities subject to the aforesaid limitation with respect to acts or omissions constituting gross negligence or wilful misconduct or breach of duties or covenants as aforesaid, (such acts, omissions, errors of judgment or breach of duties being hereinafter collectively referred to as the "Excluded Liabilities"). Moreover, Owner will reasonably, at Operator's request, assume the defense (with counsel satisfactory to Operator) of any proceeding brought by any third party to establish any such liability, the costs of any such defense being an Operating Expense hereunder. Any liability resulting from or settlement amount relating to any of the foregoing acts, omissions, errors of judgment or allegations thereof which is not covered by insurance will be an Operating Expense under this Article XXXI, and will, in any event, be required to be indemnified pursuant hereto.

      Operator, Sheraton, and their respective affiliates and subsidiaries under this Agreement shall indemnify and save harmless Owner and Owner's affiliates and subsidiaries from all loss, damage, cost and expense (including reasonable attorneys' fees) incurred by Owner and Owner's affiliates and subsidiaries by reason of the Excluded Liabilities to the extent that such Excluded Liability is not covered by insurance. Any liability resulting from or settlement amount relating to any of the Excluded Liabilities (including reasonable attorneys fees) not covered by insurance will be borne by Operator and not be an Operating Expense herender and will, in any event, be required to be indemnified pursuant hereto unless Operator, Sheraton or their affiliates have been shown to have acted or omitted to act under the circumstances in good faith and in the reasonable belief that such act or omission was in accordance with Operator's obligations under this Agreement. Operator will bear the burden of proof with respect to the aforesaid good faith and reasonable belief criteria.

                                  ARTICLE XXXII

                              NON-COMPETITION AREA

Neither Owner, (or any general partner of Owner), Operator, Sheraton, nor any of their subsidiaries shall either own, lease, manage or franchise a hotel, motor inn or similar facility (collectively, a "Facility") within a two mile radius of the Hotel or a Facility of 750 guest rooms or greater within a 15 mile radius of the Hotel. Any such ownership, leasing, management or franchising outside of said areas shall be totally unrestricted.

The foregoing restriction, however, shall not apply to or prohibit the following:

      a) The ownership, leasing or management by Sheraton or its subsidiaries of a luxury hotel having 300 guest rooms or less any place within said areas, provided that said luxury hotel shall not be open to the public prior to the expiration of five years from the Opening Date;

      b) Any Facility, owned, leased, managed or franchised under the Sheraton name or by Owner on the date hereof, within said areas, or any substitution or replacement thereof, expansion or replacement of expansion of any of the foregoing, anywhere within said areas;

      c) To any Facility owned by an institutional investor not engaged, as a primary business, in the ownership or operation of hotels, which institutional investor becomes a general partner of Owner in the ownership of the Hotel.

                                 ARTICLE XXXIII

                               PARTIAL INVALIDITY

      In the event that any one or more of the phrases, sentences, clauses or paragraphs contained in this Agreement shall be declared invalid by the final and unappealable order, decree or judgment of any court, this Agreement shall be construed as if such phrases, sentences, clauses or paragraphs had not been inserted; provided that if any portion of Articles VII, VIII, XIII, or XXXI be so declared invalid, Operator shall have the option to terminate this Agreement within thirty (30) days thereafter on written notice to Owner.

                                  ARTICLE XXXIV

                               SPECIAL CONDITIONS

      Operator may terminate this Agreement on notice to Owner in the event that any of the following conditions shall not be satisfied. The consequences of such termination shall be the same as the consequences of the termination of this Agreement by Operator in accordance with Section A of Article XXIV hereof, except that if the said termination occurs after Operator has become entitled to fees hereunder (including Technical Services fees, as provided in Article II hereof) Operator shall be entitled to such fees. The conditions are the following:

      1. Owner shall, prior to commencement of construction if construction has not commenced prior to the date hereof, and in any event within a reasonable time, not exceeding one year from the date of this Agreement, have developed a financing plan which in Operator's reasonable opinion is satisfactory and will assure the fulfillment of Owner's obligations under this Agreement, and shall have received written commitments for all financing under said plan. Copies of all such written commitments shall be forwarded to Operator (Attention:
            Legal Department, with a copy to North America Development Department) immediately upon receipt by Owner. The aforesaid financing plan and Operator's approval thereof is expressly agreed to refer to the original financing of the Hotel only. Owner shall have the right if it is unable to obtain a financing plan acceptable to Operator and to it, within such time period, to terminate this Agreement upon ten (10) days prior written notice. In such case the rights of Owner and Operator shall be as provided for in the last paragraph of subparagraph A of
            Article XXIV. Owner shall use reasonable efforts to obtain an acceptable financing plan by said date.

      2. Owner shall have obtained all necessary decrees, acts, orders, consents, licenses and permits to enable Owner to construct the Hotel.

                                  ARTICLE XXXV

                              OWNER'S SOLE BUSINESS

      Owner hereby warrants that the ownership of the Hotel and Owner's activities in compliance with this Agreement are the sole business and activities of Owner, and Owner hereby agrees not to engage in any other activity or business during the Operating Term. This Article is not intended in any way to limit the activities of any of Owner's stockholders, partners or affiliates.

                                  ARTICLE XXXVI

                                  MISCELLANEOUS

      1. Wherever reference is made in this Agreement to the Independent Certified Public Accountant, it shall mean the firm of Arthur Andersen & Co., or any successor firm thereto. However, if during the term of this Agreement Arthur Andersen & Co. shall no longer be in existence and has no successor, or if Operator shall desire to substitute another firm of certified public accountants, the name of any reputable national firm of certified public accountants having hotel experience, selected by Operator and approved by Owner, shall be deemed substituted in its place. Owner and Operator agree that the Independent Certified Public Accountant shall be subject to Ground Lessor's prior approval.

      2. Owner and Operator shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding, and enforceable as between them and as against third parties, including Owner's filing in appropriate governmental offices pursuant to any statute, ordinance, rule or regulation requiring such filing by persons or entities doing business in a name other than their own, of a certificate or similar document indicating that Owner is engaging in the hotel business at the Hotel under the name of the Hotel. Any fees or expenses incurred in connection therewith shall be borne by Owner.

      3. The headings of the titles to the several articles of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.

      4. The waiver of any of the terms and conditions of this Agreement on any occasion or occasions shall not be deemed a waiver of such terms and conditions on any future occasion.

      5. This Agreement shall be binding upon and inure to the benefit of Owner, its successors and/or permitted assigns, and shall be binding upon and inure to the benefit of Operator and its permitted assigns.

      6. This Agreement shall be construed, both as to its validity and as to the performance of the parties, in accordance with the laws of the State of Illinois other than principals of conflict of law.

      7. Until Owner shall advise Operator to the contrary in writing, Operator may rely on Ronald E. Materick being authorized to take any action required or permitted to be taken by Owner, including, without limitation, the giving of all approvals hereunder. Until Operator shall advise Owner to the contrary, Owner may rely on Ronald Wackrow being authorized to take action required or permitted to be taken by Operator, including, without limitation, the giving of all approvals hereunder.

      8. In the event that the Consumer Price Index is discontinued or changed, all references to the said index shall be deemed to refer to any comparable index or statistics published by an agency of the United States government or by a responsible financial periodical of recognized authority then to be selected by the parties.

                                 ARTICLE XXXVII

                                ENTIRE AGREEMENT:
                     OWNER HAS NOT RELIED ON REPRESENTATIONS

      This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written. Owner and Operator have not relied on any projection of earnings, statements as to the possibility of future success or other similar matter which may have been prepared by Operator, Sheraton, or Owner, or any of their respective affiliates or subsidiaries, and understand that no guaranty is made or implied by Operator, Sheraton, or Owner or any of their affiliated or subsidiary companies as to the cost or the future financial success of the Hotel.

      IN WITNESS WHEREOF, Operator and Owner have duly [ILLEGIBLE] this Agreement the day and year first above written.


                         CITYFRONT HOTEL ASSOCIATES LIMITED

                         By: Tishman/C-H-A Limited Par [ILLEGIBLE]
                                            the General Partner

                               By: Tishman Realty [ILLEGIBLE]
                                     of Cook County
                                        The general

                                   By: /s/ John Vick
                                       --------------------------------
                                       Name: John Vick
                                       Title: First Vice [ILLEGIBLE]



                         SHERATON OPERATING CORPORATION

                         By: /s/ Richard Braverman
                             --------------------------------------
                             Name: Richard Braverman
                             Title: Vice President

HVS International, Mineola, New York           Simultaneous Valuation Formula  2
--------------------------------------------------------------------------------

=============
     HVS
-------------
INTERNATIONAL
=============

                        NI   =  Net income available for debt service

                        V    =  Value

                        M    =  Loan-to-value ratio

                        f    =  Annual debt service constant

                        n    =  Number of years in the projection period

                        d(e) =  Annual cash available to equity

                        d(r) =  Residual equity value

                        b    =  Brokerage and legal cost percentage

                        P    =  Fraction of the loan paid off during the
                                projection period

                        f(p) = Annual constant required to amortize the entire loan during the projection period

                        R(r) = Overall terminal capitalization rate applied to net income to calculate the total property reversion (sales price at the end of the projection period)

                        1/S^n = Present worth of a $1 factor (discount factor)
                                at the equity yield rate

                        Using these symbols, the following formulas can be used to express some of the components of this mortgage and equity valuation process.

                        Debt Service - A property's debt service is calculated by first determining the mortgage amount that equals the total value (V) multiplied by the loan-to-value ratio
                        (M). Debt service is derived by multiplying the mortgage amount by the annual debt service constant (f). The following formula represents debt service.

                                        f x M x V = Debt Service

                        Net Income to Equity (Equity Dividend) - The net income to equity (de) is the property's net income before debt service (NI) less debt service. The following formula represents the net income to equity.

                                         NI - (f x M x V) = d(e)

                        Reversionary Value - The value of the hotel at the end of the tenth year is calculated by dividing the 11th-year net income before debt service (NI^11) by

HVS International, Mineola, New York           Simultaneous Valuation Formula  3
--------------------------------------------------------------------------------

=============
     HVS
-------------
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                        the terminal capitalization rate (R(r)). The following
                        formula represents the property's tenth-year reversionary value.

                                   (NI^11/R(r)) = Reversionary Value

                        Brokerage and Legal Costs - When a hotel is sold, certain costs are associated with the transaction. Normally, the broker is paid a commission and the attorney collects legal fees. In the case of hotel transactions, brokerage and legal costs typically range from 1% to 4% of the sales price. Because these expenses reduce the proceeds to the seller, they are usually deducted from the reversionary value in the mortgage and equity valuation process. Brokerage and legal costs (b) expressed as a percentage of reversionary value (NI^11/R(r)) is calculated by application of the following formula.

                              b (NI^11/R(r)) = Brokerage and Legal Costs

                        Ending Mortgage Balance - The mortgage balance at the end of the tenth year must be deducted from the total reversionary value (debt and equity) in order to determine the equity residual. The formula used to determine the fraction of the loan remaining (expressed as a percentage of the original loan balance) at any point in time (P) takes the annual debt service constant of the loan over the entire amortization period (f) less the mortgage interest rate (i) and divides it by the annual constant required to amortize the entire loan during the ten-year projection period (f(p)) less the mortgage interest rate. The following formula represents the fraction of the loan paid off (P).

                                         (f - i)/(f(p) - i) = P

                        If the fraction of the loan paid off (expressed as a percentage of the initial loan balance) is P, then the remaining loan percentage is expressed as 1 - P. The ending mortgage balance is the fraction of the remaining loan (1 - P) multiplied by the initial loan amount (M x
                        V). The following formula represents the ending mortgage balance.

                                            (1 - P) x M x V

                        Equity Residual Value - The value of the equity upon the sale at the end of the projection period (d(r)) is the reversionary value less the brokerage and legal costs and the ending mortgage balance. The following formula represents the equity residual value.

                       (NI^11/R(r)) - (b(NI^11/R(r)) - ((1 - P) x M x V) = d(r)

HVS International, Mineola, New York           Simultaneous Valuation Formula  4
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                        Annual Cash Flow to Equity - The annual cash flow to
                        equity consists of the equity dividend for each projection year plus the equity residual at the end of the tenth year. The following formula represents the annual cash flow to equity.

                                       NI^1 - (f x M x V) = d(e)^1

                                       NI^2 - (f x M x V) = d(e)^2

                                      NI^10 - (f x M x V) = d(e)^10

                       (NI^11/R(r)) - (b(NI^11/R(r)) - ((1 - P) x M x V) = d(r)

                        Value of the Equity - If the initial mortgage amount is calculated by multiplying the loan-to-value ratio (M) by the property value (V), then the equity value is one minus the loan-to-value ratio multiplied by the property value. The following formula represents the value of the equity.

                                               (1 - M) V

                        Discounting the Cash Flow to Equity to the Present Value
                        - The cash flow to equity in each projection year is discounted to the present value at the equity yield rate (1/S^n). The sum of these cash flows is the value of the equity (1 - M) V. The following formula represents the calculation of equity as the sum of the discounted cash flows.

                              (d(e)^1 x 1/S^1) + (d(e)^2 x 1/S^2) + . . .
                           + (d(e)^10 x 1/S^10) + (d(r) x 1/S^10) = (1 - M) V

                        Combining the Equations: Annual Cash Flow to Equity and Discounting the Cash Flow to Equity to the Present Value
                        - The last step is to arrive at one overall equation that shows that the annual cash flow to equity plus the yearly discounting to the present value equals the value of the equity.

             ((NI^1 - (f x M x V)) 1/S^1) + ((NI^2 - (f x M x V)) 1/S^2) + . . .

                               ((NI^10 - (f x M x V)) 1/S^10) +

       (((NI^11/R(r)) - (b(NI^11/R(r))) - ((1 - P) x M x V)) 1/S^10) = (1 -M) V

                        Because the only unknown in this equation is the property's value (V), it can be solved readily.

HVS International, Mineola, New York           Simultaneous Valuation Formula  5
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                        Ten-Year Projection of Income and Expense - Because the
                        fixed and variable forecast of income and expense is carried out only to the stabilized year, it is necessary to continue the projection to the 11th year. In most instances, net income before debt service beyond the stabilized year is projected at an assumed inflation rate. By increasing a property's revenue and expenses at the same rate of inflation, net income remains constant as a percentage of total revenue and the dollar amount escalates at the annual inflation rate. Investors are currently using inflation rates of approximately 3.0% annually. The ten-year forecast of income and expense illustrates the subject property's net income, which is assumed to increase by 3.0% annually subsequent to the property's stabilized year of operation.

                        Solving for Value Using the Simultaneous Valuation Formula - In the case of the subject property, the following known variables have been determined.

                        ========================================================
                        Table 1: Summary of Known Variables
                        --------------------------------------------------------

                        Annual Net Income                 NI     See Forecast
                        Loan-to-Value Ratio               M         70.0%
                        Interest Rate                     i          8.5%
                        Debt Service Constant             f        0.096627
                        Equity Yield                      Ye        18.0%
                        Brokerage and Legal Fees          b          2.0%
                        Annual Constant Required
                         to Amortize the Loan in
                         Ten Years                        fp       0.148783
                        Terminal Capitalization
                         Rate                             Rr        10.5%
                        --------------------------------------------------------

                        The following table illustrates the present worth of a $1 factor at the 18.0% equity yield rate.

HVS International, Mineola, New York           Simultaneous Valuation Formula  6
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                        ========================================================
                        Table 2: Present Worth of a $1 Factor at the Equity
                                 Yield Rate
                        --------------------------------------------------------

                                                   Present Worth of $1
                                    Year             Factor at 18.0%
                             --------------------------------------------

                                    1998                 0.847457
                                    1999                 0.718183
                                    2000                 0.608629
                                    2001                 0.515786
                                    2002                 0.437107
                                    2003                 0.370429
                                    2004                 0.313922
                                    2005                 0.266036
                                    2006                 0.225454
                                    2007                 0.191062
                        --------------------------------------------------------

                        Using these known variables, the following intermediary calculations must be made before applying the simultaneous valuation formula. The fraction of the loan paid off during the projection period is calculated as follows.

                      P = ( 0.096627 - 0.085 ) / ( 0.148783 - 0.085 ) = 0.182294

                        The annual debt service is calculated as f x M x V.

                           ( f x M x V ) = 0.096627 x 0.70 x V = 0.067639 V

                        Inserting the known variables into the hotel valuation formula produces the following.

                              ( 25,181,000 - 0.067639 V ) x 0.847457 +
                              ( 25,831,000 - 0.067639 V ) x 0.718183 +
                              ( 26,013,000 - 0.067639 V ) x 0.608629 +
                              ( 26,795,000 - 0.067639 V ) x 0.515786 +
                              ( 27,287,000 - 0.067639 V ) x 0.437107 +
                              ( 28,105,000 - 0.067639 V ) x 0.370429 +
                              ( 28,150,000 - 0.067639 V ) x 0.313922 +
                              ( 28,995,000 - 0.067639 V ) x 0.266036 +
                              ( 29,320,000 - 0.067639 V ) x 0.225454 +
                              ( 30,199,000 - 0.067639 V ) x 0.191062 +
                   ((( 31,105,000 / 0.105 ) - ( 0.02 X ( 31,105,000 / 0.105 )) -
                   (( 1 - 0.182294 ) x 0.70 x V )) x 0.191064 ) = ( 1 - 0.70 ) V

HVS International, Mineola, New York           Simultaneous Valuation Formula  7
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                        Like terms are combined as follows.

                              $176,282,164 - 0.413340 V = (1 - .070) V
                                           $176,282,164 = 0.71334 V
                                                      V = $176,282,164 / 0.71334
                                                      V = $247,122,225

                              Value Indicated by the
                              Income Capitalization
                              Approach (Say)              $247,122,000

HVS International, Mineola, New York       Qualifications of Anjali S. Poorswani
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================================================================================
Anjali S. Poorswani

Employment

1998 to present      HVS INTERNATIONAL
                     Mineola, New York
                     (Hotel Valuations, Market Studies, Feasibility Reports, and Investment Counseling)

1995 to 1997         THE TAJ GROUP OF HOTELS
                     Bombay, India

Education            MS - School of Hotel, Restaurant and Travel Administration
                     University of Massachusetts at Amherst

                     BS - School of Business Administration
                     European University, Geneva, Switzerland

                     Diploma of Hotel Management
                     Hotel Institute for Management, Montreux, Switzerland

HVS International, Mineola, New York              Qualifications of Sabena Arora
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================================================================================
Sabena Arora

Employment

1995 to present      HVS INTERNATIONAL
                     Mineola, New York
                     (Hotel Valuations, Market Studies, Feasibility Reports, and Investment Counseling)

1993, 1994           MANHATTAN EAST SUITES
                     New York, New York

1991, 1993           DARSHI ENTERPRISES
(Summers)            Syosset, New York

1992                 RADIUM HOT SPRINGS RESORT
                     Radium, British Columbia

Education            BS - School of Hotel Administration, Cornell University
                     Hertford College, Oxford University
                     - Study of International and Applied Economics

Examples Of          Bank One
Corporate and        Bear Stearns
Institutional        Best Western
Clients Served       Chase Commercial Mortgage Banking Corp.
                     Column Financial, Inc.
                     Credit Lyonnais
                     Goldman Sachs
                     Hotels of Distinction
                     Hudson Hotels
                     Kensico Properties
                     Morgan Stanley Mortgage Capital, Inc.
                     Parallel Capital Corporation
                     Remington Hotel Corporation
                     Riker, Danzig, Scherer, Hyland & Penetti
                     Societe Generale
                     Starwood Lodging
                     Winegardner & Hammons

HVS International, Mineola, New York              Qualifications of Sabena Arora
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Examples of Hotels           Arizona
Appraised or Evaluated       - Sheraton San Marcos Golf Resort
                               & Conference Center, Chandler
                             - Hampton Inn, Phoenix

                             California
                             - L'Ermitage Hotel, Beverly Hills

                             Connecticut
                             - The Sheraton Hotel at Bradley International
                               Airport, Windsor Locks

                             Delaware
                             - Comfort Inn, Seaford

                             Florida
                             - Hampton Inn, Orlando

                             Georgia
                             - Comfort Inn, Atlanta
                             - Comfort Suites, Atlanta
                             - Doubletree Hotel, Atlanta
                             - The Marque of Atlanta, Atlanta
                             - Ramada Inn, Richmond Hills

                             Indiana
                             - Embassy Suites - Claypool Center, Indianapolis
                             - Radisson Hotel, Indianapolis
                             - Ramada Indianapolis Airport, Indianapolis
                             - Ramada Plaza Hotel, Indianapolis

                             Maryland
                             - Comfort Inn, Kent Narrows
                             - Econolodge, Waldorf

                             Massachusetts
                             - Westin Hotel, Waltham

                             New Jersey
                             - Proposed Hotel, Hoboken
                             - Marriott Hotel, Somerset
                             - Quality Inn/Easterner Motor Inn, Bordentown

                             New York
                             - Best Western, Monticello
                             - Best Western Manhattan, New York

                             North Carolina
                             - Fairfield Inn, Cary
                             - Cricket Inn
                             - Duke, Durham
                             - Durham Hilton, Durham
                             - Fairfield Inn, Durham
                             - Omni Durham, Durham
                             - Cricket Inn, Raleigh
                             - Fairfield Inn, Statesville
                             - Fairfield Inn, Wilmington
                             - Radisson Marque, Winston-Salem

                             Ohio
                             - Holiday Inn, Cleveland
                             - Proposed Marriott, Columbus

                             Pennsylvania
                             - Best Western Center, Philadelphia
                             - Sheraton Berkshire Inn, Reading

                             South Carolina
                             - Hampton Inn, Columbia
                             - Comfort Inn, Greenville

                             Tennessee
                             - Union Station Hotel, Nashville

                             Texas
                             - Arlington Hilton, Arlington
                             - Ramada Inn, Conroe

                             Virginia
                             - Proposed Hotel, Centerville

                             Wisconsin
                             - Holiday Inn Select, Madison

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
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================================================================================
Stephen Rushmore, CRE, MAI, CHA

Employment

1980 to present      HVS INTERNATIONAL
                     (Division of Hotel Consulting Services, Inc.)
                     Mineola, New York
                     President and Founder
                     (Hotel/Motel Market Studies, Feasibility Reports,
                     Valuations, and Investment Counseling)

1977 - 1980          HELMSLEY-SPEAR HOSPITALITY SERVICES, INC.
1971 - 1974          New York, New York
                     (Real Estate)

1974 - 1977          JAMES E. GIBBONS ASSOCIATES
                     Garden City, New York
                     (Mortgage Banking, Appraisals, Hotel Operations)

Affiliated           HVS INTERNATIONAL (SAN FRANCISCO, CALIFORNIA)
Ownership Interests  West coast office for hotel/motel counseling and appraisals

                     HVS INTERNATIONAL (MIAMI, FLORIDA)
                     Southeast office for hotel/motel counseling and appraisals

                     HVS INTERNATIONAL (BOULDER, COLORADO)
                     Midwest office for hotel/motel counseling and appraisals

                     HVS INTERNATIONAL (VANCOUVER, CANADA)
                     Canadian office for hotel/motel counseling and appraisals

                     HVS INTERNATIONAL (LONDON, ENGLAND)
                     European office for hotel/motel counseling, appraisals, and brokerage

                     HVS - EXECUTIVE SEARCH
                     Hotel/motel executive search and human resource consulting

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
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================================================================================

Affiliated           HVS - ECO SERVICES
Ownership Interests  Environmental consulting for hotels and motels;
(continued)          waste management; recycling; green product selection;
                     administrator of the ECOTEL Certification

                     HVS FOOD & BEVERAGE SERVICES
                     Specialized consulting services for restaurants and other food service facilities

                     HVS ASSET MANAGEMENT & OPERATIONAL ADVISORY SERVICES Consulting services focused on enhancing hotel profitability and asset value

                     HVS GAMING SERVICES
                     Specialized consulting and valuation services for casinos and other types of gaming activities

                     HVS INVESTMENT SERVICES
                     Agency and brokerage services covering Europe, Asia, and Africa

                     HOSPITALITY VALUATION SOFTWARE, INC.
                     Founder of software company that develops and distributes hotel financial analysis software

Professional         Counselors of Real Estate - Member (CRE)
Affiliations
                     Appraisal Institute - Member (MAI) (SREA)
                     - Developer and Instructor, Hotel Investment and Valuation
                     Seminar
                     - Developer and Instructor, Hotel Computer Valuation
                     Seminar

                     American Hotel and Motel Association
                     - Certified Hotel Administrator (CHA)
                     - Industry Real Estate Financing Advisory Council (IREFAC)

                     International Society of Hospitality Consultants - Member
                     (ISHC)

                     New York University - Adjunct Assistant Professor of Nutrition, Food and Hotel Management

                     Michigan State University - Honorary Faculty, Honorary Alumnus

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
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================================================================================

Professional         Certified General Appraiser - Arizona, Connecticut,
Affiliations         Delaware, District of Columbia, Georgia, Massachusetts,
(Continued)          Michigan, Minnesota, New Jersey, New York, Oregon,
                     Pennsylvania, South Carolina,


                     Licensed Real Estate Broker - New York, Pennsylvania

                     Board of Advisers
                     - Real Estate Finance Journal
                     - Real Estate Workouts & Asset Management

                     American Arbitration Association - National Real Estate Valuation Council

                     Cornell Society of Hotelmen

                     New York University Masters in Hospitality Management - Advisory Board

                     New York University Hospitality Investment Conference - Executive Committee, Board of Advisors, Patron

                     Board of Directors - Winthrop-University Hospital

                     Beta Gamma Sigma - National Honor Society in Business and Management

Significant          Founder of HVS International - a global hotel consulting
Accomplishments      firm with six offices and 75 professionals

                     Founder of Microtel - a national hard-budget lodging chain

                     Founder of HEI Hotels - a hotel ownership and management company consiting of 20 full service hotels. HEI was sold to Starwood Lodging Trust in 1997 for $330 million.

Endowment            Hospitality Valuation Services Professor of Hotel Finance
                     and Real Estate
                     - School of Hotel Administration, Cornell University
                     (currently held by Professor James J. Eyster)

Education            BS - School of Hotel Administration, Cornell University

                     MBA - Graduate School of Business Administration (Finance), University of Buffalo

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
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================================================================================

Partial List of      Cornell University - Computer Valuation Techniques
Teaching and         Michigan State University - Hotel Management Contracts
Lecture Assignments  University of North Carolina - Hotel Market Studies
                     University of Virginia - Assessing Hotels
                     American Arbitration Association - Real Estate Arbitration
                     American Hotel and Motel Association - Hotel Obsolescence
                     Appraisal Institute - Hotel Valuation (over 50 seminars)
                     International Association of Assessing Officers - Hotel
                     Valuation
                     Montreal Appraisal Society - Total Project Analysis
                     Society of Real Estate Appraisers - Lease Seminar
                     Lodging Hospitality - Lodging Summit

Published Books
and Seminars

Textbooks            The Valuation of Hotels and Motels,
                     Appraisal Institute, Chicago, Illinois, 1978

                     Hotels, Motels and Restaurants: Valuations and Market Studies,
                     Appraisal Institute, Chicago, Illinois, 1983

                     How to Perform an Economic Feasibility Study of a Proposed Hotel/Motel,
                     American Society of Real Estate Counselors, Chicago, Illinois, 1986

                     Hotel Investments: A Guide for Owners and Lenders, Warren, Gorham and Lamont, Inc., New York, New York, 1990

                     The Computerized Income Approach to Hotel Market Studies and Valuations,
                     Appraisal Institute, Chicago, Illinois, 1990

                     Hotel Investments: A Guide for Owners and Lenders, 1992 Supplement,
                     Warren, Gorham and Lamont, Inc., New York, New York, 1992

                     Hotel Investments: A Guide for Owners and Lenders, 1993 Supplement,
                     Warren, Gorham and Lamont, Inc., New York, New York, 1992

                     Hotels and Motels: A Guide to Market Analysis, Investment Analysis, and Valuations,
                     Appraisal Institute, Chicago, Illinois, 1992

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
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Published Books and Seminars (continued)

Textbooks            Hotel Investments Handbook,
(continued)          Warren, Gorham and Lamont, Inc., New York, New York, 1997

Student Manuals      The Valuation of Lease Interests,
                     Society of Real Estate Appraisers, Chicago, Illinois, 1976

                     Hotel-Motel Valuation Seminar,
                     Appraisal Institute, Chicago, Illinois, 1981, 1988, 1990, 1994

                     The Computerized Approach to Hotel Market Studies and Valuations Seminar,
                     Appraisal Institute, Chicago, Illinois, 1991

Demonstration        Demonstration Appraisal of a Proposed Hotel, Spring Valley,
Appraisal            New York, Hospitality Valuation Services, Mineola,
                     New York, 1983, 1990, 1996

Chapters The Real Estate Handbook-Second Edition, Dow Jones-Irwin, 1989, "Hotels and Motels"

                     Arbitration of Real Estate Valuation Principles, American Arbitration Association, 1987, "Arbitration in the Hospitality Industry"

                     Ethics in Hospitality Management: A Book of Readings, Educational Institute of the American Hotel and Motel Association, 1992, "Ethics in Hotel Appraising"

                     The Lodging and Food Service Industry, Educational Institute of the American Hotel and Motel Association, 1993, "Insider's Insights"

Published Articles

The Appraisal        "Using Total Project Analysis to Compete for Investment
Journal               Capital," October, 1975
                     "The Appraisal of Food Service Facilities," July, 1980
                     "Publish and Prosper," October, 1980
                     "Valuation of Hotels and Motels for Assessment Purposes,"
                      April, 1984
                     "Adjusting Comparable Sales for Hotel Assessment Appeals,"
                      July, 1986
                     "Hotel Business Value and Working Capital: A
                      Clarification," January, 1987
                     "Ethics in Hotel Appraising," July, 1993

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
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Published Articles (continued)

The Appraiser        "Hotel-Motel Appraisal Misconceptions Set Straight,"
                      January, 1979
                     "No Conventional Financing Available for Hotels: Rushmore,"
                      December, 1979
                     "Estimating Hotel Land Values Using Comparable Ground
                      Leases," April, 1980

Bulletin of the
Cornell Society of   "Employment Philosophy for a Consulting Practice," July,
Hotelmen              1984

Business Travel
News                 "A Snapshot of a Classic Recovery," July, 1995

The Canadian
Appraiser            "Hotel/Motel Market Sales Update," Summer, 1987

Capital Sources for  "Stephen Rushmore Discusses the Future of the Lodging
Real Estate           Industry," December, 1994

Cayuga Advisor       "Secrets to Success in Consulting," October, 1992

Chapter News and     "Quantifying a Hotel's Business Value," November, 1979
Notes

Cornell Hotel &      "A Preliminary Market Study," November, 1974
Restaurant           "How Much is Your Place Worth  Today?  A Case Study in
Administration        Hotel - Motel Valuation," May, 1975
Quarterly            "What Can Be Done About Your Hotel's Real Estate Taxes?"
                      May, 1977
                     "The Appraisal of Lodging Facilities," August, 1978
                     "The Appraisal of Food Service Facilities," February,
                      1979
                     "The Appraisal of Lodging Facilities - Update," November,
                      1984
                     "Hotel Sales Prices Down More Than 12%," May, 1991
                     "Seven Current Hotel Valuation Techniques," August, 1992
                     "The Valuation of Distressed Hotels," October, 1992

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
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Published Articles
(continued)

Cornell Hotel &      "Hotel Lending in the 1990's: Amateurs Beware,"
Restaurant            December, 1994
Administration       "Investment Values of Lodging Property: Modeling the
Quarterly             Effects of Income Taxes and Alternative Lender Criteria,"
(continued)           December, 1995
                     "Investment Values of Lodging Property: Proof of Value
                      for Selected Models," February, 1996

FCI Spec Sheet       "Employment  Philosophy  for  a  Consulting  Practice,"
                      September, 1984

Florida Hotel &      "Rushmore Reports Rising Hotel Prices," February, 1995
Motel Journal

Hotel and Motel      "Average Rate vs. Project Cost," May 1, 1974
Management           "How to Increase the Marketability of Your Motel," April,
                      1981
                     "Tougher Lending, Lower Room Rate Hikes On Way?" June, 1981
                     "What is That Mortgage Loan Going to Cost You?" August,
                      1981
                     "How to Perform a Study of Your Property's Market,"
                      October, 1981
                     "How do High Interest Rates Affect Your Motel's Value?"
                      December, 1981
                     "How to Buy a Feasibility  Study That Works for You,"
                      February, 1982
                     "Settling Lease Conflicts  Quickly Through  Arbitration,"
                      April, 1982
                     "Are Casino Hotels Really Worth $500,000 Per Room?" June,
                      1982
                     "Discount Rates and Internal Rate of Return," August,
                      1982
                     "Determining a Property's Extended Life Cycle,"
                      November, 1982
                     "Using Microcomputers for Forecasting," December, 1982
                     "Update on Hotel Development Costs," January, 1983
                     "Estimating a Site's Worth by Finding Its Profit Value,"
                      June, 1983
                     "Hotel Construction May Be Slowing Down a Little Bit,"
                      April, 1983
                     "The Investor's Risk Sways to Prevailing Economic Winds,"
                      August, 1983
                     "Is Your Property Tax at as Low a Level as it Should Be?"
                      October, 1983
                     "The Ultimate Guest Room: Could it Ever Exist Anywhere?"
                      December, 1983

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
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Published Articles (continued)

Hotel-Motor Inn      A Preventive Maintenance System for Motels," March, 1975
Journal

Hotel Valuation      "Hotel Valuation Index Peaks During 1989," Fall, 1990
Journal              "Hotel Development Costs," Winter, 1991
                     "Hotel Valuation Index for 1990," Spring, 1991
                     "Bad Year for Hotel Sales Prices Confirmed," Spring, 1992
                     "Hotel Sales Prices on the Rise," Fall, 1994
                     "United States Hotel Values Climb," Spring/Summer, 1995
                     "It's Time for Franchise Reform," Fall, 1995

Institutions/        "Greater Risk/Greater Profit Potential:  Hotel Management
Volume Feeding        Contract," May, 1973

Lodging Hospitality  "How to Finance Renovation Projects," January, 1974
                     "Controlling Your Real Estate Taxes," July, 1978 "Putting Together a Sound Financial Package," December,
                      1978
                     "Favorable Outlook for Lodging Values," December, 1983 "Are Your Property Taxes Too High? (Part I and II)," May
                      and June, 1984
                     "Hotel Development Costs," July, 1984
                     "The Right Management Contract for You," September, 1984 "Selecting the Firm to Prepare Your Feasibility
                      Study," October, 1984
                     "A Quick How-To In Hotel Valuation," November, 1984 "Updating Lodging Interest Rates," December, 1984
                     "Is Your Guest Experience Up to Par?" January, 1985
                     "How to Perform a Breakeven Analysis," May, 1985 "Evaluating Operating Performance," June, 1985
                     "Hotel Lenders Toughen Underwriting Requirements," July,
                      1985

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------

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     HVS
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INTERNATIONAL
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================================================================================

Published Articles (continued)

Lodging Hospitality  "Don't Forget the Pre-Opening Agreement," August, 1985
(continued)          "Management Companies Should Participate in Financing,"
                      October, 1985
                     "Current Techniques for Valuing Hotel Land," November, 1985
                     "Hotel Development Costs," December, 1985
                     "Sourcing Debt Into the 1990's," January, 1986
                     "Hotel Valuation Thumb Rule," February, 1986
                     "Value in Use Versus Value in Exchange," March, 1986
                     "Stretching Feasibility," April, 1986
                     "The Management Question," May, 1986
                     "How to Commission a Feasibility Study," June, 1986
                     "Macro Trends Affecting Property Values," July, 1986
                     "Hotel-Motel Market Sales Update," August, 1986
                     "Financing Alternatives: Zero Coupon Mortgages," September,
                      1986
                     "Forecasting Lodging Energy Costs," October, 1986
                     "Portfolio Financing a Better Way," November, 1986
                     "Profit by Looking at History," December, 1986
                     "Why New York Isn't Overbuilt," February, 1987
                     "How to Discourage Hotel Overbuilding: A Case Study,"
                      April, 1987
                     "Structuring an Incentive Management Fee," June, 1987
                     "Franchising Questions and Answers," July, 1987
                     "Comparing Hotel Development Costs," August, 1987
                     "Understanding Economic Life," September, 1987
                     "Prices Rise for Lodging Properties," October, 1987
                     "Management Companies Are Key to Success," November, 1987
                     "Evaluating a Management  Contract Fee  Structure,"
                      December, 1987
                     "Check Profits Before Selecting Hotel Operator," January,
                      1988
                     "It's a Good Time to Review Your Taxes," February, 1988
                     "How to Use a Management Company Rating System," March,
                      1988

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------

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     HVS
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INTERNATIONAL
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================================================================================

Published Articles (continued)

Lodging Hospitality  "Make Sure Management Contracts Contain These Terms,"
(continued)           April, 1988
                     "Hotel Access and Visibility," May, 1988
                     "Chain Sale Strategies," July, 1988
                     "Evaluating a Hotel Franchise," August, 1988
                     "Evaluating Franchise Fees," September, 1988
                     "Opportunities in Economy Lodging," October, 1988
                     "How to Obtain a Hotel Mortgage," November, 1988 "Arbitration in the Hospitality Industry," December, 1988 "Lodging Development Cost Update," January, 1989 "Amenities as Profit Builders," February, 1989
                     "Hotel Values Mirror the Times," March, 1989
                     "Forecasting Revenue and Expenses," April, 1989
                     "Real Estate Jargon Made Simple," May, 1989
                     "Pricing a Management Contract," June, 1989
                     "Trends in Valuation," July, 1989
                     "Rescuing the Distressed Hotel," August, 1989
                     "Shielding Against Incompetence," September, 1989
                     "Hotel Valuation Revisited," October, 1989
                     "New Breed of Hard Budgets," November, 1989
                     "Figuring Cap Rates," December, 1989
                     "A Glance Backward," January, 1990
                     "Costs Creeping Up," February, 1990
                     "Valuing Distressed Properties," March, 1990
                     "Cap and Discount Rates," April, 1990
                     "An Open Letter," May, 1990
                     "Misconceptions About Appraisals," June, 1990
                     "Hotel Values Still Growing," July, 1990
                     "Hotel Renovation is Key to `90s," August, 1990

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------

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     HVS
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INTERNATIONAL
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================================================================================

Published Articles (continued)

Lodging Hospitality  "Time Right for Hotel Leases," September, 1990
(continued)          "Getting a Fix on Rates," October, 1990
                     "The Wrinkles of Class," November, 1990
                     "A Glance Backward," December, 1990
                     "The Price Dropoff," January, 1991
                     "The Cost Washout," February, 1991
                     "Survival of the Fittest," March, 1991
                     "Looking Out and Up," April, 1991
                     "The Bottom is in Sight," May, 1991
                     "The Pitfalls of Liquidation," June, 1991
                     "Extra! Extra! Hospitality News," July, 1991
                     "The Art of Hotel Renovation," August, 1991
                     "No Better Time for a Tax Review," September, 1991
                     "No Time for Passivity," October, 1991
                     "What a Franchise Really Costs," November, 1991
                     "In Case You Hadn't Heard," January, 1992
                     "Negotiation - The Name of the Game," February, 1992
                     "Now Could be the Time to Build," March, 1992
                     "The Well May Stay Dry," April, 1992
                     "Hotel Life Expectancy," May, 1992
                     "Hotel Values - What a Downer," June, 1992
                     "How to Make Money Now," July, 1992
                     "Hotel Chain Class Survey," August, 1992
                     "Budget Dining with Rushmore," September, 1992
                     "Bookings Up, Rates Will Follow," October, 1992
                     "Hospitality Master's Good Preparation," November,
                      1992
                     "What's New on the Job Front?" January, 1993

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------

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     HVS
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INTERNATIONAL
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================================================================================

Published Articles (continued)

Lodging Hospitality  "Where Have All the Hotels Gone?" February, 1993
(continued)          "Hotel Building Costs Continue to Fall," March, 1993
                     "Hotel Values Head Upward," April, 1993
                     "The Rise and Fall of Trophy Hotels," May, 1993
                     "Hotel Sales and Prices Rebound," June, 1993
                     "Third Parties Loosening Purse Strings," July, 1993
                     "Beyond Recycling: The Ecotel," August, 1993
                     "Time to Reduce Property Taxes," September, 1993
                     "Lodging: The Way I See It," October, 1993
                     "Choosing an Appraiser," November, 1993
                     "Who Needs an Asset Manager?" January, 1994
                     "Investing by the Numbers," February, 1994
                     "Fire Your Staff and Lease Them Back," March, 1994
                     "Published Rates Hint at Recovery," April, 1994
                     "Now is the Time to Start Building," May, 1994
                     "Hotel Values Heading Up," June, 1994
                     "Farewell, Friend," July, 1994
                     "Sales Prices Creeping Up," August, 1994
                     "Selecting Green Hotel Supplies," September, 1994
                     "Don't Write Off Full-Service  Hotels," October,
                      1994
                     "Lodging REIT's Are on the Rise," November, 1994
                     "Going Back to the Future," January, 1995
                     "How much do Managers Make?" March, 1995
                     "Lodging Transactions Soared in '94," April, 1995
                     "Hotel Development Costs on the Rise," May, 1995
                     "Hotel Values up Significantly," June, 1995
                     "What a Franchise Costs over the Long Term," July,
                      1995

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------

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     HVS
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INTERNATIONAL
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================================================================================

Published Articles (continued)

Lodging Hospitality  "Road Food Part II," August, 1995
(continued)          "It's Time for Franchise Reform," September, 1995
                     "Extended Stay May Not Extend Your Profits," October, 1995
                     "The Year as I See It," November, 1995
                     "Cap Rate 101," January, 1996
                     "Best Investment Best for '96," February, 1996
                     "Large Hotels Starting to Sell," March, 1996
                     "It's Time to Build," May, 1996
                     "Hotel Values Confirm a Strong Recovery," June, 1996
                     "The Truth About Extended Stay," July, 1996
                     "Management Contracts Evolve," August, 1996
                     "How Much Should That Loan Cost You?" September, 1996
                     "Feasibility Studies: Fact or Fiction," October, 1996
                     "REITs: The Tenant's Perspective," November, 1996
                     "The Ups and Downs of Operating Leverage," January, 1997
                     "The Anatomy of a UFOC," February, 1997
                     "Road Food, Part 3," March, 1997
                     "Record Year for Hotel Sales," April, 1997
                     "How Much Does that Franchise Really Cost?" May, 1997

Michigan Lodging     "Hotel Development Costs," January, 1988

The Mortgage and     "Atlantic City Building Game Involves High Stakes,"
Real Estate           August, 1979
Executives Report    "How Interest Rates Affect Real Estate Values,"
                      June, 1982
                     "Update on Hotel Development Costs," May 1, 1983

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------

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     HVS
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INTERNATIONAL
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================================================================================

Published Articles (continued)

Motel-Hotel Insider  "The  $100,000  Plus  Hotel  Room Has Become a
                      Reality," November 19, 1979
                     "Update on Hotel Development Costs," April 4, 1983

NAIFA - The          "Hotel Valuation Techniques," Vol. 44, 1991
Appraisal Review



Real Estate Digest   "Why Should the Management Team be Important to
                      Hotel Lenders," Fall, 1988

Real Estate          "What is a Typical Fee for a Hotel Management Contract?"
Finance Journal       Fall, 1988
                     "Hotel Franchise Fees," Winter 1989
                     "Why the Management Team Should be Important to Hotel
                      Lenders," Spring, 1989
                     "Hotel Values and Costs," Summer, 1989
                     "Structuring a Hotel Investment," Fall, 1989
                     "A Guide for Lenders Holding Distressed Hotel Loans,"
                      Winter, 1990
                     "Estimating Current Interest Rates for Hotel Financing,"
                      Spring, 1990
                     "Hotel Valuation Techniques," Summer, 1990
                     "Now is the Time to Review Your Hotel's Property Taxes,"
                      Fall, 1990
                     "Property Tax Assessments for Hotels and Motels," Winter,
                      1991
                     "Putting Together Hotel Management Agreements - Part I,"
                      Spring 1991
                     "Putting Together Hotel Management Agreements - Part II,"
                      Summer, 1991
                     "The 1980s - The Decade of Change," Fall, 1991
                     "An Overview of the Hotel Industry: Past, Present, and
                      Future," Spring, 1994
                     "Recent Trands in Hotel Management Contracts," Summer, 1996
                     "Invest with Success: Where are the Future Investment
                      Opportunities in the U.S. Lodging Industry?" Fall, 1996
                     "Estimating the Current Cost of Hotel Financing," Winter,
                      1997
                     "The Broker vs. the Appraiser: How to Value a Hotel,"
                      Spring, 1997
                     "Hotel Franchising: How to be a Successful Franchisee,"
                      Summer, 1997

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------

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     HVS
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INTERNATIONAL
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================================================================================

Published Articles (continued)

Real Estate Forum    "Casino Hotels Raise Valuation Questions,"
                      November, 1981

Real Estate          "How Fuel and Energy Shortages Should Affect Investment
Investment Ideas      Decisions in the Hospitality Industry," March, 1974
                     "Upward Trend Continues for Sales Price of Hotel-Motel
                      Properties," May, 1988
                     "High Prices Paid for Hotel-Motel Properties," February,
                      1990

Real Estate Issues   "Employee Compensation for a Consulting Practice,"
                      Fall/Winter, 1985
                     "Hotel/Motel Market Sales Update," Spring/Summer,
                      1987

Real Estate
Newsletter           "Computers in Hotel Appraising," May 15, 1989

Real Estate
Investment Ideas     "Hotel-Sales Update," Winter, 1986

Real Estate Review   "Valuing Motels and Hotel in the Current Market,"
                      Fall, 1972
                     "Dealing With Distressed Hostelry Loans," Fall, 1975
                     "The Mortgage Underwriting Consultant Comes of
                      Age," Fall, 1977
                     "Real Estate Compensation," Winter, 1987

Real Estate
Workouts and         "Stephen Rushmore on Directions in the Hospitality
Asset Management      Industry," September, 1992

Real Values          "Hotel Construction Cost Update," April, 1986

Restaurant and       "How Much Should the Renovation Be?" March, 1986
Hotel Design         "14 Notable Hotel Development Firms," December, 1987

Rushmore on Hotel    "Mortgage - Equity," Winter, 1979
Valuation            "Atlantic City - From Bust to Boom," Winter, 1979
                     "Mortgage - Equity," Spring, 1979
                     "Developing Mortgage Data," Spring 1979

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------

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     HVS
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INTERNATIONAL
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================================================================================

Published Articles (continued)

Rushmore on Hotel    "Gasoline and Market Values, " Spring, 1979
Valuation            "Mortgage - Equity," Fall, 1979
(continued)          "Quantifying a Hotel's Business Value," Fall, 1979
                     "What Has Happened to Typical Hotel-Motel
                      Development Costs?," Fall, 1979
                     "Mortgage-Equity," Winter, 1980
                     "Extending Hotel Economic Life Through Renovation,"
                      Winter, 1980
                     "Estimating Hotel Land Values Using Comparable
                      Ground Leases," Winter, 1980
                     "Quantifying the Value of Personal Property to a
                      Going Hotel," Spring, 1980
                     "Recent Changes in New York City's Hotel Market,"
                      Spring, 1980
                     "Hotel-Motel Economic Lives," Fall, 1980
                     "Mortgage - Equity," Fall, 1980
                     "Mortgage - Equity," Winter, 1981
                     "Developing Mortgage Data," Winter, 1981
                     "Statistical  Support  for  Food  and  Beverage
                      Projections," Winter, 1981
                     "Mortgage - Equity," Spring/Summer, 1981
                     "Quantifying a Hotel's Demand," Spring/Summer, 1981
                     "A Five-Year Overview of Typical Hotel-Motel
                      Development Costs," Spring/Summer, 1981
                     "Mortgage - Equity," Winter/Spring, 1982
                     "Update on Hotel Capitalization Rates,"
                      Winter/Spring, 1982
                     "Mortgage - Equity," Summer/Fall, 1982
                     "Are Casino Hotels Really Worth $500,000 Per Room?"
                      Summer/Fall, 1982
                     "The Hotel-Motel Life Cycle, Summer/Fall, 1982
                     "Mortgage - Equity," Winter/Spring, 1983
                     "Update on Hotel Development Costs," Winter/Spring, 1983
                     "The Valuation of Hotels and Motels for Assessment
                      Purposes," Winter, 1984
                     "Hotel Capitalization Rates," Summer, 1984

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------

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     HVS
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INTERNATIONAL
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================================================================================

Published Articles (continued)

Rushmore on Hotel    "Hotel Development Cost Survey," Summer, 1984
Valuation            "Selecting a Hotel Management Company," Fall, 1984
(continued)          "Hotel Capitalization Rates," Spring, 1985
                     "How to Perform a Breakeven Analysis," Spring, 1985
                     "Hotel Capitalization Rates," Winter, 1986
                     "Hotel Development Costs," Winter, 1986
                     "Hotel Valuation Survey," Winter, 1987
                     "Impact of New Tax Laws on Hotel Values," Winter, 1987
                     "Hotel-Motel Market Sales Update," Winter, 1987
                     "Structuring an Incentive Management Fee," Fall, 1987
                     "Understanding Your Hotel's Economic Life," Fall, 1987
                     "Hotel Development Costs," Fall, 1987
                     "Hotel, Motel Market Sales Update," Winter, 1988
                     "Amenity Creep," Winter, 1989
                     "Hotel Franchise Fees," Winter, 1989
                     "Hotel Valuation Index," Fall, 1989
                     "Latest Trends in Hotel Values," Fall, 1989

Tri-State Real       "Across the Nation: Hotel Sale Prices Escalate on Average,"
Estate Journal        December 23, 1994

U.S. Real Estate
Week                 "All-Suites Market Entering Second Phase," May 4, 1987

Valuation            "Hotel-Motel Market Sales Update," February, 1987

Valuation Insights
and Perspectives     "Hotels and Motels," Fall, 1996

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------

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INTERNATIONAL
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================================================================================

Quarterly Newsletter

HVS International
Journal              Professional newsletter with a circulation of 10,000

Real Estate Column

Lodging Hospitality  Real estate editor for a major monthly hospitality periodical

Hospitality Column

Real Estate Finance
Journal              Contributing hospitality editor

Computer Software

Hospitality          Hotel financial software for room night analyses,
Valuation Software   income and expense forecasts, and valuation
                     calculations - developed and distributed for the Appraisal Institute

Hotel-Motel Data

Hospitality Market   National clearinghouse for information pertaining
Data Exchange        to hotel and motel transactions

Hotel Valuation      National index of hotel value trends for 24
Index                individual market areas

Hospitality Seminar  Intensive short courses for hotel and restaurant
Series               professionals

Hotel Franchise
Fees Analysis
Guide                Analysis of hotel franchise fees and costs

Hospitality          Comprehensive literature index of hotel and
Bibliography         restaurant books and articles

Awards

Robert H. Armstrong  For the most significant contribution to The Appraisal
Award                Journal in 1975

Activities           Commercial pilot, instrument, multi-engine; sailing;
                     skiing; authority on road food

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------

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     HVS
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INTERNATIONAL
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================================================================================

Corporate and Institutional Clients Served

Aetna Life Insurance
AIG Real Estate Investment
Aldrich Eastman and Waltch
Allstate
American Airlines
America's Best Inns
Arthur Anderson & Company
Bankers Trust Company
Bank of America
Bank of Boston
Bank of Montreal
Bank of New York
Bank of Nova Scotia
Bank of Tokyo
Bank One-Columbus
Banque Indosuez
Barclay's Bank
The Beacon Companies
Bear, Stearns & Company, Inc.
Best Inns
Best Western International
Boykin Management Co.
Bradbury Suites
C. Itoh
Caesar's World
California Dept. of Transportation
Chase Lincoln First Bank, N.A.
Chase Manhattan Bank
Chemical Bank
Chrysler Capital Corporation
CIGNA
Citibank
Citicorp Real Estate
City of Boston
City of Detroit
City of Grand Rapids
City of Kalamazoo
City of Orlando
City of Philadelphia
City of Santa Monica
City of Toronto
Columbia Sussex Corporation
Copley Real Estate Advisors
Corporex Development
CRI, Inc.
Cushman and Wakefield
Days Inns
Edward J. DeBartolo Corp.
Deer Valley Ski Corporation
Doubletree Hotels
Drury Inns
Econo Lodge
Economic Development Admin.
Embassy Suites
Equitable Life Assurance
Equitable Real Estate Investment
European American Bank
Fairmont Hotels
Federal Deposit Insurance Corp.
First Boston

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------

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     HVS
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INTERNATIONAL
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================================================================================

Corporate and Institutional Clients Served (continued)

First California Savings
First Interstate Bank
First National Bank of Chicago
Four Seasons Hotels
Goldman, Sachs
Greater Orlando Aviation Authority
Great Western Bank
Great Western Savings
Guest Quarters
Hampton Inns
Hilton Hotels, Corp.
Hilton International
Holiday Corporation
Holiday Inns
Home Savings of America
Howard Johnson's
Hudson Hotels Corporation
Hyatt Hotels
Industrial Bank of Japan
Interstate Hotels
The Irvine Company
ITT Commercial Finance Corp.
Japan Airlines
JDC (America) Corporation
John Q. Hammons
John Hancock Life Insurance
Johnson & Wales College
Kenneth Leventhal & Assoc.
Kidder Peabody & Company, Inc.
La Quinta
Larken, Inc.
Lexington Companies
Loews Hotels
Harry Macklowe Real Estate
Marine Midland Bank, N.A.
Marriott Corporation
MA Bay Transit Authority
Massachusetts Mutual Life
Mellon Bank
Meridien Hotels
Merrill Lynch
Merrill Lynch Capital Markets
Metropolitan Life Insurance
Microtel
Midlantic Bank
Mitsubishi
Morgan Guaranty Bank & Trust Co.
J.P. Morgan Investment Management
Morgan Stanley
Motel 6, Inc.
Mutual Benefit Co.
National Westminster Bank
New York Life Insurance
Nippon Credit Bank
Nomura Securities Int'l
North American Taisei Corporation
Northwestern Mutual Life
Omni Hotels
Parabas Bank
Prime Motor Inns

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------

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     HVS
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INTERNATIONAL
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================================================================================

Corporate and Institutional Clients Served (continued)

Property Capital Trust
Prudential Life Insurance
Radisson Hotels
Ramada Inns
Red Lion Inns
Regent International
Registry Hotels
Residence Inns
Rhode Island Hospital Trust
Ritz-Carlton Hotels
Rodeway Inns
Rose Associates
Salomon Brothers
San Antonio Hotel/Motel Assoc.
Sanwa Bank
Security Pacific Bank
Servico Management Corp.
Sheraton Hotels
Sonesta Hotels
Sonnenblick-Goldman
Steamboat Ski Corporation
Stouffer Hotels
Stratton Corporation
Sumitomo Bank
Summerfield Hotel Corporation
Super 8 Hotels
Swiss Bank Corporation
Taisei
Texas Commerce Bancshares, Inc.
Tishman Realty Corporation
Trans World Airlines
Travelers Insurance
TraveLodge
Trusthouse Forte
UBS Securities
Union Labor Life
United Bank of Switzerland
United Inns, Inc.
United States Steel
Universal Hotels
U.S. Air Force
U.S. Department of Justice
U.S. Department of the Army
U.S. Department of the Interior
U.S. Economic Development Authority
U.S. Trust Company
Walt Disney Productions
Westin Hotels
Williams Hospitality Corporation
Winegardner & Hammons
Winthrop Financial Associates
Wyndham Hotels
Zeckendorf Company

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------

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     HVS
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INTERNATIONAL
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================================================================================

Appearance as
an Expert Witness

Administrative Law Court - SEC, Washington, DC
Appellate Tax Board, Boston, Massachusetts
Arbitration, Wayne, New Jersey
Assessment Appeals Board, Los Angeles County, Los Angeles, California Board of Equalization and Review, Washington, District of Columbia (2) Board of Taxation, Atlantic City, New Jersey
Bureau de Revision Evaluation Fonciere du Quebec, Montreal, Canada Circuit Court, Orange County, Orlando, Florida
Condemnation Review Board, Minneapolis, Minnesota
Corporation Committee, Rhode Island State Senate
Court  of  Common  Pleas,  Allegheny  County, Pennsylvania
Court of Common Pleas, Franklin County, Ohio
Court of Common Pleas, Montgomery, Pennsylvania
Court of Common Pleas, Pittsburgh, Pennsylvania
Court of Common Pleas, Philadelphia, Pennsylvania
Court of Queen's Bench of Alberta, Canada
District Court, Arapahoe County, Colorado
District Court, Dallas County, Texas
District Court, Harris County, Texas
District Court, Tarrant County, Texas
District  Court,  Hennepin  County,  Minneapolis, Minnesota
District Court, Knoxville, Tennessee
Federal Bankruptcy Court, Oakland, California
Federal Bankruptcy Court, Los Angeles, California
Federal Bankruptcy Court, San Diego, California
Federal Bankruptcy Court, Denver, Colorado
Federal Bankruptcy Court, District of Columbia
Federal Bankruptcy Court, Miami, Florida (2)

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------

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     HVS
-------------
INTERNATIONAL
=============


================================================================================

Appearance as
an Expert Witness
(continued)

Federal Bankruptcy Court, Chicago, Illinois
Federal Bankruptcy Court, New Orleans, Louisiana
Federal Bankruptcy Court, Greenbelt, Maryland
Federal Bankruptcy Court, Baltimore, Maryland
Federal Bankruptcy Court, Rockville, Maryland
Federal Bankruptcy Court, Boston, Massachusetts
Federal Bankruptcy Court, Grand Rapids, Michigan
Federal Bankruptcy Court, Las Vegas, Nevada
Federal Bankruptcy Court, Newark, New Jersey (2)
Federal Bankruptcy Court, Manhattan, New York (2)
Federal Bankruptcy Court, Westbury, New York
Federal Bankruptcy Court, Philadelphia, Pennsylvania
Federal Bankruptcy Court, Reading, Pennsylvania
Federal Bankruptcy Court, Salt Lake City, Utah
Federal Bankruptcy Court, Madison, Wisconsin (2)
Federal District Court, Rochester, New York
Federal District Court, Philadelphia, Pennsylvania (2)
Judicial  Arbitration  and  Mediation  Services, Dallas, Texas
Michigan Tax Tribunal, Detroit, Michigan
New Jersey Tax Court, Newark, New Jersey (2)
Superior Court, District of Columbia
Superior Court, Clayton County, Georgia (2)
Superior Court, Mount Holly, New Jersey
Superior Court of North Carolina
Superior Court, Nashua, New Hampshire
Supreme Court, New York State, Buffalo, New York
Supreme Court, New York State, Manhattan, New York
Supreme Court, New York State, Riverhead, New York
Tax Review Board, San Joaquin County, Stockton, California
Tax Review Board, Bangor, Maine

                                                       Qualifications of Stephen
HVS International, Mineola, New York                     Rushmore, CRE, MAI, CHA
--------------------------------------------------------------------------------

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     HVS
-------------
INTERNATIONAL
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================================================================================

Appearance as
an Expert Witness
(continued)

Tax Review Board, Schenectady, New York
Tax Review Board, Yorktown, New York
Tax Review Board, North Carolina
Tax Review Board, Philadelphia, Pennsylvania (2)
U.S. District Court, Wilmington, Delaware
U.S. District Court, Madison, Wisconsin

  ==============================================================================
  Partial List of Hotels/Motels, Appraised or Reviewed Internationally

  North America

  Canada

   - Delta Hotel, Calgary
   - Econo Lodge, Hull
   - Hotel Lord Berri, Montreal
   - Hotel Vogue, Montreal
   - Hyatt Regency, Montreal
   - Le Ragence Hyatt, Montreal
   - Holiday Inn, Oshawa, Ontario
   - Hotel Le Chantecler, Quebec
   - Bond Place Hotel, Toronto
   - Carlton Hotel, Toronto
   - Chelsea Hotel, Toronto
   - Delta Chelsea Hotel, Toronto
   - Four Seasons on the Park, Toronto
   - Inn on the Park, Toronto
   - Novotel Missisauga, Toronto
   - Ramada Inn, Toronto
   - Sutton Hotel, Toronto
   - Toronto Marriott East, Toronto
   - Westbury Hotel, Toronto
   - Burnaby Villa Inn, Vancouver
   - Four Seasons Hotel, Vancouver
   - Sheraton Land Mark, Vancouver
   - Sheraton Plaza 500, Vancouver
   - Four Seasons Yorkville Hotel, Yorkville

  United States

  Alabama
   - MEI - Birmingham West, Bessemer
   - Comfort Inn, Birmingham
   - Courtyard by Marriott, Birmingham
   - Courtyard by Marriott-Hoover, Birmingham
   - Courtyard By Marriott/Homewood, Birmingham
   - Crown Sterling Suites, Birmingham
   - Fairfield Inn, Birmingham
   - Holiday Inn, Birmingham
   - Howard Johnson, Birmingham
   - Knights Inn, Birmingham
   - Ramada Inn, Birmingham
   - Residence Inn by Marriott, Birmingham
   - Still Waters Resort, Dadeville
   - Ramada Inn, Gadsden
   - Sheraton Hotel, Gulf Shores
   - Courtyard by Marriott, Huntsville
   - Knights Inn, Huntsville
   - Marriott Hotel-Proposed, Huntsville
   - La Quinta Inn, Huntsville University
   - Days Inn, Mobile
   - Hotel - Proposed, Mobile
   - Inn-Proposed, Mobile
   - Stouffer Riverview, Mobile
   - Courtyard by Marriott, Montgomery
   - Fairfield Inn, Montgomery
   - Holiday Inn-Downtown, Montgomery
   - Holiday Inn-East, Montgomery
   - Howard Johnson, Montgomery
   - La Quinta Inn, Montgomery
   - Residence Inn, Montgomery
   - Marriott's Grand Hotel, Point Clear
   - Holiday Inn, Sheffield
   - La Quinta, Tuscaloosa
   - Masters Economy Inn, Tuscaloosa
   - Proposed Extended Stay, West Mobile

  Alaska
   - Barratt Inn, Anchorage
   - Clarion Hotel, Anchorage
   - Holiday Inn, Anchorage
   - Hotel Captain Hook, Anchorage
   - International Airport Inn, Anchorage
   - Sheraton Anchorage Hotel, Anchorage

  Arizona
   - Holiday Inn, Bullhead City
   - Embassy Suites, Camelback
   - Compri Hotel-Proposed, Chandler
   - Quality Inn, Chandler
   - Ramada Inn, Chandler
   - AmeriSuite Hotel-Proposed, Flagstaff
   - Holiday Inn, Flagstaff
   - Motel 6, Flagstaff
   - Rodeway Inn, Flagstaff
   - Bright Angel Lodge, Grand Canyon
   - El Tovar Hotel, Grand Canyon
   - Grand Canyon National Park, Grand Canyon
   - Kachina Lodge, Grand Canyon
   - Maswik Lodge, Grand Canyon
   - Moqui Lodge, Grand Canyon
   - Phantom Ranch, Grand Canyon
   - Thunderbird Lodge, Grand Canyon
   - Yavapai Lodge, Grand Canyon
   - Hampton Inn-Proposed, Holbrook
   - Moqui Lodge, Kaibab National Forest
   - Rodeway Inn, Kingman
   - Nautical Inn Resort, Lake Havasu City
   - Lexington Hotel Suites, Mesa
   - Biosphere II Conference Center, Oracle
   - Best Western-Per Diem, Phoenix
   - Bobby McGee's, Phoenix
   - Caravan Inn, Phoenix
   - Compri Hotel-Proposed, Phoenix
   - Courtyard by Marriott-Black Canyon, Phoenix
   - Courtyard by Marriott-Mesa, Phoenix
   - Crescent Phoenix Hotel, Phoenix
   - Crown Sterling Suites, Phoenix
   - Days Inn, Phoenix
   - Doubletree Inn at Park Central, Phoenix
   - Embassy Suites, Phoenix
   - Embassy Suites-Biltmore, Phoenix
   - Executive Park Hotel, Phoenix
   - Fountain Suites Hotel, Phoenix
   - Granada Royale-Camelhead, Phoenix
   - Hilton Hotel, Phoenix
   - Holiday Inn, Phoenix
   - Hyatt Regency, Phoenix
   - La Quinta Hotel, Phoenix
   - Lexington Hotel Suites, Phoenix
   - Newton's Sands, Phoenix
   - Phoenician Golf & Tennis Resort, Phoenix
   - Pointe Hilton at Tapatio Cliffs, Phoenix
   - Quality Inn, Phoenix
   - Ramada Inn-Airport, Phoenix
   - Ramada Inn-East, Phoenix
   - Ritz Carlton, Phoenix
   - Sunburst Resort Hotel, Phoenix
   - Hassayampa Inn, Prescott
   - Clarion Inn at McCormick Ranch, Scottsdale
   - Conference Center, Scottsdale
   - Courtyard by Marriott-Mayo, Scottsdale
   - Doubletree Inn at Scottsdale Mall, Scottsdale
   - Fairfield Inn, Scottsdale
   - Fashion Square Hotel, Scottsdale
   - Loews Paradise Resort, Scottsdale
   - Marriott Camelback Inn, Scottsdale
   - Marriott Mountain Shadows, Scottsdale
   - Mountain Shadows Resort, Scottsdale
   - Orange Tree Resort, Scottsdale
   - Ramada-Valley Ho, Scottsdale
   - Red Lion's La Posada Resort, Scottsdale
   - Registry Resort, Scottsdale

   - Rodeway Inn, Scottsdale
   - Scottsdale Princess, Scottsdale
   - Sheraton Scottsdale Resort, Scottsdale
   - The Phoenician, Scottsdale
   - Valley Ho, Scottsdale
   - John Gardiner's Enchantment, Sedona
   - L'Auberege de Sedona, Sedona
   - Los Abrigados, Sedona
   - Orchards Inn, Sedona
   - Hotel-Proposed, Sierra Vista
   - Motel 6, Sierra Vista
   - Temple Bar Resort, Temple Bar
   - Coachman Inn - Proposed, Tolleson/Phoenix
   - Tubac Resort, Tubac
   - Canyon Ranch, Tucson
   - Coachman Inn-Proposed, Tucson
   - Courtyard by Marriott, Tucson
   - Doubletree Inn, Tucson
   - Embassy Suites, Tucson
   - Granada Royale Hometel-E. Broadway, Tucson
   - Hotel Park Tucson-Proposed, Tucson
   - Lexington Suites Hotel, Tucson
   - Loews Hotel, Tucson
   - Resort Hotel-Proposed, Tucson
   - Rodeway Inn, Tucson
   - Sunbelt Commerce Center Hotel, Tucson
   - La Quinta Inn, Tucson East
   - Bobby McGee's, Tuscon
   - Radisson Suite Hotel, Tuscon
   - Ventana Canyon Golf and Racquet, Tuscon
   - Ramada Inn, Union Hill

  Arkansas
   - Sheraton Inn, Fort Smith
   - Hilton, Hot Springs
   - Holiday Inn-Lake Hamilton, Hot Springs
   - Courtyard by Marriott, Little Rock
   - Holiday Inn, Little Rock
   - Legacy Hotel, Little Rock
   - Little Rock Hilton, Little Rock
   - Masters Economy Inn, Little Rock
   - Red Carpet Inn, Little Rock
   - Super 8, Little Rock
   - Masters Economy Inn, North Little Rock
   - Masters Economy Inn, Protho-Junction
   - Holiday Inn, Texarkana

  California
   - Hampton Inn, Agoura Hills
   - Ramada Inn, Agoura Hills
   - Residence Inn-Proposed, Agoura Hills
   - Island Motel, Almeda
   - Anaheim Hilton & Towers, Anaheim
   - Anaheim Park Motor Inn, Anaheim
   - Anaheim Plaza Hotel, Anaheim
   - Best Western Pavillions, Anaheim
   - Carousel Inn, Anaheim
   - Conestoga Hotel, Anaheim
   - Courtyard by Marriott, Anaheim
   - Crown Sterling Suites, Anaheim
   - Disneyland Hotel, Anaheim
   - Golden Forest Motel, Anaheim
   - Hampton Inn, Anaheim
   - Hilton, Anaheim
   - Holiday Inn Anaheim Center, Anaheim
   - Hotel-Proposed, Anaheim
   - Marriott Hotel, Anaheim
   - Pan Pacific Hotel, Anaheim
   - Pitcairn Motel, Anaheim
   - Raffles Inn, Anaheim
   - Ramada Maingate/Disneyland Hotel, Anaheim
   - Roger Morris Inn, Anaheim
   - Stovall's Inn, Anaheim
   - The Station Inn, Anaheim
   - Travelodge Inn at the Park, Anaheim
   - AmeriSuite, Anaheim Hills
   - Comfort Inn, Anahiem
   - Mansouri Hotel, Antioch
   - Red Lion, Apple Valley
   - Hampton Inn, Arcadia
   - Residence Inn, Arcadia
   - Hilton Lodge, Arrowhead Lake
   - Auburn Inn, Auburn
   - Sleep Inn, Auburn
   - Allstar Inn, Bakersfield
   - Clarion Hotel, Bakersfield
   - Courtyard by Marriott, Bakersfield
   - Economy Inn, Bakersfield
   - Ramada Inn, Bakersfield
   - Red Lion Hotel, Bakersfield
   - Residence Inn, Bakersfield
   - Rodeway Inn, Bakersfield
   - Hilton Hotel, Baldwin Park
   - San Gabriel Valley Hotel, Baldwin Park
   - The Hilton Hotel, Baldwin Park
   - Allstar Inn, Barstow
   - Economy Inn, Barstow
   - Marriott Berkeley Marina, Berkeley
   - Shattuck Hotel, Berkeley
   - Beverly Hills Hotel, Beverly Hills
   - Beverly Rodeo Hotel, Beverly Hills
   - Beverly Wilshire Hotel, Beverly Hills
   - Hilton Hotel-Cresthil, Beverly Hills
   - L'Ermitage, Beverly Hills
   - Peninsula Hotel, Beverly Hills
   - Best Western, Big Bear Lake
   - Big Bear Hotel, Big Bear Lake
   - Big Bear Lake Resort, Big Bear Lake
   - Big Bear Towering Pines, Big Bear Lake
   - Motel 6, Big Bear Lake
   - Post Ranch, Big Sur
   - Ventana Inn, Big Sur
   - Rodeway Inn, Blythe
   - Courtyard by Marriott, Brea
   - Holiday Inn, Brentwood
   - Courtyard by Marriott, Buena Park
   - Fairfield Inn, Buena Park
   - Hampton Inn, Buena Park
   - Holiday Inn, Buena Park
   - Crowne Sterling Suites, Burlingame
   - Hyatt Regency, Burlingame
   - Mariott Hotel - SFO, Burlingame
   - Marriott, Burlingame
   - Marriott-San Francisco Airport, Burlingame
   - Radisson Hotel-Proposed, Burlingame
   - Sheraton Hotel, Burlingame
   - Courtyard by Marriott, Camarillo
   - Best Western Fireside Inn, Cambria
   - Cambria Pines Lodge, Cambria
   - Residence Inn, Campbell
   - Hotel-Proposed, Capitola
   - Resort Hotel, Spa & Conference Ctr., Capitola
   - Allstar Inn, Carlsbad
   - Carlsbad Inn, Carlsbad
   - Inn of America, Carlsbad
   - La Costa Hotel and Spa, Carlsbad
   - Olympic Resort Hotel, Carlsbad
   - Tickle Pink Inn, Carmel
   - Allstar Inn, Carpinteria
   - Desert Princess Country Club, Cathedral City
   - Royce Suites Hotel, Cathedral City
   - Digger Bay, Central Valley
   - Marriott Hotel-Proposed, Century City
   - Westin Century Plaza Hotel, Century City
   - Neighborhood Inn-Proposed, Chatsworth
   - Red Lion Hotel, Chico
   - Otay Valley Inn, Chula Vista
   - Travelodge-Otay Valley, Chula Vista
   - Ramada Inn, City of Commerce
   - Sheraton Hotel, City of Industry
   - Allstar Inn, Coalinga
   - Harris Ranch Restaurant/Inn, Coalinga
   - Howard Johnson, Colton
   - Best Western Willow Tree Inn, Compton
   - Concord Hotel, Concord
   - Hilton Hotel, Concord
   - The Trees Inn, Concord
   - Motel 6, Corona
   - Hotel del Coronado, Coronado
   - Loews Coronado Bay Resort, Coronado
   - Madera Village Inn, Corte Madera
   - Ha' Penny Inn, Costa Mesa
   - La Quinta Hotel, Costa Mesa
   - Marriott Suites, Costa Mesa
   - Red Lion Hotel, Costa Mesa
   - Residence Inn, Costa Mesa
   - Pacifica Hotel, Culver City
   - Ramada Inn, Culver City
   - Courtyard by Marriott, Cupertino
   - Doubletree Hotel, Cupertino
   - Doubletree Hotel, Dana Point

   - Spa-Proposed, Danville
   - El Rancho, Davis
   - Furnace Creek Resort, Death Valley
   - Stovepipe Wells Village, Death Valley
   - Hilton, Del Mar
   - Days Inn, Diamond Bar
   - Compri Hotel, El Segundo
   - Proposed Summerfield, El Segundo
   - Days Inn, Emeryville
   - Holiday Inn-Bay Bridge, Emeryville
   - Lyons Restaurant, Emeryville
   - Budget Motel, Encinitis
   - Marriott Tenaya Lodge-Proposed, Fishcamp
   - Holiday Inn, Fort Myers Beach
   - All Suites Hotel/Athletic Club, Foster City
   - Clubtel-Proposed, Foster City
   - Courtyard by Marriott, Foster City
   - Holiday Inn, Foster City
   - Courtyard by Marriott, Fremont
   - Fremont Hotel, Fremont
   - Motel 6, Fremont
   - Residence Inn, Fremont
   - Allstar Inn, Fresno
   - AmeriSuite, Fresno
   - Chateau Inn, Fresno
   - Courtyard by Marriott, Fresno
   - Economy Inn, Fresno
   - Hacienda, Fresno
   - Holiday Inn, Fresno
   - Holiday Inn-Fresno Airport, Fresno
   - Howard Johnson Motel, Fresno
   - Piccadilly Inn, Fresno
   - Travelers Inn, Fresno
   - Travelers Lodge, Fresno
   - Griswold's Hotel, Fullerton
   - Holiday Inn, Fullerton
   - Marriott Hotel, Fullerton
   - Hotel-Proposed, Garden Grove
   - Hyatt Regency Alicante, Garden Grove
   - Princess Hotel, Garden Grove
   - Motel 6, Gilroy
   - Hyatt Regency-Proposed, Goleta
   - Allstar Inn, Hacienda Heights
   - Courtyard by Marriott, Hacienda Heights
   - Half Moon Bay Lodge, Half Moon Bay
   - Courtyard by Marriott, Harbor Boulevard
   - Grosvenor, Harborside-Pt. Loma
   - Inn at Foss Creek, Healdsburg
   - Chateau Marmont, Hollywood
   - Hollywood Palm Hotel, Hollywood
   - Sunset Towers Hotel, Hollywood
   - Waterfront Hilton Hotel, Huntington Beach
   - Compri Hotel, Hutton Centre
   - Grand Champions Resort, Indian Wells
   - Stouffer Esmerelda Resort, Indian Wells
   - Courtyard By Marriott, Irvine
   - Courtyard by Marriott - Proposed, Irvine
   - Embassy Suites, Irvine
   - Hilton Hotel, Irvine
   - Holiday Inn, Irvine
   - Hyatt Hotel, Irvine
   - La Quinta-Proposed, Irvine
   - Marriott Hotel, Irvine
   - Marriott-Proposed, Irvine
   - Registry Hotel, Irvine
   - Residence Inn-Proposed, Irvine
   - Amador Inn, Jackson
   - Embassy Suites, La Jolla
   - Hotel-Proposed, La Jolla
   - La Jolla Property, La Jolla
   - La Jolla Village Inn, La Jolla
   - Marriott Hotel, La Jolla
   - Residence Inn, La Jolla
   - Days Inn-Proposed, La Palma
   - PGA West Resort - Proposed, La Quinta
   - Lafayette Park Hotel, Lafayette
   - Laguna Shores, Laguna Beach
   - Holiday Inn, Laguna Hills
   - Ryokan Hotel-Proposed, Laguna Hills
   - Villa Valencia, Laguna Hills
   - Ritz Carlton, Laguna Niguel
   - Lake Mohave Resort, Lake Mohave
   - Resort at Squaw Creek, Lake Tahoe
   - Courtyard by Marriott, Larkspur Landing
   - Hilton, Las Cruces
   - Surf and Sand Hotel, Leguna Beach
   - Holiday Inn, Lido Beach
   - Motel-Proposed, Little Lake
   - Residence Inn, Livermore
   - Residence Inn-Proposed, Livermore
   - Breakers Hotel, Long Beach
   - Holiday Inn, Long Beach
   - Holiday Inn Airport, Long Beach
   - Marriott Hotel-Long Beach Airport, Long Beach
   - Marriott Hotel-Proposed, Long Beach
   - Ramada Renaissance Hotel, Long Beach
   - Residence Inn, Long Beach
   - Sheraton Long Beach & Office Tower, Long Beach
   - Airport Park Hotel, Los Angeles
   - Bel Age, Los Angeles
   - Biltmore Hotel, Los Angeles
   - Century Inn, Los Angeles
   - Checkers Hotel, Los Angeles
   - Courtyard by Marriott-Irvine Main, Los Angeles
   - Courtyard by Marriott-LAX Airport, Los Angeles
   - Crown Sterling Suites, Los Angeles
   - Days Inn, Los Angeles
   - Econo Lodge-Proposed, Los Angeles
   - Embassy Suites, Los Angeles
   - Embassy Suites-LAX-Proposed, Los Angeles
   - Four Seasons, Los Angeles
   - Hampton Inn-LAX, Los Angeles
   - Herrick and Campbell, Los Angeles
   - Hilton & Towers-LAX, Los Angeles
   - Hilton Hotel, Los Angeles
   - Holiday Inn Crowne Plaza-LAX, Los Angeles
   - Le Montrose Hotel, Los Angeles
   - Ma Maison Sofitel, Los Angeles
   - Macklowe Hotel, Los Angeles
   - Marriott Century City, Los Angeles
   - MCA Hotel-Proposed, Los Angeles
   - New Otani Hotel, Los Angeles
   - Playa Vista Development, Los Angeles
   - Stouffer Concourse Hotel, Los Angeles
   - Westin Bonaventure, Los Angeles
   - Westwood Marquis Hotel, Los Angeles
   - Los Gatos Lodge, Los Gatos
   - Macienda Inn, Los Gatos
   - Toll House Inn, Los Gatos
   - Residence Inn, Manhattan Beach
   - All Suite Hotel, Marina Del Rey
   - Marina Beach Hotel, Marina del Rey
   - Marina del Rey Hotel and Marina, Marina del Rey
   - Marina Suites Hotel, Marina Del Rey
   - Marriott Marina Del Rey, Marina Del Rey
   - Residence Inn, Meriden
   - Quality Suites Hotel - Proposed, Millbrae
   - Beverly Heritage Hotel, Milpitas
   - Crown Sterling Suites, Milpitas
   - Holiday Inn, Milpitas
   - Courtyard by Marriott, Mira Mesa
   - Grosvenor, Mission Bay
   - Motel Orleans, Modesto
   - Red Lion Hotel, Modesto
   - Red Lion-Proposed, Modesto
   - Carmel Mission Inn, Monterey
   - Doubletree Inn, Monterey
   - Former Monterey Hilton Hotel, Monterey
   - Monterey Plaza, Monterey
   - Plaza Hotel, Monterey
   - Sheraton Hotel, Monterey
   - Pebble Beach Company, Monterey County
   - Inn at Morro Bay, Morro Bay
   - Residence Inn, Mountain View
   - Inn at Napa Valley, Napa
   - Best Western Inn, Napa Valley
   - Clarion Hotel-Napa Valley, Napa Valley
   - Silverado, Napa Valley
   - Ha'Penny Motel, National City
   - Allstar Inn, Needles
   - Hilton-Newark/Fremont, Newark
   - Four Seasons Hotel, Newport Beach
   - Hotel Meridien, Newport Beach
   - Hyatt Newporter, Newport Beach
   - Newporter Resort, Newport Beach
   - Sheraton, Newport Beach
   - Days Inn-Proposed, North Hollywood
   - Northstar, North Lake Tahoe
   - Ramada Inn, Norwalk
   - Impact Study - Proposed Hotel, Oakdale
   - Hilton Inn, Oakland

   - Holiday Inn, Oakland
   - Holiday Inn-Oakland Airport, Oakland
   - Parc Oakland Hotel, Oakland
   - Resort - Proposed, Olympic Valley
   - Resort at Squaw Creek-Proposed, Olympic Valley
   - Clarion Hotel, Ontario
   - Compri Hotel, Ontario
   - Fairfield Inn, Ontario
   - Holiday Inn, Ontario
   - Lexington Hotel Suites, Ontario
   - Red Lion Hotel, Ontario
   - Doubletree Hotel, Orange
   - Woodfin Suites, Orange
   - Embassy Suites, Palm Desert
   - Marriott Desert Springs, Palm Desert
   - Canyon Resort, Palm Springs
   - Compri Hotel-Proposed, Palm Springs
   - Courtyard by Marriott, Palm Springs
   - Desert Princess, Palm Springs
   - Grand Champions Resort, Palm Springs
   - International Hotel and Resort, Palm Springs
   - Ocotillo Lodge, Palm Springs
   - Palm Canyon, Palm Springs
   - PGA West Resort-Proposed, Palm Springs
   - Spa Hotel at Mineral Springs, Palm Springs
   - Westin Hotel, Palm Springs
   - Grosvenor, Palmdale
   - Super 8, Palmdale
   - Cowper Square, Palo Alto
   - Garden Court, Palo Alto
   - Holiday Inn, Palo Alto
   - Stanford Park, Palo Alto
   - Marriott, Paradise Valley
   - All Suite Hotel-Proposed, Pasadena
   - Doubletree Hotel, Pasadena
   - Holiday Inn, Pasadena
   - Cascade Ranch Lodge, Pescadero
   - Elk Lodge, Petaluma
   - Hotel Petaluma, Petaluma
   - Hilton-Proposed, Pismo Beach
   - Hilton-Sea Point, Pismo Beach
   - Holiday Inn, Pismo Beach
   - Hotel-Proposed, Pismo Beach
   - Pismo II, Pismo Beach
   - Fairfield Inn, Placentia
   - Residence Inn, Placentia
   - Howard Hughes Center, Playa Vista
   - Pleasant Hill Inn, Pleasant Hill
   - Residence Inn, Pleasant Hill
   - Club Hilton Hotel-Proposed, Pleasanton
   - Compri Hotel, Pleasanton
   - Courtyard by Marriott, Pleasanton
   - Hilton, Pleasanton
   - Holiday Inn, Pleasanton
   - Pleasanton Creek, Pleasanton
   - Shilo Inn - Hilltop, Pomona
   - Compri Hotel, Rancho Bernardo
   - Radisson Suites, Rancho Bernardo
   - Comfort Inn Motel, Rancho Cordova
   - Courtyard by Marriott, Rancho Cordova
   - Economy Inn, Rancho Cordova
   - El Rancho, Rancho Cordova
   - Quality Suites-Proposed, Rancho Cordova
   - Sheraton Sunrise, Rancho Cordova
   - Marriott Rancho Las Palmas, Rancho Mirage
   - Mission Hills Hotel, Rancho Mirage
   - Resort Hotel-Proposed, Rancho Mirage
   - Westin Mission Hills Resort, Rancho Mirage
   - Bridge Bay Resort, Redding
   - Grand Manor Inn, Redding
   - La Quinta Inn, Redding
   - Motel 6, Redding
   - Motel Orleans, Redding
   - Red Lion Inn, Redding
   - Shasta Inn, Redding
   - Portofino Hotel & Yacht Club, Redondo Beach
   - Sheraton, Redondo Beach
   - Sofitel Redwood Shores, Redwood
   - Days Inn, Richmond
   - Best Western Carraige Inn, Ridgecrest
   - Days Inn, Riverside
   - Mission Inn-Proposed, Riverside
   - Omni Mission Inn, Riverside
   - Sheraton Hotel, Riverside
   - Red Lion Inn, Rohnert Park
   - Crown Sterling Suites, S.San Fransicso
   - Allstar Inn, Sacramento
   - Arco Arena II-Proposed, Sacramento
   - Arco Park, Sacramento
   - Catering Center - Proposed, Sacramento
   - Clarion Hotel, Sacramento
   - Compri Hotel-Proposed, Sacramento
   - Courtyard by Marriott, Sacramento
   - Courtyard by Marriott-S. Natomas, Sacramento
   - Hilton Hotel, Sacramento
   - Holiday Inn-Capital Plaza, Sacramento
   - Hotel-Proposed, Sacramento
   - Hyatt Arbitrat, Sacramento
   - Hyatt Regency, Sacramento
   - La Quinta Hotel, Sacramento
   - Motel Orleans, Sacramento
   - Radisson Hotel, Sacramento
   - Red Lion Inn, Sacramento
   - Residence Inn, Sacramento
   - Sacramento Inn, Sacramento
   - Sierra Inn, Sacramento
   - Sterling Hotel, Sacramento
   - Travelers Inn, Sacramento
   - Woodlake Inn, Sacramento
   - Harvest Inn, Saint Helena
   - Courtyard by Marriott, San Bruno
   - San Carlos Motel Development, San Carlos
   - Atlas Hotels/Mission Valley Inn, San Diego
   - Best Western Seven Seas Motor Lodge, San Diego
   - Budget Motel of America, San Diego
   - Catamaran Resort Hotel, San Diego
   - Center Pointe Development, San Diego
   - Comfort Inn, San Diego
   - Courtyard by Marriott-Mira Mesa, San Diego
   - Doubletree Hotel, San Diego
   - Embassy Suites, San Diego
   - Executive Lodge, San Diego
   - Hanalei Hotel, San Diego
   - Harbor Island Hotel-Proposed, San Diego
   - Harborside Inn-Point Loma, San Diego
   - Harbortown Marina Resort, San Diego
   - Holiday Inn Montgomery Airport, San Diego
   - Holiday Inn-Embarcadero, San Diego
   - Holiday Inn-Harbor View, San Diego
   - Horton Grand Saddlery, San Diego
   - Horton Park Plaza Hotel, San Diego
   - Howard Johnson Hotel, San Diego
   - Inter-Continental Hotel & Marina, San Diego
   - Kings Inn, San Diego
   - La Jolla Village Inn, San Diego
   - La Quinta Hotel, San Diego
   - Marriott Hotel-Mission Valley, San Diego
   - Marriott Twin Towers and Marina, San Diego
   - Mission Valley Inn, San Diego
   - Omni Hotel, San Diego
   - Radisson Hotel, San Diego
   - Ramada Inn, San Diego
   - Ramada Limited Suites, San Diego
   - Ramada Old Town, San Diego
   - Ramada Rancho Penasquitos, San Diego
   - Red Lion Inn, San Diego
   - Regency Plaza Hotel, San Diego
   - San Diego Marriott, San Diego
   - Seven Seas Lodge, San Diego
   - Sheraton Grand, San Diego
   - Sheraton Harbor Island East, San Diego
   - Super 8-Point Loma, San Diego
   - Symphony Towers, San Diego
   - Town and Country Hotel, San Diego
   - Travelodge Hotel Plaza, San Diego
   - U.S. Grant Hotel, San Diego
   - Westin-Proposed, San Diego
   - Abagail Inn, San Francisco
   - Bellevue Hotel, San Francisco
   - Cable Motor Inn, San Francisco
   - California Cafe, San Francisco
   - Campton Place, San Francisco
   - Cartwright Hotel, San Francisco
   - Chancellor Hotel, San Francisco
   - Clarion Inn-San Francisco Airport, San Francisco
   - Comfort Inn, San Francisco
   - Courtyard by Marriott-Airport, San Francisco
   - Embarcadero Inn, San Francisco
   - Fairmont Hotel, San Francisco
   - Grand Hyatt, San Francisco
   - Grosvenor Clift Hotel, San Francisco

   - Harbor Court Hotel, San Francisco
   - Hilton Hotel, San Francisco
   - Holiday Inn - Union Square, San Francisco
   - Holiday Inn Crowne Plaza, San Francisco
   - Holiday Inn-Civic Center, San Francisco
   - Holiday Inn-Fisherman's Wharf, San Francisco
   - Holiday Inn-Golden Gateway, San Francisco
   - Holiday Inn-South, San Francisco
   - Holiday Lodge, San Francisco
   - Hotel Diva, San Francisco
   - Hotel Meridien, San Francisco
   - Hotel Union Square, San Francisco
   - Hotel-Proposed, San Francisco
   - Hyatt Fisherman's Wharf, San Francisco
   - Hyatt Regency Embarcadero, San Francisco
   - Inn at Fisherman's Wharf, San Francisco
   - Inn at the Opera, San Francisco
   - Inn-Proposed, San Francisco
   - Juliana Hotel, San Francisco
   - King George Hotel, San Francisco
   - La Quinta Inn, San Francisco
   - La Quinta-Airport, San Francisco
   - Lambourne Hotel, San Francisco
   - Laurel Motor Inn, San Francisco
   - Majestic Hotel, San Francisco
   - Manx Hotel, San Francisco
   - Mark Twain, San Francisco
   - Marriott, San Francisco
   - Marriott San Francisco-Proposed, San Francisco
   - Marriott-Airport, San Francisco
   - Orchard Hotel, San Francisco
   - Pan Pacific Hotel, San Francisco
   - Parc 55 Hotel, San Francisco
   - Park Hyatt Hotel, San Francisco
   - Portman Hotel, San Francisco
   - Prescott Hotel, San Francisco
   - Queen Anne Hotel, San Francisco
   - Ramada Hotel, San Francisco
   - Regis Hotel, San Francisco
   - Ritz-Carlton Hotel, San Francisco
   - San Franciscan, San Francisco
   - San Francisco Hotel, San Francisco
   - Savoy Hotel, San Francisco
   - Sheraton Palace Hotel, San Francisco
   - Sheraton-Fisherman's Wharf, San Francisco
   - Sir Francis Drake Hotel, San Francisco
   - Stanford Court, San Francisco
   - Stouffer Stanford Court Hotel, San Francisco
   - Super 8-Fisherman's Wharf, San Francisco
   - Westin St. Francis, San Francisco
   - Crowne Sterling Suites, San Francisco - South
   - Olympic Club Golf Course, San Francisco/San Mateo
   - Budget Inn, San Jose
   - Courtyard by Marriott, San Jose
   - Cozy 8 Arena Hotel, San Jose
   - Fairmont Hotel, San Jose
   - Holiday Inn, San Jose
   - Ramada Renaissance, San Jose
   - Red Lion Inn, San Jose
   - Islander Motel, San Leandro
   - Apple Farm Inn, San Luis Obispo
   - Embassy Suites, San Luis Obispo
   - Holiday Inn, San Luis Obispo
   - Los Nomados Resort, San Luis Obispo
   - Twin Oaks Golf Course, San Marcos
   - Dunfey San Mateo Hotel, San Mateo
   - Compri Hotel-Proposed, San Pedro
   - Embassy Suites Hotel, San Rafael
   - Marriott Hotel-Proposed, San Ramon
   - Residence Inn, San Ramon
   - AAA Inn, Santa Ana
   - California Palms Hotel, Santa Ana
   - Comfort Inn, Santa Ana
   - Compri Hotel, Santa Ana
   - Embassy Suites Santa Ana, Santa Ana
   - Executive Lodge, Santa Ana
   - Howard Johnson, Santa Ana
   - Quality Inn, Santa Ana
   - Ramada Inn-Orange County, Santa Ana
   - El Encanto Hotel, Santa Barbara
   - Fess Parker's Red Lion Resort, Santa Barbara
   - Four Seasons Hotel, Santa Barbara
   - Montecito Inn, Santa Barbara
   - San Ysidro Ranch, Santa Barbara
   - Santa Barbara Inn, Santa Barbara
   - Biltmore Hotel & Suites, Santa Clara
   - Days Inn, Santa Clara
   - Doubletree Hotel, Santa Clara
   - Embassy Suites, Santa Clara
   - Inn At Saratoga, Santa Clara
   - Marriott Hotel, Santa Clara
   - Quality Suites Hotel, Santa Clara
   - Dream Inn, Santa Cruz
   - Hilton, Santa Maria
   - Motel 6, Santa Maria
   - Econo Lodge-Proposed, Santa Monica
   - Holiday Inn, Santa Monica
   - Holiday Inn at the Pier, Santa Monica
   - Park Hyatt Hotel, Santa Monica
   - Santa Monica Beach Hotel, Santa Monica
   - Santa Monica/Slatkin, Santa Monica
   - Allstar Inn, Santa Rosa
   - Doubletree Hotel, Santa Rosa
   - Fountaingrove Inn, Santa Rosa
   - Holiday Inn, Santa Rosa
   - Round Barn Inn-Proposed, Santa Rosa
   - Sheraton Round Barn, Santa Rosa
   - Days Inn, Seaside
   - Embassy Suites, Seaside
   - Seaside 8 Motel, Seaside
   - Valley Radisson, Sherman Oaks
   - Red Lion, Sonoma
   - Sonoma Mission Inn, Sonoma
   - Holiday Inn - Proposed, Sonora
   - Timberwolf Lodge, South Lake Tahoe
   - Holiday Inn, South San Francisco
   - Hotel-Proposed, South San Francisco
   - Meadowood Resort, St. Helena
   - Hilton Hotel, Stockton
   - Holiday Inn, Stockton
   - La Quinta Hotel, Stockton
   - Motel Orleans, Stockton
   - Paradise Point Manna, Stockton
   - Sheraton-Proposed, Stockton
   - Hilton, Sunnyvale
   - Holiday Inn, Sunnyvale
   - Neighborhood Suites, Sunnyvale
   - Ramada Inn, Sunnyvale
   - Sunnyvale Hilton, Sunnyvale
   - Temecula Creek Inn, Temecula Creek
   - Westlake Plaza Hotel, Thousand Oaks
   - Courtyard by Marriott, Torrance
   - Holiday Inn, Torrance
   - Marriott Hotel, Torrance
   - Residence Inn, Torrance
   - Holiday Inn, Union City
   - MCA Hotel-Proposed, Universal City
   - Comfort Inn, Vallejo
   - Holiday Inn, Van Nuys
   - La Quinta Hotel, Ventura
   - Ocean Resorts, Ventura
   - Sheraton, Ventura
   - Greentree Inn, Victorville
   - Doubletree Inn, Walnut Creek
   - Parkside Hotel, Walnut Creek
   - Ramada Renaissance Hotel, Walnut Creek
   - Royce Hotel-Proposed, Walnut Creek
   - Walnut Creek Project, Walnut Creek
   - Hampton Inn, West Covina
   - Le Bel Age, West Hollywood
   - Le Dufy, West Hollywood
   - Le Mondrian Hotel, West Hollywood
   - Hilton, Whittler
   - Hotel & Conference Center-Proposed, Woodland
   - Marriott Hotel-Woodland Hills, Woodland Hills
   - Skylonda Retreat, Woodside
   - Compri Hotel-Proposed, Yorba Linda
   - Marriott-Tenaya Lodge, Yosemite
   - Motel Orleans, Yuba City

  Colorado
   - Days Inn, Arapahoe
   - Continental Inn, Aspen
   - Ritz-Carlton Hotel-Proposed, Aspen
   - Hampton Inn, Aurora
   - Holiday Inn, Aurora
   - Radisson Hotel, Aurora
   - Radisson Southeast, Aurora
   - Raffles Hotel, Aurora
   - Comfort Inn, Avon
   - Boulder Hotel-Downtown, Boulder

   - Clarion Hotel, Boulder
   - Courtyard by Marriott, Boulder
   - Doubletree Hotel-Proposed, Boulder
   - Hilton Harvest House, Boulder
   - Holiday Inn, Boulder
   - Interlocken Conference Resort-Prop., Boulder
   - Proposed Golf Course, Boulder
   - Residence Inn, Boulder
   - Hilton, Breckenridge
   - Ski Lodge-Proposed, Breckenridge
   - Interlocken Conference Center, Broomfield
   - Interlocken Conference Center-Prop., Broomfield
   - Embassy Suites, Colorado Springs
   - Hilton, Colorado Springs
   - Howard Johnson, Colorado Springs
   - Le Baron Hotel, Colorado Springs
   - Marriott, Colorado Springs
   - Quality Inn, Colorado Springs
   - Red Lion Inn, Colorado Springs
   - Sheraton Inn, Colorado Springs
   - Grand Butte Hotel, Crested Butte
   - Best Western Regency, Denver
   - Brown Palace, Denver
   - Clarion Hotel-Denver Airport, Denver
   - Courtyard by Marriott-Airport, Denver
   - Courtyard by Marriott-Southeast, Denver
   - Days Inn, Denver
   - Denver Airport Hilton Inn, Denver
   - Doubletree Hotel, Denver
   - Embassy Suites, Denver
   - Embassy Suites-Airport, Denver
   - Hilton-Technical Center, Denver
   - Holiday Inn-Downtown, Denver
   - Holiday Inn-West, Denver
   - Jackson's Hole Sport, Denver
   - Marriott-Southeast, Denver
   - Marriott-West, Denver
   - Radisson Hotel, Denver
   - Red Lion Hotel, Denver
   - Regency Inn, Denver
   - La Quinta Inn, Denver - Airport
   - La Quinta, Denver - South
   - Red Lion Inn, Durango
   - Hilton-Denver, Englewood
   - Residence Inn, Englewood
   - Scanticon Conference Center, Englewood
   - Marriott Hotel-Proposed, Fort Collins
   - Holiday Inn, Golden
   - Marriott-Denver West, Golden
   - Ramada Inn, Grand Junction
   - Sheraton-Proposed, Keystone
   - Compri Hotel, Lakewood
   - Hampton Inn, Lakewood
   - Sheraton Inn, Steamboat Springs
   - Proposed Hotel, Telluride
   - Days Inn, Vail
   - Doubletree Hotel, Vail
   - Lodge at Vail, Vail
   - Marriott's Mark Resort, Vail
   - Westin Vail Resort, Vail
   - Ramada Hotel, Westminster
   - Winter Park Resort, Winter Park

  Connecticut
   - Chester Inn-Chester, Chester
   - Inn-Proposed, Chester
   - Super 8-Proposed, Cromwell
   - Danbury Hilton & Towers, Danbury
   - Residence Inn, Danbury
   - Holiday Inn, Darien
   - Howard Johnson Lodge, Darien
   - Ramada Inn, Darien
   - Holiday Inn, East Hartford
   - Howard Johnson Lodge, East Lyme
   - Days Inn-Proposed, Enfield
   - Greenwich Habor Inn, Greenwich
   - Howard Johnson Lodge, Greenwich
   - Showboat Inn, Greenwich
   - Hotel-Proposed, Groton
   - Hilton Hotel, Hartford
   - Holiday Inn-Proposed, Hartford
   - Motel 6, Hartford
   - Ramada Inn, Hartford
   - Sheraton Tobacco Valley Inn, Hartford
   - Summit Hotel, Hartford
   - Super 8 Motel, Hartford
   - Susse Chalet, Hartford
   - Residence Inn By Marriott, Meriden
   - Holiday Inn, Milford
   - Susse Chalet, Milford
   - Howard Johnson Lodge, Mystic
   - Mystic Ramada Inn, Mystic
   - Holiday Inn, New Britain
   - Ramada Inn, New Britain
   - Colony Inn, New Haven
   - Holiday Inn, New Haven
   - Howard Johnson, New Haven
   - Quality Inn, New Haven
   - Residence Inn, New Haven
   - Radisson Hotel, New London
   - Best Western-Proposed, New Milford
   - Courtyard by Marriott, Norwalk
   - Holiday Inn, Norwalk
   - Howard Johnson, Norwalk
   - Ramada Inn, Norwalk
   - Susse Chalet, Rocky Hill
   - Ramada Hotel-Proposed, Shelton
   - Residence Inn - Shelton, Shelton
   - Heritage Village, Southbury
   - Southbury Hotel, Southbury
   - Susse Chalet, Southington
   - Days Inn, Stamford
   - Executive Hotel, Stamford
   - Harley Hotel, Stamford
   - Holiday Inn-Crowne Plaza, Stamford
   - Inn at Mill River, Stamford
   - Le Pavillon Hotel, Stamford
   - Marriott, Stamford
   - Radisson Tara Hotel, Stamford
   - Sheraton, Stamford
   - Best Western-Proposed, Stratford
   - Stratford Motor Lodge, Stratford
   - Marriott Hotel, Trumbull
   - Courtyard by Marriott, Wallingford
   - Susse Chalet, Wallingford
   - Howard Johnson Plaza Hotel, Waterbury
   - Super 8-Proposed, Waterbury
   - Residence Inn-Proposed, Waterford
   - Holiday Inn, Westbury
   - The Island Inn, Westbury
   - Courtyard by Marriott, Windsor
   - Sheraton Tobacco Valley Inn, Windsor
   - Holiday Inn-Proposed, Windsor Locks

  Delaware
   - Wilmington Hilton, Claymont
   - Rusty Rudder, Dewey Beach
   - Residence Inn-Proposed, Newark
   - Hilton Hotel, Wilmington
   - Hotel-Proposed, Wilmington
   - Marriott Suites, Wilmington
   - Residence Inn-Proposed, Wilmington

  District of Columbia
   - All Suite Hotel - Proposed, Washington
   - Bellevue Hotel, Washington
   - Canterbury Hotel, Washington
   - Capital Hilton, Washington
   - Capitol Hill Hotel, Washington
   - Castleton Hotel, Washington
   - Comfort Inn, Washington
   - Convention Center Inn, Washington
   - Dupont Plaza, Washington
   - Embassy Row Hotel, Washington
   - Fairfax Hotel, Washington
   - Fairmont Hotel, Washington
   - Four Seasons Hotel, Washington
   - General Scott Inn, Washington
   - Georgetown Hotel, Washington
   - Grand Hotel, Washington
   - Grand Hyatt, Washington
   - Hampshire House, Washington
   - Harambee House, Washington
   - Hay Adams Hotel, Washington
   - Holiday Inn Crowne Plaza, Washington
   - Holiday Inn-Capitol, Washington
   - Holiday Inn-Georgetown, Washington
   - Holiday Inn-Governor House, Washington
   - Hotel Washington, Washington
   - Howard Johnson, Washington

   - Hyatt Regency-Capitol, Washington
   - Hyatt-Convention Center, Washington
   - International Inn, Washington
   - Intrigue Hotel, Washington
   - Jefferson Hotel, Washington
   - Lombardy Tower Apartment Hotel, Washington
   - Madison Hotel, Washington
   - Manger Annapolis Hotel, Washington
   - Manger Hamilton Hotel, Washington
   - Manger Hay Adams Hotel, Washington
   - Marriott-Key Bridge, Washington
   - Mayflower Hotel, Washington
   - Omni Georgetown Hotel, Washington
   - Omni Shoreham Hotel, Washington
   - Park Terrace Hotel, Washington
   - Phoenix Park Hotel, Washington
   - Plaza Hotel, Washington
   - Potomac Hotel Group, Washington
   - Quality Inn-Capitol Hill, Washington
   - Quality Inn-Downtown, Washington
   - Ramada Inn-Central, Washington
   - Ramada Renaissance Hotel, Washington
   - Ritz-Carlton, Washington
   - River Inn, Washington
   - Riverside Towers, Washington
   - Sheraton City Centre, Washington
   - Sheraton Grand Hotel, Washington
   - Shoreham Hotel, Washington
   - St. James, Washington
   - State Plaza, Washington
   - Statler Hilton Hotel, Washington
   - Washington Hilton, Washington
   - Washington Plaza, Washington
   - Watergate Hotel, Washington
   - Wyndham Bristol Hotel, Washington

  Florida
   - Holiday Inn, Altamonte Springs
   - La Quinta, Altamonte Springs
   - Turnberry Isle Resort, Aventura
   - Boca Raton Hotel and Club, Boca Raton
   - Boca West, Boca Raton
   - Deerfield Beach Hilton, Boca Raton
   - Embassy Suites, Boca Raton
   - Park Place Suite Hotel, Boca Raton
   - Petite Suites, Boca Raton
   - Residence Inn, Boca Raton
   - Days Inn, Brandenton
   - South Seas Resort, Captive Island
   - Days Inn, Clearwater
   - Days Inn-Proposed, Clearwater
   - Holiday Inn - Central/Clearwater, Clearwater
   - La Quinta Inn, Clearwater
   - Sheraton Sand Key Hotel, Clearwater
   - Holiday Inn - Gulfview South, Clearwater Beach
   - Holiday Inn - Surfside North, Clearwater Beach
   - Howard Johnson, Clermont
   - Econolodge, Cocoa Beach
   - Hilton Hotel, Cocoa Beach
   - Holiday Inn, Cocoa Beach
   - Howard Johnson, Cocoa Beach
   - Perkins Restaurant, Cocoa Beach
   - Coconut Grove Hotel, Coconut Grove
   - Mayfair House, Coconut Grove
   - Proposed Hampton Inn, Coconut Grove
   - Biltmore Hotel, Coral Gables
   - Holiday Inn, Coral Gables
   - Holiday Inn (Court), Coral Gables
   - Plantation Hotel, Crystal River
   - Sheraton Inn, Cypress Gardens
   - Budget Inn, Davenport
   - Daytona Beach Surfside Regency, Daytona Beach
   - Howard Johnson, Daytona Beach
   - La Quinta Inn, Daytona Beach
   - Pirates Cove, Daytona Beach
   - Sheraton Inn, Daytona Beach
   - Crown Sterling Suites, Deerfield Beach
   - Days Inn, Deerfield Beach
   - Hilton Hotel, Deerfield Beach
   - Horizon Club, Deerfield Beach
   - Sheraton Inn, Deland
   - Hilton Hotel, Disney World
   - Holiday Inn, Edgewater
   - Knights Inn, Florida City
   - AmeriSuites Hotel-Proposed, Fort Lauderdale
   - Bahia Mar Hotel, Fort Lauderdale
   - Comfort Suites, Fort Lauderdale
   - Compri Hotel-Proposed, Fort Lauderdale
   - Costa Del Sol, Fort Lauderdale
   - Crown Sterling Suites, Fort Lauderdale
   - Days Inn, Fort Lauderdale
   - Embassy Suites Hotel, Fort Lauderdale
   - Executive House, Fort Lauderdale
   - Hilton Hotel, Fort Lauderdale
   - Hilton Inverrary, Fort Lauderdale
   - Holiday Inn - Galleria, Fort Lauderdale
   - Holiday Inn - North Beach, Fort Lauderdale
   - Holiday Inn-Proposed, Fort Lauderdale
   - Marriott Harbor Beach Hotel, Fort Lauderdale
   - Marriott Hotel & Marina, Fort Lauderdale
   - Marriott Hotel-Cypress Road, Fort Lauderdale
   - Pier 66 Hotel and Marina, Fort Lauderdale
   - Port Everglades Hotel, Fort Lauderdale
   - Stouffer Hotel, Fort Lauderdale
   - Days Inn, Fort Meyers
   - Courtyard by Marriott, Fort Myers
   - Holiday Inn, Fort Myers
   - La Quinta Hotel, Fort Myers
   - Sheraton Harbor Place-Proposed, Fort Myers
   - Sheraton Motor Inn, Fort Myers
   - Proposed Hotel, Fort Myers Beach
   - American Way, Fort Pierce
   - Days Inn, Fort Walton Beach
   - Holiday Inn - Airport, Fort.Lauderdale
   - Days Inn-University Center, Gainesville
   - Fairfield Inn, Gainesville
   - Howard Johnson Lodge-I-75, Gainesville
   - La Quinta Hotel, Gainesville
   - University Centre Hotel, Gainesville
   - Holiday Inn, Hialeah
   - Motel, Hillsboro Beach
   - Days Inn, Hollywood
   - Diplomat Hotel, Hollywood
   - Holiday Inn, Hollywood
   - Quality Suites - Oceanside, Indiatlantic
   - Hilton Inn, Inverrary
   - Best Inn, Jacksonville
   - Bradbury Suites-Proposed, Jacksonville
   - Compri Hotel-Proposed, Jacksonville
   - Courtyard By Marriott, Jacksonville
   - Days Inn, Jacksonville
   - Doubletree Club Hotel, Jacksonville
   - Hampton Inn, Jacksonville
   - Hotel-Proposed, Jacksonville
   - Jacksonville Hotel, Jacksonville
   - Residence Inn, Jacksonville
   - Sheraton Hotel, Jacksonville
   - Wyndham Lakes Hotel, Jacksonville
   - Sheraton Beach Hotel, Jensen Beach
   - Howard Johnson, Juno Beach
   - Hilton Hotel, Jupiter
   - Key Biscayne, Key Biscayne
   - Howard Johnson Lodge, Key Largo
   - Casa Marina Marriott, Key West
   - Fairfield Inn, Key West
   - Hampton Inn-Roosevelt Rd., Key West
   - Holiday Inn, Key West
   - Hyatt Hotel, Key West
   - La Concha Holiday Inn, Key West
   - Pier House Inn and Beach Club, Key West
   - Reach Hotel, Key West
   - Santa Maria Hotel, Key West
   - Timeshare Resort, Key West
   - Best Western Vacation Lodge, Kissimmee
   - Days Inn, Kissimmee
   - Days Inn West, Kissimmee
   - Days Lodge, Kissimmee
   - Howard Johnson Plaza Hotel, Kissimmee
   - Howard Johnson's, Kissimmee
   - KOA Campground, Kissimmee
   - Old Town Retail Complex, Kissimmee
   - Quality Suites, Kissimmee
   - Quality Suites-Maingate, Kissimmee
   - Save Inn, Kissimmee
   - Sheraton Lakeside, Kissimmee
   - Suite Hotel-Proposed, Kissimmee
   - Wynfield Inn, Kissimmee
   - Days Inn, Lake Buena Vista
   - Embassy Suites-Proposed, Lake Buena Vista
   - Hilton Hotel-Disney World, Lake Buena Vista
   - Marriott Orlando World Center, Lake Buena Vista

   - Days Inn, Lake City
   - Flagship Inn, Lake County
   - Travelodge Motel, Lake County
   - Lake Park Inn, Lake Park
   - Holiday Inn, Lake Placid
   - Hampton Inn-Proposed, Lakeland
   - Hotel-Proposed, Lakeland
   - Howard Johnson, Lakeland
   - Resort Hotel-Proposed, Lakeland
   - Resort-Imperial Lake-Prpsd., Lakeland
   - Proposed Hotel, Lee County
   - Sonesta Sanibel Harbour, Lee County
   - Holiday Inn, Lido Beach
   - Holiday Inn, Longboat Kay
   - Holiday Inn - Madiera Beach, Madiera
   - Howard Johnson, Marathon
   - Radisson Suite Resort, Marco Island
   - Holiday Inn, Marianna
   - Oceanfront Hotel, Melbourne
   - Quality Suites, Melbourne
   - Bahia Mar Hotel & Yachting Club, Miami
   - Biscayne Bay Marriott, Miami
   - Courtyard by Marriott, Miami
   - Crown Sterling Suites, Miami
   - Doral Ocean Beach Resort, Miami
   - Fairfield Inn, Miami
   - Hilton Hotel-Proposed, Miami
   - Holiday Inn Civic Center, Miami
   - Holiday Inn-Airport (Le Juene Rd.), Miami
   - Holiday Inn-Calder, Miami
   - Howard Johnson Hotel-Broad Causeway, Miami
   - Howard Johnson Hotel-Port of Miami, Miami
   - Howard Johnson Lodge-Golden Glades, Miami
   - Howard Johnson Lodge-Int'l Airport, Miami
   - Hyatt Regency Hotel, Miami
   - Inter-Continental Hotel, Miami
   - Jockey Club, Miami
   - Marriott Hotel-Downtown, Miami
   - Miami Airport Ramada, Miami
   - Proposed AmeriSuites, Miami
   - Propsed Hampton Inn, Miami
   - Residence Inn-Proposed, Miami
   - Sheraton River House, Miami
   - Sofitel Miami, Miami
   - Alexander Hotel, Miami Beach
   - Art Deco Hotel, Miami Beach
   - Cresent Timeshare, Miami Beach
   - Delano Hotel, Miami Beach
   - Doral Beach Hotel, Miami Beach
   - Eden Roc Hotel, Miami Beach
   - Fontainebleu Hotel, Miami Beach
   - Holiday Inn, Miami Beach
   - Holiday Inn-Central, Miami Beach
   - Holiday Inn-North, Miami Beach
   - Holiday Inn-Oceanside, Miami Beach
   - Holiday Inn-South, Miami Beach
   - Hotel-Proposed, Miami Beach
   - Nautilus Club Hotel, Miami Beach
   - Palm Resort on the Ocean, Miami Beach
   - Pan American Radisson, Miami Beach
   - Proposed Hotel, Miami Beach
   - Shelborne Beach Hotel, Miami Beach
   - Sheraton Beach, Miami Beach
   - Solymar Hotel-Proposed, Miami Beach
   - Quality Inn, Naples
   - Quality Inn-Gulfcoast, Naples
   - Registry Hotel at Pelican Bay, Naples
   - Registry Resort-Proposed, Naples
   - Super 8 Motel-Proposed, Naples
   - World Tennis Resort, Naples
   - Hyatt Newporter Hotel, Newport Beach
   - Hilton Hotel, North Redington Beach
   - Masters Economy Inn, North Seffner
   - Amfac Hotel, Orlando
   - Army lodging-Proposed, Orlando
   - Comfort Suites Hotel, Orlando
   - Compri Hotel-Airport-Proposed, Orlando
   - Compri Hotel-Proposed, Orlando
   - Courtyard - Orlando Airport, Orlando
   - Days Inn, Orlando
   - Days Inn and Lodge-Florida Mall, Orlando
   - Days Inn Civic Center, Orlando
   - Days Inn East of Universal Studios, Orlando
   - Days Inn-E/O Magic Kingdom, Orlando
   - Days Inn-Proposed, Orlando
   - Days Inn-Sandlake Road, Orlando
   - Days Suites-E/O Magic Kingdom, Orlando
   - Dolphin Hotel-Proposed, Orlando
   - Dutch Inn, Orlando
   - Embassy Suites, Orlando
   - Fairfield Inn, Orlando
   - Fairfield Inn-Airport, Orlando
   - Grand Cypress Resort, Orlando
   - Hampton Inn - Proposed, Orlando
   - Heritage Inn, Orlando
   - Holiday Inn Central Park, Orlando
   - Holiday Inn Crowne Plaza, Orlando
   - Holiday Inn-Airport, Orlando
   - Holiday Inn-International Drive, Orlando
   - Holiday Inn-Lee Road, Orlando
   - Holiday Inn-Maingate West, Orlando
   - Holiday Inn-Orange Blossom Trail, Orlando
   - Howard Johnson - Walt Disney World, Orlando
   - Howard Johnson-Kirkman, Orlando
   - Howard Johnson-Lake Holden, Orlando
   - Howard Johnson-Maingate, Orlando
   - Hyatt Grand Cypress, Orlando
   - Hyatt Regency Grand Cypress, Orlando
   - Hyatt-W. Irlo Bronson Mem. Hwy., Orlando
   - International Inn, Orlando
   - Kon Tiki Village, Orlando
   - La Quinta Hotel-Airport, Orlando
   - La Quinta Inn, Orlando
   - Omni Orlando, Orlando
   - Orlando Airport Hotel-Proposed, Orlando
   - Orlando Hamiton, Orlando
   - Orlando Plaza Hotel, Orlando
   - Orlando Twin Towers Hotel, Orlando
   - Park Suite Hotel-Proposed, Orlando
   - Peabody Hotel, Orlando
   - Princess Hotel and Spa, Orlando
   - Proposed Wellesley Inn, Orlando
   - Quality Inn, Orlando
   - Radisson Hotel-Aquatic Center, Orlando
   - Regency Inn, Orlando
   - Residence Inn By Marriott, Orlando
   - Rodeway Inn, Orlando
   - Save Inn, Orlando
   - Sheraton Jetport Inn, Orlando
   - Sheraton Lakeside, Orlando
   - Sheraton Twin Towers, Orlando
   - Sonesta Village Resort, Orlando
   - Stouffer Orlando Resort, Orlando
   - Swan Hotel-Proposed, Orlando
   - Thriftway Motel, Orlando
   - Wynfield Inn, Orlando
   - American Way, Osceola
   - Sheraton Gateway Motel, Osceola
   - Brazilian Court Hotel, Palm Beach
   - Heart of Palm Beach Hotel, Palm Beach
   - Hilton Inn, Palm Beach
   - Palm Court, Palm Beach
   - Holiday Inn, Palm Beach Garden
   - Days Inn, Panama City
   - Marriott's Bay Point, Panama City
   - Super 8, Panama City
   - Days Inn, Pensacola
   - Hilton Hotel, Pensacola
   - La Quinta Hotel, Pensacola
   - Residence Inn, Pensacola
   - Super 8, Pensacola
   - Proposed Hampton Inn, Pensacola Beach
   - Comfort Inn, Perdido Key
   - La Quinta, Pinellas County
   - Courtyard by Marriott, Plantation
   - Holiday Inn Plantation, Plantation
   - Sheraton Suites, Plantation
   - Days Inn, Pompano Beach
   - Palm-Aire Spa Resort, Pompano Beach
   - Lodge & Bath Club, Ponte Verde
   - Howard Johnson, Punta Gorda
   - Days Inn, Riviera Beach
   - Safety Harbor Spa, Safety Harbor
   - Holiday Inn, Saint Augustine
   - Howard Johnson, Saint Augustine
   - Courtyard by Marriott, Saint Petersburg
   - Don Ceahsar Beach Resort, Saint Petersburg
   - Hilton Hotel, Saint Petersburg
   - Howard Johnson, Saint Petersburg
   - Ramada Inn, Saint Petersburg
   - Residence Inn, Saint Petersburg

   - Saint Petersburg Motel, Saint Petersburg
   - Sheraton Hotel and Marina, Saint Petersburg
   - Vinoy Park Hotel, Saint Petersburg
   - Countryside Inn, Sanford
   - Days Inn, Sanford
   - Holiday Inn, Sanford
   - Azure Tides Resort-Proposed, Sarasota
   - Days Inn, Sarasota
   - Holiday Inn-Lido Beach, Sarasota
   - Proposed Hotel, Sarasota
   - Holiday Inn, Sebring
   - Embassy Suites, Singer Island
   - Hilton, Singer Island
   - Econo Lodge, Starke
   - Radisson Pan American Hotel, Sunny Isles
   - Best Inn, Tallahassee
   - Courtyard by Marriott, Tallahassee
   - Days Inn-Tallahassee, Tallahassee
   - American Way, Tampa
   - Courtyard by Marriott, Tampa
   - Days Inn, Tampa
   - Embassy Suites-Airport, Tampa
   - Hampton Inn-Airport, Tampa
   - Hilton-Airport, Tampa
   - Holiday Inn, Tampa
   - Holiday Inn Sahal Park, Tampa
   - Holiday Inn-Airport, Tampa
   - Manger Motor Inn, Tampa
   - Marriott Hotel, Tampa
   - Omni Tampa Hotel at Westshore, Tampa
   - Ramada Inn, Tampa
   - Rodeway Inn, Tampa
   - Saddlebrook Resort, Tampa
   - Sheraton Grand West, Tampa
   - Master Economy Inn, Tampa-East(Selfner)
   - Master Economy Inn, Tampa-North(Zephyrhills)
   - Days Inn, Vero Beach
   - Holiday Inn-Countryside, Vero Beach
   - Holiday Inn-Oceanside, Vero Beach
   - Saddlebrook Resort, Wesley Chapel
   - Courtyard by Marriott, West Melbourne
   - Airport Centre, West Palm Beach
   - Courtyard by Marriott, West Palm Beach
   - Days Inn, West Palm Beach
   - Field Palm Hotel, West Palm Beach
   - Hilton-Airport, West Palm Beach
   - Howard Johnson Lodge, West Palm Beach
   - Hyatt Hotel of the Palm Beaches, West Palm Beach
   - Royce Hotel, West Palm Beach
   - Masters Economy Inn, Zephyrhills

  Georgia
   - Atlanta Radisson Hotel, Atlanta
   - Atlanta Terrace Motel, Atlanta
   - Comfort Inn, Atlanta
   - Compri Hotel, Atlanta
   - Courtyard By Marriott-Airport North, Atlanta
   - Courtyard by Marriott-Airport South, Atlanta
   - Courtyard by Marriott-Cumberland, Atlanta
   - Courtyard by Marriott-Executive Pk., Atlanta
   - Courtyard by Marriott-Gwinnett, Atlanta
   - Courtyard by Marriott-Jimmy Carter, Atlanta
   - Courtyard by Marriott-PeachtrDunwdy, Atlanta
   - Courtyard by Marriott-Perimeter, Atlanta
   - Courtyard by Marriott-Rosewell, Atlanta
   - Courtyard by Marriott-Windy Hill, Atlanta
   - Cresthil Inn-Proposed, Atlanta
   - Days Inn, Atlanta
   - Days Inn - Northlake, Atlanta
   - Doubletree Hotel, Atlanta
   - Embassy Suites-Atlanta Perimeter, Atlanta
   - Embassy Suites-Buckhead, Atlanta
   - Embassy Suites-Galleria, Atlanta
   - F.W.W. Hotel, Atlanta
   - Fairfield Inn-Airport, Atlanta
   - Fairfield Inn-Gwinnett, Atlanta
   - Fairfield Inn-North Lake, Atlanta
   - Fairfield Inn-Northwest, Atlanta
   - Fairfield Inn-Peachtree, Atlanta
   - Fairfield Inn-South Lake, Atlanta
   - Hampton Inn-Airport, Atlanta
   - Hilton Inn, Atlanta
   - Holiday Inn Crowne Plaza, Atlanta
   - Holiday Inn-I-20 East, Atlanta
   - Holiday Inn-I-85 Monroe Drive, Atlanta
   - Holiday Inn-Perimeter Dunwooody, Atlanta
   - Hotel-Downtown-Proposed, Atlanta
   - Hotel-Proposed, Atlanta
   - Howard Johnson Hotel-Hartsfield, Atlanta
   - Howard Johnson-Airport, Atlanta
   - Howard Johnson-Northeast, Atlanta
   - Howard Johnson-Northwest, Atlanta
   - Howard Johnson-South, Atlanta
   - Hyatt Atlanta-Airport, Atlanta
   - La Quinta - Stone Mountain, Atlanta
   - La Quinta Hotel, Atlanta
   - La Quinta Hotel-West, Atlanta
   - Marriott Atlanta Airport, Atlanta
   - Marriott Hotel, Atlanta
   - Marriott Hotel-Downtown, Atlanta
   - Marriott Marquis, Atlanta
   - Marriott Suites Hotel-Proposed, Atlanta
   - Marriott-Perimeter, Atlanta
   - Master Economy Inn, Atlanta
   - Motel 6, Atlanta
   - Neighborhood Inn, Atlanta
   - Omni International Hotel, Atlanta
   - Perimeter North Inn, Atlanta
   - Proposed AmeriSuites, Atlanta
   - Quality Inn-Central, Atlanta
   - Radisson Inn, Atlanta
   - Ramada Inn-Perimeter, Atlanta
   - Residence Inn by Marriott-Dunwoody, Atlanta
   - Residence Inn-Airport, Atlanta
   - Residence Inn-Buckhead, Atlanta
   - Residence Inn-Northwest, Atlanta
   - Sheraton Century Center, Atlanta
   - Sheraton-Airport, Atlanta
   - Sporting Club at the Concourse, Atlanta
   - Stouffer Hotel-Proposed, Atlanta
   - Swissotel, Atlanta
   - Terrace Motel, Atlanta
   - Waverly Hotel, Atlanta
   - Westin Lenox Hotel, Atlanta
   - Westin Peachtree Plaza, Atlanta
   - Wyndham Garden Hotel, Atlanta
   - Hyatt Hotel, Atlanta Airport
   - Hampton Inn, Atlanta-Buckhead
   - Courtyard by Marriott, Augusta
   - Landmark Hotel, Augusta
   - Masters Economy Inn - Gordon Hwy., Augusta
   - Masters Economy Inn - Warner Robins, Augusta
   - Masters Economy Inn - Washington Rd, Augusta
   - Holiday Inn, Brunswick
   - Super 8, Brunswick
   - Days Inn, Calhoun
   - Super 8, Cartersville
   - Days Inn, Chamblee
   - Comfort Inn-Proposed, College Park
   - Holiday Inn Crowne Plaza, College Park
   - Courtyard by Marriott, Columbus
   - La Quinta Inn, Columbus
   - Super 8, Columbus
   - Best Inn, Dalton
   - Days Inn, Dalton
   - Holiday Inn-Proposed, Decatur
   - Sheraton Hotel, Decatur
   - Best Western-Perimeter-North, Doraville
   - Days Inn - Gwinnett, Duluth
   - Howard Johnson, Forsyth
   - Holiday Inn-Proposed, Gwinnett County
   - Holiday Inn, Jekyll Island
   - Jekyll Island Inn-Proposed, Jekyll Island
   - Hilton Hotel, Macon
   - Master Economy Inn, Macon
   - Best Inn, Marietta
   - Courtyard by Marriott-Delk Road, Marietta
   - Lafayette Hotel, Marietta
   - Hampton Inn, Marrietta (Atlanta)
   - Master Economy Inn, McDonough
   - Courtyard by Marriott-Perimeter, Norcross
   - Motel 6, Norcross
   - Hilton Hotel, Peachtree Corners
   - Super 8, Rome
   - Best Western, Savannah
   - Courtyard by Marriott, Savannah
   - Days Inn, Savannah
   - Days Inn-Bay Street, Savannah
   - Days Inn-Mall Blvd., Savannah
   - Fairfield Inn, Savannah
   - Hotel-Proposed, Savannah

   - Mulberry Inn, Savannah
   - Radisson Hotel-Proposed, Savannah
   - Royal Savannah, Savannah
   - Sheraton Savannah Resort & C.C., Savannah
   - Town and Country Motel, Savannah
   - Days Inn, Savannah Beach
   - Howard Johnson, Smyrna
   - Master Economy Inn, Tilton
   - Courtyard by Marriott-Northlake, Tucker
   - Master Economy Inn, Warner Robins
   - Super 8, Warner Robins

  Hawaii
   - Hyatt Regency Waikoloa, Hawaii
   - Mauna Kea Hotel, Hawaii
   - Kahala Hilton, Honolulu
   - Plaza Hotel, Honolulu
   - Waikiki Beachcomber, Honolulu
   - Waikiki Hobron, Honolulu
   - Coco Palms Resort, Kauai
   - Kauai Surf Hotel, Kauai
   - Westin Kauai-Kauai Lagoons Resort, Kauai
   - Westin Kauai-Proposed, Kauai
   - Kona Village, Kona
   - Royal Sea Cliff Resort, Kona
   - Westin Kauai at Kauai Lagoon, Lihue
   - Hyatt Regency, Maui
   - Marriott Resort, Maui
   - Maui Lu Hotel, Maui
   - Maui Surf Hotel, Maui
   - Westin Maui, Maui
   - Hawaiian Regent Hotel-Waikiki Beach, Oahu
   - Hotel-Proposed-Schofield Barracks, Oahu
   - Hyatt Regency Waikiki, Oahu
   - Kiahuna Plantation, Poipu Beach, Kauai
   - Transient Lodging Facilities, Schofield Barracks
   - Hilton Hawaiian Village, Waikiki
   - Grand Hyatt Wailea, Wailea

  Idaho
   - Compri Hotel, Boise
   - Holiday Inn, Boise
   - Holiday Inn-Airport, Boise
   - Red Lion Inn, Boise
   - Super 8, Boise
   - Motel 6, Coeur d'Alene
   - Super 8, Coeur d'Alene
   - Proposed Motel, Coure d'Alene
   - Super 8, Lewiston
   - Cotton Tree Inn, Pocatello
   - Super 8, Sand Point
   - Busterback Ranch, Sawtooth Valley

  Illinois
   - Arlington Park Hilton, Arlington Heights
   - Church Creek, Arlington Heights
   - Courtyard by Marriott, Arlington Heights
   - La Quinta Hotel, Arlington Heights
   - Hampton Inn-Proposed, Bedford Park
   - Best Inn, Bloomington
   - Fairfield Inn-Normal, Bloomington
   - Holiday Inn, Bloomington
   - Indian Lakes Resort, Bloomington
   - Ramada Inn, Bloomington
   - Super 8, Bloomington
   - Cresthil-Proposed, Buffalo Grove
   - Holiday Inn, Champaign
   - La Quinta Inn, Champaign
   - Radisson Suites - Champaign, Champaign
   - Suite Hotel-Proposed, Champaign
   - Super 8, Champaign
   - Ambassador West Hotel, Chicago
   - Americana Congress, Chicago
   - Conrad Hilton Hotel, Chicago
   - Courtyard by Marriott-Glenview, Chicago
   - Courtyard by Marriott-Highland, Chicago
   - Courtyard by Marriott-Lincoln, Chicago
   - Courtyard by Marriott-O'Hare, Chicago
   - Courtyard by Marriott-Waukegan, Chicago
   - Courtyard by Marriott-Woodale, Chicago
   - Days Inn, Chicago
   - Executive House, Chicago
   - Fairfield Inn-Lansing, Chicago
   - Fairfield Inn-Willowbrook, Chicago
   - Fairmont Hotel, Chicago
   - Guest Quarters Hotel, Chicago
   - Hilton and Towers, Chicago
   - Hilton-O'Hare, Chicago
   - Holiday Inn-Merchandise Mart, Chicago
   - Howard Johnson-O'Hare Int'l Airport, Chicago
   - Hyatt Regency, Chicago
   - Hyatt Suites Hotel, Chicago
   - Inter-Continental Hotel-Proposed, Chicago
   - La Quinta Inn - Hoffman Est., Chicago
   - Le Meridien, Chicago
   - Lenox House, Chicago
   - Lincoln Hotel, Chicago
   - Mark Twain Hotel, Chicago
   - Marriott-O'Hare, Chicago
   - Mayfair Regent, Chicago
   - McClurg Holiday Inn, Chicago
   - McCormick Inn Hotel, Chicago
   - Morton Hotel, Chicago
   - Omni Ambassador East, Chicago
   - Omni Morton Hotel, Chicago
   - Palmer House Hotel, Chicago
   - Ramada Inn - Lakeshore, Chicago
   - Ramada O'Hare, Chicago
   - Residence Inn-Deerfield, Chicago
   - Residence Inn-Lombard, Chicago
   - Sheraton Hotel-Downtown, Chicago
   - Sheraton Hotel-Proposed, Chicago
   - Sheraton O'Hare, Chicago
   - Sheraton Plaza Hotel, Chicago
   - Summerfield Suites Hotel, Chicago
   - Swissotel, Chicago
   - Tremont Hotel, Chicago
   - Westin Hotel, Chicago
   - Whitehall Hotel, Chicago
   - Hilton Hotel, Collinsville
   - Holiday Inn, Collinsville
   - Super 8, Columbus
   - Super 8, Crystal Lake
   - Super 8, Decatur
   - Courtyard by Marriott, Deerfield
   - Embassy Suites, Deerfield
   - Marriott Suites Hotel, Deerfield
   - Holiday Inn-Chicago, Des Plaines
   - Hotel-Proposed, Des Plaines
   - Compri Hotel-Proposed, Downers Grove
   - Radisson Suite Hotel, Downers Grove
   - Best Inn, Effingham
   - Ramada Inn, Elgin
   - Hampton Inn, Elk Grove Village
   - Marriott Suites, Elk Grove Village
   - Holiday Inn, Elmhurst
   - Orrington Hotel, Evanston
   - Drury Inn, Fairview Heights
   - Conference Center & Resort-Proposed, Fox Lake
   - Holiday Inn, Freeport
   - Hotel-Proposed, Gurnee
   - La Quinta Hotel, Hoffman Estates
   - Carson Inn, Itasca
   - Hamilton Wyndham, Itasca
   - Nordic Hills, Itasca
   - Holiday Inn, Joliet
   - Proposed Harrah's Riverboat, Joliet
   - Days Inn, Kankakee
   - Holiday Inn, LaSalle
   - Marriott Hotel, Lincolnshire
   - Hilton Inn, Lisle
   - Holiday Inn Crowne Plaza, Lisle
   - Embassy Suites, Lombard
   - Holiday Inn, Macomb
   - Best Inn, Marion
   - Best Inn, Mount Vernon
   - Holiday Inn, Mount Vernon
   - Ramada Inn, Mount Vernon
   - Courtyard by Marriott, Naperville
   - Ramada Inn, Naperville
   - Sheraton Naperville, Naperville
   - O'Hareport Hotel, Northlake
   - Courtyard by Marriott, Oakbrook Terrace
   - Super 8, Okawville
   - Fairfield Inn, Peoria
   - Days Inn, Peru
   - Super 8, Peru
   - Courtyard by Marriott, Rockford
   - Fairfield Inn, Rockford
   - Hampton Inn, Rockford
   - Embassy Suites, Rosemont
   - Quality Inn/Clarion, Rosemont

   - Sheraton Int'l At O'Hare, Rosemont
   - Holiday Inn, Salem
   - Compri Hotel, Schaumburg
   - Embassy Suites, Schaumburg
   - Marriott Schaumburg, Schaumburg
   - Holiday Inn, South Beloit
   - Ramada Renaissance Hotel, Springfield
   - Sheraton Inn, Springfield
   - Super 8-East, Springfield
   - Super 8-South, Springfield
   - Jumer's Castle, Urbana
   - Best Inn, Waukegan
   - Super 8, Waukegan

  Indiana
   - Clarion Fourwinds Inn, Bloomington
   - Holiday Inn, Bloomington
   - Inn at the Four Winds, Bloomington
   - Ramada Inn, Bloomington
   - Harbor Point Resort, Brookville Lake
   - Super 8, Columbus
   - Best Inn, Fort Wayne
   - Hilton, Fort Wayne
   - Downtown Hotel, Gary
   - Sheraton, Gary
   - Holiday Inn, Goshen
   - Howard Johnson, Hammond
   - Quality Inn, Hammond
   - Courtyard by Marriott-Airport, Indianapolis
   - Courtyard by Marriott-Carmel, Indianapolis
   - Courtyard by Marriott-Castleton, Indianapolis
   - Embassy Suites-Claypool Center, Indianapolis
   - Fairfield Inn-Castleton, Indianapolis
   - Fairfield Inn-College Park, Indianapolis
   - Hampton Inn-Proposed, Indianapolis
   - Hilton Hotel-Airport, Indianapolis
   - Hilton Inn-Downtown, Indianapolis
   - Holiday Inn-South, Indianapolis
   - Holiday Inn-Southeast, Indianapolis
   - Knights Inn, Indianapolis
   - Midway Motor Lodge, Indianapolis
   - Mohawk Inn, Indianapolis
   - Motel 6, Indianapolis
   - Proposed Fairfield Inn, Indianapolis
   - Proposed Residence Inn, Indianapolis
   - Radisson, Indianapolis
   - Ramada-Airport, Indianapolis
   - Wyndham Garden Hotel, Indianapolis
   - La Quinta Inn, Indianapolis Airport
   - Hilton Inn, Jeffersonville
   - Holiday Inn, La Porte
   - Days Inn, Lafayette
   - Holiday Inn, Lafayette
   - Cotton Mill Inn-Proposed, Madison
   - Hampton Inn, Merrillville
   - Holiday Inn Express, Merrillville
   - La Quinta Inn, Merrillville
   - Hotel Roberts, Muncie
   - Radisson Hotel, Muncie
   - Brown County Inn, Nashville
   - Holiday Inn, Portage
   - Knights Inn, Richmond
   - Holiday Inn, South Bend
   - Howard Johnson, South Bend
   - Signature Inn, Terre Haute
   - Super 8, Terre Haute
   - Courtyard Conversion, Valparaiso
   - Holiday Inn, Vincennes

  Iowa
   - Holiday Inn-Gateway Center, Ames
   - Holiday Inn, Cedar Falls
   - Collins Plaza, Cedar Rapids
   - Holiday Inn, Cedar Rapids
   - Roosevelt Hotel, Cedar Rapids
   - Super 8, Davenport
   - Courtyard by Marriott, Des Moines
   - Fairfield Inn, Des Moines
   - Holiday Inn, Des Moines
   - Holiday Inn - West, Des Moines
   - Holiday Inn-Downtown, Des Moines
   - Holiday Inn-North, Des Moines
   - Ramada Inn, Des Moines
   - Super 8-North, Des Moines
   - Super 8-West, Des Moines
   - Holiday Inn, Iowa City

  Kansas
   - Embassy Suites, Kansas City
   - Fairfield Inn-Overland Park, Kansas City
   - Holiday Inn-Mission Overland Park, Kansas City
   - Fairfield Inn, Kansas City West
   - Holiday Inn, Lawrence
   - University Inn, Lawrence
   - Holiday Inn, Manhattan
   - Courtyard by  Marriott, Overland Park
   - Hampton Inn-Proposed, Overland Park
   - Marriott Hotel, Overland Park
   - Park Inn International, Topeka
   - Super 8, Topeka
   - Canterbury Inn, Wichita
   - Former Sheraton Hotel, Wichita
   - Hilton-East, Wichita
   - Marriott Hotel, Wichita
   - Comfort Inn, Winfield

  Kentucky
   - Conference Center-Proposed, Boone County
   - Howard Johnson, Bowling Green
   - Brown County Inn, Brown County
   - Holiday Inn, Corbin
   - Hotel-Proposed, Covington
   - Thomas More Centre, Crestville Hill
   - Comfort Inn, Elizabethtown
   - Signature Inn, Elkhart
   - Holiday Inn, Florence
   - Signature Inn, Florence
   - Drawbridge Inn, Fort Mitchell
   - Days Inn, Georgetown
   - Days Inn, Henderson
   - Holiday Inn, Henderson
   - Bluegrass Motor Inn, Lexington
   - Courtyard by Marriott, Lexington
   - Holiday Inn, Lexington
   - Holiday Inn-East, Lexington
   - Holiday Inn-North, Lexington
   - Hyatt Hotel, Lexington
   - Knights Inn, Lexington
   - Super 8-Proposed, London
   - Brown Hotel, Louisville
   - Courtyard by Marriott-East, Louisville
   - Holiday Inn, Louisville
   - Holiday Inn South, Louisville
   - Holiday Inn-Central, Louisville
   - Holiday Inn-Northeast, Louisville
   - Ramada Inn, Louisville
   - Ramada Inn-East, Louisville
   - Signature Inn, Louisville
   - Days Inn, Madisonville
   - Executive Inn, Owensboro
   - Super 8-Proposed, Radcliff
   - Holiday Inn, Richmond

  Louisiana
   - Howard Johnson, Alexandria
   - Capital House, Baton Rouge
   - Convention Center Hotel-Proposed, Baton Rouge
   - Courtyard by Marriott, Baton Rouge
   - Crown Sterling Suites, Baton Rouge
   - Embassy Suites, Baton Rouge
   - Hilton Hotel, Baton Rouge
   - Holiday Inn-East, Baton Rouge
   - Holiday Inn-South, Baton Rouge
   - Holiday Inn-West, Baton Rouge
   - La Quinta Inn, Baton Rouge
   - Prince Murat Hotel, Baton Rouge
   - Proposed Homewood Suites, Baton Rouge
   - Quality Inn, Bossier City
   - Ramada Inn, Hammond
   - Ramada Inn, Houma
   - Holiday Inn - New Orleans, Kenner
   - Sheraton, Kenner
   - Hilton Hotel, Lafayette
   - La Quinta Hotel, Lafayette
   - Gateway Hotel, Metairie
   - Howard Johnson-Airport, Metairie
   - Canal Street Hotels L.P., New Orleans
   - Clarion Hotel, New Orleans
   - Days Inn, New Orleans
   - Fairmont Roosevelt Hotel, New Orleans
   - Hampton Inn-Proposed, New Orleans
   - Holiday Inn Crowne Plaza, New Orleans

   - Hostellerie de la Poste, New Orleans
   - Hotel Meridien, New Orleans
   - Hyatt Regency, New Orleans
   - Iberville Hotel, New Orleans
   - Inter-Continental Hotel, New Orleans
   - La Quinta Inn, New Orleans
   - Landmark Bourbon, New Orleans
   - Le Meridien New Orleans, New Orleans
   - Maison Dupuy, New Orleans
   - Marriott Hotel, New Orleans
   - Omni Royal Orleans, New Orleans
   - Ramada Inn, New Orleans
   - Saint Louis Hotel, New Orleans
   - St. Ann/Marie Antoinette, New Orleans
   - Warwick, New Orleans
   - Westin Hotel, New Orleans
   - Residence Inn, Shreveport
   - Super 8, Shreveport

  Maine
   - Hilton Inn, Bangor
   - Ramada Inn, Bangor
   - Residence Inn by Marriott-Proposed, Bangor
   - Inn By The Sea, Cape Elizabeth
   - Hotel-Proposed, Orchard Beach
   - Hotel-Proposed, Portland
   - Portland Regency, Portland
   - Ramada Inn, Portland
   - Sheraton Tara Portland, Portland
   - Susse Chalet, Portland
   - Susse Chalet, Portland (In-town)
   - Keddy's Motor Inn of Maine, Presque Isle
   - Hampton Inn, South Portland
   - Sheraton Inn, South Portland

  Maryland
   - Budget Hotel-Proposed, Aberdeen
   - Chesapeake House, Aberdeen
   - Holiday Inn, Aberdeen
   - Motel-Proposed, Aberdeen
   - Annapolis Hotel, Annapolis
   - Courtyard by Marriott-Riva Road, Annapolis
   - Governor Calvert House, Annapolis
   - Historic Inns of Annapolis, Annapolis
   - Hotel-Proposed, Annapolis
   - Howard Johnson, Annapolis
   - Marriott Hotel, Annapolis
   - Maryland Inn, Annapolis
   - Quality Royale Hotel, Annapolis
   - Ramada Hotel, Annapolis
   - Robert Johnson House, Annapolis
   - Brookshire Hotel, Baltimore
   - Courtyard by Marriott-BWI Airport, Baltimore
   - Days Inn, Baltimore
   - Harbor Court Hotel, Baltimore
   - Harrison's at Pier 5, Baltimore
   - Hilton Hotel, Baltimore
   - Holiday Inn-Belmont Blvd., Baltimore
   - Holiday Inn-Cromwell Bridge, Baltimore
   - Holiday Inn-Glen Burnie, Baltimore
   - Holiday Inn-Inner Harbor, Baltimore
   - Holiday Inn-Int'l Airport, Baltimore
   - Holiday Inn-Moravia Road, Baltimore
   - Holiday Inn-Pikesville, Baltimore
   - Holiday Inn-South Glen Burnie, Baltimore
   - Hotel-Proposed, Baltimore
   - Howard Johnson-Proposed, Baltimore
   - Johns Hopkins Hotel-Proposed, Baltimore
   - Lord Baltimore Hotel, Baltimore
   - Omni International Hotel, Baltimore
   - Ramada Inn-I-695 West, Baltimore
   - Susse Chalet, Baltimore
   - Susse Chalet Inn-BWI Airport, Baltimore
   - Susse Chalet Inn-Golden Ring, Baltimore
   - Bethesda Metro Center, Bethesda
   - Guest Quarters, Bethesda
   - Hyatt Regency Hotel, Bethesda
   - Linden Hill Hotel, Bethesda
   - Omni Linden Hotel, Bethesda
   - Residence Inn, Bethesda
   - Bethseda Metro Center, Bethseda
   - Guest Quarters, Bethseda
   - Residence Inn - Proposed, Bethseda
   - Comfort Suites-Proposed, Bowie
   - Days Inn, Capital Heights
   - Residence Inn, Cockneysville
   - Abbey, College Park
   - Best Western Maryland, College Park
   - Holiday Inn, College Park
   - Sheraton Inn, Dorsey
   - Days Inn, Easton
   - Mariner Inn, Easton
   - Holiday Inn, Frederick
   - Compri Hotel, Gaithersburg
   - Marriott Hotel, Gaithersburg
   - Century XXI Resort, Germantown
   - Comfort Inn, Germantown
   - Hampton Inn, Glen Burnie
   - Residence Inn-Proposed, Greenbelt
   - Courtyard by Marriott, Hunt Valley
   - Hunt Valley Embassy Suites, Hunt Valley
   - Hunt Valley Marriott, Hunt Valley
   - Susse Chalet Inn, Jessup
   - Courtyard by Marriott, Landover
   - Quality Inn-Proposed, Landover
   - Days Inn, Lanham
   - Best Western Maryland, Laurel
   - Days Inn, Laurel
   - Holiday Inn, Laurel
   - Susse Chalet, Linthicum
   - Howard Johnson Plaza Hotel, New Carrollton
   - Carousel Hotel, Ocean City
   - Days Inn, Ocean City
   - Susse Chalet, Oxon Hill
   - Hotel-Proposed, Prince Georges County
   - Budget Hotel-Proposed, Rockville
   - Comfort Inn, Rockville
   - Courtyard by Marriott, Rockville
   - Days Inn-Congressional Park, Rockville
   - Holiday Inn Crowne Plaza, Rockville
   - Quality Inn-Proposed, Rockville
   - Ramada Inn, Rockville
   - Salisbury Hotel, Salisbury
   - Sheraton Hotel, Salisbury
   - Courtyard by Marriott, Silver Spring
   - Quality Inn-Proposed, Silver Spring
   - Comfort Inn-Proposed, Solomons Island
   - Holiday Inn, Towson
   - Quality Inn-Proposed, Westminster

  Massachusetts
   - Susse Chalet, Amsbury
   - Courtyard by Marriott, Andover
   - Marriott Hotel, Andover
   - Stouffer Bedford Glen Hotel, Bedford
   - Anthony's Pier Four, Boston
   - Battery Wharf Hotel-Proposed, Boston
   - Boston Harbor Hotel, Boston
   - Boston World Trade Center, Boston
   - Bostonian Hotel, Boston
   - Colonnade Hotel, Boston
   - Commonwealth Center Hotel, Boston
   - Compri Hotel-Proposed, Boston
   - Copley Plaza Hotel, Boston
   - Courtyard by Marriott-Foxborough, Boston
   - Econo Lodge-Proposed, Boston
   - Harborside Conf. Center-Proposed, Boston
   - Hilton-Back Bay, Boston
   - Hilton-Logan, Boston
   - Holiday Inn-Government Center, Boston
   - Hotel - Proposed, Boston
   - Hyatt Fan Pier-Proposed, Boston
   - Hyatt Harborside-Proposed, Boston
   - Lafayette Hotel, Boston
   - Lenox Hotel, Boston
   - Marriott Copley Place, Boston
   - Meridien Hotel, Boston
   - Omni Parker House, Boston
   - Residence Inn, Boston
   - Ritz-Carlton, Boston
   - Statler Hilton Hotel, Boston
   - Tremont House Hotel, Boston
   - World Trade Center Hotel - Proposed, Boston
   - Marriott Hotel, Boston/Newton
   - Sheraton Tara Hotel, Braintree
   - Ocean Edge Inn & Conference Center, Brewster
   - Holiday Inn, Brookline
   - Days Inn, Burlington
   - Charles Hotel, Cambridge
   - Hyatt Hotel, Cambridge
   - Royal Sonesta Hotel, Cambridge

   - The Charles Hotel, Cambridge
   - Chatham Bars Inn, Chatham
   - Chelmsford Radisson Hotel, Chelmsford
   - Best Western Motor Lodge, Chicopee
   - Cummington Farm Resort-Proposed, Cummington
   - Appleton Inn, Danvers
   - Howard Johnson Hotel, Danvers
   - Radisson Ferncroft Hotel, Danvers
   - Residence Inn - Proposed, Danvers
   - Dedham Comfort Inn, Dedham
   - Holiday Inn, Dedham
   - Wequassett Inn, East Harwich
   - Harbor View Hotel, Edgartown
   - Kelley House, Edgartown
   - Airport Inn, Fall River
   - Sea Crest Hotel, Falmouth
   - Sheraton Inn, Falmouth
   - Radisson Hotel, Ferncroft
   - Sheraton Tara Hotel, Framingham
   - Hotel-Proposed, Franklin
   - Hotel-Proposed, Haverhill
   - Susse Chalet, Holyoke
   - Dunfey Hyannis Hotel, Hyannis
   - Heritage House Hotel, Hyannis
   - Holiday Inn, Hyannis
   - Sheraton Regal Inn, Hyannis
   - Tara Hyannis, Hyannis
   - Canyon Ranch-Berkshires, Lenox
   - Cranwell Hotel and Conference Ctr., Lenox
   - Spa/Resort-Proposed, Lenox
   - Holiday Inn, Leominster
   - Lexington Sheraton, Lexington
   - Residence Inn-Proposed, Littleton
   - Appleton Inn, Lowell
   - Hilton Hotel, Lowell
   - Town House Motor Inn, Lowell
   - Holiday Inn, Marlboro
   - Susse Chalet, Middleboro
   - Sheraton Milford Hotel, Milford
   - Holiday Inn, Natick
   - Skipper's Inn, New Bedford
   - Days Inn, Newton
   - Howard Johnson, Newton
   - Marriott Hotel, Newton
   - Sheraton - Wayfarer, Newton
   - Sheraton Tara, Newton
   - Susse Chalet, Newton
   - North Adams Inn, North Adams
   - Hilton Inn, Northampton
   - Hotel Northampton, Northampton
   - Factory Mutual Hotel, Norwood
   - University Inn, Oxford
   - Holiday Inn, Peabody
   - Berkshire Commons Hotel, Pittsfield
   - Hotel-Proposed, Plymouth
   - Hawthorne Hotel, Salem
   - Days Inn, Saugus
   - Susse Chalet, Seekonk
   - Howard Johnson, Somerset
   - Somerset Omni, Somerset
   - Federal House Inn, South Lee
   - Holiday Inn, Springfield
   - Howard Johnson, Springfield
   - Monarch Place, Springfield
   - Treadway Inn, Springfield
   - Publick House, Sturbridge
   - Sheraton, Sturbridge
   - Regency Inn of Taunton, Taunton
   - Holiday Inn, Tewksbury
   - Susse Chalet, Tewksbury
   - Susse Chalet, Waltham
   - Vista Waltham House, Waltham
   - Hampton Inn, West Springfield
   - Westford Regency Hotel, Westford
   - The Westminster Village Inn, Westminster
   - The Orchards, Williamstown
   - Treadway Inn, Williamstown
   - Days Inn, Woburn
   - Howard Johnson, Woburn
   - Radisson Hotel, Woburn
   - Ramada Inn, Woburn
   - Susse Chalet, Woburn
   - Marriott Hotel, Worcester
   - Alladin Motor Inn, Yarmouth
   - Flagship Motor Inn, Yarmouth
   - Gull Wing Suites Hotel, Yarmouth

  Michigan
   - Motel-Proposed, Adrian
   - Ramada Inn, Allen Park
   - Holiday Inn-Alpena, Alpena
   - Compri Hotel-Proposed, Ann Arbor
   - Hampton Inn-North, Ann Arbor
   - Hampton Inn-South, Ann Arbor
   - Hilton Hotel, Ann Arbor
   - Holiday Inn-East, Ann Arbor
   - Holiday Inn-West, Ann Arbor
   - Residence Inn, Ann Arbor
   - Sheraton Hotel, Ann Arbor
   - AmeriSuites Hotel-Proposed, Auburn Hills
   - Holiday Inn, Auburn Hills
   - Knights Inn, Battle Creek
   - Super 8, Battle Creek
   - Bay Valley Inn, Bay City
   - Howard Johnson, Belleville
   - Fairfield Inn-Airport, Charlotte
   - Courtyard by Marriott, Dearborn
   - Courtyard by Marriott-Airport, Detroit
   - Courtyard by Marriott-Auburn Hills, Detroit
   - Courtyard by Marriott-Livonia, Detroit
   - Days Inn, Detroit
   - Downtown Hotel-Proposed, Detroit
   - Fairfield Inn-Airport, Detroit
   - Fairfield Inn-Auburn Hills, Detroit
   - Fairfield Inn-Warren, Detroit
   - Fairfield Inn-West, Detroit
   - Golden Harp, Detroit
   - Hampton Inn, Detroit
   - Hilton-Airport, Detroit
   - Hilton-North Field, Detroit
   - Holiday Inn, Detroit
   - Holiday Inn-Metro Airport, Detroit
   - Hotel Pontchartrain, Detroit
   - Omni Detroit, Detroit
   - Westin Hotel Renaissance Center, Detroit
   - Holiday Inn, East Lansing
   - Holiday Inn-Proposed, East Lansing
   - Knights Inn, Flint
   - Amway Hotel, Grand Rapids
   - Holiday Inn, Grand Rapids
   - Grand Traverse Resort, Grand Traverse Village
   - Holiday Inn, Howell
   - Jackson Hotel, Jackson
   - Fairfield Inn, Kalamazoo
   - Hilton-Kalamazoo Center, Kalamazoo
   - Holiday Inn, Kalamazoo
   - Radison Plaza Hotel, Kalamazoo
   - Residence Inn, Kalamazoo
   - Super 8, Kalamazoo
   - Embassy Suites-Proposed, Lansing
   - Holiday Inn, Lansing
   - Motel 6, Lansing
   - Quality Suites Hotel, Lansing
   - Compri Hotel-Proposed, Livonia
   - Embassy Suites, Livonia
   - Embassy Suites-Proposed, Livonia
   - Holiday Inn, Livonia
   - Marriott Hotel, Livonia
   - Fairfield Inn, Madison Heights
   - Residence Inn, Madison Heights
   - Holiday Inn, Marquette
   - Knights Inn, Monroe
   - Comfort Inn-Proposed, Mount Clemens
   - Holiday Inn, Muskegan
   - Super 8, Muskegon
   - Hilton Hotel, Novi
   - Holiday Inn-Petoskey, Petoskey
   - Mayflower Hotel, Plymouth
   - Inn at the Bridge, Port Huron
   - Radisson Hotel, Romulus
   - Holiday Inn-East, Saginaw
   - Super 8, Saginaw
   - Courtyard by Marriott, Southfield
   - Embassy Suites, Southfield
   - Hilton Hotel, Southfield
   - Marriott Hotel, Southfield
   - Ramada Inn, Southfield
   - Residence Inn, Southfield
   - The Garden Inn, Southfield
   - Comfort Suites-Proposed, Sterling Heights
   - Holiday Inn, Sturgis

   - Grand Traverse Resort, Traverse City
   - Hampton Inn, Traverse City
   - Park Place Hotel, Traverse City
   - Courtyard by Marriott, Troy
   - Holiday Inn, Troy
   - Marriott, Troy
   - Residence Inn, Troy
   - Courtyard by Marriott, Warren
   - Days Inn, Warren
   - Holiday Inn, Warren
   - Motel 6, Warren
   - Residence Inn, Warren
   - Van Dyke Hotel & Conference Center, Warren
   - Bob Evans Restaurant, Wyoming
   - Super 8, Wyoming
   - Radisson Resort-Conference Center, Ypsilanti

  Minnesota
   - Embassy Suites, Bloomington
   - Hilton Airport Hotel, Bloomington
   - Hilton Hotel, Bloomington
   - Howard Johnson Lodge, Bloomington
   - Marriott Hotel, Bloomington
   - Ramada Inn, Bloomington
   - Days Inn - Minneapolis, Brooklyn Center
   - Residence Inn, Eagan
   - Compri Hotel-Proposed, Minneapolis
   - Courtyard by Marriott-Eden Prairie, Minneapolis
   - Courtyard by Marriott-Mendota, Minneapolis
   - Days Inn, Minneapolis
   - Dyckman Hotel, Minneapolis
   - Hilton Inn, Minneapolis
   - Holiday Inn-Downtown, Minneapolis
   - Hotel-Proposed, Minneapolis
   - Luxeford Hotel, Minneapolis
   - Marquette, Minneapolis
   - Marriott City Center Hotel, Minneapolis
   - Marriott-Minnetonka, Minneapolis
   - Motel 6, Minneapolis
   - Omni-Northstar, Minneapolis
   - Radisson Hotel, Minneapolis
   - Ramada Inn, Minneapolis
   - Sheraton Minneapolis, Minneapolis
   - Sofitel, Minneapolis
   - Motel-Proposed, Montevideo
   - Days Inn, Plymouth
   - Hotel-Proposed, Rochester
   - Howard Johnson, Rochester
   - Motel 6, Rochester
   - Radisson Hotel, Rochester
   - Days Inn, Roseville
   - Holiday Inn, Saint Paul
   - Holiday Inn-Town Square, Saint Paul
   - Hotel-Proposed, Saint Paul
   - Inn and Expo Center, Saint Paul
   - World Trade Hotel, Saint Paul
   - Wayzata Conference Center, Wayzata

  Mississippi
   - Howard Johnson, Biloxi
   - Holiday Inn, Greenwood
   - Motel 6, Hattlesburg
   - Hampton Inn, Jackson
   - Howard Johnson, Jackson
   - Ramada Inn-Proposed, Jackson
   - Residence Inn, Jackson
   - Cabot Lodge, Ridgeland
   - Holiday Inn, Vicksburg

  Missouri
   - Ramada Inn, Columbia
   - Howard Johnson-North St. Louis, Hazelwood
   - Super 8, Independence
   - La Quinta Inn, Jackson - North
   - Capital Plaza, Jefferson City
   - Ramada Inn, Jefferson City
   - Days Inn, Joplin
   - Super 8, Joplin
   - Allis Plaza, Kansas City
   - Americana Hotel, Kansas City
   - AmeriSuites Hotel-Proposed, Kansas City
   - Doubletree Hotel, Kansas City
   - Embassy Suites, Kansas City
   - Fairfield Inn-West, Kansas City
   - Hilton - Proposed, Kansas City
   - Hilton Inn, Kansas City
   - Historic Suites Hotel, Kansas City
   - Holiday Inn, Kansas City
   - Holiday Inn Crowne Plaza, Kansas City
   - Holiday Inn-Proposed, Kansas City
   - Proposed Sheraton Hotel, Kansas City
   - Radisson Suite Hotel, Kansas City
   - Resort Hotel - Proposed, Kansas City
   - Marriott-Tan-Tar-A, Lake of the Ozarks
   - Super 8, Liberty
   - Super 8, North Kansas City
   - Inn at Grand Glaize, Osage Beach
   - Super 8, Saint Joseph
   - Clarion, Saint Louis
   - Courtyard by Marriott-Creve Coeur, Saint Louis
   - Courtyard by Marriott-Downtown, Saint Louis
   - Courtyard by Marriott-Westport, Saint Louis
   - Days Inn, Saint Louis
   - Doubletree Hotel, Saint Louis
   - Drury Inn, Saint Louis
   - Embassy Suites, Saint Louis
   - Fairfield Inn-Hazel, Saint Louis
   - Henry VIII Hotel, Saint Louis
   - Hilton Hotel-Bel Air, Saint Louis
   - Holiday Inn Sports Complex, Saint Louis
   - Holiday Inn-Airport North, Saint Louis
   - Holiday Inn-Downtown, Saint Louis
   - Holiday Inn-Riverfont, Saint Louis
   - Howard Johnson-South, Saint Louis
   - Mayfair Hotel, Saint Louis
   - Omni-St. Louis Station, Saint Louis
   - Ramada Inn-Westport, Saint Louis
   - Residence Inn-Chesterfield, Saint Louis
   - Residence Inn-Richmond Heights, Saint Louis
   - Ritz-Carlton Hotel, Saint Louis
   - Sheraton-Airport, Saint Louis
   - St. Louis Airport Hilton, Saint Louis
   - St. Louis Airport Radisson Hotel, Saint Louis
   - St. Louisian Hotel, Saint Louis
   - Stouffer Concourse Hotel, Saint Louis
   - Super 8, Saint Louis
   - Marriott Hotel, Saint Louis County
   - Holiday Inn, Springfield
   - Sheraton Inn, Springfield
   - Super 8, Springfield
   - Executive Inn & Office Building, St. Louis
   - Holiday Inn, St. Louis
   - Howard Johnson Hotel, St. Louis
   - Hotel-Proposed, Unity Village
   - Holiday Inn, Wendtzville

  Montana
   - Sheraton Hotel, Billings
   - Super 8, Billings
   - Super 8, Great Falls
   - Super 8, Helena
   - Super 8, Kalispell
   - Holiday Inn, Missoula
   - Red Lion Inn, Missoula

  Nebraska
   - Holiday Inn, Kearney
   - Best Western Airport Inn, Lincoln
   - Holiday Inn-Airport, Lincoln
   - Holiday Inn-Northeast, Lincoln
   - Howard Johnson, North Platte
   - Marriott Hotel, Omaha
   - Ramada Inn, Omaha
   - Red Lion Inn, Omaha

  Nevada
   - Lake Mead Resort, Boulder City
   - Ormsby House Hotel and Casino, Carson City
   - Super 8, Carson City
   - Doubletree Hotel and Resort, Cathedral City
   - Best Western Motel - Proposed, Jackpot
   - Airport Inn, Las Vegas
   - Aladdin Hotel and Casino, Las Vegas
   - Alexis Park Resort Hotel, Las Vegas
   - Casino Hotel-Proposed, Las Vegas
   - Courtyard by Marriott, Las Vegas
   - El Rancho Hotel and Casino, Las Vegas
   - Hotel and Casino-Proposed, Las Vegas
   - Jockey Club Hotel and Casino, Las Vegas
   - La Quinta Hotel, Las Vegas
   - Paradise Resort, Las Vegas
   - Residence Inn, Las Vegas
   - Silverbird Casino, Las Vegas

   - Super 8-Proposed, Las Vegas
   - The Mirage, Las Vegas
   - Tropicana Travelodge, Las Vegas
   - Westward Ho Casino, Las Vegas
   - Echo Bay Resort, Overton
   - Holiday Inn, Reno
   - La Quinta Hotel, Reno
   - Quality Inn and Casino, Reno
   - Red Lion Hotel-Proposed, Reno

  New Hampshire
   - Sheraton Wayfarer, Bedford
   - Hampton Inn, Bow
   - Mount Washington Resort, Bretton Woods
   - Balsams Hotel, Dixville Notch
   - Sheraton Inn-Lamie's Tavern, Hampton
   - Woodbound Inn, Jaffrey
   - Brickyard Mountain Inn, Laconia
   - Loon Mountain Hotel, Lincoln
   - Appleton Inns, Manchester
   - Holiday Inn Center, Manchester
   - Sheraton Wayfarer, Manchester
   - Susse Chalet, Manchester
   - Clarion Somerset Hotel, Nashua
   - Hotel-Proposed, Nashua
   - Tara Sheraton Nashua, Nashua
   - Wentworth by the Sea, Newcastle
   - Susse Chalet, Portsmouth
   - Wentworth-by-the-Sea, Portsmouth
   - Salem Inn, Salem
   - Susse Chalet, Salem
   - Landmarc Lodge-East, Waterville Valley
   - Landmarc Lodge-West, Waterville Valley
   - Silver Squirrel Inn, Waterville Valley
   - Snowy Owl Inn, Waterville Valley
   - Chalet Susse International, Inc., Wilton

  New Jersey
   - Marriott Seaview Golf Resort, Abescon
   - Howard Johnson Hotel, Absecon
   - Seaview Country Club, Absecon
   - Berkeley Carteret Hotel, Asbury Park
   - Caesar's Hotel and Casino, Atlantic City
   - Casino Hotel-Proposed, Atlantic City
   - Deauville Hotel, Atlantic City
   - Diplomat Hotel, Atlantic City
   - Hampton Inn, Atlantic City
   - Harrah's Marina Hotel Casino, Atlantic City
   - Lafayette Hotel, Atlantic City
   - Resorts Int'l Hotel and Casino, Atlantic City
   - Royal Inn, Atlantic City
   - Sands Hotel and Casino, Atlantic City
   - Traymore Hotel Site, Atlantic City
   - Tropicana Hotel and Casino, Atlantic City
   - World International Hotel, Atlantic City
   - Bernards Inn, Bernardsville
   - Hotel-Proposed, Bridgewater
   - Proposed Hotel, Camden
   - Cherry Hill Hyatt, Cherry Hill
   - Cherry Hill Inn, Cherry Hill
   - Ramada Inn, Clifton
   - Comfort Suites, E. Rutherford
   - Ramada Renaissance, East Brunswick
   - Sheraton Inn, East Brunswick
   - Sheraton - Per Diem, East Rutherford
   - Holiday Inn-Raritan Center, Edison
   - Hotel-Proposed, Edison
   - Ramada Inn, Edison
   - Best Western Hotel, Egg Harbor Township
   - Newark Airport Vista Hotel, Elizabeth
   - Ramada Inn-Proposed, Elizabeth
   - Sheraton Inn, Elizabeth
   - Marriott Suite Hotel-Proposed, Elmwood Park
   - Howard Johnson, Englewood
   - Conference Center, Farleigh Dickinson
   - Motel-Proposed, Flemington
   - Hamilton Park Conference Center, Florham Park
   - Courtesy Motel, Fort Lee
   - Ramada Inn-Proposed, Franklin Township
   - Playboy Resort, Great Gorge
   - Marriott Hotel, Hanover
   - Sheraton Hotel, Hasbrouck Heights
   - Holiday Inn, Jamesburg
   - Restaurant at Port Liberte, Jersey City
   - Harrogate Senior Living Facility, Lakewood
   - Courtyard by Marriott, Lincroft
   - Hotel-Proposed, Long Branch
   - Comfort Inn, Mahwah
   - Courtyard by Marriott, Mahwah
   - Residence Inn-Proposed, Mahwah
   - Economy Lodge - Proposed, Meadowlands
   - Holiday Inn, Meadowlands
   - Hotel-Proposed, Meadowlands
   - Meadowlands Hilton, Meadowlands
   - Sheraton Hotel, Meadowlands
   - Forsgate Conference Center, Monroe Township
   - Conference Center, Morristown
   - Governor Morris Inn, Morristown
   - Headquarters Plaza Hotel, Morristown
   - Pleasantville Farms Conference Cent, Morristown
   - Howard Johnson Lodge, Mount Holly
   - Courtyard by Marriott, Mount Laurel
   - Hilton, Mount Laurel
   - Days Hotel, New Brunswick
   - Hyatt Hotel, New Brunswick
   - Rennaisance Hotel, New Brunswick
   - Residence Inn - Princeton, New Jersey
   - Airport Hotel-Proposed, Newark
   - Courtyard by Marriott-Airport, Newark
   - Holiday Inn, Newark
   - Holiday Inn-Airport North, Newark
   - Hotel-Proposed, Newark
   - Howard Johnson Hotel, Newark
   - Days Inn, North Bergen
   - Holiday Inn, North Brunswick
   - Port-O-Call, Ocean City
   - Sting Ray Motel, Ocean City
   - Hotel-Proposed, Ocean Grove
   - Spray View Hotel, Ocean Grove
   - Macy Hotel-Proposed, Paramus
   - Red Carpet Inn, Paramus
   - Residence Inn-Proposed, Paramus
   - Marriott Hotel-Proposed, Park Ridge
   - Embassy Suites, Parsippany
   - Hilton, Parsippany
   - Residence Inn-Proposed, Parsippany
   - Howard Johnson, Phillipsburg
   - Hotel-Proposed, Piscataway
   - Residence Inn-Proposed, Piscataway
   - Compri Hotel-Proposed, Princeton
   - Hyatt Regency, Princeton
   - Marriott Hotel, Princeton
   - Omni Nassau Inn, Princeton
   - Treadway Inn, Princeton
   - Howard Johnson, Ridgefield Park
   - Hotel-Proposed, Rockleigh
   - Hotel-Proposed, Roxbury Township
   - Ramada Inn, Runnemede
   - Howard Johnson, Saddle Brook
   - Marriott Hotel, Saddle Brook
   - Days Inn, Secaucus
   - Howard Johnson, Secaucus
   - Ramada Inn, Secaucus
   - Hilton At Short Hills, Short Hills
   - Pier 4 Motel, Somers Point
   - Garden State Convention Center, Somerset
   - Holiday Inn, Somerset
   - Marriott Hotel, Somerset
   - Neighborhood Suites-Proposed, Somerset
   - Sommerset Plaza Hotel, Somerset
   - Summerfield Suites Hotel, Sommerset
   - Hewitt Wellington Hotel, Spring Lake
   - Hotel-Proposed, Spring Lake
   - Loews Glenpointe Hotel, Teaneck
   - Appleton Inn, Tinton Falls
   - Envoy Inn, Tinton Falls
   - Hilton Inn, Tinton Falls
   - Residence Inn, Tinton Falls
   - Sunrise Suite Hotel, Tinton Falls
   - Hotel-Proposed, Toms River
   - Hotel-Proposed, Turnersville
   - Hotel-Proposed, Wayne
   - Howard Johnson-Proposed, Wayne
   - Holiday Inn, Wildwood Crest
   - Motel, Wrightstown

  New Mexico
   - Compri Hotel-Proposed, Albuquerque
   - Courtyard by Marriott-Airport, Albuquerque
   - Fairfield Inn-Proposed, Albuquerque
   - Hampton Inn, Albuquerque

   - Hilton Hotel, Albuquerque
   - Holiday Inn, Albuquerque
   - Marriott Hotel, Albuquerque
   - Radisson Suite Hotel-Proposed, Albuquerque
   - Residence Inn, Albuquerque
   - Rodeway Inn, Albuquerque
   - Winrock Motor Inn, Albuquerque
   - La Quinta Inn, Albuquerque - Airport
   - Corkin's Lodge, Chama
   - La Quinta Inn, Farmington
   - Hilton, Las Cruces
   - Las Cruces Hilton, Las Cruces
   - Super 8, Las Cruces
   - Ski Rio Ski Resort, Miracle Mountain
   - Super 8, Raton
   - Young's Ranch, Red River
   - Eldorado Hotel, Santa Fe
   - Homewood Suites Hotel, Santa Fe
   - Hotel-Proposed, Santa Fe
   - Inn at Loretto, Santa Fe
   - Inn on the Alameda, Santa Fe
   - La Fonda Hotel, Santa Fe
   - La Quinta Hotel, Santa Fe
   - Residence Inn, Santa Fe
   - Santa Fe Motel, Santa Fe
   - Sheraton de Santa Fe, Santa Fe

  New York
   - Americana Inn, Albany
   - Desmond Hotel, Albany
   - Hilton Hotel, Albany
   - Marriott Hotel, Albany
   - Sheraton Inn, Albany
   - Susse Chalet, Albany
   - VIP Motor Lodge (Howard Johnson), Albany
   - Embassy Suites-Proposed, Amherst
   - Holiday Inn, Amherst
   - Annandale Inn-Proposed, Annandale
   - Wampus Inn-Proposed, Armonk
   - Treadway Inn, Batavia
   - Hampton Inn, Binghamton
   - Holiday Inn-Arena, Binghamton
   - Holiday Inn-SUNY, Binghamton
   - Hotel-Proposed, Binghamton
   - Howard Johnson, Binghamton
   - Residence Inn, Binghamton
   - Sheraton Inn, Binghamton
   - Eden Motel, Bronx
   - Days Inn-Proposed, Brookhaven
   - Residence Inn, Brookhaven
   - Brooklyn Hotel-Proposed, Brooklyn
   - Hilton Hotel, Brooklyn
   - Airport Hotel-Proposed, Buffalo
   - Buffalo Hotel, Buffalo
   - Days Hotel-Proposed, Buffalo
   - Hilton Hotel, Buffalo
   - Holiday Inn - Midtown, Buffalo
   - Hyatt Hotel, Buffalo
   - Hyatt Regency Hotel & Retail Area, Buffalo
   - Radisson Hotel, Buffalo
   - Ramada Inn-Airport, Buffalo
   - Ramada Renaissance Hotel, Buffalo
   - Residence Inn-Proposed, Buffalo
   - Sheraton Hotel, Buffalo
   - Sheraton Inn Buffalo East, Buffalo
   - Sheraton Inn-Airport, Buffalo
   - Sheraton Inn, Canadaiqua
   - Airway Motel, Cheektowaga
   - Holiday Inn - Airport, Cheektowaga
   - Holiday Inn - Gateway, Cheektowaga
   - Quality Inn, Cheektowaga
   - Sheraton Buffalo, Cheektowga
   - Steeplechase Park-Proposed, Coney Island
   - Hilton Inn, Corning
   - Resort/Conference Center-Proposed, Cornwall
   - Holiday Inn, Cortland
   - Roycroft Inn, East Aurora
   - Hotel-Proposed, East Elmhurst
   - Susse Chalet, East Greenbush
   - Nevele Hotel, Ellenville
   - Int'l Conf./Learning Center-Propose, Ellis Island
   - Days Inn, Elmsford
   - Howard Johnson, Elmsford
   - Neighborhood Suites Hotel-Proposed, Fishkill
   - Residence Inn, Fishkill
   - Metropole Hotel, Flushing
   - Midway Hotel, Flushing
   - Sheraton - Proposed, Flushing Center
   - Hotel-Proposed, Garden City
   - Wyndham Condominium, Garden City
   - Harrison Conference Center, Glen Clove
   - Great Neck Hotel, Great Neck
   - Comfort Inn, Greece
   - Holiday Inn-Proposed, Greece
   - Tamarack Lodge, Greenfield Park
   - Claudio's Restaurant, Greenport
   - Colonie Hill, Hauppauge
   - Holiday Inn, Hauppauge
   - Marriott Wind Watch Hotel & Golf, Hauppauge
   - Marriott Windwatch, Hauppauge
   - Ramada Inn, Hauppauge
   - Residence Inn, Hauppauge
   - Homewood Suites-Proposed, Henrietta
   - Howard Johnson, Huntington
   - Huntington Townhouse, Huntington
   - Hampton Inn, Islandia
   - Marriott Wind Watch, Islandia
   - Hotel-Proposed, Islip
   - Howard Johnson Hotel, Ithaca
   - Ramada Inn, Ithaca
   - Sheraton Inn, Ithaca
   - JFK Hilton, Jamaica
   - Howard Johnson, Kingston
   - Ramada Inn, Kingston
   - Omni Sagamore, Lake George
   - Ramada Inn, Lake George
   - Former Lake Placid Club Hotel, Lake Placid
   - Hilton Hotel, Lake Placid
   - Mirror Lake Inn, Lake Placid
   - Holiday Inn, Latham
   - Howard Johnson, Latham
   - Howard Johnson, Liberty
   - The New Brown's Resort, Loch Sheldrake
   - Convention Center - Proposed, Long Island
   - Eastern Nassau/W. Suffolk Hotel, Long Island
   - Hyatt Hotel-Proposed, Long Island
   - Motel-Proposed, Lynbrook
   - Crowne Plaza Hotel, Manhattan
   - Hotel Mark, Manhattan
   - Proposed Economy Hotel, Manhattan
   - Sugar Maples Resort, Maplecrest
   - Hotel-Proposed, Middletown
   - Howard Johnson, Middletown
   - Montauk Yacht Club and Inn, Montauk
   - Kutsher's Resort, Monticello
   - Motel-Proposed, Nanuet
   - Wallkill Valley Inn Project, New Paltz
   - Hotel-Proposed, New Rochelle
   - Le Richmond Hotel, New Rochelle
   - Ramada Plaza Inn and Offices, New Rochelle
   - Sheraton Inn, New Rochelle
   - Aberdeen Hotel, New York
   - American Youth Hostel, New York
   - Americana Hotel, New York
   - Ashley Hotel, New York
   - Astor House-Proposed, New York
   - Barbizon Plaza Hotel, New York
   - Barclay Hotel, New York
   - Battery Park City Hotel-Proposed, New York
   - Berkshire Place, New York
   - Best Western Woodward Hotel, New York
   - Biltmore Hotel, New York
   - Broadway Crowne Plaza, New York
   - Carlton House Hotel, New York
   - Century Paramount Hotel, New York
   - Chatwal Inn, New York
   - Chatwal Inn on 45th Street, New York
   - Chatwal Inn on Park Avenue, New York
   - Chinatown Hotel-Proposed, New York
   - Courtyard by Marriott-Proposed, New York
   - Custom's House, New York
   - Days Inn, New York
   - Days Inn-West 57th Street, New York
   - Doral Inn, New York
   - Dover Hotel, New York
   - Downtown Athletic Club, New York
   - Downtown Conference Center, New York
   - Drake Hotel, New York
   - Econo Lodge-Proposed, New York
   - El Rio Grande, New York
   - Embassy Suites-Times Square-Propose, New York

   - Empire Hotel, New York
   - Essex House, New York
   - Executive Hotel, New York
   - Giordano Hotel, New York
   - Gorham Hotel, New York
   - Grand Bay at Equitable Center, New York
   - Grand Hyatt Hotel, New York
   - Greenwich Street Hotel, New York
   - Halloran House, New York
   - Hampton House, New York
   - Harley Hotel, New York
   - Helmsley Hotel, New York
   - Hilton Hotel, New York
   - Hilton Hotel-Statler, New York
   - Holiday Inn, New York
   - Holiday Inn Crowne Plaza-Broadway, New York
   - Holiday Inn Crowne Plaza-Manhattan, New York
   - Holland Hotel, New York
   - Hotel Intercontinental, New York
   - Hotel Pierre, New York
   - Hotel-1926 Broadway-Proposed, New York
   - Hotel-East 57th Street-Proposed, New York
   - Hotel-Proposed, New York
   - Hotel-Tenth Avenue-Proposed, New York
   - Howard Hotel, New York
   - Howard Johnson, New York
   - Journey's Court Hotel-Proposed, New York
   - Journey's End, New York
   - Kalikow Hotel-Proposed, New York
   - Kennedy Inn, New York
   - Lancaster Hotel, New York
   - Le Meridien Liberty New York, New York
   - Lowell Hotel, New York
   - Luxury Hotel-Proposed, New York
   - Macklowe Hotel, New York
   - Madison Towers Hotel, New York
   - Manger Windsor Hotel, New York
   - Mark Hotel, New York
   - Marriott East Side, New York
   - Marriott Financial Center, New York
   - Marriott Hotel-Proposed, New York
   - Marriott Marquis, New York
   - Martinique Hotel, New York
   - Mayfair Regent, New York
   - Milford Plaza Hotel, New York
   - Millennium Hotel, New York
   - Navarro Hotel, New York
   - Nova Park-Gotham, New York
   - Novotel, New York
   - Omni Berkshire Place, New York
   - Omni Park Central, New York
   - Parc Fifty One Hotel, New York
   - Parker Meridien Hotel, New York
   - Peninsula Hotel, New York
   - Penta Hotel, New York
   - Piccadilly Hotel, New York
   - Plaza Hotel, New York
   - President Hotel, New York
   - Prince George Hotel, New York
   - Prince Street Hotel-Proposed, New York
   - Proposed Hotel and Apartments, New York
   - Proposed Luxury Hotel-Proposed, New York
   - Quality Inn, New York
   - Quality Suites, New York
   - Ramada Inn, New York
   - Regent Hotel-Proposed, New York
   - Regent of New York-Proposed, New York
   - Ritz-Carlton, New York
   - Roger Smith Winthrop Hotel, New York
   - Roosevelt Hotel, New York
   - Russian Tea Room, New York
   - Sheraton Hotel, New York
   - Sheraton Motor Inn, New York
   - Sheraton Park Avenue, New York
   - Soho Hotel-Proposed, New York
   - St. Moritz Hotel, New York
   - St. Regis, New York
   - Stanhope, New York
   - Sutton Place Hotel, New York
   - Taft Hotel, New York
   - Tenth Avenue Hotels-Proposed, New York
   - The Pierre Hotel, New York
   - The Plaza Athenee, New York
   - Times Square Hotel-Proposed, New York
   - Timeshare-Proposed, New York
   - Travel Inn, New York
   - Tudor Hotel, New York
   - UN Plaza Suite Hotel-Proposed, New York
   - Vista International, New York
   - Waldorf=Astoria Hotel, New York
   - Warwick Hotel, New York
   - Westbury Hotel, New York
   - Westin Plaza Hotel, New York
   - Woodward Hotel-Proposed, New York
   - York Club, New York
   - Howard Johnson Motel & Restaurant, Newburgh
   - Ramada Inn, Newburgh
   - Hilton Hotel, Niagara Falls
   - Howard Johnson, Norwich
   - Hotel-Proposed, Orangetown
   - Hudson Valley Conference Center, Ossining
   - Sheraton Inn, Ossining
   - Hotel-Proposed, Oswego
   - Best Western, Painted Post
   - Lodge on the Green, Painted Post
   - Residence Inn - Proposed, Parsippany
   - Senior Living - Proposed, Pearl River
   - Drum Hill Hotel, Peekskill
   - Holiday Inn, Plainview
   - Howard Johnson, Plainview
   - Pickwick Motor Inn, Plainview
   - Residence Inn, Plainview
   - Holiday Inn, Plattsburgh
   - Motel-Proposed, Port Jefferson
   - Comfort Inn-Proposed, Poughkeepsie
   - Courtyard by Marriott, Poughkeepsie
   - Radison Hotel, Poughkeepsie
   - Wyndham Hotel, Poughkeepsie
   - Best Western-LaGuardia Airport, Queens
   - Crown Motel, Queens
   - Crowne Plaza-LaGuardia Airport, Queens
   - Days Inn-LaGuardia Airport, Queens
   - Executive Inn, Queens
   - Hilton Inn-LaGuardia Airport, Queens
   - Hilton-JFK Airport, Queens
   - Holiday Inn-JFK Airport, Queens
   - Holiday Inn-LaGuardia Airport, Queens
   - Howard Johnson, Queens
   - Jade East Motel, Queens
   - JFK Plaza Hotel, Queens
   - Marriott Hotel-JFK Airport, Queens
   - Marriott-LaGuardia Airport, Queens
   - Metropole Hotel, Queens
   - Midway Hotel, Queens
   - Riviera Hotel, Queens
   - Royce Hotel-LaGuardia Airport, Queens
   - Sheraton-LaGuardia East-Proposed, Queens
   - Adria Hotel, Queens (Bayside)
   - Holiday Inn, Riverhead
   - Riverhead Motor Hotel, Riverhead
   - Americana Hotel, Rochester
   - Courtyard by Marriott-Wrighton, Rochester
   - Days Hotel (former Holiday Inn), Rochester
   - Hilton-Campus, Rochester
   - Holiday Inn, Rochester
   - Hotel-Proposed (former St. Bernard), Rochester
   - Hyatt Hotel, Rochester
   - Lodge at Woodcliff, Rochester
   - Omni Suites Hotel, Rochester
   - Residence Inn, Rochester
   - Sheraton Inn, Rochester
   - Stouffer Hotel, Rochester
   - Town House Inn, Rochester
   - Limited Service Hotel-Proposed, Rome
   - Hotel - Proposed, Roslyn
   - Roslyn Country Club, Roslyn
   - Courtyard by Marriott, Rye
   - Le Richemonde Hotel, Ryebrook
   - Baron's Cove Inn, Sag Harbor
   - Holiday Inn, Saratoga
   - Hotel-Proposed, Saratoga Springs
   - Howard Johnson, Saugerties
   - Holiday Inn, Schenectady
   - Ramada Inn, Schenectady
   - Dering Harbor Inn, Shelter Island
   - Crowne Plaza-Proposed, Smithtown
   - Howard Johnson, Smithtown
   - Sheraton, Smithtown
   - Raleigh Hotel, South Fallsburg
   - Hotel-Proposed, Southhold
   - Susse Chalet, Spring Valley

   - Executive Motor Inn, Springfield Gardens
   - Staten Island Hotel, Staten Island
   - Imperial Htl/Stevensville Golf Crs., Stevensville
   - Holiday Inn, Suffern
   - Motel on the Mountain, Suffern
   - Browns Hotel, Sullivan County
   - Imperial Hotel, Sullivan County
   - The New Brown's Resort, Sullivan County
   - Courtyard by Marriott, Syracuse
   - Embassy Suites, Syracuse
   - Hampton Inn, Syracuse
   - Hilton Inn, Syracuse
   - Holiday Inn-Downtown, Syracuse
   - Holiday Inn-Exit 35, Syracuse
   - Holiday Inn-Exit 36, Syracuse
   - Holiday Inn-Exit 39, Syracuse
   - Holiday Inn-I-90, Syracuse
   - Homewood Suites Hotel-Proposed, Syracuse
   - Hotel Syracuse, Syracuse
   - Hotel-Proposed, Syracuse
   - Marriott Hotel, Syracuse
   - Residence Inn-Proposed, Syracuse
   - Sheraton University Inn & Conf.Ctr., Syracuse
   - Treadway Inn, Syracuse
   - Courtyard by Marriott, Tarrytown
   - Tarrytown House Conference Center, Tarrytown
   - Westchester Marriott, Tarrytown
   - Embassy Suites - Proposed, Times Square, New York
   - Marriott Hotel, Uniondale
   - Sheraton Nassau Hotel, Uniondale
   - Howard Johnson Hotel, Utica
   - Howard Johnson, Vestal
   - Hotel-Proposed, Watertown
   - Convention Hotel-Proposed, Westbury
   - Dalts Restaurant, Westbury
   - Howard Johnson, Westbury
   - Marriott Hotel, Westchester
   - Inn-Proposed, Westhampton
   - Crowne Plaza, White Plains
   - Hotel-Proposed, White Plains
   - Howard Johnson, White Plains
   - Roger Smith Hotel, White Plains
   - Stouffer Westchester Hotel, White Plains
   - White Plains Hotel, White Plains
   - Anton Meadows, Yaphank
   - Quality Suites, Yorktown
   - Yorktown Motor Lodge, Yorktown Heights

  North Carolina
   - Days Inn - Central, Asheville
   - Holiday Inn - Airport, Asheville
   - Holiday Inn - Tunnel, Asheville
   - Inn on the Plaza, Asheville
   - Sheraton Inn, Asheville
   - Days Inn, Ashville
   - Masters Economy Inn - Rocky Mount, Battlebro
   - Days Inn, Blowing Rock
   - All-Suite Hotel-Proposed, Boone
   - Residence Inn-Proposed, Cary
   - Carolina Inn, Chapel Hill
   - Hilton-Proposed, Chapel Hill
   - Charlotte Registry Hotel-Per Diem, Charlotte
   - Compri Hotel-Proposed, Charlotte
   - Courtyard by Marriott, Charlotte
   - Days Inn, Charlotte
   - Days Inn-Uptown, Charlotte
   - Fairfield Inn, Charlotte
   - Howard Johnson, Charlotte
   - Howard Johnson Lodge, Charlotte
   - Knights Inn, Charlotte
   - Manger Motor Inn, Charlotte
   - Marriott City Center, Charlotte
   - Marriott Hotel-Independence Center, Charlotte
   - Masters Economy Inn - Charlotte No, Charlotte
   - Masters Economy Inn - Merchandise, Charlotte
   - Queen City Motel, Charlotte
   - Residence Inn, Charlotte
   - Residence Inn-North, Charlotte
   - Resistry Hotel, Charlotte
   - Royce Suite Hotel, Charlotte
   - Sheraton Inn, Charlotte
   - Conference Center, Clemmons
   - Sheraton Motel, Dunn
   - Best Western, Durham
   - Cricket Inn, Durham
   - Days Inn, Durham
   - Dutch Village Inn, Durham
   - Fairfield Inn, Durham
   - Holiday Inn-West, Durham
   - Motel 6, Durham
   - Sheraton-University Center, Durham
   - The Duke Inn, Durham
   - Days Inn, Fayetteville
   - Fairfield Inn, Fayetteville
   - Holiday Inn, Fayetteville
   - Hotel-Proposed, Fayetteville
   - Knights Inn, Fayetteville
   - Goldsboro Motel, Goldsboro
   - Courtyard by Marriott, Greensboro
   - Days Inn, Greensboro
   - Embassy Suites, Greensboro
   - Fairfield Inn, Greensboro
   - Hilton, Greensboro
   - Marriott Hotel, Greensboro
   - Residence Inn, Greensboro
   - Sheraton Greensboro, Greensboro
   - Hotel-Proposed, Greenville
   - Radisson Hotel, High Point
   - Days Inn, Lumberton
   - Maggie Valley Country Club, Maggie Valley
   - Courtyard by Marriott, Raleigh
   - Fairfield Inn, Raleigh
   - Hampton Inn, Raleigh
   - Hilton, Raleigh
   - Holiday Inn-Downtown, Raleigh
   - Marriott Hotel-RTP, Raleigh
   - Raleigh Radisson, Raleigh
   - Residence Inn, Raleigh
   - Holiday Inn - Airport, Research Triangle Park
   - Howard Johnson, Roanoke Rapids
   - Sheraton Inn, Rocky Mount
   - Days Inn, Rocky Mountain
   - Fairfield Inn, Rocky Mountain
   - Motel 6, Rocky Mountain
   - Days Inn, Rowland
   - Sheraton Motel, Selma
   - Masters Economy Inn, Smithfield
   - Holiday Inn, Southern Pines
   - Fairfield Inn, Wilmington
   - Hilton, Winston/Salem
   - Holiday Inn, Winston/Salem
   - Winston Plaza Hotel, Winston/Salem

  North Dakota
   - Holiday Inn, Bismark
   - Radisson Inn, Bismark
   - Super 8, Bismark
   - Ramada Hotel, Fargo
   - Ramada Inn-Proposed, Fargo
   - Super 8, Grand Forks
   - Super 8, Minot

  Ohio
   - Holiday Inn-Cascade, Akron
   - Ramada Inn, Akron
   - Residence Inn, Akron
   - Aurora Inn and Pine Lake Trout Club, Aurora
   - Sheraton Inn, Aurora
   - Woodlands Inn, Aurora
   - Courtyard by Marriott, Blue Ash
   - Embassy Suites, Blue Ash
   - Residence Inn-Proposed, Blue Ash
   - Best Western, Cambridge
   - Days Inn, Cambridge
   - Hilton Hotel, Canton
   - Super 8, Canton
   - Best Western Northeast, Cincinnati
   - Carousel Inn, Cincinnati
   - Cincinnati Hotel, Cincinnati
   - Clarion Hotel, Cincinnati
   - Days Inn, Cincinnati
   - Embassy Suites-Proposed, Cincinnati
   - Holiday Inn-Downtown, Cincinnati
   - Holiday Inn-Eastgate, Cincinnati
   - Holiday Inn-Northeast, Cincinnati
   - Holiday Inn-Riverfront, Cincinnati
   - Holiday Inn-South, Cincinnati
   - Hotel-Airport-Proposed, Cincinnati
   - Howard Johnson, Cincinnati
   - Hyatt, Cincinnati
   - Knights Inn, Cincinnati

   - KOA Campground, Cincinnati
   - Marriott Inn, Cincinnati
   - Netherland Hilton, Cincinnati
   - Omni Netherland Plaza, Cincinnati
   - Proposed Hotel, Cincinnati
   - Radisson Inn, Cincinnati
   - Ramada Inn, Cincinnati
   - Residence Inn, Cincinnati
   - Residence Inn-North, Cincinnati
   - Sheraton Inn-Proposed, Cincinnati
   - Treadway Inn, Cincinnati
   - Vernon Manor, Cincinnati
   - AmeriSuite Hotel-Proposed, Cleveland
   - Downtown Hotel-Proposed, Cleveland
   - Fairfield Inn-Brook Park, Cleveland
   - Fairfield Inn-West, Cleveland
   - Holiday Inn-Airport, Cleveland
   - Holiday Inn-Lakeside, Cleveland
   - Hyatt Hotel-Proposed, Cleveland
   - Marriott Hotel, Cleveland
   - Sheraton City Center, Cleveland
   - Sheraton Hopkins, Cleveland
   - AmeriSuite - Proposed, Columbus
   - Embassy Suites, Columbus
   - Fairfield Inn-North, Columbus
   - Fairfield Inn-West, Columbus
   - Hilton Inn, Columbus
   - Holiday Inn-Airport, Columbus
   - Holiday Inn-City Center, Columbus
   - Holiday Inn-Worthington, Columbus
   - Hotel-Proposed, Columbus
   - Howard Johnson Hotel, Columbus
   - Howard Johnson-East, Columbus
   - Howard Johnson-West, Columbus
   - Knights Inn-West, Columbus
   - Marriott Hotel, Columbus
   - Nationwide Hotel, Columbus
   - Residence Inn-North, Columbus
   - Sheraton Plaza Hotel, Columbus
   - Sheraton-North, Columbus
   - Union Plaza Hotel-Steeplechase, Columbus
   - University Inn, Columbus
   - Woodfin Hotel, Columbus
   - Courtyard by Marriott, Crosswoods
   - Courtyard by Marriott, Dayton
   - Daytonian Hilton, Dayton
   - Fairfield Inn, Dayton
   - Hope Hotel & Conference Center, Dayton
   - Knights Inn-North, Dayton
   - Marriott Hotel, Dayton
   - Motel 6, Dayton
   - Ramada Inn, Dayton
   - Residence Inn-North, Dayton
   - Residence Inn By Marriott, Dayton South
   - Courtyard by Marriott, Dublin
   - Woodfin Suites, Dublin
   - East Liverpool Motor Lodge, East Liverpool
   - Howard Johnson, Euclid
   - Ramada Inn, Fairlawn
   - Hampton Inn, Independence
   - Howard Johnson, Lima
   - Ramada Inn, Lima
   - Best Western, Mansfield
   - Holiday Inn, Marietta
   - Lafayette Hotel, Marietta
   - Holiday Inn, Middletown
   - Howard Johnson, Middletown
   - Regal 8 Inn, Middletown
   - Sheraton-Proposed, Milford
   - Super 8, Montrose
   - Ramada Inn, Sandusky
   - Days Inn, Sharonville
   - Holiday Inn-Cincinnati North, Sharonville
   - Super 8, St. Clairsville
   - Holiday Inn, Strongsville
   - Balhalla Hotel, Toledo
   - Courtyard by Marriott, Toledo
   - Fairfield Inn-Airport, Toledo
   - Hilton at the Medical College, Toledo
   - Hilton Hotel, Toledo
   - Holiday Inn, Toledo
   - Knights Inn-West, Toledo
   - Marriott Portside Hotel, Toledo
   - Radisson Hotel, Toledo
   - Sofitel, Toledo
   - Hampton Inn-Proposed, Wickliffe
   - Holiday Inn, Youngstown
   - Hotel-Proposed, Youngstown
   - Sheraton-Proposed, Youngstown

  Oklahoma
   - Fountainhead Resort, Mcintosh County
   - Residence at the Trails Inn, Norman
   - Suit Hotel, Norman
   - Courtyard by Marriott, Oklahoma City
   - Embassy Suites, Oklahoma City
   - Holiday Inn, Oklahoma City
   - Lexington Hotel Suites, Oklahoma City
   - Lincoln Plaza Hotel, Oklahoma City
   - Marriott Hotel, Oklahoma City
   - Meridien Plaza, Oklahoma City
   - Sheraton Hotel, Oklahoma City
   - Arrowhead Resort, Pittsburgh County
   - Camelot Hotel, Tulsa
   - Doubletree Hotel, Tulsa
   - Former Holiday Inn, Tulsa
   - Former Holiday Inn-Downtown, Tulsa
   - Holiday Inn, Tulsa
   - Holiday Inn-Convention Center, Tulsa
   - La Quinta Inn, Tulsa
   - Marriott Hotel, Tulsa
   - Mayo Hotel, Tulsa
   - Residence Inn, Tulsa
   - Westin Hotel, Tulsa

  Oregon
   - Inn At Face Rock, Bandon
   - Courtyard by Marriott, Beaverton
   - Red Lion Motel, Bend
   - Sunriver Lodge and Resort, Bend
   - Econolodge Motel, Eugene
   - Valley River Inn, Eugene
   - Residence Inn Portland-South, Lake Oswego
   - Big Creek Resort-US Highway 101, Lane County
   - Embassy Suites, Portland
   - Holiday Inn Crowne Plaza - Proposed, Portland
   - Holiday Inn-Airport, Portland
   - Holiday Inn-South, Portland
   - Proposed Sheraton Suites, Portland
   - Red Lion - Jantzen Beach, Portland
   - Red Lion Inn-Lloyd Center, Portland
   - Red Lion Inn-Portland Center, Portland
   - Residence Inn - Proposed, Portland
   - Vintage Plaza Hotel, Portland
   - Wells Building, Portland
   - Execulodge Motel, Salem
   - Oregon Capital Inn, Salem
   - Springfield Red Lion Inn, Springfield
   - Sunriver Resort, Sunriver

  Pennsylvania
   - Allentown Hilton Hotel, Allentown
   - Holiday Inn, Allentown
   - Proposed Microtel, Allentown
   - Quality Inn, Allentown
   - Bedford Springs Hotel, Bedford
   - Compri Hotel-Proposed, Bensalem
   - Days Inn-Proposed, Bensalem
   - Holiday Inn, Bensalem
   - Residence Inn By Marriott, Berwyn
   - Econolodge, Bristol
   - Days Inn, Brookville
   - Buck Hill Falls Inn, Buck Hill Falls
   - Howard Johnson, Butler
   - Holiday Inn, Chambersburg
   - Days Inn, Clarion
   - Embassy Suites, Coraopolis
   - Hydeholde Country House-Proposed, Coraopolis
   - Days Inn, Danville
   - Holiday Inn, Dubois
   - Lafayette Inn-Proposed, Easton
   - Howard Johnson Hotel, Erie
   - Ramada Inn, Erie
   - Holiday Inn, Essington
   - Quality Suites-Proposed, Essington
   - Super 8-Proposed, Essington
   - Howard Johnson, Gibsonia
   - Compri Hotel-Proposed, Harrisburg
   - Holiday Inn, Harrisburg
   - Marriott Hotel, Harrisburg
   - Penn Harris Inn, Harrisburg
   - Sheraton Inn, Harrisburg

   - Super 8-Proposed, Harrisburg
   - Holiday Inn, Hazleton
   - Super 8-Proposed, Hazleton
   - Plaza Valley Forge Hotel, King of Prussia
   - Radisson Hotel, King of Prussia
   - Sheraton Hotel, King of Prussia
   - Valley Forge Complex, King of Prussia
   - Valley Forge Hilton, King of Prussia
   - Motel-Proposed, Lake Ariel
   - Days Inn, Lancaster
   - Holiday Inn-Route 30E, Lancaster
   - Holiday Inn-Route 501, Lancaster
   - Sheraton Lancaster Golf Resort, Lancaster
   - Super 8-Proposed, Lancaster
   - Holiday Inn, Lionville
   - Hilton-Great Valley, Malvern
   - Summerfield Suite-Proposed, Malvern
   - Days Inn, Meadville
   - Hilton Inn, Monroeville
   - Holiday Inn-West, Monroeville
   - Economy Hotel, Montgomery Township
   - Holiday Inn, New Hope
   - Treadway Inn, Newport
   - Residence Inn-Proposed, Paoli
   - Conference Center-Proposed, Penn State
   - Barclay Hotel, Philadelphia
   - Bellevue, Philadelphia
   - Courtyard by Marriott-Devon, Philadelphia
   - Courtyard-Willow Grove, Philadelphia
   - Days Inn-Airport, Philadelphia
   - Econo Lodge-Franklin Towne, Philadelphia
   - Essex Hotel, Philadelphia
   - Franklin Motor Inn, Philadelphia
   - Franklin Plaza Hotel, Philadelphia
   - Guest Quarters Hotel, Philadelphia
   - Hampton Inn-Proposed, Philadelphia
   - Health Club-Proposed, Philadelphia
   - Hilton Inn, Philadelphia
   - Hilton Inn-Northeast, Philadelphia
   - Holiday Inn-City Center, Philadelphia
   - Holiday Inn-City Line, Philadelphia
   - Hub Motor Inn, Philadelphia
   - Hyatt-Proposed, Philadelphia
   - Marriott Hotel, Philadelphia
   - Marriott Hotel-Airport, Philadelphia
   - Omni Philadelphia, Philadelphia
   - Penn Center Inn, Philadelphia
   - Quality Inn-Center City, Philadelphia
   - Residence Inn-Proposed, Philadelphia
   - Rittenhouse Hotel, Philadelphia
   - Treadway Mohawk, Philadelphia
   - Treadway Roosevelt, Philadelphia
   - Residence Inn, Philadelphia/Berwyn
   - Clubhouse Inn, Pittsburgh
   - Courtyard by Marriott, Pittsburgh
   - Hampton Inn at Playhouse Square, Pittsburgh
   - Hilton Hotel, Pittsburgh
   - Holiday Inn-Greentree, Pittsburgh
   - Holiday Inn-North, Pittsburgh
   - Holiday Inn-Parkway-East, Pittsburgh
   - Holiday Inn-Parkway-West, Pittsburgh
   - Hotel-Proposed, Pittsburgh
   - Howard Johnson Hotel, Pittsburgh
   - Marriott Hotel, Pittsburgh
   - Marriott-Airport, Pittsburgh
   - Motel 6, Pittsburgh
   - Quality Inn, Pittsburgh
   - Royce Hotel-Airport, Pittsburgh
   - U.S.S. Hotel-Proposed, Pittsburgh
   - Westin William Penn, Pittsburgh
   - Courtyard By Marriott, Pittsburgh Airport
   - Holiday Inn, Reading
   - Sheraton Hotel, Reading
   - Hilton at Lackawanna Station, Scranton
   - Hilton Hotel, Scranton
   - Sheraton Inn, Stroudsburg
   - HoJo Inn, Tannersville
   - Hilton-Northeast, Trevose
   - Compri Hotel-Proposed, Valley Forge
   - Courtyard by Marriott, Valley Forge
   - Holiday Inn-Meadowlands, Washington
   - Holiday Inn, Wilkes-Barre
   - Days Inn-Proposed, Williamsport
   - Hotel-Proposed, Williamsport
   - Hampton Inn - Proposed, Willow Grove
   - Holiday Inn-Market Street, York
   - Holiday Inn-Route 30 and I-83, York
   - Ramada Inn, York
   - Super 8-Proposed, York

  Rhode Island
   - Cresthil-Proposed, Lincoln
   - Courtyard by Marriott, Newport
   - Vanderbilt Hotel-Convention Center, Newport
   - Quality Inn, North Kingston
   - Biltmore Plaza, Providence
   - Convention Center Hotel-Proposed, Providence
   - Holiday Inn Providence - Downtown, Providence
   - Hotel-Proposed, Providence
   - Marriott Hotel, Providence
   - Sheraton-Airport, Providence
   - Susse Chalet, Smithfield
   - Howard Johnson, Warwick
   - Residence Inn-Proposed, Warwick
   - Susse Chalet, Warwick

  South Carolina
   - Quality Inn Motel, Anderson
   - Super 8, Anderson
   - Budget Hotel - Proposed, Charleston
   - Charleston Center Hotel-Proposed, Charleston
   - Cooper River Inn, Charleston
   - Days Inn, Charleston
   - Francis Marion Hotel, Charleston
   - Hampton Inn-Proposed, Charleston
   - Hawthorne Suites Hotel, Charleston
   - Holiday Inn, Charleston
   - Holiday Inn-Airport, Charleston
   - Holiday Inn-Riverview, Charleston
   - Masters Economy Inn - Mt. Pleasant, Charleston
   - Masters Economy Inn - Rivers Ave, Charleston
   - Middleton Inn, Charleston
   - Omni Charleston, Charleston
   - Quality Inn, Charleston
   - Trusthouse Forte, Charleston
   - Courtyard by Marriott, Columbia
   - Courtyard by Marriott-Northeast, Columbia
   - Courtyard by Marriott-Northwest, Columbia
   - Embassy Suites, Columbia
   - Marriott Hotel, Columbia
   - Masters Economy Inn - I-26, Columbia
   - Masters Economy Inn - Knox Abbot, Columbia
   - Motel 6, Columbia
   - Residence Inn, Columbia
   - Coral Beach Hotel, Coral Beach
   - Days Inn, Dillon
   - Save Inn, Fairplay
   - Fairfield Inn, Florence
   - Holiday Inn, Florence
   - Days Inn, Gaffney
   - Courtyard by Marriott, Greenville
   - Fairfield Inn, Greenville
   - Greenville Hilton Hotel, Greenville
   - Ramada Inn, Greenville
   - Super 8, Greenwood
   - Days Inn, Hardeeville
   - Fairfield Inn, Hilton Head
   - Hilton Head Inn, Hilton Head
   - Holiday Inn, Hilton Head
   - Inter-Continental Hotel, Hilton Head
   - Islander Inn, Hilton Head
   - Quality Suites-Proposed, Hilton Head
   - Residence Inn-Proposed, Hilton Head
   - Sheraton Inn, Hilton Head
   - PGA East Resort-Proposed, Kiawah Island
   - Save Inn, Lake Hartwell
   - Days Inn, Mt. Pleasant
   - Coral Beach Hotel, Myrtle Beach
   - Radisson Hotel, Myrtle Beach
   - Best Western Inn, North Charleston
   - Budget Hotel-Proposed, North Charleston
   - Days Inn, North Charleston
   - Northwoods Atrium Inn, North Charleston
   - Days Inn, Santee
   - Holiday Inn-West, Spartanburg
   - Howard Johnson, Spartanburg
   - Residence Inn, Spartanburg

  South Dakota
   - Holiday Inn, Aberdeen
   - Holiday Inn, Rapid City

   - Holiday Inn, Sioux Falls
   - Super 8, Sioux Falls
   - Holiday Inn, Spearfish

  Tennessee
   - Ameri Suite Hotel-Proposed, Brentwood
   - Courtyard by Marriott, Brentwood
   - Holiday Inn, Bristol
   - Holiday Inn-Southeast, Chattanooga
   - Howard Johnson, Chattanooga
   - Marriott Hotel, Chattanooga
   - Motel 6, Chattanooga
   - Sheraton Inn, Chattanooga
   - Super 8, Chattanooga
   - Holiday Inn, Cove Lake
   - Masters Economy Inn, Dickson
   - Comfort Inn-Proposed, Elizabethton
   - Park Vista Hotel, Gatlinburg
   - Holiday Inn-I-40, Jackson
   - Holiday Inn, Johnson City
   - Super 8, Johnson City
   - Fairfield Inn, Johnson Park
   - Holiday Inn, Kingsport
   - Courtsouth Healthclub-North, Knoxville
   - Courtsouth Healthclub-South, Knoxville
   - Courtsouth Healthclub-West, Knoxville
   - Days Inn, Knoxville
   - Hilton Hotel, Knoxville
   - Howard Johnson-Westhills, Knoxville
   - Motel 6, Knoxville
   - Quality Inn, Knoxville
   - Ramada Inn-West, Knoxville
   - Rodeway Inn, Knoxville
   - Courtyard by Marriott, Memphis
   - Courtyard by Marriott-Airport, Memphis
   - Holiday Inn - Crowne Plaza, Memphis
   - Holiday Inn-East, Memphis
   - Holiday Inn-East Poplar, Memphis
   - Holiday Inn-I-40-Sycamore View, Memphis
   - Holiday Inn-Memphis Int'l Airport, Memphis
   - Hyatt Regency, Memphis
   - Lexington Hotel Suites, Memphis
   - Motel 6, Memphis
   - Omni Hotel, Memphis
   - Proposed Fairfield Inn, Memphis
   - Residence Inn, Memphis
   - La Quinta Inn, Memphis - Airport
   - Brown County Inn, Nashville
   - Capital Mall Conv. Center-Proposed, Nashville
   - Clarion Maxwell House, Nashville
   - Courtyard by Marriott-Airport, Nashville
   - Days Inn, Nashville
   - Doubletree Hotel, Nashville
   - Grosvenor, Nashville
   - Hampton Inn, Nashville
   - Holiday Inn Crowne Plaza, Nashville
   - Holiday Inn Express, Nashville
   - Holiday Inn-Briley Parkway, Nashville
   - Marriott Hotel, Nashville
   - Nashville Union Station, Nashville
   - Ramada Inn, Nashville
   - Sheraton Hotel, Nashville
   - Sheraton Music City, Nashville
   - Stouffer Hotel, Nashville
   - Super 8, Nashville
   - Union Station Hotel, Nashville
   - AmeriSuite, Oakridge
   - Holiday Inn, Oakridge
   - Super 8-Proposed, Union City

  Texas
   - Harvey Hotel, Addison
   - Days Inn, Amarillo
   - Motel 6, Amarillo
   - Radisson Hotel-Proposed, Amarillo
   - Super 8 Motel, Amarillo
   - La Quinta Inn, Amarillo - Airport
   - Courtyard by Marriott, Arlington
   - Hilton Hotel, Arlington
   - Holiday Inn, Arlington
   - Lexington Suites Hotel, Arlington
   - Compri Hotel-Proposed, Austin
   - Driskill Hotel, Austin
   - Embassy Suites-Austin Town Lake, Austin
   - Embassy Suites-North, Austin
   - Fairfield North, Austin
   - Four Seasons Hotel, Austin
   - Holiday Inn, Austin
   - Holiday Inn-Austin Town Lake, Austin
   - La Quinta Inn, Austin
   - Marriott Hotel, Austin
   - Proposed Fairfield Inn, Austin
   - Quality Inn, Austin
   - Residence South, Austin
   - La Quinta Inn, Austin - Ben White
   - Holiday Inn Airport, Austins Cities
   - Holiday Inn, Bay Town
   - Hilton Hotel, Beaumont
   - Holiday Inn, Beaumont
   - Courtyard by Marriott, Bedford
   - Holiday Inn, Brownsville
   - La Quinta Inn, Brownsville
   - Hilton Hotel, College Station
   - Ramada Inn, College Station
   - Holiday Inn, Conroe
   - Corpus Christi Hotel-Airport, Corpus Christi
   - Days Inn, Corpus Christi
   - Hilton - Proposed, Corpus Christi
   - Holiday Inn, Corpus Christi
   - Holiday Inn-Airport, Corpus Christi
   - La Quinta Inn, Corpus Christi - North
   - La Quinta Inn, Corpus Christi - South
   - Allstar Inn, Dallas
   - Ambassador Plaza Hotel, Dallas
   - Arlington Hilton, Dallas
   - Bradford Plaza Hotel, Dallas
   - Bristol Suites, Dallas
   - Convention Center Hotel-Proposed, Dallas
   - Courtyard by Marriott, Dallas
   - Courtyard by Marriott-Northeast, Dallas
   - Courtyard by Marriott-Plano, Dallas
   - Courtyard by Marriott-Stemmons, Dallas
   - Dallas Grand Hotel, Dallas
   - Doubletree Inn, Dallas
   - Embassy Suites, Dallas
   - Fairmont Hotel, Dallas
   - Harvey Hotel, Dallas
   - Hilltop, Dallas
   - Hilton Inn-LBJ, Dallas
   - Hilton-Arlington, Dallas
   - Holiday Inn - North, Dallas
   - Holiday Inn Crowne Plaza, Dallas
   - Holiday Inn-Brook Hollow, Dallas
   - Holiday Inn-South, Dallas
   - Houstonian Hotel, Dallas
   - Howard Johnson-East, Dallas
   - Lexington Hotel Suites, Dallas
   - Loews Anatole Hotel, Dallas
   - Marriott Hotel-Airport, Dallas
   - Marriott-Park Central, Dallas
   - Marriott-Quorum, Dallas
   - Melrose Hotel, Dallas
   - Motel 6, Dallas
   - Omni Melrose Hotel, Dallas
   - Park Plaza, Dallas
   - Propsed Hotel - DFW, Dallas
   - Ramada Inn Convention Center, Dallas
   - Ramada-Market Center, Dallas
   - Registry Hotel, Dallas
   - Residence Inn-Market Center, Dallas
   - Sheraton Grand, Dallas
   - Southland Center Hotel, Dallas
   - Statler Hilton Hotel, Dallas
   - Summit Hotel, Dallas
   - Westin Galleria Hotel, Dallas
   - La Quinta Inn, Dallas - DFW
   - La Quinta Inn, Dallas - North Park
   - La Quinta Inn, Dallas - Plano
   - La Quinta Inn, Dallas - Richardson
   - Allstar Inn, El Paso
   - Hilton Inn-Airport, El Paso
   - La Quinta Hotel-Airport, El Paso
   - Rodeway Inn, El Paso
   - Travelers Inn, El Paso
   - Westin Paso del Norte, El Paso
   - La Quinta Inn, El Paso - Lomaland
   - Allstar Inn, Euless
   - La Quinta Inn, Euless
   - Allstar Inn, Fort Worth
   - Courtyard by Marriott, Fort Worth
   - Days Inn Downtown, Fort Worth

   - Hilton Hotel, Fort Worth
   - Holiday Inn-North, Fort Worth
   - Holiday Inn-South, Fort Worth
   - Lexington Suites Hotel, Fort Worth
   - Metro Center Hotel, Fort Worth
   - Radisson Plaza Hotel, Fort Worth
   - Residence Inn, Fort Worth
   - La Quinta Inn, Fort Worth - East
   - Holiday Inn, Harlingen
   - La Quinta Inn, HI-LA Marque
   - Crowne Plaza-Houston Park, Houston
   - Days Inn, Houston
   - Days Inn-Hobby, Houston
   - Doubletree Hotel, Houston
   - Embassy Suites, Houston
   - Galleria Gardens, Houston
   - Harvest House Hotel, Houston
   - Harvey Hotel Medical Center, Houston
   - Hilton Inn-West, Houston
   - Holiday Inn I-10 East, Houston
   - Holiday Inn-Downtown, Houston
   - Holiday Inn-East, Houston
   - Holiday Inn-Greenway Plaza, Houston
   - Holiday Inn-Hobby, Houston
   - Holiday Inn-Medical Center, Houston
   - Holiday Inn-NASA, Houston
   - Holiday Inn-North, Houston
   - Holiday Inn-Northwest, Houston
   - Holiday Inn-Southwest, Houston
   - Host Hotel International, Houston
   - Hotel Meridien, Houston
   - Hotel-Proposed, Houston
   - Houston House, Houston
   - Houston Medical Center, Houston
   - Houston Park 10 Crowne Plaza, Houston
   - La Quinta Hotel-Astrodome, Houston
   - La Quinta Hotel-Baytown, Houston
   - La Quinta Hotel-CY Fair, Houston
   - La Quinta Hotel-Hobby, Houston
   - La Quinta Inn-Stafford, Houston
   - Lexington Hotel Suites, Houston
   - Marriott Astrodome, Houston
   - Marriott Hotel, Houston
   - Marriott Hotel-Medical Center, Houston
   - Marriott-Airport, Houston
   - Motel 6, Houston
   - Remington, Houston
   - Residence Inn, Houston
   - Rodeway Inn, Houston
   - Rodeway Inn-Hobby, Houston
   - Shamrock Hilton Hotel, Houston
   - Sheraton Hotel, Houston
   - Sheraton Houston House, Houston
   - Sheraton Houston Place Hotel, Houston
   - Sheraton Town and Country, Houston
   - Sofitel, Houston
   - Stouffer Greenway Plaza, Houston
   - Suite Hotel-Proposed, Houston
   - Whitehall, Houston
   - Whitehall Hotel Conversion to HI, Houston
   - La Quinta Inn, Houston  - Sharpstown
   - La Quinta Inn, Houston - East
   - La Quinta Inn, Houston - Loop 1960
   - La Quinta Inn, Houston - Northwest
   - La Quinta Inn, Houston- SW Freeway
   - Holiday Inn, Huntsville
   - Harvey Hotel DFW, Irvine
   - Allstar Inn, Irving
   - Hampton Inn, Irving
   - Hampton Inn-Proposed, Irving
   - Harvey Hotel-D/FW Airport, Irving
   - Holiday Inn-Texas Stadium, Irving
   - Marriott Hotel, Irving
   - Holiday Inn, Kingsville
   - Del Lago Hotel, Lake Conroe
   - Hilton Inn, Laredo
   - La Posada, Laredo
   - Courtyard by Marriott, Las Colinas
   - La Quinta Inn, Longview
   - Hilton Inn, Lubbock
   - Holiday Inn, Lubbock
   - Residence Inn, Lubbock
   - La Quinta Inn, Midland
   - Holiday Inn, New Braunfels
   - All Star Inn, North Richland Hills
   - La Quinta Inn, Odessa
   - Holiday Inn, Orange
   - Holiday Inn, Paris
   - Plano Harvey Hotel, Plano
   - La Quinta Inn, Round Rock
   - Sheraton Inn, San Angelo
   - Coachman Inn-Proposed, San Antonio
   - Courtyard by Marriott-Downtown, San Antonio
   - Courtyard by Marriott-Medical Ctr., San Antonio
   - Crockett Hotel, San Antonio
   - Days Inn, San Antonio
   - Fairfield - North, San Antonio
   - Gunter Hotel, San Antonio
   - Holiday Inn-Airport, San Antonio
   - Holiday Inn-Market Square, San Antonio
   - Holiday Inn-North, San Antonio
   - Holiday Inn-Northwest, San Antonio
   - Holiday Inn-Riverwalk, San Antonio
   - La Quinta Hotel-Ingram, San Antonio
   - La Quinta Hotel-Lackland, San Antonio
   - La Quinta Hotel-Toepperwein, San Antonio
   - Lexington Hotel Suites, San Antonio
   - Marriott Hotel-Proposed, San Antonio
   - Marriott Inn-North, San Antonio
   - Proposed Fairfield Inn, San Antonio
   - La Quinta Inn, San Antonio - Windsor
   - La Quinta Inn, San Antonio - Wurzbach
   - Holiday Inn, San Marcos
   - La Quinta Inn, SAT-Toepperwein
   - Sheraton Hotel, South Padre Island
   - La Quinta Inn, Tyler
   - Sheraton, Tyler
   - Sheraton Inn, Tyler
   - Traveler's Choice Inn, Tyler
   - Hilton Hotel, Waco
   - Gateway Inn, Wichita Falls
   - Hilton Hotel, Wichita Falls

  Utah
   - Mount Holly Ski Resort, Beaver
   - Hotel-Proposed, Brigham City
   - Motel-Proposed, Cedar City
   - Proposed Mayflower Hotel, Deer Valley
   - Stein Eriksen Lodge, Deer Valley
   - Deer Valley Resort, Park City
   - Omni Yarrow, Park City
   - Prospector Square Resort, Park City
   - Yarrow Resort, Park City
   - Seven Peaks Resort and Hotel, Provo
   - Comfort Inn, Salt Lake City
   - Doubletree, Salt Lake City
   - Hilton Hotel-Airport, Salt Lake City
   - Holiday Inn, Salt Lake City
   - Holiday Inn-Salt Palace, Salt Lake City
   - Hotel Utah, Salt Lake City
   - Hotel-Proposed, Salt Lake City
   - La Quinta Inn, Salt Lake City
   - Nendels Inn, Salt Lake City
   - New Grande Hotel, Salt Lake City
   - Red Lion Hotel, Salt Lake City
   - Sheraton Hotel, Salt Lake City
   - Super 8, Salt Lake City
   - University Park Hotel (Desktop Rev), Salt Lake City
   - Ramada Inn-Proposed, Sandy

  Vermont
   - Ramada Inn, Bennington
   - Bolton Valley Corporation, Bolton Valley
   - Quality Inn, Brattleboro
   - Radisson Hotel, Burlington
   - Smugglers Notch, Cambridge
   - Inn-Proposed, Essex
   - Cascade Lodge, Killington
   - Inn of the Six Mountains, Killington
   - Mountain Inn, Killington
   - Equinox Hotel, Manchester
   - Howard Johnson Inn, Rutland
   - Quality Inn, Stowe
   - Conference Center-Proposed, Stratton Mountain
   - Sugarbush Inn, Sugarbush
   - Susse Chalet, Williston

  Virginia
   - Comfort Inn, Abingdon
   - Best Western, Alexandria
   - Comfort Inn, Alexandria
   - Compri Hotel-Proposed, Alexandria

   - Embassy Suites, Alexandria
   - Howard Johnson, Alexandria
   - Marriott Suites, Alexandria
   - Ramada Inn, Alexandria
   - Best Western, Arlington
   - Gateway Marriott, Arlington
   - Hyatt Arlington Hotel, Arlington
   - Hyatt Regency, Arlington
   - Key Bridge Marriott, Arlington
   - Marriott Hotel, Arlington
   - Sheraton Crystal City Hotel, Arlington
   - Sheraton National Hotel, Arlington
   - Stouffer Concourse Hotel, Arlington
   - Mountain Lake Hotel, Blacksburg
   - Holiday Inn, Bristol
   - Howard Johnson, Bristol
   - Days Inn, Carmel Church
   - Westfields International, Chantilly
   - Boar's Head Inn, Charlottesville
   - Cavalier Inn, Charlottesville
   - Courtyard by Marriott, Charlottesville
   - Hilton-University, Charlottesville
   - Holiday Inn-North, Charlottesville
   - Omni Charlottesville, Charlottesville
   - Radisson-Proposed, Charlottesville
   - Super 8, Charlottesville
   - Days Inn, Chester
   - Howard Johnson, Chester
   - Days Inn, Colonial Heights
   - Holiday Inn, Covington
   - Embassy Suites, Crystal City
   - Holiday Inn Crowne Plaza, Crystal City
   - Hyatt Hotel, Crystal City
   - Marriott Crystal Gateway Hotel, Crystal City
   - Comfort Inn-Proposed, Dahlgren
   - Days Inn, Emporia
   - Courtyard by Marriott, Fairfax
   - Embassy Suites, Fairfax
   - Neighborhood Suites-Proposed, Fairfax
   - Hampton Inn-Proposed, Fairfax City
   - Westfields International, Fairfax County
   - Marriott Hotel, Fairview
   - Econo Lodge, Farmingville
   - Comfort Inn-Proposed, Farmville
   - Comfort Inn, Frederick County
   - Motel 6, Fredericksburg
   - Courtyard by Marriott, Hampton
   - Days Inn, Hampton
   - Fairfield Inn, Hampton
   - Courtyard by Marriott, Herndon
   - Embassy Suites Hotel, Herndon
   - Ramada Renaissance and Health Club, Herndon
   - Residence Inn-Proposed, Herndon
   - Worldgate Marriott Hotel, Herndon
   - Hotel-Proposed, Hopewell
   - Keswick Inn, Keswick
   - Holiday Inn, Lexington
   - Radisson Hotel, Lynchburg
   - Courtyard by Marriott, Manassas
   - Holiday Inn, Marion
   - Hilton, McLean
   - Days Inn, Norfolk
   - Marriott Waterside Hotel, Norfolk
   - Omni Hotel, Norfolk
   - Waterfront Hotel - Proposed, Norfolk
   - 135-Suite Hotel-Proposed, Portsmouth
   - Waterfront Suite Hotel-Proposed, Portsmouth
   - Comfort Inn, Princeton
   - Comfort Inn, Pulaski County
   - Embassy Suites Hotel, Reston
   - Hyatt Hotel, Reston
   - Best Western Kings Quarters, Richmond
   - Courtyard by Marriott, Richmond
   - Embassy Suites Hotel, Richmond
   - Hampton Inn, Richmond
   - Holiday Inn, Richmond
   - Howard Johnson Lodge, Richmond
   - Hyatt House Hotel, Richmond
   - La Quinta Hotel, Richmond
   - Marriott Hotel, Richmond
   - Omni Richmond, Richmond
   - Radisson Hotel, Richmond
   - Ramada Renaissance Hotel, Richmond
   - Residence Inn, Richmond
   - Days Inn, Richmond (Broad)
   - Days Inn, Richmond (Byrd)
   - Holiday Inn, Roanoke
   - Holiday Inn - Airport, Roanoke
   - Holiday Inn - Civic Center, Roanoke
   - Holiday Inn - South, Roanoke
   - Hotel Roanoke, Roanoke
   - Howard Johnson, Roanoke
   - Marriott - Roanoke Airport, Roanoke
   - Marriott Hotel, Roanoke
   - Holiday Inn, Salem
   - Super 8, South Hill
   - Days Inn, Springfield
   - Hilton, Springfield
   - Holiday Inn, Staunton
   - Stonewall Jackson Hotel, Staunton
   - Hampton Inn - Proposed, Tyson's Corner
   - Embassy Suites, Tysons Corner
   - Marriott Hotel, Tysons Corner
   - Residence Inn, Tysons Corner
   - Ritz Carlton-Proposed, Tysons Corner
   - Courtyard by Marriott, Virginia Beach
   - Courtyard by Marriott-Lynnhaven, Virginia Beach
   - Fairfield Inn, Virginia Beach
   - Hotel-Proposed, Virginia Beach
   - Pavilion Tower Hotel, Virginia Beach
   - Ramada Inn - Oceanside, Virginia Beach
   - International Conference Center, Westfields
   - Howard Johnson, Wheeling
   - Fort Magruder Inn, Williamsburg
   - Governor's Inn, Williamsburg
   - Holiday Inn-East, Williamsburg
   - Holiday Inn-West, Williamsburg
   - Royce Hotel, Williamsburg
   - Williamsburg Hilton, Williamsburg
   - Best Western-Proposed, Wytheville

  Washington
   - Bellevue Thunderbird Motor Inn, Bellevue
   - Embassy Suites, Bellevue
   - Hampton Inn, Bellevue
   - La Quinta, Bellevue
   - Residence Inn Seattle-East, Bellevue
   - Ramada Inn, Bothell
   - Rattling Spring Hotel, Harpers Ferry
   - Motel 6, Issaquah
   - AmeriSuite, Kent
   - Homecourt Suite Hotel, Kent
   - Embassy Suite, Lynnwood
   - Residence Inn-Seattle North, Lynnwood
   - Red Lion Inn at Pasco, Pasco
   - Redmond Motel, Redmond
   - Hampton Inn, Sea Tac
   - Holiday Inn Airport, Sea Tac
   - Thunderbird Inn, Sea Tac
   - Alexis Hotel, Seattle
   - Courtyard by Marriott-South Center, Seattle
   - Doubletree Inn at South Center, Seattle
   - Doubletree Plaza, Seattle
   - Hampton Inn-Airport, Seattle
   - Holiday Inn Crowne Plaza, Seattle
   - Holiday Inn-Sea Tac, Seattle
   - La Quinta, Seattle
   - Lake Union Residence Inn, Seattle
   - Marriott Hotel-Airport, Seattle
   - Marriott Sea-Tac Hotel, Seattle
   - Plaza Park Suites, Seattle
   - Ramada Inn-Airport, Seattle
   - Red Lion, Seattle
   - Stouffer Madison Hotel, Seattle
   - Travelodge-Proposed, Seattle
   - Westin Hotel, Seattle
   - Courtyard by Marriott, Spokane
   - Gateway Hotel, Spokane
   - Holiday Inn-West, Spokane
   - Red Lion Inn, Spokane
   - Super 8, Spokane
   - Hilton-Village Green, Tacoma
   - Hotel-Proposed, Tacoma
   - Park Shore Inn, Tacoma
   - Tacoma Sheraton Hotel, Tacoma
   - Embassy Suites Hotel, Tukwila
   - Hampton Inn, Tukwila
   - Residence Inn-Seattle South, Tukwila
   - Red Lion Quay, Vancouver
   - Residence Inn-Portland North, Vancouver
   - Super 8, Wenatchee

   - Thunderbird Motor Inn, Yakima

  West Virginia
   - Comfort Inn-Proposed, Charleston
   - Holiday Inn, Clarksburg
   - Holiday Inn, Fairmont
   - Hotel-Proposed, Harpers Ferry
   - Holiday Inn, Huntington
   - Comfort Inn-Proposed, Morgantown
   - Holiday Inn, Morgantown
   - Motel-Proposed, Morgantown
   - Comfort Inn, Princeton
   - Motel-Proposed, Princeton
   - Hotel-Proposed, Wheeling
   - Howard Johnson, Wheeling

  Wisconsin
   - Super 8, Ashland
   - Holiday Inn, Beloit
   - Embassy Suites Hotel-Proposed, Brookfield
   - Marriott-Milwaukee, Brookfield
   - Holiday Inn, Eau Claire
   - Residence Inn, Glendale
   - Granada Royale-Proposed, Green Bay
   - Holiday Inn-Downtown, Green Bay
   - Residence Inn-Proposed, Green Bay
   - Super 8, Janesville
   - Super 8, Kenosha
   - Playboy Resort, Lake Geneva
   - Concourse Hotel, Madison
   - Fairfield Inn, Madison
   - Hampton Inn - East, Madison
   - Hampton Inn - West, Madison
   - Compri Hotel-Proposed, Milwaukee
   - Embassy Suite, Milwaukee
   - Fairfield Inn, Milwaukee
   - Holiday Inn-Airport, Milwaukee
   - Holiday Inn-West, Milwaukee
   - Hotel and Conv. Ctr. East-Proposed, Milwaukee
   - Hyatt Regency, Milwaukee
   - Marc Plaza, Milwaukee
   - Marriott Inn, Milwaukee
   - Omni Suite Hotel-Proposed, Milwaukee
   - Super 8-Airport, Milwaukee
   - Olympia Village Resort, Oconomowoc
   - Scotsland Resort, Oconomowoc
   - Sheraton, Racine
   - Claridge Motor Inn, Rhinelander
   - Super 8, Waukesha
   - Holiday Inn, Wausau
   - Mead Inn, Wisconsin Rapids

  Wyoming
   - Days Inn, Casper
   - Flying L. Skytel, Cody
   - Super 8, Cody
   - Snow King Resort, Jackson
   - Super 8, Jackson
   - Wort Hotel, Jackson
   - Development-Proposed, Jackson Hole
   - Colter Bay Village, Moran
   - Jackson Lake Lodge, Moran
   - Jenny Lake Lodge, Moran
   - Best Western-Bel Air, Rawlins
   - Bridger Inn, Rawlins
   - La Quinta Inn, Rock Springs

  Western Europe

  Belgium
   - Oostkamp Hotel, Bruges
   - Proposed Residence Inn, Brussels
   - SAS Royal Hotel, Brussels

  Denmark
   - Proposed Hotel, Copenhagen

  France
   - The Miramar, Biarritz
   - Chateau D'arc en Barroi, Haute-Marne
   - Le Grand, Paris
   - Royal Monceau, Paris

  Germany
   - Cumberland House, Berlin
   - Munchen Penta Hotel, Munchen

  Holland
   - Carlton - Cannes & Amstel, Amsterdam
   - The Pulitzer Hotel, Amsterdam

  Spain
   - Le Meridien, Barcelona
   - Princess Sophia, Barcelona
   - Hotel Los Monteros, Marbella
   - Incosol Spa & Hotel, Marbella
   - Proposed Hyatt Resort, Marbella

  United Kingdom
   - Copthorne Hotel, Aberdeen
   - Copthorne Hotel, Birmingham
   - Hyatt Regency, Birmingham
   - Holiday Inn, Cambridge
   - Copthorne Hotel, Cardiff
   - Great Eastern Hotel, England
   - Copthorne Hotel, Glasgow
   - Hanbury Manor Hotel, Hertfordshire
   - 47 Park Street, London
   - Bailey's Hotel, London
   - Basil Street Hotel, London
   - Basil Street Hotel, Knightsbridge, London
   - Britannic Tower, London
   - Chelsea Hotel, London
   - Chesterfield Hotel, London
   - Chesterfield Hotel, Mayfair, London
   - Copthorne Hotels, London
   - Copthorne Tara Hotel, London
   - Dorchester Mayfair, London
   - Executive Hotel, London
   - Marriott Hotel, London
   - May Fair, London
   - Plaza Hotel, London
   - Proposed Hotel Conversion, London
   - Proposed Hotel-The City, London
   - Regent Hotel, London
   - Regent London Hotel, London
   - Sheraton Belgravia, London
   - Sheraton Park Tower, London
   - St. James Court Hotel, London
   - The Executive Hotel, London
   - Windsor Hotel, London
   - Copthorne Hotel, Manchester
   - Copthorne Hotel, Newcastle
   - Copthorne Hotel, Slough/Windsor
   - Swallow Hotel, Stockton
   - Copthorne Hotel-Effingham Park, Sussex
   - Copthorne Hotel-Gatwick, Sussex

  Middle East and North Africa

  Egypt
   - Sheraton Anni Cruise Ship,
   - Sheraton Aton Cruise Ship,
   - Sheraton Hotp Cruise Ship,
   - Sheraton Tut Cruise ship,
   - Aswan Oberol Hotel, Aswan
   - Cairo Sheraton Hotel, Cairo
   - Hotel - Proposed, Cairo
   - Lido Hotel, Cairo
   - Meridien Hotel, Cairo
   - Novotel Cairo Airport, Heliopolis, Cairo
   - Proposed Resort Complex, Hurghada
   - Luxor Sheraton Hotel, Luxor
   - Proposed Hotel, Luxor
   - Fayrouz Village Hotel, Sharm El Sheikh, Sinai
   - Coral Village Hotel, Nuweiba, Sinai
   - Hotel - Proposed, Dahab, Sinai
   - Hotel - Proposed, St. Catherine, Sinai

  Greece
   - Athens Hilton & Proposed Hotel, Athens
   - Caravel Hotel, Athens
   - Proposed Sargani Hotel & Bungalows, Halkidiki
   - Rhodes Hotel  -Proposed, Rhodes

  Israel
   - Proposed Inter-Continental Hotel, Tel Aviv

  Lebanon
   - Hotel Market Review, Beruit

  Morocco
   - El Minzah Hotel, Tangier

HVS International                                              Mineola, New York
--------------------------------------------------------------------------------

=============
     HVS
-------------
INTERNATIONAL
=============

Long-Term               Founded in 1980, HVS International is in business for
Relationship            the long term. The firm is dedicated to providing its
                        clients with consulting services of the highest quality.
                        Should you require assistance in any areas covered by our expertise, please contact:

                                     Stephen Rushmore, CRE, MAI, CHA
                                          President and Founder
                                            HVS International
                                            372 Willis Avenue
                                         Mineola, New York 11501
                                       Phone: 516-248-8828 ext. 204
                                            Fax: 516-742-3059
                                         E-mail: sxr@hvs-intl.com
                                        Web Site: www.hvs-intl.com

  Nigeria
   - Proposed Sheraton Hotel, Port Harcourt

  Saudi Arabia
   - Proposed Jeddah Corniche Project, Jeddah

  Tunisia
   - Proposed Hotel, Hammamet

  Turkey
   - Hotel Conrad, Istanbul

  Latin America and the Caribbean

  Bahamas
   - Eleuthera Joint Venture, Eleuthera
   - Cape Eleuthera Island Hotel, Eleuthera Island
   - Eleuthera Joint Venture, Eleuthra
   - The Montague, Nassau
   - Paradise Island Hotel, Paradise Island
   - Resorts Int'l Hotel and Casino, Paradise Island

  Belize
   - Journey's End Caribbean Club, Abergris Caye

  Bermuda
   - Sonesta Hotel, Bermuda

  Brazil
   - Quatro Rodas Hotel, Recife

  Colombia
   - Charleston Hotel - Proposed, Barranquilla
   - Bella Suiza Hotel, Bogota
   - Hotel & Convention Center -Proposed, Cali
   - Cartagena Hilton, Cartagena
   - El Faro de Cartagena Resort Propose, Cartagena
   - Proposed Indian Sea and Sun Resort, Cartagena
   - Hotel De Isleno, San Andres Isla
   - Santamar Hotel, Santa Marta

  Curacao
   - Ramada Renaissance Hotel and Casino,

  Honduras
   - Inn Of The Sun, Guanaja

  Jamaica
   - Holiday Inn-Rose Hall, Montego Bay
   - Americana Eden II, Ocho Rios

  Mexico
   - Posadas de Mexico Hotels,
   - Americana Condesa Del Mar, Acapulco
   - Americana El Presidente Hotel, Acapulco
   - Resort-Proposed, Cabo San Lucas
   - Palacio Del Margus, Chiconcuac
   - Omni Hotel, Ixtapa
   - Fiesta Inn-Proposed, Leon
   - Karmina Place, Manzanillo
   - Hotel - Proposed, Mexico City
   - La Jolla de Mismaloya, Puerta Vallarta

  Netherland Antilles
   - Divi Divi Beach Resort, Aruba
   - Divi Tamarijn Beach Resort, Aruba
   - Golden Anchor, Bonaire
   - Resort Hotel-Proposed, Bonaire
   - Ramada Renaissance Hotel and Casino, Curacao
   - Cupecoy Beach Club Hotel, St. Maarten
   - Dawn Beach Hotel, St. Maarten
   - Dawn Beach Resort, St. Maarten
   - Mullet Bay Resort, St. Maarten
   - Oyster Pond Hotel, St. Maarten

  Puerto Rico
   - Hyatt Dorado Beach Hotel, Dorado
   - Hyatt Regency Cerromar Hotel, Dorado
   - Hotel - Proposed, Fajardo
   - Hotel Puerto Rico, Fajardo
   - Westin Resort-Proposed, Palmer
   - Marriott Resort & Casino-Proposed, Puerto Rico
   - Carib Inn, San Juan
   - Dupont Plaza, San Juan
   - El San Juan Hotel and Casino, San Juan
   - Howard Johnson Hotel, San Juan
   - Marriott - Proposed, San Juan
   - Marriott Update - Proposed, San Juan
   - Sands Hotel and Casino, San Juan

  Virgin Islands
   - Caneel Bay, St. Croix
   - Carambola Beach Resort, St. Croix
   - Hotel - Proposed, St. Croix
   - St. Croix Development, St. Croix
   - Caneel Bay, St. John
   - Pineapple Beach Hotel, St. Thomas
   - Sugar Bay Plantation, St. Thomas
   - Virgin Grand Hotel, St. Thomas
   - Virgin Isle Hotel, St. Thomas
   - Little Dix Bay, Virgin Borda

  Eastern Europe

  Croatia
   - Two Hotels, Dubrovnik

  Czech Republic
   - Voronesh Hotel Complex, Brno
   - Proposed Four Seasons Hotel, Prague

  Hungary
   - Proposed Resort Hotel, Babolna
   - Duna Inter-Continental, Budapest

  Latvia
   - Daugava Hotel-Proposed, Riga
   - Proposed Hotel, Riga

  Poland
   - Holiday Inn, Krakow
   - Marriott Hotel - Proposed, Poznan
   - Proposed Hotel, Poznan
   - Radisson Hotel, Szczecin
   - Bristol Hotel, Warsaw
   - Holiday Inn, Warsaw
   - Orbis Joint Venture, Warsaw
   - Proposed Hotel, Warsaw
   - Sheraton Hotel - Proposed, Warsaw
   - Zakopane Resort Complex, Zakopane

  Russia
   - Kamiennyi Most Hotel & Business, Moscow
   - Savoy Hotel, Moscow

  Asia

  Korea
   - Ultrapolis 3000, Seoul

  Malaysia
   - UP 3000 Hotel-Proposed, Selangor

  Singapore
   - Resort Hotels - Proposed,
   - Ultrapolis 3000, Singapore

  West Indies
   - Proposed Blue Lagoon Resort, St. Martin

HVS International                                              Mineola, New York
--------------------------------------------------------------------------------

=============
     HVS
-------------
INTERNATIONAL
=============

================================================================================
HVS International

Unique Services         HVS International is a global hospitality consulting
on a Global Scale       organization offering a wide range of services,
                        including market feasibility studies, valuations, strategic analysis, development planning, and litigation support. Through its divisions, HVS supplies unique hotel consulting expertise in the areas of executive search, environmental sustainability, food and beverage service, gaming operations analysis, asset management, and investment counseling.

                        Its professional staff, operating on a worldwide basis from offices in New York (Mineola), San Francisco, Miami, Boulder, Vancouver, and London, has evaluated more than 5,000 hotels and motels in every state and over 55 countries. Each member of the HVS team is well versed in lodging operations. Most have degrees in hotel administration, as well as actual on-the-job hotel experience. This thorough understanding of the industry means that HVS speaks the language of hotel professionals, and can investigate and analyze all aspects of an assignment from the perspective of hotel owners and operators. The resulting conclusions and recommendations are comprehensive, well supported, and thoroughly documented. HVS studies are relied on by virtually every major hotel owner, operator, and lender in the United States, and by a growing number throughout the world.

Unparalleled            The published writings of the HVS staff demonstrate the
Expertise               firm's internationally recognized expertise. In addition
                        to more than 300 articles published in leading hotel journals and professional periodicals, Stephen Rushmore, the president and founder of HVS International, has authored all four texts published by the Appraisal
                        Institute on the topics of hotel market studies, investment analysis, and valuations. He has also written three books covering hotel management contracts, franchising, and finance. HVS Software, which was designed by members of the firm, is used widely throughout the industry. This software is recognized as the state-of-the-art approach to analyzing hotel markets, developing supportable forecasts of income and expense, and valuing lodging facilities. HVS is also a leader in innovative hotel financial research, and has compiled the industry's largest database of hotel sales and investment information. By virtue of the literature it has

HVS International                                              Mineola, New York
--------------------------------------------------------------------------------

=============
     HVS
-------------
INTERNATIONAL
=============

                        contributed, the software it has produced, and the databases it has compiled, HVS is the recognized leader in all aspects of hotel investment analysis.

Full-Service            Through its nine divisions, HVS International offers the
Hotel Consulting        following hotel-related consulting services.

                        HVS Hospitality Consulting Services: Market feasibility studies, economic studies, management contract and franchise negotiations, development assistance, expert testimony, and operational reviews.

                        HVS Hospitality Valuation Services: Appraisals for financing, property tax appeals, condemnation, damage estimates, and litigation. HVS values single assets, multiple assets, management contracts, and franchise affiliations.

                        HVS Executive Search: Recruitment and placement of top-level hotel management personnel.

                        HVS Eco Services: Environmental audits and assistance in implementing a wide range of environmental programs, including waste and energy management, recycling, green product selection, and the ECOTEL Certification.

                        HVS Gaming Services: Specialized valuation and consulting services for casinos and other types of gaming activities.

                        HVS Food and Beverage: Specialized consulting services for restaurants and other food-service facilities.

                        HVS Asset Management & Operational Advisory Services:
                        Consulting services focused on enhancing hotel profitability and asset value.

                        HVS Investment Services: Agency and brokerage services in Europe, Asia, and Africa.

                        HVS clients include major hotel companies in the U.S., Asia, Europe, and Latin America. The firm is also employed by many leading lending institutions, governmental and regulatory agencies, institutional investors, and national and international accounting firms. HVS works closely with top individual and corporate developers, investors, syndicators, and operators.

================================================================================


MARKET STUDY OF REAL PROPERTY

Holiday Hills
2000 West 92nd Avenue
Federal Heights, Adams County, Colorado


================================================================================


As of December 4, 1997



Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

              [Letterhead of Cushman & Wakefield of Illinois, Inc.]

December 15, 1997


Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:  Market Study of Real Property
     Holiday Hills
     2000 West 92nd Avenue
     Federal Heights, Adams County, Colorado  80221

Dear Mr. Welch:

     In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

     As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

     This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

     The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                  - 2 -                     December 15, 1997


     This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

     This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Jody L. Garbisch

Jody L. Garbisch
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                      Holiday Hills

Location:                           2000 West 92nd Avenue
                                    Federal Heights, Adams County, Colorado

Assessor's Parcel Number:           Based on information provided by Adams
                                    County Treasurer's Office, the subject
                                    property is identified by Assessor's Parcel
                                    Number 01719-21-2-00-007.

Date of Inspection:                 The property was inspected December 4, 1997.

Ownership:                          The subject property is legally entitled to
                                    Snowland Vistas, Inc., an Illinois
                                    corporation.

Land Area:                          Based on the measurements taken from the
                                    property's legal plat of survey, the subject property contains approximately 98.0 acres of land area, or 4,268,748 square feet.

Zoning: Based on information provided by the City of Federal Heights Zoning Department, the subject property is zoned R-4, Mobile Home Park, which is a legal and conforming use.

Improvements
      Type:                         A manufactured housing community.

      Year Built:                   The subject property was originally
                                    developed in approximately 1960.

      Size: The subject property consists of a 737-site manufactured housing community, of which 473 sites are single-wide and 264 sites are double-wide.

      Condition:                    At the time of inspection, the subject
                                    property was in good condition.

Property Rating:                    Four Star manufactured home community.

Special Assumptions:                1. Information regarding the subject
                                    property, including its physical
                                    characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Summary of Salient Facts
================================================================================

                                    2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                    3. Our market and consulting report
                                    regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                    4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                    5. Please refer to the complete list of
                                    assumptions and limiting conditions included at the end of this report.


                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY ...........................................    1

INTRODUCTION ..............................................................    5
  Identification of Property ..............................................    5
  Property Ownership and Recent History ...................................    5
  Purpose and Function of the Market Study and Consulting Assignment ......    5
  Scope of the Market Study and Consulting Assignment .....................    5
  Date of Property Inspection .............................................    5
  Definitions and Other Pertinent Terms ...................................    5

REGIONAL ANALYSIS .........................................................    8

NEIGHBORHOOD ANALYSIS .....................................................   17

MARKET ANALYSIS ...........................................................   18
  National Overview .......................................................   18
  Competition .............................................................   25
  Comparable Manufactured Housing Community Sales .........................   31
  Demographic Trends ......................................................   32
  Expense Analysis ........................................................   34
  Market Supply and Demand ................................................   34
  Conclusion ..............................................................   34

PROPERTY DESCRIPTION ......................................................   37
  Site Description ........................................................   37
  Improvements Description ................................................   37

REAL PROPERTY TAXES AND ASSESSMENTS .......................................   38

ZONING ....................................................................   38

CONCLUSION ................................................................   39

ASSUMPTIONS AND LIMITING CONDITIONS .......................................   40

CERTIFICATION .............................................................   42

ADDENDA ...................................................................   43
  Pop-Fact Sheets
  Legal Description
  Qualifications of Appraisers

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                 [PHOTO OMITTED]

                       Front Entrance of Subject Property


                                 [PHOTO OMITTED]

                          Exterior of Community Center

================================================================================


                                       1
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                              Interior of Clubhouse


                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

================================================================================


                                       2
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park


                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

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

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                 Street Scene Facing East Along West 92nd Avenue


                                 [PHOTO OMITTED]

                 Street Scene Facing West Along West 92nd Avenue

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                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 737-site manufactured housing community, situated on approximately 98.0 acres of land area for 55-year-old or greater residents. Holiday Hills is located at the northwest corner of West 92nd Avenue and Pecos Street, in the City of Federal Heights, Adams County, Colorado. The property's street address is 2000 West 92nd Avenue. The property was constructed in 1960, and was 98.0 percent occupied at the time of inspection.

Property Ownership and Recent History

     The subject property is currently entitled to Snowland Vistas, Inc., an Illinois corporation, and was originally developed in 1960.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 4, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

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                                                                    Introduction
================================================================================

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located at the northwest corner of West 92nd Avenue and Pecos Street, in the City of Federal Heights, Adams County, Colorado. The street address of the subject property is 2000 West 92nd Avenue, Federal Heights, Colorado. The property is identified by tax parcel number 01719-21-2-00-007, according to Adams County Treasurer's Office. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

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

                                  LOCATION MAP


                                  [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

      Locational, economic, and population trends of the Denver-Boulder Metropolitan Statistical Area are detailed in this section.

Location

o The DMA is a six-county region including Adams, Arapahoe, Boulder, Denver, Douglas and Jefferson Counties.

o Primary cities within the DMA include: Denver, Arvada, Aurora, Broomfield, Boulder, Commerce City, Englewood, Golden, Lakewood, Littleton, Northglenn, Thornton, Westminster, and Wheat Ridge. There are various secondary municipalities.

o The DMA is part of the Rocky Mountain Front Range, which includes the Cities of Colorado Springs, Fort Collins, Greeley, Longmont, Loveland and Pueblo, as well as the cities within the DMA and various smaller municipalities.

Employment and the Economy

Employment

      The non-agricultural wage & salary employment by sector in the Denver-Boulder Metropolitan Statistical Area is summarized in the table.

================================================================================
                               Denver-Boulder MSA
                    Nonagricultural Wage & Salary Employment
                                   July 1996
--------------------------------------------------------------------------------
Sector                                                          Employed
--------------------------------------------------------------------------------
Mining and Construction                                         74,000
Manufacturing                                                   119,600
Transportation & Public Utilities                               88,200
Trade                                                           282,300
F.I.R.E                                                         84,100
Services                                                        351,600
Government                                                      157,800
--------------------------------------------------------------------------------
TOTAL                                                           1,157,600
================================================================================
              Source: Colorado Department of Labor and Employment

o The DMA economy has grown since 1988, following substantial over-building in the early-1980s and economic deterioration in the mid-1980s.

o The compounded, average annual increase in employment from 1990 through 1995 equaled 3.3 percent.

o The 1995 annual, average, non-agricultural wage and salary employment in the Denver-Boulder MSA was 1,128,700. This represents an increase of 4.0 percent from

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                                                               Regional Analysis
================================================================================

      the 1994 annual average of 1,084,800. The 1996 employment level exhibited continued increase (2.6 percent above the year-end 1995 level).

o The strongest growth over the past year occurred in the trade and services sectors. Growth in the construction sector has been strong, due to public works projects, single-family construction and build-to-suit development. Government has grown to service a larger population. Other sectors have exhibited moderate growth.

Major Employers

o Several, major telecommunications companies are headquartered or have major operations in the area, including TCI (largest cable-TV provider in the country), US West (largest private employer in the DMA), MCI, Sprint and AT&T.

o There are numerous, large high-tech manufacturing facilities in the DMA and along the Rocky Mountain Front Range, including Lockheed Martin (3.2 million square feet in the Denver area), Eastman-Kodak (occupying 3.1 million square feet in Greeley), Hewlett Packard (occupying 3.0 million square feet in Fort Collins, Loveland and Colorado Springs), IBM (2.5 million square feet in Boulder) and StorageTek (2.3 million square feet in Louisville and Longmont).

o Other major employers include numerous hospitals and health care organizations (HealthOne and Kaiser Permanente), retailers (K-Mart, King Soopers and Safeway) and financial institutions (Colorado National Bank). Coors Brewing Company is one of the largest employers, providing approximately 5,300 jobs in the Denver area.

o Denver International Airport (DIA), which opened February 28, 1995, employ's approximately 26,000; of which 21,000 employees were transferred from Stapleton International Airport, which was closed. United Airlines employs approximately 6,700 at the new airport.

o Rocky Flats, previously a producer of nuclear weapons trigger devices, employs approximately 5,000. This facility is currently operated by EG&G, a private employer. Production has been terminated and the facility will be phased-out over a 10-year period, with labor reductions of approximately 15 to 20 percent per year projected for the next three years.

o Government downsizing and cutbacks in defense spending has resulted in closure of Lowry Air Force Base in Denver and decreased operations of EG&G Rocky Flats.

o Lowry Air Force Base was recently closed, resulting in the elimination of 1,900 civilian positions, transfer or elimination of 2,200 military positions and 2,500 students. The vacated base is being converted to educational, research, commercial and residential use. The new Higher Education and Advanced Technology Center on 156 acres is operated by several colleges in the area.

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

                                                               Regional Analysis
================================================================================

     The 20 largest private employers in the Denver Metropolitan Area are summarized in the following table.

====================================================================================================================================
                                    20 Largest Private Employers in the Denver Metropolitan Area
------------------------------------------------------------------------------------------------------------------------------------
   No.           Company                       # Employed      Primary Business                    Recent Announcements
------------------------------------------------------------------------------------------------------------------------------------
   *1     US West (All Operations)                15,400    Telecommunications             Consolidating operations into Colorado
                                                                                           from throughout the Rocky Mountain
                                                                                           region.

   *2     Columbia-HealthONE LLC                  10,500    Hospitals, health care         Recent merger of several hospitals

    3     AT&T (All Operations)                    8,000    Telecommunications services    Numerous facilities in the area.

    4     King Soopers                             7,000    Grocery stores                 Largest grocer in the area with major
                                                                                           distribution facilities.

    5     Lockheed Martin Corp.                    7,000    Aerospace and                  Lockheed and Martin Marietta recently
                                                            defense-related systems        merged. Largest defense contractor in the
                                                                                           nation.

    6     United Airlines, Inc.                    6,700    Airline, reservation center    Major hub at new airport.

   *7     Coors Brewing Company                    5,300    Beverages                      Third-largest brewing company.

    8     Rocky Flats Environmental                5,000    Clean-up and waste             Will be phased-out over 10 years.
          Technology Site                                   management

    9     Safeway                                  4,300    Grocery stores                 Largest grocer in nation.

  *10     Public Service Company of Colorado       3,500    Natural gas and                Major public utilities provider recently
                                                            electric utility               cut 700 positions.

  *11     StorageTek                               3,500    Computer storage devices       Recently cut 1,700 positions and placed a
                                                                                           550,000 SF facility on market.

  *12     Provenant Health Partners                4,043    Health care                    Major hospital merger recently.

   13     Kaiser Permanente of Colorado            3,055    Health care                    Numerous medical facilities throughout
                                                                                           region; major HMO.

   14     Colorado National Bank                   3,000    Bank services                  First Bank Systems recently acquired and
                                                                                           merged Bank Western, Central Bank and
                                                                                           Colorado National Bank.

  *15     Lutheran Medical Center                  2,800    Hospital, health care          Large hospital.

   16     Ball Corporation                         2,650    Aerospace research &           Recently won major contract with US
                                                            productions, containers        Government.

   17     IBM                                      2,500    Computer services              Significant cuts totaling approx. 2,500
                                                                                           over past several years.

  *18     St. Joseph Hospital                      2,500    Hospital, health care          Large hospital.

  *19     University Hospital                      2,450    Hospital, health care          Large hospital.

   20     K-Mart Stores                            2,400    Retail stores                  Includes K-Mart, Super-K, Price Club,
                                                                                           Builder's Square.
====================================================================================================================================

                   * Headquarters in Denver Metropolitan Area
   Source: The Business Development Group, Greater Denver Chamber of Commerce,
                     Cushman and Wakefield of Colorado, Inc.

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                                                               Regional Analysis
================================================================================

o Merrill Lynch (financial services) plans to construct a one million square-foot campus-type facility in the southeast quadrant of the DMA and employ 3,000 to 5,000. The first 106,400 square-foot facility in the Meridian International Business Center is nearing completion, and is planned to be completed in early-1997.

o Sun Microsystems will construct a 1 million square-foot, high-tech/R&D and manufacturing campus in the northwest quadrant of the DMA in the Interlocken Business Park, and employ 3,500.

      Public works projects have been a major factor in the DMA's economic growth. The largest of these projects are summarized in the table below, including approximate cost estimates and completion dates. Many projects have been completed.

================================================================================
       Major Public Works Projects in the Denver Metropolitan Area
--------------------------------------------------------------------------------
Project                                   Estimated Cost    Projected Completion
--------------------------------------------------------------------------------
Denver International Airport               $4.0 billion        Completed 1995
Interstates 25 and 76                      $500 million        Completed 1995
Central Platte Valley Street System        $185 million        Completed 1997
Coors Field Baseball Stadium               $130 million        Completed 1995
Metro Area Connection Light Rail System    $112 million        Completed 1994
================================================================================
        Source: City of Denver and Regional Transportation District (RTD)

Projected Employment Growth Rates and Trends

      The following table summarizes employment projections by sector for the DMA.

================================================================================
          Projected Denver MSA Nonagricultural Wage & Salary Employment
================================================================================
Sector                      2000       % (DELTA)*           2005      % (DELTA)*
--------------------------------------------------------------------------------
Mining/Construction        65,400         -0.2%            67,000        0.5%
Manufacturing             121,700          0.7%           122,900        0.2%
Trans. & Pub. Util.        90,100          0.5%            95,600        1.2%
Trade                     289,000          0.7%           298,600        0.7%
F.I.R.E.                   85,100          0.5%            86,900        0.4%
Services                  384,300          2.6%           421,300        1.9%
Government                177,100          1.8%           195,300        2.0%
--------------------------------------------------------------------------------
TOTAL                   1,212,700          1.4%         1,287,600        1.2%
================================================================================
            * Compounded annual change from 1995-2000, and 2000-2005.
    Source: Denver Regional Council of Governments and Colorado Department of
                              Labor and Employment

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                                       11
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                                                               Regional Analysis
================================================================================

o Recent projections made by the Denver Regional Council of Governments (DRCOG) indicates annual employment growth will average approximately 1.4 percent through 2000 (based on 1995 annual averages) and 1.2 percent from 2001 through 2005.

o Economic growth is expected to slow and the levels should more closely mirror the national levels.

o The services sector (health care, legal, education, recreation, lodging, etc.) will continue to exhibit the largest gains in employment, as has been the case for the past 30 years; four in every 10 new jobs will be in the services sector.

o The construction sector is projected to decline due to completion of major public works projects and decreases in residential development.

o Transportation, communications and utilities are projected to continue to grow, as a result of DIA, technological advances in communications, and population growth. Retail trade is projected to experience modest growth.

o The government sector is projected to experience growth to service a larger population and to accommodate an increasing elderly population.

Unemployment

o The unemployment rate for the Denver-Boulder Metropolitan Statistical Area fluctuated between 3.0 and 7.0 percent from 1990 through September 1996.

o The most recent employment figures, as of August, 1997, indicate unemployment rate of 2.8 percent in the Denver-Boulder MSA.

o Unemployment is projected to average approximately 4.0 to 5.0 percent over the long term.

Inflation

o In 1994, Denver's CPI increased 4.4 percent, at a higher rate than the 2.6 percent level for the U.S.

o In 1995, Denver's index increased by 2.6 percent, while the national CPI index increased by 2.5 percent during the same period.

o Compounded, annual, percentage changes in the national CPI are projected to average 3.8 percent through 2005.(1)

o We project the Denver area CPI will increase by an average of 4.0 percent, annually, during the next 10 years.

----------
(1) The WEFA Group Fall 1993 Regional Metro Area Long-Term Tables.
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                                                               Regional Analysis
================================================================================

Population

      The following table summarizes population estimates for the DMA.

================================================================================
                            1995 Population Estimates
--------------------------------------------------------------------------------
            Area                                    Population
--------------------------------------------------------------------------------
            Adams County                               291,798
            Arapahoe County                            442,136
            Boulder County                             259,421
            Arapahoe County                            502,796
            Douglas County                              97,739
            Adams County                               491,446
--------------------------------------------------------------------------------
            Denver Metro Area                        2,085,336
================================================================================
                 Source: Colorado Division of Local Governments

o Following stagnant population growth from the mid-1980s through 1990, including a decline in 1988, population began to increase substantially in the 1990s.

o The compounded, average annual increase from 1990 to 1995 equaled 2.4 percent; population growth averaged 1.3 percent annually from 1980 through 1990.

o Relatively strong population growth over the past several years has been due to strong economic and employment growth.

o A relatively large proportion of population growth has been net migration. A majority of new residents migrated from California, Texas, Arizona, Florida and Illinois. The net migration slowed in 1995.

o Recent projections by the Colorado Division of Local Governments and DRCOG indicate annual population increases in the Metropolitan Area will average
      1.3 percent in 1996, and 1.0 percent thereafter (projected declining growth rates in future years is directly related to economic growth and varying population in certain age groups).

o Approximately 46.0 to 50.0 percent of the projected population growth through 2005 is composed of net migration.

Retail Sales

o Metro area retail sales began to increase substantially in 1990, due to economic and population growth.

o The DMA's compounded, average annual retail sales increased 9.65 percent from 1990 through 1994.

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                                                               Regional Analysis
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o     In 1995, average retail sales increased by 5.2 percent.

o Retail sales growth is projected to moderate in direct correlation with projected decreases in economic and population growth.

Housing

      There has been substantial single family residential development in recent years. Information regarding building permits issued is summarized as follows.

o Between 1988 and 1991, an average of 6,600 residential building permits were issued, annually (includes single and multi-family).

o In 1993, 16,254 building permits were issued. In 1994, 19,917 permits were issued, a 22.5 percent increase over 1993 levels.

o Through 1995, approximately 12,450 residential building permits issued, exhibiting a decrease from the 1994 level. The 1996 levels are similar to 1995.

o New housing sales increased 22 percent, as 13,456 homes were sold through 1995, compared to 11,039 in 1994. Through the third quarter 1996, 11,958 home sales were reported, above the 1995 pace by over 10 percent.

o Through 1995, there were 13,188 housing starts (attached, detached and custom), compared to 12,745 during 1994, a 3.5 percent increase. Through the third quarter 1996, there has been 11,500 starts, above the 1995 pace.

o The average price of a new production-built home currently equals $172,000, similar to year-end 1995.

o The average single-family residential sales price (new and used) equaled $154,000 at the end of 1995, up 10 percent from the 1994 average of $140,000. The current average is approximately $159,000.

Interest Rates and Financing

      The ability to obtain financing and the level of interest rates impacts the supply and demand for real estate. A summary of historical interest rates is summarized as follows.

o Interest rates hit an historical low in mid to late 1993. The average 30-year, fixed-rate, single-family residential mortgage interest rate was approximately 6.5 percent in late-1993. Rates increased significantly in 1994 but have decreased since the beginning of 1995.

o The average residential mortgage interest rate has recently fluctuated near 8.0 percent in the DMA.(2)

----------
(2) The Denver Post.

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                                                               Regional Analysis
================================================================================

o Due to substantial over-building in the 1980s, and high number of foreclosures in the late-1980s and early-1990s, financial and banking institutions are cautious to provide financing for speculative office, retail, industrial and hotel development.

Economic Impact on Real Property Markets

      Growth in population and employment has resulted in increased demand for real property throughout the DMA. Residential real estate has experienced sufficient demand to result in substantial, new speculative construction. There are numerous multi-family residential projects planned or under construction throughout the DMA. Single-family construction is at its highest levels since the building boom of the early-1980s.

      Office occupancy has reached stabilized levels in most markets, due to improved economic conditions and population growth. Office rental rates have increased substantially since 1993, and speculative construction is occurring in prime market areas, including the Denver Tech Center and Boulder. Certain submarkets continue to lag in improvement, including Denver's central business district. There are numerous build-to-suit projects, as several large companies have established regional or national headquarters in the Denver area.

      Industrial market conditions have improved substantially since 1993, resulting in the achievement of stabilized occupancy levels. Proforma rental rates have been reached in prime market areas. Numerous speculative industrial projects are under way near the Denver International Airport, with over 3 million square feet recently completed or under way. The developers of a majority of these speculative projects require lease-up prior to breaking ground. Build-to-suit construction has been substantial.

      Build-to-suit retail construction has been substantial throughout the DMA, involving predominately national retailers such as "big box" operations and national chain restaurants. The new Park Meadows Town Center, a 1.3 million square-foot regional mall, located in the southeast suburban portion of the DMA, was completed in September 1996. There has been some speculative retail development in prime market areas.

      The Denver Metropolitan Area economy has exhibited one of the strongest growth rates in the nation in the 1990s. The result has been an influx of investors, national retailers, major corporations, and other investors and users of real property. The growth is projected to continue, though at moderating levels to recent years.

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

                                NEIGHBORHOOD MAP

                                  [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

Neighborhood Description

      Federal Heights is located approximately 13 miles north of downtown Denver. The subject property is situated at the northwest corner of West 92nd Avenue and Pecos Street, in the City of Federal Heights, Colorado. The subject property's neighborhood is generally bounded by 104th Avenue to the north, Interstate 25/Highway 87 to the east, 84th Avenue to the south and Federal Boulevard to the west. This area is primarily developed with manufactured housing communities and single-family residential uses.

      Manufactured housing communities and single-family houses are primarily located to the north of the subject property. Manufactured housing communities include: Countryside, Denver Cascade and Friendly Village. Comparison rental information is provided in the Market Analysis section of this report. Rivercreek Middle School and Northglenn High School are within the subject's residential area, which are located to the northeast of the subject property. A couple parks are located to the south of the subject site, including Water World. Convenience stores, gas stations and neighborhood centers are located along West 92nd Avenue.

      Transportation in the subject's immediate area is excellent. The subject property enjoys access and visibility along West 92nd Avenue, an east/west, four-lane paved roadway, with a middle turning lane. The subject property has approximately 2,617 feet of frontage along the north side of West 92nd Avenue. West 92nd Avenue enjoys an interchange with Interstate 25/Highway 87, approximately one mile east, and U.S. Highway 36 via Sheridan Boulevard, approximately 2.5 miles west of the subject site. U.S. Highway 36 can also be access from the approximately two miles south of the subject site via Pecos Street.

      In summary, the subject property is located within a well-established area, which benefits from the nearby manufactured housing communities and accessibility to Interstate 25/Highway 87 and U.S. Highway 36.

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                                                                 MARKET ANALYSIS
================================================================================

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=========================================================================================
1997             Firm Name                State      No. of Sites      No. of Communities
Rank                                                 Owned/Managed       Owned/Managed
-----------------------------------------------------------------------------------------
 1      Sun Communities                  Michigan      30,295/0               84/0
-----------------------------------------------------------------------------------------
 2      ROC Communities                  Colorado    22,441/7,167            77/36
-----------------------------------------------------------------------------------------
 3      Manufactured Home Communities    Illinois     27,349/838              69/3
-----------------------------------------------------------------------------------------
 4      Ellenburg Capital                 Florida      25,173/0               63/0
-----------------------------------------------------------------------------------------
 5      Lautrec Ltd.                     Michigan      22,652/0               58/0
-----------------------------------------------------------------------------------------
 6      Chateau Properties               Michigan      20,003/0               47/0
-----------------------------------------------------------------------------------------
 7      Clayton Homes                    Tennessee     18,000/0               66/0
-----------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood  California     16,946/0               44/0
-----------------------------------------------------------------------------------------
 9      UNIPROP                          Michigan      14,931/0               40/0
-----------------------------------------------------------------------------------------
 10     The Bloch Organization           Michigan      14,379/0               37/0
=========================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in

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                                                                 Market Analysis
================================================================================

manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                                                 Market Analysis
================================================================================

      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
Year      ROC        MHC      Chateau     Sun     United      Total      Annual
                                                                         Growth
--------------------------------------------------------------------------------
1996     29,608     28,187    20,003     30,295    5,234     113,327      17.0%
--------------------------------------------------------------------------------
1995     27,910     26,237    19,594     18,000    4,850      96,591       9.0%
--------------------------------------------------------------------------------
1994     26,231     28,407    15,689     13,500    4,623      88,450      37.8%
--------------------------------------------------------------------------------
1993     20,142     14,700    15,261      9,036    5,050      64,189      17.8%
--------------------------------------------------------------------------------
1992     18,745     12,873    10,032      7,600    5,200      54,450       N/A
--------------------------------------------------------------------------------
1991      9,030     13,079     9,759       N/R      N/R         N/A        N/A
--------------------------------------------------------------------------------
N/R = No report                  N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                                                 Market Analysis
================================================================================

     The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

==========================================================================================
                                    REIT MARKET UPDATE
------------------------------------------------------------------------------------------
Company Symbol    Price    Current Yield  52 Week High  52 Week Low    Annual   12 Mth Tot
                (9/19/97)                                             Dividend      Rtn
------------------------------------------------------------------------------------------
CPJ              $29.688        5.8%        $31.125       $22.250       1.72       26.6%
------------------------------------------------------------------------------------------
MHC              $25.625        5.2%        $26.428       $18.875       1.32       30.7%
------------------------------------------------------------------------------------------
SUI              $37.428        5.0%        $ 38.00       $27.750       1.88       31.8%
------------------------------------------------------------------------------------------
UMH              $11.625        6.0%        $13.625       $10.875       0.70       -1.7%
------------------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
==========================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real

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                                                                 Market Analysis
================================================================================

Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks. These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

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                                                                 Market Analysis
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      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;
      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.

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                                                                 Market Analysis
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      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

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                                                                 Market Analysis
================================================================================

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

Competition

      We have surveyed ten manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 4,360 sites. The combined occupancy rate of these ten manufactured housing communities, including the subject property, is approximately 99.0 percent. Excluding the subject property in our survey, the combined occupancy rate is also approximately 99.0 percent, based on 3,623 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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
====================================================================================================================================
                                 SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
------------------------------------------------------------------------------------------------------------------------------------
                                     Number                      Age
                                    Of Sites                     ---                                                       3-Year
                                    --------                   Condition                   Services       Date Of         Average
 Comp.          Name                Occupancy                  ---------      Monthly      Provided     Last Rental    Annual Rental
  No.         Location                Level     Amenities    Park Rating(1)    Rent         in Rent       Increase        Increase
------------------------------------------------------------------------------------------------------------------------------------
   R-1     Countryside                 327       Clubhouse       1972       $319.00/Mo.     Refuse     August, 1997       $10.00/Mo.
           9850 N. Federal             ---        Pool/Spa       ----           To
           Boulevard                   100%      Playground      Good       $334.00/Mo.
           Federal Heights,                       Storage        ----
           Colorado                                               4*
------------------------------------------------------------------------------------------------------------------------------------
   R-2     Denver Cascade              382       Clubhouse       1974       $310.00/Mo.     Water        September,       $10.00/Mo.
           9650 N. Federal             ---        Pool/Spa       ----           To          Sewer          1997
           Boulevard                   100%      Playground      Good       $325.00/Mo.     Refuse
           Federal Heights,                       Storage        ----
           Colorado                                               4*
------------------------------------------------------------------------------------------------------------------------------------
   R-3     Friendly Village of         522       Clubhouse       1974       $300.00/Mo.     Refuse      April, 1997       $15.00/Mo.
           the Rockies                 ---         Pool          ----           To
           2100 W. 100th Avenue        100%       Tennis         Good       $305.00/Mo.
           Thornton, Colorado                      Court         ----
                                                 Playground       4*
                                                  Laundry
                                                  Storage
------------------------------------------------------------------------------------------------------------------------------------
   R-4     Thornton Estates            208       Clubhouse       1970       $315.00/Mo.     Water        May, 1997        $13.00/Mo.
           3600 E. 88th Avenue         ---          Pool         ----                       Sewer
           Thornton, Colorado          100%       Library        Good                       Refuse
                                                 Mini Golf       ----
                                                  Laundry         4*
------------------------------------------------------------------------------------------------------------------------------------
   R-5     North County Village        425       Clubhouse       1985       $325.00/Mo.     Refuse      March, 1997       $35.00/Mo.
           9700 Riverdale Road         ---        Pool/Spa       ----
           Thornton, Colorado          100%      Billiard        Good
                                                    Room         ----
                                                 Playground       4*
                                                  Laundry
                                                  Storage
------------------------------------------------------------------------------------------------------------------------------------
   R-6     Pines Lake Ranch            766       Clubhouse       1972       $298.00/Mo.     Water       June, 1997        $14.00/Mo.
           10201 Riverdale Road        ---          Pool         ----           To          Sewer
           Thornton, Colorado          100%        Tennis        Good       $308.00/Mo.     Refuse
                                                   Court         ----
                                                 Playground       4*
                                                  Storage
====================================================================================================================================

====================================================================================================================================
                                 SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
------------------------------------------------------------------------------------------------------------------------------------
                                     Number                      Age
                                    Of Sites                     ---                                                       3-Year
                                    --------                   Condition                   Services       Date Of         Average
 Comp.          Name                Occupancy                  ---------      Monthly      Provided     Last Rental    Annual Rental
  No.         Location                Level     Amenities    Park Rating(1)    Rent         in Rent       Increase        Increase
------------------------------------------------------------------------------------------------------------------------------------
   R-7      Cimarron                  327       Clubhouse        1972        $333.00/Mo.     Refuse    January, 1997     $18.00/Mo.
            12205 North Perry         ---         Pool           ----
            Broomfield, Colorado      98%     Billiard Room      Good
                                               Basketball        ----
                                                  Court           4*
                                               Playground
                                                 Storage
------------------------------------------------------------------------------------------------------------------------------------
   R-8      Front Range               302       Clubhouse        1973        $295.00/Mo.     Refuse     April, 1997      $10.00/Mo.
            2885 W. 128th Avenue      ---         Pool           ----            To
            Broomfield, Colorado      98%      Playground        Good        $305.00/Mo.
                                                 Storage         ----
                                                                  4*
------------------------------------------------------------------------------------------------------------------------------------
   R-9      Casa Estates              364       Clubhouse        1974        $315.00/Mo.     Refuse     April, 1997      $17.00/Mo.
            860 W. 132nd Avenue       ---         Pool           ----
            Westminster, Colorado     100%     Playground        Good
                                              Exercise Room      ----
                                                 Storage          4*
------------------------------------------------------------------------------------------------------------------------------------
 Subject    Holiday Hills             737       Clubhouse        1960        $343.00/Mo.     Refuse    January, 1997     $18.00/Mo.
            2000 West 92nd Avenue     ---       Pool/Spa         ----            To
            Federal Heights,          98%     Exercise Room      Good        $362.00/Mo.
            Colorado                          Billiard Room      ----
                                                 Library          4*
                                              Shuffleboards
                                              Activity Room
                                                 Laundry
                                                 Storage
------------------------------------------------------------------------------------------------------------------------------------
(1) Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
====================================================================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                       COMPETING MANUFACTURED HOUSING MAP

                                 [MAP OMITTED]

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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

                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $295.00 to $334.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates above the market range, or at $343.00 to $362.00 per site. The last rental rate increase at the subject property was as of January, 1997, of $18.00 per month.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Countryside, is located at 9850 N. Federal Boulevard, in Federal Heights, Colorado. This comparable property contains 327 sites, and is 100.0 percent occupied. Countryside was developed in 1972, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $10.00 per month. Monthly rental rates range from $319.00 to $334.00, with refuse service included in monthly rental payment. Amenities include a clubhouse, pool, spa, playground and recreational vehicle storage.

      Comparable R-2, Denver Cascade, is located at 9650 N. Federal Boulevard, in Federal Heights, Colorado. This comparable property contains 382 sites, and is 100.0 percent occupied. Denver Cascade was developed in 1974, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $10.00 per month. Monthly rental rates range from $310.00 to $325.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, spa, playground and recreational vehicle storage.

      Comparable R-3, Friendly Village of the Rockies, is located at 2100 W. 100th Avenue, in Thornton, Colorado. This comparable property contains 522 sites, and is 100.0 percent occupied. Friendly Village of the Rockies was developed in 1974, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $15.00 per month. Monthly rental rates range from $300.00 to $305.00, with refuse service included in monthly rental payment. Amenities include a clubhouse, two pools, tennis court, playground, laundry facility and recreational vehicle storage.

      Comparable R-4, Thornton Estates, is located at 3600 E. 88th Avenue, in Thornton, Colorado. This comparable property contains 208 sites, and is
      100.0 percent occupied. Thornton Estates was developed in 1970, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $13.00 per month. Monthly rental rates are at $315.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, library, mini golf and laundry facility.

      Comparable R-5, North County Village, is located at 9700 Riverdale Road, in Thornton, Colorado. This comparable property contains 425 sites, and is 100.0

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                                                                 Market Analysis
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      percent occupied. North County Village was developed in 1985, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $35.00 per month. Monthly rental rates are at $325.00, with refuse service included in monthly rental payment. Amenities include a clubhouse, two pools, two spas, billiard room, playground, laundry facility and recreational vehicle storage.

      Comparable R-6, Pines Lake Ranch, is located at 10201 Riverdale Road, in Thornton, Colorado. This comparable property contains 766 sites, and is
      100.0 percent occupied. Pines Lake Ranch was developed in 1972, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $14.00 per month. Monthly rental rates range from $298.00 to $308.00, with water, sewer and refuse service included in monthly rental payment. Amenities include two clubhouses, three pools, tennis court, playground and recreational vehicle storage.

      Comparable R-7, Cimarron, is located at 12205 North Perry, in Broomfield, Colorado. This comparable property contains 327 sites, and is approximately 98.0 percent occupied. Cimarron was developed in 1972, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $18.00 per month. Monthly rental rates are at $333.00, with refuse service included in monthly rental payment. Amenities include a clubhouse, pool, basketball court, playground, billiard room and recreational vehicle storage.

      Comparable R-8, Front Range, is located at 2885 W. 128th Avenue, in Broomfield, Colorado. This comparable property contains 302 sites, and is approximately 98.0 percent occupied. Front Range was developed in 1973, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $10.00 per month. Monthly rental rates range from $295.00 to $305.00, with refuse service included in monthly rental payment. Amenities include a clubhouse, two pools, playground and recreational vehicle storage.

      Comparable R-9, Casa Estates, is located at 860 W. 132nd Avenue, in Westminster, Colorado. This comparable property contains 364 sites, and is
      100.0 percent occupied. Casa Estates was developed in 1974, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $17.00 per month. Monthly rental rates are at $315.00, with refuse service included in monthly rental payment. Amenities include a clubhouse, pool, playground, exercise room and recreational vehicle storage.

      In our opinion, and based on conversations with the on-site manager, properties R-1, R-2 and R-4 compete most favorably with the subject property, with monthly rental rates ranging from $310.00 to $334.00 per site. The subject property is currently quoting monthly rental rates ranging at $343.00 to $362.00 per site, which is above the range of rental rates of our

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                                                                 Market Analysis
================================================================================

more comparable competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed six recent sales of manufactured housing communities located in the Denver Metropolitan Area. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Pine Lakes, is located at 10201 Riverdale Road, in Thornton, Colorado. This property contains 760 sites, situated on 183.67 acres of land area. The property was developed in 1972, and was in overall good condition at the time of sale. Amenities include two clubhouses, two pools, recreation room, tennis court, basketball court, and a playground. The property was approximately 90.0 percent occupied at the time of sale. The property was purchased for $12,500,000 as a combined transaction with sale I-2, which equates to $16,447 per site,

      Comparable Sale I-2, Redwood Estate II, is located at 9595 Pecos Street, in Thornton, Colorado. This property contains 752 sites, situated on
      128.22 acres of land area. Amenities include a clubhouse, pool, recreation room, playground and recreational vehicle storage. The property was approximately 93.0 percent occupied at the time of sale. The property was purchased for $12,500,000 as a combined transaction with sale I-1, which equates to $16,622 per site.

      Comparable Sale I-3, Canyon Ridge, is located at 5150 Airport Road, in Colorado Springs, Colorado. This property contains 250 sites, situated on
      31.36 acres of land area. Canyon Ridge was developed in 1972, and was in good condition at the time of sale. Amenities include a clubhouse, pool, recreation room and laundry facility. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $4,200,000, which equates to $16,800 per site.

      Comparable Sale I-4, Cottonwood Village, is located at 11990 S. Boulder Road, in Layfayette, Colorado. This property contains 241 sites, situated on 19.36 acres of land area. Cottonwood Village was developed in 1972, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool, recreation room, playground and laundry facility. The property was 100.0 percent occupied at the time of sale. The property was purchased for $4,800,000, which equates to $19,917 per site.

      Comparable Sale I-5, Canterbury Park, is located at 3020 S. Powers Boulevard, in Colorado Springs, Colorado. This property contains 496 sites, situated on 61.73 acres of land area. Canterbury Park was developed in 1985, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool

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
====================================================================================================================================
                                           SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        $EGI/Site
                                                                              Sales Price                            --------------
                                                                               Per Site                               $Expense/Site
                                 Sales Date       Land Area      Density       ---------                    EGIM      -------------
 Comp.     Name                  ----------       ---------      --------      Occupancy                    ----      Expense Ratio
  No.    Location                Sales Price      No. Sites      Condition      At Sale      $NOI/Site      OAR         % Of EGI
------------------------------------------------------------------------------------------------------------------------------------
  I-1    Pine Lakes                  7/96          183.67          4.14         $16,447       $1,563        N/A            N/A
         10201 Riverdale Road       -----          ------          ----         -------                     ---
         Thornton, Colorado     $12,500,000(1)       760           Good           90%                       9.50%

------------------------------------------------------------------------------------------------------------------------------------
  I-2    Redwood Estate II           7/96          128.22          5.86         $16,622       $1,579        N/A            N/A
         9595 Pecos Street           -----         ------          ----         -------                     ---
         Thornton, Colorado     $12,500,000(1)       752           Good           93%                       9.50%
------------------------------------------------------------------------------------------------------------------------------------
  I-3    Canyon Ridge                7/96           31.36          7.97         $16,800       $1,512        N/A            N/A
         5150 Airport Road           -----          -----          ----         -------                     ---
         Colorado Springs, CO     $4,200,000         250           Good           99%                       9.00%

------------------------------------------------------------------------------------------------------------------------------------
  I-4    Cottonwood Village          9/95           19.36         12.45         $19,917       $1,591        6.45x         $3,089
         11990 S. Boulder Road       ----           -----         -----         -------                     -----         ------
         Lafayette, Colorado      $4,800,000         241           Good           100%                      7.99%         $1,498
                                                                                                                          ------
                                                                                                                          48.50%
------------------------------------------------------------------------------------------------------------------------------------
  I-5    Canterbury Park             7/95           61.73          8.03         $18,750       $2,037        6.91x         $2,714
         3020 S. Powers Blvd.        ----           -----          ----         -------                     -----         ------
         Colorado Springs, CO     $9,300,000         496           Good           100%                      10.87%          $677
                                                                                                                            ----
                                                                                                                           24.95%
------------------------------------------------------------------------------------------------------------------------------------
  I-6    Woodland Hills              3/94           57.0           7.63         $18,391       $1,885        5.56x         $3,310
         1500 West Thornton          ----           ----           ----         -------                     -----         ------
         Thornton, Colorado       $8,000,000         435           Good           97%                       10.25%        $1,425
                                                                                                                          ------
                                                                                                                           43.05%
------------------------------------------------------------------------------------------------------------------------------------
Subject  Holiday Hills              - - -           98.0           7.52         - - -         $2,981         N/A          $4,223
         2000 W. 92nd                               ----           ----                                                   ------
         Avenue                                      737           Good           98%                                     $1,242
         Federal                                                                                                          ------
         Heights, CO                                                                                                      29.41%
------------------------------------------------------------------------------------------------------------------------------------
(1) Sale I-1 and I-2 were purchased as a combined transaction.
====================================================================================================================================

================================================================================================
                         SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
------------------------------------------------------------------------------------------------
 Comp.     Name                 Comparability to
  No.    Location                to the Subject                        Comments
------------------------------------------------------------------------------------------------
  I-1    Pine Lakes                 Similar              Good condition; Amenities include
         10201 Riverdale Road                               two clubhouses, two pools,
         Thornton, Colorado                                   recreation room, tennis,
                                                             basketball and playground.
------------------------------------------------------------------------------------------------
  I-2    Redwood Estate II          Similar              Good condition; Amenities include
         9595 Pecos Street                                 a clubhouse, pool, recreation
         Thornton, Colorado                               room, playground and RV storage.
------------------------------------------------------------------------------------------------
  I-3    Canyon Ridge              Inferior                     Developed in 1972;
         5150 Airport Road                               Good condition; Amenities include
         Colorado Springs, CO                              a clubhouse, pool, recreation
                                                             room and laundry facility.
------------------------------------------------------------------------------------------------
  I-4    Cottonwood Village        Inferior                   Developed in 1972; Good
         11990 S. Boulder Road                             condition; Amenities include a
         Lafayette, Colorado                              clubhouse, pool, recreation room,
                                                           playground and laundry facility.
------------------------------------------------------------------------------------------------
  I-5    Canterbury Park            Similar                   Developed in 1985; Good
         3020 S. Powers Blvd.                              condition; Amenities include a
         Colorado Springs, CO                              clubhouse, pool and RV storage.
------------------------------------------------------------------------------------------------
  I-6    Woodland Hills             Similar                   Developed in 1970; Good
         1500 West Thornton                                condition; Amenities include a
         Thornton, Colorado                               clubhouse, pool, playground and
                                                                  barbecue pavilion.
------------------------------------------------------------------------------------------------
Subject  Holiday Hills          Subject Property               Developed in 1960; Good
         2000 W. 92nd Avenue                               condition; Amenities include a
         Federal Heights, CO                               clubhouse, pool, spa, exercise
                                                            room, billiard room, library,
                                                            shuffleboards, activity room,
                                                          laundry facility and RV storage.
------------------------------------------------------------------------------------------------
(1) Sale I-1 and I-2 were purchased as a combined transaction.
================================================================================================

                                                                 Market Analysis
================================================================================

      and recreational vehicle storage. The property was 100.0 percent occupied at the time of sale. The property was purchased for $9,300,000, which equates to $18,750 per site.

      Comparable Sale I-6, Woodland Hills, is located at 1500 West Thornton, in Thornton, Colorado. This property contains 435 sites, situated on 57.0 acres of land area. Woodland Hills was developed in 1970, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool, playground and barbecue pavilion. The property was 97.0 percent occupied at the time of sale. The property was purchased for $8,000,000, which equates to $18,391 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 276,429 and 717,282, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 311,032 and 785,280, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 107,215 and 300,194, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 121,955 and 332,143, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $47,341 and $48,219, respectively, and are expected to increase to $46,491 and $60,519, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $39,937 and $36,797, respectively, and are expected to increase to $44,982 and $43,489, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997, are $18,192 and $19,519, respectively, and are expected to increase to $22,009 and $24,735, respectively, by the year 2002.

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                                                                 Market Analysis
================================================================================

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS. For additional demographic information, please refer to the NDS summary report in the Addenda of this report.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 24.95 to 48.50 percent of effective gross income levels, and $677 to $1,498 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 29.41 percent of effective gross income and $1,242 on a per site basis. The operating expenses at the subject are within the range of comparable properties on both a percentage of effective gross income and on a per site basis.

Market Supply and Demand

      There are a total of nine competing manufactured housing communities located within the subject's market, which total 3,623 sites, with a corresponding average occupancy rate of 99.0 percent. No specific absorption statistics were available. The subject property, based on conversations with management, has historically had occupancy rates consistent with competing parks, and is currently 98.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and has similar occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $295.00 to $334.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate above the range of the other competing parks, or at $343.00 to $362.00 per site.

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                                                                 Market Analysis
================================================================================

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $16,447 to $19,917 per site, with corresponding overall rates ranging from 7.99 to 10.87 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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

                                   SITE PLAN

                               [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located at the northwest corner of West 92nd Avenue, in Federal Heights, Adams County, Colorado. The subject site is irregular in shape and contains approximately 98.0 acres, or 4,268,748 square feet of land area. Topographically, the site is rolling and below street grade.

      Primary access to the subject site is available from West 92nd Avenue. Reported by the City of Federal Heights, the subject property has 87 out of the 737 sites in a flood plain area, dated August 2, 1996.

      The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1960. The subject improvements consist of a 737-site manufactured housing community, with two community centers, swimming pool, spa, exercise room, library, shuffleboards, activity room, laundry facility and recreational vehicle storage. Of the 737 total sites, approximately 473 sites are single-wide, while the remaining 264 sites are double-wide.

      The main community center consists of a manager's office, restroom facilities, open-space available for resident use, billiard room, exercise room, library, indoor shuffleboards, activity room, laundry facility and a fully equipped kitchen area. The second community center is located adjacent to the main community center, and consists of an open-space area and restroom facility.

      The swimming pool is located adjacent to the main community center, and the spa is located inside the main community center. Off-street parking is available for each resident. Site improvements within the park include: paved streets, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

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                                                            Property Description
================================================================================

      Holiday Hills is a functional manufactured housing community with good ingress and egress along West 92nd Avenue. Overall, the subject community appears to be well maintained and is in good condition. Holiday Hills is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Four Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Adams County is assessed at 29.0 percent of the Assessor's opinion of market value. The subject property is identified by tax parcel number 01719-21-2-00-007.

      The total amount of real estate taxes for 1996 payable in 1997 for the subject property amounts to $133,906. The total amount of real estate taxes for 1996 payable in 1997 equates to approximately $181.69 per site.

Zoning

      According to the City of Federal Heights zoning officials, the subject property is currently zoned R-4, Mobile Home Park. The subject property is a legal and conforming use for this zoned district.

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                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Holiday Hills, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $295.00 to $334.00;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate range at $343.00 to $362.00 per site, which is above the range of competing parks;

      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $16,447 to $19,917, with corresponding overall rates ranging from 7.99 to 10.87 percent;

      o Operating expenses are within industry standards for a park located in the mountain region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o     The population profile of the subject property is 100 percent adult;

      o The current occupancy rate at the subject property of 98.0 percent is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Four Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Four Star Park, presented in the National Overview section of this report; and,

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Holiday Hills will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

================================================================================


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

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

================================================================================


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

                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

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

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:


1. Jody L. Garbisch inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


/s/ Michael J. Schaeffer    /s/ Jody L. Garbisch     /s/ Stanley R. Dennis, Jr.
Michael J. Schaeffer        Jody L. Garbisch         Stanley R. Dennis, Jr., MAI
Director                    Associate Appraiser      Director, Manager

================================================================================


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

                                                                         ADDENDA
================================================================================

                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================

                                 POP-FACT SHEETS

================================================================================

Tue Nov 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

HOLIDAY HILLS
FEDERAL HEIGHTS, CO                            COORD: 39:51.81         105:00.35
--------------------------------------------------------------------------------
                                                     5.00 MILE        10.00 MILE
DESCRIPTION                                             RADIUS            RADIUS
--------------------------------------------------------------------------------

POPULATION
    2002 PROJECTION                                   311,032           785,280
    1997 ESTIMATE                                     276,429           717,282
    1990 CENSUS                                       229,659           622,936
    1980 CENSUS                                       204,466           602,608
    GROWTH 1980 - 1990                                  12.32%             3.37%

HOUSEHOLDS
    2002 PROJECTION                                   121,955           332,143
    1997 ESTIMATE                                     107,215           300,194
    1990 CENSUS                                        84,489           247,292
    1980 CENSUS                                        68,647           228,523
    GROWTH 1980 - 1990                                  23.08%             8.21%

1997 ESTIMATED POPULATION BY RACE                     276,429           717,282
    WHITE                                               86.67%            79.57%
    BLACK                                                1.19%             5.58%
    ASIAN & PACIFIC ISLANDER                             4.01%             3.06%
    OTHER RACES                                          8.14%            11.79%

1997 ESTIMATED POPULATION                             276,429           717,282
    HISPANIC ORIGIN                                     16.74%            20.43%

OCCUPIED UNITS                                         84,489           247,292
    OWNER OCCUPIED                                      67.16%            57.16%
    RENTER OCCUPIED                                     32.84%            42.84%
    1990 AVERAGE PERSON PER HH                           2.71              2.48

1997 ESTIMATED HH BY INCOME                           107,215           300,194
    $150,000 +                                           1.50%             2.49%
    $100,000 TO $149,999                                 3.12%             3.98%
    $ 75,000 TO $ 99,999                                 6.42%             6.56%
    $ 50,000 TO $ 74,999                                23.95%            20.59%
    $ 35,000 TO $ 49,999                                22.37%            18.60%
    $ 25,000 TO $ 34,999                                15.31%            13.87%
    $ 15,000 TO $ 24.999                                13.75%            14.43%
    $ 5,000 TO $ 14,999                                 10.42%            14.56%
    UNDER $ 5,000                                        3.15%             4.91%

1997 EST. AVERAGE HH INCOME                           $47,341           $48,219
1997 EST. MEDIAN HH INCOME                            $39,937           $36,797
1997 EST. PER CAPITA INCOME                           $18,192           $19,519

Tue Nov 25, 1997                                                         Page 1

                              CUSTOM SUMMARY REPORT
                        (POP 80-02, HR 80-02, INC 80-02)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

HOLIDAY HILLS
FEDERAL HEIGHTS, CO                            COORD: 39:51.81         105:00.35
--------------------------------------------------------------------------------
                                                     5.00 MILE        10.00 MILE
DESCRIPTION                                             RADIUS            RADIUS
--------------------------------------------------------------------------------

POP_80: TOTAL                                         204,466           602,608
POP_90: TOTAL                                         229,659           622,936
POP_97: TOTAL (EST.)                                  276,429           717,282
POP_02: TOTAL (PROJ.)                                 311,032           785,280
HH_80: TOTAL                                           68,647           228,523
HH_90: TOTAL                                           84,489           247,292
HH_97: TOTAL (EST.)                                   107,215           300,194
HH_02: TOTAL (PROJ.)                                  121,955           332,143
INC_80: PER CAPITA (EST.)                              $7,824            $7,813
INC_9O: PER CAPITA                                    $13,573           $13,711
INC_97: PER CAPITA (EST.)                             $18,192           $19,519
INC_02: PER CAPITA (PRO                               $22,009           $24,735
HH_90_BY INCOME_89: MEDIAN                            $33,188           $28,525
HH_97_BY INCOME: MEDIAN                               $39,937           $36,797
HH_02_BY INCOME: MEDIAN                               $44,982           $43,489
NH_80_BY INCOME_79: AVERAGE                           $23,304           $20,603
HH_90_BY INCOME_89: AVERAGE                           $36,758           $34,175
HH_97_BY INCOME: AVERAGE                              $47,341           $48,219
HH_02_BY INCOME: AVERAGE                              $56,491           $60,519

================================================================================

                               LEGAL DESCRIPTION

================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

The South 1/2 of the Northeast 1/2 of the Northwest 1/4 of Section 21, Township 2 South, Range 68 West of the 6th Principal Meridian, except the East 30 feet thereof;

                                      and

The Southeast 1/4 of the Northwest 1/4 of said Section 21, except the East 30 feet and the South 30 feet thereof;

                                      and

The Southwest 1/4 of the Northwest 1/4 of said Section 21, except the South 30 feet thereof and except the following described parcel of land:

      Beginning at the Southwest corner of said Southwest 1/4 of the Northwest 1/4 of Section 21;

      thence North 00(degree)04'12" East, 30.00 feet to the true point of beginning;

      thence North 89(degree)38'23" West and parallel to the South line of said Southwest 1/4 of the Nrothwest 1/4 of Section 21, 428.39 feet;

      thence North 00(degree)21'37" East, 67.51 feet;

      thence Northwesterly along the arc of a circle whose central angle is 23(degree)14'00" left and whose radius is 112.00 feet, a distance of 45.42 feet;

      thence North 50(degree)46'30" East, 116.62 feet;

      thence South 89(degree)38'23" East and parallel to the South line of said Southwest 1/4 of the Northwest 1/4 of Section 21, 346.66 feet to the East line of said Southwest 1/4 of the Northwest 1/4 of Section 21;

      thence South 00(degree)04'12" West, 186.00 feet to the true point of beginning;

      containing 96.055 Acres (4,184,145 Square feet);

All located in the Town of Federal Heights, Adams County, Colorado, and steel pins and iron pipes and caps stamped "2828" were set at the property corners and 30 foot offset corners as shown and that this plot is a true representation thereof.

--------------------------------------------------------------------------------

================================================================================

                          QUALIFICATIONS OF APPRAISERS

================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                JODY L. GARBISCH

Education

Bachelor of Science Degree in Finance, concentration in Real Estate, from the College of Commerce and Business Administration at the University of Illinois, Urbana-Champaign, Illinois, 1997.

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

     Urban Real Estate Valuation
     Urban Economics
     Real Estate Financial Markets
     Real Estate Investments
     Real Estate Law
     Real Estate Fundamentals

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services.

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A        Fundamentals and Principles of Real Estate Appraisal
      Course I-B        Capitalization Theory and Techniques
      Course II-I       Case Studies in Real Estate Valuation
      Course II-2       Valuation Analysis and Report Writing
      Course II-3       Standards of Professional Practice
      Course IV         Litigation/Condemnation Valuation
      Course VI         Investment Analysis
      Course VIII       Residential Case Studies
      Course X          Market Analysis

      Seminar           Feasibility Analysis and Highest and Best Use
      Seminar           Discounted Cash Flow Analysis
      Seminar           Cash Equivalency
      Seminar           Subdivision Analysis
      Seminar           Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================


MARKET STUDY OF REAL PROPERTY

California Hawaiian
3637 Snell Avenue
San Jose, Santa Clara County, California


================================================================================

As of December 2, 1997



Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

              [Letterhead of Cushman & Wakefield of Illinois, Inc.]

December 12, 1997


Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:  Market Study of Real Property
     California Hawaiian
     3637 Snell Avenue
     San Jose, Santa Clara County, California 95136

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                  - 2 -                     December 12, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Nancy D. Piekos

Nancy D. Piekos
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                      California Hawaiian

Location:                           3637 Snell Avenue
                                    San Jose, Santa Clara County, California

Assessor's Parcel Number:           Based on information provided by Santa Clara
                                    County records, the subject property is
                                    identified by Assessor's Parcel Number
                                    462-19-005-00.

Date of Inspection:                 The property was inspected  December 2,
                                    1997.

Ownership:                          The subject property is legally entitled to
                                    MHC Operating Limited Partnership, an
                                    Illinois limited partnership.

Land Area:                          Based on information provided by the
                                    property's legal plat of survey, the subject property contains approximately 49.63 acres of land area, or 2,161,883 square feet.

Zoning: Based on information provided by the City of San Jose zoning department, the subject property is zoned T-M, Mobile Home Park District. The subject property is a legal and conforming use under the current zoning classification.

Improvements
   Type:                            A manufactured housing community.

   Year Built:                      The subject property was originally
                                    developed in approximately 1970.

   Size: The subject property consists of a 412-site manufactured housing community.

   Condition:                       At the time of inspection, the subject
                                    property was in very good condition.

Property Rating:                    Five Star manufactured home community.

Special Assumptions:                1. Information regarding the subject
                                    property, including its physical
                                    characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Summary of Salient Facts
================================================================================

                                    2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                    3. Our market and consulting report
                                    regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                    4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                    5. Please refer to the complete list of
                                    assumptions and limiting conditions included at the end of this report.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................6
  Identification of Property...................................................6
  Property Ownership and Recent History........................................6
  Purpose and Function of the Market Study and Consulting Assignment...........6
  Scope of the Market Study and Consulting Assignment..........................6
  Date of Property Inspection..................................................6
  Definitions and Other Pertinent Terms........................................6

REGIONAL ANALYSIS..............................................................9

NEIGHBORHOOD ANALYSIS.........................................................15

MARKET ANALYSIS...............................................................16
  National Overview...........................................................16
  Competition.................................................................23
  Comparable Manufactured Housing Community Sales.............................28
  Demographic Trends..........................................................30
  Expense Analysis............................................................30
  Market Supply and Demand....................................................31
  Conclusion..................................................................31

PROPERTY DESCRIPTION..........................................................33
  Site Description............................................................33
  Improvements Description....................................................33

REAL PROPERTY TAXES AND ASSESSMENTS...........................................34

ZONING........................................................................34

CONCLUSION....................................................................35

ASSUMPTIONS AND LIMITING CONDITIONS...........................................36

CERTIFICATION.................................................................38

ADDENDA.......................................................................39
  Pop-Fact Sheets
  Legal Description
  Qualifications of Appraisers

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                               [PICTURE OMITTED]

           Front Entrance of the Subject Property Along Snell Avenue


                               [PICTURE OMITTED]

                     Exterior View of the Community Center

================================================================================


                                       1
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                               [PICTURE OMITTED]

                      Interior View of the Community Center


                               [PICTURE OMITTED]

                      Interior View of the Community Center

================================================================================


                                       2
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                               [PICTURE OMITTED]

        Exterior View of the Community Center, Comprising the Pool Area


                               [PICTURE OMITTED]

                      Exterior View of the Playground Area

================================================================================


                                       3
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
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                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                               [PICTURE OMITTED]

                   Typical Lake Views within the Subject Park


                               [PICTURE OMITTED]

                   Typical Lake Views Within the Subject Park

================================================================================


                                       4
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                               [PICTURE OMITTED]

                  Typical Street Scene within the Subject Park


                               [PICTURE OMITTED]

                  Typical Street Scene within the Subject Park

================================================================================


                                        5
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 412-site manufactured housing community, situated on approximately 49.63 acres of land area, located along Snell Avenue, within the city limits of San Jose, Santa Clara County, California. The property's street address is 3637 Snell Avenue. The property was constructed in 1970, and was 99.51 percent occupied at the time of inspection, with only two vacant sites available.

Property Ownership and Recent History

      The subject property is currently entitled to MHC Operating Limited Partnership, an Illinois limited partnership. The subject property was most recently acquired by current ownership in March, 1997, for a reported sales price of $23,300,000, or approximately $56,553 per site. The subject property was originally developed in 1970, with 412 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 2, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

================================================================================


                                       6
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    Introduction
================================================================================

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the west side of Snell Avenue, just north of its intersection with Capitol Expressway, within the San Jose city limits, Santa Clara County, California. The street address of the subject property is 3637 Snell Avenue, San Jose, California. The property is identified by tax parcel number 462-19-005-00, according to Santa Clara County records. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

================================================================================


                                       7
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                  REGIONAL MAP


                                  [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

Introduction

      The subject property is located within the city of San Jose, Santa Clara County, California, and as such is part of a region commonly known as the San Francisco Bay Area. The greater San Francisco Bay Area consists of nine counties: Alameda, Contra Costa, Marin, Napa, San Francisco, San Mateo, Santa Clara, Solano, and Sonoma. Please refer to the map on the facing page, which shows the subject property's location in the region.

      The market value of real property is influenced by the economic, political, physical and social characteristics of the overall economic region of which it is a part. Following is an overview of the San Francisco Bay Area Region focusing on some of its more important characteristics.

Population

      Historical and projected population trends between 1960 and 2000 for the nine Bay Area counties, and for the State of California as a whole, as shown as follows:

=================================================================================================================================

                                                         HISTORIC POPULATION
                                              (Bay Area Region and State of California)

=================================================================================================================================
                 1960         1970                      1980                     1990                    2000
                 ----------------------------------------------------------------------------------------------------------------
County           Population   Population    Average     Population   Average     Population   Average    Population    Average
                                            Annual                   Annual                   Annual                   Annual
                                            Growth                   Growth                   Growth                   Growth
=================================================================================================================================
Alameda          908,209      1,073,184     1.7%        1,105,379    0.3%        1,276,702    1.5%       1,364,600     1.4%
Contra Costa     409,030      558,389       3.2         656,380      1.6         803,732      2.0        882,700       2.0
Marin            146,820      206,038       3.4         222,568      0.8         230,096      0.3        234,600       1.3
Napa             65,890       79,140        1.8         99,199       2.3         110,765      1.1        121,150       1.9
San Francisco    740,316      715,674       (0.3)       678,974      (0.5)       723,959      0.6        759,900       1.0
Santa Mateo      444,387      556,234       2.3         587,329      0.5         649,623      1.0        696,450       1.4
Santa Clara      642,315      1,064,714     5.2         1,295,071    2.0         1,497,577    1.5        1,611,200     1.5
Solano           134,597      169,941       2.4         235,203      3.3         340,421      3.8        379,350       2.3
Sonoma           147,375      204,885       3.3         299,681      3.9         388,222      2.6        432,000       2.2
=================================================================================================================================
Nine-County      3,638,939    4,628,199     2.4%        5,179,784    1.1%        6,021,097    1.5%       6,492,950     1.6%
California       15,717,200   19,953,100    2.4         23,668,600   1.7         29,760,000   2.3        32,344,000    1.7
=================================================================================================================================

      The San Francisco Bay Area's current population is an estimated 6.5 million; the Bay Area is the nation's fourth largest metropolitan area. Growth was most vigorous between 1960-1970 and occurred primarily in the suburbs surrounding San Francisco.

================================================================================


                                       9

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               Regional Analysis
================================================================================

      From 1960 to 1980, the fastest growing counties were Santa Clara, Contra Costa and Sonoma. During the 1980s, the fastest growing counties were Sonoma, Solano, Napa and Contra Costa. Contra Costa and Santa Clara Counties showed the largest gains in total number of persons. Between 1990 and 1995 the fastest growing counties were Solano and Sonoma, with Santa Clara, Alameda, and Contra Costa counties again showing the largest gain in total persons.

      The following chart summarizes projected population figures for the nine Bay Area counties through the year 2015. Santa Clara, Alameda, and Contra Costa Counties are projected to experience the greatest increase in terms of absolute numbers. Solano County is projected to experience the greatest percentage increase over the next 20 years.

====================================================================================================================================
                                       PROJECTED POPULATION IN THE SAN FRANCISCO BAY REGION
====================================================================================================================================
                                                       Projected                               % Projected        Average Annual
                  Actual      -------------------------------------------------------------      Change               Growth
County             1995            2000            2005            2010           2015          1995-2015            1995-2015
====================================================================================================================================
Alameda            1,364,600       1,453,000       1,518,700       1,556,600     1,591,500        16.6%                 0.8%
Contra Costa         882,700         962,900       1,059,500       1,120,000     1,169,400        32.5%                 1.6%
Marin                245,600         255,650         263,250         271,950       278,150        13.2%                 0.7%
Napa                 121,150         132,700         138,800         144,700       152,500        25.9%                 1.3%
San Francisco        759,900         780,400         789,100         800,600       795,800         4.7%                 0.2%
San Mateo            696,450         727,300         754,750         746,950       755,350         8.4%                 0.4%
Santa Clara        1,611,200       1,719,150       1,790,050       1,844,300      1880,650        16.7%                 0.8%
Solano               379,350         423,300         472,200         513,400       531,700        40.2%                 2.0%
Sonoma               432,000         476,900         509,900         541,100       565,900        31.0%                 1.6%
               ---------------------------------------------------------------------------------------------------------------------
Region             6,492,950       6,931,300       7,539,600       7,539,600     7,720,950        18.9%                 0.9%
====================================================================================================================================

Housing

      Similar to many areas in the country, the Bay Area has experienced an inverse relationship between residential and commercial real estate markets. The housing supply has lagged behind demand, driving prices up beyond the reach of most area residents and forcing them to find more affordable housing elsewhere. San Francisco, Oakland, Sunnyvale, Santa Clara and Palo Alto top the Bay Area in net commuters and conditions are unlikely to improve. ABAG reports that "inadequate housing production and high housing prices remains the most serious constraints to the economic health of the region." Although availability of land would not appear to be a problem in most areas, public policy and infrastructure constraints do pose limitations to residential development.

================================================================================


                                       10
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               Regional Analysis
================================================================================

Economy

      The Bay Area's economic base is constantly growing in size and diversity. The economy is not oriented toward heavy manufacturing or mature industries; these have moved out of the area in the last 10 years. High-technology manufacturing and research now play significant roles in the economy. Although industrial growth is cyclical, it should remain strong over the long term. San Francisco, and the region as a whole, is shifting away from goods-production and toward service-oriented activities and high-technology manufacturing, which fosters economic stability.

      A table illustrating historical employment growth, by county, in the San Francisco Bay Area Region is presented below. Jobs growth in absolute terms increased the most during the 1970s, followed by the 1980s.

====================================================================================================================================
                                  HISTORICAL EMPLOYMENT GROWTH IN THE SAN FRANCISCO BAY REGION
====================================================================================================================================
County          1960           1970            1980           1990           1995           % Change       % Change        % Change
                                                                                            1990-1995      1970-1980       1980-1990
====================================================================================================================================
Alameda               310,700         404,000        513,800        620,980        608,770      -2.0%           27%             21%
Contra Costa           85,100         125,300        201,200        303,830        298,420      -1.8%           61%             51%
Marin                  27,000          45,600         77,900        101,060        104,870       3.8%           71%             30%
Napa                   15,500          21,700         35,800         47,710         50,000       4.8%           65%             33%
San Francisco         385,700         440,300        552,200        566,640        534,610      -5.6%           25%             3%
San Mateo             113,300         183,700        259,800        311,600        318,350       2.2%           41%             20%
Santa Clara           222,800         380,900        702,900        852,080        827,350      -2.9%           85%             21%
Solano                 35,700          53,600        103,400        149,890        164,030       9.4%           93%             45%
Sonoma                 39,400          49,900         90,800        119,210        121,890       2.2%           82%             31%
                -------------- --------------- -------------- -------------- -------------- -------------- --------------- =========
Region              1,235,200       1,705,000      2,537,800      3,073,000      3,028,920      -1.4%           49%             21%
====================================================================================================================================

      The Bay Area economy and job market was negatively impacted in recent years by the national recession, military base closures, and the trend in corporate downsizing and mergers. The region as a whole lost over 44,000 jobs. Significant job losses were experienced in the manufacturing, construction, wholesale and retail trade. FIRE and government sectors. The service sector actually added 60,000 jobs during the time period.

      According to the ABAG, the Bay Area experienced a net decline of 134,000 jobs between July 1990 and August 1993. From 1993 to 1995, only 70,000 jobs had been added according to the Employment Development Department. ABAG projects that the region will add approximately 54,000 jobs annually between 1995 and 2000. The projected growth is significantly lower than the historic job growth during the previous decades
================================================================================


                                       11
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
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

                                                               Regional Analysis
================================================================================

(57,000 new jobs annually during the 1980s and 81,000 new jobs annually during the 1970s).

     A table illustrating projected jobs by industry is displayed in the following table. Growth will occur primarily in the service, wholesale trade, and transportation/communication/utilities sectors. Overall, ABAG projects that over 990,000 new jobs will become available during the next 20-year period between 1995 and 2015. This is an average annual increase of 1.6 percent compared to the projected population growth rate of 0.9 percent.

====================================================================================================================================
                                            SAN FRANCISCO BAY AREA REGIONAL PROJECTIONS
====================================================================================================================================
     Industry         1990                1995               2000                2005               2010                2015
------------------------------------------------------------------------------------------------------------------------------------
Agriculture,
  Mining                   35,220              34,200             33,030              31,780             31,090              28,230
Construction              141,970             135,420            160,610             176,430            181,410             181,960
Manufacturing             494,670             454,800            491,730             524,080            561,440             584,820
  High Technology*        263,720             236,380            263,400             279,210            293,690             307,000
Transp., Comm.,
Utilities                 182,130             185,910            210,970             225,530            244,350             264,670
Wholesale Trade           184,130             172,170            193,100             223,750            239,060             252,810
Retail Trade              514,920             487,190            528,660             577,320            621,570             654,160
F.I.R.E.                  220,040             208,740            224,910             237,730            245,070             259,430
Services                1,019,190           1,080,850          1,195,380           1,320,400          1,428,260           1,522,220
  Business Services*      356,600             378,150            441,910             505,020            564,260             632,610
Government                280,730             268,990            260,410             268,620            274,270             273,480
------------------------------------------------------------------------------------------------------------------------------------
Total Jobs              3,073,000           3,028,290          3,298,800           3,585,640          3,826,520           4,021,780
====================================================================================================================================

Transportation

      The Bay Area Rapid Transit (BART) system provides passenger rail service throughout the Bay Area. The modern, high-speed BART system currently serves San Francisco and the East Bay cities of Fremont, Union City, Hayward, San Leandro, Oakland, Alameda, Berkeley, San Pablo, El Cerrito, Richmond, Orinda, Lafayette, Walnut Creek, Pleasant Hill, and Concord. Eventually, the East Bay lines may be expanded. The Concord line is currently being extended north to Antioch. Future plans involve adding a new line which will connect Hayward, in southern Alameda county, and Livermore, in eastern Alameda County. Additionally, a new BART line is being planned for service between San Francisco and the airport in Burlingame in San Mateo County.

Income

      The Bay Area had the highest average household income in California in 1990; one reason is that the region also leads the state in the percentage of women who work. About 70 percent of all Bay Area women are employed, compared with a statewide average of 63 percent, according to the Center for Continuing Study of California. Actual 1995 average

================================================================================


                                       12
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               Regional Analysis
================================================================================

household incomes for the Bay Area, and projections for 2015, are shown in the table below.

====================================================================================================================================
                                         SAN FRANCISCO BAY REGION MEAN HOUSEHOLD INCOME
                                                   (IN CONSTANT 1995 DOLLARS)
====================================================================================================================================
                                                                                                                    1995-2015
           Area                        1995                       2005                       2015                 Percent Change
------------------------------------------------------------------------------------------------------------------------------------
Alameda County                       $58,800                     $68,700                    $78,000                     33%
Contra Costa County                   70,400                      83,400                     95,800                     36%
Marin County                          86,800                     108,600                    125,300                     44%
Napa County                           58,400                      70,100                     81,300                     39%
San Francisco County                  59,600                      73,400                     94,300                     41%
San Mateo County                      77,800                      94,400                    109,500                     41%
Santa Clara County                    73,800                      87,200                     98,700                     34%
Solano County                         54,900                      64,700                     72,500                     32%
Sonoma County                         58,100                      69,700                     79,500                     37%
Total Region                         $66,900                     $79,800                    $90,900                     36%
====================================================================================================================================

Source:  Association of Bay Area Governments
         Projections-96, December 1995

Summary

      The subject property is located in the fourth largest metropolitan area in the U.S. Historically, regional population and employment growth have out paced the nation's. The Bay Area is the wealthiest region in California in terms of average household income.

      The area has recovered from recessionary economic conditions which plagued the early-1990's. Job growth over the next five years is forecast to be moderate given the weak recovery in high technology, continued restructuring of other major job sectors including finance and business services, and local military base closures.

      On the other hand, the Bay Area benefits from a diverse economy which is well positioned to remain the economic center for northern California, as well as the western United States. The region is also well located to serve the Pacific Rim. The Bay Area is faring better than the remainder of the state in terms of economic growth.

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                                       13
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                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                NEIGHBORHOOD MAP


                                  [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

      The subject property is situated along the west side of Snell Avenue, just north of its intersection with Capitol Expressway, within the city limits of San Jose, Santa Clara County, California. The subject's immediate neighborhood is bordered by mountainous terrain to the north, Capitol Expressway to the south, the Monterey Highway (State Route 82) to the east, and State Route 87 to the west. The subject's immediate area along Snell Avenue is predominantly developed with service commercial uses at the intersection of Snell Avenue and Capitol Expressway, and light industrial and office uses along Snell Avenue, across the street from the subject property.

      The subject property is immediately bounded by Snell Avenue to the east. Snell Avenue is a secondary two-lane, north-south thoroughfare, within the vicinity of the subject property. Snell Avenue provides access to Capitol Expressway, which in turn provides direct access to State Route 87 to the west, Monterey Highway to the east, as well as to U.S. Highway 101 which is situated approximately 2.5 miles east of the subject property.

      The subject property enjoys good visibility along Snell Avenue, and primary access to the subject's main entrance to the park is accessed directly off of Snell Avenue. Other developments along Snell Avenue consists of light industrial and professional office uses, situated across the street from the subject property, located along the east side of Snell Avenue.

      As previously mentioned, the subject property is located within the San Jose city limits. The majority of the commercial and retail establishments serving the subject's immediate area are located within one mile of the subject property, along Monterey Road and Almaden Road. According to Equifax National Decision Systems (ENDS), the 1997 estimated population of the city of San Jose is 844,225. The local population is projected to increase to 894,496 by the year 2002. The 1997 estimated total number of households is 275,416, which is projected to increase to 295,394 households by the year 2002.

      The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, with unemployment steadily decreasing. The growth in population is anticipated to increase.

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                                       15
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 MARKET ANALYSIS
================================================================================

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in California; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in California.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=================================================================================================
  1997                    Firm Name          State          No. of Sites     No. of Communities
  Rank                                                      Owned/Managed       Owned/Managed
-------------------------------------------------------------------------------------------------
    1      Sun Communities                    California       30,295/0             84/0
-------------------------------------------------------------------------------------------------
    2      ROC Communities                    Colorado       22,441/7,167           77/36
-------------------------------------------------------------------------------------------------
    3      Manufactured Home Communities      Illinois        27,349/838            69/3
-------------------------------------------------------------------------------------------------
    4      Ellenburg Capital                  Florida          25,173/0             63/0
-------------------------------------------------------------------------------------------------
    5      Lautrec Ltd.                       California       22,652/0             58/0
-------------------------------------------------------------------------------------------------
    6      Chateau Properties                 California       20,003/0             47/0
-------------------------------------------------------------------------------------------------
    7      Clayton Homes                      Tennessee        18,000/0             66/0
-------------------------------------------------------------------------------------------------
    8      Clayton, Williams and Sherwood     California       16,946/0             44/0
-------------------------------------------------------------------------------------------------
    9      UNIPROP                            California       14,931/0             40/0
-------------------------------------------------------------------------------------------------
   10      The Bloch Organization             California       14,379/0             37/0
=================================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, California, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and

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                                       16
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                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, California. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                       17
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
  Year       ROC      MHC     Chateau     Sun     United    Total    Annual
                                                                     Growth
--------------------------------------------------------------------------------
  1996     29,608    28,187   20,003    30,295    5,234    113,327   17.0%
--------------------------------------------------------------------------------
  1995     27,910    26,237   19,594    18,000    4,850     96,591    9.0%
--------------------------------------------------------------------------------
  1994     26,231    28,407   15,689    13,500    4,623     88,450   37.8%
--------------------------------------------------------------------------------
  1993     20,142    14,700   15,261     9,036    5,050     64,189   17.8%
--------------------------------------------------------------------------------
  1992     18,745    12,873   10,032     7,600    5,200     54,450    N/A
--------------------------------------------------------------------------------
  1991      9,030    13,079    9,759     N/R      N/R       N/A       N/A
--------------------------------------------------------------------------------
N/R = No report                     N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United (23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                       18
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                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

================================================================================
                               REIT MARKET UPDATE
--------------------------------------------------------------------------------
  Company     Price     Current   52 Week    52 Week     Annual     12 Mth
  Symbol    (9/19/97)    Yield      High       Low      Dividend   Tot Rtn
--------------------------------------------------------------------------------
CPJ          $29.688     5.8%     $31.125    $22.250      1.72      26.6%
--------------------------------------------------------------------------------
MHC          $25.625     5.2%     $26.428    $18.875      1.32      30.7%
--------------------------------------------------------------------------------
SUI          $37.428     5.0%     $ 38.00    $27.750      1.88      31.8%
--------------------------------------------------------------------------------
UMH          $11.625     6.0%     $13.625    $10.875      0.70      -1.7%
--------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

================================================================================


                                       19
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                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

================================================================================


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

                                                                 Market Analysis
================================================================================

      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;
      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes; Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.

================================================================================


                                       21
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                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
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

                                                                 Market Analysis
================================================================================

      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o     Recreation, some or all of the following: swimming pool
            (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

================================================================================


                                       22
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

Competition

      We have surveyed six manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 2,136 sites. The combined occupancy rate of these six manufactured housing communities, including the subject property, is approximately 99.49 percent. Excluding the subject property in our survey, the combined occupancy rate is approximately 99.48 percent, based on 1,724 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

================================================================================


                                       23
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                                                             WAKEFIELD(R)
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                                                     ---------------------------

=============================================================================================================================
                                       SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
-----------------------------------------------------------------------------------------------------------------------------
                                         Number                             Age
                                        Of Sites                         ---------
                                        --------                         Condition                   Services       Date Of
  Comp.                Name             Occupancy                        ----------      Monthly     Provided     Last Rental
   No.               Location             Level         Amenities      Park Rating(1)     Rent        in Rent       Increase
-----------------------------------------------------------------------------------------------------------------------------
  R-1     Eastridge Mobile Estates        187          Clubhouse         1980         $450.00/Mo.     Water          1997
          1955 Quimby Road                ---          Pools/Spa         ----              To         Sewer
          San Jose, California           98.40%       Laundry/Sauna      Good         $560.00/Mo.
                                                      Tennis Courts      ----
                                                       Playground        3*-4*
-----------------------------------------------------------------------------------------------------------------------------
   R-2    Magic Sands                     542          Clubhouse         1968         $400.00/Mo.     None           1997
          165 Blossom Hill Road           ---          Pool/Spa          ----              To
          San Jose, California            100%       Sauna/Laundry       Good         $750.00/Mo.
                                                       RV Storage        ----
                                                                         3*-4*
-----------------------------------------------------------------------------------------------------------------------------
   R-3    Chateau LaSalle                  434         Clubhouse         1979         $550.00/Mo.     Water          1997
          2681 Monterey Road               ----        Pool/Spa          ----
          San Jose, California            98.62%     Sauna/Laundry     Very Good
                                                     Tennis Courts     ---------
                                                       RV Storage        4*-5*
-----------------------------------------------------------------------------------------------------------------------------
   R-4    Coyote Creek MHP                 182         Clubhouse         1971         $460.00/Mo.     None           1997
          2580 Senter Road                 ---         Pool/Spa          ----             To
          San Jose, California             100%       Sauna/Laundry     Average       $630.00/Mo.
                                                       Playground       -------
                                                       RV Storage        3*-4*
-----------------------------------------------------------------------------------------------------------------------------
   R-5    La Buona Vita(2)                 108         Clubhouse         1977         $375.00/Mo.     None           1997
          445 N. Capitol Avenue            ----        Pool/Spa          ----             To
          San Jose, California             100%      Sauna/Laundry       Good         $550.00/Mo.
                                                      RV Storage         ----
                                                                         3*-4*
-----------------------------------------------------------------------------------------------------------------------------
   R-6    Village of the Four Seasons      271         Clubhouse         1971         $550.00/Mo.     Sewer          1997
          200 Ford Road                    ----        Pool/Spa          ----                        Refuse
          San Jose, California             100%      Sauna/Laundry       Good
                                                                         ----
                                                                         3*-4*
-----------------------------------------------------------------------------------------------------------------------------
 Subject  California Hawaiian               412        Clubhouse         1970         $547.00/Mo.     None        May, 1997
          3637 Snell Avenue                 ----       2 Pools/Spas      ----
          San Jose, California             99.51%     Sauna/Laundry    Very Good
                                                      Shuffleboard     ---------
                                                       Playground         5*
                                                       RV Storage
-----------------------------------------------------------------------------------------------------------------------------
(1)   Ratings from One Star to Five Star Parks are defined in the National
      Overview section of this report.
(2)   Senior park for residents 55 years of age or older.
(3)   According to the rent control ordinance governed by the city of San Jose, the annual increase is equivalent to 75.0% of the CPI increase or 3.0%
      minimum, which ever is greater. The rental increase is capped at 7.0%.
=============================================================================================================================

=================================================================
      SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
-----------------------------------------------------------------
                                                3-Year
                                                Average
  Comp.                Name                  Annual Rental
   No.               Location                  Increase
-----------------------------------------------------------------
   R-1     Eastridge Mobile Estates     Over the past 3 year
          1955 Quimby Road             period, the monthly
          San Jose, California         rental rate has
                                       increased by the CPI,
                                       pursuant to the rent
                                       control ordinance.(3)
-----------------------------------------------------------------
   R-2    Magic Sands                  Over the past 3 year
          165 Blossom Hill Road        period, the monthly
          San Jose, California         rental rate has
                                       increased by the CPI,
                                       pursuant to the rent
                                       control ordinance.(3)
-----------------------------------------------------------------
   R-3    Chateau LaSalle              Over the past 3 year
          2681 Monterey Road           period, the monthly
          San Jose, California         rental rate has
                                       increased by the CPI,
                                       pursuant to the rent
                                       control ordinance.(3)
-----------------------------------------------------------------
   R-4    Coyote Creek MHP             Over the past 3 year
          2580 Senter Road             period, the monthly
          San Jose, California         rental rate has
                                       increased by the CPI,
                                       pursuant to the rent
                                       control ordinance.(3)
-----------------------------------------------------------------
   R-5    La Buona Vita(2)             Over the past 3 year
          445 N. Capitol Avenue        period, the monthly
          San Jose, California         rental rate has
                                       increased by the CPI,
                                       pursuant to the rent
                                       control ordinance.(3)
-----------------------------------------------------------------
   R-6    Village of the Four Seasons  Over the past 3 year
          200 Ford Road                period, the monthly
          San Jose, California         rental rate has
                                       increased by the CPI,
                                       pursuant to the rent
                                       control ordinance.(3)
-----------------------------------------------------------------
 Subject  California Hawaiian          The monthly rental rate
          3637 Snell Avenue            has increased by CPI
          San Jose, California         over the past three year
                                       period, pursuant to the
                                       rent control ordinance,
                                       or approximately 3.0
                                       percent per year.(3)
-----------------------------------------------------------------

(1) Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
(2)   Senior park for residents 55 years of age or older.
(3) According to the rent control ordinance governed by the city of San Jose, the annual increase is equivalent to 75.0% of the CPI increase or 3.0% minimum, which ever is greater. The rental increase is capped at 7.0%.
================================================================================

                       COMPETING MANUFACTURED HOUSING MAP


                                  [MAP OMITTED]

                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $375.00 to $750.00 per site, on a monthly basis. According to the most recent rent roll, dated October 22, 1997, rents currently being achieved at the subject property range from $503.01 per site to $705.56 per site. The subject property is currently quoting a monthly rental rate within the market range as previously mentioned, or at $547.00 per site. The last rental rate increase at the subject property was as of May 1, 1997 and the monthly rental rate increased by 3.0 percent.

      As the subject property is governed by the City of San Jose, the subject property is subject to the "rent control" ordinance whereby the monthly rental rate can only be increased (annually) by 75.0 percent of the change/increase of the Consumer Price Index of the San Francisco Bay area, or a minimum of 3.0 percent, which ever is greater, and the rent increase is capped at 7.0 percent per year.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Eastridge Mobile Estates, is located at 1955 Quimby Road, in San Jose, California. This comparable property contains 187 sites, and is presently 98.40 percent occupied, with approximately three vacant sites available. Eastridge Mobile Estates is a family park which was originally developed in 1980, and is considered to be in overall good condition. Reportedly, the monthly rental payment has increased annually over the past three year period, according to the CPI, pursuant to the rent control ordinance. At present, the monthly rental rate for all sites within the park ranges from $450.00 to $560.00. The monthly rental rate includes water and sewer services. Amenities at the property include a clubhouse, pool/spa, sauna, laundry facility, tennis courts, and playground.

      Comparable R-2, Magic Sands, is located at 165 Blossom Hill Road, in San Jose, California. This comparable property contains 542 sites, and is presently 100 percent occupied. Magic Sands is a family park which was originally developed in 1968, and is considered to be in overall good condition. Reportedly, the monthly rental payment has increased annually over the past three year period, according to the CPI, pursuant to the rent control ordinance. At present, the monthly rental rate for all sites within the park ranges from $400.00 to $750.00. The monthly rental rate does not include any utilities. Amenities at the property include a clubhouse, pool/spa, sauna, laundry facility, and RV storage.

      Comparable R-3, Chateau LaSalle, is located at 2681 Monterey Road, in San Jose, California. This comparable property contains 434 sites, and is presently 98.62 percent occupied, with six vacant sites presently available. Chateau LaSalle is a family park which was originally developed in 1979, and is considered to be in overall very good condition. Reportedly, the monthly rental payment has

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                                                                 Market Analysis
================================================================================

      increased annually over the past three year period, according to the CPI, pursuant to the rent control ordinance. At present, the monthly rental rate for all sites within the park is $550.00. The monthly rental rate includes water. Amenities at the property include a clubhouse, pool/spa, sauna, tennis courts, laundry facility, and RV storage.

      Comparable R-4, Coyote Creek Mobile Home Park, is located at 2580 Senter Road, in San Jose, California. This comparable property contains 182 sites, and is presently 100 percent occupied. Coyote Creek is a family park which was originally developed in 1971, and is considered to be in overall average condition. Reportedly, the monthly rental payment has increased annually over the past three year period, according to the CPI, pursuant to the rent control ordinance. At present, the monthly rental rates within the park range from $460.00 to $630.00 per site. The monthly rental rate does not include any utilities. Amenities at the property include a clubhouse, pool/spa, sauna, playground, laundry facility, and RV storage.

      Comparable R-5, La Buona Vita, is located at 445 North Capitol Avenue, in San Jose, California. This comparable property contains 108 sites, and is presently 100 percent occupied. La Buona Vita is a senior park for residents aged 55 years or older, and was originally developed in 1977. La Buona Vita is considered to be in overall good condition. Reportedly, the monthly rental payment has increased annually over the past three year period, according to the CPI, pursuant to the rent control ordinance. At present, the monthly rental rates within the park ranges from $375.00 to $550.00. The monthly rental rate does not include any utilities. Amenities at the property include a clubhouse, pool/spa, sauna, laundry facility, and RV storage.

      Comparable R-6, Village of the Four Seasons, is located at 200 Ford Road, in San Jose, California. This comparable property contains 271 sites, and is presently 100 percent occupied. Four Seasons is a family park which was originally developed in 1971, and is considered to be in overall good condition. Reportedly, the monthly rental payment has increased annually over the past three-year period, according to the CPI, pursuant to the rent control ordinance. At present, the monthly rental rate for all sites within the park is $550.00 per site. The monthly rental rate includes sewer and refuse service. Amenities at the property include a clubhouse, pool/spa, sauna, and laundry facility.

      In our opinion, and based on conversations with the on-site manager, properties R-3 and R-6 compete most favorably with the subject property, with monthly rental rates of $550.00 per site. The subject property is currently quoting a monthly rental rate of $547.00 per site, which is within the range of rental rates of our more comparable competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

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                                                                 Market Analysis
================================================================================

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed five recent sales of manufactured housing communities located in the greater San Francisco-San Jose, California area. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Rancho De Sonoma, is located at 19275 Sonoma Highway, in Sonoma, California. This property contains 98 sites, situated on 15.34 acres of land area. The property was in average condition at the time of sale and was developed in 1969. Amenities at the property include only a pool and laundry facility. The property was approximately 95.0 percent occupied at the time of sale. The property was purchased for $2,825,000, which equates to $28,827 per site.

      Comparable Sale I-2, Quail Meadows, is located at 5901 Newbrook Drive, in Riverbank, California. This property contains 147 sites, situated on 20.13 acres of land area. The property was in good condition at the time of sale and was developed in 1988. Amenities at the property include a clubhouse, pool/spa, playground, and laundry facility. The property was approximately
      97.0 percent occupied at the time of sale. The property was purchased for $4,300,000, which equates to $29,252 per site.

      Comparable Sale I-3, California Hawaiian Mobile Estates, is located at 3637 Snell Avenue, in San Jose, California. This property contains 412 sites, situated on 49.63 acres of land area. The property was in good condition at the time of sale and was developed in 1970. Amenities at the property include a clubhouse, pool/spa, sauna, shuffleboard, laundry facility and RV storage. The property was 100 percent occupied at the time of sale. The property was purchased for $23,300,000, which equates to $56,553 per site.

      Comparable Sale I-4, Village of the Four Seasons, is located at 200 Ford Road, in San Jose, California. This property contains 271 sites, situated on 29.97 acres of land area. The park was in very good condition at the time of sale and was developed in approximately 1971. Amenities at the property include a gated entrance, clubhouse, pool, playground, and a laundry facility. The property was 97.0 percent occupied at the time of sale. The property was purchased for $11,075,000, which equates to $40,867 per site.

      Comparable Sale I-5, Casa Nova Mobile Home Park, is located at 2701 Martin Road, in Fairfield, California. This property contains 131 sites, situated on 18.95 acres of land area. The park was in average condition at the time of sale and was developed in approximately 1972. Amenities at the property include a clubhouse, pool, and laundry facility. The property was 98.0 percent occupied at the time of sale. The property was purchased for $4,400,000, which equates to $33,588 per site.

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
====================================================================================================================================
                                         SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Sales Price
                                                                                                 Per Site
                                                    Sales Date      Land Area      Density      ----------                  EGIM
   Comp.                      Name                  ----------      ---------      --------     Occupancy                   ----
    No.                     Location                Sales Price     No. Sites     Condition      At Sale      $NOI/Site     OAR
------------------------------------------------------------------------------------------------------------------------------------
    I-1   Rancho De Sonoma                              8/97          15.34         6.39         $28,827       $2,480      6.65x
          19275 Sonoma Hwy                              -----         -----         -----        -------                   -----
          Sonoma, California                        $2,825,000          98         Average        95.0%                    8.60%
------------------------------------------------------------------------------------------------------------------------------------
    I-2   Quail Meadows                                 5/97          20.13          7.30        $29,252       $2,736      7.54x
          5901 Newbrook Drive                           -----         -----          ----        -------                   -----
          Riverbank, California                     $4,300,000         147           Good         97.0%                    9.35%
------------------------------------------------------------------------------------------------------------------------------------
    I-3   California Hawaiian Mobile Estates(1)         3/97          49.63          8.30        $56,553       $4,612      7.28x
          3637 Snell Ave.                               -----         -----          ----        -------                   -----
          San Jose, California                        23,300,000       412           Good         100%                     8.15%
------------------------------------------------------------------------------------------------------------------------------------
    I-4   Village of the Four Seasons                  12/96          29.97          9.04        $40,867       $4,273      6.03x
          200 Ford Road                                ------         -----          ----        -------                   -----
          San Jose, California                      11,075,000         271           Good         97.0%                    10.46%
------------------------------------------------------------------------------------------------------------------------------------
    I-5   Casa Nova MHP                                 4/96          18.95          6.91        $33,588       $2,958      8.55x
          2701 Martin Road                              -----         -----          ----        -------                   -----
          Fairfield, California                     $4,400,000         131         Average        98.0%                    8.81%
------------------------------------------------------------------------------------------------------------------------------------
Subject   California Hawaiian                           - - -         49.63          8.30         - - -        $3,215       N/A
          3637 Snell Avenue                                           -----          ----        99.51%
          San Jose, CA                                                 412        Very Good
------------------------------------------------------------------------------------------------------------------------------------
(1)   Financial information based on Actual 1996 Budget, provided by MHC, the buyer. This is the sale of the subject property.
====================================================================================================================================

====================================================================================================================================
                                         SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
------------------------------------------------------------------------------------------------------------------------------------
                                                  $EGI/Site
                                                $Expense/Site
                                                --------------
   Comp.            Name                        Expense Ratio       Comparability
    No.           Location                         % Of EGI         to the Subject                            Comments
------------------------------------------------------------------------------------------------------------------------------------
    I-1   Rancho De Sonoma                          $4,335              Inferior                Developed in 1969; Average
          19275 Sonoma Hwy                          ------                                     condition; Amenities include
          Sonoma, California                        $1,855                                      pool and laundry facility.
                                                    ------
                                                    42.79%
------------------------------------------------------------------------------------------------------------------------------------
    I-2   Quail Meadows                             $3,880               Similar                Developed in 1988; Good
          5901 Newbrook Drive                       ------                                     condition; Amenities include:
          Riverbank, California                     $1,144                                     clubhouse, pool, playground,
                                                    ------                                        and laundry facility.
                                                     29.48%
------------------------------------------------------------------------------------------------------------------------------------
    I-3   California Hawaiian Mobile Estates(1)     $7,767               Similar                  Developed in 1970;
          3637 Snell Ave.                           ------                                     Very good condition; Amenities
          San Jose, California                      $3,155                                        include: gated entrance,
                                                    ------                                     clubhouse, pool/spa, sauna,
                                                    40.62%                                     shuffleboard, laundry facility,
                                                                                              shuffleboard, playground, and
                                                                                                         RV storage.
------------------------------------------------------------------------------------------------------------------------------------
    I-4   Village of the Four Seasons               $6,782               Similar                  Developed in 1971;
          200 Ford Road                             ------                                     Good condition; Amenities
          San Jose, California                      $2,509                                     include: clubhouse, pool,
                                                    ------                                     playground, and laundry facility.
                                                    36.99%
------------------------------------------------------------------------------------------------------------------------------------
    I-5   Casa Nova MHP                             $3,927               Inferior                 Developed in 1972;
          2701 Martin Road                          ------                                     Average condition; Amenities
          Fairfield, California                      $969                                      include: clubhouse, pool, and
                                                     ----                                          laundry facility.
                                                    24.68%
------------------------------------------------------------------------------------------------------------------------------------
Subject   California Hawaiian                       $4,997          Subject Proper                  Developed in 1970;
          3637 Snell Avenue                         ------                                        Very good condition;
          San Jose, CA                              $1,781                                     Amenities include: Gated
                                                    ------                                     entrance; clubhouse, pool/spa,
                                                    35.64%                                     sauna, laundry, shuffleboard,
                                                                                               playground, and RV storage.
------------------------------------------------------------------------------------------------------------------------------------
(1)   Financial information based on Actual 1996 Budget, provided by MHC, the buyer. This is the sale of the subject property.
====================================================================================================================================

                                                                 Market Analysis
================================================================================

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 503,833 and 1,058,417 respectively. The populations of the subject's primary and secondary market areas are projected to increase to 532,093 and 1,109,119 respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 160,413 and 357,548, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 171,425 and 378,542 respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $76,708 and $80,674 respectively. The median household income levels within the subject's primary and secondary market areas, for 1997, are $62,212 and $63,078, respectively. Per capita income within the subject's primary and secondary market areas, for 1997, are $24,599 and $27,548 respectively.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS. A copy of the subject's NDS report is provided in the Addenda of this report and reference is made thereto.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

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                                                                 Market Analysis
================================================================================

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 24.68 to 42.79 percent of effective gross income levels, but typically from 29.48 to 42.79 percent. On a per site basis, the comparable sales display operating expenses ranging from $969 to $3,155, but typically from $1,144 to $3,155 per site. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 35.64 percent of effective gross income and $1,781 on a per site basis. Operating expenses at the subject property appear to be within the range as displayed by the comparable sales of manufactured housing communities within the local area.

Market Supply and Demand

      There are a total of six competing manufactured housing communities located within the subject's market, which total 1,724 sites, with a corresponding average occupancy rate of 99.48 percent. No specific absorption statistics were available, since the subject's competing parks have historically reported occupancy rates at, or above 95.0 percent. The occupancy rate of the subject property, based on conversations with management, has historically been slightly higher than occupancy rates consistent with competing parks, and is currently 99.51 percent occupied, with two vacant sites available. We believe the current occupancy rate of the subject property is stabilized. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained high occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $400.00 to $750.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate of $547.00 per site, which we believe is market-orientated, given the high historical occupancy of the park, the amenities offered, and the overall very good condition of the subject park.

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region widely range from $28,827 to $56,553 per site, with corresponding overall rates ranging from 8.15 to 10.46 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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                                   SITE PLAN


                                [GRAPHIC OMITTED]

                                                               PROPERTY ANALYSIS
================================================================================

Site Description

      The subject site is located along the west side of Snell Avenue, just north of its intersection with Capitol Expressway, within the city limits of San Jose. The subject site is irregular in shape and contains 49.63, acres or 2,161,883 square feet of land area. Topographically, the site is level at street grade.

      The San Jose Water District provides the water to the subject park, while the City of San Jose provides sewer service to the subject property. The Pacific Gas & Electric Company provides the gas and electric service to the subject property. Primary access to the subject site is provided by Snell Avenue. Based on the subject's legal plat of survey, the subject property is located in Zone D, which is an undetermined area, which may be an area of flood hazard. However, we recommend a qualified engineer to determine the existence of any flood hazard areas.

      The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1970. The subject improvements consist of a 412-site manufactured housing community, with a community center, two swimming pools/spas, sauna, laundry facility, shuffleboard, playground, and recreational vehicle and boat storage area. Of the 412 total sites, four sites are single-wide, while the remaining 408 sites are double-wide, however, approximately 99.0 percent of the sites, or 408 sites, can accommodate a double-wide home. The average site size is approximately 45 feet by 70 feet.

     The community center consists of a manager's office, restroom facilities, and open-space available for resident use, with a fully-equipped kitchen area. The exterior of the one-story community center is a combination of concrete block and stucco, with a Spanish tile roof, and appeared to be in overall good condition at the time of inspection.

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                                                            Property Description
================================================================================

      The swimming pool/spa area is located adjacent to the community center. The recreational vehicle and boat storage is located toward the southwestern portion of the park. Wrought iron fencing surrounds the pool area and a chain-link fence surrounds the recreational vehicle and boat storage area. Off-street parking is available for each resident. Site improvements within the park include: paved streets, concrete sites, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

      California Hawaiian is a functional manufactured housing community with good ingress and egress along Snell Avenue. Overall, the subject community appears to be well maintained and is in very good condition. California Hawaiian is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Five Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Since the passage of Proposition 13, or the Jarvis Gann Initiative in 1978, real property taxes in the State of California are limited to 1.0 percent of market value, as of a specified base year. The base year valuation is the Assessor's 1975 market value estimate, unless there is a transfer of ownership
(sale), new construction, or the property is leased on a long-term basis. Whenever this occurs, the property is reassessed at full market value. If a reassessment is not triggered, the assessed value is trended upward at 2.0 percent annually.

      According to the Santa Clara County Assessor's Office, the market value of the subject property equates to $22,140,902. The subject property is identified by tax parcel number 462-19-005-00.

      The total amount of real estate taxes for fiscal year 1996, payable in 1997 for the subject property amounts to $356,377.90. The total amount of real estate taxes for fiscal year 1996 payable in 1997 equates to approximately $864.99 per site.

Zoning

      According to zoning officials of the City of San Jose, the subject property is currently zoned T-M, Mobile Home Park District. Based on conversations with zoning officials, the subject property is a legal and conforming use under its present zoning classification.

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                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, California Hawaiian, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $400.00 to $750.00, but typically from $400.00 to $630.00 per site;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate of $547.00 per site, which is within the range of competing parks, and appears to be market-oriented;

      o Sale transactions of manufactured housing communities located within the subject's region range in unit sales prices per site from $28,827 to $56,553, with corresponding overall rates ranging from
            8.15 to 10.46 percent;

      o Operating expenses are within industry standards for a park located in the western region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o The population profile of the subject property is 55 percent adult, with the remaining 45 percent family oriented;

      o The current occupancy rate at the subject property is 99.51 percent, with two vacant sites presently available. This stabilized occupancy rate is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Five Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Five Star Park, presented in the National Overview section of this report; and,

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe California Hawaiian will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

================================================================================


                                       35
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

================================================================================


                                       36
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions And Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

================================================================================


                                       37
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Nancy D. Piekos inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


      /s/ Michael J. Schaeffer  /s/ Nancy D. Piekos  /s/ Stanley R. Dennis, Jr

      Michael J. Schaeffer      Nancy D. Piekos      Stanley R. Dennis, Jr., MAI
      Director                  Associate Appraiser  Director, Manager

================================================================================


                                       38
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================

                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================

================================================================================

                                 POP-FACT SHEETS

================================================================================

Tue Dec 2, 1997                                                           Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               Cushman & Wakefield

3637 Snell Avenue
San Jose, California                              COORD: 37:16.63      121:50.43
--------------------------------------------------------------------------------
                                                         5.00 MILE    10.00 MILE
DESCRIPTION                                                 RADIUS        RADIUS
--------------------------------------------------------------------------------

POPULATION
    2002  PROJECTION                                      532,093     1,109,119
    1997    ESTIMATE                                      503,833     1,058,417
    1990 CENSUS                                           469,210       994,592
    1980 CENSUS                                           385,831       853,526
    GROWTH 1980- 1990                                       21.61%        16.53%

HOUSEHOLDS
    2002 PROJECTION                                       171,425       378,542
    1997 ESTIMATE                                         160,413       357,548
    1990 CENSUS                                           146,456       331,969
    1980 CENSUS                                           125,282       294,481
    GROWTH 1980 - 1990                                      16.90%        12.73%

1997 ESTIMATED POPULATION BY RACE                         503,833     1,058,417
    WHITE                                                   55.81%        58.31%
    BLACK                                                    4.85%         4.27%
    ASIAN & PACIFIC ISLANDER                                25.16%        25.65%
    OTHER RACES                                             14.17%        11.77%

1997 ESTIMATED POPULATION                                 503,833     1,058,417
    HISPANIC ORIGIN                                         28.93%        26.06%

OCCUPIED UNITS                                            146,456       331,969
    OWNER OCCUPIED                                          65.11%        60.84%
    RENTER OCCUPIED                                         34.89%        39.16%
    1990 AVERAGE PERSON PER HH                               3.17          2.95

1997 ESTIMATED HH BY INCOME                               160,413       357,548
    $150,000  +                                              5.46%         6.94%
    $100,000 TO $149,999                                    13.96%        13.92%
    $ 75,000 TO $ 99,999                                    17.25%        17.14%
    $ 50,000 TO $ 74,999                                    26.05%        25.18%
    $ 35,000 TO $ 49,999                                    12.76%        12.54%
    $ 25,000 TO $ 34,999                                     8.10%         8.17%
    $ 15,000 TO $ 24,999                                     7.64%         7.35%
    $ 5,000 TO $ 14,999                                      7.08%         7.00%
    UNDER $ 5,000                                            1.69%         1.78%

1997 EST. AVERAGE HH INCOME                               $76,708       $80,674
1997 EST. MEDIAN HE INCOME                                $62,212       $63,078
1997 EST. PER CAPITA INCOME                               $24,599       $27,548

================================================================================


================================================================================

                                LEGAL DESCRIPTION

================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

                                   DESCRIPTION

Policy No. 765797 LM
Page 1

All that certain Real Property in the City of San Jose, County of Santa Clara, State of California, described as follows:

Beginning at the point of Intersection of the Northeasterly line of Baroni Avenue (40 feet in width) with the Southeasterly line of the lands and right of way of Southern Pacific Railroad Company (100 feet in width); thence along said northeasterly line of said Baroni Avenue, South 80 deg. 59' 43" East, 1758.38 feet (Record South 81 deg. 30' East, 1758.26 Feet) to the line dividing lands now or formerly of Silvera, et al., and the lands now or formerly of Borghi, et al; thence along said dividing line, North 25 deg. 52' 13" East, 1069.48 feet (Record North 25 deg. 21' 48" East, 1069.53 Feet) to the centerline of proposed Hillsdale Avenue (90 feet in width); thence along said centerline, North 36 deg. 40' 45" West, 217.12 feet (record North 37 deg. 11' 32" West, 217.59 Feet) to the beginning of a tangent curve to the left with a radius of 1400.00 feet; thence Northwesterly along the arc of said curve, through a central angle of 42 deg. 32' 55" (Record 42 deg. 34' 40"), an arc distance of 1039.66 feet (Record 1040.37 Feet); thence tangent to said curve, North 79 deg. 13' 40" West, 256.54 feet (Record North 79 deg. 46' 12" West, 255.37 Feet) to a point on said Southeasterly line of the lands and right of way of Southern Pacific Railroad Company; thence along said line, South 24 deg. 25' 56" West, 653.97 feet (Record South 23 deg. 54' 00" West, 654.08 Feet); thence continuing along said line, South 28 deg. 59' 56" West, 129.42 feet (Record South 28 deg. 28' 00" West,
128.04 rest); thence continuing along said line, South 36 deg. 29' 58" West,
125.36 feet (Record South 36 deg. 00' 00" West, 126.72 Feet); thence continuing along said line, South 40 deg. 51' 58" East, 844.78 Feet (Record South 40 deg. 22' 00", 844.74 Feet) to the point of Beginning.

Said land being the same property conveyed to California Hawaiian Associates, L.P., A California Limited Partnership by Deed from Stonegate Lewisville Associates, LTD., A California Limited partnership dated January, 1993, recorded January 15, 1993, with the recorder of Santa Clara County, California in Book M586, Page 1755.

Excepting therefrom the Northeasterly 45.00 feet of premises lying within Hillsdale Avenue as granted to the City of San Jose, A Municipal Corporation, in Deed recorded September 17, 1968 in Book 8264 of Official Records, Page 727.

--------------------------------------------------------------------------------

================================================================================


================================================================================

                          QUALIFICATIONS OF APPRAISERS

================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                 NANCY D. PIEKOS

Real Estate Experience

Ms. Piekos has been active in the appraisal of real estate since 1993. The types of properties appraised include office buildings, industrial buildings, automotive dealerships, vacant land, and manufactured housing communities.

Education

Bachelor of Arts Degree in Urban Planning from the University of Illinois, Urbana-Champaign, Illinois, 1993.

Real Estate Education

The following courses have been completed through the Appraisal Institute:

Appraisal Procedures
Principles of Appraisal
Residential Case Studies
Standards of Professional Practice

License

Real Estate Salesperson - State of Illinois

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services.

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A        Fundamentals and Principles of Real Estate Appraisal
      Course I-B        Capitalization Theory and Techniques
      Course II-I       Case Studies in Real Estate Valuation
      Course II-2       Valuation Analysis and Report Writing
      Course II-3       Standards of Professional Practice
      Course IV         Litigation/Condemnation Valuation
      Course VI         Investment Analysis
      Course VIII       Residential Case Studies
      Course X          Market Analysis

      Seminar           Feasibility Analysis and Highest and Best Use
      Seminar           Discounted Cash Flow Analysis
      Seminar           Cash Equivalency
      Seminar           Subdivision Analysis
      Seminar           Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================

MARKET STUDY OF REAL PROPERTY

Contempo Marin
400 Yosemite Road
San Rafael, Marin County, California

================================================================================

As of December 3, 1997

Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

              [Letterhead of Cushman & Wakefield of Illinois, Inc.]

December 9, 1997

Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:  Market Study of Real Property
     Contempo Marin
     400 Yosemite Road
     San Rafael, Marin County, California 94903

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                 - 2 -                       December 9, 1997

      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Nancy D. Piekos
Nancy D. Piekos
Associate Appraiser


/s/ Michael J. Schaeffer
Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr., MAI
Stanley R. Dennis, Jr., MAI
Director, Manager


NDP/MJS:jp
Revised 1212/97
File No. 97-362-07
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                 Contempo Marin

Location:                      400 Yosemite Road
                               San Rafael, Marin County, California

Assessor's Parcel Number:      Based on information provided by Marin
                               County records, the subject property is
                               identified by Assessor's Parcel Numbers
                               155-110-23; 155-110-24; and 155-121-11.

Date of Inspection:            The property was inspected December 3, 1997.

Ownership:                     The subject property is legally entitled
                               to Grapeland Vistas, Inc., an Illinois
                               Corporation, and MHC Financing Limited
                               Partnership, as beneficiary.

Land Area:                     Based on information provided by the
                               property's legal plat of survey, the
                               subject property contains approximately
                               63.30 acres of land area, or 2,757,348
                               square feet.

Zoning: Based on information provided by the City of San Rafael, the subject property is zoned PD-WO, Planned
                               Development-Wetland Overlay. The subject property is a legal and conforming use under the planned development agreement.

Improvements
   Type:                       A manufactured housing community.

   Year Built:                 The subject property was originally
                               developed in approximately 1972.

   Size:                       The subject property consists of a
                               396-site manufactured housing
                               community.

   Condition:                  At the time of inspection, the subject
                               property was in very good condition.

Property Rating:               Five Star manufactured home community.

Special Assumptions:           1. Information regarding the subject
                               property, including its physical
                               characteristics, was provided to us by
                               the client and the on-site manager, and
                               is assumed to be accurate.
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Summary of Salient Facts
================================================================================

                               2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                               3. Our market and consulting report regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                               4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                               5. Please refer to the complete list of
                               assumptions and limiting conditions included at the end of this report.
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               TABLE OF CONTENTS
================================================================================

                                                                       Page

PHOTOGRAPHS OF SUBJECT PROPERTY...........................................1

INTRODUCTION..............................................................7
  Identification of Property..............................................7
  Property Ownership and Recent History...................................7
  Purpose and Function of the Market Study and Consulting Assignment......7
  Scope of the Market Study and Consulting Assignment.....................7
  Date of Property Inspection.............................................7
  Definitions and Other Pertinent Terms...................................7

REGIONAL ANALYSIS........................................................10

NEIGHBORHOOD ANALYSIS....................................................16

MARKET ANALYSIS..........................................................17
  National Overview......................................................17
  Competition............................................................24
  Comparable Manufactured Housing Community Sales........................28
  Demographic Trends.....................................................30
  Expense Analysis.......................................................31
  Market Supply and Demand...............................................31
  Conclusion.............................................................32

PROPERTY DESCRIPTION.....................................................34
  Site Description.......................................................34
  Improvements Description...............................................34

REAL PROPERTY TAXES AND ASSESSMENTS......................................35

ZONING...................................................................35

CONCLUSION...............................................................36

ASSUMPTIONS AND LIMITING CONDITIONS......................................37

CERTIFICATION............................................................39

ADDENDA..................................................................40
  Pop-Fact Sheets
  Legal Description
  Qualifications of Appraisers
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                 [PHOTO OMITTED]

          Front Entrance of the Subject Property Along Smith Ranch Road

                                 [PHOTO OMITTED]

             Street Scene: Looking Westbound Along Smith Ranch Road

================================================================================


                                        1
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

          View of the Entrance to the Subject Park, Along Yosemite Road

                                 [PHOTO OMITTED]

                        Exterior of the Community Center

================================================================================


                                        2
                                                              CUSHMAN &
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

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                      Interior View of the Community Center

                                 [PHOTO OMITTED]

                      Interior View of the Community Center

================================================================================


                                        3
                                                              CUSHMAN &
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                                                     ---------------------------
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

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

         Exterior View of the Community Center, Comprising the Pool Area

                                 [PHOTO OMITTED]

                           View of the Playground Area

================================================================================


                                        4
                                                              CUSHMAN &
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                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
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

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                  Typical Lake View within the Subject Property

                                 [PHOTO OMITTED]

                  Typical Lake View within the Subject Property

================================================================================


                                        5
                                                              CUSHMAN &
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                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
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

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                  Typical Street Scene within the Subject Park

                                 [PHOTO OMITTED]

                  Typical Street Scene within the Subject Park

================================================================================


                                        6
                                                              CUSHMAN &
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                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 396-site manufactured housing community, situated on approximately 63.30 acres of land area, located south of Smith Ranch Road, along Yosemite Road, within the city of San Rafael, in Marin County, California. The property's street address is 400 Yosemite Road. The property was constructed in 1972, and was 100 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Grapeland Vistas, Inc., an Illinois corporation, and MHC Financing Limited Partnership, as beneficiary. The subject property was originally developed in 1972, with 396 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 3, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

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                                                                    Introduction
================================================================================

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located south of Smith Ranch Road, specifically off of Yosemite Road, within the city of San Rafael, Marin County, California. The street address of the subject property is 400 Yosemite Road, San Rafael, California. The property is identified by tax parcel numbers 155-110-23; 115-110-24; and 155-121-11, according to Marin County records. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

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

                                  REGIONAL MAP

                                  [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

Introduction

      The subject property is located in the city of San Rafael, Marin County, California, and as such is part of a region commonly known as the San Francisco Bay Area. The greater San Francisco Bay Area consists of nine counties: Alameda, Contra Costa, Marin, Napa, San Francisco, San Mateo, Santa Clara, Solano, and Sonoma. Please refer to the map on the facing page, which shows the subject property's location in the region.

      The market value of real property is influenced by the economic, political, physical and social characteristics of the overall economic region of which it is a part. Following is an overview of the San Francisco Bay Area Region focusing on some of its more important characteristics.

Population

      Historical and projected population trends between 1960 and 2000 for the nine Bay Area counties, and for the State of California as a whole, as shown as follows:

=============================================================================================================================
                                                  HISTORIC POPULATION
                                        (Bay Area Region and State of California)
=============================================================================================================================
                    1960         1970                    1980                   1990                    2000
                    ---------------------------------------------------------------------------------------------------------
County              Population   Population   Average    Population   Average   Population   Average    Population   Average
                                              Annual                  Annual                 Annual                  Annual
                                              Growth                  Growth                 Growth                  Growth
=============================================================================================================================
Alameda             908,209      1,073,184    1.7%       1,105,379    0.3%      1,276,702    1.5%       1,364,600    1.4%
Contra Costa        409,030      558,389      3.2        656,380      1.6       803,732      2.0        882,700      2.0
Marin               146,820      206,038      3.4        222,568      0.8       230,096      0.3        234,600      1.3
Napa                65,890       79,140       1.8        99,199       2.3       110,765      1.1        121,150      1.9
San Francisco       740,316      715,674     (0.3)       678,974     (0.5)      723,959      0.6        759,900      1.0
Santa Mateo         444,387      556,234      2.3        587,329      0.5       649,623      1.0        696,450      1.4
Santa Clara         642,315      1,064,714    5.2        1,295,071    2.0       1,497,577    1.5        1,611,200    1.5
Solano              134,597      169,941      2.4        235,203      3.3       340,421      3.8        379,350      2.3
Sonoma              147,375      204,885      3.3        299,681      3.9       388,222      2.6        432,000      2.2
=============================================================================================================================
Nine-County         3,638,939    4,628,199    2.4%       5,179,784    1.1%      6,021,097    1.5%       6,492,950    1.6%
California          15,717,200   19,953,100   2.4        23,668,600   1.7       29,760,000   2.3        32,344,000   1.7
=============================================================================================================================

      The San Francisco Bay Area's current population is an estimated 6.5 million; the Bay Area is the nation's fourth largest metropolitan area. Growth was most vigorous between 1960-1970 and occurred primarily in the suburbs surrounding San Francisco.

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                                                               Regional Analysis
================================================================================

      From 1960 to 1980, the fastest growing counties were Santa Clara, Contra Costa and Sonoma. During the 1980s, the fastest growing counties were Sonoma, Solano, Napa and Contra Costa. Contra Costa and Santa Clara Counties showed the largest gains in total number of persons. Between 1990 and 1995 the fastest growing counties were Solano and Sonoma, with Santa Clara, Alameda, and Contra Costa counties again showing the largest gain in total persons.

      The following chart summarizes projected population figures for the nine Bay Area counties through the year 2015. Santa Clara, Alameda, and Contra Costa Counties are projected to experience the greatest increase in terms of absolute numbers. Solano County is projected to experience the greatest percentage increase over the next 20 years.

====================================================================================================================================
                                    PROJECTED POPULATION IN THE SAN FRANCISCO BAY REGION
====================================================================================================================================

                                                 Projected                                     % Projected         Average Annual
                  Actual     -------------------------------------------------------------       Change               Growth
County             1995           2000            2005            2010           2015           1995-2015            1995-2015
====================================================================================================================================
Alameda            1,364,600      1,453,000        1,518,700      1,556,600      1,591,500        16.6%                0.8%
Contra Costa         882,700        962,900        1,059,500      1,120,000      1,169,400        32.5%                1.6%
Marin                245,600        255,650          263,250        271,950        278,150        13.2%                0.7%
Napa                 121,150        132,700          138,800        144,700        152,500        25.9%                1.3%
San Francisco        759,900        780,400          789,100        800,600        795,800         4.7%                0.2%
San Mateo            696,450        727,300          754,750        746,950        755,350         8.4%                0.4%
Santa Clara        1,611,200      1,719,150        1,790,050      1,844,300       1880,650        16.7%                0.8%
Solano               379,350        423,300          472,200        513,400        531,700        40.2%                2.0%
Sonoma               432,000        476,900          509,900        541,100        565,900        31.0%                1.6%
               ---------------------------------------------------------------------------------------------------------------------
Region             6,492,950      6,931,300        7,539,600      7,539,600      7,720,950        18.9%                0.9%
====================================================================================================================================

Housing

      Similar to many areas in the country, the Bay Area has experienced an inverse relationship between residential and commercial real estate markets. The housing supply has lagged behind demand, driving prices up beyond the reach of most area residents and forcing them to find more affordable housing elsewhere. San Francisco, Oakland, Sunnyvale, Santa Clara and Palo Alto top the Bay Area in net commuters and conditions are unlikely to improve. ABAG reports that "inadequate housing production and high housing prices remains the most serious constraints to the economic health of the region." Although availability of land would not appear to be a problem in most areas, public policy and infrastructure constraints do pose limitations to residential development.

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                                                               Regional Analysis
================================================================================

Economy

      The Bay Area's economic base is constantly growing in size and diversity. The economy is not oriented toward heavy manufacturing or mature industries; these have moved out of the area in the last 10 years. High-technology manufacturing and research now play significant roles in the economy. Although industrial growth is cyclical, it should remain strong over the long term. San Francisco, and the region as a whole, is shifting away from goods-production and toward service-oriented activities and high-technology manufacturing, which fosters economic stability.

     A table illustrating historical employment growth, by county, in the San Francisco Bay Area Region is presented below. Jobs growth in absolute terms increased the most during the 1970s, followed by the 1980s.

====================================================================================================================================
                               HISTORICAL EMPLOYMENT GROWTH IN THE SAN FRANCISCO BAY REGION
====================================================================================================================================
County           1960           1970           1980           1990           1995            %  Change      %  Change      %  Change
                                                                                             1990-1995      1970-1980      1980-1990
====================================================================================================================================
Alameda                310,700        404,000        513,800        620,980         608,770      -2.0%           27%            21%

Contra Costa            85,100        125,300        201,200        303,830         298,420      -1.8%           61%            51%
Marin                   27,000         45,600         77,900        101,060         104,870       3.8%           71%            30%
Napa                    15,500         21,700         35,800         47,710          50,000       4.8%           65%            33%
San Francisco          385,700        440,300        552,200        566,640         534,610      -5.6%           25%             3%
San Mateo              113,300        183,700        259,800        311,600         318,350       2.2%           41%            20%
Santa Clara            222,800        380,900        702,900        852,080         827,350      -2.9%           85%            21%
Solano                  35,700         53,600        103,400        149,890         164,030       9.4%           93%            45%
Sonoma                  39,400         49,900         90,800        119,210         121,890       2.2%           82%            31%
                 -------------------------------------------------------------------------------------------------------------------
Region               1,235,200      1,705,000      2,537,800      3,073,000       3,028,920      -1.4%           49%            21%
====================================================================================================================================

      The Bay Area economy and job market was negatively impacted in recent years by the national recession, military base closures, and the trend in corporate downsizing and mergers. The region as a whole lost over 44,000 jobs. Significant job losses were experienced in the manufacturing, construction, wholesale and retail trade. FIRE and government sectors. The service sector actually added 60,000 jobs during the time period.

      According to the ABAG, the Bay Area experienced a net decline of 134,000 jobs between July 1990 and August 1993. From 1993 to 1995, only 70,000 jobs have been added according to the Employment Development Department. ABAG projects that the region will add approximately 54,000 jobs annually between 1995 and 2000. The projected growth is significantly lower than the historic job growth during the previous decades (57,000 new jobs annually during the 1980s and 81,000 new jobs annually during the 1970s).

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                                                               Regional Analysis
================================================================================

      A table illustrating projected jobs by industry is displayed in the following table. Growth will occur primarily in the service, wholesale trade, and transportation/communication/utilities sectors. Overall, ABAG projects that over 990,000 new jobs will become available during the next 20-year period between 1995 and 2015. This is an average annual increase of 1.6 percent compared to the projected population growth rate of 0.9 percent.

===================================================================================================================
                                   SAN FRANCISCO BAY AREA REGIONAL PROJECTIONS
===================================================================================================================
     Industry               1990            1995           2000            2005           2010           2015
-------------------------------------------------------------------------------------------------------------------
Agriculture, Mining            35,220          34,200         33,030          31,780         31,090         28,230
Construction                  141,970         135,420        160,610         176,430        181,410        181,960
Manufacturing                 494,670         454,800        491,730         524,080        561,440        584,820
    High Technology*          263,720         236,380        263,400         279,210        293,690        307,000
Transp., Comm.,               182,130         185,910        210,970         225,530        244,350        264,670
Utilities
Wholesale Trade               184,130         172,170        193,100         223,750        239,060        252,810
Retail Trade                  514,920         487,190        528,660         577,320        621,570        654,160
F.I.R.E.                      220,040         208,740        224,910         237,730        245,070        259,430
Services                    1,019,190       1,080,850      1,195,380       1,320,400      1,428,260      1,522,220
   Business Services*         356,600         378,150        441,910         505,020        564,260        632,610
Government                    280,730         268,990        260,410         268,620        274,270        273,480
-------------------------------------------------------------------------------------------------------------------
Total Jobs                  3,073,000       3,028,290      3,298,800       3,585,640      3,826,520      4,021,780
===================================================================================================================

Transportation

      The Bay Area Rapid Transit (BART) system provides passenger rail service throughout the Bay Area. The modern, high-speed BART system currently serves San Francisco and the East Bay cities of Fremont, Union City, Hayward, San Leandro, Oakland, Alameda, Berkeley, San Pablo, El Cerrito, Richmond, Orinda, Lafayette, Walnut Creek, Pleasant Hill, and Concord. Eventually, the East Bay lines may be expanded. The Concord line is currently being extended north to Antioch. Future plans involve adding a new line which will connect Hayward, in southern Alameda county, and Livermore, in eastern Alameda County. Additionally, a new BART line is being planned for service between San Francisco and the airport in Burlingame in San Mateo County.

Income

      The Bay Area had the highest average household income in California in 1990; one reason is that the region also leads the state in the percentage of women who work. About 70 percent of all Bay Area women are employed, compared with a statewide average of 63 percent, according to the Center for Continuing Study of California. Actual 1995 average household incomes for the Bay Area, and projections for 2015, are shown in the table on the following page.

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                                                               Regional Analysis
================================================================================

======================================================================================
                 SAN FRANCISCO BAY REGION MEAN HOUSEHOLD INCOME
                           (IN CONSTANT 1995 DOLLARS)
======================================================================================
                                                                          1995-2015
          Area                    1995          2005         2015       Percent Change
--------------------------------------------------------------------------------------
Alameda County                  $ 58,800     $ 68,700     $ 78,000           33%
Contra Costa County               70,400       83,400       95,800           36%
Marin County                      86,800      108,600      125,300           44%
Napa County                       58,400       70,100       81,300           39%
San Francisco County              59,600       73,400       94,300           41%
San Mateo County                  77,800       94,400      109,500           41%
Santa Clara County                73,800       87,200       98,700           34%
Solano County                     54,900       64,700       72,500           32%
Sonoma County                     58,100       69,700       79,500           37%
Total Region                    $ 66,900     $ 79,800     $ 90,900           36%
======================================================================================

Source:  Association of Bay Area Governments
         Projections-96, December 1995

Summary

      The subject property is located in the fourth largest metropolitan area in the U.S. Historically, regional population and employment growth have out paced the nation's. The Bay Area is the wealthiest region in California in terms of average household income.

      The area has recovered from recessionary economic conditions which plagued the early-1990's. Job growth over the next five years is forecast to be moderate given the weak recovery in high technology, continued restructuring of other major job sectors including finance and business services, and local military base closures.

      On the other hand, the Bay Area benefits from a diverse economy which is well positioned to remain the economic center for northern California, as well as the western United States. The region is also well located to serve the Pacific Rim. The Bay Area is faring better than the remainder of the state in terms of economic growth.

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

                                NEIGHBORHOOD MAP

                                  [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

      The subject property is situated along Yosemite Road, just south of its intersection with Smith Ranch Road, within the city of San Rafael, Marin County, California. The subject's immediate neighborhood is bordered by Smith Ranch Road to the north, San Pedro Road to the south, Marin Ranch Airport to the east, and U.S. Highway 101 to the west. The Smith Ranch Road and U.S. Highway 101 interchange is situated approximately one-half mile west of the subject property. The subject's immediate area along Smith Ranch Road is predominantly developed with low-rise professional office buildings and single-family residential communities.

      The subject property is immediately bounded by Smith Ranch Road to the north. Smith Ranch Road is a primary four-lane, east-west thoroughfare, within the vicinity of the subject property. As previously mentioned, Smith Ranch Road provides direct access to U.S. Highway 101 approximately one-half mile west of the subject property. U.S. Highway 101 is the major north-south freeway serving the San Francisco area. Specifically, the subject park is accessed off of Smith Ranch Road via Yosemite Road. Yosemite Road is considered to be a secondary, two-lane roadway, which primarily provides access to the subject property.

      The subject property has limited visibility along Smith Ranch Road, but does have good signage at the primary entrance of the park which is accessed off of Smith Ranch Road. The park is set back approximately one block from Smith Ranch Road and is specifically accessed from Yosemite Road.

      As previously mentioned, the subject property is located within the city of San Rafael. The majority of the commercial and retail establishments serving the subject's immediate area are located within one mile of the subject property, on the west side of U.S. Highway 101, near downtown San Rafael. According to Equifax National Decision Systems (ENDS), the 1997 estimated population of the city of San Rafael is 49,359. The local population is projected to increase to 51,354 by the year 2002. Similarly, the 1997 estimated total number of households is 21,826, which is projected to increase slightly to 23,712 households by the year 2002.

      The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, with unemployment steadily decreasing. The growth in population is anticipated to increase.

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                                                                 MARKET ANALYSIS
================================================================================

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in California; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in California.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

================================================================================
                                                                   No. of
 1997                                           No. of Sites     Communities
 Rank          Firm Name            State      Owned/Managed    Owned/Managed
--------------------------------------------------------------------------------
  1    Sun Communities            California     30,295/0           84/0
--------------------------------------------------------------------------------
  2    ROC Communities            Colorado     22,441/7,167         77/36
--------------------------------------------------------------------------------
       Manufactured Home
  3    Communities                Illinois      27,349/838          69/3
--------------------------------------------------------------------------------
  4    Ellenburg Capital           Florida       25,173/0           63/0
--------------------------------------------------------------------------------
  5    Lautrec Ltd.               California     22,652/0           58/0
--------------------------------------------------------------------------------
  6    Chateau Properties         California     20,003/0           47/0
--------------------------------------------------------------------------------
  7    Clayton Homes              Tennessee      18,000/0           66/0
--------------------------------------------------------------------------------
  8    Clayton, Williams and
       Sherwood                   California     16,946/0           44/0
--------------------------------------------------------------------------------
  9    UNIPROP                    California     14,931/0           40/0
--------------------------------------------------------------------------------
  10   The Bloch Organization     California     14,379/0           37/0
================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, California, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in

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                                                                 Market Analysis
================================================================================

manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, California. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                                                 Market Analysis
================================================================================

      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
                                                                     Annual
  Year       ROC      MHC     Chateau     Sun     United    Total    Growth
--------------------------------------------------------------------------------
  1996     29,608    28,187   20,003    30,295    5,234    113,327    17.0%
--------------------------------------------------------------------------------
  1995     27,910    26,237   19,594    18,000    4,850     96,591     9.0%
--------------------------------------------------------------------------------
  1994     26,231    28,407   15,689    13,500    4,623     88,450    37.8%
--------------------------------------------------------------------------------
  1993     20,142    14,700   15,261     9,036    5,050     64,189    17.8%
--------------------------------------------------------------------------------
  1992     18,745    12,873   10,032     7,600    5,200     54,450     N/A
--------------------------------------------------------------------------------
  1991      9,030    13,079    9,759      N/R      N/R       N/A       N/A
--------------------------------------------------------------------------------
N/R = No report                     N/A = Not applicable
--------------------------------------------------------------------------------

NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                                                 Market Analysis
================================================================================

      The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

================================================================================
                               REIT MARKET UPDATE
--------------------------------------------------------------------------------
  Company     Price     Current   52 Week    52 Week     Annual    12 Mth
  Symbol    (9/19/97)    Yield      High       Low      Dividend   Tot Rtn
--------------------------------------------------------------------------------
CPJ          $29.688     5.8%     $31.125    $22.250      1.72      26.6%
--------------------------------------------------------------------------------
MHC          $25.625     5.2%     $26.428    $18.875      1.32      30.7%
--------------------------------------------------------------------------------
SUI          $37.428     5.0%     $ 38.00    $27.750      1.88      31.8%
--------------------------------------------------------------------------------
UMH          $11.625     6.0%     $13.625    $10.875      0.70      -1.7%
--------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

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                                                                 Market Analysis
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      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

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                                                                 Market Analysis
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      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;
      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.

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                                                                 Market Analysis
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      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

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                                                                 Market Analysis
================================================================================

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

Competition

      The subject property is reportedly the only "family" park situated within Marin County, and for that reason, there is a limited amount of local competition for the subject park. We have surveyed two manufactured housing communities located within the subject's primary market, which are considered to be comparable to the subject property regarding physical attributes, but are actually "senior" parks, including the subject property, containing a total of 919 sites. The combined occupancy rate of these two manufactured housing communities, including the subject property, is approximately 98.91 percent. Excluding the subject property in our survey, the combined occupancy rate is approximately 98.09 percent, based on 523 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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
====================================================================================================================================
                                  SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
------------------------------------------------------------------------------------------------------------------------------------
                                  Number                                                                                   3-Year
                                 Of Sites                           Age                     Services      Date Of         Average
  Comp.           Name           Occupancy                    Condition        Monthly      Provided    Last Rental    Annual Rental
   No.          Location           Level        Amenities    Park Rating(1)     Rent        in Rent       Increase        Increase
------------------------------------------------------------------------------------------------------------------------------------
  R-1      Los Robles(2)           212         Clubhouse        1969        $475.00/Mo.     Water       June, 1995    The most
           100 Roblar Drive       -----        Pool/Spa         ----                      Cable T.V.                  recent rental
           Novato,               99.06%      Laundry/Sauna      Good                                                  increase
           California                         RV Storage        ----                                                  occurred in
                                                                3*-4*                                                 6/95 and
                                                                                                                      the monthly
                                                                                                                      rental rate
                                                                                                                      increased
                                                                                                                      by $50.00/
                                                                                                                      month.
-----------------------------------------------------------------------------------------------------------------------------------
  R-2      Marin Valley(2)         311         Clubhouse        1967        $450.00/Mo.     Water     January, 1997   The monthly
           100 Marin Valley       -----        Pool/Spa         ----            To                                    rental rate
           Drive                  97.43%     Sauna/Laundry      Good        $550.00/Mo.                               has increased
           Novato,                           Shuffleboard       ----                                                  by CPI over
           California                         RV Storage        3*-4*                                                 the past
                                                                                                                      three year
                                                                                                                      period, or
                                                                                                                      approximately
                                                                                                                      2.0 to 3.0
                                                                                                                      percent per
                                                                                                                      year.
-----------------------------------------------------------------------------------------------------------------------------------
Subject    Contempo Marin          396         Clubhouse        1972        $582.00/Mo.     Sewer     January, 1997   The monthly
           400 Yosemite Road      -----        Pool/Spa       Very Good                     Refuse                    rental rate
           San Rafael,            100%       Sauna/Laundry    ---------                                               has increased
           California                      Basketball/Tennis     5*                                                   by CPI over
                                                Courts                                                                the past
                                              Playground                                                              three year
                                              RV Storage                                                              period, or
                                                                                                                      approximately
                                                                                                                      2.0 to 3.0
                                                                                                                      percent per
                                                                                                                      year.
------------------------------------------------------------------------------------------------------------------------------------

(1) Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
(2)   Senior park for residents 55 years of age or older.
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                       COMPETING MANUFACTURED HOUSING MAP

                                  [MAP OMITTED]

                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $450.00 to $550.00 per site, on a monthly basis. According to the most recent rent roll, dated October 22, 1997, rents currently being achieved at the subject property range widely from $500.00 per site to $790.00 per site, with an overall average monthly rent of $580.00 per site. The subject property is currently quoting a monthly rental rate above the market range as previously mentioned, or at $582.00 per site, but is considered the market leader. The last rental rate increase at the subject property was as of January 1, 1997 and the monthly rental rate increased by 2.83 percent, or from $566.00 to $582.00 per site. Reportedly, the monthly rental rate at the subject property is scheduled to increase in January, 1998 by $17.00 per month, or from $582.00 to $599.00 per site, an increase of 2.92 percent.

      As the subject property is located within the City of San Rafael, the subject property is subject to the "rent control" ordinance, whereby the monthly rental rate can only be increased (annually) by the Consumer Price Increase of the San Francisco Bay area, and is capped at 5.0 percent per year. There is no ordinance governing the minimum rental increase.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking. However, it is noted that the subject property is the only family park of its caliber in Marin County, and that the two following comparable rental parks are senior parks for residents aged 55 years or older.

      Comparable R-1, Los Robles, is located at 100 Roblar Drive, in Novato, California. This comparable property contains 212 sites, and is presently
      99.06 percent occupied, with approximately two vacant sites available. Los Robles was developed in 1969, and is considered to be in overall good condition. Reportedly, the most recent rental increase occurred in June, 1995, whereby the monthly rental payment was increased by $50.00 per month. There has not been a rental payment increase since 1995 and it is unknown at this time if a rental payment increase is scheduled for 1998. At present, the monthly rental rate for all sites within the park is $475.00. The monthly rental rate includes water and basic cable television. Amenities include a clubhouse, pool/spa, sauna, laundry facility, and RV storage.

      Comparable R-2, Marin Valley, is located at 100 Marin Valley Drive, in Novato, California. This comparable property contains 311 sites, and is presently 97.43 percent occupied, with eight sites presently available. Marin Valley was developed in 1967, and is considered to be in overall good condition. Reportedly, the most recent rental increase occurred in January, 1997, whereby the monthly rental payment was increased by the Consumer Price Index. Furthermore, the monthly rental rate has increased over the past three year period by the CPI, or approximately 2.0 to 3.0 percent per year, and there is an increase scheduled for

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                                                                 Market Analysis
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      1998, by the CPI. At present, the monthly rental rate ranges from $450.00 to $550.00 depending upon location within the park. The monthly rental rate includes only water. Amenities include a clubhouse, pool/spa, sauna, laundry facility, shuffleboard, and RV storage.

      In our opinion, and based on conversations with the on-site manager, both of the comparable rental properties represent functional, well located manufactured housing communities, which are in overall good condition, like the subject property; however, Los Robles and Marin Valley are "senior parks" for residents aged 55 years or older. As the subject property is the only family park of its caliber within Marin County, the subject property has limited competition, and therefore is presently achieving monthly rents above that of the two competing parks presented in our analysis. In support of the subject's higher rent structure, the subject property has been at or near 100 percent occupancy over the past three year period, with a waiting list of residents wanting to move into the subject park. The subject park offers a wide range of amenities and is in overall very good condition. Based on the foregoing, we believe that the subject's current asking monthly rental rate of $582.00 per site, is market oriented.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed five recent sales of manufactured housing communities located in the greater San Francisco-San Jose, California area. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Rancho De Sonoma, is located at 19275 Sonoma Highway, in Sonoma, California. This property contains 98 sites, situated on 15.34 acres of land area. The property was in average condition at the time of sale and was developed in 1969. Amenities at the property include only a pool and laundry facility. The property was approximately 95.0 percent occupied at the time of sale. The property was purchased for $2,825,000, which equates to $28,827 per site.

      Comparable Sale I-2, Quail Meadows, is located at 5901 Newbrook Drive, in Riverbank, California. This property contains 147 sites, situated on 20.13 acres of land area. The property was in good condition at the time of sale and was developed in 1988. Amenities at the property include a clubhouse, pool/spa, playground, and laundry facility. The property was approximately
      97.0 percent occupied at the time of sale. The property was purchased for $4,300,000, which equates to $29,252 per site.

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
===================================================================================================================================
                                    SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             Sales Price                             $EGI/Site
                                                                                Per Site                           $Expense/Site
                                   Sales Date     Land Area      Density     ----------                  EGIM      -------------
Comp.           Name               ----------     ---------      -------      Occupancy                  ----      Expense Ratio
 No.          Location             Sales Price    No. Sites     Condition      At Sale      $NOI/Site    OAR         % Of EGI
-----------------------------------------------------------------------------------------------------------------------------------
  I-1      Rancho De Sonoma             8/97         15.34         6.39         $28,827       $2,480        6.65x         $4,335
           19275 Sonoma Hwy           -------        -----         -----        -------                     -----         ------
           Sonoma, California      $2,825,000         98          Average        95.0%                      8.60%         $1,855
                                                                                                                          ------
                                                                                                                           42.79%
-----------------------------------------------------------------------------------------------------------------------------------
  I-2      Quail Meadows                5/97         20.13          7.30        $29,252       $2,736        7.54x         $3,880
           5901 Newbrook Drive        -------        -----          ----        -------                     -----         ------
           Riverbank, California   $4,300,000         147           Good         97.0%                      9.35%         $1,144
                                                                                                                          ------
                                                                                                                           29.48%
-----------------------------------------------------------------------------------------------------------------------------------
  I-3      California Hawaiian         3/97          49.63          8.30        $56,553       $4,612        7.28x         $7,767
           Mobile Estates(1)         -------         -----          ----        -------                     -----         ------
           3637 Snell Ave.         $23,300,000        412           Good          100%                      8.15%         $3,155
           San Jose, California                                                                                           ------
                                                                                                                           40.62%

-----------------------------------------------------------------------------------------------------------------------------------
  I-4      Village of the Four         12/96         29.97          9.04        $40,867       $4,273        6.03x         $6,782
           Seasons                   --------        -----          ----        -------                     -----         ------
           200 Ford Road           $11,075,000        271           Good         97.0%                     10.46%         $2,509
           San Jose, California                                                                                           ------
                                                                                                                           36.99%
-----------------------------------------------------------------------------------------------------------------------------------
  I-5      Casa Nova MHP               4/96          18.95          6.91        $33,588       $2,958        8.55x         $3,927
           2701 Martin Road          -------         -----          ----        -------                     -----         ------
           Fairfield, California   $4,400,000         131         Average        98.0%                      8.81%          $969
                                                                                                                           ----
                                                                                                                           24.68%
-----------------------------------------------------------------------------------------------------------------------------------
Subject    Contempo Marin             - - -          63.30          6.26         - - -        $4,822         N/A          $7,054
           400 Yosemite Blvd.                        -----          ----                                                  ------
           San Rafael, CA                             396        Very Good        100%                                    $2,233
                                                                                                                          ------
                                                                                                                           31.66%


-----------------------------------------------------------------------------------------------------------------------------------


Comp.           Name                 Comparability
 No.          Location               to the Subject             Comments
------------------------------------------------------------------------------------
  I-1      Rancho De Sonoma              Inferior       Developed in 1969; Average
           19275 Sonoma Hwy                                condition; Amenities
           Sonoma, California                            include pool and laundry
                                                                facility.

------------------------------------------------------------------------------------
  I-2      Quail Meadows                  Similar        Developed in 1988; Good
           5901 Newbrook Drive                             condition; Amenities
           Riverbank, California                       include: clubhouse, pool,
                                                        playground, and laundry
                                                               facility.
------------------------------------------------------------------------------------
  I-3      California Hawaiian            Similar           Developed in 1970;
           Mobile Estates(1)                            Good condition; Amenities
           3637 Snell Ave.                                 include: clubhouse,
           San Jose, California                              pool/spa, sauna,
                                                        shuffleboard, and laundry
                                                                facility.
------------------------------------------------------------------------------------
  I-4      Village of the Four            Similar           Developed in 1971;
           Seasons                                      Good condition; Amenities
           200 Ford Road                                include: clubhouse, pool,
           San Jose, California                          playground, and laundry
                                                                facility.
------------------------------------------------------------------------------------
  I-5      Casa Nova MHP                 Inferior           Developed in 1972;
           2701 Martin Road                                 Average condition;
           Fairfield, California                            Amenities include:
                                                           clubhouse, pool, and
                                                            laundry facility.
------------------------------------------------------------------------------------
Subject    Contempo Marin                 Subject           Developed in 1972;
           400 Yosemite Blvd.            Property          Very good condition;
           San Rafael, CA                                   Amenities include:
                                                       Clubhouse, pool/spa, sauna,
                                                            laundry, tennis &
                                                        basketball courts, and RV
                                                                storage.
------------------------------------------------------------------------------------
(1) Financial information based on Actual 1996 Budget, provided by MHC, the buyer.
====================================================================================

                                                                 Market Analysis
================================================================================

      Comparable Sale I-3, California Hawaiian Mobile Estates, is located at 3637 Snell Avenue, in San Jose, California. This property contains 412 sites, situated on 49.63 acres of land area. The property was in good condition at the time of sale and was developed in 1970. Amenities at the property include a clubhouse, pool/spa, sauna, shuffleboard, laundry facility and RV storage. The property was 100 percent occupied at the time of sale. The property was purchased for $23,300,000, which equates to $56,553 per site.

      Comparable Sale I-4, Village of the Four Seasons, is located at 200 Ford Road, in San Jose, California. This property contains 271 sites, situated on 29.97 acres of land area. The park was in good condition at the time of sale and was developed in approximately 1971. Amenities at the property include a clubhouse, pool, playground, and a laundry facility. The property was 97.0 percent occupied at the time of sale. The property was purchased for $11,075,000, which equates to $40,867 per site.

      Comparable Sale I-5, Casa Nova Mobile Home Park, is located at 2701 Martin Road, in Fairfield, California. This property contains 131 sites, situated on 18.95 acres of land area. The park was in average condition at the time of sale and was developed in approximately 1972. Amenities at the property include a clubhouse, pool, and laundry facility. The property was 98.0 percent occupied at the time of sale. The property was purchased for $4,400,000, which equates to $33,588 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 112,893 and 209,357, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 114,378 and 211,269, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 49,056 and 89,169, respectively, for 1997. The number of

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                                                                 Market Analysis
================================================================================

households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 52,812 and 95,960, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $97,632 and $103,238, respectively. The median household income levels within the subject's primary and secondary market areas, for 1997, are $63,879 and $67,072, respectively. Per capita income within the subject's primary and secondary market areas, for 1997, are $43,013 and $44,458, respectively.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS. A copy of the subject's NDS report is provided in the Addenda of this report and reference is made thereto.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 24.68 to 42.79 percent of effective gross income levels, but typically from 29.48 to 42.79 percent. On a per site basis, the comparable sales display operating expenses ranging from $969 to $3,155, but typically from $1,144 to $2,509 per site. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 31.66 percent of effective gross income and $2,233 on a per site basis. Operating expenses at the subject property appear to be within the range as displayed by the comparable sales of manufactured housing communities within the local area.

Market Supply and Demand

      As the subject property is reportedly the only family oriented park of its caliber situated in Marin County, there is a limited amount of local area manufacturing housing communities to compare with the subject property. There are a total of two competing manufactured housing communities located within the subject's market, both of which are "senior parks," which total 523 sites, with a corresponding average occupancy rate of 98.09 percent. No specific absorption statistics were available, since the subject's competing parks have historically reported occupancy rates at, or above 95.0 percent. The subject property, based on conversations with management, has historically been slightly higher than occupancy rates of

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                                                                 Market Analysis
================================================================================

the competing parks, and is currently 100 percent occupied, with a waiting list. We believe the current occupancy rate of the subject property is stabilized. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained high occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $450.00 to $550.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate of $582.00 per site, which we believe is market-orientated, given the high historical occupancy of the park, the amenities offered, and the overall very good condition of the subject park.

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region widely range from $28,827 to $56,553 per site, with corresponding overall rates ranging from 8.15 to 10.46 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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                                    SITE PLAN

                                [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located approximately one-half mile east of the Smith Ranch Road and U.S. Highway 101 intersection, within the city limits of San Rafael. The subject site is specifically accessed off of Smith Ranch Road via Yosemite Road. The subject site is effectively rectangular in shape and contains 63.30, acres or 2,757,348 square feet of land area. Topographically, the site is level at street grade.

      The Marin Municipal Water Company provides the water to the subject park, while the City of San Rafael provides sewer service to the subject property. The Pacific Gas & Electric Company provides the gas and electric service to the subject property. Primary access to the subject site is provided by Smith Ranch Road via Yosemite Road. Based on conversations with the property manager of the subject property, as well as according to the subject's legal plat of survey, the subject property is located within a flood hazard area. To alleviate excessive flooding, the subject property is equipped with a lagoon/lake, which is situated within the central portion of the park and provides aesthetic value to the property. However, we recommend a qualified engineer to determine the existence of any flood hazard areas.

      The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1972. The subject improvements consist of a 396-site manufactured housing community, with a community center, swimming pool/spa, playground, tennis and basketball courts, laundry facility and recreational vehicle and boat storage area. Of the 396 total sites, 15 sites are single-wide, while the remaining 381 sites are double-wide, however, all sites can accommodate a double-wide home. The average site size is approximately 50 feet by 100 feet.

      The community center consists of a manager's office, restroom facilities, and open-space available for resident use, with a fully-equipped kitchen area. The exterior of the one-story community center is combination of concrete block and stucco and appeared to be in overall good condition at the time of inspection.

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                                                            Property Description
================================================================================

      The swimming pool/spa area is located adjacent to the community center. The recreational vehicle and boat storage is located toward the southeastern portion of the park. Wrought iron fencing surrounds the pool area and a chain link fence surrounds the recreational vehicle and boat storage area. Off-street parking is available for each resident. Site improvements within the park include: paved streets, concrete sites, street lighting and signage. Overall, the site improvements appeared to be in very good condition at the time of inspection.

      Contempo Marin is a functional manufactured housing community with good ingress and egress along Yosemite Road via Smith Ranch Road. Overall, the subject community appears to be well maintained and is in very good condition. Contempo Marin is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Five Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Since the passage of Proposition 13, or the Jarvis Gann Initiative in 1978, real property taxes in the State of California are limited to 1.0 percent of market value, as of a specified base year. The base year valuation is the Assessor's 1975 market value estimate, unless there is a transfer of ownership
(sale), new construction, or the property is leased on a long-term basis. Whenever this occurs, the property is reassessed at full market value. If a reassessment is not triggered, the assessed value is trended upward at 2.0 percent annually.

      According to the Marin County Assessor's Office, the market value of the subject property equates to $18,466,066. The subject property is identified by tax parcel numbers 155-110-23; 155-110-24; and 155-121-11.

      The total amount of real estate taxes for fiscal year 1996, payable in 1997 for the subject property amounts to $272,122.50. The total amount of real estate taxes for fiscal year 1996 payable in 1997 equates to approximately $687.18 per site.

Zoning

      According to zoning officials of the City of San Rafael, the subject property is currently zoned PD-WO, Planned Development-Wetland Overlay. Based on conversations with zoning officials, the subject property is a legal and conforming use under its present zoning classification.

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                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Contempo Marin, is a functional manufactured housing community, which competes favorably in relation to its competition, but is considered to be the only family park of its caliber located within Marin County;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $450.00 to $550.00;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate of $582.00 per site, which is slightly above the range of competing parks, but appears to be market-oriented, given the subject's historically high occupancy rate, amenities offered, and overall very good condition of the improvements;

      o Sale transactions of manufactured housing communities located within the subject's region range in unit sales prices per site from $28,827 to $56,553, with corresponding overall rates ranging from
            8.15 to 10.46 percent;

      o Operating expenses are within industry standards for a park located in the western region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o The population profile of the subject property is 25 percent adult, with the remaining 75 percent family oriented;

      o The current occupancy rate at the subject property is 100 percent. This stabilized occupancy rate is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Five Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Five Star Park, presented in the National Overview section of this report; and,

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Contempo Marin will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

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                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

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                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

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                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Nancy D. Piekos inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


/s/ Michael J. Schaeffer  /s/ Nancy D. Piekos   /s/ Stanley R. Dennis, Jr., MAI

Michael J. Schaeffer      Nancy D. Piekos       Stanley R. Dennis, Jr., MAI
Director                  Associate Appraiser   Director,Manager

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                                                                         ADDENDA
================================================================================

                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================

                                 POP-FACT SHEETS

================================================================================

Tue Dec 2, 1997                                                           Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               Cushman & Wakefield

400 Yosemite Road
San Rafael, California                  COORD:   38:01.28 122:32.28
--------------------------------------------------------------------------------
                                                    5.00 MILE        10.00 MILE
DESCRIPTION                                            RADIUS            RADIUS
--------------------------------------------------------------------------------
POPULATION
    2002 PROJECTION                                   114,378           211,269
    1997 ESTIMATE                                     112,893           209,357
    1990 CENSUS                                       112,619           207,010
    1980 CENSUS                                       10&,756           200,011
    GROWTH 1980- 1990                                    3.55%             3.50%

HOUSEHOLDS
    2002 PROJECTION                                    52,812            95,960
    1997 ESTIMATE                                      49,056            89,169
    1990 CENSUS                                        46,110            84,034
    1980 CENSUS                                        42,880            78,547
    GROWTH 1980- 1990                                    7.53%             6.99%

1997 ESTIMATED POPULATION BY RACE                     112,893           209,357
    WHITE                                               84.14%            84.96%
    BLACK                                                3.14%             4.09%
    ASIAN & PACIFIC ISLANDER                             6.32%             5.93%
    OTHER RACES                                          6.40%             5.02%

1997 ESTIMATED POPULATION                             112,893           209,357
    HISPANIC ORIGIN                                     12.27%            10.47%

OCCUPIED UNITS                                         46,110            84,034
    OWNER OCCUPIED                                      61.78%            62.94%
    RENTER OCCUPIED                                     38.22%            37.06%
    1990 AVERAGE PERSON PER HH                           2.40              2.36

1997 ESTIMATED HH BY INCOME                            49,056            89,169
   $150,000 +                                           14.40%            15.95%
   $100,000 TO $149,999                                 12.42%            13.12%
   $ 75,000 TO $ 99,999                                 14.56%            14.64%
   $ 50,000 TO $ 74,999                                 19.39%            19.84%
   $ 35,000 TO $ 49,999                                 12.13%            11.40%
   $ 25,000 TO $ 34,999                                  9.06%             8.65%
   $ 15,000 TO $ 24,999                                  8.88%             8.20%
    $ 5,000 TO $ 14,999                                  7.66%             6.85%
   UNDER $ 5,000                                         1.51%             1.36%

1997 EST. AVERAGE HH INCOME                           $97,632          $103,238
1997 EST. MEDIAN HH INCOME                            $63,879           $67,072
1997 EST. PER CAPITA INCOME                           $43,013           $44,458

================================================================================

                                LEGAL DESCRIPTION

================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------
PARCEL ONE:

BEGINNING at Station 81 on the inner line of Salt Marsh, as said Station and Line are shown upon that certain map entitled. "Map No. 3 of Salt Marsh and Tide lands situate in the County of Marin, State of California, 1871", a copy of which was filed July 20, 1959 in "Can F", Marin County Records; running thence along said inner line of Salt Marsh North 40 Degrees 30 Minutes 55 Seconds West
529.31 feet to Station 82; thence North 55 Degrees 30 Minutes 55 Seconds West
317.59 feet to Station 83; and thence North 19 Degrees 15 Minutes 55 Seconds West 47.47 feet to the most Southerly corner of the Parcel of land described in the Deed from Frieda Smith, et al, to Draper Industrial Properties, Inc., et al, recorded November 30, 1964 in Book 1887 of Official Records, at Page 518, Marin County Records; thence along the Southeastern line of said Draper Parcel (1887 OR 518) North 19 Degrees 50 Minutes 24 Seconds East 2288.77 feet to the Northeast corner thereof; thence leaving said Draper Parcel and running North 71 Degrees 27 Minutes 00 Seconds East 41.46 feet; thence North 44 Degrees 00 Minutes 00 Seconds East 65,00 feet; and thence North 30 Degrees 36 Minutes 00 Seconds East 161.62 feet; thence North 54 Degrees 34 Minutes 26 Seconds East
121.79 feet to a point on the line of ordinary low tide on the south bank of the North Fork of Gallinas Creek; said point being designated as Station 78 on the "Plat of the Grant to the County of Marin Parcel "B" Chapter 497 Statutes of 1959, vicinity of Gallinas Creek by the State Lands commission, State of California", filed September 16, 1960 in "Can G" Marin County Records; thence along last mentioned line North 58 Degrees 18 Minutes 27 Seconds East, 179.75 feet; North 70 Degrees 47 Minutes 11 Seconds East 450.73 feet; thence leaving said line, South 17 Degrees 12 Minutes 00 Seconds East 87.52 feet; thence on a curve to the left with a radius of 140 feet, a central angle of 17 Degrees 16 Minutes 17 Seconds a distance of 42.20 feet; thence South 34 Degrees 28 Minutes 17 Seconds East 210.80 feet; thence on a curve to the left with a radius of 65 feet, a central angle of 35 Degrees 41 Minutes 19 Seconds a distance of 40,49 feet to the Northwesterly line of the lands of the Northwestern Pacific Railroad, as described in the Deed recorded October 23, 1916 in Book 183 of Deeds, at Page 104, Marin County Records; thence along last said Northwesterly line South 19 Degrees 50 Minutes 24 Seconds West 3165.70 feet, thence Southwesterly along a taper curve to the right, increasing 0 Degrees 40 Minutes 00 Seconds in each 28.96 feet, a distance of 88.43 feet, to a point of compound curvature; thence Southwesterly on a curve to the right, whose center bears North 71 Degrees 03 Minutes 36 Seconds West 2814.93 feet, through a central angle of 2 Degrees 35 Minutes 42 Seconds, an arc distance of 127.49 feet to a point on the aforesaid inner line of Salt Marsh; thence leaving last said Northwesterly line (183 Deeds 104) and running along said inner line of Salt Marsh North 12 Degrees 30 Minutes 55 Seconds West, 212.70 feet to the point of beginning.

PARCEL TWO:

BEGINNING at a point entitled, "N.W.P. North" the same as shown and delineated on the "Plat of The Grant to The County of Marin, Parcel "B" Chapter 497, Statutes of 1959,

                          EXHIBIT A -- LEGAL CONTINUED

vicinity of Gallinas Creek, Marin County. California":, and running thence North 11 Degrees 26 Minutes 18 Seconds East 28.89 feet to an angle point on the Southerly line of Parcel "B" herein above described, thence along said Southerly line the following courses and distances; North 75 Degrees 18 Minutes 58 Seconds East 112.37 feet, North 50 Degrees 03 Minutes 14 Seconds West 101.81 feet, North 56 Degrees 57 Minutes 35 Seconds West 146.73 feet; North 89 Degrees 41 Minutes 07 Seconds West 182.00 feet, South 72 Degrees 03 Minutes 43 Seconds West 407.61 feet and North 17 Degrees 53 Minutes 25 Seconds West 25.90 feet to the True Point of Beginning; thence from said True Point of Beginning, as follows: South 74 Degrees 25 Minutes 53 Seconds West 60.05 feet; North 17 Degrees 53 Minutes 25 Seconds West 48.72 feet; thence on a tangent curve to the right, with a radius of 230 feet, a central angle of 45 Degrees 00 Minutes 00 Seconds an arc distance of 180.64 feet, thence North 27 Degrees 06 Minutes 35 Seconds East 173.82 feet; thence on a curve to the left; whose center bears North 27 Degrees 29 Minutes 13 Seconds East with a radius of 850 feet, a central angle of 4 Degrees 02 Minutes 40 Seconds an arc distance of 60.04 feet; thence South 27 Degrees 06 Minutes 35 Seconds West 175.54 feet; thence on a tangent curve to the left with a radius of 170 feet, a central angle of 45 Degrees 00 Minutes 00 Seconds an arc distance of
133.52 feet; thence South 17 Degrees 53 Minutes 25 Seconds East 51.17 feet to the True Point of Beginning.

PARCEL THREE:

AN EASEMENT for lateral support over the Easterly 50 feet of that certain parcel of land as conveyed in that certain Trustee's Deed upon Sale from Philip V. Abend as Trustee to Robert Goetz, recorded November 30, 1973 in Book 2745 of Official Records at Page 500, Marin County Records.

SAID EASEMENT Is appurtenant to the property conveyed by that certain Deed from
U. S. Communities, a corporation, to United California Bank, as Trustee of Trust Number 1-41-149-30, recorded May 18, 1972 in Book 2569 of Official Records at Page 597, Marin County Records.

--------------------------------------------------------------------------------

================================================================================

                          QUALIFICATIONS OF APPRAISERS

================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                NANCY D. PIEKOS

Real Estate Experience

Ms. Piekos has been active in the appraisal of real estate since 1993. The types of properties appraised include office buildings, industrial buildings, automotive dealerships, vacant land, and manufactured housing communities.

Education

Bachelor of Arts in Urban Planing from the University of Illinois, Urbana-Champaign, Illinois, 1993.

Real Estate Education

The following courses have been completed through the Appraisal Institute:

Appraisal Procedures
Principles of Appraisal
Residential Case Studies
Standards of Professional Practice

License

Real Estate Salesperson - State of Illinois

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services.

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

          Real Estate Appraisal Principles 1A-1
          Basic Valuation Procedures 1A-2
          Standards of Professional Practice
          Capitalization Theory and Techniques 1BA
          Capitalization Theory and Techniques IBB
          Advanced Applications 550
          Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A        Fundamentals and Principles of Real Estate Appraisal
      Course I-B        Capitalization Theory and Techniques
      Course II-I       Case Studies in Real Estate Valuation
      Course II-2       Valuation Analysis and Report Writing
      Course II-3       Standards of Professional Practice
      Course IV         Litigation/Condemnation Valuation
      Course VI         Investment Analysis
      Course VIII       Residential Case Studies
      Course X          Market Analysis

      Seminar           Feasibility Analysis and Highest and Best Use
      Seminar           Discounted Cash Flow Analysis
      Seminar           Cash Equivalency
      Seminar           Subdivision Analysis
      Seminar           Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================


MARKET STUDY OF REAL PROPERTY

Green Acres
8785 Turkey Ridge Road
Breinigsville, Lehigh County, Pennsylvania


================================================================================


As of December 2, 1997



Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

              [Letterhead of Cushman & Wakefield of Illinois, Inc.]

December 19, 1997


Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:   Market Study of Real Property
      Green Acres
      8785 Turkey Ridge Road
      Breinigsville, Lehigh County, Pennsylvania 18031

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                   -2-                      December 19, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager

                                                              CUSHMAN &
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

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                  Green Acres

Location:                       8785 Turkey Ridge Road
                                Breinigsville, Lehigh County, Pennsylvania

Assessor's Parcel Number:       Based on information provided by the client, the
                                subject property is identified by Assessor's
                                Parcel Number 20-03789.

Date of Inspection:             The property was inspected on December 2, 1997.

Ownership:                      The subject property is legally entitled to
                                Pennland Vistas, an Illinois Corporation, and
                                MHC Financing Limited Partnership, as
                                beneficiary.

Land Area:                      Based on information provided by the property's
                                legal plat of survey, the subject property contains approximately 149.49 acres of land area, or 6,511,784 square feet.

Zoning: Based on information provided by the Upper-Macungie Township Zoning Department, the subject property is zoned R-5, Medium-High Density Residential District. The subject property is a legal and conforming use in the R-5, Medium-High Density Residential District.

Improvements
      Type:                     A manufactured housing community.

      Year Built:               The subject property was originally developed in
                                phases between 1969 and 1994.

      Size: The subject property consists of a 595-site manufactured housing community.

      Condition:                At the time of inspection, the subject property
                                was in good condition.

Property Rating:                Four Star manufactured home community.

Special Assumptions:            1. Information regarding the subject property,
                                including its physical characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

                                                              CUSHMAN &
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                                                        Summary of Salient Facts
================================================================================

                                2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                3. Our market and consulting report regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                5. Please refer to the complete list of
                                assumptions and limiting conditions included at the end of this report.

                                                              CUSHMAN &
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

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................5
   Identification of Property..................................................5
   Property Ownership and Recent History.......................................5
   Purpose and Function of the Market Study and Consulting Assignment..........5
   Scope of the Market Study and Consulting Assignment.........................5
   Date of Property Inspection.................................................5
   Definitions and Other Pertinent Terms.......................................5

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................11

MARKET ANALYSIS...............................................................12
   National Overview..........................................................12
   Competition................................................................18
   Comparable Manufactured Housing Community Sales............................22
   Demographic Trends.........................................................24
   Expense Analysis...........................................................25
   Market Supply and Demand...................................................25
   Conclusion.................................................................25

PROPERTY DESCRIPTION..........................................................28
   Site Description...........................................................28
   Improvements Description...................................................28

REAL PROPERTY TAXES AND ASSESSMENTS...........................................29

ZONING .......................................................................29

CONCLUSION....................................................................30

ASSUMPTIONS AND LIMITING CONDITIONS...........................................31

CERTIFICATION.................................................................33

ADDENDA ......................................................................34
   Pop-Fact Sheets
   Legal Description
   Qualifications of Appraisers

                                                              CUSHMAN &
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

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                 [PHOTO OMITTED]

                     Front Entrance of the Subject Property


                                 [PHOTO OMITTED]

                     Exterior View of the Manager's Office

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                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                 View of the Playground at the Subject Property


                                 [PHOTO OMITTED]

                    View of the Pool at the Subject Property


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                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park


                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

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                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                 Street Scene Facing West Along U.S. Route 222


                                 [PHOTO OMITTED]

                 Street Scene Facing East Along U.S. Route 222

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                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 595-site manufactured housing community, situated on approximately 149.49 acres of land area, located just west of Twin Ponds Road, along the north side of U.S. Highway 222 (U.S. 222), in Breinigsville, Lehigh County, Pennsylvania. The property's street address is 8785 Turkey Ridge Road. The property was constructed in phases between 1969 and 1994, and was 99.3 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Pennland Vistas, an Illinois corporation, and MHC Financing Limited Partnership, as beneficiary. The subject property was originally developed in phases between 1969 and 1994, with 595 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 2, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

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                                                                    Introduction
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      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located just west of Twin Ponds Road, along the north side of U.S. Highway 222, in Breinigsville, Lehigh County, Pennsylvania. The street address of the subject property is 8785 Turkey Ridge Road. The property is identified by tax parcel number 20-03789, according to information provided by the client. The subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

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

                                  LOCATION MAP


                                 [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

      The subject property is located in Breinigsville, Lehigh County, Pennsylvania. The subject property is part of the Allentown-Bethlehem-Easton Metropolitan Statistical Area (MSA). Allentown, and to a lesser extent, Bethlehem and Easton, serves as the commercial core of the metropolitan area. The Allentown-Bethlehem-Easton metropolitan area is comprised of Lehigh, Carbon, and North Hampton Counties.

Population

      According to Sales and Marketing Management's 1997 Survey of Buying Power, the 1996 estimated population of the Allentown-Bethlehem-Easton MSA is 614,400. The historical and projected population characteristics of the Allentown-Bethlehem-Easton MSA, are presented in the table below.

================================================================================
                                   POPULATION
                         ALLENTOWN-BETHLEHEM-EASTON MSA
--------------------------------------------------------------------------------
            YEAR                 POPULATION                       % CHANGE
--------------------------------------------------------------------------------
            1980                   554,700                          - - -
--------------------------------------------------------------------------------
            1990                   618,900                          +1.57%
--------------------------------------------------------------------------------
            1996                   614,400                          -0.73%
--------------------------------------------------------------------------------
            2002                   615,700                          +0.21%
--------------------------------------------------------------------------------
Source: SALES AND MARKETING MANAGEMENT, U.S. Bureau of the Census.
================================================================================

      As indicated above, the population in the Allentown-Bethlehem-Easton MSA grew significantly between 1980 and 1990. However there has been a slight decrease in population since 1990, and minimal growth is expected through the year 2002. The largest age group currently, are those individuals over 50 years of age, accounting for 30.8 percent of the total population.

Income and Employment

      The economic base of the Allentown-Bethlehem-Easton metropolitan area has historically been based in the heavy and light manufacturing industries. While this segment remains important, the regional economy is currently dominated by the service industries. Approximately 32.0 percent of the workforce are now employed in the service industries. The distribution of the workforce, per industry, is presented in the table on the following page.

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                                                               Regional Analysis
================================================================================

================================================================================
                  Allentown-Bethlehem-Easton Metropolitan Area
                           Distribution of Employment
--------------------------------------------------------------------------------
                                                            Percentage of Total
     Industry Classification          As of August, 1997         Employment
--------------------------------------------------------------------------------
Manufacturing                                56,900               21.88%
--------------------------------------------------------------------------------
Construction & Mining                        11,000                4.23%
--------------------------------------------------------------------------------
Transportation,                              14,000                5.38%
Communication,
& Utilities
--------------------------------------------------------------------------------
Wholesale & Retail Trades                    54,800               21.08%
--------------------------------------------------------------------------------
Finance, Insurance & Real Estate             13,300                5.12%
(FIRE)
--------------------------------------------------------------------------------
Services                                     82,100               31.58%
--------------------------------------------------------------------------------
Government                                   27,900               10.73%
--------------------------------------------------------------------------------
Total Wage and Salary Employment            260,000              100.00%
--------------------------------------------------------------------------------
Source: Pennsylvania Department of Labor and Industry
================================================================================

      The services industry comprises the largest percentage of total employment, followed by the manufacturing and wholesale and retail trade industries.

      The median household effective buying income is $37,675. The majority of households, approximately 33.8 percent, have an effective buying income of $50,000 or greater.

Transportation

      The Allentown-Bethlehem-Easton MSA is served by two interstate highways and multiple state roads. Interstate 476 (I-476) runs northwest and Interstate 78 (I-78) runs east and west, through the region. Commercial air-service is available at the Lehigh Valley International Airport, located just outside the City of Bethlehem. Regular service and Commuter airlines provide air-service to many American and Canadian locations.

Summary and Conclusions

      The Allentown-Bethlehem-Easton MSA area is a stable and well established area, which experienced the majority of population growth between 1980 and 1990. Negative growth has occurred in recent years, but minimal positive growth is anticipated in the near future. In recent years, the workforce has been primarily employed in the services industry, and this trend is expected to continue in the foreseeable future. In summary, the outlook for the Allentown-Bethlehem-Easton MSA is generally positive, with minimal population growth expected.

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

                                NEIGHBORHOOD MAP


                                 [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

      The subject property is located just west of Twin Ponds Road, along the north side of U.S. Highway 222, in Breinigsville, Lehigh County, Pennsylvania. U.S. Highway 222 runs effectively northeast through the Lehigh County area. The subject's immediate neighborhood is roughly defined as Centronia Road to the north, U.S. Highway 222 to the south, SR 100 to the east, and SR 863 to the west. The immediate neighborhood of the subject property is developed primarily with single-family residential housing, and large open tracts of farmland, with the exception of the Lucent Technologies research and technology park, located less than one-quarter mile west of the subject property.

      Regional access to the subject property is very good, as the subject property is located along U.S. Highway 222. U.S. Highway 222 is accessible via State Route 863 and State Route 100. Interstate 78 is accessible via State Route 863 and State Route 100. Interstate 476 provides direct access to Philadelphia to the southeast. Neighborhood access to the subject property is very good, since thoroughfares in the area connect with U.S. Highway 222.

      Development in the area of the subject property consists primarily of single-family residential housing, and large tracts of open farmland, with the exception of the Lucent Technologies research and technology park, located less than one-quarter mile west of the subject property. According to the Allentown-Bethlehem Chamber of Commerce, total employment at Lucent Technologies at the Breinigsville office is approximately 4,000, and the majority of the Lucent Technologies employees live in the Breinigsville area.

      Neighborhood residents at the subject property can find retail establishments in the Town of Trexlertown, directly east of Breinigsville. The Trexler Mall and the Trexlertown Shopping Center is just east of State Route 100, along the south side of U.S . Highway 222.

      The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy of the area is anticipated to be good, with Lucent Technologies comprising the largest employment base. The growth in population is anticipated to remain constant.

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                                                                 MARKET ANALYSIS
================================================================================

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=========================================================================================
1997             Firm Name                State      No. of Sites      No. of Communities
Rank                                                 Owned/Managed       Owned/Managed
-----------------------------------------------------------------------------------------
 1      Sun Communities                  Michigan      30,295/0               84/0
-----------------------------------------------------------------------------------------
 2      ROC Communities                  Colorado    22,441/7,167            77/36
-----------------------------------------------------------------------------------------
 3      Manufactured Home Communities    Illinois     27,349/838              69/3
-----------------------------------------------------------------------------------------
 4      Ellenburg Capital                 Florida      25,173/0               63/0
-----------------------------------------------------------------------------------------
 5      Lautrec Ltd.                     Michigan      22,652/0               58/0
-----------------------------------------------------------------------------------------
 6      Chateau Properties               Michigan      20,003/0               47/0
-----------------------------------------------------------------------------------------
 7      Clayton Homes                    Tennessee     18,000/0               66/0
-----------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood  California     16,946/0               44/0
-----------------------------------------------------------------------------------------
 9      UNIPROP                          Michigan      14,931/0               40/0
-----------------------------------------------------------------------------------------
 10     The Bloch Organization           Michigan      14,379/0               37/0
=========================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing

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                                                                 Market Analysis
================================================================================

steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

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                                                                 Market Analysis
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                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
Year      ROC        MHC      Chateau     Sun     United      Total      Annual
                                                                         Growth
--------------------------------------------------------------------------------
1996     29,608     28,187    20,003     30,295    5,234     113,327      17.0%
--------------------------------------------------------------------------------
1995     27,910     26,237    19,594     18,000    4,850      96,591       9.0%
--------------------------------------------------------------------------------
1994     26,231     28,407    15,689     13,500    4,623      88,450      37.8%
--------------------------------------------------------------------------------
1993     20,142     14,700    15,261      9,036    5,050      64,189      17.8%
--------------------------------------------------------------------------------
1992     18,745     12,873    10,032      7,600    5,200      54,450       N/A
--------------------------------------------------------------------------------
1991      9,030     13,079     9,759       N/R      N/R         N/A        N/A
--------------------------------------------------------------------------------
N/R = No report                  N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

      The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

==========================================================================================
                                    REIT MARKET UPDATE
------------------------------------------------------------------------------------------
Company Symbol    Price    Current Yield  52 Week High  52 Week Low    Annual   12 Mth Tot
                (9/19/97)                                             Dividend      Rtn
------------------------------------------------------------------------------------------
CPJ              $29.688        5.8%        $31.125       $22.250       1.72       26.6%
------------------------------------------------------------------------------------------
MHC              $25.625        5.2%        $26.428       $18.875       1.32       30.7%
------------------------------------------------------------------------------------------
SUI              $37.428        5.0%        $ 38.00       $27.750       1.88       31.8%
------------------------------------------------------------------------------------------
UMH              $11.625        6.0%        $13.625       $10.875       0.70       -1.7%
------------------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
==========================================================================================

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                                                                 Market Analysis
================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

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                                                                 Market Analysis
================================================================================

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;
      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;

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                                                                 Market Analysis
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      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.
      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;

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                                                                 Market Analysis
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      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

Competition

      We have surveyed five manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 1,869 sites. The combined occupancy rate of these five manufactured housing communities, including the subject property, is approximately 97.8 percent. Excluding the subject property in our survey, the combined occupancy rate is approximately 97.0 percent, based on 1,274 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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
===========================================================================================================================
                                    SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
---------------------------------------------------------------------------------------------------------------------------
                                        Number                       Age
                                       Of Sites                   ---------
                                       --------                   Condition                   Services       Date Of
 Comp.          Name                   Occupancy                  ---------      Monthly      Provided     Last Rental
  No.         Location                   Level     Amenities    Park Rating(1)    Rent         in Rent       Increase
---------------------------------------------------------------------------------------------------------------------------
  R-1    Hickory Hills                    352      Clubhouse        1971        $355.00/Mo.     Water      January, 1997
         121 Hickory Hills Drive          ----       Pool           ----            To          Sewer
         Bath, Pennsylvania               100%    Playground        Good        $380.00/Mo.
                                                    Storage         ----
                                                  Basketball         4*
                                                     Pond
                                                 Putting Green
---------------------------------------------------------------------------------------------------------------------------
  R-2    Greenbriar Village               319      Clubhouse        1987        $290.00/Mo.     None      September, 1997
         63 A Greenbriar Drive North      ---     Playground        ----            To
         Bath, Pennsylvania               94%       Tennis        Very Good     $334.00/Mo.
                                                  Basketball      ---------
                                                                     5*
---------------------------------------------------------------------------------------------------------------------------
  R-3    Melody Lakes                     353      Clubhouse       1960's       $395.00/Mo.     Water      Approximately
         1045 Northwest End Boulevard     ----       Pool          ------                       Sewer       2 years ago
         Quakertown, Pennsylvania         100%      Storage         Good
                                                    Laundry         ----
                                                   Mini-Golf         4*
---------------------------------------------------------------------------------------------------------------------------
  R-4    Li'l Wolfe                       250      Clubhouse        1976        $334.00/Mo.     Water       April, 1997
         3411 Wolfe Drive                 ----       Pool           ----                        Sewer
         Orefield, Pennsylvania           93%     Playground        Good                    Snow Removal
                                                    Tennis          ----
                                                                     4*
---------------------------------------------------------------------------------------------------------------------------
Subject  Green Acres                      595      Clubhouse      1969-1994     $361.00/Mo.     Water       March 1997
         8785 Turkey Ridge Road           ----       Pool         ---------          To         Sewer
         Breinigsville, Pennsylvania      99%       Tennis          Good        $382.00/Mo.
                                                  Basketball        ----
                                                  Playground         4*
                                                  Volleyball
---------------------------------------------------------------------------------------------------------------------------
(1)  Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
===========================================================================================================================

========================================================
 SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
--------------------------------------------------------

                                            3-Year
                                           Average
 Comp.          Name                    Annual Rental
  No.         Location                     Increase
--------------------------------------------------------
  R-1    Hickory Hills                    $10.00/Mo.
         121 Hickory Hills Drive
         Bath, Pennsylvania




--------------------------------------------------------
  R-2    Greenbriar Village               $11.00/Mo.
         63 A Greenbriar Drive North
         Bath, Pennsylvania


--------------------------------------------------------
  R-3    Melody Lakes                   $15.00-20.00/Mo.
         1045 Northwest End Boulevard   (Last increase)
         Quakertown, Pennsylvania


--------------------------------------------------------
  R-4    Li'l Wolfe                       $11.00/Mo.
         3411 Wolfe Drive               (Last Increase)
         Orefield, Pennsylvania


--------------------------------------------------------
Subject  Green Acres                      $16.00/Mo.
         8785 Turkey Ridge Road
         Breinigsville, Pennsylvania



--------------------------------------------------------

========================================================

                       COMPETING MANUFACTURED HOUSING MAP


                                 [MAP OMITTED]


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                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $290.00 to $395.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates within the market range, or from $361.00 to $382.00 per site. The last rental rate increase at the subject property was as of March 1, 1997.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Hickory Hills, is located at 121 Hickory Hills Drive, in Bath, Pennsylvania. This comparable property contains 352 sites, and is 100 percent occupied. Hickory Hills was developed in 1971, and is in overall good condition. Amenities include a clubhouse, pool, playground, storage area, basketball courts, pond, and putting green. Over the last three years, the average annual rental rate increase was approximately $10.00 per month. The monthly rental rates range from $355.00 to $380.00, with water and sewer are included in the monthly rental payment.

      Comparable R-2, Greenbriar Village, is located at 63 A Greenbriar Drive North, in Bath, Pennsylvania. Greenbriar Village contains 319 sites, and is 94 percent occupied. Greenbriar Village was developed in 1987, and is in overall very good condition. Amenities include a clubhouse, playground, tennis courts, and basketball courts. Over the last three years, the average annual rental rate increase was $11.00 per month. Monthly rental rates range from $290.00 to $334.00, with no utilities included in the monthly rental payment.

      Comparable R-3, Melody Lakes, is located at 1045 Northwest End Boulevard, in Quakertown, Pennsylvania. Melody Lakes contains 353 sites, and is 100 percent occupied. Melody Lakes was developed in the 1960's, and is in overall good condition. Amenities include a clubhouse, pool, storage, laundry facilities, and mini-golf. The last rental rate increase was approximately two years ago, and ranged from $15.00 to $20.00 per month. The monthly rental rate is $395.00, with water and sewer service included in the monthly rental payment.

      Comparable R-4, Li'l Wolfe, is located at 3411 Li'l Wolfe Drive, in Orefield, Pennsylvania. Lil' Wolfe contains 250 sites, and is 93 percent occupied. Li'l Wolfe was developed in 1976, and is in overall good condition. Amenities include a clubhouse, pool, playground, and tennis courts. The last annual rental rate increase occurred in April, 1997, and was $11.00 per month. The monthly rental rate is $334.00, with water, sewer, and snow removal included in the monthly rental payment.

      In our opinion, and based on conversations with the on-site manager, properties R-3 and R-4 compete most favorably with the subject property, with monthly rental rates ranging from $334.00 to $395.00 per month per site. The subject property is currently quoting monthly rental rates ranging from $361.00 to $382.00 per site, which is within the range of rental rates of the most comparable competing properties. The subject property competes most

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                                                                 Market Analysis
================================================================================

effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed no sales of manufactured housing communities in the immediate market area. Therefore we have presented sales of five manufactured housing communities located in the southern mid-section of Pennsylvania. The following is a brief discussion of each of the manufactured housing sales.

      Comparable Sale I-1, Breezy Acres, is located at 87 Lincoln Circle, in Falls Township, Pennsylvania. This property contains 206 sites, and is situated on 25.15 acres of land area. The property was in average condition at the time of sale and was developed in 1970. Breezy Acres contains no amenities. The property was approximately 98.0 percent occupied at the time of sale. The property was purchased for $5,800,000, which equates to $28,155 per site.

      Comparable Sale I-2, Dauberton Manor, is located on Boxwood Road, in Manchestor Township, Pennsylvania. This property contains 85 sites, and is situated on 19.56 acres of land area. The property was in excellent condition at the time of sale, and was developed in 1991. Dauberton Manor contains no amenities. The property was approximately 98 percent occupied at the time of sale. The property was purchased for $1,700,000, which equates to $20,000 per site.

      Comparable Sale I-3, Country Manor, is located at Bernheisel Bridge Road at Carlisle Pike, in Middlesex Township, Pennsylvania. This property contains 426 sites, and is situated on 99.24 acres of land area. The property was in good condition at the time of sale, and was developed in 1970. Amenities include a clubhouse, pool, basketball courts, and playground. The property was 100 percent occupied at the time of sale. The property was purchased for $8,446,000, which equates to $19,826 per site.

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
=======================================================================================================================
                                     SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-----------------------------------------------------------------------------------------------------------------------

                                                                                     Sales Price
                                                                                      Per Site
                                        Sales Date       Land Area      Density       --------                    EGIM
 Comp.     Name                         ----------       ---------      --------      Occupancy                   ----
  No.    Location                       Sales Price      No. Sites      Condition      At Sale      $NOI/Site     OAR
-----------------------------------------------------------------------------------------------------------------------
 I-1     Breezy Acres                     7/96            25.15          8.19         $28,155       $2,815        6.84x
         87 Lincoln Circle                -----           -----          ----         -------                     -----
         Fall Township, Pennsylvania    $5,800,000         206          Average         98%                      10.00%


-----------------------------------------------------------------------------------------------------------------------
 I-2     Dauberton Manor                  9/95            19.56          4.35         $20,000       $2,059        7.25x
         Boxwood Road, Manchestor         -----           -----          ----         -------                     -----
         Township, Pennsylvania         $1,700,000         85          Excellent        98%                      10.29%


-----------------------------------------------------------------------------------------------------------------------
 I-3     Country Manor                    5/94            99.24          4.29         $19,826       $2,248       11.34%
         Bernheisel Bridge Road           -----           -----          ----         -------
         at Carlisle Pike               $8,446,000         426           Good           100
         Middlesex Township,
         Pennsylvania
-----------------------------------------------------------------------------------------------------------------------
 I-4     Millcreek Estates                4/93            37.30          3.89         $16,552       $1,785        6.40
         Airport and Ranck Roads          -----           -----          ----         -------                     ----
         Earl and Earl Township,        $2,400,000         145          Average         99%                      10.78%
         Pennsylvania

-----------------------------------------------------------------------------------------------------------------------
 I-5     Parkview Acres                    3/93           12.74          7.97         $21,538       $1,723        5.10
         West of Ashley Drive              ----           -----          ----         -------                     ----
         Ephrata Township,              $1,400,000         65           Average        100%                       8.00%
         Pennsylvania

-----------------------------------------------------------------------------------------------------------------------
Subject  Green Acres                      - - -          149.49          3.98           99%         $2,782(1)     N/A
         8785 Turkey Ridge Road                          ------          ----
         Breinigsville, Pennsylvania                       595           Good





-----------------------------------------------------------------------------------------------------------------------
(1) 1997 Trailing 12 months
=======================================================================================================================

=====================================================================================================
                            SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-----------------------------------------------------------------------------------------------------
                                           $EGI/Site
                                           ---------
                                         $Expense/Site
                                         -------------
 Comp.     Name                          Expense Ratio   Comparability to
  No.    Location                          % Of EGI       to the Subject            Comments
-----------------------------------------------------------------------------------------------------
 I-1     Breezy Acres                       $4,116          Inferior            Developed in 1970;
         87 Lincoln Circle                  ------                            Average condition; No
         Fall Township, Pennsylvania        $1,301                                  amenities.
                                            ------
                                            31.61%
-----------------------------------------------------------------------------------------------------
 I-2     Dauberton Manor                    $2,760         Comparable           Developed in 1991;
         Boxwood Road, Manchestor           ------                           Excellent condition; No
         Township, Pennsylvania              $701                                   amenities
                                             ----
                                            25.40%
-----------------------------------------------------------------------------------------------------
 I-3     Country Manor                      $3,180           Similar            Developed in 1970;
         Bernheisel Bridge Road             ------                          Good condition; Amenities
         at Carlisle Pike                    $932                           include: clubhouse, pool,
         Middlesex Township,                 ----                               basketball courts,
         Pennsylvania                       29.30%                                 playground.
-----------------------------------------------------------------------------------------------------
 I-4     Millcreek Estates                  $2,588          Inferior            Developed in 1970;
         Airport and Ranck Roads            ------                            Average condition; No
         Earl and Earl Township,             $803                                   amenities.
         Pennsylvania                        ----
                                            31.03%
-----------------------------------------------------------------------------------------------------
 I-5     Parkview Acres                     $2,703          Inferior            Developed in 1965;
         West of Ashley Drive               ------                            Average condition; No
         Ephrata Township,                   $980                                   amenities.
         Pennsylvania                        ----
                                            36.25%
-----------------------------------------------------------------------------------------------------
Subject  Green Acres                        $3,975      Subject Property        Developed in from
         8785 Turkey Ridge Road             ------                                  1969-1994;
         Breinigsville, Pennsylvania        $1,193                               Good condition;
                                            ------                             Amenities include:
                                            30.01%                           Clubhouse, pool, tennis
                                                                            courts, basketball court,
                                                                                 playground, and
                                                                                volleyball court.
-----------------------------------------------------------------------------------------------------
(1) 1997 Trailing 12 months
=====================================================================================================

                                                                 Market Analysis
================================================================================

      Comparable Sale I-4, Millcreek Estates, is located at Airport and Ranck Roads, in Earl and Earl Township, Lancaster County, Pennsylvania. This property contains 145 sites, and is situated on 37.30 acres of land area. The park was in average condition at the time of sale and was developed in approximately 1970. Millcreek Estates contains no amenities. The property was 99.0 percent occupied at the time of sale. The property was purchased for $2,400,000, which equates to $16,552 per site.

      Comparable Sale I-5, Parkview Acres, is located at Parkview Road, west of Ashley Drive, in Ephrata Township, Pennsylvania. This property contains 65 sites, and is situated on 12.74 acres of land area. The park was in average condition at the time of sale, and was developed in 1965. Parkview Acres contains no amenities. The property was 100 percent occupied at the time of sale. The property was purchased for $1,400,000, which equates to $21,538 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 39,916 and 219,909, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 40,403 and 224,330, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 14,730 and 86,269, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 15,737 and 89,416, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $69,752 and $60,348, respectively, and are expected to increase to $89,513 and $78,175, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $52,181 and $43,119, respectively, and are expected to increase to $60,193 and $50,779, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997, are $26,422 and $24,125, respectively, and are expected to increase to $35,861 and

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                                                                 Market Analysis
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$32,041, respectively, by the year 2002.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS. For additional demographic information, please refer to the NDS summary report in the Addenda of this report.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 25.4 to 36.2 percent of effective gross income levels, and $701 to $1,301 on a per site basis. The subject property is currently reporting operating expenses, for the 12-month trailing period of 1997, at 30.01 percent of effective gross income and $1,193 on a per site basis. The operating expenses appear to be within the range of comparable properties on both a per site basis as well as on a percentage of effective gross income.

Market Supply and Demand

      There are a total of four competing manufactured housing communities located within the subject's market, which total 1,274 sites, with a corresponding average occupancy rate of about 97.0 percent. No specific absorption statistics were available, since the subject's competing parks have historically reported occupancy rates at, or above 95.0 percent. The occupancy rate at the subject property, based on conversations with management, has historically been consistent with competing parks, and is currently 99.3 percent. We believe the current occupancy rate of the subject property is stabilized, and is within the range of occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be very strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained high occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $290.00 to $395.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate within the range of competing parks, or at $361.00 to $382.00 per site, which we believe is market-orientated.

================================================================================


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

                                                                 Market Analysis
================================================================================

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $16,552 to $28,155 per site, with corresponding overall rates ranging from 8.00 to 11.34 percent. In our opinion, the subject property competes most favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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

                                   SITE PLAN

                               [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located just west of Twin Ponds Road, along the north side of U.S. Highway 222, in Breinigsville, Pennsylvania. The subject site is irregular in shape and contains approximately 149.49 acres, or 6,511,784 square feet of land area. Topographically, the site is gently rolling.

      On site sewer and water service is provided. Electric Service is provided by Pennsylvania Power & Light. Gas service is not available, and GTE Company provides telephone service.

      The subject property is accessible via U.S. Highway 222. The Upper-Macungie Township Planning Department, would not comment if the subject property was located in a flood hazard area. Therefore, we recommend a qualified engineer to determine the existence of any flood hazard areas.

      Each developed site has an asphalt driveway. The streets within the park have two-lanes. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in phases between 1969 and 1994. The subject improvements consist of a 595-site manufactured housing community, with a clubhouse, pool, tennis courts, basketball court, playground, and volleyball court.

      The clubhouse consists of open-space available for resident use, and a kitchen. The clubhouse is a manufactured home converted for resident use; and, appeared to be in overall very good condition at the time of inspection.

      The pool is adjacent to the on-site managers office. Off-street parking is available for each resident. Site improvements within the park include: asphalt paved streets, asphalt driveways, some street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

================================================================================


                                       28
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            Property Description
================================================================================

      Green Acres is a functional manufactured housing community with good ingress and egress from U.S. Highway 222. Overall, the subject community appears to be well maintained and is in good condition. Green Acres is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Four Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Lehigh County is assessed at 50.0 percent of the Assessor's opinion of market value. The subject property is identified by tax parcel Number 20-03789.

      The total amount of real estate taxes for 1997 for the subject property amounts to $154,995.63. Real estate taxes for the subject property for 1997 are due in August, 1997. The total amount of real estate taxes for 1997, equates to approximately $260.50 per site.

Zoning

      According to zoning officials of Upper-Macungie Township, the subject property is currently zoned R-5, Medium-High Density Residential District. Based on conversations with zoning officials of Upper-Macungie Township, the subject property is a legal and conforming use in the R-5, Medium-High Density Residential District.

================================================================================


                                       29
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
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

                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Green Acres, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $290.00 to $395.00;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) monthly rental rates ranging from $361.00 to $382.00 per site, which is within the range of competing parks, and appears to be market-oriented;

      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $16,552 to $28,155, with corresponding overall rates ranging from 8.00 to 11.34 percent;

      o Operating expenses are within industry standards for a park located in the eastern region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o The population profile of the subject property is approximately 45.0 percent families, and 55.0 percent retired adults.

      o The current occupancy rate at the subject property of 99.3 percent is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Four Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Four Star Park, presented in the National Overview section of this report; and,

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Green Acres will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

================================================================================


                                       30
                                                              CUSHMAN &
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                                                     ---------------------------
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

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

================================================================================


                                       31
                                                              CUSHMAN &
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                                                     ---------------------------
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

                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

================================================================================


                                       32
                                                              CUSHMAN &
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

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Michael J. Schaeffer inspected the property, and Stanley R. Dennis, Jr., MAI, has reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


      /s/ Michael J. Schaeffer              /s/ Stanley R. Dennis, Jr., MAI

      Michael J. Schaeffer                  Stanley R. Dennis, Jr., MAI
      Director                              Director, Manager

================================================================================


                                       33
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

                                                                         ADDENDA
================================================================================

                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================


                                 POP-FACT SHEETS


================================================================================

Mon Dec 1, 1997                                                           Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

TWIN PONDS RD & US 222
BREINIGSVILLE, PA                                  COORD:    40:32.38   75:37.52
--------------------------------------------------------------------------------
                                                     5.00 MILE      10.00 MILE
DESCRIPTION                                             RADIUS          RADIUS
--------------------------------------------------------------------------------
POPULATION
   2002 PROJECTION                                      40,403         224,330
   1997 ESTIMATE                                        39,916         219,909
   1990 CENSUS                                          37,185         212,916
   1980 CENSUS                                          30,348         194,179
   GROWTH 1980 - 1990                                    22.53%           9.65%

HOUSEHOLDS
   2002 PROJECTION                                      15,737          89,416
   1997 ESTIMATE                                        14,730          86,269
   1990 CENSUS                                          13,256          81,436
   1980 CENSUS                                          10,223          72,141
   GROWTH 1980 - 1990                                    29.67%          12.88%

1997 ESTIMATED POPULATION BY RACE                       39,916         219,909
   WHITE                                                 96.26%          90.92%
   BLACK                                                  0.65%           3.35%
   ASIAN & PACIFIC ISLANDER                               2.83%           1.90%
   OTHER RACES                                            0.26%           3.83%

1997 ESTIMATED POPULATION                               39,916         219,909
   HISPANIC ORIGIN                                        1.66%           6.46%

OCCUPIED UNITS                                          13,256          81,436
   OWNER OCCUPIED                                        82.57%          68.22%
   RENTER OCCUPIED                                       17.43%          31.78%
   1990 AVERAGE PERSON PER HH                              2.74            2.52

1997 ESTIMATED HH BY INCOME                             14,730          86,269
   $150,000 +                                             6.18%           5.10%
   $100,000 TO $149,999                                   6.54%           5.23%
   $ 75,000 TO $ 99,999                                  12.39%           9.08%
   $ 50,000 TO $ 74,999                                  27.27%          22.17%
   $ 35,000 TO $ 49,999                                  18.29%          18.34%
   $ 25,000 TO $ 34,999                                  10.04%          12.32%
   $ 15,000 TO $ 24,999                                   9.90%          13.54%
   $  5,000 TO $ 14,999                                   8.11%          11.66%
   UNDER $ 5,000                                          1.28%           2.56%

1997 EST. AVERAGE HH INCOME                            $69,752        $ 60,348
1997 EST. MEDIAN HE INCOME                             $52,181        $ 43,119
1997 EST. PER CAPITA INCOME                            $26,422        $ 24,125

Mon Dec 1, 1997                                                           Page 1

                              CUSTOM SUMMARY REPORT
                        (POP 80-02, HH 80-02, INC 80-02)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

TWIN PONDS RD & US 222
BREINIGSVILLE, PA                                  COORD:    40:32.38   75:37.52
--------------------------------------------------------------------------------
                                                     5.00 MILE      10.00 MILE
DESCRIPTION                                             RADIUS          RADIUS
--------------------------------------------------------------------------------
POP_80: TOTAL                                           30,348         194,179
POP_90: TOTAL                                           37,185         212,916
POP_97: TOTAL (EST.)                                    39,916         219,909
POP_02: TOTAL (PROJ.)                                   40,403         224,330
HH_80: TOTAL                                            10,223          72,141
HH_90: TOTAL                                            13,256          81,436
HH_97: TOTAL (EST.)                                     14,730          86,269
HH_02: TOTAL (PROJ.)                                    15,737          89,416
INC_80: PER CAPITA (EST.)                              $ 8,155        $  7,950
INC_90: PER CAPITA                                     $18,246        $ 15,920
INC_97: PER CAPITA (EST.                               $26,422        $ 24,125
INC_02: PER CAPITA (PROJ                               $35,861        $ 32,041
HH_90_BY INCOME_89: MEDIAN                             $41,734        $ 33,292
HH_97_BY INCOME: MEDIAN                                $52,181        $ 43,119
HH_02_BY INCOME: MEDIAN                                $60,193        $ 50,779
HH_80_BY INCOME_79: AVERAGE                            $24,209        $ 21,400
HH_90_BY INCOME_89: AVERAGE                            $49,963        $ 40,954
HH_97_BY INCOME: AVERAGE                               $69,752        $ 60,348
HH_02_BY INCOME: AVERAGE                               $89,513        $ 78,175

================================================================================


                                LEGAL DESCRIPTION


================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

BEGIN the same premises as described in Deed from Fred J. Jaindl, t/a Jaindl's Turkey Farm to Pennland Vistas, Inc., an Illinois corporation, as Nominee for MHC Financing, Limited Partnership dated JANUARY 13, 1988 and recorded JANUARY 20, 1988 in the Office of the Recorder of Deeds of Lehigh County in Deed Book 1409 at Page 449.

AND ALSO

BEGIN the same premises as described in Mortgage from Pennland Vistas, Inc., an Illinois corporation, as Nominee for MHC Financing, Limited Partnership to MHC FINANCING CORPORATION, A DELAWARE CORPORATION, AND HARRIS TRUST AND SAVINGS BANK, AS TRUSTEE dated MARCH 3, 1993 and recorded MARCH 5, 1993 in the Office of the Recorder of Deeds in Lehigh County in Mortgage Book 1795 page 218.

--------------------------------------------------------------------------------

================================================================================


                          QUALIFICATIONS OF APPRAISERS


================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A    Fundamentals and Principles of Real Estate Appraisal
      Course I-B    Capitalization Theory and Techniques
      Course II-I   Case Studies in Real Estate Valuation
      Course II-2   Valuation Analysis and Report Writing
      Course II-3   Standards of Professional Practice
      Course IV     Litigation/Condemnation Valuation
      Course VI     Investment Analysis
      Course VIII   Residential Case Studies
      Course X      Market Analysis

      Seminar       Feasibility Analysis and Highest and Best Use
      Seminar       Discounted Cash Flow Analysis
      Seminar       Cash Equivalency
      Seminar       Subdivision Analysis
      Seminar       Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================


MARKET STUDY OF REAL PROPERTY

Hillcrest Village
1600 Sable Boulevard
Aurora, Adams County, Colorado


================================================================================


As of December 4, 1997



Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

             [Letterhead of Cushman & Wakefield of Illinois, Inc.]

December 16, 1997


Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:   Market Study of Real Property
      Hillcrest Village
      1600 Sable Boulevard
      Aurora, Adams County, Colorado  80011

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                   -2-                      December 16, 1997

      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Jody L. Garbisch

Jody L. Garbisch
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................5
  Identification of Property...................................................5
  Property Ownership and Recent History........................................5
  Purpose and Function of the Market Study and Consulting Assignment...........5
  Scope of the Market Study and Consulting Assignment..........................5
  Date of Property Inspection..................................................5
  Definitions and Other Pertinent Terms........................................5

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................17

MARKET ANALYSIS...............................................................19
  National Overview...........................................................19
  Competition.................................................................26
  Comparable Manufactured Housing Community Sales.............................30
  Demographic Trends..........................................................32
  Expense Analysis............................................................33
  Market Supply and Demand....................................................33
  Conclusion..................................................................34

PROPERTY DESCRIPTION..........................................................36
  Site Description............................................................36
  Improvements Description....................................................36

REAL PROPERTY TAXES AND ASSESSMENTS...........................................37

ZONING........................................................................37

CONCLUSION....................................................................38

ASSUMPTIONS AND LIMITING CONDITIONS...........................................39

CERTIFICATION.................................................................41

ADDENDA.......................................................................42
  Pop-Fact Sheets
  Legal Description
  Qualifications of Appraisers

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                 [PHOTO OMITTED]

                       Front Entrance of Subject Property


                                 [PHOTO OMITTED]

                          Exterior of Community Center

================================================================================


                                       1
                                                              CUSHMAN &
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

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                   Typical Interior View of the Subject Park


                                 [PHOTO OMITTED]

                   Typical Interior View of the Subject Park

================================================================================


                                       2
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

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                   Typical Interior View of the Subject Park


                                 [PHOTO OMITTED]

                   Typical Interior View of the Subject Park

================================================================================


                                       3
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

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                Street Scene Facing North Along Sable Boulevard


                                 [PHOTO OMITTED]

                Street Scene Facing South Along Sable Boulevard

================================================================================


                                       4
                                                              CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                      Hillcrest Village

Location:                           1600 Sable Boulevard
                                    Aurora, Adams County, Colorado

Assessor's Parcel Number:           Based on information provided by Adams
                                    County Treasurer's Office, the subject
                                    property is identified by Assessor's Parcel
                                    Number 01821-31-3-01-002.

Date of Inspection:                 The property was inspected December 4, 1997.

Ownership:                          The subject property is legally entitled to
                                    Snowland Vistas, Inc., an Illinois
                                    corporation.

Land Area:                          Based on the property's legal plat of
                                    survey, the subject property contains 72.392 acres of land area, or 3,153,385 square feet.

Zoning: Based on information provided by the City of Aurora Zoning Department, the subject property is zoned MH, Manufactured Housing District, and is a legal and conforming use.

Improvements
   Type:                            A manufactured housing community.

   Year Built:                      The subject property was originally
                                    developed in approximately 1960.

   Size: The subject property consists of a 604-site manufactured housing community of which approximately 60.0 percent are single wide, and 40.0 percent are double wide.

   Condition:                       At the time of inspection, the subject
                                    property was in good condition.

Property Rating:                    Four Star manufactured home community.

Special Assumptions:                1. Information regarding the subject
                                    property, including its physical
                                    characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Summary of Salient Facts
================================================================================

                                    2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                    3. Our market and consulting report
                                    regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                    4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                    5. Please refer to the complete list of
                                    assumptions and limiting conditions included at the end of this report.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 604-site manufactured housing community, situated on approximately 72.392 acres of land area. Hillcrest Village is located along the east and west side of Sable Boulevard, just north of East Colfax Avenue, in the City of Aurora, Adams County, Colorado. The property's street address is 1600 Sable Boulevard. The property was constructed in 1960, and was 95.0 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Snowland Vistas, Inc., an Illinois corporation, and was originally developed in 1960.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 4, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

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                                                     ---------------------------
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                                                                    Introduction
================================================================================

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the east and west side of Sable Boulevard, in the City of Aurora, Adams County, Colorado. The street address of the subject property is 1600 Sable Boulevard, Aurora, Colorado. The property is identified by tax parcel number 01821-31-3-01-002, according to Adams County Treasurer's Office. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

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

                                  LOCATION MAP


                                 [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

      Locational, economic, and population trends of the Denver-Boulder Metropolitan Statistical Area are detailed in this section.

Location

o The DMA is a six-county region including Adams, Arapahoe, Boulder, Denver, Douglas and Jefferson Counties.

o Primary cities within the DMA include: Denver, Arvada, Aurora, Broomfield, Boulder, Commerce City, Englewood, Golden, Lakewood, Littleton, Northglenn, Thornton, Westminster, and Wheat Ridge. There are various secondary municipalities.

o The DMA is part of the Rocky Mountain Front Range, which includes the Cities of Colorado Springs, Fort Collins, Greeley, Longmont, Loveland and Pueblo, as well as the cities within the DMA and various smaller municipalities.

Employment and the Economy

Employment

      The non-agricultural wage & salary employment by sector in the Denver-Boulder Metropolitan Statistical Area is summarized in the table below.

================================================================================
                               Denver-Boulder MSA
                    Nonagricultural Wage & Salary Employment
                                    July 1996
--------------------------------------------------------------------------------
Sector                                                Employed
--------------------------------------------------------------------------------
Mining and Construction                               74,000
Manufacturing                                         119,600
Transportation & Public Utilities                     88,200
Trade                                                 282,300
F.I.R.E.                                              84,100
Services                                              351,600
Government                                            157,800
--------------------------------------------------------------------------------
TOTAL                                                 1,157,600
================================================================================
               Source: Colorado Department of Labor and Employment

o The DMA economy has grown since 1988, following substantial over-building in the early-1980s and economic deterioration in the mid-1980s.

o The compounded, average annual increase in employment from 1990 through 1995 equaled 3.3 percent.

o The 1995 annual, average, non-agricultural wage and salary employment in the Denver-Boulder MSA was 1,128,700. This represents an increase of 4.0 percent from

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                                                               Regional Analysis
================================================================================

      the 1994 annual average of 1,084,800. The 1996 employment level exhibited continued increase (2.6 percent above the year-end 1995 level).

o The strongest growth over the past year occurred in the trade and services sectors. Growth in the construction sector has been strong, due to public works projects, single-family construction and build-to-suit development. Government has grown to service a larger population. Other sectors have exhibited moderate growth.

Major Employers

o Several, major telecommunications companies are headquartered or have major operations in the area, including TCI (largest cable-TV provider in the country), US West (largest private employer in the DMA), MCI, Sprint and AT&T.

o There are numerous, large high-tech manufacturing facilities in the DMA and along the Rocky Mountain Front Range, including Lockheed Martin (3.2 million square feet in the Denver area), Eastman-Kodak (occupying 3.1 million square feet in Greeley), Hewlett Packard (occupying 3.0 million square feet in Fort Collins, Loveland and Colorado Springs), IBM (2.5 million square feet in Boulder) and StorageTek (2.3 million square feet in Louisville and Longmont).

o Other major employers include numerous hospitals and health care organizations (HealthOne and Kaiser Permanente), retailers (K-Mart, King Soopers and Safeway) and financial institutions (Colorado National Bank). Coors Brewing Company is one of the largest employers, providing approximately 5,300 jobs in the Denver area.

o Denver International Airport (DIA), which opened February 28, 1995, employ's approximately 26,000; of which 21,000 employees were transferred from Stapleton International Airport, which was closed. United Airlines employs approximately 6,700 at the new airport.

o Rocky Flats, previously a producer of nuclear weapons trigger devices, employs approximately 5,000. This facility is currently operated by EG&G, a private employer. Production has been terminated and the facility will be phased-out over a 10-year period, with labor reductions of approximately 15 to 20 percent per year projected for the next three years.

o Government downsizing and cutbacks in defense spending has resulted in closure of Lowry Air Force Base in Denver and decreased operations of EG&G Rocky Flats.

o Lowry Air Force Base was recently closed, resulting in the elimination of 1,900 civilian positions, transfer or elimination of 2,200 military positions and 2,500 students. The vacated base is being converted to educational, research, commercial and residential use. The new Higher Education and Advanced Technology Center on 156 acres is operated by several colleges in the area.

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

                                                               Regional Analysis
================================================================================

      The 20 largest private employers in the Denver Metropolitan Area are summarized in the following table.

====================================================================================================================================
                                    20 Largest Private Employers in the Denver Metropolitan Area
------------------------------------------------------------------------------------------------------------------------------------
   No.           Company                       # Employed      Primary Business                    Recent Announcements
------------------------------------------------------------------------------------------------------------------------------------
   *1     US West (All Operations)                15,400    Telecommunications             Consolidating operations into Colorado
                                                                                           from throughout the Rocky Mountain
                                                                                           region.

   *2     Columbia-HealthONE LLC                  10,500    Hospitals, health care         Recent merger of several hospitals

    3     AT&T (All Operations)                    8,000    Telecommunications services    Numerous facilities in the area.

    4     King Soopers                             7,000    Grocery stores                 Largest grocer in the area with major
                                                                                           distribution facilities.

    5     Lockheed Martin Corp.                    7,000    Aerospace and                  Lockheed and Martin Marietta recently
                                                            defense-related systems        merged. Largest defense contractor in the
                                                                                           nation.

    6     United Airlines, Inc.                    6,700    Airline, reservation center    Major hub at new airport.

   *7     Coors Brewing Company                    5,300    Beverages                      Third-largest brewing company.

    8     Rocky Flats Environmental                5,000    Clean-up and waste             Will be phased-out over 10 years.
          Technology Site                                   management

    9     Safeway                                  4,300    Grocery stores                 Largest grocer in nation.

  *10     Public Service Company of Colorado       3,500    Natural gas and                Major public utilities provider recently
                                                            electric utility               cut 700 positions.

  *11     StorageTek                               3,500    Computer storage devices       Recently cut 1,700 positions and placed a
                                                                                           550,000 SF facility on market.

  *12     Provenant Health Partners                4,043    Health care                    Major hospital merger recently.

   13     Kaiser Permanente of Colorado            3,055    Health care                    Numerous medical facilities throughout
                                                                                           region; major HMO.

   14     Colorado National Bank                   3,000    Bank services                  First Bank Systems recently acquired and
                                                                                           merged Bank Western, Central Bank and
                                                                                           Colorado National Bank.

  *15     Lutheran Medical Center                  2,800    Hospital, health care          Large hospital.

   16     Ball Corporation                         2,650    Aerospace research &           Recently won major contract with US
                                                            productions, containers        Government.

   17     IBM                                      2,500    Computer services              Significant cuts totaling approx. 2,500
                                                                                           over past several years.

  *18     St. Joseph Hospital                      2,500    Hospital, health care          Large hospital.

  *19     University Hospital                      2,450    Hospital, health care          Large hospital.

   20     K-Mart Stores                            2,400    Retail stores                  Includes K-Mart, Super-K, Price Club,
                                                                                           Builder's Square.
====================================================================================================================================

                   * Headquarters in Denver Metropolitan Area
   Source: The Business Development Group, Greater Denver Chamber of Commerce,
                     Cushman and Wakefield of Colorado, Inc.

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                                                               Regional Analysis
================================================================================

o Merrill Lynch (financial services) plans to construct a one million square-foot campus-type facility in the southeast quadrant of the DMA and employ 3,000 to 5,000. The first 106,400 square-foot facility in the Meridian International Business Center is nearing completion, and is planned to be completed in early-1997.

o Sun Microsystems will construct a 1 million square-foot, high-tech/R&D and manufacturing campus in the northwest quadrant of the DMA in the Interlocken Business Park, and employ 3,500.

      Public works projects have been a major factor in the DMA's economic growth. The largest of these projects are summarized in the table below, including approximate cost estimates and completion dates. Many projects have been completed.

================================================================================
       Major Public Works Projects in the Denver Metropolitan Area
--------------------------------------------------------------------------------
Project                                   Estimated Cost    Projected Completion
--------------------------------------------------------------------------------
Denver International Airport               $4.0 billion        Completed 1995
Interstates 25 and 76                      $500 million        Completed 1995
Central Platte Valley Street System        $185 million        Completed 1997
Coors Field Baseball Stadium               $130 million        Completed 1995
Metro Area Connection Light Rail System    $112 million        Completed 1994
================================================================================
     Source: City of Denver and Regional Transportation District (RTD)

Projected Employment Growth Rates and Trends

      The following table summarizes employment projections by sector for the DMA.

================================================================================
   Projected Denver MSA Nonagricultural Wage & Salary Employment
================================================================================
Sector                      2000       % (DELTA)*           2005      % (DELTA)*
--------------------------------------------------------------------------------
Mining/Construction        65,400         -0.2%            67,000        0.5%
Manufacturing             121,700          0.7%           122,900        0.2%
Trans. & Pub. Util.        90,100          0.5%            95,600        1.2%
Trade                     289,000          0.7%           298,600        0.7%
F.I.R.E.                   85,100          0.5%            86,900        0.4%
Services                  384,300          2.6%           421,300        1.9%
Government                177,100          1.8%           195,300        2.0%
--------------------------------------------------------------------------------
TOTAL                    1,212,700         1.4%          1,287,600       1.2%
================================================================================
            * Compounded annual change from 1995-2000, and 2000-2005.
    Source: Denver Regional Council of Governments and Colorado Department of
                              Labor and Employment

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                                                               Regional Analysis
================================================================================

o Recent projections made by the Denver Regional Council of Governments (DRCOG) indicates annual employment growth will average approximately 1.4 percent through 2000 (based on 1995 annual averages) and 1.2 percent from 2001 through 2005.

o Economic growth is expected to slow and the levels should more closely mirror the national levels.

o The services sector (health care, legal, education, recreation, lodging, etc.) will continue to exhibit the largest gains in employment, as has been the case for the past 30 years; four in every 10 new jobs will be in the services sector.

o The construction sector is projected to decline due to completion of major public works projects and decreases in residential development.

o Transportation, communications and utilities are projected to continue to grow, as a result of DIA, technological advances in communications, and population growth. Retail trade is projected to experience modest growth.

o The government sector is projected to experience growth to service a larger population and to accommodate an increasing elderly population.

Unemployment

o The unemployment rate for the Denver-Boulder Metropolitan Statistical Area fluctuated between 3.0 and 7.0 percent from 1990 through September 1996.

o The most recent employment figures, as of August, 1997, indicate unemployment rate of 2.8 percent in the Denver-Boulder MSA.

o Unemployment is projected to average approximately 4.0 to 5.0 percent over the long term.

Inflation

o In 1994, Denver's CPI increased 4.4 percent, at a higher rate than the 2.6 percent level for the U.S.

o In 1995, Denver's index increased by 2.6 percent, while the national CPI index increased by 2.5 percent during the same period.

o Compounded, annual, percentage changes in the national CPI are projected to average 3.8 percent through 2005.(1)

o We project the Denver area CPI will increase by an average of 4.0 percent, annually, during the next 10 years.

----------
(1) The WEFA Group Fall 1993 Regional Metro Area Long-Term Tables.

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                                                               Regional Analysis
================================================================================

Population

      The following table summarizes population estimates for the DMA.

================================================================================
                            1995 Population Estimates
--------------------------------------------------------------------------------
            Area                                    Population
--------------------------------------------------------------------------------
            Adams County                               291,798
            Arapahoe County                            442,136
            Boulder County                             259,421
            Arapahoe County                            502,796
            Douglas County                              97,739
            Adams County                               491,446
--------------------------------------------------------------------------------
            Denver Metro Area                        2,085,336
================================================================================
                 Source: Colorado Division of Local Governments

o Following stagnant population growth from the mid-1980s through 1990, including a decline in 1988, population began to increase substantially in the 1990s.

o The compounded, average annual increase from 1990 to 1995 equaled 2.4 percent; population growth averaged 1.3 percent annually from 1980 through 1990.

o Relatively strong population growth over the past several years has been due to strong economic and employment growth.

o A relatively large proportion of population growth has been net migration. A majority of new residents migrated from California, Texas, Arizona, Florida and Illinois. The net migration slowed in 1995.

o Recent projections by the Colorado Division of Local Governments and DRCOG indicate annual population increases in the Metropolitan Area will average
      1.0 percent (projected declining growth rates in future years is directly related to economic growth and varying population in certain age groups).

o Approximately 46.0 to 50.0 percent of the projected population growth through 2005 is composed of net migration.

Retail Sales

o Metro area retail sales began to increase substantially in 1990, due to economic and population growth.

o The DMA's compounded, average annual retail sales increased 9.65 percent from 1990 through 1994.

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                                                               Regional Analysis
================================================================================

o Retail sales growth is projected to moderate in direct correlation with projected decreases in economic and population growth.

Housing

      There has been substantial single family residential development in recent years. Information regarding building permits issued is summarized as follows.

o Between 1988 and 1991, an average of 6,600 residential building permits were issued, annually (includes single and multi-family).

o In 1993, 16,254 building permits were issued. In 1994, 19,917 permits were issued, a 22.5 percent increase over 1993 levels.

o Through 1995, approximately 12,450 residential building permits issued, exhibiting a decrease from the 1994 level. The 1996 levels are similar to 1995.

o New housing sales increased 22 percent, as 13,456 homes were sold through 1995, compared to 11,039 in 1994. Through the third quarter 1996, 11,958 home sales were reported, above the 1995 pace by over 10 percent.

o Through 1995, there were 13,188 housing starts (attached, detached and custom), compared to 12,745 during 1994, a 3.5 percent increase. Through the third quarter 1996, there has been 11,500 starts, above the 1995 pace.

o As of year-end 1996, the average price of a new production-built home was $172,000.

o The average single-family residential sales price (new and used) equaled $159,000 at the end of 1996, $154,000 at the end of 1995 and $140,000 at
      the end of 1994.

Interest Rates and Financing

      The ability to obtain financing and the level of interest rates impacts the supply and demand for real estate. A summary of historical interest rates is summarized as follows.

o Interest rates hit an historical low in mid to late 1993. The average 30-year, fixed-rate, single-family residential mortgage interest rate was approximately 6.5 percent in late-1993. Rates increased significantly in 1994 but have decreased since the beginning of 1995.

o The average residential mortgage interest rate has recently fluctuated near 8.0 percent in the DMA.(2)

o Due to substantial over-building in the 1980s, and high number of foreclosures in the late-1980s and early-1990s, financial and banking institutions are cautious to provide financing for speculative office, retail, industrial and hotel development.

----------
(2) The Denver Post.

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                                                               Regional Analysis
================================================================================

Economic Impact on Real Property Markets

      Growth in population and employment has resulted in increased demand for real property throughout the DMA. Residential real estate has experienced sufficient demand to result in substantial, new speculative construction. There are numerous multi-family residential projects planned or under construction throughout the DMA. Single-family construction is at its highest levels since the building boom of the early-1980s.

      Office occupancy has reached stabilized levels in most markets, due to improved economic conditions and population growth. Office rental rates have increased substantially since 1993, and speculative construction is occurring in prime market areas, including the Denver Tech Center and Boulder. Certain submarkets continue to lag in improvement, including Denver's central business district. There are numerous build-to-suit projects, as several large companies have established regional or national headquarters in the Denver area.

      Industrial market conditions have improved substantially since 1993, resulting in the achievement of stabilized occupancy levels. Proforma rental rates have been reached in prime market areas. Numerous speculative industrial projects are under way near the Denver International Airport, with over 3 million square feet recently completed or under way. The developers of a majority of these speculative projects require lease-up prior to breaking ground. Build-to-suit construction has been substantial.

      Build-to-suit retail construction has been substantial throughout the DMA, involving predominately national retailers such as "big box" operations and national chain restaurants. The new Park Meadows Town Center, a 1.3 million square-foot regional mall, located in the southeast suburban portion of the DMA, was completed in September 1996. There has been some speculative retail development in prime market areas.

      The Denver Metropolitan Area economy has exhibited one of the strongest growth rates in the nation in the 1990s. The result has been an influx of investors, national retailers, major corporations, and other investors and users of real property. The growth is projected to continue, though at moderating levels to recent years.

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

                                NEIGHBORHOOD MAP


                                  [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

City of Aurora

      Aurora is located east of and adjacent to the City of Denver. Aurora is the third largest city in Colorado, with approximately 248,000 residents and covering 280 square miles of planning area.

      Aurora employment has increased by 20,000 jobs since 1990, with a total of 86,000 people employed in Aurora.

      Transportation in the Aurora area is excellent. Denver International Airport is approximately 12 miles north of Aurora. Railway system interlinks with all major markets throughout the country, including the following direct service railroads: Union Pacific/Missouri Pacific, Denver & Rio Grande, and Burlington Northern/Santa Fe. Major interstates and five U.S. Highways are also accessible from Aurora.

Neighborhood Description

      The subject property is situated along the east and west side of Sable Boulevard, in the City of Aurora, Colorado. The subject property's neighborhood is generally bounded by Smith Road to the north, Interstate 70 to the east, 6th Avenue to the south and Interstate 225 to the west. This area is developed primarily with residential and commercial uses, along with additional manufactured housing communities.

      Commercial developments are located to the south of the subject along East Colfax Avenue (Highway 40), such as convenience stores, gas stations, fast food restaurants and neighborhood shopping centers. Fitzsimons Army Medical Center is located to the west of the subject property, a major employer in the City of Aurora. Single-family residential houses are located to the north and south of the subject property. Manufactured housing communities within the subject's neighborhood include: Green Acres (to the west), The Meadows (to the southwest), Friendly Village and Woodshire East (to the east). Comparison rental information is provided in the Market Analysis section of this report.

      Transportation in the subject's immediate area is good. The subject property has access and visibility along Sable Boulevard, East Colfax Avenue, Eagle Street, Altura Boulevard and Evergreen Avenue. The subject property's primary access is along Sable Boulevard, a four-lane paved roadway, with turning lanes. East Colfax Avenue is located along the southeast portion of the subject site, and enjoys an interchange with Interstate 225 a few blocks to the west. Interstate 70 is located approximately two miles north of the subject site, and can be accessed via Interstate 225.

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                                                           Neighborhood Analysis
================================================================================

      In summary, the subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, with unemployment steadily decreasing and population anticipated to increase.

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                                                                 MARKET ANALYSIS
================================================================================

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=========================================================================================
1997             Firm Name                State      No. of Sites      No. of Communities
Rank                                                 Owned/Managed       Owned/Managed
-----------------------------------------------------------------------------------------
 1      Sun Communities                  Michigan      30,295/0               84/0
-----------------------------------------------------------------------------------------
 2      ROC Communities                  Colorado    22,441/7,167            77/36
-----------------------------------------------------------------------------------------
 3      Manufactured Home Communities    Illinois     27,349/838              69/3
-----------------------------------------------------------------------------------------
 4      Ellenburg Capital                 Florida      25,173/0               63/0
-----------------------------------------------------------------------------------------
 5      Lautrec Ltd.                     Michigan      22,652/0               58/0
-----------------------------------------------------------------------------------------
 6      Chateau Properties               Michigan      20,003/0               47/0
-----------------------------------------------------------------------------------------
 7      Clayton Homes                    Tennessee     18,000/0               66/0
-----------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood  California     16,946/0               44/0
-----------------------------------------------------------------------------------------
 9      UNIPROP                          Michigan      14,931/0               40/0
-----------------------------------------------------------------------------------------
 10     The Bloch Organization           Michigan      14,379/0               37/0
=========================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in

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                                                                 Market Analysis
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manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                                     VALUATION ADVISORY SERVICES
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

                                                                 Market Analysis
================================================================================

      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
                                                                          Annual
  Year       ROC      MHC      Chateau      Sun      United     Total     Growth
--------------------------------------------------------------------------------
  1996     29,608    28,187    20,003     30,295     5,234     113,327    17.0%
--------------------------------------------------------------------------------
  1995     27,910    26,237    19,594     18,000     4,850      96,591     9.0%
--------------------------------------------------------------------------------
  1994     26,231    28,407    15,689     13,500     4,623      88,450    37.8%
--------------------------------------------------------------------------------
  1993     20,142    14,700    15,261      9,036     5,050      64,189    17.8%
--------------------------------------------------------------------------------
  1992     18,745    12,873    10,032      7,600     5,200      54,450     N/A
--------------------------------------------------------------------------------
  1991      9,030    13,079     9,759       N/R       N/R         N/A      N/A
--------------------------------------------------------------------------------
N/R = No report                     N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                                     VALUATION ADVISORY SERVICES
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

                                                                 Market Analysis
================================================================================

     The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

================================================================================
                               REIT MARKET UPDATE
--------------------------------------------------------------------------------
Company       Price      Current    52 Week     52 Week      Annual     12 Mth
Symbol      (9/19/97)     Yield       High        Low       Dividend    Tot Rtn
--------------------------------------------------------------------------------
CPJ          $29.688      5.8%      $31.125     $22.250       1.72       26.6%
--------------------------------------------------------------------------------
MHC          $25.625      5.2%      $26.428     $18.875       1.32       30.7%
--------------------------------------------------------------------------------
SUI          $37.428      5.0%      $ 38.00     $27.750       1.88       31.8%
--------------------------------------------------------------------------------
UMH          $11.625      6.0%      $13.625     $10.875       0.70       -1.7%
--------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real

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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks. These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

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                                                                 Market Analysis
================================================================================

      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;
      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.

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                                                                 Market Analysis
================================================================================

      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o All homes skirted; All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

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                                                                 Market Analysis
================================================================================

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

Competition

      We have surveyed six manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 2,275 sites. The combined occupancy rate of these six manufactured housing communities, including the subject property, is approximately 98.0 percent. Excluding the subject property in our survey, the combined occupancy rate is also approximately 98.0 percent, based on 1,671 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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
====================================================================================================================================
                                        SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
------------------------------------------------------------------------------------------------------------------------------------
                                                                     Age
                                       Number                     ---------
                                      Of Sites                    Condition                                              3-Year
                                      ---------                   ---------                    Services     Date Of      Average
Comp.          Name                   Occupancy                     Park         Monthly       Provided   Last Rental  Annual Rental
 No.         Location                   Level      Amenities       Rating(1)       Rent         in Rent     Increase     Increase
------------------------------------------------------------------------------------------------------------------------------------
 R-1     Green Acres                     210        Clubhouse        1966       $310.00/Mo.      Water     August, 1997   $10.00/Mo.
         1540 Billings Street            ----        Laundry         ----           To           Sewer
         Aurora, Colorado                100%                       Average      $320.00/Mo.      Refuse
                                                                    -------
                                                                      3*
------------------------------------------------------------------------------------------------------------------------------------
 R-2     The Meadows                     303        Clubhouse        1964       $325.00/Mo.      Refuse   January, 1997   $11.00/Mo.
         14470 E. 13th Avenue            ---          Pool           ----           To
         Aurora, Colorado                97%         Laundry         Good       $335.00/Mo.
                                                                     ----
                                                                      4*
------------------------------------------------------------------------------------------------------------------------------------
 R-3     Friendly Village of Aurora      439        Clubhouse        1969       $312.00/Mo.      Refuse     April, 1997   $12.00/Mo.
         1711 Roosevelt Way              ----         Pool           ----           To
         Aurora, Colorado                100%     Billiard Room      Good       $327.00/Mo.
                                                  Tennis Court       ----
                                                   Playground         4*
                                                    Laundry
                                                    Storage
------------------------------------------------------------------------------------------------------------------------------------
 R-4     Woodshire East                  238        Clubhouse        1974       $290.00/Mo.      Water        Annual      $15.00/Mo.
         17501 E. Colfax Avenue          ----         Pool           ----           To           Sewer
         Aurora, Colorado                100%      Playground        Good       $300.00/Mo.      Refuse
                                                    Laundry          ----
                                                    Storage           4*
------------------------------------------------------------------------------------------------------------------------------------
 R-5     Foxridge Farms                  481        Clubhouse        1974       $315.00/Mo.      Water    January, 1997   $15.00/Mo.
         26900 E. Colfax Avenue          ---          Pool           ----           To           Sewer
         Aurora, Colorado                94%       Playground        Good       $335.00/Mo.      Refuse
                                                  Tennis Court       ----
                                                    Laundry           4*
                                                    Storage
------------------------------------------------------------------------------------------------------------------------------------
Subject  Hillcrest Village               604        Clubhouse        1960       $353.00/Mo.      Water    January, 1997   $15.00/Mo.
         1600 Sable Boulevard            ---        Pool/Spa         ----           To           Sewer
         Aurora, Colorado                95%      Exercise Room      Good       $363.00/Mo.      Refuse
                                                  Billiard Room      ----
                                                   Playground         4*
                                                    Laundry
                                                    Storage
------------------------------------------------------------------------------------------------------------------------------------
(1) Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
====================================================================================================================================

                       COMPETING MANUFACTURED HOUSING MAP


                                 [MAP OMITTED]

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $290.00 to $335.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates above the market range, or at $353.00 to $363.00 per site, but is considered the market leader. The last rental rate increase at the subject property was as of January, 1997, of $17.00 per month.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Green Acres, is located at 1540 Billings Street, in Aurora, Colorado. This comparable property contains 210 sites, and is
      100.0 percent occupied. Aurora was developed in 1966, and is in overall average condition. Over the last three years, the annual rental rate increased approximately $10.00 per month. Monthly rental rates range from $310.00 to $320.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse and laundry facility.

      Comparable R-2, The Meadows, is located at 14470 E. 13th Avenue, in Aurora, Colorado. This comparable property contains 303 sites, and is approximately 97.0 percent occupied. The Meadows was developed in 1964, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $11.00 per month. Monthly rental rates range from $325.00 to $335.00, with refuse service included in monthly rental payment. Amenities include a clubhouse, pool and laundry facility.

      Comparable R-3, Friendly Village of Aurora, is located at 1711 Roosevelt Way, in Aurora, Colorado. This comparable property contains 439 sites, and is 100.0 percent occupied. Friendly Village of Aurora was developed in 1969, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $12.00 per month. Monthly rental rates range from $312.00 to $327.00, with refuse service included in monthly rental payment. Amenities include a clubhouse, two pools, billiard room, tennis court, playground, laundry facility and recreational vehicle storage.

      Comparable R-4, Woodshire East, is located at 17501 E. Colfax Avenue, in Aurora, Colorado. This comparable property contains 238 sites, and is
      100.0 percent occupied. Woodshire East was developed in 1974, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $15.00 per month. Monthly rental rates range from $290.00 to $300.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, playground, laundry facility and recreational vehicle storage.

================================================================================


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                                                                 Market Analysis
================================================================================

      Comparable R-5, Foxridge Farms, is located at 26900 E. Colfax Avenue, in Aurora, Colorado. This comparable property contains 481 sites, and is approximately 94.0 percent occupied. Foxridge Farms was developed in 1974, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $15.00 per month. Monthly rental rates range from $315.00 to $335.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, playground, tennis court, laundry facility and recreational vehicle storage.

      In our opinion, and based on conversations with the on-site manager, properties R-2 and R-5 compete most favorably with the subject property, with monthly rental rates ranging from $315.00 to $335.00 per site. The subject property is currently quoting monthly rental rates ranging from $353.00 to $363.00 per site, which is above the range of rental rates of our more comparable competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed six recent sales of manufactured housing communities located in the Denver Metropolitan Area. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Pine Lakes, is located at 10201 Riverdale Road, in Thornton, Colorado. This property contains 760 sites, situated on 183.67 acres of land area. The property was developed in 1972, and was in overall good condition at the time of sale. Amenities include two clubhouses, two pools, recreation room, tennis court, basketball court, and a playground. The property was approximately 90.0 percent occupied at the time of sale. The property was purchased for $12,500,000 as a combined transaction with sale I-2, which equates to $16,447 per site,

      Comparable Sale I-2, Redwood Estate II, is located at 9595 Pecos Street, in Thornton, Colorado. This property contains 752 sites, situated on
      128.22 acres of land area. Amenities include a clubhouse, pool, recreation room, playground and recreational vehicle storage. The property was approximately 93.0 percent occupied at the time of sale. The property was purchased for $12,500,000 as a combined transaction with sale I-1, which equates to $16,622 per site.

      Comparable Sale I-3, Canyon Ridge, is located at 5150 Airport Road, in Colorado Springs, Colorado. This property contains 250 sites, situated on
      31.36 acres of land area. Canyon Ridge was developed in 1972, and was in good condition at the time of sale. Amenities include a clubhouse, pool, recreation room and laundry facility. The property was approximately 99.0 percent occupied

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
====================================================================================================================================
                                           SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        $EGI/Site
                                                                              Sales Price                            --------------
                                                                               Per Site                               $Expense/Site
                                 Sales Date       Land Area      Density       ---------                    EGIM      -------------
 Comp.     Name                  ----------       ---------      --------      Occupancy                    ----      Expense Ratio
  No.    Location                Sales Price      No. Sites      Condition      At Sale      $NOI/Site      OAR         % Of EGI
------------------------------------------------------------------------------------------------------------------------------------
  I-1    Pine Lakes                  7/96          183.67          4.14         $16,447       $1,563        N/A            N/A
         10201 Riverdale Road       -----          ------          ----         -------                     ---
         Thornton, Colorado     $12,500,000(1)       760           Good           90%                       9.50%

------------------------------------------------------------------------------------------------------------------------------------
  I-2    Redwood Estate II           7/96          128.22          5.86         $16,622       $1,579        N/A            N/A
         9595 Pecos Street           -----         ------          ----         -------                     ---
         Thornton, Colorado     $12,500,000(1)       752           Good           93%                       9.50%
------------------------------------------------------------------------------------------------------------------------------------
  I-3    Canyon Ridge                7/96           31.36          7.97         $16,800       $1,512        N/A            N/A
         5150 Airport Road           -----          -----          ----         -------                     ---
         Colorado Springs, CO     $4,200,000         250           Good           99%                       9.00%

------------------------------------------------------------------------------------------------------------------------------------
  I-4    Cottonwood Village          9/95           19.36         12.45         $19,917       $1,591        6.45x         $3,089
         11990 S. Boulder Road       ----           -----         -----         -------                     -----         ------
         Lafayette, Colorado      $4,800,000         241           Good           100%                      7.99%         $1,498
                                                                                                                          ------
                                                                                                                          48.50%
------------------------------------------------------------------------------------------------------------------------------------
  I-5    Canterbury Park             7/95           61.73          8.03         $18,750       $2,037        6.91x         $2,714
         3020 S. Powers Blvd.        ----           -----          ----         -------                     -----         ------
         Colorado Springs, CO     $9,300,000         496           Good           100%                      10.87%          $677
                                                                                                                            ----
                                                                                                                           24.95%
------------------------------------------------------------------------------------------------------------------------------------
  I-6    Woodland Hills              3/94           57.0           7.63         $18,391       $1,885        5.56x         $3,310
         1500 West Thornton          ----           ----           ----         -------                     -----         ------
         Thornton, Colorado       $8,000,000         435           Good           97%                       10.25%        $1,425
                                                                                                                          ------
                                                                                                                           43.05%
------------------------------------------------------------------------------------------------------------------------------------
Subject  Hillcrest Village           - - -         72.392          8.34         - - -         $2,904         N/A          $4,103
         2000 W. 92nd Avenue                       ------          ----                                                   ------
         Federal Heights, CO                         604           Good          95%                                      $1,198
                                                                                                                          ------
                                                                                                                           29.20%
------------------------------------------------------------------------------------------------------------------------------------
(1) Sale I-1 and I-2 were purchased as a combined transaction.
====================================================================================================================================

================================================================================================
                         SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
------------------------------------------------------------------------------------------------
 Comp.     Name                 Comparability to
  No.    Location                to the Subject                        Comments
------------------------------------------------------------------------------------------------
  I-1    Pine Lakes                 Similar              Good condition; Amenities include
         10201 Riverdale Road                               two clubhouses, two pools,
         Thornton, Colorado                                   recreation room, tennis,
                                                             basketball and playground.
------------------------------------------------------------------------------------------------
  I-2    Redwood Estate II          Similar              Good condition; Amenities include
         9595 Pecos Street                                 a clubhouse, pool, recreation
         Thornton, Colorado                               room, playground and RV storage.
------------------------------------------------------------------------------------------------
  I-3    Canyon Ridge              Inferior                     Developed in 1972;
         5150 Airport Road                               Good condition; Amenities include
         Colorado Springs, CO                              a clubhouse, pool, recreation
                                                             room and laundry facility.
------------------------------------------------------------------------------------------------
  I-4    Cottonwood Village        Inferior                   Developed in 1972; Good
         11990 S. Boulder Road                             condition; Amenities include a
         Lafayette, Colorado                              clubhouse, pool, recreation room,
                                                           playground and laundry facility.

------------------------------------------------------------------------------------------------
  I-5    Canterbury Park            Similar                   Developed in 1985; Good
         3020 S. Powers Blvd.                              condition; Amenities include a
         Colorado Springs, CO                              clubhouse, pool and RV storage.


------------------------------------------------------------------------------------------------
  I-6    Woodland Hills             Similar                   Developed in 1970; Good
         1500 West Thornton                                condition; Amenities include a
         Thornton, Colorado                               clubhouse, pool, playground and
                                                                  barbecue pavilion.

------------------------------------------------------------------------------------------------
Subject  Hillcrest Village      Subject Property              Developed in 1960; Good
         2000 W. 92nd Avenue                               condition; Amenities include a
         Federal Heights, CO                               clubhouse, pool, spa, exercise
                                                           room, billiard room, playground,
                                                           laundry facility and RV storage.
------------------------------------------------------------------------------------------------
(1) Sale I-1 and I-2 were purchased as a combined transaction.
================================================================================================

                                                                 Market Analysis
================================================================================

      at the time of sale. The property was purchased for $4,200,000, which equates to $16,800 per site.

      Comparable Sale I-4, Cottonwood Village, is located at 11990 S. Boulder Road, in Layfayette, Colorado. This property contains 241 sites, situated on 19.36 acres of land area. Cottonwood Village was developed in 1972, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool, recreation room, playground and laundry facility. The property was 100.0 percent occupied at the time of sale. The property was purchased for $4,800,000, which equates to $19,917 per site.

      Comparable Sale I-5, Canterbury Park, is located at 3020 S. Powers Boulevard, in Colorado Springs, Colorado. This property contains 496 sites, situated on 61.73 acres of land area. Canterbury Park was developed in 1985, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool and recreational vehicle storage. The property was 100.0 percent occupied at the time of sale. The property was purchased for $9,300,000, which equates to $18,750 per site.

      Comparable Sale I-6, Woodland Hills, is located at 1500 West Thornton, in Thornton, Colorado. This property contains 435 sites, situated on 57.0 acres of land area. Woodland Hills was developed in 1970, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool, playground and barbecue pavilion. The property was 97.0 percent occupied at the time of sale. The property was purchased for $8,000,000, which equates to $18,391 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 222,219 and 676,013, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 242,4943 and 737,444, respectively, by the year 2002.

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                                                                 Market Analysis
================================================================================

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 95,728 and 293,829, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 103,527 and 310,655, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $48,475 and $56,952, respectively, and are expected to increase to $61,164 and $74,870, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $37,378 and $38,920, respectively, and are expected to increase to $45,286 and $48,418, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997, are $20,578 and $24,171, respectively, and are expected to increase to $26,089 and $30,884, respectively, by the year 2002.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS. For additional demographic information, please refer to the NDS summary report in the Addenda of this report.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 24.95 to 48.50 percent of effective gross income levels, and $677 to $1,498 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 29.20 percent of effective gross income and $1,198 on a per site basis. The operating expenses at the subject property are within the range of comparable properties on both a percentage of effective gross income and on a per site basis.

Market Supply and Demand

      There are a total of five competing manufactured housing communities located within the subject's market, which total 1,671 sites, with a corresponding average occupancy rate of 98.0 percent. No specific absorption statistics were available. The subject property, based on conversations with management, has historically had occupancy rates consistent with

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                                                                 Market Analysis
================================================================================

competing tparks, and is currently 95.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and has similar occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $290.00 to $335.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), monthly rental rates above the range of competing parks, or at $353.00 to $363.00 per site; however, the subject property is viewed as the market leader.

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $16,447 to $19,917 per site, with corresponding overall rates ranging from 7.99 to 10.87 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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                                   SITE PLAN


                                [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located along the east and west side of Sable Boulevard, in Aurora, Adams County, Colorado. The subject site is irregular in shape and contains approximately 72.392 acres, or 3,153,385 square feet of land area. Topographically, the site is generally level and at street grade.

      Primary access to the subject site is available from Sable Boulevard. According to Flood Insurance Rate Map, community panel number 080002-0180E, effective date August 16, 1995, the subject site is located in flood Zone X, which is outside the 500-year flood plain.

      The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1960. The subject improvements consist of a 604-site manufactured housing community, with a community center, swimming pool, spa, exercise room, billiard room, playground, laundry facility and recreational vehicle storage. Of the 604 sites, approximately 60.0 percent are single-wide, or 362 sites, and 40.0 percent are double-wide, or 242 sites.

      The community center consists of a manager's office, restroom facilities, open-space available for resident use, exercise room, billiard room, indoor spa and a fully equipped kitchen. The swimming pool is located adjacent to the community center.

      Off-street parking is available for each resident. Site improvements within the park include: paved streets, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

      Hillcrest Village is a functional manufactured housing community with primary ingress and egress along Sable Boulevard. Overall, the subject community appears to be well maintained and is in good condition. Hillcrest Village is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a

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                                                            Property Description
================================================================================

Four Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Adams County is assessed at 29.0 percent of the Assessor's opinion of market value. The subject property is identified by tax parcel number 01821-31-3-01-002.

      The total amount of real estate taxes for 1996 payable in 1997 for the subject property amounts to $107,131. The total amount of real estate taxes for 1996 payable in 1997 equates to approximately $177.37 per site.

Zoning

      According to the City of Aurora zoning officials, the subject property is currently zoned MH, Manufactured Housing District, and is a legal and conforming use for this zoned district.

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                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Hillcrest Village, is a functional manufactured housing community, which competes at the top of the market in relation to its competition;

      o Competing manufactured housing communities located within the subject's market range in monthly rental rates per site from $290.00 to $335.00;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) monthly rental rates of $353.00 to $363.00 per site, which is above the range of competing parks; but consistent with the subject's position in the market.

      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $16,447 to $19,917, with corresponding overall rates ranging from 7.99 to 10.87 percent;

      o Operating expenses are within industry standards for a park located in the mountain region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o     The population profile of the subject property is 95 percent adult;

      o The current occupancy rate at the subject property of 95.0 percent is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Four Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Four Star Park, presented in the National Overview section of this report; and,

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Hillcrest Village will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

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

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

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                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

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

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Jody L. Garbisch inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


/s/ Michael J. Schaeffer    /s/ Jody L. Garbisch     /s/ Stanley R. Dennis, Jr.

Michael J. Schaeffer        Jody L. Garbisch         Stanley R. Dennis, Jr., MAI
Director                    Associate Appraiser      Director, Manager

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

                                                                         ADDENDA
================================================================================

                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================

                                 POP-FACT SHEETS

================================================================================

Tue Nov 25, 1997                                                          Page 1
                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
HILLCREST VILLAGE
AURORA, CO                                   COORD:      39:44.53     104:49.13
--------------------------------------------------------------------------------
                                                        5.00 MILE    10.00 MILE
DESCRIPTION                                                RADIUS        RADIUS
--------------------------------------------------------------------------------

POPULATION
    2002 PROJECTION                                       242,494       737,444
    1997 ESTIMATE                                         222,219       676,013
    1990 CENSUS                                           198,029       596,601
    1980 CENSUS                                           169,320       534,728
    GROWTH 1980 - 1990                                      16.96%        11.57%

HOUSEHOLDS
    2002 PROJECTION                                       103,527       310,655
    1997 ESTIMATE                                          95,728       293,829
    1990 CENSUS                                            80,721       263,774
    1980 CENSUS                                            63,318       224,889
    GROWTH 1980 - 1990                                      27.49%        17.29%

1997 ESTIMATED POPULATION BY RACE                         222,219       676,013
    WHITE                                                   71.50%        76.80%
    BLACK                                                   18.76%        12.47%
    ASIAN & PACIFIC ISLANDER                                 5.45%         3.81%
    OTHER RACES                                              4.29%         6.92%

1997 ESTIMATED POPULATION                                 222,219       676,013
    HISPANIC ORIGIN                                          9.22%        12.83%

OCCUPIED UNITS                                             80,721       263,774
    OWNER OCCUPIED                                          53.94%        51.80%
    RENTER OCCUPIED                                         46.06%        48.20%
    1990 AVERAGE PERSON PER HH                               2.40          2.22

1997 ESTIMATED HH BY INCOME                                95,728       293,829
    $150,000  +                                              2.10%         4.81%
    $100,000 TO $149,999                                     4.60%         5.44%
    $ 75,000 TO $ 99,999                                     6.38%         7.67%
    $ 50,000 TO $ 74,999                                    21.39%        19.73%
    $ 35,000 TO $ 49,999                                    18.46%        16.71%
    $ 25,000 TO $ 34,999                                    15.30%        13.58%
    $ 15,000 TO $ 24,999                                    16.21%        14.35%
    $ 5,000 TO $ 14,999                                     11.90%        13.12%
    UNDER $ 5,000                                            3.66%         4.58%

1997 EST. AVERAGE HH INCOME                               $48,475       $56,952
1997 EST. MEDIAN HH INCOME                                $37,378       $38,920
1997 EST. PER CAPITA INCOME                               $20,578       $24,171

Tue Nov 25, 1997                                                          Page 1
                              CUSTOM SUMMARY REPORT
                        (POP 80-02, HH 80-02, INC 80-02)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
HILLCREST VILLAGE
AURORA, CO                                   COORD:      39:44.53     104:49.13
--------------------------------------------------------------------------------
                                                        5.00 MILE    10.00 MILE
DESCRIPTION                                                RADIUS        RADIUS
--------------------------------------------------------------------------------

POP_80: TOTAL                                             169,320       534,728
POP_90: TOTAL                                             198,029       596,601
POP_97: TOTAL (EST.)                                      222,219       676,013
POP_02: TOTAL (PROJ.)                                     242,494       737,444
HH_80: TOTAL                                               63,318       224,889
HH_90: TOTAL                                               80,721       263,774
HH_97: TOTAL (EST.)                                        95,728       293,829
HH_02: TOTAL (PROJ.)                                      103,527       310,655
INC_80: PER CAPITA (EST.)                                  $8,200        $9,267
INC_90: PER CAPITA                                        $14,153       $17,175
INC_97: PER CAPITA (EST.                                  $20,578       $24,171
INC_02: PER CAPITA (PROJ                                  $26,089       $30,884
HH_90_BY INCOME_89: MEDIAN                                $29,627       $29,592
HH_97_BY INCOME: MEDIAN                                   $37,378       $38,920
HH_02_BY INCOME: MEDIAN                                   $45,286       $48,418
HH_80_BY INCOME_79: AVERAGE                               $21,927       $22,035
HH_90_BY INCOME_89: AVERAGE                               $33,562       $38,218
HH_97_BY INCOME: AVERAGE                                  $48,475       $56,952
NH_02_BY INCOME: AVERAGE                                  $61,164       $74,870

================================================================================

                                LEGAL DESCRIPTION

================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

PARCEL I:

THE EAST 260 FEET OF THE WEST 285 FEET OF PLOT 1, EXCEPT THAT PORTION THEREOF CONVEYED T0 STATE HIGHWAY COMMISSION BY DEED RECORDED DECEMBER 17, 1954 IN BOOK 527 AT PAGE 251;
THE NORTH 268 FEET OF THE EAST 35 FEET OF PLOT 1;
THE NORTH 268 FEET OF PLOT 2 AND ALL OF PLOT 9, EXCEPT THE WEST 25 FEET OF SAID PLOT 9;
EXCEPTING FROM THE ABOVE DESCRIPTION THAT PART PLATTED AS LOT 1, BLOCK 1, CAREFREE MOBILE HOME SALES SUBDIVISION FILING NO. 1.
ALL IN ALTURA FARMS TRACT NO. 2, ACCORDING TO THE PLAT THEREOF RECORDED JANUARY 15, 1910 IN BOOK 1, PAGE 18,
COUNTY OF ADAMS, STATE OF COLORADO.

PARCEL II:

ALL OF HILLVIEW, ACCORDING TO THE PLAT THEREOF RECORDED UNDER RECEPTION NO. 858103, FILE NO. 12, MAP NO. 140, EXCEPT THAT PART THEREOF INCLUDED WITHIN MONTVIEW BOULEVARD, SABLE BOULEVARD AND WITHIN EVERGREEN AVENUE AND EXCEPT THAT PART DEEDED TO THE CITY OF AURORA, RECORDED MAY 8, 1985 IN BOOK 2997 AT PAGE 909 OF THE ADAMS COUNTY RECORDS,
COUNTY OF ADAMS, STATE OF COLORADO.

PARCEL III:

THE WEST 1/2 OF THE WEST 1/2 OF THE SOUTHEAST 1/4 OF SECTION 31, TOWNSHIP 3 SOUTH, RANGE 66 WEST OF THE 6TH P.M., EXCEPT THE SOUTH 492.54 FEET THEREOF, AND EXCEPT THE WEST 30 FEET THEREOF, AND EXCEPT THE NORTH 25 FEET THEREOF, AND EXCEPT THE EAST 25 FEET THEREOF,
COUNTY OF ADAMS, STATE OF COLORADO.

PARCEL, IV:

LOT 1, BLOCK 1,
CAREFREE MOBILE HOME SALES SUBDIVISION FILING NO. 1,
COUNTY OF ADAMS, STATE OF COLORADO.

--------------------------------------------------------------------------------

================================================================================

                          QUALIFICATIONS OF APPRAISERS

================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                JODY L. GARBISCH

Education

Bachelor of Science Degree in Finance, concentration in Real Estate, from the College of Commerce and Business Administration at the University of Illinois, Urbana-Champaign, Illinois, 1997.

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

      Urban Real Estate Valuation
      Urban Economics
      Real Estate Financial Markets
      Real Estate Investments
      Real Estate Law
      Real Estate Fundamentals

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services.

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A    Fundamentals and Principles of Real Estate Appraisal
      Course I-B    Capitalization Theory and Techniques
      Course II-I   Case Studies in Real Estate Valuation
      Course II-2   Valuation Analysis and Report Writing
      Course II-3   Standards of Professional Practice
      Course IV     Litigation/Condemnation Valuation
      Course VI     Investment Analysis
      Course VIII   Residential Case Studies
      Course X      Market Analysis

      Seminar       Feasibility Analysis and Highest and Best Use
      Seminar       Discounted Cash Flow Analysis
      Seminar       Cash Equivalency
      Seminar       Subdivision Analysis
      Seminar       Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================


MARKET STUDY OF REAL PROPERTY

Concord Cascade
245 Aria Drive
Pacheco, Contra Costa County, California


================================================================================


As of December 3, 1997


Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

             [Letterhead of Cushman & Wakefield of Illinois, Inc.]


December 9, 1997


Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:  Market Study of Real Property
     Concord Cascade
     245 Aria Drive
     Pacheco, Contra Costa County, California 94553

Dear Mr. Welch:

     In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

     As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

     This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

     The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                  - 2 -                     December 9, 1997


     This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

     This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Nancy D. Piekos

Nancy D. Piekos
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager

NDP/MJS:mmm
Revised 12/12/97
File No. 97-362-06
                                                              CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
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

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                      Concord Cascade

Location:                           245 Aria Drive
                                    Pacheco, Contra Costa County,
                                    California

Assessor's Parcel Number:           Based on information provided by
                                    Contra Costa County records, the
                                    subject property is identified by
                                    Assessor's Parcel Number
                                    125-020-058-9.

Date of Inspection:                 The property was inspected December 3,
                                    1997.

Ownership:                          The subject property is legally
                                    entitled to Goldland Vistas, Inc., an
                                    Illinois Corporation, and MHC
                                    Financing Limited Partnership, as
                                    beneficiary.

Land Area:                          Based on information provided by the
                                    property's legal plat of survey, the
                                    subject property contains
                                    approximately 31.0 acres of land area,
                                    or 1,350,360 square feet.

Zoning: Based on information provided by the Contra Costa County Zoning Department, the subject property is zoned T-1, Mobile Home Park District. The subject property is a legal and conforming use under the current zoning classification.

Improvements
   Type:                            A manufactured housing community.

   Year Built:                      The subject property was originally
                                    developed in approximately 1973.

   Size: The subject property consists of a 283-site manufactured housing community.

   Condition:                       At the time of inspection, the subject
                                    property was in good condition.

Property Rating:                    Four Star manufactured home community.

Special Assumptions:                1. Information regarding the subject
                                    property, including its physical
                                    characteristics, was provided to us by
                                    the client and the on-site manager,
                                    and is assumed to be accurate.


                                                              CUSHMAN &
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

                                                        Summary of Salient Facts
================================================================================

                                    2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                    3. Our market and consulting report
                                    regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                    4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                    5. Please refer to the complete list of
                                    assumptions and limiting conditions included at the end of this report.


                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
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

                                                               TABLE OF CONTENTS
================================================================================

                                                                       Page

PHOTOGRAPHS OF SUBJECT PROPERTY...........................................1

INTRODUCTION..............................................................6

REGIONAL ANALYSIS.........................................................9

NEIGHBORHOOD ANALYSIS....................................................15

MARKET ANALYSIS..........................................................17

PROPERTY DESCRIPTION.....................................................34

CONCLUSION...............................................................36

ASSUMPTIONS AND LIMITING CONDITIONS......................................37

CERTIFICATION............................................................39

ADDENDA..................................................................40
  Pop-Fact Sheets
  Legal Description
  Qualifications of Appraisers


                                                              CUSHMAN &
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

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                 [PHOTO OMITTED]

            Front Entrance of the Subject Property Along Marsh Drive


                                 [PHOTO OMITTED]

               Street Scene: Looking Northbound Along Marsh Drive

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

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

           View of the Entrance to the Subject Park, Along Aria Drive


                                 [PHOTO OMITTED]

                        Exterior of the Community Center

================================================================================


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                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                      Interior View of the Community Center


                                 [PHOTO OMITTED]

       Interior View of the Community Center, Comprising the Billiard Room

================================================================================


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                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

         Exterior View of the Community Center, Comprising the Pool Area


                                 [PHOTO OMITTED]

                  Typical Street Scene within the Subject Park

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                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                  Typical Street Scene within the Subject Park


                                 [PHOTO OMITTED]

                  Typical Street Scene within the Subject Park

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                                                                    INTRODUCTION
================================================================================

Identification of Property

     The subject property consists of a 283-site manufactured housing community, situated on approximately 31.0 acres of land area, located west of its intersection with Marsh Drive, along Aria Drive, within an unincorporated area of the city of Pacheco, in Contra Costa County, California. The property's street address is 245 Aria Drive. The property was constructed in 1973, and was
98.94 percent occupied at the time of inspection, with only three vacant sites available.

Property Ownership and Recent History

     The subject property is currently entitled to Goldland Vistas, Inc., an Illinois corporation, and MHC Financing Limited Partnership, as beneficiary. The subject property was originally developed in 1973, with 283 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

     In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

     The property was inspected December 3, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

     Market Rent

     The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

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                                                                    Introduction
================================================================================

     Evaluation

     Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

     Market Study

     A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

     The subject property is located west of its intersection with Marsh Drive, along Aria Drive, within an unincorporated area of Pacheco, Contra Costa County, California. The street address of the subject property is 245 Aria Drive, Pacheco, California. The property is identified by tax parcel number 125-020-058-9, according to Contra Costa County records. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

================================================================================


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

                                  REGIONAL MAP

                                  [MAP OMITTED]

                                                               Regional Analysis
================================================================================

Introduction

     The subject property is located in an unincorporated area of the city of Pacheco, Contra Costa County, California, and as such is part of a region commonly known as the San Francisco Bay Area. The greater San Francisco Bay Area consists of nine counties: Alameda, Contra Costa, Marin, Napa, San Francisco, San Mateo, Santa Clara, Solano, and Sonoma. Please refer to the map on the facing page, which shows the subject property's location in the region.

     The market value of real property is influenced by the economic, political, physical and social characteristics of the overall economic region of which it is a part. Following is an overview of the San Francisco Bay Area Region focusing on some of its more important characteristics.

Population

     Historical and projected population trends between 1960 and 2000 for the nine Bay Area counties, and for the State of California as a whole, as shown as follows:

==============================================================================================================
                                             HISTORIC POPULATION
                                  (Bay Area Region and State of California)

==============================================================================================================
               1960       1970                  1980                 1990                 2000
               -----------------------------------------------------------------------------------------------
County         Population Population  Average   Population Average   Population Average   Population  Average
                                      Annual               Annual               Annual                Annual
                                      Growth               Growth               Growth                Growth
==============================================================================================================
Alameda        908,209    1,073,184   1.7%      1,105,379  0.3%      1,276,702  1.5%      1,364,600   1.4%
Contra Costa   409,030    558,389     3.2       656,380    1.6       803,732    2.0       882,700     2.0
Marin          146,820    206,038     3.4       222,568    0.8       230,096    0.3       234,600     1.3
Napa           65,890     79,140      1.8       99,199     2.3       110,765    1.1       121,150     1.9
San Francisco  740,316    715,674     (0.3)     678,974    (0.5)     723,959    0.6       759,900     1.0
Santa Mateo    444,387    556,234     2.3       587,329    0.5       649,623    1.0       696,450     1.4
Santa Clara    642,315    1,064,714   5.2       1,295,071  2.0       1,497,577  1.5       1,611,200   1.5
Solano         134,597    169,941     2.4       235,203    3.3       340,421    3.8       379,350     2.3
Sonoma         147,375    204,885     3.3       299,681    3.9       388,222    2.6       432,000     2.2
==============================================================================================================
Nine-County    3,638,939  4,628,199   2.4%      5,179,784  1.1%      6,021,097  1.5%      6,492,950   1.6%
California     15,717,200 19,953,100  2.4       23,668,600 1.7       29,760,000 2.3       32,344,000  1.7
==============================================================================================================

     The San Francisco Bay Area's current population is an estimated 6.5 million; the Bay Area is the nation's fourth largest metropolitan area. Growth was most vigorous between 1960-1970 and occurred primarily in the suburbs surrounding San Francisco.

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                                                               Regional Analysis
================================================================================

     From 1960 to 1980, the fastest growing counties were Santa Clara, Contra Costa and Sonoma. During the 1980s, the fastest growing counties were Sonoma, Solano, Napa and Contra Costa. Contra Costa and Santa Clara Counties showed the largest gains in total number of persons. Between 1990 and 1995 the fastest growing counties were Solano and Sonoma, with Santa Clara, Alameda, and Contra Costa counties again showing the largest gain in total persons.

     The following chart summarizes projected population figures for the nine Bay Area counties through the year 2015. Santa Clara, Alameda, and Contra Costa Counties are projected to experience the greatest increase in terms of absolute numbers. Solano County is projected to experience the greatest percentage increase over the next 20 years.

=====================================================================================================================
                                PROJECTED POPULATION IN THE SAN FRANCISCO BAY REGION
=====================================================================================================================
                  Actual                          Projected                        % Projected      Average Annual
                             ----------------------------------------------------     Change            Growth
County             1995         2000          2005         2010         2015        1995-2015         1995-2015
=====================================================================================================================
Alameda           1,364,600    1,453,000     1,518,700    1,556,600    1,591,500      16.6%              0.8%
Contra Costa        882,700      962,900     1,059,500    1,120,000    1,169,400      32.5%              1.6%
Marin               245,600      255,650       263,250      271,950      278,150      13.2%              0.7%
Napa                121,150      132,700       138,800      144,700      152,500      25.9%              1.3%
San Francisco       759,900      780,400       789,100      800,600      795,800       4.7%              0.2%
San Mateo           696,450      727,300       754,750      746,950      755,350       8.4%              0.4%
Santa Clara       1,611,200    1,719,150     1,790,050    1,844,300     1880,650      16.7%              0.8%
Solano              379,350      423,300       472,200      513,400      531,700      40.2%              2.0%
Sonoma              432,000      476,900       509,900      541,100      565,900      31.0%              1.6%
                -----------------------------------------------------------------------------------------------------
Region            6,492,950    6,931,300     7,539,600    7,539,600    7,720,950      18.9%              0.9%
=====================================================================================================================

Housing

     Similar to many areas in the country, the Bay Area has experienced an inverse relationship between residential and commercial real estate markets. The housing supply has lagged behind demand, driving prices up beyond the reach of most area residents and forcing them to find more affordable housing elsewhere. San Francisco, Oakland, Sunnyvale, Santa Clara and Palo Alto top the Bay Area in net commuters and conditions are unlikely to improve. ABAG reports that "inadequate housing production and high housing prices remains the most serious constraints to the economic health of the region." Although availability of land would not appear to be a problem in most areas, public policy and infrastructure constraints do pose limitations to residential development.

================================================================================


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                                                               Regional Analysis
================================================================================

Economy

     The Bay Area's economic base is constantly growing in size and diversity. The economy is not oriented toward heavy manufacturing or mature industries; these have moved out of the area in the last 10 years. High-technology manufacturing and research now play significant roles in the economy. Although industrial growth is cyclical, it should remain strong over the long term. San Francisco, and the region as a whole, is shifting away from goods-production and toward service-oriented activities and high-technology manufacturing, which fosters economic stability.

     A table illustrating historical employment growth, by county, in the San Francisco Bay Area Region is presented below. Jobs growth in absolute terms increased the most during the 1970s, followed by the 1980s.

=====================================================================================================================
                            HISTORICAL EMPLOYMENT GROWTH IN THE SAN FRANCISCO BAY REGION
---------------------------------------------------------------------------------------------------------------------
County        1960         1970         1980         1990         1995         % Change     % Change     % Change
                                                                               1990-1995    1970-1980    1980-1990
=====================================================================================================================
Alameda           310,700      404,000      513,800      620,980      608,770    -2.0%          27%          21%

Contra Costa       85,100      125,300      201,200      303,830      298,420    -1.8%          61%          51%
Marin              27,000       45,600       77,900      101,060      104,870     3.8%          71%          30%
Napa               15,500       21,700       35,800       47,710       50,000     4.8%          65%          33%
San               385,700      440,300      552,200      566,640      534,610    -5.6%          25%           3%
Francisco
San Mateo         113,300      183,700      259,800      311,600      318,350     2.2%          41%          20%
Santa Clara       222,800      380,900      702,900      852,080      827,350    -2.9%          85%          21%
Solano             35,700       53,600      103,400      149,890      164,030     9.4%          93%          45%
Sonoma             39,400       49,900       90,800      119,210      121,890     2.2%          82%          31%
              -------------------------------------------------------------------------------------------------------
Region          1,235,200    1,705,000    2,537,800    3,073,000    3,028,920    -1.4%         49%          21%
=====================================================================================================================

     The Bay Area economy and job market was negatively impacted in recent years by the national recession, military base closures, and the trend in corporate downsizing and mergers. The region as a whole lost over 44,000 jobs. Significant job losses were experienced in the manufacturing, construction, wholesale and retail trade. FIRE and government sectors. The service sector actually added 60,000 jobs during the time period.

     According to the ABAG, the Bay Area experienced a net decline of 134,000 jobs between July 1990 and August 1993. From 1993 to 1995, only 70,000 jobs have been added according to the Employment Development Department. ABAG projects that the region will add approximately 54,000 jobs annually between 1995 and 2000. The projected growth is significantly lower than the historic job growth during the previous decades

================================================================================


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                                                               Regional Analysis
================================================================================

(57,000 new jobs annually during the 1980s and 81,000 new jobs annually during the 1970s).

     A table illustrating projected jobs by industry is displayed in the following table. Growth will occur primarily in the service, wholesale trade, and transportation/communication/utilities sectors. Overall, ABAG projects that over 990,000 new jobs will become available during the next 20-year period between 1995 and 2015. This is an average annual increase of 1.6 percent compared to the projected population growth rate of 0.9 percent.

=====================================================================================================================
                                    SAN FRANCISCO BAY AREA REGIONAL PROJECTIONS
=====================================================================================================================
    Industry           1990             1995            2000             2005             2010            2015
---------------------------------------------------------------------------------------------------------------------
Agriculture, Mining        35,220          34,200           33,030           31,780          31,090           28,230
Construction              141,970         135,420          160,610          176,430         181,410          181,960
Manufacturing             494,670         454,800          491,730          524,080         561,440          584,820
    High Technology*      263,720         236,380          263,400          279,210         293,690          307,000
Transp.,  Comm.,          182,130         185,910          210,970          225,530         244,350          264,670
Utilities
Wholesale Trade           184,130         172,170          193,100          223,750         239,060          252,810
Retail Trade              514,920         487,190          528,660          577,320         621,570          654,160
F.I.R.E.                  220,040         208,740          224,910          237,730         245,070          259,430
Services                1,019,190       1,080,850        1,195,380        1,320,400       1,428,260        1,522,220
   Business Services*     356,600         378,150          441,910          505,020         564,260          632,610
Government                280,730         268,990          260,410          268,620         274,270          273,480
---------------------------------------------------------------------------------------------------------------------
Total Jobs              3,073,000       3,028,290        3,298,800        3,585,640       3,826,520        4,021,780
=====================================================================================================================

Transportation

     The Bay Area Rapid Transit (BART) system provides passenger rail service throughout the Bay Area. The modern, high-speed BART system currently serves San Francisco and the East Bay cities of Fremont, Union City, Hayward, San Leandro, Oakland, Alameda, Berkeley, San Pablo, El Cerrito, Richmond, Orinda, Lafayette, Walnut Creek, Pleasant Hill, and Concord. Eventually, the East Bay lines may be expanded. The Concord line is currently being extended north to Antioch. Future plans involve adding a new line which will connect Hayward, in southern Alameda county, and Livermore, in eastern Alameda County. Additionally, a new BART line is being planned for service between San Francisco and the airport in Burlingame in San Mateo County.

Income

     The Bay Area had the highest average household income in California in 1990; one reason is that the region also leads the state in the percentage of women who work. About 70 percent of all Bay Area women are employed, compared with a statewide average of 63 percent, according to the Center for Continuing Study of California. Actual 1995 average household incomes for the Bay Area, and projections for 2015, are shown in the table on the following page.

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                                                               Regional Analysis
================================================================================

=====================================================================================================================
                                   SAN FRANCISCO BAY REGION MEAN HOUSEHOLD INCOME
                                             (IN CONSTANT 1995 DOLLARS)
=====================================================================================================================
                                                                                                     1995-2015
         Area                    1995                   2005                    2015              Percent Change
---------------------------------------------------------------------------------------------------------------------
Alameda County                 $58,800                $68,700                 $78,000                   33%
Contra Costa County             70,400                 83,400                  95,800                   36%
Marin County                    86,800                108,600                 125,300                   44%
Napa County                     58,400                 70,100                  81,300                   39%
San Francisco County            59,600                 73,400                  94,300                   41%
San Mateo County                77,800                 94,400                 109,500                   41%
Santa Clara County              73,800                 87,200                  98,700                   34%
Solano County                   54,900                 64,700                  72,500                   32%
Sonoma County                   58,100                 69,700                  79,500                   37%
Total Region                   $66,900                $79,800                 $90,900                   36%
=====================================================================================================================

Source: Association of Bay Area Governments
        Projections-96, December 1995

Summary

     The subject property is located in the fourth largest metropolitan area in the U.S. Historically, regional population and employment growth have out paced the nation's. The Bay Area is the wealthiest region in California in terms of average household income.

     The area has recovered from recessionary economic conditions which plagued the early-1990's. Job growth over the next five years is forecast to be moderate given the weak recovery in high technology, continued restructuring of other major job sectors including finance and business services, and local military base closures.

    On the other hand, the Bay Area benefits from a diverse economy which is well positioned to remain the economic center for northern California, as well as the western United States. The region is also well located to serve the Pacific Rim. The Bay Area is faring better than the remainder of the state in terms of economic growth.

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                                NEIGHBORHOOD MAP

                                  [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

     The subject property is situated along Aria Drive, just west of its intersection with Marsh Drive, within an unincorporated area of the city of Pacheco, Contra Costa County, California. The subject's immediate neighborhood is bordered by State Route 4 (John Muir Parkway) to the north, Willow Pass Road to the south, Buchanan Air Field and State Route 242 to the east, and Interstate 680 to the west. The subject's immediate area along Marsh Drive is predominantly developed with manufactured housing communities along the west side of Marsh Drive and the Buchanan Air Field along the east side of Marsh Drive.

     The subject property is immediately bounded by Marsh Drive to the east. Marsh Drive is a secondary two-lane, north-south thoroughfare, within the vicinity of the subject property. Marsh Drive provides access to Contra Costa Boulevard, which in turn provides direct access to State Route 4 to the north and Interstate 680 to the south, within one mile of the subject property. Specifically, the subject park is accessed off of Marsh Drive via Aria Drive. Aria Drive is considered to be a secondary, two-lane roadway, which primarily provides access to the subject property.

     The subject property enjoys good visibility along Marsh Drive, and primary access to the subject's main entrance to the park is accessed directly off of Marsh Drive. Other developments along Marsh Drive consist of at least two other mobile home parks, in addition to the subject property, including: Sun Valley and Rancho Diablo. Rancho Diablo is situated immediately north of the subject property, along the west side of Marsh Drive. Rancho Diablo is a "senior park" which is improved with 159-sites. At present, Rancho Diablo is 97.48 percent occupied and the monthly rental rate reportedly ranges from $410.00 to $455.00 per site. Sun Valley is situated directly south of the subject property, along the west side of Marsh Drive. Sun Valley is a family park which is improved with 263-sites. At present, Sun Valley is 98.86 percent occupied and the monthly rental rate reportedly ranges from $525.00 to $570.00 per site.

     As previously mentioned, the subject property is located within an unincorporated area of the city of Pacheco. The majority of the commercial and retail establishments serving the subject's immediate area are located within one mile of the subject property, along Contra Costa Boulevard and Concord Avenue, near downtown Pacheco. According to Equifax National Decision Systems
(ENDS), the 1997 estimated population of the city of Pacheco is 3,494. The local population is projected to remain constant, or slightly decrease to 3,406 by the year 2002. The 1997 estimated total number of households is 1,653, which is projected to increase slightly to 1,695 households by the year 2002.

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                                                     ---------------------------

                                                           Neighborhood Analysis
================================================================================

     The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, with unemployment steadily decreasing. The growth in population is anticipated to remain stable.

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

                                                                 MARKET ANALYSIS
================================================================================

National Overview

     Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in California; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in California.

     The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=================================================================================================================
  1997                  Firm Name                     State          No. of Sites          No. of Communities
  Rank                                                               Owned/Managed           Owned/Managed
-----------------------------------------------------------------------------------------------------------------
   1      Sun Communities                          California          30,295/0                   84/0
-----------------------------------------------------------------------------------------------------------------
   2      ROC Communities                           Colorado         22,441/7,167                77/36
-----------------------------------------------------------------------------------------------------------------
   3      Manufactured Home Communities             Illinois          27,349/838                  69/3
-----------------------------------------------------------------------------------------------------------------
   4      Ellenburg Capital                          Florida           25,173/0                   63/0
-----------------------------------------------------------------------------------------------------------------
   5      Lautrec Ltd.                             California          22,652/0                   58/0
-----------------------------------------------------------------------------------------------------------------
   6      Chateau Properties                       California          20,003/0                   47/0
-----------------------------------------------------------------------------------------------------------------
   7      Clayton Homes                             Tennessee          18,000/0                   66/0
-----------------------------------------------------------------------------------------------------------------
   8      Clayton, Williams and Sherwood           California          16,946/0                   44/0
-----------------------------------------------------------------------------------------------------------------
   9      UNIPROP                                  California          14,931/0                   40/0
-----------------------------------------------------------------------------------------------------------------
   10     The Bloch Organization                   California          14,379/0                   37/0
=================================================================================================================

     According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, California, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

     The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in

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

                                                                 Market Analysis
================================================================================

manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

     In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

     At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

     In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, California. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

     The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

     Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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

                                                                 Market Analysis
================================================================================

     The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
  Year       ROC      MHC     Chateau     Sun     United    Total   Annual
                                                                     Growth
--------------------------------------------------------------------------------
  1996     29,608    28,187   20,003    30,295    5,234    113,327   17.0%
--------------------------------------------------------------------------------
  1995     27,910    26,237   19,594    18,000    4,850     96,591    9.0%
--------------------------------------------------------------------------------
  1994     26,231    28,407   15,689    13,500    4,623     88,450   37.8%
--------------------------------------------------------------------------------
  1993     20,142    14,700   15,261     9,036    5,050     64,189   17.8%
--------------------------------------------------------------------------------
  1992     18,745    12,873   10,032     7,600    5,200     54,450    N/A
--------------------------------------------------------------------------------
  1991      9,030    13,079    9,759      N/R      N/R       N/A      N/A
--------------------------------------------------------------------------------
N/R = No report                     N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

     Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                                                 Market Analysis
================================================================================

     The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

================================================================================
                             REIT MARKET UPDATE
--------------------------------------------------------------------------------
  Company    Price      Current   52 Week    52 Week     Annual    12 Mth
  Symbol    (9/19/97)    Yield      High       Low      Dividend   Tot Rtn
--------------------------------------------------------------------------------
CPJ          $29.688     5.8%     $31.125    $22.250      1.72      26.6%
--------------------------------------------------------------------------------
MHC          $25.625     5.2%     $26.428    $18.875      1.32      30.7%
--------------------------------------------------------------------------------
SUI          $37.428     5.0%     $ 38.00    $27.750      1.88      31.8%
--------------------------------------------------------------------------------
UMH          $11.625     6.0%     $13.625    $10.875      0.70      -1.7%
--------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
================================================================================

     The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

     According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

     Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

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                                                                 Market Analysis
================================================================================

     Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

     Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

     Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks These rankings are defined as follows:

     One Star Park

     The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

     o    Fair overall appearance;
     o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
     o    Grass, rock or shell to cover ground;
     o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
     o    Restrooms clean, if any;
     o    Adequate laundry or laundromat nearby;
     o    If fences allowed, must be neat;
     o    Mail service;
     o    Homes may be old models, but show evidence of care; and,
     o    Manager available some hours of each day.

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                                                                 Market Analysis
================================================================================

     Two Star Park

     In addition to the requirements for a one star park, a two star park will have the following:

     o    Landscaping - some lawns and shrubs;
     o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
     o    Neat storage;
     o    Well equipped laundry or laundromat nearby;
     o    200 volt connections available;
     o    If children accepted, park should have play area;
     o    Park free of clutter, such as old cars and other abandoned equipment;
          and,
     o    Well maintained and managed.

     Three Star Park

     What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

     o    Attractive entrance;
     o    All homes must be in good condition;
     o    Awnings and cabana rooms on some homes in southern areas;
     o    Some spaces for large mobile homes;
     o    Paved or hard surfaced streets;
     o    Off-street parking or streets wide enough for safe on-street parking;
     o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
     o    Concrete patios or the equivalent on all lots;
     o    All lots neat and attractive;
     o    All park buildings in good repair; and,
     o    Good management.

     Four Star Park

     Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

     o    Good landscaping;
     o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
     o    Paved streets, edged or curbed.

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                                                                 Market Analysis
================================================================================

     o    Uncrowded lots;
     o Underground utilities if permitted by local conditions and authorities;
     o    Most tanks, if present, concealed;
     o    Any hedges or fences must be attractive and uniform;
     o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
     o    Most lots to accommodate large mobile homes;
     o    Where row parking of homes exists, all must be lined up uniformly;
     o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
     o    Excellent management.

     Five Star Park

     Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

     o    Well planned and laid out spacious appearance;
     o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
     o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs; Homes set back from street;
     o    Exceptionally attractive entrance and park sign;
     o    Patios at least 8 x 30 feet. (Excepting double-wide units.);
     o    Paved off-street parking such as carports or planned parking;
     o    All homes skirted;
     o    All hitches concealed. Any existing tanks concealed;
     o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
     o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
     o    Uniform storage sheds or central storage facilities;
     o    All late model homes in excellent condition;
     o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
     o    All empty lots grassed, graveled or otherwise well maintained;
     o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards.
     o    Most five star parks are for adults only; and,
     o Superior management interested in comfort of residents and maintenance of park.

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                                                                 Market Analysis
================================================================================

     The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

Competition

     We have surveyed four manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 1,131 sites. The combined occupancy rate of these four manufactured housing communities, including the subject property, is approximately 99.03 percent. Excluding the subject property in our survey, the combined occupancy rate is approximately 99.06 percent, based on 848 sites.

     The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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

                                    SITE PLAN

                                [GRAPHIC OMITTED]

                       COMPETING MANUFACTURED HOUSING MAP

                                [GRAPHIC OMITTED]


                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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

                                                                 Market Analysis
================================================================================

     Rental rates of manufactured housing communities located within the subject's primary market range from $410.00 to $570.00 per site, on a monthly basis. According to the most recent rent roll dated October 22, 1997, rents currently being achieved at the subject property range from $461.49 for single-wide homes and $472.10 for double wide homes. However, as of November 1, 1997, the monthly rental rates were increased to $473.12 for single-wide homes and $482.72 for double-wide homes.

     As the subject property is governed by Contra Costa County, the subject property is subject to the "rent control" ordinance whereby the monthly rental rate can only be increased (annually) by 75.0 percent of the change/increase of the Consumer Price Index of the San Francisco Bay area, or a minimum of 2.0 percent, which ever is greater, and the rent increase is capped at 6.0 percent per year.

     The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

     Comparable R-1, Sun Valley, is located at 125 Sahara Drive, in Pacheco, California. This comparable property contains 263 sites, and is presently
     98.86 percent occupied, with approximately three vacant sites available. Sun Valley is a family park which was originally developed in 1969, and is considered to be in overall very good condition. Reportedly, the monthly rental payment has increased annually over the past three year period, according to the CPI, pursuant to the rent control ordinance. At present, the monthly rental rate for all sites within the park ranges from $525.00 to $570.00, depending upon location within the park. The monthly rental rate does not include any utilities. Amenities at the property include a clubhouse, two pools/spas, two saunas, laundry facility, playground, shuffleboard, and RV storage.

     Comparable R-2, Rancho Diablo, is located at 355 Vista Grande, in Pacheco, California. This comparable property contains 159 sites, and is presently
     97.48 percent occupied, with approximately four vacant sites available. Rancho Diablo is a senior park for residents aged 55 years or older, and was originally developed in 1974. Rancho Diablo is considered to be in overall good condition. Reportedly, the monthly rental payment has increased annually over the past three year period, according to the CPI, pursuant to the rent control ordinance. At present, the monthly rental rate for all sites within the park ranges from $410.00 to $455.00, depending upon location within the park. The monthly rental rate only includes water service. Amenities at the property include a clubhouse, pool/spa, sauna, laundry facility, and RV storage.

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                                                                 Market Analysis
================================================================================

     Comparable R-3, Dalis Gardens, is located at 3161 Terraza Del Sol, in Concord, California. This comparable property contains 260 sites, and is presently 99.62 percent occupied, with approximately one vacant site available. Dalis Gardens is a senior park for residents aged 55 years or older, and was originally developed in 1971. Dalis Gardens is considered to be in overall good condition. Reportedly, the monthly rental payment has increased annually over the past three year period, according to the CPI, pursuant to the rent control ordinance. At present, the monthly rental rate for all sites within the park ranges from $450.00 to $536.00, depending upon location within the park. The monthly rental rate only includes water, sewer, and refuse service. Amenities at the property include a clubhouse, pool/spa, sauna, laundry facility, shuffleboard, and RV storage.

     Comparable R-4, Town & County Mobile Village , is located at 1060 San Miguel Road, in Concord, California. This comparable property contains 166 sites, and is presently 100 percent occupied. Town & Country Mobile Village is a family park which was originally developed in 1963, and is considered to be in overall good condition. Reportedly, the monthly rental payment has increased annually over the past three year period, according to the CPI, pursuant to the rent control ordinance. At present, the monthly rental rate for all sites is $445.00. The monthly rental rate only includes water service. Amenities at the property include a clubhouse, pool/spa, sauna, and laundry facility.

     In our opinion, and based on conversations with the on-site manager, properties R-1 and R-4 competes most favorably with the subject property, with monthly rental rates ranging from $445.00 to $570.00 per site. The subject property is currently quoting a monthly rental rate of $473.12 for single-wide sites and $482.72 for double-wide sites, which is within the range of rental rates of our more comparable competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

     A search of the subject's market revealed five recent sales of manufactured housing communities located in the greater San Francisco-San Jose, California area. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

     Comparable Sale I-1, Rancho De Sonoma, is located at 19275 Sonoma Highway, in Sonoma, California. This property contains 98 sites, situated on 15.34 acres of land area. The property was in average condition at the time of sale and was developed in 1969. Amenities at the property include only a pool and laundry facility. The property was approximately 95.0 percent occupied at the time of sale. The property was purchased for $2,825,000, which equates to $28,827 per site.

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

====================================================================================================================================
                                        SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
------------------------------------------------------------------------------------------------------------------------------------
                                Number                         Age
                               Of Sites                     ---------                                                    3-Year
                               ---------                    Condition                     Services      Date Of         Average
  Comp.         Name           Occupancy                    ---------        Monthly      Provided    Last Rental    Annual Rental
   No.        Location           Level        Amenities   Park Rating(1)      Rent        in Rent       Increase        Increase
------------------------------------------------------------------------------------------------------------------------------------
   R-1    Sun Valley              263         Clubhouse        1969        $525.00/Mo.      None          1997       Over the past
          125 Sahara Drive        ---       2 Pools/Spas       ----            To                                    3 year
          Pacheco,              98.86%         Laundry       Very Good     $570.00/Mo.                               period, the
          California                          2 Saunas       ---------                                               monthly
                                            Shuffleboard       4*-5*                                                 rental rate
                                             Playground                                                              has increased
                                             RV Storage                                                              by the CPI,
                                                                                                                     pursuant to
                                                                                                                     the rent
                                                                                                                     control
                                                                                                                     ordinance.(3)



------------------------------------------------------------------------------------------------------------------------------------
   R-2    Rancho Diablo(2)        159         Clubhouse        1974        $410.00/Mo.     Water          1997       Over the past
          355 Vista Grande        ---         Pool/Spa         ----            To                                    3 year
          Pacheco,              97.48%      Sauna/Laundry      Good        $455.00/Mo.                               period, the
          California                         RV Storage        ----                                                  monthly
                                                               3*-4*                                                 rental rate
                                                                                                                     has increased
                                                                                                                     by the CPI,
                                                                                                                     pursuant to
                                                                                                                     the rent
                                                                                                                     control
                                                                                                                     ordinance.(3)
------------------------------------------------------------------------------------------------------------------------------------
   R-3    Dalis Gardens(2)        260         Clubhouse        1971        $450.00/Mo.     Water          1997       Over the past
          3161 Terraza Del        ---         Pool/Spa         ----            To          Sewer                     3 year
          Sol                   99.62%      Sauna/Laundry      Good        $536.00/Mo.     Refuse                    period, the
          Concord,                          Shuffleboard       ----                                                  monthly
          California                                           3*-4*                                                 rental rate
                                                                                                                     has increased
                                                                                                                     by the CPI,
                                                                                                                     pursuant to
                                                                                                                     the rent
                                                                                                                     control
                                                                                                                     ordinance.(3)
------------------------------------------------------------------------------------------------------------------------------------
   R-4    Town & County          166          Clubhouse        1963        $445.00/Mo.     Water          1997       Over the past
          Mobile Village         ---          Pool/Spa         ----                                                  3 year
          1060 San Miguel        100%       Sauna/Laundry      Good                                                  period, the
          Road                                                 ----                                                  monthly
          Concord,                                             3*-4*                                                 rental rate
          California                                                                                                 has increased
                                                                                                                     by the CPI,
                                                                                                                     pursuant to
                                                                                                                     the rent
                                                                                                                     control
                                                                                                                     ordinance.(3)
------------------------------------------------------------------------------------------------------------------------------------
 Subject  Concord Cascade         283         Clubhouse        1973        $473.12/Mo.      None     November, 1997  The monthly
          245 Aria Drive          ---       2 Pools/Spas       ----       (Single-Wide)                              rental rate
          Pacheco,              98.94%      Sauna/Laundry      Good            To                                    has increased
          California                        Shuffleboard       ----        $482.72/Mo.                               by CPI over
                                             RV Storage         4*        (Double-Wide)                              the past
                                                                                                                     three year
                                                                                                                     period,
                                                                                                                     pursuant to
                                                                                                                     the rent
                                                                                                                     control
                                                                                                                     ordinance, or
                                                                                                                     approximately
                                                                                                                     2.0 to 3.0
                                                                                                                     percent per
                                                                                                                     year.(3)
------------------------------------------------------------------------------------------------------------------------------------
(1)  Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
(2)  Senior park for residents 55 years of age or older.
(3)  According to the rent control ordinance governed by Contra Costa County, the annual increase is equivalent to 75.0% of the CPI increase or 2.0% minimum, which ever is greater.
====================================================================================================================================

                                                                 Market Analysis
================================================================================

     Comparable Sale I-2, Quail Meadows, is located at 5901 Newbrook Drive, in Riverbank, California. This property contains 147 sites, situated on 20.13 acres of land area. The property was in good condition at the time of sale and was developed in 1988. Amenities at the property include a clubhouse, pool/spa, playground, and laundry facility. The property was approximately
     97.0 percent occupied at the time of sale. The property was purchased for $4,300,000, which equates to $29,252 per site.

     Comparable Sale I-3, California Hawaiian Mobile Estates, is located at 3637 Snell Avenue, in San Jose, California. This property contains 412 sites, situated on 49.63 acres of land area. The property was in good condition at the time of sale and was developed in 1970. Amenities at the property include a clubhouse, pool/spa, sauna, shuffleboard, laundry facility and RV storage. The property was 100 percent occupied at the time of sale. The property was purchased for $23,300,000, which equates to $56,553 per site.

     Comparable Sale I-4, Village of the Four Seasons, is located at 200 Ford Road, in San Jose, California. This property contains 271 sites, situated on 29.97 acres of land area. The park was in good condition at the time of sale and was developed in approximately 1971. Amenities at the property include a clubhouse, pool, playground, and a laundry facility. The property was 97.0 percent occupied at the time of sale. The property was purchased for $11,075,000, which equates to $40,867 per site.

     Comparable Sale I-5, Casa Nova Mobile Home Park, is located at 2701 Martin Road, in Fairfield, California. This property contains 131 sites, situated on 18.95 acres of land area. The park was in average condition at the time of sale and was developed in approximately 1972. Amenities at the property include a clubhouse, pool, and laundry facility. The property was 98.0 percent occupied at the time of sale. The property was purchased for $4,400,000, which equates to $33,588 per site.

     It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

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                                                                 Market Analysis
================================================================================

Demographic Trends

     Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 196,399 and 444,555, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 206,389 and 469,718, respectively, by the year 2002.

     According to NDS, the total number of households within the subject's primary and secondary market areas, are 81,753 and 180,418, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 84,480 and 189,323, respectively, by the year 2002.

     The average household income levels within the subject's primary and secondary market areas, for 1997, are $71,258 and $81,240, respectively. The median household income levels within the subject's primary and secondary market areas, for 1997, are $57,250 and $60,322, respectively. Per capita income within the subject's primary and secondary market areas, for 1997, are $30,023 and $33,329, respectively.

     Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS. A copy of the subject's NDS report is provided in the Addenda of this report and reference is made thereto.

Expense Analysis

     Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

     As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 24.68 to 42.79 percent of effective gross income levels, but typically from 29.48 to 42.79 percent. On a per site basis, the comparable sales display operating expenses ranging from $969 to $3,155, but typically from $1,144 to $3,155 per site. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 39.11 percent of effective gross income and $2,735 on a per site basis. Operating expenses at the subject property appear to be within the range as displayed by the comparable sales of manufactured housing communities within the local area.

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                                                                 Market Analysis
================================================================================

Market Supply and Demand

     There are a total of four competing manufactured housing communities located within the subject's market, which total 848 sites, with a corresponding average occupancy rate of 99.06 percent. No specific absorption statistics were available, since the subject's competing parks have historically reported occupancy rates at, or above 70.0 percent. The subject property, based on conversations with management, has historically been slightly higher than occupancy rates consistent with competing parks, and is currently 98.94 percent occupied, with three vacant sites available. We believe the current occupancy rate of the subject property is stabilized. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

     Historically, the subject's primary market has sustained high occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $410.00 to $570.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate of $473.12 for single-wide sites and $482.72 for double-wide sites, which we believe is market-orientated, given the high historical occupancy of the park, the amenities offered, and the overall good condition of the subject park.

     Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region widely range from $28,827 to $56,553 per site, with corresponding overall rates ranging from 8.15 to 10.46 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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
=============================================================================================================================
                                            SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-----------------------------------------------------------------------------------------------------------------------------
                                                                          Sales Price                             $EGI/Site
                                                                             Per Site                           $Expense/Site
                                Sales Date     Land Area      Density     ----------                  EGIM      -------------
Comp.           Name            ----------     ---------      -------      Occupancy                  ----      Expense Ratio
 No.          Location          Sales Price    No. Sites     Condition      At Sale      $NOI/Site    OAR         % Of EGI
-----------------------------------------------------------------------------------------------------------------------------
 I-1    Rancho De Sonoma            8/97         15.34         6.39         $28,827       $2,480     6.65x         $4,335
        19275 Sonoma Hwy            ----         -----         ----         -------                  -----         ------
        Sonoma, California      $2,825,000         98         Average        95.0%                   8.60%         $1,855
                                                                                                                   ------
                                                                                                                    42.79%
-----------------------------------------------------------------------------------------------------------------------------
 I-2    Quail Meadows               5/97         20.13         7.30         $29,252       $2,736     7.54x         $3,880
        5901 Newbrook Drive         ----         -----         ----         -------                  -----         ------
        Riverbank, California   $4,300,000        147          Good          97.0%                   9.35%         $1,144
                                                                                                                   ------
                                                                                                                    29.48%
-----------------------------------------------------------------------------------------------------------------------------
 I-3    California Hawaiian         3/97         49.63         8.30         $56,553       $4,612     7.28x         $7,767
        Mobile Estates(1)           ----         -----         ----         -------                  -----         ------
        3637 Snell Ave.         $23,300,000       412          Good           100%                   8.15%         $3,155
        San Jose, California                                                                                       ------
                                                                                                                    40.62%

-----------------------------------------------------------------------------------------------------------------------------
 I-4    Village of the Four         12/96        29.97         9.04         $40,867       $4,273     6.03x         $6,782
        Seasons                     -----        -----         ----         -------                  -----         ------
        200 Ford Road           $11,075,000       271          Good          97.0%                  10.46%         $2,509
        San Jose, California                                                                                       ------
                                                                                                                    36.99%
-----------------------------------------------------------------------------------------------------------------------------
 I-5    Casa Nova MHP               4/96         18.95         6.91         $33,588       $2,958     8.55x         $3,927
        2701 Martin Road            ----         -----         ----         -------                  -----         ------
        Fairfield, California   $4,400,000        131         Average        98.0%                   8.81%          $969
                                                                                                                    ----
                                                                                                                    24.68%
-----------------------------------------------------------------------------------------------------------------------------
Subject Concord Cascade            - - -          31.0         9.13          - - -        $4,258      N/A          $6,993
        245 Aria Drive                            ----         ----          98.94%                                ------
        Pacheco, CA                               283          Good                                                $2,735
                                                                                                                   ------
                                                                                                                    39.11%


-----------------------------------------------------------------------------------------------------------------------------
(1)  Financial information based on Actual 1996 Budget, provided by MHC, the buyer.
=============================================================================================================================

===============================================================================

-------------------------------------------------------------------------------



Comp.           Name             Comparability
 No.          Location           to the Subject             Comments
-------------------------------------------------------------------------------
 I-1    Rancho De Sonoma            Inferior       Developed in 1969; Average
        19275 Sonoma Hwy                              condition; Amenities
        Sonoma, California                          include pool and laundry
                                                           facility.

-------------------------------------------------------------------------------
 I-2    Quail Meadows               Similar         Developed in 1988; Good
        5901 Newbrook Drive                           condition; Amenities
        Riverbank, California                      include: clubhouse, pool,
                                                    playground, and laundry
                                                           facility.
-------------------------------------------------------------------------------
 I-3    California Hawaiian         Similar            Developed in 1970;
        Mobile Estates(1)                          Good condition; Amenities
        3637 Snell Ave.                               include: clubhouse,
        San Jose, California                            pool/spa, sauna,
                                                   shuffleboard, and laundry
                                                           facility.
-------------------------------------------------------------------------------
 I-4    Village of the Four         Similar            Developed in 1971;
        Seasons                                    Good condition; Amenities
        200 Ford Road                              include: clubhouse, pool,
        San Jose, California                        playground, and laundry
                                                           facility.
-------------------------------------------------------------------------------
 I-5    Casa Nova MHP               Inferior           Developed in 1972;
        2701 Martin Road                               Average condition;
        Fairfield, California                          Amenities include:
                                                      clubhouse, pool, and
                                                       laundry facility.
-------------------------------------------------------------------------------
Subject Concord Cascade         Subject Property       Developed in 1973;
        245 Aria Drive                                  Good condition;
        Pacheco, CA                                    Amenities include:
                                                    Clubhouse, 2 pools/spas,
                                                        sauna, laundry,
                                                      shuffleboard, and RV
                                                            storage.
-------------------------------------------------------------------------------

===============================================================================

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

     The subject site is located west of Marsh Drive, directly off of Aria Drive, within an unincorporated area of Pacheco. The subject site is effectively rectangular in shape and contains 31.0, acres or 1,350,360 square feet of land area. Topographically, the site is level at street grade.

     The Contra Costa Water District provides the water to the subject park, while the Contra Costa Central Sanitary District provides sewer service to the subject property. The Pacific Gas & Electric Company provides the gas and electric service to the subject property. Primary access to the subject site is provided by Marsh Drive via Aria Drive. Based on conversations with the Flood Control Department of Contra Costa County, the subject property is located within a flood hazard area (Zone A). However, we recommend a qualified engineer to determine the existence of any flood hazard areas.

     Each developed site is equipped with a dirt site and off-street parking. The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

     We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

     The subject property was originally developed in 1973. The subject improvements consist of a 283-site manufactured housing community, with a community center, swimming two pools/spas, sauna, laundry facility, shuffleboard, and recreational vehicle and boat storage area. Of the 283 total sites, 14 sites are single-wide, while the remaining 269 sites are double-wide, however, approximately 95.0 percent of the sites, or 268 sites, can accommodate a double-wide home. The average site size is approximately 40 feet by 70 feet.

     The community center consists of a manager's office, restroom facilities, and open-space available for resident use, with a fully-equipped kitchen area. The exterior of the one-story community center is wood frame, with a Spanish tile roof, and appeared to be in overall good condition at the time of inspection.

     The swimming pool/spa area is located adjacent to the community center. The recreational vehicle and boat storage is located toward the north central portion of the park. Wrought iron fencing surrounds the pool area and a chain link fence surrounds the

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                                                            Property Description
================================================================================

recreational vehicle and boat storage area. Off-street parking is available for each resident. Site improvements within the park include: paved streets, concrete sites, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

     Concord Cascade is a functional manufactured housing community with good ingress and egress along Aria Drive via Marsh Drive. Overall, the subject community appears to be well maintained and is in good condition. Concord Cascade is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Four Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

     Since the passage of Proposition 13, or the Jarvis Gann Initiative in 1978, real property taxes in the State of California are limited to 1.0 percent of market value, as of a specified base year. The base year valuation is the Assessor's 1975 market value estimate, unless there is a transfer of ownership
(sale), new construction, or the property is leased on a long-term basis. Whenever this occurs, the property is reassessed at full market value. If a reassessment is not triggered, the assessed value is trended upward at 2.0 percent annually.

     According to the Contra Costa County Assessor's Office, the market value of the subject property equates to $8,131,185. The subject property is identified by tax parcel number 125-020-058-9.

     The total amount of real estate taxes for fiscal year 1996, payable in 1997 for the subject property amounts to $147,348.38. The total amount of real estate taxes for fiscal year 1996 payable in 1997 equates to approximately $520.67 per site.

Zoning

     According to zoning officials of Contra Costa County, the subject property is currently zoned T-1, Mobile Home Park District. Based on conversations with zoning officials, the subject property is a legal and conforming use under its present zoning classification.

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                                                                      CONCLUSION
================================================================================

Conclusion

     o The subject property, Concord Cascade, is a functional manufactured housing community, which competes favorably in relation to its competition;
     o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $410.00 to $570.00;
     o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate of $473.12 for single-wide sites and $482.72 for double-wide sites, which is within the range of competing parks, and appears to be market-oriented;
     o Sale transactions of manufactured housing communities located within the subject's region range in unit sales prices per site from $28,827 to $56,553, with corresponding overall rates ranging from 8.15 to
          10.46 percent;
     o Operating expenses are within industry standards for a park located in the western region of the country;
     o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;
     o    The demographic characteristics of the area appear to be positive;
     o The population profile of the subject property is 70 percent adult, with the remaining 30 percent family oriented;
     o The current occupancy rate at the subject property is 98.94 percent, with three vacant sites presently available. This stabilized occupancy rate is evident by a strong local market and demand;
     o No significant manufactured housing communities are expected to be developed in the near future;
     o In our opinion, based on Woodall's criteria, the subject property is a Four Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Four Star Park, presented in the National Overview section of this report; and,
     o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Concord Cascade will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

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                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

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                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

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                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Nancy D. Piekos inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, Director and Manager, have reviewed and approved the report, but did not inspect the property.

2.   The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


     /s/ Michael J. Schaeffer  /s/ Nancy D. Piekos   /s/ Stanley R. Dennis, Jr.

     Michael J. Schaeffer      Nancy D. Piekos       Stanley R. Dennis, Jr., MAI
     Director                  Associate Appraiser   Director and Manager

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================================================================================


MARKET STUDY OF REAL PROPERTY

Bonanza Village
3700 East Stewart Avenue
Las Vegas, Clark County, Nevada  89110


================================================================================


As of December 5, 1997

Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

             [Letterhead of Cushman & Wakefield of Illinois, Inc.]


December 9, 1997


Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:   Market Study of Real Property
      Bonanza Village
      3700 East Stewart Avenue
      Las Vegas, Clark County, Nevada  89110

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                    -2-                      December 9, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Nancy D. Piekos

Nancy D. Piekos
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager

                                                              CUSHMAN &
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

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:               Bonanza Village

Location:                    3700 East Stewart Avenue
                             Las Vegas, Clark County, Nevada

Assessor's Parcel Number:    Based on information provided by Clark County
                             records, the subject property is identified by Assessor's Parcel Number 140-31-201-001-98.

Date of Inspection:          The property was inspected December 5, 1997.

Ownership:                   The subject property is legally entitled to
                             Sandland Vistas, Inc., an Illinois Corporation, and MHC Financing Limited Partnership, as beneficiary.

Land Area:                   Based on information provided by the property's
                             legal plat of survey, the subject property contains approximately 42.84 acres of land area, or 1,866,110 square feet.

Zoning: Based on information provided by the City of Las Vegas, the subject property is zoned RMHP, Residential Mobile Home Park District.
                             According to zoning officials, the subject property is a legal and conforming use.

Improvements
   Type:                     A manufactured housing community.

   Year Built:               Phase I of the subject property was originally
                             developed in 1971, which consisted of 182 sites.
                             Phase II, which consisted of 171 sites, was developed in 1974.

   Size: The subject property consists of a 353-site manufactured housing community.

   Condition:                At the time of inspection, the subject property
                             was in average to good condition.

Property Rating:             Three Star manufactured home community.

Special Assumptions:         1. Information regarding the subject property,
                             including its physical characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

                                                              CUSHMAN &
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                                                        Summary of Salient Facts
================================================================================

                             2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman &
                             Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                             3. Our market and consulting report regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                             4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                             5. Please refer to the complete list of
                             assumptions and limiting conditions included at the end of this report.

                                                              CUSHMAN &
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

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................5
   Identification of Property..................................................5
   Property Ownership and Recent History.......................................5
   Purpose and Function of the Market Study and Consulting Assignment..........5
   Scope of the Market Study and Consulting Assignment.........................5
   Date of Property Inspection.................................................5
   Definitions and Other Pertinent Terms.......................................5

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................19

MARKET ANALYSIS...............................................................20
   National Overview..........................................................20
   Competition................................................................27
   Comparable Manufactured Housing Community Sales............................31
   Demographic Trends.........................................................34
   Expense Analysis...........................................................34
   Market Supply and Demand...................................................35
   Conclusion.................................................................35

PROPERTY DESCRIPTION..........................................................37
   Site Description...........................................................37
   Improvements Description...................................................37

REAL PROPERTY TAXES AND ASSESSMENTS...........................................38

ZONING........................................................................38

CONCLUSION....................................................................39

ASSUMPTIONS AND LIMITING CONDITIONS...........................................40

CERTIFICATION.................................................................42

ADDENDA.......................................................................43
   Pop-Fact Sheets
   Legal Description
   Qualifications of Appraisers

                                                              CUSHMAN &
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                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                [PHOTO OMITTED]

       Front Entrance of the Subject Property, Along East Stewart Avenue


                                [PHOTO OMITTED]

                          Exterior of Community Center

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                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

                          Interior of Community Center


                                [PHOTO OMITTED]

           Exterior of the Community Center, Comprising the Pool Area

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                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

                    Typical Interior View of the Subject Park


                                [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

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                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

            Street Scene: Looking Eastbound Along East Stewart Avenue


                                [PHOTO OMITTED]

            Street Scene: Looking Westbound Along East Stewart Avenue

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                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 353-site manufactured housing community, situated on approximately 42.84 acres of land area, located at the northeast corner of Stewart Avenue and Pecos Road, in the city of Las Vegas, Clark County, Nevada. The property's street address is 3700 East Stewart Avenue. Phase I of the subject property was originally constructed in 1971, while Phase II of the subject property was developed in 1974. At the time of property inspection, the subject property was 99.15 percent occupied, with approximately three vacant sites.

Property Ownership and Recent History

      The subject property is currently entitled to Sandland Vistas, Inc., an Illinois corporation, and MHC Financing Limited Partnership, as beneficiary. Phase I of the subject property, which consists of 182 sites, was originally developed in 1971. Phase II, which consists of 171 sites, was developed in 1974. The subject property is currently improved with 353 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 5, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

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                                                                    Introduction
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      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the north side of East Stewart Avenue, at the northeast corner of East Stewart Avenue and Pecos Road, within the city limits of Las Vegas, Clark County, Nevada. The street address of the subject property is 3700 East Stewart Avenue, Las Vegas, Nevada. The property is identified by tax parcel number 140-31-201-001-98, according to Clark County records. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

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                                  REGIONAL MAP

                                  [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

Location

      The subject property is located within the city limits of Las Vegas, Clark County, Nevada, in the midst of the Las Vegas Valley. Clark County encompasses several communities, including the City of Las Vegas, Boulder City, Henderson, Mesquite, and North Las Vegas, which revolve around and comprise the Las Vegas Metropolitan Statistical Area (MSA). Recently, the MSA has been expanded to include, in addition to Clark County, Nye County, Nevada to the west, and Mojave County, Arizona to the southwest. Las Vegas Valley contains 95.0 percent of all households and population inside Clark County and spans approximately 7,910 square miles.

      Clark County is situated on the southern central tip of the state and is bordered by three states: California, Arizona, and Utah. Ninety-five percent of total land area within the County is owned by the federal government, including vast stretches of desert, state parks, and military installations. The majority of the County's development is centered in the Las Vegas Valley which has witnessed heavy growth over the past decade and continues to lead most U.S. cities in population growth trends. Its major industries include gaming, tourism, services, and trade.

Background/History

      Nevada's history as a gaming center dates back to the mid-1800s, when a boom in precious metal mining attracted a new breed of population to the region. Legalized gambling began during the Great Depression (1931) and created a small but lucrative industry. The Hoover Dam project brought sustenance to the region in the form of water and electrical power, while the Union Pacific Railroad's selection of Las Vegas as a division point in its operation helped to insulate the area.

      Following World War II, Las Vegas became engulfed in the development of the first generation of small Strip casinos. With close proximity to the burgeoning population of Los Angeles, Las Vegas was propelled into an unprecedented boom, becoming a world-famous resort destination with around-the-clock entertainment.

      The advent of the 1969 Corporate Gaming Act, which allowed companies with publicly traded stock to own and operate casinos in the state, ushered in the next phase of Las Vegas' evolution. The gaming industry soon became the focus of such corporations as Hilton and Holiday, and homegrown companies as Caesars and Mirage Resorts. Soon thereafter, convention business expanded rapidly as Las Vegas became a primary contender with its sizable base of hotel rooms and exhibition space. Even today, Las Vegas

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                                                               Regional Analysis
================================================================================

is one of the largest convention markets in the world with over 3.0 million square feet of exhibition space available.

      More recently, Las Vegas has entered the third era of its evolution with the emergence of the "Disney" phase. The introduction of new hotel concepts, such as Excalibur and The Mirage, have changed the scope of the market and the pulse of the industry. Their successors include the recent additions of Treasure Island, Luxor, MGM Grand, and New York, New York. "Theme" entertainment has become the focus of resorts seeking to broaden their image from mere adult playgrounds, to acceptable family destinations.

      Las Vegas is Nevada's largest and southernmost urban market. The metropolitan area, which includes all of Clark County, is one of the strongest job markets in the nation. Las Vegas tops the list as one of the nation's fastest-growing areas in terms of both population and employment growth.

Population Trends

      By virtually all measures, Las Vegas has been among the fastest growing areas in the nation since the early-1980s. According to the 1980 Census, population in Clark County totaled 463,087. This figure increased to 741,459 in the 1990 Census, reflecting a 60.1 percent increase, with a compound annual growth rate of 4.82 percent.

      Equifax National Decision Systems (ENDS) reports that the Las Vegas MSA has grown at a compound annual rate of 4.93 percent since 1980, bringing the current 1996 population estimate to 1,140,250. Through 2001, ENDS projects annual growth of 3.36 percent per year, an 18.0 percent increase in population to 1,345,406. This rate of growth ranks from three to four times greater than national trends which place population growth near 1.00 percent per year.

==================================================================================================================
                                                Population Growth
==================================================================================================================
                                                                                  % Change          % Change
       Area                      1980               1996               2001       1980-1996         1996-2001
==================================================================================================================
Las Vegas                         528,000         1,140,250          1,345,406     + 4.93%           + 3.36%
------------------------------------------------------------------------------------------------------------------
State of Nevada                   800,493         1,547,200          1,785,714     + 4.20%           + 2.91%
------------------------------------------------------------------------------------------------------------------
United States                 226,545,856       265,038,000        277,157,000     + 0.99%           + 0.91%
==================================================================================================================
Source: Equifax National Decision Systems
==================================================================================================================

================================================================================


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                                                               Regional Analysis
================================================================================

      It is estimated that each month an average of approximately 5,000 people move to Las Vegas. One-third of the newcomers are from the State of California. The WEFA Group, an economic forecasting firm, projects annual population growth of 3.53 percent per year for Las Vegas between 1995 and 2000. This forecast is further supported by Woods & Poole Economics, who projects population growth of
3.07 percent per year through 2000 for the MSA. The desirability of the area is seen in the fact that nearly 75 percent of the state's total population resides in the Las Vegas MSA, while 95 percent of all of Clark County's population reside in the Las Vegas Valley.

Households

      Between 1980 and 1990, the number of households in the MSA grew from 198,435 to 330,490. The current 1996 estimate is 450,638 (127.1 percent increase from 1980-1996). Projections by ENDS through 2001 suggest another 21.4 percent increase to 547,180. These numbers generally comply with national trends which show the household growth rate surpassing population growth rates. This trend can be traced to such sociological factors as longer life expectancies, a rise in divorce rates, and young professionals postponing marriage, all of which lead to rises in single and two person households.

Age Distribution

      Population statistics provided by CACI Marketing Systems show a fairly even distribution of age throughout the MSA: 25-34 year old adults make up 18.8 percent of total population; 34-44, 15.6 percent; 45-54, 11.3 percent; 55-64,
9.1 percent; and 65 and older, 12 percent. Median age is reported to be 34.7 years. In 1980, Las Vegas had a median age of 29.7 which increased to 33.8 in 1990. The current median age is about 34.7 years. Like the nation as a whole, the median population age is expected to grow as life expectancy rates increase and a large influx of retirees migrate to the area.

      Newcomers to the region have come primarily from California. A Las Vegas Development Authority survey showed that 39 percent of all persons moving to Las Vegas are from that state. Texas, New Mexico, Arizona, Colorado and Utah comprise 19 percent of immigration from other states, while the northeastern region accounts for 18 percent. It is estimated that 10 percent of all new residents are retirees, 15 percent are transferred through employment, 11 percent come seeking jobs, and 13 percent seek a better quality of life.

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                                                               Regional Analysis
================================================================================

Income Trends

      Between 1980 and 1990, the ENDS reports that the Las Vegas MSA's average household income increased over 76 percent to $37,559, indicating a 5.84 percent compound annual growth rate. This rate was lower than the national compound growth rate of 6.62 percent, and slightly higher than the overall state rate of
5.78 percent. The MSA's household income is in-line with both state and national levels.

==================================================================================================================
                                            Average Household Income
==================================================================================================================
                                                                              Compound             Compound
                                                                           Annual Growth        Annual Growth
          Area                 1980            1990           1996           1980-1990            1990-1996
==================================================================================================================
Las Vegas                     $21,302        $37,559        $48,982            +5.84%               +4.53%
------------------------------------------------------------------------------------------------------------------
State of Nevada               $22,022        $38,611        $49,148            +5.78%               +4.10%
------------------------------------------------------------------------------------------------------------------
United States                 $20,307        $38,543        $49,031            +6.62%               +4.13%
==================================================================================================================
Source: Equifax National Decision Systems
==================================================================================================================

      Current estimates show continued growth in all categories, with compound annual growth rates from 1990 to 1996 ranging from 4.10 percent in the State of Nevada, to 4.13 percent for the United States. The Las Vegas MSA suggests a 4.5 percent annual growth rate between 1990 and 1996. Through 2001, ENDS forecasts an increase of 4.95 percent per annum to $62,352. This growth rate is expected to be well in excess of inflation.

Business & Industry

      In the last several years, Las Vegas has had economic success over the backdrop of the past national recession. Las Vegas led the nation in 1990 with 34,300 new jobs created and has enjoyed one of the highest job growth levels in the country. Since 1980, job growth has increased at an average of 5.0 percent per year. For the fifth consecutive year, it has been named one of the top 20 states conducive to manufacturing. Tourism remains the number one industry followed by the trade and service industries.

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                                                               Regional Analysis
================================================================================

      It is clear, however, that the Las Vegas economy is driven by growth in the hotel and gaming industry. As gaming grew throughout the 1970s and 1980s, Las Vegas evolved as one of the country's major tourist and convention destinations. Gaming and tourism have become the foundations on which its economy has grown. Unfortunately, its uniqueness has both positive and negative effects. A lopsided dependence on gaming may be subject to the same boom or bust cycles that concerns every one-industry town. As such, Clark County (and Nevada) have campaigned as pro-business regions with low tax rates and provision incentives to attract new and diversified industries such as high technology, manufacturing, trade and services. In 1996, 34 new companies relocated to the MSA, bringing with them more than 2,900 new jobs.

Employment

According to the U.S. Department of Labor, as of October, 1997, the Las Vegas MSA had a total civilian labor force of approximately 688,800 persons. As of that date, approximately 660,400 people were employed, indicating an unemployment rate of 4.10 percent. This figure is down from 5.5 percent as of year-end 1996. The unemployment rate of Las Vegas has consistently followed that of the state as a whole. The following table tracks the unemployment rate over the years 1986 to October, 1997 for the former Las Vegas MSA definition (Clark County).

=======================================================================================================
                                     Las Vegas Area Unemployment
=======================================================================================================
                                                                      Rate (%)           Rate (%)
    Year         Workforce        Employed        Unemployed         Las Vegas            Nevada
=======================================================================================================
Oct. 1997          688.8           660.4             28.4               4.1%               4.0%
-------------------------------------------------------------------------------------------------------
1996               634.6           599.7             34.9               5.5%               5.4%
-------------------------------------------------------------------------------------------------------
1995               595.1           562.3             32.8               5.5%               5.4%
-------------------------------------------------------------------------------------------------------
1994               564.7           529.6             35.1               6.2%               6.3%
-------------------------------------------------------------------------------------------------------
1993               457.2           428.2             29.0               6.3%               6.4%
-------------------------------------------------------------------------------------------------------
1992               422.7           394.0             28.7               6.8%               6.6%
-------------------------------------------------------------------------------------------------------
1991               406.7           383.1             23.6               5.8%               5.5%
-------------------------------------------------------------------------------------------------------
1990               385.6           366.6             19.0               4.9%               4.9%
-------------------------------------------------------------------------------------------------------
1989               359.4           341.5             17.9               5.0%               5.0%
-------------------------------------------------------------------------------------------------------
1988               342.0           323.6             18.4               5.4%               5.2%
-------------------------------------------------------------------------------------------------------
1987               323.6           302.6             21.0               6.5%               6.3%
-------------------------------------------------------------------------------------------------------
1986               305.4           286.3             19.1               6.3%               6.0%
=======================================================================================================
Source: U.S. Department of Labor, Bureau of Labor Statistics
=======================================================================================================

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                                                               Regional Analysis
================================================================================

      The current distribution of employment in non-agricultural industries is shown below.

              ===================================================
                             Employment Distribution
                                  Year End 1996
              ===================================================
                     Category                               %
              ---------------------------------------------------
              Mining                                        0.3%
              ---------------------------------------------------
              Construction                                 10.1%
              ---------------------------------------------------
              Manufacturing                                 3.5%
              ---------------------------------------------------
              T.C.P.U.                                      5.0%
              ---------------------------------------------------
              Wholesale & Retail Trade                     20.7%
              ---------------------------------------------------
              F.I.R.E.                                      4.8%
              ---------------------------------------------------
              Services                                     45.0%
              ---------------------------------------------------
              Government                                   10.6%
              ---------------------------------------------------
              Total                                       100.0%
              ---------------------------------------------------

      The employment figures also show that 3.5 percent of total non-agricultural employment is in manufacturing of durable and non-durable goods, while 96.5 percent are employed in non-manufacturing employment. Of the non-manufacturing employment, the government sector accounts for 10.6 percent of non-farm employment and wholesale and retail trade account for 20.7 percent. Services account for 45.0 percent of non-farm employment. The construction industry has increased each year due to booming demand for housing and new hotel projects.

Economy

      Because of its orientation toward tourism and conventions, Las Vegas's economy is highly service oriented. Although Las Vegas is highly dependent upon gaming and tourism, it has shown that it has the ability to withstand national recession and rebound from difficult economic times. Tourism remains the number one industry with new casinos opening each year. Trade, the second largest industry, reflects the steady growth of taxable sales which have risen from $6.4 billion dollars in 1988 to $14.5 billion in 1996, a 9.8 percent increase over 1995. The increased demand for goods and services has brought numerous new retailers into Las Vegas and sparked expansion at many others.

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                                                               Regional Analysis
================================================================================

===================================================================================================================
                                               Economic Indicators
===================================================================================================================
                                                                                                            CAGR
                         1988     1989     1990    1991     1992     1993     1994      1995     1996      1988-96
===================================================================================================================
Visitor Volume            17.2     18.1     20.3    21.3     21.9     23.5     28.2      29.0     29.6      + 7.0%
(Millions)
-------------------------------------------------------------------------------------------------------------------
Retail Sales             $ 6.4    $ 7.6    $ 8.6   $ 8.3    $ 8.7    $ 9.9    $11.7     $13.2     14.5      +10.8%
(Billions)
-------------------------------------------------------------------------------------------------------------------
Tourism & Gaming         $10.0    $11.9    $14.0   $14.3    $14.7    $15.1    $19.2     $20.5     22.5      +10.7%
Revenue (Billions)
===================================================================================================================
Source: Las Vegas Perspective 1997; State Department of Taxation
===================================================================================================================

      The military presence at Nellis Air Force Base and the Nevada Test Site employ some 12,600 people and has a significant economic impact on the Las Vegas economy. The effect of base closings and a moratorium on nuclear testing are yet to be fully seen in southern Nevada. There is cautious optimism with regard to employment in this area. According to the Public Affairs Department at Nellis, the base is not on any of the closing lists. In fact, personnel from other facilities around the nation have been relocated to Nellis as other bases close. As of this writing, no job cuts are expected at the base. The base, located eight miles northeast of Las Vegas, is the home of the world famous "Thunderbirds" Air Demonstration Squadron. The Nevada Operations office maintains the capability at the Nevada Test Site to implement Department of Energy initiatives regarding the 1,350 square mile Nevada Test Site. In 1996, about 300 federal employees and 2,800 contractor employees worked there.

      Attempts to diversify the economic base have met with some success. While gaming, hotel and recreation industries account for only 30.0 percent of the metropolitan area's employment, it is estimated that this sector is responsible for close to 60.0 percent of all employment in Las Vegas. In the final analysis, the Las Vegas service-oriented economy depends on gaming and, therefore, faces more cyclical risk than more diversified markets.

Access/Transportation

      Among the most vital links for the community is Interstate 15 (completed in 1970) which was constructed to promote development of the southwestern United States, becoming a lifeline to the Los Angeles basin. Travel time to Los Angeles has been cut to less than five hours by car. Interstate 15 continues north to Salt Lake City, Utah.

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                                                               Regional Analysis
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      Route 93 connects with Interstate 40 which runs east/west providing access to Flagstaff, Arizona and Albuquerque, New Mexico east and Los Angeles west. A new beltway is planned that will stretch from the new housing developments in Red Rock Canyon to the south, with McCarran Airport and Interstate 15 north. The project will take approximately 20 years to complete.

      Over $2 billion will be spent on transportation plans and mass transit over the next 10 years. The Regional Transportation Commission of Clark County reports that $605 million has been programmed for fiscal years 1996-1998. Several recent/on-going projects include the Laughlin Connection of Route 163 and U.S. 95; a $34 million beltway approved by the Federal Highway Administration that will begin near Tropicana Avenue and Durango Drive and stretch southeast to U.S. 95 and Lake Wood Drive; and a monorail system which has been proposed for several years by HSST-Nevada; the $100 million plan calls for a magnetically levitated transit system from Tropicana Avenue to Desert Inn Road, stopping at several points on the strip. Completed projects include the I-15 to E. Sahara fly over ramp; the second section of the southern Nevada Beltway and the Desert Inn Road super arterial.

      McCarran Airport has a significant economic impact on the area, pumping an estimated $17 million into the local economy each year. In 1995 the airport expanded to include a second facility in addition to its existing 78,500 square foot building. The McCarran 2000 Project is now in its fourth phase of expansion and renovation. The project includes improvements to linkage on several of the highways, interstates and local arterials. Passenger traffic has increased every year despite downturns in the national economy. As of year-end 1996, the passenger volume reached over the 30 million mark, an 8.7 percent increase from 1995. Since 1989, volume has increased at a compound annual rate of 8.6 percent.

      Other plans include a high-speed rail system linking Las Vegas with Anaheim, California, reducing travel time to about one hour. This privately funded joint venture calls for a 280 mile per hour train which will run adjacent to Interstate 15. No time-line has been announced for this potential development.

      McCarran International Air Cargo Center expanded to 170,000 square feet in 1993 and is planning an additional 100,000 square feet in 1998. During 1996, the facility handled a record 124.1 million pounds of cargo. 160 acres have been designated for an expansion of the foreign trade zone. This zone has grown from just 5,000 square feet in 1986 to more than 300,000 square feet today. Freight rail service is provided by Union Pacific Railroad which serves Southern Nevada.

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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               Regional Analysis
================================================================================

Summary

      Las Vegas continues to reach new heights by all economic measures. The early 1990s experienced an in-migration of new workers and businesses. There were expansions in retail and transportation. New construction progressed in the hotel/casino and housing industries with some innovative concept developments. Overall, the area witnessed one of the nation's largest growth patterns and did exceptionally well in the early 1990s and 1980s. Nearing the end of the 1990s, Las Vegas continues to prosper, at a steady and strong pace.

      Las Vegas has dominated the gaming industry since the on-set of legalized gambling in 1931. It has become the industry's largest single market (a market that has rarely slipped) and biggest trendsetter. In part, the success of companies in Las Vegas mirror the consumer's growing acceptance and interest in gaming activities. To a more significant degree, the City's major companies have nurtured and cultivated this demand by making Las Vegas a mecca for middle-market vacations. It is the quintessential embodiment of "supply creates its own demand". The entry of new participants only spurs new growth and supply for demand. For example, the entry of Excalibur (1990) and The Mirage (1989) swelled tourist traffic in the early 1990s. The more recent opening of Treasure Island, MGM Grand, the Luxor, and New York, New York has galvanized demand even further. Several more "mega" hotel/casino projects are either underway or in active planning stages. These projects will help to further solidify the town's remarketing campaign as a family vacation destination.

      Because of recent and continued expansions and upgrades in the hotel/casino/ convention facilities, there is good reason to be confident in the long-term stability of the region. However, near term concerns continue to mount as the area expands at rates which are taxing the infrastructure and the ability with which the community can handle the sheer physical demands of such growth. The negative associations of urban living (i.e., crime, pollution, lack of quality public education), which are the very reasons people have been moving to the area, are garnering increased attention from public officials. Such "growing pains" are a necessary by-product of the tremendous expansion which has occurred. These are issues which are being given priority attention.

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

                                                               Regional Analysis
================================================================================

      The outlook for Las Vegas is positive. Growth projections in both population and employment suggest a continued demand for all segments of the economy. Relatively inexpensive rural land prices, the Sunbelt climate, and favorable business conditions, particularly Nevada's tax structure, are contributing factors to its growth. It must be stressed the extent to which the Las Vegas MSA is affected by the hotel and gaming industry. Almost all other employment sectors are either tied to or are a byproduct of the hotel/gaming industry. To the extent that Las Vegas can further diversify its industries, the area will be less susceptible to dramatic fluctuations in the local and national economy.

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

                                NEIGHBORHOOD MAP

                                  [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

      The subject property is situated along the north side of East Stewart Avenue, at the northeast corner of East Stewart Avenue and Pecos Road, within the city of Las Vegas, Nevada. The subject's immediate neighborhood is bordered by Bonanza Road to the north, Charleston Boulevard to the south, Nellis Boulevard to the east, and Pecos Road to the west. This area is developed with single-family homes, mid-rise apartment complexes, neighborhood shopping centers, and mobile home park communities.

      The subject property is immediately bounded by East Stewart Avenue to the south. East Stewart Avenue is a primary four-lane, east-west thoroughfare, which provides direct access to the subject's main entrance. Immediately west of the subject park, East Stewart Avenue intersects with Pecos Road. Direct access to Interstate 515 is available off of Eastern Avenue or Charleston Boulevard within one mile of the subject property. Interstate 515 provides direct access to Interstate 15 approximately three miles west of the subject property. Interstate 15 is the primary freeway providing north-south access through the Las Vegas metropolitan area.

      The subject property enjoys visibility along East Stewart Avenue, and primary access to the subject's main entrance to the park is accessed directly off of East Stewart Avenue. Other developments along East Stewart Avenue consist of two other manufactured housing communities, in addition to the subject property. Located across the street from the subject property, along the south side of East Stewart Avenue, is a manufactured housing community known as the Rulon A. Earl Mobile Manor, situated at 3901 East Stewart Avenue. At the southeast corner of Pecos Road and East Stewart Avenue is the mobile home community known as Pecos Park Coach Club situated at 200 North Pecos Road. This 135 site mobile home park is presently 100 percent occupied with a quoted monthly rental rate of $370. Other developments located along East Stewart Avenue consist of a single-family residential development situated immediately east of the subject park, along the north side of East Stewart Avenue, and a low-rise apartment complex situated across the street from the subject property, along the south side of East Stewart Avenue.

      The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, with unemployment steadily decreasing. The growth in population is anticipated to increase steadily.

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

                                                                 MARKET ANALYSIS
================================================================================

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=================================================================================================================
  1997              Firm Name                        State          No. of Sites          No. of Communities
  Rank                                                              Owned/Managed           Owned/Managed
-----------------------------------------------------------------------------------------------------------------
   1      Sun Communities                           Michigan           30,295/0                   84/0
-----------------------------------------------------------------------------------------------------------------
   2      ROC Communities                           Colorado         22,441/7,167                77/36
-----------------------------------------------------------------------------------------------------------------
   3      Manufactured Home Communities             Illinois          27,349/838                  69/3
-----------------------------------------------------------------------------------------------------------------
   4      Ellenburg Capital                          Florida           25,173/0                   63/0
-----------------------------------------------------------------------------------------------------------------
   5      Lautrec Ltd.                              Michigan           22,652/0                   58/0
-----------------------------------------------------------------------------------------------------------------
   6      Chateau Properties                        Michigan           20,003/0                   47/0
-----------------------------------------------------------------------------------------------------------------
   7      Clayton Homes                             Tennessee          18,000/0                   66/0
-----------------------------------------------------------------------------------------------------------------
   8      Clayton, Williams and Sherwood           California          16,946/0                   44/0
-----------------------------------------------------------------------------------------------------------------
   9      UNIPROP                                   Michigan           14,931/0                   40/0
-----------------------------------------------------------------------------------------------------------------
   10     The Bloch Organization                    Michigan           14,379/0                   37/0
=================================================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in

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

                                                                 Market Analysis
================================================================================

manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                                                 Market Analysis
================================================================================

      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

=================================================================================================================
                                HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                                      REAL ESTATE INVESTMENT TRUST (REITS)
-----------------------------------------------------------------------------------------------------------------
    Year           ROC           MHC         Chateau         Sun          United         Total         Annual
                                                                                                       Growth
-----------------------------------------------------------------------------------------------------------------
    1996          29,608        28,187        20,003        30,295        5,234         113,327        17.0%
-----------------------------------------------------------------------------------------------------------------
    1995          27,910        26,237        19,594        18,000        4,850          96,591         9.0%
-----------------------------------------------------------------------------------------------------------------
    1994          26,231        28,407        15,689        13,500        4,623          88,450        37.8%
-----------------------------------------------------------------------------------------------------------------
    1993          20,142        14,700        15,261         9,036        5,050          64,189        17.8%
-----------------------------------------------------------------------------------------------------------------
    1992          18,745        12,873        10,032         7,600        5,200          54,450         N/A
-----------------------------------------------------------------------------------------------------------------
    1991           9,030        13,079         9,759         N/R           N/R            N/A           N/A
-----------------------------------------------------------------------------------------------------------------
N/R = No report                                      N/A = Not applicable
-----------------------------------------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some
50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are:
ROC (113), MHC (72), Chateau (47), Sun (84) and United (23). The proportion of communities owned by each of the
REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
=================================================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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

                                                                 Market Analysis
================================================================================

      The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

=================================================================================================================
                                               REIT MARKET UPDATE
-----------------------------------------------------------------------------------------------------------------
Company              Price           Current        52 Week         52 Week         Annual          12 Mth Tot
Symbol             (9/19/97)          Yield          High             Low          Dividend            Rtn
-----------------------------------------------------------------------------------------------------------------
CPJ                 $29.688           5.8%          $31.125         $22.250           1.72            26.6%
-----------------------------------------------------------------------------------------------------------------
MHC                 $25.625           5.2%          $26.428         $18.875           1.32            30.7%
-----------------------------------------------------------------------------------------------------------------
SUI                 $37.428           5.0%          $ 38.00         $27.750           1.88            31.8%
-----------------------------------------------------------------------------------------------------------------
UMH                 $11.625           6.0%          $13.625         $10.875           0.70            -1.7%
-----------------------------------------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
=================================================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

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                                                                 Market Analysis
================================================================================

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

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                                                                 Market Analysis
================================================================================

      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;
      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.

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                                                                 Market Analysis
================================================================================

      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

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                                                                 Market Analysis
================================================================================

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

Competition

      We have surveyed six manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 1,988 sites. The combined occupancy rate of these six manufactured housing communities, including the subject property, is approximately 99.14 percent. Excluding the subject property in our survey, the combined occupancy rate is approximately 99.14 percent, based on 1,635 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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

==============================================================================================================================
                                     SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
------------------------------------------------------------------------------------------------------------------------------
                                           Number                                Age
                                          Of Sites                            ---------
                                          --------                            Condition                          Services
   Comp.               Name              Occupancy                          -------------         Monthly        Provided
    No.              Location              Level           Amenities        Park Rating(1)          Rent          in Rent
------------------------------------------------------------------------------------------------------------------------------
    R-1       Heritage Village              114            Clubhouse             1979            $445.00/Mo.       Water
              1515 S. Mojave Road           ---             Pool/Spa             ----                              Sewer
              Las Vegas, Nevada             100%            Laundry              Good                              Refuse
                                                           RV Storage            ----
                                                                                 3*-4*
------------------------------------------------------------------------------------------------------------------------------
    R-2       El Adobe Estates              367            Clubhouse             1972            $369.00/Mo        Sewer
              825 N. Lamb Blvd.             ---               Pool               ----           (Single-wide)      Refuse
              Las Vegas, Nevada             99%            Playground           Average              To            Basic
                                                            Laundry             -------          $384.00/Mo        Cable
                                                           RV Storage            2*-3*          (Double-wide)
------------------------------------------------------------------------------------------------------------------------------
    R-3       Sunrise                       186            Clubhouse             1974            $360.00/Mo.       Water
              1200 N. Lamb Blvd.            ---             Pool/Spa             ----                              Sewer
              Las Vegas, Nevada             99%                                 Average                            Refuse
                                                                                -------
                                                                                 2*-3*
------------------------------------------------------------------------------------------------------------------------------
    R-4       Ballerina Sunrise             199            Clubhouse             1984            $325.00/Mo.       None
              830 N. Lamb Blvd.             ----               Pool               ----
              Las Vegas, Nevada             100%         Tennis Courts          Average
                                                                                -------
                                                                                 2*-3*
------------------------------------------------------------------------------------------------------------------------------
    R-5       Pueblo Del Sol                453            Clubhouse             1972            $380.00/Mo.       None
              3751 S. Nellis Blvd.          ---           2 Pools/Spa            ----           (Single-wide)
              Las Vegas, Nevada             98%           Playground            Average              To
                                                            Laundry             -------          $405.00/Mo.
                                                           RV Storage            2*-3*          (Double-wide)
------------------------------------------------------------------------------------------------------------------------------
    R-6       LaJolla Family MHP            316            Clubhouse       1978, 1984, 1991      $345.00/Mo.       Sewer
              4400 E. Owens Ave.            ---           2 Pools/Spa      ----------------          To            Refuse
              Las Vegas, Nevada             99%              Sauna              Average          $355.00/Mo.
                                                            Laundry             -------
                                                           RV Storage            2*-3*
------------------------------------------------------------------------------------------------------------------------------
  Subject     Bonanza Village               353           2 Clubhouses       1971 & 1974         $418.00/Mo.       Water
              3700 E. Stewart Ave.          ---           2 Pools/Spa        -----------                           Sewer
              Las Vegas, NV                 99%            Playground      Average to Good                         Refuse
                                                            Laundry        ---------------
                                                           RV Storage             3*
------------------------------------------------------------------------------------------------------------------------------
(1) Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
==============================================================================================================================

==========================================================================

--------------------------------------------------------------------------

                                                             3-Year
                                         Date Of             Average
   Comp.               Name            Last Rental        Annual Rental
    No.              Location            Increase           Increase
--------------------------------------------------------------------------
    R-1       Heritage Village         March, 1997          $9.00/Mo.
              1515 S. Mojave Road
              Las Vegas, Nevada


--------------------------------------------------------------------------
    R-2       El Adobe Estates          June, 1997         $12.00/Mo.
              825 N. Lamb Blvd.
              Las Vegas, Nevada


--------------------------------------------------------------------------
    R-3       Sunrise                   July, 1997         $11.00/Mo.
              1200 N. Lamb Blvd.
              Las Vegas, Nevada


--------------------------------------------------------------------------
    R-4       Ballerina Sunrise         June, 1997         $16.00/Mo.
              830 N. Lamb Blvd.
              Las Vegas, Nevada


--------------------------------------------------------------------------
    R-5       Pueblo Del Sol               1996             $5.00/Mo.
              3751 S. Nellis Blvd.
              Las Vegas, Nevada


--------------------------------------------------------------------------
    R-6       LaJolla Family MHP      January, 1997        $13.00/Mo.
              4400 E. Owens Ave.
              Las Vegas, Nevada


--------------------------------------------------------------------------
  Subject     Bonanza Village         January, 1997        $19.00/Mo.
              3700 E. Stewart Ave.
              Las Vegas, NV


--------------------------------------------------------------------------

================================================================================

                       COMPETING MANUFACTURED HOUSING MAP

                                  [MAP OMITTED]

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $325.00 to $445.00 per site, on a monthly basis. The subject property is currently quoting a monthly rental rate within the market range, or $418.00 per site. The last rental rate increase at the subject property was as of January 1, 1997, whereby the monthly rental payment increased from $404.00 to $418.00 per site, an increase of $14.00 per month or
3.47 percent. Furthermore, the monthly rental payment is scheduled to increase to $435.00 per site as of January, 1998, an increase of $17.00 per site, or 4.07 percent.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Heritage Village, is located at 1515 South Mojave Road, in Las Vegas, Nevada. This comparable property contains 114 sites, and is
      100.0 percent occupied. Heritage Village was developed in 1979, and is considered to be in overall good condition. The most recent rental increase occurred in March, 1997. The monthly rental payment increased from $428.00 to $445.00, representing an increase of $17.00 per month. Amenities include a clubhouse, pool/spa, laundry facility, and RV storage. The quoted monthly rental rate is reportedly $445.00, with water, sewer, and refuse service included in monthly rental payment.

      Comparable R-2, El Adobe Estates, is located at 825 North Lamb Boulevard, in Las Vegas, Nevada. This comparable property contains 367 sites, and is
      99.0 percent occupied, with only one site presently available. El Adobe Estates was developed in 1972, and is considered to be in overall average condition. The most recent rental increase occurred in June, 1997, and the monthly rental payment increased by $15.00 per month. Amenities include a clubhouse, pool, playground, laundry facility, and RV storage. The quoted monthly rental rate is reportedly $369.00 per month for single-wide sites and $384.00 per month for double-wide sites, with sewer, refuse service, and basic cable service included in monthly rental payment.

      Comparable R-3, Sunrise, is located at 1200 North Lamb Boulevard, in Las Vegas, Nevada. This comparable property contains 186 sites, and is 99.0 percent occupied, with only one site presently available. Sunrise was developed in 1974, and is considered to be in overall average condition. The most recent rental increase occurred in July, 1997, and the monthly rental payment increased by $11.00 per month. Amenities include a clubhouse, pool, and spa. The quoted monthly rental rate is reportedly $360.00 per month with water, sewer, and refuse service included in monthly rental payment.

      Comparable R-4, Ballerina Sunrise, is located at 830 North Lamb Boulevard, in Las Vegas, Nevada. This comparable property contains 199 sites, and is
      100.0 percent occupied. Ballerina Sunrise was developed in 1984, and is considered to be in overall average condition. The most recent rental increase occurred in

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

                                                                 Market Analysis
================================================================================

      June, 1997, and the monthly rental payment increased by $16.00 per month. Amenities include a clubhouse, pool, and tennis courts. The quoted monthly rental rate is reportedly $325.00 per month with no utilities included in the monthly rental payment.

      Comparable R-5, Pueblo Del Sol, is located at 3751 South Nellis Boulevard, in Las Vegas, Nevada. This comparable property contains 453 sites, and is
      98.0 percent occupied, with 10 vacant sites available. Pueblo Del Sol was developed in 1972, and is considered to be in overall average condition. The most recent rental increase occurred in 1996. There were reportedly no rental increases in 1997. Amenities include a clubhouse, two pools/spas, sauna, laundry facility, and RV storage. The quoted monthly rental rate is reportedly $380.00 per month for single-wide sites and $405.00 per month for double-wide sites, with no utilities included in the monthly rental payment.

      Comparable R-6, LaJolla Family Mobile Home Park, is located at 4400 East Owens Avenue, in Las Vegas, Nevada. This comparable property contains 316 sites, and is 99.0 percent occupied, with only two vacant sites presently available. LaJolla Family Mobile Home Park was developed in various stages in 1978, 1984, and 1991, and is considered to be in overall average condition. The most recent rental increase occurred in January, 1997, and the monthly rental rate increased by $15.00 per month. Amenities include a clubhouse, two pools/spas, sauna, laundry facility, and RV storage. The quoted monthly rental rate is reportedly $345.00 to $355.00 per month, depending upon location within the park. The monthly rental payment includes water, sewer, and refuse service.

      In our opinion, and based on conversations with the on-site manager, properties R-1 and R-2 compete most favorably with the subject property, with monthly rental rates ranging from $369.00 to $445.00 per site. The subject property is currently quoting a monthly rental rate of $418.00 per month for all sites located within the park, which is within the range of rental rates of our more comparable competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed five recent sales of manufactured housing communities located in Las Vegas. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

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

================================================================================================================================
                                         SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
--------------------------------------------------------------------------------------------------------------------------------
                                                                          Sales Price                            $EGI/Site
                                                                            Per Site                           $Expense/Site
                                Sales Date     Land Area      Density      ---------                 EGIM       -------------
Comp.           Name            ----------     ---------     ---------     Occupancy                 ----       Expense Ratio
 No.          Location          Sales Price    No. Sites     Condition      At Sale      $NOI/Site    OAR         % Of EGI
--------------------------------------------------------------------------------------------------------------------------------
 I-1    Villa Borega               8/97          38.69         7.57         $40,981       $2,857     9.33x         $4,392
        1111 N. Lamb Blvd.      -----------      -----         ----         -------                  -----         ------
        Las Vegas, Nevada       $12,007,439       293          Good          99.0%                   6.97%         $1,536
                                                                                                                   ------
                                                                                                                   34.97%

--------------------------------------------------------------------------------------------------------------------------------
 I-2    Pueblo Del Sol             7/97          54.43         8.32         $38,079       $3,091     9.14x         $4,165
        3751 N. Nellis Blvd.    -----------      -----         ----         -------                  -----         ------
        Las Vegas, Nevada       $17,250,000       453         Average        97.0%                   8.12%         $1,073
                                                                                                                   ------
                                                                                                                   25.76%

--------------------------------------------------------------------------------------------------------------------------------
 I-3    Tropicana Palms            1/97          78.24         6.80         $40,413       $3,160     8.72x         $4,635
        6420 E. Tropicana Ave.  -----------      -----         ----         -------                  -----         ------
        Las Vegas, Nevada       $21,500,000       532        Excellent       97.25%                  7.82%         $1,474
                                                                                                                   ------
                                                                                                                   31.80%


--------------------------------------------------------------------------------------------------------------------------------
 I-4    Three Crowns MHP           9/96          33.59         7.89         $36,509       $3,067     8.67x         $4,211
        867 N. Lamb Blvd.       ----------       -----         ----         -------                  -----         ------
        Las Vegas, Nevada       $9,675,019        265          Good          98.86%                  8.40%         $1,130
                                                                                                                   ------
                                                                                                                   26.83%

--------------------------------------------------------------------------------------------------------------------------------
 I-5    Boulder Cascade MHP        6/96          38.83         7.70         $31,505       $2,896     6.38x         $4,937
        1601 S. Sandhill Road   ----------       -----         ----         -------                  -----         ------
        Las Vegas, Nevada       $9,420,000        299         Average        97.0%                   9.19%         $2,040
                                                                                                                   ------
                                                                                                                   41.32%
--------------------------------------------------------------------------------------------------------------------------------
Subject Bonanza Village            - - -         42.84         8.24          - - -        $3,395      N/A          $4,978
        3700 E. Stewart Ave.                     -----         ----                                                ------
        Las Vegas, Nevada                         353         Average        99.15%                                $1,583
                                                                                                                   ------
                                                                                                                   31.80%

--------------------------------------------------------------------------------------------------------------------------------

================================================================================================================================


===============================================================================

-------------------------------------------------------------------------------



Comp.           Name             Comparability
 No.          Location           to the Subject             Comments
-------------------------------------------------------------------------------
 I-1    Villa Borega                Superior        Developed in 1980; Good
        1111 N. Lamb Blvd.                            condition; Amenities
        Las Vegas, Nevada                          include a clubhouse, pool,
                                                    spa, and tennis courts.
                                                      All double-wide and
                                                      triple-wide spaces.
-------------------------------------------------------------------------------
 I-2    Pueblo Del Sol              Similar        Developed in 1972; Average
        3751 N. Nellis Blvd.                          condition; Amenities
        Las Vegas, Nevada                           include: clubhouse, two
                                                    pools/spas, playground,
                                                    laundry facility, and RV
                                                            storage.
-------------------------------------------------------------------------------
 I-3    Tropicana Palms             Superior           Developed in 1989;
        6420 E. Tropicana Ave.                        Excellent condition;
        Las Vegas, Nevada                          Amenities include: 2 gyms,
                                                     2 pools, 2 clubhouses,
                                                     tennis courts, sauna,
                                                   shuffleboard, and putting
                                                             green.
-------------------------------------------------------------------------------
 I-4    Three Crowns MHP            Superior           Developed in 1970;
        867 N. Lamb Blvd.                          Good condition; Amenities
        Las Vegas, Nevada                          include: clubhouse, pool;
                                                   spa, laundry facility, and
                                                  shuffleboard. This is a 55+
                                                           community.
-------------------------------------------------------------------------------
 I-5    Boulder Cascade MHP         Similar        Developed in 1971; Average
        1601 S. Sandhill Road                         condition; Amenities
        Las Vegas, Nevada                         include: clubhouse, pool,
                                                    and laundry facilities.

-------------------------------------------------------------------------------
Subject Bonanza Village         Subject Property  Developed in 1971 and 1974;
        3700 E. Stewart Ave.                       Average to good condition;
        Las Vegas, Nevada                            Amenities include: 2
                                                   Clubhouses, 2 pools/spa
                                                   playground, laundry and
                                                           storage.
-------------------------------------------------------------------------------

===============================================================================

                                                                 Market Analysis
================================================================================

      Comparable Sale I-1, Villa Borega, is located at 1111 North Lamb Boulevard, in Las Vegas, Nevada. This property contains 293 sites, and is situated on 38.69 acres of land area. The property was in good condition at the time of sale and was developed in 1980. Amenities include a clubhouse, pool/spa, and tennis courts. The property was approximately
      99.0 percent occupied at the time of sale. The property was purchased for $12,007,439, which equates to $40,981 per site.

      Comparable Sale I-2, Pueblo Del Sol, is located at 3751 North Nellis Boulevard, in Las Vegas, Nevada. This property contains 453 sites, situated on 54.43 acres of land area. The property was in average condition at the time of sale and was developed in 1972. Amenities include a clubhouse, two pools/spas, playground, laundry facility, and RV storage. The property was approximately 97.0 percent occupied at the time of sale. The property was purchased for $17,250,000, which equates to $38,079 per site.

      Comparable Sale I-3, Tropicana Palms, is located at 6420 East Tropicana Avenue, in Las Vegas, Nevada. This property contains 532 sites, situated on 78.24 acres of land area. The property was in excellent condition at the time of sale and was developed in 1989. Amenities include two gyms, two pools, two clubhouses, tennis courts, sauna, shuffleboard, and putting green. The property was approximately 97.25 percent occupied at the time of sale. The property was purchased for $21,500,000, which equates to $40,413 per site.

      Comparable Sale I-4, Three Crowns Mobile Home Park, is located at 867 North Lamb Boulevard, in Las Vegas, Nevada. This property contains 265 sites, situated on 33.59 acres of land area. The park was in good condition at the time of sale and was developed in approximately 1970. Amenities include a clubhouse, pool/spa, laundry facility, and shuffleboard. The property was 97.0 percent occupied at the time of sale. This property is considered to be a "senior park" for residents 55 and older in age. The property was purchased for $9,675,019, which equates to $36,509 per site.

      Comparable Sale I-5, Boulder Cascade Mobile Home Park, is located at 1601 South Sandhill Road, in Las Vegas, Nevada. This property contains 299 sites, situated on 38.83 acres of land area. The park was in average condition at the time of sale and was developed in 1971. Amenities include a clubhouse, pool, and laundry facility. The property was 97.0 percent occupied at the time of sale. The property was purchased for $9,420,000, which equates to $31,505 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and

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

                                                                 Market Analysis
================================================================================

improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 428,035 and 874,768, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 497,899 and 1,055,117, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 166,597 and 348,058, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 197,338 and 429,158, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $48,106 and $54,080, respectively. The median household income levels within the subject's primary and secondary market areas, for 1997, are $33,396 and $37,893, respectively. Per capita income within the subject's primary and secondary market areas, for 1997, are $18,979 and $21,742, respectively.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by the NDS Report, a copy of which is provided in the Addenda to this report.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 25.76 to 41.32 percent of effective gross income levels, and $1,073 to $2,040 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 31.80 percent of effective gross income and $1,583 on a per site basis. Operating expenses appear to be within the range of comparable properties on a per site basis, as well as on a percentage of effective gross income basis.

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                                       34
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                                                     ---------------------------

                                                                 Market Analysis
================================================================================

Market Supply and Demand

      There are a total of six competing manufactured housing communities located within the subject's market, which total 1,635 sites, with a corresponding average occupancy rate of 99.14 percent. No specific absorption statistics were available, since the subject's competing parks have historically reported occupancy rates at, or above 90.0 percent. The occupancy rate of the subject property, based on conversations with management, has historically been slightly higher than occupancy rates of competing parks, and is currently 99.15 percent occupied, with only three vacant sites available. We believe the current occupancy rate of the subject property is stabilized, as the subject property is currently displaying an occupancy rate of 99.15 percent, which is similar to the occupancy rates presently achieved at competing parks. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained high occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $325.00 to $445.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate within the range of competing parks, or at $418.00 per site, which we believe is market-orientated.

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $31,505 to $40,981 per site, with corresponding overall rates ranging from 6.97 to 9.19 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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                                                     ---------------------------

                                   SITE PLAN

                               [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located along the north side of East Stewart Avenue, at the northeast corner of East Stewart Avenue and Pecos Road. The south side of the site borders East Stewart Road. The subject site is rectangular in shape and contains 42.84 acres, or 1,866,110 square feet of land area. Topographically, the site is basically level and at street grade.

      The Las Vegas Valley Water District provides the water to the subject park, while Clark County Sanitation provides sewer service to the subject property. Southwest Gas Company provides the gas service and Nevada Power provides electricity to the subject property. Primary access to the subject site is available from East Stewart Avenue. Based on conversations with the City of Las Vegas, the subject property is not located in a flood hazard area. However, we recommend a qualified engineer to determine the existence of any flood hazard areas.

      Each developed site is equipped with a dirt site and off-street parking. The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      Phase I of the subject property was originally developed in 1971. Phase II of the subject property was subsequently developed in 1974. The subject improvements consist of a 353-site manufactured housing community, with two community centers, two swimming pools/spas, playground area, laundry facility, and RV storage area. Of the 353 total sites, 91 sites are single-wide, while the remaining 262 sites are double-wide. The average site size is approximately 50 feet by 75 feet.

      The community center consists of a manager's office, restroom facilities, and open-space available for resident use, with a fully-equipped kitchen area. The exteriors of the community centers are concrete block, and appeared to be in overall good condition at the time of inspection.

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                                       37
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                                                     ---------------------------

                                                            Property Description
================================================================================

      The swimming pools and playground area are located adjacent to the community centers. As previously mentioned, the subject park is equipped with two clubhouses and two swimming pools, located within the eastern and western sections of the park. The recreational vehicle and boat storage area is located at the northeastern section of the park. Wrought iron fencing surrounds the pool areas and chain-link fencing borders the recreational vehicle and boat storage area. Off-street parking is available for each resident. Site improvements within the park include: paved streets, concrete sites, street lighting and signage. Overall, the site improvements appeared to be in average condition at the time of inspection.

      Bonanza Village is a functional manufactured housing community with good ingress and egress along East Stewart Avenue. Overall, the subject community appears to be well maintained and is in average to good condition for its age. Bonanza Village is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Three Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Clark County is assessed at 35.0 percent of the Assessor's opinion of market value. The subject property is identified by tax parcel number 140-31-201-001-98.

      The total amount of real estate taxes for fiscal year 1997 for the subject property amounts to $64,903.67. The total amount of real estate taxes for fiscal year 1997 equates to approximately $183.86 per site.

Zoning

      According to zoning officials of the City of Las Vegas, the subject property is currently zoned RMHP, Residential Mobile Home Park District. Based on conversations with zoning officials of Las Vegas, the subject property is a legal and conforming use under its present zoning classification.

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                                       38
                                                              CUSHMAN &
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

                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Bonanza Village, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $325.00 to $445.00;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate of $418.00 per site, which is within the range of competing parks, and appears to be market-oriented;

      o Sale transactions of manufactured housing communities located within the subject's region range in unit sales prices per site from $31,505 to $40,981, with corresponding overall rates ranging from
            6.97 to 9.19 percent;

      o Operating expenses are within industry standards for a park located in the southwestern region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o The population profile of the subject property is 57 percent adult, with the remaining 43 percent family oriented;

      o The current occupancy rate at the subject property of 99.15 percent is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Three Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Three Star Park, presented in the National Overview section of this report; and,

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Bonanza Village will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

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                                       39
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

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

================================================================================


                                       40
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

================================================================================


                                       41
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Nancy D. Piekos inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


/s/ Michael J. Schaeffer    /s/ Nancy D. Piekos      /s/ Stanley R. Dennis, Jr.

Michael J. Schaeffer          Nancy D. Piekos        Stanley R. Dennis, Jr., MAI
     Director               Associate Appraiser           Director, Manager

================================================================================


                                       42
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================

                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================


                                       43
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
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

================================================================================


                                 POP-FACT SHEETS


================================================================================

Tue Dec 2, 1997                                                           Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS  800-866-6511
                                  PREPARED FOR
                               Cushman & Wakefield
3700 East Stewart Avenue
Las Vegas, Nevada                          COORD:   36:09.99           115:04.76
--------------------------------------------------------------------------------
                                                   5.00 MILE          10.00 MILE
DESCRIPTION                                           RADIUS              RADIUS
--------------------------------------------------------------------------------

POPULATION
     2002 PROJECTION                                 497,899          1,055,117
     1997 ESTIMATE                                   428,035            874,768
     1990 CENSUS                                     327,994            624,031
     1980 CENSUS                                     239,960            413,381
     GROWTH 1980 - 1990                                36.69%             50.96%

HOUSEHOLDS
     2002 PROJECTION                                 197,338            429,158
     1997 ESTIMATE                                   166,597            348,058
     1990 CENSUS                                     127,293            244,745
     1980 CENSUS                                      93,584            157,215
     GROWTH 1980 - 1990                                36.02%             55.67%

1997 ESTIMATED POPULATION BY RACE                    428,035            874,768
     WHITE                                             70.42%             77.11%
     BLACK                                             11.90%              9.10%
     ASIAN & PACIFIC ISLANDER                           5.64%              5.11%
     OTHER RACES                                       12.05%              8.68%

1997 ESTIMATE POPULATION                             428,035            874,768
     HISPANIC ORIGIN                                   19.95%             15.88%

OCCUPIED UNITS                                       127,293            244,745
     OWNER OCCUPIED                                    47.86%             48.70%
     RENTER OCCUPIED                                   52.14%             51.30%
     1990 AVERAGE PERSON PER HH                         2.53               2.51

1997 ESTIMATE HH BY INCOME                           166,597            348,058
     $150,000 +                                         3.06%              4.04%
     $100,000 TO $149,999                               4.28%              4.79%
     $ 75,000 TO $ 99,999                               6.14%              7.41%
     $ 50,000 TO $ 74,999                              16.69%             19.24%
     $ 35,000 T0 $ 49,999                              17.37%             17.98%
     $ 25,000 TO $ 34,999                              15.31%             14.76%
     $ 15,000 TO $ 24,999                              16.82%             14.95%
     $  5,000 TO $ 14,999                              15.42%             12.85%
     UNDER $ 5,000                                      4.91%              3.97%

1997 EST. AVERAGE HH INCOME                          $48,106            $54,080
1997 EST. MEDIAN HH INCOME                           $33,396            $37,893
1997 EST. PER CAPITA INCOME                          $18,979            $21,742

================================================================================

                                LEGAL DESCRIPTION

================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

                                LEGAL DESCRIPTION

PARCEL I:

A PORTION OF THE NORTHWEST QUARTER (NW 1/4) OF SECTION 31, TOWNSHIP 20 SOUTH, RANGE 62 EAST, M.D.M. MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHWEST CORNER OF SAID NORTHWEST QUARTER (NE 1/4) OF SECTION 31; THENCE NORTH 89(DEGREE) 32' 30" EAST ALONG THE SOUTH LINE THEREOF, A DISTANCE OF 816.55 FEET TO THE TRUE POINT OF BEGINNING; THENCE CONTINUING NORTH 89(DEGREE) 32' 30" EAST, A DISTANCE OF 815.50 FEET TO A POINT; THENCE NORTH 0(DEGREE) 26' 25" WEST, A DISTANCE OF 935.74 FEET TO A POINT ON A NON-TANGENT CURVE, A RADIAL LINE THROUGH SAID POINT BEARS NORTH 41(DEGREE) 22' 16" EAST; THENCE THROUGH THE ARC OF THE LAST MENTIONED CURVE, CONCAVE NORTHEASTERLY HAVING A RADIUS OF 180.00 FEET, SUBTENDING A CENTRAL ANGLE OF 48(DEGREE) 11' 19" AN ARC DISTANCE OF 151.39 FEET TO A POINT; THENCE NORTH 0(DEGREE) 26' 25" WEST A DISTANCE OF 254.06 FEET TO A POINT; THENCE NORTH 89(DEGREE) 50' 24" WEST, A DISTANCE OF 755.54 FEET TO A POINT; THENCE SOUTH 0(DEGREE) 26' 25" EAST, A DISTANCE OF 1,332.13 FEET TO THE TRUE POINT OF BEGINNING.

EXCEPTING THEREFROM THE INTEREST IN AND TO THE SOUTHERLY 50 FEET AS CONVEYED TO THE CITY OF LAS VEGAS FOR ROAD AND INCIDENTAL PURPOSES BY DEED RECORDED NOVEMBER 4, 1970 AS DOCUMENT NO. 60700 OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

ALSO EXCEPTING THEREFROM, THE INTEREST IN AND TO THE NORTHERLY 29 FEET AS CONVEYED TO THE CITY OF LAS VEGAS FOR DRAINAGE CHANNEL BY DEED RECORDED NOVEMBER 4, 1970 AS DOCUMENT NO. 60700 OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

PARCEL II:

A PORTION OF THE NORTHWEST QUARTER (NW 1/4) OF SECTION 31, TOWNSHIP 20 SOUTH, RANGE 62 EAST, M.D.M., MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF THE NORTHWEST QUARTER (NW 1/4) THEREOF; THENCE NORTH 89(DEGREE) 32' 05" EAST, ALONG THE SOUTH LINE OF THE NORTHWEST QUARTER (NW 1/4) THEREOF, 816.65 FEET; THENCE NORTH 0(DEGREE) 26' 50" WEST, 1331.81 FEET; THENCE NORTH 89(DEGREE) 50' 49" WEST, 805.47 FEET TO A POINT ON THE WEST LINE OF THE NORTHWEST QUARTER (NW 1/4) THEREOF; THENCE SOUTH 0(DEGREE) 02' 10" WEST, ALONG SAID WEST LINE 1,340.55 FEET TO THE POINT OF BEGINNING.

EXCEPTING THEREFROM THE FOLLOWING DESCRIBED PARCEL OF LAND:

BEING A PORTION OF THE WEST HALF (W 1/2) OF THE SOUTHWEST QUARTER (SW 1/4) OF THE NORTHWEST QUARTER (NW 1/4) OF SECTION 31, TOWNSHIP 20 SOUTH, RANGE 62 EAST, M.D.M., AND MORE FULLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS, TO WIT:

BEGINNING AT A POINT ON THE RIGHT OR NORTHERLY RIGHT OF WAY LINE OF I-515
FREEWAY

                 SEE ATTACHED CONTINUATION OF LEGAL DESCRIPTION

                      (Continuation of Legal Description)

(PROJECT I-5-5-1(4)1), AT A POINT 78.48 FEET RIGHT OF AND MEASURED RADIALLY FROM HIGHWAY ENGINEER'S STATION "A" (1185+93.56 P.O.C., SAID POINT OF BEGINNING FURTHER DESCRIBED AS THE INTERSECTION OF THE RIGHT OR NORTHERLY RIGHT OF WAY LINE OF I-515 FREEWAY (PROJECT I-515-1(4)1) AND THE NORTHERLY RIGHT OF WAY LINE OF STEWART AVENUE (100.00 FEET WIDE), SAID POINT OF BEGINNING FURTHER DESCRIBED AS BEARING NORTH 83(DEGREE) 45' 56" EAST A DISTANCE OF 544.76 FEET FROM THE EAST QUARTER CORNER OF SECTION 36, TOWNSHIP 20 SOUTH, RANGE 61 EAST, M.D.M.; THENCE SOUTH 89(DEGREE) 01' 53" WEST A DISTANCE OF 466.81 FEET ALONG SAID NORTHERLY RIGHT OF WAY LINE OF STEWART AVENUE TO A POINT; THENCE FROM A TANGENT WHICH BEARS THE LAST DESCRIBED COURSE, CURVING TO THE RIGHT WITH A RADIUS OF 25.00 FEET THROUGH AN ANGLE OF 90(DEGREE) 29' 49" AN ARC DISTANCE OF 39.49 FEET ALONG SAID NORTHERLY RIGHT OF WAY LINE OF STEWART AVENUE TO A POINT ON THE EASTERLY RIGHT OF WAY LINE OF PECOS DRIVE (100.00 FEET WIDE); THENCE NORTH 00(DEGREE) 28' 18" WEST A DISTANCE OF 258.24 FEET ALONG SAID EASTERLY RIGHT OF WAY LINE OF PECOS DRIVE TO A POINT ON THE RIGHT OR NORTHERLY RIGHT OF WAY LINE OF I-515 FREEWAY (PROJECT I-515-1(4)1); THENCE NORTH 66(DEGREE) 45' 57" EAST A DISTANCE OF 27.00 FEET ALONG SAID RIGHT OR NORTHERLY RIGHT OF WAY LINE OF I-515 FREEWAY TO A POINT; THENCE FROM A TANGENT WHICH BEARS SOUTH 69(DEGREE) 17' 17" EAST, CURVING TO THE RIGHT WITH A RADIUS OF 3132.00 FEET THROUGH AN ANGLE OF 10 DEGREES 06' 23" AN ARC DISTANCE OF 552.45 FEET ALONG SAID RIGHT OR NORTHERLY RIGHT OF WAY LINE OF I-515 FREEWAY TO A POINT; THENCE SOUTH 30(DEGREE) 49' 06" WEST A DISTANCE OF 53.52 FEET ALONG SAID RIGHT OR NORTHERLY RIGHT OF WAY LINE OF I-515 FREEWAY TO THE POINT OF BEGINNING.

ALSO EXCEPTING THEREFROM, THE INTEREST IN AND TO THE WEST 50.00 FEET AND THE SOUTH 50.00 FEET THEREOF, AS CONVEYED FOR ROAD PURPOSES.

--------------------------------------------------------------------------------

================================================================================


                          QUALIFICATIONS OF APPRAISERS


================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                NANCY D. PIEKOS

Real Estate Experience

Ms. Piekos has been active in the appraisal of real estate since 1993. The types of properties appraised include office buildings, industrial buildings, automotive dealerships, vacant land, and manufactured housing communities.

Education

Bachelor of Arts in Urban Planing from the University of Illinois, Urbana-Champaign, Illinois, 1993.

Real Estate Education

The following courses have been completed through the Appraisal Institute:

Appraisal Procedures
Principles of Appraisal
Residential Case Studies
Standards of Professional Practice

License

Real Estate Salesperson - State of Illinois

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Serivces

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A    Fundamentals and Principles of Real Estate Appraisal
      Course I-B    Capitalization Theory and Techniques
      Course II-I   Case Studies in Real Estate Valuation
      Course II-2   Valuation Analysis and Report Writing
      Course II-3   Standards of Professional Practice
      Course IV     Litigation/Condemnation Valuation
      Course VI     Investment Analysis
      Course VIII   Residential Case Studies
      Course X      Market Analysis

      Seminar       Feasibility Analysis and Highest and Best Use
      Seminar       Discounted Cash Flow Analysis
      Seminar       Cash Equivalency
      Seminar       Subdivision Analysis
      Seminar       Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================

MARKET STUDY OF REAL PROPERTY

Golden Terrace
17601 West Colfax Avenue
Golden, Jefferson County, Colorado

================================================================================

As of December 4, 1997


Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281



Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

             [Letterhead of Cushman & Wakefield of Illinois, Inc.]


December 17, 1997

Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:   Market Study of Real Property
      Golden Terrace
      17601 West Colfax Avenue
      Golden, Jefferson County, Colorado  80401

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                  - 2 -                     December 17, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Jody L. Garbisch

Jody L. Garbisch
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                      Golden Terrace

Location:                           17601 West Colfax Avenue Golden, Jefferson
                                    County, Colorado

Assessor's Parcel Number:           Based on information provided by Jefferson
                                    County Treasurer's Office, the subject
                                    property is identified by Assessor's Parcel
                                    Number 40-112-00-002 and Schedule Number
                                    086124.

Date of Inspection:                 The property was inspected December 4, 1997.

Ownership:                          The subject property is legally entitled to
                                    Snowland Vistas, Inc., an Illinois
                                    corporation.

Land Area:                          Based on the property's legal plat of
                                    survey, the subject property contains 33.091 acres of land area, or 1,441,458 square feet.

Zoning: Based on information provided by the City of Golden Zoning Department, the subject property is zoned PUD, Planned Unit Development, and is a legal and conforming use.

Improvements
   Type:                            A manufactured housing community.

   Year Built:                      The subject property was originally
                                    developed in approximately 1970.

   Size: The subject property consists of a 262-site manufactured housing community, of which approximately 183 sites are single-wide and 79 sites are double-wide.

   Condition:                       At the time of inspection, the subject
                                    property was in good condition.

Property Rating:                    Four Star manufactured home community.

Special Assumptions:                1. Information regarding the subject
                                    property, including its physical
                                    characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Summary of Salient Facts
================================================================================

                                    2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                    3. Our market and consulting report
                                    regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                    4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                    5. Please refer to the complete list of
                                    assumptions and limiting conditions included at the end of this report.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................5
  Identification of Property...................................................5
  Property Ownership and Recent History........................................5
  Purpose and Function of the Market Study and Consulting Assignment...........5
  Scope of the Market Study and Consulting Assignment..........................5
  Date of Property Inspection..................................................5
  Definitions and Other Pertinent Terms........................................5

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................13

MARKET ANALYSIS...............................................................15
  National Overview...........................................................15
  Competition.................................................................22
  Comparable Manufactured Housing Community Sales.............................26
  Demographic Trends..........................................................29
  Expense Analysis............................................................30
  Market Supply and Demand....................................................30
  Conclusion..................................................................30

PROPERTY DESCRIPTION..........................................................33
  Site Description............................................................33
  Improvements Description....................................................33

REAL PROPERTY TAXES AND ASSESSMENTS...........................................34

ZONING........................................................................34

CONCLUSION....................................................................35

ASSUMPTIONS AND LIMITING CONDITIONS...........................................36

CERTIFICATION.................................................................38

ADDENDA.......................................................................39
  Pop-Fact Sheets
  Legal Description
  Qualifications of Appraisers

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                [PHOTO OMITTED]

                       Front Entrance of Subject Property

                                [PHOTO OMITTED]

                          Exterior of Community Center

================================================================================


                                       1
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

                   Typical Interior View of the Subject Park

                                [PHOTO OMITTED]

                   Typical Interior View of the Subject Park

================================================================================


                                       2
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

                   Typical Interior View of the Subject Park

                                [PHOTO OMITTED]

                   Typical Interior View of the Subject Park

================================================================================


                                       3
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

             Street Scene Facing Northeast Along West Colfax Avenue

                                [PHOTO OMITTED]

             Street Scene Facing Southwest Along West Colfax Avenue


                                       4
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 262-site manufactured housing community, situated on approximately 33.091 acres of land area. Golden Terrace is located along the north side of West Colfax Avenue, in the City of Golden, Jefferson County, Colorado. The property's street address is 17601 West Colfax Avenue. The property was constructed in 1970, and was 99.0 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Snowland Vistas, Inc., an Illinois corporation, and was originally developed in 1970.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 4, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

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                                                                    Introduction
================================================================================

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the north side of West Colfax Avenue, in the City of Golden, Jefferson County, Colorado. The street address of the subject property is 17601 West Colfax Avenue, Golden, Colorado. The property is identified by parcel number 40-112-00-002 and schedule number 086124, according to Jefferson County Treasurer's Office. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

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

                                  LOCATION MAP


                                 [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

      Locational, economic, and population trends of the Denver-Boulder Metropolitan Statistical Area are detailed in this section.

Location

o The DMA is a six-county region including Adams, Arapahoe, Boulder, Denver, Douglas and Jefferson Counties.

o Primary cities within the DMA include: Denver, Arvada, Aurora, Broomfield, Boulder, Commerce City, Englewood, Golden, Lakewood, Littleton, Northglenn, Thornton, Westminster, and Wheat Ridge. There are various secondary municipalities.

o The DMA is part of the Rocky Mountain Front Range, which includes the Cities of Colorado Springs, Fort Collins, Greeley, Longmont, Loveland and Pueblo, as well as the cities within the DMA and various smaller municipalities.

Employment and the Economy

Employment

      The non-agricultural wage & salary employment by sector in the Denver-Boulder Metropolitan Statistical Area is summarized in the table below.

        ===============================================================
                               Denver-Boulder MSA
                    Nonagricultural Wage & Salary Employment
                                    July 1996
        ---------------------------------------------------------------
        Sector                                                Employed
        ---------------------------------------------------------------
        Mining and Construction                               74,000
        Manufacturing                                         119,600
        Transportation & Public Utilities                     88,200
        Trade                                                 282,300
        F.I.R.E.                                              84,100
        Services                                              351,600
        Government                                            157,800
        ---------------------------------------------------------------
        TOTAL                                                 1,157,600
        ===============================================================
              Source: Colorado Department of Labor and Employment

o The DMA economy has grown since 1988, following substantial over-building in the early-1980s and economic deterioration in the mid-1980s.

o The compounded, average annual increase in employment from 1990 through 1995 equaled 3.3 percent.

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                                                               Regional Analysis
================================================================================

o The 1995 annual, average, non-agricultural wage and salary employment in the Denver-Boulder MSA was 1,128,700. This represents an increase of 4.0 percent from the 1994 annual average of 1,084,800. The 1996 employment level exhibited continued increase (2.6 percent above the year-end 1995 level).

o The strongest growth over the past year occurred in the trade and services sectors. Growth in the construction sector has been strong, due to public works projects, single-family construction and build-to-suit development. Government has grown to service a larger population. Other sectors have exhibited moderate growth.

Major Employers

o Several, major telecommunications companies are headquartered or have major operations in the area, including TCI (largest cable-TV provider in the country), US West (largest private employer in the DMA), MCI, Sprint and AT&T.

o There are numerous, large high-tech manufacturing facilities in the DMA and along the Rocky Mountain Front Range, including Lockheed Martin (3.2 million square feet in the Denver area), Eastman-Kodak (occupying 3.1 million square feet in Greeley), Hewlett Packard (occupying 3.0 million square feet in Fort Collins, Loveland and Colorado Springs), IBM (2.5 million square feet in Boulder) and StorageTek (2.3 million square feet in Louisville and Longmont).

o Other major employers include numerous hospitals and health care organizations (HealthOne and Kaiser Permanente), retailers (K-Mart, King Soopers and Safeway) and financial institutions (Colorado National Bank). Coors Brewing Company is one of the largest employers, providing approximately 5,300 jobs in the Denver area.

o Denver International Airport (DIA), which opened February 28, 1995, employ's approximately 26,000; of which 21,000 employees were transferred from Stapleton International Airport, which was closed. United Airlines employs approximately 6,700 at the new airport.

o Rocky Flats, previously a producer of nuclear weapons trigger devices, employs approximately 5,000. This facility is currently operated by EG&G, a private employer. Production has been terminated and the facility will be phased-out over a 10-year period, with labor reductions of approximately 15 to 20 percent per year projected for the next three years.

o Government downsizing and cutbacks in defense spending has resulted in closure of Lowry Air Force Base in Denver and decreased operations of EG&G Rocky Flats.

o Lowry Air Force Base was recently closed, resulting in the elimination of 1,900 civilian positions, transfer or elimination of 2,200 military positions and 2,500 students. The vacated base is being converted to educational, research, commercial and residential use. The new Higher Education and Advanced Technology Center on 156 acres is operated by several colleges in the area.

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                                                               Regional Analysis
================================================================================

      The 20 largest private employers in the Denver Metropolitan Area are summarized in the following table.

====================================================================================================================================
                                    20 Largest Private Employers in the Denver Metropolitan Area
------------------------------------------------------------------------------------------------------------------------------------
   No.           Company                       # Employed      Primary Business                    Recent Announcements
------------------------------------------------------------------------------------------------------------------------------------
   *1     US West (All Operations)                15,400    Telecommunications             Consolidating operations into Colorado
                                                                                           from throughout the Rocky Mountain
                                                                                           region.

   *2     Columbia-HealthONE LLC                  10,500    Hospitals, health care         Recent merger of several hospitals

    3     AT&T (All Operations)                    8,000    Telecommunications services    Numerous facilities in the area.

    4     King Soopers                             7,000    Grocery stores                 Largest grocer in the area with major
                                                                                           distribution facilities.

    5     Lockheed Martin Corp.                    7,000    Aerospace and                  Lockheed and Martin Marietta recently
                                                            defense-related systems        merged. Largest defense contractor in the
                                                                                           nation.

    6     United Airlines, Inc.                    6,700    Airline, reservation center    Major hub at new airport.

   *7     Coors Brewing Company                    5,300    Beverages                      Third-largest brewing company.

    8     Rocky Flats Environmental                5,000    Clean-up and waste             Will be phased-out over 10 years.
          Technology Site                                   management

    9     Safeway                                  4,300    Grocery stores                 Largest grocer in nation.

  *10     Public Service Company of Colorado       3,500    Natural gas and                Major public utilities provider recently
                                                            electric utility               cut 700 positions.

  *11     StorageTek                               3,500    Computer storage devices       Recently cut 1,700 positions and placed a
                                                                                           550,000 SF facility on market.

  *12     Provenant Health Partners                4,043    Health care                    Major hospital merger recently.

   13     Kaiser Permanente of Colorado            3,055    Health care                    Numerous medical facilities throughout
                                                                                           region; major HMO.

   14     Colorado National Bank                   3,000    Bank services                  First Bank Systems recently acquired and
                                                                                           merged Bank Western, Central Bank and
                                                                                           Colorado National Bank.

  *15     Lutheran Medical Center                  2,800    Hospital, health care          Large hospital.

   16     Ball Corporation                         2,650    Aerospace research &           Recently won major contract with US
                                                            productions, containers        Government.

   17     IBM                                      2,500    Computer services              Significant cuts totaling approx. 2,500
                                                                                           over past several years.

  *18     St. Joseph Hospital                      2,500    Hospital, health care          Large hospital.

  *19     University Hospital                      2,450    Hospital, health care          Large hospital.

   20     K-Mart Stores                            2,400    Retail stores                  Includes K-Mart, Super-K, Price Club,
                                                                                           Builder's Square.
====================================================================================================================================

                   * Headquarters in Denver Metropolitan Area
   Source: The Business Development Group, Greater Denver Chamber of Commerce,
                     Cushman and Wakefield of Colorado, Inc.

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                                                               Regional Analysis
================================================================================

o Merrill Lynch (financial services) plans to construct a one million square-foot campus-type facility in the southeast quadrant of the DMA and employ 3,000 to 5,000. The first 106,400 square-foot facility in the Meridian International Business Center is nearing completion, and construction is at its highest levels since the building boom of the early-1980s.

o Office occupancy has reached stabilized levels in most markets, due to improved economic conditions and population growth. Office rental rates have increased substantially since 1993, and speculative construction is occurring in prime market areas, including the Denver Tech Center and Boulder. Certain submarkets continue to lag in improvement, including Denver's central business district. There are numerous build-to-suit projects, as several large companies have established regional or national headquarters in the Denver area.

o Industrial market conditions have improved substantially since 1993, resulting in the achievement of stabilized occupancy levels. Proforma rental rates have been reached in prime market areas. Numerous speculative industrial projects are under way near the Denver International Airport, with over 3 million square feet recently completed or under way. The developers of a majority of these speculative projects require lease-up prior to breaking ground. Build-to-suit construction has been substantial.

o Build-to-suit retail construction has been substantial throughout the DMA, involving predominately national retailers such as "big box" operations and national chain restaurants. The new Park Meadows Town Center, a 1.3 million square-foot regional mall, located in the southeast suburban portion of the DMA, was completed in September 1996. There has been some speculative retail development in prime market areas.

o The Denver Metropolitan Area economy has exhibited one of the strongest growth rates in the nation in the 1990s. The result has been an influx of investors, national retailers, major corporations, and other investors and users of real property. The growth is projected to continue, though at moderating levels to recent years.

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

                                NEIGHBORHOOD MAP


                                 [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

City of Golden

      Golden is located 15 miles west of downtown Denver, and is in a valley at the foot of the Rocky Mountains. Golden covers eight square miles, and is elevated 5,676 feet. Five major highways, including Interstate 70, Colorado 470 and U.S. Highway 6, which provide a direct route to Denver, Boulder and the Rocky Mountains, serve the city.

      Golden is home to the Coors Brewery and several Coors subsidiaries involved in manufacturing of high technology products, and is Golden's leading industry. In addition to employing 5,000 people, its brewery tour attracts roughly 300,000 visitors each year. The major employers in Golden are as follows:

--------------------------------------------------------------------------------
                                 Major Employers
--------------------------------------------------------------------------------
       Company                                               Number of Employees
--------------------------------------------------------------------------------
Jefferson County R-1 School                                        9,900
District
--------------------------------------------------------------------------------
Coors Industries                                                   5,000
--------------------------------------------------------------------------------
Rocky Flats Environmental                                          4,000
Technology
--------------------------------------------------------------------------------
Jefferson County Government                                        2,000
--------------------------------------------------------------------------------
National Renewable Energy                                            750
Laboratory
--------------------------------------------------------------------------------
Ball Corporation                                                     656
--------------------------------------------------------------------------------
Colorado School of Mines                                             655
--------------------------------------------------------------------------------
Mobile Premix Concrete                                               519
--------------------------------------------------------------------------------
Rocky Mountain Banknote                                              450
--------------------------------------------------------------------------------
Source: Greater Golden Chamber of Commerce
--------------------------------------------------------------------------------

Neighborhood Description

      The subject property is located approximately three miles southeast of downtown Golden, along the north side of West Colfax Avenue (State Highway 40), in the City of Golden, Colorado.

      The subject property's neighborhood is generally bounded by U.S. Highway 6 to the north, Interstate 70 to the east, State Highway 40 to the south and County Road 93 to the west. This area is primarily developed with residential and commercial uses.

      Residential developments include single-family houses and manufactured housing communities, which are located primarily to the north and west of the subject property. Manufactured housing communities to the west of the subject include Golden Terrace South and Golden Terrace West. Mountain Side manufactured community is located to the

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                                                           Neighborhood Analysis
================================================================================

northeast of the subject property. Comparison rental information is provided in the Market Analysis section of this report. Commercial developments are located to the south of the subject along West Colfax Avenue, such as convenience stores, gas stations, fast food restaurants and neighborhood shopping centers.

      Transportation in the subject's immediate area is excellent. The subject property enjoys access and visibility along West Colfax Avenue, a northeast/southwest, four-lane paved roadway. Interstate 70 lies approximately one mile east of the subject property, and can be access from the subject site via U.S. Highway 6. U.S. Highway 6 borders the northern portion of the subject site, however, the subject can only be accessed from West Colfax Avenue.

      In summary, the subject property is situated in an area well suited for manufactured housing development, which benefits from the nearby manufactured housing communities and accessibility to Interstate 70, U.S. Highway 6, and State Highway 40. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, with unemployment steadily decreasing and population anticipated to increase.

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                                                                 MARKET ANALYSIS
================================================================================

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=========================================================================================
1997             Firm Name                State      No. of Sites      No. of Communities
Rank                                                 Owned/Managed       Owned/Managed
-----------------------------------------------------------------------------------------
 1      Sun Communities                  Michigan      30,295/0               84/0
-----------------------------------------------------------------------------------------
 2      ROC Communities                  Colorado    22,441/7,167            77/36
-----------------------------------------------------------------------------------------
 3      Manufactured Home Communities    Illinois     27,349/838              69/3
-----------------------------------------------------------------------------------------
 4      Ellenburg Capital                 Florida      25,173/0               63/0
-----------------------------------------------------------------------------------------
 5      Lautrec Ltd.                     Michigan      22,652/0               58/0
-----------------------------------------------------------------------------------------
 6      Chateau Properties               Michigan      20,003/0               47/0
-----------------------------------------------------------------------------------------
 7      Clayton Homes                    Tennessee     18,000/0               66/0
-----------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood  California     16,946/0               44/0
-----------------------------------------------------------------------------------------
 9      UNIPROP                          Michigan      14,931/0               40/0
-----------------------------------------------------------------------------------------
 10     The Bloch Organization           Michigan      14,379/0               37/0
=========================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years.

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                                                                 Market Analysis
================================================================================

Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                                                 Market Analysis
================================================================================

     The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
                                                                          Annual
  Year       ROC      MHC      Chateau      Sun      United     Total     Growth
--------------------------------------------------------------------------------
  1996     29,608    28,187    20,003     30,295     5,234     113,327    17.0%
--------------------------------------------------------------------------------
  1995     27,910    26,237    19,594     18,000     4,850      96,591     9.0%
--------------------------------------------------------------------------------
  1994     26,231    28,407    15,689     13,500     4,623      88,450    37.8%
--------------------------------------------------------------------------------
  1993     20,142    14,700    15,261      9,036     5,050      64,189    17.8%
--------------------------------------------------------------------------------
  1992     18,745    12,873    10,032      7,600     5,200      54,450     N/A
--------------------------------------------------------------------------------
  1991      9,030    13,079     9,759       N/R       N/R         N/A      N/A
--------------------------------------------------------------------------------
N/R = No report                     N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                                                 Market Analysis
================================================================================

     The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

================================================================================
                               REIT MARKET UPDATE
--------------------------------------------------------------------------------
Company       Price      Current    52 Week     52 Week      Annual     12 Mth
Symbol      (9/19/97)     Yield       High        Low       Dividend    Tot Rtn
--------------------------------------------------------------------------------
CPJ          $29.688      5.8%      $31.125     $22.250       1.72       26.6%
--------------------------------------------------------------------------------
MHC          $25.625      5.2%      $26.428     $18.875       1.32       30.7%
--------------------------------------------------------------------------------
SUI          $37.428      5.0%      $ 38.00     $27.750       1.88       31.8%
--------------------------------------------------------------------------------
UMH          $11.625      6.0%      $13.625     $10.875       0.70       -1.7%
--------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

     Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real

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                                                                 Market Analysis
================================================================================

Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks. These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

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                                                                 Market Analysis
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      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;
      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.

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                                                                 Market Analysis
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      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o All homes skirted; All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

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                                                                 Market Analysis
================================================================================

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

Competition

      We have surveyed six manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 1,409 sites. The combined occupancy rate of these six manufactured housing communities, including the subject property, is approximately 99.0 percent. Excluding the subject property in our survey, the combined occupancy rate is also approximately 99.0 percent, based on 1,147 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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
====================================================================================================================================
                                        SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
------------------------------------------------------------------------------------------------------------------------------------
                                                                    Age
                                       Number                    ----------
                                      Of Sites                   Condition                                               3-Year
                                      ---------                  ----------                    Services     Date Of      Average
Comp.          Name                   Occupancy                     Park         Monthly       Provided   Last Rental  Annual Rental
 No.         Location                   Level      Amenities       Rating(1)       Rent         in Rent     Increase     Increase
------------------------------------------------------------------------------------------------------------------------------------
 R-1     Golden Terrace South             80        Laundry(2)       1967       $330.00/Mo.      Water       May, 1997    $17.00/Mo.
         17801 West Colfax Avenue        ----                        ----           To           Sewer
         Golden, Colorado                 99%                        Good       $360.00/Mo.      Refuse
                                                                     ----
                                                                      4*
------------------------------------------------------------------------------------------------------------------------------------
 R-2     Golden Terrace West             316        Clubhouse        1969       $363.00/Mo.      Refuse   January, 1997   $23.00/Mo.
         431 Zeta Street                 ----         Pool           ----           To
         Golden, Colorado                98%      Billiard Room      Good       $388.00/Mo.
                                                   Playground        ----
                                                    Storage           4*
------------------------------------------------------------------------------------------------------------------------------------
 R-3     Mountain Side Estate            229        Clubhouse        1960       $330.00/Mo.      Water       May, 1997    $15.00/Mo.
         17190 Mt. Vernon Road           ---          Pool           ----                        Sewer
         Golden, Colorado                100%       Laundry          Good                        Refuse
                                                    Storage          ----
                                                                      4*
------------------------------------------------------------------------------------------------------------------------------------
 R-4     Wolhurst                        272        Clubhouse        1973       $355.00/Mo.      Water    December, 1997  $17.00/Mo.
         8201 S. Santa Fe Drive          ----         Pool           ----           To           Sewer
         Littleton, Colorado             100%     Activity Room      Good       $385.00/Mo.      Refuse
                                                     Laundry         ----
                                                     Storage          5*
------------------------------------------------------------------------------------------------------------------------------------
 R-5     South Park                      250        Clubhouse        1958       $303.00/Mo.      Water     August, 1997    $7.00/Mo.
         3650 S. Federal Boulevard       ---          Pool           ----           To           Sewer
         Denver, Colorado                100%      Playground        Good       $331.00/Mo.      Refuse
                                                  Activity Room      ----
                                                     Laundry          4*
------------------------------------------------------------------------------------------------------------------------------------
Subject  Golden Terrace                  262        Clubhouse        1970       $374.00/Mo.      Refuse   January, 1997   $23.00/Mo.
         17601 West Colfax Avenue        ---        Pool/Spa         ----
         Golden, Colorado                99%      Billiard Room      Good
                                                    Storage          ----
                                                                      4*
------------------------------------------------------------------------------------------------------------------------------------
(1) Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
(2) Golden Terrace South tenants are permitted to use amenities at Golden Terrace and Golden Terrace West.
====================================================================================================================================

                       COMPETING MANUFACTURED HOUSING MAP


                                 [MAP OMITTED]

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                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $303.00 to $388.00 per site, on a monthly basis. The subject property is currently quoting a monthly rental rate within the market range, or at $374.00 per site. The last rental rate increase at the subject property was as of January, 1997, of $25.00 per month.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Golden Terrace South, is located at 17801 West Colfax Avenue, in Golden, Colorado. This comparable property contains 80 sites, and is 99.0 percent occupied. Golden Terrace South was developed in 1967, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $17.00 per month. Monthly rental rates range from $330.00 to $360.00, with water, sewer and refuse service included in monthly rental payment. Amenities includes only a laundry facility, however, tenants are permitted to use amenities at Golden Terrace and Golden Terrace West.

      Comparable R-2, Golden Terrace West, is located at 431 Zeta Street, in Golden, Colorado. This comparable property contains 316 sites, and is 98.0 percent occupied. Golden Terrace West was developed in 1969, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $23.00 per month. Monthly rental rates range from $363.00 to $388.00, with refuse service included in monthly rental payment. Amenities include a clubhouse, pool, billiard room, playground and recreational vehicle storage.

      Comparable R-3, Mountain Side Estates, is located at 17190 Mt. Vernon Road, in Golden, Colorado. This comparable property contains 229 sites, and is 100.0 percent occupied. Mountain Side Estates was developed in 1960, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $15.00 per month. Monthly rental rates are at $330.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, laundry facility and recreational vehicle storage.

      Comparable R-4, Wolhurst, is located at 8201 S. Santa Fe Drive, in Littleton, Colorado. This comparable property is a 55-year-old and greater residential community, which contains 272 sites and is 100.0 percent occupied. Wolhurst was developed in 1973, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $17.00 per month. Monthly rental rates range from $355.00 to $385.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, activity room, laundry facility and recreational vehicle storage.

      Comparable R-5, South Park, is located at 3650 S. Federal Boulevard, in Denver, Colorado. This comparable property is a 55-year-old and greater

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                                                                 Market Analysis
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      residential community, which contains 250 sites and is 100.0 percent occupied. South Park was developed in 1958, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $7.00 per month. Monthly rental rates range from $303.00 to $331.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, activity room and laundry facility.

      In our opinion, and based on conversations with the on-site manager, properties R-1, R-2 and R-3 compete most favorably with the subject property, with monthly rental rates ranging from $330.00 to $388.00 per site. The subject property is currently quoting monthly rental rates at $374.00 per site, which is within the range of rental rates of our more comparable competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

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                                                                 Market Analysis
================================================================================

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed six recent sales of manufactured housing communities located in the Denver Metropolitan Area. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Pine Lakes, is located at 10201 Riverdale Road, in Thornton, Colorado. This property contains 760 sites, situated on 183.67 acres of land area. The property was developed in 1972, and was in overall good condition at the time of sale. Amenities include two clubhouses, two pools, recreation room, tennis court, basketball court, and a playground. The property was approximately 90.0 percent occupied at the time of sale. The property was purchased for $12,500,000 as a combined transaction with sale I-2, which equates to $16,447 per site,

      Comparable Sale I-2, Redwood Estate II, is located at 9595 Pecos Street, in Thornton, Colorado. This property contains 752 sites, situated on
      128.22 acres of land area. Amenities include a clubhouse, pool, recreation room, playground and recreational vehicle storage. The property was approximately 93.0 percent occupied at the time of sale. The property was purchased for $12,500,000 as a combined transaction with sale I-1, which equates to $16,622 per site.

      Comparable Sale I-3, Canyon Ridge, is located at 5150 Airport Road, in Colorado Springs, Colorado. This property contains 250 sites, situated on
      31.36 acres of land area. Canyon Ridge was developed in 1972, and was in good condition at the time of sale. Amenities include a clubhouse, pool, recreation room and laundry facility. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $4,200,000, which equates to $16,800 per site.

      Comparable Sale I-4, Cottonwood Village, is located at 11990 S. Boulder Road, in Layfayette, Colorado. This property contains 241 sites, situated on 19.36 acres of land area. Cottonwood Village was developed in 1972, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool, recreation room, playground and laundry facility. The property was 100.0 percent occupied at the time of sale. The property was purchased for $4,800,000, which equates to $19,917 per site.

      Comparable Sale I-5, Canterbury Park, is located at 3020 S. Powers Boulevard, in Colorado Springs, Colorado. This property contains 496 sites, situated on 61.73 acres of land area. Canterbury Park was developed in 1985, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool and recreational vehicle storage. The property was 100.0 percent occupied at the time of sale. The property was purchased for $9,300,000, which equates to $18,750 per site.

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
====================================================================================================================================
                                           SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        $EGI/Site
                                                                              Sales Price                            --------------
                                                                               Per Site                               $Expense/Site
                                 Sales Date       Land Area      Density       ---------                    EGIM      -------------
 Comp.     Name                  ----------       ---------      --------      Occupancy                    ----      Expense Ratio
  No.    Location                Sales Price      No. Sites      Condition      At Sale      $NOI/Site      OAR         % Of EGI
------------------------------------------------------------------------------------------------------------------------------------
  I-1    Pine Lakes                  7/96          183.67          4.14         $16,447       $1,563        N/A            N/A
         10201 Riverdale Road    ----------        ------          ----         -------                     ---
         Thornton, Colorado     $12,500,000(1)       760           Good           90%                       9.50%

------------------------------------------------------------------------------------------------------------------------------------
  I-2    Redwood Estate II           7/96          128.22          5.86         $16,622       $1,579        N/A            N/A
         9595 Pecos Street       ----------        ------          ----         -------                     ---
         Thornton, Colorado     $12,500,000(1)       752           Good           93%                       9.50%
------------------------------------------------------------------------------------------------------------------------------------
  I-3    Canyon Ridge                7/96           31.36          7.97         $16,800       $1,512        N/A            N/A
         5150 Airport Road         ---------        -----          ----         -------                     ---
         Colorado Springs, CO     $4,200,000         250           Good           99%                       9.00%

------------------------------------------------------------------------------------------------------------------------------------
  I-4    Cottonwood Village          9/95           19.36         12.45         $19,917       $1,591        6.45x         $3,089
         11990 S. Boulder Road     ---------        -----         -----         -------                     -----         ------
         Lafayette, Colorado      $4,800,000         241           Good           100%                      7.99%         $1,498
                                                                                                                          ------
                                                                                                                          48.50%
------------------------------------------------------------------------------------------------------------------------------------
  I-5    Canterbury Park             7/95           61.73          8.03         $18,750       $2,037        6.91x         $2,714
         3020 S. Powers Blvd.      ---------        -----          ----         -------                     -----         ------
         Colorado Springs, CO     $9,300,000         496           Good           100%                      10.87%          $677
                                                                                                                            ----
                                                                                                                          24.95%
------------------------------------------------------------------------------------------------------------------------------------
  I-6    Woodland Hills              3/94           57.0           7.63         $18,391       $1,885        5.56x         $3,310
         1500 West Thornton        ---------        ----           ----         -------                     -----         ------
         Thornton, Colorado       $8,000,000         435           Good           97%                       10.25%        $1,425
                                                                                                                          ------
                                                                                                                          43.05%
------------------------------------------------------------------------------------------------------------------------------------
Subject  Golden Terrace              - - -         33.091          7.92         - - -         $3,545         N/A          $4,773
         17601 West Colfax Avenue                  ------          ----                                                   ------
         Golden, CO                                  262           Good          95%                                      $1,228
                                                                                                                          ------
                                                                                                                          25.73%
------------------------------------------------------------------------------------------------------------------------------------
(1) Sale I-1 and I-2 were purchased as a combined transaction.
====================================================================================================================================

================================================================================================
                         SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
------------------------------------------------------------------------------------------------
 Comp.     Name                      Comparability to
  No.    Location                     to the Subject                        Comments
------------------------------------------------------------------------------------------------
  I-1    Pine Lakes                      Similar              Good condition; Amenities include
         10201 Riverdale Road                                    two clubhouses, two pools,
         Thornton, Colorado                                        recreation room, tennis,
                                                                  basketball and playground.
------------------------------------------------------------------------------------------------
  I-2    Redwood Estate II               Similar              Good condition; Amenities include
         9595 Pecos Street                                      a clubhouse, pool, recreation
         Thornton, Colorado                                    room, playground and RV storage.
------------------------------------------------------------------------------------------------
  I-3    Canyon Ridge                   Inferior                     Developed in 1972;
         5150 Airport Road                                    Good condition; Amenities include
         Colorado Springs, CO                                   a clubhouse, pool, recreation
                                                                  room and laundry facility.
------------------------------------------------------------------------------------------------
  I-4    Cottonwood Village             Inferior                   Developed in 1972; Good
         11990 S. Boulder Road                                  condition; Amenities include a
         Lafayette, Colorado                                   clubhouse, pool, recreation room,
                                                                playground and laundry facility.
------------------------------------------------------------------------------------------------
  I-5    Canterbury Park                 Similar                   Developed in 1985; Good
         3020 S. Powers Blvd.                                   condition; Amenities include a
         Colorado Springs, CO                                   clubhouse, pool and RV storage.
------------------------------------------------------------------------------------------------
  I-6    Woodland Hills                  Similar                   Developed in 1970; Good
         1500 West Thornton                                     condition; Amenities include a
         Thornton, Colorado                                    clubhouse, pool, playground and
                                                                       barbecue pavilion.
------------------------------------------------------------------------------------------------
Subject  Golden Terrace              Subject Property              Developed in 1970; Good
         17601 West Colfax Avenue                               condition; Amenities include a
         Golden, CO                                             clubhouse, pool, spa, exercise
                                                                room, billiard room, playground,
                                                                laundry facility and RV storage.
------------------------------------------------------------------------------------------------
(1) Sale I-1 and I-2 were purchased as a combined transaction.
================================================================================================

                                                                 Market Analysis
================================================================================

      Comparable Sale I-6, Woodland Hills, is located at 1500 West Thornton, in Thornton, Colorado. This property contains 435 sites, situated on 57.0 acres of land area. Woodland Hills was developed in 1970, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool, playground and barbecue pavilion. The property was 97.0 percent occupied at the time of sale. The property was purchased for $8,000,000, which equates to $18,391 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 91,224 and 494,783, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 97,412 and 529,170, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 38,376 and 209,704, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 42,225 and 234,545, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $67,102 and $54,999, respectively, and are expected to increase to $86,184 and $69,440, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $50,366 and $41,864, respectively, and are expected to increase to $60,479 and $49,881, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997, are $28,383 and $22,938, respectively, and are expected to increase to $37,742 and $30,376, respectively, by the year 2002.

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                                                                 Market Analysis
================================================================================

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS. For additional demographic information, please refer to the NDS summary report in the Addenda of this report.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 24.95 to 48.50 percent of effective gross income levels, and $677 to $1,498 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 25.73 percent of effective gross income and $1,228 on a per site basis. The operating expenses at the subject property are within the range of comparable properties on both a percentage of effective gross income and on a per site basis.

Market Supply and Demand

      There are a total of five competing manufactured housing communities located within the subject's market, which total 1,147 sites, with a corresponding average occupancy rate of 99.0 percent. No specific absorption statistics were available. The subject property, based on conversations with management, has historically had occupancy rates consistent with competing parks, and is currently 99.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and has similar occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $303.00 to $388.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate within the range of competing parks, or at $374.00 per site.

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                                                                 Market Analysis
================================================================================

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $16,447 to $19,917 per site, with corresponding overall rates ranging from 7.99 to 10.87 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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                                   SITE PLAN


                               [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located along the north side of West Colfax Avenue, in Golden, Jefferson County, Colorado. The subject site is irregular in shape and contains approximately 33.091 acres, or 1,441,458 square feet of land area. Topographically, the site is sloping and above street grade.

      Primary access to the subject site is available from West Colfax Avenue. According to an environmental survey, as of November 30, 1990, by PEI Associates, Inc., the subject property does not fall within any 25 or 100 year flood plain. However, we recommend an opinion by a qualified engineer whether the subject property is located in a flood hazard area in the final analysis.

      The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1970. The subject improvements consist of a 262-site manufactured housing community, with a community center, swimming pool, spa, billiard room and recreational vehicle storage. Of the 262 sites, approximately 183 sites are single-wide and the remaining 79 are double-wide.

      The community center consists of a manager's office, restroom facilities, open-space available for resident use, billiard room, indoor spa and a fully-equipped kitchen. The swimming pool is located adjacent to the community center.

      Off-street parking is available for each resident. Site improvements within the park include: paved streets, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

      Golden Terrace is a functional manufactured housing community with primary ingress and egress along West Colfax Avenue. Overall, the subject community appears to be well

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                                                     ---------------------------

                                                            Property Description
================================================================================

maintained and is in good condition. Golden Terrace is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Four Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Jefferson County is assessed at
29.0 percent of the Assessor's opinion of market value. The subject property is identified by parcel number 40-112-00-002 and schedule number 086124.

      The total amount of real estate taxes for 1996 payable in 1997 for the subject property amounts to $39,267.88. The total amount of real estate taxes for 1996 payable in 1997 equates to approximately $149.88 per site.

Zoning

      According to the City of Golden zoning officials, the subject property is currently zoned PUD, Planned Unit Development. The subject property is a legal and conforming use for this zoned district.

================================================================================


                                       34
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                      CONCLUSION
================================================================================

Conclusion

o The subject property, Golden Terrace, is a functional manufactured housing community, which competes favorably in relation to its competition;

o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $303.00 to $388.00;

o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate at $374.00 per site, which is within the range of competing parks;

o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $16,447 to $19,917, with corresponding overall rates ranging from 7.99 to 10.87 percent;

o Operating expenses are within industry standards for a park located in the mountain region of the country;

o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

o     The demographic characteristics of the area appear to be positive;

o     The population profile of the subject property is 95 percent adult;

o The current occupancy rate at the subject property of 99.0 percent is evident by a strong local market and demand;

o No significant manufactured housing communities are expected to be developed in the near future;

o In our opinion, based on Woodall's criteria, the subject property is a Four Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Four Star Park, presented in the National Overview section of this report; and,

o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Golden Terrace will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

================================================================================


                                       35
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

================================================================================


                                       36
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

================================================================================


                                       37
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Jody L. Garbisch inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


/s/ Michael J. Schaeffer    /s/ Jody L. Garbisch     /s/ Stanley R. Dennis, Jr.

Michael J. Schaeffer        Jody L. Garbisch         Stanley R. Dennis, Jr., MAI
Director                    Associate Appraiser      Director, Manager

================================================================================


                                       38
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================

                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================

                                 POP-FACT SHEETS

================================================================================

Tue Nov 25, 1997                                                          Page 1
                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
GOLDEN TERRACE
GOLDEN, CO                                   COORD:      39:43.26     105:11.92

--------------------------------------------------------------------------------
                                                        5.00 MILE    10.00 MILE
DESCRIPTION                                                RADIUS        RADIUS
--------------------------------------------------------------------------------

POPULATION
    2002 PROJECTION                                        97,412       529,170
    1997 ESTIMATE                                          91,224       494,783
    1990 CENSUS                                            80,890       446,410
    1980 CENSUS                                            75,082       413,144
    GROWTH 1980 - 1990                                       7.73%         8.05%

HOUSEHOLDS
    2002 PROJECTION                                        42,225       234,545
    1997 ESTIMATE                                          38,376       209,704
    1990 CENSUS                                            32,655       175,248
    1980 CENSUS                                            26,432       151,191
    GROWTH 1980 - 1990                                      23.54%        15.91%

1997 ESTIMATED POPULATION BY RACE                          91,224       494,783
    WHITE                                                   94.32%        86.40%
    BLACK                                                    0.67%         0.87%
    ASIAN & PACIFIC ISLANDER                                 2.39%         2.75%
    OTHER RACES                                              2.62%         9.98%

1997 ESTIMATED POPULATION                                  91,224       494,783
    HISPANIC ORIGIN                                          6.22%        17.27%

OCCUPIED UNITS                                             32,655       175,248
    OWNER OCCUPIED                                          66.04%        63.52%
    RENTER OCCUPIED                                         33.96%        36.48%
    1990 AVERAGE PERSON PER HH                               2.42          2.50

1997 ESTIMATED HH BY INCOME                                38,376       209,704
    $150,000  +                                              5.37%         3.28%
    $100,000 TO $149,999                                     7.85%         5.70%
    $ 75,000 TO $ 99,999                                    11.59%         8.85%
    $ 50,000 TO $ 74,999                                    25.57%        22.62%
    $ 35,000 TO $ 49,999                                    17.42%        17.61%
    $ 25,000 TO $ 34,999                                    10.98%        13.03%
    $ 15,000 TO $ 24,999                                    10.72%        13.03%
    $  5,000 TO $ 14,999                                     8.18%        12.53%
    UNDER $ 5,000                                            2.33%         3.34%

1997 EST. AVERAGE HH INCOME                               $67,102       $54,999
1997 EST. MEDIAN HH INCOME                                $50,366       $41,864
1997 EST. PER CAPITA INCOME                               $28,383       $22,938

Tue Nov 25, 1997                                                          Page 1
                              CUSTOM SUMMARY REPORT
                        (POP 80-02, HH 80-02, INC 80-02)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
GOLDEN TERRACE
GOLDEN, CO                                   COORD:      39:43.26      105:11.92

--------------------------------------------------------------------------------
                                                        5.00 MILE     10.00 MILE
DESCRIPTION                                                RADIUS         RADIUS
--------------------------------------------------------------------------------

POP_80: TOTAL                                              75,082        413,144
POP_90: TOTAL                                              80,890        446,410
POP_97: TOTAL (EST.)                                       91,224        494,783
POP_02: TOTAL (PROJ.)                                      97,412        529,170
HH_80: TOTAL                                               26,432        151,191
HH_90: TOTAL                                               32,655        175,248
HH_97: TOTAL (EST.)                                        38,376        209,704
HH_02: TOTAL (PROJ.)                                       42,225        234,545
INC_80: PER CAPITA (EST.)                                 $10,166         $8,779
INC_90: PER CAPITA                                        $19,135        $15,563
INC_97: PER CAPITA (EST.                                  $28,383        $22,938
INC_02: PER CAPITA (PROJ                                  $37,742        $30,376
HH_90_BY INCOME_89: MEDIAN                                $38,779        $32,693
HH_97_BY INCOME: MEDIAN                                   $50,366        $41,864
HH_02_BY INCOME: MEDIAN                                   $60,479        $49,881
HH_80_BY INCOME_79: AVERAGE                               $28,878        $23,988
HH_90_BY INCOME_89: AVERAGE                               $47,033        $39,099
HH_97_BY INCOME: AVERAGE                                  $67,102        $54,999
HH 02_BY INCOME: AVERAGE                                  $86,184        $69,440

================================================================================

                                LEGAL DESCRIPTION

================================================================================

--------------------------------------------------------------------------------

                                LEGAL DESCRIPTION

PARCEL I:

THAT PART OF THE NORTHWEST ONE-QUARTER OF SECTION 11, TOWNSHIP 4 SOUTH, RANGE 70 WEST OF SIXTH PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHWEST CORNER OF SAID NORTHWEST ONE-QUARTER;
THENCE EASTERLY ALONG THE NORTH LINE OF SAID NORTHWEST ONE-QUARTER A DISTANCE OF
441.23 FEET TO THE SOUTHERLY LINE OF U.S. HIGHWAY NO. 6;
THENCE ON AN ANGLE TO THE RIGHT OF 33 DEGREES 24 MINUTES 51 SECONDS AND ALONG THE SOUTHERLY LINE ON A CURVE TO THE LEFT HAVING A RADIUS OF 1557.69 FEET AND A CENTRAL ANGLE OF 27 DEGREES 19 MINUTES 20 SECONDS AN ARC DISTANCE OF 742.80 FEET TO A POINT ON THE WEST LINE OF THE PUBLIC SERVICE COMPANY RIGHT-OF-WAY DESCRIBED IN BOOK 1699 AT PAGE 70, JEFFERSON COUNTY RECORDS;
THENCE ON AN ANGLE TO THE RIGHT OF 84 DEGREES 36 MINUTES 54 SECONDS AND ALONG SAID WEST LINE A DISTANCE OF 942.20 FEET;
THENCE ON AN ANGLE TO THE LEFT OF 0 DEGREES 34 MINUTES 25 SECONDS AND ALONG SAID WEST LINE A DISTANCE OF 159.22 FEET;
THENCE ON AN ANGLE TO THE RIGHT OF 90 DEGREES A DISTANCE OF 75.0 FEET;
THENCE ON AN ANGLE TO THE LEFT OF 24 DEGREES 54 MINUTES 38 SECONDS A DISTANCE OF
348.28 FEET;
THENCE ON AN ANGLE TO THE LEFT OF 90 DEGREES A DISTANCE OF 70.0 FEET;
THENCE ON AN ANGLE TO THE RIGHT OF 90 DEGREES A DISTANCE OF 120.0 FEET TO THE EAST LINE OF THE WEST ONE-HALF OF THE WEST ONE-HALF OF SAID NORTHWEST ONE-QUARTER;
THENCE ON AN ANGLE TO THE RIGHT OF 115 DEGREES 00 MINUTES 00 SECONDS AND ALONG SAID EAST LINE A DISTANCE OF 292.07 FEET TO THE SOUTH LINE OF THE NORTHWEST ONE-QUARTER OF SAID NORTHWEST ONE-QUARTER;
THENCE ON AN ANGLE TO THE LEFT OF 90 DEGREES 13 MINUTES 17 SECONDS AND ALONG SAID SOUTH LINE A DISTANCE OF 658.06 FEET TO THE WEST LINE OF SAID NORTHWEST ONE-QUARTER;
THENCE ON AN ANGLE TO THE RIGHT OF 90 DEGREES 15 MINUTES 40 SECONDS AND ALONG SAID WEST LINE A DISTANCE OF 1317.58 FEET TO THE POINT OF BEGINNING,
JEFFERSON COUNTY,
STATE OF COLORADO.

PARCEL II:

AN EASEMENT FOR INGRESS AND EGRESS LYING IN THE NORTHWEST ONE-QUARTER OF SECTION 11, TOWNSHIP 4 SOUTH, RANGE 70 WEST OF THE SIXTH PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS:

COMMENCING AT A POINT ON THE SOUTH LINE OF U.S. HIGHWAY NO. 6 AND ON THE WEST LINE OF THE PUBLIC SERVICE COMPANY RIGHT-OF-WAY DESCRIBED IN BOOK 1699 AT PAGE 70, JEFFERSON COUNTY RECORDS;
THENCE SOUTHERLY ALONG SAID WEST LINE A DISTANCE OF 942.00 FEET;

THENCE ON AN ANGLE TO THE LEFT 0 DEGREES 34 MINUTES 25 SECONDS AND ALONG SAID WEST LINE A DISTANCE OF 159.22 FEET;
THENCE ON AN ANGLE TO THE RIGHT OF 90 DEGREES A DISTANCE OF 75.00 FEET;
THENCE ON AN ANGLE TO THE LEFT OF 24 DEGREES 54 MINUTES 38 SECONDS A DISTANCE OF
329.95 FEET TO THE TRUE POINT OF BEGINNING;
THENCE CONTINUING ALONG THE AFORESAID COURSE A DISTANCE OF 18.33 FEET;
THENCE ON AN ANGLE TO THE LEFT OF 90 DEGREES A DISTANCE OF 70.00 FEET;
THENCE ON AN ANGLE TO THE RIGHT OF 90 DEGREES A DISTANCE OF 19.21 FEET;
THENCE ON AN ANGLE TO THE LEFT OF 90 DEGREES A DISTANCE OF 179.89 FEET TO THE NORTH LINE OF U.S. HIGHWAY NO. 40;
THENCE ON AN ANGLE TO THE LEFT OF 89 DEGREES 31 MINUTES 05 SECONDS AND ALONG SAID NORTH LINE A DISTANCE OF 36.00 FEET;
THENCE ON AN ANGLE TO THE LEFT OF 90 DEGREES 28 MINUTES 55 SECONDS A DISTANCE OF
212.59 FEET TO A POINT OF CURVE;
THENCE ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 362.00 FEET AND A CENTRAL ANGLE OF 5 DEGREES 57 MINUTES 43 SECONDS AN ARC DISTANCE OF 37.67 FEET TO THE TRUE POINT OF BEGINNING,
JEFFERSON COUNTY,
STATE OF COLORADO.

--------------------------------------------------------------------------------

================================================================================

                          QUALIFICATIONS OF APPRAISERS

================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                JODY L. GARBISCH

Education

Bachelor of Science Degree in Finance, concentration in Real Estate, from the College of Commerce and Business Administration at the University of Illinois, Urbana-Champaign, Illinois, 1997.

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

      Urban Real Estate Valuation
      Urban Economics
      Real Estate Financial Markets
      Real Estate Investments
      Real Estate Law
      Real Estate Fundamentals

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services.

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A    Fundamentals and Principles of Real Estate Appraisal
      Course I-B    Capitalization Theory and Techniques
      Course II-I   Case Studies in Real Estate Valuation
      Course II-2   Valuation Analysis and Report Writing
      Course II-3   Standards of Professional Practice
      Course IV     Litigation/Condemnation Valuation
      Course VI     Investment Analysis
      Course VIII   Residential Case Studies
      Course X      Market Analysis

      Seminar       Feasibility Analysis and Highest and Best Use
      Seminar       Discounted Cash Flow Analysis
      Seminar       Cash Equivalency
      Seminar       Subdivision Analysis
      Seminar       Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================


MARKET STUDY OF REAL PROPERTY

Windmill Village
16131 North Cleveland Avenue
North Fort Myers, Lee County, Florida


================================================================================


As of December 5, 1997


Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

             [Letterhead of Cushman & Wakefield of Illinois, Inc.]

December 15, 1997


Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:   Market Study of Real Property
      Windmill Village
      16131 North Cleveland Avenue
      North Fort Myers, Lee County, Florida 33903

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                   -2-                      December 15, 1997

      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Jennifer L. Estrella

Jennifer L. Estrella
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                    Windmill Village

Location:                         16131 North Cleveland Avenue
                                  North Fort Myers, Lee County, Florida

Assessor's Parcel Number:         Based on information provided by the client,
                                  the subject property is identified by
                                  Assessor's Parcel Number
                                  27-43-24-00-00023.0030.

Date of Inspection:               The property was inspected December 5, 1997.

Ownership:                        The subject property is legally entitled to
                                  Orangeland Vistas, an Illinois Corporation, and MHC Financing Limited Partnership, as beneficiary.

Land Area:                        Based on information provided by the
                                  property's legal plat of survey, the subject property contains approximately 69.00 acres of land area, or 3,005,640 square feet.

Zoning: Based on information provided by the Lee County Zoning Department, the subject property is zoned MH 2, Mobile Home 2. The subject property is a legal and conforming use in the MH 2 District.

Improvements
    Type:                         A manufactured housing community.

    Year Built:                   The subject property was originally developed
                                  in approximately 1965.

    Size: The subject property consists of a 306-site manufactured housing community.

    Condition:                    At the time of inspection, the subject
                                  property was in good condition.

Property Rating:                  Four Star manufactured home community.

Special Assumptions:              1. Information regarding the subject
                                  property, including its physical
                                  characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

                                  2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                  3. Our market and consulting report regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                  4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                  5. Please refer to the complete list of
                                  assumptions and limiting conditions included at the end of this report.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
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

                                                               TABLE OF CONTENTS
================================================================================
                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................5
   Identification of Property..................................................5
   Property Ownership and Recent History.......................................5
   Purpose and Function of the Market Study and Consulting Assignment..........5
   Scope of the Market Study and Consulting Assignment.........................5
   Date of Property Inspection.................................................5
   Definitions and Other Pertinent Terms.......................................5

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................12

MARKET ANALYSIS...............................................................13
   National Overview..........................................................13
   Competition................................................................20
   Comparable Manufactured Housing Community Sales............................24
   Demographic Trends.........................................................27
   Expense Analysis...........................................................27
   Market Supply and Demand...................................................28
   Conclusion.................................................................28

PROPERTY DESCRIPTION..........................................................30
   Site Description...........................................................30
   Improvements Description...................................................30

REAL PROPERTY TAXES AND ASSESSMENTS...........................................31

ZONING........................................................................31

CONCLUSION....................................................................32

ASSUMPTIONS AND LIMITING CONDITIONS...........................................33

CERTIFICATION.................................................................35

ADDENDA.......................................................................36
   Pop-Fact Sheets
   Legal Description
   Qualifications of Appraisers

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                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                [PHOTO OMITTED]

                     Front Entrance of the Subject Property


                                [PHOTO OMITTED]

                         Exterior View of the Clubhouse

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                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

                         Interior View of the Clubhouse


                                [PHOTO OMITTED]

                    View of the Lake at the Subject Property

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                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

                    Typical Interior View of the Subject Park


                                [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

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                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

                Street Scene Facing North Along Cleveland Avenue


                                [PHOTO OMITTED]

                Street Scene Facing South Along Cleveland Avenue

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                                                                    INTRODUCTION
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Identification of Property

      The subject property consists of a 306-site manufactured housing community, situated on approximately 69.0 acres of land area, located at the northwest corner of Littleton Road and Cleveland Avenue (U.S. Highway 41), in North Fort Myers, Lee County, Florida. The property's street address is 16131 North Cleveland Avenue. The property was constructed in 1965, and was 99.2 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Orangeland Vistas, an Illinois corporation, and MHC Financing Limited Partnership, as beneficiary. The subject property was originally developed in 1965, with 306 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 5, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

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                                                                    INTRODUCTION
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      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located at the northwest corner of Littleton Road and Cleveland Avenue, in North Fort Myers, Lee County, Florida. The street address of the subject property is 16131 North Cleveland Avenue. The property is identified by tax parcel number 27-43-24-00-00023.0030, according to information provided by the client. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

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                                  LOCATION MAP

                                 [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

      The subject property is located in the Fort Myers-Cape Coral metropolitan area. Lee County encompasses the Fort Myers-Cape Coral metropolitan area, which is located along the southwestern coast of Florida. According to Sales and Marketing Management's 1997 Survey of Buying Power, the estimated 1996 population of the Fort Myers-Cape Coral metropolitan area (Lee County) is 389,100. The population of the cities of Fort Myers and Cape Coral are 54,300 and 90,200, respectively.

Lee County

      Lee County includes the cities of Fort Myers, Cape Coral, Sanibel, and Fort Myers Beach. Lee County encompasses an area of 804 square miles, and includes 50 miles of beaches along the Gulf of Mexico. Temperatures in the Lee County area range from an average 82 degrees in the summer and 64 degrees in the winter. Lee County is approximately 71 miles from Sarasota, 123 miles from Tampa, 141 miles from Miami, and 153 miles from Orlando. During the 1980's, Lee County was for fourth fasting growing metropolitan area in the United States.

Population

      According to Sales and Marketing Management's 1997 Survey of Buying Power, the 1996 estimated population of Lee County was 389,100. The historical and projected population characteristics of Lee County, based on U.S. Census Bureau and Lee County Planning Department statistics, are presented in the table below.

================================================================================
                              LEE COUNTY POPULATION
--------------------------------------------------------------------------------
       YEAR                        POPULATION                      % CHANGE
--------------------------------------------------------------------------------
       1970                          105,216                           ---
--------------------------------------------------------------------------------
       1980                          205,266                           95.01%
--------------------------------------------------------------------------------
       1990                          335,113                           63.26%
--------------------------------------------------------------------------------
       1995                          374,398                           11.72%
--------------------------------------------------------------------------------
       2000                          410,229                            9.57%
--------------------------------------------------------------------------------
Source: Lee County Planning Department, U.S. Bureau of the Census.
================================================================================

      As indicated above, the population in Lee County grew significantly between 1970 and 1980, and between 1980 and 1990. According to 1995 statistics, the largest age groups in Lee County included those individuals between the age of 25 to 44 years of age and the group aged 65 years or older, accounting for
26.1 and 24.7 percent of the population, respectively.

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                                                               REGIONAL ANALYSIS
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Income and Employment

      The total labor force in 1995 in Lee County was 168,137. The largest industries in Lee County were the services and retail trade industries, accounting for 30.1 and 25.0 percent of employment in Lee County, respectively. The major employers in Lee County are presented in the following table.

================================================================================
                          MAJOR EMPLOYERS IN LEE COUNTY
================================================================================
    COMPANY/ORGANIZATION                                    NUMBER OF EMPLOYEES
--------------------------------------------------------------------------------
School Board of Lee County                                         6,595
--------------------------------------------------------------------------------
Lee Memorial Health System                                         5,410
--------------------------------------------------------------------------------
Columbia/ HCA Healthcare                                           3,500
--------------------------------------------------------------------------------
Publix Super Markets                                               3,005
--------------------------------------------------------------------------------
South Seas Resort Company                                          1,900
--------------------------------------------------------------------------------
Lee County Board of Commissioners                                  1,850
--------------------------------------------------------------------------------
Health and Rehabilitative Services                                 1,510
--------------------------------------------------------------------------------
Walmart Corporation                                                1,480
--------------------------------------------------------------------------------
City of Cape Coral                                                 1,340
--------------------------------------------------------------------------------
Winn Dixie Stores                                                  1,200
--------------------------------------------------------------------------------
Source: Economic Development Office, Fort Myers, Florida.
================================================================================

      According to the Florida Department of Labor and Employment Security, the 1996 average unemployment rate in the State of Florida was 5.2 percent. The Lee County 1996 average unemployment rate was 3.8 percent. As of October 1997, the unemployment rates (not seasonally adjusted) in Lee County and the state was 3.2 percent and 4.6 percent, respectively. The Florida Department of Labor and Employment Security and the U.S. Bureau of Labor and Statistics projects annual employment growth to be approximately 3.4 percent through the year 2005. According to 1995 statistics, per capita income in Lee County was $24,750. The 1995 median household income was $32,281.

Transportation

      There is only one interstate highway serving the Lee County area, Interstate 75. The other major highway serving the area includes U.S. Highway
41. State Roads serving the area include State Roads 31, 78, 80, and 82. Commercial air service is available at the Southwest Florida International Airport, which is located in Ft. Myers. Major commercial airlines serving the Southwest Florida International Airport include United Airlines, TWA, Delta Airlines, Southwest, US Air, Northwest, American TransAir, and American. Seminole Gulf is the railroad company serving the area.

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                                                               REGIONAL ANALYSIS
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Recreation

      There are a variety of cultural and recreational attractions available to tourists and residents in the Lee County area. Cultural attractions include the following: Barbara B. Mann Performing Arts Hall, Broadway Palm Dinner Theater, Thomas Edison-Henry Ford Winter Estates, and the Southwest Florida Symphony Orchestra and Chorus. The following islands in the area offer recreational activities: Sanibel and Captiva Islands, Estero Islands, Boca Grande on Gasparilla Island, Pine Island and Matlacha, Cayo Costa State Island Preserve, and Lover's Key and Black Island. Residents and tourists can also watch the Boston Red Sox and Minnesota Twins in Spring Training in March.

Summary and Conclusions

      The Lee County area is a stable and well established area, which has experienced significant growth in the 1970's and 1980's, and steady growth in recent years. Population and employment in Lee County is expected to grow steadily through the year 2005. In summary, the outlook for the Lee County area is positive.

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                                NEIGHBORHOOD MAP

                                 [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

      The subject property is located at the northwest corner of Littleton Road and Cleveland Avenue, in North Fort Myers, Lee County, Florida. Cleveland Avenue is also known as U.S. Highway 41. The subject's immediate neighborhood is roughly defined as the Charlotte County limits to the north, Pine Island Road to the south, Slater Road to the east, and Del Prado Parkway to the west. Development in the immediate neighborhood of the subject property consists of manufactured housing communities, and service and retail oriented commercial development.

      Regional access to the subject property is excellent via State Highway 78 (Bayshore Road), which intersects with Cleveland Avenue and provides access to Interstate 75. The subject property is located along Cleveland Avenue, which is also known as U.S. Highway 41. U.S. Highway 41 runs north and south, along the central and southern portion of western Florida. Major thoroughfares in the immediate neighborhood of the subject property provide excellent access to the subject property. Major thoroughfares in the subject's immediate neighborhood include: Cleveland Avenue, Pine Island Road (State Highway 78), Del Prado Parkway, State Highway 45, and Slater Road. The subject property enjoys excellent visibility along Cleveland Avenue.

      Development in the immediate neighborhood of the subject property consists of manufactured housing communities, and service and retail oriented commercial development. Commercial development near the subject property is located primarily along Cleveland Avenue and Pine Island Road. Businesses in the immediate neighborhood of the subject property include: The Shell Factory, Citgo Gas Station, and A-1 Shelters Self-Storage. A strip commercial plaza is also located near the subject property, and includes doctor's and dentist's offices, and Bianca's Italian Restaurant. Manufactured housing communities in the area include: Tamiami Village, Serendipity Mobile Home Park, Horizon Village, and Six Lakes Country Club.

      The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good. The growth in population is anticipated to remain constant.

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                                                                 MARKET ANALYSIS
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National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=========================================================================================
1997             Firm Name                State      No. of Sites      No. of Communities
Rank                                                 Owned/Managed       Owned/Managed
-----------------------------------------------------------------------------------------
 1      Sun Communities                  Michigan      30,295/0               84/0
-----------------------------------------------------------------------------------------
 2      ROC Communities                  Colorado    22,441/7,167            77/36
-----------------------------------------------------------------------------------------
 3      Manufactured Home Communities    Illinois     27,349/838              69/3
-----------------------------------------------------------------------------------------
 4      Ellenburg Capital                 Florida      25,173/0               63/0
-----------------------------------------------------------------------------------------
 5      Lautrec Ltd.                     Michigan      22,652/0               58/0
-----------------------------------------------------------------------------------------
 6      Chateau Properties               Michigan      20,003/0               47/0
-----------------------------------------------------------------------------------------
 7      Clayton Homes                    Tennessee     18,000/0               66/0
-----------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood  California     16,946/0               44/0
-----------------------------------------------------------------------------------------
 9      UNIPROP                          Michigan      14,931/0               40/0
-----------------------------------------------------------------------------------------
 10     The Bloch Organization           Michigan      14,379/0               37/0
=========================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and

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                                                                 MARKET ANALYSIS
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attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured
Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                                                 MARKET ANALYSIS
================================================================================

      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
Year      ROC        MHC      Chateau     Sun     United      Total      Annual
                                                                         Growth
--------------------------------------------------------------------------------
1996     29,608     28,187    20,003     30,295    5,234     113,327      17.0%
--------------------------------------------------------------------------------
1995     27,910     26,237    19,594     18,000    4,850      96,591       9.0%
--------------------------------------------------------------------------------
1994     26,231     28,407    15,689     13,500    4,623      88,450      37.8%
--------------------------------------------------------------------------------
1993     20,142     14,700    15,261      9,036    5,050      64,189      17.8%
--------------------------------------------------------------------------------
1992     18,745     12,873    10,032      7,600    5,200      54,450       N/A
--------------------------------------------------------------------------------
1991      9,030     13,079     9,759       N/R      N/R         N/A        N/A
--------------------------------------------------------------------------------
N/R = No report                  N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                                                 MARKET ANALYSIS
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      The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

==========================================================================================
                                    REIT MARKET UPDATE
------------------------------------------------------------------------------------------
Company Symbol    Price    Current Yield  52 Week High  52 Week Low    Annual   12 Mth Tot
                (9/19/97)                                             Dividend      Rtn
------------------------------------------------------------------------------------------
CPJ              $29.688        5.8%        $31.125       $22.250       1.72       26.6%
------------------------------------------------------------------------------------------
MHC              $25.625        5.2%        $26.428       $18.875       1.32       30.7%
------------------------------------------------------------------------------------------
SUI              $37.428        5.0%        $ 38.00       $27.750       1.88       31.8%
------------------------------------------------------------------------------------------
UMH              $11.625        6.0%        $13.625       $10.875       0.70       -1.7%
------------------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
==========================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality

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                                                                 MARKET ANALYSIS
================================================================================

manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;

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                                                                 MARKET ANALYSIS
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      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.
      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,

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                                                                 MARKET ANALYSIS
================================================================================

      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

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                                                                 MARKET ANALYSIS
================================================================================

Competition

      We have surveyed six manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 2,774 sites. The combined occupancy rate of these six manufactured housing communities, including the subject property, is approximately 96.2 percent. Excluding the subject property in our survey, the combined occupancy rate is approximately 95.9 percent, based on 2,468 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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
======================================================================================================================
                                        SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
----------------------------------------------------------------------------------------------------------------------

                                   Number                           Age
                                  Of Sites                          ---
                                  --------                        Condition                   Services       Date Of
 Comp.          Name              Occupancy                       ---------      Monthly      Provided     Last Rental
  No.         Location              Level        Amenities     Park Rating(1)     Rent         in Rent      Increase
----------------------------------------------------------------------------------------------------------------------
   R-1      Serendipity              338          Clubhouse        1967        $244.00/Mo.     Water     January, 1997
            Mobile Home Park        -----           Pool           ----            To          Sewer
            8791 Littleton Road      99%        Shuffleboard       Good        $264.00/Mo.     Refuse
            North Fort Myers,                    Tennis Courts     ----
            Florida                               Laundry           5*
                                                  Storage
----------------------------------------------------------------------------------------------------------------------
   R-2      Horizon Village          619          Clubhouse        1985        $245.25/Mo.     Refuse    January, 1997
            9200 Littleton Road      -----          Pool           ----            To          Lawn
            North Fort Myers,        100%         Laundry          Good        $265.25/Mo.   Basic Cable
            Florida                                                ----
                                                                    5*
----------------------------------------------------------------------------------------------------------------------
   R-3      Bayshore Village         266          Clubhouse        1986        $306.00/Mo.     Refuse    January, 1997
            15711 Shoreline         -----           Pool           ----            To          Lawn
            Road                     92%          Laundry          Good        $307.00/Mo.   Basic Cable
            North Fort Myers,                     Storage          ----
            Florida                                                 5*
----------------------------------------------------------------------------------------------------------------------
   R-4      Tamiami Village          714          Clubhouse        1970        $225.00/Mo.     Refuse    January, 1997
            16371 North             -----           Pool           ----            To
            Cleveland Avenue         100%          Laundry         Good        $237.00/Mo.
            North Fort Myers,                                      ----
            Florida                                                 4*
----------------------------------------------------------------------------------------------------------------------
   R-5      Tara Woods               531          Clubhouse        1984        $287.07/Mo.    Refuse     January, 1997
            19376 U.S. 41 North     -----           Pool           ----            To          Lawn
            North Fort Myers,        86%        Tennis Courts      Good        $342.07/Mo.   Basic Cable
            Florida                                Laundry         ----
                                                                    5*
----------------------------------------------------------------------------------------------------------------------
 Subject    Windmill Village         306          Clubhouse        1965        $280.00/Mo.     Water     January, 1997
            16131 North             -----           Pool           ----            To          Sewer
            Cleveland Avenue         99%            Spa            Good        $289.00/Mo.     Refuse
            North Fort Myers,                   Shuffleboard       ----
            Florida                             Horseshoe Pit        4*
                                                   Laundry
                                                    Lake
                                                 Bus Service
                                                   Church
                                                   Service
                                                   Storage
----------------------------------------------------------------------------------------------------------------------
(1)  Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
======================================================================================================================

================================================================================
              SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
--------------------------------------------------------------------------------

                                     3-Year
                                    Average
                                     Annual
 Comp.          Name                 Rental
  No.         Location              Increase
------------------------------------------------
   R-1      Serendipity            $10.00/Mo.
            Mobile Home Park
            8791 Littleton Road
            North Fort Myers,
            Florida

------------------------------------------------
   R-2      Horizon Village        $10.00/Mo.
            9200 Littleton Road
            North Fort Myers,
            Florida

------------------------------------------------
   R-3      Bayshore Village        $9.00/Mo.
            15711 Shoreline       (Approximately
            Road                       3.0%)
            North Fort Myers,
            Florida
------------------------------------------------
   R-4      Tamiami Village         $8.00/Mo.
            16371 North
            Cleveland Avenue
            North Fort Myers,
            Florida
------------------------------------------------
   R-5      Tara Woods             Based upon CPI
            19376 U.S. 41 North   (Approximately
            North Fort Myers,          2.3%)
            Florida

------------------------------------------------
 Subject    Windmill Village        $8.00/Mo.
            16131 North
            Cleveland Avenue
            North Fort Myers,
            Florida
------------------------------------------------

================================================

                       COMPETING MANUFACTURED HOUSING MAP

                                 [MAP OMITTED]
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                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $225.00 to $342.07 per site, on a monthly basis. The subject property is currently quoting monthly rental rates within the market range, or $280.00 to $289.00 per site. The last rental rate increase at the subject property was as of January 1, 1997. There are also two lots at the subject property for which the manufactured homes on the lots are rented. Total rent for each of these sites with home is $400.00 per month.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Serendipity Mobile Home Park, is located at 8791 Littleton Road, in North Fort Myers, Florida. This comparable property contains 338 sites, and is 99 percent occupied. Serendipity Mobile Home Park was developed in 1967, and is in overall good condition. Amenities include a clubhouse, pool, shuffleboard courts, tennis courts, laundry facilities, and storage area. Over the last three years, the average annual rental rate increase was approximately $10.00 per month. The monthly rental rates range from $244.00 to $264.00, with water, sewer, and refuse included in the monthly rental payment. Residents of Serendipity Mobile Home Park must be 55 years of age or older.

      Comparable R-2, Horizon Village, is located at 9200 Littleton Road, in North Fort Myers, Florida. Horizon Village contains 619 sites, and is
      100.0 percent occupied. Horizon Village was developed in 1985, and is in overall good condition. Amenities include a clubhouse, pool, and laundry facilities. Over the last three years, the average annual rental rate increase was $10.00 per month. Monthly rental rates range from $245.25 to $265.25, with refuse, lawn and basic cable, service included in the monthly rental payment. Residents of Horizon Village must be 55 years of age or older.

      Comparable R-3, Bayshore Village, is located at 15711 Shoreline Road, in North Fort Myers, Florida. Bayshore Village contains 266 sites, and is 92 percent occupied. Bayshore Village was developed in 1986, and is in overall good condition. Amenities include a clubhouse, pool, laundry facilities, and storage area. Over the last three years, the average annual rental rate increase was approximately $9.00 per month. Monthly rental rates range from $306.00 to $307.00 per month, with refuse, lawn service, and basic cable included in the monthly rental payment. Residents of Bayshore Village must be 55 years of age or older.

      Comparable R-4, Tamiami Village, is located at 16371 North Cleveland Avenue, in North Fort Myers, Florida. Tamiami Village contains 714 sites, and is 100.0 percent occupied. Tamiami Village was developed in 1970, and is in overall good condition. Amenities include a clubhouse, pool, and laundry facilities. The last annual rental rate increase occurred in January, 1997 and was $8.00 per month. The monthly rental rates range from $225.00 to $237.00, with refuse service

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                                                                 Market Analysis
================================================================================

      included in the monthly rental payment. Residents of Tamiami Village must be 55 years of age or older.

      Comparable R-5, Tara Woods, is located at 19376 U.S. 41 North, in North Fort Myers, Florida. Tara Woods contains 531 sites, and is 86 percent occupied. Tara Woods was developed in 1984, and is in overall good condition. Amenities include a clubhouse, pool, tennis courts, and laundry facilities. Over the last three years, the average annual rental rate increase was based on the Consumer Price Index, and was approximately 2.3 percent. The monthly rental rates range from $287.07 to $342.07, with refuse, lawn, and basic cable service included in monthly rental payment. Residents of Tara Woods must be 55 years of age or older.

      In our opinion, and based on conversations with the on-site manager, properties R-1 and R-2 compete most favorably with the subject property, with the monthly rental rates ranging from $244.00 to $265.25 per month per site. The subject property is currently quoting monthly rental rates ranging from $280.00 to $289.00 per site, which is slightly above the range of rental rates of our more comparable competing properties, but within the overall market range. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed no sales of manufactured housing communities in the immediate area. Therefore, we have presented sales of seven manufactured housing communities located in the central and southern portions of western Florida. The manufactured housing community sales presented are located primarily in the Tampa-St. Petersburg area of Florida. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Sun Valley, is located at 39248 U.S. Highway 19, in Tarpon Springs, Florida. This property contains 261 sites. The property was in good condition at the time of sale and was developed in 1970. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $5,027,100, which equates to $19,261 per site.

      Comparable Sale I-2, Park Royal, is located at 10611 66th Street, in Pinellas Park, Florida. This property contains 309 sites. The property was in excellent condition at the time of sale and was developed in 1991. Amenities include a clubhouse, pool, shuffleboard courts, and laundry. The property was approximately 90.0 percent occupied at the time of sale. The property was purchased for $5,695,260, which equates to $18,431 per site.

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
=======================================================================================================================
                                     SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-----------------------------------------------------------------------------------------------------------------------

                                                                                     Sales Price
                                                                                      Per Site
                                        Sales Date       Land Area      Density       --------                    EGIM
 Comp.     Name                         ----------       ---------      --------      Occupancy                   ----
  No.    Location                       Sales Price      No. Sites      Condition      At Sale      $NOI/Site     OAR
-----------------------------------------------------------------------------------------------------------------------
 I-1     Sun Valley                       5/97              N/A            N/A         $19,261       $2,137       4.99x
         39248 U.S. Highway               -----             ---            ---         -------                    -----
         19                            $5,027,100           261            Good          99%                      11.09%
         Tarpon Springs,
         Florida
-----------------------------------------------------------------------------------------------------------------------
 I-2     Park Royal                       5/97              N/A            N/A         $18,431       $1,913        5.30
         10611 66th Street                -----             ---            ---         -------                     ----
         Pinellas Park,                $5,695,260           309            Good          90%                      10.38%
         Florida
-----------------------------------------------------------------------------------------------------------------------
 I-3     Southern Comfort                 4/96              21.56          8.35         $19,307        N/A          N/A
         24479 U.S. Highway               -----             -----          ----         -------
         19 North                      $3,475,200            180          Average         N/A
         Clearwater, Florida
-----------------------------------------------------------------------------------------------------------------------
 I-4     Southgate Mobile                 4/96              24.00          6.96         $25,749      $2,306        6.92x
         Home Park                        -----             -----          ----         -------                    -----
         20000 U.S. Highway            $4,300,000            167           Good           90%                      8.96%
         19 North
         Clearwater, Florida
-----------------------------------------------------------------------------------------------------------------------
 I-5     Serendipity                      5/95              56.00          7.59         $31,118      $2,698        7.83x
         29081 U.S. 19 North              ----              -----          ----         -------                   -----
         Clearwater, Florida           $13,225,000           425           Good           98%                      8.67%
-----------------------------------------------------------------------------------------------------------------------
 I-6     Doral Mobile Home                5/95              70.00          7.53         $30,361      $2,995        6.72x
         Park                             -----             -----          ----         -------                    -----
         29250 U.S. 19 North           $16,000,000           527           Good           98%                        9.87%
         Clearwater, Florida
-----------------------------------------------------------------------------------------------------------------------
 I-7     Bay Indies                       1/94              250.00         5.24         $32,086      $2,374        9.13x
         Ridgewood Avenue                 ----              ------         ----         -------                    -----
         Near U.S. 41                  $42,000,000          1,309          Good           98%                      7.40%
         Venice, Florida
-----------------------------------------------------------------------------------------------------------------------
Subject  Windmill Village                - - -              69.00          4.43          - - -       $3,012(1)      N/A
         16131 North                                        -----          ----           99%
         Cleveland Avenue                                    306           Good
         North Fort Myers,
         Florida
-----------------------------------------------------------------------------------------------------------------------
(1) 1997 Trailing 12 months
=======================================================================================================================

=====================================================================================================
                            SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-----------------------------------------------------------------------------------------------------
                                           $EGI/Site
                                           ---------
                                         $Expense/Site
                                         -------------
 Comp.     Name                          Expense Ratio   Comparability to
  No.    Location                          % Of EGI       to the Subject            Comments
-----------------------------------------------------------------------------------------------------
 I-1     Sun Valley                          $3,861       Similar                Developed in 1970;
         39248 U.S. Highway                  ------                                Good condition;
         Tarpon Springs,                     $1,724                              Amenities include a
         Florida                             ------                                clubhouse, pool,
                                             44.66%                              shuffleboard courts,
                                                                                    and laundry
                                                                                    facilities.
-----------------------------------------------------------------------------------------------------
 I-2     Park Royal                          $3,478       Superior               Developed in 1991;
         10611 66th Street                   ------                             Excellent condition;
         Pinellas Park,                      $1,565                              Amenities include:
         Florida                             ------                               clubhouse, pool,
                                             45.00%                              shuffleboard courts,
                                                                                     laundry.
-----------------------------------------------------------------------------------------------------
 I-3     Southern Comfort                     N/A         Inferior               Developed in 1955;
         24479 U.S. Highway                                                      Average condition;
         19 North                                                                Minimal amenities.
         Clearwater, Florida
-----------------------------------------------------------------------------------------------------
 I-4     Southgate Mobile                    $3,720       Similar                Developed in 1971;
         Home Park                           ------                                Good condition;
         20000 U.S. Highway                  $1,414                              Amenities include:
         19 North                            ------                               clubhouse, pool,
         Clearwater, Florida                 38.00%                             shuffleboard courts,
                                                                                    and laundry
                                                                                    facilities.
-----------------------------------------------------------------------------------------------------
 I-5     Serendipity                         $3,975       Superior               Developed in 1975;
         29081 U.S. 19 North                 ------                               Good condition;
         Clearwater, Florida                 $1,277                              Amenities include:
                                             ------                               clubhouse, pool,
                                             32.13%                             shuffleboard courts,
                                                                                    and laundry
                                                                                    facilities.
-----------------------------------------------------------------------------------------------------
 I-6     Doral Mobile Home                   $4,516       Similar                Developed in 1972;
         Park                                ------                               Good condition;
         29250 U.S. 19 North                 $1,521                              Amenities include:
         Clearwater, Florida                 ------                               clubhouse, pool,
                                             33.67%                             shuffleboard courts,
                                                                                    and laundry
                                                                                   facilities.
-----------------------------------------------------------------------------------------------------
 I-7     Bay Indies                          $3,514       Similar                Developed in 1972;
         Ridgewood Avenue                    ------                               Good condition;
         Near U.S. 41                        $1,140                              Amenities include:
         Venice, Florida                     ------                              clubhouse, pools,
                                             32.43%                                tennis courts,
                                                                                shuffleboard courts,
                                                                                 and mini-putt golf
                                                                                     course.
-----------------------------------------------------------------------------------------------------
Subject  Windmill Village                    $5,382       Subject                Developed in 1965;
         16131 North                         ------       Property                Good condition;
         Cleveland Avenue                    $1,717                              Amenities include:
         North Fort Myers,                   ------                             Clubhouse, pool, spa,
         Florida                             31.90%                             shuffleboard courts,
                                                                                  horseshoe pits,
                                                                                 laundry facilities,
                                                                                lake, bus service,
                                                                                church service, and
                                                                                  storage area.
-----------------------------------------------------------------------------------------------------
(1) 1997 Trailing 12 months
=====================================================================================================

                                                                 Market Analysis
================================================================================

      Comparable Sale I-3, Southern Comfort, is located at 24479 U.S. Highway 19 North, in Clearwater, Florida. This property contains 180 sites, situated on 21.56 acres of land area. The property was in good condition at the time of sale and was developed in 1955. Amenities include a laundry facility. Information regarding the occupancy of the property at the time of sale was unavailable. The property was purchased for $3,475,200, which equates to $19,307 per site.

      Comparable Sale I-4, Southgate Mobile Home Park, is located at 20000 U.S. Highway 19 North, in Clearwater, Florida. This property contains 167 sites, situated on 24.0 acres of land area. The park was in good condition at the time of sale and was developed in approximately 1971. Amenities include a clubhouse, swimming pool, shuffleboard courts, and laundry facilities. The property was 90.0 percent occupied at the time of sale. The property was purchased for $4,300,000, which equates to $25,749 per site.

      Comparable Sale I-5, Serendipity, is located at 29081 U.S. 19 North, in Clearwater, Florida. This property contains 425 sites, situated on 56.0 acres of land area. The park was in good condition at the time of sale and was developed in 1975. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was 98.0 percent occupied at the time of sale. The property was purchased for $13,225,000, which equates to $31,118 per site.

      Comparable Sale I-6, Doral Mobile Home Park, is located at 29250 U.S. 19 North, in Clearwater, Florida. This property contains 527 sites, situated on 70.0 acres of land area. The park was in good condition at the time of sale and was developed in 1972. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was 98.0 percent occupied at the time of sale. The property was purchased for $16,000,000, which equates to $30,361 per site.

      Comparable Sale I-7, Bay Indies, is located on Ridgewood Avenue near U.S. 41, in Venice, Florida. This property contains 1,309 sites, situated on
      250.0 acres of land area. The park was in good condition at the time of sale and was developed in 1972. Amenities include a clubhouse, pool, tennis courts, shuffleboard courts, and a nine-hole mini putt golf course. The property was 98.0 percent occupied at the time of sale. The property was purchased for $42,000,000, which equates to $32,086 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

================================================================================

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                                                                 Market Analysis
================================================================================

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 75,996 and 213,641, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 80,057 and 226,316, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 34,864 and 95,001, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 37,425 and 102,447, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $42,761 and $47,688, respectively, and are expected to increase to $54,602 and $61,142, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $29,869 and $32,467, respectively, and are expected to increase to $34,501 and $38,092, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997, are $19,798 and $21,497, respectively, and are expected to increase to $25,784 and $28,159, respectively, by the year 2002.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS. For additional demographic information, please refer to the NDS summary report in the Addenda.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 32.1 to 45.0 percent of effective gross income levels, and $1,277 to $1,724 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 31.90 percent of effective gross income and $1,717 on a per site basis. Operating expenses appear to be within the range of comparable properties on a per site basis as well as on a percentage of effective gross income.

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                                                                 Market Analysis
================================================================================

Market Supply and Demand

      There are a total of five competing manufactured housing communities located within the subject's market, which total 2,468 sites, with a corresponding average occupancy rate of 95.4 percent. No specific absorption statistics were available, since the subject's competing parks have historically reported occupancy rates at, or above, 95.0 percent. The occupancy rate at the subject property, based on conversations with management, has historically been consistent with competing parks, and is currently 99.2 percent. We believe the current occupancy rate of the subject property is stabilized, and is within the range of the occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained high occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market range from $225.00 to $342.07 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate within the range of competing parks, or at $280.00 to $289.00 per site, which we believe is market-orientated.

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $18,431 to $32,086 per site, with corresponding overall rates ranging from 7.40 to 11.09 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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

                                   SITE PLAN

                               [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located at the northwest corner of Littleton Road and Cleveland Avenue. The subject site is irregular in shape and contains approximately 69.00 acres, or 3,005,640 square feet of land area.
Topographically, the site is basically level and at street grade.

      Sewer service is provided by North Fort Myers Utilities. Water service is provided by Lee County Utilities. Electric Service is provided by the Lee County Electric Cooperative. Gas service is unavailable at the subject property, and GTE Company provides telephone service.

      The subject property is accessible via Cleveland Avenue and Littleton Road. Based on conversations with the Planning Department of Lee County, the subject property is not located in a flood hazard area. However, we recommend a qualified engineer to determine the existence of any flood hazard areas.

      Each developed site has a concrete driveway. The streets within the park have two-lanes. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1965. The subject improvements consist of a 306-site manufactured housing community, with a clubhouse, pool, spa, shuffleboard courts, horseshoe pits, laundry facilities, lake and storage area. The 306-total sites can fit both double-wide and single-wide homes.

      The clubhouse consists of open-space available for resident use, and a kitchen. The exterior of the one-story clubhouse consists of painted concrete block, and appeared to be in overall good condition at the time of inspection.

      The shuffleboard courts, pool, spa, and horseshoe pits are adjacent to the clubhouse. Off-street parking is available for each resident. Site improvements within the park include:

================================================================================


                                       30
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            PROPERTY DESCRIPTION
================================================================================

paved streets, concrete driveways, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

      Windmill Village is a functional manufactured housing community with good ingress and egress from Cleveland Avenue and Littleton Road. Overall, the subject community appears to be well maintained and is in good condition. Windmill Village is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Four Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Lee County is assessed at 100.0 percent of the Assessor's opinion of market value. The subject property is identified by tax parcel number 27-43-24-00-00023.0030.

      Real estate taxes in Lee County are assessed in arrears. Real estate taxes for 1997 were billed in November of 1997. The total amount of real estate taxes for 1997 for the subject property amounts to $133,874.11. Taxes are discounted if paid in full before March 31, 1997. The total amount of real estate taxes for 1997 equates to approximately $437.50 per site.

Zoning

      According to zoning officials of Lee County , the subject property is currently zoned MH 2, Mobile Home 2. Based on conversations with zoning officials Lee County, the subject property is a legal and conforming use in the MH 2, Mobile Home 2 District.

================================================================================


                                       31
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                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
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

                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Windmill Village, is a functional manufactured housing community, which competes favorably in relation to its competition;
      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $225.00 to $342.07;
      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate ranging from $280.00 to $289.00 per site, which is within the range of competing parks, and are market-oriented;
      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $18,431 to $32,086, with corresponding overall rates ranging from 7.40 to 11.09 percent;
      o Operating expenses are within industry standards for a park located in the southeastern region of the country;
      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;
      o     The demographic characteristics of the area appear to be positive;
      o The population profile of the subject property is approximately 70 percent retired adults, and 30 percent working adults, 55 years of age or older. The subject property is a retirement park, with residents required to be 55 years of age or older.
      o The current occupancy rate at the subject property of 99.2 percent is evident by a strong local market and demand;
      o No significant manufactured housing communities are expected to be developed in the near future;
      o In our opinion, based on Woodall's criteria, the subject property is a Four Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Four Star Park, presented in the National Overview section of this report.
      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Windmill Village will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

================================================================================


                                       32
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                                                     ---------------------------
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                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

================================================================================


                                       33
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                                                     VALUATION ADVISORY SERVICES
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

                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

================================================================================


                                       34
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Jennifer L. Estrella inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.

 /s/ Michael J. Schaeffer  /s/ Jennifer L. Estrella  /s/ Stanley R. Dennis, Jr.

 Michael J. Schaeffer      Jennifer L. Estrella      Stanley R. Dennis, Jr., MAI
 Director                  Associate Appraiser       Director, Manager

================================================================================


                                       35
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

                                                                         ADDENDA
================================================================================

                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================

                                 POP-FACT SHEETS

================================================================================

Tue Nov 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

LITTLETON RD & US 41
NORTH FORT MYERS, FL                COORD:    26:41.78     81:54.06

--------------------------------------------------------------------------------
                                             5.00 MILE   10.00 MILE
DESCRIPTION                                     RADIUS       RADIUS
--------------------------------------------------------------------------------

POPULATION
    2002 PROJECTION                              80,057    226,316
    1997 ESTIMATE                                75,996    213,641
    1990 CENSUS                                  69,920    194,630
    1980 CENSUS                                  46,657    128,379
    GROWTH 1980- 1990                             49.86%     51.61%

HOUSEHOLDS
    2002 PROJECTION                              37,425    102,447
    1997 ESTIMATE                                34,864     95,001
    1990 CENSUS                                  29,332     78,664
    1980 CENSUS                                  18,809     49,543
    GROWTH 1980- 1990                             55.94%     58.78%

1997 ESTIMATED POPULATION BY RACE                75,996    213,641
    WHITE                                         87.94%     86.84%
    BLACK                                          9.41%     10.20%
    ASIAN & PACIFIC ISLANDER                       0.77%      0.84%
    OTHER RACES                                    1.88%      2.11%

1997 ESTIMATED POPULATION                        75,996    213,641
    HISPANIC ORIGIN                                6.74%      7.54%

OCCUPIED UNITS                                   29,332     78,664
    OWNER OCCUPIED                                72.16%     68.14%
    RENTER OCCUPIED                               27.84%     31.86%
    1990 AVERAGE PERSON PER HH                     2.34       2.43

1997 ESTIMATED HH BY INCOME                      34,864     95,001
    $150,000  +                                    2.36%      3.37%
    $100,000 TO $149,999                           3.47%      3.64%
    $ 75,000 TO $ 99,999                           3.75%      4.42%
    $ 50,000 TO $ 74,999                          14.38%     15.95%
    $ 35,000 TO $ 49,999                          16.80%     18.14%
    $ 25,000 TO $ 34,999                          18.00%     17.70%
    $ 15,000 TO $ 24,999                          21.18%     19.18%
    $  5,000 TO $ 14,999                          16.12%     14.08%
   UNDER $ 5,000                                   3.93%      3.53%

1997 EST. AVERAGE HH INCOME                   $  42,761  $  47,688
1997 EST. MEDIAN HH INCOME                    $  29,869  $  32,467
1997 EST. PER CAPITA INCOME                   $  19,798  $  21,497

Tue Nov 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                        (POP 80-02, HH 80-02, INC 80-02)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

LITTLETON RD & US 41
NORTH FORT MYERS, FL                    COORD:    26:41.78   81:54.06

--------------------------------------------------------------------------------
                                              5.00 MILE  10.00 MILE
DESCRIPTION                                      RADIUS     RADIUS
--------------------------------------------------------------------------------

POP_80: TOTAL                                   46,657    128,379
POP_90: TOTAL                                   69,920    194,630
POP_97: TOTAL (EST.)                            75,996    213,641
POP_02: TOTAL (PROJ.)                           80,057    226,316
HH_80: TOTAL                                    18,809     49,543
HH_90: TOTAL                                    29,332     78,664
HH_97: TOTAL (EST.)                             34,864     95,001
HH_02: TOTAL (PROJ.)                            37,425    102,447
INC_80: PER CAPITA (EST.)                    $   6,617  $   7,107
INC_90: PER CAPITA                           $  12,834  $  13,662
INC_97: PER CAPITA (EST.                     $  19,798  $  21,497
INC_02: PER CAPITA (PROJ                     $  25,784  $  28,159
HH_90_BY INCOME_89: MEDIAN                   $  24,436  $  27,130
HH_97_BY INCOME: MEDIAN                      $  29,869  $  32,467
HH_02_BY INCOME: MEDIAN                      $  34,501  $  38,092
HH_80_BY INCOME_79: AVERAGE                  $  16,413  $  18,416
HH_90_BY INCOME_89: AVERAGE                  $  29,925  $  33,352
HH_97_BY INCOME: AVERAGE                     $  42,761  $  47,688
HH_02_BY INCOME: AVERAGE                     $  54,602  $  61,142

================================================================================

                                LEGAL DESCRIPTION

================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

                                            EXHIBIT "A" TO SCHEDULE "A" Windmill

PARCEL NO.N24-21585-10 (Windmill. Ft. Myers):

PARCEL 1

A tract or parcel of land lying in the South half (S 1/2) of Sections 27 and 28, Township 43 South, Range 24 East, Lee County, Florida, which tract or parcel is described as follows:

From the Southeast corner of said Section 28 run N 00 degrees 18'40" W along the Eastline of said section for 25 feet to a point on the North line of Littleton Road (50 feet wide) and the point of beginning of the herein described parcel. From said point of beginning run N 89 degrees 59'50" W parallel with the South line of said section along the Northerly line of said road for 75 feet to a concrete monument; thence run N 00 degrees 18'40" W parallel with and 75 feet west from the east line of said section for 722.61 feet to a concrete monument marking the intersection with the South line of the North 580.0 feet of the Southeast quarter (SE 1/4) of the Southeast quarter (SE 1/4) of said Section 28; thence run S 8 degrees 49'50" W parallel with the north line of said fraction of a section for 175 feet to a concrete monument marking the intersection with a line parallel with and 250 feet as measured on a perpendicular westerly, from the east line of said section; thence run N 00 degrees 18'40" W along said parallel line for 580 feet to a concrete monument marking the intersection with the north line of said quarter-quarter section; thence run N 89 degrees 49'50" E along said quarter-quarter section line for 250 feet to a concrete post marking the northeast corner of said quarter-quarter section; thence run S 00 degrees 18'40" E along the section line common to said Sections 27 and 28 along the centerline of the State Road Department outfall ditch right-of-way (50 feet wide) for 5O6.6 feet to an intersection with a line parallel with and 821 feet (as measured on a perpendicular) northerly from the south line of said Section 27; thence run S 89 degrees 53'40" E along said parallel line for 25 feet thence run N 00 degrees 18'40" W parallel with said section line and along the easterly line of said outfall ditch right-of-way for 679.02 feet to an intersection with a line parallel with and 1500 feet (as measured on a perpendicular) northerly from the south line of said section; thence run 89 degrees 53'40" E parallel with and 1500 feet north of said section line for 1401.01 feet; thence run N 5 degrees 56'20" E parallel with the westerly right-of-way line of the Tamiami Trail (State Road No. 45) and a northerly prolongation thereof for 518.77 feet; thence run N 89 degrees 34'20" E for 613.68 feet to an intersection with a northerly prolongation of a line parallel with and 290 feet (as measured on a perpendicular) westerly from said westerly line of the Tamiami Trail (State Road No. 45) thence run S 5 degrees 56'20" W along said prolongation and parallel line for 2,007.14 feet to an intersection with the northerly line of Littleton Road (50 feet wide); thence run N 89 degrees 53'40" W along said northerly line parallel with and 25 feet north from the south line of said section for 1877.70 feet to the point of beginning.

                             CONTINUED ON NEXT PAGE

--------------------------------------------------------------------------------

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

                           EXHIBIT "A" TO SCHEDULE "A"

                            Legal Description (con't)

PARCEL 2

A tract or parcel of land lying in the SW 1/4 of Section 27, Township 43 South, Range 24 East, which tract or parcel is described as follows: From the SW corner of said fraction of a section run N 00(degree)18'40" West along the West line of said Section for 25 feet to a point on the North line of Littleton Road (50 feet wide); thence run South 89(degree)53'40" East along said North line parallel with the South line of said section for 1377.70 feet to an intersection with a Southerly prolongation of a line parallel with and 290 feet (as measured on a perpendicular) from the Westerly line of the Tamiami Trail (State Road No. 45); thence run North 5(degree)56'20" East along said prolongation and parallel line for 719.97 feet to the point of beginning to the herein described parcel.

From said point of beginning continue North 5(degree)56'20" East along said parallel line for 80.44 feet; thence run South 89(degree)53'40" East parallel with the South line of said section 291.50 feet to an intersection with said Westerly line of the Tamiami Trail; thence run South 5(degree)56'20" West along said Westerly line for 80.44 feet; thence run North 89(degree)53'40" West parallel with said South line for 291.50 feet to the point of beginning Lee County, Florida.

PARCEL 3

The West 25 feet of the North 1475 feet of the South 1500 feet of the Southwest quarter of Section 27, Township 43 South, Range 24 East, Lee County, Florida.

--------------------------------------------------------------------------------

================================================================================

                          QUALIFICATIONS OF APPRAISERS

================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              JENNIFER L. ESTRELLA

Education

Master of Urban Planning, Economic Development Concentration
University of Illinois at Urbana-Champaign, 1996

Bachelor of Business Administration, Finance Major
Loyola University Chicago, 1991

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

                         Real Estate Financial Market
                         Urban Real Estate Valuation
                         Real Estate and Urban Land Economics

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A    Fundamentals and Principles of Real Estate Appraisal
      Course I-B    Capitalization Theory and Techniques
      Course II-I   Case Studies in Real Estate Valuation
      Course II-2   Valuation Analysis and Report Writing
      Course II-3   Standards of Professional Practice
      Course IV     Litigation/Condemnation Valuation
      Course VI     Investment Analysis
      Course VIII   Residential Case Studies
      Course X      Market Analysis

      Seminar       Feasibility Analysis and Highest and Best Use
      Seminar       Discounted Cash Flow Analysis
      Seminar       Cash Equivalency
      Seminar       Subdivision Analysis
      Seminar       Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================

MARKET STUDY OF REAL PROPERTY

Lamplighter Village
10767 Jamacha Boulevard
Spring Valley, San Diego County, California

================================================================================

As of December 4, 1997

Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

             [Letterhead of Cushman & Wakefield of Illinois, Inc.]

December 9, 1997

Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:   Market Study of Real Property
      Lamplighter Village
      10767 Jamacha Boulevard
      Spring Valley, San Diego County, California 91978-1831

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                  -2-                        December 9, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Nancy D. Piekos

Nancy D. Piekos
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                 Lamplighter Village

Location:                      10767 Jamacha Boulevard
                               Spring Valley, San Diego County, California

Assessor's Parcel Number:      Based on information provided by San Diego County
                               records, the subject property is identified by Assessor's Parcel Number 580-020-10-00.

Date of Inspection:            The property was inspected December 4, 1997.

Ownership:                     The subject property is legally entitled to
                               Goldland Vistas, Inc., an Illinois Corporation, and MHC Financing Limited Partnership, as beneficiary.

Land Area:                     Based on information provided by the property's
                               legal plat of survey, the subject property contains approximately 32.0 acres of land area, or 1,393,920 square feet.

Zoning: Based on information provided by the County of San Diego, the subject property is zoned RMH-8, Residential Mobile Home-8 District. The subject property is a legal and conforming use.

Improvements
     Type:                     A manufactured housing community.

     Year Built:               The subject property was originally developed in
                               approximately 1970.

     Size: The subject property consists of a 270-site manufactured housing community.

     Condition:                At the time of inspection, the subject property
                               was in good condition.

Property Rating:               Four Star manufactured home community.

Special Assumptions:           1. Information regarding the subject property,
                               including its physical characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

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                                                        Summary of Salient Facts
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                               2. The existence of potentially hazardous or
                               toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                               3. Our market and consulting report regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                               4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                               5. Please refer to the complete list of
                               assumptions and limiting conditions included at the end of this report.

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                                                               TABLE OF CONTENTS
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                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................5
   Identification of Property..................................................5
   Property Ownership and Recent History.......................................5
   Purpose and Function of the Market Study and Consulting Assignment..........5
   Scope of the Market Study and Consulting Assignment.........................5
   Date of Property Inspection.................................................5
   Definitions and Other Pertinent Terms.......................................5

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................13

MARKET ANALYSIS...............................................................15
   National Overview..........................................................15
   Competition................................................................22
   Comparable Manufactured Housing Community Sales............................26
   Demographic Trends.........................................................28
   Expense Analysis...........................................................29
   Market Supply and Demand...................................................29
   Conclusion.................................................................29

PROPERTY DESCRIPTION..........................................................32
   Site Description...........................................................32
   Improvements Description...................................................32

REAL PROPERTY TAXES AND ASSESSMENTS...........................................33

ZONING .......................................................................33

CONCLUSION....................................................................34

ASSUMPTIONS AND LIMITING CONDITIONS...........................................35

CERTIFICATION.................................................................37

ADDENDA 1 ....................................................................38
   Pop-Fact Sheets
   Legal Description
   Qualifications of Appraisers

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                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
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                                 [PHOTO OMITTED]

                     Front Entrance of the Subject Property


                                 [PHOTO OMITTED]

                        Exterior of the Community Center

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                                                 Photographs of Subject Property
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                                 [PHOTO OMITTED]

                        Interior of the Community Center


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                        Interior of the Community Center

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                                                 Photographs of Subject Property
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                    Typical Interior View of the Subject Park


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                    Typical Interior View of the Subject Park

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                                                 Photographs of Subject Property
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                    Typical Interior View of the Subject Park


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                    Typical Interior View of the Subject Park

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                                                                    INTRODUCTION
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Identification of Property

      The subject property consists of a 270-site manufactured housing community, situated on approximately 32.0 acres of land area, located along the east side of Jamacha Boulevard, within an unincorporated area of Spring Valley, in San Diego County, California. The property's street address is 10767 Jamacha Boulevard. The property was constructed in 1970, and was 95.56 percent occupied at the time of inspection, with twelve sites vacant and currently available. However, of the twelve available sites, nine of the sites are presently improved with manufactured homes which are vacant and presently for sale.

Property Ownership and Recent History

      The subject property is currently entitled to Goldland Vistas, Inc., an Illinois corporation, and MHC Financing Limited Partnership, as beneficiary. The subject property was originally developed in 1970, with 270 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 4, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

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                                                                    Introduction
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      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the east side of Jamacha Boulevard, within an unincorporated area of Spring Valley, San Diego County, California. The street address of the subject property is 10767 Jamacha Boulevard, Spring Valley, California. The property is identified by tax parcel number 580-020-10-00, according to San Diego County records. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

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                                  REGIONAL MAP


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                                                               REGIONAL ANALYSIS
================================================================================

Introduction

      The market value of real property is influenced by the economic, political, physical and social characteristics of the overall economic region of which it is a part. The subject property is located in an unincorporated area of Spring Valley, San Diego County, California. The following is an overview of San Diego County, focusing on some of its more important characteristics. Information provided here was obtained from the Greater San Diego Chamber of Commerce.

San Diego County

      San Diego County is located in the southwest portion of California. San Diego County encompasses an area of approximately 4,280 square miles, and is bordered to the north by Riverside County, Imperial County on east, Mexico to the south and the Pacific Ocean to the west. The largest city in San Diego County is San Diego, with a 1996 estimated population of 1,183,102, which represents approximately 44.0 percent of the total county's population.

Population

      The estimated population of San Diego County in 1996 was 2,690,255. U.S. Census statistics indicate that the population of San Diego County has consistently increased since 1930. Historical and projected population characteristics since 1930, are provided in the table on the following page.

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                                                               Regional Analysis
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================================================================================
                HISTORICAL AND PROJECT POPULATION CHARACTERISTICS
                                SAN DIEGO COUNTY
--------------------------------------------------------------------------------
              Year                  Population                  % Change
--------------------------------------------------------------------------------
              1930                     209,659                     ---
--------------------------------------------------------------------------------
              1940                     289,348                   38.00%
--------------------------------------------------------------------------------
              1950                     556,808                   92.44%
--------------------------------------------------------------------------------
              1960                   1,033,011                   85.52%
--------------------------------------------------------------------------------
              1970                   1,357,854                   31.45%
--------------------------------------------------------------------------------
              1980                   1,861,846                   37.12%
--------------------------------------------------------------------------------
              1990                   2,498,016                   34.17%
--------------------------------------------------------------------------------
              1996                   2,690,255                    7.70%
--------------------------------------------------------------------------------
            Forecasts
--------------------------------------------------------------------------------
              2000                   3,004,434                   11.68%
--------------------------------------------------------------------------------
              2010                   3,267,254                    8.75%
--------------------------------------------------------------------------------
              2020                   3,763,253                   15.18%
--------------------------------------------------------------------------------
Source: Greater San Diego Chamber of Commerce
================================================================================

      As indicated above, the largest percentage change in population occurred between 1940 and 1950, followed by 1950 to 1960. The percentage change in population between 1940 and 1950 was 92.44 percent. The percentage change in population between 1950 and 1960 was 85.52 percent. The population of San Diego County is expected to reach 3,763,253, by the year 2020. The average age in San Diego County is 30.8 years.

Income and Employment

      The percentage of adults ages 25 years and older with a bachelor's degree or higher is 29.3 percent. The greatest percentage of households, approximately
18.9 percent, are included in the income range between $35,000 to $49,999. The median household income in San Diego County is $35,864. Overall, construction in San Diego County has been increasing steadily in recent years. However, residential permit requests have been sluggish compared to commercial permit requests. Single-family homes in San Diego County cost an average of $204,500.

      Employment in San Diego County has increased in the past few years. The 1996 average unemployment rate was 5.4 percent. Tourism and the government/military are the biggest industry sectors in San Diego County. Several military bases are located in the San Diego County limits, the largest of which, is the Miramar Naval Air Station. The distribution of employment by industry is provided in the table on the following page.

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                                                               Regional Analysis
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                             EMPLOYMENT BY INDUSTRY
                                SAN DIEGO COUNTY
--------------------------------------------------------------------------------
              Type of Industry               San Diego County   Percent of Total
--------------------------------------------------------------------------------
Agriculture, Forestry, Fisheries, Mining            8,629               .8%
--------------------------------------------------------------------------------
Construction                                       42,000              3.7%
--------------------------------------------------------------------------------
Manufacturing                                     117,830             10.5%
--------------------------------------------------------------------------------
Transportation, Communication, Utilities           34,675              3.1%
--------------------------------------------------------------------------------
Wholesale Trade                                    46,391              4.1%
--------------------------------------------------------------------------------
Retail Trade                                      187,673             16.7%
--------------------------------------------------------------------------------
Finance, Insurance, Real Estate                    66,320              5.9%
--------------------------------------------------------------------------------
Services                                          311,783             27.7%
--------------------------------------------------------------------------------
Government, Military                              311,360             27.6%
================================================================================
Total                                           1,126,661            100.0%
--------------------------------------------------------------------------------
Source: Greater San Diego Chamber of Commerce
================================================================================

      As indicated above, the services and government/military industries each employ over 27.0 percent of the population. The following is a list of the largest area employers, with 10,000 or more employees.

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                       MAJOR EMPLOYERS IN SAN DIEGO COUNTY
                                10,000+ EMPLOYEES
--------------------------------------------------------------------------------
Employer                                                 City
--------------------------------------------------------------------------------
San Diego Unified School District                        San Diego
--------------------------------------------------------------------------------
Scripps Health                                           La Jolla
--------------------------------------------------------------------------------
Sharp Healthcare Corporation                             San Diego
--------------------------------------------------------------------------------
University of California, San Diego                      La Jolla
--------------------------------------------------------------------------------
County of San Diego                                      San Diego
--------------------------------------------------------------------------------
City of San Diego                                        San Diego
--------------------------------------------------------------------------------
U.S. Postal Service                                      San Diego
--------------------------------------------------------------------------------
Source: Greater San Diego Chamber of Commerce
================================================================================

Transportation

      San Diego County is served by Interstate Highways 5, 805, 15, and 8. In addition several State Highways serve the area. Commercial air-service is available via the San Diego International Airport, which is served by major air carriers, such as United Airlines, American Airlines, Southwest Airlines, America West, and Northwest Airlines. Public transit is available through the San Diego Transit Corporation and the San Diego Tijuana Trolley.

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                                                               Regional Analysis
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Quality of Life

      Located within San Diego County are thirty licensed general hospitals, twelve accredited senior colleges and universities, and nine accredited community and junior colleges. Due to the areas generally warm climate, residents can partake in various outdoor recreational activities year round. Balboa Park, located in San Diego County, offers 1,400 acres of recreational space. San Diego County is also home to the world famous San Diego Zoo. San Diego Zoo is the habitat of 4,000 rare birds, mammals, reptiles, and amphibians; and contains 100 acres of award-winning gardens.

Conclusion

      San Diego County is a well established area that offers a good quality of life. The population of San Diego County has increased consistently since 1930, and steady growth is expected through the year 2020. Employment in the county has also improved in the past few years. The majority of the workforce are employed in the government/military and tourism industries. Exports and taxable sales have increased in recent years. San Diego County is expected to have a strong growing economy in the near future.

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                                NEIGHBORHOOD MAP


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                                                           NEIGHBORHOOD ANALYSIS
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      The subject property is situated along the east side of Jamacha Boulevard, approximately one-half mile south of its intersection with Route 94/Campo Road, within an unincorporated area of Spring Valley, San Diego County, California.
The subject's immediate neighborhood is bordered by the Route 94/Campo Road to the north, the Sweetwater Reservoir to the south, vacant land (mountains) to the east, and Sweetwater Road to the west. The subject's immediate area along
Jamacha Boulevard is predominantly developed with manufactured housing communities, and neighborhood service commercial establishments.

      The subject property is immediately bounded by Jamacha Boulevard to the west. Jamacha Boulevard, which is also known as State Route 54, is a primary two-lane, north-south thoroughfare, within the vicinity of the subject property. The subject's primary point of ingress and egress is provided by Jamacha Boulevard. Jamacha Boulevard intersects with Campo Road approximately one-half mile north of the subject property, which in turn provides direct access to Highway 94. Highway 94 is the primary highway providing east-west access through the central portion of the San Diego metropolitan area.

      The subject property enjoys visibility along Jamacha Boulevard, and primary access to the subject's main entrance to the park is accessed directly off of Jamacha Boulevard. Other developments along Jamacha Boulevard consist of at least two other manufactured home communities, in addition to the subject property, including: Rancho Jamacha Mobile Estates and Sweetwater Lodge Mobile Home Park. Rancho Jamacha Mobile Estates is situated directly across the street from the subject property, along the west side of Jamacha Boulevard. Rancho Jamacha Mobile Estates is a "senior park" which is improved with 125-sites. At present, Rancho Jamacha Mobile Estates is 99.20 percent occupied and the monthly rental rate is reportedly $337.00 per site. Sweetwater Lodge Mobile Home Park is situated directly south of the subject property, along the east side of Jamacha Boulevard. Sweetwater Lodge Mobile Home Park is a family park which is improved with 261-sites. At present, Sweetwater Lodge Mobile Home Park is 100 percent occupied and the monthly rental rate is reportedly $398.00 per site.

      As previously mentioned, the subject property is located within an unincorporated area of Spring Valley. The majority of the development situated along Jamacha Boulevard, just south of the subject property, is developed with commercial uses such as gas stations, shopping centers, and restaurants, as well as single-family residential developments. Furthermore, Jamacha Boulevard provides direct access to Highway 94, just one-half mile north of the subject property.

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                                                           Neighborhood Analysis
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      According to Equifax National Decision Systems (ENDS), the 1997 estimated population of the city of Spring Valley is 59,417. The local population is projected to increase to 59,935 by the year 2002. Similarly, the 1997 estimated total number of households is 20,432, which is projected to increase slightly to 21,441 households by the year 2002.

      The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, with unemployment steadily decreasing. The growth in population is anticipated to increase.

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                                                                 MARKET ANALYSIS
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National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in California; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in California.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=====================================================================================
1997          Firm Name                  State     No. of Sites    No. of Communities
Rank                                               Owned/Managed     Owned/Managed
-------------------------------------------------------------------------------------
  1   Sun Communities                  California     30,295/0            84/0
-------------------------------------------------------------------------------------
  2   ROC Communities                   Colorado    22,441/7,167         77/36
-------------------------------------------------------------------------------------
  3   Manufactured Home Communities     Illinois     27,349/838           69/3
-------------------------------------------------------------------------------------
  4   Ellenburg Capital                  Florida      25,173/0            63/0
-------------------------------------------------------------------------------------
  5   Lautrec Ltd.                     California     22,652/0            58/0
-------------------------------------------------------------------------------------
  6   Chateau Properties               California     20,003/0            47/0
-------------------------------------------------------------------------------------
  7   Clayton Homes                     Tennessee     18,000/0            66/0
-------------------------------------------------------------------------------------
  8   Clayton, Williams and Sherwood   California     16,946/0            44/0
-------------------------------------------------------------------------------------
  9   UNIPROP                          California     14,931/0            40/0
-------------------------------------------------------------------------------------
  10  The Bloch Organization           California     14,379/0            37/0
=====================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, California, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in

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                                                                 Market Analysis
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manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, California. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                                                 Market Analysis
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      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
  Year     ROC       MHC      Chateau     Sun      United    Total     Annual
                                                                       Growth
--------------------------------------------------------------------------------
  1996    29,608    28,187     20,003    30,295    5,234    113,327    17.0%
--------------------------------------------------------------------------------
  1995    27,910    26,237     19,594    18,000    4,850     96,591      9.0%
--------------------------------------------------------------------------------
  1994    26,231    28,407     15,689    13,500    4,623     88,450    37.8%
--------------------------------------------------------------------------------
  1993    20,142    14,700     15,261     9,036    5,050     64,189    17.8%
--------------------------------------------------------------------------------
  1992    18,745    12,873     10,032     7,600    5,200     54,450     N/A
--------------------------------------------------------------------------------
  1991     9,030    13,079      9,759     N/R       N/R       N/A       N/A
--------------------------------------------------------------------------------
N/R = No report                                      N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                                                 Market Analysis
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      The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

================================================================================
                               REIT MARKET UPDATE
--------------------------------------------------------------------------------
Company      Price      Current     52 Week     52 Week     Annual      12 Mth
Symbol     (9/19/97)     Yield       High         Low      Dividend     Tot Rtn
--------------------------------------------------------------------------------
  CPJ       $29.688       5.8%      $31.125     $22.250      1.72        26.6%
--------------------------------------------------------------------------------
  MHC       $25.625       5.2%      $26.428     $18.875      1.32        30.7%
--------------------------------------------------------------------------------
  SUI       $37.428       5.0%      $ 38.00     $27.750      1.88        31.8%
--------------------------------------------------------------------------------
  UMH       $11.625       6.0%      $13.625     $10.875      0.70        -1.7%
--------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

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      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

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                                                                 Market Analysis
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      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;
      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.

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      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

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                                                                 Market Analysis
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      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

Competition

      We have surveyed four manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 965 sites. The combined occupancy rate of these four manufactured housing communities, including the subject property, is approximately 96.58 percent. Excluding the subject property in our survey, the combined occupancy rate is approximately 96.98 percent, based on 695 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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
====================================================================================================================================

                                        SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
------------------------------------------------------------------------------------------------------------------------------------
                                 Number                      Age
                                Of Sites                   ---------                                                  3-Year
                               ---------                   Condition                  Services     Date Of            Average
 Comp.            Name         Occupancy                   ----------     Monthly     Provided    Last Rental      Annual Rental
  No.           Location         Level      Amenities    Park Rating(1)     Rent       in Rent     Increase          Increase
------------------------------------------------------------------------------------------------------------------------------------
  R-1    Terrace MHP              178       Clubhouse         1975       $373.00/Mo.    None      April, 1996         $3.33
         1815 Sweetwater Road    ------      Pool/Spa         ----
         Spring Valley,          91.57%       Sauna           Good
         California                        Shuffleboard       ----
                                            RV Storage        3-4
------------------------------------------------------------------------------------------------------------------------------------
  R-2    Rancho Jamacha           125       Clubhouse         1971       $337.00/Mo.    None    Anniversary Date   Reportedly, the
         Estates(2)              ------      Pool/Spa         ----                                  of Lease       monthly rental
         10770 Jamacha Blvd.     99.20%      Laundry          Good                                                 rate has not
         Spring Valley,                                       ----                                                 increased over
         California                                           3-4                                                  the past 4 year
                                                                                                                   period. However,
                                                                                                                   an increase of
                                                                                                                   $13.24/month is
                                                                                                                   scheduled for
                                                                                                                   1998.
------------------------------------------------------------------------------------------------------------------------------------
  R-3    Bonita Hill Estates      131       Clubhouse         1979       $509.00/Mo.   Refuse    January, 1997       $10.00/Mo.
         275 Worthington         ------      Pool/Spa         ----
         Spring Valley,          96.18%    Shuffleboard    Very Good
         California                          Laundry       ---------
                                            RV Storage         4
------------------------------------------------------------------------------------------------------------------------------------
  R-4    Sweetwater Lodge         261       Clubhouse         1964       $398.00/Mo.    None      August, 1995       $5.00/Mo.
         10707 Jamacha Blvd.      ----         Pool           ----
         Spring Valley,           100%     Shuffleboard     Average
         California                                         -------
                                                               3
------------------------------------------------------------------------------------------------------------------------------------
Subject  Lamplighter Village      270       Clubhouse         1970       $478.00/Mo.   Refuse    November, 1997      $15.00/Mo.
         10767 Jamacha Blvd.     ------      Pool/Spa         ----
         Spring Valley,          95.56%   Sauna/Laundry       Good
         California                        Shuffleboard       ----
                                            RV Storage         4
------------------------------------------------------------------------------------------------------------------------------------
(1) Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
(2) Senior park for residents 55 years of age or older.
====================================================================================================================================

                       COMPETING MANUFACTURED HOUSING MAP


                                 [MAP OMITTED]

                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $337.00 to $509.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates within the market range, or at $478.00 per site. The last rental rate increase at the subject property was as of November 1, 1997, whereby the monthly rental payment increased from $460.00 to $478.00 per site, an increase of $18.00 per month or
3.91 percent. Furthermore, the monthly rental payment is scheduled to increase to $497.00 per site as of November, 1998, an increase of $19.00 per site, or
3.97 percent.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Terrace Mobile Home Park, is located at 1815 Sweetwater Road, in Spring Valley, California. This comparable property contains 178 sites, and is presently 91.57 percent occupied, with approximately 15 vacant sites available. Terrace Mobile Home Park was developed in 1975, and is considered to be in overall good condition. Reportedly, the most recent rental increase occurred in April, 1996, whereby the month rental payment was increased by $10.00 per month. At present, the monthly rental rate for all sites within the park is $373.00. The monthly rental rate does not include any utilities. Amenities include a clubhouse, pool/spa, shuffleboard, sauna, and RV storage.

      Comparable R-2, Rancho Jamacha Estates, is located at 10770 Jamacha Boulevard, in Spring Valley, California. This comparable property contains 125 sites, and is presently 99.20 percent occupied, with only one site presently available. Rancho Jamacha Estates was developed in 1971, and is considered to be in overall good condition. This is a "senior park" and the residents are 55 years of age or older, and the monthly rental rate has not been increased over the past four year period. However, it is reported that an increase of $13.24 per month is scheduled for 1998. Amenities include a clubhouse, pool/spa, and laundry facility. The quoted monthly rental rate is $337.00 per site, with no utilities included in monthly rental payment.

      Comparable R-3, Bonita Hill Estates, is located at 275 Worthington, in Spring Valley, California. This comparable property contains 131 sites, and is 96.18 percent occupied, with five vacant sites available. Bonita Hill Estates was developed in 1979, and is considered to be in overall very good condition. The most recent rental increase occurred in January, 1997, whereby the monthly rental rate increased $10.70 per month. Amenities include clubhouse, pool/spa, shuffleboard, laundry facility and RV storage. The quoted monthly rental rate is $509.00 for all sites within the park, and only refuse service is included in monthly rental payment.

      Comparable R-4, Sweetwater Lodge, is located at 10707 Jamacha Boulevard, in Spring Valley, California. This comparable property contains 261 sites, and is 100.0 percent occupied. Sweetwater Lodge was developed in 1964, and is

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      considered to be in overall average condition. The most recent rental increase occurred in August, 1995. Amenities include a clubhouse, pool/spa, sauna, laundry facility, shuffleboard, and RV storage. The quoted monthly rental rate is reportedly $398.00 per month with no utilities included in the monthly rental payment.

      In our opinion, and based on conversations with the on-site manager, properties R-3 and R-4 compete most favorably with the subject property, with monthly rental rates ranging from $398.00 to $509.00 per site. The subject property is currently quoting a monthly rental rate of $478.00 per site, which is within the range of rental rates of our more comparable competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed four recent sales of manufactured housing communities located in San Diego County, California. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Vista Manor, is located at 200 Olive Avenue, in Vista, California. This property contains 159 sites, situated on 16.0 acres of land area. The property was in good condition at the time of sale and was developed in 1964. Amenities include a clubhouse, pool, and two laundry facilities. The property was approximately 98.0 percent occupied at the time of sale. The property was purchased for $5,000,000, which equates to $31,447 per site.

      Comparable Sale I-2, Rancho Mesa, is located at 450 East Bradley Avenue, in El Cajon, California. This property contains 158 sites, situated on
      19.10 acres of land area. The property was in good condition at the time of sale and was developed in 1970. Amenities at this property include a clubhouse, pool/spa, and laundry facility. The property was approximately
      97.0 percent occupied at the time of sale. The property was purchased for $6,000,000, which equates to $37,974 per site.

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
=======================================================================================
                  SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
---------------------------------------------------------------------------------------
                                                                 Sales Price
                                                                   Per Site
                              Sales Date   Land Area   Density   -----------
Comp.         Name            -----------  ---------  ---------   Occupancy
 No.        Location          Sales Price  No. Sites  Condition    At Sale   $NOI/Site
---------------------------------------------------------------------------------------
 I-1    Vista Manor              8/97        16.00      9.94       $31,447    $3,270
        200 Olive Avenue      ----------     -----      ----       -------
        Vista, California     $5,000,000      159       Good        98.0%
---------------------------------------------------------------------------------------
 I-2    Rancho Mesa             12/95        19.10      8.27       $37,974    $3,688
        450 E. Bradley Avenue ----------     -----      ----       -------
        El Cajon, California  $6,000,000      158       Good        97.0%
---------------------------------------------------------------------------------------
 I-3    Meadowbrook Mobile       8/95        42.68      7.78       $37,123    $3,996
        Estates               -----------    -----      ----       -------
        8301 Mission Gorge    $12,325,000     332       Good        96.0%
        Road
        Santee, California
---------------------------------------------------------------------------------------
 I-4    Mission Valley           2/95        10.22      11.64      $33,205    $2,941
        Village               ----------     -----     -------     -------
        6790-6912 Mission     $3,951,500      119      Average      95.0%
        Gorge Road
        San Diego, California
---------------------------------------------------------------------------------------
Subject Lamplighter Village      - - -        32.0       8.44        - - -    $3,903
        10767 Jamacha Blvd.                   ----       ----       ------
        Spring Valley, CA                      270       Good       95.56%
---------------------------------------------------------------------------------------

=======================================================================================

================================================================================================
                  SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
------------------------------------------------------------------------------------------------
                                        $EGI/Site
                                        ---------
                                      $Expense/Site
                               EGIM   ------------
Comp.         Name             ----   Expense Ratio  Comparability
 No.        Location           OAR      % Of EGI     to the Subject           Comments
------------------------------------------------------------------------------------------------
 I-1    Vista Manor           6.44x      $4,880         Similar       Developed in 1964; Good
        200 Olive Avenue      ------     ------                        condition; Amenities
        Vista, California     10.40%     $1,609                       include a clubhouse, pool,
                                         ------                          and two laundry
                                         32.97%                              facilities.
------------------------------------------------------------------------------------------------
 I-2    Rancho Mesa           6.04x      $6,285         Similar       Developed in 1970; Good
        450 E. Bradley Avenue -----      ------                         condition; Amenities
        El Cajon, California  9.71%      $2,597                        include: clubhouse,
                                         ------                        pool/spa, and laundry
                                         41.32%                               facility.
------------------------------------------------------------------------------------------------
 I-3    Meadowbrook Mobile    5.38x      $6,896         Similar          Developed in 1970;
        Estates               ------     ------                      Good condition; Amenities
        8301 Mission Gorge    10.76%     $2,900                        include: clubhouse,
        Road                             ------                      pool/spa, sauna, putting
        Santee, California               42.05%                      green, and shuffleboard.
                                                                    This is a senior park for
                                                                    residents 55 years of age
                                                                            or older.
------------------------------------------------------------------------------------------------
 I-4    Mission Valley        8.64x      $3,842         Inferior        Developed in 1960's;
        Village               -----      ------                          Average condition;
        6790-6912 Mission     8.86%       $900                           Amenities include:
        Gorge Road                        ----                          clubhouse, pool, and
        San Diego, California            23.45%                           laundry facility.
------------------------------------------------------------------------------------------------
Subject Lamplighter Village    N/A       $6,384    Subject Property     Developed in 1970;
        10767 Jamacha Blvd.              ------                           Good condition;
        Spring Valley, CA                $2,481                         Amenities include:
                                         ------                      Clubhouse, pool/spa, sauna,
                                         38.86%                      laundry, shuffleboard, and
                                                                           RV storage.
------------------------------------------------------------------------------------------------

================================================================================================

                                                                 Market Analysis
================================================================================

      Comparable Sale I-3, Meadowbrook Mobile Estates, is located at 8301 Mission Gorge Road, in Santee, California. This property contains 332 sites, situated on 42.68 acres of land area. The property was in good condition at the time of sale and was developed in 1970. Amenities include a clubhouse, pool/spa, sauna, putting green, and shuffleboard. The property was approximately 96.0 percent occupied at the time of sale. This property is considered to be a "senior park" for residents 55 years of age or older. The property was purchased for $12,325,000, which equates to $37,123 per site.

      Comparable Sale I-4, Mission Valley Village, is located at 6790-6912 Mission Gorge Road, in San Diego, California. This property contains 119 sites, situated on 10.22 acres of land area. The park was in average condition at the time of sale and was developed in approximately 1960. Amenities include a clubhouse, pool and a laundry facility. The property was 95.0 percent occupied at the time of sale. The property was purchased for $3,951,500, which equates to $33,205 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 236,771 and 885,608, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 238,841 and 897,475, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 88,381 and 322,006, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 91,214 and 332,771, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $58,699 and $56,426, respectively. The median household income levels within the subject's primary and secondary market areas, for 1997, are $42,120

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                                                                 Market Analysis
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and $41,482, respectively. Per capita income within the subject's primary and secondary market areas, for 1997, are $22,203 and $20,821, respectively.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by the NDS Report, a copy of which is provided in the Addenda of this report.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 23.45 to 42.05 percent of effective gross income levels, but typically from 32.97 to 42.05 percent. On a per site basis, the comparable sales display operating expenses ranging from $900 to $2,900, but typically from $1,609 to $2,900 per site. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 38.86 percent of effective gross income and $2,481 on a per site basis. Operating expenses at the subject property appear to be within the range as displayed by the comparable sales of manufactured housing communities within the local area.

Market Supply and Demand

      There are a total of four competing manufactured housing communities located within the subject's market, which total 695 sites, with a corresponding average occupancy rate of 96.98 percent. No specific absorption statistics were available, since the subject's competing parks have historically reported occupancy rates at, or above 90.0 percent. The occupancy rate at the subject property, based on conversations with management, has historically been slightly higher than occupancy rates of competing parks, and is currently 95.56 percent occupied, with approximately twelve vacant available sites. We believe the current occupancy rate of the subject property is stabilized. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained high occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $337.00 to $509.00 per site, on a monthly

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                                                                 Market Analysis
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basis. The subject property is currently quoting, and is currently achieving
(based on the most recent rent roll provided), a monthly rental rate of $478.00 per site, which we believe is market-orientated.

        Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $31,447 to $37,974 per site, with corresponding overall rates ranging from 8.86 to 10.76 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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                                   SITE PLAN


                               [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located along the east side of Jamacha Boulevard, approximately one-half mile south of its intersection with Campo Road (Route
94), within an unincorporated area of Spring Valley. The west side of the site borders Jamacha Boulevard. The subject site is irregular in shape and contains
32.0 acres, or 1,393,920 square feet of land area. Topographically, the site is slightly sloping with the terrain of the surrounding area.

      The Otay Mesa Water District provides the water to the subject park, while San Diego County Sanitation provides sewer service to the subject property. The San Diego Gas & Electric Company provides the gas and electric service to the subject property. Primary access to the subject site is available from Jamacha Boulevard. Based on conversations with San Diego County, the subject property is not located in a flood hazard area. However, we recommend a qualified engineer to determine the existence of any flood hazard areas.

      Each developed site is equipped with a dirt site and off-street parking. The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1970. The subject improvements consist of a 270-site manufactured housing community, with a community center, swimming pool/spa, shuffleboard area, laundry facility and recreational vehicle and boat storage. Of the 270 total sites, 62 sites are single-wide, while the remaining 208 sites are double-wide, however, all sites can accommodate a double-wide home. The average site size is approximately 40 feet by 70 feet.

      The community center consists of a manager's office, restroom facilities, and open-space available for resident use, with a fully-equipped kitchen area, and billiard room. The exterior of the one-story community center is a combination of frame and brick with an asphalt shingle roof and appeared to be in overall good condition at the time of inspection.

      The swimming pool/spa, and shuffleboard areas are located adjacent to the community center. The recreational vehicle and boat storage is located toward the southwestern portion

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                                                     ---------------------------
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                                                            Property Description
================================================================================

of the park. Wrought iron fencing surrounds the pool area and a chain link fence surrounds the recreational vehicle and boat storage area. Off-street parking is available for each resident. Site improvements within the park include: paved streets, concrete sites, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

      Lamplighter Village is a functional manufactured housing community with good ingress and egress along Jamacha Boulevard. Overall, the subject community appears to be well maintained and is in good condition. Lamplighter Village is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Four Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Since the passage of Proposition 13, or the Jarvis Gann Initiative in 1978, real property taxes in the State of California are limited to 1.0 percent of market value, as of a specified base year. The base year valuation is the Assessor's 1975 market value estimate, unless there is a transfer of ownership
(sale), new construction, or the property is leased on a long-term basis. Whenever this occurs, the property is reassessed at full market value. If a reassessment is not triggered, the assessed value is trended upward at 2.0 percent annually.

      According to the San Diego County Assessor's Office, the market value of the subject property equates to $4,739,321. The subject property is identified by tax parcel number 580-020-10-00.

      The total amount of real estate taxes for fiscal year 1996, payable in 1997 for the subject property amounts to $96,698.16. The total amount of real estate taxes for fiscal year 1996 payable in 1997 equates to approximately $358.14 per site.

Zoning

      According to zoning officials of San Diego County, the subject property is currently zoned RMH-8, Residential Mobile Home-8 District. Based on conversations with zoning officials, the subject property is a legal and conforming use under its present zoning classification.

================================================================================


                                       33
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                                                     ---------------------------
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

                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Lamplighter Village, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $337.00 to $509.00;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate of $478.00 per site, which is within the range of competing parks, and appears to be market-oriented;

      o Sale transactions of manufactured housing communities located within the subject's region range in unit sales prices per site from $31,447 to $37,974, with corresponding overall rates ranging from
            8.86 to 10.76 percent;

      o Operating expenses are within industry standards for a park located in the southwestern region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o The population profile of the subject property is 50 percent adult, with the remaining 50 percent family oriented;

      o The current occupancy rate at the subject property is 95.56 percent, with twelve vacant sites available. This stabilized occupancy rate is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Four Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Four Star Park, presented in the National Overview section of this report; and,

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Lamplighter Village will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

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                                       34
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

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

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                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

================================================================================


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

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Nancy D. Piekos inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


/s/ Michael J. Schaeffer    /s/ Nancy D. Piekos      /s/ Stanley R. Dennis, Jr.

Michael J. Schaeffer        Nancy D. Piekos          Stanley R. Dennis, Jr., MAI
Director                    Associate Appraiser      Director, Manager

================================================================================


                                       37
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

                                                                         ADDENDA
================================================================================

                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================

                                 POP-FACT SHEETS

================================================================================

Tue Dec 2, 1997                                                           Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               Cushman & Wakefield

10767 Jamacha Boulevard
Spring Valley, California                          COORD:   32:44.40   116:57.05
--------------------------------------------------------------------------------
                                                         5.00 MILE    10.00 MILE
DESCRIPTION                                                 RADIUS        RADIUS
--------------------------------------------------------------------------------
POPULATION
      2002 PROJECTION                                      238,841      897,475
      1997 ESTIMATE                                        236,771      885,608
      1990 CENSUS                                          224,609      838,085
      1980 CENSUS                                          181,390      652,765
      GROWTH 1980 - 1990                                     23.83%       28.39%

HOUSEHOLDS
      2002 PROJECTION                                       91,214      332,771
      1997 ESTIMATE                                         88,381      322,006
      1990 CENSUS                                           80,605      292,047
      1980 CENSUS                                           65,881      235,442
      GROWTH 1980 - 1990                                     22.35%       24.04%

1997 ESTIMATED POPULATION BY RACE                          236,771      885,608
      WHITE                                                  78.44%       63.99%
      BLACK                                                   6.03%       10.49%
      ASIAN & PACIFIC ISLANDER                                6.16%       12.44%
      OTHER RACES                                             9.36%       13.07%

1997 ESTIMATED POPULATION                                  236,771      885,608
      HISPANIC ORIGIN                                        20.59%       24.74%

OCCUPIED UNITS                                              80,605      292,047
      OWNER OCCUPIED                                         53.17%       55.39%
      RENTER OCCUPIED                                        46.83%       44.61%
      1990 AVERAGE PERSON PER HH                              2.74         2.82

1997 ESTIMATED HH BY INCOME                                 88,381      322,006
      $150,000 +                                              4.45%        3.79%
      $100,000 TO $149,999                                    5.99%        6.06%
      $ 75,000 TO $ 99,999                                    8.53%        8.33%
      $ 50,000 TO $ 74,999                                   21.53%       21.64%
      $ 35,000 TO $ 49,999                                   18.06%       17.93%
      $ 25,000 TO $ 34,999                                   13.89%       13.60%
      $ 15,000 TO $ 24,999                                   13.61%       13.58%
      $  5,000 TO $ 14,999                                   11.98%       12.50%
      UNDER $ 5,000                                           1.95%        2.57%

1997 EST. AVERAGE HH INCOME                                $58,699      $56,426
1997 EST. MEDIAN HH INCOME                                 $42,120      $41,482
1997 EST. PER CAPITA INCOME                                $22,203      $20,821

================================================================================

                                LEGAL DESCRIPTION

================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

                                   DESCRIPTION

Page 1                                                      Policy No. 943091 15

THAT PORTION OF TRACT "F" OF RANCHO JAMACHA, IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO PARTITION MAP THEREOF, FILED IN THE OFFICE OF THE COUNTY CLERK OF SAN DIEGO COUNTY, CASE NO. 13, SUPERIOR COURT, ENTITLED WM. M. KEIGHLER, ET AL. VS. MARY H. EDDY, ET AL, MORE PARTICULARLY DESCRIBED AS
FOLLOWS:

BEGINNING AT THE MOST WESTERLY CORNER OF LOT 107 OF CARRIAGE HILLS UNIT NO. 1, ACCORDING TO MAP THEREOF NO. 6341 FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY; THENCE ALONG THE SOUTHWESTERLY LINE OF SAID LOT TO AND ALONG THE SOUTHWESTERLY BOUNDARY OF CARRIAGE HILLS UNIT NO. 2, ACCORDING TO MAP THEREOF NO. 7250 FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY SOUTH 46(DEGREES) 08' 32" EAST 176.71 FEET TO AN ANGLE POINT; THENCE CONTINUING ALONG SAID BOUNDARY SOUTH 29(DEGREES) 49' 44" EAST 111.04 FEET; THENCE SOUTH 19(DEGREES) 42' 14" EAST TO AND ALONG THE BOUNDARY OF CARRIAGE HILLS UNIT NO. 3 ACCORDING TO MAP THEREOF NO. 7350 FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY 657.02 FEET TO AN ANGLE POINT; THENCE CONTINUING ALONG SAID BOUNDARY OF UNIT NO. 3 SOUTH 11(DEGREES) 06' 52" EAST 114.81 FEET; SOUTH 1(DEGREE) 56' 30" EAST 115.69 FEET; SOUTH 1(DEGREE) 17' 46" WEST 178.01 FEET; SOUTH 14(DEGREES) 57' 14" WEST 167.87 FEET AND SOUTH 59(DEGREES) 01' 13" EAST
89.73 FEET; THENCE SOUTH 30(DEGREES) 59' 47" WEST, 78.61 FEET TO THE POINT OF INTERSECTION WITH A LINE HAVING A BEARING OF SOUTH 52(DEGREES) 37' 21" WEST A DISTANCE OF 556.40 FEET AS DESCRIBED IN DEED TO CARRIAGE HILLS, A PARTNERSHIP, RECORDED DECEMBER 31, 1968, AS DOCUMENT NO. 229643 OF OFFICIAL RECORDS; THENCE SOUTHWESTERLY ALONG SAID LINE SOUTH 52(DEGREES) 37' 21" WEST 554.97 FEET TO THE SOUTHWESTERLY TERMINUS OF SAID LINE; THENCE CONTINUING ALONG A LINE AS DESCRIBED IN SAID DEED NORTH 78(DEGREES) 46' 14" WEST 585.77FEET TO THE POINT OF INTERSECTION WITH THE WESTERLY LINE OF SAID TRACT "F"; THENCE ALONG SAID WESTERLY LINE NORTH 0(DEGREES) 15' 17" EAST 1220.64 FEET TO THE SOUTHWESTERLY CORNER OF CARRIAGE HILLS CORNERS ACCORDING TO MAP THEREOF NO. 7112, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, THENCE ALONG THE BOUNDARY OF SAID MAP NO. 7112 AS FOLLOWS:

SOUTH 89(DEGREES) 44' 49" EAST 147.51 FEET TO THE POINT OF INTERSECTION WITH A
329.50 FOOT RADIUS CURVE, CONCAVE SOUTHEASTERLY (A RADIAL LINE FROM SAID POINT BEARS SOUTH 66(DEGREES) 23' 25" EAST; THENCE NORTHEASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 27(DEGREES) 19' 42" A DISTANCE OF 157.16 FEET; THENCE TANGENT TO SAID CURVE NORTH 50(DEGREES) 56' 17" EAST 78.28 FEET; THENCE NORTH 34(DEGREES) 03' 56" WEST 245.10 FEET TO THE POINT OF TANGENCY OF A 20 FOOT RADIUS CURVE, CONCAVE SOUTHWESTERLY; THENCE ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 88(DEGREES) 00' 00" A DISTANCE OF 30.72 FEET TO THE TANGENT SOUTHEASTERLY LINE OF JAMACHA BOULEVARD AS DESCRIBED IN DOCUMENT NO. 15290 OF OFFICIAL RECORDS RECORDED JANUARY 27, 1970; THENCE ALONG SAID SOUTHEASTERLY LINE NORTH 57(DEGREES) 56' 04" EAST 49.37 FEET TO THE POINT OF TANGENCY OF A 2042 FOOT RADIUS CURVE, CONCAVE NORTHWESTERLY; THENCE NORTHEASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 1(DEGREE) 37' 50" A DISTANCE OF 58.11 FEET TO THE POINT OF CUSP OF A 20 FOOT RADIUS CURVE, CONCAVE SOUTHEASTERLY (A RADIAL LINE FROM SAID POINT OF CUSP TO THE CENTER OF SAID 2042 FOOT CURVE BEARS NORTH 33(DEGREES) 41" 46" WEST); THENCE LEAVING SAID SOUTHEASTERLY LINE OF JAMACHA BOULEVARD SOUTHWESTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 90(DEGREES) 22" 10" A DISTANCE OF 31.54 FEET THENCE SOUTH 34(DEGREES) 03' 56" EAST 264.81 FEET TO THE POINT OF INTERSECTION WITH A 299 FOOT RADIUS CURVE, CONCAVE NORTHWESTERLY (A RADIAL LINE FROM SAID POINT BEARS NORTH 39(DEGREES) 43' 37" WEST); THENCE NORTHEASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 35(DEGREES) 24' 55" A DISTANCE OF 184.92 FEET TO A POINT OF REVERSE CURVATURE WITH A 301 FOOT RADIUS CURVE, CONCAVE SOUTHEASTERLY; THENCE NORTHEASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 29(DEGREES) 00' 00" A DISTANCE OF 152.35 FEET; THENCE TANGENT TO SAID CURVE NORTH 43(DEGREES) 51' 28" EAST 65.08 FEET TO THE POINT OF INTERSECTION WITH THE NORTHERLY PROLONGATION OF THE BEFORE MENTIONED

SOUTHWESTERLY LINE OF SAID LOT 107; THENCE ALONG SAID PROLONGATION SOUTH 46(DEGREES) 08' 32" EAST 3.05 FEET TO THE POINT OF BEGINNING.

--------------------------------------------------------------------------------

================================================================================

                          QUALIFICATIONS OF APPRAISERS

================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                NANCY D. PIEKOS

Real Estate Experience

Ms. Piekos has been active in the appraisal of real estate since 1993. The types of properties appraised include office buildings, industrial buildings, automotive dealerships, vacant land, and manufactured housing communities.

Education

Bachelor of Arts in Urban Planing from the University of Illinois, Urbana-Champaign, Illinois, 1993.

Real Estate Education

The following courses have been completed through the Appraisal Institute:

Appraisal Procedures
Principles of Appraisal
Residential Case Studies
Standards of Professional Practice

License

Real Estate Salesperson - State of Illinois

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A    Fundamentals and Principles of Real Estate Appraisal
      Course I-B    Capitalization Theory and Techniques
      Course II-I   Case Studies in Real Estate Valuation
      Course II-2   Valuation Analysis and Report Writing
      Course II-3   Standards of Professional Practice
      Course IV     Litigation/Condemnation Valuation
      Course VI     Investment Analysis
      Course VIII   Residential Case Studies
      Course X      Market Analysis

      Seminar       Feasibility Analysis and Highest and Best Use
      Seminar       Discounted Cash Flow Analysis
      Seminar       Cash Equivalency
      Seminar       Subdivision Analysis
      Seminar       Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================


MARKET STUDY OF REAL PROPERTY

The Meadows
2401 West Southern Avenue
Tempe, Maricopa County, Arizona


================================================================================


As of December 1, 1997


Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

             [Letterhead of Cushman & Wakefield of Illinois, Inc.]


December 12, 1997


Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:   Market Study of Real Property
      The Meadows
      2401 West Southern Avenue
      Tempe, Maricopa County, Arizona 49201

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                   -2-                      December 12, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Jody L. Garbisch

Jody L. Garbisch
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr., MAI

Stanley R. Dennis, Jr., MAI
Director, Manager

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                The Meadows

Location:                     2401 West Southern Avenue
                              Tempe, Maricopa County, Arizona

Assessor's Parcel Number:     Based on information provided by Maricopa County
                              Treasurer's Office, the subject property is identified by Assessor's Parcel Numbers
                              123-27-007G 7.

Date of Inspection:           The property was inspected December 1, 1997.

Ownership:                    The subject property is legally entitled to
                              Canyonland Vistas, Inc., an Illinois corporation.

Land Area:                    Based on the property's legal plat of survey, the
                              subject property contains approximately 60.352 acres of land area, or 2,628,933.12 square feet.

Zoning: Based on information provided by the City of Tempe Zoning Department, the subject property is zoned RMH, Residential Mobile Home, which is a legal and conforming use.

Improvements
      Type:                   A manufactured housing community.

      Year Built:             The subject property was originally developed in
                              approximately 1971.

      Size: The subject property consists of a 391-site manufactured housing community, of which 132 sites are single-wide and 259 sites are double-wide.

      Condition:              At the time of inspection, the subject property
                              was in good condition.

Property Rating:              Five Star manufactured home community.

Special Assumptions:          1. Information regarding the subject property,
                              including its physical characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

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                                                        Summary of Salient Facts
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                              2. The existence of potentially hazardous or toxic
                              materials, which may be located on or about the property, was not considered in our evaluation.
                              The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                              3. Our market and consulting report regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                              4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                              5. Please refer to the complete list of
                              assumptions and limiting conditions included at the end of this report.

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                                                               TABLE OF CONTENTS
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                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................5
    Identification of Property.................................................5
    Property Ownership and Recent History......................................5
    Purpose and Function of the Market Study and Consulting Assignment.........5
    Scope of the Market Study and Consulting Assignment........................5
    Date of Property Inspection................................................5
    Definitions and Other Pertinent Terms......................................5

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................33

MARKET ANALYSIS...............................................................35
    National Overview.........................................................35
    Competition...............................................................42
    Comparable Manufactured Housing Community Sales...........................49
    Demographic Trends........................................................51
    Expense Analysis..........................................................52
    Market Supply and Demand..................................................52
    Conclusion................................................................52

PROPERTY DESCRIPTION..........................................................55
    Site Description..........................................................55
    Improvements Description..................................................55

REAL PROPERTY TAXES AND ASSESSMENTS...........................................56

ZONING........................................................................56

CONCLUSION....................................................................57

ASSUMPTIONS AND LIMITING CONDITIONS...........................................58

CERTIFICATION.................................................................60

ADDENDA.......................................................................61
    Pop-Fact Sheets
    Legal Description
    Qualifications of Appraisers

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                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
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                                [PHOTO OMITTED]

                     Front Entrance of the Subject Property


                                [PHOTO OMITTED]

                          Exterior of Community Center

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                                                 Photographs of Subject Property
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                                 [PHOTO OMITTED]

                              View of the Pool Area


                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

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                                                 Photographs of Subject Property
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                                [PHOTO OMITTED]

                    Typical Interior View of the Subject Park


                                [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

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                                                 Photographs of Subject Property
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                                [PHOTO OMITTED]

               Street Scene Facing East Along West Southern Avenue


                                [PHOTO OMITTED]

               Street Scene Facing West Along West Southern Avenue

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                                                                    INTRODUCTION
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Identification of Property

      The subject property consists of a 391-site manufactured housing community, situated on approximately 60.352 acres of land area for 55-year-old or greater residents. The Meadows is located approximately one mile east of Phoenix, in the City of Tempe, Maricopa County, Arizona. The property's street address is 2401 West Southern Avenue. The property was constructed in 1971, and was 98.0 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Canyonland Vistas, Inc., an Illinois corporation. The subject property was originally developed in 1971, with 391 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 1, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

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                                                                    Introduction
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      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the south side of West Southern Avenue, just west of Interstate 10 and U.S. Highway 10, in the City of Tempe, Maricopa County, Arizona. The street address of the subject property is 2401 West Southern Avenue, Tempe, Arizona. The property is identified by tax parcel number 123-27-007G 7, according to Maricopa County Treasurer's Office. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

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                                  LOCATION MAP

                                 [MAP OMITTED]
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                                            REGIONAL ANALYSIS - PHOENIX-MESA MSA
================================================================================

Introduction

      The short- and long-term value of real estate is influenced by a variety of factors and forces which interact within a given region. Regional analysis serves to identify those forces which affect property value and the role they play within the region. The four primary forces which influence real property value include environmental characteristics, governmental forces, social factors, and economic trends. These forces determine the supply and demand for real property which, in turn, affect market value.

==================================
A. Environmental Characteristics
==================================

      The primary environmental forces which influence the region include physical location, geography, and infrastructure. These characteristics provide a basis for the region's stability and describe the area's overall locational bearing. Both natural and man-made environmental forces influence real property values and are best understood in relation to the subject property's location.

General Overview

      The Phoenix-Mesa MSA, which includes Maricopa and Pinal Counties, is the nation's 12th largest MSA by population rank. Maricopa County comprises a majority of the MSA, containing 23 incorporated cities and towns, and numerous developed unincorporated areas within its 9,225 square miles. The urbanized area of the county covers more than 2,000 square miles, making the Phoenix metropolitan area one of the geographically largest, yet least densely populated, metro areas in the country.

      Over the past several years, Phoenix has been one of the nation's fastest growing metropolitan areas. During this decade, it has trailed only Atlanta and Las Vegas in terms of domestic immigration with over 33,000 U.S. residents relocating here. The urbanized area has five distinct regions: central, northeast, southeast, northwest, and southwest. The areas are divided by mountains to the south and north of central Phoenix, by the Salt River Indian Reservation to the east, and by Interstate 10 and Interstate 17 running north, south, and west from the Salt River.

      The central region contains the area's major office employment centers:
Downtown, the Central Avenue corridor, the Camelback corridor, and the 44th Street/Sky Harbor International Airport area which is home to a significant amount of warehouse/distribution and industrial employment.

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                                                               Regional Analysis
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      The northeast region is characterized by an expanding services employment sector concentrated in south-central Scottsdale, the Paradise Valley Mall area, and the Scottsdale Airpark. The Scottsdale Airpark area contains a high concentration of industrial and light manufacturing employment. There is also an emerging medical service corridor along Shea Boulevard in north Scottsdale.

      The northeast region is, perhaps, best known for its abundance of high-quality resorts and golf courses and its affluent bedroom communities such as Scottsdale, Paradise Valley, Fountain Hills, Carefree, Cave Creek, and northern portions of the City of Phoenix.

      The southeast region, often referred to as the East Valley, contains the cities of Tempe, Mesa, Chandler, Gilbert, Guadalupe, Queen Creek, and the South Mountain area of Phoenix. Major high-tech and aerospace employers are located in this region of the MSA, as is the main campus of Arizona State University in Tempe. Eastern portions of the southeast region contain many retirement communities that host thousands of winter visitors, as well as year-round retirees. Continued employment growth in high-tech industries, a diverse housing market, and transportation improvements are expected to fuel continued development in the southeast region.

      The northwest region includes northwest Phoenix and the communities of Glendale, Peoria, Youngtown, Surprise, El Mirage, and the unincorporated retirement communities of Sun City and Sun City West. This region is rapidly developing its own employment base, including service industries, agriculture, and high-tech manufacturing. Recent development has tended to follow Bell Road and the partially completed Agua Fria Freeway.

      The rapidly growing southwest region is the least developed of the five metropolitan areas, but its abundance of relatively inexpensive, developable land and access to Interstate 10 make it attractive to both developers and employers. The southwest region, which includes portions of the City of Phoenix, as well as Goodyear, Litchfield Park, Avondale, Tolleson, and Buckeye, has traditionally been agricultural in nature. In recent years, the area has attracted considerable warehouse and distribution development.

Transportation

      The Phoenix MSA is generally well served by an integrated transportation network. The central portion of the MSA contains a majority of the area's transportation links, supported by surrounding interstates, highways, and local routes.

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                                                               Regional Analysis
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      Highways & Interstates

      The Phoenix region is served by two major interstates: Interstate 10 and Interstate 17. Interstate 10 is the primary transportation thruway for the MSA, linking with Southern California to the west, and Tucson and New Mexico to the southeast. Interstate 17 runs northward, linking Phoenix with Flagstaff. Superstition Freeway (U.S. Highway 60) runs east from Central Phoenix/Interstate 10 toward Mesa and Gilbert. Other major routes within the region include U.S. Highways 80 and 89. Several new freeways, in various stages of competition, also pass through the metro area.

      Air Service

      Air transportation is available at Phoenix Sky Harbor International Airport, one of the 25 largest air traffic hubs in the nation. Airlines serving Sky Harbor include Southwest Airlines, Air West, United, Delta, Northwest, Alaska, American, USAir, and TWA. The Phoenix Sky Harbor International Airport handled 30.4 million passengers in 1996, a 9.0 percent increase over 1995, making it the 11th-busiest passenger airport in the country and the 16th-busiest in the world. The airport moved 312,800 tons of cargo, which also represented a
9.0 percent increase.

      The airport is in the midst of two major projects. The first is the construction of a new, $169 million, 7,800-foot runway (which will be the airport's third). It is scheduled to become operational in the Spring of 1999. Construction has begun on a $30.0 million project that will add 14 more passenger gates. Completion is expected next Spring.

      Other Services

      Rail transportation is provided by the Southern Pacific, Atchison, and Topeka and Santa Fe lines. AMTRAK provides passenger service to the region. The MSA is also serviced by bus lines and motor carriers. Most municipalities provide local bus routes which run throughout the metropolitan area, while Greyhound/Trailways provides more regional service.

==================================
B. Governmental Characteristics
==================================

      Governmental influences on the region impact property values via political and legal actions at all levels. The legal climate at a particular time or in a particular place may overshadow the natural market forces of supply and demand. Government provides many

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                                                               Regional Analysis
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necessary facilities and services that affect land use patterns, including public utilities, refuse collection, transportation networks, zoning codes, and fiscal policies.

Government Structure

      Maricopa County contains 23 incorporated cities and towns, and numerous unincorporated areas within its 9,225 square miles. Local governments provide a variety of services, including law enforcement, fire safety, planning and zoning, and other typical government services.

Services & Utilities

      Arizona Public Service supplies electricity for most of the Valley, including Ahwatukee, Foothills, Chandler, Gilbert, and Tempe. Salt River Project is the other main electric supplier in the region, serving parts of Apache Junction, Chandler, Mesa, and Tempe. Southwest Gas provides natural gas to the region. US West Communications is the main telephone supplier in Maricopa County. Water and sewer service is provided by the local municipalities.

Tax Structure

      Tax burdens within the region include state and local sale taxes, corporate income taxes, and ad valorem property taxes. Arizona's sales tax is
5.0 percent. Maricopa County adds an additional 0.05 percent on retail sales for freeway construction. The Maricopa County Assessor's Office assesses taxes at
25.0 percent of full value for improved industrial and commercial properties.

Bond Rating

      Moody's Bond Record places the State of Arizona's bond rating as "Aaa" relative to investment qualities, while Maricopa County is "A". "Aaa" bonds are judged to be the best quality and carry the smallest degree of investment risk. "A" bonds are judged to possess many favorable investment attributes and are considered as upper-medium grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment sometime in the future.

==================================
C. Social Forces
==================================

      Real estate values can be influenced to a large degree by social issues impacting the region, including population trends, income levels, the profile of workers in the area, and

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                                                               Regional Analysis
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other quality of life issues. The demographic composition of the population reveals the potential, basic demand for real estate services.

Population

      The population and its geographic distribution are basic determinants of the need for real estate. Aggregate population growth is distributed among regions in response to changing economic opportunities, while the demand for real estate is created by a population's demand for the goods and services to be produced or distributed within the region. Thus, population and demographic trends can influence the demand for services provided by property, thereby affecting property value.

      The Phoenix market is commonly perceived as a market composed primarily of retirees. This view is valid to a limited extent, since Phoenix still ranks among the top quartile nationwide in the proportion of residents over the age of
64. But the consumer base has changed as the in-migration of job seekers in recent years has outpaced the influx of retirees. Members of the "baby boom" generation (ages 25 through 44) now constitute a slightly higher proportion of the Phoenix population than the national average. While strong transportation and educational infrastructures are important assets, a major impetus to Phoenix's rapid population growth has been its lower living costs relative to MSAs in Southern California. Overall utility costs and tax collections are also below national and regional levels.

      Population in the Phoenix-Mesa MSA has grown at a relatively healthy pace over the past decade, showing increases of 3.4 percent per year from 1980 to 1990, and 2.7 percent per year from 1990 to 1997. By comparison, Arizona has also experienced population growth of 2.7 percent per year over the last seven years, while the U.S. reports population growth of about 1.0 percent per year for the same period. Estimates for 1997 place population in the Phoenix MSA at 2,695,900 +/-, an aggregate increase of 20.0 percent over 1990.

      Through 2010, population growth in the MSA is forecasted to be 2.1 percent per year according to Woods & Poole Economics, slightly higher than the rate of growth projected for the state as a whole.

Households

      Household formation is an important component of demographic analysis which helps to identify changing patterns or shifts within the population. A household consists of all

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                                                               Regional Analysis
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people occupying a single housing unit, thus providing significant sociological information about the region. Household formation also has a significant influence on demand for real estate. Households, combined with effective purchasing power, provide the basic demand for housing units and household needs, thereby transforming needs into effective demand for real estate improvements.

      Like the nation as a whole, household formation has occurred at a rate in excess of population growth within the subject region. This acceleration has been the result of several trends, namely the fact that the population is generally living longer, divorce rates have been on the rise, and many younger professionals are postponing marriage and/or leaving home at an earlier age, all resulting in increases of one- and two-person households. The total number of households in the Phoenix-Mesa MSA has increased from 580,190+/- in 1980 to 1,005,140+/- in 1997, a compound annual increase of about 3.3 percent per year. Accordingly, the number of persons per household within the MSA has decreased from 2.74 in 1980 to 2.64 in 1997.

      Projections through 2010 by Woods & Poole Economics show household growth in Phoenix at 2.1 percent per year, similar to population growth forecasts. This rate of growth will lead the state and far surpass the household growth for the nation.

Income

      Income levels, either on a per capita, per family, or per household basis, indicate the economic level of residents within the region and form an important component of economic analysis. Average income has a direct impact on the ability of residents to satisfy material desires for goods and services, directly affecting the demand and price levels of real estate.

      Phoenix's large retiree population consumes extensive amounts of goods and services, but adds little to the overall income of the community. Coupled with the relatively low wage levels in the MSA, this contributes to a slightly below-average per capita personal income level. Although low costs of living help to balance the below-average income, housing, taxes, and pension expenditures claim an above-average percentage of personal income. This tends to place Phoenix in the bottom quartile of Top 100 MSAs for consumer spending potential.

      On an average household basis (in real 1992 dollars), Phoenix-Mesa has an average income of $56,337 for 1997, about 8.7 percent higher than the state level of $51,817 and slightly below the national income level of $57,295. Maricopa County has a higher average household income figure than the MSA with $57,122.

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                                                               Regional Analysis
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      Real per capita income growth has generally kept pace with state and national trends, experiencing annual growth of roughly 1.07 percent per year (1980-90); 1.39 percent per year from 1990 to 1997 (not adjusted for inflation). Income projections by Woods & Poole Economics show per capita income growth of
1.36 percent per year for the Phoenix-Mesa MSA. Areas on the northeast and a portion of the southwest side of the MSA in Scottsdale and Phoenix are generally more affluent than other sectors with average income levels between $100,000 and $180,000.

Effective Buying Income

      While income levels are above average for the state, and slightly below the nation, lower taxes and housing costs also tend to improve the purchasing power of area residents. As such, the effective disposable income of residents--adjusted for tax payments, contributions to pension funds, and the cost of new housing--ranks fairly comparable to other regions of the southeast. Sales & Marketing Management places median household effective buying income at $31,340 for Phoenix-Mesa as of 1996, higher than the state median of $28,923 but lower than the U.S. median household EBI of $33,482.

==================================
D. Economic Trends
==================================

      Economic forces are significant to real property value. The fundamental relationships between current and anticipated supply and demand and the economic ability of the population to satisfy its wants, needs, and demands through purchasing power are tantamount to such an analysis. Some of the specific market characteristics considered in economic analysis include employment trends, the economic base of the region, expansion and new development, and the overall economic health of the region.

Overview

      The Phoenix-Mesa MSA has a relatively diverse economic base. Several factors contribute to the strength and stability of the local economy, including a good quality of life, a skilled labor force, low taxes, financial incentives by government, and a good transportation network.

      Over the past several years, the region has seen stable investment from new companies, as well as expanding industries. Statistics on labor, employment, investment, and construction show evidence of the region's dynamic economic growth.

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                                                               Regional Analysis
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      For years, Phoenix has been one of the fastest growing metropolitan areas in the nation. Low costs, a favorable climate, a well-educated workforce, and proximity to key markets in Southern California and the Pacific Rim have all contributed to the area's economic vigor. Despite an economic downturn in the late-1980s/early-1990s, the factors that previously fueled the MSA's growth remain in-place, giving Phoenix a positive outlook. The industry mix, although heavily concentrated in electronics and aerospace, also favors the MSA's long-term prospects.

      With an improving economy, new growth has stimulated construction activity and has also increased the movement of thousands of new companies, primarily from California and the Midwest, into the Valley because of the readily available work force, low cost of living, quality of living for their employees, and the pro-business environment.

      In terms of real estate, Arizona's phase-out of its sales tax on commercial leases continues, dropping from 4.0 percent to 3.0 percent in 1994,
2.0 percent in 1995, and 1.0 percent in 1996. The 1.0 percent decrease will continue until 1997, when the tax will be eliminated altogether.

      Also contributing to the large number of companies choosing the Phoenix metropolitan area are low corporate income tax rates, plus new state regulations which allow corporations to file consolidated income tax returns. This regulation allows corporations to claim losses from subsidiaries in other states on their Arizona tax returns. The end result is the development of buildings for new companies and existing companies expanding and/or relocating.

      Among the Top 100 MSAs in the country, Phoenix ranks about 19th in economic diversity, with goods and services for sale outside the MSA ranging from high-tech manufacturing, communications, and tourism. Although only about
10.5 percent of the nation's urban markets lie within a 500-mile radius of the region, the MSA's convenient access to major markets in Southern California overshadows its distance from other U.S. regions. Key manufacturing industries in Phoenix includes the electronics and aerospace sectors. Phoenix has become a major regional center for communications and business services, providing support for much of the Southwestern U.S. and Rocky Mountain region.

      Tourism employment has continued to grow rapidly as the area's recreational charms have not abated. Tourism is expected to continue to bolster the local economy over the coming years as the number of visitors and winter residents continue to increase.

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Employment

      The largest sectors of non-agricultural employment in Phoenix are Services (32.0 percent), Wholesale and Retail Trade (23.7 percent), and Government (12.5 percent). Although continuing to witness growth in manufacturing, this sector of non-farm employment accounts for a lower percentage of employment than its 14.9 percent share in 1980. Services, on the other hand, have increased its share from 23.0 percent in 1980 to 32.0 percent today. Finance, Insurance and Real Estate sectors of employment have generally maintained their percentage of non-farm employment, while Government has slipped. Both Construction and Transportation, Communications and Public Utilities have also maintained their distribution over the past fifteen years.

=======================================================================================
                             Employment Distribution
=======================================================================================
   Employment Sector              1980        % of Total         1997        % of Total
=======================================================================================
Total Non-Farm Employment        796,860         100.00%      1,516,260         100.00%
---------------------------------------------------------------------------------------
   Mining                          7,380            0.9%          6,290            0.4%
---------------------------------------------------------------------------------------
   Construction                   59,110            7.4%         99,470            6.6%
---------------------------------------------------------------------------------------
   Manufacturing                 118,740           14.9%        152,900           10.1%
---------------------------------------------------------------------------------------
   T.C.P.U                        33,800            4.2%         72,700            4.8%
---------------------------------------------------------------------------------------
   Wholesale/Retail Trade        186,870           23.5%        358,600           23.7%
---------------------------------------------------------------------------------------
   F.I.R.E                        84,270           10.6%        149,100            9.8%
---------------------------------------------------------------------------------------
   Services                      183,000           23.0%        481,900           31.8%
---------------------------------------------------------------------------------------
   Government                    123,690           15.5%        189,700           12.5%
=======================================================================================
Source: Woods & Poole Economics, Inc.
=======================================================================================

      Between 1980 and 1997 (forecast) the Phoenix MSA added 719,400 jobs, indicative of an astounding compound annual growth rate of 3.8 percent. During 1996 alone, the region added in excess of 73,000 jobs, or 5.7 percent. According to Metro Market Facts, (second quarter 1997 report), this increase was the second largest aggregate gain in the country behind Dallas, Ft. Worth, and the second largest proportional gain behind Las Vegas.

      The region's robustness produced gains in all major employment categories. The service sector was the big leader in absolute terms, creating 30,800 net new jobs. Retail trade had the second-largest gain (9,600 new jobs), followed by the public sector (9,100). Finance, insurance and real estate (FIRE) and wholesale trade grew by 7,800 and 6,800 new jobs, respectively. the transportation sector created 4,400 net new jobs. The

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                                                               Regional Analysis
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construction industry added 3,900 workers. Manufacturing had the least impressive gain, 300 net new jobs.

      Three sectors had percentage gains of over 8 percent. The largest (8.8 percent) occurred in wholesale trade. It was followed by FIRE and services. Transportation expanded its employment base by 6.8 percent; government by 5.2 percent; construction by 4.3 percent; and retail trade by 3.9 percent. Manufacturing's gain translated into a minuscule 0.2 percent advance.

      Services now account for 31.8 percent of the area's workforce versus 28.6 percent for the nation and 23 percent of MSA employment in 1980. Retail trade, the second largest employment category, with 23.7 percent, is generally consistent with national averages. Phoenix has a much lower percentage of its workers employed in manufacturing, 10.1 percent versus 15.1 percent for the nation.

      Owing to its status as the state capital, one of Phoenix's largest employment categories is state and local government. This tends to mitigate some of the volatile economic swings seen in regions which depend more heavily on one particular industry. The construction sector has traditionally comprised a key segment of the Phoenix economy. Despite faltering in the early-1990s with overbuilding in most real estate markets, this sector continues to be an important part of the local economy. As such, construction's 6.6 percent of local employment is well above the national average of 4.5 percent. In recent years, businesses selling goods and services outside the MSA have also been expanding, including high-tech durable manufacturing, communications, and tourism.

      Based on data through the second quarter of 1997, Phoenix continued to ride its recent wave of exuberant economic growth; payroll employment advanced
5.8 percent over year ago levels. Broad gains can be found in a number of key areas: the growth of high-technology manufacturing, increases in the retirement population, and the city's gains as a distribution hub. These improvements in turn, produced increases in secondary and tertiary industries, for example financial services, retail trade and professional services.

      Greater Phoenix is home to an increasing number of high-tech companies. One of the major high-tech players here is Intel, which has a $1.3 billion chip manufacturing complex (Fab 12) in southwest Chandler. Two of the area's newest high-tech developments involve Sumitomo and Microchip Technology. Sumitomo/Sitix just opened a new $400 million, 550,000 square foot water fabrication plant in northeast Phoenix. The plant employs 200 currently, with expected employment of up to 500 by 1999.

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      Microchip Technology has a $137 million expansion underway at its Fab2 manufacturing facility in Tempe that is expected to create 200 new jobs. Completion is scheduled for early 1998. In addition, the company is planning to add about 300,000 more square feet (divided between manufacturing and office space) at its plant in Chandler. The $1 billion expansion is scheduled to take place over the next eight years, with construction beginning in 1998. If built out as currently envisioned, the company expects to hire another 2,000 workers for the Chandler site by 2003.

      Avnet, a distributor of electronics and computer products, which currently employs 1,700 throughout greater Phoenix, has announced plans to move its Electronic Marketing Group into a 176,000 square foot facility at Phoenix Airport Center. The move is expected to create several hundred new jobs.

      The growth of the area's high-tech industry has been part of the reason for Phoenix's high ranking in Cognetics' annual survey of "Entrepreneurial Hot Sports". The metropolitan area received the fourth-highest ranking in 1996 (behind Salt Lake City, Atlanta and Birmingham, Alabama).

      Another industry, aerospace, is pumping new life into some quarters here. The merger between McDonnel-Douglas and Boeing, is expected to have positive ramifications for the area.

      The metropolitan area continues to lure high-profile back-office operations and many companies with existing facilities are looking for room to grow. Excell Agent Services, a directory services firm that already has 2,400 employees in the area (in Phoenix, Tempe and Mesa), has announced plans to hire 500 more during the next six months.

      Bank of America plans to hire about 1,000 more workers at its telephone banking center in Tempe. Bank One Arizona has announced plans to add 1,000 new jobs in a consolidation of the company's telephone operations.

Employment Growth

      Over the past five years, it is clear that employment growth in the Phoenix-Mesa MSA has slowed over the growth experienced between 1980 and 1990. Total employment grew at a compound annual rate of 4.5 percent per year from 1980 to 1990, decreasing to an annual rate of 2.8 percent from 1990 to 1997. Services, Transportation/Public Utilities,

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Finance, Insurance and Real Estate, Wholesale/Retail Trade, and Government have led employment growth, while Manufacturing increases have slowed.

      The consensus opinion is that while Phoenix's growth in employment will slow over the next decade, it will remain one of the top performing areas in the nation. Employment forecasts by a variety of econometric firms show a consensus growth of approximately 2.5 to 3.0 percent per annum.

Major Employers

      The relative diversity of the Phoenix economy can also be seen in the list of major MSA employers. Motorola is greater Phoenix's largest private sector employer, with 19,400 workers on its local payroll. Samaritan Health System is next, with an employee roster of 10,800. AlliedSignal (engineering and aerospace firm) employs 8,700. Pinnacle West Capital (the holding company for Arizona Public Service), US West, American Express, and Bank of America employ over 7,000 each. Both Intel and Banc One locally employ approximately 6,500.

      Other companies with more than 3,000 employees include: America West Airlines, Fry's Food Stores, Wells Fargo Bank, Honeywell Inc., Tosco/Circle K, Safeway, the Salt River Project (water and power utility), Bashas
(supermarkets), McDonnell-Douglas, TRW, AT&T, Southwest Airlines, and Gosnell Builders.

Unemployment Rates

      Unemployment rates in the Phoenix-Mesa MSA have historically been below state and national figures. As of October 1997, the unadjusted unemployment rate for Phoenix-Mesa was 2.5 percent, 110 basis points below year end 1996 and 140 points below the state unemployment rate of 3.9 percent. Mirroring national trends, unemployment in the MSA peaked between 1992-1993, followed by a declining trend through 1996.

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================================================================================
                           Historic Unemployment Rates
================================================================================
 Year                Phoenix MSA              Arizona              United States
================================================================================
Oct-97                   2.5%                   3.9%                    4.7%
--------------------------------------------------------------------------------
 1996                    3.7%                   5.5%                    5.4%
--------------------------------------------------------------------------------
 1995                    3.5%                   5.1%                    5.6%
--------------------------------------------------------------------------------
 1994                    5.0%                   6.4%                    6.1%
--------------------------------------------------------------------------------
 1993                    5.1%                   6.2%                    6.8%
--------------------------------------------------------------------------------
 1992                    6.4%                   7.4%                    7.4%
--------------------------------------------------------------------------------
 1991                    4.9%                   5.7%                    6.7%
--------------------------------------------------------------------------------
 1990                    4.3%                   5.3%                    5.5%
================================================================================
Source: Employment & Earnings; Bureau of Labor Statistics
================================================================================

      Although it is too soon to know what the 1996 annual adjusted rate will be for the Phoenix region, it appears that unemployment declines have slowed within the MSA as a whole through the third quarter of this year.

Retail Sales

      Another measure of the economic health of a region is retail sales patterns. Consumers drive the economy by creating demand for goods and services and, in turn, generate the need for housing, office space, retail centers, and warehouse/distribution facilities. It is estimated that consumer spending accounts for two-thirds of all economic activity in the United Sates today. As such, retail sales patterns have become an important indicator of the economic health of a region. The following table summarizes historic retail sales in the Phoenix MSA and State of Arizona for the period 1985 - 1996.

================================================================================
                            Retail Sales (1985-1996)
================================================================================
   Year               Phoenix MSA (000)             State of Arizona (000)
================================================================================
1985                        $11,710,860                       $18,401,358
--------------------------------------------------------------------------------
1991                        $17,241,381                       $26,893,039
--------------------------------------------------------------------------------
1996                        $28,007,212                       $42,748,487
--------------------------------------------------------------------------------
CAGR 1985-1996                      8.2%                              8.0%
--------------------------------------------------------------------------------
CAGR 1991-1996                     10.2%                              9.7%
================================================================================
Source: Sales and Marketing Management Survey of Buying Power
================================================================================

      Retail sales growth has been very good in the Phoenix area, increasing at a compound annual rate of 8.2 percent over the past 11 years. More recently, growth has

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increased to 10.2 percent per annum which is higher than the 9.7 percent growth experienced by the state as a whole. Going forward, Sales & Marketing Management forecasts an increase of 31.9 percent in sales to $36.9 billion versus 30.5 percent for the state as a whole. The significance of the Phoenix market is evidenced by the fact that with approximately 61.0 percent of the state's population, it accounts for nearly 66.0 percent of total retail sales. Woods & Poole Economics forecasts the MSA to see annual retail sales growth of 2.7 percent per year above inflation through 2010 (adjusted to 1987 dollars).

      The purchasing profile of area residents tends to reflect the demographic characteristics of the city. Drugs/Pharmaceuticals, and health and beauty aids claim a disproportionately large share of retail sales, attributable in part to the area's high proportion of retirees. Sporting goods and recreational vehicles are also featured, reflecting the region's opportunities for leisure-time activities and the favorable climate. Those categories expected to have the greatest growth potential are seen in General Merchandise and Eating and Drinking places.

==================================
E. Tourism/Visitor Profile
==================================

Overview

      According to the Phoenix & Valley of the Sun Convention & Visitors Bureau, Tourism represents the second largest industry in the metropolitan area, behind high-technology. It is estimated that over 10.0 million people visit Phoenix each year, while more than 24.0 million visit the State of Arizona as a whole. Visitors to the Valley account for nearly $4.0 billion in total expenditures annually, with retail sales comprising $400.0 million.


================================================================================
                             Visitor Economic Impact
================================================================================
Year:                                                                       1995
================================================================================
Estimated Number of Visitors:                                      10.86 Million
--------------------------------------------------------------------------------
Average Length of Stay:                                               4.7 Nights
--------------------------------------------------------------------------------
Mean Expenditure Per Trip:                                                  $476
--------------------------------------------------------------------------------
Total Economic Impact for Maricopa County:                         $5.35 Billion
================================================================================
Source: Arizona Hospitality Research & Resource Center 1996
================================================================================

Expenditures

      The majority of visitor expenditures go toward food & beverage which accounts for 28.6 percent of all expenditures; lodging accounts for 21.5 percent, transportation 20.0

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percent, and retail sales 15.0 percent. The chart on the following page presents a breakdown of visitor expenditures by category.

================================================================================
                              Visitor Expenditures
================================================================================
    Category                    Percent                   1995 Expenditures(000)
================================================================================
Food & Beverage:                 28.6%                          $1,530,946
--------------------------------------------------------------------------------
Lodging:                         21.5%                          $1,150,886
--------------------------------------------------------------------------------
Transportation:                  20.0%                          $1,070,591
--------------------------------------------------------------------------------
Retail Sales:                    15.0%                          $  802,944
--------------------------------------------------------------------------------
Entertainment:                    9.0%                          $  481,766
--------------------------------------------------------------------------------
Other:                            5.9%                          $  315,824
--------------------------------------------------------------------------------
Total:                          100.0%                          $5,352,957
================================================================================
Source: Arizona Hospitality Research & Resource Center 1996
================================================================================

      Based upon the 11+/- million visitors in 1995, the direct economic impact was calculated to be $5.35 billion. Business and convention travelers accounted for 38.0 percent of all visitations in 1995.

Business/Convention Travelers

      Business and convention-oriented travelers to the Phoenix area comprise about 38.0 percent of all visitors to the region. The following chart summarizes the profile of business and convention travelers to the region.


================================================================================
                      Business/Convention Traveler Profile
================================================================================
Average Age:                                                          41.6 Years
--------------------------------------------------------------------------------
Average Income:                                                          $74,700
--------------------------------------------------------------------------------
Average Party Size:                                                  1.51 People
--------------------------------------------------------------------------------
Average Daily Spending:                                                     $193
--------------------------------------------------------------------------------
Average Length of Stay:                                               3.8 Nights
--------------------------------------------------------------------------------
Major Activities
--------------------------------------------------------------------------------
     Shopping:                                                             52.0%
--------------------------------------------------------------------------------
     Sightseeing:                                                          40.0%
--------------------------------------------------------------------------------
     Swimming/Sunbathing:                                                  36.0%
--------------------------------------------------------------------------------
     Nightclubs:                                                           25.0%
--------------------------------------------------------------------------------
     Golf:                                                                 19.0%
================================================================================
Source: Behavior Research, Inc.
================================================================================

      From the data we see that the average business/convention visitor is 41.6 years of age with an average income of $74,700. According to Behavior Research,
52.0 percent of those surveyed cited shopping as one of their major activities while visiting.

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Leisure Travelers/Winter Visitors

      Leisure travelers to the Phoenix area comprise approximately 62.0 percent of all visitors to the region. Their average age is slightly higher than the business/convention traveler at 42.8 years, with a significantly lower average income of $51,100. About 73.0 percent of all leisure travelers surveyed said that shopping was one of their primary activities. The following chart summarizes the profile of leisure travelers to the region.

================================================================================
                            Leisure Traveler Profile
================================================================================
Average Age:                                                          42.8 Years
--------------------------------------------------------------------------------
Average Income:                                                          $51,100
--------------------------------------------------------------------------------
Average Party Size:                                                  2.12 People
--------------------------------------------------------------------------------
Average Daily Spending:                                                     $174
--------------------------------------------------------------------------------
Average Length of Stay:                                               5.3 Nights
--------------------------------------------------------------------------------
Major Activities
--------------------------------------------------------------------------------
     Shopping:                                                             73.0%
--------------------------------------------------------------------------------
     Sightseeing:                                                          74.0%
--------------------------------------------------------------------------------
     Swimming/Sunbathing:                                                  46.0%
--------------------------------------------------------------------------------
     Museums:                                                              39.0%
--------------------------------------------------------------------------------
     Golf:                                                                 16.0%
================================================================================
Source: Behavior Research, Inc.
================================================================================

      In the table below, only visitors staying in mobile homes or travel trailers were portrayed. In general, winter visitors arrive in the Valley by October and return to their state of origin by May. Median length of stay is estimated at slightly more than four months. In Metro Phoenix, approximately 113,000 winter visitors injected more than $340 million, while statewide, approximately 201,200 winter visitors injected nearly $1.0 billion in direct consumer expenditures during the 1995/96 season.

====================================================================================================
                     Motor Home & Travel Trailer Winter Visitors - Metro Phoenix
====================================================================================================
      Mobile Home &
  Travel Trailer Census                            1992/93       1993/94       1994/95       1995/96
====================================================================================================
Number of Mobile Home Spaces                        56,400        57,900        58,400        64,500
----------------------------------------------------------------------------------------------------
Number of Travel Trailer/R.V. Spaces                44,600        44,000        43,500        37,400
----------------------------------------------------------------------------------------------------
Total Spaces Available                             101,000       101,900       101,900       101,900
----------------------------------------------------------------------------------------------------
Spaces Occupied                                     92,000        94,800        95,800        97,000
----------------------------------------------------------------------------------------------------
% of Space Occupied by Winter Visitors                 58%           59%           58%           58%
----------------------------------------------------------------------------------------------------
Number of Winter Visitor Households                 53,200        56,000        56,000        56,700
====================================================================================================
Source: Arizona State University, College of Business, Center for Business Research, August 1996
====================================================================================================

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Summary

      From this analysis, it is clear that the Phoenix region is greatly impacted by the tourism and winter visitor industry. With over 10.0 million visitors each year providing over $400.0 million in retail sales to the region annually, there is clearly a competitive climate to attract these expenditures. As noted by the American Express study, roughly 40.6 percent of all retail expenditures in 1995 were from Non-Phoenix card members. In addition, 74.0 percent of all leisure travelers and 52.0 percent of all business travelers to the area cited shopping as one of their primary activities while visiting. In our opinion, the mall portfolio is well positioned to capture a strong market share of this visitor spending potential upon completion.

==================================
F. Real Estate Markets
==================================

      The real estate markets in Phoenix can be divided primarily into commercial and residential segments. The commercial segment includes office, industrial, and retail properties, while the residential market consists of multi-family and single-family dwellings. The following is a brief overview of each segment.

Office Market

      The Phoenix office market is rebounding from several years of oversupply which is being absorbed due to continued population and employment growth. Recent declines in vacancy are attributable to a steady pattern of net absorption and lack of new construction. As a result, effective rents have begun to increase. The decline in the use of concessions, especially free rent, has increased effective rent levels and, coupled with increased office space demand, should continue to warrant rental rate improvement in all submarkets.

      According to F.W. Dodge, the total inventory of office space in metropolitan Phoenix was 103.5 million square feet at year end 1996. This was up
2.3 percent from 1995. Net absorption of 5.4 million square feet resulting in a reduction in the vacancy rate to 11.1 percent from 14.4 percent. Koll Real Estate reports that most of the net absorption was in the Class B sector. Overall, vacancy in the Class A sector was slightly below 6 percent and 11.3 percent among Class B. In the more marginal Class C product, nearly one quarter remained empty.

      Approximately 1.2 million square feet of new suburban office space was under construction in early 1997, and an additional 3.8 million square feet were in the planning pipeline. According to Koll, most of the projects are located in the active Camelback

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Corridor, Scottsdale, or Tempe submarkets. Scottsdale, with an inventory of 5.6 million square feet, had an overall vacancy rate of 5.6 percent at year end. In the Class A sector, vacancy was particularly low at 3.4 percent.

      The overall tightness in the market has caused prices to rise. According to Koll, the value of Class A Central Business District space rose 7 percent to $113.40 per square foot while suburban space rose 24 percent to $116.63 per square foot. With such value increases, it would be expected that the pace of new construction would accelerate.

      F.W. Dodge forecasts that between 1998 and 1999, 7.5 million square feet of new supply will be available in the market, forcing vacancies above 12 percent. The F.W. Dodge pipeline is currently tracking well over 2 million square feet of new product which is expected to break ground before the close of the fourth quarter. In subsequent years, developers will heed the warning signals. They anticipate contract activity to average 2.1 million square feet per year during the final five years of the forecast, compared with the average of 1.7 million square feet for the 58 MSAs they surveyed. Fortunately, stable office employment growth will keep the metro-wide office vacancy rate in the 11 to 12 percent range.

Industrial Market

      Arguably the most active market segment, the industrial sector shows little sign of slowing down. According to Koll, metropolitan Phoenix has an industrial inventory of approximately 87.6 million square feet, about 9.4 percent of which were vacant in early 1997. Though vacancy was only slightly below what it was a year earlier, that stability gains new significance when considering that approximately eight million square feet (half of it speculative) came on-line here during 1996. According to Koll, another 1.9 million square feet were under construction entering 1997, and 2.9 million more square feet were in the planning stages. Areas seeing the most growth include Chandler/Gilbert, Mesa, South Phoenix, and Tempe.

      A breakdown by product type is shown below.

================================================================================
       Type                                Inventory (mil SF)       Vacancy
================================================================================
Distribution Warehouse                            33.0               11.0%
--------------------------------------------------------------------------------
Manufacturing                                     27.5                6.7%
--------------------------------------------------------------------------------
Industrial Office                                 12.7                9.4%
--------------------------------------------------------------------------------
High Tech                                          5.2                6.2%
================================================================================

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      F.W. Dodge reports that the Phoenix industrial market is firmly entrenched in the development phase of the real estate cycle. During the first six months of 1997, the MSA has completed more new industrial facilities than any other metropolitan area surveyed. Although the increase in capital availability has been an impetus to higher contract activity, demand has been buoyant. The MSA's gains in manufacturing and the growth in its retail markets together produced strong demand for inventory storage and distribution centers. Total net absorption reached a cyclical peak in 1996, but remains healthy in the current year They do note however, that gains to inventory will force vacancies to rise, ending the fourth quarter at 9 percent.

      In the final five years of the forecast, supply-demand fundamentals will remain firm and the market will experience above average returns on investment. Net absorption in 1998 and 1999 will average 2.9 million square feet per year, compared with 1.3 million square feet for the 58 MSAs Dodge surveys. However, industrial properties are extremely sensitive to swings in the GDP. As growth in the national economy decelerates in the latter portion of the forecast, absorption will drop to a 2.2 million square feet annual average. Developers will respond accordingly; after advancing at a 4 percent annual pace, inventory gains will settle into a more manageable 2.4 percent annual rate for the first three years of the forecast. Therefore, vacancies will end the period below the survey average, at 8.2 percent.

      Construction will be strongest in the near term, peaking in 1997. On average, 3.1 million square feet of new warehouse space will be started each year through 2002. The project pipeline contains over 5.0 million square feet.

      The average price for Class A warehouse stood at $34.25 per square foot at the end of 1996, up 16 percent over 1995.

Retail Market

      By all accounts, the retail market remains robust. According to Koll, the year end vacancy rate declined to 7.7 percent from 9 percent among the 80+/- million square feet they survey. F.W. Dodge reports that since the first quarter of 1996, the Phoenix market absorbed 5.9 million square feet, more than any other western MSA. Dodge reports that during the past 6 quarters, 12 million square feet of new space was completed, with only Atlanta and Philadelphia experiencing higher inventory gains.

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      One of the reasons retail is so strong in Phoenix is due to tourism.
Tourists boost the spending totals there. According to Sales & Marketing Management's 1997 Survey of Buying Power, retail sales in greater Phoenix averaged $26,482 per household during 1996, while the national metropolitan average was $24,992 per household and for the state sales were $25,391. Retail sales were highest in Scottsdale ($45,152 per household).

      By contrast, greater Phoenix's median household EBI for 1996 ($31,346 per household) was well below the national median ($33,482 per household). Nonetheless, with a lower cost of living, residents in Phoenix enjoy a higher percentage of disposable income.

      Most of the new construction was in the neighborhood centers segment which accounts for 25.6 million square feet (32 percent of inventory) and had a vacancy rate of approximately 7 percent. Power centers, with 6.7 million square feet of total inventory report the lowest vacancy rate of slightly less than 1 percent. Net absorption was 400,000 square feet in the first quarter of 1997.

      Community centers, with 12.2 million square feet had a vacancy rate of just over 7.0 percent and regional malls had the highest vacancy rate of approximately 10.0 percent among its 14.2 million square feet. Finally, Koll reports that nearly all of the 4.8 million square feet of freestanding space was occupied. Among all of the submarkets, Scottsdale had the lowest vacancy rate of only 4.0 percent for its 15.2 million square feet of retail inventory.

      F.W. Dodge expects that demand for retail space in Phoenix will remain strong, averaging 3.2 million square feet annually through 2002. The key determinants of demand are households and incomes, both of which will continue to grow through the next six years. National chains and investors will respond to the increasing demographic base by expanding their presence in the market. Competition from various retail formats will place increasing pressure on profit margins. However, Phoenix will weather the storm better than most markets. Strong net absorption will force vacancies to trend downward, driving them to a low 7.3 percent by 2002.

      Phoenix will remain one of the most attractive retail markets in the country for both institutional investors and new development. F.W. Dodge expects retail inventory to expand at an average 2.1 percent annual rate over the next six years. This level of construction will be maintained by the more than 8.0 million square feet in the planning pipeline.

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      The largest project in the market is the 1.2 million square foot Arizona
Mills scheduled to open in November 1997. The next largest is a 570,000 square foot power center on Ray Road and 48th Street. Plans are being finalized for a proposed regional mall in Chandler which could be on line in late 1999.

Hospitality/Lodging Market

      F.W. Dodge reports that the building boom currently underway in the Valley's hospitality industry is negatively affecting the bottom line for many local area hotel operators. Since January, 639,000 SF of new hotel space has been added to inventory and another 764,000 SF is slated to be completed in the final six months of the year, adding more than 3,000 rooms to a marketplace that is quickly becoming overbuilt. In an attempt to bolster occupancies, hoteliers across all segments have cut room-rates, relative to last summer. Despite attractive price incentives, occupancies through June are a percentage point below year-ago levels at 71.6 percent. Demand has fueled rate increases in the average daily rate (ADR). In 1996 it stood at 95.34 percent, up 8.9 percent from $87.56 in 1995 and 20 percent from the $79.18 reported for 1994.

      In the near term, the Phoenix hotel market should experience favorable demand conditions. Twenty-seven percent of Arizona's domestic out-of-state visitors come from California; 17% of its international visitors are from Mexico. Given the stabilization of Mexico's peso and California's rebounding economy, leisure travel to the MSA should be robust. As a result, lodging demand between 1998 and 2002 will be sturdy, totaling 4.3 msf; but average annual increases of 4.5% in stock will hold occupancies in the 68% to 70% range.

      With 7.5 msf in the planning pipeline it is quite evident that developers will continue to enter the market at a rapid pace. F.W. Dodge is currently tracking 17 projects which are scheduled to begin construction before year-end 1997, including: the 200-room Marriott Hotel, a 172-room Quality Suites Hotel, a 120-room Holiday Inn Suites, and 160-room, Radisson facility. In 1997, contact activity will exceed 2 msf for the first time in over a decade. However, rising competition and downward pressure on daily room rates will limit new construction to a more reasonable 910,000 SF per year between 1998 and 2002. This rate of construction is still more than double the average of the 58 MSA's Dodge surveys.

Residential Market

      Phoenix continues to be one of the most active housing markets in the nation. Huge population growth and a sharply revived economy have driven vibrant new home

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construction. In 1994, 28,784 single-family units were approved for construction, the nation's highest total that year. In 1995, the sum in Phoenix rose again, to 29,104 units. Still more, 29,892 units were authorized in 1996. For the first half of 1997, 15,960 were permitted, according to preliminary data from the bureau. Construction is active in a number of areas; the city of Phoenix, Chandler and Scottsdale hold the lead, but Gilbert, Mesa, Glendale and Peoria are also active. F.W. Dodge expects that single family construction is expected to peak in 1997 at 29,800 units, before falling to an average of 24,200 over the next 5 years.

      Prices remain low by national norms, but the gap seems to be quickly narrowing. According to the National Association of Realtors, the second quarter 1997 median resale price in the metro market was $113,200, 8.5 percent below the national median of $123,700, and 22.4 percent below the $145,900 median for the Western U.S. A year earlier, these differences were respectively 14.7 percent and 34.0 percent.

      According to the 1997 Study of Housing Costs, conducted by E&Y Kenneth Leventhal, Phoenix ranks as the 33rd least expensive housing market of the 75 major metropolitan markets surveyed. After factoring in tax deductions, owning a home required approximately 22 percent of the median family income. According to the study, housing costs were approximately the same for renters.

      Apartment development in Phoenix has picked up markedly, particularly at the high end, and particularly (but not only) in the North Phoenix-Scottsdale area; Mesa, Chandler and Tempe have also been active. Indeed, building permit numbers here are a good example of the steep cycles characteristic of Phoenix area real estate markets. After averaging fewer than 1,900 units per year from 1989 through 1993, multi-family building permitting leapt to 5,991 units in 1994. It leapt again in 1995, to 8,220 units. And yet another substantial gain was reported for 1996 with the authorization of 9,754 units.

      As large as those numbers may seem, they pale beside the 34,580 multi-family units approved in 1984, and the 25,693 in 1985 (and the 17,821 of 1986). Through the first half of 1997, the pace appears to be cooling: preliminary date from the U.S. Department of Commerce, Bureau of the Census, report 3,832 units authorized, a 32 percent decline from the total for the comparable period of 1996. In 1996, some 7,000 new units came on line, with a higher total expected for the 1997 year-end tally. F.W. Dodge reports that since 1994, net absorption of 24,000 units was achieved, pushing vacancy rates to a low of 6.1 percent.

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                                                               Regional Analysis
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      Average vacancy, thus, has increased. Indeed, its been increasing since
1995--although as of first quarter 1997 the vacancy rate was still relatively low at 5 percent (a far cry from the double-digit levels that persisted from 1985 to 1992). F.W. Dodge reports that since 1994 effective rents have risen at an annual rate of 5.3 percent compared with 3.2 percent for the nation.

      Despite the relatively large increases in inventory, the multi-family sector continues to function efficiently. During the remainder of the decade the supply-demand relationship for apartments should gradually improve. In the near term, demand for market-rate and luxury condominiums will keep net absorption above a 7,000-unit average per year through 2002. However, long-term demographic trends indicate that elderly housing and assisted living facilities will be in greater demand as the decade unfolds. Overall, F.W. Dodge expects Phoenix to construct more multi-family facilities than any other western region city, averaging 6,300 units per year between 1997 and 2002.

Summary

      Most submarkets in Phoenix will continue to experience new development in 1997-98. Those areas not encountering new development will see increases in rental rates as current space is absorbed and new construction takes place in surrounding submarkets. The stimulated market has produced a tightening which has improved overall vacancy rates and begun to push rental rates upward.

==================================
G. Critical Observations
==================================

      The following bullet points summarize some of our general observations relating to the subject's region:

      o Economy - The Phoenix-Mesa economy is relatively diverse and has seen strong growth over the past decade. The largest sectors of employment include Services (32.0 percent), Wholesale/Retail Trade (23.7 percent), Government (12.5 percent), Manufacturing (10.1 percent), and F.I.R.E. (9.8 percent).

      o Employment - Employment growth is projected to be 2.6 percent per year, led by F.I.R.E., Services, and Transportation, Communications, and Public Utilities. The Manufacturing base will continue to lag the other sectors and expand at an annual rate of 1.3 percent per year through 2010.

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                                                               Regional Analysis
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      o     Population - Population growth in the MSA is forecasted to be 2.1 percent per year, while household formation will occur at an annual rate of 2.1 percent per annum.

      o Average Household Income - Income levels are projected to increase at an annual rate of about 1.4 percent per year through 2010 above inflation.

      o Retail Sales - Sales are forecasted to grow by about 2.7 percent per year for the MSA as a whole, in real (1992) dollars.

      o Consumer Markets - The attractiveness of Phoenix's consumer markets is mixed. Positive factors include the area's fundamentally strong growth, both in terms of resident population and income. Conversely, relatively low per capita disposable income and Phoenix's historically high level of cyclically tend to detract slightly from the appeal of its retail markets.

      o Strengths - Strengths of the region include low living and operating costs and proximity to Southern California and Pacific Rim markets. The MSA also benefits from an efficient transportation network and a good quality of life. Rapid growth in the working-age population continues to boost the outlook for expansion in the retail sector. With wages, energy rates, and construction costs relatively low, the area continues to keep and attract firms, a trend that continues to invigorate growth in business-to-business markets.

      o Weaknesses - Weaknesses within the MSA include a strained physical and educational infrastructure which has resulted from the area's rapid growth, compromising the quality of life within the region. These are typical growing pains, however, which continue to be a focus of local government.

Conclusion

      The short- and long-term outlook for the Phoenix-Mesa region and its surrounding area is for good growth in employment and population. The economy is well diversified, with a relatively low cost of living and good transportation system. On balance, we are relatively optimistic about the short-term outlook of the subject region. Long-term, the region should see stability and good growth, with increasing real estate values.

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                                NEIGHBORHOOD MAP

                                 [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

The City of Tempe

      According to the Tempe Chamber of Commerce, Tempe is the fifth largest city in Arizona, and is the home of Arizona State University (ASU), the fifth largest university in the U.S. ASU contributes to the economic success of Tempe, with roughly 42,000 students and 10,000 employees, and a 323-acre Research and Development Park. Tempe also has a multifaceted economic base, with approximately 200 manufacturing firms with more than 11,000 employees.

Tempe is bordered on the west by Phoenix, on the east by Mesa, on the south by Chandler and on the north by Phoenix and Scottsdale. The estimated population for the City of Tempe, Maricopa County and the State of Arizona is shown below.

================================================================================
                                   Population
================================================================================
                                      1980              1990              1995
================================================================================
Tempe                                106,920           141,865           155,610
--------------------------------------------------------------------------------
Maricopa County                    1,509,175         2,122,101         2,454,525
--------------------------------------------------------------------------------
Arizona                            2,716,546         3,665,228         4,228,900
================================================================================
Source: Arizona Department of Economic Security and U.S. Census Bureau.
================================================================================

      Many of the major highways and interstate that run through Tempe include:
Interstate 10, U.S. Highway 60, State Highway 202 and State Highway 143. The interstate and highways allow easy accessibility to the surrounding cities and to the Sky Harbor International Airport. Sky Harbor International Airport is located 10 miles west of Tempe, which is served by 16 major airlines and offers non-stop flights to every major U.S. City.

Neighborhood Description

      The subject property is situated along the south side of West Southern Avenue, approximately one mile east of Phoenix, just west of Interstate 10, in the City of Tempe, Arizona. The subject property's neighborhood is generally bounded by Broadway Road to the north, Mill Avenue to the east, Baseline Road to the south and 40th Street to the west. This area is primarily developed with business parks, retail and residential uses.

Eaton Business Park and Fairlane Business Park are located directly north of the subject site. A variety of fast food restaurants, such as McDonald's, Arby's, Subway and Jack in the Box, surround the business parks to the west and northwest of the subject property. Retail developments are located along West Southern Avenue, with the majority of improvements to the east of the subject property. Retail developments include community and neighborhood shopping centers and convenient stores. Single-family houses are seen primarily to the west

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                                                           Neighborhood Analysis
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and south of the subject property, with Contempo Tempe manufactured housing community located adjacent to the subject site.

      Transportation in the subject's immediate area is good. The subject property enjoys access and visibility along West Southern Avenue, an east/west, four-lane paved roadway, with a middle turning lane. The subject property has approximately 842 feet of frontage along the south side of West Southern Avenue. West Southern Avenue provides access to Phoenix to the west and Mesa to the east. Interstate 10 and U.S. Highway 60 are located just east of the subject property, but do not enjoy an interchange with West Southern Avenue. Interstate 10 and U.S. Highway 60 can be accessed approximately two miles north or two miles south of the subject property.

      In summary, the subject property is located within a well-established area, which benefits from the accessibility and developments along West Southern Avenue, and accessibility to Interstate 10, U.S. Highway 60 and the Sky Harbor International Airport.

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                                                                 MARKET ANALYSIS
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National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

================================================================================================================
1997              Firm Name                         State                No. of Sites         No. of Communities
Rank                                                                     Owned/Managed          Owned/Managed
================================================================================================================
 1      Sun Communities                            Michigan               30,295/0                  84/0
----------------------------------------------------------------------------------------------------------------
 2      ROC Communities                            Colorado             22,441/7,167               77/36
----------------------------------------------------------------------------------------------------------------
 3      Manufactured Home Communities              Illinois              27,349/838                 69/3
----------------------------------------------------------------------------------------------------------------
 4      Ellenburg Capital                          Florida                25,173/0                  63/0
----------------------------------------------------------------------------------------------------------------
 5      Lautrec Ltd.                               Michigan               22,652/0                  58/0
----------------------------------------------------------------------------------------------------------------
 6      Chateau Properties                         Michigan               20,003/0                  47/0
----------------------------------------------------------------------------------------------------------------
 7      Clayton Homes                             Tennessee               18,000/0                  66/0
----------------------------------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood            California              16,946/0                  44/0
----------------------------------------------------------------------------------------------------------------
 9      UNIPROP                                    Michigan               14,931/0                  40/0
----------------------------------------------------------------------------------------------------------------
10      The Bloch Organization                     Michigan               14,379/0                  37/0
================================================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in

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                                                                 Market Analysis
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manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                                                 Market Analysis
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      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

====================================================================================================================================
                                           HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                                                REAL ESTATE INVESTMENT TRUST (REITS)
====================================================================================================================================
     Year              ROC             MHC            Chateau           Sun            United            Total       Annual Growth
------------------------------------------------------------------------------------------------------------------------------------
     1996            29,608           28,187          20,003           30,295           5,234           113,327          17.0%
------------------------------------------------------------------------------------------------------------------------------------
     1995            27,910           26,237          19,594           18,000           4,850            96,591           9.0%
------------------------------------------------------------------------------------------------------------------------------------
     1994            26,231           28,407          15,689           13,500           4,623            88,450          37.8%
------------------------------------------------------------------------------------------------------------------------------------
     1993            20,142           14,700          15,261            9,036           5,050            64,189          17.8%
------------------------------------------------------------------------------------------------------------------------------------
     1992            18,745           12,873          10,032            7,600           5,200            54,450           N/A
------------------------------------------------------------------------------------------------------------------------------------
     1991             9,030           13,079           9,759              N/R             N/R               N/A           N/A
====================================================================================================================================
N/R = No report                                               N/A = Not applicable
====================================================================================================================================
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen
Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and
United (23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau
(14%), Sun (25%) and United (7%).
====================================================================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                                                 Market Analysis
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      The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

====================================================================================================
                                         REIT MARKET UPDATE
====================================================================================================
Company             Price          Current      52 Week       52 Week         Annual      12 Mth Tot
Symbol            (9/19/97)         Yield         High          Low          Dividend        Rtn
====================================================================================================
CPJ               $ 29.688           5.8%      $ 31.125      $ 22.250          1.72          26.6%
----------------------------------------------------------------------------------------------------
MHC               $ 25.625           5.2%      $ 26.428      $ 18.875          1.32          30.7%
----------------------------------------------------------------------------------------------------
SUI               $ 37.428           5.0%      $  38.00      $ 27.750          1.88          31.8%
----------------------------------------------------------------------------------------------------
UMH               $ 11.625           6.0%      $ 13.625      $ 10.875          0.70          -1.7%
====================================================================================================
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
====================================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real

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                                                                 Market Analysis
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Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks. These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;

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      o     Neat storage;
      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive; All park buildings in good repair;
            and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.
      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;

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                                                                 Market Analysis
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      o     Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization

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                                                                 Market Analysis
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rates and prices expected to continue to be competitive, with the REITs leading the way.

Competition

      We have surveyed nine manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 3,192 sites. The combined occupancy rate of these nine manufactured housing communities, including the subject property, is approximately 97.0 percent. Excluding the subject property in our survey, the combined occupancy rate is also approximately 97.0 percent, based on 2,801 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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

====================================================================================================================================
                                        SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
====================================================================================================================================
                                    Number                          Age
                                   Of Sites                         ---                                                   3-Year
                                   --------                      Condition                  Services      Date Of         Average
Comp.         Name                 Occupancy                   --------------  Monthly      Provided    Last Rental    Annual Rental
 No.        Location                 Level     Amenities       Park Rating(1)   Rent        in Rent     Increase        Increase
====================================================================================================================================
R-1     Contempo Tempe               454        Clubhouse         1974        $280.00/Mo.    Water     January, 1997     $8.00/Mo.
        2609 W. Southern Avenue      ---        Pool/Spa          ----            To         Sewer
        Tempe, Arizona                94%        Library          Good        $303.00/Mo.    Refuse
                                              Exercise Room       ----
                                              Billiard Room        5*
                                              Shuffleboard
                                              Putting Green
                                                 Laundry
                                                 Storage
------------------------------------------------------------------------------------------------------------------------------------
R-2     Pueblo Sereno                224        Clubhouse         1972        $300.00/Mo.    Water     January, 1997     $8.00/Mo.
        8350 E. McKellips Road       ---        Pool/Spa          ----            To         Sewer
        Scottsdale, Arizona          100%     Exercise Room       Good        $369.00/Mo.    Refuse
                                              Shuffleboard        ----
                                              Fishing Lake         5*
                                                 Laundry
                                                 Storage
------------------------------------------------------------------------------------------------------------------------------------
R-3     Shadow Mountain Village      589        Clubhouse         1973        $300.00/Mo.    Water     January, 1997     $8.00/Mo.
        8780 E. McKellips Road       ---        Pool/Spa          ----            To         Sewer
        Scottsdale, Arizona          100%     Tennis Courts       Good        $325.00/Mo.    Refuse
                                              Shuffleboard        ----
                                                 Laundry           5*
                                                 Storage
------------------------------------------------------------------------------------------------------------------------------------
R-4     Brentwood Southern           345        Clubhouse         1979        $316.64/Mo.    Water     January, 1997    $15.00/Mo.
        8103 E. Southern Avenue      ---       Pool/Spa           ----           To         Sewer
        Mesa, Arizona                 93%     Exercise Room       Good        $322.70/Mo.    Refuse
                                              Billiard Room       ----
                                               Craft Room          5*
                                              Shuffleboard
                                                 Laundry
                                                 Storage
====================================================================================================================================

====================================================================================================================================
                                        SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
====================================================================================================================================
                                    Number                          Age
                                   Of Sites                         ---                                                   3-Year
                                   --------                      Condition                  Services      Date Of         Average
Comp.         Name                 Occupancy                   --------------  Monthly      Provided    Last Rental    Annual Rental
 No.        Location                 Level     Amenities       Park Rating(1)   Rent        in Rent     Increase        Increase
====================================================================================================================================
R-5     Hacienda de Valencia         366        Clubhouse         1972        $317.00/Mo.     None     December, 1997   $13.00/Mo.
        201 South Greenfield Road    ---       Pool/Spa           ----
        Mesa, Arizona                 96%     Exercise Room       Good
                                              Billiard Room       ----
                                              Shuffleboard         5*
                                                 Laundry
                                                 Storage
------------------------------------------------------------------------------------------------------------------------------------
R-6     Sunrise Village              230        Clubhouse         1982        $334.00/Mo.     None     January, 1997    $13.00/Mo.
        5502 E. McKellips Road       ---       Pool/Spa           ----            To
        Mesa, Arizona                 99%     Shuffleboard        Good        $350.00/Mo.
                                                 Laundry          ----
                                                 Storage           5*
------------------------------------------------------------------------------------------------------------------------------------
R-7     Castillo Nuevo               302        Clubhouse         1972        $309.00/Mo.    Refuse    January, 1997    $10.00/Mo.
        3300 E. Broadway Road        ---       Pool/Spa           ----            To
        Mesa, Arizona                 98%        Library          Good        $319.00/Mo.
                                              Exercise Room       ----
                                              Shuffleboard         5*
                                                 Laundry
                                                 Storage
------------------------------------------------------------------------------------------------------------------------------------
R-8     Sunrise Vista                291        Clubhouse         1974        $308.05/Mo.    Water     October, 1997    $10.00/Mo.
        300 S. Val Vista Drive       ---       Pool/Spa           ----            To         Sewer
        Mesa, Arizona                         Shuffleboard        Good        $318.15/Mo.    Refuse
                                              Putting Green       ----
                                                 Laundry           5*
                                                 Storage
====================================================================================================================================

====================================================================================================================================
                                        SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
====================================================================================================================================
                                    Number                          Age
                                   Of Sites                         ---                                                   3-Year
                                   --------                      Condition                  Services      Date Of         Average
Comp.         Name                 Occupancy                   --------------  Monthly      Provided    Last Rental    Annual Rental
 No.        Location                 Level     Amenities       Park Rating(1)   Rent        in Rent     Increase        Increase
====================================================================================================================================
Subject  The Meadows                  391       Clubhouse         1971        $330.74/Mo.    Water     January, 1997    $17.00/Mo.
         2401 W. Southern Avenue      ---       Pool/Spa          ----            To         Sewer
         Phoenix, Arizona              98%    Billiard Room       Good        $396.29/Mo.    Refuse
                                               Craft Room         ----
                                              Exercise Room        5*
                                              Shuffleboard
                                                 Laundry
                                                 Storage
====================================================================================================================================
(1) Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
====================================================================================================================================

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                       COMPETING MANUFACTURED HOUSING MAP

                                 [MAP OMITTED]

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                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $280.00 to $369.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates within to slightly above the market range, or $330.74 to $396.29 per site. The last rental rate increase at the subject property was as of January, 1997, of approximately $18.00 per month.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Contempo Tempe, is located at 2609 W. Southern Avenue, in Tempe, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 454 sites, and is approximately 94.0 percent occupied. Contempo Tempe was developed in 1974, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $8.00 per month. Monthly rental rates range from $280.00 to $303.00, with water, sewer and refuse service included in the monthly rental payment. Amenities include a clubhouse, pool, spa, library, exercise room, billiard room, shuffleboard, putting green, laundry facility and recreational vehicle storage.

      Comparable R-2, Pueblo Sereno, is located at 8350 E. McKellips Road, in Scottsdale, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 224 sites, and is 100.0 percent occupied. Pueblo Sereno was developed in 1972, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $8.00 per month. Monthly rental rates range from $300.00 to $369.00, with water, sewer and refuse service included in the monthly rental payment. Amenities include a clubhouse, pool, spa, exercise room, shuffleboard, fishing lake, laundry facility and recreational vehicle storage.

      Comparable R-3, Shadow Mountain Village, is located at 8780 E. McKellips Road, in Scottsdale, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 589 sites, and is 100.0 percent occupied. Shadow Mountain Village was developed in 1973, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $8.00 per month. Monthly rental rates range from $300.00 to $325.00, with water, sewer and refuse service included in the monthly rental payment. Amenities include three clubhouses, two pools, two spas, a tennis courts, shuffleboard, laundry facility and recreational vehicle storage.

      Comparable R-4, Brentwood Southern, is located at 8103 E. Southern Avenue, in Mesa, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 345 sites, and is approximately 93.0 percent occupied. Brentwood Southern was developed in 1979, and is in overall good condition. Over the last three years, the annual rental rate increased

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                                                                 Market Analysis
================================================================================

      approximately $15.00 per month. Monthly rental rates range from $316.64 to $322.70, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, two pools, two spas, a billiard room, exercise room, craft room, shuffleboard, laundry facility and recreational vehicle storage.

      Comparable R-5, Hacienda de Valencia, is located at 201 South Greenfield Road, in Mesa, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 366 sites, and is approximately 96.0 occupied. Hacienda de Valencia was developed in 1972, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $13.00 per month. Monthly rental rates are $317.00, with no services provided in the monthly rental payment. Amenities include two clubhouses, two pools, a spa, exercise room, billiard room, shuffleboard, laundry facility and recreational vehicle storage.

      Comparable R-6, Sunrise Village, is located at 5502 E. McKellips Road, in Mesa, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 230 sites, and is approximately 99.0 percent occupied. Sunrise Village was developed in 1982, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $13.00 per month. Monthly rental rates range from $334.00 to $350.00, with no services provided in the monthly rental payment. Amenities include a clubhouse, pool, spa, shuffleboard, laundry facility and recreational vehicle storage.

      Comparable R-7, Castillo Nuevo, is located at 3300 E. Broadway Road, in Mesa, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 302 sites, and is approximately 98.0 percent occupied. Castillo Nuevo was developed in 1972, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $10.00 per month. Monthly rental rates range from $309.00 to $319.00, with only refuse service provided in the monthly rental payment. Amenities include a clubhouse, pool, spa, library, exercise room, shuffleboard, laundry facility and recreational vehicle storage.

      Comparable R-8, Sunrise Vista, is located at 300 S. Val Vista Drive, in Mesa, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 291 sites, and is approximately 99.0 percent occupied. Sunrise Vista was developed in 1974, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $10.00 per month. Monthly rental rates range from $308.05 to $318.15, with water, sewer and refuse service provided in the monthly rental payment. Amenities include a clubhouse, pool, spa, shuffleboard, putting green, laundry facility and recreational vehicle storage.

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                                                                 Market Analysis
================================================================================

      In our opinion, and based on conversations with the on-site manager, properties R-1, R-2 and R-3 compete most favorably with the subject property, with monthly rental rates ranging from $280.00 to $369.00 per site. The subject property is currently quoting monthly rental rates ranging from $330.74 to $396.29 per site, which is within to slightly above the range of rental rates of our more comparable and competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed six recent sales of manufactured housing communities located in the Phoenix-Mesa MSA. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Mesa Village, is located at 2701 E. Allred Avenue, in Mesa, Arizona. This property contains 201 sites, situated on 18.36 acres of land area. The property was in good condition at the time of sale and was developed in 1964. Amenities include a pool, laundry facility and shuffleboard. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $5,000,000, which equates to $24,876 per site.

      Comparable Sale I-2, Chaparral Mobile Village, is located at 400 W. Baseline Road, in Tempe, Arizona. This property contains 359 sites, situated on 41.10 acres of land area. The property was in average condition at the time of sale and was developed in 1971. Amenities includes a pool. The property was 100.0 percent occupied at the time of sale. The property was purchased for $7,800,000, which equates to $21,727 per site.

      Comparable Sale I-3, Casa del Sol I Resort, is located at 11411 N. 91st Avenue, in Peoria, Arizona. This property contains 246 sites, situated on
      30.886 acres of land area. The property was in good condition at the time of sale and was developed in 1972. Amenities include a clubhouse, pool, spa, saunas, library, activity center, billiard room, exercise room, shuffleboards, golf course and laundry facility. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $8,610,000, which equates to $35,000 per site.

      Comparable Sale I-4, Casa del Sol II Resort, is located at 10960 N. 67th Avenue, in Peoria, Arizona. This property contains 239 sites, situated on
      28.872 acres of land area. The property was in good condition at the time of sale and was developed in 1977. Amenities include a clubhouse, pool, spa, saunas, library, billiard room, exercise room, golf course, laundry facility and recreational vehicle storage. The property was approximately
      99.0 percent occupied at the

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
====================================================================================================================================
                                           SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
====================================================================================================================================
                                                                                     Sales Price
                                                                                       Per Site
                                     Sales Date        Land Area        Density       Occupancy                         EGIM
 Comp.       Name                    -----------       ---------       ---------     -----------                        ----
  No.      Location                  Sales Price       No. Sites       Condition       At Sale          $NOI/Site       OAR
------------------------------------------------------------------------------------------------------------------------------------
  I-1    Mesa Village                    1/97           18.36           10.95           $24,876            N/A          N/A
         2701 E. Allred Avenue           ----           -----           -----           -------
         Mesa, Arizona                $5,000,000          201            Good              99%
------------------------------------------------------------------------------------------------------------------------------------
  I-2    Chaparral Mobile Village       12/96           41.10            8.73           $21,727            N/A          N/A
         400 W. Baseline Road           -----          ------           -----           -------
         Tempe, Arizona               $7,800,000          359           Average           100%
------------------------------------------------------------------------------------------------------------------------------------
  I-3    Casa del Sol I Resort          10/96          30.886            7.96           $35,000         $2,642         9.16x
         11411 N. 91st Avenue           -----          ------           -----           -------                        -----
         Peoria, Arizona              $8,610,000          246            Good              99%                         7.55%
------------------------------------------------------------------------------------------------------------------------------------
  I-4    Casa del Sol II Resort         10/96          28.872            8.28           $35,021         $3,096         8.13x
         10960 N. 67th Avenue           -----          ------           -----           -------                        -----
         Peoria, Arizona              $8,370,000          239            Good              99%                         8.84%
------------------------------------------------------------------------------------------------------------------------------------
  I-5    Brentwood Southern              4/96           60.06            5.75           $30,551         $2,520         8.49x
         8103 E. Southern Ave.          -----          ------           -----           -------                        -----
         Mesa, Arizona               $10,540,000          345            Good             100%                         8.25%
------------------------------------------------------------------------------------------------------------------------------------
  I-6    Sunrise Heights                 2/94            28.0            7.14           $20,000         $1,680         7.38x
         17801 N. 16th Street           -----          ------           -----           -------                        -----
         Phoenix, Arizona             $4,000,000          200            Good              95%                         8.40%
------------------------------------------------------------------------------------------------------------------------------------
Subject  The Meadows                    - - -          60.352            6.48            - - -          $2,714          N/A
         2401 W. Southern Ave.                         ------           -----
         Tempe, Arizona                                   391            Good              98%
====================================================================================================================================

=============================================================================================================
                                       $EGI/Site
                                       ---------
                                     $Expense/Site
                                     -------------
 Comp.       Name                    Expense Ratio      Comparability to
  No.      Location                    % Of EGI           the Subject                 Comments
-------------------------------------------------------------------------------------------------------------
  I-1    Mesa Village                     N/A              Inferior               Developed in 1964;
         2701 E. Allred Avenue                                                Good condition; Amenities
         Mesa, Arizona                                                     include: pool, laundry facility
                                                                                  and shuffleboard.
-------------------------------------------------------------------------------------------------------------
  I-2    Chaparral Mobile Village         N/A              Inferior           Developed in 1971; Average
         400 W. Baseline Road                                              condition; Amenities includes a
         Tempe, Arizona                                                                 pool.
-------------------------------------------------------------------------------------------------------------
  I-3    Casa del Sol I Resort         $3,821              Similar             Developed in 1972; Good
         11411 N. 91st Avenue          ------                              condition; Amenities include a
         Peoria, Arizona               $1,179                               clubhouse, pool, spa, saunas,
                                       ------                               library, activity center,
                                        30.86%                             billiard room, exercise room,
                                                                           shuffleboards, golf course and
                                                                                 laundry facility.
-------------------------------------------------------------------------------------------------------------
  I-4    Casa del Sol II Resort        $4,310              Similar             Developed in 1977; Good
         10960 N. 67th Avenue          ------                               condition; Amenities include:
         Peoria, Arizona               $1,213                               clubhouse, pool, spa, saunas,
                                       ------                              library, billiard room, exercise
                                        28.14%                               room, golf course, laundry
                                                                              facility and RV storage.
-------------------------------------------------------------------------------------------------------------
  I-5    Brentwood Southern            $3,600              Similar                Developed in 1983;
         8103 E. Southern Ave.         ------                                 Good condition; Amenities
         Mesa, Arizona                 $1,080                               include: clubhouse, two pools,
                                       ------                              two spas, exercise room, billiard
                                         30.0%                               room, craft room, shuffleboard,
                                                                            laundry facility and RV storage.
-------------------------------------------------------------------------------------------------------------
  I-6    Sunrise Heights               $2,710              Inferior            Developed in 1981; Good
         17801 N. 16th Street          ------                               condition; Amenities include:
         Phoenix, Arizona              $1,030                               clubhouse, pool, spa and tennis
                                       ------                                         court.
                                        38.01%
-------------------------------------------------------------------------------------------------------------
Subject  The Meadows                   $4,393          Subject Property        Developed in 1971; Good
         2401 W. Southern Ave.         ------                               condition; Amenities include:
         Tempe, Arizona                $1,680                               clubhouse, pool, spa, billiard
                                       ------                               room, craft room, exercise room,
                                        38.24%                               shuffleboard, laundry facility
                                                                                    and RV storage.
=============================================================================================================

                                                                 Market Analysis
================================================================================

      time of sale. The property was purchased for $8,370,000, which equates to $35,021 per site.

      Comparable Sale I-5, Brentwood Southern, is located at 8103 E. Southern Avenue, in Mesa, Arizona. This property contains 345 sites, situated on
      60.06 acres of land area. The property was in good condition at the time of sale and was developed in 1983. Amenities include a clubhouse, two pools, two spas, horseshoes and shuffleboard. The property was 100.0 percent occupied at the time of sale. The property was purchased for $10,540,000, which equates to $30,551 per site.

      Comparable Sale I-6, Sunrise Heights, is located at 17801 N. 16th Street, in Phoenix, Arizona. This property contains 200 sites, situated on 28.0 acres of land area. The property was in good condition at the time of sale and was developed in 1981. Amenities include a clubhouse, pool, spa and tennis court. The property was approximately 95.0 percent occupied at the time of sale. The property was purchased for $4,000,000, which equates to $20,000 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 243,992 and 904,795, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 277,548 and 1,007,151, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 98,437 and 356,999, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 114,104 and 404,460, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $54,964 and $56,152, respectively. The median household income levels within the subject's primary and secondary market areas, for 1997, are $39,745

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                                                                 Market Analysis
================================================================================

and $38,723, respectively. Per capita income within the subject's primary and secondary market areas, for 1997, are $22,297 and $22,258, respectively.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS. For additional demographic information, please refer to the NDS summary report in the Addenda of this report.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 28.14 to 38.01 percent of effective gross income levels, and $1,030 to $1,213 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 38.24 percent of effective gross income and $1,680 on a per site basis. The operating expenses of the subject property are above the range of comparable properties on a percentage of effective gross income and on a per site basis.

Market Supply and Demand

      There are a total of seven competing manufactured housing communities located within the subject's market, which total 2,801 sites, with a corresponding average occupancy rate of 97.0 percent. No specific absorption statistics were available. The subject property, based on conversations with management, has historically had occupancy rates consistent with competing parks, and is currently 98.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and has similar occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $280.00 to $396.29 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most

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                                                                 Market Analysis
================================================================================

recent rent roll provided), monthly rental rates within to slightly above the range of competing parks, or at $330.74 to $396.29 per site.

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $20,000 to $35,021 per site, with corresponding overall rates ranging from 7.55 to 8.84 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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                                   SITE PLAN

                                [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located along the south side of West Southern Avenue, approximately one mile east of Phoenix and just west of Interstate 10/U.S. Highway 60, in Tempe, Maricopa County, Arizona. The subject site is irregular in shape and contains approximately 60.352 acres, or 2,628,933.12 square feet of land area. Topographically, the site is basically level and at street grade.

      Sewer and water are provided by the city, while natural gas is supplied by Southwest Gas Corporation, electricity by Arizona Public Service and telephone by U.S. West Communications. Primary access to the subject site is available from West Southern Avenue. Reported by the City of Tempe Engineering Department, the subject property is located in Zone X, minimal flood hazard area, as stated on the Flood Insurance Rate Map, Community Panel No. 2165S-040054, dated September 30, 1995.

      The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1971. The subject improvements consist of a 391-site manufactured housing community, with a community center, swimming pool, spa, billiard room, craft room, exercise room, shuffleboards, laundry facility and recreational vehicle storage. Of the 391 total sites, 132 sites are single-wide, while the remaining 259 sites are double-wide.

      The community center consists of a manager's office, restroom facilities, open-space available for resident use, billiard room and a fully equipped kitchen area. The exterior of the one-story community center appeared to be in overall good condition at the time of inspection.

      The swimming pool is located adjacent to the community center, and the spa is indoors. Off-street parking is available for each resident. Site improvements within the park include: paved streets, street lighting and signage. Overall, the site improvements appeared to be in

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                                                            Property Description
================================================================================

good condition at the time of inspection.

      The Meadows is a functional manufactured housing community with good ingress and egress along West Southern Avenue. Overall, the subject community appears to be well maintained and is in good condition. The Meadows is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Five Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Maricopa County is assessed at
25.0 percent of the Assessor's opinion of market value. The subject property is identified by tax parcel number 123-27-007G 7

      The total amount of real estate taxes for 1996 payable in 1997 for the subject property amounts to $69,039.44. The total amount of real estate taxes for 1996 payable in 1997 equates to approximately $176.57 per site.

Zoning

      According to the City of Tempe zoning officials, the subject property is currently zoned RMH, Residential Mobile Home. The subject property is a legal and conforming use for this zoned district.

================================================================================


                                       56
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            Property Description
================================================================================

Conclusion

      o The subject property, The Meadows, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $280.00 to $369.00;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate ranging from $330.74 to $396.29 per site, which is within the range of competing parks;

      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $20,000 to $35,021, with corresponding overall rates ranging from 7.55 to 8.84 percent;

      o Operating expenses are within industry standards for a park located in the southwestern region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o     The population profile of the subject property is 100 percent adult;

      o The current occupancy rate at the subject property of 98.0 percent is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Five Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Five Star Park, presented in the National Overview section of this report; and,

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe The Meadows will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

================================================================================


                                       57
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1 No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2 The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3 The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4 The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5 The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

================================================================================


                                       58
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions and Limiting Conditions
================================================================================

6 The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7 The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8 Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9 Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10 If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

================================================================================


                                       59
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1 Jody L. Garbisch inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2     The statements of fact contained in this report are true and correct.

3 The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4 We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5 Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6 Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7 No one provided significant professional assistance to the persons signing this report.

8 The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9 As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


      /s/ Michael J. Schaeffer /s/ Jody L. Garbisch  /s/ Stanley R. Dennis, Jr.
      Michael J. Schaeffer     Jody L. Garbisch      Stanley R. Dennis, Jr., MAI
      Director                 Associate Appraiser   Director, Manager

================================================================================


                                       60
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================

                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================


                                 POP-FACT SHEETS


================================================================================

Mon Nov 24, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               Cushman & Wakefield

W. Southern Avenue & Interstate 10
Tempe, Arizona                               COORD:      33:23.58     111:58.02
--------------------------------------------------------------------------------
                                                        5.00 MILE    10.00 MILE
DESCRIPTION                                                RADIUS        RADIUS
--------------------------------------------------------------------------------

POPULATION
    2002 PROJECTION                                       277,548     1,007,151
    1997 ESTIMATE                                         243,992       904,795
    1990 CENSUS                                           210,529       787,914
    1980 CENSUS                                           159,178       616,999
    GROWTH 1980 - 1990                                      32.26%        27.70%

HOUSEHOLDS
    2002 PROJECTION                                       114,104       404,460
    1997 ESTIMATE                                          98,437       356,999
    1990 CENSUS                                            80,044       301,036
    1980 CENSUS                                            54,721       228,551
    GROWTH 1980 - 1990                                      46.28%        31.72%

1997 ESTIMATED POPULATION BY RACE                         243,992       904,795
    WHITE                                                   76.78%        78.07%
    BLACK                                                    8.07%         5.37%
    ASIAN & PACIFIC ISLANDER                                 4.14%         2.71%
    OTHER RACES                                             11.01%        13.85%

1997 ESTIMATED POPULATION                                 243,992       904,795
    HISPANIC ORIGIN                                         19.14%        23.18%

OCCUPIED UNITS                                             80,044       301,036
    OWNER OCCUPIED                                          53.17%        51.04%
    RENTER OCCUPIED                                         46.83%        45.96%
    1990 AVERAGE PERSON PER HH                               2.56          2.56

1997 ESTIMATED HH BY INCOME                                98,437       356,999
    $150,000  +                                              3.88%         4.57%
    $100,000 TO $149,999                                     5.48%         5.40%
    $ 75,000 TO $ 99,999                                     8.57%         7.93%
    $ 50,000 TO $ 74,999                                    19.97%        19.11%
    $ 35,000 TO $ 49,999                                    17.69%        17.27%
    $ 25,000 TO $ 34,999                                    12.66%        13.16%
    $ 15,000 TO $ 24,999                                    13.98%        14.72%
    $  5,000 TO $ 14,999                                    12.77%        13.11%
    UNDER $ 5,000                                            5.00%         4.73%

1997 EST. AVERAGE HH INCOME                               $54,964       $56,152
1997 EST. MEDIAN HH INCOME                                $39,745       $38,723
1997 EST. PER CAPITA INCOME                               $22,297       $22,258

================================================================================


                                LEGAL DESCRIPTION


================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

                                LEGAL DESCRIPTION

Escrow/Title No. 9319199      08

A parcel of land in the North half of Section 32, Township 1 North, Range 4 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, more particularly described as follows:

COMMENCING at a point in the North Line of said North half of Section 32 that bears North 89 degrees 37 minutes 00 seconds East, 1590.85 feet from the Northwest corner thereof, said point also being in the centerline of Southern Avenue;

Thence South 0 degrees 23 minutes 00 seconds East, 55.00 feet to a point on the South line of the North 56 feet of said Section 32, and the point of beginning of this description;

Thence North 89 degrees 37 minutes 00 seconds East along said South line, parallel to said North line of the North half of Section 32, a distance of
841.97 feet to the Westerly line of the parcel condemned by the State of Arizona in Docket 6675, page 966, records of Maricopa County, Arizona;

Thence along said Westerly line of the following courses: South 0 degrees 23 minutes 00 seconds East (0 degrees 22 minutes 35 seconds East, recorded), a distance of 65.00 feet;

Thence North 89 degrees 37 minutes 00 seconds East, a distance of 480.23 feet (480.0 feet recorded);

Thence South 0 degrees 18 minutes 02 seconds East, a distance of 87.22 feet (South 0 degrees 23 minutes 00 seconds East, a distance of 87.11 feet recorded);

Thence South 31 degrees 11 minutes 14 seconds West, 81.19 feet (South 31 degrees 13 minutes 00 seconds West, 81.29 feet recorded); to the beginning of a tangent curve, concave Southeasterly, having a radius of 958.69 feet (957.51 feet recorded);

Thence Southwesterly along said curve through a central angle of 33 degrees 25 minutes 25 seconds (33 degrees 30 minutes 51 seconds recorded), an arc distance of 559.25 feet (559.34 feet recorded);

Thence South 2 degrees 14 minutes 11 seconds East (2 degrees 17 minutes 07 seconds East recorded) tangent to last said curve a distance of 220.80 feet (220.76 feet recorded) to a point in a non-tangent curve concave Northeasterly, having a radius of 1089.56 feet (982.51 feet recorded), a radial of which said curve through said point bears South 73 degrees 31 minutes 33 seconds West;

Thence Southeasterly along said curve through a central angle of 23 degrees 23 minutes 02 seconds an arc distance of 444.68 feet (445.33 feet recorded);

Thence South 39 degrees 51 minutes 29 seconds East (South 39 degrees 50 minutes 24 seconds East recorded) tangent to last said curve a distance of 229.34 feet (229.51 feet recorded);

Thence South 1 degrees 10 minutes 27 seconds West, a distance of 289.97 feet (South 1 degrees 13 minutes 00 seconds West 290.0 feet recorded);

--------------------------------------------------------------------------------

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

                                LEGAL DESCRIPTION

Escrow/Title No. 9319199      08

Thence South 39 degrees 50 minutes 02 seconds West (South 39 degrees 52 minutes 35 seconds West recorded), a distance of 64.03 feet more or less to the North toe of slope of the North Bank of the Western Canal;

Thence Westerly, along the North toe of slope being a curve to the left with a radius of 8639.37 feet to a point on the East line of the Northwest quarter of said Section 32 from which the Northeast corner of the South half of the Northwest quarter of said Section 32 bears North 0 degrees 30 minutes East, a distance of 606.00 feet;

Thence continuing Westerly along the North toe of slope being a curve to the left, with a radius of 8639.37 feet a distance of 202.51 feet;

Thence South 87 degrees 34 minutes 05 seconds West (South 87 degrees 34 minutes 00 seconds West, recorded), a distance of 612.40 feet to a point in a non-tangent curve; concave Southerly, having a radius of 5774.58 feet a radial of which said curve through said point bears North 2 degrees 15 minutes 55 seconds West;

Thence Westerly along said curve through a central angle of 4 degrees 34 minutes 13 seconds an arc distance of 460.62 feet to a point through which a radial of said curve bears North 6 degrees 50 minutes 08 seconds West said point being the intersection of said curve with a curve concave Easterly having a radius of 3235.00 feet, a radial of which last said curve through said point of intersection bears South 84 degrees 50 minutes 57 seconds West;

Thence Northerly along last said curve leaving said North toe of slope of the North bank of the Western Canal, through a central angle of 11 degrees 10 minutes 04 seconds an arc distance of 630.55;

Thence North 6 degrees 01 minutes 01 seconds East tangent to last said curve, a distance of 150.00 feet to the beginning of a tangent curve concave Southeasterly having a radius of 1155.00 feet;

Thence Northeasterly, along said curve through a central angle of 16 degrees 00 minutes 00 seconds an arc distance of 322.54 feet;

Thence North 22 degrees 01 minutes 01 seconds East, tangent to last said curve a distance of 90.00 feet to the beginning of a tangent curve, concave Northwesterly, having a radius of 1035.00 feet;

Thence Northeasterly, along said curve through a central angle of 22 degrees 24 minutes 01 seconds an arc distance of 404.64 feet;

Thence North 0 degrees 23 minutes 00 seconds West, tangent to last said curve, a distance of 371.32 feet to the point of beginning.

EXCEPT therefrom all property lying east of the following described line:

COMMENCING at the North quarter corner of said Section 32;

Thence along the North-South midsection line, South 0 degrees 42 minutes 59 seconds

--------------------------------------------------------------------------------

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

                                LEGAL DESCRIPTION

Escrow/Title No. 9319199      08

West, a distance of 120.02 feet to the existing South right of way line of Southern Avenue, coincident with the North line of the above described property;

Thence along said coincident line, North 89 degrees 37 minutes 00 seconds East, a distance of 19.14 feet to the point of beginning;

Thence South 21 degrees 38 minutes 30 seconds West, a distance of 420.67 feet;

Thence South 60 degrees 19 minutes 10 seconds West, a distance of 38.70 feet;

Thence from a local tangent bearing of North 11 degrees 35 minutes 41 seconds East, along a curve to the left, having a radius of 1204.11 feet, a length of
290.11 feet;

Thence South 2 degrees 12 minutes 33 seconds East, a distance of 175.12 feet;

Thence along a curve to the left having a radius of 580.00 feet, a length of
173.34 feet to a point of compound curve;

Thence along said compound curve, having a radius of 1335.00 feet, a length of
369.20 feet to a point of reverse curve;

Thence from a local tangent bearing of South 35 degrees [ILLEGIBLE] minutes 42 seconds East, along said reverse curve, having a radius of 1020.00 feet, a length of 90.57 feet;

Thence South 30 degrees 05 minutes 26 seconds East, a distance of 169.55 feet;

Thence from a local tangent bearing of South 6 degrees 02 minutes 46 seconds West along a curve to the left having a radius of 1178.92 feet, a length of
321.56 feet to the point of ending on the South toe of slope of the Western
Canal;

AND EXCEPT therefrom any portion lying within the right of way of the Western Canal.

--------------------------------------------------------------------------------

================================================================================


                          QUALIFICATIONS OF APPRAISERS


================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                JODY L. GARBISCH

Education

Bachelor of Science Degree in Finance, concentration in Real Estate, from the College of Commerce and Business Administration at the University of Illinois, Urbana-Champaign, Illinois, 1997.

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

      Urban Real Estate Valuation
      Urban Economics
      Real Estate Financial Markets
      Real Estate Investments
      Real Estate Law
      Real Estate Fundamentals

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services.

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A       Fundamentals and Principles of Real Estate Appraisal
      Course I-B       Capitalization Theory and Techniques
      Course II-I      Case Studies in Real Estate Valuation
      Course II-2      Valuation Analysis and Report Writing
      Course II-3      Standards of Professional Practice
      Course IV        Litigation/Condemnation Valuation
      Course VI        Investment Analysis
      Course VIII      Residential Case Studies
      Course X         Market Analysis

      Seminar          Feasibility Analysis and Highest and Best Use
      Seminar          Discounted Cash Flow Analysis
      Seminar          Cash Equivalency
      Seminar          Subdivision Analysis
      Seminar          Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================

MARKET STUDY OF REAL PROPERTY

Windmill Village North
4000 North Tuttle Avenue
Sarasota County, Florida


================================================================================


As of December 4, 1997



Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

             [Letterhead of Cushman & Wakefield of Illinois, Inc.]


December 15, 1997


Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:  Market Study of Real Property
     Windmill Village North
     4000 North Tuttle Avenue
     Sarasota County, Florida 34234

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.


                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Mr. Edward J. Welch                    -2-                     December 15, 1997

      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.

/s/ Jennifer L. Estrella

Jennifer L. Estrella
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr., MAI

Stanley R. Dennis, Jr., MAI
Director, Manager

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                      Windmill Village North

Location:                           4000 North Tuttle Avenue
                                    Sarasota County, Florida

Assessor's Parcel Number:           Based on information provided by the
                                    client, the subject property is
                                    identified by Assessor's Parcel Number
                                    29040026.

Date of Inspection:                 The property was inspected December 4,
                                    1997.

Ownership:                          The subject property is legally
                                    entitled to Orangeland Vistas, an
                                    Illinois Corporation, and MHC
                                    Financing Limited Partnership, as
                                    beneficiary.

Land Area:                          Based on information provided by the
                                    property's legal plat of survey, the
                                    subject property contains
                                    approximately 74.14 acres of land
                                    area, or 3,229,538 square feet.

Zoning: Based on information provided by the Sarasota County Planning Department, the subject property is zoned RMH, Residential Mobile Home. The subject property is a legal but, non-conforming use.

Improvements
   Type:                            A manufactured housing community.

   Year Built:                      The subject property was originally
                                    developed in approximately 1968.

   Size: The subject property consists of a 471-site manufactured housing community.

   Condition:                       At the time of inspection, the subject
                                    property was in good condition.

Property Rating:                    Five Star manufactured home community.

Special Assumptions:                1. Information regarding the subject
                                    property, including its physical
                                    characteristics, was provided to us by
                                    the client and the on-site manager,
                                    and is assumed to be accurate.


                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Summary of Salient Facts
================================================================================

                                    2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                    3. Our market and consulting report
                                    regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                    4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                    5. Please refer to the complete list of
                                    assumptions and limiting conditions included at the end of this report.


                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                               TABLE OF CONTENTS
================================================================================

                                                                       Page

PHOTOGRAPHS OF SUBJECT PROPERTY...........................................1

INTRODUCTION..............................................................5
  Identification of Property..............................................5
  Property Ownership and Recent History...................................5
  Purpose and Function of the Market Study and Consulting Assignment......5
  Scope of the Market Study and Consulting Assignment.....................5
  Date of Property Inspection.............................................5
  Definitions and Other Pertinent Terms...................................5

REGIONAL ANALYSIS.........................................................8

NEIGHBORHOOD ANALYSIS....................................................11

MARKET ANALYSIS..........................................................12
  National Overview......................................................12
  Competition............................................................19
  Comparable Manufactured Housing Community Sales........................23
  Demographic Trends.....................................................26
  Expense Analysis.......................................................26
  Market Supply and Demand...............................................27
  Conclusion.............................................................27

PROPERTY DESCRIPTION.....................................................29
  Site Description.......................................................29
  Improvements Description...............................................29

REAL PROPERTY TAXES AND ASSESSMENTS......................................30

ZONING...................................................................30

CONCLUSION...............................................................31

ASSUMPTIONS AND LIMITING CONDITIONS......................................32

CERTIFICATION............................................................34

ADDENDA..................................................................35
  Pop-Fact Sheets
  Legal Description
  Qualifications of Appraisers


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                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                [PHOTO OMITTED]

                     Front Entrance of the Subject Property


                                 [PHOTO OMITTED]

                         Exterior View of the Clubhouse

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                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

                         Interior View of the Clubhouse


                                 [PHOTO OMITTED]

                    View of the Pool at the Subject Property

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                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

                    Typical Interior View of the Subject Park


                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

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                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

                  Street Scene Facing North Along Tuttle Avenue


                                 [PHOTO OMITTED]

                  Street Scene Facing South Along Tuttle Avenue

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                                                                    INTRODUCTION
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Identification of Property

      The subject property consists of a 471-site manufactured housing community, situated on approximately 74.14 acres of land area, located on the east side of Tuttle Road, just north of 27th Street, in Sarasota County, Florida. The property's street address is 4000 North Tuttle Avenue. The property was constructed in 1968, and was 100.0 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Orangeland Vistas, an Illinois corporation, and MHC Financing Limited Partnership, as beneficiary. The subject property was originally developed in 1968, with 471 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 4, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

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                                                                    Introduction
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      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the east side of Tuttle Avenue, in Sarasota County, Florida. The street address of the subject property is 4000 North Tuttle Avenue. The subject property is located approximately one mile northeast from the Sarasota city limits. The property is identified by tax parcel number 29040026, according to information provided by the client. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.


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                                  LOCATION MAP

                                 [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

      The subject property is located in the Sarasota-Bradenton metropolitan area. The Sarasota-Bradenton metropolitan area is located along the southwestern coast of Florida. According to Sales and Marketing Management's 1997 Survey of Buying Power, the estimated 1996 population of the Sarasota-Bradenton metropolitan area is 547,000. The population of the cities of Bradenton and Sarasota are 49,400 and 57,900, respectively. As the subject property is located in Sarasota County the focus of this regional analysis is on the characteristics of Sarasota County area.

Sarasota County

      Sarasota County includes the cities of Sarasota, Venice, North Port, Longboat Key, and the community of Englewood. Surrounding islands considered part of Sarasota County include Longboat Key, St. Armand's Key, Lido Key, Siesta Key, and Casey Key. Sarasota County encompasses an area of 573 square miles, and includes 35 miles of beaches along the Gulf of Mexico. Temperatures in the Sarasota area are generally tropical, with the average year-round temperature of 72 degrees.

      There are tax advantages for individuals and businesses located in Sarasota County. According to the Greater Sarasota Chamber of Commerce, the tax structure is favorable with no personal income tax and a low corporate income tax of 5.5 percent. The health care industry in Sarasota County is nationally known, and the various beaches in the county bring a large number of tourists to the area.

Population

      The estimated 1996 population of Sarasota County is 301,000. Since 1990, the population increased 8.36 percent, when the population was 277,776. The historical and projected population characteristics of Sarasota County are presented in the table below.

=============================================================================
                         SARASOTA COUNTY POPULATION
-----------------------------------------------------------------------------
          YEAR                   POPULATION                 % CHANGE
-----------------------------------------------------------------------------
          1980                     202,251                     ---
-----------------------------------------------------------------------------
          1990                     277,776                    37.34%
-----------------------------------------------------------------------------
          1996                     301,000                     8.36%
-----------------------------------------------------------------------------
          2000                     331,472                    10.12%
-----------------------------------------------------------------------------
          2005                     357,417                     7.82%
-----------------------------------------------------------------------------
Source: Greater Sarasota Chamber of Commerce
=============================================================================

      As indicated above, the population of Sarasota County has consistently increased since 1980. Population growth is expected to be positive through the year 2005.

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                                                               Regional Analysis
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Income and Employment

      As of 1994, the total Sarasota County civilian labor force was estimated to be 129,481. The labor force including Sarasota surrounding counties was 154,625. According to the Florida Trend Economic Yearbook, analysts predict the civilian labor force in Sarasota County will increase to 154,500 by the year 2005. The average 1996 unemployment rate was 3.1 percent. Per 1993 estimates, the largest non-farm employing industries in the county were services and trade, respectively. Estimated 1994 per capita personal income was $29,837. The major employers in Sarasota County are presented in the following table.

=============================================================================
                     MAJOR EMPLOYERS IN SARASOTA COUNTY
-----------------------------------------------------------------------------
         COMPANY/ORGANIZATION                   NUMBER OF EMPLOYEES
-----------------------------------------------------------------------------
School Board of Sarasota County                       3,848
-----------------------------------------------------------------------------
Publix Company                                        3,107
-----------------------------------------------------------------------------
Sarasota County Government                            3,000
-----------------------------------------------------------------------------
Sarasota Memorial Hospital                            2,900
-----------------------------------------------------------------------------
Bon Secours Venice Hospital                           1,500
-----------------------------------------------------------------------------
Columbia Doctors Hospital                             1,200
-----------------------------------------------------------------------------
Vinyl-Tech/PGT                                          800
-----------------------------------------------------------------------------
Winn-Dixie                                              750
-----------------------------------------------------------------------------
Sarasota Herald-Tribune                                 575
-----------------------------------------------------------------------------
Sun Hydraulics                                          450
-----------------------------------------------------------------------------
Source: Greater Sarasota Chamber of Commerce
=============================================================================

As indicated above, the largest private company operating in Sarasota County is Publix Company, a grocery store operator.

Transportation

      There is only one interstate highway serving the Sarasota County area, Interstate 75. Other major highways serving the area include U.S. Highways 41, and 301. Major commercial airlines service the Sarasota Bradenton International Airport, with an average number of daily flights of 90. Ten airlines service the airport. Railroad serving the airport include Seminole Gulf, and CSX.

Summary and Conclusions

      The Sarasota County area is a stable and well established area, which has experienced steady growth in the past two decades. Population and employment in Sarasota County is expected to grow steadily through the year 2005. In summary, the outlook for the Sarasota region is positive.

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                                NEIGHBORHOOD MAP

                                 [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

      The subject property is situated along the east side of Tuttle Avenue, between 27th Street and 47th Street in Sarasota County, Florida. The subject property is located approximately one mile northeast of the City of Sarasota. The subject's immediate neighborhood is roughly defined as Washington Boulevard (also known as U.S. Highway 301) to the west, Lockwood Ridge Road to the east, University Parkway to the north, and 27th Street (also known as County Highway
683) to the south. Development in the immediate neighborhood of the subject property consists of manufactured housing communities, single-family housing, and a golf course.

      Regional access to the subject property is excellent via University Parkway, which intersects with Tuttle Avenue and provides access to Interstate 75 South of the subject property is 27th Street which provides access to U.S. Highway 41. U.S. Highway 41 runs north and south, along the central and southern portion of western Florida. Major thoroughfares in the immediate neighborhood of the subject property provide excellent access to the subject property. Major thoroughfares in the subject's immediate neighborhood include: Lockwood Ridge Road, Washington Boulevard, 27th Street, and University Parkway. The subject property enjoys excellent visibility along Tuttle Avenue, which runs north and south in the Sarasota area.

      Development in the immediate neighborhood of the subject property consists of manufactured housing communities, single-family housing, and a golf course. Commercial development near the subject property is located primarily along University Parkway, located north of the subject property. Windmill Village South manufactured housing community is located directly south of the subject property. The subject property is also conveniently located approximately two miles southeast of the Sarasota-Bradenton International Airport.

      The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good. The growth in population is anticipated to remain constant.

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                                                                 MARKET ANALYSIS
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National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=============================================================================
                                                                 No. of
 1997                                        No. of Sites      Communities
 Rank     Firm Name                State    Owned/Managed    Owned/Managed
-----------------------------------------------------------------------------
  1    Sun Communities            Michigan     30,295/0           84/0
-----------------------------------------------------------------------------
  2    ROC Communities            Colorado   22,441/7,167        77/36
-----------------------------------------------------------------------------
  3    Manufactured Home
       Communities                Illinois    27,349/838          69/3
-----------------------------------------------------------------------------
  4    Ellenburg Capital           Florida     25,173/0           63/0
-----------------------------------------------------------------------------
  5    Lautrec Ltd.               Michigan     22,652/0           58/0
-----------------------------------------------------------------------------
  6    Chateau Properties         Michigan     20,003/0           47/0
-----------------------------------------------------------------------------
  7    Clayton Homes              Tennessee    18,000/0           66/0
-----------------------------------------------------------------------------
  8    Clayton, Williams and
       Sherwood                   California   16,946/0           44/0
-----------------------------------------------------------------------------
  9    UNIPROP                    Michigan     14,931/0           40/0
-----------------------------------------------------------------------------
  10   The Bloch Organization     Michigan     14,379/0           37/0
=============================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

     The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and

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                                                                 Market Analysis
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attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured
Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                                                 Market Analysis
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      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
                                                                     Annual
  Year       ROC      MHC     Chateau     Sun     United    Total    Growth
--------------------------------------------------------------------------------
  1996     29,608    28,187   20,003    30,295    5,234    113,327   17.0%
--------------------------------------------------------------------------------
  1995     27,910    26,237   19,594    18,000    4,850     96,591    9.0%
--------------------------------------------------------------------------------
  1994     26,231    28,407   15,689    13,500    4,623     88,450   37.8%
--------------------------------------------------------------------------------
  1993     20,142    14,700   15,261     9,036    5,050     64,189   17.8%
--------------------------------------------------------------------------------
  1992     18,745    12,873   10,032     7,600    5,200     54,450    N/A
--------------------------------------------------------------------------------
  1991      9,030    13,079    9,759      N/R      N/R       N/A      N/A
--------------------------------------------------------------------------------
N/R = No report                     N/A = Not applicable
================================================================================
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

================================================================================


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                                                                 Market Analysis
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      The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

=============================================================================
                             REIT MARKET UPDATE
-----------------------------------------------------------------------------
  Company     Price     Current    52 Week    52 Week     Annual    12 Mth
  Symbol    (9/19/97)    Yield      High       Low      Dividend   Tot Rtn
-----------------------------------------------------------------------------
CPJ          $29.688     5.8%     $31.125    $22.250      1.72      26.6%
-----------------------------------------------------------------------------
MHC          $25.625     5.2%     $26.428    $18.875      1.32      30.7%
-----------------------------------------------------------------------------
SUI          $37.428     5.0%     $ 38.00    $27.750      1.88      31.8%
-----------------------------------------------------------------------------
UMH          $11.625     6.0%     $13.625    $10.875      0.70      -1.7%
-----------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
=============================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality

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                                                                 Market Analysis
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manufactured housing communities has been substantially reduced compared to the
1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;

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                                                                 Market Analysis
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      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.
      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o Any hedges or fences must be attractive and uniform; Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,

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                                                                 Market Analysis
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      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o All hitches concealed. Any existing tanks concealed; Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

================================================================================


                                       18
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                                                     ---------------------------

                                                                 Market Analysis
================================================================================

Competition

      We have surveyed seven manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 2,421 sites. The combined occupancy rate of these seven manufactured housing communities, including the subject property, is approximately 99.8 percent. Excluding the subject property in our survey, the combined occupancy rate is also approximately 99.8 percent, based on 1,950 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

================================================================================


                                       19
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                                                     ---------------------------

===============================================================================
              SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
-------------------------------------------------------------------------------
                                      Number                        Age
                                     Of Sites                       ---
                                    ---------                    Condition
   Comp.            Name            Occupancy                   ------------
    No.           Location            Level       Amenities     Park Rating(1)
-------------------------------------------------------------------------------
    R-1   Palm Terrace                 223        Clubhouse          1967
          3223 North Lockwood Ridge    ----         Pool             ----
          Sarasota County, Florida     100%      Shuffleboard        Good
                                                                     ----
                                                                      4*
-------------------------------------------------------------------------------
    R-2   Bahia Vista                  251        Clubhouse          1962
          3901 Bahia Vista             ---           Pool            ----
          Sarasota County, Florida     99%         Laundry           Good
                                                   Storage           ----
                                                                      4*
-------------------------------------------------------------------------------
    R-3   Saralake Estates             202        Clubhouse          1968
          3190 Bahia Vista             ----          Pool            ----
          Sarasota County, Florida     100%          Pool            Good
                                                 Shuffleboard        ----
                                                     Spa              4*
-------------------------------------------------------------------------------
    R-4   Camelot Lakes                534        Clubhouse          1981
          5700 Camelot Lakes           ----          Pool            ----
          Sarasota County, Florida     99%           Spa             Good
                                                 Shuffleboard        ----
                                                Tennis Courts         5*
                                                   Laundry
                                                 Shuffleboard
                                                  Horseshoes
                                                   Storage
-------------------------------------------------------------------------------
    R-5   Camelot East                 434        Clubhouse          1985
          6300 Queensbury Road         ----          Pool            ----
          Sarasota County, Florida     100%     Tennis Courts        Good
                                                   Laundry           ----
                                                   Storage            5*
-------------------------------------------------------------------------------
    R-6   Windmill Village North       471        Clubhouse          1968
          4000 North Tuttle Avenue     ----          Pool            ----
          Sarasota County, Florida     100%          Spa             Good
                                                 Shuffleboard        ----
                                                  Horseshoes          5*
                                                   Laundry
-------------------------------------------------------------------------------
 Subject  Windmill Village South       306        Clubhouse          1980
          3000 North Tuttle Avenue     ----         Pool             ----
          Sarasota County, Florida     99%           Spa             Good
                                                 Shuffleboard        ----
                                                  Horseshoes          5*
                                                     Lake
                                                   Laundry
-------------------------------------------------------------------------------
(1)   Ratings from One Star to Five Star Parks are defined in the National
      Overview section of this report.
===============================================================================

===============================================================================================
              SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
-----------------------------------------------------------------------------------------------
                                                                                 Amount of
                                                    Services       Date Of          Last
   Comp.            Name               Monthly      Provided     Last Rental       Rental
    No.           Location               Rent         in Rent      Increase       Increase
-----------------------------------------------------------------------------------------------
    R-1   Palm Terrace                $309.00/Mo.       Water     January, 1997   $7.70/Mo.
          3223 North Lockwood Ridge    (Average)        Sewer
          Sarasota County, Florida


-----------------------------------------------------------------------------------------------
    R-2   Bahia Vista                 $265.00/Mo.       Water     January, 1997   $13.00/Mo.
          3901 Bahia Vista                 To           Sewer
          Sarasota County, Florida    $272.00/Mo.      Refuse
                                                    Lawn Service

-----------------------------------------------------------------------------------------------
    R-3   Saralake Estates            $228.00/Mo.   Lawn Service  January, 1997   $10.00/Mo.
          3190 Bahia Vista             (Average)
          Sarasota County, Florida


-----------------------------------------------------------------------------------------------
    R-4   Camelot Lakes               $370.55/Mo.      Refuse     January, 1997    $15.00/Mo.
          5700 Camelot Lakes               To       Lawn Service                    (3-years
          Sarasota County, Florida    $486.13/Mo.                                average annual
                                                                                 rent increase)





-----------------------------------------------------------------------------------------------
    R-5   Camelot East                $361.00/Mo.      Refuse     January, 1997    $15.00/Mo.
          6300 Queensbury Road             To       Lawn Service
          Sarasota County, Florida
                                      $475.00/Mo.

-----------------------------------------------------------------------------------------------
    R-6   Windmill Village North      $286.50/Mo.      Refuse     January, 1997    $11.60/Mo.
          4000 North Tuttle Avenue         To       Lawn Service                 (approximately
          Sarasota County, Florida    $292.20/Mo.                                 4.0 percent)



-----------------------------------------------------------------------------------------------
 Subject  Windmill Village South      $285.50/Mo.      Refuse     January, 1997    $11.60/Mo.
          3000 North Tuttle Avenue         To       Lawn Service                 (approximately
          Sarasota County, Florida    $300.00/Mo.                                 4.0 percent)




-----------------------------------------------------------------------------------------------


===============================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                       COMPETING MANUFACTURED HOUSING MAP

                                 [MAP OMITTED]


                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $228.00 to $486.13 per site, on a monthly basis. The subject property is currently quoting monthly rental rates within the market range, or $286.50 to $292.20 per site. The last rental rate increase at the subject property was as of January 1, 1997.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Palm Terrace, is located at 3223 North Lockwood, Sarasota County, Florida. This comparable property contains 223 sites, and is 100.0 percent occupied. Palm Terrace was developed in 1967, and is in overall good condition. Amenities include a clubhouse, pool, and shuffleboard courts. The last annual rental rate increase occurred in January, 1997, for approximately $7.70 per month. The average monthly rental rates is $309.00 per month, with water and sewer included in the monthly rental payment. Residents of Palm Terrace must be 55 years of age or older.

      Comparable R-2, Bahia Vista, is located at 3901 Bahia Vista, Sarasota County, Florida. Bahia Vista contains 251 sites, and is 99.0 percent occupied. Bahia Vista was developed in 1962, and is in overall good condition. Amenities include a clubhouse, pool, laundry facility and storage area. The last annual rental rate increase occurred in January, 1997, for approximately $13.00 per month. Monthly rental rates range from $265.00 to $272.00, with water, sewer, refuse, and lawn service included in the monthly rental payment. Residents of Bahia Vista must be 55 years of age or older.

      Comparable R-3, Saralake Estates, is located at 3190, Sarasota County Florida. Saralake Estates contains 202 sites, and is 100.0 percent occupied. Saralake Estates was developed in 1968, and is in overall good condition. Amenities include a clubhouse, pool, shuffleboard courts, and a spa. The last annual rental rate increase occurred in January, 1997, for approximately $10.00 per month. The average monthly rental rate is $228.00, with lawn service included in monthly rental payment. Residents of Saralake Estates must be 55 years of age or older.

      Comparable R-4, Camelot Lakes, is located at 5700 Camelot Lakes, Sarasota County, Florida. Camelot Lakes contains 534 sites, and is 99.0 percent occupied. Camelot Lakes was developed in 1981, and is in overall good condition. Amenities include a clubhouse, pool, spa, shuffleboard, tennis courts, laundry facilities, shuffleboard courts, horseshoe pits, and a storage area. Over the last three years, the average annual rental rate increase was approximately $15.00 per month. The monthly rental rates range from $370.55 to $486.13, with refuse and lawn service included in monthly rental payment. Residents of Camelot Lakes must be 55 years of age or older.

================================================================================


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

                                                                 Market Analysis
================================================================================

      Comparable R-5, Camelot East, is located at 6300 Queensbury Road, in Sarasota, Florida. Camelot East contains 434 sites, and is 100.0 percent occupied. Camelot East was developed in 1985, and is in overall good condition. Amenities include a clubhouse, pool, tennis courts, laundry facilities, and a storage area. The last annual rental rate increase occurred in January, 1997 and was $15.00 per month. The monthly rental rates range from $361.00 to $475.00, with refuse and lawn service included in the monthly rental payment. Residents of Camelot East must be 55 years of age or older.

      Comparable R-6, Windmill Village South, is located at 3000 North Tuttle Avenue, in Sarasota County, Florida. Windmill Village South contains 306 sites, and is 99 percent occupied. Windmill Village South was developed in 1980, and is in overall good condition. Amenities include a clubhouse, pool, spa, shuffleboard, horseshoes, lake and laundry facilities. The last annual rental rate increase occurred in January, 1997 and was $11.60 per month. The monthly rental rates range from $285.50 to $300.00 per month, with refuse and lawn service included in the monthly rental payment. Residents of Windmill Village South must be 55 years of age or older.

      In our opinion, and based on conversations with the on-site manager, properties R-4, R-5 and R-6 compete most favorably with the subject property, with the monthly rental rates ranging from $285.50 to $486.13 per month per site. The subject property is currently quoting monthly rental rates ranging from $286.50 to $292.20 per site, which is within the range of rental rates of our more comparable competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed only one sale in the Sarasota County area. The sale occurred in the City of Venice. Therefore we have also presented sales of six manufactured housing communities in the Tampa-St. Petersburg area, north of the subject property. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Sun Valley, is located at 39248 U.S. Highway 19, in Tarpon Springs, Florida. This property contains 261 sites. The property was in good condition at the time of sale and was developed in 1970. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $5,027,100, which equates to $19,261 per site.

================================================================================


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
====================================================================================================================
                                  SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
--------------------------------------------------------------------------------------------------------------------
                                                                               Sales Price
                                                                                 Per Site
                                       Sales Date    Land Area     Density        -----                    EGIM
Comp.               Name               ----------    ---------    ---------     Occupancy                  ----
 No.              Location            Sales Price    No. Sites    Condition       At Sale    $NOI/Site     OAR
--------------------------------------------------------------------------------------------------------------------
 I-1     Sun Valley                      5/97           N/A          N/A         $19,261       $2,137      4.99x
         39248 U.S. Highway 19          -----           ---          ---         -------                   -----
         Tarpon Springs, Florida       $5,027,100       261         Good           99%                    11.09%


--------------------------------------------------------------------------------------------------------------------
 I-2     Park Royal                      5/97           N/A          N/A         $18,431       $1,913      5.30
         10611 66th Street              -----           ---          ---         -------                   ----
         Pinellas Park, Florida        $5,695,260       309         Good           90%                    10.38%



--------------------------------------------------------------------------------------------------------------------
 I-3     Southern Comfort                4/96          21.56        8.35         $19,307         N/A        N/A
         24479 U.S. Highway 19 North     -----         -----        ----         -------
         Clearwater, Florida            $3,475,200       180        Average         N/A
--------------------------------------------------------------------------------------------------------------------
 I-4     Southgate Mobile Home Park      4/96          24.00        6.96         $25,749       $2,306      6.92x
         20000 U.S. Highway 19 North     -----         -----        ----         -------                   -----
         Clearwater, Florida           $4,300,000       167         Good           90%                     8.96%


--------------------------------------------------------------------------------------------------------------------
 I-5     Serendipity                      5/95         56.00        7.59         $31,118       $2,698      7.83x
         29081 U.S. 19 North              ----         -----        ----         -------                   -----
         Clearwater, Florida          $13,225,000       425         Good           98%                     8.67%


--------------------------------------------------------------------------------------------------------------------
 I-6     Doral Mobile Home Park          5/95          70.00        7.53         $30,361       $2,995      6.72x
         29250 U.S. 19 North             -----         -----        ----         -------                   -----
         Clearwater, Florida          $16,000,000       527         Good           98%                     9.87%


--------------------------------------------------------------------------------------------------------------------
 I-7     Bay Indies                       1/94        250.00        5.24         $32,086       $2,374      9.13x
         Ridgewood Avenue                 ----        ------        ----         -------                   -----
         Near U.S. 41                 $42,000,000      1,309        Good           98%                     7.40%
         Venice, Florida


--------------------------------------------------------------------------------------------------------------------
Subject  Windmill Village South          - - -        61.29         4.99          - - -       $2,211(1)     N/A
         3000 North Tuttle Avenue                     ------        ----
         Largo, Florida                                 306         Good           99%
--------------------------------------------------------------------------------------------------------------------
(1) 199  7 Trailing 12 months
====================================================================================================================

==================================================================================================
                           SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
--------------------------------------------------------------------------------------------------

                                       $EGI/Site
                                      -------------
                                      $Expense/Site
                                      -------------
Comp.               Name              Expense Ratio   Comparability
 No.              Location             % Of EGI       to the Subject           Comments
--------------------------------------------------------------------------------------------------
 I-1     Sun Valley                      $3,861          Similar        Developed in 1970; Good
         39248 U.S. Highway 19           ------                           condition; Amenities
         Tarpon Springs, Florida         $1,724                       include a clubhouse, pool,
                                         ------                        shuffleboard courts, and
                                         44.66%                           laundry facilities.
--------------------------------------------------------------------------------------------------
 I-2     Park Royal                      $3,478          Superior         Developed in 1991;
         10611 66th Street               ------                          Excellent condition;
         Pinellas Park, Florida          $1,565                           Amenities include:
                                         ------                            clubhouse, pool,
                                         45.00%                          shuffleboard courts,
                                                                               laundry.
--------------------------------------------------------------------------------------------------
 I-3     Southern Comfort                 N/A            Inferior         Developed in 1955;
         24479 U.S. Highway 19 North                                   Average condition; Minimal
         Clearwater, Florida                                                  amenities.
--------------------------------------------------------------------------------------------------
 I-4     Southgate Mobile Home Park      $3,720          Similar          Developed in 1971;
         20000 U.S. Highway 19 North     ------                        Good condition; Amenities
         Clearwater, Florida             $1,414                        include: clubhouse, pool,
                                         ------                        shuffleboard courts, and
                                         38.00%                           laundry facilities.
--------------------------------------------------------------------------------------------------
 I-5     Serendipity                     $3,975          Superior       Developed in 1975; Good
         29081 U.S. 19 North             ------                          condition; Amenities
         Clearwater, Florida             $1,277                        include: clubhouse, pool,
                                         ------                        shuffleboard courts, and
                                         32.13%                           laundry facilities.
--------------------------------------------------------------------------------------------------
 I-6     Doral Mobile Home Park          $4,516          Similar        Developed in 1972; Good
         29250 U.S. 19 North             ------                          condition; Amenities
         Clearwater, Florida             $1,521                        include: clubhouse, pool,
                                         ------                        shuffleboard courts, and
                                         33.67%                           laundry facilities.
--------------------------------------------------------------------------------------------------
 I-7     Bay Indies                      $3,514          Similar        Developed in 1972; Good
         Ridgewood Avenue                ------                          condition; Amenities
         Near U.S. 41                    $1,140                       include: clubhouse, pools,
         Venice, Florida                ------                              tennis courts,
                                         32.43%                        shuffleboard courts, and
                                                                        mini-putt golf course.
--------------------------------------------------------------------------------------------------
Subject  Windmill Village South          $3,612          Subject          Developed in 1980;
         3000 North Tuttle Avenue        ------          Property           Good condition;
         Largo, Florida                  $1,402                           Amenities include:
                                         ------                          Clubhouse, pool, spa,
                                         38.80%                           shuffleboard court,
                                                                       laundry facilities, lake
                                                                                 and a
                                                                            horseshoe pit.
--------------------------------------------------------------------------------------------------
(1) 199  7 Trailing 12 months
==================================================================================================

                                                                 Market Analysis
================================================================================

      Comparable Sale I-2, Park Royal, is located at 10611 66th Street, in Pinellas Park, Florida. This property contains 309 sites. The property was in excellent condition at the time of sale and was developed in 1991. Amenities include a clubhouse, pool, shuffleboard courts, and laundry. The property was approximately 90.0 percent occupied at the time of sale. The property was purchased for $5,695,260, which equates to $18,431 per site.

      Comparable Sale I-3, Southern Comfort, is located at 24479 U.S. Highway 19 North, in Clearwater, Florida. This property contains 180 sites, situated on 21.56 acres of land area. The property was in good condition at the time of sale and was developed in 1955. Amenities include a laundry facility. Information regarding the occupancy of the property at the time of sale was unavailable. The property was purchased for $3,475,200, which equates to $19,307 per site.

      Comparable Sale I-4, Southgate Mobile Home Park, is located at 20000 U.S. Highway 19 North, in Clearwater, Florida. This property contains 167 sites, situated on 24.0 acres of land area. The park was in good condition at the time of sale and was developed in approximately 1971. Amenities include a clubhouse, swimming pool, shuffleboard courts, and laundry facilities. The property was 90.0 percent occupied at the time of sale. The property was purchased for $4,300,000, which equates to $25,749 per site.

      Comparable Sale I-5, Serendipity, is located at 29081 U.S. 19 North, in Clearwater, Florida. This property contains 425 sites, situated on 56.0 acres of land area. The park was in good condition at the time of sale and was developed in 1975. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was 98.0 percent occupied at the time of sale. The property was purchased for $13,225,000, which equates to $31,118 per site.

      Comparable Sale I-6, Doral Mobile Home Park, is located at 29250 U.S. 19 North, in Clearwater, Florida. This property contains 527 sites, situated on 70.0 acres of land area. The park was in good condition at the time of sale and was developed in 1972. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was 98.0 percent occupied at the time of sale. The property was purchased for $16,000,000, which equates to $30,361 per site.

      Comparable Sale I-6, Bay Indies, is located on Ridgewood Avenue near U.S. 41, in Venice, Florida. This property contains 1,309 sites, situated on
      250.0 acres of land area. The park was in good condition at the time of sale and was developed in 1972. Amenities include a clubhouse, pool, tennis courts, shuffleboard courts, and a nine-hole mini putt golf course. The property was 98.0 percent occupied at the time of sale. The property was purchased for $42,000,000, which equates to $32,086 per site.

================================================================================


                                       25
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 130,810 and 329,226, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 134,824 and 342,237, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas are 59,710 and 150,887, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 62,438 and 159,056, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $56,415 and $55,440, respectively, and are expected to increase to $73,377 and $71,409, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $37,584 and $35,045, respectively, and are expected to increase to $45,598 and $42,579, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997, are $26,174 and $25,773, respectively, and are expected to increase to $34,556 and $33,687, respectively, by the year 2002.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS. For additional demographic information, please refer to the NDS summary report in the Addenda.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

================================================================================


                                       26
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

                                                                 Market Analysis
================================================================================

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 32.1 to 45.0 percent of effective gross income levels, and $1,140 to $1,724 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 35.5 percent of effective gross income and $1,271 on a per site basis. Operating expenses appear to be within the range of comparable properties on both a per site basis as well as on a percentage of effective gross income.

Market Supply and Demand

      There are a total of six competing manufactured housing communities located within the subject's market, which total 1,950 sites, with a corresponding average occupancy rate of above 99.0 percent. No specific absorption statistics were available, since the subject's competing parks have historically reported occupancy rates at, or above 95.0 percent. The subject property, based on conversations with management, has historically been slightly higher than occupancy rates consistent with competing parks, and is currently
100.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and is within the range of the occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained high occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $228.00 to $486.13 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate within the range of competing parks, or at $286.50 to $292.20 per site, which we believe is market-orientated.

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $18,431 to $32,086 per site, with corresponding overall rates ranging from 7.40 to 11.09 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

================================================================================


                                       27
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

                                   SITE PLAN

                                 [PLAN OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located on the east side of Tuttle Avenue between 27th Street and 47th Street. The subject site is irregular in shape and contains
74.14 acres, or 3,229,538 square feet of land area. Topographically, the site is basically level and at street grade.

      Sewer and water service are provided by Kensington Park Utilities. Electric Service is provided by Florida Power Company. Gas service is unavailable at the subject property, and GTE Company provides telephone service. The subject property is accessible via Tuttle Avenue. Based on conversations with the Engineering Department of the County of Sarasota, the subject property is not located in a flood hazard area. However, we recommend a qualified engineer to determine the existence of any flood hazard areas.

      Each developed site has a concrete driveway. The streets within the park are two-lanes. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1968. The subject improvements consist of a 471-site manufactured housing community, with a clubhouse, pool, spa, shuffleboard courts, horseshoe pits and laundry facilities. The 471-total sites can fit both double-wide and single-wide homes.

      The clubhouse consists of open-space available for resident use, and a kitchen. The exterior of the one-story clubhouse is painted concrete block, and appeared to be in overall good condition at the time of inspection.

      The shuffleboard courts, pool, spa, shuffleboard courts, and horseshoe pits are adjacent to the clubhouse. Off-street parking is available for each resident. Site improvements within the park include: paved streets, concrete driveways, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

================================================================================


                                       29
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                                                     VALUATION ADVISORY SERVICES
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

                                                            Property Description
================================================================================

      Windmill Village North is a functional manufactured housing community with good ingress and egress from Tuttle Avenue. Overall, the subject community appears to be well maintained and is in good condition. Windmill Village North is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Five Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Sarasota County is assessed at
100.0 percent of the Assessor's opinion of market value. The subject property is identified by tax parcel number 29040026.

      Real estate taxes in Sarasota County are assessed in arrears. Real estate taxes for 1997 were billed in November of 1997. The total amount of real estate taxes for 1997 for the subject property amounts to $245,727.04. Taxes are discounted if paid in full before March 31, 1997. The total amount of real estate taxes for 1997 equates to approximately $521.71 per site.

Zoning

      According to zoning officials of Sarasota County , the subject property is currently zoned RMH, Residential Mobile Home. Based on conversations with zoning officials Sarasota County, the subject property is a legal but non-conforming use in the RMH, Residential Mobile Home district. The subject property does not meet current density requirements for mobile home parks in the country. The actual density is 6.35 sites per acre, compared to the subject's zoning requirement of 5.0 sites per acre

================================================================================


                                       30
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Windmill Village North, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $228.00 to $486.13;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate ranging from $286.50 to $292.20 per site, which is within the range of competing parks, and appears to be market-oriented;

      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $18,431 to $32,086, with corresponding overall rates ranging from 7.40 to 11.09 percent;

      o Operating expenses are within industry standards for a park located in the southeastern region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o The population profile of the subject property is approximately 99 percent retired adults, and 1 percent working adults, 55 years of age or older. The subject property is a retirement park, with residents required to be 55 years of age or older.

      o The current occupancy rate at the subject property of 100 percent is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Five Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Five Star Park, presented in the National Overview section of this report.

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Windmill Village North will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

================================================================================


                                       31
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

================================================================================


                                       32
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

================================================================================


                                       33
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Jennifer L. Estrella inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2. The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


 /s/ Michael J. Schaeffer  /s/ Jennifer L. Estrella  /s/ Stanley R. Dennis, Jr.

 Michael J. Schaeffer      Jennifer L. Estrella      Stanley R. Dennis, Jr., MAI
 Director                  Associate Appraiser       Director, Manager

================================================================================


                                       34
                                                              CUSHMAN &
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


                                                                         ADDENDA
================================================================================

                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================

                                 POP-FACT SHEETS

================================================================================

Tue Nov 25, 1997                                                         Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC.

27TH ST & NORTH TUTTLE AVE
SARASOTA, FL                              COORD:    27:21.56          82:30.83
--------------------------------------------------------------------------------
                                                   5.00 MILE         10.00 MILE
DESCRIPTION                                           RADIUS             RADIUS
--------------------------------------------------------------------------------

POPULATION
    2002 PROJECTION                                  134,824            342,237
    1997 ESTIMATE                                    130,810            329,226
    1990 CENSUS                                      123,694            304,013
    1980 CENSUS                                       96,657            225,262
    GROWTH 1980- 1990                                  27.97%             34.96%

HOUSEHOLDS
    2002 PROJECTION                                   62,438            159,056
    1997 ESTIMATE                                     59,710            150,887
    1990 CENSUS                                       53,438            133,275
    1980 CENSUS                                       40,933             96,671
    GROWTH 1980-1990                                   30.55%             37.86%

1997 ESTIMATED POPULATION BY RACE                     130,810           329,226
    WHITE                                               89.53%            90.60%
    BLACK                                                8.78%             7.24%
    ASIAN & PACIFIC ISLANDER                             0.83%             0.83%
    OTHER RACES                                          0.86%             1.33%

1997 ESTIMATED POPULATION                             130,810           329,226
    HISPANIC ORIGIN                                      4.48%             4.97%

OCCUPIED UNITS                                         53,438           133,275
    OWNER OCCUPIED                                      69.24%            69.77%
    RENTER OCCUPIED                                     30.76%            30.23%
    1990 AVERAGE PERSON PER HH                           2.27              2.24

1997 ESTIMATED HH BY INCOME                            59,710           150,887
   $150,000 +                                            4.90%             5.18%
   $100,000 TO $149,999                                  5.20%             4.85%
   $ 75,000 TO $ 99,999                                  6.72%             5.97%
   $ 50,000 TO $ 74,999                                 17.69%            16.21%
   $ 35,000 TO $ 49,999                                 18.71%            17.85%
   $ 25,000 TO $ 34,999                                 15.38%            15.98%
   $ 15,000 TO $ 24,999                                 15.85%            16.67%
   $  5,000 TO $ 14,999                                 12.34%            13.96%
   UNDER $5,000                                          3.21%             3.33%

1997 EST. AVERAGE HH INCOME                           $56,415           $55,440
1997 EST. MEDIAN HH INCOME                            $37,584           $35,045
1997 EST. PER CAPITA INCOME                           $26,174           $25,773

Tue Nov 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                        (POP 80-02, HH 80-02, INC 80-02)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC.

27TH ST & NORTH TUTTLE AVE
SARASOTA, FL                                 COORD:    27:21.56         82:30.83
--------------------------------------------------------------------------------
                                                      5.00 MILE       10.00 MILE
DESCRIPTION                                              RADIUS           RADIUS
--------------------------------------------------------------------------------

POP_80: TOTAL                                            96,657          225,262
POP_90: TOTAL                                           123,694          304,013
POP_97: TOTAL (EST.)                                    130,810          329,226
POP_02: TOTAL (PROJ.)                                   134,824          342,237
HH_80: TOTAL                                             40,933           96,671
HH_90: TOTAL                                             53,438          133,275
HH_97: TOTAL (EST.)                                      59,710          150,887
HH_02: TOTAL (PROJ.)                                     62,438          159,056
INC_80: PER CAPITA (EST.)                                $8,033           $8,086
INC_90: PER CAPITA                                      $16,491          $16,972
INC_97: PER CAPITA (EST.)                               $26,174          $25,773
INC_02: PER CAPITA (PROJ.)                              $34,556          $33,687
HH_90_BY INCOME_89: MEDIAN                              $29,728          $28,581
HH_97_BY INCOME: MEDIAN                                 $37,584          $35,045
HH_02_BY INCOME: MEDIAN                                 $45,598          $42,579
HH_80_BY INCOME_79: AVERAGE                             $18,968          $18,842
HH_90_BY INCOME_89: AVERAGE                             $37,600          $38,050
HH_97_BY INCOME: AVERAGE                                $56,415          $55,440
HH_02_BY INCOME: AVERAGE                                $73,377          $71,409

================================================================================

                                LEGAL DESCRIPTION

================================================================================

                                LEGAL DESCRIPTION

================================================================================

File No. 93-0012                  EXHIBIT "A" OF SCHEDULE A


      PARCEL NO.N24-21587-10 (Windmill Sarasota):

      Commence at a R/R spike at the Northwest corner of Section 9, Township 36 South, Range 18 East, Sarasota County, Florida; thence S. 0(degree)00'02" W., along the West line of said Section 9 a distance of 990.69 feet to a P.K. nail; thence S. 87 (degree) 51'41" E., a distance of 50.04 feet to a point on the South line of property described in Official Record Book 481, page 656 of the public records of Sarasota County, Florida, also being the Point of Beginning; thence S. 0(degree)00'02" W., and parallel with said West line of Section 9, a distance of 2252.55 feet to the Southerly line of Amendment Lease Area as recorded in Official Record Book 980, pages 569 through 572 of the aforementioned public records (passing through a concrete monument found at a distance of 2233.04 feet); thence N. 88(degree)36'02" E., along said Southerly line a distance of 302.44 feet to a P.C. of a curve to the left having a central angle of 39(degree)02'17" and a radius of 680.00 feet; thence Northeasterly along the arc of said curve (also said Southerly line) a distance of 463.31 feet; thence N. 49 (degree) 33'45" E., along said Southerly line a distance of 369.58 feet to a P.C. of a curve to the right having a central angle of 18 (degree) 36'02" and a radius of 920.00 feet; thence Northeasterly along the arc of said curve (also said Southerly line) a distance of 298.67 feet; thence N. 0(degree)09'03" E., parallel with and 30 feet Westerly of the East line of the West 1/2 of the Northwest 1/4 of said Section 9 for a distance of 960.90 feet; thence S. 89(degree)21'29" E., a distance of 30.00 feet to said East line of the West 1/2 of the Northwest 1/4; thence N. 0(degree)09'03" E., along said East line a distance of 1646.0 feet to a concrete monument at the South right-of-way line of 47th Street, said right-of-way lying 25 feet Southerly of and parallel with the North line of said Section 9; thence N.
      87(degree)51'41" W., along said Southerly right-of-way line a distance of 649.89 feet to the East line of aforementioned property described in Official Record Book 481, page 656; thence S. 0(degree)00'02" W., along said East line of property a distance of 965.67 feet to a concrete monument at the Southeast corner of said property; thence N. 87(degree) 51'41" W., a distance of 650.45 feet to the Point of Beginning.

      TOGETHER WITH: Lots 7, 8, 9 and 10, Block 18, BEVERLY TERRACE, Unit 2, as per Plat Book 2, page 126, of the public records of Sarasota County, Florida.

================================================================================

================================================================================

                          QUALIFICATIONS OF APPRAISERS

================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              JENNIFER L. ESTRELLA

Education

Master of Urban Planning, Economic Development Concentration
University of Illinois at Urbana-Champaign, 1996

Bachelor of Business Administration, Finance Major
Loyola University Chicago, 1991


Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

                   Real Estate Financial Markets
                   Urban Real Estate Valuation
                   Real Estate and Urban Land Economics

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A    Fundamentals and Principles of Real Estate Appraisal
      Course I-B    Capitalization Theory and Techniques
      Course II-I   Case Studies in Real Estate Valuation
      Course II-2   Valuation Analysis and Report Writing
      Course II-3   Standards of Professional Practice
      Course IV     Litigation/Condemnation Valuation
      Course VI     Investment Analysis
      Course VIII   Residential Case Studies
      Course X      Market Analysis

      Seminar       Feasibility Analysis and Highest and Best Use
      Seminar       Discounted Cash Flow Analysis
      Seminar       Cash Equivalency
      Seminar       Subdivision Analysis
      Seminar       Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================


MARKET STUDY OF REAL PROPERTY

Hacienda de Valencia
201 South Greenfield Road
Mesa, Maricopa County, Arizona


================================================================================


As of December 1, 1997



Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281



Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

              [Letterhead of Cushman & Wakefield of Illinois, Inc.]

December 12, 1997


Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:     Market Study of Real Property
        Hacienda de Valencia
        201 South Greenfield Road
        Mesa, Maricopa County, Arizona 85206

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward Welch                        -2-                    December 12, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Jody L. Garbisch

Jody L. Garbisch
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                     Hacienda de Valencia

Location:                          201 South Greenfield Road
                                   Mesa, Maricopa County, Arizona

Assessor's Parcel Number:          Based on information provided by Maricopa
                                   County Treasurer's Office, the subject
                                   property is identified by Assessor's Parcel
                                   Numbers 140-32-001C 3 and 140-33-004C 0.

Date of Inspection:                The property was inspected December 1, 1997.

Ownership:                         The subject property is legally entitled to
                                   Tanland Vistas, Inc., an Illinois
                                   corporation.

Land Area:                         Based on the measurements taken from the
                                   property's legal plat of survey, the subject property contains approximately 53.75 acres of land area, or 2,341,511.55 square feet.

Zoning: Based on information provided by the City of Mesa Zoning Department, the subject property is zoned R-4, General Multiple Residences, which is a legal, but non-conforming use.

Improvements
     Type:                         A manufactured housing community.

     Year Built:                   The subject property was originally developed
                                   in approximately 1972.

     Size: The subject property consists of a 366-site manufactured housing community, of which approximately 200 sites are single-wide and 166 sites are double-wide.

     Condition:                    At the time of inspection, the subject
                                   property was in good condition.

Property Rating:                   Five Star manufactured home community.

Special Assumptions:               1. Information regarding the subject
                                   property, including its physical
                                   characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                        Summary of Salient Facts
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                                   2. The existence of potentially hazardous or
                                   toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                   3. Our market and consulting report regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                   4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                   5. Please refer to the complete list of
                                   assumptions and limiting conditions included at the end of this report.

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                                                               TABLE OF CONTENTS
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                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................5
   Identification of Property..................................................5
   Property Ownership and Recent History.......................................5
   Purpose and Function of the Market Study and Consulting Assignment..........5
   Scope of the Market Study and Consulting Assignment.........................5
   Date of Property Inspection.................................................5
   Definitions and Other Pertinent Terms.......................................5

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................33

MARKET ANALYSIS...............................................................35
   National Overview..........................................................35
   Competition................................................................42
   Comparable Manufactured Housing Community Sales............................46
   Demographic Trends.........................................................47
   Expense Analysis...........................................................49
   Market Supply and Demand...................................................49
   Conclusion.................................................................50

PROPERTY DESCRIPTION..........................................................52
   Site Description...........................................................52
   Improvements Description...................................................52

REAL PROPERTY TAXES AND ASSESSMENTS...........................................53

ZONING........................................................................53

CONCLUSION....................................................................54

ASSUMPTIONS AND LIMITING CONDITIONS...........................................55

CERTIFICATION.................................................................57

ADDENDA.......................................................................58
   Pop-Fact Sheets
   Legal Description
   Qualifications of Appraisers

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                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
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                                 [PHOTO OMITTED]

                        Exterior of Main Community Center

                                 [PHOTO OMITTED]

                       Exterior of Second Community Center

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                                                 Photographs Of Subject Property
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                                 [PHOTO OMITTED]

                       Front Entrance of the Subject Park

                                 [PHOTO OMITTED]

                               View of Pool Area

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                                                 Photographs Of Subject Property
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                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

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                                                 Photographs Of Subject Property
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                                 [PHOTO OMITTED]

              Street Scene Facing North Along South Greenfield Road

                                 [PHOTO OMITTED]

              Street Scene Facing South Along South Greenfield Road

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                                                                    INTRODUCTION
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Identification of Property

      The subject property consists of a 366-site manufactured housing community, situated on approximately 53.75 acres of land area for 55-year-old or greater residents. Hacienda de Valencia is located on the east side of South Greenfield Road, approximately two miles north of U.S. Highway 60, in the City of Mesa, Maricopa County, Arizona. The property's street address is 201 South Greenfield Road. The property was constructed in 1972, and was 96.0 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Tanland Vistas, Inc., an Illinois corporation. The subject property was originally developed in 1972, with 366 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 1, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or

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                                                                    Introduction
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      interest in, or aspects of, real property, in which a value estimate is not necessarily required.

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the east side of South Greenfield Road, approximately two miles north of U.S. Highway 60, in the City of Mesa, Maricopa County, Arizona. The street address of the subject property is 201 South Greenfield Road, Mesa, Arizona. The property is identified by tax parcel numbers 140-32-001C 3 and 140-33-004C 0, according to Maricopa County Treasurer's Office. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

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                                  LOCATION MAP


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                                            REGIONAL ANALYSIS - PHOENIX-MESA MSA
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Introduction

      The short- and long-term value of real estate is influenced by a variety of factors and forces which interact within a given region. Regional analysis serves to identify those forces which affect property value and the role they play within the region. The four primary forces which influence real property value include environmental characteristics, governmental forces, social factors, and economic trends. These forces determine the supply and demand for real property which, in turn, affect market value.

--------------------------------
A. Environmental Characteristics
--------------------------------

      The primary environmental forces which influence the region include physical location, geography, and infrastructure. These characteristics provide a basis for the region's stability and describe the area's overall locational bearing. Both natural and man-made environmental forces influence real property values and are best understood in relation to the subject property's location.

General Overview

      The Phoenix-Mesa MSA, which includes Maricopa and Pinal Counties, is the nation's 12th largest MSA by population rank. Maricopa County comprises a majority of the MSA, containing 23 incorporated cities and towns, and numerous developed unincorporated areas within its 9,225 square miles. The urbanized area of the county covers more than 2,000 square miles, making the Phoenix metropolitan area one of the geographically largest, yet least densely populated, metro areas in the country.

      Over the past several years, Phoenix has been one of the nation's fastest growing metropolitan areas. During this decade, it has trailed only Atlanta and Las Vegas in terms of domestic immigration with over 33,000 U.S. residents relocating here. The urbanized area has five distinct regions: central, northeast, southeast, northwest, and southwest. The areas are divided by mountains to the south and north of central Phoenix, by the Salt River Indian Reservation to the east, and by Interstate 10 and Interstate 17 running north, south, and west from the Salt River.

      The central region contains the area's major office employment centers:
Downtown, the Central Avenue corridor, the Camelback corridor, and the 44th Street/Sky Harbor International Airport area which is home to a significant amount of warehouse/distribution and industrial employment.

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      The northeast region is characterized by an expanding services employment sector concentrated in south-central Scottsdale, the Paradise Valley Mall area, and the Scottsdale Airpark. The Scottsdale Airpark area contains a high concentration of industrial and light manufacturing employment. There is also an emerging medical service corridor along Shea Boulevard in north Scottsdale.

      The northeast region is, perhaps, best known for its abundance of high-quality resorts and golf courses and its affluent bedroom communities such as Scottsdale, Paradise Valley, Fountain Hills, Carefree, Cave Creek, and northern portions of the City of Phoenix.

      The southeast region, often referred to as the East Valley, contains the cities of Tempe, Mesa, Chandler, Gilbert, Guadalupe, Queen Creek, and the South Mountain area of Phoenix. Major high-tech and aerospace employers are located in this region of the MSA, as is the main campus of Arizona State University in Tempe. Eastern portions of the southeast region contain many retirement communities that host thousands of winter visitors, as well as year-round retirees. Continued employment growth in high-tech industries, a diverse housing market, and transportation improvements are expected to fuel continued development in the southeast region.

      The northwest region includes northwest Phoenix and the communities of Glendale, Peoria, Youngtown, Surprise, El Mirage, and the unincorporated retirement communities of Sun City and Sun City West. This region is rapidly developing its own employment base, including service industries, agriculture, and high-tech manufacturing. Recent development has tended to follow Bell Road and the partially completed Agua Fria Freeway.

      The rapidly growing southwest region is the least developed of the five metropolitan areas, but its abundance of relatively inexpensive, developable land and access to Interstate 10 make it attractive to both developers and employers. The southwest region, which includes portions of the City of Phoenix, as well as Goodyear, Litchfield Park, Avondale, Tolleson, and Buckeye, has traditionally been agricultural in nature. In recent years, the area has attracted considerable warehouse and distribution development.

Transportation

      The Phoenix MSA is generally well served by an integrated transportation network. The central portion of the MSA contains a majority of the area's transportation links, supported by surrounding interstates, highways, and local routes.

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                                                               Regional Analysis
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Highways & Interstates

      The Phoenix region is served by two major interstates: Interstate 10 and Interstate 17. Interstate 10 is the primary transportation thruway for the MSA, linking with Southern California to the west, and Tucson and New Mexico to the southeast. Interstate 17 runs northward, linking Phoenix with Flagstaff. Superstition Freeway (U.S. Highway 60) runs east from Central Phoenix/Interstate 10 toward Mesa and Gilbert. Other major routes within the region include U.S. Highways 80 and 89. Several new freeways, in various stages of competition, also pass through the metro area.

Air Service

      Air transportation is available at Phoenix Sky Harbor International Airport, one of the 25 largest air traffic hubs in the nation. Airlines serving Sky Harbor include Southwest Airlines, Air West, United, Delta, Northwest, Alaska, American, USAir, and TWA. The Phoenix Sky Harbor International Airport handled 30.4 million passengers in 1996, a 9.0 percent increase over 1995, making it the 11th-busiest passenger airport in the country and the 16th-busiest in the world. The airport moved 312,800 tons of cargo, which also represented a
9.0 percent increase.

      The airport is in the midst of two major projects. The first is the construction of a new, $169 million, 7,800-foot runway (which will be the airport's third). It is scheduled to become operational in the Spring of 1999. Construction has begun on a $30.0 million project that will add 14 more passenger gates. Completion is expected next Spring.

Other Services

      Rail transportation is provided by the Southern Pacific, Atchison, and Topeka and Santa Fe lines. AMTRAK provides passenger service to the region. The MSA is also serviced by bus lines and motor carriers. Most municipalities provide local bus routes which run throughout the metropolitan area, while Greyhound/Trailways provides more regional service.

-------------------------------
B. Governmental Characteristics
-------------------------------

      Governmental influences on the region impact property values via political and legal actions at all levels. The legal climate at a particular time or in a particular place may overshadow the natural market forces of supply and demand. Government provides many necessary facilities and services that affect land use patterns, including public utilities, refuse collection, transportation networks, zoning codes, and fiscal policies.

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                                                               Regional Analysis
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Government Structure

      Maricopa County contains 23 incorporated cities and towns, and numerous unincorporated areas within its 9,225 square miles. Local governments provide a variety of services, including law enforcement, fire safety, planning and zoning, and other typical government services.

Services & Utilities

      Arizona Public Service supplies electricity for most of the Valley, including Ahwatukee, Foothills, Chandler, Gilbert, and Tempe. Salt River Project is the other main electric supplier in the region, serving parts of Apache Junction, Chandler, Mesa, and Tempe. Southwest Gas provides natural gas to the region. US West Communications is the main telephone supplier in Maricopa County. Water and sewer service is provided by the local municipalities.

Tax Structure

      Tax burdens within the region include state and local sale taxes, corporate income taxes, and ad valorem property taxes. Arizona's sales tax is
5.0 percent. Maricopa County adds an additional 0.05 percent on retail sales for freeway construction. The Maricopa County Assessor's Office assesses taxes at
25.0 percent of full value for improved industrial and commercial properties.

Bond Rating

      Moody's Bond Record places the State of Arizona's bond rating as "Aaa" relative to investment qualities, while Maricopa County is "A". "Aaa" bonds are judged to be the best quality and carry the smallest degree of investment risk. "A" bonds are judged to possess many favorable investment attributes and are considered as upper-medium grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment sometime in the future.

-------------------------------
C. Social Forces
-------------------------------

      Real estate values can be influenced to a large degree by social issues impacting the region, including population trends, income levels, the profile of workers in the area, and other quality of life issues. The demographic composition of the population reveals the potential, basic demand for real estate services.

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                                                               Regional Analysis
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Population

      The population and its geographic distribution are basic determinants of the need for real estate. Aggregate population growth is distributed among regions in response to changing economic opportunities, while the demand for real estate is created by a population's demand for the goods and services to be produced or distributed within the region. Thus, population and demographic trends can influence the demand for services provided by property, thereby affecting property value.

      The Phoenix market is commonly perceived as a market composed primarily of retirees. This view is valid to a limited extent, since Phoenix still ranks among the top quartile nationwide in the proportion of residents over the age of
64. But the consumer base has changed as the in-migration of job seekers in recent years has outpaced the influx of retirees. Members of the "baby boom" generation (ages 25 through 44) now constitute a slightly higher proportion of the Phoenix population than the national average. While strong transportation and educational infrastructures are important assets, a major impetus to Phoenix's rapid population growth has been its lower living costs relative to MSAs in Southern California. Overall utility costs and tax collections are also below national and regional levels.

      Population in the Phoenix-Mesa MSA has grown at a relatively healthy pace over the past decade, showing increases of 3.4 percent per year from 1980 to 1990, and 2.7 percent per year from 1990 to 1997. By comparison, Arizona has also experienced population growth of 2.7 percent per year over the last seven years, while the U.S. reports population growth of about 1.0 percent per year for the same period. Estimates for 1997 place population in the Phoenix MSA at 2,695,900 +/-, an aggregate increase of 20.0 percent over 1990.

      Through 2010, population growth in the MSA is forecasted to be 2.1 percent per year according to Woods & Poole Economics, slightly higher than the rate of growth projected for the state as a whole.

Households

      Household formation is an important component of demographic analysis which helps to identify changing patterns or shifts within the population. A household consists of all people occupying a single housing unit, thus providing significant sociological information about the region. Household formation also has a significant influence on demand for real estate. Households, combined with effective purchasing power, provide the basic demand

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                                                               Regional Analysis
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for housing units and household needs, thereby transforming needs into effective demand for real estate improvements.

      Like the nation as a whole, household formation has occurred at a rate in excess of population growth within the subject region. This acceleration has been the result of several trends, namely the fact that the population is generally living longer, divorce rates have been on the rise, and many younger professionals are postponing marriage and/or leaving home at an earlier age, all resulting in increases of one- and two-person households. The total number of households in the Phoenix-Mesa MSA has increased from 580,190+/- in 1980 to 1,005,140+/- in 1997, a compound annual increase of about 3.3 percent per year. Accordingly, the number of persons per household within the MSA has decreased from 2.74 in 1980 to 2.64 in 1997.

      Projections through 2010 by Woods & Poole Economics show household growth in Phoenix at 2.1 percent per year, similar to population growth forecasts. This rate of growth will lead the state and far surpass the household growth for the nation.

Income

      Income levels, either on a per capita, per family, or per household basis, indicate the economic level of residents within the region and form an important component of economic analysis. Average income has a direct impact on the ability of residents to satisfy material desires for goods and services, directly affecting the demand and price levels of real estate.

      Phoenix's large retiree population consumes extensive amounts of goods and services, but adds little to the overall income of the community. Coupled with the relatively low wage levels in the MSA, this contributes to a slightly below-average per capita personal income level. Although low costs of living help to balance the below-average income, housing, taxes, and pension expenditures claim an above-average percentage of personal income. This tends to place Phoenix in the bottom quartile of Top 100 MSAs for consumer spending potential.

      On an average household basis (in real 1992 dollars), Phoenix-Mesa has an average income of $56,337 for 1997, about 8.7 percent higher than the state level of $51,817 and slightly below the national income level of $57,295. Maricopa County has a higher average household income figure than the MSA with $57,122.

      Real per capita income growth has generally kept pace with state and national trends, experiencing annual growth of roughly 1.07 percent per year (1980-90); 1.39 percent per year from 1990 to 1997 (not adjusted for inflation). Income projections by Woods & Poole

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                                                               Regional Analysis
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Economics show per capita income growth of 1.36 percent per year for the
Phoenix-Mesa MSA. Areas on the northeast and a portion of the southwest side of the MSA in Scottsdale and Phoenix are generally more affluent than other sectors with average income levels between $100,000 and $180,000.

Effective Buying Income

      While income levels are above average for the state, and slightly below the nation, lower taxes and housing costs also tend to improve the purchasing power of area residents. As such, the effective disposable income of residents--adjusted for tax payments, contributions to pension funds, and the cost of new housing--ranks fairly comparable to other regions of the southeast. Sales & Marketing Management places median household effective buying income at $31,340 for Phoenix-Mesa as of 1996, higher than the state median of $28,923 but lower than the U.S. median household EBI of $33,482.

-----------------------------
D. Economic Trends
-----------------------------

      Economic forces are significant to real property value. The fundamental relationships between current and anticipated supply and demand and the economic ability of the population to satisfy its wants, needs, and demands through purchasing power are tantamount to such an analysis. Some of the specific market characteristics considered in economic analysis include employment trends, the economic base of the region, expansion and new development, and the overall economic health of the region.

Overview

      The Phoenix-Mesa MSA has a relatively diverse economic base. Several factors contribute to the strength and stability of the local economy, including a good quality of life, a skilled labor force, low taxes, financial incentives by government, and a good transportation network.

      Over the past several years, the region has seen stable investment from new companies, as well as expanding industries. Statistics on labor, employment, investment, and construction show evidence of the region's dynamic economic growth.

      For years, Phoenix has been one of the fastest growing metropolitan areas in the nation. Low costs, a favorable climate, a well-educated workforce, and proximity to key markets in Southern California and the Pacific Rim have all contributed to the area's economic vigor. Despite an economic downturn in the late-1980s/early-1990s, the factors that previously fueled the MSA's growth remain in-place, giving Phoenix a positive outlook.

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                                                               Regional Analysis
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The industry mix, although heavily concentrated in electronics and aerospace, also favors the MSA's long-term prospects.

      With an improving economy, new growth has stimulated construction activity and has also increased the movement of thousands of new companies, primarily from California and the Midwest, into the Valley because of the readily available work force, low cost of living, quality of living for their employees, and the pro-business environment.

      In terms of real estate, Arizona's phase-out of its sales tax on commercial leases continues, dropping from 4.0 percent to 3.0 percent in 1994,
2.0 percent in 1995, and 1.0 percent in 1996. The 1.0 percent decrease will continue until 1997, when the tax will be eliminated altogether.

      Also contributing to the large number of companies choosing the Phoenix metropolitan area are low corporate income tax rates, plus new state regulations which allow corporations to file consolidated income tax returns. This regulation allows corporations to claim losses from subsidiaries in other states on their Arizona tax returns. The end result is the development of buildings for new companies and existing companies expanding and/or relocating.

      Among the Top 100 MSAs in the country, Phoenix ranks about 19th in economic diversity, with goods and services for sale outside the MSA ranging from high-tech manufacturing, communications, and tourism. Although only about
10.5 percent of the nation's urban markets lie within a 500-mile radius of the region, the MSA's convenient access to major markets in Southern California overshadows its distance from other U.S. regions. Key manufacturing industries in Phoenix includes the electronics and aerospace sectors. Phoenix has become a major regional center for communications and business services, providing support for much of the Southwestern U.S. and Rocky Mountain region.

      Tourism employment has continued to grow rapidly as the area's recreational charms have not abated. Tourism is expected to continue to bolster the local economy over the coming years as the number of visitors and winter residents continue to increase.

Employment

      The largest sectors of non-agricultural employment in Phoenix are Services (32.0 percent), Wholesale and Retail Trade (23.7 percent), and Government (12.5 percent). Although continuing to witness growth in manufacturing, this sector of non-farm employment accounts for a lower percentage of employment than its 14.9 percent share in 1980. Services, on the other hand, have increased its share from 23.0 percent in 1980 to 32.0

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                                                               Regional Analysis
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percent today. Finance, Insurance and Real Estate sectors of employment have generally maintained their percentage of non-farm employment, while Government has slipped. Both Construction and Transportation, Communications and Public Utilities have also maintained their distribution over the past fifteen years.

==============================================================================
                             Employment Distribution
==============================================================================
         Employment Sector        1980       % of Total     1997    % of Total
==============================================================================
Total Non-Farm Employment       796,860        100.00%   1,516,260    100.00%
------------------------------------------------------------------------------
   Mining                         7,380           0.9%       6,290       0.4%
------------------------------------------------------------------------------
   Construction                  59,110           7.4%      99,470       6.6%
------------------------------------------------------------------------------
   Manufacturing                118,740          14.9%     152,900      10.1%
------------------------------------------------------------------------------
   T.C.P.U.                      33,800           4.2%      72,700       4.8%
------------------------------------------------------------------------------
   Wholesale/Retail Trade       186,870          23.5%     358,600      23.7%
------------------------------------------------------------------------------
   F.I.R.E.                      84,270          10.6%     149,100       9.8%
------------------------------------------------------------------------------
   Services                     183,000          23.0%     481,900      31.8%
------------------------------------------------------------------------------
   Government                   123,690          15.5%     189,700      12.5%
==============================================================================
Source: Woods & Poole Economics, Inc.
==============================================================================

      Between 1980 and 1997 (forecast) the Phoenix MSA added 719,400 jobs, indicative of an astounding compound annual growth rate of 3.8 percent. During 1996 alone, the region added in excess of 73,000 jobs, or 5.7 percent. According to Metro Market Facts, (second quarter 1997 report), this increase was the second largest aggregate gain in the country behind Dallas, Ft. Worth, and the second largest proportional gain behind Las Vegas.

      The region's robustness produced gains in all major employment categories. The service sector was the big leader in absolute terms, creating 30,800 net new jobs. Retail trade had the second-largest gain (9,600 new jobs), followed by the public sector (9,100). Finance, insurance and real estate (FIRE) and wholesale trade grew by 7,800 and 6,800 new jobs, respectively. the transportation sector created 4,400 net new jobs. The construction industry added 3,900 workers. Manufacturing had the least impressive gain, 300 net new jobs.

      Three sectors had percentage gains of over 8 percent. The largest (8.8 percent) occurred in wholesale trade. It was followed by FIRE and services. Transportation expanded its employment base by 6.8 percent; government by 5.2 percent; construction by 4.3 percent; and retail trade by 3.9 percent. Manufacturing's gain translated into a minuscule 0.2 percent advance.

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                                                               Regional Analysis
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      Services now account for 31.8 percent of the area's workforce versus 28.6 percent for the nation and 23 percent of MSA employment in 1980. Retail trade, the second largest employment category, with 23.7 percent, is generally consistent with national averages. Phoenix has a much lower percentage of its workers employed in manufacturing, 10.1 percent versus 15.1 percent for the nation.

      Owing to its status as the state capital, one of Phoenix's largest employment categories is state and local government. This tends to mitigate some of the volatile economic swings seen in regions which depend more heavily on one particular industry. The construction sector has traditionally comprised a key segment of the Phoenix economy. Despite faltering in the early-1990s with overbuilding in most real estate markets, this sector continues to be an important part of the local economy. As such, construction's 6.6 percent of local employment is well above the national average of 4.5 percent. In recent years, businesses selling goods and services outside the MSA have also been expanding, including high-tech durable manufacturing, communications, and tourism.

      Based on data through the second quarter of 1997, Phoenix continued to ride its recent wave of exuberant economic growth; payroll employment advanced
5.8 percent over year ago levels. Broad gains can be found in a number of key areas: the growth of high-technology manufacturing, increases in the retirement population, and the city's gains as a distribution hub. These improvements in turn, produced increases in secondary and tertiary industries, for example financial services, retail trade and professional services.

      Greater Phoenix is home to an increasing number of high-tech companies. One of the major high-tech players here is Intel, which has a $1.3 billion chip manufacturing complex (Fab 12) in southwest Chandler. Two of the area's newest high-tech developments involve Sumitomo and Microchip Technology. Sumitomo/Sitix just opened a new $400 million, 550,000 square foot water fabrication plant in northeast Phoenix. The plant employs 200 currently, with expected employment of up to 500 by 1999.

      Microchip Technology has a $137 million expansion underway at its Fab2 manufacturing facility in Tempe that is expected to create 200 new jobs. Completion is scheduled for early 1998. In addition, the company is planning to add about 300,000 more square feet (divided between manufacturing and office space) at its plant in Chandler. The $1 billion expansion is scheduled to take place over the next eight years, with construction beginning in 1998. If built out as currently envisioned, the company expects to hire another 2,000 workers for the Chandler site by 2003.

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      Avnet, a distributor of electronics and computer products, which currently employs 1,700 throughout greater Phoenix, has announced plans to move its Electronic Marketing Group into a 176,000 square foot facility at Phoenix
Airport Center. The move is expected to create several hundred new jobs.

      The growth of the area's high-tech industry has been part of the reason for Phoenix's high ranking in Cognetics' annual survey of "Entrepreneurial Hot Sports". The metropolitan area received the fourth-highest ranking in 1996 (behind Salt Lake City, Atlanta and Birmingham, Alabama).

      Another industry, aerospace, is pumping new life into some quarters here. The merger between McDonnel-Douglas and Boeing, is expected to have positive ramifications for the area.

      The metropolitan area continues to lure high-profile back-office operations and many companies with existing facilities are looking for room to grow. Excell Agent Services, a directory services firm that already has 2,400 employees in the area (in Phoenix, Tempe and Mesa), has announced plans to hire 500 more during the next six months.

      Bank of America plans to hire about 1,000 more workers at its telephone banking center in Tempe. Bank One Arizona has announced plans to add 1,000 new jobs in a consolidation of the company's telephone operations.

Employment Growth

      Over the past five years, it is clear that employment growth in the Phoenix-Mesa MSA has slowed over the growth experienced between 1980 and 1990. Total employment grew at a compound annual rate of 4.5 percent per year from 1980 to 1990, decreasing to an annual rate of 2.8 percent from 1990 to 1997. Services, Transportation/Public Utilities, Finance, Insurance and Real Estate, Wholesale/Retail Trade, and Government have led employment growth, while Manufacturing increases have slowed.

      The consensus opinion is that while Phoenix's growth in employment will slow over the next decade, it will remain one of the top performing areas in the nation. Employment forecasts by a variety of econometric firms show a consensus growth of approximately 2.5 to 3.0 percent per annum.

Major Employers

      The relative diversity of the Phoenix economy can also be seen in the list of major MSA employers. Motorola is greater Phoenix's largest private sector employer, with 19,400

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workers on its local payroll. Samaritan Health System is next, with an employee roster of 10,800. AlliedSignal (engineering and aerospace firm) employs 8,700. Pinnacle West Capital (the holding company for Arizona Public Service), US West, American Express, and Bank of America employ over 7,000 each. Both Intel and Banc One locally employ approximately 6,500.

      Other companies with more than 3,000 employees include: America West Airlines, Fry's Food Stores, Wells Fargo Bank, Honeywell Inc., Tosco/Circle K, Safeway, the Salt River Project (water and power utility), Bashas
(supermarkets), McDonnell-Douglas, TRW, AT&T, Southwest Airlines, and Gosnell Builders.

Unemployment Rates

      Unemployment rates in the Phoenix-Mesa MSA have historically been below state and national figures. As of October 1997, the unadjusted unemployment rate for Phoenix-Mesa was 2.5 percent, 110 basis points below year end 1996 and 140 points below the state unemployment rate of 3.9 percent. Mirroring national trends, unemployment in the MSA peaked between 1992-1993, followed by a declining trend through 1996.

================================================================================
                           Historic Unemployment Rates
================================================================================
   Year         Phoenix MSA              Arizona               United States
================================================================================
  Oct-97            2.5%                   3.9%                     4.7%
--------------------------------------------------------------------------------
   1996             3.7%                   5.5%                     5.4%
--------------------------------------------------------------------------------
   1995             3.5%                   5.1%                     5.6%
--------------------------------------------------------------------------------
   1994             5.0%                   6.4%                     6.1%
--------------------------------------------------------------------------------
   1993             5.1%                   6.2%                     6.8%
--------------------------------------------------------------------------------
   1992             6.4%                   7.4%                     7.4%
--------------------------------------------------------------------------------
   1991             4.9%                   5.7%                     6.7%
--------------------------------------------------------------------------------
   1990             4.3%                   5.3%                     5.5%
================================================================================
Source: Employment & Earnings; Bureau of Labor Statistics
================================================================================

      Although it is too soon to know what the 1996 annual adjusted rate will be for the Phoenix region, it appears that unemployment declines have slowed within the MSA as a whole through the third quarter of this year.

Retail Sales

      Another measure of the economic health of a region is retail sales patterns. Consumers drive the economy by creating demand for goods and services and, in turn, generate the need for housing, office space, retail centers, and warehouse/distribution facilities. It is estimated that consumer spending accounts for two-thirds of all economic activity in the United Sates today. As such, retail sales patterns have become an important

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indicator of the economic health of a region. The following table summarizes historic retail sales in the Phoenix MSA and State of Arizona for the period 1985 - 1996.

================================================================================
                            Retail Sales (1985-1996)
================================================================================
       Year                          Phoenix MSA (000)    State of Arizona (000)
================================================================================
1985                                         $11,710,860             $18,401,358
--------------------------------------------------------------------------------
1991                                         $17,241,381             $26,893,039
--------------------------------------------------------------------------------
1996                                         $28,007,212             $42,748,487
================================================================================
CAGR 1985-1996                                      8.2%                    8.0%
--------------------------------------------------------------------------------
CAGR 1991-1996                                     10.2%                    9.7%
================================================================================
Source: Sales and Marketing Management Survey of Buying Power
================================================================================

      Retail sales growth has been very good in the Phoenix area, increasing at a compound annual rate of 8.2 percent over the past 11 years. More recently, growth has increased to 10.2 percent per annum which is higher than the 9.7 percent growth experienced by the state as a whole. Going forward, Sales & Marketing Management forecasts an increase of 31.9 percent in sales to $36.9 billion versus 30.5 percent for the state as a whole. The significance of the Phoenix market is evidenced by the fact that with approximately 61.0 percent of the state's population, it accounts for nearly 66.0 percent of total retail sales. Woods & Poole Economics forecasts the MSA to see annual retail sales growth of 2.7 percent per year above inflation through 2010 (adjusted to 1987 dollars).

      The purchasing profile of area residents tends to reflect the demographic characteristics of the city. Drugs/Pharmaceuticals, and health and beauty aids claim a disproportionately large share of retail sales, attributable in part to the area's high proportion of retirees. Sporting goods and recreational vehicles are also featured, reflecting the region's opportunities for leisure-time activities and the favorable climate. Those categories expected to have the greatest growth potential are seen in General Merchandise and Eating and Drinking places.

-------------------------------------------
E. Tourism/Visitor Profile
-------------------------------------------

Overview

      According to the Phoenix & Valley of the Sun Convention & Visitors Bureau, Tourism represents the second largest industry in the metropolitan area, behind high-technology. It is estimated that over 10.0 million people visit Phoenix each year, while more than 24.0 million visit the State of Arizona as a whole. Visitors to the Valley account for nearly $4.0 billion in total expenditures annually, with retail sales comprising $400.0 million.

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================================================================================
                             Visitor Economic Impact
================================================================================
Year:                                                                       1995
================================================================================
Estimated Number of Visitors:                                      10.86 Million
--------------------------------------------------------------------------------
Average Length of Stay:                                               4.7 Nights
--------------------------------------------------------------------------------
Mean Expenditure Per Trip:                                                  $476
--------------------------------------------------------------------------------
Total Economic Impact for Maricopa County:                         $5.35 Billion
================================================================================
Source: Arizona Hospitality Research & Resource Center 1996
================================================================================

Expenditures

      The majority of visitor expenditures go toward food & beverage which accounts for 28.6 percent of all expenditures; lodging accounts for 21.5 percent, transportation 20.0 percent, and retail sales 15.0 percent. The following chart presents a breakdown of visitor expenditures by category.

================================================================================
                              Visitor Expenditures
================================================================================
              Category               Percent              1995 Expenditures(000)
================================================================================
Food & Beverage:                      28.6%                     $1,530,946
--------------------------------------------------------------------------------
Lodging:                              21.5%                     $1,150,886
--------------------------------------------------------------------------------
Transportation:                       20.0%                     $1,070,591
--------------------------------------------------------------------------------
Retail Sales:                         15.0%                     $  802,944
--------------------------------------------------------------------------------
Entertainment:                        9.0%                      $  481,766
--------------------------------------------------------------------------------
Other:                                5.9%                      $  315,824
--------------------------------------------------------------------------------
Total:                               100.0%                     $5,352,957
================================================================================
Source: Arizona Hospitality Research & Resource Center 1996
================================================================================

      Based upon the 11+/- million visitors in 1995, the direct economic impact was calculated to be $5.35 billion. Business and convention travelers accounted for 38.0 percent of all visitations in 1995.

Business/Convention Travelers

      Business and convention-oriented travelers to the Phoenix area comprise about 38.0 percent of all visitors to the region. The following chart summarizes the profile of business and convention travelers to the region.

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================================================================================
                      Business/Convention Traveler Profile
================================================================================
Average Age:                                                          41.6 Years
--------------------------------------------------------------------------------
Average Income:                                                          $74,700
--------------------------------------------------------------------------------
Average Party Size:                                                  1.51 People
--------------------------------------------------------------------------------
Average Daily Spending:                                                     $193
--------------------------------------------------------------------------------
Average Length of Stay:                                               3.8 Nights
--------------------------------------------------------------------------------
Major Activities
--------------------------------------------------------------------------------
     Shopping:                                                             52.0%
--------------------------------------------------------------------------------
     Sightseeing:                                                          40.0%
--------------------------------------------------------------------------------
     Swimming/Sunbathing:                                                  36.0%
--------------------------------------------------------------------------------
     Nightclubs:                                                           25.0%
--------------------------------------------------------------------------------
     Golf:                                                                 19.0%
================================================================================
Source: Behavior Research, Inc.
================================================================================

      From the data we see that the average business/convention visitor is 41.6 years of age with an average income of $74,700. According to Behavior Research,
52.0 percent of those surveyed cited shopping as one of their major activities while visiting.

Leisure Travelers/Winter Visitors

      Leisure travelers to the Phoenix area comprise approximately 62.0 percent of all visitors to the region. Their average age is slightly higher than the business/convention traveler at 42.8 years, with a significantly lower average income of $51,100. About 73.0 percent of all leisure travelers surveyed said that shopping was one of their primary activities. The following chart summarizes the profile of leisure travelers to the region.

================================================================================
                            Leisure Traveler Profile
================================================================================
Average Age:                                                          42.8 Years
--------------------------------------------------------------------------------
Average Income:                                                          $51,100
--------------------------------------------------------------------------------
Average Party Size:                                                  2.12 People
--------------------------------------------------------------------------------
Average Daily Spending:                                                     $174
--------------------------------------------------------------------------------
Average Length of Stay:                                               5.3 Nights
--------------------------------------------------------------------------------
Major Activities
--------------------------------------------------------------------------------
     Shopping:                                                             73.0%
--------------------------------------------------------------------------------
     Sightseeing:                                                          74.0%
--------------------------------------------------------------------------------
     Swimming/Sunbathing:                                                  46.0%
--------------------------------------------------------------------------------
     Museums:                                                              39.0%
--------------------------------------------------------------------------------
     Golf:                                                                 16.0%
================================================================================
Source: Behavior Research, Inc.
================================================================================

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      In the table below, only visitors staying in mobile homes or travel trailers were portrayed. In general, winter visitors arrive in the Valley by October and return to their state of origin by May. Median length of stay is estimated at slightly more than four months. In Metro Phoenix, approximately 113,000 winter visitors injected more than $340 million, while statewide, approximately 201,200 winter visitors injected nearly $1.0 billion in direct consumer expenditures during the 1995/96 season.

================================================================================
           Motor Home & Travel Trailer Winter Visitors - Metro Phoenix
================================================================================
           Mobile Home &
       Travel Trailer Census                  1992/93  1993/94  1994/95  1995/96
================================================================================
Number of Mobile Home Spaces                   56,400   57,900   58,400   64,500
--------------------------------------------------------------------------------
Number of Travel Trailer/R.V. Spaces           44,600   44,000   43,500   37,400
--------------------------------------------------------------------------------
Total Spaces Available                        101,000  101,900  101,900  101,900
--------------------------------------------------------------------------------
Spaces Occupied                                92,000   94,800   95,800   97,000
--------------------------------------------------------------------------------
% of Space Occupied by Winter Visitors            58%      59%      58%      58%
--------------------------------------------------------------------------------
Number of Winter Visitor Households            53,200   56,000   56,000   56,700
================================================================================
Source: Arizona State University, College of Business, Center for Business
        Research, August 1996
================================================================================

Summary

      From this analysis, it is clear that the Phoenix region is greatly impacted by the tourism and winter visitor industry. With over 10.0 million visitors each year providing over $400.0 million in retail sales to the region annually, there is clearly a competitive climate to attract these expenditures. As noted by the American Express study, roughly 40.6 percent of all retail expenditures in 1995 were from Non-Phoenix card members. In addition, 74.0 percent of all leisure travelers and 52.0 percent of all business travelers to the area cited shopping as one of their primary activities while visiting. In our opinion, the mall portfolio is well positioned to capture a strong market share of this visitor spending potential upon completion.

-------------------------------------------
F. Real Estate Markets
-------------------------------------------

      The real estate markets in Phoenix can be divided primarily into commercial and residential segments. The commercial segment includes office, industrial, and retail properties, while the residential market consists of multi-family and single-family dwellings. The following is a brief overview of each segment.

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Office Market

      The Phoenix office market is rebounding from several years of oversupply which is being absorbed due to continued population and employment growth. Recent declines in vacancy are attributable to a steady pattern of net absorption and lack of new construction. As a result, effective rents have begun to increase. The decline in the use of concessions, especially free rent, has increased effective rent levels and, coupled with increased office space demand, should continue to warrant rental rate improvement in all submarkets.

      According to F.W. Dodge, the total inventory of office space in metropolitan Phoenix was 103.5 million square feet at year end 1996. This was up
2.3 percent from 1995. Net absorption of 5.4 million square feet resulting in a reduction in the vacancy rate to 11.1 percent from 14.4 percent. Koll Real Estate reports that most of the net absorption was in the Class B sector. Overall, vacancy in the Class A sector was slightly below 6 percent and 11.3 percent among Class B. In the more marginal Class C product, nearly one quarter remained empty.

      Approximately 1.2 million square feet of new suburban office space was under construction in early 1997, and an additional 3.8 million square feet were in the planning pipeline. According to Koll, most of the projects are located in the active Camelback Corridor, Scottsdale, or Tempe submarkets. Scottsdale, with an inventory of 5.6 million square feet, had an overall vacancy rate of 5.6 percent at year end. In the Class A sector, vacancy was particularly low at 3.4 percent.

      The overall tightness in the market has caused prices to rise. According to Koll, the value of Class A Central Business District space rose 7 percent to $113.40 per square foot while suburban space rose 24 percent to $116.63 per square foot. With such value increases, it would be expected that the pace of new construction would accelerate.

      F.W. Dodge forecasts that between 1998 and 1999, 7.5 million square feet of new supply will be available in the market, forcing vacancies above 12 percent. The F.W. Dodge pipeline is currently tracking well over 2 million square feet of new product which is expected to break ground before the close of the fourth quarter. In subsequent years, developers will heed the warning signals. They anticipate contract activity to average 2.1 million square feet per year during the final five years of the forecast, compared with the average of 1.7 million square feet for the 58 MSAs they surveyed. Fortunately, stable office employment growth will keep the metro-wide office vacancy rate in the 11 to 12 percent range.

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Industrial Market

      Arguably the most active market segment, the industrial sector shows little sign of slowing down. According to Koll, metropolitan Phoenix has an industrial inventory of approximately 87.6 million square feet, about 9.4 percent of which were vacant in early 1997. Though vacancy was only slightly below what it was a year earlier, that stability gains new significance when considering that approximately eight million square feet (half of it speculative) came on-line here during 1996. According to Koll, another 1.9 million square feet were under construction entering 1997, and 2.9 million more square feet were in the planning stages. Areas seeing the most growth include Chandler/Gilbert, Mesa, South Phoenix, and Tempe.

      A breakdown by product type is shown on the following page.

  ==========================================================================
               Type                  Inventory (mil SF)         Vacancy
  --------------------------------------------------------------------------
  Distribution Warehouse                    33.0                 11.0%
  --------------------------------------------------------------------------
  Manufacturing                             27.5                  6.7%
  --------------------------------------------------------------------------
  Industrial Office                         12.7                  9.4%
  --------------------------------------------------------------------------
  High Tech                                  5.2                  6.2%
  ==========================================================================

      F.W. Dodge reports that the Phoenix industrial market is firmly entrenched in the development phase of the real estate cycle. During the first six months of 1997, the MSA has completed more new industrial facilities than any other metropolitan area surveyed. Although the increase in capital availability has been an impetus to higher contract activity, demand has been buoyant. The MSA's gains in manufacturing and the growth in its retail markets together produced strong demand for inventory storage and distribution centers. Total net absorption reached a cyclical peak in 1996, but remains healthy in the current year They do note however, that gains to inventory will force vacancies to rise, ending the fourth quarter at 9 percent.

      In the final five years of the forecast, supply-demand fundamentals will remain firm and the market will experience above average returns on investment. Net absorption in 1998 and 1999 will average 2.9 million square feet per year, compared with 1.3 million square feet for the 58 MSAs Dodge surveys. However, industrial properties are extremely sensitive to swings in the GDP. As growth in the national economy decelerates in the latter portion of the forecast, absorption will drop to a 2.2 million square feet annual average. Developers will respond accordingly; after advancing at a 4 percent annual pace, inventory gains will settle into a more manageable 2.4 percent annual rate for the first three years of the forecast. Therefore, vacancies will end the period below the survey average, at 8.2 percent.

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      Construction will be strongest in the near term, peaking in 1997. On average, 3.1 million square feet of new warehouse space will be started each year through 2002. The project pipeline contains over 5.0 million square feet.

      The average price for Class A warehouse stood at $34.25 per square foot at the end of 1996, up 16 percent over 1995.

Retail Market

      By all accounts, the retail market remains robust. According to Koll, the year end vacancy rate declined to 7.7 percent from 9 percent among the 80+/- million square feet they survey. F.W. Dodge reports that since the first quarter of 1996, the Phoenix market absorbed 5.9 million square feet, more than any other western MSA. Dodge reports that during the past 6 quarters, 12 million square feet of new space was completed, with only Atlanta and Philadelphia experiencing higher inventory gains.

      One of the reasons retail is so strong in Phoenix is due to tourism. Tourists boost the spending totals there. According to Sales & Marketing Management's 1997 Survey of Buying Power, retail sales in greater Phoenix averaged $26,482 per household during 1996, while the national metropolitan average was $24,992 per household and for the state sales were $25,391. Retail sales were highest in Scottsdale ($45,152 per household).

      By contrast, greater Phoenix's median household EBI for 1996 ($31,346 per household) was well below the national median ($33,482 per household). Nonetheless, with a lower cost of living, residents in Phoenix enjoy a higher percentage of disposable income.

      Most of the new construction was in the neighborhood centers segment which accounts for 25.6 million square feet (32 percent of inventory) and had a vacancy rate of approximately 7 percent. Power centers, with 6.7 million square feet of total inventory report the lowest vacancy rate of slightly less than 1 percent. Net absorption was 400,000 square feet in the first quarter of 1997.

      Community centers, with 12.2 million square feet had a vacancy rate of just over 7.0 percent and regional malls had the highest vacancy rate of approximately 10.0 percent among its 14.2 million square feet. Finally, Koll reports that nearly all of the 4.8 million square feet of freestanding space was occupied. Among all of the submarkets, Scottsdale had the lowest vacancy rate of only 4.0 percent for its 15.2 million square feet of retail inventory.

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      F.W. Dodge expects that demand for retail space in Phoenix will remain strong, averaging 3.2 million square feet annually through 2002. The key determinants of demand are households and incomes, both of which will continue to grow through the next six years. National chains and investors will respond to the increasing demographic base by expanding their presence in the market. Competition from various retail formats will place increasing pressure on profit margins. However, Phoenix will weather the storm better than most markets. Strong net absorption will force vacancies to trend downward, driving them to a low 7.3 percent by 2002.

      Phoenix will remain one of the most attractive retail markets in the country for both institutional investors and new development. F.W. Dodge expects retail inventory to expand at an average 2.1 percent annual rate over the next six years. This level of construction will be maintained by the more than 8.0 million square feet in the planning pipeline.

      The largest project in the market is the 1.2 million square foot Arizona Mills scheduled to open in November 1997. The next largest is a 570,000 square foot power center on Ray Road and 48th Street. Plans are being finalized for a proposed regional mall in Chandler which could be on line in late 1999.

Hospitality/Lodging Market

      F.W. Dodge reports that the building boom currently underway in the Valley's hospitality industry is negatively affecting the bottom line for many local area hotel operators. Since January, 639,000 SF of new hotel space has been added to inventory and another 764,000 SF is slated to be completed in the final six months of the year, adding more than 3,000 rooms to a marketplace that is quickly becoming overbuilt. In an attempt to bolster occupancies, hoteliers across all segments have cut room-rates, relative to last summer. Despite attractive price incentives, occupancies through June are a percentage point below year-ago levels at 71.6 percent. Demand has fueled rate increases in the average daily rate (ADR). In 1996 it stood at 95.34 percent, up 8.9 percent from $87.56 in 1995 and 20 percent from the $79.18 reported for 1994.

      In the near term, the Phoenix hotel market should experience favorable demand conditions. Twenty-seven percent of Arizona's domestic out-of-state visitors come from California; 17 percent of its international visitors are from Mexico. Given the stabilization of Mexico's peso and California's rebounding economy, leisure travel to the MSA should be robust. As a result, lodging demand between 1998 and 2002 will be sturdy, totaling 4.3 msf; but average annual increases of 4.5 percent in stock will hold occupancies in the 68 percent to 70 percent range.

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      With 7.5 msf in the planning pipeline it is quite evident that developers will continue to enter the market at a rapid pace. F.W. Dodge is currently tracking 17 projects which are scheduled to begin construction before year-end 1997, including: the 200-room Marriott Hotel, a 172-room Quality Suites Hotel, a 120-room Holiday Inn Suites, and 160-room, Radisson facility. In 1997, contact activity will exceed 2 msf for the first time in over a decade. However, rising competition and downward pressure on daily room rates will limit new construction to a more reasonable 910,000 SF per year between 1998 and 2002. This rate of construction is still more than double the average of the 58 MSA's Dodge surveys.

Residential Market

      Phoenix continues to be one of the most active housing markets in the nation. Huge population growth and a sharply revived economy have driven vibrant new home construction. In 1994, 28,784 single-family units were approved for construction, the nation's highest total that year. In 1995, the sum in Phoenix rose again, to 29,104 units. Still more, 29,892 units were authorized in 1996. For the first half of 1997, 15,960 were permitted, according to preliminary data from the bureau. Construction is active in a number of areas; the city of Phoenix, Chandler and Scottsdale hold the lead, but Gilbert, Mesa, Glendale and Peoria are also active. F.W. Dodge expects that single family construction is expected to peak in 1997 at 29,800 units, before falling to an average of 24,200 over the next five years.

      Prices remain low by national norms, but the gap seems to be quickly narrowing. According to the National Association of Realtors, the second quarter 1997 median resale price in the metro market was $113,200, 8.5 percent below the national median of $123,700, and 22.4 percent below the $145,900 median for the Western U.S. A year earlier, these differences were respectively 14.7 percent and 34.0 percent.

      According to the 1997 Study of Housing Costs, conducted by E&Y Kenneth Leventhal, Phoenix ranks as the 33rd least expensive housing market of the 75 major metropolitan markets surveyed. After factoring in tax deductions, owning a home required approximately 22 percent of the median family income. According to the study, housing costs were approximately the same for renters.

      Apartment development in Phoenix has picked up markedly, particularly at the high end, and particularly (but not only) in the North Phoenix-Scottsdale area; Mesa, Chandler and Tempe have also been active. Indeed, building permit numbers here are a good example of the steep cycles characteristic of Phoenix area real estate markets. After averaging fewer than 1,900 units per year from 1989 through 1993, multi-family building

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permitting leapt to 5,991 units in 1994. It leapt again in 1995, to 8,220 units.
And yet another substantial gain was reported for 1996 with the authorization of 9,754 units.

      As large as those numbers may seem, they pale beside the 34,580 multi-family units approved in 1984, and the 25,693 in 1985 (and the 17,821 of 1986). Through the first half of 1997, the pace appears to be cooling: preliminary date from the U.S. Department of Commerce, Bureau of the Census, report 3,832 units authorized, a 32 percent decline from the total for the comparable period of 1996. In 1996, some 7,000 new units came on line, with a higher total expected for the 1997 year-end tally. F.W. Dodge reports that since 1994, net absorption of 24,000 units was achieved, pushing vacancy rates to a low of 6.1 percent.

      Average vacancy, thus, has increased. Indeed, its been increasing since 1995--although as of first quarter 1997 the vacancy rate was still relatively low at 5 percent (a far cry from the double-digit levels that persisted from 1985 to 1992). F.W. Dodge reports that since 1994 effective rents have risen at an annual rate of 5.3 percent compared with 3.2 percent for the nation.

      Despite the relatively large increases in inventory, the multi-family sector continues to function efficiently. During the remainder of the decade the supply-demand relationship for apartments should gradually improve. In the near term, demand for market-rate and luxury condominiums will keep net absorption above a 7,000-unit average per year through 2002. However, long-term demographic trends indicate that elderly housing and assisted living facilities will be in greater demand as the decade unfolds. Overall, F.W. Dodge expects Phoenix to construct more multi-family facilities than any other western region city, averaging 6,300 units per year between 1997 and 2002.

Summary

      Most submarkets in Phoenix will continue to experience new development in 1997-98. Those areas not encountering new development will see increases in rental rates as current space is absorbed and new construction takes place in surrounding submarkets. The stimulated market has produced a tightening which has improved overall vacancy rates and begun to push rental rates upward.

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                                                               Regional Analysis
================================================================================

-------------------------------------------
G. Critical Observations
-------------------------------------------

      The following bullet points summarize some of our general observations relating to the subject's region:

      o Economy - The Phoenix-Mesa economy is relatively diverse and has seen strong growth over the past decade. The largest sectors of employment include Services (32.0 percent), Wholesale/Retail Trade (23.7 percent), Government (12.5 percent), Manufacturing (10.1 percent), and F.I.R.E. (9.8 percent).

      o Employment - Employment growth is projected to be 2.6 percent per year, led by F.I.R.E., Services, and Transportation, Communications, and Public Utilities. The Manufacturing base will continue to lag the other sectors and expand at an annual rate of 1.3 percent per year through 2010.

      o Population - Population growth in the MSA is forecasted to be 2.1 percent per year, while household formation will occur at an annual rate of 2.1 percent per annum.

      o Average Household Income - Income levels are projected to increase at an annual rate of about 1.4 percent per year through 2010 above inflation.

      o Retail Sales - Sales are forecasted to grow by about 2.7 percent per year for the MSA as a whole, in real (1992) dollars.

      o Consumer Markets - The attractiveness of Phoenix's consumer markets is mixed. Positive factors include the area's fundamentally strong growth, both in terms of resident population and income. Conversely, relatively low per capita disposable income and Phoenix's historically high level of cyclically tend to detract slightly from the appeal of its retail markets.

      o Strengths - Strengths of the region include low living and operating costs and proximity to Southern California and Pacific Rim markets. The MSA also benefits from an efficient transportation network and a good quality of life. Rapid growth in the working-age population continues to boost the outlook for expansion in the retail sector. With wages, energy rates, and construction costs relatively low, the area continues to keep and attract firms, a trend that continues to invigorate growth in business-to-business markets.

      o Weaknesses - Weaknesses within the MSA include a strained physical and educational infrastructure which has resulted from the area's rapid growth, compromising the quality of life within the region. These are typical growing pains, however, which continue to be a focus of local government.

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                                                               Regional Analysis
================================================================================

Conclusion

      The short- and long-term outlook for the Phoenix-Mesa region and its surrounding area is for good growth in employment and population. The economy is well diversified, with a relatively low cost of living and good transportation system. On balance, we are relatively optimistic about the short-term outlook of the subject region. Long-term, the region should see stability and good growth, with increasing real estate values.

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

                                NEIGHBORHOOD MAP


                                  [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

The City of Mesa

      Mesa is located 12 miles southeast of Phoenix and covers more than 122 square miles. According to the Mesa Chamber of Commerce, Mesa is the second largest city in the Phoenix-Mesa metropolitan area and the third largest city in Arizona. The estimated population for the City of Mesa, Maricopa County and the State of Arizona is shown below.

  ---------------------------------------------------------------------------
                                   Population
  ---------------------------------------------------------------------------
                                     1980            1990             1996
  ---------------------------------------------------------------------------
  Mesa                              152,453         288,091          343,710
  ---------------------------------------------------------------------------
  Maricopa County                  1,509,175       2,122,101        2,634,625
  ---------------------------------------------------------------------------
  Arizona                          2,716,546       3,665,228        4,462,300
  ---------------------------------------------------------------------------
  Source: Arizona Department of Economic Security and U.S. Census Bureau.
  ---------------------------------------------------------------------------

      Mesa's economic base is heightened with thirteen of Fortune magazine's top 500 manufacturers located in Mesa. In addition, more than 500 smaller firms offer supportive roles in the manufacturing economy of Mesa.

      Mesa is central to transportation facilities covering the state, and is served by the main line of the Southern Pacific Railroad, 25 interstate truck lines and Sky Harbor International Airport. Sky Harbor International Airport, located approximately 12 miles west of Mesa, is served by 16 major airlines and offers non-stop flights to every major U.S. city. The major highway in Mesa is U.S. Highway 60 (Superstition Freeway), which connects Mesa with Interstates 10 and 17. The interstate and highways allow easy accessibility to Tempe, Phoenix and the Sky Harbor International Airport.

Neighborhood Description

      The subject property is situated along the east side of South Greenfield Road, approximately two miles north of U.S. Highway 60, in the City of Mesa, Arizona. The subject property's neighborhood is generally bounded by University Drive to the north, Higley Road to the east, U.S. Highway 60 to the south and Gilbert Road to the west. This area is primarily developed with manufactured housing communities, residential uses, retail uses and convenience stores.

      Manufactured housing communities are located to the north, east and west of the subject property, several communities include: Sunrise Vista, Castillo Nuevo, El Mirage, Citrus Gardens, Mesa Village and Brentwood West. Comparison rental information is provided for Sunrise Vista and Castillo Nuevo in the Market Analysis section of this report. Single-family residential uses are noted primarily to the southwest of the subject site and retail

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                                                           Neighborhood Analysis
================================================================================

uses along Greenfield Road.

      Transportation in the subject's immediate area is good. The subject property enjoys access and visibility along South Greenfield Road, a north-south, four-lane paved roadway, with a middle turning lane. The subject property has approximately 1,318 feet of frontage along the east side of South Greenfield Road. South Greenfield Road enjoys an interchange with U.S. Highway 60 approximately two miles south of the subject site.

      In summary, the subject property is located within a well-established area, which benefits from the nearby manufactured housing communities and accessibility to South Greenfield Road U.S. Highway 60.

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

                                                                 MARKET ANALYSIS
================================================================================

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=========================================================================================
1997             Firm Name                State      No. of Sites      No. of Communities
Rank                                                 Owned/Managed       Owned/Managed
-----------------------------------------------------------------------------------------
 1      Sun Communities                  Michigan      30,295/0               84/0
-----------------------------------------------------------------------------------------
 2      ROC Communities                  Colorado    22,441/7,167            77/36
-----------------------------------------------------------------------------------------
 3      Manufactured Home Communities    Illinois     27,349/838              69/3
-----------------------------------------------------------------------------------------
 4      Ellenburg Capital                 Florida      25,173/0               63/0
-----------------------------------------------------------------------------------------
 5      Lautrec Ltd.                     Michigan      22,652/0               58/0
-----------------------------------------------------------------------------------------
 6      Chateau Properties               Michigan      20,003/0               47/0
-----------------------------------------------------------------------------------------
 7      Clayton Homes                    Tennessee     18,000/0               66/0
-----------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood  California     16,946/0               44/0
-----------------------------------------------------------------------------------------
 9      UNIPROP                          Michigan      14,931/0               40/0
-----------------------------------------------------------------------------------------
 10     The Bloch Organization           Michigan      14,379/0               37/0
=========================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in

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                                                                 Market Analysis
================================================================================

manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                                                 Market Analysis
================================================================================

      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
Year      ROC        MHC      Chateau     Sun     United      Total      Annual
                                                                         Growth
--------------------------------------------------------------------------------
1996     29,608     28,187    20,003     30,295    5,234     113,327      17.0%
--------------------------------------------------------------------------------
1995     27,910     26,237    19,594     18,000    4,850      96,591       9.0%
--------------------------------------------------------------------------------
1994     26,231     28,407    15,689     13,500    4,623      88,450      37.8%
--------------------------------------------------------------------------------
1993     20,142     14,700    15,261      9,036    5,050      64,189      17.8%
--------------------------------------------------------------------------------
1992     18,745     12,873    10,032      7,600    5,200      54,450       N/A
--------------------------------------------------------------------------------
1991      9,030     13,079     9,759       N/R      N/R         N/A        N/A
--------------------------------------------------------------------------------
N/R = No report                  N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                                                 Market Analysis
================================================================================

        The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

==================================================================
                        REIT MARKET UPDATE
------------------------------------------------------------------
Company    Price    Current  52 Week  52 Week   Annual  12 Mth Tot
 Symbol  (9/19/97)   Yield     High     Low    Dividend    Rtn
------------------------------------------------------------------
CPJ      $29.688      5.8%   $31.125  $22.250    1.72     26.6%
------------------------------------------------------------------
MHC      $25.625      5.2%   $26.428  $18.875    1.32     30.7%
------------------------------------------------------------------
SUI      $37.428      5.0%   $ 38.00  $27.750    1.88     31.8%
------------------------------------------------------------------
UMH      $11.625      6.0%   $13.625  $10.875    0.70     -1.7%
------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
==================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality

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                                                                 Market Analysis
================================================================================

manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks. These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

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                                                                 Market Analysis
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      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage; Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.

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                                                                 Market Analysis
================================================================================

      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

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                                                                 Market Analysis
================================================================================

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

Competition

      We have surveyed nine manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 3,192 sites. The combined occupancy rate of these nine manufactured housing communities, including the subject property, is approximately 97.0 percent. Excluding the subject property in our survey, the combined occupancy rate is also approximately 98.0 percent, based on 2,826 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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

================================================================================================================================
                                       SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
--------------------------------------------------------------------------------------------------------------------------------
                                     Number                       Age
                                    Of Sites                   ---------                                               3-Year
                                    --------                   Condition                  Services     Date Of        Average
   Comp.             Name          Occupancy                 -------------     Monthly    Provided   Last Rental   Annual Rental
    No.            Location          Level      Amenities    Park Rating(1)     Rent       in Rent     Increase       Increase
--------------------------------------------------------------------------------------------------------------------------------
    R-1   Contempo Tempe              454       Clubhouse         1974       $280.00/Mo.   Water    January, 1997    $8.00/Mo.
          2609 W. Southern Avenue     ---        Pool/Spa         ----           To        Sewer
          Tempe, Arizona              94%        Library          Good       $303.00/Mo.   Refuse
                                              Exercise Room       ----
                                              Billiard Room        5*
                                               Shuffleboard
                                              Putting Green
                                                 Laundry
                                                 Storage
--------------------------------------------------------------------------------------------------------------------------------
    R-2   Pueblo Sereno               224       Clubhouse         1972       $300.00/Mo.   Water    January, 1997    $8.00/Mo.
          8350 E. McKellips Road      ----       Pool/Spa         ----           To        Sewer
          Scottsdale, Arizona         100%    Exercise Room       Good       $369.00/Mo.   Refuse
                                               Shuffleboard       ----
                                               Fishing Lake        5*
                                                 Laundry
                                                 Storage
--------------------------------------------------------------------------------------------------------------------------------
    R-3   Shadow Mountain Village     589       Clubhouse         1973       $300.00/Mo.   Water    January, 1997    $8.00/Mo.
          8780 E. McKellips Road      ----       Pool/Spa         ----           To        Sewer
          Scottsdale, Arizona         100%    Tennis Courts       Good       $325.00/Mo.   Refuse
                                               Shuffleboard       ----
                                                 Laundry           5*
                                                 Storage
--------------------------------------------------------------------------------------------------------------------------------
    R-4   Brentwood Southern          345       Clubhouse         1979       $316.64/Mo.   Water    January, 1997    $15.00/Mo.
          8103 E. Southern Avenue     ---        Pool/Spa         ----           To        Sewer
          Mesa, Arizona               93%     Exercise Room       Good       $322.70/Mo.   Refuse
                                              Billiard Room       ----
                                                Craft Room         5*
                                               Shuffleboard
                                                 Laundry
                                                 Storage
================================================================================================================================

================================================================================================================================
                                       SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
================================================================================================================================
                                     Number                       Age
                                    Of Sites                   ---------                                               3-Year
                                    --------                   Condition                  Services     Date Of        Average
   Comp.             Name          Occupancy                 -------------     Monthly    Provided   Last Rental   Annual Rental
    No.            Location          Level      Amenities    Park Rating(1)     Rent       in Rent     Increase       Increase
--------------------------------------------------------------------------------------------------------------------------------
    R-5   The Meadows                 391       Clubhouse         1971       $330.74/Mo.   Water    January, 1997    $17.00/Mo.
          2401 W. Southern Avenue     ---       Pool/Spa          ----           To        Sewer
          Tempe, Arizona              98%     Billiard Room       Good       $396.29/Mo.   Refuse
                                                Craft Room        ----
                                              Exercise Room        5*
                                               Shuffleboard
                                                 Laundry
                                                 Storage
--------------------------------------------------------------------------------------------------------------------------------
    R-6   Sunrise Village             230       Clubhouse         1982       $334.00/Mo.   None     January, 1997    $13.00/Mo.
          5502 E. McKellips Road      ---       Pool/Spa          ----           To
          Mesa, Arizona               99%      Shuffleboard       Good       $350.00/Mo.
                                                 Laundry          ----
                                                 Storage           5*
--------------------------------------------------------------------------------------------------------------------------------
    R-7   Castillo Nuevo              302       Clubhouse         1972       $309.00/Mo.   Refuse   January, 1997    $10.00/Mo.
          3300 E. Broadway Road       ---       Pool/Spa          ----           To
          Mesa, Arizona               98%        Library          Good       $319.00/Mo.
                                              Exercise Room       ----
                                               Shuffleboard        5*
                                                 Laundry
                                                 Storage
--------------------------------------------------------------------------------------------------------------------------------
    R-8   Sunrise Vista               291       Clubhouse         1974       $308.05/Mo.   Water    October, 1997    $10.00/Mo.
          300 S. Val Vista Drive      ---       Pool/Spa          ----           To        Sewer
          Mesa, Arizona               99%      Shuffleboard       Good       $318.15/Mo.   Refuse
                                               Putting Green      ----
                                                 Laundry           5*
                                                 Storage
================================================================================================================================

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
================================================================================================================================
                                       SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
--------------------------------------------------------------------------------------------------------------------------------
                                     Number                       Age
                                    Of Sites                   ---------                                               3-Year
                                    --------                   Condition                  Services     Date Of        Average
   Comp.             Name          Occupancy                 -------------     Monthly    Provided   Last Rental   Annual Rental
    No.            Location          Level      Amenities    Park Rating(1)     Rent       in Rent     Increase       Increase
--------------------------------------------------------------------------------------------------------------------------------
 Subject  Hacienda de Valencia        366       Clubhouse         1972
          201 South Greenfield Road   ---       Pool/Spa          ----       $317.00/Mo.   None     December, 1997   $13.00/Mo.
          Mesa, Arizona               96%     Exercise Room       Good
                                              Billiard Room       ----
                                               Shuffleboard        5*
                                                 Laundry
                                                 Storage
--------------------------------------------------------------------------------------------------------------------------------
(1) Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
================================================================================================================================

                       COMPETING MANUFACTURED HOUSING MAP


                                  [MAP OMITTED]

                                                              CUSHMAN &
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                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $280.00 to $396.29.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates within the market range, or at $317.00 per site. The last rental rate increase at the subject property was as of December, 1997, of $14.00 per month.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Contempo Tempe, is located at 2609 W. Southern Avenue, in Tempe, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 454 sites, and is approximately 94.0 percent occupied. Contempo Tempe was developed in 1974, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $8.00 per month. Monthly rental rates range from $280.00 to $303.00, with water, sewer and refuse service included in the monthly rental payment. Amenities include a clubhouse, pool, spa, library, exercise room, billiard room, shuffleboard, putting green, laundry facility and recreational vehicle storage.

      Comparable R-2, Pueblo Sereno, is located at 8350 E. McKellips Road, in Scottsdale, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 224 sites, and is 100.0 percent occupied. Pueblo Sereno was developed in 1972, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $8.00 per month. Monthly rental rates range from $300.00 to $369.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, spa, exercise room, shuffleboard, fishing lake, laundry facility and recreational vehicle storage.

      Comparable R-3, Shadow Mountain Village, is located at 8780 E. McKellips Road, in Scottsdale, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 589 sites, and is 100.0 percent occupied. Shadow Mountain Village was developed in 1973, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $8.00 per month. Monthly rental rates range from $300.00 to $325.00, with water, sewer and refuse service included in the monthly rental payment. Amenities include three clubhouses, two pools, two spas, a tennis courts, shuffleboard, laundry facility and recreational vehicle storage.

      Comparable R-4, Brentwood Southern, is located at 8103 E. Southern Avenue, in Mesa, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 345 sites, and is approximately 93.0 percent occupied. Brentwood Southern was developed in 1979, and is in overall

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                                                                 Market Analysis
================================================================================

      good condition. Over the last three years, the annual rental rate increased approximately $15.00 per month. Monthly rental rates range from $316.64 to $322.70, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, two pools, two spas, a billiard room, exercise room, craft room, shuffleboard, laundry facility and recreational vehicle storage.

      Comparable R-5, The Meadows, is located at 2401 W. Southern Avenue, in Tempe, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 391 sites, and is approximately 98.0 percent occupied. The Meadows was developed in 1971, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $17.00 per month. Monthly rental rates range from $330.74 to $396.29, with water, sewer and refuse service provided in the monthly rental payment. Amenities include a clubhouse, pool, spa, billiard room, craft room, exercise room, shuffleboard, laundry facility and recreational vehicle storage.

      Comparable R-6, Sunrise Village, is located at 5502 E. McKellips Road, in Mesa, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 230 sites, and is approximately 99.0 percent occupied. Sunrise Village was developed in 1982, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $13.00 per month. Monthly rental rates range from $334.00 to $350.00, with no services provided in the monthly rental payment. Amenities include a clubhouse, pool, spa, shuffleboard, laundry facility and recreational vehicle storage.

      Comparable R-7, Castillo Nuevo, is located at 3300 E. Broadway Road, in Mesa, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 302 sites, and is approximately 98.0 percent occupied. Castillo Nuevo was developed in 1972, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $10.00 per month. Monthly rental rates range from $309.00 to $319.00, with only refuse service provided in the monthly rental payment. Amenities include a clubhouse, pool, spa, library, exercise room, shuffleboard, laundry facility and recreational vehicle storage.

      Comparable R-8, Sunrise Vista, is located at 300 S. Val Vista Drive, in Mesa, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 291 sites, and is approximately 99.0 percent occupied. Sunrise Vista was developed in 1974, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $10.00 per month. Monthly rental rates range from $308.05 to $318.15, with water, sewer and refuse service provided in the monthly rental payment. Amenities include a clubhouse, pool, spa, shuffleboard, putting green, laundry facility and recreational vehicle storage.

================================================================================


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                                                                 Market Analysis
================================================================================

      In our opinion, and based on conversations with the on-site manager, properties R-4, R-7 and R-8 compete most favorably with the subject property, with monthly rental rates ranging from $308.05 to $322.70 per site. The subject property is currently quoting monthly rental rates at $317.00 per site, which is within the range of rental rates of our more comparable and competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed six recent sales of manufactured housing communities located in the Phoenix-Mesa MSA. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Mesa Village, is located at 2701 E. Allred Avenue, in Mesa, Arizona. This property contains 201 sites, situated on 18.36 acres of land area. The property was in good condition at the time of sale and was developed in 1964. Amenities include a pool, laundry facility and shuffleboard. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $5,000,000, which equates to $24,876 per site.

      Comparable Sale I-2, Chaparral Mobile Village, is located at 400 W. Baseline Road, in Tempe, Arizona. This property contains 359 sites, situated on 41.10 acres of land area. The property was in average condition at the time of sale and was developed in 1971. Amenities includes a pool. The property was 100.0 percent occupied at the time of sale. The property was purchased for $7,800,000, which equates to $21,727 per site.

      Comparable Sale I-3, Casa del Sol I Resort, is located at 11411 N. 91st Avenue, in Peoria, Arizona. This property contains 246 sites, situated on
      30.886 acres of land area. The property was in good condition at the time of sale and was developed in 1972. Amenities include a clubhouse, pool, spa, saunas, library, activity center, billiard room, exercise room, shuffleboards, golf course and laundry facility. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $8,610,000, which equates to $35,000 per site.

      Comparable Sale I-4, Casa del Sol II Resort, is located at 10960 N. 67th Avenue, in Peoria, Arizona. This property contains 239 sites, situated on
      28.872 acres of land area. The property was in good condition at the time of sale and was developed in 1977. Amenities include a clubhouse, pool, spa, saunas, library, billiard room, exercise room, golf course, laundry facility and recreational vehicle storage. The property was approximately
      99.0 percent occupied at the

================================================================================


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                                                                 Market Analysis
================================================================================

      time of sale. The property was purchased for $8,370,000, which equates to $35,021 per site.

      Comparable Sale I-5, Brentwood Southern, is located at 8103 E. Southern Avenue, in Mesa, Arizona. This property contains 345 sites, situated on
      60.06 acres of land area. The property was in good condition at the time of sale and was developed in 1983. Amenities include a clubhouse, two pools, two spas, horseshoes and shuffleboard. The property was 100.0 percent occupied at the time of sale. The property was purchased for $10,540,000, which equates to $30,551 per site.

      Comparable Sale I-6, Sunrise Heights, is located at 17801 N. 16th Street, in Phoenix, Arizona. This property contains 200 sites, situated on 28.0 acres of land area. The property was in good condition at the time of sale and was developed in 1981. Amenities include a clubhouse, pool, spa and tennis court. The property was approximately 95.0 percent occupied at the time of sale. The property was purchased for $4,000,000, which equates to $20,000 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 267,628 and 598,327, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 318,031 and 702,406, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 100,499 and 230,260, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 123,457 and 277,829, respectively, by the year 2002.

================================================================================


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
===================================================================================================================================
                                      SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      $EGI/Site
                                                                    Sales Price                       ---------
                                                                      Per Site                      $Expense/Site
                                  Sales Date  Land Area   Density    ---------                EGIM  -------------
Comp.           Name              ----------  ---------   -------    Occupancy                ----   Expense Ratio  Comparability
 No.          Location           Sales Price  No. Sites  Condition    At Sale    $NOI/Site    OAR      % Of EGI     to the Subject
-----------------------------------------------------------------------------------------------------------------------------------
 I-1     Mesa Village               1/97       18.36       10.95      $24,876       N/A       N/A        N/A           Inferior
         2701 E. Allred Avenue     ------      -----       -----      -------
         Mesa, Arizona           $5,000,000     201        Good         99%

-----------------------------------------------------------------------------------------------------------------------------------
 I-2     Chaparral Mobile          12/96       41.10       8.73       $21,727       N/A       N/A        N/A           Inferior
         Village                   -----       -----       ----       -------
         400 W. Baseline Road    $7,800,000     359       Average       100%
         Tempe, Arizona
-----------------------------------------------------------------------------------------------------------------------------------
 I-3     Casa del Sol I Resort     10/96       30.886      7.96       $35,000     $2,642     9.16x     $3,821          Similar
         11411 N. 91st Avenue      -----       ------      ----       -------                -----     ------
         Peoria, Arizona         $8,610,000     246        Good         99%                  7.55%     $1,179
                                                                                                       ------
                                                                                                        30.86%



-----------------------------------------------------------------------------------------------------------------------------------
 I-4     Casa del Sol II Resort    10/96       28.872      8.28       $35,021     $3,096     8.13x     $4,310          Similar
         10960 N. 67th Avenue      -----       ------      ----       -------                -----     ------
         Peoria, Arizona         $8,370,000     239        Good         99%                  8.84%     $1,213
                                                                                                       ------
                                                                                                        28.14%


-----------------------------------------------------------------------------------------------------------------------------------
 I-5     Brentwood Southern          4/96      60.06       5.75       $30,551     $2,520     8.49x     $3,600          Similar
         8103 E. Southern Ave.      ------     -----       ----       -------                -----     ------
         Mesa, Arizona           $10,540,000    345        Good         100%                 8.25%     $1,080
                                                                                                       ------
                                                                                                         30.0%


-----------------------------------------------------------------------------------------------------------------------------------
 I-6     Sunrise Heights            2/94       28.0       7.14        $20,000     $1,680     7.38x     $2,710          Inferior
         17801 N. 16th Street      ------      ----       ----        -------                -----     ------
         Phoenix, Arizona        $4,000,000     200       Good          95%                  8.40%     $1,030
                                                                                                       ------
                                                                                                        38.01%
-----------------------------------------------------------------------------------------------------------------------------------
Subject  Hacienda de Valencia      - - -       53.75      6.81         - - -      $2,574      N/A      $3,708      Subject Property
         2401 W. Southern Ave.                 -----      ----                                         ------
         Mesa, Arizona                          366       Good          96%                            $1,134
                                                                                                       ------
                                                                                                        30.58%


===================================================================================================================================

==============================================================

--------------------------------------------------------------




Comp.           Name
 No.          Location                       Comments
--------------------------------------------------------------
 I-1     Mesa Village                  Developed in 1964;
         2701 E. Allred Avenue     Good condition; Amenities
         Mesa, Arizona                include: pool, laundry
                                    facility and shuffleboard.
--------------------------------------------------------------
 I-2     Chaparral Mobile          Developed in 1971; Average
         Village                       condition; Amenities
         400 W. Baseline Road            includes a pool.
         Tempe, Arizona
--------------------------------------------------------------
 I-3     Casa del Sol I Resort      Developed in 1972; Good
         11411 N. 91st Avenue         condition; Amenities
         Peoria, Arizona            include a clubhouse, pool,
                                     spa, saunas, library,
                                   activity center, billiard
                                      room, exercise room,
                                    shuffleboards, golf course
                                     and laundry facility.
--------------------------------------------------------------
 I-4     Casa del Sol II Resort     Developed in 1977; Good
         10960 N. 67th Avenue         condition; Amenities
         Peoria, Arizona           include: clubhouse, pool,
                                     spa, saunas, library,
                                    billiard room, exercise
                                   room, golf course, laundry
                                    facility and RV storage.
--------------------------------------------------------------
 I-5     Brentwood Southern            Developed in 1983;
         8103 E. Southern Ave.     Good condition; Amenities
         Mesa, Arizona              include: clubhouse, two
                                   pools, two spas, exercise
                                   room, billiard room, craft
                                   room, shuffleboard, laundry
                                    facility and RV storage.
--------------------------------------------------------------
 I-6     Sunrise Heights            Developed in 1981; Good
         17801 N. 16th Street         condition; Amenities
         Phoenix, Arizona          include: clubhouse, pool,
                                      spa and tennis court.

--------------------------------------------------------------
Subject  Hacienda de Valencia       Developed in 1972; Good
         2401 W. Southern Ave.        condition; Amenities
         Mesa, Arizona             include: clubhouse, pool,
                                      spa, exercise room,
                                         billiard room,
                                     shuffleboard, laundry
                                    facility and RV storage.
==============================================================

                                                                 Market Analysis
================================================================================

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $52,856 and $51,727, respectively. The median household income levels within the subject's primary and secondary market areas, for 1997, are $39,678 and $38,205, respectively. Per capita income within the subject's primary and secondary market areas, for 1997, are $19,938 and $19,974, respectively.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS. For additional demographic information, please refer to the NDS summary report in the Addenda of this report.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 28.14 to 38.01 percent of effective gross income levels, and $1,030 to $1,213 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 30.58 percent of effective gross income and $1,134 on a per site basis. The operating expenses of the subject property are within the range of comparable properties on both a percentage of effective gross income and on a per site basis.

Market Supply and Demand

      There are a total of eight competing manufactured housing communities located within the subject's market, which total 2,826 sites, with a corresponding average occupancy rate of 98.0 percent. No specific absorption statistics were available. The subject property, based on conversations with management, has historically had occupancy rates consistent with competing parks, and is currently 96.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and has similar occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

================================================================================


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                                                                  Maket Analysis
================================================================================

Conclusion

      Historically, the subject's primary market has sustained occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $280.00 to $396.29 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate within the range of competing parks, or at $317.00 per site.

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $20,000 to $35,021 per site, with corresponding overall rates ranging from 7.55 to 8.84 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

================================================================================


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                                    SITE PLAN


                                [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located along the east side of South Greenfield Road, approximately two miles north of U.S. Highway 60, in Mesa, Maricopa County, Arizona. The subject site is rectangular in shape and contains approximately
53.75 acres, or 2,341,511.55 square feet of land area. Topographically, the site is basically level and at street grade.

      The City of Mesa provides natural gas, electricity, water and sewer to the subject site. Primary access to the subject site is available from South Greenfield Road. Reported by the Maricopa County Flood Hazard Department, the subject property is located in Zone X, minimal flood hazard area, as stated on the Flood Insurance Rate Map No. 2215F-04013C, dated December 3, 1993.

      The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1972. The subject improvements consist of a 366-site manufactured housing community, with two community centers, two swimming pools, two laundry facilities, a spa, exercise room, billiard room, shuffleboards and recreational vehicle storage. Of the 366 total sites, approximately 200 sites are single-wide, while the remaining 166 sites are double-wide.

      The main community center consists of a manager's office, restroom facilities, open-space available for resident use, billiard room and a fully equipped kitchen area. The second community center is located toward the eastern portion of the community, and consists of an open-space area and restroom facility.

      The swimming pools are located adjacent to each of the community centers, and the spa is located inside the main community center. Off-street parking is available for each resident. Site improvements within the park include: paved streets, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

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                                                            Property Description
================================================================================

      Hacienda de Valencia is a functional manufactured housing community with good ingress and egress along South Greenfield Road. Overall, the subject community appears to be well maintained and is in good condition. Hacienda de Valencia is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Five Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Maricopa County is assessed at
25.0 percent of the Assessor's opinion of market value. The subject property is identified by tax parcel numbers 140-32-001C 3 and 140-33-004C 0.

      The total amount of real estate taxes for 1996 payable in 1997 for the subject property amounts to $35,629.60. The total amount of real estate taxes for 1996 payable in 1997 equates to approximately $97.35 per site.

Zoning

      According to the City of Mesa zoning officials, the subject property is currently zoned R-4, General Multiple Residences. The subject property is a legal, but, non-conforming use for this zoned district.


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                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Hacienda de Valencia, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $280.00 to $396.29;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate at $317.00 per site, which is within the range of competing parks;

      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $20,000 to $35,021, with corresponding overall rates ranging from 7.55 to 8.84 percent;

      o Operating expenses are within industry standards for a park located in the southwestern region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o     The population profile of the subject property is 100 percent adult;

      o The current occupancy rate at the subject property of 96.0 percent is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Five Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Five Star Park, presented in the National Overview section of this report; and,

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Hacienda de Valencia will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

================================================================================


                                       54
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1 No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2 The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3 The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4 The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5 The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

================================================================================


                                       55
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions And Limiting Conditions
================================================================================

6 The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7 The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8 Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9 Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10 If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

================================================================================


                                       56
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1 Jody L. Garbisch inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2     The statements of fact contained in this report are true and correct.

3 The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4 We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5 Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6 Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7 No one provided significant professional assistance to the persons signing this report.

8 The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9 As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


/s/ Michael J. Schaeffer  /s/ Jody L. Garbisch   /s/ Stanley R. Dennis, Jr.

Michael J. Schaeffer      Jody L. Garbisch       Stanley R. Dennis, Jr., MAI
Director                  Associate Appraiser    Director, Manager

================================================================================


                                       57
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================

                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================

                                 POP-FACT SHEETS

================================================================================

Mon Nov 24, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               Cushman & Wakefield

S. Greenfield Road & Broadway Road
Mesa, Arizona                                COORD:     33:24.49      111:44.16
--------------------------------------------------------------------------------
                                                       5.00 MILE     10.00 MILE
DESCRIPTION                                               RADIUS         RADIUS
--------------------------------------------------------------------------------

POPULATION
     2002 PROJECTION                                     318,031        702,406
     1997 ESTIMATE                                       267,628        598,327
     1990 CENSUS                                         198,401        462,787
     1980 CENSUS                                          95,607        262,275
     GROWTH 1980 - 1990                                   107.52%         76.45%

HOUSEHOLDS
     2002 PROJECTION                                     123,457        277,829
     1997 ESTIMATE                                       100,499        230,260
     1990 CENSUS                                          72,621        172,496
     1980 CENSUS                                          35,117         93,510
     GROWTH 1980 - 1990                                   106.80%         84.47%

1997 ESTIMATED POPULATION BY RACE                        267,628        598,327
     WHITE                                                 91.38%         87.85%
     BLACK                                                  1.47%          2.01%
     ASIAN & PACIFIC ISLANDER                               1.36%          1.95%
     OTHER RACES                                            5.79%          8.19%

1997 ESTIMATED POPULATION                                267,628        598,327
     HISPANIC ORIGIN                                       11.71%         14.71%

OCCUPIED UNITS                                            72,621        172,496
     OWNER OCCUPIED                                        73.29%         64.80%
     RENTER OCCUPIED                                       26.71%         35.20%
     1990 AVERAGE PERSON PER HH                             2.72           2.66

1997 ESTIMATED HH BY INCOME                              100,499        230,260
     $150,000+                                              3.04%          3.07%
     $100,000 TO $149,999                                   5.15%          4.80%
     $ 75,000 TO $ 99,999                                   7.30%          7.34%
     $ 50,000 TO $ 74,999                                  21.05%         20.10%
     $ 35,000 TO $ 49,999                                  19.57%         18.69%
     $ 25,000 TO $ 34,999                                  14.85%         14.57%
     $ 15,000 TO $ 24,999                                  15.08%         15.52%
     $  5,000 TO $ 14,999                                  11.56%         12.70%
     UNDER $5,000                                           2.41%          3.21%

1997 EST. AVERAGE HH INCOME                             $ 52,856       $ 51,727
1997 EST. MEDIAN HH INCOME                              $ 39,678       $ 38,205
1997 EST. PER CAPITA INCOME                             $ 19,938       $ 19,974

================================================================================

                                LEGAL DESCRIPTION

================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

PARCEL NO. 1:

THE SOUTH HALF OF THAT PART OF THE EAST HALF OF THE SOUTHWEST QUARTER OF SECTION 22, TOWNSHIP 1 NORTH, RANGE 6 EAST OF THE GILA AND SALT RIVER BASE AND MERIDIAN, MARICOPA COUNTY, ARIZONA, DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHWEST CORNER OF SAID EAST HALF OF THE SOUTHWEST QUARTER OF SAID SECTION 22; AND

THENCE EAST ALONG THE MIDSECTION LINE OF SAID SECTION 22, A DISTANCE OF 513.9 FEET TO A POINT;

THENCE SOUTH 2634.0 FEET TO A POINT ON THE SOUTH LINE OF SAID SECTION 22, SAID POINT BEING 515.7 FEET EAST OF THE SOUTHWEST CORNER OF SAID EAST HALF OF THE SOUTHWEST QUARTER OF SAID SECTION 22;

THENCE WEST ALONG THE SOUTH LINE OF SAID SECTION 22, A DISTANCE OF 515.7 FEET TO THE SOUTHWEST CORNER OF THE EAST HALF OF THE SOUTHWEST QUARTER OF SAID SECTION 22;

THENCE NORTH 2634.45 FEET TO THE POINT OF BEGINNING.

PARCEL NO. 2:

TRACTS 1 TO 40, INCLUSIVE, ARIZONA CITRUS GROVES UNIT NO. 1, ACCORDING TO BOOK 23 OF MAPS, PAGE 26, RECORDS OF MARICOPA COUNTY, ARIZONA;

TOGETHER WITH THAT PORTION OF THE ABANDONED PRIVATE ROAD IN ARIZONA CITRUS GROVES, ACCORDING TO BOOK 23 OF MAPS, PAGE 26, (SAID ABANDONED ROAD BEING 60 FEET WIDE MORE OR LESS LYING BETWEEN UNIT NOS. 1 AND 2 OF SAID PLAT AND BETWEEN THE EAST LINE OF TRACT 40, SAID UNIT NO. 2 EXTENDED SOUTHERLY AND THE WEST LINE OF TRACT 21, SAID UNIT NO. 2 EXTENDED SOUTHERLY) WHICH IS SITUATED IN THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 22, TOWNSHIP 1 NORTH, RANGE 6 EAST OF THE GILA AND SALT RIVER BASE AND MERIDIAN, MARICOPA COUNTY, ARIZONA.

--------------------------------------------------------------------------------

================================================================================

                          QUALIFICATIONS OF APPRAISERS

================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                JODY L. GARBISCH

Education

Bachelor of Science Degree in Finance, concentration in Real Estate, from the College of Commerce and Business Administration at the University of Illinois, Urbana-Champaign, Illinois, 1997.

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

        Urban Real Estate Valuation
        Urban Economics
        Real Estate Financial Markets
        Real Estate Investments
        Real Estate Law
        Real Estate Fundamentals

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services.

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A            Fundamentals and Principles of Real Estate Appraisal
      Course I-B            Capitalization Theory and Techniques
      Course II-I           Case Studies in Real Estate Valuation
      Course II-2           Valuation Analysis and Report Writing
      Course II-3           Standards of Professional Practice
      Course IV             Litigation/Condemnation Valuation
      Course VI             Investment Analysis
      Course VIII           Residential Case Studies
      Course X              Market Analysis

      Seminar               Feasibility Analysis and Highest and Best Use
      Seminar               Discounted Cash Flow Analysis
      Seminar               Cash Equivalency
      Seminar               Subdivision Analysis
      Seminar               Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================


MARKET STUDY OF REAL PROPERTY

Cimarron
12205 North Perry Street
Broomfield, Adams County, Colorado


================================================================================


As of December 4, 1997



Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

              [Letterhead of Cushman & Wakefield of Illinois, Inc.]

December 16, 1997


Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:   Market Study of Real Property
      Cimarron
      12205 North Perry Street
      Broomfield, Adams County, Colorado  80020

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                   -2-                      December 16, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Jody L. Garbisch

Jody L. Garbisch
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager


JLG/MJS:mmw
Revised 97
File No. 97362-15

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                  Cimarron

Location:                       12205 North Perry Street
                                Broomfield, Adams County, Colorado

Assessor's Parcel Number:       Based on information provided by Adams County
                                Treasurer's Office, the subject property is identified by Assessor's Parcel Numbers
                                00000-00-2-43-354 and 01573-31-4-08-001.

Date of Inspection:             The property was inspected December 4, 1997.

Ownership:                      The subject property is legally entitled to
                                Snowland Vistas, Inc., an Illinois corporation.

Land Area:                      Based on the property's legal plat of survey,
                                the subject property contains 50.265 acres of land area, or 2,189,543 square feet.

Zoning: Based on information provided by the City of Broomfield Zoning Department, the subject property is zoned RPUD, Residential Planned Unit Development, which is a legal and conforming use.

Improvements

      Type:                     A manufactured housing community.

      Year Built:               The subject property was originally developed in
                                approximately 1972.

      Size: The subject property consists of a 327-site manufactured housing community, of which approximately 60 percent, or 196 sites, are single-wide and 40 percent, or 131 sites are double-wide.

      Condition:                At the time of inspection, the subject property
                                was in good condition.

Property Rating:                Four Star manufactured home community.

Special Assumptions:            1. Information regarding the subject property,
                                including its physical characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Summary of Salient Facts
================================================================================

                                2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                3. Our market and consulting report regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                5. Please refer to the complete list of
                                assumptions and limiting conditions included at the end of this report.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................5
   Identification of Property..................................................5
   Property Ownership and Recent History.......................................5
   Purpose and Function of the Market Study and Consulting Assignment..........5
   Scope of the Market Study and Consulting Assignment.........................5
   Date of Property Inspection.................................................5
   Definitions and Other Pertinent Terms.......................................5

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................17

MARKET ANALYSIS...............................................................18
   National Overview..........................................................18
   Competition................................................................25
   Comparable Manufactured Housing Community Sales............................31
   Demographic Trends.........................................................32
   Expense Analysis...........................................................34
   Market Supply and Demand...................................................34
   Conclusion.................................................................34

PROPERTY DESCRIPTION..........................................................37
   Site Description...........................................................37
   Improvements Description...................................................37

REAL PROPERTY TAXES AND ASSESSMENTS...........................................38

ZONING........................................................................38

CONCLUSION....................................................................39

ASSUMPTIONS AND LIMITING CONDITIONS...........................................40

CERTIFICATION.................................................................42

ADDENDA.......................................................................43
   Pop-Fact Sheets
   Legal Description
   Qualifications of Appraisers

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                [PHOTO OMITTED]

                       Front Entrance of Subject Property


                                [PHOTO OMITTED]

                          Exterior of Community Center

================================================================================


                                       1
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

                          Exterior of Basketball Court


                                [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

================================================================================


                                       2
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

                    Typical Interior View of the Subject Park


                                [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

================================================================================


                                       3
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

               Street Scene Facing North Along North Perry Street


                                [PHOTO OMITTED]

               Street Scene Facing South Along North Perry Street

================================================================================


                                       4
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 327-site manufactured housing community, situated on approximately 50.265 acres of land area. Cimarron is located along the west side of North Perry Street, just north of West 120th Avenue, in the City of Broomfield, Adams County, Colorado. The property's street address is 12205 North Perry Street. The property was constructed in 1972, and was 98.0 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Snowland Vistas, Inc., an Illinois corporation, and was originally developed in 1972.

      Purpose and Function of the Market Study and Consulting Assignment The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected on December 4, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

================================================================================


                                       5
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    Introduction
================================================================================

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the west side of North Perry Street, in the City of Broomfield, Adams County, Colorado. The street address of the subject property is 12205 North Perry Street, Broomfield, Colorado. The property is identified by tax parcel numbers 00000-00-2-43-354 and 01573-31-4-08-001, according to Adams County Treasurer's Office. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.


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

                                  LOCATION MAP

                                 [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

      Locational, economic, and population trends of the Denver-Boulder Metropolitan Statistical Area are detailed in this section.

Location

o The DMA is a six-county region including Adams, Arapahoe, Boulder, Denver, Douglas and Jefferson Counties.

o Primary cities within the DMA include: Denver, Arvada, Aurora, Broomfield, Boulder, Commerce City, Englewood, Golden, Lakewood, Littleton, Northglenn, Thornton, Westminster, and Wheat Ridge. There are various secondary municipalities.

o The DMA is part of the Rocky Mountain Front Range, which includes the Cities of Colorado Springs, Fort Collins, Greeley, Longmont, Loveland and Pueblo, as well as the cities within the DMA and various smaller municipalities.

Employment and the Economy

Employment

      The non-agricultural wage & salary employment by sector in the Denver-Boulder Metropolitan Statistical Area is summarized in the table below.

            =========================================================
                                Denver-Boulder MSA
                     Nonagricultural Wage & Salary Employment
                                    July 1996
            =========================================================
            Sector                               Employed
            =========================================================
            Mining and Construction               74,000
            Manufacturing                        119,600
            Transportation & Public Utilities     88,200
            Trade                                282,300
            F.I.R.E.                              84,100
            Services                             351,600
            Government                           157,800
            =========================================================
            TOTAL                              1,157,600
            =========================================================
                Source: Colorado Department of Labor and Employment

o The DMA economy has grown since 1988, following substantial over-building in the early-1980s and economic deterioration in the mid-1980s.

o The compounded, average annual increase in employment from 1990 through 1995 equaled 3.3 percent.

o The 1995 annual, average, non-agricultural wage and salary employment in the Denver-Boulder MSA was 1,128,700. This represents an increase of 4.0 percent from

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                                                               Regional Analysis
================================================================================

      the 1994 annual average of 1,084,800. The 1996 employment level exhibited continued increase (2.6 percent above the year-end 1995 level).

o The strongest growth over the past year occurred in the trade and services sectors. Growth in the construction sector has been strong, due to public works projects, single-family construction and build-to-suit development. Government has grown to service a larger population. Other sectors have exhibited moderate growth.

Major Employers

o Several, major telecommunications companies are headquartered or have major operations in the area, including TCI (largest cable-TV provider in the country), US West (largest private employer in the DMA), MCI, Sprint and AT&T.

o There are numerous, large high-tech manufacturing facilities in the DMA and along the Rocky Mountain Front Range, including Lockheed Martin (3.2 million square feet in the Denver area), Eastman-Kodak (occupying 3.1 million square feet in Greeley), Hewlett Packard (occupying 3.0 million square feet in Fort Collins, Loveland and Colorado Springs), IBM (2.5 million square feet in Boulder) and StorageTek (2.3 million square feet in Louisville and Longmont).

o Other major employers include numerous hospitals and health care organizations (HealthOne and Kaiser Permanente), retailers (K-Mart, King Soopers and Safeway) and financial institutions (Colorado National Bank). Coors Brewing Company is one of the largest employers, providing approximately 5,300 jobs in the Denver area.

o Denver International Airport (DIA), which opened February 28, 1995, employ's approximately 26,000; of which 21,000 employees were transferred from Stapleton International Airport, which was closed. United Airlines employs approximately 6,700 at the new airport.

o Rocky Flats, previously a producer of nuclear weapons trigger devices, employs approximately 5,000. This facility is currently operated by EG&G, a private employer. Production has been terminated and the facility will be phased-out over a 10-year period, with labor reductions of approximately 15 to 20 percent per year projected for the next three years.

o Government downsizing and cutbacks in defense spending has resulted in closure of Lowry Air Force Base in Denver and decreased operations of EG&G Rocky Flats.

o Lowry Air Force Base was recently closed, resulting in the elimination of 1,900 civilian positions, transfer or elimination of 2,200 military positions and 2,500 students. The vacated base is being converted to educational, research, commercial and residential use. The new Higher Education and Advanced Technology Center on 156 acres is operated by several colleges in the area.

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

                                                               Regional Analysis
================================================================================

      The 20 largest private employers in the Denver Metropolitan Area are summarized in the following table.

====================================================================================================================================
                                    20 Largest Private Employers in the Denver Metropolitan Area
------------------------------------------------------------------------------------------------------------------------------------
   No.           Company                       # Employed      Primary Business                    Recent Announcements
------------------------------------------------------------------------------------------------------------------------------------
   *1     US West (All Operations)                15,400    Telecommunications             Consolidating operations into Colorado
                                                                                           from throughout the Rocky Mountain
                                                                                           region.

   *2     Columbia-HealthONE LLC                  10,500    Hospitals, health care         Recent merger of several hospitals

    3     AT&T (All Operations)                    8,000    Telecommunications services    Numerous facilities in the area.

    4     King Soopers                             7,000    Grocery stores                 Largest grocer in the area with major
                                                                                           distribution facilities.

    5     Lockheed Martin Corp.                    7,000    Aerospace and                  Lockheed and Martin Marietta recently
                                                            defense-related systems        merged. Largest defense contractor in the
                                                                                           nation.

    6     United Airlines, Inc.                    6,700    Airline, reservation center    Major hub at new airport.

   *7     Coors Brewing Company                    5,300    Beverages                      Third-largest brewing company.

    8     Rocky Flats Environmental                5,000    Clean-up and waste             Will be phased-out over 10 years.
          Technology Site                                   management

    9     Safeway                                  4,300    Grocery stores                 Largest grocer in nation.

  *10     Public Service Company of Colorado       3,500    Natural gas and                Major public utilities provider recently
                                                            electric utility               cut 700 positions.

  *11     StorageTek                               3,500    Computer storage devices       Recently cut 1,700 positions and placed a
                                                                                           550,000 SF facility on market.

  *12     Provenant Health Partners                4,043    Health care                    Major hospital merger recently.

   13     Kaiser Permanente of Colorado            3,055    Health care                    Numerous medical facilities throughout
                                                                                           region; major HMO.

   14     Colorado National Bank                   3,000    Bank services                  First Bank Systems recently acquired and
                                                                                           merged Bank Western, Central Bank and
                                                                                           Colorado National Bank.

  *15     Lutheran Medical Center                  2,800    Hospital, health care          Large hospital.

   16     Ball Corporation                         2,650    Aerospace research &           Recently won major contract with US
                                                            productions, containers        Government.

   17     IBM                                      2,500    Computer services              Significant cuts totaling approx. 2,500
                                                                                           over past several years.

  *18     St. Joseph Hospital                      2,500    Hospital, health care          Large hospital.

  *19     University Hospital                      2,450    Hospital, health care          Large hospital.

   20     K-Mart Stores                            2,400    Retail stores                  Includes K-Mart, Super-K, Price Club,
                                                                                           Builder's Square.
====================================================================================================================================

                   * Headquarters in Denver Metropolitan Area
   Source: The Business Development Group, Greater Denver Chamber of Commerce,
                     Cushman and Wakefield of Colorado, Inc.

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                                                               Regional Analysis
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o     Merrill Lynch (financial services) plans to construct a one million square-foot campus-type facility in the southeast quadrant of the DMA and employ 3,000 to 5,000. The first 106,400 square-foot facility in the Meridian International Business Center is nearing completion, and is planned to be completed in early-1997.

o Sun Microsystems will construct a 1 million square-foot, high-tech/R&D and manufacturing campus in the northwest quadrant of the DMA in the Interlocken Business Park, and employ 3,500.

      Public works projects have been a major factor in the DMA's economic growth. The largest of these projects are summarized in the table below, including approximate cost estimates and completion dates. Many projects have been completed.

================================================================================
       Major Public Works Projects in the Denver Metropolitan Area
--------------------------------------------------------------------------------
Project                                   Estimated Cost    Projected Completion
--------------------------------------------------------------------------------
Denver International Airport               $4.0 billion        Completed 1995
Interstates 25 and 76                      $500 million        Completed 1995
Central Platte Valley Street System        $185 million        Completed 1997
Coors Field Baseball Stadium               $130 million        Completed 1995
Metro Area Connection Light Rail System    $112 million        Completed 1994
================================================================================
      Source: City of Denver and Regional Transportation District (RTD)

Projected Employment Growth Rates and Trends

      The following table summarizes employment projections by sector for the DMA.

================================================================================
   Projected Denver MSA Nonagricultural Wage & Salary Employment
================================================================================
Sector                      2000       % (DELTA)*           2005      % (DELTA)*
--------------------------------------------------------------------------------
Mining/Construction        65,400         -0.2%            67,000        0.5%
Manufacturing             121,700          0.7%           122,900        0.2%
Trans. & Pub. Util.        90,100          0.5%            95,600        1.2%
Trade                     289,000          0.7%           298,600        0.7%
F.I.R.E.                   85,100          0.5%            86,900        0.4%
Services                  384,300          2.6%           421,300        1.9%
Government                177,100          1.8%           195,300        2.0%
--------------------------------------------------------------------------------
TOTAL                    1,212,700         1.4%          1,287,600       1.2%
================================================================================
            * Compounded annual change from 1995-2000, and 2000-2005.
    Source: Denver Regional Council of Governments and Colorado Department of
                              Labor and Employment

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                                                               Regional Analysis
================================================================================

o Recent projections made by the Denver Regional Council of Governments (DRCOG) indicates annual employment growth will average approximately 1.4 percent through 2000 (based on 1995 annual averages) and 1.2 percent from 2001 through 2005.

o Economic growth is expected to slow and the levels should more closely mirror the national levels.

o The services sector (health care, legal, education, recreation, lodging, etc.) will continue to exhibit the largest gains in employment, as has been the case for the past 30 years; four in every 10 new jobs will be in the services sector.

o The construction sector is projected to decline due to completion of major public works projects and decreases in residential development.

o Transportation, communications and utilities are projected to continue to grow, as a result of DIA, technological advances in communications, and population growth. Retail trade is projected to experience modest growth.

o The government sector is projected to experience growth to service a larger population and to accommodate an increasing elderly population.

Unemployment

o The unemployment rate for the Denver-Boulder Metropolitan Statistical Area fluctuated between 3.0 and 7.0 percent from 1990 through September 1996.

o The most recent employment figures, as of August, 1997, indicate unemployment rate of 2.8 percent in the Denver-Boulder MSA.

o Unemployment is projected to average approximately 4.0 to 5.0 percent over the long term.

Inflation

o In 1994, Denver's CPI increased 4.4 percent, at a higher rate than the 2.6 percent level for the U.S.

o In 1995, Denver's index increased by 2.6 percent, while the national CPI index increased by 2.5 percent during the same period.

o Compounded, annual, percentage changes in the national CPI are projected to average 3.8 percent through 2005.(1)

o We project the Denver area CPI will increase by an average of 4.0 percent, annually, during the next 10 years.

----------
(1) The WEFA Group Fall 1993 Regional Metro Area Long-Term Tables.

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                                                               Regional Analysis
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Population

      The following table summarizes population estimates for the DMA.

            ===================================================
                            1995 Population Estimates
            ---------------------------------------------------
            Area                                    Population
            ---------------------------------------------------
            Adams County                               291,798
            Arapahoe County                            442,136
            Boulder County                             259,421
            Arapahoe County                            502,796
            Douglas County                              97,739
            Adams County                               491,446
            ---------------------------------------------------
            Denver Metro Area                        2,085,336
            ===================================================
               Source: Colorado Division of Local Governments

o Following stagnant population growth from the mid-1980s through 1990, including a decline in 1988, population began to increase substantially in the 1990s.

o The compounded, average annual increase from 1990 to 1995 equaled 2.4 percent; population growth averaged 1.3 percent annually from 1980 through 1990.

o Relatively strong population growth over the past several years has been due to strong economic and employment growth.

o A relatively large proportion of population growth has been net migration. A majority of new residents migrated from California, Texas, Arizona, Florida and Illinois. The net migration slowed in 1995.

o Recent projections by the Colorado Division of Local Governments and DRCOG indicate annual population increases in the Metropolitan Area will average
      1.0 percent (projected declining growth rates in future years is directly related to economic growth and varying population in certain age groups).

o Approximately 46.0 to 50.0 percent of the projected population growth through 2005 is composed of net migration.

Retail Sales

o Metro area retail sales began to increase substantially in 1990, due to economic and population growth.

o The DMA's compounded, average annual retail sales increased 9.65 percent from 1990 through 1994.

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                                                               Regional Analysis
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o     Retail sales growth is projected to moderate in direct correlation with projected decreases in economic and population growth.

Housing

      There has been substantial single family residential development in recent years. Information regarding building permits issued is summarized as follows.

o Between 1988 and 1991, an average of 6,600 residential building permits were issued, annually (includes single and multi-family).

o In 1993, 16,254 building permits were issued. In 1994, 19,917 permits were issued, a 22.5 percent increase over 1993 levels.

o Through 1995, approximately 12,450 residential building permits issued, exhibiting a decrease from the 1994 level. The 1996 levels are similar to 1995.

o New housing sales increased 22 percent, as 13,456 homes were sold through 1995, compared to 11,039 in 1994. Through the third quarter 1996, 11,958 home sales were reported, above the 1995 pace by over 10 percent.

o Through 1995, there were 13,188 housing starts (attached, detached and custom), compared to 12,745 during 1994, a 3.5 percent increase. Through the third quarter 1996, there has been 11,500 starts, above the 1995 pace.

o As of year-end 1996, the average price of a new production-built home was $172,000.

o The average single-family residential sales price (new and used) equaled $159,000 at the end of 1996, $154,000 at the end of 1995 and $140,000 at
      the end of 1994.

Interest Rates and Financing

      The ability to obtain financing and the level of interest rates impacts the supply and demand for real estate. A summary of historical interest rates is summarized as follows.

o Interest rates hit an historical low in mid to late 1993. The average 30-year, fixed-rate, single-family residential mortgage interest rate was approximately 6.5 percent in late-1993. Rates increased significantly in 1994 but have decreased since the beginning of 1995.

o The average residential mortgage interest rate has recently fluctuated near 8.0 percent in the DMA.(2)

o Due to substantial over-building in the 1980s, and high number of foreclosures in the late-1980s and early-1990s, financial and banking institutions are cautious to provide financing for speculative office, retail, industrial and hotel development.

----------
(2) The Denver Post.

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                                                               Regional Analysis
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Economic Impact on Real Property Markets

      Growth in population and employment has resulted in increased demand for real property throughout the DMA. Residential real estate has experienced sufficient demand to result in substantial, new speculative construction. There are numerous multi-family residential projects planned or under construction throughout the DMA. Single-family construction is at its highest levels since the building boom of the early-1980s.

      Office occupancy has reached stabilized levels in most markets, due to improved economic conditions and population growth. Office rental rates have increased substantially since 1993, and speculative construction is occurring in prime market areas, including the Denver Tech Center and Boulder. Certain submarkets continue to lag in improvement, including Denver's central business district. There are numerous build-to-suit projects, as several large companies have established regional or national headquarters in the Denver area.

      Industrial market conditions have improved substantially since 1993, resulting in the achievement of stabilized occupancy levels. Proforma rental rates have been reached in prime market areas. Numerous speculative industrial projects are under way near the Denver International Airport, with over 3 million square feet recently completed or under way. The developers of a majority of these speculative projects require lease-up prior to breaking ground. Build-to-suit construction has been substantial.

      Build-to-suit retail construction has been substantial throughout the DMA, involving predominately national retailers such as "big box" operations and national chain restaurants. The new Park Meadows Town Center, a 1.3 million square-foot regional mall, located in the southeast suburban portion of the DMA, was completed in September 1996. There has been some speculative retail development in prime market areas.

      The Denver Metropolitan Area economy has exhibited one of the strongest growth rates in the nation in the 1990s. The result has been an influx of investors, national retailers, major corporations, and other investors and users of real property. The growth is projected to continue, though at moderating levels to recent years.

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                                NEIGHBORHOOD MAP

                                 [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

City of Broomfield

      Broomfield is located approximately 20 miles north of downtown Denver, and covers 24.57 square miles with an elevation of 5,460 feet. Broomfield's economic base is continually growing, with the eight major employers as follows:

     ---------------------------------------------------------------------
                                 Major Employers
     ---------------------------------------------------------------------
            Company                                   Number of Employees
     ---------------------------------------------------------------------
     Kaiser Hill                                            4,400
     ---------------------------------------------------------------------
     Storage Technology                                     3,400
     ---------------------------------------------------------------------
     IBM                                                    2,600
     ---------------------------------------------------------------------
     Neodata Services                                       2,500
     ---------------------------------------------------------------------
     AT&T                                                   2,400
     ---------------------------------------------------------------------
     Ball Aerospace & Technology                            1,900
     ---------------------------------------------------------------------
     Geneva Pharmaceuticals                                   850
     ---------------------------------------------------------------------
     Hunter Douglas                                           677
     ---------------------------------------------------------------------
     Source: Broomfield Economic Development Corporation
     ---------------------------------------------------------------------

Neighborhood Description

      The subject property is situated along the west side of North Perry Street, in the City of Broomfield, Colorado. The subject property's neighborhood is generally bounded by West 136th Avenue to the north, Huron Street to the east, West 120th Avenue to the south and Main Street to the west. This area is developed with primarily residential and agriculture uses, with a few commercial developments.

      Single-family residential developments and agricultural uses surround the subject property to the north, east and west. Mountainview Elementary School is located to the north, while commercial establishments are located to the south of the subject site along West 120th Avenue. A vacant outdoor movie theatre is located to the southeast of the subject.

      Transportation in the subject's immediate area is good. The subject property is located about three miles west of Interstate 25 and three miles east of State Highway 36 (Denver-Boulder Freeway). The subject property's primary access is along North Perry Street, a north-south, two-lane paved roadway, with no outlet from West 120th Avenue. West 120th Avenue is located approximately one-quarter mile south of the subject site, which is an east-west, four-lane paved roadway, with a middle turning lane.

      In summary, the subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, with unemployment steadily decreasing and population anticipated to increase.

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                                                                 MARKET ANALYSIS
================================================================================

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=========================================================================================
1997             Firm Name                State      No. of Sites      No. of Communities
Rank                                                 Owned/Managed       Owned/Managed
-----------------------------------------------------------------------------------------
 1      Sun Communities                  Michigan      30,295/0               84/0
-----------------------------------------------------------------------------------------
 2      ROC Communities                  Colorado    22,441/7,167            77/36
-----------------------------------------------------------------------------------------
 3      Manufactured Home Communities    Illinois     27,349/838              69/3
-----------------------------------------------------------------------------------------
 4      Ellenburg Capital                 Florida      25,173/0               63/0
-----------------------------------------------------------------------------------------
 5      Lautrec Ltd.                     Michigan      22,652/0               58/0
-----------------------------------------------------------------------------------------
 6      Chateau Properties               Michigan      20,003/0               47/0
-----------------------------------------------------------------------------------------
 7      Clayton Homes                    Tennessee     18,000/0               66/0
-----------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood  California     16,946/0               44/0
-----------------------------------------------------------------------------------------
 9      UNIPROP                          Michigan      14,931/0               40/0
-----------------------------------------------------------------------------------------
 10     The Bloch Organization           Michigan      14,379/0               37/0
=========================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in

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                                                                 Market Analysis
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manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                                                 Market Analysis
================================================================================

      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
Year      ROC        MHC      Chateau     Sun     United      Total      Annual
                                                                         Growth
--------------------------------------------------------------------------------
1996     29,608     28,187    20,003     30,295    5,234     113,327      17.0%
--------------------------------------------------------------------------------
1995     27,910     26,237    19,594     18,000    4,850      96,591       9.0%
--------------------------------------------------------------------------------
1994     26,231     28,407    15,689     13,500    4,623      88,450      37.8%
--------------------------------------------------------------------------------
1993     20,142     14,700    15,261      9,036    5,050      64,189      17.8%
--------------------------------------------------------------------------------
1992     18,745     12,873    10,032      7,600    5,200      54,450       N/A
--------------------------------------------------------------------------------
1991      9,030     13,079     9,759       N/R      N/R         N/A        N/A
--------------------------------------------------------------------------------
N/R = No report                  N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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

      The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

==========================================================================================
                                    REIT MARKET UPDATE
------------------------------------------------------------------------------------------
Company Symbol    Price    Current Yield  52 Week High  52 Week Low    Annual   12 Mth Tot
                (9/19/97)                                             Dividend      Rtn
------------------------------------------------------------------------------------------
CPJ              $29.688        5.8%        $31.125       $22.250       1.72       26.6%
------------------------------------------------------------------------------------------
MHC              $25.625        5.2%        $26.428       $18.875       1.32       30.7%
------------------------------------------------------------------------------------------
SUI              $37.428        5.0%        $ 38.00       $27.750       1.88       31.8%
------------------------------------------------------------------------------------------
UMH              $11.625        6.0%        $13.625       $10.875       0.70       -1.7%
------------------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
==========================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real

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                                                                 Market Analysis
================================================================================

Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

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                                                                 Market Analysis
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      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;
      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.

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                                                                 Market Analysis
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      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

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                                                                 Market Analysis
================================================================================

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

Competition

      We have surveyed ten manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 4,360 sites. The combined occupancy rate of these ten manufactured housing communities, including the subject property, is approximately 99.0 percent. Excluding the subject property in our survey, the combined occupancy rate is approximately 99.0 percent, based on 4,033 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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
====================================================================================================================================
                                        SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
------------------------------------------------------------------------------------------------------------------------------------
                                                                    Age
                                       Number                    ---------
                                      Of Sites                   Condition                                                 3-Year
                                      ---------                  ---------                     Services     Date Of       Average
Comp.          Name                   Occupancy                     Park         Monthly       Provided   Last Rental  Annual Rental
 No.         Location                   Level      Amenities       Rating(1)       Rent         in Rent     Increase     Increase
------------------------------------------------------------------------------------------------------------------------------------
 R-1     Countryside                     327        Clubhouse        1972       $319.00/Mo.      Refuse   August, 1997    $10.00/Mo.
         9850 N. Federal Boulevard       ----        Pool/Spa        ----           To
         Federal Heights, Colorado       100%       Playground       Good       $334.00/Mo.
                                                     Storage         ----
                                                                      4*
------------------------------------------------------------------------------------------------------------------------------------
 R-2     Denver Cascade                  382        Clubhouse        1974       $310.00/Mo.      Water   September, 1997  $10.00/Mo.
         9650 N. Federal Boulevard       ----        Pool/Spa        ----           To           Sewer
         Federal Heights, Colorado       100%       Playground       Good       $325.00/Mo.      Refuse
                                                     Storage         ----
                                                                      4*
------------------------------------------------------------------------------------------------------------------------------------
 R-3     Friendly Village of the         522        Clubhouse        1974       $300.00/Mo.      Refuse    April, 1997    $15.00/Mo.
         Rockies                         ----         Pool           ----           To
         2100 W. 100th Avenue            100%     Tennis Court       Good       $305.00/Mo.
         Thornton, Colorado                        Playground        ----
                                                    Laundry           4*
                                                    Storage
------------------------------------------------------------------------------------------------------------------------------------
 R-4     Thornton Estates                208        Clubhouse        1970       $315.00/Mo.      Water      May, 1997     $13.00/Mo.
         3600 E. 88th Avenue             ----         Pool           ----                        Sewer
         Thornton, Colorado              100%        Library         Good                        Refuse
                                                    Mini Golf        ----
                                                     Laundry          4*
------------------------------------------------------------------------------------------------------------------------------------
 R-5     North Country Village           425        Clubhouse        1985       $325.00/Mo.      Refuse     March, 1997   $35.00/Mo.
         9700 Riverdale Road             ----       Pool/Spa         ----
         Thornton, Colorado              100%     Billiard Room       Good
                                                   Playground        ----
                                                    Laundry           4*
                                                    Storage
------------------------------------------------------------------------------------------------------------------------------------
 R-6     Pine Lake Ranch                 766        Clubhouse        1972       $298.00/Mo.      Water       June, 1997   $14.00/Mo.
         10201 Riverdale Road            ----         Pool           ----           To           Sewer
         Thornton, Colorado              100%     Tennis Court       Good       $308.00/Mo.      Refuse
                                                   Playground        ----
                                                    Storage           4*
====================================================================================================================================

====================================================================================================================================
                                        SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
------------------------------------------------------------------------------------------------------------------------------------
                                                                    Age
                                       Number                    ---------
                                      Of Sites                   Condition                                                 3-Year
                                      ---------                  ---------                     Services     Date Of       Average
Comp.          Name                   Occupancy                     Park         Monthly       Provided   Last Rental  Annual Rental
 No.         Location                   Level      Amenities       Rating(1)       Rent         in Rent     Increase     Increase
------------------------------------------------------------------------------------------------------------------------------------
 R-7     Holiday Hills                   737        Clubhouse       1960        $343.00/Mo.     Refuse   January, 1997    $18.00/Mo.
         2000 West 92nd Avenue           ---        Pool/Spa        ----            To
         Federal Heights, Colorado       98%      Exercise Room     Good        $362.00/Mo.
                                                  Billiard Room     ----
                                                     Library         5*
                                                  Shuffleboards
                                                  Activity Room
                                                     Laundry
                                                     Storage
------------------------------------------------------------------------------------------------------------------------------------
 R-8     Front Range                     302        Clubhouse       1973        $295.00/Mo.     Refuse    April, 1997     $10.00/Mo.
         2885 W. 128th Avenue            ---          Pool          ----            To
         Broomfield, Colorado            98%       Playground       Good        $305.00/Mo.
                                                    Storage         ----
                                                                     4*
------------------------------------------------------------------------------------------------------------------------------------
 R-9     Casa Estates                    364        Clubhouse       1974        $315.00/Mo.     Refuse    April, 1997     $17.00/Mo.
         860 W. 132nd Avenue             ----         Pool          ----
         Westminster, Colorado           100%      Playground       Good
                                                  Exercise Room     ----
                                                    Storage          4*
------------------------------------------------------------------------------------------------------------------------------------
Subject  Cimarron                        327        Clubhouse       1972        $333.00/Mo.     Refuse   January, 1997    $18.00/Mo.
         12205 North Perry               ---          Pool          ----
         Broomfield, Colorado            98%            Pool        Good
                                                  Billiard Room     ----
                                                   Basketball        4*
                                                   Playground
                                                     Storage
------------------------------------------------------------------------------------------------------------------------------------
(1)  Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
====================================================================================================================================

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                       COMPETING MANUFACTURED HOUSING MAP


                                 [MAP OMITTED]
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                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $295.00 to $362.00 per site, on a monthly basis. The subject property is currently quoting a monthly rental rate within the market range, or at $333.00 per site. The last rental rate increase at the subject property was as of January, 1997, of $18.00 per month.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Countryside, is located at 9850 N. Federal Boulevard, in Federal Heights, Colorado. This comparable property contains 327 sites, and is 100.0 percent occupied. Countryside was developed in 1972, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $10.00 per month. Monthly rental rates range from $319.00 to $334.00, with refuse service included in monthly rental payment. Amenities include a clubhouse, pool, spa, playground and recreational vehicle storage.

      Comparable R-2, Denver Cascade, is located at 9650 N. Federal Boulevard, in Federal Heights, Colorado. This comparable property contains 382 sites, and is 100.0 percent occupied. Denver Cascade was developed in 1974, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $10.00 per month. Monthly rental rates range from $310.00 to $325.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, spa, playground and recreational vehicle storage.

      Comparable R-3, Friendly Village of the Rockies, is located at 2100 W. 100th Avenue, in Thornton, Colorado. This comparable property contains 522 sites, and is 100.0 percent occupied. Friendly Village of the Rockies was developed in 1974, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $15.00 per month. Monthly rental rates range from $300.00 to $305.00, with refuse service included in monthly rental payment. Amenities include a clubhouse, two pools, tennis court, playground, laundry facility and recreational vehicle storage.

      Comparable R-4, Thornton Estates, is located at 3600 E. 88th Avenue, in Thornton, Colorado. This comparable property contains 208 sites, and is
      100.0 percent occupied. Thornton Estates was developed in 1970, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $13.00 per month. Monthly rental rates are at $315.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, library, mini golf and laundry facility.

      Comparable R-5, North County Village, is located at 9700 Riverdale Road, in Thornton, Colorado. This comparable property contains 425 sites, and is
      100.0 percent occupied. North County Village was developed in 1985, and is in overall

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                                                                 Market Analysis
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      good condition. Over the last three years, the annual rental rate increased approximately $35.00 per month. Monthly rental rates are at $325.00, with refuse service included in monthly rental payment. Amenities include a clubhouse, two pools, two spas, billiard room, playground, laundry facility and recreational vehicle storage.

      Comparable R-6, Pines Lake Ranch, is located at 10201 Riverdale Road, in Thornton, Colorado. This comparable property contains 766 sites, and is
      100.0 percent occupied. Pines Lake Ranch was developed in 1972, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $14.00 per month. Monthly rental rates range from $298.00 to $308.00, with water, sewer and refuse service included in monthly rental payment. Amenities include two clubhouses, three pools, tennis court, playground and recreational vehicle storage.

      Comparable R-7, Holiday Hills, is located at 2000 West 92nd Avenue, in Federal Heights, Colorado. This comparable property contains 737 sites, and is approximately 98.0 percent occupied. Holiday Hills was developed in 1960, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $18.00 per month. Monthly rental rates range from $343.00 to $362.00, with refuse service included in monthly rental payment. Amenities include two clubhouses, pool, spa, exercise room, billiard room, library, shuffleboards, activity room, laundry facility and recreational vehicle storage.

      Comparable R-8, Front Range, is located at 2885 W. 128th Avenue, in Broomfield, Colorado. This comparable property contains 302 sites, and is approximately 98.0 percent occupied. Front Range was developed in 1973, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $10.00 per month. Monthly rental rates range from $295.00 to $305.00, with refuse service included in monthly rental payment. Amenities include a clubhouse, two pools, playground and recreational vehicle storage.

      Comparable R-9, Casa Estates, is located at 860 W. 132nd Avenue, in Westminster, Colorado. This comparable property contains 364 sites, and is
      100.0 percent occupied. Casa Estates was developed in 1974, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $17.00 per month. Monthly rental rates are at $315.00, with refuse service included in monthly rental payment. Amenities include a clubhouse, pool, playground, exercise room and recreational vehicle storage.

      In our opinion, and based on conversations with the on-site manager, properties R-1, R-2 and R-8 compete most favorably with the subject property, with monthly rental rates ranging from $295.00 to $334.00 per site. The subject property is currently quoting a monthly rental rate of $333.00 per site, which is within the range of rental rates of our more comparable

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                                                                 Market Analysis
================================================================================

competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed six recent sales of manufactured housing communities located in the Denver Metropolitan Area. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Pine Lakes, is located at 10201 Riverdale Road, in Thornton, Colorado. This property contains 760 sites, situated on 183.67 acres of land area. The property was developed in 1972, and was in overall good condition at the time of sale. Amenities include two clubhouses, two pools, recreation room, tennis court, basketball court, and a playground. The property was approximately 90.0 percent occupied at the time of sale. The property was purchased for $12,500,000 as a combined transaction with sale I-2, which equates to $16,447 per site,

      Comparable Sale I-2, Redwood Estate II, is located at 9595 Pecos Street, in Thornton, Colorado. This property contains 752 sites, situated on
      128.22 acres of land area. Amenities include a clubhouse, pool, recreation room, playground and recreational vehicle storage. The property was approximately 93.0 percent occupied at the time of sale. The property was purchased for $12,500,000 as a combined transaction with sale I-1, which equates to $16,622 per site.

      Comparable Sale I-3, Canyon Ridge, is located at 5150 Airport Road, in Colorado Springs, Colorado. This property contains 250 sites, situated on
      31.36 acres of land area. Canyon Ridge was developed in 1972, and was in good condition at the time of sale. Amenities include a clubhouse, pool, recreation room and laundry facility. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $4,200,000, which equates to $16,800 per site.

      Comparable Sale I-4, Cottonwood Village, is located at 11990 S. Boulder Road, in Layfayette, Colorado. This property contains 241 sites, situated on 19.36 acres of land area. Cottonwood Village was developed in 1972, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool, recreation room, playground and laundry facility. The property was 100.0 percent occupied at the time of sale. The property was purchased for $4,800,000, which equates to $19,917 per site.

      Comparable Sale I-5, Canterbury Park, is located at 3020 S. Powers Boulevard, in Colorado Springs, Colorado. This property contains 496 sites, situated on 61.73 acres of land area. Canterbury Park was developed in 1985, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool

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
====================================================================================================================================
                                           SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        $EGI/Site
                                                                              Sales Price                               ---------
                                                                               Per Site                               $Expense/Site
                                 Sales Date       Land Area       Density     -----------                   EGIM      -------------
 Comp.     Name                  ----------       ---------       -------      Occupancy                    ----      Expense Ratio
  No.    Location                Sales Price      No. Sites      Condition      At Sale      $NOI/Site      OAR         % Of EGI
------------------------------------------------------------------------------------------------------------------------------------
  I-1    Pine Lakes                  7/96          183.67          4.14         $16,447       $1,563        N/A            N/A
         10201 Riverdale Road       -----          ------          ----         -------                     ---
         Thornton, Colorado     $12,500,000(1)       760           Good           90%                       9.50%

------------------------------------------------------------------------------------------------------------------------------------
  I-2    Redwood Estate II           7/96          128.22          5.86         $16,622       $1,579        N/A            N/A
         9595 Pecos Street           -----         ------          ----         -------                     ---
         Thornton, Colorado     $12,500,000(1)       752           Good           93%                       9.50%
------------------------------------------------------------------------------------------------------------------------------------
  I-3    Canyon Ridge                7/96           31.36          7.97         $16,800       $1,512        N/A            N/A
         5150 Airport Road           -----          -----          ----         -------                     ---
         Colorado Springs, CO     $4,200,000         250           Good           99%                       9.00%

------------------------------------------------------------------------------------------------------------------------------------
  I-4    Cottonwood Village          9/95           19.36         12.45         $19,917       $1,591        6.45x         $3,089
         11990 S. Boulder Road       ----           -----         -----         -------                     -----         ------
         Lafayette, Colorado      $4,800,000         241           Good           100%                      7.99%         $1,498
                                                                                                                          ------
                                                                                                                          48.50%
------------------------------------------------------------------------------------------------------------------------------------
  I-5    Canterbury Park             7/95           61.73          8.03         $18,750       $2,037        6.91x         $2,714
         3020 S. Powers Blvd.        ----           -----          ----         -------                     -----         ------
         Colorado Springs, CO     $9,300,000         496           Good           100%                      10.87%         $677
                                                                                                                           ----
                                                                                                                          24.95%
------------------------------------------------------------------------------------------------------------------------------------
  I-6    Woodland Hills              3/94           57.0           7.63         $18,391       $1,885        5.56x         $3,310
         1500 West Thornton          ----           ----           ----         -------                     -----         ------
         Thornton, Colorado       $8,000,000         435           Good           97%                       10.25%        $1,425
                                                                                                                          ------
                                                                                                                          43.05%
------------------------------------------------------------------------------------------------------------------------------------
Subject  Cimarron                    - - -         50.265          6.51         - - -         $2,871         N/A          $4,245
         12205 North Perry St.                     ------          ----                                                   ------
         Broomfield, CO                              327           Good          98%                                      $1,374
                                                                                                                          ------
                                                                                                                          32.37%
------------------------------------------------------------------------------------------------------------------------------------
(1) Sale I-1 and I-2 were purchased as a combined transaction.
====================================================================================================================================

================================================================================================
                         SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
------------------------------------------------------------------------------------------------
 Comp.     Name                  Comparability
  No.    Location                to the Subject                        Comments
------------------------------------------------------------------------------------------------
  I-1    Pine Lakes                 Similar              Good condition; Amenities include
         10201 Riverdale Road                               two clubhouses, two pools,
         Thornton, Colorado                                   recreation room, tennis,
                                                             basketball and playground.
------------------------------------------------------------------------------------------------
  I-2    Redwood Estate II          Similar              Good condition; Amenities include
         9595 Pecos Street                                 a clubhouse, pool, recreation
         Thornton, Colorado                               room, playground and RV storage.
------------------------------------------------------------------------------------------------
  I-3    Canyon Ridge              Inferior                     Developed in 1972;
         5150 Airport Road                               Good condition; Amenities include
         Colorado Springs, CO                              a clubhouse, pool, recreation
                                                             room and laundry facility.
------------------------------------------------------------------------------------------------
  I-4    Cottonwood Village        Inferior                   Developed in 1972; Good
         11990 S. Boulder Road                             condition; Amenities include a
         Lafayette, Colorado                              clubhouse, pool, recreation room,
                                                           playground and laundry facility.

------------------------------------------------------------------------------------------------
  I-5    Canterbury Park            Similar                   Developed in 1985; Good
         3020 S. Powers Blvd.                              condition; Amenities include a
         Colorado Springs, CO                              clubhouse, pool and RV storage.


------------------------------------------------------------------------------------------------
  I-6    Woodland Hills             Similar                   Developed in 1970; Good
         1500 West Thornton                                condition; Amenities include a
         Thornton, Colorado                               clubhouse, pool, playground and
                                                                  barbecue pavilion.

------------------------------------------------------------------------------------------------
Subject  Cimarron               Subject Property              Developed in 1972; Good
         12205 North Perry St.                             condition; Amenities include a
         Broonfield, CO                                    clubhouse, pool, billiard room,
                                                           basketball court, playground and
                                                                      RV storage.
================================================================================================

                                                                 Market Analysis
================================================================================

      and recreational vehicle storage. The property was 100.0 percent occupied at the time of sale. The property was purchased for $9,300,000, which equates to $18,750 per site.

      Comparable Sale I-6, Woodland Hills, is located at 1500 West Thornton, in Thornton, Colorado. This property contains 435 sites, situated on 57.0 acres of land area. Woodland Hills was developed in 1970, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool, playground and barbecue pavilion. The property was 97.0 percent occupied at the time of sale. The property was purchased for $8,000,000, which equates to $18,391 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 176,519 and 496,468, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 205,303 and 556,719, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 67,297 and 192,521, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 78,042 and 220,054, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $52,056 and $50,586, respectively, and are expected to increase to $61,943 and $60,855, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $43,395 and $42,021, respectively, and are expected to increase to $49,102 and $47,736, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997, are $19,811 and $19,455, respectively, and are expected to increase to $23,519 and $23,968, respectively, by the year 2002.

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

                                                                 Market Analysis
================================================================================

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS. For additional demographic information, please refer to the NDS summary report in the Addenda of this report.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 24.95 to 48.50 percent of effective gross income levels, and $677 to $1,498 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 32.37 percent of effective gross income and $1,374 on a per site basis. The operating expenses of the subject property are within the range of comparable properties on both a percentage of effective gross income and on a per site basis.

Market Supply and Demand

      There are a total of nine competing manufactured housing communities located within the subject's market, which total 4,033 sites, with a corresponding average occupancy rate of 99.0 percent. No specific absorption statistics were available. The subject property, based on conversations with management, has historically had occupancy rates consistent with competing parks, and is currently 98.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and has similar occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $295.00 to $362.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate within the range of competing parks, or at $333.00 per site.

================================================================================


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                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $16,447 to $19,917 per site, with corresponding overall rates ranging from 7.99 to 10.87 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating. SITE PLAN

================================================================================


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                                                     ---------------------------

                                   SITE PLAN


                               [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located along the west side of North Perry Street, in Broomfield, Adams County, Colorado. The subject site is rectangular in shape and contains approximately 50.265 acres, or 2,189,543 square feet of land area. Topographically, the site is generally level and at street grade.

      Primary access to the subject site is available from North Perry Street. According to an environmental survey completed by PEI Assoicates, Inc., completed November 30, 1990, the subject property does not appear to be located in a flood plain area. However, we recommend an opinion by a qualified engineer whether the subject property is located in a flood hazard area in the final analysis.

      The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1972. The subject improvements consist of a 327-site manufactured housing community, with a community center, swimming pool, billiard room, basketball court, playground and recreational vehicle storage of the 327 sites, approximately 60 percent, or 196 sites, are single-wide, and 40 percent, or 131 sites, are double-wide.

      The main community center consists of a manager's office, restroom facilities, open-space available for resident use, billiard room and a fully equipped kitchen. The swimming pool is located adjacent to the main community center.

      Off-street parking is available for each resident. Site improvements within the park include: paved streets, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

      Cimarron is a functional manufactured housing community with ingress and egress

================================================================================


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

                                                            Property Description
================================================================================

along North Perry Street. Overall, the subject community appears to be well maintained and is in good condition. Cimarron is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Four Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Adams County is assessed at 29.0 percent of the Assessor's opinion of market value. The subject property is identified by tax parcel numbers 00000-00-2-43-354 and 01573-31-4-08-001.

      The total amount of real estate taxes for 1996 payable in 1997 for the subject property amounts to $59,500. The total amount of real estate taxes for 1996 payable in 1997 equates to approximately $181.96 per site.

Zoning

      According to the City of Broomfield zoning officials, the subject property is currently zoned RPUD, Residential Planned Unit Development. The subject property is a legal and conforming use for this zoned district.

================================================================================


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                                                     ---------------------------

                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Cimarron, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $295.00 to $362.00;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate at $333.00 per site, which is above the range of competing parks;

      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $16,447 to $19,917, with corresponding overall rates ranging from 7.99 to 10.87 percent;

      o Operating expenses are within industry standards for a park located in the mountain region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o     The population profile of the subject property is 95 percent adult;

      o The current occupancy rate at the subject property of 98.0 percent is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Four Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Four Star Park, presented in the National Overview section of this report; and,

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Cimarron will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

================================================================================


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                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limit-ing conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gath-ered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Apprais-ers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testi-mony in any court or administrative proceedings relating to the Property or the Report.

================================================================================


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

                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

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                                                     ---------------------------

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Jody L. Garbisch inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


/s/ Michael J. Schaeffer    /s/ Jody L. Garbisch     /s/ Stanley R. Dennis, Jr.

Michael J. Schaeffer        Jody L. Garbisch         Stanley R. Dennis, Jr., MAI
Director                    Associate Appraiser      Director, Manager

================================================================================


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                                                     ---------------------------

                                                                         ADDENDA
================================================================================



                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================


                                       43
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

================================================================================


                                 POP-FACT SHEETS


================================================================================

Tue Nov 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

CIMARRON
BROONFIELD, CO                                     COORD:    39:55.16  105:02.31
--------------------------------------------------------------------------------
                                                     5.00 MILE     10.00 MILE
DESCRIPTION                                             RADIUS         RADIUS
--------------------------------------------------------------------------------
POPULATION
   2002 PROJECTION                                     205,303        556,719
   1997 ESTIMATE                                       176,519        496,468
   1990 CENSUS                                         138,431        415,339
   1980 CENSUS                                         114,163        361,266
   GROWTH 1980 - 1990                                    21.26%         14.97%

HOUSEHOLDS
   2002 PROJECTION                                      78,042        220,054
   1997 ESTIMATE                                        67,297        192 521
   1990 CENSUS                                          50,795        152,124
   1980 CENSUS                                          38,748        123,294
   GROWTH 1980 - 1990                                    31.09%         23.38%

1997 ESTIMATED POPULATION BY RACE                      176,519        496,468
   WHITE                                                 89.64%         88.17%
   BLACK                                                  1.14%          1.06%
   ASIAN & PACIFIC ISLANDER                               3.43%          3.31%
   OTHER RACES                                            5.79%          7.47%

1997 ESTIMATED POPULATION                              176,519        496,468
   HISPANIC ORIGIN                                       12.38%         15.41%

OCCUPIED UNITS                                          50,795        152,124
   OWNER OCCUPIED                                        68.06%         69.34%
   RENTER OCCUPIED                                       31.94%         30.66%
   1990 AVERAGE PERSON PER HH                             2.72           2.71

1997 ESTIMATED HH BY INCOME                             67,297        192,521
   $150,000 +                                             1.94%          1.90%
   $100,000 TO $149,999                                   4.41%          4.17%
   $ 75,000 TO $ 99,999                                   8.48%          7.73%
   $ 50,000 TO $ 74,999                                  25.92%         24.87%
   $ 35,000 TO $ 49,999                                  20.98%         21.30%
   $ 25,000 TO $ 34,999                                  14.03%         13.95%
   $ 15,000 TO $ 24,999                                  12.50%         12.68%
   $  5,000 TO $ 14,999                                   9.21%         10.29%
   UNDER $ 5,000                                          2.52%          3.11%

1997 EST. AVERAGE HH INCOME                            $52,056        $50,586
1997 EST. MEDIAN HH INCOME                             $43,395        $42,021
1997 EST. PER CAPITA INCOME                            $19,811        $19,455

Tue Nov 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                        (POP 80-02, HH 80-02, INC 80-02)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

CIMARRON
BROONFIELD, CO                                     COORD:    39:55.16  105:02.31
--------------------------------------------------------------------------------
                                                     5.00 MILE      10.00 MILE
DESCRIPTION                                             RADIUS          RADIUS
--------------------------------------------------------------------------------
POP_80: TOTAL                                          114,163         361,266
POP_90: TOTAL                                          138,431         415,339
POP_97: TOTAL (EST.)                                   176,519         496,468
POP_02: TOTAL (PROJ.)                                  205,303         556,719
HH_80: TOTAL                                            38,748         123,294
HH_90: TOTAL                                            50,795         152,124
HH_97: TOTAL (EST.)                                     67,297         192,521
HI-I_02: TOTAL (PROJ.)                                  78,042         220,054
INC 80: PER CAPITA (EST.)                             $  8,210        $  7,984
INC_90: PER CAPITA                                    $ 14,861        $ 14,165
INC_97: PER CAPITA (EST.                              $ 19,811        $ 19,455
INC_02: PER CAPITA (PROJ                              $ 23,519        $ 23,968
HH_90_BY INCOME_89: MEDIAN                            $ 36,080        $ 34,322
HH-I_97_BY INCOME: MEDIAN                             $ 43,395        $ 42,021
HH_02_BY INCOME: MEDIAN                               $ 49,102        $ 47,736
HH_80_BY INCOME 79: AVERAGE                           $ 24,189        $ 23,395
HH_90_BY INCOME_89: AVERAGE                           $ 40,557        $ 38,469
HH_97_BY INCOME: AVERAGE                              $ 52,056        $ 50,586
HH_02_BY INCOME: AVERAGE                              $ 61,943        $ 60,855

================================================================================


                                LEGAL DESCRIPTION


================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

THAT PART OF THE SOUTHEAST 1/4 OF SECTION 31, TOWNSHIP 1 SOUTH, RANGE 68 WEST OF THE 6TH P.M., DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHEAST CORNER OF THE SOUTHEAST 1/4 OF SECTION 31, TOWNSHIP 1 SOUTH, RANGE 68 WEST OF THE 6TH PRINCIAL MERIDIAN;
THENCE NORTH 90 DEGREES 00 MINUTES 00 SECONDS WEST ON AN ASSUMED BEARING ALONG THE SOUTH LINE OF SAID SOUTHEAST 1/4 A DISTANCE OF 1350 FEET;
THENCE NORTH 00 DEGREES 16 MINUTES 20 SECONDS WEST AND PARALLEL TO THE EAST LINE OF SAID SOUTHEAST 1/4 A DISTANCE OF 1040.81 FEET TO THE TRUE POINT OF BEGINNING THENCE SOUTH 90 DEGREES 00 MINUTES 00 SECONDS WEST, A DISTANCE OF 630.00 FEET; THENCE SOUTH 00 DEGREES 16 MINUTES 20 SECONDS EAST, A DISTANCE OF 47.48 FEET; THENCE SOUTH 90 DEGREES 00 MINUTES 00 SECONDS WEST, A DISTANCE OF 656.94 FEET; TO A POINT ON THE WEST LINE OF SAID SOUTHEAST 1/4;
THENCE NORTH 00 DEGREES 22 MINUTES 05 SECONDS WEST ALONG SAID WEST LINE A DISTANCE OF 1650 FEET TO THE NORTHWEST CORNER OF SAID SOUTHEAST 1/4;
THENCE NORTH 89 DEGREES 57 MINUTES 40 SECONDS EAST ALONG THE NORTH LINE OF SAID SOUTHEAST 1/4 A DISTANCE OF 1349.69 FEET TO A POINT 1290 FEET WEST OF THE EAST QUARTER CORNER OF SAID SECTION 31;
THENCE SOUTH 00 DEGREES 16 MINUTES 20 SECONDS EAST, A DISTANCE OF 1553.42 FEET TO A POINT ON THE NORTH LINE OF WEST 121ST PLACE;
THENCE SOUTH 90 DEGREES 00 MINUTES 00 SECONDS WEST A DISTANCE OF 60 FEET ALONG SAID NORTH LINE TO THE WEST LINE OF PERRY STREET;
THENCE SOUTH 00 DEGREES 16 MINUTES 20 SECONDS EAST, A DISTANCE OF 50 FEET ALONG SAID WEST LINE TO THE TRUE POINT OF BEGINNING

BEING ALSO KNOWN AS
ALL OF
CONTINENTAL ETATES,

COUNTY OF ADAMS,
STATE OF COLORADO

--------------------------------------------------------------------------------

================================================================================


                          QUALIFICATIONS OF APPRAISERS


================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                JODY L. GARBISCH

Education

Bachelor of Science Degree in Finance, concentration in Real Estate, from the College of Commerce and Business Administration at the University of Illinois, Urbana-Champaign, Illinois, 1997.

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

      Urban Real Estate Valuation
      Urban Economics
      Real Estate Financial Markets
      Real Estate Investments
      Real Estate Law
      Real Estate Fundamentals

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services.

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A    Fundamentals and Principles of Real Estate Appraisal
      Course I-B    Capitalization Theory and Techniques
      Course II-I   Case Studies in Real Estate Valuation
      Course II-2   Valuation Analysis and Report Writing
      Course II-3   Standards of Professional Practice
      Course IV     Litigation/Condemnation Valuation
      Course VI     Investment Analysis
      Course VIII   Residential Case Studies
      Course X      Market Analysis

      Seminar       Feasibility Analysis and Highest and Best Use
      Seminar       Discounted Cash Flow Analysis
      Seminar       Cash Equivalency
      Seminar       Subdivision Analysis
      Seminar       Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================


MARKET STUDY OF REAL PROPERTY

Lake Haven
1415 Main Street
Dunedin, Pinellas County, Florida


================================================================================


As of December 3, 1997



Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

              [Letterhead of Cushman & Wakefield of Illinois, Inc.]


December 12, 1997

Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:  Market Study of Real Property
     Lake Haven
     1415 Main Street
     Dunedin, Pinellas County, Florida 34698

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                 - 2 -                 December 12, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Jennifer L. Estrella

Jennifer L. Estrella
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr., MAI

Stanley R. Dennis, Jr., MAI
Director, Manager

                                                              CUSHMAN &
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

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                        Lake Haven

Location:                             1415 Main Street Dunedin, Pinellas County,
                                      Florida

Assessor's Parcel Number:             Based on information provided by the
                                      client, the subject property is identified by Assessor's Parcel Numbers
                                      26-28-15-00000-410-0600 and
                                      26-28-15-00000-420-0500.

Date of Inspection:                   The property was inspected December 3,
                                      1997.

Ownership:                            The subject property is legally entitled
                                      to Orangeland Vistas, an Illinois
                                      Corporation, and MHC Financing Limited
                                      Partnership, as beneficiary.

Land Area:                            Based on information provided by the
                                      property's legal plat of survey, the
                                      subject property contains approximately
                                      48.2 acres of land area, or 2,100,625
                                      square feet.

Zoning: Based on information provided by the City of Dunedin, the subject property is zoned MH, Residential Mobile Home. The subject property is a legal and conforming use.

Improvements

   Type:                              A manufactured housing community.

   Year Built:                        The subject property was developed in
                                      phases between 1962 and 1968.

   Size: The subject property consists of a 379-site manufactured housing community.

   Condition:                         At the time of inspection, the subject
                                      property was in good condition.

Property Rating:                      Five Star manufactured home community.

Special Assumptions:                  1. Information regarding the subject
                                      property, including its physical
                                      characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Summary of Salient Facts
================================================================================

                                      2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                      3. Our market and consulting report
                                      regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                      4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                      5. Please refer to the complete list of
                                      assumptions and limiting conditions
                                      included at the end of this report.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
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

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................5
   Identification of Property..................................................5
   Property Ownership and Recent History.......................................5
   Purpose and Function of the Market Study and Consulting Assignment..........5
   Scope of the Market Study and Consulting Assignment.........................5
   Date of Property Inspection.................................................5
   Definitions and Other Pertinent Terms.......................................5

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................16

MARKET ANALYSIS...............................................................18
   National Overview..........................................................18
   Competition................................................................25
   Comparable Manufactured Housing Community Sales............................29
   Demographic Trends.........................................................31
   Expense Analysis...........................................................32
   Market Supply and Demand...................................................32
   Conclusion.................................................................33

PROPERTY DESCRIPTION..........................................................35
   Site Description...........................................................35
   Improvements Description...................................................35

REAL PROPERTY TAXES AND ASSESSMENTS...........................................36

ZONING........................................................................36

CONCLUSION....................................................................37

ASSUMPTIONS AND LIMITING CONDITIONS...........................................38

CERTIFICATION.................................................................40

ADDENDA.......................................................................41
   Pop-Fact Sheets
   Legal Description
   Qualifications of Appraisers

                                                              CUSHMAN &
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                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                [PHOTO OMITTED]

                     Front Entrance of the Subject Property


                                [PHOTO OMITTED]

                Property Manager's Office at the Subject Property

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                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

                              Exterior of Clubhouse


                                [PHOTO OMITTED]

                      View of Lake at the Subject Property

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                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

                    Typical Interior View of the Subject Park


                                [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

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                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

                   Street Scene Facing East Along Main Street


                                [PHOTO OMITTED]

                   Street Scene Facing West Along Main Street

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                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 379-site manufactured housing community, situated on approximately 48.22 acres of land area, located on the south side of Main Street (also known as State Road 580), in the city of Dunedin, Pinellas County, Florida. The property's street address is 1415 Main Street. The property was constructed in phases between 1962 and 1968. According to information provided by the property manager at the time of inspection, the occupancy rate at the subject property was 98.4 percent. However, the recent rent roll provided by the client, dated October 22, 1997, indicates an occupancy rate of 97.4 percent. The occupancy rate referenced throughout this report is
98.4 percent, and based upon the information provided by the property manager.

Property Ownership and Recent History

      The subject property is currently entitled to Orangeland Vistas, an Illinois corporation, and MHC Financing Limited Partnership, as beneficiary. The subject property was originally developed in phases between 1962 and 1968.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 3, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

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                                                                    Introduction
================================================================================

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the south side of Main Street, in the city of Dunedin, Pinellas County, Florida. The street address of the subject property is 1415 Main Street, Dunedin, Florida. The property is identified by tax parcel numbers 26-28-15-00000-410-0600 and 26-28-15-00000-420-0500, according to information provided by the client. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

================================================================================


                                       6
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

                                  LOCATION MAP

                                 [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

      The subject property is located in the West Central Region of Florida. West Central Florida, as the name suggests, is centrally located along Florida's west coast. It is comprised primarily of a nine county area anchored by the Tampa-St. Petersburg-Clearwater Metropolitan Statistical Area (MSA). According to Sales and Marketing Management's 1997 Survey of Buying Power, the 1996 estimated population of the nine county West Central Florida region is 3,397,000. The Tampa-St. Petersburg-Clearwater MSA has a 1996 estimated population of 2,240,200.

Overview

      The Tampa-St. Petersburg-Clearwater MSA (hereinafter referred to as the Tampa MSA) includes Hillsborough, Pinellas, Pasco, and Hernando Counties.

      Florida's economy has expanded rapidly during the past decade due to a favorable business climate rated as one of the best in the country. Tourism and agriculture have traditionally been the largest industries in Florida, but the expansion of the nation's space program during the 1960's led to growth in the high technology fields. Like many areas of the nation, the service sector experienced dramatic growth in the 1980's. The Tampa MSA is representative of Florida as a whole, with a diversified economy including tourism, agriculture, high technology industries, and a large service sector.

      Population and housing growth have been influenced by Florida's relatively low cost of living, and business expansion has continued to provide job opportunities for skilled workers from economically stagnating economies in the north. According to the Bureau of Economic and Business Research at the University of Florida, the statewide unemployment rate as of September, 1997 was
5.2 percent.

      A legacy of the state's unprecedented 1980s economic growth has been the inability of infrastructure in many areas, including Tampa Bay, to keep pace with development. Because Florida does not have a state income tax, and the overall tax base is lower than in most other states, problems such as inadequate highways, municipal services, land use planning, and environmental quality have received considerable attention. To overcome this, the state is cooperating with local governments to institute growth management and planning. Impact fees on new developments, for example, continue to increase while gasoline taxes and new-resident automobile taxes are earmarked for highway improvement. This places more of the burden for funding capital improvement projects on developers and consumers, while avoiding the need to impose state income taxes.

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                                                               Regional Analysis
================================================================================

Population

      West Central Florida consists of a nine county area centered around Tampa Bay. The 1996 estimated population of the West Central Florida region is 3,397,000. The following chart illustrates the historic and estimated future population growth by county.

================================================================================
                                                                       PROJECTED
COUNTY                       1980           1990           1995        2000
--------------------------------------------------------------------------------
Hillsborough                646,960        859,329        883,202        930,002
--------------------------------------------------------------------------------
Pinellas                    728,531        839,912        870,296        888,059
--------------------------------------------------------------------------------
Pasco                       193,643        281,619        303,692        325,174
--------------------------------------------------------------------------------
Polk                        321,652        413,544        435,619        464,408
--------------------------------------------------------------------------------
Manatee                     148,442        195,328        229,029        245,525
--------------------------------------------------------------------------------
Sarasota                    202,251        271,714        296,283        313,914
--------------------------------------------------------------------------------
Hernando                     44,469        106,770        120,246        138,465
--------------------------------------------------------------------------------
Citrus                       54,703         99,980        106,569        119,006
--------------------------------------------------------------------------------
Sumter                       24,272         32,895         33,837         35,991
                          ---------      ---------      ---------      ---------
--------------------------------------------------------------------------------
TOTAL                     2,364,923      3,101,091      3,278,773      3,460,544
================================================================================
Source:  Source Book of County Demographics

      As indicated on the preceding chart, the population of west central Florida increased during the 1980's by 736,168 residents, indicating an annual compound growth rate of nearly 2.75%. This rate of growth has slowed since 1990 due to a downturn in the national and local economy. The projections for population growth for the year 2000 indicate continuing increases in population for all 9 counties.

Governmental and Political Characteristics

      On October 27, 1994, Hillsborough County adopted a comprehensive land use plan known as the "2015 Land Use Plan". The planning effort was mandated by the Comprehensive Planning Act passed by the Florida Legislature in 1975. The plan was intended to provide for infrastructure planning and to guide growth and development in an orderly manner, and has been modified to accommodate new development patterns.

      Recently, Hillsborough County and the city of Tampa revised their zoning ordinances in the context of objectives set forth in the land use plan, which also recently underwent major

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                                                               Regional Analysis
================================================================================

revisions. These changes were part of an attempt by the Hillsborough County City-County Planning Commission, the Hillsborough County Department of Development Coordination, and other local planning and zoning agencies to more effectively plan for new growth and development and avoid many of the problems experienced in recent years.

      The state of Florida and its municipalities do not levy personal income taxes. Property taxes in the Tampa Bay area are typical of most urban areas in Florida. Continued commercial and industrial development has kept millage rates levied by Hillsborough County relatively low, although assessed valuations of commercial properties have recently increased. This has resulted in a moderate property tax burden for residential property owners, with further relief provided by homestead exemptions of the first $25,000 of assessed valuations on primary residences. However, property taxes are anticipated to increase in future years to help fund infrastructure costs.

Geographic and Physical Characteristics

      The Tampa area has long been a desirable place in which to vacation and retire. Its warm, semitropical climate and location on Tampa Bay near the Gulf of Mexico, coupled with new industry and new development, continue to attract new residents.

      Because of its strategic geographical location and transportation network, Tampa is the manufacturing and distribution hub of Florida. The port of Tampa is the largest in the state of Florida, the nation's 7th largest in size, and 3rd largest in tonnage. It represents the largest deep-water port to the Panama Canal and serves as a major distribution and trade center of Florida and the southern United States. Its 50 terminals handle phosphate, fertilizer, chemical and dry bulk products, grain, cement, coal, steel, citrus products, bananas, petroleum products, and liquid sulfur.

      In addition to the manufacturing base in Tampa, west central Florida has some of the most pristine beaches in the state. The coastal counties in the region, primarily Sarasota, Manatee and Pinellas, rely heavily on their beaches to attract tourists from the United States, Canada, and Europe. Pinellas County in particular has been very successful attracting British, Dutch and German tourists who previously vacationed in southeast Florida.

      The eastern counties in the region are mostly flat, with rich soils suitable for citrus groves and cattle grazing. Polk County is one of the top five counties in the state for citrus crops. Other areas of Polk County are heavily mined for phosphate. Sumter, Citrus, Hernando and Pasco Counties were all heavily planted with citrus from 1940 through the 1970's but increasingly cold weather destroyed most of the citrus in those counties. Most large scale

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                                                               Regional Analysis
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citrus grove operators recognize State Road 60 as the northernmost boundary for citrus production. This arbitrary boundary indicates southern Polk County, Manatee County, and Sarasota County are more suitable for citrus due to the likelihood of cold weather to the north.

Transportation

      Major interstate highways through the region allow unrestricted traffic flow to other areas of the state. The two interstate highways in the region are Interstate 75 and Interstate 4.

      Interstate 75 extends from Miami westward to Naples. From Naples, it extends northward along the west coast of Florida, continuing through the lower peninsula of Michigan. Interstate 75 was completed through west central Florida in 1986 and its completion was a tremendous catalyst for growth along its path, particularly in Hillsborough County, Manatee County, and Sarasota County. The growth consisted of a variety of developments including residential subdivisions, industrial parks, and office parks.

      Interstate 4 extends eastward from Tampa to Daytona Beach on Florida's east coast. It is very heavily traveled, especially during the winter and spring tourist seasons because it connects the Tampa Bay area and Orlando, two primary tourist destinations in the state. The intersection of Interstate 4 and Interstate 75 is approximately 6 miles east of downtown Tampa and the Port of Tampa. The area around this intersection is heavily developed with office and industrial parks where tenants need proximity to the interstate highway system.

      The Veterans Expressway was completed in October 1995 and the proposed construction of the Suncoast Parkway should alleviate a great deal of the congestion in and around north Tampa. The Suncoast Parkway is proposed to connect north Tampa (via an interchange on the Veterans Expressway) with an undetermined point in Citrus, Sumter or Levy County. The intent is to provide a highway to the western (and most populous) areas of west central Florida.

      Tampa International Airport (TIA) is one of the world's most modern airports. It is centrally located in northwest Hillsborough County to serve Hillsborough, Pinellas, Pasco, Hernando, Citrus, Sumter, and western Polk Counties. Situated on 3,000 acres, the airport is centrally located near interstate 275 and is easily accessible from State Road 60. To serve 15 domestic and international airlines carrying nearly 10,000,000 passengers a year, it has five levels of short-term parking, an air cargo terminal, aircraft maintenance buildings, a general aviation terminal, two-way shuttle systems to air-side terminals, an Airport Marriot Hotel, and other facilities.

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                                                               Regional Analysis
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Social and Cultural Characteristics

      The nine county west central Florida region is fairly disparate in terms of population age distribution. Hillsborough County has the most industrial orientation and the median age (33.7) is the lowest in the region. Like the nation as a whole, the population of Hillsborough County is increasing. Conversely, Pasco County has traditionally been a retirement area, and it has the highest median age in the region (51.2). Due to its proximity to employment centers in Hillsborough and Pinellas County, many families are moving into the county.

      The relative prosperity of the 1980's increased demand for upscale housing in the region. In Pinellas and Hillsborough Counties the result was the development of more golf course communities like Cheval, Tampa Palms, and Feather Sound. In Pasco and Hernando Counties, more modest, retiree-oriented communities like Beacon Woods and Glen Lakes were developed. Some of these large scale communities over-invested in "up front" infrastructure and they had difficulty servicing their debt as the housing market softened over the past few years. However, these large scale golf course communities have been the first residential developments to rebound as single family home sales improved significantly in the last two years.

      Tampa is not as tourist oriented as Orlando or several of the beach communities in Pinellas County, though it is conveniently located between the Gulf Beaches and Walt Disney World. However, Busch Gardens which is located on Busch Boulevard in northeast Tampa is the second largest tourist attraction in Florida. Several major golf and tennis resorts such as Avila, Cheval, and Saddlebrook are also located in the vicinity, and several major-league baseball franchises relocate to the area for spring training.

      Houlihan Stadium, formerly known as Tampa Stadium, is located at the southeast corner of North Dale Mabry Highway and Dr. Martin Luther King Boulevard. It is home of the Tampa Bay Buccaneers, who began their 22nd season in the fall of 1997. The home of the bay area's National Hockey League franchise, "The Lightnings," is the Ice Palace. The Ice Palace, completed in 1996, is a $110,000,000, 21,000-seat hockey arena, located in the central business district of Tampa.

      In March 1995, Tampa Bay received one of two major-league baseball franchises. The baseball team is known as the Tampa Bay Devil Rays and plays in St. Petersburg Tropicana Field in 1998. In addition, the Tampa Bay Mutiny, a major-league soccer team, began playing at Houlihan Stadium in 1996.

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                                                               Regional Analysis
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      The downtown waterfront will see further major developments in years to come. Around the Tampa Port Authority's recently developed 21-acre cruise ship terminal, investors have confirmed plans for additional mixed-use commercial developments. The waterfront area between Harbour Island and Ybor City is projected to become the nucleus of the revitalization of Tampa's downtown area over the next five years.

Recreation

      Hillsborough County contains numerous parks, fishing camps, marinas, campgrounds, and recreational facilities to appeal to the outdoor sportsman. In addition, both public and private golf courses and tennis courts abound throughout the county. Boating of all types takes place in Tampa Bay, with easy access to the Gulf of Mexico.

Economic Characteristics

      The most recent economic data indicate that Florida and West Central Florida are benefiting from the economic growth in the national economy. Florida's unemployment rate was 5.2 percent in September 1997. The largest populated counties in West Central Florida, Hillsborough and Pinellas counties, each had a September, 1997 unemployment rate of 3.6 percent. The major employers in Hillsborough County are presented in the chart on the following page.

================================================================================
                     Major Employers in Hillsborough County
--------------------------------------------------------------------------------
              Firm                         Business               Employees
--------------------------------------------------------------------------------
Hillsborough County School System       Public education            22,000
--------------------------------------------------------------------------------
GTE                                     Telecommunications          10,155
--------------------------------------------------------------------------------
MacDill Air Force Base                  Military                    8,700
--------------------------------------------------------------------------------
Hillsborough County Government          Public services             7,500
--------------------------------------------------------------------------------
U.S. Postal Service                     Mail delivery               6,573
--------------------------------------------------------------------------------
Tampa International Airport             Airport                     4,899
--------------------------------------------------------------------------------
City of Tampa                           City government             4,347
--------------------------------------------------------------------------------
University of South Florida             Higher education            4,202
--------------------------------------------------------------------------------
Tampa General Hospital                  Hospital                    4,200
--------------------------------------------------------------------------------
St. Joseph Hospital                     Hospital                    3,800
--------------------------------------------------------------------------------
Humana Tampa Bay                        Hospitals, managed care     3,500
--------------------------------------------------------------------------------
Tampa Electric Company                  Utility                     3,200
--------------------------------------------------------------------------------
NationsBank                             Financial institution       3,005
--------------------------------------------------------------------------------
James A. Haley Veterans Hospital        Hospital                    2,480
--------------------------------------------------------------------------------
Busch Entertainment Corporation         Theme park                  2,200
================================================================================

      Employment in the southeast is expected to grow faster than the national average through the year 2000, and Florida is expected to have the greatest increase in employment of all of the eight southeastern states. America Demographics, a leading local economic

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                                       13
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               Regional Analysis
================================================================================

forecaster, projects a 27.6 percent employment growth rate in the next decade for the Tampa Bay area, while in 1985 their 10-year projection was more optimistic, 41.7 percent.

      The chart on the following page illustrates the dispersion of median household income in the nine county region. Not surprisingly, the more urban counties, Hillsborough, Pinellas and Sarasota, have a higher percentage of households with income in excess of $50,000 annually. Sarasota County, a traditionally high end retiree area, is the highest with 18.8% of the households earning over $50,000. The more rural counties have smaller populations with a higher percentage of households with annual income less than $25,000.

================================================================================
                  DISTRIBUTION OF 1995 HOUSEHOLDS BY INCOME (%)
================================================================================
                        Less     $15,000  $25,000  $50,000  $100,000   $150,000
             1995 #     than     to       to       to       to         or
COUNTY       Household  $15,000  $24,999  $49,999  $99,999  $149,999   More
================================================================================
Hillsborough 343,118    18.1     16.5     35.3     24.4     4.1        1.7
--------------------------------------------------------------------------------
Pinellas     387,842    18.7     18.9     35.4     20.7     4.1        2.1
--------------------------------------------------------------------------------
Pasco        130,302    26.2     24.2     35.4     12.7     1.1        0.4
--------------------------------------------------------------------------------
Polk         155,969    21.0     19.4     37.2     18.7     2.6        1.1
--------------------------------------------------------------------------------
Manatee      98,182     17.5     19.9     37.5     20.4     3.3        1.4
--------------------------------------------------------------------------------
Sarasota     133,384    15.4     17.8     37.0     22.5     4.6        2.8
--------------------------------------------------------------------------------
Hernando     50,284     22.2     25.4     36.9     13.6     1.3        0.5
--------------------------------------------------------------------------------
Citrus       46,198     29.2     25.3     31.1     12.7     1.2        0.5
--------------------------------------------------------------------------------
Sumter       13,142     31.0     21.9     33.5     12.0     1.0        0.6
================================================================================

Summary and Conclusions

      In conclusion, the long term outlook for the region is positive. Previous declines in population growth and employment growth rates are giving way to job growth and the consequent encouragement of immigration of all type of labor. This puts into perspective the recessionary conditions of the last two to three years. In summary, the Tampa Bay economy is considered well balanced and should be able to sustain healthy levels of growth and expansion into the foreseeable future.

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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                NEIGHBORHOOD MAP

                                 [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

      The subject property is situated along south side of Main Street (also known as State Road 580), just west of Keene Road, in the city of Dunedin, Florida. The subject's immediate neighborhood is bordered by Alternate State Highway 19 to the west, Michigan Boulevard to the north, State Highway 19 to the east and Virginia Street to the south. Development in the immediate neighborhood of the subject property consists of single-family housing and commercial development along Main Street.

      Regional access to the subject property is excellent via Main Street, which provides access to State Highway 19. State Highway 19 runs north and south in the St. Petersburg-Tampa Bay area and is located two miles east of the subject property. Major thoroughfares in the immediate neighborhood of the subject property provide excellent neighborhood access to the subject property. Major thoroughfares in the subject's immediate neighborhood include: Main Street, Alternate State Highway 19, Keene Road, and Belcher Road. The subject property enjoys excellent visibility along Main Street, which runs east and west in the St. Petersburg-Tampa area.

      Development in the immediate neighborhood of the subject property consists of single-family housing and commercial development along Main Street. Businesses in the neighborhood of the subject property include Amoco gas station, Blockbuster Video, McDonalds, True Value Hardware, Taco Bell, Thrift Store Bargain Depot, and Florida Water Treatment. Master Key Center, a strip commercial shopping center, is located directly west of the subject property. Businesses at the Master Key Center include: Country Boy Restaurant, Copy Master, Sign Mart, Sam's Seafood and the Starlight Dance Club.

      According to the Dunedin Chamber of Commerce, the 1997 estimated population of Dunedin (including seasonal residents) is 38,868. According to 1990 statistics of the U.S. Bureau of the Census, the median age of the Dunedin population was 48.8 years. The average assessed value of the single-family home in Dunedin in 1996 was $77,258.

      The land area of the City of Dunedin is approximately 10.0 square miles. According to the City of Dunedin Department of Community Services, the 1995 land use distribution was primarily residential and recreation/open space land use. Residential and recreation/open space land uses accounted for 44.0 percent and
28.5 percent of total Dunedin land uses, respectively.

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                                       16
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                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
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

                                                           Neighborhood Analysis
================================================================================

According to the Dunedin Chamber of Commerce, the largest employers in Dunedin are Nielsen Media Research Company and Mease Hospital, with 2,119 and 1,800 employees, respectively. Nielsen Media Research conducts market research as a service.

      The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, with unemployment steadily decreasing. The growth in population is anticipated to remain constant.

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                                       17
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                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 MARKET ANALYSIS
================================================================================

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=========================================================================================
1997             Firm Name                State      No. of Sites      No. of Communities
Rank                                                 Owned/Managed       Owned/Managed
-----------------------------------------------------------------------------------------
 1      Sun Communities                  Michigan      30,295/0               84/0
-----------------------------------------------------------------------------------------
 2      ROC Communities                  Colorado    22,441/7,167            77/36
-----------------------------------------------------------------------------------------
 3      Manufactured Home Communities    Illinois     27,349/838              69/3
-----------------------------------------------------------------------------------------
 4      Ellenburg Capital                 Florida      25,173/0               63/0
-----------------------------------------------------------------------------------------
 5      Lautrec Ltd.                     Michigan      22,652/0               58/0
-----------------------------------------------------------------------------------------
 6      Chateau Properties               Michigan      20,003/0               47/0
-----------------------------------------------------------------------------------------
 7      Clayton Homes                    Tennessee     18,000/0               66/0
-----------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood  California     16,946/0               44/0
-----------------------------------------------------------------------------------------
 9      UNIPROP                          Michigan      14,931/0               40/0
-----------------------------------------------------------------------------------------
 10     The Bloch Organization           Michigan      14,379/0               37/0
=========================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and

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                                       18
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                                                     VALUATION ADVISORY SERVICES
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

                                                                 Market Analysis
================================================================================

attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                       19
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                                                     VALUATION ADVISORY SERVICES
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

                                                                 Market Analysis
================================================================================

      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
Year      ROC        MHC      Chateau     Sun     United      Total      Annual
                                                                         Growth
--------------------------------------------------------------------------------
1996     29,608     28,187    20,003     30,295    5,234     113,327      17.0%
--------------------------------------------------------------------------------
1995     27,910     26,237    19,594     18,000    4,850      96,591       9.0%
--------------------------------------------------------------------------------
1994     26,231     28,407    15,689     13,500    4,623      88,450      37.8%
--------------------------------------------------------------------------------
1993     20,142     14,700    15,261      9,036    5,050      64,189      17.8%
--------------------------------------------------------------------------------
1992     18,745     12,873    10,032      7,600    5,200      54,450       N/A
--------------------------------------------------------------------------------
1991      9,030     13,079     9,759       N/R      N/R         N/A        N/A
--------------------------------------------------------------------------------
N/R = No report                  N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                       20
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                                                     VALUATION ADVISORY SERVICES
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

                                                                 Market Analysis
================================================================================

     The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

================================================================================
                               REIT MARKET UPDATE
================================================================================
 Company      Price     Current   52 Week    52 Week     Annual     12 Mth
 Symbol     (9/19/97)    Yield      High       Low      Dividend   Tot Rtn
--------------------------------------------------------------------------------
CPJ          $29.688     5.8%     $31.125    $22.250      1.72      26.6%
--------------------------------------------------------------------------------
MHC          $25.625     5.2%     $26.428    $18.875      1.32      30.7%
--------------------------------------------------------------------------------
SUI          $37.428     5.0%     $ 38.00    $27.750      1.88      31.8%
--------------------------------------------------------------------------------
UMH          $11.625     6.0%     $13.625    $10.875      0.70      -1.7%
--------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality

================================================================================


                                       21
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

manufactured housing communities has been substantially reduced compared to the 980's. Good quality manufactured housing communities still command premium rices, thus driving down overall capitalization rates.

     Cushman & Wakefield's Valuation Advisory Services has tracked sale ransactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;

================================================================================


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

                                                                 Market Analysis
================================================================================

      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;

      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.
      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,

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                                                                 Market Analysis
================================================================================

      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

================================================================================


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                                                             WAKEFIELD(R)
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

                                                                 Market Analysis
================================================================================

Competition

      We have surveyed six manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 1,988 sites. The combined occupancy rate of these six manufactured housing communities, including the subject property, is approximately 98.19 percent. Excluding the subject property in our survey, the combined occupancy rate is approximately 98.14 percent, based on 1,609 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

================================================================================


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

================================================================================================================================
                                      SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
--------------------------------------------------------------------------------------------------------------------------------
                                    Number                          Age
                                   Of Sites                         ---
                                   --------                       Condition                       Services          Date Of
 Comp.          Name               Occupancy                      ---------        Monthly        Provided         Last Rental
  No.         Location               Level       Amenities      Park Rating(1)       Rent           in Rent         Increase
--------------------------------------------------------------------------------------------------------------------------------
R-1      Bays End                    188         Clubhouse           1970         $341.00/Mo.       Sewer         January, 1996
         3432 State Road 580         ----           Pool             ----             To            Refuse
         Countryside, Florida        100%       Boat Storage         Good         $346.00/Mo.    Lawn Service
                                                  Laundry            ----
                                                                      5*

R-2      Regency Heights             391         Clubhouse           1979         $320.00/Mo.       Water           June, 1997
         2550 State Road 580         ---            Pool             ----             To            Sewer
         Palm Harbor, Florida        99%          Laundry            Good         $325.00/Mo.       Refuse
                                                                     ----                        Lawn Service
                                                                      5*

R-3      Amber Glades                422         Clubhouse           1972         $332.00/Mo.       Water           July, 1997
         2801 State Road 580         ---            Pool             ----             To            Sewer
         Safety Harbor, Florida      95%          Laundry            Good         $336.00/Mo.       Refuse
                                                Shuffleboard         ----                        Lawn Service
                                                    Spa               5*                          Basic Cable
                                                 Horseshoes
                                               Putting Green

R-4      Westwind                    378         Clubhouse           1970's       $325.00/Mo.       Water         January, 1997
         3301 Alternate Route 19     ---            Pool             ------           To            Sewer
         Dunedin, Florida            99%        Shuffleboard          Good        $337.00/Mo.       Refuse
                                                  Laundry             ----                       Lawn Service
                                                                      5*

R-5      Honeymoon Village           230         Clubhouse           1968                           Refuse        January, 1996
         1100 Curlew Road            ---            Pool             ----         $326.00/Mo.    Lawn Service
         Dunedin, Florida            99%            Spa              Good          (Average)
                                                Shuffleboard         ----
                                               Putting Green          5*

Subject  Lake Haven                  379         Clubhouse         1962-1968      $316.50/Mo.       Water         January, 1997
         1415 Main Street            -----          Pool           ---------          To            Sewer
         Dunedin, Florida            98.4%      Shuffleboard         Good         $346.50/Mo.       Refuse
                                                 Horseshoes          ----
                                                    Lake              5*
                                                   Laundry
--------------------------------------------------------------------------------------------------------------------------------
(1)  Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
================================================================================================================================

========================================================
 SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
--------------------------------------------------------

                                            3-Year
                                           Average
 Comp.          Name                    Annual Rental
  No.         Location                     Increase
--------------------------------------------------------
R-1      Bays End                    $6.00/Mo. (Increase
         3432 State Road 580           effective 1/96;
         Countryside, Florida         Rent increases are
                                          not annual)


R-2      Regency Heights                   $7.50/Mo.
         2550 State Road 580
         Palm Harbor, Florida



R-3      Amber Glades                      $9.50/Mo.
         2801 State Road 580
         Safety Harbor, Florid





R-4      Westwind                         $12.00/Mo.
         3301 Alternate Route
         Dunedin, Florida



R-5      Honeymoon Village                 $6.00/Mo.
         1100 Curlew Road               (Last Increase)
         Dunedin, Florida



Subject  Lake Haven                       $13.00/Mo.
         1415 Main Street
         Dunedin, Florida



--------------------------------------------------------

========================================================

                       COMPETING MANUFACTURED HOUSING MAP

                                 [MAP OMITTED]

                                                              CUSHMAN &
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                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $320.00 to $346.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates effectively within the market range or $316.50 to $346.50 per site. The last rental rate increase at the subject property was as of January 1, 1997, of $13.00 per month. There are several manufactured homes at the subject property that are leased with the option to buy, total rents range from $450.00 to $500.00 per month.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Bays End, is located at 3432 State Road 580, in Countryside, Florida. This comparable property contains 188 sites, and is
      100.0 percent occupied. Bays End was developed in 1970, and is in overall good condition. Amenities include a clubhouse, pool, boat storage, and laundry facilities. Rent increases at Bays End are do not occur annually. The last rental rate increase was in January, 1996. Monthly rental rates range from $341.00 to $346.00, with sewer, refuse, and lawn service included in monthly rental payment. Residents of Bays End must be 55 years of age or older.

      Comparable R-2, Regency Heights, is located at 2550 State Road 580, in Palm Harbor, Florida. Regency Heights contains 391 sites, and is 99.0 percent occupied. Regency Heights was developed in 1979, and is in overall good condition. Amenities include a clubhouse, pool and laundry facility. Over the last three years, the average annual rental rate increase was approximately $7.50 per month. Monthly rental rates range from $320.00 to $325.00, with water, sewer, refuse, and lawn service included in the monthly rental payment. Residents of Regency Heights must be 55 years of age or older.

      Comparable R-3, Amber Glades, is located at 2801 State Road 580, in Safety Harbor, Florida. Amber Glades contains 422 sites, and is 95.0 percent occupied. Amber Glades was developed in 1972, and is in overall good condition. Amenities include a clubhouse, pool, laundry facilities, shuffleboard courts, spa, horseshoe pits, and a putting green. Over the past three years, the average annual rental rate increase was approximately $9.50 per month. Monthly rental rates range from $332.00 to $336.00, with water, sewer, refuse, lawn service, and basic cable included in the monthly rental payment. Residents of Amber Glades must be 55 years of age or older.

      Comparable R-4, Westwind, is located at 3301 Alternate Route 19, in Dunedin Florida. Westwind contains 378 sites, and is 99.0 percent occupied. Westwind was developed in the 1970's, and is in overall good condition. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. Over the last three years, the average annual rental rate increase was approximately $12.00 per month. Monthly rental rates range from $325.00 to $337.00, with water, sewer, refuse and lawn service included in monthly rental payment. Residents of Westwind must be 55 years of age or older.

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                                                                 Market Analysis
================================================================================

      Comparable R-5, Honeymoon Village, is located at 1100 Curlew Road, in Dunedin, Florida. Honeymoon Village contains 230 sites, and is 99.0 percent occupied. Honeymoon Village was developed in 1968, and is in overall good condition. Amenities include a clubhouse, pool, spa, shuffleboard courts, and a putting green. The last rental rate increase was in January, 1996, and was $6.00 per month. The average monthly rental rate is $326.00, with refuse and lawn service included in the monthly rental payment. Residents of Honeymoon Village must be 55 years of age or older.

      In our opinion, and based on conversations with the on-site manager, property R-2 competes most favorably with the subject property, with the monthly rental rate ranging from $320.00 to $325.00 per month per site. The subject property is currently quoting monthly rental rates ranging from $316.50 to $346.50 per site, which is within the range of rental rates of our more comparable and competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed six recent sales of manufactured housing communities located in the Tampa-St. Petersburg, Florida area. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Sun Valley, is located at 39248 U.S. Highway 19, in Tarpon Springs, Florida. This property contains 261 sites. The property was in good condition at the time of sale and was developed in 1970. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $5,027,100, which equates to $19,261 per site.

      Comparable Sale I-2, Park Royal, is located at 10611 66th Street, in Pinellas Park, Florida. This property contains 309 sites. The property was in excellent condition at the time of sale and was developed in 1991. Amenities include a clubhouse, pool, shuffleboard courts, and laundry. The property was approximately 90.0 percent occupied at the time of sale. The property was purchased for $5,695,260, which equates to $18,431 per site.

      Comparable Sale I-3, Southern Comfort, is located at 24479 U.S. Highway 19 North, in Clearwater, Florida. This property contains 180 sites, situated on 21.56 acres of land area. The property was in good condition at the time of sale and was developed in 1955. Amenities include a laundry facility. Information regarding the occupancy of the property at the time of sale was unavailable. The property was purchased for $3,475,200, which equates to $19,307 per site.

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
===================================================================================================================================
                                         SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       $EGI/Site
                                                                                Sales Price                          -------------
                                                                                  Per Site                           $Expense/Site
                                       Sales Date     Land Area     Density     -----------                 EGIM     -------------
Comp.             Name                 -----------    ---------    ---------     Occupancy                  ----     Expense Ratio
 No.            Location               Sales Price    No. Sites    Condition      At Sale      $NOI/Site     OAR        % Of EGI
-----------------------------------------------------------------------------------------------------------------------------------
I-1      Sun Valley                       5/97           N/A          N/A         $19,261       $2,137      4.99x        $3,861
         39248 U.S. Highway 19            ----           ---          ---         -------                   -----        ------
         Tarpon Springs, Florida       $5,027,100        261         Good           99%                    11.09%        $1,724
                                                                                                                         ------
                                                                                                                         44.66%

-----------------------------------------------------------------------------------------------------------------------------------
I-2      Park Royal                       5/97           N/A          N/A         $18,431       $1,913      5.30         $3,478
         10611 66th Street                ----           ---          ---         -------                   ----         ------
         Pinellas Park, Florida        $5,695,260        309         Good           90%                    10.38%        $1,565
                                                                                                                         ------
                                                                                                                         45.00%

-----------------------------------------------------------------------------------------------------------------------------------
I-3      Southern Comfort                 4/96          21.56        8.35         $19,307         N/A        N/A          N/A
         24479 U.S. Highway 19 North      ----          -----        ----         -------
         Clearwater, Florida           $3,475,200        180        Average         N/A
-----------------------------------------------------------------------------------------------------------------------------------
I-4      Southgate Mobile Home Park       4/96          24.00        6.96         $25,749       $2,306      6.92x        $3,720
         20000 U.S. Highway 19 North      ----           ---         ----         -------                   -----        ------
         Clearwater, Florida           $4,300,000        167         Good           90%                     8.96%        $1,414
                                                                                                                         ------
                                                                                                                         38.00%
-----------------------------------------------------------------------------------------------------------------------------------
I-5      Serendipity                      5/95          56.00        7.59         $31,118       $2,698      7.83x        $3,975
         29081 U.S. Highway 19 North      ----           ---         ----         -------                   -----        ------
         Clearwater, Florida          $13,225,000        425         Good           98%                     8.67%        $1,277
                                                                                                                         ------
                                                                                                                         32.13%
-----------------------------------------------------------------------------------------------------------------------------------
I-6      Doral Mobile Home Park           5/95          70.00        7.53         $30,361       $2,995      6.72x        $4,516
         29250 U.S. Highway 19 North      ----           ---         ----         -------                   -----        ------
         Clearwater, Florida          $16,000,000        527         Good           98%                     9.87%        $1,521
                                                                                                                         ------
                                                                                                                         33.67%

-----------------------------------------------------------------------------------------------------------------------------------
Subject  Lake Haven                      - - -          48.22        7.86          - - -       $2,481(1)     N/A         $3,938
         1415 Main Street                                ---         ----          98.4%                                 ------
         Dunedin, Florida                                379         Good                                                $1,457
                                                                                                                         ------
                                                                                                                         36.99%


-----------------------------------------------------------------------------------------------------------------------------------
(1) 1997 Trailing 12 months
===================================================================================================================================

=====================================================================================
                 SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-------------------------------------------------------------------------------------




Comp.             Name                   Comparability
 No.            Location                 to the Subject             Comments
-------------------------------------------------------------------------------------
I-1      Sun Valley                         Similar          Developed in 1970; Good
         39248 U.S. Highway 19                                condition; Amenities
         Tarpon Springs, Florida                          include a clubhouse, pool,
                                                           shuffleboard courts, and
                                                              laundry facilities.

-------------------------------------------------------------------------------------
I-2      Park Royal                         Superior           Developed in 1991;
         10611 66th Street                                    Excellent condition;
         Pinellas Park, Florida                               Amenities include:
                                                               clubhouse, pool,
                                                              shuffleboard courts,
                                                                   laundry.
-------------------------------------------------------------------------------------
I-3      Southern Comfort                   Inferior           Developed in 1955;
         24479 U.S. Highway 19 North                       Average condition; Minimal
         Clearwater, Florida                                       amenities.
-------------------------------------------------------------------------------------
I-4      Southgate Mobile Home Park         Similar            Developed in 1971;
         20000 U.S. Highway 19 North                        Good condition; Amenities
         Clearwater, Florida                               include: clubhouse, pool,
                                                           shuffleboard courts, and
                                                              laundry facilities.
-------------------------------------------------------------------------------------
I-5      Serendipity                        Superior         Developed in 1975; Good
         29081 U.S. Highway 19 North                          condition; Amenities
         Clearwater, Florida                               include: clubhouse, pool,
                                                           shuffleboard courts, and
                                                              laundry facilities.
-------------------------------------------------------------------------------------
I-6      Doral Mobile Home Park             Similar          Developed in 1972; Good
         29250 U.S. Highway 19 North                          condition; Amenities
         Clearwater, Florida
                                                            include: clubhouse, pool,
                                                           shuffleboard courts, and
                                                              laundry facilities.
-------------------------------------------------------------------------------------
Subject  Lake Haven                         Subject            Developed in 1962;
         1415 Main Street                   Property             Good condition;
         Dunedin, Florida                                      Amenities include:
                                                               Clubhouse, pool,
                                                              shuffleboard court,
                                                            horseshoe pit, lake, and
                                                              laundry facilities.
-------------------------------------------------------------------------------------

=====================================================================================

                                                                 Market Analysis
================================================================================

      Comparable Sale I-4, Southgate Mobile Home Park, is located at 20000 U.S. Highway 19 North, in Clearwater, Florida. This property contains 167 sites, situated on 24.0 acres of land area. The park was in good condition at the time of sale and was developed in approximately 1971. Amenities include a clubhouse, swimming pool, shuffleboard courts, and laundry facilities. The property was 90.0 percent occupied at the time of sale. The property was purchased for $4,300,000, which equates to $25,749 per site.

      Comparable Sale I-5, Serendipity, is located at 29081 U.S. Highway 19 North, in Clearwater, Florida. This property contains 425 sites, situated on 56.0 acres of land area. The park was in good condition at the time of sale and was developed in 1975. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was 98.0 percent occupied at the time of sale. The property was purchased for $13,225,000, which equates to $31,118 per site.

      Comparable Sale I-6, Doral Mobile Home Park, is located at 29250 U.S. Highway 19 North, in Clearwater, Florida. This property contains 527 sites, situated on 70.0 acres of land area. The park was in good condition at the time of sale and was developed in 1972. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was 98.0 percent occupied at the time of sale. The property was purchased for $16,000,000, which equates to $30,361 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 214,308 and 431,692, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 231,709 and 469,237, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 99,069 and 201,682, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 107,122 and 219,481, respectively, by the year 2002.

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                                                                 Market Analysis
================================================================================

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $51,537 and $51,590, respectively, and are expected to increase to $65,546 and $66,224, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $34,557 and $34,255, respectively, and are expected to increase to $41,635 and $41,271, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997, are $24,204 and $24,563, respectively, and are expected to increase to $30,914 and $31,590, respectively, by the year 2002.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 32.1 to 45.0 percent of effective gross income levels, and $1,277 to $1,724 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 37.0 percent of effective gross income and $1,457 on a per site basis. The operating expenses at the subject property are within the range of comparable properties on both a per site basis as well as on a percentage of effective gross income.

Market Supply and Demand

      There are a total of five competing manufactured housing communities located within the subject's market, which total 1,609 sites, with a corresponding average occupancy rate of 98.1 percent. No specific absorption statistics were available, since the subject's competing parks have historically reported occupancy rates at, or above 95.0 percent. The subject property, based on conversations with management, has historically been within the range of occupancy rates of competing parks, and is currently 98.4 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and is within the range of occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

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                                                                 Market Analysis
================================================================================

Conclusion

      Historically, the subject's primary market has sustained high occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $320.00 to $346.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), monthly rental rates within the range of competing parks, or at $316.50 to $346.50 per site, which we believe is market-orientated.

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $18,431 to $31,118 per site, with corresponding overall rates ranging from 8.67 to 11.09 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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

                                   SITE PLAN

                               [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located on the south side of Main Street, just west of Keene Road, in Dunedin, Florida. Main Street is also known as State Road 580. The subject site is irregular in shape and contains 48.22 acres, or 2,100,625 square feet of land area. Topographically, the site is basically level and at street grade.

      Sewer and water service are provided by the City of Dunedin. Electric Service is provided by Florida Power Company. Ferrell Gas Company provides gas service, and GTE Company provides telephone service. The subject property is accessible via Main Street and Lake Haven Road. Based on conversations with the Engineering Department of the City of Dunedin, the subject property is not located in a flood hazard area. However, we recommend a qualified engineer to determine the existence of any flood hazard areas.

      Each developed site has a concrete driveway. The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was developed in phases between 1962 and 1968. The subject improvements consist of a 379-site manufactured housing community, with a clubhouse, pool, shuffleboard courts, horseshoe pits, laundry facilities, and a lake. The 379-total sites can fit both double-wide and single-wide homes.

      The clubhouse consists of open-space available for resident use, and a kitchen. The exterior of the one-story clubhouse is painted concrete block, and appeared to be in overall good condition at the time of inspection.

      The shuffleboard courts, pool, and horseshoe pits are adjacent to the clubhouse. Off-street parking is available for each resident. Site improvements within the park include: paved streets, concrete driveways, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

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                                                            Property Description
================================================================================

      Lake Haven is a functional manufactured housing community with good ingress and egress from Main Street and Lake Haven Road. Overall, the subject community appears to be well maintained and is in good condition. Lake Haven is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Five Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Pinellas County is assessed at
100.0 percent of the Assessor's opinion of market value. The subject property is identified by tax parcel numbers 26-28-15-00000-410-0600 and 26-28-15-00000-420-0500.

      Real estate taxes in Pinellas County are assessed in arrears. Real estate taxes for 1997 were billed in November of 1997. The total amount of real estate taxes for 1997 for the subject property amounts to $173,205.30. Taxes are discounted if paid in full before March 31, 1997. The total amount of real estate taxes for 1997 equates to approximately $457.00 per site.

Zoning

      According to zoning officials of the City of Dunedin, the subject property is currently zoned M-H, Residential Mobile Home. Based on conversations with zoning officials of the City of Dunedin, the subject property is a legal and conforming use in M-H, Residential Mobile Home district.

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                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Lake Haven, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $320.00 to $346.00;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) monthly rental rates ranging from $316.50 to $346.50 per site, which is within the range of competing parks, and appears to be market-oriented;

      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $18,431 to $31,118, with corresponding overall rates ranging from 8.67 to 11.09 percent;

      o Operating expenses are within industry standards for a park located in the southeastern region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o The population profile of the subject property is 90 percent retired adults, and 10 percent working adults, 55 years of age or older. The subject property is a retirement park, with residents required to be 55 years of age or older.

      o The current occupancy rate at the subject property of 98.4 percent is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Five Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Five Star Park, presented in the National Overview section of this report.

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Lake Haven will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

================================================================================


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

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

================================================================================


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                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

================================================================================


                                       39
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Jennifer L. Estrella inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


/s/ Michael J. Schaeffer  /s/ Jennifer L. Estrella  /s/ S.R. Dennis, Jr.

Michael J. Schaeffer      Jennifer L. Estrella      Stanley R. Dennis, Jr., MAI
Director                  Associate Appraiser       Director, Manager

================================================================================


                                       40
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================


                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================


                                 POP-FACT SHEETS


================================================================================

Tue Nov 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

COUNTY RD & MAIN ST
DUNEDIN, FL                                   COORD:       28:01.16     82:45.82
--------------------------------------------------------------------------------
                                                      5.00 MILE     10.00 MILE
DESCRIPTION                                              RADIUS         RADIUS
--------------------------------------------------------------------------------
POPULATION
      2002 PROJECTION                                   231,709        469,237
      1997 ESTIMATE                                     214,308        431,692
      1990 CENSUS                                       201,162        404,707
      1980 CENSUS                                       148,632        299,511
      GROWTH 1980 - 1990                                  35.34%         35.12%

HOUSEHOLDS
      2002 PROJECTION                                   107,122        219,481
      1997 ESTIMATE                                      99,069        201,682
      1990 CENSUS                                        88,649        179,501
      1980 CENSUS                                        64,921        130,839
      GROWTH 1980 - 1990                                  36.55%         37.19%

1997 ESTIMATED POPULATION BY RACE                       214,308        431,692
      WHITE                                               92.45%         92.65%
      BLACK                                                5.42%          5.06%
      ASIAN & PACIFIC ISLANDER                             1.21%          1.34%
      OTHER RACES                                          0.92%          0.95%

1997 ESTIMATED POPULATION                               214,308        431,692
      HISPANIC ORIGIN                                      3.89%          4.08%

OCCUPIED UNITS                                           88,649        179,501
      OWNER OCCUPIED                                      71.24%         70.34%
      RENTER OCCUPIED                                     28.76%         29.66%
      1990 AVERAGE PERSON PER HH                           2.22           2.20

1997 ESTIMATED HH BY INCOME                              99,069        201,682
      $150,000   +                                         3.79%          3.86%
      $100,000  TO  $149,999                               4.82%          4.90%
      $ 75,000  TO  $ 99,999                               6.79%          6.39%
      $ 50,000  TO  $ 74,999                              16.49%         16.42%
      $ 35,000  TO  $ 49,999                              17.44%         17.26%
      $ 25,000  TO  $ 34,999                              15.24%         15.63%
      $ 15,000  TO  $ 24,999                              16.87%         17.28%
      $  5,000  TO  $ 14,999                              15.16%         15.01%
      UNDER $ 5,000                                        3.41%          3.25%

1997 EST. AVERAGE HH INCOME                             $51,537        $51,590
1997 EST. MEDIAN HH INCOME                              $34,557        $34,255
1997 EST. PER CAPITA INCOME                             $24,204        $24,563

Tue Nov 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                        (POP 80-02, HH 80-02, INC 80-02)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

COUNTY RD & MAIN ST
DUNEDIN, FL                                      COORD:  28:01.16       82:45.82
--------------------------------------------------------------------------------
                                                        5.00 MILE     10.00 MILE
DESCRIPTION                                                RADIUS         RADIUS
--------------------------------------------------------------------------------
POP_80: TOTAL                                             148,632        299,511
POP_90: TOTAL                                             201,162        404,707
POP_97: TOTAL (EST.)                                      214,308        431,692
POP_02: TOTAL (PROJ.)                                     231,709        469,237
HH_80: TOTAL                                               64,921        130,839
HH_90: TOTAL                                               88,649        179,501
HH_97: TOTAL (EST.)                                        99,069        201,682
HH_02: TOTAL (PROJ.)                                      107,122        219,481
INC_80: PER CAPITA (EST.)                                $  8,235       $  8,176
INC_90: PER CAPITA                                       $ 16,480       $ 16,519
INC_97: PER CAPITA (EST.                                 $ 24,204       $ 24,563
INC_02: PER CAPITA (PROJ                                 $ 30,914       $ 31,590
HH_90_BY INCOME_89: MEDIAN                               $ 28,562       $ 28,437
HH_97_BY INCOME: MEDIAN                                  $ 34,557       $ 34,255
HH_02_BY INCOME: MEDIAN                                  $ 41,635       $ 41,271
HH_80_BY INCOME_79: AVERAGE                              $ 18,853       $ 18,716
HH_90_BY INCOME_89: AVERAGE                              $ 36,717       $ 36,684
HH_97_BY INCOME: AVERAGE                                 $ 51,537       $ 51,590
HH_02_BY INCOME: AVERAGE                                 $ 65,546       $ 66,224

================================================================================


                                LEGAL DESCRIPTION


================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

                          EXHIBIT "A" OF SCHEDULE "A"

PARCEL NO.N24-21588-10 (Lake Haven):

PARCEL I:

The West 1/2 of the Northwest 1/4 of the Southeast 1/4 of Section 26, Township 28 South, Range 15 East, Pinellas County, Florida, less the Northerly 150.00 feet thereof, and less the Westerly 5.00 feet and the Easterly 33.00 feet thereof.

PARCEL II:

Commence at the Northwest corner of the Southeast 1/4 of Section 26, Township 20 South, Range 13 East, Pinellas County, Florida; thence S. 89(degree)29'43" E., along the East-West centerline of said Section 26, a distance of 691.34 feet to a point of intersection with the Northerly prolongation of the East right-of-way line of Lake Haven Road (as Lake Haven Road is presently dedicated); thence S. 00(degree)26'16" E., along the East right-of-way line of Lake Haven Road (and the Northerly prolongation thereof), which right-of-way line (and prolongation thereof) is 33.00 feet East of and parallel to the West boundary of the East 1/2 of the Northwest 1/4 of the Southeast 1/4 of said Section 26, a distance of 250.03 feet for a Point of Beginning; thence S. 89(degree)29'43" E., along a line parallel to the East-West centerline of said Section 26, a distance of 625.90 feet to a point of intersection with the East boundary of the Northwest 1/4 of the Southeast 1/4 of said Section 26; thence continuing S. 89(degree)29'43" E., along a line parallel to the East-West centerline of said Section 26, a distance of 64.50 feet; thence S. 00(degree)34'05" E., along a line which is 64.50 feet East of and parallel to the West boundary of the Northeast 1/4 of the Southeast 1/4 of said Section 26, a distance of 394.96 feet; thence N. 89(degree)29'43" W., along a line parallel to the East-West centerline of said Section 26, a distance of 64.50 feet to a point of intersection with the West boundary of the Northeast 1/4 of the Southeast 1/4 of said Section 26; thence S. 00(degree)34'05" S., along the West boundary of the Northeast 1/4 of the Southeast 1/4 of said Section 26, a distance of 438.81 feet to a point from whence the Southeast corner of the Northwest 1/4 of the Southeast 1/4 of said
Section 26 bears S. 00(degree)34'O5" E., a distance of 280.11 feet; thence N. 88(degree)59'29" W., along a line parallel to the South boundary of the Northwest 1/4 of the Southeast 1/4 of said Section 26, a distance of 627.91 feet to a point of intersection with the East right-of-way line of Lake Haven Road; thence N. 00(degree)26'16" W., along the East right-of-way line of said Lake Haven Road, a distance of 828.21 feet to the point of beginning.

PARCEL III:

Commence at the Northwest corner of the Southeast 1/4 of Section 26, Township 28 South, Range 15 East, Pinellas County, Florida; thence S. 89(degree)29'43" E., along the East-West centerline of said Section 26, a distance of 1316.67 feet to the Northwest corner of the Northeast 1/4 of the Southeast 1/4 of said
Section 26; thence continuing S. 89(degree)29'43" E., along the East-West centerline of said Section 26, a distance of 90.00 feet; thence S. 00(degree)34'05" E., along a line parallel to the West boundary of the Northeast 1/4 of the Southeast 1/4 of said Section 26 (and 89.98 feet East of said West boundary as measured on a perpendicular thereto), a distance of 50.01 feet for a Point of Beginning; thence continuing S. 00(degree)34'05" E., along a line parallel to the West boundary of the Northeast 1/4 of the Southeast 1/4 of said Section 26, a distance of 449.99 feet; thence S. 89(degree)29'43" E., along a line parallel to the East-West centerline of said Section 26, a distance of 450.86 feet; thence S. 00(degree)49'30" E., along a line parallel to the East boundary of the Southeast 1/4 of said Section 26, a distance of
245.00 feet; thence S. 89(degree)29'43" E., along a line parallel to the East-West centerline of said Section 26, a distance of 344.00 feet; thence S. 00(degree)49'30" E., along a line parallel to the East boundary of the


                                                                       CONTINUED
                                     Page 7

--------------------------------------------------------------------------------

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

File No. 93-0008

                           EXHIBIT "A" OF SCHEDULE "A"

Southeast 1/4 of said Section 26, a distance of 626.82 feet to a point of intersection with the South boundary of the Northeast 1/4 of the Southeast 1/4 of said Section 26; thence N. 88(degrees)59'29" W., along the South boundary of the Northeast 1/4 of the Southeast 1/4 of said Section 26, a distance of 888.95 feet to the Southwest corner of the Northeast 1/4 of the Southeast 1/4 of said section 26; thence N. 00(degrees)34'05" W., along the West boundary of the Northeast 1/4 of the Southeast 1/4 of said Section 26, a distance of 718.92 feet to a point from whence the Northwest corner of the Northeast 1/4 of the Southeast 1/4 of said Section 26 bears N. 00(degrees)34'O5" W., a distance of
645.00 feet; thence S. 89(degrees)29'43" W, along a line parallel to the East-West centerline of said Section 26, a distance of 64.50 feet; thence N. 00(degrees)34'05" W., along a line 64.50 feet East of and parallel to the West boundary of the Northeast 1/4 of the Southeast 1/4 of said Section 26, a distance of 394.96 feet; thence N. 89(degrees)29'43" E., along a line parallel to the East-West centerline of said section 26, a distance of 64.50 feet to a point of intersection with the West line of the Northeast 1/4 of the Southeast 1/4 of said Section 26; thence N. 00(degrees)34'05" W., along the West boundary of the Northeast 1/4 of the Southeast 1/4 of said section 26, a distance of
200.03 feet; thence S. 89(degrees)29'43" E., along the South right-of-way line of State Road No. 580, which right-of-way line is 50.00 feet South of and parallel to the East-West centerline of said Section 26, a distance of 90.00 feet to the Point of Beginning.

LESS that part of said Parcels I, II and III conveyed to State of Florida by Deed recorded in 0.R. Book 6114, page 193, Pinellas County records.

--------------------------------------------------------------------------------

================================================================================


                          QUALIFICATIONS OF APPRAISERS


================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                             JENNIFER L. ESTRELLA

Education

Master of Urban Planning, Economic Development Concentration
University of Illinois at Urbana-Champlaign, 1996

Bachelor of Business Administration, Finance Major
Loyola University Chicago, 1991

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champlaign:

                         Real Estate Financial Market
                         Urban Real Estate Valuation
                         Real Estate and Urban Land Economics

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, inc., Valuation Advisory Services

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A    Fundamentals and Principles of Real Estate Appraisal
      Course I-B    Capitalization Theory and Techniques
      Course II-I   Case Studies in Real Estate Valuation
      Course II-2   Valuation Analysis and Report Writing
      Course II-3   Standards of Professional Practice
      Course IV     Litigation/Condemnation Valuation
      Course VI     Investment Analysis
      Course VIII   Residential Case Studies
      Course X      Market Analysis

      Seminar       Feasibility Analysis and Highest and Best Use
      Seminar       Discounted Cash Flow Analysis
      Seminar       Cash Equivalency
      Seminar       Subdivision Analysis
      Seminar       Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================


MARKET STUDY OF REAL PROPERTY

Golden Terrace West
431 Zeta Street
Golden, Jefferson County, Colorado


================================================================================


As of December 4, 1997

Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

             [Letterhead of Cushman & Wakefield of Illinois, Inc.]


December 17, 1997


Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:   Market Study of Real Property
      Golden Terrace West
      431 Zeta Street
      Golden, Jefferson County, Colorado  80401

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                 - 2 -                     December 17, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Jody L. Garbisch

Jody L. Garbisch
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager


JLG/MJS:mmw
Revised 97
File No. 97362-16

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                 Golden Terrace West

Location:                      431 Zeta Street Golden, Jefferson County,
                               Colorado

Assessor's Parcel Number:      Based on information provided by Jefferson
                               County Treasurer's Office, the subject property is identified by Assessor's Parcel Number
                               40-101-00-001 and Schedule Number 084452.

Date of Inspection:            The property was inspected December 4, 1997.

Ownership:                     The subject property is legally entitled to
                               Snowland Vistas, Inc., an Illinois corporation.

Land Area:                     Based on the property's legal plat of survey, the
                               subject property contains 38.919 acres of land area, or 1,695,291 square feet.

Zoning: Based on information provided by the City of Golden Zoning Department, the subject property is zoned C-1, Commercial, which is a legal and nonconforming use.

Improvements
     Type:                     A manufactured housing community.

     Year Built:               The subject property was originally developed in
                               approximately 1969.

     Size: The subject property consists of a 316-site manufactured housing community, of which approximately 263 sites are single-wide and 53 sites are double-wide.

     Condition:                At the time of inspection, the subject property
                               was in good condition.

Property Rating:               Four Star manufactured home community.

Special Assumptions:           1. Information regarding the subject property,
                               including its physical characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Summary of Salient Facts
================================================================================

                               2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman &
                               Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                               3. Our market and consulting report regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                               4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                               5. Please refer to the complete list of
                               assumptions and limiting conditions included at the end of this report.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               TABLE OF CONTENTS
================================================================================

                                                                          Page

PHOTOGRAPHS OF SUBJECT PROPERTY..............................................1

INTRODUCTION.................................................................5
   Identification of Property................................................5
   Property Ownership and Recent History.....................................5
   Purpose and Function of the Market Study and Consulting Assignment........5
   Scope of the Market Study and Consulting Assignment.......................5
   Date of Property Inspection...............................................5
   Definitions and Other Pertinent Terms.....................................5

REGIONAL ANALYSIS............................................................8

NEIGHBORHOOD ANALYSIS.......................................................17

MARKET ANALYSIS.............................................................19
   National Overview........................................................19
   Competition..............................................................26
   Comparable Manufactured Housing Community Sales..........................31
   Demographic Trends.......................................................34
   Expense Analysis.........................................................34
   Market Supply and Demand.................................................35
   Conclusion...............................................................35

PROPERTY DESCRIPTION........................................................37
   Site Description.........................................................37
   Improvements Description.................................................37

REAL PROPERTY TAXES AND ASSESSMENTS.........................................38

ZONING......................................................................38

CONCLUSION..................................................................39

ASSUMPTIONS AND LIMITING CONDITIONS.........................................40

CERTIFICATION...............................................................42

ADDENDA.....................................................................43
   Pop-Fact Sheets
   Legal Description
   Qualifications of Appraisers

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                [PHOTO OMITTED]

                       Front Entrance of Subject Property

                                [PHOTO OMITTED]

                          Exterior of Community Center

================================================================================


                                        1
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

================================================================================


                                        2
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

================================================================================


                                        3
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

             Street Scene Facing Northeast Along West Colfax Avenue

                                 [PHOTO OMITTED]

             Street Scene Facing Southwest Along West Colfax Avenue

================================================================================


                                        4
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 316-site manufactured housing community, situated on approximately 38.919 acres of land area. Golden Terrace West is located just north of West Colfax Avenue, along the east and west sides of Zeta Street, in the City of Golden, Jefferson County, Colorado. The property's street address is 431 Zeta Street. The property was constructed in 1969, and was 98.0 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Snowland Vistas, Inc., an Illinois corporation, and was originally developed in 1969.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 4, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

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                                                     ---------------------------

                                                                    Introduction
================================================================================

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the east and west sides of Zeta Street, just north of West Colfax Avenue, in the City of Golden, Jefferson County, Colorado. The street address of the subject property is 431 Zeta Street, Golden, Colorado. The property is identified by parcel number 40-101-00-001 and schedule number 084452, according to Jefferson County Treasurer's Office. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

================================================================================


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

                                  LOCATION MAP

                                  [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

      Locational, economic, and population trends of the Denver-Boulder Metropolitan Statistical Area are detailed in this section.

Location

o The DMA is a six-county region including Adams, Arapahoe, Boulder, Denver, Douglas and Jefferson Counties.

o Primary cities within the DMA include: Denver, Arvada, Aurora, Broomfield, Boulder, Commerce City, Englewood, Golden, Lakewood, Littleton, Northglenn, Thornton, Westminster, and Wheat Ridge. There are various secondary municipalities.

o The DMA is part of the Rocky Mountain Front Range, which includes the Cities of Colorado Springs, Fort Collins, Greeley, Longmont, Loveland and Pueblo, as well as the cities within the DMA and various smaller municipalities.

Employment and the Economy

Employment

      The non-agricultural wage & salary employment by sector in the Denver-Boulder Metropolitan Statistical Area is summarized in the table.

     =====================================================================
                               Denver-Boulder MSA
                    Nonagricultural Wage & Salary Employment
                                    July 1996
     ---------------------------------------------------------------------
     Sector                                       Employed
     ---------------------------------------------------------------------
     Mining and Construction                      74,000
     Manufacturing                                119,600
     Transportation & Public Utilities            88,200
     Trade                                        282,300
     F.I.R.E.                                     84,100
     Services                                     351,600
     Government                                   157,800
     ---------------------------------------------------------------------
     TOTAL                                        1,157,600
     =====================================================================
               Source: Colorado Department of Labor and Employment

o The DMA economy has grown since 1988, following substantial over-building in the early-1980s and economic deterioration in the mid-1980s.

o The compounded, average annual increase in employment from 1990 through 1995 equaled 3.3 percent.

o The 1995 annual, average, non-agricultural wage and salary employment in the Denver-Boulder MSA was 1,128,700. This represents an increase of 4.0 percent from

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

                                                               Regional Analysis
================================================================================

      the 1994 annual average of 1,084,800. The 1996 employment level exhibited continued increase (2.6 percent above the year-end 1995 level).

o The strongest growth over the past year occurred in the trade and services sectors. Growth in the construction sector has been strong, due to public works projects, single-family construction and build-to-suit development. Government has grown to service a larger population. Other sectors have exhibited moderate growth.

Major Employers

o Several, major telecommunications companies are headquartered or have major operations in the area, including TCI (largest cable-TV provider in the country), US West (largest private employer in the DMA), MCI, Sprint and AT&T.

o There are numerous, large high-tech manufacturing facilities in the DMA and along the Rocky Mountain Front Range, including Lockheed Martin (3.2 million square feet in the Denver area), Eastman-Kodak (occupying 3.1 million square feet in Greeley), Hewlett Packard (occupying 3.0 million square feet in Fort Collins, Loveland and Colorado Springs), IBM (2.5 million square feet in Boulder) and StorageTek (2.3 million square feet in Louisville and Longmont).

o Other major employers include numerous hospitals and health care organizations (HealthOne and Kaiser Permanente), retailers (K-Mart, King Soopers and Safeway) and financial institutions (Colorado National Bank). Coors Brewing Company is one of the largest employers, providing approximately 5,300 jobs in the Denver area.

o Denver International Airport (DIA), which opened February 28, 1995, employ's approximately 26,000; of which 21,000 employees were transferred from Stapleton International Airport, which was closed. United Airlines employs approximately 6,700 at the new airport.

o Rocky Flats, previously a producer of nuclear weapons trigger devices, employs approximately 5,000. This facility is currently operated by EG&G, a private employer. Production has been terminated and the facility will be phased-out over a 10-year period, with labor reductions of approximately 15 to 20 percent per year projected for the next three years.

o Government downsizing and cutbacks in defense spending has resulted in closure of Lowry Air Force Base in Denver and decreased operations of EG&G Rocky Flats.

o Lowry Air Force Base was recently closed, resulting in the elimination of 1,900 civilian positions, transfer or elimination of 2,200 military positions and 2,500 students. The vacated base is being converted to educational, research, commercial and residential use. The new Higher Education and Advanced Technology Center on 156 acres is operated by several colleges in the area.

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

                                                               Regional Analysis
================================================================================

      The 20 largest private employers in the Denver Metropolitan Area are summarized in the following table.

=======================================================================================================================
                             20 Largest Private Employers in the Denver Metropolitan Area
-----------------------------------------------------------------------------------------------------------------------
  No.            Company                 # Employed        Primary Business              Recent Announcements
-----------------------------------------------------------------------------------------------------------------------
  *1     US West (All Operations)           15,400        Telecommunications         Consolidating operations into
                                                                                     Colorado from throughout the Rocky
                                                                                     Mountain region.

  *2     Columbia-HealthONE LLC             10,500        Hospitals, health care     Recent merger of several hospitals

   3     AT&T (All Operations)              8,000         Telecommunications         Numerous facilities in the area.
                                                          services

   4     King Soopers                       7,000         Grocery stores             Largest grocer in the area with
                                                                                     major distribution facilities.

   5     Lockheed Martin Corp.              7,000         Aerospace and defense-     Lockheed and Martin Marietta
                                                          related systems            recently merged. Largest defense
                                                                                     contractor in the nation.

   6     United Airlines, Inc.              6,700         Airline, reservation       Major hub at new airport.
                                                          center

  *7     Coors Brewing Company              5,300         Beverages                  Third-largest brewing company.

   8     Rocky Flats Environmental          5,000         Clean-up and waste         Will be phased-out over 10 years.
         Technology Site                                  management

   9     Safeway                            4,300         Grocery stores             Largest grocer in nation.

 *10     Public Service Company of          3,500         Natural gas and electric   Major public utilities provider
         Colorado                                         utility                    recently cut 700 positions.

 *11     StorageTek                         3,500         Computer storage devices   Recently cut 1,700 positions and
                                                                                     placed a 550,000 SF facility on
                                                                                     market.

 *12     Provenant Health Partners          4,043         Health care                Major hospital merger recently.

  13     Kaiser Permanente of Colorado      3,055         Health care                Numerous medical facilities
                                                                                     throughout region; major HMO.

  14     Colorado National Bank             3,000         Bank services              First Bank Systems recently
                                                                                     acquired and merged Bank
                                                                                     Western, Central Bank and
                                                                                     Colorado National Bank.

 *15     Lutheran Medical Center            2,800         Hospital, health care      Large hospital.

  16     Ball Corporation                   2,650         Aerospace research &       Recently won major contract with
                                                          productions, containers    US Government.

  17     IBM                                2,500         Computer services          Significant cuts totaling approx.
                                                                                     2,500 over past several years.

 *18     St. Joseph Hospital                2,500         Hospital, health care      Large hospital.

 *19     University Hospital                2,450         Hospital, health care      Large hospital.

  20     K-Mart Stores                      2,400         Retail stores              Includes K-Mart, Super-K, Price
                                                                                     Club, Builder's Square.
=======================================================================================================================

                    *Headquarters in Denver Metropolitan Area
  Source: The Business Development Group, Greater Denver Chamber of Commerce.
                    Cushman and Wakefield of Colorado, Inc.

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                                                               Regional Analysis
================================================================================

o Merrill Lynch (financial services) plans to construct a one million square-foot campus-type facility in the southeast quadrant of the DMA and employ 3,000 to 5,000. The first 106,400 square-foot facility in the Meridian International Business Center is nearing completion, and is planned to be completed in early-1997.

o Sun Microsystems will construct a 1 million square-foot, high-tech/R&D and manufacturing campus in the northwest quadrant of the DMA in the Interlocken Business Park, and employ 3,500.

      Public works projects have been a major factor in the DMA's economic growth. The largest of these projects are summarized in the table below, including approximate cost estimates and completion dates. Many projects have been completed.

================================================================================
        Major Public Works Projects in the Denver Metropolitan Area
--------------------------------------------------------------------------------
Project                                   Estimated Cost    Projected Completion
--------------------------------------------------------------------------------
Denver International Airport               $4.0 billion        Completed 1995
Interstates 25 and 76                      $500 million        Completed 1995
Central Platte Valley Street System        $185 million        Completed 1997
Coors Field Baseball Stadium               $130 million        Completed 1995
Metro Area Connection Light Rail System    $112 million        Completed 1994
================================================================================
        Source: City of Denver and Regional Transportation District (RTD)

Projected Employment Growth Rates and Trends

      The following table summarizes employment projections by sector for the DMA.

================================================================================
          Projected Denver MSA Nonagricultural Wage & Salary Employment
--------------------------------------------------------------------------------
Sector                      2000       % (DELTA)*           2005      % (DELTA)*
--------------------------------------------------------------------------------
Mining/Construction        65,400         -0.2%            67,000        0.5%
Manufacturing             121,700          0.7%           122,900        0.2%
Trans. & Pub. Util.        90,100          0.5%            95,600        1.2%
Trade                     289,000          0.7%           298,600        0.7%
F.I.R.E.                   85,100          0.5%            86,900        0.4%
Services                  384,300          2.6%           421,300        1.9%
Government                177,100          1.8%           195,300        2.0%
--------------------------------------------------------------------------------
TOTAL                   1,212,700          1.4%         1,287,600        1.2%
================================================================================
            * Compounded annual change from 1995-2000, and 2000-2005.
    Source: Denver Regional Council of Governments and Colorado Department of
                              Labor and Employment

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                                                               Regional Analysis
================================================================================

o Recent projections made by the Denver Regional Council of Governments (DRCOG) indicates annual employment growth will average approximately 1.4 percent through 2000 (based on 1995 annual averages) and 1.2 percent from 2001 through 2005.

o Economic growth is expected to slow and the levels should more closely mirror the national levels.

o The services sector (health care, legal, education, recreation, lodging, etc.) will continue to exhibit the largest gains in employment, as has been the case for the past 30 years; four in every 10 new jobs will be in the services sector.

o The construction sector is projected to decline due to completion of major public works projects and decreases in residential development.

o Transportation, communications and utilities are projected to continue to grow, as a result of DIA, technological advances in communications, and population growth. Retail trade is projected to experience modest growth.

o The government sector is projected to experience growth to service a larger population and to accommodate an increasing elderly population.

Unemployment

o The unemployment rate for the Denver-Boulder Metropolitan Statistical Area fluctuated between 3.0 and 7.0 percent from 1990 through September 1996.

o The most recent employment figures, as of August, 1997, indicate unemployment rate of 2.8 percent in the Denver-Boulder MSA.

o Unemployment is projected to average approximately 4.0 to 5.0 percent over the long term.

Inflation

o In 1994, Denver's CPI increased 4.4 percent, at a higher rate than the 2.6 percent level for the U.S.

o In 1995, Denver's index increased by 2.6 percent, while the national CPI index increased by 2.5 percent during the same period.

o Compounded, annual, percentage changes in the national CPI are projected to average 3.8 percent through 2005.(1)

o We project the Denver area CPI will increase by an average of 4.0 percent, annually, during the next 10 years.

----------
(1) The WEFA Group Fall 1993 Regional Metro Area Long-Term Tables.
================================================================================


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

                                                               Regional Analysis
================================================================================

Population

      The following table summarizes population estimates for the DMA.

================================================================================
                            1995 Population Estimates
--------------------------------------------------------------------------------
            Area                                    Population
--------------------------------------------------------------------------------
            Adams County                               291,798
            Arapahoe County                            442,136
            Boulder County                             259,421
            Arapahoe County                            502,796
            Douglas County                              97,739
            Adams County                               491,446
--------------------------------------------------------------------------------
            Denver Metro Area                        2,085,336
================================================================================
                 Source: Colorado Division of Local Governments

o Following stagnant population growth from the mid-1980s through 1990, including a decline in 1988, population began to increase substantially in the 1990s.

o The compounded, average annual increase from 1990 to 1995 equaled 2.4 percent; population growth averaged 1.3 percent annually from 1980 through 1990.

o Relatively strong population growth over the past several years has been due to strong economic and employment growth.

o A relatively large proportion of population growth has been net migration. A majority of new residents migrated from California, Texas, Arizona, Florida and Illinois. The net migration slowed in 1995.

o Recent projections by the Colorado Division of Local Governments and DRCOG indicate annual population increases in the Metropolitan Area will average
      1.3 percent in 1996, and 1.0 percent thereafter (projected declining growth rates in future years is directly related to economic growth and varying population in certain age groups).

o Approximately 46.0 to 50.0 percent of the projected population growth through 2005 is composed of net migration.

Retail Sales

o Metro area retail sales began to increase substantially in 1990, due to economic and population growth.

o The DMA's compounded, average annual retail sales increased 9.65 percent from 1990 through 1994.

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                                                               Regional Analysis
================================================================================

o Retail sales growth is projected to moderate in direct correlation with projected decreases in economic and population growth.

Housing

      There has been substantial single family residential development in recent years. Information regarding building permits issued is summarized as follows.

o Between 1988 and 1991, an average of 6,600 residential building permits were issued, annually (includes single and multi-family).

o In 1993, 16,254 building permits were issued. In 1994, 19,917 permits were issued, a 22.5 percent increase over 1993 levels.

o Through 1995, approximately 12,450 residential building permits issued, exhibiting a decrease from the 1994 level. The 1996 levels are similar to 1995.

o New housing sales increased 22 percent, as 13,456 homes were sold through 1995, compared to 11,039 in 1994. Through the third quarter 1996, 11,958 home sales were reported, above the 1995 pace by over 10 percent.

o Through 1995, there were 13,188 housing starts (attached, detached and custom), compared to 12,745 during 1994, a 3.5 percent increase. Through the third quarter 1996, there has been 11,500 starts, above the 1995 pace.

o As of year-end 1996, the average price of a new production-built home was $172,000.

o The average single-family residential sales price (new and used) equaled $159,000 at the end of 1996, $154,000 at the end of 1995 and $140,000 at
      the end of 1994.

Interest Rates and Financing

      The ability to obtain financing and the level of interest rates impacts the supply and demand for real estate. A summary of historical interest rates is summarized as follows.

o Interest rates hit an historical low in mid to late 1993. The average 30-year, fixed-rate, single-family residential mortgage interest rate was approximately 6.5 percent in late-1993. Rates increased significantly in 1994 but have decreased since the beginning of 1995.

o The average residential mortgage interest rate has recently fluctuated near 8.0 percent in the DMA.(2)

o Due to substantial over-building in the 1980s, and high number of foreclosures in the late-1980s and early-1990s, financial and banking institutions are cautious to provide financing for speculatvie office, retail, industrial and hotel development.

Economic Impact on Real Property Markets

----------
(2) The Denver Post.

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

                                                               Regional Analysis
================================================================================

      Growth in population and employment has resulted in increased demand for real property throughout the DMA. Residential real estate has experienced sufficient demand to result in substantial, new speculative construction. There are numerous multi-family residential projects planned or under construction throughout the DMA. Single-family construction is at its highest levels since the building boom of the early-1980s.

      Office occupancy has reached stabilized levels in most markets, due to improved economic conditions and population growth. Office rental rates have increased substantially since 1993, and speculative construction is occurring in prime market areas, including the Denver Tech Center and Boulder. Certain submarkets continue to lag in improvement, including Denver's central business district. There are numerous build-to-suit projects, as several large companies have established regional or national headquarters in the Denver area.

      Industrial market conditions have improved substantially since 1993, resulting in the achievement of stabilized occupancy levels. Proforma rental rates have been reached in prime market areas. Numerous speculative industrial projects are under way near the Denver International Airport, with over 3 million square feet recently completed or under way. The developers of a majority of these speculative projects require lease-up prior to breaking ground. Build-to-suit construction has been substantial.

      Build-to-suit retail construction has been substantial throughout the DMA, involving predominately national retailers such as "big box" operations and national chain restaurants. The new Park Meadows Town Center, a 1.3 million square-foot regional mall, located in the southeast suburban portion of the DMA, was completed in September 1996. There has been some speculative retail development in prime market areas.

      The Denver Metropolitan Area economy has exhibited one of the strongest growth rates in the nation in the 1990s. The result has been an influx of investors, national retailers, major corporations, and other investors and users of real property. The growth is projected to continue, though at moderating levels to recent years.

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


                                NEIGHBORHOOD MAP

                                  [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

City of Golden

      Golden is located 15 miles west of downtown Denver, and is in a valley at the foot of the Rocky Mountains. Golden covers eight square miles, and is elevated 5,676 feet. Five major highways, including Interstate 70, Colorado 470 and U.S. Highway 6, which provide a direct route to Denver, Boulder and the Rocky Mountains, serve the city.

      Golden is home to the Coors Brewery and several Coors subsidiaries involved in manufacturing of high technology products, and is Golden's leading industry. In addition to employing 5,000 people, its brewery tour attracts roughly 300,000 visitors each year. The major employers in Golden are as follows:

--------------------------------------------------------------------------------
                                 Major Employers
--------------------------------------------------------------------------------
                 Company                             Number of Employees
--------------------------------------------------------------------------------
Jefferson County R-1 School District                        9,900
--------------------------------------------------------------------------------
Coors Industries                                            5,000
--------------------------------------------------------------------------------
Rocky Flats Environmental Technology                        4,000
--------------------------------------------------------------------------------
Jefferson County Government                                 2,000
--------------------------------------------------------------------------------
National Renewable Energy Laboratory                         750
--------------------------------------------------------------------------------
Ball Corporation                                             656
--------------------------------------------------------------------------------
Colorado School of Mines                                     655
--------------------------------------------------------------------------------
Mobile Premix Concrete                                       519
--------------------------------------------------------------------------------
Rocky Mountain Banknote                                      450
--------------------------------------------------------------------------------
Source:  Greater Golden Chamber of Commerce
--------------------------------------------------------------------------------

Neighborhood Description

      The subject property is located approximately three miles southeast of downtown Golden, along the east and west side of Zeta Street, just north of West Colfax Avenue (State Highway 40), in the City of Golden, Colorado.

      The subject property's neighborhood is generally bounded by U.S. Highway 6 to the north, Interstate 70 to the east, State Highway 40 to the south and County Road 93 to the west. This area is primarily developed with residential and commercial uses.

      Residential developments include single-family houses and manufactured housing communities, which are located primarily to the east of the subject property. Manufactured housing communities to the east of the subject include Golden Terrace South and Golden Terrace and Mountain Side Estates. Comparison rental information is provided in the Market Analysis section of this report. Commercial developments are located to the south of the

================================================================================


                                       17
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                                                           Neighborhood Analysis
================================================================================

subject along West Colfax Avenue, such as convenience stores, gas stations, fast food restaurants and neighborhood shopping centers.

      Transportation in the subject's immediate area is excellent. The subject property is located just north of West Colfax Avenue, a northeast/southwest, four-lane paved roadway. Interstate 70 lies approximately one mile east of the subject property, and can be access from the subject site via U.S. Highway 6.

      In summary, the subject property is situated in an area well suited for manufactured housing development, which benefits from the nearby manufactured housing communities and accessibility to Interstate 70, U.S. Highway 6, and State Highway 40. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, with unemployment steadily decreasing and population anticipated to increase.

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

                                                                 MARKET ANALYSIS
================================================================================

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=================================================================================================================
  1997                  Firm Name                    State           No. of Sites          No. of Communities
  Rank                                                               Owned/Managed           Owned/Managed
-----------------------------------------------------------------------------------------------------------------
   1      Sun Communities                           Michigan           30,295/0                   84/0
-----------------------------------------------------------------------------------------------------------------
   2      ROC Communities                           Colorado         22,441/7,167                77/36
-----------------------------------------------------------------------------------------------------------------
   3      Manufactured Home Communities             Illinois          27,349/838                  69/3
-----------------------------------------------------------------------------------------------------------------
   4      Ellenburg Capital                          Florida           25,173/0                   63/0
-----------------------------------------------------------------------------------------------------------------
   5      Lautrec Ltd.                              Michigan           22,652/0                   58/0
-----------------------------------------------------------------------------------------------------------------
   6      Chateau Properties                        Michigan           20,003/0                   47/0
-----------------------------------------------------------------------------------------------------------------
   7      Clayton Homes                             Tennessee          18,000/0                   66/0
-----------------------------------------------------------------------------------------------------------------
   8      Clayton, Williams and Sherwood           California          16,946/0                   44/0
-----------------------------------------------------------------------------------------------------------------
   9      UNIPROP                                   Michigan           14,931/0                   40/0
-----------------------------------------------------------------------------------------------------------------
   10     The Bloch Organization                    Michigan           14,379/0                   37/0
-----------------------------------------------------------------------------------------------------------------

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in

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                                                                 Market Analysis
================================================================================

manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

=================================================================================================================
                                HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                                      REAL ESTATE INVESTMENT TRUST (REITS)
-----------------------------------------------------------------------------------------------------------------
    Year           ROC           MHC         Chateau         Sun          United         Total         Annual
                                                                                                       Growth
-----------------------------------------------------------------------------------------------------------------
    1996          29,608        28,187        20,003        30,295        5,234         113,327        17.0%
-----------------------------------------------------------------------------------------------------------------
    1995          27,910        26,237        19,594        18,000        4,850          96,591         9.0%
-----------------------------------------------------------------------------------------------------------------
    1994          26,231        28,407        15,689        13,500        4,623          88,450        37.8%
-----------------------------------------------------------------------------------------------------------------
    1993          20,142        14,700        15,261         9,036        5,050          64,189        17.8%
-----------------------------------------------------------------------------------------------------------------
    1992          18,745        12,873        10,032         7,600        5,200          54,450         N/A
-----------------------------------------------------------------------------------------------------------------
    1991           9,030        13,079         9,759         N/R           N/R            N/A           N/A
-----------------------------------------------------------------------------------------------------------------
N/R = No report                                      N/A = Not applicable
-----------------------------------------------------------------------------------------------------------------

NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

=================================================================================================================
                                               REIT MARKET UPDATE
-----------------------------------------------------------------------------------------------------------------
Company Symbol       Price       Current Yield    52 Week High    52 Week Low        Annual      12 Mth Tot Rtn
                   (9/19/97)                                                        Dividend
-----------------------------------------------------------------------------------------------------------------
CPJ                 $29.688           5.8%          $31.125         $22.250           1.72            26.6%
-----------------------------------------------------------------------------------------------------------------
MHC                 $25.625           5.2%          $26.428         $18.875           1.32            30.7%
-----------------------------------------------------------------------------------------------------------------
SUI                 $37.428           5.0%          $ 38.00         $27.750           1.88            31.8%
-----------------------------------------------------------------------------------------------------------------
UMH                 $11.625           6.0%          $13.625         $10.875           0.70            -1.7%
-----------------------------------------------------------------------------------------------------------------

Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real

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                                       22
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks. These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

================================================================================


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

                                                                 Market Analysis
================================================================================

      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage; Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.

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                                                                 Market Analysis
================================================================================

      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

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                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

Competition

      We have surveyed six manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 1,409 sites. The combined occupancy rate of these six manufactured housing communities, including the subject property, is approximately 99.0 percent. Excluding the subject property in our survey, the combined occupancy rate is also approximately 99.0 percent, based on 1,093 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

================================================================================


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

=============================================================================================================================
                                       SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
-----------------------------------------------------------------------------------------------------------------------------
                                               Number                             Age
                                              Of Sites                          -------
                                              --------                         Condition                        Services
   Comp.                 Name                Occupancy                         ----------        Monthly        Provided
    No.                Location                Level           Amenities          Park            Rent           in Rent
                                                                                Rating(1)
-----------------------------------------------------------------------------------------------------------------------------
    R-1       Golden Terrace South              80             Laundry(2)         1967         $330.00/Mo.        Water
              17801 West Colfax Avenue          ---                               ----             To             Sewer
              Golden, Colorado                  99%                               Good         $360.00/Mo         Refuse
                                                                                  ----
                                                                                   4*
-----------------------------------------------------------------------------------------------------------------------------
    R-2       Golden Terrace                    262            Clubhouse          1970         $374.00/Mo.        Refuse
              17601 West Colfax Avenue          ---             Pool/Spa          ----
              Golden, Colorado                  99%          Billiard Room        Good
                                                                Storage           ----
                                                                                   4*
-----------------------------------------------------------------------------------------------------------------------------
    R-3       Mountain Side Estate              229            Clubhouse          1960         $330.00/Mo.        Water
              17190 Mt. Vernon Road             ---               Pool            ----                            Sewer
              Golden, Colorado                  100%            Laundry           Good                            Refuse
                                                                Storage           ----
                                                                                   4*
-----------------------------------------------------------------------------------------------------------------------------
    R-4       Wolhurst                          272            Clubhouse          1973         $355.00/Mo.        Water
              8201 S. Santa Fe Drive            ---               Pool            ----             To             Sewer
              8201 S. Santa Fe Drive            100%         Activity Room        Good         $385.00/Mo.        Refuse
                                                                Laundry           ----
              Littleton, Colorado                               Storage            5*
-----------------------------------------------------------------------------------------------------------------------------
    R-5       South Park                        250            Clubhouse          1958         $303.00/Mo.        Water
              3650 S. Federal Boulevard         ---               Pool            ----             To             Sewer
              Denver, Colorado                  100%         Activity Room        Good         $331.00/Mo.        Refuse
                                                                Laundry           ----
                                                                                   4*
-----------------------------------------------------------------------------------------------------------------------------
  Subject     Golden Terrace West               316            Clubhouse          1969         $363.00/Mo.        Refuse
              431 Zeta Street                   ---               Pool            ----             To
              Golden, Colorado                  98%          Billiard Room        Good         $388.00/Mo.
                                                               Playground         ----
                                                                Storage            4*
-----------------------------------------------------------------------------------------------------------------------------

===============================================================================

-------------------------------------------------------------------------------

                                                                  3-Year
                                             Date Of             Average
   Comp.                 Name              Last Rental        Annual Rental
    No.                Location              Increase            Increase

-------------------------------------------------------------------------------
    R-1       Golden Terrace South          May, 1997            $17.00/Mo.
              17801 West Colfax Avenue
              Golden, Colorado


-------------------------------------------------------------------------------
    R-2       Golden Terrace               January, 1997         $23.00/Mo.
              17601 West Colfax Avenue
              Golden, Colorado


-------------------------------------------------------------------------------
    R-3       Mountain Side Estate          May, 1997            $15.00/Mo.
              17190 Mt. Vernon Road
              Golden, Colorado


-------------------------------------------------------------------------------
    R-4       Wolhurst                    December, 1997         $17.00/Mo.
              8201 S. Santa Fe Drive
              8201 S. Santa Fe Drive

              Littleton, Colorado
-------------------------------------------------------------------------------
    R-5       South Park                   August, 1997          $7.00/Mo.
              3650 S. Federal Boulevard
              Denver, Colorado


-------------------------------------------------------------------------------
  Subject     Golden Terrace West          January, 1997         $23.00/Mo.
              431 Zeta Street
              Golden, Colorado


-------------------------------------------------------------------------------
(1) Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.

(2) Golden Terrace South tenants are permitted to use amenities at Golden Terrace and Golden Terrace West.
================================================================================

                       COMPETING MANUFACTURED HOUSING MAP

                                  [MAP OMITTED]

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $303.00 to $385.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates within to slightly above the market range, or ranging from $363.00 to $388.00 per site. The last rental rate increase at the subject property was as of January, 1997, of $25.00 per month.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Golden Terrace South, is located at 17801 West Colfax Avenue, in Golden, Colorado. This comparable property contains 80 sites, and is 99.0 percent occupied. Golden Terrace South was developed in 1967, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $17.00 per month. Monthly rental rates range from $330.00 to $360.00, with water, sewer and refuse service included in monthly rental payment. Amenities includes only a laundry facility, however, tenants are permitted to use amenities at Golden Terrace and Golden Terrace West.

      Comparable R-2, Golden Terrace, is located at 17601 West Colfax Avenue, in Golden, Colorado. This comparable property contains 262 sites, and is 99.0 percent occupied. Golden Terrace was developed in 1970, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $23.00 per month. Monthly rental rates are at $374.00, with refuse service included in monthly rental payment. Amenities include a clubhouse, pool, spa, billiard room and recreational vehicle storage.

      Comparable R-3, Mountain Side Estates, is located at 17190 Mt. Vernon Road, in Golden, Colorado. This comparable property contains 229 sites, and is 100.0 percent occupied. Mountain Side Estates was developed in 1960, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $15.00 per month. Monthly rental rates are at $330.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, laundry facility and recreational vehicle storage.

      Comparable R-4, Wolhurst, is located at 8201 S. Santa Fe Drive, in Littleton, Colorado. This comparable property is a 55-year-old and greater residential community, which contains 272 sites and is 100.0 percent occupied. Wolhurst was developed in 1973, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $17.00 per month. Monthly rental rates range from $355.00 to $385.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, activity room, laundry facility and recreational vehicle storage.

      Comparable R-5, South Park, is located at 3650 S. Federal Boulevard, in Denver, Colorado. This comparable property is a 55-year-old and greater

================================================================================


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

                                                                 Market Analysis
================================================================================

      residential community, which contains 250 sites and is 100.0 percent occupied. South Park was developed in 1958, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $7.00 per month. Monthly rental rates range from $303.00 to $331.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, activity room and laundry facility.

      In our opinion, and based on conversations with the on-site manager, properties R-1, R-2 and R-3 compete most favorably with the subject property, with monthly rental rates ranging from $330.00 to $374.00 per site. The subject property is currently quoting monthly rental rates at $363.00 to 388.00 per site, which is within to slightly above the range of rental rates of our more comparable competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure. Golden Terrace West offers more mountain views than the competing parks, thus the higher rated sites at Golden Terrace West are for those sites which have mountain views.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed six recent sales of manufactured housing communities located in the Denver Metropolitan Area. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Pine Lakes, is located at 10201 Riverdale Road, in Thornton, Colorado. This property contains 760 sites, situated on 183.67 acres of land area. The property was developed in 1972, and was in overall good condition at the time of sale. Amenities include two clubhouses, two pools, recreation room, tennis court, basketball court, and a playground. The property was approximately 90.0 percent occupied at the time of sale. The property was purchased for $12,500,000 as a combined transaction with sale I-2, which equates to $16,447 per site,

      Comparable Sale I-2, Redwood Estate II, is located at 9595 Pecos Street, in Thornton, Colorado. This property contains 752 sites, situated on
      128.22 acres of land area. Amenities include a clubhouse, pool, recreation room, playground and recreational vehicle storage. The property was approximately 93.0 percent occupied at the time of sale. The property was purchased for $12,500,000 as a combined transaction with sale I-1, which equates to $16,622 per site.

      Comparable Sale I-3, Canyon Ridge, is located at 5150 Airport Road, in Colorado Springs, Colorado. This property contains 250 sites, situated on
      31.36 acres of land area. Canyon Ridge was developed in 1972, and was in good condition at the time of sale. Amenities include a clubhouse, pool, recreation

================================================================================


                                       30
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

====================================================================================================================================
                                           SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        $EGI/Site
                                                                              Sales Price                            --------------
                                                                               Per Site                               $Expense/Site
                                 Sales Date       Land Area      Density       ---------                    EGIM      -------------
 Comp.     Name                  ----------       ---------      --------      Occupancy                    ----      Expense Ratio
  No.    Location                Sales Price      No. Sites      Condition      At Sale      $NOI/Site      OAR         % Of EGI
------------------------------------------------------------------------------------------------------------------------------------
  I-1    Pine Lakes                  7/96          183.67          4.14         $16,447       $1,563        N/A            N/A
         10201 Riverdale Road       -----          ------          ----         -------                     ---
         Thornton, Colorado     $12,500,000(1)       760           Good           90%                       9.50%

------------------------------------------------------------------------------------------------------------------------------------
  I-2    Redwood Estate II           7/96          128.22          5.86         $16,622       $1,579        N/A            N/A
         9595 Pecos Street           -----         ------          ----         -------                     ---
         Thornton, Colorado     $12,500,000(1)       752           Good           93%                       9.50%
------------------------------------------------------------------------------------------------------------------------------------
  I-3    Canyon Ridge                7/96           31.36          7.97         $16,800       $1,512        N/A            N/A
         5150 Airport Road           -----          -----          ----         -------                     ---
         Colorado Springs, CO     $4,200,000         250           Good           99%                       9.00%

------------------------------------------------------------------------------------------------------------------------------------
  I-4    Cottonwood Village          9/95           19.36         12.45         $19,917       $1,591        6.45x         $3,089
         11990 S. Boulder Road       ----           -----         -----         -------                     -----         ------
         Lafayette, Colorado      $4,800,000         241           Good           100%                      7.99%         $1,498
                                                                                                                          ------
                                                                                                                          48.50%
------------------------------------------------------------------------------------------------------------------------------------
  I-5    Canterbury Park             7/95           61.73          8.03         $18,750       $2,037        6.91x         $2,714
         3020 S. Powers Blvd.        ----           -----          ----         -------                     -----         ------
         Colorado Springs, CO     $9,300,000         496           Good           100%                      10.87%          $677
                                                                                                                            ----
                                                                                                                           24.95%
------------------------------------------------------------------------------------------------------------------------------------
  I-6    Woodland Hills              3/94           57.0           7.63         $18,391       $1,885        5.56x         $3,310
         1500 West Thornton          ----           ----           ----         -------                     -----         ------
         Thornton, Colorado       $8,000,000         435           Good           97%                       10.25%        $1,425
                                                                                                                          ------
                                                                                                                           43.05%
------------------------------------------------------------------------------------------------------------------------------------
Subject  Golden Terrace West         - - -         38.919          8.12          - - -        $3,562         N/A          $4,653
         431 Zeta Street                           ------          ----                                                   ------
         Golden, Colorado                            316           Good           98%                                     $1,091
                                                                                                                          ------
                                                                                                                           23.44%
------------------------------------------------------------------------------------------------------------------------------------
(1) Sale I-1 and I-2 were purchased as a combined transaction.
====================================================================================================================================


================================================================================================
                         SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
------------------------------------------------------------------------------------------------
 Comp.     Name                 Comparability to
  No.    Location                to the Subject                        Comments
------------------------------------------------------------------------------------------------
  I-1    Pine Lakes                 Similar              Good condition; Amenities include
         10201 Riverdale Road                               two clubhouses, two pools,
         Thornton, Colorado                                   recreation room, tennis,
                                                             basketball and playground.
------------------------------------------------------------------------------------------------
  I-2    Redwood Estate II          Similar              Good condition; Amenities include
         9595 Pecos Street                                 a clubhouse, pool, recreation
         Thornton, Colorado                               room, playground and RV storage.
------------------------------------------------------------------------------------------------
  I-3    Canyon Ridge              Inferior                     Developed in 1972;
         5150 Airport Road                               Good condition; Amenities include
         Colorado Springs, CO                              a clubhouse, pool, recreation
                                                             room and laundry facility.
------------------------------------------------------------------------------------------------
  I-4    Cottonwood Village        Inferior                   Developed in 1972; Good
         11990 S. Boulder Road                             condition; Amenities include a
         Lafayette, Colorado                              clubhouse, pool, recreation room,
                                                           playground and laundry facility.
------------------------------------------------------------------------------------------------
  I-5    Canterbury Park            Similar                   Developed in 1985; Good
         3020 S. Powers Blvd.                              condition; Amenities include a
         Colorado Springs, CO                              clubhouse, pool and RV storage.
------------------------------------------------------------------------------------------------
  I-6    Woodland Hills             Similar                   Developed in 1970; Good
         1500 West Thornton                                condition; Amenities include a
         Thornton, Colorado                               clubhouse, pool, playground and
                                                                  barbecue pavilion.
------------------------------------------------------------------------------------------------
Subject  Golden Terrace West    Subject Property              Developed in 1970; Good
         431 Zeta Street                                   condition; Amenities include a
         Golden, Colorado                                 clubhouse, pool, billiard room,
                                                              playground and RV storage
------------------------------------------------------------------------------------------------
(1) Sale I-1 and I-2 were purchased as a combined transaction.
================================================================================================

                                                                 Market Analysis
================================================================================

      room and laundry facility. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $4,200,000, which equates to $16,800 per site.

      Comparable Sale I-4, Cottonwood Village, is located at 11990 S. Boulder Road, in Layfayette, Colorado. This property contains 241 sites, situated on 19.36 acres of land area. Cottonwood Village was developed in 1972, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool, recreation room, playground and laundry facility. The property was 100.0 percent occupied at the time of sale. The property was purchased for $4,800,000, which equates to $19,917 per site.

      Comparable Sale I-5, Canterbury Park, is located at 3020 S. Powers Boulevard, in Colorado Springs, Colorado. This property contains 496 sites, situated on 61.73 acres of land area. Canterbury Park was developed in 1985, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool and recreational vehicle storage. The property was 100.0 percent occupied at the time of sale. The property was purchased for $9,300,000, which equates to $18,750 per site.

      Comparable Sale I-6, Woodland Hills, is located at 1500 West Thornton, in Thornton, Colorado. This property contains 435 sites, situated on 57.0 acres of land area. Woodland Hills was developed in 1970, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool, playground and barbecue pavilion. The property was 97.0 percent occupied at the time of sale. The property was purchased for $8,000,000, which equates to $18,391 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 86,042 and 470,332, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 92,358 and 502,837, respectively, by the year 2002.

================================================================================


                                       32
                                                              CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 36,074 and 198,353, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 39,741 and 222,605, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $67,718 and $55,746, respectively, and are expected to increase to $87,171 and $70,438, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $50,768 and $42,393, respectively, and are expected to increase to $60,979 and $50,535, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997, are $28,566 and $23,238, respectively, and are expected to increase to $37,890 and $30,812, respectively, by the year 2002.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS. For additional demographic information, please refer to the NDS summary report in the Addenda of this report.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 24.95 to 48.50 percent of effective gross income levels, and $677 to $1,498 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 23.44 percent of effective gross income and $1,091 on a per site basis. Operating expenses appear to be below the range of comparable properties on a percentage of effective gross income, but within the range on a per site basis.

Market Supply and Demand

      There are a total of five competing manufactured housing communities located within the subject's market, which total 1,093 sites, with a corresponding average occupancy rate of 99.0 percent. No specific absorption statistics were available. The subject property, based on conversations with management, has historically had occupancy rates consistent with

================================================================================


                                       33
                                                              CUSHMAN &
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                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

competing parks, and is currently 98.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and has similar occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $303.00 to $385.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate within to slightly above the range of competing parks, or ranging from $363.00 to $388.00 per site, with the mountain view sites renting toward the upper end of the range.

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $16,447 to $19,917 per site, with corresponding overall rates ranging from 7.99 to 10.87 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

================================================================================

                                   SITE PLAN

                               [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located along the east and west sides of Zeta Street, just north of West Colfax Avenue, in Golden, Jefferson County, Colorado. The subject site is rectangular in shape and contains approximately 38.919 acres, or 1,695,291 square feet of land area. Topographically, the site is sloping and above street grade.

      Primary access to the subject site is available from Zeta Street, which bisects Golden Terrace West. According to Flood Insurance Rate Map, Jefferson County, Colorado, Community Panel Number 080087-0255 B, dated August 5, 1986, Golden Terrace West does not lie in the 100-year flood plain.

      The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1969. The subject improvements consist of a 316-site manufactured housing community, with a community center, swimming pool, billiard room, playground and recreational vehicle storage. Of the 316 sites, approximately 263 sites are single-wide and the remaining 53 are double-wide.

      The community center consists of a manager's office, restroom facilities, open-space available for resident use, billiard room and a fully equipped kitchen. The swimming pool is located adjacent to the community center.

      Off-street parking is available for each resident. Site improvements within the park include: paved streets, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

      Golden Terrace West is a functional manufactured housing community with primary ingress and egress along West Colfax Avenue. Overall, the subject community appears to be well maintained and is in good condition. Golden Terrace West is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit

================================================================================


                                       36
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            Property Description
================================================================================

the profile of a Four Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Jefferson County is assessed at
29.0 percent of the Assessor's opinion of market value. The subject property is identified by parcel number 40-101-00-001 and schedule number 084452.

      The total amount of real estate taxes for 1996 payable in 1997 for the subject property amounts to $46,943.88. The total amount of real estate taxes for 1996 payable in 1997 equates to approximately $148.56 per site.

Zoning

      According to the City of Golden zoning officials, the subject property is currently zoned C-1, Commercial, which is a legal but non-conforming use.

================================================================================


                                       37
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Golden Terrace West, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $303.00 to $385.00;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate ranging from $363.00 to $388.00 per site, which is within to slightly above the range of competing parks;

      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $16,447 to $19,917, with corresponding overall rates ranging from 7.99 to 10.87 percent;

      o Operating expenses are within industry standards for a park located in the mountain region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o     The population profile of the subject property is 95 percent adult;

      o The current occupancy rate at the subject property of 98.0 percent is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;


      o In our opinion, based on Woodall's criteria, the subject property is a Four Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Four Star Park, presented in the National Overview section of this report; and,

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Golden Terrace West will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

================================================================================


                                       38
                                                              CUSHMAN &
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                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

================================================================================


                                       39
                                                              CUSHMAN &
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                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

================================================================================


                                       40
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Jody L. Garbisch inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


/s/ Michael J. Schaeffer    /s/ Jody L. Garbisch     /s/ Stanley R. Dennis, Jr.

Michael J. Schaeffer        Jody L. Garbisch         Stanley R. Dennis, Jr., MAI
Director                    Associate Appraiser      Director, Manager

================================================================================


                                       41
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
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                                                     ---------------------------

                                                                         ADDENDA
================================================================================


                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS


================================================================================

================================================================================

                                 POP-FACT SHEETS

================================================================================

Tue Nov 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS  800-866-6510
                                  PREPARED FOR
                               CUSHMAN & WAKEFIELD
GOLDEN TERRACE WEST
GOLDEN, COLORADO                           COORD:    39:43.14         105:12.27
--------------------------------------------------------------------------------
                                                   5.00 MILE         10.00 MILE
DESCRIPTION                                           RADIUS             RADIUS
--------------------------------------------------------------------------------

POPULATION
     2002 PROJECTION                                  92,358            502,837
     1997 ESTIMATE                                    86,042            470,332
     1990 CENSUS                                      75,894            424,250
     1980 CENSUS                                      69,781            391,376
     GROWTH 1980 - 1990                                 8.76%              8.40%

HOUSEHOLDS
     2002 PROJECTION                                  39,741            222,605
     1997 ESTIMATE                                    36,074            198,353
     1990 CENSUS                                      30,639            166,770
     1980 CENSUS                                      24,639            143,371
     GROWTH 1980 - 1990                                24.35%             16.32%

1997 ESTIMATED POPULATION BY RACE                     86,042            470,332
     WHITE                                             94.33%             86.99%
     BLACK                                              0.68%              0.85%
     ASIAN & PACIFIC ISLANDER                           2.41%              2.70%
     OTHER RACES                                        2.58%              9.46%

1997 ESTIMATE POPULATION                              86,042            470,332
     HISPANIC ORIGIN                                    6.15%             16.49%

OCCUPIED UNITS                                        30,639            166,770
     OWNER OCCUPIED                                    65.93%             63.75%
     RENTER OCCUPIED                                   34.07%             36.25%
     1990 AVERAGE PERSON PER HH                         2.42               2.50

1997 ESTIMATE HH BY INCOME                            36,074            198,353
     $150,000 +                                         5.49%              3.40%
     $100,000 TO $149,999                               8.07%              5.81%
     $ 75,000 TO $ 99,999                              11.70%              9.03%
     $ 50,000 TO $ 74,999                              25.52%             22.82%
     $ 35,000 T0 $ 49,999                              17.34%             17.61%
     $ 25,000 TO $ 34,999                              10.80%             12.96%
     $ 15,000 TO $ 24,999                              10.56%             12.90%
     $  5,000 TO $ 14,999                               8.13%             12.20%
     UNDER $ 5,000                                      2.39%              3.26%

1997 EST. AVERAGE HH INCOME                           $67,718           $55,746
1997 EST. MEDIAN HH INCOME                            $50,768           $42,393
1997 EST. PER CAPITA INCOME                           $28,566           $23,238

Tue Nov 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                        (POP 80-02, HH 80-02, INC 80-02)
                BY EQUIFAX NATIONAL DECISION SYSTEMS  800-866-6510
                                  PREPARED FOR
                               CUSHMAN & WAKEFIELD
GOLDEN TERRACE WEST
GOLDEN, COLORADO                           COORD:    39:43.14         105:12.27
--------------------------------------------------------------------------------
                                                   5.00 MILE         10.00 MILE
DESCRIPTION                                           RADIUS             RADIUS
--------------------------------------------------------------------------------

POP_80: TOTAL                                         69,781            391,376
POP_90: TOTAL                                         75,894            424,250
POP_97: TOTAL (EST.)                                  86,042            470,332
POP_02: TOTAL (PROJ.)                                 92,358            502,837
HH_80: TOTAL                                          24,639            143,371
HH_90: TOTAL                                          30,639            166,770
HH_97: TOTAL (EST.)                                   36,074            198,353
HH_02: TOTAL (PROJ.)                                  39,741            222,605
INC_80: PER CAPITA (EST.)                            $10,137             $8,867
INC_90: PER CAPITA                                   $19,200            $15,754
INC_97: PER CAPITA (EST.)                            $28,566            $23,238
INC_02: PER CAPITA (PROJ.)                           $37,890            $30,812
HH_90_BY INCOME_89: MEDIAN                           $38,908            $32,979
HH_97_BY INCOME: MEDIAN                              $50,768            $42,393
HH_02_BY INCOME: MEDIAN                              $60,979            $50,535
HH_80_BY INCOME_79: AVERAGE                          $28,708            $24,204
HH_90_BY INCOME_89: AVERAGE                          $47,270            $39,494
HH_97_BY INCOME: AVERAGE                             $67,718            $55,746
HH_02_BY INCOME: AVERAGE                             $87,171            $70,438

================================================================================

                                LEGAL DESCRIPTION

================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

A TRACT OF LAND BEING THE NORTHEAST ONE-QUARTER OF THE NORTHEAST ONE-QUARTER OF
SECTION 10, TOWNSHIP 4 SOUTH, RANGE 70 WEST OF THE SIXTH PRINCIPAL MERIDIAN, EXCEPT THAT PORTION AS DESCRIBED IN BOOK 2001 AT PAGE 134 AND BOOK 1252 AT PAGE 554 OF THE JEFERSON COUNTY RECORDS, STATE OF COLORADO, BEING ADDITIONALLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHEAST CORNER OF SAID NORTHESAT ONE-QUARTER OF THE NORTHEAST ONE-QUARTER, SAID POINT BEING THE POINT OF BEGINNING;
THENCE SOUTHERLY ALONG THE EAST LINE OF SAID SECTION A DISTANCE OF 1316.95
FEET TO THE SOUTHEAST CORNER OF THE SAID NORTHEAST ONE-QUARTER OF THE NORTHEAST ONE-QUARTER;
THENCE WESTERLY ALONG THE SOUTH LINE OF THE SAID NORTHEAST ONE-QUARTER OF THE NORTHEAST ONE-QUARTER A DISTANCE OF 516.90 FEET TO A POINT ON THE EAST LINE OF A TRACT OF LAND AS DESCRIBED IN BOOK 2001 AT PAGE 134;
THENCE NORTHERLY ALONG SAID EAST LINE A DISTANCE OF 36.69 FEET TO THE NORTH LINE OF A TRACT OF LAND AS DESCRIBED IN BOOK 2001 AT PAGE 134;
THENCE WESTERLY ALONG THE NORTH LINE OF THE TRACT OF LAND AS DESCRIBED IN BOOK 2001 AT PAGE 134 AND ALONG THE NORTH LINE OF A TRACT OF LAND DESCRIBED IN BOOK 1252 AT PAGE 554 A DISTANCE OF 796.81 FEET TO A POINT ON THE WEST LINE OF THE SAID NORTHEAST ONE-QUARTER OF THE NORTHEAST ONE-QUARTER;
THENCE NORTHERLY ALONG SAID WEST LINE A DISTANCE OF 1270.72 FEET TO THE NORTHWEST CORNER OF THE SAID NORTHEAST ONE-QUARTER OF THE NORTHEAST ONE-QUARTER;
THENCE EASTERLY ALONG THE NORTH LINE OF SECTION 10 A DISTANCE OF
1314.09 FEET TO THE POINT OF BEGINNING,
COUNTY OF JEFFERSON,
STATE OF COLORADO.

--------------------------------------------------------------------------------

================================================================================

                          QUALIFICATIONS OF APPRAISERS

================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                JODY L. GARBISCH

Education

Bachelor of Science Degree in Finance, concentration in Real Estate, from the College of Commerce and Business Administration at the University of Illinois, Urbana-Champaign, Illinois, 1997.

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

     Urban Real Estate Valuation
     Urban Economics
     Real Estate Financial Markets
     Real Estate Investments
     Real Estate Law
     Real Estate Fundamentals

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services.

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A        Fundamentals and Principles of Real Estate Appraisal
      Course I-B        Capitalization Theory and Techniques
      Course II-I       Case Studies in Real Estate Valuation
      Course II-2       Valuation Analysis and Report Writing
      Course II-3       Standards of Professional Practice
      Course IV         Litigation/Condemnation Valuation
      Course VI         Investment Analysis
      Course VIII       Residential Case Studies
      Course X          Market Analysis

      Seminar           Feasibility Analysis and Highest and Best Use
      Seminar           Discounted Cash Flow Analysis
      Seminar           Cash Equivalency
      Seminar           Subdivision Analysis
      Seminar           Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

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================================================================================

MARKET STUDY OF REAL PROPERTY

Casa Village
422 South 24th Street West
Billings, Yellowstone County, Montana

================================================================================


As of December 3, 1997



Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
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

              [Letterhead of Cushman & Wakefield of Illinois, Inc.]

December 19, 1997

Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:  Market Study of Real Property
     Casa Village
     422 South 24th Street West
     Billings, Yellowstone County, Montana  59102

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                   -2-                      December 19, 1997

      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Jody L. Carbisch

Jody L. Garbisch
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager

                                                              CUSHMAN &
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                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                      Casa Village

Location:                           422 South 24th Street West
                                    Billings, Yellowstone County, Montana

Assessor's Parcel Number:           Based on information provided by Yellowstone
                                    County Treasurer's Office, the subject
                                    property is identified by tax parcel
                                    identification numbers D00528 and A28495.

Date of Inspection:                 The property was inspected December 3, 1997.

Ownership:                          The subject property is legally entitled to
                                    Rustland Vistas, Inc., an Illinois
                                    corporation.

Land Area:                          Based on the property's legal plat of
                                    survey, the subject property contains
                                    approximately 66.467 acres of land area, or 2,895,291 square feet.

Zoning: Based on information provided by the City of Billings Zoning Department, the subject property is zoned RMH, Residential Manufactured Housing, and is a legal and conforming use.

Improvements
      Type:                         A manufactured housing community.

      Year Built:                   The subject property was originally
                                    developed in approximately 1965.

      Size: The subject property consists of a 491-site manufactured housing community, of which approximately 350 sites are single-wide and 141 sties are double-wide.

      Condition:                    At the time of inspection,  the subject
                                    property was in good condition.

Property Rating:                    Five Star manufactured home community.

Special Assumptions:                1. Information regarding the subject
                                    property, including its physical
                                    characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

                                                              CUSHMAN &
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                                                        Summary of Salient Facts
================================================================================

                                    2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                    3. Our market and consulting report
                                    regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                    4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                    5. Please refer to the complete list of
                                    assumptions and limiting conditions included at the end of this report.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
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                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1
7
INTRODUCTION...................................................................5
  Identification of Property...................................................5
  Property Ownership and Recent History........................................5
  Purpose and Function of the Market Study and Consulting Assignment...........5
  Scope of the Market Study and Consulting Assignment..........................5
  Date of Property Inspection..................................................5
  Definitions and Other Pertinent Terms........................................5

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................10

MARKET ANALYSIS...............................................................15
  National Overview...........................................................15
  Competition.................................................................22
  Comparable Manufactured Housing Community Sales.............................26
  Demographic Trends..........................................................28
  Expense Analysis............................................................29
  Market Supply and Demand....................................................29
  Conclusion..................................................................29

PROPERTY DESCRIPTION..........................................................32
  Site Description............................................................32
  Improvements Description....................................................32

REAL PROPERTY TAXES AND ASSESSMENTS...........................................33

ZONING........................................................................33

CONCLUSION....................................................................34

ASSUMPTIONS AND LIMITING CONDITIONS...........................................35

CERTIFICATION.................................................................37

ADDENDA.......................................................................38
  Pop-Fact Sheets
  Legal Description
  Qualifications of Appraisers

                                                              CUSHMAN &
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                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                 [PHOTO OMITTED]

                     Front Entrance of the Subject Property


                                 [PHOTO OMITTED]

                          Exterior of Management Office

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                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                    Exterior of Community Center and Car Wash


                                 [PHOTO OMITTED]

                  Exterior of Pool Area and Indoor Spa Building

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                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park


                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

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                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

             Street Scene Facing North Along South 24th Street West


                                 [PHOTO OMITTED]

             Street Scene Facing South Along South 24th Street West

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                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 491-site manufactured housing community, situated on approximately 66.467 acres of land area. Casa Village is located at the southwest corner of South 24th Street West and Monad Road, in the City of Billings, Yellowstone County, Montana. The property's street address is 422 South 24th Street West. The property was constructed in 1965, and was 96.0 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Rustland Vistas, Inc., an Illinois corporation, and was originally developed in 1965.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

     The property was inspected December 3, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

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                                                                    Introduction
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      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located at the southwest corner of South 24th Street West and Monad Road, approximately one mile north of Interstate 90, in the City of Billings, Yellowstone County, Montana. The street address of the subject property is 422 South 24th Street West, Billings, Montana. The property is identified by tax parcel identification numbers D00528 and A28495, according to the Yellowstone Treasurer's Office. The subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

================================================================================


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                                  LOCATION MAP


                                  [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

      The market value of real property is influenced by the economic, political, physical and social characteristics of the overall economic region of which it is part. Following is an overview of the Billings region focusing on some of its more important characteristics.

City of Billings

      Billings is situated in the south central part of Montana. Located along the Yellowstone River, Billings is the largest city in Montana and serves as the county seat of Yellowstone County. Billings is 224 miles southeast of Helena (the state capital); 340 miles southeast of Missoula; 130 miles north of Yellowstone National Park; 540 miles southeast of Spokane, Washington and 131 miles northwest of Sheridan, Wyoming.

      Billings serves as the major trade center for eastern Montana and northern Wyoming. Further, due to the fact that Billings is the largest community in Montana, as well as the largest city within an adjoining trade area comprising the states of Wyoming, North Dakota and South Dakota, has enabled Billings to capture a segment of the service and wholesale sectors within these latter areas. The city's location along Interstate 90 (I-90), the major transportation route through Montana, has further helped to maintain the city's dominance in trade and services for the area.

Population

      Billings is the largest city in Montana and, along with Yellowstone County, are the most populous areas of Montana. Population growth for the area over the last two decades has been positive, as shown in the following summary.

================================================================================
                           BILLINGS/YELLOWSTONE COUNTY
                           POPULATION TRENDS 1970-1996
================================================================================
                                                                     % Change
                    1970       1980         1990         1996*     1990 to 1996
--------------------------------------------------------------------------------
Yellowstone County  87,367   108,035       113,419      126,000       11.1%

City of Billings    61,581    66,798        81,151       87,200        7.5%
================================================================================
* Estimates provided by University of Montana
Source:  Billings Chamber of Commerce
================================================================================

      Population growth in Yellowstone County between 1970 and 1980 averaged
2.37 percent on an annual basis, between 1980 and 1990 represented a much slower pattern of 0.50 percent per year, while the period between 1990 and 1996 has increased to 1.9 percent per year. The City of Billings has witnessed a net population increase of 25,619 since 1970, with 6,049 new residents between 1990 and 1994. Comparatively, this indicates an annual population growth for the city of 1.6 percent per year between 1970 and 1996, with a growth of 1.3 percent per

================================================================================


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                                                               Regional Analysis
================================================================================

year between 1990 and 1996. It must be noted, however, that there was considerable annexation by the city over this period which somewhat skews the actual net growth.

      From a historic standpoint, population growth within Yellowstone County has reflected an average annual growth of approximately 2.2 percent since 1950. Projected growth for the city and area over the next decade is projected to be approximately 1.5 percent per year.

      The positive growth, which Billings has experienced, has resulted in an expansion of the commercial and retail/service sectors within the city. The downtown area has experienced a strong increase in office space, while maintaining a strong retail presence catering to downtown employees as well as residents of the Billings trade area. Office development has also spread into the periphery areas of the city, namely the Billings Heights area in the northeast and western aspects of the city. Retail development has occurred throughout the Heights area and the west end, which includes the Rimrock Mall, the area's largest shopping center. Lodging developments have also expanded from the downtown to locations throughout the city. The 1990's saw the entry of regional and national retailers such as Costco, Wal-Mart, Toys-R-Us, Shopko, Future Shops, Office Max, etc.

Economy

      The growth in population and employment in Billings and Yellowstone County have been a result of the expansion and diversification of the economic base. The major components of the local and surrounding economy include trade, agriculture, energy and tourism. Due to its location and size, Billings serves as the primary trade and service center for a multi-county population of nearly 250,000 due to its predominance of retail and wholesale facilities, cultural, entertainment and educational resources. Billings is the primary headquarters for the companies involved in the vast oil, gas and coal resources prevalent within the central and eastern aspects of the state. Last, Billings' location along l-90 provides the area with good economic benefits of the tourist draws of central and western Montana which include Yellowstone National Park, Custer Battlefield National Monument, as well as Glacier National Park.

      The chart on the following tabulates historical, current and projected labor trends in Yellowstone County, as provided by the Bureau of Business Economics at the University of Montana.

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                                                               Regional Analysis
================================================================================

================================================================================
                           Labor Statistics and Trends
                           Yellowstone County, Montana
================================================================================
                                Number of Jobs                Change in Number
                      --- Actual ---   --- Projected ---      --- of Jobs ---
  Sector                 1980    1990    2000      2010    1980-1990   1990-2010
--------------------------------------------------------------------------------
Non Farm               59,600  67,700  87,000    99,400      8,100      31,700
Agriculture               400     600     900     1,100        200         500
Mining                    800     800     800       900          0         100
Construction            3,500   2,700   4,600     5,200       (800)      2,500
Manufacturing           4,500   3,500   3,600     3,600     (1,000)        100
Transportation          4,900   4,700   5,400     6,000       (200)      1,300
Wholesale Trade         5,800   5,800   7,400     8,200          0       2,400
Retail Trade           12,300  14,000  17,600    19,800      1,700       5,800
FIRE                    4,900   5,500   6,300     7,900        600       1,500
Services               14,600  21,300  30,400    36,800      6,700      15,500
Government              7,900   8,800  10,000    10,800        900       2,000
  Federal (civilian)    1,600   1,800   2,000     2,000        200         200
  Federal (military)      700     900     800       800        200        (100)
  State & Local         5,600   6,100   7,200     8,000      1,900       1,900
================================================================================
Source: Bureau of Business Economics, University of Montana
================================================================================

      As seen, most sectors of the area's economy are expected to increase over the short-to-mid term. The only areas with projected decreases are in the military sector. Similar to most economies today, the greatest number of new jobs is expected to be in the services and retail trade sectors. Good examples of this are the previously mentioned entry of numerous national retailers into the market.

Major Employers

      The major employers in Billings are summarized in the following table. This information was provided by the Billings Chamber of Commerce and is the most recent data available.

          ===========================================================
                          BILLINGS LARGEST EMPLOYERS
          EMPLOYER                              EMPLOYEES
          -----------------------------------------------------------
          Deaconess Medical Center                1,350
          St. Vincent Hospital                    1,375
          Interstate Brands Corporation             400
          Cenex Refinery                            382
          U.S. West Communications                  330
          Exxon Refinery                            240
          Billings Gazette                          207
          Roscoe Steel                              130
          Western Sugar                             110
          ===========================================================

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                                                               Regional Analysis
================================================================================

      The major employers in Billings consist of the two major medical facilities in the city, Deaconess Medical Center and St. Vincent Hospital. Combined, these two facilities employ nearly twice the people as the remaining employers.

      Employment figures for the Billings area has showed a relative increase since 1988, while indicating a general decrease in the unemployment rate over this same period from a high of 6.2 percent in 1988 to a rate of approximately
4.6 percent in January, 1996. A further sign of a stabilizing economy is mirrored by the unemployment rate for the years 1985 through 1987 which was 7.3 percent, 7.7 percent and 7.3 percent, respectively.

Transportation

      Billings is well served by all transportation services, including air, truck, bus, and rail services. Billings is served from the south, east and west by the interstate highway system, with Interstates 90 and 94 joining at Billings. I-94 is the direct route to the Midwest, while I-90 serves the Pacific Northwest, northern and central Rocky Mountains to the west and south. Federal Highway 87,310 and 212 and State Highway 3 connect Billings with other communities in Montana and Wyoming.

     Billings' Logan International Airport is located two miles northwest of downtown Billings and the airlines serving Billings include Continental, Delta, Northwest, United, Horizon, Big Sky and SkyWest. Billings is served by a local transit system (MET) which serves all points throughout the city. Numerous local, regional, and national companies provide trucking service, while rail service is provided by Burlington Northern.

Public/Community Services

      The City of Billings is governed by a Mayor/City Council form of government and provides full-time police and fire services. Yellowstone County operates under a Board of County Commissioners form of government and provides a full-time sheriff's department and a rural fire district.

Education/Recreation

      The City of Billings is well served by the public school system with this including 25 elementary schools, four junior (middle) schools, and four high schools. There are also five private schools within Billings with these all being church sponsored. Higher education in Billings is available at three colleges; Eastern Montana College (public), Rocky Mountain College (private), and Yellowstone Baptist College (private). In addition, there are also three post-secondary or vocational schools located in the city.

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                                                               Regional Analysis
================================================================================

      The city also provides numerous recreational areas and activities for the residents. These include 40 parks within the city, eight golf courses, eight public swimming pools, minor-league baseball, five museums, etc. Surrounding recreation opportunities includes fishing, hunting, skiing and water sports. MetraPark, Billings' 12,000 seat multi-purpose arena and civic center, is located near the Heights area in northeast Billings. Shopping areas are well interspersed throughout the city and range from the strong retail presence within the downtown to the Rimrock Mall, JC Penney, Montgomery Ward and Hennessy's within the west aspect of the city.

Summary

      The City of Billings and the surrounding county have continued to grow in terms of population and employment over the last several decades. The Billings area serves as the primary hub for all commerce within central and eastern Montana, as well as northern Wyoming and the Dakota's. The area's diversified economy has been a stabilizing force in the growth of the area and has brought about increased in-migration to the area. Future growth, however, is expected to occur at a slower, moderate level.

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                                NEIGHBORHOOD MAP


                                 [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

Location

      The subject property is located at the southwest corner of South 24th Street West and Monad Road in the west end of Billings, approximately three miles west of downtown Billings. The subject's neighborhood is bounded by Grand Avenue to the north, South 16th Street West to the east, Interstate 90 to the south and Shiloh Road to the west.

Access

      Access to the subject site is from South 24th Street West and Monad Road, approximately one mile north of Interstate 90. The subject property has approximately 435 feet of frontage along South 24th Street West and 2,213 feet of frontage along Monad Road. The primary access routes in the neighborhood consist of South 24th Street West and Interstate 90. South 24th Street West is a highly traveled, north/south retail corridor.

Neighborhood Characteristics

      The subject neighborhood is located in a developing area, with retail and residential developments occurring around the subject property. Single-family and multi-family residential developments are located primarily to the west of the subject. Retail developments are primarily located along South 24th Street West. Rimrock Mall is a regional mall located to the north of the subject site, along with big box, community and neighborhood shopping centers. Retail developments to the south of the subject include additional retail developments and automobile dealerships. Some of the "Big Box" retailers in the neighborhood include: Wal-Mart, K-Mart, Barnes & Noble, Toys "R" Us, Office Max, Eagle Hardware and Garden and ShopKo. Several gas stations and restaurants scatter the neighborhood.

Planned Improvements/Demolition

      We are not aware of any manufactured housing communities expected to be developed in the near future in the subject neighborhood that might compete with the subject. Similarly, we are not aware of any known planned demolitions for the neighborhood.

Conclusion

      In summary, the subject property is situated in an area well suited for manufactured housing development, which benefits from the growing area, along with the accessibility and visibility along South 24th Street West, and accessibility to Interstate 90. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, with unemployment steadily decreasing and population anticipated to increase.

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                                                                 MARKET ANALYSIS
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National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=========================================================================================
1997             Firm Name                State      No. of Sites      No. of Communities
Rank                                                 Owned/Managed       Owned/Managed
-----------------------------------------------------------------------------------------
 1      Sun Communities                  Michigan      30,295/0               84/0
-----------------------------------------------------------------------------------------
 2      ROC Communities                  Colorado    22,441/7,167            77/36
-----------------------------------------------------------------------------------------
 3      Manufactured Home Communities    Illinois     27,349/838              69/3
-----------------------------------------------------------------------------------------
 4      Ellenburg Capital                 Florida      25,173/0               63/0
-----------------------------------------------------------------------------------------
 5      Lautrec Ltd.                     Michigan      22,652/0               58/0
-----------------------------------------------------------------------------------------
 6      Chateau Properties               Michigan      20,003/0               47/0
-----------------------------------------------------------------------------------------
 7      Clayton Homes                    Tennessee     18,000/0               66/0
-----------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood  California     16,946/0               44/0
-----------------------------------------------------------------------------------------
 9      UNIPROP                          Michigan      14,931/0               40/0
-----------------------------------------------------------------------------------------
 10     The Bloch Organization           Michigan      14,379/0               37/0
=========================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

     The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and

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

                                                                 Market Analysis
================================================================================

attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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

                                                                 Market Analysis
================================================================================

      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

=============================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
Year      ROC        MHC      Chateau     Sun     United      Total      Annual
                                                                         Growth
--------------------------------------------------------------------------------
1996     29,608     28,187    20,003     30,295    5,234     113,327      17.0%
--------------------------------------------------------------------------------
1995     27,910     26,237    19,594     18,000    4,850      96,591       9.0%
--------------------------------------------------------------------------------
1994     26,231     28,407    15,689     13,500    4,623      88,450      37.8%
--------------------------------------------------------------------------------
1993     20,142     14,700    15,261      9,036    5,050      64,189      17.8%
--------------------------------------------------------------------------------
1992     18,745     12,873    10,032      7,600    5,200      54,450       N/A
--------------------------------------------------------------------------------
1991      9,030     13,079     9,759       N/R      N/R         N/A        N/A
--------------------------------------------------------------------------------
N/R = No report                  N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                                                 Market Analysis
================================================================================

      The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

==========================================================================================
                                    REIT MARKET UPDATE
------------------------------------------------------------------------------------------
Company           Price       Current       52 Week       52 Week     Annual   12 Mth Tot
Symbol          (9/19/97)      Yield          High          Low      Dividend      Rtn
------------------------------------------------------------------------------------------
CPJ              $29.688        5.8%        $31.125       $22.250       1.72       26.6%
------------------------------------------------------------------------------------------
MHC              $25.625        5.2%        $26.428       $18.875       1.32       30.7%
------------------------------------------------------------------------------------------
SUI              $37.428        5.0%        $ 38.00       $27.750       1.88       31.8%
------------------------------------------------------------------------------------------
UMH              $11.625        6.0%        $13.625       $10.875       0.70       -1.7%
------------------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
==========================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

     Consistent returns in manufactured housing community investments have been the

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                                                                 Market Analysis
================================================================================

mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks. These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

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                                                                 Market Analysis
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      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;
      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.

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                                                                 Market Analysis
================================================================================

      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

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                                                                 Market Analysis
================================================================================

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

Competition

      We have surveyed six manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 1,692 sites. The combined occupancy rate of the six manufactured housing communities, including the subject property, is approximately 99.0 percent. Excluding the subject property in our survey, the combined occupancy rate is also approximately 99.0 percent, based on 1,201 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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
================================================================================================================
                             SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
----------------------------------------------------------------------------------------------------------------
                                                       Age
                               Number                ---------
                              Of Sites               Condition                                       3-Year
                              --------               ---------             Services    Date Of      Average
 Comp.          Name         Occupancy                 Park      Monthly   Provided  Last Rental  Annual Rental
  No.         Location         Level      Amenities  Rating(1)    Rent      in Rent    Increase     Increase
----------------------------------------------------------------------------------------------------------------
  R-1    Windsor                213       Clubhouse    1969    $245.00/Mo.   Water   December, 1996  $12.00/Mo.
         900 Lake Elmo Road     ---       Pool/Spa     ----                  Sewer
         Billings, Montana      98%      Shuffleboard  Good                  Refuse
                                           Laundry     ----
                                           Storage       5
----------------------------------------------------------------------------------------------------------------
  R-2    Shiloh                 285      Clubhouse     1976    $165.00/Mo.   Water   December, 1996  $20.00/Mo.
         3819 Swallow Lane      ---     Shuffleboard   ----        To        Sewer
         Billings, Montana      99%       Storage      Good    $185.00/Mo.   Refuse
                                                       ----
                                                         4*
----------------------------------------------------------------------------------------------------------------
  R-3    Golden Meadows         422      Clubhouse     1979    $165.00/Mo.   Water   November, 1994     N/A
         3200 King Avenue West  ---     Shuffleboard   ----                  Sewer
         Billings, Montana      100%     Playground    Good                  Refuse
                                         Basketball    ----
                                          Laundry        4*
                                          Storage
----------------------------------------------------------------------------------------------------------------
  R-4    Willow Bend            99      Playground     1979    $160.00/Mo.   Water   November, 1994    N/A
         1100 S. 32nd           ---       Storage      ----                  Sewer
         Street West            100%                   Good                  Refuse
         Billings, Montana                             ----
                                                         3*
----------------------------------------------------------------------------------------------------------------
  R-5    Alder Ridge            182      Playground    1982    $149.00/Mo.   None    February, 1997  $15.00/Mo.
         1091 Milwaukee         ---                    ----        To
         Road                   99%                    Good    $190.00/Mo.
         Laurel, Montana                               ----
                                                        3*
----------------------------------------------------------------------------------------------------------------
Subject  Casa Village           491      Clubhouse     1965    $242.00/Mo.   Water   January, 1997   $9.00/Mo.
         422 S. 24th            ---      Pool/Spa      ----                  Sewer
         Street West            96%       Car Wash     Good                  Refuse
         Billings, Montana                Billiard     ----
                                            Room         5*
                                          Exercise
                                            Room
                                         Playground
                                           Tennis
                                            Court
                                         Basketball
                                           Laundry
                                           Storage
----------------------------------------------------------------------------------------------------------------
(1)   Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
================================================================================================================

                       COMPETING MANUFACTURED HOUSING MAP


                                 [MAP OMITTED]
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $149.00 to $245.00 per site, on a monthly basis. The subject property is currently quoting a monthly rental rate within the upper market range, or at $242.00 per site. The last rental rate increase at the subject property was as of January, 1997, of $9.00 per month.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Windsor, is located at 900 Lake Elmo Road, in Billings, Montana. This comparable property is a family residential community containing 213 sites, and is approximately 98.0 percent occupied. Windsor was developed in 1969, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $12.00 per month. Monthly rental rates are at $245.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, spa, shuffleboard, laundry facility and recreational vehicle storage.

      Comparable R-2, Shiloh, is located at 3819 Swallow Lane, in Billings, Montana. This comparable property is a family residential community containing 285 sites, and is approximately 99.0 percent occupied. Shiloh was developed in 1976, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $20.00 per month. Monthly rental rates range from $165.00 to $185.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, shuffleboard and recreational vehicle storage.

      Comparable R-3, Golden Meadows, is located at 3200 King Avenue West, in Billings, Montana. This comparable property is a family residential community containing 422 sites, and is 100.0 percent occupied. Golden Meadows was developed in 1979, and is in overall good condition. The annual rental rate has not increased for over three years. Monthly rental rates are at $165.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, shuffleboard, playground, basketball court, laundry facility and recreational vehicle storage.

      Comparable R-4, Willow Bend, is located adjacent to Golden Meadow at 1100
      S. 32nd Street West, in Billings, Montana. This comparable property is a family residential community containing 99 sites, and is 100.0 percent occupied. Willow Bend was developed in 1979, and is in overall good condition. The annual rental rate has not increased for over three years. Monthly rental rates are at $160.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a playground and recreational vehicle storage.

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                                                                 Market Analysis
================================================================================

      Comparable R-5, Alder Ridge, is located at 1091 Milwaukee Road, in Laurel, Montana. This comparable property is a family residential community containing 182 sites, and is approximately 99.0 percent occupied. Alder Ridge was developed in 1982, and is in overall good condition. Over the last three years, the annual rental rate has increased approximately $15.00 per month. Monthly rental rates range from $149.00 to $190.00, with no service included in monthly rental payment. Amenities include playground.

      In our opinion, and based on conversations with the on-site manager, property R-1 competes most favorably with the subject property, with monthly rental rates at $245.00 per site. The subject property is currently quoting monthly rental rates at $242.00 per site, which is slightly below the rental rate of our more comparable competing property. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed four recent sales of manufactured housing communities located in the West and Northwestern region. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Cottonwood Village, is located at 11990 S. Boulder Road, in Layfayette, Colorado. This property contains 241 sites, situated on 19.36 acres of land area. Cottonwood Village was developed in 1972, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool, recreation room, playground and laundry facility. The property was 100.0 percent occupied at the time of sale. The property was purchased for $4,800,000, which equates to $19,917 per site.

      Comparable Sale I-2, Elmwood, is located at 1400 South Elm Street, in Canby, Oregon. This property contains 112 sites, situated on 17.0 acres of land area. Elmwood was developed in 1985, and is in overall good condition at the time of sale. Amenities include a clubhouse, playground and picnic area. The property was 99.0 percent occupied at the time of sale. The property was purchased for $2,700,000, which equates to $24,107 per site.

      Comparable Sale I-3, West Meadows, is located at 120 W. Driftwood Road, in Boise, Idaho. This property contains 175 sites, situated on 29.42 acres of land area. West Meadows was developed in 1977, and is in overall good condition at the time of sale. Amenities include a clubhouse and recreational vehicle storage. The property was 98.0 percent occupied at the time of sale. The property was

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
================================================================================================================
                                    SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
----------------------------------------------------------------------------------------------------------------
                                                                                                    $EGI/Site
                                                                     Sales Price                    ---------
                                                                      Per Site                     $Expense/Site
                                Sales Date    Land Area  Density     ----------             EGIM   -------------
Comp.         Name              -----------   ---------  ---------   Occupancy              ----   Expense Ratio
 No.        Location            Sales Price   No. Sites  Condition    At Sale    $NOI/Site   OAR    % Of EGI
----------------------------------------------------------------------------------------------------------------
I-1      Cottonwood Village        9/95         19.36     12.45      $19,917       $1,591   6.45x    $3,089
         11990 S. Boulder Road  ----------      -----     -----      -------                -----    ------
         Lafayette, Colorado    $4,800,000       241       Good        100%                 7.99%    $1,498
                                                                                                     ------
                                                                                                     48.50%


----------------------------------------------------------------------------------------------------------------
I-2      Elmwood                   8/94         17.0      6.59       $24,107       $2,009   6.14x    $3,929
         1400 South Elm Street  ----------      ----      ----       -------                -----    -----
         Canby, Oregon          $2,700,000      112       Good         99%                  8.33%    $1,920
                                                                                                     -----
                                                                                                     48.87%

----------------------------------------------------------------------------------------------------------------
I-3      West Meadows              9/91         29.42    5.95        $16,000       $1,209   9.04x    $1,770
         120 W. Driftwood Road  ----------      -----    ----        -------                -----    ------
         Boise, Idaho           $2,800,000       175     Good          98%                  7.56%      $561
                                                                                                      -----
                                                                                                      31.70%
----------------------------------------------------------------------------------------------------------------
I-4      Linden Mobile Park        9/91         12.28    8.22        $12,624       $1,210   6.13x    $2,059
         1276 Fleetwood         ----------      -----    ----        -------                -----    ------
         Boise, Idaho           $1,275,000       101     Average       100%                 9.59%      $849
                                                             -----                                   ------
                                                                                                      41.23%
----------------------------------------------------------------------------------------------------------------
Subject  Casa Village              - - -      66.467     7.39        - - -         $1,861   N/A      $2,926
         422 S. 24th Street W.                ------     ----                                        ------
         Billings, CO                           491      Good         96%                            $1,065
                                                                                                     ------
                                                                                                     36.40%







----------------------------------------------------------------------------------------------------------------
(1) Sale I-1 and I-2 were purchased as a combined transaction.
================================================================================================================

=================================================================
         SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-----------------------------------------------------------------




Comp.         Name               Comparability
 No.        Location             to the Subject     Comments
-------------------------------------------------------------------
I-1      Cottonwood Village        Similar      Developed in 1972;
         11990 S. Boulder Road                  Good condition;
         Lafayette, Colorado                    Amenities include a
                                                clubhouse, pool,
                                                recreation room,
                                                playground and
                                                laundry facility.
-------------------------------------------------------------------
I-2      Elmwood                   Inferior     Developed in 1985;
         1400 South Elm Street                  Good condition;
         Canby, Oregon                          Amenities include a
                                                   clubhouse,
                                                  playground and
                                                   picnic area.
-------------------------------------------------------------------
I-3      West Meadows              Inferior     Developed in 1977;
         120 W. Driftwood Road                   Good condition;
         Boise, Idaho                           Amenities include a
                                                 clubhouse and RV
                                                      storage.
-------------------------------------------------------------------
I-4      Linden Mobile Park        Inferior     Developed in 1970;
         1276 Fleetwood                         Average condition;
         Boise, Idaho                           Amenities include a
                                                   clubhouse.

-------------------------------------------------------------------
Subject  Casa Village              Subject      Developed in 1965;
         422 S. 24th Street W.     Property      Good condition;
         Billings, CO                           Amenities include a
                                                 clubhouse, pool,
                                                 spa, car wash,
                                                 billiard room,
                                                 exercise room,
                                                playground, tennis
                                                 court, basketball
                                                  court, laundry
                                                  facility and RV
                                                     storage.
-------------------------------------------------------------------

===================================================================

                                                                 Market Analysis
================================================================================

      purchased for $2,800,000, which equates to $16,000 per site.

      Comparable Sale I-4, Linden Mobile Park, is located at 1276 Fleetwood, in Boise, Idaho. This property contains 101 sites, situated on 12.28 acres of land area. Linden Mobile Park was developed in 1970, and is in overall average condition at the time of sale. Amenities include a clubhouse. The property was 100.0 percent occupied at the time of sale. The property was purchased for $1,275,000, which equates to $12,624 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 77,043 and 112,026, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 80,225 and 120,367, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 33,502 and 46,227, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 36,028 and 51,169, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $48,039 and $47,720, respectively, and are expected to increase to $62,612 and $60,699, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $32,553 and $33,927, respectively, and are expected to increase to $39,331 and $40,401, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997, are $20,823 and $19,590, respectively, and are expected to increase to $27,850 and $25,622, respectively, by the year 2002.

================================================================================


                                       28
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS. For additional demographic information, please refer to the NDS summary report in the Addenda of this report.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 31.70 to 48.87 percent of effective gross income levels, and $561 to $1,920 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 36.40 percent of effective gross income and $1,065 on a per site basis. Operating expenses appear to be within the range of comparable properties on a percentage of effective gross income and on a per site basis.

Market Supply and Demand

      There are a total of five competing manufactured housing communities located within the subject's market, which total 1201 sites, with a corresponding average occupancy rate of 99.0 percent. No specific absorption statistics were available. The subject property, based on conversations with management, has historically had occupancy rates consistent with competing parks, and is currently 96.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and has similar occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $149.00 to $245.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate within the upper range of competing parks, or at $242.00 per site.

================================================================================


                                       29
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $12,624 to $24,107 per site, with corresponding overall rates ranging from 7.56 to 9.59 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

================================================================================


                                       30
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                   SITE PLAN


                              [FLOOR PLAN OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located at the southwest corner of South 24th Street West and Monad Road, in Billings, Yellowstone County, Montana. The subject site is irregular in shape and contains approximately 66.467 acres, or 2,895,291 square feet of land area. topographically, the site is generally level and at street grade.

      Primary access to the subject site is available from South 24th Street West and Monad Road. According to Flood Insurance Rate Map, Community Panel Number 300085-0015C, effective date January 2, 1981, Casa Village is located in Zone C, which does not lie in the 500-year flood plain.

      The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1965. The subject improvements consist of a 491-site manufactured housing community, with a management office, community center, swimming pool, spa, billiard room, exercise room, car wash/garage area, playground, tennis court, basketball court, laundry facility and recreational vehicle storage. Of the 491 sites, approximately 350 sites are single-wide and 141 sites are double-wide.

      The management office is located at the main entrance of the property along South 24th Street, with a laundry facility adjacent to the office building. The community center is located in the central portion of the park, and consists of restroom facilities, open-space available for resident use, fully equipped kitchen, billiard room, exercise room and car wash/garage. The playground, basketball court, tennis court, swimming pool and indoor spa are located to the east of the community center.

      Off-street parking is available for each resident. Site improvements within the park include: paved streets, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

================================================================================


                                       32
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            Property Description
================================================================================

      Casa Village is a functional manufactured housing community with primary ingress and egress along South 24th Street West. Overall, the subject community appears to be well maintained and is in good condition. Casa Village is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Five Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      The subject property is identified by tax parcel identification numbers D00528 and A28495. The total amount of real estate taxes for 1996 payable in 1997 for the subject property amounts to $168,121.24. The total amount of real estate taxes for 1996 payable in 1997 equates to approximately $342.41 per site.

Zoning

      According to the City of Billings zoning officials, the subject property is currently zoned RMH, Residential Manufactured Housing, and is a legal and conforming use.

================================================================================


                                       33
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Green Acres, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $290.00 to $395.00;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) monthly rental rates ranging from $361.00 to $382.00 per site, which is within the range of competing parks, and appears to be market-oriented;

      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $16,552 to $28,155, with corresponding overall rates ranging from 8.00 to 11.34 percent;

      o Operating expenses are within industry standards for a park located in the eastern region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o The population profile of the subject property is approximately 45.0 percent families, and 55.0 percent retired adults.

      o The current occupancy rate at the subject property of 99.3 percent is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Four Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Four Star Park, presented in the National Overview section of this report; and,

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Green Acres will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

================================================================================


                                       34
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

================================================================================


                                       35
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

================================================================================


                                       36
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Jody L. Garbisch inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


   /s/ Michael J. Schaeffer  /s/ Jody L. Garbisch    /s/ Stanley R. Dennis, Jr.

   Michael J. Schaeffer      Jody L. Garbisch        Stanley R. Dennis, Jr., MAI
   Director                  Associate Appraiser     Director, Manager

================================================================================


                                       37
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================

                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================


                                 POP-FACT SHEETS


================================================================================

Tue Nov 25, 1997                                                         Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

CASA VILLAGE
BILLINGS, MT                                        COORD:   45:45.72 108:34.55
--------------------------------------------------------------------------------
                                                      5.00 MILE    10.00 MILE
DESCRIPTION                                              RADIUS        RADIUS
--------------------------------------------------------------------------------

POPULATION
    2002 PROJECTION                                      80,225       120,367
    1997 ESTIMATE                                        77,043       112,026
    1990 CENSUS                                          71,487        97,787
    1980 CENSUS                                          71,118        92,194
    GROWTH 1980 - 1990                                     0.52%         6.07%

HOUSEHOLDS
    2002 PROJECTION                                      36,028        51,169
    1997 ESTIMATE                                        33,502        46,227
    1990 CENSUS                                          29,652        38,965
    1980 CENSUS                                          27,668        34,579
    GROWTH 1980 - 1990                                     7.17%        12.68%

1997 ESTIMATED POPULATION BY RACE                        77,043       112,026
    WHITE                                                 94.45%        94.96%
    BLACK                                                  0.60%         0.49%
    ASIAN & PACIFIC ISLANDER                               0.65%         0.63%
    OTHER RACES                                            4.30%         3.91%

1997 ESTIMATED POPULATION                                77,043       112,026
    HISPANIC ORIGIN                                        2.99%         2.65%

OCCUPIED UNITS                                           29,652        38,965
    OWNER OCCUPIED                                        61.53%        64.14%
    RENTER OCCUPIED                                       38.47%        35.86%
    1990 AVERAGE PERSON PER HH                             2.35          2.46

1997 ESTIMATED HH BY INCOME                              33,502        46,227
   $150,000 +                                              3.55%         3.11%
   $100,000 TO $149,999                                    3.80%         3.83%
   $ 75,000 TO $ 99,999                                    4.90%         4.95%
   $ 50,000 TO $ 74,999                                   16.71%        18.01%
   $ 35,000 TO $ 49,999                                   17.44%        18.52%
   $ 25,000 TO $ 34,999                                   14.70%        14.71%
   $ 15,000 TO $ 24,999                                   16.78%        16.02%
   $  5,000 TO $ 14,999                                   17.17%        16.39%
   UNDER $5,000                                            4.95%         4.46%

1997 EST. AVERAGE HH INCOME                             $48,039       $47,720
1997 EST. MEDIAN HH INCOME                              $32,553       $33,927
1997 EST. PER CAPITA INCOME                             $20,823       $19,590

Tue Nov 25, 1997                                                         Page 1

                              CUSTOM SUMMARY REPORT
                        (POP 80-02, NH 80-02, INC 80-02)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

CASA VILLAGE
BILLINGS, MT                                         COORD:   45:45.72 108:34.55
--------------------------------------------------------------------------------
                                                      5.00 MILE    10.00 MILE
DESCRIPTION                                              RADIUS        RADIUS
--------------------------------------------------------------------------------

POP_80: TOTAL                                            71,118        92,194
POP_90: TOTAL                                            71,487        97,787
POP_97: TOTAL (EST.)                                     77,043       112,026
POP_02: TOTAL (PROJ.)                                    80,225       120,367
NH_80: TOTAL                                             27,668        34,579
HH_90: TOTAL                                             29,652        38,965
HH_97: TOTAL (EST.)                                      33,502        46,227
HH_02: TOTAL (PROJ}                                      36,028        51,169
INC_80: PER CAPITA (EST.)                                $8,097        $7,872
INC 90: PER CAPITA                                      $12,916       $12,654
INC_97: PER CAPITA (EST                                 $20,823       $19,590
INC_02: PER CAPITA (PROJ)                               $27,850       $25,622
HH_90_BY INCOME_89: MEDIAN                              $24,793       $26,267
HH_97_BY INCOME: MEDIAN                                 $32,553       $33,927
HH_02_BY INCOME: MEDIAN                                 $39,331       $40,401
HH_80_BY INCOME_79: AVERAGE                             $20,812       $20,989
HH_90_BY INCOME_89: AVERAGE                             $30,857       $31,495
HH_97_BY INCOME: AVERAGE                                $48,039       $47,720
HH_02_BY INCOME: AVERAGE                                $62,612       $60,699

================================================================================


                                LEGAL DESCRIPTION


================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

That part of South half of Section 12, Township 1 South, Range 25 East, of the Principal Montana Meridian, in the City of Billings, Yellowstone County, Montana, described as Certificate of Survey No. 288 on file in the office of the Clerk and Recorder of said County, under Document No. 460485;

and

That part of North half Southeast quarter of Section 12, Township 1 South, Range 25 East, of the Principal Montana Meridian, in Yellowstone County, Montana, described as Tract 2 of Certificate of Survey No. 1163 on file in the office of the Clerk and Recorder of said County, under Document No. 863225.

--------------------------------------------------------------------------------

================================================================================


                          QUALIFICATIONS OF APPRAISERS


================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                JODY L. GARBISCH

Education

Bachelor of Science Degree in Finance, concentration in Real Estate, from the College of Commerce and Business Administration at the University of Illinois, Urbana-Champaign, Illinois, 1997.

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

     Urban Real Estate Valuation
     Urban Economics
     Real Estate Financial Markets
     Real Estate Investments
     Real Estate Law
     Real Estate Fundamentals

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services.

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

           Real Estate Appraisal Principles 1A-1 Basic Valuation Procedures 1A-2 Standards of Professional Practice Capitalization Theory and Techniques 1BA Capitalization Theory and Techniques IBB Advanced Applications 550 Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A        Fundamentals and Principles of Real Estate Appraisal
      Course I-B        Capitalization Theory and Techniques
      Course II-I       Case Studies in Real Estate Valuation
      Course II-2       Valuation Analysis and Report Writing
      Course II-3       Standards of Professional Practice
      Course IV         Litigation/Condemnation Valuation
      Course VI         Investment Analysis
      Course VIII       Residential Case Studies
      Course X          Market Analysis

      Seminar           Feasibility Analysis and Highest and Best Use
      Seminar           Discounted Cash Flow Analysis
      Seminar           Cash Equivalency
      Seminar           Subdivision Analysis
      Seminar           Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================

MARKET STUDY OF REAL PROPERTY

Central Park
205 West Bell Road
Phoenix, Maricopa County, Arizona

================================================================================


As of December 1, 1997



Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
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

              [Letterhead of Cushman & Wakefield of Illinois, Inc.]

December 11, 1997


Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:  Market Study of Real Property
     Central Park
     205 West Bell Road
     Phoenix, Maricopa County, Arizona 49201

Dear Mr. Welch:

     In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

     As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

     This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

     The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                 - 2 -                 December 11, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Jody L. Garbisch

Jody L. Garbisch
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager

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                                                        SUMMARY OF SALIENT FACTS
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Property Name:                      Central Park

Location:                           205 West Bell Road
                                    Phoenix, Maricopa County, Arizona

Assessor's Parcel Number:           Based on information provided by Maricopa
                                    County Treasurer's Office, the subject
                                    property is identified by Assessor's Parcel
                                    Numbers 208-12-012B 6.

Date of Inspection:                 The property was inspected December 1, 1997.

Ownership:                          The subject property is legally entitled to
                                    Tanland Vistas, Inc., and Illinois
                                    corporation.

Land Area:                          Based on measurements taken from the
                                    property's legal plat of survey, the subject property contains approximately 38.05 acres of land area, or 1,657,429.2 square feet.

Zoning: Based on information provided by the City of Phoenix Planning Department, the subject property is zoned R-3, Multi-Family Residential. The subject property is a legal, but non-conforming use.

Improvements
      Type:                         A manufactured housing community.

      Year Built:                   The  subject  property  was  originally
                                    developed in approximately 1977.

      Size: The subject property consists of a 293-site manufactured housing community.

      Condition:                    At the time of inspection, the subject
                                    property was in good condition.

Property Rating:                    Five Star manufactured home community.

Special Assumptions:                1. Information regarding the subject
                                    property, including its physical
                                    characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

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                                                        Summary of Salient Facts
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                                    2. The existence of potentially hazardous or
                                    toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                    3. Our market and consulting report
                                    regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                    4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                    5. Please refer to the complete list of
                                    assumptions and limiting conditions included at the end of this report.

                                                              CUSHMAN &
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                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................6
  Identification of Property...................................................6
  Property Ownership and Recent History........................................6
  Purpose and Function of the Market Study and Consulting Assignment...........6
  Scope of the Market Study and Consulting Assignment..........................6
  Date of Property Inspection..................................................6
  Definitions and Other Pertinent Terms........................................6

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................30

MARKET ANALYSIS...............................................................31
  National Overview...........................................................31
  Competition.................................................................38
  Comparable Manufactured Housing Community Sales.............................43
  Demographic Trends..........................................................46
  Expense Analysis............................................................46
  Market Supply and Demand....................................................46
  Conclusion..................................................................47

PROPERTY DESCRIPTION..........................................................49
  Site Description............................................................49
  Improvements Description....................................................49

REAL PROPERTY TAXES AND ASSESSMENTS...........................................50

ZONING........................................................................50

CONCLUSION....................................................................51

ASSUMPTIONS AND LIMITING CONDITIONS...........................................52

CERTIFICATION.................................................................54

ADDENDA.......................................................................55
  Pop-Fact Sheets
  Legal Description
  Qualifications of Appraisers

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                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
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                                 [PHOTO OMITTED]

                     Front Entrance of the Subject Property


                                 [PHOTO OMITTED]

                          Exterior of Community Center

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                                                 Photographs of Subject Property
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                                 [PHOTO OMITTED]

                         Interior View of the Clubhouse


                                 [PHOTO OMITTED]

                              View of the Pool Area

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                                                 Photographs of Subject Property
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                                 [PHOTO OMITTED]

                             View of the Golf Course


                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

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                                                 Photographs of Subject Property
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                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park


                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

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                                                 Photographs of Subject Property
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                                 [PHOTO OMITTED]

                  Street Scene Facing West Along West Bell Road


                                 [PHOTO OMITTED]

                  Street Scene Facing East Along West Bell Road

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                                                                    INTRODUCTION
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Identification of Property

      The subject property consists of a 293-site manufactured housing community, situated on approximately 38.05 acres of land area, located in the north-central portion of Phoenix, Maricopa County, Arizona. The property's street address is 205 West Bell Road. The property was constructed in 1977, and was 95.0 percent occupied at the time of inspection. The subject property is an adults only park for residents of 55 years or older.

Property Ownership and Recent History

      The subject property is currently entitled to Tanland Vistas, Inc., and Illinois corporation. The subject property was originally developed in 1977, with 293 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 1, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

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                                                                    Introduction
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      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the south side of West Bell Road, approximately two miles east of Interstate 17, in the City of Phoenix, Maricopa County, Arizona. The street address of the subject property is 205 West Bell Road, Phoenix, Arizona. The property is identified by tax parcel number 208-12-012B 6, according to Maricopa County Treasurer's Office. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

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                                  LOCATION MAP


                                 [MAP OMITTED]

                                            REGIONAL ANALYSIS - PHOENIX-MESA MSA
================================================================================

Introduction

      The short- and long-term value of real estate is influenced by a variety of factors and forces which interact within a given region. Regional analysis serves to identify those forces which affect property value and the role they play within the region. The four primary forces which influence real property value include environmental characteristics, governmental forces, social factors, and economic trends. These forces determine the supply and demand for real property which, in turn, affect market value.

================================
A. Environmental Characteristics
================================

      The primary environmental forces which influence the region include physical location, geography, and infrastructure. These characteristics provide a basis for the region's stability and describe the area's overall locational bearing. Both natural and man-made environmental forces influence real property values and are best understood in relation to the subject property's location.

General Overview

      The Phoenix-Mesa MSA, which includes Maricopa and Pinal Counties, is the nation's 12th largest MSA by population rank. Maricopa County comprises a majority of the MSA, containing 23 incorporated cities and towns, and numerous developed unincorporated areas within its 9,225 square miles. The urbanized area of the county covers more than 2,000 square miles, making the Phoenix metropolitan area one of the geographically largest, yet least densely populated, metro areas in the country.

      Over the past several years, Phoenix has been one of the nation's fastest growing metropolitan areas. During this decade, it has trailed only Atlanta and Las Vegas in terms of domestic immigration with over 33,000 U.S. residents relocating here. The urbanized area has five distinct regions: central, northeast, southeast, northwest, and southwest. The areas are divided by mountains to the south and north of central Phoenix, by the Salt River Indian Reservation to the east, and by Interstate 10 and Interstate 17 running north, south, and west from the Salt River.

      The central region contains the area's major office employment centers:
Downtown, the Central Avenue corridor, the Camelback corridor, and the 44th Street/Sky Harbor International Airport area which is home to a significant amount of warehouse/distribution and industrial employment.

      The northeast region is characterized by an expanding services employment sector concentrated in south-central Scottsdale, the Paradise Valley Mall area, and the Scottsdale Airpark. The Scottsdale Airpark area contains a high concentration of industrial and light manufacturing employment. There is also an emerging medical service corridor along Shea Boulevard in north Scottsdale.

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                                                               Regional Analysis
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      The northeast region is, perhaps, best known for its abundance of high-quality resorts and golf courses and its affluent bedroom communities such as Scottsdale, Paradise Valley, Fountain Hills, Carefree, Cave Creek, and northern portions of the City of Phoenix.

      The southeast region, often referred to as the East Valley, contains the cities of Tempe, Mesa, Chandler, Gilbert, Guadalupe, Queen Creek, and the South Mountain area of Phoenix. Major high-tech and aerospace employers are located in this region of the MSA, as is the main campus of Arizona State University in Tempe. Eastern portions of the southeast region contain many retirement communities that host thousands of winter visitors, as well as year-round retirees. Continued employment growth in high-tech industries, a diverse housing market, and transportation improvements are expected to fuel continued development in the southeast region.

      The northwest region includes northwest Phoenix and the communities of Glendale, Peoria, Youngtown, Surprise, El Mirage, and the unincorporated retirement communities of Sun City and Sun City West. This region is rapidly developing its own employment base, including service industries, agriculture, and high-tech manufacturing. Recent development has tended to follow Bell Road and the partially completed Agua Fria Freeway.

      The rapidly growing southwest region is the least developed of the five metropolitan areas, but its abundance of relatively inexpensive, developable land and access to Interstate 10 make it attractive to both developers and employers. The southwest region, which includes portions of the City of Phoenix, as well as Goodyear, Litchfield Park, Avondale, Tolleson, and Buckeye, has traditionally been agricultural in nature. In recent years, the area has attracted considerable warehouse and distribution development.

Transportation

      The Phoenix MSA is generally well served by an integrated transportation network. The central portion of the MSA contains a majority of the area's transportation links, supported by surrounding interstates, highways, and local routes.

      Highways & Interstates

      The Phoenix region is served by two major interstates: Interstate 10 and Interstate 17. Interstate 10 is the primary transportation thruway for the MSA, linking with Southern California to the west, and Tucson and New Mexico to the southeast. Interstate 17 runs northward, linking Phoenix with Flagstaff. Superstition Freeway (U.S. Highway 60) runs east from Central Phoenix/Interstate 10 toward Mesa and Gilbert. Other major routes within the region include U.S. Highways 80 and 89. Several new freeways, in various stages of competition, also pass through the metro area.

      Air Service

      Air transportation is available at Phoenix Sky Harbor International Airport, one of the 25 largest air traffic hubs in the nation. Airlines serving Sky Harbor include Southwest Airlines, Air West, United, Delta, Northwest, Alaska, American, USAir, and TWA. The Phoenix Sky Harbor International Airport handled 30.4 million passengers in 1996, a 9.0 percent increase over 1995, making it the 11th-busiest passenger airport in the country and

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                                                               Regional Analysis
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the 16th-busiest in the world. The airport moved 312,800 tons of cargo, which also represented a 9.0 percent increase.

      The airport is in the midst of two major projects. The first is the construction of a new, $169 million, 7,800-foot runway (which will be the airport's third). It is scheduled to become operational in the Spring of 1999. Construction has begun on a $30.0 million project that will add 14 more passenger gates. Completion is expected next Spring.

     Other Services

      Rail transportation is provided by the Southern Pacific, Atchison, and Topeka and Santa Fe lines. AMTRAK provides passenger service to the region. The MSA is also serviced by bus lines and motor carriers. Most municipalities provide local bus routes which run throughout the metropolitan area, while Greyhound/Trailways provides more regional service.

===============================
B. Governmental Characteristics
===============================

      Governmental influences on the region impact property values via political and legal actions at all levels. The legal climate at a particular time or in a particular place may overshadow the natural market forces of supply and demand. Government provides many necessary facilities and services that affect land use patterns, including public utilities, refuse collection, transportation networks, zoning codes, and fiscal policies.

Government Structure

      Maricopa County contains 23 incorporated cities and towns, and numerous unincorporated areas within its 9,225 square miles. Local governments provide a variety of services, including law enforcement, fire safety, planning and zoning, and other typical government services.

Services & Utilities

      Arizona Public Service supplies electricity for most of the Valley, including Ahwatukee, Foothills, Chandler, Gilbert, and Tempe. Salt River Project is the other main electric supplier in the region, serving parts of Apache Junction, Chandler, Mesa, and Tempe. Southwest Gas provides natural gas to the region. US West Communications is the main telephone supplier in Maricopa County. Water and sewer service is provided by the local municipalities.

Tax Structure

      Tax burdens within the region include state and local sale taxes, corporate income taxes, and ad valorem property taxes. Arizona's sales tax is
5.0 percent. Maricopa County adds an additional 0.05 percent on retail sales for freeway construction. The Maricopa County Assessor's Office assesses taxes at
25.0 percent of full value for improved industrial and commercial properties.

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                                                               Regional Analysis
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Bond Rating

     Moody's Bond Record places the State of Arizona's bond rating as "Aaa" relative to investment qualities, while Maricopa County is "A". "Aaa" bonds are judged to be the best quality and carry the smallest degree of investment risk. "A" bonds are judged to possess many favorable investment attributes and are considered as upper-medium grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment sometime in the future.

================
C. Social Forces
================

      Real estate values can be influenced to a large degree by social issues impacting the region, including population trends, income levels, the profile of workers in the area, and other quality of life issues. The demographic composition of the population reveals the potential, basic demand for real estate services.

Population

      The population and its geographic distribution are basic determinants of the need for real estate. Aggregate population growth is distributed among regions in response to changing economic opportunities, while the demand for real estate is created by a population's demand for the goods and services to be produced or distributed within the region. Thus, population and demographic trends can influence the demand for services provided by property, thereby affecting property value.

      The Phoenix market is commonly perceived as a market composed primarily of retirees. This view is valid to a limited extent, since Phoenix still ranks among the top quartile nationwide in the proportion of residents over the age of
64. But the consumer base has changed as the in-migration of job seekers in recent years has outpaced the influx of retirees. Members of the "baby boom" generation (ages 25 through 44) now constitute a slightly higher proportion of the Phoenix population than the national average. While strong transportation and educational infrastructures are important assets, a major impetus to Phoenix's rapid population growth has been its lower living costs relative to MSAs in Southern California. Overall utility costs and tax collections are also below national and regional levels.

      Population in the Phoenix-Mesa MSA has grown at a relatively healthy pace over the past decade, showing increases of 3.4 percent per year from 1980 to 1990, and 2.7 percent per year from 1990 to 1997. By comparison, Arizona has also experienced population growth of 2.7 percent per year over the last seven years, while the U.S. reports population growth of about 1.0 percent per year for the same period. Estimates for 1997 place population in the Phoenix MSA at 2,695,900 +/-, an aggregate increase of 20.0 percent over 1990.

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                                                               Regional Analysis
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      Through 2010, population growth in the MSA is forecasted to be 2.1 percent per year according to Woods & Poole Economics, slightly higher than the rate of growth projected for the state as a whole.

Households

      Household formation is an important component of demographic analysis which helps to identify changing patterns or shifts within the population. A household consists of all people occupying a single housing unit, thus providing significant sociological information about the region. Household formation also has a significant influence on demand for real estate. Households, combined with effective purchasing power, provide the basic demand for housing units and household needs, thereby transforming needs into effective demand for real estate improvements.

      Like the nation as a whole, household formation has occurred at a rate in excess of population growth within the subject region. This acceleration has been the result of several trends, namely the fact that the population is generally living longer, divorce rates have been on the rise, and many younger professionals are postponing marriage and/or leaving home at an earlier age, all resulting in increases of one- and two-person households. The total number of households in the Phoenix-Mesa MSA has increased from 580,190+/- in 1980 to 1,005,140+/- in 1997, a compound annual increase of about 3.3 percent per year. Accordingly, the number of persons per household within the MSA has decreased from 2.74 in 1980 to 2.64 in 1997.

      Projections through 2010 by Woods & Poole Economics show household growth in Phoenix at 2.1 percent per year, similar to population growth forecasts. This rate of growth will lead the state and far surpass the household growth for the nation.

Income

      Income levels, either on a per capita, per family, or per household basis, indicate the economic level of residents within the region and form an important component of economic analysis. Average income has a direct impact on the ability of residents to satisfy material desires for goods and services, directly affecting the demand and price levels of real estate.

      Phoenix's large retiree population consumes extensive amounts of goods and services, but adds little to the overall income of the community. Coupled with the relatively low wage levels in the MSA, this contributes to a slightly below-average per capita personal income level. Although low costs of living help to balance the below-average income, housing, taxes, and pension expenditures claim an above-average percentage of personal income. This tends to place Phoenix in the bottom quartile of Top 100 MSAs for consumer spending potential.

      On an average household basis (in real 1992 dollars), Phoenix-Mesa has an average income of $56,337 for 1997, about 8.7 percent higher than the state level of $51,817 and slightly below the national income level of $57,295. Maricopa County has a higher average household income figure than the MSA with $57,122.

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                                                               Regional Analysis
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      Real per capita income growth has generally kept pace with state and national trends, experiencing annual growth of roughly 1.07 percent per year (1980-90); 1.39 percent per year from 1990 to 1997 (not adjusted for inflation). Income projections by Woods & Poole Economics show per capita income growth of
1.36 percent per year for the Phoenix-Mesa MSA. Areas on the northeast and a portion of the southwest side of the MSA in Scottsdale and Phoenix are generally more affluent than other sectors with average income levels between $100,000 and $180,000.

Effective Buying Income

      While income levels are above average for the state, and slightly below the nation, lower taxes and housing costs also tend to improve the purchasing power of area residents. As such, the effective disposable income of residents--adjusted for tax payments, contributions to pension funds, and the cost of new housing--ranks fairly comparable to other regions of the southeast. Sales & Marketing Management places median household effective buying income at $31,340 for Phoenix-Mesa as of 1996, higher than the state median of $28,923 but lower than the U.S. median household EBI of $33,482.

==================
D. Economic Trends
==================

      Economic forces are significant to real property value. The fundamental relationships between current and anticipated supply and demand and the economic ability of the population to satisfy its wants, needs, and demands through purchasing power are tantamount to such an analysis. Some of the specific market characteristics considered in economic analysis include employment trends, the economic base of the region, expansion and new development, and the overall economic health of the region.

Overview

      The Phoenix-Mesa MSA has a relatively diverse economic base. Several factors contribute to the strength and stability of the local economy, including a good quality of life, a skilled labor force, low taxes, financial incentives by government, and a good transportation network.

      Over the past several years, the region has seen stable investment from new companies, as well as expanding industries. Statistics on labor, employment, investment, and construction show evidence of the region's dynamic economic growth.

      For years, Phoenix has been one of the fastest growing metropolitan areas in the nation. Low costs, a favorable climate, a well-educated workforce, and proximity to key markets in Southern California and the Pacific Rim have all contributed to the area's economic vigor. Despite an economic downturn in the late-1980s/early-1990s, the factors that previously fueled the MSA's growth remain in-place, giving Phoenix a positive outlook. The industry mix, although heavily concentrated in electronics and aerospace, also favors the MSA's long-term prospects.

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                                                               Regional Analysis
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      With an improving economy, new growth has stimulated construction activity and has also increased the movement of thousands of new companies, primarily from California and the Midwest, into the Valley because of the readily available work force, low cost of living, quality of living for their employees, and the pro-business environment.

      In terms of real estate, Arizona's phase-out of its sales tax on commercial leases continues, dropping from 4.0 percent to 3.0 percent in 1994,
2.0 percent in 1995, and 1.0 percent in 1996. The 1.0 percent decrease will continue until 1997, when the tax will be eliminated altogether.

      Also contributing to the large number of companies choosing the Phoenix metropolitan area are low corporate income tax rates, plus new state regulations which allow corporations to file consolidated income tax returns. This regulation allows corporations to claim losses from subsidiaries in other states on their Arizona tax returns. The end result is the development of buildings for new companies and existing companies expanding and/or relocating.

      Among the Top 100 MSAs in the country, Phoenix ranks about 19th in economic diversity, with goods and services for sale outside the MSA ranging from high-tech manufacturing, communications, and tourism. Although only about
10.5 percent of the nation's urban markets lie within a 500-mile radius of the region, the MSA's convenient access to major markets in Southern California overshadows its distance from other U.S. regions. Key manufacturing industries in Phoenix includes the electronics and aerospace sectors. Phoenix has become a major regional center for communications and business services, providing support for much of the Southwestern U.S. and Rocky Mountain region.

      Tourism employment has continued to grow rapidly as the area's recreational charms have not abated. Tourism is expected to continue to bolster the local economy over the coming years as the number of visitors and winter residents continue to increase.

Employment

      The largest sectors of non-agricultural employment in Phoenix are Services (32.0 percent), Wholesale and Retail Trade (23.7 percent), and Government (12.5 percent). Although continuing to witness growth in manufacturing, this sector of non-farm employment accounts for a lower percentage of employment than its 14.9 percent share in 1980. Services, on the other hand, have increased its share from 23.0 percent in 1980 to 32.0 percent today. Finance, Insurance and Real Estate sectors of employment have generally maintained their percentage of non-farm employment, while Government has slipped. Both Construction and Transportation, Communications and Public Utilities have also maintained their distribution over the past fifteen years.

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================================================================================
                             Employment Distribution
================================================================================
     Employment Sector             1980      % of Total     1997    % of Total
--------------------------------------------------------------------------------
Total Non-Farm Employment        796,860      100.00%    1,516,260   100.00%
--------------------------------------------------------------------------------
   Mining                          7,380         0.9%        6,290      0.4%
--------------------------------------------------------------------------------
   Construction                   59,110         7.4%       99,470      6.6%
--------------------------------------------------------------------------------
   Manufacturing                 118,740        14.9%      152,900     10.1%
--------------------------------------------------------------------------------
   T.C.P.U.                       33,800         4.2%       72,700      4.8%
--------------------------------------------------------------------------------
   Wholesale/Retail Trade        186,870        23.5%      358,600     23.7%
--------------------------------------------------------------------------------
   F.I.R.E.                       84,270        10.6%      149,100      9.8%
--------------------------------------------------------------------------------
   Services                      183,000        23.0%      481,900     31.8%
--------------------------------------------------------------------------------
   Government                    123,690        15.5%      189,700     12.5%
================================================================================
Source: Woods & Poole Economics, Inc.
================================================================================

      Between 1980 and 1997 (forecast) the Phoenix MSA added 719,400 jobs, indicative of an astounding compound annual growth rate of 3.8 percent. During 1996 alone, the region added in excess of 73,000 jobs, or 5.7 percent. According to Metro Market Facts, (second quarter 1997 report), this increase was the second largest aggregate gain in the country behind Dallas, Ft. Worth, and the second largest proportional gain behind Las Vegas.

      The region's robustness produced gains in all major employment categories. The service sector was the big leader in absolute terms, creating 30,800 net new jobs. Retail trade had the second-largest gain (9,600 new jobs), followed by the public sector (9,100). Finance, insurance and real estate (FIRE) and wholesale trade grew by 7,800 and 6,800 new jobs, respectively. the transportation sector created 4,400 net new jobs. The construction industry added 3,900 workers. Manufacturing had the least impressive gain, with 300 net new jobs.

      Three sectors had percentage gains of over 8 percent. The largest (8.8 percent) occurred in wholesale trade. It was followed by FIRE and services. Transportation expanded its employment base by 6.8 percent; government by 5.2 percent; construction by 4.3 percent; and retail trade by 3.9 percent. Manufacturing's gain translated into a minuscule 0.2 percent advance.

      Services now account for 31.8 percent of the area's workforce versus 28.6 percent for the nation and 23.0 percent of MSA employment in 1980. Retail trade, the second largest employment category, with 23.7 percent, is generally consistent with national averages. Phoenix has a much lower percentage of its workers employed in manufacturing, 10.1 percent versus 15.1 percent for the nation.

      Owing to its status as the state capital, one of Phoenix's largest employment categories is state and local government. This tends to mitigate some of the volatile economic swings seen in regions which depend more heavily on one particular industry. The construction sector has traditionally comprised a key segment of the Phoenix economy. Despite faltering in the early-1990s with overbuilding in most real estate markets, this sector continues to be an important part of the local economy. As such, construction's 6.6 percent

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of local employment is well above the national average of 4.5 percent. In recent years, businesses selling goods and services outside the MSA have also been expanding, including high-tech durable manufacturing, communications, and tourism.

      Based on data through the second quarter of 1997, Phoenix continued to ride its recent wave of exuberant economic growth; payroll employment advanced
5.8 percent over year ago levels. Broad gains can be found in a number of key areas: the growth of high-technology manufacturing, increases in the retirement population, and the city's gains as a distribution hub. These improvements in turn, produced increases in secondary and tertiary industries, for example financial services, retail trade and professional services.

      Greater Phoenix is home to an increasing number of high-tech companies. One of the major high-tech players here is Intel, which has a $1.3 billion chip manufacturing complex (Fab 12) in southwest Chandler. Two of the area's newest high-tech developments involve Sumitomo and Microchip Technology. Sumitomo/Sitix just opened a new $400 million, 550,000 square foot water fabrication plant in northeast Phoenix. The plant employs 200 currently, with expected employment of up to 500 by 1999.

      Microchip Technology has a $137 million expansion underway at its Fab2 manufacturing facility in Tempe that is expected to create 200 new jobs. Completion is scheduled for early 1998. In addition, the company is planning to add about 300,000 more square feet (divided between manufacturing and office space) at its plant in Chandler. The $1 billion expansion is scheduled to take place over the next eight years, with construction beginning in 1998. If built out as currently envisioned, the company expects to hire another 2,000 workers for the Chandler site by 2003.

      Avnet, a distributor of electronics and computer products, which currently employs 1,700 throughout greater Phoenix, has announced plans to move its Electronic Marketing Group into a 176,000 square foot facility at Phoenix Airport Center. The move is expected to create several hundred new jobs.

      The growth of the area's high-tech industry has been part of the reason for Phoenix's high ranking in Cognetics' annual survey of "Entrepreneurial Hot Sports". The metropolitan area received the fourth-highest ranking in 1996 (behind Salt Lake City, Atlanta and Birmingham, Alabama).

      Another industry, aerospace, is pumping new life into some quarters here. The merger between McDonnel-Douglas and Boeing, is expected to have positive ramifications for the area.

      The metropolitan area continues to lure high-profile back-office operations and many companies with existing facilities are looking for room to grow. Excell Agent Services, a directory services firm that already has 2,400 employees in the area (in Phoenix, Tempe and Mesa), has announced plans to hire 500 more during the next six months.

      Bank of America plans to hire about 1,000 more workers at its telephone banking center in Tempe. Bank One Arizona has announced plans to add 1,000 new jobs in a consolidation of the company's telephone operations.

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Employment Growth

      Over the past five years, it is clear that employment growth in the Phoenix-Mesa MSA has slowed over the growth experienced between 1980 and 1990. Total employment grew at a compound annual rate of 4.5 percent per year from 1980 to 1990, decreasing to an annual rate of 2.8 percent from 1990 to 1997. Services, Transportation/Public Utilities, Finance, Insurance and Real Estate, Wholesale/Retail Trade, and Government have led employment growth, while Manufacturing increases have slowed.

      The consensus opinion is that while Phoenix's growth in employment will slow over the next decade, it will remain one of the top performing areas in the nation. Employment forecasts by a variety of econometric firms show a consensus growth of approximately 2.5 to 3.0 percent per annum.

Major Employers

      The relative diversity of the Phoenix economy can also be seen in the list of major MSA employers. Motorola is greater Phoenix's largest private sector employer, with 19,400 workers on its local payroll. Samaritan Health System is next, with an employee roster of 10,800. AlliedSignal (engineering and aerospace firm) employs 8,700. Pinnacle West Capital (the holding company for Arizona Public Service), US West, American Express, and Bank of America employ over 7,000 each. Both Intel and Banc One locally employ approximately 6,500.

      Other companies with more than 3,000 employees include: America West Airlines, Fry's Food Stores, Wells Fargo Bank, Honeywell Inc., Tosco/Circle K, Safeway, the Salt River Project (water and power utility), Bashas
(supermarkets), McDonnell-Douglas, TRW, AT&T, Southwest Airlines, and Gosnell Builders.

Unemployment Rates

      Unemployment rates in the Phoenix-Mesa MSA have historically been below state and national figures. As of October 1997, the unadjusted unemployment rate for Phoenix-Mesa was 2.5 percent, 110 basis points below year end 1996 and 140 points below the state unemployment rate of 3.9 percent. Mirroring national trends, unemployment in the MSA peaked between 1992-1993, followed by a declining trend through 1996.

================================================================================
                           Historic Unemployment Rates
================================================================================
          Year         Phoenix MSA      Arizona       United States
================================================================================
         Oct-97           2.5%            3.9%             4.7%
--------------------------------------------------------------------------------
          1996            3.7%            5.5%             5.4%
--------------------------------------------------------------------------------
          1995            3.5%            5.1%             5.6%
--------------------------------------------------------------------------------
          1994            5.0%            6.4%             6.1%
--------------------------------------------------------------------------------
          1993            5.1%            6.2%             6.8%
--------------------------------------------------------------------------------
          1992            6.4%            7.4%             7.4%
--------------------------------------------------------------------------------
          1991            4.9%            5.7%             6.7%
--------------------------------------------------------------------------------
          1990            4.3%            5.3%             5.5%
================================================================================
Source: Employment & Earnings; Bureau of Labor Statistics
================================================================================

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      Although it is too soon to know what the 1996 annual adjusted rate will be for the Phoenix region, it appears that unemployment declines have slowed within the MSA as a whole through the third quarter of this year.

Retail Sales

      Another measure of the economic health of a region is retail sales patterns. Consumers drive the economy by creating demand for goods and services and, in turn, generate the need for housing, office space, retail centers, and warehouse/distribution facilities. It is estimated that consumer spending accounts for two-thirds of all economic activity in the United Sates today. As such, retail sales patterns have become an important indicator of the economic health of a region. The following table summarizes historic retail sales in the Phoenix MSA and State of Arizona for the period 1985 - 1996.

================================================================================
                            Retail Sales (1985-1996)
================================================================================
          Year                     Phoenix MSA (000)      State of Arizona (000)
================================================================================
1985                                    $11,710,860                  $18,401,358
--------------------------------------------------------------------------------
1991                                    $17,241,381                  $26,893,039
--------------------------------------------------------------------------------
1996                                    $28,007,212                  $42,748,487
--------------------------------------------------------------------------------
CAGR 1985-1996                                 8.2%                         8.0%
--------------------------------------------------------------------------------
CAGR 1991-1996                                10.2%                         9.7%
================================================================================
Source: Sales and Marketing Management Survey of Buying Power
================================================================================

      Retail sales growth has been very good in the Phoenix area, increasing at a compound annual rate of 8.2 percent over the past 11 years. More recently, growth has increased to 10.2 percent per annum which is higher than the 9.7 percent growth experienced by the state as a whole. Going forward, Sales & Marketing Management forecasts an increase of 31.9 percent in sales to $36.9 billion versus 30.5 percent for the state as a whole. The significance of the Phoenix market is evidenced by the fact that with approximately 61.0 percent of the state's population, it accounts for nearly 66.0 percent of total retail sales. Woods & Poole Economics forecasts the MSA to see annual retail sales growth of 2.7 percent per year above inflation through 2010 (adjusted to 1987 dollars).

      The purchasing profile of area residents tends to reflect the demographic characteristics of the city. Drugs/Pharmaceuticals, and health and beauty aids claim a disproportionately large share of retail sales, attributable in part to the area's high proportion of retirees. Sporting goods and recreational vehicles are also featured, reflecting the region's opportunities for leisure-time activities and the favorable climate. Those categories expected to have the greatest growth potential are seen in General Merchandise and Eating and Drinking places.

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==========================
E. Tourism/Visitor Profile
==========================

Overview

      According to the Phoenix & Valley of the Sun Convention & Visitors Bureau, Tourism represents the second largest industry in the metropolitan area, behind high-technology. It is estimated that over 10.0 million people visit Phoenix each year, while more than 24.0 million visit the State of Arizona as a whole. Visitors to the Valley account for nearly $4.0 billion in total expenditures annually, with retail sales comprising $400.0 million.

================================================================================
                            Visitor Economic Impact
================================================================================
Year:                                                                       1995
================================================================================
Estimated Number of Visitors:                                      10.86 Million
--------------------------------------------------------------------------------
Average Length of Stay:                                               4.7 Nights
--------------------------------------------------------------------------------
Mean Expenditure Per Trip:                                                  $476
--------------------------------------------------------------------------------
Total  Economic  Impact  for  Maricopa County:                     $5.35 Billion
================================================================================
Source: Arizona Hospitality Research & Resource Center 1996
================================================================================

Expenditures

      The majority of visitor expenditures go toward food & beverage which accounts for 28.6 percent of all expenditures; lodging accounts for 21.5 percent, transportation 20.0 percent, and retail sales 15.0 percent. The following chart presents a breakdown of visitor expenditures by category.

================================================================================
                              Visitor Expenditures
================================================================================
            Category               Percent         1995 Expenditures(000)
================================================================================
Food & Beverage:                   28.6%                $1,530,946
--------------------------------------------------------------------------------
Lodging:                           21.5%                $1,150,886
--------------------------------------------------------------------------------
Transportation:                    20.0%                $1,070,591
--------------------------------------------------------------------------------
Retail Sales:                      15.0%                $  802,944
--------------------------------------------------------------------------------
Entertainment:                      9.0%                $  481,766
--------------------------------------------------------------------------------
Other:                              5.9%                $  315,824
--------------------------------------------------------------------------------
Total:                            100.0%                $5,352,957
================================================================================
Source: Arizona Hospitality Research & Resource Center 1996
================================================================================

      Based upon the 11+/- million visitors in 1995, the direct economic impact was calculated to be $5.35 billion. Business and convention travelers accounted for 38.0 percent of all visitations in 1995.

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Business/Convention Travelers

      Business and convention-oriented travelers to the Phoenix area comprise about 38.0 percent of all visitors to the region. The following chart summarizes the profile of business and convention travelers to the region.

================================================================================
                   Business/Convention Traveler Profile
================================================================================
Average Age:                                                          41.6 Years
--------------------------------------------------------------------------------
Average Income:                                                          $74,700
--------------------------------------------------------------------------------
Average Party Size:                                                  1.51 People
--------------------------------------------------------------------------------
Average Daily Spending:                                                     $193
--------------------------------------------------------------------------------
Average Length of Stay:                                               3.8 Nights
--------------------------------------------------------------------------------
Major Activities
--------------------------------------------------------------------------------
     Shopping:                                                             52.0%
--------------------------------------------------------------------------------
     Sightseeing:                                                          40.0%
--------------------------------------------------------------------------------
     Swimming/Sunbathing:                                                  36.0%
--------------------------------------------------------------------------------
     Nightclubs:                                                           25.0%
--------------------------------------------------------------------------------
     Golf:                                                                 19.0%
================================================================================
Source: Behavior Research, Inc.
================================================================================

      From the data we see that the average business/convention visitor is 41.6 years of age with an average income of $74,700. According to Behavior Research,
52.0 percent of those surveyed cited shopping as one of their major activities while visiting.

Leisure Travelers/Winter Visitors

      Leisure travelers to the Phoenix area comprise approximately 62.0 percent of all visitors to the region. Their average age is slightly higher than the business/convention traveler at 42.8 years, with a significantly lower average income of $51,100. About 73.0 percent of all leisure travelers surveyed said that shopping was one of their primary activities. The following chart summarizes the profile of leisure travelers to the region.

================================================================================
                            Leisure Traveler Profile
================================================================================
Average Age:                                                         42.8 Years
--------------------------------------------------------------------------------
Average Income:                                                         $51,100
--------------------------------------------------------------------------------
Average Party Size:                                                 2.12 People
--------------------------------------------------------------------------------
Average Daily Spending:                                                    $174
--------------------------------------------------------------------------------
Average Length of Stay:                                              5.3 Nights
--------------------------------------------------------------------------------
Major Activities
--------------------------------------------------------------------------------
     Shopping:                                                            73.0%
--------------------------------------------------------------------------------
     Sightseeing:                                                         74.0%
--------------------------------------------------------------------------------
     Swimming/Sunbathing:                                                 46.0%
--------------------------------------------------------------------------------
     Museums:                                                             39.0%
--------------------------------------------------------------------------------
     Golf:                                                                16.0%
================================================================================
Source: Behavior Research, Inc.
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     In the table below, only visitors staying in mobile homes or travel trailers were portrayed. In general, winter visitors arrive in the Valley by October and return to their state of origin by May. Median length of stay is estimated at slightly more than four months. In Metro Phoenix, approximately 113,000 winter visitors injected more than $340 million, while statewide, approximately 201,200 winter visitors injected nearly $1.0 billion in direct consumer expenditures during the 1995/96 season.

================================================================================
          Motor Home & Travel Trailer Winter Visitors - Metro Phoenix
================================================================================
            Mobile Home &
        Travel Trailer Census        1992/93     1993/94    1994/95     1995/96
================================================================================
Number of Mobile Home Spaces         56,400      57,900      58,400      64,500
--------------------------------------------------------------------------------
Number of Travel Trailer/R.V.        44,600      44,000      43,500      37,400
Spaces
--------------------------------------------------------------------------------
Total Spaces Available              101,000     101,900     101,900     101,900
--------------------------------------------------------------------------------
Spaces Occupied                      92,000      94,800      95,800      97,000
--------------------------------------------------------------------------------
% of Space Occupied by Winter            58%         59%         58%         58%
Visitors
--------------------------------------------------------------------------------
Number of Winter Visitor             53,200      56,000      56,000      56,700
Households
================================================================================
Source: Arizona State University, College of Business, Center for Business Research, August 1996
================================================================================

Summary

      From this analysis, it is clear that the Phoenix region is greatly impacted by the tourism and winter visitor industry. With over 10.0 million visitors each year providing over $400.0 million in retail sales to the region annually, there is clearly a competitive climate to attract these expenditures. As noted by the American Express study, roughly 40.6 percent of all retail expenditures in 1995 were from Non-Phoenix card members. In addition, 74.0 percent of all leisure travelers and 52.0 percent of all business travelers to the area cited shopping as one of their primary activities while visiting. In our opinion, the mall portfolio is well positioned to capture a strong market share of this visitor spending potential upon completion.

======================
F. Real Estate Markets
======================

      The real estate markets in Phoenix can be divided primarily into commercial and residential segments. The commercial segment includes office, industrial, and retail properties, while the residential market consists of multi-family and single-family dwellings. The following is a brief overview of each segment.

Office Market

      The Phoenix office market is rebounding from several years of oversupply which is being absorbed due to continued population and employment growth. Recent declines in vacancy are attributable to a steady pattern of net absorption and lack of new construction.

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As a result, effective rents have begun to increase. The decline in the use of concessions, especially free rent, has increased effective rent levels and, coupled with increased office space demand, should continue to warrant rental rate improvement in all submarkets.

      According to F.W. Dodge, the total inventory of office space in metropolitan Phoenix was 103.5 million square feet at year end 1996. This was up
2.3 percent from 1995. Net absorption of 5.4 million square feet resulting in a reduction in the vacancy rate to 11.1 percent from 14.4 percent. Koll Real Estate reports that most of the net absorption was in the Class B sector. Overall, vacancy in the Class A sector was slightly below 6 percent and 11.3 percent among Class B. In the more marginal Class C product, nearly one quarter remained empty.

      Approximately 1.2 million square feet of new suburban office space was under construction in early 1997, and an additional 3.8 million square feet were in the planning pipeline. According to Koll, most of the projects are located in the active Camelback Corridor, Scottsdale, or Tempe submarkets. Scottsdale, with an inventory of 5.6 million square feet, had an overall vacancy rate of 5.6 percent at year end. In the Class A sector, vacancy was particularly low at 3.4 percent.

      The overall tightness in the market has caused prices to rise. According to Koll, the value of Class A Central Business District space rose 7.0 percent to $113.40 per square foot while suburban space rose 24 percent to $116.63 per square foot. With such value increases, it would be expected that the pace of new construction would accelerate.

      F.W. Dodge forecasts that between 1998 and 1999, 7.5 million square feet of new supply will be available in the market, forcing vacancies above 12 percent. The F.W. Dodge pipeline is currently tracking well over 2.0 million square feet of new product which is expected to break ground before the close of the fourth quarter. In subsequent years, developers will heed the warning signals. They anticipate contract activity to average 2.1 million square feet per year during the final five years of the forecast, compared with the average of 1.7 million square feet for the 58 MSAs they surveyed. Fortunately, stable office employment growth will keep the metro-wide office vacancy rate in the 11 to 12 percent range.

Industrial Market

      Arguably the most active market segment, the industrial sector shows little sign of slowing down. According to Koll, metropolitan Phoenix has an industrial inventory of approximately 87.6 million square feet, about 9.4 percent of which were vacant in early 1997. Though vacancy was only slightly below what it was a year earlier, that stability gains new significance when considering that approximately eight million square feet (half of it speculative) came on-line here during 1996. According to Koll, another 1.9 million square feet were under construction entering 1997, and 2.9 million more square feet were in the planning stages. Areas seeing the most growth include Chandler/Gilbert, Mesa, South Phoenix, and Tempe.

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                                                               Regional Analysis
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      A breakdown by product type is shown below.

================================================================================
        Type                  Inventory (mil SF)                  Vacancy
--------------------------------------------------------------------------------
Distribution Warehouse               33.0                          11.0%
--------------------------------------------------------------------------------
Manufacturing                        27.5                           6.7%
--------------------------------------------------------------------------------
Industrial Office                    12.7                           9.4%
--------------------------------------------------------------------------------
High Tech                             5.2                           6.2%
================================================================================

      F.W. Dodge reports that the Phoenix industrial market is firmly entrenched in the development phase of the real estate cycle. During the first six months of 1997, the MSA has completed more new industrial facilities than any other metropolitan area surveyed. Although the increase in capital availability has been an impetus to higher contract activity, demand has been buoyant. The MSA's gains in manufacturing and the growth in its retail markets together produced strong demand for inventory storage and distribution centers. Total net absorption reached a cyclical peak in 1996, but remains healthy in the current year They do note, however, that gains to inventory will force vacancies to rise, ending the fourth quarter at 9 percent.

      In the final five years of the forecast, supply-demand fundamentals will remain firm and the market will experience above average returns on investment. Net absorption in 1998 and 1999 will average 2.9 million square feet per year, compared with 1.3 million square feet for the 58 MSAs Dodge surveys. However, industrial properties are extremely sensitive to swings in the GDP. As growth in the national economy decelerates in the latter portion of the forecast, absorption will drop to a 2.2 million square feet annual average. Developers will respond accordingly; after advancing at a 4 percent annual pace, inventory gains will settle into a more manageable 2.4 percent annual rate for the first three years of the forecast. Therefore, vacancies will end the period below the survey average, at 8.2 percent.

      Construction will be strongest in the near term, peaking in 1997. On average, 3.1 million square feet of new warehouse space will be started each year through 2002. The project pipeline contains over 5.0 million square feet.

      The average price for Class A warehouse stood at $34.25 per square foot at the end of 1996, up 16 percent over 1995.

Retail Market

      By all accounts, the retail market remains robust. According to Koll, the year end vacancy rate declined to 7.7 percent from 9.0 percent among the 80+/- million square feet they survey. F.W. Dodge reports that since the first quarter of 1996, the Phoenix market absorbed 5.9 million square feet, more than any other western MSA. Dodge reports that during the past 6 quarters, 12 million square feet of new space was completed, with only Atlanta and Philadelphia experiencing higher inventory gains.

      One of the reasons retail is so strong in Phoenix is due to tourism. Tourists boost the spending totals there. According to Sales & Marketing Management's 1997 Survey of Buying Power, retail sales in greater Phoenix averaged $26,482 per household during 1996, while the national metropolitan average was $24,992 per household and for the state sales were $25,391. Retail sales were highest in Scottsdale ($45,152 per household).

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      By contrast, greater Phoenix's median household EBI for 1996 ($31,346 per household) was well below the national median ($33,482 per household). Nonetheless, with a lower cost of living, residents in Phoenix enjoy a higher percentage of disposable income.

      Most of the new construction was in the neighborhood centers segment which accounts for 25.6 million square feet (32 percent of inventory) and had a vacancy rate of approximately 7 percent. Power centers, with 6.7 million square feet of total inventory report the lowest vacancy rate of slightly less than 1 percent. Net absorption was 400,000 square feet in the first quarter of 1997.

      Community centers, with 12.2 million square feet had a vacancy rate of just over 7.0 percent and regional malls had the highest vacancy rate of approximately 10.0 percent among its 14.2 million square feet. Finally, Koll reports that nearly all of the 4.8 million square feet of freestanding space was occupied. Among all of the submarkets, Scottsdale had the lowest vacancy rate of only 4.0 percent for its 15.2 million square feet of retail inventory.

      F.W. Dodge expects that demand for retail space in Phoenix will remain strong, averaging 3.2 million square feet annually through 2002. The key determinants of demand are households and incomes, both of which will continue to grow through the next six years. National chains and investors will respond to the increasing demographic base by expanding their presence in the market. Competition from various retail formats will place increasing pressure on profit margins. However, Phoenix will weather the storm better than most markets. Strong net absorption will force vacancies to trend downward, driving them to a low 7.3 percent by 2002.

      Phoenix will remain one of the most attractive retail markets in the country for both institutional investors and new development. F.W. Dodge expects retail inventory to expand at an average 2.1 percent annual rate over the next six years. This level of construction will be maintained by the more than 8.0 million square feet in the planning pipeline.

      The largest project in the market is the 1.2 million square foot Arizona Mills scheduled to open in November 1997. The next largest is a 570,000 square foot power center on Ray Road and 48th Street. Plans are being finalized for a proposed regional mall in Chandler which could be on line in late 1999.

Hospitality/Lodging Market

      F.W. Dodge reports that the building boom currently underway in the Valley's hospitality industry is negatively affecting the bottom line for many local area hotel operators. Since January, 639,000 SF of new hotel space has been added to inventory and another 764,000 SF is slated to be completed in the final six months of the year, adding more than 3,000 rooms to a marketplace that is quickly becoming overbuilt. In an attempt to bolster occupancies, hoteliers across all segments have cut room-rates, relative to last summer. Despite attractive price incentives, occupancies through June are a percentage point below year-ago levels at 71.6 percent. Demand has fueled rate increases in the average daily rate (ADR). In 1996 it stood at 95.34 percent, up 8.9 percent from $87.56 in 1995 and 20 percent from the $79.18 reported for 1994.

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                                                               Regional Analysis
================================================================================

      In the near term, the Phoenix hotel market should experience favorable demand conditions. Twenty-seven percent of Arizona's domestic out-of-state visitors come from California; 17 percent of its international visitors are from Mexico. Given the stabilization of Mexico's peso and California's rebounding economy, leisure travel to the MSA should be robust. As a result, lodging demand between 1998 and 2002 will be sturdy, totaling 4.3 msf; but average annual increases of 4.5 percent in stock will hold occupancies in the 68 percent to 70 percent range.

      With 7.5 msf in the planning pipeline it is quite evident that developers will continue to enter the market at a rapid pace. F.W. Dodge is currently tracking 17 projects which are scheduled to begin construction before year-end 1997, including: the 200-room Marriott Hotel, a 172 -room Quality Suites Hotel, a 120-room Holiday Inn Suites, and 160-room, Radisson facility. In 1997, contact activity will exceed 2.0 msf for the first time in over a decade. However, rising competition and downward pressure on daily room rates will limit new construction to a more reasonable 910,000 SF per year between 1998 and 2002. This rate of construction is still more than double the average of the 58 MSA's Dodge surveys.

Residential Market

      Phoenix continues to be one of the most active housing markets in the nation. Huge population growth and a sharply revived economy have driven vibrant new home construction. In 1994, 28,784 single-family units were approved for construction, the nation's highest total that year. In 1995, the sum in Phoenix rose again, to 29,104 units. Still more, 29,892 units were authorized in 1996. For the first half of 1997, 15,960 were permitted, according to preliminary data from the bureau. Construction is active in a number of areas; the city of Phoenix, Chandler and Scottsdale hold the lead, but Gilbert, Mesa, Glendale and Peoria are also active. F.W. Dodge expects that single family construction is expected to peak in 1997 at 29,800 units, before falling to an average of 24,200 over the next five years.

      Prices remain low by national norms, but the gap seems to be quickly narrowing. According to the National Association of Realtors, the second quarter 1997 median resale price in the metro market was $113,200, 8.5 percent below the national median of $123,700, and 22.4 percent below the $145,900 median for the Western U.S. A year earlier, these differences were respectively 14.7 percent and 34.0 percent.

      According to the 1997 Study of Housing Costs, conducted by E&Y Kenneth Leventhal, Phoenix ranks as the 33rd least expensive housing market of the 75 major metropolitan markets surveyed. After factoring in tax deductions, owning a home required approximately 22 percent of the median family income. According to the study, housing costs were approximately the same for renters.

      Apartment development in Phoenix has picked up markedly, particularly at the high end, and particularly (but not only) in the North Phoenix-Scottsdale area; Mesa, Chandler and Tempe have also been active. Indeed, building permit numbers here are a good example of the steep cycles characteristic of Phoenix area real estate markets. After averaging fewer than 1,900 units per year from 1989 through 1993, multi-family building

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                                                               Regional Analysis
================================================================================

permitting leapt to 5,991 units in 1994. It leapt again in 1995, to 8,220 units. And yet another substantial gain was reported for 1996 with the authorization of 9,754 units.

      As large as those numbers may seem, they pale beside the 34,580 multi-family units approved in 1984, and the 25,693 in 1985 (and the 17,821 of 1986). Through the first half of 1997, the pace appears to be cooling: preliminary date from the U.S. Department of Commerce, Bureau of the Census, report 3,832 units authorized, a 32 percent decline from the total for the comparable period of 1996. In 1996, some 7,000 new units came on line, with a higher total expected for the 1997 year-end tally. F.W. Dodge reports that since 1994, net absorption of 24,000 units was achieved, pushing vacancy rates to a low of 6.1 percent.

      Average vacancy, thus, has increased. Indeed, its been increasing since 1995--although as of first quarter 1997 the vacancy rate was still relatively low at 5 percent (a far cry from the double-digit levels that persisted from 1985 to 1992). F.W. Dodge reports that since 1994 effective rents have risen at an annual rate of 5.3 percent compared with 3.2 percent for the nation.

      Despite the relatively large increases in inventory, the multi-family sector continues to function efficiently. During the remainder of the decade the supply-demand relationship for apartments should gradually improve. In the near term, demand for market-rate and luxury condominiums will keep net absorption above a 7,000-unit average per year through 2002. However, long-term demographic trends indicate that elderly housing and assisted living facilities will be in greater demand as the decade unfolds. Overall, F.W. Dodge expects Phoenix to construct more multi-family facilities than any other western region city, averaging 6,300 units per year between 1997 and 2002.

Summary

      Most submarkets in Phoenix will continue to experience new development in 1997-98. Those areas not encountering new development will see increases in rental rates as current space is absorbed and new construction takes place in surrounding submarkets. The stimulated market has produced a tightening which has improved overall vacancy rates and begun to push rental rates upward.

========================
G. Critical Observations
========================

      The following bullet points summarize some of our general observations relating to the subject's region:

      o Economy - The Phoenix-Mesa economy is relatively diverse and has seen strong growth over the past decade. The largest sectors of employment include Services (32.0%), Wholesale/Retail Trade (23.7%), Government (12.5%), Manufacturing (10.1%), and F.I.R.E. (9.8%).

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                                                               Regional Analysis
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      o     Employment - Employment growth is projected to be 2.6 percent per year, led by F.I.R.E., Services, and Transportation, Communications, and Public Utilities. The Manufacturing base will continue to lag the other sectors and expand at an annual rate of 1.3 percent per year through 2010.

      o Population - Population growth in the MSA is forecasted to be 2.1 percent per year, while household formation will occur at an annual rate of 2.1 percent per annum.

      o Average Household Income - Income levels are projected to increase at an annual rate of about 1.4 percent per year through 2010 above inflation.

      o Retail Sales - Sales are forecasted to grow by about 2.7 percent per year for the MSA as a whole, in real (1992) dollars.

      o Consumer Markets - The attractiveness of Phoenix's consumer markets is mixed. Positive factors include the area's fundamentally strong growth, both in terms of resident population and income. Conversely, relatively low per capita disposable income and Phoenix's historically high level of cyclically tend to detract slightly from the appeal of its retail markets.

      o Strengths - Strengths of the region include low living and operating costs and proximity to Southern California and Pacific Rim markets. The MSA also benefits from an efficient transportation network and a good quality of life. Rapid growth in the working-age population continues to boost the outlook for expansion in the retail sector. With wages, energy rates, and construction costs relatively low, the area continues to keep and attract firms, a trend that continues to invigorate growth in business-to-business markets.

      o Weaknesses - Weaknesses within the MSA include a strained physical and educational infrastructure which has resulted from the area's rapid growth, compromising the quality of life within the region. These are typical growing pains, however, which continue to be a focus of local government.

Conclusion

      The short- and long-term outlook for the Phoenix-Mesa region and its surrounding area is for good growth in employment and population. The economy is well diversified, with a relatively low cost of living and good transportation system. On balance, we are relatively optimistic about the short-term outlook of the subject region. Long-term, the region should see stability and good growth, with increasing real estate values.

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                                NEIGHBORHOOD MAP


                                 [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

Neighborhood Description

      The subject property's neighborhood is generally bounded by Beardsley Road to the north, Greenway Road to the south, 32nd Street to the east and North 35th Avenue to the west. This area is primarily developed with multi-family apartment complexes, automobile dealerships, retail uses and manufactured housing communities.

      The subject property is situated along the south side of West Bell Road, approximately two miles east of Interstate 17, in the City of Phoenix, Arizona. Within the subject's neighborhood, West Bell Road is developed primarily with retail uses, automobile dealerships and multi-family apartment complexes. The majority of the retail developments are located to the east of the subject site, and include: Food 4 Less, Safeway Grocery, Walgreens, Target, Kmart, Craftmart, MacFrugal's, Ross-Dress for Less, Party City, Chinamart, Miller's Outpost and Waldenbooks. These retail developments, to the east of the subject, have occurred only within the past five years, which has increased traffic flow along West Bell Road and has drawn prospective tenants into Central Park. Other developments to the east of the subject include Harkins Theatres, LaFitness, and the following restaurants: Perkins, McDonald's, Tokyo Express and Boston Market. Automobile dealerships are situated primarily to the west of the subject site, closer to Interstate 17. Multi-Family apartment complexes are located to the north, west and south of the subject site, and manufactured housing communities are located primarily northeast of the subject property.

      Transportation in the subject's immediate area is excellent. The subject property enjoys access and visibility along West Bell Road, an east/west, four-lane paved roadway, with a middle turning lane. The subject property has approximately 1,315 feet of frontage along the south side of West Bell Road. West Bell Road stretches across the City of Phoenix and provides direct access to Interstate 17 approximately two miles west of the subject property. Interstate 17 provides access to downtown Phoenix.

      In summary, the subject property is located within a retail and residential area, which benefits from the accessibility and developments along West Bell Road, and accessibility to Interstate 17.

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                                                                 MARKET ANALYSIS
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National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=========================================================================================
1997             Firm Name                State      No. of Sites      No. of Communities
Rank                                                 Owned/Managed       Owned/Managed
-----------------------------------------------------------------------------------------
 1      Sun Communities                  Michigan      30,295/0               84/0
-----------------------------------------------------------------------------------------
 2      ROC Communities                  Colorado    22,441/7,167            77/36
-----------------------------------------------------------------------------------------
 3      Manufactured Home Communities    Illinois     27,349/838              69/3
-----------------------------------------------------------------------------------------
 4      Ellenburg Capital                 Florida      25,173/0               63/0
-----------------------------------------------------------------------------------------
 5      Lautrec Ltd.                     Michigan      22,652/0               58/0
-----------------------------------------------------------------------------------------
 6      Chateau Properties               Michigan      20,003/0               47/0
-----------------------------------------------------------------------------------------
 7      Clayton Homes                    Tennessee     18,000/0               66/0
-----------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood  California     16,946/0               44/0
-----------------------------------------------------------------------------------------
 9      UNIPROP                          Michigan      14,931/0               40/0
-----------------------------------------------------------------------------------------
 10     The Bloch Organization           Michigan      14,379/0               37/0
=========================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing

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                                                                 Market Analysis
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steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                                                 Market Analysis
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      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

=============================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
Year      ROC        MHC      Chateau     Sun     United      Total      Annual
                                                                         Growth
--------------------------------------------------------------------------------
1996     29,608     28,187    20,003     30,295    5,234     113,327      17.0%
--------------------------------------------------------------------------------
1995     27,910     26,237    19,594     18,000    4,850      96,591       9.0%
--------------------------------------------------------------------------------
1994     26,231     28,407    15,689     13,500    4,623      88,450      37.8%
--------------------------------------------------------------------------------
1993     20,142     14,700    15,261      9,036    5,050      64,189      17.8%
--------------------------------------------------------------------------------
1992     18,745     12,873    10,032      7,600    5,200      54,450       N/A
--------------------------------------------------------------------------------
1991      9,030     13,079     9,759       N/R      N/R         N/A        N/A
--------------------------------------------------------------------------------
N/R = No report                  N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                       33

                                                                 Market Analysis
================================================================================

      The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

================================================================================================================
                                           REIT MARKET UPDATE
----------------------------------------------------------------------------------------------------------------
Company Symbol       Price       Current Yield    52 Week High    52 Week Low        Annual      12 Mth Tot Rtn
                   (9/19/97)                                                        Dividend
----------------------------------------------------------------------------------------------------------------
CPJ                 $29.688           5.8%          $31.125         $22.250           1.72            26.6%
----------------------------------------------------------------------------------------------------------------
MHC                 $25.625           5.2%          $26.428         $18.875           1.32            30.7%
----------------------------------------------------------------------------------------------------------------
SUI                 $37.428           5.0%          $ 38.00         $27.750           1.88            31.8%
----------------------------------------------------------------------------------------------------------------
UMH                 $11.625           6.0%          $13.625         $10.875           0.70            -1.7%
----------------------------------------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
================================================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's.

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                                                                 Market Analysis
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Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks. These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

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                                                                 Market Analysis
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      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;
      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair;
      o     and, Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.

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                                                                 Market Analysis
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      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

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

                                                                 Market Analysis
================================================================================

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

Competition

      We have surveyed seven manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 1,659 sites. The combined occupancy rate of these seven manufactured housing communities, including the subject property, is approximately 98.0 percent. Excluding the subject property in our survey, the combined occupancy rate is also approximately 99.0 percent, based on 1,366 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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

==============================================================================================================================
                                    SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
------------------------------------------------------------------------------------------------------------------------------
                                        Number                          Age
                                       Of Sites                      ---------
                                       --------                      Condition                     Services       Date Of
 Comp.          Name                   Occupancy                     ---------        Monthly      Provided     Last Rental
  No.         Location                   Level     Amenities       Park Rating(1)      Rent         in Rent       Increase
------------------------------------------------------------------------------------------------------------------------------
 R-1       Orangewood Village         393           Clubhouse         1975          $332.00/Mo.      Water       July, 1997
           2650 W. Union Hills        ---            Pool/Spa         ----              To           Sewer
           Phoenix, Arizona           98%         Billiard Room       Good          $347.00/Mo.     Refuse
                                                   Shuffleboard       ----
                                                   Golf Course         5*
                                                     Laundry
                                                     Storage
------------------------------------------------------------------------------------------------------------------------------
 R-2       Phoenix North              138           Clubhouse         1978          $294.00/Mo.     Water       February, 1997
           17825 N. 7th Street        ---            Pool/Spa         ----              To          Sewer
           Phoenix, Arizona           99%          Shuffleboard       Good          $309.00/Mo.     Refuse
                                                   Golf Course        ----
                                                     Library           5*
                                                     Laundry
                                                     Storage
------------------------------------------------------------------------------------------------------------------------------
 R-3       Boulder Ridge              264           Clubhouse         1983          $240.00/Mo.      None        July, 1997
           2233 E. Barron Drive       ---            Pool/Spa         ----              To
           Phoenix, Arizona          100%         Tennis Courts       Good          $340.00/Mo.
                                                  Billiard Room       ----
                                                     Laundry           5*
                                                     Storage
------------------------------------------------------------------------------------------------------------------------------
 R-4       Bonaventure                281           Clubhouse         1976          $280.00/Mo.      Water         Annual
           19401 N. 7th Street        ---            Pool/Spa         ----                           Sewer
           Phoenix, Arizona           99%          Shuffleboard       Good                          Refuse
                                                  Billiard Room       ----
                                                     Laundry           4*
                                                     Storage
------------------------------------------------------------------------------------------------------------------------------
 R-5       Desert Skies               175           Clubhouse         1984          $266.00/Mo.      None      January, 1997
           19802 N. 32nd Street       ---            Pool/Spa         ----              To
           Phoenix, Arizona           98%         Billiard Room       Good          $286.00/Mo.
                                                  Exercise Room       ----
                                                  Putting Green        5*
                                                     Laundry
                                                     Storage
==============================================================================================================================

========================================================
 SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
--------------------------------------------------------

                                            3-Year
                                           Average
 Comp.          Name                    Annual Rental
  No.         Location                     Increase
--------------------------------------------------------
 R-1       Orangewood Village           $12.00/Mo.
           2650 W. Union Hills
           Phoenix, Arizona
--------------------------------------------------------
 R-2       Phoenix North                $16.00/Mo.
           17825 N. 7th Street
           Phoenix, Arizona
--------------------------------------------------------
 R-3       Boulder Ridge                $15.00/Mo.
           2233 E. Barron Drive
           Phoenix, Arizona
--------------------------------------------------------
 R-4       Bonaventure                  $15.00/Mo.
           19401 N. 7th Street
           Phoenix, Arizona
--------------------------------------------------------
 R-5       Desert Skies                 $12.00/Mo.
           19802 N. 32nd Street
           Phoenix, Arizona
========================================================

====================================================================================================================================
                                    SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
------------------------------------------------------------------------------------------------------------------------------------
                                        Number                             Age
                                       Of Sites                         ---------
                                       --------                         Condition                      Services       Date Of
 Comp.          Name                   Occupancy                        ---------         Monthly      Provided     Last Rental
  No.         Location                   Level         Amenities       Park Rating(1)      Rent         in Rent       Increase
------------------------------------------------------------------------------------------------------------------------------------
  R-6       Shadow Hills                  115            Pool/Spa         1983           $265.00/Mo.      None         Annual
            1802 E. Campo Bello           ---           Playground        ----               To
            Phoenix, Arizona             100%         Tennis Courts       Good           $275.00/Mo.
                                                     Basketball Court     ----
                                                     Volleyball Court      4*
                                                         Laundry
                                                         Storage
------------------------------------------------------------------------------------------------------------------------------------
Subject     Central Park                  293           Clubhouse         1977           $326.00/Mo.      None        October, 1997
            205 West Bell Road            ---            Pool/Spa         ----               To
            Phoenix, Arizona              95%          Golf Course        Good           $334.00/Mo.
                                                      Billiard Room       ----
                                                        Shuffleboard       5*
                                                          Storage
====================================================================================================================================

===========================================================================================================
                         SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
-----------------------------------------------------------------------------------------------------------

                                            3-Year
                                           Average
 Comp.          Name                    Annual Rental
  No.         Location                     Increase
-----------------------------------------------------------------------------------------------------------
  R-6       Shadow Hills                  $10.00/Mo.
            1802 E. Campo Bello
            Phoenix, Arizona
-----------------------------------------------------------------------------------------------------------
Subject     Central Park                  $15.00/Mo.
            205 West Bell Road
            Phoenix, Arizona
===========================================================================================================
(1) Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
===========================================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                       COMPETING MANUFACTURED HOUSING MAP

                                 [MAP OMITTED]

      Rental rates of manufactured housing communities located within the subject's primary market range from $240.00 to $347.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates within the market range, or $326.00 to $335.00 per site. The last rental rate increase at the subject property was October, 1997, of approximately $15.00 per month, which represents a 4.46 to 4.48 percent increase.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Orangewood Village, is located at 2650 W. Union Hills, in Peoria, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 393 sites, and is 98.0 percent occupied. Orangewood Village was developed in 1975, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $12.00 per month. Monthly rental rates range from $332.00 to $347.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, spa, billiard room, shuffleboard, golf course, laundry facility and recreational vehicle storage.

      Comparable R-2, Phoenix North, is located at 17825 N. 7th Street, in Phoenix, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 138 sites, and is 99.0 percent occupied. Phoenix North was developed in 1978, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $16.00 per month. Monthly rental rates range from $294.00 to $309.00, with water sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, spa, shuffleboard, golf course, library, laundry facility and recreational vehicle storage.

      Comparable R-3, Boulder Ridge, is located at 2233 E. Barron Drive, in Phoenix, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 264 sites, and is 100.0 percent occupied. Boulder Ridge was developed in 1983, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $15.00 per month. Monthly rental rates range from $240.00 to $340.00, with no services included in monthly rental payment. Amenities include two clubhouses, two pools, two spas, tennis courts, billiard room, laundry facility and recreational vehicle storage.

      Comparable R-4, Bonaventure, is located at 19401 N. 7th Street, in Phoenix Arizona. This comparable property is a family residential community, which contains 281 sites, and is 99.0 percent occupied. Bonaventure was developed in 1976, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $15.00 per month. Monthly rental rates are $280.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, spa, shuffleboard, billiard room, laundry facility and recreational vehicle storage.

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

      Comparable R-5, Desert Skies, is located at 19802 N. 32nd Street, in Phoenix, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 175 sites, and is 98.0 percent occupied. Desert Skies was developed in 1984, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $12.00 per month. Monthly rental rates range from $266.00 to $286.00, with no services provided in monthly rental payment. Amenities include a clubhouse, pool, spa, billiard room, exercise room, putting green, laundry facility and recreational vehicle storage.

      Comparable R-6, Shadow Hills, is located at 1802 E. Campo Bello Road, in Phoenix, Arizona. This comparable property is a family residential community, which contains 115 sites, and is 100.0 percent occupied. Shadow Hills was developed in 1983, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $10.00 per month. Monthly rental rates range from $265.00 to $275.00, with no services provided in monthly rental payment. Amenities include a pool, spa, playground, tennis courts, basketball court, volleyball court, laundry facility and recreational vehicle storage.

      In our opinion, and based on conversations with the on-site manager, property R-1 competes most favorably with the subject property, with monthly rental rates ranging from $332.00 to $347.00 per site. The subject property is currently quoting monthly rental rates ranging from $326.00 to $335.00 per site, which is within the range of rental rates of our more comparable properties. The subject property competes very effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed six recent sales of manufactured housing communities located in the Phoenix-Mesa MSA. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Mesa Village, is located at 2701 E. Allred Avenue, in Mesa, Arizona. This property contains 201 sites, situated on 18.36 acres of land area. The property was in good condition at the time of sale and was developed in 1964. Amenities include a pool, laundry facility and shuffleboard. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $5,000,000, which equates to $24,876 per site.

      Comparable Sale I-2, Chaparral Mobile Village, is located at 400 W. Baseline Road, in Tempe, Arizona. This property contains 359 sites, situated on 41.10 acres of land area. The property was in average condition at the time of sale and was developed in 1971. Amenities includes a pool. The property was 100.0 percent occupied at the time of sale. The property was purchased for $7,800,000, which equates to $21,727 per site.

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
===========================================================================================================================
                                     SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
---------------------------------------------------------------------------------------------------------------------------
                                                                                                                $EGI/Site
                                                                           Sales Price                          ---------
                                                                            Per Site                          $Expense/Site
                                 Sales Date     Land Area      Density      --------                  EGIM    -------------
 Comp.     Name                  ----------     ---------     --------      Occupancy                 ----    Expense Ratio
  No.    Location                Sales Price    No. Sites     Condition      At Sale      $NOI/Site   OAR       % Of EGI
---------------------------------------------------------------------------------------------------------------------------
 I-1      Mesa Village                1/97        18.36         10.95        $24,876         N/A       N/A          N/A
          2701 E. Allred Avenue       ----        -----         -----        -------
          Mesa, Arizona           $5,000,000       201           Good          99%

---------------------------------------------------------------------------------------------------------------------------
 I-2      Chaparral Mobile          12/96         41.10         8.73         $21,727         N/A       N/A          N/A
          Village                   -----         -----         ----         -------
          400 W. Baseline Road    $7,800,000       359         Average         100%
          Tempe, Arizona
---------------------------------------------------------------------------------------------------------------------------
 I-3      Casa del Sol I Resort     10/96         30.886         7.96        $35,000       $2,642     9.16x       $3,821
          11411 N. 91st Avenue      -----         ------         ----        -------                  -----       ------
          Peoria, Arizona         $8,610,000       246           Good          99%                    7.55%       $1,179
                                                                                                                  ------
                                                                                                                   30.86%
---------------------------------------------------------------------------------------------------------------------------
 I-4      Casa del Sol II           10/96         28.872         8.28        $35,021       $3,096     8.13x       $4,310
          Resort                    -----         ------         ----        -------                  -----       ------
          10960 N. 67th Avenue    $8,370,000       239           Good          99%                    8.84%       $1,213
          Peoria, Arizona                                                                                         ------
                                                                                                                   28.14%
---------------------------------------------------------------------------------------------------------------------------
 I-5      Brentwood Southern          4/96        60.06         5.75         $30,551       $2,520     8.49x       $3,600
          8103 E. Southern Ave.       ----        -----         ----         -------                  -----       ------
          Mesa, Arizona          $10,540,000       345          Good           100%                   8.25%       $1,080
                                                                                                                  ------
                                                                                                                   30.0%
---------------------------------------------------------------------------------------------------------------------------
 I-6      Sunrise Heights             2/94         28.0         7.14         $20,000       $1,680     7.38x       $2,710
          17801 North 16th            ----         ----         ----         -------                  -----       ------
          Street                  $4,000,000       200          Good           95%                    8.40%       $1,030
          Phoenix, Arizona                                                                                        ------
                                                                                                                   38.01%
---------------------------------------------------------------------------------------------------------------------------
Subject   Central Park              - - -         38.05         7.70          - - -        $2,634      N/A        $3,801
          205 West Bell Road                      -----         ----                                              ------
          Phoenix, Arizona                         293          Good           95%                                $1,167
                                                                                                                  ------
                                                                                                                   30.70%
---------------------------------------------------------------------------------------------------------------------------

======================================================================================
                   SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
--------------------------------------------------------------------------------------
 Comp.       Name                         Comparability to
  No.      Location                        to the Subject            Comments
--------------------------------------------------------------------------------------
 I-1      Mesa Village                    Inferior           Developed in 1964;
          2701 E. Allred Avenue                          Good condition; Amenities
          Mesa, Arizona                                    include: pool, laundry
                                                         facility and shuffleboard.
--------------------------------------------------------------------------------------
 I-2      Chaparral Mobile                Inferior       Developed in 1971; Average
          Village                                           condition; Amenities
          400 W. Baseline Road                                includes a pool.
          Tempe, Arizona
--------------------------------------------------------------------------------------
 I-3      Casa del Sol I Resort           Similar         Developed in 1972; Good
          11411 N. 91st Avenue                              condition; Amenities
          Peoria, Arizona                                include a clubhouse, pool,
                                                           spa, saunas, library,
                                                         activity center, billiard
                                                            room, exercise room,
                                                         shuffleboards, golf course
                                                           and laundry facility.
--------------------------------------------------------------------------------------
 I-4      Casa del Sol II                 Similar         Developed in 1977; Good
          Resort                                            condition; Amenities
          10960 N. 67th Avenue                           include: clubhouse, pool,
          Peoria, Arizona                                  spa, saunas, library,
                                                          billiard room, exercise
                                                         room, golf course, laundry
                                                          facility and RV storage.
--------------------------------------------------------------------------------------
 I-5      Brentwood Southern              Similar            Developed in 1983;
          8103 E. Southern Ave.                          Good condition; Amenities
          Mesa, Arizona                                   include: clubhouse, two
                                                        pools, two spas, horseshoes
                                                             and shuffleboard.
--------------------------------------------------------------------------------------
 I-6      Sunrise Heights                 Inferior        Developed in 1981; Good
          17801 North 16th                                  condition; Amenities
          Street                                         include: clubhouse, pool,
          Phoenix, Arizona                                 spa and tennis court.
--------------------------------------------------------------------------------------
Subject   Central Park                Subject Property    Developed in 1977; Good
          205 West Bell Road                                condition; Amenities
          Phoenix, Arizona                               include: clubhouse, pool,
                                                         spa, golf course, billiard
                                                        room, shuffleboard, laundry
                                                          facility and RV storage.
======================================================================================

                                                                 Market Analysis
================================================================================

      Comparable Sale I-3, Casa del Sol I Resort, is located at 11411 N. 91st Avenue, in Peoria, Arizona. This property contains 246 sites, situated on
      30.886 acres of land area. The property was in good condition at the time of sale and was developed in 1972. Amenities include a clubhouse, pool, spa, saunas, library, activity center, billiard room, exercise room, shuffleboards, golf course and laundry facility. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $8,610,000, which equates to $35,000 per site.

      Comparable Sale I-4, Casa del Sol II Resort, is located at 10960 N. 67th Avenue, in Peoria, Arizona. This property contains 239 sites, situated on
      28.872 acres of land area. The property was in good condition at the time of sale and was developed in 1977. Amenities include a clubhouse, pool, spa, saunas, library, billiard room, exercise room, golf course, laundry facility and recreational vehicle storage. The property was approximately
      99.0 percent occupied at the time of sale. The property was purchased for $8,370,000, which equates to $35,021 per site.

      Comparable Sale I-5, Brentwood Southern, is located at 8103 E. Southern Avenue, in Mesa, Arizona. This property contains 345 sites, situated on
      60.06 acres of land area. The property was in good condition at the time of sale and was developed in 1983. Amenities include a clubhouse, two pools, two spas, horseshoes and shuffleboard. The property was 100.0 percent occupied at the time of sale. The property was purchased for $10,540,000, which equates to $30,551 per site.

      Comparable Sale I-6, Sunrise Heights, is located at 17801 N. 16th Street, in Phoenix, Arizona. This property contains 200 sites, situated on 28.0 acres of land area. The property was in good condition at the time of sale and was developed in 1981. Amenities include a clubhouse, pool, spa and tennis court. The property was approximately 95.0 percent occupied at the time of sale. The property was purchased for $4,000,000, which equates to $20,000 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

================================================================================


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

                                                                 Market Analysis
================================================================================

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 307,119 and 832,099, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 355,431 and 935,324, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 123,947 and 335,301, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 147,895 and 390,956, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $53,367 and $60,629, respectively. The median household income levels within the subject's primary and secondary market areas, for 1997, are $40,241 and $42,642, respectively. Per capita income within the subject's primary and secondary market areas, for 1997, are $21,572 and $24,424, respectively.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS. For additional demographic information, please refer to the NDS summary report in the Addenda of this report.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Community Sales, operating expense ratios of competing parks range from 28.14 to 38.01 percent of effective gross income, and $1,030 to $1,213 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 30.70 percent of effective gross income and $1,167 on a per site basis. Operating expenses appear to be within the range of comparable properties on both a percentage of effective gross income and a per site basis.

================================================================================


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

                                                                 Market Analysis
================================================================================

Market Supply and Demand

      There are a total of six competing manufactured housing communities located within the subject's market, which total 1,366 sites, with a corresponding average occupancy rate of 99.0 percent. No specific absorption statistics were available. The subject property, based on conversations with management, has historically had occupancy rates consistent with competing parks, and is currently 95.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and has similar occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $240.00 to $347.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate within the range of competing parks, or at $326.00 to $335.00 per site.

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $20,000 to $35,021 per site, with corresponding overall rates ranging from 7.55 to 8.84 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

================================================================================


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                                                     ---------------------------

                                   SITE PLAN

                               [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located along the south side of West Bell Road, approximately two miles east of Interstate 17, in Phoenix, Maricopa County, Arizona. The subject site is rectangular in shape and contains approximately
38.05 acres, or 1,657,429.2 square feet of land area. Topographically, the site is basically level and at street grade.

      Sewer and water are provided by the city, while natural gas is supplied by Southwest Gas Corporation, electricity by Arizona Public Service and telephone by U.S. West Communications. Primary access to the subject site is available from West Bell Road Avenue. Reported by the City of Phoenix Flood Information Department, the subject property is located in Zone X, minimal flood hazard area, as stated on the Flood Insurance Rate Map, Community Panel No. 12158, dated September 30, 1995.

      The streets within the park have two-lanes, with concrete curbs and street lights. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1977. The subject improvements consist of a 293-site manufactured housing community, with a community center, swimming pool, spa, golf course, billiard room, shuffleboard, laundry facility and recreational vehicle storage. Of the 293 total sites, 131 sites are single-wide, while the remaining 162 sites are double-wide.

      The community center consists of a manager's office, restroom facilities, open-space available for resident use, billiard room and a fully equipped kitchen area. The exterior of the one-story community center is brick, and appeared to be in overall good condition at the time of inspection.

      The swimming pool and spa are located adjacent to the community center, while the golf course runs through the center of the park. Off-street parking is available for each resident. Site improvements within the park include: paved streets, dirt sites, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

================================================================================


                                       49
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                                                     ---------------------------

      Central Park is a functional manufactured housing community with good ingress and egress along West Bell Road. Overall, the subject community appears to be well maintained and is in good condition. Central Park is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Five Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Maricopa County is assessed at
25.0 percent of the Assessor's opinion of market value. The subject property is identified by tax parcel number 208-12-012B 6.

      The total amount of real estate taxes for 1996 payable in 1997 for the subject property amounts to $57,726.48. The total amount of real estate taxes for 1996 payable in 1997 equates to approximately $197.01 per site.

Zoning

      According to the City of Phoenix zoning officials, the subject property is currently zoned R-3, Multi-Family Residential. Based on conversations with the City of Phoenix zoning officials, the subject property is a legal, but non-conforming use for this zoned district.

================================================================================


                                       50
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Central Park, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $240.00 to $347.00;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate ranging from $326.00 to $335.00 per site, which is within the range of competing parks;

      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $20,000 to $35,021, with corresponding overall rates ranging from 7.55 to 8.84 percent;

      o Operating expenses are within industry standards for a park located in the southwestern region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o     The population profile of the subject property is 100 percent adult;

      o The current occupancy rate at the subject property of 95.0 percent is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Five Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Five Star Park, presented in the National Overview section of this report; and,

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Central Park will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

================================================================================


                                       51
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                                                     ---------------------------
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                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

================================================================================


                                       52
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

                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

================================================================================


                                       53
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

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Jody L. Garbisch inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


/s/ Michael J. Schaeffer  /s/ Jody L. Garbisch   /s/ Stanley R. Dennis, Jr., MAI
Michael J. Schaeffer      Jody L. Garbisch       Stanley R. Dennis, Jr., MAI
Director                  Associate Appraiser    Director, Manager

================================================================================


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

                                                                         ADDENDA
================================================================================


                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================

                                 POP-FACT SHEETS

================================================================================

Mon Nov 24, 1997                                                          Page 1
                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               Cushman & Wakefield

W. Bell Road & 3rd Avenue
Phoenix, Arizona                             COORD:   33:38.40       112:04.68
--------------------------------------------------------------------------------
                                                     5.00 MILE      10.00 MILE
DESCRIPTION                                             RADIUS          RADIUS
--------------------------------------------------------------------------------

POPULATION
    2002 PROJECTION                                   355,431           935,324
    1997 ESTIMATE                                     307,119           832,099
    1990 CENSUS                                       244,993           690,522
    1980 CENSUS                                       152,148           499,505
    GROWTH 1980 - 1990                                  61.02%            38.24%

HOUSEHOLDS
    2002 PROJECTION                                   147,895           390,956
    1997 ESTIMATE                                     123,947           335,301
    1990 CENSUS                                        94,998           268,555
    1980 CENSUS                                        52,525           180,270
    GROWTH 1980 - 1990                                  80.86%            48.97%

1997 ESTIMATED POPULATION BY RACE                     307,119           832,099
    WHITE                                               92.42%            89.59%
    BLACK                                                1.60%             2.21%
    ASIAN & PACIFIC ISLANDER                             2.18%             2.28%
    OTHER RACES                                          3.79%             5.92%

1997 ESTIMATED POPULATION                             307,119           832,099
    HISPANIC ORIGIN                                      9.82%            12.17%

OCCUPIED UNITS                                         94,998           268,555
    OWNER OCCUPIED                                      63.60%            63.60%
    RENTER OCCUPIED                                     36.40%            36.40%
    1990 AVERAGE PERSON PER HH                           2.57              2.55

1997 ESTIMATED HH BY INCOME                            123,947           335,301
      $150,000   +                                       3.01%             5.14%
      $100,000  TO  $149,999                             5.65%             6.10%
      $ 75,000  TO  $ 99,999                             7.84%             8.58%
      $ 50,000  TO  $ 74,999                            21.26%            21.46%
      $ 35,000  TO  $ 49,999                            18.81%            17.76%
      $ 25,000  TO  $ 34,999                            13.97%            12.97%
      $ 15,000  TO  $ 24,999                            14.71%            13.72%
      $  5,000  TO  $ 14,999                            11.73%            11.01%
      UNDER $ 5,000                                      3.02%             3.24%

1997 EST. AVERAGE HH INCOME                           $53,367           $60,629
1997 EST. MEDIAN HH INCOME                            $40,241           $42,642
1997 EST. PER CAPITA INCOME                           $21,572           $24,424

================================================================================

                                LEGAL DESCRIPTION

================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

Lot 3, Section 5, Township 3 North, Range 3 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona;

Except that part of Lot 3 in the Northwest quarter of Section 5, Township 3 North, Range 3 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:

Commencing at the intersection of the South line of the North 65 feet of said Lot 3 and the East line of the West 30 feet thereof;

Thence Easterly along said line a distance of 7 feet to the Point of Beginning;

Thence continuing Easterly along said South line a distance of 7 feet;

Thence Southwesterly to a point on said East line which is 14 feet Southerly of the Point of Commencement;

Thence Northerly along said East line a distance of 7 feet;

Thence Northeasterly to the Point of Beginning.

NOTE: Lot 3 is sometime erroneously described as the Northeast quarter of the Northwest quarter of said Section 5.

--------------------------------------------------------------------------------

================================================================================

                          QUALIFICATIONS OF APPRAISERS

================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                JODY L. GARBISCH

Education

Bachelor of Science Degree in Finance, concentration in Real Estate, from the College of Commerce and Business Administration at the University of Illinois, Urbana-Champaign, Illinois, 1997.

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

      Urban Real Estate Valuation
      Urban Economics
      Real Estate Financial Markets
      Real Estate Investments
      Real Estate Law
      Real Estate Fundamentals

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services.

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

     Course I-A             Fundamentals and Principles of Real Estate Appraisal
     Course I-B             Capitalization Theory and Techniques
     Course II-I            Case Studies in Real Estate Valuation
     Course II-2            Valuation Analysis and Report Writing
     Course II-3            Standards of Professional Practice
     Course IV              Litigation/Condemnation Valuation
     Course VI              Investment Analysis
     Course VIII            Residential Case Studies
     Course X               Market Analysis

     Seminar                Feasibility Analysis and Highest and Best Use
     Seminar                Discounted Cash Flow Analysis
     Seminar                Cash Equivalency
     Seminar                Subdivision Analysis
     Seminar                Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================


MARKET STUDY OF REAL PROPERTY

Camelot Acres
14750 West Burnsville Parkway
Burnsville, Dakota County, Minnesota


================================================================================


As of November 24, 1997



Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

              [Letterhead of Cushman & Wakefield of Illinois, Inc.]

December 22, 1997

Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:   Market Study of Real Property
      Camelot Acres
      14750 West Burnsville Parkway
      Burnsville, Dakota County, Minnesota 55306

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                  - 2 -                     December 22, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                      Camelot Acres

Location:                           14750 West Burnsville Parkway
                                    Burnsville, Dakota County, Minnesota

Assessor's Parcel Number:           Based on information provided by the client,
                                    the subject property is identified by
                                    Assessor's Parcel Numbers 02-02700-011-88 and 02-02700-010-90.

Date of Inspection:                 The property was  inspected on November
                                    24, 1997.

Ownership:                          The subject property is legally entitled to
                                    Aqua Marineland Vistas, an Illinois
                                    Corporation, and MHC Financing Limited
                                    Partnership, as beneficiary.

Land Area:                          Based on information provided by the
                                    property's legal plat of survey, the subject property contains approximately 68.45 acres of land area, or 2,981,682 square feet, according to county records.

Zoning: Based on information provided by the Burnsville Zoning Department, the subject property is zoned R-3 D, Mobile Home Park. The subject property is a legal and conforming use in the R-3 D, Mobile Home Park District.

Improvements
   Type:                            A manufactured housing community.

   Year Built:                      The subject property was originally
                                    developed in 1971.

   Size: The subject property consists of a 319-site manufactured housing community.

   Condition:                       At the time of inspection, the subject
                                    property was in good condition.

Property Rating:                    Four Star manufactured home community.

Special Assumptions:                1. Information regarding the subject
                                    property, including its physical
                                    characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Summary of Salient Facts
================================================================================

                                    2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                    3. Our market and consulting report
                                    regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                    4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                    5. Please refer to the complete list of
                                    assumptions and limiting conditions included at the end of this report.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................5
  Identification of Property...................................................5
  Property Ownership and Recent History........................................5
  Purpose and Function of the Market Study and Consulting Assignment...........5
  Scope of the Market Study and Consulting Assignment..........................5
  Date of Property Inspection..................................................5
  Definitions and Other Pertinent Terms........................................5

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................16

MARKET ANALYSIS...............................................................18
  National Overview...........................................................18
  Competition.................................................................25
  Comparable Manufactured Housing Community Sales.............................29
  Demographic Trends..........................................................31
  Expense Analysis............................................................31
  Market Supply and Demand....................................................32
  Conclusion..................................................................32

PROPERTY DESCRIPTION..........................................................34
  Site Description............................................................34
  Improvements Description....................................................34

REAL PROPERTY TAXES AND ASSESSMENTS...........................................35

ZONING........................................................................35

CONCLUSION....................................................................36

ASSUMPTIONS AND LIMITING CONDITIONS...........................................37

CERTIFICATION.................................................................39

ADDENDA.......................................................................40
  Pop-Fact Sheets
  Legal Description
  Qualifications of Appraisers

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
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

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                 [PHOTO OMITTED]

                     Front Entrance of the Subject Property


                                 [PHOTO OMITTED]

                         Exterior View of the Clubhouse

================================================================================


                                       1
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

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                         Interior View of the Clubhouse


                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

================================================================================


                                       2
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

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park


                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

================================================================================


                                       3
                                                              CUSHMAN &
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

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

             Street Scene Facing North Along West Burnsville Parkway


                                 [PHOTO OMITTED]

             Street Scene Facing South Along West Burnsville Parkway

================================================================================


                                       4
                                                              CUSHMAN &
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                                                     ---------------------------

                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 319-site manufactured housing community, situated on approximately 68.45 acres of land area, along the east side of West Burnsville Parkway, in Burnsville, Dakota County, Minnesota. The property's street address is 14750 West Burnsville Parkway. The property was developed in 1971, and was 98.1 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Aqua Marineland Vistas, an Illinois corporation, and MHC Financing Limited Partnership, as beneficiary. The subject property was originally developed in 1971, with 319 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected November 24, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

================================================================================


                                       5
                                                              CUSHMAN &
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

                                                                    Introduction
================================================================================

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the east side of West Burnsville Parkway, in Burnsville, Dakota County, Minnesota. The street address of the subject property is 14750 West Burnsville Parkway. The property is identified by tax parcel numbers 02-02700-011-88 and 02-02700-010-90, according to information provided by the client. The subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

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                                  LOCATION MAP

                                 [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

Introduction

      The market value of real property is influenced by the economic, political, physical and social characteristics of the overall economic region in which it is located. The subject property is located in the City of Burnsville, which is part of the Minneapolis/St. Paul metropolitan area, the Twin Cities metropolitan area. The following is an overview of the Twin Cities Metropolitan Area.

Definition of the Region

      Most of the following information pertains to the seven county Twin Cities Area consisting of Anoka, Carver, Dakota, Hennepin, Ramsey, Scott and Washington Counties. If data is drawn from sources that use the federally designated 11-county Metropolitan Statistical Area (MSA), or the 13-county Consolidated Metropolitan Statistical Area (CMSA), it is specifically noted. The 11-county MSA consists of the seven counties mentioned above plus Wright, Chicago, and Isanti Counties in Minnesota, and St. Croix County in Wisconsin. Even though the MSA includes areas outside the seven-county area, these seven counties contain the majority of the population and economic base of the MSA.

Location and Boundaries

      The subject property is located within the City of Burnsville, Dakota County, Minnesota. The city is located approximately fifteen miles south of downtown Minneapolis, and is bounded on the north by the City of Bloomington, on the east by the cities of Apple Valley and Eagan, on the west by the City of Savage, and on the south by the City of Lakeville.

Population

      The Twin Cities Metropolitan Area, located in the southeastern part of Minnesota, is home to over half of the state's population. The Twin Cities Metropolitan Area, as defined by Sales & Marketing Management, includes eleven counties in Minnesota and two counties in Wisconsin. Sales & Marketing Management estimates the total population of the Twin Cities Metro Area at 2.705 million people, as of January 1995; which ranks the Twin Cities as the 12th largest MSA in the United States. Based on a suburban population of 2.086 million, the metropolitan area ranks tenth in the United States.

      The historical and projected population growth trends for the seven primary counties in the Twin Cities Metropolitan area are summarized in the table on the following page.

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                                                               Regional Analysis
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================================================================================
TWIN CITIES METROPOLITAN AREA
POPULATION STATISTICS - 1980 THRU 2000
--------------------------------------------------------------------------------
                                     Compound Annual          Compound
                                     Change                   Annual
County          1980         1995    1980-1995         2000   Change 1995-2000
--------------------------------------------------------------------------------
Hennepin       941,411    1,052,800      0.75%      1,109,820      1.06%
Minneapolis    370,951      356,800     -0.26%        370,500      0.76%
Suburban       570,460      696,000      1.33%        739,320      1.21%
Anoka          195,998      273,600      2.15%        285,190      0.83%
Carver          37,046       57,700      3.00%         62,920      1.75%
Dakota         194,279      310,600      3.18%        346,130      2.19%
Ramsey         459,784      482,700      0.32%        504,110      0.87%
Scott           43,784       68,800      3.06%         77,410      2.39%
Washington     113,571      177,300      3.01%        180,180      0.32%

Total        1,985,873    2,423,500      1.34%      2,565,760      1.15%
--------------------------------------------------------------------------------
Source: 1980 Census, Sales & Marketing Management 1995 Survey of Buying Power and Metropolitan Council, "Forecasts of Population, Households and Employment:
2000 to 2020."
================================================================================

      The population of the metropolitan area increased by a compound average annual rate of 1.34 percent, between 1980 and 1995. Dakota and Scott Counties, which geographically comprise the southern half of the metropolitan area, and Anoka and Carver Counties located in the northern portion, led the other counties in population growth through 1995. Going forward, the projected population growth in Dakota and Scott counties should continue to exceed the growth projected for the other five counties in the Metropolitan area.

      Hennepin County, along with Ramsey County, forms the central core of the metropolitan area. Population trends in the Minneapolis-St. Paul area are typical of an expanding metropolitan area. As the development density of the central core increases and the relative affordability decreases, the population migrates to the outlying areas.

      The population shift from the city to the suburbs becomes evident when one looks at the county population as a percentage of the total population. These figures are presented in the table on the following page.

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                                                               Regional Analysis
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            ========================================================
            COUNTY POPULATION AS A PERCENTAGE OF THE TOTAL
            --------------------------------------------------------
            County                 1980       1995         2000(1)
            --------------------------------------------------------
            Hennepin:              47.4%      43.4%        43.3%
              Minneapolis          18.7%      14.7%        14.4%
              Suburban             28.7%      28.7%        28.8%
            Anoka                  9.9%       11.3%        11.1%
            Carver                 1.9%       2.4%         2.5%
            Dakota                 9.8%       12.8%        13.5%
            Ramsey                 23.2%      19.9%        19.7%
            Scott                  2.2%       2.8%         3.0%
            Washington             5.7%       7.3%         7.0%
            --------------------------------------------------------
            (1) Projected population
            ========================================================

      The preceding table shows a steady flow of population growth outward from the city toward the suburbs. The trend is commonly known as "urban sprawl" and will continue as the central cities and inner rings of the metropolitan area near their maximum development potential. The collar counties of Anoka, Carver, Dakota, Scott and Washington increased their share of the regional population from 29.0 percent in 1980 to nearly 37.0 percent in 1995.

      The population shift from the city to the suburban areas, is common among most major cities located throughout the Great Lakes and Northeastern regions, and is expected to continue for the foreseeable future.

Employment

      The Twin Cities economy, like most major metropolitan areas, began as a manufacturing center. However, today the Twin Cities' economic growth is no longer solely based on the manufacturing sector, but is distributed among wholesale and retail trade, health care, education, and financial services. The table on the following page, summarizes the current and projected employment trends for the eleven county Twin Cities metropolitan area.

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                                                               Regional Analysis
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================================================================================
WAGE AND SALARY EMPLOYMENT AS OF OCTOBER 1995 AND 2005
--------------------------------------------------------------------------------
                                         2005                       Compound
Industry        1995         Percent     Projected     Percent      Change
Group           Employment   of Total    Employment    of Total     1995-2005
--------------------------------------------------------------------------------
Manufacturing    276,500      17.7%        280,100       15.4%        0.13%
Construction      59,600       3.8%         63,900        3.5%        0.70%
TCU               85,600       5.5%         98,000        5.4%        1.36%
Trade            366,400      23.4%        421,000       23.2%        1.40%
FIRE             111,600       7.1%        129,200        7.1%        1.48%
Services         445,800      28.5%        585,900       32.3%        2.77%
Government       216,800      13.9%        235,900       13.0%        0.85%
--------------------------------------------------------------------------------
Total          1,562,900      99.9%      1,814,000      100.0%        1.50%
--------------------------------------------------------------------------------
Source: WEFA
(1) Transportation, Communications & Utilities
================================================================================

      Manufacturing had been the Twin Cities' major employer up to the early-1980's, when employment in the trade and service industries matched that of manufacturing, and subsequently surpassed it. Over the next ten years, the capture rate for the manufacturing industry is expected to decrease from 17.7 to
15.4 percent.

      The Twin Cities' service industry produced substantial growth in employment from 1980 to 1995; employment growth during this time period generated 135,100 new service jobs. The most significant addition to the Twin Cities service sector during the 1990's was the 4.2 million square foot Mall of America located in Bloomington, Minnesota. The $625.0 million retail/entertainment complex, which opened in 1992, created more than 11,000 new permanent jobs, and has substantially boosted the tourism and services industries. According to ownership, approximately one-third of the 38.0 million people who visit the Mall each year are tourists. During the forecasted period from 1995 to 2005, the service industry in the Twin Cities is projected to add 140,100 jobs, and increase its market share by 380 basis points.

      With over 1,300 technology-intensive firms, this area has one of the largest concentrations of high-technology businesses in the nation. The educational resources of the University of Minnesota and other local educational institutions provide an excellent supply of engineers and scientists, as well as applied research to high-technology firms.

      Despite the departure of the North Stars professional hockey team, the Twin Cities will remain a center for professional sports, the arts and other forms of recreation and cultural activities, providing new jobs in these fields. A number of tribal casinos have been constructed in both the metropolitan area and statewide, since 1989. Employment in this part of the entertainment industry has expanded rapidly since 1989, and is expected to be a

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                                                               Regional Analysis
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continued source of new employment opportunities in the foreseeable future.

      The strength and diversity of the local economy is supported by the number of public and privately owned companies who have chosen the Twin Cities for their corporate headquarters. Many other firms also have regional headquarters in the Twin Cities area.

      As illustrated in the table below, 15 of the Fortune 500 corporations operate within the Twin Cities MSA.

        ===============================================================
        FORTUNE 500 Largest U.S. Corporations
        Located in the Twin Cities Metropolitan Area
        ---------------------------------------------------------------
                                    1994 Sales    Sales        Assets
        Company                     Rank        (millions)   (millions)
        ===============================================================
        Dayton Hudson Corporation        30     $21,311.0     $11,697.0
        SuperValu, Inc.                  50     $15,936.9      $4,042.4
        3M                               58     $15,079.0     $13,496.0
        Northwest Airlines              125      $9,142.9      $8,070.1
        General Mills                   135      $8,516.9      $5,198.3
        Honeywell                       195      $6,057.0      $4,885.9
        Northwest Corporation           197      $6,032.0           N/A
        The St. Paul Companies, Inc.    243      $4,701.3           N/A
        United Healthcare               303      $3,768.9      $3,489.5
        Best Buy                        373      $3,006.5        $952.5
        Nash Finch                      398      $2,832.0        $531.6
        Northern States Power Co.       452      $2,486.5           N/A
        First Bank Systems              470      $2,375.1           N/A
        International Multifoods        495      $2,224.7         814.8
        Lutheran Brotherhood            496      $2,222.7           N/A
        ===============================================================

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                                                               Regional Analysis
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      The strength and diversity of the local economy is supported by the top 10 employers in the Twin Cities Metropolitan Area.

          ================================================================
          10 LARGEST TWIN CITIES METROPOLITAN AREA EMPLOYERS
          ----------------------------------------------------------------
          Name                   Minnesota Employees   Type of Company
          ----------------------------------------------------------------
          State of Minnesota           41,991          Government
          United State Government      34,178          Government
          University of Minnesota      34,000          Education
          3M Company                   23,127          Manufacturing
          Dayton Hudson Co.            22,800          Retail
          NWA Inc.                     16,933          Service
          Allied Health System         16,900          Healthcare
          Hennepin County              10,326          Government
          Norwest Corp.                10,037          Banking
          City of Minneapolis          10,000          Government
          ----------------------------------------------------------------
          Source: TCMA Chamber of Commerce.
          ================================================================

Transportation

      The Twin Cities Metropolitan Area is serviced by several interstate highway systems. Interstate 94 generally runs east-west and through the area, Interstate 35E and 35W run north-south through the area, Interstates 494 and 694 are bi-passes around the metropolitan area.

      The Minneapolis-St. Paul International Airport provides passenger air-service to more than 80 major U.S. Cities, as well as direct international flights. The Minneapolis-St. Paul International Airport is the 11th busiest airport in the nation, and has eight major airlines, 16 all-cargo airlines and 21 charter airlines.

      The Twin Cities Metropolitan Area is one of the countries major trucking centers, with more than 150 lines serving the area. The average commuting time in the Minneapolis-St. Paul area is 21.1 minutes, which is the lowest average of the nation's largest metropolitan areas. The Twin Cities area road system ranks second lowest in the nation for congestion. Six railway companies serve the Twin Cities area. Railroad service is integrated with the national railroad system, as well as the Canadian national railway system.

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                                                               Regional Analysis
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Culture/Recreation/Education/Health

      The University of Minnesota's main campus is located in Minneapolis. Nearly 45,000 full-time students are offered the ability to earn degrees in 250 fields of study. Former students and faculty have been awarded twelve Nobel Prizes for physics, medicine, chemistry, economics and peace.

      Sports fans support Minnesota Twins baseball, Minnesota Vikings football, and Minnesota Timberwolves basketball, as well as numerous minor league hockey, soccer, baseball and volleyball teams. Minnesota is home to the nation's largest shopping and entertainment complex, the Mall of America. According to the American Automobile Associations, the Mall of America is the third most popular tourist destination in the United States. Over 100.0 million people have visited the Mall since it opened in August of 1992.

Conclusion

      Although the Twin Cities Metropolitan Area will continue to be subject to national economic trends and conditions, the diversity of the local economy will insulate the area from volatile economic growth. The continuation of the Twin Cities Metropolitan Area's healthy business climate, as well as its economic stability, should ensure a favorable environment for real estate development and investment over the long-term.

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                                NEIGHBORHOOD MAP

                                 [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

      The subject property is located along the east side of West Burnsville Parkway, in Burnsville, Dakota County, Minnesota. Burnsville Parkway runs northeast through the City of Burnsville. The immediate neighborhood of the subject property is developed primarily with single-family residential housing, industrial developments and manufactured housing communities.

      Regional access to the subject property is very good, as the subject property is located just south of County Highway 42, which provides access to Interstate 35W. Interstate 35W runs north and south through the Minneapolis metropolitan area, and connects with Interstate Highways 494, 94, and 694. Interstate 35E, which runs northeast through the Minneapolis metropolitan area also serves the Burnsville area. Neighborhood access to the subject property is very good, as West Burnsville Parkway and County Highway 42 are major thoroughfares in the Burnsville area.

      Development in the immediate neighborhood of the subject property consists of single-family residential housing, industrial developments and manufactured housing developments. According to Sales and Marketing Management's 1997 Survey of Buying Power, the 1996 estimated population of the City of Burnsville is 59,100. The 1990 estimated population of Burnsville, according to the U.S. Bureau of the Census, was 51,288. The indicated increase in the Burnsville population between 1990 and 1996 was 15.23 percent.

      According to the U.S. Bureau of the Census and the State Demographer, the percentage of owner-occupied housing in the City of Burnsville is 65 percent. The median value of owner-occupied housing is $108,100. The median rent is estimated to be $537.00 per month.

      Rosemount, Inc. is the largest employer in the City of Burnsville. The largest employers in the Burnsville area are presented in the table on the following page.

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                                                           Neighborhood Analysis
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================================================================================
                             LARGEST EMPLOYERS
                            IN CITY OF BURNSVILLE
--------------------------------------------------------------------------------
COMPANY/ORGANIZATION         PRODUCTS/ SERVICE            NUMBER OF EMPLOYEES
--------------------------------------------------------------------------------
Rosemount, Inc.              Aerospace                           3,200
                             Engineering/Manufacturing
--------------------------------------------------------------------------------
Burnsville Center            Regional Retail Center              2,965
--------------------------------------------------------------------------------
School District #191         Education                           1,100
--------------------------------------------------------------------------------
Fairview Ridges Hospital     Healthcare                            950
--------------------------------------------------------------------------------
Pepsi Cola Company           Bottle Soft Drinks                    530
--------------------------------------------------------------------------------
Yellow Freight               Trucking                              510
--------------------------------------------------------------------------------
Frontier Communications      Communications                        350
--------------------------------------------------------------------------------
Northern                     Handyman Equipment Sales              350
--------------------------------------------------------------------------------
Skyline Displays             Displays                              270
--------------------------------------------------------------------------------
Byerlys                      Groceries                             210
--------------------------------------------------------------------------------
SOURCE: COMMUNITY PROFILE, BURNSVILLE CHAMBER OF COMMERCE
================================================================================

      The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, and the growth in population is anticipated to continue to increase at a steady pace.

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                                                                 MARKET ANALYSIS
================================================================================

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=========================================================================================
1997             Firm Name                State      No. of Sites      No. of Communities
Rank                                                 Owned/Managed       Owned/Managed
-----------------------------------------------------------------------------------------
 1      Sun Communities                  Michigan      30,295/0               84/0
-----------------------------------------------------------------------------------------
 2      ROC Communities                  Colorado    22,441/7,167            77/36
-----------------------------------------------------------------------------------------
 3      Manufactured Home Communities    Illinois     27,349/838              69/3
-----------------------------------------------------------------------------------------
 4      Ellenburg Capital                 Florida      25,173/0               63/0
-----------------------------------------------------------------------------------------
 5      Lautrec Ltd.                     Michigan      22,652/0               58/0
-----------------------------------------------------------------------------------------
 6      Chateau Properties               Michigan      20,003/0               47/0
-----------------------------------------------------------------------------------------
 7      Clayton Homes                    Tennessee     18,000/0               66/0
-----------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood  California     16,946/0               44/0
-----------------------------------------------------------------------------------------
 9      UNIPROP                          Michigan      14,931/0               40/0
-----------------------------------------------------------------------------------------
 10     The Bloch Organization           Michigan      14,379/0               37/0
=========================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing

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                                                                 Market Analysis
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steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                                                 Market Analysis
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      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
Year      ROC        MHC      Chateau     Sun     United      Total      Annual
                                                                         Growth
--------------------------------------------------------------------------------
1996     29,608     28,187    20,003     30,295    5,234     113,327      17.0%
--------------------------------------------------------------------------------
1995     27,910     26,237    19,594     18,000    4,850      96,591       9.0%
--------------------------------------------------------------------------------
1994     26,231     28,407    15,689     13,500    4,623      88,450      37.8%
--------------------------------------------------------------------------------
1993     20,142     14,700    15,261      9,036    5,050      64,189      17.8%
--------------------------------------------------------------------------------
1992     18,745     12,873    10,032      7,600    5,200      54,450       N/A
--------------------------------------------------------------------------------
1991      9,030     13,079     9,759       N/R      N/R         N/A        N/A
--------------------------------------------------------------------------------
N/R = No report                  N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                                                 Market Analysis
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      The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

==========================================================================================
                                    REIT MARKET UPDATE
------------------------------------------------------------------------------------------
Company Symbol    Price    Current Yield  52 Week High  52 Week Low    Annual   12 Mth Tot
                (9/19/97)                                             Dividend      Rtn
------------------------------------------------------------------------------------------
CPJ              $29.688        5.8%        $31.125       $22.250       1.72       26.6%
------------------------------------------------------------------------------------------
MHC              $25.625        5.2%        $26.428       $18.875       1.32       30.7%
------------------------------------------------------------------------------------------
SUI              $37.428        5.0%        $ 38.00       $27.750       1.88       31.8%
------------------------------------------------------------------------------------------
UMH              $11.625        6.0%        $13.625       $10.875       0.70       -1.7%
------------------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept
1997.
==========================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's.

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                                                                 Market Analysis
================================================================================

Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;
      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;

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                                                                 Market Analysis
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      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.
      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
      o     Excellent management.

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                                                                 Market Analysis
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      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

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                                                                 Market Analysis
================================================================================

Competition

      We have surveyed six manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 1,598 sites. The combined occupancy rate of these six manufactured housing communities, including the subject property, is approximately 99.5 percent. Excluding the subject property in our survey, the combined occupancy rate is approximately 99.8 percent, based on 1,279 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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
===========================================================================================================================
                                    SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
---------------------------------------------------------------------------------------------------------------------------
                                        Number                       Age
                                       Of Sites                      ---
                                       --------                   Condition                   Services       Date Of
 Comp.          Name                   Occupancy                  ---------      Monthly      Provided     Last Rental
  No.         Location                   Level     Amenities    Park Rating(1)    Rent         in Rent      Increase
---------------------------------------------------------------------------------------------------------------------------
  R-1    Ardmore Village                  337      Clubhouse        1970        $307.00/Mo.     Sewer      January, 1997
         20990 Cedar Avenue South         ---        Pool           ----             To         Refuse
         Lakeville, Minnesota             99%     Playground        Good        $312.00/Mo.  Snow Removal
                                                    Storage         ----
                                                  Basketball         4*
---------------------------------------------------------------------------------------------------------------------------
  R-2    Rambush Estates                  223      Clubhouse        1970        $344.00/Mo.     Water       March, 1997
         14709 North Burnsville           ---        Pool           ----         (Average)      Sewer
         Parkway                          100%    Playground        Good                        Refuse
         Burnsville, Minnesota                      Laundry         ----
                                                   Security          4*
---------------------------------------------------------------------------------------------------------------------------
  R-3    Rosemount Woods                  182     Playground        1982        $336.00/Mo.     Water      January, 1997
         140 St. West at Diamond Path     ---       Laundry         ----         (Average)      Sewer
         Rosemount, Minnesota             100%                      Good                        Refuse
                                                                    ----
                                                                     4*
---------------------------------------------------------------------------------------------------------------------------
  R-4    North Creek                      164      Clubhouse        1984        $280.00/Mo.     Refuse       May, 1997
         Pilot Knob Road                  ---     Playground        ----             To      Snow Removal
         Lakeville, Minnesota             100%    Basketball        Good        $290.00/Mo.
                                                                    ----
                                                                     3*
---------------------------------------------------------------------------------------------------------------------------
  R-5    Country View                     373      Clubhouse        1971        $287.00/Mo.     Refuse       May, 1995
         5775 Country View Trail          ---        Pool           ----
         Farmington, Minnesota            100%    Playground        Good
                                                    Laundry         ----
                                                  Basketball         3*
                                                   Baseball
---------------------------------------------------------------------------------------------------------------------------
Subject  Camelot Acres                    319      Clubhouse        1971        $338.00/Mo.     Water     September, 1996
         14750 West Burnsville            ---        Pool           ----                        Sewer
         Parkway                          98%       Storage         Good
         Burnsville, Minnesota                    Basketball        ----
                                                  Playground         4*
---------------------------------------------------------------------------------------------------------------------------
(1)  Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
===========================================================================================================================

========================================================
 SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
--------------------------------------------------------

                                            3-Year
                                           Average
 Comp.          Name                    Annual Rental
  No.         Location                     Increase
---------------------------------------------------------
  R-1    Ardmore Village                   $5.00/Mo.
         20990 Cedar Avenue South
         Lakeville, Minnesota
---------------------------------------------------------
  R-2    Rambush Estates                  $15.00/Mo.
         14709 North Burnsville         (Last increase)
         Parkway
         Burnsville, Minnesota
---------------------------------------------------------
  R-3    Rosemount Woods                  $17.00/Mo.
         140 St. West at Diamond Path   (Last Increase)
         Rosemount, Minnesota
---------------------------------------------------------
  R-4    North Creek                      $11.00/Mo.
         Pilot Knob Road
         Lakeville, Minnesota
---------------------------------------------------------
  R-5    Country View                      $9.00/Mo.
         5775 Country View Trail        (Last Increase)
         Farmington, Minnesota
---------------------------------------------------------
Subject  Camelot Acres                    $15.00/Mo.
         14750 West Burnsville          (Last Increase)
         Parkway
         Burnsville, Minnesota
---------------------------------------------------------
(1)  Ratings from One Star to Five Star Parks are defined
     in the National Overview section of this report.
=========================================================

                       COMPETING MANUFACTURED HOUSING MAP

                                 [MAP OMITTED]

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                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $280.00 to $344.00 per site, on a monthly basis. The subject property is currently quoting a monthly rental rate within the market range, or at $338.00 per site. The last rental rate increase at the subject property was as of September, 1996.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Ardmore Village, is located at 20990 Cedar Avenue South, in Lakeville, Minnesota. This comparable property contains 337 sites, and is 99 percent occupied. Ardmore Village was developed in 1970, and is in overall good condition. Amenities include a clubhouse, pool, playground, storage area, and basketball courts. Over the last three years, the average annual rental rate increase was approximately $5.00 per month. The monthly rental rates range from $307.00 to $312.00, with sewer, refuse, and snow removal included in the monthly rental payment.

      Comparable R-2, Rambush Estates, is located at 14709 North Burnsville Parkway, in Burnsville, Minnesota. Rambush Estates contains 223 sites, and is 100 percent occupied. Rambush Estates was developed in 1970, and is in overall good condition. Amenities include a clubhouse, pool, playground, laundry facilities, and security. The last rental rate increase occurred in March, 1997, and was $15.00 per month. The average monthly rental rate is $344.00, with water, sewer, and refuse included in the monthly rental payment.

      Comparable R-3, Rosemount Woods, is located at 140 Street West and Diamond Path, in Rosemount, Minnesota. Rosemount Woods contains 182 sites, and is 100 percent occupied. Rosemount Woods was developed in 1982, and is in overall good condition. Rosemount Woods contains a playground and laundry facilities as amenities. The last rental rate increase occurred in January, 1997, and was $17.00 per month. The average monthly rental rate is $336.00, with water, sewer and refuse included in the monthly rental payment.

      Comparable R-4, North Creek, is located along Pilot Knob Road, in Lakeville, Minnesota. North Creek contains 164 sites, and is 100 percent occupied. North Creek was developed in 1984, and is in overall good condition. Amenities include a clubhouse, playground, and basketball courts. Over the last three years, the average annual rental rate increase was $11.00 per month. The monthly rental rates range from $280.00 to $290.00 per month, with refuse and snow removal included in the monthly rental payment.

      Comparable R-5, Country View, is located at 5775 Country View Trail, in Farmington, Minnesota. Country View contains 373 sites, and is 100 percent occupied. Country View was developed in 1971, and is in overall good condition. Amenities include a clubhouse, pool, playground, laundry, basketball courts, and a baseball field. The last rental rate increase occurred in May, 1995, and was

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                                                                 Market Analysis
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      $9.00 per month. The monthly rental rate is $287.00 per month, with refuse service included in the monthly rental payment.

      In our opinion, and based on conversations with the on-site manager, properties R-1, R-2 and R-3 compete most favorably with the subject property, with monthly rental rates ranging from $307.00 to $344.00 per month per site. The subject property is currently quoting a monthly rental rate of $338.00 per site, which is within the range of rental rates of the most comparable competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed four sales of manufactured housing communities in the Minneapolis-St. Paul area, with two located in Dakota County. We have presented these three sales of manufactured housing communities below. The following is a brief discussion of each of the manufactured housing sales. These sales are summarized on the following facing page.

      Comparable Sale I-1, Northstar Mobile Home Park, is located at 3001 Country Drive, in Little Canada, Minnesota. This property contains 210 sites, and is situated on 33.22 acres of land area. The property was in average condition at the time of sale and was developed in 1971. Northstar Mobile Home Park contains minimal amenities. The property was 100 percent occupied at the time of sale. The property was purchased for $3,563,000, which equates to $16,967 per site.

      Comparable Sale I-2, Rosemount Woods, is located at 13925 Burnratty Avenue, in Rosemount, Minnesota. This property contains 182 sites, and is situated on 46.70 acres of land area. The property was in good condition at the time of sale, and was developed in 1982. Rosemount Woods contains laundry facilities and a playground as amenities. The property was 100 percent occupied at the time of sale. The property was purchased for $4,277,000, which equates to $23,500 per site. Rosemount Woods is a competing park as detailed in the previous section.

      Comparable Sale I-3, Cedar Knolls, is located at 12571 Garland Avenue, in Apple Valley, Minnesota. This property contains 462 sites, and is situated on 87.8 acres of land area. The property was in average condition at the time of sale and was developed in 1969. Amenities include a clubhouse, playground, and a pool. The property was 97.0 percent occupied at the time of sale. The property was purchased for $8,708,000, which equates to $18,848 per site.

      Comparable Sale I-4, Landfall Terrace, is located at 2937 Hudson Road, in St. Paul, Minnesota. This property contains 369 sites, and is situated on
      40.0 acres of land area. The property was in good condition at the time of sale. Amenities include a playground area, a small lake and tennis courts. The property was 85.0 percent occupied, at the time of sale. The property was purchased for $6,000,000 which equates to $16,260 per site.

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
=======================================================================================================================
                                     SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-----------------------------------------------------------------------------------------------------------------------

                                                                                     Sales Price
                                                                                      Per Site
                                        Sales Date       Land Area      Density       --------                    EGIM
 Comp.     Name                         ----------       ---------      --------      Occupancy                   ----
  No.    Location                       Sales Price      No. Sites      Condition      At Sale      $NOI/Site     OAR
-----------------------------------------------------------------------------------------------------------------------
 I-1     Northstar Mobile Home Park        1/96            33.22         6.32         $16,969          N/A         N/A
         3001 Country Drive                ----            -----         ----         -------
         Little Canada, Minnesota       $3,563,000          210         Average        100%
-----------------------------------------------------------------------------------------------------------------------
 I-2     Rosemount Woods                   11/94           46.70         3.90         $23,500          N/A        6.58x
         140 Street West at Diamond        -----           -----         ----         -------
         Park                           $4,277,000          182         Average        100%                        N/A
         Rosemount, Minnesota
-----------------------------------------------------------------------------------------------------------------------
 I-3     Cedar Knolls                      11/94           87.80         5.26         $18,848          N/A        4.86x
         12571 Garland Avenue              -----           -----         ----         -------
         Apple Valley, Minnesota        $8,708,000          462         Average         97%                        N/A
-----------------------------------------------------------------------------------------------------------------------
 I-4     Landfall Terrace                  12/91           40.0          9.23         $16,260        $1,481       6.88
         2937 Hudson Road                  -----           -----         ----         -------
         St. Paul, Minnesota            $6,000,000          369          Good           85                        9.11%
-----------------------------------------------------------------------------------------------------------------------
Subject  Camelot Acres                    - - -            68.45         4.66           98%         $2,354(1)      N/A
         14750 West Burnsville                             -----         ----
         Parkway                                            319          Good
         Burnsville, Minnesota
-----------------------------------------------------------------------------------------------------------------------
(1) 1997 Trailing 12 months
=======================================================================================================================

=====================================================================================================
                            SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-----------------------------------------------------------------------------------------------------
                                           $EGI/Site
                                           ---------
                                         $Expense/Site
                                         -------------
 Comp.     Name                          Expense Ratio   Comparability to
  No.    Location                          % Of EGI       to the Subject            Comments
-----------------------------------------------------------------------------------------------------
 I-1     Northstar Mobile Home Park            N/A           Inferior          Developed in 1971;
         3001 Country Drive                   -----                            Average condition;
         Little Canada, Minnesota              N/A                             Minimal amenities.
                                              ----
                                               N/A
-----------------------------------------------------------------------------------------------------
 I-2     Rosemount Woods                     $3,570           Similar       Developed in 1982; Good
         140 Street West at Diamond          ------                           condition; Amenities
         Park                                  N/A                              include: laundry
         Rosemount, Minnesota                  ---                                facilities.
                                               N/A
-----------------------------------------------------------------------------------------------------
 I-3     Cedar Knolls                        $3,875           Similar          Developed in 1969;
         12571 Garland Avenue                ------                            Average condition;
         Apple Valley, Minnesota               N/A                             Amenities include:
                                               ---                            clubhouse, pool, and
                                               N/A                                playground.
-----------------------------------------------------------------------------------------------------
 I-4     Landfall Terrace                    $2,363          Inferior       Developed in 1969; Good
         2937 Hudson Road                    ------                           Condition; Amenities
         St. Paul, Minnesota                  $882                            include: playground,
                                              ----                         tennis courts and a small
                                             37.33%                                  lake.
-----------------------------------------------------------------------------------------------------
Subject  Camelot Acres                       $4,420           Subject       Developed in from 1971;
         14750 West Burnsville               ------          Property           Good condition;
         Parkway                             $2,066                            Amenities include:
         Burnsville, Minnesota               ------                             clubhouse, pool,
                                             46.75%                          basketball court, and
                                                                                  playground.
-----------------------------------------------------------------------------------------------------
(1) 1997 Trailing 12 months
=====================================================================================================

                                                                 Market Analysis
================================================================================

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 126,037 and 403,093, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 140,798 and 441,873, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 47,129 and 159,183, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 54,253 and 179,803, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $77,594 and $75,305, respectively, and are expected to increase to $93,425 and $90,829, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $57,180 and $54,649, respectively, and are expected to increase to $63,188 and $61,365, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997, are $29,120 and $29,858, respectively, and are expected to increase to $36,157 and $37,145, respectively, by the year 2002.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS. For additional demographic information, please refer to the NDS summary report in the Addenda of this report.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

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                                                                 Market Analysis
================================================================================

      Expense ratios and expenses on a per site basis for the previously presented comparable manufactured housing community sales were not available, except for I-4. The subject property, however, is currently reporting expenses for the 12-month trailing period of 1997, at 46.75 percent of effective gross income and $2,066 on a per site basis. Operating expenses as a percentage of effective gross income for the subject property are slightly above national averages, due to higher real estate taxes, by comparison.

Market Supply and Demand

      There are a total of five competing manufactured housing communities located within the subject's market, which total 1,279 sites, with a corresponding average occupancy rate of 99.8 percent. No specific absorption statistics were available, since the subject's competing parks have historically reported occupancy rates at, or above 95.0 percent. The occupancy rate at the subject property, based on conversations with management, has historically been consistent with competing parks, and is currently 98.1 percent. We believe the current occupancy rate of the subject property is stabilized, and is within the range of the occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be very strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained high occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $280.00 to $344.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate within the range of competing parks, or at $338.00 per site, which we believe is market-orientated.

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's market area range from $16,260 to $23,500 per site. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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

                                    SITE PLAN

                                [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located along the east side of West Burnsville Parkway, just south of County Highway 42, in Burnsville, Minnesota. The subject site is irregular in shape and contains approximately 68.45 acres, or 2,981,682 square feet of land area. Topographically, the site is basically level and at street grade.

      Sewer and water service is provided by the City of Burnsville. Electric Service is provided by the Northern States Power Company. Gas service is provided by Minnegasco, and U.S. West Communications provides telephone service.

      The subject property is accessible via West Burnsville Parkway. The City of Burnsville Planning Department, indicated all areas of the subject property are located in Zone A, the 100 year flood plain. We recommend a qualified engineer to determine the existence of any serious flood hazard areas that may exist on or about the subject property.

      Each developed site has a concrete or asphalt-paved driveway. The streets within the park have two-lanes. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1971. The subject improvements consist of a 319-site manufactured housing community, with a clubhouse, pool, basketball court, and playground.

      The clubhouse consists of open-space available for resident use, and a kitchen. The exterior of the two-story clubhouse consists of masonry, and appeared to be in overall good condition at the time of inspection.

      The pool is adjacent to the clubhouse. Off-street parking is available for each resident. Site improvements within the park include: paved streets, concrete or asphalt-paved driveways, some street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

================================================================================


                                       34
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            Property Description
================================================================================

      Camelot Acres is a functional manufactured housing community with good ingress and egress from West Burnsville Parkway. Overall, the subject community appears to be maintained and in good condition. Camelot Acres is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Four Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Dakota County is assessed at 100 percent of the Assessor's opinion of market value. The subject property is identified by tax parcel numbers 02-02700-011-88 and 02-02700-010-90.

      Real estate taxes are assessed in arrears in Dakota County, with 1996 taxes payable in 1997. The total amount of real estate taxes for 1996, payable in 1997, for the subject property, amounts to $154,667.90. The total amount of real estate taxes for 1996 equates to approximately $484.85 per site.

Zoning

      According to zoning officials of the City of Burnsville, the subject property is currently zoned R-3 D, Mobile Home Park District. Based on conversations with zoning officials of the City of Burnsville, the subject property is a legal and conforming use in the R-3 D, Mobile Home Park District.

================================================================================


                                       35
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Camelot Acres, is a functional manufactured housing community, which competes favorably in relation to its competition;
      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $280.00 to $344.00;
      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate of $338.00 per site, which is within the range of competing parks, and appears to be market-oriented;
      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $16,260 to $23,500.
      o Operating expenses are slightly above national industry standards for manufactured housing communities; due to higher real estate taxes, by comparasion.
      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;
      o     The demographic characteristics of the area appear to be positive;
      o The population profile of the subject property is approximately 94.0 percent families, and 6.0 percent retired adults.
      o The current occupancy rate at the subject property of 98.1 percent is evident by a very strong local market and demand;
      o No significant manufactured housing communities are expected to be developed in the near future;
      o In our opinion, based on Woodall's criteria, the subject property is a Four Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Four Star Park, presented in the National Overview section of this report; and,
      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Camelot Acres will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

================================================================================


                                       36
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

================================================================================


                                       37
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

================================================================================


                                       38
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Michael J. Schaeffer inspected the property, and Stanley R. Dennis, Jr., MAI, Director, has reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


      /s/ Michael J. Schaeffer           /s/ Stanley R. Dennis, Jr., MAI

      Michael J. Schaeffer               Stanley R. Dennis, Jr., MAI
      Director                           Director, Manager

================================================================================


                                       39
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================


                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS


================================================================================

================================================================================


                                 POP-FACT SHEETS


================================================================================

Tue Nov 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

BURNSVILLE PKWY & COUNTY RD 42
BURNSVILLE, MN                              COORD:   44:44.78           93:19.38
--------------------------------------------------------------------------------
                                                    5.00 MILE         10.00 MILE
DESCRIPTION                                            RADIUS             RADIUS
--------------------------------------------------------------------------------
POPULATION
      2002 PROJECTION                                140,798            441,873
      1997 ESTIMATE                                  126,037            403,093
      1990 CENSUS                                    101,625            346,431
      1980 CENSUS                                     68,839            257,897
      GROWTH 1980 - 1990                               47.63%             34.33%

HOUSEHOLDS
      2002 PROJECTION                                 54,253            179,803
      1997 ESTIMATE                                   47,129            159,183
      1990 CENSUS                                     36,189            130,426
      1980 CENSUS                                     22,059             89,499
      GROWTH 1980 - 1990                               64.05%             45.73%

1997 ESTIMATED POPULATION BY RACE                    126,037            403,093
      WHITE                                            95.77%             95.12%
      BLACK                                             1.82%              1.98%
      ASIAN & PACIFIC ISLANDER                          1.92%              2.33%
      OTHER RACES                                       0.49%              0.58%

1997 ESTIMATED POPULATION                            126,037            403,093
      HISPANIC ORIGIN                                   1.14%              1.19%

OCCUPIED UNITS                                        36,189            130,426
      OWNER OCCUPIED                                   75.21%             72.15%
      RENTER OCCUPIED                                  24.79%             27.85%
      1990 AVERAGE PERSON PER HH                        2.79               2.64

1997 ESTIMATED HH BY INCOME                           47,129            159,183
      $150,000 +                                        7.63%              7.42%
      $100,000 TO $149,999                              8.30%              8.36%
      $ 75,000 TO $ 99,999                             12.67%             11.66%
      $ 50,000 TO $ 74,999                             30.01%             27.71%
      $ 35,000 TO $ 49,999                             17.61%             17.82%
      $ 25,000 TO $ 34,999                              9.97%             10.55%
      $ 15,000 TO $ 24,999                              7.83%              9.32%
      $  5,000 TO $ 14,999                              4.94%              5.85%
      UNDER $ 5,000                                     1.02%              1.30%

1997 EST. AVERAGE HH INCOME                         $ 77,594           $ 75,305
1997 EST. MEDIAN HH INCOME                          $ 57,180           $ 54,649
1997 EST. PER CAPITA INCOME                         $ 29,120           $ 29,858

Tue Nov 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                        (POP 80-02, HH 80-02, INC 80-02)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

BURNSVILLE PKWY & COUNTY RD 42
BURNSVILLE, MN                              COORD:   44:44.78           93:19.38
--------------------------------------------------------------------------------
                                                    5.00 MILE         10.00 MILE
DESCRIPTION                                            RADIUS             RADIUS
--------------------------------------------------------------------------------
POP_80: TOTAL                                          68,839            257,897
POP_90: TOTAL                                         101,625            346,431
POP_97: TOTAL (EST.)                                  126,037            403,093
POP_02: TOTAL (PROJ.)                                 140,798            441,873
HH_80: TOTAL                                           22,059             89,499
HH_90: TOTAL                                           36,189            130,426
HH_97: TOTAL (EST.)                                    47,129            159,183
HH 02: TOTAL (PROJ.)                                   54,253            179,803
INC_80: PER CAPITA (EST.)                            $  9,833           $  9,930
INC_90: PER CAPITA                                   $ 18,722           $ 19,227
INC_97: PER CAPITA (EST.                             $ 29,120           $ 29,858
INC_02: PER CAPITA (PROJ                             $ 36,157           $ 37,145
HH_90_BY INCOME_89: MEDIAN                           $ 46,060           $ 43,453
HH_97_BY INCOME: MEDIAN                              $ 57,180           $ 54,649
HH_02_BY INCOME: MEDIAN                              $ 63,188           $ 61,365
HH_80_BY INCOME_79: AVERAGE                          $ 30,685           $ 28,614
HH_90_BY INCOME_89: AVERAGE                          $ 52,353           $ 50,890
HH_97_BY INCOME: AVERAGE                             $ 77,594           $ 75,305
HH_02_BY INCOME: AVERAGE                             $ 93,425           $ 90,829

================================================================================


                                LEGAL DESCRIPTION


================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

All of the W 1/2 of the Southeast 1/4 of Section 27, Township 115, Range 21 in Dakota County, Minnesota, except that part lying Southerly of the center line of Burnsville Crosstown Highway as it is now laid out and travelled across said West 1/2 of the Southeast 1/4.
Dakota County, Minnesota

Abstract.

--------------------------------------------------------------------------------

================================================================================


                          QUALIFICATIONS OF APPRAISERS


================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A    Fundamentals and Principles of Real Estate Appraisal
      Course I-B    Capitalization Theory and Techniques
      Course II-I   Case Studies in Real Estate Valuation
      Course II-2   Valuation Analysis and Report Writing
      Course II-3   Standards of Professional Practice
      Course IV     Litigation/Condemnation Valuation
      Course VI     Investment Analysis
      Course VIII   Residential Case Studies
      Course X      Market Analysis

      Seminar       Feasibility Analysis and Highest and Best Use
      Seminar       Discounted Cash Flow Analysis
      Seminar       Cash Equivalency
      Seminar       Subdivision Analysis
      Seminar       Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================


MARKET STUDY OF REAL PROPERTY

Casa del Sol II
10960 North 67th Avenue
Peoria, Maricopa County, Arizona


================================================================================

As of December 1, 1997



Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

              [Letterhead of Cushman & Wakefield of Illinois, Inc.]

December 10, 1997


Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:   Market Study of Real Property
      Casa del Sol II
      10960 North 67th Avenue
      Peoria, Maricopa County, Arizona 49201

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                  - 2 -                     December 10, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Jody L. Garbisch

Jody L. Garbisch
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                              Casa del Sol II

Location:                                   10960 North 67th Avenue
                                            Peoria, Maricopa County, Arizona

Assessor's Parcel Number:                   Based on information provided by
                                            Maricopa County Treasurer's Office,
                                            the subject property is identified
                                            by Assessor's Parcel Numbers
                                            143-05-004L 5.

Date of Inspection:                         The property was inspected December
                                            1, 1997.

Ownership:                                  The subject property is legally
                                            entitled to MHC Operating Limited
                                            Partnership, an Illinois limited
                                            partnership.

Land Area:                                  Based on information provided by the
                                            property's legal plat of survey, the
                                            subject property contains
                                            approximately 28.872 acres of land
                                            area, or 1,257,686.52 square feet.

Zoning: Based on information provided by the City of Peoria Zoning Department, the subject property is zoned RMH-2, Residential Mobile Home.

Improvements
    Type:                                   A manufactured housing community.

    Year Built:                             The subject property was originally
                                            developed in approximately 1977.

    Size: The subject property consists of a 239-site manufactured housing community.

    Condition:                              At the time of inspection, the
                                            subject property was in good
                                            condition.

Property Rating:                            Five Star manufactured home
                                            community.

Special Assumptions:                        1. Information regarding the subject
                                            property, including its physical
                                            characteristics, was provided to us
                                            by the client and the on-site
                                            manager, and is assumed to be
                                            accurate.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Summary of Salient Facts
================================================================================

                                            2. The existence of potentially
                                            hazardous or toxic materials, which
                                            may be located on or about the
                                            property, was not considered in our
                                            evaluation. The appraisers are not
                                            qualified to detect such substances,
                                            and Cushman & Wakefield urges that
                                            an expert in this field be employed
                                            to determine the existence, if any,
                                            of hazardous materials located on or
                                            about the site.

                                            3. Our market and consulting report
                                            regarding the subject assumes the
                                            subject property, as presently
                                            improved, represents its highest and
                                            best use.

                                            4. It is unknown to the appraiser if
                                            the subject property complies with
                                            the Americans with Disabilities Act
                                            (ADA). We recommend a qualified
                                            specialist in the final
                                            determination regarding any ADA
                                            compliance deficiencies that may be
                                            present at the subject property.

                                            5. Please refer to the complete list
                                            of assumptions and limiting
                                            conditions included at the end of
                                            this report.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................5
   Identification of Property..................................................5
   Property Ownership and Recent History.......................................5
   Purpose and Function of the Market Study and Consulting Assignment..........5
   Scope of the Market Study and Consulting Assignment.........................5
   Date of Property Inspection.................................................5
   Definitions and Other Pertinent Terms.......................................5

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................29

MARKET ANALYSIS...............................................................31
   National Overview..........................................................31
   Competition................................................................38
   Comparable Manufactured Housing Community Sales............................43
   Demographic Trends.........................................................46
   Expense Analysis...........................................................46
   Market Supply and Demand...................................................47
   Conclusion.................................................................47

PROPERTY DESCRIPTION..........................................................49
   Site Description...........................................................49
   Improvements Description...................................................49

REAL PROPERTY TAXES AND ASSESSMENTS...........................................50

ZONING........................................................................50

CONCLUSION....................................................................51

ASSUMPTIONS AND LIMITING CONDITIONS...........................................52

CERTIFICATION.................................................................54

ADDENDA.......................................................................55
   Pop-Fact Sheets
   Legal Description
   Qualifications of Appraisers

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                 [PHOTO OMITTED]

                     Front Entrance of the Subject Property

                                 [PHOTO OMITTED]

                          Exterior of Community Center

================================================================================


                                       1
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

                                 [PHOTO OMITTED]

                           Exterior View of Pool Area

================================================================================


                                       2
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

================================================================================


                                       3
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                Street Scene Facing North Along North 67th Avenue

                                 [PHOTO OMITTED]

                Street Scene Facing South Along North 67th Avenue

================================================================================


                                       4
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 239-site manufactured housing community, situated on approximately 28.872 acres of land area for residents 55 years old or greater, located approximately 15 miles northwest of downtown Phoenix, in the City of Peoria, Maricopa County, Arizona. The property's street address is 10960 North 67th Avenue. The property was constructed in 1977, and was 99.0 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to MHC Operating Limited Partnership, an Illinois limited partnership. The subject property was originally developed in 1977, with 239 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 1, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

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      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the west side of North 67th Avenue, approximately two miles north of U.S. Highway 60 (Grand Avenue), in the City of Peoria, Maricopa County, Arizona. The street address of the subject property is 10960 North 67th Avenue, Peoria, Arizona. The property is identified by tax parcel number 143-05-004L 5, according to Maricopa County Treasurer's Office. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

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                                  LOCATION MAP

                                 [MAP OMITTED]
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                                            REGIONAL ANALYSIS - PHOENIX-MESA MSA
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Introduction

      The short- and long-term value of real estate is influenced by a variety of factors and forces which interact within a given region. Regional analysis serves to identify those forces which affect property value and the role they play within the region. The four primary forces which influence real property value include environmental characteristics, governmental forces, social factors, and economic trends. These forces determine the supply and demand for real property which, in turn, affect market value.

=======================================
A. Environmental Characteristics
=======================================

      The primary environmental forces which influence the region include physical location, geography, and infrastructure. These characteristics provide a basis for the region's stability and describe the area's overall locational bearing. Both natural and man-made environmental forces influence real property values and are best understood in relation to the subject property's location.

General Overview

      The Phoenix-Mesa MSA, which includes Maricopa and Pinal Counties, is the nation's 12th largest MSA by population rank. Maricopa County comprises a majority of the MSA, containing 23 incorporated cities and towns, and numerous developed unincorporated areas within its 9,225 square miles. The urbanized area of the county covers more than 2,000 square miles, making the Phoenix metropolitan area one of the geographically largest, yet least densely populated, metro areas in the country.

      Over the past several years, Phoenix has been one of the nation's fastest growing metropolitan areas. During this decade, it has trailed only Atlanta and Las Vegas in terms of domestic immigration with over 33,000 U.S. residents relocating here. The urbanized area has five distinct regions: central, northeast, southeast, northwest, and southwest. The areas are divided by mountains to the south and north of central Phoenix, by the Salt River Indian Reservation to the east, and by Interstate 10 and Interstate 17 running north, south, and west from the Salt River.

      The central region contains the area's major office employment centers:
Downtown, the Central Avenue corridor, the Camelback corridor, and the 44th Street/Sky Harbor International Airport area which is home to a significant amount of warehouse/distribution and industrial employment.

      The northeast region is characterized by an expanding services employment sector concentrated in south-central Scottsdale, the Paradise Valley Mall area, and the Scottsdale Airpark. The Scottsdale Airpark area contains a high concentration of industrial and light manufacturing employment. There is also an emerging medical service corridor along Shea Boulevard in north Scottsdale.

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      The northeast region is, perhaps, best known for its abundance of high-quality resorts and golf courses and its affluent bedroom communities such as Scottsdale, Paradise Valley, Fountain Hills, Carefree, Cave Creek, and northern portions of the City of Phoenix.

      The southeast region, often referred to as the East Valley, contains the cities of Tempe, Mesa, Chandler, Gilbert, Guadalupe, Queen Creek, and the South Mountain area of Phoenix. Major high-tech and aerospace employers are located in this region of the MSA, as is the main campus of Arizona State University in Tempe. Eastern portions of the southeast region contain many retirement communities that host thousands of winter visitors, as well as year-round retirees. Continued employment growth in high-tech industries, a diverse housing market, and transportation improvements are expected to fuel continued development in the southeast region.

      The northwest region includes northwest Phoenix and the communities of Glendale, Peoria, Youngtown, Surprise, El Mirage, and the unincorporated retirement communities of Sun City and Sun City West. This region is rapidly developing its own employment base, including service industries, agriculture, and high-tech manufacturing. Recent development has tended to follow Bell Road and the partially completed Agua Fria Freeway.

      The rapidly growing southwest region is the least developed of the five metropolitan areas, but its abundance of relatively inexpensive, developable land and access to Interstate 10 make it attractive to both developers and employers. The southwest region, which includes portions of the City of Phoenix, as well as Goodyear, Litchfield Park, Avondale, Tolleson, and Buckeye, has traditionally been agricultural in nature. In recent years, the area has attracted considerable warehouse and distribution development.

Transportation

      The Phoenix MSA is generally well served by an integrated transportation network. The central portion of the MSA contains a majority of the area's transportation links, supported by surrounding interstates, highways, and local routes.

      Highways & Interstates

      The Phoenix region is served by two major interstates: Interstate 10 and Interstate 17. Interstate 10 is the primary transportation thruway for the MSA, linking with Southern California to the west, and Tucson and New Mexico to the southeast. Interstate 17 runs northward, linking Phoenix with Flagstaff. Superstition Freeway (U.S. Highway 60) runs east from Central Phoenix/Interstate 10 toward Mesa and Gilbert. Other major routes within the region include U.S. Highways 80 and 89. Several new freeways, in various stages of competition, also pass through the metro area.

      Air Service

      Air transportation is available at Phoenix Sky Harbor International Airport, one of the 25 largest air traffic hubs in the nation. Airlines serving Sky Harbor include Southwest Airlines, Air West, United, Delta, Northwest, Alaska, American, USAir, and TWA. The Phoenix Sky Harbor International Airport handled 30.4 million passengers in 1996, a 9.0 percent increase over 1995, making it the 11th-busiest passenger airport in the country and


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                                                               Regional Analysis
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the 16th-busiest in the world. The airport moved 312,800 tons of cargo, which also represented a 9.0 percent increase.

      The airport is in the midst of two major projects. The first is the construction of a new, $169 million, 7,800-foot runway (which will be the airport's third). It is scheduled to become operational in the Spring of 1999. Construction has begun on a $30.0 million project that will add 14 more passenger gates. Completion is expected next Spring.

      Other Services

      Rail transportation is provided by the Southern Pacific, Atchison, and Topeka and Santa Fe lines. AMTRAK provides passenger service to the region. The MSA is also serviced by bus lines and motor carriers. Most municipalities provide local bus routes which run throughout the metropolitan area, while Greyhound/Trailways provides more regional service.

=======================================
B. Governmental Characteristics
=======================================

      Governmental influences on the region impact property values via political and legal actions at all levels. The legal climate at a particular time or in a particular place may overshadow the natural market forces of supply and demand. Government provides many necessary facilities and services that affect land use patterns, including public utilities, refuse collection, transportation networks, zoning codes, and fiscal policies.

Government Structure

      Maricopa County contains 23 incorporated cities and towns, and numerous unincorporated areas within its 9,225 square miles. Local governments provide a variety of services, including law enforcement, fire safety, planning and zoning, and other typical government services.

Services & Utilities

      Arizona Public Service supplies electricity for most of the Valley, including Ahwatukee, Foothills, Chandler, Gilbert, and Tempe. Salt River Project is the other main electric supplier in the region, serving parts of Apache Junction, Chandler, Mesa, and Tempe. Southwest Gas provides natural gas to the region. US West Communications is the main telephone supplier in Maricopa County. Water and sewer service is provided by the local municipalities.

Tax Structure

      Tax burdens within the region include state and local sale taxes, corporate income taxes, and ad valorem property taxes. Arizona's sales tax is
5.0 percent. Maricopa County adds an additional 0.05 percent on retail sales for freeway construction. The Maricopa County Assessor's Office assesses taxes at
25.0 percent of full value for improved industrial and commercial properties.

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Bond Rating

      Moody's Bond Record places the State of Arizona's bond rating as "Aaa" relative to investment qualities, while Maricopa County is "A". "Aaa" bonds are judged to be the best quality and carry the smallest degree of investment risk. "A" bonds are judged to possess many favorable investment attributes and are considered as upper-medium grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment sometime in the future.

=======================================
C. Social Forces
=======================================

      Real estate values can be influenced to a large degree by social issues impacting the region, including population trends, income levels, the profile of workers in the area, and other quality of life issues. The demographic composition of the population reveals the potential, basic demand for real estate services.

Population

      The population and its geographic distribution are basic determinants of the need for real estate. Aggregate population growth is distributed among regions in response to changing economic opportunities, while the demand for real estate is created by a population's demand for the goods and services to be produced or distributed within the region. Thus, population and demographic trends can influence the demand for services provided by property, thereby affecting property value.

      The Phoenix market is commonly perceived as a market composed primarily of retirees. This view is valid to a limited extent, since Phoenix still ranks among the top quartile nationwide in the proportion of residents over the age of
64. But the consumer base has changed as the in-migration of job seekers in recent years has outpaced the influx of retirees. Members of the "baby boom" generation (ages 25 through 44) now constitute a slightly higher proportion of the Phoenix population than the national average. While strong transportation and educational infrastructures are important assets, a major impetus to Phoenix's rapid population growth has been its lower living costs relative to MSAs in Southern California. Overall utility costs and tax collections are also below national and regional levels.

      Population in the Phoenix-Mesa MSA has grown at a relatively healthy pace over the past decade, showing increases of 3.4 percent per year from 1980 to 1990, and 2.7 percent per year from 1990 to 1997. By comparison, Arizona has also experienced population growth of 2.7 percent per year over the last seven years, while the U.S. reports population growth of about 1.0 percent per year for the same period. Estimates for 1997 place population in the Phoenix MSA at 2,695,900 +/-, an aggregate increase of 20.0 percent over 1990.

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      Through 2010, population growth in the MSA is forecasted to be 2.1 percent per year according to Woods & Poole Economics, slightly higher than the rate of growth projected for the state as a whole.

Households

      Household formation is an important component of demographic analysis which helps to identify changing patterns or shifts within the population. A household consists of all people occupying a single housing unit, thus providing significant sociological information about the region. Household formation also has a significant influence on demand for real estate. Households, combined with effective purchasing power, provide the basic demand for housing units and household needs, thereby transforming needs into effective demand for real estate improvements.

      Like the nation as a whole, household formation has occurred at a rate in excess of population growth within the subject region. This acceleration has been the result of several trends, namely the fact that the population is generally living longer, divorce rates have been on the rise, and many younger professionals are postponing marriage and/or leaving home at an earlier age, all resulting in increases of one- and two-person households. The total number of households in the Phoenix-Mesa MSA has increased from 580,190+/- in 1980 to 1,005,140+/- in 1997, a compound annual increase of about 3.3 percent per year. Accordingly, the number of persons per household within the MSA has decreased from 2.74 in 1980 to 2.64 in 1997.

      Projections through 2010 by Woods & Poole Economics show household growth in Phoenix at 2.1 percent per year, similar to population growth forecasts. This rate of growth will lead the state and far surpass the household growth for the nation.

Income

      Income levels, either on a per capita, per family, or per household basis, indicate the economic level of residents within the region and form an important component of economic analysis. Average income has a direct impact on the ability of residents to satisfy material desires for goods and services, directly affecting the demand and price levels of real estate.

      Phoenix's large retiree population consumes extensive amounts of goods and services, but adds little to the overall income of the community. Coupled with the relatively low wage levels in the MSA, this contributes to a slightly below-average per capita personal income level. Although low costs of living help to balance the below-average income, housing, taxes, and pension expenditures claim an above-average percentage of personal income. This tends to place Phoenix in the bottom quartile of Top 100 MSAs for consumer spending potential.

      On an average household basis (in real 1992 dollars), Phoenix-Mesa has an average income of $56,337 for 1997, about 8.7 percent higher than the state level of $51,817 and slightly below the national income level of $57,295. Maricopa County has a higher average household income figure than the MSA with $57,122.

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                                                               Regional Analysis
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      Real per capita income growth has generally kept pace with state and national trends, experiencing annual growth of roughly 1.07 percent per year (1980-90); 1.39 percent per year from 1990 to 1997 (not adjusted for inflation). Income projections by Woods & Poole Economics show per capita income growth of
1.36 percent per year for the Phoenix-Mesa MSA. Areas on the northeast and a portion of the southwest side of the MSA in Scottsdale and Phoenix are generally more affluent than other sectors with average income levels between $100,000 and $180,000.

Effective Buying Income

      While income levels are above average for the state, and slightly below the nation, lower taxes and housing costs also tend to improve the purchasing power of area residents. As such, the effective disposable income of residents--adjusted for tax payments, contributions to pension funds, and the cost of new housing--ranks fairly comparable to other regions of the southeast. Sales & Marketing Management places median household effective buying income at $31,340 for Phoenix-Mesa as of 1996, higher than the state median of $28,923 but lower than the U.S. median household EBI of $33,482.

=======================================
D. Economic Trends
=======================================

      Economic forces are significant to real property value. The fundamental relationships between current and anticipated supply and demand and the economic ability of the population to satisfy its wants, needs, and demands through purchasing power are tantamount to such an analysis. Some of the specific market characteristics considered in economic analysis include employment trends, the economic base of the region, expansion and new development, and the overall economic health of the region.

Overview

      The Phoenix-Mesa MSA has a relatively diverse economic base. Several factors contribute to the strength and stability of the local economy, including a good quality of life, a skilled labor force, low taxes, financial incentives by government, and a good transportation network.

      Over the past several years, the region has seen stable investment from new companies, as well as expanding industries. Statistics on labor, employment, investment, and construction show evidence of the region's dynamic economic growth.

      For years, Phoenix has been one of the fastest growing metropolitan areas in the nation. Low costs, a favorable climate, a well-educated workforce, and proximity to key markets in Southern California and the Pacific Rim have all contributed to the area's economic vigor. Despite an economic downturn in the late-1980s/early-1990s, the factors that previously fueled the MSA's growth remain in-place, giving Phoenix a positive outlook. The industry mix, although heavily concentrated in electronics and aerospace, also favors the MSA's long-term prospects.

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      With an improving economy, new growth has stimulated construction activity and has also increased the movement of thousands of new companies, primarily from California and the Midwest, into the Valley because of the readily available work force, low cost of living, quality of living for their employees, and the pro-business environment.

      In terms of real estate, Arizona's phase-out of its sales tax on commercial leases continues, dropping from 4.0 percent to 3.0 percent in 1994,
2.0 percent in 1995, and 1.0 percent in 1996. The 1.0 percent decrease will continue until 1997, when the tax will be eliminated altogether.

      Also contributing to the large number of companies choosing the Phoenix metropolitan area are low corporate income tax rates, plus new state regulations which allow corporations to file consolidated income tax returns. This regulation allows corporations to claim losses from subsidiaries in other states on their Arizona tax returns. The end result is the development of buildings for new companies and existing companies expanding and/or relocating.

      Among the Top 100 MSAs in the country, Phoenix ranks about 19th in economic diversity, with goods and services for sale outside the MSA ranging from high-tech manufacturing, communications, and tourism. Although only about
10.5 percent of the nation's urban markets lie within a 500-mile radius of the region, the MSA's convenient access to major markets in Southern California overshadows its distance from other U.S. regions. Key manufacturing industries in Phoenix includes the electronics and aerospace sectors. Phoenix has become a major regional center for communications and business services, providing support for much of the Southwestern U.S. and Rocky Mountain region.

      Tourism employment has continued to grow rapidly as the area's recreational charms have not abated. Tourism is expected to continue to bolster the local economy over the coming years as the number of visitors and winter residents continue to increase.

Employment

      The largest sectors of non-agricultural employment in Phoenix are Services (32.0 percent), Wholesale and Retail Trade (23.7 percent), and Government (12.5 percent). Although continuing to witness growth in manufacturing, this sector of non-farm employment accounts for a lower percentage of employment than its 14.9 percent share in 1980. Services, on the other hand, have increased its share from 23.0 percent in 1980 to 32.0 percent today. Finance, Insurance and Real Estate sectors of employment have generally maintained their percentage of non-farm employment, while Government has slipped. Both Construction and Transportation, Communications and Public Utilities have also maintained their distribution over the past fifteen years.

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================================================================================
                             Employment Distribution
================================================================================
       Employment Sector              1980    % of Total     1997     % of Total
================================================================================
Total Non-Farm Employment            796,860    100.00%   1,516,260     100.00%
--------------------------------------------------------------------------------
   Mining                              7,380      0.9 %       6,290        0.4%
--------------------------------------------------------------------------------
   Construction                       59,110       7.4%      99,470        6.6%
--------------------------------------------------------------------------------
   Manufacturing                     118,740      14.9%     152,900       10.1%
--------------------------------------------------------------------------------
   T.C.P.U.                           33,800       4.2%      72,700        4.8%
--------------------------------------------------------------------------------
   Wholesale/Retail Trade            186,870      23.5%     358,600       23.7%
--------------------------------------------------------------------------------
   F.I.R.E.                           84,270      10.6%     149,100        9.8%
--------------------------------------------------------------------------------
   Services                          183,000      23.0%     481,900       31.8%
--------------------------------------------------------------------------------
   Government                        123,690      15.5%     189,700       12.5%
================================================================================
Source: Woods & Poole Economics, Inc.
================================================================================

      Between 1980 and 1997 (forecast) the Phoenix MSA added 719,400 jobs, indicative of an astounding compound annual growth rate of 3.8 percent. During 1996 alone, the region added in excess of 73,000 jobs, or 5.7 percent. According to Metro Market Facts, (second quarter 1997 report), this increase was the second largest aggregate gain in the country behind Dallas, Ft. Worth, and the second largest proportional gain behind Las Vegas.

      The region's robustness produced gains in all major employment categories. The service sector was the big leader in absolute terms, creating 30,800 net new jobs. Retail trade had the second-largest gain (9,600 new jobs), followed by the public sector (9,100). Finance, insurance and real estate (FIRE) and wholesale trade grew by 7,800 and 6,800 new jobs, respectively. the transportation sector created 4,400 net new jobs. The construction industry added 3,900 workers. Manufacturing had the least impressive gain, with 300 net new jobs.

      Three sectors had percentage gains of over 8 percent. The largest (8.8 percent) occurred in wholesale trade. It was followed by FIRE and services. Transportation expanded its employment base by 6.8 percent; government by 5.2 percent; construction by 4.3 percent; and retail trade by 3.9 percent. Manufacturing's gain translated into a minuscule 0.2 percent advance.

      Services now account for 31.8 percent of the area's workforce versus 28.6 percent for the nation and 23.0 percent of MSA employment in 1980. Retail trade, the second largest employment category, with 23.7 percent, is generally consistent with national averages. Phoenix has a much lower percentage of its workers employed in manufacturing, 10.1 percent versus 15.1 percent for the nation.

      Owing to its status as the state capital, one of Phoenix's largest employment categories is state and local government. This tends to mitigate some of the volatile economic swings seen in regions which depend more heavily on one particular industry. The construction sector has traditionally comprised a key segment of the Phoenix economy. Despite faltering in the early-1990s with overbuilding in most real estate markets, this sector continues to be an important part of the local economy. As such, construction's 6.6 percent

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of local employment is well above the national average of 4.5 percent. In recent years, businesses selling goods and services outside the MSA have also been expanding, including high-tech durable manufacturing, communications, and tourism.

      Based on data through the second quarter of 1997, Phoenix continued to ride its recent wave of exuberant economic growth; payroll employment advanced
5.8 percent over year ago levels. Broad gains can be found in a number of key areas: the growth of high-technology manufacturing, increases in the retirement population, and the city's gains as a distribution hub. These improvements in turn, produced increases in secondary and tertiary industries, for example financial services, retail trade and professional services.

      Greater Phoenix is home to an increasing number of high-tech companies. One of the major high-tech players here is Intel, which has a $1.3 billion chip manufacturing complex (Fab 12) in southwest Chandler. Two of the area's newest high-tech developments involve Sumitomo and Microchip Technology. Sumitomo/Sitix just opened a new $400 million, 550,000 square foot water fabrication plant in northeast Phoenix. The plant employs 200 currently, with expected employment of up to 500 by 1999.

      Microchip Technology has a $137 million expansion underway at its Fab2 manufacturing facility in Tempe that is expected to create 200 new jobs. Completion is scheduled for early 1998. In addition, the company is planning to add about 300,000 more square feet (divided between manufacturing and office space) at its plant in Chandler. The $1 billion expansion is scheduled to take place over the next eight years, with construction beginning in 1998. If built out as currently envisioned, the company expects to hire another 2,000 workers for the Chandler site by 2003.

      Avnet, a distributor of electronics and computer products, which currently employs 1,700 throughout greater Phoenix, has announced plans to move its Electronic Marketing Group into a 176,000 square foot facility at Phoenix Airport Center. The move is expected to create several hundred new jobs.

      The growth of the area's high-tech industry has been part of the reason for Phoenix's high ranking in Cognetics' annual survey of "Entrepreneurial Hot Sports". The metropolitan area received the fourth-highest ranking in 1996 (behind Salt Lake City, Atlanta and Birmingham, Alabama).

      Another industry, aerospace, is pumping new life into some quarters here. The merger between McDonnel-Douglas and Boeing, is expected to have positive ramifications for the area.

      The metropolitan area continues to lure high-profile back-office operations and many companies with existing facilities are looking for room to grow. Excell Agent Services, a directory services firm that already has 2,400 employees in the area (in Phoenix, Tempe and Mesa), has announced plans to hire 500 more during the next six months.

      Bank of America plans to hire about 1,000 more workers at its telephone banking center in Tempe. Bank One Arizona has announced plans to add 1,000 new jobs in a consolidation of the company's telephone operations.

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Employment Growth

      Over the past five years, it is clear that employment growth in the Phoenix-Mesa MSA has slowed over the growth experienced between 1980 and 1990. Total employment grew at a compound annual rate of 4.5 percent per year from 1980 to 1990, decreasing to an annual rate of 2.8 percent from 1990 to 1997. Services, Transportation/Public Utilities, Finance, Insurance and Real Estate, Wholesale/Retail Trade, and Government have led employment growth, while Manufacturing increases have slowed.

      The consensus opinion is that while Phoenix's growth in employment will slow over the next decade, it will remain one of the top performing areas in the nation. Employment forecasts by a variety of econometric firms show a consensus growth of approximately 2.5 to 3.0 percent per annum.

Major Employers

      The relative diversity of the Phoenix economy can also be seen in the list of major MSA employers. Motorola is greater Phoenix's largest private sector employer, with 19,400 workers on its local payroll. Samaritan Health System is next, with an employee roster of 10,800. AlliedSignal (engineering and aerospace firm) employs 8,700. Pinnacle West Capital (the holding company for Arizona Public Service), US West, American Express, and Bank of America employ over 7,000 each. Both Intel and Banc One locally employ approximately 6,500.

      Other companies with more than 3,000 employees include: America West Airlines, Fry's Food Stores, Wells Fargo Bank, Honeywell Inc., Tosco/Circle K, Safeway, the Salt River Project (water and power utility), Bashas
(supermarkets), McDonnell-Douglas, TRW, AT&T, Southwest Airlines, and Gosnell Builders.

Unemployment Rates

      Unemployment rates in the Phoenix-Mesa MSA have historically been below state and national figures. As of October 1997, the unadjusted unemployment rate for Phoenix-Mesa was 2.5 percent, 110 basis points below year end 1996 and 140 points below the state unemployment rate of 3.9 percent. Mirroring national trends, unemployment in the MSA peaked between 1992-1993, followed by a declining trend through 1996.

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                          Historic Unemployment Rates
 ==============================================================================
       Year            Phoenix MSA         Arizona           United States
 ------------------------------------------------------------------------------
      Oct-97              2.5%               3.9%                4.7%
 ------------------------------------------------------------------------------
       1996               3.7%              5.5 %                5.4 %
 ------------------------------------------------------------------------------
       1995               3.5%               5.1%                5.6%
 ------------------------------------------------------------------------------
       1994               5.0%               6.4%                6.1%
 ------------------------------------------------------------------------------
       1993               5.1%               6.2%                6.8%
 ------------------------------------------------------------------------------
       1992               6.4%               7.4%                7.4%
 ------------------------------------------------------------------------------
       1991               4.9%               5.7%                6.7%
 ------------------------------------------------------------------------------
       1990               4.3%               5.3%                5.5%
 ==============================================================================
 Source: Employment & Earnings; Bureau of Labor Statistics
 ==============================================================================

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                                                               Regional Analysis
================================================================================

      Although it is too soon to know what the 1996 annual adjusted rate will be for the Phoenix region, it appears that unemployment declines have slowed within the MSA as a whole through the third quarter of this year.

Retail Sales

      Another measure of the economic health of a region is retail sales patterns. Consumers drive the economy by creating demand for goods and services and, in turn, generate the need for housing, office space, retail centers, and warehouse/distribution facilities. It is estimated that consumer spending accounts for two-thirds of all economic activity in the United Sates today. As such, retail sales patterns have become an important indicator of the economic health of a region. The following table summarizes historic retail sales in the Phoenix MSA and State of Arizona for the period 1985 - 1996.

  ===========================================================================
                            Retail Sales (1985-1996)
  ===========================================================================
               Year              Phoenix MSA (000)     State of Arizona (000)
  ---------------------------------------------------------------------------
  1985                                 $11,710,860               $18,401,358
  ---------------------------------------------------------------------------
  1991                                 $17,241,381               $26,893,039
  ---------------------------------------------------------------------------
  1996                                 $28,007,212               $42,748,487
  ===========================================================================
  CAGR 1985-1996                              8.2%                      8.0%
  ---------------------------------------------------------------------------
  CAGR 1991-1996                             10.2%                      9.7%
  ===========================================================================
  Source: Sales and Marketing Management Survey of Buying Power
  ===========================================================================

      Retail sales growth has been very good in the Phoenix area, increasing at a compound annual rate of 8.2 percent over the past 11 years. More recently, growth has increased to 10.2 percent per annum which is higher than the 9.7 percent growth experienced by the state as a whole. Going forward, Sales & Marketing Management forecasts an increase of 31.9 percent in sales to $36.9 billion versus 30.5 percent for the state as a whole. The significance of the Phoenix market is evidenced by the fact that with approximately 61.0 percent of the state's population, it accounts for nearly 66.0 percent of total retail sales. Woods & Poole Economics forecasts the MSA to see annual retail sales growth of 2.7 percent per year above inflation through 2010 (adjusted to 1987 dollars).

      The purchasing profile of area residents tends to reflect the demographic characteristics of the city. Drugs/Pharmaceuticals, and health and beauty aids claim a disproportionately large share of retail sales, attributable in part to the area's high proportion of retirees. Sporting goods and recreational vehicles are also featured, reflecting the region's opportunities for leisure-time activities and the favorable climate. Those categories expected to have the greatest growth potential are seen in General Merchandise and Eating and Drinking places.

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                                                               Regional Analysis
================================================================================

====================================
E. Tourism/Visitor Profile
====================================

Overview

      According to the Phoenix & Valley of the Sun Convention & Visitors Bureau, Tourism represents the second largest industry in the metropolitan area, behind high-technology. It is estimated that over 10.0 million people visit Phoenix each year, while more than 24.0 million visit the State of Arizona as a whole. Visitors to the Valley account for nearly $4.0 billion in total expenditures annually, with retail sales comprising $400.0 million.

================================================================================
                             Visitor Economic Impact
================================================================================
Year:                                                                      1995
================================================================================
Estimated Number of Visitors:                                     10.86 Million
--------------------------------------------------------------------------------
Average Length of Stay:                                              4.7 Nights
--------------------------------------------------------------------------------
Mean Expenditure Per Trip:                                                 $476
--------------------------------------------------------------------------------
Total Economic Impact for Maricopa County:                        $5.35 Billion
================================================================================
Source: Arizona Hospitality Research & Resource Center 1996
================================================================================

Expenditures

      The majority of visitor expenditures go toward food & beverage which accounts for 28.6 percent of all expenditures; lodging accounts for 21.5 percent, transportation 20.0 percent, and retail sales 15.0 percent. The following chart presents a breakdown of visitor expenditures by category.

================================================================================
                              Visitor Expenditures
================================================================================
           Category                 Percent              1995 Expenditures(000)
================================================================================
Food & Beverage:                     28.6%                     $1,530,946
--------------------------------------------------------------------------------
Lodging:                             21.5%                     $1,150,886
--------------------------------------------------------------------------------
Transportation:                      20.0%                     $1,070,591
--------------------------------------------------------------------------------
Retail Sales:                        15.0%                     $  802,944
--------------------------------------------------------------------------------
Entertainment:                        9.0%                     $  481,766
--------------------------------------------------------------------------------
Other:                                5.9%                     $  315,824
--------------------------------------------------------------------------------
Total:                              100.0%                     $5,352,957
================================================================================
Source: Arizona Hospitality Research & Resource Center 1996
================================================================================

      Based upon the 11+/-million visitors in 1995, the direct economic impact was calculated to be $5.35 billion. Business and convention travelers accounted for 38.0 percent of all visitations in 1995.

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                                                              CUSHMAN &
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                                                               Regional Analysis
================================================================================

Business/Convention Travelers

      Business and convention-oriented travelers to the Phoenix area comprise about 38.0 percent of all visitors to the region. The following chart summarizes the profile of business and convention travelers to the region.

================================================================================
                      Business/Convention Traveler Profile
================================================================================
Average Age:                                                         41.6 Years
--------------------------------------------------------------------------------
Average Income:                                                         $74,700
--------------------------------------------------------------------------------
Average Party Size:                                                 1.51 People
--------------------------------------------------------------------------------
Average Daily Spending:                                                    $193
--------------------------------------------------------------------------------
Average Length of Stay:                                              3.8 Nights
--------------------------------------------------------------------------------
Major Activities
--------------------------------------------------------------------------------
     Shopping:                                                            52.0%
--------------------------------------------------------------------------------
     Sightseeing:                                                         40.0%
--------------------------------------------------------------------------------
     Swimming/Sunbathing:                                                 36.0%
--------------------------------------------------------------------------------
     Nightclubs:                                                          25.0%
--------------------------------------------------------------------------------
     Golf:                                                                19.0%
================================================================================
Source: Behavior Research, Inc.
================================================================================

      From the data we see that the average business/convention visitor is 41.6 years of age with an average income of $74,700. According to Behavior Research,
52.0 percent of those surveyed cited shopping as one of their major activities while visiting.

Leisure Travelers/Winter Visitors

      Leisure travelers to the Phoenix area comprise approximately 62.0 percent of all visitors to the region. Their average age is slightly higher than the business/convention traveler at 42.8 years, with a significantly lower average income of $51,100. About 73.0 percent of all leisure travelers surveyed said that shopping was one of their primary activities. The following chart summarizes the profile of leisure travelers to the region.

      ===================================================================
                           Leisure Traveler Profile
      ===================================================================
      Average Age:                                            42.8 Years
      -------------------------------------------------------------------
      Average Income:                                            $51,100
      -------------------------------------------------------------------
      Average Party Size:                                    2.12 People
      -------------------------------------------------------------------
      Average Daily Spending:                                       $174
      -------------------------------------------------------------------
      Average Length of Stay:                                 5.3 Nights
      -------------------------------------------------------------------
      Major Activities
      -------------------------------------------------------------------
           Shopping:                                               73.0%
      -------------------------------------------------------------------
           Sightseeing:                                            74.0%
      -------------------------------------------------------------------
           Swimming/Sunbathing:                                    46.0%
      -------------------------------------------------------------------
           Museums:                                                39.0%
      -------------------------------------------------------------------
           Golf:                                                   16.0%
      ===================================================================
      Source: Behavior Research, Inc.
      ===================================================================

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                                       20
                                                              CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
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

                                                               Regional Analysis
================================================================================

      In the table below, only visitors staying in mobile homes or travel trailers were portrayed. In general, winter visitors arrive in the Valley by October and return to their state of origin by May. Median length of stay is estimated at slightly more than four months. In Metro Phoenix, approximately 113,000 winter visitors injected more than $340 million, while statewide, approximately 201,200 winter visitors injected nearly $1.0 billion in direct consumer expenditures during the 1995/96 season.

================================================================================
           Motor Home & Travel Trailer Winter Visitors - Metro Phoenix
================================================================================
           Mobile Home &
       Travel Trailer Census              1992/93   1993/94   1994/95    1995/96
================================================================================
Number of Mobile Home Spaces               56,400    57,900    58,400     64,500
--------------------------------------------------------------------------------
Number of Travel Trailer/R.V. Spaces       44,600    44,000    43,500     37,400
--------------------------------------------------------------------------------
Total Spaces Available                    101,000   101,900   101,900    101,900
--------------------------------------------------------------------------------
Spaces Occupied                            92,000    94,800    95,800     97,000
--------------------------------------------------------------------------------
% of Space Occupied by Winter Visitors        58%       59%       58%        58%
--------------------------------------------------------------------------------
Number of Winter Visitor Households        53,200    56,000    56,000     56,700
================================================================================
Source: Arizona State University, College of Business, Center for Business Research, August 1996
================================================================================

Summary

      From this analysis, it is clear that the Phoenix region is greatly impacted by the tourism and winter visitor industry. With over 10.0 million visitors each year providing over $400.0 million in retail sales to the region annually, there is clearly a competitive climate to attract these expenditures. As noted by the American Express study, roughly 40.6 percent of all retail expenditures in 1995 were from Non-Phoenix card members. In addition, 74.0 percent of all leisure travelers and 52.0 percent of all business travelers to the area cited shopping as one of their primary activities while visiting. In our opinion, the mall portfolio is well positioned to capture a strong market share of this visitor spending potential upon completion.

====================================
F. Real Estate Markets
====================================

      The real estate markets in Phoenix can be divided primarily into commercial and residential segments. The commercial segment includes office, industrial, and retail properties, while the residential market consists of multi-family and single-family dwellings. The following is a brief overview of each segment.

Office Market

      The Phoenix office market is rebounding from several years of oversupply which is being absorbed due to continued population and employment growth. Recent declines in vacancy are attributable to a steady pattern of net absorption and lack of new construction.

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                                                               Regional Analysis
================================================================================

As a result, effective rents have begun to increase. The decline in the use of concessions, especially free rent, has increased effective rent levels and, coupled with increased office space demand, should continue to warrant rental rate improvement in all submarkets.

      According to F.W. Dodge, the total inventory of office space in metropolitan Phoenix was 103.5 million square feet at year end 1996. This was up
2.3 percent from 1995. Net absorption of 5.4 million square feet resulting in a reduction in the vacancy rate to 11.1 percent from 14.4 percent. Koll Real Estate reports that most of the net absorption was in the Class B sector. Overall, vacancy in the Class A sector was slightly below 6 percent and 11.3 percent among Class B. In the more marginal Class C product, nearly one quarter remained empty.

      Approximately 1.2 million square feet of new suburban office space was under construction in early 1997, and an additional 3.8 million square feet were in the planning pipeline. According to Koll, most of the projects are located in the active Camelback Corridor, Scottsdale, or Tempe submarkets. Scottsdale, with an inventory of 5.6 million square feet, had an overall vacancy rate of 5.6 percent at year end. In the Class A sector, vacancy was particularly low at 3.4 percent.

      The overall tightness in the market has caused prices to rise. According to Koll, the value of Class A Central Business District space rose 7.0 percent to $113.40 per square foot while suburban space rose 24 percent to $116.63 per square foot. With such value increases, it would be expected that the pace of new construction would accelerate.

      F.W. Dodge forecasts that between 1998 and 1999, 7.5 million square feet of new supply will be available in the market, forcing vacancies above 12 percent. The F.W. Dodge pipeline is currently tracking well over 2.0 million square feet of new product which is expected to break ground before the close of the fourth quarter. In subsequent years, developers will heed the warning signals. They anticipate contract activity to average 2.1 million square feet per year during the final five years of the forecast, compared with the average of 1.7 million square feet for the 58 MSAs they surveyed. Fortunately, stable office employment growth will keep the metro-wide office vacancy rate in the 11 to 12 percent range.

Industrial Market

      Arguably the most active market segment, the industrial sector shows little sign of slowing down. According to Koll, metropolitan Phoenix has an industrial inventory of approximately 87.6 million square feet, about 9.4 percent of which were vacant in early 1997. Though vacancy was only slightly below what it was a year earlier, that stability gains new significance when considering that approximately eight million square feet (half of it speculative) came on-line here during 1996. According to Koll, another 1.9 million square feet were under construction entering 1997, and 2.9 million more square feet were in the planning stages. Areas seeing the most growth include Chandler/Gilbert, Mesa, South Phoenix, and Tempe.

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                                                               Regional Analysis
================================================================================

      A breakdown by product type is shown below.

        ==============================================================
                  Type              Inventory (mil SF)      Vacancy
        --------------------------------------------------------------
        Distribution Warehouse             33.0              11.0%
        --------------------------------------------------------------
        Manufacturing                      27.5               6.7%
        --------------------------------------------------------------
        Industrial Office                  12.7               9.4%
        --------------------------------------------------------------
        High Tech                           5.2               6.2%
        ==============================================================

      F.W. Dodge reports that the Phoenix industrial market is firmly entrenched in the development phase of the real estate cycle. During the first six months of 1997, the MSA has completed more new industrial facilities than any other metropolitan area surveyed. Although the increase in capital availability has been an impetus to higher contract activity, demand has been buoyant. The MSA's gains in manufacturing and the growth in its retail markets together produced strong demand for inventory storage and distribution centers. Total net absorption reached a cyclical peak in 1996, but remains healthy in the current year They do note, however, that gains to inventory will force vacancies to rise, ending the fourth quarter at 9 percent.

      In the final five years of the forecast, supply-demand fundamentals will remain firm and the market will experience above average returns on investment. Net absorption in 1998 and 1999 will average 2.9 million square feet per year, compared with 1.3 million square feet for the 58 MSAs Dodge surveys. However, industrial properties are extremely sensitive to swings in the GDP. As growth in the national economy decelerates in the latter portion of the forecast, absorption will drop to a 2.2 million square feet annual average. Developers will respond accordingly; after advancing at a 4 percent annual pace, inventory gains will settle into a more manageable 2.4 percent annual rate for the first three years of the forecast. Therefore, vacancies will end the period below the survey average, at 8.2 percent.

      Construction will be strongest in the near term, peaking in 1997. On average, 3.1 million square feet of new warehouse space will be started each year through 2002. The project pipeline contains over 5.0 million square feet.

      The average price for Class A warehouse stood at $34.25 per square foot at the end of 1996, up 16 percent over 1995.

Retail Market

      By all accounts, the retail market remains robust. According to Koll, the year end vacancy rate declined to 7.7 percent from 9.0 percent among the 80+/- million square feet they survey. F.W. Dodge reports that since the first quarter of 1996, the Phoenix market absorbed 5.9 million square feet, more than any other western MSA. Dodge reports that during the past 6 quarters, 12 million square feet of new space was completed, with only Atlanta and Philadelphia experiencing higher inventory gains.

      One of the reasons retail is so strong in Phoenix is due to tourism. Tourists boost the spending totals there. According to Sales & Marketing Management's 1997 Survey of Buying Power, retail sales in greater Phoenix averaged $26,482 per household during 1996, while the national metropolitan average was $24,992 per household and for the state sales were $25,391. Retail sales were highest in Scottsdale ($45,152 per household).

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                                                               Regional Analysis
================================================================================

      By contrast, greater Phoenix's median household EBI for 1996 ($31,346 per household) was well below the national median ($33,482 per household). Nonetheless, with a lower cost of living, residents in Phoenix enjoy a higher percentage of disposable income.

      Most of the new construction was in the neighborhood centers segment which accounts for 25.6 million square feet (32 percent of inventory) and had a vacancy rate of approximately 7 percent. Power centers, with 6.7 million square feet of total inventory report the lowest vacancy rate of slightly less than 1 percent. Net absorption was 400,000 square feet in the first quarter of 1997.

      Community centers, with 12.2 million square feet had a vacancy rate of just over 7.0 percent and regional malls had the highest vacancy rate of approximately 10.0 percent among its 14.2 million square feet. Finally, Koll reports that nearly all of the 4.8 million square feet of freestanding space was occupied. Among all of the submarkets, Scottsdale had the lowest vacancy rate of only 4.0 percent for its 15.2 million square feet of retail inventory.

      F.W. Dodge expects that demand for retail space in Phoenix will remain strong, averaging 3.2 million square feet annually through 2002. The key determinants of demand are households and incomes, both of which will continue to grow through the next six years. National chains and investors will respond to the increasing demographic base by expanding their presence in the market. Competition from various retail formats will place increasing pressure on profit margins. However, Phoenix will weather the storm better than most markets. Strong net absorption will force vacancies to trend downward, driving them to a low 7.3 percent by 2002.

      Phoenix will remain one of the most attractive retail markets in the country for both institutional investors and new development. F.W. Dodge expects retail inventory to expand at an average 2.1 percent annual rate over the next six years. This level of construction will be maintained by the more than 8.0 million square feet in the planning pipeline.

      The largest project in the market is the 1.2 million square foot Arizona Mills scheduled to open in November 1997. The next largest is a 570,000 square foot power center on Ray Road and 48th Street. Plans are being finalized for a proposed regional mall in Chandler which could be on line in late 1999.

Hospitality/Lodging Market

      F.W. Dodge reports that the building boom currently underway in the Valley's hospitality industry is negatively affecting the bottom line for many local area hotel operators. Since January, 639,000 SF of new hotel space has been added to inventory and another 764,000 SF is slated to be completed in the final six months of the year, adding more than 3,000 rooms to a marketplace that is quickly becoming overbuilt. In an attempt to bolster occupancies, hoteliers across all segments have cut room-rates, relative to last summer. Despite attractive price incentives, occupancies through June are a percentage point below year-ago levels at 71.6 percent. Demand has fueled rate increases in the average daily rate (ADR). In 1996 it stood at 95.34 percent, up 8.9 percent from $87.56 in 1995 and 20 percent from the $79.18 reported for 1994.

================================================================================


                                       24
                                                              CUSHMAN &
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                                                               Regional Analysis
================================================================================

      In the near term, the Phoenix hotel market should experience favorable demand conditions. Twenty-seven percent of Arizona's domestic out-of-state visitors come from California; 17 percent of its international visitors are from Mexico. Given the stabilization of Mexico's peso and California's rebounding economy, leisure travel to the MSA should be robust. As a result, lodging demand between 1998 and 2002 will be sturdy, totaling 4.3 msf; but average annual increases of 4.5 percent in stock will hold occupancies in the 68 percent to 70 percent range.

      With 7.5 msf in the planning pipeline it is quite evident that developers will continue to enter the market at a rapid pace. F.W. Dodge is currently tracking 17 projects which are scheduled to begin construction before year-end 1997, including: the 200-room Marriott Hotel, a 172 -room Quality Suites Hotel, a 120-room Holiday Inn Suites, and 160-room, Radisson facility. In 1997, contact activity will exceed 2.0 msf for the first time in over a decade. However, rising competition and downward pressure on daily room rates will limit new construction to a more reasonable 910,000 SF per year between 1998 and 2002. This rate of construction is still more than double the average of the 58 MSA's Dodge surveys.

Residential Market

      Phoenix continues to be one of the most active housing markets in the nation. Huge population growth and a sharply revived economy have driven vibrant new home construction. In 1994, 28,784 single-family units were approved for construction, the nation's highest total that year. In 1995, the sum in Phoenix rose again, to 29,104 units. Still more, 29,892 units were authorized in 1996. For the first half of 1997, 15,960 were permitted, according to preliminary data from the bureau. Construction is active in a number of areas; the city of Phoenix, Chandler and Scottsdale hold the lead, but Gilbert, Mesa, Glendale and Peoria are also active. F.W. Dodge expects that single family construction is expected to peak in 1997 at 29,800 units, before falling to an average of 24,200 over the next five years.

      Prices remain low by national norms, but the gap seems to be quickly narrowing. According to the National Association of Realtors, the second quarter 1997 median resale price in the metro market was $113,200, 8.5 percent below the national median of $123,700, and 22.4 percent below the $145,900 median for the Western U.S. A year earlier, these differences were respectively 14.7 percent and 34.0 percent.

      According to the 1997 Study of Housing Costs, conducted by E&Y Kenneth Leventhal, Phoenix ranks as the 33rd least expensive housing market of the 75 major metropolitan markets surveyed. After factoring in tax deductions, owning a home required approximately 22 percent of the median family income. According to the study, housing costs were approximately the same for renters.

      Apartment development in Phoenix has picked up markedly, particularly at the high end, and particularly (but not only) in the North Phoenix-Scottsdale area; Mesa, Chandler and Tempe have also been active. Indeed, building permit numbers here are a good example of the steep cycles characteristic of Phoenix area real estate markets. After averaging fewer than 1,900 units per year from 1989 through 1993, multi-family building

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                                                              CUSHMAN &
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                                                               Regional Analysis
================================================================================

permitting leapt to 5,991 units in 1994. It leapt again in 1995, to 8,220 units. And yet another substantial gain was reported for 1996 with the authorization of 9,754 units.

      As large as those numbers may seem, they pale beside the 34,580 multi-family units approved in 1984, and the 25,693 in 1985 (and the 17,821 of 1986). Through the first half of 1997, the pace appears to be cooling: preliminary date from the U.S. Department of Commerce, Bureau of the Census, report 3,832 units authorized, a 32 percent decline from the total for the comparable period of 1996. In 1996, some 7,000 new units came on line, with a higher total expected for the 1997 year-end tally. F.W. Dodge reports that since 1994, net absorption of 24,000 units was achieved, pushing vacancy rates to a low of 6.1 percent.

      Average vacancy, thus, has increased. Indeed, its been increasing since 1995-- although as of first quarter 1997 the vacancy rate was still relatively low at 5 percent (a far cry from the double-digit levels that persisted from 1985 to 1992). F.W. Dodge reports that since 1994 effective rents have risen at an annual rate of 5.3 percent compared with 3.2 percent for the nation.

      Despite the relatively large increases in inventory, the multi-family sector continues to function efficiently. During the remainder of the decade the supply-demand relationship for apartments should gradually improve. In the near term, demand for market-rate and luxury condominiums will keep net absorption above a 7,000-unit average per year through 2002. However, long-term demographic trends indicate that elderly housing and assisted living facilities will be in greater demand as the decade unfolds. Overall, F.W. Dodge expects Phoenix to construct more multi-family facilities than any other western region city, averaging 6,300 units per year between 1997 and 2002.

Summary

      Most submarkets in Phoenix will continue to experience new development in 1997-98. Those areas not encountering new development will see increases in rental rates as current space is absorbed and new construction takes place in surrounding submarkets. The stimulated market has produced a tightening which has improved overall vacancy rates and begun to push rental rates upward.

====================================
G. Critical Observations
====================================

      The following bullet points summarize some of our general observations relating to the subject's region:

      o Economy - The Phoenix-Mesa economy is relatively diverse and has seen strong growth over the past decade. The largest sectors of employment include Services (32.0%), Wholesale/Retail Trade (23.7%), Government (12.5%), Manufacturing (10.1%), and F.I.R.E. (9.8%).

================================================================================


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                                                               Regional Analysis
================================================================================

      o Employment - Employment growth is projected to be 2.6 percent per year, led by F.I.R.E., Services, and Transportation, Communications, and Public Utilities. The Manufacturing base will continue to lag the other sectors and expand at an annual rate of 1.3 percent per year through 2010.

      o Population - Population growth in the MSA is forecasted to be 2.1 percent per year, while household formation will occur at an annual rate of 2.1 percent per annum.

      o Average Household Income - Income levels are projected to increase at an annual rate of about 1.4 percent per year through 2010 above inflation.

      o Retail Sales - Sales are forecasted to grow by about 2.7 percent per year for the MSA as a whole, in real (1992) dollars.

      o Consumer Markets - The attractiveness of Phoenix's consumer markets is mixed. Positive factors include the area's fundamentally strong growth, both in terms of resident population and income. Conversely, relatively low per capita disposable income and Phoenix's historically high level of cyclically tend to detract slightly from the appeal of its retail markets.

      o Strengths - Strengths of the region include low living and operating costs and proximity to Southern California and Pacific Rim markets. The MSA also benefits from an efficient transportation network and a good quality of life. Rapid growth in the working-age population continues to boost the outlook for expansion in the retail sector. With wages, energy rates, and construction costs relatively low, the area continues to keep and attract firms, a trend that continues to invigorate growth in business-to-business markets.

      o Weaknesses - Weaknesses within the MSA include a strained physical and educational infrastructure which has resulted from the area's rapid growth, compromising the quality of life within the region. These are typical growing pains, however, which continue to be a focus of local government.

Conclusion

      The short- and long-term outlook for the Phoenix-Mesa region and its surrounding area is for good growth in employment and population. The economy is well diversified, with a relatively low cost of living and good transportation system. On balance, we are relatively optimistic about the short-term outlook of the subject region. Long-term, the region should see stability and good growth, with increasing real estate values.

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

                       COMPETING MANUFACTURED HOUSING MAP

                                  [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

The City of Peoria

      According to the Peoria Chamber of Commerce, Peoria is one of the fastest growing municipalities in the United States, located in the northwest portion of the Phoenix-Mesa MSA. Peoria is bordered on the west by Sun City, on the east by Phoenix and Glendale, on the south by Glendale and on the north by Lake Pleasant. The estimated population for the City of Peoria, Maricopa County and the State of Arizona is shown below.

--------------------------------------------------------------------------------
                                   Population
--------------------------------------------------------------------------------
                            1980                 1990                1996
--------------------------------------------------------------------------------
Peoria                     12,171               50,168              78,310
--------------------------------------------------------------------------------
Maricopa County          1,509,175             2,122,101           2,634,625
--------------------------------------------------------------------------------
Arizona                  2,716,546             3,665,228           4,462,300
--------------------------------------------------------------------------------
Source: Arizona Department of Economic Security and U.S. Census Bureau.
--------------------------------------------------------------------------------

      The Peoria Economic Development Group facilitates new business and industry moving to the city. Formerly an agricultural town, Peoria is today a business and medical hub for the Northwest Valley area. Peoria's major employers include: Plaza del Rio, a senior citizen/medical complex, employing roughly 1,100 employees and Peoria Bell Road Auto Mall, employing approximately 500 employees. Many of Peoria's residents commute to nearby companies in northwest Phoenix, such as, Honeywell Flight Systems with 5,000 employees, American Express with 3,000 employees and Bull Information Systems with 1,000 employees.

      Transportation has improved with a fairly new freeway, Arizona 101 (part of the metropolitan Phoenix Outer Loop), connected to I-17 and I-10, and U.S. Highway 60 (connecting Phoenix and Las Vegas). The Santa Fe Railway also serves the area. Sky Harbor International Airport is located 20 miles southeast of Peoria, which is served by 16 major airlines and offers non-stop flights to every major U.S. city. Locally, Glendale Municipal Airport is located two miles southwest of Peoria.

Neighborhood Description

      The subject property's neighborhood is generally bounded by Cactus Road to the north, Northern Avenue to the south, North 59th Avenue to the east and North 83rd Avenue to the west. This area is primarily developed with single-family homes, retail uses and mobile home park communities.

      The subject property is situated along the west side of North 67th Avenue, approximately two miles north of U.S. Highway 60 (Grand Avenue), in the City of Peoria, Arizona. Within the subject's neighborhood, North 67th Avenue is developed primarily with retail uses. Crossroads Plaza Shopping Center is located adjacent to the southern portion of

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                                                           Neighborhood Analysis
================================================================================

the subject site, and is anchored by PetsMart, Blockbuster and Craftmart. Peoria Station community shopping center is located south of Crossroads Plaza Shopping Center, at the southwest corner of Peoria Avenue, and contains Safeway grocery and Video Update. Other retail establishments include neighborhood retail centers, convenience stores, gas stations and fast food restaurants, such as:
Burger King, McDonalds, Taco Bell, Kentucky Fried Chicken, Long John Silver and Popeye's. The accessibility to the retail area is a benefit for Casa del Sol II residents since many of the residents do not have vehicles.

      Residential developments are noted to the east and west of the subject property, with mobile home park communities to the west and south of the subject property. Mobile home park communities to the west of the subject property includes Casa del Sol III and Sun Crest, located along the north side of Peoria Avenue, while Peoria Mobile Estates and Orange Grove are located south of the subject property. Other developments in the immediate area include the Glendale Community College, which is located approximately one mile southeast of the subject site.

      Transportation in the subject's immediate area is excellent. The subject property enjoys access and visibility along North 67th Avenue, a north/south, four-lane paved roadway, with a middle turning lane, that provides direct access to U.S. Highway 60 (Grand Avenue) approximately two miles south of the subject property. The subject property has approximately 703 feet of frontage along the west side of North 67th Avenue. U.S. Highway 60 can also be accessed two miles east of the subject site via Peoria Avenue. Peoria Avenue is an east/south, four-lane paved roadway, with a middle turning lane, located just south of the subject property. Other major highways include State Highway 101, which is located approximately three and one-half miles west of the subject site.

      The subject's immediate neighborhood is conveniently accessed and located approximately 15 miles from downtown Phoenix. U.S. Highway 60, approximately two miles to the west or south of the subject site, provides direct access to downtown Phoenix.

      In summary, the subject property is located in an area well suited for manufactured housing development, which benefits from the accessibility from the nearby major highways.

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                                                                 MARKET ANALYSIS
================================================================================

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=========================================================================================
1997             Firm Name                State      No. of Sites      No. of Communities
Rank                                                 Owned/Managed       Owned/Managed
-----------------------------------------------------------------------------------------
 1      Sun Communities                  Michigan      30,295/0               84/0
-----------------------------------------------------------------------------------------
 2      ROC Communities                  Colorado    22,441/7,167            77/36
-----------------------------------------------------------------------------------------
 3      Manufactured Home Communities    Illinois     27,349/838              69/3
-----------------------------------------------------------------------------------------
 4      Ellenburg Capital                 Florida      25,173/0               63/0
-----------------------------------------------------------------------------------------
 5      Lautrec Ltd.                     Michigan      22,652/0               58/0
-----------------------------------------------------------------------------------------
 6      Chateau Properties               Michigan      20,003/0               47/0
-----------------------------------------------------------------------------------------
 7      Clayton Homes                    Tennessee     18,000/0               66/0
-----------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood  California     16,946/0               44/0
-----------------------------------------------------------------------------------------
 9      UNIPROP                          Michigan      14,931/0               40/0
-----------------------------------------------------------------------------------------
 10     The Bloch Organization           Michigan      14,379/0               37/0
=========================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing

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                                                                 Market Analysis
================================================================================

steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                                                 Market Analysis
================================================================================

      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
Year      ROC        MHC      Chateau     Sun     United      Total      Annual
                                                                         Growth
--------------------------------------------------------------------------------
1996     29,608     28,187    20,003     30,295    5,234     113,327      17.0%
--------------------------------------------------------------------------------
1995     27,910     26,237    19,594     18,000    4,850      96,591       9.0%
--------------------------------------------------------------------------------
1994     26,231     28,407    15,689     13,500    4,623      88,450      37.8%
--------------------------------------------------------------------------------
1993     20,142     14,700    15,261      9,036    5,050      64,189      17.8%
--------------------------------------------------------------------------------
1992     18,745     12,873    10,032      7,600    5,200      54,450       N/A
--------------------------------------------------------------------------------
1991      9,030     13,079     9,759       N/R      N/R         N/A        N/A
--------------------------------------------------------------------------------
N/R = No report                  N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                                                 Market Analysis
================================================================================

      The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

==========================================================================================
                                    REIT MARKET UPDATE
------------------------------------------------------------------------------------------
Company Symbol    Price    Current Yield  52 Week High  52 Week Low    Annual   12 Mth Tot
                (9/19/97)                                             Dividend      Rtn
------------------------------------------------------------------------------------------
CPJ              $29.688        5.8%        $31.125       $22.250       1.72       26.6%
------------------------------------------------------------------------------------------
MHC              $25.625        5.2%        $26.428       $18.875       1.32       30.7%
------------------------------------------------------------------------------------------
SUI              $37.428        5.0%        $ 38.00       $27.750       1.88       31.8%
------------------------------------------------------------------------------------------
UMH              $11.625        6.0%        $13.625       $10.875       0.70       -1.7%
------------------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
==========================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's.

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                                                                 Market Analysis
================================================================================

Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks. These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

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                                                                 Market Analysis
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      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;
      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.

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                                                                 Market Analysis
================================================================================

      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

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                                       37
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

                                                                 Market Analysis
================================================================================

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

Competition

      We have surveyed six manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 1,373 sites. The combined occupancy rate of these six manufactured housing communities, including the subject property, is approximately 98.0 percent. Excluding the subject property in our survey, the combined occupancy rate is also approximately 98.0 percent, based on 1,134 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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

====================================================================================================================================
                                      SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
====================================================================================================================================
                                                                  Age
                                    Number                        ---                                                      3-Year
                                  Of Sites                     Condition                    Services      Date Of         Average
  Comp.            Name           Occupancy                  -------------     Monthly      Provided    Last Rental    Annual Rental
   No.           Location           Level       Amenities    Park Rating(1)     Rent        in Rent       Increase        Increase
------------------------------------------------------------------------------------------------------------------------------------
   R-1      Casa del Sol III         237        Clubhouse        1983        $342.00/Mo.     Water     January, 1997     $10.00/Mo.
            6960 W. Peoria           ---        Pool/Spa         ----            To          Sewer
            Avenue                   97%         Library         Good        $459.00/Mo.     Refuse
            Peoria, Arizona                   Billiard Room      ----
                                                 Laundry          5*
                                                 Storage
------------------------------------------------------------------------------------------------------------------------------------
   R-2      Peoria Mobile            126        Clubhouse        1976        $228.00/Mo.     Water      March, 1997      $8.00/Mo.
            Estates                 ----        Pool/Spa         ----            To          Sewer
            6942 W. Olive           100%      Tennis Courts      Good        $245.00/Mo.     Refuse
            Avenue                            Shuffleboard       ----
            Peoria, Arizona                      Laundry          4*
                                                 Storage
------------------------------------------------------------------------------------------------------------------------------------
   R-3      Casa del Sol I           246        Clubhouse        1972        $345.10/Mo.     Water       July, 1997      $15.00/Mo.
            11411 N. 91st            ---        Pool/Spa         ----            To          Sewer
            Avenue                   99%         Saunas          Good        $457.77/Mo.     Refuse
            Peoria, Arizona                      Library         ----
                                                Activity          5*
                                                 Center
                                              Billiard Room
                                              Exercise Room
                                              Shuffleboards
                                               Golf Course
                                                 Laundry
------------------------------------------------------------------------------------------------------------------------------------
   R-4      The Peoria               287        Clubhouse        1982        $219.00/Mo.     Sewer     October, 1997     $5.00/Mo.
            Polynesian               ---        Pool/Spa         ----            To          Refuse
            10951 N. 91st            99%       Playground        Good        $244.00/Mo.
            Avenue                            Billiard Room      ----
            Peoria, Arizona                   Exercise Room      4*-5*
                                                 Laundry
                                                 Storage
====================================================================================================================================

                                                                 Market Analysis
================================================================================

====================================================================================================================================
                                      SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
====================================================================================================================================
                                                                  Age
                                    Number                        ---                                                      3-Year
                                  Of Sites                     Condition                    Services      Date Of         Average
  Comp.            Name           Occupancy                  -------------     Monthly      Provided    Last Rental    Annual Rental
   No.           Location           Level       Amenities    Park Rating(1)     Rent        in Rent       Increase        Increase
------------------------------------------------------------------------------------------------------------------------------------
   R-5      Apollo Village           238        Clubhouse        1970        $317.70/Mo.     Water     January, 1997     $16.00/Mo.
            10701 N. 99th            ---        Pool/Spa         ----            To          Sewer
            Avenue                   93%         Library         Good        $327.85/Mo.     Refuse
            Peoria, Arizona                     Activity         ----
                                                 Center           5*
                                                 Laundry
                                                 Storage
------------------------------------------------------------------------------------------------------------------------------------
 Subject    Casa del Sol II          239        Clubhouse        1977        $360.00/Mo.     Water      August, 1997     $16.00/Mo.
            10960 N. 67th            99%        Pool/Spa         ----            To          Sewer
            Avenue                               Saunas          Good        $475.00/Mo.     Refuse
            Peoria, Arizona                      Library         ----
                                              Billiard Room       5*
                                              Exercise Room
                                              Shuffleboards
                                                 Laundry
                                                 Storage
====================================================================================================================================
(1)  Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
====================================================================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                NEIGHBORHOOD MAP

                                 [MAP OMITTED]

                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $219.00 to $459.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates within to slightly above the market range, or at $360.00 to $475.00 per site. The last rental rate increase at the subject property was as of August, 1997 of $18.00 per month, which represents a 3.8 to 5.0 percent increase.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Casa del Sol III, is located at 6960 W. Peoria Avenue, in Peoria, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 237 sites, and is 97.0 percent occupied. Casa del Sol III was developed in 1983, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $10.00 per month. Monthly rental rates range from $342.00 to $459.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, spa, library, billiard room, laundry facility and recreational vehicle storage.

      Comparable R-2, Peoria Mobile Estates, is located at 6942 W. Olive Avenue, in Peoria, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 126 sites, and is 100.0 percent occupied. Peoria Mobile Estates was developed in 1976, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $8.00 per month. Monthly rental rates range from $228.00 to $245.00 per month, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, spa, tennis courts, shuffleboard, laundry facility and recreational vehicle storage.

      Comparable R-3, Casa del Sol I, is located at 11411 N. 91st Avenue, in Peoria, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 246 sites, and is 99.0 percent occupied. Casa del Sol I was developed in 1972, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $15.00. Monthly rental rates range from $345.10 to $457.77 per month, with water sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool/spa, saunas, library, activity center, billiard room, exercise room, shuffleboards, golf course and laundry facility.

      Comparable R-4, The Peoria Polynesian Village, is located at 10951 N. 91st Street, in Peoria, Arizona. This comparable property is a family residential community, which contains 287 sites, and is 99.0 percent occupied. The Peoria Polynesian Village was developed in 1982, and in overall good condition. Over the last three years, the annual rental rate increased approximately $5.00 per month. . Monthly rental rates range from $219.00 to $244.00, with sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, spa, playground, billiard room, exercise room, laundry facility and recreational vehicle storage.

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                                                                 Market Analysis
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      Comparable R-5, Apollo Village, is located at 10701 N. 99th Avenue, in
      Peoria, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 238 sites and is 93.0 percent occupied. Apollo Village was developed in 1970, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $16.00 per month. Monthly rental rates range from $317.70 to $327.85 per month, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, spa, library, activity center, laundry facility and recreational vehicle storage.

      In our opinion, and based on conversations with the on-site manager, property R-1 competes most favorably with the subject property, with monthly rental rates ranging from $342.00 to $459.00 per site. The subject property is currently quoting monthly rental rates ranging from $360.00 to $475.00 per site, which is within to slightly above the range of rental rates of our more comparable competing property, which is also owned by Manufactured Home Community. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed six recent sales of manufactured housing communities located in the Phoenix-Mesa MSA. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Mesa Village, is located at 2701 E. Allred Avenue, in Mesa, Arizona. This property contains 201 sites, situated on 18.36 acres of land area. The property was in good condition at the time of sale and was developed in 1964. Amenities include a pool, laundry facility and shuffleboard. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $5,000,000, which equates to $24,876 per site.

      Comparable Sale I-2, Chaparral Mobile Village, is located at 400 W. Baseline Road, in Tempe, Arizona. This property contains 359 sites, situated on 41.10 acres of land area. The property was in average condition at the time of sale and was developed in 1971. Amenities includes a pool. The property was 100.0 percent occupied at the time of sale. The property was purchased for $7,800,000, which equates to $21,727 per site.

      Comparable Sale I-3, Casa del Sol I Resort, is located at 11411 N. 91st Avenue, in Peoria, Arizona. This property contains 246 sites, situated on
      30.886 acres of land area. The property was in good condition at the time of sale and was developed in 1972. Amenities include a clubhouse, pool, spa, saunas, library, activity center, billiard room, exercise room, shuffleboards, golf course and laundry facility. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $8,610,000, which equates to $35,000 per site.

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                                                                 Market Analysis
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      Comparable Sale I-4, Casa del Sol II Resort, is the sale of the subject, is located at 10960 N. 67th Avenue, in Peoria, Arizona. This property contains 239 sites, situated on 28.872 acres of land area. The property was in good condition at the time of sale and was developed in 1977. Amenities include a clubhouse, pool, spa, saunas, library, billiard room, exercise room, golf course, laundry facility and recreational vehicle storage. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $8,370,000, which equates to $35,021 per site.

      Comparable Sale I-5, Brentwood Southern, is located at 8103 E. Southern Avenue, in Mesa, Arizona. This property contains 345 sites, situated on
      60.06 acres of land area. The property was in good condition at the time of sale and was developed in 1983. Amenities include a clubhouse, two pools, two spas, horseshoes and shuffleboard. The property was 100.0 percent occupied at the time of sale. The property was purchased for $10,540,000, which equates to $30,551 per site.

      Comparable Sale I-6, Sunrise Heights, is located at 17801 N. 16th Street, in Phoenix, Arizona. This property contains 200 sites, situated on 28.0 acres of land area. The property was in good condition at the time of sale and was developed in 1981. Amenities include a clubhouse, pool, spa and tennis court. The property was approximately 95.0 percent occupied at the time of sale. The property was purchased for $4,000,000, which equates to $20,000 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

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
=======================================================================================================================
                                     SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-----------------------------------------------------------------------------------------------------------------------
                                                                                     Sales Price
                                                                                      Per Site
                                        Sales Date       Land Area      Density       --------                    EGIM
 Comp.     Name                         ----------       ---------      --------      Occupancy                   ----
  No.    Location                       Sales Price      No. Sites      Condition      At Sale      $NOI/Site     OAR
-----------------------------------------------------------------------------------------------------------------------
 I-1    Mesa Village                       1/97           18.36          10.95         $24,876         N/A        N/A
        2701 E. Allred Avenue           ----------        -----         -------        -------
        Mesa, Arizona                   $5,000,000         201           Good            99%
-----------------------------------------------------------------------------------------------------------------------
 I-2    Chaparral Mobile                  12/96           41.10          8.73          $21,727         N/A        N/A
        Village                         ----------        -----         -------        -------
        400 W. Baseline Road            $7,800,000         359          Average          100%
        Tempe, Arizona
-----------------------------------------------------------------------------------------------------------------------
 I-3    Casa del Sol I Resort             10/96           30.886         7.96          $35,000       $2,642      9.16x
        11411 N. 91st Avenue            ----------        -----         -------        -------                   -----
        Peoria, Arizona                 $8,610,000         246           Good            99%                     7.55%
-----------------------------------------------------------------------------------------------------------------------
 I-4    Casa del Sol II                   10/96           28.872          8.28         $35,021       $3,096      8.13x
        Resort                          ----------        -----         -------        -------                   -----
        10960 N. 67th Avenue            $8,370,000         239           Good            99%                     8.84%
        Peoria, Arizona
-----------------------------------------------------------------------------------------------------------------------
 I-5    Brentwood Southern                 4/96           60.06          5.75          $30,551       $2,520      8.49x
        8103 E. Southern Ave.          -----------        -----         -------        -------                   -----
        Mesa, Arizona                  $10,540,000         345           Good            100%                    8.25%
-----------------------------------------------------------------------------------------------------------------------
 I-6    Sunrise Heights                    2/94            28.0          7.14          $20,000       $1,680      7.38x
        17801 North 16th               -----------        -----         -------        -------                   -----
        Street                          $4,000,000         200           Good            95%                     8.40%
        Phoenix, Arizona
-----------------------------------------------------------------------------------------------------------------------
Subject Casa del Sol II                   - - -           28.872         8.28           - - -        $3,369       N/A
        10960 N. 67th Avenue                              -----         -------        -------
        Peoria, Arizona                                    239           Good            99%
=======================================================================================================================

=====================================================================================================
                            SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-----------------------------------------------------------------------------------------------------
                                        $EGI/Site
                                        ---------
                                      $Expense/Site
                                      -------------
 Comp.     Name                       Expense Ratio     Comparability to
  No.    Location                       % Of EGI         to the Subject            Comments
-----------------------------------------------------------------------------------------------------
 I-1    Mesa Village                       N/A             Inferior           Developed in 1964;
        2701 E. Allred Avenue                                             Good condition; Amenities
        Mesa, Arizona                                                       include: pool, laundry
                                                                          facility and shuffleboard.
-----------------------------------------------------------------------------------------------------
 I-2    Chaparral Mobile                   N/A             Inferior       Developed in 1971; Average
        Village                                                              condition; Amenities
        400 W. Baseline Road                                                   includes a pool.
        Tempe, Arizona
-----------------------------------------------------------------------------------------------------
 I-3    Casa del Sol I Resort            $3,821            Similar         Developed in 1972; Good
        11411 N. 91st Avenue             ------                              condition; Amenities
        Peoria, Arizona                  $1,179                           include a clubhouse, pool,
                                         ------                             spa, saunas, library,
                                         30.86%                           activity center, billiard
                                                                             room, exercise room,
                                                                          shuffleboards, golf course
                                                                            and laundry facility.
-----------------------------------------------------------------------------------------------------
 I-4    Casa del Sol II                  $4,310            Similar         Developed in 1977; Good
        Resort                           ------                              condition; Amenities
        10960 N. 67th Avenue             $1,213                           include: clubhouse, pool,
        Peoria, Arizona                  ------                             spa, saunas, library,
                                         28.14%                            billiard room, exercise
                                                                          room, golf course, laundry
                                                                           facility and RV storage.
-----------------------------------------------------------------------------------------------------
 I-5    Brentwood Southern               $3,600            Similar            Developed in 1983;
        8103 E. Southern Ave.            ------                           Good condition; Amenities
        Mesa, Arizona                    $1,080                            include: clubhouse, two
                                         ------                          pools, two spas, horseshoes
                                          30.0%                               and shuffleboard.
-----------------------------------------------------------------------------------------------------
 I-6    Sunrise Heights                  $2,710            Inferior        Developed in 1981; Good
        17801 North 16th                 ------                              condition; Amenities
        Street                           $1,030                           include: clubhouse, pool,
        Phoenix, Arizona                 ------                             spa and tennis court.
                                         38.01%
-----------------------------------------------------------------------------------------------------
Subject Casa del Sol II                  $4,526        Subject Property    Developed in 1977; Good
        10960 N. 67th Avenue             ------                              condition; Amenities
        Peoria, Arizona                  $1,157                           include: clubhouse, pool,
                                         ------                             spa, saunas, library,
                                         25.56%                            billiard room, exercise
                                                                          room, golf course, laundry
                                                                           facility and RV storage.
=====================================================================================================

                                                                 Market Analysis
================================================================================

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 336,611 and 983,439, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 373,686 and 1,094,576, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 130,999 and 393,229, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 152,308 and 451,467, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $51,312 and $52,926, respectively. The median household income levels within the subject's primary and secondary market areas, for 1997, are $40,053 and $38,240, respectively. Per capita income within the subject's primary and secondary market areas, for 1997, are $20,008 and $21,185, respectively.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by the NDS Report, a copy of which is provided in the Addenda to this report.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 28.14 to 38.01 percent of effective gross income levels, and $1,030 to $1,213 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 25.56 percent of effective gross income and $1,157 on a per site basis. Operating expenses appear to be within the range of comparable properties on a per site basis, but slightly below the range of competing communities as a percentage of effective gross income, which is consistent with the subject's comparatively higher rent structure.

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                                                                 Market Analysis
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Market Supply and Demand

      There are a total of five competing manufactured housing communities located within the subject's market, which total 1,134 sites, with a corresponding average occupancy rate of 98.0 percent. No specific absorption statistics were available. The subject property, based on conversations with management, has historically had occupancy rates consistent with competing parks, and is currently 99.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and has similar occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $219.00 to $459.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate within to slightly above the range of competing parks, or at $360.00 to $475.00 per site.

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $20,000 to $35,021 per site, with corresponding overall rates ranging from 7.55 to 8.84 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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                                    SITE PLAN

                                [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located along the west side of North 67th Avenue, approximately two miles north of U.S. Highway 60, in Peoria, Maricopa County, Arizona. The subject site is irregular in shape and contains 28.872 acres, or 1,257,686.52 square feet of land area. Topographically, the site is basically level and at street grade.

      Sewer and water are provided by the city, while natural gas is supplied by Southwest Gas Corporation, electricity by Arizona Public Service and telephone by U.S. West Communications. Primary access to the subject site is available from North 67th Avenue. According to flood insurance rate map No. 04013C2630E, dated April 15, 1996, the subject property is located in Zone B.

      Each developed site is equipped with a dirt site and off-street parking. The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1977. The subject improvements consist of a 239-site manufactured housing community, with a community center, swimming pool, spa, saunas, library, billiard room, exercise room, golf course, laundry facility and recreational vehicle storage.

      The community center consists of a manager's office, restroom facilities, open-space available for resident use, library, billiard room, exercise room, laundry room and a fully-equipped kitchen area. The exterior of the one-story community center is concrete block, and appeared to be in overall good condition at the time of inspection.

      The swimming pool, spa, and golf course are located adjacent to the community center. Concrete fencing surrounds the pool. Off-street parking is available for each resident. Site improvements within the park include: paved streets, dirt sites, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

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                                                            Property Description
================================================================================

      Casa del Sol II is a functional manufactured housing community with good ingress and egress along North 67th Avenue. Overall, the subject community appears to be well maintained and is in good condition. Casa del Sol II is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Five Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Maricopa County is assessed at
25.0 percent of the Assessor's opinion of market value. The subject property is identified by tax parcel number 143-05-004L 5.

      The total amount of real estate taxes for 1996 payable in 1997 for the subject property amounts to $36,485.02. The total amount of real estate taxes for 1996 payable in 1997 equates to approximately $152.66 per site.

Zoning

      According to the City of Peoria zoning officials, the subject property is currently zoned RMH-2, Residential Mobile Home. Based on conversations with the City of Peoria zoning officials, the subject property is of legal and conforming use for this zoned district.

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                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Casa del Sol II, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $219.00 to $459.00;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate ranging from $360.00 to $475.00 per site, which is within to slightly above the range of competing parks;

      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $20,000 to $35,021, with corresponding overall rates ranging from 7.55 to 8.84 percent;

      o Operating expenses are within industry standards for a park located in the southwestern region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o     The population profile of the subject property is 100 percent adult;

      o The current occupancy rate at the subject property of 99.0 percent is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Five Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Five Star Park, presented in the National Overview section of this report; and,

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Casa del Sol II will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

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                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

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                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

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                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Jody L. Garbisch inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


/s/ Michael J. Schaeffer  /s/ Jody L. Garbisch   /s/ Stanley R. Dennis, Jr., MAI

Michael J. Schaeffer      Jody L. Garbisch       Stanley R. Dennis, Jr., MAI
Director                  Associate Appraiser    Director, Manager

================================================================================


                                       54
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================


                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS


================================================================================

================================================================================


                                 POP-FACT SHEETS


================================================================================

Mon Nov 24, 1997                                                          Page 1
                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               Cushman & Wakefield
N. 91st Avenue & Grand Avenue
Peoria, Arizona                               COORD:  33:35.53         112:15.27
--------------------------------------------------------------------------------
                                                     5.00 MILE        10.00 MILE
DESCRIPTION                                             RADIUS            RADIUS
--------------------------------------------------------------------------------

POPULATION
      2002 PROJECTION                                 242,500           863,120
      1997 ESTIMATE                                   210,459           769,283
      1990 CENSUS                                     162,346           644,996
      1980 CENSUS                                      96,250           474,251
      GROWTH 1980 - 1990                                68.67%            36.00%

HOUSEHOLDS
      2002 PROJECTION                                 102,179           351,966
      1997 ESTIMATE                                    86,334           302,932
      1990 CENSUS                                      67,297           244,423
      1980 CENSUS                                      41,517           166,761
      GROWTH 1980 - 1990                                62.09%            46.57%

1997 ESTIMATED POPULATION BY RACE                     210,459           769,283
      WHITE                                             86.74%            83.49%
      BLACK                                              2.22%             3.70%
      ASIAN & PACIFIC ISLANDER                           1.93%             2.33%
      OTHER RACES                                        9.12%            10.48%

1997 ESTIMATED POPULATION                             210,459           769,283
      HISPANIC ORIGIN                                   15.48%            17.82%

OCCUPIED UNITS                                         67,297           244,423
      OWNER OCCUPIED                                    78.97%            67.55%
      RENTER OCCUPIED                                   21.03%            32.45%
      1990 AVERAGE PERSON PER HH                         2.38              2.62

1997 ESTIMATED HH BY INCOME                            86,334           302,932
      $150,000 +                                         2.74%             2.93%
      $100,000 TO $149,999                               4.30%             4.53%
      $ 75,000 TO $ 99,999                               7.20%             7.09%
      $ 50,000 TO $ 74,999                              20.69%            20.92%
      $ 35,000 TO $ 49,999                              19.63%            19.29%
      $ 25,000 TO $ 34,999                              14.89%            14.80%
      $ 15,000 TO $ 24,999                              15.19%            15.09%
      $  5,000 TO $ 14,999                              11.87%            11.76%
      UNDER $ 5,000                                      3.47%             3.59%

1997 EST. AVERAGE HH INCOME                           $50,655           $51,399
1997 EST. MEDIAN HH INCOME                            $38,493           $38,704
1997 EST. PER CAPITA INCOME                           $20,994           $20,316

================================================================================


                                LEGAL DESCRIPTION


================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

THAT PART OF THE WEST HALF OF SECTION 22. TOWNSHIP 3 NORTH, RANGE 1 EAST OF THE GILA AND SALT RIVER BASE AND MERIDIAN, MARICOPA COUNTY, ARIZONA, DESCRIBED AS
FOLLOWS:

FROM THE SOUTHWEST CORNER OF SAID SECTION 22;

THENCE EAST (ASSUMED BEARING) 2641.21 FEET ALONG THE SOUTH LINE OF SAID SECTION 22 TO THE SOUTH QUARTER CORNER OF SAID SECTION 22;

THENCE SOUTH 89 DEGREES 56 MINUTES 08 SECONDS EAST 28.00 FEET ALONG THE SOUTH LINE OF SAID SECTION 22;

THENCE NORTH 00 DEGREES 38 MINUTES 00 SECONDS EAST 1745.37 FEET ALONG A FENCE LINE TO A PIPE FOUND WHICH IS LOCATED AT A POINT 41.30 FEET EAST OF THE MID-SECTION LINE OF SAID SECTION 22;

THENCE SOUTH 89 DEGREES 48 MINUTES 41 SECONDS WEST 1841.49 FEET TO A PIPE FOUND WHICH IS THE POINT OF BEGINNING;

THENCE NORTH 00 DEGREES 51 MINUTES 00 SECONDS EAST 1569.00 FEET ALONG A FENCE LINE;

THENCE NORTH 89 DEGREES 09 MINUTES 00 SECONDS WEST 864.31 FEET TO A POINT ON THE WEST LINE OF SAID SECTION 22;

THENCE SOUTH 00 DEGREES 31 MINUTES 23 SECONDS WEST 672.71 FEET ALONG THE WEST LINE OF SAID SECTION 22 TO THE WEST QUARTER CORNER OF SAID SECTION 22;

THENCE SOUTH 00 DEGREES 00 MINUTES O5 SECONDS EAST 896.40 FEET ALONG THE WEST LINE OF SAID SECTION 22;

THENCE SOUTH 89 DEGREES 09 MINUTES 00 SECONDS EAST 847.15 FEET TO THE POINT OF BEGINNING.

BEING THE SAME LAND CONVEYED TO CASA DEL SOL MOBILE HOME COMMUNITY, A CALIFORNIA LIMITED PARTNERSHIP, BY DEED FROM CASA DEL SOL MOBILE HOME COMMUNITIES. AN ARIZONA CORPORATION, DATED DECEMBER 20, 1974, AND RECORDED IN DOCKET 11215, PAGE 531

--------------------------------------------------------------------------------

================================================================================


                          QUALIFICATIONS OF APPRAISERS


================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                JODY L. GARBISCH

Education

Bachelor of Science Degree in Finance, concentration in Real Estate, from the College of Commerce and Business Administration at the University of Illinois, Urbana-Champaign, Illinois, 1997.

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

      Urban Real Estate Valuation
      Urban Economics
      Real Estate Financial Markets
      Real Estate Investments
      Real Estate Law
      Real Estate Fundamentals

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services.

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A    Fundamentals and Principles of Real Estate Appraisal
      Course I-B    Capitalization Theory and Techniques
      Course II-I   Case Studies in Real Estate Valuation
      Course II-2   Valuation Analysis and Report Writing
      Course II-3   Standards of Professional Practice
      Course IV     Litigation/Condemnation Valuation
      Course VI     Investment Analysis
      Course VIII   Residential Case Studies
      Course X      Market Analysis

      Seminar       Feasibility Analysis and Highest and Best Use
      Seminar       Discounted Cash Flow Analysis
      Seminar       Cash Equivalency
      Seminar       Subdivision Analysis
      Seminar       Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================


MARKET STUDY OF REAL PROPERTY

Casa del Sol I
11411 North 91st Avenue
Peoria, Maricopa County, Arizona


================================================================================


As of December 1, 1997



Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281



Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

             [Letterhead of Cushman & Wakefield of Illinois, Inc.]

December 10, 1997

Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:   Market Study of Real Property
      Casa del Sol I
      11411 North 91st Avenue
      Peoria, Maricopa County, Arizona 49201

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                  -2-                       December 10, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Jody L. Garbisch

Jody L. Garbisch
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                       Casa del Sol I

Location:                            11411 North 91st Avenue Peoria, Maricopa
                                     County, Arizona

Assessor's Parcel Number:            Based on information provided by
                                     Maricopa County Treasurer's Office, the
                                     subject property is identified by
                                     Assessor's Parcel Numbers 142-45-004D 7.

Date of Inspection:                  The property was inspected December 1,
                                     1997.

Ownership:                           The subject property is legally entitled
                                     to MHC Operating Limited Partnership, an
                                     Illinois limited partnership.

Land Area:                           Based on information provided by the
                                     property's legal plat of survey, the
                                     subject property contains approximately
                                     30.886 acres of land area, or
                                     1,345,401.6 square feet.

Zoning: Based on information provided by the City of Peoria Zoning Department, the subject property is zoned RMH 2, Residential Mobile Home.

Improvements
      Type:                          A manufactured housing community.

      Year Built:                    The subject property was originally
                                     developed in approximately 1972.

      Size: The subject property consists of a 246-site manufactured housing community.

      Condition:                     At the time of inspection, the subject
                                     property was in good condition.

Property Rating:                     Five Star manufactured home community.

Special Assumptions:                 1. Information regarding the subject
                                     property, including its physical
                                     characteristics, was provided to us by
                                     the client and the on-site manager, and
                                     is assumed to be accurate.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Summary Of Salient Facts
================================================================================

                                     2. The existence of potentially
                                     hazardous or toxic materials, which may
                                     be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                     3. Our market and consulting report
                                     regarding the subject assumes the
                                     subject property, as presently improved, represents its highest and best use.

                                     4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                     5. Please refer to the complete list of
                                     assumptions and limiting conditions
                                     included at the end of this report.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................5
   Identification of Property..................................................5
   Property Ownership and Recent History.......................................5
   Purpose and Function of the Market Study and Consulting Assignment..........5
   Scope of the Market Study and Consulting Assignment.........................5
   Date of Property Inspection.................................................5
   Definitions and Other Pertinent Terms.......................................5

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................29

MARKET ANALYSIS...............................................................31
   National Overview..........................................................31
   Competition................................................................38
   Comparable Manufactured Housing Community Sales............................43
   Demographic Trends.........................................................46
   Expense Analysis...........................................................46
   Market Supply and Demand...................................................47
   Conclusion.................................................................47

PROPERTY DESCRIPTION..........................................................49
   Site Description...........................................................49
   Improvements Description...................................................49

REAL PROPERTY TAXES AND ASSESSMENTS...........................................50

ZONING........................................................................50

CONCLUSION....................................................................51

ASSUMPTIONS AND LIMITING CONDITIONS...........................................52

CERTIFICATION.................................................................54

ADDENDA.......................................................................55
   Pop-Fact Sheets
   Legal Description
   Qualifications of Appraisers

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                 [PHOTO OMITTED]

                     Front Entrance of the Subject Property


                                 [PHOTO OMITTED]

                          Exterior of Community Center

================================================================================


                                       1
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                           Exterior View of Pool Area


                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

================================================================================


                                       2
                                                              CUSHMAN &
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                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
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

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park


                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

================================================================================


                                       3
                                                              CUSHMAN &
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                                                     ---------------------------
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

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                Street Scene Facing North Along North 91st Avenue


                                 [PHOTO OMITTED]

                Street Scene Facing South Along North 91st Avenue

================================================================================


                                       4
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 246-site manufactured housing community, situated on approximately 30.886 acres of land area for residents 55 years old or greater, located approximately 15 miles northwest of downtown Phoenix in the City of Peoria, Maricopa County, Arizona. The property's street address is 11411 North 91st Avenue. The property was constructed in 1972, and was 99.0 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to MHC Operating Limited Partnership, an Illinois limited partnership. The subject property was originally developed in 1972, with 246 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 1, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

================================================================================


                                       5
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
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                                                     ---------------------------

                                                                    Introduction
================================================================================

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the east side of North 91st Avenue, just south of U.S. Highway 60 (Grand Avenue), in the City of Peoria, Maricopa County, Arizona. The street address of the subject property is 11411 North 91st Avenue, Peoria, Arizona. The property is identified by tax parcel number 142-45-004D 7, according to Maricopa County Treasurer's Office. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

================================================================================


                                       6
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                  LOCATION MAP


                                  [MAP OMITTED]

                                            REGIONAL ANALYSIS - PHOENIX-MESA MSA
================================================================================

Introduction

      The short- and long-term value of real estate is influenced by a variety of factors and forces which interact within a given region. Regional analysis serves to identify those forces which affect property value and the role they play within the region. The four primary forces which influence real property value include environmental characteristics, governmental forces, social factors, and economic trends. These forces determine the supply and demand for real property which, in turn, affect market value.

--------------------------------
A. Environmental Characteristics
--------------------------------

      The primary environmental forces which influence the region include physical location, geography, and infrastructure. These characteristics provide a basis for the region's stability and describe the area's overall locational bearing. Both natural and man-made environmental forces influence real property values and are best understood in relation to the subject property's location.

General Overview

      The Phoenix-Mesa MSA, which includes Maricopa and Pinal Counties, is the nation's 12th largest MSA by population rank. Maricopa County comprises a majority of the MSA, containing 23 incorporated cities and towns, and numerous developed unincorporated areas within its 9,225 square miles. The urbanized area of the county covers more than 2,000 square miles, making the Phoenix metropolitan area one of the geographically largest, yet least densely populated, metro areas in the country.

      Over the past several years, Phoenix has been one of the nation's fastest growing metropolitan areas. During this decade, it has trailed only Atlanta and Las Vegas in terms of domestic immigration with over 33,000 U.S. residents relocating here. The urbanized area has five distinct regions: central, northeast, southeast, northwest, and southwest. The areas are divided by mountains to the south and north of central Phoenix, by the Salt River Indian Reservation to the east, and by Interstate 10 and Interstate 17 running north, south, and west from the Salt River.

      The central region contains the area's major office employment centers:
Downtown, the Central Avenue corridor, the Camelback corridor, and the 44th Street/Sky Harbor International Airport area which is home to a significant amount of warehouse/distribution and industrial employment.

      The northeast region is characterized by an expanding services employment sector concentrated in south-central Scottsdale, the Paradise Valley Mall area, and the Scottsdale Airpark. The Scottsdale Airpark area contains a high concentration of industrial and light manufacturing employment. There is also an emerging medical service corridor along Shea Boulevard in north Scottsdale.

================================================================================


                                       8
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               Regional Analysis
================================================================================

      The northeast region is, perhaps, best known for its abundance of high-quality resorts and golf courses and its affluent bedroom communities such as Scottsdale, Paradise Valley, Fountain Hills, Carefree, Cave Creek, and northern portions of the City of Phoenix.

      The southeast region, often referred to as the East Valley, contains the cities of Tempe, Mesa, Chandler, Gilbert, Guadalupe, Queen Creek, and the South Mountain area of Phoenix. Major high-tech and aerospace employers are located in this region of the MSA, as is the main campus of Arizona State University in Tempe. Eastern portions of the southeast region contain many retirement communities that host thousands of winter visitors, as well as year-round retirees. Continued employment growth in high-tech industries, a diverse housing market, and transportation improvements are expected to fuel continued development in the southeast region.

      The northwest region includes northwest Phoenix and the communities of Glendale, Peoria, Youngtown, Surprise, El Mirage, and the unincorporated retirement communities of Sun City and Sun City West. This region is rapidly developing its own employment base, including service industries, agriculture, and high-tech manufacturing. Recent development has tended to follow Bell Road and the partially completed Agua Fria Freeway.

      The rapidly growing southwest region is the least developed of the five metropolitan areas, but its abundance of relatively inexpensive, developable land and access to Interstate 10 make it attractive to both developers and employers. The southwest region, which includes portions of the City of Phoenix, as well as Goodyear, Litchfield Park, Avondale, Tolleson, and Buckeye, has traditionally been agricultural in nature. In recent years, the area has attracted considerable warehouse and distribution development.

Transportation

      The Phoenix MSA is generally well served by an integrated transportation network. The central portion of the MSA contains a majority of the area's transportation links, supported by surrounding interstates, highways, and local routes.

      Highways & Interstates

      The Phoenix region is served by two major interstates: Interstate 10 and Interstate 17. Interstate 10 is the primary transportation thruway for the MSA, linking with Southern California to the west, and Tucson and New Mexico to the southeast. Interstate 17 runs northward, linking Phoenix with Flagstaff. Superstition Freeway (U.S. Highway 60) runs east from Central Phoenix/Interstate 10 toward Mesa and Gilbert. Other major routes within the region include U.S. Highways 80 and 89. Several new freeways, in various stages of competition, also pass through the metro area.

      Air Service

      Air transportation is available at Phoenix Sky Harbor International Airport, one of the 25 largest air traffic hubs in the nation. Airlines serving Sky Harbor include Southwest Airlines, Air West, United, Delta, Northwest, Alaska, American, USAir, and TWA. The Phoenix Sky Harbor International Airport handled 30.4 million passengers in 1996, a 9.0 percent increase over 1995, making it the 11th-busiest passenger airport in the country and

================================================================================


                                       9
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               Regional Analysis
================================================================================

the 16th-busiest in the world. The airport moved 312,800 tons of cargo, which also represented a 9.0 percent increase.

      The airport is in the midst of two major projects. The first is the construction of a new, $169 million, 7,800-foot runway (which will be the airport's third). It is scheduled to become operational in the Spring of 1999. Construction has begun on a $30.0 million project that will add 14 more passenger gates. Completion is expected next Spring.

      Other Services

      Rail transportation is provided by the Southern Pacific, Atchison, and Topeka and Santa Fe lines. AMTRAK provides passenger service to the region. The MSA is also serviced by bus lines and motor carriers. Most municipalities provide local bus routes which run throughout the metropolitan area, while Greyhound/Trailways provides more regional service.

-------------------------------
B. Governmental Characteristics
-------------------------------

      Governmental influences on the region impact property values via political and legal actions at all levels. The legal climate at a particular time or in a particular place may overshadow the natural market forces of supply and demand. Government provides many necessary facilities and services that affect land use patterns, including public utilities, refuse collection, transportation networks, zoning codes, and fiscal policies.

Government Structure

      Maricopa County contains 23 incorporated cities and towns, and numerous unincorporated areas within its 9,225 square miles. Local governments provide a variety of services, including law enforcement, fire safety, planning and zoning, and other typical government services.

Services & Utilities

      Arizona Public Service supplies electricity for most of the Valley, including Ahwatukee, Foothills, Chandler, Gilbert, and Tempe. Salt River Project is the other main electric supplier in the region, serving parts of Apache Junction, Chandler, Mesa, and Tempe. Southwest Gas provides natural gas to the region. US West Communications is the main telephone supplier in Maricopa County. Water and sewer service is provided by the local municipalities.

Tax Structure

      Tax burdens within the region include state and local sale taxes, corporate income taxes, and ad valorem property taxes. Arizona's sales tax is
5.0 percent. Maricopa County adds an additional 0.05 percent on retail sales for freeway construction. The Maricopa County Assessor's Office assesses taxes at
25.0 percent of full value for improved industrial and commercial properties.

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                                                               Regional Analysis
================================================================================

Bond Rating

      Moody's Bond Record places the State of Arizona's bond rating as "Aaa" relative to investment qualities, while Maricopa County is "A". "Aaa" bonds are judged to be the best quality and carry the smallest degree of investment risk. "A" bonds are judged to possess many favorable investment attributes and are considered as upper-medium grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment sometime in the future.

----------------
C. Social Forces
----------------

      Real estate values can be influenced to a large degree by social issues impacting the region, including population trends, income levels, the profile of workers in the area, and other quality of life issues. The demographic composition of the population reveals the potential, basic demand for real estate services.

Population

      The population and its geographic distribution are basic determinants of the need for real estate. Aggregate population growth is distributed among regions in response to changing economic opportunities, while the demand for real estate is created by a population's demand for the goods and services to be produced or distributed within the region. Thus, population and demographic trends can influence the demand for services provided by property, thereby affecting property value.

      The Phoenix market is commonly perceived as a market composed primarily of retirees. This view is valid to a limited extent, since Phoenix still ranks among the top quartile nationwide in the proportion of residents over the age of
64. But the consumer base has changed as the in-migration of job seekers in recent years has outpaced the influx of retirees. Members of the "baby boom" generation (ages 25 through 44) now constitute a slightly higher proportion of the Phoenix population than the national average. While strong transportation and educational infrastructures are important assets, a major impetus to Phoenix's rapid population growth has been its lower living costs relative to MSAs in Southern California. Overall utility costs and tax collections are also below national and regional levels.

      Population in the Phoenix-Mesa MSA has grown at a relatively healthy pace over the past decade, showing increases of 3.4 percent per year from 1980 to 1990, and 2.7 percent per year from 1990 to 1997. By comparison, Arizona has also experienced population growth of 2.7 percent per year over the last seven years, while the U.S. reports population growth of about 1.0 percent per year for the same period. Estimates for 1997 place population in the Phoenix MSA at 2,695,900 +/-, an aggregate increase of 20.0 percent over 1990.

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                                                               Regional Analysis
================================================================================

      Through 2010, population growth in the MSA is forecasted to be 2.1 percent per year according to Woods & Poole Economics, slightly higher than the rate of growth projected for the state as a whole.

Households

      Household formation is an important component of demographic analysis which helps to identify changing patterns or shifts within the population. A household consists of all people occupying a single housing unit, thus providing significant sociological information about the region. Household formation also has a significant influence on demand for real estate. Households, combined with effective purchasing power, provide the basic demand for housing units and household needs, thereby transforming needs into effective demand for real estate improvements.

      Like the nation as a whole, household formation has occurred at a rate in excess of population growth within the subject region. This acceleration has been the result of several trends, namely the fact that the population is generally living longer, divorce rates have been on the rise, and many younger professionals are postponing marriage and/or leaving home at an earlier age, all resulting in increases of one- and two-person households. The total number of households in the Phoenix-Mesa MSA has increased from 580,190+/- in 1980 to 1,005,140+/- in 1997, a compound annual increase of about 3.3 percent per year. Accordingly, the number of persons per household within the MSA has decreased from 2.74 in 1980 to 2.64 in 1997.

      Projections through 2010 by Woods & Poole Economics show household growth in Phoenix at 2.1 percent per year, similar to population growth forecasts. This rate of growth will lead the state and far surpass the household growth for the nation.

Income

      Income levels, either on a per capita, per family, or per household basis, indicate the economic level of residents within the region and form an important component of economic analysis. Average income has a direct impact on the ability of residents to satisfy material desires for goods and services, directly affecting the demand and price levels of real estate.

      Phoenix's large retiree population consumes extensive amounts of goods and services, but adds little to the overall income of the community. Coupled with the relatively low wage levels in the MSA, this contributes to a slightly below-average per capita personal income level. Although low costs of living help to balance the below-average income, housing, taxes, and pension expenditures claim an above-average percentage of personal income. This tends to place Phoenix in the bottom quartile of Top 100 MSAs for consumer spending potential.

      On an average household basis (in real 1992 dollars), Phoenix-Mesa has an average income of $56,337 for 1997, about 8.7 percent higher than the state level of $51,817 and slightly below the national income level of $57,295. Maricopa County has a higher average household income figure than the MSA with $57,122.

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                                                               Regional Analysis
================================================================================

      Real per capita income growth has generally kept pace with state and national trends, experiencing annual growth of roughly 1.07 percent per year (1980-90); 1.39 percent per year from 1990 to 1997 (not adjusted for inflation). Income projections by Woods & Poole Economics show per capita income growth of
1.36 percent per year for the Phoenix-Mesa MSA. Areas on the northeast and a portion of the southwest side of the MSA in Scottsdale and Phoenix are generally more affluent than other sectors with average income levels between $100,000 and $180,000.

Effective Buying Income

      While income levels are above average for the state, and slightly below the nation, lower taxes and housing costs also tend to improve the purchasing power of area residents. As such, the effective disposable income of residents--adjusted for tax payments, contributions to pension funds, and the cost of new housing--ranks fairly comparable to other regions of the southeast. Sales & Marketing Management places median household effective buying income at $31,340 for Phoenix-Mesa as of 1996, higher than the state median of $28,923 but lower than the U.S. median household EBI of $33,482.

------------------
D. Economic Trends
------------------

      Economic forces are significant to real property value. The fundamental relationships between current and anticipated supply and demand and the economic ability of the population to satisfy its wants, needs, and demands through purchasing power are tantamount to such an analysis. Some of the specific market characteristics considered in economic analysis include employment trends, the economic base of the region, expansion and new development, and the overall economic health of the region.

Overview

      The Phoenix-Mesa MSA has a relatively diverse economic base. Several factors contribute to the strength and stability of the local economy, including a good quality of life, a skilled labor force, low taxes, financial incentives by government, and a good transportation network.

      Over the past several years, the region has seen stable investment from new companies, as well as expanding industries. Statistics on labor, employment, investment, and construction show evidence of the region's dynamic economic growth.

      For years, Phoenix has been one of the fastest growing metropolitan areas in the nation. Low costs, a favorable climate, a well-educated workforce, and proximity to key markets in Southern California and the Pacific Rim have all contributed to the area's economic vigor. Despite an economic downturn in the late-1980s/early-1990s, the factors that previously fueled the MSA's growth remain in-place, giving Phoenix a positive outlook. The industry mix, although heavily concentrated in electronics and aerospace, also favors the MSA's long-term prospects.

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                                                               Regional Analysis
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      With an improving economy, new growth has stimulated construction activity and has also increased the movement of thousands of new companies, primarily from California and the Midwest, into the Valley because of the readily available work force, low cost of living, quality of living for their employees, and the pro-business environment.

      In terms of real estate, Arizona's phase-out of its sales tax on commercial leases continues, dropping from 4.0 percent to 3.0 percent in 1994,
2.0 percent in 1995, and 1.0 percent in 1996. The 1.0 percent decrease will continue until 1997, when the tax will be eliminated altogether.

      Also contributing to the large number of companies choosing the Phoenix metropolitan area are low corporate income tax rates, plus new state regulations which allow corporations to file consolidated income tax returns. This regulation allows corporations to claim losses from subsidiaries in other states on their Arizona tax returns. The end result is the development of buildings for new companies and existing companies expanding and/or relocating.

      Among the Top 100 MSAs in the country, Phoenix ranks about 19th in economic diversity, with goods and services for sale outside the MSA ranging from high-tech manufacturing, communications, and tourism. Although only about
10.5 percent of the nation's urban markets lie within a 500-mile radius of the region, the MSA's convenient access to major markets in Southern California overshadows its distance from other U.S. regions. Key manufacturing industries in Phoenix includes the electronics and aerospace sectors. Phoenix has become a major regional center for communications and business services, providing support for much of the Southwestern U.S. and Rocky Mountain region.

      Tourism employment has continued to grow rapidly as the area's recreational charms have not abated. Tourism is expected to continue to bolster the local economy over the coming years as the number of visitors and winter residents continue to increase.

Employment

      The largest sectors of non-agricultural employment in Phoenix are Services (32.0 percent), Wholesale and Retail Trade (23.7 percent), and Government (12.5 percent). Although continuing to witness growth in manufacturing, this sector of non-farm employment accounts for a lower percentage of employment than its 14.9 percent share in 1980. Services, on the other hand, have increased its share from 23.0 percent in 1980 to 32.0 percent today. Finance, Insurance and Real Estate sectors of employment have generally maintained their percentage of non-farm employment, while Government has slipped. Both Construction and Transportation, Communications and Public Utilities have also maintained their distribution over the past fifteen years.

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                                                               Regional Analysis
================================================================================

================================================================================
                             Employment Distribution
================================================================================
       Employment Sector              1980   % of Total        1997   % of Total
================================================================================
Total Non-Farm Employment          796,860      100.00%   1,516,260      100.00%
--------------------------------------------------------------------------------
   Mining                            7,380         0.9%       6,290         0.4%
--------------------------------------------------------------------------------
   Construction                     59,110         7.4%      99,470         6.6%
--------------------------------------------------------------------------------
   Manufacturing                   118,740        14.9%     152,900        10.1%
--------------------------------------------------------------------------------
   T.C.P.U                          33,800         4.2%      72,700         4.8%
--------------------------------------------------------------------------------
   Wholesale/Retail Trade          186,870        23.5%     358,600        23.7%
--------------------------------------------------------------------------------
   F.I.R.E                          84,270        10.6%     149,100         9.8%
--------------------------------------------------------------------------------
   Services                        183,000        23.0%     481,900        31.8%
--------------------------------------------------------------------------------
   Government                      123,690        15.5%     189,700        12.5%
================================================================================
Source: Woods & Poole Economics, Inc.
================================================================================

      Between 1980 and 1997 (forecast) the Phoenix MSA added 719,400 jobs, indicative of an astounding compound annual growth rate of 3.8 percent. During 1996 alone, the region added in excess of 73,000 jobs, or 5.7 percent. According to Metro Market Facts, (second quarter 1997 report), this increase was the second largest aggregate gain in the country behind Dallas, Ft. Worth, and the second largest proportional gain behind Las Vegas.

      The region's robustness produced gains in all major employment categories. The service sector was the big leader in absolute terms, creating 30,800 net new jobs. Retail trade had the second-largest gain (9,600 new jobs), followed by the public sector (9,100). Finance, insurance and real estate (FIRE) and wholesale trade grew by 7,800 and 6,800 new jobs, respectively. the transportation sector created 4,400 net new jobs. The construction industry added 3,900 workers. Manufacturing had the least impressive gain, with 300 net new jobs.

      Three sectors had percentage gains of over 8 percent. The largest (8.8 percent) occurred in wholesale trade. It was followed by FIRE and services. Transportation expanded its employment base by 6.8 percent; government by 5.2 percent; construction by 4.3 percent; and retail trade by 3.9 percent. Manufacturing's gain translated into a minuscule 0.2 percent advance.

      Services now account for 31.8 percent of the area's workforce versus 28.6 percent for the nation and 23.0 percent of MSA employment in 1980. Retail trade, the second largest employment category, with 23.7 percent, is generally consistent with national averages. Phoenix has a much lower percentage of its workers employed in manufacturing, 10.1 percent versus 15.1 percent for the nation.

      Owing to its status as the state capital, one of Phoenix's largest employment categories is state and local government. This tends to mitigate some of the volatile economic swings seen in regions which depend more heavily on one particular industry. The construction sector has traditionally comprised a key segment of the Phoenix economy. Despite faltering in the early-1990s with overbuilding in most real estate markets, this sector continues to be an important part of the local economy. As such, construction's 6.6 percent

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                                                               Regional Analysis
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of local employment is well above the national average of 4.5 percent. In recent years, businesses selling goods and services outside the MSA have also been expanding, including high-tech durable manufacturing, communications, and tourism.

      Based on data through the second quarter of 1997, Phoenix continued to ride its recent wave of exuberant economic growth; payroll employment advanced
5.8 percent over year ago levels. Broad gains can be found in a number of key areas: the growth of high-technology manufacturing, increases in the retirement population, and the city's gains as a distribution hub. These improvements in turn, produced increases in secondary and tertiary industries, for example financial services, retail trade and professional services.

      Greater Phoenix is home to an increasing number of high-tech companies. One of the major high-tech players here is Intel, which has a $1.3 billion chip manufacturing complex (Fab 12) in southwest Chandler. Two of the area's newest high-tech developments involve Sumitomo and Microchip Technology. Sumitomo/Sitix just opened a new $400 million, 550,000 square foot water fabrication plant in northeast Phoenix. The plant employs 200 currently, with expected employment of up to 500 by 1999.

      Microchip Technology has a $137 million expansion underway at its Fab2 manufacturing facility in Tempe that is expected to create 200 new jobs. Completion is scheduled for early 1998. In addition, the company is planning to add about 300,000 more square feet (divided between manufacturing and office space) at its plant in Chandler. The $1 billion expansion is scheduled to take place over the next eight years, with construction beginning in 1998. If built out as currently envisioned, the company expects to hire another 2,000 workers for the Chandler site by 2003.

      Avnet, a distributor of electronics and computer products, which currently employs 1,700 throughout greater Phoenix, has announced plans to move its Electronic Marketing Group into a 176,000 square foot facility at Phoenix Airport Center. The move is expected to create several hundred new jobs.

      The growth of the area's high-tech industry has been part of the reason for Phoenix's high ranking in Cognetics' annual survey of "Entrepreneurial Hot Sports". The metropolitan area received the fourth-highest ranking in 1996 (behind Salt Lake City, Atlanta and Birmingham, Alabama).

      Another industry, aerospace, is pumping new life into some quarters here. The merger between McDonnel-Douglas and Boeing, is expected to have positive ramifications for the area.

      The metropolitan area continues to lure high-profile back-office operations and many companies with existing facilities are looking for room to grow. Excell Agent Services, a directory services firm that already has 2,400 employees in the area (in Phoenix, Tempe and Mesa), has announced plans to hire 500 more during the next six months.

      Bank of America plans to hire about 1,000 more workers at its telephone banking center in Tempe. Bank One Arizona has announced plans to add 1,000 new jobs in a consolidation of the company's telephone operations.

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                                                               Regional Analysis
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Employment Growth

      Over the past five years, it is clear that employment growth in the Phoenix-Mesa MSA has slowed over the growth experienced between 1980 and 1990. Total employment grew at a compound annual rate of 4.5 percent per year from 1980 to 1990, decreasing to an annual rate of 2.8 percent from 1990 to 1997. Services, Transportation/Public Utilities, Finance, Insurance and Real Estate, Wholesale/Retail Trade, and Government have led employment growth, while Manufacturing increases have slowed.

      The consensus opinion is that while Phoenix's growth in employment will slow over the next decade, it will remain one of the top performing areas in the nation. Employment forecasts by a variety of econometric firms show a consensus growth of approximately 2.5 to 3.0 percent per annum.

Major Employers

      The relative diversity of the Phoenix economy can also be seen in the list of major MSA employers. Motorola is greater Phoenix's largest private sector employer, with 19,400 workers on its local payroll. Samaritan Health System is next, with an employee roster of 10,800. AlliedSignal (engineering and aerospace firm) employs 8,700. Pinnacle West Capital (the holding company for Arizona Public Service), US West, American Express, and Bank of America employ over 7,000 each. Both Intel and Banc One locally employ approximately 6,500.

      Other companies with more than 3,000 employees include: America West Airlines, Fry's Food Stores, Wells Fargo Bank, Honeywell Inc., Tosco/Circle K, Safeway, the Salt River Project (water and power utility), Bashas
(supermarkets), McDonnell-Douglas, TRW, AT&T, Southwest Airlines, and Gosnell Builders.

Unemployment Rates

      Unemployment rates in the Phoenix-Mesa MSA have historically been below state and national figures. As of October 1997, the unadjusted unemployment rate for Phoenix-Mesa was 2.5 percent, 110 basis points below year end 1996 and 140 points below the state unemployment rate of 3.9 percent. Mirroring national trends, unemployment in the MSA peaked between 1992-1993, followed by a declining trend through 1996.

================================================================================
                           Historic Unemployment Rates
================================================================================
      Year            Phoenix MSA         Arizona           United States
================================================================================
     Oct-97                2.5%               3.9%               4.7%
--------------------------------------------------------------------------------
     1996                  3.7%               5.5 %              5.4%
--------------------------------------------------------------------------------
     1995                  3.5%               5.1%               5.6%
--------------------------------------------------------------------------------
     1994                  5.0%               6.4%               6.1%
--------------------------------------------------------------------------------
     1993                  5.1%               6.2%               6.8%
--------------------------------------------------------------------------------
     1992                  6.4%               7.4%               7.4%
--------------------------------------------------------------------------------
     1991                  4.9%               5.7%               6.7%
--------------------------------------------------------------------------------
     1990                  4.3%               5.3%               5.5%
================================================================================
Source: Employment & Earnings; Bureau of Labor Statistics
================================================================================

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                                                               Regional Analysis
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      Although it is too soon to know what the 1996 annual adjusted rate will be for the Phoenix region, it appears that unemployment declines have slowed within the MSA as a whole through the third quarter of this year.

Retail Sales

      Another measure of the economic health of a region is retail sales patterns. Consumers drive the economy by creating demand for goods and services and, in turn, generate the need for housing, office space, retail centers, and warehouse/distribution facilities. It is estimated that consumer spending accounts for two-thirds of all economic activity in the United Sates today. As such, retail sales patterns have become an important indicator of the economic health of a region. The following table summarizes historic retail sales in the Phoenix MSA and State of Arizona for the period 1985 - 1996.

================================================================================
                            Retail Sales (1985-1996)
================================================================================
   Year                     Phoenix MSA (000)          State of Arizona (000)
================================================================================
1985                           $11,710,860                   $18,401,358
--------------------------------------------------------------------------------
1991                           $17,241,381                   $26,893,039
--------------------------------------------------------------------------------
1996                           $28,007,212                   $42,748,487
================================================================================
CAGR 1985-1996                        8.2%                          8.0%
--------------------------------------------------------------------------------
CAGR 1991-1996                       10.2%                          9.7%
================================================================================
Source: Sales and Marketing Management Survey of Buying Power
================================================================================

      Retail sales growth has been very good in the Phoenix area, increasing at a compound annual rate of 8.2 percent over the past 11 years. More recently, growth has increased to 10.2 percent per annum which is higher than the 9.7 percent growth experienced by the state as a whole. Going forward, Sales & Marketing Management forecasts an increase of 31.9 percent in sales to $36.9 billion versus 30.5 percent for the state as a whole. The significance of the Phoenix market is evidenced by the fact that with approximately 61.0 percent of the state's population, it accounts for nearly 66.0 percent of total retail sales. Woods & Poole Economics forecasts the MSA to see annual retail sales growth of 2.7 percent per year above inflation through 2010 (adjusted to 1987 dollars).

      The purchasing profile of area residents tends to reflect the demographic characteristics of the city. Drugs/Pharmaceuticals, and health and beauty aids claim a disproportionately large share of retail sales, attributable in part to the area's high proportion of retirees. Sporting goods and recreational vehicles are also featured, reflecting the region's opportunities for leisure-time activities and the favorable climate. Those categories expected to have the greatest growth potential are seen in General Merchandise and Eating and Drinking places.

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                                                               Regional Analysis
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--------------------------
E. Tourism/Visitor Profile
--------------------------

Overview

      According to the Phoenix & Valley of the Sun Convention & Visitors Bureau, Tourism represents the second largest industry in the metropolitan area, behind high-technology. It is estimated that over 10.0 million people visit Phoenix each year, while more than 24.0 million visit the State of Arizona as a whole. Visitors to the Valley account for nearly $4.0 billion in total expenditures annually, with retail sales comprising $400.0 million.

================================================================================
                             Visitor Economic Impact
================================================================================
Year:                                                                       1995
================================================================================
Estimated Number of Visitors:                                      10.86 Million
--------------------------------------------------------------------------------
Average Length of Stay:                                               4.7 Nights
--------------------------------------------------------------------------------
Mean Expenditure Per Trip:                                                  $476
--------------------------------------------------------------------------------
Total Economic Impact for Maricopa County:                         $5.35 Billion
================================================================================
Source: Arizona Hospitality Research & Resource Center 1996
================================================================================

Expenditures

      The majority of visitor expenditures go toward food & beverage which accounts for 28.6 percent of all expenditures; lodging accounts for 21.5 percent, transportation 20.0 percent, and retail sales 15.0 percent. The following chart presents a breakdown of visitor expenditures by category.

================================================================================
                              Visitor Expenditures
================================================================================
      Category                       Percent              1995 Expenditures(000)
================================================================================
Food & Beverage:                       28.6%                   $1,530,946
--------------------------------------------------------------------------------
Lodging:                               21.5%                   $1,150,886
--------------------------------------------------------------------------------
Transportation:                        20.0%                   $1,070,591
--------------------------------------------------------------------------------
Retail Sales:                          15.0%                   $  802,944
--------------------------------------------------------------------------------
Entertainment:                          9.0%                   $  481,766
--------------------------------------------------------------------------------
Other:                                  5.9%                   $  315,824
--------------------------------------------------------------------------------
Total:                                100.0%                   $5,352,957
================================================================================
Source: Arizona Hospitality Research & Resource Center 1996
================================================================================

      Based upon the 11+/- million visitors in 1995, the direct economic impact was calculated to be $5.35 billion. Business and convention travelers accounted for 38.0 percent of all visitations in 1995.

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                                                               Regional Analysis
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Business/Convention Travelers

      Business and convention-oriented travelers to the Phoenix area comprise about 38.0 percent of all visitors to the region. The following chart summarizes the profile of business and convention travelers to the region.

================================================================================
                      Business/Convention Traveler Profile
================================================================================
Average Age:                                                          41.6 Years
--------------------------------------------------------------------------------
Average Income:                                                         $74,700
--------------------------------------------------------------------------------
Average Party Size:                                                  1.51 People
--------------------------------------------------------------------------------
Average Daily Spending:                                                    $193
--------------------------------------------------------------------------------
Average Length of Stay:                                               3.8 Nights
--------------------------------------------------------------------------------
Major Activities
--------------------------------------------------------------------------------
     Shopping:                                                             52.0%
--------------------------------------------------------------------------------
     Sightseeing:                                                          40.0%
--------------------------------------------------------------------------------
     Swimming/Sunbathing:                                                  36.0%
--------------------------------------------------------------------------------
     Nightclubs:                                                           25.0%
--------------------------------------------------------------------------------
     Golf:                                                                 19.0%
================================================================================
Source: Behavior Research, Inc.
================================================================================

      From the data we see that the average business/convention visitor is 41.6 years of age with an average income of $74,700. According to Behavior Research,
52.0 percent of those surveyed cited shopping as one of their major activities while visiting.

Leisure Travelers/Winter Visitors

      Leisure travelers to the Phoenix area comprise approximately 62.0 percent of all visitors to the region. Their average age is slightly higher than the business/convention traveler at 42.8 years, with a significantly lower average income of $51,100. About 73.0 percent of all leisure travelers surveyed said that shopping was one of their primary activities. The following chart summarizes the profile of leisure travelers to the region.

================================================================================
                            Leisure Traveler Profile
================================================================================
Average Age:                                                          42.8 Years
--------------------------------------------------------------------------------
Average Income:                                                          $51,100
--------------------------------------------------------------------------------
Average Party Size:                                                  2.12 People
--------------------------------------------------------------------------------
Average Daily Spending:                                                     $174
--------------------------------------------------------------------------------
Average Length of Stay:                                               5.3 Nights
--------------------------------------------------------------------------------
Major Activities
--------------------------------------------------------------------------------
     Shopping:                                                             73.0%
--------------------------------------------------------------------------------
     Sightseeing:                                                          74.0%
--------------------------------------------------------------------------------
     Swimming/Sunbathing:                                                  46.0%
--------------------------------------------------------------------------------
     Museums:                                                              39.0%
--------------------------------------------------------------------------------
     Golf:                                                                 16.0%
================================================================================
Source: Behavior Research, Inc.
================================================================================

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                                                               Regional Analysis
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      In the table below, only visitors staying in mobile homes or travel trailers were portrayed. In general, winter visitors arrive in the Valley by October and return to their state of origin by May. Median length of stay is estimated at slightly more than four months. In Metro Phoenix, approximately 113,000 winter visitors injected more than $340 million, while statewide, approximately 201,200 winter visitors injected nearly $1.0 billion in direct consumer expenditures during the 1995/96 season.

================================================================================
           Motor Home & Travel Trailer Winter Visitors - Metro Phoenix
===============================================================================
             Mobile Home &
        Travel Trailer Census           1992/93    1993/94    1994/95   1995/96
================================================================================
Number of Mobile Home Spaces             56,400     57,900     58,400    64,500
--------------------------------------------------------------------------------
Number of Travel Trailer/R.V. Spaces     44,600     44,000     43,500    37,400
--------------------------------------------------------------------------------
Total Spaces Available                  101,000    101,900    101,900   101,900
--------------------------------------------------------------------------------
Spaces Occupied                          92,000     94,800     95,800    97,000
--------------------------------------------------------------------------------
% of Space Occupied by Winter Visitors      58%        59%        58%       58%
--------------------------------------------------------------------------------
Number of Winter Visitor Households      53,200     56,000     56,000    56,700
================================================================================
Source: Arizona State University, College of Business, Center for Business Research, August 1996
================================================================================

Summary

      From this analysis, it is clear that the Phoenix region is greatly impacted by the tourism and winter visitor industry. With over 10.0 million visitors each year providing over $400.0 million in retail sales to the region annually, there is clearly a competitive climate to attract these expenditures. As noted by the American Express study, roughly 40.6 percent of all retail expenditures in 1995 were from Non-Phoenix card members. In addition, 74.0 percent of all leisure travelers and 52.0 percent of all business travelers to the area cited shopping as one of their primary activities while visiting. In our opinion, the mall portfolio is well positioned to capture a strong market share of this visitor spending potential upon completion.

----------------------
F. Real Estate Markets
----------------------

      The real estate markets in Phoenix can be divided primarily into commercial and residential segments. The commercial segment includes office, industrial, and retail properties, while the residential market consists of multi-family and single-family dwellings. The following is a brief overview of each segment.

Office Market

      The Phoenix office market is rebounding from several years of oversupply which is being absorbed due to continued population and employment growth. Recent declines in vacancy are attributable to a steady pattern of net absorption and lack of new construction.

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                                                               Regional Analysis
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As a result, effective rents have begun to increase. The decline in the use of concessions, especially free rent, has increased effective rent levels and, coupled with increased office space demand, should continue to warrant rental rate improvement in all submarkets.

      According to F.W. Dodge, the total inventory of office space in metropolitan Phoenix was 103.5 million square feet at year end 1996. This was up
2.3 percent from 1995. Net absorption of 5.4 million square feet resulting in a reduction in the vacancy rate to 11.1 percent from 14.4 percent. Koll Real Estate reports that most of the net absorption was in the Class B sector. Overall, vacancy in the Class A sector was slightly below 6 percent and 11.3 percent among Class B. In the more marginal Class C product, nearly one quarter remained empty.

      Approximately 1.2 million square feet of new suburban office space was under construction in early 1997, and an additional 3.8 million square feet were in the planning pipeline. According to Koll, most of the projects are located in the active Camelback Corridor, Scottsdale, or Tempe submarkets. Scottsdale, with an inventory of 5.6 million square feet, had an overall vacancy rate of 5.6 percent at year end. In the Class A sector, vacancy was particularly low at 3.4 percent.

      The overall tightness in the market has caused prices to rise. According to Koll, the value of Class A Central Business District space rose 7.0 percent to $113.40 per square foot while suburban space rose 24 percent to $116.63 per square foot. With such value increases, it would be expected that the pace of new construction would accelerate.

      F.W. Dodge forecasts that between 1998 and 1999, 7.5 million square feet of new supply will be available in the market, forcing vacancies above 12 percent. The F.W. Dodge pipeline is currently tracking well over 2.0 million square feet of new product which is expected to break ground before the close of the fourth quarter. In subsequent years, developers will heed the warning signals. They anticipate contract activity to average 2.1 million square feet per year during the final five years of the forecast, compared with the average of 1.7 million square feet for the 58 MSAs they surveyed. Fortunately, stable office employment growth will keep the metro-wide office vacancy rate in the 11 to 12 percent range.

Industrial Market

      Arguably the most active market segment, the industrial sector shows little sign of slowing down. According to Koll, metropolitan Phoenix has an industrial inventory of approximately 87.6 million square feet, about 9.4 percent of which were vacant in early 1997. Though vacancy was only slightly below what it was a year earlier, that stability gains new significance when considering that approximately eight million square feet (half of it speculative) came on-line here during 1996. According to Koll, another 1.9 million square feet were under construction entering 1997, and 2.9 million more square feet were in the planning stages. Areas seeing the most growth include Chandler/Gilbert, Mesa, South Phoenix, and Tempe.

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                                                               Regional Analysis
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      A breakdown by product type is shown below.

================================================================================
          Type                         Inventory (mil SF)      Vacancy
--------------------------------------------------------------------------------
Distribution Warehouse                        33.0              11.0%
--------------------------------------------------------------------------------
Manufacturing                                 27.5               6.7%
--------------------------------------------------------------------------------
Industrial Office                             12.7               9.4%
--------------------------------------------------------------------------------
High Tech                                      5.2               6.2%
================================================================================

      F.W. Dodge reports that the Phoenix industrial market is firmly entrenched in the development phase of the real estate cycle. During the first six months of 1997, the MSA has completed more new industrial facilities than any other metropolitan area surveyed. Although the increase in capital availability has been an impetus to higher contract activity, demand has been buoyant. The MSA's gains in manufacturing and the growth in its retail markets together produced strong demand for inventory storage and distribution centers. Total net absorption reached a cyclical peak in 1996, but remains healthy in the current year They do note, however, that gains to inventory will force vacancies to rise, ending the fourth quarter at 9 percent.

      In the final five years of the forecast, supply-demand fundamentals will remain firm and the market will experience above average returns on investment. Net absorption in 1998 and 1999 will average 2.9 million square feet per year, compared with 1.3 million square feet for the 58 MSAs Dodge surveys. However, industrial properties are extremely sensitive to swings in the GDP. As growth in the national economy decelerates in the latter portion of the forecast, absorption will drop to a 2.2 million square feet annual average. Developers will respond accordingly; after advancing at a 4 percent annual pace, inventory gains will settle into a more manageable 2.4 percent annual rate for the first three years of the forecast. Therefore, vacancies will end the period below the survey average, at 8.2 percent.

      Construction will be strongest in the near term, peaking in 1997. On average, 3.1 million square feet of new warehouse space will be started each year through 2002. The project pipeline contains over 5.0 million square feet.

      The average price for Class A warehouse stood at $34.25 per square foot at the end of 1996, up 16 percent over 1995.

Retail Market

      By all accounts, the retail market remains robust. According to Koll, the year end vacancy rate declined to 7.7 percent from 9.0 percent among the 80+/- million square feet they survey. F.W. Dodge reports that since the first quarter of 1996, the Phoenix market absorbed 5.9 million square feet, more than any other western MSA. Dodge reports that during the past 6 quarters, 12 million square feet of new space was completed, with only Atlanta and Philadelphia experiencing higher inventory gains.

      One of the reasons retail is so strong in Phoenix is due to tourism. Tourists boost the spending totals there. According to Sales & Marketing Management's 1997 Survey of Buying Power, retail sales in greater Phoenix averaged $26,482 per household during 1996, while the national metropolitan average was $24,992 per household and for the state sales were $25,391. Retail sales were highest in Scottsdale ($45,152 per household).

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                                                               Regional Analysis
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      By contrast, greater Phoenix's median household EBI for 1996 ($31,346 per household) was well below the national median ($33,482 per household). Nonetheless, with a lower cost of living, residents in Phoenix enjoy a higher percentage of disposable income.

      Most of the new construction was in the neighborhood centers segment which accounts for 25.6 million square feet (32 percent of inventory) and had a vacancy rate of approximately 7 percent. Power centers, with 6.7 million square feet of total inventory report the lowest vacancy rate of slightly less than 1 percent. Net absorption was 400,000 square feet in the first quarter of 1997.

      Community centers, with 12.2 million square feet had a vacancy rate of just over 7.0 percent and regional malls had the highest vacancy rate of approximately 10.0 percent among its 14.2 million square feet. Finally, Koll reports that nearly all of the 4.8 million square feet of freestanding space was occupied. Among all of the submarkets, Scottsdale had the lowest vacancy rate of only 4.0 percent for its 15.2 million square feet of retail inventory.

      F.W. Dodge expects that demand for retail space in Phoenix will remain strong, averaging 3.2 million square feet annually through 2002. The key determinants of demand are households and incomes, both of which will continue to grow through the next six years. National chains and investors will respond to the increasing demographic base by expanding their presence in the market. Competition from various retail formats will place increasing pressure on profit margins. However, Phoenix will weather the storm better than most markets. Strong net absorption will force vacancies to trend downward, driving them to a low 7.3 percent by 2002.

      Phoenix will remain one of the most attractive retail markets in the country for both institutional investors and new development. F.W. Dodge expects retail inventory to expand at an average 2.1 percent annual rate over the next six years. This level of construction will be maintained by the more than 8.0 million square feet in the planning pipeline.

      The largest project in the market is the 1.2 million square foot Arizona Mills scheduled to open in November 1997. The next largest is a 570,000 square foot power center on Ray Road and 48th Street. Plans are being finalized for a proposed regional mall in Chandler which could be on line in late 1999.

Hospitality/Lodging Market

      F.W. Dodge reports that the building boom currently underway in the Valley's hospitality industry is negatively affecting the bottom line for many local area hotel operators. Since January, 639,000 SF of new hotel space has been added to inventory and another 764,000 SF is slated to be completed in the final six months of the year, adding more than 3,000 rooms to a marketplace that is quickly becoming overbuilt. In an attempt to bolster occupancies, hoteliers across all segments have cut room-rates, relative to last summer. Despite attractive price incentives, occupancies through June are a percentage point below year-ago levels at 71.6 percent. Demand has fueled rate increases in the average daily rate (ADR). In 1996 it stood at 95.34 percent, up 8.9 percent from $87.56 in 1995 and 20 percent from the $79.18 reported for 1994.

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                                                               Regional Analysis
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      In the near term, the Phoenix hotel market should experience favorable demand conditions. Twenty-seven percent of Arizona's domestic out-of-state visitors come from California; 17 percent of its international visitors are from Mexico. Given the stabilization of Mexico's peso and California's rebounding economy, leisure travel to the MSA should be robust. As a result, lodging demand between 1998 and 2002 will be sturdy, totaling 4.3 msf; but average annual increases of 4.5 percent in stock will hold occupancies in the 68 percent to 70 percent range.

      With 7.5 msf in the planning pipeline it is quite evident that developers will continue to enter the market at a rapid pace. F.W. Dodge is currently tracking 17 projects which are scheduled to begin construction before year-end 1997, including: the 200-room Marriott Hotel, a 172 -room Quality Suites Hotel, a 120-room Holiday Inn Suites, and 160-room, Radisson facility. In 1997, contact activity will exceed 2.0 msf for the first time in over a decade. However, rising competition and downward pressure on daily room rates will limit new construction to a more reasonable 910,000 SF per year between 1998 and 2002. This rate of construction is still more than double the average of the 58 MSA's Dodge surveys.

Residential Market

      Phoenix continues to be one of the most active housing markets in the nation. Huge population growth and a sharply revived economy have driven vibrant new home construction. In 1994, 28,784 single-family units were approved for construction, the nation's highest total that year. In 1995, the sum in Phoenix rose again, to 29,104 units. Still more, 29,892 units were authorized in 1996. For the first half of 1997, 15,960 were permitted, according to preliminary data from the bureau. Construction is active in a number of areas; the city of Phoenix, Chandler and Scottsdale hold the lead, but Gilbert, Mesa, Glendale and Peoria are also active. F.W. Dodge expects that single family construction is expected to peak in 1997 at 29,800 units, before falling to an average of 24,200 over the next five years.

      Prices remain low by national norms, but the gap seems to be quickly narrowing. According to the National Association of Realtors, the second quarter 1997 median resale price in the metro market was $113,200, 8.5 percent below the national median of $123,700, and 22.4 percent below the $145,900 median for the Western U.S. A year earlier, these differences were respectively 14.7 percent and 34.0 percent.

      According to the 1997 Study of Housing Costs, conducted by E&Y Kenneth Leventhal, Phoenix ranks as the 33rd least expensive housing market of the 75 major metropolitan markets surveyed. After factoring in tax deductions, owning a home required approximately 22 percent of the median family income. According to the study, housing costs were approximately the same for renters.

      Apartment development in Phoenix has picked up markedly, particularly at the high end, and particularly (but not only) in the North Phoenix-Scottsdale area; Mesa, Chandler and Tempe have also been active. Indeed, building permit numbers here are a good example of the steep cycles characteristic of Phoenix area real estate markets. After averaging fewer than 1,900 units per year from 1989 through 1993, multi-family building

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                                                               Regional Analysis
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permitting leapt to 5,991 units in 1994. It leapt again in 1995, to 8,220 units.
And yet another substantial gain was reported for 1996 with the authorization of 9,754 units.

      As large as those numbers may seem, they pale beside the 34,580 multi-family units approved in 1984, and the 25,693 in 1985 (and the 17,821 of 1986). Through the first half of 1997, the pace appears to be cooling: preliminary date from the U.S. Department of Commerce, Bureau of the Census, report 3,832 units authorized, a 32 percent decline from the total for the comparable period of 1996. In 1996, some 7,000 new units came on line, with a higher total expected for the 1997 year-end tally. F.W. Dodge reports that since 1994, net absorption of 24,000 units was achieved, pushing vacancy rates to a low of 6.1 percent.

      Average vacancy, thus, has increased. Indeed, its been increasing since 1995--although as of first quarter 1997 the vacancy rate was still relatively low at 5 percent (a far cry from the double-digit levels that persisted from 1985 to 1992). F.W. Dodge reports that since 1994 effective rents have risen at an annual rate of 5.3 percent compared with 3.2 percent for the nation.

      Despite the relatively large increases in inventory, the multi-family sector continues to function efficiently. During the remainder of the decade the supply-demand relationship for apartments should gradually improve. In the near term, demand for market-rate and luxury condominiums will keep net absorption above a 7,000-unit average per year through 2002. However, long-term demographic trends indicate that elderly housing and assisted living facilities will be in greater demand as the decade unfolds. Overall, F.W. Dodge expects Phoenix to construct more multi-family facilities than any other western region city, averaging 6,300 units per year between 1997 and 2002.

Summary

      Most submarkets in Phoenix will continue to experience new development in 1997-98. Those areas not encountering new development will see increases in rental rates as current space is absorbed and new construction takes place in surrounding submarkets. The stimulated market has produced a tightening which has improved overall vacancy rates and begun to push rental rates upward.

------------------------
G. Critical Observations
------------------------

      The following bullet points summarize some of our general observations relating to the subject's region:

      o Economy - The Phoenix-Mesa economy is relatively diverse and has seen strong growth over the past decade. The largest sectors of employment include Services (32.0%), Wholesale/Retail Trade (23.7%), Government (12.5%), Manufacturing (10.1%), and F.I.R.E. (9.8%).

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                                                               Regional Analysis
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      o     Employment - Employment growth is projected to be 2.6 percent per year, led by F.I.R.E., Services, and Transportation, Communications, and Public Utilities. The Manufacturing base will continue to lag the other sectors and expand at an annual rate of 1.3 percent per year through 2010.

      o Population - Population growth in the MSA is forecasted to be 2.1 percent per year, while household formation will occur at an annual rate of 2.1 percent per annum.

      o Average Household Income - Income levels are projected to increase at an annual rate of about 1.4 percent per year through 2010 above inflation.

      o Retail Sales - Sales are forecasted to grow by about 2.7 percent per year for the MSA as a whole, in real (1992) dollars.

      o Consumer Markets - The attractiveness of Phoenix's consumer markets is mixed. Positive factors include the area's fundamentally strong growth, both in terms of resident population and income. Conversely, relatively low per capita disposable income and Phoenix's historically high level of cyclically tend to detract slightly from the appeal of its retail markets.

      o Strengths - Strengths of the region include low living and operating costs and proximity to Southern California and Pacific Rim markets. The MSA also benefits from an efficient transportation network and a good quality of life. Rapid growth in the working-age population continues to boost the outlook for expansion in the retail sector. With wages, energy rates, and construction costs relatively low, the area continues to keep and attract firms, a trend that continues to invigorate growth in business-to-business markets.

      o Weaknesses - Weaknesses within the MSA include a strained physical and educational infrastructure which has resulted from the area's rapid growth, compromising the quality of life within the region. These are typical growing pains, however, which continue to be a focus of local government.

Conclusion

      The short- and long-term outlook for the Phoenix-Mesa region and its surrounding area is for good growth in employment and population. The economy is well diversified, with a relatively low cost of living and good transportation system. On balance, we are relatively optimistic about the short-term outlook of the subject region. Long-term, the region should see stability and good growth, with increasing real estate values.

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                                NEIGHBORHOOD MAP


                                 [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

The City of Peoria

      According to the Peoria Chamber of Commerce, Peoria is one of the fastest growing municipalities in the United States, located in the northwest portion of the Phoenix-Mesa MSA. Peoria is bordered on the west by Sun City, on the east by Phoenix and Glendale, on the south by Glendale and on the north by Lake Pleasant. The estimated population for the City of Peoria, Maricopa County and the State of Arizona is shown below.

--------------------------------------------------------------------------------
                                   Population
--------------------------------------------------------------------------------
                            1980                   1990                  1996
--------------------------------------------------------------------------------
Peoria                     12,171                 50,168                78,310
--------------------------------------------------------------------------------
Maricopa County           1,509,175              2,122,101             2,634,625
--------------------------------------------------------------------------------
Arizona                   2,716,546              3,665,228             4,462,300
--------------------------------------------------------------------------------
Source: Arizona Department of Economic Security and U.S. Census Bureau.
--------------------------------------------------------------------------------

      The Peoria Economic Development Group facilitates new business and industry moving to the city. Formerly an agricultural town, Peoria is today a business and medical hub for the Northwest Valley area. Peoria's major employers include: Plaza del Rio, a senior citizen/medical complex, employing roughly 1,100 employees and Peoria Bell Road Auto Mall, employing approximately 500 employees. Many of Peoria's residents commute to nearby companies in northwest Phoenix, such as, Honeywell Flight Systems with 5,000 employees, American Express with 3,000 employees and Bull Information Systems with 1,000 employees.

      Transportation has improved with a fairly new freeway, Arizona 101 (part of the metropolitan Phoenix Outer Loop), connected to I-17 and I-10, and U.S. Highway 60 (connecting Phoenix and Las Vegas). The Santa Fe Railway also serves the area. Sky Harbor International Airport is located 20 miles southeast of Peoria, which is served by 16 major airlines and offers non-stop flights to every major U.S. city. Locally, Glendale Municipal Airport is located two miles southwest of Peoria.

Neighborhood Description

      The subject property's neighborhood is generally bounded by Cactus Road to the north, Northern Avenue to the south, 83rd Avenue to the east and 99th Avenue to the west. This area is primarily developed with single-family homes, retail uses and mobile home park communities.

      The subject property is situated along the east side of North 91st Avenue, just south of U.S. Highway 60 (Grand Avenue), in the City of Peoria, Arizona. Within the subject's neighborhood, North 91st Avenue is developed with three mobile home park, including the subject. The Peoria Polynesian Village is located directly south of the subject property, and

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the El San Juan is located just southwest of the subject property along North
91st Avenue. Other developments along North 91st Avenue include gas stations, convenience stores, fast food restaurants and neighborhood retail centers. Residential developments are noted to the east and west of the subject property.

      Transportation in the subject's immediate area is excellent. The subject enjoys access and visibility along North 91st Avenue, a north/south, four-lane paved roadway, with a middle turning lane, that provides direct access to U.S. Highway 60 (Grand Avenue) just to the north of the subject property. U.S. Highway 60 enjoys an interchange with State Highway 101 approximately one-half mile west of the intersection of North 91st Avenue and U.S. Highway 60. The subject property has approximately 1,569 feet of frontage along the east side of North 91st Avenue.

      The subject's immediate neighborhood is conveniently accessed and located approximately 15 miles from downtown Phoenix. U.S. Highway 60, just north of the subject site, provides direct access to downtown Phoenix.

      In summary, the subject property is located in an area well suited for manufactured housing development, which benefits from the accessibility from the nearby major highways.

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                                                                 MARKET ANALYSIS
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National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=========================================================================================
1997             Firm Name                State      No. of Sites      No. of Communities
Rank                                                 Owned/Managed       Owned/Managed
-----------------------------------------------------------------------------------------
 1      Sun Communities                  Michigan      30,295/0               84/0
-----------------------------------------------------------------------------------------
 2      ROC Communities                  Colorado    22,441/7,167            77/36
-----------------------------------------------------------------------------------------
 3      Manufactured Home Communities    Illinois     27,349/838              69/3
-----------------------------------------------------------------------------------------
 4      Ellenburg Capital                 Florida      25,173/0               63/0
-----------------------------------------------------------------------------------------
 5      Lautrec Ltd.                     Michigan      22,652/0               58/0
-----------------------------------------------------------------------------------------
 6      Chateau Properties               Michigan      20,003/0               47/0
-----------------------------------------------------------------------------------------
 7      Clayton Homes                    Tennessee     18,000/0               66/0
-----------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood  California     16,946/0               44/0
-----------------------------------------------------------------------------------------
 9      UNIPROP                          Michigan      14,931/0               40/0
-----------------------------------------------------------------------------------------
 10     The Bloch Organization           Michigan      14,379/0               37/0
=========================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing

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                                                                 Market Analysis
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steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                                                 Market Analysis
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      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
Year      ROC        MHC      Chateau     Sun     United      Total      Annual
                                                                         Growth
--------------------------------------------------------------------------------
1996     29,608     28,187    20,003     30,295    5,234     113,327      17.0%
--------------------------------------------------------------------------------
1995     27,910     26,237    19,594     18,000    4,850      96,591       9.0%
--------------------------------------------------------------------------------
1994     26,231     28,407    15,689     13,500    4,623      88,450      37.8%
--------------------------------------------------------------------------------
1993     20,142     14,700    15,261      9,036    5,050      64,189      17.8%
--------------------------------------------------------------------------------
1992     18,745     12,873    10,032      7,600    5,200      54,450       N/A
--------------------------------------------------------------------------------
1991      9,030     13,079     9,759       N/R      N/R         N/A        N/A
--------------------------------------------------------------------------------
N/R = No report                  N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                                                 Market Analysis
================================================================================

      The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

==========================================================================================
                                    REIT MARKET UPDATE
------------------------------------------------------------------------------------------
Company Symbol    Price    Current Yield  52 Week High  52 Week Low    Annual   12 Mth Tot
                (9/19/97)                                             Dividend      Rtn
------------------------------------------------------------------------------------------
CPJ              $29.688        5.8%        $31.125       $22.250       1.72       26.6%
------------------------------------------------------------------------------------------
MHC              $25.625        5.2%        $26.428       $18.875       1.32       30.7%
------------------------------------------------------------------------------------------
SUI              $37.428        5.0%        $ 38.00       $27.750       1.88       31.8%
------------------------------------------------------------------------------------------
UMH              $11.625        6.0%        $13.625       $10.875       0.70       -1.7%
------------------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
==========================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality

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                                                                 Market Analysis
================================================================================

manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks. These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

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                                                                 Market Analysis
================================================================================

      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;
      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.

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                                                                 Market Analysis
================================================================================

      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

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                                                                 Market Analysis
================================================================================

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

Competition

      We have surveyed six manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 1373 sites. The combined occupancy rate of these six manufactured housing communities, including the subject property, is approximately 98.0 percent. Excluding the subject property in our survey, the combined occupancy rate is also approximately 90 percent, based on 695 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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
====================================================================================================================================
                                    SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
------------------------------------------------------------------------------------------------------------------------------------
                                    Number                       Age
                                   Of Sites                   ---------                                                   3-Year
                                   --------                   Condition                     Services     Date Of          Average
 Comp.          Name               Occupancy                  ---------        Monthly      Provided   Last Rental     Annual Rental
  No.         Location               Level     Amenities    Park Rating(1)      Rent        in Rent     Increase         Increase
------------------------------------------------------------------------------------------------------------------------------------
   R-1      Apollo Village           238        Clubhouse        1970        $317.70/Mo.     Water     January, 1997      $16.00/Mo.
            10701 N. 99th            ---        Pool/Spa         ----            To          Sewer
            Avenue                   93%         Library         Good        $327.85/Mo.     Refuse
            Peoria, Arizona                     Activity         ----
                                                 Center           5*
                                                Laundry
                                                Storage
------------------------------------------------------------------------------------------------------------------------------------
   R-2      The Peoria               287        Clubhouse        1982        $219.00/Mo.     Sewer     October, 1997       $5.00/Mo.
            Polynesian               ---        Pool/Spa         ----            To          Refuse
            10951 N. 91st            99%       Playground        Good        $244.00/Mo.
            Avenue                            Billiard Room      ----
            Peoria, Arizona                   Exercise Room      4*-5*
                                                 Laundry
                                                 Storage
------------------------------------------------------------------------------------------------------------------------------------
   R-3      Casa del Sol III         237        Clubhouse        1983        $342.00/Mo.     Water     January, 1997      $10.00/Mo.
            6960 W. Peoria           ---        Pool/Spa         ----            To          Sewer
            Avenue                   97%         Library         Good        $459.00/Mo.     Refuse
            Peoria, Arizona                   Billiard Room      ----
                                                 Laundry          5*
                                                 Storage
------------------------------------------------------------------------------------------------------------------------------------
   R-4      Casa del Sol II          239        Clubhouse        1977        $360.00/Mo.     Water     August, 1997       $16.00/Mo.
            10960 N. 67th            ---        Pool/Spa         ----            To          Sewer
            Avenue                   99%         Saunas          Good        $475.00/Mo.     Refuse
            Peoria, Arizona                      Library         ----
                                              Billiard Room       5*
                                              Exercise Room
                                              Shuffleboards
                                                 Laundry
                                                 Storage
------------------------------------------------------------------------------------------------------------------------------------
   R-5      Peoria Mobile            126        Clubhouse        1976        $228.00/Mo.     Water     March, 1997         $8.00/Mo.
            Estates                  ----        Pool/Spa        ----            To          Sewer
            6942 W. Olive            100%      Tennis Courts     Good        $245.00/Mo.     Refuse
            Avenue                            Shuffleboard       ----
            Peoria, Arizona                      Laundry          4*
                                                 Storage
====================================================================================================================================

                                                                 Market Analysis
================================================================================

====================================================================================================================================
                                    SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
------------------------------------------------------------------------------------------------------------------------------------
                                    Number                       Age
                                   Of Sites                   ---------                                                   3-Year
                                   --------                   Condition                     Services     Date Of          Average
 Comp.          Name               Occupancy                  ---------        Monthly      Provided   Last Rental     Annual Rental
  No.         Location               Level     Amenities    Park Rating(1)      Rent        in Rent     Increase         Increase
------------------------------------------------------------------------------------------------------------------------------------
 Subject    Casa del Sol I           246        Clubhouse        1972        $345.10/Mo.     Water     July, 1997         $15.00/Mo.
            11411 N. 91st            ---        Pool/Spa         ----            To          Sewer
            Avenue                   99%         Saunas          Good        $457.77/Mo.     Refuse
            Peoria, Arizona                      Library         ----
                                                Activity          5*
                                                 Center
                                              Billiard Room
                                              Exercise Room
                                              Shuffleboards
                                               Golf Course
                                                 Laundry
------------------------------------------------------------------------------------------------------------------------------------
(1) Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
====================================================================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                       COMPETING MANUFACTURED HOUSING MAP


                                 [MAP OMITTED]

                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $219.00 to $475.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates within the market range, or $345.10 to $457.77 per site. The last rental rate increase at the subject property was July, 1997 of $16.00 per month, which represents a 3.5 to 4.6 percent increase.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Apollo Village, is located at 10701 N. 99th Avenue, in Peoria, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 238 sites and is 93.0 percent occupied. Apollo Village was developed in 1970, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $16.00 per month. Monthly rental rates range from $317.70 to $327.85 per month, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, spa, library, activity center, laundry facility and recreational vehicle storage.

      Comparable R-2, The Peoria Polynesian Village, is located at 10951 N. 91st Street, in Peoria, Arizona. This comparable property is a family residential community, which contains 287 sites, and is 99.0 percent occupied. The Peoria Polynesian Village was developed in 1982, and in overall good condition. Over the last three years, the annual rental rate increased approximately $5.00 per month. . Monthly rental rates range from $219.00 to $244.00, with sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, spa, playground, billiard room, exercise room, laundry facility and recreational vehicle storage.

      Comparable R-3, Casa del Sol III, is located at 6960 W. Peoria Avenue, in Peoria, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 237 sites, and is 97.0 percent occupied. Casa del Sol III was developed in 1983, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $10.00 per month. Monthly rental rates range from $342.00 to $459.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, spa, library, billiard room, laundry facility and recreational vehicle storage.

      Comparable R-4, Casa del Sol II, is located at 10960 N. 67th Avenue, in Peoria, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 239 sites, and is 99.0 percent occupied. Casa del Sol II was developed in 1977, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $16.00. Monthly rental rates range from $360.00 to $475.00 per month, with water sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool/spa, saunas, library, billiard room, exercise room, shuffleboards, golf course, laundry facility and recreational vehicle storage.

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                                                                 Market Analysis
================================================================================

      Comparable R-5, Peoria Mobile Estates, is located at 6942 W. Olive Avenue, in Peoria, Arizona. This comparable property is a 55-year-old and greater residential community, which contains 126 sites, and is 100.0 percent occupied. Peoria Mobile Estates was developed in 1976, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $8.00 per month. Monthly rental rates range from $228.00 to $245.00 per month, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, spa, tennis courts, shuffleboard, laundry facility and recreational vehicle storage.

      In our opinion, and based on conversations with the on-site manager, property R-3 competes most favorably with the subject property, with monthly rental rates ranging from $317.70 to $327.85 per site. The subject property is currently quoting monthly rental rates ranging from $345.10 to $457.77 per site, which is slightly above the range of rental rates of our more comparable competing property, which is also owned by Manufactured Home Community. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed six recent sales of manufactured housing communities located in the Phoenix-Mesa MSA. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Mesa Village, is located at 2701 E. Allred Avenue, in Mesa, Arizona. This property contains 201 sites, situated on 18.36 acres of land area. The property was in good condition at the time of sale and was developed in 1964. Amenities include a pool, laundry facility and shuffleboard. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $5,000,000, which equates to $24,876 per site.

      Comparable Sale I-2, Chaparral Mobile Village, is located at 400 W. Baseline Road, in Tempe, Arizona. This property contains 359 sites, situated on 41.10 acres of land area. The property was in average condition at the time of sale and was developed in 1971. Amenities includes a pool. The property was 100.0 percent occupied at the time of sale. The property was purchased for $7,800,000, which equates to $21,727 per site.

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                                                                 Market Analysis
================================================================================

      Comparable Sale I-3, Casa del Sol I Resort, is the sale of the subject, is located at 11411 N. 91st Avenue, in Peoria, Arizona. This property contains 246 sites, situated on 30.886 acres of land area. The property was in good condition at the time of sale and was developed in 1972. Amenities include a clubhouse, pool, spa, saunas, library, activity center, billiard room, exercise room, shuffleboards, golf course and laundry facility. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $8,610,000, which equates to $35,000 per site.

      Comparable Sale I-4, Casa del Sol II Resort, is located at 10960 N. 67th Avenue, in Peoria, Arizona. This property contains 239 sites, situated on
      28.872 acres of land area. The property was in good condition at the time of sale and was developed in 1977. Amenities include a clubhouse, pool, spa, saunas, library, billiard room, exercise room, golf course, laundry facility and recreational vehicle storage. The property was approximately
      99.0 percent occupied at the time of sale. The property was purchased for $8,370,000, which equates to $35,021 per site.

      Comparable Sale I-5, Brentwood Southern, is located at 8103 E. Southern Avenue, in Mesa, Arizona. This property contains 345 sites, situated on
      60.06 acres of land area. The property was in good condition at the time of sale and was developed in 1983. Amenities include a clubhouse, two pools, two spas, horseshoes and shuffleboard. The property was 100.0 percent occupied at the time of sale. The property was purchased for $10,540,000, which equates to $30,551 per site.

      Comparable Sale I-6, Sunrise Heights, is located at 17801 N. 16th Street, in Phoenix, Arizona. This property contains 200 sites, situated on 28.0 acres of land area. The property was in good condition at the time of sale and was developed in 1981. Amenities include a clubhouse, pool, spa and tennis court. The property was approximately 95.0 percent occupied at the time of sale. The property was purchased for $4,000,000, which equates to $20,000 per site.

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
====================================================================================================================================
                                           SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      $EGI/Site
                                                                                 Sales Price                          ---------
                                                                                  Per Site                           $Expense/Site
                                    Sales Date       Land Area      Density       --------                    EGIM   -------------
 Comp.        Name                  ----------       ---------      --------      Occupancy                   ----   Expense Ratio
  No.       Location               Sales Price       No. Sites     Condition      At Sale      $NOI/Site       OAR     % Of EGI
------------------------------------------------------------------------------------------------------------------------------------
 I-1      Mesa Village                 1/97           18.36           10.95         $24,876      N/A          N/A         N/A
          2701 E. Allred               ----           -----           -----         -------
          Avenue                     $5,000,000        201            Good            99%
          Mesa, Arizona
------------------------------------------------------------------------------------------------------------------------------------
 I-2      Chaparral Mobile             12/96          41.10           8.73          $21,727      N/A          N/A         N/A
          Village                      -----          -----           ----          -------
          400 W. Baseline            $7,800,000        359           Average          100%
          Road
          Tempe, Arizona
------------------------------------------------------------------------------------------------------------------------------------
 I-3      Casa del Sol I               10/96          30.886          7.96         $35,000     $2,642        9.16x      $3,821
          Resort                       -----          ------          ----         -------                   -----      ------
          11411 N. 91st              $8,610,000        246            Good            99%                    7.55%      $1,179
          Avenue                                                                                                        ------
          Peoria, Arizona                                                                                               30.86%
------------------------------------------------------------------------------------------------------------------------------------
 I-4      Casa del Sol II              10/96          28.872           8.28         $35,021     $3,096       8.13x      $4,310
          Resort                       -----          ------           ----         -------                  -----      ------
          10960 N. 67th              $8,370,000        239            Good            99%                    8.84%      $1,213
          Avenue                                                                                                        ------
          Peoria, Arizona                                                                                               28.14%
------------------------------------------------------------------------------------------------------------------------------------
 I-5      Brentwood                    4/96           60.06           5.75          $30,551     $2,520       8.49x      $3,600
          Southern                     ----           -----           ----          -------                  -----      ------
          8103 E. Southern         $10,540,000         345            Good            100%                   8.25%      $1,080
          Ave.                                                                                                          ------
          Mesa, Arizona                                                                                                 30.0%
------------------------------------------------------------------------------------------------------------------------------------
 I-6      Sunrise Heights              2/94            28.0           7.14          $20,000     $1,680       7.38x      $2,710
          17801 North 16th             ----            ----           ----          -------                  -----      ------
          Street                     $4,000,000        200            Good            95%                    8.40%      $1,030
          Phoenix, Arizona                                                                                              ------
                                                                                                                        38.01%
------------------------------------------------------------------------------------------------------------------------------------
Subject   Casa del Sol I               - - -          30.886          7.96           - - -      $3,100        N/A       $4,105
          1144 Sherman                                ------          ----                                              ------
          Blvd.                                        246            Good            99%                               $1,004
          Peoria, Arizona                                                                                               ------
                                                                                                                        24.46%
------------------------------------------------------------------------------------------------------------------------------------

=====================================================================================
              SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-------------------------------------------------------------------------------------
 Comp.                 Name            Comparability to
  No.                Location           to the Subject              Comments
-------------------------------------------------------------------------------------
 I-1             Mesa Village             Inferior              Developed in 1964;
                 2701 E. Allred                                   Good condition;
                 Avenue                                         Amenities include:
                 Mesa, Arizona                                pool, laundry facility
                                                                 and shuffleboard.
-------------------------------------------------------------------------------------
 I-2             Chaparral Mobile         Inferior              Developed in 1971;
                 Village                                        Average condition;
                 400 W. Baseline                               Amenities includes a
                 Road                                                  pool.
                 Tempe, Arizona
-------------------------------------------------------------------------------------
 I-3             Casa del Sol I            Similar              Developed in 1972;
                 Resort                                           Good condition;
                 11411 N. 91st                                  Amenities include a
                 Avenue                                        clubhouse, pool, spa,
                 Peoria, Arizona                                 saunas, library,
                                                                 activity center,
                                                                  billiard room,
                                                                  exercise room,
                                                                shuffleboards, golf
                                                                course and laundry
                                                                     facility.
-------------------------------------------------------------------------------------
 I-4             Casa del Sol II           Similar              Developed in 1977;
                 Resort                                           Good condition;
                 10960 N. 67th                                  Amenities include:
                 Avenue                                        clubhouse, pool, spa,
                 Peoria, Arizona                                 saunas, library,
                                                                  billiard room,
                                                                exercise room, golf
                                                                  course, laundry
                                                                  facility and RV
                                                                     storage.
-------------------------------------------------------------------------------------
 I-5             Brentwood                 Similar              Developed in 1983;
                 Southern                                         Good condition;
                 8103 E. Southern                               Amenities include:
                 Ave.                                          clubhouse, two pools,
                 Mesa, Arizona                                 two spas, horseshoes
                                                                 and shuffleboard.
-------------------------------------------------------------------------------------
 I-6             Sunrise Heights          Inferior              Developed in 1981;
                 17801 North 16th                                 Good condition;
                 Street                                         Amenities include:
                 Phoenix, Arizona                              clubhouse, pool, spa
                                                                 and tennis court.
-------------------------------------------------------------------------------------
Subject          Casa del Sol I            Subject              Developed in 1972;
                 1144 Sherman             Property                Good condition;
                 Blvd.                                          Amenities include a
                 Peoria, Arizona                               clubhouse, pool, spa,
                                                                 saunas, library,
                                                                 activity center,
                                                                  billiard room,
                                                                  exercise room,
                                                                shuffleboards, golf
                                                                course and laundry
                                                                     facility.
=====================================================================================

                                                                 Market Analysis
================================================================================

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 210,459 and 769,283, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 242,500 and 863,120, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 86,334 and 302,932, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 102,179 and 351,966, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $50,655 and $51,399, respectively. The median household income levels within the subject's primary and secondary market areas, for 1997, are $38,493 and $38,704, respectively. Per capita income within the subject's primary and secondary market areas, for 1997, are $21,572 and $24,424, respectively.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by the NDS Report, a copy of which is provided in the Addenda of this report.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 28.14 to 38.01 percent of effective gross

================================================================================


                                       46
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

income levels, and $1,030 to $1,213 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 24.47 percent of effective gross income and $1,004 on a per site basis. Operating expenses appear to be slightly below the range of comparable properties on a percentage of effective gross income and per site basis.

Market Supply and Demand

      There are a total of five competing manufactured housing communities located within the subject's market, which total 1,127 sites, with a corresponding average occupancy rate of 98.0 percent. No specific absorption statistics were available. The subject property, based on conversations with management, has historically been similar to occupancy rates consistent with competing parks, and is currently 99.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and is similar to occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $219.00 to $475.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate within the range of competing parks, or at $345.10 to $457.77 per site.

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $20,000 to $35,021 per site, with corresponding overall rates ranging from 7.55 to 8.84 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

================================================================================


                                       47
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                                                     ---------------------------
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                                                     ---------------------------

                                   SITE PLAN


                               [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located along the east side of North 91st Avenue, just south of U.S. Highway 60, in Peoria, Maricopa County, Arizona. The subject site is rectangular in shape and contains 30.886 acres, or 1,345,401.6 square feet of land area. Topographically, the site is basically level and at street grade.

      Sewer and water are provided by the city, while natural gas is supplied by Southwest Gas Corporation, electricity by Arizona Public Service and telephone by U.S. West Communications. Primary access to the subject site is available from North 91st Avenue. According to flood insurance rate map No. 04013C1610G, dated December 3, 1993, the subject property is located in zone X, a minimal flood hazard zone. However, we recommend a qualified engineer to determine the existence of any flood hazard areas.

      Each developed site is equipped with a dirt site and off-street parking. The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1972. The subject improvements consist of a 246-site manufactured housing community, with a community center, swimming pool, spa, saunas, library, activity center, billiard room, exercise room, shuffleboards, golf course and laundry facility.

      The community center consists of a manager's office, restroom facilities, open-space available for resident use, library, billiard room, exercise room, sewing and craft room, laundry room and a fully-equipped kitchen area. The exterior of the one-story community center is concrete block, and appeared to be in overall good condition at the time of inspection.

      The swimming pool, spa, golf course, shuffleboards are located adjacent to the community center. Concrete fencing surrounds the pool. Off-street parking is available for each resident. Site improvements within the park include: paved streets, dirt sites, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

================================================================================


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                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            Property Description
================================================================================

      Casa del Sol I is a functional manufactured housing community with good ingress and egress along North 91st Avenue. Overall, the subject community appears to be well maintained and is in good condition. Casa del Sol I is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Five Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Maricopa County is assessed at
25.0 percent of the Assessor's opinion of market value. The subject property is identified by tax parcel number 142-45-004D 7.

      The total amount of real estate taxes for 1996 payable in 1997 for the subject property amounts to $33,797.42. The total amount of real estate taxes for 1996 payable in 1997 equates to approximately $137.39 per site.

Zoning

      According to the City of Peoria zoning officials, the subject property is currently zoned RMH-2, Residential Mobile Home. Based on conversations with the City of Peoria zoning officials, the subject property is of legal and conforming use for this zoned district.

================================================================================


                                       50
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Casa del Sol I, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $219.00 to $475.00;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate ranging from $345.10 to $457.77 per site, which is within the range of competing parks;

      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $20,000 to $35,021, with corresponding overall rates ranging from 7.55 to 8.84 percent;

      o Operating expenses are within industry standards for a park located in the southwestern region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o     The population profile of the subject property is 100 percent adult;

      o The current occupancy rate at the subject property of 99.0 percent is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Five Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Five Star Park, presented in the National Overview section of this report; and,

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Casa del Sol I will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

================================================================================


                                       51
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                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

================================================================================


                                       52
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                                                     ---------------------------

                                             Assumptions And Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

================================================================================


                                       53
                                                              CUSHMAN &
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                                                     ---------------------------

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Jody L. Garbisch inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


   /s/ Michael J. Schaeffer   /s/ Jody L. Garbisch   /s/ Stanley R. Dennis, Jr.

   Michael J. Schaeffer       Jody L. Garbisch       Stanley R. Dennis, Jr., MAI
   Director                   Associate Appraiser    Director, Manager

================================================================================


                                       54
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                                                     ---------------------------

                                                                         ADDENDA
================================================================================

                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================


                                 POP-FACT SHEETS


================================================================================

Mon Nov 24, 1997                                                         Page 1
                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               Cushman & Wakefield

N. 67th Avenue & Peoria Avenue
Glendale, Arizona                               COORD: 33:34.90      112:12.12
--------------------------------------------------------------------------------
                                                      5.00 MILE      10.00 MILE
DESCRIPTION                                              RADIUS          RADIUS
--------------------------------------------------------------------------------
POPULATION
     2002 PROJECTION                                   373,686        1,094,576
     1997 ESTIMATE                                     336,611          983,439
     1990 CENSUS                                       281,335          834,182
     1980 CENSUS                                       203,535          625,697
     GROWTH 1980 - 1990                                  38.22%           33.32%

HOUSEHOLDS
     2002 PROJECTION                                   152,308          451,467
     1997 ESTIMATE                                     130,999          393,229
     1990 CENSUS                                       105,479          323,579
     1980 CENSUS                                        71,196          229,160
     GROWTH 1980 - 1990                                  48.15%           41.20%

1997 ESTIMATED POPULATION BY RACE                      336,611          983,439
     WHITE                                               86.01%           83.55%
     BLACK                                                2.78%            3.55%
     ASIAN & PACIFIC ISLANDER                             2.35%            2.28%
     OTHER RACES                                          8.86%           10.62%

1997 ESTIMATED POPULATION                              336,611          983,439
     HISPANIC ORIGIN                                     16.01%           18.38%

OCCUPIED UNITS                                         105,479          323,579
     OWNER OCCUPIED                                      68.83%           64.20%
     RENTER OCCUPIED                                     31.17%           35.80%

1990 AVERAGE PERSON PER HH                                2.64             2.56
      1997 ESTIMATED HH BY INCOME                      130,999          393,229
      $150,000  +                                         2.65%            3.58%
      $100,000 TO $149,999                                4.46%            4.72%
      $ 75,000 TO $ 99,999                                7.41%            7.09%
      $ 50,000 TO $ 74,999                               22.45%           20.01%
      $ 35,000 TO $ 49,999                               19.64%           18.62%
      $ 25,000 TO $ 34,999                               13.74%           14.54%
      $ 15,000 TO $ 24,999                               14.30%           15.34%
      $  5,000 TO $ 14,999                               11.78%           12.36%
      UNDER $ 5,000                                       3.57%            3.74%

 1997 EST. AVERAGE HH INCOME                           $51,312          $52,926
 1997 EST. MEDIAN HH INCOME                            $40,053          $38,240
 1997 EST. PER CAPITA INCOME                           $20,008          $21,185

================================================================================


                                LEGAL DESCRIPTION


================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

PARCEL NO. 1:

THAT PART OF LOT 3, A SUBDIVISION OF THE EAST HALF OF SECTION 24, TOWNSHIP 3 NORTH, RANGE 1 EAST OF THE GILA AND SALT RIVER BASE AND MERIDIAN, PER MAP DATED OCTOBER 9, 1923, RECORDED IN BOOK 11 OF MAPS, PAGE 30, RECORDS (OF MARICOPA COUNTY, ARIZONA, DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE EAST LINE OF SAID SECTION 24 WHICH BEARS NORTH 01 DEGREES 38 MINUTES 30 SECONDS EAST, 1060.00 FEET FROM THE SOUTHEAST CORNER OF SAID SECTION 24;

THENCE SOUTH 89 DEGREES 57 MINUTES 50 SECONDS WEST. 355.15 FEET;

THENCE SOUTH 01 DEGREES 38 MINUTES 30 SECONDS WEST. 456.00 FEET;

THENCE SOUTH 45 DEGREES 00 MINUTES 00 SECONDS WEST. 351.56 FEET;

THENCE WEST 523.92 FEET;

THENCE NORTH 01 DEGREES 38 MINUTES 30 SECONDS EAST, 1407.21 FEET TO A POINT ON THE NORTH LINE OF SAID LOT 3;

THENCE ALONG SAID NORTH LINE AND ITS EASTERLY PROLONGATION, NORTH 89 DEGREES 57 MINUTES 50 SECONDS EAST, 1120.55 FEET TO A POINT ON THE EAST LINE OF SAID
SECTION 24;

THENCE ALONG SAID EAST LINE, SOUTH 01 DEGREES 38 MINUTES 30 SECONDS WEST TO THE POINT OF BEGINNING;

EXCEPT THE EAST 55.00 FEET THEREOF.

BEING THE SAME LAND CONVEYED TO CASA DEL SOL MOBILE HOME COMMUNITY, A CALIFORNIA LIMITED PARTNERSHIP, BY DEED FROM CASA DEL SOL MOBILE HOME COMMUNITIES, INC., AN ARIZONA CORPORATION, DATED JULY 22, 1977, RECORDED JULY 26, 1977 IN DOCKET 12335, PAGE 1210

PARCEL NO. 2:

PERPETUAL EASEMENTS FOR THE INSTALLATION AND MAINTENANCE OF PRIVATE UTILITY LINES AND DRAINAGE, AS CREATED IN INSTRUMENT DATED JULY 15, 1977, RECORDED JULY 26, 1977 IN DOCKET 12335, PAGE 1213 AND BEING 12.00 FEET IN WIDTH, BEING 6.00 FEET ON EACH SIDE OF THE EASEMENT LINES DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHEAST CORNER OF SECTION 24, TOWNSHIP 3 NORTH, RANGE 1 EAST OF THE GILA AND SALT RIVER BASE AND MERIDIAN, MARICOPA COUNTY, ARIZONA;

RUN THENCE WEST 1326.54 FEET ALONG THE SOUTH LINE OF SAID SECTION 24;

RUN THENCE NORTH 01 DEGREES 38 MINUTES 30 SECONDS EAST 55.00 FEET TO THE TRUE POINT OF BEGINNING;

RUN THENCE NORTH 01 DEGREES 38 MINUTES 30 SECONDS EAST 306.11 FEET;

RUN THENCE EAST 206.00 FEET TO THE POINT OF TERMINATION; AND

BEGINNING AT A POINT WHICH BEARS NORTH 01 DEGREES 38 MINUTES 30 SECONDS EAST 1757.00 FEET AND SOUTH 89 DEGREES 57 MINUTES 50 SECONDS WEST 1120.55 FEET FROM THE SOUTHEAST CORNER OF SAID SECTION 24;

RUN THENCE SOUTH 89 DEGREES 57 MINUTES 50 SECONDS WEST 1498.24 FEET TO A POINT ON THE EAST LINE

OF THE WEST 40.00 FEET OF THE SOUTHEAST QUARTER OF SAID SECTION 24 AND THE POINT OF TERMINATION.

PARCEL, NO. 3:

PERPETUAL EASEMENT FOR IRRIGATION PURPOSES, AND FOR THE USE, CONSTRUCTION AND MAINTENANCE OF IRRIGATION LATERALS, AS CREATED IN INSTRUMENT DATED JULY 15, 1977, RECORDED JULY 26, 1977 IN DOCKET 12335, PAGE 1215 AND BEING 5.00 FEET IN WIDTH, BEING 2 1/2 FEET ON EACH SIDE OF THE EASEMENT LINE DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT WHICH BEARS NORTH 01 DEGREES 38 MINUTES 30 SECONDS EAST 1760.50 FEET AND SOUTH 89 DEGREES 57 MINUTES 50 SECONDS WEST 55.00 FEET FROM THE SOUTHEAST CORNER OF SECTION 24, TOWNSHIP 3 NORTH, RANGE 1 EAST OF THE GILA AND SALT RIVER BASE AND MERIDIAN, MARICOPA COUNTY, ARIZONA;

RUN THENCE SOUTH 89 DEGREES 57 MINUTES 50 SECONDS WEST 1833.37 FEET TO THE POINT OF TERMINATION;

EXCEPT ANY PORTION LYING WITHIN PARCEL NO. 1 HEREINABOVE.

--------------------------------------------------------------------------------

================================================================================


                          QUALIFICATIONS OF APPRAISERS


================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                JODY L. GARBISCH

Education

Bachelor of Science Degree in Finance, concentration in Real Estate, from the College of Commerce and Business Administration at the University of Illinois, Urbana-Champaign, Illinois, 1997.

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

      Urban Real Estate Valuation
      Urban Economics
      Real Estate Financial Markets
      Real Estate Investments
      Real Estate Law
      Real Estate Fundamentals

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services.

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A       Fundamentals and Principles of Real Estate Appraisal
      Course I-B       Capitalization Theory and Techniques
      Course II-I      Case Studies in Real Estate Valuation
      Course II-2      Valuation Analysis and Report Writing
      Course II-3      Standards of Professional Practice
      Course IV        Litigation/Condemnation Valuation
      Course VI        Investment Analysis
      Course VIII      Residential Case Studies
      Course X         Market Analysis

      Seminar          Feasibility Analysis and Highest and Best Use
      Seminar          Discounted Cash Flow Analysis
      Seminar          Cash Equivalency
      Seminar          Subdivision Analysis
      Seminar          Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================

MARKET STUDY OF REAL PROPERTY

East Bay Oaks
601 Starkey Road
Largo, Pinellas County, Florida

================================================================================


As of December 2, 1997



Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
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

             [Letterhead of Cushman & Wakefield of Illinois, Inc.]

December 8, 1997


Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:   Market Study of Real Property
      East Bay Oaks
      601 Starkey Road
      Largo, Pinellas County, Florida 49201

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                   -2-                       December 8, 1997

      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.

/s/ Jennifer L. Estrella

Jennifer L. Estrella
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager

                                                              CUSHMAN &
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                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                      East Bay Oaks

Location:                           601 Starkey Road
                                    Largo, Pinellas County, Florida

Assessor's Parcel Number:           Based on information provided by the
                                    client, the subject property is
                                    identified by Assessor's Parcel Number
                                    36-29-15-70236-300-0800.

Date of Inspection:                 The property was inspected December 2,
                                    1997.

Ownership:                          The subject property is legally
                                    entitled to  Orangeland Vistas, an
                                    Illinois Corporation, and  MHC
                                    Financing Limited Partnership, as
                                    beneficiary.

Land Area:                          Based on information provided by the
                                    property's legal plat of survey, the
                                    subject property contains
                                    approximately 39.31 acres of land
                                    area, or 1,712,344 square feet.

Zoning: Based on information provided by the City of Largo, the subject property is zoned R-U, Residential Urban. The subject property is a legal, and non-conforming use.

Improvements
      Type:                         A manufactured housing community.

      Year Built:                   The subject property was originally
                                    developed in approximately 1971.

      Size: The subject property consists of a 328-site manufactured housing community.

      Condition:                    At the time of inspection, the subject
                                    property was in good condition.

Property Rating:                    Five Star manufactured home community.

Special Assumptions:                1.Information regarding the subject
                                    property, including its physical
                                    characteristics, was provided to us by
                                    the client and the on-site manager,
                                    and is assumed to be accurate.

                                                              CUSHMAN &
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

                                                        SUMMARY OF SALIENT FACTS
================================================================================

                                    2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                    3. Our market and consulting report
                                    regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                    4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                    5. Please refer to the complete list of
                                    assumptions and limiting conditions included at the end of this report.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               TABLE OF CONTENTS
================================================================================
                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................5
  Identification of Property...................................................5
  Property Ownership and Recent History........................................5
  Purpose and Function of the Market Study and Consulting Assignment...........5
  Scope of the Market Study and Consulting Assignment..........................5
  Date of Property Inspection..................................................5
  Definitions and Other Pertinent Terms........................................5

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................16

MARKET ANALYSIS...............................................................18
  National Overview...........................................................18
  Competition.................................................................25
  Comparable Manufactured Housing Community Sales.............................29
  Demographic Trends..........................................................31
  Expense Analysis............................................................32
  Market Supply and Demand....................................................32
  Conclusion..................................................................33

PROPERTY DESCRIPTION..........................................................35
  Site Description............................................................35
  Improvements Description....................................................35

REAL PROPERTY TAXES AND ASSESSMENTS...........................................36

ZONING........................................................................36

CONCLUSION....................................................................37

ASSUMPTIONS AND LIMITING CONDITIONS...........................................38

CERTIFICATION.................................................................40

ADDENDA.......................................................................41
  Pop-Fact Sheets
  Legal Description
  Qualifications of Appraisers

                                                              CUSHMAN &
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

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                 [PHOTO OMITTED]

                     Front Entrance of the Subject Property

                                 [PHOTO OMITTED]

                     Front Entrance of the Subject Property

================================================================================


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                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                              Exterior of Clubhouse


                                 [PHOTO OMITTED]

                         Interior View of the Clubhouse

================================================================================


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                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

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

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                  Street Scene Facing North Along Starkey Road

                                 [PHOTO OMITTED]

                  Street Scene Facing South Along Starkey Road

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                                                                    INTRODUCTION
--------------------------------------------------------------------------------

Identification of Property

      The subject property consists of a 328-site manufactured housing community, situated on approximately 39.31 acres of land area, located on the east side of Starkey Road (known as Keene Road, north of East Bay Drive), between East Bay Drive and Taylor Avenue, in the city of Largo, Pinellas County, Florida. The property's street address is 601 Starkey Road. The property was constructed in 1971, and was 99.7 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Orangeland Vistas, an Illinois corporation, and MHC Financing Limited Partnership, as beneficiary. The subject property was originally developed in 1971, with 328 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 2, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

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                                                                    Introduction
--------------------------------------------------------------------------------

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the east side of Starkey Road, between East Bay Drive and Taylor Avenue , in the city of Largo, Pinellas County, Florida. The street address of the subject property is 601 Starkey Road, Largo, Florida. The property is identified by tax parcel number 36-29-15-70236-300-0800, according to information provided by the client. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

================================================================================


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

                                  LOCATION MAP

                                  [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

      The subject property is located in the West Central Region of Florida. West Central Florida, as the name suggests, is centrally located along Florida's west coast. It is comprised primarily of a nine-county area anchored by the Tampa-St. Petersburg-Clearwater Metropolitan Statistical Area (MSA). According to Sales and Marketing Management's 1997 Survey of Buying Power, the 1996 estimated population of the nine county West Central Florida region is 3,397,000. The Tampa-St. Petersburg-Clearwater MSA has a 1996 estimated population of 2,240,200.

Overview

      The Tampa-St. Petersburg-Clearwater MSA (hereinafter referred to as the Tampa MSA) includes Hillsborough, Pinellas, Pasco, and Hernando Counties.

      Florida's economy has expanded rapidly during the past decade due to a favorable business climate rated as one of the best in the country. Tourism and agriculture have traditionally been the largest industries in Florida, but the expansion of the nation's space program during the 1960's led to growth in the high technology fields. Like many areas of the nation, the service sector experienced dramatic growth in the 1980's. The Tampa MSA is representative of Florida as a whole, with a diversified economy including tourism, agriculture, high technology industries, and a large service sector.

      Population and housing growth have been influenced by Florida's relatively low cost of living, and business expansion has continued to provide job opportunities for skilled workers from economically stagnating economies in the north. According to the Bureau of Economic and Business Research at the University of Florida, the statewide unemployment rate as of September, 1997 was
5.2 percent.

      A legacy of the state's unprecedented 1980s economic growth has been the inability of infrastructure in many areas, including Tampa Bay, to keep pace with development. Because Florida does not have a state income tax, and the overall tax base is lower than in most other states, problems such as inadequate highways, municipal services, land use planning, and environmental quality have received considerable attention. To overcome this, the state is cooperating with local governments to institute growth management and planning. Impact fees on new developments, for example, continue to increase while gasoline taxes and new-resident automobile taxes are earmarked for highway improvement. This places more of the burden for funding capital improvement projects on developers and consumers, while avoiding the need to impose state income taxes.

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                                                               Regional Analysis
================================================================================

Population

      West Central Florida consists of a nine county area centered around Tampa Bay. The 1996 estimated population of the West Central Florida region is 3,397,000. The following chart illustrates the historic and estimated future population growth by county.

================================================================================

                                                                       PROJECTED
COUNTY                        1980           1990           1995       2000
================================================================================
Hillsborough                646,960        859,329        883,202        930,002
--------------------------------------------------------------------------------
Pinellas                    728,531        839,912        870,296        888,059
--------------------------------------------------------------------------------
Pasco                       193,643        281,619        303,692        325,174
--------------------------------------------------------------------------------
Polk                        321,652        413,544        435,619        464,408
--------------------------------------------------------------------------------
Manatee                     148,442        195,328        229,029        245,525
--------------------------------------------------------------------------------
Sarasota                    202,251        271,714        296,283        313,914
--------------------------------------------------------------------------------
Hernando                     44,469        106,770        120,246        138,465
--------------------------------------------------------------------------------
Citrus                       54,703         99,980        106,569        119,006
--------------------------------------------------------------------------------
Sumter                       24,272         32,895         33,837         35,991
--------------------------------------------------------------------------------
TOTAL                     2,364,923      3,101,091      3,278,773      3,460,544
================================================================================
Source: Source Book of County Demographics

      As indicated on the preceding chart, the population of west central Florida increased during the 1980's by 736,168 residents, indicating an annual compound growth rate of nearly 2.75 percent. This rate of growth has slowed since 1990 due to a downturn in the national and local economy. The projections for population growth for the year 2000 indicate continuing increases in population for all 9 counties.

Governmental and Political Characteristics

      On October 27, 1994, Hillsborough County adopted a comprehensive land use plan known as the "2015 Land Use Plan". The planning effort was mandated by the Comprehensive Planning Act passed by the Florida Legislature in 1975. The plan was intended to provide for infrastructure planning and to guide growth and development in an orderly manner, and has been modified to accommodate new development patterns.

      Recently, Hillsborough County and the city of Tampa revised their zoning ordinances in the context of objectives set forth in the land use plan, which also recently underwent major

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                                                               Regional Analysis
================================================================================

revisions. These changes were part of an attempt by the Hillsborough County City-County Planning Commission, the Hillsborough County Department of Development Coordination, and other local planning and zoning agencies to more effectively plan for new growth and development and avoid many of the problems experienced in recent years.

      The state of Florida and its municipalities do not levy personal income taxes. Property taxes in the Tampa Bay area are typical of most urban areas in Florida. Continued commercial and industrial development has kept millage rates levied by Hillsborough County relatively low, although assessed valuations of commercial properties have recently increased. This has resulted in a moderate property tax burden for residential property owners, with further relief provided by homestead exemptions of the first $25,000 of assessed valuations on primary residences. However, property taxes are anticipated to increase in future years to help fund infrastructure costs.

Geographic and Physical Characteristics

      The Tampa area has long been a desirable place in which to vacation and retire. Its warm, semitropical climate and location on Tampa Bay near the Gulf of Mexico, coupled with new industry and new development, continue to attract new residents.

      Because of its strategic geographical location and transportation network, Tampa is the manufacturing and distribution hub of Florida. The port of Tampa is the largest in the state of Florida, the nation's 7th largest in size, and 3rd largest in tonnage. It represents the largest deep-water port to the Panama Canal and serves as a major distribution and trade center of Florida and the southern United States. Its 50 terminals handle phosphate, fertilizer, chemical and dry bulk products, grain, cement, coal, steel, citrus products, bananas, petroleum products, and liquid sulfur.

      In addition to the manufacturing base in Tampa, west central Florida has some of the most pristine beaches in the state. The coastal counties in the region, primarily Sarasota, Manatee and Pinellas, rely heavily on their beaches to attract tourists from the United States, Canada, and Europe. Pinellas County in particular has been very successful attracting British, Dutch and German tourists who previously vacationed in southeast Florida.

      The eastern counties in the region are mostly flat, with rich soils suitable for citrus groves and cattle grazing. Polk County is one of the top five counties in the state for citrus crops. Other areas of Polk County are heavily mined for phosphate. Sumter, Citrus, Hernando and Pasco Counties were all heavily planted with citrus from 1940 through the 1970's but increasingly cold weather destroyed most of the citrus in those counties. Most large scale

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                                                               Regional Analysis
================================================================================

citrus grove operators recognize State Road 60 as the northernmost boundary for citrus production. This arbitrary boundary indicates southern Polk County, Manatee County, and Sarasota County are more suitable for citrus due to the likelihood of cold weather to the north.

Transportation

      Major interstate highways through the region allow unrestricted traffic flow to other areas of the state. The two interstate highways in the region are Interstate 75 and Interstate 4.

      Interstate 75 extends from Miami westward to Naples. From Naples, it extends northward along the west coast of Florida, continuing through the lower peninsula of Michigan. Interstate 75 was completed through west central Florida in 1986 and its completion was a tremendous catalyst for growth along its path, particularly in Hillsborough County, Manatee County, and Sarasota County. The growth consisted of a variety of developments including residential subdivisions, industrial parks, and office parks.

      Interstate 4 extends eastward from Tampa to Daytona Beach on Florida's east coast. It is very heavily traveled, especially during the winter and spring tourist seasons because it connects the Tampa Bay area and Orlando, two primary tourist destinations in the state. The intersection of Interstate 4 and Interstate 75 is approximately six miles east of downtown Tampa and the Port of Tampa. The area around this intersection is heavily developed with office and industrial parks where tenants need proximity to the interstate highway system.

      The Veterans Expressway was completed in October 1995 and the proposed construction of the Suncoast Parkway should alleviate a great deal of the congestion in and around north Tampa. The Suncoast Parkway is proposed to connect north Tampa (via an interchange on the Veterans Expressway) with an undetermined point in Citrus, Sumter or Levy County. The intent is to provide a highway to the western (and most populous) areas of west central Florida.

      Tampa International Airport (TIA) is one of the world's most modern airports. It is centrally located in northwest Hillsborough County to serve Hillsborough, Pinellas, Pasco, Hernando, Citrus, Sumter, and western Polk Counties. Situated on 3,000 acres, the airport is centrally located near interstate 275 and is easily accessible from State Road 60. To serve 15 domestic and international airlines carrying nearly 10,000,000 passengers a year, it has five levels of short-term parking, an air cargo terminal, aircraft maintenance buildings, a general aviation terminal, two-way shuttle systems to air-side terminals, an Airport Marriot Hotel, and other facilities.

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                                                               Regional Analysis
================================================================================

Social and Cultural Characteristics

      The nine county west central Florida region is fairly disparate in terms of population age distribution. Hillsborough County has the most industrial orientation and the median age (33.7) is the lowest in the region. Like the nation as a whole, the population of Hillsborough County is increasing. Conversely, Pasco County has traditionally been a retirement area, and it has the highest median age in the region (51.2). Due to its proximity to employment centers in Hillsborough and Pinellas County, many families are moving into the county.

      The relative prosperity of the 1980's increased demand for upscale housing in the region. In Pinellas and Hillsborough Counties the result was the development of more golf course communities like Cheval, Tampa Palms, and Feather Sound. In Pasco and Hernando Counties, more modest, retiree-oriented communities like Beacon Woods and Glen Lakes were developed. Some of these large scale communities over-invested in "up front" infrastructure and they had difficulty servicing their debt as the housing market softened over the past few years. However, these large scale golf course communities have been the first residential developments to rebound as single family home sales improved significantly in the last two years.

      Tampa is not as tourist oriented as Orlando or several of the beach communities in Pinellas County, though it is conveniently located between the Gulf Beaches and Walt Disney World. However, Busch Gardens which is located on Busch Boulevard in northeast Tampa is the second largest tourist attraction in Florida. Several major golf and tennis resorts such as Avila, Cheval, and Saddlebrook are also located in the vicinity, and several major-league baseball franchises relocate to the area for spring training.

      Houlihan Stadium, formerly known as Tampa Stadium, is located at the southeast corner of North Dale Mabry Highway and Dr. Martin Luther King Boulevard. It is home of the Tampa Bay Buccaneers, who began their 22nd season in the fall of 1997. The home of the bay area's National Hockey League franchise, "The Lightnings," is the Ice Palace. The Ice Palace, completed in 1996, is a $110,000,000, 21,000-seat hockey arena, located in the central business district of Tampa.

      In March 1995, Tampa Bay received one of two major-league baseball franchises. The baseball team is known as the Tampa Bay Devil Rays and plays in St. Petersburg Tropicana Field in 1998. In addition, the Tampa Bay Mutiny, a major-league soccer team, began playing at Houlihan Stadium in 1996.


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                                                               Regional Analysis
================================================================================

      The downtown waterfront will see further major developments in years to come. Around the Tampa Port Authority's recently developed 21-acre cruise ship terminal, investors have confirmed plans for additional mixed-use commercial developments. The waterfront area between Harbour Island and Ybor City is projected to become the nucleus of the revitalization of Tampa's downtown area over the next five years.

Recreation

      Hillsborough County contains numerous parks, fishing camps, marinas, campgrounds, and recreational facilities to appeal to the outdoor sportsman. In addition, both public and private golf courses and tennis courts abound throughout the county. Boating of all types takes place in Tampa Bay, with easy access to the Gulf of Mexico.

Economic Characteristics

      The most recent economic data indicate that Florida and West Central Florida are benefiting from the economic growth in the national economy. Florida's unemployment rate was 5.2 percent in September 1997. The largest populated counties in West Central Florida, Hillsborough and Pinellas counties, each had a September, 1997 unemployment rate of 3.6 percent. The major employers in Hillsborough County are presented in the chart below.

================================================================================
                 Major Employers in Hillsborough County
================================================================================
                 Firm                      Business         Employees
--------------------------------------------------------------------------------
Hillsborough County School System    Public education                22,000
--------------------------------------------------------------------------------
GTE                                  Telecommunications              10,155
--------------------------------------------------------------------------------
MacDill Air Force Base               Military                         8,700
--------------------------------------------------------------------------------
Hillsborough County Government       Public services                  7,500
--------------------------------------------------------------------------------
U.S. Postal Service                  Mail delivery                    6,573
--------------------------------------------------------------------------------
Tampa International Airport          Airport                          4,899
--------------------------------------------------------------------------------
City of Tampa                        City government                  4,347
--------------------------------------------------------------------------------
University of South Florida          Higher education                 4,202
--------------------------------------------------------------------------------
Tampa General Hospital               Hospital                         4,200
--------------------------------------------------------------------------------
St. Joseph Hospital                  Hospital                         3,800
--------------------------------------------------------------------------------
Humana Tampa Bay                     Hospitals, managed care          3,500
--------------------------------------------------------------------------------
Tampa Electric Company               Utility                          3,200
--------------------------------------------------------------------------------
NationsBank                          Financial institution            3,005
--------------------------------------------------------------------------------
James A. Haley Veterans Hospital     Hospital                         2,480
--------------------------------------------------------------------------------
Busch Entertainment Corporation      Theme park                       2,200
================================================================================

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                                                               Regional Analysis
================================================================================

      Employment in the southeast is expected to grow faster than the national average through the year 2000, and Florida is expected to have the greatest increase in employment of all of the eight southeastern states. America Demographics, a leading local economic forecaster, projects a 27.6 percent employment growth rate in the next decade for the Tampa Bay area, while in 1985 their 10-year projection was more optimistic, 41.7 percent.

      The chart below illustrates the dispersion of median household income in the nine county region. Not surprisingly, the more urban counties, Hillsborough, Pinellas and Sarasota, have a higher percentage of households with income in excess of $50,000 annually. Sarasota County, a traditionally high end retiree area, is the highest with 18.8 percent of the households earning over $50,000. The more rural counties have smaller populations with a higher percentage of households with annual income less than $25,000.

================================================================================
                  DISTRIBUTION OF 1995 HOUSEHOLDS BY INCOME (%)
================================================================================
                             Less   $15,000  $25,000  $50,000 $100,000  $150,000
               1995    #     than      to        to       to       to        or
COUNTY         Household  $15,000   $24,999  $49,999  $99,999 $149,999     More
================================================================================
Hillsborough     343,118     18.1      16.5     35.3     24.4      4.1       1.7
--------------------------------------------------------------------------------
Pinellas         387,842     18.7      18.9     35.4     20.7      4.1       2.1
--------------------------------------------------------------------------------
Pasco            130,302     26.2      24.2     35.4     12.7      1.1       0.4
--------------------------------------------------------------------------------
Polk             155,969     21.0      19.4     37.2     18.7      2.6       1.1
--------------------------------------------------------------------------------
Manatee           98,182     17.5      19.9     37.5     20.4      3.3       1.4
--------------------------------------------------------------------------------
Sarasota         133,384     15.4      17.8     37.0     22.5      4.6       2.8
--------------------------------------------------------------------------------
Hernando          50,284     22.2      25.4     36.9     13.6      1.3       0.5
--------------------------------------------------------------------------------
Citrus            46,198     29.2      25.3     31.1     12.7      1.2       0.5
--------------------------------------------------------------------------------
Sumter            13,142     31.0      21.9     33.5     12.0      1.0       0.6
================================================================================


Summary and Conclusions

      In conclusion, the long term outlook for the region is positive. Previous declines in population growth and employment growth rates are giving way to job growth and the consequent encouragement of immigration of all type of labor. This puts into perspective the recessionary conditions of the last two to three years. In summary, the Tampa Bay economy is considered well balanced and should be able to sustain healthy levels of growth and expansion into the foreseeable future.

================================================================================


                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                NEIGHBORHOOD MAP

                                 [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

      The subject property is situated along the east side of Starkey Road, between East Bay Drive and Taylor Avenue, in the city of Largo, Florida. The subject's immediate neighborhood is bordered by Alternate State Highway 19 to the west, Belleair Road to the north, State Highway 19 to the east and Ulmerton Road to the south. Development in the immediate neighborhood of the subject property consists of manufactured housing communities, single-family housing, multi-family housing, and commercial development along the major thoroughfares.

      Regional access to the subject property is excellent via East Bay Drive, which provides access to State Highway 19. State Highway 19 runs north and south in the St. Petersburg-Tampa Bay area and is located two miles east of the subject property. Major thoroughfares in the immediate neighborhood of the subject property provide excellent neighborhood access to the subject property. Major thoroughfares in the subject's immediate neighborhood include: Starkey Road, Ulmterton Road, Belcher Road, and Taylor Avenue. The subject property enjoys excellent visibility along Starkey Road, which runs north and south in the St. Petersburg-Tampa area.

      Development in the immediate neighborhood of the subject property consists of manufactured housing communities, single-family housing, multi-family housing, and commercial development along the major thoroughfares. Multi-family housing in the neighborhood of the subject property includes: Forest Brook Apartments, East Bay Green Apartments, Willowcreek Townhomes, and the Homestead Retirement Community. Businesses in the immediate neighborhood of the subject property include: Walgreen's, McDonald's, Texaco, AutoZone, Po Folks Restaurant, and Largo Veterinary Hospital. There are also small strip-commercial shopping centers in the immediate neighborhood of the subject property. Manufactured housing communities in the immediate neighborhood of the subject property include Island in the Sun, and Eldorado Village.

      According to the City of Largo, Department of Community Development, the December 1995 population of the City of Largo was 67,465. The median age of the Largo population was 47 years. The largest age group in Largo, approximately
34.1 percent of the total population, included those individuals between 18 to 44 years of age. The next largest age group were those individuals 65 years of age or older, approximately 32.3 percent of the total population.

      According to housing statistics in December 1996, the largest number of housing units consisted of multi-family housing, approximately 34.9 percent of total housing. Single-family

================================================================================


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

                                                           Neighborhood Analysis
================================================================================

housing, the next largest housing unit group, comprised approximately 31.2 percent of total housing. Manufactured housing accounted for 29.7 percent of total housing in Largo. In 1995, the median housing price for existing and new housing in Largo was $83,491, and $88,679, respectively. Average apartment rents for efficiency and one to three bedroom units ranged from $405 to $723 per month.

      The 1996 median household income (adjusted to family size) was $39,400. According to the 1990 Census, approximately 77.1 percent of the Largo population completed high school education, and 13.8 percent completed four years of college or higher.

      Total land area in the City of Largo is approximately 14.9 square miles. The majority of developed land uses are residential, followed by commercial land uses. Approximately 1,400 acres in Largo are designated as public lands.

      The largest employers in Largo are presented in the table below.

================================================================================
      1997 LARGEST EMPLOYERS IN THE CITY OF LARG0, PINELLAS COUNTY, FLORIDA
================================================================================
          COMPANY                      TYPE                    NO. OF EMPLOYEES
--------------------------------------------------------------------------------
1  Pinellas County School Board   Public Education                   15,497
--------------------------------------------------------------------------------
2  AT & T Paradyne                Data Communications                 1,000
--------------------------------------------------------------------------------
3  Val-Pak                        Coupon Manufacturing                  847
--------------------------------------------------------------------------------
4  Lockheed Martin                Research and Development of
                                  Electric Products                     620
--------------------------------------------------------------------------------
5  Linvatec                       Orthopedic Arthroscopy Equipment      580
--------------------------------------------------------------------------------
Source: Greater Largo Chamber of Commerce
================================================================================

      The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, with unemployment steadily decreasing. The growth in population is anticipated to remain constant.

================================================================================


                                       17
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                                                             WAKEFIELD(R)
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


                                                                 MARKET ANALYSIS
================================================================================

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.


     The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=====================================================================================
                                                                             No. of
1997          Firm Name                  State          No. of Sites      Communities
Rank                                                   Owned/Managed     Owned/Managed
--------------------------------------------------------------------------------------
  1    Sun Communities                  Michigan           30,295/0          84/0
--------------------------------------------------------------------------------------
  2    ROC Communities                  Colorado       22,441/7,167         77/36
--------------------------------------------------------------------------------------
  3    Manufactured Home Communities    Illinois         27,349/838          69/3
--------------------------------------------------------------------------------------
  4    Ellenburg Capital                Florida            25,173/0          63/0
--------------------------------------------------------------------------------------
  5    Lautrec Ltd.                     Michigan           22,652/0          58/0
--------------------------------------------------------------------------------------
  6    Chateau Properties               Michigan           20,003/0          47/0
--------------------------------------------------------------------------------------
  7    Clayton Homes                    Tennessee          18,000/0          66/0
--------------------------------------------------------------------------------------
  8    Clayton, Williams and Sherwood   California         16,946/0          44/0
--------------------------------------------------------------------------------------
  9    UNIPROP                          Michigan           14,931/0          40/0
--------------------------------------------------------------------------------------
  10   The Bloch Organization           Michigan           14,379/0          37/0
======================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and

================================================================================


                                       18
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

================================================================================


                                       19
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

     The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
                                                                     Annual
Year       ROC      MHC       Chateau   Sun       United   Total     Growth
--------------------------------------------------------------------------------
1996      29,608    28,187    20,003    30,295    5,234    113,327    17.0%
--------------------------------------------------------------------------------
1995      27,910    26,237    19,594    18,000    4,850     96,591     9.0%
--------------------------------------------------------------------------------
1994      26,231    28,407    15,689    13,500    4,623     88,450    37.8%
--------------------------------------------------------------------------------
1993      20,142    14,700    15,261     9,036    5,050     64,189    17.8%
--------------------------------------------------------------------------------
1992      18,745    12,873    10,032     7,600    5,200     54,450    N/A
--------------------------------------------------------------------------------
1991       9,030    13,079     9,759       N/R      N/R        N/A    N/A
--------------------------------------------------------------------------------
N/R = No report                     N/A = Not applicable
================================================================================
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.


                                       20
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                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

==========================================================================================
                                    REIT MARKET UPDATE
------------------------------------------------------------------------------------------
Company Symbol    Price    Current Yield  52 Week High  52 Week Low    Annual   12 Mth Tot
                (9/19/97)                                             Dividend      Rtn
------------------------------------------------------------------------------------------
CPJ              $29.688        5.8%        $31.125       $22.250       1.72       26.6%
------------------------------------------------------------------------------------------
MHC              $25.625        5.2%        $26.428       $18.875       1.32       30.7%
------------------------------------------------------------------------------------------
SUI              $37.428        5.0%        $ 38.00       $27.750       1.88       31.8%
------------------------------------------------------------------------------------------
UMH              $11.625        6.0%        $13.625       $10.875       0.70       -1.7%
------------------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
==========================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality

================================================================================


                                       21
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                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;

================================================================================


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

                                                                 Market Analysis
================================================================================

      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.
      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,

================================================================================


                                       23
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                                                     VALUATION ADVISORY SERVICES
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

                                                                 Market Analysis
================================================================================

      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

================================================================================


                                       24
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
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

                                                                 Market Analysis
================================================================================

Competition

      We have surveyed six manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 3,412 sites. The combined occupancy rate of these six manufactured housing communities, including the subject property, is approximately 98.6 percent. Excluding the subject property in our survey, the combined occupancy rate is approximately 98.5 percent, based on 3,084 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

================================================================================


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


===========================================================================================================================
                                    SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
---------------------------------------------------------------------------------------------------------------------------
                                        Number                       Age
                                       Of Sites                   ---------
                                       --------                   Condition                   Services       Date Of
 Comp.          Name                   Occupancy                  ---------      Monthly      Provided     Last Rental
  No.         Location                   Level     Amenities    Park Rating(1)    Rent         in Rent       Increase
---------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
 R-1     Ranchero Village                 946      Clubhouse       1970         $325.00/Mo.  Water          January, 1997
         7100 Ulmerton Road               ----        Pool         ----             To       Sewer
         Largo, Florida                   100%   Tennis Courts     Good         $401.00/Mo.  Refuse
                                                    Laundry        ----                      Lawn Service
                                                                    5*
-------------------------------------------------------------------------------------------------------------------------
 R-2     Sugar Creek                      250      Clubhouse       1979         $322.50/Mo.  Water          January, 1997
         10265 Ulmerton Road              ---         Pool         ----             To       Sewer
         Largo, Florida                   99%       Laundry        Good         $344.50/Mo.  Refuse
                                                                   ----                      Lawn Service
                                                                    5*
-------------------------------------------------------------------------------------------------------------------------
 R-3     Island in the Sun                831      Clubhouse       1985         $200.00/Mo.  Water          January, 1996
         1001 Starkey Road                ---        Pool          ----                      Sewer
         Largo, Florida                   95%       Laundry        Good                      Refuse
                                                 Shuffleboard      ----                      Lawn Service
                                                     Spa            5*
-------------------------------------------------------------------------------------------------------------------------
 R-4     Oak Crest                        654       Clubhouse      1974/1980    $331.00/Mo.  Refuse         July, 1997
         9225 Ulmerton Road               ---         Pool         ---------                 Lawn
         Largo, Florida                   99%         Spa            Good
                                                  Shuffleboard       ----
                                                    Horseshoes        5*
                                                    Basketball
                                                    Laundry
-------------------------------------------------------------------------------------------------------------------------
 R-5     Bay Ranch                        403       Clubhouse      1969         $301.00/Mo.  Water          January, 1997
         7349 Ulmerton Road               ---         Pool         ----              To      Sewer
         Largo, Florida                   99%     Shuffleboard    Average       $309.00/Mo.  Refuse
                                                    Laundry       -------                    Lawn
                                                    Storage         4*
-------------------------------------------------------------------------------------------------------------------------
Subject  East Bay Oaks                    328       Clubhouse      1971         $316.00/Mo.  Water          January, 1997
         601 Starkey Road                 ---         Pool         ----              To      Sewer
         Largo, Florida                   99%        Hot Tub       Good         $321.00/Mo.  Refuse
                                                  Shuffleboard     ----                      Lawn Service
                                                                    5*
-------------------------------------------------------------------------------------------------------------------------
(1)  Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
=========================================================================================================================

========================================================
 SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
--------------------------------------------------------

                                            3-Year
                                           Average
 Comp.          Name                    Annual Rental
  No.         Location                     Increase
--------------------------------------------------------

 R-1     Ranchero Village               $9.50/Mo.
         7100 Ulmerton Road
         Largo, Florida


--------------------------------------------------------
 R-2     Sugar Creek                   $12.00/Mo.
         10265 Ulmerton Road
         Largo, Florida


--------------------------------------------------------
 R-3     Island in the Sun               Leases are 15
         1001 Starkey Road             years in length,
         Largo, Florida                 with increases
                                         implemented
                                         every five
                                       years. The last
                                        increase was
                                           $25,000
--------------------------------------------------------
 R-4     Oak Crest                     $12.00/Mo.
         9225 Ulmerton Road
         Largo, Florida





--------------------------------------------------------
 R-5     Bay Ranch                       $18.00/Mo.
         7349 Ulmerton Road           (Last Increase)
         Largo, Florida


--------------------------------------------------------
Subject  East Bay Oaks                 $12.67/Mo.
         601 Starkey Road
         Largo, Florida


--------------------------------------------------------

========================================================

                       COMPETITIVE MANUFACTURED HOUSING MAP


                                 [MAP OMITTED]


                                                              CUSHMAN &
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                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $200.00 to $401.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates within the market range, or $316.00 to $321.00 per site. The last rental rate increase at the subject property was as of January 1, 1997. One manufactured home at the subject property is leased with the option to buy, the lease rate on the home is $184.00.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Ranchero Village, is located at 7100 Ulmerton Road, in Largo, Florida. This comparable property contains 946 sites, and is 100.0 percent occupied. Ranchero Village was developed in 1970, and is in overall good condition. Amenities include a clubhouse, pool, tennis courts and laundry facilities. Over the last three years, the average annual rental rate increase was approximately $9.50 per month. Monthly rental rates range from $325.00 to $401.00, with water, sewer, refuse, and lawn service included in monthly rental payment. Residents of Ranchero Village must be 55 years of age or older.

      Comparable R-2, Sugar Creek, is located at 10265 Ulmerton Road, in Largo, Florida. Sugar Creek contains 250 sites, and is 99.0 percent occupied. Sugar Creek was developed in 1979, and is in overall good condition. Amenities include a clubhouse, pool, and laundry facility. Over the last three years, the average annual rental rate increase was approximately $12.00 per month. Monthly rental rates range from $322.50 to $344.50, with water, sewer, refuse, and lawn service included in the monthly rental payment. Residents of Sugar Creek must be 55 years of age or older.

      Comparable R-3, Island in the Sun, is located at 1001 Starkey Road, in Largo, Florida. Island in the Sun contains 831 sites, and is 95.0 percent occupied. Island in the Sun was developed in 1985, and is in overall good condition. Amenities include a clubhouse, pool, a laundry facility, shuffleboard courts, and a spa. Leases are 15 years in length, with increases occurring every five years. In 1995, the increase was $25.00 per month. The current monthly rental rate is $200.00, with water, sewer refuse, and lawn service included in monthly rental payment. Residents of Island in the Sun must be 55 years of age or older.

      Comparable R-4, Oak Crest, is located at 9225 Ulmerton Road, in Largo Florida. Oak Crest contains 654 sites, and is 99.0 percent occupied. Oak Crest was developed in 1974 with expansion in 1980, and is in overall good condition. Amenities include a clubhouse, pool, spa, shuffleboard, horseshoe pit, basketball court, and laundry facilities. Over the last three years, the average annual rental rate increase was approximately $12.00 per month. The monthly rental rate is $331.00, with refuse and lawn service included in monthly rental payment. Residents of Oak Crest must be 55 years of age or older.

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                                                                 Market Analysis
================================================================================

      Comparable R-5, Bay Ranch, is located at 7349 Ulmerton Road, in Largo, Florida. Bay Ranch contains 403 sites, and is 99.0 percent occupied. Bay Ranch was developed in 1969, and is in overall good condition. Amenities include a clubhouse, pool, shuffleboard courts, laundry facilities, and a storage area. Over the last year, the annual rental rate increase was $18.00 per month. The monthly rental rates range from $301.00 to $309.00, with water, sewer refuse and lawn service included in the monthly rental payment. Residents of Bay Ranch must be 55 years of age or older.

      In our opinion, and based on conversations with the on-site manager, properties R-1, R-3 and R-4 compete most favorably with the subject property, with the monthly rental rates ranging from $200.00 to $401.00 per month per site. The subject property is currently quoting monthly rental rates ranging from $316.00 to $321.00 per site, which is within the range of rental rates of our more comparable competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed six recent sales of manufactured housing communities located in the Tampa-St. Petersburg, Florida area. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Sun Valley, is located at 39248 U.S. Highway 19, in Tarpon Springs, Florida. This property contains 261 sites. The property was in good condition at the time of sale and was developed in 1970. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $5,027,100, which equates to $19,261 per site.

      Comparable Sale I-2, Park Royal, is located at 10611 66th Street, in Pinellas Park, Florida. This property contains 309 sites. The property was in excellent condition at the time of sale and was developed in 1991. Amenities include a clubhouse, pool, shuffleboard courts, and laundry. The property was approximately 90.0 percent occupied at the time of sale. The property was purchased for $5,695,260, which equates to $18,431 per site.

      Comparable Sale I-3, Southern Comfort, is located at 24479 U.S. Highway 19 North, in Clearwater, Florida. This property contains 180 sites, situated on 21.56 acres of land area. The property was in good condition at the time of sale and was developed in 1955. Amenities include a laundry facility. Information

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
=================================================================================================================================
                                        SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
=================================================================================================================================
                                                                                                                    $EGI/Site
                                                                                Sales Price                          ---------
                                                                                 Per Site                           $Expense/Site
                                        Sales Date     Land Area    Density      --------                 EGIM      -------------
Comp.             Name                  ----------     ---------    -------     Occupancy                 ----      Expense Ratio
 No.            Location                Sales Price    No. Sites    Condition    At Sale    $NOI/Site     OAR         % Of EGI
---------------------------------------------------------------------------------------------------------------------------------
 I-1     Sun Valley                        5/97        N/A          N/A         $19,261      $2,137       4.99%      $3,861
         39248 U.S. Highway 19             ----        ----         ----        -------                   ----       ------
         Tarpon Springs, Florida        $5,027,100     261          Good             99%                 11.09%      $1,724
                                                                                                                     ------
                                                                                                                      44.66%
---------------------------------------------------------------------------------------------------------------------------------
 I-2     Park Royal                        5/97        N/A          N/A         $18,431      $1,913       5.30       $3,478
         10611 66th Street                 ----        ---          ---         -------                   ----       ------
         Pinellas Park, Florida         $5,695,260     309          Good             90%                 10.38%      $1,565
                                                                                                                     ------
                                                                                                                      45.00%
---------------------------------------------------------------------------------------------------------------------------------
 I-3     Southern Comfort                  4/96        21.56        8.35        $19,307          N/A        N/A         N/A
         24479 U.S. Highway 19 North       -----       -----        ----        -------
         Clearwater, Florida            $3,475,200     180         Average          N/A
---------------------------------------------------------------------------------------------------------------------------------
 I-4     Southgate Mobile Home Park        4/96        24.00        6.96        $25,749      $2,306       6.92x      $3,720
         20000 U.S. Highway 19 North       ----        -----        ----        -------                   -----      ------
         Clearwater, Florida            $4,300,000     167          Good             90%                  8.96%      $1,414
                                                                                                                     ------
                                                                                                                      38.00%
----------------------------------------------------------------------------------------------------------------------------------
 I-5     Serendipity                       5/95        56.00        7.59        $31,118      $2,698       7.83x      $3,975
         29081 U.S. 19 North               ----        -----        ----        -------                   -----      ------
         Clearwater, Florida           $13,225,000     425          Good             98%                  8.67%      $1,277
                                                                                                                     ------
                                                                                                                      32.13%
---------------------------------------------------------------------------------------------------------------------------------
 I-6     Doral Mobile Home Park            5/95         70.00       7.53        $30,361      $2,995       6.72x      $4,516
         29250 U.S. 19 North               ----         -----       ----        -------                   -----      ------
         Clearwater, Florida           $16,000,000      527         Good             98%                  9.87%      $1,521
                                                                                                                     ------
                                                                                                                      33.67%
--------------------------------------------------------------------------------------------------------------------------------
Subject  East Bay Oaks                     - - -        39.31       8.34           - - -     $2,429(1)     N/A       $3,779
         601 Starkey Road                               -----       ----                                             ------
         Largo, Florida                                 328         Good             99%                             $1,350
                                                                                                                     ------
                                                                                                                      35.73%
---------------------------------------------------------------------------------------------------------------------------------
(1) 1997 Trailing 12 months
=================================================================================================================================

====================================================================================
SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
====================================================================================



Comp.             Name                   Comparability
 No.            Location                 to the Subject          Comments
------------------------------------------------------------------------------------
 I-1     Sun Valley                         Similar          Developed in 1970; Good
         39248 U.S. Highway 19                              condition; Amenities
         Tarpon Springs, Florida                          include a clubhouse, pool,
                                                            shuffleboard courts, and
                                                              laundry facilities.
------------------------------------------------------------------------------------
 I-2     Park Royal                         Superior           Developed in 1991;
         10611 66th Street                                    Excellent condition;
         Pinellas Park, Florida                                Amenities include:
                                                                clubhouse, pool,
                                                              shuffleboard courts,
                                                                    laundry.
------------------------------------------------------------------------------------
 I-3     Southern Comfort                   Inferior           Developed in 1955;
         24479 U.S. Highway 19 North                      Average condition; Minimal
         Clearwater, Florida                                        amenities.
------------------------------------------------------------------------------------
 I-4     Southgate Mobile Home Park         Similar            Developed in 1971;
         20000 U.S. Highway 19 North                       Good condition; Amenities
         Clearwater, Florida                               include: clubhouse, pool,
                                                           shuffleboard courts, and
                                                               laundry facilities.
------------------------------------------------------------------------------------
 I-5     Serendipity                       Superior         Developed in 1975; Good
         29081 U.S. 19 North                                 condition; Amenities
         Clearwater, Florida                               include: clubhouse, pool,
                                                           shuffleboard courts, and
                                                              laundry facilities.
------------------------------------------------------------------------------------
 I-6     Doral Mobile Home Park             Similar          Developed in 1972; Good
         29250 U.S. 19 North                                 condition; Amenities
         Clearwater, Florida                               include: clubhouse, pool,
                                                           shuffleboard courts, and
                                                               laundry facilities.
------------------------------------------------------------------------------------
Subject  East Bay Oaks                      Subject            Developed in 1969;
         601 Starkey Road                   Property             Good condition;
         Largo, Florida                                        Amenities include:
                                                           Clubhouse, pool, hot tub,
                                                           shuffleboard court, and a
                                                                horseshoe pit.
------------------------------------------------------------------------------------

====================================================================================

                                                                 Market Analysis
================================================================================

      regarding the occupancy of the property at the time of sale was unavailable. The property was purchased for $3,475,200, which equates to $19,307 per site.

      Comparable Sale I-4, Southgate Mobile Home Park, is located at 20000 U.S. Highway 19 North, in Clearwater, Florida. This property contains 167 sites, situated on 24.0 acres of land area. The park was in good condition at the time of sale and was developed in approximately 1971. Amenities include a clubhouse, swimming pool, shuffleboard courts, and laundry facilities. The property was 90.0 percent occupied at the time of sale. The property was purchased for $4,300,000, which equates to $25,749 per site.

      Comparable Sale I-5, Serendipity, is located at 29081 U.S. 19 North, in Clearwater, Florida. This property contains 425 sites, situated on 56.0 acres of land area. The park was in good condition at the time of sale and was developed in 1975. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was 98.0 percent occupied at the time of sale. The property was purchased for $13,225,000, which equates to $31,118 per site.

      Comparable Sale I-6, Doral Mobile Home Park, is located at 29250 U.S. 19 North, in Clearwater, Florida. This property contains 527 sites, situated on 70.0 acres of land area. The park was in good condition at the time of sale and was developed in 1972. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was 98.0 percent occupied at the time of sale. The property was purchased for $16,000,000, which equates to $30,361 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 235,103 and 594,545, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 242,468 and 618,630, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 109,472 and 279,236, respectively, for 1997. The number of

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                                                                 Market Analysis
================================================================================

households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 114,677 and 293,654, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $47,475 and $48,605, respectively, and are expected to increase to $60,624 and $62,599, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $31,931 and $32,598, respectively, and are expected to increase to $38,034 and $39,080, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997, are $22,654 and $23,252, respectively, and are expected to increase to $29,407 and $30,275, respectively, by the year 2002.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by the NDS report, a copy of which is provided in the Addenda of this report.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 32.1 to 45.0 percent of effective gross income levels, and $1,277 to $1,724 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 35.73 percent of effective gross income and $1,350 on a per site basis. Operating expenses appear to be within the range of comparable properties on a per site basis as well as on a percentage of effective gross income.

Market Supply and Demand

     There are a total of five competing manufactured housing communities located within the subject's market, which total 3,084 sites, with a corresponding average occupancy rate of 98.4 percent. No specific absorption statistics were available, since the subject's competing parks have historically reported occupancy rates at, or above 95.0 percent. The occupancy rate of the subject property, based on conversations with management, has historically been slightly higher than occupancy rates of competing parks, and is currently 99.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and is

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                                                                 Market Analysis
================================================================================

slightly higher than the occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained high occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $200.00 to $401.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate within the range of competing parks, or at $316.00 to $321.00 per site, which we believe is market-orientated.

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $18,431 to $31,118 per site, with corresponding overall rates ranging from 8.67 to 11.09 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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                                   SITE PLAN

                                [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located on the east side of Starkey Road, between East Bay Drive and Taylor Avenue. East Bay Drive is also known as Roosevelt Boulevard, or U.S. Highway 686. The subject site is effectively rectangular in shape and contains 39.31 acres, or 1,712,344 square feet of land area. Topographically, the site is basically level and at street grade.

      Sewer and water service are provided by Pinellas County Utilities. Electric Service is provided by Florida Power Company. The City of Clearwater provides gas service, and GTE Company provides telephone service. The subject property is accessible via East Bay Drive and Starkey Road. Based on conversations with the Engineering Department of the City of Largo, the subject property is not located in a flood hazard area. However, we recommend a qualified engineer to determine the existence of any flood hazard areas.

      Each developed site has a concrete driveway. The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1971. The subject improvements consist of a 328-site manufactured housing community, with a clubhouse, pool, hot tub, shuffleboard courts, and horseshoe pits. The 328-total sites can fit both double-wide and single-wide homes.

      The clubhouse consists of open-space available for resident use, a kitchen and a library. The exterior of the one-story clubhouse is brick, and appeared to be in overall good condition at the time of inspection.

      The shuffleboard courts, pool, hot tub, and horseshoe pits are adjacent to the clubhouse. Off-street parking is available for each resident. Site improvements within the

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                                                            Property Description
================================================================================

park include: paved streets, concrete driveways, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

      East Bay Oaks is a functional manufactured housing community with good ingress and egress from Starkey Road. Overall, the subject community appears to be well maintained and is in good condition. East Bay Oaks is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Five Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Pinellas County is assessed at
100.0 percent of the Assessor's opinion of market value. The subject property is identified by tax parcel number 36-29-15-70236-300-0800.

      Real estate taxes in Pinellas County are assessed in arrears. Real estate taxes for 1997 were billed in November of 1997. The total amount of real estate taxes for 1997 for the subject property amounts to $133,952.24. Taxes are discounted if paid in full before March 31, 1997. The total amount of real estate taxes for 1997 equates to approximately $408.39 per site.

Zoning

      According to zoning officials of the City of Largo, the subject property is currently zoned R-U, Residential Urban. Based on conversations with zoning officials of the City of Largo, the subject property is a legal, but non-conforming use in the R-U, Residential Urban, district.


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                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, East Bay Oaks, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $200.00 to $401.00;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate ranging from $316.00 to $321.00 per site, which is within the range of competing parks, and appears to be market-oriented;

      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $18,431 to $31,118, with corresponding overall rates ranging from 8.67 to 11.09 percent;

      o Operating expenses are within industry standards for a park located in the southeastern region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o The population profile of the subject property is 80 percent retired adults, and 20 percent working adults, 55 years of age or older. The subject property is a retirement park, with residents required to be 55 years of age or older.

      o The current occupancy rate at the subject property of 99 percent is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Five Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Five Star Park, presented in the National Overview section of this report.

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe East Bay Oaks will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

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

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

================================================================================

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                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

================================================================================


                                       39
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Jennifer L. Estrella inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


/s/ Michael J. Schaeffer   /s/ Jennifer L. Estrella  /s/ Stanley R. Dennis, Jr.
Michael J. Schaeffer       Jennifer L. Estrella      Stanley R. Dennis, Jr., MAI
Director                   Associate Appraiser       Director, Manager

================================================================================


                                       40
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================

s                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================

                                 POP-FACT SHEETS

================================================================================

Tue Nov 25, 1997                                                        Page 1
                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
EAST BAY DR & STARKEY RD
LARGO, FL                                     COORD:  27:54.98        82:45.76
--------------------------------------------------------------------------------
                                                     5.00 MILE      10.00 MILE
DESCRIPTION                                             RADIUS         RADIUS
--------------------------------------------------------------------------------

POPULATION
     2002 PROJECTION                                   242,468         618,630
     1997 ESTIMATE                                     235,103         594,545
     1990 CENSUS                                       232,646         582,604
     1980 CENSUS                                       206,941         504,483
     GROWTH 1980-1990                                    12.42%          15.49%

HOUSEHOLDS
     2002 PROJECTION                                   114,677         293,654
     1997 ESTIMATE                                     109,472         279,236
     1990 CENSUS                                       103,294         262,074
     1980 CENSUS                                        89,496         220,564
     GROWTH 1980-1990                                    15.42%          18.82%

1997 ESTIMATED POPULATION BY RACE                      235,103         594,545
     WHITE                                               90.78%          93.56%
     BLACK                                                6.60%           3.69%
     ASIAN & PACIFIC ISLANDER                             1.67%           1.79%
     OTHER RACES                                          0.95%           0.96%

1997 ESTIMATED POPULATION                              235,103         594,545
     HISPANIC ORIGIN                                      3.71%           3.87%

OCCUPIED UNITS                                         103,294         262,074
     OWNER OCCUPIED                                      68.36%          70.96%
     RENTER OCCUPIED                                     31.64%          29.04%
     1990 AVERAGE PERSON PER HH                           2.18            2.17

1997 ESTIMATED HH BY INCOME                            109,472         279,236
     $150,000 +                                           3.23%           3.40%
     $100,000 TO $149,999                                 4.11%           4.22%
     $ 75,000 TO $ 99,999                                 5.30%           5.70%
     $ 50,000 TO $ 74,999                                15.65%          15.85%
     $ 35,000 TO $ 49,999                                16.86%          16.98%
     $ 25,000 TO $ 34,999                                15.81%          16.00%
     $ 15,000 TO $ 24,999                                18.66%          18.15%
      $ 5,000 TO $ 14,999                                17.05%          16.41%
UNDER $ 5,000                                             3.34%           3.27%
 1997 EST. AVERAGE HH INCOME                           $47,475          $48,605
 1997 EST. MEDIAN HH INCOME                            $31,931          $32,598
 1997 EST. PER CAPITA INCOME                           $22,654          $23,252

Tue Nov 25, 1997                                                        Page 1
                              CUSTOM SUMMARY REPORT
                        (POP 80-02, HH 80-02, INC 80-02)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
EAST BAY DR & STARKEY RD
LARGO, FL                                     COORD:  27:54.98        82:45.76
--------------------------------------------------------------------------------
                                                     5.00 MILE      10.00 MILE
DESCRIPTION                                             RADIUS         RADIUS
--------------------------------------------------------------------------------

POP_80: TOTAL                                          206,941         504,483
POP_90: TOTAL                                          232,646         582,604
POP_97: TOTAL (EST.)                                   235,103         594,545
POP_02: TOTAL (PROJ.)                                  242,468         618,630
HH_80: TOTAL                                            89,496         220,564
HH_90: TOTAL                                           103,294         262,074
HH_97: TOTAL (EST.)                                    109,472         279,236
HH_02: TOTAL (PROJ.)                                   114,677         293,654
INC_80: PER CAPITA (EST.)                               $7,821          $7,868
INC_90: PER CAPITA                                     $15,168         $15,686
INC_97: PER CAPITA (EST.)                              $22,654         $23,252
INC_02: PER CAPITA (PROJ.)                             $29,407         $30,275
HH_90_BY INCOME_89: MEDIAN                             $26,188         $26,882
HH_97_BY INCOME: MEDIAN                                $31,931         $32,598
HH_02_BY INCOME: MEDIAN                                $38,034         $39,080
HH_80_BY INCOME_79: AVERAGE                            $18,084         $17,996
HH_90_BY INCOME_89: AVERAGE                            $33,510         $34,288
HH_97_BY INCOME: AVERAGE                               $47,475         $48,605
HH_02_BY INCOME: AVERAGE                               $60,624         $62,599

================================================================================

                                LEGAL DESCRIPTION

================================================================================

                               LEGAL DESCRIPTION

================================================================================

                           EXHIBIT "A" TO SCHEDULE "A"


PARCEL NO. N24-21590-10 (East Bay Oaks):

Lots 8, 9, 10 and 11, PINELLAS GROVES INC., in the Southeast 1/4 of Section 36, Township 29 South, Range 15 East, according to plat thereof recorded in Plat Book 1, page 55, public records of Pinellas County, F1orida, LESS that part of Lots 8 and 9 lying within 50 feet of the West line of said Section 36, for public road.

================================================================================

================================================================================

                          QUALIFICATIONS OF APPRAISERS

================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              JENNIFER L. ESTRELLA

Education

Master of Urban Planning, Economic Development Concentration
University of Illinois at Urbana-Champaign, 1996

Bachelor of Business Administration, Finance Major
Loyola University Chicago, 1991


Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

                   Real Estate Financial Markets
                   Urban Real Estate Valuation
                   Real Estate and Urban Land Economics

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A    Fundamentals and Principles of Real Estate Appraisal
      Course I-B    Capitalization Theory and Techniques
      Course II-I   Case Studies in Real Estate Valuation
      Course II-2   Valuation Analysis and Report Writing
      Course II-3   Standards of Professional Practice
      Course IV     Litigation/Condemnation Valuation
      Course VI     Investment Analysis
      Course VIII   Residential Case Studies
      Course X      Market Analysis

      Seminar       Feasibility Analysis and Highest and Best Use
      Seminar       Discounted Cash Flow Analysis
      Seminar       Cash Equivalency
      Seminar       Subdivision Analysis
      Seminar       Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================


MARKET STUDY OF REAL PROPERTY

Holiday Village
3405 Sinton Road
Colorado Springs, El Paso County, Colorado


================================================================================


As of December 5, 1997



Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

              [Letterhead of Cushman & Wakefield of Illinois, Inc.]


December 18, 1997


Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:  Market Study of Real Property
     Holiday Village
     3405 Sinton Road
     Colorado Springs, El Paso County, Colorado  80907

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                 - 2 -                 December 18, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Jody L. Garbisch

Jody L. Garbisch
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager


JLG/MJS:mmw
Revised 97
File No. 97362-13

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                        Holiday Village

Location:                             3405 Sinton Road
                                      Colorado Springs, El Paso County, Colorado

Assessor's Parcel Number:             Based on information provided by El Paso
                                      County Treasurer's Office, the subject
                                      property is identified by Schedule
                                      (Account) Numbers 93000-03-850 and
                                      73361-08-001.

Date of Inspection:                   The property was inspected December 5,
                                      1997.

Ownership:                            The subject property is legally entitled
                                      to Snowland Vistas, Inc., an Illinois
                                      corporation.

Land Area:                            Based on the property's legal plat of
                                      survey, the subject property contains
                                      38.082 acres of land area, or 1,658,852
                                      square feet.

Zoning: Based on information provided by the City of Colorado Springs Zoning Department, the subject property is zoned PUD, Planned Unit Development, and is a legal and conforming use.

Improvements
   Type:                              A manufactured housing community.

   Year Built:                        The subject property was originally
                                      developed in approximately 1972.

   Size: The subject property consists of a 240-site manufactured housing community, of which approximately 145 sites are single-wide and 95 sties are double-wide.

   Condition:                         At the time of inspection, the subject
                                      property was in good condition.

Property Rating:                      Five Star manufactured home community.

Special Assumptions:                  1. Information regarding the subject
                                      property, including its physical
                                      characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Summary of Salient Facts
================================================================================

                                      2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                      3. Our market and consulting report
                                      regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                      4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                      5. Please refer to the complete list of
                                      assumptions and limiting conditions
                                      included at the end of this report.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................5
    Identification of Property.................................................5
    Property Ownership and Recent History......................................5
    Purpose and Function of the Market Study and Consulting Assignment.........5
    Scope of the Market Study and Consulting Assignment........................5
    Date of Property Inspection................................................5
    Definitions and Other Pertinent Terms......................................5

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................10

MARKET ANALYSIS...............................................................13
    National Overview.........................................................13
    Competition...............................................................20
    Comparable Manufactured Housing Community Sales...........................24
    Demographic Trends........................................................27
    Expense Analysis..........................................................27
    Market Supply and Demand..................................................28
    Conclusion................................................................28

PROPERTY DESCRIPTION..........................................................30
    Site Description..........................................................30
    Improvements Description..................................................30

REAL PROPERTY TAXES AND ASSESSMENTS...........................................31

ZONING........................................................................31

CONCLUSION....................................................................32

ASSUMPTIONS AND LIMITING CONDITIONS...........................................33

CERTIFICATION.................................................................35

ADDENDA.......................................................................36
    Pop-Fact Sheets
    Legal Description
    Qualifications of Appraisers

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                 [PHOTO OMITTED]

                       Front Entrance of Subject Property


                                 [PHOTO OMITTED]

                          Exterior of Community Center

================================================================================


                                       1
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                              Interior of Clubhouse


                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

================================================================================


                                       2
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park


                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

================================================================================


                                       3
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

                   Street Scene Facing North Along Sinton Road


                                [PHOTO OMITTED]

                   Street Scene Facing South Along Sinton Road

================================================================================


                                       4
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 240-site manufactured housing community, situated on approximately 38.082 acres of land area. Holiday Village is located just north of Fillmore Street, along the east side of Sinton Road, in the City of Colorado Springs, El Paso County, Colorado. The property's street address is 3405 Sinton Road. The property was constructed in 1972, and was 98.0 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Snowland Vistas, Inc., an Illinois corporation, and was originally developed in 1972.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 5, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

================================================================================


                                       5
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    Introduction
================================================================================

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the east side of Sinton Road, a frontage road to the east of Interstate 25, in the City of Colorado Springs, El Paso County, Colorado. The street address of the subject property is 3405 Sinton Road, Colorado Springs, Colorado. The property is identified by schedule numbers 93000-03-850 and 73361-08-001, according to El Paso Treasurer's Office. The subject property's legal description is presented within the title insurance, which is presented in the Addenda of this report, and reference is made thereto.

================================================================================


                                       6
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                  LOCATION MAP

                                 [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

Introduction

      The subject is located along Sinton Road, a frontage road to Interstate 25, in the north side of the City of Colorado Springs. The primary market area is considered to be the Colorado Springs Metropolitan Statistical Areas (MSA), which encompasses all of El Paso County.

Colorado Springs Metropolitan Area

      The City of Colorado Springs is the predominant municipality of the Colorado Springs Metropolitan Statistical Area (CSMSA). The CSMSA is located along the eastern edge (front range) of the Colorado Rocky Mountains and encompasses all of El Paso County. Colorado Springs is located approximately 70 miles south of the Denver Metropolitan Area via Interstate 25. Though exhibiting different socio-economic characteristics, Colorado Springs and Denver are linked in terms of economic activity.

Population

      Municipalities within the CSMSA and their prorata contribution to total population include: Colorado Springs (70.8 percent), Fountain (2.5 percent), Manitou Springs (1.1 percent), Palmer Lake (0.4 percent), Monument (0.3 percent), Green Mountain (0.2 percent), Calhan (0.1 percent), and Ramah (0.02 percent); unincorporated areas account for approximately 24.6 percent of El Paso County population. According to the census Bureau, the population trends for the City of Colorado Springs and the CSMSA is as follows:

              --------------------------------------------------------
                                    POPULATION
              --------------------------------------------------------
                    Year          Colorado Springs         CSMSA
              --------------------------------------------------------
                    1970              135,501             235,972
              --------------------------------------------------------
                    1980              215,150             309,424
              --------------------------------------------------------
                    1990              281,140             397,014
              --------------------------------------------------------
                    1996              323,185             472,924
              --------------------------------------------------------

      From 1990 to 1996, the population for the city of Colorado Springs has increased from approximately 281,140 to 323,185, which equates to 13.0 percent growth, or 2.35 percent growth compounded annually. The CSMSA population, for the same six year period, has increased from approximately 397,014 to 472,924, which equates to 16.1 percent growth, or 2.96 percent growth compounded annually. Population is projected to increased to 344,076 and 491,750, respectively, in the year 2000 for Colorado Springs and the CSMSA.

      According to the 1990 census, nearly 71 percent of the population resided within the municipal boundaries of the City of Colorado Springs. The CSMSA population is relatively transient, a result of the large military presence. As with employment, population changes are generally the result of events versus trends. This has resulted in a home ownership ratio (55 percent) that is below the state average (62 percent).

================================================================================


                                       8
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               Regional Analysis
================================================================================

Households/Income

      Household formation in the MSA has displayed an increase of 10.47 percent over the past for years from 161,400 households to its current status of approximately 178,300 households. Based upon the foregoing, it appears that the CSMSA qualifies as a mature market where modest, sustained increases in population and household formation are anticipated over the foreseeable future.

      The income characteristics for the Colorado Springs MSA are just slightly below those witnessed by the state of Colorado as a whole. The current median household income level for the MSA is $30,020, versus $32,947 for the state of Colorado.

Summary

      Based upon the foregoing, it appears that the Colorado Springs MSA should witness modest gains in population over the coming years, and income levels are expected to keep pace. Overall, the subject's MSA is expected to continue its trend of economic stability, supported by primarily by its continued expansion in population and increases in local income levels. The continuation of the Colorado Springs economic stability should ensure a favorable environment for real estate development and investment over the long term.

================================================================================


                                       9
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                NEIGHBORHOOD MAP

                                  [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

Location

      The subject is located just north of Fillmore Street along the east side of Sinton Road, a frontage road to the east of Interstate 25, in the north section of Colorado Springs. The subject's neighborhood is bounded by Rockrimmon Boulevard to the north, Nevada Avenue to the east, Fillmore Street to the south and Centennial Boulevard to the west.

Access

      Access to the subject site is from Sinton Road, a frontage road to Interstate 25. The primary access routes in the neighborhood consist of Fillmore Street and Interstate 25. Fillmore Street is an east-west commercial arterial, located just south of the subject site, and connects with Interstate 25. Interstate 25 is a north-south freeway, bisecting the state of Colorado. At the north end of the subject neighborhood is Garden of the Gods Road, which also enjoys an interchange with Interstate 25.

Neighborhood Characteristics

      The subject neighborhood includes office, industrial, retail and residential developments. Office and industrial developments are located north of the subject site along Sinton Road, and include Sinton's Dairy Products, Ford Truck Repair, public storage and smaller industrial sites, along with office complexes. Hotels and multi-family residential buildings are developed to the west of the subject site, including Motel 7, Motel 6 and Ramada Inn. Fillmore Street, to the south of the subject property, is developed with retail uses ranging from small fast food restaurants to neighborhood shopping centers. Additional manufactured housing communities are located to the east of the subject property and include Emerald Acres.

Planned Improvements

      A manufactured housing community, called Monument Creek, is currently under construction adjacent to the west of the subject property. Wilmax Properties is currently in the process of leasing sites. The family community will have approximately 270 sites and monthly rental rates will be $270.00 per month. Amenities will include a clubhouse, shuffleboard, and volleyball. Other amenities may be developed upon demand. The property also has access to Monument Park, which has a baseball diamond and tennis courts, and the park will have a fitness trail for residents.

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

                                                               Regional Analysis
================================================================================

Conclusion

      In summary, the subject property is situated in an area well suited for manufactured housing development, which benefits from the accessibility to and from Interstate 25. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, with unemployment steadily decreasing and population anticipated to increase.

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

                                                                 MARKET ANALYSIS
================================================================================

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=========================================================================================
1997             Firm Name                State      No. of Sites      No. of Communities
Rank                                                 Owned/Managed       Owned/Managed
-----------------------------------------------------------------------------------------
 1      Sun Communities                  Michigan      30,295/0               84/0
-----------------------------------------------------------------------------------------
 2      ROC Communities                  Colorado    22,441/7,167            77/36
-----------------------------------------------------------------------------------------
 3      Manufactured Home Communities    Illinois     27,349/838              69/3
-----------------------------------------------------------------------------------------
 4      Ellenburg Capital                 Florida      25,173/0               63/0
-----------------------------------------------------------------------------------------
 5      Lautrec Ltd.                     Michigan      22,652/0               58/0
-----------------------------------------------------------------------------------------
 6      Chateau Properties               Michigan      20,003/0               47/0
-----------------------------------------------------------------------------------------
 7      Clayton Homes                    Tennessee     18,000/0               66/0
-----------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood  California     16,946/0               44/0
-----------------------------------------------------------------------------------------
 9      UNIPROP                          Michigan      14,931/0               40/0
-----------------------------------------------------------------------------------------
 10     The Bloch Organization           Michigan      14,379/0               37/0
=========================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and

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

                                                                 Market Analysis
================================================================================

attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                                                 Market Analysis
================================================================================

      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
Year      ROC        MHC      Chateau     Sun     United      Total      Annual
                                                                         Growth
--------------------------------------------------------------------------------
1996     29,608     28,187    20,003     30,295    5,234     113,327      17.0%
--------------------------------------------------------------------------------
1995     27,910     26,237    19,594     18,000    4,850      96,591       9.0%
--------------------------------------------------------------------------------
1994     26,231     28,407    15,689     13,500    4,623      88,450      37.8%
--------------------------------------------------------------------------------
1993     20,142     14,700    15,261      9,036    5,050      64,189      17.8%
--------------------------------------------------------------------------------
1992     18,745     12,873    10,032      7,600    5,200      54,450       N/A
--------------------------------------------------------------------------------
1991      9,030     13,079     9,759       N/R      N/R         N/A        N/A
--------------------------------------------------------------------------------
N/R = No report                  N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                                                 Market Analysis
================================================================================

      The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

================================================================================
                             REIT MARKET UPDATE
--------------------------------------------------------------------------------
  Company     Price     Current   52 Week    52 Week     Annual     12 Mth
  Symbol    (9/19/97)    Yield      High       Low      Dividend   Tot Rtn
--------------------------------------------------------------------------------
CPJ          $29.688     5.8%     $31.125    $22.250      1.72      26.6%
--------------------------------------------------------------------------------
MHC          $25.625     5.2%     $26.428    $18.875      1.32      30.7%
--------------------------------------------------------------------------------
SUI          $37.428     5.0%     $ 38.00    $27.750      1.88      31.8%
--------------------------------------------------------------------------------
UMH          $11.625     6.0%     $13.625    $10.875      0.70      -1.7%
--------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real

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                                                                 Market Analysis
================================================================================

Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks. These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

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                                                                 Market Analysis
================================================================================

      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;
      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o Awnings and cabana rooms on some homes in southern areas; Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.

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                                                                 Market Analysis
================================================================================

      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

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                                                                 Market Analysis
================================================================================

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

Competition

      We have surveyed seven manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 2,024 sites. The combined occupancy rate of the applicable six manufactured housing communities, including the subject property, is approximately 99.0 percent. Excluding the subject property in our survey, the combined occupancy rate is also approximately 99.0 percent, based on 1,784 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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

===========================================================================================================================
                                    SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
---------------------------------------------------------------------------------------------------------------------------
                                        Number                      Age
                                       Of Sites                     ---
                                       --------                   Condition                   Services       Date Of
 Comp.          Name                   Occupancy                  ---------      Monthly      Provided     Last Rental
  No.         Location                   Level     Amenities    Park Rating(1)    Rent         in Rent       Increase
---------------------------------------------------------------------------------------------------------------------------
R-1      Emerald Acres                   113       Clubhouse        1970        $300.00/Mo.  Water        November, 1996
         3750 N. Cascade Avenue          ----       Laundry         ----            To       Sewer
         Colorado Springs, COue          100%       Storage        Average      $310.00/Mo.  Refuse
                                                                   -------
                                                                     4*
---------------------------------------------------------------------------------------------------------------------------
R-2      La Cresta                       300       Clubhouse        1967        $350.00/Mo.  Water        January, 1997
         205 Murray Boulevard            ----      Pool/Spa         ----            To       Sewer
         Colorado Springs, CO            100%       Library         Good        $368.00/Mo.  Refuse
                                                 Billiard Room      ----
                                                    Laundry          5*
                                                    Storage
---------------------------------------------------------------------------------------------------------------------------
R-3      The Meadows                     401       Clubhouse        1972        $255.00/Mo.  Water         April, 1997
         4825 Astrozon Boulevard         ---       Pool/Spa         ----                     Sewer
         Colorado Springs, CO            99%      Basketball        Good                     Refuse
                                                 Tennis Court       ----
                                                                     4*
---------------------------------------------------------------------------------------------------------------------------
R-4      Canterbury                      497       Clubhouse        1986        $270.00/Mo.  Water        January, 1997
         3020 S. Powers Boulevard        ----        Pool           ----                     Sewer
         Colorado Springs, CO            100%     Basketball       Average                   Refuse
                                                  Playground       -------
                                                    Storage          4*
---------------------------------------------------------------------------------------------------------------------------
R-5      Crestline                       203      Playground        1974        $255.00/Mo.  Refuse       January, 1997
         4945 Mark Dabling Blvd.         ----                       ----            To
         Colorado Springs, CO            100%                      Average      $275.00/Mo.
                                                                   -------
                                                                     4*
---------------------------------------------------------------------------------------------------------------------------
R-6      Monument Creek                  270       Clubhouse        1997        $270.00/Mo.  Refuse            N/A
         85 Sunflower                    ---     Shuffleboard       ----
         Colorado Springs, CO            N/A      Volleyball      Excellent
                                                                  ---------
                                                                     5*
---------------------------------------------------------------------------------------------------------------------------
Subject  Holiday Village                 240       Clubhouse        1972        $350.00/Mo.  Water        January, 1997
         3405 Sinton Road                ---       Pool/Spa         ----                     Sewer
         Colorado Springs, CO            98%        Library         Good                     Refuse
                                                 Billiard Room      ----
                                                 Exercise Room       5*
                                                    Storage
---------------------------------------------------------------------------------------------------------------------------
(1) Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
===========================================================================================================================

========================================================
 SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
--------------------------------------------------------

                                            3-Year
                                           Average
 Comp.          Name                    Annual Rental
  No.         Location                     Increase
--------------------------------------------------------
R-1      Emerald Acres                    $15.00/Mo.
         3750 N. Cascade Avenue
         Colorado Springs, COue


--------------------------------------------------------
R-2      La Cresta                        $25.00/Mo.
         205 Murray Boulevard
         Colorado Springs, CO



--------------------------------------------------------
R-3      The Meadows                      $20.00/Mo.
         4825 Astrozon Boulevard
         Colorado Springs, CO


--------------------------------------------------------
R-4      Canterbury                       $20.00/Mo.
         3020 S. Powers Boulevard
         Colorado Springs, CO


--------------------------------------------------------
R-5      Crestline                        $15.00/Mo.
         4945 Mark Dabling Blvd.
         Colorado Springs, CO


--------------------------------------------------------
R-6      Monument Creek                       N/A
         85 Sunflower
         Colorado Springs, CO


--------------------------------------------------------
Subject  Holiday Village                  $23.00/Mo.
         3405 Sinton Road
         Colorado Springs, CO



--------------------------------------------------------

========================================================

                       COMPETING MANUFACTURED HOUSING MAP

                                 [MAP OMITTED]

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $255.00 to $368.00 per site, on a monthly basis. The subject property is currently quoting a monthly rental rate within the market range, or at $350.00 per site. The last rental rate increase at the subject property was as of January, 1997, of $23.00 per month.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Emerald Acres, is located at 3750 N. Cascade Avenue, in Colorado Springs, Colorado. This comparable property is a 55-year-old and older residential community, containing 113 sites, and is 100.0 percent occupied. Emerald Acres was developed in 1970, and is in overall average condition. Over the last three years, the annual rental rate increased approximately $15.00 per month. Monthly rental rates range from $300.00 to $310.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, laundry facility and recreational vehicle storage.

      Comparable R-2, La Cresta, is located at 205 Murray Boulevard, in Colorado Springs, Colorado. This comparable property is a 55-year-old and older residential community, containing 300 sites, and is 100.0 percent occupied. La Cresta was developed in 1967, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $25.00 per month. Monthly rental rates range from $350.00 to $368.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, spa, library, billiard room, laundry facility and recreational vehicle storage.

      Comparable R-3, The Meadows, is located at 4825 Astrozon Boulevard, in Colorado Springs, Colorado. This comparable property is a family residential community, containing 401 sites, and is 99.0 percent occupied. The Meadows was developed in 1972, and is in overall average condition. Over the last three years, the annual rental rate increased approximately $20.00 per month. Monthly rental rates are at $255.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, spa, basketball court and tennis court.

      Comparable R-4, Canterbury, is located at 3020 S. Powers Boulevard, in Colorado Springs, Colorado. This comparable property is a family residential community, containing 497 sites, and is 100.0 percent occupied. Canterbury was developed in 1986, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $20.00 per month. Monthly rental rates are at $270.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse, pool, basketball court, playground and recreational vehicle storage.

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                                                                 Market Analysis
================================================================================

      Comparable R-5, Crestline, is located at 4945 Mark Dabling Boulevard, in Colorado Springs, Colorado. This comparable property is a family residential community, containing 203 sites, and is 100.0 percent occupied. Crestline was developed in 1974, and is in overall average condition. Over the last three years, the annual rental rate increased approximately $15.00 per month. Monthly rental rates range from $255.00 to $275.00, with refuse service included in monthly rental payment. Amenities include a playground.

      Comparable R-7, Monument Creek, is located at 85 Sunflower, in Colorado Springs, Colorado. This comparable property will be opening in early 1998, and will be a family residential community containing 270 sites. Monthly rental rates are at $270.00, with refuse service included in monthly rental payment. Amenities will include a clubhouse, shuffleboard, and volleyball. Other amenities may be developed upon demand. The property also has access to monument park with a baseball diamond and tennis courts, and have a fitness trail for residents.

      In our opinion, and based on conversations with the on-site manager, property R-2 competes most favorably with the subject property, with monthly rental rates ranging from $350.00 to $368.00 per site. The subject property is currently quoting monthly rental rates at $350.00 per site, which is within the lower range of the rental rates of our more comparable competing property. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed six recent sales of manufactured housing communities located in the Denver Metropolitan Area. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Pine Lakes, is located at 10201 Riverdale Road, in Thornton, Colorado. This property contains 760 sites, situated on 183.67 acres of land area. The property was developed in 1972, and was in overall good condition at the time of sale. Amenities include two clubhouses, two pools, recreation room, tennis court, basketball court, and a playground. The property was approximately 90.0 percent occupied at the time of sale. The property was purchased for $12,500,000 as a combined transaction with sale I-2, which equates to $16,447 per site,

      Comparable Sale I-2, Redwood Estate II, is located at 9595 Pecos Street, in Thornton, Colorado. This property contains 752 sites, situated on
      128.22 acres of land area. Amenities include a clubhouse, pool, recreation room, playground and recreational vehicle storage. The property was approximately 93.0 percent

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
====================================================================================================================
                                     SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
--------------------------------------------------------------------------------------------------------------------

                                                                                   Sales Price
                                                                                    Per Site
                                      Sales Date       Land Area      Density       --------                  EGIM
 Comp.     Name                       ----------       ---------      --------      Occupancy                 ----
  No.    Location                     Sales Price      No. Sites      Condition      At Sale    $NOI/Site     OAR
--------------------------------------------------------------------------------------------------------------------
  I-1    Pine Lakes                      7/96           183.67          4.14          $16,447    $1,563        N/A
         10201 Riverdale Road        -----------        ------          ----          -------                  ---
         Thornton, Colorado          $12,500,000(1)       760           Good            90%                   9.50%

--------------------------------------------------------------------------------------------------------------------
  I-2    Redwood Estate II               7/96           128.22          5.86          $16,622    $1,579        N/A
         9595 Pecos Street           -----------        ------          ----          -------                  ---
         Thornton, Colorado          $12,500,000(1)       752           Good            93%                   9.50%
--------------------------------------------------------------------------------------------------------------------
  I-3    Canyon Ridge                    7/96            31.36          7.97          $16,800    $1,512        N/A
         5150 Airport Road            ----------         -----          ----          -------                  ---
         Colorado Springs, CO         $4,200,000          250           Good            99%                   9.00%

--------------------------------------------------------------------------------------------------------------------
  I-4    Cottonwood Village              9/95            19.36         12.45          $19,917    $1,591       6.45x
         11990 S. Boulder Road        ----------         -----          ----          -------                 -----
         Lafayette, Colorado          $4,800,000          241           Good            100%                  7.99%


--------------------------------------------------------------------------------------------------------------------
  I-5    Canterbury Park                 7/95            61.73          8.03          $18,750    $2,037       6.91x
         3020 S. Powers Blvd.         ----------         -----          ----          -------                 -----
         Colorado Springs, CO         $9,300,000          496           Good            100%                  10.87%


--------------------------------------------------------------------------------------------------------------------
  I-6    Woodland Hills                  3/94            57.0           7.63          $18,391    $1,885       5.56x
         1500 West Thornton           ----------         ----           ----          -------                 -----
         Thornton, Colorado           $8,000,000          435           Good            97%                   10.25%


--------------------------------------------------------------------------------------------------------------------
Subject  Holiday Village                 - - -          38.082          6.30           - - -     $2,943        N/A
         3405 Sinton Road                               ------          ----            98%
         Colorado Springs, CO                             240           Good


--------------------------------------------------------------------------------------------------------------------
(1) Sale I-1 and I-2 were purchased as a combined transaction.
====================================================================================================================

=============================================================================================================
                            SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-------------------------------------------------------------------------------------------------------------
                                           $EGI/Site
                                           ---------
                                         $Expense/Site
                                         -------------
 Comp.     Name                          Expense Ratio   Comparability to
  No.    Location                          % Of EGI       to the Subject               Comments
-------------------------------------------------------------------------------------------------------------
  I-1    Pine Lakes                         N/A             Similar        Good condition; Amenities include
         10201 Riverdale Road                                                  two clubhouses, two pools,
         Thornton, Colorado                                                    recreation room, tennis,
                                                                               basketball and playground.
-------------------------------------------------------------------------------------------------------------
  I-2    Redwood Estate II                  N/A             Similar        Good condition; Amenities include
         9595 Pecos Street                                                   a clubhouse, pool, recreation
         Thornton, Colorado                                                 room, playground and RV storage.
-------------------------------------------------------------------------------------------------------------
  I-3    Canyon Ridge                       N/A             Inferior               Developed in 1972;
         5150 Airport Road                                                 Good condition; Amenities include
         Colorado Springs, CO                                                a clubhouse, pool, recreation
                                                                               room and laundry facility.
-------------------------------------------------------------------------------------------------------------
  I-4    Cottonwood Village                $3,089           Inferior            Developed in 1972; Good
         11990 S. Boulder Road             ------                            condition; Amenities include a
         Lafayette, Colorado               $1,498                          clubhouse, pool, recreation room,
                                           ------                           playground and laundry facility.
                                           48.50%
-------------------------------------------------------------------------------------------------------------
  I-5    Canterbury Park                   $2,714           Similar             Developed in 1985; Good
         3020 S. Powers Blvd.              ------                            condition; Amenities include a
         Colorado Springs, CO               $677                            clubhouse, pool and RV storage.
                                            ----
                                           24.95%
-------------------------------------------------------------------------------------------------------------
  I-6    Woodland Hills                    $3,310           Similar             Developed in 1970; Good
         1500 West Thornton                ------                            condition; Amenities include a
         Thornton, Colorado                $1,425                           clubhouse, pool, playground and
                                           ------                                  barbecue pavilion.
                                           43.05%
-------------------------------------------------------------------------------------------------------------
Subject  Holiday Village                   $4,076       Subject Property        Developed in 1972; Good
         3405 Sinton Road                  ------                            condition; Amenities include a
         Colorado Springs, CO              $1,134                            clubhouse, pool, spa, library,
                                           ------                           billiard room, exercise room and
                                           27.82%                                      RV storage.
-------------------------------------------------------------------------------------------------------------

=============================================================================================================

                                                                 Market Analysis
================================================================================

      occupied at the time of sale. The property was purchased for $12,500,000 as a combined transaction with sale I-1, which equates to $16,622 per site.

      Comparable Sale I-3, Canyon Ridge, is located at 5150 Airport Road, in Colorado Springs, Colorado. This property contains 250 sites, situated on
      31.36 acres of land area. Canyon Ridge was developed in 1972, and was in good condition at the time of sale. Amenities include a clubhouse, pool, recreation room and laundry facility. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $4,200,000, which equates to $16,800 per site.

      Comparable Sale I-4, Cottonwood Village, is located at 11990 S. Boulder Road, in Layfayette, Colorado. This property contains 241 sites, situated on 19.36 acres of land area. Cottonwood Village was developed in 1972, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool, recreation room, playground and laundry facility. The property was 100.0 percent occupied at the time of sale. The property was purchased for $4,800,000, which equates to $19,917 per site.

      Comparable Sale I-5, Canterbury Park, is located at 3020 S. Powers Boulevard, in Colorado Springs, Colorado. This property contains 496 sites, situated on 61.73 acres of land area. Canterbury Park was developed in 1985, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool and recreational vehicle storage. The property was 100.0 percent occupied at the time of sale. The property was purchased for $9,300,000, which equates to $18,750 per site.

      Comparable Sale I-6, Woodland Hills, is located at 1500 West Thornton, in Thornton, Colorado. This property contains 435 sites, situated on 57.0 acres of land area. Woodland Hills was developed in 1970, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool, playground and barbecue pavilion. The property was 97.0 percent occupied at the time of sale. The property was purchased for $8,000,000, which equates to $18,391 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

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                                                                 Market Analysis
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Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 196,712 and 410,339, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 213,787 and 466,312, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 82,159 and 159,043, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 90,801 and 181,784, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $48,448 and $48,124, respectively, and are expected to increase to $61,705 and $59,873, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $35,702 and $35,981, respectively, and are expected to increase to $42,796 and $41,978, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997, are $20,500 and $19,187, respectively, and are expected to increase to $26,774 and $24,205, respectively, by the year 2002.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS. For additional demographic information, please refer to the NDS summary report in the Addenda of this report.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 24.95 to 48.50 percent of effective gross income levels, and $677 to $1,498 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 27.82 percent of effective gross income and $1,134 on a per site basis. The operating expenses of the subject property

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                                                                 Market Analysis
================================================================================

are within the range of comparable properties on both a percentage of effective gross income, and on a per site basis.

Market Supply and Demand

      There are a total of six competing manufactured housing communities located within the subject's market, which total 1,784 sites, with a corresponding average occupancy rate of 99.0 percent. No specific absorption statistics were available. The subject property, based on conversations with management, has historically had occupancy rates consistent with competing parks, and is currently 98.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and has similar occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $255.00 to $368.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate within the range of competing parks, or at $350.00 per site.

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $16,447 to $19,917 per site, with corresponding overall rates ranging from 7.99 to 10.87 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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                                   SITE PLAN

                                [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located along the east side Sinton Road, a frontage road to the east of Interstate 25, in Colorado Springs, El Paso County, Colorado. The subject site is rectangular in shape and contains approximately
38.082 acres, or 1,658,852 square feet of land area. Topographically, the site is sloping and below street grade.

      Primary access to the subject site is available from Sinton Road. According to Flood Insurance Rate Map, El Paso County, Colorado, Community Panel Number 08041C-0514 F, dated March 17, 1997, Holiday Village does not lie in the 500-year flood plain.

      The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1972. The subject improvements consist of a 240-site manufactured housing community, with a community center, swimming pool, spa, library, billiard room, exercise room and recreational vehicle storage. Of the 240 sites, approximately 145 sites are single-wide and 95 sites are double-wide.

      The community center consists of a manager's office, restroom facilities, open-space available for resident use, library, billiard room, indoor spa and a fully equipped kitchen. The swimming pool is located adjacent to the community center.

      Off-street parking is available for each resident. Site improvements within the park include: paved streets, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

      Holiday Village is a functional manufactured housing community with primary ingress and egress along Sinton Road. Overall, the subject community appears to be well maintained and is in good condition. Holiday Village is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Five Star

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                                                            Property Description
================================================================================

Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in El Paso County is assessed at
29.0 percent of the Assessor's opinion of market value. The subject property is identified by schedule numbers 93000-03-850 and 73361-08-001.

      The total amount of real estate taxes for 1996 payable in 1997 for the subject property amounts to $8,027.90. The total amount of real estate taxes for 1996 payable in 1997 equates to approximately $33.45 per site.

Zoning

      According to the City of Colorado Springs zoning officials, the subject property is currently zoned PUD, Planned Unit Development, which is a legal and conforming use.

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                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Holiday Village, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $255.00 to $368.00;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate at $350.00 site, which is within the range of competing parks;

      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $16,447 to $19,917, with corresponding overall rates ranging from 7.99 to 10.87 percent;

      o Operating expenses are within industry standards for a park located in the mountain region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o The population profile of the subject property is 100.0 percent adult;

      o The current occupancy rate at the subject property of 98.0 percent is evident by a strong local market and demand;

      o Monument Creek manufactured housing communities is located directly east of the subject property, and is expected to open early 1998;

      o In our opinion, based on Woodall's criteria, the subject property is a Five Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Five Star Park, presented in the National Overview section of this report; and,

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Holiday Village will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

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                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

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                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

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                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Jody L. Garbisch inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


/s/ Michael J. Schaeffer  /s/ Jody L. Garbisch   /s/ Stanley R. Dennis, Jr.

Michael J. Schaeffer      Jody L. Garbisch       Stanley R. Dennis, Jr., MAI
Director                  Associate Appraiser    Director, Manager

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

                                                                         ADDENDA
================================================================================

                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================


                                 POP-FACT SHEETS


================================================================================

Tue Nov 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

HOLIDAY VILLAGE COLORADO
COLORADO SPRINGS, CO                              COORD:    38:52.80   104:50.07
--------------------------------------------------------------------------------
                                                      5.00 MILE      10.00 MILE
DESCRIPTION                                              RADIUS          RADIUS
--------------------------------------------------------------------------------
POPULATION
       2002 PROJECTION                                  213,787         466,312
       1997 ESTIMATE                                    196,712         410,339
       1990 CENSUS                                      167,376         331,585
       1980 CENSUS                                      149,278         262,223
       GROWTH 1980 - 1990                                 12.12%          26.45%

HOUSEHOLDS
       2002 PROJECTION                                   90,801         181,784
       1997 ESTIMATE                                     82,159         159,043
       1990 CENSUS                                       69,384         126,167
       1980 CENSUS                                       58,509          94,495
       GROWTH 1980 - 1990                                 18.59%          33.52%

1997 ESTIMATED POPULATION BY RACE                       196,712         410,339
       WHITE                                              89.13%          85.13%
       BLACK                                               3.67%           6.39%
       ASIAN & PACIFIC ISLANDER                            2.16%           3.19%
       OTHER RACES                                         5.04%           5.30%

1997 ESTIMATED POPULATION                               196,712         410,339
       HISPANIC ORIGIN                                     8.90%           9.22%

OCCUPIED UNITS                                           69,384         126,167
       OWNER OCCUPIED                                     55.63%          54.69%
       RENTER OCCUPIED                                    44.37%          45.31%
       1990 AVERAGE PERSON PER HH                          2.36            2.53

1997 ESTIMATED HH BY INCOME                              82,159         159,043
       $150,000 +                                          2.58%           2.47%
       $100,000 TO $149,999                                4.05%           3.75%
       $ 75,000 TO $ 99,999                                6.82%           6.26%
       $ 50,000 TO $ 74,999                               18.96%          19.35%
       $ 35,000 TO $ 49,999                               18.47%          19.44%
       $ 25,000 TO $ 34,999                               15.27%          16.07%
       $ 15,000 TO $ 24,999                               16.60%          17.27%
       $  5,000 TO $ 14,999                               13.70%          12.17%
       UNDER $ 5,000                                       3.57%           3.22%
1997 EST. AVERAGE HH INCOME                             $48,448         $48,124
1997 EST. MEDIAN HH INCOME                              $35,702         $35,981
1997 EST. PER CAPITA INCOME                             $20,500         $19,187

Tue Nov 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                        (POP 80-02, HH 80-02, INC 80-02)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

HOLIDAY VILLAGE COLORADO
COLORADO SPRINGS, CO                           COORD:  38:52.80        104:50.07
--------------------------------------------------------------------------------
                                                      5.00 MILE       10.00 MILE
DESCRIPTION                                              RADIUS           RADIUS
--------------------------------------------------------------------------------
POP_80: TOTAL                                           149,278          262,223
POP_90: TOTAL                                           167,376          331,585
POP_97: TOTAL (EST.)                                    196,712          410,339
POP_02: TOTAL (PROJ.)                                   213,787          466,312
HH_80: TOTAL                                             58,509           94,495
HH_90: TOTAL                                             69,384          126,167
HH_97: TOTAL (EST.)                                      82,159          159,043
HH_02: TOTAL (PROJ.)                                     90,801          181,784
INC_80: PER CAPITA (EST.)                                $7,692           $7,121
INC_90: PER CAPITA                                      $14,595          $13,746
INC_97: PER CAPITA (EST.                                $20,500          $19,187
INC_02: PER CAPITA (PROJ                                $26,774          $24,205
HH_90_BY INCOME_89: MEDIAN                              $27,831          $28,804
HH_97_BY INCOME: MEDIAN                                 $35,702          $35,981
HH_02_BY INCOME: MEDIAN                                 $42,796          $41,978
HH_80_BY INCOME_79: AVERAGE                             $19,625          $19,761
HH_90_BY INCOME_89: AVERAGE                             $34,733          $35,273
HH_97_BY INCOME: AVERAGE                                $48,448          $48,124
HH_02_BY INCOME: AVERAGE                                $61,705          $59,873

================================================================================


                                LEGAL DESCRIPTION


================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

                        TICOR TITLE INSURANCE CORPORATION

                                  OWNERS POLICY
                                   SCHEDULE A

OFFICE FILE NUMBER    POLICY NUMBER      DATE OF POLICY     AMOUNT OF INSURANCE
941246                6 59 60 000005     March 9, 1993
                                         at 7:30 A.M.

1.    Name of Insured:


      SNOWLAND VISTAS, INC., AN ILLINOIS CORPORATION

2. The estate or interest in the land described herein and which is covered by this policy is: FEE SIMPLE

3.    The estate or interest referred to herein is at Date of Policy vested in:

      SNOWLAND VISTAS, INC., AN ILLINOIS CORPORATION


4. The land herein described is encumbered by the mortgage or trust deed, and assignments:

      MORTGAGE FROM SNOWLAND VISTAS, INC., AN ILLINOIS CORPORATION, TO MHC FINANCING CORPORATION, A DELAWARE CORPORATION IN THE AMOUNT OF $100,000,000.00, AND ANY OTHER AMOUNTS AND/OR OBLIGATIONS SECURED THEREBY DATED MARCH 3, 1993 AND RECORDED MARCH 8, 1993 IN BOOK 6132 AT PAGE 126.

      and the mortgages or trust deeds, if any, shown in Schedule B hereof.

5.    The land referred to in this policy is described as follows:

      BLOCK 1,
      HOLIDAY PARK ACCORDING TO THE PLAT
      THEREOF RECORDED IN PLAT BOOK N-2, PAGE 63,
      COUNTY OF EL PASO,
      STATE OF COLORADO

--------------------------------------------------------------------------------

================================================================================


                          QUALIFICATIONS OF APPRAISERS


================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                JODY L. GARBISCH

Education

Bachelor of Science Degree in Finance, concentration in Real Estate, from the College of Commerce and Business Administration at the University of Illinois, Urbana-Champaign, Illinois, 1997.

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

     Urban Real Estate Valuation
     Urban Economics
     Real Estate Financial Markets
     Real Estate Investments
     Real Estate Law
     Real Estate Fundamentals

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services.

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A        Fundamentals and Principles of Real Estate Appraisal
      Course I-B        Capitalization Theory and Techniques
      Course II-I       Case Studies in Real Estate Valuation
      Course II-2       Valuation Analysis and Report Writing
      Course II-3       Standards of Professional Practice
      Course IV         Litigation/Condemnation Valuation
      Course VI         Investment Analysis
      Course VIII       Residential Case Studies
      Course X          Market Analysis

      Seminar           Feasibility Analysis and Highest and Best Use
      Seminar           Discounted Cash Flow Analysis
      Seminar           Cash Equivalency
      Seminar           Subdivision Analysis
      Seminar           Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================


MARKET STUDY OF REAL PROPERTY

Oak Tree Village
254 Sandalwood Avenue
Portage, Porter County, Indiana


================================================================================


As of December 1, 1997



Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

              [Letterhead of Cushman & Wakefield of Illinois, Inc.]

December 15, 1997


Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:   Market Study of Real Property
      Oak Tree Village
      254 Sandalwood Avenue
      Portage, Porter County, Indiana 46368

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                  - 2 -                     December 15, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Jennifer L. Estrella

Jennifer L. Estrella
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                              Oak Tree Village

Location:                                   254 Sandalwood Avenue
                                            Portage, Porter County, Indiana

Assessor's Parcel Number:                   Based on information provided by the
                                            client, the subject property is
                                            identified by Assessor's Parcel
                                            Numbers 24-000000101 and
                                            24-000000102.

Date of Inspection:                         The property was inspected on
                                            December 1, 1997.

Ownership:                                  The subject property is legally
                                            entitled to Oakland Vistas, Inc., an
                                            Illinois Corporation, and MHC
                                            Financing Limited Partnership, as
                                            beneficiary.

Land Area:                                  Based on information provided by the
                                            property's legal plat of survey, the
                                            subject property contains
                                            approximately 78.33 acres of land
                                            area, or 3,411,875 square feet.

Zoning: Based on information provided by the City of Portage Zoning Department, the subject property is zoned MH, Mobile Home. The subject property is a legal and conforming use in the MH, Mobile Home district.

Improvements
    Type:                                   A manufactured housing community.

    Year Built:                             According to the property manager,
                                            the subject property was developed
                                            in phases between 1969 and 1989.

    Size: The subject property consists of a 380-site manufactured housing community.

    Condition:                              At the time of inspection, the
                                            subject property was in good
                                            condition.

Property Rating:                            Four Star manufactured home
                                            community.

Special Assumptions:                        1. Information regarding the subject
                                            property, including its physical
                                            characteristics, was provided to us
                                            by the client and the on-site
                                            manager, and is assumed to be
                                            accurate.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Summary of Salient Facts
================================================================================

                                            2. The existence of potentially
                                            hazardous or toxic materials, which
                                            may be located on or about the
                                            property, was not considered in our
                                            evaluation. The appraisers are not
                                            qualified to detect such substances,
                                            and Cushman & Wakefield urges that
                                            an expert in this field be employed
                                            to determine the existence, if any,
                                            of hazardous materials located on or
                                            about the site.

                                            3. Our market and consulting report
                                            regarding the subject assumes the
                                            subject property, as presently
                                            improved, represents its highest and
                                            best use.

                                            4. It is unknown to the appraiser if
                                            the subject property complies with
                                            the Americans with Disabilities Act
                                            (ADA). We recommend a qualified
                                            specialist in the final
                                            determination regarding any ADA
                                            compliance deficiencies that may be
                                            present at the subject property.

                                            5. Please refer to the complete list
                                            of assumptions and limiting
                                            conditions included at the end of
                                            this report.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................5
   Identification of Property..................................................5
   Property Ownership and Recent History.......................................5
   Purpose and Function of the Market Study and Consulting Assignment..........5
   Scope of the Market Study and Consulting Assignment.........................5
   Date of Property Inspection.................................................5
   Definitions and Other Pertinent Terms.......................................5

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................17

MARKET ANALYSIS...............................................................19
   National Overview..........................................................19
   Competition................................................................26
   Comparable Manufactured Housing Community Sales............................30
   Demographic Trends.........................................................32
   Expense Analysis...........................................................33
   Market Supply and Demand...................................................33
   Conclusion.................................................................33

PROPERTY DESCRIPTION..........................................................36
   Site Description...........................................................36
   Improvements Description...................................................36

REAL PROPERTY TAXES AND ASSESSMENTS...........................................37

ZONING........................................................................37

CONCLUSION....................................................................38

ASSUMPTIONS AND LIMITING CONDITIONS...........................................39

CERTIFICATION.................................................................41

ADDENDA.......................................................................42
   Pop-Fact Sheets
   Legal Description
   Qualifications of Appraisers

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                 [PHOTO OMITTED]

                     Front Entrance of the Subject Property

                                 [PHOTO OMITTED]

                         Exterior View of the Clubhouse

================================================================================


                                       1
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                         Interior View of the Clubhouse

                                 [PHOTO OMITTED]

                    View of the Pool at the Subject Property

================================================================================


                                       2
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

================================================================================


                                       3
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                 Street Scene Facing East Along Old Porter Road

                                 [PHOTO OMITTED]

                 Street Scene Facing West Along Old Porter Road

================================================================================


                                       4
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 380-site manufactured housing community, situated on approximately 78.33 acres of land area, located along Old Porter Road, east of State Road 149 (SR 149) in Portage, Porter County, Indiana. The property's street address is 254 Sandalwood Avenue. The property was developed in phases between 1969 and 1989, and was 99.21 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Oakland Vistas, Inc., an Illinois corporation, and MHC Financing Limited Partnership, as beneficiary. The subject property was developed in phases between 1969 and 1989, with 380 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected on December 1, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

================================================================================


                                       5
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    Introduction
================================================================================

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along Older Porter Road, east of SR 149, in Portage, Porter County, Indiana. The street address of the subject property is 254 Sandalwood Avenue. The property is identified by tax parcel numbers 24-000000101 and 24-000000102, according to information provided by the client. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

================================================================================


                                       6
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                  LOCATION MAP

                                  [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

      The subject property is located in the City of Portage, Porter County, Indiana. The City of Portage is located approximately 40 miles east of the City of Chicago. As a result of the close proximity of the Chicago metropolitan area to the City of Portage, the Chicago metropolitan area has a strong influence on the economy, social and cultural characteristics of the Portage area. The following is an overview of the the Chicago metropolitan area.

Chicago Metropolitan Area

      The Chicago metropolitan area, located at the southwestern tip of Lake Michigan, is the midwest's financial, commercial, transportation, and industrial center. As defined by the United States Census Bureau, the Chicago CMSA includes a total of eleven counties: eight in Illinois, two in Indiana, and one in Wisconsin. As a whole, the Chicago CMSA covers a territory of 5,660 square miles.

Population

      The population of the Chicago Metropolitan Area is the third largest in the nation, behind New York and greater Los Angeles. The historical and projected population growth trends for the six primary counties in the Chicago Metropolitan area are summarized in Table A as follows:

================================================================================
                                     TABLE A
                            CHICAGO METROPOLITAN AREA
                     POPULATION STATISTICS - 1980 THRU 2006
--------------------------------------------------------------------------------
                                              Annual                     Annual
                                             % Change                   % Change
      County      1980           1996        1980-1996      2006       1996-2006
--------------------------------------------------------------------------------
Cook            5,254,000      5,136,800       -0.14%     5,086,800      -0.08%
Chicago         3,005,000      2,762,000       -0.53%           N/A         N/A
Suburban        2,249,000      2,374,800        0.34%           N/A         N/A
DuPage            659,000        857,800        1.66%       925,800       0.90%
Kane              278,000        353,300        1.51%       374,800       0.37%
Lake              440,000        570,600        1.64%       624,000       0.88%
McHenry           148,000        225,700        2.67%       273,600       1.27%
Will              324,000        415,800        1.57%       499,600       1.21%

Total           7,103,000      7,560,000        0.39%     7,784,600       0.25%
--------------------------------------------------------------------------------
Source: Woods & Poole Economics, Inc.
================================================================================

================================================================================


                                       8
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               Regional Analysis
================================================================================

      As summarized in Table A, the City of Chicago had an estimated population of 2.762 million in 1996, a decrease of 243,000 residents since 1980, when the population was estimated at approximately 3.005 million people. However, the decline in urban population since 1980 was more than offset by a significant growth in the suburban population.

      The population shift from the city to the suburbs becomes evident when one looks at the county population as a percentage of the total population. These figures, as well as projections for the year 2006, are presented below in Table B as follows:

          ==========================================================
                                   TABLE B
                   POPULATION AS A PERCENTAGE OF THE TOTAL
          ----------------------------------------------------------
                   County              1980       1996     2006(1)
          ----------------------------------------------------------
          Cook:                        74.0%     68.0%      65.8%
            Chicago                    42.3%     36.5%        --
            Suburbs                    31.6%     31.4%        --
          DuPage                        9.3%     11.4%      12.1%
          Kane                          3.9%      4.7%       4.7%
          Lake                          6.2%      7.6%       8.0%
          McHenry                       2.1%      3.0%       3.3%
          Will                          4.6%      5.5%       6.1%
          ----------------------------------------------------------
          (1) Projected
          ==========================================================

      The preceding table shows a steady migration from the city toward the suburbs. The collar counties of DuPage, Kane, Lake, McHenry, and Will increased their share of the regional population from 26.1 percent in 1980 to 32.2 percent in 1996. Their share of the population is expected to further increase to 34.2 percent by the year 2006. The population shift from the city to suburban areas, is common among most major cities located throughout the Great Lakes and Northeastern regions, and is expected to continue for the foreseeable future.

Transportation

Air Transportation

      Chicago is one of the primary transportation hubs in the United States. O'Hare International Airport is the busiest in the world, handling approximately
67.25 million passengers in 1995. The substantial increase in air traffic is attributed to several factors, which include the deregulation of the airline industry, the establishment of regional "hubs" by major airlines, and the economic expansion into global markets. United Airlines rebuilt their terminal in 1987 at a cost of $500 million; American Airlines also expanded and upgraded their facility in 1990, the $329 million project was intended to provide more space for airline operations and to provide greater convenience and comfort for their passengers. Finally,

================================================================================


                                       9
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               Regional Analysis
================================================================================

the 1.1 million square foot International Terminal at O'Hare was completed in 1992. The new terminal increased international passenger travel from 6.76 million in 1993 to 9.89 million in 1995, or 15.0 percent.

      Midway Airport, located in the southwest portion of the city, serves as a secondary airport in the Chicago metropolitan area and has become an increasingly popular alternative to O'Hare International Airport. Major commercial airlines serving Midway Airport include: America West, American Trans Air, Continental, Northwest and Southwest.

Ground Transportation

      Several major expressways and interstate highways pass through the Chicago area. Interstate 88 and 290 are the main routes to cities along the East-West corridor. Interstate 55 provides access to the southwestern cities. Cities to the north and northwest are accessed via Interstates 90 and 94; and finally, north-south travel between the western suburbs is facilitated by Interstate 294 and 355. In total, the Chicago area has over 630 miles of expressways. Within the metropolitan area, commuter transportation is facilitated by rail lines, rapid transit systems, bus lines and expressway systems.

Employment

      The Chicago economy, like most major metropolitan areas, began as a manufacturing center. However, today the Chicago economic growth is no longer primarily based on the manufacturing sector, but is distributed among wholesale and retail trade, health care, education, and financial services. Table C, on the following page, summarizes the diversity of employment for the eleven county Consolidated Metropolitan Statistical Area.

================================================================================


                                       10
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               Regional Analysis
================================================================================

=========================================================================================
                                        TABLE C
              CHICAGO METROPOLITAN AREA EMPLOYMENT STATISTICS: 1996 - 2006
=========================================================================================
                         1996        Percent       2006        Percent   Compound Growth
  Industry Group      Employment    of Total    Employment    Of Total      1996-2006
-----------------------------------------------------------------------------------------
Mining/Agriculture       40,160        0.8%         47,710       0.9%           1.74%
Manufacturing           728,980       14.5%        701,260      13.1%          -0.39%
Construction            236,610        4.7%        244,450       4.6%           0.33%
TCU (1)                 285,860        5.7%        307,410       5.7%           0.73%
Trade                 1,106,870       22.0%      1,162,370      21.7%           0.49%
FIRE                    468,730        9.3%        532,870      10.0%           1.29%
Services              1,592,010       31.7%      1,803,700      33.7%           1.26%
Government              558,340       11.1%        545,920      10.1%          -0.22%
-----------------------------------------------------------------------------------------
Total                 5,030,540     100.00%      5,357,150     100.0%           0.63%
-----------------------------------------------------------------------------------------
Source: Woods & Poole Economics, Inc.
(1) Transportation, Communications & Utilities
=========================================================================================

      The local employment picture is expected to follow historical trends as the Chicago MSA enters the next decade. The service sector will continue to lead employment, the manufacturing sector will shrink and overall job growth will remain steady. Employment increases in the communications sector are considered a sure bet; however, expected utility deregulation will dampen long-term growth prospects for this industry. According to Woods & Poole, the services and FIRE industries should continue to lead employment growth during the next ten years. These projections are supported by the steady increase in the number of area small businesses, the contribution of local universities and MSA's ability to capitalize on increased international trade.

      In 1996, the number of jobs in Cook County accounted for 62.8 percent of total employment for the eleven county area. Similar to the population trends previously discussed, the collar counties are also projected to increase their share of total employment. This distribution is summarized in Table D on the following page:

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                                                               Regional Analysis
================================================================================

    =======================================================================
                                     TABLE D
                            CHICAGO METROPOLITAN AREA
                       EMPLOYMENT STATISTICS: 1996 - 2006
    =======================================================================
                                            1996                  2006
            Industry Group               Employment            Employment
    -----------------------------------------------------------------------
    Cook County                             62.8%                59.8%
    DuPage County                           12.3%                13.5%
    Kane County                              3.7%                 3.8%
    Lake County                              6.3%                 7.3%
    McHenry County                           2.0%                 2.2%
    Will County                              3.0%                 3.2%
    Other Counties                           9.9%                10.1%
    -----------------------------------------------------------------------
       Total(1)                              100%                 100%
    -----------------------------------------------------------------------
    Source: Woods & Poole
    (1) For the 11-county CSMA
    =======================================================================

      Chicago is a leading corporate headquarters location. A number of Fortune 500 firms are headquartered in the Chicago area. Many other firms also have regional headquarters in the Chicago area. Among the largest firms headquartered in Chicago are: Sears, Roebuck & Company, Amoco, Sara Lee, United Airlines, and Motorola. The presence of a large number of corporate headquarters in the area is indicative of the strength of the local support network and general business climate.

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                                                               Regional Analysis
================================================================================

================================================================================
                                    EXHIBIT A
                 METROPOLITAN CHICAGO'S LARGEST PUBLIC COMPANIES
                             RANKED BY 1995 REVENUES
--------------------------------------------------------------------------------
                                                        Net           Number of
                                                      Revenues        Employees
               Name                 City            1995 (000's)        1995
--------------------------------------------------------------------------------
Sears Roebuck & Co.           Hoffman Estates        $34,925.0         359,700
--------------------------------------------------------------------------------
Amoco Corp.                       Chicago            $27,066.0          42,689
--------------------------------------------------------------------------------
Motorola Inc.                    Schaumburg          $27,037.0         142,000
--------------------------------------------------------------------------------
Allstate Corp.                   Northbrook          $22,793.3         44,3000
--------------------------------------------------------------------------------
Sara Lee Corp.                    Chicago            $17,719.0         149,100
--------------------------------------------------------------------------------
Caterpillar, Inc.                  Peoria            $16,072.0          54,352
--------------------------------------------------------------------------------
UAL Corp.                    Elk Grove Township      $14,943.0          77,900
--------------------------------------------------------------------------------
CNA Financial Corp.               Chicago            $14,699.7          15,600
--------------------------------------------------------------------------------
Ameritech Corp.                   Chicago            $13,427.8          65,345
--------------------------------------------------------------------------------
Archer Daniels Midland Co.        Decatur            $12,671.8          14,833
--------------------------------------------------------------------------------
Walgreen Co.                     Deerfield           $10,395.0          68,800
--------------------------------------------------------------------------------
Deere & Co.                        Moline            $10,291.0          33,375
--------------------------------------------------------------------------------
WMX Technologies, Inc.           Oak Brook           $10,247.6          74,400
--------------------------------------------------------------------------------
Abbott Laboratories             Abbott Park          $10,012.1          50,241
--------------------------------------------------------------------------------
McDonald's Corp.                 Oak Brook            $9,794.5         183,000
================================================================================

================================================================================
                METROPOLITAN CHICAGO'S LARGEST PRIVATE COMPANIES
                             RANKED BY 1995 REVENUES
--------------------------------------------------------------------------------
                   Name                     Net Revenues 1995       Number of
                                                 (000's)         Employees 1995
--------------------------------------------------------------------------------
Montgomery Ward Holding Co.                     $7,085.0              54,800
--------------------------------------------------------------------------------
Marmon Group                                    $6,000.0              28,000
--------------------------------------------------------------------------------
Alliant Foodservice, Inc.                       $4,225.7               9,000
--------------------------------------------------------------------------------
Topco Associates, Inc.                          $3,700.0                 402
--------------------------------------------------------------------------------
Kemper National Insurance Cos.                  $3,400.0               8,837
--------------------------------------------------------------------------------
Hyatt Hotels Corp.                              $2,700.0              40,000
--------------------------------------------------------------------------------
Ace Hardware Corp.                              $2,440.0               3,929
--------------------------------------------------------------------------------
Cotter & Company                                $2,437.0               4,195
--------------------------------------------------------------------------------
Budget Rent a Car Corp.                         $2,430.0              24,000
--------------------------------------------------------------------------------
OSI Industries, Inc.                            $2,000.0                 575
================================================================================

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                                                               Regional Analysis
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      Chicago's top five public company employers in 1995 were the Sears,
Roebuck & Company, McDonald's Corporation, Sara Lee Corporation, Motorola, Inc., and UAL Corporation. A list of the largest public and private companies, by 1995 revenues, is presented in Exhibit A on the facing page.

      Chicago is also a world leader in the trading of commodities, stock options, currency and interest rate futures. The City has four major financial exchanges including the Chicago Board of Trade, the Chicago Board Options Exchange, the Chicago Mercantile Exchange and the Midwest Stock Exchange. Eighty percent of the world's commodities are traded through three of Chicago's exchanges.

Unemployment

      The average annual unemployment rates for the six-county metropolitan area are summarized below in Table E. From 1988 to 1993, Cook, Kane, and Will County had unemployment rates higher than the national average, while DuPage and Lake County were consistently lower. Only McHenry County had unemployment rates similar to the national average during that time period. Since Year-End 1994, unemployment rates in the six-county metropolitan area have generally been below the average for the nation.

==============================================================================================
                                           TABLE E
                              ANNUAL AVERAGE UNEMPLOYMENT RATE
                            SIX-COUNTY CHICAGO METROPOLITAN AREA
==============================================================================================
              Cook      DuPage      Kane      Lake     McHenry      Will                U.S.
   Year      County     County     County    County     County     County    Illinois   Avg.
----------------------------------------------------------------------------------------------
   1988       6.7%       3.8%       5.4%      4.3%       4.8%       7.3%       6.8%     5.5%
   1988       5.9%       3.3%       5.5%      3.9%       4.5%       6.3%       6.0%     5.3%
   1990       6.3%       3.6%       5.9%      3.9%       5.3%       6.4%       6.2%     5.5%
   1991       7.2%       4.8%       7.5%      4.6%       7.1%       7.4%       7.1%     6.7%
   1992       7.8%       5.1%       8.0%      4.8%       6.6%       7.8%       7.5%     7.4%
   1993       7.8%       5.1%       7.6%      4.9%       6.4%       7.4%       7.4%     6.4%
   1994       4.2%       2.8%       4.6%      3.8%       3.9%       4.8%       4.2%     5.1%
   1995       5.5%       3.4%       5.0%      4.0%       4.1%       5.3%       5.2%     5.6%
   1996       5.5%       3.4%       4.9%      4.0%       4.0%       5.2%       5.3%     5.4%
   1997(1)    4.6%       2.6%       3.4%      2.8%       2.7%       3.7%       4.2%     4.7%
==============================================================================================
Source: Illinois Department of Employment Security
(1) As of September, 1997
==============================================================================================

      After three years of relatively high unemployment rates throughout the Chicago Metropolitan Area, the labor market improved significantly during 1994. According to Crain's Chicago Business, economic recovery in the Chicago area is expected to be stronger than other areas of the country, largely due to the strong export of capital goods.

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                                                               Regional Analysis
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Tourism

      Chicago has long been a destination for tourists. The potential for additions to the number of visitors coming to the Chicago area on an annual basis has been enhanced of late, as the possibility of riverboat gambling to the City of Chicago area continues to be explored. Navy Pier and North Pier, located in the southern portion of the North Michigan Avenue Corridor, offer a variety of cultural and maritime events during the summer months. Additional tourist attractions in the Chicago Metropolitan Area include the Six Flags Great America Amusement Park, Sears Tower, the John Hancock Building, which is currently renovating their skydeck, Shedd Aquarium, Museum of Science and Industry, the Adler Planetarium, the Art Institute, Michigan Avenue and the lakefront.

      State Street, the historic shopping street where no automobiles have been allowed for years, was recently renovated. State Street is home to the flagship Marshall Fields store, as well as many other large and small retailers. The Chicago Transportation Department spent $30.0 million to renovate the street and open it to auto traffic. In an effort to preserve sidewalk space and encourage pedestrian traffic, the street width was maintained at 16 feet. Automobile traffic will be limited, with turn lanes at various intersections to enable drivers to turn onto cross streets.

Summary

      In summary, Chicago's status as a world class city is due to a variety of inherent strengths, including: its excellent transportation system, central geographic location, well educated work force, commodities and futures exchanges, and its numerous cultural, educational and recreational amenities. In addition, the municipality of the City of Chicago is generally healthy financially, and the administration under Mayor Richard M. Daley, Jr. is considered helpful toward business and development. Because of these factors, the area ranked 11th among all metropolitan areas in terms of business climate, according to a recent survey of chief executives across the nation. This same survey, conducted by Cushman & Wakefield, Inc., also found that the Chicago area "is still tops on access to markets and raw materials, and has improved its rank position on the cost and availability of industrial labor, quality of life for employees, government climate, and the cost and availability of both office space and industrial sites with existing uses."

      Although the Chicago area will continue to be subject to national economic trends and conditions, the diversity of the local economy will insulate the area from volatile economic swings. Overall, the Chicago area is expected to continue its trend of economic growth. The continuation of Chicago's healthy business climate, as well as its economic stability, should ensure a favorable environment for real estate development and investment over the long-term.

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

                                NEIGHBORHOOD MAP

                                 [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

      The subject property is located along Old Porter Road, west of SR 149, in Portage, Porter County, Indiana. The subject property is directly accessible via Salt Creek Road, which runs through the subject property. The City of Portage is located in the northeastern portion of Indiana, approximately 40 miles east of the City of Chicago. The subject's neighborhood is roughly defined as U.S. Highway 12 to the north, Interstate 80/90 to the south, the Lake County border to the east, and SR 149 to the west. Development in the immediate neighborhood of the subject property consists of single-family residential housing, service oriented commercial development, and industrial development.

      Regional access to the subject property is excellent via SR 149, which intersects with Old Porter Road. State Road 149 provides access to U.S. Highway 20 (Melton Highway), which provides access to Interstate 94. Major thoroughfares in the immediate neighborhood of the subject property provide excellent neighborhood access to the subject property. Major thoroughfares in the subject's immediate neighborhood include: Old Porter Road, Portage Avenue, Central Avenue, McCool Road, and U.S. Highway 20.

      Development in the immediate neighborhood of the subject property consists of single family residential, service oriented commercial development and industrial development. Service oriented commercial development consists of gas stations, convenience stores, and automobile repair shops. Industrial operation of the following companies are located in the neighborhood of the subject property: Steel Cities Steel, Custom Packing and Seals, Process Technology, Inc., and Brown Warehousing, Inc.

      The 1994 estimated population of Portage, the most recent statistic on file with the Portage Chamber of Commerce, is 31,400. The 1994 estimated population of Porter County is 134,972. The 1990 median household income in Portage was $33,118.

      The total estimated labor force in Portage is 74,050. The majority of the labor force in Portage is employed in the manufacturing industry. The largest area employers in the Portage area are presented in the table on the following page.

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                                                           Neighborhood Analysis
================================================================================

================================================================================
                         MAJOR EMPLOYERS IN PORTAGE AREA
--------------------------------------------------------------------------------
         COMPANY                        PRODUCT              NUMBER OF EMPLOYEES
--------------------------------------------------------------------------------
National Steel Company         Cold/Hot-Rolled & Galvanized        1,650
                               Steel, Tin Mill
--------------------------------------------------------------------------------
Levy Company                   Sand, Gravel & Slag                   325
--------------------------------------------------------------------------------
Jefferson Smurfit Corporation  Packaging & Distribution              170
--------------------------------------------------------------------------------
Beta Steel Corporation         Steel Mill                            170
--------------------------------------------------------------------------------
Steel Technologies, Inc.       Steel Processing                      150
--------------------------------------------------------------------------------
Source: Portage Chamber of Commerce
================================================================================

      The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good. Steady growth in population is anticipated.

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                                                                 MARKET ANALYSIS
================================================================================

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=========================================================================================
1997             Firm Name                State      No. of Sites      No. of Communities
Rank                                                 Owned/Managed       Owned/Managed
-----------------------------------------------------------------------------------------
 1      Sun Communities                  Michigan      30,295/0               84/0
-----------------------------------------------------------------------------------------
 2      ROC Communities                  Colorado    22,441/7,167            77/36
-----------------------------------------------------------------------------------------
 3      Manufactured Home Communities    Illinois     27,349/838              69/3
-----------------------------------------------------------------------------------------
 4      Ellenburg Capital                 Florida      25,173/0               63/0
-----------------------------------------------------------------------------------------
 5      Lautrec Ltd.                     Michigan      22,652/0               58/0
-----------------------------------------------------------------------------------------
 6      Chateau Properties               Michigan      20,003/0               47/0
-----------------------------------------------------------------------------------------
 7      Clayton Homes                    Tennessee     18,000/0               66/0
-----------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood  California     16,946/0               44/0
-----------------------------------------------------------------------------------------
 9      UNIPROP                          Michigan      14,931/0               40/0
-----------------------------------------------------------------------------------------
 10     The Bloch Organization           Michigan      14,379/0               37/0
=========================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing

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                                                                 Market Analysis
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steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                                                 Market Analysis
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      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
Year      ROC        MHC      Chateau     Sun     United      Total      Annual
                                                                         Growth
--------------------------------------------------------------------------------
1996     29,608     28,187    20,003     30,295    5,234     113,327      17.0%
--------------------------------------------------------------------------------
1995     27,910     26,237    19,594     18,000    4,850      96,591       9.0%
--------------------------------------------------------------------------------
1994     26,231     28,407    15,689     13,500    4,623      88,450      37.8%
--------------------------------------------------------------------------------
1993     20,142     14,700    15,261      9,036    5,050      64,189      17.8%
--------------------------------------------------------------------------------
1992     18,745     12,873    10,032      7,600    5,200      54,450       N/A
--------------------------------------------------------------------------------
1991      9,030     13,079     9,759       N/R      N/R         N/A        N/A
--------------------------------------------------------------------------------
N/R = No report                  N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                                                 Market Analysis
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      The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

==========================================================================================
                                    REIT MARKET UPDATE
------------------------------------------------------------------------------------------
Company Symbol    Price        Current      52 Week       52 Week      Annual   12 Mth Tot
                (9/19/97)       Yield         High          Low       Dividend      Rtn
------------------------------------------------------------------------------------------
CPJ              $29.688        5.8%        $31.125       $22.250       1.72       26.6%
------------------------------------------------------------------------------------------
MHC              $25.625        5.2%        $26.428       $18.875       1.32       30.7%
------------------------------------------------------------------------------------------
SUI              $37.428        5.0%        $ 38.00       $27.750       1.88       31.8%
------------------------------------------------------------------------------------------
UMH              $11.625        6.0%        $13.625       $10.875       0.70       -1.7%
------------------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through
Sept 1997.
==========================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving

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                                                                 Market Analysis
================================================================================

down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;
      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,

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                                                                 Market Analysis
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      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.
      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In

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                                                                 Market Analysis
================================================================================

      addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

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                                                                 Market Analysis
================================================================================

Competition

      We have surveyed six manufactured housing communities located within the subject's primary market, including the subject property's 380 sites, containing a total of 2,248 sites. The combined occupancy rate of these six manufactured housing communities, including the subject property, is above 99.0 percent. Excluding the subject property in our survey, the combined occupancy rate is also above 99.0 percent, based on 1,868 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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
===========================================================================================================================
                                    SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
---------------------------------------------------------------------------------------------------------------------------
                                        Number                      Age
                                       Of Sites                     ---
                                       --------                   Condition                    Services       Date Of
 Comp.          Name                   Occupancy                  ---------      Monthly       Provided     Last Rental
  No.         Location                   Level     Amenities    Park Rating(1)    Rent          in Rent      Increase
---------------------------------------------------------------------------------------------------------------------------
    R-1    Ingram Manor                   390     Clubhouse         1981        $203.45/Mo.     Water        March, 1997
           3801 County Line Road          ----                      ----                        Sewer
           Portage, Indiana               100%                      Good                        Refuse
                                                                    ----
                                                                     4*
---------------------------------------------------------------------------------------------------------------------------
    R-2    Camelot Estates & Manor        705     Clubhouse        1960's       $289.00/Mo.     Refuse      January, 1997
           U.S. Hwy 6 and                 ---        Pool          ------
           County Line Road               99%     Playground        Good
           Portage, Indiana                        Storage          ----
                                                                     5*
---------------------------------------------------------------------------------------------------------------------------
    R-3    Williamsburg Manor             228     Clubhouse         1973        $267.00/Mo.     Refuse      January, 1997
           2257 Montdale Road             ---      Laundry          ----            To        Basic Cable
           Valparaiso, Indiana            99%     Basketball        Good        $280.00/Mo.
                                                   Storage          ----
                                                                     5*
---------------------------------------------------------------------------------------------------------------------------
    R-4    Pleasant Valley                325        Pool           1971        $242.00/Mo.     Water       January, 1997
           2999 McCool Road               ----     Storage          ----                        Sewer
           Portage, Indiana               100%                      Good                        Refuse
                                                                    ----
                                                                     4*
---------------------------------------------------------------------------------------------------------------------------
    R-5    Liberty Farm                   220      Storage         1960's       $253.00/Mo.     Water       October, 1997
           76 East Hwy 6                  ---     Playground       ------           To          Sewer
           Valparaiso, Indiana            99%                       Good        $268.00/Mo.     Refuse
                                                                    ----
                                                                     4*
---------------------------------------------------------------------------------------------------------------------------
  Subject  Oak Tree Village               380     Clubhouse         1969        $251.00/Mo.     Water         May, 1997
           254 Sandalwood Avenue          ---        Pool           ----            To          Sewer
           Portage, Indiana               99%     Basketball        Good        $266.00/Mo.     Refuse
                                                  Playground        ----
                                                   Storage           4*
---------------------------------------------------------------------------------------------------------------------------
(1) Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
===========================================================================================================================

========================================================
 SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
--------------------------------------------------------
                                           3-Year
                                          Average
 Comp.          Name                   Annual Rental
  No.         Location                    Increase
--------------------------------------------------------
    R-1     Ingram Manor                $10.00/Mo.
            3801 County Line Road
            Portage, Indiana
--------------------------------------------------------
    R-2     Camelot Estates & Manor     $22.00/Mo.
            U.S. Hwy 6 and
            County Line Road
            Portage, Indiana
--------------------------------------------------------
    R-3     Williamsburg Manor          $10.00/Mo.
            2257 Montdale Road
            Valparaiso, Indiana
--------------------------------------------------------
    R-4     Pleasant Valley             $10.00/Mo.
            2999 McCool Road
            Portage, Indiana
--------------------------------------------------------
    R-5     Liberty Farm                $12.00/Mo.
            76 East Hwy 6
            Valparaiso, Indiana
--------------------------------------------------------
  Subject   Oak Tree Village            $10.00/Mo.
            254 Sandalwood Avenue
            Portage, Indiana
========================================================

                       COMPETING MANUFACTURED HOUSING MAP

                                 [MAP OMITTED]

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                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $203.45 to $289.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates within the market range, or $251.00 to $266.00 per site. The last rental rate increase at the subject property was as of May 1, 1997. The subject property includes 39 duplex homes and one manufactured home, which are available for rent at the subject property, with rents ranging from $410.00 to $600.00 per month.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Ingram Manor, is located at 3801 County Line Road, in Portage, Indiana. This comparable property contains 390 sites, and is
      100.0 percent occupied. Ingram Manor was developed in 1981, and is in overall good condition. Ingram Manor includes a clubhouse as an amenity. Over the last three years, the average annual rental rate increase was approximately $10.00 per month. The monthly rental rate is $203.45, with water, sewer, and refuse included in the monthly rental payment.

      Comparable R-2, Camelot Manor and Camelot Estates, are located at U.S. Highway 6 and County Line Road, in Portage, Indiana. Camelot Manor and Estates are operated in conjunction, and contain 705 sites. The overall occupancy rate for both parks is 99 percent. Camelot Manor and Camelot Estates were developed in the 1960's, and are in overall good condition. Amenities include a clubhouse, pool, playground and storage. Over the last three years, the average annual rental rate increase was $22.00 per month. The monthly rental rate is $289.00, with refuse service included in the monthly rental payment.

      Comparable R-3, Williamsburg Manor, is located at 2257 Montdale Road, in Valparaiso, Indiana. Williamsburg Manor contains 228 sites, and is 99 percent occupied. Williamsburg Manor was developed in 1973, and is in overall good condition. Amenities include a clubhouse, laundry facilities, basketball courts and storage area. Over the last three years, the average annual rental rate increase was approximately $10.00 per month. Monthly rental rates range from $267.00 to $280.00 per month, with refuse and basic cable service included in the monthly rental payment.

      Comparable R-4, Pleasant Valley, is located at 2999 McCool Road, in Portage, Indiana. Pleasant Valley contains 325 sites, and is 100.0 percent occupied. Pleasant Valley was developed in 1971, and is in overall good condition. Amenities include a pool and storage area. Over the last three years, the average annual rental rate increase was $10.00 per month. The monthly rental rate is $242.00, with water, sewer, and refuse service included in the monthly rental payment.

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                                                                 Market Analysis
================================================================================

      Comparable R-5, Liberty Farm, is located at 76 East Highway 6, in Valparaiso, Indiana. Liberty Farm contains 220 sites, and is 99 percent occupied. Liberty Farm was developed in the 1960's, and is in overall good condition. Amenities include a playground and storage area. Over the last three years, the average annual rental rate increase was $12.00 per month. The monthly rental rates range from $253.00 to $268.00, with water, sewer, and refuse included in monthly rental payment.

      In our opinion, and based on conversations with the on-site manager, properties R-3 R-4, and R-5 compete most favorably with the subject property, with the monthly rental rates ranging from $242.00 to $280.00 per month per site. The subject property is currently quoting monthly rental rates ranging from $251.00 to $266.00 per site, which is within the range of rental rates of our more comparable competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed a limited number of recent sales of manufactured housing communities in the immediate area. In addition, the sales discovered were not very comparable to the subject property, as all parks contained limited amenities. Nevertheless, we have presented sales of manufactured housing communities in and beyond the region of the subject property, but all located in the northern portion of Indiana. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Redwood Estates, is located at 10324 Old Leo Road, in Fort Wayne, Indiana. This property contains 76 sites and is operated in conjunction with Apple Valley (I-2). The property was in average condition at the time of sale and was developed in the 1960's. There are minimal amenities at Redwood Estates. The property was purchased for $800,000, which equates to $10,256 per site.

      Comparable Sale I-2, Apple Valley, is located at 10326 Old Leo Road. This property contains 106 sites and is operated in conjunction with Redwood Estates (I-1). The property was in average condition at the time of sale and was developed in the late 1980's. There are minimal amenities at Apple Valley. The property was purchased for $1,400,000, which equates to $13,208 per site.

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
=========================================================================================================================
                                     SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-------------------------------------------------------------------------------------------------------------------------

                                                                                     Sales Price
                                                                                      Per Site
                                        Sales Date       Land Area      Density       --------                    EGIM
 Comp.     Name                         ----------       ---------      --------      Occupancy                   ----
  No.    Location                       Sales Price      No. Sites      Condition      At Sale      $NOI/Site     OAR
-------------------------------------------------------------------------------------------------------------------------
 I-1     Redwood Estates                  7/95              N/A            N/A         $10,256       $1,079      6.30x(2)
         10324 Old Leo Road               ----              ---            ---         -------                   -----
         Fort Wayne, Indiana             $800,000           78           Average         N/A                     10.52%
-------------------------------------------------------------------------------------------------------------------------
 I-2     Apple Valley                     7/95              N/A            N/A         $13,208       $1,913      5.30x(2)
         10326 Old Leo Road               ----              ---            ---         -------                   -----
         Fort Wayne, Indiana            $1,400,000          106          Average        N/A%                     10.27%
-------------------------------------------------------------------------------------------------------------------------
 I-3     Meadowview Mobile Home Park      12/95             N/A            N/A         $15,774       $1,774      4.24x
         807 Greenfield lane              ----              ---            ---         -------                   -----
         Portage Township, Indiana      $2,650,000          168           Fair           N/A                     11.25%
-------------------------------------------------------------------------------------------------------------------------
 I-4     Burns Harbor Estates             1/93             42.00          5.43         $16,228       $1,760      5.43
         932 North, 150 West              ----             -----          ----         -------                   ----
         Chesterton, Indiana            $3,700,000          228           Good           97%                     10.85%
-------------------------------------------------------------------------------------------------------------------------
Subject  Oak Tree Village                 - - -            78.33          4.85          - - -        $3,019(1)    N/A
         254 Sandalwood Avenue                             -----          ----
         Portage, Indiana                                   380           Good           99%
-------------------------------------------------------------------------------------------------------------------------
(1) 1997 Trailing 12 months.
(2) Figures based on Gross Income.
=========================================================================================================================

=====================================================================================================
                            SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-----------------------------------------------------------------------------------------------------
                                           $EGI/Site
                                           ---------
                                         $Expense/Site
                                         -------------
 Comp.     Name                          Expense Ratio   Comparability to
  No.    Location                          % Of EGI       to the Subject            Comments
------------------------------------------------------------------------------------------------------
 I-1     Redwood Estates                   $1,627(2)         Inferior        Developed in the 1960's;
         10324 Old Leo Road                --------                          Good condition; Minimal
         Fort Wayne, Indiana                 $599                                   amenities.
                                             ----
                                            36.80%
------------------------------------------------------------------------------------------------------
 I-2     Apple Valley                      $1,763(2)         Inferior       Developed in late 1980's;
         10326 Old Leo Road                --------                          Good condition; Minimal
         Fort Wayne, Indiana                 $446                                   amenities.
                                             ----
                                            25.30%
------------------------------------------------------------------------------------------------------
 I-3     Meadowview Mobile Home Park        $3,720           Inferior         Developed in the early
         807 Greenfield lane                ------                                   1970's;
         Portage Township, Indiana          $1,946                           Fair condition; Minimal
                                            ------                                 amenities.
                                            52.32%

------------------------------------------------------------------------------------------------------
 I-4     Burns Harbor Estates               $2,514           Inferior        Developed in the 1970's;
         932 North, 150 West                ------                              Good condition; No
         Chesterton, Indiana                 $754                                   amenities.
                                             ----
                                            30.00%
------------------------------------------------------------------------------------------------------
Subject  Oak Tree Village                   $3,073           Subject         Developed in phases 1969
         254 Sandalwood Avenue              ------           Property        to 1989; Good condition;
         Portage, Indiana                   $1,250                              Amenities include:
                                            ------                               Clubhouse, pool,
                                            40.69%                              basketball courts,
                                                                             playground, and storage
                                                                                      area.
------------------------------------------------------------------------------------------------------
(1) 1997 Trailing 12 months.
(2) Figures based on Gross Income.
======================================================================================================

                                                                 Market Analysis
================================================================================

      Comparable Sale I-3, Meadowview Mobile Home Park, is located at 807 Greenfield Lane, in Portage Township, Indiana. This property contains 168 sites. The property was in fair condition at the time of sale and was developed in the early 1970's. There are minimal amenities at Meadowview Mobile Home Park. The property was purchased for $2,650,000, which equates to $15,774 per site.

      Comparable Sale I-4, Burns Harbor Estates, is located at 932 North, 150 West, in Chesteron, Indiana. This property contains 228 sites, situated on
      42.0 acres of land area. The park was in good condition at the time of sale and was developed in approximately the 1970's. Burns Harbor Estates contains no amenities. The property was 97.0 percent occupied at the time of sale. The property was purchased for $3,700,000, which equates to $16,228 per site.

        It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 66,280 and 175,320, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 68,149 and 177,335, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 24,689 and 64,750, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 25,985 and 67,032, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $53,915 and $55,365, respectively, and are expected to increase to $66,676 and $70,637, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $43,171 and $41,379, respectively, and are expected to increase to $50,295 and $48,846, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997, are $20,035 and $20,473, respectively, and are expected to increase to $25,392 and $26,672, respectively, by the year 2002.

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                                                                 Market Analysis
================================================================================

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS. For additional demographic information, please refer to the NDS summary report in the Addenda of this report.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 25.30 to 52.32 percent of gross income/effective gross income levels, and $446 to $1,946 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 40.69 percent of effective gross income and $1,250 on a per site basis. Operating expenses appear to be within the range of comparable properties on both a per site basis as well as on a percentage of effective gross income.

Market Supply and Demand

      There are a total of five competing manufactured housing communities located within the subject's market, which total 1,868 sites, with a corresponding average occupancy rate of above 99.0 percent. No specific absorption statistics were available, since the subject's competing parks have historically reported occupancy rates at, or above 95.0 percent. The occupancy rate at the subject property, based on conversations with management, has historically been consistent with competing parks, and is currently 99.21 percent. We believe the current occupancy rate of the subject property is stabilized, and is within the range of the occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained high occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $203.45 to $289.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate within the range of competing parks, or at $251.00 to $266.00 per site, which we believe is market-orientated.

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                                                                 Market Analysis
================================================================================

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $10,256 to $16,228 per site, with corresponding overall rates ranging from 10.27 to 11.25 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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

                                    SITE PLAN

                                [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located along the south side of Old Porter Road, west of SR 149. The subject site is irregular in shape and contains approximately
78.33 acres, or 3,411,875 square feet of land area. Topographically, the site is basically level and at street grade.

      Sewer service is provided by the City of Portage. Water service is provided by Northfield Indiana Water Company. Electric and gas service is provided by NIPSCO. GTE Company provides telephone service.

      The subject property is accessible via Salt Creek Road, which intersects with Old Porter Road. Based on conversations with the City of Portage Engineering Department, the subject property according to FEMA, is partially located in Zone B, the 100 year flood plain and Zone C, areas with minimal flooding. The property manager has indicated that there have been no problems with flooding at the subject property. However, we recommend a qualified engineer to determine the existence of any flood hazard areas.

      Each developed site has a concrete driveway. According to the property manager, approximately 30 sites are developed with concrete pads with the remaining sites have concrete pillars. Some sites at the subject property can fit only single-wide manufactured homes. The property manager estimated that 50 to 60 percent of the sites can fit a double-wide home. The streets within the community have two-lanes. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was developed in phases between 1969 and 1989. The subject improvements consist of a 380-site manufactured housing community, with a clubhouse, pool, basketball court, playground, laundry facilities, and storage area.

      The clubhouse consists of open-space available for resident use, and a kitchen. The exterior of the one-story clubhouse is sandwich metal panels with a brick facade, and appeared to be in overall good condition at the time of inspection.

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                                                            Property Description
================================================================================

      Off-street parking is available for each resident. Site improvements within the park include: paved streets, concrete driveways, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

      Oak Tree Village is a functional manufactured housing community with good ingress and egress from Salt Creek Road, which intersects with Old Porter Road. Overall, the subject community appears to be well maintained and is in good condition. Oak Tree Village is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Four Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      The subject property is identified by tax parcel numbers 24-000000101 and 24-000000102. The State of Indiana is not a market value state, therefore, there is no relationship between the subject property's net taxable value and the market value.

      Real estate taxes in Porter County are assessed in arrears. Real estate taxes for 1996 were billed in November of 1997. The total amount of real estate taxes for 1996 for the subject property amounts to $42,497.36. The total amount of real estate taxes for 1996 equates to approximately $111.84 per site.

Zoning

      According to zoning officials of the City of Portage, the subject property is currently zoned MH, Mobile Home District. Based on conversations with zoning officials the City of Portage, the subject property is a legal and conforming use in the MH, Mobile Home District.

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                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Oak Tree Village, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $203.45 to $289.00;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate ranging from $251.00 to $266.00 per site, which is within the range of competing parks, and appears to be market-oriented;

      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $10,256 to $16,228, with corresponding overall rates ranging from 10.27 to
            11.25 percent;

      o Operating expenses are within industry standards for a park located in the midwest region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o The population profile of the subject property is approximately 65 percent retired adults, and 35 percent working adults.

      o The current occupancy rate at the subject property of about 99.0 percent is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Four Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Four Star Park, presented in the National Overview section of this report.

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Oak Tree Village will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

================================================================================


                                       38
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

================================================================================


                                       39
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

================================================================================


                                       40
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Jennifer L. Estrella inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


/s/ Michael J. Schaeffer   /s/ Jennifer L. Estrella  /s/ Stanley R. Dennis, Jr.

Michael J. Schaeffer       Jennifer L. Estrella      Stanley R. Dennis, Jr., MAI
Director                   Associate Appraiser       Director, Manager

================================================================================


                                       41
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================


                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS


================================================================================

================================================================================


                                 POP-FACT SHEETS


================================================================================

Tue Nov 25, 1997                                                          Page 1
                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

SALT CREEK RD & OLD PORTER RD
PORTAGE, IN                                      COORD:   41:35.85      87:08.34
--------------------------------------------------------------------------------
                                                         5.00 MILE    10.00 MILE
DESCRIPTION                                                 RADIUS        RADIUS
--------------------------------------------------------------------------------

POPULATION
      2002 PROJECTION                                      68,149       177,335
      1997 ESTIMATE                                        66,280       175,320
      1990 CENSUS                                          59,956       165,909
      1980 CENSUS                                          55,851       171,343
      GROWTH 1980 - 1990                                     7.35%       -3.17%

HOUSEHOLDS
      2002 PROJECTION                                      25,985        67,032
      1997 ESTIMATE                                        24,689        64,750
      1990 CENSUS                                          21,380        59,149
      1980 CENSUS                                          18,506        56,841
      GROWTH 1980 - 1990                                    15.53%         4.06%

1997 ESTIMATED POPULATION BY RACE                          66,280       175,320
      WHITE                                                 94.50%        82.68%
      BLACK                                                  3.85%        15.23%
      ASIAN & PACIFIC ISLANDER                               0.32%         0.46%
      OTHER RACES                                            1.34%         1.63%

1997 ESTIMATED POPULATION                                  66,280       175,320
      HISPANIC ORIGIN                                        4.95%         4.96%

OCCUPIED UNITS                                             21,380        59,149
      OWNER OCCUPIED                                        72.71%        71.49%
      RENTER OCCUPIED                                       27.29%        28.51%
      1990 AVERAGE PERSON PER HH                             2.79          2.77

1997 ESTIMATED HH BY INCOME                                24,689        64,750
      $150,000 +                                             2.94%         4.19%
      $100,000 TO $149,999                                   5.02%         4.22%
      $ 75,000 TO $ 99,999                                   8.00%         7.74%
      $ 50,000 TO $ 74,999                                  25.56%        24.07%
      $ 35,000 TO $ 49,999                                  18.61%        16.99%
      $ 25,000 TO $ 34,999                                  10.27%        10.76%
      $ 15,000 TO $ 24,999                                  13.63%        13.41%
      $  5,000 TO $ 14,999                                  13.00%        13.84%
      UNDER $ 5,000                                          2.96%         4.77%

1997 EST. AVERAGE HH INCOME                               $53,915       $55,365
1997 EST. MEDIAN HH INCOME                                $43,171       $41,379
1997 EST. PER CAPITA INCOME                               $20,035       $20,473

Tue Nov 25, 1997                                                          Page 1
                              CUSTOM SUMMARY REPORT
                        (POP 80-02, HH 80-02, INC 80-02)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

SALT CREEK RD & OLD PORTER RD
PORTAGE, IN                                      COORD:   41:35.85      87:08.34
--------------------------------------------------------------------------------
                                                         5.00 MILE    10.00 MILE
DESCRIPTION                                                 RADIUS        RADIUS
--------------------------------------------------------------------------------

POP_80: TOTAL                                               55,851       171,343
POP_90: TOTAL                                               59,956       165,909
POP_97: TOTAL (EST.)                                        66,280       175,320
POP_02: TOTAL (PROJ.)                                       68,149       177,335
HH_80: TOTAL                                                18,506        56,841
HH_90: TOTAL                                                21,380        59,149
HH_97: TOTAL (EST.)                                         24,689        64,750
HH_02: TOTAL (PROJ.)                                        25,985        67,032
INC_80: PER CAPITA (EST.)                                  $ 8,489      $  8,093
INC_90: PER CAPITA                                         $13,543      $ 13,748
INC_97: PER CAPITA (EST                                    $20,035      $ 20,473
INC_02: PER CAPITA (PROJ                                   $25,392      $ 26,672
HH_90_BY INCOME_89: MEDIAN                                 $34,612      $ 32,853
HH_97_BY INCOME: MEDIAN                                    $43,171      $ 41,379
HH_02_BY INCOME: MEDIAN                                    $50,295      $ 48,846
HH_80_BY INCOME_79: AVERAGE                                $25,620      $ 24,397
HH_90_BY INCOME_89: AVERAGE                                $38,069      $ 38,267
HH_97_BY INCOME: AVERAGE                                   $53,915      $ 55,365
HH_02_BY INCOME: AVERAGE                                   $66,676      $ 70,637

================================================================================


                                LEGAL DESCRIPTION


================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

PARCEL I:

That part of the Southwest 1/4 of Section 5, Township 36 North, Range 6 West of the Second Principal Meridian in Porter County, Indiana, lying South of the South right of way of the Michigan Central Railroad.

PARCEL II:

Easement for a right to access to Salt Creek Road, also known as County Road No. 375W, by way of easement granted in Document #92-28006, recorded November 17, 1992, in Deed Record 432, page 39, and described as follows:

A 60-foot wide right-of-way being 30 feet West and 30 feet East, as measured normal to the following described centerline:

Commencing at a point on the North and South centerline of the Southwest Quarter of Section 5, Township 36 North, Range 6 West of the Second Principal Meridian, Porter County, Indiana, which is 1336.28 feet South of the North line of said Southwest Quarter as measured along said centerline (said point being on the Northerly right-of-way line of the Consolidated Rail Corporation); thence South 00 degrees 14 minutes 00 seconds West along said North and South centerline,
103.74 feet to the Southerly right-of-way line of said railroad and thence terminating.

The intent being to provide a 60-foot full width right-of-way across the total 100-foot wide Consolidated Rail Corporation right-of-way.

                                END OF SCHEDULE A

--------------------------------------------------------------------------------

================================================================================


                          QUALIFICATIONS OF APPRAISERS


================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              JENNIFER L. ESTRELLA

Education

Master of Urban Planning, Economic Development Concentration University of Illinois at Urbana-Champaign, 1996

Bachelor of Business Administration, Finance Major
Loyola University Chicago, 1991

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

               Real Estate Financial Markets
               Urban Real Estate Valuation
               Real Estate and Urban Land Economics

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A    Fundamentals and Principles of Real Estate Appraisal
      Course I-B    Capitalization Theory and Techniques
      Course II-I   Case Studies in Real Estate Valuation
      Course II-2   Valuation Analysis and Report Writing
      Course II-3   Standards of Professional Practice
      Course IV     Litigation/Condemnation Valuation
      Course VI     Investment Analysis
      Course VIII   Residential Case Studies
      Course X      Market Analysis

      Seminar       Feasibility Analysis and Highest and Best Use
      Seminar       Discounted Cash Flow Analysis
      Seminar       Cash Equivalency
      Seminar       Subdivision Analysis
      Seminar       Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================


MARKET STUDY OF REAL PROPERTY

Windmill Village South
3000 North Tuttle Avenue
Sarasota County, Florida


================================================================================


As of December 4, 1997


Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

              [Letterhead Of Cushman & Wakefield Of Illinois, Inc.]

December 15, 1997

Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:     Market Study of Real Property
        Windmill Village South
        3000 North Tuttle Avenue
        Sarasota County, Florida 34234

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                  - 2 -                     December 15, 1997

      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Jennifer L. Estrella

Jennifer L. Estrella
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                      Windmill Village South

Location:                           3000 North Tuttle Avenue
                                    Sarasota County, Florida

Assessor's Parcel Number:           Based on information provided by the client,
                                    the subject property is identified by
                                    Assessor's Parcel Numbers 29060134 and
                                    30040001.

Date of Inspection:                 The property was inspected December 4, 1997.

Ownership:                          The subject property is legally entitled to
                                    Orangeland Vistas, an Illinois Corporation, and MHC Financing Limited Partnership, as beneficiary.

Land Area:                          Based on information provided by the
                                    property's legal plat of survey, the subject property contains approximately 61.29 acres of land area, or 2,669,792 square feet.

Zoning: Based on information provided by the Sarasota County Planning Department, the subject property is zoned RMH, Residential Mobile Home and RSF 3, Residential Single Family 3. The subject property is a legal and conforming use in the RMH, Residential Mobile Home District, but a legal and nonconforming use in the RSF 3, Residential Single Family 3 district.

Improvements
     Type:                          A manufactured housing community.

     Year Built:                    The subject property was originally
                                    developed in approximately 1980.

     Size: The subject property consists of a 306-site manufactured housing community.

     Condition:                     At the time of inspection, the subject
                                    property was in good condition.

Property Rating:                    Five Star manufactured home community.

Special Assumptions:                1. Information regarding the subject
                                    property, including its physical
                                    characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Summary of Salient Facts
================================================================================

                                    2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                    3. Our market and consulting report
                                    regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                    4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                    5. Please refer to the complete list of
                                    assumptions and limiting conditions included at the end of this report.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................5
   Identification of Property..................................................5
   Property Ownership and Recent History.......................................5
   Purpose and Function of the Market Study and Consulting Assignment..........5
   Scope of the Market Study and Consulting Assignment.........................5
   Date of Property Inspection.................................................5
   Definitions and Other Pertinent Terms.......................................5

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................11

MARKET ANALYSIS...............................................................12
   National Overview..........................................................12
   Competition................................................................19
   Comparable Manufactured Housing Community Sales............................23
   Demographic Trends.........................................................26
   Expense Analysis...........................................................26
   Market Supply and Demand...................................................27
   Conclusion.................................................................27

PROPERTY DESCRIPTION..........................................................29
   Site Description...........................................................29
   Improvements Description...................................................29

REAL PROPERTY TAXES AND ASSESSMENTS...........................................30

ZONING .......................................................................30

CONCLUSION....................................................................31

ASSUMPTIONS AND LIMITING CONDITIONS...........................................32

CERTIFICATION.................................................................34

ADDENDA ......................................................................35
   Pop-Fact Sheets
   Legal Description
   Qualifications of Appraisers

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                 [PHOTO OMITTED]

                     Front Entrance of the Subject Property


                                 [PHOTO OMITTED]

                         Exterior View of the Clubhouse

================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                         Interior View of the Clubhouse


                                 [PHOTO OMITTED]

                    View of the Pool at the Subject Property

================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                   Typical Interior View of the Subject Park


                                 [PHOTO OMITTED]

                   Typical Interior View of the Subject Park

================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                 Street Scene Facing North Along Tuttle Avenue


                                 [PHOTO OMITTED]

                  Street Scene Facing South Along Tuttle Avenue

================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 306-site manufactured housing community, situated on approximately 61.29 acres of land area, located on the east side of Tuttle Road, just north of 27th Street, in Sarasota County, Florida. The property's street address is 3000 North Tuttle Avenue. The property was constructed in 1980, and was 99.7 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Orangeland Vistas, an Illinois corporation, and MHC Financing Limited Partnership, as beneficiary. The subject property was originally developed in 1980, with 306 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 4, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

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                                                              CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
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

                                                                    Introduction
================================================================================

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the east side of Tuttle Avenue, in Sarasota County, Florida. The street address of the subject property is 3000 North Tuttle Avenue. The subject property is located approximately one mile northeast from the Sarasota city limits. The property is identified by Tax Parcel Numbers 29060134 and 30040001, according to information provided by the client. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

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                                       6

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                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                  LOCATION MAP

                                 [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

      The subject property is located in the Sarasota-Bradenton metropolitan area. The Sarasota-Bradenton metropolitan area is located along the southwestern coast of Florida. According to Sales and Marketing Management's 1997 Survey of Buying Power, the estimated 1996 population of the Sarasota-Bradenton metropolitan area is 547,000. The population of the cities of Bradenton and Sarasota are 49,400 and 57,900, respectively. As the subject property is located in Sarasota County the focus of this regional analysis is on the characteristics of Sarasota County area.

Sarasota County

      Sarasota County includes the cities of Sarasota, Venice, North Port, Longboat Key, and the community of Englewood. Surrounding islands considered part of Sarasota County include Longboat Key, St. Armand's Key, Lido Key, Siesta Key, and Casey Key. Sarasota County encompasses an area of 573 square miles, and includes 35 miles of beaches along the Gulf of Mexico. Temperatures in the Sarasota area are generally tropical, with the average year-round temperature of 72 degrees.

      There are tax advantages for individuals and businesses located in Sarasota County. According to the Greater Sarasota Chamber of Commerce, the tax structure is favorable with no personal income tax and a low corporate income tax of 5.5 percent. The health care industry in Sarasota County is nationally renown, and the various beaches in the county bring a large number of tourists to the area.

Population

      The estimated 1996 population of Sarasota County is 301,000. Since 1990, the population increased 8.36 percent, when the population was 277,776. The historical and projected population characteristics of Sarasota County are presented in the table below.

================================================================================
                SARASOTA COUNTY POPULATION
--------------------------------------------------------------------------------
   YEAR                 POPULATION                  % CHANGE
--------------------------------------------------------------------------------
   1980                   202,251                      ---
--------------------------------------------------------------------------------
   1990                   277,776                    37.34%
--------------------------------------------------------------------------------
   1996                   301,000                     8.36%
--------------------------------------------------------------------------------
   2000                   331,472                    10.12%
--------------------------------------------------------------------------------
   2005                   357,417                     7.82%
--------------------------------------------------------------------------------
Source: Greater Sarasota Chamber of Commerce
================================================================================

      As indicated above, the population of Sarasota County has consistently increased since 1980. Population growth is expected to be positive through the year 2005.

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                                       8

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               Regional Analysis
================================================================================

Income and Employment

      As of 1994, the total Sarasota County civilian labor force was estimated to be 129,481. The labor force including Sarasota surrounding counties was 154,625. According to the Florida Trend Economic Yearbook, analysts predict the civilian labor force in Sarasota County will increase to 154,500 by the year 2005. The average 1996 unemployment rate was 3.1 percent. Per 1993 estimates, the largest non-farm employing industries in the county were services and trade, respectively. Estimated 1994 per capita personal income was $29,837. The major employers in Sarasota County are presented in the following table.

================================================================================
                       MAJOR EMPLOYERS IN SARASOTA COUNTY
--------------------------------------------------------------------------------
                 COMPANY/ORGANIZATION            NUMBER OF EMPLOYEES
--------------------------------------------------------------------------------
School Board of Sarasota County                         3,848
--------------------------------------------------------------------------------
Publix Company                                          3,107
--------------------------------------------------------------------------------
Sarasota County Government                              3,000
--------------------------------------------------------------------------------
Sarasota Memorial Hospital                              2,900
--------------------------------------------------------------------------------
Bon Secours Venice Hospital                             1,500
--------------------------------------------------------------------------------
Columbia Doctors Hospital                               1,200
--------------------------------------------------------------------------------
Vinyl-Tech/PGT                                            800
--------------------------------------------------------------------------------
Winn-Dixie                                                750
--------------------------------------------------------------------------------
Sarasota Herald-Tribune                                   575
--------------------------------------------------------------------------------
Sun Hydraulics                                            450
--------------------------------------------------------------------------------
Source: Greater Sarasota Chamber of Commerce
================================================================================

As indicated above, the largest private company operating in Sarasota County is Publix Company, a grocery store operator.

Transportation

      There is only one interstate highway serving the Sarasota County area, Interstate 75. Other major highways serving the area include U.S. Highways 41, and 301. Major commercial airlines service the Sarasota Bradenton International Airport, with an average number of daily flights of 90. Ten airlines service the airport. Railroad serving the airport include Seminole Gulf, and CSX.

Summary and Conclusions

      The Sarasota County area is a stable and well established area, which has experienced steady growth in the past two decades. Population and employment in Sarasota County is expected to grow steadily through the year 2005. In summary, the outlook for the Sarasota region is positive.

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                                       9

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                NEIGHBORHOOD MAP


                                 [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

      The subject property is situated along the east side of Tuttle Avenue, between 27th Street and 47th Street in Sarasota County, Florida. The subject property is located approximately one mile northeast of the City of Sarasota. The subject's immediate neighborhood is roughly defined as Washington Boulevard (also known as U.S. Highway 301) to the west, Lockwood Ridge Road to the east, University Parkway to the north, and 27th Street (also known as County Highway
683) to the south. Development in the immediate neighborhood of the subject property consists of manufactured housing communities, single-family housing, and a golf course.

      Regional access to the subject property is excellent via University Parkway, which intersects with Tuttle Avenue and provides access to Interstate 75 South of the subject property is 27th Street which provides access to U.S. Highway 41. U.S. Highway 41 runs north and south, along the central and southern portion of western Florida. Major thoroughfares in the immediate neighborhood of the subject property provide excellent access to the subject property. Major thoroughfares in the subject's immediate neighborhood include: Lockwood Ridge Road, Washington Boulevard, 27th Street, and University Parkway. The subject property enjoys excellent visibility along Tuttle Avenue, which runs north and south in the Sarasota area.

      Development in the immediate neighborhood of the subject property consists of manufactured housing communities, single-family housing, and a golf course. Commercial development near the subject property is located primarily along University Parkway, located north of the subject property. Windmill Village North manufactured housing community is located directly north of the subject property. The subject property is also conveniently located approximately two miles southeast of the Sarasota-Bradenton International Airport.

      The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good. The growth in population is anticipated to remain constant.

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                                       11

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 MARKET ANALYSIS
================================================================================

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=========================================================================================
1997             Firm Name                State      No. of Sites      No. of Communities
Rank                                                 Owned/Managed       Owned/Managed
-----------------------------------------------------------------------------------------
 1      Sun Communities                  Michigan      30,295/0               84/0
-----------------------------------------------------------------------------------------
 2      ROC Communities                  Colorado    22,441/7,167            77/36
-----------------------------------------------------------------------------------------
 3      Manufactured Home Communities    Illinois     27,349/838              69/3
-----------------------------------------------------------------------------------------
 4      Ellenburg Capital                 Florida      25,173/0               63/0
-----------------------------------------------------------------------------------------
 5      Lautrec Ltd.                     Michigan      22,652/0               58/0
-----------------------------------------------------------------------------------------
 6      Chateau Properties               Michigan      20,003/0               47/0
-----------------------------------------------------------------------------------------
 7      Clayton Homes                    Tennessee     18,000/0               66/0
-----------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood  California     16,946/0               44/0
-----------------------------------------------------------------------------------------
 9      UNIPROP                          Michigan      14,931/0               40/0
-----------------------------------------------------------------------------------------
 10     The Bloch Organization           Michigan      14,379/0               37/0
=========================================================================================

        According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

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                                       12

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
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

                                                                 Market Analysis
================================================================================

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to
14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                       13

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
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

                                                                 Market Analysis
================================================================================

      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
Year      ROC        MHC      Chateau     Sun     United      Total      Annual
                                                                         Growth
--------------------------------------------------------------------------------
1996     29,608     28,187    20,003     30,295    5,234     113,327      17.0%
--------------------------------------------------------------------------------
1995     27,910     26,237    19,594     18,000    4,850      96,591       9.0%
--------------------------------------------------------------------------------
1994     26,231     28,407    15,689     13,500    4,623      88,450      37.8%
--------------------------------------------------------------------------------
1993     20,142     14,700    15,261      9,036    5,050      64,189      17.8%
--------------------------------------------------------------------------------
1992     18,745     12,873    10,032      7,600    5,200      54,450       N/A
--------------------------------------------------------------------------------
1991      9,030     13,079     9,759       N/R      N/R         N/A        N/A
--------------------------------------------------------------------------------
N/R = No report                  N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

================================================================================


                                       14

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
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

                                                                 Market Analysis
================================================================================

        The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

================================================================================
                            REIT MARKET UPDATE
--------------------------------------------------------------------------------
Company Symbol    Price     Current   52 Week    52 Week   Annual     12 Mth Tot
                (9/19/97)    Yield     High       Low     Dividend        Rtn
--------------------------------------------------------------------------------
CPJ              $29.688      5.8%    $31.125    $22.250     1.72         26.6%
--------------------------------------------------------------------------------
MHC              $25.625      5.2%    $26.428    $18.875     1.32         30.7%
--------------------------------------------------------------------------------
SUI              $37.428      5.0%    $ 38.00    $27.750     1.88         31.8%
--------------------------------------------------------------------------------
UMH              $11.625      6.0%    $13.625    $10.875     0.70         -1.7%
--------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real

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                                       15

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                                                             WAKEFIELD(R)
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

                                                                 Market Analysis
================================================================================

Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o Grass, rock or shell to cover ground; Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;

================================================================================


                                       16

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                                                             WAKEFIELD(R)
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

                                                                 Market Analysis
================================================================================

      o     Neat storage;
      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.
      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;

================================================================================


                                       17

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                                                     VALUATION ADVISORY SERVICES
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

                                                                 Market Analysis
================================================================================

      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and
      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and
      o Superior management interested in comfort of residents and maintenance of park.

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

================================================================================


                                       18

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

Competition

      We have surveyed seven manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 2,421 sites. The combined occupancy rate of these seven manufactured housing communities, including the subject property, is approximately 99.8 percent. Excluding the subject property in our survey, the combined occupancy rate is also approximately 99.8 percent, based on 2,115 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

================================================================================


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                                                     ---------------------------

===============================================================================
              SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
-------------------------------------------------------------------------------
                                      Number                        Age
                                     Of Sites                       ---
                                    ---------                    Condition
   Comp.            Name            Occupancy                   ------------
    No.           Location            Level       Amenities     Park Rating(1)
-------------------------------------------------------------------------------
    R-1   Palm Terrace                 223        Clubhouse          1967
          3223 North Lockwood Ridge    ----         Pool             ----
          Sarasota County, Florida     100%      Shuffleboard        Good
                                                                     ----
                                                                      4*
-------------------------------------------------------------------------------
    R-2   Bahia Vista                  251        Clubhouse          1962
          3901 Bahia Vista             ---           Pool            ----
          Sarasota County, Florida     99%         Laundry           Good
                                                   Storage           ----
                                                                      4*
-------------------------------------------------------------------------------
    R-3   Saralake Estates             202        Clubhouse          1968
          3190 Bahia Vista             ----          Pool            ----
          Sarasota County, Florida     100%          Pool            Good
                                                 Shuffleboard        ----
                                                     Spa              4*
-------------------------------------------------------------------------------
    R-4   Camelot Lakes                534        Clubhouse          1981
          5700 Camelot Lakes           ----          Pool            ----
          Sarasota County, Florida     99%           Spa             Good
                                                 Shuffleboard        ----
                                                Tennis Courts         5*
                                                   Laundry
                                                 Shuffleboard
                                                  Horseshoes
                                                   Storage
-------------------------------------------------------------------------------
    R-5   Camelot East                 434        Clubhouse          1985
          6300 Queensbury Road         ----          Pool            ----
          Sarasota County, Florida     100%     Tennis Courts        Good
                                                   Laundry           ----
                                                   Storage            5*
-------------------------------------------------------------------------------
    R-6   Windmill Village North       471        Clubhouse          1968
          4000 North Tuttle Avenue     ----          Pool            ----
          Sarasota County, Florida     100%          Spa             Good
                                                 Shuffleboard        ----
                                                  Horseshoes          5*
                                                   Laundry
-------------------------------------------------------------------------------
 Subject  Windmill Village South       306        Clubhouse          1980
          3000 North Tuttle Avenue     ----         Pool             ----
          Sarasota County, Florida     99%           Spa             Good
                                                 Shuffleboard        ----
                                                  Horseshoes          5*
                                                     Lake
                                                   Laundry
-------------------------------------------------------------------------------
(1)   Ratings from One Star to Five Star Parks are defined in the National
      Overview section of this report.
===============================================================================

===============================================================================================
              SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
-----------------------------------------------------------------------------------------------
                                                                                 Amount of
                                                    Services       Date Of          Last
   Comp.            Name               Monthly      Provided     Last Rental       Rental
    No.           Location               Rent         in Rent      Increase       Increase
-----------------------------------------------------------------------------------------------
    R-1   Palm Terrace                $309.00/Mo.       Water     January, 1997   $7.70/Mo.
          3223 North Lockwood Ridge    (Average)        Sewer
          Sarasota County, Florida


-----------------------------------------------------------------------------------------------
    R-2   Bahia Vista                 $265.00/Mo.       Water     January, 1997   $13.00/Mo.
          3901 Bahia Vista                 To           Sewer
          Sarasota County, Florida    $272.00/Mo.      Refuse
                                                    Lawn Service

-----------------------------------------------------------------------------------------------
    R-3   Saralake Estates            $228.00/Mo.   Lawn Service  January, 1997   $10.00/Mo.
          3190 Bahia Vista             (Average)
          Sarasota County, Florida


-----------------------------------------------------------------------------------------------
    R-4   Camelot Lakes               $370.55/Mo.      Refuse     January, 1997    $15.00/Mo.
          5700 Camelot Lakes               To       Lawn Service                    (3-years
          Sarasota County, Florida    $486.13/Mo.                                average annual
                                                                                 rent increase)





-----------------------------------------------------------------------------------------------
    R-5   Camelot East                $361.00/Mo.      Refuse     January, 1997    $15.00/Mo.
          6300 Queensbury Road             To       Lawn Service
          Sarasota County, Florida
                                      $475.00/Mo.

-----------------------------------------------------------------------------------------------
    R-6   Windmill Village North      $286.50/Mo.      Refuse     January, 1997    $11.60/Mo.
          4000 North Tuttle Avenue         To       Lawn Service                 (approximately
          Sarasota County, Florida    $292.20/Mo.                                 4.0 percent)



-----------------------------------------------------------------------------------------------
 Subject  Windmill Village South      $285.50/Mo.      Refuse     January, 1997    $11.60/Mo.
          3000 North Tuttle Avenue         To       Lawn Service                 (approximately
          Sarasota County, Florida    $300.00/Mo.                                 4.0 percent)




-----------------------------------------------------------------------------------------------
(1)   Ratings from One Star to Five Star Parks are defined in the National
      Overview section of this report.
===============================================================================================

                       COMPETING MANUFACTURED HOUSING MAP


                                 [MAP OMITTED]

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $228.00 to $486.13 per site, on a monthly basis. The subject property is currently quoting monthly rental rates within the market range, or $285.50 to $300.00 per site. The last rental rate increase at the subject property was as of January 1, 1997.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Palm Terrace, is located at 3223 North Lockwood, Sarasota County, Florida. This comparable property contains 223 sites, and is 100.0 percent occupied. Palm Terrace was developed in 1967, and is in overall good condition. Amenities include a clubhouse, pool, and shuffleboard courts. The last annual rental rate increase occurred in January, 1997, for approximately $7.70 per month. The average monthly rental rates is $309.00 per month, with water and sewer included in the monthly rental payment. Residents of Palm Terrace must be 55 years of age or older.

      Comparable R-2, Bahia Vista, is located at 3901 Bahia Vista, Sarasota County, Florida. Bahia Vista contains 251 sites, and is 99.0 percent occupied. Bahia Vista was developed in 1962, and is in overall good condition. Amenities include a clubhouse, pool, laundry facility and storage area. The last annual rental rate increase occurred in January, 1997, for approximately $13.00 per month. Monthly rental rates range from $265.00 to $272.00, with water, sewer, refuse, and lawn service included in the monthly rental payment. Residents of Bahia Vista must be 55 years of age or older.

      Comparable R-3, Saralake Estates, is located at 3190, Sarasota County Florida. Saralake Estates contains 202 sites, and is 100.0 percent occupied. Saralake Estates was developed in 1968, and is in overall good condition. Amenities include a clubhouse, pool, shuffleboard courts, and a spa. The last annual rental rate increase occurred in January, 1997, for approximately $10.00 per month. The average monthly rental rate is $228.00, with lawn service included in monthly rental payment. Residents of Saralake Estates must be 55 years of age or older.

      Comparable R-4, Camelot Lakes, is located at 5700 Camelot Lakes, Sarasota County, Florida. Camelot Lakes contains 534 sites, and is 99.0 percent occupied. Camelot Lakes was developed in 1981, and is in overall good condition. Amenities include a clubhouse, pool, spa, shuffleboard, tennis courts, laundry facilities, shuffleboard courts, horseshoe pits, and a storage area. Over the last three years, the average annual rental rate increase was approximately $15.00 per month. The monthly rental rates range from $370.55 to $486.13, with refuse and lawn service included in monthly rental payment. Residents of Camelot Lakes must be 55 years of age or older.

================================================================================


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

                                                                 Market Analysis
================================================================================

      Comparable R-5, Camelot East, is located at 6300 Queensbury Road, in Sarasota, Florida. Camelot East contains 434 sites, and is 100.0 percent occupied. Camelot East was developed in 1985, and is in overall good condition. Amenities include a clubhouse, pool, tennis courts, laundry facilities, and a storage area. The last annual rental rate increase occurred in January, 1997 and was $15.00 per month. The monthly rental rates range from $361.00 to $475.00, with refuse and lawn service included in the monthly rental payment. Residents of Camelot East must be 55 years of age or older.

      Comparable R-6, Windmill Village North, is located at 4000 North Tuttle Avenue, in Sarasota County, Florida. Windmill Village North was developed in 1968, and is in overall good condition. Amenities include a clubhouse, pool, spa, shuffleboard courts, horseshoe pits and laundry facilities. The last rental rate increase was approximately $11.60 per month. The monthly rental rates range from $ 286.50 to $292.20, with refuse and lawn service included in the monthly rental payment. Residents of Windmill Village North must be 55 years of age or older.

      In our opinion, and based on conversations with the on-site manager, properties R-4, R-5, and R-6 compete most favorably with the subject property, with the monthly rental rates ranging from $286.50 to $486.13 per month per site. The subject property is currently quoting monthly rental rates ranging from $285.50 to $300.00 per site, which is effectively within the range of rental rates of our more comparable competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed only one sale in the Sarasota County area. The sale occurred in the City of Venice. Therefore we have also presented sales of six manufactured housing communities in the Tampa-St. Petersburg area, north of the subject property. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Sun Valley, is located at 39248 U.S. Highway 19, in Tarpon Springs, Florida. This property contains 261 sites. The property was in good condition at the time of sale and was developed in 1970. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $5,027,100, which equates to $19,261 per site.

================================================================================


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                                                     ---------------------------
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
====================================================================================================================
                                  SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
--------------------------------------------------------------------------------------------------------------------
                                                                               Sales Price
                                                                                  Per
                                                                                  Site
                                       Sales Date    Land Area     Density        -----                    EGIM
Comp.               Name               ----------    ---------    ---------     Occupancy                  ----
 No.              Location            Sales Price    No. Sites    Condition       At Sale    $NOI/Site     OAR
--------------------------------------------------------------------------------------------------------------------
 I-1     Sun Valley                      5/97           N/A          N/A         $19,261       $2,137      4.99x
         39248 U.S. Highway 19          -----           ---          ---         -------                   -----
         Tarpon Springs, Florida       $5,027,100       261         Good           99%                    11.09%


--------------------------------------------------------------------------------------------------------------------
 I-2     Park Royal                      5/97           N/A          N/A         $18,431       $1,913      5.30
         10611 66th Street              -----           ---          ---         -------                   ----
         Pinellas Park, Florida        $5,695,260       309         Good           90%                    10.38%



--------------------------------------------------------------------------------------------------------------------
 I-3     Southern Comfort                4/96          21.56        8.35         $19,307         N/A        N/A
         24479 U.S. Highway 19 North     -----         -----        ----         -------
         Clearwater, Florida            $3,475,200       180        Average         N/A
--------------------------------------------------------------------------------------------------------------------
 I-4     Southgate Mobile Home Park      4/96          24.00        6.96         $25,749       $2,306      6.92x
         20000 U.S. Highway 19 North     -----         -----        ----         -------                   -----
         Clearwater, Florida           $4,300,000       167         Good           90%                     8.96%


--------------------------------------------------------------------------------------------------------------------
 I-5     Serendipity                      5/95         56.00        7.59         $31,118       $2,698      7.83x
         29081 U.S. 19 North              ----         -----        ----         -------                   -----
         Clearwater, Florida          $13,225,000       425         Good           98%                     8.67%


--------------------------------------------------------------------------------------------------------------------
 I-6     Doral Mobile Home Park          5/95          70.00        7.53         $30,361       $2,995      6.72x
         29250 U.S. 19 North             -----         -----        ----         -------                   -----
         Clearwater, Florida          $16,000,000       527         Good           98%                     9.87%


--------------------------------------------------------------------------------------------------------------------
 I-7     Bay Indies                       1/94        250.00        5.24         $32,086       $2,374      9.13x
         Ridgewood Avenue                 ----        ------        ----         -------                   -----
         Near U.S. 41                 $42,000,000      1,309        Good           98%                     7.40%
         Venice, Florida


--------------------------------------------------------------------------------------------------------------------
Subject  Windmill Village South          - - -        61.29         4.99          - - -       $2,211(1)     N/A
         3000 North Tuttle Avenue                     ------        ----
         Largo, Florida                                 306         Good           99%





--------------------------------------------------------------------------------------------------------------------
(1) 1997 Trailing 12 months
====================================================================================================================

==================================================================================================
                           SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
--------------------------------------------------------------------------------------------------

                                       $EGI/Site
                                      -------------
                                      $Expense/Site
                                      -------------
Comp.               Name              Expense Ratio   Comparability
 No.              Location             % Of EGI       to the Subject           Comments
--------------------------------------------------------------------------------------------------
 I-1     Sun Valley                      $3,861          Similar        Developed in 1970; Good
         39248 U.S. Highway 19           ------                           condition; Amenities
         Tarpon Springs, Florida         $1,724                       include a clubhouse, pool,
                                         ------                        shuffleboard courts, and
                                         44.66%                           laundry facilities.
--------------------------------------------------------------------------------------------------
 I-2     Park Royal                      $3,478          Superior         Developed in 1991;
         10611 66th Street               ------                          Excellent condition;
         Pinellas Park, Florida          $1,565                           Amenities include:
                                         ------                            clubhouse, pool,
                                         45.00%                          shuffleboard courts,
                                                                               laundry.
--------------------------------------------------------------------------------------------------
 I-3     Southern Comfort                 N/A            Inferior         Developed in 1955;
         24479 U.S. Highway 19 North                                   Average condition; Minimal
         Clearwater, Florida                                                  amenities.
--------------------------------------------------------------------------------------------------
 I-4     Southgate Mobile Home Park      $3,720          Similar          Developed in 1971;
         20000 U.S. Highway 19 North     ------                        Good condition; Amenities
         Clearwater, Florida             $1,414                        include: clubhouse, pool,
                                         ------                        shuffleboard courts, and
                                         38.00%                           laundry facilities.
--------------------------------------------------------------------------------------------------
 I-5     Serendipity                     $3,975          Superior       Developed in 1975; Good
         29081 U.S. 19 North             ------                          condition; Amenities
         Clearwater, Florida             $1,277                        include: clubhouse, pool,
                                         ------                        shuffleboard courts, and
                                         32.13%                           laundry facilities.
--------------------------------------------------------------------------------------------------
 I-6     Doral Mobile Home Park          $4,516          Similar        Developed in 1972; Good
         29250 U.S. 19 North             ------                          condition; Amenities
         Clearwater, Florida             $1,521                        include: clubhouse, pool,
                                         ------                        shuffleboard courts, and
                                         33.67%                           laundry facilities.
--------------------------------------------------------------------------------------------------
 I-7     Bay Indies                      $3,514          Similar        Developed in 1972; Good
         Ridgewood Avenue                ------                          condition; Amenities
         Near U.S. 41                    $1,140                       include: clubhouse, pools,
         Venice, Florida                ------                              tennis courts,
                                         32.43%                        shuffleboard courts, and
                                                                        mini-putt golf course.
--------------------------------------------------------------------------------------------------
Subject  Windmill Village South          $3,612          Subject          Developed in 1980;
         3000 North Tuttle Avenue        ------          Property           Good condition;
         Largo, Florida                  $1,402                           Amenities include:
                                         ------                          Clubhouse, pool, spa,
                                         38.80%                           shuffleboard court,
                                                                       laundry facilities, lake
                                                                                 and a
                                                                            horseshoe pit.
--------------------------------------------------------------------------------------------------
(1) 1997 Trailing 12 months
==================================================================================================

                                                                 Market Analysis
================================================================================

      Comparable Sale I-2, Park Royal, is located at 10611 66th Street, in Pinellas Park, Florida. This property contains 309 sites. The property was in excellent condition at the time of sale and was developed in 1991. Amenities include a clubhouse, pool, shuffleboard courts, and laundry. The property was approximately 90.0 percent occupied at the time of sale. The property was purchased for $5,695,260, which equates to $18,431 per site.

      Comparable Sale I-3, Southern Comfort, is located at 24479 U.S. Highway 19 North, in Clearwater, Florida. This property contains 180 sites, situated on 21.56 acres of land area. The property was in good condition at the time of sale and was developed in 1955. Amenities include a laundry facility. Information regarding the occupancy of the property at the time of sale was unavailable. The property was purchased for $3,475,200, which equates to $19,307 per site.

      Comparable Sale I-4, Southgate Mobile Home Park, is located at 20000 U.S. Highway 19 North, in Clearwater, Florida. This property contains 167 sites, situated on 24.0 acres of land area. The park was in good condition at the time of sale and was developed in approximately 1971. Amenities include a clubhouse, swimming pool, shuffleboard courts, and laundry facilities. The property was 90.0 percent occupied at the time of sale. The property was purchased for $4,300,000, which equates to $25,749 per site.

      Comparable Sale I-5, Serendipity, is located at 29081 U.S. 19 North, in Clearwater, Florida. This property contains 425 sites, situated on 56.0 acres of land area. The park was in good condition at the time of sale and was developed in 1975. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was 98.0 percent occupied at the time of sale. The property was purchased for $13,225,000, which equates to $31,118 per site.

      Comparable Sale I-6, Doral Mobile Home Park, is located at 29250 U.S. 19 North, in Clearwater, Florida. This property contains 527 sites, situated on 70.0 acres of land area. The park was in good condition at the time of sale and was developed in 1972. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was 98.0 percent occupied at the time of sale. The property was purchased for $16,000,000, which equates to $30,361 per site.

      Comparable Sale I-7, Bay Indies, is located on Ridgewood Avenue near U.S. 41, in Venice, Florida. This property contains 1,309 sites, situated on
      250.0 acres of land area. The park was in good condition at the time of sale and was developed in 1972. Amenities include a clubhouse, pool, tennis courts, shuffleboard courts, and a nine-hole mini putt golf course. The property was 98.0 percent occupied at the time of sale. The property was purchased for $42,000,000, which equates to $32,086 per site.

================================================================================


                                       25

                                                              CUSHMAN &
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                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 130,810 and 329,226, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 134,824 and 342,237, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas are 59,710 and 150,887, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 62,438 and 159,056, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $56,415 and $55,440, respectively, and are expected to increase to $73,377 and $71,409, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $37,584 and $35,045, respectively, and are expected to increase to $45,598 and $42,579, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997, are $26,174 and $25,773, respectively, and are expected to increase to $34,556 and $33,687, respectively, by the year 2002.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS. For addditional demographic iniformation, please refer to the NDS summary report in the Addenda.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing

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                                       26

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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------
communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 32.1 to 45.0 percent of effective gross income levels, and $1,140 to $1,724 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 38.80 percent of effective gross income and $1,402 on a per site basis. Operating expenses appear to be within the range of comparable properties on both a per site basis as well as on a percentage of effective gross income.

Market Supply and Demand

      There are a total of six competing manufactured housing communities located within the subject's market, which total 2,115 sites, with a corresponding average occupancy rate of about 99.0 percent. No specific absorption statistics were available, since the subject's competing parks have historically reported occupancy rates at, or above 95.0 percent. The occupancy rate at the subject property, based on conversations with management, has historically been consistent with competing parks, and is currently 99.7 percent. We believe the current occupancy rate of the subject property is stabilized, and is within the range of the occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained high occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $228.00 to $486.13 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate within the range of competing parks, or at $285.50 to $300.00 per site, which we believe is market-orientated.

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $18,431 to $32,086 per site, with corresponding overall rates ranging from 7.40 to 11.09 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

================================================================================


                                       27

                                                              CUSHMAN &
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                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                   SITE PLAN

                               [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located on the east side of Tuttle Avenue between 27th Street and 47th Street. The subject site is irregular in shape and contains
61.29 acres, or 2,669,792 square feet of land area. Topographically, the site is basically level and at street grade.

      Sewer and water service are provided by Kensington Park Utilities. Electric Service is provided by Florida Power Company. Gas service is unavailable at the subject property, and GTE Company provides telephone service. The subject property is accessible via Tuttle Avenue. Based on conversations with the Engineering Department of the County of Sarasota, the subject property is not located in a flood hazard area. However, we recommend a qualified engineer to determine the existence of any flood hazard areas.

      Each developed site has a concrete driveway. The streets within the park are two-lanes. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1980. The subject improvements consist of a 306-site manufactured housing community, with a clubhouse, pool, spa, shuffleboard courts, horseshoe pits, lake and laundry facilities. The 306-total sites can fit both double-wide and single-wide homes.

      The clubhouse consists of open-space available for resident use, and a kitchen. The exterior of the one-story clubhouse is concrete, and appeared to be in overall good condition at the time of inspection.

      The shuffleboard courts, pool, spa, and horseshoe pits are adjacent to the clubhouse. Off-street parking is available for each resident. Site improvements within the park include: paved streets, concrete driveways, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

================================================================================


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                                                     ---------------------------
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                                                     ---------------------------

                                                            Property Description
================================================================================

      Windmill Village South is a functional manufactured housing community with good ingress and egress from Tuttle Avenue. Overall, the subject community appears to be well maintained and is in good condition. Windmill Village South is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Five Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Sarasota County is assessed at
100.0 percent of the Assessor's opinion of market value. The subject property is identified by Tax Parcel Numbers 29060134 and 30040001.

      Real estate taxes in Sarasota County are assessed in arrears. Real estate taxes for 1997 were billed in November of 1997. The total amount of real estate taxes for 1997 for the subject property amounts to $145,615.50. Taxes are discounted if paid in full before March 31, 1997. The total amount of real estate taxes for 1997 equates to approximately $475.87 per site.

Zoning

      According to zoning officials of Sarasota County, the subject property is currently zoned RMH, Residential Mobile Home, and RSF 3, Residential Single-Family 3. Based on conversations with zoning officials Sarasota County, the subject property is a legal but non-conforming use in the RSF 3, Residential Single-Family 3 District, but a legal and conforming use in the RMH, Residential Mobile Home district.

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                                                     ---------------------------

                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Windmill Village South, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $228.00 to $486.13;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate ranging from $285.50 to $300.00 per site, which is within the range of competing parks, and appears to be market-oriented;

      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $18,431 to $32,086, with corresponding overall rates ranging from 7.40 to 11.09 percent;

      o Operating expenses are within industry standards for a park located in the southeastern region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o The population profile of the subject property is approximately 99 percent retired adults, and 1 percent working adults; 55 years of age or older. The subject property is a retirement park, with residents required to be 55 years of age or older.

      o The current occupancy rate at the subject property of 99.7 percent is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Five Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Five Star Park, presented in the National Overview section of this report.

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Windmill Village South will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

================================================================================


                                       31

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

================================================================================


                                       32

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions And Limiting Conditions
================================================================================


6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

================================================================================


                                       33

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Jennifer L. Estrella inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.

/s/ Michael J. Schaeffer  /s/ Jennifer L. Estrella   /s/ Stanley R. Dennis, Jr.

Michael J. Schaeffer      Jennifer L. Estrella       Stanley R. Dennis, Jr., MAI
Director                  Associate Appraiser        Director, Manager

================================================================================


                                       34

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================

                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================

                                 POP-FACT SHEETS

================================================================================

Tue Nov 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

27TH ST & NORTH TUTTLE AVE
SARASOTA, FL                            COORD:    27:21.56              82:30.83
--------------------------------------------------------------------------------
                                               5.00 MILE              10.00 MILE
DESCRIPTION                                       RADIUS                  RADIUS
--------------------------------------------------------------------------------

POPULATION
    2002  PROJECTION                             134,824                342,237
    1997  ESTIMATE                               130,810                329,226
    1990  CENSUS                                 123,694                304,013
    1980  CENSUS                                  96,657                225,262
    GROWTH 1980 - 1990                             27.97%                 34.96%

HOUSEHOLDS
    2002  PROJECTION                              62,438                159,056
    1997  ESTIMATE                                59,710                150,887
    1990  CENSUS                                  53,438                133,275
    1980  CENSUS                                  40,933                 96,671
    GROWTH 1980 - 1990                             30.55%                 37.86%

1997 ESTIMATED POPULATION BY RACE                130,810                329,226
    WHITE                                          89.53%                 90.60%
    BLACK                                           8.78%                  7.24%
    ASIAN & PACIFIC ISLANDER                        0.83%                  0.83%
    OTHER RACES                                     0.86%                  1.33%

1997 ESTIMATED POPULATION                        130,810                329,226
    HISPANIC ORIGIN                                 4.48%                  4.97%

OCCUPIED UNITS                                    53,438                133,275
    OWNER OCCUPIED                                 69.24%                 69.77%
    RENTER OCCUPIED                                30.76%                 30.23%
    1990 AVERAGE PERSON PER HH                      2.27                   2.24

1997 ESTIMATED HH BY INCOME                       59,710               $150,887
   $150,000  +                                      4.90%                  5.18%
   $100,000 TO $149,999                             5.20%                  4.85%
   $ 75,000 TO $ 99,999                             6.72%                  5.97%
   $ 50,000 TO $ 74,999                            17.69%                 16.21%
   $ 35,000 TO $ 49,999                            18.71%                 17.85%
   $ 25,000 TO $ 34,999                            15.38%                 15.98%
   $ 15,000 TO $ 24,999                            15.85%                 16.67%
   $  5,000 TO $ 14,999                            12.34%                 13.96%
   UNDER $ 5,000                                    3.21%                  3.33%

1997 EST. AVERAGE HH INCOME                      $56,415                $55,440
1997 EST. MEDIAN HH INCOME                       $37,584                $35,045
1997 EST. PER CAPITA INCOME                      $26,174                $25,773

Tue Nov 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                        (POP 80-02, HH 80-02, INC 80-02)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

27TH ST & NORTH TUTTLE AVE
SARASOTA, FL                            COORD:    27:21.56              82:30.83
--------------------------------------------------------------------------------
                                                 5.00 MILE            10.00 MILE
DESCRIPTION                                         RADIUS                RADIUS
--------------------------------------------------------------------------------

POP_80: TOTAL                                       96,657               225,262
POP 90: TOTAL                                      123,694               304,013
POP_97: TOTAL (EST.)                               130,810               329,226
POP_02: TOTAL (PROJ.)                              134,824               342,237
HH_80: TOTAL                                        40,933                96,671
HH_90: TOTAL                                        53,438               133,275
HH_97: TOTAL (EST.)                                 59,710               150,887
HH_02: TOTAL (PROJ.)                                62,438               159,056
INC_80: PER CAPITA (EST.)                           $8,033                $8,086
INC_90: PER CAPITA                                 $16,491               $16,972
INC_97: PER CAPITA (EST.                           $26,174               $25,773
INC_02: PER CAPITA (PROJ                           $34,556               $33,687
HH_90_BY INCOME_89: MEDIAN                         $29,728               $28,581
HH_97_BY INCOME: MEDIAN                            $37,584               $35,045
HH_02_BY INCOME: MEDIAN                            $45,598               $42,579
HH 80 BY INCOME 79: AVERAGE                        $18,968               $18,842
HH_90_BY INCOME_89: AVERAGE                        $37,600               $38,050
HH_97_BY INCOME: AVERAGE                           $56,415               $55,440
HH_02_BY INCOME: AVERAGE                           $73,377               $71,409

================================================================================

                                LEGAL DESCRIPTION

================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

                           EXHIBIT "A" TO SCHEDULE "A"

 .PARCEL NO. N24--21586--10 (Windmill South, Sarasota):

Commence at a R/R spike found at the Southwest corner of Section 9, Township 36 South, Range 18 East; thence N. O(degrees)00'02" E., along the West line of said section 9 a distance of 30.00 feet; thence S. 89(degrees)42'20", E., and parallel with the South line of said Section 9 a distance of 50.00 feet for a Point of Beginning; thence N. 0(degrees)00'02" E., along the Easterly right-of-way line of Tuttle Avenue a distance of 1936.99 feet to the Northerly line of Amendment Lease Area as recorded in Official Record Book 980, pages 573 through 576 of the public records of Sarasota County, Florida; thence N. 88(degrees) 36'02" E., along the Northerly line of Amendment Lease Area a distance of 306.59 feet to a P.C. of a curve to the left having a central angle of 39(degrees) 02'l7" and a radius of 850 feet; thence along the arc of said curve (said Northerly line) a distance of 579.14 feet; thence N. 49(degrees) 33'45" E., along said Northerly line a distance of 369.58 feet to a P.C. of a curve to the right having a central angle of 11(degrees) 20'08" and a radius of
750.00 feet; thence along the arc of said curve (said Northerly line) a distance of 148.38 feet to its intersection with a line lying 52 feet Westerly of and parallel with the East line of the West 1/2 of the Southwest 1/4 of said Section 9; thence S. 0(degrees) l0'00" W., along said parallel line a distance of 952.18 feet; thence S. 89(degrees)21'29" E., a distance of 52.00 feet to the aforementioned East line of the West 1/2 of the Southwest 1/4; thence S. 0(degrees)10'00" W., along said East line a distance of 1525.33 feet to its intersection with a line lying 30 feet Northerly of and parallel with the Southerly line of said Section 9 (being the North right-of-way line of 27th Street); thence N. 89(degrees)42'20" W., along said North right-of-way line a distance of 1284.89 feet to the Point of Beginning. Sarasota County, Florida.

--------------------------------------------------------------------------------

================================================================================

                          QUALIFICATIONS OF APPRAISERS

================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              JENNIFER L. ESTRELLA

Education

Master of Urban Planning, Economic Development Concentration
University of Illinois at Urbana-Champaign, 1996

Bachelor of Business Administration, Finance Major
Loyola University Chicago, 1991

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

                   Real Estate Financial Markets
                   Urban Real Estate Valuation
                   Real Estate and Urban Land Economics

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A        Fundamentals and Principles of Real Estate Appraisal
      Course I-B        Capitalization Theory and Techniques
      Course II-I       Case Studies in Real Estate Valuation
      Course II-2       Valuation Analysis and Report Writing
      Course II-3       Standards of Professional Practice
      Course IV         Litigation/Condemnation Valuation
      Course VI         Investment Analysis
      Course VIII       Residential Case Studies
      Course X          Market Analysis

      Seminar           Feasibility Analysis and Highest and Best Use
      Seminar           Discounted Cash Flow Analysis
      Seminar           Cash Equivalency
      Seminar           Subdivision Analysis
      Seminar           Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================


MARKET STUDY OF REAL PROPERTY

Rancho Valley Village
12970 Highway 8 Business
El Cajon, San Diego County, California


================================================================================

As of December 4, 1997


Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

             [Letterhead of Cushman & Wakefield of Illinois, Inc.]


December 9, 1997


Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:  Market Study of Real Property
     Rancho Valley Village
     12970 Highway 8 Business
     El Cajon, San Diego County, California 92021

Dear Mr. Welch:

     In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

     As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

     This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

     The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                 - 2 -                  December 9, 1997


     This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

     This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Nancy D. Piekos

Nancy D. Piekos
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager


NDP/MJS:
Revised 12
File No.    97-362-08

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                      Rancho Valley Village

Location:                           12970 Highway 8 Business
                                    El Cajon, San Diego County, California

Assessor's Parcel Number:           Based on information provided by San Diego
                                    County records, the subject property is
                                    identified by Assessor's Parcel Number
                                    400-060-20-00.

Date of Inspection:                 The property was inspected December 4, 1997.

Ownership:                          The subject property is legally entitled to
                                    Goldland Vistas, Inc., an Illinois
                                    Corporation, and MHC Financing Limited
                                    Partnership, as beneficiary.

Land Area:                          Based on information provided by the
                                    property's legal plat of survey, the subject property contains approximately 21.73 acres of land area, or 946,559 square feet.

Zoning: Based on information provided by the County of San Diego, the subject property is zoned RMH-7, Residential Mobile Home-7 District. The subject property is a legal and conforming use.

Improvements
   Type:                            A manufactured housing community.

   Year Built:                      The subject property was originally
                                    developed in approximately 1969.

   Size: The subject property consists of a 140-site manufactured housing community.

   Condition:                       At the time of inspection, the subject
                                    property was in good condition.

Property Rating:                    Four Star manufactured home community.

Special Assumptions:                1. Information regarding the subject
                                    property, including its physical
                                    characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Summary of Salient Facts
================================================================================

                                    2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                    3. Our market and consulting report
                                    regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                    4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                    5. Please refer to the complete list of
                                    assumptions and limiting conditions included at the end of this report.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................5
  Identification of Property...................................................5
  Property Ownership and Recent History........................................5
  Purpose and Function of the Market Study and Consulting Assignment...........5
  Scope of the Market Study and Consulting Assignment..........................5
  Date of Property Inspection..................................................5
  Definitions and Other Pertinent Terms........................................5

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................13

MARKET ANALYSIS...............................................................15
  National Overview...........................................................15
  Competition.................................................................22
  Comparable Manufactured Housing Community Sales.............................26
  Demographic Trends..........................................................28
  Expense Analysis............................................................29
  Market Supply and Demand....................................................29
  Conclusion..................................................................29

PROPERTY DESCRIPTION..........................................................32
  Site Description............................................................32
  Improvements Description....................................................32

REAL PROPERTY TAXES AND ASSESSMENTS...........................................33

ZONING........................................................................33

CONCLUSION....................................................................34

ASSUMPTIONS AND LIMITING CONDITIONS...........................................35

CERTIFICATION.................................................................37

ADDENDA.......................................................................38
  Pop-Fact Sheets
  Legal Description
  Qualifications of Appraisers

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                 [PHOTO OMITTED]

                     Front Entrance of the Subject Property


                                 [PHOTO OMITTED]

                          Exterior of Community Center

================================================================================


                                        1
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                        Interior of the Community Center


                                 [PHOTO OMITTED]

                        Interior of the Community Center

================================================================================


                                       2
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park


                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

================================================================================


                                       3
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

         Exterior View of the Community Center, Comprising the Pool Area


                                 [PHOTO OMITTED]

                  Typical Street Scene within the Subject Park

================================================================================


                                       4
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    INTRODUCTION
================================================================================

Identification of Property

     The subject property consists of a 140-site manufactured housing community, situated on approximately 21.73 acres of land area, located along the west side of Highway 8 Business, within an unincorporated area of El Cajon, in San Diego County, California. The property's street address is 12970 Highway 8 Business. The property was constructed in 1969, and was 94.29 percent occupied at the time of inspection, with eight sites vacant and currently available. However, of the eight available sites, two of the sites are presently improved with manufactured homes, which are vacant and presently for sale.

Property Ownership and Recent History

     The subject property is currently entitled to Goldland Vistas, Inc., an Illinois corporation, and MHC Financing Limited Partnership, as beneficiary. The subject property was originally developed in 1969, with 140 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

     The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

     In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

     The property was inspected December 4, 1997.

Definitions and Other Pertinent Terms

     Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

     Market Rent

     The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

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                                                                    Introduction
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     Evaluation

     Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

     Market Study

     A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

     The subject property is located along the west side of Highway 8 Business, within an unincorporated area of El Cajon, San Diego County, California. The street address of the subject property is 12970 Highway 8 Business, El Cajon, California. The property is identified by tax parcel number 400-060-20-00, according to San Diego County records. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

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

                                  REGIONAL MAP


                                [GRAPHIC OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

Introduction

    The market value of real property is influenced by the economic, political, physical and social characteristics of the overall economic region of which it is a part. The subject property is located in an unincorporated area of El Cajon, San Diego County, California. The following is an overview of San Diego County, focusing on some of its more important characteristics. Information provided here was obtained from the Greater San Diego Chamber of Commerce.

San Diego County

    San Diego County is located in the southwest portion of California. San Diego County encompasses an area of approximately 4,280 square miles, and is bordered to the north by Riverside County, Imperial County on east, Mexico to the south and the Pacific Ocean to the west. The largest city in San Diego County is San Diego, with a 1996 estimated population of 1,183,102, which represents approximately 44.0 percent of the total county's population.

Population

    The estimated population of San Diego County in 1996 was 2,690,255. U.S. Census statistics indicate that the population of San Diego County has consistently increased since 1930. Historical and projected population characteristics since 1930, are provided in the table on the following page.

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                                                               Regional Analysis
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================================================================================
                HISTORICAL AND PROJECT POPULATION CHARACTERISTICS
                                SAN DIEGO COUNTY
================================================================================
          Year                    Population                % Change
--------------------------------------------------------------------------------
          1930                      209,659                   ---
--------------------------------------------------------------------------------
          1940                      289,348                  38.00%
--------------------------------------------------------------------------------
          1950                      556,808                  92.44%
--------------------------------------------------------------------------------
          1960                     1,033,011                 85.52%
--------------------------------------------------------------------------------
          1970                     1,357,854                 31.45%
--------------------------------------------------------------------------------
          1980                     1,861,846                 37.12%
--------------------------------------------------------------------------------
          1990                     2,498,016                 34.17%
--------------------------------------------------------------------------------
          1996                     2,690,255                 7.70%
--------------------------------------------------------------------------------
        Forecasts
--------------------------------------------------------------------------------
          2000                     3,004,434                 11.68%
--------------------------------------------------------------------------------
          2010                     3,267,254                 8.75%
--------------------------------------------------------------------------------
          2020                     3,763,253                 15.18%
--------------------------------------------------------------------------------
Source: Greater San Diego Chamber of Commerce
================================================================================

      As indicated above, the largest percentage change in population occurred between 1940 and 1950, followed by 1950 to 1960. The percentage change in population between 1940 and 1950 was 92.44 percent. The percentage change in population between 1950 and 1960 was 85.52 percent. The population of San Diego County is expected to reach 3,763,253, by the year 2020. The average age in San Diego County is 30.8 years.

Income and Employment

      The percentage of adults ages 25 years and older with a bachelor's degree or higher is 29.3 percent. The greatest percentage of households, approximately
18.9 percent, are included in the income range between $35,000 to $49,999. The median household income in San Diego County is $35,864. Overall, construction in San Diego County has been increasing steadily in recent years. However, residential permit requests have been sluggish compared to commercial permit requests. Single-family homes in San Diego County cost an average of $204,500.

      Employment in San Diego County has increased in the past few years. The 1996 average unemployment rate was 5.4 percent. Tourism and the government/military are the biggest industry sectors in San Diego County. Several military bases are located in the San Diego County limits, the largest of which, is the Miramar Naval Air Station. The distribution of employment by industry is provided in the table on the following page.

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                                                               Regional Analysis
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================================================================================
                             EMPLOYMENT BY INDUSTRY
                                SAN DIEGO COUNTY
================================================================================
              Type of Industry              San Diego County   Percent of Total
--------------------------------------------------------------------------------
Agriculture, Forestry, Fisheries, Mining         8,629                  .8%
--------------------------------------------------------------------------------
Construction                                    42,000                 3.7%
--------------------------------------------------------------------------------
Manufacturing                                  117,830                10.5%
--------------------------------------------------------------------------------
Transportation, Communication, Utilities        34,675                 3.1%
--------------------------------------------------------------------------------
Wholesale Trade                                 46,391                 4.1%
--------------------------------------------------------------------------------
Retail Trade                                   187,673                16.7%
--------------------------------------------------------------------------------
Finance, Insurance, Real Estate                 66,320                 5.9%
--------------------------------------------------------------------------------
Services                                       311,783                27.7%
--------------------------------------------------------------------------------
Government, Military                           311,360                27.6%
================================================================================
Total                                        1,126,661               100.0%
--------------------------------------------------------------------------------
Source: Greater San Diego Chamber of Commerce
================================================================================

      As indicated above, the services and government/military industries each employ over 27.0 percent of the population. The following is a list of the largest area employers, with 10,000 or more employees.

================================================================================
                       MAJOR EMPLOYERS IN SAN DIEGO COUNTY
                                10,000+ EMPLOYEES
--------------------------------------------------------------------------------
Employer                                                 City
--------------------------------------------------------------------------------
San Diego Unified School District                        San Diego
--------------------------------------------------------------------------------
Scripps Health                                           La Jolla
--------------------------------------------------------------------------------
Sharp Healthcare Corporation                             San Diego
--------------------------------------------------------------------------------
University of California, San Diego                      La Jolla
--------------------------------------------------------------------------------
County of San Diego                                      San Diego
--------------------------------------------------------------------------------
City of San Diego                                        San Diego
--------------------------------------------------------------------------------
U.S. Postal Service                                      San Diego
--------------------------------------------------------------------------------
Source: Greater San Diego Chamber of Commerce
================================================================================

Transportation

      San Diego County is served by Interstate Highways 5, 805, 15, and 8. In addition several State Highways serve the area. Commercial air-service is available via the San Diego International Airport, which is served by major air carriers, such as United Airlines, American Airlines, Southwest Airlines, America West, and Northwest Airlines. Public transit is available through the San Diego Transit Corporation and the San Diego Tijuana Trolley.

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                                                               Regional Analysis
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Quality of Life

      Located within San Diego County are thirty licensed general hospitals, twelve accredited senior colleges and universities, and nine accredited community and junior colleges. Due to the areas generally warm climate, residents can partake in various outdoor recreational activities year round. Balboa Park, located in San Diego County, offers 1,400 acres of recreational space. San Diego County is also home to the world famous San Diego Zoo. San Diego Zoo is the habitat of 4,000 rare birds, mammals, reptiles, and amphibians; and contains 100 acres of award-winning gardens.

Conclusion

      San Diego County is a well established area that offers a good quality of life. The population of San Diego County has increased consistently since 1930, and steady growth is expected through the year 2020. Employment in the county has also improved in the past few years. The majority of the workforce are employed in the government/military and tourism industries. Exports and taxable sales have increased in recent years. San Diego County is expected to have a strong growing economy in the near future.

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                                                               Regional Analysis
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                                NEIGHBORHOOD MAP

                                 [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

     The subject property is situated along the west side of Highway 8 Business, approximately one mile north of its intersection with Greenfield Drive, within an unincorporated area of El Cajon, San Diego County, California. The subject's immediate neighborhood is bordered by the Lakeview area to the north, the El Cajon city limits to the south, Interstate 8 to the east, and State Route 54 (Winter Gardens Boulevard) to the west. The subject's immediate area along Highway 8 Business is predominantly developed with manufactured housing communities, and neighborhood service commercial establishments.

     The subject property is immediately bounded by Highway 8 Business to the east. Highway 8 Business, which is also known as Main Street within the El Cajon city limits, is a primary two-lane, north-south thoroughfare, within the vicinity of the subject property. The subject's primary point of ingress and egress is provided by Highway 8 Business. Highway 8 Business intersects with Greenfield Drive approximately one mile south of the subject property, which in turn provides direct access to Interstate 8. Interstate 8 is the primary freeway providing east-west access through the San Diego metropolitan area.

     The subject property enjoys visibility along Highway 8 Business, and primary access to the subject's main entrance to the park is accessed directly off of Highway 8 Business. Other developments along Highway 8 Business consist of at least nine other manufactured home communities, in addition to the subject property, including: Las Coches Mobile Estates; Lamplighter Los Coches; Monterey Mobile Lodge; Pana-Rama Mobile Estates; Rancho La Vista; Ridge Crest; Golden Terrace Park; Rancho Laguna; and Heart O' the Hills.

     As previously mentioned, the subject property is located within an unincorporated area of El Cajon. The El Cajon city limits are situated immediately south of the subject property. The majority of the development situated along Highway 8 Business, just south of the subject property, is developed with commercial uses such as gas stations, shopping centers, and restaurants. Furthermore, Highway 8 Business provides direct access to Interstate 8, via Greenfield Drive, just one mile south of the subject property.

     According to Equifax National Decision Systems (ENDS), the 1997 estimated population of the city of El Cajon is 91,458. The local population is projected to increase to 92,285, or 0.90 percent by the year 2002. Similarly, the 1997 estimated total number of households is 34,913, which is projected to increase
1.41 percent to 35,406 households by the year 2002.

     The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy

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                                                           Neighborhood Analysis
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in the area is anticipated to be good, with unemployment steadily decreasing.
The growth in population is anticipated to increase.

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                                                                 MARKET ANALYSIS
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National Overview

     Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in California; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in California.

     The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=========================================================================================
1997             Firm Name                State      No. of Sites      No. of Communities
Rank                                                 Owned/Managed       Owned/Managed
-----------------------------------------------------------------------------------------
 1      Sun Communities                 California      30,295/0               84/0
-----------------------------------------------------------------------------------------
 2      ROC Communities                  Colorado     22,441/7,167            77/36
-----------------------------------------------------------------------------------------
 3      Manufactured Home Communities    Illinois      27,349/838              69/3
-----------------------------------------------------------------------------------------
 4      Ellenburg Capital                 Florida       25,173/0               63/0
-----------------------------------------------------------------------------------------
 5      Lautrec Ltd.                    California      22,652/0               58/0
-----------------------------------------------------------------------------------------
 6      Chateau Properties              California      20,003/0               47/0
-----------------------------------------------------------------------------------------
 7      Clayton Homes                    Tennessee      18,000/0               66/0
-----------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood  California      16,946/0               44/0
-----------------------------------------------------------------------------------------
 9      UNIPROP                         California      14,931/0               40/0
-----------------------------------------------------------------------------------------
 10     The Bloch Organization          California      14,379/0               37/0
=========================================================================================

     According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, California, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

     The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in

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                                                                 Market Analysis
================================================================================

manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

     In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

     At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

     In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, California. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

     The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

     Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                                                 Market Analysis
================================================================================

     The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
Year      ROC        MHC      Chateau     Sun     United      Total      Annual
                                                                         Growth
--------------------------------------------------------------------------------
1996     29,608     28,187    20,003     30,295    5,234     113,327      17.0%
--------------------------------------------------------------------------------
1995     27,910     26,237    19,594     18,000    4,850      96,591       9.0%
--------------------------------------------------------------------------------
1994     26,231     28,407    15,689     13,500    4,623      88,450      37.8%
--------------------------------------------------------------------------------
1993     20,142     14,700    15,261      9,036    5,050      64,189      17.8%
--------------------------------------------------------------------------------
1992     18,745     12,873    10,032      7,600    5,200      54,450       N/A
--------------------------------------------------------------------------------
1991      9,030     13,079     9,759       N/R      N/R         N/A        N/A
--------------------------------------------------------------------------------
N/R = No report                  N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

     Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                                                 Market Analysis
================================================================================

     The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

===========================================================================================
                                    REIT MARKET UPDATE
-------------------------------------------------------------------------------------------
Company Symbol    Price    Current Yield  52 Week High  52 Week Low    Annual    12 Mth Tot
                (9/19/97)                                             Dividend      Rtn
-------------------------------------------------------------------------------------------
CPJ              $29.688        5.8%        $31.125       $22.250       1.72       26.6%
-------------------------------------------------------------------------------------------
MHC              $25.625        5.2%        $26.428       $18.875       1.32       30.7%
-------------------------------------------------------------------------------------------
SUI              $37.428        5.0%        $ 38.00       $27.750       1.88       31.8%
-------------------------------------------------------------------------------------------
UMH              $11.625        6.0%        $13.625       $10.875       0.70       -1.7%
-------------------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
===========================================================================================

     The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

     According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

     Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

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                                                                 Market Analysis
================================================================================

     Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

     Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

     Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks These rankings are defined as follows:

     One Star Park

     The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

     o    Fair overall appearance;
     o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
     o    Grass, rock or shell to cover ground;
     o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
     o    Restrooms clean, if any;
     o    Adequate laundry or laundromat nearby;
     o    If fences allowed, must be neat;
     o    Mail service;
     o    Homes may be old models, but show evidence of care; and,
     o    Manager available some hours of each day.

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                                                                 Market Analysis
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     Two Star Park

     In addition to the requirements for a one star park, a two star park will have the following:

     o    Landscaping - some lawns and shrubs;
     o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
     o    Neat storage;
     o    Well equipped laundry or laundromat nearby;
     o    200 volt connections available;
     o    If children accepted, park should have play area;
     o Park free of clutter, such as old cars and other abandoned equipment; and,
     o    Well maintained and managed.

     Three Star Park

     What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

     o    Attractive entrance;
     o    All homes must be in good condition;
     o    Awnings and cabana rooms on some homes in southern areas;
     o    Some spaces for large mobile homes;
     o    Paved or hard surfaced streets;
     o    Off-street parking or streets wide enough for safe on-street parking;
     o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
     o    Concrete patios or the equivalent on all lots;
     o    All lots neat and attractive;
     o    All park buildings in good repair; and,
     o    Good management.

     Four Star Park

     Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

     o    Good landscaping;
     o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
     o    Paved streets, edged or curbed.

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                                                                 Market Analysis
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     o    Uncrowded lots;
     o Underground utilities if permitted by local conditions and authorities;
     o    Most tanks, if present, concealed;
     o    Any hedges or fences must be attractive and uniform;
     o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
     o    Most lots to accommodate large mobile homes;
     o    Where row parking of homes exists, all must be lined up uniformly;
     o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
     o    Excellent management.

     Five Star Park

     Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

     o    Well planned and laid out spacious appearance;
     o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
     o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs; Homes set back from street;
     o    Exceptionally attractive entrance and park sign;
     o    Patios at least 8 x 30 feet. (Excepting double-wide units.);
     o    Paved off-street parking such as carports or planned parking;
     o    All homes skirted;
     o    All hitches concealed. Any existing tanks concealed;
     o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
     o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
     o    Uniform storage sheds or central storage facilities;
     o    All late model homes in excellent condition;
     o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
     o    All empty lots grassed, graveled or otherwise well maintained;
     o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards.
     o    Most five star parks are for adults only; and,
     o Superior management interested in comfort of residents and maintenance of park.

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                                                                 Market Analysis
================================================================================

     The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

Competition

     We have surveyed five manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 1,014 sites. The combined occupancy rate of these five manufactured housing communities, including the subject property, is approximately 96.55 percent. Excluding the subject property in our survey, the combined occupancy rate is approximately 96.91 percent, based on 874 sites.

     The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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
====================================================================================================================================
                                      SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
------------------------------------------------------------------------------------------------------------------------------------
                                Number                         Age
                               Of Sites                     ---------                                                    3-Year
                               ---------                    Condition                     Services      Date Of         Average
  Comp.         Name           Occupancy                    ---------        Monthly      Provided    Last Rental    Annual Rental
   No.        Location           Level        Amenities   Park Rating(1)      Rent        in Rent       Increase        Increase
------------------------------------------------------------------------------------------------------------------------------------
   R-1    Terrace View            205         Clubhouse        1974        $348.00/Mo.     Refuse     Anniversary         N/A
          13162 Highway 8         ---         Pool/Spa         ----            To                       of Lease
          Business              90.24%      Shuffleboard       Good        $394.00/Mo.
          El Cajon,                          Playground        ----
          California                         RV Storage        3*-4*
------------------------------------------------------------------------------------------------------------------------------------
   R-2    Mira Vista              158         Clubhouse        1974        $495.00/Mo.     Water       May, 1997       $15.00/Mo.
          9100 Single Oak         ---         Pool/Spa         ----            To
          Drive                 97.47%      Sauna/Laundry      Good        $525.00/Mo.
          El Cajon,                         Shuffleboard       ----
          California                         RV Storage        3*-4*
------------------------------------------------------------------------------------------------------------------------------------
   R-3    Lakefront MHP           295       2 Clubhouses       1974        $425.00/Mo.      None     January, 1997        N/A
          9395 Harritt Road       ---       2 Pools/Spas       ----            To
          Lakeside,              100%        Playground        Good        $550.00/Mo.
          California                         Basketball        ----
                                             Horseshoes        3*-4*
------------------------------------------------------------------------------------------------------------------------------------
   R-4    Los Coches              126         Clubhouse        1972        $425.00/Mo.     Sewer      March, 1996         N/A
          Mobile Home             ---         Pool/Spa         ----                        Refuse
          Estates                100%       Sauna/Laundry     Average
          13217 Aurora                       Playground       -------
          Drive                              RV Storage         3*
          El Cajon,
          California
------------------------------------------------------------------------------------------------------------------------------------
   R-5    Pepper Villa            90          Clubhouse        1972        $460.00/Mo.     Water      Anniversary     Reportedly,
          Mobile Estates          --          Pool/Spa         ----            To          Refuse       of Lease      the rent has
          1315 Pepper Drive     96.67%      Sauna/Laundry     Average      $490.00/Mo.                                not been
          El Cajon,                         Shuffleboard      -------                                                 increased in
          California                                            3*                                                    the past 3
                                                                                                                      years.
------------------------------------------------------------------------------------------------------------------------------------
 Subject  Rancho Valley           140         Clubhouse        1969        $476.00/Mo.     Refuse    November, 1997    $15.00/Mo.
          Village                 ---         Pool/Spa         ----
          12970 Highway 8       94.29%      Sauna/Laundry      Good
          Business                           Playground        ----
          El Cajon,                          RV Storage         4*
          California
------------------------------------------------------------------------------------------------------------------------------------
(1)  Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
====================================================================================================================================

                       COMPETING MANUFACTURED HOUSING MAP


                                [GRAPHIC OMITTED]

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                                                                 Market Analysis
================================================================================

     Rental rates of manufactured housing communities located within the subject's primary market range from $348.00 to $550.00 per site, on a monthly basis. The subject property is currently quoting a monthly rental rate within the market range, or at $476.00 per site. The last rental rate increase at the subject property was as of November 1, 1997, whereby the monthly rental payment increased from $460.00 to $476.00 per site, an increase of $16.00 per month or
3.48 percent. Furthermore, the monthly rental payment is scheduled to increase to $492.00 per site as of November, 1998, an increase of $16.00 per site, or
3.36 percent.

     The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

     Comparable R-1, Terrace View, is located at 13162 Highway 8 Business, in El Cajon, California. This comparable property contains 205 sites, and is presently 90.24 percent occupied, with approximately 20 vacant sites available. Terrace View was developed in 1974, and is considered to be in overall good condition. Reportedly, there was not a rental increase in 1997 and it is unknown at this time if a rental increase is scheduled in 1998. At present, the monthly rental rate for sites within the park ranges from $348.00 to $394.00, depending upon location within the park. The monthly rental rate includes only refuse service. Amenities include a clubhouse, pool/spa, shuffleboard, playground, and RV storage.

     Comparable R-2, Mira Vista, is located at 9100 Single Oak Drive, in El Cajon, California. This comparable property contains 158 sites, and is presently 97.47 percent occupied, with only four sites presently available. Mira Vista was developed in 1974, and is considered to be in overall good condition. The most recent rental increase occurred in May, 1997, and the monthly rental payment increased by $15.00 per month. Amenities include a clubhouse, pool/spa, sauna, laundry facility, shuffleboard, and RV storage. The quoted monthly rental rate reportedly ranges from $495.00 to $525.00 per month, depending upon location within the park, with only water service included in monthly rental payment.

     Comparable R-3, Lakefront Mobile Home Park, is located at 9395 Harritt Road, in Lakeside, California. This comparable property contains 295 sites, and is 100.0 percent occupied. Lakefront was developed in 1974, and is considered to be in overall good condition. The most recent rental increase occurred in January, 1997, whereby the monthly rental rates increased between 1.5 and 4.0 percent. Amenities include two clubhouses, two pools/spas, playground, basketball court, and horseshoes. The quoted monthly rental rate reportedly ranges from $425.00 to $550.00 per month with no utilities included in monthly rental payment.

     Comparable R-4, Los Coches Mobile Home Estates, is located at 13217 Aurora Drive, in El Cajon, California. This comparable property contains 126 sites, and is 100.0 percent occupied. Los Coches was developed in 1972, and is considered to be in overall average condition. The most recent rental increase occurred in

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                                                                 Market Analysis
================================================================================

     March, 1996, and the monthly rental payment increased by $20.00 per month. Amenities include a clubhouse, pool/spa, sauna, laundry facility, playground, and RV storage. The quoted monthly rental rate is reportedly $425.00 per month with March, 1996, and the monthly rental payment increased by $20.00 per month. Amenities include a clubhouse, pool/spa, sauna, laundry facility, playground, and RV storage. The quoted monthly rental rate is reportedly $425.00 per month with sewer and refuse service included in the monthly rental payment.

     Comparable R-5, Pepper Villa Mobile Estates, is located at 1315 Pepper Drive, in El Cajon, California. This comparable property contains 90 sites, and is 96.67 percent occupied, with three vacant sites available. Pepper Villa was developed in 1972, and is considered to be in overall average condition. Reportedly, the monthly rental rate has not increased over the past three years. Amenities include a clubhouse, pool/spa, sauna, laundry facility, shuffleboard, and RV storage. The quoted monthly rental rate reportedly ranges from $460.00 to $490.00, depending upon the location within the location. Water and refuse service is included in the monthly rental payment.

     In our opinion, and based on conversations with the on-site manager, properties R-2 and R-3 compete most favorably with the subject property, with monthly rental rates ranging from $425.00 to $550.00 per site. The subject property is currently quoting a monthly rental rate of $476.00 per site, which is within the range of rental rates of our more comparable competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

     A search of the subject's market revealed four recent sales of manufactured housing communities located in San Diego County, California. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

     Comparable Sale I-1, Vista Manor, is located at 200 Olive Avenue, in Vista, California. This property contains 159 sites, situated on 16.0 acres of land area. The property was in good condition at the time of sale and was developed in 1964. Amenities at the property include a clubhouse, pool, and two laundry facilities. The property was approximately 98.0 percent occupied at the time of sale. The property was purchased for $5,000,000, which equates to $31,447 per site.

     Comparable Sale I-2, Rancho Mesa, is located at 450 East Bradley Avenue, in El Cajon, California. This property contains 158 sites, situated on 19.10 acres of land area. The property was in good condition at the time of sale and was developed in 1970. Amenities include a clubhouse, pool/spa, and laundry facility. The property was approximately 97.0 percent occupied at the time of sale. The property was purchased for $6,000,000, which equates to $37,974 per site.

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
=============================================================================================================================
                                      SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-----------------------------------------------------------------------------------------------------------------------------
                                                                          Sales Price                             $EGI/Site
                                                                             Per Site                           $Expense/Site
                                Sales Date     Land Area      Density     ----------                  EGIM      -------------
Comp.           Name            ----------     ---------      -------      Occupancy                  ----      Expense Ratio
 No.          Location          Sales Price    No. Sites     Condition      At Sale      $NOI/Site    OAR         % Of EGI
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
 I-1    Vista Manor                8/97          16.00         9.94         $31,447       $3,270     6.44x         $4,880
        200 Olive Avenue           ----           ---          ----         -------                  -----         ------
        Vista, California       $5,000,000        159          Good          98.0%                   10.40%        $1,609
                                                                                                                   ------
                                                                                                                    32.97%
-----------------------------------------------------------------------------------------------------------------------------
 I-2    Rancho Mesa                              19.10         8.27         $37,974       $3,688     6.04x         $6,285
        450 E. Bradley Avenue     12/95           ---          ----         -------                  -----         ------
        El Cajon, California      -----           158          Good          97.0%                   9.71%         $2,597
                                $6,000,000                                                                         ------
                                                                                                                    41.32%
-----------------------------------------------------------------------------------------------------------------------------
 I-3    Meadowbrook Mobile          8/95         42.68         7.78         $37,123       $3,996     5.38x         $6,896
        Estates                     ----          ---          ----         -------                  -----         ------
        8301 Mission Gorge      $12,325,000       332          Good          96.0%                   10.76%        $2,900
        Road                                                                                                       ------
        Santee, California                                                                                          42.05%



-----------------------------------------------------------------------------------------------------------------------------
 I-4    Mission Valley              2/95         10.22         11.64        $33,205       $2,941     8.64x         $3,842
        Village                     ----          ---          -----        -------                  -----         ------
        6790-6912 Mission       $3,951,500        119         Average        95.0%                   8.86%          $900
        Gorge Road                                                                                                  ----
        San Diego, California                                                                                       23.45%
-----------------------------------------------------------------------------------------------------------------------------
Subject Rancho Valley Village      - - -         21.73         6.44          - - -        $3,714      N/A          $6,227
        12970 Highway 8                           ---          ----          94.29%                                ------
        Business                                  140          Good                                                $2,513
        El Cajon, California                                                                                       ------
                                                                                                                    40.36%
-----------------------------------------------------------------------------------------------------------------------------

=============================================================================================================================

=============================================================================

-----------------------------------------------------------------------------



Comp.           Name            Comparability
 No.          Location          to the Subject             Comments
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
 I-1    Vista Manor                 Similar         Developed in 1964; Good
        200 Olive Avenue                              condition; Amenities
        Vista, California                          include a clubhouse, pool,
                                                        and two laundry
                                                          facilities.
-----------------------------------------------------------------------------
 I-2    Rancho Mesa                 Similar         Developed in 1970; Good
        450 E. Bradley Avenue                         condition; Amenities
        El Cajon, California                          include: clubhouse,
                                                     pool/spa, and laundry
                                                           facility.
-----------------------------------------------------------------------------
 I-3    Meadowbrook Mobile          Similar            Developed in 1970;
        Estates                                    Good condition; Amenities
        8301 Mission Gorge                            include: clubhouse,
        Road                                        pool/spa, sauna, putting
        Santee, California                          green, and shuffleboard.
                                                   This is a senior park for
                                                   residents 55 years of age
                                                           or older.
-----------------------------------------------------------------------------
 I-4    Mission Valley              Inferior          Developed in 1960's;
        Village                                        Average condition;
        6790-6912 Mission                              Amenities include:
        Gorge Road                                    clubhouse, pool, and
        San Diego, California                          laundry facility.
-----------------------------------------------------------------------------
Subject Rancho Valley Village   Subject Property       Developed in 1969;
        12970 Highway 8                                 Good condition;
        Business                                       Amenities include:
        El Cajon, California                         Clubhouse, pool/sauna,
                                                    laundry and RV storage.
-----------------------------------------------------------------------------

=============================================================================

                                                                 Market Analysis
================================================================================

     Comparable Sale I-3, Meadowbrook Mobile Estates, is located at 8301 Mission Gorge Road, in Santee, California. This property contains 332 sites, situated on 42.68 acres of land area. The property was in good condition at the time of sale and was developed in 1970. Amenities include a clubhouse, pool/spa, sauna, putting green, and shuffleboard. The property was approximately 96.0 percent occupied at the time of sale. This property is considered to be a "senior park" for residents 55 years of age or older. The property was purchased for $12,325,000, which equates to $37,123 per site.

     Comparable Sale I-4, Mission Valley Village, is located at 6790-6912 Mission Gorge Road, in San Diego, California. This property contains 119 sites, situated on 10.22 acres of land area. The park was in average condition at the time of sale and was developed in approximately 1960. Amenities include a clubhouse, pool and a laundry facility. The property was 95.0 percent occupied at the time of sale. The property was purchased for $3,951,500, which equates to $33,205 per site.

     It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

     Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 224,368 and 522,050, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 225,680 and 524,587, respectively, by the year 2002.

     According to NDS, the total number of households within the subject's primary and secondary market areas, are 84,048 and 197,944, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 86,719 and 203,214, respectively, by the year 2002.

     The average household income levels within the subject's primary and secondary market areas, for 1997, are $59,351 and $60,037, respectively. The median household income levels within the subject's primary and secondary market areas, for 1997, are $43,021

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                                                                 Market Analysis
================================================================================

and $44,327, respectively. Per capita income within the subject's primary and secondary market areas, for 1997, are $22,611 and $23,188, respectively.

     Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by the NDS Report, a copy of which is provided in the Addenda of this report.

Expense Analysis

     Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

     As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 23.45 to 42.05 percent of effective gross income levels, but typically from 32.97 to 42.05 percent. On a per site basis, the comparable sales display operating expenses ranging from $900 to $2,900, but typically from $1,609 to $2,900 per site. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 40.36 percent of effective gross income and $2,513 on a per site basis. Operating expenses at the subject property appear to be within the range as displayed by the comparable sales of manufactured housing communities within the local area.

Market Supply and Demand

     There are a total of five competing manufactured housing communities located within the subject's market, which total 874 sites, with a corresponding average occupancy rate of 96.91 percent. No specific absorption statistics were available, since the subject's competing parks have historically reported occupancy rates at, or above 90.0 percent. The occupancy rate at the subject property, based on conversations with management, has historically been slightly higher than occupancy rates of competing parks, and is currently 94.29 percent occupied, with approximately eight vacant available sites. We believe the current occupancy rate of the subject property is stabilized. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

     Historically, the subject's primary market has sustained high occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $348.00 to $550.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most

================================================================================


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                                                                 Market Analysis
================================================================================

recent rent roll provided), a monthly rental rate of $476.00 per site, which we believe is market-orientated.

     Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $31,447 to $37,974 per site, with corresponding overall rates ranging from 8.86 to 10.76 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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                                   SITE PLAN

                               [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

     The subject site is located along the west side of Highway 8 Business, approximately one mile north of its intersection with Greenfield Drive, within an unincorporated area of El Cajon. The east side of the site borders Highway 8 Business. The subject site is irregular in shape and contains 21.73 acres, or 946,559 square feet of land area. Topographically, the site is slightly sloping with the terrain of the surrounding area.

     The Helix Water Company provides the water to the subject park, while San Diego County Sanitation provides sewer service to the subject property. The San Diego Gas & Electric Company provides the gas and electric service to the subject property. Primary access to the subject site is available from Highway 8 Business. Based on conversations with San Diego County, the subject property is not located in a flood hazard area. However, we recommend a qualified engineer to determine the existence of any flood hazard areas.

     Each developed site is equipped with a dirt site and off-street parking. The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

     We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

     The subject property was originally developed in 1969. The subject improvements consist of a 140-site manufactured housing community, with a community center, swimming pool/spa, shuffleboard area, laundry facility and recreational vehicle and boat storage. Of the 140 total sites, 40 sites are single-wide, while the remaining 100 sites are double-wide. However, approximately 89.0 percent of the sites, or 124 sites, can accommodate a double-wide home. The average site size is approximately 40 feet by 70 feet.

     The community center consists of a manager's office, restroom facilities, and open-space available for resident use, with a fully-equipped kitchen area, and billiard room. The exterior of the one-story community center is concrete block with a Spanish tile roof, and appeared to be in overall good condition at the time of inspection.

     The swimming pool/spa, and shuffleboard areas are located adjacent to the community center. The recreational vehicle and boat storage is located at toward the northern portion of

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                                                            Property Description
================================================================================

the park. Concrete block fencing surrounds the pool area and a chain link fence surrounds the recreational vehicle and boat storage area. Off-street parking is available for each resident. Site improvements within the park include: paved streets, concrete sites, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

     Rancho Valley Village is a functional manufactured housing community with good ingress and egress along Highway 8 Business. Overall, the subject community appears to be well maintained and is in good condition. Rancho Valley is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Four Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

     Since the passage of Proposition 13, or the Jarvis Gann Initiative in 1978, real property taxes in the State of California are limited to 1.0 percent of market value, as of a specified base year. The base year valuation is the Assessor's 1975 market value estimate, unless there is a transfer of ownership
(sale), new construction, or the property is leased on a long-term basis. Whenever this occurs, the property is reassessed at full market value. If a reassessment is not triggered, the assessed value is trended upward at 2.0 percent annually.

     According to the San Diego County Assessor's Office, the market value of the subject property equates to $3,117,969. The subject property is identified by tax parcel number 400-060-20-00.

     The total amount of real estate taxes for fiscal year 1996, payable in 1997 for the subject property amounts to $64,079.58. The total amount of real estate taxes for fiscal year 1996 payable in 1997 equates to approximately $457.71 per site.

Zoning

     According to zoning officials of San Diego County, the subject property is currently zoned RMH-7, Residential Mobile Home-7 District. Based on conversations with zoning officials, the subject property is a legal and conforming use under its present zoning classification.

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                                                                      CONCLUSION
================================================================================

Conclusion

     o The subject property, Rancho Valley Village, is a functional manufactured housing community, which competes favorably in relation to its competition;

     o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $348.00 to $550.00;

     o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate of $476.00 per site, which is within the range of competing parks, and appears to be market-oriented;

     o Sale transactions of manufactured housing communities located within the subject's region range in unit sales prices per site from $31,447 to $37,974, with corresponding overall rates ranging from 8.86 to
          10.76 percent;

     o Operating expenses are within industry standards for a park located in the southwestern region of the country;

     o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

     o    The demographic characteristics of the area appear to be positive;

     o The population profile of the subject property is 60 percent adult, with the remaining 40 percent family oriented;

     o The current occupancy rate at the subject property is 94.29 percent, with eight vacant sites available. This stabilized occupancy rate is evident by a strong local market and demand;

     o No significant manufactured housing communities are expected to be developed in the near future;

     o In our opinion, based on Woodall's criteria, the subject property is a Four Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Four Star Park, presented in the National Overview section of this report; and,

     o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Rancho Valley Village will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

================================================================================


                                       34
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

================================================================================


                                       35
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

================================================================================


                                       36
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Nancy D. Piekos inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.   The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


     /s/ Michael J. Schaeffer  /s/ Nancy D. Piekos   /s/ Stanley R. Dennis, Jr.

     Michael J. Schaeffer      Nancy D. Piekos       Stanley R. Dennis, Jr., MAI
     Director                  Associate Appraiser   Director, Manager

================================================================================


                                       37
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================

                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================


                                 POP-FACT SHEETS


================================================================================

Tue Dec 2, 1997                                                           Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               Cushman & Wakefield
12970 Highway 8 Business
El Cajon, California                           COORD:  32:48.73       116:55.08
-------------------------------------------------------------------------------
                                                      5.00 MILE      10.00 MILE
DESCRIPTION                                              RADIUS          RADIUS
-------------------------------------------------------------------------------

POPULATION
      2002 PROJECTION                                   225,680         524,587
      1997 ESTIMATE                                     224,368         522,050
      1990 CENSUS                                       213,338         502,383
      1980 CENSUS                                       162,804         407,905
      GROWTH 1980 - 1990                                  31.04%          23.16%

HOUSEHOLDS
      2002 PROJECTION                                    86,719         203,214
      1997 ESTIMATE                                      84,048         197,944
      1990 CENSUS                                        76,279         181,883
      1980 CENSUS                                        58,472         146,787
      GROWTH 1980 - 1990                                  30.45%          23.91%

1997 ESTIMATED POPULATION BY RACE                       224,368         522,050
      WHITE                                               87.22%          82.05%
      BLACK                                                2.73%           4.95%
      ASIAN & PACIFIC ISLANDER                             3.47%           5.58%
      OTHER RACES                                          6.59%           7.42%

1997 ESTIMATED POPULATION                               224,368         522,050
      HISPANIC ORIGIN                                     17.33%          18.02%

OCCUPIED UNITS                                           76,279         181,883
      OWNER OCCUPIED                                      56.81%          60.62%
      RENTER OCCUPIED                                     43.19%          39.38%
      1990 AVERAGE PERSON PER HH                           2.74            2.70

1997 ESTIMATED HH BY INCOME                              84,048         197,944
      $150,000 +                                           4.46%           4.34%
      $100,000 TO $149,999                                 6.15%           6.43%
      $ 75,000 TO $ 99,999                                 8.68%           9.17%
      $ 50,000 TO $ 74,999                                22.25%          23.11%
      $ 35,000 TO $ 49,999                                18.16%          18.38%
      $ 25,000 TO $ 34,999                                13.49%          13.21%
      $ 15,000 TO $ 24,999                                13.45%          12.61%
      $  5,000 TO $ 14,999                                11.51%          10.74%
      UNDER $ 5,000                                        1.83%           2.01%

1997 EST. AVERAGE HH INCOME                             $59,351         $60,037
1997 EST. MEDIAN HH INCOME                              $43,021         $44,327
1997 EST. PER CAPITA INCOME                             $22,611         $23,188

================================================================================


                                LEGAL DESCRIPTION


================================================================================

                                LEGAL DESCRIPTION

-------------------------------------------------------------------------------

                          TICOR TITLE INSURANCE COMPANY

--------------------------------------------------------------------------------
                                                         SCHEDULE A -- CONTINUED
--------------------------------------------------------------------------------
Policy No.:  943092--15
--------------------------------------------------------------------------------

                         EXHIBIT A -- LEGAL DESCRIPTION

PARCEL 1:

ALL THAT PORTION OF LOT 4 IN BLOCK 33 OF THE SUBDIVISION OF THE "S" TRACT OF RACHO EL CAJON, IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF RECORDED IN BOOK 170, PAGE 71 OF DEED, RECORDS OF SAN DIEGO COUNTY. LYING SOUTHEASTERLY OF THE SOUTHEASTERLY BOUNDARY OF RECORD OF SURVEY MAP NO. 1339, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, SEPTEMBER 6, 1946.

EXCEPTING FROM THE ABOVE DESCRIBED PROPERTY THAT PORTION LYING WITHIN CALIFORNIA STATE HIGHWAY VII-SD-12-C AS DESCRIBED IN DEED TO THE STATE OF CALIFORNIA RECORDED FEBRUARY 11, 1932 IN BOOK 71, PAGE 446 OF OFFICIAL RECORDS.

ALSO EXCEPTING FROM SAID LOT 4 THAT PORTION DESCRIBED AS FOLLOWS:

COMMENCING AT THE MOST SOUTHERLY CORNER OF SAID RECORD OF SURVEY MAP NO. 1339; THENCE ALONG THE BOUNDARY OF SAID RECORD OF SURVEY MAP NO. 1339; NORTH 21' 01' 13" EAST, 224.21 FEET (RECORD EQUALS NORTH 20(DEGREE) 59' 20" EAST, 224.39 FEET) TO A CORNER THEREIN AND THE TRUE POINT OF BEGINNING; THENCE CONTINUING ALONG THE BOUNDARY OF SAID RECORD OF SURVEY MAP NO. 1339 AS FOLLOWS: NORTH 64(DEGREE) 44' 06" WEST, 249.93 FEET (RECORD EQUALS NORTH 64(DEGREE) 51' 20" WEST, 249.55
FEET); NORTH 27(DEGREE) 16' 03" EAST (RECORD EQUALS NORTH 27(DEGREE) 16' 40"
EAST), 20.00 FEET TO THE WESTERLY TERMINUS OF A 99.91 FOOT RADIUS CURVE, THE CENTER OF WHICH BEARS NORTH 27(DEGREE) 16' 03" EAST (RECORD EQUALS NORTH 27(DEGREE) 16' 40" EAST) FROM SAID POINT AND NORTHEASTERLY AND NORTHERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 109(DEGREE) 34' 28" A DISTANCE OF 191.07 FEET TO A POINT, A RADIAL LINE OF SAID CURVE BEARS SOUTH 82(DEGREE) 18' 25" EAST TO SAID POINT; THENCE LEAVING SAID BOUNDARY SOUTH 64(DEGREE) 44' 06" EAST, 260.49 FEET; THENCE SOUTH 25(DEGREE) 15' 54" WEST, 150.00 FEET TO A LINE WHICH BEARS SOUTH 64(DEGREE) 44' 06" EAST FROM THE TRUE POINT OF BEGINNING; THENCE NORTH 64(DEGREE) 44' 06" EAST FROM THE TRUE POINT OF BEGINNING; THENCE NORTH 64(DEGREE) 44' 06" WEST, 110.00 FEET TO THE TRUE POINT OF BEGINNING.

PARCEL 2:

AN EASEMENT FOR THE INSTALLATION, ERECTION AND MAINTENANCE OF A COMMUNITY TELEVISION ANTENNA AND THE CONDUITS AND APPURTENANCES THEREOF OVER, UNDER, UPON AND ACROSS THE NORTHEASTERLY 10.00 FEET OF THAT PORTION OF LOT 4 IN BLOCK 33 OF THE SUBDIVISION OF THE "S" TRACT OF RANCHO EL CAJON, IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF RECORDED IN BOOK 170, PAGE 71 OF DEEDS, RECORDS OF SAN DIEGO COUNTY, DESCRIBED AS FOLLOWS:

COMMENCING AT THE MOST SOUTHERLY CORNER OF RECORD OF SURVEY MAP NO. 1339, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, SEPTEMBER 6, 1946; THENCE ALONG THE BOUNDARY OF SAID RECORD OF SURVEY MAP NO. 1339, NORTH 21(DEGREE) 01' 13" EAST, 224.21 FEET (RECORD EQUALS NORTH 20(DEGREE) 59' 20" EAST, 224.39 FEET) TO A CORNER THEREIN AND THE TRUE

                          EXHIBIT A -- LEGAL CONTINUED

POINT OF BEGINNING; THENCE CONTINUING ALONG SAID BOUNDARY NORTH 64(DEGREE) 44' 06" WEST (RECORD EQUALS NORTH 64(DEGREE) 51' 20" WEST) 191.87 FEET TO AN ANGLE POINT IN THE BOUNDARY OF LAND DESCRIBED IN DEED TO WILBUR H. LANE, ET UX, RECORDED JANUARY 18, 1951 IN BOOK 3936, PAGE 364 OF OFFICIAL RECORDS AND A POINT HEREIN DESIGNATED POINT "A"; THENCE CONTINUING ALONG THE BOUNDARY OF SAID RECORD OF SURVEY MAP NO. 1339 AS FOLLOWS: NORTH 64(DEGREE) 44' 06" WEST, 58.06 FEET (RECORD NORTH 64(DEGREE) 51' 20" WEST, 57.68 FEET) TO AN ANGLE POINT THEREIN; NORTH 27(DEGREE) 16' 03" EAST (RECORD EQUALS NORTH 27(DEGREE) 16' 40" EAST),
20.00 FEET TO THE WESTERLY TERMINUS OF A 99.91 FOOT RADIUS CURVE THE CENTER OF WHICH BEARS NORTH 27(DEGREE) 16' 03" EAST (RECORD EQUALS NORTH 27(DEGREE) 16' 40" EAST) FROM SAID POINT AND NORTHEASTERLY AND NORTHERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 109(DEGREE) 34' 28" A DISTANCE OF 191.07 FEET TO A POINT A RADIAL LINE OF SAID CURVE BEARS SOUTH 82(DEGREE) 18' 25" EAST TO SAID POINT; THENCE LEAVING SAID BOUNDARY SOUTH 64(DEGREE) 44' 06" EAST, 260.49 FEET; THENCE SOUTH 25(DEGREE) 15' 54" WEST, 150.00 FEET TO A LINE WHICH BEARS SOUTH 64(DEGREE) 44' 06" EAST FROM THE TRUE POINT OF BEGINNING; THENCE NORTH 64(DEGREE) 44' 06" WEST, 110.00 FEET TO THE TRUE POINT OF BEGINNING.

EXCEPTING THEREFROM THAT PORTION LYING WESTERLY OF A LINE WHICH BEARS NORTH 01(DEGREE) 03' 27" EAST (RECORD EQUALS NORTH 01(DEGREE) 26' 40" EAST) FROM SAID POINT "A", SAID LINE BEING A PORTION OF THE BOUNDARY OF SAID LANE'S LAND.

--------------------------------------------------------------------------------

================================================================================


                          QUALIFICATIONS OF APPRAISERS


================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                NANCY D. PIEKOS

Real Estate Experience

Ms. Piekos has been active in the appraisal of real estate since 1993. The types of properties appraised include office buildings, industrial buildings, automotive dealerships, vacant land, and manufactured housing communities.

Education

Bachelor of Arts in Urban Planing from the University of Illinois, Urbana-Champaign, Illinois, 1993.

Real Estate Education

The following courses have been completed through the Appraisal Institute:

Appraisal Procedures
Principles of Appraisal
Residential Case Studies
Standards of Professional Practice

License

Real Estate Salesperson - State of Illinois

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A    Fundamentals and Principles of Real Estate Appraisal
      Course I-B    Capitalization Theory and Techniques
      Course II-I   Case Studies in Real Estate Valuation
      Course II-2   Valuation Analysis and Report Writing
      Course II-3   Standards of Professional Practice
      Course IV     Litigation/Condemnation Valuation
      Course VI     Investment Analysis
      Course VIII   Residential Case Studies
      Course X      Market Analysis

      Seminar       Feasibility Analysis and Highest and Best Use
      Seminar       Discounted Cash Flow Analysis
      Seminar       Cash Equivalency
      Seminar       Subdivision Analysis
      Seminar       Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================


MARKET STUDY OF REAL PROPERTY

Eldorado Village
2505 East Bay Drive
Largo, Pinellas County, Florida


================================================================================

As of December 2, 1997


Prepared For:


Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

              [Letterhead of Cushman & Wakefield of Illinois, Inc.]

December 8, 1997


Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:  Market Study of Real Property
     Eldorado Village
     2505 East Bay Drive
     Largo, Pinellas County, Florida 49201

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                 - 2 -                       December 8, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Jennifer L. Estrella

Jennifer L. Estrella
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager

                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                        Eldorado Village

Location:                             2505 East Bay Drive Largo, Pinellas
                                      County, Florida

Assessor's Parcel Number:             Based on information provided by the
                                      client, the subject property is identified by Assessor's Parcel Number
                                      36-29-15-70236-300-0700.

Date of Inspection:                   The property was inspected December 2,
                                      1997.

Ownership:                            The subject property is legally entitled
                                      to Orangeland Vistas, an Illinois
                                      Corporation, and MHC Financing Limited
                                      Partnership, as beneficiary.

Land Area:                            Based on information provided by the
                                      property's legal plat of survey, the
                                      subject property contains approximately
                                      25.13 acres of land area, or 1,094,663
                                      square feet.

Zoning: Based on information provided by the City of Largo, the subject property is zoned R-U, Residential Urban. The subject property is a legal, non-conforming use.

Improvements
   Type:                              A manufactured housing community.

   Year Built:                        The subject property was originally
                                      developed in approximately 1969.

   Size: The subject property consists of a 227-site manufactured housing community.

   Condition:                         At the time of inspection, the subject
                                      property was in good condition.

Property Rating:                      Five Star manufactured home community.

Special Assumptions:                  1. Information regarding the subject
                                      property, including its physical
                                      characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Summary of Salient Facts
================================================================================

                                      2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                      3. Our market and consulting report
                                      regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                      4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                      5. Please refer to the complete list of
                                      assumptions and limiting conditions
                                      included at the end of this report.

                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................5
    Identification of Property.................................................5
    Property Ownership and Recent History......................................5
    Purpose and Function of the Market Study and Consulting Assignment.........5
    Scope of the Market Study and Consulting Assignment........................5
    Date of Property Inspection................................................5
    Definitions and Other Pertinent Terms......................................5

REGIONAL ANALYSIS..............................................................8

NEIGHBORHOOD ANALYSIS.........................................................16

MARKET ANALYSIS...............................................................18
    National Overview.........................................................18
    Competition...............................................................25
    Comparable Manufactured Housing Community Sales...........................29
    Demographic Trends........................................................31
    Expense Analysis..........................................................32
    Market Supply and Demand..................................................32
    Conclusion................................................................33

PROPERTY DESCRIPTION..........................................................35
    Site Description..........................................................35
    Improvements Description..................................................35

REAL PROPERTY TAXES AND ASSESSMENTS...........................................36

ZONING........................................................................36

CONCLUSION....................................................................37

ASSUMPTIONS AND LIMITING CONDITIONS...........................................38

CERTIFICATION.................................................................40

ADDENDA.......................................................................41
    Pop-Fact Sheets
    Legal Description
    Qualifications of Appraisers

                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                [PHOTO OMITTED]

                     Front Entrance of the Subject Property


                                [PHOTO OMITTED]

                         Exterior View of the Clubhouse

================================================================================


                                       1
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

                         Interior View of the Clubhouse


                                [PHOTO OMITTED]

                      View of Lake at the Subject Property

================================================================================


                                       2
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park


                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

================================================================================


                                       3
                                                               CUSHMAN &
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

                                                 Photographs of Subject Property
================================================================================

                                [PHOTO OMITTED]

                  Street Scene Facing East Along East Bay Drive


                                [PHOTO OMITTED]

                  Street Scene Facing West Along East Bay Drive

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                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 227-site manufactured housing community, situated on approximately 25.13 acres of land area, located on the east side of Starkey Road (known as Keene Road, north of East Bay Drive), between East Bay Drive and Taylor Avenue, in the city of Largo, Pinellas County, Florida. The property's street address is 2505 East Bay Drive. The property was constructed in 1969, and was 100.0 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Orangeland Vistas, an Illinois corporation, and MHC Financing Limited Partnership, as beneficiary. The subject property was originally developed in 1969, with 227 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 2, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

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                                                                    Introduction
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      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the east side of Starkey Road, between East Bay Drive and Taylor Avenue , in the city of Largo, Pinellas County, Florida. The street address of the subject property is 2505 East Bay Drive, Largo, Florida. The property is identified by tax parcel number 36-29-15-70236-300-0700, according to information provided by the client. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

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

                                  LOCATION MAP

                                 [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

      The subject property is located in the West Central Region of Florida. West Central Florida, as the name suggests, is centrally located along Florida's west coast. It is comprised primarily of a nine-county area anchored by the Tampa-St. Petersburg-Clearwater Metropolitan Statistical Area (MSA). According to Sales and Marketing Management's 1997 Survey of Buying Power, the 1996 estimated population of the nine county West Central Florida region is 3,397,000. The Tampa-St. Petersburg-Clearwater MSA has a 1996 estimated population of 2,240,200.

Overview

      The Tampa-St. Petersburg-Clearwater MSA (hereinafter referred to as the Tampa MSA) includes Hillsborough, Pinellas, Pasco, and Hernando Counties.

      Florida's economy has expanded rapidly during the past decade due to a favorable business climate rated as one of the best in the country. Tourism and agriculture have traditionally been the largest industries in Florida, but the expansion of the nation's space program during the 1960's led to growth in the high technology fields. Like many areas of the nation, the service sector experienced dramatic growth in the 1980's. The Tampa MSA is representative of Florida as a whole, with a diversified economy including tourism, agriculture, high technology industries, and a large service sector.

      Population and housing growth have been influenced by Florida's relatively low cost of living, and business expansion has continued to provide job opportunities for skilled workers from economically stagnating economies in the north. According to the Bureau of Economic and Business Research at the University of Florida, the statewide unemployment rate as of September, 1997 was
5.2 percent.

      A legacy of the state's unprecedented 1980s economic growth has been the inability of infrastructure in many areas, including Tampa Bay, to keep pace with development. Because Florida does not have a state income tax, and the overall tax base is lower than in most other states, problems such as inadequate highways, municipal services, land use planning, and environmental quality have received considerable attention. To overcome this, the state is cooperating with local governments to institute growth management and planning. Impact fees on new developments, for example, continue to increase while gasoline taxes and new-resident automobile taxes are earmarked for highway improvement. This places more of the burden for funding capital improvement projects on developers and consumers, while avoiding the need to impose state income taxes.

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                                                               Regional Analysis
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Population

      West Central Florida consists of a nine county area centered around Tampa Bay. The 1996 estimated population of the West Central Florida region is 3,397,000. The following chart illustrates the historic and estimated future population growth by county.

================================================================================
                                                                  PROJECTED
COUNTY                     1980         1990         1995         2000
================================================================================
Hillsborough                 646,960     859,329      883,202      930,002
--------------------------------------------------------------------------------
Pinellas                     728,531     839,912      870,296      888,059
--------------------------------------------------------------------------------
Pasco                        193,643     281,619      303,692      325,174
--------------------------------------------------------------------------------
Polk                         321,652     413,544      435,619      464,408
--------------------------------------------------------------------------------
Manatee                      148,442     195,328      229,029      245,525
--------------------------------------------------------------------------------
Sarasota                     202,251     271,714      296,283      313,914
--------------------------------------------------------------------------------
Hernando                       44,469    106,770      120,246      138,465
--------------------------------------------------------------------------------
Citrus                         54,703      99,980     106,569      119,006
--------------------------------------------------------------------------------
Sumter                         24,272      32,895       33,837       35,991
                          -----------  ----------  -----------  -----------
--------------------------------------------------------------------------------
TOTAL                       2,364,923   3,101,091    3,278,773    3,460,544
================================================================================
Source: Source Book of County Demographics

      As indicated on the preceding chart, the population of west central Florida increased during the 1980's by 736,168 residents, indicating an annual compound growth rate of nearly 2.75 percent. This rate of growth has slowed since 1990 due to a downturn in the national and local economy. The projections for population growth for the year 2000 indicate continuing increases in population for all 9 counties.

Governmental and Political Characteristics

      On October 27, 1994, Hillsborough County adopted a comprehensive land use plan known as the "2015 Land Use Plan". The planning effort was mandated by the Comprehensive Planning Act passed by the Florida Legislature in 1975. The plan was intended to provide for infrastructure planning and to guide growth and development in an orderly manner, and has been modified to accommodate new development patterns.

      Recently, Hillsborough County and the city of Tampa revised their zoning ordinances in the context of objectives set forth in the land use plan, which also recently underwent major

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                                                               Regional Analysis
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revisions. These changes were part of an attempt by the Hillsborough County
City-County Planning Commission, the Hillsborough County Department of Development Coordination, and other local planning and zoning agencies to more effectively plan for new growth and development and avoid many of the problems experienced in recent years.

      The state of Florida and its municipalities do not levy personal income taxes. Property taxes in the Tampa Bay area are typical of most urban areas in Florida. Continued commercial and industrial development has kept millage rates levied by Hillsborough County relatively low, although assessed valuations of commercial properties have recently increased. This has resulted in a moderate property tax burden for residential property owners, with further relief provided by homestead exemptions of the first $25,000 of assessed valuations on primary residences. However, property taxes are anticipated to increase in future years to help fund infrastructure costs.

Geographic and Physical Characteristics

      The Tampa area has long been a desirable place in which to vacation and retire. Its warm, semitropical climate and location on Tampa Bay near the Gulf of Mexico, coupled with new industry and new development, continue to attract new residents.

      Because of its strategic geographical location and transportation network, Tampa is the manufacturing and distribution hub of Florida. The port of Tampa is the largest in the state of Florida, the nation's 7th largest in size, and 3rd largest in tonnage. It represents the largest deep-water port to the Panama Canal and serves as a major distribution and trade center of Florida and the southern United States. Its 50 terminals handle phosphate, fertilizer, chemical and dry bulk products, grain, cement, coal, steel, citrus products, bananas, petroleum products, and liquid sulfur.

      In addition to the manufacturing base in Tampa, west central Florida has some of the most pristine beaches in the state. The coastal counties in the region, primarily Sarasota, Manatee and Pinellas, rely heavily on their beaches to attract tourists from the United States, Canada, and Europe. Pinellas County in particular has been very successful attracting British, Dutch and German tourists who previously vacationed in southeast Florida.

      The eastern counties in the region are mostly flat, with rich soils suitable for citrus groves and cattle grazing. Polk County is one of the top five counties in the state for citrus crops. Other areas of Polk County are heavily mined for phosphate. Sumter, Citrus, Hernando and Pasco Counties were all heavily planted with citrus from 1940 through the 1970's but increasingly cold weather destroyed most of the citrus in those counties. Most large scale

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                                                               Regional Analysis
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citrus grove operators recognize State Road 60 as the northernmost boundary for citrus production. This arbitrary boundary indicates southern Polk County, Manatee County, and Sarasota County are more suitable for citrus due to the likelihood of cold weather to the north.

Transportation

      Major interstate highways through the region allow unrestricted traffic flow to other areas of the state. The two interstate highways in the region are Interstate 75 and Interstate 4.

      Interstate 75 extends from Miami westward to Naples. From Naples, it extends northward along the west coast of Florida, continuing through the lower peninsula of Michigan. Interstate 75 was completed through west central Florida in 1986 and its completion was a tremendous catalyst for growth along its path, particularly in Hillsborough County, Manatee County, and Sarasota County. The growth consisted of a variety of developments including residential subdivisions, industrial parks, and office parks.

      Interstate 4 extends eastward from Tampa to Daytona Beach on Florida's east coast. It is very heavily traveled, especially during the winter and spring tourist seasons because it connects the Tampa Bay area and Orlando, two primary tourist destinations in the state. The intersection of Interstate 4 and Interstate 75 is approximately six miles east of downtown Tampa and the Port of Tampa. The area around this intersection is heavily developed with office and industrial parks where tenants need proximity to the interstate highway system.

      The Veterans Expressway was completed in October 1995 and the proposed construction of the Suncoast Parkway should alleviate a great deal of the congestion in and around north Tampa. The Suncoast Parkway is proposed to connect north Tampa (via an interchange on the Veterans Expressway) with an undetermined point in Citrus, Sumter or Levy County. The intent is to provide a highway to the western (and most populous) areas of west central Florida.

      Tampa International Airport (TIA) is one of the world's most modern airports. It is centrally located in northwest Hillsborough County to serve Hillsborough, Pinellas, Pasco, Hernando, Citrus, Sumter, and western Polk Counties. Situated on 3,000 acres, the airport is centrally located near interstate 275 and is easily accessible from State Road 60. To serve 15 domestic and international airlines carrying nearly 10,000,000 passengers a year, it has five levels of short-term parking, an air cargo terminal, aircraft maintenance buildings, a general aviation terminal, two-way shuttle systems to air-side terminals, an Airport Marriot Hotel, and other facilities.

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                                                               Regional Analysis
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Social and Cultural Characteristics

      The 9 county west central Florida region is fairly disparate in terms of population age distribution. Hillsborough County has the most industrial orientation and the median age (33.7) is the lowest in the region. Like the nation as a whole, the population of Hillsborough County is increasing. Conversely, Pasco County has traditionally been a retirement area, and it has the highest median age in the region (51.2). Due to its proximity to employment centers in Hillsborough and Pinellas County, many families are moving into the county.

      The relative prosperity of the 1980's increased demand for upscale housing in the region. In Pinellas and Hillsborough Counties the result was the development of more golf course communities like Cheval, Tampa Palms, and Feather Sound. In Pasco and Hernando Counties, more modest, retiree-oriented communities like Beacon Woods and Glen Lakes were developed. Some of these large scale communities over-invested in "up front" infrastructure and they had difficulty servicing their debt as the housing market softened over the past few years. However, these large scale golf course communities have been the first residential developments to rebound as single family home sales improved significantly in the last two years.

      Tampa is not as tourist oriented as Orlando or several of the beach communities in Pinellas County, though it is conveniently located between the Gulf Beaches and Walt Disney World. However, Busch Gardens which is located on Busch Boulevard in northeast Tampa is the second largest tourist attraction in Florida. Several major golf and tennis resorts such as Avila, Cheval, and Saddlebrook are also located in the vicinity, and several major-league baseball franchises relocate to the area for spring training.

      Houlihan Stadium, formerly known as Tampa Stadium, is located at the southeast corner of North Dale Mabry Highway and Dr. Martin Luther King Boulevard. It is home of the Tampa Bay Buccaneers, who began their 22nd season in the fall of 1997. The home of the bay area's National Hockey League franchise, "The Lightnings," is the Ice Palace. The Ice Palace, completed in 1996, is a $110,000,000, 21,000-seat hockey arena, located in the central business district of Tampa.

      In March 1995, Tampa Bay received one of two major-league baseball franchises. The baseball team is known as the Tampa Bay Devil Rays and plays in St. Petersburg Tropicana Field in 1998. In addition, the Tampa Bay Mutiny, a major-league soccer team, began playing at Houlihan Stadium in 1996.

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                                                               Regional Analysis
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      The downtown waterfront will see further major developments in years to come. Around the Tampa Port Authority's recently developed 21-acre cruise ship terminal, investors have confirmed plans for additional mixed-use commercial developments. The waterfront area between Harbour Island and Ybor City is projected to become the nucleus of the revitalization of Tampa's downtown area over the next five years.

Recreation

      Hillsborough County contains numerous parks, fishing camps, marinas, campgrounds, and recreational facilities to appeal to the outdoor sportsman. In addition, both public and private golf courses and tennis courts abound throughout the county. Boating of all types takes place in Tampa Bay, with easy access to the Gulf of Mexico.

Economic Characteristics

      The most recent economic data indicate that Florida and West Central Florida are benefiting from the economic growth in the national economy. Florida's unemployment rate was 5.2 percent in September 1997. The largest populated counties in West Central Florida, Hillsborough and Pinellas counties, each had a September, 1997 unemployment rate of 3.6 percent. The major employers in Hillsborough County are presented in the chart below.


================================================================================
                     Major Employers in Hillsborough County
--------------------------------------------------------------------------------
            Firm                                  Business             Employees
--------------------------------------------------------------------------------
Hillsborough County School System          Public education             22,000
--------------------------------------------------------------------------------
GTE                                        Telecommunications           10,155
--------------------------------------------------------------------------------
MacDill Air Force Base                     Military                      8,700
--------------------------------------------------------------------------------
Hillsborough County Government             Public services               7,500
--------------------------------------------------------------------------------
U.S. Postal Service                        Mail delivery                 6,573
--------------------------------------------------------------------------------
Tampa International Airport                Airport                       4,899
--------------------------------------------------------------------------------
City of Tampa                              City government               4,347
--------------------------------------------------------------------------------
University of South Florida                Higher education              4,202
--------------------------------------------------------------------------------
Tampa General Hospital                     Hospital                      4,200
--------------------------------------------------------------------------------
St. Joseph Hospital                        Hospital                      3,800
--------------------------------------------------------------------------------
Humana Tampa Bay                           Hospitals, managed care       3,500
--------------------------------------------------------------------------------
Tampa Electric Company                     Utility                       3,200
--------------------------------------------------------------------------------
NationsBank                                Financial institution         3,005
--------------------------------------------------------------------------------
James A. Haley Veterans Hospital           Hospital                      2,480
--------------------------------------------------------------------------------
Busch Entertainment Corporation            Theme park                    2,200
================================================================================

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                                                               Regional Analysis
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      Employment in the southeast is expected to grow faster than the national average through the year 2000, and Florida is expected to have the greatest increase in employment of all of the eight southeastern states. America Demographics, a leading local economic forecaster, projects a 27.6 percent employment growth rate in the next decade for the Tampa Bay area, while in 1985 their 10-year projection was more optimistic, 41.7 percent.

      The chart below illustrates the dispersion of median household income in the nine county region. Not surprisingly, the more urban counties, Hillsborough, Pinellas and Sarasota, have a higher percentage of households with income in excess of $50,000 annually. Sarasota County, a traditionally high end retiree area, is the highest with 18.8 percent of the households earning over $50,000. The more rural counties have smaller populations with a higher percentage of households with annual income less than $25,000.

================================================================================
                  DISTRIBUTION OF 1995 HOUSEHOLDS BY INCOME (%)
================================================================================
                         Less     $15,000   $25,000  $50,000  $100,000  $150,000
              1995 #     than     to        to       to       to        or
COUNTY        Household  $15,000  $24,999   $49,999  $99,999  $149,999  More
================================================================================
Hillsborough  343,118    18.1     16.5      35.3     24.4     4.1       1.7
--------------------------------------------------------------------------------
Pinellas      387,842    18.7     18.9      35.4     20.7     4.1       2.1
--------------------------------------------------------------------------------
Pasco         130,302    26.2     24.2      35.4     12.7     1.1       0.4
--------------------------------------------------------------------------------
Polk          155,969    21.0     19.4      37.2     18.7     2.6       1.1
--------------------------------------------------------------------------------
Manatee       98,182     17.5     19.9      37.5     20.4     3.3       1.4
--------------------------------------------------------------------------------
Sarasota      133,384    15.4     17.8      37.0     22.5     4.6       2.8
--------------------------------------------------------------------------------
Hernando      50,284     22.2     25.4      36.9     13.6     1.3       0.5
--------------------------------------------------------------------------------
Citrus        46,198     29.2     25.3      31.1     12.7     1.2       0.5
--------------------------------------------------------------------------------
Sumter        13,142     31.0     21.9      33.5     12.0     1.0       0.6
================================================================================

Summary and Conclusions

      In conclusion, the long term outlook for the region is positive. Previous declines in population growth and employment growth rates are giving way to job growth and the consequent encouragement of immigration of all type of labor. This puts into perspective the recessionary conditions of the last two to three years. In summary, the Tampa Bay economy is considered well balanced and should be able to sustain healthy levels of growth and expansion into the foreseeable future.

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                                NEIGHBORHOOD MAP

                                 [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

      The subject property is situated along the east side of Starkey Road, between East Bay Drive and Taylor Avenue, in the city of Largo, Florida. The subject's immediate neighborhood is bordered by Alternate State Highway 19 to the west, Belleair Road to the north, State Highway 19 to the east and Ulmerton Road to the south. Development in the immediate neighborhood of the subject property consists of manufactured housing communities, single-family housing, multi-family housing, and commercial development along the major thoroughfares.

      Regional access to the subject property is excellent via East Bay Drive, which provides access to State Highway 19. State Highway 19 runs north and south in the St. Petersburg-Tampa Bay area and is located two miles east of the subject property. Major thoroughfares in the immediate neighborhood of the subject property provide excellent neighborhood access to the subject property. Major thoroughfares in the subject's immediate neighborhood include: Starkey Road, Ulmterton Road, Belcher Road, and Taylor Avenue. The subject property enjoys excellent visibility along Starkey Road, which runs north and south in the St. Petersburg-Tampa area.

      Development in the immediate neighborhood of the subject property consists of manufactured housing communities, single-family housing, multi-family housing, and commercial development along the major thoroughfares. Multi-family housing in the neighborhood of the subject property includes: Forest Brook Apartments, East Bay Green Apartments, Willowcreek Townhomes, and the Homestead Retirement Community. Businesses in the immediate neighborhood of the subject property include: Walgreen's, McDonald's, Texaco, AutoZone, Po Folks Restaurant, and Largo Veterinary Hospital. There are also small strip-commercial shopping centers in the immediate neighborhood of the subject property. Manufactured housing communities in the immediate neighborhood of the subject property include Island in the Sun, and East Bay Oaks.

      According to the City of Largo, Department of Community Development, the December 1995 population of the City of Largo was 67,465. The median age of the Largo population was 47 years. The largest age group in Largo, approximately
34.1 percent of the total population, included those individuals between 18 to 44 years of age. The next largest age group were those individuals 65 years of age or older, approximately 32.3 percent of the total population.

     According to housing statistics in December 1996, the largest number of housing units consisted of multi-family housing, approximately 34.9 percent of total housing. Single-family

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                                                           Neighborhood Analysis
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housing, the next largest housing unit group, comprised approximately 31.2 percent of total housing. Manufactured housing accounted for 29.7 percent of total housing in Largo. In 1995, the median housing price for existing and new housing in Largo was $83,491, and $88,679, respectively. Average apartment rents for efficiency and one to three bedroom units ranged from $405 to $723 per month.

      The 1996 median household income (adjusted to family size) was $39,400. According to the 1990 Census, approximately 77.1 percent of the Largo population completed high school education, and 13.8 percent completed four years of college or higher.

      Total land area in the City of Largo is approximately 14.9 square miles. The majority of developed land uses are residential, followed by commercial land uses. Approximately 1,400 acres in Largo are designated as public lands.

      The largest employers in Largo are presented in the table below.


========================================================================================
        1997 LARGEST EMPLOYERS IN THE CITY OF LARG0, PINELLAS COUNTY, FLORIDA
----------------------------------------------------------------------------------------
              COMPANY                          TYPE                     NO. OF EMPLOYEES
----------------------------------------------------------------------------------------
1    Pinellas County School Board     Public Education                        15,497
----------------------------------------------------------------------------------------
2    AT & T Paradyne                  Data Communications                      1,000
----------------------------------------------------------------------------------------
3    Val-Pak                          Coupon Manufacturing                       847
----------------------------------------------------------------------------------------
4    Lockheed Martin                  Research and Development of                620
                                      Electric Products
----------------------------------------------------------------------------------------
5    Linvatec                         Orthopedic Arthroscopy Equipment           580
----------------------------------------------------------------------------------------
Source: Greater Largo Chamber of Commerce
========================================================================================

      The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, with unemployment steadily decreasing. The growth in population is anticipated to remain constant.

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                                                                 MARKET ANALYSIS
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National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=========================================================================================
1997             Firm Name                State      No. of Sites      No. of Communities
Rank                                                 Owned/Managed       Owned/Managed
-----------------------------------------------------------------------------------------
 1      Sun Communities                  Michigan      30,295/0               84/0
-----------------------------------------------------------------------------------------
 2      ROC Communities                  Colorado    22,441/7,167            77/36
-----------------------------------------------------------------------------------------
 3      Manufactured Home Communities    Illinois     27,349/838              69/3
-----------------------------------------------------------------------------------------
 4      Ellenburg Capital                 Florida      25,173/0               63/0
-----------------------------------------------------------------------------------------
 5      Lautrec Ltd.                     Michigan      22,652/0               58/0
-----------------------------------------------------------------------------------------
 6      Chateau Properties               Michigan      20,003/0               47/0
-----------------------------------------------------------------------------------------
 7      Clayton Homes                    Tennessee     18,000/0               66/0
-----------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood  California     16,946/0               44/0
-----------------------------------------------------------------------------------------
 9      UNIPROP                          Michigan      14,931/0               40/0
-----------------------------------------------------------------------------------------
 10     The Bloch Organization           Michigan      14,379/0               37/0
=========================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and

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                                                                 Market Analysis
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attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured
Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

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                                       19
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                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
Year      ROC        MHC      Chateau     Sun     United      Total      Annual
                                                                         Growth
--------------------------------------------------------------------------------
1996     29,608     28,187    20,003     30,295    5,234     113,327      17.0%
--------------------------------------------------------------------------------
1995     27,910     26,237    19,594     18,000    4,850      96,591       9.0%
--------------------------------------------------------------------------------
1994     26,231     28,407    15,689     13,500    4,623      88,450      37.8%
--------------------------------------------------------------------------------
1993     20,142     14,700    15,261      9,036    5,050      64,189      17.8%
--------------------------------------------------------------------------------
1992     18,745     12,873    10,032      7,600    5,200      54,450       N/A
--------------------------------------------------------------------------------
1991      9,030     13,079     9,759       N/R      N/R         N/A        N/A
--------------------------------------------------------------------------------
N/R = No report                  N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

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                                       20
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                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

================================================================================
                             REIT MARKET UPDATE
--------------------------------------------------------------------------------
Company      Price      Current   52 Week    52 Week     Annual     12 Mth
 Symbol     (9/19/97)    Yield      High       Low      Dividend   Tot Rtn
--------------------------------------------------------------------------------
CPJ          $29.688     5.8%     $31.125    $22.250      1.72      26.6%
--------------------------------------------------------------------------------
MHC          $25.625     5.2%     $26.428    $18.875      1.32      30.7%
--------------------------------------------------------------------------------
SUI          $37.428     5.0%     $ 38.00    $27.750      1.88      31.8%
--------------------------------------------------------------------------------
UMH          $11.625     6.0%     $13.625    $10.875      0.70      -1.7%
--------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality

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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;

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                                                                 Market Analysis
================================================================================

      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.
      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,

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                                       23
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                                                                 Market Analysis
================================================================================

      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

================================================================================


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                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

Competition

      We have surveyed six manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 3,311 sites. The combined occupancy rate of these six manufactured housing communities, including the subject property, is approximately 98.6 percent. Excluding the subject property in our survey, the combined occupancy rate is approximately 98.5 percent, based on 3,084 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

================================================================================


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
===========================================================================================================================
                                    SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
---------------------------------------------------------------------------------------------------------------------------
                                        Number                       Age
                                       Of Sites                      ---
                                       --------                    Condition                   Services       Date Of
 Comp.          Name                   Occupancy                   ---------      Monthly      Provided      Last Rental
  No.         Location                   Level     Amenities     Park Rating(1)    Rent         in Rent       Increase
---------------------------------------------------------------------------------------------------------------------------
  R-1    Ranchero Village                946       Clubhouse        1970        $325.00/Mo.     Water       January, 1997
         7100 Ulmerton Road              ----        Pool           ----            To          Sewer
         Largo, Florida                  100%    Tennis Courts      Good        $401.00/Mo.    Refuse
                                                    Laundry         ----                     Lawn Service
                                                                     5*
---------------------------------------------------------------------------------------------------------------------------
  R-2    Sugar Creek                     250       Clubhouse        1979        $322.50/Mo.     Water       January, 1997
         10265 Ulmerton Road             ---         Pool           ----            To          Sewer
         Largo, Florida                  99%        Laundry         Good        $344.50/Mo.    Rufuse
                                                                    ----                     Lawn Service
                                                                     5*
---------------------------------------------------------------------------------------------------------------------------
  R-3    Island in the Sun               831       Clubhouse        1985        $200.00/Mo.     Water       January, 1996
         1001 Starkey Road               ----       Pool            ----                        Sewer
         Largo, Florida                  95%        Laundry         Good                       Refuse
                                                 Shuffleboard       ----                     Lawn Service
                                                     Spa             5*


---------------------------------------------------------------------------------------------------------------------------
  R-4    Oak Crest                       654       Clubhouse      1974/1980     $331.00/Mo.     Refuse       July, 1997
         9225 Ulmerton Road              ----       Pool          ---------                     Lawn
         Largo, Florida                  99%         Spa            Good
                                                 Shuffleboard       ----
                                                  Horseshoes         5*
                                                  Basketball
                                                    Laundry
---------------------------------------------------------------------------------------------------------------------------
  R-5    Bay Ranch                       403       Clubhouse        1969        $301.00/Mo.     Water       January, 1997
         7349 Ulmerton Road              ----       Pool            ----             To         Sewer
         Largo, Florida                  99%     Shuffleboard      Average      $309.00/Mo.    Refuse
                                                    Laundry        -------                      Lawn
                                                    Storage          4*
---------------------------------------------------------------------------------------------------------------------------
Subject  Eldorado Village                227       Clubhouse        1969        $316.00/Mo.     Water       January, 1997
         2505 East Bay Drive             ----        Pool           ----            To          Sewer
         Largo, Florida                  100%       Hot Tub         Good        $324.00/Mo.    Refuse
                                                 Shuffleboard       ----                     Lawn Service
                                                  Horseshoes         5*
                                                     Lake
---------------------------------------------------------------------------------------------------------------------------
(1)  Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
===========================================================================================================================

===========================================================
 SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
-----------------------------------------------------------

                                            3-Year
                                           Average
 Comp.          Name                    Annual Rental
  No.         Location                     Increase
-----------------------------------------------------------
  R-1    Ranchero Village                   $9.50/Mo.
         7100 Ulmerton Road
         Largo, Florida

-----------------------------------------------------------
  R-2    Sugar Creek                        $12.00/Mo.
         10265 Ulmerton Road
         Largo, Florida


-----------------------------------------------------------
  R-3    Island in the Sun              Leases are 15 years
         1001 Starkey Road                in length, with
         Largo, Florida                      increases
                                         implemented every
                                          five years. The
                                         last increase was
                                             $25.00/Mo.
-----------------------------------------------------------
  R-4    Oak Crest                           $12.00/Mo.
         9225 Ulmerton Road
         Largo, Florida




-----------------------------------------------------------
  R-5    Bay Ranch                          $18.00/Mo.
         7349 Ulmerton Road               (Last Increase)
         Largo, Florida


-----------------------------------------------------------
Subject  Eldorado Village                   $12.67/Mo.
         2505 East Bay Drive
         Largo, Florida



-----------------------------------------------------------

===========================================================

                      COMPETITIVE MANUFACTURED HOUSING MAP

                                 [MAP OMITTED]
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
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                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $200.00 to $401.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates within the market range, or $316.00 to $324.00 per site. The last rental rate increase at the subject property was as of January 1, 1997. One manufactured home at the subject property is leased with the option to buy, the lease rate on the home is $229.00.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Ranchero Village, is located at 7100 Ulmerton Road, in Largo, Florida. This comparable property contains 946 sites, and is 100.0 percent occupied. Ranchero Village was developed in 1970, and is in overall good condition. Amenities include a clubhouse, pool, tennis courts and laundry facilities. Over the last three years, the average annual rental rate increase was approximately $9.50 per month. Monthly rental rates range from $325.00 to $401.00, with water, sewer, refuse, and lawn service included in monthly rental payment. Residents of Ranchero Village must be 55 years of age or older.

      Comparable R-2, Sugar Creek, is located at 10265 Ulmerton Road, in Largo, Florida. Sugar Creek contains 250 sites, and is 99.0 percent occupied. Sugar Creek was developed in 1979, and is in overall good condition. Amenities include a clubhouse, pool, and laundry facility. Over the last three years, the average annual rental rate increase was approximately $12.00 per month. Monthly rental rates range from $322.50 to $344.50, with water, sewer, refuse, and lawn service included in the monthly rental payment. Residents of Sugar Creek must be 55 years of age or older.

      Comparable R-3, Island in the Sun, is located at 1001 Starkey Road, in Largo, Florida. Island in the Sun contains 831 sites, and is 95.0 percent occupied. Island in the Sun was developed in 1985, and is in overall good condition. Amenities include a clubhouse, pool, a laundry facility, shuffleboard courts, and a spa. Leases are 15 years in length, with increases occurring every five years. In 1995, the increase was $25.00 per month. The current monthly rental rate is $200.00, with water, sewer refuse, and lawn service included in monthly rental payment. Residents of Island in the Sun must be 55 years of age or older.

      Comparable R-4, Oak Crest, is located at 9225 Ulmerton Road, in Largo Florida. Oak Crest contains 654 sites, and is 99.0 percent occupied. Oak Crest was developed in 1974 with expansion in 1980, and is in overall good condition. Amenities include a clubhouse, pool, spa, shuffleboard, horseshoe pit, basketball court, and laundry facilities. Over the last three years, the average annual rental rate increase was approximately $12.00 per month. The monthly rental rate is $331.00, with refuse and lawn service included in monthly rental payment. Residents of Oak Crest must be 55 years of age or older.

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                                                                 Market Analysis
================================================================================

      Comparable R-5, Bay Ranch, is located at 7349 Ulmerton Road, in Largo, Florida. Bay Ranch contains 403 sites, and is 99.0 percent occupied. Bay Ranch was developed in 1969, and is in overall good condition. Amenities include a clubhouse, pool, shuffleboard courts, laundry facilities, and a storage area. Over the last year, the annual rental rate increase was $18.00 per month. The monthly rental rates range from $301.00 to $309.00, with water, sewer refuse and lawn service included in the monthly rental payment. Residents of Bay Ranch must be 55 years of age or older.

      In our opinion, and based on conversations with the on-site manager, properties R-1, R-3 and R-4 compete most favorably with the subject property, with the monthly rental rates ranging from $200.00 to $401.00 per month per site. The subject property is currently quoting monthly rental rates ranging from $316.00 to $324.00 per site, which is within the range of rental rates of our more comparable competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed six recent sales of manufactured housing communities located in the Tampa-St. Petersburg, Florida area. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Sun Valley, is located at 39248 U.S. Highway 19, in Tarpon Springs, Florida. This property contains 261 sites. The property was in good condition at the time of sale and was developed in 1970. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $5,027,100, which equates to $19,261 per site.

      Comparable Sale I-2, Park Royal, is located at 10611 66th Street, in Pinellas Park, Florida. This property contains 309 sites. The property was in excellent condition at the time of sale and was developed in 1991. Amenities include a clubhouse, pool, shuffleboard courts, and laundry. The property was approximately 90.0 percent occupied at the time of sale. The property was purchased for $5,695,260, which equates to $18,431 per site.

      Comparable Sale I-3, Southern Comfort, is located at 24479 U.S. Highway 19 North, in Clearwater, Florida. This property contains 180 sites, situated on 21.56 acres of land area. The property was in good condition at the time of sale and was developed in 1955. Amenities include a laundry facility. Information

================================================================================


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
=======================================================================================================================
                                     SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-----------------------------------------------------------------------------------------------------------------------

                                                                                     Sales Price
                                                                                      Per Site
                                        Sales Date       Land Area      Density       --------                    EGIM
 Comp.     Name                         ----------       ---------      --------      Occupancy                   ----
  No.    Location                       Sales Price      No. Sites      Condition      At Sale      $NOI/Site     OAR
-----------------------------------------------------------------------------------------------------------------------
 I-1     Sun Valley                        5/97             N/A           N/A         $19,261        $2,137      4.99x
         39248 U.S. Highway 19             -----            ---           ---         -------                    -----
         Tarpon Springs, Florida        $5,027,100          261          Good           99%                      11.09%
                                                                                                                 ------


-----------------------------------------------------------------------------------------------------------------------
 I-2     Park Royal                        5/97             N/A           N/A         $18,431        $1,913       5.30
         10611 66th Street                 -----            ---           ---         -------                     ----
         Pinellas Park, Florida         $5,695,260          309          Good           90%                      10.38%
                                                                                                                 ------


-----------------------------------------------------------------------------------------------------------------------
 I-3     Southern Comfort                  4/96            21.56         8.35         $19,307          N/A        N/A
         24479 U.S. Highway 19 North       -----           -----         ----         -------
         Clearwater, Florida            $3,475,200          180         Average         N/A

-----------------------------------------------------------------------------------------------------------------------
 I-4     Southgate Mobile Home Park        4/96            24.00         6.96         $25,749        $2,306      6.92x
         20000 U.S. Highway 19 North       -----           -----         ----         -------                    -----
         Clearwater, Florida            $4,300,000          167          Good           90%                      8.96%




-----------------------------------------------------------------------------------------------------------------------
 I-5     Serendipity                        5/95           56.00         7.59         $31,118        $2,698      7.83x
         29081 U.S. 19 North                ----           -----         ----         -------                    -----
         Clearwater, Florida            $13,225,000         425          Good           98%                      8.67%



-----------------------------------------------------------------------------------------------------------------------
 I-6     Doral Mobile Home Park            5/95            70.00         7.53         $30,361        $2,995      6.72x
         29250 U.S. 19 North               -----           -----         ----         -------                    -----
         Clearwater, Florida           $16,000,000          527          Good           98%                      9.87%



-----------------------------------------------------------------------------------------------------------------------
Subject  Eldorado Village                  - - -           25.13         9.03          - - -        $2,396(1)     N/A
         2505 East Bay Drive                               ------        ----          100%
         Largo, Florida                                     227          Good


-----------------------------------------------------------------------------------------------------------------------
(1) 1997 Trailing 12 months
=======================================================================================================================

============================================================================================================
                            SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
------------------------------------------------------------------------------------------------------------
                                           $EGI/Site
                                           ---------
                                         $Expense/Site
                                         -------------
 Comp.     Name                          Expense Ratio    Comparability to
  No.    Location                          % Of EGI        to the Subject            Comments
------------------------------------------------------------------------------------------------------------
 I-1     Sun Valley                         $3,861             Similar            Developed in 1970; Good
         39248 U.S. Highway 19              ------                            condition; Amenities include a
         Tarpon Springs, Florida            $1,724                             clubhouse, pool, shuffleboard
                                            ------                           courts, and laundry facilities.
                                            44.66%
------------------------------------------------------------------------------------------------------------
 I-2     Park Royal                         $3,478            Superior         Developed in 1991; Excellent
         10611 66th Street                  ------                             condition; Amenities include:
         Pinellas Park, Florida             $1,565                             clubhouse, pool, shuffleboard
                                            ------                                   courts, laundry.
                                            45.00%
------------------------------------------------------------------------------------------------------------
 I-3     Southern Comfort                    N/A              Inferior              Developed in 1955;
         24479 U.S. Highway 19 North                                            Average condition; Minimal
         Clearwater, Florida                                                            amenities.
------------------------------------------------------------------------------------------------------------
 I-4     Southgate Mobile Home Park         $3,720             Similar              Developed in 1971;
         20000 U.S. Highway 19 North        ------                               Good condition; Amenities
         Clearwater, Florida                $1,414                               include: clubhouse, pool,
                                            ------                               shuffleboard courts, and
                                            38.00%                                  laundry facilities.
------------------------------------------------------------------------------------------------------------
 I-5     Serendipity                        $3,975            Superior            Developed in 1975; Good
         29081 U.S. 19 North                ------                             condition; Amenities include:
         Clearwater, Florida                $1,277                             clubhouse, pool, shuffleboard
                                            ------                           courts, and laundry facilities.
                                            32.13%
------------------------------------------------------------------------------------------------------------
 I-6     Doral Mobile Home Park             $4,516             Similar            Developed in 1972; Good
         29250 U.S. 19 North                ------                             condition; Amenities include:
         Clearwater, Florida                $1,521                             clubhouse, pool, shuffleboard
                                            ------                           courts, and laundry facilities.
                                            33.67%
------------------------------------------------------------------------------------------------------------
Subject  Eldorado Village                   $3,778        Subject Property          Developed in 1969;
         2505 East Bay Drive                ------                                    Good condition;
         Largo, Florida                     $1,382                             Amenities include: Clubhouse,
                                            ------                              pool, hot tub, shuffleboard
                                            36.59%                           court, horseshoe pit, and lake.
------------------------------------------------------------------------------------------------------------

============================================================================================================

      regarding the occupancy of the property at the time of sale was unavailable. The property was purchased for $3,475,200, which equates to $19,307 per site.

      Comparable Sale I-4, Southgate Mobile Home Park, is located at 20000 U.S. Highway 19 North, in Clearwater, Florida. This property contains 167 sites, situated on 24.0 acres of land area. The park was in good condition at the time of sale and was developed in approximately 1971. Amenities include a clubhouse, swimming pool, shuffleboard courts, and laundry facilities. The property was 90.0 percent occupied at the time of sale. The property was purchased for $4,300,000, which equates to $25,749 per site.

      Comparable Sale I-5, Serendipity, is located at 29081 U.S. 19 North, in Clearwater, Florida. This property contains 425 sites, situated on 56.0 acres of land area. The park was in good condition at the time of sale and was developed in 1975. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was 98.0 percent occupied at the time of sale. The property was purchased for $13,225,000, which equates to $31,118 per site.

      Comparable Sale I-6, Doral Mobile Home Park, is located at 29250 U.S. 19 North, in Clearwater, Florida. This property contains 527 sites, situated on 70.0 acres of land area. The park was in good condition at the time of sale and was developed in 1972. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was 98.0 percent occupied at the time of sale. The property was purchased for $16,000,000, which equates to $30,361 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 235,103 and 594,545, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 242,468 and 618,630, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 109,472 and 279,236, respectively, for 1997. The number of

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                                       31
                                                               CUSHMAN &
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                                                                 Market Analysis
================================================================================

households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 114,677 and 293,654, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $47,475 and $48,605, respectively, and are expected to increase to $60,624 and $62,599, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $31,931 and $32,598, respectively, and are expected to increase to $38,034 and $39,080, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997, are $22,654 and $23,252, respectively, and are expected to increase to $29,407 and $30,275, respectively, by the year 2002.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by the NDS report, a copy of which is provided in the Addenda of this report.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 32.1 to 45.0 percent of effective gross income levels, and $1,277 to $1,724 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 36.59 percent of effective gross income and $1,382 on a per site basis. Operating expenses appear to be within the range of comparable properties on a per site basis as well as on a percentage of effective gross income.

Market Supply and Demand

      There are a total of five competing manufactured housing communities located within the subject's market, which total 3,084 sites, with a corresponding average occupancy rate of 98.4 percent. No specific absorption statistics were available, since the subject's competing parks have historically reported occupancy rates at, or above 95.0 percent. The occupancy rate of the subject property, based on conversations with management, has historically been slightly higher than occupancy rates of competing parks, and is currently 100.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and is

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                                                     ---------------------------
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                                                                 Market Analysis
================================================================================

slightly higher than the occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained high occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $200.00 to $401.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate within the range of competing parks, or at $316.00 to $324.00 per site, which we believe is market-orientated.

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $18,431 to $31,118 per site, with corresponding overall rates ranging from 8.67 to 11.09 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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

                                    SITE PLAN

                                  [MAP OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located on the east side of Starkey Road, between East Bay Drive and Taylor Avenue. East Bay Drive is also known as Roosevelt Boulevard, or U.S. Highway 686. The subject site is effectively rectangular in shape and contains 25.13 acres, or 1,094,663 square feet of land area. Topographically, the site is basically level and at street grade.

      Sewer and water service are provided by Pinellas County Utilities. Electric Service is provided by Florida Power Company. The City of Clearwater provides gas service, and GTE Company provides telephone service. The subject property is accessible via East Bay Drive and Starkey Road. Based on conversations with the Engineering Department of the City of Largo, the subject property is not located in a flood hazard area. However, we recommend a qualified engineer to determine the existence of any flood hazard areas.

      Each developed site has a concrete driveway. The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1969. The subject improvements consist of a 227-site manufactured housing community, with a clubhouse, pool, hot tub, shuffleboard courts, horseshoe pits, and a lake. The 227-total sites can fit both double-wide and single-wide homes.

      The clubhouse consists of open-space available for resident use, a kitchen and a library. The exterior of the one-story clubhouse is concrete block, and appeared to be in overall good condition at the time of inspection.

      The shuffleboard courts, pool, hot tub, and horseshoe pits are adjacent to the clubhouse. Off-street parking is available for each resident. Site improvements within the

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                                       35
                                                               CUSHMAN &
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                                                     ---------------------------
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                                                            Property Description
================================================================================

park include: paved streets, concrete driveways, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

      Eldorado Village is a functional manufactured housing community with good ingress and egress from East Bay Drive and Starkey Road. Overall, the subject community appears to be well maintained and is in good condition. Eldorado Village is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Five Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Pinellas County is assessed at
100.0 percent of the Assessor's opinion of market value. The subject property is identified by tax parcel number 36-29-15-70236-300-0700.

      Real estate taxes in Pinellas County are assessed in arrears. Real estate taxes for 1997 were billed in November of 1997. The total amount of real estate taxes for 1997 for the subject property amounts to $92,133.72. Taxes are discounted if paid in full before March 31, 1997. The total amount of real estate taxes for 1997 equates to approximately $405.88 per site.

Zoning

      According to zoning officials of the City of Largo, the subject property is currently zoned R-U, Residential Urban. Based on conversations with zoning officials of the City of Largo, the subject property is a legal, but non-conforming use in the R-U, Residential Urban district.

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                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Eldorado Village, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $200.00 to $401.00;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate ranging from $316.00 to $324.00 per site, which is within the range of competing parks, and appears to be market-oriented;

      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $18,431 to $31,118, with corresponding overall rates ranging from 8.67 to 11.09 percent;

      o Operating expenses are within industry standards for a park located in the southeastern region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o The population profile of the subject property is 80 percent retired adults, and 20 percent working adults, 55 years of age or older. The subject property is a retirement park, with residents required to be 55 years of age or older.

      o The current occupancy rate at the subject property of 100 percent is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Five Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Five Star Park, presented in the National Overview section of this report.

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Eldorado Village will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

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

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

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

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

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

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Jennifer L. Estrella inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


/s/ Michael J. Schaeffer  /s/ Jennifer L. Estrella   /s/ Stanley R. Dennis, Jr.

Michael J. Schaeffer      Jennifer L. Estrella       Stanley R. Dennis, Jr., MAI
Director                  Associate Appraiser        Director, Manager

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                                       40
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

                                                                         ADDENDA
================================================================================

                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================


                                 POP-FACT SHEETS


================================================================================

Tue Nov 25, 1997                                                          Page 1
                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

EAST BAY DR & STARKEY RD
LARGO, FL                                    COORD:    27:54.98        82:45.76
--------------------------------------------------------------------------------
                                                      5.00 MILE      10.00 MILE
DESCRIPTION                                              RADIUS          RADIUS
--------------------------------------------------------------------------------
POPULATION
       2002 PROJECTION                                  242,468         618,630
       1997 ESTIMATE                                    235,103         594,545
       1990 CENSUS                                      232,646         582,604
       1980 CENSUS                                      206,941         504,483
       GROWTH 1980 - 1990                                 12.42%          15.49%

HOUSEHOLDS
       2002 PROJECTION                                  114,677         293,654
       1997 ESTIMATE                                    109,472         279,236
       1990 CENSUS                                      103,294         262,074
       1980 CENSUS                                       89,496         220,564
       GROWTH 1980 - 1990                                 15.42%          18.82%

1997 ESTIMATED POPULATION BY RACE                       235,103         594,545
       WHITE                                              90.78%          93.56%
       BLACK                                               6.60%           3.69%
       ASIAN & PACIFIC ISLANDER                            1.67%           1.79%
       OTHER RACES                                         0.95%           0.96%

1997 ESTIMATED POPULATION                               235,103         594,545
       HISPANIC ORIGIN                                     3.71%           3.87%
       OCCUPIED UNITS                                   103,294         262,074
       OWNER OCCUPIED                                     68.36%          70.96%
       RENTER OCCUPIED                                    31.64%          29.04%
       1990 AVERAGE PERSON PER HH                          2.18            2.17

1997 ESTIMATED HH BY INCOME                             109,472         279,236
       $150,000 +                                          3.23%           3.40%
       $100,000 TO $149,999                                4.11%           4.22%
       $ 75,000 TO $ 99,999                                5.30%           5.70%
       $ 50,000 TO $ 74,999                               15.65%          15.85%
       $ 35,000 TO $ 49,999                               16.86%          16.98%
       $ 25,000 TO $ 34,999                               15.81%          16.00%
       $ 15,000 TO $ 24,999                               18.66%          18.15%
       $  5,000 TO $ 14,999                               17.05%          16.41%
       UNDER $ 5,000                                       3.34%           3.27%

1997 EST. AVERAGE HH INCOME                             $47,475         $48,605
1997 EST. MEDIAN HH INCOME                              $31,931         $32,598
1997 EST. PER CAPITA INCOME                             $22,654         $23,252

Tue Nov 25, 1997                                                          Page 1
                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

EAST BAY DR & STARKEY RD
LARGO, FL                                         COORD:    27:54.98    82:45.76
--------------------------------------------------------------------------------
                                                      5.00 MILE      10.00 MILE
DESCRIPTION                                              RADIUS          RADIUS
--------------------------------------------------------------------------------
POP_80: TOTAL                                           206,941         504,483
POP_90: TOTAL                                           232,646         582,604
POP_97: TOTAL (EST.)                                    235,103         594,545
POP_02: TOTAL (PROJ.)                                   242,468         618,630
HH_80: TOTAL                                             89,496         220,564
HH_90: TOTAL                                            103,294         262,074
HH_97: TOTAL (EST.)                                     109,472         279,236
HH_02: TOTAL (PROJ.)                                    114,677         293,654
INC_80: PER CAPITA (EST.)                                $7,821          $7,868
INC_90: PER CAPITA                                      $15,168         $15,686
INC_97: PER CAPITA (EST.                                $22,654         $23,252
INC_02: PER CAPITA (PROJ                                $29,407         $30,275
HH_90_BY INCOME_89: MEDIAN                              $26,188         $26,882
HH_97_BY INCOME: MEDIAN                                 $31,931         $32,598
HH_02_BY INCOME: MEDIAN                                 $38,034         $39,080
HH_80_BY INCOME_79: AVERAGE                             $18,084         $17,996
HH_90_BY INCOME_89: AVERAGE                             $33,510         $34,288
HH_97_BY INCOME: AVERAGE                                $47,475         $48,605
HH_02_BY INCOME: AVERAGE                                $60,624         $62,599

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                                LEGAL DESCRIPTION


================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

                           EXHIBIT "A" TO SCHEDULE "A"


PARCEL NO. N24-21589-10 (Eldorado):

Portions of Lots 5, 6 and 7, PINELLAS GROVES SUBDIVISION, of the Southwest 1/4 of Section 36, Township 29 South, Range 15 East, according to plat thereof recorded in Plat Book 1, page 55, of the public records of Pinellas County, Florida, more particularly described as follows:

Commence at the Northwest corner of the Southwest 1/4 of said Section 36;
thence S. 00(degrees)46'05" W., along the West boundary of said Section 36,
233.00 feet for a Point of Beginning; thence S. 89(degrees)13'59" E., parallel to the East and West centerline of said Section 36, 233.00 feet; thence N. 00(degrees)46'05" E., 35.00 feet; thence S. 89(degrees)13'59" E., 92.00 feet;
thence N. 00(degrees)46'05" E., 165.00 feet; thence S. 89(degrees)13'59" E.,
33.00 feet South of and parallel to the East and West centerline of said Section 36, 75.00 feet; thence S. 00(degrees)46'05" W., 165.00 feet; thence S. 89(degrees)13'59" E., 597.88 feet; thence S. OO(degrees)35'00" W., along the East boundary of said Lot 5, 1,146.50 feet; thence N. 89(degrees)10'31" W., along the South boundary of said Lots 5 and 7, being also the South boundary of the Northwest 1/4 of the Southwest 1/4 of said Section 36, 1,001.57 feet; thence
N. 00(degrees)46'05" E., along the West boundary of said Section 36, 1,110.48 feet to the Point of Beginning.

--------------------------------------------------------------------------------

================================================================================


                          QUALIFICATIONS OF APPRAISERS


================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                             JENNIFER L. ESTRELLA

Education

Master of Urban Planning, Economic Development Concentration
University of Illinois at Urbana-Champaign, 1996

Bachelor of Business Administration, Finance Major
Loyola University Chicago, 1991

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

                         Real Estate Financial Market
                         Urban Real Estate Valuation
                         Real Estate and Urban Land Economics

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A    Fundamentals and Principles of Real Estate Appraisal
      Course I-B    Capitalization Theory and Techniques
      Course II-I   Case Studies in Real Estate Valuation
      Course II-2   Valuation Analysis and Report Writing
      Course II-3   Standards of Professional Practice
      Course IV     Litigation/Condemnation Valuation
      Course VI     Investment Analysis
      Course VIII   Residential Case Studies
      Course X      Market Analysis

      Seminar       Feasibility Analysis and Highest and Best Use
      Seminar       Discounted Cash Flow Analysis
      Seminar       Cash Equivalency
      Seminar       Subdivision Analysis
      Seminar       Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================

MARKET STUDY OF REAL PROPERTY


Country Place
2535 Country Place Boulevard
New Port Richey, Pasco County, Florida

================================================================================


As of December 3, 1997



Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

              [Letterhead of Cushman & Wakefield of Illinois, Inc.]

December 12, 1997

Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:  Market Study of Real Property
     Country Place
     2535 Country Place Boulevard
     New Port Richey, Pasco County Florida 34655

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                  - 2 -                     December 12, 1997

      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Jennifer L. Estrella

Jennifer L. Estrella
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                      Country Place

Location:                           2535 Country Place Boulevard
                                    New Port Richey, Pasco County, Florida

Assessor's Parcel Number:           Based on information provided by the client,
                                    the subject property is identified by
                                    Assessor's Parcel Numbers
                                    30-26-17-0000-00500-0000 and
                                    29-26-17-0000-00400-0000.

Date of Inspection:                 The property was inspected December 3, 1997.

Ownership:                          The subject property is legally entitled to
                                    Samuel Zell (Trustee under No. 41586), and
                                    MHC Financing Limited Partnership, as
                                    beneficiary.

Land Area:                          Based on information provided by the
                                    property's legal plat of survey, the subject property contains approximately 81.68 acres of land area, or 3,557,981 square feet.

Zoning: Based on information provided by the County of Pasco, the subject property is zoned RMH, Residential Mobile Home and AR, Agricultural Residential. The subject property is a legal and conforming use.

Improvements
   Type:                            A manufactured housing community.

   Year Built:                      The subject property was developed in phases
                                    between 1986 to 1997.

   Size: The subject property consists of a 515-site manufactured housing community.

   Condition:                       At the time of inspection, the subject
                                    property was in good condition.

Property Rating:                    Five Star manufactured home community.

Special Assumptions:                1. Information regarding the subject
                                    property, including its physical
                                    characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Summary Of Salient Facts
================================================================================

                                    2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                    3. Our market and consulting report
                                    regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                    4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                    5. Please refer to the complete list of
                                    assumptions and limiting conditions included at the end of this report.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               TABLE OF CONTENTS
================================================================================

                                                                           Page

PHOTOGRAPHS OF SUBJECT PROPERTY...............................................1

INTRODUCTION..................................................................5
  Identification of Property..................................................5
  Property Ownership and Recent History.......................................5
  Purpose and Function of the Market Study and Consulting Assignment..........5
  Scope of the Market Study and Consulting Assignment.........................5
  Date of Property Inspection.................................................5
  Definitions and Other Pertinent Terms.......................................5

REGIONAL ANALYSIS.............................................................8

NEIGHBORHOOD ANALYSIS........................................................16

MARKET ANALYSIS..............................................................18
  National Overview..........................................................18
  Competition................................................................25
  Comparable Manufactured Housing Community Sales............................29
  Demographic Trends.........................................................31
  Expense Analysis...........................................................32
  Market Supply and Demand...................................................32
  Conclusion.................................................................32

PROPERTY DESCRIPTION.........................................................35
  Site Description...........................................................35
  Improvements Description...................................................35

REAL PROPERTY TAXES AND ASSESSMENTS..........................................36

ZONING.......................................................................36

CONCLUSION...................................................................37

ASSUMPTIONS AND LIMITING CONDITIONS..........................................38

CERTIFICATION................................................................40

ADDENDA......................................................................41
  Pop-Fact Sheets
  Legal Description
  Qualifications of Appraisers

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                 [PHOTO OMITTED]

                     Front Entrance of the Subject Property


                                 [PHOTO OMITTED]

                            Interior of the Clubhouse

================================================================================


                                       1

                                                              CUSHMAN &
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

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                            Interior of the Clubhouse


                                 [PHOTO OMITTED]

                      View of Lake at the Subject Property

================================================================================


                                       2

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

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park


                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

================================================================================


                                       3

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

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                  Street Scene Facing East Along State Road 54


                                 [PHOTO OMITTED]

                  Street Scene Facing West Along State Road 54

================================================================================


                                       4

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

                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 515-site manufactured housing community, situated on approximately 81.68 acres of land area, located on the north side of State Road 54, two miles east of Little Road, in Pasco County, Florida. The City of New Port Richey is located four miles northwest of the subject property. The property's street address is 2535 Country Place Boulevard. The property was constructed in phases between 1986 and 1997. According to information provided by the property manager at the time of inspection, the occupancy rate at the subject property was 71.5 percent.

Property Ownership and Recent History

      The subject property is currently entitled to Samuel Zell, as Trustee under Trust No. 41586, and MHC Financing Limited Partnership, as beneficiary. The subject property was originally developed in phases between 1986 and 1997.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 3, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

================================================================================


                                       5

                                                              CUSHMAN &
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                                                     ---------------------------
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

                                                                    Introduction
================================================================================

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the north side of State Road 54, in Pasco County, Florida. The street address of the subject property is 2535 Country Place Boulevard. The property is identified by tax parcel numbers 30-26-17-0000-00500-0000 and 29-26-17-0000-00400-0000, according to information provided by the client. Due to the lengthy metes and bounds legal description, the subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

================================================================================


                                       6

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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

                                  LOCATION MAP


                                 [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

      The subject property is located in the West Central Region of Florida. West Central Florida, as the name suggests, is centrally located along Florida's west coast. It is comprised primarily of a nine county area anchored by the Tampa-St. Petersburg-Clearwater Metropolitan Statistical Area (MSA). According to Sales and Marketing Management's 1997 Survey of Buying Power, the 1996 estimated population of the nine county West Central Florida region is 3,397,000. The Tampa-St. Petersburg-Clearwater MSA has a 1996 estimated population of 2,240,200.

Overview

      The Tampa-St. Petersburg-Clearwater MSA (hereinafter referred to as the Tampa MSA) includes Hillsborough, Pinellas, Pasco, and Hernando Counties.

      Florida's economy has expanded rapidly during the past decade due to a favorable business climate rated as one of the best in the country. Tourism and agriculture have traditionally been the largest industries in Florida, but the expansion of the nation's space program during the 1960's led to growth in the high technology fields. Like many areas of the nation, the service sector experienced dramatic growth in the 1980's. The Tampa MSA is representative of Florida as a whole, with a diversified economy including tourism, agriculture, high technology industries, and a large service sector.

      Population and housing growth have been influenced by Florida's relatively low cost of living, and business expansion has continued to provide job opportunities for skilled workers from economically stagnating economies in the north. According to the Bureau of Economic and Business Research at the University of Florida, the statewide unemployment rate as of September, 1997 was
5.2 percent.

      A legacy of the state's unprecedented 1980s economic growth has been the inability of infrastructure in many areas, including Tampa Bay, to keep pace with development. Because Florida does not have a state income tax, and the overall tax base is lower than in most other states, problems such as inadequate highways, municipal services, land use planning, and environmental quality have received considerable attention. To overcome this, the state is cooperating with local governments to institute growth management and planning. Impact fees on new developments, for example, continue to increase while gasoline taxes and new-resident automobile taxes are earmarked for highway improvement. This places more of the burden for funding capital improvement projects on developers and consumers, while avoiding the need to impose state income taxes.

================================================================================


                                       8

                                                              CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
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

                                                               Regional Analysis
================================================================================

Population

      West Central Florida consists of a nine county area centered around Tampa Bay. The 1996 estimated population of the West Central Florida region is 3,397,000. The following chart illustrates the historic and estimated future population growth by county.

================================================================================
                                                                  PROJECTED
  COUNTY                    1980          1990         1995         2000
================================================================================
  Hillsborough             646,960       859,329      883,202      930,002
--------------------------------------------------------------------------------
  Pinellas                 728,531       839,912      870,296      888,059
--------------------------------------------------------------------------------
  Pasco                    193,643       281,619      303,692      325,174
--------------------------------------------------------------------------------
  Polk                     321,652       413,544      435,619      464,408
--------------------------------------------------------------------------------
  Manatee                  148,442       195,328      229,029      245,525
--------------------------------------------------------------------------------
  Sarasota                 202,251       271,714      296,283      313,914
--------------------------------------------------------------------------------
  Hernando                  44,469       106,770      120,246      138,465
--------------------------------------------------------------------------------
  Citrus                    54,703        99,980      106,569      119,006
--------------------------------------------------------------------------------
  Sumter                    24,272        32,895       33,837       35,991
                         ---------     ---------    ---------    ---------
--------------------------------------------------------------------------------
  TOTAL                  2,364,923     3,101,091    3,278,773    3,460,544
================================================================================
Source:  Source Book of County Demographics

      As indicated on the preceding chart, the population of west central Florida increased during the 1980's by 736,168 residents, indicating an annual compound growth rate of nearly 2.75%. This rate of growth has slowed since 1990 due to a downturn in the national and local economy. The projections for population growth for the year 2000 indicate continuing increases in population for all 9 counties.

Governmental and Political Characteristics

      On October 27, 1994, Hillsborough County adopted a comprehensive land use plan known as the "2015 Land Use Plan". The planning effort was mandated by the Comprehensive Planning Act passed by the Florida Legislature in 1975. The plan was intended to provide for infrastructure planning and to guide growth and development in an orderly manner, and has been modified to accommodate new development patterns.

      Recently, Hillsborough County and the city of Tampa revised their zoning ordinances in the context of objectives set forth in the land use plan, which also recently underwent major

================================================================================


                                       9

                                                              CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
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

                                                               Regional Analysis
================================================================================

revisions. These changes were part of an attempt by the Hillsborough County City-County Planning Commission, the Hillsborough County Department of Development Coordination, and other local planning and zoning agencies to more effectively plan for new growth and development and avoid many of the problems experienced in recent years.

      The state of Florida and its municipalities do not levy personal income taxes. Property taxes in the Tampa Bay area are typical of most urban areas in Florida. Continued commercial and industrial development has kept millage rates levied by Hillsborough County relatively low, although assessed valuations of commercial properties have recently increased. This has resulted in a moderate property tax burden for residential property owners, with further relief provided by homestead exemptions of the first $25,000 of assessed valuations on primary residences. However, property taxes are anticipated to increase in future years to help fund infrastructure costs.

Geographic and Physical Characteristics

      The Tampa area has long been a desirable place in which to vacation and retire. Its warm, semitropical climate and location on Tampa Bay near the Gulf of Mexico, coupled with new industry and new development, continue to attract new residents.

      Because of its strategic geographical location and transportation network, Tampa is the manufacturing and distribution hub of Florida. The port of Tampa is the largest in the state of Florida, the nation's 7th largest in size, and 3rd largest in tonnage. It represents the largest deep-water port to the Panama Canal and serves as a major distribution and trade center of Florida and the southern United States. Its 50 terminals handle phosphate, fertilizer, chemical and dry bulk products, grain, cement, coal, steel, citrus products, bananas, petroleum products, and liquid sulfur.

      In addition to the manufacturing base in Tampa, west central Florida has some of the most pristine beaches in the state. The coastal counties in the region, primarily Sarasota, Manatee and Pinellas, rely heavily on their beaches to attract tourists from the United States, Canada, and Europe. Pinellas County in particular has been very successful attracting British, Dutch and German tourists who previously vacationed in southeast Florida.

      The eastern counties in the region are mostly flat, with rich soils suitable for citrus groves and cattle grazing. Polk County is one of the top five counties in the state for citrus crops. Other areas of Polk County are heavily mined for phosphate. Sumter, Citrus, Hernando and Pasco Counties were all heavily planted with citrus from 1940 through the 1970's but increasingly cold weather destroyed most of the citrus in those counties. Most large scale

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                                       10

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


                                                               Regional Analysis
================================================================================

citrus grove operators recognize State Road 60 as the northernmost boundary for citrus production. This arbitrary boundary indicates southern Polk County, Manatee County, and Sarasota County are more suitable for citrus due to the likelihood of cold weather to the north.

Transportation

      Major interstate highways through the region allow unrestricted traffic flow to other areas of the state. The two interstate highways in the region are Interstate 75 and Interstate 4.

      Interstate 75 extends from Miami westward to Naples. From Naples, it extends northward along the west coast of Florida, continuing through the lower peninsula of Michigan. Interstate 75 was completed through west central Florida in 1986 and its completion was a tremendous catalyst for growth along its path, particularly in Hillsborough County, Manatee County, and Sarasota County. The growth consisted of a variety of developments including residential subdivisions, industrial parks, and office parks.

      Interstate 4 extends eastward from Tampa to Daytona Beach on Florida's east coast. It is very heavily traveled, especially during the winter and spring tourist seasons because it connects the Tampa Bay area and Orlando, two primary tourist destinations in the state. The intersection of Interstate 4 and Interstate 75 is approximately 6 miles east of downtown Tampa and the Port of Tampa. The area around this intersection is heavily developed with office and industrial parks where tenants need proximity to the interstate highway system.

      The Veterans Expressway was completed in October 1995 and the proposed construction of the Suncoast Parkway should alleviate a great deal of the congestion in and around north Tampa. The Suncoast Parkway is proposed to connect north Tampa (via an interchange on the Veterans Expressway) with an undetermined point in Citrus, Sumter or Levy County. The intent is to provide a highway to the western (and most populous) areas of west central Florida.

      Tampa International Airport (TIA) is one of the world's most modern airports. It is centrally located in northwest Hillsborough County to serve Hillsborough, Pinellas, Pasco, Hernando, Citrus, Sumter, and western Polk Counties. Situated on 3,000 acres, the airport is centrally located near interstate 275 and is easily accessible from State Road 60. To serve 15 domestic and international airlines carrying nearly 10,000,000 passengers a year, it has five levels of short-term parking, an air cargo terminal, aircraft maintenance buildings, a general aviation terminal, two-way shuttle systems to air-side terminals, an Airport Marriot Hotel, and other facilities.

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                                       11

                                                              CUSHMAN &
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

                                                               Regional Analysis
================================================================================

Social and Cultural Characteristics

      The nine county west central Florida region is fairly disparate in terms of population age distribution. Hillsborough County has the most industrial orientation and the median age (33.7) is the lowest in the region. Like the nation as a whole, the population of Hillsborough County is increasing. Conversely, Pasco County has traditionally been a retirement area, and it has the highest median age in the region (51.2). Due to its proximity to employment centers in Hillsborough and Pinellas County, many families are moving into the county.

      The relative prosperity of the 1980's increased demand for upscale housing in the region. In Pinellas and Hillsborough Counties the result was the development of more golf course communities like Cheval, Tampa Palms, and Feather Sound. In Pasco and Hernando Counties, more modest, retiree-oriented communities like Beacon Woods and Glen Lakes were developed. Some of these large scale communities over-invested in "up front" infrastructure and they had difficulty servicing their debt as the housing market softened over the past few years. However, these large scale golf course communities have been the first residential developments to rebound as single family home sales improved significantly in the last two years.

      Tampa is not as tourist oriented as Orlando or several of the beach communities in Pinellas County, though it is conveniently located between the Gulf Beaches and Walt Disney World. However, Busch Gardens which is located on Busch Boulevard in northeast Tampa is the second largest tourist attraction in Florida. Several major golf and tennis resorts such as Avila, Cheval, and Saddlebrook are also located in the vicinity, and several major-league baseball franchises relocate to the area for spring training.

      Houlihan Stadium, formerly known as Tampa Stadium, is located at the southeast corner of North Dale Mabry Highway and Dr. Martin Luther King Boulevard. It is home of the Tampa Bay Buccaneers, who began their 22nd season in the fall of 1997. The home of the bay area's National Hockey League franchise, "The Lightnings," is the Ice Palace. The Ice Palace, completed in 1996, is a $110,000,000, 21,000-seat hockey arena, located in the central business district of Tampa.

      In March 1995, Tampa Bay received one of two major-league baseball franchises. The baseball team is known as the Tampa Bay Devil Rays and plays in St. Petersburg Tropicana Field in 1998. In addition, the Tampa Bay Mutiny, a major-league soccer team, began playing at Houlihan Stadium in 1996.

================================================================================


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                                                               Regional Analysis
================================================================================

      The downtown waterfront will see further major developments in years to come. Around the Tampa Port Authority's recently developed 21-acre cruise ship terminal, investors have confirmed plans for additional mixed-use commercial developments. The waterfront area between Harbour Island and Ybor City is projected to become the nucleus of the revitalization of Tampa's downtown area over the next five years.

Recreation

      Hillsborough County contains numerous parks, fishing camps, marinas, campgrounds, and recreational facilities to appeal to the outdoor sportsman. In addition, both public and private golf courses and tennis courts abound throughout the county. Boating of all types takes place in Tampa Bay, with easy access to the Gulf of Mexico.

Economic Characteristics

      The most recent economic data indicate that Florida and West Central Florida are benefiting from the economic growth in the national economy. Florida's unemployment rate was 5.2 percent in September 1997. The largest populated counties in West Central Florida, Hillsborough and Pinellas counties, each had a September, 1997 unemployment rate of 3.6 percent. The major employers in Hillsborough County are presented in the chart on the following page.

================================================================================
                     Major Employers in Hillsborough County
--------------------------------------------------------------------------------
                 Firm                        Business             Employees
--------------------------------------------------------------------------------
Hillsborough County School System       Public education            22,000
--------------------------------------------------------------------------------
GTE                                     Telecommunications          10,155
--------------------------------------------------------------------------------
MacDill Air Force Base                  Military                     8,700
--------------------------------------------------------------------------------
Hillsborough County Government          Public services              7,500
--------------------------------------------------------------------------------
U.S. Postal Service                     Mail delivery                6,573
--------------------------------------------------------------------------------
Tampa International Airport             Airport                      4,899
--------------------------------------------------------------------------------
City of Tampa                           City government              4,347
--------------------------------------------------------------------------------
University of South Florida             Higher education             4,202
--------------------------------------------------------------------------------
Tampa General Hospital                  Hospital                     4,200
--------------------------------------------------------------------------------
St. Joseph Hospital                     Hospital                     3,800
--------------------------------------------------------------------------------
Humana Tampa Bay                        Hospitals, managed care      3,500
--------------------------------------------------------------------------------
Tampa Electric Company                  Utility                      3,200
--------------------------------------------------------------------------------
NationsBank                             Financial institution        3,005
--------------------------------------------------------------------------------
James A. Haley Veterans Hospital        Hospital                     2,480
--------------------------------------------------------------------------------
Busch Entertainment Corporation         Theme park                   2,200
================================================================================

      Employment in the southeast is expected to grow faster than the national average through the year 2000, and Florida is expected to have the greatest increase in employment of all of the eight southeastern states. America Demographics, a leading local economic

================================================================================


                                       13

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------
forecaster, projects a 27.6 percent employment growth rate in the next decade for the Tampa Bay area, while in 1985 their 10-year projection was more optimistic, 41.7 percent.

      The chart on the following page illustrates the dispersion of median household income in the nine county region. Not surprisingly, the more urban counties, Hillsborough, Pinellas and Sarasota, have a higher percentage of households with income in excess of $50,000 annually. Sarasota County, a traditionally high end retiree area, is the highest with 18.8% of the households earning over $50,000. The more rural counties have smaller populations with a higher percentage of households with annual income less than $25,000.

==================================================================================
                  DISTRIBUTION OF 1995 HOUSEHOLDS BY INCOME (%)
==================================================================================
                         Less     $15,000   $25,000  $50,000   $100,000   $150,000
             1995 #      than     to        to       to        to         or
COUNTY       Household   $15,000  $24,999   $49,999  $99,999   $149,999   More
==================================================================================
Hillsboroug  343,118     18.1     16.5      35.3     24.4      4.1        1.7
Pinellas     387,842     18.7     18.9      35.4     20.7      4.1        2.1
Pasco        130,302     26.2     24.2      35.4     12.7      1.1        0.4
Polk         155,969     21.0     19.4      37.2     18.7      2.6        1.1
Manatee      98,182      17.5     19.9      37.5     20.4      3.3        1.4
Sarasota     133,384     15.4     17.8      37.0     22.5      4.6        2.8
Hernando     50,284      22.2     25.4      36.9     13.6      1.3        0.5
Citrus       46,198      29.2     25.3      31.1     12.7      1.2        0.5
Sumter       13,142      31.0     21.9      33.5     12.0      1.0        0.6
==================================================================================

Summary and Conclusions

      In conclusion, the long term outlook for the region is positive. Previous declines in population growth and employment growth rates are giving way to job growth and the consequent encouragement of immigration of all type of labor. This puts into perspective the recessionary conditions of the last two to three years. In summary, the Tampa Bay economy is considered well balanced and should be able to sustain healthy levels of growth and expansion into the foreseeable future.

================================================================================


                                       14

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                NEIGHBORHOOD MAP


                                 [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

      The subject property is situated along north side of State Road 54, two miles east of Little Road, in Pasco County, Florida. The subject's immediate neighborhood is bordered by Little Road to the west, County Road 587 to the north, Gunn Highway to the east and the Hillsborough County limits to the south. There is little development in the immediate neighborhood of the subject property, as the area is rural in nature. Other development in the area consists of single-family housing.

      Regional access to the subject property is excellent via State Road 54, which provides access to State Highway 19 and Interstate Highway 75. Both Interstate Highway 75 and State Highway 19 run north and south through the Tampa-St. Petersburg area in Florida. State Road 54 is the only major thoroughfare running through the immediate neighborhood of the subject property. The subject property enjoys excellent visibility along State Road 54, which runs east and west in the Pasco County area.

      The subject property enjoys a country-like setting, as it is located four miles southeast of the City of New Port Richey. According to the Pasco Chamber of Commerce, the 1996 estimated population of Pasco is 311,074 . The median age in Pasco County is reported at 47.2 years. The largest age group in Pasco County includes those individuals 65 years of age or older, comprising 32.5 percent of the population. The next largest age group includes those individuals between the age of 25 and 44 years of age.

      The 1996 total number of households is 134,005. Approximately 80.9 percent of the total housing units is reportedly owner occupied, and 19.1 percent are renter occupied. The 1996 estimated median household income was $25,972. The majority of households in Pasco County, approximately 36.4 percent, have a household income between $25,000 and $49,999.

      The top ten employers in Pasco County presented in the table on the following page.

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                                       16

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                           Neighborhood Analysis
================================================================================

================================================================================
                          TOP EMPLOYERS IN PASCO COUNTY
--------------------------------------------------------------------------------
 RANK               COMPANY                      NUMBER OF EMPLOYEES
--------------------------------------------------------------------------------
  1    Pasco County School District                     5,600
--------------------------------------------------------------------------------
  2    Pasco County Government                          1,507
--------------------------------------------------------------------------------
  3    Lykes Pasco, Inc.                                1,350
--------------------------------------------------------------------------------
  4    Publix Supermarket                               1,313
--------------------------------------------------------------------------------
  5    Winn-Dixie Supermarkets                          1,300
--------------------------------------------------------------------------------
  6    State of Florida Government                      1,276
--------------------------------------------------------------------------------
  7    Columbia New Port Richey Hospital                1,200
--------------------------------------------------------------------------------
  8    Columbia Regional Medical Center                 1,200
--------------------------------------------------------------------------------
  9    East Pasco Medical Center                        1,106
--------------------------------------------------------------------------------
  10   Wal Mart Stores                                    945
--------------------------------------------------------------------------------
SOURCE: PASCO COUNTY COMMITTEE
================================================================================

      The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, with unemployment steadily decreasing. The growth in population is anticipated to remain constant.

================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 MARKET ANALYSIS
================================================================================

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=========================================================================================
1997             Firm Name                State      No. of Sites      No. of Communities
Rank                                                 Owned/Managed       Owned/Managed
-----------------------------------------------------------------------------------------
 1      Sun Communities                  Michigan      30,295/0               84/0
-----------------------------------------------------------------------------------------
 2      ROC Communities                  Colorado    22,441/7,167            77/36
-----------------------------------------------------------------------------------------
 3      Manufactured Home Communities    Illinois     27,349/838              69/3
-----------------------------------------------------------------------------------------
 4      Ellenburg Capital                 Florida      25,173/0               63/0
-----------------------------------------------------------------------------------------
 5      Lautrec Ltd.                     Michigan      22,652/0               58/0
-----------------------------------------------------------------------------------------
 6      Chateau Properties               Michigan      20,003/0               47/0
-----------------------------------------------------------------------------------------
 7      Clayton Homes                    Tennessee     18,000/0               66/0
-----------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood  California     16,946/0               44/0
-----------------------------------------------------------------------------------------
 9      UNIPROP                          Michigan      14,931/0               40/0
-----------------------------------------------------------------------------------------
 10     The Bloch Organization           Michigan      14,379/0               37/0
=========================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and

================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to 14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together with ROC and MHC dominate the Real Estate Investment Trust market.

================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
Year      ROC        MHC      Chateau     Sun     United      Total      Annual
                                                                         Growth
--------------------------------------------------------------------------------
1996     29,608     28,187    20,003     30,295    5,234     113,327      17.0%
--------------------------------------------------------------------------------
1995     27,910     26,237    19,594     18,000    4,850      96,591       9.0%
--------------------------------------------------------------------------------
1994     26,231     28,407    15,689     13,500    4,623      88,450      37.8%
--------------------------------------------------------------------------------
1993     20,142     14,700    15,261      9,036    5,050      64,189      17.8%
--------------------------------------------------------------------------------
1992     18,745     12,873    10,032      7,600    5,200      54,450       N/A
--------------------------------------------------------------------------------
1991      9,030     13,079     9,759       N/R      N/R         N/A        N/A
--------------------------------------------------------------------------------
N/R = No report                  N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

     Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

     The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

================================================================================
                             REIT MARKET UPDATE
--------------------------------------------------------------------------------
  Company     Price     Current   52 Week    52 Week     Annual     12 Mth
  Symbol    (9/19/97)    Yield      High       Low      Dividend   Tot Rtn
--------------------------------------------------------------------------------
CPJ          $29.688     5.8%     $31.125    $22.250      1.72      26.6%
--------------------------------------------------------------------------------
MHC          $25.625     5.2%     $26.428    $18.875      1.32      30.7%
--------------------------------------------------------------------------------
SUI          $37.428     5.0%     $ 38.00    $27.750      1.88      31.8%
--------------------------------------------------------------------------------
UMH          $11.625     6.0%     $13.625    $10.875      0.70       -1.7%
--------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality

================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any; Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service; Homes may be old models, but show evidence of care;
            and,
      o     Manager available some hours of each day.

      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;

================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.
      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,

================================================================================


                                       23
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed.
      o     Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

================================================================================


                                       24
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

Competition

      We have surveyed five manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 1,637 sites. The combined occupancy rate of these five manufactured housing communities, including the subject property, is approximately 81.9 percent. Excluding the subject property in our survey, the combined occupancy rate is approximately 86.7 percent, based on 1,122 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

================================================================================


                                       25
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

========================================================================================================================
                             SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
------------------------------------------------------------------------------------------------------------------------
                                  Number                       Age
                                 Of Sites                  -------------
                                 ---------                   Condition                    Services        Date Of
 Comp.           Name            Occupancy                 -------------     Monthly      Provided       Last Rental
  No.          Location            Level     Amenities     Park Rating(1)     Rent         in Rent        Increase
------------------------------------------------------------------------------------------------------------------------
  R-1    Grand Valley               200      Clubhouse         1992        $150.00/Mo.     Refuse        No increase
         7306 Osteen Road           ---        Pool            ----                     Lawn Service    since opening
         Florida                     36%      Storage          Good                                         date.
                                            Shuffleboard       ----
                                                                5*

------------------------------------------------------------------------------------------------------------------------
  R-2    Harbor View                471      Clubhouse         1972          $200/Mo.      Water        February, 1997
         6617 Louisiana Avenue      ---        Pool            ----            To          Sewer
         New Port Richey,           100%                       Good        $225.00/Mo.     Refuse
         Florida                                               ----                     Lawn Service
                                                                4*
------------------------------------------------------------------------------------------------------------------------
  R-3    Colony Cove               288       Clubhouse         1974          $270/Mo.      Sewer         Per Resident
         5229 Rubber Tree Circle   ---         Pool            ----         (Average)      Refuse     Lease Anniversary
         Pasco County,             100%        Spa             Good                     Lawn Service
         Florida                            Shuffleboard       ----
                                                                5*
------------------------------------------------------------------------------------------------------------------------
  R-4    Bayonet Pointe Village    163       Clubhouse         1985        $189.00/Mo.     Refuse       January, 1997
         10705 Malden Drive        ---         Pool            ----        (Average)    Lawn Service
         Bayonet Point,             88%     Shuffleboard       Good
         Florida                             Mini-Golf         ----
                                                                5*
------------------------------------------------------------------------------------------------------------------------
Subject  Country Place             515       Clubhouse       1986-1997     $202.50/Mo.  Lawn Service    January, 1997
         2535 Country Place        ---         Pool          ---------         To
         Boulevard                  72%        Spa             Good        $220.50/Mo.
         Florida                            Tennis Courts      ----
                                            Shuffleboard        5*
                                             Horseshoes
------------------------------------------------------------------------------------------------------------------------

======================================================

------------------------------------------------------
                                          3-Year
                                         Average
                                         Annual
 Comp.           Name                    Rental
  No.          Location                 Increase
------------------------------------------------------
  R-1    Grand Valley                      N/A
         7306 Osteen Road
         Florida



------------------------------------------------------
  R-2    Harbor View                    $5.00/Mo.
         6617 Louisiana Avenue
         New Port Richey,
         Florida

------------------------------------------------------
  R-3    Colony Cove                Annual increases
         5229 Rubber Tree Circle     are either 10%
         Pasco County,              cap or based on
         Florida                         CPI.
------------------------------------------------------
  R-4    Bayonet Pointe Village        $5.00/Mo.
         10705 Malden Drive         (Last Increase)
         Bayonet Point,
         Florida

------------------------------------------------------
Subject  Country Place                  $8.83/Mo.
         2535 Country Place
         Boulevard
         Florida


--------------------------------------------------------------------------------
(1) Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
================================================================================

                       COMPETING MANUFACTURED HOUSING MAP

                                  [MAP OMITTED]
                                                              CUSHMAN &
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                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $150.00 to $270.00 (approximately) per site, on a monthly basis. The subject property is currently quoting monthly rental rates within the market range, or $202.50 to $220.50 per site. The last rental rate increase at the subject property was as of January 1, 1997, of $8.83 per site per month.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Grand Valley, is located at 7306 Osteen Road, in Pasco County, Florida. This comparable property contains 200 sites, and is 36 percent occupied. Grand Valley was developed in 1992, and is in overall good condition. Amenities include a clubhouse, pool, storage and shuffleboard. As a newer park, Grand Valley is still in the lease-up process. There has been no rent increase since the park opened. The monthly rental rate is $150.00 for all sites, refuse and lawn service included in monthly rental payment. Residents of Grand Valley must be 55 years of age or older.

      Comparable R-2, Harbor View, is located at 6617 Louisiana Avenue, in New Port Richey, Florida. Harbor View contains 471 sites, and is 100.0 percent occupied. Harbor View was developed in 1972, and is in overall good condition. Amenities include a clubhouse and pool. Over the last three years, the average annual rental rate increase was approximately $5.00 per month. Monthly rental rates range from $200.00 to $225.00, with water, sewer, refuse, and lawn service included in the monthly rental payment. Residents of Harbor View must be 55 years of age or older.

      Comparable R-3, Colony Cove, is located at 5229 Rubber Tree Circle, in Pasco County, Florida. Colony Cove contains 288 sites, and is 100.0 percent occupied. Colony Cove was developed in 1974, and is in overall good condition. Amenities include a clubhouse, pool, spa, and shuffleboard courts. Over the past three years, residents have paid increases based on their lease contract terms, which is either 10.0 percent or based on the Consumer Price Index (CPI). The average monthly rental rate is $270.00, with sewer, refuse and lawn service included in the monthly rental payment. Residents of Colony Cove must be 55 years of age or older.

      Comparable R-4, Bayonet Point Village, is located at 10705 Malden Drive, in Bayonet Point, Florida. Bayonet Point Village contains 163 sites, and is 88.0 percent occupied. Bayonet Point Village was developed in the 1985, and is in overall good condition. Amenities include a clubhouse, pool, shuffleboard courts, and mini-golf. The last rental rate increase was approximately $5.00 per month. The average monthly rental rate is $189.00, with refuse and lawn service included in monthly rental payment. Residents of Bayonet Point Village must be 55 years of age or older.

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                                                                 Market Analysis
================================================================================

      In our opinion, and based on conversations with the on-site manager, property R-1 competes most favorably with the subject property, with the monthly rental rate at $150.00 per month per site. The subject property is currently quoting monthly rental rates ranging from $202.50 to $220.50 per site, which is within the range of rental rates of the other competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed six recent sales of manufactured housing communities located in the Tampa-St. Petersburg, Florida area. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Sun Valley, is located at 39248 U.S. Highway 19, in Tarpon Springs, Florida. This property contains 261 sites. The property was in good condition at the time of sale and was developed in 1970. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $5,027,100, which equates to $19,261 per site.

      Comparable Sale I-2, Park Royal, is located at 10611 66th Street, in Pinellas Park, Florida. This property contains 309 sites. The property was in excellent condition at the time of sale and was developed in 1991. Amenities include a clubhouse, pool, shuffleboard courts, and laundry. The property was approximately 90.0 percent occupied at the time of sale. The property was purchased for $5,695,260, which equates to $18,431 per site.

      Comparable Sale I-3, Southern Comfort, is located at 24479 U.S. Highway 19 North, in Clearwater, Florida. This property contains 180 sites, situated on 21.56 acres of land area. The property was in good condition at the time of sale and was developed in 1955. Amenities include a laundry facility. Information regarding the occupancy of the property at the time of sale was unavailable. The property was purchased for $3,475,200, which equates to $19,307 per site.

      Comparable Sale I-4, Southgate Mobile Home Park, is located at 20000 U.S. Highway 19 North, in Clearwater, Florida. This property contains 167 sites, situated on 24.0 acres of land area. The park was in good condition at the time of sale and was developed in approximately 1971. Amenities include a clubhouse, swimming pool, shuffleboard courts, and laundry facilities. The property was 90.0 percent occupied at the time of sale. The property was purchased for $4,300,000, which equates to $25,749 per site.

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
==========================================================================================================================
                                    SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
--------------------------------------------------------------------------------------------------------------------------
                                                                                                            $EGI/Site
                                                                          Sales Price                      ---------
                                                                            Per Site                       $Expense/Site
                                       Sales Date   Land Area   Density   -----------             EGIM    -------------
Comp.              Name                ----------   ---------  ---------   Occupancy              ----    Expense Ratio
 No.             Location              Sales Price  No. Sites  Condition    At Sale    $NOI/Site   OAR       % Of EGI
--------------------------------------------------------------------------------------------------------------------------
I-1      Sun Valley                       5/97         N/A        N/A       $19,261      $2,137   4.99x       $3,861
         39248 U.S. Highway 19            ----         ---        ---       -------               -----       ------
         Tarpon Springs, Florida       $5,027,100      261       Good         99%                 11.09%      $1,724
                                                                                                              ------
                                                                                                              44.66%
--------------------------------------------------------------------------------------------------------------------------
I-2      Park Royal                       5/97         N/A        N/A       $18,431      $1,913    5.30       $3,478
         10611 66th Street                ----         ---        ---       -------                ----       ------
         Pinellas Park, Florida        $5,695,260      309       Good         90%                 10.38%      $1,565
                                                                                                              ------
                                                                                                              45.00%
--------------------------------------------------------------------------------------------------------------------------
I-3      Southern Comfort                4/96         21.56      8.35       $19,307       N/A      N/A         N/A
         24479 U.S. Highway 19 North     ----         -----      ----       -------
         Clearwater, Florida           $3,475,200      180      Average       N/A
--------------------------------------------------------------------------------------------------------------------------
I-4      Southgate Mobile Home Park      4/96         24.00      6.96       $25,749      $2,306   6.92x       $3,720
         20000 U.S. Highway 19 North     ----         -----      ----       -------               -----       ------
         Clearwater, Florida           $4,300,000      167       Good         90%                 8.96%       $1,414
                                                                                                              ------
                                                                                                              38.00%
--------------------------------------------------------------------------------------------------------------------------
I-5      Serendipity                     5/95         56.00      7.59       $31,118      $2,698   7.83x       $3,975
         29081 U.S. Highway 19 North     ----         -----      ----       -------               -----       ------
         Clearwater, Florida           $13,225,000     425       Good         98%                 8.67%       $1,277
                                                                                                              ------
                                                                                                              32.13%
--------------------------------------------------------------------------------------------------------------------------
I-6      Doral Mobile Home Park          5/95         70.00      7.53       $30,361      $2,995   6.72x       $4,516
         29250 U.S. Highway 19 North     ----         -----      ----       -------               -----       ------
         Clearwater, Florida           $16,000,000     527       Good         98%                 9.87%       $1,521
                                                                                                              ------
                                                                                                              33.67%
--------------------------------------------------------------------------------------------------------------------------
Subject  Country Place                  - - -         81.68      6.28        - - -       $866(1)   N/A        $1,668
         2535 Country Place Boulevard                 -----      ----         72%                             ------
         Pasco County, Florida                         515       Good                                          $800
                                                                                                              ------
                                                                                                              48.11%

======================================================================================

--------------------------------------------------------------------------------------




Comp.              Name              Comparability
 No.             Location            to the Subject               Comments
--------------------------------------------------------------------------------------
I-1      Sun Valley                     Similar          Developed in 1970; Good
         39248 U.S. Highway 19                       condition; Amenities include a
         Tarpon Springs, Florida                     clubhouse, pool, shuffleboard
                                                     courts, and laundry facilities.
--------------------------------------------------------------------------------------
I-2      Park Royal                    Superior      Developed in 1991; Excellent
         10611 66th Street                           condition; Amenities include:
         Pinellas Park, Florida                      clubhouse, pool, shuffleboard
                                                            courts, laundry.
--------------------------------------------------------------------------------------
I-3      Southern Comfort              Inferior             Developed in 1955;
         24479 U.S. Highway 19 North                   Average condition; Minimal
         Clearwater, Florida                                    amenities.
--------------------------------------------------------------------------------------
I-4      Southgate Mobile Home Park     Similar             Developed in 1971;
         20000 U.S. Highway 19 North                   Good condition; Amenities
         Clearwater, Florida                            include: clubhouse, pool,
                                                        shuffleboard courts, and
                                                            laundry facilities.
--------------------------------------------------------------------------------------
I-5      Serendipity                   Superior           Developed in 1975; Good
         29081 U.S. Highway 19 North                  condition; Amenities include:
         Clearwater, Florida                          clubhouse, pool, shuffleboard
                                                      courts, and laundry facilities.
--------------------------------------------------------------------------------------
I-6      Doral Mobile Home Park         Similar           Developed in 1972; Good
         29250 U.S. Highway 19 North                  condition; Amenities include:
         Clearwater, Florida                          clubhouse, pool, shuffleboard
                                                      courts, and laundry facilities.
--------------------------------------------------------------------------------------
Subject  Country Place                  Subject          Developed between 1986 and
         2535 Country Place Boulevard  Property                    1997;
         Pasco County, Florida                                Good condition;
                                                             Amenities include:
                                                       Clubhouse, pool, spa, tennis
                                                       courts, shuffleboard courts,
                                                               and horseshoes.

--------------------------------------------------------------------------------
(1) 1997 Trailing 12 months
================================================================================

                                                                 Market Analysis
================================================================================

      Comparable Sale I-5, Serendipity, is located at 29081 U.S. Highway 19 North, in Clearwater, Florida. This property contains 425 sites, situated on 56.0 acres of land area. The park was in good condition at the time of sale and was developed in 1975. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was 98.0 percent occupied at the time of sale. The property was purchased for $13,225,000, which equates to $31,118 per site.

      Comparable Sale I-6, Doral Mobile Home Park, is located at 29250 U.S. Highway 19 North, in Clearwater, Florida. This property contains 527 sites, situated on 70.0 acres of land area. The park was in good condition at the time of sale and was developed in 1972. Amenities include a clubhouse, pool, shuffleboard courts, and laundry facilities. The property was 98.0 percent occupied at the time of sale. The property was purchased for $16,000,000, which equates to $30,361 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 29,239 and 269,180, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 34,278 and 301,411, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 12,995 and 122,497, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 15,310 and 137,306, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $40,924 and $42,286, respectively, and are expected to increase to $47,762 and $51,926, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $30,930 and $29,133, respectively, and are expected to increase to $32,987 and $32,567, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997,

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                                                                 Market Analysis
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are $18,365 and $19,493, respectively, and are expected to increase to $21,507 and $23,949, respectively, by the year 2002.

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 32.1 to 45.0 percent of effective gross income levels, and $1,277 to $1,724 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 48.11 percent of effective gross income and $800 on a per site basis. Operating expenses appear to be below the range of comparable properties on a per site basis, but slightly higher based on a percentage of effective gross income, due to the subject property's lower occupancy rate, by comparison. The subject's operating expense ratio budgeted for 1998 of 40.78 percent is more representative, and in-line with industry standards and competing parks. The subject property is still in a lease-up phase.

Market Supply and Demand

      There are a total of four competing manufactured housing communities located within the subject's market, which total 1,122 sites, with a corresponding average occupancy rate of 86.7 percent. No specific absorption statistics were available, since the majority subject's competing parks have historically reported occupancy rates at, or above 85.0 percent. The subject property is a new park and is in a lease-up phase and is currently 71.5 percent occupied. We believe the current occupancy rate of the subject property is not stabilized, but will be stabilized over the next three years. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be relatively strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained high occupancy levels of 85.0 to 100 percent. The subject property and its primary competitor, Grand Valley, are in the lease-up stage, therefore their occupancy rates are not stabilized. Rental rates of similar

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                                                                 Market Analysis
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manufactured housing communities located within the subject's primary market generally range from $150.00 to $270.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), monthly rental rates within the range of competing parks, or at $202.50 to $220.50 per site, which we believe is market-orientated.

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $18,431 to $31,118 per site, with corresponding overall rates ranging from 8.67 to 11.09 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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                                    SITE PLAN

                                [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located on the north side of State Road 54, two miles east of Little Road, Pasco County, Florida. The subject property is located four miles southeast of the City of New Port Richey. The subject site is irregular in shape and contains 81.68 acres, or 3,577,981 square feet of land area. Topographically, the site is basically level and at street grade.

      Sewer and water service are provided by Aloha Company. Electric Service is provided by Florida Power Company. Bay City Company provides gas service, and GTE Company provides telephone service. The subject property is accessible via State Road 54. Based on information provided by the client, portions of the subject property are located within the 100-year floodplain. However, during the development process, the flood controls were installed. According to the property manager, there has been no flood problems at the subject property since its opening in 1986. However, we recommend a qualified engineer to determine the existence of any flood hazard areas.

      Each developed site has a concrete driveway. The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was developed in phases between 1986 and 1997. The subject improvements consist of a 515-site manufactured housing community, with a clubhouse, pool, spa, tennis courts, shuffleboard courts, and horseshoe pits. The 515-total sites can fit both double-wide and single-wide homes, but only double-wide homes are allowed in the park. Some sites may fit triple-wide homes.

      The clubhouse consists of open-space available for resident use, and a kitchen. The exterior of the one-story clubhouse is painted concrete, and appeared to be in overall good condition at the time of inspection.

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                                                            Property Description
================================================================================

      The shuffleboard courts, tennis courts, pool, and horseshoe pits are adjacent to the clubhouse. Off-street parking is available for each resident. Site improvements within the park include: paved streets, concrete driveways, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

      Country Place is a functional manufactured housing community with good ingress and egress from State Road 54. Overall, the subject community appears to be well maintained and is in good condition. Country Place is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Five Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Pasco County is assessed at 100.0 percent of the Assessor's opinion of market value. The subject property is identified by tax parcel numbers 30-26-17-0000-00500-0000 and 29-26-17-0000-00400-0000.

      Real estate taxes in Pasco County are assessed in arrears. Real estate taxes for 1997 were billed in November of 1997. The total amount of real estate taxes for 1997 for the subject property amounts to $90,652.05. Taxes are discounted if paid in full before March 31, 1997. The total amount of real estate taxes for 1997 equates to approximately $176.71 per site.

Zoning

      According to zoning officials of Pasco County, the subject property is currently zoned RMH, Residential Mobile Home and AR, Agricultural Residential. Tax parcel 30-26-17-0000-00500-0000 is zoned RMH, Residential Mobile Home, and tax parcel 29-26-17-0000-00400-0000 is zoned AR, Agricultural Residential. Based on conversations with zoning officials of Pasco County, the subject property is a legal and conforming use in the RMH, Residential Mobile Home and AR, Agricultural Residential, districts.

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                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Country Place, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $150.00 to $270.00;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) monthly rental rates ranging from $202.50 to $220.50 per site, which is within the range of competing parks, and appears to be market-oriented;

      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $18,431 to $31,118, with corresponding overall rates ranging from 8.67 to 11.09 percent;

      o Operating expenses at stabilized occupancy are expected to be within industry standards for a park located in the southeastern region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses, considering the park is still in a lease-up phase.

      o     The demographic characteristics of the area appear to be positive;

      o The population profile of the subject property is over 90 percent retired adults, 55 years of age or older. The subject property is a retirement park, with residents required to be 55 years of age or older.

      o The current occupancy rate at the subject property is not at stabilized operations, but the local market appears to be strong.

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Five Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Five Star Park, presented in the National Overview section of this report.

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Country Place will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

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

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

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                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

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                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Jennifer L. Estrella inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


/s/ Michael J. Schaeffer   /s/ Jennifer L. Estrella  /s/ Stanley R. Dennis, Jr.
Michael J. Schaeffer       Jennifer L. Estrella      Stanley R. Dennis, Jr., MAI
Director                   Associate Appraiser       Director, Manager

================================================================================


                                       40
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================

                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================


                                       41
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

                                 POP-FACT SHEETS

================================================================================

Tue Nov 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

2535 COUNTRY PLACE BLVD
NEW PORT RICHEY, FL             COORD:  28:11.81       82:37.71
---------------------------------------------------------------
                                       5.00 MILE     10.00 MILE
DESCRIPTION                               RADIUS         RADIUS
---------------------------------------------------------------

POPULATION
 2002 PROJECTION                          34,278         301,411
 1997 ESTIMATE                            29,239         269,180
 1990 CENSUS                              24,485         234,948
 1980 CENSUS                              16,153         142,813
 GROWTH 1980 - 1990                        51.58%          64.51%

HOUSEHOLDS
 2002 PROJECTION                          15,310         137,306
 1997 ESTIMATE                            12,995         122,497
 1990 CENSUS                              10,256         103,114
 1980 CENSUS                               6,107          62,368
 GROWTH 1980 - 1990                        67.95%          65.33%

1997 ESTIMATED POPULATION BY RACE         29,239         269,180
 WHITE                                     97.30%          95.74%
 BLACK                                      0.85%           1.98%
 ASIAN & PACIFIC ISLANDER                   0.78%           1.21%
 OTHER RACES                                1.07%           1.07%

1997 ESTIMATED POPULATION                 29,239         269,180
 HISPANIC ORIGIN                            4.37%           5.71%

OCCUPIED UNITS                            10,256         103,114
 OWNER OCCUPIED                            85.18%          78.83%
 RENTER OCCUPIED                           14.82%          21.17%
 1990 AVERAGE PERSON PER HH                 2.36            2.25

1997 ESTIMATED HH BY INCOME               12,995         122,497
 $150,000 +                                 2.02%           2.31%
 $100,000 TO $149,999                       1.91%           3.28%
 $ 75,000 TO $ 99,999                       2.90%           4.70%
 $ 50,000 TO $ 74,999                      14.84%          13.45%
 $ 35,000 TO $ 49,999                      20.10%          16.13%
 $ 25,000 TO $ 34,999                      20.22%          17.28%
 $ 15,000 TO $ 24,999                      20.13%          21.18%
  $ 5,000 TO $ 14,999                      14.19%          18.12%
 UNDER $ 5,000                              3.69%           3.56%

1997 EST. AVERAGE HH INCOME              $40,924         $42,286
1997 EST. MEDIAN HH INCOME               $30,930         $29,133
1997 EST. PER CAPITA INCOME              $18,365         $19,493

Tue Nov 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                        (POP 80-02, HH 80-02, 114C 80-02)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

2535 COUNTRY PLACE BLVD
NEW PORT RICHEY, FL                            COORD:  28:11.81        82:37.71
--------------------------------------------------------------------------------
                                                      5.00 MILE      10.00 MILE
DESCRIPTION                                              RADIUS          RADIUS
--------------------------------------------------------------------------------

POP_80: TOTAL                                            16,153         142,813
POP_90: TOTAL                                            24,485         234,948
POP_97: TOTAL (EST.)                                     29,239         269,180
POP_02: TOTAL (PROJ.)                                    34,278         301,411
HH_80: TOTAL                                              6,107          62,368
HH_90: TOTAL                                             10,256         103,114
HH_97: TOTAL (EST.)                                      12,995         122,497
HH 02: TOTAL (PROJ.)                                     15,310         137,306
INC_80: PER CAPITA (EST.)                               $ 7,571        $  6,868
INC_90: PER CAPITA                                      $14,322        $ 13,957
INC_97: PER CAPITA (EST.                                $18,365        $ 19,493
INC_02: PER CAPITA (PROJ                                $21,507        $ 23,949
HH_90_BY INCOME_89: MEDIAN                              $28,160        $ 24,455
HH_97_BY INCOME: MEDIAN                                 $30,930        $ 29,133
HH_02_BY INCOME: MEDIAN                                 $32,987        $ 32,567
HH_80_BY INCOME_79: AVERAGE                             $20,028        $ 15,728
HH_90_BY INCOME_89: AVERAGE                             $33,703        $ 31,488
HH_97_BY INCOME: AVERAGE                                $40,924        $ 42,286
HH 02 BY INCOME: AVERAGE                                $47,762        $ 51,926

================================================================================

                                LEGAL DESCRIPTION

================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

                                                                   Country Place

                           EXHIBIT "A" TO SCHEDULE "A"

PARCEL NO. N24-21577-l0 (Country Place)

Parcel 1:

Commencing at the Northeast corner of Section 30, Township 26 South, Range 17 East, Pasco County, Florida; thence S 0 deg. 16'17" W., along the East line of said Section 30, 1322. 91 feet to P.O.B.; thence S. 0 deg. 16'17" W. 1785.82 feet to a point 250.00 feet North at right angles from the North right-of-way line of S. R. 54; thence N. 71 deg. 57'42" W. parallel to the North right-of-way line of S. R. 54. 900.03 feet; thence N. 18 deg. 02'18" E. 90.00 feet; thence N. 71 deg. 57'42" W. 300.00 feet; thence S. 18 deg. 02'l8" W. 340.00 feet to the
North right-of-way line of S. R. 54; thence N. 71 deg. 57' 42" W. along the North right-of-way line of S. R. 54 a distance of 90.00 feet; thence N. 18 deg. 02' 18" B. 340.00 feet: thence N. 71 deg. 57'42" W. 300.00 feet; thence 5. 18 deg. 02' 18" W. 90.00 feet: thence N. 71 deg. 57'42" W. 760.00 feet to a point of curve; thence along the arc of a curve to the right 193.88 feet; chord bearing N. 65 deg. 23'44" U. 193.46 feet. radius 845.92 feet; central angle 13 deg. 07'56"; thence N. 0 deg. 16'17" E. 1022.43 feet to the North line of the South 3/4 of Section 30, Township 26 South, Range 17 East; thence S. 88 deg. 56'06" E. along said line 2414.46 feet to P.O.B., Less that portion conveyed to Pasco County by Deed recorded in 0. R. Book 1627, Page 840, Casco County records:

TOGETHER WITH

A portion of Section 29, Township 26 South, Range 17 East, Pasco County, Florida, being more fully described as follows:

For a Point of Reference, commence at the Northwest corner of said Section 29; thence South 00 deg. 16'17" West, along the Westerly boundary line of said
Section 29, a distance of 1644.10 feet to the POINT OF BEGINNING; thence run South 89 deg. 02'46" East, 135.00 feet; thence South 00 deg. 16'17 West, 1287.15 feet; thence North 89 deg. 02'46" West, 135.00 feet to a point on the Westerly boundary line of said Section 29; thence North 00 deg. l6'17" East, along said Westerly boundary line 1287.15 feet to the POINT OF BEGINNING.

PARCEL II:

Non-Exclusive Easement for the benefit of Parcel 1 as created by Reciprocal Easement Agreement recorded September 14, 1984 in 0. R. Book 1362, Page 1456, Pasco County, Florida, for the construction, installation and maintenance of utility lines (other than drainage), to run over and across 10 foot strips on either side of the 90 foot wide strip described as follows:

Commencinq at the Northeast corner of Section 30, Township 26 South, Range 17 East, Pasco County, Florida; thence run South 00 deg. 1617" West, 3108.73 feet along the East boundary line of said Section 30; thence North 71 deg. 57'42" West, 900.03 feet; thence North 18 deg. 02'18" East, 90.00 feet; thence North 71 deg. 57'42" West, 300.00 feet to the POINT OF BEGINNING: thence run South 18 deg. 02'18" West, 340.00 feet to the Northerly right-of-way line of State Road No. 54 as now established; thence North 71 deg. 57'42" West, 90.00 feet along said Northerly right-of-way line; thence North 18 deg. 02'18" East, 340.00 feet; thence South 71 deg. 57'42" East, 90.00 feet to the POINT OF BEGINNING.

--------------------------------------------------------------------------------

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

                           EXHIBIT "A" TO SCHEDULE "A"

PARCEL III:

Non-exclusive easement for the benefit of Parcel 1 as created by Water Retention Area Agreement recorded September 14, 1984 in 0. R. Book 1362, Page 1463, Pasco County, Florida, for the purpose of drainage, over and across the land described as follows:

A portion of Section 29, Township 26 South, Range 17 East, Pasco County, Florida, being more fully described as follows:

For a Point of Reference, commence at the Northwest corner of said Section 29; thence South 00 deg. 16'17" West, along the Westerly boundary of said Section 29, a distance of 1322.91 feet to the Northerly boundary line of the South 3/4 of said Section 29 and the POINT OF BEGINNING; thence run South 89 deg. 02'46" East, along said Northerly boundary line, 135.00 feet; thence South 00 deg. 16'17 West, 321.19 feet; thence North 89 deg. 02' 46" West, 135.00 feet to a point on the Westerly boundary line of said Section 29: thence North 00 deg. l6'17" East, along said Westerly boundary line, 321.19 feet to the Point of Beginning.

PARCEL IV:

Easement for the benefit of Parcel 1 as created by Drainage Easement Agreement recorded February 1, 1989 in 0. R. Book 1779, Page 400, Pasco County, Florida, for the purposes recited therein, on, under, within, over, across and through the land described as follows:

A portion of Section 29, Township 26 South, Range 17 East, Pasco County, Florida, being further described as follows: Commence at the Northwest corner of said Section 29; thence run South 00 deg. l6'l7" West, 2931.25 feet along the West boundary line of said Section 29 to the POINT OF BEGINNING; thence South 89 deg. 02'46" East, 775.00 feet; thence North 74 deg. 58'46" East, 90.00 feet; thence South 15 deg. 01'14" East, 20.00 feet; thence South 74 deg. 58'46" West,
92.81 feet; thence North 89 deg. 02'46" West 777.57; thence North 00 deg. 16'17" East, 20.00 feet along said West boundary line to the POINT OF BEGINNING.

--------------------------------------------------------------------------------

================================================================================

                          QUALIFICATIONS OF APPRAISERS

================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                             JENNIFER L. ESTRELLA

Education

Master of Urban Planning, Economic Development Concentration
University of Illinois at Urbana-Champlaign, 1996

Bachelor of Business Administration, Finance Major
Loyola University Chicago, 1991

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champlaign:

                         Real Estate Financial Market
                         Urban Real Estate Valuation
                         Real Estate and Urban Land Economics

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, inc., Valuation Advisory Services

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A    Fundamentals and Principles of Real Estate Appraisal
      Course I-B    Capitalization Theory and Techniques
      Course II-I   Case Studies in Real Estate Valuation
      Course II-2   Valuation Analysis and Report Writing
      Course II-3   Standards of Professional Practice
      Course IV     Litigation/Condemnation Valuation
      Course VI     Investment Analysis
      Course VIII   Residential Case Studies
      Course X      Market Analysis

      Seminar       Feasibility Analysis and Highest and Best Use
      Seminar       Discounted Cash Flow Analysis
      Seminar       Cash Equivalency
      Seminar       Subdivision Analysis
      Seminar       Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================


MARKET STUDY OF REAL PROPERTY

Pueblo Grande
999 Fortino Boulevard West
Pueblo, Pueblo County, Colorado


================================================================================


As of December 5, 1997



Prepared For:

Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281


Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, Illinois 60611-5555
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

             [Letterhead of Cushman & Wakefield of Illinois, Inc.]

December 19, 1997

Mr. Edward J. Welch
Director
Merrill Lynch
World Financial Center
250 Vesey Street
North Tower, 26th Floor
New York, New York 10281

Re:  Market Study of Real Property
     Pueblo Grande
     999 Fortino Boulevard West
     Pueblo, Pueblo County, Colorado  81008

Dear Mr. Welch:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield, Inc.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting and rating purposes.

Mr. Edward J. Welch                 - 2 -                      December 19, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Jody L. Garbisch

Jody L. Garbisch
Associate Appraiser


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director


/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director, Manager
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                Pueblo Grande

Location:                     999 Fortino Boulevard West
                              Pueblo, Pueblo County, Colorado

Assessor's Parcel Number:     Based on information provided by Pueblo County
                              Treasurer's Office, the subject property is identified by parcel identification numbers
                              05-130-05-005 and 73-600-26-030.

Date of Inspection:           The property was inspected December 5, 1997.

Ownership:                    The subject property is legally entitled to
                              Snowland Vistas, Inc., an Illinois corporation.

Land Area:                    Based on measurements taken from the property's
                              legal plat of survey, the subject property contains approximately 32.94 acres of land area, or 1,435,000 square feet.

Zoning: Based on information provided by the City of Pueblo Zoning Department, the subject property is zoned R-7, Mobile Home Park, and is a legal and conforming use.

Improvements
      Type:                   A manufactured housing community.

      Year Built:             The subject property was originally developed in
                              approximately 1971.

      Size: The subject property consists of a 252-site manufactured housing community, of which approximately 235 sites are single-wide and 17 sties are double-wide.

      Condition:              At the time of inspection, the subject property
                              was in good condition.

Property Rating:              Four Star manufactured home community.

Special Assumptions:          1. Information regarding the subject property,
                              including its physical characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Summary of Salient Facts
================================================================================

                              2. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                              3. Our market and consulting report regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                              4. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                              5. Please refer to the complete list of
                              assumptions and limiting conditions included at the end of this report.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY...............................................1

INTRODUCTION..................................................................4
  Identification of Property..................................................4
  Property Ownership and Recent History.......................................4
  Purpose and Function of the Market Study and Consulting Assignment..........4
  Scope of the Market Study and Consulting Assignment.........................4
  Date of Property Inspection.................................................4
  Definitions and Other Pertinent Terms.......................................4

REGIONAL ANALYSIS.............................................................8

NEIGHBORHOOD ANALYSIS........................................................10

MARKET ANALYSIS..............................................................12
  National Overview..........................................................12
  Competition................................................................19
  Comparable Manufactured Housing Community Sales............................23
  Demographic Trends.........................................................25
  Expense Analysis...........................................................26
  Market Supply and Demand...................................................26
  Conclusion.................................................................26

PROPERTY DESCRIPTION.........................................................29
  Site Description...........................................................29
  Improvements Description...................................................29

REAL PROPERTY TAXES AND ASSESSMENTS..........................................30

ZONING.......................................................................30

CONCLUSION...................................................................31

ASSUMPTIONS AND LIMITING CONDITIONS..........................................32

CERTIFICATION................................................................34

ADDENDA......................................................................35
  Pop-Fact Sheets
  Legal Description
  Qualifications of Appraisers

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                 [PHOTO OMITTED]

             Front Entrance and Community Center of Subject Property


                                 [PHOTO OMITTED]

                          Interior of Community Center

================================================================================


                                       1
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                               View of Playground


                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

================================================================================


                                       2
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Photographs of Subject Property
================================================================================

                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park


                                 [PHOTO OMITTED]

                    Typical Interior View of the Subject Park

================================================================================


                                       3
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 252-site manufactured housing community, situated on approximately 32.94 acres of land area. Pueblo Grande is located along the north side of Fortino Boulevard West, in the City of Pueblo, Pueblo County, Colorado. The property's street address is 999 Fortino Boulevard West. The property was constructed in 1971, and was 98.0 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Snowland Vistas, Inc., an Illinois corporation, and was originally developed in 1971.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting and rating purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated demographic and economic trends; and, the market position and rating of the subject property.

Date of Property Inspection

      The property was inspected December 5, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

================================================================================


                                       4
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    Introduction
================================================================================

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the north side of Fortino Boulevard West, just west of Interstate 25, in the City of Pueblo, Pueblo County, Colorado. The street address of the subject property is 999 Fortino Boulevard West, Pueblo, Colorado. The property is identified by parcel identification numbers 05-130-05-005 and 73-600-26-030, according to Pueblo Treasurer's Office. The subject property's legal description is presented in the Addenda of this report, and reference is made thereto.

================================================================================


                                       5
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                  LOCATION MAP


                                 [MAP OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

Location

      The subject property is located along the north side of Fortino Boulevard West, just west of Interstate 25, in the north side of the City of Pueblo. Pueblo is located in Southern Colorado along the southern edge of the state's major growth corridor. Historically a transportation junction, the city lies 110 miles south of Denver at the crossroads of Interstate 25 and U.S. Highway 50.

Population

      According to the U.S. Bureau of Census, the population trends for the City of Pueblo and Pueblo County is as follows:

--------------------------------------------------------------------------------
                                   POPULATION
--------------------------------------------------------------------------------
               Year               Pueblo            Pueblo County
--------------------------------------------------------------------------------
               1970               97,774               118,238
--------------------------------------------------------------------------------
               1980              101,686               125,972
--------------------------------------------------------------------------------
               1990               98,540               123,051
--------------------------------------------------------------------------------
               1997              102,319               131,217
--------------------------------------------------------------------------------

      From 1990 to 1997, the population for the city of Pueblo has increased from approximately 98,540 to 102,319, which equates to 3.84 percent growth, or
0.54 percent growth compounded annually. The population for Pueblo County, for the same seven-year period, has increased from approximately 123,051 to 131,217, which equates to 6.64 percent growth, or 0.92 percent growth compounded, annually.

Employment

      Pueblo's unemployment rate has significantly dropped since the mid-1980s and has remained steady around 5.0 to 6.0 percent for the last three years. The Job Service of Colorado has tracked the civilian labor force unemployment for the past few years, as shown below.

--------------------------------------------------------------------------------
                              Civilian Labor Force
--------------------------------------------------------------------------------
                         Total            Total             %
           Year        Employment     Unemployment     Unemployment
--------------------------------------------------------------------------------
           1990          48,654           3,517            6.7
--------------------------------------------------------------------------------
           1991          48,158           3,672            7.1
--------------------------------------------------------------------------------
           1992          47,521           4,591            8.8
--------------------------------------------------------------------------------
           1993          48,906           4,088            7.7
--------------------------------------------------------------------------------
           1994          51,652           3,185            5.8
--------------------------------------------------------------------------------
           1995          53,623           3,425            6.0
--------------------------------------------------------------------------------
           1996          54,734           3,418            5.9
--------------------------------------------------------------------------------
        1997 (Feb.)      57,310           2,830            4.7
--------------------------------------------------------------------------------

================================================================================


                                       7
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               Regional Analysis
================================================================================

      The major employers in the Pueblo Area are as follows:

--------------------------------------------------------------------------------
                    Major Employers in the Pueblo Area
--------------------------------------------------------------------------------
               Company                               Number of Employees
--------------------------------------------------------------------------------
       School District 60                                  2,391
--------------------------------------------------------------------------------
       Matrixx Marketing, Inc.                             1,900
--------------------------------------------------------------------------------
       Parkview Episcopal Medical                          1,474
       Center
--------------------------------------------------------------------------------
       St. Mary Corwin Regional                            1,350
       Medical Center
--------------------------------------------------------------------------------
       CF & I Steel, L.P.                                  1,273
--------------------------------------------------------------------------------
       Colorado Institute of Mental                        1,250
       Health
--------------------------------------------------------------------------------
       Trane Company                                         900
--------------------------------------------------------------------------------
       Pueblo County                                         875
--------------------------------------------------------------------------------
       School District 70                                    769
--------------------------------------------------------------------------------
       City of Pueblo                                        692
--------------------------------------------------------------------------------

Households/Income

      Household formation in Pueblo County has displayed an increase of 4.56 percent over the past four years from 48,300 households to its current status of approximately 50,500 households. Based upon the foregoing, it appears that Pueblo County qualifies as a steady growing market where modest, sustained increases in population and household formation are anticipated over the foreseeable future.

      The income characteristics for Pueblo County is considerably below those witnessed by the state of Colorado as a whole. The current median household income level for Pueblo County is $24,137 versus $32,947 for the state of Colorado.

Summary

      Based upon the foregoing, it appears that Pueblo County should witness modest gains in population over the coming years, and income levels are expected to keep pace. Overall, the subject's market is expected to continue its trend of economic stability, with its steady decline in unemployment rates. The continuation of the Pueblo economic stability should ensure a favorable environment for real estate development and investment over the long term.

================================================================================


                                       8
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                NEIGHBORHOOD MAP


                                 [MAP OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

Location

      The subject property is located along the north side of Fortino Boulevard West, just west of Interstate 25, in the north section of Pueblo. The subject's neighborhood is bounded by Eagleridge Boulevard to the north, Interstate 25 to the east, Highway 50 to the south and West Drive to the west.

Access

      Access to the subject site is from Fortino Boulevard West, just west of Interstate 25. The primary access routes in the neighborhood consist of Highway 50 and Interstate 25. Highway 50 is an east/west commercial arterial, located just south of the subject site, and connects with Interstate 25. Interstate 25 is a north/south highway, bisecting the state of Colorado. At the north end of the subject neighborhood is Eagleridge Boulevard, which also enjoys an interchange with Interstate 25.

Neighborhood Characteristics

      The subject neighborhood is a fast growing area, with new commercial and residential developments occurring around the subject property. Single-family residential developments are located to the north and west of the subject off of Fortino Boulevard West. While commercial, primarily retail, developments are located along Highway 50 to the south of the subject, as well as to the west of the subject along Commercial Drive. Pueblo Mall, located at the southeast corner of Interstate 25 and Highway 50, along with Northgate Shopping Center, located at the southwest corner of Interstate 25 and Highway 50 have acted as a catalyst in bringing in additional retail developments to the area. Some of the retail uses include: Eagle Hardware and Garden, Albertoson's Grocery Store, Sam's, Home Depot, Rex Appliances. A large theater, several gas stations, hotels and fast food restaurants are also located within the subject's immediate vicinity. Hotels within the area include: Motel 6, Super 8, Pueblo Motor Inn and Holiday Inn. Several fast food restaurants include: Subway, Hardee's, McDonald's, Arby's, Fazoli's and Burger King.

Planned Improvements/Demolition

      We are not aware of any manufactured housing communities expected to be developed in the near future in the subject neighborhood that might compete with the subject. Similarly, we are not aware of any known planned demolitions for the neighborhood.

================================================================================


                                       10
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               Regional Analysis
================================================================================

Conclusion

      In summary, the subject property is situated in an area well suited for manufactured housing development, which benefits from the rapidly growing area, along with the accessibility to Highway 50 and Interstate 25. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, with unemployment steadily decreasing and population anticipated to increase.

================================================================================


                                       11
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 MARKET ANALYSIS
================================================================================

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPRO, headquartered in Michigan.

      The following represents the top ten manufactured housing community firms, as reported by GFA Management, as of 1997.

=========================================================================================
1997             Firm Name                State      No. of Sites      No. of Communities
Rank                                                 Owned/Managed       Owned/Managed
-----------------------------------------------------------------------------------------
 1      Sun Communities                  Michigan      30,295/0               84/0
-----------------------------------------------------------------------------------------
 2      ROC Communities                  Colorado    22,441/7,167            77/36
-----------------------------------------------------------------------------------------
 3      Manufactured Home Communities    Illinois     27,349/838              69/3
-----------------------------------------------------------------------------------------
 4      Ellenburg Capital                 Florida      25,173/0               63/0
-----------------------------------------------------------------------------------------
 5      Lautrec Ltd.                     Michigan      22,652/0               58/0
-----------------------------------------------------------------------------------------
 6      Chateau Properties               Michigan      20,003/0               47/0
-----------------------------------------------------------------------------------------
 7      Clayton Homes                    Tennessee     18,000/0               66/0
-----------------------------------------------------------------------------------------
 8      Clayton, Williams and Sherwood  California     16,946/0               44/0
-----------------------------------------------------------------------------------------
 9      UNIPROP                          Michigan      14,931/0               40/0
-----------------------------------------------------------------------------------------
 10     The Bloch Organization           Michigan      14,379/0               37/0
=========================================================================================

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

================================================================================


                                       12
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to
14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994 and 1995 Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1996, Sun Communities captured the lead and, together

================================================================================


                                       13
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

with ROC and MHC dominate the Real Estate Investment Trust market.

      The following chart represents the largest Real Estate Investment Trusts, from 1991 to 1996, as reported by GFA Management

================================================================================
                 HOME SITE GROWTH, DEVELOPMENT AMONG THE LARGEST
                      REAL ESTATE INVESTMENT TRUST (REITS)
--------------------------------------------------------------------------------
  Year       ROC      MHC     Chateau     Sun     United    Total   Annual
                                                                     Growth
--------------------------------------------------------------------------------
  1996    29,608    28,187    20,003    30,295    5,234    113,327   17.0%
--------------------------------------------------------------------------------
  1995    27,910    26,237    19,594    18,000    4,850     96,591    9.0%
--------------------------------------------------------------------------------
  1994    26,231    28,407    15,689    13,500    4,623     88,450   37.8%
--------------------------------------------------------------------------------
  1993    20,142    14,700    15,261     9,036    5,050     64,189   17.8%
--------------------------------------------------------------------------------
  1992    18,745    12,873    10,032     7,600    5,200     54,450    N/A
--------------------------------------------------------------------------------
  1991     9,030    13,079     9,759       N/R      N/R        N/A    N/A
--------------------------------------------------------------------------------
N/R = No report                 N/A = Not applicable
--------------------------------------------------------------------------------
NOTE: The 113,327 sites counted for the top five REITs in 1996 make up 20 percent of the total sites surveyed in the 1997 Allen Report. These rental sites are located in 339 communities, accounting for about 1 percent of some 50,000 existing manufactured housing communities nationwide. The community counts for the five major REITs are: ROC (113), MHC (72), Chateau (47), Sun (84) and United
(23). The proportion of communities owned by each of the REITs compared to the others is: ROC (33%), MHC (21%), Chateau (14%), Sun (25%) and United (7%).
================================================================================

      Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997 and beyond. As of September 1997, the MHC REIT had a market cap of $632.0 million, and continues to pursue the acquisition of manufactured home communities. Aside from the ELL-CAP $300.0 million transaction, in September 1997 Manufactured Home Communities, Inc. completed a $107.0 million purchase of 18 manufactured housing communities and two related commercial properties from partnerships affiliated with Mobileparks West. The communities, with 3,505 sites, were purchased with about $3.0 million manufactured home operating units, $16.0 million in cash and $20.0 million of installment notes and assumed debt. The communities have an average monthly rental of $349.00. The communities are located in California, Utah, Oregon, Washington and Nevada. MHC may be the first manufactured home community REIT to reach $1.0 billion.

================================================================================


                                       14
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      The MHC REIT continues to perform and expand, and as of September 1997 was trading at $25.625, with a current yield of 5.2 percent. The top traded REITs, are presented as follows.

================================================================================
                             REIT MARKET UPDATE
--------------------------------------------------------------------------------
  Company     Price     Current   52 Week    52 Week     Annual     12 Mth
  Symbol    (9/19/97)    Yield      High       Low      Dividend    Tot Rtn
--------------------------------------------------------------------------------
CPJ          $29.688     5.8%     $31.125    $22.250      1.72      26.6%
--------------------------------------------------------------------------------
MHC          $25.625     5.2%     $26.428    $18.875      1.32      30.7%
--------------------------------------------------------------------------------
SUI          $37.428     5.0%     $ 38.00    $27.750      1.88      31.8%
--------------------------------------------------------------------------------
UMH          $11.625     6.0%     $13.625    $10.875      0.70      -1.7%
--------------------------------------------------------------------------------
Total return figures obtained through Standard & Poors and are for the period through Sept 1997.
================================================================================

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

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                                       15
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
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

                                                                 Market Analysis
================================================================================

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      Cushman & Wakefield's Valuation Advisory Services has tracked sale transactions of manufactured housing communities since 1985. Overall capitalization rates have consistently been within the 8.75 to 10.00 percent range for communities located in moderate to increasing growth markets, and as low as near 8.0 percent for those communities located in growing markets that poses significant upside potential. Overall capitalization rates are clearly affected and are differentiated among the properties relative to rent levels, age, quality, condition, location, amenities, demographic characteristics, resident profile, as well as the quality of management.

      Manufactured housing communities fall within, and are categorized by their overall appearance, age, and amenities, but more importantly the strength of the local market. The various categories of manufactured housing communities, according to the Woodall Directory, can be ranked as 1 to 5 Star Parks. These rankings are defined as follows:

      One Star Park

      The most important consideration for a one star park is overall appearance. If it is not a decent place to live, it will not be listed in Woodall's Directory. The following are general requirements:

      o     Fair overall appearance;
      o Patios on most lots. May be concrete, asphalt, wood, or some suitable material;
      o     Grass, rock or shell to cover ground;
      o Streets fair to good. May be dirt, asphalt or gravel in reasonable condition;
      o     Restrooms clean, if any;
      o     Adequate laundry or laundromat nearby;
      o     If fences allowed, must be neat;
      o     Mail service;
      o     Homes may be old models, but show evidence of care; and,
      o     Manager available some hours of each day.

================================================================================


                                       16
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      Two Star Park

      In addition to the requirements for a one star park, a two star park will have the following:

      o     Landscaping - some lawns and shrubs;
      o Streets in good condition. Must be dust free of crushed rock, gravel or shell minimum;
      o     Neat storage;
      o     Well equipped laundry or laundromat nearby;
      o     200 volt connections available;
      o     If children accepted, park should have play area;
      o Park free of clutter, such as old cars and other abandoned equipment; and,
      o     Well maintained and managed.

      Three Star Park

      What a three star park does it does well, but not as uniformly as higher rated parks. Many three star parks were once higher rated, but original construction does not allow for today's 10-foot, 12-foot, and double-wides or the 55-foot and 60-foot lengths. If children are allowed, there should be adequate play area. However, the disarray caused by children may at times be the determining factor that keeps a three star park at that level when it otherwise could be rated higher. In addition to the requirements for one and two star parks, a three star park must have the following:

      o     Attractive entrance;
      o     All homes must be in good condition;
      o     Awnings and cabana rooms on some homes in southern areas;
      o     Some spaces for large mobile homes;
      o     Paved or hard surfaced streets;
      o Off-street parking or streets wide enough for safe on-street parking;
      o Good lawns or substitute throughout, shade trees, some shrubs where climate permits;
      o     Concrete patios or the equivalent on all lots;
      o     All lots neat and attractive;
      o     All park buildings in good repair; and,
      o     Good management.

      Four Star Park

      Four star parks are luxury parks. In addition to the requirements for one, two and three star parks, a four star park must have the following:

      o     Good landscaping;
      o Most homes skirted with metal skirts, concrete block, ornamental wood or stone;
      o     Paved streets, edged or curbed.

================================================================================


                                       17
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      o     Uncrowded lots;
      o Underground utilities if permitted by local conditions and authorities;
      o     Most tanks, if present, concealed;
      o     Any hedges or fences must be attractive and uniform;
      o Awnings, cabanas, or porches on most homes in southern areas. (Excepting double-wide units.);
      o     Most lots to accommodate large mobile homes;
      o     Where row parking of homes exists, all must be lined up uniformly;
      o Community hall and/or swimming pool and/or recreation programs. If a park is four star in all but this requirement, the fourth star will be printed as an open star indicating a four star park without park-centered recreation; and,
      o     Excellent management.

      Five Star Park

      Five star parks are the finest. They should be nearly impossible to improve. In addition to the requirements for one, two, three, and four star parks, a five star park must have the following:

      o     Well planned and laid out spacious appearance;
      o Good location in regard to accessibility and desirable neighborhood. In some locations, park should be enclosed by high hedges or ornamental fence;
      o Wide paved streets in perfect condition. Curbs or lawns edged to streets, sidewalks, street lights, street signs;
      o     Homes set back from street;
      o     Exceptionally attractive entrance and park sign;
      o     Patios at least 8 x 30 feet. (Excepting double-wide units.);
      o     Paved off-street parking such as carports or planned parking;
      o     All homes skirted;
      o     All hitches concealed. Any existing tanks concealed;
      o Recreation, some or all of the following: swimming pool (excepting areas with long, cold winters), shuffleboards, horseshoe pitching, golf course, hobby shop, hobby classes, games, potlucks, dances or natural recreational facilities;
      o Beautifully equipped recreation hall with kitchen. Room for community gatherings, tiled restrooms, etc.;
      o     Uniform storage sheds or central storage facilities;
      o     All late model homes in excellent condition;
      o At least 60 percent occupancy in order to judge quality of residents which indicates park's ability to maintain a five star rating between inspections;
      o     All empty lots grassed, graveled or otherwise well maintained;
      o If pets or children allowed, there must be a place for them to run and play without cluttering the streets and yards. Most five star parks are for adults only; and,
      o Superior management interested in comfort of residents and maintenance of park.

================================================================================


                                       18
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with yield and capitalization rates and prices expected to continue to be competitive, with the REITs leading the way.

Competition

      We have surveyed four manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 957 sites. The combined occupancy rate of the four manufactured housing communities, including the subject property, is approximately 98.0 percent. Excluding the subject property in our survey, the combined occupancy rate is also approximately 98.0 percent, based on 705 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing community.

================================================================================


                                       19
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                                                     ---------------------------

====================================================================================================================================
                                     SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
------------------------------------------------------------------------------------------------------------------------------------
                                    Number                       Age
                                   Of Sites                   ---------                                                   3-Year
                                  ---------                   Condition                   Services       Date Of          Average
 Comp.               Name         Occupancy                   ---------      Monthly      Provided     Last Rental     Annual Rental
  No.              Location         Level     Amenities     Park Rating(1)    Rent         in Rent       Increase         Increase
------------------------------------------------------------------------------------------------------------------------------------
  R-1     Meadowbrook                388      Clubhouse          1979      $195.00/Mo.      None      December, 1997     $8.00/Mo.
          33550 E. Highway 96        ---         Pool            ----          To
          Vineland, Colorado         95%      Basketball         Good      $210.00/Mo.
                                              Playground         ----
                                               Laundry             4*
                                               Storage
------------------------------------------------------------------------------------------------------------------------------------
  R-2     Stagecoach                 156         None            1974      $212.00/Mo.      Water     January, 1997      $20.00/Mo.
          1901 Constitution          ---                         ----          To           Sewer
          Pueblo, Colorado           100%                      Average     $215.00/Mo.     Refuse
                                                               -------
                                                                  3*
------------------------------------------------------------------------------------------------------------------------------------
  R-3     Oasis                      161      Clubhouse          1964      $225.00/Mo.      Water       June, 1997       $14.00/Mo.
          2221 S. Prairie Avenue     ---     Shuffleboard        ----          To           Sewer
          Pueblo, Colorado           100%                      Average     $230.00/Mo.     Refuse
                                                               -------
                                                                 3*-4*
------------------------------------------------------------------------------------------------------------------------------------
Subject   Pueblo Grande               252     Clubhouse          1971      $225.00/Mo.      Water     January, 1997      $15.00/Mo.
          999 Fortino Blvd. West      ---        Pool            ----                       Sewer
          Pueblo, CO                  98%    Billiard Room       Good                      Refuse
                                              Playground         ----
                                              Basketball          4*
                                               Laundry
                                               Storage
------------------------------------------------------------------------------------------------------------------------------------
(1)   Ratings from One Star to Five Star Parks are defined in the National Overview section of this report.
====================================================================================================================================

                       COMPETING MANUFACTURED HOUSING MAP


                                 [MAP OMITTED]

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $195.00 to $230.00 per site, on a monthly basis. The subject property is currently quoting a monthly rental rate within the market range, or at $225.00 per site. The last rental rate increase at the subject property was as of January, 1997, of $18.00 per month.

      The enclosed comparable rentals are considered the most competitive to the subject property regarding amenities offered, condition, location and overall ranking.

      Comparable R-1, Meadowbrook, is located at 33550 E. Highway 96, in Vineland, Colorado. This comparable property is a family residential community, containing 388 sites, and is approximately 95.0 percent occupied. Meadowbrook was developed in 1979, and is in overall good condition. Over the last three years, the annual rental rate increased approximately $8.00 per month. Monthly rental rates range from $195.00 to $210.00, with no services included in monthly rental payment. Amenities include a clubhouse, two pools, two playgrounds, basketball court, laundry facility and recreational vehicle storage.

      Comparable R-2, Stagecoach, is located at 1901 Constitution, in Pueblo, Colorado. This comparable property is a family residential community, containing 156 sites, and is 100.0 percent occupied. Stagecoach was developed in 1974, and is in overall average condition. Over the last three years, the annual rental rate increased approximately $20.00 per month. Monthly rental rates range from $212.00 to $215.00, with water, sewer and refuse service included in monthly rental payment. No amenities are provided in the park.

      Comparable R-3, Oasis, is located at 2221 S. Prairie Avenue, in Pueblo, Colorado. This comparable property is a 55-year-old and older residential community, containing 161 sites, and is in overall average condition. Over the last three years, the annual rental rate increased approximately $14.00 per month. Monthly rental rates range from $225.00 to $230.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse and shuffleboard.

      In our opinion, and based on conversations with the on-site manager, property R-1 competes most favorably with the subject property, with monthly rental rates ranging from $195.00 to $210.00 per site. The subject property is currently quoting a monthly rental rate of $225.00 per site, which is within the range of the rental rates of our comparable competing properties. However, no services are offered in the rental rate of R-1, compared to the subject. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

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                                                                 Market Analysis
================================================================================

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed six recent sales of manufactured housing communities located in the Denver Metropolitan Area. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Pine Lakes, is located at 10201 Riverdale Road, in Thornton, Colorado. This property contains 760 sites, situated on 183.67 acres of land area. The property was developed in 1972, and was in overall good condition at the time of sale. Amenities include two clubhouses, two pools, recreation room, tennis court, basketball court, and a playground. The property was approximately 90.0 percent occupied at the time of sale. The property was purchased for $12,500,000 as a combined transaction with sale I-2, which equates to $16,447 per site,

      Comparable Sale I-2, Redwood Estate II, is located at 9595 Pecos Street, in Thornton, Colorado. This property contains 752 sites, situated on
      128.22 acres of land area. Amenities include a clubhouse, pool, recreation room, playground and recreational vehicle storage. The property was approximately 93.0 percent occupied at the time of sale. The property was purchased for $12,500,000 as a combined transaction with sale I-1, which equates to $16,622 per site.

      Comparable Sale I-3, Canyon Ridge, is located at 5150 Airport Road, in Colorado Springs, Colorado. This property contains 250 sites, situated on
      31.36 acres of land area. Canyon Ridge was developed in 1972, and was in good condition at the time of sale. Amenities include a clubhouse, pool, recreation room and laundry facility. The property was approximately 99.0 percent occupied at the time of sale. The property was purchased for $4,200,000, which equates to $16,800 per site.

      Comparable Sale I-4, Cottonwood Village, is located at 11990 S. Boulder Road, in Layfayette, Colorado. This property contains 241 sites, situated on 19.36 acres of land area. Cottonwood Village was developed in 1972, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool, recreation room, playground and laundry facility. The property was 100.0 percent occupied at the time of sale. The property was purchased for $4,800,000, which equates to $19,917 per site.

      Comparable Sale I-5, Canterbury Park, is located at 3020 S. Powers Boulevard, in Colorado Springs, Colorado. This property contains 496 sites, situated on 61.73 acres of land area. Canterbury Park was developed in 1985, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool and recreational vehicle storage. The property was 100.0 percent occupied at the time of sale. The property was purchased for $9,300,000, which equates to $18,750 per site.

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
===============================================================================================================================
                                    SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                $EGI/Site
                                                                         Sales Price                          -------------
                                                                          Per Site                            $Expense/Site
                                Sales Date     Land Area    Density       --------                  EGIM      -------------
 Comp.     Name                 ----------     ---------    -------       Occupancy                 ----      Expense Ratio
  No.    Location               Sales Price    No. Sites    Condition      At Sale      $NOI/Site   OAR         % Of EGI
-------------------------------------------------------------------------------------------------------------------------------
 I-1    Pine Lakes                  7/96         183.67       4.14         $16,447       $1,563      N/A            N/A
        10201 Riverdale Road   --------------    ------       ----         -------                   ---
        Thornton, Colorado     $12,500,000(1)     760         Good           90%                    9.50%




-------------------------------------------------------------------------------------------------------------------------------
 I-2    Redwood Estate II           7/96         128.22       5.86         $16,622       $1,579      N/A            N/A
        9595 Pecos Street      -------------     ------       ----         -------                   ---
        Thornton, Colorado     $12,500,000(1)     752         Good           93%                    9.50%



-------------------------------------------------------------------------------------------------------------------------------
 I-3    Canyon Ridge                7/96         31.36        7.97         $16,800       $1,512      N/A            N/A
        5150 Airport Road        ----------      -----        ----         -------                   ---
        Colorado Springs, CO     $4,200,000       250         Good           99%                    9.00%



-------------------------------------------------------------------------------------------------------------------------------
 I-4    Cottonwood Village          9/95         19.36        12.45        $19,917       $1,591     6.45x         $3,089
        11990 S. Boulder Road    ----------      -----        -----        -------                  -----         ------
        Lafayette, Colorado      $4,800,000       241         Good          100%                    7.99%         $1,498
                                                                                                                  ------
                                                                                                                  48.50%


-------------------------------------------------------------------------------------------------------------------------------
 I-5    Canterbury Park             7/95         61.73         8.03        $18,750       $2,037     6.91x         $2,714
        3020 S. Powers Blvd.     ----------      -----        -----        -------                  -----         ------
        Colorado Springs, CO     $9,300,000       496         Good          100%                   10.87%          $677
                                                                                                                   ----
                                                                                                                   24.95%
-------------------------------------------------------------------------------------------------------------------------------
 I-6    Woodland Hills              3/94          57.0        7.63         $18,391       $1,885     5.56x         $3,310
        1500 West Thornton       ----------      -----        -----        -------                  -----         ------
        Thornton, Colorado       $8,000,000       435         Good           97%                    10.25%        $1,425
                                                                                                                  ------
                                                                                                                  43.05%

-------------------------------------------------------------------------------------------------------------------------------
Subject Pueblo Grande              - - -         32.94        7.65          - - -        $1,666      N/A          $2,672
        999 Fortino Blvd.                        -----        -----                                               ------
        West                                      252         Good                                                $1,007
        Pueblo, CO                                                                                                ------
                                                                                                                  37.69%



-------------------------------------------------------------------------------------------------------------------------------
(1) Sale I-1 and I-2 were purchased as a combined transaction.
===============================================================================================================================

================================================================================
                  SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
--------------------------------------------------------------------------------
 Comp.      Name                Comparability to
  No.     Location               to the Subject            Comments
--------------------------------------------------------------------------------
 I-1     Pine Lakes                 Similar             Good condition;
         10201 Riverdale Road                        Amenities include two
         Thornton, Colorado                             clubhouses, two
                                                       pools, recreation
                                                         room, tennis,
                                                         basketball and
                                                          playground.
--------------------------------------------------------------------------------
 I-2     Redwood Estate II          Similar             Good condition;
         9595 Pecos Street                            Amenities include a
         Thornton, Colorado                             clubhouse, pool,
                                                        recreation room,
                                                       playground and RV
                                                            storage.
--------------------------------------------------------------------------------
 I-3     Canyon Ridge               Inferior           Developed in 1972;
         5150 Airport Road                              Good condition;
         Colorado Springs, CO                         Amenities include a
                                                        clubhouse, pool,
                                                      recreation room and
                                                       laundry facility.
--------------------------------------------------------------------------------
 I-4     Cottonwood Village         Inferior           Developed in 1972;
         11990 S. Boulder Road                          Good condition;
         Lafayette, Colorado                          Amenities include a
                                                        clubhouse, pool,
                                                        recreation room,
                                                         playground and
                                                       laundry facility.
--------------------------------------------------------------------------------
 I-5     Canterbury Park            Similar            Developed in 1985;
         3020 S. Powers Blvd.                           Good condition;
         Colorado Springs, CO                         Amenities include a
                                                      clubhouse, pool and
                                                          RV storage.
--------------------------------------------------------------------------------
 I-6     Woodland Hills             Similar            Developed in 1970;
         1500 West Thornton                             Good condition;
         Thornton, Colorado                           Amenities include a
                                                        clubhouse, pool,
                                                         playground and
                                                       barbecue pavilion.
--------------------------------------------------------------------------------
Subject  Pueblo Grande          Subject Property       Developed in 1971;
         999 Fortino Blvd.                              Good condition;
         West                                         Amenities include a
         Pueblo, CO                                     clubhouse, pool,
                                                         billiard room,
                                                          playground,
                                                       basketball court,
                                                      laundry facility and
                                                          RV storage.
--------------------------------------------------------------------------------

================================================================================

                                                                 Market Analysis
================================================================================

      Comparable Sale I-6, Woodland Hills, is located at 1500 West Thornton, in Thornton, Colorado. This property contains 435 sites, situated on 57.0 acres of land area. Woodland Hills was developed in 1970, and was in overall good condition at the time of sale. Amenities include a clubhouse, pool, playground and barbecue pavilion. The property was 97.0 percent occupied at the time of sale. The property was purchased for $8,000,000, which equates to $18,391 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the populations within the subject's primary 5-mile and secondary 10-mile market areas, as of 1997, are 76,413 and 123,345, respectively. The populations of the subject's primary and secondary market areas are projected to increase to 78,355 and 125,374, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 29,246 and 47,817, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 29,455 and 49,029, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $33,018 and $33,606, respectively, and are expected to increase to $40,371 and $39,916, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $23,123 and $24,789, respectively, and are expected to increase to $25,624 and $27,238, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997, are $12,527 and $12,840, respectively, and are expected to increase to $15,000 and $15,463, respectively, by the year 2002.

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                                                                 Market Analysis
================================================================================

      Based on the above levels, the demographics of the subject's primary market area appear to indicate a positive growth trend, based on information provided by NDS. For additional demographic information, please refer to the NDS summary report in the Addenda of this report.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the Summary of Manufactured Housing Communities Sales, operating expense ratios of competing parks range from 24.95 to 48.50 percent of effective gross income levels, and $677 to $1,498 on a per site basis. The subject property is currently reporting expenses, for the 12-month trailing period of 1997, at 37.69 percent of effective gross income and $1,007 on a per site basis. The operating expenses of the subject property are within the range of comparable properties on both a percentage of effective gross income and on a per site basis.

Market Supply and Demand

      There are a total of three competing manufactured housing communities located within the subject's market, which total 705 sites, with a corresponding average occupancy rate of 98.0 percent. No specific absorption statistics were available. The subject property, based on conversations with management, has historically had occupancy rates consistent with competing parks, and is currently 98.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and has similar occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained occupancy levels of 95.0 to 100 percent. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $195.00 to $230.00 per site, on a monthly basis. The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided), a monthly rental rate within the range of competing parks, or at $225.00 per site.

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                                                                 Market Analysis
================================================================================

      Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $16,447 to $19,917 per site, with corresponding overall rates ranging from 7.99 to 10.87 percent. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, rent structure and overall market rating.

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                                   SITE PLAN


                                [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located along the north side Fortino Boulevard West, just west of Interstate 25, in Pueblo, Pueblo County, Colorado. The subject site is irregular in shape and contains approximately 32.94 acres, or 1,435,000 square feet of land area. topographically, the site is generally level and at street grade.

      Primary access to the subject site is available from Fortino Boulevard West. According to Flood Insurance Rate Map, Pueblo County, Colorado, Community Panel Number 085077-0003C, effective date September 29, 1986, Pueblo Grande is located in Zone C, which does not lie in the 500-year flood plain.

      The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1971. The subject improvements consist of a 252-site manufactured housing community, with a community center, swimming pool, billiard room, playground, basketball court, laundry facility and recreational vehicle storage. Of the 252 sites, approximately 235 sites are single-wide and 17 sites are double-wide.

      The community center consists of a manager's office, restroom facilities, open-space available for resident use, billiard room and laundry facility. The swimming pool, basketball court and playground are located adjacent to the community center.

      Off-street parking is available for each resident. Site improvements within the park include: paved streets, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

      Pueblo Grande is a functional manufactured housing community with primary ingress and egress along Fortino Boulevard West. Overall, the subject community appears to be well maintained and is in good condition. Pueblo Grande is a functional manufactured housing

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                                                            Property Description
================================================================================

community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities. The subject property would fit the profile of a Four Star Park, as defined in the National Overview section of this report.

Real Property Taxes and Assessments

      Assessed value of commercial property in Pueblo County is assessed at 29.0 percent of the Assessor's opinion of market value. The subject property is identified by parcel identification numbers 05-130-05-005 and 73-600-26-030.

      The total amount of real estate taxes for 1996 payable in 1997 for the subject property amounts to $12,614.50. The total amount of real estate taxes for 1996 payable in 1997 equates to approximately $50.45 per site.

Zoning

      According to the City of Pueblo zoning officials, the subject property is currently zoned PUD, Planned Unit Development, which is a legal and conforming use.

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                                                                      CONCLUSION
================================================================================

Conclusion

      o The subject property, Pueblo Grande, is a functional manufactured housing community, which competes favorably in relation to its competition;

      o Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $195.00 to $230.00;

      o The subject property is currently quoting, and is currently achieving (based on the most recent rent roll provided) a monthly rental rate at $225.00 site, which is within the range of competing parks;

      o Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $16,447 to $19,917, with corresponding overall rates ranging from 7.99 to 10.87 percent;

      o Operating expenses are within industry standards for a park located in the mountain region of the country;

      o The subject park appears to be operating at economic levels based on our review of historical and budgeted 1998 income and expenses;

      o     The demographic characteristics of the area appear to be positive;

      o The population profile of the subject property is 23.0 percent adult, 58.0 percent retired adults and 19.0 percent families.

      o The current occupancy rate at the subject property of 98.0 percent is evident by a strong local market and demand;

      o No significant manufactured housing communities are expected to be developed in the near future;

      o In our opinion, based on Woodall's criteria, the subject property is a Four Star Park, and the reader's attention is directed to the corresponding definition and criteria of a Four Star Park, presented in the National Overview section of this report; and,

      o Based on the subject's location, demographic, economic, market and physical characteristics, we believe Pueblo Grande will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.

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

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.

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                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

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

                                                                   CERTIFICATION
================================================================================

We certify that, to the best of our knowledge and belief:

1. Jody L. Garbisch inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


   /s/ Michael J. Schaeffer   /s/ Jody L. Garbisch   /s/ Stanley R. Dennis, Jr.

   Michael J. Schaeffer       Jody L. Garbisch       Stanley R. Dennis, Jr., MAI
   Director                   Associate Appraiser    Director, Manager

================================================================================


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

                                                                         ADDENDA
================================================================================

                                 POP-FACT SHEETS

                                LEGAL DESCRIPTION

                          QUALIFICATIONS OF APPRAISERS

================================================================================

================================================================================


                                 POP-FACT SHEETS


================================================================================

Tue Nov 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

PUEBLO GRANDA
PUEBLO, CO                                      COORD: 38:18.81       104:37.23
--------------------------------------------------------------------------------
                                                      5.00 MILE      10.00 MILE
DESCRIPTION                                              RADIUS          RADIUS
--------------------------------------------------------------------------------
POPULATION
     2002 PROJECTION                                     78,355         125,374
     1997 ESTIMATE                                       76,413         123,345
     1990 CENSUS                                         71,463         115,600
     1980 CENSUS                                         74,656         118,227
     GROWTH 1980 - 1990                                   -4.28%          -2.22%

HOUSEHOLDS
     2002 PROJECTION                                     29,455          49,029
     1997 ESTIMATE                                       29,246          47,817
     1990 CENSUS                                         28,141          44,346
     1980 CENSUS                                         28,042          42,498
     GROWTH 1980 - 1990                                    0.35%           4.35%

1997 ESTIMATED POPULATION BY RACE                        76,413         123,345
     WHITE                                                81.38%          82.02%
     BLACK                                                 1.68%           1.53%
     ASIAN & PACIFIC ISLANDER                              0.98%           0.79%
     OTHER RACES                                          15.96%          15.66%

1997 ESTIMATED POPULATION                                76,413         123,345
     HISPANIC ORIGIN                                      38.66%          37.25%

OCCUPIED UNITS                                           28,141          44,346
     OWNER OCCUPIED                                       63.27%          67.27%
     RENTER OCCUPIED                                      36.73%          32.73%
     1990 AVERAGE PERSON PER HH                            2.46            2.54

1997 ESTIMATED HH BY INCOME                              29,246          47,817
     $150,000+                                             1.36%           1.08%
     $100,000  TO  $149,999                                1.49%           1.70%
     $ 75,000  TO  $ 99,999                                2.85%           2.87%
     $ 50,000  TO  $ 74,999                               11.32%          12.27%
     $ 35,000  TO  $ 49,999                               13.72%          15.29%
     $ 25,000  TO  $ 34,999                               15.51%          16.38%
     $ 15,000  TO  $ 24,999                               19.96%          19.39%
     $ 5,000   TO  $ 14,999                               24.56%          22.81%
     UNDER $ 5,000                                         9.22%           8.20%

1997 EST. AVERAGE HH INCOME                            $ 33,018        $ 33,606
1997 EST. MEDIAN HH INCOME                             $ 23,123        $ 24,789
1997 EST. PER CAPITA INCOME                            $ 12,527        $ 12,840

Tue Nov 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                        (POP 80-02, NH 80-02, INC 80-02)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

PUEBLO GRANDA
PUEBLO, CO                                   COORD:    38:18.81       104:37.23
--------------------------------------------------------------------------------
                                                      5.00 MILE      10.00 MILE
DESCRIPTION                                              RADIUS          RADIUS
--------------------------------------------------------------------------------
POP_80: TOTAL                                            74,656         118,227
POP 90: TOTAL                                            71,463         115,600
POP_97: TOTAL (EST.)                                     76,413         123,345
POP_02: TOTAL (PROJ.)                                    78,355         125,374
HH_80: TOTAL                                             28,042          42,498
HH_90: TOTAL                                             28,141          44,346
HH_97: TOTAL (EST.)                                      29,246          47,817
HH_02: TOTAL (PROJ.)                                     29,455          49,029
INC_80: PER CAPITA (EST.)                              $  6,677        $  6,857
INC 90: PER CAPITA                                     $ 10,085        $ 10,283
INC_97: PER CAPITA (EST.                               $ 12,527        $ 12,840
INC_02: PER CAPITA (PROJ                               $ 15,000        $ 15,463
HH_90_BY INCOME_89: MEDIAN                             $ 19,743        $ 21,596
HH_97_BY INCOME: MEDIAN                                $ 23,123        $ 24,789
HH_02_BY INCOME: MEDIAN                                $ 25,624        $ 27,238
HH_80_BY INCOME_79: AVERAGE                            $ 17,776        $ 19,076
HH_90_BY INCOME_89: AVERAGE                            $ 25,147        $ 26,422
HH_97_BY INCOME: AVERAGE                               $ 33,018        $ 33,606
HH 02 BY INCOME: AVERAGE                               $ 40,371        $ 39,916

================================================================================


                                LEGAL DESCRIPTION


================================================================================

                                LEGAL DESCRIPTION

--------------------------------------------------------------------------------

LEGAL DESCRIPTION:

LOT 1, BLOCK 5, COLLEGE ROAD SHOPPING CENTER SUBDIVISION according to the plat thereof recorded in Book 1912 at Page 844, Pueblo County, Colorado.

                TRACT LOCATED IN SECTION 13, TOWNSHIP 20 SOUTH,
                            RANGE 65 WEST, 6th P.M.,
                             PUEBLO COUNTY, COLORADO

--------------------------------------------------------------------------------

================================================================================


                          QUALIFICATIONS OF APPRAISERS


================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                JODY L. GARBISCH

Education

Bachelor of Science Degree in Finance, concentration in Real Estate, from the College of Commerce and Business Administration at the University of Illinois, Urbana-Champaign, Illinois, 1997.

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

      Urban Real Estate Valuation
      Urban Economics
      Real Estate Financial Markets
      Real Estate Investments
      Real Estate Law
      Real Estate Fundamentals

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services.

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

      Real Estate Appraisal Principles 1A-1
      Basic Valuation Procedures 1A-2
      Standards of Professional Practice
      Capitalization Theory and Techniques 1BA
      Capitalization Theory and Techniques IBB
      Advanced Applications 550
      Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A        Fundamentals and Principles of Real Estate Appraisal
      Course I-B        Capitalization Theory and Techniques
      Course II-I       Case Studies in Real Estate Valuation
      Course II-2       Valuation Analysis and Report Writing
      Course II-3       Standards of Professional Practice
      Course IV         Litigation/Condemnation Valuation
      Course VI         Investment Analysis
      Course VIII       Residential Case Studies
      Course X          Market Analysis

      Seminar           Feasibility Analysis and Highest and Best Use
      Seminar           Discounted Cash Flow Analysis
      Seminar           Cash Equivalency
      Seminar           Subdivision Analysis
      Seminar           Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

                      COMMERCIAL MORTGAGE ACCEPTANCE CORP.

                                    DEPOSITOR

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                              (ISSUABLE IN SERIES)

     Commercial Mortgage Acceptance Corp. (the "Depositor") from time to time will offer Commercial Mortgage Pass-Through Certificates (the "Offered Certificates") in "Series" by means of this Prospectus and a separate Prospectus Supplement for each Series. The Offered Certificates, together with any other Commercial Mortgage Pass-Through Certificates of such Series, are collectively referred to herein as the "Certificates." The Certificates of each Series will evidence beneficial ownership interests in a trust fund (the "Trust Fund") to be established by the Depositor. The Certificates of a Series may be divided into two or more "Classes", which may have different interest rates and which may receive principal payments in differing proportions and at different times.

     In addition, rights of the holders of certain Classes to receive principal and interest may be subordinated to those of other Classes. Each Trust Fund will consist of a pool (the "Mortgage Pool") of one or more mortgage loans secured by first or junior liens on fee simple or leasehold interests in commercial real estate properties, multifamily residential properties and/or mixed-use properties and related property and interests, conveyed to such Trust Fund by the Depositor, and other assets, including any Credit Enhancement described in the related Prospectus Supplement. See "DESCRIPTION OF THE CERTIFICATES--General" herein. The percentage of any mixed-use property used for commercial purposes will be set forth in the Prospectus Supplement. Multifamily properties (consisting of apartments, congregate care facilities and/or mobile home parks), general commercial properties (consisting of retail properties, including shopping centers, office buildings, mini-warehouses, warehouses, industrial properties and/or other similar types of properties) and hotels will represent security for a material concentration of the Mortgage Loans in any Trust Fund, based on principal balance at the time such Trust Fund is formed. See "DESCRIPTION OF THE MORTGAGE POOL" in the Prospectus Supplement. If so specified in the related Prospectus Supplement, the Mortgage Pool may also include installment contracts for the sale of such types of properties. Such mortgage loans and installment contracts are hereinafter referred to as the "Mortgage Loans." The Mortgage Loans will have fixed or adjustable interest rates. Some Mortgage Loans will fully amortize over their remaining terms to maturity and others will provide for balloon payments at maturity. The Mortgage Loans will provide for recourse against only the Mortgaged Properties or provide for recourse against the other assets of the obligors thereunder. The Mortgage Loans will be newly originated or seasoned, and will be acquired by the Depositor either directly or through one or more affiliates. The Mortgage Loans may be originated by affiliated entities, including Midland Loan Services, Inc. and/or unaffiliated entities. See "RISK FACTORS." Information regarding each Series of Certificates, including interest and principal payment provisions for each Class, as well as information regarding the size, composition and other characteristics of the Mortgage Pool relating to such Series, will be furnished in the related Prospectus Supplement. The Mortgage Loans will be master serviced by Midland Loan Services, Inc.

     The Depositor, as specified in the related Prospectus Supplement, may elect to treat all or a specified portion of the collateral securing any Series of Certificates as a "real estate mortgage investment conduit" (a "REMIC"), or an election may be made to treat the arrangement by which a Series of Certificates is issued as a REMIC. If such election is made, each Class of Certificates of a Series will be either Regular Certificates or Residual Certificates, as specified in the related Prospectus Supplement. If no such election is made, the Trust Fund, as specified in the related Prospectus Supplement, will be classified as a grantor trust for federal income tax purposes. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" herein.

     With respect to each Series, all of the Offered Certificates will be rated in one of the four highest ratings categories by one or more nationally recognized statistical rating organizations. There will have been no public market for the Certificates of any Series prior to the offering thereof. No assurance can be given that such a secondary market will develop as a result of such offering or, if it does develop, that it will continue. The Depositor does not intend to make an application to list any Series of Certificates on a national securities exchange or quote any Series of Certificates in an automated quotation system of a registered securities association.

     The Certificates do not represent an obligation of or an interest in the Depositor or any affiliate thereof. Unless so specified in the related Prospectus Supplement, neither the Certificates nor the Mortgage Loans are insured or guaranteed by any governmental agency or instrumentality or by any other person or entity. See "RISK FACTORS."

                               -----------------

     PROSPECTIVE INVESTORS SHOULD CONSIDER THE MATERIAL RISKS DISCUSSED HEREIN UNDER "RISK FACTORS" AT PAGE 6 AND SUCH INFORMATION AS MAY BE SET FORTH UNDER THE CAPTION "RISK FACTORS" IN THE RELATED PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY OF THE OFFERED CERTIFICATES.

                               -----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

     Offers of the Certificates may be made through one or more different methods, including offerings through underwriters, as more fully described under "PLAN OF DISTRIBUTION" herein and in the related Prospectus Supplement. Certain offerings of the Certificates, as specified in the related Prospectus Supplement, may be made in one or more transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Such offerings are not being made pursuant to the Registration Statement of which this Prospectus forms a part.

     Retain this Prospectus for future reference. This Prospectus may not be used to consummate sales of the Certificates offered hereby unless accompanied by a Prospectus Supplement.

                THE DATE OF THIS PROSPECTUS IS SEPTEMBER 9, 1998.

                              PROSPECTUS SUPPLEMENT

     The Prospectus Supplement relating to each Series of Certificates will, among other things, set forth with respect to such Series of Certificates: (i) the identity of each Class within such Series; (ii) the initial aggregate principal amount, the interest rate (the "Pass-Through Rate") (or the method for determining it) and the authorized denominations of each Class of Certificates of such Series; (iii) certain information concerning the Mortgage Loans relating to such Series, including the principal amount, type and characteristics of such Mortgage Loans on the date of issue of such Series of Certificates; (iv) the circumstances, if any, under which the Certificates of such Series are subject to redemption prior to maturity; (v) the final scheduled distribution date of each Class of Certificates of such Series; (vi) the method used to calculate the aggregate amount of principal available and required to be applied to the Certificates of such Series on each Distribution Date; (vii) the order of the application of principal and interest payments to each Class of Certificates of such Series and the allocation of principal to be so applied; (viii) the extent of subordination of any Subordinate Certificates; (ix) the principal amount of each Class of Certificates of such Series that would be outstanding on specified Distribution Dates, if the Mortgage Loans relating to such Series were prepaid at various assumed rates; (x) the Distribution Dates for each Class of Certificates of such Series; (xi) relevant financial information with respect to the mortgagor(s) and the Mortgaged Properties underlying the Mortgage Loans relating to such Series, if applicable; (xii) information with respect to the terms of the Subordinate Certificates or Residual Certificates, if any, of such Series; (xiii) additional information with respect to the Credit Enhancement, if any, relating to such Series; (xiv) additional information with respect to the plan of distribution of such Series; and (xv) whether the Certificates of such Series will be registered in the name of the nominee of The Depository Trust Company or another depository.

                             ADDITIONAL INFORMATION

     This Prospectus contains, and the Prospectus Supplement for each Series of Certificates will contain, a summary of the material terms of the documents referred to herein and therein, but neither contains nor will contain all of the information set forth in the Registration Statement (the "Registration Statement") of which this Prospectus and the related Prospectus Supplement is a part. For further information, reference is made to such Registration Statement and the exhibits thereto which the Depositor has filed with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "1933 Act"). Statements contained in this Prospectus and any Prospectus Supplement as to the contents of any contract or other document referred to are summaries and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement may be obtained from the Commission, upon payment of the prescribed charges, or may be examined free of charge at the Commission's offices. Reports and other information filed with the Commission can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Agreement pursuant to which a Series of Certificates is issued will be provided to each person to whom a Prospectus and the related Prospectus Supplement are delivered, upon written or oral request directed to: Commercial Mortgage Acceptance Corp., 201 West 10th Street, 6th Floor, Kansas City, Missouri 64105, Attention: Clarence Krantz, telephone number (816) 435-5000. The Commission maintains an Internet Web site that contains reports, proxy information statements and other information regarding registrants that file electronically with the Commission. The address of such Internet Web site is http://www.sec.gov.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     With respect to the Trust Fund for each Series, there are incorporated herein by reference all documents and reports filed or caused to be filed by the Depositor with respect to such Trust Fund pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), after the date of this Prospectus and prior to the termination of the offering of the Offered Certificates evidencing an interest in such Trust Fund. The Depositor will provide or cause to be provided without charge to each person to whom this Prospectus is delivered in connection with the offering of one or more Classes of Certificates, upon request, a copy of any or all such documents or reports incorporated herein by reference, in each case to the extent such documents or reports relate to one or more of such Classes of such Certificates, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). The Depositor has determined that its financial statements are not material to the offering of any of the Offered Certificates. See "FINANCIAL INFORMATION." Requests to the Depositor should be directed to: Commercial Mortgage Acceptance Corp., 210 West 10th Street, 6th Floor, Kansas City, Missouri 64105, Attention: Clarence Krantz, telephone number (816) 435-5000.

                                     REPORTS

     In connection with each distribution and annually, Certificateholders will be furnished with statements containing information with respect to principal and interest payments and the related Trust Fund, as described herein and in the applicable Prospectus Supplement for such Series. Any financial information contained in such reports most likely will not have been examined or reported upon by an independent public accountant. See "DESCRIPTION OF THE CERTIFICATES--Reports to Certificateholders." The Master Servicer for each Series will furnish periodic statements setting forth certain specified information relating to the Mortgage Loans to the related Trustee, and, in addition, annually will furnish such Trustee with a statement from a firm of independent public accountants with respect to the examination of certain documents and records relating to the servicing of the Mortgage Loans in the related Trust Fund. See "SERVICING OF THE MORTGAGE LOANS--Evidence of Compliance." Copies of the monthly and annual statements provided by the Master Servicer to the Trustee will be furnished to Certificateholders of each Series upon request addressed to the Trustee for the related Trust Fund.

     The Depositor intends to apply for relief from the reporting requirements of Sections 13, 15(d) and 16(a) of the 1934 Act. In lieu of filing the periodic reports required by those sections, the Master Servicer, on behalf of the related Trust Fund, will file with the Commission on Form 8-K the monthly reports and information set forth in the related Prospectus Supplement. See "THE POOLING AND SERVICING AGREEMENT--Reports to Certificateholders; Available Information" in the related Prospectus Supplement. The Depositor does not intend to file periodic reports under the 1934 Act with respect to the related Trust Fund for any Series of Certificates following the completion of the reporting period required by Rule 15d-1 under the 1934 Act.


                                               TABLE OF CONTENTS

                                                                                                   PAGE
                                                                                                   ----
  PROSPECTUS SUPPLEMENT .........................................................................     2
  ADDITIONAL INFORMATION ........................................................................     2
  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE .............................................     2
  REPORTS .......................................................................................     3
  SUMMARY OF PROSPECTUS .........................................................................     7
  RISK FACTORS ..................................................................................    12
    Limited Liquidity; Lack of Market for Resale ................................................    12
    Limited Assets as Security for Investment in Certificates; No Personal Liability ............    12
    Effects of Prepayments on Average Life of Certificates and Yields ...........................    12
    Risks Associated with Lending on Income Producing Properties ................................    13
    Risks Particular to Hotel Properties ........................................................    14
    Potential Conflicts of Interest .............................................................    15
    Certain Tax Considerations of Variable Rate Certificates ....................................    15
    Limited Nature of Credit Ratings ............................................................    15
    Potential Inability to Verify Underwriting Standards ........................................    16
    Nonrecourse Mortgage Loans; Limited Recovery ................................................    16
    Inclusion of Delinquent Mortgage Loans May Adversely Affect Yields ..........................    16
    Junior Mortgage Loans .......................................................................    16
    Balloon Payments ............................................................................    17
    Extensions and Modifications of Defaulted Mortgage Loans; Additional Servicing Fees .........    17
    Risks Related to the Mortgagor's Form of Entity and Sophistication ..........................    17
    Credit Enhancement Limitations ..............................................................    17
    Risks to Subordinated Certificateholders; Lower Payment Priority ............................    18
    Taxable Income in Excess of Distributions Received ..........................................    18
    Due-on-Sale Clauses and Assignments of Leases and Rents .....................................    18
    Environmental Risks .........................................................................    19
    Certain Federal Tax Considerations Regarding Residual Certificates ..........................    19
    ERISA Considerations ........................................................................    20
    Special Hazard Losses .......................................................................    20
    Control; Decisions by Certificateholders ....................................................    20
    Book-Entry Registration .....................................................................    20
  THE DEPOSITOR .................................................................................    21
  THE MASTER SERVICER ...........................................................................    21
  USE OF PROCEEDS ...............................................................................    21
  DESCRIPTION OF THE CERTIFICATES ...............................................................    21
    General .....................................................................................    22
    Distributions on Certificates ...............................................................    23
    Accounts ....................................................................................    23
    Amendment ...................................................................................    25
    Termination .................................................................................    25
    Reports to Certificateholders ...............................................................    26
    The Trustee .................................................................................    26
  THE MORTGAGE POOLS ............................................................................    26
    General .....................................................................................    26
    Assignment of Mortgage Loans ................................................................    28
    Mortgage Underwriting Standards and Procedures ..............................................    28
    Representations and Warranties ..............................................................    29
  SERVICING OF THE MORTGAGE LOANS ...............................................................    30
    General .....................................................................................    30
    Collections and Other Servicing Procedures ..................................................    31
    Insurance ...................................................................................    31



                                                                                                   PAGE
                                                                                                   ----
    Fidelity Bonds and Errors and Omissions Insurance ...........................................    32
    Servicing Compensation and Payment of Expenses ..............................................    33
    Advances ....................................................................................    33
    Modifications, Waivers and Amendments .......................................................    33
    Evidence of Compliance ......................................................................    33
    Certain Matters With Respect to the Master Servicer, the Special Servicer,
     the Trustee and the Depositor ..............................................................    34
    Events of Default ...........................................................................    35
    Rights Upon Event of Default ................................................................    36
  CREDIT ENHANCEMENT ............................................................................    36
    General .....................................................................................    36
    Subordinate Certificates ....................................................................    37
    Reserve Funds ...............................................................................    38
    Cross-Support Features ......................................................................    38
    Certificate Guarantee Insurance .............................................................    38
    Limited Guarantee ...........................................................................    39
    Letter of Credit ............................................................................    39
    Pool Insurance Policies; Special Hazard Insurance Policies ..................................    39
    Surety Bonds ................................................................................    39
    Fraud Coverage ..............................................................................    39
    Mortgagor Bankruptcy Bond ...................................................................    39
  CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS ...................................................    40
    General .....................................................................................    40
    Types of Mortgage Instruments ...............................................................    40
    Personalty ..................................................................................    40
    Installment Contracts .......................................................................    41
    Junior Mortgages; Rights of Senior Mortgagees or Beneficiaries ..............................    41
    Foreclosure .................................................................................    42
    Environmental Risks .........................................................................    48
    Enforceability of Certain Provisions ........................................................    50
    Soldiers' and Sailors' Relief Act ...........................................................    52
    Applicability of Usury Laws .................................................................    52
    Alternative Mortgage Instruments ............................................................    52
    Leases and Rents ............................................................................    53
    Secondary Financing; Due-on-Encumbrance Provisions ..........................................    53
    Certain Laws and Regulations ................................................................    54
    Type of Mortgaged Property ..................................................................    54
    Criminal Forfeitures ........................................................................    54
    Americans With Disabilities Act .............................................................    55
  MATERIAL FEDERAL INCOME TAX CONSEQUENCES ......................................................    55
    General .....................................................................................    55
  FEDERAL INCOME TAX CONSEQUENCES FOR REMIC CERTIFICATES ........................................    56
    General .....................................................................................    56
    Qualification as a REMIC ....................................................................    56
    Taxation of REMIC Regular Certificates ......................................................    58
    Taxation of the REMIC .......................................................................    64
    Taxation of Holders of Residual Certificates ................................................    66
    Reporting Requirements and Backup Withholding ...............................................    70
    Tax Treatment of Foreign Investors ..........................................................    70
    Administrative Matters ......................................................................    71
  FEDERAL INCOME TAX CONSEQUENCES FOR CERTIFICATES AS TO WHICH NO
   REMIC ELECTION IS MADE .......................................................................    72
    Tax Status as a Grantor Trust ...............................................................    72



                                                                                                   PAGE
                                                                                                   ----
    Tax Status of Certificates ..................................................................    73
    Pass-Through Certificates ...................................................................    73
    Stripped Certificates .......................................................................    74
    Sale of Certificates ........................................................................    75
    Reporting Requirements and Backup Withholding ...............................................    76
    Treatment of Foreign Investors ..............................................................    76
  STATE TAX CONSIDERATIONS ......................................................................    77
  ERISA CONSIDERATIONS ..........................................................................    77

    Prohibited Transactions .....................................................................    77
    Unrelated Business Taxable Income-Residual Interests ........................................    78

  LEGAL INVESTMENT ..............................................................................    79
  PLAN OF DISTRIBUTION ..........................................................................    79
  LEGAL MATTERS .................................................................................    80
  FINANCIAL INFORMATION .........................................................................    80
  RATINGS .......................................................................................    80

                                                 6


================================================================================
                              SUMMARY OF PROSPECTUS

     The following summary of certain pertinent information is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Prospectus and by reference to the information with respect to each Series of Certificates contained in the Prospectus Supplement to be prepared and delivered in connection with the offering of such Series. An Index of Definitions is included at the end of this Prospectus.

TITLE OF CERTIFICATES ........Commercial Mortgage Pass-Through Certificates,
                                issuable in Series Certificates (the
                                "Certificates").

DEPOSITOR ....................Commercial Mortgage Acceptance Corp., a
                                wholly-owned subsidiary of Midland Loan
                                Services, Inc. See "THE DEPOSITOR."

MASTER SERVICER ..............Midland Loan Services, Inc., a wholly-owned subsidiary of PNC Bank, National Association. See "SERVICING OF THE MORTGAGE LOANS--General."

SPECIAL SERVICER .............The special servicer (the "Special Servicer"), if any, for each Series of Certificates, which may be an affiliate of the Depositor, will be named, or the circumstances in accordance with which a Special Servicer will be appointed, will be described in the related Prospectus Supplement. See "SERVICING OF THE MORTGAGE LOANS--General."

TRUSTEE ......................The trustee (the "Trustee") for each Series of
                                Certificates will be named in the related
                                Prospectus Supplement. See "DESCRIPTION OF THE CERTIFICATES--The Trustee."

THE TRUST FUND ...............Each Series of Certificates will represent in the aggregate the entire beneficial ownership interest in a Trust Fund consisting primarily of the following:

A. MORTGAGE POOL .............The primary assets of each Trust Fund will consist of a pool of mortgage loans (the "Mortgage
                                Pool") secured by first or junior mortgages, deeds of trust or similar security instruments (each, a "Mortgage") on, or installment contracts ("Installment Contracts") for the sale of, fee simple or leasehold interests in commercial real estate property, multifamily residential property and/or mixed-use property, and related property and interests (each such interest or property, as the case may be, a "Mortgaged Property"). Multifamily properties (consisting of apartments, congregate care facilities and/or mobile home parks), general commercial properties (consisting of retail properties, including shopping centers, office buildings, mini-warehouses, warehouses, industrial properties and/or other similar types of properties) and hotels will represent security for a material concentration of the Mortgage Loans in any Trust Fund, based on principal balance at the time such Trust Fund is formed. Each such mortgage loan or Installment Contract is herein referred to as a "Mortgage Loan." The Mortgage Loans will not be guaranteed or insured by the Depositor or any of its affiliates. The Prospectus Supplement will indicate whether the Mortgage Loans will be guaranteed or insured by any governmental agency or instrumentality or other

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                                       7
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                                person. The Mortgage Loans will have the
                                additional characteristics described under "THE MORTGAGE POOLS" herein and "DESCRIPTION OF THE MORTGAGE POOL" in the related Prospectus Supplement. All Mortgage Loans will have been purchased by the Depositor on or before the date of initial issuance of the related Series of Certificates.

                              All Mortgage Loans will be of one or more of the
                                following types: Mortgage Loans with fixed interest rates; Mortgage Loans with adjustable interest rates; Mortgage Loans whose principal balances fully amortize over their remaining terms to maturity; Mortgage Loans whose principal balances do not fully amortize, but instead provide for a substantial principal payment at the stated maturity of the loan; Mortgage Loans that provide for recourse against only the Mortgaged Properties; and Mortgage Loans that provide for recourse against the other assets of the related mortgagors. Certain Mortgage Loans may provide that scheduled interest and principal payments thereon are applied first to interest accrued from the last date to which interest has been paid to the date such payment is received and the balance thereof is applied to principal, and other Mortgage Loans may provide for payment of interest in advance rather than in arrears. Each Mortgage Loan may contain prohibitions on prepayment or require payment of a premium or a yield maintenance penalty in connection with a prepayment, in each case as described in the related Prospectus Supplement. The Mortgage Loans may provide for payments of principal, interest or both, on due dates that occur monthly, quarterly, semi-annually or at such other interval as is specified in the related Prospectus Supplement. See "DESCRIPTION OF THE MORTGAGE POOL" in the related Prospectus Supplement.

                              The Depositor will not originate any Mortgage
                                Loan, unless provided in the Prospectus
                                Supplement; however, some or all of the Mortgage Loans may be originated by affiliates of the Depositor.

B. ACCOUNTS ..................The Master Servicer generally will be required to establish and maintain one or more accounts (the "Collection Account") in the name of the Trustee on behalf of the Certificateholders into which the Master Servicer will, to the extent described herein and in the related Prospectus Supplement, deposit all payments and collections received or advanced with respect to the Mortgage Loans. The Trustee generally will be required to establish an account (the "Distribution Account") into which the Master Servicer will deposit amounts held in the Collection Account from which distributions of principal and interest will be made. Such distributions will be made to the Certificateholders in the manner described in the related Prospectus Supplement. Funds held in the Collection Account and Distribution Account may be invested in certain short-term, investment grade obligations.

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C. CREDIT ENHANCEMENT ........If so provided in the related Prospectus
                                Supplement, protection against certain defaults and losses with respect to one or more Classes of Certificates of a Series or the related Mortgage Loans ("Credit Enhancement"). Credit Enhancement may be in the form of a letter of credit, the subordination of one or more Classes of the Certificates of such Series, the establishment of one or more reserve funds, surety bonds, certificate guarantee insurance, limited guarantees, or another type of credit support, or a combination thereof. It is unlikely that Credit Enhancement will protect against all risks of loss or guarantee repayment of the entire principal balance of the Certificates and interest thereon. The amount and types of coverage, the identification of the entity providing the coverage (if applicable) and related information with respect to each type of Credit Enhancement, if any, will be described in the applicable Prospectus Supplement for a Series of Certificates. See "RISK FACTORS--Credit Enhancement Limitations" and "CREDIT ENHANCEMENT--General."

DESCRIPTION OF
  CERTIFICATES ...............The Certificates of each Series will be issued pursuant to a Pooling and Servicing Agreement (the "Agreement") and will represent in the aggregate the entire beneficial ownership interest in the related Trust Fund. If so specified in the applicable Prospectus Supplement, Certificates of a given Series may be issued in several Classes, which may pay interest at different rates, may represent different allocations of the right to receive principal and interest payments, and certain of which may be subordinated to other Classes in the event of shortfalls in available cash flow from the underlying Mortgage Loans. Alternatively, or in addition, Classes may be structured to receive principal payments in sequence. Each Class in a group of sequential pay Classes would be entitled to be paid in full before the next Class in the group is entitled to receive any principal payments. A Class of Certificates may also provide for payments of principal only or interest only or for disproportionate payments of principal and interest. Each Series of Certificates (including any Class or Classes of Certificates of such Series not offered hereby) will represent in the aggregate the entire beneficial ownership interest in the Trust Fund. See "PROSPECTUS SUPPLEMENT" for a listing of additional characteristics of the Certificates that will be included in the Prospectus Supplement for each Series.

                              The Certificates will not be guaranteed or insured
                                by the Depositor or any of its affiliates.
                                Unless so specified in the related Prospectus Supplement, neither the Certificates nor the Mortgage Loans are insured or guaranteed by any governmental agency or instrumentality or by any other person or entity. See "RISK FACTORS--Limited Assets as Security for Investment in Certificates; No Personal Liability" and "DESCRIPTION OF THE CERTIFICATES."

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                                       9
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DISTRIBUTIONS ON
 CERTIFICATES ................Distributions of principal and interest on the
                                Certificates of each Series will be made to the registered holders thereof on the day (the "Distribution Date") specified in the related Prospectus Supplement, beginning in the period specified in the related Prospectus Supplement following the establishment of the related Trust Fund.

                              With respect to each Series of Certificates on
                                each Distribution Date, the Trustee (or such other paying agent as may be identified in the applicable Prospectus Supplement) will distribute to the Certificateholders the amounts described in the related Prospectus Supplement that are due to be paid on such Distribution Date. In general, such amounts will include previously undistributed payments of principal (including principal prepayments, if any) and interest on the Mortgage Loans received by the Master Servicer or the Special Servicer, if any, after a date specified in the related Prospectus Supplement (the "Cut-off Date") and prior to the day preceding each Distribution Date specified in the related Prospectus Supplement.

ADVANCES .....................With respect to each Series of Certificates, the related Prospectus Supplement will set forth the obligations of the Master Servicer and the Special Servicer, if any, as part of their servicing responsibilities, to make certain advances with respect to delinquent payments on the Mortgage Loans, payments of taxes, assessments, insurance premiums and other required payments. See "SERVICING OF THE MORTGAGE LOANS--Advances."

TERMINATION ..................The obligations of the parties to the Agreement for each Series will terminate upon: (i) the purchase of all of the assets of the related Trust Fund, as described in the related Prospectus Supplement; (ii) the later of (a) the distribution to Certificateholders of that Series of final payment with respect to the last outstanding Mortgage Loan or (b) the disposition of all property acquired upon foreclosure or deed-in-lieu of foreclosure with respect to the last outstanding Mortgage Loan and the remittance to the Certificateholders of all funds due under the Agreement; (iii) the sale of the assets of the related Trust Fund after the principal amounts of all Certificates have been reduced to zero under circumstances set forth in the Agreement; or (iv) mutual consent of the parties and all Certificateholders. With respect to each Series, the Trustee will give or cause to be given written notice of termination of the Agreement to each Certificateholder and, unless otherwise specified in the applicable Prospectus Supplement, the final distribution under the Agreement will be made only upon surrender and cancellation of the related Certificates at an office or agency specified in the notice of termination. See "DESCRIPTION OF THE CERTIFICATES--Termination."

RISK FACTORS .................There are material risks associated with an investment in the Certificates. See "RISK
                                FACTORS."

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                                       10
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LISTING OF CERTIFICATES ......The Depositor does not currently intend to make an application to list any Series of Certificates on a national securities exchange or quote any Series of Certificates in the automated quotation system of a registered securities association. See "RISK FACTORS--Limited Liquidity; Lack of Market for Resale."

MATERIAL FEDERAL INCOME
 TAX CONSEQUENCES ............The Certificates of each Series will constitute either (i) "Regular Interests" ("Regular
                                Certificates") and "Residual Interests"
                                ("Residual Certificates") in a Trust Fund treated as a REMIC under Sections 860A through 860G of the Internal Revenue Code of 1986 (the "Code"), or (ii) interests in a Trust Fund treated as a grantor trust under applicable provisionsof the Code. For the treatment of Regular Certificates,Residual Certificates or grantor trust certificates under the Code, see "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" herein and in the related Prospectus Supplement. The information contained in these sections is supported by the opinion of Morrison & Hecker L.L.P., counsel to the Depositor. Potential purchasers of Certificates, however, are advised to consult their own tax advisers regarding the purchase of Certificates.

ERISA CONSIDERATIONS .........A fiduciary of an employee benefit plan and certain other retirement plans and arrangements that is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code (each, a "Plan") should carefully review with its legal advisors whether the purchase or holding of Senior Certificates may give rise to a transaction that is prohibited or is not otherwise permissible either under ERISA or
                                Section 4975 of the Code. Subordinate
                                Certificates may not be purchased by or
                                transferred to a Plan. See "ERISA
                                CONSIDERATIONS" herein and in the related
                                Prospectus Supplement.

LEGAL INVESTMENT .............The related Prospectus Supplement will indicate whether the Offered Certificates will constitute "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984. Accordingly, investors whose investment authority is subject to legal restrictions should consult their own legal advisors to determine whether and to what extent the Certificates constitute legal investments for them. See "LEGAL INVESTMENT" herein and in the related Prospectus Supplement.

RATING .......................At the date of issuance, as to each Series, each
                                Class of Offered Certificates will be rated not lower than investment grade by one or more nationally recognized statistical rating agencies (each, a "Rating Agency"). See "RATING" herein and "RATINGS" in the related Prospectus Supplement.

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                                       11

                                  RISK FACTORS

     Investors should consider, in connection with the purchase of Offered Certificates, among other things, the following factors and certain other factors as may be set forth in "RISK FACTORS" in the related Prospectus Supplement.

LIMITED LIQUIDITY; LACK OF MARKET FOR RESALE

     There can be no assurance that a secondary market for the Certificates of any Series will develop or, if it does develop, that it will provide holders with liquidity of investment or will continue while Certificates of such Series remain outstanding. The Depositor does not currently intend to make an application to list any Series of Certificates on a national securities exchange or quote any Series of Certificates on an automated quotation system of a Registered Securities Association. The market value of Certificates will fluctuate with changes in prevailing rates of interest. Consequently, any sale of Certificates by a holder in any secondary market that may develop may be at a discount from 100% of their original principal balance or from their purchase price. Furthermore, secondary market purchasers may look only hereto, to the related Prospectus Supplement and to the reports to Certificateholders delivered pursuant to the Agreement as described herein under the heading "DESCRIPTION OF THE CERTIFICATES--Reports to Certificateholders" and "SERVICING OF THE MORTGAGE LOANS--Evidence of Compliance" for information concerning the Certificates. Certificateholders will have only those redemption rights and the Certificates will be subject to early retirement only under the circumstances described herein or in the related Prospectus Supplement. See "DESCRIPTION OF THE CERTIFICATES--Termination."

LIMITED ASSETS AS SECURITY FOR INVESTMENT IN CERTIFICATES; NO PERSONAL LIABILITY

     A Series of Certificates will have a claim against or security interest in the Trust Funds for another Series only if so specified in the related Prospectus Supplement. If the related Prospectus Supplement does not specify that a Series of Certificates will have a claim against or security interest in the Trust Funds for another Series and the related Trust Fund is insufficient to make payments on such Certificates, no other assets will be available for payment of the deficiency. Additionally, certain amounts remaining in certain funds or accounts, including the Distribution Account, the Collection Account and any accounts maintained as Credit Enhancement, may be withdrawn under certain conditions, as described in the related Prospectus Supplement. In the event of such withdrawal, such amounts will not be available for future payment of principal of or interest on the Certificates. If so provided in the Prospectus Supplement for a Series of Certificates consisting of one or more Classes of Subordinate Certificates, on any Distribution Date in respect of which losses or shortfalls in collections on the Mortgaged Properties have been realized, the amount of such losses or shortfalls will be borne first by one or more Classes of the Subordinate Certificates, and, thereafter, by the remaining Classes of Certificates in the priority and manner and subject to the limitations specified in such Prospectus Supplement.

     In general, neither the Depositor, nor any partner, director, officer, employee or agent of the Depositor, will be liable to the related Trust Fund or the Certificateholders for any action taken, or for refraining from the taking of any action in good faith pursuant to the Agreement. As a result, if the assets of the related Trust Fund are depleted, the Certificateholders will not be able to recover any amounts from such persons, provided the applicable standard of care has been met.

EFFECTS OF PREPAYMENTS ON AVERAGE LIFE OF CERTIFICATES AND YIELDS

     Prepayments on the Mortgage Loans in any Trust Fund generally will result in a faster rate of principal payments on one or more Classes of the related Certificates than if payments on such Mortgage Loans were made as scheduled. Thus, the prepayment experience on the Mortgage Loans may affect the average life of each Class of related Certificates. The rate of principal payments on pools of mortgage loans varies between pools and from time to time is influenced by a variety of economic, demographic, geographic, social, tax, legal and other factors, as well as Acts of God. Accordingly, there can be no assurance as to the rate of prepayment on the Mortgage Loans in any Trust Fund or that the rate of payments will conform to any model described in any Prospectus Supplement. If prevailing interest rates fall significantly below the applicable rates borne by the Mortgage Loans included in a Trust Fund, principal prepayments are likely to be higher than if prevailing rates remain at or above the rates borne by those Mortgage Loans. As a result, the actual maturity of any Class of Certificates could occur significantly earlier than expected.


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


Alternatively, the actual maturity of any Class of Certificates could occur significantly later than expected as a result of prepayment premiums or the existence of defaults on the Mortgage Loans, particularly at or near their maturity dates. In addition, the Master Servicer or the Special Servicer, if any, may have the option under the Agreement for such Series to extend the maturity of the Mortgage Loans following a default in the payment of a balloon payment, which would also have the effect of extending the average life of each Class of related Certificates. A Series of Certificates may include one or more Classes of Certificates with priorities of payment over other Classes of Certificates, including Classes of Offered Certificates, and, as a result, yields on such Series may be more sensitive to prepayments on the Mortgage Loans in the related Trust Fund. A Series of Certificates may include one or more Classes offered at a significant premium or discount. Yields on such Classes of Certificates will be sensitive, andin some cases extremely sensitive, to prepayments on Mortgage Loans. With respect to interest only or disproportionately interest weighted Classes purchased at a premium, such Classes may not return their purchase prices under rapid repayment scenarios. See "YIELD AND MATURITY CONSIDERATIONS" in the related Prospectus Supplement.

     When considering the effects of prepayments on the average life and yield of a Certificate, an investor should also consider provisions of the related Agreement that permit the optional early termination of the Class of Certificates to which such Certificate belongs. If so specified in the related Prospectus Supplement, a Series of Certificates may be subject to optional early termination through the repurchase of the Mortgage Properties in the related Trust Fund by the party or parties specified therein, under the circumstances and in the manner set forth therein. See "DESCRIPTION OF THE CERTIFICATES--Termination."

RISKS ASSOCIATED WITH LENDING ON INCOME PRODUCING PROPERTIES

     Mortgage loans made with respect to multifamily or commercial properties may entail risks of delinquency and foreclosure, and risks of loss in the event thereof, that are greater than similar risks associated with single-family properties. For example, the ability of a mortgagor to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than any independent income or assets of the mortgagor; thus, the value of an income-producing property is directly related to the net operating income derived from such property. In contrast, the ability of a mortgagor to repay a single-family loan typically is dependent primarily upon the mortgagor's household income, rather than the capacity of the property to produce income; thus, other than in geographical areas where employment is dependent upon a particular employer or an industry, the mortgagor's income tends not to reflect directly the value of such property. A decline in the net operating income of an income-producing property will likely affect both the performance of the related loan as well as the liquidation value of such property, whereas a decline in the income of a mortgagor on a single-family property will likely affect the performance of the related loan but may not affect the liquidation value of such property.

     Further, the concentration of default, foreclosure and loss risks for Mortgage Loans in a particular Trust Fund or the related Mortgaged Properties will generally be greater than for pools of single-family loans both because the Mortgage Loans in a Trust Fund will generally consist of a smaller number of loans than would a single-familypool of comparable aggregate unpaid principal balance and because of the higher principal balance of individual Mortgage Loans.

     The performance of a mortgage loan secured by an income-producing property leased by the mortgagor to tenants as well as the liquidation value of such property may be dependent upon the businesses operated by such tenants in connection with such property, the creditworthiness of such tenants or both; the risks associated with such loans may be offset by the number of tenants or, if applicable, a diversity of types of businesses operated by such tenants. A number of the Mortgage Loans may be secured by liens on owner-occupied Mortgaged Properties or on Mortgaged Properties leased to a single tenant. Accordingly, a decline in the financial condition of the borrower or single tenant, as applicable, may have a disproportionately greater effect on the net operating income from such Mortgaged Properties than would be the case with respect to Mortgaged Properties with multiple tenants. Furthermore, the value of any mortgaged property may be adversely affected by risks generally incident to interests in real property, including changes in general or local economic conditions and/or specific industry segments; declines in real estate values; declines in rental or occupancy rates; increases in interest rates, real estate tax rates and other operating expenses; changes in governmental rules, regulations and fiscal policies, including environmental legislation; natural disasters; and other factors beyond the control of the Master Servicer or the Special Servicer,if any.

     Additional risk may be presented by the type and use of a particular mortgaged property. For instance, mortgaged properties that operate as hospitals, nursing homes or convalescent homes may present special risks to mortgagees due to the significant governmental regulation of the ownership, operation, maintenance, control and financing of health care institutions. Mortgages encumbering mortgaged properties that are owned by the mortgagor under a condominium form of ownership are subject to the declaration, by-laws and other rules and regulations of the condominium association. Hotel and motel properties are often operated pursuant to franchise, management or operating agreements that may be terminable by the franchiser or operator. Moreover, the transferability of a hotel's operating, liquor and other licenses upon a transfer of the hotel, whether through purchase or foreclosure, is subject to local law requirements. In addition, mortgaged properties that are multifamily residential properties or cooperatively owned multifamily properties may be subject to rent control laws, which could impact the future cash flows of such properties. Any such risks will be more fully described in the related Prospectus Supplement under the captions "RISK FACTORS" and "DESCRIPTION OF THE MORTGAGE POOL."

     If applicable, certain legal aspects of the Mortgage Loans for a Series of Certificates may be described in the related Prospectus Supplement. See also "CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS."

RISKS PARTICULAR TO HOTEL PROPERTIES

     The Mortgaged Properties securing the Mortgage Loans for any Trust Fund will contain a material concentration of hotel properties. Hotel properties may involve different types of hotels, including full service hotels, limited service hotels, hotels associated with national franchise chains, hotels associated with regional franchise chains and hotels that are not affiliated with any franchise chain but may have their own brand identity.

     These Mortgaged Properties will be subject to operating risks common to the hotel industry. These risks include, among other things, competition from other hotels, increases in operating costs (which increases may not necessarily be offset by increased room rates), dependence on business and commercial travelers and tourism, increases in energy costs and other expenses of travel, strikes, relocation of highways and the construction of additional highways. A hotel's location, quality and franchise affiliation can also affect its economic performance. Adverse economic conditions, either local, regional or national, may limit the amount that can be charged for a room and may result in a reduction in occupancy levels. In addition, as hotel revenues are primarily generated by room occupancy and such occupancy is usually for short periods of time, hotel revenues may be more sensitive to general economic conditions and competition than other income producing properties. This daily mark-to-market also accentuates the highs and lows of economic cycles. Additionally, the revenues of certain hotels, particularly those located in regions whose economy depends upon tourism, may be highly seasonal in nature, and this seasonality can be expected to cause periodic fluctuations in room and other revenues, occupancy levels, room rates and operating expenses. Since limited service hotels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of such hotels could occur in any given region, which would likely adversely affect occupancy and daily room rates.

     To meet competition in the industry and to maintain economic values, continuing expenditures must be made for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives. As a result of relatively high operating costs due to more frequent improvements and renovations than other types of income producing properties, relatively small decreases in hotel revenues can cause significant stress on a hotel's cash flow.

     The viability of any hotel property that is a franchise of a national or regional hotel chain depends in part on the continued existence and financial strength of the franchisor, the public perception of such hotel chain and the duration of the franchise licensing agreement. The continuation of the franchise is subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of a hotel to maintain such standards or adhere to such other terms and conditions could result in the loss or cancellation of the franchise licenses. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of certain capital expenditures that the related borrower determines are too expensive or are otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotels. In that event, the related borrower may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the related borrower may seek to obtain a suitable replacement franchise or to operate such hotel property independent of a franchise license.

The loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise because of the loss of associated name recognition, marketing support and decentralized reservation systems provided by the franchisor.

     Because of the expertise and knowledge required to run hotel operations, foreclosure and a change in ownership (and consequently of management) may have an especially adverse effect on the perception of the public and the industry (including franchisors) concerning the quality of a hotel's operations. In the event of a foreclosure on a hotel property, it is unlikely that the Trustee, the Master Servicer (or Special Servicer, if applicable) or the purchaser of such hotel property may be entitled to the rights under any operating, liquor and other licenses for such hotel property, and such party would be required to apply in its own right for such licenses. There can be no assurance that new licenses could be obtained or that they could be obtained promptly. The transferability of franchise license agreements may be restricted and, in the event of a foreclosure on any such hotel property, the consent of the franchisor for the continued use the franchise license by the hotel property would be required. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure.

POTENTIAL CONFLICTS OF INTEREST

     The Special Servicer, if any, for a Series of Certificates, will have considerable latitude in determiningwhether to liquidate or modify defaulted Mortgage Loans. See "SERVICING OF THE MORTGAGE LOANS--Modifications, Waivers and Amendments". If the Special Servicer or anyone else who purchases Mortgage Loans and has the power to appoint the Special Servicer, investors in the Offered Certificates should consider that, although the Special Servicer will be obligated to act in accordance with the terms of the related Agreement and will be governed by the servicing standards described herein, it may have interests when dealing with defaulted Mortgage Loans that are in conflict with those of holders of the Offered Certificates.

CERTAIN TAX CONSIDERATIONS OF VARIABLE RATE CERTIFICATES

     There are certain tax matters as to which counsel to the Depositor is unable to opine at the time of the issuance of the Prospectus due to uncertainty in the law. Specifically, the treatment of Interest Weighted Certificates and variable rate regular Certificates are subject to unsettled law which creates uncertainty as to the exact method of income accrual which should control. The REMIC will accrue income using a method which is consistent with certain regulations; however, there can be no assurance that such method would be controlling if the IRS were to assert a different method for accruing income. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES--Federal Income Tax Consequences For REMIC Certificates--Taxation of REMIC Regular Certificates--Interest Weighted Certificates" and "--Taxation of REMIC Regular Certificates--Variable Rate Regular Certificates."

LIMITED NATURE OF CREDIT RATINGS

     Any rating assigned by a Rating Agency to a Class of Certificates will reflect only its assessment of the likelihood that holders of such Certificates will receive payments to which such Certificateholders are entitled under the related Agreement. Such rating will not constitute an assessment of the likelihood that principal prepayments on the related Mortgage Loans will be made, the degree to which the rate of such prepayments might differ from that originally anticipated or the likelihood of early optional termination of the related Trust Fund. Furthermore, such rating will not address the possibility that prepayment of the related Mortgage Loans at a higher or lower rate than anticipated by an investor may cause such investor to experience a lower than anticipated yield or that an investor that purchases a Certificate at a significant premium, or a Certificate that is entitled to disproportionately low, nominal or no principal distributions, might fail to recoup its initial investment under certain prepayment scenarios. Each Prospectus Supplement will identify any payment to which holders of Offered Certificates of the related Series are entitled that is not covered by the applicable rating. See "--Credit Enhancement Limitations."

     The amount, type and nature of Credit Enhancement, if any, provided with respect to a Series of Certificates will be determined on the basis of criteria established by each Rating Agency rating Classes of the Certificates of such Series. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. However, there can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure of loss experience of any particular pool of Mortgage Loans. In other cases, such criteria may be based upon determinations of the values of the Mortgaged Properties that provide security for the Mortgage Loans. However, no assurance can be given that those values will not decline in the future. If the commercial or multifamily residential real estate markets should experience an overall decline in property values such that the outstanding principal balances of the Mortgage Loans in a particular Trust Fund and any secondary financing on the related Mortgaged Properties become equal to a greater than the value of the Mortgaged Properties, the rates of delinquencies, foreclosures and losses could be higher than those now generally experienced by institutional lenders. In addition, adverse economic conditions (which may or may not affect real property values) may affect the timely payment by mortgagors of scheduled payments of principal and interest on the Mortgage Loans and, accordingly, the rates of delinquencies, foreclosures and losses with respect to any Trust Fund. To the extent that such losses are not covered by Credit Enhancement, such losses may be borne, at least in part, by the holders of one or more Classes of Certificates of the related Series. See "RATING".

POTENTIAL INABILITY TO VERIFY UNDERWRITING STANDARDS

     The Mortgage Loans included in a Trust Fund may be originated by entities affiliated with the Depositor or by unaffiliated entities. Unaffiliated originators may use underwriting criteria that are different from that used by affiliates of the Depositor. The Prospectus Supplement relating to each Series will, to the extent verifiable, specify the originator or originators relating to the Mortgage Loans, which may include, among others, commercial banks, savings and loan associations, other financial institutions, mortgage banks, credit companies, insurance companies, real estate developers or other HUD approved lenders, and the underwriting criteria to the extent available in connection with originating the Mortgage Loans. In certain cases, the Depositor may not be able to verify the underwriting standards used to originate a Mortgage Loan (e.g., if the Mortgage Loans being purchased from a Seller were acquired by the Seller in the open market or were originated over a long period of time pursuant to varying underwriting standards which cannot now be confirmed). In general, the Depositor will not engage in the reunderwriting of Mortgage Loans that it acquires. Instead, the Depositor will rely on the representations and warranties made by the Seller, and the Seller's obligation to repurchase a Mortgage Loan in the event that a representation or warranty was not true when made.

NONRECOURSE MORTGAGE LOANS; LIMITED RECOVERY

     It is anticipated that a substantial portion of the Mortgage Loans included in any Trust Fund will be nonrecourse loans or loans for which recourse may be restricted or unenforceable. As to such Mortgage Loans, in the event of mortgagor default, recourse may be had only against the specific multifamily or commercial property and such other assets, if any, as have been pledged to secure the Mortgage Loan. With respect to those Mortgage Loans that provide for recourse against the mortgagor and its assets generally, there can be no assurance that such recourse will ensure a recovery in respect of a defaulted Mortgage Loan greater than the liquidation value of the related Mortgaged Property.

INCLUSION OF DELINQUENT MORTGAGE LOANS MAY ADVERSELY AFFECT YIELDS

     If so provided in the related Prospectus Supplement, the Trust Fund for a particular Series of Certificates may include Mortgage Loans that are past due. If so specified in the related Prospectus Supplement, the servicing of such Mortgage Loans will be performed by a Special Servicer. Credit Enhancement, if provided with respect to a particular Series of Certificates, may not cover all losses related to such delinquent Mortgage Loans, and investors should consider the risk that the inclusion of such Mortgage Loans in the Trust Fund may adversely affect the rate of defaults and prepayments on Mortgaged Properties and the yield on the Certificates of such Series. Up to 20% of the Mortgage Loans by aggregate principal balance may be delinquent as of the Cut-off Date.

JUNIOR MORTGAGE LOANS

     Certain of the Mortgage Loans may be junior mortgage loans. The primary risk to holders of mortgage loans secured by junior liens is the possibility that a foreclosure of a related senior lien would extinguish the junior lien and that adequate funds will not be received in connection with such foreclosure to pay the debt held by the holder of such junior mortgage loan after satisfaction of all related senior liens. See "CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS--Junior Mortgages; Rights of Senior Mortgagees or Beneficiaries" and "--Foreclosure" for a discussion of additional risks to holders of mortgage loans secured by junior liens.

BALLOON PAYMENTS

     Certain of the Mortgage Loans as of the Cut-off Date may not be fully amortizing over their terms to maturity and, thus, will require substantial principal payments (i.e., balloon payments) at their stated maturity. Mortgage loans with balloon payments involve a greater degree of risk because the ability of a mortgagor to make a balloon payment typically will depend upon its ability either to refinance the loan or to sell the related mortgaged property in a timely manner. The ability of a mortgagor to accomplish either of these goals will be affected by a number of factors, including the level of available mortgage rates at the time of sale or refinancing, the mortgagor's equity in the related mortgaged property, the financial condition and operating history of the mortgagor and the related mortgaged property, tax laws, rent control laws (with respect to certain multifamily properties and mobile home parks), reimbursement rates (with respect to certain hospitals, nursing homes and congregate care facilities), renewability of operating licenses, prevailing general economic conditions and the availability of credit for commercial or multifamily, as the case may be, real properties generally. Neither the Depositor or any affiliate will be required to refinance any Mortgage Loan.

EXTENSIONS AND MODIFICATIONS OF DEFAULTED MORTGAGE LOANS; ADDITIONAL SERVICING FEES

     In order to maximize recoveries on defaulted Mortgage Loans, a Master Servicer or Special Servicer, if any, will be permitted (within the parameters specified in the related Prospectus Supplement) to extend and modify Mortgage Loans that are in default or as to which a payment default is reasonably foreseeable, including in particular with respect to balloon payments. In addition, a Master Servicer or a Special Servicer, if any, may receive workout fees, management fees, liquidation fees or other similar fees based on receipts from or proceeds of such Mortgage Loans. Although a Master Servicer or Special Servicer, if any, generally will be required to determine that any such extension or modification is reasonably likely to produce a greater recovery amount than liquidation, there can be no assurance that such flexibility with respect to extensions or modifications or payment of a workout fee will increase the amount of receipts from or proceeds of Mortgage Loans that are in default or as to which a payment default is reasonably foreseeable.

RISKS RELATED TO THE MORTGAGOR'S FORM OF ENTITY AND SOPHISTICATION

     Mortgage loans made to partnerships, corporations or other entities may entail risks of loss from delinquency and foreclosure that are greater than those of mortgage loans made to individuals. For example, an entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors, such as a mortgagee, under the bankruptcy laws. Unlike individuals involved in bankruptcies, various types of entities generally do not have personal assets and creditworthiness at stake. The bankruptcy of a mortgagor may impair the ability of the mortgagee to enforce its rights and remedies under the related mortgage. See "CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS--Foreclosure--Bankruptcy Laws." The mortgagor's sophistication may increase the likelihood of protracted litigation or bankruptcy in default situations. The more sophisticated a mortgagor is, the more likely it will be aware of its rights, remedies and defenses against its mortgagee and the more likely it will have the resources to make effective use of all of its rights, remedies and defenses.

CREDIT ENHANCEMENT LIMITATIONS

     The Prospectus Supplement for a Series of Certificates will describe any Credit Enhancement in the related Trust Fund, which may include letters of credit, insurance policies, surety bonds, limited guarantees, reserve funds or other types of credit support, or combinations thereof. Use of Credit Enhancement will be subject to the conditions and limitations described herein and in the related Prospectus Supplement and is not expected to cover all potential losses or risks or guarantee repayment of the entire principal balance of the Certificates and interest thereon.

     A Series of Certificates may include one or more Classes of Subordinate Certificates (which may include Offered Certificates), if so provided in the related Prospectus Supplement. Although subordination is intended to reduce the risk to holders of Senior Certificates of delinquent distributions or ultimate losses, the amount of subordination will be limited and may decline or be reduced to zero under certain circumstances. In addition, if principal payments on one or more Classes of Certificates of a Series are made in a specified order of priority, any limits with respect to the aggregate amount of claims under any related Credit Enhancement may be exhausted before the principal of the lower priority Classes of Certificates of such Series has been repaid. As a result, the impact of significant losses and shortfalls on the Mortgaged Properties may fall primarily upon those Classes of Certificates having a lower priority of payment. Moreover, if a form of Credit Enhancement covers more than one Series of Certificates, holders of Certificates of one Series will be subject to the risk that such Credit Enhancement will be exhausted by the claims of the holders of Certificates of one or more other Series.

     The amount, type and nature of Credit Enhancement, if any, established with respect to a Series of Certificates will be determined on the basis of criteria established by each Rating Agency rating Classes of the Certificates of such Series. Such criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. Such analysis is often the basis upon which each Rating Agency determines the amount of Credit Enhancement required with respect to each such Class. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience nor any assurance that the data derived from a large pool of mortgage loans accurately predicts the delinquency, foreclosure or loss experience of any particular pool of Mortgage Loans. No assurance can be given with respect to any Mortgage Loan that the appraised value of the related Mortgaged Property has remained or will remain at its level as of the origination date of such Mortgage Loan. Moreover, there is no assurance that appreciation of real estate values generally will limit loss experiences on commercial or multifamily properties. If the commercial or multifamily residential real estate markets should experience an overall decline in property values such that the outstanding principal balances of the Mortgage Loans in a particular Trust Fund and any secondary financing on the related Mortgaged Properties become equal to or greater than the value of the Mortgaged Properties, the rates of delinquencies, foreclosures and losses could be higher than those now generally experienced by institutional lenders for similar mortgage loans. In addition, adverse economic conditions (which may or may not affect real property values) may affect the timely payment by mortgagors of scheduled payments of principal and interest on the Mortgage Loans and, accordingly, the rates of delinquencies, foreclosures and losses with respect to any Trust Fund. To the extent that such losses are not covered by Credit Enhancement, such losses will be borne, at least in part, by the holders of one or more Classes of the Certificates of the related Series. See "--Limited Nature of Credit Ratings," "DESCRIPTION OF THE CERTIFICATES" and "CREDIT ENHANCEMENT."

RISKS TO SUBORDINATED CERTIFICATEHOLDERS; LOWER PAYMENT PRIORITY

     If so provided in the related Prospectus Supplement, a Series of Certificates may include one or more Classes of Subordinate Certificates (which may include Offered Certificates). If losses or shortfalls in collections on Mortgaged Properties are realized, the amount of such losses or shortfalls will be borne first by one or more Classes of the Subordinate Certificates. The remaining amount of such losses or shortfalls, if any, will be borne by the remaining Classes of Certificates in the priority and subject to the limitations specified in such Prospectus Supplement. In addition to the foregoing, any Credit Enhancement, if applicable, may be used by the Certificates of a higher priority of payment before the principal of the lower priority Classes of Certificates of such Series has been repaid. Therefore, the impact of significant losses and shortfalls on the mortgaged properties may fall primarily upon those Classes of Certificates with a lower payment priority.

TAXABLE INCOME IN EXCESS OF DISTRIBUTIONS RECEIVED

     A holder of a certificate in a Class of Subordinate Certificates could be allocated taxable income attributableto accruals of interest and original issue discount in excess of cash distributed to such holder if mortgage loanswere in default giving rise to delays in distributions. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES--Federal Income Tax Consequences For REMIC Certificates--Taxation of REMIC Regular Certificates--Subordinate Certificates--Effects of Defaults, Delinquencies and Losses" herein.

DUE-ON-SALE CLAUSES AND ASSIGNMENTS OF LEASES AND RENTS

     Mortgages may contain a due-on-sale clause, which permits the mortgagee to accelerate the maturity of the mortgage loan if the mortgagor sells, transfers or conveys the related mortgaged property or its interest in the mortgaged property. Mortgages may also include a debt-acceleration clause, which permits the mortgagee to accelerate the debt upon a monetary or non-monetary default of the mortgagor. Such clauses are generally enforceable subject to certain exceptions. The courts of all states will enforce clauses providing for acceleration in the event of a material payment default. The equity courts of any state, however, may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the acceleration unconscionable.

     The related Prospectus Supplement will describe whether and to what extent the Mortgage Loans will be secured by an assignment of leases and rents pursuant to which the mortgagor typically assigns its right, title and interest as landlord under the leases on the related Mortgaged Property and the income derived therefrom to the mortgagee as further security for the related Mortgage Loan, while retaining a license to collect rents for so long as there is no default. In the event the mortgagor defaults, the license terminates and the mortgagee is entitled to collect rents. Such assignments are typically not perfected as security interests prior to the mortgagee's taking possession of the related mortgaged property and/or appointment of a receiver. Some state laws may require that the mortgagee take possession of the mortgaged property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the mortgagor, the mortgagee's ability to collect the rents may be adversely affected. See "CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS--Leases and Rents."

ENVIRONMENTAL RISKS

     Real property pledged as security for a mortgage loan may be subject to certain environmental risks. Under the laws of certain states, contamination of a property may give rise to a lien on the property to assure the costs of cleanup. In several states, such a lien has priority over the lien of an existing mortgage against such property. In addition, under the laws of some states and under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), a mortgagee may be liable as an "owner" or "operator" for costs of addressing releases or threatened releases of hazardous substances that require remedy at a property, if agents or employees of the mortgagee have become sufficiently involved in the operations of the mortgagor, regardless of whether the environmental damage or threat was caused by a prior owner. A mortgagee also risks such liability on foreclosure of the mortgage. Each Agreement will generally provide that the Master Servicer or the Special Servicer, if any, acting on behalf of the Trust Fund, may not acquire title to a Mortgaged Property securing a Mortgage Loan or take over its operation unless the Master Servicer or Special Servicer, as applicable, has previously determined, based upon a report prepared by a person who regularly conducts environmental audits, that: (i) the Mortgaged Property is in compliance with applicable environmental laws, and there are no circumstances present at the Mortgaged Property relating to the use, management or disposal of any hazardous substances, hazardous materials, wastes or petroleum based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation; or (ii) if the Mortgaged Property is not so in compliance or such circumstances are so present, then it would be in the best economic interest of the Trust Fund to acquire title to the Mortgaged Property and further to take such actions as would be necessary and appropriate to effect such compliance and/or respond to such circumstances, which may include obtaining an environmental insurance policy. The related Prospectus Supplement may impose additional restrictions on the ability of the Master Servicer or the Special Servicer, if any, to take any of the foregoing actions. See "CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS--Environmental Risks."

CERTAIN FEDERAL TAX CONSIDERATIONS REGARDING RESIDUAL CERTIFICATES

     Holders of Residual Certificates will be required to report on their federal income tax returns as ordinary income their pro rata share of the taxable income of the REMIC, regardless of the amount or timing of their receipt of cash payments, as described in "MATERIAL FEDERAL INCOME TAX CONSEQUENCES--Federal Income Tax Consequences For REMIC Certificates--Taxation of Holders of Residual Certificates." Accordingly, under certain circumstances, holders of Offered Certificates that constitute Residual Certificates may have taxable income and tax liabilities arising from such investment during a taxable year in excess of the cash received during such period. The requirement that holders of Residual Certificates report their pro rata share of the taxable income and net loss of the REMIC will continue until the Certificate balances of all Classes of Certificates of the related Series have been reduced to zero, even though holders of Residual Certificates have received full payment of their stated interest and principal. A portion (or, in certain circumstances, all) of such Certificateholder's share of the REMIC taxable income may be treated as "excess inclusion" income to such holder that (i) generally, will not be subject to offset by losses from other activities, (ii) for a tax-exempt holder, will be treated as unrelated business taxable income and (iii) for a foreign holder, will not qualify for exemption from withholding tax. Individual holders of Residual Certificates may be limited in their ability to deduct servicing fees and other expenses of the REMIC. In addition, Residual Certificates are subject to certain restrictions on transfer. In particular, the transfer of a Residual Interest to certain "Disqualified Organizations" is prohibited. If transfer occurs in violation of such prohibition, a tax is imposed on the transfer. In addition, the transfer of a "noneconomic residuary interest" by a Residual Certificateholder will be disregarded under certain circumstances with the transferor remaining liable for any taxable income derived from the Residual Interest by the transferee Residual Certificateholder. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES--Federal Income Tax Consequences For REMIC Certificates--Taxation of Holders of Residual Certificates--Restrictions on Ownership and Transfer of Residual Certificates." Because of the special tax treatment of Residual Certificates, the taxable income arising in a given year on Residual Certificates will not be equal to the taxable income associated with investment in a corporate bond or stripped instrument having similar cash flow characteristics and pre-tax yield. Therefore, the after-tax yield on the Residual Certificates may be significantly less than that of a corporate bond or stripped instrument having similar cash flow characteristics.

ERISA CONSIDERATIONS

     Generally, ERISA applies to investments made by employee benefit plans and transactions involving the assets of such plans. Due to the complexity of regulations that govern such plans, prospective investors that are subject to ERISA are urged to consult their own counsel regarding consequences under ERISA of acquisition, ownership and disposition of the Offered Certificates of any Series. See "ERISA CONSIDERATIONS."

SPECIAL HAZARD LOSSES

     Unless otherwise specified in the related Prospectus Supplement, the Master Servicer and Special Servicer, if any, for any Trust Fund will each be required to use its best efforts in accordance with the servicing standard to cause the borrower on each Mortgage Loan serviced by it to maintain such insurance coverage in respect of the related Mortgaged Property as is required under the related Mortgage, including hazard insurance; provided that, as and to the extent described herein and in the related Prospectus Supplement, each of the Master Servicer and the Special Servicer, if any, may satisfy its obligation to cause hazard insurance to be maintained with respect to any Mortgaged Property through the acquisition of a blanket policy or master force placed policy. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of the property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy. Although the policies covering the Mortgaged Properties will be underwritten by different insurers under different state laws in accordance with different applicable state forms, and therefore will not contain identical terms and conditions, most such policies typically do not cover any physical damage resulting from war, revolution, governmental actions, floods and other water-related causes, earth movement (including earthquakes, landslides and mudflows), wet or dry rot, vermin, domestic animals and other kinds of risks not specified in the preceding sentence. Unless the related Mortgage specifically requires the mortgagor to insure against physical damage arising from such causes, then, to the extent any consequent losses are not covered by Credit Enhancement, such losses may be borne, at least in part, by the holders of one or more Classes of Certificates of the related Series. See "SERVICING OF THE MORTGAGE LOANS--Insurance."

CONTROL; DECISIONS BY CERTIFICATEHOLDERS

     Under certain circumstances, the consent or approval of the holders of a specified percentage of the aggregate Certificate balance of all outstanding Certificates of a Series or a similar means of allocating decision-making under the related Agreement, which will be specified in the related Prospectus Supplement ("Voting Rights", will be required to direct, and will be sufficient to bind all Certificateholders of such Series to, certain actions, including amending the related Agreement in certain circumstances. See "SERVICING OF THE MORTGAGE LOANS--Events of Default," "--Rights Upon Event of Default" and "DESCRIPTION OF THE CERTIFICATES--Amendment."

BOOK-ENTRY REGISTRATION

     The related Prospectus Supplement may provide that one or more Classes of the Certificates initially will be represented by one or more certificates registered in the name of the nominee for The Depository Trust Company, and will not be registered in the names of the Certificateholders or their nominees. Because of this, unless and until definitive certificates are issued, beneficial owners of the Certificates of such Class or Classes will not be recognized by the Trustee as "Certificateholders" (as that term is to be used in the related Agreement). Hence, until such time as definitive certificates are issued, the beneficial owners will be able to exercise the rights of Certificateholders only indirectly through The Depository Trust Company and its participating organizations. See "DESCRIPTION OF THE CERTIFICATES--General."

                                  THE DEPOSITOR

     Commercial Mortgage Acceptance Corp. was incorporated in the State of Missouri on September 17, 1996. The Depositor is a wholly owned, limited purpose finance subsidiary of Midland Loan Services, Inc. The principal executive offices of the Depositor are located at 210 West 10th Street, 6th Floor, Kansas City, Missouri 64105. Its telephone number is (816) 435-5000.

     The Depositor will have no servicing obligations or responsibilities with respect to any Series of Certificates, Mortgage Pool or Trust Fund. The Depositor does not have, nor is it expected in the future to have, any significant assets.

     The Depositor was organized, among other things, for the purposes of establishing trusts, selling beneficial interests therein and acquiring and selling mortgage assets to such trusts. Neither the Depositor, its parent nor any of the Depositor's affiliates will insure or guarantee distributions on the Certificates of any Series.

     The assets of the Trust Funds will be acquired by the Depositor directly or through one or more affiliates.

                               THE MASTER SERVICER

     Midland Loan Services, L.P., was organized under the laws of the State of Missouri in 1992 as a limited partnership. On April 3, 1998, substantially all of the assets of Midland Loan Services, L.P., were acquired by Midland Loan Services, Inc. ("Midland"), a newly formed, wholly-owned subsidiary of PNC Bank, National Association. Midland is a real estate financial services company which provides loan servicing and asset management for large pools of commercial and multifamily real estate assets and which originates commercial real estate loans. Midland's address is 210 West 10th Street, 6th Floor, Kansas City, Missouri 64105.

     The size of the loan portfolio which the Master Servicer was servicing as of the end of the most recent calendar quarter will be set forth in each Prospectus Supplement. The delinquency experience of the Master Servicer (and for periods prior to April 3, 1998, of the Master Servicer's predecessor in interest) as of the end of its three most recent fiscal years and the most recent calendar quarter for which such information is available on the portfolio of loans relating to commercial mortgage pass-through certificates master serviced by it will be summarized in each Prospectus Supplement. There can be no assurance that such experience will be representative of the results that may be experienced with respect to any particular Mortgage Pool.

                                 USE OF PROCEEDS

     The Depositor will apply all or substantially all of the net proceeds from the sale of each Series of Offered Certificates to purchase the Mortgage Loans relating to such Series, to repay any indebtedness that has been incurred to obtain funds to acquire Mortgage Loans, to obtain Credit Enhancement, if any, for the Series and to pay costs of structuring, issuing and underwriting the Certificates. The maturity and interest rate of such indebtedness, if any, will be set forth in "USE OF PROCEEDS" in the related Prospectus Supplement.

                        DESCRIPTION OF THE CERTIFICATES*

     The Certificates of each Series will be issued pursuant to a separate Pooling and Servicing Agreement (the "Agreement") to be entered into among the Depositor, the Master Servicer, the Special Servicer, if any, and the Trustee for that Series and any other parties described in the applicable Prospectus Supplement, substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus is a part or in such other form as may be described in the applicable Prospectus Supplement. The following summaries describe the material provisions expected to be common to each Series and the Agreement with respect to the underlying Trust Fund. However, the Prospectus Supplement for each Series will describe more fully the Certificates and the provisions of the related Agreement, which may be different from the summaries set forth below.

     At the time of issuance, the Offered Certificates of each Series will be rated "investment grade," typically one of the four highest generic rating categories, by at least one nationally recognized statistical rating organization. Each of such rating organizations specified in the applicable Prospectus Supplement as rating the Offered Certificates of the related Series is hereinafter referred to as a "Rating Agency." A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

GENERAL

     The Certificates of each Series will be issued in registered or book-entry form and will represent beneficial ownership interests in the trust fund (the "Trust Fund") created pursuant to the Agreement for such Series. The Trust Fund for each Series will primarily comprise, to the extent provided in the
Agreement: (i) the Mortgage Loans conveyed to the Trustee pursuant to the Agreement; (ii) all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any Mortgaged Property acquired on behalf of the Trust Fund through foreclosure or deed-in-lien of foreclosure (upon acquisition, any "REO Property"); (iv) all revenue received in respect of REO Property; (v) insurance policies with respect to such Mortgage Loans; (vi) any assignments of leases, rents and profits, security agreements and pledges; (vii) any indemnities or guaranties given as additional security for such Mortgage Loans; (viii) the Trustee's right, title and interest in and to any reserve or escrow accounts established pursuant to any of the Mortgage Loan documents (each, a "Reserve Account"); (ix) the Collection Account; (x) the Distribution Account and the REO Account; (xi) any environmental indemnity agreements relating to such Mortgaged Properties; (xii) the rights and remedies under each related Mortgage Loan Purchase and Sale Agreement; and (xiii) the proceeds of any of the foregoing (excluding interest earned on deposits in any Reserve Account, to the extent such interest belongs to the related mortgagor). In addition, the Trust Fund for a Series may include various forms of Credit Enhancement. See "CREDIT ENHANCEMENT." Such other assets will be described more fully in the related Prospectus Supplement.

     If so specified in the applicable Prospectus Supplement, Certificates of a given Series may be issued in several Classes, which may pay interest at different rates, may represent different allocations of the right to receive principal and interest payments, and certain of which may be subordinated to other Classes in the event of shortfalls in available cash flow from the underlying Mortgage Loans. Alternatively, or in addition, Classes may be structured to receive principal payments in sequence. Each Class in a group of sequential pay Classes would be entitled to be paid in full before the next Class in the group is entitled to receive any principal payments. A Class of Certificates may also provide for payments of principal only or interest only or for disproportionate payments of principal and interest. Subordinate Certificates of a given Series of Certificates may be offered in the same Prospectus Supplement as the Senior Certificates of such Series or may be offered in a separate offering document. Each Class of Certificates of a Series will be issued in the minimum denominations specified in the related Prospectus Supplement.

     The Prospectus Supplement for any Series including Classes similar to any of those described above will contain a complete description of their material characteristics and risk factors, including, as applicable, (i) mortgage principal prepayment effects on the weighted average lives of Classes; (ii) the risk that interest only, or disproportionately interest weighted, Classes purchased at a premium may not return their purchase prices under rapid prepayment scenarios; and (iii) the degree to which an investor's yield is sensitive to principal prepayments.

     The Offered Certificates of each Series will be freely transferable and exchangeable at the office specified in the related Agreement and Prospectus Supplement; provided, however, that certain Classes of Certificates may be subject to transfer restrictions described in the related Prospectus Supplement. If specified in the related Prospectus

--------------

* Whenever in this Prospectus the terms "Certificates," "Trust Fund" and "Mortgage Pool" are used, such terms will be deemed to apply unless the context indicates otherwise, to a specific Series of Certificates, the Trust Fund underlying the related Series and the related Mortgage Pool.

Supplement, the Certificates may be transferable only on the books of The Depository Trust Company or another depository identified in such Prospectus Supplement.

DISTRIBUTIONS ON CERTIFICATES

     Distributions of principal and interest on the Certificates of each Series will be made to the registered holders thereof ("Certificateholders") by the Trustee (or such other paying agent as may be identified in the related Prospectus Supplement) on the day (the "Distribution Date") specified in the related Prospectus Supplement, beginning in the period specified in the related Prospectus Supplement following the establishment of the related Trust Fund. Distributions for each Series will be made by check mailed to the address of the person entitled thereto as it appears on the certificate register for such Series maintained by the Trustee or by wire transfer if so specified in the related Prospectus Supplement. The final distribution in retirement of the Certificates of each Series will be made only upon presentation and surrender of the Certificates at the office or agency specified in the notice to the Certificateholders of such final distribution. In addition, the Prospectus Supplement relating to each Series will set forth the applicable due period, prepayment period, record date, Cut-off Date and determination date in respect of each Series of Certificates.

     With respect to each Series of Certificates on each Distribution Date, the Trustee (or such other paying agent as may be identified in the applicable Prospectus Supplement) will distribute to the Certificateholders the amounts described in the related Prospectus Supplement that are due to be paid on such Distribution Date. In general, such amounts will include previously undistributed payments of principal (including principal prepayments, if any) and interest on the Mortgage Loans received by the Master Servicer or the Special Servicer, if any, after a date specified in the related Prospectus Supplement (the "Cut-off Date") and prior to the day preceding each Distribution Date specified in the related Prospectus Supplement.

ACCOUNTS

     It is expected that the Agreement for each Series of Certificates will provide that the Trustee establish an account (the "Distribution Account") into which the Master Servicer will deposit amounts held in the Collection Account from which Certificateholder distributions will be made with respect to a given Distribution Date. On each Distribution Date, the Trustee will apply amounts on deposit in the Distribution Account generally to make distributions of interest and principal to the Certificateholders in the manner and in the amounts described in the related Prospectus Supplement.

     It is also expected that the Agreement for each Series of Certificates will provide that the Master Servicer establish and maintain one or more accounts (the "Collection Account") in the name of the Trustee for the benefit of Certificateholders. The Master Servicer will generally be required to deposit into the Collection Account all amounts received on or in respect of the Mortgage Loans. The Master Servicer will be entitled to make certain withdrawals from the Collection Account to, among other things: (i) remit certain amounts for the related Distribution Date into the Distribution Account; (ii) pay Property Protection Expenses, taxes, assessments and insurance premiums and certain third-party expenses in accordance with the Agreement; (iii) pay accrued and unpaid servicing fees and other servicing compensation to the Master Servicer and the Special Servicer, if any; and (iv) reimburse the Master Servicer, the Special Servicer, if any, the Trustee and the Depositor for certain expenses and provide indemnification to the Depositor, the Master Servicer and the Special Servicer, if any, as described in the Agreement. "Property Protection Expenses" comprise certain costs and expenses incurred in connection with defaulted Mortgage Loans, acquiring title to, or management of, REO Property or the sale of defaulted Mortgage Loans or REO Properties, as more fully described in the related Agreement. The applicable Prospectus Supplement may provide for additional circumstances in which the Master Servicer will be entitled to make withdrawals from the Collection Account.

     The amount at any time credited to the Collection Account or the Distribution Account may be invested in Permitted Investments that are payable on demand or in general mature or are subject to withdrawal or redemption on or before the business day preceding the next succeeding Master Servicer Remittance Date, in the case of the Collection Account, or the business day preceding the next succeeding Distribution Date, in the case of the Distribution Account. The Master Servicer will be required to remit amounts on deposit in the Collection Account that are required for distribution to Certificateholders to the Distribution Account on or before the business day preceding the related Distribution Date (the "Master Servicer Remittance Date"). The income from the investment of funds in the Collection Account and the Distribution Account in Permitted Investments will constitute additional servicing compensation for the Master Servicer, and the risk of loss of funds in the Collection Account and the Distribution Account resulting from such investments will be borne by the Master Servicer. The amount of each such loss will be required to be deposited by the Master Servicer in the Collection Account or the Distribution Account, as the case may be, promptly as realized.

     It is expected that the Agreement for each Series of Certificates will provide that an account (the "REO Account") will be established and maintained in order to be used in connection with REO Properties and, if specified in the related Prospectus Supplement, certain other Mortgaged Properties. To the extent set forth in the Agreement, certain withdrawals from the REO Account will be made to, among other things, (i) make remittances to the Collection Account as required by the Agreement; (ii) pay taxes, assessments, insurance premiums, other amounts necessary for the proper operation, management and maintenance of the REO Properties and such other Mortgaged Properties and certain third-party expenses in accordance with the Agreement; and (iii) provide for the reimbursement of certain expenses in respect of the REO Properties and such other Mortgaged Properties.

     The amount at any time credited to the REO Account may be invested in Permitted Investments that are payable on demand or mature, or are subject to withdrawal or redemption, on or before the business day preceding the day on which such amounts are required to be remitted to the Master Servicer for deposit in the Collection Account. The income from the investment of funds in the REO Account in Permitted Investments will be for the benefit of the Master Servicer, or the Special Servicer, if applicable, and the risk of loss of funds in the REO Account resulting from such investments will be borne by the Master Servicer, or the Special Servicer, if applicable.

     "Permitted Investments" will generally consist of one or more of the following, unless the Rating Agencies rating Certificates of a Series require other or additional investments:

          (i) direct obligations of, or obligations guaranteed as to full and timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States of America;

          (ii) direct obligations of the Federal Home Loan Mortgage Corporation ("FHLMC") (debt obligations only), the Federal National Mortgage Association ("Fannie Mae") (debt obligations only), the Federal Farm Credit System (consolidated systemwide bonds and notes only), the Federal Home Loan Banks (consolidated debt obligations only), the Student Loan Marketing Association (debt obligations only), the Financing Corp. (consolidated debt obligations only) and the Resolution Funding Corp. (debt obligations only);

          (iii) federal funds, time deposits in, or certificates of deposit of, or bankers' acceptances, or repurchase obligations, all having maturities of not more than 365 days, issued by any bank or trust company, savings and loan association or savings bank, depositing institution or trust company having the highest short-term rating available from each Rating Agency rating the Certificates of a Series;

          (iv) commercial paper having a maturity of 365 days or less (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof and demand notes that constitute vehicles for investment in commercial paper) that is rated by each Rating Agency rating the Certificates of a Series in its highest short-term unsecured rating category;

          (v) shares of taxable money market funds or mutual funds that seek to maintain a constant net asset value and have been rated by each Rating Agency rating the Certificates of a Series as Permitted Investments with respect to this definition;

          (vi) if previously confirmed in writing to the Trustee, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to each Rating Agency rating the Certificates of a Series as a permitted investment of funds backing securities having ratings equivalent to each such Rating Agency's highest initial rating of the Certificates; and

          (vii) such other obligations as are acceptable as Permitted Investments to each Rating Agency rating the Certificates of a Series;

provided, however, that (a) if Standard and Poor's Rating Service, a division of the McGraw-Hill Companies, Inc. ("S&P") is a Rating Agency for such Series, none of such obligations or securities listed above may have an "r" highlighter affixed to its rating if rated by S&P; (b) except with respect to units of money market funds pursuant to clause (v) above, each such obligation or security will have a fixed dollar amount of principal due at maturity which cannot vary or change; and (c) except with respect to units of money market funds pursuant to clause (v) above, if any such obligation or security provides for a variable rate of interest, interest will be tied to a single interest rate index plus a single fixed spread (if any) and move proportionately with that index; and provided, further, that such instrument continues to qualify as a "cash flow investment" pursuant to Code
Section 860G(a)(6) earning a passive return in the nature of interest and that no instrument or security will be a Permitted Investment if (i) such instrument or security evidences a right to receive only interest payments or (ii) the right to receive principal and interest payments derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment as of the date of its acquisition.

AMENDMENT

     Generally, the Agreement for each Series will provide that it may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein or this Prospectus or the related Prospectus Supplement, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency or (iv) to make any other provisions with respect to matters or questions arising under the Agreement that will not (a) be inconsistent with the provisions of the Agreement or this Prospectus or the related Prospectus Supplement, (b) result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates and (c) adversely affect in any material respect the interests of any Certificateholder.

     Each Agreement will also provide that it may be amended from time to time by the parties thereto with the consent of the holders of each of the Classes of Regular Certificates representing not less than a percentage specified in the related Agreement of all Classes of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans that are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentage of Certificates the holders of which are required to consent to any action or inaction under the Agreement, without the consent of the holders of all Certificates then outstanding; or (iii) alter the obligations of the Master Servicer or the Trustee, without the consent of the holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby (unless such amendment is permitted pursuant to the preceding paragraph) to make an advance.

     Further, the Agreement for each Series may provide that the parties thereto, at any time and from time to time, without the consent of the Certificateholders, may amend the Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any REMIC related to such Series or to prevent the imposition of any additional material state or local taxes, at all times that any of the Certificates are outstanding, provided, however, that such action, as evidenced by an opinion of counsel (paid for as an expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

     The related Prospectus Supplement will specify the method for allocating Voting Rights among holders of Certificates of a Class.

     The Agreement relating to each Series may provide that no amendment to such Agreement will be made unless there has been delivered in accordance with such Agreement an opinion of counsel to the effect that such amendment will not cause such Series to fail to qualify as a REMIC at any time that any of the Certificates are outstanding.

     The Prospectus Supplement for a Series may describe other or different provisions concerning the amendment of the related Agreement required by the Rating Agencies rating the Certificates of such Series.

TERMINATION

     The obligations of the parties to the Agreement for each Series will terminate upon: (i) the purchase of all of the assets of the related Trust Fund, as described in the related Prospectus Supplement; (ii) the later of (a) the distribution to Certificateholders of that Series of final payment with respect to the last outstanding Mortgage Loan or (b) the disposition of all property acquired upon foreclosure or deed-in-lieu of foreclosure with respect to the last outstanding Mortgage Loan and the remittance to the Certificateholders of all funds due under the Agreement; (iii) the sale of the assets of the related Trust Fund after the principal amounts of all Certificates have been reduced to zero under circumstances set forth in the Agreement; or (iv) mutual consent of the parties and all Certificateholders. With respect to each Series, the Trustee will give or cause to be given written notice of termination of the Agreement to each Certificateholder and the final distribution under the Agreement will be made only upon surrender and cancellation of the related Certificates at an office or agency specified in the notice of termination.

REPORTS TO CERTIFICATEHOLDERS

     Concurrently with each distribution for each Series, the Trustee (or such other paying agent as may be identified in the applicable Prospectus Supplement) will forward to each Certificateholder a statement setting forth such information relating to such distribution as is specified in the Agreement and described in the applicable Prospectus Supplement.

THE TRUSTEE

     The Depositor will select a bank or trust company to act as trustee (the "Trustee") under the Agreement for each Series and the Trustee will be identified, and its obligations under that Agreement will be described, in the applicable Prospectus Supplement. The Rating Agencies rating Certificates of a Series may require the appointment of a fiscal agent to guarantee certain obligations of the Trustee. Such fiscal agent will be a party to the Agreement. In such event, the fiscal agent will be identified, and its obligations under the Agreement will be described, in the applicable Prospectus Supplement. See "SERVICING OF THE MORTGAGE LOANS--Certain Matters with Respect to the Master Servicer, the Special Servicer, the Trustee and the Depositor."

                               THE MORTGAGE POOLS

GENERAL

     Each Mortgage Pool will consist of mortgage loans secured by first or junior mortgages, deeds of trust or similar security instruments (each, a "Mortgage") on, or installment contracts ("Installment Contracts") for the sale of, fee simple or leasehold interests in commercial real estate property, multifamily residential property, and/or mixed-use property, and related property and interests (each such interest or property, as the case may be, a "Mortgaged Property"). Multifamily properties (consisting of apartments, congregate care facilities and/or mobile home parks), general commercial properties (consisting of retail properties, including shopping centers, office buildings, mini-warehouses, warehouses, industrial properties and/or other similar types of properties) and hotels will represent security for a material concentration of the Mortgage Loans in any Trust Fund, based on principal balance at the time such Trust Fund is formed. See "CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS--General," "--Types of Mortgage Instruments," "--Installment Contracts" and "--Junior Mortgages; Rights of Senior Mortgagees or Beneficiaries" for more detailed information regarding the characteristics of such types of mortgage loans. A Mortgage Pool will not include securities of the type listed in the definition of Permitted Investments. Each such mortgage loan or Installment Contract is herein referred to as a "Mortgage Loan."

     All Mortgage Loans will be of one or more of the following types:

          1. Mortgage Loans with fixed interest rates;

          2. Mortgage Loans with adjustable interest rates;

          3. Mortgage Loans whose principal balances fully amortize over their remaining terms to maturity;

          4. Mortgage Loans whose principal balances do not fully amortize, but instead provide for a substantial principal payment at the stated maturity of the loan;

          5. Mortgage Loans that provide for recourse against only the Mortgaged Properties; and

          6. Mortgage Loans that provide for recourse against the other assets of the related mortgagors.

Certain Mortgage Loans ("Simple Interest Loans") may provide that scheduled interest and principal payments thereon are applied first to interest accrued from the last date on which interest has been paid to the date such payment is received and the balance thereof is applied to principal, and other Mortgage Loans may provide for payment of interest in advance rather than in arrears.

     Mortgage Loans may also be secured by one or more assignments of leases and rents, management agreements or operating agreements relating to the Mortgaged Property and in some cases by certain letters of credit, cash collateral deposits, personal guarantees or combinations thereof. Pursuant to an assignment of leases and rents, the obligor on the related promissory note, bond, mortgage consolidation agreement, installment contract or other similar instrument (each, a "Note") assigns its right, title and interest as landlord under each lease and the income derived therefrom to the related mortgagee, while retaining a license to collect the rents for so long as there is no default. If the obligor defaults, the license terminates and the related mortgagee is entitled to collect the rents from tenants to be applied to the monetary obligations of the obligor. State law may limit or restrict the enforcement of the assignment of leases and rents by a mortgagee until the mortgagee takes possession of the related mortgaged property and/or a receiver is appointed. See "CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS--Leases and Rents."

     If so specified in the related Prospectus Supplement, a Trust Fund may include a number of Mortgage Loans with a single obligor or related obligors thereunder. In the event that the Mortgage Pool securing Certificates for any Series includes a Mortgage Loan or a group of Mortgage Loans of a single obligor or group of affiliated obligors representing 10% or more of the principal amount of such Certificates, the Prospectus Supplement will contain information, including financial information, regarding the credit quality of the obligors. The Mortgage Loans will be newly originated or seasoned, and will be acquired by the Depositor either directly or through one or more affiliates.

     Unless otherwise specified in the Prospectus Supplement for a Series, the Mortgage Loans will not be insured or guaranteed by the United States, any governmental agency, any private mortgage insurer or any other person or entity.

     The Prospectus Supplement relating to each Series will, to the extent verifiable, specify the originator or originators relating to the Mortgage Loans, which may include, among others, commercial banks, savings and loan associations, other financial institutions, mortgage banks, credit companies, insurance companies, real estate developers or other HUD approved lenders, and the underwriting criteria to the extent available in connection with originating the Mortgage Loans. See "RISK FACTORS--Potential Inability to Verify Underwriting Standards" herein. The criteria applied by the Depositor in selecting the Mortgage Loans to be included in a Mortgage Pool will vary from Series to Series. The Prospectus Supplement relating to each Series also will provide specific information regarding the characteristics of the Mortgage Loans, as of the Cut-off Date, including, among other things: (i) the aggregate principal balance of the Mortgage Loans; (ii) the types of properties securing the Mortgage Loans and the aggregate principal balance of the Mortgage Loans secured by each type of property; (iii) the interest rate or range of interest rates of the Mortgage Loans; (iv) the origination dates and the original and, with respect to seasoned Mortgage Loans, remaining terms to stated maturity of the Mortgage Loans; (v) the loan-to-value ratios at origination and, with respect to seasoned Mortgage Loans, current loan balance-to-original value ratios of the Mortgage Loans; (vi) the geographic distribution of the Mortgaged Properties underlying the Mortgage Loans; (vii) the minimum interest rates, margins, adjustment caps, adjustment frequencies, indices and other similar information applicable to adjustable rate Mortgage Loans; (viii) the debt service coverage ratios relating to the Mortgage Loans; and (ix) payment delinquencies, if any, relating to the Mortgage Loans. The applicable Prospectus Supplement will also specify any materially inadequate, incomplete or obsolete documentation relating to the Mortgage Loans and other characteristics of the Mortgage Loans relating to each Series. If specified in the applicable Prospectus Supplement, the Depositor may segregate the Mortgage Loans in a Mortgage Pool into separate "Mortgage Loan Groups" (as described in the related Prospectus Supplement) as part of the structure of the payments of principal and interest on the Certificates of a Series. In such case, the Depositor will disclose the above-specified information by Mortgage Loan Group.

     The Depositor will file a current report on Form 8-K (the "Form 8-K") with the Commission within 15 days after the initial issuance of each Series of Certificates (each, a "Closing Date"), as specified in the related Prospectus Supplement, which will set forth information with respect to the Mortgage Loans included in the Trust Fund for a Series as of the related Closing Date. The Form 8-K will be available to the Certificateholders of the related Series promptly after its filing.

ASSIGNMENT OF MORTGAGE LOANS

     At the time of issuance of the Certificates of each Series, the Depositor will cause the Mortgage Loans to be assigned to the Trustee, together with all scheduled payments of interest and principal due after the Cut-off Date (whether received) and all payments of interest and principal received by the Depositor or the Master Servicer on or with respect to the Mortgage Loans after the Cut-off Date (other than payments of principal and interest due on or prior to the Cut-off Date). The Trustee, concurrently with such assignment, will execute and deliver Certificates evidencing the beneficial ownership interests in the related Trust Fund to the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Agreement for the related Series (the "Mortgage Loan Schedule"). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate, the scheduled monthly (or other periodic) payment of principal and interest as of the Cut-off Date, the maturity date of each Note and the address of each property securing the Note.

     In addition, the Depositor will, as to each Mortgage Loan, deliver to the
Trustee: (i) the Note, endorsed to the order of the Trustee without recourse;
(ii) the Mortgage and an executed assignment thereof in favor of the Trustee or otherwise as required by the Agreement; (iii) any assumption, modification or substitution agreements relating to the Mortgage Loan; (iv) a mortgagee's title insurance policy (or owner's policy in the case of an Installment Contract), together with its endorsements, or an attorney's opinion of title issued as of the date of origination of the Mortgage Loan; (v) if the security agreement and/or assignment of leases, rents and profits is separate from the Mortgage, an executed assignment of such security agreement and/or re-assignment of such assignment of leases, rents and profits to the Trustee; and (vi) such other documents as may be described in the Agreement (such documents collectively, the "Mortgage Loan File"). Unless otherwise expressly permitted by the Agreement, all documents included in the Mortgage Loan File are to be original executed documents, provided, however, that in instances in which the original recorded Mortgage, mortgage assignment or any document necessary to assign the Depositor's interest in Installment Contracts to the Trustee, as described in the Agreement, has been retained by the applicable jurisdiction or has not yet been returned from recordation, the Depositor may deliver a photocopy thereof certified to be the true and complete copy of the original thereof submitted for recording.

     The Trustee will hold the Mortgage Loan File for each Mortgage Loan in trust for the benefit of all Certificateholders. Pursuant to the Agreement, the Trustee is obligated to review the Mortgage Loan File for each Mortgage Loan within a specified number of days after the execution and delivery of the Agreement. If any document in the Mortgage Loan File is found to be defective in any material respect, the Trustee will promptly notify the Depositor, the Master Servicer and the Seller.

MORTGAGE UNDERWRITING STANDARDS AND PROCEDURES

     The underwriting procedures and standards for Mortgage Loans included in a Mortgage Pool will be specified in the related Prospectus Supplement to the extent such procedures and standards are known or available. Such Mortgage Loans may be originated by an affiliate of the Depositor or third parties in contemplation of the transactions contemplated by this Prospectus and the related Prospectus Supplement or may have been originated by third-parties and acquired by the Depositor directly or through its affiliates in negotiated transactions.

     The originator of a Mortgage Loan generally will have applied underwriting procedures intended to evaluate, among other things, the income derived from the Mortgaged Property, the capabilities of the management of the project, including a review of management's past performance record, its management reporting and control procedures (to determine its ability to recognize and respond to problems) and its accounting procedures to determine cash management ability, the obligor's credit standing and repayment ability and the value and adequacy of the Mortgaged Property as collateral. With respect to certain Mortgage Loans, the Depositor may be unable to verify the underwriting standards and procedures used by a particular originator, in which case, such fact will be disclosed in the related Prospectus Supplement. Mortgage Loans insured by the Federal Housing Administration ("FHA"), a division of the United States Department of Housing and Urban Development ("HUD"), will have been originated by mortgage lenders that were at the time of origination approved by HUD as FHA mortgagees in the ordinary course of their real estate lending activities and will comply with the underwriting policies of FHA. In general, the Depositor will not engage in the reunderwriting of Mortgage Loans that it acquires. Instead, the Depositor will rely on the representations and warranties made by the Seller, and the Seller's obligation to repurchase a Mortgage Loan in the event that a representation or warranty was not true when made. See "RISK FACTORS--Potential Inability to Verify Underwriting Standards."

     If so specified in the related Prospectus Supplement, the adequacy of a Mortgaged Property as security for repayment will generally have been determined by appraisal by appraisers selected in accordance with preestablished guidelines for appraisers established by or acceptable to the loan originator. In general, originators of commercial and multifamily mortgage loans require each mortgaged property to be appraised by an independent appraiser in accordance with MAI Standards. Furthermore, if so specified in the related Prospectus Supplement, the appraiser must have personally inspected the property and verified that it was in good condition and that construction, if new, has been completed. Generally, the appraisal will have been based upon a cash flow analysis and/or a market data analysis of recent sales of comparable properties and, when deemed applicable, a replacement cost analysis based on the current cost of constructing or purchasing a similar property.

     No assurance can be given that values of the Mortgaged Properties have remained or will remain at their levels on the dates of origination of the related Mortgage Loans. Further, there is no assurance that appreciation of real estate values generally will limit loss experiences on commercial properties or multifamily residential properties. If the commercial real estate market should experience an overall decline in property values such that the outstanding balances of the Mortgage Loans and any additional financing on the Mortgaged Properties in a particular Mortgage Pool become equal to or greater than the value of the Mortgaged Properties, the actual rates of delinquencies, foreclosures and losses could be higher than those now generally experienced in the mortgage lending industry. To the extent that such losses are not covered by the methods of Credit Enhancement or the insurance policies described herein and/or in the related Prospectus Supplement, the ability of the Trust Fund to pay principal of and interest on the Certificates may be adversely affected. Even if credit support covers all losses resulting from defaults and foreclosure, the effect of defaults and foreclosures may be to increase prepayment experience on the Mortgage Loans, thus shortening weighted average life and affecting yield to maturity.

REPRESENTATIONS AND WARRANTIES

     The seller of a Mortgage Loan to the Depositor (the "Seller"), which may be an affiliate of the Depositor, will have made representations and warranties in respect of the Mortgage Loans sold by such Seller to the Depositor. Such representations and warranties will generally include, among other things: (i) with respect to each Mortgaged Property, that title insurance (or if not yet issued, a pro forma or specimen policy or a "marked-up" commitment for title insurance furnished by the related title insurance company for purposes of closing) and any required hazard insurance was effective at the origination of each Mortgage Loan, and that each policy (or pro forma or specimen policy or "marked-up" commitment for title insurance) remained in effect on the date of purchase of the Mortgage Loan from the Seller; (ii) that the Seller was the sole owner and holder of such Mortgage Loan and had full right and authority to sell and assign such Mortgage Loan; (iii) with respect to each Mortgaged Property, that each Mortgage constituted a valid first lien on the Mortgaged Property (subject only to permissible title insurance exceptions); (iv) that there were no delinquent tax or assessment liens against the Mortgaged Property; and (v) that no scheduled payment of principal and interest under any Mortgage Loan was 30 days or more past due as of the related Cut-off Date. The Prospectus Supplement for a Series will identify each Seller and specify the representations and warranties being made by the Seller.

     All of the representations and warranties of a Seller in respect of a Mortgage Loan generally will have been made as of the date on which such Seller sold the Mortgage Loan to the Depositor. The related Prospectus Supplement will indicate if a different date is applicable. A substantial period of time may have elapsed between such date and the date of the initial issuance of the Series of Certificates evidencing an interest in such Mortgage Loan. Since the representations and warranties of the Seller do not address events that may occur following the sale of a Mortgage Loan by the Seller, the repurchase obligation of the Seller described below will not arise if, on or after the date of the sale of a Mortgage Loan by the Seller to the Depositor, the relevant event occurs that would have given rise to such an obligation. However, the Depositor will not include any Mortgage Loan in the Trust Fund for any Series of Certificates if anything has come to the Depositor's attention that would cause it to believe that the representations and warranties of the Seller will not be accurate and complete in all material respects in respect of such Mortgage Loan as of the date of sale of the Mortgage Loans or such other date specified in the applicable Prospectus Supplement. If so specified in the related Prospectus Supplement, the Depositor will make certain representations and warranties for the benefit of Certificateholders of a Series in respect of a Mortgage Loan that relate to the period commencing on the date of sale of such Mortgage Loan to the Depositor.

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

     Upon the discovery of the breach of any representation or warranty made by the Seller in respect of a Mortgage Loan that materially and adversely affects the interests of the Certificateholders of the related Series, if the Seller cannot cure such breach within 85 days following discovery of the breach or the Seller's receipt of notice of such breach, such Seller generally will be obligated to substitute a similar replacement mortgage loan for such Mortgage Loan, if so provided in the related Prospectus Supplement, or repurchase such Mortgage Loan at a purchase price equal to 100% of the unpaid principal balance thereof at the date of repurchase, plus (a) unpaid accrued interest at the applicable rate (in the absence of a default) to, but not including, the date of repurchase, (b) the amount of any unreimbursed advances made with respect to Property Protection Expenses, (c) interest on all advances made with respect to such Mortgage Loan at the rate specified in the related Agreement, (d) the amount of any unpaid servicing compensation (other than servicing fees) and Trust Fund expenses allocable to such Mortgage Loan, and (e) the amount of any expenses reasonably incurred by the Master Servicer, the Special Servicer, if any, or the Trustee in respect of such repurchase obligation. The Master Servicer will be required to enforce such obligation of the Seller for the benefit of the Trustee and the Certificateholders in accordance with servicing standards for the applicable Agreement. This repurchase obligation, and substitution obligation, if applicable, will generally constitute the sole remedy or remedies available to the Trustee for the benefit of the Certificateholders of such Series for a breach of a representation or warranty by a Seller, and the Depositor and the Master Servicer will have no liability to the Trust Fund for any such breach. The applicable Prospectus Supplement will indicate whether any additional remedies will be available to the Trustee or the Certificateholders. No assurance can be given that a Seller will carry out its repurchase obligation with respect to the Mortgage Loans.

     If specified in the related Prospectus Supplement, the Seller may deliver to the Trustee, within a specified number of days following the issuance of a Series of Certificates, Mortgage Loans in substitution for any one or more of the Mortgage Loans initially included in the Trust Fund (i) which do not conform in one or more respects to the description thereof contained in the related Prospectus Supplement, (ii) as to which a breach of a representation or warranty is discovered, which breach materially and adversely affects the interests of the Certificateholders, or (iii) as to which a document in the related Mortgage Loan File is defective in any material respect. The related Prospectus Supplement will describe any required characteristics of any such substituted Mortgage Loans.

                         SERVICING OF THE MORTGAGE LOANS

GENERAL

     The servicer of the Mortgage Loans (the "Master Servicer") will be Midland Loan Services, Inc., the parent of the Depositor and a wholly-owned subsidiary of PNC Bank, National Association. The Prospectus Supplement for the related Series will set forth certain information concerning the Master Servicer. The Master Servicer will be responsible for servicing the Mortgage Loans pursuant to the Agreement for the related Series. The Master Servicer's collection procedures will be described under "THE POOLING AND SERVICING AGREEMENT--Servicing of the Mortgage Loans; Collection of Payments" and "--Collection Activities" in the related Prospectus Supplement. To the extent so specified in the related Prospectus Supplement, one or more Special Servicers may be a party to the related Agreement or may be appointed by holders of certain Classes of Certificates representing a certain percentage specified in the related Agreement of such Class or Classes of Certificates or by another specified party. Certain information with respect to the Special Servicer will be set forth in such Prospectus Supplement. A Special Servicer for any Series of Certificates may be the Master Servicer or an affiliate of the Depositor or the Master Servicer and may hold, or be affiliated with the holder of, Subordinate Certificates of such Series. A Special Servicer may be entitled to any of the rights, and subject to any of the obligations, described herein in respect of a Master Servicer. In general, a Special Servicer's duties will relate to defaulted Mortgage Loans or those Mortgage Loans that otherwise require special servicing ("Specially Serviced Mortgage Loans"), including instituting foreclosures and negotiating work-outs and will also include asset management activities with respect to any REO Property. The related Prospectus Supplement will describe the rights, obligations and compensation of any Special Servicer for a particular Series of Certificates. The Master Servicer or Special Servicer generally may subcontract the servicing of all or a portion of the Mortgage Loans to one or more sub-servicers provided certain conditions are met. Such sub-servicer may be an affiliate of the Depositor and may have other business relationships with the Depositor and its affiliates.

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

COLLECTIONS AND OTHER SERVICING PROCEDURES

     The Master Servicer and the Special Servicer, if any, will make reasonable efforts to collect all payments called for under the Mortgage Loans and will, consistent with the related Agreement, follow such collection procedures as it deems necessary or desirable. Consistent with the above and unless otherwise specified in the related Prospectus Supplement, the Master Servicer or the Special Servicer, if applicable, may, in its discretion, waive any late payment charge or penalty fees in connection with a late payment of a Mortgage Loan and, if so specified in the related Prospectus Supplement, may extend the due dates for payments due on a Note.

     It is expected that the Agreement for each Series will provide that the Master Servicer establish and maintain one or more escrow accounts (each, an "Escrow Account") in which the Master Servicer will be required to deposit amounts received from each mortgagor, if required by the terms of the related Mortgage Loan documents, for the payment of taxes, assessments, certain mortgage and hazard insurance premiums and other comparable items ("Escrow Payments"). The Special Servicer, if any, will be required to remit amounts received for such purposes on Mortgage Loans serviced by it to the Master Servicer for deposit into the Escrow Account, and will be entitled to direct the Master Servicer to make withdrawals from the Escrow Account as may be required for servicing of such Mortgage Loans. Withdrawals from the Escrow Account generally may be made (i) to effect timely payment of taxes, assessments, mortgage and hazard insurance premiums and other comparable items, (ii) to transfer funds to the Collection Account to reimburse the Master Servicer or the Trustee, as applicable, for any advance with interest thereon relating to Escrow Payments,
(iii) to restore or repair the Mortgaged Properties, (iv) to clear and terminate such account, (v) to pay interest to mortgagors on balances in the Escrow Account, if required by the terms of the related Mortgage Loan documents or by applicable law and (vi) to remove amounts not required to be deposited therein. The related Prospectus Supplement may provide for other permitted withdrawals from the Escrow Account. The Master Servicer will be entitled to all income on the funds in the Escrow Account invested in Permitted Investments not required to be paid to mortgagors by the terms of the related Mortgage Loan documents or by applicable law. The Master Servicer will be responsible for the administration of the Escrow Account.

INSURANCE

     The Agreement for each Series will require that the Master Servicer use its best efforts to cause each mortgagor to maintain insurance in accordance with the related Mortgage Loan documents, which generally will include a standard fire and hazard insurance policy with extended coverage. To the extent required by the related Mortgage Loan, the coverage of each such standard hazard insurance policy will be in an amount that is at least equal to the lesser of
(i) the full replacement cost of the improvements and equipment securing such Mortgage Loan or (ii) the outstanding principal balance owing on such Mortgage Loan or such amount as is necessary to prevent any reduction in such policy by reason of the application of co-insurance and to prevent the Trustee thereunder from being deemed to be a co-insurer, in each case with a replacement cost rider. The Master Servicer will also use its reasonable efforts to cause each mortgagor to maintain (i) insurance providing coverage against 12 months of rent interruptions and (ii) such other insurance as provided in the related Mortgage Loan. Subject to the requirements for modification, waiver or amendment of a Mortgage Loan (See "--Modifications, Waivers and Amendments"), the Master Servicer may in its reasonable discretion consistent with the servicing standard set forth in the related Agreement waive the requirement of a Mortgage Loan that the related mortgagor maintain earthquake insurance on the related Mortgaged Property. If a Mortgaged Property is located at the time of origination of the related Mortgage Loan in a federally designated special flood hazard area, the Master Servicer will also use its best efforts to cause the related mortgagor to maintain flood insurance in an amount equal to the lesser of the unpaid principal balance of the related Mortgage Loan and the maximum amount obtainable with respect to the Mortgage Loan. The related Agreement will provide that the Master Servicer will be required to maintain the foregoing insurance if the related mortgagor fails to maintain such insurance to the extent such insurance is available at commercially reasonable rates and to the extent the Trustee, as mortgagee, has an insurable interest. The cost of any such insurance maintained by the Master Servicer will be advanced by the Master Servicer. The Master Servicer or the Special Servicer, if any, will cause to be maintained fire and hazard insurance with extended coverage on each REO Property in an amount that is at least equal to the full replacement cost of the improvements and equipment. The cost of any such insurance with respect to an REO Property will be payable out of amounts on deposit in the related REO Account or will be advanced by the Master Servicer. The Special Servicer will maintain flood insurance providing substantially the same coverage as described above on any REO Property that was located in a federally designated special flood hazard area at the time the related

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

mortgage loan was originated. The Special Servicer will maintain with respect to each REO Property (i) public liability insurance, (ii) loss of rent endorsements and (iii) such other insurance as provided in the related Mortgage Loan. Any such insurance that is required to be maintained with respect to any REO Property will only be so required to the extent such insurance is available at commercially reasonable rates. The related Agreement will provide that the Master Servicer or Special Servicer, as applicable, may satisfy its obligation to cause hazard insurance policies to be maintained by maintaining a master force placed insurance policy insuring against losses on the Mortgage Loans or REO Properties, as the case may be. The incremental cost of such insurance allocable to any particular Mortgage Loan or REO Property, if not borne by the related mortgagor, will be advanced by the Master Servicer. Alternatively, the Master Servicer or Special Servicer, as applicable, may satisfy its obligation by maintaining, at its expense, a blanket policy (i.e., not a master force placed policy) insuring against losses on the Mortgage Loans or REO Properties, as the case may be. If such a blanket or master force placed policy contains a deductible clause, the Master Servicer or the Special Servicer, as applicable, will be obligated to deposit in the Collection Account all sums that would have been deposited therein but for such clause to the extent any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, or in the absence of any such deductible limitation, the deductible limitation that is consistent with the servicing standard under the related Agreement.

     In general, the standard form of fire and hazard extended coverage insurance policy will cover physical damage to, or destruction of, the improvements on the Mortgaged Property caused by fire, lightning, explosion, smoke, windstorm, hail, riot, strike and civil commotion, subject to the conditions and exclusions particularized in each policy. Since the standard hazard insurance policies relating to the Mortgage Loans will be underwritten by different insurers and will cover Mortgaged Properties located in various states, such policies will not contain identical terms and conditions. The most significant terms thereof, however, generally will be determined by state law and conditions. Most such policies typically will not cover any physical damage resulting from war, revolution, governmental actions, floods and other water-related causes, earth movement (including earthquakes, landslides and mudflows), nuclear reaction, wet or dry rot, vermin, rodents, insects or domestic animals, theft and, in certain cases, vandalism. The foregoing list is merely indicative of certain kinds of uninsured risks and is not intended to be all-inclusive. Any losses incurred with respect to Mortgage Loans due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds could affect distributions to the Certificateholders.

     The standard hazard insurance policies covering Mortgaged Properties securing Mortgage Loans typically will contain a "coinsurance" clause which, in effect, will require the insured at all times to carry insurance of a specified percentage (generally 80% to 90%) of the full replacement value of the dwellings, structures and other improvements on the Mortgaged Property in order to recover the full amount of any partial loss. If the insured's coverage falls below this specified percentage, such clause will provide that the insurer's liability in the event of partial loss will not exceed the greater of (i) the actual cash value (the replacement cost less physical depreciation) of the structures and other improvements damaged or destroyed and (ii) such proportion of the loss, without deduction for depreciation, as the amount of insurance carried bears to the specified percentage of the full replacement cost of such dwellings, structures and other improvements.

     The Prospectus Supplement may describe other provisions concerning the insurance policies required to be maintained under the related Agreement.

     Unless otherwise specified in the applicable Prospectus Supplement, no pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or guarantee insurance will be maintained with respect to the Mortgage Loans nor will any Mortgage Loan be subject to FHA insurance.

     The FHA is responsible for administering various federal programs, including mortgage insurance, authorized under the National Housing Act of 1934, as amended, and the United States Housing Act of 1937, as amended. To the extent specified in the related Prospectus Supplement, all or a portion of the Mortgage Loans may be insured by the FHA. The Master Servicer will be required to take such steps as are reasonably necessary to keep such insurance in full force and effect.

FIDELITY BONDS AND ERRORS AND OMISSIONS INSURANCE

     The Agreement for each Series will generally require that the Master Servicer and the Special Servicer, if applicable, obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or any combination thereof insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer and the Special Servicer, if applicable. The related Agreement will allow the Master Servicer and the Special Servicer, if applicable, to self-insure against loss occasioned by the errors and omissions of the officers and employees of the Master Servicer and the Special Servicer, if applicable, so long as certain criteria set forth in the Agreement are met.

SERVICING COMPENSATION AND PAYMENT OF EXPENSES

     The Master Servicer's principal compensation for its activities under the Agreement for each Series will come from the payment to it or retention by it, with respect to each Mortgage Loan, of a "Servicing Fee" (as defined in the related Prospectus Supplement). The exact amount and calculation of such Servicing Fee will be established in the Prospectus Supplement and Agreement for the related Series. Since the aggregate unpaid principal balance of the Mortgage Loans will generally decline over time, the Master Servicer's servicing compensation will ordinarily decrease as the Mortgage Loans amortize.

     In addition, the Agreement for a Series may provide that the Master Servicer is entitled to receive, as additional compensation, (i) Prepayment Premiums, late fees and certain other fees collected from mortgagors and (ii) any interest or other income earned on funds deposited in the Collection Account and Distribution Account (as described under "DESCRIPTION OF THE CERTIFICATES--Accounts") and, except to the extent such income is required to be paid to the related mortgagors, the Escrow Account.

     The Master Servicer will generally pay the fees of the Trustee.

     The amount and calculation of the fee for the servicing of Specially Serviced Mortgage Loans (the "Special Servicing Fee") will be described in the Prospectus Supplement and the Agreement for the related Series.

     In addition to the compensation described above, the Master Servicer and the Special Servicer, if applicable, (or any other party specified in the applicable Prospectus Supplement) may retain, or be entitled to the reimbursement of, such other amounts and expenses as are described in the applicable Prospectus Supplement.

ADVANCES

     The applicable Prospectus Supplement will set forth the obligations, if any, of the Master Servicer and the Special Servicer, if applicable, to make any advances with respect to delinquent payments on Mortgage Loans, payments of taxes, assessments, insurance premiums and Property Protection Expenses or otherwise. Any such advances will be made in the form and manner described in the Prospectus Supplement and Agreement for the related Series. In general, the Master Servicer or the Special Servicer, if any, will be entitled to reimbursement for any advance equal to the amount of such advance, plus interest thereon at the rate specified in the related Agreement, from (i) any collections on or in respect of the particular Mortgage Loan or REO Property with respect to which each such advance was made or (ii) upon determining that such advance is not recoverable in the manner described in the preceding clause, from any other amounts from time to time on deposit in the Collection Account, which amounts may include funds that would otherwise be applied to the reduction of the principal balance of the Certificates for such Series. The monthly statements to Certificateholders will disclose the amount of any advances made during the prior month. See "THE POOLING AND SERVICING AGREEMENT--Advances" in the related Prospectus Supplement.

MODIFICATIONS, WAIVERS AND AMENDMENTS

     The Agreement for each Series will provide the Master Servicer or the Special Servicer, if any, with the discretion to modify, waive or amend certain of the terms of any Mortgage Loan without the consent of the Trustee or any Certificateholder subject to certain conditions set forth therein, including the condition that such modification, waiver or amendment will not result in such Mortgage Loan ceasing to be a "qualified mortgage" under the REMIC Regulations.

EVIDENCE OF COMPLIANCE

     The Agreement for each Series will generally provide that on or before a specified date in each year, with the first such date being a specified number of months after the Cut-off Date, there will be furnished to the related Trustee a

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

statement of a firm of independent certified public accountants to the effect that such firm has examined certain documents and records relating to the servicing of the Mortgage Loans under the related Agreement or the servicing of mortgage loans similar to the Mortgage Loans under substantially similar agreements for the preceding twelve (12) months and that the assertion of management of the Master Servicer or Special Servicer, as applicable, that it maintained an effective internal control system over the servicing of such mortgage loans is fairly stated in all material respects, based upon established criteria, which statement meets the standards applicable to accountant's reports intended for general distribution. The Prospectus Supplement may provide that additional reports of independent certified public accountants relating to the servicing of mortgage loans may be required to be delivered to the Trustee.

     In addition, the Agreement for each Series will generally provide that the Master Servicer and the Special Servicer, if any, will each deliver to the Trustee, the Depositor and each Rating Agency, annually on or before a date specified in the Agreement, a statement signed by an officer of the Master Servicer or the Special Servicer, as applicable, to the effect that, based on a review of its activities during the preceding calendar year, to the best of such officer's knowledge, the Master Servicer or the Special Servicer, as applicable, has fulfilled in all material respects its obligations under the Agreement throughout such year or, if there has been a default in the fulfillment of any such obligation, specifying each default known to such officer.

CERTAINMATTERS WITH RESPECT TO THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE AND THE DEPOSITOR

     The Agreement for each Series will also provide that none of the Depositor, the Master Servicer, the Special Servicer, if any, or any director, officer, employee or agent of the Depositor, the Master Servicer or the Special Servicer, if any, will be under any liability to the Trust Fund or the Certificateholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to the Agreement, or for errors in judgment; provided, however, that neither the Depositor, the Master Servicer, the Special Servicer, if any, nor any such person will be protected against any liability for a breach of any representations or warranties under the Agreement or that would otherwise be imposed by reason of willful misfeasance, misrepresentations, bad faith, fraud or negligence or, in the case of the Master Servicer or Special Servicer, if any, a breach of the servicing standards set forth in the Agreement in the performance of its duties or by reason of negligent disregard of its obligations and duties thereunder. The Agreement will further provide that the Depositor, the Master Servicer, the Special Servicer, if any, and any director, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, if any, will be entitled to indemnification by the Trust Fund for any loss, liability or expense incurred in connection with any legal action relating to the Agreement or the Certificates, other than any loss, liability or expense incurred by reason of its respective willful misfeasance, misrepresentation, bad faith, fraud or negligence or, in the case of the Master Servicer or the Special Servicer, if any, a breach of the servicing standard set forth in the Agreement in the performance of duties thereunder or by reason of negligent disregard of its respective obligations and duties thereunder. Any loss resulting from such indemnification will reduce amounts distributable to Certificateholders. The Prospectus Supplement will specify any variations to the foregoing required by the Rating Agencies rating Certificatesof a Series.

     In addition, the Agreement will generally provide that none of the Depositor, the Master Servicer or the Special Servicer, if any, will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Agreement and which in its opinion does not involve it in any expense or liability. The Master Servicer or the Special Servicer, if any, may, however, in its discretion undertake any such action that is related to its respective obligations under the related Agreement and that it may deem necessary or desirable with respect to the Agreement and the rights and duties of the parties thereto and the interests of the holders of Certificates thereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom (except any liability related to the Master Servicer's or the Special Servicer's, if any, obligations to service the Mortgage Loans in accordance with the servicing standard under the Agreement) will be expenses, costs and liabilities of the Trust Fund, and the Master Servicer or Special Servicer, if applicable, will be entitled to be reimbursed therefor and to charge the Collection Account.

     Any person into which the Master Servicer or the Special Servicer, if any, may be merged or consolidated, or any person resulting from any merger or consolidation to which the Master Servicer or the Special Servicer, if any, is a party, or any person succeeding to the business of the Master Servicer or the Special Servicer, if any, will be the successor of the Master Servicer or the Special Servicer, as applicable, under the Agreement, and will be deemed to have assumed all of the liabilities and obligations of the Master Servicer or the Special Servicer, as applicable, under the Agreement, if each of the Rating Agencies has confirmed in writing that such merger or consolidation or succession will not result in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of the Certificates. The related Prospectus Supplement will describe any additional restrictions on such a merger or consolidation.

     Generally, and in addition to the transactions permitted pursuant to the preceding paragraph, the Master Servicer or the Special Servicer, if any, may assign its rights and delegate its duties and obligations under the Agreement in connection with the sale or transfer of a substantial portion of its mortgage servicing or asset management portfolio; provided that certain conditions are met, including the written consent of the Trustee and written confirmation by each of the Rating Agencies that such assignment and delegation by the Master Servicer or the Special Servicer, as applicable, will not, in and of itself, result in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of Certificates. The related Prospectus Supplement will describe any additional restrictions on such assignment.

     The Agreement will also provide that the Master Servicer or the Special Servicer, if any, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer thereunder, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel delivered to the Trustee. No such resignation or removal may become effective until the Trustee or a successor Master Servicer or Special Servicer, as the case may be, has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Agreement.

     The Trustee under each Agreement will be named in the applicable Prospectus Supplement. The commercial bank or trust company serving as Trustee may have normal banking relationships with the Depositor, the Master Servicer, the Special Servicer, if any, and/or any of their respective affiliates.

     The Trustee may resign from its obligations under the Agreement at any time, in which event a successor Trustee will be appointed. In addition, the Depositor may remove the Trustee if the Trustee ceases to be eligible to act as Trustee under the Agreement or if the Trustee becomes insolvent, at which time the Depositor will become obligated to appoint a successor Trustee. The Trustee may also be removed at any time by the holders of Certificates evidencing the percentage of Voting Rights specified in the applicable Prospectus Supplement. Any resignation and removal of the Trustee, and the appointment of a successor Trustee, will not become effective until acceptance of such appointment by the successor Trustee.

     The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, Special Servicer, if any, or the Trustee under the Agreement.

EVENTS OF DEFAULT

     Events of default with respect to the Master Servicer or the Special Servicer, if any, as applicable (each, an "Event of Default") under the Agreement for each Series will consist of, in summary form, (i) any failure by the Master Servicer or the Special Servicer, if any, to remit to the Collection Account or any failure by the Master Servicer to remit to the Trustee for deposit into the Distribution Account any amount required to be so remitted pursuant to the Agreement; (ii) any failure by the Master Servicer or Special Servicer, as applicable, duly to observe or perform in any material respect any of its other covenants or agreements or the breach of its representations or warranties (which breach materially and adversely affects the interests of the Certificateholders, the Trustee, the Master Servicer or the Special Servicer, if any, with respect to any Mortgage Loan) under the Agreement, which in each case continues unremedied for 30 days after the giving of written notice of such failure to the Master Servicer or the Special Servicer, as applicable, by the Depositor or the Trustee, or to the Master Servicer or Special Servicer, if any, the Depositor and the Trustee by the holders of Certificates evidencing Voting Rights of at least 25% of any affected Class; (iii) confirmation in writing by any of the Rating Agencies that the then current rating assigned to any Class of Certificates would be withdrawn, downgraded or qualified unless the Master Servicer or Special Servicer, as applicable, is removed; (iv) certain events of insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings and certain actions by, on behalf of or against the Master Servicer or Special Servicer, as applicable, indicating its insolvency or inability to pay its obligations; or (v) any failure by the Master Servicer or the Special Servicer, as applicable, to make a required advance. The related Prospectus Supplement may provide for other Events of Default to the extent required by the Rating Agencies rating Certificates of a Series.

RIGHTS UPON EVENT OF DEFAULT

     As long as an Event of Default remains unremedied, the Trustee may, and at the written direction of the holders of Certificates entitled to 25% of the aggregate Voting Rights of all Certificates will, terminate all of the rights and obligations of the Master Servicer or Special Servicer, as the case may be. Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer, as applicable, under the Agreement the Master Servicer or the Special Servicer, as applicable, will continue to be entitled to receive all accrued and unpaid servicing compensation through the date of termination plus, in the case of the Master Servicer, all advances and interest thereon as provided in the Agreement. The Agreement for the applicable Series may specify that the SpecialServicer is entitled under certain circumstances to continue to receive workout fees and other similar fees after itis terminated.

     The holders of Certificates evidencing not less than 66 2/3% of the aggregate Voting Rights of the Certificates may, on behalf of all holders of Certificates, waive any default by the Master Servicer or Special Servicer, if any, in the performance of its obligations under the Agreement and its consequences, except a default in making any required deposits to (including advances) or payments from the Collection Account or the Distribution Account or in remitting payments as received, in each case in accordance with the Agreement. Upon any such waiver of a past default, such default will cease to exist, and any Event of Default arising therefrom will be deemed to have been remedied for every purpose of the Agreement. No such waiver will extend to any subsequent or other default or impair any right consequent thereon.

     On and after the date of termination, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as applicable, under the Agreement and will be entitled to similar compensation arrangements to which the Master Servicer or the Special Servicer, as applicable, would have been entitled. If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing a majority of the aggregate Voting Rights so request or if the Trustee is not rated in one of its two highest long-term unsecured debt rating categories by each of the Rating Agencies rating the Certificates of such Series, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, an established mortgage loan servicing institution, the appointment of which will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any Class of Certificates as evidenced in writing by each Rating Agency rating the Certificates of such Series, to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Agreement. Pending such appointment, the Trustee will be obligated to act in such capacity. The Trustee and any such successor may agree upon the servicing compensation to be paid, which in no event may be greater than the compensation payable to the Master Servicer or the Special Servicer, as the case may be, under the Agreement.

     No Certificateholder will have any right under the Agreement to institute any proceeding with respect to the Agreement or the Mortgage Loans, unless, with respect to the Agreement, such holder previously shall have given to the Trustee a written notice of a default under the Agreement and of the continuance thereof, and unless also the holders of Certificates representing a majority of the aggregate Voting Rights allocated to each affected Class have made written request of the Trustee to institute such proceeding in its own name as Trustee under the Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 30 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

     The Trustee will have no obligation to institute, conduct or defend any litigation under the Agreement or in relation thereto at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby.

                               CREDIT ENHANCEMENT

GENERAL

     If specified in the related Prospectus Supplement for any Series, credit enhancement may be provided with respect to one or more Classes thereof or the related Mortgage Loans ("Credit Enhancement"). Credit Enhancement may be in the form of a letter of credit, the subordination of one or more Classes of the Certificates of such Series, the

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

establishment of one or more reserve funds, surety bonds, certificate guarantee insurance, the use of cross-support features, limited guarantees or another method of Credit Enhancement described in the related Prospectus Supplement, or any combination of the foregoing.

     It is unlikely that Credit Enhancement will provide protection against all risks of loss or guarantee repayment of the entire principal balance of the Certificates and interest thereon. If losses occur that exceed the amount covered by Credit Enhancement or that are not covered by Credit Enhancement, Certificateholders will bear their allocable share of deficiencies. See "RISK FACTORS--Credit Enhancement Limitations."

     If Credit Enhancement is provided with respect to a Series, or the related Mortgage Loans, the applicable Prospectus Supplement will include a description of (a) the amount payable under such Credit Enhancement, (b) any conditions to payment thereunder not otherwise described herein, (c) the conditions (if any) under which the amount payable under such Credit Enhancement may be reduced and under which such Credit Enhancement may be terminated or replaced and (d) the material provisions of any agreement relating to such Credit Enhancement. Additionally, the applicable Prospectus Supplement will set forth certain information with respect to the issuer of any third-party Credit Enhancement, including (i) a brief description of its principal business activities, (ii) its principal place of business, the jurisdiction of organization and the jurisdictions under which it is chartered or licensed to do business, (iii) if applicable, the identity of regulatory agencies that exercise primary jurisdiction over the conduct of its business and (iv) its total assets and its stockholders' or policyholders' surplus, if applicable, as of the date specified in such Prospectus Supplement. If the holders of any Certificates of any Series will be materially dependent upon the issuer of any third party Credit Enhancement for timely payment of interest and/or principal on their Certificates, the Depositor will file a current report on Form 8-K within 15 days after the initial issuance of such Certificates, which will include any material information regarding such issuer, including audited financial statements to the extent required.

SUBORDINATE CERTIFICATES

     If so specified in the related Prospectus Supplement, one or more Classes of a Series may be Subordinate Certificates. If so specified in the related Prospectus Supplement, the rights of the holders of subordinate Certificates (the "Subordinate Certificates") to receive distributions of principal and interest from the Distribution Account on any Distribution Date will be subordinated to such rights of the holders of senior Certificates (the "Senior Certificates") to the extent specified in the related Prospectus Supplement. In addition, subordination may be effected by the allocation of losses first to Subordinate Certificates in reduction of the principal balance of such Certificates until the principal balance thereof is reduced to zero before any losses are allocated to Senior Certificates. The Agreement may require a trustee that is not the Trustee to be appointed to act on behalf of holders of Subordinate Certificates.

     A Series may include one or more Classes of Subordinate Certificates entitled to receive cash flows remaining after distributions are made to all other Classes designated as being senior thereto. Such right to receive payments will effectively be subordinate to the rights of holders of such senior designated Classes of Certificates. A Series may also include one or more Classes of Subordinate Certificates that will be allocated losses prior to any losses being allocated to Classes of Subordinate Certificates designated as being senior thereto. If so specified in the related Prospectus Supplement, the subordination of a Class may apply only in the event of (or may be limited to) certain types of losses not covered by insurance policies or other Credit Enhancement, such as losses arising from damage to property securing a Mortgage Loan not covered by standard hazard insurance policies.

     The related Prospectus Supplement will describe any such subordination in greater detail and set forth information concerning, among other things, to the extent applicable, (i) the amount of subordination of a Class or Classes of Subordinate Certificates in a Series, (ii) the circumstances in which such subordination will be applicable, (iii) the manner, if any, in which the amount of subordination will decrease over time, (iv) the manner of funding any related reserve fund, (v) the conditions under which amounts in any applicable reserve fund will be used to make distributions to holders of Senior Certificates and/or to holders of Subordinate Certificates or be released from the applicable Trust Fund and (vi) if one or more Classes of Subordinate Certificates of a Series are Offered Certificates, the sensitivity of distributions on such Certificates based on certain prepayment assumptions. See "RISK FACTORS--Risks to Subordinated Certificateholders; Lower Payment Priority" herein.

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

RESERVE FUNDS

     If specified in the related Prospectus Supplement, one or more reserve funds (each, a "Reserve Fund") may be established with respect to one or more Classes of the Certificates of a Series, in which cash, a letter of credit, Permitted Investments or a combination thereof, in the amounts, if any, so specified in the related Prospectus Supplement will be deposited. Such Reserve Funds may also be funded over time by depositing therein a specified amount of the distributions received on the applicable Mortgage Loans if specified in the related Prospectus Supplement. The Depositor may pledge the Reserve Funds to a separate collateral agent specified in the related Prospectus Supplement.

     Amounts on deposit in any Reserve Fund for one or more Classes of Certificates of a Series will be applied by the Trustee for the purposes, in the manner, and to the extent specified in the related Prospectus Supplement. A Reserve Fund may be provided to increase the likelihood of timely payments of principal of and interest on the Certificates, if required as a condition to the rating of such Series by any Rating Agency. If so specified in the related Prospectus Supplement, Reserve Funds may be established to provide limited protection, in an amount satisfactory to a Rating Agency, against certain types of losses not covered by insurance policies or other Credit Enhancement. Reserve Funds may also be established for other purposes and in such amounts as will be specified in the related Prospectus Supplement. Following each Distribution Date amounts in any Reserve Fund in excess of any amount required to be maintained therein may be released from the Reserve Fund under the conditions and to the extent specified in the related Prospectus Supplement and will not be available for further application by the Trustee.

     Moneys deposited in any Reserve Fund generally will be permitted to be invested in Permitted Investments. Generally, any reinvestment income or other gain from such investments will be credited to the related Reserve Fund for such Series, and any loss resulting from such investments will be charged to such Reserve Fund. If specified in the related Prospectus Supplement, such income or other gain may be payable to the Master Servicer as additional servicing compensation, and any loss resulting from such investment will be borne by the Master Servicer. The Reserve Fund, if any, for a Series will be a part of the Trust Fund only if the related Prospectus Supplement so specifies. If the Reserve Fund is not a part of the Trust Fund, the right of the Trustee to make draws on the Reserve Fund will be an asset of the Trust Fund.

     Additional information concerning any Reserve Fund will be set forth in the related Prospectus Supplement, including the initial balance of such Reserve Fund, the balance required to be maintained in the Reserve Fund, the manner in which such required balance will decrease over time, the manner of funding such Reserve Fund, the purpose for which funds in the Reserve Fund may be applied to make distributions to Certificateholders and use of investment earnings, if any, from the Reserve Fund.

CROSS-SUPPORT FEATURES

     If the Mortgage Pool for a Series is divided into separate Mortgage Loan Groups, each securing a separate Class or Classes of a Series, Credit Enhancement may be provided by a cross-support feature that requires that distributions be made on Senior Certificates secured by one Mortgage Loan Group prior to distributions on Subordinate Certificates secured by another Mortgage Loan Group within the Trust Fund. The related Prospectus Supplementfor a Series that includes a cross-support feature will describe the manner and conditions for applying such cross-support feature.

CERTIFICATE GUARANTEE INSURANCE

     If so specified in the related Prospectus Supplement, certificate guarantee insurance, if any, with respect to a Series of Certificates will be provided by one or more insurance companies. Such certificate guarantee insurance will guarantee, with respect to one or more Classes of Certificates of the applicable Series, timely distributions of interest and full distributions of principal on the basis of a schedule of principal distributions set forth in or determined in the manner specified in the related Prospectus Supplement. If so specified in the related Prospectus Supplement, the certificate guarantee insurance will also guarantee against any payment made to a Certificateholder that is subsequently recovered as a "voidable preference" payment under the Bankruptcy Code. A copy of the certificate guarantee insurance for a Series, if any, will be filed with the Commission as an exhibit to the Form 8-K to be filed with the Commission within 15 days of issuance of the Certificates of the applicable Series.

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

LIMITED GUARANTEE

     If so specified in the Prospectus Supplement with respect to a Series of Certificates, Credit Enhancement may be provided in the form of a limited guarantee issued by a guarantor named therein.

LETTER OF CREDIT

     Alternative Credit Enhancement with respect to one or more Classes of Certificates of a Series of Certificates may be provided by the issuance of a letter of credit by the bank or financial institution specified in the applicable Prospectus Supplement. The coverage, amount and frequency of any reduction in coverage provided by a letter of credit issued with respect to one or more Classes of Certificates of a Series will be set forth in the Prospectus Supplement relating to such Series.

POOL INSURANCE POLICIES; SPECIAL HAZARD INSURANCE POLICIES

     If so specified in the Prospectus Supplement relating to a Series of Certificates, the Depositor will obtain a pool insurance policy for the Mortgage Loans in the related Trust Fund. The pool insurance policy will cover any loss (subject to the limitations described in a related Prospectus Supplement) by reason of default to the extent a related Mortgage Loan is not covered by any primary mortgage insurance policy. The amount and terms of any such coverage will be set forth in the Prospectus Supplement.

     If so specified in the applicable Prospectus Supplement, for each Series of Certificates as to which a pool insurance policy is provided, the Depositor will also obtain a special hazard insurance policy for the related Trust Fund in the amount set forth in such Prospectus Supplement. The special hazard insurance policy will, subject to the limitations described in the applicable Prospectus Supplement, protect against loss by reason of damage to Mortgaged Properties caused by certain hazards not insured against under the standard form of hazard insurance policy for the respective states in which the Mortgaged Properties are located. The amount and terms of any such coverage will be set forth in the Prospectus Supplement.

SURETY BONDS

     If so specified in the Prospectus Supplement relating to a Series of Certificates, Credit Enhancement with respect to one or more Classes of Certificates of a Series may be provided by the issuance of a surety bond issued by a financial guarantee insurance company specified in the applicable Prospectus Supplement. The coverage, amount and frequency or any reduction in coverage provided by a surety bond will be set forth in the Prospectus Supplement relating to such Series.

FRAUD COVERAGE

     If so specified in the applicable Prospectus Supplement, losses resulting from fraud, dishonesty or misrepresentation in connection with the origination or sale of the Mortgage Loans may be covered to a limited extent by (i) representations and warranties to the effect that no such fraud, dishonesty or misrepresentation had occurred, (ii) a Reserve Fund, (iii) a letter of credit or
(iv) some other method. The amount and terms of any such coverage will be set forth in the Prospectus Supplement.

MORTGAGOR BANKRUPTCY BOND

     If so specified in the applicable Prospectus Supplement, losses resulting from a bankruptcy proceeding relating to a mortgagor or obligor affecting the Mortgage Loans in a Trust Fund with respect to a Series of Certificates will be covered under a mortgagor bankruptcy bond (or any other instrument that will not result in a withdrawal, downgrading or qualification of the rating of the Certificates of a Series by any of the Rating Agencies that rated any Certificates of such Series). Any mortgagor bankruptcy bond or such other instrument will provide for coverage in an amount and with such terms meeting the criteria of the Rating Agencies rating any Certificates of the related Series, which amount and terms will be set forth in the related Prospectus Supplement.

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


                   CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS

     The following discussion contains a general summary of the material legal aspects of mortgage loans. Because many of the legal aspects of mortgage loans are governed by applicable state laws (which may vary substantially), the following summaries do not purport to be complete, to reflect the laws of any particular state, to reflect all the laws applicable to any particular Mortgage Loan or to encompass the laws of all states in which the properties securing the Mortgage Loans are situated. The summaries are qualified in their entirety by reference to the applicable federal and state laws governing the Mortgage Loans.

GENERAL

     All of the Mortgage Loans are loans evidenced by a note or bond that is secured by a lien and security interest in property created under related security instruments, which may be mortgages, deeds of trust or deeds to secure debt, depending upon the prevailing practice and law in the state in which the Mortgaged Property is located. As used herein, unless the context otherwise requires, the term "mortgage" includes mortgages, deeds of trust and deeds to secure debt. Any of the foregoing mortgages will create a lien upon, or grant a title interest in, the mortgaged property, the priority of which will depend on the terms of the mortgage, the existence of any separate contractual arrangements with others holding interests in the mortgaged property, the order of recordation of the mortgage in the appropriate public recording office and the actual or constructive knowledge of the mortgagee as to any unrecorded liens, leases or other interests affecting the mortgaged property. Mortgages typically do not possess priority over governmental claims for real estate taxes, assessments and, in some states, for reimbursement of remediation costs of certain environmental conditions. See "--Environmental Risks" below. In addition, the Code provides priority to certain tax liens over the lien of the mortgage. The mortgagor is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

TYPES OF MORTGAGE INSTRUMENTS

     A mortgage either creates a lien against or constitutes a conveyance of an interest in real property between two parties -- a mortgagor (the borrower and usually the owner of the subject property) and a mortgagee (the lender). A deed of trust is a three-party instrument, wherein a trustor (the equivalent of a mortgagor), grants the property to a trustee, in trust with a power of sale, for the benefit of a beneficiary (the lender) as security for the payment of the secured indebtedness. A deed to secure debt is a two party instrument wherein the grantor (the equivalent of a mortgagor) conveys title to, as opposed to merely creating a lien upon, the subject property to the grantee (the lender) until such time as the underlying debt is repaid, generally with a power of sale as security for the indebtedness evidenced by the related note. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation. As used herein, unless the context otherwise requires, the term "mortgagor" includes a mortgagor under a mortgage, a trustor under a deed of trust and a grantor under a deed to secure debt, and the term "mortgagee" includes a mortgagee under a mortgage, a beneficiary under a deed of trust and a grantee under a deed to secure debt. The mortgagee's authority under a mortgage, the trustee's authority under a deed of trust and the grantee's authority under a deed to secure debt are governed by the express provisions of the mortgage, the law of the state in which the real property is located, certain federal laws and, in some cases, in deed of trust transactions, the directions of the beneficiary. The Mortgage Loans (other than Installment Contracts) will consist of loans secured by mortgages.

     The real property covered by a mortgage is most often the fee estate in land and improvements. However, a mortgage may encumber other interests in real property such as a tenant's interest in a lease of land, leasehold improvements or both, and the leasehold estate created by such lease. A mortgage covering an interest in real property other than the fee estate requires special provisions in the instrument creating such interest, in the mortgage or in a separate agreement with the landlord or other party to such instrument, to protect the mortgagee against termination of such interest before the mortgage is paid.

PERSONALTY

     Certain types of mortgaged properties, such as nursing homes, hotels, motels and industrial plants, are likely to derive a significant part of their value from personal property that does not constitute "fixtures" under applicable state real property law, and hence, would not be subject to the lien of a mortgage. Such property is generally pledged or assigned as security to the mortgagee under the Uniform Commercial Code ("UCC"). In order to perfect its security interest therein, the mortgagee generally must file UCC financing statements and, to maintain perfection of such security interest, file continuation statements generally every five years. In certain cases, Mortgage Loans secured in part by personal property may be included in a Trust Fund even if the security interest in such personal property was not perfected or the requisite UCC filings were allowed to lapse.

INSTALLMENT CONTRACTS

     The Mortgage Loans may also consist of Installment Contracts (also sometimes called contracts for deed). Under an Installment Contract, the seller (referred to in this section as the "mortgagee") retains legal title to the property and enters into an agreement with the purchaser (referred to in this section as the "mortgagor") for the payment of the purchase price, plus interest, over the term of such Installment Contract. Only after full performance by the mortgagor of the Installment Contract is the mortgagee obligated to convey title to the property to the mortgagor. As with mortgage or deed of trust financing, during the effective period of the Installment Contract, the mortgagor is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

     The method of enforcing the rights of the mortgagee under an Installment Contract varies on a state-by-state basis depending upon the extent to which state courts are willing or able to enforce the Installment Contract strictly according to its terms. The terms of Installment Contracts generally provide that upon a default by the mortgagor, the mortgagor loses his or her right to occupy the property, the entire indebtedness is accelerated and the mortgagor's equitable interest in the property is forfeited. The mortgagee in such a situation does not have to foreclose in order to obtain title to the property, although in some cases both a quiet title action to clear title to the property (if the mortgagor has recorded notice of the Installment Contract) and an ejectment action to recover possession may be necessary. In a few states, particularly in cases of a default during the early years of an Installment Contract, ejectment of the mortgagor and a forfeiture of his or her interest in the property will be permitted. However, in most states, laws (analogous to mortgage laws) have been enacted to protect mortgagors under Installment Contracts from the harsh consequences of forfeiture. These laws may require the mortgagee to pursue a judicial or nonjudicial foreclosure with respect to the property, give the mortgagor a notice of default and some grace period during which the Installment Contract may be reinstated upon full payment of the default amount. Additionally, the mortgagor may have a post-foreclosure statutory redemption right, and, in some states, a mortgagor with a significant equity investment in the property may be permitted to share in the proceeds of any sale of the property after the indebtedness is repaid or may otherwise be entitled to a prohibition of the enforcement of the forfeiture clause.

JUNIOR MORTGAGES; RIGHTS OF SENIOR MORTGAGEES OR BENEFICIARIES

     Some of the Mortgage Loans may be secured by junior mortgages that are subordinate to senior mortgages held by other lenders or institutional investors. In such cases, the rights of the Trust Fund (and therefore the Certificateholders), as mortgagee under a junior mortgage, will be subordinate to those of the mortgagee under the senior mortgage, including the prior rights of the senior mortgagee to: (i) receive rents, hazard insurance proceeds and condemnation proceeds; and (ii) cause the property securing the Mortgage Loan to be sold upon the occurrence of a default under the senior mortgage, thereby extinguishing the lien of the junior mortgage, unless the Master Servicer or Special Servicer, if applicable, either asserts such subordinate interest in the related property in the foreclosure of the senior mortgage or satisfies the defaulted senior loan. As discussed more fully below, in many states a junior mortgagee may satisfy a defaulted senior loan in full, or may cure such default and bring the senior loan current, in either event adding the amounts expended to the balance due on the junior loan. Absent a provision in the senior mortgage or the existence of a recorded request for notice in compliance with applicable state law (if any), no notice of default is typically required to be given to the junior mortgagee.

     The form of the mortgage used by many institutional lenders confers on the mortgagee the right both to receive all proceeds collected under any hazard insurance policy and all awards made in connection with any condemnation proceedings, and to apply such proceeds and awards to any indebtedness secured by such mortgage in such order as the mortgagee may determine. Thus, in the event improvements on the property are damaged or destroyed by fire or other casualty, or in the event the property (or any part thereof) is taken by condemnation, the mortgagee under the senior mortgage will have the prior right to collect any applicable insurance proceeds and condemnation awards and to apply the same to the indebtedness secured by the senior mortgage. However, the laws of certain states may provide that, unless the security of the mortgagee has been impaired, the mortgagor must be allowed to use any applicable insurance proceeds or partial condemnation awards to restore the property.

     The form of mortgage used by many institutional lenders also typically contains a "future advance" clause that provides that additional amounts advanced to or on behalf of the mortgagor by the mortgagee are to be secured by the mortgage. Such a clause is valid under the laws of most states. In some states, however, the priority of any advance made under the clause depends upon whether the advance was an "obligatory" or "optional" advance. If the mortgagee is obligated to advance the additional amounts, the advance may be entitled to receive the same priority as amounts initially made under the mortgage, notwithstanding that other junior mortgages or other liens may have encumbered the property between the date of recording of the senior mortgage and the date of the future advance, and that the mortgagee had actual knowledge of such intervening junior mortgages or other liens at the time of the advance. If the mortgagee is not obligated to advance the additional amounts and has actual knowledge of any such intervening junior mortgages or other liens, the advance may be subordinate to such intervening junior mortgages or other liens. In many other states, all advances under a "future advance" clause are given the same priority as amounts initially made under the mortgage so long as such advances do not exceed a specified "credit limit" amount stated in the recorded mortgage.

     Another provision typically found in the form of the mortgage used by many institutional lenders obligates the mortgagor: (i) to pay all taxes and assessments affecting the property prior to delinquency; (ii) to pay, when due, all other encumbrances, charges and liens affecting the property that may be prior to the lien of the mortgage; (iii) to provide and maintain hazard insurance on the property; (iv) to maintain and repair the property and not to commit or permit any waste thereof; and (v) to appear in and defend any action or proceeding purporting to affect the property or the rights of the mortgagee under the mortgage. Upon a failure of the mortgagor to perform any of these obligations, the mortgage typically provides the mortgagee the option to perform the obligation itself, with the mortgagor agreeing to reimburse the mortgagee for any sums expended by the mortgagee in connection therewith. All sums so expended by the mortgagee also typically become part of the indebtedness secured by the mortgage. The form of mortgage used by many institutional lenders also typically requires the mortgagor to obtain the consent of the mortgagee as to all actions affecting the mortgaged property, including, without limitation, all leasing activities (including new leases and termination or modification of existing leases), any alterations, modifications or improvements to the buildings and other improvements forming a part of the mortgaged property and all property management activities affecting the mortgaged property (including new management or leasing agreements or any termination or modification of existing management or leasing agreements). Tenants will often refuse to execute a lease unless the mortgagee executes a written agreement with the tenant not to disturb the tenant's possession of its premises in the event of a foreclosure. A senior mortgagee may refuse to consent to matters approved by a junior mortgagee with the result that the value of the security for the junior mortgage is diminished. For example, a senior mortgagee may decide not to approve a lease or refuse to grant to a tenant such a non-disturbance agreement. If, as a result, the lease is not executed, the value of the mortgaged property may be diminished.

FORECLOSURE

     Foreclosure is a legal procedure that allows the mortgagee to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the mortgagor defaults in payment or performance of its obligations under the note or mortgage and, by reason thereof, the indebtedness has been accelerated, the mortgagee has the right to institute foreclosure proceedings to sell the mortgaged property at public auction to satisfy the indebtedness. Foreclosure procedures with respect to the enforcement of a mortgage vary from state to state. Although there are other foreclosure procedures available in some states that are either infrequently used or available only in certain limited circumstances, the two primary methods of foreclosing a mortgage are judicial foreclosure and non-judicial foreclosure pursuant to a power of sale granted in the mortgage. In either case, the actual foreclosure of the mortgage will be accomplished pursuant to a public sale of the mortgaged property by a designated official or by the trustee under a deed of trust. The purchaser at any such sale acquires only the estate or interest in the mortgaged property encumbered by the mortgage. For example, if the mortgage only encumbered a tenant's leasehold interest in the property, such purchaser will only acquire such leasehold interest, subject to the tenant's obligations under the lease to pay rent and perform other covenants contained therein.

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

     Judicial Foreclosure. A judicial foreclosure of a mortgage is a judicial action conducted in a court having jurisdiction over a Mortgaged Property initiated by the service of legal pleadings upon all necessary parties having an interest in the real property. Delays in completion of foreclosure may occasionally result from difficulties in locating the necessary parties to the action. As a judicial foreclosure is a lawsuit, it is subject to all of procedures, delays and expenses attendant to litigation, sometimes requiring up to several years to complete if contested. At the completion of a judicial foreclosure, if the mortgagee prevails, the court ordinarily issues a judgment of foreclosure and appoints a referee or other designated official to conduct a public sale of the property. Such sales are made in accordance with procedures that vary from state to state. If the mortgage covered the tenant's interest in a lease and leasehold estate, the purchaser will acquire such tenant's interest subject to the tenant's obligations under the lease to pay rent and perform other covenants contained therein.

     Non-Judicial Foreclosure. In the majority of cases, foreclosure of a deed of trust (and in some instances, other types of mortgage instruments) is accomplished by a non-judicial trustee's sale pursuant to a provision in the deed of trust that authorizes the trustee, generally following a request from the beneficiary, to sell the mortgaged property at public sale upon any default by the mortgagor under the terms of the note or deed of trust. In addition to the specific contractual requirements set forth in the deed of trust, a non-judicial trustee's sale is also typically subject to any applicable judicial or statutory requirements imposed in the state where the mortgaged property is located. The specific requirements that must be satisfied by a trustee prior to the trustee's sale vary from state to state. Examples of the varied requirements imposed by certain states are: (i) that notices of both the mortgagor's default and the mortgagee's acceleration of the debt be provided to the mortgagor; (ii) that the trustee record a notice of default and a notice of sale and send a copy of such notice to the mortgagor, any other person having an interest in the real property, including any junior lienholders, any person who has recorded a request for a copy of a notice of default and notice of sale, any successor in interest to the mortgagor and to certain other persons; (iii) that the mortgagor, or any other person having a junior encumbrance on the real estate, may, during a reinstatement period, cure the default by paying the entire amount in arrears, plus, in certain states, certain allowed costs and expenses incurred by the mortgagee in connection with the default; and (iv) the method (publication, posting, recording, etc.), timing, content, location and other particulars as to any required public notices of the trustee's sale. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The mortgagor or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender's costs and expenses (in some states, limited to reasonable costs and expenses) incurred in enforcing the obligation. Generally, state law controls the amount of foreclosure expenses and costs, including attorneys' fees which may be recovered by a mortgagee. In other states, the mortgagor or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Foreclosure of a deed to secure debt is also generally accomplished by a non-judicial sale similar to that required by a deed of trust, except that the mortgagee or its agent, rather than a trustee, is typically empowered to perform the sale in accordance with the terms of the deed to secure debt and applicable law.

     Limitations on Mortgagee's Rights. In case of foreclosure under a mortgage or a deed of trust, the sale by the referee or other designated official or the trustee is often a public sale. Because of the difficulty a potential buyer at any foreclosure sale might have in determining the exact status of title to the mortgaged property, the potential existence of redemption rights (see "--Rights of Redemption" below) and because the physical condition and financial performance of the mortgaged property may have deteriorated during the foreclosure proceedings and/or for a variety of other reasons, a third party may be unwilling to purchase the property at the foreclosure sale. Some states require that the mortgagee disclose all known facts materially affecting the value of the mortgaged property to potential bidders at a trustee's sale. Such disclosure may have an adverse affect on the trustee's ability to sell the mortgaged property or the sale price thereof. Potential buyers may be reluctant to purchase property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Company and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal Bankruptcy Code, as amended from time to time (11 U.S.C.) (the "Bankruptcy Code"), and, therefore, could be rescinded in favor of the bankrupt's estate, if: (i) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition; and (ii) the price paid for the foreclosed property did not represent "fair consideration" ("reasonably equivalent value" under the Bankruptcy Code). Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in May 1994, the case

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could nonetheless be persuasive to a court applying a state fraudulent conveyance law that has provisions similar to those construed in Durrett. Furthermore, a bankruptcy trustee or debtor in possession could possibly avoid a foreclosure sale by electing to proceed under state fraudulent conveyance law, and the period of time for which a foreclosure sale could be subject to avoidance under such law is often greater than one year. For these reasons, it is common for the mortgagee to purchase the property from the trustee, referee or other designated official for an amount equal to the outstanding principal amount of the secured indebtedness, together with accrued and unpaid interest and the expenses of foreclosure, in which event, if the amount bid by the mortgagee equals the full amount of such debt, interest and expenses, the secured debt would be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, the mortgagee assumes the burdens of ownership and management of the property (frequently, through the employment of a third party management company), including third party liability, paying operating expenses and real estate taxes and making repairs, until a sale of the property to a third party can be arranged. The costs of operating and maintaining commercial property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties that are hotels, motels or nursing or convalescent homes or hospitals may be particularly significant, because of the expertise, knowledge and, with respect to nursing or convalescent homes or hospitals, regulatory compliance required to run such operations and the effect that foreclosure and a change in ownership may have on the public's and the industry's (including franchisors') perception of the quality of such operations. The mortgagee will commonly obtain the services of a real estate broker and pay the broker's commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal the mortgagee's investment in the property. Moreover, a mortgagee commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. In addition, a mortgagee may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See "--Environmental Risks" below. There may also be state transfer taxes due and payable upon obtaining such properties at foreclosure and such taxes could be substantial. As a result, a mortgagee could realize an overall loss on a mortgage loan even if the related mortgaged property is sold at foreclosure or resold after it is acquired through foreclosure for an amount equal to the full outstanding principal amount of the mortgage loan, plus accrued interest.

     The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a "due-on-sale" clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

     Courts may also apply general equitable principles in connection with foreclosure proceedings to limit a mortgagee's remedies. These equitable principles are generally designed to relieve the mortgagor from the legal effect of his defaults under the loan documents to the extent such effect is determined to be harsh or unfair. Examples of judicial remedies that have been fashioned include requiring mortgagees to undertake affirmative and expensive actions to determine the causes of the mortgagor's default and the likelihood that the mortgagor will be able to reinstate the loan, requiring the mortgagees to reinstate loans or recast payment schedules in order to accommodate mortgagors who are suffering from temporary financial disability, and limiting the rights of mortgagees to foreclose if the default under the mortgage instrument is not monetary, such as the mortgagor's failing to maintain the property adequately or executing a second mortgage affecting the property. Finally, some courts have been faced with the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that mortgagors under deeds of trust or mortgages receive notices in addition to the statutorily prescribed minimum. For the most part, these cases have upheld the notice provisions as being reasonable or have found that the sale by a trustee under a deed of trust, or under a mortgage having a power of sale, does not involve sufficient state action to afford constitutional protections to the mortgagor. In addition, some states may have statutory protection such as theright of the borrower to reinstate mortgage loans after commencement of foreclosure proceedings but prior to a foreclosure sale.

     Under the REMIC Regulations and the related Agreement, the Master Servicer or Special Servicer, if any, may be permitted (and in some cases may be required) to hire an independent contractor to operate any REO Property. The

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costs of such operation may be significantly greater than the costs of direct operation by the Master Servicer or Special Servicer, if any. See "SERVICING OF THE MORTGAGE LOANS--Collections and Other Servicing Procedures."

     Rights of Redemption. The purposes of a foreclosure are to enable the mortgagee to realize upon its security and to bar the mortgagor, and all persons who have an interest in the property that is subordinate to the mortgage being foreclosed, from any exercise of their "equity of redemption." The doctrine of equity of redemption provides that, until the property covered by a mortgage has been sold in accordance with a properly conducted foreclosure sale, those having an interest that is subordinate to that of the foreclosing mortgagee may redeem the property by paying the entire debt with interest. In addition, in some states, when a foreclosure action has been commenced, the redeeming party must pay certain costs of such action. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be cut off and terminated. Equity of redemption is generally a common-law (non-statutory) right that only exists prior to completion of the foreclosure sale, is not waivable by the mortgagor and must be exercised prior to foreclosure sale.

     In contrast to the doctrine of equity of redemption, in some states, the mortgagor and foreclosed junior lienors are given a statutory period after the completion of a foreclosure in which to redeem the property from the foreclosure sale by payment of a redemption price. Some states require the payment of the entire principal balance of the loan, accrued interest and expenses of foreclosure, others require the payment of the foreclosure sale price, while other states require the payment of only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the mortgagee to sell the foreclosed property. The exercise of a statutory right of redemption may defeat the title of any purchaser at a foreclosure sale or any purchaser from the mortgagee subsequent to a foreclosure sale. Consequently, the practical effect of the redemption right is often to force the mortgagee to retain the property and pay the expenses of ownership until the redemption period has run. Whether the mortgagee has any rights to recover these expenses from a mortgagor who redeems the property depends on the applicable state statute. Certain states permit a mortgagee to invalidate an attempted exercise of a statutory redemption right by waiving its right to any deficiency judgment. In some states, there is no right to redeem property after a trustee's sale under a deed of trust.

     Under the REMIC Regulations currently in effect, property acquired by foreclosure generally must not be held for more than three years following the year in which the property is acquired. With respect to a Series of Certificates for which an election is made to qualify the Trust Fund or a part thereof as a REMIC, the Agreement will permit foreclosed property to be held for more than three years if the Trustee receives (i) an extension from the IRS or(ii) an opinion of counsel to the effect that holding such property for such period is permissible under theREMIC Regulations.

     Mortgagors under Installment Contracts generally do not have the benefits of redemption periods such as those that exist in the same jurisdiction for mortgage loans. If redemption statutes do exist under state laws for Installment Contracts, the redemption period may be shorter than for mortgages.

     Anti-Deficiency Legislation. Some of the Mortgage Loans will be nonrecourse loans as to which, in the event of default by a mortgagor, recourse may be had only against the specific property pledged to secure the related Mortgage Loan and not against the mortgagor's other assets. Even if a mortgage by its terms provides for recourse against the mortgagor, certain states have imposed prohibitions against or limitations upon such recourse. For example, some state statutes limit the right of the mortgagee to obtain a deficiency judgment against the mortgagor following foreclosure or sale under a deed of trust. A deficiency judgment is a personal judgment against the former mortgagor equal in most cases to the difference between the net amount realized upon the public sale of the real property and the amount due to the mortgagee. Other statutes require the mortgagee to exhaust the security afforded under a mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the mortgagor. In certain states, the mortgagee has the option of bringing a personal action against the mortgagor on the debt without first exhausting its security; however, in some of these states, a mortgagee choosing to pursue such an action may be deemed to have elected its remedy and may be precluded from exercising any remedies with respect to the security. Consequently, the practical effect of the election requirement, when applicable, is that mortgagees will usually proceed first against the security rather than bringing personal action against the mortgagor. Other statutory provisions limit any deficiency judgment against the former mortgagor following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of the public sale. The purpose of these statutes is generally to prevent a mortgagee from obtaining a large deficiency judgment against the former mortgagor as a result of low bids, or the absence of bids, at the judicial sale.

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     Cross-Collateralization. Certain of the Mortgage Loans may be secured by more than one mortgage covering properties located in more than one state. Because of various state laws governing foreclosure or the exercise of a power of sale and because, in general, foreclosure actions are brought in state court and the courts of one state cannot exercise jurisdiction over property in another state, it may be necessary upon a default under such a loan to foreclose on the related mortgages in a particular order rather than simultaneously in order to ensure that the lien of the mortgages is not impaired or released.

     Leasehold Risks. Certain of the Mortgage Loans may be secured by a mortgage encumbering the mortgagor's leasehold interest under a ground lease. Leasehold mortgages are subject to certain risks not associated with mortgages encumbering a fee ownership interest in the mortgaged property. The most significant of these risks is that the ground lease creating the leasehold estate could terminate, thereby depriving the leasehold mortgagee of its security. The ground lease may terminate if, among other reasons, the ground lessee breaches or defaults in its obligations under the ground lease or there is a bankruptcy of the ground lessee or the ground lessor. Examples of protective provisions that may be included in the related ground lease, or a separate agreement between the ground lessee, the ground lessor and the mortgagee, in order to minimize such risk are the right of the mortgagee to receive notices from the ground lessor of any defaults by the mortgagor; the right to cure such defaults, with adequate cure periods; if a default is not susceptible of cure by the mortgagee, the right to acquire the leasehold estate through foreclosure or otherwise prior to any termination of the ground lease; the ability of the ground lease to be assigned to and by the mortgagee or a purchaser at a foreclosure sale and for a release of the assigning ground lessee's liabilities thereunder; the right of the mortgagee to enter into a ground lease with the ground lessor on the same terms and conditions as the old ground lease in the event of a termination thereof; and provisions for disposition of any insurance proceeds or condemnation awards payable upon a casualty to, or condemnation of, the mortgaged property. In addition to the foregoing protections, the leasehold mortgage may prohibit the ground lessee from treating the ground lease as terminated in the event of the ground lessor's bankruptcy and rejection of the ground lease by the trustee for the debtor-ground lessor, and may assign to the mortgagee the debtor-ground lessee's right to reject a lease pursuant to Section 365 of the Bankruptcy Code, although the enforceability of such assignment has not been established. An additional manner in which to obtain protection against the termination of the ground lease is to have the ground lessor enter into a mortgage encumbering the fee estate in addition to the mortgage encumbering the leasehold interest under the ground lease. Additional protection is afforded to the mortgagee, because if the ground lease is terminated, the mortgagee may nonetheless possess rights contained in the fee mortgage. Without the protections described in this paragraph, a leasehold mortgagee may be more likely to lose the collateral securing its leasehold mortgage. No assurance can be given that any or all of the above described provisions will be obtained in connection with any particular Mortgage Loan.

     Bankruptcy Laws. Mortgagors often file bankruptcy to delay or prevent exercise of remedies under loan documents. Numerous statutory and common law provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a mortgagee to obtain payment of the loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code virtually all actions (including foreclosure actions and deficiency judgment proceedings) related to the "bankrupt" borrower are automatically stayed upon the filing of the bankruptcy petition and often no interest or principal payments are made during the course of the bankruptcy proceeding (although "adequate protection" payments for anticipated diminution, if any, in the value of the mortgaged property may be made). The delay and consequences thereof caused by such automatic stay can be significant. A particular mortgagor may become subject to the Bankruptcy Code either by a voluntary or involuntary petition with respect to such mortgagor or, by virtue of the doctrine of "substantive consolidation" by an affiliate of such mortgagor becoming a debtor under the Bankruptcy Code. Additionally, the filing of a petition in bankruptcy by or on behalf of a junior lienor or junior mortgagee may stay the senior mortgagee from taking action to foreclose out such junior lien.

     Under the Bankruptcy Code, provided certain substantive and procedural safeguards for the mortgagee are met, the amount and terms of a mortgage or deed of trust secured by property of the debtor may be modified under certain circumstances. The outstanding amount of the loan secured by the real property may be reduced to the then current value of the property (with a corresponding partial reduction of the amount of the mortgagee's security interest), thus leaving the mortgagee a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without

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affecting the unpaid principal balance of the loan) and/or an extension (or acceleration) of the final maturity date. Some bankruptcy courts have approved plans, based on the particular facts of the reorganization case before them, that effected the curing of a mortgage loan default by paying arrearages over a number of years. A bankruptcy court may also permit a debtor to de-accelerate a secured loan and to reinstate the loan even though the mortgagee had accelerated such loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor's petition, even if the full amount due under the original loan is never repaid. Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, often depending on the particular facts and circumstances of the specific case.

     Federal bankruptcy law may also interfere with or affect the ability of a mortgagee to enforce an assignment of rents and leases or a security interest in hotel or nursing home revenues related to the mortgaged property. In connection with a bankruptcy proceeding involving a mortgagor, Section 362 of the Bankruptcy Code automatically stays any attempts by the mortgagee to enforce any such assignment or security interest. The legal proceedings necessary to resolve such a situation can be time-consuming and may result in significant delays in the receipt of the rents or hotel or nursing home revenues. Rents or hotel or nursing home revenues may also be lost (i) if the assignment or security interest is not fully documented or perfected under state law prior to commencement of the bankruptcy proceeding; (ii) to the extent such rents or hotel or nursing home revenues are used by the mortgagor to maintain the mortgaged property or for other court authorized expenses; (iii) to the extent other collateral may be substituted therefor; and (iv) if the bankruptcy court determines that it is necessary or appropriate "based on the equitiesof the case."

     To the extent a mortgagor's ability to make payment on a mortgage loan is dependent on payments under a lease of the related property, such ability may be impaired by the commencement of a bankruptcy proceeding relating to the lessee under such lease. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a lessee results in an automatic stay barring the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the lease that occurred prior to the filing of the lessee's petition.

     In addition, the Bankruptcy Code generally provides that a bankruptcy trustee or debtor in possession may, subject to approval of the bankruptcy court, either (i) assume the lease and retain it or assign it to a third party or (ii) reject the lease. If the lease is assumed, the bankruptcy trustee or debtor in possession (or assignee, if applicable) must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with "adequate assurance" of future performance. Such remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant if the lease was assigned, and any assurances provided to the lessor may, in fact, be inadequate. Furthermore, there may be a significant period of time between the date that a lessee files a bankruptcy petition and the date that the lease is assumed or rejected. Although the lessee is obligated to make all lease payments currently with respect to the post-petition period, there is a risk that such payments will not be made due to the lessee's poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease, and the lessormust relet the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to Section 502(b)(6) of the Bankruptcy Code, a lessor's damages for lease rejection are limited.

     In a bankruptcy or similar proceeding, action may be taken seeking the recovery, as a preferential transfer, of certain payments made by the mortgagor under the related Mortgage Loan to the Trust Fund. Payments on long-term debt may be protected from recovery as preferences if they are payments in the ordinary course of business made on debts incurred in the ordinary course of business. Whether any particular payment would be protected depends upon the facts specific to a particular transaction. If a Mortgage Loan includes any guaranty, and the guaranty waives any rights of subrogation or contribution, then certain payments by the mortgagor to the Trust Fund also may be avoided and recovered as fraudulent conveyances.

     A trustee in bankruptcy or a debtor in possession or various creditors who extend credit after a case is filed, in some cases, may be entitled to collect costs and expenses in preserving or selling the mortgaged property ahead of payment to the mortgagee. In certain circumstances, a trustee in bankruptcy or debtor in possession may have the power to grant liens senior to or pari passu with the lien of a mortgage, and analogous state statutes and general principles of equity may also provide a mortgagor with means to halt a foreclosure proceeding or sale and enforce a restructuring of a mortgage loan on terms a mortgagee would not otherwise accept.

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     A trustee in bankruptcy or a debtor in possession, in some cases, also may be entitled to subordinate the lien created by the mortgage loan to other liens or the claims of general unsecured creditors. Generally, this requires proof of "unequitable conduct" by the mortgagee. However, various courts have expanded the grounds for equitable subordination to apply to various non-pecuniary claims for such items as penalties and fines. A court may find that any prepayment charge, various late payment charges and other claims by mortgagees may be subject to equitable subordination on these grounds.

     A trustee in bankruptcy or a debtor in possession, in some cases, also may be entitled to avoid all or part of any claim or lien by the mortgagee if and to the extent a judgment creditor, or a bona fide purchaser of real estate, could have done so outside of bankruptcy. Generally, this involves some defect in the language, execution or recording of the mortgage loan documents.

ENVIRONMENTAL RISKS

     Real property pledged as security to a mortgagee may be subject to environmental risks arising from the presence of hazardous or toxic substances on, under, adjacent to, or in such property. The environmental condition of mortgaged properties may be affected by the actions and operations of tenants and occupants of such properties. Of particular concern may be those mortgaged properties that are, or have been, the site of manufacturing, industrial or disposal activity or have been built with or contain asbestos-containing material or other indoor pollutants. In addition, current and future environmental laws, ordinances or regulations, including new requirements developed by federal agencies pursuant to the mandates of the Clean Air Act Amendments of 1990, may impose additional compliance obligations on business operations that can be met only by significant capital expenditures.

     A mortgagee may be exposed to risks related to environmental conditions such as the following: (i) a diminution in the value of a mortgaged property;
(ii) the potential that the mortgagor may default on a mortgage loan due to the mortgagor's inability to pay high remediation costs or difficulty in bringing its operations into compliance with environmental laws; (iii) in certain circumstances as more fully described below, liability for clean-up costs or other remedial actions, which liability could exceed the value of such mortgaged property or the unpaid balance of the related mortgage loan; or (iv) the inability to sell the related Mortgage Loan in the secondary market or lease the property to potential tenants. In certain circumstances, a mortgagee may choose not to foreclose on contaminated property rather than risk incurring liability for remedial actions.

     In addition, a mortgagee may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the mortgagee to recoup its investment in a loanupon foreclosure.

     In certain states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a mortgagee that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferringthe property.

     Under federal and certain states' laws, the owner's failure to perform remedial actions required under environmental laws may in certain circumstances give rise to a lien on the mortgaged property to ensure the reimbursement of remedial costs incurred by federal and state regulatory agencies. In several states such lien has priority over the lien of an existing mortgage against such property. Since the costs of remedial action could be substantial, the value of a mortgaged property as collateral for a mortgage loan could be adversely affected by the existence of an environmental condition giving rise to a lien.

     Under certain circumstances, it is possible that environmental cleanup costs, or the obligation to take remedial actions, can be imposed on a mortgagee such as the Trust Fund with respect to each Series. Under the laws of some states and under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), strict liability may be imposed on present and past "owners" and "operators" of contaminated real property for the costs of clean-up. Excluded from CERCLA's definition of "owner" or "operator", however, is a person "who without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest." This is known as the "secured creditor exemption." Judicial

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decisions interpreting the secured creditor exemption had varied widely, and one decision, United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990), cert. denied, 498 U.S. 1046 (1991), had indicated that a lender's mere power to affect and influence a borrower's operations might be sufficient to lead to liability on the part of the lender. However, on September 30, 1996, the Asset Conservation, Lender Liability, and Deposit Insurance Protection Act of 1996
(the "Lender Liability Act") became law. The Lender Liability Act clarifies the secured creditor exemption to impose liability only on a secured lender who exercises control over operational aspects of the facility and thus is "participating in management." A number of environmentally related activities before the loan is made and during its pendency, as well as "workout" steps to protect a security interest, are identified as permissible to protect a security interest without triggering liability. The Lender Liability Act also identifies the circumstances in which foreclosure and post-foreclosure activities will not trigger CERCLA liability.

     The Lender Liability Act also amends the Solid Waste Disposal Act to limit the liability of lenders holding a security interest for costs of cleaning up contamination from underground storage tanks. However, the Lender Liability Act has no effect on state environmental laws similar to CERCLA that may impose liability on mortgagees and other persons, and not all of those laws provide for a secured creditor exemption. Liability under many of these federal and state laws may exist even if the mortgagee did not cause or contribute to the contamination and regardless of whether the mortgagee has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan.

     CERCLA's "innocent landowner" defense to strict liability may be available to a mortgagee that has taken title to a mortgaged property and has performed an appropriate environmental site assessment that does not disclose existing contamination and that meets other requirements of the defense. However, it is unclear whether the environmental site assessment must be conducted upon loan origination, prior to foreclosure or both, and uncertainty exists as to what kind of environmental site assessment must be performed in order to qualify for the defense.

     Beyond statute-based environmental liability, there exist common law causes of action that can be asserted to redress hazardous environmental conditions on a property (e.g., actions based on nuisance for so called toxic torts resulting in death, personal injury or damage to property). Although it may be more difficult to hold a mortgagee liable in such cases, unanticipated or uninsured liabilities of the mortgagor may jeopardize the mortgagor's ability to meet its loan obligations.

     At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the Mortgaged Properties was conducted.

     The related Agreement will provide that the Master Servicer or the Special Servicer, if any, acting on behalf of the Trust Fund, may not acquire title to any Mortgaged Property or take over its operation unless the Master Servicer or the Special Servicer, if any, has previously determined, based upon a phase I or other specified environmental assessment prepared by a person who regularly conducts such environmental assessments, that (a) the Mortgaged Property is in compliance with applicable environmental laws or that it would be in the best economic interest of the Trust Fund to take the actions necessary to comply with such laws and (b) there are no circumstances or conditions present at the Mortgaged Property relating to Hazardous Materials for which some investigation, remediation or clean-up action could be required or that it would be in the best economic interest of the Trust Fund to take such actions with respect to such Mortgaged Property. This requirement effectively precludes enforcement of the security for the related Note until a satisfactory environmental assessment is obtained and/or any required remedial action is taken. This requirement will reduce the likelihood that a given Trust Fund will become liable for any environmental conditions affecting a Mortgaged Property, but will make it more difficult to realize on the security for the Mortgage Loan. There can be no assurance that any environmental assessment obtained by the Master Servicer or the Special Servicer, if any, will detect all possible environmental conditions or that the other requirements of the Agreement, even if fully observed by the Master Servicer or the Special Servicer, if any, will in fact insulate a given Trust Fund from liability for environmental conditions.

     "Hazardous Materials" are generally defined as any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances, including, without limitation, those so identified pursuant to CERCLA or any other environmental laws now existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any

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substances classified as being "in inventory," "usable work in process" or similar classification that would, if classified as unusable, be included in the foregoing definition.

     If a mortgagee is or becomes liable for clean-up costs, it may bring an action for contribution against the current owners or operators, the owners or operators at the time of on-site disposal activity or any other party who contributed to the environmental hazard, but such persons or entities may be without substantial assets, bankrupt or otherwise judgment proof. Furthermore, such action against the mortgagor may be adversely affected by the limitations on recourse in the loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the mortgagee to exhaust its security before bringing a personal action against the mortgagor (see "--Anti-Deficiency Legislation" above) may curtail the mortgagee's ability to recover from its mortgagor the environmental clean-up and other related costs and liabilities incurred by the mortgagee. Accordingly, it is possible that such costs could become a liability of the Trust Fund and occasion a loss to the Certificateholders. Shortfalls occurring as the result of imposition of any clean-up costs will be addressed in the Prospectus Supplement and Agreement for therelated Series.

     Other environmental laws that may affect the value of a mortgaged property, or impose cleanup costs or liabilities, including those related to asbestos, radon, lead paint and underground storage tanks.

     Certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") in the event of the remodeling, renovation or demolition of a building. Such laws, as well as common law standards, may impose liability for releases of ACMs and may allow third parties to seek recovery from owners or operators of real properties for personal injuries associated with such releases. In addition, federal law requires that building owners inspect their facilities for ACMs and presumed ACMs (consisting of thermal system insulation, surfacing materials and asphalt and vinyl flooring in buildings constructed prior to 1981) and transfer all information regarding ACMs and presumed ACMs in their facilities tosuccessive owners.

     The United States Environmental Protection Agency (the "EPA") has concluded that radon gas, a naturally occurring substance, is linked to increased risks of lung cancer. Although there are no current federal or state requirements mandating radon gas testing, the EPA and the United States Surgeon General recommend testing residences for the presence of radon and that abatement measures be undertaken if radon concentrations in indoor air meet or exceed four picocuries per liter.

     Under the Residential Lead-Based Paint Hazard Reduction Act of 1992 (the "Lead Paint Act"), owners of residential housing constructed prior to 1978 are required to disclose to potential residents or purchasers any known lead-paint hazards. The Lead Paint Act creates a private right of action with treble damages available for any failure to so notify. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning, and the owner of a property where such circumstances exist may be held liable for such injuries. Finally, federal law mandates that detailed worker safety standards must be complied with where construction, alteration, repair or renovation of structures that contain lead, or materials that contain lead, is contemplated.

     Underground storage tanks ("USTs") are, and in the past have been, frequently located at properties used for industrial, retail and other business purposes. Federal law, as well as the laws of most states, currently require USTs used for the storage of fuel or hazardous substances and waste to meet certain standards designed to prevent releases from the USTs into the environment. USTs installed prior to the implementation of these standards, or that otherwise do not meet these standards, are potential sources of contamination to the soil and groundwater. Land owners may be liable for the costs of investigating and remediating soil and groundwater contamination that may emanate from leaking USTs.

ENFORCEABILITY OF CERTAIN PROVISIONS

     Default Interest; Late Charges; and Prepayment Fees. Some of the Mortgage Loans may contain provisions requiring the mortgagor to pay late charges or additional interest if required payments are not timely made, and in some circumstances, may prohibit payments for a specified period and/or condition prepayments upon the mortgagor's payment of prepayment fees or yield maintenance penalties. In certain states there may be limitations upon the enforceability of such provisions, and no assurance can be given that any of such provisions related to any Mortgage Loan will be enforceable. Some of the Mortgage Loans may also contain provisions prohibiting any prepayment of the loan prior to maturity or requiring the payment of a prepayment fee in connection with any such prepayment. Even if enforceable, a requirement for such prepayment fees may not deter mortgagors from prepaying their mortgage loans. Although certain states will allow the enforcement of such provisions upon a voluntary prepayment of a mortgage loan, in other states such provisions may be unenforceable after a mortgage loan has been outstanding for a certain number of years or if enforcement would be unconscionable, or the allowed amount of any prepayment fee may be limited (i.e., to a specified percentage of the original principal amount of the mortgage loan, to a specified percentage of the outstanding principal balance of a mortgage loan or to a fixed number of months' interest on the prepaid amount). In certain states there may be limitations upon the enforceability of prepayment fee provisions applicable in connection with a default by the mortgagor or an involuntary acceleration of the secured indebtedness, and no assurance can be given that any of such provisions related to any mortgage loan will be enforceable under such circumstances. The applicable laws of certain states may also treat certain prepayment fees as usurious if in excess of statutory limits. See "--Applicability of Usury Laws" below.

     Due-on-Sale Provisions. The enforceability of due-on-sale and due-on-encumbrance provisions has been the subject of legislation or litigation in many states, and in some cases, typically involving single family residential mortgage transactions, their enforceability has been limited or denied under applicable state law. However, the Garn-St. Germain Depository Institutions Act of 1982 (the "Garn-St. Germain Act"), which generally preempts state constitutional, statutory and case law that prohibits the enforcement of due-on-sale clauses and permits mortgagees to enforce these clauses in accordance with their terms, subject to certain exceptions. As a result, due-on-sale clauses have become generally enforceable except in those states whose legislatures have exercised their authority to regulate the enforceability of such clauses with respect to mortgage loans that were: (i) originated or assumed during the "window period" under the Garn-St. Germain Act, which ended in all cases not later than October 15, 1982; and (ii) originated by lenders other than national banks, federal savings institutions or federal credit unions. The Federal Home Loan Mortgage Corporation has taken the position in its published mortgage servicing standards that, out of a total of eleven "window period states," five states (Arizona, Michigan, Minnesota, New Mexico and Utah) have enacted statutes extending, on various terms and for varying periods, the prohibition on enforcement of due-on-sale clauses with respect to certain categories of loans that were originated or assumed during the "window period" applicable to such state. Also, the Garn-St. Germain Act does "encourage" lenders to permit assumption of loans at the original rate of interest or at some other rate less than the average of the original rate and the market rates.

     The Agreement for each Series generally will provide that if any Mortgage Loan contains a provision in the nature of a "due-on-sale" clause, which by its terms provides that: (i) such Mortgage Loan shall (or may at the mortgagee's option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or (ii) such Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any such sale or other transfer, then, for so long as such Mortgage Loan is included in the Trust Fund, the Master Servicer or the Special Servicer, if any, on behalf of the Trustee, shall take such actions as it deems to be in the best interest of the Trust Fund in accordance with the servicing standard set forth in the Agreement, and may waive or enforce any due-on-sale clause contained in the related Note or Mortgage.

     In addition, under the federal Bankruptcy Code, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from such bankruptcy proceeding.

     Acceleration on Default. It is expected that the Mortgage Loans will include a "debt-acceleration" clause, which permits the mortgagee to accelerate the full debt upon a monetary or nonmonetary default of the mortgagor. The courts of all states will enforce such acceleration clauses in the event of a material payment default if appropriate notices of default have been effectively given. However, the equity courts of any state may refuse to foreclose a mortgage when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the acceleration unconscionable. Furthermore, in some states, the mortgagor may avoid foreclosure and reinstate an accelerated loan by paying only the defaulted amounts and, in certain states, the costs and attorneys' fees incurred by the mortgagee in collecting such defaulted payments.

     State courts also are known to apply various legal and equitable principles to avoid enforcement of the forfeiture provisions of Installment Contracts. For example, a mortgagee's practice of accepting late payments from the mortgagor may be deemed a waiver of the forfeiture clause. State courts also may impose equitable grace periods for payment of arrearages or otherwise permit reinstatement of the Installment Contract following a default. Not

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

infrequently, if a mortgagor under an Installment Contract has significant equity in the property, equitable principles will be applied to reform or reinstate the Installment Contract or to permit the mortgagor to share the proceeds upon a foreclosure sale of the property if the sale price exceeds the debt.

SOLDIERS' AND SAILORS' RELIEF ACT

     Under the terms of the Soldiers' and Sailors' Civil Relief Act of 1940, as amended (the "Relief Act"), a mortgagor who enters military service (including the Army, Navy, Air Force, Marines, Coast Guard, members of the National Guard or any Reserves who are called to active duty status after the origination of their mortgage loan and officers of the U.S. Public Health Service assigned to duty with the military) after the origination of such mortgagor's mortgage loan may not be charged interest (including fees and charges) above an annual rate of 6% during the period of such mortgagor's active duty status, unless a court orders otherwise upon application of the mortgagee. Any shortfall in interest collections resulting from the application of the Relief Act, to the extent not covered by any applicable Credit Enhancement, could result in losses to the holders of the Certificates. In addition, the Relief Act imposes limitations that would impair the ability of the Master Servicer or the Special Servicer, if any, to foreclose on an affected Mortgage Loan during the mortgagor's period of active duty status and, under certain circumstances, during an additional three months thereafter. Thus, in the event that such a Mortgage Loan goes into default, there may be delays and losses occasioned by the inability to realize upon the Mortgaged Property in a timely fashion. Because the Relief Act applies to mortgagors who enter military service (including reservists who are later called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of Mortgage Loans that may be affected by the Relief Act. The Relief Act may also be applicable if the mortgagor is an entity owned or controlled by a person in a military service.

APPLICABILITY OF USURY LAWS

     State and federal usury laws limit the interest that mortgagees are entitled to receive on a mortgage loan. In determining whether a given transaction is usurious, courts may include charges in the form of "points" and "fees" in the determination of the "interest" charged in connection with a loan, but may exclude payments in the form of "reimbursement of foreclosure expenses" or other charges found to be distinct from "interest". If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the form employed and the degree of overcharge are both immaterial. Statutes differ in their provision as to the consequences of a usurious loan. One type of statute requires the mortgagee to forfeit the interest above the applicable limit or imposes a specified penalty. Under this statutory scheme, the mortgagor may have the recorded mortgage or deed of trust cancelled upon paying its debt with lawful interest, or the mortgagee may foreclose, but only for the debt plus lawful interest, in either case, subject to any applicable credit for excessive interest collected from the mortgagor and any penalty owed by the mortgagee. A second type of statute is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the mortgagor to have the recorded mortgage or deed of trust cancelled without any payment and prohibiting the mortgagee from foreclosing.

     Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980, as amended ("Title V"), provides that state usury limitations do not apply to certain types of residential (including multifamily, but not other commercial) first mortgage loans originated by certain lenders after March 31, 1980. A similar federal statute was in effect with respect to mortgage loans made during the first three months of 1980. The statute authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

ALTERNATIVE MORTGAGE INSTRUMENTS

     Alternative mortgage instruments, including adjustable rate mortgage loans, originated by non-federally chartered lenders have historically been subjected to a variety of restrictions. Such restrictions differed from state to state, resulting in difficulties in determining whether a particular alternative mortgage instrument originated by a state-chartered lender was in compliance with applicable law. These difficulties were alleviated substantially with respect to residential (including multifamily, but not other commercial) mortgage loans as a result of the enactment of

Title VIII of the Garn-St. Germain Act ("Title VIII"). Title VIII provides that, notwithstanding any state law to the contrary: (i) state-chartered banks may originate alternative mortgage instruments in accordance with regulations promulgated by the Comptroller of the Currency with respect to origination of alternative mortgage instruments by national banks; (ii) state-chartered credit unions may originate alternative mortgage instruments in accordance with regulations promulgated by the National Credit Union Administration (the "NCUA") with respect to origination of alternative mortgage instruments by federal credit unions; and (iii) all other non-federally chartered housing creditors, including state-chartered savings and loan associations, state-chartered savings banks and mortgage banking companies, may originate alternative mortgage instruments in accordance with the regulations promulgated by the Federal Home Loan Bank Board (now the Office of Thrift Supervision) with respect to origination of alternative mortgage instruments by federal savings and loan associations. Title VIII authorized any state to reject applicability of the provisions of Title VIII by adopting, prior to October 15, 1985, a law or constitutional provision expressly rejecting the applicability of such provisions. Certain states have taken such action. A mortgagee's failure to comply with the applicable federal regulations in connection with the origination of an alternative mortgage instrument could subject such mortgage loan to state restrictions that would not otherwise be applicable.

LEASES AND RENTS

     Some of the Mortgage Loans may be secured by an assignment of leases and rents, either through assignment provisions incorporated in the mortgage, through a separate assignment document or both. Under an assignment of leases and rents, the mortgagor typically assigns to the mortgagee the mortgagor's right, title and interest as landlord under each lease and the income derived therefrom, while retaining a revocable license to collect the rents for so long as there is no default under the mortgage loan documentation. In the event of such a default, the license terminates and the mortgagee may be entitled to collect rents. A mortgagee's failure to perfect properly its interest in rents may result in the loss of a substantial pool of funds that could otherwise serve as a source of repayment for the loan. Some state laws may require that in addition to recording properly the assignment of leases and rents, the mortgagee must also take possession of the property and/or obtain judicial appointment of a receiver before such mortgagee is entitled to collect rents. Although mortgagees actually taking possession of the property may become entitled to collect the rents therefrom, such mortgagees may also incur potentially substantial risks attendant to such possession, including liability for environmental clean-up costs and other risks inherent to property ownership and operation. In addition, if a bankruptcy or similar proceeding is commenced by or in respect of the mortgagor, the mortgagee's ability to collect the rents may also be adversely affected.

SECONDARY FINANCING; DUE-ON-ENCUMBRANCE PROVISIONS

     Some of the Mortgage Loans may not restrict secondary financing, thereby permitting the mortgagor to use the Mortgaged Property as security for one or more additional loans. Some of the Mortgage Loans may preclude secondary financing (often by permitting the senior mortgagee to accelerate the maturity of its loan if the mortgagor further encumbers the Mortgaged Property) or may require the consent of the senior mortgagee; however, such provisions may be unenforceable in certain jurisdictions under certain circumstances. The Agreement for each Series will generally provide that if any Mortgage Loan contains a provision in the nature of a "due-on-encumbrance" clause, which by its terms: (i) provides that such Mortgage Loan will (or may at the mortgagee's option) become due and payable upon the creation of any lien or other encumbrance on the related Mortgaged Property; or (ii) requires the consent of the related mortgagee to the creation of any such lien or other encumbrance on the related Mortgaged Property; then for so long as such Mortgage Loan is included in a given Trust Fund, the Master Servicer or, if such Mortgage Loan is a Specially Serviced Mortgage Loan, the Special Servicer, if any, on behalf of such Trust Fund, will exercise (or decline to exercise) any right it may have as the mortgagee of record with respect to such Mortgage Loan to (x) accelerate the payments thereon or (y) withhold its consent to the creation of any such lien or other encumbrance, in a manner consistent with the servicing standard set forth in the Agreement.

     If a mortgagor encumbers a mortgaged property with one or more junior liens, the senior mortgagee is subjected to additional risk, such as the following. First, the mortgagor may have difficulty servicing and repaying multiple loans. In addition, if the junior loan permits recourse to the mortgagor and the senior loan does not, a mortgagor may be more likely to repay sums due on the junior loan than those due on the senior loan. Second, acts of the senior mortgagee that prejudice the junior mortgagee or impair the junior mortgagee's security may create a superior equity in favor of the junior mortgagee. For example, if the mortgagor and the senior mortgagee agree to an increase in the principal amount of, or the interest rate payable on, the senior loan, the senior mortgagee may lose its priority to the extent an existing junior mortgagee is prejudiced or the mortgagor is additionally burdened. Third, if the mortgagor defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior mortgagees can impair the security available to the senior mortgagee and can interfere with, delay and in certain circumstances even prevent the taking of action by the senior mortgagee. Fourth, the bankruptcy of a junior mortgagee may operate to stay foreclosure or similar proceedings by the senior mortgagee.

CERTAIN LAWS AND REGULATIONS

     The Mortgaged Properties will be subject to compliance with various federal, state and local statutes and regulations. Failure to comply (together with an inability to remedy any such failure) could result in material diminution in the value of a Mortgaged Property, which could, together with the possibility of limited alternative uses for a particular Mortgaged Property (e.g., a nursing or convalescent home or hospital), result in a failure to realize the full principal amount of and interest on the related Mortgage Loan.

     The Internal Revenue Code of 1986, as amended, provides priority to certain tax liens over the lien of a mortgage. In addition, substantive requirements are imposed on mortgagees in connection with the origination and servicing of mortgage loans by numerous federal and some state consumer protection laws. These laws include the federal Truth-in-Lending Act, Real Estate Settlement Procedures Act, Equal Credit Opportunity Act, Fair Credit Billing Act, Fair Credit Reporting Act, and related statutes. These federal laws impose specific statutory liabilities upon lenders who originate mortgage loans and who fail to comply with the provisions of the law. In some cases, this liability may affect assignees of the mortgage loans.

TYPE OF MORTGAGED PROPERTY

     A mortgagee may be subject to additional risk depending upon the type and use of the mortgaged property in question. For instance, mortgaged properties that are hospitals, nursing homes or convalescent homes may present special risks to mortgagees in large part due to significant governmental regulation of the ownership, operation, maintenance, control and financing of health care institutions. Mortgages encumbering mortgaged properties that are owned by the mortgagor under a condominium form of ownership are subject to the declaration, by-laws and other rules and regulations of the condominium association. Mortgaged properties that are hotels or motels may present additional risks to mortgagees in that: (i) such properties are typically operated pursuant to franchise, management and operating agreements that may be terminable by the franchisor, manager or operator; and (ii) the transferability of operating, liquor and other licenses to the entity acquiring such properties either through purchase or foreclosure is subject to the vagaries of local law requirements. In addition, mortgaged properties that are multifamily residential properties or cooperatively owned multifamily properties may be subject to rent control laws, which could impact the future cash flows of such properties. See "RISK FACTORS--Risks Associated with Lending on Income Producing Properties."

CRIMINAL FORFEITURES

     Various federal and state laws (collectively, the "Forfeiture Laws") provide for the civil or criminal forfeiture of certain property (including real estate) used or intended to be used to commit or facilitate the commission of a violation of certain laws (typically criminal laws), or purchased with the proceeds of such violations. Even though the Forfeiture Laws were originally intended as tools to fight organized crime and drug related crimes, the current climate appears to be to expand the scope of such laws. Certain of the Forfeiture Laws (i.e., the Racketeer Influenced and Corrupt Organizations law and the Comprehensive Crime Control Act of 1984) provide for notice, opportunity to be heard and for certain defenses for "innocent lienholders." However, given the uncertain scope of the Forfeiture Laws and their relationship to existing constitutional protections afforded property owners, no assurance can be made that enforcement of a Forfeiture Law with respect to any Mortgaged Property would not deprive the Trust Fund of its security for the related Mortgage Loan.

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


AMERICANS WITH DISABILITIES ACT

     Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder (collectively, the "ADA"), in order to protect individuals with disabilities, public accommodations (such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove structural, architectural and communication barriers from existing places of public accommodation to the extent "readily achievable." In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The "readily achievable" standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the mortgagor in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing mortgagee who succeeds to the interest of the mortgagor as owner or landlord. Furthermore, since the "readily achievable" standard may vary depending on the financial condition of the owner or landlord, a foreclosing mortgagee who is financially more capable than the mortgagor of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the mortgagor is subject.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the Certificates. This discussion was prepared by Morrison & Hecker L.L.P., counsel to the Depositor ("Counsel") and, to the extent it expresses opinions or conclusions as to federal income tax law, represents the opinion of Counsel as to such matters. The discussion below is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, including, where applicable, proposed regulations, and the administrative rulings and court decisions all as in effect and existing on the date hereof and, all of which are subject to change, possibly on a retroactive basis, or possible differing interpretations. This discussion is directed primarily to investors who will hold Certificates as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories or classes of investors some of which (such as banks, insurance companies and foreign investors) may be subject to special rules under the federal income tax laws. In addition to the federal income tax consequences described herein, potential investors should consider the state and local tax consequences, if any, of the purchase, ownership and disposition of the Certificates. See "STATE TAX CONSIDERATIONS." Certificateholders are advised to consult their own tax advisors concerning the federal, state, local or other tax consequences to them of the purchase, ownership and disposition of the Certificatesoffered hereunder.

     Taxpayers and preparers of tax returns (including those filed by any REMIC or other issuer) should be aware that under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice (i) is given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (ii) is directly relevant to the determination of an entry on a tax return. Accordingly, taxpayers should consult their own tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment has been discussed herein.

     The Prospectus Supplement for each series of Certificates will indicate whether a REMIC election (or elections) will be made for the related Trust and, if such an election is to be made, will identify all "regular interests" and "residual interests" in the REMIC. The applicable Prospectus Supplement will also specify if a REMIC election will not be made for a portion of the Trust Fund. If so specified, such portion may be treated as a grantor trust for federal income tax purposes. See "--Federal Income Tax Consequences For Certificates As To Which No REMIC Election Is Made." For purposes of this tax discussion, references to a "Certificateholder" or a "holder" are to the beneficial owner of a Certificate.

                         FEDERAL INCOME TAX CONSEQUENCES

                             FOR REMIC CERTIFICATES

GENERAL

     The following discussion addresses securities ("REMIC Certificates") representing interests in a Trust, or a portion thereof, which the Trustee will covenant to elect to have treated as a REMIC under Sections 860A through 860G (the "REMIC Provisions") of the Code.

     An election to be treated as a REMIC for federal income tax purposes may be made for a Trust Fund relating to a Series of Certificates. Such an election will generally be made if the related Trust Fund would not qualify as a grantor trust under subpart E, Part I of Subchapter J of the Code. In such a case, Morrison & Hecker L.L.P., counsel to the Depositor, will deliver its opinion to the effect that the Trust Fund issuing Certificates of that Series will be treated as one or more REMICs for federal income tax purposes provided that the provisions of the applicable Agreement are complied with and the statutory and regulatory requirements concerning REMICs are satisfied, and the Certificates offered thereby will be considered to be "Regular Interests" or "Residual Interests" in the REMICs, as specified in the related Prospectus Supplement.

     The following discussion is based in part upon the rules governing original issue discount that are set forth in Sections 1271-1273 and 1275 of the Code and in the Treasury regulations issued thereunder (the "OID Regulations"), and in part upon the REMIC Provisions and the Treasury regulations issued thereunder (the "REMIC Regulations"). The OID Regulations, which are effective with respect to debt instruments issued on or after April 4, 1994, do not adequately address certain issues relevant to, and in some instances provide that they are not applicable to, securities such as the Certificates.

QUALIFICATION AS A REMIC

     In order for the Trust Fund to qualify as a REMIC, there must be ongoing compliance on the part of the Trust Fund with the requirements set forth in the Code. The Trust Fund must fulfill an asset test, which requires that no more than a de minimus portion of its assets, as of the close of the third calendar month beginning after the "Startup Day" (which for purposes of this discussion is the date of issuance of the Certificates) and at all times thereafter, may consist of assets other than "qualified mortgages" and "permitted investments." The REMIC Regulations provide a "safe harbor" pursuant to which the de minimus requirement is met if at all times the aggregate adjusted basis of the nonqualified assets is less than one percent of the aggregate adjusted basis of all the REMIC's assets. An entity that fails to meet the safe harbor may nevertheless demonstrate that it holds no more than a de minimus amount of nonqualified assets. A REMIC also must provide "reasonable arrangements" to prevent its residual interest from being held by "disqualified organizations" and applicable tax information to transferors or agents that violate this requirement. Accordingly, the Agreement for each Series will contain provisions to assure that the asset and reasonable arrangements tests will be met at all times that the Certificates are outstanding. See "--Taxation of Holders of Residual Certificates--Restrictions on Ownership and Transfer of Residual Certificates."

     A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to the REMIC on the Startup Day or is purchased by the REMIC within a three-month period thereafter pursuant to a fixed-price contract in effect on the Startup Day. Qualified mortgages include whole mortgage loans, such as the Mortgage Loans, provided, in general, (i) the fair market value of the real property security (including buildings and structural components thereof) is at least 80% of the principal balance of the Mortgage Loan either at origination or as of the Startup Day (an original loan-to-value ratio of not more than 125% with respect to the real property security); or (ii) substantially all the proceeds of the Mortgage Loan or the underlying mortgage loan were used to acquire, improve or protect an interest in real property that, at the origination date, was the only security for the Mortgage Loan or underlying mortgage loan. If the Mortgage Loan has been substantially modified other than in connection with a default or reasonably foreseeable default, it must meet the loan-to-value test in (i) of the preceding sentence as of the date of the last such modification or at closing. A qualified mortgage includes a qualified replacement mortgage, which is any property that would have been treated as a qualified mortgage if it were transferred to the REMIC pool on the Startup Day and that is received either (i) in exchange for any qualified

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mortgage within a three-month period thereafter or (ii) in exchange for a
"defective obligation" within a two-year period thereafter. A "defective obligation" includes (i) a mortgage in default or as to which default is reasonably foreseeable, (ii) a mortgage as to which a customary representation or warranty made at the time of transfer to the REMIC pool has been breached,
(iii) a mortgage that was fraudulently procured by the mortgagor, and (iv) a mortgage that was not in fact principally secured by real property (but only if such mortgage is disposed of within 90 days of discovery). A Mortgage Loan that is "defective" as described in clause (iv) that is not sold or, if within two years of the Startup Day, exchanged, within 90 days of discovery, ceases to be a qualified mortgage after such 90-day period. For purposes of this opinion, where the applicable Prospectus Supplement provides for a fixed retained yield with respect to the Mortgaged Properties underlying a Series of Certificates, references to the Mortgaged Properties will be deemed to refer to that portion of the Mortgaged Properties held by the Trust Fund which does not include the fixed retained yield.

     Permitted investments include cash flow investments, qualified reserve assets and foreclosure property. A cash flow investment is any investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceed 13 months, until the next scheduled distribution to holders of interests in the REMIC. Foreclosure property is real property acquired by the REMIC in connection with default or imminent default of a qualified mortgage and generally held for not more than three years after the year in which such property is acquired, with extensions granted by the Internal Revenue Service ("IRS").

     In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more Classes of regular interests or (ii) a single Class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate or consist of a specified, nonvarying portion of the interest payments on some or all of the qualified mortgages. A qualified variable rate includes a rate based on a weighted average of rates on some or all of the REMIC's qualified mortgages, which in turn bear a fixed rate or qualified variable rate. A residual interestis an interest in a REMIC other than a regular interest that is issued on the Startup Day and is designated as aresidual interest.

     Unless otherwise stated in the related Prospectus Supplement, and to the extent permitted by then applicable laws, any prohibited transactions tax, contributions tax, tax on "net income from foreclosure property" or state or local income or franchise tax that may be imposed on the REMIC will be borne by the related Master Servicer, Special Servicer or Trustee in any case out of its own funds, provided that such person has sufficient assets to do so, and provided further that such tax arises out of a breach of such person's obligations under the related Agreement and in respect of compliance with applicable laws and regulations. Any such tax not borne by a Master Servicer, Special Servicer or Trustee will be charged against the related Trust Fund resulting in a reduction in amounts payable to holders of the related REMIC Certificates.

     If an entity electing to be treated as a REMIC fails to comply with one or more of the ongoing requirements of the Code for such status during any taxable year, the Code provides that the entity will not be treated as a REMIC for such year and thereafter. In that event, such entity may be taxable as a corporation under Treasury regulations, and the related Certificates may not be accorded the status or given the tax treatment described below. Section 860D(b)(2) of the Code provides that if (i) an entity ceases to be a REMIC, (ii) the Secretary of the Treasury determines that such cessation was inadvertent, (iii) no later than a reasonable time after the discovery of the event resulting in such cessation, steps are taken so that such entity is once more a REMIC, and (iv) such entity, and each person holding an interest in such entity at any time during a period specified, agrees to make such adjustments as may be required by the Secretary of the Treasury with respect to such period, then, notwithstanding such terminating event, the entity will be treated as continuing to be a REMIC or such cessation will be disregarded, whichever the Secretary of the Treasury determines to be appropriate. Although the Code authorizes the Treasury Department to issue regulations providing relief in the event of an inadvertent termination of REMIC status, no such regulations have been issued. Any such relief, moreover, may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the Trust Fund's income for the period in which the requirements for such status are not satisfied.

     Status of REMIC Certificates. If a REMIC election is made with respect to a Series of Certificates, (i) Certificates held by a domestic building and loan association will constitute "a regular or a residual interest in a

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REMIC" within the meaning of Code Section 7701(a)(19)(C)(xi) (assuming that at least 95% of the REMIC's assets consist of cash, government securities, "loans secured by an interest in real property" and other types of assets described in Code Section 7701(a)(19)(C)(i)-(x) (except that if the underlying mortgage loans are not residential mortgage loans, the Certificates will not so qualify)); and
(ii) Certificates held by a real estate investment trust will constitute "real estate assets" within the meaning of Code Section 856(c)(4)(A), and income with respect to the Certificates will be considered "interest on obligations secured by mortgages on real property or on interests in real property" within the meaning of Code Section 856(c)(3)(B) (assuming, for both purposes, that at least 95% of the REMIC's assets are qualifying assets). If less than 95% of the REMIC's assets consist of assets described in (i) or (ii) above, then a Certificate will qualify for the corresponding tax treatment in (i) or (ii) in the proportion that such REMIC assets are qualifying assets. The determination as to the percentage of the REMIC's assets that constitute assets described in the foregoing sections of the Code will be made with respect to each calendar quarter based onthe average adjusted basis of each category of the assets held by the REMIC during such calendar quarter. TheTrustee will report those determinations to Certificateholders in the manner and at the times required by applicable Treasury regulations.

     Holders of Certificates should be aware that (i) Certificates held by a regulated investment company will not constitute "government securities" within the meaning of Code Section 851(b)(4)(A)(i); and Certificates held by a real estate investment trust will not constitute "Government Securities" within the meaning of Code Section 856(c)(4)(A). REMIC Certificates held by certain financial institutions will constitute an "evidence of indebtedness" within the meaning of Code Section 582(c)(i).

     It is possible that various reserves or funds will reduce the proportion of REMIC assets that qualify under the standards described above.

     Tiered REMIC Structures. For certain Series of Certificates, two or more separate elections may be made to treat designated portions of the related Trust Fund as REMICs ("Tiered REMICs") for federal income tax purposes. Upon the issuance of any such Series of Certificates, counsel to the Depositor will deliver its opinion generally to the effect that, assuming compliance with all provisions of the related Agreement, the Tiered REMICs will each qualify as a REMIC and the Certificates issued by the Tiered REMICs will be considered to evidence ownership of Regular Certificates or Residual Certificates in the related REMIC within the meaning of the REMIC Regulations of the Code.

     The Tiered REMICs will be treated as one REMIC solely for purposes of determining whether the Certificates will be "real estate assets" within the meaning of Section 856(c)(4)(A) of the Code and "loans secured by an interest in real property" under Section 7701(a)(19)(C) of the Code, and whether the income on such Certificates is interest described in Section 856(c)(3)(B) of the Code.

TAXATION OF REMIC REGULAR CERTIFICATES

     Interest and Acquisition Discount. Certificates representing Regular Interests in a REMIC ("Regular Certificates") are generally taxable to Certificateholders in the same manner as evidences of indebtedness issued by the REMIC. Stated interest on the Regular Certificates will be taxable as ordinary income and taken into account using the accrual method of accounting, regardless of the Certificateholder's normal accounting method. Reportswill be made annually to the IRS and to holders of Regular Certificates that are not excepted from thereporting requirements regarding amounts treated as interest (including accrual of original issue discount) onRegular Certificates.

     Certificates on which interest is not paid currently ("Compound Interest Certificates") will, and certain of the other Certificates constituting Regular Interests may be issued with original issue discount ("OID") within the meaning of Code Section 1273. Rules governing OID are set forth in Sections 1271-1275 of the Code and the OID Regulations. Although Section 1272(a)(6) of the Code contains specific provisions governing the calculation of OID on securities, such as the Certificates, on which principal is required to be prepaid based on prepayments of the underlying assets, regulations interpreting those provisions have not yet been issued. Further, the application of the OID Regulations to the Regular Certificates remains unclear in other respects because the OID Regulations either do not address, or are subject to varying interpretations with regard to, several relevant issues.

     In general, OID, if any, will equal the difference between the stated redemption price at maturity of a Regular Certificate and its issue price. The issue price of a Regular Certificate of a Class will generally be the initial offering price at which a substantial amount of the Certificates in the Class is sold to the public, and will be treated by the


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Depositor as including, in addition, the amount paid by the Certificateholder for accrued interest that relates to a period prior to the issue date of such Regular Certificate. The stated redemption price at maturity is the sum of all payments on the Certificate other than any "qualified stated interest payments."

     A holder of a Regular Certificate must include OID in gross income as ordinary income as it accrues under a method taking into account an economic accrual of the discount. In general, OID must be included in income in advance of the receipt of the cash representing that income. The amount of OID on a Regular Certificate will be considered to be zero if it is less than a de minimus amount determined under the Code.

     Under this de minimus rule, OID on a Regular Certificate will be considered to be zero if such OID is less than .25% of the stated redemption price at maturity of the Regular Certificate multiplied by the weighted average maturity of the Regular Certificate. Although not specifically addressed by regulations, it is assumed that the schedule of distributions used in determining weighted average maturity should be based on the assumed rate of prepayment of the Mortgage Loans and the anticipated reinvestment rate, if any relating to the Regular Certificates (the "Prepayment Assumption"). The Prepayment Assumption with respect to a Series of Regular Certificates will be set forth in the related Prospectus Supplement. The holder of a Regular Certificate includes any de minimus OID in income pro rata as stated principal payments are received.

     If the interval between the issue date and the first Distribution Date on a Regular Certificate is longer than the interval between subsequent Distribution Dates (and interest paid on the first Distribution Date is less than would have been earned if the stated interest rate were applied to outstanding principal during each day in such interval), the stated interest distributions on such Regular Certificate technically do not constitute qualified stated interest. In such case a special rule, applying solely for the purpose of determining whether OID is de minimus, provides that the interest shortfall for the long first period (i.e., the interest that would have been earned if interest had been paid on the first Distribution Date for each day the Regular Certificate was outstanding) is treated as made at a fixed rate if the value of the rate on which the payment is based is adjusted in a reasonable manner to take into account the length of the interval. Regular Certificate holders should consult their own tax advisors to determine the issue price and stated redemption price at maturity of a Regular Certificate.

     Qualified stated interest is interest that is unconditionally payable at least annually during the entire term of the Certificate at either (a) a single fixed rate that appropriately takes into account the length of the interval between payments or (b) the current values of (i) a single "qualified floating rate" or (ii) a single "objective rate" (each a "Single Variable Rate"). A "current value" is the value of a variable rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that day. A qualified floating rate is a rate the variations in which reasonably can be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Regular Certificate is denominated (e.g., LIBOR). Such a rate remains qualified even though it is multiplied by a fixed, positive multiple not exceeding 1.35, increased or decreased by a fixed rate, or both. Certain combinations of rates constitute a single qualified floating rate, including (a) interest stated at a fixed rate for an initial period of less than one year followed by a qualified floating rate, if the value of the qualified floating rate on the issue date is intended to approximate the fixed rate, and (b) two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Regular Certificate. A combination of such rates is conclusively presumed to be a single qualified floating rate if the values of all rates on the issue date are within .25 percentage points of each other. A variable rate that is subject to an interest rate cap, floor, "governor" or similar restriction on rate adjustment may be a qualified floating rate only if such restriction is fixed throughout the term of the instrument, or is not reasonably expected as of the issue date to cause the yield on the debt instrument to differ significantly from the expected yield absent the restriction. An objective rate is a rate, other than a qualified floating rate, determined by a single formula that is fixed throughout the term of the Regular Certificate and is based on (i) one or more qualified floating rates (including a multiple or inverse of a qualified floating rate); (ii) one or more rates each of which would be a qualified floating rate for a debt instrument denominated in a foreign currency; (iii) the yield or the changes in the price of one or more items of "actively traded" personal property other than stock or debt of the issuer or a related party, (iv) a combination of rates described in (i), (ii) or
(iii); or (v) other rates designated by the IRS in the Internal Revenue Bulletin. Each rate described in (i) through (v) above will not be considered an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Regular Certificate's term will differ significantly from the average value of the rate during the final half of its term. The rules for determining the qualified stated interest payable with respect to certain variable rate Regular Certificates not bearing interest at a Single Variable Rate are discussed below under

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"--Variable Rate Regular Certificates." In the case of the Compound Interest
Certificates, Interest Weighted Certificates (as defined below) and certain of the other Regular Certificates, none of the payments under the instrument will be considered qualified stated interest, and thus the aggregate amount of all payments will be included in the stated redemption price at maturity. Because Certificateholders are entitled to receive interest only to the extent that payments are made on the Mortgage Loans, interest might not be considered to be "unconditionally payable."

     The holder of a Regular Certificate issued with OID must include in gross income, for all days during its taxable year on which it holds such Regular Certificate, the sum of the "daily portions" of such OID. Under Code Section 1272(a)(6), the amount of OID to be included in income by a holder of a debt instrument, such as a Regular Certificate, that is subject to acceleration due to prepayments on other debt obligations securing such instrument, is computed by taking into account the anticipated rate of prepayments assumed in pricing the debt instrument (the "Prepayment Assumption"). The IRS has not yet issued regulations that address Prepayment Assumptions; however, the Conference Committee Report to the Tax Reform Act of 1986 indicates that the assumed rate of prepayments used in pricing can be used for purposes of OID calculations if such assumption is reasonable for comparable transactions. The amount of OID includible in income by a Certificateholder will be computed by allocating to each day during a taxable year a pro-rata portion of the OID that accrued during the relevant accrual period. The amount of OID that will accrue during an accrual period (generally the period between interest payments or compounding dates) is the excess (if any) of (i) the sum of (a) the present value of all payments remaining to be made on the Regular Certificate as of the close of the accrual period and (b) the payments during the accrual period of amounts included in the stated redemption price of the Regular Certificate, over (ii) the "adjusted issue price" of the Regular Certificate at the beginning of the accrual period. The adjusted issue price of a Regular Certificate is the sum of its issue price plus prior accruals of OID, if any, reduced by the total payments, other than qualified stated interest payments, made with respect to such Regular Certificate in all prior periods. Code Section 1272(a)(6) requires the present value of the remaining payments to be determined on the basis of three factors: (i) the original yield to maturity of the Regular Certificate (determined on the basis of compounding at the end of each accrual period and properly adjusted for the length of the accrual period); (ii) events (including actual prepayments) that have occurred before the end of the accrual period; and
(iii) the assumption that the remaining payments (including actual prepayments) will be made in accordance with the original Prepayment Assumption. The effect of this method will be to increase (or decrease) the portion of OID required to be included in income by a Certificateholder taking into account whether prepayments with respect to the Mortgage Loans are accruing faster (slower) than the Prepayment Assumption. Although OID will be reported to Certificateholders based on the Prepayment Assumption, there is no assurance that Mortgage Loans will be prepaid at that rate and no representation is made to Certificateholders that Mortgage Loans will be prepaid at that rate or at any other rate.

     A subsequent holder of a Regular Certificate will also be required to include OID in gross income. If such a holder purchases a Regular Certificate for an amount that exceeds its adjusted issue price the holder will be entitled (as will an initial holder who pays more than a Regular Certificate's issue price) to offset such OID by comparable economic accruals of portions of such excess.

     Certain Classes of Certificates may represent more than one Class of Regular Interests. The Trustee intends, based on the OID Regulations, to calculate OID on such Certificates as if, solely for the purposes of computing OID, the separate Regular Interests were a single debt instrument.

     Interest Weighted Certificates. It is not clear how income should be accrued with respect to Regular Certificates the payments on which consist solely or primarily of a specified portion of the interest payments on qualified mortgages held by the REMIC ("Interest Weighted Certificate"). The Depositor intends to take the position that all of the income derived from an Interest Weighted Certificate should be treated as OID and that the amount and rate of accrual of such OID should be calculated by treating the Interest Weighted Certificate as a Compound Interest Certificate. However, the IRS could assert that income derived from an Interest Weighted Certificate should be calculated as if the Interest Weighted Certificate were a Certificate purchased at a premium equal to the excess of the price paid by such Certificateholder for the Interest Weighted Certificate over its stated principal amount, if any. Under this approach, a Certificateholder would be entitled to amortize such premium only if it has in effect an election under Section 171 of the Code with respect to all taxable debt instruments held by such holder, as described below. Alternatively, the IRS could assert that the Interest Weighted Certificate should be taxable under the final regulations under Section 1275 governing debt issued with contingent principal payments, in which case a Certificateholder might recognize income at a slower rate than if the Interest Weighted Certificate were treated as a Compound Interest

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Certificate. If the contingent payment rules were applicable to Interest
Weighted Certificates (which, as 1272(a)(6) instruments, are specifically excluded from the scope of the contingent payment regulations) income on certain Certificates would be computed under the "noncontingent bond method." The noncontingent bond method would generally apply in a manner similar to the method prescribed by the Code under Section 1272(a)(6). See "--Variable Rate Regular Certificates." Because of uncertainty in the law, Counsel to the Depositor will not render any opinion on these issues.

     Variable Rate Regular Certificates. Regular Certificates bearing interest at one or more variable rates are subject to certain special rules. The qualified stated interest payable with respect to certain variable rate debt instruments not bearing interest at a Single Variable Rate generally is determined under the OID Regulations by converting such instruments into fixed rate debt instruments. Instruments qualifying for such treatment generally include those providing for stated interest at (i) more than one qualified floating rates or (ii) a single fixed rate and (a) one or more qualified floating rates or (b) a single "qualified inverse floating rate" (each, a "Multiple Variable Rate"). A floating rate is a qualified floating rate if variations in the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds, where such rate is subject to a fixed multiple that is greater than 0.65, but not more than 1.35. Such rate may also be increased or decreased by a fixed spread or subject to a fixed cap or floor, or a cap or floor that is not reasonably expected as of the issue date to affect the yield of the instrument significantly. An objective rate (other than a qualified floating rate) is a rate that is determined using a single fixed formula and that is based on objective financial or economic information, provided that such information is not (i) within the control of the issuer or a related party or (ii) unique to the circumstances of the issuer or a related party. A qualified inverse floating rate is an objective rate equal to a fixed rate reduced by a qualified floating rate, the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds (disregarding permissible rate caps, floors, governors and similar restrictions such as aredescribed above).

     Purchasers of Regular Certificates bearing a variable rate of interest should be aware that there is uncertainty concerning the application of Code
Section 1272(a)(6) and the OID Regulations to such Certificates. In the absence of other authority, the Depositor intends to be guided by the provisions of the OID Regulations governing variable rate debt instruments in adapting the provisions of Code Section 1272(a)(6) to such Certificates for the purpose of preparing tax reports furnished to the IRS and Certificateholders. In that regard, in determining OID with respect to Regular Certificates bearing interest at a Single Variable Rate, (a) all stated interest with respect to a Regular Certificate is treated as qualified stated interest and (b) the amount and accrual of OID, if any, is determined under the OID rules applicable to fixed rate debt instruments discussed above by assuming that the Single Variable Rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the issue date value of the rate or (ii) in the case of any other objective rate, a fixed rate that reflects the yield that is reasonably expected for the Regular Certificate. Interest and OID attributable to the Regular Certificates bearing interest at a Multiple Variable Rate similarly will be taken into account under a methodology that converts the Certificate into an equivalent fixed rate debt instrument. However, in determining the amount and accrual of OID, the assumed fixed rates are (a) for each qualified floating rate, the value of each such rate as of the issue date (with appropriate adjustment for any differences in intervals between interest adjustment dates); (b) for a qualified inverse floating rate, the value of the rate as of the issue date; and (c) for any other objective rate, the fixed rate that reflects the yield that is reasonably expected for the Certificate. In the case of a Certificate that provides for stated interest at a fixed rate in one or more accrual periods and either one or more qualified floating rates or a qualified inverse floating rate in other accrual periods, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Certificate provides for a qualified inverse floating rate). The qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Regular Certificate as of its issue date is approximately the same as the fair market value of an otherwise identical debt-instrument that provides for either the qualified floating rate or the qualified inverse floating rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Regular Certificate is then treated as converted into an equivalent fixed rate debt instrument in the manner described above. If the interest paid or accrued with respect to a Single Variable Rate or Multiple Variable Rate Certificate during an accrual period differs from the assumed fixed interest rate, such difference will be an adjustment (to interest or OID, as applicable) to the Certificateholder's taxable income for the taxable period or periods to which such difference relates.

     Purchasers of Certificates bearing a variable rate of interest should be aware that the provisions of the OID Regulations governing variable rate debt instruments are limited in scope and may not apply to some Regular


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Certificates having variable rates. If such a Certificate is not subject to the provisions of the OID Regulations governing variable rate debt instruments, it may be subject to the provisions of the OID Regulations applicable to debt instruments having contingent payments. Prospective purchasers of variable rate Regular Certificates should consult their tax advisers concerning the appropriate tax treatment of such Certificates.

     Constant Yield Election for Interest. Under the OID Regulations, holders of Regular Certificates generally may elect to include all accrued interest on a Regular Certificate in gross income using the constant yield to maturity method. For purposes of this election, interest includes stated interest, OID, de minimus OID, market discount, de minimus market discount and unstated interest, as adjusted by any premium. If a holder of a Regular Certificate makes such an election and (i) the Regular Certificate has amortizable bond premium, the holder is deemed to have made an election to amortize bond premium with respect to all debt instruments having amortizable bond premium that such Certificateholder owns or acquires or (ii) the Regular Certificate has market discount, the holder is deemed to have made an election to include market discount in income currently for all debt instruments having market discount acquired during the year of the election or thereafter. See "--Market Discount" and "--Premium." The election to accrue interest, discount and premium on a constant yield method is irrevocable without the consent of the IRS. A holder of a Regular Certificate should consult its tax adviser before making this election.

     Market Discount. A purchaser of a Regular Certificate may also be subject to the market discount rules of Code Section 1276 if the stated redemption price at maturity (or the revised issue price where OID has accrued on such Certificate) exceeds the basis of the Certificate in the hands of the purchaser. Such purchaser generally will be required to recognize accrued market discount as ordinary income as payments of principal are received on such Regular Certificate, or upon the sale or exchange of the Regular Certificate. In general terms, until regulations are promulgated, market discount may be treated as accruing, at the election of the Certificateholder, either (i) under a constant yield method, taking into account the Prepayment Assumption, or (ii) in proportion to accruals of OID (or, if there is no OID, in proportion to accruals of stated interest) allocated to such period in relation to the sum of such interest together with the remaining interest as of the end of such period. A holder of a Regular Certificate having market discount may also be required to defer a portion of the interest deductions attributable to any indebtedness incurred or continued to purchase or carry the Regular Certificate. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Certificate for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Certificate is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Certificateholder may elect to include such market discount in income currently as it accrues on all market discount instruments acquired by such holder in that taxable year or thereafter, in which case the interest deferral rule will not apply. Such election will apply to all taxable debt instruments (including all Regular Interests) held by the Certificateholder at the beginning of the taxable year in which the election is made, and to all taxable debt instruments acquired thereafter by such holder, and will be irrevocable without the consent of the IRS. In Revenue Procedure 92-67, the IRS set forth procedures for taxpayers (1) electing under Code
Section 1278(b) to include market discount in income currently, (2) electing under rules of Code Section 1276(b) to use a constant interest rate to determine accrued market discount on a bond where the holder of the bond is required to determine the amount of accrued market discount at a time prior to the holder's disposition of the bond, and (3) requesting consent to revoke an election under Code Section 1278(b). Purchasers who purchase Regular Certificates at a market discount should consult their tax advisors regarding the elections for recognition of such discount.

     Market discount with respect to a Regular Certificate will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Certificate multiplied by the weighted average maturity of the Regular Certificates (determined as described above under "--Original Issue Discount") remaining after the date of purchase. Treasury regulations implementing the market discount rules have not yet been issued, and therefore investors should consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect thereto.

     Premium. A Certificateholder who purchases a Regular Certificate (other than an Interest Weighted Certificate, to the extent described above) at a cost greater than its stated redemption price at maturity, generally will be considered to have purchased the Certificate at a premium. The Certificateholder may elect under Code Section 171 to amortize such premium as an offset to interest income on such Certificate (and not as a separate deduction item) on a constant yield method. See "--Constant Yield Election for Interest."

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     Although no regulations addressing the computation of premium accrual on collateralized mortgage obligations or Regular Interests have been issued, the legislative history of the Tax Reform Act of 1986 (the "1986 Act") indicates that premium is to be accrued in the same manner as market discount. Accordingly, it appears that the accrual of premium on a Regular Certificate will be calculated using the Prepayment Assumption. If a Certificateholder makes an election to amortize premium on a Certificate, such election will apply to all taxable debt instruments (including all Regular Interests) held by the holder at the beginning of the taxable year in which the election is made, and to all taxable debt instruments acquired thereafter by such holder, and will be irrevocable without the consent of the IRS. Purchasers who pay a premium for Regular Certificates should consult their tax advisers regarding the election to amortize premium and the method to be employed.

     Final Treasury regulations were issued in December 1997 which address the amortization of bond premiums (the "Premium Regulations"). The preamble to the Premium Regulations indicate that they do not apply to Regular Interests in a REMIC or any pool of debt instruments the yield on which may be affected by prepayments. The Premium Regulations describe the yield method of amortizing premium and provide that a bond holder may offset the premium against corresponding interest income only as that income is taken into account under the bond holder's method of accounting. For instruments that may be called or prepaid prior to maturity, a bond holder will be deemed to exercise its option and an issuer will be deemed to exercise its redemption right in a manner that maximizes the holder's yield. A holder of a debt instrument may elect to amortize bond premium under the Premium Regulations for the taxable year containing the effective date, with the election applying to all the holder's debt instruments held on the first day of the taxable year. Because the Premium Regulations are specifically not applicable to Regular Certificates purchasers who pay a premium for their Regular Certificates should consult their tax advisors regarding any election to amortize premium and the method to be employed.

     Subordinate Certificates--Effects of Defaults, Delinquencies and Losses. As described above under "CREDIT ENHANCEMENT --Subordinate Certificates," certain Series of Certificates may contain one or more Classes of Subordinate Certificates. Holders of Subordinate Certificates will be required to accrue interest and OID with respect to such Certificates on the accrual method without giving effect to delays and reductions in distributions attributable to defaults or delinquencies on any Mortgage Loans, except possibly to the extent that it can be established that such amounts are uncollectible. As a result, the amount of income reported by a holder of a Subordinate Certificate in any period could significantly exceed the amount of cash distributed to such holder in that period.

     Although not entirely clear, and to the extent the bad debt rules of
Section 166 of the Code apply, it appears a Certificateholder that is a corporation or otherwise holds such Certificates in connection with a trade or business should generally be allowed to deduct as an ordinary loss any loss sustained on account of partial or complete worthlessness of a Regular Certificate. Although similarly unclear, a noncorporate Certificateholder generally should be allowed to deduct as a short-term capital loss any loss sustained on account of complete worthlessness of a Regular Certificate. A noncorporate Certificateholder alternatively, depending on the factual circumstances, may be allowed a capital loss deduction as the principal balance of a Subordinate Certificate is reduced by reason of realized losses resulting from liquidated Mortgage Loans; however, the IRS could contend that a noncorporate Certificateholder should be allowed such losses only after all Mortgage Loans in the Trust Fund have been liquidated or the Subordinate Certificates otherwise have been retired. Special rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Holders of Subordinate Certificates should consult their own tax advisers regarding the appropriate timing, character and amount of any loss sustained with respect to Subordinate Certificates.

     Allocation of Expenses in a Single Class REMIC. As a general rule, all of the servicing, administrative and other non-interest expenses of a REMIC will be taken into account by holders of the Residual Certificates. In the case of a single class REMIC, however, the expenses and a matching amount of additional income will be allocated, under temporary Treasury regulations, among the holders of REMIC Regular Certificates and the holders of REMIC Residual Certificates on a daily basis in proportion to the relative amounts of income accruing to each Certificateholder on that day. In general terms, a single class REMIC is one that either (i) would qualify, under existing Treasury regulations, as a grantor trust if it were not a REMIC (treating all interests as ownership interests, even if they would be classified as debt for federal income tax purposes) or (ii) is similar to such a trust and is structured with the principal purpose of avoiding the single class REMIC rules. Unless otherwise stated in the applicable Prospectus Supplement, the expenses of the REMIC will be allocated to holders of the related REMIC Residual Certificates in their entirety and not to holders of the related REMIC Regular Certificates. If the REMIC is

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considered to be a "single-class REMIC" and a Regular Interest Certificateholder is an individual or a "pass-through interest holder" (including certain pass-through entities but not including real estate investment trusts), such expenses will be deductible only to the extent that such expenses, plus other "miscellaneous itemized deductions" of the Certificateholder, exceed 2% of such Certificateholder's adjusted gross income. In addition, Code Section 68 provides that the amount of itemized deductions otherwise allowable for the taxable year for an individual whose adjusted gross income exceeds the applicable amount (for 1998, estimated to be $124,500, or $62,250, in the case of a separate return of a married individual within the meaning of Code Section 7703, which amounts will be adjusted annually for inflation) (the "Applicable Amount") will be reduced by the lesser of (i) 3% of the excess of adjusted gross income over the Applicable Amount or (ii) 80% of the amount of itemized deductions otherwise allowable for such taxable year. The partial or total disallowance of these deductions may have a significant adverse impact on the yield of the Regular Certificate to such a holder.

     Sale or Exchange of Regular Certificates. A Regular Interest Certificateholder's tax basis in its Regular Certificate is the price such holder pays for a Certificate, plus amounts of OID or market discount included in income and reduced by any payments received (other than qualified stated interest payments) and any amortized premium. Gain or loss recognized on a sale, exchange or redemption of a Regular Certificate, measured by the difference between the amount realized and the Regular Certificate's basis as so adjusted, will generally be capital gain or loss, assuming that the Regular Certificate is held as a capital asset. If, however, a Certificateholder is a bank, thrift or similar institution described in Section 582 of the Code, gain or loss realized on the sale or exchange of a Certificate will be taxable as ordinary income or loss.

     Gain from the disposition of a Regular Certificate that might otherwise be capital gain will be treated as ordinary income to the extent of the excess, if any, of (i) the amount that would have been includible in the holder's income if the yield on such Regular Certificate had equaled 110% of the applicable federal rate (as defined in Code Section 1274(d)) as of the beginning of such holder's holding period, over (ii) the amount of ordinary income actually recognized by the holder with respect to such Regular Certificate prior to its sale. In addition, all or a portion of any gain from the sale of a Certificate that might otherwise be capital gain may be treated as ordinary income (i) if such Certificate is held as part of a "Conversion Transaction" as defined in Code
Section 1258(c), in an amount equal to the interest that would have accrued on the holder's net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction reduced by any amount treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction, or (ii) if, in the case of a noncorporate taxpayer, an election is made under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates for purposes of the rule that limits the deduction of interest on indebtedness incurred to purchase or carry property held for investment to a taxpayer's net investment income. A sale of a REMIC Regular Certificate will be part of a "conversion transaction" if substantially all of the holder's expected return is attributable to the time value of the holder's net investment, and (i) the holder entered the contract to sell the REMIC Regular Certificate substantially contemporaneously with acquiring the REMIC Regular Certificate, (ii) the REMIC Regular Certificate is part of a straddle, (iii) the REMIC Regular Certificate is marketed or sold as producing capital gains, or (iv) other transactions to be specified in Treasury regulations that have not yet been issued.

     As of date of this Prospectus the maximum marginal tax rate on ordinary income for individual taxpayers is 39.6%. The maximum marginal tax rate on long-term capital gains for non-corporate taxpayers is 20%. The maximum marginal tax rate on both ordinary income and long-term capital gains of corporate taxpayers is 35% subject to certain higher marginal tax rates which phase out the benefits of the guaranteed corporate tax rate structure. Net capital gain realized on a capital asset which is sold after being held by 12 months or less is subject to tax at ordinary income tax rates. Any gain realized on a capital asset which is sold after being held for more than 12 months, is subject to a maximum tax rate of 20%, assuming that the taxpayer is otherwise in a rate bracket equal to or greater than 20%.

TAXATION OF THE REMIC

     General. Although a REMIC is a separate entity for federal income tax purposes, a REMIC is not generally subject to entity-level taxation. Rather, except in the case of a "Single-Class REMIC," the taxable income or net loss of a REMIC is taken into account by the holders of Residual Interests. The Regular Interests are generally treated as debt of the REMIC and taxed accordingly. See "--Taxation of REMIC Regular Certificates" above.

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     Calculation of REMIC Income. The taxable income or net loss of a REMIC is determined under an accrual method of accounting and in the same manner as in the case of an individual having the calendar year as a taxable year, with certain adjustments as required under Code Section 860C(b). The "daily portions" of REMIC taxable income or net loss will be includible as ordinary income or loss in determining the federal taxable income of holders of Residual Certificates. See "--Taxation of Holders of Residual Certificates." In general, the taxable income or net loss will be the difference between (i) the gross income produced by the REMIC's assets, including stated interest and any OID or market discount on loans and other assets, plus any cancellation of indebtedness income due to the allocation of realized losses to the Regular Certificates, and
(ii) deductions, including stated interest and OID accrued on Regular Certificates, amortization of any premium with respect to loans and servicing fees and other expenses of the REMIC.

     For purposes of computing its taxable income or net loss, the REMIC should have an initial aggregate tax basis in its assets equal to the aggregate fair market value of the Regular Interests and the Residual Interests on the "Startup Day" (generally, the day that the interests are issued). That aggregate basis will be allocated among the assets of the REMIC in proportion to their respective fair market values.

     The OID provisions of the Code apply to loans to individuals originated on or after March 2, 1984, and the market discount provisions apply to all loans. Subject to possible application of the de minimus rules, the method of accrual by the REMIC of OID or market discount income on such loans will be equivalent to the method under which holders of Regular Certificates accrue OID (i.e., under the constant yield method taking into account the Prepayment Assumption). The REMIC will deduct OID on the Regular Certificates in the same manner that the holders of the Certificates include such discount in income, but without regard to the de minimus rules. See "--Taxation of REMIC Regular Certificates" above.

     To the extent that the REMIC's basis allocable to loans that it holds exceeds their principal amounts, the resulting premium, if attributable to mortgages originated after September 27, 1985, will be amortized over the life of the loans (taking into account the Prepayment Assumption) on a constant yield method. Although the law is somewhat unclear regarding the recovery of premium attributable to loans originated on or before such date, it is possible that such premium may be recovered in proportion to payments of loan principal.

     Prohibited Transactions Tax and Other Taxes. The REMIC will be subject to a 100% tax on any net income derived from a "prohibited transaction." For this purpose, net income will be calculated without taking into account any losses from prohibited transactions or any deductions attributable to any prohibited transaction that resulted in a loss. In general, prohibited transactions include
(i) subject to limited exceptions, the sale or other disposition of any qualified mortgage transferred to the REMIC; (ii) subject to a limited exception, the sale or other disposition of a cash flow investment; (iii) the receipt of any income from assets not permitted to be held by the REMIC pursuant to the Code; or (iv) the receipt of any fees or other compensation for services rendered by the REMIC. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC pool property to prevent a default on Regular Certificates as a result of a default on qualified mortgages or to facilitate a clean-up call (generally, an optional termination to save administrative costs when no more than a small percentage of the Certificates is outstanding). It is anticipated that a REMIC will not engage in any prohibited transactions in which it would recognize a material amount of net income. In addition, subject to a number of limited exceptions for cash contributions, a tax is imposed at the rate of 100% on amounts contributed to a REMIC after the close of the three-month period beginning on the Startup Day. It is not anticipated that any such contributions will occur or that any such tax will be imposed.

     Net Income from Foreclosure Property. REMICs also are subject to federal income tax at the highest corporate rate on "net income from foreclosure property," determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by deed in lieu of foreclosure would be treated as "foreclosure property" for a period ending with the third calendar year following the year of acquisition of such property, with a possible extension. "Net income from foreclosure property" generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust. It is not anticipated that any REMIC will recognize "net income from foreclosure property" subject to federal income tax.

     Liquidation of the REMIC. If a REMIC and the Trustee adopt a plan of complete liquidation, within the meaning of Code Section 860F(a)(4)(A)(i) and sell all the REMIC's assets (other than cash) within a 90-day period beginning on the date of the adoption of the plan of liquidation, the REMIC will recognize no gain or loss on the sale of its assets, provided that the REMIC credits or distributes in liquidation all the sale proceeds plus its cash (other than

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amounts retained to meet claims against the REMIC) to holders of Regular
Certificates and Residual Certificate holders within the 90-day period.

TAXATION OF HOLDERS OF RESIDUAL CERTIFICATES

     The holder of a Certificate representing a residual interest (a "Residual Certificate") will take into account the "daily portion" of the taxable income or net loss of the REMIC for each day during the taxable year on which such holder held the Residual Certificate. The daily portion is determined by allocating to each day in any calendar quarter its ratable portion of the taxable income or net loss of the REMIC for such quarter, and by allocating that amount among the holders (on such day) of the Residual Certificates in proportion to their respective holdings on such day. For this purpose, the taxable income or net loss of the REMIC, in general, will be allocated to each day in the calendar quarter ratably using such reasonable convention as set forth in the Prospectus Supplement including, as applicable, a "30 days per month/90 days per quarter/360 days per year" convention. The related Prospectus Supplement will indicate whether a different allocation method will be used. Ordinary income derived from Residual Certificates will be "portfolio income" for taxpayers subject to Code Section 469 limitation on the deductibility of "passive losses."

     A holder of a Residual Certificate that is an individual or a "Pass-Through Interest Holder" (including certain pass-through entities, but not including real estate investment trusts) will be unable to deduct servicing fees payable on the loans or other administrative expenses of the REMIC for a given taxable year to the extent that such expenses, when aggregated with the Residual Interest Certificateholder's other miscellaneous itemized deductions for that year, do not exceed 2% of such holder's adjusted gross income. In addition, Code
Section 68 provides that the amount of itemized deductions otherwise allowable for the taxable year for an individual whose adjusted gross income exceeds the Applicable Amount will be reduced by the lesser of (i) 3% of the excess of adjusted gross income over the Applicable Amount, or (ii) 80% of the amount of itemized deductions otherwise allowable for such taxable year. The amount of additional taxable income reportable by Certificateholders that are subject to the limitations of either Section 67 or Section 68 of the Code may be substantial.

     As a result, such investors may have aggregate taxable income in excess of the aggregate amount of cash received on such Certificates with respect to interest at the pass-through rate on such Certificates or discount thereon. Furthermore, in determining the alternative minimum taxable income of such a Certificateholder that is an individual, estate or trust, or a "pass-through entity" beneficially owned by one or more individuals, estates or trusts, no deduction will be allowed for such holder's allocable portion of servicing fees and other miscellaneous itemized deductions of the REMIC, even though an amount equal to the amount of such fees and other deductions will be included in such holder's gross income. Moreover, where there is fixed retained yield with respect to the Mortgage Loans underlying a series of Certificates or where the servicing fees are in excess of reasonable servicing compensation, the transaction will be subject to the application of the "stripped bond" and "stripped coupon" rules of the Code, as described below under "--Federal Income Tax Consequences For Certificates As To Which No Remic Election Is Made--Stripped Certificates--Discount or Premium on Stripped Certificates." Accordingly, such Certificates may not be appropriate investments for individuals, estates or trusts, or pass-through entities beneficially owned by one or more individuals, estates or trusts. Such prospective investors should consult with their tax advisors prior to making an investment in such Certificates.

     The holder of a Residual Certificate must report its proportionate share of the taxable income of the REMIC regardless of whether or not it receives cash distributions from the REMIC attributable to such income or loss. The reporting of taxable income without corresponding distributions could occur, for example, in certain REMICs in which the loans held by the REMIC were issued or acquired at a discount, since mortgage prepayments cause recognition of discount income, while the corresponding portion of the prepayment could be used in whole or in part to make principal payments on Regular Interests issued without any discount or at an insubstantial discount. When there is more than one Class of Regular Certificates that distribute principal sequentially, this mismatching of income and deductions is particularly likely to occur in the early years following issuance of the Regular Certificates when distributions in reduction of principal are being made in respect of earlier maturing Classes of Certificates to the extent that such Classes are not issued with substantial discount. If taxable income attributable to such a mismatching is realized in general, losses would be allowed in later years as distributions on the later Classes of Regular Certificates are made. (If this occurs, it is likely that cash distributions to holders of Residual Certificates will exceed taxable income in later years.) Taxable income may also be greater in the earlier years of certain REMICs as a result of the fact that interest expense deductions, as a percentage of outstanding principal of Regular Certificates, will

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typically increase over time as lower yielding Certificates are paid, whereas interest income with respect to loans will generally remain constant over time as a percentage of outstanding loan principal.

     In any event, because the holder of a Residual Interest is taxed on the net income of the REMIC, the taxable income derived from a Residual Certificate in a given taxable year will not be equal to the taxable income associated with investment in a corporate bond or stripped instrument having similar cash flow characteristics and pre-tax yield. Therefore, the after-tax yield on the Residual Certificate will most likely be less than that of such a bond or instrument.

     Basis. A Residual Certificateholder will not be permitted to amortize directly the cost of its Residual Certificate as an offset to its share of the taxable income of the related REMIC. However, such taxable income will not include cash received by the REMIC that represents a recovery of the REMIC's basis in its assets. Such recovery of basis by the REMIC will have the effect of amortization of the issue price of the Residual Certificates over their life. However, in view of the possible acceleration of the income of Residual Certificateholders discussed previously under "--Taxation of Holders of Residual Certificates," the period of time over which such issue price is effectively amortized may be longer than the economic life of the Residual Certificates.

     A Residual Certificate may have a negative value if the net present value of anticipated tax liabilities exceeds the present value of anticipated cash flows. If a Residual Certificate has a negative value, it is not clear whether its issue price would be considered to be zero or such negative amount for purposes of determining the REMIC's basis in its assets. The REMIC Regulations do not address whether residual interests could have a negative basis and a negative issue price. The Depositor does not intend to treat a Class of Residual Certificates as having a value of less than zero for purposes of determining the bases of the related REMIC in its assets. The preamble to the REMIC Regulations states that the Service may provide future guidance on the proper tax treatment of payments made by a transferor of such a residual interest to induce the transferee to acquire the interest, and Residual Certificateholders should consult their own tax advisors in this regard.

     Further, to the extent that the initial adjusted basis of a Residual Certificateholder (other than an original holder) in a Residual Certificate is greater than the corresponding portion of the REMIC's basis in the Mortgage Loans, the Residual Certificateholder will not recover a portion of such basis until termination of the REMIC, unless future Treasury regulations provide for periodic adjustments to the REMIC income otherwise reportable by such holder. The REMIC Regulations do not currently so provide. See "--Sale or Exchange" below regarding possible treatment of a loss upon termination of the REMIC as a capital loss.

     Limitation on Losses. The amount of the REMIC's net loss that a Certificateholder may take into account currently is limited to the holder's adjusted basis at the end of the calendar quarter in which such loss arises. A holder's basis in a Residual Certificate will initially equal such holder's purchase price, and will subsequently be increased by the amount of the REMIC's taxable income allocated to the holder, and decreased (but not below zero) by the amount of distributions made and the amount of the REMIC's net loss allocated to the holder. Any disallowed loss may be carried forward indefinitely, but may be used only to offset income of the REMIC generated by the same REMIC. The ability of Residual Interest Certificateholders to deduct net losses may be subject to additional limitations under the Code, as to which such holders should consult their tax advisers.

     Distributions. Distributions on a Residual Certificate, if any, will generally not result in any additional taxable income or loss to a holder of a Residual Certificate. If the amount of such distribution exceeds a holder's adjusted basis in the Residual Certificate, however, the holder will recognize gain (treated as gain from the sale of the Residual Certificate) to the extent of such excess. If the Residual Certificate is property held for investment, such gain will generally be capital in nature.

     Limitations on Offset or Exemption of REMIC Income: Excess Inclusions and UBTI. The portion of a Residual Interest Certificateholder's REMIC taxable income consisting of "excess inclusion" income may not be offset by other deductions or losses, including net operating losses, on such Certificateholder's federal income tax return. The Small Business Job Protection Act of 1996 eliminated a prior law exception to this rule for certain organizations taxed under Section 593 (thrift institutions) with respect to Residual Certificates with significant value. This change is effective for Residual Certificates acquired in taxable years beginning after December 31, 1995. If the holder of a Residual Certificate is an organization subject to the tax on unrelated business taxable income ("UBTI") imposed by Code Section 511, such as a pension fund or other exempt organization, such Residual Interest Certificateholder's excess inclusion income will be treated as unrelated business taxable income of such Certificateholder. In addition, under Treasury regulations yet to be issued, if a real estate investment trust, a regulated investment company, a


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common trust fund or certain cooperatives were to own a Residual Certificate, a portion of dividends (or other distributions) paid by the real estate investment trust (or other entity) would be treated as excess inclusion income. If a Residual Certificate is owned by a foreign person, excess inclusion income is subject to tax at a rate of 30%, which rate may not be reduced by treaty and is not eligible for treatment as "portfolio interest." See "--Tax Treatment of Foreign Investors--Residual Certificates." Although not entirely clear, the REMIC Regulations indicate that the significant value determination is made only on the Startup Day.

     The excess inclusion portion of a REMIC's income is generally equal to the excess, if any, of REMIC taxable income for the quarterly period allocable to a Residual Certificate, over the daily accruals for such quarterly period of (i) 120% of the long term applicable federal rate on the Startup Day multiplied by
(ii) the adjusted issue price of such Residual Certificate at the beginning of such quarterly period. The adjusted issue price of a Residual Interest at the beginning of each calendar quarter will equal its issue price (calculated in a manner analogous to the determination of the issue price of a Regular Interest), increased by the aggregate of the daily accruals for prior calendar quarters, and decreased (but not below zero) by the amount of loss allocated to a holder and the amount of distributions made on the Residual Certificate before the beginning of the quarter. Accordingly, the portion of the REMIC pool's taxable income that will be treated as excess inclusions will be a larger portion of such income as the adjusted issue price of the Residual Certificates diminishes. For this purpose, the long-term applicable federal rate, which is announced monthly by the Treasury Department, is an interest rate that is based on the average market yield of outstanding marketable obligations of the United States government having remaining maturities in excess of nine years.

     Alternative Minimum Tax. The 1996 Act also provides new rules affecting the determination of alternative minimum taxable income ("AMTI") of a Residual Certificate holder. First, AMTI is calculated without regard to the special rule that taxable income cannot be less than excess inclusion income for the year. Second, AMTI for a taxable year cannot be less than excess inclusion income for the year. Finally, any AMTI net operating loss deduction is computed without regard to excess inclusions. These changes are effective for tax years beginning after December 31, 1986, unless a Residual Certificate holder elects to have the rules apply only to tax years beginning after August 20, 1996.

     Under the REMIC Regulations, in certain circumstances, transfers of Residual Certificates may be disregarded. See "--Restrictions on Ownership and Transfer of Residual Certificates" and "--Tax Treatment of Foreign Investors."

     Sale or Exchange. A holder of a Residual Certificate will recognize gain or loss on the sale or exchange of a Residual Certificate equal to the difference, if any, between the amount realized and such Certificateholder's adjusted basis in the Residual Certificate at the time of such sale or exchange. Any such loss may be a capital loss subject to limitation; gain which might otherwise be capital may be treated as ordinary income under certain circumstances. See "--Sale or Exchange of Regular Certificates" above. Except to the extent provided in regulations, which have not yet been issued, the "wash sale" rules of Code Section 1091 will disallow any loss upon disposition or a Residual Certificate if the selling Certificateholder acquires any Residual Interest in a REMIC or similar mortgage pool within six months before or after such disposition. Any such disallowed loss would be added to the Residual Interest Certificateholder's adjusted basis in the newly acquired Residual Interest.

     Restrictions on Ownership and Transfer of Residual Certificates. As a condition to qualification as a REMIC, reasonable arrangements must be made to prevent the ownership of a Residual Interest by any "Disqualified Organization." "Disqualified Organizations" include the United States, any state or political subdivision thereof, any foreign government, any international organization, or any agency or instrumentality of any of the foregoing (provided, that such term does not include an instrumentality if all of its activities are subject to tax and a majority of its board of directors is not selected by any such governmental entity.), a rural electric or telephone cooperative described in
Section 1381(a)(2)(C) of the Code, or any entity exempt from the tax imposed by Sections 1-1399 of the Code, if such entity is not subject to tax on its unrelated business income. Accordingly, the applicable Agreement will prohibit Disqualified Organizations from owning a Residual Certificate. In addition, no transfer of a Residual Certificate will be permitted unless the proposed transferee shall have furnished to the Trustee an affidavit representing and warranting that it is neither a Disqualified Organization nor an agent or nominee acting on behalf of a Disqualified Organization and the transferor provides a statement in writing to the Depositor and the Trustee that it has no actual knowledge that the statement is false.

     The Prospectus Supplement relating to a Series of Certificates may provide that a Residual Certificate may not be purchased by or transferred to any person that is not a U.S. Person or may describe the circumstances and

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restrictions pursuant to which such a transfer may be made. The term "U.S.
Person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or an estate or trust that is subject to U.S. federal income tax regardless of the source of its income.

     If a Residual Certificate is transferred to a Disqualified Organization (in violation of the restrictions set forth above), a tax will be imposed on the transferor of such Residual Certificate at the time of the transfer pursuant to Code Section 860E(e)(2) equal to the product of (i) the present value (discounted using the "applicable federal rate" for obligations whose term ends on the close of the last quarter in which excess inclusions are expected to accrue with respect to the Residual Certificate) of the total anticipated excess inclusions with respect to such Residual Certificate for periods after the transfer and (ii) the highest marginal federal income tax rate applicable to corporations. In addition, if a Disqualified Organization is the record holder of an interest in a pass-through entity (including, among others, a partnership, trust, real estate investment trust, regulated investment company or any person holding as nominee) that owns a Residual Certificate, the pass-through entity will be required to pay tax equal to its product of (i) the amount of excess inclusion income of the REMIC for such taxable year allocable to the interest held by such Disqualified Organization; multiplied by (ii) the highest marginal federal income tax rate imposed on corporations by Code Section 11(b)(1).

     Such a tax generally would be imposed on the transferor of the Residual Certificate, except that where such transfer is through an agent (including a broker, nominee, or other middleman) for a Disqualified Organization, the tax would instead be imposed on such agent. A transferor of a Residual Certificate would in no event, however, be liable for such tax with respect to a transfer if the transferee furnishes to the transferor an affidavit that the transferee is not a Disqualified Organization and, as of the time of the transfer, the transferor does not have actual knowledge that such affidavit is false. The tax also may be waived by the Treasury Department if the Disqualified Organization promptly disposes of the Residual Certificate and the transferor pays income tax at the highest corporate rate on the excess inclusion for the period the Residual Certificate is actually held by the Disqualified Organization.

     In addition, if a "Pass-Through Entity" has excess inclusion income with respect to a Residual Certificate during a taxable year and a Disqualified Organization is the record holder of an equity interest in such entity, then a tax is imposed on such entity equal to the product of (i) the amount of excess inclusions that are allocable to the interest in the Pass-Through Entity during the period such interest is held by such Disqualified Organization and (ii) the highest marginal federal corporate income tax rate. Such tax would be deductible from the ordinary gross income of the Pass-Through Entity for the taxable year. The Pass-Through Entity would not be liable for such tax if it has received an affidavit from such record holder that (i) states under penalty of perjury that it is not a Disqualified Organization or (ii) furnishes a social security number and states under penalties of perjury that the social security number is that of the transferee, provided that during the period such person is the record holder of the Residual Certificate, the Pass-Through Entity does not have actual knowledge that such affidavit is false.

     Noneconomic Residual Interests. Under the REMIC Regulations, if a Residual Certificate is a "noneconomic residual interest," as described below, a transfer of a Residual Certificate to a non-U.S. Person will be disregarded for all federal tax purposes if a significant purpose of the transfer was to impede the assessment or collection of tax. If a transfer of a Residual Interest is disregarded, the transferor would be liable for any federal income tax imposed upon the taxable income derived by the transferee from the REMIC. A Residual Certificate is a "noneconomic residual interest" unless, at the time of the transfer (i) the present value of the expected future distributions on the Residual Certificate at least equals the product of the present value of the anticipated excess inclusions and the highest rate of tax imposed on corporations for the year in which the transfer occurs and (ii) the transferor reasonably expects that the transferee will receive distributions from the REMIC at or after the time at which the taxes accrue on the anticipated excess inclusions in an amount sufficient to satisfy the accrued taxes. The present value is calculated based on the Prepayment Assumption, using a discount rate equal to the applicable federal rate under Code Section 1274(d)(1) that would apply to a debt instrument issued on the date the noneconomic residual interest was transferred and whose term ended on the close of the last quarter in which excess inclusions were expected to accrue with respect to the Residual Interest at the time of transfer. A significant purpose to impede the assessment or collection of tax exists if the transferor, at the time of transfer, knew or should have known that the transferee would be unwilling or unable to pay taxes on its share of the taxable income of the REMIC. Under the REMIC Regulations, a transferor is presumed not to have improper knowledge if (i) the transferor conducted, at the time of the transfer, a reasonable investigation of the financial condition of the transferee and, as a result of the investigation, the transferor found that the transferee had


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historically paid its debts as they came due anFd found no significant evidence to indicate that the transferor will not continue to pay its debts as they come due in the future; and (ii) the transferee represents to the transferor that it understands that, as the holder of the noneconomic residual interest, the transferee may incur tax liabilities in excess of any cash flows generated by the residual interest and that the transferee intends to pay taxes associated with holding of residual interest as they become due. The Agreement will require the transferee of a Residual Certificate to state as part of the affidavit described above under the heading "--Disqualified Organizations" that such transferee (i) has historically paid its debts as they come due, (ii) intends to continue to pay its debts as they come due in the future, (iii) understands that, as the holder of a noneconomic residual interest, it may incur tax liabilities in excess of any cash flows generated by the Residual Certificate, and (iv) intends to pay any and all taxes associated with holding the Residual Certificate as they become due. The transferor must have no reason to believe that such statement is untrue. A similar type of limitation exists with respect to certain transfers of Residual Interests by foreign persons to U.S. Persons. See "--Tax Treatment of Foreign Investors."

     Mark-to-Market Rules. A "negative value" Residual Interest (and any Residual Interest or arrangement that the IRS deems to have substantially the same economic effect) is not treated as a security and thus may not be marked to market under final Treasury regulations under Section 475 of the Code that generally require a securities dealer to mark to market securities held for sale to customers. In general, a Residual Interest has negative value if, as of the date a taxpayer acquires the Residual Interest, the present value of the tax liabilities associated with holding the Residual Interest exceeds the sum of (i) the present value of the expected future distributions on the Residual Interest, and (ii) the present value of the anticipated tax savings associated with holding the Residual Interest as the REMIC generates losses. In addition, in the Preamble to the temporary Treasury regulations, the IRS requested comments regarding whether additional rules are needed to carry out the purposes of
Section 475 of the Code. Consequently, the IRS may further limit, prospectively or retroactively, the definition of "security" for purposes of Section 475 of the Code by carving out of such definition all Residual Interests.

REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     A Certificateholder, other than a Residual Interest Certificateholder, may, under certain circumstances, be subject to "backup withholding" at the rate of 31% with respect to distributions or the proceeds of a sale of Certificates to or through brokers that represent interest or original issue discount on the Certificates. This withholding generally applies if the holder of a Certificate
(i) fails to furnish the Trustee with its taxpayer identification number ("TIN"); (ii) furnishes the Trustee an incorrect TIN; (iii) fails to report properly interest, dividends or other "reportable payments" as defined in the Code; or (iv) under certain circumstances, fails to provide the Trustee or such holder's securities broker with a certified statement, signed under penalty of perjury, that the TIN provided is its correct TIN and that the holder is not subject to backup withholding. Backup withholding will not apply, however, with respect to certain payments made to Certificateholders, including payments to certain exempt recipients (such as exempt organizations) and to certain Non-U.S. Persons. Holders of the Certificates should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtainingthe exemption.

     The Trustee will report to the Certificateholders and to the Master Servicer for each calendar year the amount of any "reportable payments" during such year and the amount of tax withheld, if any, with respect to payments on the Certificates. Any amounts withheld from distribution on Regular Certificates would be allowed as a credit against such Certificateholders, federal income tax liability or would be refunded by the IRS.

TAX TREATMENT OF FOREIGN INVESTORS

     Regular Certificates. Under the Code, unless interest (including OID) paid on a Certificate (other than a Residual Certificate) is considered to be "effectively connected" with a trade or business conducted in the United States by a nonresident alien individual, foreign partnership or foreign corporation (each, a "Non-U.S. Person") such interest will normally qualify as portfolio interest (except if (i) the recipient is a holder, directly or by attribution, of 10% or more of the capital or profits interest in the issuer or (ii) the recipient is a controlled foreign corporation as to which the issuer is a related person) and will not be subject to the 30% United States withholding tax. Upon receipt of appropriate ownership statements signed under penalties of perjury, identifying the beneficial owner and stating, together with other statements, that the beneficial owner of the Regular Certificate is a Non-U.S. Person, the issuer normally will be relieved of obligations to withhold tax from such interest payments. These provisions supersede the

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generally applicable provisions of United States law that would otherwise require the issuer to withhold at a 30% rate (unless reduced or eliminated by an applicable tax treaty) on, among other things, interest and other fixed or determinable, annual or periodic income paid to Non-U.S. Persons. Holders of Certificates, including "stripped certificates" (i.e., Certificates that separate ownership of principal payments and interest payments on the Mortgage Loans), however, may be subject to withholding to the extent that the Mortgage Loans were originated on or before July 18, 1984.

     Interest and OID of Certificateholders who are foreign persons are not subject to withholding if they are effectively connected with a United States business conducted by the Certificateholder. They will, however, generally be subject to United States federal income tax at regular rates.

     Residual Certificates. Payments to holders of Residual Certificates who are foreign persons will generally be treated as interest and be subject to United States withholding tax at 30% or any lower applicable treaty rate. Holders should assume that such income does not qualify for exemption from United States withholding tax as portfolio interest. If the amounts paid to Residual Certificateholders who are Non-U.S. Persons are effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person, 30% (or lower treaty rate) withholding will not apply. Instead, the amounts paid to such Non-U.S. Persons will be subject to United States federal income tax at regular rates. It is clear that, to the extent that a payment represents a portion of REMIC taxable income that constitutes excess inclusion income, a holder of a Residual Certificate will not be entitled to an exemption from or reduction of the 30% (or lower treaty rate) withholding tax. See "--Taxation of Holders of Residual Certificates--Limitations on Offset or Exemption of REMIC
Income: Excess Inclusions". If the payments are subject to United States withholding tax, they generally will be taken into account for withholding tax purposes only when paid or distributed (or when the Residual Certificate is disposed of). The Treasury has statutory authority, however, to promulgate regulations that would require such amounts to be taken into account at an earlier time in order to prevent the avoidance of tax. Such regulations could, for example, require withholding prior to the distribution of cash in the case of Residual Certificates that do not have significant value.

     If a Residual Certificate has tax avoidance potential, a transfer of a Residual Certificate to a Non-U.S. Persons will be disregarded for all federal tax purposes. A Residual Certificate has tax avoidance potential unless, at the time of the transfer, the transferor reasonably expects that the REMIC will distribute to the transferee Residual Interest holder amounts that will equal at least 30% of each excess inclusion, and that such amounts will be distributed at or after the time at which the excess inclusion accrues and not later than the close of the calendar year following the calendar year of accrual. If a Non-U.S. Person transfers a Residual Certificate to a U.S. Person, and if the transfer has the effect of allowing the transferor to avoid tax on accrued excess inclusions, then the transfer is disregarded and the transferor continues to be treated as the owner of the Residual Certificate for purposes of the withholding tax provisions of the Code. See "--Taxation of Holders of Residual Certificates--Limitations on Offset or Exemption of REMIC Income: Excess Inclusions."

     On April 22, 1996, the IRS issued proposed regulations which, if adopted in final form, could have an affect on the United States taxation of foreign investors holding Regular Certificates or Residual Certificates. The proposed regulations would apply to payments after December 31, 1998. Investors who are Non-U.S. Persons shouldconsult their tax advisors regarding the specific tax consequences to them of owning Regular Certificates orResidual Certificates.

ADMINISTRATIVE MATTERS

     The REMIC's books must be maintained on a calendar year basis and the REMIC must file an annual federal income tax return. The REMIC will also be subject to the procedural and administrative rules of the Code applicable to partnerships, including the determination of any adjustments to, among other things, items of REMIC income, gain, loss, deduction or credit by the IRS in a unified administrative proceeding.

     In general, the Trustee will, to the extent permitted by applicable law, act as agent of the REMIC, and will file REMIC federal income tax returns on behalf of the related REMIC. Reports of accrued interest and OID will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships who are either holders of record of Regular Certificates or beneficial owners who own Regular Certificates through a broker or middleman as nominee. All brokers, nominees and all other non-exempt holders of record of Regular Certificates (including corporations, non-calendar year taxpayers, securities or commodities dealers, real estate investment trusts,

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investment companies, common trust funds, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to a particular Series of Regular Certificates. Holders through nominees must request such information from the nominee.

     The IRS's Form 1066 has an accompanying Schedule Q, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation. Treasury regulations require that Schedule Q be furnished by the REMIC to each Residual Certificateholder by the end of the month following the close of each calendar quarter (41 days after the end of a quarter under proposed Treasury regulations) in which the REMIC is in existence.

     Treasury regulations require that, in addition to the foregoing requirements, information must be furnished quarterly to Residual Certificateholders, furnished annually, if applicable, to holders of Regular Certificates, and filed annually with the IRS concerning Code Section 67 expenses (see "--Taxation of the REMIC--Calculation of REMIC Income" above) allocable to such holders. Furthermore, under such regulations, information must be furnished quarterly to Residual Certificateholders, furnished annually to holders of Regular Certificates, and filed annually with the IRS concerning the percentage of the REMIC's assets meeting the qualified asset tests described above under "--Qualification as a REMIC--Status of REMIC Certificates."

     The holder of the largest percentage interest of the Residual Certificates will be designated as and will act as the "tax matters person" with respect to the REMIC in all respects. In general, the Trustee will act as attorney in fact and agent for the tax matters person and, subject to certain notice requirements and various restrictions and limitations, generally will have the authority to act on behalf of the REMIC and the Residual Interest Certificateholders in connection with the administrative and judicial review of items of income, deduction, gain or loss of the REMIC, as well as the REMIC's classification. Residual Interest Certificateholders generally will be required to report such REMIC items consistently with their treatment on the related REMIC's tax return and may in some circumstances be bound by a settlement agreement between the Trustee as attorney in fact and agent for tax matters person, and the IRS concerning any such REMIC item. Adjustments made to the REMIC tax return may require a Residual Interest Certificateholder to make corresponding adjustments on its return, and an audit of the REMIC's tax return, or the adjustments resulting from such an audit, could result in an audit of a Residual Interest Certificateholder's return. No REMIC will be registered as a tax shelter pursuant to Section 6111 of the Code because it is not anticipated that any REMIC will have a net loss for any of the first five taxable years of its existence. Any person that holds a Residual Certificate as a nominee for another person may be required to furnish to the related REMIC, in a manner to be provided in Treasury regulations, the name and address of such person and other information.

                FEDERAL INCOME TAX CONSEQUENCES FOR CERTIFICATES

                      AS TO WHICH NO REMIC ELECTION IS MADE

TAX STATUS AS A GRANTOR TRUST

     General. If the applicable Prospectus Supplement so specifies with respect to a Series of Certificates, the Certificates of such Series will not be treated as regular or residual interests in a REMIC for federal income tax purposes but instead will be treated as an undivided beneficial ownership interest in the Mortgage Loans. Under such circumstances the arrangement, pursuant to which the Mortgage Loans will be held and the Certificates will be issued, will be classified for federal income tax purposes as a grantor trust under Subpart E,
Part 1 of Subchapter J of the Code and not as an association taxable as a corporation. In such a case, Morrison & Hecker L.L.P., counsel to the Depositor, will deliver its opinion to the effect that the arrangement by which the Certificates of that Series are issued will be treated as a grantor trust as long as all of the provisions of the applicable Trust Agreement are complied with and the statutory and regulatory requirements are satisfied.

     In some Series ("Pass-Through Certificates"), there will be no separation of the principal and interest payments on the Mortgage Loans. In such circumstances, a Certificateholder will be considered to have purchased an undivided interest in each of the Mortgage Loans. In other cases ("Stripped Certificates"), sale of the Certificates will produce a separation in the ownership of the principal payments and interest payments on the Mortgage Loans. Each Certificateholder will be required to report on its federal income tax return its pro rata share of the gross income derived from the Mortgage Loans (not reduced by the amount payable as fees to the Trustee, the Master Servicer and the Special Servicer, if any, and similar fees provided that such amounts are reasonable compensation for services


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rendered (collectively, the "Servicing Fee")), at the same time and in the same manner as such items would have been reported under the Certificateholder's tax accounting method had it held its interest in the Mortgage Loans directly, received directly its share of the amounts received with respect to the Mortgage Loans and paid directly its share of the Servicing Fees. In the case of Pass-Through Certificates, such gross income will consist of a pro rata share of all of the income derived from all of the Mortgage Loans and, in the case of Stripped Certificates, such income will consist of a pro rata share of the income derived from each stripped bond or stripped coupon in which the Certificateholder owns an interest. The holder of a Certificate will generally be entitled to deduct such Servicing Fees under Section 162 or Section 212 of the Code to the extent that such Servicing Fees represent "reasonable" compensation for the services rendered by the Trustee, the Master Servicer and the Special Servicer, if any. In the case of a noncorporate holder, however, Servicing Fees (to the extent not otherwise disallowed, e.g., because they exceed reasonable compensation) will be deductible in computing such holder's regular tax liability only to the extent that such fees, when added to other miscellaneous itemized deductions, exceed 2% of adjusted gross income and may not be deductible to any extent in computing such holder's alternative minimum tax liability. In addition, Section 68 of the Code provides that the amount of itemized deductions otherwise allowable for the taxable year for an individual whose adjusted gross income exceeds the Applicable Amount will be reduced by the lesser of (i) 3% of the excess of adjusted gross income over the applicable amount or (ii) 80% of the amount of itemized deductions otherwise allowable for suchtaxable year.

TAX STATUS OF CERTIFICATES

     In the case of Stripped Certificates there is no specific legal authority existing regarding whether the character of the Certificates, for federal income tax purposes, will be the same as the Mortgage Loans. The IRS could take the position that the Mortgage Loans' character is not carried over to the Certificates in such circumstances. Pass-Through Certificates will be, and, although the matter is not free from doubt, Stripped Certificates should be considered to represent, "real estate assets" within the meaning of Section 856(c)(5)(B) of the Code, "loans secured by an interest in real property" within the meaning of Section 7701(a)(19)(C) of the Code provided that the real property securing the loan is of the type specified in such Code Section; "obligation(s) principally secured by an interest in real property" within the meaning of Section 860G(a)(3)(A) of the Code; and interest income attributable to the Certificates should be considered to represent "interest on obligations secured by mortgages on real property or on interests in real property" within the meaning of Section 856(c)(3)(B) of the Code. However, Mortgage Loans secured by non-residential real property will not constitute "loans secured by an interest in real property" within the meaning of Section 7701(a)(19)(C) of the Code. In addition, it is possible that various reserves or funds underlying the Certificates may cause a proportionate reduction in the above-described qualifying status categoriesof Certificates.

PASS-THROUGH CERTIFICATES

     Discount or Premium on Pass-Through Certificates. The holder's purchase price of a Pass-Through Certificate is to be allocated among the Mortgage Loans in proportion to their fair market values, determined as of the time of purchase of the Certificates. In the typical case, the Depositor believes it is reasonable for this purpose to treat each Mortgage Loan as having a fair market value proportional to the share of the aggregate principal balances of all of the Mortgage Loans that it represents, since the Mortgage Loans will have a relatively uniform interest rate and other common characteristics. To the extent that the portion of the purchase price of a Certificate allocated to a Mortgage Loan (other than to a right to receive any accrued interest thereon and any undistributed principal payments) is less than or greater than the portion of the principal balance of the Mortgage Loan allocable to the Certificate, the interest in the Mortgage Loan allocable to the Certificate will be deemed to have been acquired at a discount or premium, respectively.

     Original Issue Discount. The treatment of any discount will depend on whether the discount represents OID or market discount. In the case of a Mortgage Loan with OID in excess of a prescribed de minimus amount, a holder of a Certificate will be required to report as interest income in each taxable year its share of the amount of OID that accrues during that year, determined under a constant yield method by reference to the initial yield to maturity of the Mortgage Loan, in advance of receipt of the cash attributable to such income and regardless of the method of federal income tax accounting employed by that holder. OID with respect to a Mortgage Loan could arise for example by virtue of the financing of points by the originator of the Mortgage Loan, or by virtue of the charging of points by the originator of the Mortgage Loan in an amount greater than a statutory de minimus exception, in circumstances under which the


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points are not currently deductible pursuant to applicable Code provisions.
However, the OID Regulations provide that if a holder acquires an obligation at a price that exceeds its stated redemption price, the holder will not include any OID in gross income. In addition, if a subsequent holder acquires an obligation for an amount that exceeds its adjusted issue price the subsequent holder will be entitled to offset the OID with economic accruals of portions of such excess. Accordingly, if the Mortgage Loans acquired by a Certificateholder are purchased at a price that exceeds the adjusted issue price of such Mortgage Loans, any OID will be reduced or eliminated.

     Market Discount. Certificateholders also may be subject to the market discount rules of Sections 1276-1278 of the Code. A Certificateholder that acquires an interest in Mortgage Loans with more than a prescribed de minimus amount of "market discount" (generally, the excess of the principal amount of the Mortgage Loans over the purchaser's purchase price) will be required under
Section 1276 of the Code to include accrued market discount in income as ordinary income in each month, but limited to an amount not exceeding the principal payments on the Mortgage Loans received in that month and, if the Certificates are sold, the gain realized. Such market discount would accrue in a manner to be provided in Treasury regulations. The legislative history of the 1986 Act indicates that, until such regulations are issued, such market discount would in general accrue either (i) on the basis of a constant interest rate or
(ii) in the ratio of (a) in the case of Mortgage Loans not originally issued with OID, stated interest payable in the relevant period to total stated interest remaining to be paid at the beginning of the period or (b) in the case of Mortgage Loans originally issued at a discount, OID in the relevant period to total OID remaining to be paid.

     Section 1277 of the Code provides that the excess of interest paid or accrued to purchase or carry a loan with market discount over interest received on such loan is allowed as a current deduction only to the extent such excess is greater than the market discount that accrued during the taxable year in which such interest expense was incurred. In general, the deferred portion of any interest expense will be deductible when such market discount is included in income, including upon the sale, disposition or repayment of the loan. A holder may elect to include market discount in income currently as it accrues, on all market discount obligations acquired by such holder during the taxable year such election is made and thereafter, in which case the interest deferral rule discussed above will not apply.

     A Certificateholder who purchases a Certificate at a premium generally will be deemed to have purchased its interest in the underlying Mortgage Loans at a premium. A Certificateholder who holds a Certificate as a capital asset may generally elect under Section 171 of the Code to amortize such premium as an offset to interest income on the Mortgage Loans (and not as a separate deduction item) on a constant yield method. The legislative history of the 1986 Act suggests that the same rules that will apply to the accrual of market discount (described above) will generally also apply in amortizing premium with respect to Mortgage Loans originated after September 27, 1985. If a holder makes an election to amortize premium, such election will apply to all taxable debt instruments held by such holder at the beginning of the taxable year in which the election is made, and to all taxable debt instruments acquired thereafter by such holder, and will be irrevocable without the consent of the IRS. Purchasers who pay a premium for the Certificates should consult their tax advisers regarding the election to amortize premium and the method to be employed. Although the law is somewhat unclear regarding recovery of premium allocable to Mortgage Loans originated before September 28, 1985, it is possible that such premium may be recovered in proportion to payments of MortgageLoan principal.

STRIPPED CERTIFICATES

     Discount or Premium on Stripped Certificates. A Stripped Certificate may represent a right to receive only a portion of the interest payments on the Mortgage Loans, a right to receive only principal payments on the Mortgage Loans, or a right to receive certain payments of both interest and principal. Certain Stripped Certificates ("Ratio Strip Certificates") may represent a right to receive differing percentages of both the interest and principal on each Mortgage Loan. Pursuant to Section 1286 of the Code, the separation of ownership of the right to receive some or all of the interest payments on an obligation from ownership of the right to receive some or all of the principal payments results in the creation of "stripped bonds" with respect to principal payments and "stripped coupons" with respect to interest payments. Section 1286 of the Code applies the OID rules to stripped bonds and stripped coupons. For purposes of computing OID, a stripped bond or a stripped coupon is treated as a debt instrument issued on the date that such stripped interest is purchased with an issue price equal to its purchase price or, if more than one stripped interest is purchased, the ratable share of the purchase price allocable to such stripped interest. The Code, the OID Regulations and judicial decisions provide no direct guidance as to how the interest and OID rules are to apply to Stripped Certificates. Under the method described above for REMIC Regular Interest Certificates (the "Cash Flow Bond


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Method"), a prepayment assumption is used and periodic recalculations are made which take into account with respect to each accrual period the effect of prepayments during such period. The 1986 Act prescribed the same method for debt instruments "secured by" other debt instruments, the maturity of which may be affected by prepayments on the underlying debt instruments. However, the 1986 Act does not, absent Treasury regulations, appear specifically to cover instruments such as the Stripped Certificates which technically represent ownership interests in the underlying Mortgage Loans, rather than being debt instruments "secured by" those loans. Nevertheless, it is believed that the Cash Flow Bond Method is a reasonable method of reporting income for such Certificates, and it is expected that OID will be reported on that basis. In applying the calculation to such Certificates, the Trustee will treat all payments to be received with respect to the Certificates, whether attributable to principal or interest on the loans, as payments on a single installment obligation and as includible in the stated redemption price at maturity. The IRS could, however, assert that OID must be calculated separately for each Mortgage Loan underlying a Certificate. In addition, in the case of Ratio Strip Certificates, the IRS could assert that OID must be calculated separately for each stripped coupon or stripped bond underlying a Certificate.

     Under certain circumstances, if the Mortgage Loans prepay at a rate faster than the Prepayment Assumption, the use of the Cash Flow Bond Method may accelerate a Certificateholder's recognition of income. If, however, the Mortgage Loans prepay at a rate slower than the Prepayment Assumption, in some circumstances the use of this method may decelerate a Certificateholder's recognition of income.

     In the case of a Stripped Certificate which either embodies only interest payments on the underlying loans or (if it embodies some principal payments on the Mortgage Loans) is issued at a price that exceeds the principal payments (an "Interest Weighted Certificate"), additional uncertainty exists because of the enhanced potential for applicability of the contingent payment debt instrument provisions of the OID Regulations.

     Under the contingent payment debt instrument provisions, the contingent instrument is treated as if it were a debt with no contingent payments (the "noncontingent bond method"). Under this method the issue price is the amount paid for the instrument and the Certificateholder is in effect put on the cash method with respect to interest income at a comparable yield of a fixed rate debt instrument with similar terms. The comparable yield must be a reasonable yield for the issuer and must not be less than the applicable federal rate. A projected payment schedule and daily portions of interest accrual is determined based on the comparable yield. The interest for any accrual period, other than an initial short period, is the product of the comparable yield and the adjusted issue price at the beginning of the accrual period (the sum of the purchase price of the instrument plus accrued interest for all prior accrual periods reduced by any noncontingent or contingent payments on the debt instrument). If the amount payable for a period were, however, greater or less than the amount projected the income included for the period would be increased or decreased accordingly. Any reduction in the income accrual for a period to an amount below zero (a "Negative Adjustment") would be treated by a Certificateholder as an ordinary loss to the extent of prior income accruals and may be carried forward to offset future interest accruals. At maturity, any remaining Negative Adjustment or any loss attributable to the Certificateholder's basis would be treated as a loss from a sale or exchange of the Certificate. If the loss-generating Mortgage Loan or Mortgage Loans was issued by a natural person, such loss may be an ordinary loss because loss recognized on retirement of a debt instrument issued by a natural person is not a loss from a sale or exchange. However, the IRS might contend that such loss should be a capital loss if the Certificateholder held its Certificate as a capital asset. A loss resulting from total interest inclusions exceeding total net Negative Adjustments taken into account would be an ordinary loss. If a gain were recognized on sale or exchange of the Certificate it would be capital in nature if the Certificate were a capital asset in the hands of the Certificateholder.

     Possible Alternative Characterizations. The characterizations of the Stripped Certificates described above are not the only possible interpretations of the applicable Code provisions. Among other possibilities, the IRS could contend that (i) in certain Series, each non-Interest Weighted Certificate is composed of an unstripped undivided ownership interest in Mortgage Loans and an installment obligation consisting of stripped principal payments; (ii) the non-Interest Weighted Certificates are subject to the contingent payment OID Regulations; (iii) each Interest Weighted Certificate is composed of an unstripped undivided ownership interest in the Mortgage Loans and an installment obligation consisting of stripped interest payments; or (iv) there are as many stripped bonds or stripped coupons as there are scheduled payments of principal and/or interest on each Mortgage Loan.

SALE OF CERTIFICATES

     As a general rule, if a Certificate is sold, gain or loss will be recognized by the holder thereof in an amount equal to the difference between the amount realized on the sale and the Certificateholder's adjusted tax basis in the

Certificate. Except as subsequently discussed, such gain or loss will generally be capital gain or loss if the Certificate is held as a capital asset. In the case of Pass-Through Certificates, such tax basis will generally equal the holder's cost of the Certificate increased by any discount income with respect to the loans represented by such Certificate previously included in income, and decreased by the amount of any distributions of principal previously received with respect to the Certificate. Such gain, to the extent not otherwise treated as ordinary income, will be treated as ordinary income to the extent of any accrued market discount not previously reported as income. In the case of Stripped Certificates, the tax basis will generally equal the Certificateholder's cost for the Certificate, increased by any discount income with respect to the Certificate previously included in income, and decreased by the amount of all payments previously received with respect to such Certificate.

     Certain financial institutions subject to the provisions of Code Section 582(c), which recognize gain on the sale of a certificate will be taxable at ordinary income rates on such gain. In addition, gain on the sale of a Standard Certificate will be treated as ordinary income (i) if a Pass-Through Certificate is held as part of a "conversion transaction" as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Pass-Through Certificateholder's applicable Federal rate in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as a part of such transaction or (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates. Capital gains of certain non-corporate taxpayers generally area subject to a lower maximum tax rate (20%) than ordinary income of such taxpayers (39.6%) for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     The Trustee will furnish, within a reasonable time after the end of each calendar year, to each Pass-Through Certificateholder or Stripped Certificateholder at any time during such year, such information (prepared on the basis described above) as the Trustee deems to be necessary or desirable to enable such Certificateholders to prepare their federal income tax returns. Such information will include the amount or original issue discount accrued on Certificates held by persons other than Certificateholders exempted from the reporting requirements. The amounts required to be reported by the Trustee may not be equal to the proper amount of original issued discount required to be reported as taxable income by a Certificateholder, other than an original Certificateholder that purchased at the issue price. In particular, in the case of Stripped Certificates, unless provided otherwise in the applicable Prospectus Supplement, such reporting will be based upon a representative initial offering price of such class of Stripped Certificates. The Trustee will also file such original issue discount information with the Service. If a Certificateholder fails to supply an accurate taxpayer identification number or if the Secretary of the Treasury determines that a Certificateholder has not reported all interest and dividend income required to be shown on his federal income tax return, 31% backup withholding may be required in respect of any reportable payments, as described above under "Material Federal Income Tax Consequences--Federal Income Tax Consequences For REMIC Certificates--Reporting Requirements and Backup Withholding".

TREATMENT OF FOREIGN INVESTORS

     To the extent that a Certificate evidences ownership in Mortgage Loans that are issued on or before July 18, 1984, interest or original issue discount paid by the person required to withhold tax under Code Section 1441 or 1442 to nonresident aliens, foreign corporations, or other Non-U.S. Persons generally will be subject to 30% United States withholding tax, or such lower rate as may be provided for interest by an applicable tax treaty. Accrued original issue discount recognized by the Pass-Through Certificateholder or Stripped Certificateholder on original issue discount recognized by the Pass-Through Certificateholder or Stripped Certificateholders on the sale or exchange of such a Certificate also will be subject to federal income tax at the same rate.

     Treasury regulations provide that interest or original issue discount paid by the Trustee or other withholding agent to a Non-U.S. Person evidencing ownership interest in Mortgage Loans issued after July 18, 1984 will be "portfolio interest" and will be treated in the manner, and such persons will be subject to the same certification requirements, described above under "--Federal Income Tax Consequences for REMIC Certificates--Tax Treatment of Foreign Investors--Regular Certificates".

                            STATE TAX CONSIDERATIONS

     In addition to the federal income tax consequences described in "MATERIAL FEDERAL INCOME TAX CONSEQUENCES," potential investors should consider the state income tax consequences of the acquisition, ownership and disposition of the Certificates. State income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state. Therefore, potential investors should consult their own tax advisers with respect to the various state tax consequences of an investment in the Certificates.

                              ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain requirements on employee benefit plans subject to ERISA ("ERISA Plans") and prohibits certain transactions between ERISA Plans and persons who are "parties in interest" (as defined under ERISA) with respect to assets of such Plans. Section 4975 of the Code prohibits a similar set of transactions between certain plans ("Code Plans," and together with ERISA Plans, "Plans") and persons who are "disqualified persons" (as defined in the Code) with respect to Code Plans. Certain employee benefit plans, such as governmental plans and church plans (if no election has been made under Section 410(d) of the Code), are not subject to the requirements of ERISA or Section 4975 of the Code. However, a governmental plan or a church plan may be subject to similar restrictions under other applicable federal and state law ("Similar Law"). Any such plan which is qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code is, however, subject to the prohibited transaction rules set forth in Section 503 of the Code. A fiduciary of a governmental plan or a church plan should make its own determination as to the need for or availability of any exemptive relief under Similar Law or Section 503 of the Code.

     Investments by ERISA Plans are subject to ERISA's general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that investments be made in accordance with the documents governing the ERISA Plan. Before investing in a Senior Certificate, an ERISA Plan fiduciary should consider, among other factors, whether to do so is appropriate in view of the overall investment policy and liquidity needs of the ERISA Plan. Such fiduciary should especially consider the sensitivity of the investments to the rate of principal payments (including prepayments) on the Mortgage Loans, as discussed in the Prospectus Supplement related to a Series.

PROHIBITED TRANSACTIONS

     Section 406 of ERISA and Section 4975 of the Code prohibit parties in interest and disqualified persons with respect to ERISA Plans and Code Plans from engaging in certain transactions involving such Plans or "plan assets" of such Plans, unless a statutory or administrative exemption applies to the transaction. Section 4975 of the Code and Sections 502(i) and 502(l) of ERISA provide for the imposition of certain excise taxes and civil penalties on certain persons that engage or participate in such prohibited transactions. The Depositor, the Underwriter, the Master Servicer, the Special Servicer, if any, or the Trustee or certain affiliates thereof may be considered or may become parties in interest or disqualified persons with respect to a Plan. If so, the acquisition or holding of Certificates by, on behalf of or with "plan assets" of such Plan may be considered to give rise to a "prohibited transaction" within the meaning of ERISA and/or Section 4975 of the Code, unless the administrative exemption described below or some other exemption is available.

     Special caution should be exercised before "plan assets" of a Plan are used to purchase a Senior Certificate if, with respect to such assets, the Depositor, the Underwriter, the Master Servicer, the Special Servicer, if any, or the Trustee or an affiliate thereof either (a) has discretionary authority or control with respect to the investment or management of such assets or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to such assets pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such assets and that such advice will be based on the particular needs of the Plan.

     Further, if the underlying assets included in a Trust Fund were deemed to constitute "plan assets," certain transactions involved in the operation of the Trust Fund may be deemed to constitute prohibited transactions under ERISA and/or the Code. Neither ERISA nor Section 4975 of the Code defines the term "plan assets."

     The U.S. Department of Labor (the "Department") has issued regulations (the "Regulations") concerning whether a Plan's assets would be deemed to include an undivided interest in each of the underlying assets of an entity

(such as the Trust Fund), for purposes of the reporting and disclosure and general fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Code, if the Plan acquires an "equity interest" (such as a Senior Certificate) in such an entity.

     Certain exceptions are provided in the Regulations whereby an investing Plan's assets would be considered merely to include its interest in the Certificates instead of being deemed to include an undivided interest in each of the underlying assets of the Trust Fund. However, it cannot be predicted in advance, nor can there be a continuing assurance whether such exceptions may be met, because of the factual nature of certain of the rules set forth in the Regulations. For example, one of the exceptions in the Regulations states that the underlying assets of an entity will not be considered "plan assets" if less than 25% of the value of each class of equity interests is held by "benefit plan investors," which are defined as ERISA Plans, Code Plans, individual retirement accounts and employeebenefit plans not subject to ERISA (for example, governmental plans and church plans), but this exemptionis tested immediately after each acquisition of an equity interest in the entity whether upon initial issuance or in the secondary market.

     Pursuant to the Regulations, if the assets of the Trust Fund were deemed to be "plan assets" by reason of the investment of assets of a Plan in any Certificates, the "plan assets" of such Plan would include an undivided interest in the Mortgage Loans, the mortgages underlying the Mortgage Loans and any other assets held in the Trust Fund. Therefore, because the Mortgage Loans and other assets held in the Trust Fund may be deemed to be "plan assets" of each Plan that purchases Certificates, in the absence of an exemption, the purchase, sale or holding of Certificates of any Series or Class by or with "plan assets" of a Plan may result in a prohibited transaction and the imposition of civil penalties or excise taxes. Depending on the relevant facts and circumstances, certain prohibited transaction exemptions may apply to the purchase, sale or holding of Certificates of any Series or Class by a Plan, for example, Prohibited Transaction Class Exemption ("PTCE") 95-60, which exempts certain transactions between insurance company general accounts and parties in interest; PTCE 91-38, which exempts certain transactions between bank collective investment funds and parties in interest; PTCE 90-1, which exempts certain transactions between insurance company pooled separate accounts and parties in interest; or PTCE 84-14, which exempts certain transactions effected on behalf of a plan by a "qualified professional asset manager." There can be no assurance that any of these exemptions will apply with respect to any Plan's investment in any Certificates or, even if an exemption were deemed to apply, that any exemption would apply to all prohibited transactions that may occur in connection with such investment. Also, the Department has issued individual administrative exemptions from application of certain prohibited transaction restrictions of ERISA and the Code to most underwriters of mortgage-backed securities (each, an "Underwriter's Exemption"). Such an Underwriter's Exemption can only apply to mortgage-backed securities which, among other conditions, are sold in an offering with respect to which such an underwriter serves as the sole or a managing underwriter, or as a selling or placement agent. If such an Underwriter's Exemption might be applicable to a Series of Certificates, such as Senior Certificates, the related Prospectus Supplement will refer to such possibility. Further, the related Prospectus Supplement may provide that certain Classes or Series of Certificates, such as Subordinate Certificates, may not be purchased by, or transferred to, Plans or may only be purchased by,or transferred to, an insurance company for its general account under circumstances that would not result in a prohibited transaction.

     Any fiduciary or other Plan investor who proposes to invest "plan assets" of a Plan in Certificates of any Series or Class should consult with its counsel with respect to the potential consequences under ERISA and Section 4975 of the Code or, in the case of governmental plans or church plans, Similar Law of any such acquisition and ownership of such Certificates.

UNRELATED BUSINESS TAXABLE INCOME-RESIDUAL INTERESTS

     The purchase of a Certificate evidencing an interest in the Residual Interest in a Series that is treated as a REMIC by any employee benefit or other plan that is exempt from taxation under Code Section 501(a), including most varieties of Plans, may give rise to "unrelated business taxable income" as described in Code Sections 511-515 and 860E. Further, prior to the purchase of an interest in a Residual Interest, a prospective transferee may be required to provide an affidavit to a transferor that it is not, nor is it purchasing an interest in a Residual Interest on behalf of, a "Disqualified Organization," which term as defined above includes certain tax-exempt entities not subject to Code Section 511, such as certain governmental plans, as discussed above under "MATERIAL FEDERAL INCOME TAX CONSEQUENCES--Federal Income Tax Consequences For REMIC Certificates--Taxation of Holders of Residual

Certificates" and "--Federal Income Tax Consequences for REMIC Certificates-- Taxation of Holders of Residual Certificates--Restrictions on Ownership and Transfer of Residual Certificates."

     Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that individuals responsible for investment decisions with respect to ERISA Plans and Code Plans consult with their counsel regarding the consequences under ERISA and/or the Code of their acquisition and ownership of Certificates.

     The sale of Certificates to a Plan is in no respect a representation by the Depositor, the applicable underwriter or any other service provider with respect to the Certificates, such as the Trustee, the Master Servicer and the Special Servicer, if any, that this investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that this investment is appropriate for Plans generally or any particular Plan.

                                LEGAL INVESTMENT

     The related Prospectus Supplement will indicate whether the Offered Certificates will constitute "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984 (the "Enhancement Act"). It is anticipated that the Offered Certificates generally will not constitute "mortgage related securities" for purposes of the Enhancement Act.

     All depository institutions considering an investment in the Certificates should review the Supervisory Policy Statement on Securities Activities dated January 28, 1992 (the "Policy Statement") of the Federal Financial Institutions Examination Council (to the extent adopted by their respective regulators), which in relevant part prohibits depository institutions from investing in certain "high-risk" mortgage securities, except under limited circumstances, and sets forth certain investment practices deemed to be unsuitable for regulated institutions.

     The foregoing does not take into consideration the applicability of statutes, rules, regulations, orders, guidelines or agreements generally governing investments made by a particular investor, including, but not limited to, "prudent investor" provisions, percentage-of-assets limits, provisions that may restrict or prohibit investment in securities that are not "interest bearing" or "income-paying," and provisions that may restrict or prohibit investments in securities that are issued in book-entry form.

     The appropriate characterization of the Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase Certificates, may be subject to significant interpretive uncertainties. All investors whose investment authority is subject to legal restrictions should consult their own legal advisers to determine whether, and to what extent, the Certificates will constitute legal investments for them.

                              PLAN OF DISTRIBUTION

     The Depositor may sell the Certificates offered hereby in Series either directly or through underwriters. The related Prospectus Supplement or Prospectus Supplements for each Series will describe the terms of the offering for that Series and will state the public offering or purchase price of each Class of Certificates of such Series, or the method by which such price is to be determined, and the net proceeds to the Depositor from such sale.

     If the sale of any Certificates is made pursuant to an underwriting agreement pursuant to which one or more underwriters agree to act in such capacity, such Certificates will be acquired by such underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale or at the time of commitment therefor. Firm commitment underwriting and public reoffering by underwriters may be done through underwriting syndicates or through one or more firms acting alone. The specific managing underwriter or underwriters, if any, with respect to the offer and sale of a particular Series of Certificates will be set forth on the cover of the Prospectus Supplement related to such Series and the members of the underwriting syndicate, if any, will be named in such Prospectus Supplement. The Prospectus Supplement will describe any discounts and commissions to be allowed or paid by the Depositor to the underwriters, any other items constituting underwriting compensation and any discounts and commissions to be allowed or paid to the dealers. The obligations of the underwriters will be subject to certain conditions precedent. The underwriters with respect to a sale of any Class of Certificates will generally be obligated to purchase all such Certificates if any are purchased. Pursuant to each such underwriting agreement, the Depositor will indemnify the related underwriters against certain civil liabilities, including liabilities under the 1933 Act.

     If any Certificates are offered other than through underwriters pursuant to such underwriting agreements, the related Prospectus Supplement or Prospectus Supplements will contain information regarding the terms of such offering and any agreements to be entered into in connection with such offering.

     Purchasers of Certificates, including dealers, may, depending on the facts and circumstances of such purchases, be deemed to be "underwriters" within the meaning of the 1933 Act in connection with reoffers and sales by them of Certificates. Certificateholders should consult with their legal advisors in this regard prior to any such reofferand sale.

                                  LEGAL MATTERS

     Certain legal matters relating to the Certificates offered hereby will be passed upon for the Depositorby Morrison & Hecker L.L.P., Kansas City, Missouri, and for the Underwriters as specified in the relatedProspectus Supplement.

                              FINANCIAL INFORMATION

     A new Trust Fund will be formed with respect to each Series of Certificates and no Trust Fund will engage in any business activities or have any assets or obligations prior to the issuance of the related Series of Certificates. Accordingly, no financial statements with respect to any Trust Fund will be included in this Prospectus or in the related Prospectus Supplement.

                                     RATINGS

     It is a condition to the issuance of any Class of Offered Certificates that they shall have been rated not lower than investment grade, that is, in one of the four highest categories, by a Rating Agency.

     Ratings on mortgage pass-through certificates address the likelihood of receipt by Certificateholders of all distributions on the underlying mortgage loans. These ratings address the structural, legal and issuer-related aspects associated with such certificates, the nature of the underlying mortgage loans and the credit quality of the guarantor, if any. Ratings on mortgage pass-through certificates do not represent any assessment of the likelihood of principal prepayments by mortgagors or of the degree by which such prepayments might differ from those originally anticipated. As a result, certificateholders might suffer a lower than anticipated yield, and, in addition, holders of stripped interest certificates in extreme cases might fail to recoup their initial investments. See "RISK FACTORS--Limited Nature of Credit Ratings."

     A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each security rating should be evaluated independently of any other security rating.

                              INDEX TO DEFINITIONS

                                                                        PAGE
                                                                        ----
  1933 Act ........................................................        2
  1934 Act ........................................................        2
  1986 Act ........................................................       63
  ACMs ............................................................       50
  ADA .............................................................       55
  Agreement .......................................................    9, 21
  AMTI ............................................................       68
  Applicable Amount ...............................................       64
  Bankruptcy Code .................................................       43
  Cash Flow Bond Method ...........................................       79
  CERCLA ..........................................................   19, 48
  Certificateholders ..............................................   21, 23
  Certificates ....................................................        7
  Classes .........................................................        1
  Closing Date ....................................................       27
  Code ............................................................   11, 55
  Code Plans ......................................................       77
  Collection Account ..............................................    8, 23
  Commission ......................................................        2
  Compound Interest Certificates ..................................       58
  Counsel .........................................................       55
  Credit Enhancement ..............................................    9, 36
  Cut-off Date ....................................................   10, 23
  Department ......................................................       77
  Depositor .......................................................        1
  Disqualified Organizations ......................................   78, 68
  Distribution Account ............................................    8, 23
  Distribution Date ...............................................   10, 23
  Enhancement Act .................................................       79
  EPA .............................................................       50
  ERISA ...........................................................   11, 77
  ERISA Plans .....................................................       77
  Escrow Account ..................................................       31
  Escrow Payments .................................................       31
  Event of Default ................................................       35
  Fannie Mae ......................................................       24
  FHA .............................................................       28
  FHLMC ...........................................................       24
  Forfeiture Laws .................................................       54
  Form 8-K ........................................................       27
  Garn-St. Germain Act ............................................       51
  Hazardous Materials .............................................       49
  HUD .............................................................       28
  Installment Contracts ...........................................    7, 26
  Interest Weighted Certificate ...................................   60, 75
  IRS .............................................................       57
  Lead Paint Act ..................................................       50
  Lender Liability Act ............................................       49
  Master Servicer .................................................       30
  Master Servicer Remittance Date .................................       23
  Midland .........................................................       21

                                                                        PAGE
                                                                        ----
  Mortgage ........................................................    7, 26
  Mortgage Loan ...................................................    7, 26
  Mortgage Loan File ..............................................       28
  Mortgage Loan Groups ............................................       27
  Mortgage Loan Schedule ..........................................       28
  Mortgage Pool ...................................................     1, 7
  Mortgaged Property ..............................................    7, 26
  Multiple Variable Rate ..........................................       61
  NCUA ............................................................       53
  Negative Adjustment .............................................       75
  noncontingent bond method .......................................       75
  Non-U.S. Person .................................................       70
  Note ............................................................       27
  Offered Certificates ............................................        1
  OID .............................................................       58
  OID Regulations .................................................       56
  Pass-Through Certificates .......................................       72
  Pass-Through Entity .............................................       69
  Pass-Through Interest Holder ....................................       66
  Pass-Through Rate ...............................................        2
  Permitted Investments ...........................................       24
  Plan ............................................................       11
  Plans ...........................................................       77
  Policy Statement ................................................       79
  Premium Regulations .............................................       63
  Prepayment Assumption ...........................................   59, 63
  Property Protection Expenses ....................................       23
  PTCE ............................................................       78
  Rating Agency ...................................................   11, 22
  Ratio Strip Certificates ........................................       74
  Registration Statement ..........................................        2
  Regular Certificates ............................................   11, 58
  Regular Interests ...............................................       11
  Regulations .....................................................       77
  Relief Act ......................................................       52
  REMIC ...........................................................        1
  REMIC Certificates ..............................................       56
  REMIC Provisions ................................................       56
  REMIC Regulations ...............................................       56
  REO Account .....................................................       24
  REO Property ....................................................       22
  Reserve Account .................................................       22
  Reserve Fund ....................................................       38
  Residual Certificate ............................................       66
  Residual Certificates ...........................................       11
  Residual Interests ..............................................       11
  S&P .............................................................       24
  Seller ..........................................................       29
  Senior Certificates .............................................       37
  Servicing Fees ..................................................       73
  Similar Law .....................................................       77
  Simple Interest Loans ...........................................       27
  Single Variable Rate ............................................       59

                                                                        PAGE
                                                                        ----
  Special Servicer ................................................        7
  Special Servicing Fee ...........................................       33
  Specially Serviced Mortgage Loans ...............................       30
  Stripped Certificates ...........................................       72
  Subordinate Certificates ........................................       37
  Tiered REMICs ...................................................       60
  TIN .............................................................       70
  Title V .........................................................       52
  Title VIII ......................................................       53
  Trust Fund ......................................................    1, 22
  Trustee .........................................................    7, 26
  U.S. Person .....................................................       69
  UBTI ............................................................       67
  UCC .............................................................       41
  Underwriter's Exemption .........................................       78
  USTs ............................................................       50
  Voting Rights ...................................................       20

                                [CD/DISK POUCH]











     THE CD-ROM IN THE ENVELOPE ABOVE PROVIDES, IN ELECTRONIC FORMAT (I) THE APPRAISALS OF THE MORTGAGED PROPERTIES KNOWN AS ONE LIBERTY PLAZA (CONTROL NUMBER MLMI-001) AND SHERATON CHICAGO HOTEL & TOWERS (CONTROL NUMBER MLMI-003) AND (II) THE MARKET VALUE STUDIES OF THE 29 MOBILE HOME PARKS SECURING THE MORTGAGE LOAN IDENTIFIED IN ANNEX A OF THIS PROSPECTUS SUPPLEMENT UNDER CONTROL NUMBERS MLMI-002A THROUGH 002AC, IN PDF FORMAT AND FORMS PART OF THE PAPER VERSION OF THIS PROSPECTUS SUPPLEMENT. THE INFORMATION CONTAINED IN THIS CD-ROM DOES NOT APPEAR ELSEWHERE IN PAPER FORM IN THIS PROSPECTUS SUPPLEMENT AND MUST BE CONSIDERED AS PART OF, AND TOGETHER WITH, THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT. THE DISKETTE IN THE ENVELOPE BEHIND THE CD-ROM CONTAINS A FILE: THE FILE "98C2RED.XLS." THE FILE IS A MICROSOFT EXCEL, VERSION 5.0(R) SPREADSHEET THAT PROVIDES, IN ELECTRONIC FORMAT, THE INFORMATION SHOWN IN ANNEX A OF THIS PROSPECTUS SUPPLEMENT. THE INFORMATION CONTAINED IN THE CD-ROM AND ON THE DISKETTE WILL BE FILED BY THE DEPOSITOR WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THE PROSPECTUS SUPPLEMENT, AND IS ALSO AVAILABLE THROUGH THE PUBLIC REFERENCE BRANCH OF THE SECURITIES AND EXCHANGE COMMISSION. ALL OF THE INFORMATION CONTAINED IN THE CD-ROM AND THE DISKETTE IS SUBJECT TO THE SAME LIMITATIONS AND QUALIFICATIONS AS ARE SET FORTH IN THE PAPER PORTION OF THIS PROSPECTUS SUPPLEMENT. PROSPECTIVE INVESTORS ARE STRONGLY URGED TO READ THE PAPER PORTION OF THIS PROSPECTUS SUPPLEMENT IN ITS ENTIRETY PRIOR TO ACCESSING THE CD-ROM AND THE DISKETTE. IF THE CD-ROM AND THE DISKETTE WERE NOT RECEIVED IN A SEALED PACKAGE, THERE CAN BE NO ASSURANCES THAT THEY REMAIN IN THEIR ORIGINAL FORMAT AND SHOULD NOT BE RELIED UPON FOR ANY PURPOSE. PROSPECTIVE INVESTORS MAY CONTACT ANDREA BALKAN OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AT 212-602-7505 TO RECEIVE AN ORIGINAL COPY OF THE CD-ROM.

     MICROSOFT EXCEL(R) IS A REGISTERED TRADEMARK OF MICROSOFT CORPORATION.